Form 10-K405, Exhibit 13
period 1994-12-31
KEYCORP/NEW
filed 1995-03-28
CIK 91576

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


                                   CONTENTS

Management's Discussion and Analysis of
Financial Condition and Results of Operations
  Glossary of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  Performance Overview  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  Group Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      Asset and Liability Management  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Noninterest Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      Noninterest Expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
      Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
      Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
      Asset Quality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
      Deposits and Other Sources of Funds . . . . . . . . . . . . . . . . . . . . . . . .  41
      Liquidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
      Capital and Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
  Fourth Quarter Results  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  Banking Services Data by Region . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Six-Year Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Six-Year Consolidated Statements of Income  . . . . . . . . . . . . . . . . . . . . . . .  48
Report of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Report of Ernst & Young LLP/Independent Auditors  . . . . . . . . . . . . . . . . . . . .  49
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GLOSSARY OF TERMS

CAPITAL COMPONENTS AND RATIOS:

  LEVERAGE RATIO: Tier I capital as a percentage of average quarterly assets, less goodwill and other non-qualifying intangible assets.

  NET RISK-ADJUSTED ASSETS: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off-balance sheet items, less goodwill, other non-qualifying intangible assets, and the non-qualifying portion of the allowance for loan losses.

  TANGIBLE EQUITY: Total shareholders' equity less goodwill and other intangible assets.

  TIER I CAPITAL: The sum of common shareholders' equity (including Common Shares, capital surplus, and retained earnings; excluding net unrealized gains and losses on securities, except for net unrealized losses on marketable equity securities) plus noncumulative perpetual preferred stock, less goodwill and other non-qualifying intangible assets.

  TIER I RISK-ADJUSTED CAPITAL RATIO: The ratio of Tier I capital to net risk-adjusted assets. The Federal regulatory minimum standard for the Tier I risk-adjusted capital ratio is 4.00%.

  TOTAL CAPITAL: The sum of Tier I capital plus Tier II capital (including the qualifying portions of the allowance for loan losses, subordinated debt instruments, and certain hybrid capital instruments).

  TOTAL RISK-ADJUSTED CAPITAL RATIO: The ratio of total capital to net risk-adjusted assets. The Federal regulatory minimum standard for the total risk-adjusted capital ratio is 8.00%.

EARNING ASSETS: The sum of loans, loans held for sale, investment securities, securities available for sale and short-term investments (interest-bearing deposits with banks, Federal funds sold, securities purchased under agreements to resell, and trading account assets).

EFFICIENCY RATIO: Noninterest expense (excluding merger and integration charges and other significant nonrecurring charges) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and certain gains on asset sales).

INTEREST-BEARING LIABILITIES: The sum of interest-bearing deposits, Federal funds purchased, securities sold under repurchase agreements, other short-term borrowings, and long-term debt.

INTEREST RATE SPREAD: The difference between the taxable-equivalent yield on earning assets and the rate paid on interest-bearing liabilities.

INTEREST RATE SWAP: A contract wherein one party pays a fixed rate of interest based on a notional amount to a second party, which pays to the first party a variable rate of interest based on the same notional amount.

MERGER AND INTEGRATION CHARGES: Expenses directly related to mergers and consisting of investment banking and other professional fees; severance payments and other employee costs; systems and facilities costs; and other merger-related costs.

NET INTEREST MARGIN: Taxable-equivalent net interest income as a percentage of average earning assets.

NONPERFORMING ASSETS: The sum of nonperforming loans plus other real estate owned and other nonperforming assets (primarily venture capital investments).

NONPERFORMING LOANS: The sum of loans on a nonaccrual basis (for purposes of interest recognition) plus loans whose repayment criteria have been renegotiated to less-than-market terms due to the inability of the borrowers to repay the loans in accordance with their original terms.

OTHER REAL ESTATE OWNED ("OREO"): Real estate acquired in either actual or, where the borrower's circumstances appear to make actual foreclosure likely, in-substance foreclosures.

OVERHEAD RATIO: Noninterest expense (excluding merger and integration charges and other significant nonrecurring charges) less noninterest income (excluding net securities transactions and certain gains on asset sales) divided by taxable-equivalent net interest income.

RETURN ON AVERAGE TOTAL ASSETS: Net income as a percentage of average total assets.

RETURN ON AVERAGE COMMON EQUITY: Net income, less preferred dividends, as a percentage of average common shareholders' equity.

TAXABLE-EQUIVALENT INCOME: Tax-exempt income which has been adjusted to an amount that would yield the same after-tax income had the income been subject to taxation at the statutory Federal income tax rate.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

INTRODUCTION

The financial information contained in this report reflects the March 1, 1994, merger of KeyCorp, a financial services holding company headquartered in Albany, New York ("old KeyCorp"), and Society Corporation, a financial services holding company headquartered in Cleveland, Ohio ("Society"). In the merger, Society was the surviving corporation, but changed its name to "KeyCorp." The merger of old KeyCorp and Society (the "Merger"), was accounted for as a pooling of interests and, accordingly, the financial information included in the remainder of this discussion and analysis of the financial condition and results of operations of KeyCorp and its subsidiaries (the "Corporation") presents the combined results of old KeyCorp and Society as if the Merger had been in effect for all periods presented.

The Merger, one of the largest financial institution mergers in U.S. history, was successfully completed only five months after the definitive merger agreement had been announced. The resulting "new" KeyCorp is one of the nation's largest and most profitable bank holding companies with total assets of $66.8 billion and equity capital of $4.7 billion at December 31, 1994. It provides banking and other financial services across much of the country's northern tier and in Florida through a network of subsidiaries operating 1,272 full-service banking offices in 13 states, comprising the nation's fifth largest domestic branch network as of December 31, 1994. The banking franchise was expanded to 14 states as a result of the acquisition of BANKVERMONT Corporation on January 27, 1995.

In order to best leverage the capabilities of the new company and to support future earnings growth, a strategic planning process known as "First Choice 2000" was launched in the third quarter of 1994. The purpose of this initiative is to redeploy corporate resources in order to accelerate the growth prospects of the Corporation's most promising businesses. An early decision resulting from First Choice 2000 was to sell the residential mortgage loan servicing operations of KeyCorp Mortgage Inc. ("KMI"), a mortgage banking subsidiary. As a result, the Corporation entered into a definitive agreement to sell KMI's residential mortgage loan servicing operations to NationsBanc Mortgage Corp. (a subsidiary of NationsBank Corp.) on February 22, 1995. The transaction is expected to close by the end of the first quarter of 1995, pending necessary Federal regulatory approvals. The Corporation's pending acquisition of Spears, Benzak, Salomon & Farrell, a New York-based investment management firm, is one example of how management intends to pursue alternative strategic opportunities, such as the asset management business, an area believed to have potential for significant growth.

The remainder of this discussion is devoted to an analysis of the financial condition and results of operations of the Corporation for the periods presented. It should be read in conjunction with the consolidated financial statements and notes thereto, presented on pages 50 through 75 of this report.

PERFORMANCE OVERVIEW

Record earnings were achieved in 1994, despite the adverse impact of a dramatic rise in interest rates during the year. The Corporation recorded net income of $853.5 million, or $3.45 per Common Share, up from previous consecutive records of $709.9 million, or $2.89 per Common Share, recorded in 1993, and $592.1 million, or $2.42 per Common Share, recorded in 1992. These record earnings levels resulted in a return on average common equity for 1994 of 18.87%, up from 17.27% and 16.33% in 1993 and 1992, respectively. The return on average total assets was 1.36% in 1994, 1.24% in 1993 and 1.13% in 1992. Figure 1
presents the primary income and expense components for each of the three years in the period ended December 31, 1994, expressed on a per Common Share basis.

Interest rate increases had a negative impact on both the Corporation's net interest margin, as well as the level of fee

                        FIGURE 1 COMPONENTS OF EARNINGS
                               PER COMMON SHARE
Year ended December 31,
                                                                          Change
                                                                      1994 vs. 1993
                                                                   -------------------
                                 1994       1993         1992       Amount     Percent
- --------------------------------------------------------------------------------------
Interest income                 $18.47     $17.57       $17.87     $  .90        5.1%
Interest expense                  7.39       6.40         7.45        .99       15.5
- --------------------------------------------------------------------------------------
Net interest income              11.08      11.17        10.42       (.09)       (.8)
- --------------------------------------------------------------------------------------
Provision for loan losses          .51        .88         1.44       (.37)     (42.0)
- --------------------------------------------------------------------------------------
Net interest income
  after provision for
  loan losses                    10.57      10.29         8.98        .28        2.7
Noninterest income                3.63       4.18         3.94       (.55)     (13.2)
Noninterest expense               8.92       9.95         9.24      (1.03)     (10.4)
- --------------------------------------------------------------------------------------
Income before
  income taxes                    5.28       4.52         3.68        .76       16.8
Income taxes                      1.77       1.56         1.19        .21       13.5
Cumulative effect of
  accounting change                --          --          .03         --         --
Preferred dividends                .06        .07          .10       (.01)     (14.3)
- --------------------------------------------------------------------------------------
Earnings per
  Common Share                  $ 3.45     $ 2.89       $ 2.42     $  .56       19.4%
                                ======     ======       ======     ======
- --------------------------------------------------------------------------------------

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                                                 FIGURE 2 SELECTED FINANCIAL DATA
                                                                                                                      Compound
                                                                                                                   Annual Rate
dollars in millions,                                                                                                 of Change
except per share amounts       1994            1993           1992          1991          1990          1989        (1989-1994)
- ------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income             $ 4,490.1      $  4,213.9     $  4,198.8    $  4,652.4    $  4,528.8     $  4,410.2            .4%
Interest expense              1,796.8         1,534.9        1,750.1       2,519.4       2,667.7        2,615.8          (7.2)
Net interest income           2,693.3         2,679.0        2,448.7       2,133.0       1,861.1        1,794.4           8.5
Provision for loan losses       125.2           211.7          338.4         466.2         517.2          306.2         (16.4)
Noninterest income              882.6         1,001.7          925.2         849.3         744.2          635.1           6.8
Noninterest expense           2,167.2         2,385.1        2,170.4       2,065.7       1,819.5        1,705.8           4.9
Income before income taxes    1,283.5         1,083.9          865.1         450.4         268.6          417.5          25.2
Net income                      853.5           709.9          592.1         313.7         256.1          286.7          24.4
Net income applicable to
  Common Shares                 837.5           691.8          568.1         297.5         249.0          281.3          24.4
- ------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                  $    3.45      $     2.89     $     2.42    $     1.31    $     1.13     $     1.26          22.3%
Cash dividends                   1.28            1.12            .98           .92           .88            .80           9.9
Book value at year-end          18.88           17.53          15.64         14.10         13.48          13.29           7.3
Market price at year-end        25.00           29.75          32.13         24.75         16.13          17.07           7.9
Dividend payout ratio           37.10%          38.75%         40.50%        70.23%        77.88%         63.49%        (10.2)
Weighted average Common
  Shares (000)              243,067.5       239,775.2      235,004.8     227,116.2     220,078.6      223,901.3           1.7
- ------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                       $46,224.7      $ 40,071.3     $ 36,021.8    $ 35,534.3    $ 34,193.7     $ 31,570.4           7.9%
Earning assets               60,046.5        54,352.7       49,380.8      48,207.9      44,668.2       41,871.4           7.5
Total assets                 66,798.1        59,631.2       55,068.4      53,600.9      49,953.4       47,205.1           7.2
Deposits                     48,564.2        46,499.1       43,433.1      42,835.0      40,935.3       37,375.4           5.4
Long-term debt                3,569.8         1,763.9        1,790.1       1,224.5       1,145.2        1,177.4          24.8
Common shareholders'
  equity                      4,538.5         4,233.6        3,683.3       3,272.4       2,941.7        2,929.1           9.2
Total shareholders'
  equity                      4,698.5         4,393.6        3,927.3       3,516.4       3,025.7        2,979.4           9.5
Full-time equivalent
  employees                    29,211          29,983         29,117        29,509        28,741         28,324            .6
- ------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total
  assets                         1.36%           1.24%          1.13%          .60%          .54%           .64%          N/A
Return on average common
  equity                        18.87           17.27          16.33          9.29          8.39           9.56           N/A
Return on average total
  equity                        18.56           16.95          15.91          9.31          8.41           9.53           N/A
Efficiency                      59.39           60.50          60.96         65.27         66.92          67.09           N/A
Overhead                        46.14           46.85          47.21         52.63         54.58          56.50           N/A
Net interest margin              4.83            5.31           5.31          4.71          4.53           4.64           N/A
- ------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                 7.03%           7.37%          7.13%         6.56%         6.06%          6.31%          N/A
Tangible equity to tangible
  assets                         6.19            6.51           6.11          5.45          4.79           5.39           N/A
Tier I risk-adjusted capital     8.48            8.73           8.56          7.67          6.75            N/A           N/A
Total risk-adjusted capital     11.62           12.22          11.73          9.80          9.17            N/A           N/A
Leverage                         6.63            6.72           6.56          5.97          5.23            N/A           N/A
- ------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain acquisitions and divestitures completed by KeyCorp in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and
Divestitures appearing on page 56.
N/A = Not Applicable

income generated from its mortgage banking, trust and asset management, and insurance and brokerage activities. Steps were taken in the fourth quarter of 1994 and the first quarter of 1995 to reconfigure the balance sheet in order to reduce the Corporation's exposure to further increases in interest rates. These steps included the sale of certain securities during the fourth quarter of 1994, resulting in losses of $23.7 million ($14.3 million after tax, $.06 per Common Share). The balance sheet reconfiguration plans are described in greater detail in the Asset and Liability Management section, beginning on page 26 of this discussion. In 1993, net income was adversely impacted by merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) recorded in the fourth quarter in connection with the Merger. These merger and integration charges are described in greater detail in Note 12, Merger and Integration Charges, on page 66 of this report. Excluding the impact of the securities losses and merger and integration charges referred to above, 1994 net income grew by $77.3 million, or 10%, relative to the previous year. The 1994 improvement reflected a $10.0 million, or .4%, increase in taxable-equivalent net interest income, an $86.5 million, or 41%, decrease in the

                           ------------------------
                           KEYCORP AND SUBSIDIARIES
provision for loan losses and a $99.2 million, or 4%, decrease in noninterest expense. These positive factors were offset in part by a $95.4 million, or 10%, decrease in noninterest income and a $56.0 million, or 15%, increase in tax expense. Adjusting for the securities losses and merger and integration charges referred to previously, the return on average common equity and the return on average total assets were 19.19% and 1.39%, respectively, in 1994, and 19.29% and 1.39%, respectively, in 1993. The efficiency ratio, which measures the extent to which recurring revenues are used to pay operating expenses, improved in 1994, decreasing from 60.50% in 1993 to 59.39%.

Net income in 1992 was also impacted by merger and integration charges. These charges totaled $50.0 million ($34.2 million after tax, $.15 per Common Share) recorded in the first quarter in connection with the merger with Ameritrust Corporation ("Ameritrust") and $42.7 million ($32.4 million after tax, $.14 per Common Share) recorded in the fourth quarter in connection with the merger with Puget Sound Bancorp ("PSB"). Excluding the merger and integration charges in both 1993 and 1992, net income in 1993 grew by $131.8 million, or 20%, relative to the previous year. This 1993 improvement reflected a $221.2 million, or 9%, increase in taxable-equivalent net interest income, a $76.5 million, or 8%, increase in noninterest income and a $126.7 million, or 37%, decrease in the provision for loan losses. Income taxes increased $94.3 million, or 34%, while noninterest expense grew $188.7 million, or 9%, after adjusting for the merger and integration charges in both years. On an adjusted basis, the 1992 return on average common equity, return on average total assets and efficiency ratios were 18.25%, 1.26% and 60.96%, respectively.

The substantially lower provision for loan losses in both 1994 and 1993 reflected continuing improvements in asset quality. Total nonperforming assets were $339.8 million at December 31, 1994, compared with $500.1 million and $900.2 million at December 31, 1993 and 1992, respectively.

Each of the items referred to in this performance overview is more fully described in the following discussion or in the notes to the consolidated financial statements presented on pages 54 through 75 of this report.

GROUP PERFORMANCE
Presented in Figure 3 is a summary of the Corporation's 1994 financial results by primary business group. These financial results were derived from the Corporation's internal profitability reporting system. Where appropriate, funds transfer pricing was used to determine net interest income. Direct overhead costs have been allocated based on standard unit costs and actual volume measurements. A brief description of each of the groups is presented below.

BANKING
In 1994, net income for the Banking Group was $842.6 million. The results reflect KeyCorp's traditional banking

                                                    FIGURE 3 GROUP PERFORMANCE
                                                                 Trust      Insurance
                                              Mortgage       and Asset            and        Eliminations         KeyCorp
dollars in millions                  Banking   Banking      Management      Brokerage           and Other    Consolidated
- -------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
Net interest income (TE)           $ 2,754.5    $ 23.5          $  6.1          $  4.4          $ (36.4)        $ 2,752.1
Provision for loan losses              124.8        --              --              --               .4             125.2
Noninterest income                     479.2     103.9           223.3            64.0             12.2             882.6
Noninterest expense                  1,775.9     126.5           174.1            44.7             46.0           2,167.2
- -------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes (TE)                         1,333.0        .9            55.3            23.7            (70.6)          1,342.3
Income taxes                           434.7      (2.5)           16.2             8.5            (26.9)            430.0
Taxable-equivalent adjustment           55.7        --              .2              .7              2.2              58.8
- -------------------------------------------------------------------------------------------------------------------------
Net income (loss)                  $   842.6    $  3.4          $ 38.9          $ 14.5          $ (45.9)        $   853.5
                                   =========    ======          ======          ======          =======         =========
Efficiency ratio                       54.31%    99.29%          75.90%          65.39%             N/M             59.39%
- -------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Loans1                             $46,785.7    $395.6              --              --          $(601.5)        $46,579.8
Total assets                        66,490.2     835.7          $102.0          $ 71.5           (701.3)         66,798.1
Deposits                            49,054.7       1.5           140.0              .4           (632.4)         48,564.2
- -------------------------------------------------------------------------------------------------------------------------

(1)Includes mortgage loans held for sale.
TE = Taxable Equivalent
N/M = Not Meaningful

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

franchise, delivering consumer and corporate banking services throughout the Corporation's extensive branch network (comprised of 1,272 full-service banking offices throughout 13 states), and increasingly, through alternate delivery systems (e.g., home banking, video banking terminals). In addition to the customary banking services of accepting deposits and making loans, the consumer finance operations of the Banking Group include the following units: small business lending, credit card and merchant services, residential real estate lending, education lending and sales finance functions (including automobile, marine and recreational vehicle loans and lease financing). Corporate banking units include middle market and large corporate lending functions and certain specialty finance activities (including media and health care lending, structured finance, and commercial real estate). The composition of the Corporation's loan portfolio, its other earning assets and sources of funding are discussed in greater detail in the Financial Condition section, beginning on page 33.

MORTGAGE BANKING
Net income for the Mortgage Banking Group totaled $3.4 million in 1994.
KeyCorp engages in mortgage banking activities principally through KMI, a mortgage banking subsidiary which originates, packages, services and sells residential mortgage loans, and, to a lesser extent, services commercial and income property loans. Its business activities are conducted throughout all of the geographic areas in which KeyCorp's banking subsidiaries are located, except Florida. As of December 31, 1994, KMI serviced approximately 390,000 mortgage loans totaling approximately $28 billion. On February 22, 1995, KeyCorp entered into a definitive agreement for the sale of the residential mortgage loan servicing operations of KMI to NationsBanc Mortgage Corp., a NationsBank Corp. subsidiary. The transaction is expected to close by the end of the first quarter of 1995, pending necessary Federal regulatory approvals.
After the sale, KeyCorp will continue to service commercial mortgages and to originate residential mortgage loans through its banking franchise. KeyCorp plans to package and sell the rights to service all residential mortgage loans originated after the KMI sale through a newly formed subsidiary.

TRUST AND ASSET MANAGEMENT
During 1994, the Trust and Asset Management Group recorded net income of $38.9 million. The financial results presented under this group reflect the trust and asset management services provided by the Corporation through its bank and trust company subsidiaries and two registered investment advisory subsidiaries. In 1994, fees from investment advisory services accounted for almost 20% of the Corporation's total trust and asset management income. The Trust and Asset Management Group provides services to institutional and individual clients, including large corporate and public retirement plans, Taft-Hartley plans, foundations and endowments, and high net worth individuals. The above subsidiaries also serve as investment advisers to the Corporation's mutual funds. As of December 31, 1994, the Trust and Asset Management Group serviced assets totaling approximately $64 billion, of which more than $31 billion (excluding corporate trust assets) was managed with investment authority.

INSURANCE AND BROKERAGE
In 1994, net income for the Insurance and Brokerage Group totaled $14.5 million. Through its two insurance subsidiaries and the branch network of its subsidiary banks, the Corporation reinsures credit life and accident and health insurance on loans made by its subsidiary banks. These activities contributed $6.1 million to the group's net income in 1994. Through its brokerage subsidiary, Key Investments Inc., and its four annuity subsidiaries the Corporation also provides investment services and products, including mutual funds, annuities, stocks and bonds, to customers through the branch network, as well as through the Corporation's regional private banking, trust and commercial banking offices. The brokerage subsidiary is one of the largest bank-based brokerage units in the country with more than 275 licensed professionals. The brokerage and annuity activities contributed the remaining $8.4 million of the group's net income in 1994.

ELIMINATIONS AND OTHER
All other activities of the Corporation aggregated a net loss of $45.9 million for 1994. This group is primarily comprised of the parent company (which accounts for a substantial portion of the group's net loss), eliminations of intercompany transactions and certain nonbanking affiliates involved in, among other things, the following activities: information technology and operations, venture capital, and asset management pursuant to contracts with the FDIC. Parent activities include certain centralized functions such as: asset and liability management, corporate audit and control, credit policy and administration, corporate development, corporate finance and treasury, human resources, investor relations, in-house legal counsel, and marketing and strategic planning. The financial condition and results of operations of the parent company are presented in greater detail in Note 18, Condensed Financial Information of the Parent Company, beginning on page 74 of this report.

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income, which is comprised of interest and loan-related fee income less interest expense, is the principal

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

source of earnings for KeyCorp's banking affiliates. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities (both on and off-balance sheet), interest rate fluctuations, and asset quality. To facilitate comparisons in the following discussion, net interest income is presented on a taxable-equivalent basis, which restates tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the Federal statutory income tax rate.

Various components of the balance sheet and their respective yields and rates which affect interest income and expense are illustrated in Figure 6. The information presented in Figure 7 provides a summary of the effect on net interest income of changes in the Corporation's yields/rates and average balances in 1994 and 1993. A more in-depth discussion of changes in earning assets and funding sources is presented in the Financial Condition section beginning on page 33.

Net interest income was $2.8 billion in 1994, up $10.0 million from the prior year. This followed an increase of $221.2 million, or 9%, in 1993 relative to the comparable 1992 period. In 1994, the slight growth in net interest income resulted from a higher level of average earning assets, which was substantially offset by a 48 basis point decline in the net interest margin to 4.83%. The $221.2 million increase in net interest income in 1993 was attributable to earning asset growth.

Average earning assets in 1994 totaled $56.9 billion, which was $5.3 billion, or 10%, higher than the prior year. This followed an increase of $4.1 billion, or 9%, in 1993 in comparison with the previous year. The increase in 1994 reflected the impact of acquisitions as well as internal growth generated in the loan and securities portfolios. Average loans rose $4.4 billion, or 12%, in 1994, while securities (including both investment securities and securities available for sale) were up $1.7 billion, or 14%, relative to the prior year. These increases were partially offset by lower levels of mortgage loans held for sale and short-term investments. As illustrated in Figure 6, the strong growth in loans was attributable to increases in all loan categories. The growth in average earning assets in 1993 also reflected higher levels of loans and securities, which rose $3.0 billion and $958.7 million, respectively. The increase in loans during 1993 can be attributed to growth in real estate loans, student loans held for sale, and lease financing receivables, offset in part by decreases in the consumer and commercial loan portfolios.

As shown in Figures 6 and 8, the net interest margin was 4.83% for 1994, down from 5.31% in both 1993 and 1992. The 48 basis point reduction in the net interest margin was attributable to growth in earning assets (principally new loan originations) at reduced spreads, the replacement (in a lower rate environment) of maturing higher-yielding securities and interest rate swaps, the refinancing by customers of higher-yielding fixed rate mortgage-related assets and a moderately liability-sensitive balance sheet. The replacement of securities and the refinancing of mortgage-related assets occurred primarily during the fourth quarter of 1993 and the first quarter of 1994. Also contributing to the decline in the margin was increased reliance on market-priced funding during 1994. As part of a plan announced in December 1994 to reconfigure the balance sheet, actions taken by management in the 1994 fourth quarter and early in the 1995 first quarter have substantially reduced the Corporation's exposure to further interest rate increases. These recent management actions, including the sales of certain securities, are more fully described in the following Asset and Liability Management section. The net interest margin was unchanged in 1993 in comparison with the prior year as the decrease in the value of interest-free funds offset the impact of an improved interest rate spread and the positive effect of a lower level of nonperforming assets.



FIGURE 4 1994 AVERAGE EARNING ASSETS MIX
Total loans                     76.4%
Short-term investments            .2%
Securities                      23.4%

FIGURE 5 1994 MIX OF FUNDING FOR AVERAGE EARNING ASSETS
Interest-bearing deposits       68.2%
Long-term debt                   3.9%
Short-term borrowings           13.7%
Noninterest-bearing deposits    14.2%

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                               FIGURE 6 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES
Year ended December 31,


                                                1994                                1993                         1992
                                   ------------------------------     -----------------------------   ---------------------------
                                   Average                 Yield/     Average                Yield/   Average              Yield/
dollars in millions                Balance    Interest      Rate      Balance      Interest    Rate   Balance    Interest    Rate
- ----------------------------------------------------------------------------------------------------------------------------------
Assets
Loans1,2
  Commercial, financial and
    agricultural                   $10,594.5    $  924.5    8.73%    $ 9,049.3     $  729.6   8.06%   $10,820.8  $  914.7    8.45%
  Real estate                       18,701.5     1,520.3    8.13      17,611.7      1,478.3   8.39     13,315.3   1,164.7    8.75
  Consumer                           9,892.2       930.9    9.41       8,993.1        926.2  10.30     10,059.7   1,100.1   10.94
  Student loans held for sale        1,553.4       109.1    7.02       1,195.9         77.1   6.45           --        --      --
  Lease financing                    1,930.2       131.5    6.81       1,386.6        109.4   7.89      1,006.3      84.3    8.38
  Foreign                               73.7         3.6    4.91          71.0          4.5   6.37        105.3       6.2    5.89
- ----------------------------------------------------------------------------------------------------------------------------------
    Total loans                     42,745.5     3,619.9    8.47      38,307.6      3,325.1   8.68     35,307.4   3,270.0    9.26
Mortgage loans held for sale           717.6        51.1    7.13       1,054.6         74.0   7.02        717.1      59.4    8.28
Taxable investment securities        7,664.0       507.0    6.61       7,769.5        556.4   7.16      7,985.3     676.9    8.48
Tax-exempt investment securities1    1,579.2       136.2    8.63       1,786.6        158.5   8.87      1,881.1     176.1    9.36
- ----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities      9,243.2       643.2    6.96       9,556.1        714.9   7.48      9,866.4     853.0    8.65
Securities available for sale        4,066.1       228.2    5.50       2,070.0        141.5   6.84        801.0      57.2    7.14
Interest-bearing deposits with
  banks                                 33.6         1.5    4.47         427.0         14.9   3.49        477.4      20.1    4.21
Federal funds sold and security
  resale agreements                     70.8         2.9    4.18         166.4          6.0   3.61        268.9      10.3    3.83
Trading account assets                  39.4         2.1    5.23          16.8           .6   3.37         22.4       1.0    4.46
- ----------------------------------------------------------------------------------------------------------------------------------
    Total short-term investments       143.8         6.5    4.53         610.2         21.5   3.52        768.7      31.4    4.08
- ----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets            56,916.2     4,548.9    7.99      51,598.5      4,277.0   8.29     47,460.6   4,271.0    9.00
Allowance for loan losses             (821.2)                           (803.9)                          (805.9)
Other assets                         6,466.2                           6,256.6                        $ 5,698.2
- ----------------------------------------------------------------------------------------------------------------------------------
                                   $62,561.2                         $57,051.2                        $52,352.9
                                   =========                         =========                        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts      $ 7,196.6       196.8    2.74     $ 7,306.8        189.6   2.59    $ 7,648.2      248.3   3.25
Savings deposits                     7,697.2       204.8    2.66       7,382.9        214.1   2.90      5,320.5      181.3   3.41
NOW accounts                         5,558.6       105.9    1.91       5,314.7        109.6   2.06      4,429.1      120.8   2.73
Certificates of deposit ($100,000
  or more)                           2,992.6       146.2    4.88       3,088.7        138.0   4.47      3,573.3      187.7   5.25
Other time deposits                 12,338.3       543.9    4.41      12,443.2        550.5   4.42     13,382.3      717.2   5.36
Deposits in foreign offices          3,014.7       127.0    4.21       1,018.9         31.5   3.09        367.9       13.7   3.72
- ----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits 38,798.0     1,324.6    3.41      36,555.2      1,233.3   3.37     34,721.3    1,469.0   4.23
Federal funds purchased and
  securities sold under
  repurchase agreements              5,850.4       243.5    4.16       4,378.2        130.2   2.97      4,061.9      142.9   3.52
Other short-term borrowings          1,929.6        90.9    4.71       1,196.2         44.5   3.72        721.8       31.1   4.31
Long-term debt3                      2,233.9       137.8    6.35       1,895.4        126.9   6.96      1,462.6      107.1   7.70
- ----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                   48,811.9     1,796.8    3.69      44,025.0      1,534.9   3.49     40,967.6    1,750.1   4.28
Noninterest-bearing deposits         8,046.2                           7,785.9                          6,661.4
Other liabilities                    1,103.9                           1,051.2                          1,001.4
Preferred stock                        160.0                             183.8                            244.0
Common shareholders' equity          4,439.2                           4,005.3                          3,478.5
- ----------------------------------------------------------------------------------------------------------------------------------
                                   $62,561.2                         $57,051.2                        $52,352.9
                                   =========                         =========                        =========
Interest rate spread                                        4.30                              4.80                           4.72
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
  interest margin (TE)                          $2,752.1    4.83%                  $2,742.1   5.31%              $ 2,520.9   5.31%
                                                ========    ====                   ========   ====               =========   ====
Taxable-equivalent adjustment1                  $   58.8                           $   63.1                      $    72.2
- ----------------------------------------------------------------------------------------------------------------------------------

1Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35% for 1994 and 1993 and 34% for all other years presented.
2For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding.
3Rate calculation excludes ESOP debt.
 N/M = Not Meaningful
 TE = Taxable Equivalent

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


                                                                                                             Compound Annual
                                                                                                              Rate of Change
             1991                                1990                                1989                      (1989-1994)
- -------------------------------     ------------------------------      ------------------------------      -------------------
Average                 Yield/     Average                Yield/       Average                 Yield/      Average
Balance    Interest     Rate       Balance     Interest   Rate         Balance      Interest   Rate        Balance    Interest
- -------------------------------------------------------------------------------------------------------------------------------



$11,753.3  $1,150.2       9.79%    $13,165.0   $1,433.8    10.89%       $14,153.1    $1,667.7   11.78%      (5.6)%    (11.1)%
 12,969.7   1,301.7      10.04      10,248.1    1,098.4    10.72          8,186.3       887.8   10.84       18.0       11.4
  9,519.5   1,144.6      12.02       8,425.9    1,052.4    12.49          7,702.7       973.9   12.64        5.1        (.9)
       --        --         --            --         --       --               --          --      --        N/M        N/M
    822.9      76.6       9.31         714.1       74.2    10.39            656.7        64.7    9.85       24.1       15.2
     84.9       5.9       6.88          79.7        6.9     8.66            108.0        11.6   10.78       (7.4)     (20.8)
- -------------------------------------------------------------------------------------------------------------------------------
 35,150.3   3,679.0      10.47      32,632.8    3,665.7    11.23         30,806.8     3,605.7   11.70        6.8         .1
    498.8      47.0       9.42         312.7       27.7     8.86             79.1         9.4   11.88       55.4       40.3
  7,441.3     678.2       9.11       6,433.3      582.6     9.06          6,186.9       535.5    8.66        4.4       (1.1)
  1,855.5     185.0       9.97       1,928.7      196.9    10.21          2,000.2       203.8   10.19       (4.6)      (7.8)
- -------------------------------------------------------------------------------------------------------------------------------
  9,296.8     863.2       9.28       8,362.0      779.5     9.32          8,187.1       739.3    9.03        2.5       (2.7)
    750.5      59.6       7.94          10.4         .9     8.88             28.8         3.0   10.33      169.1      137.8
    592.0      41.2       6.96       1,040.0       92.1     8.86          1,181.7       111.7    9.45      (50.9)     (57.8)

    726.3      40.6       5.59         589.0       47.4     8.05            364.9        33.2    9.10      (28.0)     (38.4)

     51.5       3.5       6.91          79.9        5.6     7.06             26.2         2.3    8.89        8.5       (2.2)
- -------------------------------------------------------------------------------------------------------------------------------
  1,369.8      85.3       6.23       1,708.9      145.1     8.49          1,572.8       147.2    9.36      (38.0)     (46.4)
- -------------------------------------------------------------------------------------------------------------------------------
 47,066.2   4,734.1      10.06      43,026.8    4,618.9    10.73         40,674.6     4,504.6   11.07        7.0         .2
   (704.4)                            (550.3)                              (462.0)                          12.2
  5,634.2                            4,965.0                              4,689.6                            6.6
- -------------------------------------------------------------------------------------------------------------------------------
$51,996.0                          $47,441.5                            $44,902.2                            6.9
=========                          =========                            =========


$ 6,733.5     342.1       5.08     $ 5,513.1      324.0     5.88        $ 4,655.1       272.2    5.85        9.1       (6.3)
  3,989.4     184.5       4.62       3,682.8      180.3     4.90          3,721.5       185.3    4.98       15.6        2.0
  3,759.6     163.1       4.34       3,368.2      160.2     4.76          3,179.8       151.4    4.76       11.8       (6.9)
  4,911.9     337.0       6.86       5,556.9      453.6     8.16          5,563.7       491.1    8.83      (11.7)     (21.5)

 15,478.5   1,085.2       7.01      13,132.8    1,050.8     8.00         11,409.4       920.1    8.06        1.6      (10.0)
    367.4      23.8       6.48         756.2       61.9     8.19            653.0        58.6    8.97       35.8       16.7
- -------------------------------------------------------------------------------------------------------------------------------
 35,240.3   2,135.7       6.06      32,010.0    2,230.8     6.97         29,182.5     2,078.7    7.12        5.9       (8.6)


  3,807.4     213.7       5.61       3,505.3      272.3     7.77          3,843.3       337.3    8.78        8.8       (6.3)
  1,188.2      74.5       6.27         812.9       67.5     8.30            907.9        81.1    8.93       16.3        2.3
  1,220.0      95.5       8.32       1,164.3       97.1     8.89          1,297.4       118.7    9.40       11.5        3.0
- -------------------------------------------------------------------------------------------------------------------------------

 41,455.9   2,519.4       6.09      37,492.5    2,667.7     7.13         35,231.1     2,615.8    7.43        6.7       (7.2)
  6,228.5                            6,059.0                              5,907.3                            6.4
    942.7                              845.5                                754.1                            7.9
    166.3                               74.6                                 68.9                           18.4
  3,202.6                            2,969.9                              2,940.8                            8.6
- -------------------------------------------------------------------------------------------------------------------------------
$51,996.0                          $47,441.5                            $44,902.2                            6.9%
=========                          =========                            =========
                          3.97                              3.60                                 3.64
- -------------------------------------------------------------------------------------------------------------------------------
           $2,214.7       4.71%                $1,951.2     4.53%                    $1,888.8    4.64%                  7.8%
           ========       ====                 ========     ====                     ========    ====

           $   81.7                            $   90.1                              $   94.4                          (9.0)%
- -------------------------------------------------------------------------------------------------------------------------------

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                                        FIGURE 7 COMPONENTS OF NET INTEREST INCOME CHANGES
Year ended December 31,
                                             1994 vs. 1993                       1993 vs. 1992
                                   -------------------------------     ----------------------------------
                                   Average     Yield/          Net     Average       Yield/           Net
in millions                         Volume       Rate       Change      Volume        Rate         Change
- ---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                              $377.5     $  (82.7)    $294.8     $267.8      $(212.7)      $  55.1
Mortgage loans held for sale       (24.0)          1.1      (22.9)      24.7        (10.1)         14.6
Taxable investment securities       (7.4)        (42.0)     (49.4)     (17.9)      (102.6)       (120.5)
Tax-exempt investment securities   (18.0)         (4.3)     (22.3)      (8.6)        (9.0)        (17.6)
Securities available for sale      115.8         (29.2)      86.6       86.8         (2.5)         84.3
Short-term investments             (19.9)          5.0      (14.9)      (5.9)        (4.0)         (9.9)
- ---------------------------------------------------------------------------------------------------------
    Total interest income (TE)     424.0        (152.1)     271.9      346.9       (340.9)          6.0

INTEREST EXPENSE
Money market deposit accounts       (2.9)         10.1        7.2      (10.7)       (48.0)        (58.7)
Savings deposits                     8.9         (18.2)      (9.3)      62.7        (29.9)         32.8
NOW accounts                         4.8          (8.5)      (3.7)      21.5        (32.7)        (11.2)
Certificates of deposit ($100,000
  or more)                          (4.4)         12.6        8.2      (23.6)       (26.1)        (49.7)
Other time deposits                 (4.6)         (2.0)      (6.6)     (47.8)      (118.9)       (166.7)
Deposits in foreign offices         80.6          14.9       95.5       20.5         (2.7)         17.8
- ---------------------------------------------------------------------------------------------------------
    Total interest-bearing
      deposits                      82.4           8.9       91.3       22.6       (258.3)       (235.7)
Federal funds purchased and
  securities sold under
  repurchase agreements             51.8          61.5      113.3       10.6         (23.3)       (12.7)
Other short-term borrowings         32.3          14.1       46.4       18.1         (4.7)         13.4
Long-term debt                      21.4         (10.5)      10.9       29.6         (9.8)         19.8
- ---------------------------------------------------------------------------------------------------------
    Total interest expense         187.9          74.0      261.9       80.9       (296.1)       (215.2)
- ---------------------------------------------------------------------------------------------------------
    Net interest income (TE)      $236.1       $(226.1)    $ 10.0     $266.0      $ (44.8)      $ 221.2
                                  ======       =======     ======     ======      =======       =======
- ---------------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
TE = Taxable Equivalent

The Corporation uses portfolio interest rate swaps in the management of its interest rate sensitivity position. The notional amount of such swaps increased to $10.5 billion at December 31, 1994, up from $8.4 billion at December 31, 1993, and $5.0 billion at December 31, 1992. Interest rate swaps contributed $98.6 million to net interest income and added 17 basis points to the net interest margin in 1994 compared with contributions of $140.3 million and 27 basis points in 1993 and $93.8 million and 20 basis points in 1992. The manner in which interest rate swaps are used in the Corporation's overall program of asset and liability management is described in the following Asset and Liability Management section.

ASSET AND LIABILITY MANAGEMENT

ASSET/LIABILITY MANAGEMENT COMMITTEE
The Corporation manages its exposure to economic loss from fluctuations in interest rates through an active program of asset and liability management pursuant to guidelines established by the Corporation's Asset/Liability Management Committee ("ALCO"). The
ALCO has the responsibility for approving the asset/liability management policies of the Corporation, initiating changes in the balance sheet that could result in deviations from the policies, formulating and implementing strategies to improve balance sheet

FIGURE 8 NET INTEREST MARGIN
                                1990     1991     1992     1993    1994
Yield on earning assets         10.73%  10.06%   9.00%     8.29%  7.99%
Cost of funds                    7.13    6.09    4.28      3.49   3.69
Net interest margin              4.53    4.71    5.31      5.31   4.83


                                                     ------------------------
                                                     KEYCORP AND SUBSIDIARIES

                                                FIGURE 9 INTEREST RATE GAP ANALYSIS
December 31, 1994
                                               1 to 90      91 to 180      181 to 365       1 to 5        Over 5
dollars in millions                              Days          Days            Days          Years        Years          Total
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Loans (including mortgage
   loans held for sale)                      $21,135.5      $ 2,897.4       $ 4,924.9      $13,614.5     $4,007.5      $46,579.8
 Investment securities                           532.0        2,075.0           641.9        5,830.6      1,196.1       10,275.6
 Securities available for sale                    53.2          154.5            63.9          918.8      1,330.6        2,521.0
 Short-term investments                          669.9             .1              --             --           --          670.0
 Other assets                                  1,556.6          418.4              --        2,157.7      2,619.0        6,751.7
- --------------------------------------------------------------------------------------------------------------------------------
  Total assets                                23,947.2        5,545.4         5,630.7       22,521.6      9,153.2       66,798.1
- --------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-bearing deposits                    991.1             --              --        8,144.6           --        9,135.7
 Interest-bearing deposits                    14,901.0        2,718.7         1,378.9       20,164.7        265.2       39,428.5
 Borrowed funds                                7,325.4          851.3           600.0        3,173.1        396.7       12,346.5
 Other liabilities                               460.5          169.4              --             --        559.0        1,188.9
 Shareholders' equity                               --             --              --             --      4,698.5        4,698.5
- --------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity  23,678.0        3,739.4         1,978.9       31,482.4      5,919.4       66,798.1
- --------------------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts                  (5,677.5)      (1,119.7)         (851.4)       3,679.4      3,969.2             --
- --------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap                         $(5,408.3)      $  686.3       $ 2,800.4      $(5,281.4)    $7,203.0             --
Cumulative gap                               $(5,408.3)     $(4,722.0)      $(1,921.6)     $(7,203.0)          --             --
- --------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a % of earning assets          (9.01)%        (7.86)%         (3.20)%       (12.00)%         --             --
- --------------------------------------------------------------------------------------------------------------------------------

positioning and/or earnings, and reviewing the interest rate sensitivity positions of the Corporation and each of its affiliate banks. The ALCO meets twice monthly to conduct this review and to approve strategies consistent with its policies.

The primary tool utilized by management to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations of changes in interest rates over one-and two-year time horizons has enabled management to develop strategies for managing exposure to interest rate risk. In its simulations, management estimates the impact on net interest income of pro forma 100 and 200 basis point changes in the overall level of interest rates. These estimates are based on a large number of assumptions related to loan and deposit growth, prepayments, interest rates, and other factors. Management believes that both individually and in the aggregate these assumptions are reasonable and conservative, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure. ALCO guidelines provide that a gradual 200 basis point increase or decrease in short-term rates over the next twelve-month period should not result in more than an estimated 2% impact on net interest income from what net interest income would have been if interest rates did not change. As discussed in the following Recent Management Actions section, the Corporation is within these guidelines as a result of actions taken during the fourth quarter of 1994 and early in 1995.

The simulation model is supplemented with a more traditional tool used in the banking industry for measuring interest rate risk known as interest rate sensitivity gap ("gap") analysis. This tool measures the difference between assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing during specified time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates. Conversely, a liability-sensitive position, where rate-sensitive liabilities exceed the amount of rate-sensitive assets repricing or maturing within applicable time frames, would generally imply a favorable impact on net interest income in periods of declining interest rates. The interest rate gap analysis table shown in Figure 9 presents the gap position (including the impact of interest rate swap contracts) of the Corporation at December 31,1994. Gap analysis has several limitations. For example, it does not take into consideration the varying degrees of interest rate sensitivity pertaining to the assets and liabilities that reprice within very short time frames or the various spreads on different assets and liabilities maturing within a given time frame, whereas such characteristics are considered in the simulation model. Thus, at December 31, 1994, the cumulative adjusted interest rate sensitivity gap within the one-year time frame indicated that the Corporation had a higher level of liability sensitivity than that demonstrated by the more sophisticated simulation model.

                           KEYCORP AND SUBSIDIARIES

                    FIGURE 10 INTEREST RATE SWAP PORTFOLIO
                                                                        December 31, 1994                       December 31, 1993
                                                -------------------------------------------------------------  -------------------
                                                NOTIONAL        FAIR   MATURITY(1)   WEIGHTED  AVERAGE RATE     Notional   Fair
dollars in millions                              AMOUNT        VALUE     (YEARS)      RECEIVE      PAY           Amount    Value
==================================================================================================================================
Receive fixed/pay variable-indexed amortizing   $ 5,786.6     $(341.7)    4.6         6.40%      6.14%           $5,250.0   $ 6.7
Receive fixed/pay variable-conventional           3,010.2      (199.6)    6.2         6.49       6.31             2,309.0    53.5
Pay fixed/receive variable-conventional           1,456.5        11.5     1.2         6.26       7.31               150.0    (8.7)
Basis swaps                                         200.0          .1      .3         5.56       4.64               150.0      --
Forward-starting                                       --          --      --           --         --               500.0     1.5
- ----------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                          10,453.3      (529.7)    4.4         6.39       6.32             8,359.0    53.0
Customer swaps                                    1,248.3         2.0     3.4         6.19       6.30             1,214.0     4.2
- ----------------------------------------------------------------------------------------------------------------------------------
  Total interest rate swaps                     $11,701.6     $(527.7)    4.3         6.37%      6.32%           $9,573.0   $57.2
                                                =========     =======                                            ========   =====
==================================================================================================================================

(1)Maturity is based upon expected average lives rather than contractual terms.

RECENT MANAGEMENT ACTIONS
Due, in large part, to the rapid increase in interest rates which occurred during the second half of 1994, the Corporation's liability sensitive position was estimated to be moderately in excess of the ALCO guidelines at the time plans were announced in December 1994 to reconfigure the balance sheet. These plans provide for the implementation of a combination of strategies which may include: (a) reconfiguring the securities available for sale portfolio to enhance its overall yield and to improve its responsiveness to rising interest rates, (b) securitizing and/or selling certain fixed-rate loans, (c) allowing certain fixed-rate loans and securities to mature without reinvestment, and (d) promoting fixed-rate market funding to support assets with similar rate structures. Implementation of the balance sheet reconfiguration plans began during the fourth quarter of 1994 with the sale of $877.7 million of securities with an aggregate weighted average yield of 5.67%. This was followed by the first quarter 1995 sale of $1.2 billion of securities with an aggregate weighted average yield of 6.24%. In addition, over these two quarters the Corporation executed $2.1 billion of portfolio interest rate swaps that receive a variable rate and pay a fixed rate, and terminated $1.6 billion of portfolio interest rate swaps that received a fixed rate and paid a variable rate. During the fourth quarter of 1994 and the first quarter of 1995, the Corporation also issued fixed-rate debt totaling $245.0 million. The actions taken during the fourth quarter reduced the Corporation's estimated liability sensitive position to within the ALCO guidelines, while the additional actions taken during the first quarter of 1995 further reduced the Corporation's liability sensitive position such that a 200 basis point increase in interest rates over the next twelve-month period would have an approximate 1% negative impact on net interest income, according to the simulation model.

INTEREST RATE SWAP CONTRACTS
The Corporation's core lending and deposit-gathering businesses tend to generate significantly more fixed-rate deposits than fixed-rate interest-earning assets. Left unaddressed, this tendency would place the Corporation's earnings at risk to declining interest rates as interest-earning assets would reprice faster than would interest-bearing liabilities. In addition to the Corporation's securities portfolio, management has utilized portfolio interest rate swaps to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The decision to use portfolio interest rate swaps versus

        Figure 11 Portfolio Swaps by Interest Rate Management Strategy
December 31,                                                     1994                  1993
                                                          -----------------       ---------------
                                                           NOTIONAL   FAIR        Notional   Fair
in millions                                                AMOUNT     VALUE       Amount     Value
==================================================================================================
Convert variable rate loans to fixed                     $ 7,146.6  $(470.6)   $7,005.0    $32.0
Convert fixed rate liabilities to variable                 1,650.2    (70.7)    1,054.0     29.7
Convert variable rate liabilities to fixed                 1,456.5     11.5       150.0     (8.7)
Other                                                        200.0       .1       150.0       --
- --------------------------------------------------------------------------------------------------
  Total portfolio swaps                                  $10,453.3  $(529.7)   $8,359.0    $53.0
                                                         =========  =======    ========    =====
==================================================================================================

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                       FIGURE 12 PORTFOLIO SWAP ACTIVITY
Year ended December 31, 1994                          Receive Fixed
                                              --------------------------
                                                                                                                             Total
                                                 Indexed                         Pay Fixed-        Basis       Forward-   Portfolio
in millions                                   Amortizing     Conventional        Conventional      Swaps       Starting       Swaps
===================================================================================================================================
Balance at beginning of year                 $5,250.0          $2,309.0        $  150.0         $150.0      $500.0        $ 8,359.0
  Additions                                   3,750.0           2,163.0         1,806.5          200.0        50.0          7,969.5
  Maturities                                   (600.0)         (1,511.8)         (100.0)        (150.0)         --         (2,361.8)
  Terminations                               (2,500.0)               --          (400.0)            --      (500.0)        (3,400.0)
  Forward-starting becoming effective              --              50.0              --             --       (50.0)              --
  Amortization                                 (113.4)               --              --             --          --           (113.4)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                       $5,786.6          $3,010.2        $1,456.5         $200.0      $   --        $10,453.3
                                             ========          ========        ========         ======      =======       =========
===================================================================================================================================

on-balance sheet securities to manage interest rate risk has depended on various factors, including funding costs, liquidity, and capital requirements. As summarized in Figure 10, the Corporation's portfolio swaps totaled $10.5 billion at December 31, 1994, and consisted principally of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate.

Conventional interest rate swap contracts involve the receipt of amounts based on fixed or variable rates in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of the index at each payment review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. Under basis swap contracts, interest payments based on different floating indices are exchanged. At December 31, 1994, the Corporation was not party to any forward-starting swaps, which are interest rate swaps with contractual terms that commence at a specified future date.

In addition to portfolio swaps, the Corporation has entered into interest rate swap contracts to accommodate the needs of its customers, typically commercial loan customers. The Corporation offsets the interest rate risk of customer swaps by entering into offsetting swaps with third parties. These offsetting swaps are also included in the customer swap portfolio. Adjustments to fair values of customer swaps are included in noninterest income. The $1.2 billion notional amount of customer swaps presented in Figure 10 includes $569.3 million of interest rate swaps that receive a fixed rate and pay a variable rate and $674.7 million of interest rate swaps that pay a fixed rate and receive a variable rate.

The total notional amount of all interest rate swap contracts outstanding was $11.7 billion and $9.6 billion at December 31, 1994 and 1993, respectively. The weighted average rates presented in Figure 10 are those in effect at December 31, 1994. As of that date, portfolio interest rate swaps were providing a slightly positive contribution to net interest income (since the weighted average rate received exceeded the weighted average rate paid by .07%) even though the portfolio had an aggregate negative fair value of $529.7 million at the same date. The aggregate fair value was estimated through the use of discounted cash flow models which contemplate interest rates using the applicable forward yield curve. The estimated fair value of the Corporation's interest rate swap portfolio decreased in 1994 from a positive fair value of $57.2 million at December 31, 1993. The decrease in fair value over the past year reflected the impact of the increase in interest rates and the financial markets' expectations, which may or may not materialize, with respect to future interest rate levels.


           FIGURE 13 EXPECTED AVERAGE MATURITIES OF PORTFOLIO SWAPS
December 31, 1994                                     Receive Fixed
                                              -------------------------                                               Total
                                                 Indexed                       Pay Fixed-          Basis          Portfolio
in millions                                   Amortizing   Conventional       Conventional         Swaps              Swaps
============================================================================================================================
Due in one year or less                       $   27.6     $  495.0              $1,075.0          $200.0         $ 1,797.6
Due after one though five years                4,109.9        640.2                 381.5              --           5,131.6
Due after five through ten years               1,649.1      1,875.0                    --              --           3,524.1
- ----------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                       $5,786.6     $3,010.2              $1,456.5          $200.0         $10,453.3
                                              ========     ========              ========          ======         =========
============================================================================================================================

                                      29

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                         FIGURE 14 MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES ININTEREST RATES
December 31, 1994
                                                  Within            1-5                 Over
in millions                                       1 Year          Years              5 Years             Total
==============================================================================================================
Commercial, financial and agricultural           $6,334.8        $2,835.9          $ 1,019.9         $10,190.6
Real estate-construction                            715.0           463.3              108.9           1,287.2
Real estate-commercial and residential            2,260.0         6,636.2           11,445.8          20,342.0
Foreign                                              45.4             4.7               47.3              97.4
- --------------------------------------------------------------------------------------------------------------
                                                 $9,355.2        $9,940.1          $12,621.9         $31,917.2
                                                 ========        ========          =========         =========

Loans with floating or adjustable rates                          $5,516.9          $ 5,460.4
Loans with predetermined interest rates                           4,423.2            7,161.5
- --------------------------------------------------------------------------------------------------------------
                                                                 $9,940.1          $12,621.9
                                                                 ========          =========
==============================================================================================================

In effect, the fair value at any given date represents the estimated net cost which would be recognized if the portfolio were to be liquidated at that date. Because the portfolio interest rate swaps are used to alter the repricing or maturity characteristics of specific assets and liabilities, the net unrealized gains and losses related to the swaps are not recognized in earnings. A summary of the notional and fair values of portfolio swaps by interest rate management strategy at December 31, 1994, is presented in Figure 11.

During 1994, swaps with an aggregate notional amount of $3.4 billion were terminated, resulting in net deferred losses of $44.9 million. In January 1995, an additional $57.8 million in net deferred losses was recorded in connection with the termination of swaps with an aggregate notional amount of $1.3 billion. Such losses are amortized, generally, over the projected remaining life of the related swap contract at its termination. Each swap was terminated in response to a unique set of circumstances and for various reasons; however, the decision to terminate a swap contract is strategically integrated with asset and liability management and other appropriate processes.

The notional amount of the interest rate swap contracts represents only an agreed upon amount on which calculations of interest payments to be exchanged are based. It does not represent the potential for gain or loss on such positions. Similarly, the notional amount is not indicative of the market risk or the credit risk of the positions held. Credit risk is the possibility that the counterparty will not meet the terms of the swap contract and is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. The credit risk exposure to the counterparty on each interest rate swap is monitored by the appropriate banking affiliate credit committee. Based upon detailed credit reviews of the counterparties, these committees establish limits on the total credit exposure the Corporation may have with each counterparty and determine whether collateral is required.

                                                   FIGURE 15 NONINTEREST INCOME
Year ended December 31,
                                                                                    Change 1994 vs 1993
                                                                                    -------------------
dollars in millions                             1994          1993        1992       Amount     Percent
=======================================================================================================
Service charges on deposit accounts            $263.2       $  252.5     $236.6     $  10.7      4.2%
Trust and asset management income               219.8          244.6      250.8       (24.8)   (10.1)
Mortgage banking income                          88.0          127.9       97.6       (39.9)   (31.2)
Credit card fees                                 76.2           73.5       80.9         2.7      3.7
Insurance and brokerage income                   58.6           65.7       50.1        (7.1)   (10.8)
Special asset management fees                    17.3           46.0        5.9       (28.7)   (62.4)
Net securities gains (losses)                   (14.7)          28.3       14.6       (43.0)  (151.9)
Gains on certain asset sales                       --           29.4       22.9       (29.4)  (100.0)
Other income:
  Venture capital gains                          16.6            (.8)        .8        17.4      N/M
  International fees                             17.3           21.4       20.5        (4.1)   (19.2)
  Miscellaneous                                 140.3          113.2      144.5        27.1     23.9
- -------------------------------------------------------------------------------------------------------
    Total other income                          174.2          133.8      165.8        40.4     30.2
- -------------------------------------------------------------------------------------------------------
    Total noninterest income                   $882.6       $1,001.7     $925.2     $(119.1)   (11.9)%
                                               ======       =========    ======     =======
=======================================================================================================

N/M = Not Meaningful

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


At December 31, 1994, the Corporation had 21 different counterparties to portfolio swaps and swaps entered into to offset the risk of customer swaps. Of these counterparties, the Corporation had an aggregate credit exposure of $21.2 million to only seven, with the largest credit exposure to an individual counterparty amounting to $14.2 million. The portfolio swap activity for the year ended December 31, 1994, is summarized in Figure 12 and the expected average maturities of the portfolio swaps at December 31, 1994, are summarized in Figure 13.

NONINTEREST INCOME

As shown in Figure 15, noninterest income totaled $882.6 million in 1994, down $119.1 million, or 12%, from the prior year. Excluding, for comparative purposes, noncore items consisting of special asset management fees, net securities gains and losses, and a $29.4 million gain on the 1993 sale of Ameritrust Texas Corporation ("ATC"), noninterest income for 1994 was $880.0 million, down $18.0 million, or 2%, from the previous year. Adjusting for special asset management fees, net securities gains and gains on certain asset sales in 1992, core noninterest income in 1993 rose $16.2 million, or 2%, relative to the prior year. The gains on certain asset sales in 1992 were primarily from the sale of branch offices and loans. Special asset management fees are earned in connection with loan collection and asset disposition work performed by two affiliate companies, Niagara Asset Corporation and Niagara Portfolio Management Corp., under asset management contracts with the Federal Deposit Insurance Corporation ("FDIC"). As collections and asset dispositions occur, the assets remaining to be liquidated are reduced, along with the related potential fee income. In 1994, the level of these fees decreased significantly from the prior year since most of the FDIC assets under contract had been liquidated prior to 1994. These balances will continue to decline through the third quarter of 1995 when the contracts are scheduled to be terminated. The net securities losses for 1994 resulted from the balance sheet reconfiguration, previously discussed in the Asset and Liability Management section beginning on page 26. The overall decrease in core noninterest income was moderated by the impact of five acquisitions completed during 1994.

Primary factors contributing to the decrease in core noninterest income were trust and asset management income and mortgage banking income which declined $24.8 million and $39.9 million, respectively, from 1993. These decreases were partially offset by a $10.7 million increase in service charges on deposit accounts and a $40.4 million increase in other income.

Trust and asset management income, including fees associated with investment advisory services, continued to be a major source of noninterest revenue. After giving effect to the sale of ATC, which contributed approximately $33.6 million to trust income in 1993, trust income was up $8.8 million, or 4%, from the prior year. The sale of ATC reduced managed trust assets by approximately $4 billion. At December 31, 1994, the Corporation, through its bank and trust company subsidiaries and its registered investment advisory subsidiaries, managed assets (excluding corporate trust assets) of more than $31 billion. In 1994, fees from investment advisory services accounted for almost 20% of the Corporation's total trust and asset management income.


                      FIGURE 16 MORTGAGE BANKING INCOME
Year ended December 31,
                                                                          Change 1994 vs 1993
                                                                         --------------------
in millions                            1994       1993        1992       Amount       Percent
=============================================================================================
Servicing fees(1)                      $34.3      $ 10.2       $47.6      $ 24.1       236.3%
Origination fees                        26.9        58.9        22.5       (32.0)      (54.3)
Late fees and other                     18.8        21.8        18.9        (3.0)      (13.8)
Gains on sales of loans                  4.9        11.0         8.6        (6.1)      (55.5)
Gains on sales of
  servicing rights                       3.1        26.0          --       (22.9)      (88.1)
- ---------------------------------------------------------------------------------------------
  Total mortgage
    banking income                     $88.0      $127.9       $97.6      $(39.9)      (31.2)%
                                       =====      ======       =====      ======
=============================================================================================

(1)Net of mortgage servicing rights amortization.

As indicated in Figure 16, the decline in mortgage banking income was primarily due to a significant decrease in origination fees reflecting the industry-wide decline in origination activity from the record levels experienced in 1993, and lower gains from the sales of servicing rights and loans. During 1994, certain fees generated by the mortgage banking business were reclassified from other noninterest income to mortgage banking income. This reclassification was made to prior period amounts to conform to the current year presentation. The amount of fees reclassified in 1993 and 1992 were $34.3 million and $8.9 million, respectively. Total noninterest income, as previously reported, did not change. In October 1994, the Corporation announced that it was exploring the sale of its mortgage banking subsidiary, citing the mortgage banking industry's increasingly large business volume requirements for future profitable deployment of capital. On February 22, 1995, the Corporation entered into a definitive agreement to sell the residential mortgage loan servicing operations of the mortgage banking subsidiary. This agreement is discussed in greater detail in
Note 2, Mergers, Acquisitions and Divestitures, on page 56 of this report.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


In 1994, service charges on deposit accounts increased $10.7 million, or 4%, following an increase of $15.9 million, or 7%, in 1993. The 1994 increase reflected the impact of acquisitions and the repricing of fees by certain bank affiliates. Factors contributing to the improvement in the prior year were a larger base of business, pricing strategies and other initiatives designed to offset higher costs associated with the servicing of these accounts.

Other income increased $40.4 million, or 30%, in 1994, following a decrease of $32.0 million, or 19%, in 1993. The 1994 increase in other income included a $17.4 million increase in venture capital gains and a $27.1 million increase in miscellaneous other income. The increase in miscellaneous other income reflected a higher level of recoveries of fees, expenses and interest in excess of amounts previously charged-off, increased gains on loans held for sale, and growth in various other categories of miscellaneous income. In 1993, other income was affected by the receipt of a $7.7 million settlement with the FDIC relating to a prior acquisition and a $3.2 million gain on the sale of a credit investigation company.

NONINTEREST EXPENSE

Noninterest expense, as shown in Figure 17, totaled $2.2 billion in 1994, down $217.9 million, or 9%, from the 1993 level. Excluding, for comparative purposes, net OREO expense, merger and integration charges recorded in 1993 and certain other nonrecurring charges totaling $34.4 million in 1993, core noninterest expense in 1994 was down $24.2 million, or 1%, from the prior year. The 1993 merger and integration charges totaled $118.7 million and the other nonrecurring charges primarily included $21.6 million related to various systems conversion costs, $7.0 million of facilities-related charges and $4.0 million associated with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The $24.2 million decrease in core noninterest expense was primarily due to decreases in personnel expense, professional fees and other expense, offset in part by an increase in net occupancy expense.

Personnel expense decreased $11.5 million, or 1%, in 1994 following an increase of $93.6 million, or 10%, in 1993 over 1992. The decrease in 1994 was the result of a 3% decline in the number of full-time equivalent employees, the impact of the ATC divestiture, the integration of certain old KeyCorp and Society operations and lower costs associated with contracted or temporary personnel. The increase in 1993 reflected the impact of acquisitions completed during the year and the adoption of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," on January 1, 1993, which added $8.2 million to employee benefits expense in 1993. SFAS No. 106 and SFAS No. 112 are more fully described in Note 13, Employee Benefits on page 66 of this report. At December 31, 1994, the number of full-time equivalent employees was 29,211, compared with 29,983 and 29,117 at the end of 1993 and 1992, respectively.

                                                   FIGURE 17 NONINTEREST EXPENSE
Year ended December 31,
                                                                                          Change 1994 vs 1993
                                                                                          --------------------
dollars in millions                                   1994         1993        1992        Amount      Percent
==============================================================================================================
Personnel                                             $1,059.9     $1,071.4     $  977.8    $ (11.5)    (1.1)%
Net occupancy                                            216.9        204.2        189.7       12.7      6.2
Equipment                                                158.0        161.3        151.6       (3.3)    (2.0)
FDIC insurance assessments                                98.7         98.7         96.2         --       --
Professional fees                                         50.0         53.3         76.0       (3.3)    (6.2)
OREO expense (net of income of $5.3, $14.4, $11.5)         2.5         43.1         43.5      (40.6)   (94.2)
Merger and integration charges                              --        118.7         92.7     (118.7)  (100.0)
Other expense:
  Marketing                                               58.6         60.4         49.9       (1.8)    (3.0)
  Amortization of intangibles                             58.5         58.1         61.7         .4       .7
  Miscellaneous                                          464.1        515.9        431.3      (51.8)   (10.0)
- --------------------------------------------------------------------------------------------------------------
    Total other expense                                  581.2        634.4        542.9      (53.2)    (8.4)
- --------------------------------------------------------------------------------------------------------------
      Total noninterest expense                       $2,167.2     $2,385.1     $2,170.4    $(217.9)    (9.1)%
                                                      ========     ========     ========    =======
Full-time equivalent employees                          29,211       29,983       29,117
Efficiency ratio                                         59.39%       60.50%       60.96%
Overhead ratio                                           46.14        46.85        47.21
==============================================================================================================

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


The $3.3 million, or 6%, decrease in professional fees in 1994 reflected lower costs for legal and consulting services, while the $18.8 million, or 3%, decrease in other expense (excluding the 1993 nonrecurring charges) was due to declines in various categories of operating expense. The $12.7 million, or 6%, increase in net occupancy expense in 1994 reflected the impact of acquisitions as well as the opening of a new operations center late in 1993.

Merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) and $92.7 million ($66.6 million after tax, $.29 per Common Share) were recorded in 1993 and 1992, respectively. The 1993 charges included accruals for expenses, primarily consisting of investment banking and other professional fees directly related to the Merger ($20.5 million); severance payments and other employee costs ($49.6 million); systems and facilities costs ($35.7 million); and other costs incident to the Merger ($12.9 million). Of the total $118.7 million in reserves, $33.5 million remained at December 31, 1994. The merger and integration charges recorded in connection with the PSB and Ameritrust mergers in 1992 were similar in nature.

At the time of the Merger, it was expected that cost savings would be achieved by the Corporation at an annual rate of $100 million by the end of the first quarter of 1995. As of December 31, 1994, management anticipates that these cost savings, which result from the integration of operations and from efficiencies in certain combined lines of business, will be achieved at the expected annual rate in the first quarter of 1995, as planned.

One measure used in the banking industry to assess the level of noninterest expense is the efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses. The efficiency ratios for 1994, 1993 and 1992, as shown in Figure 17, were 59.39%, 60.50% and 60.96% respectively. The improvement in the Corporation's efficiency ratios reflected, in large part, the success achieved in reducing overhead costs through the successful integration of banking companies and systems.

INCOME TAXES

The provision for income taxes for 1994 was $430.0 million, compared with $374.0 million in 1993 and $279.6 million in 1992. The increases in both 1994 and the prior year resulted from an increase in the level of taxable earnings. The Omnibus Budget Reconciliation Act of 1993 (the "Act"), which was signed into law on August 10, 1993, includes a number of items which impacted the Corporation's Federal income tax provision. Primary among these items was a retroactive increase in the Federal statutory tax rate from 34% to 35% as of January 1, 1993. In addition, the Act places certain limitations on deductible expenses which took effect in 1994. The effective tax rate (provision for income taxes as a percentage of income before income taxes) was 33.5% in 1994, 34.5% in 1993 and 32.3% in 1992. The effective tax rate was less than the Federal statutory rate primarily due to tax-exempt income from certain securities and loans. The lower 1994 effective tax rate in comparison to the prior year reflected the relatively high level of non-deductible expenses included in the 1993 merger and integration charges associated with the Merger.

FINANCIAL CONDITION

LOANS

At December 31, 1994, total loans outstanding were $46.2 billion, up from $40.0 billion at December 31, 1993, and $36.0 billion at December 31, 1992, as shown in Figure 20. The $6.2 billion, or 15%, increase from the year-end 1993 level was primarily internally generated and only to a small degree attributable to the impact of acquisitions which were completed by the Corporation during 1994. These acquisitions included The Bank of Greeley and Commercial

                   FIGURE 18 1994 PERIOD-END
                     LOAN GROWTH BY REGION


                                                                              Change
                                Internally   Companies                        From
dollars in millions              Generated   Acquired              Total      1993
====================================================================================
Northeast Region                  $1,366.0         --             $1,366.0     12.1%
Great Lakes Region                 2,563.4     $497.8              3,061.2     17.2
Rocky Mountain Region                374.3      260.0                634.3     23.6
Northwest Region                   1,081.2         --              1,081.2     13.2
Financial Services                    10.7         --                 10.7     11.2
- ------------------------------------------------------------------------------------
  Total                           $5,395.6     $757.8             $6,153.4     15.4%
                                  ========     ======             ========
====================================================================================

                          FIGURE 19 LOANS OUTSTANDING
                                   BY REGION
December 31, 1994

dollars in millions                 Total Loans        Distribution
===================================================================
Northeast Region                   $12,621.6                 27.3%
Great Lakes Region                  20,909.0                 45.2
Rocky Mountain Region                3,317.3                  7.2
Northwest Region                     9,270.2                 20.1
Financial Services                     106.6                   .2
- -------------------------------------------------------------------
  Total                            $46,224.7                100.0%
                                   =========                =====
===================================================================

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                                                  FIGURE 20 COMPOSITION OF LOANS
December 31,
                                                       1994                   1993                       1992
                                              --------------------    ---------------------      ---------------------
dollars in millions                           Amount     % of Total   Amount     % of Total      Amount     % of Total
======================================================================================================================
Commercial, financial and agricultural        $10,190.6    22.0%       $ 8,965.5    22.4%      $ 8,869.0        24.6%
Real estate-construction                        1,287.2     2.8          1,160.5     2.9         1,448.0         4.0
Real estate-commercial mortgage                 6,774.9    14.7          6,228.2    15.5         5,937.0        16.5
- ----------------------------------------------------------------------------------------------------------------------
  Total commercial real estate                  8,062.1    17.5          7,388.7    18.4         7,385.0        20.5
Real estate-residential mortgage               13,567.1    29.3         11,026.3    27.5         8,289.4        23.0
- ----------------------------------------------------------------------------------------------------------------------
  Total real estate                            21,629.2    46.8         18,415.0    45.9        15,674.4        43.5

Credit card                                     1,652.0     3.6          1,657.5     4.1         1,684.0         4.7
Other consumer                                  8,531.8    18.5          7,618.9    19.0         7,397.7        20.5
- ----------------------------------------------------------------------------------------------------------------------
  Total consumer                               10,183.8    22.1          9,276.4    23.1         9,081.7        25.2

Student loans held for sale                     1,816.5     3.9          1,648.6     4.1         1,070.1         3.0
Lease financing                                 2,307.2     5.0          1,702.5     4.3         1,225.2         3.4
Foreign                                            97.4      .2             63.3      .2           101.4          .3
- ----------------------------------------------------------------------------------------------------------------------
  Total                                       $46,224.7   100.0%       $40,071.3   100.0%      $36,021.8       100.0%
                                              =========   =====        =========   =====       =========       =====
======================================================================================================================

                                                         1991                         1990
                                                 --------------------          --------------------
                                                 Amount     % of Total         Amount     % of Total
====================================================================================================
Commercial, financial and agricultural            $ 9,183.9     25.9%           $10,031.7      29.4%
Real estate-construction                            1,577.3      4.4              2,187.6       6.4
Real estate-commercial mortgage                     6,258.5     17.6              5,611.6      16.4
- ----------------------------------------------------------------------------------------------------
  Total commercial real estate                      7,835.8     22.0              7,799.2      22.8
Real estate-residential mortgage                    7,240.7     20.4              6,373.5      18.6
- ----------------------------------------------------------------------------------------------------
  Total real estate                                15,076.5     42.4             14,172.7      41.4
Credit card                                         1,697.4      4.8              1,582.0       4.6
Other consumer                                      8,553.1     24.0              7,559.6      22.1
- ----------------------------------------------------------------------------------------------------
  Total consumer                                   10,250.5     28.8              9,141.6      26.7

Student loans held for sale                              --       --                   --        --
Lease financing                                       946.5      2.7                775.2       2.3
Foreign                                                76.9       .2                 72.5        .2
- ----------------------------------------------------------------------------------------------------
  Total                                           $35,534.3    100.0%           $34,193.7     100.0%
                                                  =========    =====            =========     =====
====================================================================================================

Bancorporation of Colorado in the Rocky Mountain Region and First
Citizens Bancorp of Indiana and State Home Savings Bank, FSB in the Great Lakes Region. Excluding the $757.8 million impact of the acquisitions, loans increased by $5.4 billion, or 13%, since the prior year end. The internally generated loan growth reflected increases of $2.7 billion in real estate loans (of which $2.2 billion pertained to residential mortgages), $1.1 billion in commercial loans, $797.9 million in consumer loans, $582.2 million in lease financing receivables, $167.9 million in student loans held for sale and $34.1 million in foreign loans.

As shown in Figure 18, this loan growth was achieved throughout all of KeyCorp's geographic regions. The distribution of loans by geographic region as of December 31, 1994, as depicted by Figure 19, is evidence of the significant credit risk diversification possible because of the Corporation's unique 13-state, four-region profile.



              FIGURE 21 CONSTRUCTION AND COMMERCIAL MORTGAGE LOANS
December 31, 1994
                                                         Commercial
in millions                        Construction            Mortgage           Total
===================================================================================
Nonowner-occupied:
  Retail                           $  143.6              $  912.9          $1,056.5
  Multi-family properties             112.2                 801.4             913.6
  Office buildings                     84.9                 887.6             972.5
  Hotels/Motels                        25.6                 238.2             263.8
  Health facilities                     7.3                  88.4              95.7
  Manufacturing facilities              7.4                  82.1              89.5
  Warehouses                           10.5                 302.7             313.2
  Other                               296.3                 487.8             784.1
Owner-occupied                        599.4               2,973.8           3,573.2
- -----------------------------------------------------------------------------------
  Total                            $1,287.2              $6,774.9          $8,062.1
                                   ========              ========          ========
===================================================================================

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

Commercial loans outstanding at December 31, 1994, were $10.2 billion, up 14% from the December 31, 1993, level of $9.0 billion, following a slight increase of $96.5 million, or 1%, in 1993. The growth in 1994 was due in part to the success of a program launched in mid-April which was originally expected to generate approximately $200 million in small business loans. During the second and third quarters, $387 million in new loans were recorded under this program. Acquisitions accounted for $149.6 million of the increase in commercial loans.

Loans secured by real estate totaled $21.6 billion at December 31, 1994, compared with $18.4 billion at December 31, 1993, and $15.7 billion at December 31, 1992. These loans consist of construction loans, commercial mortgage loans and one-to-four family residential loans (including home equity loans). The $3.2 billion, or 17%, increase from 1993 was mainly attributable to internally generated growth. Acquisitions accounted for $476.0 million of the increase in total real estate loans, including $297.3 million of the increase in the residential mortgage portfolio.

Construction loans increased to $1.3 billion at December 31, 1994, up from $1.2 billion at December 31, 1993, and down from $1.4 billion at December 31, 1992. At December 31, 1994, 13% of the construction loan portfolio was secured by properties in the Northeast Region, 49% in the Great Lakes Region, 15% in the Rocky Mountain Region and 23% in the Northwest Region.

The commercial mortgage loan portfolio totaled $6.8 billion at December
31, 1994, compared with $6.2 billion at December 31, 1993, and $5.9 billion at December 31, 1992. The Corporation manages risk exposure in the construction and commercial mortgage portfolios through prudent underwriting criteria and by monitoring loan concentrations by geographic region and property type. Figure 21 shows the portions of the December 31, 1994, portfolios which are nonowner-occupied versus owner-occupied and further details the industry concentrations within the nonowner-occupied portion. At December 31, 1994, 47% of the construction portfolio and 44% of the commercial mortgage loan portfolio were comprised of loans secured by owner-occupied properties. These borrowers are engaged in business activities other than real estate, and the primary source of repayment is not solely dependent on the real estate market.

One-to-four family residential mortgages (including home equity loans) were $13.6 billion at December 31, 1994, compared with $11.0 billion at December 31, 1993, and $8.3 billion at December 31, 1992. Excluding the impact of acquisitions, residential mortgages increased $2.2 billion, or 20%, in 1994. Home equity loans increased to $2.2 billion at December 31, 1994, up from $2.1 billion and $2.0 billion at December 31, 1993 and 1992, respectively. A portion of the loan originations during 1994, and a larger portion in 1993, was attributable to homeowner refinancings, reflecting an historically low level of interest rates. During 1994, the Corporation continued its strategy of originating and selling most fixed rate loans with 30-year maturities in the secondary market (such loans are classified outside of the loan portfolio as mortgage loans held for sale), whereas other fixed and adjustable rate loans are originated to secondary market standards to enhance liquidity, but maintained in the portfolio.

Consumer loans (including credit card loans) totaled $10.2 billion at December 31, 1994, compared with $9.3 billion at December 31, 1993, and $9.1 billion at December 31, 1992. Excluding the impact of acquisitions in 1994, the portfolio increased $797.9 million, or 9%, from the 1993 year-end level. Credit card loans totaled $1.7 billion at December 31, 1994, unchanged from year-end 1993 and 1992.

During the latter part of 1992, the Corporation designated its student loan portfolio, totaling approximately $1.1 billion, as held for sale. This portfolio has grown to $1.8 billion at December 31, 1994, representing an increase of $167.9 million, or 10%, from the year-end 1993 level. The higher level of outstandings in 1994 reflected the Corporation's role as a primary provider of education loans to law school students. The Corporation securitized and sold portions of this portfolio totaling $547.7 million and $200.0 million, in 1994 and 1993, respectively. An additional $319.2 million was securitized and sold in early 1995.

Lease financing totaled $2.3 billion at December 31, 1994, compared with $1.7 billion at December 31, 1993, and $1.2 billion at December 31, 1992. Excluding the impact of acquisitions in 1994, the portfolio increased $582.2 million, or 34%, from the 1993 year-end level. This growth reflected expanded services and market coverage as well as the general strength of the economy.

SECURITIES

At December 31, 1994, the securities portfolio totaled $12.8 billion, consisting of $2.5 billion of securities available for sale and $10.3 billion of investment securities. Certain information pertaining to the composition, yields and maturities of the securities available for sale and investment securities portfolios is presented in Figure 22 and Figure 23, respectively.

Effective January 1, 1994, the Corporation adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and
Equity Securities." This new accounting standard requires, among other things, that equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in one of three

                                                      -----------------------
                                                     KeyCorp and Subsidiaries

                                              FIGURE 22 SECURITIES AVAILABLE FOR SALE
                                          U.S. Treasury,         States and          Mortgage-                           Weighted
                                          Agencies and            Political            Backed           Other             Average
dollars in millions                       Corporations         Subdivisions      Securities(1)     Securities     Total     Yield(2)
===================================================================================================================================
DECEMBER 31, 1994:
  Maturity: One year or less               $  273.4             $ 2.9           $    5.7          $  87.0(3)     $  369.0     6.14%
            After one through five years      720.0              10.5               35.9            119.3           885.7     6.55
            After five through ten years       56.5               7.9            1,185.4              6.3         1,256.1     6.36
            After ten years                     2.6               4.6                1.3              1.7            10.2     7.89
- -----------------------------------------------------------------------------------------------------------------------------------
  Fair value                               $1,052.5             $25.9           $1,228.3           $214.3        $2,521.0     6.40%
  Amortized cost                            1,067.7              28.9            1,334.1            223.3         2,654.0
  Weighted average yield                       6.46%             8.07%              6.31%            6.77%           6.40%
  Weighted average maturity                2.3 years          6.7 years         8.2 years         2.4 years      5.5 years
- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993:
  Fair value                              $ 1,497.9                --           $  273.0          $  23.9       $ 1,794.8      6.80%
  Amortized cost                            1,434.0                --              269.7             23.1         1,726.8
- -----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1992:
  Fair value                              $ 2,089.3                --           $  408.2          $  20.8       $ 2,518.3      6.65%
  Amortized cost                            2,032.6                --              405.8             20.3         2,458.7
===================================================================================================================================

(1)Maturity is based upon expected average lives rather than contractual terms.
(2)Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for 1994 and 1993 and a 34% tax rate for 1992.
(3)Includes equity securities with no stated maturity.

categories: securities held to maturity, trading account assets and securities available for sale. Debt securities that management has the positive intent and ability to hold to maturity are included in the securities held to maturity category and are carried at amortized cost. Securities held to maturity and equity securities that do not have readily determinable fair values are presented in the balance sheet as investment securities. Securities bought and principally held for the purpose of selling them in the near term are included in trading account assets and reported at fair value, with unrealized gains and losses included in noninterest income. The designation of securities as available for sale applies to all other securities that may be held for indefinite periods, including securities that may be sold in response to changes in interest rates, changes in prepayment risk, increases in loan demand, general liquidity needs and other similar factors. These securities are carried at their fair values with unrealized gains and losses excluded from operating results and reported as a component of shareholders' equity.

At December 31, 1994, shareholders' equity was reduced by $115.3 million, representing the net unrealized loss on securities, net of deferred income taxes. The change in the classification of securities under the new accounting standard had no impact on net income. SFAS No. 115 is more fully described in Note 3, Securities Available for Sale, on page 58 of this report.

During the third quarter of 1994, the Corporation transferred approximately $1.3 billion in mortgage-backed securities from the securities available for sale portfolio to the investment securities portfolio. This transfer was made in response to guidance issued by the Financial Accounting Standards Board with regard to the classification of "nonhigh-risk" mortgage securities in accordance with SFAS No. 115. The securities were transferred at their fair value and the unrealized loss component (approximately $57.8 million before taxes) of the carrying value of the transferred securities is being amortized as a yield adjustment over their remaining lives, as is the corresponding unrealized loss component of shareholders' equity.

The securities portfolio serves as a primary tool in the management of interest rate risk in addition to generating interest income and providing a significant source of liquidity. As previously discussed, in December 1994 the Corporation announced its intentions to substantially reduce its liability interest rate sensitivity through the implementation of a combination of strategies, including reconfiguring its securities available for sale portfolio to improve the portfolio's overall yield and responsiveness to rising interest rates. Accordingly, during the fourth quarter of 1994, the Corporation sold $877.7 million of primarily U.S. Treasury and mortgage-backed securities with an aggregate weighted-average yield of 5.67%. Similarly, during January 1995, the Corporation sold $1.2 billion of securities with an aggregate weighted average yield of 6.24%. The above transactions resulted in pre-tax net losses of $23.7 million and $48.6 million during the fourth and first quarters, respectively. These and other strategies planned by the Corporation to monitor and manage interest rate sensitivity are more fully discussed in the Asset and Liability Management section beginning on page 26 of this report.

                                                     ------------------------
                                                     KEYCORP AND SUBSIDIARIES

                                                  FIGURE 23 INVESTMENT SECURITIES
                                          U.S. Treasury,      States and      Mortgage-                             Weighted
                                           Agencies and        Political        Backed            Other              Average
dollars in millions                        Corporations     Subdivisions    Securities(1)    Securities     Total       Yield(2)
====================================================================================================================================
DECEMBER 31, 1994:
  Maturity: One year or less                 $ 74.0           $  573.8          $  648.4        $ 69.7     $ 1,365.9        6.45%
            After one through five years      194.5              559.7           4,497.9         240.0       5,492.1        6.90
            After five through ten years       12.8              293.2             990.7          88.6       1,385.3        8.00
            After ten years                   251.3               81.8           1,697.2           2.0       2,032.3        7.13
- ------------------------------------------------------------------------------------------------------------------------------------
  Amortized cost                             $532.6           $1,508.5          $7,834.2        $400.3     $10,275.6        7.03%
  Fair value                                  499.3            1,534.9           7,362.7         360.1       9,757.0
  Weighted average yield                       6.78%              8.55%             6.72%         7.45%         7.03%
  Weighted average maturity              13.7 years          3.3 years         5.1 years     2.5 years     5.2 years
- ------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993:
  Amortized cost                           $ 796.0           $ 1,677.8         $ 7,877.2        $771.1    $ 11,122.1        6.51%
  Fair value                                 807.4             1,779.8           7,967.3         785.7      11,340.2
- ------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1992:
  Amortized cost                           $ 494.2           $ 1,806.8         $ 6,062.4        $612.9    $  8,976.3        7.72%
  Fair value                                 506.0             1,886.6           6,171.8         628.7       9,193.1
====================================================================================================================================

(1)Maturity is based upon expected average lives rather than contractual terms.

(2)Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for 1994 and 1993 and a 34% tax rate for 1992.


At December 31, 1994, the Corporation had $9.1 billion invested in mortgage-backed pass-through securities and collateralized mortgage obligations ("CMO") within the investment securities and securities available for sale portfolios, compared with $8.1 billion at December 31, 1993. A mortgage-backed pass-through security depends on the underlying pool of mortgage loans to provide a cash flow "pass- through" of principal and interest. The Corporation had $5.3 billion invested in mortgage-backed pass-through securities at December 31, 1994. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. The Corporation had $3.8 billion invested in CMO securities at December 31, 1994. The CMO securities held by the Corporation are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. At December 31, 1994, substantially all of the CMOs and mortgage-backed pass-through securities held by the Corporation were issued or backed by Federal agencies.

ASSET QUALITY

The Corporation's Credit Risk Review Group evaluates and monitors the level of risk in the Corporation's loan-related assets, and formulates underwriting standards and guidelines for active line management. Geographic diversification throughout the Corporation is a significant factor in managing credit risk. In addition, the Credit Risk Review Group is responsible for reviewing the adequacy of the allowance for loan losses ("Allowance"). The Corporation's Credit Policy/Risk Management Group reviews corporate assets other than loans, leases and OREO to evaluate the credit quality and risk inherent in such assets. This Group is also responsible for commercial and consumer credit policy development, concentration management and credit systems development.

Methodologies are designed to provide adequate coverage for possible loan losses. The methodology applied at KeyCorp focuses on a combination of allocations directly attributable to specific potential problem credits and general allocations based on historical losses on a portfolio basis, as shown in Figure 24. In addition, indirect risk in the form of general economic conditions, portfolio diversification and off- balance sheet risk is taken into consideration. Management continues to target and maintain an allowance equal to the allocated requirement plus an unallocated portion, as appropriate. Management believes this is an appropriate posture in light of current and expected economic conditions and trends, the geographic and industry mix of the portfolio, and similar risk-related matters.

As shown in Figure 27, net loan charge-offs of $109.2 million in 1994 dropped significantly from $212.8 million in 1993 with asset quality improvement reflected in all categories of the loan portfolio. As a result of this improvement in asset quality, as demonstrated by a large reduction in nonperforming loans, the 1994 provision for loan losses was $125.2 million compared with $211.7 million in 1993 and $338.4 million in 1992.

                           KEYCORP AND SUBSIDIARIES

The Allowance at December 31, 1994, was $830.3 million, or 1.80% of loans, compared with $802.7 million, or 2.00% of loans, at December 31, 1993. As a percentage of nonperforming loans, the Allowance was 324.27% at December 31, 1994, compared with 238.69% at December 31, 1993. Although this percentage is not a primary factor used by management in determining the adequacy of the Allowance, it has general short to medium-term relevance. As indicated in Figure 24, the unallocated portion of the Allowance increased in 1994, reflecting continued improvement in overall loan quality.

As shown in Figure 28, nonperforming assets totaled $339.8 million at December 31, 1994, down $160.3 million, or 32%, from the December 31, 1993, level. This followed a decrease of $400.1 million, or 44%, in 1993. The continued improvement in 1994 resulted largely from an $80.3 million, or 24%, decrease in nonperforming loans and a $71.4 million, or 47%, decrease in OREO, net of allowance for losses. Other nonperforming assets, which are comprised primarily of nonperforming venture capital investments, decreased $8.6 million, or 64%, in 1994. The reduction in nonperforming loans was principally attributable to decreases in nonaccrual commercial, construction and commercial real estate loans. At the end of 1994, nonaccrual loans in these categories comprised 36%, 9% and 32%, respectively, of total nonperforming loans and totaled $196.5 million, down $71.4 million, or 27%, from the previous year-end. This reduction reflected continued progress made in working through the credit problems associated with the Ameritrust acquisition as well as the overall strength of the economy. As indicated in Figure 29, the reduction in OREO was primarily due to the selective sale of assets.

On a regional basis, the banks in the Northeast Region, Great Lakes Region and Northwest Region showed improvement in the ratio of nonperforming assets to total loans plus OREO and other nonperforming assets. As indicated by Figure 25, the largest basis point improvement was experienced in the Great Lakes Region. The increase in the ratio in the Rocky Mountain Region was attributable to the


                                       FIGURE 24 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
December 31,                                            1994                         1993                          1992
                                              ---------------------         -----------------------        -----------------------
                                                         Percent of                      Percent of                     Percent of
                                                       Loan Type to                    Loan Type to                   Loan Type to
dollars in millions                           Amount    Total Loans         Amount      Total Loans        Amount      Total Loans
- ----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural        $119.3           23.0%        $177.6             23.4%       $205.1             25.4%
Real estate-construction                        17.5            2.9           22.1              3.0          27.3              4.1
Real estate-mortgage                            95.7           45.8           90.6             44.9         113.3             40.7
Consumer                                        95.3           22.9          113.4             24.1         147.2             26.0
Lease financing                                 24.3            5.2           14.1              4.4           4.8              3.5
Foreign                                           --             .2             --               .2           1.6               .3
Unallocated                                    478.2             --          384.9               --         283.3               --
- ----------------------------------------------------------------------------------------------------------------------------------
  Total                                       $830.3          100.0%        $802.7            100.0%        $782.6           100.0%
                                              ======          =====         ======            =====          =====           =====
- ----------------------------------------------------------------------------------------------------------------------------------

                                                        1991                          1990
                                              ---------------------         -----------------------
                                                         Percent of                      Percent of
                                                       Loan Type to                    Loan Type to
                                              Amount    Total Loans         Amount      Total Loans
- ---------------------------------------------------------------------------------------------------
Commercial, financial and agricultural        $224.4           25.9%        $238.7             29.3%
Real estate-construction                        30.1            4.4           23.2              6.4
Real estate-mortgage                           126.1           38.0          127.9             35.1
Consumer                                       149.7           28.8          123.1             26.7
Lease financing                                  3.4            2.7            5.7              2.3
Foreign                                         20.2             .2           19.5               .2
Unallocated                                    239.6             --          139.2               --
- ---------------------------------------------------------------------------------------------------
  Total                                       $793.5          100.0%        $677.3            100.0%
                                              ======          =====         ======            =====
- ---------------------------------------------------------------------------------------------------

Amounts in the "Percent of Loan Type to Total Loans" column were computed excluding loans held for sale from the portfolio as no allowances were deemed necessary for such loans.

                           KEYCORP AND SUBSIDIARIES

                         FIGURE 25 NONPERFORMING LOAN
                          AND ASSET RATIOS BY REGION


December 31,
                                                            Nonperforming
                                    Nonperforming    Assets to Period-End
                                 Loans to Period-         Loans Plus OREO
                                        End Loans           and Other NPA
                                 ----------------       -----------------
                                   1994      1993         1994       1993
- -------------------------------------------------------------------------
Northeast Region                   .74%      1.01%        1.09%      1.73%
Great Lakes Region                 .47        .91          .57       1.25
Rocky Mountain Region              .58        .26          .66        .44
Northwest Region                   .47        .63          .63        .91
Financial Services                1.40       1.03        10.19       7.76
- -------------------------------------------------------------------------
    Total                          .55%       .84%         .73%      1.24%
- -------------------------------------------------------------------------


FIGURE 26 NONPERFORMING ASSETS

                                      1994    1993    1992    1991    1990
- --------------------------------------------------------------------------
Other nonperforming assets            $ 4.8   $13.4   $14.9   $11.7   $ 2.8
Restructured loans                      1.5     6.5     2.4     9.9    25.2
Other real estate owned                79.0   150.4   332.4   330.7   211.5
Nonaccrual loans                      254.5   329.8   550.5   719.6   773.7
- --------------------------------------------------------------------------


                  FIGURE 27 SUMMARY OF LOAN LOSS EXPERIENCE
Year ended December 31,

dollars in millions                                          1994            1993            1992            1991            1990
- ---------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year               $42,745.5       $38,307.6       $35,307.4       $35,150.3       $32,632.8
- ---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year          $   802.7       $   782.6       $   793.5       $   677.3       $   452.7
Loans charged off:
    Commercial, financial and agricultural                   60.7           102.6           144.8           173.9           155.4
    Real estate-construction                                  6.6            25.5            25.1            40.9            33.7
    Real estate-mortgage                                     35.0            56.8           100.2            70.4            66.7
    Consumer                                                103.3           115.2           160.3           174.1           136.7
    Lease financing                                           3.2             3.1            10.0             5.7             6.7
    Foreign                                                    --              --              --              .8             2.3
- ---------------------------------------------------------------------------------------------------------------------------------
                                                            208.8           303.2           440.4           465.8           401.5
Recoveries:
    Commercial, financial and agricultural                   48.0            33.4            25.7            28.7            28.6
    Real estate-construction                                  1.4             6.0             1.3             1.9             2.5
    Real estate-mortgage                                     11.3             9.8             9.0             3.1             2.1
    Consumer                                                 36.8            39.5            39.0            38.9            34.3
    Lease financing                                           2.1             1.6             4.9             1.2             1.3
    Foreign                                                    --              .1              --              .2              .8
- ---------------------------------------------------------------------------------------------------------------------------------
                                                             99.6            90.4            79.9            74.0            69.6
- ---------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                      (109.2)         (212.8)         (360.5)         (391.8)         (331.9)
Provision for loan losses                                   125.2           211.7           338.4           466.2           517.2
 Allowance of acquired companies                             11.6            21.2            11.2            41.8            39.3
- ---------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                $   830.3       $   802.7       $   782.6       $   793.5       $   677.3
                                                        =========       =========       =========       =========       =========
- ---------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                         .26%            .56%           1.02%           1.11%           1.02%
Allowance for loan losses to year-end loans                  1.80            2.00            2.17            2.23            1.98
Allowance for loan losses to nonperforming loans           324.27          238.69          141.54          108.79           84.78
- ---------------------------------------------------------------------------------------------------------------------------------

                                                     KEYCORP AND SUBSIDIARIES

                                   FIGURE 28 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


December 31,
dollars in millions                                       1994            1993            1992            1991            1990
- ------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                        $254.5          $329.8          $550.5          $719.6          $773.7
Restructured loans                                         1.5             6.5             2.4             9.9            25.2
- ------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming loans                            256.0           336.3           552.9           729.5           798.9

Other real estate owned                                  100.3           186.1           350.3           349.9           225.3
Allowance for OREO losses                                (21.3)          (35.7)          (17.9)          (19.2)          (13.8)
- ------------------------------------------------------------------------------------------------------------------------------
    Other real estate owned, net of allowance             79.0           150.4           332.4           330.7           211.5

Other nonperforming assets                                 4.8            13.4            14.9            11.7             2.8
- ------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                          $339.8          $500.1          $900.2        $1,071.9        $1,013.2
                                                        ======          ======          ======        ========        ========
- ------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more                 $ 50.2          $ 51.8          $ 70.3        $   94.1        $   90.5
- ------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to year-end loans                      .55%            .84%           1.53%           2.05%           2.34%
Nonperforming assets to year-end loans
  plus other real estate owned and other
  nonperforming assets                                     .73            1.24            2.47            2.99            2.94
- ------------------------------------------------------------------------------------------------------------------------------



                                     FIGURE 29 SUMMARY OF CHANGES IN NONACCRUAL LOANS AND OREO

SUMMARY OF CHANGES IN NONACCRUAL LOANS
                                                                        1994 Quarters
                                                        -----------------------------------------
in millions                             Full Year       Fourth       Third      Second      First
- -------------------------------------------------------------------------------------------------
Balance at beginning of period            $329.8        $284.7      $307.4      $315.4     $329.8
  Loans placed on nonaccrual               218.6          43.4        50.0        63.6       61.6
  Charge-offs1                            (101.9)        (20.3)      (21.7)      (27.3)     (32.6)
  Payments                                (113.9)        (40.2)      (29.0)      (21.8)     (22.9)
  Transfers to OREO                        (34.2)         (5.0)      (12.5)       (4.8)     (11.9)
  Loans returned to accrual                (47.6)         (8.8)      (10.7)      (17.7)     (10.4)
  Acquisitions                               3.7            .7         1.2          --        1.8
  Transfers from OREO                         --            --          --          --         --
- -------------------------------------------------------------------------------------------------
Balance at end of period                  $254.5        $254.5      $284.7      $307.4     $315.4
                                          ======        ======      ======      ======     ======
- -------------------------------------------------------------------------------------------------

Summary of Changes in OREO 2
                                                                        1994 Quarters
                                                        -----------------------------------------
in millions                             Full Year       Fourth       Third      Second      First
- -------------------------------------------------------------------------------------------------
Balance at beginning of period            $150.4        $107.6      $118.0      $134.3     $150.4
  Additions                                 52.7           8.3        21.5         6.1       16.8
  Sales                                    (71.7)        (21.3)      (19.0)      (14.3)     (17.1)
  Charge-offs and writedowns               (33.4)        (14.2)       (7.6)       (3.2)      (8.4)
  Transfers to loans                        (9.8)         (3.5)        (.8)         --       (5.5)
  Acquisitions                               3.1            .7          .2          --        2.2
  Other                                    (12.3)          1.4        (4.7)       (4.9)      (4.1)
- -------------------------------------------------------------------------------------------------
Balance at end of period                  $ 79.0        $ 79.0      $107.6      $118.0     $134.3
                                          ======        ======      ======      ======     ======
- -------------------------------------------------------------------------------------------------

1 Represents the gross charge-offs taken against nonaccrual loans; excluded are charge-offs taken against accruing loans and credit card receivables, and interest reversals.
2 Net of allowance for OREO losses.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

FIGURE 30 PERCENTAGE OF NONPERFORMING LOANS TO PERIOD-END LOANS
          BY LOAN TYPE
December 31, 1994

                            Commercial,                       Real Estate-     Real Estate-
                         Financial and      Real Estate-        Commercial      Residential
                          Agricultural      Construction          Mortgage         Mortgage         Consumer           Total
- -----------------------------------------------------------------------------------------------------------------------------
Northeast Region                  1.23%             3.51%             1.68%             .27%             .17%            .74%
Great Lakes Region                 .56              2.41              1.06              .31              .07             .47
Rocky Mountain Region              .94               .05              1.06              .20              .14             .58
Northwest Region                   .59               .11               .95              .45              .05             .47
Financial Services                  --                --                --             9.28               --            1.40
- ------------------------------------------------------------------------------------------------------------------------------
  Total                            .75%             1.68%             1.23%             .33%             .10%            .55%
- ------------------------------------------------------------------------------------------------------------------------------

acquisitions of Commercial Bancorporation of Colorado and The Bank of Greeley during 1994. The increase in the ratio in Financial Services was caused by a run-off of loan balances from a relatively low base amount without a commensurate reduction in nonperforming assets. This group included only $106.6 million, or less than 1%, of the Corporation's total loans as of December 31, 1994.

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard affects the definition and basis for measuring impaired loans and is more fully discussed in
Note 6, Nonperforming Assets, on page 60 of this report. The Corporation expects to adopt SFAS No. 114 prospectively in the first quarter of 1995. Adoption of this standard will not have a material effect on the Corporation's financial condition or results of operations.

DEPOSITS AND OTHER SOURCES OF FUNDS

Core deposits, defined as domestic deposits other than certificates of deposit of $100,000 or more, are the Corporation's primary source of funding. During 1994, these deposits averaged $40.8 billion and represented 72% of the Corporation's earning asset funding compared with $40.2 billion and 78%, respectively, in 1993 and $37.4 billion and 79%, respectively, in 1992. The slight growth in average core deposits during 1994 reflected the impact of acquisitions, offset in part by the pursuit of other investment alternatives by consumers in response to the interest rate environment. The 1993 increase in average core deposits was also primarily a result of acquisitions. The impact of these acquisitions was substantially offset, however, by the sale of approximately $1.0 billion in deposits late in the second quarter of 1992 (as part of an agreement reached with the United States Department of Justice and in accordance with the Federal Reserve Board order to divest certain branches in connection with the Ameritrust merger) and the pursuit of other investment alternatives by consumers in response to declining interest rates. As shown in Figure 6, there was a moderate shift in 1994 in core deposit balances from money market deposit accounts and from the "Other time deposits" category (consisting primarily of fixed-rate certificates of deposit of less than $100,000) to noninterest-bearing and savings deposits (including NOW accounts), also in response to the interest rate environment.

Purchased funds, which are comprised of large certificates of deposit, deposits in foreign offices and short-term borrowings, averaged $13.8 billion for 1994, up $4.1 billion, or 42%, from the prior year. These instruments were more heavily relied upon in 1994 as the growth in earning assets exceeded the increase in core deposits discussed previously. As illustrated in Figure 6, all types of purchased funds grew with the exception of large certificates of deposit, which experienced a slight decline.

FIGURE 31 MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

December 31, 1994
                                   Domestic        Foreign
in millions                        Offices         Offices           Total
- -----------------------------------------------------------------------------
Time remaining to maturity:
  Three months or less             $1,502.3        $3,424.4          $4,926.7
  Over three through six months       387.7              .7             388.4
  Over six through twelve months      492.5              --             492.5
  Over twelve months                  705.8              --             705.8
- -----------------------------------------------------------------------------
    Total                          $3,088.3        $3,425.1          $6,513.4
                                   ========        ========          ========
- -----------------------------------------------------------------------------

LIQUIDITY

Liquidity represents the availability of funding to meet the needs of depositors, borrowers and creditors at a reasonable cost, on a timely basis and without adverse consequences. The Corporation's ALCO actively analyzes and manages the Corporation's liquidity in coordination with similar committees at each affiliate bank. The affiliate banks individually maintain liquidity in the form of short-term money market investments, securities available for sale, anticipated prepayments and maturities on securities and through the maturity structure of their loan portfolios. Liquidity is also enhanced by a sizable concentration of core deposits, previously discussed, which are generated by the Corporation's

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


nearly 1,300 banking offices in 13 states. The affiliate banks individually monitor deposit flows and evaluate alternate pricing structures to retain or grow deposits. This process is supported by a Central Funding Unit within the Corporation's Funds Management Group which monitors deposit outflows and assists the banks in converting the pricing of deposits from fixed to floating rates, or vice versa, as specific needs are determined. In addition, the affiliate banks have access to various sources of non-core market funding for short-term liquidity requirements should the need arise.

During 1994, Society National Bank ("SNB"), the Corporation's Ohio bank, raised $1.5 billion in funding under a Medium-Term Bank Note program. Of the notes issued, $1.1 billion have original maturities of one year or less and are included in other short-term borrowings and $400.0 million have original maturities in excess of one year and are included in long-term debt. Under a separate $5 billion Bank Note program, which replaced the SNB program in the third quarter, four affiliate banks (including SNB) issued an aggregate total of $2.2 billion in debt securities in 1994. Of these issued notes, $1.2 billion are included in other short-term borrowings and $1.0 billion are included in long-term debt. During February 1995 this program was expanded to allow issuances of up to $6.6 billion, covering eleven affiliate banks. The proceeds from these programs are to be used for general corporate purposes in the ordinary course of business. In 1993, SNB issued $685.0 million in debt securities with original maturities of less than one year under the aforementioned Medium-Term Bank Note program.

During the second quarter of 1994, KeyCorp filed a universal shelf registration with the SEC providing for the possible issuance of a broad range of debt and equity securities by the parent company in an amount not to exceed $750.0 million. Under the shelf registration, KeyCorp issued $570.0 million in Medium-Term Notes during 1994 with $395.0 million having original maturities in excess of one year and $175.0 million having original maturities of one year or less. During 1993, $305.1 million in long-term debt securities were issued under a separate Medium-Term Note program. The proceeds from these programs were used in both years to fund acquisitions and for general corporate purposes.

The liquidity requirements of the parent company, primarily for dividends to shareholders, servicing of debt and other corporate purposes, are principally met through regular dividends from affiliate banks. As of December 31, 1994, $642.4 million was available in the affiliate banks for the payment of dividends to the parent company without prior regulatory approval. The parent company has no lines of credit with other financial institutions but has ready access to the capital markets as a result of its favorable debt ratings.

CAPITAL AND DIVIDENDS

Total shareholders' equity at December 31, 1994, was $4.7 billion, up
$304.9 million, or 7%, from the balance at the end of 1993. This followed an increase of $466.3 million, or 12%, from the prior year end. In both years the increase was principally due to the retention of net income after dividends. Other factors contributing to the change in shareholders' equity in 1994 are shown in the Statement of Changes in Shareholders' Equity presented on page 52 of this report. Included in these changes are net unrealized losses of

FIGURE 32 CAPITAL COMPONENTS AND RISK-ADJUSTED ASSETS

December 31,
dollars in millions                                   1994            1993
- -------------------------------------------------------------------------------
Tier I capital
  Common shareholders' equity1                       $ 4,648.1       $ 4,233.6
  Qualifying preferred stock                             160.0           160.0
  Less: Goodwill                                        (418.5)         (385.4)
       Other intangible assets2                         (140.0)         (122.9)
- -------------------------------------------------------------------------------
    Total Tier I capital                               4,249.6         3,885.3
- -------------------------------------------------------------------------------
Tier II capital
  Allowance for loan losses3                             628.7           559.7
  Qualifying long-term debt                              943.2           993.4
- -------------------------------------------------------------------------------
    Total Tier II capital                              1,571.9         1,553.1
- -------------------------------------------------------------------------------
    Total capital                                    $ 5,821.5       $ 5,438.4
                                                     =========       =========
Risk-adjusted assets
  Risk-adjusted assets on balance sheet              $46,370.0       $40,979.9
  Risk-adjusted off-balance sheet exposure             4,483.3         4,283.3
  Less: Goodwill                                        (418.5)         (385.4)
        Other intangible assets2                        (140.0)         (122.9)
- -------------------------------------------------------------------------------
    Gross risk-adjusted assets                        50,294.8        44,754.9
  Less: Excess allowance for loan losses3               (201.6)         (243.0)
- -------------------------------------------------------------------------------
    Net risk-adjusted assets                         $50,093.2       $44,511.9
                                                     =========       =========
Average quarterly total assets                       $64,613.3       $58,289.3
                                                     =========       =========
Capital ratios
  Tier I capital to net risk-adjusted assets              8.48%           8.73%
  Total capital to net risk-adjusted assets              11.62           12.22
  Leverage                                                6.63            6.72
- -------------------------------------------------------------------------------

1 Common shareholders' equity excludes the impact of net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.
2 Intangible assets (excluding goodwill and portions of purchased credit card relationships) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.
3 The allowance for loan losses included in Tier II capital is limited to 1.25% of gross risk-adjusted assets.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


FIGURE 33 CAPITAL RATIOS


                                 1993         1994
                                 ----         ----
Leverage ratio                    6.72%        6.63%
TierI risk-based capital ratio    8.73         8.48
Total risk-based capital ratio   12.22        11.62

$161.4 million on securities, bringing the net unrealized losses on securities to $115.3 million as of December 31, 1994. These net unrealized losses were recorded in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities," which was adopted by the Corporation as of January 1, 1994. This new accounting standard establishes, among other things, net unrealized holding gains and losses on securities as a new component of shareholders' equity and is more fully described in Note 3, Securities Available for Sale, on page 58 of this report. Also having a significant impact on shareholders' equity in 1994 was a $131.1 million increase in Treasury Stock resulting from the share repurchase program discussed further in Note 11, Shareholders' Equity, on page 64 of this report.

Capital adequacy is an important indicator of financial stability and performance. Overall, KeyCorp's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.03% at December 31, 1994, down slightly from 7.37% and 7.13% at December 31, 1993 and 1992, respectively. Banking industry regulators define minimum capital ratios for bank holding companies and their banking and savings association subsidiaries. Based on the risk-based capital rules and definitions prescribed by the banking regulators, KeyCorp's Tier I and total capital to net risk-adjusted assets ratios at December 31, 1994, were 8.48% and 11.62%, respectively. As illustrated in Figure 33, these compare favorably with the requirements of 4.0% for Tier I and 8.0% for total capital. The regulatory Tier I leverage ratio standard prescribes a minimum ratio of 3.0%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum. At December 31, 1994, KeyCorp's leverage ratio was 6.63%, substantially higher than the minimum requirement. Figure 31 presents the details of KeyCorp's regulatory capital position at December 31, 1994 and 1993.

Under the Federal Deposit Insurance Act, the Federal bank regulators group FDIC-insured depository institutions into five broad categories based on certain capital ratios. The five categories are "well-capitalized,"
"adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Although these provisions are not directly applicable to the Corporation under existing law and regulations, based upon its ratios the Corporation would qualify as "well-capitalized" at December 31, 1994. All of KeyCorp's affiliate banks do qualify as "well-capitalized" at December 31, 1994, except for the recently acquired First Citizens Bancorp of Indiana which is "adequately capitalized". First Citizens will be merged with Society National Bank, Indiana ("SNBI") during the first quarter of 1995, and SNBI is expected to be well-capitalized upon completion of the merger. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of KeyCorp or its affiliate banks.

On December 8, 1994, the Board of Governors of the Federal Reserve
System (the "Federal Reserve Board"), the agency with regulatory jurisdiction over bank holding companies such as KeyCorp, adopted a final rule, effective December 31, 1994, to exclude net unrealized gains and losses on "debt" securities classified as "available for sale" from the computation of Tier I capital for purposes of the risk-based capital and leverage standards. The rule provides that net unrealized losses on "equity" securities with readily determinable fair values and which are held in the "available for sale" portfolio, must be deducted from Tier I capital. The full potential impact of SFAS No. 115 on Tier I capital was mitigated by the Federal Reserve Board Action. This revision will not have a material effect on the risk-based capital and leverage standards of the Corporation's subsidiary banks.

At December 31, 1994, book value per Common Share was $18.88 based on 240,362,117 shares outstanding, compared with $17.53 based on 241,547,151 shares outstanding at December 31, 1993. KeyCorp's Common Shares are traded on the New York Stock Exchange under the symbol KEY. The sales price ranges of the Common Shares and per Common Share net income and dividends by quarter for each of the last two years are presented in Figure 34. At year-end 1994, the closing sales price on the New York Stock Exchange was $25.00 per share. This price was 132% of year-end book value per share, resulting in a dividend yield of 5.12%. On January 19, 1995, the quarterly dividend on Common Shares was increased by 12.5% to $.36 per Common Share, up from $.32

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


per Common Share in 1994. There were 52,974 holders of record of KeyCorp Common Shares at December 31, 1994.

FOURTH QUARTER RESULTS

As shown in Figure 34, net income for the fourth quarter of 1994 was $193.8 million, or $.79 per Common Share, compared with $122.3 million, or $.49 per Common Share, for the same period last year. The 1994 period was impacted by securities losses of $23.7 million ($14.3 million after-tax, $.06 per Common Share) related to the balance sheet reconfiguration and the 1993 period was impacted by merger and integration charges of $118.7 million ($80.6 million after-tax, $.33 per Common Share) recorded in connection with the Merger. Excluding the impact of these significant nonrecurring items, net income in the 1994 fourth quarter was $208.1 million, up $5.2 million, or 3%, from the prior year. This slight increase reflected decreases of $15.2 million, or 3%, in noninterest expense and $20.2 million, or 44%, in the provision for loan losses, which were partially offset by decreases of $12.8 million, or 2%, in taxable-equivalent net interest income and $8.1 million, or 3%, in noninterest income. On an annualized basis, the return on average total assets for the fourth quarter of 1994 was 1.19% compared with .83% for the fourth quarter of 1993. The annualized returns on average common equity for the fourth quarters of 1994 and 1993 were 16.61% and 11.09%, respectively. On an annualized basis, adjusting for the nonrecurring items mentioned above, the fourth-quarter return on average total assets and return on average common equity were 1.28% and 17.86%, respectively, in 1994 and 1.38% and 18.64%, respectively, in 1993.

The decrease in total noninterest expense in the fourth quarter of 1994 as compared with the fourth quarter of 1993, exclusive of merger and integration charges, reflected a $13.7 million decrease in net OREO expense and an $11.2 million decrease in personnel expense. These declines were offset in part by a $4.8 million increase in various components of miscellaneous expense and a $4.7 million increase in net occupancy expense. The lower provision for loan losses resulted from the continued overall improvement in asset quality. The decrease in taxable-equivalent net interest income reflected a decline in the net interest margin from 5.21% to 4.60% which more than offset the positive impact of a $6.0 billion increase in average earning assets, principally loans. The decline in the net interest margin was primarily due to growth in earning assets (principally new loan originations) at reduced spreads, increased reliance on market priced funding and a moderately liability-sensitive balance sheet in a rising interest rate environment. The decline in noninterest income, after excluding the net securities losses, reflected decreases of $12.5 million and $12.1 million in special asset management fees and mortgage banking income, respectively, offset in part by an $18.5 increase in other noninterest income.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  FIGURE 34 SELECTED QUARTERLY FINANCIAL DATA

                                                        1994                                            1993
dollars in millions,               ---------------------------------------------------------------------------------------------
 except per share amounts                4th         3rd         2nd         1st         4th         3rd         2nd         1st
- --------------------------------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                    $ 1,191.8   $ 1,150.7   $1,102.6   $ 1,045.0   $ 1,050.5   $ 1,051.0   $ 1,065.0   $ 1,047.4
Interest expense                       526.5       471.1      422.3       376.9       372.2       378.6       390.8       393.3
Net interest income                    665.3       679.6      680.3       668.1       678.3       672.4       674.2       654.1
Provision for loan losses               26.2        27.2       35.0        36.8        46.4        49.9        59.5        55.9
Noninterest income                     205.3       223.3      227.4       226.6       237.1       288.7       253.3       222.6
Noninterest expense                    555.6       530.1      538.7       542.8       689.5       590.8       569.8       535.0
Income before income taxes             288.8       345.6      334.0       315.1       179.5       320.4       298.2       285.8
Net income                             193.8       229.3      221.8       208.6       122.3       200.8       196.9       189.9
Net income applicable to
 Common Shares                         189.8       225.3      217.8       204.6       118.4       196.6       192.4       184.4
- --------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                         $     .79   $     .92   $    .89   $     .85   $     .49   $     .82   $     .81   $     .77
Cash dividends                           .32         .32        .32         .32         .28         .28         .28         .28
Book value at period-end               18.88       18.65      18.17       17.88       17.53       17.32       16.74       16.19
Market price:
 High                                  30.88       33.50      33.75       33.00       33.50       35.75       37.25       35.75
 Low                                   23.63       30.13      29.50       28.88       27.25       30.88       28.63       30.88
 Close                                 25.00       30.50      31.88       30.00       29.75       32.00       35.13       34.63
Weighted average
 Common Shares (millions)              241.4       244.1      244.8       241.9       240.8       240.8       239.5       237.9
- --------------------------------------------------------------------------------------------------------------------------------
AT PERIOD-END
Loans                              $46,224.7   $44,608.8  $43,157.6   $41,379.8   $40,071.3   $39,070.7   $38,375.9   $38,371.7
Earning assets                      60,046.5    58,638.1   57,347.0    55,913.5    54,352.7    52,935.5    52,699.9    52,346.4
Total assets                        66,798.1    64,500.3   63,356.6    61,475.8    59,631.2    58,169.2    57,944.5    57,850.8
Deposits                            48,564.2    47,816.5   47,796.2    46,880.6    46,499.1    44,339.9    44,400.8    44,964.3
Long-term debt                       3,569.8     2,177.8    2,123.6     1,744.5     1,763.9     1,908.4     1,957.2     1,904.1
Common shareholders' equity          4,538.5     4,541.9    4,438.8     4,376.3     4,233.6     4,150.1     3,999.5     3,852.4
Total shareholders'equity            4,698.5     4,701.9    4,598.8     4,536.3     4,393.6     4,310.1     4,183.5     4,036.4
- ---------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets          1.19%       1.43%      1.43%       1.41%        .83%       1.40%       1.38%       1.38%
Return on average common equity        16.61       19.95       19.77       19.20       11.09       19.10       19.67       19.83
Return on average total equity         16.38       19.60       19.43       18.88       11.05       18.73       19.22       19.27
Efficiency                             61.10       57.90       58.43       60.13       61.35       60.13       60.54       60.04
Overhead                               48.01       44.48       44.87       47.27       48.12       46.50       46.15       46.84
Net interest margin                     4.60        4.79        4.92        5.03        5.21        5.30        5.35        5.40
- ---------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD-END
Equity to assets                        7.03%       7.29%       7.26%       7.38%       7.37%       7.41%       7.22%       6.98%
Tangible equity to tangible assets      6.19        6.45        6.42        6.55        6.51        6.52        6.16        5.89
Tier I risk-adjusted capital            8.48        8.86        8.77        8.91        8.73        8.66        8.42        8.05
Total risk-adjusted capital            11.62       12.07       12.03       12.34       12.22       12.18       11.98       11.24
Leverage                                6.63        6.79        6.76        6.85        6.72        6.74        6.48        6.37
- --------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain acquisitions and divestitures completed by KeyCorp in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and Divestitures appearing on page 56.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                   FIGURE 35 BANKING SERVICES DATA BY REGION
Year ended December 31,
                                              Northeast Region      Great Lakes Region
                                             -------------------    ------------------
dollars in millions                          1994          1993       1994       1993
- ---------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
Return on average total assets                  1.35%        1.28%      1.57%      1.54%
Net interest margin                             4.94         5.35       4.54        5.31
Nonperforming loans to year-end loans            .74         1.01        .47         .91
Allowance for loan losses to year-end loans     1.34         1.43       2.32        2.69
Net loan charge-offs to average loans            .46          .80        .16         .56
Efficiency                                     50.68        52.27      55.35       55.66

AVERAGE BALANCES
Loans                                        $12,254      $11,454    $19,163     $17,870
Earning assets                                16,570       15,458     26,412      23,058
Total assets                                  17,710       16,697     28,767      25,074
Deposits                                      13,928       13,921     20,364      18,774
Shareholders' equity                           1,367        1,280      2,057       2,058
- ----------------------------------------------------------------------------------------


                                            Rocky Mountain Region     Northwest Region
                                            ----------------------    ------------------
                                             1994          1993       1994       1993
- ----------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
Return on average total assets                  1.41%        1.31%      1.15%       1.50%
Net interest margin                             5.25         5.35       4.80        5.79
Nonperforming loans to year-end loans            .58          .26        .47         .63
Allowance for loan losses to year-end loans     1.38         1.37       1.28        1.29
Net loan charge-offs to average loans            .28          .25        .13         .22
Efficiency                                     56.49        59.44      60.26       57.43

AVERAGE BALANCES
Loans                                         $3,026       $2,511    $ 9,214     $ 8,358
Earning assets                                 3,956        3,394     11,042       9,735
Total assets                                   4,298        3,687     12,023      10,787
Deposits                                       3,446        3,030      9,472       8,976
Shareholders' equity                             338          278        911         886
- -----------------------------------------------------------------------------------------

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                FIGURE 36 SIX-YEAR CONSOLIDATED BALANCE SHEETS

December 31,                                                                                                         Compound
                                                                                                                  Annual Rate
                                                                                                                    of Change
dollars in millions                     1994         1993         1992         1991         1990         1989     (1989-1994)
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks          $ 3,511.4    $ 2,777.4    $ 3,079.7    $ 3,150.5    $ 3,061.3    $ 3,445.4             .4%
  Short-term investments               670.0        107.2        985.5      1,693.4      1,167.1      2,080.5          (20.3)
  Mortgage loans held for sale         355.2      1,325.3        938.5        691.9        389.9        110.4           26.3
  Securities available for sale      2,521.0      1,726.8      2,458.7           --        101.8        172.6           71.0
  Investment securities             10,275.6     11,122.1      8,976.3     10,288.3      8,815.7      7,937.5            5.3
  Loans                             46,224.7     40,071.3     36,021.8     35,534.3     34,193.7     31,570.4            7.9
    Less: Allowance for loan
     losses                            830.3        802.7        782.6        793.5        677.3        452.7           12.9
- ----------------------------------------------------------------------------------------------------------------------------
    Net loans                       45,394.4     39,268.6     35,239.2     34,740.8     33,516.4     31,117.7            7.8
  Premises and equipment               987.2        912.9        843.3        719.9        676.8        621.7            9.7
  Other real estate owned,
   net of allowance                     79.0        150.4        332.4        330.7        211.5        123.6           (8.6)
  Intangible assets                    598.9        549.3        601.6        629.5        662.2        457.9            5.5
  Purchased mortgage servicing
   rights                              194.8        188.6        165.4        128.8          8.6          6.6           96.8
  Other assets                       2,210.6      1,502.6      1,447.8      1,227.1      1,342.1      1,131.2           14.3
- ----------------------------------------------------------------------------------------------------------------------------
    Total assets                   $66,798.1    $59,631.2    $55,068.4    $53,600.9    $49,953.4    $47,205.1            7.2%
                                   =========    =========    =========    =========    =========    =========

LIABILITIES
  Deposits in domestic offices:
    Noninterest-bearing            $ 9,135.7    $ 8,826.3    $ 8,291.4    $ 7,085.5    $ 6,906.1    $ 6,746.9            6.2%
    Interest-bearing                36,003.4     35,658.3     34,026.5     35,448.4     33,534.2     29,569.8            4.0
  Deposits in foreign offices --
   interest-bearing                  3,425.1      2,014.5      1,115.2        301.1        495.0      1,058.7           26.5
- ----------------------------------------------------------------------------------------------------------------------------
    Total deposits                  48,564.2     46,499.1     43,433.1     42,835.0     40,935.3     37,375.4            5.4
  Federal funds purchased and
   securities sold under
   repurchase agreements             5,499.1      4,120.3      4,207.5      4,254.1      3,395.7      3,847.7            7.4
  Other short-term borrowings        3,277.6      1,776.2        874.9        833.4        594.2      1,010.2           26.5
  Other liabilities                  1,188.9      1,078.1        835.5        937.5        857.3        815.0            7.8
  Long-term debt                     3,569.8      1,763.9      1,790.1      1,224.5      1,145.2      1,177.4           24.8
- ----------------------------------------------------------------------------------------------------------------------------
    Total liabilities               62,099.6     55,237.6     51,141.1     50,084.5     46,927.7     44,225.7            7.0

SHAREHOLDERS' EQUITY
  Preferred stock                      160.0        160.0        244.0        244.0         84.0         50.3           26.0
  Common Shares                        245.9        242.8        237.4        179.1        166.3        166.5            8.1
  Capital surplus                    1,454.2      1,433.9      1,336.5      1,487.4      1,270.1      1,293.8            2.4
  Retained earnings                  3,169.3      2,641.5      2,206.1      1,848.7      1,758.1      1,696.2           13.3
  Loans to ESOP trustee                (63.9)       (63.9)       (65.5)       (65.4)       (67.2)       (71.7)          (2.3)
  Net unrealized losses, net of
   taxes, on securities               (115.3)          --           --           --           --           --            N/M
  Treasury stock at cost              (151.7)       (20.7)       (31.2)      (177.4)      (185.6)      (155.7)           (.5)
- -----------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity       4,698.5      4,393.6      3,927.3      3,516.4      3,025.7      2,979.4            9.5
- -----------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity          $66,798.1    $59,631.2    $55,068.4    $53,600.9    $49,953.4    $47,205.1            7.2%
                                   =========    =========    =========    =========    =========    =========
- -----------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

                           ------------------------
                           KEYCORP AND SUBSIDIARIES


             FIGURE 37 SIX-YEAR CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31,                                                                                              Compound
                                                                                                                  Annual Rate
dollars in millions,                                                                                                of Change
except per share amounts                1994         1993         1992         1991         1990         1989     (1989-1994)
- -----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                             $3,608.5     $3,313.7     $3,254.1     $3,655.9     $3,637.6     $3,572.3             .2%
  Mortgage loans held for sale          51.1         74.0         59.4         47.0         27.7          9.4           40.3
  Taxable investment securities        507.0        556.4        676.9        678.2        582.6        535.5           (1.1)
  Tax-exempt investment securities      89.6        107.4        119.8        126.3        134.9        142.8           (8.9)
  Securities available for sale        227.4        140.9         57.2         59.6           .9          3.0          137.6
  Short-term investments                 6.5         21.5         31.4         85.4        145.1        147.2          (46.4)
- -----------------------------------------------------------------------------------------------------------------------------
    Total interest income            4,490.1      4,213.9      4,198.8      4,652.4      4,528.8      4,410.2             .4

INTEREST EXPENSE
  Deposits                           1,324.6      1,233.3      1,469.0      2,135.7      2,230.8      2,078.7           (8.6)
  Federal funds purchased and
   securities sold under
   repurchase agreements               243.5        130.2        142.9        213.7        272.3        337.3           (6.3)
  Other short-term borrowings           90.9         44.5         31.1         74.5         67.5         81.1            2.3
  Long-term debt                       137.8        126.9        107.1         95.5         97.1        118.7            3.0
- -----------------------------------------------------------------------------------------------------------------------------
    Total interest expense           1,796.8      1,534.9      1,750.1      2,519.4      2,667.7      2,615.8           (7.2)
- -----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                  2,693.3      2,679.0      2,448.7      2,133.0      1,861.1      1,794.4            8.5
  Provision for loan losses            125.2        211.7        338.4        466.2        517.2        306.2          (16.4)
- -----------------------------------------------------------------------------------------------------------------------------
  Net interest income after
    provision for loan losses        2,568.1      2,467.3      2,110.3      1,666.8      1,343.9      1,488.2           11.5

NONINTEREST INCOME
  Service charges on deposit
   accounts                            263.2        252.5        236.6        217.4        191.9        171.2            9.0
  Trust and asset management
   income                              219.8        244.6        250.8        235.8        217.3        168.1            5.5
  Mortgage banking income               88.0        127.9         97.6         74.3         31.9         28.4           25.4
  Credit card fees                      76.2         73.5         80.9         71.4         62.3         50.9             .4
  Net securities gains (losses)        (14.7)        28.3         14.6         18.9         11.5          6.8            N/M
  Gains on certain asset sales            --         29.4         22.9         24.0          4.8         20.4            N/M
  Other income                         250.1        245.5        221.8        207.5        224.5        189.3            5.7
- -----------------------------------------------------------------------------------------------------------------------------
    Total noninterest income           882.6      1,001.7        925.2        849.3        744.2        635.1            6.8

 NONINTEREST EXPENSE
  Personnel                          1,059.9      1,100.7      1,013.6        925.3        853.5        809.1            5.5
  Net occupancy                        216.9        204.2        189.7        184.8        160.6        145.8            8.3
  Equipment                            158.0        161.3        151.6        134.1        127.4        134.9            3.2
  FDIC insurance assessments            98.7         98.7         96.2         84.7         42.4         28.8           27.9
  Merger and integration charges          --        118.7         92.7         93.8         26.9           --            N/M
  Other expense                        633.7        701.5        626.6        643.0        608.7        587.2            1.5
- -----------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense        2,167.2      2,385.1      2,170.4      2,065.7      1,819.5      1,705.8            4.9

INCOME BEFORE INCOME TAXES
  AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE               1,283.5      1,083.9        865.1        450.4        268.6        417.5           25.2
  Income taxes                         430.0        374.0        279.6        136.7         15.2        130.8           26.9
- -----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                 853.5        709.9        585.5        313.7        253.4        286.7           24.4
  Cumulative effect of accounting
   change                                 --           --          6.6           --          2.7           --            N/M
- -----------------------------------------------------------------------------------------------------------------------------
NET INCOME                          $  853.5     $  709.9    $   592.1     $  313.7     $  256.1     $  286.7           24.4%
                                    ========     ========    =========     ========     ========     ========
Net income applicable to
 Common Shares                      $  837.5     $  691.8    $   568.1     $  297.5     $  249.0     $  281.3           24.4%
Net income per Common Share:
  Before cumulative effect of
   accounting change                   $3.45        $2.89        $2.39        $1.31        $1.13        $1.26           22.3%
  After cumulative effect of
   accounting change                    3.45         2.89         2.42         1.31         1.13         1.26           22.3

Weighted average Common Shares
  outstanding (000)                243,067.5    239,775.2    235,004.8    227,116.2    220,078.6    223,901.3            1.7%
Taxable-equivalent adjustment          $58.8        $63.1        $72.2        $81.7        $90.1        $94.4           (9.0)%
- ----------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

                                      48

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                             REPORT OF MANAGEMENT

The management of KeyCorp and its subsidiaries (the "Corporation") is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this report. The financial statements and related notes have been prepared in conformity with generally accepted accounting principles and, in the judgment of management, present fairly and consistently the Corporation's financial position, results of operations, and cash flows. Management also believes that financial information presented elsewhere in this report is consistent with that in the financial statements. The amounts contained in the financial statements are based on management's best estimates and judgments.

Management is also responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance as to the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses, among other things, conflicts of interest, compliance with laws and regulations, and the prompt reporting of any failure or circumvention of controls. Compliance with the Corporation's code of ethics is certified annually. In addition, an effective internal audit function periodically tests the system of internal controls. Management takes actions to correct control deficiencies as they are identified. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Management believes that the system of internal controls provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for KeyCorp's financial statements through its Audit Committee. The Corporation's Audit Committee, composed exclusively of outside directors, also has responsibility for recommending the independent auditors. The Audit Committee meets regularly with the independent auditors and internal auditors to review the scope of their audits and audit reports and to discuss action to be taken. Both the independent auditors and internal auditors have direct access to the Audit Committee.

Management has made an assessment of the Corporation's internal control structure and procedures over financial reporting using the criteria described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Corporation maintained an effective system of internal control for financial reporting as of December 31, 1994.

                                       /s/ VICTOR J. RILEY, JR.
                                       Victor J. Riley, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer


                                       /s/ JAMES W. WERT
                                       James W. Wert
                                       Senior Executive Vice President and
                                       Chief Financial Officer




              REPORT OF ERNST & YOUNG LLP / INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeyCorp and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, in 1994 the Corporation changed its method of accounting for certain investments in debt and equity securities.


Cleveland, Ohio
                                                   /s/ ERNST & YOUNG LLP
January 18, 1995
except for Note 2, as to which the date is
February 28, 1995

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


December 31,

dollars in thousands                                                              1994                1993
- ----------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                  $ 3,511,368         $ 2,777,438
  Short-term investments                                                       670,010             107,219
  Mortgage loans held for sale                                                 355,198           1,325,338
  Securities available for sale (at fair value in 1994; fair value of
   $1,794,845 in 1993)                                                       2,521,049           1,726,828
  Investment securities (fair value: $9,757,032 and  $11,340,206)           10,275,638          11,122,093
  Loans                                                                     46,224,644          40,071,244
    Less: Allowance for loan losses                                            830,298             802,712
- ----------------------------------------------------------------------------------------------------------
    Net loans                                                               45,394,346          39,268,532
  Premises and equipment                                                       987,231             912,870
  Other real estate owned, net of allowance                                     79,007             150,362
  Intangible assets                                                            598,887             549,348
  Purchased mortgage servicing rights                                          194,757             188,592
  Other assets                                                               2,210,613           1,502,531
- ----------------------------------------------------------------------------------------------------------
    Total assets                                                           $66,798,104         $59,631,151
                                                                           ===========         ===========
LIABILITIES
  Deposits in domestic offices:
    Noninterest-bearing                                                    $ 9,135,760         $ 8,826,300
    Interest-bearing                                                        36,003,352          35,658,315
  Deposits in foreign offices-interest-bearing                               3,425,125           2,014,533
- ----------------------------------------------------------------------------------------------------------
    Total deposits                                                          48,564,237          46,499,148
  Federal funds purchased and securities sold under repurchase
   agreements                                                                5,499,117           4,120,258
  Other short-term borrowings                                                3,277,611           1,776,192
  Other liabilities                                                          1,188,895           1,078,116
  Long-term debt                                                             3,569,794           1,763,870
- ----------------------------------------------------------------------------------------------------------
    Total liabilities                                                       62,099,654          55,237,584

SHAREHOLDERS' EQUITY
  Preferred stock, $1 par value; authorized 25,000,000 shares, none
   issued                                                                           --                  --
  10% Cumulative Preferred Stock Class A (Series B in 1993), $125
   stated value; authorized 1,400,000 shares, issued 1,280,000 shares          160,000             160,000
  Common Shares, $1 par value; authorized 900,000,000 shares
   (400,000,000 shares in 1993); issued 245,944,390 and
   242,827,755 shares                                                          245,944             242,828
  Capital surplus                                                            1,454,177           1,433,861
  Retained earnings                                                          3,169,315           2,641,450
  Loans to ESOP trustee                                                        (63,909)            (63,909)
  Net unrealized losses, net of taxes, on securities                          (115,280)                 --
  Treasury stock at cost (5,582,273 and 1,280,604 shares)                     (151,797)            (20,663)
- ----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                               4,698,450           4,393,567
- ----------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                             $66,798,104         $59,631,151
                                                                           ===========         ===========
- ----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
Year ended December 31,

dollars in thousands, except per share amounts                                     1994           1993           1992
- ---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                                                      $3,608,488     $3,313,689     $3,254,085
  Mortgage loans held for sale                                                   51,133         74,062         59,392
  Taxable investment securities                                                 506,971        556,381        676,908
  Tax-exempt investment securities                                               89,548        107,363        119,788
  Securities available for sale                                                 227,414        140,895         57,167
  Short-term investments                                                          6,516         21,484         31,451
- ---------------------------------------------------------------------------------------------------------------------
    Total interest income                                                     4,490,070      4,213,874      4,198,791

INTEREST EXPENSE
  Deposits                                                                    1,324,576      1,233,331      1,468,974
  Federal funds purchased and securities sold under repurchase agreements       243,532        130,213        142,894
  Other short-term borrowings                                                    90,924         44,451         31,165
  Long-term debt                                                                137,794        126,902        107,085
- ---------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                    1,796,826      1,534,897      1,750,118
- ---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                           2,693,244      2,678,977      2,448,673
  Provision for loan losses                                                     125,157        211,662        338,337
- ---------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                         2,568,087      2,467,315      2,110,336

NONINTEREST INCOME
  Service charges on deposit accounts                                           263,192        252,537        236,573
  Trust and asset management income                                             219,804        244,646        250,788
  Mortgage banking income                                                        87,971        127,869         97,598
  Credit card fees                                                               76,220         73,466         80,947
  Insurance and brokerage income                                                 58,619         65,685         50,036
  Special asset management fees                                                  17,304         45,948          5,869
  Net securities gains (losses)                                                 (14,673)        28,319         14,627
  Gains on certain asset sales                                                       --         29,410         22,906
  Other income                                                                  174,185        133,826        165,849
- ---------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                    882,622      1,001,706        925,193

NONINTEREST EXPENSE
  Personnel                                                                   1,059,859      1,071,444        977,820
  Net occupancy                                                                 216,946        204,205        189,709
  Equipment                                                                     158,074        161,281        151,615
  FDIC insurance assessments                                                     98,678         98,707         96,179
  Professional fees                                                              50,020         53,274         75,983
  OREO expense, net                                                               2,497         43,088         43,580
  Merger and integration charges                                                     --        118,718         92,716
  Other expense                                                                 581,164        634,406        542,810
- ---------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                 2,167,238      2,385,173      2,170,412

INCOME BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                       1,283,471      1,083,898        865,117
  Income taxes                                                                  429,981        373,972        279,632
- ---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            853,490        709,926        585,485
  Cumulative effect of accounting change                                             --             --          6,613
- ---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                   $  853,490     $  709,926     $  592,098
                                                                             ==========     ==========     ==========

Net income applicable to Common Shares                                       $  837,490     $  691,829     $  568,069
Net income per Common Share:
  Before cumulative effect of accounting change                                   $3.45          $2.89          $2.39
  After cumulative effect of accounting change                                     3.45           2.89           2.42

Weighted average Common Shares outstanding                                  243,067,487    239,775,188    235,004,821
- ---------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                                                     KEYCORP AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                                                   Loans to  Net Unrealized Treasury
                                               Preferred      Common       Capital     Retained        ESOP      Securities    Stock
dollars in thousands, except per share amounts     Stock      Shares       Surplus     Earnings     Trustee   Gains (Losses) at Cost
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1992                     $ 243,970   $ 179,104    $1,487,384   $1,848,698   $ (65,349)              $(177,379)
  Adjustments relating to pooling of interests                    (2)         (132)        (381)
  Cancellation of treasury stock of pooled company            (3,300)     (124,793)                                         128,093
  Net income                                                                            592,098
  Cash dividends:
    Common Shares ($.98 per share)                                                     (101,547)
    Fixed/Adjustable Rate Cumulative
      Preferred Stock ($3.89 per share)                                                  (4,670)
    Declared by pooled companies prior to mergers:
      Common stock                                                                     (109,667)
      Preferred stock                                                                   (19,359)
  Issuance of Common Shares:
    Acquisitions-838,307 shares                                  838         8,255
    Dividend reinvestment, stock option
      and purchase plans-1,956,516 net shares                  1,395        25,171                                           18,111
  Tax benefits attributable to ESOP dividends                                               879
  Loan payments from ESOP trustee                                                                      (129)
   Two-for-one stock split effected by means of a
    100% stock dividend paid March 22, 1993                   59,329       (59,329)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                     243,970     237,364     1,336,556    2,206,051     (65,478)                (31,175)
  Net income                                                                            709,926
  Cash dividends:
    Common Shares ($1.12 per share)                                                    (131,031)
    Fixed/Adjustable Rate Cumulative
      Preferred Stock ($1.297 per share)                                                 (1,556)
    Declared by pooled company prior to merger:
      Common stock                                                                     (125,992)
      Preferred stock                                                                   (17,059)
  Issuance of Common Shares:
    Acquisitions-4,494,543 shares                              4,495        79,364
    Dividend reinvestment, stock option
      and purchase plans-1,620,479 net shares                    969        19,741                                           10,512
  Redemption of 1,200,000 shares of Fixed/
    Adjustable Rate Cumulative Preferred Stock   (60,000)                   (1,800)
  Redemption of 479,394 shares of Series A
    Preferred Stock                              (23,970)
  Tax benefits attributable to ESOP dividends                                             1,111
  Loan payments from ESOP trustee                                                                     1,569
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                     160,000     242,828     1,433,861    2,641,450     (63,909)                (20,663)
  Adjustment of securities available for sale
    to fair value at January 1, net of deferred
    tax expense of $26,621                                                                                    $  46,153
  Adjustments relating to poolings of interests-
    12,990 shares                                                (11)         (375)                                             (71)
  Net income                                                                            853,490
  Cash dividends:
    Common Shares ($1.28 per share)                                                    (271,074)
    Cumulative Preferred Stock ($12.50 per share)                                       (12,000)
    Declared by pooled company prior to merger:
      Common stock                                                                      (39,793)
      Preferred stock                                                                    (4,000)
  Issuance of Common Shares:
    Acquisitions-5,120,205 shares                              2,900        18,850                                           62,474
    Conversion of subordinated debentures-
      120,213 shares                                                          (701)                                           2,309
    Dividend reinvestment, stock option
      and purchase plans-1,170,238 net shares                    227         2,542                                           19,752
  Repurchase of Common Shares-7,582,700 shares                                                                             (215,598)
  Change in net unrealized gains (losses)
     on securities, net of deferred tax benefit
     of $(93,109)                                                                                              (161,433)
  Tax benefits attributable to ESOP dividends                                             1,242
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                    $160,000   $ 245,944    $1,454,177   $3,169,315   $ (63,909)  $(115,280)  $(151,797)
                                                ========   =========    ==========   ==========   =========   =========   =========
- ------------------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                                                     KEYCORP AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF CASH FLOW
Year ended December 31,
in thousands                                                                  1994            1993            1992
- ------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                            $  853,490      $  709,926      $  592,098
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                              125,157         211,662         338,337
    Depreciation expense                                                   121,912         110,852         104,330
    Amortization of intangibles                                             58,518          58,050          61,692
    Amortization of purchased mortgage servicing rights                     37,271          56,566          29,607
    Gains on certain asset sales                                                --         (29,410)        (22,906)
    Deferred income taxes                                                  170,334          49,431          68,700
    Net securities (gains) losses                                           14,673         (28,319)        (14,627)
    Gains on sales of mortgage servicing rights                             (3,045)        (25,494)             --
    (Gains) losses from the sales of other real estate owned                (2,094)            748           3,082
    Net decrease (increase) in mortgage loans held for sale                996,682        (386,797)       (156,911)
    Other operating activities, net                                       (656,159)        123,149        (408,475)
- ------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                1,716,739         850,364         594,927
INVESTING ACTIVITIES
  Net increase in loans                                                 (5,322,212)     (1,807,283)        (99,078)
  Purchases of investment securities                                    (4,444,870)     (5,441,846)     (5,266,842)
  Proceeds from sales of investment securities                              23,043         142,092         662,221
  Proceeds from prepayments and maturities of investment securities      2,544,315       3,709,134       3,425,344
  Purchases of securities available for sale                              (898,848)       (280,634)       (581,755)
  Proceeds from sales of securities available for sale                   2,232,569         630,761         661,926
  Proceeds from prepayments and maturities of securities available
      for sale                                                             517,398         445,559          93,273
  Net (increase) decrease in short-term investments                       (228,377)      1,040,389         835,503
  Purchases of premises and equipment                                     (204,513)       (172,157)       (270,787)
  Proceeds from sales of premises and equipment                             25,333          24,492          46,261
  Proceeds from sales of other real estate owned                            73,805         189,571         162,961
  Purchases of mortgage servicing rights                                   (43,437)        (77,312)        (67,359)
  Proceeds from sales of subsidiaries                                           --         153,254           4,800
  Net cash provided by (used in) acquisitions                               40,167         (37,427)         52,381
- ------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                   (5,685,627)     (1,481,407)       (341,151)
FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                      599,907         (57,506)        (26,545)
  Net increase (decrease) in short-term borrowings                       2,858,177         695,185         (32,795)
  Net proceeds from issuance of long-term debt                           1,954,060         556,439         700,337
  Payments on long-term debt                                              (154,325)       (568,529)       (174,249)
  Redemption of preferred stock                                                 --         (85,770)             --
  Purchase of treasury shares                                             (215,598)             --              --
  Proceeds from issuance of common stock pursuant to employee
    stock purchase, stock option and dividend reinvestment plans            18,623          28,238          39,442
  Cash dividends                                                          (358,811)       (262,532)       (233,480)
  Sales of branch offices and loans:
    Deposit liabilities assumed by purchasers                                   --              --      (1,032,006)
    Loans sold                                                                  --              --         377,578
    Long-term debt issued to fund branch sale                                   --              --          36,154
    Other, net                                                                  --              --          23,956
  Other financing activities, net                                              785          23,219          (2,984)
- ------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      4,702,818         328,744        (324,592)
- ------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                         733,930        (302,299)        (70,816)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                             2,777,438       3,079,737       3,150,553
- ------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                  $3,511,368      $2,777,438      $3,079,737
                                                                        ==========      ==========      ==========
- ------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
  Interest paid                                                         $1,753,894      $1,529,058      $1,803,194
  Income taxes paid                                                        263,378         306,489         242,346
  Net payments received on portfolio swaps                                  79,314         148,818          74,128
Noncash items:
  Transfers of loans to other real estate owned                             52,664          88,709         193,628
  Net transfer of securities from investment to available for  sale
    portfolio                                                            2,723,143              --       2,632,085
  Transfers of loans to mortgage loans held for sale                            --              --          86,155
- ------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

KeyCorp is a financial services holding company headquartered in Cleveland, Ohio, and is engaged primarily in the business of commercial and retail banking. It provides a wide range of banking, fiduciary, asset management, mortgage banking, insurance and other financial services to corporate, institutional and individual customers.

The accounting policies of KeyCorp and its subsidiaries (the "Corporation") conform with generally accepted accounting principles and prevailing practices within the financial services industry. The following is a summary of significant accounting and reporting policies.

KEYCORP-SOCIETY MERGER
On March 1, 1994, KeyCorp ("old KeyCorp") merged into and with Society Corporation ("Society"), which was the surviving corporation under the name KeyCorp. The merger was accounted for as a pooling of interests and, accordingly, the financial information for all prior periods has been restated to present the combined financial condition and results of operations of both companies as if the merger had been in effect for all periods presented. Further details pertaining to the merger are presented in Note 2, Mergers, Acquisitions and Divestitures, on page 56 of this report.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

BUSINESS COMBINATIONS
In business combinations accounted for as poolings of interests, the assets, liabilities and shareholders' equity of the respective companies are carried forward at their historical amounts. The companies' results of operations are combined and the prior periods' financial statements are restated to give effect to the merger.

In business combinations accounted for as purchases, the results of operations of the acquired businesses are included from the respective dates of acquisition. Net assets of the companies acquired are recorded at their cost to the Corporation at the date of acquisition and related purchase premiums and discounts are amortized over the remaining lives of the respective assets or liabilities.

STATEMENT OF CASH FLOWS
Cash and due from banks are considered cash and cash equivalents for purposes of complying with the reporting requirements prescribed by Statement of Financial Accounting Standards ("SFAS") No. 95, "Statement of Cash Flows."

SECURITIES AND TRADING ACCOUNT ASSETS
Effective January 1, 1994, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this standard, equity securities with readily determinable fair values and all investments in debt securities are classified and accounted for in one of three categories: securities held to maturity, trading account assets and securities available for sale.

Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Securities held to maturity and equity securities that do not have readily determinable fair values are presented as investment securities on the balance sheet.

Debt and equity securities that are bought and principally held for the purpose of selling them in the near term are classified as trading account assets, reported at fair value and included in short-term investments with realized and unrealized gains and losses reported in noninterest income. short-term investments with realized and unrealized gains and losses reported in noninterest income.

Debt and equity securities that the Corporation has not classified as investment securities or trading account assets are classified as securities available for sale and, as such, are reported at fair value, with unrealized gains and losses, net of deferred taxes, reported as a component of shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of aggregate cost or market value. Gains or losses from sales of securities available for sale are computed using the specific identification method and included in net securities gains (losses).

MORTGAGE LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of aggregate cost, market value, or contracted sales value when fixed price commitments to sell exist.

LOANS
Loans are carried at the principal amount outstanding, net of unearned income, including deferred loan fees. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment to the related loan yield over the contractual lives of the related loans. Student loans held for sale are carried at the lower of aggregate cost or market value.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest income on loans is primarily accrued based on principal amounts outstanding. The accrual of interest is discontinued when circumstances indicate that collection is questionable, or generally when payment is over 90 days past due. In such cases, interest accrued but not collected is charged against the allowance for loan losses. Thereafter, payments received are first applied to principal. Depending on management's assessment of the ultimate collectibility of the loan, interest income may be recognized on a cash basis. Loans are returned to accrual status when management determines that the circumstances have improved to the extent that there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb potential losses in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on the market area served, local economic conditions, the growth and composition of the loan portfolios and their related risk characteristics, and the continual review by management of the quality of the loan portfolio.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET AND LIABILITY
MANAGEMENT PURPOSES
The Corporation uses interest rate swaps in the management of its interest rate risk. Interest rate swaps used to modify the repricing or maturity characteristics of specified assets or liabilities are not marked to market. The net interest income or expense associated with such interest rate swaps is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed. The related interest receivable or payable from the contract is recorded in other assets or other liabilities. Realized gains and losses resulting from the early termination of interest rate swaps are deferred and amortized using the straight-line method over the shorter of the projected remaining life of the related swap contract at its termination or the underlying instrument.

FINANCIAL INSTRUMENTS HELD OR ISSUED
FOR TRADING PURPOSES
The Corporation uses interest rate swaps, caps, floors and futures and foreign exchange forward and option contracts for dealer and proprietary trading purposes. These financial instruments are reported at fair value with the changes included in noninterest income. The fair value adjustments of financial instruments for which a right of offset does not exist are reported on a gross basis. Interest income and expense related to financial instruments held or issued for trading purposes are included as interest on short-term investments. The related interest receivable or payable is recorded in other assets or liabilities.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases.

OTHER REAL ESTATE OWNED
Other real estate owned includes real estate acquired through foreclosure or a similar conveyance of title and real estate considered to be in-substance foreclosed when specific criteria are met. Other real estate owned is carried at the lower of its recorded amount (net of allowance) or fair value less estimated cost of disposal. Writedowns of the assets at, or prior to, the dates of acquisition are charged to the allowance for loan losses. Subsequent writedowns, income and expenses incurred in connection with holding such assets, and gains and losses resulting from the sales of such assets, are included in noninterest expense.

INTANGIBLE ASSETS
Goodwill, representing the excess of the cost of acquisitions over the fair value of net assets acquired, is amortized using the straight-line method over the estimated period to be benefited, generally not exceeding 25 years. Core deposit intangibles represent the net present value of the future economic benefits related to the use of deposits purchased. They are being amortized using an accelerated method over periods ranging from 7 to 15 years. Other intangibles are generally being amortized using the straight-line method over periods ranging from 4 to 15 years.

The Corporation reviews its intangible assets for possible impairment when there is a significant event that detrimentally impacts operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

PURCHASED MORTGAGE SERVICING RIGHTS
Purchased mortgage servicing rights represent the cost of the right to receive future servicing income. Purchased mortgage servicing rights are amortized, as a reduction of mortgage banking income, over the estimated lives of the related loans in proportion to the recognition of estimated net servicing income. An evaluation of the carrying amount of the purchased mortgage servicing rights is performed on a disaggregated basis by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based upon current industry expectations.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
Effective January 1, 1992, the Corporation prospectively adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting SFAS No. 109 was not material. The Corporation files a consolidated Federal income tax return.

EARNINGS PER COMMON SHARE
Earnings per Common Share is computed by dividing net income, less preferred stock dividends, by the weighted average number of Common Shares outstanding. These amounts have been adjusted to reflect stock splits.

                  2. MERGERS, ACQUISITIONS AND DIVESTITURES

COMPLETED TRANSACTIONS

KEYCORP - SOCIETY MERGER
On March 1, 1994, old KeyCorp merged into and with Society which was the surviving corporation and assumed the name KeyCorp. Under the terms of the merger agreement, 124,351,183 KeyCorp Common Shares were exchanged for all of the outstanding shares of old KeyCorp common stock (based on an exchange ratio of 1.205 shares for each share of old KeyCorp). The outstanding preferred stock of old KeyCorp was exchanged for 1,280,000 shares of a comparable, new issue of 10% Cumulative Preferred Stock of KeyCorp. The merger was accounted for as a pooling of interests and, accordingly, financial results for prior periods presented have been restated to include the combined results of both companies.

AMERITRUST TEXAS CORPORATION

On September 15, 1993, KeyCorp completed the sale of Ameritrust Texas Corporation ("ATC"), a wholly owned subsidiary, to Texas Commerce Bank, National Association, an affiliate of Chemical Banking Corporation. ATC was based in Dallas, Texas, and provided a range of investment management and fiduciary services to institutions, businesses and individuals through 11 offices operating in Texas. For the 1993 year-to-date period through the closing date, ATC had net income of $3.2 million. A $29.4 million gain was realized on the sale ($12.2 million after tax, $.05 per Common Share) and included in noninterest income in 1993.

PUGET SOUND BANCORP

On January 15, 1993, Puget Sound Bancorp ("PSB"), a bank holding company headquartered in Tacoma, Washington,

Mergers and acquisitions completed by KeyCorp during the three years ended December 31, 1994, along with the related accounting treatment, are as follows:
                                                                                                 Common
dollars in millions                           Location                Date        Assets     Shares Issued   Cash Paid
- -----------------------------------------------------------------------------------------------------------------------
POOLINGS OF INTEREST
  The Bank of Greeley2                            Colorado   December 1994       $    60            259,697          --
  Commercial Bancorporation of Colorado2          Colorado      March 1994           409          2,900,389          --
  KeyCorp-Society1                           New York/Ohio      March 1994    See note 1        124,351,183          --
  Jackson County Federal Bank2                      Oregon   December 1993           338          1,430,813          --
  Home Federal Savings Bank2                      Colorado       June 1993           230            590,485          --
  National Savings Bank of Albany2                New York   February 1993           671          2,111,638          --
  Puget Sound Bancorp1                          Washington    January 1993         4,700         31,391,544          --
  Valley Bancorporation2                             Idaho       June 1992           221            838,308          --
  Ameritrust Corporation1                             Ohio      March 1992        10,000         49,550,862          --

PURCHASES
  First Citizens Bancorp of Indiana                Indiana   December 1994           347          1,960,119          --
  State Home Savings Bank                             Ohio  September 1994           321                 --        $ 44
  Northwestern National Bank                    Washington       July 1993            49            361,607          --
  First Federal Savings & Loan Association         Florida    January 1993         1,100                 --         144
  First of America Bank, Monroe                   Michigan  September 1992           160                 --          12
  Olympic Savings Bank                          Washington       July 1992            81                 --           3
  Other3                                           Various         Various         2,400                 --         135
- -----------------------------------------------------------------------------------------------------------------------

1 See text above for more information regarding this transaction.
2 Financial statements for periods prior to the transaction were not restated to include the accounts and results of operations of the pooled company because the transaction was not material to KeyCorp.
3 Primarily includes the purchase of banking branches and nonbank subsidiaries.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with approximately $4.7 billion in assets as of December 31, 1992, merged into Key Bancshares of Washington, Inc., a wholly owned subsidiary of KeyCorp. A total of 31,391,544 KeyCorp Common Shares were exchanged for all of the outstanding shares of PSB common stock (based on an exchange ratio of 1.32 shares for each share of PSB). The merger was accounted for as a pooling of interests and, accordingly, financial results for prior periods presented have been restated to include the combined results of both companies.

AMERITRUST CORPORATION
On March 16, 1992, Ameritrust Corporation ("Ameritrust"), a financial services holding company located in Cleveland, Ohio, with approximately $10 billion in assets as of December 31, 1991, merged with and into KeyCorp. Under the terms of the merger agreement, 49,550,862 KeyCorp Common Shares were exchanged for all of the outstanding shares of Ameritrust common stock (based on an exchange ratio of .65 shares of KeyCorp for each share of Ameritrust). The outstanding preferred stock of Ameritrust was exchanged on a one-for-one basis for 1,200,000 shares of a comparable, new issue of Fixed/Adjustable Rate Cumulative Preferred Stock of KeyCorp. The merger was accounted for as a pooling of interests and, accordingly, financial results for the prior periods presented have been restated to include the combined results of both companies. In connection with the merger and as part of an agreement with the United States Department of Justice, KeyCorp sold 28 branches in Ohio in June 1992. Deposits of $933.3 million and loans or loan participations totaling $331.8 million were sold along with the branches at a gain of $20.1 million ($13.2 million after tax, $.06 per Common Share) which is included in non-interest income.

TRANSACTIONS PENDING AS OF DECEMBER 31, 1994

OMNIBANCORP
On February 28, 1995, KeyCorp acquired OMNIBANCORP, based in Denver, Colorado, in a tax-free exchange of stock. Under the terms of the merger agreement, 4,043,653 KeyCorp Common Shares were exchanged for all of the outstanding shares of OMNIBANCORP common stock (based on an exchange ratio of .2452 common shares for each share of OMNIBANCORP). OMNIBANCORP had five Colorado-chartered banks ("Omnibanks") and had 19 branches and total assets of approximately $500.2 million (unaudited) at the date of acquisition. The Omnibanks will be merged with and into Key Bank of Colorado, a wholly owned subsidiary of KeyCorp. The transaction was accounted for as a purchase.

CASCO NORTHERN BANK, NATIONAL ASSOCIATION
On February 16, 1995, KeyCorp acquired Casco Northern Bank, National Association ("Casco Northern"), headquartered in Portland, Maine, for cash consideration of $205.1 million. The transaction was accounted for as a purchase. At the date of acquisition, Casco Northern had total assets of $1.0 billion (unaudited) and 34 branches in Maine, but pursuant to the terms of a letter dated December 16, 1994, from the United States Department of Justice, KeyCorp will divest 11 of these branches. The remaining 23 branches of Casco Northern were acquired by Key Bank of Maine, an indirect wholly owned subsidiary of KeyCorp.

BANKVERMONT CORPORATION
On January 27, 1995, KeyCorp acquired BANKVERMONT Corporation, headquartered in Burlington, Vermont, for cash consideration of $90.3 million. The transaction was accounted for as a purchase. Upon consummation of the acquisition, BANKVERMONT Corporation's only subsidiary, Bank of Vermont, with 12 branches and total assets of $660.5 million (unaudited), became an indirect wholly owned subsidiary of KeyCorp.

KEYCORP MORTGAGE INC.
On February 22, 1995, KeyCorp entered into a definitive agreement for the sale of the residential mortgage loan servicing operations of KeyCorp Mortgage Inc. ("KMI"), an indirect wholly owned subsidiary of KeyCorp, to NationsBanc Mortgage Corp., a subsidiary of NationsBank Corp. KMI services approximately $28 billion of residential mortgage loans. The transaction is expected to close by the end of the first quarter of 1995, pending necessary Federal regulatory approvals. After the sale of KMI, KeyCorp will continue to service commercial mortgages and to originate residential mortgage loans through its banking franchise. KeyCorp plans to package and sell the rights to service all residential mortgage loans originated after the KMI sale through a newly formed subsidiary.

SPEARS, BENZAK, SALOMON & FARRELL, INC.
On January 17, 1995, KeyCorp entered into a definitive agreement under which KeyCorp Asset Management Holdings, Inc., an indirect wholly owned subsidiary of KeyCorp, will acquire Spears, Benzak, Salomon & Farrell, Inc., a New York-based investment management firm ("Spears, Benzak"). The transaction, which is subject to certain regulatory approvals, is expected to close during the second quarter of 1995 and will be accounted for as a purchase. Spears, Benzak had aggregate assets under management of approximately $3 billion (unaudited) as of December 31, 1994.

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       3. SECURITIES AVAILABLE FOR SALE

Effective January 1, 1994, the Corporation adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this new accounting standard, equity securities having readily determinable fair values and all debt securities are classified and accounted for in one of three categories: securities held to maturity, trading account assets and securities available for sale.

Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at amortized cost. Securities held to maturity and equity securities that do not have readily determinable fair values are presented as investment securities on the balance sheet. Debt and equity securities that are bought and principally held for the purpose of selling them in the near term are classified as trading account assets and reported at fair value, with realized and unrealized gains and losses included in noninterest income. Debt and equity securities not classified as either investment securities or trading account assets are classified as securities available for sale and reported at fair value, with the unrealized gains and losses, net of deferred taxes, excluded from operating results and reported as a component of shareholders' equity.

Upon adoption of SFAS No. 115, the Corporation transferred approximately $4.0 billion of securities from the investment securities portfolio to the securities available for sale portfolio. Securities available for sale were adjusted to fair value and shareholders' equity was increased by $46.2 million, representing the net unrealized gain on these securities, net of deferred income taxes.

During the third quarter of 1994, the Corporation transferred approximately $1.3 billion of mortgage-backed securities from the securities available for sale portfolio to the investment securities portfolio. This transfer was made in response to guidance issued by the Financial Accounting Standards Board ("FASB") with regard to the classification of "nonhigh-risk" mortgage securities in accordance with SFAS No. 115. The securities were transferred at their fair value and the unrealized loss (approximately $57.8 million before taxes) is being amortized as a yield adjustment over their remaining lives.

At December 31, 1994, approximately $2.5 billion of securities were classified as available for sale and shareholders' equity was reduced by $115.3 million, representing the net unrealized loss on securities, net of deferred income taxes.

The amortized cost, unrealized gains and losses and approximate fair values of securities available for sale were as follows:
December 31, 1994                                                  GROSS          GROSS
                                                AMORTIZED     UNREALIZED     UNREALIZED          FAIR
in thouands                                         COST           GAINS         LOSSES         VALUE
- -----------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations       $1,067,726         $1,117       $ 16,384    $1,052,459
States and political subdivisions                  28,871            192          3,145        25,918
Mortgage-backed securities                      1,334,132            211        105,989     1,228,354
Other securities                                  223,299             47          9,028       214,318
- -----------------------------------------------------------------------------------------------------
  Total                                        $2,654,028         $1,567       $134,546    $2,521,049
                                               ==========         ======       ========    ==========
- -----------------------------------------------------------------------------------------------------
December 31, 1993                                                  Gross          Gross
                                                Amortized     Unrealized     Unrealized          Fair
in thousands                                      Cost             Gains         Losses         Value
- -----------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations       $1,433,980        $64,136         $  171    $1,497,945
Mortgage-backed securities                        269,735          4,165            861       273,039
Other securities                                   23,113            753              5        23,861
- -----------------------------------------------------------------------------------------------------
  Total                                        $1,726,828        $69,054         $1,037    $1,794,845
                                               ==========        =======         ======    ==========
- -----------------------------------------------------------------------------------------------------

                           ------------------------
                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Securities available for sale by remaining contractual
maturity were as follows:
December 31, 1994
                                    AMORTIZED             FAIR
in thousands                             COST            VALUE
- --------------------------------------------------------------
Due in one year or less            $  377,931       $  368,946
Due after one through five years      876,714          885,724
Due after five through ten years    1,390,572        1,256,142
Due after ten years                     8,811           10,237
- --------------------------------------------------------------
  Total                            $2,654,028       $2,521,049
                                   ==========       ==========
- --------------------------------------------------------------

Mortgage-backed securities are included in the maturity schedule based on their expected average lives. Other securities consist primarily of floating-rate notes and equity securities.

Proceeds from the sales of securities available for sale were $2.2 billion, $630.8 million and $661.9 million during 1994, 1993 and 1992, respectively. Gross realized gains and losses related to these securities were $14.9 million and $29.6 million, respectively, in 1994; $35.3 million and $.02 million, respectively, in 1993; and $9.6 million and $7.1 million, respectively, in 1992.

                           4. INVESTMENT SECURITIES

The amortized cost, unrealized gains and losses and approximate fair values of investment securities were as follows:
December 31, 1994                                              GROSS          GROSS
                                             AMORTIZED    UNREALIZED     UNREALIZED           FAIR
in thousands                                      COST         GAINS         LOSSES          VALUE
- --------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations   $   532,619       $   280       $ 33,619     $  499,280
States and political subdivisions            1,508,534        33,329          6,982      1,534,881
Mortgage-backed securities                   7,834,169        10,023        481,426      7,362,766
Other securities                               400,316           875         41,086        360,105
- --------------------------------------------------------------------------------------------------
  Total                                    $10,275,638       $44,507       $563,113     $9,757,032
                                           ===========       =======       ========     ==========
- --------------------------------------------------------------------------------------------------
December 31, 1993                                              GROSS          GROSS
                                             AMORTIZED    UNREALIZED     UNREALIZED           FAIR
in thousands                                      COST         GAINS         LOSSES          VALUE
- --------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations   $   795,966      $ 11,601        $   134    $   807,433
States and political subdivisions            1,677,823       102,402            394      1,779,831
Mortgage-backed securities                   7,877,216       108,627         18,582      7,967,261
Other securities                               771,088        14,900            307        785,681
- --------------------------------------------------------------------------------------------------
  Total                                    $11,122,093      $237,530        $19,417    $11,340,206
                                           ===========       =======       ========     ==========
- --------------------------------------------------------------------------------------------------


Investment securities by remaining contractual maturity were as follows:
December 31, 1994
                                    AMORTIZED             FAIR
in thousands                             COST            VALUE
- --------------------------------------------------------------
Due in one year or less           $ 1,365,911       $1,362,855
Due after one through five years    5,492,087        5,217,384
Due after five through ten years    1,385,334        1,339,004
Due after ten years                 2,032,306        1,837,789
- --------------------------------------------------------------
  Total                           $10,275,638       $9,757,032
                                  ===========       ==========
- --------------------------------------------------------------

Mortgage-backed securities are included in the maturity schedule based on their expected average lives. Other securities consist primarily of those collateralized by credit card and automobile installment loan receivables, Federal Reserve Bank stock, floating-rate notes and venture capital investments.

Proceeds from the sales of investment securities were $23.0 million, $142.1 million and $662.2 million during 1994, 1993 and 1992, respectively. In 1994, the proceeds related to the sales of certain venture capital investments. Gross realized gains and losses related to sales of investment securities were $.8 million and $7.8 million, respectively, in 1993; and $13.0 million and $.9 million, respectively, in 1992.

At December 31, 1994, investment and available for sale securities with an aggregate amortized cost of approximately $8.3 billion were pledged to secure public and trust deposits and securities sold under repurchase agreements, and for other purposes required or permitted by law.


                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   5. LOANS

Loans are summarized as follows:

December 31,
in thousands                                           1994            1993
- ---------------------------------------------------------------------------
Commercial, financial and agricultural          $10,190,582     $ 8,965,528
Real estate-construction                          1,287,195       1,160,480
Real estate-commercial mortgage                   6,774,860       6,228,188
Real estate-residential mortgage                 13,567,077      11,026,319
Consumer                                         10,183,798       9,276,334
Student loans held for sale                       1,816,524       1,648,611
Lease financing                                   2,307,212       1,702,472
Foreign                                              97,396          63,312
- ---------------------------------------------------------------------------
  Total                                         $46,224,644     $40,071,244
                                                ===========     ===========
- ---------------------------------------------------------------------------

Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in thousands                            1994           1993            1992
- ---------------------------------------------------------------------------
Balance at beginning of year        $802,712       $782,649        $793,519
Charge-offs                         (208,791)      (303,160)       (440,396)
Recoveries                            99,640         90,385          79,930
- ---------------------------------------------------------------------------
  Net charge-offs                   (109,151)      (212,775)       (360,466)
Provision for loan losses            125,157        211,662         338,337
Allowance of acquired companies       11,580         21,176          11,259
- ---------------------------------------------------------------------------
  Balance at end of year            $830,298       $802,712        $782,649
                                    ========       ========        ========
- ---------------------------------------------------------------------------

In the ordinary course of business, KeyCorp's banking affiliates have made loans at prevailing interest rates and terms to directors and executive officers of KeyCorp and its subsidiaries and their associates (as defined by the Securities and Exchange Commission). Such loans, in management's opinion, did not present more than the normal risk of collectibility or incorporate other unfavorable features. The aggregate amount of loans outstanding to qualifying related parties at January 1, 1994, was $196.4 million. During 1994, activity with respect to these loans included new loans of $562.7 million, repayments of $519.1 million and a net decrease of $46.7 million due to changes in the status of executive officers and directors. As a result of these activities, the aggregate balance of loans outstanding to related parties at December 31, 1994, was $193.3 million.

                           6. NONPERFORMING ASSETS

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which takes effect for fiscal years beginning after December 15, 1994. SFAS No. 114 prescribes a valuation methodology for impaired loans. Generally, a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms, as scheduled in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the loan's underlying collateral. The Corporation expects to adopt SFAS No. 114 prospectively in the first quarter of 1995. The Corporation will concurrently adopt SFAS No. 118, "Accounting by Creditors for Impairment

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of a Loan-Income Recognition and Disclosures." This Statement amends SFAS
No. 114 to require information about certain impaired loans and their related income recognition.

Nonperforming assets were as follows:
December 31,

in thousands                           1994        1993
- -------------------------------------------------------
Nonaccrual loans                   $254,499    $329,843
Restructured loans                    1,550       6,469
- -------------------------------------------------------
  Total nonperforming loans         256,049     336,312
Other real estate owned             100,265     186,052
Allowance for OREO losses           (21,258)    (35,690)
- -------------------------------------------------------
  Other real estate owned,
  net of allowance                   79,007     150,362
Other nonperforming assets            4,777      13,462
- -------------------------------------------------------
  Total                            $339,833    $500,136
                                   ========    ========
- -------------------------------------------------------


The adoption of these standards will not have a material effect on the Corporation's financial condition or results of operations.

The effect on interest income of loans classified as nonperforming at December 31 was as follows:

in thousands                          1994       1993         1992
- ------------------------------------------------------------------
Interest income which would have
  been recorded if assets had been
  current under original terms     $20,484    $30,037      $52,002
Less: Interest income recorded
      during the period             (5,132)    (7,900)     (20,536)
- ------------------------------------------------------------------
  Net reduction to reported
      interest income              $15,352    $22,137      $31,466
                                   =======    =======      =======
- ------------------------------------------------------------------

At December 31, 1994, there were no significant commitments to lend additional funds to borrowers with nonaccrual or restructured loans.


Changes in the allowance for OREO losses are summarized as follows:
Year ended December 31,

in thousands                                      1994       1993         1992
- ------------------------------------------------------------------------------

Balance at beginning of year                    $35,690    $17,915     $19,191
Net charge-offs                                 (21,808)   (21,697)    (33,793)
Provision for losses on other real estate owned   7,162     39,132      32,517
Allowance of acquired company                       214        340          --
- ------------------------------------------------------------------------------
  Balance at end of year                        $21,258    $35,690     $17,915
                                                =======    =======     =======
- ------------------------------------------------------------------------------

                           7. PREMISES AND EQUIPMENT

Premises and equipment were as follows:

December 31,

in thousands                                        1994            1993
- ------------------------------------------------------------------------
Land                                          $  122,034      $  116,335
Buildings and leasehold improvements             821,003         741,043
Furniture and equipment                          762,757         759,721
- ------------------------------------------------------------------------
                                               1,705,794       1,617,099
Accumulated depreciation and
  amortization                                  (718,563)       (704,229)
- ------------------------------------------------------------------------
  Total                                       $  987,231      $  912,870
                                              ==========      ==========
- ------------------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment totaled $121.9 million, $110.9 million, and $104.3 million in 1994, 1993, and 1992, respectively.

At December 31, 1994, KeyCorp's affiliates were obligated under noncancelable leases for land and buildings and for other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $124.2 million in 1994, $123.7 million in 1993 and $116.5 million in 1992.
Minimum future rental payments under noncancelable leases at December 31, 1994, were as follows: 1995-$103.0 million; 1996-$94.2 million; 1997- $83.3 million;
1998-$72.2 million; 1999-$67.0 million; and subsequent years-$575.8 million.

                           KEYCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         8. INTANGIBLE ASSETS AND PURCHASED MORTGAGE SERVICING RIGHTS

Intangible assets, net of accumulated amortization, were as follows:

December 31,

in thousands                                1994       1993
- -----------------------------------------------------------
Goodwill                                $418,462   $385,359
Core deposit intangibles                 154,146    139,501
Credit card intangibles                   19,518     16,648
Other                                      6,761      7,840
- -----------------------------------------------------------
  Total                                 $598,887   $549,348
                                        ========   ========
- -----------------------------------------------------------
Purchased mortgage servicing rights     $194,757   $188,592
- -----------------------------------------------------------

The amortization expense for intangible assets was as follows:

Year ended December 31,

in thousands                          1994       1993         1992
- ------------------------------------------------------------------

Goodwill                           $25,722    $24,210      $21,589
Core deposit intangibles            25,428     22,436       25,049
Credit card intangibles              3,196      4,460        4,449
Other                                4,172      6,944       10,605
- ------------------------------------------------------------------
  Total                            $58,518    $58,050      $61,692
                                   =======    =======      =======
- ------------------------------------------------------------------

The amortization expense for purchased mortgage servicing rights totaled $37.3 million, $56.6 million and $29.6 million in 1994, 1993 and 1992, respectively. The amount of purchased mortgage servicing rights capitalized during 1994 was $43.5 million. Substantially all of the purchased mortgage servicing rights will be sold in connection with the pending sale of the residential mortgage loan servicing operations of KMI, previously described in Note 2, Mergers, Acquisitions and Divestitures.

                           9. SHORT-TERM BORROWINGS

Short-term borrowings consist primarily of Federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions. Other short-term borrowings consist primarily of Medium-Term Bank Notes with original maturities of one year or less, and Treasury, tax and loan demand notes.

During 1994, four KeyCorp banking affiliates (Society National Bank ("SNB"), KeyCorp's Ohio banking affiliate, Key Bank of New York, Key Bank of Washington and Society National Bank, Indiana) authorized the issuance of up to $5 billion of Medium-Term Bank Notes, to be offered on a continuous basis. This program replaced the SNB Medium-Term Note program which was authorized on November 30, 1992. At December 31, 1994 and 1993, $2.3 billion and $685.0 million, respectively, in debt securities were outstanding under these programs. These notes have original maturities of one year or less.

The details of short-term borrowings were as follows:

dollars in thousands                          1994           1993          1992
- -------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
  Balance at year-end                   $3,055,369     $1,932,211    $1,826,522
  Average during the year                3,063,429      1,828,606     1,519,406
  Maximum month-end balance              3,322,299      3,127,134     2,924,193
  Weighted average rate during the year       4.37%          3.06%         3.74%
  Weighted average rate at December 31        4.91           3.13          3.30
- -------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
  Balance at year-end                   $2,443,748     $2,188,047    $2,380,998
  Average during the year                2,786,957      2,549,582     2,542,522
  Maximum month-end balance              2,990,963      3,163,603     3,036,009
  Weighted average rate during the year       3.94%          2.91%         3.38%
  Weighted average rate at December 31        4.43           2.84          2.97
- -------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
  Balance at year-end                   $3,277,611     $1,776,192    $  874,887
  Average during the year                1,929,631      1,196,188       721,800
  Maximum month-end balance              3,383,102      1,776,192     1,144,870
  Weighted average rate during the year       4.71%          3.72%         4.31%
  Weighted average rate at December 31        5.08           3.16          3.57
- -------------------------------------------------------------------------------

                           KEYCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              10. LONG-TERM DEBT

The components of long-term debt, presented net of unamortized discount where appropriate, were as follows:

December 31,
dollars in thousands                                1994         1993
- ---------------------------------------------------------------------
Medium-Term Notes due through 2003            $  870,200   $  546,230
 8.125% Subordinated Notes due 2002              198,148      197,902
 8.00%  Subordinated Notes due 2004              125,000      125,000
 8.40%  Subordinated Capital Notes due 1999       75,000       75,000
 8.875% Notes due 1996                            74,829       74,772
11.125% Notes due 1995                            49,992       49,979
 8.404% Notes due 1997 through 2001               48,864       48,864
 8.255% Notes due 1996                            22,794       22,794
12.63%  Notes due 1994                                --        1,860
All other long-term debt                             374          384
- ---------------------------------------------------------------------
   Total parent company                        1,465,201    1,142,785

Medium-Term Bank Notes due through 1997        1,398,245           --
 7.85%  Subordinated Notes due 2002              199,843      199,823
 6.75%  Subordinated Notes due 2003              198,886      198,823
Federal Home Loan Bank Advances1                 252,328      165,100
10.00%  Notes due 1995                            36,735       36,735
Industrial revenue bonds                          10,144       10,938
All other long-term debt                           8,412        9,666
- ---------------------------------------------------------------------
  Total subsidiaries                           2,104,593      621,085
- ---------------------------------------------------------------------
    Total                                     $3,569,794   $1,763,870
                                              ==========   ==========
- ---------------------------------------------------------------------
FN
1  Long-term advances from the Federal Home Loan Bank (FHLB) are at adjustable and fixed rates ranging from 3.80% to 12.125% at December 31, 1994, and mature at various dates through 2012. Real estate loans and securities of
   $271.3 million and $174.5 million at December 31, 1994 and 1993, respectively, collateralize FHLB advances.

Scheduled principal payments on long-term debt are as follows:
in thousands                         Parent     Subsidiaries         Total
- --------------------------------------------------------------------------
1995                               $160,518       $  104,232    $  264,750
1996                                604,516        1,124,324     1,728,840
1997                                 48,005          402,558       450,563
1998                                 82,655            1,390        84,045
1999                                107,332           51,369       158,701
- --------------------------------------------------------------------------

During 1994, the parent company filed a universal shelf registration with the Securities and Exchange Commission which authorizes the issuance of a broad range of debt and equity securities in the amount of $750.0 million. Under this shelf registration, the parent company issued $395.0 million in Medium-Term Notes with original maturities exceeding one year. In the prior year, the parent company issued $305.1 million in long-term debt securities under a separate Medium-Term Note program. The proceeds from the issuances described above were used to fund acquisitions and for general corporate purposes.

At December 31, 1994 and 1993, the parent company's Medium-Term Notes as presented in the table had weighted average interest rates of 6.68% and 6.61%, respectively and had varying maturities through 2003.

The 8.125% Subordinated Notes, 8.875% Notes and 11.125% Notes are not redeemable prior to maturity.

The 8.40% Subordinated Capital Notes due 1999 may, at maturity, be exchanged for common stock, preferred stock or other eligible securities having a market value equal to the principal amount of the Notes.


In 1989, to fund a leveraged employee stock ownership plan ("ESOP"), the parent company borrowed $71.7 million from several institutional investors through the placement of unsecured notes totaling $22.8 million (the "8.255% Notes") and $48.9 million (the "8.404% Notes"). As a result of the increase in the Federal tax rate in 1993, the rates on these notes were adjusted retroactively from 8.33% and 8.48%, respectively. The interest on these notes totaled $6.0 million in each of the years 1994, 1993 and 1992. The ESOP trustee used the proceeds to purchase 5.8 million KeyCorp Common Shares. These shares are held by the ESOP trustee for matching employee contributions to the Plan. The net difference between the cost of the treasury shares sold to the ESOP

                           KEYCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        10. LONG-TERM DEBT (CONTINUED)

trustee and their market value was recorded as a reduction to retained earnings. Except for the repayment schedule, the loans to the ESOP trustee are on substantially similar terms as the borrowings from the institutional investors and, in addition, are secured by the unallocated shares held by the ESOP trustee. The ESOP trustee will repay the loans from KeyCorp using corporate contributions made by the Plan for that purpose and dividends on the Common Shares acquired with the loans. The amount of dividends on the ESOP shares used for debt service by the ESOP trustee totaled $4.4 million in 1994, $3.9 million in 1993 and $3.1 million in 1992. As contributions and dividends are received, a portion of the shares acquired with the loans will be allocated to Plan participants. Interest income recognized on loans to the ESOP trustee is netted against the interest expense incurred on the notes payable to the institutional investors. KeyCorp's receivable from the ESOP trustee, representing deferred compensation to the Corporation's employees, has been recorded as a negative component of shareholders' equity.

During 1994, SNB issued $1.4 billion of Medium-Term Bank Notes with original maturities exceeding one year. The proceeds from the sales of these notes were used for general corporate purposes. At December 31, 1994, SNB's Medium-Term Bank Notes as presented in the table had a weighted average interest rate of 6.71% and mature in 1996 and 1997.

The 7.85% Subordinated Notes, 6.75% Subordinated Notes and 10.00% Notes are all obligations of SNB. None of these notes may be redeemed prior to their respective maturity dates.

Industrial revenue bonds issued by affiliate banks have varying maturities extending to the year 2009 and had weighted average interest rates of 6.96% and 7.14%, respectively, at December 31, 1994 and 1993.

Other long-term debt at December 31, 1994 and 1993, consisted of capital lease obligations and various secured and unsecured obligations of corporate subsidiaries and had weighted average interest rates of 9.64% and 13.54%, respectively.

Long-term debt qualifying as supplemental capital for purposes of calculating Tier II capital under Federal Reserve Board Guidelines amounted to $943.2 million and $993.4 million at December 31, 1994, and 1993, respectively.

                           11. SHAREHOLDERS' EQUITY

COMMON SHARES AND PREFERRED STOCK

In connection with the KeyCorp-Society merger, at a special meeting held on February 16, 1994, shareholders increased the authorized number of shares of KeyCorp to 926,400,000 of which 1,400,000 are shares of nonvoting 10% Cumulative Preferred Stock, Class A ("Class A"), par value $5 per share; 25,000,000 are shares of Preferred Stock, par value $1 per share; and 900,000,000 are Common Shares, par value $1 per share.

At December 31, 1994, 1,280,000 shares of Class A were outstanding, represented by 6,400,000 Depositary Shares; each Depositary Share represents a one-fifth
interest in a   share of Class A, $125 liquidation preference per share.
Preferred stock is reported on the accompanying consolidated balance sheet at its stated value of $125 per share. In the merger, each Series B share previously outstanding was converted into one share of Class A.

On March 30, 1994, 120,213 Common Shares in treasury were issued in connection with the conversion of all Commercial Bancorporation of Colorado ("CBC") adjustable rate convertible subordinated debentures then outstanding.
CBC was acquired by KeyCorp on March 24, 1994, and is more fully described in
Note 2, Mergers, Acquisitions and Divestitures on page 56 of this report.

In January 1995, KeyCorp announced a program to repurchase up to 12,000,000 of its Common Shares. This represents an addition to previously existing programs which authorized the repurchase of up to 8,000,000 Common Shares. During 1994, 7,582,700 Common Shares were repurchased for a total cost of $215.6 million. Of these repurchased shares, 6,000,000 were issued, or designated for reissuance, in connection with previously announced acquisitions. Under the new program, shares will be repurchased from time to time, at management's discretion, in the open market or through negotiated transactions. Repurchased shares will be held in treasury and subsequently reissued in connection with employee stock purchase, savings and option plans, and other corporate purposes.

KeyCorp's Board of Directors adopted a Shareholder Rights Plan ("Rights") in 1989 under which each shareholder received one Right for each Common Share of KeyCorp.

                           KEYCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     11. SHAREHOLDERS' EQUITY (CONTINUED)

Each Right represents the right to purchase a Common Share of KeyCorp at a price of $65. The Rights become exercisable 20 days after a person or group acquires 15% or more of the outstanding shares or commences a tender offer that could result in such an ownership interest. Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of the Common Shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. Twenty days after the occurrence of certain "Flip-In Events," each Right will become the right to purchase a Common Share of KeyCorp for the then par value per share (now $1 per share) and the Rights held by a 15% or more shareholder will become void. KeyCorp may redeem these Rights at its option at $.005 per Right subject to certain limitations. Unless redeemed earlier, the Rights expire on September 12, 1999. In 1993, KeyCorp amended the Rights so that the merger would not activate the provisions of the Rights.

KeyCorp effected a two-for-one stock split on March 22, 1993, by means of a 100% stock dividend. All relevant Common Share amounts, per Common Share amounts and related data in this report have been adjusted to reflect this split.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

KeyCorp maintains various incentive compensation plans which provide for its ability to grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to selected employees and directors. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of KeyCorp's Common Shares at the date the options are granted. Options granted expire not later than ten years and one month from the date of grant. At December 31, 1994 and 1993, options for Common Shares available for future grant totaled 4,385,377 and 1,237,965, respectively.

The terms of KeyCorp's plans stipulate that stock appreciation rights may be granted only in tandem with stock options. The appreciation rights have the same terms as do the options, except that, upon exercise, the holder may receive either cash or shares for the excess of the current market value of KeyCorp's Common Shares over the option's exercise price. Upon exercise of a stock appreciation right, the related option is surrendered. During 1993, all stock appreciation rights for which exercisability was limited to a period following a change in control of the Corporation were cancelled.

The following table presents a summary of pertinent information with respect to KeyCorp's stock options and stock appreciation rights.

STOCK OPTIONS                                 1994                                1993
                                  ---------------------------          ---------------------------
                                      SHARES     OPTION PRICE            Shares       Option Price
- --------------------------------------------------------------------------------------------------
Outstanding at beginning of year   9,609,915   $ 4.79 - 38.18           9,324,776   $ 3.89 - 32.06
Granted                            3,960,983    25.00 - 35.69           2,062,544    29.37 - 38.18
Assumed in acquisition               327,975     6.46 - 29.15               9,008     4.69 -  7.61
Exercised                          1,460,899     4.79 - 30.61           1,697,458     3.89 - 28.25
Lapsed or cancelled                  335,938    10.52 - 38.18              88,955    13.77 - 33.94
- --------------------------------------------------------------------------------------------------
Outstanding at end of year        12,102,036   $ 4.79 - 38.18           9,609,915   $ 4.79 - 38.18
- --------------------------------------------------------------------------------------------------
Exercisable at end of year         7,833,731   $ 4.79 - 38.18           6,529,168   $ 4.79 - 38.18
- --------------------------------------------------------------------------------------------------

STOCK APPRECIATION RIGHTS                     1994                              1993
                                  ---------------------------          ---------------------------
                                      SHARES     OPTION PRICE            Shares       Option Price
- --------------------------------------------------------------------------------------------------
Outstanding at beginning of year      44,000           $11.69           2,028,240   $11.69 - 28.25
Granted                                   --               --             222,000            33.94
Exercised or surrendered                  --               --              36,400    11.69 - 20.88
Lapsed or cancelled                    2,000            11.69           2,169,840    11.69 - 33.94
- --------------------------------------------------------------------------------------------------
Outstanding at end of year            42,000           $11.69              44,000           $11.69
- --------------------------------------------------------------------------------------------------
Exercisable at end of year            42,000           $11.69              44,000           $11.69
- --------------------------------------------------------------------------------------------------

                           KEYCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      12. MERGER AND INTEGRATION CHARGES

Merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) and $92.7 million ($66.6 million after tax, $.29 per Common Share) were recorded in 1993 and 1992, respectively. The 1993 charges were incurred in connection with the March 1, 1994, merger of old KeyCorp into and with Society (the "Merger"), while the 1992 charges related to the mergers with PSB and Ameritrust. The merger and integration charges recorded in 1993 included accruals for merger expenses, consisting primarily of investment banking and other professional fees directly related to the Merger ($20.5 million); severance payments and other employee costs ($49.6 million); systems and facilities costs ($35.7 million); and other costs incidental to the Merger ($12.9 million). These charges were recorded by the parent company in the fourth quarter of 1993 at which time management determined that it was probable that a liability for all such charges had been incurred and could be reasonably estimated. The merger and integration charges recorded in connection with the PSB and Ameritrust mergers in 1992 were similar in nature. During 1994 there were no material developments or adjustments with respect to merger and integration charges, and management presently considers the remaining liability of $33.5 million at December 31, 1994, to be adequate. The above mergers are described in greater detail in Note 2, Mergers, Acquisitions and Divestitures, on page 56 of this report.

                            13. EMPLOYEE BENEFITS
PENSION PLANS

Effective January 1, 1995, the noncontributory pension plans sponsored by KeyCorp and its subsidiaries were merged into a single amended and restated plan under the name of the KeyCorp Cash Balance Pension Plan (the "Cash Balance Plan"). The Benefits paid from the predecessor plans, which covered substantially all employees, were based on age, years of service and compensation prior to retirement and were determined in accordance with defined formulas. On the effective date of adoption of the Cash Balance Plan, a bookkeeping account was established for each participant and was credited with an opening amount equal to the actuarial present value of benefits earned under the applicable predecessor plan. In addition to the opening balance, a participant's account is credited with interest determined at a specified rate and with credits based on qualifying compensation.

The following table sets forth the status of the funded plans and the amounts recognized in the consolidated balance sheets:

December 31,

in thousands                                                                               1994       1993
- ----------------------------------------------------------------------------------------------------------
Accumulated benefit obligations, including vested benefits
  of $497,653 and $444,018                                                             $517,206   $454,831
- ----------------------------------------------------------------------------------------------------------
Fair value of plan assets, primarily listed stock and fixed income
securities1                                                                             573,509    614,139
Projected benefit obligations                                                           527,266    502,614
- ----------------------------------------------------------------------------------------------------------
Excess of fair value of plan assets over projected benefit obligations                   46,243    111,525
Unrecognized net loss                                                                   116,377     56,834
Unrecognized prior service benefit                                                       (1,890)    (2,850)
Unrecognized net asset at January 1, 1986, being recognized over 15 years               (33,369)   (38,609)
- ----------------------------------------------------------------------------------------------------------
Prepaid pension cost (included in other assets)                                        $127,361   $126,900
                                                                                       ========   ========
- ----------------------------------------------------------------------------------------------------------

1Including KeyCorp Common Shares valued at $23.7 million and $27.8 million at December 31, 1994 and 1993, respectively.


Certain "grandfathering" and enhancement provisions apply to participants meeting specified conditions, including age and service requirements.

The actuarially determined amounts presented in the funded status table shown above, as of December 31, 1994, reflect the merger of the predecessor plans into the Cash Balance Plan. The adoption of the Cash Balance Plan did not have a material impact on the projected benefit obligations at December 31, 1994, and is not expected to have a material impact on net pension cost.

The Corporation's funding policy is to contribute an amount to the Cash Balance Plan which meets the minimum funding

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


requirements set forth in the Employee Retirement Income Security Act (ERISA) of 1974, plus such additional amounts as the Corporation determines to be appropriate.

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations of both the funded and unfunded plans were 8.50% and 4.24%, respectively, at December 31, 1994, and 7.37% and 4.00%, respectively, at December 31, 1993. The weighted average expected long-term rate of return on pension assets used in determining net pension cost was 9.50% for 1994, 9.91% for 1993 and 9.60% for 1992.

The Corporation also maintains several unfunded, non-qualified, supplemental executive retirement programs that provide additional defined pension benefits for certain officers. The following table sets forth the status of the unfunded plans and the amounts recognized in the consolidated balance sheets:

December 31,

in thousands                                               1994       1993
- --------------------------------------------------------------------------
Accumulated benefit obligations, including
  vested benefits of $64,440 and $47,288                $68,619    $50,321
- --------------------------------------------------------------------------
Projected benefit obligations                            77,013     62,659
Unrecognized prior service cost                         (13,499)    (5,352)
Unrecognized transition obligation                       (3,367)    (3,864)
Unrecognized net loss                                   (14,836)   (18,286)
Adjustment to recognize minimum liability                25,785     11,653
- --------------------------------------------------------------------------
Accrued pension cost (included in other liabilities)    $71,096    $46,810
                                                        =======    =======
- --------------------------------------------------------------------------

Net pension cost (income) for the funded and unfunded plans included the following components:

Year ended December 31,

in thousands                                       1994        1993        1992
- -------------------------------------------------------------------------------
Service cost of benefits earned                 $23,253      $22,506    $21,424
Interest cost on projected benefit obligations   42,484       39,098     34,687
Actual loss (return) on plan assets               3,214      (44,619)   (51,773)
Net amortization and deferral                   (60,474)     (14,229)    (4,360)
- -------------------------------------------------------------------------------
Net pension cost (income)                       $ 8,477      $ 2,756    $   (22)
                                                =======      =======    =======
- -------------------------------------------------------------------------------


OTHER POSTRETIREMENT BENEFIT PLANS

The Corporation sponsors postretirement health care and life insurance plans that cover substantially all employees. The postretirement health care plans are nonfunded and contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions and benefit limitations. The postretirement life insurance plans are noncontributory. The Corporation has adopted a funding policy for one of its life insurance plans and annually contributes the service cost of benefits earned plus one-thirtieth of the unfunded accumulated postretirement life insurance benefit obligations.

Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that employers recognize the cost of providing postretirement benefits over the employees' active service periods to the date they attain full eligibility for such benefits. Postretirement benefits costs for 1992, which were recorded on a cash basis, have not been restated. Net postretirement benefits cost was $17.8 million in 1994, $16.9 million in 1993, including $8.2 million due to adoption of the new standard, and $7.7 million in 1992.

Net postretirement benefits cost included the following components:

Year ended December 31,

in thousands                               1994       1993
- ----------------------------------------------------------
Service cost of benefits earned         $ 2,769    $ 2,873
Interest cost on accumulated
  postretirement benefit obligations      9,204      8,713
Actual return on plan assets                (26)       (22)
Amortization of transition obligation
  over 20 years                           5,350      5,372
Net amortization and deferral               498        (10)
- ----------------------------------------------------------
Net postretirement benefits cost        $17,795    $16,926
                                        =======    =======
- ----------------------------------------------------------

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENT


                      13. EMPLOYEE BENEFITS (CONTINUED)

The following table sets forth the plans' combined funded status reconciled with the amounts recognized in the consolidated balance sheets:

December 31,

in thousands                                            1994       1993
- -----------------------------------------------------------------------
Accumulated postretirement benefit obligations:
  Retirees                                          $ 97,705   $ 81,208
  Fully eligible plan participants                     9,199     10,624
  Other active plan participants                      23,896     27,396
- -----------------------------------------------------------------------
                                                     130,800    119,228
Fair value of plan assets                                418        168
- -----------------------------------------------------------------------
Accumulated postretirement benefit
  obligations in excess of plan assets               130,382    119,060
Unrecognized transition obligation                   (95,475)  (101,654)
Unrecognized net loss                                (14,236)    (7,826)
- -----------------------------------------------------------------------
Accrued postretirement benefits cost
  (included in other liabilities)                   $ 20,671   $  9,580
                                                    ========   ========
- -----------------------------------------------------------------------

The assumed 1995 health care cost trend rate was 9.5% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. In 1994, the assumed rate was 11.0% for Medicare-eligible retirees and 13.0% for non-Medicare-eligible retirees. Increasing the assumed health care cost trend rates by one percentage point in each future year would have an immaterial impact on postretirement benefits cost due to cost-sharing provisions and benefit limitations in the related postretirement plans. The weighted average discount rate used in determining the accumulated postretirement benefit obligations was 8.5% and 7.4% at December 31, 1994 and 1993, respectively.

EMPLOYEE STOCK PURCHASE AND SAVINGS PLANS

Substantially all of the Corporation's employees are covered under stock purchase and savings plans that are qualified under Section 401(k) of the Internal Revenue Code. Under provisions of these plans, employees may contribute 1% to 15% of eligible compensation, with up to 6% being eligible for matching contributions from the Corporation. At least half of such matching contributions is in the form of KeyCorp Common Shares. Under a discretionary profit sharing component, employees can receive additional matching employer contributions from the Corporation based on a formula established each year by KeyCorp's Board of Directors. Total expense associated with these plans was $28.0 million, $40.4 million and $30.4 million in 1994, 1993 and 1992, respectively.

POSTEMPLOYMENT BENEFITS

The Corporation adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," during 1993. This standard requires that employers who provide benefits to former or inactive employees after employment but before retirement recognize a liability for such benefits if specified conditions are met. Adoption of this standard increased noninterest expense in 1993 by $4.0 million. Postemployment benefits for 1992, which were recorded on a cash basis, were not restated.

                               14. INCOME TAXES

Income taxes included in the consolidated statements of income are as follows:

Year ended December 31,
in thousands                           1994       1993         1992
- -------------------------------------------------------------------
Currently payable:
  Federal                          $237,229   $289,987     $182,277
  State                              22,418     34,554       28,655
- -------------------------------------------------------------------
                                    259,647    324,541      210,932
Deferred:
  Federal                           152,326     55,043       68,297
  State                              18,008     (5,612)         403
- -------------------------------------------------------------------
                                    170,334     49,431       68,700
- -------------------------------------------------------------------
  Total income tax expense         $429,981   $373,972     $279,632
                                   ========   ========     ========
- -------------------------------------------------------------------

Income taxes on securities transactions totaled $(6.3) million, $9.9 million and $5.1 million in 1994, 1993 and 1992, respectively.

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The differences between income tax expense and the amount computed by applying the statutory Federal tax rate to income before taxes are as follows:

Year ended December 31,

in thousands                                        1994        1993       1992
- -------------------------------------------------------------------------------
Income before taxes times statutory tax rate1   $449,215    $379,364   $294,139
State income tax, net of Federal tax benefit      26,277      18,295     19,636
Amortization of non-deductible intangibles         9,589      10,349     11,317
Tax-exempt interest income                       (34,777)    (40,610)   (47,228)
Tax credits                                       (4,325)     (4,184)    (3,120)
Other                                            (15,998)     10,758      4,888
- -------------------------------------------------------------------------------
  Total income tax expense                      $429,981    $373,972   $279,632
                                                ========    ========   ========
- -------------------------------------------------------------------------------

1 35% for 1994 and 1993; 34% for 1992.


Significant components of KeyCorp's deferred tax asset (liability) are as follows:

December 31,
in thousands                                        1994        1993       1992
- -------------------------------------------------------------------------------
Provision for loan losses                      $ 290,589   $ 259,082  $ 263,531
Leasing income reported using the
  operating method for tax purposes             (527,947)   (381,393)  (282,006)
Merger and integration charges                    32,414      48,677     14,700
Writedown of other real estate owned              20,932      25,289     24,393
Net unrealized securities losses                  66,488          --         --
Other                                            (86,265)    (50,523)   (61,216)
- -------------------------------------------------------------------------------
  Deferred tax asset (liability)               $(203,789)  $ (98,868) $ (40,598)
                                               =========   =========  =========
- -------------------------------------------------------------------------------

        15. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

LEGAL PROCEEDINGS

In the ordinary course of business, KeyCorp and its subsidiaries are subject to legal actions which involve claims for substantial monetary relief. Management, based upon the advice of the Corporation's counsel, does not believe that any currently known legal actions, individually or in the aggregate, will have a material adverse effect on KeyCorp's consolidated financial condition.

RESTRICTIONS ON CASH, DUE FROM BANKS, SUBSIDIARY DIVIDENDS AND LENDING
ACTIVITIES

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $1.1 billion in 1994 were maintained in fulfillment of these requirements.

The principal source of cash flows for the parent company, including cash flows to pay dividends on shares of its common and preferred stock and to service its debt, is dividends from the parent company's banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to KeyCorp by its banking subsidiaries without regulatory approval.

Under all of the laws, regulations and other restrictions applicable to KeyCorp's banking subsidiaries, at December 31, 1994, such subsidiaries could have declared dividends estimated to be $642.4 million in the aggregate, without obtaining prior regulatory approval. Loans and advances from banking subsidiaries to KeyCorp are also limited by law and are required to be collateralized.

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             16. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on-and off-balance sheet financial instruments where it is practicable to estimate that value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

In accordance with the provisions of SFAS No. 107, the estimated fair values of deposits, credit card loans and residential real estate mortgage loans do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

In cases where quoted market prices were not available, fair values were estimated using discounted cash flow or other valuation methods, as described below. For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Corporation.

December 31,                                               1994                                      1993
                                                ---------------------------             ---------------------------
                                                   Carrying            Fair                Carrying            Fair
in thousands                                         Amount           Value                  Amount           Value
- -------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks1                      $ 3,511,368     $ 3,511,368             $ 2,777,438     $ 2,777,438
  Short-term investments1                           670,010         670,010                 107,219         107,219
  Mortgage loans held for sale1                     355,198         355,198               1,325,338       1,325,338
  Securities available for sale2                  2,521,049       2,521,049               1,726,828       1,794,845
  Investment securities2                         10,275,638       9,757,032              11,122,093      11,340,206
  Loans, net of allowance3                       45,394,346      44,610,441              39,268,532      40,023,240
LIABILITIES
  Deposits4                                     $48,564,237     $48,191,660             $46,499,148     $46,717,907
  Federal funds purchased and securities sold
    under repurchase agreements1                  5,499,117       5,499,117               4,120,258       4,120,258
  Other short-term borrowings1                    3,277,611       3,277,611               1,776,192       1,776,192
  Long-term debt5                                 3,569,794       3,485,803               1,763,870       1,908,159
- -------------------------------------------------------------------------------------------------------------------
Valuation Methods and Assumptions
- ---------------------------------

1 Fair value equals or approximates carrying amount.

2 Securities available for sale were carried at fair value at December 31, 1994, and at amortized cost at December 31, 1993. At each of these dates the fair values of securities available for sale and investment securities were, generally, based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

3 In both 1994 and 1993 fair values of certain loans were  estimated using a discounted cash flow model. Certain residential real estate loans and student loans held for sale were valued based on quoted market prices of similar loans offered or sold in recent sales or securitization transactions. Lease financing receivables, although excluded from the scope of SFAS No. 107, were included in the estimated fair value of loans at their carrying amounts.

4 Fair values of certificates of deposit were estimated based on discounted cash flows. For all other deposits, carrying amounts were used as a reasonable approximation of their fair values.

5 Fair values of long-term debt were estimated based on discounted cash flows.

Interest rate swaps, caps and floors were valued based on discounted cash flow models and had an aggregate negative fair value of $528.3 million at December 31, 1994. At December 31, 1993, interest rate swaps had an aggregate fair value of $57.2 million, and the fair value of caps and floors was not material. Foreign exchange forward contracts, which were valued based on quoted market prices, had a fair value of $3.7 million and $2.1 million at December 31, 1994 and 1993, respectively. Off-balance sheet financial instruments, including their fair values, are discussed in greater detail in Note 17, Financial Instruments with Off-Balance Sheet Risk, on page 71 of this report.

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation, mainly through its affiliate banks, is party to various financial instruments with off-balance sheet risk. The banks use these financial instruments in the normal course of business to meet the financing needs of their customers and to effectively manage their exposure to market risk. Market risk is the possibility that the Corporation's net interest income will be adversely affected as a result of changes in interest rates or other economic factors. Credit risk is the possibility that the Corporation will incur a loss due to a counterparty's failure to perform its contractual obligations. The primary financial instruments used include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps, floors and foreign exchange forward contracts. All of the interest rate swaps held are over-the-counter instruments. These financial instruments may be used for lending-related, asset and liability management and trading purposes, as discussed below.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR LENDING-RELATED PURPOSES

These instruments involve, to varying degrees, credit risk in excess of amounts recognized in the Corporation's consolidated balance sheet. The Corporation
mitigates its exposure to credit risk   through internal controls over the
extension of credit. These controls include the process of credit approval and review, the establishment of credit limits and, when deemed necessary, securing collateral.

The following is a summary of the contractual amount of each class of lending-related off-balance sheet financial instrument outstanding wherein the Corporation's maximum possible accounting loss equals the contractual amount of the instruments.

The banks' commitments to extend credit are agreements with customers to provide financing at predetermined terms as long as the customer continues to meet specified criteria. Loan commitments serve to meet the financing needs of the banks' customers and generally carry variable rates of interest, have


December 31,

in thousands                                    1994            1993
- --------------------------------------------------------------------
Loan commitments:
  Credit card lines                      $ 5,482,566     $ 4,561,794
  Home equity                              3,243,618       2,690,127
  Commercial real estate and construction  1,503,707       1,184,443
  Other                                    7,356,564       8,382,207
- --------------------------------------------------------------------
  Total loan commitments                  17,586,455      16,818,571

Other commitments:
  Standby letters of credit                1,003,275       1,095,521
  Commercial letters of credit               205,434         347,705
  Loans sold with recourse                   231,048         156,070
- --------------------------------------------------------------------
  Total loan and other commitments       $19,026,212     $18,417,867
                                         ===========     ===========
- --------------------------------------------------------------------

fixed expiration dates or other termination clauses, and may require the payment of fees. Since the commitments may expire without being drawn upon, the total amount of the commitments does not necessarily represent the future cash outlay to be made by the Corporation. The credit-worthiness of each customer is evaluated on a case-by-case basis. The estimated fair values of these commitments and the standby letters of credit discussed below are not material. The Corporation does not have any significant concentrations of credit risk.

Standby letters of credit enhance the credit-worthiness of the banks' customers by assuring the customers' financial performance to third parties in connection with specified transactions. Amounts drawn under standby letters of credit generally carry variable rates of interest, and the credit risk involved is essentially the same as that involved in the extension of loan facilities.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

The Corporation manages its exposure to market risk, in part, by using off-balance sheet instruments to modify the existing interest rate risk characteristics of its assets and liabilities. Primary among the financial instruments used by both the parent company and its affiliate banks are interest rate swap contracts used to manage market risk. Interest rate swaps used for this purpose are designated as portfolio swaps. The notional amount of the interest rate swap contracts represents only an agreed-upon amount on which calculations of interest payments to be exchanged are based, and is significantly greater than the amount at risk. The amount at risk is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position.

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

Although the Corporation is exposed to credit-related losses in the event of nonperformance by the counterparties, based on management's assessment, as of December 31, 1994, all counterparties were expected to meet their obligations. In addition, the Corporation deals exclusively with counterparties with high credit ratings, obtains bilateral collateral arrangements and, where appropriate, arranges master netting agreements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. At December 31, 1994, the Corporation had credit exposure of an aggregate $21.2 million to seven counterparties, with the largest credit exposure to an individual counterparty amounting to $14.2 million.

Under conventional interest rate swap contracts, payments based on fixed or variable rates are received based upon the notional amounts of the swaps in exchange for payments based on variable or fixed rates. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of the index at each payment review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until the contractual maturity of the agreement. At December 31, 1994, the Corporation was party to $2.9 billion and $2.6 billion of indexed amortizing swaps that used a LIBOR (London Interbank Offered Rates) index and a CMT (Constant Maturity Treasuries) index, respectively, for the payment review date measurement. Otherwise, the characteristics of indexed amortizing swaps are similar to those of conventional swap contracts. Under basis swap contracts, interest payments based on different floating indices are received. Forward-starting swaps are interest rate swaps with contractual terms that commence at a specified future date. The table on the following page summarizes the notional amount and the fair value of portfolio interest rate swaps by type.

Based on the weighted average rates in effect at December 31, 1994, portfolio interest rate swaps were providing a slightly positive contribution to net interest income (since the weighted average rate received exceeded the weighted average rate paid by .07%) even though the portfolio had an aggregate negative fair value of $529.7 million at the same date. The aggregate fair value was derived through the use of discounted cash flow models, which contemplate interest rates using the applicable forward yield curve, and represents an estimate of the cost that would be recognized if the portfolio were to be liquidated at that date. The swaps have an expected average maturity of 4.4 years.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities, principally loans ($7.1 billion), fixed rate liabilities ($1.7 billion) and variable rate liabilities ($1.5 billion). Interest from these swaps is recognized on an accrual basis over the lives of the respective contracts as an adjustment of the interest income or expense of the asset or liability being managed. Portfolio interest rate swaps contributed $98.6 million to net interest income in 1994 and $140.3 million in 1993. Gains and losses realized upon the termination of interest rate swaps are deferred and amortized using the straight-line method generally over the projected remaining lives of the swap contracts at their termination. During 1994, swaps with a notional amount of $3.4 billion were terminated, resulting in net deferred losses of $44.9 million. A summary of the Corporation's deferred swap gains and (losses) is as follows:

December 31, 1994
dollars in thousands
- -------------------------------------------------------------------
                                                   Weighted Average
                                                          Remaining
                                         Deferred      Amortization
Asset/Liability Managed            Gains (Losses)            (Years)
- -------------------------------------------------------------------
Loans                                    $(15,585)              1.4
Mortgage loans held for sale1             (25,051)               .3
Debt                                       12,603               7.5
Deposits                                    5,453               1.2
- -------------------------------------------------------------------
Total                                    $(22,580)
                                         ========
- -------------------------------------------------------------------

1 Assumes full recognition of the loss in connection with the sale of the residential mortgage loan servicing operations of KMI. Actual amortization period could be longer.

The Corporation uses forward sale agreements and option contracts to manage the risk associated with the potential impact of adverse movements in interest rates on mortgage loans held for sale. The sale agreements commit the
Corporation's affiliates to deliver mortgage    loans in future periods, while
the option contracts allow the affiliates to sell or purchase mortgage loans at a specified price, at a specified future date. Commitments to sell mortgage loans totaled $365.6 million and $1.1 billion at December 31, 1994 and 1993, respectively, while mortgage loan options at the end of 1994 and 1993 were not material.

                                                     KEYCORP AND SUBSIDIARIES

                                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31,                                                              1994                                1993
                                                           ------------------------------        ------------------------------
                                                              Notional               Fair            Notional              Fair
in thousands                                                    Amount              Value              Amount             Value
- -------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay variable indexed amortizing              $ 5,786,597          $(341,654)         $5,250,000           $ 6,719
Receive fixed/pay variable - conventional                    3,010,171           (199,648)          2,309,000            53,462
Pay fixed/receive variable - conventional                    1,456,500             11,541             150,000            (8,747)
Basis swaps                                                    200,000                132             150,000                --
Forward-starting                                                    --                 --             500,000             1,548
- -------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                                    $10,453,268          $(529,629)         $8,359,000           $52,982
                                                           ===========          =========          ==========           =======
- -------------------------------------------------------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

The Corporation's affiliate banks also use interest rate contracts for dealer activities, which are generally limited to the banks' current lending customers. Interest rate swap contracts entered into with customers are typically limited to conventional swaps, as previously described. The Corporation offsets the interest rate risk of customer swaps by entering into offsetting swaps (also included in the customer swap portfolio) with third parties. The swap position and any offsetting swap with a third party are recorded at their estimated fair values. Adjustments to fair value for customer swaps are included in noninterest income. Interest rate cap and floor agreements provide that one party pays the other when interest rates rise above a specified level (caps) or fall below a specified level (floors). The risk from writing interest rate caps and floors is minimized by the banks through offsetting caps and floors. The contracts are recorded at fair value, with any changes in fair value recognized in noninterest income.

The Corporation also enters into foreign exchange forward contracts to accommodate the business needs of its customers and for proprietary trading purposes. Foreign exchange-based forward contracts provide for the delayed delivery or purchase of foreign currency. The foreign exchange risk associated with these contracts is mitigated by entering into offsetting foreign exchange forward contracts. Adjustments to the fair value of foreign exchange forward contracts are included in non-interest income.

A summary of the notional amount and the respective fair value of derivative financial instruments held or issued for trading purposes at December 31, 1994, and on average for the year then ended, is presented below. The positive fair values represent assets to the Corporation, while the negative fair values represent liabilities.

At December 31, 1994, credit exposure from financial instruments held or issued for trading purposes is limited to the aggregate fair value of each contract with a positive fair value. The risk of counterparties defaulting on their obligations is monitored on an ongoing basis. The parent company and its affiliate banks contract with counterparties with high credit ratings and enter into master netting agreements when possible in an effort to manage credit risk.

Trading income recognized on interest rate and foreign exchange forward contracts totaled $2.3 million and $7.6 million, respectively, in 1994 and $1.5 million and $5.9 million, respectively, in 1993.

                                                                   December 31, 1994             Year ended December 31, 1994
                                                              ---------------------------     ---------------------------------
                                                              Notional               Fair             Average           Average
in thousands                                                    Amount              Value     Notional Amount        Fair Value
- -------------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps:
    Assets                                                    $674,749           $ 23,418            $657,434         $ 13,072
    Liabilities                                                573,574            (21,447)            638,721          (11,177)
  Caps and floors held                                         559,418              2,263             201,911               12
  Caps and floors written                                      692,887             (2,920)            278,860             (184)
Foreign exchange forward contracts:
    Assets                                                     721,582             23,158             611,761            18,053
    Liabilities                                                626,929            (19,449)            579,666           (16,689)
- -------------------------------------------------------------------------------------------------------------------------------

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            18. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,

in thousands                                                                         1994             1993
- ----------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                       $     565       $    1,004
  Interest-bearing deposits with bank affiliates                                  528,793          481,000
  Securities purchased from bank affiliates under resale agreements                 1,597            5,466
  Investment securities                                                            48,218           46,936
  Securities available for sale                                                    88,991               --
  Loans and advances to subsidiaries:
    Banks and bank holding companies                                              188,890          218,507
    Nonbank subsidiaries                                                          278,636          227,403
- ----------------------------------------------------------------------------------------------------------
                                                                                  467,526          445,910
  Investment in subsidiaries:
    Banks and bank holding companies                                            4,964,314        4,515,267
    Nonbank subsidiaries                                                          238,311          192,953
- ----------------------------------------------------------------------------------------------------------
                                                                                5,202,625        4,708,220
  Other assets                                                                    363,747          226,770
- ----------------------------------------------------------------------------------------------------------
    Total assets                                                               $6,702,062       $5,915,306
                                                                               ==========       ==========
LIABILITIES
  Short-term borrowings                                                        $  175,000       $   27,600
  Accrued interest and other liabilities                                          363,411          351,354
  Long-term debt                                                                1,465,201        1,142,785
- ----------------------------------------------------------------------------------------------------------
    Total liabilities                                                           2,003,612        1,521,739
SHAREHOLDERS' EQUITY1                                                           4,698,450        4,393,567
- ----------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                $6,702,062       $5,915,306
                                                                               ==========       ==========
- ----------------------------------------------------------------------------------------------------------
1 See page 52 for the Parent Company's Statement of Changes in Shareholders' Equity.


CONDENSED STATEMENTS OF INCOME
Year ended December 31,

in thousands                                                        1994             1993             1992
- ----------------------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries:
    Banks and bank holding companies                            $402,543         $664,981         $218,764
    Nonbank subsidiaries                                           2,218            3,843            5,292
  Management fees and interest income from subsidiaries          245,776          113,684           95,169
  Other income                                                    10,378           34,549           12,323
- ----------------------------------------------------------------------------------------------------------
                                                                 660,915          817,057          331,548
EXPENSES
  Interest on borrowed funds                                      74,208           97,584           84,613
  Merger and integration charges                                      --          118,718           77,380
  Personnel and other expenses                                   263,632          198,136           82,743
- ----------------------------------------------------------------------------------------------------------
                                                                 337,840          414,438          244,736
  Income before income tax benefit and equity in
    undistributed net income of subsidiaries                     323,075          402,619           86,812
  Income tax benefit                                              27,165           81,710           45,403
- ----------------------------------------------------------------------------------------------------------
                                                                 350,240          484,329          132,215
Equity in undistributed net income of subsidiaries               503,250          225,597          459,883
- ----------------------------------------------------------------------------------------------------------
  NET INCOME                                                    $853,490         $709,926         $592,098
                                                                ========         ========         ========
- ----------------------------------------------------------------------------------------------------------

                           KEYCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENTS OF CASH FLOW

Year ended December 31,

in thousands                                                                  1994            1993            1992
- ------------------------------------------------------------------------------------------------------------------
 Operating activities
  Net income                                                            $  853,490      $  709,926      $  592,098
  Adjustments to reconcile net income to net cash provided by operating activities:
    Deferred income taxes                                                   13,706         (15,315)            (63)
    Gain on sale of subsidiary                                                  --         (29,410)             --
    Net increase in other assets                                          (130,087)        (38,037)        (53,552)
    Net increase in other liabilities                                      100,501          72,688          12,570
    Amortization of intangibles                                              8,353           8,754           7,704
    Net (decrease) increase in accrued merger and integration charges      (76,231)         78,261          18,930
    Equity in undistributed net income of subsidiaries                    (503,250)       (225,597)       (459,883)
    Other operating activities, net                                         16,991           3,377           7,627
- ------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                  283,473         564,647         125,431
INVESTING ACTIVITIES
  Proceeds from prepayments and maturities of investment securities        130,384           8,523           8,404
  Purchases of investment securities                                      (134,939)         (5,929)        (15,834)
  Proceeds from prepayments and maturities of securities available
     for sale                                                               32,130              --              --
  Purchases of securities available for sale                              (124,208)             --              --
  Net decrease (increase) in security resale agreements                      3,869          (4,863)        237,974
  Net increase in interest-bearing deposits                                (47,793)       (137,000)       (273,071)
  Net decrease (increase) in loans and advances to subsidiaries             12,736         116,676        (259,774)
  Proceeds from sale of subsidiary                                              --         148,054              --
  Purchase of subsidiary, net of cash acquired                                  --        (137,431)             --
  Purchases of premises and equipment                                       (3,165)        (10,895)         (3,317)
  Increase in investments in subsidiaries                                  (71,577)         (6,460)        (24,893)
  Other investing activities, net                                            6,172              --          (2,442)
- ------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                     (196,391)        (29,325)       (332,953)
FINANCING ACTIVITIES
  Net increase (decrease) in short-term borrowings                         147,365         (92,400)         64,122
  Net proceeds from issuance of long-term debt                             394,696         305,100         451,655
  Payments on long-term debt                                               (72,890)       (430,465)       (115,630)
  Redemption of preferred stock                                                 --         (85,770)             --
  Purchase of treasury shares                                             (215,598)                             --
  Proceeds from issuance of common stock pursuant to employee
    stock purchase, stock option and dividend reinvestment plans            18,623          28,238          39,442
  Cash dividends                                                          (358,811)       (262,528)       (233,480)
  Other financing activities, net                                             (906)          2,680            (515)
- ------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                        (87,521)       (535,145)        205,594
- ------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                            (439)            177          (1,928)

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                 1,004             827           2,755
- ------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                   $     565       $   1,004      $      827
                                                                         =========       =========      ==========
- ------------------------------------------------------------------------------------------------------------------
For the years ended December 31, 1994, 1993 and 1992, the parent company paid interest on borrowed funds of $60.0 million, $98.1 million and $78.2 million, respectively.
