Form 10-K, Exhibit 13
period 1995-12-31
KEYCORP /NEW/
filed 1996-03-28
CIK 91576

                                                                  EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                                                  [LOGO]
                                                                  FINANCIAL
                                                                  REVIEW


Glossary of Terms. . . . . . . . . . . . . . . . . . . . . . 28
Introduction. . . . . . . . . . . . . . . . . . . . . . . . .29
Performance Overview. . . . . . . . . . . . . . . . . . . . .29
Line of Business Results. . . . . . . . . . . . . . . . . . .30
Results of Operations. . . . . . . . . . . . . . . . . . . . 35
   Net Interest Income. . . . . . . . . . . . . . . . . . . .35
   Asset and Liability Management. . . . . . . . . . . . . . 39
   Noninterest Income. . . . . . . . . . . . . . . . . . . . 44
   Noninterest Expense. . . . . . . . . . . . . . . . . . . .46
   Income Taxes. . . . . . . . . . . . . . . . . . . . . . . 47
Financial Condition. . . . . . . . . . . . . . . . . . . . . 47
   Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .47
   Securities. . . . . . . . . . . . . . . . . . . . . . . . 49
   Asset Quality. . . . . . . . . . . . . . . . . . . . . . .51
   Deposits and Other Sources of Funds. . . . . . . . . . . .54
   Liquidity. . . . . . . . . . . . . . . . . . . . . . . . .55
   Capital and Dividends. . . . . . . . . . . . . . . . . . .56
Fourth Quarter Results. . . . . . . . . . . . . . . . . . . .57
Banking Services Data by Region. . . . . . . . . . . . . . . 59
 Six-Year Consolidated Balance Sheets. . . . . . . . . . . . 60
 Six-Year Consolidated Statements of Income. . . . . . . . . 61
 Report of Management. . . . . . . . . . . . . . . . . . . . 62
 Report of Ernst & Young LLP, Independent Auditors. . . . . .62
 Consolidated Financial Statements. . . . . . . . . . . . . .63

KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations
------------------------------------------------------------------------------
GLOSSARY OF TERMS
CAPITAL COMPONENTS AND RATIOS:

     LEVERAGE RATIO: Tier I capital as a percentage of average quarterly total assets, less goodwill and other non-qualifying intangible assets.

     NET RISK-ADJUSTED ASSETS: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off-balance sheet items, less goodwill, other non-qualifying intangible assets, and the non-qualifying portion of the allowance for loan losses.

     TIER I CAPITAL: The sum of common shareholders' equity (excluding net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities) plus noncumulative perpetual preferred stock, less goodwill and other non-qualifying intangible assets.

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

DERIVATIVES: Interest rate or currency swaps, futures, forwards, option contracts, or other off-balance sheet financial instruments used for asset and liability management or trading purposes. These instruments derive their values or contractually determined cash flows from the price of an underlying asset or liability, reference rate, index or other security.

EARNING ASSETS: The sum of loans, mortgage loans held for sale, investment securities, securities available for sale and short-term investments (interest-bearing deposits with banks, Federal funds sold, securities purchased under agreements to resell and trading account assets).

EFFICIENCY RATIO: Noninterest expense (excluding merger and integration charges and certain other nonrecurring charges) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities gains (losses) and gains on certain asset sales).

INTEREST-BEARING LIABILITIES: The sum of interest-bearing deposits, Federal funds purchased, securities sold under agreements to repurchase, other short-term borrowings and long-term debt.

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

NONPERFORMING LOANS: The sum of loans on nonaccrual status (for purposes of interest recognition) plus restructured loans (loans whose repayment criteria have been renegotiated to less-than-market terms due to the inability of the borrowers to repay the loans in accordance with their original terms).

OTHER REAL ESTATE OWNED ("OREO"): Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

OVERHEAD RATIO: Noninterest expense (excluding merger and integration charges and certain other nonrecurring charges) less noninterest income (excluding net securities gains (losses) and gains on certain asset sales) divided by taxable-equivalent net interest income.

RETURN ON AVERAGE TOTAL ASSETS: Net income as a percentage of average total assets.

RETURN ON AVERAGE COMMON EQUITY: Net income, less preferred dividends, as a percentage of average common shareholders' equity.

SECURITIZATION: A transaction involving the transfer of a pool of assets with similar characteristics to an unaffiliated trust, wherein securities (representing undivided interests in, or obligations of, the trust) are purchased by investors.

TAXABLE-EQUIVALENT INCOME: Tax-exempt income which has been adjusted to an amount that would yield the same after-tax income had the income been subject to taxation at the statutory Federal income tax rate.

                                                     KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
INTRODUCTION

This section of the report provides a discussion and analysis of the financial condition and results of operations of KeyCorp and its subsidiaries (the "Corporation") for the periods presented. It should be read in conjunction with the consolidated financial statements and notes thereto, presented on pages 63 through 89 of this report.

In the third quarter of 1994, the Corporation launched a strategic plan designed to leverage the capabilities of the franchise by reallocating resources to businesses with higher earnings potential and by heightening the focus on certain customer segments. A number of significant actions were taken throughout 1995 in connection with the implementation of this strategic plan. In the first quarter, the Corporation completed the sale of the residential mortgage loan servicing operations of KeyCorp Mortgage Inc., a mortgage banking subsidiary. This transaction was followed by the second quarter acquisition of Spears, Benzak, Salomon & Farrell, Inc., a New York-based investment management firm ("Spears Benzak"). Actions taken during the third quarter included the formation of the Corporation's national consumer finance business through the establishment of Key Bank USA, National Association ("KeyBank USA"), a nationally chartered bank located in Ohio which serves as the national platform for credit card lending, mortgage loan originations and all non-branch consumer finance business; and the acquisition of AutoFinance Group, Inc. ("AFG"), one of the nation's leading subprime automobile finance companies, based in Chicago, Illinois. In the fourth quarter, the Corporation sold its bond services business (a relatively minor portion of the Corporation's overall corporate trust business). During the same quarter, the Corporation entered into a definitive agreement to sell Society First Federal Savings Bank, its Florida savings association subsidiary. This transaction is expected to close during the second quarter of 1996, pending necessary regulatory approvals.

In addition to the above actions, the Corporation strengthened its retail franchise with the completion of three bank acquisitions during the first quarter of 1995. The acquisitions included Casco Northern Bank, National Association located in Portland, Maine; BANKVERMONT Corporation (and its subsidiary, Bank of Vermont) based in Burlington, Vermont; and OMNIBANCORP (and its five subsidiary banks) based in Denver, Colorado. The acquisitions were accounted for as purchases and, accordingly, the results of operations of these companies have been included from the respective dates of acquisition. Additional information pertaining to these transactions and to those referred to in the preceding paragraph is presented in Note 2, "Mergers, Acquisitions and Divestitures," beginning on page 70.

KeyCorp's 1995 consolidated financial results were impacted by actions taken during the first quarter to reconfigure the balance sheet in order to reduce exposure to future changes in interest rates. These actions completed a program begun for that purpose in the fourth quarter of 1994, and included the sales of securities at losses. Other major programs or transactions were undertaken in 1995 in connection with an overall balance sheet re-engineering effort intended to improve returns to shareholders, improve liquidity and enhance capital flexibility. These included the transfer of substantially all debt securities (other than those issued by states and political subdivisions) from the investment securities portfolio to the securities available-for-sale portfolio; the securitization and sale of $1.0 billion of student loans; the securitization and sale of $395 million of indirect auto loans; and the sale of approximately $1.0 billion of residential mortgage loans. The Corporation's policy is to securitize student loans prior to their entering repayment status. The latter two transactions were completed to remove lower spread assets from the balance sheet.

The Corporation continued to manage its capital base proactively to optimize returns to shareholders. During 1995, approximately 24 million KeyCorp Common Shares were repurchased, of which 17 million were reissued to acquire AFG, OMNIBANCORP and Spears Benzak and to administer various employee benefit programs of the Corporation. To provide added flexibility, in January 1996 KeyCorp's Board of Directors approved a share repurchase program authorizing the repurchase of up to an additional 12 million shares, representing approximately 5% of the total Common Shares outstanding at December 31, 1995. This new repurchase program authorization expires at the end of 1996.

Management continues to evaluate various initiatives to leverage further the capabilities of the franchise through the reallocation of resources and the targeting of selected customer segments. For example, in October 1995 plans were announced to combine the KeyCorp affiliate banks in the Great Lakes Region. The first step in this reorganization was completed in January 1996 with the merger of the Indiana and Michigan affiliate banks. The final stage of the Great Lakes reorganization is expected to be completed in 1996 with the merger of the Indiana/Michigan bank with and into Society National Bank, KeyCorp's principal bank subsidiary located in Ohio. The resulting bank will be renamed KeyBank National Association.

The above items are discussed in greater detail in the remainder of this discussion and in the notes to the consolidated financial statements.

PERFORMANCE OVERVIEW

In 1995, KeyCorp recorded net income of $825.0 million, or $3.45 per Common Share. This compared with $853.5 million, or $3.45 per Common Share, in 1994 and $709.9 million, or $2.89 per Common Share, in 1993. The return on average common equity for 1995 was 17.35%, compared to 18.87% and 17.27% in 1994 and 1993, respectively. The return on average total assets was 1.24% in 1995, 1.36% in 1994 and 1.24% in 1993. Figure 1 presents the primary income and expense components for each of the three years in the period ended December 31, 1995, expressed on a per Common Share basis. The selected financial data set forth in Figure 2 presents certain information highlighting the financial performance of the Corporation for each of the last six years.

KEYCORP AND SUBSIDARIES
------------------------------------------------
Figure 1 Components of Earnings Per Common Share
------------------------------------------------

Year ended December 31,                                   Change
                                                       1995 vs. 1994
                                                      ---------------
                               1995    1994    1993   Amount  Percent
---------------------------------------------------------------------
Interest income              $21.81  $18.47  $17.57    $3.34    18.1%
Interest expense              10.58    7.39    6.40     3.19    43.2
---------------------------------------------------------------------

Net interest income           11.23   11.08   11.17      .15     1.4
Provision for loan losses       .43     .51     .88     (.08)  (15.7)
---------------------------------------------------------------------

Net interest income
  after provision for
  loan losses                 10.80   10.57   10.29      .23     2.2
Noninterest income             3.97    3.63    4.18      .34     9.4
Noninterest expense            9.84    8.92    9.95      .92    10.3
---------------------------------------------------------------------

Income before
  income taxes                 4.93    5.28    4.52     (.35)   (6.6)
Income taxes                   1.56    1.77    1.56     (.21)  (11.9)
Extraordinary net gain          .15      --      --      .15     N/M
Preferred dividends             .07     .06     .07      .01    16.7
---------------------------------------------------------------------
Earnings per
  Common Share               $ 3.45  $ 3.45  $ 2.89       --      --
                             ======  ======  ======

---------------------------------------------------------------------

N/M = Not Meaningful

In many respects, 1995 was a transition year for KeyCorp as management continued to focus its efforts on implementing the strategic plan initiated in 1994 and reconfiguring the Corporation's balance sheet to align with its operating strategies for the future. Significant investments, amounting to more than $41 million, were made in connection with strategic initiatives designed to position the Corporation to take advantage of technological advances within the industry and to strengthen its marketing efforts, in particular those geared toward developing national recognition of the KeyBank brand name. While the costs associated with these efforts contributed to identical per share earnings in comparison with the prior year, these strategic investments are expected to generate higher returns in the Corporation's core businesses in 1996 and beyond. The balance sheet reconfiguration plans are described in greater detail in the Asset and Liability Management section, beginning on page 39.

In comparison with the prior year, KeyCorp's 1995 earnings reflected a $24.7 million, or 20%, decrease in the provision for loan losses; a $50.4 million, or 6%, increase in noninterest income; a $61.6 million, or 14%, decrease in income tax expense and an extraordinary net gain of $35.8 million after tax. These positive factors were more than offset by a $58.1 million, or 2%, decrease in taxable-equivalent net interest income; and a $144.4 million, or 7%, increase in noninterest expense. The efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses, was 63.03% in 1995, compared with 59.39% in 1994 and 60.50% in 1993. In addition to the impact of the acquisitions and divestitures described in Note 2, Mergers, Acquisitions and Divestitures, starting on page 70, and the 1995 expenditures for strategic initiatives, comparative results were affected by the special items discussed below.

In 1995, results included an extraordinary net gain of $61.1 million ($35.8 million after tax, $.15 per Common Share) recorded in connection with the sales of certain subsidiaries. This net gain included a gain of $72.3 million ($41.6 million after tax, $.17 per Common Share) from the sale of the Corporation's residential mortgage loan servicing business and a loss of $11.2 million ($5.8 million after tax, $.02 per Common Share) incurred in connection with the sale of Schaenen Wood & Associates, Inc., an asset management subsidiary. In addition, the previously mentioned balance sheet reconfiguration resulted in net losses of $49.3 million ($30.9 million after tax, $.13 per Common Share) from the sales of securities. Other special items in 1995 included a one-time tax benefit of $16.0 million, or $.07 per Common Share, which related to acquisitions completed in prior years; a $25.4 million ($14.8 million after tax, $.06 per Common Share) write-off of obsolete software, and a $12.5 million ($8.1 million after tax, $.03 per Common Share) positive adjustment resulting from better-than-expected performance of student loan securitizations completed in prior periods. In the aggregate, these items increased 1995 earnings by $14.2 million, or $.06 per Common Share.

Earnings in 1994 and 1993 were also affected by special items. Steps taken in the fourth quarter of 1994 to reconfigure the balance sheet in order to reduce the Corporation's exposure to further increases in interest rates included the sales of certain securities during the fourth quarter of 1994. These sales resulted in losses of $23.7 million ($14.3 million after tax, $.06 per Common Share). In 1993, net income was adversely impacted by merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) recorded in the fourth quarter in connection with the KeyCorp-Society merger. These merger and integration charges are described in greater detail in Note 12, Merger and Integration Charges, on page 80.


LINE OF BUSINESS RESULTS
The Corporation's strategic plan, initiated in 1994, resulted in the identification of four primary lines of business: Corporate Banking, National Consumer Finance, Community Banking and Key PrivateBank. A summary of the 1995 financial results and key performance measures for each primary line of business is presented in Figure 3. This information was derived from the internal profitability reporting system used by management to monitor and manage the financial performance of the Corporation.

The financial results and key performance measures reported are based on internal management accounting policies which have been developed to ensure that results are compiled on a consistent basis and reflect the underlying economics of the businesses. These policies address the methodologies applied in connection with funds transfer pricing as well as the allocation of certain costs and capital. Funds transfer pricing was used in the determination of net interest income by assigning a standard cost for funds used (or a standard credit for funds provided) to

                                                                                                            KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                                 Figure 2 Selected Finanical Data
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Compound
                                                                                                                        Annual Rate
                                                                                                                         of Change
dollars in millions, except per share amounts     1995         1994        1993        1992       1991        1990      (1990-1995)
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                               $5,121.0     $4,490.1    $4,213.9    $4,198.8   $4,652.4    $4,528.8         2.5%
Interest expense                               2,484.3      1,796.8     1,534.9     1,750.1    2,519.4     2,667.7        (1.4)
Net interest income                            2,636.7      2,693.3     2,679.0     2,448.7    2,133.0     1,861.1         7.2
Provision for loan losses                        100.5        125.2       211.7       338.4      466.2       517.2       (27.9)
Noninterest income                               933.0        882.6     1,001.7       925.2      849.3       744.2         4.6
Noninterest expense                            2,311.6      2,167.2     2,385.1     2,170.4    2,065.7     1,819.5         4.9
Income before income taxes
  and extraordinary item                       1,157.6      1,283.5     1,083.9       865.1      450.4       268.6        33.9
Income before extraordinary item                 789.2        853.5       709.9       592.1      313.7       256.1        25.2
Net income                                       825.0        853.5       709.9       592.1      313.7       256.1        26.4
Net income applicable to Common Shares           809.0        837.5       691.8       568.1      297.5       249.0        26.6
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item                $ 3.30       $ 3.45      $ 2.89      $ 2.42     $ 1.31      $ 1.13        23.9%
Net income                                        3.45         3.45        2.89        2.42       1.31        1.13        25.0
Cash dividends                                    1.44         1.28        1.12         .98        .92         .88        10.4
Book value at year-end                           21.36        18.88       17.53       15.64      14.10       13.48         9.6
Market price at year-end                         36.25        25.00       29.75       32.13      24.75       16.13        17.6
Dividend payout ratio                            41.74%       37.10%      38.75%      40.50%     70.23%      77.88%        N/A
Weighted average Common Shares (000)         234,787.4    243,067.5   239,775.2   235,004.8  227,116.2   220,078.6         1.3
------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                        $47,691.7    $46,224.7   $40,071.3   $36,021.8  $35,534.3   $34,193.7         6.9%
Earning assets                                58,762.3     60,046.5    54,352.7    49,380.8   48,207.9    44,668.2         5.6
Total assets                                  66,339.1     66,801.2    59,634.3    55,068.4   53,600.9    49,953.4         5.8
Deposits                                      47,281.9     48,564.2    46,499.1    43,433.1   42,835.0    40,935.3         2.9
Long-term debt                                 4,003.6      3,569.8     1,763.9     1,790.1    1,224.5     1,145.2        28.4
Common shareholders' equity                    4,992.5      4,530.4     4,225.5     3,683.3    3,272.4     2,941.7        11.2
Total shareholders' equity                     5,152.5      4,690.4     4,385.5     3,927.3    3,516.4     3,025.7        11.2
Full-time equivalent employees                  29,563       29,211      29,983      29,117     29,509      28,741          .6
------------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                    1.24%        1.36%       1.24%       1.13%       .60%        .54%        N/A
Return on average common equity                  17.35        18.87       17.27       16.33       9.29        8.39         N/A
Return on average total equity                   17.10        18.56       16.95       15.91       9.31        8.41         N/A
Efficiency                                       63.03        59.39       60.50       60.96      65.27       66.92         N/A
Overhead                                         49.66        46.14       46.85       47.21      52.63       54.58         N/A
Net interest margin                               4.47         4.83        5.31        5.31       4.71        4.53         N/A
------------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                                  7.77%        7.03%       7.37%       7.13%      6.56%       6.06%        N/A
Tangible equity to tangible assets                6.25         6.19        6.51        6.11       5.45        4.79         N/A
Tier I risk-adjusted capital                      7.53         8.48        8.73        8.56       7.67        6.75         N/A
Total risk-adjusted capital                      10.85        11.62       12.22       11.73       9.80        9.17         N/A
Leverage                                          6.20         6.63        6.72        6.56       5.97        5.23         N/A
------------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain acquisitions and divestitures completed by KeyCorp in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and Divestitures beginning on page 70.

N/A = Not Applicable

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
assets and liabilities based on their maturity and/or repricing characteristics. Indirect expenses were allocated based on actual volume measurements and other criteria, as appropriate. The allocation of the provision for loan losses was derived by applying the normalized net charge-off ratio for each line of business over a full business cycle (approximately five years) to its average loans for 1995. The negative provision under "Treasury and Other" represents the difference between the consolidated provision and the amounts allocated to the primary lines of business, and reflects the significantly lower level of net charge-offs in 1995 relative to prior years in the business cycle. The level of the consolidated provision for loan losses was based upon the application of methodologies designed by management to assess the adequacy of the consolidated allowance by focusing on a number of specific factors. These factors are more fully discussed in the Asset Quality section beginning on page 51. Income taxes were allocated based on the Corporation's 1995 effective tax rate and capital was assigned to each line of business based on management's assessment of inherent risk. The development and application of these methodologies is a dynamic process. Accordingly, financial results may be revised periodically to reflect management accounting enhancements, changes in risk profile or changes in the organization's structure. Further, unlike financial accounting, there is no authoritative guidance for management accounting similar to generally accepted accounting principles. Consequently, reported results are not necessarily comparable with those presented by other companies.

A description of each of the Corporation's primary lines of business is presented below.


CORPORATE BANKING

As one of the largest providers of corporate financial services in the nation, KeyCorp offers a complete range of financing and advisory services to corporations, governments, institutions and other businesses through its Corporate Banking units. It also operates the fourth largest bank-affiliated equipment leasing company in the United States. Corporate Banking's three primary customer segments are middle market, community middle market and large corporate clients. Its business units include specialty finance activities such as media, healthcare, commercial real estate, structured finance, and agricultural lending. In addition, this line of business provides a number of specialized services, including international banking, corporate finance, capital markets, institutional asset services and corporate wealth transfer, and is among the top cash management providers in the country.

-----------------------------------------------------------------------------------------------------------------------------------
                       Figure 3 Line of Business Results
-----------------------------------------------------------------------------------------------------------------------------------
                                                            National                                  Treasury
                                             Corporate      Consumer      Community           Key          and         KeyCorp
dollars in millions                            Banking       Finance        Banking   PrivateBank        Other    Consolidated
------------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,
Net interest income (TE)                        $887.8        $395.9       $1,203.4       $  74.5      $ 132.4        $2,694.0
Provision for loan losses                        110.3          73.1           58.9           3.6       (145.4)          100.5
Noninterest income                               240.8         184.3          299.5         117.6         90.8           933.0
Noninterest expense                              498.8         232.7        1,190.1         115.5        274.5         2,311.6
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes
  and extraordinary item (TE)                    519.5         274.4          253.9          73.0         94.1         1,214.9
Allocated income taxes and TE adjustment         182.1          96.2           89.0          25.6         32.8           425.7
Extraordinary net gain                               -             -              -             -         35.8            35.8
----------------------------------------------------------------------------------------------------------------------------------

Net income                                      $337.4        $178.2        $ 164.9        $ 47.4      $  97.1        $  825.0
                                                ======        ======        =======        ======      =======        ========
Percent of consolidated net income                  41%           22%            20%            6%          11%            100%
----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES
Loans                                        $18,798.2     $10,073.5      $ 9,330.4      $1,929.7    $ 7,628.8       $47,760.6
Earning assets                                19,326.3      10,365.8        9,413.5       1,971.5     19,125.9        60,203.0
Deposits                                       5,336.4         741.1       37,768.0         807.9      2,912.2        47,565.6
Allocated equity1                              1,381.0         759.6        1,090.4         155.1      1,437.5         4,823.6
------------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS
Return on average allocated equity1              24.43%        23.47%         15.12%        30.60%         N/M           17.10%
Efficiency ratio                                 44.20         40.10          79.19         60.10          N/M           63.03
------------------------------------------------------------------------------------------------------------------------------------

(1)Preferred equity is included in Treasury and Other.
TE = Taxable Equivalent
N/M = Not Meaningful
                                      32

                                                      KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
------------------------------------------------------------------------------
In 1995, Corporate Banking contributed approximately 41% of KeyCorp's consolidated earnings with net income of $337.4 million and a return on average allocated equity of 24.43%. This strong performance was driven by loan growth of approximately 17% since the end of the prior year, combined with the ongoing development of noncredit revenues from cash management services and foreign exchange and derivative activities conducted for the benefit of customers.

Other accomplishments in 1995 included the enhancement of advanced client service workstations and the redefining of the Corporate Banking delivery system to differentiate the delivery of products and services among various market segments. The new workstations provide client service representatives with automated, real time access to account information, thereby allowing them to respond to more than 80% of client telephone inquiries while the client is still on the line.

With the goal of significantly increasing Corporate Banking's net income growth rate, 1996 efforts will center on refining the relationship management approach to serving customers and expanding product capabilities by implementing the following primary initiatives:

- The corporate banking relationship management process will be re-engineered to streamline the credit administration process and to support relationship managers in their advisory roles,

- The structured finance business unit will be expanded to provide financing, collateral management and structuring expertise to companies which may not have met the Corporation's traditional credit standards,

- The wealth transfer business, established in late 1995, will expand its advisory services to owners of privately held businesses who require assistance in ownership transition,

- In response to growth in the real estate market, the commercial real estate capital markets function will be expanded to provide more options to clients seeking permanent capital for real estate projects,

- Capital markets capabilities will be enhanced by providing new products and improvements in the areas of foreign exchange, derivatives, merger and acquisition advisory services, private placements, underwriting and distributing qualifying municipal debt issues, and institutional sales and trading, and

- The packaging and delivery of PRISM, the Corporation's daily 401(k) valuation product, will be enhanced through improvements made in transaction processing, the addition of a value-added participant education program and by offering a new product designed exclusively to serve the needs of smaller businesses.

NATIONAL CONSUMER FINANCE
National Consumer Finance is responsible for administering the Corporation's indirect, non-branch based consumer loan and deposit products across the entire franchise, as distinct from direct branch-based consumer business conducted by the Community Banking group. Its specific business units specialize in credit cards, auto loans and leases, marine and recreational vehicle loans, educational loans and branchless deposit generating activities. These activities were formally grouped together in 1995 so as to market and operate the Corporation's indirect consumer loan and credit card businesses under a single management and operating structure. The National Consumer Finance line of business was characterized by the following key volume statistics as of December 31, 1995:

- Indirect auto loans and leases of more than $4 billion outstanding with 1995 originations of $2.4 billion generated through a network of approximately 4,000 auto loan dealers,

- Student loans of approximately $2.1 billion outstanding with 1995 originations of more than $1 billion,

- A $1.6 billion credit card portfolio and more than 1.4 million customer accounts, and

- A $1.7 billion indirect marine and recreational vehicle loan portfolio, with 1995 originations exceeding $650 million.

In 1995, National Consumer Finance generated net income of $178.2 million, or approximately 22% of KeyCorp's consolidated earnings, and a return on average allocated equity of 23.47%. This was achieved even while the 1995 profitability of the indirect auto loan business was negatively impacted by narrower interest rate spreads on business generated in 1994 during an intensely rate-competitive period. The credit card portfolio was a strong contributor to 1995 earnings, and continued a lower than industry average net loan charge-off ratio of 2.68%.

In the first quarter of 1995, National Consumer Finance completed the sale of KeyCorp's residential mortgage loan servicing operation, KeyCorp Mortgage, Inc., and in the third quarter acquired AFG (a Chicago-based automobile finance company operating in 28 states and specializing in the subprime automobile financing market). The sale of the mortgage loan servicing business was the result of a strategic decision by management to focus on other businesses with more promising growth potential. KeyCorp does, however, continue to originate residential mortgage loans for sale through a newly formed mortgage subsidiary. For reporting purposes, the extraordinary net gain resulting from the sale of the mortgage loan servicing business is included under the "Treasury and Other" category in Figure 3. Other significant 1995 transactions in National Consumer Finance were the securitization and sale of $395 million of indirect auto loans (including $96 million of AFG loans) and $1 billion of student loans.
                                      33

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

In 1996, National Consumer Finance will focus on intensifying national marketing efforts, enhancing customer service capabilities and refining the product base by implementing the following primary initiatives:

- Further investments will be made in national product and marketing strategies designed to increase the credit card portfolio,

- The indirect marine and recreational vehicle loan portfolios will be increased by developing a broader national focus, entering new geographic markets and expanding the manufacturing relationship base. In addition, a standard product set and credit process for these portfolios will be developed and refined to better meet customer needs and improve overall operating efficiency,

- The combination of auto loan products offered by KeyBank USA and AFG will be introduced to new markets and dealerships across the KeyCorp franchise, and

- The products and technology related to mortgage origination activities will be enhanced to provide better customer service and to maximize origination capability.

COMMUNITY BANKING

The Community Banking line of business is responsible for delivering a complete line of branch-based retail financial products and services to consumers and small businesses. The delivery of these products and services is accomplished through KeyCorp's banking subsidiaries operating approximately 1,300 full-service banking offices in 14 states, a 24-hour telephone banking call center services group and nearly 1,500 ATMs that access 13 different networks.

Community Banking currently serves approximately 3.3 million consumer households and 500,000 small businesses, resulting in a year-end loan portfolio exceeding $9.3 billion and deposits of almost $38 billion. It is the second largest small business lender in the nation. To promote customer convenience and satisfaction, and to ensure that their specific needs are being met, Community Banking has identified four primary customer segments, each of which has unique behavioral and demographic characteristics:

Small Business - Served by certified small business relationship managers, this segment is comprised of customers with annual sales and credit needs of less than $3 million and $300,000, respectively.

Emerging Affluent - Through the retail private banking program, these customers pay a membership fee which entitles them to a broad array of specialized credit, deposit and investment products. In particular, a combination of proprietary and non-proprietary investment opportunities are emphasized.

Mature Market - This segment is comprised of individuals who are typically over 50 years of age, and are generally associated with the occurrence of major life events such as retirement, the start of a second career, the transition to new housing, the death of a spouse and entering the Social Security and Medicare System.

Mass Market - Served by branch-based mass market specialists, this is the largest of the four customer segments and is comprised of individuals typically under 50 years of age who generate a modest annual household income.

In 1995, net income for Community Banking totaled $164.9 million, or approximately 20% of KeyCorp's consolidated earnings, and the return on average allocated equity was 15.12%. 1995 revenue was driven by brisk consumer and small business loan demand. However, the cost of deposits continued to rise, reflecting pressures to meet funding needs created by that loan demand amid stiff industry competition. Operating results also reflected actions taken in 1995 to generate additional deposit-related fees by revising products and related processes.

A team of professionals was assembled within KeyCorp in 1995 to spearhead significant changes in KeyCorp's retail delivery system. The initial efforts of this group were focused on developing and implementing the Community Banking strategy and tailoring products and services to cost-effectively satisfy customer demands for increased value and convenience. One result of these efforts was the introduction of a dual ATM and point-of-sale debit card.

In 1996, further efforts will be made by this team to transform the retail delivery network into one that is organized to more profitably and effectively address the four customer segments previously described by implementing the following primary initiatives:

- Telephone banking will be heavily promoted to satisfy customer demand for convenience,

- Customers will be encouraged to use the call centers for routine service, in an effort to free branch personnel to increase their focus on sales,

- ATM functionality will be enhanced to allow customers to more completely access their total KeyCorp relationship. In addition, the capability to pay telephone bills, cash checks to the penny and eliminate the need for deposit envelopes will be introduced, and

- Home banking via personal computer will be field tested. Customers will be able to access information on their current accounts and services, obtain value-added financial information, open new accounts, apply for loans and conduct routine transactions.

KEY PRIVATEBANK
The Key PrivateBank line of business addresses the more complex, diverse needs of the affluent customer segment by offering a full, integrated range of transaction, credit, asset management, estate planning and trust products and services. The delivery system is segmented into two different programs which address customer's needs as they increase in complexity. Each of these programs, which are briefly described, focuses on five key strategic elements: relationship management, client segmentation, technological support, product innovation and service quality.

                                                KEYCORP AND SUBSIDIARIES
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Private Banking and Investing - This program focuses on the more complex investment and estate planning needs of individuals having annual income of at least $100,000 or net worth of at least $250,000. Customers participating in this program are served by a team of financial experts including a credit representative, a trust professional, a broker, and often, a certified financial planner.

Wealth Management - Wealth Management provides sophisticated financial solutions and an extraordinary level of service for wealthy individuals and families with investable assets of at least $5 million. Primary services provided include asset management, estate planning, business succession planning, tax and financial planning and extensive fiduciary services. Other nontraditional investment capabilities being developed in 1996 include venture capital investment and private placement services, hedge funds, customized derivatives and real estate limited partnerships.

In 1995, Key PrivateBank generated net income of $47.4 million, or approximately 6% of KeyCorp's consolidated earnings, and a return on average allocated equity of 30.60%. Operating results reflected an increase in trust and asset management income resulting from the strong performance of both the stock and bond markets in 1995. In addition, 1995 performance was positively affected by an increased array of product offerings. Although 1995 results were moderated by additional costs incurred in conjunction with continued investments in expanding the relationship management infrastructure and improving training programs, these investments are expected to enhance future profitability by improving servicing capabilities.

In 1996, a number of initiatives will be undertaken to strengthen this line of business by increasing its penetration of the affluent market segment:

- A sales management process with financial planning at its core will be designed and implemented,

- The growth of Private Banking and Investing will be emphasized through a national rollout of strategies which focuses on relationship management, targeted sales and innovative product solutions, and

-    Alternative delivery channels will be designed and implemented.

TREASURY AND OTHER
The "Treasury and Other" category includes activities that are not directly attributable to one of the four major lines of business. Included in this category are income from the securities and residential mortgage loan portfolios (other than mortgage loans originated for sale); the net effect of transfer pricing; certain nonbanking affiliates involved in, among other things, information technology and asset management; eliminations of intercompany transactions and extraordinary items.

Also included in the "Treasury and Other" category are the portions of certain assets, capital and support functions which were not specifically allocated to the four primary lines of business. These support functions include asset and liability management, corporate audit and control, credit policy and administration, corporate development, corporate finance and treasury, human resources, investor relations, in-house legal counsel, marketing and strategic planning.

In 1995, the items classified as extraordinary included a gain of $72.3 million ($41.6 million after tax, $.17 per Common Share) from the sale of the residential mortgage loan servicing business, partially offset by a loss of $11.2 million ($5.8 million after tax, $.02 per Common Share) incurred in connection with the sale of Schaenen Wood & Associates, Inc., an asset management subsidiary.


RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income, which is comprised of interest and loan-related fee income less interest expense, is the principal source of earnings for KeyCorp. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities (both on and off-balance sheet), interest rate fluctuations and asset quality. To facilitate comparisons in the following discussion, net interest income is presented on a taxable-equivalent basis.

Various components of the balance sheet and their respective yields and rates which affect interest income and expense are illustrated in Figure 4. The information presented in Figure 8 provides a summary of the effect on net interest income of changes in the Corporation's yields/rates and average balances in 1995 and 1994. A more in-depth discussion of changes in earning assets and funding sources is presented in the Financial Condition section beginning on page 47.

Net interest income was $2.7 billion in 1995, down $58.1 million, or 2%, from the prior year. This followed an increase of $10.0 million in 1994 relative to the comparable 1993 period. In 1995, the decrease in net interest income resulted from a 36 basis point decline in the net interest margin to 4.47%, which more than offset the impact of a $3.3 billion, or 6%, increase in average earning assets. The $10.0 million increase in net interest income in 1994 was attributable to earning asset growth.

As shown in Figures 4 and 5, the net interest margin was 4.47% for 1995, down from 4.83% in 1994 and 5.31% in 1993. The reduction in the net interest margin in 1995 was attributable to several factors, including the growth in earning assets (principally new loan originations) at reduced spreads, increased reliance on market-priced funding alternatives with relatively higher interest rates, and actions taken by management during the 1994 fourth quarter and the 1995 first quarter to reduce the Corporation's exposure to changes in interest rates by reconfiguring the balance sheet. These actions, including the sales of certain securities and the execution of fixed-pay swaps, are more fully described in the following Asset

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                                Figure 4 Average Balance Sheets, Net Interest Income and Yields/Rates
-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
                                                       1995                           1994                         1993
                                             -------------------------      -------------------------   --------------------------

                                              Average             Yield/    Average           Yield/     Average           Yield/
dollars in millions                           Balance   Interest    Rate    Balance  Interest   Rate     Balance  Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans1,2
  Commercial, financial and
    agricultural                            $11,180.7   $1,023.0    9.15% $ 9,687.7  $  851.9    8.79% $ 9,049.3  $  729.6    8.06%
  Real estate                                22,083.5    1,962.9    8.89   19,932.7   1,619.1    8.12   17,611.7   1,478.3    8.39
  Consumer                                    9,846.8      988.9   10.04    9,567.8     904.7    9.46    8,993.1     926.2   10.30
  Student loans held for sale                 2,119.8      185.8    8.77    1,553.4     109.1    7.02    1,195.9      77.1    6.45
  Lease financing                             2,458.2      169.1    6.88    1,930.2     131.5    6.81    1,386.6     109.4    7.89
  Foreign                                        71.6        3.7    5.11       73.7       3.6    4.91       71.0       4.5    6.37
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans                              47,760.6    4,333.4    9.07   42,745.5   3,619.9    8.47   38,307.6   3,325.1    8.68
Mortgage loans held for sale                    251.1       15.4    6.12      717.6      51.1    7.13    1,054.6      74.0    7.02
Taxable investment securities                 7,807.3      520.9    6.67    7,664.0     507.0    6.61    7,769.5     556.4    7.16
Tax-exempt investment securities1             1,482.1      125.5    8.47    1,579.2     136.2    8.63    1,786.6     158.5    8.87
-----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities               9,289.4      646.4    6.96    9,243.2     643.2    6.96    9,556.1     714.9    7.48
Securities available for sale1,3              2,102.9      135.8    6.40    4,066.1     228.2    5.50    2,070.0     141.5    6.84
Interest-bearing deposits with banks            137.7        8.1    5.86       33.6       1.5    4.47      427.0      14.9    3.49
Federal funds sold and securities
  purchased under resale agreements             532.8       31.5    5.91       70.8       2.9    4.18      166.4       6.0    3.61
Trading account assets                          128.5        7.7    6.00       39.4       2.1    5.23       16.8        .6    3.37
-----------------------------------------------------------------------------------------------------------------------------------
    Total short-term investments                799.0       47.3    5.91      143.8       6.5    4.53      610.2      21.5    3.52
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                     60,203.0    5,178.3    8.60   56,916.2   4,548.9    7.99   51,598.5   4,277.0    8.29
Allowance for loan losses                      (868.0)                       (821.2)                      (803.9)
Other assets                                  7,307.0                       6,466.2                      6,256.6
----------------------------------------------------------------------------------------------------------------------------------
                                            $66,642.0                     $62,561.2                    $57,051.2
                                            =========                     =========                    =========

LIABILITIES AND SHAREHOLDERS  EQUITY
Money market deposit accounts               $ 7,160.8      260.3    3.64  $ 7,196.6     196.8    2.74  $ 7,306.8     189.6    2.59
Savings deposits                              6,505.6      174.0    2.68    7,697.2     204.8    2.66    7,382.9     214.1    2.90
NOW accounts                                  5,444.4      110.2    2.02    5,558.6     105.9    1.91    5,314.7     109.6    2.06
Certificates of deposit ($100,000 or more)    3,677.3      221.8    6.03    2,992.6     146.2    4.88    3,088.7     138.0    4.47
Other time deposits                          14,466.2      783.2    5.41   12,338.3     543.9    4.41   12,443.2     550.5    4.42
Deposits in foreign offices                   2,182.1      155.3    7.12    3,014.7     127.0    4.21    1,018.9      31.5    3.09
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits          39,436.4    1,704.8    4.32   38,798.0   1,324.6    3.41   36,555.2   1,233.3    3.37
Federal funds purchased and
  securities sold under
  repurchase agreements                       5,622.5      314.6    5.60    5,850.4     243.5    4.16    4,378.2     130.2    2.97
Other short-term borrowings                   3,361.8      203.5    6.05    1,929.6      90.9    4.71    1,196.2      44.5    3.72
Long-term debt4                               3,895.5      261.4    6.84    2,233.9     137.8    6.35    1,895.4     126.9    6.96
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities       52,316.2    2,484.3    4.75   48,811.9   1,796.8    3.69   44,025.0   1,534.9    3.49
Noninterest-bearing deposits                  8,129.2                       8,046.2                      7,785.9
Other liabilities                             1,373.0                       1,103.9                      1,051.2
Preferred stock                                 160.0                         160.0                        183.8
Common shareholders' equity                   4,663.6                       4,439.2                      4,005.3
-----------------------------------------------------------------------------------------------------------------------------------
                                            $66,642.0                     $62,561.2                    $57,051.2
                                            =========                     =========                    =========

Interest rate spread                                                3.85                         4.30                         4.80
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
  interest margin (TE)                                  $2,694.0    4.47%            $2,752.1    4.83%            $2,742.1    5.31%
                                                        ========    ====             ========    ====             ========    ====
Taxable-equivalent adjustment1                             $57.3                        $58.8                        $63.1
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
(1) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35% for 1995, 1994 and 1993 and 34% for all other years presented.
(2) For purposes of these computations, nonaccrual loans are included in the average loan balances.
(3)  Yield is calculated on the basis of amortized cost.
(4)  Rate calculation excludes ESOP debt.
N/M = Not Meaningful
TE = Taxable Equivalent

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Compound Annual
                                                                                                                 Rate of Change
                  1992                              1991                               1990                      (1990-1995)
     --------------------------------    -------------------------------    -----------------------------  ------------------------
       Average                Yield/      Average                Yield/      Average               Yield/   Average
       Balance     Interest    Rate       Balance     Interest    Rate       Balance   Interest     Rate    Balance    Interest
-----------------------------------------------------------------------------------------------------------------------------------


     $10,820.8     $  914.7      8.45%  $11,753.3     $1,150.2      9.79%  $13,165.0   $1,433.8    10.89%     (3.2)%      (6.5)%
      13,315.3      1,164.7      8.75    12,969.7      1,301.7     10.04    10,248.1    1,098.4    10.72      16.6        12.3
      10,059.7      1,100.1     10.94     9,519.5      1,144.6     12.02     8,425.9    1,052.4    12.49       3.2        (1.2)
             -            -         -           -            -         -           -          -        -       N/M         N/M
       1,006.3         84.3      8.38       822.9         76.6      9.31       714.1       74.2    10.39      28.0        17.9
         105.3          6.2      5.89        84.9          5.9      6.88        79.7        6.9     8.66      (2.1)      (11.7)
-----------------------------------------------------------------------------------------------------------------------------------
      35,307.4      3,270.0      9.26    35,150.3      3,679.0     10.47    32,632.8    3,665.7    11.23       7.9         3.4
         717.1         59.4      8.28       498.8         47.0      9.42       312.7       27.7     8.86      (4.3)      (11.1)
       7,985.3        676.9      8.48     7,441.3        678.2      9.11     6,433.3      582.6     9.06       3.9        (2.2)
       1,881.1        176.1      9.36     1,855.5        185.0      9.97     1,928.7      196.9    10.21      (5.1)      (15.9)
-----------------------------------------------------------------------------------------------------------------------------------
       9,866.4        853.0      8.65     9,296.8        863.2      9.28     8,362.0      779.5     9.32       2.1        (5.0)
         801.0         57.2      7.14       750.5         59.6      7.94        10.4         .9     8.88     189.2       172.5
         477.4         20.1      4.21       592.0         41.2      6.96     1,040.0       92.1     8.86     (33.3)      (38.5)

         268.9         10.3      3.83       726.3         40.6      5.59       589.0       47.4     8.05      (2.0)       (7.8)
          22.4          1.0      4.46        51.5          3.5      6.91        79.9        5.6     7.06      10.0         6.6
-----------------------------------------------------------------------------------------------------------------------------------
         768.7         31.4      4.08     1,369.8         85.3      6.23     1,708.9      145.1     8.49     (14.1)      (20.1)
-----------------------------------------------------------------------------------------------------------------------------------
      47,460.6      4,271.0      9.00    47,066.2      4,734.1     10.06    43,026.8    4,618.9    10.73       6.9         2.1
        (805.9)                            (704.4)                            (550.3)                          9.5
       5,698.2                            5,634.2                            4,965.0                           8.0
-----------------------------------------------------------------------------------------------------------------------------------
     $52,352.9                          $51,996.0                          $47,441.5                           7.0
     =========                          =========                          =========


     $ 7,648.2        248.3      3.25   $ 6,733.5        342.1      5.08   $ 5,513.1      324.0     5.88       5.4        (4.3)
       5,320.5        181.3      3.41     3,989.4        184.5      4.62     3,682.8      180.3     4.90      12.1         (.7)
       4,429.1        120.8      2.73     3,759.6        163.1      4.34     3,368.2      160.2     4.76      10.1        (7.2)
       3,573.3        187.7      5.25     4,911.9        337.0      6.86     5,556.9      453.6     8.16      (7.9)      (13.3)
      13,382.3        717.2      5.36    15,478.5      1,085.2      7.01    13,132.8    1,050.8     8.00       2.0        (5.7)
         367.9         13.7      3.72       367.4         23.8      6.48       756.2       61.9     8.19      23.6        20.2
-----------------------------------------------------------------------------------------------------------------------------------
      34,721.3      1,469.0      4.23    35,240.3      2,135.7      6.06    32,010.0    2,230.8     6.97       4.3        (5.2)


       4,061.9        142.9      3.52     3,807.4        213.7      5.61     3,505.3      272.3     7.77       9.9         2.9
         721.8         31.1      4.31     1,188.2         74.5      6.27       812.9       67.5     8.30      32.8        24.7
       1,462.6        107.1      7.70     1,220.0         95.5      8.32     1,164.3       97.1     8.89      27.3        21.9
-----------------------------------------------------------------------------------------------------------------------------------
      40,967.6      1,750.1      4.28    41,455.9      2,519.4      6.09    37,492.5    2,667.7     7.13       6.9        (1.4)
       6,661.4                            6,228.5                            6,059.0                           6.1
       1,001.4                              942.7                              845.5                          10.2
         244.0                              166.3                               74.6                          16.5
       3,478.5                            3,202.6                            2,969.9                           9.4
-----------------------------------------------------------------------------------------------------------------------------------
     $52,352.9                          $51,996.0                          $47,441.5                           7.0%
     =========                          =========                          =========

                                 4.72                               3.97                            3.60
-----------------------------------------------------------------------------------------------------------------------------------
                   $2,520.9      5.31%                $2,214.7      4.71%              $1,951.2     4.53%                  6.3%
                   ========      ====                 ========      ====               ========     ====                   ===

                      $72.2                              $81.7                            $90.1                           (8.7)%
-----------------------------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
---------------------------------------------
       Figure 5 Net Interest Margin
---------------------------------------------


               Net interest     Yield on        Cost of
                 margin       earning assets     funds

1991              4.71%          10.06%           5.35%
-------------------------------------------------------
1992              5.31            9.00            3.69
-------------------------------------------------------
1993              5.31            8.29            2.98
-------------------------------------------------------
1994              4.83            7.99            3.16
-------------------------------------------------------
1995              4.47            8.53            4.06
-------------------------------------------------------

and Liability Management section. After completing these actions, the net interest margin stabilized in the first quarter of 1995 and rose 15 basis points over the remaining three quarters of the year. This improvement reflected the impact of wider loan spreads, the securitization and sale of loans with lower spreads, the sale of lower-yielding investment securities, and the reinvestment of funds from maturing securities into higher-yielding loans. The 48 basis point reduction in the net interest margin in 1994 was attributable to growth in earning assets at reduced spreads, increased reliance on market-priced funding and a liability-sensitive position in a rapidly rising interest rate environment.

Average earning assets in 1995 totaled $60.2 billion, which was $3.3 billion, or 6%, higher than the prior year. This increase was primarily due to a higher level of average loans, which rose $5.0 billion, or 12%, reflecting the impact of acquisitions as well as internal loan growth. As illustrated in Figure 4, the largest increases in loans relative to the prior year occurred in the real estate and commercial, financial and agricultural categories. The growth in real estate loans reflected increases in the commercial mortgage and construction portfolios as residential real estate loans declined by $1.4 billion. The increase in the loan portfolio was partially offset, however, by a $1.9 billion, or 14%, decline in securities (including both investment securities and securities available for sale), due in large part to sales associated with the balance sheet reconfiguration. In 1994, the growth in average earning assets resulted from higher levels of both loans and securities, which rose $4.4 billion and $1.7 billion, respectively. The strong growth in loans during 1994 was spread among all major loan categories and reflected the impact of acquisitions as well as internal loan growth. Average earning assets comprised 90% of average total assets during 1995 and 91% during 1994.

The Corporation uses portfolio interest rate swaps (as defined in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 84) in the management of its interest rate sensitivity position. The notional amount of such swaps increased to $11.1 billion at December 31, 1995, from $10.5 billion at year-end 1994. For 1995, interest rate swaps, including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps, reduced net interest income and the net interest margin by $29.2 million and 5 basis points, respectively. In 1994, interest rate swaps contributed $98.6 million to net interest income and added 17 basis points to the net interest margin compared with contributions of $140.3 million and 27 basis points, respectively, in 1993. These changes should not be viewed in isolation, however; the swap portfolio is used in the Corporation's overall program of asset and liability management as described in the following Asset and Liability Management section, and changes in the profitability of the swap portfolio are substantially offset by changes in the profitability of the assets or liabilities whose characteristics the swaps are intended to alter.

-----------------------------------------
    Figure 6  1995 Average Earning
              Assets Mix
----------------------------------------
Total loans 79.8%
Short-term investments 18.9%
Securities 1.3%

----------------------------------------
     Figure 7  1995 Mix of Funding
       for Average Earning Assets
----------------------------------------
Long-term debt 6.4%
Short-term borrowings 14.9%
Noninterest-bearing deposits 13.4%
Interest-bearing deposits 65.3%

                                                                                                           KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                                        Figure 8 Components of Net Interest Income Changes
-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
                                                      1995 vs. 1994                                1994 vs. 1993
                                         --------------------------------------     -----------------------------------------------

                                            Average        Yield/         Net         Average        Yield/              Net
in millions                                  Volume          Rate      Change          Volume          Rate           Change
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                       $ 443.6       $ 269.9      $713.5          $377.5       $ (82.7)          $294.8
Mortgage loans held for sale                  (29.4)         (6.3)      (35.7)          (24.0)          1.1            (22.9)
Taxable investment securities                   9.5           4.4        13.9            (7.4)        (42.0)           (49.4)
Tax-exempt investment securities               (8.3)         (2.4)      (10.7)          (18.0)         (4.3)           (22.3)
Securities available for sale                (122.9)         30.5       (92.4)          115.8         (29.2)            86.6
Short-term investments                         38.3           2.5        40.8           (19.9)          5.0            (14.9)
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest income (TE)                330.8         298.6       629.4           424.0        (152.1)           271.9
INTEREST EXPENSE
Money market deposit accounts                  (1.0)         64.5        63.5            (2.9)         10.1              7.2
Savings deposits                              (31.9)          1.1       (30.8)            8.9         (18.2)            (9.3)
NOW accounts                                   (2.2)          6.5         4.3             4.8          (8.5)            (3.7)
Certificates of deposit ($100,000 or more)     37.3          38.3        75.6            (4.4)         12.6              8.2
Other time deposits                           103.1         136.2       239.3            (4.6)         (2.0)            (6.6)
Deposits in foreign offices                   (42.0)         70.3        28.3            80.6          14.9             95.5
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits            63.3         316.9       380.2            82.4           8.9             91.3
Federal funds purchased and securities
  sold under repurchase agreements             (9.8)         80.9        71.1            51.8          61.5            113.3
Other short-term borrowings                    81.4          31.2       112.6            32.3          14.1             46.4
Long-term debt                                110.5          13.1       123.6            21.4         (10.5)            10.9
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                    245.4         442.1       687.5           187.9          74.0            261.9
-----------------------------------------------------------------------------------------------------------------------------------
    Net interest income (TE)                $  85.4       $(143.5)    $ (58.1)         $236.1       $(226.1)          $ 10.0
                                            =======       ========    ========         ======       =======           ======
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
TE = Taxable Equivalent


ASSET AND LIABILITY MANAGEMENT

ASSET/LIABILITY MANAGEMENT COMMITTEE
The Corporation manages its exposure to economic loss from fluctuations in interest rates through an active program of asset and liability management pursuant to guidelines established by the Corporatioin's Asset/Liability Management Committee ("ALCO"). The ALCO has the responsibility for approving the asset/liability management policies of the Corporation, formulating and implementing strategies to improve balance sheet positioning and/or earnings, and reviewing the interest rate sensitivity positions of the Corporation and each of its affiliate banks. The ALCO meets twice monthly to conduct this review and to approve strategies consistent with its policies.

SHORT-TERM INTEREST RATE EXPOSURE
The primary tool utilized by management to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations of changes in interest rates over one- and two-year time horizons has enabled management to develop strategies for managing exposure to interest rate risk. In its simulations, management estimates the impact on net interest income of various pro forma changes in the overall level of interest rates. These estimates are based on a large number of assumptions related to loan and deposit growth, prepayments, interest rates, and other factors. Management believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not a precise calculation of exposure. For example, estimates of future cash flows must be made for instruments without contractual repayment schedules.

The ALCO guidelines provide that a gradual 200 basis point increase or decrease in short-term rates over the next twelve-month period should not result in more than a 2% impact on net interest income from what net interest income would have been if interest rates did not change. As discussed in the following Management Actions

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

section, the Corporation has maintained a slightly liability-sensitive position, well within these guidelines, largely as a result of actions taken during the fourth quarter of 1994 and the first quarter of 1995.

Short-term interest rate exposure analysis is supplemented with an interest rate sensitivity gap ("gap") model. This model measures the difference between assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing during specified time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates. Conversely, a liability-sensitive position, where rate-sensitive liabilities exceed the amount of rate-sensitive assets repricing or maturing within applicable time frames, would generally imply a favorable impact on net interest income in periods of declining interest rates. The interest rate gap analysis table shown in Figure 9 presents the gap position (including the impact of interest rate swap contracts) of the Corporation at December 31, 1995. Gap analysis has several limitations. For example, it does not take into consideration the varying degrees of interest rate sensitivity pertaining to the assets and liabilities that reprice within very short time frames or the various spreads on different assets and liabilities maturing within a given time frame, whereas such characteristics are considered in the simulation model. Thus, at December 31, 1995, the cumulative adjusted interest rate sensitivity gap within the one-year time frame indicated the Corporation was asset sensitive versus slight liability sensitivity demonstrated by the more sophisticated simulation model.

LONG-TERM INTEREST RATE EXPOSURE
Short-term interest rate exposure analysis is complemented by a duration/economic value of equity model. This model provides the added benefit of measuring the exposure to interest rate changes outside the one- to two-year time frame not measured by the simulation model. By calculating the net present value of future balance sheet and interest cash flows based on the implied forward yield curve, the effective duration (in years) of assets, liabilities, and off-balance sheet positions are modeled to determine the net duration of the Corporation's equity. A positive equity duration indicates the Corporation is liability sensitive, while a negative duration indicates asset sensitivity. The longer the duration of equity, the more sensitive the Corporation is to longer-term interest rate changes. Duration analysis has several limitations as it involves assumptions about events that span an even longer time frame than that used in the simulation model. Calculated present values of future cash flows often differ from actual market values, and the future structure of the balance sheet derived from ongoing loan and deposit activity by the Corporation's core businesses is not factored into present value calculations. The Corporation is naturally asset-sensitive, generating more fixed rate liabilities than fixed rate assets in response to customer demand. The duration analysis as of December 31, 1995, shown in Figure 10 demonstrates the natural asset sensitivity of the Corporation's core businesses as the duration of liabilities exceeded the duration of assets by .9 years. The assets and liabilities shown under the Risk Management Portfolio heading in Figure 10 are used to manage interest rate exposure, enhance liquidity and improve profitability. Adjusting for this portfolio, the Corporation's duration of equity is slightly liability-sensitive at 1.8 years.

MANAGEMENT ACTIONS
During the first quarter of 1995, management completed the reconfiguration of the Corporation's balance sheet in accordance with plans initially announced in December 1994. The objective of this reconfiguration was to reduce significantly the Corporation's exposure to changes in interest rates. At the time the plans were announced, the Corporation's liability-sensitive position was moderately in excess of the ALCO guidelines.

Implementation of the balance sheet reconfiguration plans began during the fourth quarter of 1994 with the sale of $877.7 million of securities with an aggregate weighted average yield of 5.67%. This was followed by the first quarter 1995 sale of $1.2 billion of securities with an aggregate weighted average yield of 6.24%. In addition, over these two quarters the Corporation executed $2.1 billion of portfolio interest rate swaps that received a variable rate and paid a fixed rate, and terminated $1.6 billion of portfolio interest rate swaps that received a fixed rate and paid a variable rate. During the fourth quarter of 1994 and the first quarter of 1995, the Corporation also issued fixed-rate debt totaling $245.0 million. While these actions reduced the Corporation's exposure to changes in short-term interest rates, net interest income and the net interest margin were negatively impacted due to increased reliance on fixed-rate market priced funding at higher interest rates.

During the latter half of 1995, a number of additional actions were taken in connection with the execution of asset/liability management strategies designed to improve liquidity, reduce longer-term interest rate exposure and enhance capital management flexibility. In the third quarter of 1995, the Corporation completed its first securitization and sale of indirect auto loans (in the amount of $299.0 million) and sold approximately $500.0 million of residential mortgage loans. In the following quarter, the Corporation sold an additional $510.0 million of residential mortgage loans, entered into a commitment to sell $500.0 million of residential mortgage loans in the first quarter of 1996, reclassified approximately $8.0 billion of securities from the investment securities to the securities available-for-sale portfolio in connection with a one-time opportunity (described in Note 3, Securities Available for Sale, starting on page 71) provided by the Financial Accounting Standards Board ("FASB"), sold $1.3 billion of securities and executed $1.0 billion of indexed amortizing receive fixed swaps and $1.0 billion of pay fixed swaps. The Corporation will continue to evaluate strategies to securitize and/or sell loans, taking into account the impact on liquidity, capital and earnings.

INTEREST RATE SWAP CONTRACTS
The Corporation's core lending and deposit-gathering businesses tend to generate significantly more fixed-rate deposits than fixed-rate

                                                                                                            KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                              Figure 9 Interest Rate Gap Analysis
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
                                                    1 to 90     91 to 180     181 to 365        1 to 5        Over 5
dollars in millions                                    Days          Days           Days         Years         Years        Total
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Loans (including mortgage
  loans held for sale)                            $22,935.5     $ 3,146.3       $5,895.8     $13,538.7      $2,815.9    $48,332.2
Investment securities                                 313.1         170.9          317.8         545.8         340.1      1,687.7
Securities available for sale                         617.1         489.4        1,106.0       3,916.3       1,931.2      8,060.0
Short-term investments                                682.4             -              -             -             -        682.4
Other assets                                        1,601.7         485.7          589.6       1,799.1       3,100.7      7,576.8
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                   26,149.8       4,292.3        7,909.2      19,799.9       8,187.9     66,339.1
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits                          900.3             -              -       8,380.7             -      9,281.0
Interest-bearing deposits                          11,769.0       4,125.6        3,845.8      18,008.4         252.1     38,000.9
Borrowed funds                                      8,750.6         974.2          756.3         788.6       1,158.3     12,428.0
Other liabilities                                     102.9         159.0          137.4         601.7         475.7      1,476.7
Shareholders' equity                                      -             -              -             -       5,152.5      5,152.5
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity     21,522.8       5,258.8        4,739.5      27,779.4       7,038.6     66,339.1
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts                       (4,365.0)     (1,036.3)        (556.4)      3,701.9       2,255.8           -
-----------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap                               $  262.0     $(2,002.8)      $2,613.3    $ (4,277.6)     $3,405.1           -
Cumulative gap                                     $  262.0     $(1,740.8)      $  872.5    $ (3,405.1)            -           -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a % of earning assets                 .45%        (2.96)%         1.49%        (5.80)%          -            -
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                   Figure 10 Duration Analysis
------------------------------------------------------------------------------------------------------------------------------------
December 31, 1995                                                                Risk Management
                                                     Core Businesses                Portfolio                     Total
                                                   ---------------------      ---------------------       -------------------------
                                                               Duration                    Duration                    Duration
dollars in millions                                Balance      (years)       Balance       (years)       Balance       (years)
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Loans (including mortgage loans held for sale)   $48,332.2          1.1             -             -       $48,332.2         1.1
Investment securities                                    -            -     $ 1,687.7           2.6         1,687.7         2.6
Securities available for sale                            -            -       8,060.0           3.2         8,060.0         3.2
Short-term investments                                   -            -         682.4             -           682.4           -
Other assets                                       7,576.8          2.6             -             -         7,576.8         2.6
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                  55,909.0          1.3      10,430.1           2.9        66,339.1         1.5
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits                       9,281.0          3.1             -             -         9,281.0         3.1
Interest-bearing deposits                         38,000.9          1.9             -             -        38,000.9         1.9
Borrowed funds                                           -            -      12,428.0            .8        12,428.0          .8
Other liabilities                                  1,476.7          3.0             -             -         1,476.7         3.0
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                             48,758.6          2.2      12,428.0            .8        61,186.6         1.9
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts:
  Receive-fixed                                          -            -       8,697.2           2.8         8,697.2         2.8
  Pay-fixed                                              -            -       2,411.5            .9         2,411.5          .9
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                     -            -             -             -         5,152.5         1.8
-----------------------------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------
                                            Figure 11 Interest Rate Swap Portfolio
------------------------------------------------------------------------------------------------------------------------------------
                                                                         December 31, 1995                     December 31, 1994
                                                     -------------------------------------------------------  ---------------------
                                                                                       Weighted Average Rate
                                                      Notional      Fair  Maturity(1)  --------------------    Notional     Fair
dollars in millions                                     Amount     Value      (years)   Receive        Pay      Amount     Value
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay variable-indexed amortizing        $ 6,200.0    $ 70.0        2.3      6.76%        5.79%  $ 5,786.6    $(341.7)
Receive fixed/pay variable-conventional                2,497.2     104.3        6.7      6.65         5.81     3,010.2     (199.6)
Pay fixed/receive variable-conventional                2,411.5     (21.1)       1.0      5.66         6.50     1,456.5       11.5
Basis swaps                                                  -         -          -         -            -       200.0         .1
-----------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                               11,108.7     153.2        3.0      6.50         5.95    10,453.3     (529.7)
Customer swaps                                         2,844.0      11.0        4.2      6.50         6.52     1,248.3        2.0
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest rate swaps                          $13,952.7    $164.2        3.3      6.50         6.07   $11,701.6    $(527.7)
                                                     =========    ======                                     =========    =======
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
(1)Maturity is based upon expected average lives rather than contractual terms.

interest-earning assets. Left unaddressed, this tendency results in an asset-sensitive position and would place the Corporation's earnings at risk to declining interest rates as interest-earning assets would reprice faster than would interest-bearing liabilities. In addition to the Corporation's securities portfolio, management has utilized interest rate swaps to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Interest rate swaps used for this purpose are designated as portfolio swaps. The decision to use portfolio interest rate swaps versus on-balance sheet securities to manage interest rate risk has depended on various factors, including funding costs, liquidity, and capital requirements. As summarized in Figure 11, the Corporation's portfolio swaps totaled $11.1 billion at December 31, 1995, and consisted principally of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate.

Conventional interest rate swap contracts involve the receipt of amounts based on fixed or variable rates in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of the index at each payment review date, the swap contract will mature, the notional amount will amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts.

In addition to portfolio swaps, the Corporation has entered into interest rate swap contracts to accommodate the needs of its customers, typically commercial loan customers. The Corporation mitigates the interest rate risk of customer swaps by entering into offsetting positions with third parties. Adjustments to fair values of customer swaps and offsetting positions are included in other income on the income statement. The $2.8 billion notional amount of customer swaps presented in Figure 11 includes $1.4 billion of interest rate swaps that receive a fixed rate and pay a variable rate and $1.4 billion of interest rate swaps that pay a fixed rate and receive a variable rate.

The total notional amount of all interest rate swap contracts outstanding was $14.0 billion and $11.7 billion at December 31, 1995 and 1994, respectively. The weighted average rates presented in Figure 11 are those in effect at December 31, 1995. Portfolio interest rate swaps reduced net interest income and the net interest margin by $29.2 million and 5 basis points, respectively, during 1995. These reductions reflected the amortization of net deferred losses from swap terminations, which more than offset the impact of a positive spread on the 1995 swap portfolio. As of December 31, 1995, the spread on portfolio interest rate swaps, which excludes the

----------------------------------------------------------------------------------------------------------------------------------
                                                 Figure 12 Portfolio Swap Activity
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1995
                                                   Receive Fixed
                                           ----------------------------
                                                                                                               Total
                                             Indexed                           Pay Fixed-       Basis      Portfolio
in millions                               Amortizing        Conventional     Conventional       Swaps          Swaps
-----------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                  $5,786.6          $3,010.2         $1,456.5      $200.0      $10,453.3
  Additions                                    2,010.0             217.0          2,030.0           -        4,257.0
  Maturities                                         -             605.0          1,075.0       200.0        1,880.0
  Terminations                                 1,300.0             125.0                -           -        1,425.0
  Amortization                                   296.6                 -                -           -          296.6
-----------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                        $6,200.0          $2,497.2         $2,411.5           -      $11,108.7
                                              ========          ========         ========                  =========
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                              Figure 13 Portfolio Swaps By Interest Rate Management Strategy
-----------------------------------------------------------------------------------------------------------------------------------
December 31,
                                                                   1995                              1994
                                                      ----------------------------       ----------------------------
                                                         Notional             Fair         Notional             Fair
in millions                                                Amount            Value           Amount            Value
-----------------------------------------------------------------------------------------------------------------------------------
Convert variable rate loans to fixed                    $ 7,566.7           $113.2        $ 7,146.6          $(470.6)
Convert variable rate deposits and
  short-term borrowings to fixed                          2,275.0            (18.2)         1,275.0             11.9
Convert variable rate long-term debt to fixed               136.5             (2.8)           181.5              (.4)
Convert fixed rate long-term debt to variable             1,130.5             61.0          1,650.2            (70.7)
Other                                                           -                -            200.0               .1
-----------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                                 $11,108.7           $153.2        $10,453.3          $(529.7)
                                                        =========           ======        =========          =======
-----------------------------------------------------------------------------------------------------------------------------------


amortization of net deferred swap losses, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 55 basis points). The portfolio had an aggregate fair value of $153.2 million at the same date. The aggregate fair value was estimated through the use of discounted cash flow models which contemplate interest rates using the applicable forward yield curve. As shown in Figure 11, the estimated fair value of the Corporation's total interest rate swap portfolio improved substantially during 1995 from a negative fair value of $(527.7) million at December 31, 1994. The improvement in fair value over the year reflected the financial markets' expectations, as measured by the forward yield curve, for a decline in future interest rates. In addition, since the end of 1994, swaps with an aggregate notional amount of $1.4 billion were terminated prior to their maturities, resulting in net deferred losses of $49.2 million. Such losses are amortized, generally, over the projected remaining life of the related swap contract at its termination. A summary of the Corporation's deferred swap gains and losses at December 31, 1995, is presented in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 84. Each swap was terminated in response to a unique set of circumstances and for various reasons; however, the decision to terminate a swap contract is strategically integrated with asset and liability management and other appropriate processes. These terminations as well as other portfolio swap activity for the year ended December 31, 1995, are summarized in Figure 12.

A summary of the notional and fair values of portfolio swaps by interest rate management strategy at December 31, 1995, is presented in Figure 13. The fair value at any given date represents the estimated income (if positive) or cost (if negative) which would be recognized if the portfolio were to be liquidated at that date. However, because the portfolio interest rate swaps are used to alter the repricing or maturity characteristics of specific assets and liabilities, the net unrealized gains and losses related to the swaps are not recognized in earnings. Rather, interest from these swaps is recognized on an accrual basis as an adjustment of the interest income or expense generated by the asset or liability being managed.

The notional amount of the interest rate swap contracts represents only an agreed upon amount on which calculations of interest payments to be exchanged are based. It does not represent the potential for gain or loss on such positions. Similarly, the notional amount is not indicative of the market risk or the credit risk of the positions held. Credit risk is the possibility that the counterparty will not meet the terms of the swap contract and is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. The credit risk exposure to the counterparty on each interest rate swap is monitored by an appropriate credit committee. Based upon detailed credit reviews of the counterparties, limits on the total credit exposure the Corporation may have with each counterparty, and whether collateral is required, are determined.

----------------------------------------------------------------------------------------------------------------------------------
                                 Figure 14 Expected Average Maturities Of Portfolio Swaps
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995                                         Receive Fixed
                                                    ---------------------------                          Total
                                                       Indexed                      Pay Fixed-       Portfolio
in millions                                         Amortizing    Conventional    Conventional           Swaps
----------------------------------------------------------------------------------------------------------------------------------
Due in one year or less                               $1,247.3          $  2.4        $1,231.5       $ 2,481.2
Due after one though five years                        4,937.7           214.8         1,180.0         6,332.5
Due after five through ten years                          15.0         2,280.0               -         2,295.0
----------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                               $6,200.0        $2,497.2        $2,411.5       $11,108.7
                                                      ========        ========        ========       =========
----------------------------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------------------------
                             Figure 15 Maturities and Sensitivity of Certain Changes in Interest Rates
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
                                                        Within             1-5                Over
in millions                                             1 Year           Years             5 Years             Total
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural               $ 7,355.3        $2,895.7           $ 1,283.6         $11,534.6
Real estate-construction                                 910.6           506.4               102.9           1,519.9
Real estate-commercial and residential mortgage        2,900.8         6,298.0            10,231.7          19,430.5
Foreign                                                   63.9             6.1                50.8             120.8
-----------------------------------------------------------------------------------------------------------------------------------
                                                     $11,230.6        $9,706.2           $11,669.0         $32,605.8
                                                     =========        ========           =========         =========

Loans with floating or adjustable rates                               $4,377.7           $ 6,402.3
Loans with predetermined interest rates                                5,328.5             5,266.7
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      $9,706.2           $11,669.0
                                                                      ========           =========
-----------------------------------------------------------------------------------------------------------------------------------

At December 31, 1995, the Corporation had 14 different counterparties to portfolio swaps and swaps entered into to offset the risk of customer swaps. Of these counterparties, the Corporation had an aggregate credit exposure of $159.7 million to 12, with the largest credit exposure to an individual counterparty amounting to $40.9 million. Although the Corporation is exposed to credit-related losses in the event of nonperformance by the counterparties, based on management's assessment, as of December 31, 1995, all counterparties were expected to meet their obligations. The expected average maturities of the portfolio swaps at December 31, 1995, are summarized in Figure 14.

The maturities and sensitivity of certain loans to changes in interest rates are summarized in Figure 15. As shown in the figure, at December 31, 1995, approximately one-third of these loans were scheduled to mature within one year and loans with maturities greater than one year were evenly split between those with floating or adjustable rates and those with predetermined rates.

NONINTEREST INCOME
As shown in Figure 17, noninterest income totaled $933.0 million in 1995, up $50.4 million, or 6%, from the prior year. Excluding, for comparative purposes, noncore items consisting of net securities transactions, special asset management fees and a positive 1995 accounting adjustment of $12.5 million from better-than-expected performance of student loan securitizations completed in prior years, noninterest income for 1995 was $955.1 million, up $75.1 million, or 9%, from the previous year. Core noninterest income in 1994 decreased $18.0 million, or 2%, relative to the prior year, after similarly adjusting for net securities transactions, special asset management fees and a $29.4 million gain on the 1993 sale of Ameritrust Texas Corporation ("ATC"). The net securities losses for both 1995 and 1994 were primarily the result of the balance sheet reconfiguration, previously discussed in the Asset and Liability Management section beginning on page 39. The reduction in special asset management fees reflected an expected decrease in the level of activity associated with loan collection and asset disposition work performed under contracts with the Federal Deposit Insurance Corporation ("FDIC"). As collection and disposition work progressed, the pool of assets on which fees could be earned declined. These contracts expired during the third quarter of 1995. Nine acquisitions completed since the 1993 year end also had a positive impact on 1995 and 1994 noninterest income in comparison with the respective prior year periods.

Primary factors contributing to the 1995 improvement in core noninterest income were increases in loan securitization income ($49.6 million), service charges on deposit accounts ($14.8 million), trust and asset management income ($12.6 million) and miscellaneous other income ($37.4 million). These increases were partially offset by a $46.8 million decrease in mortgage banking income.

Loan securitization income became a major component of the Corporation's core noninterest income in 1995. Loan sales and securitizations provide increased liquidity and capital flexibility, while contributing to improved profitability through the disposal of lower spread assets. As such, they are important vehicles in implementing the Corporation's balance sheet management strategies. Excluding the $12.5 million adjustment related to prior periods, loan securitization income was $53.1 million in 1995, with the largest contribution

---------------------------------------------------------------------
                     Figure 16 Loan Securitizations
---------------------------------------------------------------------
in millions                              1995       1994      1993
---------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Servicing fees                            $ 3.0          -         -
Gains on sales of securitized loans        49.2      $ 3.5      $ .5
Miscellaneous income                       13.4(1)       -         -
---------------------------------------------------------------------
  Total loan securitization income       $ 65.6      $ 3.5      $ .5
                                         ======      =====      ====
---------------------------------------------------------------------
AT DECEMBER 31,
Student loans securitized              $1,604.5     $694.6    $200.4
Auto loans securitized                    414.4          -         -
---------------------------------------------------------------------
  Total student and auto loans
     securitized                       $2,018.9     $694.6    $200.4
                                       ========     ======    ======
---------------------------------------------------------------------

[FN]
(1) Includes a $12.5 million adjustment for better-than-expected performance of student loan securitizations, with $9.6 million and $2.9 million related to securitizations completed in 1994 and 1993, respectively.

                                                                                                KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                                  Figure 17 Noninterest Income
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
                                                                                                  Change 1995 vs 1994
                                                                                                  ---------------------
dollars in millions                                  1995             1994           1993        Amount         Percent
-----------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                $278.0           $263.2       $  252.5        $ 14.8             5.6%
Trust and asset management income                   232.4            219.8          244.6          12.6             5.7
Loan securitization income                           65.6              3.5             .5          62.1             N/M
Credit card fees                                     84.4             76.2           73.5           8.2            10.8
Insurance and brokerage income                       60.5             58.6           65.7           1.9             3.2
Mortgage banking income                              41.2             88.0          127.9         (46.8)          (53.2)
Net securities gains (losses)                       (40.6)           (14.7)          28.3         (25.9)         (176.2)
Gains on certain asset sales                            -                -           29.4             -               -
Other income:
  Letter of credit fees                              14.6             12.1           11.1           2.5            20.7
  Special asset management fees                       6.0             17.3           46.0         (11.3)          (65.3)
  Venture capital gains                              11.5             16.6            (.8)         (5.1)          (30.7)
  Miscellaneous                                     179.4            142.0          123.0          37.4            26.3
-----------------------------------------------------------------------------------------------------------------------------------
    Total other income                              211.5            188.0          179.3          23.5            12.5
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                       $933.0           $882.6       $1,001.7        $ 50.4             5.7%
                                                   ======           ======       ========        ======             ===
-----------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

coming from gains totaling $49.2 million on sales of securitized loans. Additional detail pertaining to the composition of loan securitization income and the types of loans securitized is presented in Figure 16. These loans are administered or serviced by the Corporation and are not recorded on its balance sheet.

In 1995, the growth in service charges on deposit accounts reflected the repricing of fees by certain affiliate banks, a modestly larger deposit base, increased collection efforts and the introduction of certain services into new markets. The 1994 increase also reflected the repricing of certain fees.

Trust and asset management income, including fees associated with investment advisory services, continued to be a major source of noninterest income. In 1995, the increase in trust and asset management income was due, in large part, to the acquisition of Spears Benzak, a New York-based investment management firm. Other factors contributing to the growth of this category were the strong performance of both the stock and bond markets, and an increased array of products. After giving effect to the sale of ATC, which contributed approximately $33.6 million in 1993, trust and asset management income for 1994 was up $8.8 million, or 4%, from the prior year. This sale reduced discretionary trust assets by approximately $4.0 billion. At December 31, 1995, the Corporation, through its bank and trust company subsidiaries and its registered investment advisory subsidiaries, had discretionary assets (excluding corporate trust assets) of more than $47.0 billion, compared with approximately $33.0 billion at the end of 1994. Fees from investment advisory services accounted for approximately 24% and 20% of the Corporation's total trust and asset management income in 1995 and 1994, respectively. Additional detail pertaining to trust income and assets is presented in Figure 18.

The increase in miscellaneous other income resulted from a $6.5 million gain from the sale of the Corporation's bond services business, increases of $8.4 million and $7.0 million in income from dealer swap activities and corporate owned life insurance, respectively, $5.0

----------------------------------------------------------------------
                     Figure 18 Trust and Asset Management
----------------------------------------------------------------------
                                                         Change
                                                      1995 vs 1994
                                                    ------------------
                            1995     1994    1993    Amount   Percent
----------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
(dollars in millions)
Personal asset
  management and
  custody fees            $136.4   $123.5  $137.1    $12.9      10.4%
Institutional asset
  management and
  custody fees              68.5     72.8    78.9     (4.3)     (5.9)
Bond services                8.5      9.1    11.6      (.6)     (6.6)
All other fees              19.0     14.4    17.0      4.6      31.9
----------------------------------------------------------------------
  Total trust and
  asset management
  income                  $232.4   $219.8  $244.6    $12.6       5.7%
                          ======   ======  ======    =====       ====
----------------------------------------------------------------------
AT DECEMBER 31,
(dollars in billions)
Discretionary              $47.4    $32.5    NA      $14.9      45.8%
Non-discretionary           33.9     32.6    NA        1.3       4.0
----------------------------------------------------------------------
  Total trust assets       $81.3    $65.1    NA      $16.2      24.9%
                          ======   ======            =====
----------------------------------------------------------------------

NA = Not Available

KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                                 Figure 19 Noninterest expense
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
                                                                                                            Change 1995 vs 1994
                                                                                                            --------------------
dollars in millions                                                   1995         1994          1993       Amount       Percent
---------------------------------------------------------------------------------------------------------------------------------
Personnel                                                         $1,114.8     $1,059.9      $1,071.4       $ 54.9           5.2%
Net occupancy                                                        218.1        216.9         204.2          1.2            .6
Equipment                                                            155.9        158.0         161.3         (2.1)         (1.3)
FDIC insurance assessments                                            58.4         98.7          98.7        (40.3)        (40.8)
Amortization of intangibles                                           77.4         58.5          58.1         18.9          32.3
Professional fees                                                     73.1         50.0          53.3         23.1          46.2
Marketing                                                             70.9         58.6          60.4         12.3          21.0
Merger and integration charges                                           -            -         118.7            -             -
Other expense:
  OREO expense (net of income of $5.6, $5.3, $14.4)                   (1.2)         2.5          43.1         (3.7)          N/M
  Miscellaneous                                                      544.2        464.1         515.9         80.1          17.3
---------------------------------------------------------------------------------------------------------------------------------
    Total other expense                                              543.0        466.6         559.0         76.4          16.4
---------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                                   $2,311.6     $2,167.2      $2,385.1       $144.4           6.7%
                                                                  ========     ========      ========       ======
Full-time equivalent employees                                      29,563       29,211        29,983
Efficiency ratio                                                     63.03%       59.39%        60.50%
Overhead ratio                                                       49.66        46.14         46.85
---------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

million of interest recorded in 1995 on Federal income tax refunds and increases in a number of other categories of operating income.

The positive impact of the above items was partially offset by a $46.8 million decrease in mortgage banking income, resulting from the March 1995 sale of the Corporation's residential mortgage loan servicing business. This transaction, as well as the Spears Benzak and ATC transactions previously referred to, are more fully disclosed in Note 2, Mergers, Acquisitions and Divestitures, beginning on page 70.

NONINTEREST EXPENSE
Noninterest expense, as shown in Figure 19, totaled $2.3 billion in 1995, up $144.4 million, or 7%, from the 1994 level. Excluding, for comparative purposes, a $25.4 million write-off of obsolete software in 1995, noninterest expense for 1995 was up $119.0 million, or 5%, from the prior year. Similarly adjusting for the merger and integration charges and certain other nonrecurring charges ($34.4 million) in 1993, core noninterest expense in 1994 was down $64.8 million, or 3%, from 1993. The other nonrecurring charges in 1993 were primarily three items: $21.6 million related to various systems conversion costs, $7.0 million of facilities-related charges and $4.0 million associated with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits."

The higher level of core noninterest expense in 1995 was primarily due to increases in personnel expense ($54.9 million), professional fees ($23.1 million), amortization of intangibles ($18.9 million), marketing expense ($12.3 million) and miscellaneous other expense ($54.7 million). These increases were partially offset by a $40.3 million decrease in FDIC insurance assessments discussed in more detail on page 47. In general, the increases previously summarized reflected the impact of nine acquisitions completed since the 1993 year end and approximately $41.3 million of additional expenses recorded during 1995 in connection with the implementation of several strategic initiatives. Partially offsetting these factors was the overall reduction in costs (primarily personnel) resulting from the 1995 sale of both KeyCorp Mortgage Inc., and Schaenen Wood & Associates, Inc. The acquisitions and sales referred to above are more fully disclosed in Note 2, Mergers, Acquisitions and Divestitures, beginning on page 70.

In 1995, the increase in personnel expense, the largest category of noninterest expense, was due, in large part, to normal salary increases, higher employee benefits costs, and the impact of acquisitions, including the resulting increase in the number of full-time equivalent employees. The $11.5 million decrease in 1994 was the result of a 3% decline in the number of full-time equivalent employees, the sale of ATC, the integration of certain old KeyCorp and Society operations and lower costs associated with contracted or temporary personnel. At December 31, 1995, the number of full-time equivalent employees was 29,563, compared with 29,211 and 29,983 at the end of 1994 and 1993, respectively.

The increase in professional fees in 1995 included approximately $24.0 million of the $41.3 million of incremental strategic spending noted above. In 1994, the $3.3 million decrease from the prior year reflected lower costs for legal and consulting services.

The growth in marketing expense in 1995 was largely due to additional costs related to strategic efforts aimed at strengthening the KeyBank brand name, while the higher level of amortization associated with intangibles in 1995 was a direct result of the amortization

                                                      KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
------------------------------------------------------------------------------
of goodwill recorded in connection with acquisitions consummated over the past two years. Excluding the noncore items referred to in the first paragraph of this section, the increase in miscellaneous other expense of $54.7 million in 1995 reflected the impact of acquisitions on various expense components and higher loan servicing fees due to the sale of the residential mortgage loan servicing business.

The increases in the 1995 noninterest expense categories previously discussed were significantly offset by the effect of a reduction in the Bank Insurance Fund ("BIF") assessment rate for well-capitalized banks from $.23 per $100 of insured deposits to $.04 per $100 for the period June through December 1995. The rate has been further reduced to zero effective January 1, 1996. At December 31, 1995, $41.7 billion, or 88%, of the Corporation's deposits were BIF insured. At the same date, the Corporation had $4.4 billion of deposits insured by the Savings Association Insurance Fund ("SAIF"). The SAIF assessment rate was maintained at $.23 per $100 of insured deposits throughout 1995 and into 1996. Potential reduction of this assessment rate has been linked in a Congressional proposal to a one-time special assessment of institutions whose deposits are SAIF-insured. The special assessment would be for the purpose of replenishing the SAIF, and has been proposed in the range of $.80-$.85 per $100 of SAIF-insured deposits. The Corporation does not know when, or if, this proposal may be adopted, nor, if adopted, if it would result in a reduction of the SAIF assessment rate of $.23 per $100 of insured deposits. Accordingly, no liability for the special assessment has been recorded.

Merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) were recorded in 1993. These charges established a reserve for expenses, directly related to the KeyCorp-Society merger, primarily consisting of investment banking and other professional fees ($20.5 million); severance payments and other employee costs ($49.6 million); systems and facilities costs ($35.7 million); and other costs incident to the merger ($12.9 million). There was no remaining accrued liability for merger and integration reserves at December 31, 1995, compared with a liability of $33.5 million at December 31, 1994.

INCOME TAXES
The provision for income taxes (before the extraordinary net gain) for 1995 was $368.5 million, compared with $430.0 million in 1994 and $374.0 million in 1993. The effective tax rate (provision for income taxes as a percentage of income before income taxes) was 31.8% in 1995, 33.5% in 1994 and 34.5% in 1993. The decrease in the 1995 tax provision and the reduction of the 1995 effective tax rate resulted primarily from the recognition during the first quarter of 1995 of one-time tax benefits totaling $16.0 million related to acquisitions made in years prior to 1992 and an increase in tax-advantaged assets and credits associated with investments in low-income housing projects. The lower 1994 effective tax rate in comparison to 1993 reflected the relatively high level of non-deductible expenses and merger and integration charges incurred in 1993 in relation to the 1994 KeyCorp-Society merger.

FINANCIAL CONDITION

LOANS
As shown in Figure 20, at December 31, 1995, total loans outstanding were $47.7 billion, up from $46.2 billion at December 31, 1994, and $40.1 billion at December 31, 1993. The $1.5 billion, or 3%, increase from the year-end 1994 level reflected increases of $1.3 billion in commercial loans, $711.5 million in commercial real estate (of which $478.8 million pertained to commercial mortgages), $264.7 million in student loans held for sale and $579.8 million in lease financing. These increases resulted from internal loan growth as well as the impact of acquisitions which were completed by the Corporation during 1995. The change in the mix of the loan portfolio reflected the impact of the internal loan growth. Acquisitions included OMNIBANCORP in the Rocky Mountain Region, Casco Northern Bank, National Association and BANKVERMONT Corporation in the Northeast Region and AFG, which is included in Financial Services in Figure 21. Excluding the $1.5 billion impact of the acquisitions, loans decreased by $55.1 million since the prior year end. Internal loan growth of $3.0 billion was offset by the transfer of approximately $1.5 billion of residential mortgage loans to the held for sale portfolio and the securitization and sale of $1.4 billion in student and auto loans.

As shown in Figure 21, loan growth, excluding mortgage loans transferred to the held for sale portfolio, was achieved in several of KeyCorp's geographic regions. The large increase in Financial Services resulted from the acquisition of AFG and the transfer of affiliate bank credit card portfolios, aggregating $1.4 billion, to KeyBank USA in 1995. The distribution of loans by geographic region as of December 31, 1995, is evidence of the significant credit risk diversification possible because of the Corporation's unique 14-state, four-region profile.

Commercial loans outstanding at December 31, 1995, were $11.5 billion, up 13% from the December 31, 1994, level of $10.2 billion, following an increase of $1.2 billion, or 14%, in 1994. Factors contributing to the growth in 1995 included the general strength of the economy as well as the impact of acquisitions.

Loans secured by real estate totaled $21.0 billion at December 31, 1995, compared with $21.6 billion at December 31, 1994, and $18.4 billion at December 31, 1993. These loans consist of construction loans, commercial mortgage loans and one-to-four family residential loans (including home equity loans). The $678.8 million, or 3%, decrease from 1994 was attributable to the transfer of

KEYCORP AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------------------
                         Figure 20 Composition of Loans
--------------------------------------------------------------------------------------------------------------------
 December 31,
                                                      1995                      1994                    1993
                                               ------------------       -------------------      -------------------
 dollars in millions                           Amount % of Total         Amount % of Total        Amount % of Total
--------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural      $11,534.6       24.2%     $10,190.6       22.0%    $ 8,965.5       22.4%
Real estate-construction                      1,519.9        3.2        1,287.2        2.8       1,160.5        2.9
Real estate-commercial mortgage               7,253.7       15.2        6,774.9       14.7       6,228.2       15.5
--------------------------------------------------------------------------------------------------------------------
  Total commercial real estate                8,773.6       18.4        8,062.1       17.5       7,388.7       18.4
Real estate-residential mortgage             12,176.8       25.5       13,567.1       29.3      11,026.3       27.5
--------------------------------------------------------------------------------------------------------------------
  Total real estate                          20,950.4       43.9       21,629.2       46.8      18,415.0       45.9
Credit cards                                  1,563.9        3.3        1,419.1        3.1       1,429.3        3.6
Other consumer                                8,553.8       17.9        8,764.7       19.0       7,847.1       19.5
--------------------------------------------------------------------------------------------------------------------
  Total consumer                             10,117.7       21.2       10,183.8       22.1       9,276.4       23.1
Student loans held for sale                   2,081.2        4.3        1,816.5        3.9       1,648.6        4.1
Lease financing                               2,887.0        6.1        2,307.2        5.0       1,702.5        4.3
Foreign                                         120.8         .3           97.4         .2          63.3         .2
--------------------------------------------------------------------------------------------------------------------
  Total                                     $47,691.7      100.0%     $46,224.7      100.0%    $40,071.3      100.0%
                                            =========      ======     =========      =====     =========      =====
--------------------------------------------------------------------------------------------------------------------

                                                      1992                      1991
                                               ------------------        -----------------
                                               Amount  % of Total        Amount % of Total
-------------------------------------------------------------------------------------------
Commercial, financial and agricultural      $ 8,869.0       24.6%     $ 9,183.9       25.9%
Real estate-construction                      1,448.0        4.0        1,577.3        4.4
Real estate-commercial mortgage               5,937.0       16.5        6,258.5       17.6
-------------------------------------------------------------------------------------------
  Total commercial real estate                7,385.0       20.5        7,835.8       22.0
Real estate-residential mortgage              8,289.4       23.0        7,240.7       20.4
-------------------------------------------------------------------------------------------
  Total real estate                          15,674.4       43.5       15,076.5       42.4
Credit cards                                  1,448.2        4.0        1,459.8        4.1
Other consumer                                7,633.5       21.2        8,790.7       24.7
-------------------------------------------------------------------------------------------
  Total consumer                              9,081.7       25.2       10,250.5       28.8
Student loans held for sale                   1,070.1        3.0              -          -
Lease financing                               1,225.2        3.4          946.5        2.7
Foreign                                         101.4         .3           76.9         .2
-------------------------------------------------------------------------------------------
  Total                                     $36,021.8      100.0%     $35,534.3      100.0%
                                            =========     =======     =========      ======
-------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                   Figure 21 Period-End Loan Growth By Region
-------------------------------------------------------------------------------------------------------------------------
                                     December 31,                                    Other    December 31,      Percent
dollars in millions                          1994      Acquired      Sold(1)      Activity            1995       Change
-------------------------------------------------------------------------------------------------------------------------
Northeast Region                        $12,621.6      $1,162.2     $   97.2      $   30.8       $13,717.4          8.7%
Great Lakes Region                       20,909.0             -      2,178.1         480.4        19,211.3         (8.1)
Rocky Mountain Region                     3,317.3         215.3        510.7         795.1         3,817.0         15.1
Northwest Region                          9,270.2             -        213.4         (49.0)        9,007.8         (2.8)
Financial Services                          106.6         144.6         96.0       1,783.0         1,938.2          N/M
------------------------------------------------------------------------------------------------------------------------
Total                                   $46,224.7      $1,522.1     $3,095.4      $3,040.3       $47,691.7          3.2%
                                        =========      ========     ========      ========       =========
------------------------------------------------------------------------------------------------------------------------

[FN]
(1)Includes mortgage loans transferred to the held for sale portfolio. N/M = Not Meaningful

                                                KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
approximately $1.5 billion in residential mortgages to the held for sale portfolio. Excluding these transfers, loans secured by real estate were up $821.2 million, or 4%, in 1995.

Construction loans increased to $1.5 billion at December 31, 1995, up from $1.3 billion at December 31, 1994, and $1.2 billion at December 31, 1993. At December 31, 1995, 13% of the construction loan portfolio was secured by properties in the Northeast Region, 46% in the Great Lakes Region, 17% in the Rocky Mountain Region, 23% in the Northwest Region and 1% in Financial Services.

The commercial mortgage loan portfolio totaled $7.3 billion at December 31, 1995, compared with $6.8 billion at December 31, 1994, and $6.2 billion at December 31, 1993. The Corporation manages risk exposure in the construction and commercial mortgage portfolios through prudent underwriting criteria and by monitoring loan concentrations by geographic region and property type. Figure 22 shows the portions of the construction and commercial mortgage loan portfolios at December 31, 1995, which are collateralized by nonowner-occupied (by industry concentration) and owner-occupied properties. At December 31, 1995, 53% of the construction loan portfolio and 38% of the commercial mortgage loan portfolio were secured by owner-occupied properties. These borrowers are engaged in business activities other than real estate, and the primary source of repayment is not solely dependent on the real estate market.

One-to-four family residential mortgages (including home equity loans) were $12.2 billion at December 31, 1995, compared with $13.6 billion at December 31, 1994, and $11.0 billion at December 31, 1993. Home equity loans increased to $2.4 billion at December 31, 1995, up from $2.2 billion and $2.1 billion at December 31, 1994 and 1993, respectively. During 1995, the Corporation adopted a
----------------------------------------------------------------
     Figure 22 Construction and Commerical Mortgage Loans
----------------------------------------------------------------

December 31, 1995
                                           Commercial
in millions                Construction      Mortgage        Total
------------------------------------------------------------------
Nonowner-occupied:
  Retail                       $  237.9      $  939.1     $1,177.0
  Multi-family properties         187.4         916.7      1,104.1
  Office buildings                 47.0       1,058.5      1,105.5
  Hotels/Motels                     1.7         333.9        335.6
  Health facilities                 5.5          21.1         26.6
  Manufacturing facilities          4.4          84.4         88.8
  Warehouses                       24.8         274.7        299.5
  Other                           203.4         837.8      1,041.2
------------------------------------------------------------------
                                  712.1       4,466.2      5,178.3
Owner-occupied                    807.8       2,787.5      3,595.3
------------------------------------------------------------------
    Total                      $1,519.9      $7,253.7     $8,773.6
                               ========      ========     ========
------------------------------------------------------------------


strategy of selling residential mortgage loans with lower spreads. These loans are classified outside of the loan portfolio as mortgage loans held for sale. Furthermore, new residential mortgage loans originated to secondary market standards are sold. During 1995, $1.5 billion of seasoned 15- and 30-year residential mortgages were transferred to the mortgage loans held for sale portfolio. Of the loans transferred, $1.0 billion were sold in the secondary market in 1995 and the remaining $500.0 million were sold in the first quarter of 1996. The net effect of the residential mortgage strategies was a 1995 reduction of $1.6 billion in residential mortgage loans other than home equity loans.

Consumer loans (including credit cards) totaled $10.1 billion at December 31, 1995, compared with $10.2 billion at December 31, 1994, and $9.3 billion at December 31, 1993. Credit cards totaled $1.6 billion at December 31, 1995, compared with $1.4 billion at December 31, 1994 and 1993. Other consumer loans, which include approximately $4.0 billion of direct and indirect auto loans and approximately $1.7 billion of indirect marine and recreational vehicle loans, totaled $8.6 billion at December 31, 1995, compared with $8.8 billion at December 31, 1994, and $7.8 billion at December 31, 1993. The decrease in other consumer loans since the 1994 year end primarily reflected the securitization and sale of $395 million of auto loans during 1995. The remainder of the decrease can be attributed to normal portfolio amortization in excess of new originations as the Corporation adhered to a strict pricing discipline in a very competitive market.

Student loans held for sale increased to $2.1 billion at December 31, 1995, up from $1.8 billion at December 31, 1994, and $1.6 billion at December 31, 1993. The higher level of outstandings in 1995 reflected the Corporation's role as a primary provider of education loans to law school students. The Corporation continues a policy of securitizing and selling student loans prior to their entering repayment status, with securitizations of this portfolio totaling $1.0 billion and $547.7 million in 1995 and 1994, respectively.

The lease financing portfolio totaled $2.9 billion at December 31, 1995, compared with $2.3 billion at December 31, 1994, and $1.7 billion at December 31, 1993. This growth reflected expanded services and market coverage as well as the general strength of the economy.

SECURITIES
At December 31, 1995, the securities portfolio totaled $9.7 billion, consisting of $8.0 billion of securities available for sale and $1.7 billion of investment securities. This compares to a total portfolio of $12.8 billion, comprised of $2.5 billion of securities available for sale and $10.3 billion of investment securities, at December 31, 1994. Certain information pertaining to the composition, yields and maturities of the securities available for sale and investment securities portfolios is presented in Figure 23 and Figure 24, respectively.

The decrease and change in the mix of the overall portfolio were primarily the result of two events. During the first quarter of

KEYCORP AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
                                        Figure 23 Securities Available for Sale
-----------------------------------------------------------------------------------------------------------------------------------
                                           U.S. Treasury,    States and    Mortgage-                                Weighted
                                             Agencies and     Political       Backed          Other                  Average
dollars in millions                          Corporations  Subdivisions  Securities(1)   Securities        Total      Yield2
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995:
  Maturity: One year or less                     $  227.2        $  2.8    $   393.9         $120.8     $  744.7        6.73%
  Maturity: After one through five years            576.3          11.5      3,792.7           39.7      4,420.2        6.59
  Maturity: After five through ten years            198.8           8.2      2,465.4           18.7      2,691.1        7.28
  Maturity: After ten years                         199.0           3.0           --            2.0        204.0        6.76
-----------------------------------------------------------------------------------------------------------------------------------
  Fair value                                     $1,201.3         $25.5     $6,652.0         $181.2     $8,060.0           -
  Amortized cost                                  1,175.8          24.6      6,617.1          176.1      7,993.6        6.86%
  Weighted average yield                             6.71%         8.10%        6.86%          7.51%        6.86%          -
  Weighted average maturity                     8.9 years     6.1 years    4.5 years      1.5 years    4.8 years           -
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994:
  Fair value                                     $1,052.5         $25.9     $1,228.3         $214.3     $2,521.0           -
  Amortized cost                                  1,067.7          28.9      1,334.1          223.3      2,654.0        6.40%
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993:
  Fair value                                     $1,497.9             -       $273.0          $23.9     $1,794.8           -
  Amortized cost                                  1,434.0             -        269.7           23.1      1,726.8        6.80%
===================================================================================================================================

[FN]
(1)Maturity is based upon expected average lives rather than contractual terms.
(2)Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for all years presented.
(3)Includes equity securities with no stated maturity.

---------------------------------------------------------------------------------------------------------------------------------
                                                  Figure 24 Investment Securities
---------------------------------------------------------------------------------------------------------------------------------
                                       U.S. Treasury,         States and        Mortgage                               Weighted
                                         Agencies and          Political          Backed         Other                  Average
dollars in millions                      Corporations       Subdivisions    Securities 1    Securities        Total     Yield 2
--------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1995:
  Maturity: One year or less                     $1.8           $  629.0               -        $ 79.8    $   710.6        6.91%
  Maturity: After one through five years          2.3              508.0               -         138.2        648.5        8.96
  Maturity: After five through ten years           .6              224.9               -          30.9        256.4       10.23
  Maturity: After ten years                        .2               62.2               -           9.8         72.2       10.06
--------------------------------------------------------------------------------------------------------------------------------

  Amortized cost                                 $4.9           $1,424.1               -        $258.7     $1,687.7        8.34%
  Fair value                                      5.0            1,474.4               -         258.7      1,738.1           -
  Weighted average yield                        10.69%              8.34%              -          8.28%        8.34%          -
  Weighted average maturity                 1.6 years          2.9 years               -     4.9 years    2.9 years           -
--------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1994:
  Amortized cost                               $532.6           $1,508.5        $7,834.2        $400.3    $10,275.6        7.03%
  Fair value                                    499.3            1,534.9         7,362.7         360.1      9,757.0           -
--------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1993:
  Amortized cost                               $796.0           $1,677.8        $7,877.2        $771.1    $11,122.1        6.51%
  Fair value                                    807.4            1,779.8         7,967.3         785.7     11,340.2           -
================================================================================================================================

[FN]
(1) Maturity is based upon expected average lives rather than contractual terms.
(2) Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for all years presented.

                                                      KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
------------------------------------------------------------------------------

1995, the Corporation sold $1.2 billion of securities as one of a number of actions taken during 1994 and 1995 to reduce its interest rate sensitivity. These sales resulted in pre-tax losses of $48.6 million. This interest rate sensitivity reduction strategy is more fully discussed in the Asset and Liability Management section beginning on page 39.

The second event occurred during the fourth quarter of 1995 when the FASB granted companies a one-time opportunity to reassess and, if appropriate, reclassify their securities from the held-to-maturity category to the available-for-sale category without calling into question the intent to hold other debt securities remaining in the investment securities category to maturity in the future. This FASB development is discussed in more detail in
Note 3, Securities Available for Sale, beginning on page 71. In response, the Corporation reclassified substantially all held-to-maturity debt securities, except securities of states and political subdivisions, to the available-for-sale category. The reclassified securities totaled approximately $8.0 billion.

At December 31, 1995, the Corporation had $6.7 billion invested in collateralized mortgage obligations ("CMO") and other mortgage-backed securities within the securities available-for-sale portfolio, compared with $9.1 billion within the investment securities and securities available-for-sale portfolios at December 31, 1994. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Other mortgage-backed securities depend on the underlying pool of mortgage loans to provide a cash flow "pass-through" of principal and interest, without prioritization in classes. The Corporation had $2.8 billion invested in CMO securities at December 31, 1995. The CMO securities held by the Corporation are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. The Corporation had $3.9 billion invested in other mortgage-backed securities at December 31, 1995. At December 31, 1995, substantially all of the mortgage-backed securities held by the Corporation were issued or backed by Federal agencies.


ASSET QUALITY
The Corporation's Credit Risk Review Group evaluates and monitors the level of risk in the Corporation's credit-related assets, and formulates underwriting standards and guidelines for active line management. Geographic diversification throughout the Corporation is a significant factor in managing credit risk. In addition, the Credit Risk Review Group is responsible for reviewing the adequacy of the allowance for loan losses ("Allowance"). The Corporation's Credit Policy/Risk Management Group reviews corporate assets other than loans, leases and OREO to evaluate the credit quality and risk inherent in such assets. This group is also responsible for commercial and consumer credit policy development, concentration management and credit systems development.

The allocation of the Corporation's Allowance by loan type at December 31 is shown in Figure 25. Management has developed methodologies designed to assess the adequacy of the Allowance. The Allowance allocation methodologies applied at KeyCorp focus on changes in the size and character of the loan portfolio, changes in the levels of impaired and other nonperforming and past due loans, the risk inherent in specific loans, concentrations of loans to specific borrowers or industries, existing and prospective economic conditions and historical losses on a portfolio basis. In addition, indirect risk in the form of off-balance sheet exposure for unfunded commitments is taken into consideration. Management continues to target and maintain an Allowance equal to the allocated requirement plus an unallocated portion, as appropriate. Management believes this is an appropriate posture in light of current and expected economic conditions and trends, the geographic and industry mix of the portfolio, and similar risk-related matters.

As shown in Figure 27, net loan charge-offs in 1995 were $99.2 million, down 9% from $109.2 million in 1994 due to higher recoveries. Net loan charge-offs were $212.8 million in 1993. The 1995 improvement came from the commercial, financial and agricultural; real estate-construction; and real estate-mortgage portfolios. These reductions were partially offset by higher net charge-offs in the consumer and lease financing portfolios. Consistent with the decline in the level of net loan charge-offs, the provision for loan losses in 1995 was $100.5 million compared with $125.2 million in 1994 and $211.7 million in 1993.

The Allowance at December 31, 1995, was $876.0 million, or 1.84% of loans, compared with $830.3 million, or 1.80% of loans, at December 31, 1994. Included in the 1995 Allowance was $40.2 million specifically allocated for impaired loans. For a further discussion of impaired loans see Note 6, Nonperforming Assets, beginning on page 74. At December 31, 1995, the Allowance was 263.15% of nonperforming loans, compared with 324.27% at December 31, 1994. Although this percentage is not the primary factor used by management in determining the adequacy of the Allowance, it has general short to medium-term relevance. As indicated in Figure 25, the unallocated portion of the Allowance decreased slightly in 1995, primarily as a result of an increase in nonperforming loans from 1994 levels. Approximately 49% of the Allowance remained unallocated to any specific loan category, a conservative position appropriate in light of the difficulty inherent in predicting the level or category of future charge-offs, and the strong loan growth experienced in the Corporate Banking sector in 1995.

The composition of nonperforming assets is shown in Figure 28. These assets totaled $378.6 million at December 31, 1995, and represented .79% of loans, OREO and other nonperforming assets compared with $339.8 million, or .73% at December 31, 1994. A $76.9 million increase in nonperforming loans in 1995 reflected the $20.2 million impact of acquisitions and the transfer of $19.9 million from OREO, as a result of the adoption of SFAS No. 114

-------------------------------------------------------------------------------------------------------------------------------
             Figure 25 Allocation of the Allowance for Loan Losses
------------------------------------------------------------------------------------------------------------------------------
December 31,                                                     1995                     1994                     1993
                                                       ---------------------    -----------------------    -------------------
                                                                 Percent of               Percent of               Percent of
                                                               Loan Type to             Loan Type to             Loan Type to
dollars in millions                                     Amount  Total Loans      Amount  Total Loans      Amount  Total Loans
------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                  $205.4         25.3%     $119.3         23.0%     $177.6         23.4%
Real estate-construction                                  20.5          3.3        17.5          2.9        22.1          3.0
Real estate-commercial and residential mortgage          113.7         42.7        95.7         45.8        90.6         44.9
Consumer                                                  79.9         22.2        95.3         22.9       113.4         24.1
Lease financing                                           23.2          6.3        24.3          5.2        14.1          4.4
Foreign                                                      -           .2           -           .2           -           .2
Unallocated                                              433.3            -       478.2            -       384.9            -
------------------------------------------------------------------------------------------------------------------------------
  Total                                                 $876.0        100.0%     $830.3        100.0%     $802.7        100.0%
                                                        ======        ======     ======        ======     ======        ======
------------------------------------------------------------------------------------------------------------------------------

                                                                1992                     1991
                                                        ---------------------    --------------------
                                                                 Percent of               Percent of
                                                               Loan Type to             Loan Type to
                                                        Amount  Total Loans      Amount  Total Loans
-----------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                  $205.1         25.4%     $224.4         25.9%
Real estate-construction                                  27.3          4.1        30.1          4.4
Real estate-commercial and residential mortgage          113.3         40.7       126.1         38.0
Consumer                                                 147.2         26.0       149.7         28.8
Lease financing                                            4.8          3.5         3.4          2.7
Foreign                                                    1.6           .3        20.2           .2
Unallocated                                              283.3            -       239.6            -
-----------------------------------------------------------------------------------------------------
  Total                                                 $782.6         100.0%    $793.5        100.0%
                                                        =======        ======    ======        ======
-----------------------------------------------------------------------------------------------------

[FN]
Amounts in the "Percent of Loan Type to Total Loans" column were computed excluding loans held for sale from the portfolio as no allowances were deemed necessary for such loans.

                  Figure 26  Nonperforming Assets

                        Other nonperforming     Restructured    Other real       Nonaccrual
                             assets                loans       estate owned        loans

1991                         $11.7                $9.9          $330.7           $719.6
-------------------------------------------------------------------------------------------
1992                          14.9                 2.4           332.4            550.5
-------------------------------------------------------------------------------------------
1993                          13.4                 6.5           150.4            329.8
-------------------------------------------------------------------------------------------
1994                           4.8                 1.5            79.0            254.5
-------------------------------------------------------------------------------------------
1995                           3.4                 2.5            42.3            330.4
-------------------------------------------------------------------------------------------

(discussed below). OREO (net of the allowance for OREO losses) declined by $36.7 million, with a net $16.8 million of the decline resulting from normal workout activity and the remainder due to the adoption of SFAS No. 114. Additional information pertaining to changes in nonaccrual loans and OREO and the percentage of nonperforming loans to period-end loans by type within the banking regions is presented in Figures 29 and 30, respectively.

Effective January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 prescribes the methodology under which certain loans are to be measured for impairment and provides that loans are to be classified in OREO only when the creditor has actually taken possession of the collateral. All loans (other than smaller-balance homogeneous loans) with payments over 90 days past due and on nonaccrual status are considered impaired. SFAS No. 118 amends SFAS No. 114 by eliminating certain income recognition provisions and by expanding disclosure requirements. Adoption of these standards did not have a material effect on the Corporation's financial condition or results of operations and is more fully discussed in Note 6, Nonperforming Assets, beginning on page 74.

                                                                                                      KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------
                                     Figure 27 Summary of Loan Loss Experience
-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
dollars in millions                                                 1995         1994         1993         1992          1991
------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year                      $47,760.6    $42,745.5    $38,307.6    $35,307.4     $35,150.3
------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses at beginning of year                    $830.3       $802.7       $782.6       $793.5        $677.3
Loans charged off:
  Commercial, financial and agricultural                            41.5         60.7        102.6        144.8         173.9
  Real estate-construction                                           1.7          6.6         25.5         25.1          40.9
  Real estate-commercial and residential mortgage                   35.4         35.0         56.8        100.2          70.4
  Consumer                                                         124.5        103.3        115.2        160.3         174.1
  Lease financing                                                    4.8          3.2          3.1         10.0           5.7
  Foreign                                                              -            -            -            -            .8
------------------------------------------------------------------------------------------------------------------------------

                                                                   207.9        208.8        303.2        440.4         465.8
Recoveries:
  Commercial, financial and agricultural                            52.6         48.0         33.4         25.7          28.7
  Real estate-construction                                           2.8          1.4          6.0          1.3           1.9
  Real estate-commercial and residential mortgage                   14.4         11.3          9.8          9.0           3.1
  Consumer                                                          37.0         36.8         39.5         39.0          38.9
  Lease financing                                                    1.9          2.1          1.6          4.9           1.2
  Foreign                                                              -            -           .1            -            .2
------------------------------------------------------------------------------------------------------------------------------

                                                                   108.7         99.6         90.4         79.9          74.0
------------------------------------------------------------------------------------------------------------------------------

Net loans charged off                                              (99.2)      (109.2)      (212.8)      (360.5)      (391.8)
Provision for loan losses                                          100.5        125.2        211.7        338.4         466.2
Allowance acquired/sold, net                                        43.9         11.6         21.2         11.2          41.8
Transfer from OREO allowance                                          .5            -            -            -             -
------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses at end of year                          $876.0       $830.3       $802.7       $782.6        $793.5
                                                                  ======       ======       ======       ======        ======

------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                                .21%         .26%         .56%        1.02%         1.11%
Allowance for loan losses to year-end loans                         1.84         1.80         2.00          2.17         2.23
Allowance for loan losses to nonperforming loans                  263.15       324.27       238.69       141.54        108.79
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                            Figure 28 Summary of Nonperforming Assets and Past Due Loans
------------------------------------------------------------------------------------------------------------------------------
December 31,

dollars in millions                                                 1995         1994         1993        1992         1991
----------------------------------------------------------------------------------------------------------------------------
Impaired loans 1                                                  $205.0            -            -           -            -
Other nonaccrual loans                                             125.4       $254.5       $329.8      $550.5     $  719.6
Restructured loans                                                   2.5          1.5          6.5         2.4          9.9
----------------------------------------------------------------------------------------------------------------------------

    Total nonperforming loans                                      332.9        256.0        336.3       552.9        729.5
Other real estate owned                                             56.4        100.3        186.1       350.3        349.9
Allowance for OREO losses                                          (14.1)       (21.3)       (35.7)      (17.9)       (19.2)
----------------------------------------------------------------------------------------------------------------------------

    Other real estate owned, net of allowance                       42.3         79.0        150.4       332.4        330.7
Other nonperforming assets                                           3.4          4.8         13.4        14.9         11.7
----------------------------------------------------------------------------------------------------------------------------

    Total nonperforming assets                                    $378.6       $339.8       $500.1      $900.2     $1,071.9
                                                                  ======       ======       ======      ======     ========
----------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more                            $96.7        $50.2        $51.8       $70.3        $94.1
----------------------------------------------------------------------------------------------------------------------------

Nonperforming loans to year-end loans                                .70%         .55%         .84%       1.53%        2.05%
Nonperforming assets to year-end loans
  plus other real estate owned and other
  nonperforming assets                                               .79          .73         1.24        2.47         2.99
----------------------------------------------------------------------------------------------------------------------------

[FN]
(1)Effective January 1, 1995, the Corporation adopted SFAS No. 114, which requires separate disclosure of impaired loans. Prior to January 1, 1995, impaired loans were included in "Other nonaccrual loans."

KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                   Figure 29 Summary of Changes in Nonaccrual Loans and OREO
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF CHANGES IN NONACCRUAL LOANS
                                                                                                  1995 Quarters
                                                                               -----------------------------------------------
in millions                                              Full Year              Fourth        Third        Second       First
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                $254.5              $309.6       $310.3        $302.8      $254.5
  Loans placed on nonaccrual                                 324.7                96.7         66.3         100.9        60.8
  Charge-offs 1                                              (60.9)              (11.3)       (17.2)        (18.5)      (13.9)
  Payments                                                  (138.8)              (39.8)       (28.8)        (51.5)      (18.7)
  Transfers to OREO                                          (21.3)               (2.8)        (7.2)         (5.6)       (5.7)
  Loans returned to accrual status                           (67.9)              (22.0)       (13.8)        (17.8)      (14.3)
  Acquisitions                                                20.2                   -            -             -        20.2
  Transfers from OREO 2                                       19.9                   -            -             -        19.9
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $330.4              $330.4       $309.6        $310.3      $302.8
                                                            ======              ======       ======        ======      ======

SUMMARY OF CHANGES IN OREO(3)                                                                     1995 Quarters
                                                                              ------------------------------------------------
in millions                                              Full Year              Fourth        Third        Second       First
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                $ 79.0              $ 49.2        $50.2        $ 54.1      $ 79.0
  Additions                                                   41.2                 9.1          5.7          18.0         8.4
  Sales                                                      (49.2)              (15.1)        (7.6)        (12.6)      (13.9)
  Charge-offs and write-downs                                (13.9)               (1.1)        (5.4)         (3.4)       (4.0)
  Transfers to loans 2                                       (19.9)                  -            -             -       (19.9)
  Acquisitions                                                 1.0                   -            -             -         1.0
  Other                                                        4.1                  .2          6.3          (5.9)        3.5
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                      $ 42.3              $ 42.3        $49.2        $ 50.2      $ 54.1
                                                            ======              ======        =====        ======      ======
------------------------------------------------------------------------------------------------------------------------------

[FN]
(1)Represents the gross charge-offs taken against nonaccrual loans; excluded are charge-offs taken against accruing loans and credit card receivables, and interest reversals.
(2)Represents transfers related to the adoption of SFAS No. 114.
(3)Net of allowance for OREO losses.

-----------------------------------------------------------------------------------------------------------------------------------
                               Figure 30 Percentage of Nonperforming Loans to Period-End Loans by Loan Type
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995
                                 Commercial,                  Real Estate-   Real Estate-
                               Financial and   Real Estate-     Commercial    Residential
                                Agricultural   Construction       Mortgage       Mortgage       Consumer         Total
-----------------------------------------------------------------------------------------------------------------------
Northeast Region                        1.29%          1.72%          1.75%          1.13%           .16%         1.06%
Great Lakes Region                       .81            .44            .90            .36            .14           .57
Rocky Mountain Region                   1.38            .34            .49            .18            .38           .69
Northwest Region                         .41            .68            .89            .43            .22           .48
Financial Services                         -              -              -            .78            .03           .37
-----------------------------------------------------------------------------------------------------------------------
  Total                                  .99%           .64%          1.14%           .64%           .15%          .70%
-----------------------------------------------------------------------------------------------------------------------


DEPOSITS AND OTHER SOURCES OF FUNDS
Core deposits, defined as domestic deposits other than certificates of deposit of $100,000 or more, are the Corporation's primary source of funding. During 1995, these deposits averaged $41.1 billion and represented 68% of the Corporation's funds supporting earning assets compared with $40.8 billion and 72%, respectively, in 1994 and $40.2 billion and 78%, respectively, in 1993. The slight growth in the amount of average core deposits during 1995 and 1994 reflected the impact of acquisitions, offset in part by the pursuit of other alternatives by consumers. As shown in Figure 4, there was a moderate shift in 1995 from highly liquid money market deposit accounts and savings deposits to higher-yielding certificates of deposit of $100,000 or more and to the "Other time deposits" category which consists primarily of fixed-rate certificates of deposit of less than $100,000.

Purchased funds, which are comprised of large certificates of deposit, deposits in foreign offices and short-term borrowings,

                                                      KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------

averaged $15.4 billion for 1995, up $1.6 billion, or 12%, from the prior year. These instruments were more heavily relied upon in 1995 as the growth in earning assets exceeded the increase in core deposits previously discussed. As illustrated in Figure 4, the increase was attributable to growth in large certificates of deposit and other short-term borrowings, principally short-term notes.

--------------------------------------------------------------------
                       Figure 31 Maturity Distribution of
                       Time Deposits of $100,000 or More
---------------------------------------------------------------------

December 31, 1995
                                    Domestic    Foreign
in millions                          Offices    Offices      Total
-------------------------------------------------------------------
Time remaining to maturity:
  Three months or less              $1,939.7   $1,236.5   $3,176.2
  Over three through six months        595.5         .5      596.0
  Over six through twelve months       511.5          -      511.5
  Over twelve months                   729.8          -      729.8
-------------------------------------------------------------------
    Total                           $3,776.5   $1,237.0   $5,013.5
                                    ========   ========   ========
-------------------------------------------------------------------

LIQUIDITY
Liquidity represents the availability of funding to meet the needs of depositors, borrowers and creditors at a reasonable cost on a timely basis and without adverse consequences. The Corporation's ALCO actively analyzes and manages the Corporation's liquidity in coordination with similar committees at each affiliate bank. The affiliate banks individually maintain liquidity in the form of short-term money market investments, securities available for sale, anticipated prepayments and maturities on securities, the maturity structure of their loan portfolios and the ability to securitize and package loans for sale. Liquidity is also enhanced by a sizable concentration of core deposits, previously discussed, which are generated by approximately 1,300 banking offices in 14 states. The affiliate banks individually monitor deposit flows and evaluate alternative pricing structures to retain or grow deposits. This process is supported by a Central Funding Unit within the Corporation's Funds Management Group which monitors deposit outflows and assists the banks in converting the pricing of deposits from fixed to floating rates or vice versa as specific needs are determined. In addition, the affiliate banks have access to various sources of non-core market funding (such as borrowings from the Federal Reserve system) for short-term liquidity requirements should the need arise.

During the third quarter of 1995, KeyCorp established a new Commercial Paper/Note Program which provides for the availability of up to $500.0 million of short-term funding. The proceeds from this program may be used for general corporate purposes, including future acquisitions, and were used in 1995 to fund AFG's lending activities in anticipation of quarterly securitizations of AFG's loans. The parent company also entered into a four-year, $500.0 million revolving credit agreement with several banks under which the banks have agreed to lend collectively up to $500.0 million to KeyCorp. The line of credit will be used primarily as a backup source of liquidity for the Commercial Paper/Note Program. There were no borrowings outstanding under either of these facilities at December 31, 1995.

In the first quarter of 1995, the Corporation's $5.0 billion Bank Note Program which involved four affiliate banks was expanded to allow issuances of up to $6.6 billion, covering eleven affiliate banks. The $2.3 billion in notes issued under this program during 1995 have maturities of one year or less and are included in other short-term borrowings. In addition to these short-term borrowings, Society National Bank, KeyCorp's lead bank, issued $200.0 million in long-term 7.25% subordinated notes during 1995. On January 12, 1996, the Bank Note Program was further expanded to allow issuances of up to $12.3 billion, covering twelve affiliate banks. As of that date, the program had an unused capacity of $12.2 billion.

In April 1995, KeyCorp updated its universal self registration statement on file with the Securities and Exchange Commission, which provides for the possible issuance of a broad range of debt and equity securities by the parent company. The updated filing registered an additional $845.0 million of securities (up to $750.0 million of which were reserved for future issuance as Medium-Term Notes). Medium-Term notes issued under the registration statement totaled $413.5 million and $395.0 million in 1995 and 1994, respectively, and have original maturities of more than one year. At the end of the year, unused capacity under this shelf registration totaled $611.5 million. The proceeds from the Bank Note Program discussed above and the shelf registration may be used for general corporate purposes, including future acquisitions.

The liquidity requirements of the parent company, primarily for dividends to shareholders, servicing of debt and other corporate purposes are principally met through regular dividends from affiliate banks. As of December 31, 1995, $317.7 million was available in the affiliate banks for the payment of dividends to the parent company without prior regulatory approval. Excess funds are maintained in short-term investments. The parent company has ready access to the capital markets as a result of its favorable debt ratings which, at December 31, 1995, were as follows:

                                        Senior       Subordinated
                       Commercial      Long-Term       Long-Term
                          Paper          Debt            Debt
                       ----------      ---------     ------------
Duff & Phelp's             D-1            A+               A
Standard & Poor's          A-2            A-             BBB+
Moody's                    P-1            A1              A2

Further information pertaining to the Corporation's sources and uses of cash for the years ended December 31, 1995, 1994 and 1993 is presented in the Consolidated Statements of Cash Flow on page 66.

KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
CAPITAL AND DIVIDENDS
Total shareholders' equity at December 31, 1995, was $5.2 billion, up $462.1 million, or 10%, from the balance at the end of 1994. This followed an increase of $304.9 million, or 7%, from the balance at the end of 1993. In both years the increase was principally due to the retention of net income after dividends paid to shareholders. Other factors contributing to the change in shareholders' equity during 1995 are shown in the Statement of Changes in Shareholders' Equity presented on page 65. Included in these changes are a $231.0 million increase in Treasury Stock, resulting from the share repurchase programs discussed below, and 1995 net unrealized gains of $163.0 million on securities, resulting in net unrealized gains of $47.7 million as of December 31, 1995. These net unrealized gains were recorded in connection with SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities."

In January 1995, the Board of Directors approved a 12,000,000 Common Share repurchase program, representing an addition to previously existing programs which had authorized the repurchase of up to 8,000,000 Common Shares. In addition, later during the first quarter of 1995, the Board of Directors authorized the repurchase of approximately 13,200,000 shares in connection with the acquisitions of AFG and Spears Benzak. During 1995, the Corporation repurchased 23,975,450 shares at a total cost of $723.6 million (an average of $30.18 per share). Additionally, Treasury Shares totaling 15,507,562 were reissued in 1995 in connection with the acquisitions of AFG, OMNIBANCORP and Spears Benzak and 1,808,592 shares were reissued for employee benefit plans. The 12,241,569 Treasury Shares at December 31, 1995, are expected to be issued over time in connection with employee benefit programs, dividend reinvestment plans and other corporate purposes. The repurchase of Common Shares in 1995 reflected the additional capital flexibility achieved, in large part, through the securitizations and sales of loans. As of December 31, 1995, all share repurchase authorizations had been fully utilized.

Similar to the 1995 action, in January 1996 the Board of Directors approved a new share repurchase program which authorizes the repurchase of up to an additional 12,000,000 Common Shares in 1996. Under the new program, shares will be repurchased from time to time in the open market or through negotiated transactions and will be available to be reissued in connection with employee stock purchase, 401(k), stock option, and dividend reinvestment plans and for other corporate purposes.

Capital adequacy is an important indicator of financial stability and performance. Overall, the Corporation's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.77% at December 31, 1995, up from 7.03% at December 31, 1994, and 7.37% at December 31, 1993.

Banking industry regulators define minimum capital ratios for bank holding companies and their banking and savings association subsidiaries. Based on the risk-adjusted capital rules and definitions prescribed by the banking regulators, KeyCorp's Tier I and total capital to net risk-adjusted assets ratios at December 31, 1995, were 7.53% and 10.85%, respectively. As indicated in Figure 32, these compare favorably with the minimum requirements of 4.0% for Tier I and 8.0% for total capital. The regulatory Tier I leverage ratio standard prescribes a minimum ratio of 3.0%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum. At December 31, 1995, KeyCorp's leverage ratio was 6.20%, substantially higher than the minimum requirement. Figure 33 presents the details of KeyCorp's regulatory capital position at December 31, 1995 and 1994. The decline in capital ratios from those reported in the prior year reflected the impact of KeyCorp's Common Share repurchase programs and additional goodwill recorded in connection with acquisitions.

Failure to meet applicable capital guidelines could result in enforcement remedies available to the banking industry regulators, including a limitation on the ability to pay dividends, the issuance of a directive to increase capital, the termination of deposit insurance by the FDIC, and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1995, the parent company and its banking and savings association subsidiaries meet all capital adequacy guidelines to which they are subject.

Under the Federal Deposit Insurance Act, the Federal bank regulators group FDIC-insured depository institutions into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized,"

------------------------------------------------------------------------------
                     Figure 32 Capital Ratios
------------------------------------------------------------------------------

                      Leverage       Tier 1 risk-adjusted    Total risk-adjusted
                        ratio           capital ratio           capital ratio

1994                   6.63%                8.48%                    11.62%
------------------------------------------------------------------------------
1995                   6.20                 7.53                     10.85
------------------------------------------------------------------------------


                                            KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------
                          Figure 33 Capital Components
                            and Risk-Adjusted Assets
--------------------------------------------------------------------

December 31,

dollars in millions                               1995        1994
---------------------------------------------------------------------
TIER I CAPITAL
  Common shareholders' equity(1)                $4,944.9    $4,640.0
  Qualifying preferred stock                       160.0       160.0
  Less: Goodwill                                  (899.3)     (418.5)
       Other intangible assets(2)                 (143.0)     (140.0)
---------------------------------------------------------------------
    Total Tier I capital                         4,062.6     4,241.5
---------------------------------------------------------------------
TIER II CAPITAL
  Allowance for loan losses 3                      676.7       628.7
  Qualifying long-term debt                      1,114.8       943.2
---------------------------------------------------------------------
    Total Tier II capital                        1,791.5     1,571.9
---------------------------------------------------------------------

    Total capital                               $5,854.1    $5,813.4
                                                ========    ========
RISK-ADJUSTED ASSETS
  Risk-adjusted assets on balance sheet        $49,555.5   $46,370.0
  Risk-adjusted off-balance sheet exposure       5,619.3     4,483.3
  Less: Goodwill                                  (899.3)     (418.5)
  Less: Other intangible assets(2)                (143.0)     (140.0)
---------------------------------------------------------------------
    Gross risk-adjusted assets                  54,132.5    50,294.8
  Less: Excess allowance for loan losses(3)       (199.3)     (201.6)
---------------------------------------------------------------------
    Net risk-adjusted assets                   $53,933.2   $50,093.2
                                               =========   =========
AVERAGE QUARTERLY TOTAL ASSETS                 $66,542.7   $64,613.3
                                               =========   =========
CAPITAL RATIOS
  Tier I capital to net risk-adjusted assets        7.53%       8.48%
  Total capital to net risk-adjusted assets        10.85       11.62
  Leverage                                          6.20        6.63
---------------------------------------------------------------------

[FN]
(1)Common shareholders' equity excludes the impact of net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.
(2)Intangible assets (excluding goodwill and portions of purchased credit card relationships) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.
(3)The allowance for loan losses included in Tier II capital is limited to 1.25% of gross risk-adjusted assets.


"significantly undercapitalized" and "critically undercapitalized." All of KeyCorp's affiliate banks qualified as "well-capitalized" at December 31, 1995, as they exceeded the well-capitalized thresholds of 10%, 6% and 5% for the total, Tier I and leverage ratios, respectively. Although these provisions are not directly applicable to the Corporation under existing law and regulations, based upon its ratios the Corporation would qualify as "well capitalized" at December 31, 1995. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of KeyCorp or its affiliate banks.

At December 31, 1995, book value per Common Share was $21.36 based on 233,702,821 shares outstanding, compared with $18.88 based on 240,362,117 shares outstanding at December 31, 1994. KeyCorp's Common Shares are traded on the New York Stock Exchange under the symbol KEY. The sales price ranges of the Common Shares and per Common Share net income and dividends by quarter for each of the last two years are presented in Figure 34. At year-end 1995, the closing sales price on the New York Stock Exchange was $36.25 per share. This price was 170% of year-end book value per share, and reflected a then current dividend yield of 3.97% (based upon the 1995 dividend rate of $1.44). On January 18, 1996, the quarterly dividend on Common Shares was increased by 5.6% to $.38 per Common Share. There were 52,713 holders of record of KeyCorp Common Shares at December 31, 1995.


FOURTH QUARTER RESULTS
As shown in Figure 34, net income for the fourth quarter of 1995 was $206.7 million, or $.86 per Common Share, compared with $193.8 million, or $.79 per Common Share, for the same period in 1994. The 1995 period included a positive accounting adjustment of $17.9 million ($11.6 million after-tax, $.05 per Common Share) resulting from better-than-expected performance of student loan securitizations completed in prior periods and a write-off of $25.4 million ($14.8 million after-tax, $.06 per Common Share) of obsolete software. The 1994 period was impacted by securities losses of $23.7 million ($14.3 million after-tax, $.06 per Common Share) related to the balance sheet reconfiguration discussed in the Asset and Liability Management section beginning on page 39.

The increase in earnings from the prior year resulted from an increase of $98.8 million, or 48%, in noninterest income, partially offset by increases of $66.3 million, or 12%, in noninterest expense, $8.0 million, or 31%, in the provision for loan losses and $6.9 million, or 7%, in tax expense. Taxable-equivalent net interest income was $674.2 million for the fourth quarter of 1995, down less than one percent from the comparable 1994 period. On an annualized basis, the return on average total assets for the fourth quarter of 1995 was 1.23% compared with 1.19% for the fourth quarter of 1994. The annualized return on average common equity for the fourth quarters of 1995 and 1994 were 16.31% and 16.61%, respectively.

The increase in noninterest income in the fourth quarter of 1995 as compared with the fourth quarter of 1994, exclusive of the 1995 adjustment for prior student loan securitizations and the 1994 losses on securities, reflected increases of $38.4 million in loan securitization income, $8.7 million in trust and asset management income, $6.9 million in service charges on deposit accounts and a $12.5 million increase in miscellaneous income. The positive impact of these items was partially offset by a $14.4 million decrease in mortgage banking income, resulting from the March 1995 sale of the residential mortgage loan servicing business. The growth in noninterest expense, after excluding the write-off of obsolete software, reflected increases of $18.1 million in personnel expense, $9.9 million in professional fees and $21.7 million in miscellaneous other expense. Contributing to these increases was the impact of acquisitions and additional costs incurred in connection with the implementation of strategic initiatives. These increases were partially offset by a $17.8 million decrease in FDIC insurance assessments resulting from a reduction in the assessment rate which took effect on June 1, 1995.

KEYCORP AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
                                           Figure 34  Selected Quarterly Financial Data
-----------------------------------------------------------------------------------------------------------------------------------

                                                                    1995                                         1994
                                                 ----------------------------------------  ----------------------------------------

dollars in millions, except per share amounts      Fourth     Third     Second     First    Fourth      Third     Second     First
-----------------------------------------------------------------------------------------  ----------------------------------------
FOR THE QUARTER
Interest income                                  $1,278.0  $1,298.8   $1,298.8  $1,245.4  $1,191.8   $1,150.7   $1,102.6   $1,045.0
Interest expense                                    617.4     632.8      632.5     601.6     526.5      471.1      422.3      376.9
Net interest income                                 660.6     666.0      666.3     643.8     665.3      679.6      680.3      668.1
Provision for loan losses                            34.2      27.5       20.3      18.5      26.2       27.2       35.0       36.8
Noninterest income before
  net securities gains (losses)                     302.5     234.8      220.4     215.9     229.0      221.3      226.8      220.2
Net securities gains (losses)                         1.6        .2        2.5     (44.9)    (23.7)       2.0         .6        6.4
Noninterest expense                                 621.9     560.3      568.6     560.8     555.6      530.1      538.7      542.8
Income before income taxes
  and extraordinary item                            308.6     313.2      300.3     235.5     288.8      345.6      334.0      315.1
Income before extraordinary item                    206.7     209.6      199.0     173.9     193.8      229.3      221.8      208.6
Net income                                          206.7     209.6      199.0     209.7     193.8      229.3      221.8      208.6
Net income applicable to Common Shares              202.7     205.6      195.0     205.7     189.8      225.3      217.8      204.6
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item                    $ .86     $ .90      $ .83     $ .71     $ .79      $ .92      $ .89      $ .85
Net income                                            .86       .90        .83       .86       .79        .92        .89        .85
Cash dividends                                        .36       .36        .36       .36       .32        .32        .32        .32
Book value at period-end                            21.36     20.74      19.71     19.57     18.88      18.65      18.17      17.88
Market price:
  High                                              37.25     35.13      32.13     29.50     30.88      33.50      33.75      33.00
  Low                                               33.25     30.38      26.00     24.50     23.63      30.13      29.50      28.88
  Close                                             36.25     34.25      31.38     28.25     25.00      30.50      31.88      30.00
Weighted average Common Shares (millions)           235.8     228.2      235.3     240.0     241.4      244.1      244.8      241.9
----------------------------------------------------------------------------------------------------------------------------------
AT PERIOD-END
Loans                                           $47,691.7 $48,409.7  $48,093.2 $48,020.8 $46,224.7  $44,608.8  $43,157.6  $41,379.8
Earning assets                                   58,762.3  60,847.4   60,945.7  61,167.1  60,046.5   58,638.1   57,347.0   55,913.5
Total assets                                     66,339.1  67,967.1   67,481.2  67,709.0  66,801.2   64,503.4   63,359.7   61,479.0
Deposits                                         47,281.9  47,905.0   48,672.2  48,812.3  48,564.2   47,816.5   47,796.2   46,880.6
Long-term debt                                    4,003.6   4,047.9    4,019.6   3,725.2   3,569.8    2,177.8    2,123.6    1,744.5
Common shareholders' equity                       4,992.5   4,923.4    4,514.4   4,657.5   4,530.4    4,533.9    4,430.7    4,368.3
Total shareholders' equity                        5,152.5   5,083.4    4,674.4   4,817.5   4,690.4    4,693.9    4,590.7    4,528.3
----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                       1.23%     1.25%      1.19%     1.28%     1.19%      1.43%      1.43%      1.41%
Return on average common equity                     16.31     18.07      16.86     18.26     16.61      19.95      19.77      19.20
Return on average total equity                      16.11     17.79      16.63     17.99     16.38      19.60      19.43      18.88
Efficiency                                          63.67     61.27      63.05     64.12     61.10      57.90      58.43      60.13
Overhead                                            47.36     47.89      51.10     52.36     48.01      44.48      44.87      47.27
Net interest margin                                  4.53      4.50       4.49      4.38      4.60       4.79       4.92       5.03
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD-END
Equity to assets                                     7.77%     7.48%      6.93%     7.12%     7.03%      7.29%      7.26%      7.38%
Tangible equity to tangible assets                   6.25      5.98       5.75      6.02      6.19       6.45       6.42       6.55
Tier I risk-adjusted capital                         7.53      7.55       7.45      7.96      8.48       8.86       8.77       8.91
Total risk-adjusted capital                         10.85     10.84      10.82     11.05     11.62      12.07      12.03      12.34
Leverage                                             6.20      6.19       5.88      6.24      6.63       6.79       6.76       6.85
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
The comparability of the information presented above is affected by certain acquisitions and divestitures completed by KeyCorp in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and Divestitures beginning on page 70.

                                                                                                           KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                                            Figure 35  Banking Services Data By Region
-----------------------------------------------------------------------------------------------------------------------------------

                                                             Northeast Region                           Great Lakes Region
                                                       ---------------------------------         ----------------------------------
dollars in millions                                       1995                1994                     1995                 1994
-----------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
Return on average total assets                            1.24%               1.35%                    1.67%                1.57%
Net interest margin                                       4.52                4.94                     4.29                 4.54
Nonperforming loans to year-end loans                     1.06                 .74                      .57                  .47
Allowance for loan losses to year-end loans               1.42                1.34                     2.32                 2.32
Net loan charge-offs to average loans                      .34                 .46                      .04                  .16
Efficiency ratio                                         55.11               50.68                    54.12                55.35

AVERAGE BALANCES
Loans                                                  $13,943             $12,254                  $19,875              $19,163
Earning assets                                          18,006              16,570                   25,498               26,412
Total assets                                            19,425              17,710                   28,189               28,767
Deposits                                                14,680              13,928                   18,682               20,364
-----------------------------------------------------------------------------------------------------------------------------------



                                                           Rocky Mountain Region                         Northwest Region

                                                       ---------------------------------         ----------------------------------

                                                          1995                1994                     1995                 1994
-----------------------------------------------------------------------------------------------------------------------------------
SIGNIFICANT RATIOS
Return on average total assets                            1.35%               1.41%                    1.15%                1.15%
Net interest margin                                       5.46                5.25                     4.88                 4.80
Nonperforming loans to year-end loans                      .69                 .58                      .48                  .47
Allowance for loan losses to year-end loans               1.29                1.38                     1.35                 1.28
Net loan charge-offs to average loans                      .32                 .28                      .15                  .13
Efficiency ratio                                         59.85               56.49                    62.58                60.26

AVERAGE BALANCES
Loans                                                   $3,661              $3,026                  $ 8,982              $ 9,214
Earning assets                                           4,663               3,956                   10,398               11,042
Total assets                                             5,098               4,298                   11,387               12,023
Deposits                                                 3,950               3,446                    8,865                9,472
-----------------------------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
                                          Figure 36  Six-Year Consolidated Balance Sheets
-----------------------------------------------------------------------------------------------------------------------------------



December 31,                                                                                                               Compound
                                                                                                                        Annual Rate
                                                                                                                          of Change
dollars in millions                                 1995        1994        1993         1992        1991       1990     (1990-1995)
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                        $ 3,443.8   $ 3,511.4   $ 2,777.4    $ 3,079.7   $ 3,150.5   $ 3,061.3        2.4%
Short-term investments                             682.4       670.0       107.2        985.5     1,693.4     1,167.1      (10.2)
Mortgage loans held for sale                       640.5       355.2     1,325.3        938.5       691.9       389.9       10.4
Securities available for sale                    8,060.0     2,521.0     1,726.8      2,458.7        --         101.8      139.7
Investment securities                            1,687.7    10,275.6    11,122.1      8,976.3    10,288.3     8,815.7      (28.2)
Loans                                           47,691.7    46,224.7    40,071.3     36,021.8    35,534.3    34,193.7        6.9
    Less: Allowance for loan losses                876.0       830.3       802.7        782.6       793.5       677.3        5.3
-----------------------------------------------------------------------------------------------------------------------------------
    Net loans                                   46,815.7    45,394.4    39,268.6     35,239.2    34,740.8    33,516.4        6.9
Premises and equipment                           1,029.8       987.2       912.9        843.3       719.9       676.8        8.8
Other real estate owned, net of allowance           42.3        79.0       150.4        332.4       330.7       211.5      (27.5)
Intangible assets                                1,070.3       598.9       549.3        601.6       629.5       662.2       10.1
Other assets                                     2,866.6     2,408.5     1,694.3      1,613.2     1,355.9     1,350.7       16.2
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                               $66,339.1   $66,801.2   $59,634.3    $55,068.4   $53,600.9   $49,953.4        5.8%
                                               =========   =========   ==========  ===========  =========   ==========

LIABILITIES
Deposits in domestic offices:
  Noninterest-bearing                          $ 9,281.0   $ 9,135.7   $ 8,826.3    $ 8,291.4   $ 7,085.5   $ 6,906.1        6.1%
  Interest-bearing                              36,763.9    36,003.4    35,658.3     34,026.5    35,448.4    33,534.2        1.9
Deposits in foreign offices--interest-bearing    1,237.0     3,425.1     2,014.5      1,115.2       301.1       495.0       20.1
-----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                              47,281.9    48,564.2    46,499.1     43,433.1    42,835.0    40,935.3        2.9
Federal funds purchased and securities
  sold under repurchase agreements               5,544.1     5,499.1     4,120.3      4,207.5     4,254.1     3,395.7       10.3
Other short-term borrowings                      2,880.3     3,277.6     1,776.2        874.9       833.4       594.2       37.1
Other liabilities                                1,476.7     1,200.1     1,089.3        835.5       937.5       857.3       11.5
Long-term debt                                   4,003.6     3,569.8     1,763.9      1,790.1     1,224.5     1,145.2       28.4
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                           61,186.6    62,110.8    55,248.8     51,141.1    50,084.5    46,927.7        5.4


SHAREHOLDERS' EQUITY
Preferred stock                                    160.0       160.0       160.0        244.0       244.0        84.0       13.8
Common Shares                                      245.9       245.9       242.8        237.4       179.1       166.3        8.1
Capital surplus                                  1,500.5     1,454.2     1,433.9      1,336.5     1,487.4     1,270.1        3.4
Retained earnings                                3,632.6     3,161.3     2,633.4      2,206.1     1,848.7     1,758.1       15.6
Loans to ESOP trustee                              (51.4)      (63.9)      (63.9)       (65.5)      (65.4)      (67.2)      (5.2)
Net unrealized gains (losses) on securities,
  net of taxes                                      47.7      (115.3)         --           --          --          --        N/M
Treasury stock at cost                            (382.8)     (151.8)      (20.7)       (31.2)     (177.4)     (185.6)      15.6
-----------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                   5,152.5     4,690.4     4,385.5      3,927.3     3,516.4     3,025.7       11.2
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity $66,339.1   $66,801.2   $59,634.3    $55,068.4   $53,600.9   $49,953.4        5.8%
                                               =========   =========   =========    =========   =========   =========
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
N/M = Not Meaningful

                                                       KEYCORP AND SUBSIDIARIES

                                                                                                         KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------------
                                       Figure 37  Six-Year Consolidated Statements of Income
-----------------------------------------------------------------------------------------------------------------------------------


Year ended December 31,                                                                                                  Compound
                                                                                                                        Annual Rate
                                                                                                                         of Change
dollars in millions, except per share amounts      1995         1994        1993         1992        1991        1990   (1990-1995)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                          $4,319.6     $3,608.5    $3,313.7     $3,254.1    $3,655.9    $3,637.6          3.5%
Mortgage loans held for sale                       15.4         51.1        74.0         59.4        47.0        27.7        (11.1)
Taxable investment securities                     520.9        507.0       556.4        676.9       678.2       582.6         (2.2)
Tax-exempt investment securities                   82.6         89.6       107.4        119.8       126.3       134.9         (9.3)
Securities available for sale                     135.3        227.4       140.9         57.2        59.6          .9          N/M
Short-term investments                             47.2          6.5        21.5         31.4        85.4       145.1        (20.1)
------------------------------------------------------------------------------------------------------------------------------------
    Total interest income                       5,121.0      4,490.1     4,213.9      4,198.8     4,652.4     4,528.8          2.5

INTEREST EXPENSE
Deposits                                        1,704.8      1,324.6     1,233.3      1,469.0     2,135.7     2,230.8         (5.2)
Federal funds purchased and securities
  sold under repurchase agreements                314.6        243.5       130.2        142.9       213.7       272.3          2.9
Other short-term borrowings                       203.5         90.9        44.5         31.1        74.5        67.5         24.7
Long-term debt                                    261.4        137.8       126.9        107.1        95.5        97.1         21.9
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                      2,484.3      1,796.8     1,534.9      1,750.1     2,519.4     2,667.7         (1.4)
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                             2,636.7      2,693.3     2,679.0      2,448.7     2,133.0     1,861.1          7.2
Provision for loan losses                         100.5        125.2       211.7        338.4       466.2       517.2        (27.9)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                     2,536.2      2,568.1     2,467.3      2,110.3     1,666.8     1,343.9         13.5

NONINTEREST INCOME
Service charges on deposit accounts               278.0        263.2       252.5        236.6       217.4       191.9          7.7
Trust and asset management income                 232.4        219.8       244.6        250.8       235.8       217.3          1.4
Loan securitization income                         65.6          3.5          .5           --          --          --          N/M
Credit card fees                                   84.4         76.2        73.5         80.9        71.4        62.3          6.3
Mortgage banking income                            41.2         88.0       127.9         97.6        74.3        31.9          5.3
Net securities gains (losses)                     (40.6)       (14.7)       28.3         14.6        18.9        11.5          N/M
Gains on certain asset sales                         --           --        29.4         22.9        24.0         4.8          N/M
Other income                                      272.0        246.6       245.0        221.8       207.5       224.5          3.9
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                      933.0        882.6     1,001.7        925.2       849.3       744.2          4.6

NONINTEREST EXPENSE
Personnel                                       1,114.8      1,059.9     1,100.7      1,013.6       925.3       853.5          5.5
Net occupancy                                     218.1        216.9       204.2        189.7       184.8       160.6          6.3
Equipment                                         155.9        158.0       161.3        151.6       134.1       127.4          4.1
FDIC insurance assessments                         58.4         98.7        98.7         96.2        84.7        42.4          6.6
Merger and integration charges                       --           --       118.7         92.7        93.8        26.9          N/M
Other expense                                     764.4        633.7       701.5        626.6       643.0       608.7          4.7
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                   2,311.6      2,167.2     2,385.1      2,170.4     2,065.7     1,819.5          4.9
INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE AND EXTRAORDINARY ITEM   1,157.6      1,283.5     1,083.9        865.1       450.4       268.6         33.9
  Income taxes                                    368.4        430.0       374.0        279.6       136.7        15.2         89.2
------------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE AND EXTRAORDINARY ITEM                  789.2        853.5       709.9        585.5       313.7       253.4         25.5
   Cumulative effect of accounting change            --           --          --          6.6          --         2.7          N/M
   Extraordinary net gain                          35.8           --          --           --          --          --          N/M
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                     $  825.0     $  853.5    $  709.9     $  592.1    $  313.7    $  256.1         26.4%
                                               ========     ========    ========     ========    ========    ========
Net income applicable to Common Shares           $809.0       $837.5      $691.8       $568.1      $297.5      $249.0         26.6%
Net income per Common Share:
  Before cumulative effect of accounting change
    and extraordinary net gain                    $3.30        $3.45       $2.89        $2.39       $1.31       $1.13         23.9%
  After cumulative effect of accounting change
    and extraordinary net gain                     3.45         3.45        2.89         2.42        1.31        1.13         25.0
Weighted average Common Shares
  outstanding (000)                           234,787.4    243,067.5   239,775.2    235,004.8   227,116.2   220,078.6          1.3%
Taxable-equivalent adjustment                     $57.3        $58.8       $63.1        $72.2       $81.7       $90.1         (8.7)%
------------------------------------------------------------------------------------------------------------------------------------

[FN]
N/M = Not Meaningful

KEYCORP AND SUBSIDIARIES
-------------------------------------------------------------------------------
                             Report of Management
-------------------------------------------------------------------------------

The management of KeyCorp and its subsidiaries (the "Corporation") is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this report. The financial statements and related notes have been prepared in conformity with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position, results of operations, and cash flows. Management also believes that financial information presented elsewhere in this report is consistent with that in the financial statements. The amounts contained in the financial statements are based on management's best estimates and judgments.

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

Management has made an assessment of the Corporation's internal control structure and procedures over financial reporting using the criteria described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that the Corporation maintained an effective system of internal control for financial reporting as of December 31, 1995.


/s/ Robert W. Gillespie

Robert W. Gillespie
President and Chief Executive Officer


/s/ Lee Irving

Lee Irving
Executive Vice President and Chief Accounting Officer


-------------------------------------------------------------------------------
              Report of Ernst & Young LLP, Independent Auditors
--------------------------------------------------------------------------------

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeyCorp and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP

Cleveland, Ohio
January 16, 1996

                                                                                      KEYCORP AND SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------
                                         Consolidated Balance Sheets
----------------------------------------------------------------------------------------------------------------

December 31,
dollars in thousands                                                              1995                     1994
---------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                    $ 3,443,820              $ 3,511,368
Short-term investments                                                         682,341                  670,010
Mortgage loans held for sale                                                   640,535                  355,198
Securities available for sale                                                8,059,952                2,521,049
Investment securities (fair value: $1,738,095 and $9,757,032)                1,687,752               10,275,638
Loans                                                                       47,691,700               46,224,644
    Less: Allowance for loan losses                                            876,036                  830,298
---------------------------------------------------------------------------------------------------------------
    Net loans                                                               46,815,664               45,394,346
Premises and equipment                                                       1,029,830                  987,231
Intangible assets                                                            1,070,326                  598,887
Corporate owned life insurance                                               1,087,979                  507,638
Other assets                                                                 1,820,886                1,979,874
---------------------------------------------------------------------------------------------------------------
    Total assets                                                           $66,339,085              $66,801,239
                                                                           ===========              ===========


LIABILITIES
Deposits in domestic offices:
  Noninterest-bearing                                                      $ 9,281,016              $ 9,135,760
  Interest-bearing                                                          36,763,870               36,003,352
Deposits in foreign offices--interest-bearing                                1,237,039                3,425,125
---------------------------------------------------------------------------------------------------------------
    Total deposits                                                          47,281,925               48,564,237
Federal funds purchased and securities sold under repurchase agreements      5,544,080                5,499,117
Other short-term borrowings                                                  2,880,289                3,277,611
Other liabilities                                                            1,476,682                1,200,052
Long-term debt                                                               4,003,565                3,569,794
---------------------------------------------------------------------------------------------------------------
    Total liabilities                                                       61,186,541               62,110,811


SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued            --                       --
10% Cumulative Preferred Stock Class A, $125 stated value;
  authorized 1,400,000 shares, issued 1,280,000 shares                         160,000                  160,000
Common Shares, $1 par value; authorized 900,000,000 shares;
  issued 245,944,390 shares                                                    245,944                  245,944
Capital surplus                                                              1,500,510                1,454,177
Retained earnings                                                            3,632,658                3,161,293
Loans to ESOP trustee                                                          (51,409)                 (63,909)
Net unrealized gains (losses) on securities, net of taxes                       47,670                 (115,280)
Treasury stock, at cost (12,241,569 and 5,582,273 shares)                     (382,829)                (151,797)
----------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                               5,152,544                4,690,428
----------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                             $66,339,085              $66,801,239
                                                                           ===========              ===========
----------------------------------------------------------------------------------------------------------------

[FN]
See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

-------------------------------------------------------------------------------------------------------------------------
                                                 Consolidated Statements of Income
-------------------------------------------------------------------------------------------------------------------------


Year ended December 31,
dollars in thousands, except per share amounts                         1995                   1994                   1993
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                            $4,319,610             $3,608,488             $3,313,689
Mortgage loans held for sale                                         15,372                 51,133                 74,062
Taxable investment securities                                       520,908                506,971                556,381
Tax-exempt investment securities                                     82,586                 89,548                107,363
Securities available for sale                                       135,266                227,414                140,895
Short-term investments                                               47,254                  6,516                 21,484
-------------------------------------------------------------------------------------------------------------------------
    Total interest income                                         5,120,996              4,490,070              4,213,874
INTEREST EXPENSE
Deposits                                                          1,704,775              1,324,576              1,233,331
Federal funds purchased and securities
  sold under repurchase agreements                                  314,657                243,532                130,213
Other short-term borrowings                                         203,500                 90,924                 44,451
Long-term debt                                                      261,363                137,794                126,902
-------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                        2,484,295              1,796,826              1,534,897
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                               2,636,701              2,693,244              2,678,977
Provision for loan losses                                           100,507                125,157                211,662
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses               2,536,194              2,568,087              2,467,315
NONINTEREST INCOME
Service charges on deposit accounts                                 278,030                263,192                252,537
Trust and asset management income                                   232,375                219,804                244,646
Loan securitization income                                           65,644                  3,490                    498
Credit card fees                                                     84,422                 76,220                 73,466
Insurance and brokerage income                                       60,492                 58,619                 65,685
Mortgage banking income                                              41,255                 87,971                127,869
Net securities gains (losses)                                       (40,643)               (14,673)                28,319
Gains on certain asset sales                                             --                     --                 29,410
Other income                                                        211,452                187,999                179,276
-------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                        933,027                882,622              1,001,706

NONINTEREST EXPENSE
Personnel                                                         1,114,822              1,059,859              1,071,444
Net occupancy                                                       218,076                216,946                204,205
Equipment                                                           155,921                158,074                161,281
FDIC insurance assessments                                           58,418                 98,678                 98,707
Amortization of intangibles                                          77,387                 58,518                 58,050
Professional fees                                                    73,048                 50,020                 53,274
Marketing                                                            70,859                 58,583                 60,400
Merger and integration charges                                           --                     --                118,718
Other expense                                                       543,033                466,560                559,044
-------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                     2,311,564              2,167,238              2,385,123
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                                              1,157,657              1,283,471              1,083,898
Income taxes                                                        368,465                429,981                373,972
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                                    789,192                853,490                709,926
Extraordinary net gain from the sales of
  subsidiaries, net of income taxes of $25,351                       35,790                     --                     --
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                       $  824,982             $  853,490             $  709,926
                                                                 ==========             ==========             ==========

Net income applicable to Common Shares                             $808,982               $837,490               $691,829
Per Common Share:
  Income before extraordinary item                                    $3.30                  $3.45                  $2.89
  Net Income                                                           3.45                   3.45                   2.89
Weighted average Common Shares outstanding                      234,787,423            243,067,487            239,775,188
-------------------------------------------------------------------------------------------------------------------------

[FN]
See Notes to Consolidated Financial Statements.

                                                                                                        KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                    Consolidated Statements of Changes in Shareholder's Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Loans to  Net Unrealized  Treasury
                                                Preferred   Common   Capital    Retained             ESOP  Gains (Losses)     Stock
dollars in thousands, except per share amounts      Stock   Shares   Surplus    Earnings          Trustee   on Securities   at Cost
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1992                    $243,970   $237,364  $1,336,556  $2,206,051     $(65,478)                 $ (31,175)
Adjustment related to change in accounting
  for contributions                                                                  (8,022)
Net income                                                                          709,926
Cash dividends:
  Common Shares ($1.12 per share)                                                  (131,031)
  Fixed/Adjustable Rate Cumulative
    Preferred Stock ($1.297 per share)                                               (1,556)
  Declared by pooled company prior to merger:
    Common stock                                                                   (125,992)
    Preferred stock                                                                 (17,059)
Issuance of Common Shares:
  Acquisitions--4,494,543 shares                              4,495      79,364
  Dividend reinvestment, stock option
    and purchase plans--1,620,479 net shares                    969      19,741                                              10,512
Redemption of 1,200,000 shares of Fixed/
  Adjustable Rate Cumulative Preferred Stock     (60,000)                (1,800)
Redemption of 479,394 shares of Series A
  Preferred Stock                                (23,970)
Tax benefits attributable to ESOP dividends                                           1,111
Loan payment from ESOP trustee                                                                     1,569
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                     160,000    242,828   1,433,861   2,633,428      (63,909)                   (20,663)
Adjustment of securities available for sale
  to fair value at January 1, net of deferred
  tax expense of $26,621                                                                                      $ 46,153
Adjustments relating to poolings of interests--
  12,990 shares                                                 (11)       (375)                                                (71)
Net income                                                                          853,490
Cash dividends:
  Common Shares ($1.28 per share)                                                  (271,074)
  Cumulative Preferred Stock ($12.50 per share)                                     (12,000)
  Declared by pooled company prior to merger:
    Common stock                                                                    (39,793)
    Preferred stock                                                                  (4,000)
Issuance of Common Shares:
  Acquisitions--5,120,205 shares                              2,900      18,850                                              62,474
  Conversion of subordinated debentures--
    120,213 shares                                                         (701)                                              2,309
  Dividend reinvestment, stock option
    and purchase plans--1,170,238 net shares                    227       2,542                                              19,752
Repurchase of Common Shares--7,582,700 shares                                                                              (215,598)
Change in net unrealized gains (losses) on secur-
  ities, net of deferred tax benefit of $(93,109)                                                             (161,433)
Tax benefits attributable to ESOP dividends                                           1,242
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                     160,000    245,944   1,454,177   3,161,293      (63,909)     (115,280)    (151,797)
Net income                                                                          824,982
Cash dividends:
  Common Shares ($1.44 per share)                                                  (338,747)
  Cumulative Preferred Stock ($12.50 per share)                                     (16,000)
Issuance of Common Shares:
  Acquisitions--15,507,562 shares                                        54,616                                             441,743
  Dividend reinvestment, stock option
    and purchase plans--1,808,592 net shares                             (8,283)                                             50,828
Repurchase of Common Shares--23,975,450 shares                                                                             (723,603)
  Change in net unrealized gains (losses) on secur-
  ities, net of deferred tax expense of $85,453                                                                162,950
Tax benefits attributable to ESOP dividends                                           1,130
Loan payment from ESOP trustee                                                                    12,500
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                    $160,000   $245,944  $1,500,510  $3,632,658     $(51,409)     $ 47,670    $(382,829)
                                                ========   ========  ==========  ==========     ========      ========    =========
------------------------------------------------------------------------------------------------------------------------------------

[FN]
See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------
                                               Consolidated Statements of Cash Flow
-----------------------------------------------------------------------------------------------------------------------------
Year ended December 31,
in thousands                                                                            1995           1994             1993
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $   824,982    $   853,490      $   709,926
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                          100,507        125,157          211,662
  Depreciation expense                                                               137,990        121,912          110,852
  Amortization of intangibles                                                         77,387         58,518           58,050
  Amortization of purchased mortgage servicing rights                                  7,372         37,271           56,566
  Net gain from sales of subsidiaries                                                (61,141)            --               --
  Gains on certain asset sales                                                            --             --          (29,410)
  Net securities (gains) losses                                                       40,643         14,673          (28,319)
  Gains on sales of mortgage servicing rights                                             --         (3,045)         (25,494)
  (Gains) losses on sales of other real estate owned                                  11,580         (2,094)             748
  Deferred income taxes                                                              168,707        170,334           49,431
  Net (increase) decrease in mortgage loans held for sale                            225,789        996,682         (386,797)
  Net (increase) decrease in trading account assets                                   92,832        (90,099)         (32,428)
  Other operating activities, net                                                    790,721       (415,374)         279,799
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          2,417,369      1,867,425          974,586
INVESTING ACTIVITIES
Net increase in loans                                                             (3,042,532)    (5,869,912)      (2,007,283)
Loans sold                                                                         1,586,563        547,700          200,000
Purchases of investment securities                                                (1,413,016)    (4,444,870)      (5,441,846)
Proceeds from sales of investment securities                                          14,544         23,043          142,092
Proceeds from prepayments and maturities of investment securities                  2,117,899      2,544,315        3,709,134
Purchases of securities available for sale                                          (697,002)      (898,848)        (280,634)
Proceeds from sales of securities available for sale                               2,927,309      2,232,569          630,761
Proceeds from prepayments and maturities of securities available for sale            659,605        517,398          445,559
Net (increase) decrease in short-term investments                                     63,289       (138,278)       1,072,817
Purchases of premises and equipment                                                 (178,759)      (204,513)        (172,157)
Proceeds from sales of premises and equipment                                         13,745         25,333           24,492
Proceeds from sales of other real estate owned                                        53,646         73,805          189,571
Purchases of mortgage servicing rights                                                    --        (43,437)         (77,312)
Purchases of corporate owned life insurance                                         (544,757)      (240,000)        (135,000)
Proceeds from sales of subsidiaries                                                  357,114             --          153,254
Net cash provided by (used in) acquisitions, net of cash acquired                   (193,118)        40,167          (37,427)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                1,724,530     (5,835,528)      (1,583,979)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                               (3,001,259)       599,907          (57,506)
Net increase (decrease) in short-term borrowings                                    (539,233)     2,858,177          695,185
Net proceeds from issuance of long-term debt                                         646,135      1,954,060          556,439
Payments on long-term debt                                                          (285,526)      (154,325)        (568,529)
Loan payment received from ESOP trustee                                               12,500             --            1,569
Redemption of preferred stock                                                             --             --          (85,770)
Purchases of treasury shares                                                        (723,603)      (215,598)              --
Proceeds from issuance of common stock pursuant to employee
  stock purchase, stock option and dividend reinvestment plans                        36,286         18,623           28,238
Cash dividends                                                                      (354,747)      (358,811)        (262,532)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                               (4,209,447)     4,702,033          307,094
-----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                   (67,548)       733,930         (302,299)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                       3,511,368      2,777,438        3,079,737
-----------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                           $ 3,443,820    $ 3,511,368      $ 2,777,438
-----------------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
  Interest paid                                                                   $2,467,923     $1,753,894       $1,529,058
  Income taxes paid                                                                  254,622        263,378          306,489
  Net amount (paid) received on portfolio swaps                                      (78,081)        79,314          148,818
Noncash items:
  Net transfer of loans to other real estate owned                                   $21,216        $52,664          $88,709
  Net transfer of securities from investment to available-for-sale portfolio       8,016,324      2,723,143               --
  Transfers of loans to mortgage loans held for sale                               1,508,874             --               --
-----------------------------------------------------------------------------------------------------------------------------

[FN]
See Notes to Consolidated Financial Statements.

                                                KEYCORP AND SUBSIDIARIES
-------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------
                1. Summary of Significant Accounting Policies
-------------------------------------------------------------------------

ORGANIZATION
KeyCorp is an Ohio corporation and a bank holding company headquartered in Cleveland, Ohio, engaged primarily in the business of commercial and retail banking. It provides a wide range of banking, fiduciary and other financial services to its corporate, individual and institutional customers through four primary lines of business: Corporate Banking, National Consumer Finance, Community Banking and Key PrivateBank. These services are provided across much of the country through a network of banking subsidiaries operating approximately 1,300 full-service banking offices, a 24-hour telephone banking call center services group and nearly 1,500 ATMs in 14 states as of December 31, 1995.

In addition to the customary banking services of accepting deposits and making loans, KeyCorp's bank and certain nonbank subsidiaries provide specialized services tailored to specific markets, including personal and corporate trust services, customer access to mutual funds, cash management services, investment banking services, international banking services and investment management services.

KeyCorp provides other financial services both in and outside of its primary banking markets through its nonbank subsidiaries. These services include accident and health insurance on loans made by subsidiary banks, venture capital and small business investment financing services, equipment lease financing, community development financing, stock transfer agent services, securities brokerage, automobile financing and other financial services. KeyCorp is also an equity participant in a joint venture with a number of other unaffiliated bank holding companies in Electronic Payment Services, Inc.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and judgments in determining the amounts presented in the consolidated financial statements and related notes thereto. Accordingly, future results could be impacted by differences in such estimates.

The accounting policies of KeyCorp and its subsidiaries (the "Corporation") conform with generally accepted accounting principles and prevailing practices within the financial services industry. Following is a summary of the Corporation's significant accounting and reporting policies.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

During the first quarter of 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 116, "Accounting for Contributions Received and Contributions Made." This new accounting standard requires, among other things, that unconditional multi-year commitments to make charitable contributions be recognized as expense in the period in which the commitment is made, as opposed to the period in which the payment takes place. SFAS No. 116 was adopted by restating all periods presented with the cumulative effect of $8.0 million recorded as an adjustment to January 1, 1993, retained earnings. The effect of adopting SFAS No. 116 on subsequent periods was not material, and therefore, the results of operations for those periods were not restated.

BUSINESS COMBINATIONS
In business combinations accounted for as poolings of interests (mergers), the assets, liabilities and shareholders' equity of the respective companies are carried forward at their historical amounts. The companies' results of operations are combined and the prior periods' financial statements are restated to give effect to the merger, when material.

In business combinations accounted for as purchases, the results of operations of the acquired companies are included from the respective dates of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. Related purchase premiums and discounts are amortized over the remaining lives of the respective assets or liabilities.

STATEMENT OF CASH FLOWS
Cash and due from banks are considered cash and cash equivalents for purposes of complying with the reporting requirements prescribed by SFAS No. 95, statement of cash flows.

SECURITIES AND TRADING ACCOUNT ASSETS
Effective January 1, 1994, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this standard, equity securities with readily determinable fair values and all investments in debt securities are classified and accounted for in one of three categories: securities held to maturity, trading account assets or securities available for sale.

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

Debt and equity securities that are bought and principally held for the purpose of selling them in the near term are classified as trading account assets, reported at fair value and included in short-term

KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
-----------------------------------------------------------------------------

investments on the balance sheet. Realized and unrealized gains and losses are reported in other income on the income statement.

Debt and equity securities that the Corporation has not classified as investment securities or trading account assets are classified as securities available for sale and, as such, are reported at fair value, with unrealized gains and losses, net of deferred taxes, reported as a component of shareholders' equity. Prior to the adoption of SFAS No. 115, securities available for sale were carried at the lower of aggregate cost or market value. Gains and losses from sales of securities available for sale are computed using the specific identification method and included in net securities gains (losses) on the income statement.

MORTGAGE LOANS HELD FOR SALE
Mortgage loans held for sale are carried at the lower of aggregate cost or market value. When commitments to sell exist, market value is assumed to be the contracted sales price.

LOANS
Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment to the yield over the contractual lives of the related loans. Student loans held for sale are carried at the lower of aggregate cost or market value.


IMPAIRED AND OTHER NONACCRUAL LOANS
The accrual of interest on loans is generally discontinued when payment is over 90 days past due, unless the loan is well secured and in the process of collection. When accrual of interest is discontinued on a loan, the interest accrued but not collected is charged against the allowance for loan losses. Thereafter, payments received are generally applied to principal. However, based on management's assessment of the ultimate collectibility of a nonaccrual loan, interest income may be recognized on a cash basis.

Effective January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." In accordance with SFAS No. 114, the Corporation excludes smaller-balance, homogeneous loans from its impairment evaluation. All other loans with payments over 90 days past due and on nonaccrual status are considered impaired. Impaired loans and other nonaccrual loans (smaller-balance, homogeneous loans) are returned to accrual status when management determines that the circumstances have improved to the extent that there has been a sustained period of repayment performance and both principal and interest are deemed collectible.

Impaired loans are evaluated individually. Where collateral exists, the extent of impairment is determined based on the estimated fair value of the underlying collateral. If collateral does not exist, or is insufficient to support the carrying value of the loan, management looks to other means of collection. Where the estimated fair value of the collateral and the present value of the estimated future cash flows from other means of collection do not support the carrying value of the loan, management charges off that portion of the loan balance which it believes will not ultimately be collected. In instances where collateral or other sources of repayment are sufficient, yet uncertainty exists regarding the ultimate repayment, an allowance is specifically allocated for in the allowance for loan losses.

For all other nonaccrual loans (smaller-balance, homogeneous loans) management applies historical loss experience rates, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses. In general, such loans are charged off when payment is 120-180 days past due.

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

DERIVATIVES USED FOR ASSET AND LIABILITY
MANAGEMENT PURPOSES
The Corporation uses interest rate swaps, forwards and purchased options in the management of its interest rate risk. These instruments are used to modify the repricing or maturity characteristics of specified assets or liabilities, are linked to the related assets or liabilities being managed (at inception and throughout the derivative contract) and are not included in the financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed. The related interest receivable or payable from such contracts is recorded in other assets or other liabilities on the balance sheet. Realized gains and losses resulting from the early termination of such contracts are deferred as an adjustment to the carrying value of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or that of the underlying asset or liability.

DERIVATIVES USED FOR TRADING PURPOSES
Derivatives that are not used for asset and liability management purposes are considered to be used for trading purposes. Such derivatives are entered into for the purpose of making a market for customers and for proprietary trading purposes. They typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options),

                                                     KEYCORP AND SUBSIDIARIES
-----------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
-----------------------------------------------------------------------------
and interest rate caps, floors and swaps. All derivatives used for trading purposes are recorded at fair value and changes in fair value (including applicable payments and receipts) are recorded in other income on the income statement. The determination of fair value considers the remaining cost to service the derivative and the credit risk associated with the counterparty to the derivative. These derivatives are included in other assets on the balance sheet, if the derivative's fair value is positive, or in other liabilities if the fair value is negative. Positions are not netted unless the right of offset exists and certain other criteria are met.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases.

INTANGIBLE ASSETS
Goodwill, representing the excess of the cost of acquisitions over the fair value of net assets acquired, is amortized using the straight-line method over the estimated period to be benefited, not exceeding 25 years. Core deposit intangibles represent the net present value of the future economic benefits related to the use of deposits purchased. They are being amortized using an accelerated method over periods ranging from 5 to 15 years. Other intangibles are generally being amortized using the straight-line method over periods ranging from 4 to 15 years. The Corporation periodically reviews its intangible assets for possible impairment.

OTHER REAL ESTATE OWNED
Other real estate owned includes real estate acquired through foreclosure or a similar conveyance of title. This asset is carried at the lower of its recorded amount (net of allowance) or fair value, less estimated cost of disposal and is included in other assets on the balance sheet. Write-downs of the assets at, or prior to, the dates of acquisition are charged to the allowance for loan losses. Subsequent write-downs, income and expenses incurred in connection with holding such assets and gains and losses resulting from the sales of such assets are included in other expense on the income statement.

EMPLOYEE STOCK OPTIONS
The terms of employee stock options granted under incentive compensation plans require that the exercise price of the options be equal to or greater than the fair market value of KeyCorp's Common Shares at the date the options are granted. The Corporation accounts for these options in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, no compensation expense related to these option grants is recognized.

SECURITIZATION INCOME
As part of its ongoing business, the Corporation securitizes and sells certain loans. The securitizations involve the transfer of a pool of loans with similar characteristics to a trust (unaffiliated with the Corporation), wherein securities (representing undivided interests in or obligations of the trust) are purchased by investors. The Corporation continues to administer or service the sold loans, and earns loan securitization income by providing these services at rates stipulated in agreements with the various securitization trusts.

Loan securitization income also includes gains recorded upon the securitization and sale of loans. Gains are recorded at the net cash proceeds, adjusted for the recognition of an excess servicing asset. The excess servicing asset is estimated as the present value of the loan's future cash flows (net of the securities' obligations), in excess of income realized from the administration or servicing of the loans. The cash flow related to this asset is expected to accrue to the Corporation during the life of the securitization trust. The fair value of the excess servicing asset is recorded in other assets on the balance sheet upon the securitization and sale of loans.

MARKETING COSTS
The Corporation expenses all marketing related costs, including advertising costs, as incurred.

INCOME TAXES
Income taxes have been provided using the liability method in accordance with SFASNo. 109, "Accounting for Income Taxes." The Corporation files a consolidated Federal income tax return.

EARNINGS PER COMMON SHARE
Earnings per Common Share is computed by dividing net income, less preferred stock dividends, by the weighted average number of Common Shares outstanding. These amounts have been adjusted to reflect stock splits.

RECENT ACCOUNTING PRONOUNCEMENTS
The Financial Accounting Standards Board ("FASB") has issued SFASNo. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," SFASNo. 122, "Accounting for Mortgage Servicing Rights -- an Amendment of SFAS No. 65," and SFAS No. 123, "Accounting for Stock-Based Compensation." None of these new accounting standards had been adopted by the Corporation as of December 31, 1995. The standards apply to financial statements for periods beginning after December 15, 1995. These standards, which were adopted as of January 1, 1996, did not have a material effect on the Corporation's financial condition or results of operations. With respect to the adoption of SFAS No. 123, the Corporation will continue to account for stock options issued to employees under APBO No. 25, "Accounting for Stock Issued to Employees."

KEYCORP AND SUBSIDIARIES
----------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
----------------------------------------------------------------------------
                  2. Mergers, Acquisitions and Divestitures
----------------------------------------------------------------------------

COMPLETED TRANSACTIONS

AUTOFINANCE GROUP, INC.
On September 27, 1995, KeyCorp acquired AutoFinance Group, Inc. ("AFG"), a Chicago-based automobile finance company operating in 28 states, in a tax-free exchange of stock. Under the terms of the merger agreement, 9,554,003 KeyCorp Common Shares, with a value of approximately $325 million, were exchanged for all of the outstanding shares of AFG common stock (based on an exchange ratio of .5 shares for each share of AFG). In addition, immediately prior to the closing, AFG completed a spin-off to its shareholders of 95.01% of its common stock interest in Patlex Corporation, a wholly owned patent exploitation and enforcement subsidiary. In connection with the acquisition of AFG, which was accounted for as a purchase, KeyCorp recorded goodwill of approximately $270 million, which is being amortized using the straight-line method over a period of 25 years.

SCHAENEN WOOD & ASSOCIATES, INC.
On April 21, 1995, KeyCorp Asset Management Holdings, Inc., an indirect wholly owned subsidiary of KeyCorp, sold Schaenen Wood & Associates, Inc., an asset management subsidiary. An $11.2 million loss was realized in connection with the sale ($5.8 million after tax, $.02 per Common Share) and recorded as an extraordinary item in the first quarter.

KEYCORP MORTGAGE INC.
On March 31, 1995, KeyCorp sold the residential mortgage servicing operations of KeyCorp Mortgage Inc. ("KMI"), an indirect wholly owned subsidiary of KeyCorp. KMI serviced approximately $25 billion of residential mortgage loans. KeyCorp continues to service commercial mortgages, to originate residential mortgage loans through its banking franchise and to sell the rights to service residential mortgages through Key Mortgage Services, Inc., an indirect newly formed subsidiary. A $72.3 million gain was realized on the KMI sale ($41.6 million after tax, $.17 per Common Share) and recorded as an extraordinary item.

KEYCORP-SOCIETY MERGER
On March 1, 1994, KeyCorp, a New York corporation ("old KeyCorp"), merged into and with Society Corporation, an Ohio corporation ("Society"), which was the surviving corporation under the name KeyCorp. Under the terms of the merger agreement, 124,351,183 KeyCorp Common Shares were exchanged for



Mergers and acquisitions completed by KeyCorp during the three years ended
December 31, 1995, along with the related accounting treatment, are as follows:
                                                                                                               Common
dollars in millions                                      Location              Date           Assets    Shares Issued    Cash Paid
----------------------------------------------------------------------------------------------------------------------------------
POOLINGS OF INTERESTS
  The Bank of Greeley1                                   Colorado     December 1994             $ 60         259,697           --
  Commercial Bancorporation of Colorado1                 Colorado        March 1994              409       2,900,389           --
  KeyCorp-Society2                                  New York/Ohio        March 1994       See note 2     124,351,183           --
  Jackson County Federal Bank1                             Oregon     December 1993              338       1,430,813           --
  Home Federal Savings Bank1                             Colorado         June 1993              230         590,485           --
  National Savings Bank of Albany1                       New York     February 1993              671       2,111,638           --
  Puget Sound Bancorp2                                 Washington      January 1993            4,700      31,391,544           --

PURCHASES
  AutoFinance Group, Inc.2                               Illinois    September 1995              181       9,554,003           --
  Spears, Benzak, Salomon & Farrell, Inc.                New York        April 1995       See note 3       1,910,000           --
  OMNIBANCORP                                            Colorado     February 1995              500       4,043,559           --
  Casco Northern Bank, National Association                 Maine     February 1995              945              --         $205
  BANKVERMONT Corporation                                 Vermont      January 1995              661              --           90
  First Citizens Bancorp of Indiana                       Indiana     December 1994              347       1,960,119           --
  State Home Savings Bank                                    Ohio    September 1994              321              --           44
  Northwestern National Bank                           Washington         July 1993               49         361,607           --
  First Federal Savings & Loan Association                Florida      January 1993            1,100              --          144
----------------------------------------------------------------------------------------------------------------------------------

1 Financial statements for periods prior to the transaction were not restated to include the accounts and results of operations of the pooled company because the transaction was not material to KeyCorp.

2 See text for more information regarding these transactions.

3 Spears, Benzak, Salomon & Farrell, Inc. is an investment management firm that had approximately $3.2 billion in assets under management on the date of acquisition.


                                                     KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

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

AMERITRUST TEXAS CORPORATION
On September 15, 1993, KeyCorp completed the sale of Ameritrust Texas Corporation ("ATC"), a wholly owned subsidiary. ATC was based in Dallas, Texas, and provided a range of investment management and fiduciary services to institutions, businesses and individuals through 11 offices operating in Texas. A $29.4 million gain was realized on the sale ($12.2 million after tax, $.05 per Common Share) and included in gains on certain asset sales on the income statement in 1993.

PUGET SOUND BANCORP
On January 15, 1993, Puget Sound Bancorp ("PSB"), a bank holding company headquartered in Tacoma, Washington, with approximately $4.7 billion in assets as of December 31, 1992, merged into Key Bancshares of Washington, Inc., a wholly owned subsidiary of KeyCorp. A total of 31,391,544 KeyCorp Common Shares were exchanged for all of the outstanding shares of PSB common stock (based on an exchange ratio of 1.32 shares for each share of PSB). The merger was accounted for as a pooling of interests and, accordingly, financial results for prior periods presented have been restated to include the combined results of both companies.



TRANSACTION PENDING AS OF DECEMBER 31, 1995

SOCIETY FIRST FEDERAL SAVINGS BANK
On November 20, 1995, KeyCorp entered into a definitive agreement for the sale of Society First Federal Savings Bank, its Florida savings association subsidiary. The transaction is expected to close in the second quarter of 1996, pending necessary regulatory approvals. Following consummation of the sale, and subject to regulatory approval, KeyCorp expects to continue to provide certain banking services in Florida through its trust company subsidiary in Naples, Florida.

------------------------------------------------------------------------------
                       3. Securities Available for Sale
------------------------------------------------------------------------------


The amortized cost, unrealized gains and losses and approximate fair values of securities available for sale were as follows:

December 31, 1995                                                          Gross           Gross
                                                        Amortized     Unrealized      Unrealized            Fair
in thousands                                                 Cost          Gains          Losses           Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations               $1,175,841       $ 25,611         $   125      $1,201,327
States and political subdivisions                          24,574            985              95          25,464
Collateralized mortgage obligations                     2,766,873          7,713          23,964       2,750,622
Other mortgage-backed securities                        3,850,237         72,549          21,409       3,901,377
Other securities                                          176,144          5,330             312         181,162
----------------------------------------------------------------------------------------------------------------
  Total                                                $7,993,669       $112,188         $45,905      $8,059,952
                                                       ==========       ========         =======      ==========
----------------------------------------------------------------------------------------------------------------

December 31, 1994                                                          Gross           Gross
                                                        Amortized     Unrealized      Unrealized           Fair
in thousands                                                 Cost          Gains          Losses           Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations               $1,067,726         $1,117        $ 16,384      $1,052,459
States and political subdivisions                          28,871            192           3,145          25,918
Collateralized mortgage obligations                        10,127             --             131           9,996
Other mortgage-backed securities                        1,324,005            211         105,858       1,218,358
Other securities                                          223,299             47           9,028         214,318
----------------------------------------------------------------------------------------------------------------
  Total                                                $2,654,028         $1,567        $134,546      $2,521,049
                                                       ==========         ======        ========      ==========
----------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
------------------------------------------------------------------------------

Upon adoption of SFAS No. 115, effective January 1, 1994, the Corporation transferred approximately $4.0 billion of securities from the investment securities portfolio to the securities available-for-sale portfolio. Securities available for sale were adjusted to fair value and shareholders' equity was increased by $46.2 million, representing the net unrealized gain on these securities, net of deferred income taxes.

During the fourth quarter of 1995, the FASB granted companies a one-time opportunity to reassess and, if appropriate, reclassify their securities from the held-to-maturity category to the available-for-sale category without calling into question the company's intent to hold other debt securities to maturity in the future. This opportunity appears to have been granted in response to appeals by the banking industry following a clarification of the position of the bank regulatory authorities on related securities accounting matters, a position which if known prior to the effective date of SFAS No. 115 would have caused the Corporation to classify significantly more securities as available for sale upon adoption of SFAS No. 115. As a result, during the fourth quarter the Corporation reclassified substantially all held-to-maturity debt securities, except securities of states and political subdivisions, to the available-for-sale category. The reclassified securities totaled approximately $8.0 billion and had an amortized cost which approximated fair value.

At December 31, 1995, approximately $8.1 billion of securities were classified as available for sale and shareholders' equity was increased by $47.7 million, representing the net unrealized gain on these securities, net of deferred income taxes.

Securities available for sale by remaining contractual maturity were as follows, with collateralized mortgage obligations and other mortgage-backed securities included in the maturity schedule based on their expected average lives.

December 31, 1995                                     Amortized              Fair
in thousands                                               Cost             Value
---------------------------------------------------------------------------------
Due in one year or less                              $  736,915       $  744,732
Due after one through five years                      4,394,705        4,420,219
Due after five through ten years                      2,677,319        2,691,040
Due after ten years                                     184,730          203,961
---------------------------------------------------------------------------------
  Total                                              $7,993,669       $8,059,952
                                                     ==========       ==========
---------------------------------------------------------------------------------

Other securities consist primarily of corporate floating-rate notes and equity securities.

Proceeds from the sales of securities available for sale were $2.9 billion, $2.2 billion and $630.8 million during 1995, 1994 and 1993, respectively. Gross realized gains and losses related to those securities were $15.4 million and $56.0 million, respectively, in 1995; $14.9 million and $29.6 million, respectively, in 1994; and $35.3 million and $.02 million, respectively, in 1993.

-------------------------------------------------------------------------------------------------
                            4. Investment Securities
-------------------------------------------------------------------------------------------------
The amortized cost, unrealized gains and losses and approximate fair values of investment securities were as follows:
December 31, 1995                                                            Gross         Gross
                                                           Amortized    Unrealized    Unrealized            Fair
in thousands                                                    Cost         Gains        Losses           Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations                  $    4,911        $  102            --      $    5,013
States and political subdivisions                          1,424,116        51,059          $763       1,474,412
Other securities                                             258,725            --            55         258,670
----------------------------------------------------------------------------------------------------------------
  Total                                                   $1,687,752       $51,161          $818      $1,738,095
                                                          ==========       =======          ====      ==========
----------------------------------------------------------------------------------------------------------------


December 31, 1994
                                                                             Gross         Gross
                                                           Amortized    Unrealized    Unrealized            Fair
in thousands                                                    Cost         Gains        Losses           Value
----------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations                  $  532,619       $   280      $ 33,619      $  499,280
States and political subdivisions                          1,508,534        33,329         6,982       1,534,881
Collateralized mortgage obligations                        3,777,520           247       256,397       3,521,370
Other mortgage-backed securities                           4,056,649         9,776       225,029       3,841,396
Other securities                                             400,316           875        41,086         360,105
----------------------------------------------------------------------------------------------------------------
  Total                                                  $10,275,638       $44,507      $563,113      $9,757,032
                                                         ===========       =======      ========      ==========
----------------------------------------------------------------------------------------------------------------


                                                       KEYCORP AND SUBSIDIARIES
-------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
-------------------------------------------------------------------------------

Investment securities by remaining contractual maturity were as follows:

December 31, 1995

                                                      Amortized            Fair
in thousands                                               Cost           Value
--------------------------------------------------------------------------------
Due in one year or less                              $  710,544      $  711,277
Due after one through five years                        648,477         669,363
Due after five through ten years                        256,494         280,119
Due after ten years                                      72,237          77,336
--------------------------------------------------------------------------------
  Total                                              $1,687,752      $1,738,095
                                                     ==========      ==========
--------------------------------------------------------------------------------

Other securities in 1995 consisted primarily of those collateralized by Federal Reserve Bank stock, corporate floating-rate notes and venture capital investments. In 1994, other securities included the above securities as well as those secured by credit card and automobile installment loan receivables.

Proceeds from the sales of investment securities were $14.5 million, $23.0 million and $142.1 million during 1995, 1994 and 1993, respectively. In 1995 and 1994, the proceeds related to the sales of certain venture capital investments. Gross realized gains and losses related to sales of investment securities were $.8 million and $7.8 million, respectively, in 1993.

At December 31, 1995, investment securities and available-for-sale securities with an aggregate amortized cost of approximately $7.4 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements and for other purposes required or permitted by law.

--------------------------------------------------------------------------------
                                    5. Loans
--------------------------------------------------------------------------------
Loans are summarized as follows:

December 31,

in thousands                                    1995          1994
-------------------------------------------------------------------
Commercial, financial and agricultural   $11,534,650   $10,190,582
Real estate--construction                  1,519,881     1,287,195
Real estate--commercial mortgage           7,253,671     6,774,860
Real estate--residential mortgage         12,176,834    13,567,077
Consumer                                  10,117,649    10,183,798
Student loans held for sale                2,081,185     1,816,524
Lease financing                            2,887,040     2,307,212
Foreign                                      120,790        97,396
-------------------------------------------------------------------
  Total                                  $47,691,700   $46,224,644
                                         ===========   ===========
-------------------------------------------------------------------

Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,

in thousands                                                              1995             1994             1993
----------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                         $ 830,298        $ 802,712        $ 782,649
Charge-offs                                                           (207,982)        (208,791)        (303,160)
Recoveries                                                             108,800           99,640           90,385
----------------------------------------------------------------------------------------------------------------
  Net charge-offs                                                      (99,182)        (109,151)        (212,775)
Provision for loan losses                                              100,507          125,157          211,662
Allowance acquired/sold, net                                            43,865           11,580           21,176
Transfer from OREO allowance                                               548               --               --
----------------------------------------------------------------------------------------------------------------
  Balance at end of year                                             $ 876,036        $ 830,298        $ 802,712
                                                                     =========        =========        =========
----------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
----------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
----------------------------------------------------------------------------
In the ordinary course of business, KeyCorp's banking affiliates have made loans at prevailing interest rates and terms to directors and executive officers of KeyCorp and its subsidiaries and their associates (as defined by the Securities and Exchange Commission). Such "related party" loans, in management's opinion, did not present more than the normal risk of collectibility or incorporate other unfavorable features at their origination dates. The aggregate amount of loans outstanding to qualifying related parties at January 1, 1995, was $193.3 million. During 1995, activity with respect to these loans included new loans of $81.7 million, repayments of $81.4 million and a net decrease of $16.1 million due to changes in the status of executive officers and directors. As a result of these activities, the aggregate balance of loans outstanding to related parties at December 31, 1995, was $177.5 million.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain loans. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1995, is presented in
Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page
84.

----------------------------------------------------------------------------
                            6. Nonperforming Assets
----------------------------------------------------------------------------
Effective January 1, 1995, the Corporation adopted SFASNo. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." SFAS No. 114 requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. SFAS No. 114 applies to all loans, except for large groups of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities. SFAS No. 118 amends SFASNo. 114 by eliminating certain income recognition provisions and by expanding disclosure requirements. Adoption of these standards did not have a material impact on the Corporation's financial condition or results of operations.

The Corporation considers all nonaccrual loans to be impaired loans, except for smaller-balance, homogeneous loans excluded by the requirements of SFAS No.
114. A loan is not deemed impaired during a period of delay in payment of 90 days or less if the Corporation expects to collect all amounts due, including interest accrued at the contractual interest rate, for the period of delay.

The Corporation excludes smaller-balance, homogeneous nonaccrual loans from its impairment evaluation. Generally these include loans to finance residential mortgages, automobiles, recreational vehicles, boats and mobile homes. The Corporation applies historical loss experience rates to these loans, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses. In general, such loans are charged off when payment is 120-180 days past due.

In accordance with SFAS No. 114, loans are to be classified in other real estate owned ("OREO") only when the creditor has taken possession of the collateral. Accordingly, $19.9 million of loans previously classified as in-substance foreclosures, but for which the Corporation had not taken possession of the collateral, were reclassified to loans during the first quarter of 1995. Similarly, any allowance for OREO losses related to these assets was reclassified to the allowance for loan losses.

At December 31, 1995, the recorded investment in impaired loans was $204.9 million. Included in this amount is $126.1 million of impaired loans for which the specifically allocated allowance for loan losses was $40.2 million, and $78.8 million of impaired loans which are carried at their estimated fair value and, therefore, did not have a specifically allocated allowance for loan losses. The average recorded investment in impaired loans for 1995 was $187.1 million.

                                                     KEYCORP AND SUBSIDIARIES
------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
------------------------------------------------------------------------------
Nonperforming assets were as follows:

December 31,

in thousands                                            1995              1994
-------------------------------------------------------------------------------
Impaired loans1                                      $204,948              --
Other nonaccrual loans                                125,410          $254,499
Restructured loans                                      2,549             1,550
-------------------------------------------------------------------------------
  Total nonperforming loans                           332,907           256,049
Other real estate owned                                56,388           100,265
Allowance for OREO losses                             (14,112)          (21,258)
-------------------------------------------------------------------------------
  Other real estate owned,
   net of allowance                                    42,276            79,007
Other nonperforming assets                              3,420             4,777
-------------------------------------------------------------------------------
  Total nonperforming assets                         $378,603          $339,833
                                                     ========          ========
-------------------------------------------------------------------------------

[FN]
1 Effective January 1, 1995, the Corporation adopted SFASNo. 114, which requires the separate disclosure of impaired loans. Prior to January 1, 1995, impaired loans were included in "Other nonaccrual loans."


The effect on interest income of loans classified as nonperforming at December 31 was as follows:

in thousands                              1995          1994         1993
--------------------------------------------------------------------------------
Interest income which would have
  been recorded if assets had been
  current under original terms           $ 31,384     $ 20,484    $ 30,037
Less: Interest income recorded
    during the period                     (11,102)      (5,132)     (7,900)
--------------------------------------------------------------------------------
  Net reduction to reported
    interest income                      $ 20,282     $ 15,352    $ 22,137
                                         ========     ========    ========
--------------------------------------------------------------------------------

At December 31, 1995, there were no significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Changes in the allowance for OREO losses are summarized as follows:

Year ended December 31,

in thousands                                                              1995             1994             1993
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                          $ 21,258         $ 35,690         $ 17,915
Net charge-offs                                                        (16,281)         (21,808)         (21,697)
Provision for losses on other real estate owned                         12,670            7,162           39,132
Allowance acquired/sold, net                                            (2,987)             214              340
Transfer to allowance for loan losses                                     (548)              --               --
-----------------------------------------------------------------------------------------------------------------
  Balance at end of year                                              $ 14,112         $ 21,258         $ 35,690
                                                                      ========         ========         ========
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                           7. Premises and Equipment
-------------------------------------------------------------------------------
Premises and equipment were as follows:

December 31,

in thousands                                               1995           1994
-------------------------------------------------------------------------------
Land                                                 $  127,366      $  122,034
Buildings and leasehold improvements                    840,697         821,003
Furniture and equipment                                 871,261         762,757
-------------------------------------------------------------------------------
                                                      1,839,324       1,705,794
Accumulated depreciation and
   amortization                                        (809,494)       (718,563)
-------------------------------------------------------------------------------
  Total                                              $1,029,830      $  987,231
                                                     ==========      ==========
-------------------------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment totaled $138.0 million, $121.9 million, and $110.9 million in 1995, 1994, and 1993, respectively.

At December 31, 1995, KeyCorp's affiliates were obligated under noncancelable leases for land and buildings and for other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $116.9 million in 1995, $124.2 million in 1994 and $123.7 million in 1993.
Minimum future rental payments under noncancelable leases at December 31, 1995, were as follows: 1996 -- $97.4 million; 1997 -- $86.4 million; 1998 -- $76.6 million; 1999 -- $71.6 million; 2000 -- $67.3 million; and subsequent years -- $534.4 million.

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
         8. Intangible Assets and Purchased Mortgage Servicing Rights
--------------------------------------------------------------------------------


Intangible assets, net of accumulated amortization, were as follows:

December 31,

in thousands                                               1995             1994
---------------------------------------------------------------------------------
Goodwill                                             $  899,294       $  418,462
Core deposit intangibles                                142,313          154,146
Credit card intangibles                                  16,252           19,518
Other                                                    12,467            6,761
---------------------------------------------------------------------------------
  Total(1)                                           $1,070,326       $  598,887
                                                     ==========       ==========
---------------------------------------------------------------------------------
Purchased mortgage servicing rights                        $564         $194,757
---------------------------------------------------------------------------------

(1) Includes accumulated amortization of $220.8 million and $167.7 million at December 31, 1995 and 1994, respectively.

The amortization expense for purchased mortgage servicing rights, which are included in other assets on the balance sheet, totaled $7.4 million, $37.3 million and $56.6 million in 1995, 1994 and 1993, respectively. Substantially all of the purchased mortgage servicing rights were sold in connection with the sale of the residential mortgage loan servicing operations of KMI, previously described in Note 2, Mergers, Acquisitions and Divestitures beginning on page 70.

The amortization expense for intangible assets was as follows:

Year ended December 31,

in thousands                  1995      1994      1993
-------------------------------------------------------
Goodwill                   $45,435   $25,722   $24,210
Core deposit intangibles    25,674    25,428    22,436
Credit card intangibles      3,266     3,196     4,460
Other                        3,012     4,172     6,944
-------------------------------------------------------
  Total                    $77,387   $58,518   $58,050
                           =======   =======   =======
-------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                     9. Short-Term Borrowings
-----------------------------------------------------------------------------------------------------------------------------------
The details of short-term borrowings were as follows:

dollars in thousands                                                              1995                   1994                  1993
-----------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
  Balance at year-end                                                        $2,983,313            $3,055,369            $1,932,211
  Average during the year                                                     3,149,272             3,063,429             1,828,606
  Maximum month-end balance                                                   4,186,996             3,322,299             3,127,134
  Weighted average rate during the year                                            5.91%                 4.37%                 3.06%
  Weighted average rate at December 31                                             5.80                  4.91                  3.13
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
  Balance at year-end                                                        $2,560,767            $2,443,748            $2,188,047
  Average during the year                                                     2,473,261             2,786,957             2,549,582
  Maximum month-end balance                                                   2,679,014             2,990,963             3,163,603
  Weighted average rate during the year                                            5.19%                 3.94%                 2.91%
  Weighted average rate at December 31                                             4.88                  4.43                  2.84
-----------------------------------------------------------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
  Balance at year-end                                                        $2,880,289            $3,277,611            $1,776,192
  Average during the year                                                     3,361,704             1,929,631             1,196,188
  Maximum month-end balance                                                   4,383,058             3,383,102             1,776,192
  Weighted average rate during the year                                            6.05%                 4.71%                 3.72%
  Weighted average rate at December 31                                             6.11                  5.08                  3.16
-----------------------------------------------------------------------------------------------------------------------------------

Short-term borrowings consist primarily of Federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions. Other short-term borrowings consist primarily of Medium-Term Bank Notes with original maturities of one year or less, and Treasury, tax and loan demand notes.

During the first quarter of 1995, the Corporation expanded its $5.0 billion Bank Note Program, which involved four affiliate banks, to allow the issuance of up to $6.6 billion covering eleven affiliate banks. At December 31, 1995 and 1994, $3.7 billion in debt securities was outstanding under these programs, with $2.3 billion having original maturities of one year or less. On January 12, 1996, the Bank

                                                        KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

Note Program was further expanded to allow the issuance of up to $12.3 billion covering twelve affiliate banks.

In the third quarter of 1995, the Corporation's parent company established a new Commercial Paper/Note Program which provides for the availability of up to $500.0 million of additional short-term funding. The parent company also entered into a four-year, $500.0 million revolving credit agreement with several banks under which the banks have agreed to lend collectively up to $500.0 million to KeyCorp. The line of credit will be used as a backup source of liquidity for the Corporation's Commercial Paper/Note Program. There were no borrowings outstanding under either of these facilities as of December 31, 1995.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain short-term borrowings. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1995, is presented in Note 17, Financial Instruments with Off-Balance Sheet, Risk beginning on page 84.

----------------------------------------------------------------------------------------------------------------
                               10. Long-Term Debt
----------------------------------------------------------------------------------------------------------------
The components of long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,

dollars in thousands                                                           1995                         1994
----------------------------------------------------------------------------------------------------------------
Senior Medium-Term Notes due through 2005                                $  994,950                   $  705,200
Subordinated Medium-Term Notes due through 2005                             182,500                      165,000
 8.125% Subordinated Notes due 2002                                         198,395                      198,148
 8.00%  Subordinated Notes due 2004                                         125,000                      125,000
 8.40%  Subordinated Capital Notes due 1999                                  75,000                       75,000
 8.875% Notes due 1996                                                       74,950                       74,829
11.125% Notes due 1995                                                           --                       49,992
 8.404% Notes due 1997 through 2001                                          48,864                       48,864
 8.255% Notes due 1996                                                       22,794                       22,794
All other long-term debt                                                        364                          374
----------------------------------------------------------------------------------------------------------------
  Total parent company                                                    1,722,817                    1,465,201


Senior Medium-Term Bank Notes due through 1997                            1,399,213                    1,398,245
 7.25%  Subordinated Notes due 2005                                         200,000                           --
 7.85%  Subordinated Notes due 2002                                         199,863                      199,843
 6.75%  Subordinated Notes due 2003                                         199,011                      198,886
Federal Home Loan Bank Advances                                             267,533                      252,328
10.00%  Notes due 1995                                                           --                       36,735
Industrial revenue bonds                                                     10,112                       10,144
All other long-term debt                                                      5,016                        8,412
----------------------------------------------------------------------------------------------------------------
  Total subsidiaries                                                      2,280,748                    2,104,593
----------------------------------------------------------------------------------------------------------------
    Total                                                                $4,003,565                   $3,569,794
                                                                         ==========                   ==========
----------------------------------------------------------------------------------------------------------------

Scheduled principal payments on long-term debt are as follows:

in thousands         Parent  Subsidiaries        Total
------------------------------------------------------
1996               $604,516    $1,146,881   $1,751,397
1997                 98,005       428,598      526,603
1998                132,665        29,327      161,992
1999                107,330        51,189      158,519
2000                287,245           756      288,001
------------------------------------------------------

In April 1995, KeyCorp updated its universal shelf registration statement on file with the Securities and Exchange Commission, which provides for the possible issuance of a broad range of debt and equity securities by the parent company. The updated filing registered an additional $845.0 million of securities (up to $750.0 million of which were reserved for future issuance as Medium-Term Notes). Medium-Term notes issued under the registration statement totaled $413.5 million and $395.0 million in 1995 and 1994, respectively. The proceeds from the issuances of these notes, which have original maturities of more than one year, were used to fund acquisitions and for general corporate purposes.

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

At December 31, 1995 and 1994, the parent company's Senior Medium-Term Notes, as presented in the table, had weighted average interest rates of 6.62% and 6.48%, respectively, and the Subordinated Medium-Term Notes had a weighted average interest rate of 6.88%. Both the Senior and Subordinated Notes had varying maturities through 2005.

The 8.125% Subordinated Notes, 8.875% Notes and 11.125% Notes are not redeemable prior to maturity.

The 8.40% Subordinated Capital Notes due 1999 may, at maturity, be exchanged for common stock, preferred stock or other eligible securities having a market value equal to the principal amount of the notes.

In 1989, to fund a leveraged employee stock ownership plan ("ESOP"), the parent company borrowed $71.7 million from several institutional investors through the placement of unsecured notes totaling $22.8 million (the "8.255% Notes") and $48.9 million (the "8.404% Notes"). The interest on these notes totaled $6.0 million in each of the years 1995, 1994 and 1993. The ESOP trustee used the proceeds to purchase 5.8 million KeyCorp Common Shares. These shares are held by the ESOP trustee for matching employee contributions to the Plan. The net difference between the cost of the treasury shares sold to the ESOP trustee and their market value was recorded as a reduction to retained earnings. Except for the repayment schedule, the loans to the ESOP trustee are on substantially similar terms as the borrowings from the institutional investors and, in addition, are secured by the unallocated shares held by the ESOP trustee. The ESOP trustee will repay the loans from KeyCorp using corporate contributions made by the Plan for that purpose and dividends on the Common Shares acquired with the loans. The amount of dividends on the ESOP shares used for debt service by the ESOP trustee totaled $4.8 million in 1995, $4.4 million in 1994 and $3.9 million in 1993. As contributions and dividends are received, a portion of the shares acquired with the loans will be allocated to Plan participants. Interest income recognized on loans to the ESOP trustee is netted against the interest expense incurred on the notes payable to the institutional investors. KeyCorp's receivable from the ESOP trustee, representing deferred compensation to the Corporation's employees, has been recorded as a negative component of shareholders' equity.

During 1994, Society National Bank ("SNB") issued $1.4 billion of Senior Medium-Term Bank Notes with original maturities exceeding one year. The proceeds from the sales of these notes were used for general corporate purposes. At December 31, 1995 and 1994, SNB's Senior Medium-Term Bank Notes, as presented in the table, had a weighted average interest rate of 6.71% and 6.72%, respectively, and mature in 1996 and 1997.

Long-term advances from the Federal Home Loan Bank ("FHLB") are at adjustable and fixed rates ranging from 4.33% to 12.125% at December 31, 1995, and mature at various dates through 2014. Real estate loans and securities of $353.5 million and $271.3 million at December 31, 1995, and 1994, respectively, collateralize FHLB advances.

The 7.25% Subordinated Notes, 7.85% Subordinated Notes and 6.75% Subordinated Notes are obligations of SNB and may not be redeemed prior to their respective maturity dates.

Industrial revenue bonds issued by affiliate banks have varying maturities extending to the year 2009 and had weighted average interest rates of 6.96% at December 31, 1995 and 1994.

Other long-term debt at December 31, 1995 and 1994, consisted of capital lease obligations and various secured and unsecured obligations of corporate subsidiaries and had weighted average interest rates of 10.36% and 9.64%, respectively.

Long-term debt qualifying as supplemental capital for purposes of calculating Tier II capital under Federal Reserve Board Guidelines amounted to $1.1 billion and $943.2 million at December 31, 1995, and 1994, respectively.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain long-term debt. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1995, is presented in
Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page
84.

--------------------------------------------------------------------------------
                            11. Shareholders' Equity
--------------------------------------------------------------------------------

COMMON SHARES AND PREFERRED STOCK

In connection with the KeyCorp-Society merger, shareholders approved an increase in the number of authorized shares of KeyCorp to 926,400,000 of which 1,400,000 are shares of nonvoting 10% Cumulative Preferred Stock, Class A ("Class A"), par value $5 per share; 25,000,000 are shares of Preferred Stock, par value $1 per share; and 900,000,000 are Common Shares, par value $1 per share.

At December 31, 1995, 1,280,000 shares of Class A were outstanding, represented by 6,400,000 Depositary Shares; each Depositary Share represents a one-fifth interest in a share of Class A, $125 liquidation preference per share. Preferred stock is reported on the accompanying consolidated balance sheet at its stated value of $125 per share. The shares of 10% Cumulative Preferred Stock are redeemable at the option of KeyCorp, in whole or in part, on and after June 30, 1996, at $125 per share

                                                        KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

(equivalent to $25 per Depositary Share) plus accrued and unpaid dividends to the redemption date.

In January 1995, KeyCorp's Board of Directors approved a 12,000,000 Common Share repurchase program, representing an addition to previously existing programs. The repurchase of approximately 13,200,000 shares was also authorized during the first quarter in connection with the acquisitions of AFG and Spears, Benzak, Salomon & Farrell, Inc. ("Spears Benzak") which are more fully described in Note 2, Mergers, Acquisitions and Divestitures, beginning on page 70. During 1995, the Corporation repurchased 23,975,450 shares at a total cost of $723.6 million (an average of $30.18 per share). Additionally, Treasury Shares totaling 15,507,562 were reissued in 1995 in connection with the acquisitions of AFG, OMNIBANCORP and Spears Benzak and 1,808,592 shares were reissued for employee benefit plans. The 12,241,569 Treasury Shares at December 31, 1995, are expected to be reissued over time in connection with employee benefit programs, dividend reinvestment plans and other corporate purposes. As of December 31, 1995, all share repurchase authorizations had been fully utilized.

Similar to the 1995 action, in January 1996 the Board of Directors approved a new share repurchase program which authorizes the repurchase of up to an additional 12,000,000 Common Shares in 1996. Under the new program, shares will be repurchased from time to time in the open market or through negotiated transactions and will be available to be reissued in connection with employee stock purchase, 401(k), stock option, and dividend reinvestment plans and for other corporate purposes.

KeyCorp's Board of Directors adopted a Shareholder Rights Plan ("Rights") in 1989 under which each shareholder received one Right for each Common Share of KeyCorp. Each Right represents the right to purchase a Common Share of KeyCorp at a price of $65. The Rights become exercisable 20 days after a person or group acquires 15% or more of the outstanding shares or commences a tender offer that could result in such an ownership interest. Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of the Common Shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. Twenty days after the occurrence of certain "Flip-In Events," each Right will become the right to purchase a Common Share of KeyCorp for the then par value per share (now $1 per share) and the Rights held by a 15% or more shareholder will become void. KeyCorp may redeem these Rights at its option at $.005 per Right subject to certain limitations. Unless redeemed earlier, the Rights expire on September 12, 1999. In 1993, KeyCorp amended the Rights so as to confirm that the KeyCorp-Society merger would not activate the provisions of the Rights.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

KeyCorp maintains incentive compensation plans which provide for its ability to grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to selected employees and directors. Generally, the terms of these plans stipulate that the exercise price of options may not be less than the fair market value of KeyCorp's Common Shares at the date the options are granted. Options granted expire not later than ten years from the date of grant. At December 31, 1995 and 1994, options for Common Shares available for future grant totaled 4,674,056 and 4,385,377, respectively.


The following table presents a summary of pertinent information with respect to KeyCorp's stock options and stock appreciation rights.

Stock Options                                                   1995                               1994
                                                     ---------------------------       -------------------------
                                                         Shares   Option Price            Shares    Option Price
----------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                     12,102,036 $ 4.79-- 38.18         9,609,915  $ 4.79-- 38.18
Granted                                               2,370,690  26.13-- 36.25         3,960,983   25.00-- 35.69
Assumed in acquisition                                  396,649    .50-- 32.44           327,975    6.46-- 29.15
Exercised                                             2,134,612   8.41-- 34.65         1,460,899    4.79-- 30.61
Lapsed or cancelled                                     649,237  10.64-- 38.18           335,938   10.52-- 38.18
----------------------------------------------------------------------------------------------------------------
Outstanding at end of year                           12,085,526  $ .50-- 38.18        12,102,036  $ 4.79-- 38.18
----------------------------------------------------------------------------------------------------------------
Exercisable at end of year                            8,079,108  $ .50-- 38.18         7,833,731  $ 4.79-- 38.18
----------------------------------------------------------------------------------------------------------------

Stock Appreciation Rights                                       1995                               1994
                                                     --------------------------        -------------------------
                                                         Shares   Option Price              Shares  Option Price
----------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                         42,000         $11.69              44,000        $11.69
Exercised or surrendered                                 30,000          11.69                  --            --
Lapsed or cancelled                                      12,000          11.69               2,000         11.69
----------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                   --             --              42,000        $11.69
----------------------------------------------------------------------------------------------------------------
Exercisable at end of year                                   --             --              42,000        $11.69
----------------------------------------------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       12. Merger and Integration Charges
--------------------------------------------------------------------------------

Merger and integration charges of $118.7 million ($80.6 million after tax, $.33 per Common Share) were recorded in 1993 in connection with the March 1, 1994, merger of old KeyCorp into and with Society. The merger and integration charges included accruals for merger expenses, consisting primarily of investment banking and other professional fees directly related to the merger ($20.5 million); severance payments and other employee costs ($49.6 million); systems and facilities costs ($35.7 million); and other costs incidental to the merger ($12.9 million). These charges were recorded by the parent company in the fourth quarter of 1993, at which time management determined that it was probable that a liability for all such charges had been incurred and could be reasonably estimated. There was no remaining accrued liability at December 31, 1995, compared with a liability of $33.5 million at December 31, 1994. The above merger is described in greater detail in Note 2, Mergers, Acquisitions and Divestitures beginning on page 70.

--------------------------------------------------------------------------------
                             13. Employee Benefits
--------------------------------------------------------------------------------

PENSION PLANS

Effective January 1, 1995, the noncontributory pension plans sponsored by KeyCorp and its subsidiaries were merged into a single amended and restated plan under the name of the KeyCorp Cash Balance Pension Plan (the "Cash Balance Plan"). The Benefits paid from the predecessor plans, which covered substantially all employees, were based on age, years of service and compensation prior to retirement and were determined in accordance with defined formulas. On the effective date of the adoption of the Cash Balance Plan, a bookkeeping account was established for each participant and each account was credited with an opening balance equal to the actuarial present value of benefits earned under the applicable predecessor plan. The participant's account is then credited based on qualifying compensation and with interest determined at a specified rate.

Certain "grandfathering" and enhancement provisions apply to participants meeting specified conditions, including age and service requirements.

The actuarially determined amounts presented in the funded status table shown below, as of the applicable measurement dates in 1995 and 1994, reflect the merger of the predecessor plans into the Cash Balance Plan. The adoption of the Cash Balance Plan did not have a material impact on the projected benefit obligations and did not have a material impact on net pension cost.

In 1995, the Corporation changed from a December 31 to a September 30 measurement date for the valuation of its pension and other postretirement benefit plans' assets and actuarially determined obligations. The change in measurement date had no effect on 1995 or prior years' net pension and other postretirement benefits costs.

The Corporation's funding policy is to contribute an amount to the Cash Balance Plan that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act (ERISA) of 1974, plus such additional amounts as the Corporation determines to be appropriate.

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations of both the funded and unfunded plans were 7.50% and 4.19%, respectively, at September 30, 1995, and 8.50% and 4.24%, respectively, at December 31, 1994. The weighted average expected long-term rate of return on pension assets used in determining net pension cost was 9.50% for both 1995 and 1994, and 9.91% for 1993.

The following table reconciles the funded status of the Cash Balance Plan at the applicable measurement dates with the amounts recognized in the consolidated balance sheets at December 31, 1995, and 1994:

in thousands                                                                             1995               1994
----------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including vested benefits
  of $550,295 and $497,653                                                           $570,726           $517,206
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets, primarily listed stock and fixed income securities1        653,488            573,509
Projected benefit obligation                                                          589,304            527,266
----------------------------------------------------------------------------------------------------------------
Excess of fair value of plan assets over projected benefit obligation                  64,184             46,243
Unrecognized net loss                                                                  85,498            116,377
Unrecognized prior service benefit                                                     (2,604)            (1,890)
Unrecognized net transition asset                                                     (28,259)           (33,369)
Fourth quarter contribution                                                             3,447                 --
----------------------------------------------------------------------------------------------------------------
Prepaid pension cost (included in other assets)                                      $122,266           $127,361
                                                                                     ========           ========
----------------------------------------------------------------------------------------------------------------

[FN]
(1)Includes 947,242 KeyCorp Common Shares valued at $32.4 million and $23.7 million at September 30, 1995, and December 31, 1994, respectively. Dividends paid on these shares totaled $1.0 million and $1.2 million for the nine-month period ended September 30, 1995 and the year ended December 31, 1994, respectively.

                                                        KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

The Corporation also maintains several unfunded, non-qualified, supplemental executive retirement programs that provide additional defined pension benefits for certain officers. The following table reconciles the status of the unfunded plans at the applicable measurement dates with the amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994:

in thousands                                                                             1995               1994
----------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including vested benefits
  of $78,747 and $64,440                                                             $ 78,981           $ 68,619
----------------------------------------------------------------------------------------------------------------
Projected benefit obligation                                                           90,241             77,013
Benefits paid during fourth quarter                                                    (1,115)                --
Unrecognized prior service cost                                                        (9,446)           (13,499)
Unrecognized transition obligation                                                     (2,885)            (3,367)
Unrecognized net loss                                                                 (23,642)           (14,836)
Adjustment to recognize minimum liability                                              25,109             25,785
----------------------------------------------------------------------------------------------------------------
Accrued pension cost (included in other liabilities)                                 $ 78,262           $ 71,096
                                                                                     ========           ========
----------------------------------------------------------------------------------------------------------------


Net pension cost for all funded and unfunded plans included the following components:

Year ended December 31,

in thousands                                                          1995               1994               1993
----------------------------------------------------------------------------------------------------------------
Service cost of benefits earned                                  $  27,559           $ 23,253           $ 22,506
Interest cost on projected benefit obligation                       49,945             42,484             39,098
Actual (return) loss on plan assets                               (109,588)             3,214            (44,619)
Net amortization and deferral                                       53,194            (60,474)           (14,229)
----------------------------------------------------------------------------------------------------------------
Net pension cost                                                 $  21,110           $  8,477           $  2,756
                                                                 =========           ========           ========
-----------------------------------------------------------------------------------------------------------------

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


Net postretirement benefits cost included the following components:

 Year ended December 31,

 in thousands                                     1995        1994        1993
------------------------------------------------------------------------------
Service cost of benefits earned                $ 1,920     $ 2,769     $ 2,873
Interest cost on accumulated postretirement
  benefit obligation                             7,682       9,204       8,713
Actual return on plan assets                       (25)        (26)        (22)
Amortization of transition obligation
  over 20 years                                  5,186       5,350       5,372
Net other amortization and deferral               (754)        498         (10)
------------------------------------------------------------------------------
Net postretirement benefits cost               $14,009     $17,795     $16,926
                                               =======     =======     =======
------------------------------------------------------------------------------

The following table reconciles the plans' combined funded status at the applicable measurement dates with the amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994:

 in thousands                                             1995         1994
---------------------------------------------------------------------------
    Accumulated postretirement benefit obligation:
      Retirees                                       $  65,437     $ 97,705
      Fully eligible plan participants                  11,218        9,199
      Other active plan participants                    25,617       23,896
---------------------------------------------------------------------------
                                                       102,272      130,800
    Fair value of plan assets                              313          418
---------------------------------------------------------------------------
    Accumulated postretirement benefit
      obligation in excess of plan assets              101,959      130,382
    Amount contributed to life insurance
      plan during fourth quarter                          (200)          --
    Health care benefits paid during
      fourth quarter                                    (2,289)          --
    Unrecognized transition obligation                 (88,165)     (95,475)
    Unrecognized net gain (loss)                        14,962      (14,236)
---------------------------------------------------------------------------
    Accrued postretirement benefits cost
      (included in other liabilities)                 $ 26,267     $ 20,671
                                                      ========     ========
---------------------------------------------------------------------------

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

The assumed 1996 health care cost trend rate was 9.0% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. In 1995, the assumed rate was 9.5% for both Medicare-eligible retirees and non-Medicare-eligible retirees. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each future year would have an immaterial impact on postretirement benefits cost due to cost-sharing provisions and benefits limitations in the related postretirement plans. The weighted average discount rate used in determining the accumulated postretirement benefit obligations was 7.5% at September 30, 1995, and 8.5% at December 31, 1994.

EMPLOYEE 401(k) SAVINGS PLAN

Substantially all of the Corporation's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Under provisions of this plan, employees may contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions from the Corporation. At least half of such matching contributions is in the form of KeyCorp Common Shares. The plan also permits a discretionary profit sharing component to be distributed by the Corporation. Total expense associated with the plan was $32.8 million, $28.0 million and $40.4 million in 1995, 1994 and 1993, respectively.

--------------------------------------------------------------------------------
                                14. Income Taxes
--------------------------------------------------------------------------------

Income taxes included in the consolidated statements of income, other than those related to the extraordinary item, are as follows:

Year ended December 31,

 in thousands                                                             1995             1994             1993
----------------------------------------------------------------------------------------------------------------
Currently payable:
  Federal                                                             $212,119         $237,229         $289,987
  State                                                                (12,361)          22,418           34,554
----------------------------------------------------------------------------------------------------------------
                                                                       199,758          259,647          324,541
Deferred:
  Federal                                                              136,910          152,326           55,043
  State                                                                 31,797           18,008           (5,612)
----------------------------------------------------------------------------------------------------------------
                                                                       168,707          170,334           49,431
----------------------------------------------------------------------------------------------------------------
  Total income tax expense                                            $368,465         $429,981         $373,972
                                                                      ========         ========         ========
----------------------------------------------------------------------------------------------------------------

Income tax expense (benefit) on securities transactions totaled $(15.6) million, $(6.3) million and $9.9 million in 1995, 1994 and 1993, respectively.

The differences between income tax expense and the amount computed by applying the statutory Federal tax rate to income before income taxes and extraordinary item are as follows:

 Year ended December 31,

 in thousands                                                             1995             1994             1993
----------------------------------------------------------------------------------------------------------------
Income before income taxes and extraordinary item
  times 35% statutory Federal tax rate                                $405,180         $449,215         $379,364
State income tax, net of Federal tax benefit                            12,634           26,277           18,295
Amortization of non-deductible intangibles                              12,802            9,589           10,349
Tax-exempt interest income                                             (34,631)         (34,777)         (40,610)
Corporate owned life insurance income                                  (12,012)          (7,006)          (2,013)
Tax credits                                                             (7,105)          (4,325)          (4,184)
Other                                                                   (8,403)          (8,992)          12,771
----------------------------------------------------------------------------------------------------------------
  Total income tax expense                                            $368,465         $429,981         $373,972
                                                                      ========         ========         ========
----------------------------------------------------------------------------------------------------------------

                                                        KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------


Significant components of KeyCorp's deferred tax assets and liabilities are as follows:


December 31,

in thousands                                                              1995             1994
-----------------------------------------------------------------------------------------------
Provision for loan losses                                             $301,055         $290,589
Net unrealized securities losses                                            --           66,488
Merger and integration charges                                              --           32,414
Write-down of other real estate owned                                   14,120           20,932
Other                                                                   30,623           39,871
-----------------------------------------------------------------------------------------------
  Total deferred tax assets                                            345,798          450,294

Leasing income reported using the operating method for tax purposes    700,478          527,947
Net unrealized securities gains                                         18,965               --
Depreciation                                                            32,569           34,963
Other                                                                   53,470           88,038
-----------------------------------------------------------------------------------------------
  Total deferred tax liabilities                                       805,482          650,948
-----------------------------------------------------------------------------------------------
    Net deferred tax liability                                        $459,684         $200,654
                                                                      ========         ========
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         15. Commitments, Contingent Liabilities and Other Disclosures
--------------------------------------------------------------------------------

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

RESTRICTIONS ON CASH, DUE FROM BANKS,
SUBSIDIARY DIVIDENDS AND LENDING ACTIVITIES

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $1.1 billion in 1995 were maintained in fulfillment of these requirements.

The principal source of cash flows for the parent company, including cash flows to pay dividends on shares of its common and preferred stock and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to KeyCorp by its banking subsidiaries without regulatory approval.

Under all of the laws, regulations and other restrictions applicable to KeyCorp's banking subsidiaries, at December 31, 1995, such subsidiaries could have declared dividends estimated to be $317.7 million in the aggregate, without obtaining prior regulatory approval. Loans and advances from banking subsidiaries to KeyCorp are also limited by law and are required to be collateralized.

--------------------------------------------------------------------------------
              16. Fair Value Disclosures of Financial Instruments
--------------------------------------------------------------------------------

The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate such information. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

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

In cases where quoted market prices were not available, fair values were estimated using discounted cash flow or other

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

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

Interest rate swaps, caps and floors were valued based on discounted cash flow models and had an aggregate fair value of $164.0 million at December 31, 1995. At December 31, 1994, interest rate swaps had an aggregate negative fair value of $528.3 million, and the fair value of caps and floors was not material. Foreign exchange forward contracts, which were valued based on quoted market prices, had a fair value which approximated book value at December 31, 1995 and fair value of $3.7 million at December 31, 1994. Off-balance sheet financial instruments, including their fair values, are discussed in greater detail in Note 17, Financial Instruments with Off-Balance Sheet Risk, below.

December 31,                                                     1995                              1994
                                                     --------------------------        -------------------------
                                                        Carrying         Fair             Carrying         Fair
in thousands                                              Amount         Value              Amount         Value
----------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks1                           $ 3,443,820   $ 3,443,820         $ 3,511,368   $ 3,511,368
  Short-term investments1                                682,341       682,341             670,010       670,010
  Mortgage loans held for sale1                          640,535       640,535             355,198       355,198
  Securities available for sale2                       8,059,952     8,059,952           2,521,049     2,521,049
  Investment securities2                               1,687,752     1,738,095          10,275,638     9,757,032
  Loans, net of allowance3                            46,815,664    47,693,850          45,394,346    44,610,441
LIABILITIES
  Deposits4                                          $47,281,925   $47,284,188         $48,564,237   $48,191,660
  Federal funds purchased and securities sold
     under repurchase agreements1                      5,544,080     5,544,080           5,499,117     5,499,117
  Other short-term borrowings1                         2,880,289     2,880,289           3,277,611     3,277,611
  Long-term debt5                                      4,003,565     4,167,201           3,569,794     3,485,803
----------------------------------------------------------------------------------------------------------------

Valuation Methods and Assumptions
---------------------------------
(1) Fair value equals or approximates carrying amount.
(2) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.
(3) Fair values of certain loans were estimated using a discounted cash flow model. Certain residential real estate loans and student loans held for sale were valued based on quoted market prices of similar loans offered or sold in recent sales or securitization transactions. Lease financing receivables, although excluded from the scope of SFAS No. 107, were included in the estimated fair value of loans at their carrying amounts.
(4) Fair values of certificates of deposit were estimated based on discounted cash flows. For all other deposits, carrying amounts were used as a reasonable approximation of their fair values.
(5) Fair values of long-term debt were estimated based on discounted cash flows.

--------------------------------------------------------------------------------
             17. Financial Instruments with Off-Balance Sheet Risk
--------------------------------------------------------------------------------

The Corporation, mainly through its affiliate banks, is party to various financial instruments with off-balance sheet risk. The banks use these financial instruments in the normal course of business to meet the financing needs of their customers and to effectively manage their exposure to market risk. Market risk is the possibility that the Corporation's net interest income will be adversely affected as a result of changes in interest rates or other economic factors. The primary financial instruments used include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps and floors, futures and foreign exchange forward contracts. All of the interest rate swaps, caps and floors, and foreign exchange forward contracts held are over-the-counter instruments. These financial instruments may be used for lending-related, asset and liability management and trading purposes, as discussed in the remainder of this note. In addition to market risks inherent in the use of these financial instruments, each contains an element of credit risk. Credit risk is the possibility that the Corporation will incur a loss due to a counterparty's failure to perform its contractual obligations.

                                                       KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

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

The banks' commitments to extend credit are agreements with customers to provide financing at predetermined terms as long as the customer continues to meet specified criteria. Loan commitments serve to meet the financing needs of the banks' customers and generally carry variable rates of interest, have fixed expiration dates or other termination clauses, and may require the payment of fees. Since the commitments may expire without being drawn upon, the total amount of the commitments does not necessarily represent the future cash outlay to be made by the Corporation. The credit-worthiness of each customer is evaluated on a case-by-case basis. The estimated fair values of these commitments and the standby letters of credit discussed below are not material. The Corporation does not have any significant concentrations of credit risk.

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

December 31,

in thousands                                                                             1995               1994
----------------------------------------------------------------------------------------------------------------
Loan commitments:
  Credit card lines                                                               $ 6,996,336        $ 5,482,566
  Home equity                                                                       3,981,472          3,243,618
  Commercial real estate and construction                                           1,554,294          1,503,707
  Commercial and other                                                              9,883,270          7,356,564
----------------------------------------------------------------------------------------------------------------
  Total loan commitments                                                           22,415,372         17,586,455

Other commitments:
  Standby letters of credit                                                         1,108,267          1,003,275
  Commercial letters of credit                                                        143,824            205,434
  Loans sold with recourse                                                             33,817            231,048
----------------------------------------------------------------------------------------------------------------
  Total loan and other commitments                                                $23,701,280        $19,026,212
                                                                                  ===========        ===========
----------------------------------------------------------------------------------------------------------------


FINANCIAL INSTRUMENTS HELD OR ISSUED FOR
ASSET AND LIABILITY MANAGEMENT PURPOSES
The Corporation manages its exposure to market risk, in part, by using off-balance sheet instruments to modify the existing interest rate risk characteristics of its assets and liabilities. Primary among the financial instruments used by both KeyCorp and its affiliate banks are interest rate swap contracts. Interest rate swaps used for this purpose are designated as portfolio swaps. The notional amount of the interest rate swap contracts represents only an agreed-upon amount on which calculations of interest payments to be exchanged are based, and is significantly greater than the amount at risk. Credit risk is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. The Corporation deals exclusively with counterparties with high credit ratings, enters into bilateral collateral netting arrangements and arranges master netting agreements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. Although the Corporation is exposed to credit-related losses in the event of nonperformance by the counterparties, based on management's assessment as of December 31, 1995, all counterparties were expected to meet their obligations. At December 31, 1995, the Corporation had credit exposure of an aggregate $159.7 million to 12 counterparties, with the largest credit exposure to an individual counterparty amounting to $40.9 million.

Under conventional interest rate swap contracts, payments based on fixed or variable rates are received based upon the notional amounts of the swaps in exchange for payments based on variable or fixed rates. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of the index at each payment review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. At December 31, 1995, the Corporation was party to $2.5 billion and $3.4 billion of indexed amortizing swaps that used a LIBOR (London Interbank Offered Rates) index and a CMT (Constant Maturity Treasuries) index, respectively, for the payment review date measurement. Under basis swap contracts, interest payments based on different floating indices are exchanged.

KEYCORP AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------------------
                                            Notes To Consolidated Financial Statements
-----------------------------------------------------------------------------------------------------------------------------------

The following table summarizes the notional amount, fair value, maturity and weighted average rate received and paid for the various types of portfolio interest rate swaps used by the Corporation.

                                                                  December 31, 1995                              December 31, 1994
                                          -------------------------------------------------------------------- --------------------
                                                                                       Weighted Average Rate
                                                    Notional        Fair   Maturity(1) ---------------------   Notional     Fair
dollars in millions                                   Amount       Value     (years)     Receive   Pay           Amount    Value
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay variable--indexed amortizing    $6,200,000      $ 69,967      2.3      6.76%    5.79%    $ 5,786,597    $(341,654)
Receive fixed/pay variable--conventional           2,497,220       104,283      6.7      6.65     5.81       3,010,171     (199,648)
Pay fixed/receive variable--conventional           2,411,500       (21,036)     1.0      5.66     6.50       1,456,500       11,541
Basis swaps                                               --            --       --        --       --         200,000          132
-----------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                          $11,108,720      $153,214      3.0      6.50%   5.95%     $10,453,268    $(529,629)
                                                 ===========      ========                                 ===========    =========
-----------------------------------------------------------------------------------------------------------------------------------

[FN]
(1) Maturity is based upon expected average lives rather than contractual terms.

The following table summarizes the notional amounts, fair values and weighted average rates of portfolio swaps by interest rate management strategy.

                                                               December 31, 1995                           December 31, 1994
                                                --------------------------------------------------- ----------------------------
                                                                              Weighted Average Rate
                                                   Notional           Fair    ---------------------       Notional       Fair
dollars in thousands                                 Amount          Value      Receive     Pay           Amount        Value
--------------------------------------------------------------------------------------------------------------------------------
Convert variable rate loans to fixed             $ 7,566,720       $113,184       6.71%   5.80%      $ 7,146,597       $(470,614)
Convert variable rate deposits and
  short-term borrowings to fixed                   2,275,000        (18,212)      5.65    6.38         1,275,000          11,938
Convert variable rate long-term debt to fixed        136,500         (2,824)      5.88    8.27           181,500            (397)
Convert fixed rate long-term debt to variable      1,130,500         61,066       6.86    5.77         1,650,171         (70,688)
Other                                                     --             --         --      --           200,000             132
--------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                          $11,108,720       $153,214       6.50%   5.95%      $10,453,268       $(529,629)
                                                 ===========       ========                          ===========       =========

Based on the weighted average rates in effect at December 31, 1995, the spread on portfolio interest rate swaps, excluding the amortization of net deferred losses on terminated swaps, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 55 basis points). The aggregate fair value of $153.2 million at the same date was derived through the use of discounted cash flow models, which contemplate interest rates using the applicable forward yield curve, and represents an estimate of the income that would be recognized if the portfolio were to be liquidated at that date. The swaps have an expected average maturity of 3.0 years.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Interest from these swaps is recognized on an accrual basis over the lives of the respective contracts as an adjustment of the interest income or expense of the asset or liability being managed. Gains and losses realized upon the termination of interest rate swaps prior to maturity are deferred and amortized, generally using the straight-line method over the projected remaining life of the related swap contract at its termination. Including the impact of both the spread on the swap portfolio and the amortization of the deferred gains and losses resulting from terminated swaps, portfolio interest rate swaps reduced net interest income for 1995 by $29.2 million, and added $98.6 million to net interest income in 1994. During 1995, swaps with a notional amount of $1.4 billion were terminated, resulting in net deferred losses of $49.2 million. The Corporation recognized $38.0 million of swap losses during the first quarter of 1995 in connection with the sale of the residential mortgage loan servicing business. These recognized losses, which were direct costs of disposing the business, were included in the determination of the net gain from the sale. The losses included $15.3 million of the $49.2 million of deferred swap losses referred to above and $22.7 million of deferred swap losses recorded prior to 1995.

                                                       KEYCORP AND SUBSIDIARIES
-------------------------------------------------------------------------------
                  Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------
A summary of the Corporation's deferred swap gains and (losses) is as follows:

December 31, 1995

dollars in thousands
-------------------------------------------------------
                                       Weighted Average
                                              Remaining
                              Deferred     Amortization
Asset/Liability Managed Gains  (Losses)         (Years)
------------------------------------------------------
Loans                         $(10,857)              .5
Debt                            19,396              7.3
Deposits                           779               .1
-------------------------------------------------------
  Total                       $  9,318
                              ========
-------------------------------------------------------

The Corporation also uses futures contracts to manage the risk associated with the potential impact of adverse movements in interest rates. These contracts are commitments to either purchase or sell designated financial instruments at future dates for specified prices. The Corporation had no futures contracts outstanding at December 31, 1995.

FINANCIAL INSTRUMENTS HELD OR ISSUED
FOR TRADING PURPOSES
The Corporation's affiliate banks also use interest rate contracts for dealer activities, which are generally limited to the banks' current lending customers. Interest rate swap contracts entered into with customers are typically limited to conventional swaps, as previously described. The Corporation mitigates the interest rate risk of customer swaps, interest rate caps and floors by entering into offsetting positions with third parties. The customer swap, cap or floor position and any offsetting position with a third party are recorded at their estimated fair values, and adjustments to fair value are included in other income on the income statement.

The Corporation also enters into foreign exchange forward contracts to accommodate the business needs of its customers and for proprietary trading purposes. Foreign exchange-based forward contracts provide for the delayed delivery or purchase of foreign currency. The foreign exchange risk associated with these contracts is mitigated by entering into offsetting foreign exchange forward contracts. Adjustments to the fair value of foreign exchange forward contracts are included in other income on the income statement.

A summary of the notional amount and the respective fair value of derivative financial instruments held or issued for trading purposes at December 31, 1995, and on average for the year then ended, is presented below. The positive fair values represent assets to the Corporation and are recorded in other assets, while the negative fair values represent liabilities and are recorded in other liabilities on the balance sheet.

At December 31, 1995, credit exposure from financial instruments held or issued for trading purposes is limited to the aggregate fair value of each contract with a positive fair value. The risk of counterparties defaulting on their obligations is monitored on an ongoing basis. The parent company and its affiliate banks contract with counterparties of good standing and enter into master netting agreements when possible in an effort to manage credit risk.

Trading income recognized on interest rate and foreign exchange forward contracts totaled $10.4 million and $11.1 million, respectively, in 1995 and $2.3 million and $7.6 million, respectively, in 1994.


                                                          December 31, 1995       Year ended December 31, 1995
                                                    --------------------------- --------------------------------
                                                      Notional            Fair          Average          Average
in thousands                                            Amount           Value  Notional Amount       Fair Value
----------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps:
    Assets                                          $1,390,697        $ 32,154         $939,639         $ 20,515
    Liabilities                                      1,453,252         (21,136)         962,855          (16,023)
  Caps and floors purchased                            907,099           1,722          755,195            2,568
  Caps and floors written                            1,041,188          (1,906)         904,940           (2,786)
Foreign exchange forward contracts:1
  Assets                                               400,194           6,477          538,498           29,210
  Liabilities                                          399,660          (6,478)         542,032          (26,586)
----------------------------------------------------------------------------------------------------------------

[FN]
(1) Excludes the effect of foreign spot contracts.

KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            18. Condensed Financial Information of Parent Company
--------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS

December 31,

in thousands                                                                   1995                         1994
----------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                                $      350                   $      565
  Interest-bearing deposits with bank affiliates                            329,484                      528,793
  Securities purchased from bank affiliates under resale agreements           2,848                        1,597
  Investment securities                                                      24,932                       48,218
  Securities available for sale                                               3,389                       88,991
  Loans and advances to subsidiaries:
     Banks and bank holding companies                                       164,242                      188,890
    Nonbank subsidiaries                                                    204,239                      278,636
----------------------------------------------------------------------------------------------------------------
                                                                            368,481                      467,526
  Investment in subsidiaries:
    Banks and bank holding companies                                      5,230,878                    4,956,683
    Nonbank subsidiaries                                                    662,384                      238,311
----------------------------------------------------------------------------------------------------------------
                                                                          5,893,262                    5,194,994
  Other assets                                                              411,560                      363,747
----------------------------------------------------------------------------------------------------------------
    Total assets                                                         $7,034,306                   $6,694,431
                                                                         ==========                   ==========
LIABILITIES
  Short-term borrowings                                                          --                   $  175,000
  Accrued interest and other liabilities                                 $  158,945                      363,802
  Long-term debt                                                          1,722,817                    1,465,201
----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                     1,881,762                    2,004,003
SHAREHOLDERS' EQUITY1                                                     5,152,544                    4,690,428
----------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                           $7,034,306                   $6,694,431
                                                                         ==========                   ==========
----------------------------------------------------------------------------------------------------------------

(1) See page 65 for the parent company's Statement of Changes in Shareholders' Equity.

CONDENSED STATEMENTS OF INCOME

Year ended December 31,

in thousands                                                              1995             1994             1993
----------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from subsidiaries:
    Banks and bank holding companies                                $1,060,854         $402,543         $664,981
    Nonbank subsidiaries                                                55,100            2,218            3,843
  Management fees and interest income from subsidiaries                 44,680          245,776          113,684
  Other income                                                          13,569           10,378           34,549
----------------------------------------------------------------------------------------------------------------
                                                                     1,174,203          660,915          817,057
EXPENSES
  Interest on borrowed funds                                           125,338           74,208           97,584
  Merger and integration charges                                            --               --          118,718
  Personnel and other expenses                                          48,944          263,632          198,136
----------------------------------------------------------------------------------------------------------------
                                                                       174,282          337,840          414,438
  Income before income tax benefit and equity in
    net income less dividends from subsidiaries                        999,921          323,075          402,619
  Income tax benefit                                                    39,350           27,165           81,710
----------------------------------------------------------------------------------------------------------------
                                                                     1,039,271          350,240          484,329
Equity in net income less dividends from subsidiaries                 (214,289)         503,250          225,597
----------------------------------------------------------------------------------------------------------------
NET INCOME                                                          $  824,982         $853,490         $709,926
                                                                    ==========         ========         ========
----------------------------------------------------------------------------------------------------------------

                                                        KEYCORP AND SUBSIDIARIES
--------------------------------------------------------------------------------
                  Notes To Consolidated Financial Statements
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOW

Year ended December 31,

in thousands                                                                               1995         1994         1993
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                          $ 824,982    $ 853,490    $ 709,926
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of intangibles                                                           8,371        8,353        8,754
    Gain on sale of subsidiary                                                               --           --      (29,410)
    Net securities gains                                                                 (5,003)      (2,653)          --
    Deferred income taxes                                                                 4,217       13,706      (15,315)
    Equity in net income less dividends from subsidiaries                               214,289     (503,250)    (225,597)
    Net (increase) decrease in other assets                                              88,915     (130,087)     (38,037)
    Net increase (decrease) in other liabilities                                       (172,370)     100,501       72,688
    Net increase (decrease) in accrued merger and integration charges                   (50,185)     (76,231)      78,261
    Other operating activities, net                                                    (137,867)      24,910        4,492
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                               775,349      288,739      565,762
INVESTING ACTIVITIES
  Purchases of investment securities                                                     (4,506)    (134,939)      (5,929)
  Proceeds from prepayments and maturities of investment securities                      23,534      130,384        8,523
  Purchases of securities available for sale                                           (100,443)    (124,208)          --
  Proceeds from prepayments and maturities of securities available for sale             208,768       32,130           --
  Net (increase) decrease in interest-bearing deposits                                  199,309      (47,793)    (137,000)
  Net (increase) decrease in security resale agreements                                  (1,250)       3,869       (4,863)
  Net decrease in loans and advances to subsidiaries                                     92,558       12,736      116,676
  Purchases of premises and equipment                                                      (226)      (3,165)     (10,895)
  Proceeds from sale of subsidiary                                                           --           --      148,054
  Net cash used in acquisitions, net of cash acquired                                  (296,268)          --     (137,431)
  (Increase) decrease in investments in subsidiaries                                     56,089      (71,577)      (6,460)
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                     177,565     (202,563)     (29,325)
FINANCING ACTIVITIES
  Net increase (decrease) in short-term borrowings                                     (175,750)     147,365      (92,400)
  Net proceeds from issuance of long-term debt                                          412,685      394,696      305,100
  Payments on long-term debt                                                           (160,500)     (72,890)    (430,465)
  Loan payment received from ESOP trustee                                                12,500           --        1,569
  Redemption of preferred stock                                                              --           --      (85,770)
  Purchases of treasury shares                                                         (723,603)    (215,598)          --
  Proceeds from issuance of common stock pursuant to employee
    stock purchase, stock option and dividend reinvestment plans                         36,286       18,623       28,238
  Cash dividends                                                                       (354,747)    (358,811)    (262,532)
-------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                  (953,129)     (86,615)    (536,260)
-------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                         (215)        (439)         177
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                565        1,004          827
-------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                $     350    $     565    $   1,004
                                                                                      =========    =========    =========
-------------------------------------------------------------------------------------------------------------------------

[FN]

For the years ended December 31, 1995, 1994 and 1993, the parent company paid interest on borrowed funds of $134.8 million, $60.1 million and $98.1 million, respectively.