Form 10-K405, Exhibit 13
period 1996-12-31
KEYCORP /NEW/
filed 1997-03-28
CIK 91576

                                                                     Exhibit 13

                             SUMMARY FINANCIAL DATA

dollars in millions,
except per share amounts                            1996        1995
--------------------------------------------------------------------------
PER COMMON SHARE
Net income--as reported                           $ 3.37      $ 3.45
Net income--as adjusted(1)                          3.71        3.45
Cash dividends                                      1.52        1.44
Book value at year end                             21.84       21.36
Market price at year end                           50.50       36.25
Weighted average Common Shares (000)             229,905     234,787
--------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                            $49,235     $48,332
Earning assets                                    59,260      58,762
Total assets                                      67,621      66,339
Deposits                                          45,317      47,282
Total shareholders' equity                         4,881       5,153
Common Shares outstanding (000)                  223,454     233,703
--------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets--as reported         1.21%       1.24%
Return on average total assets--as adjusted(1)      1.33        1.24
Return on average total equity--as reported        15.64       17.10
Return on average total equity--as adjusted(1)     17.18       17.10
Efficiency                                         60.84       63.03
--------------------------------------------------------------------------

(1) Excludes the impact of the 1996 restructuring charge and Key's share of a 1996 government mandated assessment to recapitalize the Savings Association Insurance Fund.


                         Return on Average Total Equity

                                       1992   1993    1994    1995    1996
                                       ----   ----    ----    ----    ----
Excluding restructuring charge       15.91%  16.95%  18.56%  17.10%  17.07%
Including restructuring charge                                       15.64%


                                Efficiency Ratio

1992    60.96%
1993    60.50%
1994    59.39%
1995    63.03%
1996    60.84%


                               Return on Average Total Assets

                                     1992   1993   1994   1995   1996
                                     ----   ----   ----   ----   ---
Excluding restructuring charge      1.13%   1.24%  1.36%  1.24%  1.31%
Including restructuring charge                                   1.21%



                                FINANCIAL REVIEW

Management's Discussion and Analysis of Financial
Condition and Results of Operations

  Glossary of Terms ............................2

  Introduction..................................3

  Performance Overview..........................4

  Line of Business Results......................5

  Results of Operations........................12

    Net Interest Income........................12

    Asset and Liability Management.............17

    Noninterest Income.........................21

    Noninterest Expense........................23

    Income Taxes...............................24

  Financial Condition..........................25

    Loans......................................25

    Securities.................................27

    Asset Quality..............................29

    Deposits and Other Sources
      of Funds.................................33

    Liquidity..................................33

    Capital and Dividends......................34

  Fourth Quarter Results.......................36

  Banking Services Data by Region..............38

Six-Year Consolidated Balance Sheets...........39

Six-Year Consolidated Statements
  of Income....................................40

Report of Management...........................41

Report of Ernst & Young LLP,
  Independent Auditors.........................41

Consolidated Financial Statements..............42

Subsidiaries...................................69

Corporate Information..........................71

[LOGO] KEYCORP AND SUBSIDIARIES                             Financial Page 1

   Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

GLOSSARY OF TERMS

CAPITAL COMPONENTS AND RATIOS:
   LEVERAGE RATIO: Tier I capital as a percentage of quarterly average total assets, less goodwill and other non-qualifying intangible assets. The Federal regulatory minimum standard for the leverage ratio is 3.00%.

   NET RISK-ADJUSTED ASSETS: The sum of risk-weighted assets and the risk-weighted credit equivalent amounts of off-balance sheet items; less goodwill, other non-qualifying intangible assets, and the non-qualifying portion of the allowance for loan losses.

   TIER I CAPITAL: The sum of common shareholders' equity (including Common Shares; related surplus; and retained earnings, net of treasury stock, loans to employee stock ownership plan ("ESOP") trustee and net unrealized losses on marketable equity securities), perpetual preferred stock and capital securities; less goodwill and other non-qualifying intangible assets.

   TIER II CAPITAL: The sum of the qualifying portion of the allowance for loan losses, subordinated debt instruments and certain hybrid capital instruments.

   TIER I RISK-ADJUSTED CAPITAL RATIO: The ratio of Tier I capital to net risk-adjusted assets. The Federal regulatory minimum standard for the Tier I risk-adjusted capital ratio is 4.00%.

   TOTAL CAPITAL: The sum of Tier I capital and Tier II capital.

   TOTAL RISK-ADJUSTED CAPITAL RATIO: The ratio of total capital to net risk-adjusted assets. The Federal regulatory minimum standard for the total risk-adjusted capital ratio is 8.00%.

CAPITAL SECURITIES: Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the Corporation.

DERIVATIVES: Interest rate swaps, futures, forwards, caps, floors, and other off-balance sheet financial instruments used for asset and liability management or trading purposes which derive their values or contractually required cash flows from the values or cash flows of underlying financial instruments or market indices.

EARNING ASSETS: The sum of loans (including loans held for sale), investment securities, securities available for sale and short-term investments (interest-bearing deposits with banks, Federal funds sold, securities purchased under agreements to resell, and trading account assets).

EFFICIENCY RATIO: Noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains on certain asset sales).

FAIR VALUE: Defined in Statement of Financial Accounting Standards ("SFAS") No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the absence of quoted market prices for an asset or liability, fair value may be determined through consideration of appraisals or prices for similar assets and liabilities; estimation using financial models; calculation of the present value of the estimated expected cash flows using a discount rate commensurate with the associated risks; or a combination of methods based on management's judgment and experience.

IMPAIRED LOANS: All nonaccrual loans, except for smaller-balance, homogeneous nonaccrual loans.

INTEREST-BEARING LIABILITIES: The sum of interest-bearing deposits, Federal funds purchased, securities sold under agreements to repurchase, other short-term borrowings, and long-term debt.

INTEREST RATE SPREAD: The difference between the taxable-equivalent yield on average earning assets and the rate paid on average interest-bearing liabilities.

INTEREST RATE SWAP: A contract wherein one party pays a fixed or variable rate of interest based on a notional amount to a second party, which pays to the first party a fixed or variable rate of interest based on the same notional amount.

MERGER AND INTEGRATION CHARGES: Expenses directly related to mergers and consisting of investment banking and other professional fees; severance payments and other employee costs; systems and facilities costs; and other merger-related costs.

NET INTEREST MARGIN: Fully taxable-equivalent net interest income as a percentage of average earning assets.

NONACCRUAL LOANS: Generally, loans for which the receipt of payment is 90 days or more past due (unless the loan is well secured and in the process of collection) and the accrual of interest income has been discontinued.

NONPERFORMING ASSETS: The sum of nonperforming loans, other real estate owned and other nonperforming assets (primarily venture capital investments).

NONPERFORMING LOANS: The sum of nonaccrual loans and loans whose repayment criteria have been renegotiated to less-than-market terms due to the inability of the borrowers to repay the loans in accordance with their original terms.

OTHER REAL ESTATE OWNED ("OREO"): Real estate acquired in formal foreclosure proceedings under which the creditor has taken possession of the collateral.

OVERHEAD RATIO: Noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains on certain asset sales) divided by taxable-equivalent net interest income.

Financial Page 2                               [LOGO] KEYCORP AND SUBSIDIARIES

RESTRUCTURING CHARGE: Expenses incurred in connection with the transformation to a nationwide, bank-based financial services company and consisting of severance payments, consolidation costs related to banking offices identified for closure and costs related to the write-off of certain obsolete software previously developed for internal use.

RETURN ON AVERAGE TOTAL ASSETS: Net income as a percentage of average total assets.

RETURN ON AVERAGE TOTAL EQUITY: Net income as a percentage of average total shareholders' equity.

SECURITIZATION: A transaction involving the transfer of a pool of loans to a trust, wherein securities (representing beneficial interests in the loans) are issued by the trust and sold to investors.

TAXABLE-EQUIVALENT INCOME: Tax-exempt income which has been adjusted to an amount that would yield the same after-tax income had the income been subject to taxation at the statutory Federal income tax rate.

INTRODUCTION

This section of the report, including the highlights summarized below, provides a discussion and analysis of the financial condition and results of operations of KeyCorp and its subsidiaries ("Key") for the periods presented. It should be read in conjunction with the consolidated financial statements and notes thereto, presented on pages 42 through 68.

This report contains forward-looking statements which are subject to numerous assumptions, risks and uncertainties. Statements pertaining to future periods are subject to uncertainty because of the possibility of changes in underlying factors and assumptions. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or control expenses, including plans to form a nationwide bank, to reduce expenses to achieve a 55% efficiency ratio by around the end of 1997, and to both consolidate and divest branches; and significant changes in accounting, tax, or regulatory practices or requirements.

During 1996, a number of actions were taken in connection with the execution of Key's strategic plan. In January, the merger of Key's Indiana and Michigan affiliate banks was completed as the first step in plans to combine the affiliate banks in the Great Lakes Region. The final stage of the Great Lakes reorganization was completed in June as the Indiana/Michigan bank was merged with and into Society National Bank, Key's principal bank subsidiary located in Ohio, with the resulting bank being named KeyBank National Association ("KeyBank N.A."). Key plans to consolidate twelve of its bank subsidiaries into one national banking institution by mid-1997. Key Bank USA National Association ("KeyBank USA") will not take part in this consolidation. All of Key's bank subsidiaries now have "Key" as part of their names, facilitating the effectiveness of a national brand marketing campaign.

Several actions taken during 1996 reflect continuing efforts to reallocate resources to businesses with higher earnings potential and to focus on certain client segments, while emphasizing technology to enhance service capability. Specifically, during the first quarter, Key launched its first small-business specialty center in Columbus, Ohio. The opening of the specialty center is part of an overall plan to transform the branch network into customized "KeyCenters" which target the needs of specific client segments. Other first quarter actions included the formation of two new subsidiaries which provide specialized services, primarily to corporate and institutional clients. Key Global Finance, Ltd. ("KGFL") provides sophisticated, asset-specific structured financings and advisory work for larger corporations, while Key Capital Markets, Inc. ("KCMI"), a broker-dealer registered with the National Association of Securities Dealers, Inc., provides foreign exchange, financial risk management and financial advisory services to its institutional clients in the public and private sector. KCMI also engages in certain underwriting and dealing activities authorized by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

In the second quarter, Key acquired Knight Insurance Agency, Inc. ("Knight"), a Boston-based company (doing business under the name "Knight College Resource Group") which specializes in providing education financing programs, and now operates as a wholly owned subsidiary of KeyBank USA. Also in the second quarter, Key completed the sale of Society First Federal Savings Bank ("SFF"), its Florida savings association subsidiary, but continues to provide private banking services in Florida through a banking affiliate located in Naples.

In the third quarter, Key acquired Carleton, McCreary, Holmes & Co. ("Carleton"), a Cleveland-based investment-banking firm specializing in mergers and acquisitions and other financial advisory services for mid-sized and larger corporate clients, and merged it into KCMI. Key also announced an alliance with fourteen other North American banks and IBM to form Integrion Financial Network, L.L.C. with the purpose of developing a secure, wide-ranging home banking and electronic commerce network.

During the fourth quarter, Key announced strategic actions to be taken over the next year to complete its transformation to a nationwide, bank-based financial services company. These actions include the consolidation of Key's bank subsidiaries (other than KeyBank USA) into one nationwide banking institution by mid-1997, the consolidation of nearly 140 branch offices, and a reduction of approximately 10% of Key's employment base. The actions are to be taken throughout 1997, with the objective of achieving management's previously announced target of a 55% efficiency ratio by around the end of 1997, with further improvement thereafter. In


[LOGO] KEYCORP AND SUBSIDIARIES                                 Financial Page 3
connection with these actions, Key recorded a $100 million restructuring charge in December. Key also announced its intention to divest another 140 branch offices, a strategic action for which expected costs are not included in the restructuring charge. In connection with this strategy, on February 18, 1997, Key entered into a definitive agreement for the sale of KeyBank National Association (Wyoming), its 28 branch Wyoming bank subsidiary. The transaction is expected to close in the third quarter of 1997, pending necessary regulatory approvals and various other conditions. In addition, during December Key moved the media and telecommunications, healthcare, structured finance and leasing businesses to a newly-formed commercial finance subsidiary, Key Corporate Capital Inc. ("KCCI").

In addition to the above actions, during 1996 management continued to take certain steps to manage Key's balance sheet in accordance with strategies developed in mid-1995 to improve returns to shareholders, improve liquidity, enhance capital flexibility and manage credit risk. These steps included the sale of $500 million of residential mortgage loans, $101 million of out-of-franchise credit cards and $1.0 billion of student loans (of which $711 million was associated with securitizations). Other steps included the securitization and sale of $212 million of sub-prime auto loans and the continued, planned runoff of lower-yielding securities and residential mortgage loans.

Key continued to manage its capital base proactively to enhance returns to shareholders. On June 30, 1996, Key redeemed its 10% Cumulative Preferred Stock. Moreover, throughout 1996, 14,620,000 Key Common Shares were repurchased in accordance with two programs authorized by Key's Board of Directors. In January 1996, the Board approved a 12,000,000 Common Shares repurchase program and, when that program was completed, a new program was approved in November which authorized the repurchase of up to an additional 12,000,000 shares by the end of 1997. The repurchase of these shares reflected the additional capital flexibility achieved through the loan sales and securitizations completed during 1996 and 1995. Key also augmented its flexibility to continue its management of capital through the fourth quarter issuance of $500 million of tax-advantaged capital securities which receive Tier I capital treatment.

The above items are discussed in greater detail in the remainder of this discussion and in the notes to the consolidated financial statements.

PERFORMANCE OVERVIEW

In 1996, Key recorded net income of $783 million, or $3.37 per Common Share. This compared with $825 million, or $3.45 per Common Share, in 1995 and $853 million, or $3.45 per Common Share, in 1994. The return on average total equity for 1996 was 15.64%, compared with 17.10% and 18.56% in 1995 and 1994, respectively. The return on average total assets was 1.21% in 1996, 1.24% in 1995 and 1.36% in 1994. Having notable impact on 1996 earnings was the previously discussed restructuring charge of $100 million ($66 million after tax, $.29 per Common Share) recorded late in the fourth quarter to accelerate the creation of a nationally chartered nationwide bank covering 28 geographic market areas by mid-1997, from a structure centered around four geographic regions. Excluding the restructuring charge and Key's share of a government mandated assessment of $17 million ($11 million after tax, $.05 per Common Share) to recapitalize the Savings Association Insurance Fund ("SAIF") recorded in the third quarter, earnings for 1996 were $860 million, or $3.71 per Common Share. On the same basis, Key's 1996 return on average total assets was 1.33% and its return on average total equity was 17.18%. The impact of these nonrecurring items on Key's 1996 operating results is summarized in Figure 1.


                  Figure 1    Significant Nonrecurring Items

Year ended December 31, 1996

                                                                 Earnings Per            Return on           Return on
                                                        Net            Common        Average Total       Average Total
dollars in millions, except per share amounts        Income             Share               Assets              Equity
------------------------------------------------------------------------------------------------------------------------

As reported                                            $783             $3.37                 1.21%              15.64%
  Effect of:
    Restructuring charge                                 66               .29                  .10                1.32
    SAIF Assessment                                      11               .05                  .02                 .22
------------------------------------------------------------------------------------------------------------------------

As adjusted                                            $860             $3.71                 1.33%              17.18%
                                                       ====             =====                 ====               =====

------------------------------------------------------------------------------------------------------------------------


Financial Page 4                                 [LOGO] KEYCORP AND SUBSIDIARIES

Figure 2 presents the primary income and expense components for each of the three years in the period ended December 31, 1996, expressed on a per Common Share basis. The selected financial data set forth in Figure 3 presents certain information highlighting Key's financial performance for each of the last six years.

             Figure 2     Components of Earnings Per Common Share

Year ended December 31,

                                                      Change
                                                   1996 vs. 1995
                                                   --------------
                       1996     1995     1994     Amount    Percent
--------------------------------------------------------------------------------
Interest income       $21.54   $21.81   $18.47    $(.27)     (1.2)%
Interest expense        9.72    10.58     7.39     (.86)     (8.1)
--------------------------------------------------------------------------------
Net interest income    11.82    11.23    11.08      .59       5.3
Provision for
  loan losses            .86      .43      .51      .43     100.0
--------------------------------------------------------------------------------
Net interest income
  after provision
  for loan losses      10.96    10.80    10.57      .16       1.5
Noninterest income      4.73     3.97     3.63      .76      19.1
Noninterest expense    10.72     9.84     8.92      .88       8.9
--------------------------------------------------------------------------------
Income before
  income taxes          4.97     4.93     5.28      .04        .8
Income taxes            1.57     1.56     1.77      .01        .6
Extraordinary net gain    --      .15       --     (.15)   (100.0)
Preferred dividends      .03      .07      .06     (.04)    (57.1)

--------------------------------------------------------------------------------
Earnings per
  Common Share        $ 3.37   $ 3.45   $ 3.45    $(.08)     (2.3)%
                      ======   ======   ======    =====
--------------------------------------------------------------------------------


In comparison with the prior year, Key's 1996 earnings reflected a $154 million, or 17%, increase in noninterest income, a $74 million, or 3%, advance in taxable-equivalent net interest income and an $8 million, or 2%, decrease in income tax expense. These positive factors were partially offset by a $35 million, or 2%, increase in noninterest expense (excluding the $100 million restructuring charge and the $17 million SAIF assessment) and a $97 million, or 97%, increase in the provision for loan losses. The efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses, was 60.84% in 1996, compared with 63.03% in 1995 and 59.39% in 1994. In addition to the impact of the 1996 restructuring charge and SAIF assessment, comparative results were affected by the special items discussed below.

In 1995, results included an extraordinary net gain of $61 million ($36 million after tax, $.15 per Common Share) recorded in connection with the sales of certain subsidiaries. This net gain included a gain of $72 million ($42 million after tax, $.17 per Common Share) from the sale of the residential mortgage loan servicing business and a loss of $11 million ($6 million after tax, $.02 per Common Share) incurred in connection with the sale of Schaenen Wood & Associates, Inc. ("Schaenen Wood"), an asset management subsidiary. In addition, continued efforts to reconfigure the balance sheet in order to reduce exposure to changes in interest rates resulted in net losses of $49 million ($31 million after tax, $.13 per Common Share) from the sales of securities. Other items included a one-time tax benefit of $16 million, or $.07 per Common Share, which related to acquisitions completed in prior years; $25 million ($15 million after tax, $.06 per Common Share) of write-offs of certain obsolete software previously developed for internal use, and a $12 million ($8 million after tax, $.03 per Common Share) positive adjustment resulting from better-than-expected performance of student loan securitizations completed in prior periods. In the aggregate, these items increased 1995 earnings by $14 million, or $.06 per Common Share.

Earnings in 1994 were also affected by a special item. Steps taken in the fourth quarter of 1994 to reconfigure the balance sheet in order to reduce Key's exposure to further increases in interest rates included the sales of certain securities during the fourth quarter of 1994. These sales resulted in losses of $24 million ($14 million after tax, $.06 per Common Share).

LINE OF BUSINESS RESULTS

Key's three primary lines of business are Corporate Banking, National Consumer Finance and Community Banking. A summary of 1996 and 1995 financial results and significant performance measures for each primary line of business is presented in Figure 4.

The financial information discussed in the remainder of this section was derived from the internal profitability reporting system used by management to monitor and manage the financial performance of Key. The financial results and performance measures reported are based on internal management accounting policies which have been developed to ensure that results are compiled on a consistent basis and reflect the underlying economics of the businesses. These policies address the methodologies applied in connection with funds transfer pricing as well as the allocation of certain costs and capital. Funds transfer pricing was used in the determination of net interest income by assigning a standard cost for funds used (or a standard credit for funds provided) to assets and liabilities based on their maturity and/or repricing characteristics. The net effect of transfer pricing is included in the Community Banking line of business where the securities portfolios are also maintained. Indirect expenses were allocated based on actual volume measurements and other criteria, as appropriate. The provision for loan losses was allocated in an amount equal to the actual net charge-offs of each respective line of business. The level of the consolidated provision for loan losses reflects management's intention to continue to maintain the provision at a level equal to or above net charge-offs and the application of methodologies designed by management to assess the adequacy of the consolidated allowance by focusing on a number of specific factors. These factors are more fully discussed in the Asset Quality section beginning on page 29.


[LOGO] KEYCORP AND SUBSIDIARIES                                 Financial Page 5

                     Figure 3     Selected Financial Data


                                                                                                                    Compound
                                                                                                                 Annual Rate
dollars in millions,                                                                                               of Change
except per share amounts                   1996         1995          1994         1993         1992         1991 (1991-1996)
-----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                          $4,951       $5,121        $4,490       $4,214       $4,199       $4,652         1.3%
Interest expense                          2,234        2,485         1,797        1,535        1,750        2,519        (2.4)
Net interest income                       2,717        2,636         2,693        2,679        2,449        2,133         5.0
Provision for loan losses                   197          100           125          212          339          466       (15.8)
Noninterest income                        1,087          933           883        1,002          925          849         5.1
Noninterest expense                       2,464        2,312         2,168        2,385        2,170        2,066         3.6
Income before income taxes
  and extraordinary item                  1,143        1,157         1,283        1,084          865          450        20.5
Income before extraordinary item            783          789           853          710          592          314        20.1
Net income                                  783          825           853          710          592          314        20.1
Net income applicable to Common Shares      775          809           837          692          568          298        21.1
-----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item         $ 3.37       $ 3.30        $ 3.45       $ 2.89       $ 2.42       $ 1.31        20.8%
Net income                                 3.37         3.45          3.45         2.89         2.42         1.31        20.8
Cash dividends                             1.52         1.44          1.28         1.12          .98          .92        10.6
Book value at year end                    21.84        21.36         18.88        17.53        15.64        14.10         9.1
Market price at year end                  50.50        36.25         25.00        29.75        32.13        24.75        15.3
Dividend payout ratio                     45.10%       41.74%        37.10%       38.75%       40.50%       70.23%       (8.5)
Weighted average Common Shares (000)    229,905      234,787       243,067      239,775      235,005      227,116          .2
-----------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                   $49,235      $48,332       $46,580      $41,397      $36,960      $36,226         6.3%
Earning assets                           59,260       58,762        60,047       54,353       49,381       48,208         4.2
Total assets                             67,621       66,339        66,801       59,634       55,068       53,601         4.8
Deposits                                 45,317       47,282        48,564       46,499       43,433       42,835         1.1
Long-term debt                            4,213        4,003         3,570        1,764        1,790        1,225        28.0
Common shareholders' equity               4,881        4,993         4,530        4,225        3,683        3,272         8.3
Total shareholders' equity                4,881        5,153         4,690        4,385        3,927        3,516         6.8
Full-time equivalent employees           27,689       29,563        29,211       29,983       29,117       29,509          --
-----------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets             1.21%        1.24%         1.36%        1.24%        1.13%         .60%        N/A
Return on average common equity           15.73        17.35         18.87        17.27        16.33         9.29         N/A
Return on average total equity            15.64        17.10         18.56        16.95        15.91         9.31         N/A
Efficiency                                60.84        63.03         59.39        60.50        60.96        65.27         N/A
Overhead                                  45.46        49.66         46.14        46.85        47.21        52.63         N/A
Net interest margin (TE)                   4.78         4.47          4.83         5.31         5.31         4.71         N/A
-----------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets(1)                        7.22%        7.77%         7.03%        7.37%        7.13%        6.56%        N/A
Tangible equity to tangible assets(1)      5.88         6.25          6.19         6.51         6.11         5.45         N/A
Tier I risk-adjusted capital               7.98         7.53          8.48         8.73         8.56         7.67         N/A
Total risk-adjusted capital               13.01        10.85         11.62        12.22        11.73         9.80         N/A
Leverage                                   6.93         6.20          6.63         6.72         6.56         5.97         N/A
-----------------------------------------------------------------------------------------------------------------------------

(1) Including capital securities, these ratios at December 31, 1996, are 7.96% and 6.63%, respectively.

The comparability of the information presented above is affected by certain acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and Divestitures beginning on page 49.

N/A = Not Applicable
TE = Taxable Equivalent


Financial Page 6                                 [LOGO] KEYCORP AND SUBSIDIARIES

                       Figure 4    Line of Business Results

Year ended December 31, 1996

                                                                      National
                                                     Corporate        Consumer         Community                       KeyCorp
dollars in millions                                    Banking         Finance           Banking         Other    Consolidated
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                                  $484            $473            $1,827          $(17)         $2,767
Provision for loan losses                                   20             129                46             2             197
Noninterest income                                         228             178               502           179           1,087
Noninterest expense                                        337             268             1,655           204           2,464
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 355             254               628           (44)          1,193
Allocated income taxes and
  TE adjustment                                            124              89               220           (23)            410
------------------------------------------------------------------------------------------------------------------------------
Net income                                                $231            $165            $  408          $(21)         $  783
                                                          ====            ====            ======          =====         ======
Percent of consolidated net income                          30%             21%               52%           (3)%           100%
------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                                  $11,115         $11,832           $25,255          $ 14         $48,216
Earning assets                                          11,304          11,847            34,666            28          57,845
Deposits                                                 2,602             830            41,291            --          44,723
Allocated common equity(1)                                 912           1,012             2,259           823           5,006
------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average allocated common equity(1)             25.33%          16.30%            18.06%          N/M           15.64%
Efficiency                                               47.33           41.17             71.06           N/M           60.84
------------------------------------------------------------------------------------------------------------------------------

Year ended December 31, 1995

                                                                      National
                                                     Corporate        Consumer         Community                       KeyCorp
dollars in millions                                    Banking         Finance           Banking         Other    Consolidated
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                                  $436            $371            $1,887          $ (1)         $2,693
Provision for loan losses                                    1              70                28             1             100
Noninterest income                                         201             184               466            82             933
Noninterest expense                                        314             233             1,665           100           2,312
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
  and extraordinary item (TE)                              322             252               660           (20)          1,214
Allocated income taxes and
  TE adjustment                                            112              88               231            (6)            425
Extraordinary net gain                                      --              --                --            36              36
------------------------------------------------------------------------------------------------------------------------------
Net income                                                $210            $164            $  429          $ 22          $  825
                                                          ====            ====            ======          ====          ======
Percent of consolidated net income                          25%             20%               52%            3%            100%
------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                                  $10,403         $10,073           $27,516          $ 20         $48,012
Earning assets                                          10,481          10,366            39,322            34          60,203
Deposits                                                 2,519             741            44,305            --          47,565
Allocated common equity(1)                                 832             740             2,386           866           4,824
------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average allocated common equity(1)             25.23%          22.16%            17.98%          N/M            17.10%
Efficiency                                               49.29           41.98             70.76           N/M            63.03
-------------------------------------------------------------------------------------------------------------------------------

(1) Preferred equity is included in Other.
TE = Taxable Equivalent
N/M = Not Meaningful



[LOGO] KEYCORP AND SUBSIDIARIES                                 Financial Page 7

Income taxes were allocated based on the statutory Federal income tax rate of 35% for the periods presented and capital was assigned to each line of business based on regulatory requirements and management's assessment of economic factors which are based on broad risk categories (primarily credit, operating, interest rate and market risk).

The development and application of these methodologies is a dynamic process. Accordingly, financial results may be revised periodically to reflect management accounting enhancements, changes in risk profile or changes in the organization's structure. Further, unlike financial accounting, there is no authoritative guidance for management accounting similar to generally accepted accounting principles. Consequently, reported results are not necessarily comparable with those presented by other companies. Figure 4 reflects a number of revisions which have been made to the previously disclosed 1995 financial results to conform with the current year presentation. Primary among these revisions are the inclusion of Key PrivateBank (previously a separate line of business) as part of Community Banking and the reclassification of middle market and public sector business from Corporate Banking to Community Banking. The revisions also include the reclassification of the securities and residential mortgage loan portfolios and the net effect of transfer pricing from Other to Community Banking, and the reclassification of nonearning assets (including intangibles) from Other to the three primary lines of business. In addition, the allocation methodology applied to the provision for loan losses as described on page 5 was revised from one which was previously based on experience over a full business cycle (approximately five years), and costs related to certain support functions previously included in Other have been allocated to the respective lines of business.

A description of each of Key's primary lines of business is presented below.

Corporate Banking

As one of the largest providers of corporate financial services in the nation, Key offers a complete range of financing, transaction processing and advisory services to corporations through its Corporate Bank. It also operates the fourth largest bank-affiliated equipment leasing company in the United States. The Corporate Bank's business units are organized around client segments. In serving these segments, Key's Corporate Bank provides a number of specialized services including international banking, venture capital, corporate finance advisory and merchant banking, capital markets products, institutional asset services and corporate wealth transfer products. Key is also one of the leading cash management providers in the country.

Key volume statistics of the Corporate Banking line of business for 1996 are as follows:

- A total average loan portfolio of approximately $11.1 billion outstanding, up $712 million, or 7%, from the prior year.

- An average commercial real estate portfolio of approximately $5.0 billion outstanding, with new loan commitments exceeding $2.8 billion in 1996.

- Equipment lease outstandings of almost $2.7 billion at December 31, reflecting a 19% increase over 1995 and $890 million in new lease volume, and

- Fee income which rose 13% from the prior year, while noninterest expense was limited to an increase of 7%.

In 1996, Corporate Banking contributed approximately 30% of Key's consolidated earnings with net income of $231 million, resulting in a return on average allocated common equity of 25.33%. In 1995, net income was $210 million, or approximately 25% of Key's consolidated earnings, and the return on average allocated common equity was 25.23%. The increase in earnings relative to the prior year was due, in large part, to continued growth in average earning assets, combined with an increase in noninterest income. The growth in noninterest income reflected an increase in venture capital gains, higher income from various capital markets activities and the growth in service charges on deposit accounts. These positive factors were partially offset by a higher level of noninterest expense and an increase in the provision for loan losses.

For the Corporate Bank, 1996 was an active year, involving the formation of four new businesses and a reorganization designed to increase accountability and speed decision making, while increasing growth through both broader market coverage and targeted acquisitions. Those client segments which are enhanced by a franchise presence in a geographic market in order to maximize relationship management effectiveness moved to the Community Banking line of business. These include the middle market and public sector segments. Those businesses whose clients are best served by a national marketing focus and are not franchise dependent formed the Corporate Bank.

The four new businesses formed in 1996 consist of KGFL, KCMI, Key Real Estate Capital Markets, Inc. ("Key Real Estate") and KCCI. KGFL provides sophisticated, asset-specific structured financings and advisory work for larger corporations through a variety of highly engineered and tailored solutions which include tax-advantaged, cross-border and domestic leasing and project financing. KCMI, a broker-dealer registered with the National Association of Securities Dealers, Inc., provides foreign exchange, financial risk management and financial advisory services to its institutional clients in the public and private sector. As a Federal Reserve Board approved, Section 20 subsidiary, KCMI may engage in certain securities underwriting activities. In addition, Key's real estate business was repositioned during 1996 to provide a nationwide focus on targeted developers, both within the existing franchise as well as in six regional locations outside the franchise. In conjunction with this change, Key Real Estate was formed to offer an integrated financing product line from construction lending to long-term mortgage investor placement and loan conduit securitizations


Financial Page 8                                 [LOGO] KEYCORP AND SUBSIDIARIES
in the public markets. In December, the media and telecommunications, healthcare, structured finance and leasing businesses were moved to a newly formed commercial finance subsidiary, KCCI.

A highlight of 1996 was the receipt of the Ford Motor Credit Quality Excellence Award for being the top provider of cash management services to Ford's retail and lease financing clients during 1995. This award was based upon the accuracy and timeliness of the services provided, as well as client service responsiveness. Another development included the signing of a definitive agreement with Harris Trust & Savings Bank of Chicago to transfer Key's shareholder services business to Harris.

Corporate Banking's efforts in 1997 will focus on implementing the following primary initiatives:

- The redesign of the relationship management sales process and supporting systems, begun late in 1995, was implemented in 1996 and will be relied upon to maximize revenue growth potential.

- Within KCCI, the healthcare business, which has traditionally targeted hospitals and long-term care, will broaden its marketing to include the assisted living sector throughout the country. The structured finance business will open new offices outside of Key's franchise to increase its marketing reach.

- New out-of-franchise offices will be opened in 1997 in connection with Key's commercial real estate business. Real estate capital markets capabilities will continue to be expanded in order to provide developers with access to long-term private and public debt placement in addition to current on-balance sheet construction financing.

- PRISM, Key's 401K daily valuation product line, is a strategically important element of Key's asset management business. To increase the volume of Key's Victory Mutual Fund assets, six out-of-franchise sales offices will be opened in 1997. Victory funds are an important product offering for 401K plans.

- In January 1997, Key entered into an alliance with Standard Chartered Bank out of the United Kingdom, under which Standard Chartered will provide Key's client base with access to Asian markets for trade financing and international cash management services, and

- Key's Corporate Bank will continue to expand capabilities to provide integrated financing solutions to corporate clients, combining investment banking and commercial banking capabilities. The acquisition of the Carleton investment banking firm will enhance the scope and the scale of Corporate Banking capabilities through merger and acquisition advisory services, recapitalizations and private placements of equity and debt, and assistance with strategic partnerships.

National Consumer Finance

National Consumer Finance is responsible for Key's indirect, non branch-based consumer loan and deposit products and is distinct from the direct branch-based consumer business conducted by the Community Banking group. National Consumer Finance specializes in credit cards, auto loans and leases, marine and recreational vehicle loans, educational loans and branchless deposit generating activities. These businesses have been grouped together so as to market and operate Key's indirect consumer loan and credit card businesses under a single management and operating structure. As of December 31, 1996, based on the volume of loans generated, National Consumer Finance was the third largest education lender in the nation, ranked number one in financing consumer purchases of marine and recreational vehicles and ranked in the top ten in retail auto financing.

The National Consumer Finance line of business was characterized by the following key volume statistics as of December 31, 1996:

- Indirect auto loans and leases of almost $5.4 billion outstanding, with 1996 originations of $3.7 billion generated through a network of approximately 6,000 auto loan dealers.

- Student loans of approximately $2.2 billion outstanding, with 1996 originations of more than $1.1 billion.

- A $1.8 billion credit card portfolio and more than 1.9 million client accounts, and

- A $2.1 billion indirect marine and recreational vehicle portfolio, with 1996 originations exceeding $750 million.

In 1996, National Consumer Finance generated net income of $165 million, or approximately 21% of Key's consolidated earnings, and a return on average allocated common equity of 16.30%. In the prior year, net income was $164 million, or approximately 20% of Key's consolidated earnings, and the return on average allocated common equity was 22.16%. The increase in earnings relative to the prior year reflected the improvement in net interest income due primarily to the growth in new loan originations as well as the impact of wider interest rate spreads resulting from a new national pricing program instituted in 1996. Growth in net interest income was largely offset by a decline in loan securitization income, reflecting both a lower volume of securitizations in 1996 and a $12 million positive adjustment recorded in 1995 for better-than-expected performance of student loan securitizations completed in prior years, as well as increases in both noninterest expense and the provision for loan losses. Noninterest expense was up due primarily to the impact of a full year of goodwill amortization associated with the September 1995 acquisition of AFG and additional costs associated with various business initiatives, including market expansion. The increase in the provision for loan losses reflected a higher level of net charge-offs, primarily in


[LOGO] KEYCORP AND SUBSIDIARIES                                 Financial Page 9
the indirect auto and credit card portfolios. Net charge-offs were up due in part to the impact of a strategy adopted to expand Key's consumer customer base to include various credit risk profiles, while implementing risk-adjusted pricing to address the relative difference in credit risk. Also contributing to the higher level of net charge-offs was the widespread nationwide deterioration in consumer credit quality, as reflected in the record number of bankruptcies during 1996. Excluding the impact of the 1995 securitization adjustment and other nonrecurring items in both years, net income for 1996 was up 12% from the prior year.

During 1996, new offices were opened in Charlotte, North Carolina, and Kansas City, Missouri, and the national prime and sub-prime auto finance program was rolled out to approximately 90% of the dealerships with which Key conducts business. National Consumer Finance also expanded its education lending business through the June acquisition of Knight, a Boston-based company (conducting business under the name "Knight College Resource Group") which specializes in originating and servicing student loans. In addition, during the first half of 1996 a new innovative product known as KeySmart was launched to provide credit card holders with added payment flexibility. Under this new program cardholders are given the choice of three payment options under which the level of the interest rate charged is lower based on a larger payment made for the respective billing cycle, thereby providing the client with the incentive for responsible debt management. Clients may also pay their entire balance within the grace period each month and, in turn, incur no interest charges on purchases. As of December 31, more than 30,000 KeySmart accounts had been opened, helping to boost the credit card portfolio to $1.8 billion by December 31, 1996, up 20% from the 1995 year end level. In response to a rapidly changing mortgage lending environment, National Consumer Finance also initiated a transformation of its first mortgage business from the traditional originator approach to the utilization of a telephone mortgage call center. Utilizing the "telemortgage center," origination costs were reduced by more than 200%, while maintaining high client service standards.

In 1997, National Consumer Finance will focus on continuing its efforts to build a national brand name, enhancing delivery and servicing capabilities, utilizing technology for product and process differentiation, and diversifying by market and risk segment and product. This will be accomplished by implementing the following primary initiatives:

- An 8 region marketing structure covering the 48 contiguous states for all auto dealer financing products will be completed.

- Cross-selling will be emphasized, particularly with respect to clients who may be interested in financing the purchase of marine or recreational vehicles and the education of their children.

- Efforts will be made to grow the education lending business by building and expanding upon the products offered by Knight and introducing them to new Key markets, and

- A new national home equity strategy will be introduced to leverage existing branch franchise referrals as well as establish new offices in selected out-of-franchise markets.

Community Banking

The Community Banking line of business is responsible for delivering a complete line of branch-based retail financial products and services to small businesses and consumers, addressing the more complex, diverse needs of the affluent client segment and maximizing relationship management effectiveness in the middle market and public sector businesses. The delivery of these products and services is accomplished through Key's banking affiliates operating more than 1,200 full-service banking offices in 15 states, a 24-hour telephone banking call center services group, nearly 1,900 ATMs that access 13 different networks and comprise the twelfth largest ATM network in the United States and relationship management teams of approximately 700 middle market and public sector professionals.

Community Banking currently serves approximately 3 million consumer households, 400,000 small businesses and 40,000 middle market businesses, resulting in a loan portfolio which averaged approximately $25.3 billion and average deposits of more than $41 billion during 1996. It is one of the largest small business lenders in the nation with more than $2.2 billion in small business loans at December 31, 1996. Community Banking is organized around three secondary lines of business, Retail Community Bank, Corporate Community Bank and Key PrivateBank.

Retail Community Bank has identified four primary client segments each of which has unique behavioral and demographic characteristics:

Mass Market--Served by branch-based relationship specialists, this is the largest of the four segments and is comprised of individuals typically under 50 years of age who have an annual household income of less than $100,000.

Mature Market--This segment is comprised of individuals who are typically over 50 years of age, and are generally associated with the occurrence of major life events such as retirement, the start of a second career, the transition to new housing, the death of a spouse or entering the Social Security and Medicare System.

Emerging Affluent--Through the retail private banking program, these clients pay a membership fee which entitles them to a broad array of specialized credit, deposit and investment products. In particular, a combination of proprietary and non-proprietary investment opportunities are emphasized. This group is comprised of households with annual income levels of at least $100,000.


Financial Page 10                                [LOGO] KEYCORP AND SUBSIDIARIES

Small Business--Served by small business relationship managers, this segment is comprised of clients with annual sales and credit needs of less than $3 million and $300,000, respectively.

Corporate Community Bank serves three primary client segments which were moved from Corporate Banking to Community Banking in 1996:

Community Middle Market--This segment is comprised of businesses with annual sales volumes ranging from $3 million to $10 million.

Community Upper Middle Market--This segment is comprised of businesses with annual sales volumes ranging from more than $10 million to $100 million.

Public Sector--Within this segment, the various financial service needs of public and governmental entities, institutions of higher education and nonprofit organizations are addressed.

Key PrivateBank addresses the more complex, diverse needs of the affluent client by offering a full, integrated range of transaction, credit, investment management, estate planning, financial planning, and trust products and services. The delivery system is segmented into three different programs which address clients' needs as they increase in complexity. Each of these programs serves a specific group of affluent clients with focus on relationship management, client segmentation, technological support, product innovation and service quality.

Private Banking--This entry-level program emphasizes a combination of traditional bank products and other investment options as a basis for helping clients to build their net worth. Individuals are required to maintain at least $50,000 in aggregate account relationships and view Key as their primary provider of financial services. Personalized service is provided by an assigned relationship manager who functions as a single point of contact to other Key financial professionals.

Private Banking and Investing--This program focuses on the more complex investment and estate planning needs of individuals having annual income of at least $100,000 or net worth of at least $250,000. Participants in this program are served by a team of financial experts including a credit representative, a trust professional, a broker, and often, a certified financial planner.

Wealth Management--Wealth Management provides sophisticated financial solutions and an exceptionally high level of service tailored to wealthy individuals and families with investable assets of at least $5 million. Primary services provided include asset management, estate planning, business succession planning, tax and financial planning and extensive fiduciary services. Other nontraditional investment capabilities which were more fully developed in 1996 include venture capital investment and private placement services, hedge funds, customized derivatives and real estate limited partnerships.

Within Wealth Management, the Nonprofit Asset Services Group focuses on the specialized asset management needs of nonprofit entities with a dedicated team of specialists experienced in the administration and investment management of endowments, foundations and planned giving arrangements. Clients include private, corporate and community foundations: religious, educational, cultural and health care institutions, as well as individuals and families.

In 1996, net income for Community Banking totaled $408 million, or approximately 52% of Key's consolidated earnings, as compared with $429 million, or 52%, respectively, for 1995. Its return on average allocated common equity was 18.06% in 1996 and 17.98% in 1995. Positive factors affecting Community Banking's financial performance in comparison with the prior year were continued growth in noninterest income and a decrease in noninterest expense. The growth in noninterest income reflected an increase in investment management fee income as a result of both the strong financial markets and an increase in the number of Key PrivateBank funded brokerage accounts. The improvement in noninterest expense in 1996, was moderated by additional costs incurred in conjunction with strategic actions taken to improve client servicing capabilities and the 1996 SAIF assessment of $17 million ($11 million after tax). Reduced net interest income and a higher provision for loan losses more than offset the improvements in noninterest income and noninterest expense, however.

During 1996, significant progress was made on a number of initiatives geared toward enhancing service. In the latter half of 1995 and early in 1996, specialized training was developed for relationship managers to assist them in addressing the various needs of specific client segments and continues to be implemented throughout the Key franchise. Early in the year, Key also launched its first small business specialty center in Columbus, Ohio and opened investment specialty centers in Seattle, Washington, and Portland, Oregon in mid-November. These are the first of a number of specialty centers which will be opened as part of Key's strategy to develop specialized offices which focus on the needs of specific client segments. In the first quarter, Key launched a fully integrated telephone bill payment service, KeyPay. This service is provided free of charge and is integral to Key's convenience banking strategy. At year end there were approximately 25,000 clients remitting to 10,000 merchants in all Key markets. Key entered into an alliance with fourteen other banks and IBM to form Integrion Financial Network, L.L.C. with the purpose of developing a secure, wide-ranging home banking and electronic commerce network. In addition, the re-engineered middle market relationship management process was successfully implemented in three of Key's four regions with the fourth and final implementation scheduled for early 1997.


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 11

Several new products and services were also introduced. Key MasterMoney debit card products were introduced across all geographic and client segments. At year end, there were approximately 1,250,000 accounts, making Key the largest issuer of MasterCard's debit cards in the United States. Sales volumes during the 1996 holiday shopping season tripled over those of 1995. Also new in 1996 was the offering of a KeyMoney Access account which pays clients $.25 per ATM deposit up to a maximum payment of $1.00 per month. KeyLease Plus is a new service which provides small business owners with a simpler origination process and a range of flexible options for equipment leasing. In addition, non-traditional banking products such as mutual funds and annuities have been incorporated into the Community Banking line of business to provide a choice from a full complement of financial products and services. Its telebanking centers, which were receiving approximately 56,000 calls per month at year end, generated new loan volume during 1996 nearly three times that produced last year by the telebanking centers.

In Key PrivateBank, targeted marketing efforts, in conjunction with the success of the Key Money Management Account, have significantly increased the deposit base. At the end of 1996, Key PrivateBank served approximately 71,000 households with $20 billion of assets under management and $1.3 billion in Key Money Management Account balances. In addition, new relationship products and services, such as the Key Managed Asset Program (KEYMAP), the Key Trust Index 500 Fund and specialized mortgage products with simplified documentation requirements were introduced in 1996 to address emerging needs of Key's affluent clients. Also introduced was an enhanced relationship statement which combines all account activity and balances of an individual client in one convenient document.

In 1997, the following primary initiatives will be undertaken by Community
Banking:

- Key Counselor, a new, integrated branch platform sales system, will be implemented to allow Key to capture critical information and more fully understand the extent of the client relationship.

- Key Resource, an interactive kiosk, will be established in certain of Key's banking offices to allow clients to inquire about products, open new accounts and apply for loans. Combined with telephone banking, Key Resource will complement Key's efforts to satisfy increased demand for convenience.

- A next generation payment card, based on integrated circuit chip technology, will be piloted in selected venues and with employees to test acceptance for use in small dollar purchases.

- Home banking via personal computers will be piloted. Clients will be able to access information on their current accounts and services, obtain value-added financial information, pay bills, transfer funds, reconcile accounts and initiate service requests, and

- Key PrivateBank will continue to develop and enhance its investment products, as well as broaden the relationship manager's full financial planning capabilities in order to better serve its affluent clients. In 1997, a rollout of the first stages of a re-engineered delivery and support process for personal fiduciary products will begin and continued investments will be made to build the relationship manager base in growth markets.

Other

The "Other" category includes activities that are not directly attributable to one of the three major lines of business. Included in this category are certain nonbanking affiliates, eliminations of intercompany transactions, restructuring charges and extraordinary items. Also included in the "Other" category are the portions of certain assets, capital and support functions which were not specifically allocated to the three primary lines of business.

Restructuring charges of approximately $100 million were recorded in the fourth quarter of 1996 in connection with previously announced strategic actions to be taken over the next year to complete Key's transformation to a nationwide, bank-based financial services company. The strategic actions as well as the nature of the charges incurred are more fully disclosed in Note 14, Restructuring Charge, on page 60.

In 1995, the items classified as extraordinary included a gain of $72 million ($42 million after tax, $.17 per Common Share) from the sale of the residential mortgage loan servicing business, partially offset by a loss of $11 million ($6 million after tax, $.02 per Common Share) incurred in connection with the sale of Schaenen Wood & Associates, Inc., an asset management subsidiary.

RESULTS OF OPERATIONS

Net Interest Income

Net interest income, which is comprised of interest and loan-related fee income less interest expense, is the principal source of earnings for Key. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities (both on- and off-balance sheet), interest rate fluctuations and asset quality. To facilitate comparisons in the following discussion, net interest income is presented on a taxable-equivalent basis.

Various components of the balance sheet and their respective yields and rates which affect interest income and expense are illustrated in Figure 6. The information presented in Figure 9 provides a summary of the effect on net interest income of changes in yields/rates and average balances in 1996 and 1995. A more in-depth discussion of changes in earning assets and funding sources is presented in the Financial Condition section beginning on page 25.


Financial Page 12                                [LOGO] KEYCORP AND SUBSIDIARIES

In 1996, net interest income reached a record high of $2.8 billion, up $74 million, or 3%, from the prior year. This followed a decrease of $59 million in 1995 relative to the comparable 1994 period. The 1996 increase resulted from a net interest margin which rose 31 basis points to 4.78% and more than offset the effect of a managed decrease of $2.4 billion, or 4%, in average earning assets. In 1995, the decrease in net interest income was attributable to a 36 basis point decline in the net interest margin to 4.47%, which more than offset the impact of a $3.3 billion, or 6%, increase in average earning assets.

As shown in Figures 5 and 6, the net interest margin was 4.78% for 1996, compared with 4.47% in 1995 and 4.83% in 1994. The increase in the net interest margin in 1996 resulted from a number of factors. Primary among these factors were the origination of new loans with wider interest rate spreads and the impact of actions taken in both 1996 and 1995 to reduce lower spread assets by means of their maturity, run-off, securitization and sale. These actions are more fully described in the following Asset and Liability Management section. Another factor which contributed to the improved margin was the completion during the first quarter of 1996 of the amortization of deferred swap losses resulting from interest rate swap terminations taken late in 1994 and early in 1995 to reduce Key's exposure to changes in interest rates. Swap terminations are discussed in greater detail in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64. In 1996, the net interest margin also benefited from the June 1996 sale of SFF. Although this transaction reduced net interest income during the last half of 1996, it had a positive impact on the net interest margin since SFF's net interest margin was lower than Key's. The positive impact of the above factors was moderated somewhat by
the effect of   the funding costs associated with the Common Share repurchase programs. In 1995, the 36 basis point reduction in the net interest margin was attributable to the growth in earning assets (principally new loan originations) at reduced spreads, increased reliance on market-priced funding alternatives with relatively higher interest rates, and actions taken (primarily the sales of certain securities and the execution of pay fixed swaps) by management during the 1994 fourth quarter and the 1995 first quarter to reduce Key's exposure to changes in interest rates.

Average earning assets in 1996 totaled $57.8 billion, which was $2.4 billion, or 4%, lower than the prior year. This decrease was due primarily to a $2.3 billion, or 20%, decline in securities (including both investment securities and securities available for sale) and a $264 million, or 33%, decline in short-term investments. The planned reduction in securities is part of Key's overall asset/liability management strategy, which is discussed under Management Actions in the following Asset and Liability Management section. The level of short-term investments was reduced in 1996 as a result of programs instituted to better manage securities used to meet the collateral requirements of the affiliate banks. In 1995, the growth in average earning assets resulted principally from a higher level of loans which rose $4.6 billion, or 10%, reflecting the impact of acquisitions as well as internal loan growth. As illustrated in Figure 6, the largest increases in 1995 loans relative to the prior year occurred in the commercial, financial and agricultural; commercial mortgage and residential real estate portfolios. Average earning assets comprised 89% of average total assets during 1996 and 90% during 1995.

Although the level of average loans outstanding during 1996 increased only slightly from the prior year, the composition of the total loan portfolio changed dramatically. Specifically, increases in loans targeted for growth (such as commercial, home equity, credit card and consumer installment loans) were offset by a reduction in residential mortgage loans. The decrease in the mortgage loan portfolio reflects Key's continued strategy of securitizing and/or selling selected loans which do not meet certain return on equity, credit and other internal standards. As a result of the employment of this strategy and the decrease in the securities portfolio discussed above, during the first three quarters of 1996 Key experienced a gradual reduction in average total earning assets. This trend was reversed, however, during the fourth quarter of 1996 as the growth in targeted loans exceeded the decline in lower spread assets. The pace of reductions in both residential mortgage loans and securities has begun to slow. Factors impacting the composition of Key's loan portfolio are more fully described in the Loan section beginning on page 25.


                      Figure 5     Net Interest Margin (TE)

                                     1992   1993    1994    1995    1996
                                     ----   ----    ----    ----    ----
Net interest margin (TE)            5.31%   5.31%   4.83%   4.47%   4.78%
Yield on earning assets (TE)        9.00%   8.29%   7.99%   8.60%   8.65%
Cost of funds                       3.69%   2.98%   3.16%   4.13%   3.87%

TE = Taxable Equivalent

[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 13

     Figure 6 Average Balance Sheets, Net Interest Income and Yield/Rates

Year ended December 31,
                                                   1996                           1995                          1994
------------------------------------------------------------------   -----------------------------   --------------------------
                                        Average             Yield/    Average               Yield/   Average              Yield/
dollars in millions                     Balance  Interest    Rate     Balance   Interest     Rate    Balance  Interest     Rate
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(3,4)
 Commercial, financial and agricultural $11,970   $1,070      8.94%   $11,252    $1,027       9.13%  $ 9,762   $  856      8.77%
 Real estate--commercial mortgage         7,039      648      9.21      7,115       678       9.53     6,396      553      8.65
 Real estate--construction                1,631      166     10.18      1,416       148      10.45     1,207      107      8.86
 Commercial lease financing               2,372      148      6.24      1,876       125       6.66     1,384       94      6.79
-------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                23,012    2,032      8.83     21,659     1,978       9.13    18,749    1,610      8.59
 Real estate--residential                 7,224      593      8.21      9,554       762       7.98     8,699      653      7.51
 Credit card                              1,665      243     14.59      1,386       210      15.15     1,361      194     14.25
 Other consumer                          13,887    1,284      9.25     13,042     1,197       9.18    12,383    1,054      8.51
-------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                  22,776    2,120      9.31     23,982     2,169       9.04    22,443    1,901      8.47
 Loans held for sale                      2,428      198      8.15      2,371       201       8.48     2,271      160      7.05
-------------------------------------------------------------------------------------------------------------------------------
   Total loans                           48,216    4,350      9.02     48,012     4,348       9.06    43,463    3,671      8.45
Taxable investment securities               246       14      5.69      7,807       521       6.67     7,664      507      6.61
Tax-exempt investment securities(3)       1,425      114      8.00      1,482       126       8.47     1,579      136      8.63
-------------------------------------------------------------------------------------------------------------------------------
   Total investment securities            1,671      128      7.66      9,289       647       6.96     9,243      643      6.96
Securities available for sale(3,5)        7,423      495      6.69      2,103       136       6.40     4,066      228      5.50
Interest-bearing deposits with banks         24        1      4.17        138         8       5.86        34        2      4.47
Federal funds sold and securities
  purchased under resale agreements         463       25      5.40        533        32       5.91        71        3      4.18
Trading account assets                       48        2      4.17        128         7       6.00        39        2      5.23
-------------------------------------------------------------------------------------------------------------------------------
   Total short-term investments             535       28      5.23        799        47       5.91       144        7      4.53
-------------------------------------------------------------------------------------------------------------------------------
   Total earning assets                  57,845    5,001      8.65     60,203     5,178       8.60    56,916    4,549      7.99
Allowance for loan losses                  (872)                         (868)                          (821)
Other assets                              7,846                         7,307                          6,466
-------------------------------------------------------------------------------------------------------------------------------
                                        $64,819                       $66,642                        $62,561
                                        =======                       =======                        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts           $10,211      311      3.05    $ 7,161       261       3.64   $ 7,197      197      2.74
Savings deposits                          5,604      138      2.46      6,506       174       2.68     7,697      205      2.66
NOW accounts                              2,438       48      1.97      5,444       110       2.02     5,559      106      1.91
Certificates ($100,000 or more)           3,377      199      5.89      3,677       222       6.03     2,992      146      4.88
Other time deposits                      13,723      720      5.25     14,466       783       5.41    12,338      544      4.41
Deposits in foreign offices                 996       53      5.32      2,182       155       7.12     3,015      127      4.21
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits      36,349    1,469      4.04     39,436     1,705       4.32    38,798    1,325      3.41
Federal funds purchased and securities
  sold under repurchase agreements        5,843      295      5.05      5,623       315       5.60     5,850      243      4.16
Other short-term borrowings               3,279      197      6.01      3,362       204       6.05     1,930       91      4.71
Long-term debt(6)                         4,296      273      6.43      3,895       261       6.84     2,234      138      6.35
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities   49,767    2,234      4.49     52,316     2,485       4.75    48,812    1,797      3.69
Noninterest-bearing deposits              8,374                         8,129                          8,046
Other liabilities                         1,644                         1,373                          1,104
Capital securities                           28                            --                             --
Preferred stock                              79                           160                            160
Common shareholders' equity               4,927                         4,664                          4,439
-------------------------------------------------------------------------------------------------------------------------------
                                        $64,819                       $66,642                        $62,561
                                        =======                       =======                        =======
Interest rate spread (TE)                                     4.16                            3.85                         4.30
-------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
  interest margin (TE)                            $2,767      4.78%              $2,693       4.47%            $2,752      4.83%
                                                  ======      ====               ======       ====             ======      ====
Taxable-equivalent adjustment(3)                     $50                            $57                           $59
-------------------------------------------------------------------------------------------------------------------------------

(1) For years prior to 1994, all real estate loans are included in real estate--residential loans.
(2) For years prior to 1994, credit card receivables are included in consumer loans.
(3) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35% for years subsequent to 1992 and 34% for years prior to 1993.
(4) For purposes of these computations, nonaccrual loans are included in average loan balances.
(5) Yield is calculated on the basis of amortized cost.
(6) Rate calculation excludes ESOP debt.
N/M = Not Meaningful
TE = Taxable Equivalent


Financial Page 14                                [LOGO] KEYCORP AND SUBSIDIARIES

Year ended December 31,
                                                           1993                                      1992
-------------------------------------------------------------------------------   ---------------------------------------
                                            Average                      Yield/       Average                      Yield/
dollars in millions                         Balance      Interest          Rate       Balance      Interest          Rate
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(3,4)
 Commercial, financial and agricultural     $ 9,120        $  735          8.06%      $10,926        $  921          8.43%
 Real estate--commercial mortgage       See note(1)   See note(1)   See note(1)   See note(1)   See note(1)   See note(1)
 Real estate--construction              See note(1)   See note(1)   See note(1)   See note(1)   See note(1)   See note(1)
 Commercial lease financing                   1,387           109          7.86         1,006            84          8.35
-------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                    10,507           844          8.03        11,932         1,005          8.42
 Real estate--residential                    17,612         1,478          8.39        13,315         1,165          8.75
 Credit card                            See note(2)   See note(2)   See note(2)   See note(2)   See note(2)   See note(2)
 Other consumer                               8,993           926         10.30        10,061         1,100         10.93
-------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                      26,605         2,404          9.04        23,376         2,265          9.69
 Loans held for sale                          2,251           151          6.71           717            59          8.23
-------------------------------------------------------------------------------------------------------------------------
   Total loans                               39,363         3,399          8.68        36,025         3,329          9.26
Taxable investment securities                 7,769           556          7.16         7,985           677          8.48
Tax-exempt investment securities(3)           1,787           159          8.87         1,881           176          9.36
-------------------------------------------------------------------------------------------------------------------------
   Total investment securities                9,556           715          7.48         9,866           853          8.65
Securities available for sale(3,5)            2,070           141          6.84           801            57          7.14
Interest-bearing deposits with banks            427            15          3.49           477            20          4.21
Federal funds sold and securities
  purchased under resale agreements             166             6          3.61           269            11          3.83
Trading account assets                           17             1          3.37            23             1          4.46
-------------------------------------------------------------------------------------------------------------------------
   Total short-term investments                 610            22          3.52           769            32          4.08
-------------------------------------------------------------------------------------------------------------------------
   Total earning assets                      51,599         4,277          8.29        47,461         4,271          9.00
Allowance for loan losses                      (804)                                     (806)
Other assets                                  6,256                                     5,698
-------------------------------------------------------------------------------------------------------------------------
                                            $57,051                                   $52,353
                                            =======                                   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts               $ 7,307           189          2.59       $ 7,648           248          3.25
Savings deposits                              7,383           214          2.90         5,321           181          3.41
NOW accounts                                  5,314           109          2.06         4,429           121          2.73
Certificates ($100,000 or more)               3,089           138          4.47         3,573           188          5.25
Other time deposits                          12,443           551          4.42        13,382           717          5.36
Deposits in foreign offices                   1,019            32          3.09           368            14          3.72
-------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits          36,555         1,233          3.37        34,721         1,469          4.23
Federal funds purchased and securities
  sold under repurchase agreements            4,378           130          2.97         4,062           143          3.52
Other short-term borrowings                   1,196            45          3.72           722            31          4.31
Long-term debt(6)                             1,896           127          6.96         1,463           107          7.70
-------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities       44,025         1,535          3.49        40,968         1,750          4.28
Noninterest-bearing deposits                  7,786                                     6,661
Other liabilities                             1,051                                     1,001
Capital securities                               --                                        --
Preferred stock                                 184                                       244
Common shareholders' equity                   4,005                                     3,479
-------------------------------------------------------------------------------------------------------------------------
                                            $57,051                                   $52,353
                                            =======                                   =======
Interest rate spread (TE)                                                  4.80                                      4.72
-------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
  interest margin (TE)                                     $2,742          5.31%                     $2,521          5.31%
                                                           ======          ====                      ======          ====
Taxable-equivalent adjustment(3)                              $63                                       $72
-------------------------------------------------------------------------------------------------------------------------

(1) For years prior to 1994, all real estate loans are included in real estate--residential loans.
(2) For years prior to 1994, credit card receivables are included in consumer loans.
(3) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35% for years subsequent to 1992 and 34% for years prior to 1993.
(4) For purposes of these computations, nonaccrual loans are included in average loan balances.
(5) Yield is calculated on the basis of amortized cost.
(6) Rate calculation excludes ESOP debt.
N/M = Not Meaningful
TE = Taxable Equivalent



                                                                                          Compound Annual
Year ended December 31,                                                                   Rate of Change
                                                            1991                            (1991-1996)
--------------------------------------------------------------------------------   -------------------------
                                             Average                      Yield/       Average
dollars in millions                          Balance      Interest          Rate       Balance      Interest
------------------------------------------------------------------------------------------------------------
ASSETS
Loans(3,4)
 Commercial, financial and agricultural      $11,838        $1,156          9.77%           .2%        (1.5)%
 Real estate--commercial mortgage        See note(1)   See note(1)   See note(1)   See note(1)   See note(1)
 Real estate--construction               See note(1)   See note(1)   See note(1)   See note(1)   See note(1)
 Commercial lease financing                      823            77          9.36          23.6          14.0
------------------------------------------------------------------------------------------------------------
   Total commercial loans                     12,661         1,233          9.74          12.7          10.5
 Real estate--residential                     12,970         1,302         10.04         (11.0)        (14.6)
 Credit card                             See note(2)   See note(2)   See note(2)   See note(2)   See note(2)
 Other consumer                                9,519         1,144         12.02           7.8           2.3
------------------------------------------------------------------------------------------------------------
   Total consumer loans                       22,489         2,446         10.88            .3          (2.8)
 Loans held for sale                             499            47          9.42          37.2          33.3
------------------------------------------------------------------------------------------------------------
   Total loans                                35,649         3,726         10.47           6.2           3.1
Taxable investment securities                  7,441           678          9.11         (49.4)        (54.0)
Tax-exempt investment securities(3)            1,856           185          9.97          (5.1)         (9.2)
------------------------------------------------------------------------------------------------------------
    Total investment securities                9,297           863          9.28         (29.1)        (31.7)
Securities available for sale(3,5)               750            60          7.94          58.2          52.5
Interest-bearing deposits with banks             592            41          6.96         (47.3)        (52.4)
Federal funds sold and securities
  purchased under resale agreements              726            41          5.59          (8.6)         (9.4)
Trading account assets                            52             3          6.91          (1.6)         (7.8)
------------------------------------------------------------------------------------------------------------
    Total short-term investments               1,370            85          6.23         (17.1)        (19.9)
------------------------------------------------------------------------------------------------------------
    Total earning assets                      47,066         4,734         10.06           4.2           1.1
Allowance for loan losses                       (704)                                      4.4
Other assets                                   5,634                                       6.8
------------------------------------------------------------------------------------------------------------
                                             $51,996                                       4.5
                                             =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                $ 6,733           342          5.08           8.7          (1.9)
Savings deposits                               3,989           185          4.62           7.0          (5.7)
NOW accounts                                   3,760           163          4.34          (8.3)        (21.7)
Certificates ($100,000 or more)                4,912           337          6.86          (7.2)        (10.0)
Other time deposits                           15,479         1,085          7.01          (2.4)         (7.9)
Deposits in foreign offices                      367            24          6.48          22.1          17.2
------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits           35,240         2,136          6.06            .6          (7.2)
Federal funds purchased and securities
  sold under repurchase agreements             3,808           214          5.61           8.9           6.6
Other short-term borrowings                    1,188            74          6.27          22.5          21.6
Long-term debt(6)                              1,220            95          8.32          28.6          23.5
------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities        41,456         2,519          6.09           3.7          (2.4)
Noninterest-bearing deposits                   6,228                                       6.1
Other liabilities                                943                                      11.8
Capital securities                                --                                       N/M
Preferred stock                                  166                                     (13.8)
Common shareholders' equity                    3,203                                       9.0
------------------------------------------------------------------------------------------------------------
                                             $51,996                                       4.5
                                             =======
Interest rate spread (TE)                                                   3.97
------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
  interest margin (TE)                                      $2,215          4.71%                        4.6%
                                                            ======          ====
Taxable-equivalent adjustment(3)                               $82                                      (9.4)%
------------------------------------------------------------------------------------------------------------


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 15

Key uses portfolio interest rate swaps (as defined in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64) in the management of its interest rate sensitivity position. The notional amount of such swaps increased to $12.3 billion at December 31, 1996, from $11.1 billion at year end 1995. The increase was due primarily to the execution of pay fixed swaps in connection with efforts to manage Key's exposure to rising interest rates. For 1996, interest rate swaps contributed $66 million and 11 basis points to net interest income and the net interest margin, respectively, including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps. In 1995, interest rate swaps reduced net interest income by $29 million and the net interest margin by 5 basis points compared with contributions of $99 million and 17 basis points, respectively, in 1994. These changes should not be viewed in isolation, however, because the swap portfolio is used in Key's overall program of asset and liability management as described in the following Asset and Liability Management section, and changes in the interest cash flows of the swap portfolio are substantially offset by changes in the interest cash flows of the assets or liabilities whose characteristics the swaps are intended to alter.


                 Figure 7    1996 Average Earning Assets Mix

Securities                            15.7%
Short-term investments                  .9%
Total loans                           83.4%


           Figure 8    1996 Mix of Funding for Average Earning Assets


Noninterest-bearing deposits          14.4%
Interest-bearing deposits             62.5%
Short-term borrowings                 15.7%
Long-term debt                         7.4%




                  Figure 9   Components of Net Interest Income Changes

                                                    1996 vs 1995                                1995 vs 1994
----------------------------------------------------------------------------------------------------------------------
                                       Average        Yield/           Net         Average        Yield/           Net
in millions                             Volume          Rate        Change          Volume          Rate        Change
----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                    $  18         $ (16)        $   2           $ 413         $ 264          $677
Taxable investment securities             (440)          (67)         (507)             10             4            14
Tax-exempt investment securities            (5)           (7)          (12)             (8)           (2)          (10)
Securities available for sale              355             4           359            (123)           31           (92)
Short-term investments                     (14)           (5)          (19)             38             2            40
----------------------------------------------------------------------------------------------------------------------
    Total interest income (TE)             (86)          (91)         (177)            330           299           629

INTEREST EXPENSE
Money market deposit accounts               98           (48)           50              (1)           65            64
Savings deposits                           (23)          (13)          (36)            (32)            1           (31)
NOW accounts                               (59)           (3)          (62)             (3)            7             4
Certificates of deposit ($100,000 or more) (18)           (5)          (23)             38            38            76
Other time deposits                        (39)          (24)          (63)            103           136           239
Deposits in foreign offices                (70)          (32)         (102)            (42)           70            28
----------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits       (111)         (125)         (236)             63           317           380
Federal funds purchased and securities
  sold under repurchase agreements          12           (32)          (20)             (9)           81            72
Other short-term borrowings                 (5)           (2)           (7)             82            31           113
Long-term debt                              26           (14)           12             110            13           123
----------------------------------------------------------------------------------------------------------------------
    Total interest expense                 (78)         (173)         (251)            246           442           688
----------------------------------------------------------------------------------------------------------------------
    Net interest income (TE)             $  (8)        $  82         $  74           $  84         $(143)         $(59)
                                          ====         =====         =====           =====         =====         =====
----------------------------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

TE = Taxable Equivalent

Financial Page 16                                [LOGO] KEYCORP AND SUBSIDIARIES

ASSET AND LIABILITY MANAGEMENT

Asset/Liability Management Committees

Key manages its exposure to economic loss from fluctuations in interest rates through an active program of asset and liability management pursuant to guidelines established by its Asset/Liability Management Policy Committee, and strategies formulated and implemented by the Asset/Liability Strategy Committee (collectively, "ALCO"). The ALCO has the responsibility for approving the asset/liability management policies of Key, formulating and implementing strategies to improve balance sheet positioning and/or earnings, and reviewing the interest rate sensitivity positions of Key and each of its affiliate banks. Both asset/liability management committees meet at least monthly.

Short-term Interest Rate Exposure

The primary tool utilized by management to measure and manage interest rate exposure is a simulation model. Use of the model to perform simulations of changes in interest rates over one- and two-year time horizons has enabled management to develop strategies for managing exposure to interest rate risk. In its simulations, management estimates the impact on net interest income of various pro forma changes in the overall level of interest rates. These estimates are based on a large number of assumptions related to loan and deposit growth, prepayments, interest rates, and other factors. Management believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not an absolutely precise calculation of exposure. For example, estimates of future cash flows must be made for instruments without contractual payment schedules. The ALCO guidelines provide that a gradual 200 basis point increase or decrease in short-term rates over the next 12-month period should not result in more than a 2% impact on net interest income from what net interest income would have been if interest rates did not change. As shown in Figure 10, Key has been operating well within these guidelines.

Short-term interest rate exposure analysis is supplemented with an interest rate sensitivity gap ("gap") model. This model measures the difference between assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing during specified time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates. Conversely, a liability-sensitive position, where rate-sensitive liabilities exceed the amount of rate-sensitive assets repricing or maturing within applicable time frames, would generally imply a favorable impact on net interest income in periods of declining interest rates. The interest rate gap analysis table shown in Figure 11 presents the gap position (including the impact of portfolio interest rate swap contracts) of Key at December 31, 1996. Gap analysis has several limitations. For example, it does not take into consideration ongoing loan and deposit


    Figure 10    Net Interest Income at Risk to Changes in Interest Rates

                                           Estimated Change in Net Interest Income
                             Mar95    Jun95    Sep 95   Dec 95    Mar96    Jun96    Sep96    Dec96
Gradual 200 Basis Point
Decrease in Rates Over
Next 12 Months                .27%     .27%      .23%     .30%     .89%     .92%     .60%     .71%

Gradual 200 Basis Point
Increase in Rates Over      -1.27%   -1.10%    -1.20%   -1.24%   -1.34%   -1.13%   -1.23%   -1.28%
Next 12 Months


                  Figure 11    Interest Rate Gap Analysis

December 31, 1996

                                         1 to 90       91 to 180      181 to 365          1 to 5         Over 5
dollars in millions                         Days            Days            Days           Years          Years         Total
-----------------------------------------------------------------------------------------------------------------------------
Loans                                    $24,605         $ 3,186         $ 5,665         $12,866        $ 2,913       $49,235
Investment securities                         86             259             241             730            285         1,601
Securities available for sale                799             336           1,108           3,037          2,448         7,728
Short-term investments                       696              --              --              --             --           696
Other assets                               1,641           1,089             927           1,604          3,100         8,361
-----------------------------------------------------------------------------------------------------------------------------
  Total assets                            27,827           4,870           7,941          18,237          8,746        67,621
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits               1,673             457             834           3,991          2,569         9,524
Interest-bearing deposits                 11,518           3,853           5,380          11,600          3,442        35,793
Borrowed funds                            11,188             419             574             810          2,116        15,107
Other liabilities                            300             408             409             506            193         1,816
Capital securities                            --              --              --              --            500           500
Shareholders' equity                          --              --              --              --          4,881         4,881
-----------------------------------------------------------------------------------------------------------------------------
  Total liabilities, capital securities
    and shareholders' equity              24,679           5,137           7,197          16,907         13,701        67,621
-----------------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts              (3,591)         (1,438)             21           1,648          3,360            --
-----------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap                      $ (443)        $(1,705)        $   765         $ 2,978       $ (1,595)           --
Cumulative gap                            $ (443)        $(2,148)        $(1,383)        $ 1,595             --            --
-----------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a % of earning assets     (.75)%         (3.63)%         (2.33)%          2.69%            --            --
-----------------------------------------------------------------------------------------------------------------------------


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 17
activity of Key's core businesses, the varying degrees of interest rate sensitivity pertaining to the assets and liabilities that reprice within very short time frames or the various spreads on different assets and liabilities maturing within a given time frame. Such characteristics are considered in the simulation model. The cumulative interest rate sensitivity gap within the one-year time frame shown in Figure 11 indicated that Key was slightly liability sensitive.

Long-term Interest Rate Exposure

Short-term interest rate exposure analysis is complemented by an economic value of equity model. This model provides the added benefit of measuring the exposure to interest rate changes outside the one- to two-year time frame not measured by the simulation model. The economic value of Key's equity is determined by modeling the net present value of future cash flows for asset, liability, and off-balance sheet positions based on the implied forward yield curve. Economic value analysis has several limitations including: the economic values of asset, liability, and off-balance sheet positions do not represent the true fair values of the positions, since they do not consider factors such as credit risk and liquidity; indeterminate maturity assets and liabilities require that estimated cash flows be developed; the future structure of the balance sheet derived from ongoing loan and deposit activity by Key's core businesses is not factored into present value calculations; and the analysis requires assumptions about events that span an even longer time frame than that used in the simulation model. The economic value analysis as of December 31, 1996, shown in Figure 12, demonstrates the sensitivity of Key's economic value of equity as a percent of the base economic value of assets to an immediate 200 basis point increase or decrease in interest rates. Key is currently in the process of defining policy guidelines for managing long-term interest rate risk.

             Figure 12    Long-term Interest Rate Exposure

December 31, 1996
                                            Changes In Interest Rates
                                     --------------------------------------
                                     +200 Basis Points    -200 Basis Points
---------------------------------------------------------------------------
Change in economic value
 of equity as a percent of the
 base economic value of assets(1)          -1.3%                 +0.6%
                                           ====                  ====
---------------------------------------------------------------------------

(1) The base economic value of assets represents the net present value of future cash flows (discounted at current interest rates) for total assets, adjusted for Key's off-balance sheet asset and liability management portfolios.



Management Actions

During the first quarter of 1995, management completed the reconfiguration of Key's balance sheet in accordance with plans initially announced the previous December. The objective of this reconfiguration was to reduce Key's exposure to changes in interest rates. At the time the plans were announced, Key's liability-sensitive position was moderately in excess of the ALCO guidelines.

Implementation of the balance sheet reconfiguration plans began during the fourth quarter of 1994 with the sale of $878 million of securities with an aggregate weighted average yield of 5.67%. This was followed by the first quarter 1995 sale of $ 1.2 billion of securities with an aggregate weighted average yield of 6.24%. In addition, over these two quarters Key executed $2.1 billion of portfolio interest rate swaps that received a variable rate and paid a fixed rate, and terminated $1.6 billion of portfolio interest rate swaps that received a fixed rate and paid a variable rate. During the fourth quarter of 1994 and the first quarter of 1995, Key also issued fixed-rate debt totaling $245 million. While these actions reduced Key's exposure to changes in short-term interest rates, net interest income and the net interest margin were negatively impacted due to increased reliance on fixed rate market priced funding at higher interest rates.

During the latter half of 1995, a number of actions were taken in connection with the execution of asset/liability management strategies designed to fund loan growth, improve liquidity, reduce longer-term interest rate exposure and enhance capital management flexibility. These actions included the securitization and sale of low margin prime auto loans (in the amount of $299 million), the sale of approximately $1.0 billion of residential mortgage loans, the reclassification of approximately $8.0 billion of securities from the investment securities to the securities available-for-sale portfolio in connection with a one-time opportunity provided by the Financial Accounting Standards Board ("FASB"), the sale of $1.3 billion of securities and the execution of $1.0 billion of indexed amortizing receive fixed swaps and $1.0 billion of pay fixed swaps. During the same period, Key repurchased 5,813,450 of its Common Shares.

Similar actions were taken in 1996 as Key sold residential mortgage loans totaling $500 million and securitized and sold sub-prime auto loans totaling $212 million. Other actions taken during 1996 included the repurchase of 14,620,000 Common Shares and the continued run-off of lower-yielding securities and residential mortgage loans. In addition, Key continued to utilize both portfolio interest rate swaps, which are more fully discussed below, and interest rate caps and floors to manage its interest rate risk. Management will continue to evaluate strategies to securitize and/or sell loans, taking into account the strategies' impacts on liquidity, capital and earnings.

Portfolio Interest Rate Swap Contracts

In addition to Key's securities portfolios and debt issuances, management has utilized interest rate swaps to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Interest rate swaps used for this purpose are designated as portfolio swaps. The decision to use portfolio interest rate swaps versus on-balance sheet securities or debt to manage interest rate risk depends on various factors, including the mix and cost of funding sources, liquidity and capital requirements. As summarized in Figure 13, Key's portfolio swaps totaled $12.3 billion and $11.1 billion at December 31, 1996 and 1995, respectively, and consisted principally of contracts wherein Key receives a fixed rate of interest while paying a variable rate.



Financial Page 18                               [LOGO] KEYCORP AND SUBSIDIARIES

                    Figure 13    Interest Rate Swap Portfolio


                                                          December 31, 1996                           December 31, 1995
------------------------------------------------------------------------------------------------    --------------------
                                                                           Weighted Average Rate
                                     Notional       Fair      Maturity     ---------------------     Notional       Fair
dollars in millions                    Amount      Value       (years)     Receive        Pay          Amount      Value
------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay variable--
  indexed amortizing(1)               $ 5,078       $ (8)          2.1        6.77%       5.56%       $ 6,200       $ 70
Receive fixed/pay variable--
  conventional                          3,505         21           7.1        6.75        5.56          2,497        104
Pay fixed/receive variable--
  conventional                          3,312         (5)          1.1        5.50        6.09          2,412        (21)
Basis swaps                               400         --            .6        5.52        5.48             --         --
------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                12,295          8           3.2        6.38        5.70         11,109        153
Customer swaps                          5,644         20           4.8        6.26        6.23          2,844         11
------------------------------------------------------------------------------------------------------------------------
  Total interest rate swaps           $17,939        $28           3.7        6.34%       5.87%       $13,953       $164
                                      =======        ===                                              =======       ====
------------------------------------------------------------------------------------------------------------------------

(1) Maturity is based upon expected average lives rather than contractual maturity.


Conventional interest rate swap contracts involve the receipt of amounts based on fixed or variable rates in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of an index at each review date, the swap contract will mature, the notional amount will amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. Under basis swap contracts, interest payments based on different floating indices are exchanged.

The weighted average rates presented in Figure 13 are those in effect at December 31, 1996. Portfolio interest rate swaps increased net interest income and the net interest margin by $66 million and by 11 basis points, respectively, during 1996. These increases reflected the impact of a positive spread on the 1996 swap portfolio, which more than offset the amortization of deferred losses from swaps terminated in prior periods. As of December 31, 1996, the spread on portfolio interest rate swaps, which excludes the amortization of deferred swap gains and losses, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 68 basis points). The portfolio had an aggregate fair value of $8 million at the same date. The aggregate fair value was estimated through the use of discounted cash flow models which contemplate interest rates using the applicable forward yield curve. As shown in Figure 13, the estimated fair value of Key's portfolio interest rate swaps decreased during 1996 from a fair value of $153 million at December 31, 1995. The decline in fair value over the past year reflected the financial markets' expectations, as measured by the forward yield curve, for a future increase in interest rates and the fact that Key's swap portfolio is primarily in a receive fixed position. During 1995, swaps with an aggregate notional amount of $1.4 billion were terminated prior to their maturities, resulting in net deferred losses of $49 million. This was followed by the 1996 termination of swaps with a notional amount of $800 million, resulting in a deferred gain of $.3 million.



                           Figure 14    Portfolio Swap Activity

                                              Receive Fixed
                                     ---------------------------                                                        Total
                                        Indexed                         Pay Fixed-         Basis       Forward-     Portfolio
in millions                          Amortizing     Conventional      Conventional         Swaps       Starting         Swaps
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993             $5,250           $2,309            $  150          $150           $500       $ 8,359
  Additions                               3,750            2,163             1,807           200             50         7,970
  Maturities                                600            1,512               100           150             --         2,362
  Terminations                            2,500               --               400            --            500         3,400
  Forward-starting becoming effective        --               50                --            --            (50)           --
  Amortization                              114               --                --            --             --           114
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994              5,786            3,010             1,457           200             --        10,453
  Additions                               2,010              217             2,030            --             --         4,257
  Maturities                                 --              605             1,075           200             --         1,880
  Terminations                            1,300              125                --            --             --         1,425
  Amortization                              296               --                --            --             --           296
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995              6,200            2,497             2,412            --             --        11,109
  Additions                                  --            1,341             2,232           400             --         3,973
  Maturities                                 --              133               732            --             --           865
  Terminations                               --              200               600            --             --           800
  Amortization                            1,122               --                --            --             --         1,122
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996             $5,078           $3,505            $3,312          $400             --       $12,295
                                         ======           ======            ======          ====           ====       =======
-----------------------------------------------------------------------------------------------------------------------------


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 19

Such gains and losses are amortized, generally, over the projected remaining life of the related swap contract at its termination, and recorded as an adjustment of the yield on the respective on-balance sheet instrument that was being managed. A summary of Key's deferred swap gains and losses at December 31, 1996, is presented in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64. Each swap termination was in response to a unique set of circumstances and for various reasons; however, the decision to terminate a swap contract is integrated strategically with asset and liability management and other appropriate processes. These terminations as well as other portfolio swap activity are summarized in Figure 14.

A summary of the notional and fair values of portfolio swaps by interest rate management strategy at December 31, 1996, is presented in Figure 15. The fair value at any given date represents the estimated income (if positive) or cost (if negative) that would be recognized if the portfolio were to be liquidated at that date. However, because the portfolio interest rate swaps are used to alter the repricing or maturity characteristics of specific assets and liabilities, the net unrealized gains and losses related to the swaps are not recognized in earnings. Rather, interest from these swaps is recognized on an accrual basis as an adjustment of the interest income or expense from the asset or liability being managed.


         Figure 15   Portfolio Swaps by Interest Rate Management Strategy

December 31,
                                                                   1996                               1995
                                                         -----------------------          -----------------------
                                                         Notional           Fair          Notional           Fair
in millions                                                Amount          Value            Amount          Value
-----------------------------------------------------------------------------------------------------------------
Convert variable rate loans to fixed                      $ 6,443           $(20)          $ 7,567           $113
Convert variable rate deposits and short-term
  borrowings to fixed                                       3,082             (4)            2,275            (18)
Convert variable rate long-term debt to fixed                 230             (1)              137             (3)
Convert fixed rate long-term debt to variable               2,140             33             1,130             61
Basis swaps                                                   400             --                --             --
-----------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                                   $12,295           $  8           $11,109           $153
                                                          =======           ====           =======           ====
-----------------------------------------------------------------------------------------------------------------


The notional amount of the interest rate swap contracts represents only an agreed upon amount on which calculations of interest payments to be exchanged are based. It does not represent the potential for gain or loss on such positions, nor an obligation to pay the notional amount. Similarly, the notional amount is not indicative of the market risk or the credit risk of the positions held. Credit risk is the possibility that the counterparty will not meet the terms of the swap contract and is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. The credit risk exposure to the counterparty on each interest rate swap is monitored by a credit committee. Based upon detailed credit reviews of the counterparties, limits on the total credit exposure Key may have with each counterparty, and whether collateral is required, are determined.

At December 31, 1996, Key had 18 different counterparties to portfolio swaps and swaps entered into to offset the risk of customer swaps discussed on the following page. Of these counterparties, Key had an aggregate credit exposure of $28 million to eleven, with the largest credit exposure to an individual counterparty amounting to $7 million. Although Key is exposed to credit related losses in the event of nonperformance by the counterparties, based on management's assessment, as of December 31, 1996, all counterparties were expected to meet their obligations. The expected average maturities of the portfolio swaps at December 31, 1996, are summarized in Figure 16.



          Figure 16   Expected Average Maturities of Portfolio Swaps

December 31, 1996

                                              Receive Fixed
                                      ----------------------------                                      Total
                                         Indexed                         Pay Fixed-       Basis     Portfolio
in millions                           Amortizing      Conventional     Conventional       Swaps         Swaps
-------------------------------------------------------------------------------------------------------------
Due in one year or less                   $  286            $  200           $1,880        $400       $ 2,766
Due after one through five years           4,607               130            1,430          --         6,167
Due after five through ten years             185             2,940                2          --         3,127
Due after ten years                           --               235               --          --           235
-------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                   $5,078            $3,505           $3,312        $400       $12,295
                                          ======            ======           ======        ====       =======
-------------------------------------------------------------------------------------------------------------


Financial Page 20                                [LOGO] KEYCORP AND SUBSIDIARIES

In June 1996, the FASB issued an Exposure Draft of a proposed SFAS, "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." If adopted in its present form, this SFAS would eliminate indexed amortizing swaps as a permitted instrument for hedging activities and, therefore, would likely alter Key's use of this instrument in the future. It is not clear whether this SFAS will be adopted in its present form, and it is not currently practicable to estimate the potential effects of any final standard.

Key also uses interest rate caps and floors, and futures contracts to manage the risk associated with the potential impact of adverse movements in interest rates. Futures contracts are commitments to either purchase or sell designated financial instruments at future dates for specific prices. Key had caps and floors with a notional amount and fair value of $1.4 billion and $7 million, respectively, at December 31, 1996. There were no futures contracts outstanding at the same date.

Customer Interest Rate
Swap Contracts

While not directly related to asset and liability management, in addition to portfolio swaps Key has entered into interest rate swap contracts to accommodate the needs of its customers, typically commercial loan customers, and other positions with third parties that are intended to mitigate the interest rate risk of the customer positions. As shown in Figure 13, the notional amount of these swaps totaled $5.6 billion and $2.8 billion at December 31, 1996 and 1995, respectively. At December 31, 1996, these swaps included $3.2 billion of interest rate swaps that receive a fixed rate and pay a variable rate and $2.4 billion of interest rate swaps that pay a fixed rate and receive a variable rate. Adjustments to the fair values of such swaps are included in other income on the income statement. Further information pertaining to these contracts as well as caps and floors, and futures contracts used for trading purposes is included in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64.

Noninterest Income

As shown in Figure 17, noninterest income totaled $1.1 billion in 1996, up $154 million, or 17%, from the prior year. Included in 1995 results were net securities losses recorded in connection with the balance sheet reconfiguration, discussed previously in the Asset and Liability Management section beginning on page 17, and a positive accounting adjustment of $12 million for better-than-expected performance of student loan securitizations completed in prior periods. Excluding, for comparative purposes, all securities transactions and the accounting adjustment, noninterest income for 1996 was up $124 million, or 13%, from the prior year. After similarly adjusting for such transactions, 1995 noninterest income increased $65 million, or 7%, relative to 1994. In both 1996 and 1995, noninterest income in comparison with the respective prior year periods benefited from the impact of seven acquisitions completed since the 1994 year end.

The improvement in noninterest income in 1996 reflected growth in all major fee-based revenues, with the exception of mortgage banking income and loan securitization income. As shown in Figure 17, the growth from the prior year came principally from higher levels of service charges on deposit accounts and trust and asset management income (both up $15 million), insurance and brokerage income (up $9 million), credit card fees (up $8 million) and other income (up $88 million). These increases were partially offset by decreases in mortgage banking income and loan securitization income of $19 million and $4 million, respectively.

In 1996 and 1995, the growth in service charges on deposit accounts reflected the repricing of fees by certain affiliate banks, enhanced collection efforts and the introduction of



                          Figure 17   Noninterest income

Year ended December 31,
                                                                                     Change 1996 vs 1995
                                                                                    ---------------------
dollars in millions                          1996          1995          1994       Amount        Percent
---------------------------------------------------------------------------------------------------------
Service charges on deposit accounts        $  293          $278          $263         $ 15            5.4%
Trust and asset management income             247           232           220           15            6.5
Loan securitization income                     62            66             3           (4)          (6.1)
Credit card fees                               93            85            76            8            9.4
Insurance and brokerage income                 70            61            59            9           14.8
Mortgage banking income                        22            41            88          (19)         (46.3)
Net securities gains (losses)                   1           (41)          (14)          42            N/M
Other income:
  Corporate owned life insurance               58            30            16           28           93.3
  Venture capital income                       23            12            17           11           91.7
  Letter of credit fees                        16            15            12            1            6.7
  Special asset management fees                --             6            17           (6)        (100.0)
  Miscellaneous income                        202           148           126           54           36.5
---------------------------------------------------------------------------------------------------------
    Total other income                        299           211           188           88           41.7
---------------------------------------------------------------------------------------------------------
    Total noninterest income               $1,087          $933          $883         $154           16.5%
                                           ======          ====          ====         ====
---------------------------------------------------------------------------------------------------------

N/M = Not Meaningful


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 21
certain services into new markets in 1995. The 1995 increase also reflected a modestly larger deposit base in comparison with the prior year.

Trust and asset management income, including fees associated with investment advisory services, continued to be a major source of noninterest income. In 1996, the increase in trust and asset management income resulted from continued strong performance of both the stock and bond markets, new business and an array of new products. The positive impact of these factors was partially offset, however, by the effect of the December 1995 sale of Key's bond servicing business. In 1995, the increase in trust and asset management income was due, in large part, to the April 1995 acquisition of Spears, Benzak, Salomon & Farrell, Inc. ("Spears Benzak"), a New York-based investment management firm. Also contributing to 1995 growth were the strong performance of both the stock and bond markets and the impact of new products. At December 31, 1996, Key, through its bank, trust and registered investment advisory subsidiaries, had discretionary assets (excluding corporate trust assets) of $50 billion, compared with $47 billion at the end of 1995. Fees from investment advisory services accounted for approximately 26% and 24% of Key's total trust and asset management income in 1996 and 1995, respectively. Additional detail pertaining to trust income and assets is presented in Figure 19.

The 1996 increase in insurance and brokerage income was due primarily to a higher volume of investment advisory fees and brokerage commissions. Brokerage commissions rose by more than 40% from the prior year with the largest contribution coming from mutual funds.

The 1996 growth in credit card fees relative to the prior year reflected the establishment of new business relationships, a higher volume of transactions and customer reaction to a new product introduced during the first half of 1996 which offers cardholders added payment flexibility. Under this new program cardholders are given the choice of three payment options under which the level of the interest rate charged is lower based on a larger payment made for the respective billing cycle.

In 1996, the increase in other income reflected a number of items, including a $28 million increase in income from corporate owned life insurance, an $11 million increase in venture capital income, an $11 million gain on the sale of a $101 million out-of-franchise credit card portfolio and an $8 million gain on the sale of SFF. The increase in other income in 1995 resulted primarily from a $6 million gain from the sale of Key's bond servicing business, increases of $8 million and $14 million in income from dealer swap activities and corporate owned life insurance, respectively, and $5 million of interest recorded in 1995 on Federal income tax refunds.

In both 1996 and 1995 the growth in noninterest income was moderated by decreases of $19 million and $47 million, respectively, in mortgage banking income. These decreases resulted primarily from the March 1995 sale of the residential mortgage loan servicing business. This transaction as well as the acquisitions and the divestiture of SFF referred to previously are more fully disclosed in Note 2, Mergers, Acquisitions and Divestitures, beginning on page
49. The lower level of mortgage banking income in 1996 also reflected the impact of transitioning to a telephone based method of processing loan originations. This change is expected to yield significant cost savings.

Starting in 1995, loan securitization income became a major component of Key's core noninterest income. The significant contribution of this category over the past two years reflects the impact of Key's continued strategy of securitizing and/or selling student loans, sub-prime auto loans and other loans with lower spreads which do not meet certain return on equity, credit or other internal standards. As shown in Figure 18, loan securitization income in 1995 included a $12 million adjustment for better-than-expected performance of student loan securitizations completed in prior years. Excluding this adjustment, loan securitization income was up $8 million, or 15%, in 1996, due to higher servicing fees. The decrease in gains relative to the prior year resulted from a lower volume of securitizations. Effective January 1, 1997, Key adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which impacts the manner in which certain assets subject to prepayment and recorded in connection with a securitization are classified and accounted for. As a result, it is expected that future gains recorded upon the sale of securitized loans will be lower and that the incremental decrease will be offset by a higher level of interest income recognized over the life of the securitization. The growth in servicing fees is expected to continue as a result of the increasing level of loans serviced. Shown in Figure 18 are securitized loans which are either administered or serviced by Key and are not recorded on its balance sheet.


                         Figure 18     Loan Securitizations

in millions                             1996       1995       1994
------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Servicing fees                           $22        $ 3         --
Gains on sales of securitized loans       39         49         $3
Miscellaneous income                       1         14(1)      --
------------------------------------------------------------------
  Total loan securitization income       $62        $66         $3
                                      ======     ======       ====
------------------------------------------------------------------
DECEMBER 31,
Student loans securitized(2)          $2,089     $1,605       $695
Auto loans securitized(2)                386        414         --
------------------------------------------------------------------
  Total student and auto loans
    securitized(2)                    $2,475     $2,019       $695
                                      ======     ======       ====
------------------------------------------------------------------

(1) Includes a $12 million adjustment for better-than-expected performance of student loan securitizations, with $9 million and $3 million related to securitizations completed in 1994 and 1993, respectively.

(2) Represents the balance of loans securitized, sold and administered/ serviced by Key for others.

Financial Page 22                                [LOGO] KEYCORP AND SUBSIDIARIES

                    Figure 19    Trust and Asset Management

                                                                                              Change 1996 vs 1995
                                                                                             ---------------------
dollars in millions                                    1996         1995          1994        Amount      Percent
------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Personal asset management and custody fees             $147         $136          $124           $11           8.1%
Institutional asset management and custody fees          64           57            60             7          12.3
Bond services                                            13           20            22            (7)        (35.0)
All other fees                                           23           19            14             4          21.1
------------------------------------------------------------------------------------------------------------------
  Total trust and asset management income              $247         $232          $220           $15           6.5%
                                                       ====         ====          ====           ===
dollars in billions
------------------------------------------------------------------------------------------------------------------
DECEMBER 31,
Discretionary assets                                    $50          $47           $32           $ 3           6.4%
Non-discretionary assets                                 46           34            33            12          35.3
------------------------------------------------------------------------------------------------------------------
  Total trust assets                                    $96          $81           $65           $15          18.5%
                                                        ===          ===           ===           ===
------------------------------------------------------------------------------------------------------------------



Noninterest Expense

Noninterest expense, as shown in Figure 20, totaled $2.5 billion in 1996, up $152 million, or 7%, from the 1995 level. Included in noninterest expense for 1996 was a restructuring charge of $100 million recorded during the fourth quarter in connection with previously announced strategic actions to be taken over the next year to complete Key's transformation to a nationwide, bank-based financial services company. Further information regarding these charges is provided on the following page. Also included in 1996 expense was a one-time charge of $17 million incurred in the third quarter to provide for an assessment mandated by the Deposit Insurance Funds Act of 1996 ("Funds Act") passed by Congress on September 30 to recapitalize the SAIF. Excluding these charges, and similarly adjusting for $33 million of write-offs of certain obsolete software previously developed for internal use and a sublease loss in 1995, noninterest expense for 1996 was up $68 million, or 3%, from the prior year. This followed an increase of $111 million, or 5%, in 1995, after adjusting for the same 1995 items.

The higher level of adjusted noninterest expense in 1996 was primarily due to increases in personnel expense (up $75 million), marketing expense (up $17 million), amortization of intangibles (up $11 million) and other expense (up $13 million). These increases were substantially reduced by the effect of the elimination of the Bank Insurance Fund ("BIF") assessment rate which took effect as of January 1, 1996, and is discussed in greater detail on page 24. In general, the increases summarized above also reflected the impact of seven acquisitions completed since the 1994 year end, offset in part by the overall reduction in costs (primarily personnel) resulting from the sales of KeyCorp Mortgage, Inc. ("KMI") and Schaenen Wood in March 1995 and April 1995, respectively,



                       Figure 20    Noninterest Expense

Year ended December 31,
                                                                                                   Change 1996 vs 1995
                                                                                                  ---------------------
dollars in millions                                     1996           1995           1994        Amount        Percent
-----------------------------------------------------------------------------------------------------------------------
Personnel                                             $1,190         $1,115         $1,060          $ 75            6.7%
Net occupancy                                            219            218            217             1             .5
Equipment                                                161            156            158             5            3.2
FDIC insurance assessments                                25             59             99           (34)         (57.6)
Amortization of intangibles                               88             77             59            11           14.3
Professional fees                                         70             73             50            (3)          (4.1)
Marketing                                                 88             71             59            17           23.9
Restructuring charge                                     100             --             --           100          100.0
Other expense:
  OREO expense (net of income of $4, $6, $5)               3             (1)             2             4            N/M
  Equity and gross receipts based taxes                   35             42             33            (7)         (16.7)
  Miscellaneous                                          485            502            431           (17)          (3.4)
-----------------------------------------------------------------------------------------------------------------------
    Total other expense                                  523            543            466           (20)          (3.7)
-----------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                         $2,464         $2,312         $2,168          $152            6.6%
                                                      ======         ======         ======          ====
Full-time equivalent employees at year end            27,689         29,563         29,211
Efficiency ratio                                       60.84%         63.03%         59.39%
Overhead ratio                                         45.46          49.66          46.14
-----------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 23
and the June 1996 sale of SFF. The acquisitions and sales are more fully disclosed in Note 2, Mergers, Acquisitions and Divestitures, beginning on page 49.

In 1996, the increase in personnel expense, the largest category of noninterest expense, reflected the impact of normal annual merit increases (which take effect in April for the majority of Key's employees), an increase in employee benefits expense, higher costs associated with various incentive programs (including commissions related to the venture capital income discussed previously in the Noninterest Income section) and the overall impact of additional costs associated with the implementation of strategic initiatives. The $55 million increase in 1995 was due, in large part, to normal annual merit increases, higher benefits expense and the impact of acquisitions, including the resulting increase in the number of full-time equivalent employees. At December 31, 1996, the number of full-time equivalent employees was 27,689, compared with 29,563 and 29,211 at the end of 1995 and 1994, respectively.

The growth in marketing expense in both 1996 and 1995 was due largely to incremental costs related to continued strategic efforts aimed at strengthening consumer identification of the KeyBank brand name as well as other marketing activities. The higher level of amortization related to intangibles in these periods reflected the impact of acquisitions consummated over the past two years. Excluding the write-offs of obsolete internally developed software and sublease loss in 1995, other expense was up $13 million and $44 million in 1996 and 1995, respectively, reflecting the impact of acquisitions as well as increases in various operating expense components. Also included in other expense are equity and gross receipts based taxes which are assessed in lieu of an income tax in certain states in which Key operates. These taxes totaled $35 million, $42 million and $33 million in 1996, 1995 and 1994, respectively (representing 91, 115, and 90 basis points of Key's efficiency ratio for each respective year). The extent to which such taxes impact the level of noninterest expense will vary among companies based on the geographic locations in which they conduct their business.

In addition to the factors discussed above, professional fees were higher in 1995 relative to the prior year due to approximately $24 million of costs incurred in connection with the implementation of strategic initiatives.

The 1996 and 1995 increases in the noninterest expense categories summarized above were substantially offset by the effect of reductions in the level of the BIF assessment rate for well-capitalized banks (including all of Key's banks). During the latter half of 1995 the assessment rate for well-capitalized banks was reduced from $.23 per $100 of insured deposits to $.04 per $100 for the period June through December 1995. This was followed by a further reduction of the rate to zero effective January 1, 1996. The SAIF assessment rate was maintained at $.23 per $100 of insured deposits during 1995 and in 1996 through the date of enactment of the Funds Act referred to in the first paragraph of this section. As a result of the above actions, after excluding the impact of the one-time SAIF assessment referred to previously, the cost of insurance assessments in 1996 decreased $51 million, or 86%, following a decrease of $40 million, or 41%, in 1995. In accordance with the Funds Act, effective January 1, 1997, the Federal Deposit Insurance Corporation ("FDIC") will require all insured institutions to begin servicing the bonds issued in the late 1980s to fund government assistance payments made necessary by a higher volume of insolvencies in the thrift industry. The servicing will take the form of an annual assessment equal to $.0129 per $100 of BIF-assessable deposits and $.0644 per $100 of SAIF-assessable deposits. This will result in a 1997 expense for Key of approximately $5 million.

As stated previously, during the fourth quarter of 1996, Key recorded a $100 million ($66 million after tax, $.29 per Common Share) restructuring charge in connection with strategic actions to be taken over the next year to complete its transformation to a nationwide, bank-based financial services company in 1997. The primary actions to be taken include: (i) the formation of a nationwide bank from Key's current network of banks in 13 states and four regions of the United States (KeyBank USA will not take part in this consolidation), (ii) the consolidation of nearly 140 of Key's branch offices, known as KeyCenters, into other KeyCenters, and (iii) the reduction of approximately 2,700 positions, or 10% of Key's employment base, distributed throughout Key at substantially all levels of responsibility. Key also announced its intention to divest another 140 KeyCenters, a strategic action for which expected costs are not encompassed in the restructuring charge.

Included in the restructuring charge are accruals for expenses, primarily consisting of severance payments ($54 million), consolidation costs related to banking offices identified for closure ($18 million) and costs related to the write-off of certain obsolete software previously developed for internal use ($28 million). Remaining reserves at December 31, 1996, totaled $100 million. The severance portion of the restructuring charge liability will be funded by normal operating cash flows and none of the charge components will have a material impact on Key's liquidity.

The execution of these strategic actions is expected to result in an annualized earnings benefit of approximately $110 million by the end of 1997. Coupled with the impact of the expense reduction programs outlined earlier this year, management expects that Key's efficiency ratio will improve to the previously announced target of 55% by the end of 1997, with further improvement thereafter. The foregoing sentences are forward looking statements. Actual results could differ materially for a variety of factors, including those specified in the second paragraph of the Introduction on page 3.

Income Taxes

The provision for income taxes for 1996 was $360 million compared with $368 million (before the extraordinary net gain resulting from the sales of KMI and Schaenen Wood) in 1995 and $430 million in 1994. The effective income tax rate (provision for income taxes as a percentage of income before income taxes) was 31.5% in 1996, 31.8% in 1995 and 33.5% in 1994. The slight decrease in both the 1996 tax provision and


Financial Page 24                                [LOGO] KEYCORP AND SUBSIDIARIES
effective income tax rate was the result of a number of factors, but was primarily attributable to higher income from corporate owned life insurance and increased credits associated with investments in low-income housing projects. The lower 1995 tax provision and effective income tax rate resulted primarily from the recognition during the first quarter of 1995 of one-time tax benefits totaling $16 million related to acquisitions made in years prior to 1992 and an increase in tax-advantaged assets (such as tax-exempt securities and corporate owned life insurance) and credits associated with investments in low-income housing projects.


FINANCIAL CONDITION

Loans

As shown in Figure 21, at December 31, 1996, total loans outstanding were $49.2 billion, up from $48.3 billion at December 31, 1995, and $46.6 billion at December 31, 1994. The moderate increase in loans outstanding from the December 31, 1995, level reflected the impact of Key's continued strategy of securitizing and/or selling student loans, sub-prime auto loans, and other loans with lower spreads which do not meet certain return on equity, credit or other internal standards. In 1996, this activity included the sale of $1.0 billion of student loans (of which $711 million was associated with securitizations), $500 million of residential mortgage loans, and the securitization and sale of sub-prime auto loans totaling $212 million. Generally, Key sells or securitizes student loans in order to reduce the credit risk that arises when a borrower enters repayment status.


                       Figure 21   Composition of Loans


December 31,

                                                       1996                         1995                         1994
                                            ------------------------     ------------------------     -----------------------
dollars in millions                            Amount     % of Total        Amount     % of Total        Amount    % of Total
-----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural        $12,309           25.0%       $11,655          24.1%       $10,288         22.1%
Real estate--commercial mortgage                7,151           14.5          7,254          15.0          6,775         14.5
Real estate--construction                       1,666            3.4          1,520           3.1          1,287          2.8
Commercial lease financing                      2,671            5.4          2,248           4.7          1,742          3.7
-----------------------------------------------------------------------------------------------------------------------------
  Total commercial loans                       23,797           48.3         22,677          46.9         20,092         43.1

CONSUMER
Real estate--residential mortgage               6,229           12.7          8,291          17.2          9,872         21.2
Home equity                                     4,793            9.7          3,886           8.0          3,695          7.9
Credit card                                     1,799            3.7          1,564           3.2          1,419          3.0
Consumer--direct                                2,245            4.6          1,934           4.0          2,447          5.3
Consumer--indirect                              8,062           16.4          7,258          15.1          6,882         14.8
-----------------------------------------------------------------------------------------------------------------------------
  Total consumer loans                         23,128           47.1         22,933          47.5         24,315         52.2

LOANS HELD FOR SALE                             2,310            4.6          2,722           5.6          2,172          4.7
-----------------------------------------------------------------------------------------------------------------------------
  Total                                       $49,235          100.0%       $48,332         100.0%       $46,579        100.0%
                                              =======          =====        =======         =====        =======        =====
-----------------------------------------------------------------------------------------------------------------------------


                                                       1993                         1992
-------------------------------------------------------------------------------------------------
                                               Amount     % of Total        Amount     % of Total
-----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural        $ 9,029           21.8%       $ 8,970          24.3%
Real estate--commercial mortgage                6,228           15.0          5,937          16.1
Real estate--construction                       1,161            2.8          1,448           3.9
Commercial lease financing                      1,702            4.1          1,225           3.3
-----------------------------------------------------------------------------------------------------------------------------
  Total commercial loans                       18,120           43.7         17,580          47.6

CONSUMER
Real estate--residential mortgage              11,026           26.6          8,289          22.4
Home equity                               See note(1)             --    See note(1)            --
Credit card                                     1,429            3.5          1,448           3.9
Consumer--direct                          See note(2)             --    See note(2)            --
Consumer--indirect                              7,847           19.0          7,634          20.7
-----------------------------------------------------------------------------------------------------------------------------
  Total consumer loans                         20,302           49.1         17,371          47.0

LOANS HELD FOR SALE                             2,974            7.2          2,009           5.4
-----------------------------------------------------------------------------------------------------------------------------
  Total                                       $41,396          100.0%       $36,960         100.0%
                                              =======          =====        =======         =====
-----------------------------------------------------------------------------------------------------------------------------

(1) For years prior to 1994, home equity loans are included in real estate--residential mortgage loans.
(2) For years prior to 1994, consumer--direct loans are included in consumer--indirect loans.


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 25

Additionally, all sub-prime auto loan originations are targeted for securitization. Other factors restricting the increase in total loans over the past year were the sale of a $101 million out-of-franchise credit card portfolio and the sale of $763 million of loans (primarily residential real estate) in conjunction with the divestiture of SFF. This latter transaction is described in greater detail in Note 2, Mergers, Acquisitions and Divestitures, beginning on page 49.

Excluding the impact of the sales summarized above, loan portfolios targeted for growth (which exclude one-to-four family mortgages) increased $4.8 billion, reflecting higher levels of commercial loans (up $1.1 billion), consumer loans (up $2.6 billion) and loans held for sale (up $1.1 billion). As shown in Figure 21, the growth in commercial loans occurred in all portfolios with the exception of commercial mortgages. The growth reflected the general strength of the economy as well actions taken to increase the commercial lease financing portfolio late in 1996 in order to realize certain tax advantages. After adjusting for sales, the largest increase in targeted consumer loans came from the indirect portfolio (comprised primarily of auto, marine and recreational vehicle loans) which rose $1.0 billion. Also contributing to the growth in consumer loans were increases of $907 million in home equity loans and $336 million in credit cards. The improvement in loans held for sale reflected a $1.2 billion increase in student loans and a $73 million reduction in mortgage loans. The growth in targeted loan portfolios was substantially offset, however, by a $1.3 billion reduction in residential mortgages, as the proceeds from maturing loans were reinvested in new loans with wider interest rate spreads. At December 31, 1996, targeted loans comprised 87% of total loans and 64% of total assets compared with 83% and 60%, respectively, at the end of 1995.

As shown in Figure 22, new loan volume during 1996 was largely attributable to the Consumer Finance companies, which include KeyBank USA and AFG. KeyBank USA, a nationally chartered bank formed from Key's existing Community Banking franchise during the third quarter of 1995, serves as the national platform for credit card lending, student loans, mortgage loan originations and all non-branch consumer finance business, while AFG, acquired during the third quarter of 1995, is one of the nation's leading sub-prime automobile finance companies. The majority of new loan volume generated by the Consumer Finance companies is either participated to Key's other banks or securitized and sold.

Figure 23 shows the portions of the construction and commercial mortgage loan portfolios at December 31, 1996, which are collateralized by nonowner-occupied (by industry concentration) and owner-occupied properties. At December 31, 1996, 54% of the construction loan portfolio and commercial mortgage loan portfolio were secured by owner-occupied properties. These borrowers are engaged in business activities other than real estate, and the primary source of repayment is not solely dependent on the real estate market. Key manages risk exposure in the construction and commercial mortgage portfolios through prudent underwriting criteria and by monitoring loan concentrations by geographic region and property type.

                 Figure 22    Period End Loan Growth by Region

                                                      Net      Intercompany
                            December 31,    Originations/   Participations/      Acquired/    December 31,     Percent
dollars in millions                 1995     (Repayments)           (Sales)         (Sold)            1996      Change
----------------------------------------------------------------------------------------------------------------------
Northeast Region                 $14,198          $  (798)          $ 1,352        $  (641)        $14,111         (.6)%
Great Lakes Region                19,211           (1,376)            2,297            (43)         20,089         4.6
Rocky Mountain Region              3,836              (68)              101            (36)          3,833         (.1)
Northwest Region                   9,008              (97)              816            (20)          9,707         7.8
Consumer Finance companies         2,249            6,016            (4,359)        (1,138)          2,768        23.1
Eliminations/other(1)               (170)            (133)             (207)          (763)         (1,273)        N/M
----------------------------------------------------------------------------------------------------------------------
  Total                          $48,332          $ 3,544                --        $(2,641)        $49,235         1.9%
                                 =======          =======            ======        =======         =======
----------------------------------------------------------------------------------------------------------------------

(1) Eliminations/other includes loans sold in connection with the SFF divestiture. N/M = Not Meaningful


            Figure 23    Construction and Commercial Mortgage Loans

December 31, 1996
                                        Commercial
in millions             Construction      Mortgage         Total
----------------------------------------------------------------
Nonowner-occupied:
  Retail                      $  281        $  696        $  977
  Multi-family properties        156           719           875
  Office buildings                57           572           629
  Hotels/Motels                   --           223           223
  Health facilities                3            73            76
  Manufacturing facilities         3            51            54
  Warehouses                      41           220           261
  Other                          224           748           972
----------------------------------------------------------------
                                 765         3,302         4,067
Owner-occupied                   901         3,849         4,750
----------------------------------------------------------------
    Total                     $1,666        $7,151        $8,817
                              ======        ======        ======
----------------------------------------------------------------


Financial Page 26                                [LOGO] KEYCORP AND SUBSIDIARIES

The maturities and sensitivity of certain loans to changes in interest rates are summarized in Figure 24. Floating and adjustable rates are those which vary in relation to some other interest rate (such as the base lending rate) or some other variable index which may change during the term of the loan. Predetermined interest rates are those which are either fixed or will change during the term of the loan on a pre-established basis. As shown in the figure, at December 31, 1996, more than 40% of these loans were scheduled to mature within one year and loans with maturities greater than one year included $8.4 billion with floating or adjustable rates and $7.5 billion with predetermined rates.


        Figure 24    Maturities and Sensitivity of Certain Loans to Changes in Interest Rates

December 31, 1996

                                                        Within        1-5          Over
in millions                                             1 Year      Years       5 Years         Total
-----------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                 $ 8,217     $2,752        $1,340       $12,309
Real estate--construction                                1,113        396           157         1,666
Real estate--residential and commercial mortgage         2,180      4,659         6,541        13,380
-----------------------------------------------------------------------------------------------------
                                                       $11,510     $7,807        $8,038       $27,355
                                                       =======     ======        ======       =======
Loans with floating or adjustable rates                            $4,427        $3,946
Loans with predetermined interest rates                             3,380         4,092
-----------------------------------------------------------------------------------------------------

                                                                   $7,807        $8,038
                                                                   ======        ======
-----------------------------------------------------------------------------------------------------



Securities

At December 31, 1996, the securities portfolio totaled $9.3 billion, consisting of $7.7 billion of securities available for sale and $1.6 billion of investment securities. This compares to a total portfolio of $9.7 billion, comprised of $8.0 billion of securities available for sale and $1.7 billion of investment securities, at December 31, 1995. Certain information pertaining to the composition, yields and maturities of the securities available for sale and investment securities portfolios is presented in Figure 25 and Figure 26, respectively.

The reduction in the overall portfolio since year end 1995 reflects the planned runoff of lower-yielding securities pursuant to balance sheet management strategies developed in mid-1995. These strategies are more fully discussed in the Asset and Liability Management section beginning on page 17.

At December 31, 1996, Key had $6.7 billion invested in collateralized mortgage obligations ("CMO") and other mortgaged-backed securities within the available-for-sale portfolio, unchanged from the amount held at December 31, 1995. A CMO is a mortgaged-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Other mortgaged-backed securities depend on the underlying pool of mortgage loans to provide a cash flow "pass-through" of principal and interest, without prioritization in classes. Key had $3.1 billion invested in CMO securities at December 31, 1996, compared with $2.8 billion at December 31, 1995. The increase in CMO securities in 1996 was primarily the result of the previously discussed programs instituted to better manage the collateral requirements of the affiliate banks by utilizing CMOs in lieu of lower-yielding securities with shorter maturities. The CMO securities held by Key are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates than other longer-term class bonds similarly available. Key had $3.6 billion invested in other mortgaged-backed securities at December 31, 1996. At December 31, 1996, substantially all of the mortgaged-backed securities held by Key were issued or backed by Federal agencies.


[LOGO] KEYCORP AND SUBSIDIARIES                                Financial Page 27

                  Figure 25     Securities Available for Sale

                                                                                    Other
                            U.S. Treasury,      States and  Collateralized      Mortgage-                             Weighted
                              Agencies and       Political        Mortgage         Backed         Other                Average
dollars in millions           Corporations    Subdivisions  Obligations(1)  Securities(1)    Securities     Total     Yield(2)
-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Maturity:
  One year or less                    $594             $ 5          $  255         $   18          $ 53      $  925       5.81%
  After one through five years         137              15           2,893          1,103            18       4,166       6.90
  After five through ten years          14              13               1          1,960             7       1,995       7.14
  After ten years                      114               3              --            498            27(3)      642       6.92
------------------------------------------------------------------------------------------------------------------------------
Fair value                            $859             $36          $3,149         $3,579          $105      $7,728         --
Amortized cost                         857              36           3,169          3,570           104       7,736       6.83%
Weighted average yield                5.95%           7.18%           6.51%          7.38%         5.40%       6.83%        --
Weighted average maturity              3.6 years       5.6 years       2.6 years      6.7 years     2.6 years   4.6 years   --
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Fair value                          $1,201             $26          $2,751         $3,901          $181      $8,060         --
Amortized cost                       1,176              25           2,767          3,850           176       7,994       6.86%
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
Fair value                          $1,053             $26             $10         $1,218          $214      $2,521         --
Amortized cost                       1,068              29              10          1,324           223       2,654       6.40%
------------------------------------------------------------------------------------------------------------------------------

1 Maturity is based upon expected average lives rather than contractual terms.

2 Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for all years presented.

3    Includes equity securities with no stated maturity.

                        Figure 26 Investment Securities

                                                                                        Other
                            U.S. Treasury,      States and   Collateralized         Mortgage-                          Weighted
                              Agencies and       Political          Mortgage           Backed         Other             Average
dollars in millions           Corporations    Subdivisions    Obligations(1)    Securities(1)   Securities    Total    Yield(2)
-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Maturity:
  One year or less                      --          $  577              --             --          $  1      $  578        7.27%
  After one through five years          --             561              --             --            61         622        8.29
  After five through ten years          --             210              --             --            --         210       10.33
  After ten years                       --              53              --             --           138         191        4.74
-------------------------------------------------------------------------------------------------------------------------------

Amortized cost                          --          $1,401              --             --          $200      $1,601        7.76%
Fair value                              --           1,437              --             --           200       1,637          --
Weighted average yield                  --            8.38%             --             --          3.40%       7.76%         --
Weighted average maturity               --             3.0 years        --             --           3.3 years   3.0 years    --
-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Amortized cost                          $5          $1,424              --             --          $259      $1,688        8.34%
Fair value                               5           1,474              --             --           259       1,738          --
-------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
Amortized cost                        $533          $1,508          $3,778         $4,057          $400     $10,276        7.03%
Fair value                             499           1,535           3,521          3,842           360       9,757          --
-------------------------------------------------------------------------------------------------------------------------------

1 Maturity is based upon expected average lives rather than contractual terms.

2 Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using a 35% tax rate for all years presented.

Financial Page 28                               [LOGO] KEYCORP AND SUBSIDIARIES

Asset Quality

Key's Credit Risk Management Group evaluates and monitors the level of risk in Key's credit-related assets, and formulates underwriting standards and guidelines for line management. Geographic diversification throughout Key is a significant factor in managing credit risk. The Credit Risk Management Group is also responsible for reviewing the adequacy of the allowance for loan losses ("Allowance"). Furthermore, Key's Credit Policy/Risk Management Group reviews corporate assets other than loans, leases and OREO to evaluate the credit quality and risk inherent in such assets. This group is also responsible for commercial and consumer credit policy development, concentration management and credit systems development.

The allocation of Key's Allowance by loan type at December 31 is shown in Figure
27. Management has developed methodologies designed to assess the adequacy of the Allowance. The Allowance allocation methodologies applied at Key focus on changes in the size and character of the loan portfolio, changes in the levels of impaired and other nonperforming and past due loans, the risk inherent in specific loans, concentrations of loans to specific borrowers or industries, existing and prospective economic conditions and historical losses on a portfolio basis. In addition, indirect risk in the form of off-balance sheet exposure for unfunded commitments is taken into consideration. Management continues to target and maintain an Allowance equal to the allocated requirement plus an unallocated portion, as deemed necessary. Management believes this is an appropriate posture in light of current and expected economic conditions and trends, the geographic and industry mix of the loan portfolio and similar risk-related matters.

             Figure 27 Allocation of the Allowance for Loan Losses

December 31,

                                                   1996                      1995                       1994
                                            ------------------        -------------------       -------------------
                                                     Percent of                Percent of                Percent of
                                                   Loan Type to              Loan Type to              Loan Type to
dollars in millions                         Amount  Total Loans       Amount  Total Loans       Amount  Total Loans
-------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural        $177         25.0%        $205         24.1%        $119         22.1%
Real estate--commercial mortgage                97         14.5          100         15.0           75         14.5
Real estate--construction                       22          3.4           21          3.1           18          2.8
Commercial lease financing                      16          5.4           23          4.7           24          3.7
-------------------------------------------------------------------------------------------------------------------
  Total commercial loans                       312         48.3          349         46.9          236         43.1
Real estate--residential mortgage               10         12.7            9         17.2           14         21.2
Home equity                                      5          9.7            5          8.0            6          7.9
Credit card                                     44          3.7           25          3.2           44          3.0
Other consumer                                  93         21.0           52         19.1           49         20.1
-------------------------------------------------------------------------------------------------------------------
  Total consumer loans                         152         47.1           91         47.5          113         52.2
Loans held for sale                              3          4.6            3          5.6            3          4.7
Unallocated                                    403           --          433           --          478           --
-------------------------------------------------------------------------------------------------------------------
  Total                                       $870        100.0%        $876        100.0%        $830        100.0%
                                              ====        =====         ====        =====         ====        =====
-------------------------------------------------------------------------------------------------------------------

                                                   1993                       1992
                                            -------------------       -------------------
                                                     Percent of                Percent of
                                                   Loan Type to              Loan Type to
                                            Amount  Total Loans       Amount  Total Loans
-----------------------------------------------------------------------------------------
Commercial, financial and agricultural        $178         21.8%        $207         24.3%
Real estate--commercial mortgage                77         15.0          108         16.1
Real estate--construction                       22          2.8           27          3.9
Commercial lease financing                      14          4.1            5          3.3
-----------------------------------------------------------------------------------------
  Total commercial loans                       291         43.7          347         47.6
Real estate--residential mortgage               14         26.6            5         22.4
Home equity                            See note (1) See note (1) See note (1) See note (1)
Credit card                            See note (2)         3.5  See note (2)         3.9
Other consumer                                 113         19.0          147         20.7
-----------------------------------------------------------------------------------------
  Total consumer loans                         127         49.1          152         47.0
Loans held for sale                             --          7.2           --          5.4
Unallocated                                    385           --          284           --
-----------------------------------------------------------------------------------------
  Total                                       $803        100.0%        $783        100.0%
                                              ====        =====         ====        =====
-----------------------------------------------------------------------------------------


1 For years prior to 1994, home equity loans and the respective allocation of Allowance are included in the real estate--residential mortgage category.

2 For years prior to 1994, the Allowance allocated to credit card receivables is included in the other consumer category.


[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 29

As shown in Figure 28, net loan charge-offs in 1996 were $195 million, or .40% of average loans, compared with $99 million, or .21% of average loans, in 1995 and $109 million, or .25% in 1994. The higher level of net charge-offs in 1996 was attributable to continued increases from historically low net charge-off levels in most loan categories with the largest increases coming from the commercial, indirect auto and credit card portfolios. The $33 million increase in commercial loan net charge-offs reflected a lower level of recoveries relative to 1995 and the charge-off of two large credits totaling $17 million. The $22 million increase in consumer--indirect net charge-offs (primarily indirect auto loans) and the $29 million increase in credit card net charge-offs reflected the impact of a strategy adopted by Key to expand its consumer customer base to include various credit risk profiles. This strategy also includes risk-adjusted pricing to address the relative credit risk of various strata of the customer base. Despite a widespread nationwide deterioration in consumer credit quality, as indicated by a record number of bankruptcies during 1996, Key's portfolio performed at or better than industry averages for similar risk profiles. As a result of the higher level of net charge-offs, the provision for loan losses in 1996 was increased to $197 million, up from $100 million in 1995 and $125 million in 1994. This increase reflected management's intention to continue to maintain the provision for loan losses at a level equal to or above net charge-offs.

                  Figure 28 Summary of Loan Loss Experience


Year ended December 31,
dollars in millions                                         1996          1995        1994              1993              1992
------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year                $48,216       $48,012     $43,463           $39,363           $36,025
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year           $   876       $   830     $   803           $   783           $   793
Loans charged off:
  Commercial, financial and agricultural                      71            42          61               103               145
  Real estate--commercial mortgage                            16            22          19       See note (1)      See note (1)
  Real estate--construction                                    2             2           7                25                25
  Commercial lease financing                                   8             5           3                 3                10
------------------------------------------------------------------------------------------------------------------------------
    Total commercial loans                                    97            71          90               131               180
  Real estate--residential mortgage                            9            11          15                57               100
  Home equity                                                  2             2           1       See note (1)      See note (1)
  Credit card                                                 83            50          49       See note (2)      See note (2)
  Consumer--direct                                            27            20          16       See note (2)      See note (2)
  Consumer--indirect                                          83            53          37               115               160
------------------------------------------------------------------------------------------------------------------------------
    Total consumer loans                                     204           136         118               172               260
  Loans held for sale                                          2             1           1                --                --
------------------------------------------------------------------------------------------------------------------------------
                                                             303           208         209               303               440
Recoveries:
  Commercial, financial and agricultural                      45            53          48                33                26
  Real estate--commercial mortgage                             8             5           4       See note (1)      See note (1)
  Real estate--construction                                    1             3           2                 6                 1
  Commercial lease financing                                   2             2           2                 2                 5
------------------------------------------------------------------------------------------------------------------------------
    Total commercial loans                                    56            63          56                41                32
  Real estate--residential mortgage                            3             8           6                10                 9
  Home equity                                                 --             1           1       See note (1)      See note (1)
  Credit card                                                 15            11          13       See note (2)      See note (2)
  Consumer--direct                                             7             7           7       See note (2)      See note (2)
  Consumer--indirect                                          27            19          16                39                39
------------------------------------------------------------------------------------------------------------------------------
    Total consumer loans                                      52            46          43                49                48
  Loans held for sale                                         --            --           1                --                --
------------------------------------------------------------------------------------------------------------------------------
                                                             108           109         100                90                80
------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                       (195)          (99)       (109)             (213)             (360)
Provision for loan losses                                    197           100         125               212               339
Allowance acquired/sold, net                                  (8)           44          11                21                11
Transfer of OREO allowance                                    --             1          --                --                --
------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                 $   870       $   876     $   830           $   803           $   783
                                                        ========      ========    ========          ========          ========
------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                        .40%          .21%        .25%              .54%             1.00%
Allowance for loan losses to year-end loans                 1.77          1.81        1.78              1.94              2.12
Allowance for loan losses to nonperforming loans          249.28        263.15      324.27            238.69            141.54
------------------------------------------------------------------------------------------------------------------------------


1 For periods prior to 1994, activity related to real estate--commercial mortgage loans and home equity loans is included in real estate--residential mortgage loans.

2 For periods prior to 1994, activity related to credit card receivables and consumer--direct loans is included in consumer--indirect loans.

Financial Page 30                              [LOGO] KEYCORP AND SUBSIDIARIES

The Allowance at December 31, 1996, was $870 million, or 1.77% of loans, compared with $876 million, or 1.81% of loans, at December 31, 1995. The slight decrease in the Allowance was primarily the result of loan sales and securitization activities. Included in the 1996 Allowance was $26 million specifically allocated for impaired loans compared with $40 million in 1995. For a further discussion of impaired loans see Note 6, Impaired Loans and Other Nonperforming Assets, beginning on page 52. At December 31, 1996, the Allowance was 249.28% of nonperforming loans, compared with 263.15% at December 31, 1995. Although this percentage is not the primary factor used by management in determining the adequacy of the Allowance, it has general short to medium-term relevance. As indicated in Figure 27, the unallocated portion of the Allowance decreased slightly in 1996, primarily as a result of an increase in the portion of the Allowance allocated to the consumer loan portfolio. Approximately 46% of the Allowance remained unallocated to any specific category, a position that management believes appropriate in light of the growth experienced in the Corporate Banking portfolio, the risk-based strategies employed within the National Consumer Finance line of business and the expected return in 1997 of all net charge-off ratios to more normalized, higher levels.

The composition of nonperforming assets is shown in Figure 29. These assets totaled $400 million at December 31, 1996, and represented .81% of loans, OREO and other nonperforming assets compared with $379 million, or .78%, at December 31, 1995. The $16 million increase in nonperforming loans in 1996 is attributable primarily to higher levels of consumer activity, primarily related to secured automobile and home equity products. OREO (net of the allowance) increased by $6 million, due primarily to an additional $42 million placed in OREO, offset in part by sales of $34 million. Additional information pertaining to changes in nonaccrual loans and OREO and the percentage of nonperforming loans to period end loans by type within Key's geographically dispersed banking regions is presented in Figures 30 and 31, respectively.

         Figure 29 Summary of Nonperforming Assets and Past Due Loans

Year ended December 31,
dollars in millions                                 1996           1995           1994           1993           1992
--------------------------------------------------------------------------------------------------------------------

Impaired loans(1)                                   $209           $205             --             --             --
Other nonaccrual loans                               139            125           $254           $330           $551
Restructured loans                                     1              3              2              6              2
--------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                          349            333            256            336            553

Other real estate owned                               56             56            100            186            350
Allowance for OREO losses                             (8)           (14)           (21)           (35)           (18)
--------------------------------------------------------------------------------------------------------------------
  Other real estate owned, net of allowance           48             42             79            151            332

Other nonperforming assets                             3              4              5             13             15
--------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                        $400           $379           $340           $500           $900
                                                   =====          =====          =====          =====          =====
--------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more             $103           $ 97            $50            $52            $70
--------------------------------------------------------------------------------------------------------------------
Nonperforming loans to year end loans                .71%           .69%           .55%           .81%          1.50%
Nonperforming assets to year end loans
  plus other real estate owned and other
  nonperforming assets                               .81            .78            .73           1.20           2.41
--------------------------------------------------------------------------------------------------------------------


1 Effective January 1, 1995, Key adopted SFAS No. 114, which requires separate disclosure of impaired loans. Prior to January 1, 1995, impaired loans were included in other nonaccrual loans.

[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 31

  Figure 30 Summary of Changes in Impaired and Other Nonaccrual Loans and OREO

SUMMARY OF CHANGES IN IMPAIRED AND OTHER NONACCRUAL LOANS
                                                                                     1996 Quarters
                                                                    ------------------------------------------------
in millions                                        Full Year        Fourth         Third        Second         First
--------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                           $ 330         $ 343         $ 325         $ 338         $ 330
  Loans placed on nonaccrual                             321            77            75            88            81
  Charge-offs(1)                                         (75)          (16)          (15)          (25)          (19)
  Payments                                              (126)          (28)          (32)          (45)          (21)
  Loans sold                                             (55)          (17)           --           (18)          (20)
  Transfers to OREO                                      (23)           (4)           (6)           (5)           (8)
  Loans returned to accrual                              (24)           (7)           (4)           (8)           (5)
--------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 $ 348         $ 348         $ 343         $ 325         $ 338
                                                       =====         =====         =====         =====         =====
--------------------------------------------------------------------------------------------------------------------

SUMMARY OF CHANGES IN OREO(2)
                                                                                     1996 Quarters
                                                                    ------------------------------------------------
in millions                                        Full Year        Fourth         Third        Second         First
--------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                           $  42         $  49         $  42         $  45         $  42
  Additions                                               42             8            16             6            12
  OREO sold                                              (34)          (11)           (4)          (10)           (9)
  Charge-offs and write-downs                             (6)           (2)           (2)           (1)           (1)
  Divestiture                                             (1)           --            --            (1)           --
  Other                                                    5             4            (3)            3             1
--------------------------------------------------------------------------------------------------------------------
Balance at end of year                                 $  48         $  48         $  49         $  42         $  45
                                                       =====         =====         =====         =====         =====
--------------------------------------------------------------------------------------------------------------------



1 Represents the gross charge-offs taken against nonaccrual loans; excluded are charge-offs taken against accruing loans and credit card receivables, and interest reversals.

2    Net of allowance for OREO losses.

  Figure 31 Percentage of Nonperforming Loans to Period End Loans by Loan Type

December 31, 1996

                       Commercial, Real Estate--                                 Real Estate--
                    Financial and     Commercial     Real Estate--   Commercial    Residential
                     Agricultural       Mortgage     Construction        Leases        Mortgage      Consumer(1)      Total
---------------------------------------------------------------------------------------------------------------------------
Northeast Region             1.38%          2.05%              .61%         .23%           1.45%            .24%       1.05%
Great Lakes Region            .47            .86              1.92          .34            1.14             .23         .53
Rocky Mountain Region        1.88            .89               .05          .19            1.19             .39         .96
Northwest Region              .54            .58              1.13          .03            1.18             .28         .54
Financial Services             --             --                --           --              --             .03         .03
---------------------------------------------------------------------------------------------------------------------------
  Total                       .98%          1.18%             1.15%         .29%           1.28%            .25%        .71%
---------------------------------------------------------------------------------------------------------------------------


1    Excludes credit card receivables.

Financial Page 32                               [LOGO] KEYCORP AND SUBSIDIARIES

                         Figure 32 Nonperforming Assets

(in millions)
                                        1992      1993      1994      1995      1996
Other nonperforming assets            $  15    $  13     $   5     $   4     $   3
Restructured loans                        2        6         2         3         1
Other real estate owned                 332      151        79        42        48
Impaired and other nonaccrual loans     551      330       254       330       348




Deposits and Other Sources of Funds

Core deposits, defined as domestic deposits other than certificates of deposit of $100,000 or more, are Key's primary source of funding. During 1996, these deposits averaged $40.4 billion and represented 70% of Key's funds supporting earning assets compared with $41.7 billion and 69%, respectively, in 1995 and $40.8 billion and 72%, respectively, in 1994. As shown in Figure 6 beginning on page 14, over the past year the mix of core deposits has changed significantly. Primary among the factors contributing to this change is a new program started during the fourth quarter of 1995. Deposit balances (above a defined threshold) in certain NOW and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, during 1996, demand deposits and NOW account balances averaging $1.4 billion and $2.9 billion, respectively, were transferred to the money market deposit account category and a pre-tax cost savings of approximately $17 million was realized. In Figure 6, the demand deposits transferred continue to be reported as noninterest-bearing deposits, while the NOW accounts transferred are included in the money market deposit account category. During the second quarter of 1996, the implementation of this program was completed in the last of Key's four banking regions. Contributing to the overall decrease in core deposits relative to the prior year was the impact of investment alternatives pursued by customers in response to the continued strength of the stock and bond markets, and the impact of the SFF divestiture early in June 1996. The slight increase in the average amount of core deposits in 1995 was primarily attributable to the impact of acquisitions, offset in part by the pursuit of other alternatives by customers.

Purchased funds, which are comprised of large certificates of deposit, deposits in foreign offices and short-term borrowings, averaged $13.5 billion for 1996, down $1.3 billion, or 9%, from the prior year. As illustrated in Figure 6, the decrease was attributable to reductions in certificates of deposit of $100,000 or more and deposits in foreign offices of $300 million and $1.2 billion, respectively, as less expensive sources were used to fund earning assets.

     Figure 33 Maturity Distribution of Time Deposits of $100,000 or More

December 31, 1996

                               Domestic    Foreign
in millions                     Offices    Offices     Total
------------------------------------------------------------
Time remaining to maturity:
  Three months or less           $1,828     $1,338    $3,166
  Over three through six months     555         --       555
  Over six through twelve months    575         --       575
  Over twelve months                661         --       661
------------------------------------------------------------
    Total                        $3,619     $1,338    $4,957
                                 ======     ======    ======
------------------------------------------------------------

Liquidity

Liquidity represents the availability of funding to meet the needs of depositors, borrowers and creditors at a reasonable cost on a timely basis and without adverse consequences. Key's ALCO actively analyzes and manages Key's liquidity in coordination with similar committees at each affiliate bank. The affiliate banks individually maintain liquidity in the form of short-term money market investments, securities available for sale, anticipated prepayments and maturities on securities, the maturity structure of their loan portfolios and the ability to securitize and package loans for sale. Liquidity is also enhanced by a sizable concentration of core deposits, previously discussed, which are generated by more than 1,200 full-service banking offices in 15 states. The affiliate banks individually monitor deposit flows and evaluate alternate pricing structures with respect to their deposit base. This process is supported by a Central Funding Unit within Key's Funds & Investment Management Group. This group monitors the overall mix of funding sources in conjunction with the affiliate banks' deposit pricing and in response to the structure of the earning assets portfolio. In addition, the affiliate banks have access to various sources of non-core market funding (such as Federal funds purchased, securities sold under repurchase agreements and bank notes) and borrowings from the Federal Reserve system for short-term liquidity requirements should the need arise.

During 1996, Key's affiliate banks raised $4.5 billion under Key's Bank Note Program which allows for the issuance of up to $12.3 billion, covering eleven affiliate banks. Of the notes issued during this period, $832 million have original maturities in excess of one year and are included in long-term debt, while $3.7 billion have original maturities of






[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 33
one year or less and are included in other short-term borrowings. As of December 31, 1996, the program had an unused capacity of $7.3 billion. Additionally, KeyBank USA has a line of credit with the Federal Reserve which provides for overnight borrowings of up to $1.2 billion and is secured by $1.7 billion of KeyBank USA's credit card receivables at December 31, 1996. There were no borrowings outstanding under this line of credit as of December 31, 1996 and 1995.

The parent company's Commercial Paper/Note Program established in 1995 provides for the availability of up to $500 million of additional short-term funding. The proceeds from this program may be used for general corporate purposes, including future acquisitions, and the funding of AFG's lending activities in conjunction with quarterly securitizations of its auto loans. In 1995, the parent company also entered into a four-year, revolving credit agreement with several banks under which the banks have agreed to lend collectively up to $500 million to the parent company. In October 1996, the parent company exercised its option to extend the term of the agreement for one year. The line of credit is used primarily as a backup source of liquidity for the Commercial Paper/Note Program. There were no borrowings outstanding under either of these facilities as of December 31, 1996.

Medium-term notes and subordinated debt issued by the parent company during 1996 totaled $100 million and $450 million, respectively, and have original maturities of more than one year. During the third quarter of 1996, the parent company filed a new universal shelf registration statement with the SEC to provide for the possible issuance of up to $1.2 billion of debt and equity securities in addition to the unused capacity under a previous shelf registration. Accordingly, at December 31, 1996, unused capacity under the 1996 shelf registration totaled $1.3 billion, of which $750 million is reserved for future issuance as medium-term notes. The proceeds from issuances under the shelf registration and the Bank Note Program discussed above may be used for general corporate purposes, including future acquisitions.

During the fourth quarter of 1996, the parent company supplemented its funding sources through the formation of two wholly owned statutory business trusts which issued capital securities in the amount of $350 million and $150 million, respectively. The proceeds from the issuance of the capital securities and the issuance of $15 million of common securities were concurrently used by the trusts to purchase $515 million of junior subordinated deferrable interest debentures of the parent company which carry interest rates equal to the dividend yields on the capital securities. The common securities are wholly owned by the parent company. The proceeds from the issuance of the subordinated debentures may be used for general corporate purposes. The capital securities are particularly advantageous in that Key is permitted to treat them as Tier I capital for financial reporting purposes, since their characteristics are much like preferred stock with regard to preferences related to cash distributions, and amounts payable upon liquidation, redemption or otherwise. At the same time, the interest paid on the subordinated debentures is deductible for income tax purposes. The capital securities are more fully described in Note 11, "Capital Securities," on page 56.

The liquidity requirements of the parent company, primarily for dividends to shareholders, servicing of debt and other corporate purposes, are met principally through regular dividends from affiliate banks. In 1996, affiliated companies paid a total of $1.0 billion in dividends to the parent company. As of December 31, 1996, an additional $499 million was available in the affiliate banks for the payment of dividends to the parent company without prior regulatory approval. Excess funds are maintained in short-term investments. The parent company has ready access to the capital markets as a result of its favorable debt ratings which, at December 31, 1996, were as follows:

                                     Senior      Subordinated
                    Commercial      Long-Term      Long-Term
                       Paper          Debt           Debt
-------------------------------------------------------------
Duff & Phelps           D-1+          AA-              A+
Standard & Poor's       A-2            A-            BBB+
Moody's                 P-1            A1             A2

Further information pertaining to Key's sources and uses of cash for the years ended December 31, 1996, 1995 and 1994 is presented in the Consolidated Statements of Cash Flow on page 45.


Capital and Dividends

Total shareholders' equity at December 31, 1996, was $4.9 billion, down $272 million, or 5%, from the balance at the end of 1995. This followed a 1995 increase of $462 million, or 10%, from the balance at December 31, 1994. In 1996, the decrease was due primarily to the share repurchases discussed below and dividends paid to shareholders. The reduction also reflected the redemption of all $160 million of Key's 10% Cumulative Preferred Stock as of June 30, 1996, and net unrealized losses of $54 million on securities. These securities losses resulted in cumulative net unrealized securities losses of $6 million as of December 31, 1996, and were recorded in connection with SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities." In 1995, the increase in shareholders' equity resulted principally from the retention of net income after dividends paid to shareholders. Other factors contributing to the change in shareholders' equity during 1996 are shown in the Statement of Changes in Shareholders' Equity presented on page 44.

In January 1996, the Board of Directors approved a share repurchase program, representing an addition to previously existing programs, which authorized the repurchase of up to 12,000,000 Common Shares in 1996. In November 1996, subsequent to the completion of this program, the Board of Directors approved a new share repurchase program which authorized the repurchase of an additional 12,000,000 Common Shares by the end of 1997. As under the old program, shares will be repurchased under the new






Financial Page 34                               [LOGO] KEYCORP AND SUBSIDIARIES
program from time to time in the open market or through negotiated transactions. During 1996, Key repurchased 14,620,000 shares at a total cost of $617 million (an average of $42.25 per share). The repurchased shares were placed in Treasury, from which 270,263 Treasury Shares were reissued in connection with an acquisition and 4,100,953 shares were reissued for employee benefit plans. The 22,490,353 Treasury Shares at December 31, 1996, are expected to be reissued over time in connection with employee stock purchase, 401(k), stock option and dividend reinvestment plans and for other corporate purposes.

Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.22% at December 31, 1996, compared with 7.77% at December 31, 1995, and 7.03% at December 31, 1994.

Banking industry regulators define minimum capital ratios for bank holding companies and their banking subsidiaries. Based on the risk-adjusted capital rules and definitions prescribed by the banking regulators, Key's Tier I and total risk-adjusted capital ratios at December 31, 1996, were 7.98% and 13.01%, respectively. As indicated in Figure 34, these compare favorably with the minimum requirements of 4.0% for Tier I and 8.0% for total capital. The regulatory leverage ratio standard prescribes a minimum ratio of 3.0%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum. At December 31, 1996, Key's leverage ratio was 6.93%, substantially higher than the minimum requirement. Figure 35 presents the details of Key's regulatory capital position at December 31, 1996 and 1995.

Failure to meet applicable capital guidelines could result in enforcement remedies available to the banking industry regulators, including a limitation on the ability to pay dividends, the issuance of a directive to increase capital, the termination of deposit insurance by the FDIC, and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1996, the parent company and its banking subsidiaries meet all capital adequacy guidelines to which they are subject.

Under the Federal Deposit Insurance Act, the Federal bank regulators group FDIC-insured depository institutions into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." All of Key's affiliate banks qualified as "well-capitalized" at December 31, 1996. Although these provisions are not directly applicable to Key under existing laws and regulations, based upon its ratios Key would qualify as "well capitalized" at December 31, 1996. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of Key or its affiliates. Additional information pertaining to capital adequacy, including risk-adjusted capital amounts and ratios of the parent company's significant subsidiaries, is presented in Note 12, "Shareholders' Equity," beginning on page 57.

At December 31, 1996, book value per Common Share was $21.84 based on 223,454,037 shares outstanding, compared with $21.36 based on 233,702,821 shares outstanding at December 31, 1995. Key's Common Shares are traded on the New York Stock Exchange under the symbol KEY. The sales price ranges of the Common Shares and per Common Share net income and dividends by quarter for each of the last two years are presented in Figure 36. At year end 1996, the closing sales price of a Key Common Share on the New York Stock Exchange was $50.50. This price was 231% of year end book value per share, and would result in a dividend yield of 3.01% based on the then-current amount of the dividend. On January 16, 1997, the quarterly dividend on Common Shares was increased by 10.5% to $.42 per Common Share, up from $.38 per Common Share in 1996. There were 50,584 holders of record of Key Common Shares at December 31, 1996.

                   Figure 34 Capital Ratios

                                      1995              1996
Total risk-based capital ratio
  regulatory
  minimum                             8.0%             8.0%
Tier 1 risk-based capital ratio
  regulatory
  minimum                             4.0%             4.0%
Leverage ratio
  regulatory
  minimum                             3.0%             3.0%

Total risk-based capital ratio      10.85%           13.01%

Tier I risk-based capital ratio      7.53%            7.98%

Leverage ratio                       6.20%            6.93%



[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 35

Figure 35 Capital Components and Risk-Adjusted Assets

December 31,
dollars in millions                                    1996              1995
-----------------------------------------------------------------------------
TIER I CAPITAL
  Common shareholders' equity(1)                     $4,887            $4,945
  Qualifying preferred stock                             --               160
  Capital securities                                    500                --
  Less: Goodwill                                       (824)             (899)
       Other intangible assets(2)                      (121)             (143)
-----------------------------------------------------------------------------
    Total Tier I capital                              4,442             4,063
-----------------------------------------------------------------------------
TIER II CAPITAL
  Allowance for loan losses(3)                          698               677
  Qualifying long-term debt                           2,103             1,114
-----------------------------------------------------------------------------
    Total Tier II capital                             2,801             1,791
-----------------------------------------------------------------------------
    Total capital                                    $7,243            $5,854
                                                   ========          ========
RISK-ADJUSTED ASSETS
  Risk-adjusted assets on balance sheet             $52,228           $49,555
  Risk-adjusted off-balance sheet exposure            4,541             5,619
  Less: Goodwill                                       (824)             (899)
       Other intangible assets(2)                      (121)             (143)
-----------------------------------------------------------------------------
    Gross risk-adjusted assets                       55,824            54,132
  Less: Excess allowance for loan losses(3)            (172)             (199)
-----------------------------------------------------------------------------
    Net risk-adjusted assets                        $55,652           $53,933
                                                   ========          ========
AVERAGE QUARTERLY TOTAL ASSETS                      $65,063           $66,543
                                                   ========          ========
CAPITAL RATIOS
  Tier I risk-adjusted capital ratio                   7.98%             7.53%
  Total risk-adjusted capital ratio                   13.01             10.85
  Leverage ratio                                       6.93              6.20
-----------------------------------------------------------------------------

(1) Common shareholders' equity excludes the impact of net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.

(2) Intangible assets (excluding goodwill and portions of purchased credit card relationships) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.

(3) The allowance for loan losses included in Tier II capital is limited to 1.25% of gross risk-adjusted assets.


FOURTH QUARTER RESULTS

As shown in Figure 36, net income for the fourth quarter of 1996 was $151 million, or $.67 per Common Share, compared with $207 million, or $.86 per Common Share, for the same period in 1995. Financial results in both periods were significantly impacted by nonrecurring items. Earnings for the fourth quarter of 1996 included a restructuring charge of $100 million ($66 million after tax, $.29 per Common Share) recorded in connection with certain strategic actions to be taken over the next year to complete Key's transformation to a nationwide, bank-based financial services company. The 1995 period was impacted by a positive accounting adjustment of $18 million ($12 million after tax, $.05 per Common Share) resulting from better-than-expected performance of student loan securitizations completed in prior periods and $33 million ($20 million after tax, $.08 per Common Share) of write-offs of obsolete internally developed software and a sublease loss.

Excluding the nonrecurring items described above, earnings for the fourth quarter of 1996 were $217 million, or a record high $.96 per Common Share, up from $215 million, or $.89 per Common Share in the prior year. The increase in adjusted earnings resulted from a $22 million, or 3%, increase in taxable equivalent net interest income and a $14 million, or 13%, decrease in income taxes, partially offset by increases of $23 million, or 68%, in the provision for loan losses and $11 million, or 2%, in noninterest expense. Excluding the 1995 accounting adjustment related to student loan securitizations, noninterest income in 1996 was consistent with the prior year level. On an annualized basis, the return on average total assets for the fourth quarter of 1996 was .92% compared with 1.23% for the fourth quarter of 1995. The annualized return on average total equity for the fourth quarters of 1996 and 1995 were 12.53% and 16.11%, respectively. Excluding the restructuring charge, Key's fourth quarter 1996 returns on average total assets and equity were 1.33% and 18.01%, respectively.

The increase in taxable equivalent net interest income in the fourth quarter of 1996 as compared with the fourth quarter of 1995 reflected a net interest margin which rose 27 basis points to 4.80% and more than offset the impact of a managed reduction of $1.6 billion, or 3%, in average earning assets. Income taxes declined as a result of a number of factors, including: higher income from corporate owned life insurance, increased credits associated with investments in low-income housing projects, and the benefit derived from a contribution of appreciated marketable securities to Key's charitable foundation. The provision for loan losses increased in the current year in response to the higher level of net charge-offs and reflected management's intention to continue to maintain the provision at a level equal to or above net charge-offs. The slight growth in noninterest expense relative to the fourth quarter of last year was due primarily to higher personnel expense, largely offset by lower costs associated with deposit insurance, professional fees and other expenses.




Financial Page 36                               [LOGO] KEYCORP AND SUBSIDIARIES

                 Figure 36 Selected Quarterly Financial Data

                                                                         1996
                                           -----------------------------------------------------------
dollars in millions,
except per share amounts                        Fourth            Third        Second            First
------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                            $     1,243      $     1,238      $  1,234      $     1,236
Interest expense                                   560              555           552              567
Net interest income                                683              683           682              669
Provision for loan losses                           57               49            47               44
Noninterest income before
  net securities gains (losses)                    285              289           263              249
Net securities gains (losses)                       --               --             1               --
Noninterest expense                                700              615           579              570
Income before income taxes
  and extraordinary item                           211              308           320              304
Income before extraordinary item                   151              207           217              208
Net income                                         151              207           217              208
Net income applicable to Common Shares             151              207           213              204
-----------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item           $       .67      $       .90      $    .92      $       .88
Net income                                         .67              .90           .92              .88
Cash dividends                                     .38              .38           .38              .38
Book value at period end                         21.84            21.91         21.63            21.43
Market price:
  High                                           54.25            44.38         40.25            39.13
  Low                                            43.69            36.25         36.75            33.38
  Close                                          50.50            44.00         38.75            38.63
Weighted average Common Shares (000)           225,562          229,668       231,341          233,100
-----------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                      $    49,235      $    48,373      $ 47,928      $    48,273
Earning assets                                  59,260           57,640        57,404           57,941
Total assets                                    67,621           65,356        64,764           65,052
Deposits                                        45,317           44,523        44,417           45,401
Long-term debt                                   4,213            4,664         4,174            4,266
Common shareholders' equity                      4,881            4,976         4,996            4,964
Total shareholders' equity                       4,881            4,976         4,996            5,124
-----------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                     .92%            1.28%         1.35%            1.28%
Return on average common equity                  12.53            16.73         17.15            16.42
Return on average total equity                   12.53            16.73         16.93            16.22
Efficiency                                       60.92            60.71         60.50            61.22
Overhead                                         44.89            44.40         45.53            47.07
Net interest margin (TE)                          4.80             4.82          4.80             4.70
-----------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(1)                               7.22%            7.61%         7.71%            7.88%
Tangible equity to tangible assets(1)             5.88             6.20          6.27             6.38
Tier I risk-adjusted capital                      7.98             7.49          7.60             7.71
Total risk-adjusted capital                      13.01            12.50         11.72            11.45
Leverage                                          6.93             6.38          6.43             6.43
-----------------------------------------------------------------------------------------------------------
                                                                         1995
                                               ------------------------------------------------------
dollars in millions,
except per share amounts                         Fourth            Third        Second          First
-----------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                $  1,278      $     1,299      $  1,299      $   1,245
Interest expense                                    618              633           632            602
Net interest income                                 660              666           667            643
Provision for loan losses                            34               27            21             18
Noninterest income before
  net securities gains (losses)                     303              235           220            216
Net securities gains (losses)                         1               --             3            (45)
Noninterest expense                                 622              561           568            561
Income before income taxes
  and extraordinary item                            308              313           301            235
Income before extraordinary item                    207              209           199            174
Net income                                          207              209           199            210
Net income applicable to Common Shares              203              205           195            206
-----------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item               $    .86      $       .90      $    .83      $     .71
Net income                                          .86              .90           .83            .86
Cash dividends                                      .36              .36           .36            .36
Book value at period end                          21.36            20.74         19.71          19.57
Market price:
  High                                            37.25            35.13         32.13          29.50
  Low                                             33.25            30.38         26.00          24.50
  Close                                           36.25            34.25         31.38          28.25
Weighted average Common Shares (000)            235,753          228,187       235,329        239,999
-----------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                          $ 48,332      $    49,069      $ 48,791      $  48,186
Earning assets                                   58,762           60,847        60,946         61,167
Total assets                                     66,339           67,967        67,481         67,709
Deposits                                         47,282           47,905        48,672         48,812
Long-term debt                                    4,003            4,048         4,020          3,725
Common shareholders' equity                       4,993            4,923         4,514          4,658
Total shareholders' equity                        5,153            5,083         4,674          4,818
-----------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                     1.23%            1.25%         1.19%          1.28%
Return on average common equity                   16.31            18.07         16.86          18.26
Return on average total equity                    16.11            17.79         16.63          17.99
Efficiency                                        63.67            61.27         63.05          64.12
Overhead                                          47.36            47.89         51.10          52.36
Net interest margin (TE)                           4.53             4.50          4.49           4.38
-----------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(1)                                7.77%            7.48%         6.93%          7.12%
Tangible equity to tangible assets(1)              6.25             5.98          5.75           6.02
Tier I risk-adjusted capital                       7.53             7.55          7.45           7.96
Total risk-adjusted capital                       10.85            10.84         10.82          11.05
Leverage                                           6.20             6.19          5.88           6.24
-----------------------------------------------------------------------------------------------------

(1) Including capital securities, these ratios at December 31, 1996, are 7.96% and 6.63%, respectively.

The comparability of the information presented above is affected by certain acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 2, Mergers, Acquisitions and Divestitures beginning on page 49.

TE = Taxable Equivalent



[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 37

                  Figure 37 Banking Services Data by Region

Year ended December 31,

                                                   Northeast Region          Great Lakes Region
                                                   ----------------          ------------------
dollars in millions                                1996         1995         1996         1995
----------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS
Nonperforming loans to year end loans              1.05%        1.06%         .53%         .57%
Allowance for loan losses to year end loans        1.47         1.42         2.08         2.32
Net loan charge-offs to average loans               .41          .34          .12          .04

AVERAGE BALANCES
Loans                                           $13,935      $13,943      $19,620      $19,875
Earning assets                                   17,525       18,006       23,952       25,498
Total assets                                     19,083       19,425       26,569       28,189
Deposits                                         14,008       14,680       17,010       18,682
----------------------------------------------------------------------------------------------

                                                 Rocky Mountain Region       Northwest Region
                                                 ---------------------       ----------------
                                                   1996         1995         1996         1995
----------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS
Nonperforming loans to year end loans               .96%         .69%         .54%         .48%
Allowance for loan losses to year end loans        1.39         1.29         1.35         1.35
Net loan charge-offs to average loans               .54          .32          .18          .15

AVERAGE BALANCES
Loans                                            $3,824       $3,661      $ 9,252      $ 8,982
Earning assets                                    4,730        4,663       10,716       10,398
Total assets                                      5,196        5,098       11,842       11,387
Deposits                                          3,955        3,950        9,136        8,865
----------------------------------------------------------------------------------------------

                                               Consumer Finance Companies
                                               --------------------------


                                                   1996         1995
--------------------------------------------------------------------
ASSET QUALITY RATIOS
Nonperforming loans to year end loans               .03%          --
Allowance for loan losses to year end loans        1.79         1.73%
Net loan charge-offs to average loans              3.02         2.70

AVERAGE BALANCES
Loans                                            $2,421         $608
Earning assets                                    2,438          683
Total assets                                      2,906          776
Deposits                                            722          187
--------------------------------------------------------------------

Financial Page 38                               [LOGO] KEYCORP AND SUBSIDIARIES

                 Figure 38 Six-Year Consolidated Balance Sheets

December 31,
                                                                                                                        Compound
                                                                                                                     Annual Rate
                                                                                                                       of Change
dollars in millions                              1996        1995        1994       1993        1992        1991      (1991-1996)
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                       $ 3,444     $ 3,444     $ 3,511    $ 2,778     $ 3,080     $ 3,151             1.8%
Short-term investments                            696         682         670        107         986       1,693           (16.3)
Securities available for sale                   7,728       8,060       2,521      1,727       2,459          --            25.7
Investment securities                           1,601       1,688      10,276     11,122       8,976      10,288           (31.1)
Loans                                          49,235      48,332      46,580     41,397      36,960      36,226             6.3
    Less: Allowance for loan losses               870         876         830        803         783         793             1.9
--------------------------------------------------------------------------------------------------------------------------------

    Net loans                                  48,365      47,456      45,750     40,594      36,177      35,433             6.4
Premises and equipment                          1,084       1,030         987        913         843         720             8.5
Other real estate owned, net of allowance          48          42          79        150         332         331           (32.0)
Intangible assets                                 961       1,070         598        549         602         629             8.8
Other assets                                    3,694       2,867       2,409      1,694       1,613       1,356            22.2
--------------------------------------------------------------------------------------------------------------------------------
    Total assets                              $67,621     $66,339     $66,801    $59,634     $55,068     $53,601             4.8%
                                              =======     =======     =======    =======     =======     =======
LIABILITIES
Deposits in domestic offices:
  Noninterest-bearing                         $ 9,524     $ 9,281     $ 9,136    $ 8,826     $ 8,291     $ 7,086             6.1%
  Interest-bearing                             34,455      36,764      36,003     35,658      34,027      35,448             (.6)
Deposits in foreign offices--interest-bearing   1,338       1,237       3,425      2,015       1,115         301            34.8
--------------------------------------------------------------------------------------------------------------------------------
    Total deposits                             45,317      47,282      48,564     46,499      43,433      42,835             1.1
Federal funds purchased and securities sold
  under repurchase agreements                   6,925       5,544       5,499      4,120       4,207       4,254            10.2
Other short-term borrowings                     3,969       2,880       3,278      1,776         875         833            36.6
Other liabilities                               1,816       1,477       1,200      1,090         836         937            14.1
Long-term debt                                  4,213       4,003       3,570      1,764       1,790       1,225            28.0
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                          62,240      61,186      62,111     55,249      51,141      50,084             4.4

Corporation-obligated mandatorily redeemable
  capital securities of subsidiary trusts holding
  solely junior subordinated deferrable interest
  debentures of the Corporation                   500          --          --         --          --          --             N/M

SHAREHOLDERS' EQUITY
Preferred stock                                    --         160         160        160         244         244             N/M
Common Shares                                     246         246         246        243         237         179             6.6
Capital surplus                                 1,484       1,500       1,454      1,434       1,337       1,487              --
Retained earnings                               4,060       3,633       3,161      2,633       2,206       1,849            17.0
Loans to ESOP trustee                             (49)        (51)        (64)       (64)        (66)        (65)           (5.5)
Net unrealized gains (losses) on securities,
  net of income taxes                              (6)         48        (115)        --          --          --             N/M
Treasury stock at cost                           (854)       (383)       (152)       (21)        (31)       (177)           37.0
--------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                  4,881       5,153       4,690      4,385       3,927       3,517             6.8
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities, corporation-obligated
      mandatorily redeemable capital securities
      and shareholders' equity                $67,621     $66,339     $66,801    $59,634     $55,068     $53,601             4.8%
                                              =======     =======     =======    =======     =======     =======
--------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 39

             Figure 39 Six-Year Consolidated Statements of Income

Year Ended December 31,
                                                                                                                        Compound
                                                                                                                     Annual Rate
                                                                                                                       of Change
dollars in millions, except per share amounts         1996        1995        1994       1993       1992         1991 (1991-1996)
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                             $  4,339   $   4,335   $   3,659   $  3,388   $  3,313     $  3,703        3.2%
Taxable investment securities                           14         521         507        556        677          678      (54.0)
Tax-exempt investment securities                        76          83          90        107        120          126       (9.6)
Securities available for sale                          494         135         227        141         57           60       52.4
Short-term investments                                  28          47           7         22         32           85      (19.9)
--------------------------------------------------------------------------------------------------------------------------------
      Total interest income                          4,951       5,121       4,490      4,214      4,199        4,652        1.3
INTEREST EXPENSE
Deposits                                             1,469       1,705       1,325      1,233      1,469        2,136       (7.2)
Federal funds purchased and securities
  sold under repurchase agreements                     295         315         243        130        143          214        6.6
Other short-term borrowings                            197         204          91         45         31           74       21.6
Long-term debt                                         273         261         138        127        107           95       23.5
--------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                         2,234       2,485       1,797      1,535      1,750        2,519       (2.4)
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                  2,717       2,636       2,693      2,679      2,449        2,133        5.0
Provision for loan losses                              197         100         125        212        339          466      (15.8)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                          2,520       2,536       2,568      2,467      2,110        1,667        8.6

NONINTEREST INCOME
Service charges on deposit accounts                    293         278         263        253        237          217        6.2
Trust and asset management income                      247         232         220        245        251          236         .9
Loan securitization income                              62          66           3         --         --           --        N/M
Credit card fees                                        93          85          76         73         81           71        5.5
Mortgage banking income                                 22          41          88        128         97           74      (21.5)
Net securities gains (losses)                            1         (41)        (14)        28         14           19      (44.5)
Gains on certain asset sales                            --          --          --         29         23           24        N/M
Other income                                           369         272         247        246        222          208       12.1
--------------------------------------------------------------------------------------------------------------------------------
      Total noninterest income                       1,087         933         883      1,002        925          849        5.1

NONINTEREST EXPENSE
Personnel                                            1,190       1,115       1,060      1,072      1,014          925        5.2
Net occupancy                                          219         218         217        204        190          185        3.4
Equipment                                              161         156         158        161        151          134        3.7
FDIC insurance assessments                              25          59          99         99         96           85      (21.7)
Restructuring charge                                   100          --          --         --         --           --        N/M
Merger and integration charges                          --          --          --        119         93           94        N/M
Other expense                                          769         764         634        730        626          643        3.6
--------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                      2,464       2,312       2,168      2,385      2,170        2,066        3.6
INCOME BEFORE INCOME TAXES,
  CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE AND EXTRAORDINARY ITEM                      1,143       1,157       1,283      1,084        865          450       20.5
  Income taxes                                         360         368         430        374        280          136       21.5
--------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE
  AND EXTRAORDINARY ITEM                               783         789         853        710        585          314       20.1
  Cumulative effect of accounting change                --          --          --         --          7           --        N/M
  Extraordinary net gain                                --          36          --         --         --           --        N/M
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                        $    783   $     825   $     853   $    710   $    592     $    314       20.1%
                                                  ========   =========   =========   ========   ========     ========
Net income applicable to Common Shares            $    775   $     809   $     837   $    692   $    568     $    298       21.1%
Net income per Common Share:
  Before cumulative effect of accounting change

    and extraordinary net gain                    $   3.37   $    3.30   $    3.45   $   2.89   $   2.39     $   1.31       20.8%
  After cumulative effect of accounting change
    and extraordinary net gain                        3.37        3.45        3.45       2.89       2.42         1.31       20.8
Weighted average Common Shares outstanding (000)   229,905     234,787     243,067    239,775    235,005      227,116         .2%
Taxable-equivalent adjustment                     $     50   $      57   $      59   $     63   $     72     $     82       (9.4)%
--------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

Financial Page 40                               [LOGO] KEYCORP AND SUBSIDIARIES

                              Report of Management

The management of Key is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with generally accepted accounting principles and, in the judgment of management, present fairly Key's financial position, results of operations and cash flows. Management also believes that financial information presented elsewhere in this annual report is consistent with that in the financial statements. The amounts contained in the financial statements are based upon management's best estimates and judgments.

Management is also responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance as to the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses among other things, conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls. Compliance with Key's code of ethics is certified annually. In addition, an effective internal audit function periodically tests the system of internal controls. Management takes action to correct control deficiencies as they are identified. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Management believes that the system of internal controls provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for Key's financial statements through its Audit Committee. Key's Audit Committee, composed exclusively of outside directors, also has responsibility for recommending the independent auditors. The Audit Committee meets regularly with the independent auditors to review the scope of their audits and audit reports and to discuss action to be taken. Both the independent and internal auditors have direct access to the Audit Committee.

Management has made an assessment of Key's internal control structure and procedures over financial reporting using criteria described in "Internal Control--Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 1996.




/s/ Robert W. Gillespie
Robert W. Gillespie
Chairman, President and Chief Executive Officer



/s/ K. Brent Somers
K. Brent Somers
Senior Executive Vice President and Chief Financial Officer


               Report of Ernst & Young LLP, Independent Auditors


Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ Ernst & Young LLP

Cleveland, Ohio
January 15, 1997


[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 41

                          Consolidated Balance Sheets

December 31,
dollars in millions                                                                                1996                   1995
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                         $ 3,444                $ 3,444
Short-term investments                                                                              696                    682
Securities available for sale                                                                     7,728                  8,060
Investment securities (fair value: $1,637 and $1,738)                                             1,601                  1,688
Loans                                                                                            49,235                 48,332
    Less: Allowance for loan losses                                                                 870                    876
------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                                                    48,365                 47,456
Premises and equipment                                                                            1,084                  1,030
Goodwill                                                                                            824                    899
Other intangible assets                                                                             137                    171
Corporate owned life insurance                                                                    1,515                  1,088
Other assets                                                                                      2,227                  1,821
------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                $67,621                $66,339
                                                                                                =======                =======

LIABILITIES
Deposits in domestic offices:
  Noninterest-bearing                                                                           $ 9,524                $ 9,281
  Interest-bearing                                                                               34,455                 36,764
Deposits in foreign offices--interest-bearing                                                     1,338                  1,237
------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                               45,317                 47,282
Federal funds purchased and securities sold under repurchase agreements                           6,925                  5,544
Other short-term borrowings                                                                       3,969                  2,880
Other liabilities                                                                                 1,816                  1,477
Long-term debt                                                                                    4,213                  4,003
------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                            62,240                 61,186

Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts
  holding solely junior subordinated deferrable interest debentures of the Corporation              500                     --

SHAREHOLDERS' EQUITY

Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                             --                     --
10% Cumulative Preferred Stock Class A, $125 stated value;
  authorized 1,400,000 shares, issued 1,280,000 shares in 1995                                       --                    160
Common Shares, $1 par value; authorized 900,000,000 shares;
  issued 245,944,390 shares                                                                         246                    246
Capital surplus                                                                                   1,484                  1,500
Retained earnings                                                                                 4,060                  3,633
Loans to ESOP trustee                                                                               (49)                   (51)
Net unrealized gains (losses) on securities, net of income taxes                                     (6)                    48
Treasury stock, at cost (22,490,353 and 12,241,569 shares)                                         (854)                  (383)
------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                                    4,881                  5,153
------------------------------------------------------------------------------------------------------------------------------
    Total liabilities, corporation-obligated mandatorily redeemable capital securities
      and shareholders' equity                                                                  $67,621                $66,339
                                                                                                =======                =======
------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Financial Page 42                              [LOGO] KEYCORP AND SUBSIDIARIES

                       Consolidated Statements of Income

Year ended December 31,
dollars in millions, except per share amounts                                   1996          1995           1994
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                         $4,339        $4,335         $3,659
Taxable investment securities                                                     14           521            507
Tax-exempt investment securities                                                  76            83             90
Securities available for sale                                                    494           135            227
Short-term investments                                                            28            47              7
-----------------------------------------------------------------------------------------------------------------
    Total interest income                                                      4,951         5,121          4,490

INTEREST EXPENSE
Deposits                                                                       1,469         1,705          1,325
Federal funds purchased and securities sold under repurchase agreements          295           315            243
Other short-term borrowings                                                      197           204             91
Long-term debt                                                                   273           261            138
-----------------------------------------------------------------------------------------------------------------
    Total interest expense                                                     2,234         2,485          1,797
-----------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                            2,717         2,636          2,693
Provision for loan losses                                                        197           100            125
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                            2,520         2,536          2,568

NONINTEREST INCOME
Service charges on deposit accounts                                              293           278            263
Trust and asset management income                                                247           232            220
Loan securitization income                                                        62            66              3
Credit card fees                                                                  93            85             76
Insurance and brokerage income                                                    70            61             59
Mortgage banking income                                                           22            41             88
Net securities gains (losses)                                                      1           (41)           (14)
Other income                                                                     299           211            188
-----------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                   1,087           933            883

NONINTEREST EXPENSE
Personnel                                                                      1,190         1,115          1,060
Net occupancy                                                                    219           218            217
Equipment                                                                        161           156            158
FDIC insurance assessments                                                        25            59             99
Amortization of intangibles                                                       88            77             59
Professional fees                                                                 70            73             50
Marketing                                                                         88            71             59
Restructuring charge                                                             100            --             --
Other expense                                                                    523           543            466
-----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                  2,464         2,312          2,168
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                              1,143         1,157          1,283
Income taxes                                                                     360           368            430
-----------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                                                 783           789            853
Extraordinary net gain from the sales of subsidiaries,
  net of income taxes of $25                                                      --            36             --
-----------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $ 783         $ 825          $ 853
                                                                            ========     =========      =========

Net income applicable to Common Shares                                         $ 775         $ 809          $ 837
Per Common Share:
  Income before extraordinary item                                             $3.37         $3.30          $3.45
  Net income                                                                    3.37          3.45           3.45
Weighted average Common Shares outstanding (000)                             229,905       234,787        243,067
-----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 43

          Consolidated Statements of Changes in Shareholders' Equity

                                                                                             Loans to  Net Unrealized  Treasury
                                                   Preferred     Common   Capital  Retained      ESOP      Securities     Stock
dollars in millions, except per share amounts          Stock     Shares   Surplus  Earnings   Trustee   Gains (Losses)  at Cost
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                           $ 160       $243    $1,434    $2,633      $(64)                    $ (21)
Adjustment of securities available for sale
  to fair value at January 1, net of deferred
  tax expense of $27                                                                                            $ 46
Net income                                                                              853
Cash dividends:
  Common Shares ($1.28 per share)                                                      (271)
  Cumulative Preferred Stock ($12.50 per share)                                         (12)
  Declared by pooled company prior to merger:
    Common stock                                                                        (40)
    Preferred stock                                                                      (4)
Issuance of Common Shares:
  Acquisitions--5,120,205 shares                                      3        19                                            62
  Conversion of subordinated debentures--
    120,213 shares                                                             (1)                                            3
  Dividend reinvestment, stock option and
    purchase plans--1,170,238 net shares                                        2                                            20
Repurchase of Common Shares--7,582,700 shares                                                                              (216)
Change in net unrealized gains (losses) on securities,
  net of deferred tax benefit of $(93)                                                                          (161)
Tax benefits attributable to ESOP dividends                                               2
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                             160        246     1,454     3,161       (64)          (115)      (152)
Net income                                                                              825
Cash dividends:
  Common Shares ($1.44 per share)                                                      (338)
  Cumulative Preferred Stock ($12.50 per share)                                         (16)
Issuance of Common Shares:
  Acquisitions--15,507,562 shares                                              54                                           442
  Dividend reinvestment, stock option and
    purchase plans--1,808,592 net shares                                       (8)                                           51
Repurchase of Common Shares--23,975,450 shares                                                                             (724)
Change in net unrealized gains (losses) on securities,
  net of deferred tax expense of $85                                                                             163
Tax benefits attributable to ESOP dividends                                               1
Loan payment from ESOP trustee                                                                     13
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                             160        246     1,500     3,633       (51)            48       (383)
Net income                                                                              783
Cash dividends:
  Common Shares ($1.52 per share)                                                      (349)
  Cumulative Preferred Stock ($6.25 per share)                                           (8)
Redemption of 10% Cumulative Preferred Stock            (160)
Issuance of Common Shares:
  Acquisition--270,263 shares                                                   2                                             9
  Dividend reinvestment, stock option and
    purchase plans--4,100,953 net shares                                      (18)                                          137
Repurchase of Common Shares--14,620,000 shares                                                                             (617)
Change in net unrealized gains (losses) on securities,
  net of deferred tax benefit of $(21)                                                                           (54)
Tax benefits attributable to ESOP dividends                                               1
Loan payment from ESOP trustee                                                                      2
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                              --       $246    $1,484    $4,060      $(49)           $(6)     $(854)
                                                       =====       ====    ======    ======      ====            ===      =====
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Financial Page 44                               [LOGO] KEYCORP AND SUBSIDIARIES

                      Consolidated Statements of Cash Flow

Year ended December 31,
in millions                                                                         1996         1995         1994
------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $   783      $   825      $   853
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for loan losses                                                          197          100          125
  Depreciation expense                                                               142          138          122
  Amortization of intangibles                                                         88           77           59
  Net gain from sales of subsidiaries                                                 (8)         (61)          --
  Net securities (gains) losses                                                       (1)          41           14
  Deferred income taxes                                                              112          168          170
  Net decrease in mortgage loans held for sale                                       573          226          997
  Net (increase) decrease in trading account assets                                   (4)          93          (90)
  Net increase in accrued restructuring charge                                       100           --           --
  Other operating activities, net                                                   (325)         810         (383)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          1,657        2,417        1,867
INVESTING ACTIVITIES
Net increase in loans                                                             (3,791)      (3,043)      (5,870)
Loans sold                                                                         1,351        1,587          548
Purchases of investment securities                                                  (782)      (1,413)      (4,445)
Proceeds from sales of investment securities                                          28           15           23
Proceeds from prepayments and maturities of investment securities                    809        2,118        2,544
Purchases of securities available for sale                                        (2,868)        (697)        (899)
Proceeds from sales of securities available for sale                                 256        2,927        2,233
Proceeds from prepayments and maturities of securities available for sale          2,905          660          517
Net (increase) decrease in other short-term investments                             (383)          63         (138)
Purchases of premises and equipment                                                 (279)        (179)        (204)
Proceeds from sales of premises and equipment                                         50           14           26
Proceeds from sales of other real estate owned                                        31           54           74
Purchases of mortgage servicing rights                                                --           --          (44)
Purchases of corporate owned life insurance                                         (345)        (545)        (240)
Proceeds from sales of subsidiaries                                                  140          357           --
Net cash (used in) provided by acquisitions, net of cash acquired                    (12)        (193)          40
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                               (2,890)       1,725       (5,835)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                 (972)      (3,001)         600
Net increase (decrease) in short-term borrowings                                   2,468         (539)       2,858
Net proceeds from issuance of long-term debt                                       2,093          646        1,954
Payments on long-term debt                                                        (1,822)        (286)        (154)
Proceeds from issuance of capital securities                                         500           --           --
Loan payment received from ESOP trustee                                                2           13           --
Purchases of treasury shares                                                        (617)        (724)        (216)
Redemption of 10% Cumulative Preferred Stock                                        (160)          --           --
Proceeds from issuance of common stock pursuant to employee
  stock purchase, stock option and dividend reinvestment plans                        98           36           19
Cash dividends                                                                      (357)        (354)        (359)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                1,233       (4,209)       4,702
------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                    --          (67)         734
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                       3,444        3,511        2,777
------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                           $ 3,444      $ 3,444      $ 3,511
                                                                                 =======      =======      =======
------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
  Interest paid                                                                  $ 2,214      $ 2,468      $ 1,754
  Income taxes paid                                                                  191          255          263
  Net amount received (paid) on portfolio swaps                                       77          (78)          79
Noncash items:
  Net transfer of loans to other real estate owned                                    42           21           53
  Net transfer of securities from investment to available-for-sale portfolio          --        8,016        2,723
  Transfers of loans to mortgage loans held for sale                                  --        1,509           --
------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 45

                   Notes to Consolidated Financial Statements

                 1. Summary of Significant Accounting Policies

ORGANIZATION

KeyCorp (the "parent company"), an Ohio corporation and a bank holding company headquartered in Cleveland, Ohio, is a bank-based financial services company. Its subsidiaries provide a wide range of banking, fiduciary and other financial services to corporate, individual and institutional customers through three primary lines of business: Corporate Banking, National Consumer Finance and Community Banking. These services are provided across much of the country through a network of banking subsidiaries operating more than 1,200 full-service banking offices in 15 states, a 24-hour telephone banking call center services group and nearly 1,900 ATMs as of December 31, 1996.

In addition to the customary banking services of accepting deposits and making loans, the bank and trust company subsidiaries provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking services and international banking services. Through its subsidiary banks, trust companies and registered investment adviser subsidiaries, KeyCorp provides investment management services to institutional and individual clients, including large corporate and public retirement plans, Taft-Hartley plans, foundations and endowments, and high net worth individuals. In addition, investment management subsidiaries serve as investment advisers to the proprietary mutual funds offered by other affiliates.

KeyCorp provides other financial services both in and outside of its primary banking markets through its nonbank subsidiaries. These services include accident and health insurance on loans made by subsidiary banks, venture capital, community development financing, securities underwriting and brokerage, automobile financing and other financial services. KeyCorp is an equity participant in a joint venture with a number of other unaffiliated companies in Electronic Payment Services, Inc., which operates ATMs throughout the country, and Integrion Financial Network, L.L.C., which is building a platform for electronic banking.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and judgments in determining the amounts presented in the consolidated financial statements and related notes thereto. Accordingly, future results could be impacted by differences from such estimates.

The accounting policies of Key conform with generally accepted accounting principles and prevailing practices within the financial services industry. Following is a summary of Key's significant accounting and reporting policies.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the parent company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

BUSINESS COMBINATIONS

In business combinations accounted for as poolings of interests (mergers), the assets, liabilities and shareholders' equity of the respective companies are carried forward at their historical amounts. The companies' results of operations are combined and the prior periods' financial statements are restated to give effect to the merger, when material.

In business combinations accounted for as purchases, the results of operations of the acquired companies are included from the respective dates of acquisition. Net assets of the companies acquired are recorded at their fair value at the dates of acquisition. Related purchase premiums and discounts are amortized over the remaining lives of the respective assets or liabilities.

STATEMENT OF CASH FLOWS

Cash and due from banks are considered cash and cash equivalents for purposes of complying with the reporting requirements prescribed by SFAS No. 95, "Statement of Cash Flows."

SECURITIES AND TRADING ACCOUNT ASSETS

Debt securities that Key has the positive intent and ability to hold to maturity are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Securities held to maturity and equity securities that do not have readily determinable fair values are presented as investment securities on the balance sheet.

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account assets, reported at fair value ($37 million and $33 million at December 31, 1996 and 1995, respectively) and included in short-term investments on the balance sheet. Realized and unrealized gains and losses on such assets are reported in other income on the income statement.

Debt and equity securities that Key has not classified as investment securities or trading account assets are classified as securities available for sale and, as such, are reported at fair value, with unrealized gains and losses, net of deferred taxes, reported as a component of shareholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method and included in net securities gains (losses) on the income statement.

Financial Page 46                              [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment to the yield over the estimated lives of the related loans.

Loans held for sale include mortgage and student loans and are carried at the lower of aggregate cost or fair value. Fair value is determined based on prices observed in the market for loans with similar characteristics. When commitments to sell exist, fair value is assumed to be the contracted sales price.

IMPAIRED AND OTHER NONACCRUAL LOANS

The accrual of interest on loans is discontinued generally when payment is 90 days or more past due, unless the loan is well secured and in the process of collection. When accrual of interest is discontinued on a loan, the interest accrued but not collected is charged against the allowance for loan losses. Thereafter, payments received are generally applied to principal. However, based on management's assessment of the ultimate collectibility of a nonaccrual loan, interest income may be recognized on a cash basis.

Effective January 1, 1995, Key adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." In accordance with SFAS No. 114, Key excludes smaller-balance, homogeneous loans from its impairment evaluation. All other loans with payments 90 days or more past due and on nonaccrual status are considered to be impaired. Impaired loans and other nonaccrual loans (smaller-balance, homogeneous loans) are returned to accrual status when management determines that the circumstances have improved to the extent that there has been a sustained period (generally at least six months) of repayment performance and both principal and interest are deemed to be collectible.

Impaired loans are evaluated individually. Where collateral exists, the extent of impairment is determined based on the estimated fair value of the underlying collateral. If collateral does not exist, or is insufficient to support the carrying amount of the loan, management looks to other means of collection. Where the estimated fair value of the collateral and the present value of the estimated future cash flows from other means of collection do not support the carrying amount of the loan, management charges off that portion of the loan balance which it believes will not ultimately be collected. In instances where collateral or other sources of repayment are sufficient, yet uncertainty exists regarding the ultimate repayment, an allowance is specifically allocated for in the allowance for loan losses.

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

DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key uses interest rate swaps, caps and floors, and futures in the management of its interest rate risk. These instruments are used to modify the repricing or maturity characteristics of specified assets or liabilities, are linked to the related assets or liabilities being managed (at inception and throughout the derivative contract) and changes in the fair value of the derivatives are not included in the financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed. The related interest receivable or payable from such contracts is recorded in other assets or other liabilities on the balance sheet. Premiums paid are amortized as an adjustment to the interest income or expense of the asset or liability being managed. Realized gains and losses resulting from the early termination of such contracts are deferred as an adjustment to the carrying amount of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or the underlying asset or liability.

DERIVATIVES USED FOR TRADING PURPOSES

Derivatives that are not used for asset and liability management purposes are considered to be used for trading purposes. Such derivatives are entered into for the purpose of making a market for customers and for proprietary trading purposes. They typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate caps, floors and swaps. All derivatives used for trading purposes are recorded at fair value and changes in fair value (including applicable payments and receipts) are recorded in other income on the income statement. The determination of fair value considers the remaining cost to service the derivative and the credit risk associated with the counterparty to the derivative. These derivatives are included in other assets on the balance sheet, if the derivative's fair value is positive, or in other liabilities if the fair value is negative.




[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 47

                  Notes to Consolidated Financial Statements

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases.

INTANGIBLE ASSETS

Goodwill, representing the excess of the cost of acquisitions over the fair value of net assets acquired, is amortized using the straight-line method over the estimated period to be benefited, not exceeding 25 years. Core deposit intangibles represent the net present value of the future economic benefits related to the use of deposits purchased. They are amortized using an accelerated method over periods ranging from 5 to 15 years. Other intangibles are generally amortized using the straight-line method over periods ranging from 4 to 15 years. Key periodically reviews its intangible assets for possible impairment.

INTERNALLY DEVELOPED SOFTWARE

Key uses internal resources and contracted assistance to design, develop, install, customize or enhance existing systems applications. Costs incurred during the initial research and design phase of an internal software project are expensed as incurred. Costs related to the internal development of software provide a future economic benefit to Key and are capitalized and included in other assets on the balance sheet. The resulting asset ($227 million and $96 million at December 31, 1996 and 1995, respectively) is used by Key internally in its operations and is not marketed externally to customers. Software developed for internal use is amortized using the straight-line method over its expected useful life (not to exceed five years) and the amortization is included in other expense on the income statement. Key begins to amortize the software when the asset (or an identifiable component of the asset) is substantially complete and ready for its intended use. Software developed for internal use that has been capitalized, but which is subsequently deemed to have no future economic benefit based upon current and future systems development requirements, is considered impaired and written down to its fair value.

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

EMPLOYEE STOCK OPTIONS

Effective January 1, 1996, Key adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under an election available in the adoption of SFAS No. 123, Key continues to account for stock options issued to employees in accordance with the intrinsic value method required in Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees." The terms of employee stock options granted under incentive compensation plans require that the exercise price of the options be equal to or greater than the fair value of Key's Common Shares at the date the options are granted. Except for certain options with performance features, Key recognizes, in accordance with APBO No. 25, no compensation expense related to options granted.

SECURITIZATION INCOME

Loan securitization income includes gains recorded upon the securitization and sale of loans. Gains are recorded at an amount equal to the net cash proceeds, adjusted for the recognition of an excess servicing asset. The excess servicing asset is estimated as the present value of the loan's future cash flows (net of the securities' obligations), in excess of income realized from the administration or servicing of the loans. The cash flow related to this asset is expected to accrue to Key during the life of the securitization trust. The fair value of the excess servicing asset is recorded in other assets on the balance sheet upon the securitization and sale of loans. Key continues to administer or service the sold loans, and earns loan securitization income by providing these services at rates stipulated in agreements with the various securitization trusts. Key periodically reviews its excess servicing assets for impairment.

MARKETING COSTS

Key expenses all marketing related costs, including advertising costs, as incurred.

INCOME TAXES

Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Key files a consolidated Federal income tax return.

EARNINGS PER COMMON SHARE

Earnings per Common Share are computed by dividing net income, less preferred stock dividends, by the weighted average number of Common Shares outstanding.







Financial Page 48                               [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

RECENT ACCOUNTING PRONOUNCEMENTS
AND DEVELOPMENTS

FASB SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," and SFAS No. 122, "Accounting for Mortgage Servicing Rights--an Amendment of SFAS No. 65," were adopted by Key on January 1, 1996, and did not have a material effect on Key's financial condition or results of operations.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS No. 125 requires that the recognition of transfers and servicing of financial assets and extinguishments of liabilities be accounted for based on the financial components approach that focuses on control. Under this approach, the entity that exercises control over transferred assets recognizes those financial and servicing assets it controls and the liabilities it has incurred. Financial assets are derecognized when control is surrendered, and liabilities are derecognized when extinguished. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," that defers implementation of certain aspects of SFAS No. 125 until January 1, 1998. SFAS No. 127 applies only to transfers related to securities lending, repurchase agreements, dollar rolls and other similar secured financings.

SFAS No. 125 requires that certain assets which are subject to prepayment and recorded in connection with a securitization be accounted for like investments in interest-only strips. Key adopted SFAS No. 125 on January 1, 1997, and reclassified approximately $280 million of these assets to securities available for sale. At the time of transfer, the difference between the fair value and the carrying amount of these assets approximated $68 million and was recorded as an adjustment to the carrying amount of the transferred assets and an after-tax adjustment of $43 million to net unrealized gains (losses) on securities in shareholders' equity. Prospectively, Key expects that the application of SFAS No. 125 will result in lower securitization gains, offset by higher interest income earned over the life of the securitizations, than under prior accounting practices.

In June 1996, the FASB also issued an Exposure Draft of a proposed SFAS, "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." If adopted in its present form, this SFAS would eliminate indexed amortizing swaps as permitted instruments for hedging activities and, therefore, would likely alter Key's use of these instruments in the future. It is not clear whether this SFAS will be adopted in its present form, and it is not currently practicable to estimate the potential effects of any final standard.

                   2. Mergers, Acquisitions and Divestitures

Mergers and acquisitions completed during the three years ended December 31, 1996, along with the related accounting treatment, are as follows:

                                                                                                                        Common
dollars in millions                                       Location                  Date           Assets        Shares Issued
------------------------------------------------------------------------------------------------------------------------------
POOLINGS OF INTERESTS
  The Bank of Greeley(1)                                  Colorado         December 1994             $ 60              259,697
  Commercial Bancorporation of Colorado(1)                Colorado            March 1994              409            2,900,389
  KeyCorp-Society(2)                                 New York/Ohio            March 1994       See note 2          124,351,183

PURCHASES
  Carleton, McCreary, Holmes & Co.                            Ohio           August 1996                1           See note 3
  Knight Insurance Agency, Inc.(4)                   Massachusetts             June 1996                8                   --
  AutoFinance Group, Inc.(2)                              Illinois        September 1995              181            9,554,003
  Spears, Benzak, Salomon & Farrell, Inc.                 New York            April 1995       See note 5            1,910,000
  OMNIBANCORP                                             Colorado         February 1995              500            4,043,559
  Casco Northern Bank, National Association                  Maine         February 1995              945                   --
  BANKVERMONT Corporation                                  Vermont          January 1995              661                   --
  First Citizens Bancorp of Indiana                        Indiana         December 1994              347            1,960,119
  State Home Savings                                          Ohio        September 1994              321                   --
------------------------------------------------------------------------------------------------------------------------------

1 Financial statements for periods prior to the transaction were not restated to include the accounts and results of operations of the pooled company because the transaction was not material to Key.

2    See the following text for more information regarding this transaction.

3 Carleton is an investment banking firm specializing in mergers and acquisitions and other financial advisory services for mid-sized and large corporations. In accordance with a confidentiality clause in the purchase agreement, the terms, which are not material, have not been publicly disclosed.

4 Knight is an education financing company doing business under the name "Knight College Resource Group."

5 Spears Benzak is an investment management firm that had approximately $3.2 billion in assets under management on the date of acquisition.

[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 49

                  Notes to Consolidated Financial Statements

COMPLETED MERGERS AND ACQUISITIONS

AUTOFINANCE GROUP, INC.

On September 27, 1995, the parent company acquired AFG, a Chicago-based automobile finance company operating in 28 states, in a tax-free exchange of stock. Under the terms of the merger agreement, 9,554,003 Common Shares, with a value of approximately $325 million, were exchanged for all of the outstanding shares of AFG common stock (based on an exchange ratio of .5 shares for each share of AFG). In addition, immediately prior to the closing, AFG completed a spin-off to its shareholders of 95.01% of its common stock interest in Patlex Corporation, a wholly owned patent exploitation and enforcement subsidiary. In connection with the acquisition of AFG, which was accounted for as a purchase, the parent company recorded goodwill of approximately $270 million, which is being amortized using the straight-line method over a period of 25 years.

KEYCORP-SOCIETY MERGER

On March 1, 1994, the former KeyCorp, a New York corporation ("old KeyCorp"), merged into and with Society Corporation, an Ohio corporation ("Society"), which was the surviving corporation under the name KeyCorp. Under the terms of the merger agreement, 124,351,183 KeyCorp Common Shares were exchanged for all of the outstanding shares of old KeyCorp common stock (based on an exchange ratio of 1.205 shares for each share of old KeyCorp). The outstanding preferred stock of old KeyCorp was exchanged for 1,280,000 shares of a comparable, new issue of 10% Cumulative Preferred Stock of KeyCorp. The merger was accounted for as a pooling of interests and, accordingly, financial results for prior periods presented have been restated to include the combined financial results of both companies.

COMPLETED DIVESTITURES

SOCIETY FIRST FEDERAL SAVINGS BANK

On June 1, 1996, the parent company sold SFF, its Florida savings association subsidiary. SFF had assets of approximately $1.2 billion at the time of the transaction. Key continues to provide private banking services in Florida through a banking affiliate located in Naples, Florida. An $8 million gain was realized on the SFF sale and included in other income on the income statement.

SCHAENEN WOOD & ASSOCIATES, INC.

On April 21, 1995, KeyCorp Asset Management Holdings, Inc., an indirect wholly owned subsidiary of the parent company, sold Schaenen Wood, an asset management subsidiary. An $11 million loss was realized in connection with the sale ($6 million after tax, $.02 per Common Share) and recorded as an extraordinary item in the first quarter of 1995.

KEYCORP MORTGAGE INC.

On March 31, 1995, the parent company sold the residential mortgage loan servicing operations of KMI, an indirect wholly owned subsidiary. KMI serviced approximately $25 billion of residential mortgage loans. A $72 million gain was realized on the KMI sale ($42 million after tax, $.17 per Common Share) and recorded as an extraordinary item.

                        3. Securities Available For Sale

The amortized cost, unrealized gains and losses and approximate fair values of securities available for sale were as follows:

December 31, 1996
                                                                                     Gross                Gross
                                                            Amortized           Unrealized           Unrealized           Fair
in millions                                                      Cost                Gains               Losses          Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations                       $  857                  $ 3                  $ 1         $  859
States and political subdivisions                                  36                   --                   --             36
Collateralized mortgage obligations                             3,169                    3                   23          3,149
Other mortgage-backed securities                                3,570                   44                   35          3,579
Other securities                                                  104                    1                   --            105
------------------------------------------------------------------------------------------------------------------------------
  Total                                                        $7,736                  $51                  $59         $7,728
                                                               ======                  ===                  ===         ======
------------------------------------------------------------------------------------------------------------------------------

December 31, 1995

                                                                                     Gross                Gross
                                                            Amortized           Unrealized           Unrealized           Fair
in millions                                                      Cost                Gains               Losses          Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations                       $1,176                 $ 25                   --         $1,201
States and political subdivisions                                  25                    1                   --             26
Collateralized mortgage obligations                             2,767                    8                  $24          2,751
Other mortgage-backed securities                                3,850                   73                   22          3,901
Other securities                                                  176                    5                   --            181
------------------------------------------------------------------------------------------------------------------------------
  Total                                                        $7,994                 $112                  $46         $8,060
                                                               ======                 ====                  ===         ======
------------------------------------------------------------------------------------------------------------------------------



Financial Page 50                               [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

During the fourth quarter of 1995, the FASB granted companies a one-time opportunity to reassess and, if appropriate, reclassify their securities from the held-to-maturity category to the available-for-sale category without calling into question the company's intent to hold other debt securities to maturity in the future. This opportunity appears to have been granted in response to appeals by the banking industry, following clarification of the position of the bank regulatory authorities on related securities accounting matters, a position if known prior to the effective date of SFAS No. 115 would have caused Key to classify significantly more securities as available for sale upon adoption of SFAS No. 115. As a result, during the fourth quarter Key reclassified substantially all held-to-maturity debt securities, except securities of states and political subdivisions, to the available-for-sale category. The reclassified securities totaled approximately $8.0 billion and had an amortized cost which approximated fair value.

At December 31, 1996, shareholders' equity was reduced by $6 million, representing the net unrealized loss on available-for-sale securities, net of deferred tax benefit.

Other securities consist primarily of corporate floating-rate notes and equity securities.

Proceeds from the sales of securities available for sale were $256 million, $2.9 billion and $2.2 billion during 1996, 1995 and 1994, respectively. Gross realized gains and losses related to those securities were $5 million and $4 million, respectively, in 1996; $15 million and $56 million, respectively, in 1995; and $15 million and $29 million, respectively, in 1994.

Securities available for sale by remaining contractual maturity were as follows, with collateralized mortage obligations and other mortage-backed securities included in the maturity schedule based on their expected average lives.

December 31, 1996
                                    Amortized           Fair
in millions                              Cost          Value
------------------------------------------------------------
Due in one year or less                $  924         $  925
Due after one through five years        4,157          4,166
Due after five through ten years        2,004          1,995
Due after ten years                       651            642
------------------------------------------------------------
  Total                                $7,736         $7,728
                                       ======         ======
------------------------------------------------------------


                            4. Investment Securities

The amortized cost, unrealized gains and losses and approximate fair values of investment securities were as follows:

December 31, 1996
                                                                                     Gross                Gross
                                                            Amortized           Unrealized           Unrealized           Fair
in millions                                                      Cost                Gains               Losses          Value
------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions                              $1,401                  $37                   $1         $1,437
Other securities                                                  200                   --                   --            200
------------------------------------------------------------------------------------------------------------------------------
  Total                                                        $1,601                  $37                   $1         $1,637
                                                               ======                  ===                   ==         ======
------------------------------------------------------------------------------------------------------------------------------

December 31, 1995
                                                                                     Gross                Gross
                                                            Amortized           Unrealized           Unrealized           Fair
in millions                                                      Cost                Gains               Losses          Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury, agencies and corporations                       $    5                   --                   --         $    5
States and political subdivisions                               1,424                  $51                   $1          1,474
Other securities                                                  259                   --                   --            259
------------------------------------------------------------------------------------------------------------------------------
  Total                                                        $1,688                  $51                   $1         $1,738
                                                               ======                  ===                   ==         ======
------------------------------------------------------------------------------------------------------------------------------

Other securities consist primarily of Federal Reserve Bank stock, corporate floating-rate notes and venture capital investments.

Proceeds from the sales of other securities, primarily venture capital investments, were $28 million, $15 million and $23 million during 1996, 1995 and 1994, respectively.

At December 31, 1996, investment securities and available-for-sale securities with an aggregate amortized cost of approximately $6.1 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements and for other purposes required or permitted by law.

Investment securities by remaining contractual maturity were as follows:


December 31, 1996
                                    Amortized           Fair
in millions                              Cost          Value
------------------------------------------------------------
Due in one year or less                $  578         $  580
Due after one through five years          622            640
Due after five through ten years          210            225
Due after ten years                       191            192
------------------------------------------------------------
  Total                                $1,601         $1,637
                                       ======         ======
------------------------------------------------------------





[LOGO] KEYCORP AND SUBSIDIARIES                              Financial Page 51

                  Notes to Consolidated Financial Statements

                                   5. Loans


Loans are summarized as follows:

December 31,
in millions                                   1996        1995
--------------------------------------------------------------
Commercial, financial and agricultural     $12,309     $11,655
Real estate--commercial mortgage             7,151       7,254
Real estate--construction                    1,666       1,520
Commercial lease financing                   2,671       2,248
--------------------------------------------------------------
  Total commercial loans                    23,797      22,677
Real estate--residential mortgage            6,229       8,291
Home equity                                  4,793       3,886
Credit card                                  1,799       1,564
Consumer--direct                             2,245       1,934
Consumer--indirect                           8,062       7,258
--------------------------------------------------------------
  Total consumer loans                      23,128      22,933
Loans held for sale                          2,310       2,722
--------------------------------------------------------------
  Total                                    $49,235     $48,332
                                           =======     =======
--------------------------------------------------------------

Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions                       1996       1995       1994
------------------------------------------------------------
Balance at beginning of year     $ 876      $ 830      $ 803
Charge-offs                       (303)      (208)      (209)
Recoveries                         108        109        100
------------------------------------------------------------
  Net charge-offs                 (195)       (99)      (109)
Provision for loan losses          197        100        125
Allowance acquired/sold, net        (8)        44         11
Transfer from OREO allowance        --          1         --
------------------------------------------------------------
  Balance at end of year         $ 870      $ 876      $ 830
                                 =====      =====      =====
------------------------------------------------------------


Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain loans. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1996, is presented in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64.


                6. Impaired Loans and Other Nonperforming Assets

At December 31, 1996, the recorded investment in impaired loans was $209 million. Included in this amount is $81 million of impaired loans for which the specifically allocated allowance for loan losses is $26 million, and $128 million of impaired loans which are carried at their estimated fair value without a specifically allocated allowance for loan losses. At the end of the prior year, the recorded investment in impaired loans was $205 million, of which $126 million had a specifically allocated allowance of $40 million and $79 million were carried at their estimated fair value. The average recorded investment in impaired loans for both 1996 and 1995 was $187 million.

Nonperforming assets were as follows:

December 31,
in millions                                      1996       1995
----------------------------------------------------------------
Impaired loans                                   $209       $205
Other nonaccrual loans                            139        125
Restructured loans                                  1          3
----------------------------------------------------------------
  Total nonperforming loans                       349        333
Other real estate owned                            56         56
Allowance for OREO losses                          (8)       (14)
----------------------------------------------------------------
  Other real estate owned, net of allowance        48         42
Other nonperforming assets                          3          4
----------------------------------------------------------------
  Total nonperforming assets                     $400       $379
                                                =====      =====
----------------------------------------------------------------


The effect on interest income of loans classified as nonperforming at December 31 was as follows:

Year ended December 31,
in millions                                     1996      1995      1994
------------------------------------------------------------------------
Interest income which would have been
  recorded if assets had been current
  under original terms                          $ 32      $ 31       $20
Less: Interest income recorded during
  the year                                       (12)      (11)       (5)
------------------------------------------------------------------------
  Net reduction to reported interest income     $ 20      $ 20       $15
                                                ====      ====      ====
------------------------------------------------------------------------


At December 31, 1996, there were no significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Key considers all nonaccrual loans to be impaired loans, except for smaller-balance, homogeneous nonaccrual loans (shown in the preceding table as "Other nonaccrual loans") excluded in accordance with the provisions of SFAS No.
114. A loan is not deemed impaired during a period of delay in payment of less than 90 days if Key expects to collect all amounts due, including interest accrued at the contractual interest rate, for the period of delay.



Financial Page 52                               [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

Key excludes smaller-balance, homogeneous nonaccrual loans from impairment evaluation. Generally these include loans to finance residential mortgages, automobiles, recreational vehicles, boats and mobile homes. Key applies historical loss experience rates to these loans, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses. In general, such loans are charged off when payment is 120-180 days past due.

Changes in the allowance for OREO losses are summarized as follows:

Year ended December 31,
in millions                               1996      1995      1994
------------------------------------------------------------------
Balance at beginning of year               $14       $21       $36
Net charge-offs                             (6)      (16)      (22)
Provision for losses on other real
  estate owned                              --        13         7
Allowance acquired/sold, net                --        (3)       --
Transfer to allowance for loan losses       --        (1)       --
------------------------------------------------------------------
  Balance at end of year                   $ 8       $ 14      $21
                                           ====      ====     ====
------------------------------------------------------------------

                           7. Premises and Equipment

Premises and equipment were as follows:

December 31,
in millions                                      1996         1995
------------------------------------------------------------------
Land                                           $  107       $  127
Buildings and leasehold improvements              886          841
Furniture and equipment                           943          871
------------------------------------------------------------------
                                                1,936        1,839
Accumulated depreciation and amortization        (852)        (809)
------------------------------------------------------------------
  Total                                        $1,084       $1,030
                                               ======       ======
------------------------------------------------------------------

Depreciation and amortization expense related to premises and equipment totaled $142 million, $138 million and $122 million in 1996, 1995, and 1994, respectively.

At December 31, 1996, Key's affiliates were obligated under noncancelable leases for land and buildings and for other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $126 million in 1996, $117 million in 1995 and $124 million in 1994. Minimum future rental payments under noncancelable leases at December 31, 1996, were as follows: 1997--$108 million; 1998--$101 million; 1999--$90 million; 2000--$85 million; 2001--$83 million; and subsequent years--$653 million.

           8. Intangible Assets and Purchased Mortgage Servicing Rights


Intangible assets, net of accumulated amortization, were as follows:

December 31,
in millions                             1996       1995
-------------------------------------------------------
Goodwill                                $824     $  899
Core deposit intangibles                 119        142
Credit card intangibles                    6         16
Other                                     12         13
-------------------------------------------------------
  Total(1)                              $961     $1,070
                                        ====     ======
-------------------------------------------------------
Purchased mortgage servicing rights       --     $    1
-------------------------------------------------------

1 Net of accumulated amortization of $292 million and $221 million at December 31, 1996 and 1995, respectively.


The amortization expense for purchased mortgage servicing rights, which are included in other assets on the balance sheet, totaled $.2 million, $7 million and $37 million in 1996, 1995 and 1994, respectively. Substantially all of Key's purchased mortgage servicing rights were sold in connection with the sale of the residential mortgage loan servicing operations of KMI, previously described in
Note 2, Mergers, Acquisitions and Divestitures beginning on page 49.

The amortization expense for intangible assets was as follows:

Year ended December 31,
in millions                 1996    1995    1994
------------------------------------------------
Goodwill                     $55     $45     $26
Core deposit intangibles      23      26      26
Credit card intangibles        3       3       3
Other                          7       3       4
------------------------------------------------
  Total                      $88     $77     $59
                             ===     ===     ===
------------------------------------------------




[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 53

                   Notes to Consolidated Financial Statements

                            9. Short-Term Borrowings

The details of short-term borrowings were as follows:

dollars in millions                               1996        1995        1994
------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
  Balance at year end                           $4,000      $2,983      $3,055
  Average during the year                        3,214       3,150       3,063
  Maximum month end balance                      4,027       4,187       3,322
  Weighted average rate during the year           5.41%       5.91%       4.37%
  Weighted average rate at December 31            5.39        5.80        4.91
------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
  Balance at year end                           $2,925      $2,561      $2,444
  Average during the year                        2,629       2,473       2,787
  Maximum month end balance                      3,005       2,679       2,991
  Weighted average rate during the year           4.60%       5.19%       3.94%
  Weighted average rate at December 31            4.62        4.88        4.43
------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
  Balance at year end                           $3,969      $2,880      $3,278
  Average during the year                        3,279       3,362       1,930
  Maximum month end balance                      4,534       4,383       3,383
  Weighted average rate during the year           6.01%       6.05%       4.71%
  Weighted average rate at December 31            6.03        6.11        5.08
------------------------------------------------------------------------------

Short-term borrowings consist primarily of Federal funds purchased and securities sold under repurchase agreements, which generally represent overnight borrowing transactions. Other short-term borrowings consist primarily of medium-term bank notes with original maturities of one year or less, and Treasury, tax and loan demand notes.

During the first quarter of 1996, Key expanded its $6.6 billion Bank Note Program, which involved six affiliate banks, to allow for the issuance of up to $12.3 billion covering eleven affiliate banks. At December 31, 1996 and 1995, debt securities of $4.5 billion and $3.7 billion, respectively, were outstanding under these programs. Of the amounts outstanding, those with original maturities of one year or less totaled $3.3 billion at December 31, 1996, and $2.3 billion at December 31, 1995. Additionally, KeyBank USA has a line of credit with the Federal Reserve which provides for overnight borrowings of up to $1.2 billion and is secured by $1.7 billion of KeyBank USA's credit card receivables at December 31, 1996. There were no borrowings outstanding under this line of credit as of December 31, 1996 and 1995.

In the third quarter of 1995, the parent company established a new Commercial Paper/Note Program which provides for the availability of up to $500 million of additional short-term funding. The parent company also entered into a four-year, $500 million revolving credit agreement with several banks under which the banks have agreed to lend collectively up to $500 million to the parent company. The line of credit was established primarily as a backup source of liquidity for the Commercial Paper/Note Program. There were no borrowings outstanding under either of these facilities as of December 31, 1996 and 1995.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain short-term borrowings. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1996, is presented in
Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page
64.

Financial Page 54                              [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               10. Long-Term Debt

The components of long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,
dollars in millions                                        1996      1995
-------------------------------------------------------------------------
Senior medium-term notes due through 2005                $  584    $  995
Subordinated medium-term notes due through 2005             183       183
7.50%  Subordinated notes due 2006                          250        --
6.75%  Subordinated notes due 2006                          200        --
8.125% Subordinated notes due 2002                          199       198
8.00%  Subordinated notes due 2004                          125       125
8.40%  Subordinated capital notes due 1999                   75        75
8.404% Notes due 1997 through 2001                           49        49
8.875% Notes due 1996                                        --        75
8.255% Notes due 1996                                        --        23
All other long-term debt                                     16        --
-------------------------------------------------------------------------
  Total parent company                                    1,681     1,723

Senior medium-term bank notes due through 1998            1,165     1,399
7.25%  Subordinated notes due 2005                          200       200
7.85%  Subordinated notes due 2002                          200       200
6.75%  Subordinated notes due 2003                          200       199
7.50%  Subordinated notes due 2008                          165        --
7.125% Subordinated notes due 2006                          125        --
7.125% Subordinated notes due 2006                          125        --
7.55%  Subordinated notes due 2006                           75        --
7.375% Subordinated notes due 2008                           70        --
Federal Home Loan Bank Advances                             193       267
Industrial revenue bonds                                     10        10
All other long-term debt                                      4         5
-------------------------------------------------------------------------
  Total subsidiaries                                      2,532     2,280
-------------------------------------------------------------------------
    Total                                                $4,213    $4,003
                                                         ======    ======
-------------------------------------------------------------------------

Scheduled principal payments on long-term debt are as follows:

in millions                 Parent    Subsidiaries     Total
------------------------------------------------------------
1997                          $ 98            $692      $790
1998                           133             605       738
1999                           107              51       158
2000                           287              --       287
2001                           113              --       113
------------------------------------------------------------

In August 1996, the parent company filed a new universal shelf registration statement with the SEC to provide for the possible issuance of up to $1.2 billion of debt and equity securities by the parent company in addition to unused capacity of $62 million under a previous shelf registration. Accordingly, at December 31, 1996, unused capacity under the 1996 shelf registration totaled $1.3 billion, of which $750 million is reserved for future issuance as medium-term notes. Medium-term notes issued under the former shelf registration totaled $100 million and $414 million in 1996 and 1995, respectively, and had original maturities of greater than one year. During 1996, the parent company also issued $450 million of subordinated debt under the former shelf registration. The proceeds from the above issuances were used for general corporate purposes, including the funding of acquisitions and the repurchase of Common Shares.

At December 31, 1996 and 1995, the parent company's senior medium-term notes, as presented in the table, had weighted average interest rates of 6.57% and 6.62%, respectively, and the subordinated medium-term notes had weighted average interest rates of 6.80% and 6.88%, respectively. Both the senior and subordinated notes had varying maturities through 2005.

The 7.50%, 6.75% and 8.125% subordinated notes may not be redeemed or prepaid prior to maturity.

The 8.40% subordinated capital notes due 1999 may, at maturity, be exchanged for common stock, preferred stock or other eligible securities having a market value equal to the principal amount of the notes.

In 1989, to fund a leveraged ESOP, the parent company borrowed $72 million from several institutional investors through the placement of unsecured notes totaling $23 million (the "8.255% Notes") and $49 million (the "8.404% Notes"). The interest on these notes totaled $5 million in 1996 and $6 million in both 1995 and 1994. The ESOP trustee used the proceeds to purchase 5.8 million Key Common Shares. These shares are held by the ESOP trustee for matching employee contributions to the Plan. The net difference between the cost of the treasury shares sold to the ESOP trustee and their market value was recorded as a reduction to retained earnings. Except for the repayment schedule, the loans to the ESOP trustee are on substantially similar terms as the borrowings from the institutional investors and, in addition, are secured by the unallocated shares held by the ESOP trustee. The ESOP trustee will repay the loans from the parent company using corporate contributions made by the Plan for that purpose and dividends on the Common Shares acquired with the loans. The amount of dividends on the ESOP shares used for debt service by the ESOP trustee totaled $5 million in both 1996 and 1995 and $4 million in 1994. As contributions and dividends are received, a portion of the shares acquired with the loans is allocated to Plan participants. Interest income recognized on loans to the ESOP trustee is netted against the interest expense incurred on the notes payable to the institutional investors. The parent company's receivable from the ESOP trustee, representing deferred compensation to Key's employees, has been recorded as a negative component of shareholders' equity.

During 1996, KeyBank N.A. issued $632 million of senior medium-term bank notes and Key Bank of New York issued $200 million of senior medium-term bank notes. The proceeds from the sales of these notes were used for general corporate purposes. At December 31, 1996 and 1995, senior medium-term bank notes of subsidiaries, as presented in the table, had weighted average interest rates of 6.17% and 6.71%, respectively, and mature in 1998 and 1997.







[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 55

                   Notes to Consolidated Financial Statements

The 7.25% subordinated notes, 7.85% subordinated notes, 6.75% subordinated notes and one of the 7.125% subordinated notes issued in 1996 are obligations of KeyBank N.A. and may not be redeemed prior to their respective maturity dates.

The 7.50% subordinated notes, 7.55% subordinated notes, 7.375% subordinated notes and the other 7.125% subordinated notes were issued in 1996 and are obligations of Key Bank of New York, KeyBank USA, Key Bank of Oregon and Key Bank of Washington, respectively, and may not be redeemed prior to their respective maturity dates.

Long-term advances from the Federal Home Loan Bank ("FHLB") are at adjustable and fixed rates ranging from 5.12% to 12.125% at December 31, 1996, and mature at various dates through 2014. Real estate loans and securities of $257 million and $354 million at December 31, 1996, and 1995, respectively, collateralize FHLB advances.

Industrial revenue bonds issued by affiliate banks have varying maturities extending to the year 2009 and had weighted average interest rates of 6.95% and 6.96% at December 31, 1996 and 1995, respectively.

Other long-term debt at December 31, 1996 and 1995, consisted of capital lease obligations and various secured and unsecured obligations of corporate subsidiaries and had weighted average interest rates of 13.91% and 10.36%, respectively.

Long-term debt qualifying as supplemental capital for purposes of calculating Tier II capital under Federal Reserve Board Guidelines amounted to $2.1 billion and $1.1 billion at December 31, 1996 and 1995, respectively.

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain long-term debt. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1996, is presented in Note 19, Financial Instruments with Off-Balance Sheet Risk, beginning on page 64.

                             11. Capital Securities

CAPITAL SECURITIES

In the fourth quarter of 1996, the parent company formed two wholly owned Delaware business trusts, KeyCorp Institutional Capital A ("Capital A") and KeyCorp Institutional Capital B ("Capital B"), which issued $350 million and $150 million, respectively, of corporation-obligated mandatorily reedemable capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the Corporation ("capital securities") that qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Capital A and Capital B are owned by the parent company. The proceeds from the issuances of the capital securities ($500 million) and common securities ($15 million) were used by Capital A and Capital B to purchase $361 million and $154 million, respectively, of junior subordinated deferrable interest debentures ("debentures") of the parent company which carry interest rates of 7.826% and 8.25%, respectively. These debentures represent the sole asset of each of the subsidiary trusts. The proceeds from the sales of the debentures may be used by the parent company for general corporate purposes. The debentures and related income statement effects are eliminated in Key's financial statements.

The capital securities accrue and pay distributions semi-annually at a rate of 7.826% and 8.25%, respectively, per annum of the stated liquidation value of $1,000 per capital security. The parent company has fully and unconditionally guaranteed, on a subordinated basis (the "Guarantee"), payment of: (i) accrued and unpaid distributions required to be paid on the capital securities, (ii) the redemption price with respect to any capital securities called for redemption by Capital A or Capital B; and (iii) payments due upon a voluntary or involuntary termination or liquidation of Capital A or Capital B, as set forth in the Guarantee. The Guarantee will apply to the payment of distributions only if, and to the extent Capital A or Capital B does not have sufficient funds to make such payments.

The capital securities are mandatorily redeemable upon the respective maturity dates of the debentures (December 1, 2026, for debentures purchased by Capital A and December 15, 2026, for debentures purchased by Capital B) or upon earlier redemption as provided in the indenture. The parent company has the right to redeem the debentures purchased by Capital A and Capital B: (i) in whole or in part, on or after December 1, 2006, and December 15, 2006, respectively, and
(ii) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event or capital treatment event (as defined in the applicable offering circular). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be expressed as a certain percentage (depending on the timing of the redemption and related circumstances) of the principal amount plus any accrued but unpaid interest.


Financial Page 56                               [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                            12. Shareholders' Equity

COMMON SHARES AND PREFERRED STOCK

On June 30, 1996, the parent company exercised its option to redeem all $160 million of its nonvoting 10% Cumulative Preferred Stock ("Class A"). The 1,280,000 outstanding shares of Class A, represented by 6,400,000 Depositary Shares (each Depositary Share represented a one-fifth interest in a share of Class A), were redeemed at $125 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends at redemption date.

In January 1996, the Board of Directors approved a share repurchase program, representing an addition to previously exisiting programs, which authorized the repurchase of up to 12,000,000 Common Shares in 1996. In November 1996, subsequent to the completion of this program, the Board of Directors approved a new share repurchase program which authorizes the repurchase of up to an additional 12,000,000 Common Shares by the end of 1997. Under the new program, shares will be repurchased from time to time in the open market or through negotiated transactions. During 1996, Key repurchased 14,620,000 shares at a total cost of $617 million (an average of $42.25 per share). The repurchased shares were placed in Treasury, from which 270,263 Treasury Shares were reissued in connection with an acquisition and 4,100,953 shares were reissued for employee benefit plans. The 22,490,353 Treasury Shares at December 31, 1996, are expected to be reissued over time in connection with employee stock purchase, 401(k), stock option and dividend reinvestment plans and for other corporate purposes.

The Board of Directors adopted a Shareholder Rights Plan ("Rights") in 1989 under which each shareholder received one Right for each Common Share of Key. Each Right represents the right to purchase a Common Share of Key at a price of $65. The Rights become exercisable 20 days after a person or group acquires 15% or more of the outstanding shares or commences a tender offer that could result in such an ownership interest. Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of the Common Shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade separate and apart from the Common Shares. Twenty days after the occurrence of certain "Flip-In Events," each Right will become the right to purchase a Common Share of Key for the then par value per share (now $1 per share) and the Rights held by a 15% or more shareholder will become void. The parent company may redeem these Rights at its option at $.005 per Right subject to certain limitations. Unless redeemed earlier, the Rights expire on September 12, 1999. In 1993, the Rights were amended so as to confirm that the KeyCorp-Society merger would not activate the provisions of the Rights.

CAPITAL ADEQUACY

The parent company and its banking subsidiaries are subject to various capital guidelines defined by the banking industry regulators. Under these guidelines and the regulatory framework for prompt corrective action, the parent company and its banking subsidiaries must meet specific capital requirements that involve quantitative measures of their respective assets, liabilities and certain off-balance sheet items calculated in accordance with regulatory accounting practices. The parent company's and its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Failure to meet the applicable capital requirements could result in enforcement remedies available to the banking industry regulators, including a limitation on the ability to pay dividends, the issuance of a directive to increase capital, the termination of deposit insurance by the FDIC and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1996, the parent company and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

Under the Federal Deposit Insurance Act, the Federal bank regulators group FDIC-insured depository institutions into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." As of December 31, 1996 and 1995, the most recent regulatory notification categorized each of the parent company's subsidiary banks as "well capitalized," since they exceeded the well-capitalized thresholds of 10%, 6% and 5% for the total capital, Tier I capital and leverage ratios, respectively. Management believes that no changes in condition or events have occurred since the last regulatory notification which would result in changes to the banks' categories. Although these provisions are not directly applicable to Key under existing laws and regulations, based upon its ratios Key would qualify as "well capitalized" at December 31, 1996 and 1995. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of Key or its affiliates.








[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 57

                  Notes to Consolidated Financial Statements

Presented in the table below for Key and each of the parent company's significant subsidiaries are their actual capital amounts and ratios, their minimum capital amounts and ratios prescribed by regulatory capital guidelines and their capital amounts and ratios required to qualify as well capitalized under the prompt corrective action provisions.

December 31, 1996
                                                                                To Meet Minimum    To Qualify As Well Capitalized
                                                                               Capital Adequacy        Under Prompt Corrective
                                                        Actual                  Requirements             Action Provisions
                                                 ---------------------       --------------------      --------------------------
dollars in millions                              Amount          Ratio       Amount         Ratio      Amount          Ratio
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
  Key                                            $7,243          13.01%     $4,452           8.00%        N/A            N/A
  KeyBank National Association(1)                 2,655          11.38       1,866           8.00      $2,333          10.00%
  Key Bank of New York                            1,249          10.86         920           8.00       1,151          10.00
  Key Bank of Washington                            779          11.40         546           8.00         683          10.00

TIER I CAPITAL TO NET RISK-ADJUSTED ASSETS
  Key                                            $4,442           7.98%     $2,226           4.00%        N/A            N/A
  KeyBank National Association(1)                 1,688           7.24         933           4.00      $1,400           6.00%
  Key Bank of New York                              923           8.03         460           4.00         690           6.00
  Key Bank of Washington                            526           7.70         273           4.00         410           6.00

TIER I CAPITAL TO AVERAGE ASSETS(2)
  Key                                            $4,442           6.93%     $2,565           4.00%        N/A            N/A
  KeyBank National Association(1)                 1,688           6.43       1,050           4.00      $1,313           5.00%
  Key Bank of New York                              923           6.12         604           4.00         755           5.00
  Key Bank of Washington                            526           6.75         312           4.00         390           5.00
----------------------------------------------------------------------------------------------------------------------------------

December 31, 1995

                                                                              To Meet Minimum      To Qualify As Well Capitalized
                                                                             Capital Adequacy         Under Prompt Corrective
                                                       Actual                  Requirements              Action Provisions
                                                 ------------------         ------------------     ------------------------------
dollars in millions                              Amount       Ratio         Amount       Ratio         Amount          Ratio
---------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
  Key                                            $5,854          10.85%     $4,315           8.00%        N/A            N/A
  KeyBank National Association(1)                 2,492          10.76       1,854           8.00      $2,317          10.00%
  Key Bank of New York                            1,214          10.94         888           8.00       1,109          10.00
  Key Bank of Washington                            670          10.69         501           8.00         627          10.00

TIER I CAPITAL TO NET RISK-ADJUSTED ASSETS
  Key                                            $4,063           7.53%     $2,157           4.00%        N/A            N/A
  KeyBank National Association(1)                 1,626           7.02         927           4.00      $1,390           6.00%
  Key Bank of New York                            1,054           9.50         444           4.00         666           6.00
  Key Bank of Washington                            547           8.72         251           4.00         376           6.00

TIER I CAPITAL TO AVERAGE ASSETS(2)
  Key                                            $4,063           6.20%     $2,620           4.00%        N/A            N/A
  KeyBank National Association(1)                 1,649           6.13       1,075           4.00      $1,344           5.00%
  Key Bank of New York                            1,061           6.90         615           4.00         769           5.00
  Key Bank of Washington                            547           7.25         301           4.00         377           5.00
---------------------------------------------------------------------------------------------------------------------------------

1 In January 1996, Key completed the merger of its Indiana and Michigan affiliate banks as the first step in plans to combine the affiliate banks in the Great Lakes Region. The final stage of the Great Lakes reorganization was completed in June as the Indiana/Michigan bank was merged with and into Society National Bank, the principal bank subsidiary, with the resulting bank being named KeyBank National Association. The 1995 financial information presented in the above table has been restated to include the combined results of the merged companies.

2 Also referred to as the leverage ratio. The regulatory leverage ratio standard prescribes a minimum ratio of 3%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum.

N/A = Not Applicable


Financial Page 58                              [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               13. Stock Options

Key maintains incentive compensation plans which provide for its ability to grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to selected employees and directors. Generally, the terms of these plans stipulate that the exercise price of the options may not be less than the fair market value of Key's Common Shares at the date the options are granted. Generally, options granted expire not later than ten years from the date of grant. At December 31, 1996 and 1995, options for Common Shares available for future grant totaled 4,469,081 and 4,674,056, respectively. At December 31, 1996, Key had approximately 955,000 options outstanding that vest after certain performance targets are met. Key granted approximately 45,000 performance options in 1996 and none in 1995. For options outstanding at December 31, 1996, the option price per share ranged from $.50 to $44.00 and the weighted average remaining contractual life of the options was
6.8 years.

The following tables present a summary of pertinent information with respect to Key's stock options and stock appreciation rights.


Stock Options                                                           1996                                   1995
                                                            ------------------------------            ---------------------------
                                                                                   Weighted                              Weighted
                                                                             Average Option                        Average Option
                                                                Shares      Price Per Share           Shares      Price Per Share
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                            12,085,526               $26.15       12,102,036               $25.65
Granted                                                      2,294,648                34.77        2,370,690                27.44
Assumed in acquisition                                              --                   --          396,649                12.96
Exercised                                                    4,136,611                24.31        2,134,612                22.40
Lapsed or cancelled                                            454,957                30.52          649,237                28.70
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                   9,788,606               $28.88       12,085,526               $26.15
---------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                                   5,830,375               $26.60        8,079,108               $25.24
---------------------------------------------------------------------------------------------------------------------------------

Stock Appreciation Rights                                               1995
                                                            -------------------------------
                                                                Shares      Option Price
-------------------------------------------------------------------------------------------
Outstanding at beginning of year                                42,000               $11.69
Exercised                                                       30,000                11.69
Lapsed or cancelled                                             12,000                11.69
-------------------------------------------------------------------------------------------
Outstanding at end of year                                          --                  --
-------------------------------------------------------------------------------------------
Exercisable at end of year                                          --                  --
-------------------------------------------------------------------------------------------

Effective January 1, 1996, Key adopted SFAS No. 123 which prescribes the accounting for stock-based compensation. Under an election available in the adoption of this statement, Key continues to account for employee stock options in accordance with the intrinsic value method required in APBO No. 25. This election was made primarily because of the limitations inherent in the option valuation models used under SFAS No. 123 to calculate the grant date fair value.

SFAS No. 123 requires companies that continue to use the intrinsic value method to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value method of accounting for stock options. Accordingly, the fair value of options granted in 1996 and 1995 at the respective grant dates were estimated using the Black-Scholes option pricing model. Several assumptions were used in the model, including estimates of the expected average lives of the options, the future dividends to be paid on Key Common Shares, the price volatility of Key Common Shares and the expected risk-free interest rate. These assumptions were developed based on historical trends and current market observations. The Black-Scholes option pricing model originally was developed to estimate the fair value of exchange-traded equity options which, unlike employee stock options, have no vesting period or transferability restrictions. Key's employee stock options have characteristics significantly different from traded options and changes in assumptions can materially affect the fair value estimate.

The following pro forma disclosures present the net income and earnings per Common Share effect of applying the fair value method of accounting for stock options estimated using the Black-Scholes option valuation model. The model assumes that the estimated fair value of the options is amortized over the options' vesting periods and included in personnel expense on the income statement. Not all options vest within one year, therefore, the pro forma expense calculated by applying SFAS No. 123 may not be indicative of future amounts.

Year ended December 31,
in millions, except per share amounts            1996         1995
------------------------------------------------------------------
Net income--as reported                          $783         $825
Net income--pro forma                             780          820
Net income per Common Share--as reported        $3.37        $3.45
Net income per Common Share--pro forma           3.36         3.43
------------------------------------------------------------------


[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 59

                   Notes to Consolidated Financial Statements

                             14. Restructuring Charge

During the fourth quarter of 1996, the parent company recorded a $100 million ($66 million after tax, $.29 per Common Share) restructuring charge in connection with strategic actions to be taken over the next year to complete its transformation to a nationwide, bank-based financial services company. The primary actions to be taken include: (i) the formation of a nationwide bank from Key's current network of banks in 13 states and four regions of the United States (KeyBank USA will not take part in this consolidation), (ii) the consolidation of nearly 140 of Key's branch offices, known as KeyCenters, into other KeyCenters, and (iii) the reduction of approximately 2,700 positions, or 10% of Key's employment base, distributed throughout the organization at substantially all levels of responsibility.

Included in the restructuring charge are accruals for expenses, primarily consisting of severance payments ($54 million), consolidation costs related to banking offices identified for closure ($18 million) and costs related to the write-off of certain obsolete software previously developed for internal use ($28 million). Remaining reserves at December 31, 1996, totaled $100 million.

                             15. Employee Benefits

PENSION PLANS

Key maintains a noncontributory pension plan which covers substantially all employees. Key's funding policy is to contribute an amount to the Key Cash Balance Pension Plan (the "Cash Balance Plan") that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act ("ERISA") of 1974, plus such additional amounts as Key determines to be appropriate.

The Cash Balance Plan is an account balance defined benefit plan in which the participant has an account to which amounts are credited based on qualifying compensation and with interest determined at a specified rate.

In 1995, Key changed from a December 31 to a September 30 measurement date for the valuation of its pension and other postretirement benefit plans' assets and actuarially determined obligations. The change in measurement date had no effect on 1995 or prior years' net pension and other postretirement benefits costs.

The following table reconciles the funded status of the Cash Balance Plan at the September 30 measurement date with the amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995:

in millions                                              1996       1995
------------------------------------------------------------------------
Accumulated benefit obligations,
  including vested benefits of $594 and $550             $613       $571
------------------------------------------------------------------------
Fair value of plan assets, primarily listed stock
  and fixed income securities(1)                          785        653
Projected benefit obligation                              624        589
------------------------------------------------------------------------
Excess of fair value of plan assets over
  projected benefit obligation                            161         64
Unrecognized net actuarial loss                            63         86
Unrecognized prior service benefit                         (3)        (3)
Unrecognized net transition asset                         (23)       (28)
Contribution subsequent to measurement date                10          3
------------------------------------------------------------------------
Prepaid pension cost (included in other assets)          $208       $122
                                                         ====       ====
------------------------------------------------------------------------


1 Includes 947,242 Key Common Shares valued at $32 million at September 30, 1995. These shares were sold during the first quarter of 1996. Dividends paid on these shares totaled $.3 million and $1.3 million for the twelve-month periods ended September 30, 1996 and 1995, respectively.


The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations of both the funded and unfunded plans were 7.75% and 4.17%, respectively, at September 30, 1996, and 7.50% and 4.19%, respectively, at September 30, 1995. The weighted average expected long-term rate of return on pension assets used in determining net pension cost was 9.50% for 1996, 1995 and 1994.

Key also maintains several unfunded, non-qualified, supplemental executive retirement programs that provide additional defined pension benefits for certain officers. The following table reconciles the status of the unfunded plans at the September 30 measurement dates with the amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995:

in millions                                      1996      1995
---------------------------------------------------------------
Accumulated benefit obligation,
  including vested benefits of $74 and $79       $ 79      $ 79
---------------------------------------------------------------
Projected benefit obligation                       91        90
Benefits paid subsequent to measurement date       (2)       (1)
Unrecognized prior service cost                    (8)       (9)
Unrecognized transition obligation                 (2)       (3)
Unrecognized net actuarial loss                   (19)      (24)
Adjustment to recognize minimum liability          19        25
---------------------------------------------------------------
Accrued pension cost
  (included in other liabilities)                $ 79      $ 78
                                                 ====      ====
---------------------------------------------------------------




Financial Page 60                               [LOGO] KEYCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


Net pension cost for all funded and unfunded plans included the following components:

Year ended December 31,
in millions                         1996      1995      1994
------------------------------------------------------------
Service cost of benefits earned     $ 29     $  28      $ 23
Interest cost on projected
  benefit obligation                  49        50        42
Actual (return) loss on plan assets  (96)     (110)        3
Net amortization and deferral         39        53       (60)
------------------------------------------------------------
Net pension cost                    $ 21     $  21      $  8
                                    ====     =====      ====
------------------------------------------------------------


OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors postretirement health care and life insurance plans that cover substantially all employees. The postretirement health care plans are contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions and benefit limitations. The postretirement life insurance plans are noncontributory. Voluntary Employees' Beneficiary Associations ("VEBA"s) have been established to provide for prefunding the health care and life insurance plans. The VEBA covering the health care plans was established in December 1996. Key's policy is to make contributions to the VEBAs in such amounts as it determines to be appropriate.

Net postretirement benefits cost included the following components:

Year ended December 31,
in millions                         1996      1995      1994
------------------------------------------------------------
Service cost of benefits earned      $ 3       $ 2       $ 3
Interest cost on accumulated
  postretirement benefit obligation    7         8         9
Amortization of transition obligation
  over 20 years                        5         5         5
Net other amortization and deferral   --        (1)        1
------------------------------------------------------------
Net postretirement benefits cost     $15       $14       $18
                                     ===       ===       ===
------------------------------------------------------------

The assumed 1997 weighted average health care cost trend rate was 7.5% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each future year would have an immaterial impact on postretirement benefits cost due to cost-sharing provisions and benefits limitations in the related postretirement plans. The weighted average discount rate used in determining the accumulated postretirement benefit obligations was 7.75% and 7.5% at September 30, 1996 and 1995, respectively.

The following table reconciles the plans' combined funded status at the September 30 measurement date with the amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995:

in millions                                         1996       1995
-------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                         $  71      $  65
  Fully eligible plan participants                     5         11
  Other active plan participants                      28         26
-------------------------------------------------------------------
                                                     104        102
Fair value of plan assets                             --         --
-------------------------------------------------------------------
Accumulated postretirement benefit obligation
  in excess of plan assets                           104        102
Contribution to health care plans' VEBA
  subsequent to measurement date                     (10)        --
Health care benefits paid subsequent
  to measurement date                                 (2)        (3)
Unrecognized transition obligation                   (83)       (88)
Unrecognized net gain                                 13         15
-------------------------------------------------------------------
Accrued postretirement benefits cost
  (included in other liabilities)                  $  22      $  26
                                                   =====      =====
-------------------------------------------------------------------


EMPLOYEE 401(K) SAVINGS PLAN

Substantially all of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Under provisions of this plan, employees may contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions from Key. At least half of such matching contributions is in the form of Key Common Shares. The plan also permits a discretionary profit sharing component to be distributed by Key. Total expense associated with the plan was $40 million, $33 million and $28 million in 1996, 1995 and 1994, respectively.


[LOGO] KEYCORP AND SUBSIDIARIES                               Financial Page 61

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                16. Income Taxes

Income taxes included in the consolidated statements of income, other than those related to the 1995 extraordinary item, are as follows:

Year ended December 31,

in millions                         1996      1995      1994
------------------------------------------------------------
Currently payable:
  Federal                           $239      $212      $237
  State                                9       (12)       23
------------------------------------------------------------
                                     248       200       260
Deferred:
  Federal                             89       137       152
  State                               23        31        18
------------------------------------------------------------
                                     112       168       170
------------------------------------------------------------
  Total income tax expense(1,2)     $360      $368      $430
                                    ====      ====      ====
------------------------------------------------------------

1 Income tax expense (benefit) on securities transactions totaled $.3 million, $(16) million and $(6) million in 1996, 1995 and 1994, respectively.

2 Income tax expense excludes equity and gross receipts based taxes which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are included in noninterest expense.


The differences between income tax expense and the amount computed by applying the statutory Federal tax rate to income before income taxes and extraordinary item are as follows:

Year ended December 31,

in millions                         1996      1995      1994
-----------------------------------------------------------
Income before income taxes and
  extraordinary item times 35%
  statutory Federal tax rate        $400      $405      $449
State income tax, net of Federal
  tax benefit                         21        13        26
Amortization of non-deductible
  intangibles                         16        13        10
Tax-exempt interest income           (30)      (35)      (35)
Corporate owned life insurance income(22)      (12)       (7)
Tax credits                          (17)       (7)       (4)
Other                                 (8)       (9)       (9)
------------------------------------------------------------
  Total income tax expense          $360      $368      $430
                                    ====      ====      ====
------------------------------------------------------------


Significant components of Key's deferred tax assets and liabilities are as follows:

December 31,

in millions                                   1996      1995
------------------------------------------------------------
Provision for loan losses                     $308      $301
Net unrealized securities losses                 2        --
Restructuring charge                            37        --
Write-down of other real estate owned           10        14
Other                                           49        31
------------------------------------------------------------
  Total deferred tax assets                    406       346
Leasing income reported using the
  operating method for tax purposes            840       701
Net unrealized securities gains                 --        19
Depreciation                                    31        33
Other                                           73        53
------------------------------------------------------------
  Total deferred tax liabilities               944       806
------------------------------------------------------------
  Net deferred tax liabilities                $538      $460
                                              ====      ====
------------------------------------------------------------

17.  Commitments, Contingent Liabilities
     and Other Disclosures

LEGAL PROCEEDINGS

In the ordinary course of business, Key is subject to legal actions which involve claims for substantial monetary relief. Based on information presently available to management and Key's counsel, management does not believe that any legal actions, individually or in the aggregate, will have a material adverse effect on the financial condition of Key.

RESTRICTIONS ON CASH, DUE FROM BANKS,
SUBSIDIARY DIVIDENDS AND LENDING ACTIVITIES

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $723 million in 1996 were maintained in fulfillment of these requirements.


Financial Page 62                            [LOGO] KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

The principal source of cash flows for the parent company, including cash flows to pay dividends on its Common Shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to the parent company by its banking subsidiaries without regulatory approval.

Under the laws, regulations and other restrictions applicable to the parent company's banking subsidiaries, at December 31, 1996, such subsidiaries could have declared dividends estimated to be $499 million in the aggregate, without obtaining prior regulatory approval. Loans and advances from banking subsidiaries to the parent company are also limited by law and are required to be collateralized.

              18. Fair Value Disclosures of Financial Instruments

The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate such information.


                                                                1996                               1995
--------------------------------------------------------------------------------------------------------------
                                                     CARRYING            FAIR            Carrying        Fair
in millions                                            AMOUNT           VALUE              Amount       Value
--------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks(1)                          $ 3,444         $ 3,444             $ 3,444      $ 3,444
  Short-term investments(1)                               696             696                 682          682
  Securities available for sale(2)                      7,728           7,728               8,060        8,060
  Investment securities(2)                              1,601           1,637               1,688        1,738
  Loans, net of allowance(3)                           48,365          48,890              47,456       48,334

LIABILITIES
  Deposits(4)                                         $45,317         $45,327             $47,282      $47,284
  Federal funds purchased and securities sold
    under repurchase agreements(1)                      6,925           6,925               5,544        5,544
  Other short-term borrowings(1)                        3,969           3,969               2,880        2,880
  Long-term debt(5)                                     4,213           4,124               4,003        4,167
--------------------------------------------------------------------------------------------------------------

Valuation Methods and Assumptions
----------------------------------

1    Fair value equals or approximates carrying amount.

2 Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

3 Fair values of certain loans were estimated using discounted cash flow models. Certain residential real estate loans and student loans held for sale were valued based on quoted market prices of similar loans offered or sold in recent sales or securitization transactions. Lease financing receivables, although excluded from the scope of SFAS No. 107, and mortgage loans held for sale were included in the estimated fair value of loans at their carrying amounts.

4 Fair values of certificates of deposit were estimated based on discounted cash flows. For all other deposits, carrying amounts were used as a reasonable approximation of their fair values.

5 Fair values of long-term debt were estimated based on discounted cash flows.


The estimated fair values of credit card loans, residential real estate mortgage loans and deposits do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

In cases where quoted market prices were not available, fair values were estimated using discounted cash flow or other valuation methods, as described above. For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of Key.

Interest rate swaps, caps and floors were valued based on discounted cash flow models and had an aggregate fair value of $35 million and $164 million at December 31, 1996 and 1995, respectively. Foreign exchange forward contracts, which were valued based on quoted market prices, had a fair value which approximated carrying amount at December 31, 1996 and 1995. Off-balance sheet financial instruments, including their fair values, are discussed in greater detail in the following Note 19, Financial Instruments with Off-Balance Sheet Risk.


[LOGO] KEYCORP AND SUBSIDIARIES                           Financial Page 63

                   Notes to Consolidated Financial Statements

             19. Financial Instruments with Off-Balance Sheet Risk

Key, mainly through its affiliate banks, is party to various financial instruments with off-balance sheet risk. The banks use these financial instruments in the normal course of business to meet the financing needs of their customers and to manage their exposure to market risk. Market risk is the possibility that Key's net interest income will be adversely affected as a result of changes in interest rates or other economic factors. The primary financial instruments used include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps and floors, futures and foreign exchange forward contracts. All of the interest rate swaps, caps and floors, and foreign exchange forward contracts held are over-the-counter instruments. These financial instruments may be used for lending-related, asset and liability management and trading purposes, as discussed in the remainder of this note. In addition to the market risks inherent in the use of these financial instruments, each contains an element of credit risk. Credit risk is the possibility that Key will incur a loss due to a counterparty's failure to perform its contractual obligations.

FINANCIAL INSTRUMENTS HELD OR ISSUED
FOR LENDING-RELATED PURPOSES

These instruments involve, to varying degrees, credit risk in addition to amounts recognized in Key's balance sheet. Key mitigates its exposure to credit risk through internal controls over the extension of credit. These controls include the process of credit approval and review, the establishment of credit limits and, when deemed necessary, securing collateral.

The banks' commitments to extend credit are agreements with customers to provide financing at predetermined terms as long as the customer continues to meet specified criteria. Loan commitments serve to meet the financing needs of the banks' customers and generally carry variable rates of interest, have fixed expiration dates or other termination clauses, and may require the payment of fees. Since the commitments may expire without being drawn upon, the total amount of the commitments does not necessarily represent the future cash outlay to be made by Key. The credit-worthiness of each customer is evaluated on a case-by-case basis. The estimated fair values of these commitments and the standby letters of credit discussed below are not material. Key does not have any significant concentrations of credit risk.

Standby letters of credit enhance the credit-worthiness of the banks' customers by assuring the customers' financial performance to third parties in connection with specified transactions. Amounts drawn under standby letters of credit generally carry variable rates of interest, and the credit risk involved is essentially the same as that involved in the extension of loan facilities.

The following is a summary of the contractual amount of each class of lending-related off-balance sheet financial instrument outstanding wherein Key's maximum possible accounting loss equals the contractual amount of the instruments.

December 31,

in millions                                1996         1995
---------------------------------------------------------------
Loan commitments:
  Credit card lines                        $ 8,078      $ 6,996
  Home equity                                3,239        3,982
  Commercial real estate and construction    1,593        1,554
  Commercial and other                      10,327        9,883
---------------------------------------------------------------
    Total loan commitments                  23,237       22,415

Other commitments:
  Standby letters of credit                  1,385        1,108
  Commercial letters of credit                 202          144
  Loans sold with recourse                      30           34
---------------------------------------------------------------
    Total loan and other commitments       $24,854      $23,701
                                           =======      =======
---------------------------------------------------------------

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR
ASSET AND LIABILITY MANAGEMENT PURPOSES

Key manages its exposure to market risk, in part, by using off-balance sheet instruments to modify the existing interest rate risk characteristics of specific assets and liabilities. Primary among the financial instruments used by both the parent company and its subsidiary banks are interest rate swap contracts. Interest rate swaps used for this purpose are designated as portfolio swaps. The notional amount of the interest rate swap contracts represents an agreed-upon amount on which calculations of interest payments to be exchanged are based, and is significantly greater than the amount at risk. Credit risk is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. Key deals exclusively with counterparties with high credit ratings, enters into bilateral collateral arrangements and generally arranges master netting agreements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. Although Key is exposed to credit-related losses in the event of nonperformance by the counterparties, based on management's assessment as of December 31, 1996, all counterparties were expected to meet their obligations. At December 31, 1996, Key had credit exposure of an aggregate $28 million to eleven counterparties, with the largest credit exposure to an individual counterparty amounting to $7 million.

Under conventional interest rate swap contracts, payments based on fixed or variable rates are received based upon the notional amounts of the swaps in exchange for payments based on variable or fixed rates. Under an indexed amortizing


Financial Page  64                             [LOGO] KEYCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of an index at each review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. At December 31, 1996, Key was party to $1.6 billion and $3.1 billion of indexed amortizing swaps that used a London Interbank Offered Rate ("LIBOR") index and a Constant Maturity Treasuries ("CMT") index, respectively, for the review date measurement. Under basis swap contracts, interest payments based on different floating indices are exchanged.

The following table summarizes the notional amount, fair value, maturity and weighted average rate received and paid for the various types of portfolio interest rate swaps used by Key.

                                                            DECEMBER 31, 1996                               December 31, 1995
------------------------------------------------------------------------------------------------------------------------------
                                         NOTIONAL       FAIR          MATURITY     WEIGHTED AVERAGE RATE   Notional      Fair
dollars in millions                        AMOUNT      VALUE          (YEARS)       RECEIVE      PAY        Amount       Value
------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay variable--
  indexed amortizing(1)                   $ 5,078       $ (8)            2.1          6.77%     5.56%       $ 6,200       $ 70
Receive fixed/pay variable--
  conventional                              3,505         21             7.1          6.75      5.56          2,497        104
Pay fixed/receive variable--
  conventional                              3,312         (5)            1.1          5.50      6.09          2,412        (21)
Basis swaps                                   400         --              .6          5.52      5.48             --         --
------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                   $12,295        $ 8             3.2          6.38%     5.70%       $11,109       $153
                                          =======        ===                                                =======       ====
------------------------------------------------------------------------------------------------------------------------------

1 Maturity is based upon expected average lives rather than contractual terms.

Based on the weighted average rates in effect at December 31, 1996, the spread on portfolio interest rate swaps, excluding the amortization of net deferred losses on terminated swaps, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 68 basis points). The aggregate fair value of $8 million at the same date was derived through the use of discounted cash flow models, which contemplate interest rates using the applicable forward yield curve, and represents an estimate of the unrealized gain that would be recognized if the portfolio were to be liquidated at that date.

The following table summarizes the notional amounts, fair values and weighted average rates of portfolio swaps by interest rate management strategy.

                                                                    DECEMBER 31, 1996                       December 31, 1995
------------------------------------------------------------------------------------------------------------------------------
                                                   NOTIONAL           FAIR        WEIGHTED AVERAGE RATE    Notional       Fair
dollars in millions                                  AMOUNT          VALUE          RECEIVE      PAY        Amount       Value
------------------------------------------------------------------------------------------------------------------------------
Convert variable rate loans to fixed                $ 6,443           $(20)           6.71%     5.56%       $ 7,567       $113
Convert variable rate deposits and short-term
  borrowings to fixed                                 3,082             (4)           5.51      6.08          2,275        (18)
Convert variable rate long-term debt to fixed           230             (1)           5.30      6.27            137         (3)
Convert fixed rate long-term debt to variable         2,140             33            6.92      5.56          1,130         61
Basis swaps                                             400             --            5.52      5.48             --         --
------------------------------------------------------------------------------------------------------------------------------
  Total portfolio swaps                             $12,295           $  8            6.38%     5.70%       $11,109       $153
                                                    =======           ====                                  =======       ====
------------------------------------------------------------------------------------------------------------------------------

Portfolio interest rate swaps are used to manage market risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Interest from these swaps is recognized on an accrual basis over the lives of the respective contracts as an adjustment of the interest income or expense of the asset or liability whose risk is being managed. Gains and losses realized upon the termination of interest rate swaps prior to maturity are deferred and amortized, generally using the straight-line method over the projected remaining life of the related swap contract at its termination and recorded as an adjustment of the yield on the respective on-balance sheet instrument that was being managed. Including the impact of both the spread on the swap portfolio and the amortization of the deferred gains and losses resulting from terminated swaps, portfolio interest rate swaps increased net interest income for 1996 by $66 million, and reduced net interest income by $29 million in 1995. During 1995, swaps with a notional amount of $1.4 billion were terminated, resulting in net deferred losses of $49 million. Key recognized $38 million of swap losses during the first quarter of 1995 in connection with the sale of the residential mortgage loan servicing business. These recognized losses, which were direct costs of disposing of the business, were included in the determination of the net gain from the sale. The losses included $15 million of the $49 million of deferred swap losses referred to previously and $23 million of deferred swap losses recorded prior to 1995. During 1996, swaps with a notional amount of $800 million were terminated, resulting in a deferred gain of $.3 million.


[LOGO] KEYCORP AND SUBSIDIARIES                            Financial Page  65

                   Notes to Consolidated Financial Statements

A summary of Key's deferred swap gains and (losses) is as follows:

December 31, 1996

dollars in millions
--------------------------------------------------------------
                                              Weighted Average
                               Deferred              Remaining
Asset/Liability Managed  Gains/(Losses)   Amortization (Years)
--------------------------------------------------------------
Loans                               $(1)                   1.8
Debt                                 17                    6.4
--------------------------------------------------------------
  Total                             $16
                                    ===
--------------------------------------------------------------

Key also uses interest rate caps and floors, and futures contracts to manage the risk associated with the potential impact of adverse movements in interest rates on specified long-term debt and other short-term borrowings. Interest rate caps and floors involve the payment of a premium from the buyer to the seller for the right to receive an interest differential equal to the difference between the current interest rate and an agreed-upon interest rate ("strike rate") applied to a notional amount. Key generally purchases or enters into net purchases (a combination of buying and selling) of caps and floors for asset and liability management purposes. Futures contracts are commitments to either purchase or sell designated financial instruments at future dates for specific prices. Key had caps and floors with a notional amount and fair value of $1.4 billion and $7 million, respectively, at December 31, 1996. There were no futures contracts outstanding at the same date.

FINANCIAL INSTRUMENTS HELD OR ISSUED
FOR TRADING PURPOSES

Key's affiliate banks also use interest rate swap, cap and floor, and futures contracts for dealer activities (which are generally limited to the banks' commercial loan customers) and enter into other positions with third parties that are intended to mitigate the interest rate risk of the customer positions. Interest rate swap contracts entered into with customers are typically limited to conventional swaps, as previously described. The customer swaps, caps and floors, and futures, as well as the third party positions, are recorded at their estimated fair values, and adjustments to fair value are included in other income on the income statement. Key had futures contracts with a notional amount and fair value of $2.3 billion and $.2 million, respectively, at December 31, 1996.

Key also enters into foreign exchange forward contracts to accommodate the business needs of its customers and for proprietary trading purposes. These contracts provide for the delayed delivery or purchase of foreign currency. The foreign exchange risk associated with such contracts is mitigated by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all such foreign exchange forward contracts are included in other income on the income statement.

At December 31, 1996, credit exposure from financial instruments held or issued for trading purposes was limited to the aggregate fair value of each contract with a positive fair value, or $40 million. The risk of counterparties defaulting on their obligations is monitored on an ongoing basis. The affiliate banks contract with counterparties of good standing and enter into master netting agreements when possible in an effort to manage credit risk.

Trading income recognized on interest rate and foreign exchange forward contracts totaled $6 million and $10 million, respectively, in 1996 and $10 million and $11 million, respectively, in 1995.

A summary of the notional amount and the respective fair value of derivative financial instruments held or issued for trading purposes at December 31, 1996, and on average for the year then ended, is presented below. The positive fair values represent assets to Key and are recorded in other assets, while the negative fair values represent liabilities and are recorded in other liabilities on the balance sheet.


                                                        December 31, 1996            Year ended December 31, 1996
------------------------------------------------------------------------------------------------------------------
                                                    Notional           Fair                Average         Average
in millions                                           Amount          Value        Notional Amount      Fair Value
------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps:
    Assets                                            $3,951           $ 37                 $2,602            $ 31
    Liabilities                                        1,693            (17)                 1,777             (15)
  Caps and floors purchased                            1,615              2                  1,380               2
  Caps and floors written                              1,669             (2)                 1,429              (3)

Foreign exchange forward contracts:(1)
  Assets                                                 388             13                    479              13
  Liabilities                                            335            (12)                   464             (12)
------------------------------------------------------------------------------------------------------------------

1    Excludes the effect of foreign spot contracts.

Financial Page  66                           [LOGO]  KEYCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

           20. Condensed Financial Information of the Parent Company

CONDENSED BALANCE SHEETS
December 31,

in millions                                                            1996                   1995
--------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with bank subsidiaries                     $  735                 $  330
Securities purchased from bank subsidiaries under resale agreements      --                      3
Investment securities                                                    17                     25
Securities available for sale                                             3                      3
Loans and advances to subsidiaries:
  Banks and bank holding companies                                      190                    164
  Nonbank subsidiaries                                                  316                    204
--------------------------------------------------------------------------------------------------
                                                                        506                    368
Investment in subsidiaries:
  Banks and bank holding companies                                    5,247                  5,231
  Nonbank subsidiaries                                                  401                    662
--------------------------------------------------------------------------------------------------
                                                                      5,648                  5,893
Other assets                                                            430                    412
--------------------------------------------------------------------------------------------------
    Total assets                                                     $7,339                 $7,034
                                                                     ======                 ======


LIABILITIES
Accrued interest and other liabilities                               $  262                 $  158
Long-term debt:
  Subsidiary trusts                                                     515                     --
  Unaffiliated companies                                              1,681                  1,723
--------------------------------------------------------------------------------------------------
                                                                      2,196                  1,723
--------------------------------------------------------------------------------------------------
    Total liabilities                                                 2,458                  1,881
SHAREHOLDERS' EQUITY(1)                                               4,881                  5,153
--------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                       $7,339                 $7,034
                                                                     ======                 ======
--------------------------------------------------------------------------------------------------

1 See page 44 for the parent company's Statement of Changes in Shareholders' Equity.

CONDENSED STATEMENTS OF INCOME
Year ended December 31,

in millions                                                  1996        1995      1994
---------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
  Banks and bank holding companies                         $1,012      $1,061      $403
  Nonbank subsidiaries                                         15          55         2
Management fees and interest income from subsidiaries          50          45       246
Other income                                                   16          13        10
---------------------------------------------------------------------------------------
                                                            1,093       1,174       661
EXPENSES
Interest on borrowed funds                                    125         125        74
Restructuring charge                                          100          --        --
Personnel and other expenses                                   63          49       264
---------------------------------------------------------------------------------------
                                                              288         174       338
Income before income tax benefit and equity in
  net income less dividends from subsidiaries                 805       1,000       323
Income tax benefit                                             84          39        27
---------------------------------------------------------------------------------------
                                                              889       1,039       350
Equity in net income less dividends from subsidiaries        (106)       (214)      503
---------------------------------------------------------------------------------------
NET INCOME                                                 $  783      $  825      $853
                                                           ======      ======      ====
---------------------------------------------------------------------------------------

[LOGO] KEYCORP AND SUBSIDIARIES                           Financial Page  67

                   Notes to Consolidated Financial Statements

CONDENSED STATEMENTS OF CASH FLOW
Year ended December 31,

in millions                                                                      1996        1995        1994
-------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                     $  783       $ 825       $ 853
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Amortization of intangibles                                                       9           8           8
  Gain on sale of subsidiary                                                       (8)         --          --
  Net securities gains                                                             --          (5)         (3)
  Deferred income taxes                                                           (31)          4          14
  Equity in net income less dividends from subsidiaries                           106         214        (503)
  Net (increase) decrease in other assets                                           2          89        (130)
  Net increase (decrease) in other liabilities                                     (5)       (172)        101
  Net decrease in accrued merger and integration charges                           --         (50)        (76)
  Net increase in accrued restructuring charge                                    100          --          --
  Other operating activities, net                                                  69        (138)         25
-------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       1,025         775         289
INVESTING ACTIVITIES
Purchases of investment securities                                                 --          (5)       (135)
Proceeds from prepayments and maturities of investment securities                   8          24         130
Purchases of securities available for sale                                         (4)       (100)       (124)
Proceeds from prepayments and maturities of securities available for sale           4         209          32
Net (increase) decrease in interest-bearing deposits                             (405)        199         (48)
Net (increase) decrease in security resale agreements                               3          (1)          4
Net (increase) decrease in loans and advances to subsidiaries                    (138)         92          13
Purchases of premises and equipment                                                --          --          (3)
Proceeds from sale of subsidiary                                                  164          --          --
Net cash used in acquisitions, net of cash acquired                                --        (296)         --
(Increase) decrease in investments in subsidiaries                                (80)         56         (72)
-------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                              (448)        178        (203)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings                                   --        (176)        147
Net proceeds from issuance of long-term debt                                    1,062         413         395
Payments on long-term debt                                                       (605)       (161)        (73)
Loan payment received from ESOP trustee                                             2          13          --
Redemption of 10% Cumulative Preferred Stock                                     (160)         --          --
Purchases of treasury shares                                                     (617)       (724)       (216)
Proceeds from issuance of common stock pursuant to employee
  stock purchase, stock option and dividend reinvestment plans                     98          36          19
Cash dividends                                                                   (357)       (354)       (359)
-------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                            (577)       (953)        (87)
-------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                 --          --          (1)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                       --          --           1
-------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                             --          --          --
                                                                                 ====        ====         ===
-------------------------------------------------------------------------------------------------------------

For the years ended December 31, 1996, 1995 and 1994, the parent company paid interest on borrowed funds of $119 million, $135 million and $60 million, respectively.

Financial Page  68                           [LOGO] KEYCORP AND SUBSIDIARIES

                           BANKING DISTRICT OFFICES*

     GARY R. ALLEN           (800) 523-7247                   STEPHEN E. WALL
Chief Executive Officer                           President and Chief Operating Officer

DISTRICT OFFICES                                   MAINE DISTRICT
                                                   MICHAEL W. MCNAMARA
AKRON DISTRICT                                     President
LINDA L. GENTILE                                   One Canal Plaza
President                                          Portland, ME 04101
1578 South Main Street                             (207) 874-7275
Akron, OH 44308
(330) 379-1409                                     MICHIGAN DISTRICT
                                                   GEORGE H. CRESS
ALASKA DISTRICT                                    Chairman
MICHAEL J. BURNS
President                                          WILLIAM S. HANN
101 West Benson Blvd., Suite 414                   President
Anchorage, AK 99510-0420                           100 South Main Street
(907) 564-0250                                     Ann Arbor, MI 48104
                                                   (313) 747-7998
ALBANY DISTRICT
ROBERT E. SMYTH                                    NEW HAMPSHIRE DISTRICT
President                                          KENT D. WINTERS
66 South Pearl Street, 10th floor                  President
Albany, NY 12207                                   One Bedford Farms, Kilton Road
(518) 486-8873                                     Bedford, NH 03110
                                                   (603) 656-1101
BOISE DISTRICT
MICHAEL M. MOONEY                                  NORTH PUGET SOUND DISTRICT
President                                          PEGGY A. ZORO
702 West Idaho, 12th floor                         President
Boise, ID 83701                                    101 East Holly
(208) 334-7031                                     Bellingham, WA 98225
                                                   (360) 676-6355
BUFFALO DISTRICT
LINDA P. DUCH                                      OREGON DISTRICT
President                                          JAMES J. ATKINSON
50 Fountain Plaza, 17th floor                      President
Buffalo, NY 14202                                  1211 S.W. Fifth Avenue, Suite 300
(716) 847-2229                                     Portland, OR 97204
                                                   (503) 790-7506
CANTON DISTRICT
MICHAEL P. GILL                                    ROCHESTER DISTRICT
President                                          DENNIS S. BUCHAN
202 Second Street, NE                              President
Canton, OH 44702                                   39 State Street
(330) 489-5344                                     Rochester, NY 14614
                                                   (716) 263-3357
CINCINNATI DISTRICT
MARTIN D. PIAZZA                                   SALT LAKE CITY DISTRICT
President                                          RICHARD L. NELSON
525 Vine Street, 6th floor                         President
Cincinnati, OH 45202                               50 South Main Street
(513) 762-8203                                     Salt Lake City, UT 84130
                                                   (801) 535-1105
CLEVELAND DISTRICT
RUBEN L. HOLLOWAY                                  SEATTLE DISTRICT
President                                          JAMES A. WASHAM
800 Superior Avenue                                President
Cleveland, OH 44114                                1325 Fourth Avenue, 12th floor
(216) 828-9661                                     Seattle, WA 98101
                                                   (206) 689-5999
COLUMBUS DISTRICT
TODD F. CLOSSIN                                    SOUTH BEND DISTRICT
President                                          MICHAEL J. HAMMES
88 East Broad Street                               President
Columbus, OH 43215                                 202 South Michigan Street
(614) 460-3493                                     South Bend, IN 46601
                                                   (219) 237-5344
DAYTON DISTRICT
MERVYN L. ALPHONSO                                 SYRACUSE DISTRICT
President                                          HUGH C. LORDON
34 North Main Street                               President
Dayton, OH 45402                                   201 South Warren Street, 3rd floor
(937) 586-8667                                     Syracuse, NY 13202
                                                   (315) 470-5140
DENVER DISTRICT
President                                          TACOMA DISTRICT
3300 East First Avenue                             DENNIS LONG
Denver, CO 80206                                   President
(303) 329-7465                                     1119 Pacific Avenue, 3rd floor
                                                   Tacoma, WA 98402
HUDSON VALLEY DISTRICT                             (206) 305-7516
RICHARD M. KULBIEDA
President                                          TOLEDO DISTRICT
One Washington Center, 5th floor                   JAMES A. HOFFMAN
Newburgh, NY 12550                                 President
(914) 563-5190                                     Three Seagate Tower
                                                   Toledo, OH 43604
INDIANAPOLIS DISTRICT                              (419) 259-8587
ANTHONY HEYWORTH
President                                          VERMONT DISTRICT
Ten West Market Street                             CHARLES P. SMITH
Indianapolis, IN 46204                             President
(317) 464-8090                                     149 Bank Street, P.O. Box 949
                                                   Burlington, VT 05402
LONG ISLAND DISTRICT                               (802) 660-4213
MICHAEL R. ORSINO
President                                          WYOMING DISTRICT**
1377 Motor Parkway                                 RANDALL L. DANCLIFF
Islandia, NY 11788                                 President
(516) 233-4046                                     1800 Carey Avenue
                                                   Cheyenne, WY 82003
                                                   (307) 771-3536

                           NATIONAL CONSUMER FINANCE

                      KEY BANK USA, NATIONAL ASSOCIATION



127 Public Square             CREDIT CARD SERVICES           KEY EDUCATION
Cleveland, OH 44114           LEOPOLDO C. TORALBALLA         RESOURCES
(216) 689-7003                Executive Vice President       RANDALL M. BEHM
                              127 Public Square              Senior Vice President
A. JAY MEYERSON               Cleveland, OH 44114            800 Superior Avenue
Chairman and                  (216) 689-7562                 Cleveland, OH 44114
Chief Executive Officer                                      (800) KEY-LEND
                              DEPOSIT SERVICES
DIVISIONS                     CAROLE E. GEREN                MARINE/RV FINANCE
                              Senior Vice President          KENNETH R. LANDON
KEY AUTOFINANCE               54 State Street                Senior Vice President
800 Superior Avenue           Albany, NY 12207               800 Superior Avenue
Cleveland, OH 44114           (800) USA-5553                 Cleveland, OH 44114
(216) 828-9224                                               (800) 523-7247

A. E. STEINHAUS
Executive Vice President

LOUIS R. FEAGLES
Chief Operating Officer

-------------------------------------------------------------------
AUTO FINANCE                            MORTGAGE SERVICES

AUTOFINANCE                             KEYCORP
GROUP, INC.***                          FINANCE INC.***
601 Oakmont Lane                        1259 S. Cedar Crest Blvd.
Suite 110                               Allentown, PA 18103-6206
Westmont, IL 60559-5549                 (610) 782-0880
(630) 655-7100
                                        JAMES H. DOWNING
A. E. STEINHAUS                         President and
Chief Executive Officer                 Chief Executive Officer

LOUIS R. FEAGLES                        KEY MORTGAGE
Chief Operating Officer                 SERVICES INC.***
                                        127 Public Square
                                        Cleveland, OH 44114
                                        (216) 828-9420

                                        DENIS W. ST. MARIE
                                        President

* On January 13, 1997, all of KeyCorp's bank subsidiaries, with the exception of Key Bank of Washington and Key Bank USA, National Association became national banks and changed their names to KeyBank National Association. Key Bank of Washington also became a national bank on March 5, 1997. KeyCorp plans to consolidate all of its bank subsidiaries, with the exception of Key Bank USA, National Association, into one nationwide bank in mid-1997.

** Sale is pending of KeyBank (Wyoming District) to Community First Bankshares, Inc. (NASDAQ:CFBX), expected to close third quarter, 1997.

***  KeyCorp subsidiary.

[LOGO] KEYCORP AND SUBSIDIARIES                             Financial Page  69

             FINANCIAL SERVICES SUBSIDIARIES--HEADQUARTERS OFFICES

  Our financial services subsidiaries serve clients in markets across the U.S.

CORPORATE BANK                                KEY INVESTMENTS INC.
                                              127 Public Square
CORPORATE BANK                                Cleveland, OH 44114
127 Public Square                             (216) 689-3000
Cleveland, OH 44114
(216) 689-3690                                JACK L. KOPNISKY
                                              President and
JAMES S. BINGAY                               Chief Executive Officer
Group Executive
Vice President                                KEY CAPITAL MARKETS, INC.
                                              127 Public Square
KEY CORPORATE CAPITAL, INC.                   Cleveland, OH 44114
127 Public Square                             (216) 689-4889
Cleveland, OH 44114
(216) 689-5425                                V. SHIV KRISHNAN
                                              President
JAMES A. FISHELL
President and                                 CARLETON, MCCREARY,
Chief Executive Officer                       HOLMES & CO.
                                              600 Superior Avenue,
KEY GLOBAL FINANCE, LTD.                      10th floor
30 Federal Street                             Cleveland, OH 44114
Boston, MA 02110                              (216) 781-9033
(617) 654-2700
                                              PAUL H. CARLETON
CARL R. VERCOLLONE, CFA                       Executive Managing Director
President and
Senior Managing Director                      ROBERT G. MCCREARY
                                              Executive Managing Director
KEYCORP LEASING LTD.
54 State Street                               DOUGLAS Q. HOLMES
P.O. Box 655                                  Executive Managing Director
Albany, NY 12201-0655
(518) 486-8477                                KEY EQUITY
                                              CAPITAL CORPORATION
FREDERICK E. WOLFERT                          127 Public Square
President and                                 Cleveland, OH 44114
Chief Executive Officer                       (216) 689-5776

COMMUNITY DEVELOPMENT                         DAVID P. GIVEN
                                              President and
KEY COMMUNITY                                 Chief Executive Officer
DEVELOPMENT CORPORATION
127 Public Square                             INVESTMENT MANAGEMENT
Cleveland, OH 44114
(216) 689-8270                                KEY ASSET MANAGEMENT, INC.
                                              127 Public Square
JEROME G. MCCLAIN                             Cleveland, OH 44114
President                                     (216) 689-4535

INFORMATION TECHNOLOGY                        WILLIAM G. SPEARS
AND OPERATIONS                                Chairman and
                                              Chief Executive Officer
KEY SERVICES CORPORATION
22 Corporate Woods                            RICHARD J. BUONCORE
Albany, NY 12211                              President and
                                              Chief Operating Officer
2025 Ontario Street
Cleveland, OH 44114                           GARY R. MARTZOLF
(216) 689-8919                                Senior Managing Director

ALLEN J. GULA, JR.                            W. CHRISTOPHER MAXWELL
Chairman and                                  Senior Managing Director
Chief Executive Officer
                                              ANTHONY AVENI
ROBERT C. MELTZER                             Chief Investment Officer
President,
Technology Services Group                     VINCENT FARRELL, JR.
                                              Chief Investment Officer
MICHAEL L. EVANS
President,                                    CHARLES G. CRANE
Operations Services Group                     Chief Market Strategist

ANN M. PROCK                                  KEY PRIVATEBANK
Chief Administrative Officer
                                              KEY PRIVATEBANK
KEY CLEARING CORP.                            127 Public Square
4900 Tiedeman Road                            Cleveland, OH 44114
Brooklyn, OH 44144                            (216) 689-3233
(216) 813-3451
                                              ROBERT B. HEISLER, JR.
PAUL R. RICHARDSON                            Group Executive
Chief Executive Officer                       Vice President

INSURANCE SERVICES                            WILLIAM M. HUNTER II
                                              Executive Vice President
KEYCORP INSURANCE
MANAGEMENT GROUP                              DANIEL E. KLIMAS
127 Public Square                             Executive Vice President
Cleveland, OH 44114
(216) 689-8107                                TRUST SERVICES
                                              (800) 982-3811
JACK L. KOPNISKY                              KeyCorp has trust offices
Executive Vice President                      located in Alaska, Colorado,
                                              Idaho, Indiana, Maine,
INVESTMENT BANKING/                           Michigan, New York, Ohio,
CAPITAL MARKETS                               Oregon, Utah, Washington
                                              and Wyoming
INVESTMENT BANKING
AND SECURITIES GROUP                          TRACE B. SWISHER
127 Public Square                             Chief Fiduciary Officer
Cleveland, OH 44114
(216) 689-3582                                KEY TRUST COMPANY OF FLORIDA,
                                              NATIONAL ASSOCIATION*
JOHN E. KOHL                                  3777 Tamiami Trail North
Group Executive                               Suite 100
Vice President                                Naples, FL 33940
                                              (941) 261-0990
GERALD A. FALLON
Director of Capital Markets                   THOMAS R. BECKER
                                              President and
                                              Chief Executive Officer

                                              *KeyCorp anticipates that Key Trust
                                               Company of Florida will be merged
                                               into one of KeyCorp's bank subsidiaries.

Financial Page  70                           [LOGO] KEYCORP AND SUBSIDIARIES

                               BOARD OF DIRECTORS

ROBERT W. GILLESPIE                                 CHARLES R. HOGAN
Chairman, President and                             Co-owner and
Chief Executive Officer,                            Chief Executive Officer,
KeyCorp                                             C.R.H. Investments, Inc.

CECIL D. ANDRUS                                     DOUGLAS J. MCGREGOR
Chairman,                                           President and Chief
Andrus Center for Public Policy,                    Executive Officer,
Boise State University                              M.A. Hanna Company

WILLIAM G. BARES                                    HENRY L. MEYER III
Chairman, President and                             Vice Chairman of the Board
Chief Executive Officer,                            and Chief Operating Officer,
The Lubrizol Corporation                            KeyCorp

ALBERT C. BERSTICKER                                STEVEN A. MINTER
Chairman and                                        Executive Director
Chief Executive Officer,                            and President,
Ferro Corporation                                   The Cleveland Foundation

THOMAS A. COMMES                                    M. THOMAS MOORE
President and                                       Chairman, President and
Chief Operating Officer,                            Chief Executive Officer,
The Sherwin-Williams Company                        Cleveland-Cliffs Inc

KENNETH M. CURTIS                                   RICHARD W. POGUE
Senior Member,                                      Senior Advisor,
Curtis, Thaxter, Stevens,                           Dix & Eaton
Broder & Micoleau LLC
                                                    RONALD B. STAFFORD
JOHN C. DIMMER                                      Partner,
President,                                          Stafford, Trombley, Purcell,
Firs Management Corporation                         Lahtinen, Owens & Curtin, P.C.;
                                                    Member New York State Senate
LUCIE J. FJELDSTAD
President                                           DENNIS W. SULLIVAN
(Video and Networking Division)                     Executive Vice President,
Tektronix, Inc.                                     Parker-Hannifin Corporation

STEPHEN R. HARDIS                                   PETER G. TEN EYCK II
Chairman and                                        President,
Chief Executive Officer,                            Indian Ladder Farms
Eaton Corporation
                                                    NANCY B. VEEDER
HENRY S. HEMINGWAY                                  President,
President,                                          Veeder Realty, Inc.;
Town & Country Life                                 Partner,
Insurance Company                                   Veedergate Realty, L.P.

                              MANAGEMENT COMMITTEE

ROBERT W. GILLESPIE                                 THOMAS E. HELFRICH
Chairman, President and                             Executive Vice President
Chief Executive Officer                             Corporate Human Resources

GARY R. ALLEN                                       HENRY L. MEYER III
Senior Executive Vice President                     Vice Chairman of the Board
and Chief Banking Officer                           and Chief Operating Officer

STEPHEN A. CONE                                     K. BRENT SOMERS
Executive Vice President                            Senior Executive Vice President
and Chief Marketing Officer                         and Chief Financial Officer

ALLEN J. GULA, JR.                                  THOMAS C. STEVENS
Executive Vice President                            Executive Vice President,
Information and Technology                          General Counsel and Secretary

                          OTHER KEY SENIOR EXECUTIVES

JULIA ADAMSEN                                       LISA S. CODISPOTI
Corporate Marketing                                 Human Resources,
                                                    Training & Development
PATRICK V. AULETTA
Community Corporate Banking                         ROBERT M. CURLEY
Group Executive                                     Retail Banking

WILLIAM BARNES                                      PETER H. FASS, M.D.
Large Corporate Banking                             Human Resources,
                                                    Health, Welfare and
JOHN T. BLAKE                                       Employee Services
Community Corporate Banking
                                                    W. JOHN FULLER
KEVIN M. BLAKELY                                    Corporate Communications
Risk Management
                                                    LAWRENCE W. GILMER
KAREN S. BLUE                                       Human Resources, Compensation &
Human Resources,                                    Executive Benefits
Key Services Corporation
                                                    PAMELA D. GORMLEY
PETER E. BRERETON                                   Finance, Corporate Bank,
Government Relations                                Asset Management,
                                                    and Investment Banking
SUSAN P. BROCKETT                                   & Securities
Human Resources,
Corporate Bank,                                     LINDA A. GRANDSTAFF
Asset Management,                                   Corporate Banking
and Investment Banking
& Securities                                        KAREN R. HAEFLING
                                                    Corporate Marketing
CRAIG C. BROOKS
Finance, Resource 2000                              HENRY HEINEMANN
                                                    Finance,
MICHAEL A. BUTLER                                   Key Services Corporation
Loan Portfolio Management
                                                    CARL C. HEINTEL, JR.
DIANE F. COBLE                                      Credit Administration
Human Resources,
Employee Relations,
Staffing and Diversity

                                                        (continued on next page)

[LOGO]  KEYCORP AND SUBSIDIARIES                        Financial Page  71


                    OTHER KEY SENIOR EXECUTIVES (continued)
RALPH K. HOLLIDAY                               RONALD J. NICOLAS
Retail Banking                                  Finance, National
                                                Consumer Finance
LEE IRVING
Chief Accounting Officer,                       PETER K. POTCHEN
Investor Relations                              General Auditor

ROBERT G. JONES                                 KEVIN P. RILEY
Consumer Banking                                Finance,
Group Executive                                 Community Banking

KAREN R. KLEINHENZ                              JOHN M. RYAN
Public Sector                                   Institutional Asset Services

JAMES J. MALERBA                                JOHN A. SIMONSON
Corporate Accounting                            Corporate Treasurer

SANDRA M. MALTBY                                PATRICK J. SWANICK
Small Business                                  Electronic Commerce

JOHN H. MANCUSO                                 KENTON A. THOMPSON
Deputy General Counsel                          Middle Market Banking

RICHARD A. MOLYNEUX                             ANDREW R. TYSON
Retail Banking                                  Corporate Development
Group Executive
                                                CRISTINA WASIAK
BRUCE D. MURPHY                                 Financial Planning
Human Resources,
Community Banking                               WENDY J. WORTHINGTON
                                                Human Resources,
                                                National Consumer Finance


Financial Page  72                          [LOGO]  KEYCORP AND SUBSIDIARIES