Form 10-K405, Exhibit 13
period 1997-12-31
KEYCORP /NEW/
filed 1998-03-27
CIK 91576

                                                                      Exhibit 13
                             Summary Financial Data

dollars in millions, except per share amounts            1997              1996
------------------------------------------------------------------------------------

PER COMMON SHARE
Net income -- as reported                            $      2.09       $      1.69
Net income, assuming dilution -- as reported                2.07              1.67
Net income -- as adjusted(1)                                2.09              1.85
Net income, assuming dilution -- as adjusted(1)             2.07              1.83
Cash dividends                                               .84               .76
Book value at year end                                     11.83             10.92
Market price at year end                                   35.41             25.25
Weighted average Common Shares (000)                     439,042           459,810
Weighted average Common Shares and
   potential Common Shares (000)                         444,544           464,282
------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                                $    53,380       $    49,235
Earning assets                                            64,246            59,260
Total assets                                              73,699            67,621
Deposits                                                  45,073            45,317
Total shareholders' equity                                 5,181             4,881
Common Shares outstanding (000)                          438,064           446,908
------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets-- as reported                1.33%             1.21%
Return on average total assets-- as adjusted(1)             1.33              1.33
Return on average total equity-- as reported               18.89             15.64
Return on average total equity-- as adjusted(1)            18.89             17.18
Efficiency                                                 57.50             60.84
------------------------------------------------------------------------------------

1 Excludes the impact of the 1996 restructuring charge and Key's share of a 1996 government-mandated assessment to recapitalize the Savings Association Insurance Fund.


                         Return on Average Total Equity

                                   [GRAPHIC]


                                   1993        1994      1995    1996    1997

Excluding restructuring charge    16.95%      18.56%    17.10%  17.18%  18.89%
Including restructuring charge                                  15.64%


                                Efficiency Ratio

                                   [GRAPHIC]

                                   1993        1994      1995    1996    1997

                                  60.50%      59.39%    63.03%  60.84%  57.50%

                         Return on Average Total Assets

                                   [GRAPHIC]

                                   1993        1994      1995    1996    1997

Excluding restructuring charge     1.24%       1.36%     1.24%   1.33%   1.33%
Including restructuring charge                                   1.21%

                                Financial Review

Management's Discussion and Analysis of Financial Condition and Results of Operations


      Introduction                                      26

      Performance Overview                              27

      Cash Basis Financial Data                         29

      Line of Business Results                          29

      Results of Operations                             33

         Net Interest Income                            33

         Asset and Liability Management                 36

         Trading Portfolio                              40

         Noninterest Income                             41

         Noninterest Expense                            42

         Income Taxes                                   44

      Financial Condition                               44

         Loans                                          44

         Securities                                     46

         Asset Quality                                  48

         Deposits and Other Sources of Funds            50

         Liquidity                                      51

         Capital and Dividends                          52

      Fourth Quarter Results                            53

   Report of Management                                 55

   Report of Ernst & Young LLP,
      Independent Auditors                              55

   Consolidated Financial Statements                    56

   Corporate Information                                79

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


INTRODUCTION
This section of the report, including the highlights summarized below, provides a discussion and analysis of the financial condition and results of operations of KeyCorp (the "parent company") and its subsidiaries (collectively referred to as "Key") for the periods presented. It should be read in conjunction with the consolidated financial statements and notes thereto, presented on pages 56 through 78. All relevant common share amounts and per common share data have been adjusted for the two-for-one stock split announced on January 15, 1998, effected by means of a 100% stock dividend payable March 6, 1998, to shareholders of record on February 18, 1998.

This report contains forward-looking statements which are subject to numerous assumptions, risks and uncertainties. Statements pertaining to future periods are subject to uncertainty because of the possibility of changes in underlying factors and assumptions. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute on strategic initiatives designed to grow revenues and/or control expenses; consummation of significant business combinations or divestitures; and significant changes in accounting, tax, or regulatory practices or requirements.

Key's record earnings results for 1997 reflected growth in fee revenue businesses, strong loan growth and the impact of strategic actions taken to complete Key's transformation to a nationwide bank-based financial services company and to implement expense control initiatives. These planned actions, announced in November 1996, include the consolidation of Key's bank subsidiaries [other than Key Bank USA, National Association ("KeyBank USA")] in 15 states from Maine to Alaska into one banking institution [completed June 30, 1997, for all banks with the exception of KeyBank National Association (New Hampshire) ("KeyBank New Hampshire")], the consolidation of nearly 140 KeyCenters, and a reduction of approximately 10% of Key's employment base of nearly 27,300 at the time. New Hampshire state banking laws precluded Key's New Hampshire bank from participating in the bank consolidation. In connection with the above actions, Key recorded a $100 million restructuring charge in December 1996. At the same time, Key also announced its plans to divest another 140 KeyCenters located in areas viewed by management to be of low-growth potential, a strategic action expected to generate net gains and for which related costs were not included in the restructuring charge. The above actions were designed to meet several objectives, including that of improving the efficiency ratio (exclusive of acquisitions) to a targeted level of 55% by the end of 1997, with further improvement thereafter. As of December 31, 1997, Key had merged all of the 140 KeyCenters to be consolidated, and sold or reached agreements to sell 117 of the additional 140 KeyCenters targeted for divestiture. In addition, by year end, operations were streamlined through a workforce reduction of 3,249 full-time equivalent employees, representing more than the 10% reduction projected at the announcement date. As a result of these factors and revenue growth, Key's efficiency ratio (exclusive of acquisitions) improved to 55.65% for the fourth quarter of 1997, 527 basis points better than the 60.92% for the fourth quarter of 1996.

In connection with its efforts to form one banking institution and related centralization efforts, during 1997 Key also undertook a comprehensive review of its real estate operations and occupancy cost structure. As a result, during the third quarter a $50 million ($33 million after tax) charge was recorded in connection with efforts to vacate and/or dispose of excess real estate. The elimination of this excess capacity is expected to generate annual cost savings of approximately $15 million.

During 1997, Key continued its efforts to reallocate resources (including those made available or generated by its above-mentioned divestitures of KeyCenters) to businesses with higher earnings potential. Specifically, in the third quarter, Key increased the size and scope of its leasing business by acquiring a majority interest in Leasetec Corporation ("Leasetec"), an equipment leasing company headquartered in Boulder, Colorado, which specializes in the leasing of information technology and telecommunications equipment to large corporate clients. In addition, Key completed its acquisition of Champion Mortgage Co., Inc. ("Champion"), a home equity finance company headquartered in Parsippany, New Jersey.

During the fourth quarter, Key undertook actions to enhance and expand its merchant services business by entering into an agreement to form a joint venture with NOVA Corporation, an Atlanta-based merchant transaction processor which provides transaction processing and electronic payment services to merchant clients nationwide. Key also added California, Nevada and Arizona to its nationwide retail franchise by entering into an agreement with ARCO Products Company to install up to 850 automated teller machines ("ATMs") in ARCO convenience stores in these states as well as in Washington and Oregon, where Key already had a significant presence.

In addition to the above actions, during 1997 management continued to actively manage Key's balance sheet, liquidity and capital. Specific steps taken included the selective securitization and sale of automobile, education and home equity loans totaling $1.7 billion, $744 million and $205 million, respectively, and the sale of $365 million of out-of-franchise credit card receivables. Management continues to explore opportunities for the sale and/or other arrangements with respect to its credit card and certain other portfolios in efforts to improve financial returns and manage credit risk.

During the fourth quarter of 1996 and the second quarter of 1997, management augmented its flexibility to continue its management of Key's capital through the issuance of $500 million and $250 million, respectively, of tax-advantaged capital securities. The securities issued in 1996 receive Tier 1 capital treatment.

Throughout 1997, on a pre-split basis Key repurchased 6,709,600 of its Common Shares under the 12,000,000 Common Shares repurchase program authorized by Key's Board of Directors in November 1996, bringing the total number of shares repurchased under that program, which expired at the end of 1997, to 9,329,600. Under a separate authorization, 3,336,118 pre-split Key Common Shares were repurchased during the year and issued in August to acquire Champion. In January 1998, the Board approved a program to repurchase up to an additional 5,000,000 Common Shares (10,000,000 shares on a post-split basis).

The preceding items are discussed in greater detail in the remainder of this discussion and in the notes to the consolidated financial statements.

PERFORMANCE OVERVIEW

The selected financial data set forth in Figure 1 presents certain information highlighting the financial performance of Key for each of the last six years. Each of the items referred to in this performance overview and in Figure 1 is more fully described in the following discussion or in the notes to the consolidated financial statements presented on pages 60 through 78. Unless otherwise indicated, all earnings per share data included in this section and throughout the remainder of this discussion are presented on a diluted basis and have been restated for the stock split.

In 1997, net income reached a record high of $919 million, or $2.07 per Common Share. This compared with $783 million, or $1.67 per Common Share, in 1996 and $825 million, or $1.71 per Common Share, in 1995. The return on average total equity for 1997 was 18.89%, compared with 15.64% and 17.10% in 1996 and 1995, respectively. The return on average total assets was 1.33% in 1997, 1.21% in 1996 and 1.24% in 1995. Having notable impact on 1996 earnings was the restructuring charge of $100 million ($66 million after tax, $.14 per Common Share) recorded late in the fourth quarter to accelerate the previously discussed transformation of Key to a nationwide bank-based financial services company. Excluding the restructuring charge and Key's share of a government-mandated assessment of $17 million ($11 million after tax, $.02 per Common Share) to recapitalize the Savings Association Insurance Fund ("SAIF") recorded in the third quarter, earnings for 1996 were $860 million, or $1.83 per Common Share. On the same basis, Key's 1996 return on average total equity was 17.18% and its return on average total assets was 1.33%.

Contributing to the increase in 1997 earnings relative to the prior year were a $71 million increase in taxable-equivalent net interest income, a $219 million improvement in noninterest income (including a $132 million increase in gains from divestitures) and a $29 million decrease in noninterest expense. These positive factors were partially offset by a $123 million rise in the provision for loan losses. Included in noninterest expense in 1997 was the $50 million charge recorded in connection with efforts to vacate and/or dispose of excess real estate resulting from Key's nationwide banking and related centralization efforts, $49 million of distributions on capital securities (which more closely resemble dividend or interest payments than overhead expense) and Year 2000 computer system compliance expenses of $17 million. Excluding these 1997 items and the restructuring charge, SAIF assessment and capital securities distributions ($3 million) recorded in 1996, noninterest expense decreased $25 million from the prior year. The efficiency ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, improved to 55.65% (exclusive of acquisitions) for the fourth quarter of 1997. For the full year, this ratio (exclusive of acquisitions) was 57.25% compared with 60.84% for 1996 and 63.03% for 1995. This reflected continued progress made by Key in its restructuring efforts, revenue growth and implementation of expense control initiatives.

In 1995, results included an extraordinary net gain of $61 million ($36 million after tax, $.08 per Common Share) recorded in connection with the sales of certain subsidiaries. This net gain included a gain of $72 million ($42 million after tax, $.09 per Common Share) from the sale of a residential mortgage loan servicing business and a loss of $11 million ($6 million after tax, $.01 per Common Share) incurred in connection with the sale of Schaenen Wood & Associates, Inc. ("Schaenen Wood"), an asset management subsidiary. In addition, efforts to reconfigure the balance sheet in order to reduce exposure to changes in interest rates resulted in net losses of $49 million ($31 million after tax, $.07 per Common Share) from the sales of securities. Other 1995 items included a one-time tax benefit of $16 million, or $.03 per Common Share, which related to acquisitions completed in prior years; $25 million ($15 million after tax, $.03 per Common Share) of write-offs of certain obsolete software previously developed for internal use, and a $12 million ($8 million after tax, $.02 per Common Share) positive adjustment resulting from better-than-expected performance of student loan securitizations completed in prior years. In the aggregate, these items increased 1995 earnings by $14 million, or $.03 per Common Share.

                        FIGURE 1 SELECTED FINANCIAL DATA

                                                                                                                           Compound
                                                                                                                        Annual Rate
                                                                                                                          of Change
dollars in millions, except per share amounts   1997         1996         1995         1994         1993        1992    (1992-1997)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                              $  5,262     $  4,951     $  5,121     $  4,490     $  4,214     $  4,199      4.6%
Interest expense                                2,468        2,234        2,485        1,797        1,535        1,750      7.1
Net interest income                             2,794        2,717        2,636        2,693        2,679        2,449      2.7
Provision for loan losses                         320          197          100          125          212          339     (1.1)
Noninterest income                              1,306        1,087          933          883        1,002          925      7.1
Noninterest expense                             2,435        2,464        2,312        2,168        2,385        2,170      2.3
Income before income taxes
   and extraordinary item                       1,345        1,143        1,157        1,283        1,084          865      9.2
Income before extraordinary item                  919          783          789          853          710          592      9.2
Net income                                        919          783          825          853          710          592      9.2
Net income applicable to Common Shares            919          775          809          837          692          568     10.1
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item             $   2.09     $   1.69     $   1.65     $   1.72     $   1.44     $   1.21     11.6%
Income before extraordinary item
  -- assuming dilution                           2.07         1.67         1.63         1.70         1.43         1.20     11.5
Net income                                       2.09         1.69         1.73         1.72         1.44         1.21     11.6
Net income-- assuming dilution                   2.07         1.67         1.71         1.70         1.43         1.20     11.5
Cash dividends                                    .84          .76          .72          .64          .56          .49     11.4
Book value at year end                          11.83        10.92        10.68         9.44         8.76         7.82      8.6
Market price at year end                        35.41        25.25        18.13        12.50        14.88        16.07     17.1
Dividend payout ratio                           40.19%       45.10%       41.74%       37.10%       38.75%       40.50%     (.2)
Weighted average Common Shares (000)          439,042      459,810      469,574      486,134      479,550      470,010     (1.4)
Weighted avg. Common Shares and
   potential Common Shares (000)              444,544      464,282      472,882      490,932      483,158      473,964     (1.3)
-----------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                        $ 53,380     $ 49,235     $ 48,332     $ 46,579     $ 41,396     $ 36,960      7.6%
Earning assets                                 64,246       59,260       58,762       60,047       54,353       49,381      5.4
Total assets                                   73,699       67,621       66,339       66,801       59,634       55,068      6.0
Deposits                                       45,073       45,317       47,282       48,564       46,499       43,433       .7
Long-term debt                                  7,446        4,213        4,003        3,570        1,764        1,790     33.0
Common shareholders' equity                     5,181        4,881        4,993        4,530        4,225        3,683      7.1
Total shareholders' equity                      5,181        4,881        5,153        4,690        4,385        3,927      5.7
Full-time equivalent employees                 24,595       27,689       29,563       29,211       29,983       29,117       --
Full-service banking offices                    1,015        1,205        1,284        1,272        1,267        1,241       --
-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                   1.33%        1.21%        1.24%        1.36%        1.24%        1.13%     N/A
Return on average common equity                 18.89        15.73        17.35        18.87        17.27        16.33      N/A
Return on average total equity                  18.89        15.64        17.10        18.56        16.95        15.91      N/A
Efficiency(1)                                   57.50        60.84        63.03        59.39        60.50        60.96      N/A
Overhead(2)                                     39.64        45.46        49.66        46.14        46.85        47.21      N/A
Net interest margin (TE)                         4.62         4.78         4.47         4.83         5.31         5.31      N/A
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets(3)                              7.71%        7.96%        7.77%        7.03%        7.37%        7.13%     N/A
Tangible equity to tangible assets(3)            6.21         6.63         6.25         6.19         6.51         6.11      N/A
Tier 1 risk-adjusted capital                     6.65         7.98         7.53         8.48         8.73         8.56      N/A
Total risk-adjusted capital                     10.83        13.01        10.85        11.62        12.22        11.73      N/A
Leverage                                         6.40         6.93         6.20         6.63         6.72         6.56      N/A
-----------------------------------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and Divestitures beginning on page 63.

1 Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains on bank and branch divestitures).

2 Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains on bank and branch divestitures) divided by taxable-equivalent net interest income.

3 Excluding capital securities issued in the fourth quarter of 1996 and receiving Tier 1 treatment, these ratios at December 31, 1997, are 7.03% and 5.52%, respectively, and at December 31, 1996, are 7.22% and 5.88%, respectively.

N/A = Not Applicable
TE = Taxable Equivalent

CASH BASIS FINANCIAL DATA

The selected financial data presented in Figure 2 presents certain information highlighting the performance of Key for each of the three years in the period ended December 31, 1997, adjusted to exclude the amortization of goodwill and other intangibles considered nonqualifying in regulatory capital computations, and related balances resulting from business combinations recorded by Key under the purchase method of accounting. Had these business combinations qualified for accounting under the pooling of interests method, no intangible assets would have been recorded. Since the amortization of goodwill and other intangibles does not result in a cash expense, the economic value to shareholders under either accounting method is essentially the same. Moreover, such amortization does not impact Key's liquidity and funds management activities. Cash basis financial data is particularly relevant since they provide an additional basis for measuring a company's ability to support future growth, pay dividends and repurchase shares. Cash basis financial data, as defined herein and presented in Figure 2, have not been adjusted to exclude the impact of other noncash items such as depreciation, provision for loan losses, restructuring charges, etc. This is the only section of this report in which Key's financial results are discussed on a cash basis.


                   FIGURE 2 CASH BASIS SELECTED FINANCIAL DATA


dollars in millions, except per share amounts                  1997            1996              1995
-------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Noninterest expense                                         $  2,358         $  2,387         $  2,247
Income before income taxes and extraordinary item              1,422            1,217            1,222
Income before extraordinary item                                 989              850              847
Net income                                                       989              850              883
Net income applicable to Common Shares                           989              842              867
-------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item                            $   2.25         $   1.85         $   1.80
Income before extraordinary item-- assuming dilution            2.22             1.81             1.76
Net income                                                      2.25             1.85             1.88
Net income-- assuming dilution                                  2.22             1.81             1.83
Weighted average Common Shares (000)                         439,042          459,810          469,574
Weighted average Common Shares and potential
   Common Shares (000)                                       444,544          464,282          472,882
-------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                                  1.46%            1.33%            1.34%
Return on average common equity                                25.78            21.57            22.99
Return on average total equity                                 25.78            21.15            22.08
Efficiency(1)                                                  55.59            58.92            61.26
-------------------------------------------------------------------------------------------------------
GOODWILL AND NONQUALIFYING INTANGIBLES
Goodwill average balance                                    $    921         $    855         $    682
Nonqualifying intangibles average balance                        108              132              142
Goodwill amortization (after tax)                                 58               55               45
Nonqualifying intangibles amortization (after tax)                12               12               13
-------------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and Divestitures, beginning on page 63.


1 Calculated as noninterest expense (excluding certain nonrecurring charges, the amortization of goodwill and nonqualifying intangibles, and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains on bank and branch divestitures).


LINE OF BUSINESS RESULTS

Key's four primary lines of business are Key Corporate Capital, Key Consumer Finance, Key Community Bank and Key Capital Partners ("KCP"). A summary of 1997 and 1996 financial results and significant performance measures for each primary line of business is presented in Figure 3.

The financial information discussed in the remainder of this section was derived from the internal profitability reporting system used by management to monitor and manage the financial performance of Key. The financial results and performance measures reported are based on internal management accounting policies which have been developed such that results are compiled on a consistent basis and reflect the underlying economics of the businesses. These policies address the methodologies applied in connection with funds transfer pricing as well as the allocation of certain costs and capital. Funds transfer pricing was used in the determination of net interest income by assigning a standard cost for funds used (or a standard credit for funds provided) to assets and liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of transfer pricing is included in the Key Community Bank line of business where the securities portfolios are also maintained. Indirect expenses were allocated based on actual volume measurements and other criteria, as appropriate. The provision for loan losses was allocated in an amount based primarily upon the actual net charge-offs of

                        FIGURE 3 LINE OF BUSINESS RESULTS


Year ended December 31, 1997                     Key           Key             Key         Key            Key
                                           Corporate      Consumer       Community      Capital       Support          KeyCorp
dollars in millions                          Capital       Finance            Bank     Partners      & Admin.     Consolidated
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                        $414          $526          $1,893          $ 2           $ 3           $2,838
Provision for loan losses                          7           207             106           --            --              320
Noninterest income                                54            75             556          470           151            1,306
Revenue sharing-- KCP(1)                          96            --             181         (277)           --               --
Noninterest expense                              127           230           1,593          313           172            2,435
Expense sharing-- KCP(1)                          75            --              93         (168)           --               --
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (TE)                  355           164             838           50           (18)           1,389
Allocated income taxes and TE adjustment         123            62             269           19            (3)             470
-------------------------------------------------------------------------------------------------------------------------------
Net income                                      $232          $102           $ 569         $ 31          $(15)           $ 919
                                                ====          ====           =====         ====          ====            =====
Percent of consolidated net income                25%           11%             63%           3%           (2)%            100%
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                        $10,193       $13,036         $28,186           --            --          $51,415
Earning assets                                10,214        13,311          36,871         $904            --           61,300
Deposits                                         441         1,006          42,324            2            --           43,773
Allocated equity                                 871           953           2,737          256           $49            4,866
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average allocated equity             26.64%        10.70%          20.79%       12.11%          N/M            18.89%
Efficiency                                     35.46         35.94           62.25        74.36           N/M            57.50
-------------------------------------------------------------------------------------------------------------------------------




Year ended December 31, 1996                     Key           Key             Key         Key            Key
                                           Corporate      Consumer       Community     Capital        Support          KeyCorp
dollars in millions                          Capital       Finance            Bank     Partners      & Admin.     Consolidated
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                        $361          $457          $1,938          $ 9           $ 2           $2,767
Provision for loan losses                          6           126              65           --            --              197
Noninterest income                                35           158             508          385             1            1,087
Revenue sharing-- KCP(1)                          95            --             146         (241)           --               --
Noninterest expense                              120           225           1,624          268           227            2,464
Expense sharing-- KCP(1)                          78            --              75         (153)           --               --
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (TE)                  287           264             828           38          (224)           1,193
Allocated income taxes and TE adjustment          98            96             280           15           (79)             410
-------------------------------------------------------------------------------------------------------------------------------
Net income                                      $189          $168           $ 548         $ 23         $(145)           $ 783
                                                ====          ====           =====         ====         =====            =====
Percent of consolidated net income                24%           21%             71%           3%          (19)%            100%
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                         $9,282       $11,546         $27,388           --            --          $48,216
Earning assets                                 9,287        11,552          36,714         $292            --           57,845
Deposits                                         443           787          43,485            8            --           44,723
Allocated equity                                 759           884           3,102          197           $64            5,006
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average allocated equity             24.90%        19.00%          17.67%       11.68%          N/M            15.64%
Efficiency                                     40.33         36.59           65.55        75.16           N/M            60.84
-------------------------------------------------------------------------------------------------------------------------------

1 Represents the assignment of KCP revenue and expense to the lines of business principally responsible for maintaining the customer relationship (See description of KCP on page 32).

TE = Taxable Equivalent

N/M = Not Meaningful
each respective line of business, adjusted for loan growth and changes in risk profile. The level of the consolidated provision for loan losses was based upon the application of methodologies designed by management to assess the adequacy of the consolidated allowance by focusing on a number of specific factors. These factors are more fully discussed in the Asset Quality section beginning on page 48.

Income taxes were allocated based on the statutory Federal income tax rate of 35% (adjusted for tax-exempt income from corporate owned life insurance, nondeductible goodwill amortization, and tax credits associated with investments in low-income housing projects) for the periods presented. Capital was assigned to each line of business based on regulatory requirements and management's assessment of economic risk factors (primarily credit, operating and market risk).

The development and application of these methodologies is a dynamic process. Accordingly, financial results may be revised periodically to reflect management accounting enhancements, changes in risk profile or changes in the organization's structure. Further, unlike financial accounting, there is no authoritative guidance for management accounting similar to generally accepted accounting principles. Consequently, reported results are not necessarily comparable with those presented by other companies. Figure 3 reflects a number of revisions which have been made to the previously disclosed 1996 financial results to conform with the current year presentation. Primary among these revisions was the formation of the KCP line of business by reclassifying asset management from Other (renamed Key Support & Administration in 1997), investment banking from Key Corporate Capital, and insurance and brokerage from Key Community Bank. In addition, the large corporate and wealth transfer businesses were reclassified from Key Corporate Capital to Key Community Bank, and mortgage servicing was reclassified from Key Consumer Finance to Key Community Bank to reflect organizational changes. In 1997, funds transfer pricing was enhanced by refining the methodology applied to certain balance sheet components with indeterminate maturities (i.e., certain deposit products, cash, the allowance for loan losses and equity) and by recognizing the costs of collateral requirements on certain products. In addition, revenue and expense allocation agreements between lines of business were modified, and the income tax calculation was revised to account for the components parenthetically indicated in the preceding paragraph.

A description of each of Key's primary lines of business is presented below.

KEY CORPORATE CAPITAL

As one of the largest providers of corporate financial services in the nation, Key offers a complete range of financing, transaction processing and financial advisory services to corporations throughout the country through its Corporate Capital unit. It also operates one of the largest bank-affiliated equipment leasing companies with operations conducted both domestically and throughout Europe and Asia. Corporate Capital's business units are organized around specialized industry client segments, inclusive of healthcare, media/telecommunications, structured finance and commercial real estate. In serving these targeted segments, Key Corporate Capital provides a number of specialized services including international banking, corporate finance advisory services, capital markets products, and 401(k) and trust custody products. Key is also one of the leading cash management providers in the country.

In 1997, Key Corporate Capital contributed approximately 25% of Key's consolidated earnings with net income of $232 million, resulting in a return on average allocated common equity of 26.64%. In 1996, net income was $189 million, or approximately 24% of Key's consolidated earnings, and the return on average allocated common equity was 24.90%. The increase in earnings relative to the prior year reflected higher net interest income resulting from a 10% increase in total average loans, generated, in large part, from strong growth in both commercial lending and lease financing. The growth in the commercial loan portfolio and related fee income benefited from efforts begun late in 1995 to reengineer the Corporate Capital unit's sales and delivery platform to provide relationship managers with more time for revenue-generating activities, while redistributing support and administrative functions to others aided by technology-based systems functionality. Also contributing to growth in this portfolio were efforts begun late in 1996 to establish a national focus for targeted client segments and sales office expansion into high-growth markets. The 1997 increase in lease financing included the impact of the Leasetec acquisition completed in July. At December 31, 1997, the Corporate Capital unit had sales offices in 25 states compared with 16 states at the end of 1996. Also contributing to the improved earnings performance were the growth in total noninterest income and the implementation of expense control initiatives which held the increase in total noninterest expense to a modest level, despite an $11 million impact from the addition of Leasetec. During 1997, Key Corporate Capital's efficiency ratio improved 487 basis points to 35.46%. The provision for loan losses was essentially unchanged from the prior year.

KEY CONSUMER FINANCE

Key Consumer Finance is responsible for Key's indirect, non- branch-based consumer loan and deposit products. This line of business specializes in credit cards, automobile loans and leases, marine and recreational vehicle loans, education loans, home equity loans and branchless deposit-generating activities. As of December 31, 1997, based on the volume of loans generated, Key Consumer Finance was the third largest education lender in the nation, ranked in the top ten in retail automobile financing and was one of the leading providers of financing for consumer purchases of marine and recreational vehicles.

In 1997, Key Consumer Finance generated net income of $102 million, or approximately 11% of Key's consolidated earnings, and a return on average allocated common equity of 10.70%. In the prior year, net income was $168 million, or approximately 21% of Key's consolidated earnings, and the return on average allocated common equity was 19.00%.

The decrease in earnings relative to the prior year reflected a significant increase in the provision for loan losses, a decrease in noninterest income and a slight increase in noninterest expense, offset in part by growth in net interest income. The increase in the provision for loan losses resulted from the continued deterioration in consumer credit quality as evidenced by the record number of personal bankruptcies in the United States. As was the case in 1996, most of Key Consumer Finance's net charge-offs occurred in the credit card and automobile loan portfolios. In response to this, the company sold its out-of-franchise credit card portfolio ($365 million), which had an historically high level of delinquencies. The reduction in noninterest income resulted from loan securitization net losses of $12 million in 1997 compared with loan securitization income of $62 million in the prior year. Included in 1997 results was a $36 million loss on the securitization of $949 million of prime credit automobile loans with low returns on equity. This securitization is consistent with other actions taken by Key to divest assets which do not support its achievement of its return on equity objective. The decrease in loan securitization income in 1997 also reflected the impact of new accounting standards which took effect on January 1, 1997. These new standards, which are more fully described in the Securitizations section of Note 1, Summary of Significant Accounting Policies, beginning on page 60, served to reduce loan securitization income by reclassifying a portion of such revenue to interest income and by deferring an additional portion which is expected to be recognized as interest income over the life of the respective securitizations. The increase in noninterest expense reflected the $21 million impact of the Champion acquisition completed in August. Net interest income was up from the prior year as a result of a 13% increase in total average loans.

KEY COMMUNITY BANK
Key Community Bank is responsible for delivering a complete line of branch-based retail financial products and services to small businesses and consumers, addressing the more complex, diverse needs of the affluent client segment and maximizing relationship management in the commercial banking and public sector businesses. The delivery of these products and services is accomplished through KeyBank National Association ("KeyBank N.A.") operating 1,015 KeyCenters, a 24-hour telephone banking call center services group, more than 1,900 ATMs that access 14 different networks and comprise one of the largest ATM networks in the United States, relationship management teams of approximately 275 commercial banking and public sector professionals, over 200 private banking and investing professionals and approximately 250 small business professionals. In the fourth quarter of 1997, Key Community Bank expanded its geographic coverage by entering into an agreement with ARCO Products Company to install up to 850 ATMs in ARCO convenience stores in California, Nevada, Arizona, Washington and Oregon.

In 1997, net income for Key Community Bank totaled $569 million, or approximately 63% of Key's consolidated earnings, compared with $548 million, or 71%, respectively, for 1996. Its return on average allocated common equity was 20.79% in 1997 and 17.67% in 1996. Positive factors affecting the Community Bank's financial performance in comparison with the prior year were a higher level of total noninterest income and a decrease in total noninterest expense. The 13% improvement in noninterest income occurred despite branch divestitures and reflected higher revenues from products offered through KCP as well as increases in a number of other categories, primary among which were ATM fees, investment management fees and debit card income. The decrease in total noninterest expense was due primarily to lower personnel costs and was largely the result of Key's bank consolidation efforts and expense control initiatives. During 1997, Key Community Bank's efficiency ratio improved 330 basis points to 62.25%. These positive factors were partially offset by a decline in net interest income and an increase in the provision for loan losses in response to both loan portfolio growth and a higher level of net charge-offs. The decrease in net interest income resulted from a lower net interest margin which was due largely to greater reliance on higher-cost borrowings, following a decrease in core deposits stemming from branch sales.

KEY CAPITAL PARTNERS
KCP was formed at the end of 1997 to primarily provide clients served by the Corporate Capital and Community Bank lines of business with the products and services offered by Key's asset management, investment banking, insurance and brokerage businesses. This line of business was created in conjunction with Key's long-term commitment to providing a full range of corporate and individual client financial expertise and is expected to play a major role in developing fee income through its broad range of investment choices and customized products. Leveraging Key's corporate and community banking distribution channels and client relationships will be an essential factor in ensuring KCP's future growth and success.

As indicated in Figure 3, a significant amount of noninterest income and expense generated by KCP is reported under either Key Corporate Capital or Key Community Bank. This reflects Key's management accounting practice of assigning such income and expense to whichever of those two lines of business is principally responsible for maintaining the relationship with the customers who also avail themselves of the products and services offered by KCP. On an all-inclusive basis (i.e., prior to the aforementioned assignments), KCP accounted for approximately 11% of Key's consolidated earnings, with net income of $102 million in 1997 and $80 million in 1996. The increase in earnings resulted from higher noninterest income which rose $85 million, or 22%, from the prior year. The largest contribution to the improvement came from investment banking income which increased $46 million, or 63%, to $119 million and accounted for approximately 25% of KCP's total noninterest income in 1997. Despite higher operating expenses, during 1997 KCP's all-inclusive efficiency ratio improved 171 basis points to 66.31%, reflecting the strong growth in revenues.

KEY SUPPORT AND ADMINISTRATION
Key Support and Administration includes activities that are not directly attributable to one of the four major lines of business. Included in this category are certain nonbanking affiliates, eliminations of certain intercompany transactions and certain nonrecurring transactions. Also included are portions of certain assets, capital and support functions not specifically identifiable with the four primary lines of business.

In both 1997 and 1996, results included certain nonrecurring items recorded in connection with Key's transformation to a nationwide bank-based financial services company and related centralization efforts. In 1997, these items included $151 million of gains from the divestiture of 104 banking offices and a $50 million charge incurred in conjunction with efforts to vacate and/or dispose of excess real estate. In the fourth quarter of 1996, Key recorded a restructuring charge of approximately $100 million in connection with the strategic actions subsequently taken in the transformation. These items are more fully described throughout this management's discussion, and additional information pertaining to the nature of the restructuring charge is presented in
Note 12, Restructuring Charge, on page 70.

RESULTS OF OPERATIONS
NET INTEREST INCOME
Net interest income, which is comprised of interest and loan-related fee income less interest expense, is the principal source of earnings for Key. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities (including off-balance sheet instruments described in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74), interest rate fluctuations and asset quality. To facilitate comparisons in the following discussion, net interest income is presented on a taxable-equivalent basis, which restates tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the statutory Federal income tax rate.

Various components of the balance sheet and their respective yields and rates which affect interest income and expense are illustrated in Figure 5. The information presented in Figure 8 provides a summary of the effect on net interest income of changes in yields/rates and average balances in 1997 and 1996. A more in-depth discussion of changes in earning assets and funding sources is presented in the Financial Condition section beginning on page 44.

In 1997, net interest income reached a record high of $2.8 billion, up $71 million, or 3%, from the prior year. This followed an increase of $74 million, or 3%, in 1996 and marked the second consecutive year in which net interest income reached a record level. In 1997, the growth in average earning assets (primarily loans), more than offset a 16 basis point decrease in the net interest margin. The 1996 increase in net interest income resulted from a net interest margin which rose 31 basis points to 4.78% and more than compensated for the effect of a managed decrease of $2.4 billion, or 4%, in average earning assets. The net interest margin is computed by dividing taxable-equivalent net interest income by average earning assets.

Average earning assets in 1997 totaled $61.3 billion, which was $3.5 billion higher than the prior year. This growth reflected a $4.0 billion, or 10%, increase in targeted loans (such as commercial, home equity, credit card and consumer installment loans), accompanied by a $1.0 billion decline in the residential mortgage portfolio and an increase in loans held for sale. Earning assets have grown steadily since the third quarter of 1996 following a period of approximately two years of planned decreases in both residential mortgage loans and securities (including both investment securities and securities available for sale). In 1996, the reduction in average earning assets was due primarily to a $2.3 billion, or 20%, decline in securities and a $264 million, or 33%, decline in short-term investments. The planned reduction in securities was part of Key's overall asset/liability management strategy at the time. The level of short-term investments was reduced in 1996 as a result of programs instituted to better manage securities used to meet the collateral requirements of Key's affiliate banks. Although the level of average loans outstanding during 1996 increased only slightly from the prior year, the composition of the total loan portfolio changed significantly. Specifically, a $2.5 billion increase in loans targeted for growth was substantially offset by a $2.3 billion reduction in residential mortgage loans. The decrease in the mortgage loan portfolio reflected Key's continued strategy of securitizing and/or selling selected loans which do not meet certain return on equity, credit and other internal standards. As a result of the employment of this strategy and the decrease in the securities portfolio discussed above, during the first three quarters of 1996 Key experienced a gradual reduction in average total earning assets. This trend was reversed, however, during the fourth quarter of 1996 as the growth in targeted loans exceeded the decline in lower spread assets. Key's strategy with respect to its loan portfolio is discussed in greater detail in the Loan section beginning on page 44.


                    FIGURE 4 1997 AVERAGE EARNING ASSETS MIX

                                  [PIE GRAPH]

Securities                   14.9%
Short-term investments        1.3%
Loans                        83.8%

      FIGURE 5 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

YEAR ENDED DECEMBER 31,

                                                      1997                          1996                            1995
                                           --------------------------    ---------------------------    ----------------------------
                                           AVERAGE             YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
dollars in millions                        BALANCE   INTEREST   RATE     BALANCE   INTEREST    RATE     BALANCE   INTEREST    RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(3,4)
   Commercial, financial and agricultural  $12,911    $1,126    8.72%    $11,970    $1,070      8.94%   $11,252    $1,027     9.13%
   Real estate-- commercial mortgage         7,101       663    9.34       7,039       648      9.21      7,115       678     9.53
   Real estate-- construction                1,945       188    9.67       1,631       166     10.18      1,416       148    10.45
   Commercial lease financing                3,310       228    6.89       2,372       148      6.24      1,876       125     6.66
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                25,267     2,205    8.73      23,012     2,032      8.83     21,659     1,978     9.13
   Real estate-- residential                 6,192       524    8.46       7,224       593      8.21      9,554       762     7.98
   Credit card                               1,710       256   14.97       1,665       243     14.59      1,386       210    15.15
   Other consumer                           15,597     1,447    9.28      13,887     1,284      9.25     13,042     1,197     9.18
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                  23,499     2,227    9.48      22,776     2,120      9.31     23,982     2,169     9.04
   Loans held for sale                       2,649       198    7.47       2,428       198      8.15      2,371       201     8.48
------------------------------------------------------------------------------------------------------------------------------------
      Total loans                           51,415     4,630    9.02      48,216     4,350      9.02     48,012     4,348     9.06
Taxable investment securities                  247        12    4.83         246        14      5.69      7,807       521     6.67
Tax-exempt investment securities(3)          1,227        97    7.91       1,425       114      8.00      1,482       126     8.47
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities            1,474       109    7.39       1,671       128      7.66      9,289       647     6.96
Securities available for sale(3,5)           7,629       527    6.93       7,423       495      6.69      2,103       136     6.40
Interest-bearing deposits with banks            19         1    5.67          24         1      4.17        138         8     5.86
Federal funds sold and securities
   purchased under resale agreements           497        24    4.83         463        25      5.40        533        32     5.91
Trading account assets                         266        15    5.64          48         2      4.17        128         7     6.00
------------------------------------------------------------------------------------------------------------------------------------
      Total short-term investments             782        40    5.12         535        28      5.23        799        47     5.91
------------------------------------------------------------------------------------------------------------------------------------
      Total earning assets                  61,300     5,306    8.66      57,845     5,001      8.65     60,203     5,178     8.60
Allowance for loan losses                     (875)                         (872)                          (868)
Other assets                                 8,525                         7,846                          7,307
------------------------------------------------------------------------------------------------------------------------------------
                                           $68,950                       $64,819                        $66,642
                                           =======                       =======                        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts              $10,897       333    3.06     $10,211       311      3.05     $7,161       261     3.64
Savings deposits                             4,319        94    2.18       5,604       138      2.46      6,506       174     2.68
NOW accounts                                 1,560        32    2.05       2,438        48      1.97      5,444       110     2.02
Certificates of deposit ($100,000 or more)   3,376       190    5.63       3,377       199      5.89      3,677       222     6.03
Other time deposits                         13,273       715    5.39      13,723       720      5.25     14,466       783     5.41
Deposits in foreign offices                  1,812        98    5.41         996        53      5.32      2,182       155     7.12
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits       35,237     1,462    4.15      36,349     1,469      4.04     39,436     1,705     4.32
Federal funds purchased and securities
   sold under repurchase agreements          6,942       359    5.17       5,843       295      5.05      5,623       315     5.60
Bank notes and other short-term borrowings   4,741       283    5.97       3,279       197      6.01      3,362       204     6.05
Long-term debt(6)                            5,906       364    6.21       4,296       273      6.43      3,895       261     6.84
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities    52,826     2,468    4.67      49,767     2,234      4.49     52,316     2,485     4.75
Noninterest-bearing deposits                 8,536                         8,374                          8,129
Other liabilities                            2,074                         1,644                          1,373
Capital securities                             648                            28                             --
Preferred stock                                 --                            79                            160
Common shareholders' equity                  4,866                         4,927                          4,664
------------------------------------------------------------------------------------------------------------------------------------
                                           $68,950                       $64,819                        $66,642
                                           =======                       =======                        =======

Interest rate spread (TE)                                       3.99                            4.16                          3.85
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
   interest margin (TE)                               $2,838    4.62%               $2,767      4.78%              $2,693     4.47%
                                                      ======    ====                ======      ====               ======     ====

Taxable-equivalent adjustment(3)                         $44                           $50                            $57
------------------------------------------------------------------------------------------------------------------------------------



1 For years prior to 1994, all real estate loans are included in real estate -- residential loans.

2 For years prior to 1994, credit card receivables are included in consumer loans.

3 Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35% for years subsequent to 1992 and 34% for 1992.

4 For purposes of these computations, nonaccrual loans are included in average loan balances.

5  Yield is calculated on the basis of amortized cost.

6  Rate calculation excludes ESOP debt.

N/M = Not Meaningful

TE = Taxable Equivalent

                                                                                                                 COMPOUND ANNUAL
                                                                                                                 RATE OF CHANGE
             1994                          1993                                 1992                               (1992-1997)
----------------------------   ---------------------------------    --------------------------------        ------------------------
 AVERAGE              YIELD/   AVERAGE                  YIELD/      AVERAGE                   YIELD/         AVERAGE
 BALANCE   INTEREST    RATE    BALANCE    INTEREST       RATE       BALANCE   INTEREST         RATE          BALANCE      INTEREST
------------------------------------------------------------------------------------------------------------------------------------

 $ 9,762     $ 856     8.77%    $ 9,120       $ 735         8.06%    $10,926      $ 921           8.43%          3.4%          4.1%
   6,396       553     8.65   See note(1) See note(1)  See note(1) See note(1)See note(1)    See note(1)    See note(1)  See note(1)
   1,207       107     8.86   See note(1) See note(1)  See note(1) See note(1)See note(1)    See note(1)    See note(1)  See note(1)
   1,384        94     6.79       1,387         109         7.86       1,006         84           8.35          26.9          22.1
------------------------------------------------------------------------------------------------------------------------------------
  18,749     1,610     8.59      10,507         844         8.03      11,932      1,005           8.42          16.2          17.0
   8,699       653     7.51      17,612       1,478         8.39      13,315      1,165           8.75         (14.2)        (14.8)
   1,361       194    14.25   See note(2) See note(2)  See note(2) See note(2)See note(2)    See note(2)    See note(2)  See note(2)
  12,383     1,054     8.51       8,993         926        10.30      10,061      1,100          10.93           9.2           5.6
------------------------------------------------------------------------------------------------------------------------------------
  22,443     1,901     8.47      26,605       2,404         9.04      23,376      2,265           9.69            .1           (.3)
   2,271       160     7.05       2,251         151         6.71         717         59           8.23          29.9          27.4
------------------------------------------------------------------------------------------------------------------------------------
  43,463     3,671     8.45      39,363       3,399         8.68      36,025      3,329           9.26           7.4           6.8
   7,664       507     6.61       7,769         556         7.16       7,985        677           8.48         (50.1)        (55.4)
   1,579       136     8.63       1,787         159         8.87       1,881        176           9.36          (8.2)        (11.2)
------------------------------------------------------------------------------------------------------------------------------------
   9,243       643     6.96       9,556         715         7.48       9,866        853           8.65         (31.6)        (33.9)
   4,066       228     5.50       2,070         141         6.84         801         57           7.14          57.0          56.0
      34         2     4.47         427          15         3.49         477         20           4.21         (47.5)        (45.1)

      71         3     4.18         166           6         3.61         269         11           3.83          13.1          16.9
      39         2     5.23          17           1         3.37          23          1           4.46          63.2          71.9
------------------------------------------------------------------------------------------------------------------------------------
     144         7     4.53         610          22         3.52         769         32           4.08            .3           5.1
------------------------------------------------------------------------------------------------------------------------------------
  56,916     4,549     7.99      51,599       4,277         8.29      47,461      4,271           9.00           5.3           4.4
    (821)                          (804)                                (806)                                    1.7
   6,466                          6,256                                5,698                                     8.4
------------------------------------------------------------------------------------------------------------------------------------
 $62,561                        $57,051                              $52,353                                     5.7
 =======                        =======                              =======


  $7,197       197     2.74      $7,307         189         2.59      $7,648        248           3.25           7.3           6.1
   7,697       205     2.66       7,383         214         2.90       5,321        181           3.41          (4.1)        (12.3)
   5,559       106     1.91       5,314         109         2.06       4,429        121           2.73         (18.8)        (23.4)
   2,992       146     4.88       3,089         138         4.47       3,573        188           5.25          (1.1)           .2
  12,338       544     4.41      12,443         551         4.42      13,382        717           5.36           (.2)          (.1)
   3,015       127     4.21       1,019          32         3.09         368         14           3.72          37.6          47.6
------------------------------------------------------------------------------------------------------------------------------------
  38,798     1,325     3.41      36,555       1,233         3.37      34,721      1,469           4.23            .3           (.1)

   5,850       243     4.16       4,378         130         2.97       4,062        143           3.52          11.3          20.2
   1,930        91     4.71       1,196          45         3.72         722         31           4.31          45.7          55.6
   2,234       138     6.35       1,896         127         6.96       1,463        107           7.70          32.2
------------------------------------------------------------------------------------------------------------------------------------
  48,812     1,797     3.69      44,025       1,535         3.49      40,968      1,750           4.28           5.2           7.1
   8,046                          7,786                                6,661                                     5.1
   1,104                          1,051                                1,001                                    15.7
      --                             --                                   --                                    --
     160                            184                                  244                                   N/M
   4,439                          4,005                                3,479                                     6.9
------------------------------------------------------------------------------------------------------------------------------------
 $62,561                        $57,051                              $52,353                                     5.7
 =======                        =======                              =======

                       4.30                                 4.80                                  4.72
------------------------------------------------------------------------------------------------------------------------------------

            $2,752     4.83%                 $2,742         5.31%                $2,521           5.31%                        2.4%
            ======     ====                  ======         ====                 ======           ====

               $59                              $63                                 $72                                       (9.4)%
------------------------------------------------------------------------------------------------------------------------------------

             FIGURE 6 1997 MIX OF FUNDING FOR AVERAGE EARNING ASSETS

                                  [PIE GRAPH]

Noninterest-bearing deposits            13.9%
Interest-bearing deposits               57.5%
Short-term borrowings                   19.0%
Long-term debt                           9.6%

As shown in Figures 5 and 7, the net interest margin was 4.62% for 1997, compared with 4.78% in 1996 and 4.47% in 1995. The decrease in the net interest margin in 1997 was due primarily to the growth of targeted loans at interest rate spreads lower than the 1996 net interest margin. This reflected increased reliance on money market funding of incremental loan growth, in part due to the reduction in core deposits resulting from branch divestitures. The negative impact of this factor was partially offset by the issuance of $500 million and $250 million of capital securities in the fourth quarter of 1996 and second quarter of 1997, respectively. The distributions related to these tax-advantaged capital securities are classified as noninterest expense. The increase in the net interest margin in 1996 resulted from a number of factors. Primary among these factors were the origination of new loans with wider interest rate spreads and the impact of actions taken in both 1996 and 1995 to reduce lower spread assets by means of their maturity, run-off, securitization and sale.

Key uses portfolio interest rate swaps and interest rate caps and floors (as defined in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74) in the management of its interest rate sensitivity position. The notional amount of portfolio interest rate swaps decreased to $11.2 billion at December 31, 1997, from $12.3 billion at year-end 1996. Over the same period, the notional amount of interest rate caps and floors rose to $3.4 billion from $973 million at December 31, 1996. In 1997, interest rate swaps (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps) and interest rate caps and floors contributed $64 million and 10 basis points to net interest income and the net interest margin, respectively. In 1996, these instruments increased net interest income by $66 million and the net interest margin by 11 basis points compared with reductions of $29 million and 5 basis points, respectively, in 1995. The manner in which interest rate swaps and caps and floors are used in Key's overall program of asset and liability management is described in the following Asset and Liability Management section.

ASSET AND LIABILITY MANAGEMENT

Market risk is the exposure to economic loss that arises from changes in the values of certain market risk sensitive instruments. Types of market risk include interest rate, foreign exchange and equity price risk; foreign exchange and equity price risk are not material to Key. Key manages its interest rate risk through an active program of asset and liability management pursuant to guidelines established by its Asset/Liability Management Policy Committee ("ALCO"). The ALCO has responsibility for approving the asset/liability management policies of Key, overseeing the formulation and implementation of strategies to improve balance sheet positioning and/or earnings, and reviewing the interest rate sensitivity positions of Key and each of its affiliate banks.



                        FIGURE 7 NET INTEREST MARGIN (TE)

                                   [GRAPHIC]

                                   1993     1994     1995     1996     1997

Net interest margin (TE)           5.31     4.83     4.47     4.78     4.62
Yield on earning assets (TE)       8.29     7.99     8.60     8.65     8.66
Cost of funds                      2.98     3.16     4.13     3.87     4.04

TE = Taxable Equivalent

               FIGURE 8 COMPONENTS OF NET INTEREST INCOME CHANGES


                                                              1997 VS 1996                               1996 VS 1995
                                                     --------------------------------          ---------------------------------
                                                     AVERAGE      YIELD/       NET             AVERAGE      YIELD/         NET
in millions                                           VOLUME       RATE       CHANGE            VOLUME       RATE        CHANGE
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                  $288        $ (8)       $280               $ 18       $ (16)        $ 2
Taxable investment securities                            --          (2)         (2)              (440)        (67)       (507)
Tax-exempt investment securities                        (16)         (1)        (17)                (5)         (7)        (12)
Securities available for sale                            14          18          32                355           4         359
Short-term investments                                   13          (1)         12                (14)         (5)        (19)
--------------------------------------------------------------------------------------------------------------------------------
   Total interest income (TE)                           299           6         305                (86)        (91)       (177)

INTEREST EXPENSE
Money market deposit accounts                            21           1          22                 98         (48)         50
Savings deposits                                        (29)        (15)        (44)               (23)        (13)        (36)
NOW accounts                                            (18)          2         (16)               (59)         (3)        (62)
Certificates of deposit ($100,000 or more)               --          (9)         (9)               (18)         (5)        (23)
Other time deposits                                     (24)         19          (5)               (39)        (24)        (63)
Deposits in foreign offices                              44           1          45                (70)        (32)       (102)
--------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                       (6)         (1)         (7)              (111)       (125)       (236)
Federal funds purchased and securities sold
   under repurchase agreements                           57           7          64                 12         (32)        (20)
Bank notes and other short-term borrowings               87          (1)         86                 (5)         (2)         (7)
Long-term debt                                           99          (8)         91                 26         (14)         12
--------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                               237          (3)        234                (78)       (173)       (251)
--------------------------------------------------------------------------------------------------------------------------------
   Net interest income (TE)                            $ 62         $ 9        $ 71               $ (8)       $ 82        $ 74
                                                       ====         ===        ====               ====        ====        ====
--------------------------------------------------------------------------------------------------------------------------------


The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

TE = Taxable Equivalent


Short-term Interest Rate Exposure
---------------------------------

The primary tool utilized by management to measure and manage interest rate risk is a net interest income simulation model. Use of the model to perform simulations of changes in interest rates over one- and two-year time horizons has enabled management to develop strategies for managing exposure to interest rate risk. In its simulations, management estimates the impact on net interest income of various pro forma changes in the overall level of interest rates. These estimates are based on a large number of assumptions related to loan and deposit growth, asset and liability prepayments, interest rates, on and off-balance sheet management strategies and other factors. Management believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not a precise calculation of exposure. The ALCO guidelines provide that a gradual 200 basis point increase or decrease in short-term rates over the next twelve-month period should not result in more than a 2% impact on net interest income over the same period from what net interest income would have been if such interest rates did not change. Based on the results of the simulation model using the ALCO guidelines, as of December 31, 1997, Key would expect its net interest income to increase by approximately $27 million if short-term interest rates gradually decrease. Conversely, if short-term interest rates gradually increase, net interest income would be expected to decrease by approximately $30 million. As shown in Figure 9, Key has been operating well within the above guidelines.


                         FIGURE 9 NET INTEREST INCOME AT
                        RISK TO CHANGES IN INTEREST RATES

                                    [GRAPHIC]

                    Estimated Change in Net Interest Income

GRADUAL 200 BASIS POINT DECREASE IN RATES OVER NEXT 12 MONTHS

Mar 96    Jun 96     Sep 96    Dec 96   Mar 97   Jun 97   Sep 97   Dec 97
 .0089     .0092      .0060     .0071    .0090    .0050    .0024    .0096



        GRADUAL 200 BASIS POINT INCREASE IN RATES OVER NEXT 12 MONTHS
-.0134    -.0113     -.0123    -.0128   -.0128   -.0113   -.0091   -.0107

Short-term interest rate risk analysis is supplemented with an interest rate sensitivity gap ("gap") model. This model measures the difference between assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing during specified time horizons, which would generally imply a favorable impact on net interest income in periods of rising interest rates. Conversely, a liability-sensitive position, where rate-sensitive liabilities exceed the amount of rate-sensitive assets repricing or maturing within applicable time frames, would generally imply a favorable impact on net interest income in periods of declining interest rates. The interest rate gap analysis table shown in Figure 10 presents the gap position (including the impact of portfolio interest rate swaps, caps and floors) of Key at December 31, 1997. Gap analysis has several limitations. For example, it does not take into consideration ongoing loan and deposit activity of Key's core businesses, the varying degrees of interest rate sensitivity pertaining to the assets and liabilities that reprice within very short time frames, or the various spreads on different assets and liabilities maturing within a given time frame. Such characteristics are considered in the simulation model. The cumulative interest rate sensitivity gap within the one-year time frame shown in Figure 10 indicated that Key was slightly liability sensitive.

Long-term Interest Rate Exposure
--------------------------------

Short-term interest rate risk analysis is complemented by an economic value of equity model. This model provides the added benefit of measuring exposure to interest rate changes outside the one- to two-year time frame measured by the simulation model. The economic value of Key's equity is determined by modeling the net present value of future cash flows for asset, liability and off-balance sheet positions based on the implied forward yield curve. Economic value analysis has several limitations including: the economic values of asset, liability and off-balance sheet positions do not represent the true fair values of the positions, since they do not consider factors such as credit risk and liquidity; estimated cash flows are required for assets and liabilities with indeterminate maturities; the future structure of the balance sheet derived from ongoing loan and deposit activity by Key's core businesses is not factored into present value calculations; and the analysis requires assumptions about events that span an even longer time frame than that used in the simulation model. The ALCO guidelines provide that an immediate 200 basis point increase or decrease in interest rates should not result in more than a 1.75% change in the ratio of base case economic value of equity to base case economic value of assets. Key has been operating well within these guidelines.

Management of Interest Rate Exposure
------------------------------------

Key utilizes the results of its short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning and/or earnings within interest rate risk, liquidity and capital guidelines established by the ALCO. In addition to the interest rate exposure measured using ALCO guidelines, the risk to earnings and economic value arising from various other pro forma changes in the overall level of interest rates is periodically measured. The variety of interest rate scenarios modeled, and their impact on earnings and economic value, quanti-



                      FIGURE 10 INTEREST RATE GAP ANALYSIS



DECEMBER 31, 1997                                  1 TO 90     91 TO 180    181 TO 365        1 TO 5      OVER 5
dollars in millions                                   DAYS          DAYS          DAYS         YEARS       YEARS         TOTAL
------------------------------------------------------------------------------------------------------------------------------

Loans                                              $26,964        $3,971        $5,378       $13,607      $3,460       $53,380
Securities                                             610           626         1,419         4,016       2,267         8,938
Short-term investments                               1,928            --            --            --          --         1,928
Other assets                                         1,792         1,342           951         1,746       3,622         9,453
------------------------------------------------------------------------------------------------------------------------------

   Total assets                                     31,294         5,939         7,748        19,369       9,349        73,699
------------------------------------------------------------------------------------------------------------------------------

Noninterest-bearing deposits                         1,105           693           853         4,086       2,631         9,368
Interest-bearing deposits                           13,699         4,448         4,975         9,718       2,865        35,705
Borrowed funds                                      16,212           418           738         1,276       1,748        20,392
Other liabilities                                      304           534           456           708         301         2,303
Capital securities                                      --            --            --           250         500           750
Shareholders' equity                                    --            --            --            --       5,181         5,181
------------------------------------------------------------------------------------------------------------------------------

   Total liabilities, capital securities
      and shareholders' equity                      31,320         6,093         7,022        16,038      13,226        73,699
------------------------------------------------------------------------------------------------------------------------------

Interest rate swaps, caps and floors                   294        (1,497)         (792)         (715)      2,710            --
------------------------------------------------------------------------------------------------------------------------------

Rate sensitivity gap                                 $ 268       $(1,651)        $ (66)      $ 2,616     $(1,167)           --
Cumulative gap                                       $ 268       $(1,383)      $(1,449)      $ 1,167          --            --
------------------------------------------------------------------------------------------------------------------------------

Cumulative gap as a % of earning assets                .42%        (2.15)%       (2.26)%        1.82%         --            --
------------------------------------------------------------------------------------------------------------------------------

fies the level of interest rate exposure arising from several sources, namely option risk, basis risk and gap risk. Option risk exists in the form of options (including caps and floors) embedded in certain products. These options permit the customer (either a loan customer or a depositor) to take advantage of changes in interest rates without penalty. Examples include floating-rate loans that contain an interest rate cap, fixed-rate loans that do not contain prepayment penalties and deposits that are withdrawable on demand. Basis risk refers to floating-rate assets and floating-rate liabilities that reprice simultaneously, but are tied to different indices. The risk arises when one index does not move consistently with another. Gap risk is the risk that assets, liabilities or related interest rate swaps, caps and floors will mature in different time frames. For example, floating-rate loans that reprice monthly may be funded with fixed-rate certificates of deposit that mature in one year.

To manage interest rate risk, management regularly utilizes Key's securities portfolios, issues debt, and securitizes and sells certain consumer loans. In addition, management has utilized interest rate swaps, caps and floors to manage interest rate risk by modifying the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Instruments used for this purpose are designated as portfolio swaps, caps and floors. The decision to use these instruments versus the on-balance sheet alternatives mentioned above depends on various factors, including the mix and cost of funding sources, liquidity and capital requirements. Further details pertaining to portfolio swaps, caps and floors are included in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74.

Portfolio Swaps, Caps and Floors
--------------------------------

As shown in Note 17, the estimated fair value of Key's portfolio swaps increased $94 million during 1997 from a fair value of $8 million at December 31, 1996. The increase in fair value over the past year reflected the financial markets' expectations, as measured by the forward yield curve, for a continuation of the current low-interest rate environment and the fact that Key's swap portfolio is primarily in a receive fixed position. Swaps with a notional amount of $220 million were terminated during 1997, resulting in no deferred gain or loss. Further information pertaining to the balance and remaining amortization period of Key's deferred swap gains and losses at December 31, 1997, is also presented in Note 17. Each swap termination was made in response to a unique set of circumstances and for various reasons; however, the decision to terminate any swap contract is integrated strategically with asset and liability management and other appropriate processes. During 1997, Key increased its use of portfolio caps in response to its reduced sensitivity to potential declines in interest rates and the heavier reliance placed on purchased funds to support earning asset growth. These instruments were used primarily to protect against the adverse impact that a future rise in interest rates could have on variable rate short-term borrowings, while having no impact in the event of a decline in rates. Portfolio swaps, caps and floors activity for each of the last three years is summarized in Figure 11.

A summary of the notional and fair values of portfolio swaps, caps and floors by interest rate management strategy is presented in Figure 12. The fair value at any given date represents the estimated income (if positive) or cost (if negative) that would be recognized if the portfolios were to be liquidated at that date. However, because these instru-



               FIGURE 11 PORTFOLIO SWAPS, CAPS AND FLOORS ACTIVITY


                                           Receive Fixed
                                   --------------------------
                                                                                                   TOTAL       CAPS
                                      INDEXED                        PAY FIXED-       BASIS    PORTFOLIO        AND
in millions                        AMORTIZING     CONVENTIONAL     CONVENTIONAL       SWAPS        SWAPS     FLOORS      TOTAL
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994           $5,786           $3,010           $1,457       $ 200      $10,453        $ 3    $10,456
   Additions                            2,010              217            2,030          --        4,257        100      4,357
   Maturities                              --              605            1,075         200        1,880         --      1,880
   Terminations                         1,300              125               --          --        1,425         --      1,425
   Amortization                           296               --               --          --          296         --        296
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995            6,200            2,497            2,412          --       11,109        103     11,212
   Additions                               --            1,341            2,232         400        3,973        870      4,843
   Maturities                              --              133              732          --          865         --        865
   Terminations                            --              200              600          --          800         --        800
   Amortization                         1,122               --               --          --        1,122         --      1,122
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            5,078            3,505            3,312         400       12,295        973     13,268
   Additions                               --              376            1,578       1,110        3,064      2,625      5,689
   Maturities                              --              255            1,700         400        2,355        203      2,558
   Terminations                            20               --              200          --          220         --        220
   Amortization                         1,609               --               --          --        1,609         --      1,609
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997           $3,449           $3,626           $2,990      $1,110      $11,175     $3,395    $14,570
                                       ======           ======           ======      ======      =======     ======    =======
------------------------------------------------------------------------------------------------------------------------------

ments are used to alter the repricing or maturity characteristics of specific assets and liabilities, the net unrealized gains and losses are not recognized in earnings. Rather, interest from these swaps, caps and floors is recognized on an accrual basis as an adjustment of the interest income or expense from the asset or liability being managed.



FIGURE 12 PORTFOLIO SWAPS, CAPS AND FLOORS BY INTEREST RATE MANAGEMENT STRATEGY


December 31,                                                                 1997                                1996
                                                                   ------------------------            -----------------------
                                                                   NOTIONAL            FAIR            NOTIONAL           FAIR
in millions                                                          AMOUNT           VALUE              AMOUNT          VALUE
-------------------------------------------------------------------------------------------------------------------------------

Convert variable rate loans to fixed                                $ 4,630            $ 25             $ 6,443           $(20)
Convert fixed rate loans to variable                                    160              (1)                 --             --
Convert variable rate deposits and short-term
   borrowings to fixed                                                2,080              (4)              3,082             (4)
Convert variable rate long-term debt to fixed                           750              (2)                230             (1)
Convert fixed rate long-term debt to variable                         2,445              87               2,140             33
Basis swaps -- foreign currency                                         280              (3)                 --             --
Basis swaps -- other                                                    830              --                 400             --
-------------------------------------------------------------------------------------------------------------------------------

   Total portfolio swaps                                             11,175             102              12,295              8

Modify characteristics of variable rate short-term borrowings         2,580               2                 570              5
Modify characteristics of variable rate long-term debt                  565              10                 403              3
Modify characteristics of capital securities remarketing                250             (15)                 --             --
-------------------------------------------------------------------------------------------------------------------------------

   Total portfolio caps and floors                                    3,395              (3)                973              8

-------------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps, caps and floors                           $14,570            $ 99             $13,268            $16
                                                                    =======            ====             =======            ===

-------------------------------------------------------------------------------------------------------------------------------

The expected average maturities of the portfolio swaps, caps and floors at December 31, 1997, are summarized in Figure 13.



    FIGURE 13 EXPECTED AVERAGE MATURITIES OF PORTFOLIO SWAPS, CAPS AND FLOORS

DECEMBER 31, 1997                             RECEIVE FIXED
                                      --------------------------                         TOTAL         CAPS
                                         INDEXED                        PAY FIXED-       BASIS    PORTFOLIO        AND
in millions                           AMORTIZING     CONVENTIONAL     CONVENTIONAL       SWAPS        SWAPS     FLOORS      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
Mature in one year or less                    --            $ 316           $1,630      $  830      $ 2,776     $  470    $ 3,246
Mature after one through five years       $3,449              872            1,360         280        5,961      2,925      8,886
Mature after five through ten years           --            2,438               --          --        2,438         --      2,438
Mature after ten years                        --               --               --          --           --         --         --
----------------------------------------------------------------------------------------------------------------------------------

Total portfolio swaps, caps and floors    $3,449           $3,626           $2,990      $1,110      $11,175     $3,395    $14,570
                                          ======           ======           ======      ======      =======     ======    =======
----------------------------------------------------------------------------------------------------------------------------------


In June 1996, the Financial Accounting Standards Board ("FASB") issued an Exposure Draft of a proposed Statement of Financial Accounting Standards ("SFAS"), "Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities." If adopted in its present form, an effect of this SFAS would be to disqualify the use of hedge accounting for indexed amortizing swaps currently accounted for by Key as hedging instruments and, therefore, would likely alter Key's use of such instruments in the future. It is not currently practicable to estimate the potential effects of any final standard, which may differ from its present form.

TRADING PORTFOLIO

Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of its customers and other positions with third parties that are intended to mitigate the interest rate risk of the customer positions, foreign exchange contracts entered into to accommodate the needs of its customers, and financial assets and liabilities (trading positions) included in short-term investments and other liabilities, respectively, on the balance sheet. Further information pertaining to the off-balance sheet contracts is included in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74.

During the second half of 1997, Key began using a value at risk ("VAR") model to estimate the adverse effect of changes in interest and foreign exchange rates on the fair value of its trading portfolio. VAR uses statistical methods to estimate the maximum potential one-day loss with a 95% confidence level. At year end, Key's aggregate daily VAR was less than $.8 million and averaged less than $.5 million for the second half of 1997. VAR augments other controls used by Key to mitigate the market risk exposure of its trading portfolio. These controls are established by Key's Financial Markets Committee and include, in addition to VAR, loss and position equivalent limits which are based on the level of activity and volatility of trading products and market liquidity.

NONINTEREST INCOME
Noninterest income totaled $1.3 billion in 1997, up $219 million, or 20%, from the prior year. Included in 1997 results were $151 million in bank and branch divestiture gains and a $36 million loss on the securitization of prime credit automobile loans with low returns on equity. In 1996, results included an $11 million gain from the sale of an out-of-franchise credit card portfolio and an $8 million gain from the sale of a Florida savings bank. Excluding these items, noninterest income for 1997 was up $123 million, or 12%, from the prior year. In 1995, noninterest income included net securities losses of $49 million recognized in connection with a balance sheet reconfiguration initiated late in 1994 to reduce exposure to changes in interest rates and a positive accounting adjustment of $12 million for better-than-expected performance of education loan securitizations completed in prior periods. Excluding, for comparative purposes, all securities transactions, the accounting adjustment and the 1996 gains referred to above, noninterest income in 1996 increased $105 million, or 11%, relative to the prior year.

The improvement in noninterest income in 1997 reflected growth across all major categories with the exception of loan securitization income. As shown in Figure 14, increases from the prior year came principally from investment banking income, corporate owned life insurance, trust and asset management income, insurance and brokerage income and other income.

In 1997, the largest contribution to the increase in Key's core noninterest income came from the investment banking business, conducted primarily through KCP whose revenues are derived from various capital markets activities (primary among which are trading, derivatives and foreign exchange), corporate finance fees and gains recognized in connection with mezzanine and equity capital investments. Strong growth in investment banking income was also the primary contributor to the increase in noninterest income in the prior year.

Factors contributing to the increase in income from corporate owned life insurance in both 1997 and 1996 included improved investment performance, expanded coverage and a higher level of death benefits.

Trust and asset management income, including fees associated with investment advisory services, continued to be a major source of noninterest income. In 1997, the increase in trust and asset management income resulted from continued strong performance of both the stock and bond markets, new business and a substantial increase in income from securities lending activities. A strong market and new business also contributed to the 1996 increase, along with the introduction of an array of new products. The growth which occurred during 1996 was partially offset by the effect of the December 1995 sale of Key's bond servicing business. At December 31, 1997, Key, through its bank, trust and registered investment advisory subsidiaries, had assets under discretionary management (excluding corporate trust assets) of $60 billion, compared with $50 billion at the end of 1996. Fees from investment advisory services accounted for approximately 27% and 26% of Key's total trust and asset management income in 1997 and 1996, respectively. Additional detail pertaining to trust income and assets is presented in Figure 15.

In both 1997 and 1996, the growth in insurance and brokerage income was due primarily to increases in income from annuity sales and brokerage commissions. Brokerage income, the largest of the two components, rose by $12 mil-


                          FIGURE 14 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                                                   CHANGE 1997 VS 1996
                                                                                                       --------------------------
dollars in millions                                       1997            1996           1995           AMOUNT         PERCENT
---------------------------------------------------------------------------------------------------------------------------------

Service charges on deposit accounts                      $ 299           $ 293           $278              $ 6               2.0%
Trust and asset management income                          266             247            232               19               7.7
Investment banking income                                  119              73             39               46              63.0
Credit card fees                                            96              93             85                3               3.2
Insurance and brokerage income                              88              70             61               18              25.7
Corporate owned life insurance                              85              58             30               27              46.6
Loan securitization income (loss)                          (12)             62             66              (74)              N/M
Net securities gains (losses)                                1               1            (41)              --                --
Gains from sales of branches/subsidiaries                  151               8             --              143               N/M
Other income:
   Letter of credit fees                                    21              16             15                5              31.3
   Mortgage banking income                                   6              22             41              (16)            (72.7)
   Miscellaneous income                                    186             144            127               42              29.2
---------------------------------------------------------------------------------------------------------------------------------

   Total other income                                      213             182            183               31              17.0
---------------------------------------------------------------------------------------------------------------------------------

   Total noninterest income                             $1,306          $1,087           $933             $219              20.1%
                                                        ======          ======           ====             ====              ====

---------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

                      FIGURE 15 TRUST AND ASSET MANAGEMENT

                                                                                                           CHANGE 1997 VS 1996
                                                                                                         -------------------------
dollars in millions                                       1997            1996              1995           AMOUNT         PERCENT
----------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,
Personal asset management and custody fees                $145            $147              $136             $(2)           (1.4)%
Institutional asset management and custody fees             75              64                57              11            17.2
Bond services                                                6              13                20              (7)          (53.8)
All other fees                                              40              23                19              17            73.9
----------------------------------------------------------------------------------------------------------------------------------

   Total trust and asset management income                $266            $247              $232             $19             7.7%
                                                          ====            ====              ====             ===

dollars in billions
----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31,
Discretionary assets                                      $ 60             $50               $47             $10            20.0%
Non-discretionary assets                                    48              46                34               2             4.3
----------------------------------------------------------------------------------------------------------------------------------

   Total trust assets                                     $108             $96               $81             $12            12.5%
                                                          ====             ===               ===             ===
----------------------------------------------------------------------------------------------------------------------------------

lion, or 28%, to $54 million in 1997, following an increase of more than 40% in 1996. In each year, the largest contribution to the brokerage category came from mutual funds.

Excluding the 1996 gain from the credit card sale, other noninterest income in 1997 was up $42 million. This included increases in letter of credit fees, as well as commissions and fees related to electronic banking and various other services included in the "Miscellaneous" category. In both 1997 and 1996, the growth in other noninterest income was moderated by a decline in mortgage banking income, reflecting Key's reduced focus on the mortgage loan origination business. The lower level of mortgage banking income in 1996 also reflected the impact of the March 1995 sale of the residential mortgage loan servicing business. This transaction, as well as the sale of the Florida savings bank referred to previously, are more fully disclosed in Note 3, Mergers, Acquisitions and Divestitures, beginning on page 63.

Key has maintained a strategy of securitizing and/or selling education loans, automobile loans and other loans which do not meet certain return on equity, credit or other internal standards. On occasion this strategy results in a loss recorded in connection with removing such assets from Key's balance sheet. In 1997, the growth in total noninterest income was moderated by securitization losses of $12 million, following loan securitization income of $62 million recorded in 1996. The year-to-year change resulted from several factors, including a $36 million loss recorded in the fourth quarter of 1997 on the securitization and sale of $949 million of prime credit automobile loans with low returns on equity. A primary factor contributing to the decrease in the level of loan securitization income was the impact of the accounting change brought about by the January 1, 1997, adoption of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This new accounting standard served to reduce loan securitization income by reclassifying a portion of such revenue to interest income and by deferring an additional portion which is expected to be recognized as interest income over the life of the respective securitizations. SFAS No. 125 is discussed in greater detail in Note 1, Summary of Significant Accounting Policies, beginning on page
60. Additional information pertaining to the type and volume of securitized loans which are either administered or serviced by Key and not recorded on its balance sheet is included in the Loans section, beginning on page 44.

NONINTEREST EXPENSE
Noninterest expense, as shown in Figure 16, totaled $2.4 billion in 1997, up $29 million, or a slight 1%, from the 1996 level. Included in noninterest expense for 1997 were a $50 million charge recorded in connection with actions taken to vacate and/or dispose of certain properties or to alter certain leasing arrangements in response to Key's nationwide banking and related centralization efforts and $49 million of distributions accrued on capital securities (tax-advantaged preferred securities) issued by Key during the second quarter of 1997 and the fourth quarter of the prior year. These securities are more fully described in Note 9, Capital Securities, beginning on page 67. Also included in noninterest expense for 1997 was $17 million of expense incurred in connection with efforts being undertaken by Key to modify computer information systems to be Year 2000 compliant. As of December 31, 1997, Key had recognized approximately $18 million of the estimated $40 million of expense that it expects to incur (primarily for internal and external programmers) to substantially complete this project by the end of 1998. Further information pertaining to the Year 2000 issue is included on page 44. In 1996, noninterest expense included a $100 million restructuring charge recorded in connection with strategic actions subsequently taken in Key's transformation to a nationwide bank-based financial services company in 1997, a one-time charge of $17 million to provide for an assessment mandated by legislation passed by Congress on September 30, 1996, to recapitalize the SAIF and $3 million of distributions accrued on capital securities. Excluding the above items, core noninterest expense for 1997 was $25 million, or 1%, below the prior year. Similarly adjusting 1995 results for $33 million of write-offs of certain obsolete software previously devel-oped for internal use and a sublease loss, noninterest expense for 1996 was up $65 million, or 3%, from 1995.

The decrease in core noninterest expense in 1997 was due in large part to the progress made with respect to the restructuring efforts announced in November 1996 which center around the formation of a single community bank (completed June 30, 1997, for all banks with the exception of KeyBank New Hampshire), as well as the implementation of expense control initiatives. Specifically, the 1997 improvement reflected reductions in professional fees, Federal Deposit Insurance Corporation ("FDIC") insurance assessments and personnel expense of $23 million, $19 million and $9 million, respectively. These reductions were offset in part by the $32 million impact of the Leasetec and Champion acquisitions, incentive compensation related to various investment banking activities and higher costs for equipment.

In 1997, the decrease in personnel expense, the largest category of noninterest expense, was due primarily to reduced staff, as full-time equivalent employees totaled 24,595 at December 31, 1997, down from 27,689 at December 31, 1996, and 29,563 at December 31, 1995. This reflected the impact of Key's restructuring and expense control initiatives (including branch mergers). The $75 million increase in 1996 resulted from the impact of normal annual merit increases (which take effect in April for the majority of Key's employees), an increase in employee benefits expense, higher costs associated with various incentive programs and the overall impact of additional costs associated with the implementation of strategic initiatives.

Also contributing to the higher level of core noninterest expense in 1996 were the growth in marketing expense and the amortization of intangibles. The increase in marketing expense was due largely to incremental costs related to strategic efforts aimed at strengthening consumer identification of the KeyBank brand name as well as other marketing activities, while the higher level of amortization related to intangibles reflected the impact of acquisitions consummated during 1996 and 1995. These increases were substantially offset, however, by the effect of the elimination of the Bank Insurance Fund ("BIF") insurance premium rate for well-capitalized banks (including all of Key's banks), which took effect January 1, 1996. The SAIF rate was maintained at $.23 per $100 of insured deposits during 1995 and in 1996 through September 30. As a result of these changes, after excluding the impact of the one-time SAIF assessment referred to previously, the cost of deposit insurance in 1996 decreased $51 million, or 86%. In accordance with the September 1996 legislation, effective January 1, 1997, the FDIC requires all insured institutions to service bonds issued in the late 1980s to fund government assistance payments made necessary by a higher volume of insolvencies in the thrift industry. The servicing is in the amount of an annual fee equal to $.0130 per $100 of BIF-insured deposits and $.0648 per $100 of SAIF-insured deposits. These rates were reduced slightly to $.0126 and $.0630, respectively, for the second half of 1997.


                          FIGURE 16 NONINTEREST EXPENSE

Year ended December 31,                                                                                    Change 1997 vs 1996
                                                                                                       ---------------------------
dollars in millions                                       1997            1996           1995           AMOUNT           PERCENT
----------------------------------------------------------------------------------------------------------------------------------

Personnel                                               $1,181          $1,190         $1,115             $ (9)              (.8)%
Net occupancy                                              222             219            218                3               1.4
Equipment                                                  177             161            156               16               9.9
Amortization of intangibles                                 87              88             77               (1)             (1.1)
Marketing                                                   86              88             71               (2)             (2.3)
Professional fees                                           47              70             73              (23)            (32.9)
Restructuring charge                                        --             100             --             (100)           (100.0)
Other expense:
   Distributions on capital securities                      49               3             --               46               N/M
   Equity- and gross receipts-based taxes                   36              35             42                1               2.9
   OREO expense (net of income of $3, $4, $6)               (1)              3             (1)              (4)              N/M
   FDIC insurance assessments                                6              25             59              (19)            (76.0)
   Real estate disposition reserve                          50              --             --               50               N/M
   Year 2000 expense                                        17               1             --               16               N/M
   Miscellaneous expense                                   478             481            502               (3)              (.6)
----------------------------------------------------------------------------------------------------------------------------------
   Total other expense                                     635             548            602               87              15.9
----------------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                            $2,435          $2,464         $2,312            $ (29)             (1.2)%
                                                        ======          ======         ======            =====
Full-time equivalent employees at year end              24,595          27,689         29,563
Efficiency ratio(1)                                      57.50%          60.84%         63.03%
Overhead ratio(2)                                        39.64           45.46          49.66
----------------------------------------------------------------------------------------------------------------------------------

1 Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and bank and branch divestitures).

2 Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and bank and branch divestitures) divided by taxable-equivalent net interest income.

N/M = Not meaningful

The efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses, improved to 57.50% for 1997, from 60.84% in 1996 and 63.03% in 1995. The substantial improvement in 1997 reflects the increasing benefits and effectiveness of Key's expense control strategies and growth in revenues. Excluding the impact of the Champion and Leasetec acquisitions, the efficiency ratio for 1997 was 57.25% and improved to 55.65% for the fourth quarter. Included in other expense are equity- and gross receipts-based taxes which are assessed in lieu of an income tax in certain states in which Key operates. These taxes, which are shown in Figure 16, represented 89, 91 and 115 basis points of Key's efficiency ratio for 1997, 1996 and 1995, respectively. The extent to which such taxes impact the level of noninterest expense will vary among companies based on the geographic locations in which they conduct their business.

Year 2000
---------

The Year 2000 issue refers to computer systems that were originally programmed using two digits rather than four digits to identify the applicable year. When the year 2000 occurs, these systems could interpret the year as 1900 rather than 2000. Unless hardware, system software and applications are corrected to be Year 2000 compliant, computers and the devices they control could generate miscalculations and create operational problems. Various systems could be affected ranging from complex computer systems to telephone systems, ATMs and elevators.

To address this issue, in 1995, Key developed a comprehensive plan, including the formation of a team consisting of internal resources and third-party experts. Key prioritized the various systems (including those maintained by its business partners and suppliers) that could be affected by the Year 2000, and efforts to ensure compliance of core systems deemed critical to Key have been accelerated. Key is closely monitoring the efforts of its business partners and suppliers involved in addressing the potential problem and expects to complete substantially all of the necessary work by the end of 1998, allowing 1999 as a year of final testing and refinement. As of December 31, 1997, compliance efforts had been completed for approximately 25% of the core systems identified. Key believes the efforts described above will ensure its systems are adequately prepared for the Year 2000.

The cost of the project and timing of its implementation are based on management's best estimates, which were derived using numerous assumptions about future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the efforts of business partners and suppliers, the availability and cost of trained personnel, the ability to locate and correct all relevant system codes, and similar uncertainties.

INCOME TAXES
The provision for income taxes for 1997 was $426 million compared with $360 million in 1996 and $368 million [before the extraordinary net gain resulting from the sales of KeyCorp Mortgage, Inc. ("KMI") and Schaenen Wood] in 1995. The effective income tax rate (provision for income taxes as a percentage of income before income taxes) was 31.7% in 1997, 31.5% in 1996 and 31.8% in 1995. The effective income tax rate remains below the statutory Federal rate of 35% due primarily to continued investment in tax-advantaged assets (such as tax-exempt securities and corporate owned life insurance) and the recognition of credits associated with investments in low-income housing projects.

FINANCIAL CONDITION
LOANS

As shown in Figure 17, at December 31, 1997, total loans outstanding were $53.4 billion, up from $49.2 billion at December 31, 1996, and $48.3 billion at December 31, 1995.

The $4.2 billion, or 8%, increase in loans outstanding from the December 31, 1996, level was due primarily to internal growth, but also included the net impact of acquisitions, sales and divestitures. During the third quarter of 1997, Key acquired Leasetec and Champion, which added total loans outstanding of approximately $1.0 billion and $225 million, respectively. The sales and divestitures which occurred during 1997 and 1996 are summarized in Figure 18 and included the impact of planned bank and branch divestitures, as well as Key's continued strategy of securitizing and/or selling education loans, automobile loans and other loans which do not meet certain return on equity, credit or other internal standards. Key generally sells or securitizes education loans when a borrower enters repayment status. In addition, all non-prime automobile loans and substantially all home equity loans originated by Champion are targeted for securitization. In addition to bank and branch divestitures, activity since December 31, 1996, included the sale of $1.1 billion of education loans (of which $744 million was associated with securitizations), the sale of automobile loans totaling $1.7 billion and the sale of $249 million of home equity loans. All of the automobile loan sales and $205 million of the home equity loan sales were associated with securitizations. Included in the automobile loan sales was $949 million of prime credit loans with low returns on equity. This particular portfolio was sold in keeping with Key's strategy of divesting assets which do not support its achievement of its return on equity objective. Also moderating the increase in total loans over the past year was the sale of $365 million of out-of-franchise credit card receivables which had an historically high level of delinquency. In 1998, management will continue to explore opportunities for sales and/or other arrangements with respect to its credit card and certain other portfolios in efforts to improve financial returns and manage credit risk.

Excluding the net impact of acquisitions, sales and divestitures, loan portfolios targeted for growth (which exclude one-to-four family mortgages and loans held for sale) increased $4.9 billion, or 12%, since December 31, 1996. The largest improvement came from commercial loans which contributed $2.7 billion to the increase, due primarily to higher levels of commercial, financial and agricultural loans (up $1.9 billion) and real estate-construction loans (up $573 million). Additionally, consumer loans rose by $2.2 billion, and included increases of $1.4 billion in installment loans and $675 million in home equity loans. The strong growth in loans during 1997 reflected the general strength of the economy, as well as targeted efforts to increase commercial loan volumes as mentioned in the Key Corporate Capital section of the Line of Business Results discussion on page 31.


                         FIGURE 17 COMPOSITION OF LOANS

December 31,                                          1997                          1996                          1995
                                             -----------------------       ----------------------        ------------------------
dollars in millions                           AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL
---------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural       $14,023            26.3%      $12,309            25.0%      $11,655            24.1%
Real estate-- commercial mortgage              6,952            13.0         7,151            14.5         7,254            15.0
Real estate-- construction                     2,231             4.2         1,666             3.4         1,520             3.1
Commercial lease financing                     3,990             7.5         2,671             5.4         2,248             4.7
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                     27,196            51.0        23,797            48.3        22,677            46.9

CONSUMER
Real estate-residential mortgage               6,204            11.6         6,229            12.7         8,291            17.2
Home equity                                    5,421            10.2         4,793             9.7         3,886             8.0
Credit card                                    1,521             2.8         1,799             3.7         1,564             3.2
Consumer-- direct                              2,188             4.1         2,245             4.6         1,934             4.0
Consumer-- indirect                            7,989            15.0         8,062            16.4         7,258            15.1
---------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                       23,323            43.7        23,128            47.1        22,933            47.5

LOANS HELD FOR SALE                            2,861             5.3         2,310             4.6         2,722             5.6
---------------------------------------------------------------------------------------------------------------------------------
   Total                                     $53,380           100.0%      $49,235           100.0%      $48,332           100.0%
                                             =======           =====       =======           =====       =======           =====

---------------------------------------------------------------------------------------------------------------------------------


                                                      1994                          1993
                                             -----------------------       ------------------------
                                              AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL
---------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural       $10,288            22.1%      $ 9,029            21.8%
Real estate-- commercial mortgage              6,775            14.5         6,228            15.0
Real estate-- construction                     1,287             2.8         1,161             2.8
Commercial lease financing                     1,742             3.7         1,702             4.1
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                     20,092            43.1        18,120            43.7

CONSUMER
Real estate-residential mortgage               9,872            21.2        11,026            26.6
Home equity                                    3,695             7.9     See note(1)          --
Credit card                                    1,419             3.0         1,429             3.5
Consumer-- direct                              2,447             5.3     See note(1)          --
Consumer-- indirect                            6,882            14.8         7,847            19.0
---------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                       24,315            52.2        20,302            49.1

LOANS HELD FOR SALE                            2,172             4.7         2,974             7.2
---------------------------------------------------------------------------------------------------------------------------------
   Total                                     $46,579           100.0%      $41,396           100.0%
                                             =======           =====       =======           =====
---------------------------------------------------------------------------------------------------------------------------------

1 For 1993, home equity loans are included in real estate-residential mortgage loans and consumer-direct loans are included in consumer-indirect loans.

                      FIGURE 18 LOANS SOLD AND DIVESTED

                                                                                 CREDIT CARD
in millions         EDUCATION     AUTOMOBILE    HOME EQUITY       MORTGAGE       RECEIVABLES      ALL OTHER       TOTAL
---------------------------------------------------------------------------------------------------------------------------------
   1997
---------------
First quarter          $   31         $  456             --             --         $   41             --         $  528
Second quarter             52            103             --             --             --             --            155
Third quarter             100            112         $  205             --            324         $  491(1)       1,232
Fourth quarter            879          1,046             44             --             --            147(1)       2,116
---------------------------------------------------------------------------------------------------------------------------------
   Total               $1,062         $1,717         $  249             --         $  365         $  638         $4,031
                       ======         ======         ======                        ======         ======         ======

   1996
---------------
First quarter          $   44         $   38             --         $  500             --             --         $  582
Second quarter             99             47             --            762(2)          --             --            908
Third quarter             464             56             --             --         $  101             --            621
Fourth quarter            403             71             --             --             --             --            474
---------------------------------------------------------------------------------------------------------------------------------
   Total               $1,010         $  212             --         $1,262         $  101             --         $2,585
                       ======         ======                        ======         ======                        ======

---------------------------------------------------------------------------------------------------------------------------

1     Part of branch divestitures, including the sale of KeyBank National Association (Wyoming) in the third quarter.

2     Residential mortgage loans divested as part of the Society First Federal Savings Bank transaction.

Shown in Figure 19 are loans which have been securitized/sold and are either administered or serviced by Key, but not recorded on its balance sheet. Income recognized in connection with such transactions is derived from two sources. Noninterest income earned from servicing or administering the loans is recorded as loan securitization income, while income earned on assets subject to prepayment, recorded in connection with securitizations and accounted for like investments in interest-only strip securities, is recorded as interest income on securities available for sale.

The maturities and sensitivity of certain loans to changes in interest rates are summarized in Figure 20. Floating and adjustable rates are those which vary in relation to some other interest rate (such as the base lending rate) or some other variable index which may change during the term of the loan. Predetermined interest rates are those which are either fixed or will change during the term of the loan on a pre-established basis. As shown in the figure, at December 31, 1997, approximately 46% of these loans were scheduled to mature within one year, and loans with maturities greater than one year included $6.7 billion with floating or adjustable rates and $9.2 billion with predetermined rates.


                 FIGURE 19 LOANS SECURITIZED/SOLD
                   AND ADMINISTERED OR SERVICED

DECEMBER 31,
in millions               1997           1996           1995
--------------------------------------------------------------
Educational loans       $2,611         $2,089         $1,605
Automobile loans         1,601            386            414
Home equity loans          735             --             --
--------------------------------------------------------------
   Total                $4,947         $2,475         $2,019
                        ======         ======         ======
--------------------------------------------------------------

                    FIGURE 20 MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES


DECEMBER 31, 1997                                        WITHIN           1-5            OVER
in millions                                              1 YEAR          YEARS          5 YEARS           TOTAL
---------------------------------------------------------------------------------------------------------------

Commercial, financial and agricultural                  $ 8,854         $ 3,280         $ 1,889         $14,023
Real estate -- construction                               1,208             846             177           2,231
Real estate -- residential & commercial mortgage          3,426           3,253           6,477          13,156
---------------------------------------------------------------------------------------------------------------
                                                        $13,488         $ 7,379         $ 8,543         $29,410
                                                        =======         =======         =======         =======
Loans with floating or adjustable rates                                 $ 3,774         $ 2,974
Loans with predetermined interest rates                                   3,605           5,569
---------------------------------------------------------------------------------------------------------------
                                                                        $ 7,379         $ 8,543
                                                                        =======         =======
---------------------------------------------------------------------------------------------------------------

SECURITIES
At December 31, 1997, the securities portfolio totaled $8.9 billion, consisting of $7.7 billion of securities available for sale and $1.2 billion of investment securities. This compares with a total portfolio of $9.3 billion, comprised of $7.7 billion of securities available for sale and $1.6 billion of investment securities, at December 31, 1996. The composition of the two securities portfolios by type of security, as of each of these respective dates, is presented in Note 4, Securities, presented on page 64. Certain information pertaining to the composition, yields, and maturities of the securities available for sale and investment securities portfolios is presented in Figures 21 and 22, respectively.

At December 31, 1997, Key had $7.0 billion invested in collateralized mortgage obligations ("CMO") and other mortgage-backed securities within the available-for-sale portfolio, compared with $6.7 billion at December 31, 1996. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Other mortgage-backed securities depend on the underlying pool of mortgage loans to provide a cash flow "pass-through" of principal and interest, without prioritization in classes. Key had $4.1 billion invested in CMO securities at December 31, 1997, compared with $3.1 billion at December 31, 1996. The increase in CMO securities in 1997

                                               FIGURE 21 SECURITIES AVAILABLE FOR SALE


                                                                                            OTHER
                                U.S. TREASURY,      STATES AND    COLLATERALIZED        MORTGAGE-
                                  AGENCIES AND       POLITICAL          MORTGAGE           BACKED
dollars in millions               CORPORATIONS    SUBDIVISIONS    OBLIGATIONS(1)    SECURITIES(1)
----------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
Maturity:
   One year or less                     $   63          $    2            $  704           $   22
   After one through five years             99               6             3,265            1,326
   After five through ten years             16              37                82            1,442
   After ten years                          26               7                --              161
----------------------------------------------------------------------------------------------------
Fair value                              $  204          $   52            $4,051           $2,951
Amortized cost                             202              52             4,045            2,908
Weighted average yield                    6.81%           7.76%             6.76%            7.34%
Weighted average maturity            3.5 years       7.5 years         2.8 years        5.9 years
----------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Fair value                              $  859          $   36            $3,149           $3,579
Amortized cost                             857              36             3,169            3,570
----------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Fair value                              $1,201          $   26            $2,751           $3,901
Amortized cost                           1,176              25             2,767            3,850
----------------------------------------------------------------------------------------------------


                                        RESIDUAL                      WEIGHTED
                                    INTERESTS IN          OTHER        AVERAGE
dollars in millions              SECURITIZATIONS     SECURITIES          TOTAL        YIELD(2)
----------------------------------------------------------------------------------------------
DECEMBER 31, 1997
Maturity:
   One year or less                           --         $   13         $  804           6.54%
   After one through five years           $  165             20          4,881           7.11
   After five through ten years              209             17          1,803           7.72
   After ten years                            --             26(3)         220           7.00
----------------------------------------------------------------------------------------------
Fair value                                $  374         $   76         $7,708             --
Amortized cost                               418             75          7,700           7.19%
Weighted average yield                     10.98%          4.65%          7.19%            --
Weighted average maturity              5.5 years      4.6 years      4.2 years             --
----------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Fair value                                    --         $  105         $7,728             --
Amortized cost                                --            104          7,736           6.83%
----------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Fair value                                    --         $  181         $8,060             --
Amortized cost                                --            176          7,994           6.86%
--------------------------------------------------------------------------------------------

1  Maturity is based upon expected average lives rather than contractual terms.

2  Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

3  Includes equity securities with no stated maturity.

                                                   FIGURE 22 INVESTMENT SECURITIES

                                  U.S. TREASURY,       STATES AND                                              WEIGHTED
                                    AGENCIES AND        POLITICAL             OTHER                             AVERAGE
dollars in millions                 CORPORATIONS     SUBDIVISIONS        SECURITIES             TOTAL           YIELD(1)
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
Maturity:
   One year or less                           --           $  336                --            $  336              7.25%
   After one through five years               --              437            $  102               539              8.16
   After five through ten years               --              161                --               161              9.92
   After ten years                            --               39               155               194              4.66
---------------------------------------------------------------------------------------------------------------------------
Amortized cost                                --           $  973            $  257            $1,230              7.59%
Fair value                                    --            1,005               257             1,262                --
Weighted average yield                        --             8.41%             4.49%             7.59%               --
Weighted average maturity                     --        3.1 years         2.5 years         3.0 years             --
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Amortized cost                                --           $1,401            $  200            $1,601              7.76%
Fair value                                    --            1,437               200             1,637                --
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Amortized cost                            $    5           $1,424            $  259            $1,688              8.34%
Fair value                                     5            1,474               259             1,738                --
---------------------------------------------------------------------------------------------------------------------------

1  Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

was primarily the result of programs instituted to better manage the collateral requirements of Key's affiliate banks by utilizing CMOs in lieu of lower-yielding securities with shorter maturities. The CMO securities held by Key are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates than other longer-term class bonds similarly available. Key had $2.9 billion invested in other mortgage-backed securities at December 31, 1997. At December 31, 1997, substantially all of the mortgage-backed securities (including CMOs) held by Key were issued or backed by Federal agencies.

ASSET QUALITY
Key has established groups dedicated to evaluating and monitoring the level of risk in its credit-related assets; formulating underwriting standards and guidelines for line management; developing commercial and consumer credit policies and systems; establishing credit-related concentration limits; reviewing loans, leases and other corporate assets to evaluate credit quality; and reviewing the adequacy of the allowance for loan losses ("Allowance"). Geographic diversity throughout Key is a significant factor in managing credit risk.

The allocation of Key's Allowance by loan type at December 31 is shown in Figure
23. Management has developed methodologies designed to assess the adequacy of the Allowance. The Allowance allocation methodologies applied at Key focus on changes in the size and character of the loan portfolio, changes in the levels of impaired and other nonperforming and past due loans, the risk inherent in specific loans, concentrations of loans to specific borrowers or industries, existing and prospective economic conditions and historical losses on a portfolio basis. In addition, indirect risk in the form of off-balance sheet exposure for unfunded

                                        FIGURE 23 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


DECEMBER 31,                                    1997                            1996                             1995
                                       -------------------------        ------------------------        -------------------------
                                                      PERCENT OF                      PERCENT OF                      PERCENT OF
                                                    LOAN TYPE TO                    LOAN TYPE TO                    LOAN TYPE TO
dollars in millions                    AMOUNT        TOTAL LOANS        AMOUNT       TOTAL LOANS        AMOUNT       TOTAL LOANS
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $224               26.3%         $177              25.0%         $205              24.1%
Real estate-- commercial mortgage         104               13.0            97              14.5           100              15.0
Real estate-- construction                 33                4.2            22               3.4            21               3.1
Commercial lease financing                 26                7.5            16               5.4            23               4.7
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                 387               51.0           312              48.3           349              46.9
Real estate-- residential mortgage          8               11.6            10              12.7             9              17.2
Home equity                                 4               10.2             5               9.7             5               8.0
Credit card                                45                2.8            44               3.7            25               3.2
Other consumer                             81               19.1            93              21.0            52              19.1
---------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                   138               43.7           152              47.1            91              47.5
Loans held for sale                         1                5.3             3               4.6             3               5.6
Unallocated                               374               --             403              --             433              --
---------------------------------------------------------------------------------------------------------------------------------
   Total                                 $900              100.0%         $870             100.0%         $876             100.0%
                                         ====              =====          ====             =====          ====             =====
---------------------------------------------------------------------------------------------------------------------------------


                                                1994                            1993
                                       -------------------------        ------------------------
                                                    Percent of                      Percent of
                                                  Loan Type to                    Loan Type to
                                       Amount      Total Loans          Amount     Total Loans
---------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $119               22.1%         $178              21.8%
Real estate-- commercial mortgage          75               14.5            77              15.0
Real estate-- construction                 18                2.8            22               2.8
Commercial lease financing                 24                3.7            14               4.1
---------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                 236               43.1           291              43.7
Real estate-- residential mortgage         14               21.2            14              26.6
Home equity                                 6                7.9   See Note(1)       See Note(1)
Credit card                                44                3.0   See Note(1)               3.5
Other consumer                             49               20.1           113              19.0
---------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                   113               52.2           127              49.1
Loans held for sale                         3                4.7            --               7.2
Unallocated                               478               --             385              --
---------------------------------------------------------------------------------------------------------------------------
   Total                                 $830              100.0%         $803             100.0%
                                         ====              =====          ====             =====
---------------------------------------------------------------------------------------------------------------------------

1  For 1993, home equity loans and the respective allocation of allowance are included in the real estate-residential mortgage category, and the Allowance allocated to credit card receivables is included in the other consumer category.

commitments is taken into consideration. Management continues to target and maintain an Allowance equal to the allocated requirement plus an unallocated portion, as appropriate. Management believes this is an appropriate posture in light of current and expected economic conditions and trends, the geographic and industry mix of the loan portfolio and similar risk-related matters.

As shown in Figure 24, net loan charge-offs in 1997 were $293 million, or .57% of average loans, compared with $195 million, or .40% of average loans, in 1996 and $99 million, or .21%, in 1995. A primary factor contributing to the increase in net charge-offs was the continued deterioration in consumer credit quality, as evidenced by the increased number of personal bankruptcies in the United States. In 1997, such bankruptcies reached a record high for the second consecutive year. As a result of the higher level of net charge-offs, the provision for loan losses was increased to $320 million for 1997 from $197 million in 1996 and $100 million in 1995. This increase reflected management's current intention to continue to maintain the provision for loan losses at a level equal to or above net charge-offs.

The higher level of net charge-offs in 1997 was concentrated in the consumer loan portfolio with the largest increases occurring in the consumer-indirect and credit card portfolios. Key's credit card portfolio, which is relatively small (approximately 3% of total average loans outstanding), accounted for $36 million of the total increase in net charge-offs. The size of the credit card portfolio was reduced in 1997 through the sale of $365 million of out-of-franchise credit card receivables which had an historically high level of

                                           FIGURE 24 SUMMARY OF LOAN LOSS EXPERIENCE
YEAR ENDED DECEMBER 31,
dollars in millions                                     1997            1996            1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year             $ 51,415        $ 48,216        $ 48,012        $ 43,463        $ 39,363
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year        $    870        $    876        $    830        $    803        $    783
Loans charged off:
   Commercial, financial and agricultural                   55              71              42              61             103
   Real estate-- commercial mortgage                        16              16              22              19        See note(1)
   Real estate-- construction                                3               2               2               7              25
   Commercial lease financing                                9               8               5               3               3
-------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                                83              97              71              90             131
   Real estate-- residential mortgage                       11               9              11              15              57
   Home equity                                               4               2               2               1        See note(1)
   Credit card                                             113              83              50              49        See note(1)
   Consumer-- direct                                        41              29              21              17        See note(1)
   Consumer-- indirect                                     126              83              53              37             115
-------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                 295             206             137             119             172
-------------------------------------------------------------------------------------------------------------------------------
                                                           378             303             208             209             303
Recoveries:
   Commercial, financial and agricultural                   28              45              53              48              33
   Real estate-- commercial mortgage                        10               8               5               4        See note(1)
   Real estate-- construction                                2               1               3               2               6
   Commercial lease financing                                1               2               2               2               2
-------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                                41              56              63              56              41
   Real estate-- residential mortgage                        3               3               8               6              10
   Home equity                                              --              --               1               1        See note(1)
   Credit card                                               9              15              11              13        See note(1)
   Consumer-- direct                                         7               7               7               8        See note(1)
   Consumer-- indirect                                      25              27              19              16              39
-------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                  44              52              46              44              49
-------------------------------------------------------------------------------------------------------------------------------
                                                            85             108             109             100              90
-------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                     (293)           (195)            (99)           (109)           (213)
Provision for loan losses                                  320             197             100             125             212
Allowance acquired/sold, net                                 3              (8)             44              11              21
Transfer of OREO allowance                                  --              --               1              --              --
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year              $    900        $    870        $    876        $    830        $    803
                                                      ========        ========        ========        ========        ========
-------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                      .57%            .40%            .21%            .25%            .54%
Allowance for loan losses to year end loans               1.69            1.77            1.81            1.78            1.94
Allowance for loan losses to nonperforming loans        236.22          249.28          263.15          324.27          238.69
-------------------------------------------------------------------------------------------------------------------------------

1  For 1993, activity related to real estate-commercial mortgage loans and home equity loans is combined with that of real estate-residential mortgage loans, and activity related to credit card receivables and consumer-direct loans is combined with that of consumer-indirect loans.

                        FIGURE 25 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS


YEAR ENDED DECEMBER 31,
dollars in millions                              1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------
Impaired loans(1)                                $ 196        $ 209        $ 205           --           --
Other nonaccrual loans                             185          139          125        $ 254        $ 330
Restructured loans                                  --            1            3            2            6
----------------------------------------------------------------------------------------------------------
   Total nonperforming loans                       381          349          333          256          336

Other real estate owned ("OREO")                    66           56           56          100          186
Allowance for OREO losses                          (21)          (8)         (14)         (21)         (35)
----------------------------------------------------------------------------------------------------------
   OREO, net of allowance                           45           48           42           79          151

Other nonperforming assets                           5            3            4            5           13
----------------------------------------------------------------------------------------------------------
   Total nonperforming assets                    $ 431        $ 400        $ 379        $ 340        $ 500
                                                 =====        =====        =====        =====        =====
----------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more          $ 132        $ 103        $  97        $  50        $  52
----------------------------------------------------------------------------------------------------------
Nonperforming loans to year end loans              .71%         .71%         .69%         .55%         .81%
Nonperforming assets to year end loans
   plus OREO and other nonperforming assets        .81          .81          .78          .73         1.20
----------------------------------------------------------------------------------------------------------

1  Effective January 1, 1995, Key adopted SFAS No. 114, which requires separate disclosure of impaired loans. Prior to January 1, 1995, impaired loans were included in "Other nonaccrual loans."

delinquency. The $45 million increase in consumer-indirect net charge-offs (primarily indirect automobile loans) reflected the impact of a strategy adopted by Key in 1996 to expand its customer base to include a greater spectrum of credit risk profiles. This strategy also includes risk-adjusted pricing to address the relative credit risk of various strata of the customer base.

The Allowance at December 31, 1997, was $900 million, or 1.69% of loans, compared with $870 million, or 1.77% of loans, at December 31, 1996. The 3% increase in the Allowance was primarily a precautionary response to commercial loan growth. Included in both the 1997 and 1996 Allowance was $26 million specifically allocated for impaired loans. For a further discussion of impaired loans see Note 6, Impaired Loans and Other Nonperforming Assets, beginning on page 65. At December 31, 1997, the Allowance was 236.22% of nonperforming loans, compared with 249.28% at December 31, 1996. As indicated in Figure 23, the unallocated portion of the Allowance decreased slightly in 1997, primarily as a result of an increase in the portion of the Allowance allocated to the commercial loan portfolio. Approximately 42% of the Allowance remained unallocated to any specific category, a position that management believes appropriate in light of the economic outlook and such developments as the growth experienced in the commercial loan portfolio and the risk-based strategies employed within the Key Consumer Finance line of business.

The composition of nonperforming assets is shown in Figures 25 and 26. These assets totaled $431 million at December 31, 1997, and represented .81% of loans, OREO and other nonperforming assets compared with $400 million, or .81%, at December 31, 1996. The $32 million increase in nonperforming loans since year end 1996 was geographically broad-based and spread across a number of product types in the commercial (up $44 million) and consumer (up $10 million) loan portfolios. These increases were partially offset by a $22 million decline in the level of nonperforming residential real estate loans.

                         FIGURE 26 NONPERFORMING ASSETS
(in millions)                           1993      1994      1995      1996      1997
-------------------------------------------------------------------------------------
Other nonperforming assets               13         5         4         3         5
Restructured loans                        6         2         3         1         0
Other real estated owned                151        79        42        48        45
Impaired and other nonaccrual loans     330       254       125       139       185


DEPOSITS AND OTHER SOURCES OF FUNDS
Core deposits, defined as domestic deposits other than certificates of deposit of $100,000 or more, are Key's primary source of funding. During 1997, these deposits averaged $38.6 billion and represented 63% of Key's funds supporting earning assets, compared with $40.4 billion and 70%, respectively, in 1996 and $41.7 billion and 69%, respectively, in 1995. In both 1997 and 1996, the level of Key's core deposits was adversely affected by investment alternatives pursued by customers in response to the continued strength of the stock and bond markets. As shown in Figure 5 beginning on page 34, during 1997 the decrease in core deposits was due primarily to declines in the levels of both savings deposits and NOW accounts. This resulted primarily from the sale of KeyBank Wyoming in July 1997 and the divestiture of 76 other branch offices during the course of the year. The divested branches (including KeyBank Wyoming) had deposits of approximately $2.3 billion.

The significant change in the mix of core deposits which occurred in 1996 reflected the impact of a new program started during the fourth quarter of 1995 under which deposit balances (above a defined threshold) in certain NOW and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, during 1996, demand deposits and NOW account balances averaging $1.4 billion and $2.9 billion, respectively, were transferred to the money market deposit account category, and a pre-tax cost savings of approximately $17 million was realized. In Figure 5, the demand deposits transferred continue to be reported as noninterest-bearing deposits, while the NOW accounts transferred are included in the money market deposit account category. The implementation of this program was completed in the second quarter of 1996. Contributing to the decrease in core deposits was the sale of Key's Florida savings bank in June 1996.

Purchased funds, which are comprised of large certificates of deposit, deposits in foreign offices, and short-term borrowings, averaged $16.9 billion during 1997, up $3.4 billion, or 25%, from the prior year. As illustrated in Figure 5, the increase was attributable to higher levels of short-term borrowings and deposits in foreign offices, which rose by $2.6 billion and $816 million, respectively. Purchased funds have been more heavily relied upon to offset declines in the volume of core deposits and to fund earning asset growth. This trend is expected to continue well into 1998 due in large part to the impact of the bank and branch divestitures.

                FIGURE 27 MATURITY DISTRIBUTION OF TIME DEPOSITS
                               OF $100,000 OR MORE

DECEMBER 31, 1997               DOMESTIC   FOREIGN
in millions                      OFFICES   OFFICES     TOTAL
-------------------------------------------------------------
Time remaining to maturity:
   Three months or less           $1,436    $3,700    $5,136
   Over three through six months     499        --       499
   Over six through twelve months    430        --       430
   Over twelve months                717        --       717
-------------------------------------------------------------
   Total                          $3,082    $3,700    $6,782
                                  ======    ======    ======
-------------------------------------------------------------

LIQUIDITY
Key actively analyzes and manages its liquidity, which represents the availability of funding to meet the needs of depositors, borrowers and creditors at a reasonable cost on a timely basis and without adverse consequences. The affiliate banks maintain liquidity in the form of short-term money market investments, securities available for sale, anticipated prepayments and maturities on securities, the maturity structure of their loan portfolios and the ability to securitize and package loans for sale. Liquidity is also enhanced by a sizable concentration of core deposits, previously discussed, which are generated by more than 1,000 full-service KeyCenters in 13 states. The affiliate banks monitor deposit flows and evaluate alternate pricing structures with respect to their deposit base. This process is supported by Key's Funds & Investment Management Group, which monitors the overall mix of funding sources in conjunction with the affiliate banks' deposit pricing and in response to the structure of the earning assets portfolio. In addition, the affiliate banks have access to various sources of money market funding (such as Federal funds purchased, securities sold under repurchase agreements and bank notes) and borrowings from the Federal Reserve system for short-term liquidity requirements should the need arise. One of the affiliate banks, KeyBank USA, has a line of credit with the Federal Reserve, which provides for overnight borrowings of up to $1.1 billion and is secured by $1.5 billion of KeyBank USA's credit card receivables at December 31, 1997. There were no borrowings outstanding under this line of credit as of December 31, 1997.

During 1997, Key's affiliate banks raised $7.3 billion under Key's Bank Note Program. Of the notes issued during 1997, $2.6 billion have original maturities in excess of one year and are included in long-term debt, while $4.7 billion have original maturities of one year or less and are included in short-term borrowings. On October 7, 1997, Key commenced a new Bank Note Program which provides for the issuance of up to $13 billion ($12 billion by KeyBank N.A. and $1 billion by KeyBank USA). At December 31, 1997, the program had an unused capacity of $12.3 billion.

During the second quarter of 1997, Key diversified its funding sources by establishing a Euronote Program under which the parent company, KeyBank N.A. and KeyBank USA may issue both long- and short-term debt of up to $5 billion in the aggregate. The notes will be offered exclusively to non-U.S. investors and can be denominated in dollars and most European currencies. There was $840 million of borrowings outstanding under this facility as of December 31, 1997.

The parent company has a commercial paper program and a four-year revolving credit agreement; both facilities provide funding availability of $500 million. The proceeds from the commercial paper program may be used for general corporate purposes and have been used to fund certain non-prime automobile lending activities in conjunction with securitizations. There were no borrowings outstanding under either of these facilities as of December 31, 1997.

The parent company also has a universal shelf registration statement on file with the SEC, which provides for the possible issuance of up to $1.3 billion of debt and equity securities. At December 31, 1997, unused capacity under the shelf registration totaled $1.3 billion, including $750 million reserved for future issuance as medium-term notes. The proceeds from the issuances under the shelf registration, the Bank Note Program and the Euronote Program described previously may be used for general corporate purposes, including acquisitions.

The liquidity requirements of the parent company, primarily for dividends to shareholders, servicing of debt and other corporate purposes are principally met through regular dividends from affiliate banks. In 1997, affiliated companies paid a total of $208 million in dividends to the parent company. As of December 31, 1997, an additional $538 million was available in the affiliate banks for the payment of dividends to the parent company without prior regulatory approval. Excess funds are maintained in short-term investments. The parent company has ready access to the capital markets as a result of its favorable debt ratings which, at December 31, 1997, were as follows:

                                     SENIOR      SUBORDINATED
                    COMMERCIAL      LONG-TERM     LONG-TERM
                       PAPER          DEBT           DEBT
--------------------------------------------------------------
Duff & Phelps           D-1            A+             A
Standard & Poor's       A-2            A-            BBB+
Moody's                 P-1            A1             A2

Further information pertaining to Key's sources and uses of cash for the years ended December 31, 1997, 1996 and 1995, is presented in the Consolidated Statements of Cash Flow on page 59.

CAPITAL AND DIVIDENDS
Total shareholders' equity at December 31, 1997, was $5.2 billion, up $300 million, or 6%, from the balance at the end of 1996. This followed a 1996 decrease of $272 million, or 5%, from the balance at December 31, 1995. In 1997, the increase was due primarily to retained net income, offset in part by a net increase in treasury stock resulting from the share repurchases discussed below. In 1996, primary factors contributing to the decrease in shareholders' equity were share repurchases, dividends paid to shareholders and the redemption of all $160 million of Key's 10% Cumulative Preferred Stock as of June 30, 1996. Other factors contributing to the change in shareholders' equity during 1997 are shown in the Statement of Changes in Shareholders' Equity presented on page 58.

In November 1996, the Board of Directors approved a share repurchase program which authorized the repurchase from that date of up to 12,000,000 pre-split Common Shares by the end of 1997, at which time the program expired. Under the program, shares were repurchased from time to time in the open market or through negotiated transactions. During 1997, on a pre-split basis Key repurchased 6,709,600 shares at a total cost of $366 million (an average of $54.58 per share) and reissued 2,287,478 Treasury Shares for employee benefit and dividend reinvestment plans. Coupled with 2,620,000 pre-split shares repurchased in the fourth quarter of 1996, this brought the total number of shares repurchased under the program to 9,329,600. Under a separate authorization, an additional 3,336,118 pre-split Key Common Shares were repurchased during 1997 and reissued in the Champion acquisition. In January 1998, the Board approved a program to repurchase up to an additional 5,000,000 shares (10,000,000 shares on a post-split basis). The 53,824,950 Treasury Shares at December 31, 1997, are expected to be reissued over time in connection with employee stock purchase, 401(k), stock option and dividend reinvestment plans and for other corporate purposes.

Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.71% at December 31, 1997, compared with 7.96% at December 31, 1996. Excluding capital securities issued in the fourth quarter of 1996 and the second quarter of 1997, the ratio of total shareholders' equity to total assets at December 31, 1997, and December 31, 1996, is 7.03% and 7.22%, respectively.

Banking industry regulators define minimum capital ratios for bank holding companies and their banking subsidiaries. Based on risk-adjusted capital rules and definitions prescribed by the banking regulators, Key's Tier 1 and total risk-adjusted capital ratios at December 31, 1997, were 6.65% and 10.83%, respectively. These compare favorably with the minimum requirements of 4.0% for Tier 1 and 8.0% for total capital. The regulatory leverage ratio standard prescribes a minimum ratio of 3.0%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum. At December 31, 1997, Key's leverage ratio was 6.40%, substantially higher than the minimum requirement. Figure 28 presents the details of Key's regulatory capital position at December 31, 1997 and 1996.

Failure to meet applicable capital guidelines could result in enforcement remedies available to the banking industry regulators, including a limitation on the ability to pay dividends, the issuance of a directive to increase capital, the termination of deposit insurance by the FDIC and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1997, the parent company and its banking subsidiaries comfortably meet all capital adequacy guidelines to which they are subject.

Under the Federal Deposit Insurance Act, the Federal bank regulators group FDIC-insured depository institutions into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." All of Key's affiliate banks qualify as "well capitalized" at December 31, 1997, since they exceeded the well-capitalized thresholds of 10%, 6% and 5% for the total capital, Tier 1 capital and leverage ratios, respectively. Although these provisions are not directly applicable to Key under existing laws and regulations, based upon its ratios Key would also qualify as "well capitalized" at December 31, 1997. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of Key or its affiliate banks.

              FIGURE 28 CAPITAL COMPONENTS AND RISK-ADJUSTED ASSETS

DECEMBER 31,
dollars in millions                                        1997            1996
--------------------------------------------------------------------------------
Tier 1 capital
   Common shareholders' equity(1)                      $  5,170        $  4,887
   Qualifying capital securities                            500             500
   Less: Goodwill                                        (1,071)           (824)
        Other intangible assets(2)                          (95)           (121)
--------------------------------------------------------------------------------
      Total Tier 1 capital                                4,504           4,442
--------------------------------------------------------------------------------
Tier 2 capital
   Allowance for loan losses(3)                             847             698
   Qualifying long-term debt                              1,982           2,103
--------------------------------------------------------------------------------
      Total Tier 2 capital                                2,829           2,801
--------------------------------------------------------------------------------
      Total capital                                    $  7,333        $  7,243
                                                       ========        ========

Risk-adjusted assets
   Risk-adjusted assets on balance sheet                $58,412        $ 52,228
   Risk-adjusted off-balance sheet exposure              10,501           4,541
   Less: Goodwill                                        (1,071)           (824)
        Other intangible assets(2)                          (95)           (121)
--------------------------------------------------------------------------------
      Gross risk-adjusted assets                         67,747          55,824
   Less: Excess allowance for loan losses(3)                (53)           (172)
--------------------------------------------------------------------------------
      Net risk-adjusted assets                         $ 67,694        $ 55,652
                                                       ========        ========

Average quarterly total assets                         $ 71,490        $ 65,063
                                                       ========        ========

Capital ratios
   Tier 1 risk-adjusted capital ratio                      6.65%           7.98%
   Total risk-adjusted capital ratio                      10.83           13.01
   Leverage ratio(4)                                       6.40            6.93
--------------------------------------------------------------------------------

1 Common shareholders' equity excludes the impact of net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.
2 Intangible assets (excluding goodwill and portions of purchased credit card relationships) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.
3 The allowance for loan losses included in Tier 2 capital is limited to 1.25% of gross risk-adjusted assets.
4 Tier 1 capital as a percentage of average quarterly assets, less goodwill and other non-qualifying intangible assets as defined in 2 above.


Key's relevant Common Share amounts and per Common Share data have been adjusted for the two-for-one stock split announced on January 15, 1998, effected by means of a 100% stock dividend payable March 6, 1998, to shareholders of record on February 18, 1998. On a post-split basis, at December 31, 1997, book value per Common Share was $11.83 based on 438,063,830 shares outstanding, compared with $10.92 based on 446,908,074 shares outstanding on the same basis at December 31, 1996. Key's Common Shares are traded on the New York Stock Exchange under the symbol KEY. The sales price ranges of the Common Shares and per Common Share net income and dividends by quarter for each of the last two years are presented in Figure 29. At year end 1997, the closing sales price of a Key Common Share on the New York Stock Exchange was $35.41. This price was 299% of year end book value per share and would result in a dividend yield of 2.37% based on the then-current amount of the dividend. On January 15, 1998, the quarterly dividend on Common Shares was increased by 12% to $.235 per Common Share, up from $.21 per Common Share in 1997. There were 60,058 holders of record of Key Common Shares at December 31, 1997.

FOURTH QUARTER RESULTS
As shown in Figure 29, net income for the fourth quarter of 1997 reached a record high of $248 million, or $.56 per Common Share, up from $151 million, or $.33 per Common Share, for the same period in 1996. Earnings for the fourth quarter of 1996 included a restructuring charge of $100 million ($66 million after tax, $.14 per Common Share) recorded in connection with strategic actions subsequently taken in Key's transformation to a nationwide bank-based financial services company. Excluding the restructuring charge, earnings for the fourth quarter of 1996 were $217 million, or $.48 per Common Share.

The $31 million increase in adjusted earnings resulted from an $81 million, or 28%, increase in noninterest income and a $22 million, or 3%, increase in net interest income, partially offset by increases of $30 million, or 5%, in noninterest expense, $23 million, or 24%, in income taxes and $19 million, or 33%, in the provision for loan losses. On an annualized basis, the return on average total assets for the fourth quarter of 1997 was 1.38% compared with .92% for the fourth quarter of 1996. The annualized returns on average total equity for the fourth quarters of 1997 and 1996 were 19.16% and 12.53%, respectively. Excluding the restructuring charge, Key's fourth quarter 1996 returns on average total assets and equity were 1.33% and 18.01%, respectively.

Included in noninterest income in the fourth quarter of 1997 were $62 million in branch divestiture gains and a $36 million loss on the securitization of prime credit automobile loans with low returns on equity. Excluding these items, noninterest income exceeded that for the 1996 fourth quarter by $55 million, or 19%, with the largest growth coming from investment banking activities, corporate owned life insurance, insurance and brokerage income, and trust and asset management income. The increase in net interest income in the fourth quarter of 1997 as compared with the fourth quarter of 1996 reflected strong loan growth as average earning assets increased $5.6 billion, or 10%, and more than offset the impact of a 30 basis point decline in the net interest margin to 4.50%.

The increase in noninterest expense relative to the fourth quarter of last year reflected a number of factors, including the impact of the Leastec and Champion acquisitions, incentive compensation related to various investment banking activities and increases in both capital securities distributions and Year 2000 compliance costs. During the fourth quarter of 1997, Key realized its objective of achieving a 55% efficiency ratio (exclusive of acquisitions) by the end of 1997. This ratio for the full fourth quarter improved to 55.65% from nearly 61% a year ago. The provision for loan losses increased in the current year in response to the higher level of net charge-offs and reflected management's current intention to continue to maintain the provision at a level equal to or above net charge-offs.

                  FIGURE 29 SELECTED QUARTERLY FINANCIAL DATA


                                                                          1997
                                                      -------------------------------------------
dollars in millions, except per share amounts          Fourth       Third      Second       First
------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                       $ 1,365     $ 1,347     $ 1,295     $ 1,255
Interest expense                                          660         643         599         566
Net interest income                                       705         704         696         689
Provision for loan losses                                  76         102          75          67
Noninterest income before net securities gains            365         393         288         259
Net securities gains                                        1          --          --          --
Noninterest expense                                       630         648         582         575
Income before income taxes                                365         347         327         306
Net income                                                248         236         223         212
Net income applicable to Common Shares                    248         236         223         212
------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                            $   .56     $   .54     $   .51     $   .48
Net income-- assuming dilution                            .56         .53         .51         .47
Cash dividends                                            .21         .21         .21         .21
Book value at period end                                11.83       11.55       11.02       10.64
Market price:
   High                                                 36.59       32.72       29.22       28.19
   Low                                                  28.50       27.63       23.94       24.32
   Close                                                35.41       31.82       27.94       24.38
Weighted average Common Shares (000)                  438,746     436,214     437,946     443,340
Weighted average Common Shares and
   potential Common Shares (000)                      445,152     442,050     442,480     448,558
------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                                 $53,380     $53,676     $51,644     $49,724
Earning assets                                         64,246      63,800      61,508      59,825
Total assets                                           73,699      72,077      69,672      67,893
Deposits                                               45,073      43,870      44,626      44,239
Long-term debt                                          7,446       7,567       5,182       4,774
Common shareholders' equity                             5,181       5,076       4,814       4,674
Total shareholders' equity                              5,181       5,076       4,814       4,674
Full-time equivalent employees                         24,595      25,622      25,882      26,603
Full-service banking offices                            1,015       1,088       1,130       1,161
------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                           1.38%       1.34%       1.32%       1.30%
Return on average common equity                         19.16       19.41       18.85       18.07
Return on average total equity                          19.16       19.41       18.85       18.07
Efficiency(1)                                           56.81       56.75       57.66       58.92
Overhead(2)                                             36.17       37.76       41.02       43.71
Net interest margin (TE)                                 4.50        4.58        4.69        4.75
------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(3)                                      7.71%       7.74%       7.63%       7.62%
Tangible equity to tangible assets(3)                    6.21        6.16        6.39        6.32
Tier 1 risk-adjusted capital                             6.65        6.73        7.14        7.47
Total risk-adjusted capital                             10.83       11.10       11.66       12.31
Leverage                                                 6.40        6.33        6.65        6.68
------------------------------------------------------------------------------------------------------


                                                                         1996
                                                       -------------------------------------------
dollars in millions, except per share amounts          Fourth       Third      Second       First
--------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                       $ 1,243     $ 1,238     $ 1,234     $ 1,236
Interest expense                                          560         555         552         567
Net interest income                                       683         683         682         669
Provision for loan losses                                  57          49          47          44
Noninterest income before net securities gains            285         289         263         249
Net securities gains                                       --          --           1          --
Noninterest expense                                       700         615         579         570
Income before income taxes                                211         308         320         304
Net income                                                151         207         217         208
Net income applicable to Common Shares                    151         207         213         204
--------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                            $   .34     $   .45     $   .46     $   .44
Net income-- assuming dilution                            .33         .45         .46         .43
Cash dividends                                            .19         .19         .19         .19
Book value at period end                                10.92       10.96       10.82       10.71
Market price:
   High                                                 27.13       22.19       20.13       19.57
   Low                                                  21.85       18.13       18.38       16.69
   Close                                                25.25       22.00       19.38       19.32
Weighted average Common Shares (000)                  451,124     459,336     462,682     466,200
Weighted average Common Shares and
   potential Common Shares (000)                      456,252     463,498     466,922     470,554
--------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                                 $49,235     $48,373     $47,928     $48,273
Earning assets                                         59,260      57,640      57,404      57,941
Total assets                                           67,621      65,356      64,764      65,052
Deposits                                               45,317      44,523      44,417      45,401
Long-term debt                                          4,213       4,664       4,174       4,266
Common shareholders' equity                             4,881       4,976       4,996       4,964
Total shareholders' equity                              4,881       4,976       4,996       5,124
Full-time equivalent employees                         27,689      28,337      25,622      28,337
Full-service banking offices                            1,205       1,218       1,088       1,218
--------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                            .92%       1.28%       1.35%       1.28%
Return on average common equity                         12.53       16.73       17.15       16.42
Return on average total equity                          12.53       16.73       16.93       16.22
Efficiency(1)                                           60.92       60.71       60.50       61.22
Overhead(2)                                             44.89       44.40       45.53       47.07
Net interest margin (TE)                                 4.80        4.82        4.80        4.70
--------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(3)                                      7.96%       7.61%       7.71%       7.88%
Tangible equity to tangible assets(3)                    6.63        6.20        6.27        6.38
Tier 1 risk-adjusted capital                             7.98        7.49        7.60        7.71
Total risk-adjusted capital                             13.01       12.50       11.72       11.45
Leverage                                                 6.93        6.38        6.43        6.43
--------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and
Divestitures, beginning on page 63.

1  Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains on bank and branch divestitures).

2  Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains on bank and branch divestitures) divided by taxable-equivalent net interest income.

3  Excluding capital securities issued in the fourth quarter of 1996 and receiving Tier 1 treatment, these ratios at December 31,
   1997, are 7.03% and 5.52%, respectively; at September 30, 1997, are 7.04% and 5.46%, respectively; at June 30, 1997, are 6.91%
   and 5.67%, respectively; at March 31, 1997, are 6.88% and 5.58%, respectively; and at December 31, 1996, are 7.22% and 5.88%, respectively.

TE = Taxable Equivalent

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

Management is also responsible for establishing and maintaining a system of internal controls designed to provide assurance as to the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses among other things, conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls. Compliance with Key's code of ethics is certified annually. In addition, an effective internal audit function periodically tests the system of internal controls. Management takes action to correct control deficiencies as they are identified. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Management believes that the system of internal controls provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

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

Management has made an assessment of Key's internal control and procedures over financial reporting using criteria described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 1997.


/s/ Robert W. Gillespie
Robert W. Gillespie
Chairman and Chief Executive Officer


/s/ K. Brent Somers
K. Brent Somers
Senior Executive Vice President
and Chief Financial Officer



                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                         /s/ Ernst & Young LLP
Cleveland, Ohio
January 13, 1998

                           CONSOLIDATED BALANCE SHEETS


DECEMBER 31,
dollars in millions                                                                      1997       1996
----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                 $3,651      $3,444
Short-term investments                                                                   1,928         696
Securities available for sale                                                            7,708       7,728
Investment securities (fair value: $1,262 and $1,637)                                    1,230       1,601
Loans, net of unearned income of $1,197 and $854                                        53,380      49,235
   Less: Allowance for loan losses                                                         900         870
----------------------------------------------------------------------------------------------------------
   Net loans                                                                            52,480      48,365
Premises and equipment                                                                     985       1,084
Goodwill                                                                                 1,071         824
Other intangible assets                                                                    105         137
Corporate owned life insurance                                                           1,895       1,515
Other assets                                                                             2,646       2,227
----------------------------------------------------------------------------------------------------------
   Total assets                                                                        $73,699     $67,621
                                                                                       =======     =======
LIABILITIES Deposits in domestic offices:
   Noninterest-bearing                                                                  $9,368      $9,524
   Interest-bearing                                                                     32,005      34,455
Deposits in foreign offices--interest-bearing                                            3,700       1,338
----------------------------------------------------------------------------------------------------------
    Total deposits                                                                      45,073      45,317
Federal funds purchased and securities sold under repurchase agreements                  6,979       6,925
Bank notes and other short-term borrowings                                               5,967       3,969
Other liabilities                                                                        2,303       1,816
Long-term debt                                                                           7,446       4,213
----------------------------------------------------------------------------------------------------------
   Total liabilities                                                                    67,768      62,240

 Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely debentures of
   the Corporation (See Note 9)                                                            750         500

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                  --          --
10% Cumulative Preferred Stock Class A, $125 stated value;
   authorized 1,400,000 shares, none issued                                               --          --
Common Shares, $1 par value; authorized 900,000,000 shares;
   issued 491,888,780 and 245,944,390 shares                                               492         246
Capital surplus                                                                          1,283       1,484
Retained earnings                                                                        4,611       4,060
Loans to ESOP trustee                                                                      (42)        (49)
Net unrealized gains (losses) on securities available for sale, net of income taxes         11          (6)
Treasury stock, at cost (53,824,950 and 22,490,353 shares)                              (1,174)       (854)
----------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                            5,181       4,881
----------------------------------------------------------------------------------------------------------
   Total liabilities, capital securities and shareholders' equity                      $73,699     $67,621
                                                                                       =======     =======
----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                        CONSOLIDATED STATEMENTS OF INCOME



YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                               1997          1996        1995
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                        $4,618       $4,339      $4,335
Taxable investment securities                                                    12           14         521
Tax-exempt investment securities                                                 66           76          83
Securities available for sale                                                   526          494         135
Short-term investments                                                           40           28          47
------------------------------------------------------------------------------------------------------------
    Total interest income                                                     5,262        4,951       5,121

INTEREST EXPENSE
Deposits                                                                      1,462        1,469       1,705
Federal funds purchased and securities sold under repurchase agreements         359          295         315
Bank notes and other short-term borrowings                                      283          197         204
Long-term debt                                                                  364          273         261
------------------------------------------------------------------------------------------------------------
    Total interest expense                                                    2,468        2,234       2,485
------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                           2,794        2,717       2,636
Provision for loan losses                                                       320          197         100
------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           2,474        2,520       2,536

NONINTEREST INCOME
Service charges on deposit accounts                                             299          293         278
Trust and asset management income                                               266          247         232
Investment banking income                                                       119           73          39
Credit card fees                                                                 96           93          85
Insurance and brokerage income                                                   88           70          61
Corporate owned life insurance                                                   85           58          30
Loan securitization income (loss)                                               (12)          62          66
Net securities gains (losses)                                                     1            1         (41)
Gains from sales of branches/subsidiaries                                       151            8        --
Other income                                                                    213          182         183
------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                   1,306        1,087         933

NONINTEREST EXPENSE
Personnel                                                                     1,181        1,190       1,115
Net occupancy                                                                   222          219         218
Equipment                                                                       177          161         156
Amortization of intangibles                                                      87           88          77
Marketing                                                                        86           88          71
Professional fees                                                                47           70          73
Restructuring charge                                                           --            100        --
Other expense                                                                   635          548         602
------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                  2,435        2,464       2,312

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                             1,345        1,143       1,157
Income taxes                                                                    426          360         368
------------------------------------------------------------------------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                                                919          783         789
Extraordinary net gain from the sales of subsidiaries,
   net of income taxes of $25                                                  --           --            36
------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $919         $783        $825
                                                                               ====         ====        ====

Net income applicable to Common Shares                                         $919         $775        $809

Per Common Share:
   Income before extraordinary item                                           $2.09        $1.69       $1.65
   Net income                                                                  2.09         1.69        1.73
Weighted average Common Shares outstanding (000)                            439,042      459,810     469,574

Per Common Share--assuming dilution:
   Income before extraordinary item                                           $2.07        $1.67       $1.63
   Net Income                                                                  2.07         1.67        1.71
Weighted average Common Shares and potential Common
   Shares outstanding (000)                                                 444,544      464,282     472,882
------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                         NET UNREALIZED
                                                                                                         GAINS (LOSSES)
                                                                                               LOANS TO   ON SECURITIES TREASURY
                                                         PREFERRED  COMMON  CAPITAL  RETAINED    ESOP       AVAILABLE     STOCK
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS               STOCK   SHARES  SURPLUS  EARNINGS   TRUSTEE      FOR SALE    AT COST
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                                 $160    $246    $1,454   $3,161       $(64)    $(115)     $(152)
Net income                                                                               825
Cash dividends:
   Common Shares ($.72 per share)                                                       (338)
   Cumulative Preferred Stock ($12.50 per share)                                         (16)
Issuance of Common Shares:
   Acquisitions-15,507,562 shares                                                54                                      442
   Employee benefit and dividend reinvestment
      plans-1,808,592 net shares                                                 (8)                                      51
Repurchase of Common Shares-23,975,450 shares                                                                           (724)
Net unrealized gains on securities available for sale,
    net of income taxes of $85                                                                                163
ESOP transactions                                                                          1         13
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                  160     246     1,500    3,633        (51)       48       (383)
Net income                                                                               783
Cash dividends:
   Common Shares ($.76 per share)                                                       (349)
   Cumulative Preferred Stock ($6.25 per share)                                           (8)
Redemption of 10% Cumulative Preferred Stock                 (160)
Issuance of Common Shares:
   Acquisition-270,263 shares                                                     2                                        9
   Employee benefit and dividend reinvestment
      plans-4,100,953 net shares                                                (18)                                     137
Repurchase of Common Shares-14,620,000 shares                                                                           (617)
Net unrealized losses on securities available for sale,
      net of income taxes of $(21)                                                                            (54)
ESOP transactions                                                                          1          2
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                   --     246     1,484    4,060        (49)       (6)      (854)
Adjustment related to change in accounting for transfers
    of financial assets, net of deferred tax benefit of $(25)                                                 (43)
Net income                                                                               919
Cash dividends on Common Shares ($.84 per share)                                        (369)
Issuance of Common Shares:
   Acquisition-3,336,118 shares                                                  56                                      143
   Employee benefit and dividend reinvestment
      plans-2,287,478 net shares                                                (11)                                     100
Repurchase of Common Shares-10,045,718 shares                                                                           (563)
Net unrealized gains on securities available for sale,
    net of income taxes of $24                                                                                 60
ESOP transactions                                                                          1          7
Two-for-one stock split effected by means of a
   100% stock dividend payable March 6, 1998                          246      (246)

-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                   --    $492    $1,283   $4,611       $(42)     $ 11    $(1,174)
                                                              ===    ====    ======   ======       ====      ====    =======
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOW


YEAR ENDED DECEMBER 31,
in millions                                                                           1997       1996       1995
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                          $   919    $   783    $   825
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                            320        197        100
   Depreciation expense                                                                 155        142        138
   Amortization of intangibles                                                           87         88         77
   Net gains from sales of branches/subsidiaries                                       (151)        (8)       (61)
   Net securities (gains) losses                                                         (1)        (1)        41
   Deferred income taxes                                                                139        112        168
   Net (increase) decrease in mortgage loans held for sale                              (54)       573        226
   Net (increase) decrease in trading account assets                                   (498)        (4)        93
   Increase (decrease) in accrued restructuring charge                                  (75)       100       --
   Other operating activities, net                                                     (596)      (325)       810
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                               245      1,657      2,417
INVESTING ACTIVITIES
Net increase in loans, excluding sales, acquisitions and divestitures                (6,936)    (3,791)    (3,043)
Loans sold                                                                            3,144      1,351      1,587
Purchases of investment securities                                                     (497)      (782)    (1,413)
Proceeds from sales of investment securities                                             12         28         15
Proceeds from prepayments and maturities of investment securities                       823        809      2,118
Purchases of securities available for sale                                           (3,378)    (2,868)      (697)
Proceeds from sales of securities available for sale                                    735        256      2,927
Proceeds from prepayments and maturities of securities available for sale             2,770      2,905        660
Net (increase) decrease in other short-term investments                                (905)      (383)        63
Purchases of premises and equipment                                                    (156)      (279)      (179)
Proceeds from sales of premises and equipment                                            71         50         14
Proceeds from sales of other real estate owned                                           28         31         54
Purchases of corporate owned life insurance                                            (300)      (345)      (545)
Net proceeds from sales of branches/subsidiaries                                       (918)       140        357
Cash used in acquisitions, net of cash acquired                                          (1)       (12)      (193)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                  (5,508)    (2,890)     1,725
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                   2,011       (972)    (3,001)
Net increase (decrease) in short-term borrowings                                      2,031      2,468       (539)
Net proceeds from issuance of long-term debt                                          3,441      2,093        646
Payments on long-term debt                                                           (1,403)    (1,822)      (286)
Proceeds from issuance of capital securities                                            250        500       --
Loan payment received from ESOP trustee                                                   7          2         13
Purchases of treasury shares                                                           (563)      (617)      (724)
Redemption of 10% Cumulative Preferred Stock                                           --         (160)      --
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                               65         98         36
Cash dividends                                                                         (369)      (357)      (354)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                   5,470      1,233     (4,209)
-----------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                      207       --          (67)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                          3,444      3,444      3,511
-----------------------------------------------------------------------------------------------------------------

CASH AND DUE FROM BANKS AT END OF YEAR                                              $ 3,651    $ 3,444    $ 3,444
                                                                                    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
   Interest paid                                                                    $ 2,427    $ 2,214    $ 2,468
   Income taxes paid                                                                    253        191        255
   Net amount received (paid) on portfolio swaps                                         61         77        (78)
Noncash items:
   Transfer of other assets to securities available for sale                            280
   Net transfer of securities from investment to available-for-sale portfolio          --         --        8,016
   Transfers of loans to mortgage loans held for sale                                  --         --        1,509

-----------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and a bank holding company headquartered in Cleveland, Ohio, is a bank-based financial services company. Its subsidiaries provide a wide range of banking, equipment leasing, fiduciary and other financial services to corporate, individual and institutional customers through four businesses: Key Corporate Capital, Key Consumer Bank, Key Community Bank and Key Capital Partners. These services are provided across much of the country through subsidiaries operating more than 1,000 full-service banking offices, a 24-hour telephone banking call center services group and more than 1,900 ATMs in 13 states as of December 31, 1997. KeyCorp provides other financial services both in and outside of its primary banking markets through its nonbank subsidiaries.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and judgments in determining the amounts presented in the consolidated financial statements and related notes thereto. Accordingly, future results could be impacted by differences from such estimates.

The accounting policies of Key conform with generally accepted accounting principles and prevailing practices within the financial services industry. Presented below is a summary of Key's significant accounting and reporting policies.

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

STATEMENT OF CASH FLOWS

Cash and due from banks are considered cash and cash equivalents for financial reporting purposes.

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

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account assets, reported at fair value ($535 million and $37 million at December 31, 1997 and 1996, respectively) and included in short-term investments on the balance sheet. Realized and unrealized gains and losses on such assets are reported in other income on the income statement.

Debt and equity securities that Key has not classified as investment securities or trading account assets are classified as securities available for sale and, as such, are reported at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method and included in net securities gains (losses) on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Certain nonrefundable loan origination and commitment fees and the direct costs associated with originating or acquiring the loans are deferred. The net deferred amount is amortized as an adjustment to the yield over the estimated lives of the related loans.

Loans held for sale include automobile, mortgage, home equity and education loans and are carried at the lower of aggregate cost or fair value. Fair value is determined based on prices observed in the market for loans with similar characteristics.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values less unearned income. Unearned income on direct financing leases is amortized over the lease terms by methods that approximate the interest method. Gains on sales of lease residuals are included in other income on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS

The accrual of interest on loans is discontinued generally when payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. When accrual of interest is discontinued on a loan, the interest accrued but not collected is charged against the allowance for loan losses. Thereafter, payments received are generally applied to principal. However, based on management's assessment of the ultimate collectibility of a nonaccrual loan, interest income may be recognized on a cash basis.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


All loans with payments 90 days or more past due and on nonaccrual status, with the exception of smaller-balance, homogeneous loans, are considered to be impaired. Impaired loans and other nonaccrual loans are returned to accrual status when management determines that the circumstances have improved to the extent that there has been a sustained period (generally at least six months) of repayment performance and both principal and interest are deemed to be collectible.

Impaired loans are evaluated individually. The fair value of collateral, if any, or estimates of the present value of the estimated future cash flows on the loan are used to determine the extent of the impairment. When such amounts do not support the carrying amount of the loan, the amount which management deems uncollectible is charged to the allowance for loan losses. In instances where collateral or other sources of repayment are sufficient, yet uncertainty exists regarding the ultimate repayment, an allowance is specifically allocated for in the allowance for loan losses.

For all other nonaccrual loans management applies historical loss experience rates, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses. In general, such loans are charged off when payment is 120-180 days past due.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb potential credit losses in the loan portfolio. Management's evaluation of the adequacy of the allowance is based on the market area served, local economic conditions, the growth and composition of the loan portfolios and their related risk characteristics, and the continual review by management of the quality of the loan portfolio.

DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key uses interest rate swaps, caps and floors, and futures in the management of its interest rate risk. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The instruments must be both effective at reducing the risk associated with the exposure being managed, and designated as a risk management transaction at the inception of the derivative contract. In addition, to be considered effective, a high degree of interest rate correlation must exist between the derivative and the specified assets or liabilities being managed at inception and over the life of the derivative contract. The changes in the fair value of the derivatives are not included in the financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed. The related interest receivable or payable from such contracts is recorded in other assets or other liabilities on the balance sheet. Premiums paid are amortized as an adjustment to the interest income or expense of the asset or liability being managed. Realized gains and losses resulting from the early termination of such contracts are deferred as an adjustment to the carrying amount of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or the underlying asset or liability.

DERIVATIVES USED FOR TRADING PURPOSES

Derivatives that are not used for asset and liability management purposes are considered to be used for trading purposes. Such derivatives are entered into for the purpose of making a market for customers and for proprietary trading purposes. They typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors. All derivatives used for trading purposes are recorded at fair value, and changes in fair value (including applicable payments and receipts) are recorded in investment banking income on the income statement. The determination of fair value considers the remaining cost to service the derivative and the credit risk associated with the counterparty to the derivative. These derivatives are included in other assets on the balance sheet, if the derivative's fair value is positive, or in other liabilities if the fair value is negative.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $849 million and $852 million at December 31, 1997 and 1996, respectively.

INTANGIBLE ASSETS

Goodwill, representing the excess of the cost of acquisitions over the fair value of net assets acquired, is amortized using the straight-line method over the estimated period to be benefited, not exceeding 25 years. Other intangibles primarily represent the net present value of the future economic benefits related to the use of core deposits purchased. They are amortized using an accelerated method over periods ranging from 5 to 15 years. Accumulated amortization on intangible assets totaled $356 million and $292 million at December 31, 1997 and 1996, respectively. Key periodically reviews its intangible assets for possible impairment.

INTERNALLY DEVELOPED SOFTWARE

Key uses internal resources and contracted assistance to design, develop, install, customize or enhance existing systems applications for use in its internal operations. Costs related to the internal development of software are capitalized and included in other assets on the balance sheet. The resulting asset ($313 million and $199 million at December 31, 1997 and 1996, respectively) is amortized using the straight-line method over its expected useful life (not to exceed five years). Internally developed software that

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



is considered impaired is written down to its fair value. Costs incurred during the initial research and design phase of an internal software project are expensed as incurred.

EMPLOYEE STOCK OPTIONS

Key accounts for stock options issued to employees in accordance with the intrinsic value method. The terms of employee stock options generally require that the exercise price of the options be equal to or greater than the fair value of Key's Common Shares at the date the options are granted. Except for certain options with performance features, Key recognizes no compensation expense related to options granted.

SECURITIZATIONS

On January 1, 1997, Key adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 requires that certain assets which are subject to prepayment and recorded in connection with a securitization be accounted for like investments in interest-only strip securities. Accordingly, Key reclassified approximately $280 million of these assets, which represent uncertificated residual interests in securitizations, to securities available for sale. At the time of the transfer, the carrying amount of these assets exceeded their fair value by approximately $68 million. This difference was recorded as a reduction to the carrying amount of the transferred assets, and the related after-tax adjustment of $43 million was made to net unrealized losses on securities available for sale in shareholders' equity. Gains and income earned from contractual servicing or administration agreements with the various securitization trusts are included in loan securitization income. Key reviews quarterly all securitization-related assets for permanent impairment and records any losses in loan securitization income (loss) on the income statement.

Prior to adoption of SFAS No. 125, the sale and securitization of loans resulted in residual assets that were classified as other assets. Included in these assets were excess servicing assets that were estimated as the present value of the estimated future cash flows to be received by Key.

The interest related to the excess servicing asset was accrued in loan securitization income along with gains from the sale and securitization of loans and income earned from contractual servicing or administration agreements.

MARKETING COSTS

Key expenses all marketing-related costs, including advertising costs, as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," that deferred implementation of certain aspects of SFAS No. 125 until January 1, 1998. SFAS No. 127 applies only to transfers related to securities lending, repurchase agreements, dollar rolls and other similar secured financings. SFAS No. 125 requires that the recognition of transfers be based on the financial components approach which focuses on control. Under this approach the entity that exercises control over transferred assets recognizes those financial assets it controls and the liabilities it has incurred. Additional information on the adoption of SFAS No. 125 is included above under the note entitled "Securitizations." On January 1, 1998, Key adopted the provisions of SFAS No. 125 that were deferred by SFAS No.
127. The new requirements did not have a material impact on operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The purpose of the statement is to provide a basis for reporting a measure of all changes in equity of an enterprise that will result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 is effective for both interim and annual financial statements issued for periods beginning after December 15, 1997, and also applies to financial statements presented for prior periods. SFAS No. 131 requires that financial and descriptive information be disclosed for each reportable operating segment based on the management approach. Key expects that its reportable operating segments will be comprised of its primary lines of business. The management approach focuses on financial information that an enterprise's decision-makers use to assess performance and make decisions about resource allocation. The statement also prescribes the enterprise-wide disclosures to be made about products, services, geographic areas and major customers. SFAS No. 131 is effective for annual financial statements issued for periods beginning after December 15, 1997, and for interim financial statements in the second year of application. Comparative information presented for earlier periods must be restated. Key will adopt the provisions of SFAS No. 130 in its March 31, 1998, financial statements and will include the disclosures required by SFAS No. 131 in its December 31, 1998, financial statements.


                          2. EARNINGS PER COMMON SHARE



On December 31, 1997, Key adopted SFAS No. 128, "Earnings Per Share," which specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or common stock equivalents. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share with the presentation of basic and diluted earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the corresponding amounts of the diluted earnings per share computation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The computation of Key's basic and diluted earnings per Common Share before extraordinary item is as follows:



Year ended December 31,
dollars in millions, except per share amounts               1997         1996         1995
-------------------------------------------------------------------------------------------

INCOME APPLICABLE TO COMMON SHARES
   Income before extraordinary item                         $919         $783         $789
   Less: Preferred dividend requirements                    --              8           16
-------------------------------------------------------------------------------------------
   Income applicable to Common Shares                       $919         $775         $773
                                                         =======      =======      =======
-------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
   Weighted average Common Shares outstanding (000)      439,042      459,810      469,574
   Potential Common Shares outstanding (000)               5,502        4,472        3,308
-------------------------------------------------------------------------------------------
   Weighted average Common Shares and potential
      Common Shares outstanding (000)                    444,544      464,282      472,882
                                                         =======      =======      =======
-------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   Income per Common Share                                 $2.09        $1.69        $1.65
   Income per Common Share-- assuming dilution              2.07         1.67         1.63
-------------------------------------------------------------------------------------------

                    3. MERGERS, ACQUISITIONS AND DIVESTITURES


COMPLETED MERGERS AND ACQUISITIONS

Business combinations completed by Key during the three years ended December 31, 1997, (all of which were accounted for as purchases) are summarized below on a pre-split basis.


                                                                                                                        Common
dollars in millions                                       Location                   Date           Assets       Shares Issued
-------------------------------------------------------------------------------------------------------------------------------
Champion Mortgage Co., Inc.1                            New Jersey            August 1997            $ 317           3,336,118
Leasetec Corporation(1)                                   Colorado              July 1997            1,080           See note(2)
Carleton, McCreary, Holmes & Co.(3)                           Ohio            August 1996                1           See note(2)
Knight Insurance Agency, Inc.(4)                     Massachusetts              June 1996                8                  --
AutoFinance Group, Inc.(1)                                Illinois         September 1995              181           9,554,003
Spears, Benzak, Salomon & Farrell, Inc.                   New York             April 1995        See note(5)         1,910,000
OMNIBANCORP                                               Colorado          February 1995              500           4,043,559
Casco Northern Bank, National Association                    Maine          February 1995              945                  --
BANKVERMONT Corporation                                    Vermont           January 1995              661                  --
------------------------------------------------------------------------------------------------------------------------------

1    See the following text for more information regarding this transaction.
2 In accordance with a confidentiality clause in the purchase agreement, the terms, which are not material, have not been publicly disclosed.
3 Carleton, McCreary, Holmes & Co. is an investment banking firm specializing in mergers and acquisitions and other financial advisory services for mid-sized and large corporations.
4 Knight Insurance Agency, Inc. is an education financing company doing business under the name "Knight College Resource Group."
5 Spears, Benzak, Salomon & Farrell, Inc. is an investment management firm that had approximately $3.2 billion in assets under management on the date of acquisition.

CHAMPION MORTGAGE CO., INC.

On August 29, 1997, Key acquired Champion, a home equity finance company headquartered in Parsippany, New Jersey. Under the terms of the agreement, 3,336,118 Common Shares, with a value of approximately $200 million, were exchanged for all of the outstanding shares of Champion common stock in a transaction structured as a tax-free exchange and accounted for as a purchase. The agreement also provides an opportunity for Champion's shareholders to receive additional consideration in the form of Key Common Shares valued at up to $100 million in the event that certain performance targets related to significant increases in profitability and origination volumes established at the date of closing are achieved over the three-year period following the closing. In connection with the transaction, Key recorded goodwill of approximately $195 million, which is being amortized using the straight-line method over a period of 25 years. At closing, Champion became a wholly owned subsidiary of KeyBank USA, a wholly owned subsidiary of the parent company.

LEASETEC CORPORATION

On July 1, 1997, Key acquired an 80% interest (with an option to purchase the remaining 20%) in Leasetec, an equipment leasing company headquartered in Boulder, Colorado, with operations in the United States and overseas. In connection with the transaction, which was accounted for as a purchase, Key recorded goodwill of approximately $126 million, which is being amortized using the straight-line method over a period of 25 years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AUTOFINANCE GROUP, INC.
On September 27, 1995, Key acquired AutoFinance Group, Inc. ("AFG"), a Chicago-based automobile finance company operating in 28 states, in a tax-free exchange of stock. Under the terms of the agreement, 9,554,003 Common Shares, with a value of approximately $325 million, were exchanged for all of the outstanding shares of AFG common stock (based on an exchange ratio of .5 shares for each share of AFG). In addition, immediately prior to the closing, AFG completed a spin-off to its shareholders of 95.01% of its common stock interest in Patlex Corporation, a wholly owned patent exploitation and enforcement subsidiary. In connection with the acquisition of AFG, which was accounted for as a purchase, Key recorded goodwill of approximately $270 million, which is being amortized using the straight-line method over a period of 25 years.

COMPLETED DIVESTITURES

KEYBANK NATIONAL ASSOCIATION (WYOMING)
On July 14, 1997, Key sold KeyBank National Association (Wyoming) ("KeyBank Wyoming"), its 28-branch Wyoming bank subsidiary. KeyBank Wyoming had assets of approximately $1.1 billion at the time of the transaction. A $53 million ($35 million after tax) gain was realized on the KeyBank Wyoming sale and included in gains from sales of branches/subsidiaries on the income statement.

BRANCH DIVESTITURES
On November 26, 1996, Key announced its intention to divest approximately 140 branch offices (including the 28 branches associated with the sale of KeyBank Wyoming). During 1997, excluding the KeyBank Wyoming transaction, 76 such branches with deposits of approximately $1.3 billion were sold, resulting in aggregate gains of $98 million ($62 million after tax) which were recorded in gains from sales of branches/subsidiaries on the income statement. As of February 28, 1998, contracts have been entered into to sell a total of 46 other branch offices with deposits of approximately $725 million. The sales of these remaining branches are expected to close during the first half of 1998.

SOCIETY FIRST FEDERAL SAVINGS BANK
On June 1, 1996, Key sold Society First Federal Savings Bank ("SFF"), its Florida savings association subsidiary. SFF had assets of approximately $1.2 billion at the time of the transaction. Key continues to provide private banking services in Florida through KeyBank N. A. An $8 million ($5 million after tax) gain was realized on the SFF sale and included in gains from sales of branches/subsidiaries on the income statement.

SCHAENEN WOOD & ASSOCIATES, INC.
On April 21, 1995, Key sold Schaenen Wood, an asset management subsidiary. An $11 million loss was realized in connection with the sale ($6 million after tax, $.01 per basic and diluted Common Share) and recorded as an extraordinary item in the first quarter of 1995.

KEYCORP MORTGAGE INC.
On March 31, 1995, Key sold the residential mortgage loan servicing operations of KMI, a subsidiary which serviced approximately $25.0 billion of residential mortgage loans. A $72 million gain was realized on the KMI sale ($42 million after tax, $.09 per basic and diluted Common Share) and recorded as an extraordinary item.

TRANSACTION PENDING AS OF DECEMBER 31, 1997

KEY MERCHANT SERVICES, LLC
On January 21, 1998, Key sold a 51% interest in Key Merchant Services, LLC ("Key Merchant"), a wholly owned subsidiary formed to provide merchant services to businesses, to NOVA Information Services, Inc. ("NOVA"). A $23 million gain ($14 million after tax) was recognized at the time of closing. Under the terms of the agreement with NOVA, Key can receive additional consideration at the end of each of the next three years through the year 2000, provided certain revenue-related performance targets are met. In accordance with a confidentiality clause in the agreement, the terms, which are not material, have not been disclosed.


                                  4. SECURITIES


The amortized cost, unrealized gains and losses and approximate fair value of securities were as follows:


DECEMBER 31,                                                 1997                                           1996
                                             ------------------------------------------  -------------------------------------------

                                                             GROSS      GROSS                           GROSS       GROSS
                                             AMORTIZED  UNREALIZED UNREALIZED      FAIR  AMORTIZED UNREALIZED  UNREALIZED      FAIR
IN MILLIONS                                       COST       GAINS     LOSSES     VALUE       COST      GAINS      LOSSES     VALUE
-----------------------------------------------------------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
   U.S. Treasury, agencies and corporations       $202         $2       --         $204       $857         $3         $1       $859
   States and political subdivisions                52       --         --           52         36       --         --           36
   Collateralized mortgage obligations           4,045          9         $3      4,051      3,169          3         23      3,149
   Other mortgage-backed securities              2,908         53         10      2,951      3,570         44         35      3,579
   Residual interests in securitizations           418       --           44        374       --         --         --         --
   Other securities                                 75          1       --           76        104          1       --          105
-----------------------------------------------------------------------------------------------------------------------------------

      Total securities available for sale       $7,700        $65        $57     $7,708     $7,736        $51        $59     $7,728
                                                ======       ====       ====     ======     ======       ====       ====     ======
INVESTMENT SECURITIES
   States and political subdivisions              $973        $32       --       $1,005     $1,401        $37         $1     $1,437
   Other securities                                257       --         --          257        200       --         --          200
-----------------------------------------------------------------------------------------------------------------------------------

      Total investment securities               $1,230        $32       --       $1,262     $1,601        $37         $1     $1,637
                                                ======       ====       ====     ======     ======       ====       ====     ======
-----------------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Residual interests in securitizations include both certificated and uncertificated residual interests retained in Key's securitizations. Uncertificated residual interests in securitizations are subject to prepayment and are accounted for like investments in interest-only strips.

Gross realized gains and losses related to securities available for sale were $20 million and $19 million, respectively, in 1997; $5 million and $4 million, respectively, in 1996; and $15 million and $56 million, respectively, in 1995.

At December 31, 1997, securities available for sale and investment securities with an aggregate amortized cost of approximately $7.9 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements and for other purposes required or permitted by law.

During the fourth quarter of 1995, the FASB granted companies a one-time opportunity to reassess and, if appropriate, reclassify their securities from the held-to-maturity category to the available-for-sale category without calling into question the company's intent to hold other debt securities to maturity in the future.

As a result, during the fourth quarter of 1995, Key reclassified substantially all held-to-maturity debt securities, except securities of states and political subdivisions, to the available-for-sale category. The reclassified securities totaled approximately $8.0 billion and had an amortized cost which approximated fair value.

Securities available for sale and investment securities by remaining contractual maturity were as follows, with collateralized mortgage obligations and other mortgage-backed securities included in the maturity schedule based on their expected average lives.

                                        SECURITIES            INVESTMENT
                                    AVAILABLE FOR SALE        SECURITIES
                                    ------------------    ------------------
DECEMBER 31, 1997                   AMORTIZED     FAIR    AMORTIZED    FAIR
IN MILLIONS                            COST      VALUE       COST     VALUE
--------------------------------------------------------------------------------
Due in one year or less              $  804     $  804     $  336     $  337
Due after one through five years      4,848      4,881        539        554
Due after five through ten years      1,830      1,803        161        175
Due after ten years                     218        220        194        196
----------------------------------------------------------------------------
   Total                             $7,700     $7,708     $1,230     $1,262
                                     ======     ======     ======     ======
--------------------------------------------------------------------------------

                                   5. LOANS

Loans are summarized as follows:


DECEMBER 31,
in millions                                                 1997            1996
--------------------------------------------------------------------------------
Commercial, financial and agricultural                   $14,023         $12,309
Real estate -- commercial mortgage                         6,952           7,151
Real estate -- construction                                2,231           1,666
Commercial lease financing                                 3,990           2,671
--------------------------------------------------------------------------------
   Total commercial loans                                 27,196          23,797
Real estate-- residential mortgage                         6,204           6,229
Home equity                                                5,421           4,793
Credit card                                                1,521           1,799
Consumer--direct                                           2,188           2,245
Consumer--indirect                                         7,989           8,062
--------------------------------------------------------------------------------
   Total consumer loans                                   23,323          23,128
Loans held for sale                                        2,861           2,310
--------------------------------------------------------------------------------
   Total loans                                           $53,380         $49,235
                                                         =======         =======
--------------------------------------------------------------------------------


Changes in the allowance for loan losses are summarized as follows:


YEAR ENDED DECEMBER 31,
in millions                                    1997          1996          1995
-------------------------------------------------------------------------------
Balance at beginning of year                  $ 870         $ 876         $ 830
Charge-offs                                    (378)         (303)         (208)
Recoveries                                       85           108           109
-------------------------------------------------------------------------------
   Net charge-offs                             (293)         (195)          (99)
Provision for loan losses                       320           197           100
Allowance acquired (sold), net                    3            (8)           45
-------------------------------------------------------------------------------
   Balance at end of year                     $ 900         $ 870         $ 876
                                              =====         =====         =====
-------------------------------------------------------------------------------

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain loans. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1997, is presented in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74.


                6. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS



At December 31, 1997, impaired loans totaled $196 million. Included in this amount are $91 million of impaired loans for which the specifically allocated allowance for loan losses is $26 million, and $105 million of impaired loans which are carried at their estimated fair value without a specifically allocated allowance for loan losses. At the end of the prior year, impaired loans totaled $209 million, of which $81 million had a specifically allocated allowance of $26 million and $128 million were carried at their estimated fair value. The average investment in impaired loans for 1997 and 1996 was $190 million and $187 million, respectively.



Nonperforming assets were as follows:


DECEMBER 31,
in millions                                               1997             1996
-------------------------------------------------------------------------------
Impaired loans                                           $ 196            $ 209
Other nonaccrual loans                                     185              139
Restructured loans                                        --                  1
-------------------------------------------------------------------------------
   Total nonperforming loans                               381              349
OREO                                                        66               56
Allowance for OREO losses                                  (21)              (8)
-------------------------------------------------------------------------------
   OREO, net of allowance                                   45               48
Other nonperforming assets                                   5                3
-------------------------------------------------------------------------------
   Total nonperforming assets                            $ 431            $ 400
                                                          ====             ====
-------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1997, there were no significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Key excludes smaller-balance, homogeneous nonaccrual loans (shown in the preceding table as "Other nonaccrual loans") from impairment evaluation. Generally, this portfolio includes loans to finance residential mortgages, automobiles, recreational vehicles, boats and mobile homes. Key applies historical loss experience rates to these loans, adjusted based on management's assessment of emerging credit trends and other factors. The resulting loss estimates are specifically allocated for by loan type in the allowance for loan losses.

The effect on interest income of loans classified as nonperforming at December 31 was as follows:


YEAR ENDED DECEMBER 31,
in millions                                            1997      1996      1995
-------------------------------------------------------------------------------
Interest income receivable under
   original terms                                      $ 36      $ 32      $ 31
Less: Interest income recorded during
   the year                                             (13)      (12)      (11)
-------------------------------------------------------------------------------
   Net reduction to reported interest income           $ 23      $ 20      $ 20
                                                       ====      ====      ====
-------------------------------------------------------------------------------

                            7. SHORT-TERM BORROWINGS

dollars in millions                               1997        1996        1995
--------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
   Balance at year end                           $4,058      $4,000      $2,983
   Average during the year                        4,036       3,214       3,150
   Maximum month end balance                      5,079       4,027       4,187
   Weighted average rate during the year           5.57%       5.41%       5.91%
   Weighted average rate at December 31            5.65        5.39        5.80
-------------------------------------------------------------------------------

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
   Balance at year end                           $2,921      $2,925      $2,561
   Average during the year                        2,906       2,629       2,473
   Maximum month end balance                      3,191       3,005       2,679
   Weighted average rate during the year           4.61%       4.60%       5.19%
   Weighted average rate at December 31            4.48        4.62        4.88
-------------------------------------------------------------------------------

SHORT-TERM BANK NOTES
   Balance at year end                           $4,730      $3,325      $2,325
   Average during the year                        4,090       2,953       2,309
   Maximum month end balance                      4,730       3,625       2,450
   Weighted average rate during the year           5.50%       5.45%       6.58%
   Weighted average rate at December 31            5.85        5.49        6.58
-------------------------------------------------------------------------------

OTHER SHORT-TERM BORROWINGS
   Balance at year end                           $1,237      $  644      $  555
   Average during the year                          651         326       1,053
   Maximum month end balance                      1,517       1,484       2,092
   Weighted average rate during the year           6.30%       6.44%       4.75%
   Weighted average rate at December 31            5.40        4.76        4.14
-------------------------------------------------------------------------------

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain short-term borrowings. Additional information pertaining to the modification of certain short-term borrowings is presented in Note 17, Financial Instruments with off-Balance Sheet Risk, beginning on page 74.

Key has a bank note program, which allows for the issuance of up to $13.0 billion ($12.0 billion by KeyBank N.A. and $1.0 billion by KeyBank USA) of bank notes with original maturities of 30 days to 30 years. At December 31, 1997, the amount of bank notes available for issuance under the program was $12.3 billion.

The parent company has both a commercial paper program and a four-year revolving credit agreement; both facilities provide funding availability of $500 million. There were no borrowings outstanding under either of these facilities as of December 31, 1997 and 1996. KeyBank USA has a line of credit with the Federal Reserve which provides for overnight borrowings of up to $1.1 billion and is secured by $1.5 billion of KeyBank USA's credit card receivables at December 31, 1997. There were no borrowings outstanding under this line of credit as of December 31, 1997 and 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                8. LONG-TERM DEBT

The components of long-term debt, presented net of unamortized discount where applicable, were as follows:


DECEMBER 31,
dollars in millions                                          1997       1996
-----------------------------------------------------------------------------
Senior medium-term notes due through 2005(1)               $  493     $  584
Subordinated medium-term notes due through 2005(1)            183        183
7.50%  Subordinated notes due 2006(2)                         250        250
6.75%  Subordinated notes due 2006(2)                         200        200
8.125% Subordinated notes due 2002(2)                         199        199
8.00%  Subordinated notes due 2004                            125        125
8.40%  Subordinated capital notes due 1999(3)                  75         75
8.404% Notes due through 2001                                  42         49
All other long-term debt(9)                                    14         16
-----------------------------------------------------------------------------
Total parent company(10)                                    1,581      1,681


Senior medium-term bank notes due through 2002(4)           3,103      1,165
Senior euro medium-term bank notes due through 2007(5)        840       --
7.25%  Subordinated notes due 2005(6)                         200        200
7.85%  Subordinated notes due 2002(6)                         200        200
6.75%  Subordinated notes due 2003(6)                         200        200
7.50%  Subordinated notes due 2008(6)                         165        165
7.125% Subordinated notes due 2006(6)                         250        250
7.55%  Subordinated notes due 2006(6)                          75         75
7.375% Subordinated notes due 2008(6)                          70         70
Lease financing debt due through 2003(7)                      549       --
Federal Home Loan Bank Advances due through 2014(8)           163        193
All other long-term debt(9)                                    50         14
-----------------------------------------------------------------------------
Total subsidiaries                                          5,865      2,532
-----------------------------------------------------------------------------
       Total long-term debt                                $7,446     $4,213
                                                           ======     ======
-----------------------------------------------------------------------------

Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain long-term debt. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1997, is presented in Note 17, Financial Instruments with Off-Balance Sheet Risk, beginning on page 74.

1 At December 31, 1997 and 1996, the senior medium-term notes had weighted average interest rates of 6.64% and 6.57%, respectively, and the subordinated medium-term notes had weighted average interest rates of 6.90% and 6.80%, respectively. These notes had a combination of both fixed and floating interest rates.
2 The 7.50%, 6.75% and 8.125% subordinated notes may not be redeemed or prepaid prior to maturity.
3 The 8.40% subordinated capital notes may, at maturity, be exchanged for common stock, preferred stock or other eligible securities having a market value equal to the principal amount of the notes.
4 At December 31, 1997 and 1996, senior medium-term bank notes of subsidiaries had weighted average interest rates of 5.51% and 6.17% respectively. These notes had a combination of both fixed and floating interest rates.
5 At December 31, 1997, the senior euro medium-term bank notes had a weighted average interest rate of 5.91%. These notes are obligations of KeyBank N.A. and had fixed and floating interest rates based on the three-month London Interbank Offered Rate ("LIBOR"). As of December 31, 1997, the $5.0 billion Euronote Program had an unused capacity of $4.2 billion.
6 The subordinated notes are all obligations of KeyBank N.A., with the exception of the 7.55% note which is an obligation of KeyBank USA. These notes may not be redeemed prior to their respective maturity dates.
7 At December 31, 1997, lease financing debt had a weighted average interest rate of 7.123% and represented primarily nonrecourse debt collateralized by lease equipment under operating, direct financing and sales type leases.
8 At December 31, 1997, long-term advances from the Federal Home Loan Bank ("FHLB") had adjustable and fixed interest rates ranging from 5.46% to 12.125%. Real estate loans and securities of $218 million and $257 million at December 31, 1997, and 1996, respectively, collateralize FHLB advances.
9 Other long-term debt at December 31, 1997 and 1996, consisted of industrial revenue bonds, capital lease obligations and various secured and unsecured obligations of corporate subsidiaries and had weighted average interest rates of 8.06% and 8.94%, respectively.
10 At December 31, 1997, unused capacity under the parent company's shelf registration totaled $1.3 billion, including $750 million reserved for future issuance as medium-term notes.

Scheduled principal payments on long-term debt are as follows:


in millions              PARENT   SUBSIDIARIES         TOTAL
-------------------------------------------------------------

1998                       $133         $1,051        $1,184
1999                        108          1,862         1,970
2000                        287            763         1,050
2001                        113             16           129
2002                        240          1,134         1,374
-------------------------------------------------------------


                              9. CAPITAL SECURITIES



The corporation-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely debentures of the Corporation ("capital securities") were issued by three business trusts, KeyCorp Institutional Capital A ("Capital A"), KeyCorp Institutional Capital B ("Capital B") and KeyCorp Institutional Capital C ("Capital C"), all of whose common securities are owned by the parent company. Capital A and Capital B were formed in the fourth quarter of 1996, and Capital C was formed in the second quarter of 1997. The proceeds from the issuances of the capital securities and common securities were used to purchase debentures of the parent company. Capital A and Capital B hold solely junior subordinated deferrable interest debentures of the parent company. Capital C holds solely coupon adjusted pass-through security debentures of the parent company. Both the debentures and related income statement effects are eliminated in Key's financial statements.

The parent company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the capital securities; (ii) the redemption price with respect to any capital securities called for redemption by Capital A, Capital B or Capital C; and (iii) payments due upon a voluntary or involuntary liquidation, winding-up or termination of Capital A, Capital B or Capital C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The capital securities, common securities and related debentures are summarized as follows:


                                                                         INTEREST RATE         MATURITY
                                                          PRINCIPAL         OF CAPITAL       OF CAPITAL
                               CAPITAL         COMMON     AMOUNT OF     SECURITIES AND   SECURITIES AND
DOLLARS IN MILLIONS         SECURITIES(1)  SECURITIES    DEBENTURES(2)      DEBENTURES       DEBENTURES
--------------------------------------------------------------------------------------------------------
December 31, 1997
   Capital A                 $350                $11           $361             7.826%           2026
   Capital B                  150                  4            154             8.250            2026
   Capital C                  250                  8            258             6.625            2029
--------------------------------------------------------------------------------------------------------
      Total                  $750                $23           $773             7.510%(3)         --
                             ====                ===           ====
--------------------------------------------------------------------------------------------------------
December 31, 1996            $500                $15           $515             7.953%(3)         --
                             ====                ===           ====
--------------------------------------------------------------------------------------------------------


1 The capital securities are mandatorily redeemable upon the respective maturity dates of the debentures or upon earlier redemption as provided in the indenture. Each issue of capital securities carries an interest rate identical to that of the respective debenture. The interest rate related to the capital securities issued by Capital C may be adjusted upon the remarketing of the capital securities on the coupon adjustment date (June 1, 1999). The capital securities issued by Capital A and Capital B constitute minority interests in the equity accounts of consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board Guidelines.

2 The parent company has the right to redeem the debentures purchased by Capital A, Capital B and Capital C: (i) in whole or in part, on or after December 1, 2006, December 15, 2006, and June 1, 2009, respectively, (ii) in whole at any time within 90 days following the occurrence and during the continuation of a tax event or a capital treatment event (as defined in the applicable offering circular); and (iii) for Capital C, in whole or in part on the coupon adjustment date. If the debentures are redeemed prior to maturity, the redemption price will be expressed as a certain percentage of, or factor added to, the principal amount, plus any accrued but unpaid interest.

3    Weighted average rate.

                        10. SHAREHOLDERS' EQUITY

COMMON SHARES

On January 15, 1998, Key announced a two-for-one stock split effected by means of a 100% stock dividend payable March 6, 1998, to shareholders of record as of February 18, 1998. All relevant Common Share amounts and per Common Share data in this report have been adjusted to reflect the split.

The Board of Directors adopted a Shareholder Rights Plan ("Rights") in 1989 (and most recently amended in May 1997) under which each shareholder received one Right for each Common Share of Key. Each Right represents the right to purchase a Common Share of Key at a price of $82.50. The Rights become exercisable after a person or group acquires 15% or more of the outstanding shares. Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of the Common Shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade apart from the Common Shares. After the occurrence of certain "Flip-In Events," each Right will become the right to purchase a Common Share of Key for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void. The parent company may redeem these Rights at its option at $.005 per Right subject to certain limitations. The Rights expire on May 14, 2007.

CAPITAL ADEQUACY

The parent company and its banking subsidiaries must meet specific quantitative (i.e., assets, liabilities and certain off-balance sheet items) and qualitative (i.e., components, risk weightings and other factors) capital requirements imposed by banking industry regulators under the guidelines and regulatory framework for prompt corrective action. Failure to meet the applicable capital requirements could result in enforcement remedies such as limitations on the ability to pay dividends, issuance of a directive to increase capital, termination of FDIC deposit insurance and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1997, the parent company and its banking subsidiaries meet all necessary capital requirements.

Federal bank regulators group FDIC-insured depository institutions into the following five categories based on certain capital ratios: "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized" and "critically undercapitalized." As of December 31, 1997 and 1996, the most recent regulatory notification categorized each of the parent company's subsidiary banks as "well capitalized," since they exceeded the well-capitalized thresholds. Management believes no changes in condition or events have occurred since the last regulatory notification which would result in changes to the banks' categorizations. Although these provisions are not directly applicable to Key, under existing laws and regulations Key would qualify as "well capitalized" at December 31, 1997 and 1996. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of Key or its affiliates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table presents Key and KeyBank N.A.'s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines and capital amounts and ratios required to qualify as well capitalized under the prompt corrective action provisions of the Federal Deposit Insurance Act.


                                                                                TO MEET MINIMUM    TO QUALIFY AS WELL CAPITALIZED
                                                                               CAPITAL ADEQUACY        UNDER PROMPT CORRECTIVE
                                                         ACTUAL                  REQUIREMENTS             ACTION PROVISIONS
                                                  ----------------------     ----------------------      -----------------------
DOLLARS IN MILLIONS                               AMOUNT           RATIO     AMOUNT           RATIO      AMOUNT            RATIO
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1997

TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                            $7,333           10.83%    $5,416            8.00%        N/A           N/A
   KeyBank N.A.(1)                                 6,854           10.80      5,083            8.00      $6,353          10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                            $4,504            6.65%    $2,708            4.00%        N/A           N/A
   KeyBank N.A.(1)                                 4,900            7.71      2,541            4.00      $3,812           6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS(2)
   Key                                            $4,504            6.40%    $2,813            4.00%        N/A           N/A
   KeyBank N.A.(1)                                 4,900            7.30      2,685            4.00      $3,356           5.00%
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1996

TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                            $7,243           13.01%    $4,452            8.00%        N/A           N/A
   KeyBank N.A.(1)                                 6,212           11.78      4,218            8.00      $5,272          10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                            $4,442            7.98%    $2,226            4.00%        N/A           N/A
   KeyBank N.A.(1)                                 4,296            8.15      2,109            4.00      $3,163           6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS(2)
   Key                                            $4,442            6.93%    $2,565            4.00%        N/A           N/A
   KeyBank N.A.(1)                                 4,296            6.98      2,463            4.00      $3,078           5.00%
--------------------------------------------------------------------------------------------------------------------------------

1 In June 1997, Key completed the merger of its bank subsidiaries (other than KeyBank USA and KeyBank New Hampshire) into KeyBank N.A. The 1996 financial information presented in the above table has been restated to include the combined results of the merged companies.

2 Also referred to as the leverage ratio. The regulatory Tier 1 leverage ratio standard prescribes a minimum ratio of 3%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum.

N/A = Not applicable

                                11. STOCK OPTIONS


Key's incentive compensation plans provide the ability to grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to selected employees and directors. The plans' terms stipulate that an option's exercise price may not be less than Key's Common Share fair value at the grant date. Generally, the options expire no later than ten years from their grant date. At December 31, 1997 and 1996, options for Common Shares available for future grant totaled 8,761,276 and 8,938,162, respectively. Approximately 3,664,000 of the options outstanding at December 31, 1997, may vest after certain future performance targets are met. Key granted approximately 3,658,000 performance options in 1997 and 90,000 in 1996. For options outstanding at December 31, 1997, the option price per share ranged from $3.74 to $32.28, and the weighted average remaining contractual life of the options was 7.1 years.

The following table presents a summary of pertinent information with respect to Key's stock options.


                                                      1997                                     1996
                                         -----------------------------            -----------------------------
                                                             WEIGHTED                                  WEIGHTED
                                                        AVERAGE PRICE                             AVERAGE PRICE
                                            OPTIONS        PER OPTION                OPTIONS         PER OPTION
---------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         19,577,212            $14.44             24,171,052             $13.08
Granted                                   7,361,536             26.11              4,589,296              17.39
Assumed in acquisition                    1,073,404             12.98                     --                 --
Exercised                                 4,988,660             13.11              8,273,222              12.16
Lapsed or cancelled                         726,924             20.38                909,914              15.26
---------------------------------------------------------------------------------------------------------------
Outstanding at end of year               22,296,568            $18.33             19,577,212             $14.44
---------------------------------------------------------------------------------------------------------------
Exercisable at end of year               11,821,282            $14.33             11,660,750             $13.30
---------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies, such as Key, that use the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value method of accounting for stock options. The fair value of options granted in 1997 and 1996 was estimated using the Black-Scholes option pricing model, which was originally developed to estimate the fair value of exchange-traded equity options which, unlike employee stock options, have no vesting period or transferability restrictions. Several assumptions were used in the model, including estimates of expected average option life, the future dividends to be paid on Key Common Shares, Key Common Shares' price volatility and the expected risk-free interest rate. These assumptions were developed based on historical trends and current market observations. Changes in the assumptions can materially affect the fair value estimate. In its estimates, Key assumed an average option life of 5.5 years in 1997 and 4.2 years in both 1996 and 1995; a future dividend yield of 3.2%, 4.4% and 5.4% in 1997, 1996 and 1995, respectively; share price volatility of .240 in 1997, .175 in 1996 and 1995; and a weighted average risk-free interest rate of 6.4%, 5.4% and 6.5% in 1997, 1996 and 1995, respectively.

The following pro forma disclosures present the net income and earnings per Common Share effect of applying the fair value method of accounting for stock options estimated using the Black-Scholes option valuation model. The model assumes that the estimated fair value of the options is amortized over the options' vesting periods and would be included in personnel expense on the income statement. Not all options vest within one year; therefore the pro forma expense for the years shown may not be indicative of amounts reported in future years.


YEAR ENDED DECEMBER 31,
in millions, except per share amounts                 1997   1996   1995
-------------------------------------------------------------------------
Net income                                           $ 919  $ 783  $ 825
Net income-- pro forma                                 913    780    820
Per Common Share:
   Net income                                        $2.09  $1.69  $1.73
   Net income-- pro forma                             2.08   1.68   1.71
   Net income assuming dilution                       2.07   1.67   1.71
   Net income assuming dilution-- pro forma           2.05   1.66   1.70
-------------------------------------------------------------------------

                            12. RESTRUCTURING CHARGE


During the fourth quarter of 1996, the parent company recorded a $100 million ($66 million after tax, $.14 per basic and diluted Common Share) restructuring charge in connection with strategic actions to be taken over the next year to complete Key's transformation to a nationwide bank-based financial services company. The restructuring charge included accruals for expenses, primarily consisting of severance payments ($54 million), consolidation costs related to banking offices identified for closure ($18 million) and costs related to the write-off of certain obsolete software previously developed for internal use ($28 million).

As of December 31, 1997, Key had completed all of the restructuring actions. As of that date, Key had: (i) consolidated its banking subsidiaries (with the exception of KeyBank USA and KeyBank New Hampshire) into one nationwide banking institution, (ii) consolidated all of the 140 KeyCenters identified for merger into other KeyCenters, and (iii) reduced its employment base by more than the projected target of 10% of the pre-restructuring charge employment base. In 1997, cash payments for severance and for consolidation costs totaled $29 million and $3 million, respectively. Remaining restructuring charge accruals at December 31, 1997, totaled $25 million and were comprised of $17 million for severance and $8 million for consolidation costs.


                              13. EMPLOYEE BENEFITS


PENSION PLANS
The Key Cash Balance Pension Plan (the "Cash Balance Plan") is a noncontributory account balance defined benefit plan covering substantially all employees, in which the participant has an account to which amounts are credited based on qualifying compensation and with interest determined at a specified rate. Key's funding policy is to contribute an amount that meets the minimum funding requirements set forth in the Employee Retirement Income Security Act ("ERISA") of 1974, plus such additional amounts as Key determines to be appropriate. Key also maintains several unfunded, non-qualified, supplemental executive retirement programs that provide additional defined pension benefits for certain officers.

Net pension cost for all funded and unfunded plans included the following components.

YEAR ENDED DECEMBER 31,
in millions                          1997     1996      1995
-------------------------------------------------------------
Service cost of benefits earned      $ 29      $29      $ 28
Interest cost on projected
   benefit obligation                  53       49        50
Actual return on plan assets         (189)     (96)     (110)
Net amortization                      123       39        53
-------------------------------------------------------------
   Net pension cost                  $ 16      $21      $ 21
                                     ====      ===      ====
-------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The funded status of the Cash Balance Plan and the nonqualified, supplemental programs at the September 30 measurement date reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996, is as follows:

                                                                                                             NON-QUALIFIED
                                                                    CASH BALANCE PLAN                    SUPPLEMENTAL PROGRAMS
                                                                 ----------------------                  ---------------------
in millions                                                      1997              1996                  1997             1996
------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                   $620              $613                  $ 89              $79
------------------------------------------------------------------------------------------------------------------------------
Vested benefit obligation                                        $602              $594                  $ 82              $74
------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets(1)                                     $931              $785                    --               --
Projected benefit obligation                                      632               624                  $101              $91
------------------------------------------------------------------------------------------------------------------------------
Excess (shortfall) of fair value of plan assets over
   projected benefit obligation                                   299               161                  (101)             (91)
Unrecognized net actuarial loss (gain)                            (64)               63                    25               19
Unrecognized prior service (benefit) cost                          (4)               (3)                    6                8
Unrecognized net transition (asset) obligation                    (18)              (23)                    2                2
Contribution subsequent to measurement date                        --                10                    --               --
Adjustment to recognize minimum liability                          --                --                   (21)             (19)
Benefits paid subsequent to measurement date                       --                --                     1                2
------------------------------------------------------------------------------------------------------------------------------
   Prepaid (accrued) pension cost                                $213              $208                 $ (88)            $(79)
                                                                 ====              ====                 =====             ====
---------------------------------------------------------------------------------------------------------------------------

1 Consists primarily of listed stock and fixed income securities.

Rates assumed in determining the actuarial present value of benefit obligations and net pension cost for both the funded and unfunded plans were as follows:


                               1997         1996        1995
-------------------------------------------------------------------
Discount rate                     7.25%        7.75%       7.50%
Compensation increase rate        4.20         4.17        4.19
Long-term rate of return          9.50         9.50        9.50
-------------------------------------------------------------------

OTHER POSTRETIREMENT BENEFIT PLANS
Key sponsors a postretirement healthcare plan that covers substantially all employees and life insurance plans covering certain grandfathered employees. The postretirement healthcare plan is contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions and benefit limitations. The life insurance plans are noncontributory. Voluntary Employees' Beneficiary Associations ("VEBA"s) have been established to provide for prefunding the healthcare and life insurance plans, and Key makes contributions to the VEBAs in such amounts as it determines to be appropriate.

Net postretirement benefits cost included the following components.


YEAR ENDED DECEMBER 31,
in millions                         1997      1996      1995
-------------------------------------------------------------
Service cost of benefits earned      $ 3       $ 3       $ 2
Interest cost on accumulated
   postretirement benefit obligation   8         7         8
Amortization of transition
   obligation over 20 years            5         5         5
Net deferral                          --        --        (1)
-------------------------------------------------------------
   Net postretirement benefits cost  $16       $15       $14
                                     ===       ===       ===
-------------------------------------------------------------

The combined funded status of the plans at the September 30 measurement date reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996, is as follows:


in millions                                                   1997         1996
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                  $  70        $  71
   Fully eligible plan participants                              6            5
   Other active plan participants                               32           28
-------------------------------------------------------------------------------
                                                               108          104
Fair value of plan assets                                       10         --
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   in excess of plan assets                                     98          104
Contribution to healthcare plans' VEBA subsequent
   to measurement date                                          (9)         (10)
Healthcare benefits paid subsequent to
   measurement date                                             (2)          (2)
Unrecognized transition obligation                             (70)         (83)
Unrecognized prior service cost                                 (1)        --
Unrecognized net gain                                            5           13
-------------------------------------------------------------------------------
   Accrued postretirement benefits cost
      (included in other liabilities)                        $  21        $  22
                                                              ====         ====
-------------------------------------------------------------------------------

The assumed 1998 weighted average healthcare cost trend rate was 7.25% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rates by one percentage point in each future year would have an immaterial impact on the postretirement benefits cost and obligations due to cost-sharing provisions and benefits limitations in the related postretirement plan. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 7.75% at September 30, 1997 and 1996, respectively. The weighted average expected long-term rate of return on

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


postretirement assets used in determining net postretirement benefit cost was 9.5% for 1997, 1996 and 1995.

EMPLOYEE 401(K) SAVINGS PLAN
Substantially all of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Under provisions of this plan, employees may contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions from Key. At least half of such matching contributions is in the form of Key Common Shares. The plan also permits a discretionary profit sharing component to be distributed by Key. Total expense associated with the plan was $41 million, $40 million and $33 million in 1997, 1996 and 1995, respectively.


                                14. INCOME TAXES


Income taxes included in the consolidated statements of income, other than those related to the 1995 extraordinary item, are presented below. Income taxes have been provided using the liability method, and Key files a consolidated Federal income tax return. The extraordinary item pertains to the net gains resulting from the sales of Schaenen Wood and KMI, previously disclosed in Note 3, Mergers, Acquisitions and Divestitures, beginning on page 63.



Year ended December 31,
in millions                                      1997         1996         1995
-------------------------------------------------------------------------------
Currently payable:
   Federal                                      $ 265        $ 239        $ 212
   State                                           22            9          (12)
-------------------------------------------------------------------------------
                                                  287          248          200
Deferred:
   Federal                                        122           89          137
   State                                           17           23           31
-------------------------------------------------------------------------------
                                                  139          112          168
-------------------------------------------------------------------------------
   Total income tax expense(1,2)                $ 426        $ 360        $ 368
                                                =====        =====        =====
-------------------------------------------------------------------------------

1 Income tax expense (benefit) on securities transactions totaled $.4 million, $.3 million and $(16) million in 1997, 1996 and 1995, respectively.

2 Income tax expense excludes equity- and gross receipts-based taxes which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are included in noninterest expense and totaled $36 million, $35 million and $42 million in 1997, 1996 and 1995, respectively.


The differences between income tax expense and the amount computed by applying the statutory Federal tax rate to income before income taxes and extraordinary item are as follows:


YEAR ENDED DECEMBER 31,
in millions                                          1997       1996       1995
-------------------------------------------------------------------------------
Income before income taxes and
   extraordinary item times 35%
   statutory Federal tax rate                       $ 471      $ 400      $ 405
State income tax, net of Federal
   tax benefit                                         25         21         13
Amortization of non-deductible
   intangibles                                         19         16         13
Tax-exempt interest income                            (27)       (30)       (35)
Corporate owned life insurance income                 (30)       (22)       (12)
Tax credits                                           (26)       (17)        (7)
Other                                                  (6)        (8)        (9)
-------------------------------------------------------------------------------
   Total income tax expense                         $ 426      $ 360      $ 368
                                                    =====      =====      =====
-------------------------------------------------------------------------------

Significant components of Key's deferred tax assets and liabilities are as follows:


DECEMBER 31,
in millions                                                   1997          1996
--------------------------------------------------------------------------------
Provision for loan losses                                   $  327        $  308
Net unrealized securities losses                              --               2
Restructuring charge                                            21            37
Write-down of OREO                                              24            10
Other                                                           74            49
--------------------------------------------------------------------------------
   Total deferred tax assets                                   446           406


Leasing income reported using the operating
   method for tax purposes                                   1,031           840
Net unrealized securities gains                                  3          --
Depreciation                                                    20            31
Other                                                           63            73
--------------------------------------------------------------------------------

   Total deferred tax liabilities                            1,117           944
--------------------------------------------------------------------------------

   Net deferred tax liabilities                             $  671        $  538
                                                            ======        ======
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

RESTRICTIONS ON CASH, DUE FROM BANKS, SUBSIDIARY DIVIDENDS AND LENDING
ACTIVITIES

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $655 million in 1997 were maintained in fulfillment of these requirements.

The principal source of cash flows for the parent company, including cash flows to pay dividends on its Common Shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to the parent company by its banking subsidiaries without regulatory approval.

Under the laws, regulations and other restrictions applicable to the parent company's banking subsidiaries, at December 31, 1997, such subsidiaries could have declared dividends estimated to be $538 million in the aggregate, without obtaining prior regulatory approval. Loans and advances from banking subsidiaries to the parent company are also limited by law and are required to be collateralized.

OBLIGATIONS UNDER NONCANCELABLE LEASES

At December 31, 1997, Key's affiliates were obligated under noncancelable leases for land and buildings and for other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $118 million in 1997, $126 million in 1996 and $117 million in 1995. Minimum future rental payments under noncancelable leases at December 31, 1997, were as follows: 1998 - $144 million; 1999 - $139 million; 2000 - $120 million; 2001 -
$90 million; 2002 - $84 million; and subsequent years - $532 million.


               16. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS


The carrying amount and estimated fair value of Key's financial instruments are as follows:

DECEMBER 31,                                                         1997                                        1996
                                                          -----------------------                     -------------------------
                                                          Carrying           Fair                     Carrying            Fair
in millions                                                 Amount          Value                       Amount           Value
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(1)                          $ 5,579        $ 5,579                      $ 4,140        $ 4,140
Securities available for sale(2)                              7,708          7,708                        7,728          7,728
Investment securities(2)                                      1,230          1,262                        1,601          1,637
Loans, net of allowance(3)                                   52,480         53,322                       48,365         48,890

LIABILITIES
Deposits with no stated maturity(1)                         $25,503        $25,503                      $27,374        $27,374
Time deposits(4)                                             19,570         19,692                       17,943         17,953
Short-term borrowings(1)                                     12,946         12,946                       10,894         10,894
Long-term debt(4)                                             7,446          7,408                        4,213          4,124

CAPITAL SECURITIES(4)                                           750            776                          500            500
--------------------------------------------------------------------------------------------------------------------------------

Valuation Methods and Assumptions
---------------------------------
1    Fair value equals or approximates carrying amount.
2 Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.
3 Fair values of certain loans were estimated using discounted cash flow models. Certain residential real estate loans and education loans held for sale were valued based on quoted market prices of similar loans offered or sold in recent sales or securitization transactions. Lease financing receivables, although excluded from the scope of SFAS No. 107 "Disclosures About Fair Value of Financial Instruments," and mortgage loans held for sale were included in the estimated fair value of loans at their carrying amounts.
4 Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

The estimated fair values of credit card receivables, residential real estate mortgage loans and deposits do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values. The use of differ-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ent assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of Key.

Interest rate swaps, caps and floors were valued based on discounted cash flow models and had an aggregate fair value of $152 million and $50 million at December 31, 1997 and 1996, respectively. Foreign exchange forward contracts, which were valued based on quoted market prices, had a fair value which approximated carrying amount at December 31, 1997 and 1996. Off-balance sheet financial instruments, including their fair values, are discussed in greater detail in the following Note 17, Financial Instruments with Off-Balance Sheet Risk.

              17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


Key, mainly through its lead bank (KeyBank N. A.), is party to various financial instruments with off-balance sheet risk. It uses these financial instruments in the normal course of business to meet the financing needs of its customers and to manage its exposure to market risk. Market risk includes the possibility that Key's net interest income will be adversely affected as a result of changes in interest rates or other economic factors. The primary financial instruments used include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps and floors, futures and foreign exchange forward contracts. All of the interest rate swaps, caps and floors, and foreign exchange forward contracts held are over-the-counter instruments. These financial instruments may be used for lending-related, asset and liability management and trading purposes, as discussed in the remainder of this note. In addition to the market risk inherent in the use of these financial instruments, each contains an element of credit risk. Credit risk is the possibility that Key will incur a loss due to a counterparty's failure to meet its contractual obligations.

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

Key's commitments to extend credit are agreements with customers to provide financing at predetermined terms as long as the customer continues to meet specified criteria. Loan commitments serve to meet the financing needs of customers and generally carry variable rates of interest, have fixed expiration dates or other termination clauses, and may require the payment of fees. Since the commitments may expire without being drawn upon, the total amount of the commitments does not necessarily represent the future cash outlay to be made by Key. The credit-worthiness of each customer is evaluated on a case-by-case basis. The estimated fair values of these commitments and the standby letters of credit discussed below are not material. Key does not have any significant concentrations of credit risk.

Standby letters of credit enhance the credit-worthiness of Key's customers by assuring the customers' financial performance to third parties in connection with specified transactions. Amounts drawn under standby letters of credit generally carry variable rates of interest, and the credit risk involved is essentially the same as that involved in the extension of loan facilities.

The following is a summary of the contractual amount of each class of lending-related off-balance sheet financial instrument outstanding wherein Key's maximum possible accounting loss equals the contractual amount of the instruments.


DECEMBER 31,
in millions                                                   1997          1996
--------------------------------------------------------------------------------
Loan commitments:
   Credit card lines                                       $ 8,205       $ 8,078
   Home equity                                               3,977         3,239
   Commercial real estate and construction                   1,073         1,593
   Commercial and other                                     15,867        10,327
--------------------------------------------------------------------------------
      Total loan commitments                                29,122        23,237

Other commitments:
   Standby letters of credit                                 1,431         1,385
   Commercial letters of credit                                109           202
   Loans sold with recourse                                     27            30
--------------------------------------------------------------------------------
      Total loan and other commitments                     $30,689       $24,854
                                                           =======       =======
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET
AND LIABILITY MANAGEMENT PURPOSES

Key manages its exposure to interest rate risk, in part, by using off-balance sheet financial instruments, commonly referred to as derivatives. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The instruments must be both effective at reducing the risk associated with the exposure being managed, and designated as a risk management transaction at the inception of the derivative contract. In addition, to be considered effective, a high degree of interest rate correlation must exist between the derivative and the specified assets or liabilities being managed at inception and over the life of the derivative contract. Primary among the financial instruments used by Key to manage exposure to interest rate risk are interest rate swaps, caps and floors, otherwise referred to as portfolio swaps, caps and floors.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes the notional amount, fair value, maturity, weighted average rate received and paid, and weighted average strike price for the various types of portfolio swaps, caps and floors used by Key.


                                                                  DECEMBER 31, 1997                           DECEMBER 31, 1996
                                                     -----------------------------------------------------    ------------------
                                                                                    WEIGHTED AVERAGE RATE
                                                     NOTIONAL     FAIR  MATURITY   -----------------------     NOTIONAL     FAIR
DOLLARS IN MILLIONS                                   AMOUNT     VALUE   (YEARS)   RECEIVE   PAY    STRIKE      AMOUNT     VALUE
--------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Receive fixed/pay variable-indexed amortizing(1)  $ 3,449   $  12        1.3    6.83%   5.85%      N/A       $ 5,078   $  (8)
   Receive fixed/pay variable - conventional           3,626     100        6.3    6.68    5.89       N/A         3,505      21
   Pay fixed/receive variable - conventional           2,990      (7)       1.3    5.82    6.12       N/A         3,312      (5)
   Basis swaps                                         1,110      (3)       1.7    5.80    5.86       N/A           400      --
--------------------------------------------------------------------------------------------------------------------------------
      Total                                           11,175     102         --    6.40%   5.93%      --         12,295       8

Interest rate caps, collars and corridors:
   Caps purchased - one to three month LIBOR based(2)  2,845      11        1.6     N/A     N/A      5.83%          673       5
   Collar - one month LIBOR based                        100      --          9     N/A     N/A   5.00 and 5.50     100       1
   Collar - thirty year US Treasury based                250     (15)       1.4     N/A     N/A   6.06 and 8.25      --      --
   1% payout corridor(3)                                 200       1        1.9     N/A     N/A   6.00 to 7.003     200       2
--------------------------------------------------------------------------------------------------------------------------------
      Total                                            3,395      (3)        --      --      --       --            973       8
--------------------------------------------------------------------------------------------------------------------------------
      Total                                          $14,570   $  99         --      --      --       --        $13,268   $  16
                                                     =======   =====                                            =======   =====
--------------------------------------------------------------------------------------------------------------------------------

1    Maturity is based upon expected average lives rather than contractual terms.
2    Includes $1.0 billion of forward starting swaps as of December 31, 1997.
3    Payout is indexed to three-month LIBOR.
N/A = Not Applicable

Interest rate swap contracts involve the exchange of interest payments calculated based on an agreed-upon amount (notional amount) and are generally used to mitigate Key's exposure to interest rate risk on certain loans, deposits, short-term borrowings and long-term debt. Interest rate caps and floors involve the payment of a premium by the buyer to the seller for the right to receive an interest differential equal to the difference between the current interest rate and an agreed-upon interest rate ("strike rate") applied to a notional amount. With respect to interest rate caps and floors, Key generally purchases caps, enters into collars (a combination of simultaneously purchasing a cap and selling a floor), and enters into corridors (a combination of simultaneously purchasing a cap at a specified strike price and selling a cap at a higher strike price); these instruments are used to manage the risk of adverse movements in interest rates on specified long-term debt and short-term borrowings. The notional amount associated with the execution of swaps, caps and floors is significantly greater than the amount at risk.

Credit risk on swaps, caps and floors results from the possibility that the counterparty will not meet the terms of the contract and is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. Key deals exclusively with counterparties with high credit ratings. With regard to its swap contracts, Key enters into bilateral collateral arrangements and generally arranges master netting agreements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. In addition, the credit risk exposure to the counterparty on each interest rate swap is monitored by a credit committee. Based upon credit reviews of the counterparties, limits on the total credit exposure Key may have with each counterparty and the amount of collateral required, if any, are determined. Although Key is exposed to credit-related losses in the event of nonperformance by the counterparties, based on management's assessment as of December 31, 1997, all counterparties were expected to meet their obligations. At December 31, 1997, Key had 45 different counterparties to portfolio swaps and swaps entered into to offset the risk of customer swaps. Key had aggregate credit exposure of $102 million to 23 of these counterparties, with the largest credit exposure to an individual counterparty amounting to $20 million. As of the same date, Key's aggregate credit exposure on its interest rate caps and floors totaled $13 million. Portfolio swaps (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps) and portfolio caps and floors increased net interest income by $64 million in 1997 and $66 million in 1996.

Conventional interest rate swap contracts involve the receipt of amounts based on a fixed or variable rate in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of an index at each review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. At December 31, 1997, Key was party to $1.1 billion and $2.1 billion of indexed amortizing swaps that used a LIBOR index and a Constant Maturity Treasuries ("CMT") index, respectively, for the review date measurement. Under basis

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


swap contracts, interest payments based on different floating indices are exchanged.

Based on the weighted average rates in effect at December 31, 1997, the spread on portfolio swaps, excluding the amortization of net deferred gains on terminated swaps, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 47 basis points). The aggregate fair value of $102 million at the same date was derived through the use of discounted cash flow models, which contemplate interest rates using the applicable forward yield curve, and represents an estimate of the unrealized gain that would be recognized if the portfolio were to be liquidated at that date.

Interest from portfolio swaps is recognized on an accrual basis over the lives of the respective contracts as an adjustment of the interest income or expense of the asset or liability whose risk is being managed. Gains and losses realized upon the termination of interest rate swaps prior to maturity are deferred as an adjustment to the carrying amount of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or the underlying asset or liability. During 1997, swaps with a notional amount of $220 million were terminated, resulting in no deferred gain or loss. During 1996, swaps with a notional amount of $800 million were terminated, resulting in a deferred gain of $.3 million. At December 31, 1997, Key had a net deferred swap gain of $14 million with a weighted average life of 5.4 years related to the management of debt and a net deferred loss of $.3 million with a weighted average life of .8 years related to the management of loans.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

Key also uses interest rate swaps, caps and floors, and futures contracts for dealer activities (which are generally limited to the banks' commercial loan customers) and enters into other positions with third parties that are intended to mitigate the interest rate risk of the customer positions. Interest rate swap contracts entered into with customers are typically limited to conventional swaps, as previously described. The customer swaps, caps and floors, and futures, as well as the third-party positions, are recorded at their estimated fair values, and adjustments to fair value are included in investment banking income on the income statement.

Key also enters into foreign exchange forward contracts to accommodate the business needs of its customers and for proprietary trading purposes. These contracts provide for the delayed delivery or purchase of foreign currency. The foreign exchange risk associated with such contracts is mitigated by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all such foreign exchange forward contracts are included in investment banking income on the income statement.

Key also enters into treasury options and treasury futures options for proprietary trading purposes. Adjustments to the fair value of all such options are included in investment banking income on the income statement.

At December 31, 1997, credit exposure from financial instruments held or issued for trading purposes was limited to the aggregate fair value of each contract with a positive fair value, or $160 million. The risk of counterparties defaulting on their obligations is monitored on an ongoing basis. The affiliate banks contract with counterparties of good credit standing and enter into master netting agreements when possible in an effort to manage credit risk.

Trading income recognized on interest rate and foreign exchange forward contracts totaled $32 million and $16 million, respectively, for 1997 and $20 million and $14 million, respectively, for 1996.

A summary of the notional amount and the respective fair value of derivative financial instruments held or issued for trading purposes at December 31, 1997, and on average for the year then ended, is presented below. The positive fair values represent assets to Key and are recorded in other assets, while the negative fair values represent liabilities and are recorded in other liabilities on the balance sheet. The $10.5 billion notional amount of customer swaps presented in the table includes $4.7 billion of interest rate swaps that receive a fixed rate and pay a variable rate, $2.8 billion of interest rate swaps that pay a fixed rate and receive a variable rate and $3.0 billion of basis swaps. As of December 31, 1997, these swaps had an expected average life of 6.0 years, carried a weighted average rate received of 6.51% and had a weighted average rate paid of 6.40%.


                                               DECEMBER 31, 1997        YEAR ENDED DECEMBER 31, 1997
                                            --------------------       ------------------------------
                                            NOTIONAL        FAIR               AVERAGE        AVERAGE
in millions                                   AMOUNT       VALUE       NOTIONAL AMOUNT     FAIR VALUE
-----------------------------------------------------------------------------------------------------
Interest rate contracts:
   Swap assets                                $7,144       $ 122                $5,354           $ 66
   Swap liabilities                            3,312         (69)                2,184            (32)
   Caps and floors purchased                     824           1                   839              2
   Caps and floors sold                        1,008          (1)                  989             (2)
   Futures purchased                             785         --                    593            --
   Futures sold                                7,420          (6)                5,840             (4)

Foreign exchange forward contracts:
   Assets                                        846          24                   603             21
   Liabilities                                   821         (25)                  569            (20)

Treasury based option contracts:
   Options purchased                           2,230          13                   374              2
   Options sold                                2,074          (2)                  341            --
-----------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


            18. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY


CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                                      1997                   1996
---------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with KeyBank N.A.                     $ 279                  $ 735
Loans and advances to subsidiaries:
   Banks and bank holding companies                                98                    190
   Nonbank subsidiaries                                           418                    316
---------------------------------------------------------------------------------------------
                                                                  516                    506
Investment in subsidiaries:
   Banks and bank holding companies                             6,194                  5,247
   Nonbank subsidiaries                                           396                    401
---------------------------------------------------------------------------------------------
                                                                6,590                  5,648
Other assets                                                      376                    450
---------------------------------------------------------------------------------------------
   Total assets                                                $7,761                 $7,339
                                                               ======                 ======

LIABILITIES
Accrued interest and other liabilities                          $ 226                  $ 262
Long-term debt:
   Subsidiary trusts                                              773                    515
   Unaffiliated companies                                       1,581                  1,681
---------------------------------------------------------------------------------------------
                                                                2,354                  2,196
---------------------------------------------------------------------------------------------
   Total liabilities                                            2,580                  2,458

SHAREHOLDERS' EQUITY(1)                                         5,181                  4,881
---------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                  $7,761                 $7,339
                                                               ======                 ======
---------------------------------------------------------------------------------------------

(1) See page 58 for the parent company's Statement of Changes in Shareholders' Equity.



CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions                                                1997      1996       1995
------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
   Banks and bank holding companies                     $   180   $ 1,012    $ 1,061
   Nonbank subsidiaries                                      28        15         55
Management fees and interest income from subsidiaries        51        50         45
Other income                                                 62        16         13
------------------------------------------------------------------------------------
                                                            321     1,093      1,174
EXPENSES
Interest on long-term debt with subsidiary trusts            50         3       --
Interest on other borrowed funds                            100       122        125
Restructuring charge                                       --         100       --
Personnel and other expenses                                 68        63         49
------------------------------------------------------------------------------------
                                                            218       288        174
Income before income tax benefit and equity in
   net income less dividends from subsidiaries              103       805      1,000
Income tax benefit                                           43        84         39
------------------------------------------------------------------------------------
                                                            146       889      1,039
Equity in net income less dividends from subsidiaries       773      (106)      (214)
------------------------------------------------------------------------------------
NET INCOME                                              $   919   $   783    $   825
                                                        =======   =======    =======

------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



CONDENSED STATEMENTS OF CASH FLOW
Year ended December 31,
in millions                                                                            1997       1996       1995
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                          $   919    $   783    $   825
Adjustments to reconcile net income to net cash provided by operating activities:
   Amortization of intangibles                                                            6          9          8
   Gain on sale of subsidiary                                                           (53)        (8)      --
   Deferred income taxes                                                                 (2)       (31)         4
   Equity in net income less dividends from subsidiaries                               (773)       106        214
   Net (increase) decrease in other assets                                              (19)         2         89
   Net increase (decrease) in other liabilities                                          25         (5)      (172)
   Net decrease in accrued merger and integration charge                               --         --          (50)
   Net increase (decrease) in accrued restructuring charge                              (75)       100       --
   Other financing activities, net                                                       14         72       (144)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                42    $ 1,028        774
INVESTING ACTIVITIES
Purchases of investment securities                                                     --         --           (5)
Proceeds from prepayments and maturities of investment securities                        18          8         24
Purchases of securities available for sale                                               (2)        (4)      (100)
Proceeds from prepayments and maturities of securities available for sale                 2          4        209
Net (increase) decrease in interest-bearing deposits                                    479       (405)       199
Net (increase) decrease in loans and advances to subsidiaries                           (98)      (138)        92
Proceeds from sale of subsidiary                                                        135        164       --
Net cash used in acquisitions, net of cash acquired                                    --         --         (296)
(Increase) decrease in investments in subsidiaries                                      125        (80)        56
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                     659       (451)       179
FINANCING ACTIVITIES
Net decrease in short-term borrowings                                                  --         --         (176)
Net proceeds from issuance of long-term debt                                            258      1,062        413
Payments on long-term debt                                                              (99)      (605)      (161)
Loan payment received from ESOP trustee                                                   7          2         13
Redemption of 10% Cumulative Preferred Stock                                           --         (160)      --
Purchases of treasury shares                                                           (563)      (617)      (724)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                               65         98         36
Cash dividends                                                                         (369)      (357)      (354)
-----------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                  (701)      (577)      (953)
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                     --         --         --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                           --         --         --
-----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                 --         --         --
-----------------------------------------------------------------------------------------------------------------

For the years ended December 31, 1997, 1996 and 1995, the parent company paid interest of $147 million, $119 million and $135 million, respectively, on borrowed funds.

                              CORPORATE INFORMATION


                           KEYCORP BOARD OF DIRECTORS



ROBERT W. GILLESPIE
Chairman and Chief Executive Officer, KeyCorp

CECIL D. ANDRUS
Chairman, Andrus Center for Public Policy--
Boise State University

WILLIAM G. BARES
Chairman, President and Chief Executive Officer,
The Lubrizol Corporation

ALBERT C. BERSTICKER
Chairman and Chief Executive Officer,
Ferro Corporation

DR. CAROL A. CARTWRIGHT
President, Kent State University

THOMAS A. COMMES
President and Chief Operating Officer,
The Sherwin-Williams Company

KENNETH M. CURTIS
Senior Member,
Curtis, Thaxter, Stevens, Broder & Micoleau LLC

JOHN C. DIMMER
President, Firs Management Corporation

STEPHEN R. HARDIS
Chairman and Chief Executive Officer,
Eaton Corporation

HENRY S. HEMINGWAY
President, Town & Country Life Insurance Company

CHARLES R. HOGAN
Co-owner and Chief Executive Officer,
C.R.H. Investments, Inc.

DOUGLAS J. MCGREGOR
Chairman and Chief Executive Officer,
M.A. Hanna Company

HENRY L. MEYER III
President and Chief Operating Officer, KeyCorp

STEVEN A. MINTER
Executive Director and President,
The Cleveland Foundation

M. THOMAS MOORE
Retired Chairman and Chief Executive Officer,
Cleveland-Cliffs Inc

RICHARD W. POGUE
Senior Advisor, Dix & Eaton

RONALD B. STAFFORD
Partner,
Stafford, Trombley, Purcell, Owens & Curtin, P.C.;
Member, New York State Senate

DENNIS W. SULLIVAN
Executive Vice President,
Parker-Hannifin Corporation

PETER G. TEN EYCK, II
President, Indian Ladder Farms

NANCY B. VEEDER
President, Veeder Realty, Inc.;
Partner, Veedergate Realty, L.P.


                          KEYCORP MANAGEMENT COMMITTEE


ROBERT W. GILLESPIE
Chairman and Chief Executive Officer

HENRY L. MEYER III
President and Chief Operating Officer

GARY R. ALLEN
Senior Executive Vice President
and Chief Banking Officer

JAMES S. BINGAY
Executive Vice President, Key Corporate Capital

ALLEN J. GULA, JR.
Executive Vice President
Information and Technology

JAMES A. FISHELL
Executive Vice President, Key Consumer Finance

ROBERT B. HEISLER, JR.
Executive Vice President, Key Capital Partners

THOMAS E. HELFRICH
Executive Vice President
Corporate Human Resources

K. BRENT SOMERS
Senior Executive Vice President
and Chief Financial Officer

THOMAS C. STEVENS
Senior Executive Vice President,
General Counsel and Secretary

                              CORPORATE INFORMATION


                               KEY COMMUNITY BANK



KEYBANK NATIONAL ASSOCIATION
127 Public Square, Cleveland, OH 44114
(800) 523-7247

GARY R. ALLEN
Chairman and Chief Executive Officer

PATRICK V. AULETTA
President
Community Corporate Banking

ROBERT G. JONES
President
Retail Banking

CARL C. HEINTEL, JR.
Vice Chairman
Credit Administration

DANIEL E. KLIMAS
Vice Chairman
Key PrivateBank

SANDY M. MALTBY
Vice Chairman
Consumer Segments

PATRICK J. SWANICK
Vice Chairman
Distribution Management

WILLIAM BARNES
Executive Vice President
Large Corporate Banking

MICHAEL P. BARNUM
Executive Vice President
Retail Banking

JOHN T. BLAKE
Executive Vice President
Commercial Banking

ROBERT M. CURLEY
Executive Vice President
Retail Banking

LEONARD J. HESS
Executive Vice President
Community Corporate Banking

ANTHONY HEYWORTH
Executive Vice President
Community Corporate Banking

KAREN R. KLEINHENZ
Executive Vice President
Public Sector

GARY R. MARTZOLF
Executive Vice President
Key PrivateBank

SCOTT M. PETERS
Executive Vice President
Retail Banking

KERSHAP PUNDOLE
Executive Vice President
Credit Administration

FRANZ PUSSEL JR.
Executive Vice President
Credit Administration

DAVID J. SCHUTTER
Executive Vice President
Credit Administration

KENTON A. THOMPSON
Executive Vice President
Key PrivateBank

AKRON DISTRICT
LINDA L. GENTILE, PRESIDENT
157 South Main Street, Akron, OH 44308
(330) 379-1409

ALASKA DISTRICT
MICHAEL J. BURNS, PRESIDENT
101 West Benson Blvd. Suite 414
Anchorage, AK 99510
(907) 562-6100

ALBANY DISTRICT
ROBERT E. SMYTH, PRESIDENT
66 South Pearl Street, 10th floor,
Albany, NY 12207
(518) 486-8873

BOISE DISTRICT
MICHAEL M. MOONEY, PRESIDENT
702 West Idaho, 12th floor, Boise, ID 83701
(208) 334-7031

BUFFALO DISTRICT
MARSHA S. HENDERSON, PRESIDENT
50 Fountain Plaza, 17th floor, Buffalo, NY 14202
(716) 847-2229

CANTON DISTRICT
MICHAEL P. GILL, PRESIDENT
202 Second Street, NE, Canton, OH 44702
(330) 489-5344

CINCINNATI DISTRICT
MARTIN D. PIAZZA, PRESIDENT
525 Vine Street, 6th floor, Cincinnati, OH 45202
(513) 762-8203

CLEVELAND DISTRICT
RUBEN L. HOLLOWAY, PRESIDENT
800 Superior Avenue, Cleveland, OH 44114
(216) 828-9661

COLUMBUS DISTRICT
TODD F. CLOSSIN, PRESIDENT
88 East Broad Street, Columbus, OH 43215
(614) 460-3493

DAYTON DISTRICT
MERVYN L. ALPHONSO, PRESIDENT
34 North Main Street, Dayton, OH 45402
(937) 586-8667

DENVER DISTRICT
JAMES R. PEOPLES, PRESIDENT
3300 East First Avenue, Denver, CO 80206
(303) 329-7465

HUDSON VALLEY DISTRICT
RICHARD M. KULBIEDA, PRESIDENT
One Washington Center, 5th floor
Newburgh, NY 12550
(914) 563-5190

INDIANAPOLIS DISTRICT
ANTHONY HEYWORTH, PRESIDENT
Ten West Market Street, Indianapolis, IN 46204
(317) 464-8090

LONG ISLAND DISTRICT
MICHAEL R. ORSINO, PRESIDENT
1377 Motor Parkway, Islandia, NY 11788
(516) 233-4046

MAINE DISTRICT
MICHAEL W. MCNAMARA, PRESIDENT
One Canal Plaza, Portland, ME 04101
(207) 874-7275

MICHIGAN DISTRICT
WILLIAM S. HANN, PRESIDENT
100 South Main Street, Ann Arbor, MI 48104
(331) 994-0919

NEW HAMPSHIRE DISTRICT
KENT D. WINTERS, PRESIDENT
One Bedford Farms, Kilton Road
Bedford, NH 03110
(603) 656-1101

NORTH PUGET SOUND DISTRICT
PEGGY A. ZORO, PRESIDENT
101 East Holly, Bellingham, WA 98225
(360) 676-6355

OREGON DISTRICT
JAMES J. ATKINSON, PRESIDENT
1211 S.W. Fifth Avenue, Suite 300
Portland, OR 97204
(503) 790-7506

ROCHESTER DISTRICT
DENNIS S. BUCHAN, PRESIDENT
39 State Street, Rochester, NY 14614
(716) 263-3357

SALT LAKE CITY DISTRICT
CAROL L. DAVENPORT, PRESIDENT
50 South Main Street, Salt Lake City, UT 84130
(801) 535-1105

SEATTLE DISTRICT
JAMES A. WASHAM, PRESIDENT
1325 Fourth Avenue, 12th floor
Seattle, WA 98101
(206) 689-5999

SOUTH BEND DISTRICT
MICHAEL J. HAMMES, PRESIDENT
202 South Michigan Street
South Bend, IN 46601
(219) 237-5344

SYRACUSE DISTRICT
HUGH C. LORDON, PRESIDENT
201 South Warren Street, 3rd floor
Syracuse, NY 13202
(315) 470-5140

TACOMA DISTRICT
RALPH K. HOLLIDAY, PRESIDENT
1119 Pacific Avenue, 3rd floor, Tacoma, WA 98402
(206) 305-7516

TOLEDO DISTRICT
JAMES A. HOFFMAN, PRESIDENT
Three Seagate Tower, Toledo, OH 43604
(419) 259-8587

VERMONT DISTRICT
CHARLES P. SMITH, PRESIDENT
149 Bank Street, P.O. Box 949
Burlington, VT 05402
(802) 660-4213

Key Community
DEVELOPMENT CORPORATION
127 Public Square, Cleveland, OH 44114
(216) 689-8270

JEROME G. MCCLAIN
President

                              CORPORATE INFORMATION


                              KEY CORPORATE CAPITAL


CORPORATE CAPITAL GROUP
127 Public Square, Cleveland, OH 44114
(216) 689-3690

JAMES S. BINGAY
Group Executive Vice President

KEY CORPORATE CAPITAL, INC.
127 Public Square, Cleveland, OH 44114
(216) 689-3000

LINDA A. GRANDSTAFF
President

AMY K. CARLSON
Vice President, Loan Syndication and Sales

PAUL J. FISSEL
Senior Vice President, Structured Finance

R. ROB HILTON
Senior Vice President,
Global Treasury Management Services

KATHLEEN M. MAYER
Senior Vice President.
Media & Telecommunications Finance

JOSEPH T. RESOR III
Senior Vice President, Healthcare Finance

DONALD C. STONE
Senior Vice President, Institutional Asset Services

KEY GLOBAL FINANCE
30 Federal Street, Boston, MA 02110
(617) 654-2715

CARL R. VERCOLLONE, CFA
President and Senior Managing Director

KEY REAL ESTATE FINANCE
127 Public Square, Cleveland, OH 44114
(216) 689-3574

GEORGE E. EMMONS, JR.
Executive Vice President

KEY EQUIPMENT FINANCE GROUP
1401 Pearl Street, Suite 200, Boulder, CO 80302
(303) 443-8064

PAUL A. LARKINS
President and Chief Executive Officer

KEYCORP LEASING
54 State Street, P.O. Box 1865
Albany, NY 12201-0655
(800) 888-1025

PAUL A. LARKINS
President and Chief Executive Officer

LEASETEC CORPORATION
1401 Pearl St., Suite 200, Boulder, CO 80302
(303) 443-8064

DAVID M. BYRNE
President and Chief Operating Officer


                              KEY CAPITAL PARTNERS

KEY CAPITAL PARTNERS
127 Public Square, Cleveland, OH 44114
(216) 689-3233

ROBERT B. HEISLER, JR.
Group Executive Vice President

KEY ASSET MANAGEMENT, INC.
127 Public Square, Cleveland, OH 44114
(216) 689-4535

WILLIAM G. SPEARS
Chairman and Chief Executive Officer

RICHARD J. BUONCORE
President and Chief Operating Officer

ANTHONY AVENI
Chief Investment Officer,
Society Asset Management

CHARLES G. CRANE
Chief Market Strategist, Key Asset Management

KATHLEEN A. DENNIS
Senior Managing Director,
Investment Products Group

VINCENT FARRELL, JR.
Chief Investment Officer
Spears, Benzak, Salomon & Farrell

GARY R. MARTZOLF
Senior Managing Director, Key Asset Advisors

RICHARD E. SALOMON
Chief Investment Officer, Wealth Management
Spears, Benzak, Salomon & Farrell

KEYCORP INSURANCE MANAGEMENT GROUP
127 Public Square, Cleveland, OH 44114
(216) 689-8107

ROGER E. DUNKER
President and Chief Executive Officer

KEY INVESTMENTS INC.
127 Public Square, Cleveland, OH 44114
(216) 689-3000

JACK L. KOPNISKY
President and Chief Executive Officer

INVESTMENT BANKING AND
CAPITAL MARKETS GROUP
127 Public Square, Cleveland, OH 44114
(216) 689-3582

JOHN E. KOHL
Group Executive Vice President

GERALD A. FALLON
Executive Vice President and
Director of Capital Markets

KEY CAPITAL MARKETS, INC.
127 Public Square, Cleveland, OH 44114
(216) 689-4889

V. SHIV KRISHNAN
President

CARLETON, MCCREARY,
HOLMES & CO.
600 Superior Avenue, 10th floor
Cleveland, OH 44114
(216) 781-9035

PAUL H. CARLETON
Executive Managing Director

ROBERT G. MCCREARY
Executive Managing Director

DOUGLAS Q. HOLMES
Executive Managing Director

KEY EQUITY CAPITAL CORPORATION
127 Public Square, Cleveland, OH 44114
(216) 689-5776

DAVID P. GIVEN
President and Chief Executive Officer

                              CORPORATE INFORMATION


                              KEY CONSUMER FINANCE


KEY CONSUMER FINANCE
127 Public Square, Cleveland, OH 44114
(216) 689-5264

JAMES A. FISHELL
Group Executive Vice President

KEYBANK USA
800 Superior Avenue, Cleveland, OH 44114
(800) USA-5553

RANDALL M. BEHM
Senior Vice President, Key Education Resources
(216) 828-9342

LOUIS R. FEAGLES
Chief Executive Officer, Key AutoFinance
(216) 828-9224

KENNETH R. LANDON
Senior Vice President, Key Marine/RV Finance
(216) 828-9113

KEYCORP FINANCE INC.
1259 S. Cedar Crest Blvd.
Allentown, PA 18103-6206
(610) 782-0880

JAMES H. DOWNING
President and Chief Executive Officer

CHAMPION MORTGAGE CO., INC.
20 Waterview Blvd., Parsippany, NJ 07054-9671
(800) 242-6746

JOSEPH P. GORYEB
Chairman and Chief Executive Officer


                      INFORMATION TECHNOLOGY AND OPERATIONS



KEY SERVICES CORPORATION
22 Corporate Woods, Albany, NY 12211

2025 Ontario Street. Cleveland, OH 44114
(216) 689-8919

ALLEN J. GULA, JR.
Chairman and Chief Executive Officer

MICHAEL L. EVANS
President and Chief Operating Officer

KAREN S. BLUE
Chief Administrative Officer

JO ANN BOYLAN
Senior Vice President, Warehouse Systems

GARY S. DIDIER
Executive Vice President, Continuous Improvement

JOHN R. MEYER
Executive Vice President,
Enterprise Management Services

ANN M. PROCK
Executive Vice President,
Core Accounting and MIS Systems

ROBERT RICKERT
Executive Vice President,
Enterprise & Network Technologies

MICHELE TROLLI
Executive Vice President,
Channel Delivery Systems


                           OTHER KEY SENIOR EXECUTIVES


KEVIN M. BLAKELY
Risk Management

PETER E. BRERETON
Government Relations

SUSAN P. BROCKETT
Human Resources,
Key Corporate Capital, Key Capital Partners

CRAIG C. BROOKS
Performance Analysis & Planning

MICHAEL A. BUTLER
Loan Portfolio Management

DAVID R. CAMPBELL
Corporate Strategy

DIANE F. COBLE
Human Resources,
Employee Relations, Staffing and Diversity

LISA S. CODISPOTI
Human Resources, Training & Development

PETER H. FASS, M.D.
Human Resources,
Health, Welfare and Employee Services

W. JOHN FULLER
Corporate Communications

W. LAWRENCE GILMER
Human Resources,
Compensation & Executive Benefits

PAMELA D. GORMLEY
Finance,
Key Corporate Capital, Key Capital Partners

KAREN R. HAEFLING
Marketing, Key Community Bank

HENRY HEINEMANN
Finance, Key Services Corporation

JOHN S. HELLING
Corporate Real Estate

LEE IRVING
Chief Accounting Officer, Investor Relations

REGINALD W. JONES
Marketing,
Finance, Planning & Administration

DAVID K. KONEFAL
Marketing, Key Capital Partners

JON E. LIENERT
Corporate Sourcing

JAMES J. MALERBA
Corporate Accounting

JOHN H. MANCUSO
Deputy General Counsel and Secretary

KENNETH T. MAYLAND, Ph.D.
Chief Economist

BRUCE D. MURPHY
Human Resources, Key Community Bank

RONALD J. NICOLAS
Finance, Key Consumer Finance

VERNON L. PATTERSON
Investor Relations

PETER K. POTCHEN
General Auditor

ROBERT A. RESCHKE
Finance,
Financial Operations

KEVIN P. RILEY
Finance, Key Community Bank

LEIF A. ROLL
Marketing, Product Management

JOHN E. THOMAS
Marketing, Key Corporate Capital

TODD L. THOMPSON
Corporate Marketing

ANDREW R. TYSON
Corporate Development

WENDY J. WORTHINGTON
Human Resources, Key Consumer Finance



                                       82