Form 10-K405, Exhibit 13
period 1998-12-31
KEYCORP /NEW/
filed 1999-03-29
CIK 91576

                                                                      Exhibit 13

                                                                FINANCIAL REVIEW


Financial Highlights                                                          34

Management's Discussion and Analysis of

Financial Condition and Results of Operations


   Introduction                                                               35

   Performance Overview                                                       37

   Cash Basis Financial Data                                                  37

   Line of Business Results                                                   38

   Results of Operations

      Net Interest Income                                                     39

      Market Risk Management                                                  43

      Noninterest Income                                                      45

      Noninterest Expense                                                     47

      Income Taxes                                                            49


   Financial Condition

      Loans                                                                   50

      Securities                                                              52

      Asset Quality                                                           53

      Deposits and Other Sources of Funds                                     55

      Liquidity                                                               56

      Capital and Dividends                                                   56


   Fourth Quarter Results                                                     57


Report of Management                                                          59


Report of Ernst & Young LLP,

   Independent Auditors                                                       60


Consolidated Financial Statements                                             61


Corporate Information                                                         85

[Key Graphic] KEYCORP AND SUBSIDIARIES

FINANCIAL
HIGHLIGHTS

dollars in millions, except per share amounts               1998            1997
PER COMMON SHARE
Net income                                               $   2.25      $      2.09
Net income assuming dilution                                 2.23             2.07
Cash dividends                                                .94              .84
Book value at year end                                      13.63            11.83
Market price at year end                                    32.00            35.41
Weighted average Common Shares (000)                      441,895          439,042
Weighted average Common Shares and
   potential Common Shares (000)                          447,437          444,544

AT DECEMBER 31,
Loans                                                   $  62,012      $    53,380
Earning assets                                             70,240           64,246
Total assets                                               80,020           73,699
Deposits                                                   42,583           45,073
Total shareholders' equity                                  6,167            5,181
Common Shares outstanding (000)                           452,452          438,064

PERFORMANCE RATIOS
Return on average total assets                               1.32%            1.33%
Return on average total equity                              17.97            18.89
Efficiency                                                  57.61            57.50


[BAR CHART] RETURN ON AVERAGE TOTAL EQUITY          [BAR CHART] EFFICIENCY RATIO
                   [BAR CHART] RETURN ON AVERAGE TOTAL ASSETS


34                                       [Key Graphic] KEYCORP AND SUBSIDIARIES



Return on Average Total Equity           Efficiency Ratio             Return on Average Total Assets
------------------------------           ----------------             ------------------------------
1994           18.56%                    1994      59.39%             1994               1.36%

1995           17.10                     1995      63.03              1995               1.24

1996           15.64                     1996      60.84              1996               1.21

1996(1)        17.07                     1997      57.50              1996(1)            1.31

1997           18.89                     1998      57.61              1997               1.33

1998           17.97                                                  1998               1.32

(1) Excluding restructuring charge

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


INTRODUCTION

This section of the report, including the highlights summarized below, provides a discussion and analysis of the financial condition and results of operations of KeyCorp (the "parent company") and its subsidiaries (collectively referred to as "Key") for the periods presented. It should be read in conjunction with the consolidated financial statements and notes thereto, presented on pages 61 through 84.

This report contains forward-looking statements which are subject to numerous assumptions, risks and uncertainties. Statements pertaining to future periods are subject to uncertainty because of the possibility of changes in underlying factors and assumptions. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans; failure of the capital markets to function consistent with customary levels; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; consummation of significant business combinations or divestitures; unforeseen business risks related to Year 2000 computer systems issues; and significant changes in accounting, tax, or regulatory practices or requirements.

Key's earnings for 1998 reached a record high level for the second consecutive year. Contributing to this result were strong growth in fee revenue businesses, continued strong loan growth and stable asset quality. Noninterest income achieved the highest level in Key's history and accounted for 36% of total revenue (net interest income plus noninterest income), up from 29% in 1997, after excluding bank and branch divestiture gains from both years. This growth was bolstered by Key's October 1998 acquisition of McDonald and Company Investments, Inc. ("McDonald"), a full-service investment banking and securities brokerage company. Average outstanding commercial loans rose by 19% in 1998 reflecting seven consecutive quarters in which this portfolio has experienced annualized growth exceeding 10%. This growth can be attributed in part to Key's efforts, announced in 1996 as part of a program of initiatives referred to as First Choice 2000, to make commercial loan origination efforts more productive. Key's asset quality strength is due in part to its minimal emerging markets exposure which is confined predominantly to trade finance transactions. That fact, the absence of hedge fund exposure and a lower nonperforming assets ratio have contributed to the stability of Key's provision for loan losses and net charge-off levels.

During 1998, Key continued to evolve as a bank-based financial services company by broadening the scope of products and services it offers and by continuing to reallocate its resources to businesses with higher earnings potential. During the first half of the year, these resources were made available in part through the sales of 46 full-service banking offices ("KeyCenters"), resulting in gains of $39 million. These sales marked the completion of the planned divestiture of KeyCenters announced in November 1996 in conjunction with Key's efforts to streamline operations and to manage operating expenses more effectively. In total, 150 KeyCenters were sold in this divestiture program. The decrease in core deposits associated with these divestitures has resulted in increased reliance on purchased funds to support Key's earning asset growth, a trade-off viewed by management as appropriate to obtain greater flexibility in seeking earnings growth opportunities.

The principal strategic actions taken by Key during 1998 are as follows:

- During the first quarter, Key entered into a joint venture with NOVA Information Systems, Inc. ("NOVA"), an Atlanta-based company which provides transaction processing and electronic payment services to merchant clients nationwide. This joint venture, in which Key retained a 49% interest in its proprietary merchant credit card processing business, enables Key to participate in the same business, but with enhanced growth prospects due to NOVA's greater presence and ability to focus on the business as a niche specialty. Key also capitalized on its 1997 acquisition of an 80% interest in Leasetec Corporation ("Leasetec") by entering into an agreement to form a joint venture with Compaq Capital Corporation ("Compaq") to provide customized equipment leasing and financing programs to Compaq's customers in the United Kingdom, Europe and Asia. This arrangement was just one of the factors behind the success of Leasetec in originating leases in its first full year as a Key subsidiary. In 1998, Leasetec outperformed its originations goal by recording $1.4 billion of leases. This was the primary reason for the 26% growth in Key's total commercial lease financing portfolio in 1998.

- In the second quarter, Key acquired an $805 million marine/recreational vehicle installment loan portfolio originated through another bank's dealer distribution network. Key's marine/recreational vehicle portfolio aggregated $3.3 billion at December 31, 1998, and is one of the largest such portfolios held by any bank holding company in the United States. Key also completed its plans to consolidate its bank subsidiaries by merging KeyBank National Association (New Hampshire) into its lead bank, KeyBank National Association ("KeyBank N.A.").

- During the third quarter, Key increased its investment in Leasetec by purchasing the remaining 20% interest. This action was contemplated in the original purchase of an 80% interest completed in July 1997 and strengthens Key's presence as a provider of worldwide lease financing of information technology and telecommunications equipment.

- In the fourth quarter, Key completed its acquisition of McDonald. Leveraged by Key's capabilities in technology, marketing and sales, the McDonald transaction is expected to strengthen Key's product lines which provide capital markets, investment banking and asset management expertise to business and private clients.

Throughout the year, Key also continued its efforts to reconfigure its delivery systems. In addition to the branch divestitures, Key expanded its automated teller machine ("ATM") network through the installation of 668 ATMs in ARCO convenience stores in California, Nevada, Arizona, Washington and Oregon under the terms of an agreement reached with ARCO Products Company in late 1997.

During 1998, Key repurchased 7,999,400 of its Common Shares. These shares were repurchased under special authorization of Key's Board of Directors that provides for the repurchase of up to 60% of the 19,337,159 shares issued in the October 1998 acquisition of McDonald. Under a separate repurchase program authorized by the Board in January 1998, Key may repurchase up to an additional 10,000,000 shares in the open market or through negotiated transactions, with no expiration date for the authority. No shares were repurchased under this program during 1998.

The preceding items are reviewed in greater detail in the remainder of this discussion and in the notes to the consolidated financial statements.

[Key Graphic] KEYCORP AND SUBSIDIARIES                                        35

                        FIGURE 1 SELECTED FINANCIAL DATA

                                                                                                                     COMPOUND
                                                                                                                    ANNUAL RATE
                                                                                                                    OF CHANGE
dollars in millions, except per share amounts     1998        1997        1996        1995        1994       1993   (1993-1998)
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                                $  5,525    $  5,262    $  4,951    $  5,121    $  4,490    $  4,214     5.6%
Interest expense                                  2,776       2,468       2,234       2,485       1,797       1,535    12.6
Net interest income                               2,749       2,794       2,717       2,636       2,693       2,679      .5
Provision for loan losses                           297         320         197         100         125         212     7.0
Noninterest income                                1,575       1,306       1,087         933         883       1,002     9.5
Noninterest expense                               2,548       2,435       2,464       2,312       2,168       2,385     1.3
Income before income taxes
   and extraordinary item                         1,479       1,345       1,143       1,157       1,283       1,084     6.4
Income before extraordinary item                    996         919         783         789         853         710     7.0
Net income                                          996         919         783         825         853         710     7.0
Net income applicable to Common Shares              996         919         775         809         837         692     7.6
-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item               $   2.25    $   2.09    $   1.69    $   1.65    $   1.72    $   1.44     9.3%
Income before extraordinary item
  -- assuming dilution                             2.23        2.07        1.67        1.63        1.70        1.43     9.3
Net income                                         2.25        2.09        1.69        1.73        1.72        1.44     9.3
Net income-- assuming dilution                     2.23        2.07        1.67        1.71        1.70        1.43     9.3
Cash dividends                                      .94         .84         .76         .72         .64         .56    10.9
Book value at year end                            13.63       11.83       10.92       10.68        9.44        8.76     9.2
Market price at year end                          32.00       35.41       25.25       18.13       12.50       14.88    16.6
Dividend payout ratio                             41.78%      40.19%      45.10%      41.74%      37.10%      38.75%    1.5
Weighted average Common Shares (000)            441,895     439,042     459,810     469,574     486,134     479,550    (1.6)
Weighted avg. Common Shares and
   potential Common Shares (000)                447,437     444,544     464,282     472,882     490,932     483,158    (1.5)
-------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                          $ 62,012    $ 53,380    $ 49,235    $ 48,332    $ 46,579    $ 41,396     8.4%
Earning assets                                   70,240      64,246      59,260      58,762      60,047      54,353     5.3
Total assets                                     80,020      73,699      67,621      66,339      66,801      59,634     6.1
Deposits                                         42,583      45,073      45,317      47,282      48,564      46,499    (1.7)
Long-term debt                                   12,967       7,446       4,213       4,003       3,570       1,764    49.0
Common shareholders' equity                       6,167       5,181       4,881       4,993       4,530       4,225     7.9
Total shareholders' equity                        6,167       5,181       4,881       5,153       4,690       4,385     7.1
Full-time equivalent employees                   25,862      24,595      27,689      29,563      29,211      29,983      --
Full-service banking offices                        968       1,015       1,205       1,284       1,272       1,267      --
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                     1.32%       1.33%       1.21%       1.24%       1.36%       1.24%    N/A
Return on average common equity                   17.97       18.89       15.73       17.35       18.87       17.27     N/A
Return on average total equity                    17.97       18.89       15.64       17.10       18.56       16.95     N/A
Efficiency(1)                                     57.61       57.50       60.84       63.03       59.39       60.50     N/A
Overhead(2)                                       34.35       39.64       45.46       49.66       46.14       46.85     N/A
Net interest margin (TE)                           4.18        4.62        4.78        4.47        4.83        5.31     N/A
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets(3)                                8.64%       7.71%       7.96%       7.77%       7.03%       7.37%    N/A
Tangible equity to tangible assets(3)              6.88        6.21        6.63        6.25        6.19        6.51     N/A
Tier 1 risk-adjusted capital                       7.21        6.65        7.98        7.53        8.48        8.73     N/A
Total risk-adjusted capital                       11.69       10.83       13.01       10.85       11.62       12.22     N/A
Leverage                                           6.95        6.40        6.93        6.20        6.63        6.72     N/A
-------------------------------------------------------------------------------------------------------------------------------


The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68.

(1) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains from bank and branch divestitures).

(2) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains from bank and branch divestitures) divided by taxable-equivalent net interest income.

(3) Excluding certain capital securities issued in 1996 and 1998 and receiving Tier 1 capital treatment, these ratios at December 31, 1998, are 7.71% and 5.93%, respectively, at December 31, 1997, are 7.03% and 5.52%, respectively, and at December 31, 1996, are 7.22% and 5.88%, respectively.

N/A= Not Applicable

TE = Taxable Equivalent

36                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

PERFORMANCE OVERVIEW

The selected financial data set forth in Figure 1 presents certain information highlighting the financial performance of Key for each of the last six years. Each of the items referred to in this performance overview and in Figure 1 is more fully described in the following discussion or in the notes to the consolidated financial statements presented on pages 65 through 84. Unless otherwise indicated, all earnings per share data included in this section and throughout the remainder of this discussion are presented on a diluted basis.

In 1998, net income was $996 million, or $2.23 per Common Share ($2.25 per Common Share, after excluding the impact of $8 million of merger and integration charges recorded in connection with the McDonald transaction and McDonald's results subsequent to the October 1998 acquisition date). Both net income and earnings per Common Share were up 8% from 1997 and represented the achievement of record high levels for the second consecutive year. These results compared with $919 million, or $2.07 per Common Share, in 1997 and $783 million, or $1.67 per Common Share, in 1996. Key's return on average total equity for 1998 was 17.97%, compared with 18.89% and 15.64% in 1997 and 1996, respectively. Return on average total assets was 1.32% in 1998, 1.33% in 1997 and 1.21% in 1996. Having notable impact on 1996 earnings was the restructuring charge of $100 million ($66 million after tax, $.14 per Common Share) recorded late in the fourth quarter to accelerate Key's transformation to a national bank-based financial services company. Excluding the restructuring charge and Key's share of a government-mandated assessment of $17 million ($11 million after tax, $.02 per Common Share) to recapitalize the Savings Association Insurance Fund ("SAIF") recorded in the third quarter, earnings for 1996 were $860 million, or $1.83 per Common Share. On the same basis, Key's 1996 return on average total equity was 17.18% and its return on average total assets was 1.33%.

Contributing to the increase in 1998 earnings relative to the prior year were a $269 million, or 21%, increase in noninterest income (achieved despite a $112 million decrease in gains from bank and branch divestitures) and a $23 million reduction in the provision for loan losses. These positive factors were partially offset by a $113 million increase in noninterest expense and a $55 million decline in taxable-equivalent net interest income. The strong growth in noninterest income, underscored by the fourth quarter 1998 acquisition of McDonald, reflected particularly strong contributions from trust and asset management, and investment banking and capital markets activities. The revenues generated by the latter category more than doubled those earned in 1997. Included in noninterest expense in 1997 was a $50 million charge recorded in connection with efforts to vacate and/or dispose of excess real estate resulting from Key's national banking and related centralization efforts. Excluding this charge and year-to-date distributions on capital securities (which more closely resemble dividend or interest payments than overhead expense) of $65 million in 1998 and $49 million in 1997, noninterest expense was up 6% from the prior year. This increase was largely due to higher personnel costs associated with various incentive programs, including those related to investment banking and capital markets activities. The efficiency ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, was 57.61% in 1998, compared with 57.50% for 1997 and 60.84% for 1996.

CASH BASIS FINANCIAL DATA

The selected financial data presented in Figure 2 highlights the performance of Key on a cash basis for each of the three years in the period ended December 31, 1998. The data presented has been adjusted to exclude the amortization of goodwill and other intangibles that do not qualify for Tier 1 capital treatment, as well as the related

                   FIGURE 2 CASH BASIS SELECTED FINANCIAL DATA


dollars in millions, except per share amounts             1998        1997        1996
--------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Noninterest expense                                   $  2,462    $  2,358    $  2,387
Income before income taxes                               1,565       1,422       1,217
Net income                                               1,072         989         850
Net income applicable to Common Shares                   1,072         989         842
--------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                            $   2.43    $   2.25    $   1.85
Net income-- assuming dilution                            2.40        2.22        1.81
Weighted average Common Shares (000)                   441,895     439,042     459,810
Weighted average Common Shares and potential
   Common Shares (000)                                 447,437     444,544     464,282
--------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                            1.45%       1.46%       1.33%
Return on average common equity                          24.71       25.78       21.57
Return on average total equity                           24.71       25.78       21.15
Efficiency(1)                                            55.61       55.59       58.92
--------------------------------------------------------------------------------------
GOODWILL AND NON-QUALIFYING INTANGIBLES
Goodwill average balance                              $  1,113    $    921    $    855
Non-qualifying intangibles average balance                  91         108         132
Goodwill amortization (after tax)                           65          58          55
Non-qualifying intangibles amortization (after tax)         11          12          12
--------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68.

1 Calculated as noninterest expense (excluding certain nonrecurring charges, the amortization of goodwill and non-qualifying intangibles, and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains from bank and branch divestitures).

[Key Graphic] KEYCORP AND SUBSIDIARIES                                        37
assets. These non-qualifying intangibles resulted from business combinations recorded by Key under the purchase method of accounting. Had these business combinations qualified for accounting under the pooling of interests method, no intangible assets would have been recorded. Since the amortization of goodwill and other non-qualifying intangibles does not result in a cash expense, the economic value to shareholders under either accounting method is essentially the same. Moreover, such amortization does not impact Key's liquidity and funds management activities. Cash basis financial data provide an additional basis for measuring a company's ability to support future growth, pay dividends and repurchase shares. As defined above and presented in Figure 2, cash basis financial data have not been adjusted to exclude the impact of other noncash items such as depreciation, the provision for loan losses, restructuring charges, etc. This is the only section of this report in which Key's financial results are discussed on a cash basis.

LINE OF BUSINESS RESULTS

Presented below is a summary of the comparative financial performance of each of Key's major lines of business for the years ended December 31, 1998 and 1997, as well as a summary of significant strategic developments that occurred within those lines during 1998. It should be read in conjunction with Note 4, Line of Business Results, starting on page 69. This note provides additional information pertaining to the basis of the financial results discussed and the nature of the business conducted by each line of business.

Key's net income by line of business for each of the three years in the period ended December 31, 1998, is shown in Figure 3.

                     FIGURE 3 NET INCOME BY LINE OF BUSINESS

YEAR ENDED DECEMBER 31,                                CHANGE 1998 VS 1997
                                                       -------------------
dollars in millions       1998       1997       1996     AMOUNT   PERCENT
-------------------------------------------------------------------------
Key Corporate Capital   $   261    $   237    $   194    $    24   10.1%
Key Consumer Finance        147        118        188         29   24.6
Key Community Bank          597        593        575          4     .7
Key Capital Partners(1)      32         30         19          2    6.7
--------------------------------------------------------------------------
   Total segments         1,037        978        976         59    6.0
Reconciling items           (41)       (59)      (193)        18   30.5
--------------------------------------------------------------------------
   Total net income     $   996    $   919    $   783    $    77    8.4%
--------------------------------------------------------------------------

1 Prior to the assignment of income and expense to the other lines of business, as described under the Key Capital Partners section, net income was $135 million in 1998, $87 million in 1997 and $76 million in 1996.



KEY CORPORATE CAPITAL

In 1998, net income for Key Corporate Capital rose to $261 million from $237 million in the prior year. In both of these years this represented approximately 26% of Key's consolidated earnings. The increase in 1998 earnings relative to the prior year reflected higher net interest income resulting from a 27% increase in total average loans. This reflected growth in all of Key Corporate Capital's business units and the full-year impact of the July 1997 acquisition of an 80% interest in Leasetec, as well as the addition of the remaining 20% interest acquired at the end of the second quarter of 1998. Also contributing to the improved earnings performance was a $35 million rise in noninterest income, led by investment banking and capital markets activities, and trust and asset management income. There was a $41 million increase in noninterest expense, attributable primarily to the increased prominence of Leasetec in 1998. Leasetec added $44 million to Key Corporate Capital's operating costs, while also adding $66 million to total revenue.

KEY CONSUMER FINANCE

In 1998, Key Consumer Finance generated net income of $147 million, or approximately 15% of Key's consolidated earnings, up from $118 million, or 13% in the prior year. Primary factors contributing to the improved financial performance relative to the prior year were higher levels of net interest income and noninterest income, coupled with a lower provision for loan losses resulting from improved credit quality. These positive factors were partially offset by a higher level of noninterest expense. Net interest income rose $25 million due primarily to growth in loans which more than offset the impact of lower interest rate spreads. The growth in loans included a full year's production from Champion Mortgage Co., Inc. ("Champion"), acquired in August 1997, as well as the April 1998 acquisition of an $805 million marine/recreational vehicle installment loan portfolio. Loan growth was moderated by the fourth quarter 1997 securitization and sale of $949 million of prime credit automobile loans with low returns on equity, and the sale of $365 million of out-of-franchise credit card receivables during the first and third quarters of 1997. The securitization, done at a $36 million loss, was undertaken consistent with Key's goal of divesting assets which do not support its return on equity objective. Loan securitization income accounted for 23% of total noninterest income in 1998 and approximately 63% of the increase in noninterest income from the prior year. The Champion acquisition contributed $38 million of a total $94 million increase in revenue and $17 million of a total $69 million increase in noninterest income in 1998. The balance of the increase in noninterest income was due primarily to increased gains from loan sales and growth in various other components of fee income. The acquisition of Champion also accounted for $49 million of a total $70 million increase in noninterest expense during 1998. Adding to the level of Champion's expenses in the current year were costs associated with expanding the home equity business. Champion is now operating in seven states in which it was absent or only nominally present at the date of acquisition. Champion's revenues, unlike its noninterest expenses, have tended to fluctuate directly with new securitizations.

38                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

KEY COMMUNITY BANK

In 1998, net income for Key Community Bank totaled $597 million, or approximately 60% of Key's consolidated earnings, compared with $593 million, or 64%, respectively, for 1997. The slight increase in earnings relative to the prior year reflected growth in noninterest income and a reduction in the provision for loan losses, substantially offset by a decline in net interest income and an increase in noninterest expense. Noninterest income rose $137 million, or 19%, from the prior year due in part to the increased focus on and diversification of fee income sources. The largest contributors to this growth were trust and asset management activities, and investment banking and capital markets income. Also included in 1998 noninterest income were $50 million of gains recognized in connection with the transaction with NOVA. The decrease in the provision for loan losses reflected a lower level of net charge-offs. Net interest income declined by $132 million as a result of lower net interest rate spreads which more than offset the benefits derived from a $1.7 billion, or 6%, increase in average loans outstanding. The lower spreads were due to a number of factors, including the repricing of loan portfolios in a period of competitive interest rate spread compression, greater reliance placed on higher-cost funding to support the incremental increase in loan portfolios, and the reduction in core deposits stemming from branch divestitures. The increase in noninterest expense, $13 million, was due primarily to higher incentive compensation related to investment banking, capital markets, and branch-based activities, offset in part by lower personnel costs resulting from a decrease in the employment base as part of Key's consolidation and expense control initiatives.

In 1998, strategic developments centered on continued efforts to reconfigure Key's delivery systems. Specific activities included the sale of 46 branches in Maine, Idaho, Oregon and Washington; expansion of the ATM delivery network through the installation of 668 ATMs in ARCO convenience stores in California, Nevada, Arizona, Washington, and Oregon; the start of the merchant processing joint venture with NOVA; and the opening of in-store branches in Colorado and the New England states.

KEY CAPITAL PARTNERS

In 1998, Key Capital Partners ("KCP") recorded net income of $32 million, compared with $30 million in the prior year. In both 1998 and 1997, this represented approximately 3% of Key's consolidated earnings. A significant amount of noninterest income and expense generated by KCP is reported under either Key Corporate Capital or Key Community Bank. This reflects Key's management accounting practice of assigning such income and expense to whichever line of business is principally responsible for maintaining the relationships with clients who also avail themselves of the products and services offered by KCP. Prior to the aforementioned assignments, KCP's net income totaled $135 million (representing 14% of Key's consolidated earnings) in 1998 and $87 million (representing 10% of Key's consolidated earnings) in the prior year. Noninterest income rose $238 million ($129 million after revenue assignments) from last year. Bolstered by the October 1998 acquisition of McDonald, the largest contribution to the improvement came from investment banking and capital markets income, due to higher revenues from dealer and trading activities, as well as increased gains from the sales of equity capital investments. In addition, revenues related to trust and asset management activities rose, reflecting new business, the repricing of certain services and the strength of the stock and bond markets during most of 1998. The increase in noninterest income was partially offset by a $148 million ($110 million after expense assignments) increase in noninterest expense, primarily personnel expense which tends to rise with the growth in noninterest income due to incentive compensation arrangements. The terms of the McDonald acquisition are disclosed in Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68.

RECONCILING ITEMS

The impact on net income from reconciling items shown in Figure 3 is primarily the result of certain nonrecurring items recorded in connection with Key's transformation to a national bank-based financial services company and related centralization efforts, and charges related to unallocated nonearning assets of corporate support functions. Further information pertaining to the nonrecurring items is included in Note 4, referred to in the first paragraph of this section, and elsewhere in this management's discussion.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income, which is comprised of interest and loan-related fee income less interest expense, is the principal source of earnings for Key. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities (including off-balance sheet instruments described in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80), interest rate fluctuations and asset quality. To facilitate comparisons in the following discussion, net interest income is presented on a taxable-equivalent basis, which restates tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the statutory Federal income tax rate.

Various components of the balance sheet and their respective yields and rates which affect interest income and expense are illustrated in Figure 4. The information presented in Figure 5 provides a summary of the effect on net interest income of changes in yields/rates and average balances in 1998 and 1997. A more in-depth discussion of changes in earning assets and funding sources is presented in the Financial Condition section beginning on page 50.

In 1998, net interest income was $2.8 billion, down $55 million, or 2%, from the prior year. This followed an increase of $71 million, or 3%, in 1997, a year in which net interest income reached a record high for Key. In 1998, the net interest margin declined by 44 basis points to 4.18% with more than half of the decline occurring during the first quarter. This more than offset a 9% increase in average earning assets (primarily loans) to $66.7 billion. In 1997, the improvement in net interest income resulted from the 6% growth in average earning assets that more than offset a 16 basis point decrease in the net interest margin.

As shown in Figure 4, the net interest margin was 4.18% in 1998, compared with 4.62% for 1997 and 4.78% in 1996. The decrease in the margin in both 1998 and 1997 resulted from a number of factors. Primary among these are competitive interest rate spread compression, greater reliance placed on higher-cost funding to support the incremental increase in loan portfolios, the reduction in core deposits stemming from branch divestitures, and the repricing of core deposits in a low interest rate environment. Another factor contributing to the contraction of the margin in 1998 was an increase in short-term investments with low interest rate spreads associated with various capital markets activities. In 1998, the effects of these factors were pronounced during an unusually (by historical standards) prolonged period of flatness in the yield curve which prevailed from the third quarter of 1997. The negative impact of these factors was partially offset by the issuance of $500 million, $250

[Key Graphic] KEYCORP AND SUBSIDIARIES                                        39

      FIGURE 4 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES


YEAR ENDED DECEMBER 31,
                                                           1998                                 1997
                                              --------------------------------    ---------------------------------
                                              AVERAGE                   YIELD/    AVERAGE                   YIELD/
dollars in millions                           BALANCE      INTEREST      RATE     BALANCE    INTEREST        RATE
-------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(3,4)
   Commercial, financial and agricultural     $ 15,413     $  1,251        8.12% $ 12,911     $  1,126        8.72%
   Real estate-- commercial mortgage             7,080          627        8.86     7,101          663        9.34
   Real estate-- construction                    2,866          254        8.86     1,945          188        9.67
   Commercial lease financing                    4,822          359        7.45     3,310          228        6.89
-------------------------------------------------------------------------------------------------------------------
      Total commercial loans                    30,181        2,491        8.25    25,267        2,205        8.73
   Real estate-- residential                     5,440          422        7.76     6,192          524        8.46
   Credit card                                   1,438          212       14.74     1,710          256       14.97
   Other consumer                               17,163        1,559        9.08    15,597        1,447        9.28
-------------------------------------------------------------------------------------------------------------------
      Total consumer loans                      24,041        2,193        9.12    23,499        2,227        9.48
   Loans held for sale                           3,200          262        8.19     2,649          198        7.47
-------------------------------------------------------------------------------------------------------------------
      Total loans                               57,422        4,946        8.61    51,415        4,630        9.02
Taxable investment securities                      282           12        4.26       247           12        4.83
Tax-exempt investment securities(3)                801           67        8.36     1,227           97        7.91
-------------------------------------------------------------------------------------------------------------------
      Total investment securities                1,083           79        7.29     1,474          109        7.39
Securities available for sale(3,5)               6,610          450        6.85     7,629          527        6.93
Interest-bearing deposits with banks                28            3       12.92        19            1        5.67
Federal funds sold and securities
   purchased under resale agreements               939           44        4.69       497           24        4.83
Trading account assets                             596           37        6.21       266           15        5.64
-------------------------------------------------------------------------------------------------------------------
      Total short-term investments               1,563           84        5.37       782           40        5.12
-------------------------------------------------------------------------------------------------------------------
      Total earning assets                      66,678        5,559        8.34    61,300        5,306        8.66
Allowance for loan losses                         (888)                              (875)
Other assets                                     9,491                              8,525
-------------------------------------------------------------------------------------------------------------------
                                              $ 75,281                           $ 68,950
                                              ========                           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                 $ 11,650          382        3.28  $ 10,897          333        3.06
Savings deposits                                 3,225           59        1.83     4,319           94        2.18
NOW accounts                                     1,215           20        1.65     1,560           32        2.05
Certificates of deposit ($100,000 or more)       3,520          194        5.51     3,376          190        5.63
Other time deposits                             12,240          654        5.34    13,273          715        5.39
Deposits in foreign offices                        913           50        5.48     1,812           98        5.41
-------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits           32,763        1,359        4.15    35,237        1,462        4.15
Federal funds purchased and securities
   sold under repurchase agreements              6,635          342        5.15     6,942          359        5.17
Bank notes and other short-term borrowings       7,975          459        5.76     4,741          283        5.97
Long-term debt(6)                               10,296          616        6.00     5,906          364        6.21
-------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities        57,669        2,776        4.81    52,826        2,468        4.67
Noninterest-bearing deposits                     8,509                              8,536
Other liabilities                                2,681                              2,074
Capital securities                                 879                                648
Preferred stock                                     --                                 --
Common shareholders' equity                      5,543                              4,866
-------------------------------------------------------------------------------------------------------------------
                                              $ 75,281                           $ 68,950
                                              ========                           ========
Interest rate spread (TE)                                                  3.53                               3.99
Net interest income (TE) and net
   interest margin (TE)                                    $  2,783        4.18%              $  2,838        4.62%
                                                           ========        =====              ========        =====
Taxable-equivalent adjustment(3)                           $     34                           $     44
-------------------------------------------------------------------------------------------------------------------

1 For 1993, all real estate loans are included in real estate--residential loans.

2    For 1993, credit card receivables are included in consumer loans.

3 Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.


4 For purposes of these computations, nonaccrual loans are included in average loan balances.

5    Yield is calculated on the basis of amortized cost.

6    Rate calculation excludes ESOP debt.

TE = Taxable Equivalent

N/M = Not Meaningful

40                                        [Key Graphic] KEYCORP AND SUBSIDIARIES
















                1996                              1995                          1994
 ----------------------------------    --------------------------   --------------------------
 AVERAGE                     YIELD/     AVERAGE            YIELD/    AVERAGE            YIELD/
 BALANCE     INTEREST         RATE      BALANCE  INTEREST   RATE     BALANCE  INTEREST   RATE
 ---------------------------------------------------------------------------------------------


 $ 11,970     $  1,070        8.94%    $ 11,252  $  1,027    9.13%  $  9,762  $    856    8.77%
    7,039          648        9.21        7,115       678    9.53      6,396       553    8.65
    1,631          166       10.18        1,416       148   10.45      1,207       107    8.86
    2,372          148        6.24        1,876       125    6.66      1,384        94    6.79
 ---------------------------------------------------------------------------------------------
   23,012        2,032        8.83       21,659     1,978    9.13     18,749     1,610    8.59
    7,224          593        8.21        9,554       762    7.98      8,699       653    7.51
    1,665          243       14.59        1,386       210   15.15      1,361       194   14.25
   13,887        1,284        9.25       13,042     1,197    9.18     12,383     1,054    8.51
 ---------------------------------------------------------------------------------------------
   22,776        2,120        9.31       23,982     2,169    9.04     22,443     1,901    8.47
    2,428          198        8.15        2,371       201    8.48      2,271       160    7.05
 ---------------------------------------------------------------------------------------------
   48,216        4,350        9.02       48,012     4,348    9.06     43,463     3,671    8.45
      246           14        5.69        7,807       521    6.67      7,664       507    6.61
    1,425          114        8.00        1,482       126    8.47      1,579       136    8.63
 ---------------------------------------------------------------------------------------------
    1,671          128        7.66        9,289       647    6.96      9,243       643    6.96
    7,423          495        6.69        2,103       136    6.40      4,066       228    5.50
       24            1        4.17          138         8    5.86         34         2    4.47

      463           25        5.40          533        32    5.91         71         3    4.18
       48            2        4.17          128         7    6.00         39         2    5.23
  ---------------------------------------------------------------------------------------------
      535           28        5.23          799        47    5.91        144         7    4.53
 ---------------------------------------------------------------------------------------------
   57,845        5,001        8.65       60,203     5,178    8.60     56,916     4,549    7.99
     (872)                                 (868)                        (821)
    7,846                                 7,307                        6,466
 ---------------------------------------------------------------------------------------------
 $ 64,819                              $ 66,642                     $ 62,561
 ========                              ========                     ========

 $ 10,211          311        3.05     $  7,161       261    3.64   $  7,197       197    2.74
    5,604          138        2.46        6,506       174    2.68      7,697       205    2.66
    2,438           48        1.97        5,444       110    2.02      5,559       106    1.91
    3,377          199        5.89        3,677       222    6.03      2,992       146    4.88
   13,723          720        5.25       14,466       783    5.41     12,338       544    4.41
      996           53        5.32        2,182       155    7.12      3,015       127    4.21
 ---------------------------------------------------------------------------------------------
   36,349        1,469        4.04       39,436     1,705    4.32     38,798     1,325    3.41

    5,843          295        5.05        5,623       315    5.60      5,850       243    4.16
    3,279          197        6.01        3,362       204    6.05      1,930        91    4.71
    4,296          273        6.43        3,895       261    6.84      2,234       138    6.35
 ---------------------------------------------------------------------------------------------
   49,767        2,234        4.49       52,316     2,485    4.75     48,812     1,797    3.69
    8,374                                 8,129                        8,046
    1,644                                 1,373                        1,104
       28                                    --                           --
       79                                   160                          160
    4,927                                 4,664                        4,439
 ---------------------------------------------------------------------------------------------
 $ 64,819                              $ 66,642                     $ 62,561
 ========                              ========                     ========
                              4.16                           3.85                         4.30

              $  2,767        4.78%              $  2,693    4.47%            $  2,752    4.83%
              ========        =====              ========    ====             ========    =====
              $     50                           $     57                     $     59
 ---------------------------------------------------------------------------------------------

                                                                         COMPOUND ANNUAL
                                                                         RATE OF CHANGE
                     1993                                                 (1993-1998)
-----------------------------------------------                -----------------------------------
 AVERAGE                               YIELD/                    AVERAGE
 BALANCE          INTEREST             RATE                      BALANCE                INTEREST
--------------------------------------------------------------------------------------------------


   $ 9,120          $   735               8.06%                      11.1%                   11.2%
See note(1)      See note(1)        See note(1)                See note(1)             See note(1)
See note(1)      See note(1)        See note(1)                See note(1)             See note(1)
     1,387              109               7.86                       28.3                    26.9
--------------------------------------------------------------------------------------------------
    10,507              844               8.03                       23.5                    24.2
    17,612            1,478               8.39                      (20.9)                  (22.2)
See note(2)      See note(2)        See note(2)                See note(2)             See note(2)
     8,993              926              10.30                       13.8                    11.0
----------------------------------------------------------------------------------------------------
    26,605            2,404               9.04                       (2.0)                   (1.8)
     2,251              151               6.71                        7.3                    11.7
----------------------------------------------------------------------------------------------------
    39,363            3,399               8.68                        7.8                     7.8
     7,769              556               7.16                      (48.5)                  (53.6)
     1,787              159               8.87                      (14.8)                  (15.9)
----------------------------------------------------------------------------------------------------
     9,556              715               7.48                      (35.3)                  (35.6)
     2,070              141               6.84                       26.1                    26.1
       427               15               3.49                      (42.0)                  (23.2)

       166                6               3.61                       41.4                    49.0
        17                1               3.37                      103.7                   105.9
----------------------------------------------------------------------------------------------------
       610               22               3.52                       20.7                    31.0
----------------------------------------------------------------------------------------------------
    51,599            4,277               8.29                        5.3                     5.4
      (804)                                                           2.0
     6,256                                                            8.7
----------------------------------------------------------------------------------------------------
   $57,051                                                            5.7
   =======

   $ 7,307              189               2.59                        9.8                    15.1
     7,383              214               2.90                      (15.3)                  (22.7)
     5,314              109               2.06                      (25.6)                  (28.8)
     3,089              138               4.47                        2.6                     7.0
    12,443              551               4.42                        (.3)                    3.5
     1,019               32               3.09                       (2.2)                    9.3
----------------------------------------------------------------------------------------------------
    36,555            1,233               3.37                       (2.2)                    2.0

     4,378              130               2.97                        8.7                    21.3
     1,196               45               3.72                       46.2                    59.1
     1,896              127               6.96                       40.3                    37.1
----------------------------------------------------------------------------------------------------
    44,025            1,535               3.49                        5.5                    12.6
     7,786                                                            1.8
     1,051                                                           20.6
        --                                                            N/M
       184                                                            N/M
     4,005                                                            6.7
----------------------------------------------------------------------------------------------------
   $57,051                                                            5.7
   =======
                                          4.80

                    $ 2,742               5.31%                                                .3%
                    =======               =====
                    $    63                                                                 (11.6)%
----------------------------------------------------------------------------------------------------


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        41

               FIGURE 5 COMPONENTS OF NET INTEREST INCOME CHANGES

                                                     1998 VS 1997                      1997 VS 1996
                                               --------------------------       ---------------------------
                                               AVERAGE   YIELD/     NET         AVERAGE   YIELD/      NET
in millions                                    VOLUME     RATE     CHANGE       VOLUME     RATE     CHANGE
-----------------------------------------------------------------------------------------------------------

INTEREST INCOME
Loans                                           $ 524     $(208)    $ 316        $ 288     $  (8)    $ 280
Taxable investment securities                       2        (2)       --           --        (2)       (2)
Tax-exempt investment securities                  (35)        5       (30)         (16)       (1)      (17)
Securities available for sale                     (69)       (8)      (77)          14        18        32
Short-term investments                             42         2        44           13        (1)       12
-----------------------------------------------------------------------------------------------------------
   Total interest income (TE)                     464      (211)      253          299         6       305

INTEREST EXPENSE
Money market deposit accounts                      24        25        49           21         1        22
Savings deposits                                  (21)      (14)      (35)         (29)      (15)      (44)
NOW accounts                                       (6)       (6)      (12)         (18)        2       (16)
Certificates of deposit ($100,000 or more)          8        (4)        4           --        (9)       (9)
Other time deposits                               (55)       (6)      (61)         (24)       19        (5)
Deposits in foreign offices                       (49)        1       (48)          44         1        45
-----------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                (99)       (4)     (103)          (6)       (1)       (7)
Federal funds purchased and securities sold
   under repurchase agreements                    (16)       (1)      (17)          57         7        64
Bank notes and other short-term borrowings        186       (10)      176           87        (1)       86
Long-term debt                                    263       (11)      252           99        (8)       91
-----------------------------------------------------------------------------------------------------------
   Total interest expense                         334       (26)      308          237        (3)      234
-----------------------------------------------------------------------------------------------------------
   Net interest income (TE)                     $ 130     $(185)    $ (55)       $  62     $   9     $  71
                                                =====     =====     =====        =====     =====     =====
-----------------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

TE = Taxable Equivalent



million and $247 million of tax-advantaged capital securities in 1996, 1997 and 1998, respectively. The distributions related to these capital securities are classified as noninterest expense.

Average earning assets in 1998 totaled $66.7 billion, which was $5.4 billion, or 9%, higher than the prior year. This growth reflected a $6.0 billion, or 12%, increase in loans with more than 80% of the increase coming from the commercial portfolio. The fourth quarter of 1998 marked the seventh consecutive quarter in which this portfolio has achieved annualized growth exceeding 10%. Also contributing to 1998 growth were increases in the home equity and indirect consumer loan portfolios, including the acquisition of an $805 million marine/recreational vehicle installment loan portfolio in April 1998. In addition, the increase in loans reflected Key's reduced use of loan securitizations as a funding option in 1998 due primarily to unfavorable conditions in the capital markets. Total loans securitized and sold in 1998 amounted to $300 million compared to $2.7 billion in 1997 and $923 million in 1996. Key's securitization activity is expected to increase in 1999 relative to 1998. In 1997, the growth in average earning assets reflected an aggregate $4.0 billion, or 10%, increase in commercial, home equity, credit card and consumer installment loans, accompanied by a $1.0 billion decline in the residential mortgage portfolio and a $221 million increase in loans held for sale. Earning assets have grown steadily since the third quarter of 1996 following an approximate two-year period of planned decreases in both residential mortgage loans and securities (including both investment securities and securities available for sale). Key's strategy with respect to its loan portfolio is discussed in greater detail in the Loans section beginning on page 50.

Key uses portfolio interest rate swaps, caps and floors (as defined in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80) in the management of its interest rate sensitivity position. The notional amount of such swaps increased to $12.4 billion at December 31, 1998, from $11.2 billion at year-end 1997. Over the same period, the notional amount of interest rate caps and floors rose $480 million to $3.9 billion. In 1998, interest rate swaps (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps) and interest rate caps and floors contributed $23 million and 3 basis points to net interest income and the net interest margin, respectively. In 1997, these instruments increased net interest income by $64 million and the net interest margin by 10 basis points compared with increases of $66 million and 11 basis points, respectively, in 1996. The manner in which interest rate swaps, caps and floors are used in Key's overall program of asset and liability management is described in the following Market Risk Management section.

42                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

MARKET RISK MANAGEMENT

Market risk is the exposure to economic loss that arises from changes in the values of certain market risk sensitive instruments. Types of market risk include interest rate, foreign exchange and equity price risk (the risk of economic loss related to equity securities held as assets). Foreign exchange and equity price risk are not material to Key.

ASSET AND LIABILITY MANAGEMENT

Key manages its interest rate risk through an active program of asset and liability management pursuant to guidelines established by its Asset/Liability Management Policy Committee ("ALCO"). The ALCO has responsibility for approving the asset/liability management policies of Key, overseeing the formulation and implementation of strategies to improve balance sheet positioning and/or earnings, and reviewing Key's interest rate sensitivity position.

MEASUREMENT OF SHORT-TERM INTEREST RATE EXPOSURE: The primary tool utilized by management to measure and manage interest rate risk is a net interest income simulation model. Use of the model to perform simulations of changes in interest rates over one- and two-year time horizons has enabled management to develop strategies for managing exposure to interest rate risk. In its simulations, management estimates the impact on net interest income of various pro forma changes in the overall level of interest rates. These estimates are based on a large number of assumptions related to loan and deposit growth, asset and liability prepayments, interest rates, on- and off-balance sheet management strategies and other factors. Management believes that both individually and in the aggregate these assumptions are reasonable, but the complexity of the simulation modeling process results in a sophisticated estimate, not a precise calculation of exposure. The ALCO guidelines provide that a gradual 200 basis point increase or decrease in short-term rates over the next twelve-month period should not result in more than a 2% impact on net interest income over the same period from what net interest income would have been if such interest rates did not change. As of December 31, 1998, based on the results of the simulation model using the ALCO guidelines, Key would expect its net interest income to increase by approximately $32 million if short-term interest rates gradually decrease. Conversely, if short-term interest rates gradually increase, net interest income would be expected to decrease by approximately $30 million.

MEASUREMENT OF LONG-TERM INTEREST RATE EXPOSURE: Short-term interest rate risk analysis is complemented by an economic value of equity model. This model provides the added benefit of measuring exposure to interest rate changes outside the one- to two-year time frame measured by the simulation model. The economic value of Key's equity is determined by modeling the net present value of future cash flows for asset, liability and off-balance sheet positions based on the implied forward yield curve. Economic value analysis has several limitations including: the economic values of asset, liability and off-balance sheet positions do not represent the true fair values of the positions, since they do not consider factors such as credit risk and liquidity; the use of estimates of cash flows is necessary for assets and liabilities with indeterminate maturities; the future structure of the balance sheet derived from ongoing loan and deposit activity by Key's core businesses is not factored into present value calculations; and the analysis requires assumptions about events that span an even longer time frame than that used in the simulation model. Despite its limitations, the economic value of equity model does provide management with a relatively sophisticated tool for evaluating the longer term effect of possible interest rate movements. The ALCO guidelines provide that an immediate 200 basis point increase or decrease in interest rates should not result in more than a 1.75% change in the ratio of base case economic value of equity to the sum of base case economic value of assets and net fixed rate interest rate swaps, caps and floors. Key has been operating well within these guidelines.

OTHER SOURCES OF INTEREST RATE EXPOSURE: Key utilizes the results of its short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning and/or earnings within interest rate risk, liquidity and capital guidelines established by the ALCO. In addition to the interest rate exposure measured using ALCO guidelines, the risk to earnings and economic value arising from various other pro forma changes in the overall level of interest rates is periodically measured. The variety of interest rate scenarios modeled, and their potential impact on earnings and economic value, quantifies the level of interest rate exposure arising from several sources, namely option risk, basis risk and gap risk. Option risk exists in the form of options (including caps and floors) embedded in certain products. These options permit the customer (either a loan customer or a depositor) to take advantage of changes in interest rates without penalty. Examples include floating-rate loans that contain an interest rate cap, fixed-rate loans that do not contain prepayment penalties and deposits that can be withdrawn on demand. Basis risk refers to floating-rate assets and floating-rate liabilities that reprice simultaneously, but are tied to different indices. Basis risk arises when one index does not move consistently with another. Gap risk is the risk that assets, liabilities or related interest rate swaps, caps and floors will mature or reprice in different time frames. For example, floating-rate loans that reprice monthly may be funded with fixed-rate certificates of deposit that mature in one year.

MANAGEMENT OF INTEREST RATE EXPOSURE: To manage interest rate risk, management uses interest rate swaps, caps and floors to modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. Instruments used for this purpose are designated as portfolio swaps, caps and floors. The decision to use these instruments versus on-balance sheet alternatives depends on various factors, including the mix and cost of funding sources, liquidity and capital requirements. Further details pertaining to portfolio swaps, caps and floors are included in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80. In addition, management strategically selects the interest sensitivity structure of additions to Key's securities portfolio, new debt issuances and loan securitizations in light of interest rate risk management objectives.

PORTFOLIO SWAPS, CAPS AND FLOORS: As shown in Note 18, the estimated fair value of Key's portfolio swaps increased to $178 million during 1998 from a fair value of $102 million at December 31, 1997. The increase in fair value over the past year reflected the combined impact of a number of factors, including the decline in interest rates, the flattening of the implied forward yield curve, and the fact that Key's receive fixed interest rate swap portfolio has a longer average remaining maturity than the pay fixed portfolio. Swaps with a notional amount of $642 million were terminated during 1998, resulting in a deferred loss of $1 million. Further information pertaining to the balance and remaining amortization period of Key's deferred swap gains and losses at December 31, 1998, is also presented in Note 18. Each swap termination was made

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        43
in response to a unique set of circumstances and for various reasons; however, the decision to terminate any swap contract is integrated strategically with asset and liability management and other appropriate processes. During 1998, Key continued to increase its use of portfolio caps in response to heavier reliance placed on variable rate funding to support earning asset growth. These instruments are used primarily to protect against the adverse impact that a future rise in interest rates could have on variable rate short-term borrowings, while having no impact in the event of a decline in rates. Portfolio swaps, caps and floors activity for each of the last three years is summarized in Figure 6.

               FIGURE 6 PORTFOLIO SWAPS, CAPS AND FLOORS ACTIVITY

                                                  RECEIVE FIXED
                                           -------------------------
                                                                                     PAY FIXED-                     TOTAL
                                            INDEXED                     PAY FIXED-    FORWARD-         BASIS      PORTFOLIO
in millions                                AMORTIZING   CONVENTIONAL   CONVENTIONAL   STARTING         SWAPS         SWAPS
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                 $ 6,200       $ 2,497       $ 2,412            --             --       $11,109
   Additions                                      --         1,341         2,232            --        $   400         3,973
   Maturities                                     --           133           732            --             --           865
   Terminations                                   --           200           600            --             --           800
   Amortization                                1,122            --            --            --             --         1,122
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                   5,078         3,505         3,312            --            400        12,295
   Additions                                      --           376         1,578            --          1,110         3,064
   Maturities                                     --           255         1,700            --            400         2,355
   Terminations                                   20            --           200            --             --           220
   Amortization                                1,609            --            --            --             --         1,609
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                   3,449         3,626         2,990            --          1,110        11,175
   Additions                                      --         1,341         3,226       $   616          2,592         7,775
   Maturities                                     --           342         1,876            --            830         3,048
   Terminations                                  268           300            68             6             --           642
   Forward-starting becoming effective            --            --           600          (600)            --            --
   Amortization                                2,870            --            --            --             --         2,870
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                 $   311       $ 4,325       $ 4,872       $    10        $ 2,872       $12,390
                                             =======       =======       =======       =======        =======       =======
------------------------------------------------------------------------------------------------------------------------------

                                          CAPS
                                           AND
in millions                               FLOORS        TOTAL
--------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995               $ 103      $ 11,212
   Additions                                 870         4,843
   Maturities                                 --           865
   Terminations                               --           800
   Amortization                               --         1,122
--------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                 973        13,268
   Additions                               2,625         5,689
   Maturities                                203         2,558
   Terminations                               --           220
   Amortization                               --         1,609
--------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997               3,395        14,570
   Additions                               1,050         8,825
   Maturities                                570         3,618
   Terminations                               --           642
   Forward-starting becoming effective        --            --
   Amortization                               --         2,870
--------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998              $3,875       $16,265
                                          ======       =======
--------------------------------------------------------------






























































A summary of the notional amount and fair values of portfolio swaps, caps and floors by interest rate management strategy is presented in Figure 7. The fair value at any given date represents the estimated income (if positive) or cost (if negative) that would be recognized if the portfolios were to be liquidated at that date. However, because these instruments are used to alter the repricing or maturity characteristics of specific assets and liabilities, the net unrealized gains and losses are not recognized in earnings. Interest from these swaps, caps and floors is recognized on an accrual basis as an adjustment of the interest income or expense from the asset or liability being managed.

 FIGURE 7 PORTFOLIO SWAPS, CAPS AND FLOORS BY INTEREST RATE MANAGEMENT STRATEGY

DECEMBER 31,                                                                1998                         1997
                                                                   ----------------------       -----------------------
                                                                   NOTIONAL        FAIR         NOTIONAL        FAIR
in millions                                                         AMOUNT         VALUE         AMOUNT         VALUE
-----------------------------------------------------------------------------------------------------------------------

Convert variable rate loans to fixed                                $ 1,526       $    58        $ 4,630       $    25
Convert fixed rate loans to variable                                    909           (38)           160            (1)
Convert variable rate deposits and short-term
   borrowings to fixed                                                2,378           (24)         2,080            (4)
Convert fixed rate short-term borrowings to variable                    200            --             --            --
Convert variable rate long-term debt to fixed                         1,595            (6)           750            (2)
Convert fixed rate long-term debt to variable                         2,910           169          2,445            87
Basis swaps-- foreign currency denominated debt                         304            19            280            (3)
Basis swaps-- interest rate indices                                   2,568            --            830            --
---------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps                                             12,390           178         11,175           102

Modify characteristics of variable rate short-term borrowings         3,060             2          2,580             2
Modify characteristics of variable rate long-term debt                  565            --            565            10
Modify characteristics of capital securities remarketing                250           (24)           250           (15)
---------------------------------------------------------------------------------------------------------------------------
   Total portfolio caps and floors                                    3,875           (22)         3,395            (3)
---------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps, caps and floors                           $16,265       $   156        $14,570       $    99
                                                                    =======       =======        =======       =======
---------------------------------------------------------------------------------------------------------------------------


44                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

The expected average maturities of the portfolio swaps, caps and floors at December 31, 1998, are summarized in Figure 8.

    FIGURE 8 EXPECTED AVERAGE MATURITIES OF PORTFOLIO SWAPS, CAPS AND FLOORS


DECEMBER 31, 1998                              RECEIVE FIXED
                                          ------------------------
                                                                                  PAY FIXED-              TOTAL     CAPS
                                           INDEXED                   PAY FIXED-    FORWARD-   BASIS    PORTFOLIO    AND
in millions                               AMORTIZING  CONVENTIONAL  CONVENTIONAL   STARTING   SWAPS      SWAPS     FLOORS    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Mature in one year or less                      --       $   522       $ 1,448         --    $ 1,100    $ 3,070    $ 1,725  $ 4,795
Mature after one through five years        $   311         1,365         2,679     $    1      1,747      6,103      2,150    8,253
Mature after five through ten years             --         2,438           325          2         25      2,790         --    2,790
Mature after ten years                          --            --           420          7         --        427         --      427
-----------------------------------------------------------------------------------------------------------------------------------

  Total portfolio swaps, caps and floors   $   311        $4,325        $4,872        $10    $ 2,872    $12,390    $ 3,875  $16,265
                                           =======        ======        ======        ===    =======    =======    =======  =======
-----------------------------------------------------------------------------------------------------------------------------------

TRADING PORTFOLIO RISK MANAGEMENT

Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of its customers, and other positions with third parties that are intended to mitigate the interest rate risk of the customer positions, foreign exchange contracts entered into to accommodate the needs of its customers and financial assets and liabilities (trading positions) included in short-term investments and other liabilities, respectively, on the balance sheet. Further information pertaining to off-balance sheet contracts is included in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80.

During the second half of 1997, Key began using a value at risk ("VAR") model to estimate the adverse effect of changes in interest and foreign exchange rates on the fair value of its trading portfolio. VAR uses statistical methods to estimate the maximum potential one-day loss with a 95% confidence level. At year end, Key's aggregate daily VAR was $1.6 million and averaged less than $.7 million for the year ended December 31, 1998. As of the 1997 year end, Key's aggregate daily VAR was less than $.8 million and averaged less than $.5 million for the second half of 1997. VAR augments other controls used by Key to mitigate the market risk exposure of its trading portfolio. These controls are established by Key's Financial Markets Committee and include, in addition to VAR, loss and position equivalent limits which are based on the level of activity and volatility of trading products and market liquidity.

NONINTEREST INCOME

Noninterest income totaled $1.6 billion in 1998, representing a $269 million, or 21%, increase from the prior year and the highest level for any year in Key's history. Included in 1998 and 1997 results were bank and branch divestiture gains of $39 million and $151 million, respectively. Excluding these gains, noninterest income for 1998 was up $381 million, or 33%, from the prior year. In 1996, noninterest income included an $11 million gain from the sale of an out-of-franchise credit card portfolio and an $8 million gain from the sale of a Florida savings bank. After excluding these gains and the 1997 gains referred to above, noninterest income in 1997 rose $87 million, or 8%, from 1996. On an adjusted basis, noninterest income represented 36% of total revenue in 1998, up from 29% in 1997 and 28% in 1996. One of Key's objectives is to increase noninterest income as a percentage of total revenue to 50%.

The strong growth in noninterest income in 1998 reflected increases in all major components of fee income with the exception of credit card fees. As shown in Figure 9, some of the largest increases from the prior year came from investment banking and capital markets income, trust and asset management income, and insurance and brokerage income. The improvement in these categories was bolstered by the October 1998 acquisition of McDonald that contributed more than $55 million to Key's 1998 noninterest income. In addition, the acquisitions of Leasetec and Champion, completed during the third quarter of 1997, added approximately $18 million to the overall growth in noninterest income relative to the prior year. These acquisitions, as well as the NOVA transaction discussed below, are more fully disclosed in Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68. Also noteworthy in 1998 was the fact that service charges on deposit accounts reached a record high for Key despite the divestiture of 150 banking offices during 1997 and 1998.

In 1998, the largest contribution to the increase in Key's core noninterest income came from investment banking and capital markets income which more than doubled that earned in the prior year. This business is conducted principally through KCP whose revenues are derived from various capital markets activities (primary among which are trading, derivatives and foreign exchange), corporate advisory and underwriting fees, and gains recognized in connection with equity capital investments. Strong growth in investment banking and capital markets income was also the largest contributor to the increase in noninterest income in 1997 from that of 1996. Additional detail pertaining to investment banking and capital markets income is presented in Figure 10.

Trust and asset management income, including fees associated with investment advisory services, continued to be a major source of noninterest income. In 1998, the increase in this revenue component resulted from new business, the repricing of certain services and continued strong performance of both the stock and bond markets during most of the year. New business and strong markets also contributed to the 1997 increase, along with substantial growth in income from securities lending activities. At December 31, 1998, Key, through its bank, trust and registered investment advisory subsidiaries, had assets under discretionary management (excluding corporate trust assets) of $69 billion, compared with $60 billion at the end of 1997. Fees from investment advisory services accounted for approximately 34% and 27% of Key's total trust and asset management income in 1998 and 1997, respectively. Additional detail pertaining to trust income and assets is presented in Figure 11.

In both 1998 and 1997, the growth in insurance and brokerage income also reflected the strength of the stock and bond markets. Underscored by the McDonald acquisition, brokerage income, the

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        45

                           FIGURE 9 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                            CHANGE 1998 VS 1997
                                                                                   -------------------
dollars in millions                                1998       1997        1996     AMOUNT      PERCENT
-----------------------------------------------------------------------------------------------------
Trust and asset management income                $   335    $   266     $   247    $    69      25.9%
Service charges on deposit accounts                  306        299         293          7       2.3
Investment banking and capital markets income        239        119          73        120     100.8
Insurance and brokerage income                       111         88          70         23      26.1
Corporate owned life insurance                       104         85          58         19      22.4
Credit card fees                                      68         96          93        (28)    (29.2)
Net loan securitization income (loss)                 35        (12)         62         47       N/M
Net securities gains                                   9          1           1          8     800.0
Gains from sales of branches/subsidiaries             89        151           8        (62)    (41.1)
Other income:
   Letter of credit and loan fees                     71         48          36         23      47.9
   Electronic banking fees                            47         38          17          9      23.7
   Gains from sales of loans                          50         23          --         27     117.4
   Mortgage banking income                             5          6          22         (1)    (16.7)
   Miscellaneous income                              106         98         107          8       8.2
------------------------------------------------------------------------------------------------------
      Total other income                             279        213         182         66      31.0
------------------------------------------------------------------------------------------------------

      Total noninterest income                   $ 1,575    $ 1,306     $ 1,087    $   269      20.6%
                                                 =======    =======     =======    =======
------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

largest of the two components, rose by $17 million, or 33%, to $71 million in 1998, following an increase of 28% in 1997. Substantially all of the increase in 1998 came from commissions related to the trading of stocks and mutual funds.

Income from corporate owned life insurance, representing a tax-deferred increase in cash surrender values and death benefits, increased in both 1998 and 1997 as a result of improved investment performance and expanded coverage. In addition, 1997 results benefited from the realization of a higher level of death benefits.

Gains from the sales of branches/subsidiaries in 1998 included the $39 million of branch divestiture gains discussed above and $50 million of gains recognized in connection with the sale of a 51% interest in Key Merchant Services, LLC (a merchant credit card processing subsidiary) to NOVA. Of the $50 million of gains, $23 million was recognized in the first quarter at the time of closing. In the fourth quarter, an additional $27 million was recognized as a result of the agreement with NOVA that specifies that Key is entitled to receive additional consideration if certain revenue-related performance targets are met. These gains were accompanied by related reductions in both merchant credit card processing services revenue and noninterest expense (primarily personnel).

The $66 million improvement in other income in 1998 included sizeable increases in loan sale gains and non-yield related loan fees. Both of these items are an outgrowth of Key's ability to generate loans at a faster pace than that related to the growth of traditional funding sources. In 1997, other noninterest income was up $42 million, after excluding the $11 million gain from the credit card portfolio sale recorded in 1996. This year-to-year improvement included increases in non-yield related loan fees, loan sale gains, electronic banking fees and fees for various other services included in "Miscellaneous Income." The 1997 growth in other noninterest income was moderated by a decline in mortgage banking income, reflecting Key's reduced focus on the mortgage loan origination business and the March 1995 sale of Key's residential mortgage loan servicing business.

The $28 million decline in credit card fees in 1998 was due primarily to the sale of $365 million of Key's out-of-franchise credit card receivables during the first and third quarters of 1997 and lower merchant credit card processing services revenue resulting from the first quarter 1998 transaction with NOVA, previously discussed.

Key considers the securitization of certain loans as a funding alternative and has maintained a strategy of securitizing and/or selling education loans, automobile loans, home equity loans and other loans which do not meet certain return on equity, credit or other internal standards. Securitization was not an attractive funding alternative for a significant part of 1998, leading to a reduced volume of activity compared to that of prior years. The volatility of the capital markets made balance sheet funding alternatives more attractive.

On occasion Key's securitization strategy will result in the recognition of a loss in connection with removing such assets from the balance sheet. In 1997, the growth in total noninterest income was moderated by net securitization losses of $12 million, following net loan securitization income of $62 million recorded in 1996. The year-to-year change resulted from several factors, including a $36 million loss recorded in the fourth quarter of 1997 on the securitization and sale of $949 million of prime credit automobile loans with low returns on equity. A primary factor contributing to the decrease in the level of net loan securitization income was the impact of the accounting change brought about by the January 1, 1997, adoption of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This new accounting standard served to reduce loan securitization income by reclassifying a portion of such revenue to interest income and by deferring an additional portion which is

46                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES
expected to be recognized as interest income over the life of the respective securitizations. SFAS No. 125 is discussed in greater detail in Note 1, Summary of Significant Accounting Policies, beginning on page 65. Additional information pertaining to the type and volume of securitized loans which are either administered or serviced by Key and not recorded on its balance sheet is included in the Loans section, beginning on page 50.

             FIGURE 10 INVESTMENT BANKING AND CAPITAL MARKETS INCOME

YEAR ENDED DECEMBER 31,                                                          CHANGE 1998 VS 1997
                                                                                 --------------------
dollars in millions                                      1998   1997   1996      AMOUNT       PERCENT
-----------------------------------------------------------------------------------------------------
Dealer trading and derivatives income                    $ 93   $ 40    $22        $ 53        132.5%
Investment banking income                                  79     43     15          36         83.7
Equity capital income                                      45     19     25          26        136.8
Foreign exchange income                                    22     17     11           5         29.4
-----------------------------------------------------------------------------------------------------
   Total investment banking and capital markets income   $239   $119    $73        $120        100.8%
                                                         ====   ====    ===        ====        ======
-----------------------------------------------------------------------------------------------------

                      FIGURE 11 TRUST AND ASSET MANAGEMENT


                                                                                 CHANGE 1998 VS 1997
                                                                                 --------------------
dollars in millions                                      1998   1997   1996      AMOUNT       PERCENT
-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Personal asset management and custody fees                $166   $145   $147      $21         14.5%
Institutional asset management and custody fees             90     75     64       15         20.0
Bond services                                                2      6     13       (4)       (66.7)
All other fees                                              77     40     23       37         92.5
-----------------------------------------------------------------------------------------------------
   Total trust and asset management income                $335   $266   $247      $69         25.9%
                                                          ====   ====   ====      ===         ====
dollars in billions
-----------------------------------------------------------------------------------------------------
DECEMBER 31,
Discretionary assets                                      $ 69   $ 60    $50      $ 9        15.0%
Non-discretionary assets                                    47     48     46       (1)       (2.1)
-----------------------------------------------------------------------------------------------------
   Total trust assets                                     $116   $108    $96      $ 8         7.4%
                                                          ====   ====    ===      ===         ====
-----------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE

Noninterest expense, as shown in Figure 12, totaled $2.5 billion in 1998, up $113 million, or 5%, from the 1997 level. Included in noninterest expense for 1998 were $65 million ($49 million in 1997) of distributions accrued on capital securities (tax-advantaged preferred securities) and $20 million ($17 million in 1997) of expense incurred in connection with efforts being undertaken by Key to modify computer information systems to be Year 2000 compliant. As of December 31, 1998, Key had recognized approximately $39 million of the estimated $45 to $50 million of expense that it expects to incur (primarily for internal and external programmers) to complete this project. Further information pertaining to the Year 2000 issue and the status of Key's efforts to address it is included on pages 48 and 49. The capital securities are more fully described in Note 10, Capital Securities, beginning on page 74. Noninterest expense in 1997 also included a $50 million charge recorded in connection with actions taken to vacate and/or dispose of certain properties or to alter certain leasing arrangements in response to Key's national banking and related centralization efforts. Key is currently in the process of evaluating the potential for similar actions in 1999. In 1996, noninterest expense included a $100 million restructuring charge recorded in connection with Key's transformation to a national bank-based financial services company in 1997, a one-time charge of $17 million to provide for an assessment mandated by legislation passed by Congress to recapitalize the SAIF and $3 million of distributions accrued on capital securities. Excluding the above items, core noninterest expense for 1998 rose by $144 million, or 6%, following a decrease of $25 million, or 1%, in 1997.

The growth in core noninterest expense in 1998 was due largely to increases in personnel expense, computer processing, professional fees and marketing expense. The increase in these categories reflected additional costs associated with the implementation of strategic initiatives geared toward growing Key's fee revenue businesses, addressing the Year 2000 issue and various marketing activities. Contributing to the increases in these expense categories was the October 1998 acquisition of McDonald and the acquisitions of Leasetec and Champion which were completed during the third quarter of 1997. In total these acquisitions accounted for approximately $118 million of

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        47

                          FIGURE 12 NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31,                                                           CHANGE 1998 VS 1997
                                                                                  --------------------
dollars in millions                             1998        1997        1996      AMOUNT       PERCENT
------------------------------------------------------------------------------------------------------
Personnel                                     $ 1,256     $ 1,181     $ 1,190     $    75        6.4%
Net occupancy                                     226         222         219           4        1.8
Equipment                                         185         177         161           8        4.5
Computer processing                               176         131          96          45       34.4
Marketing                                         100          86          88          14       16.3
Amortization of intangibles                        91          87          88           4        4.6
Professional fees                                  62          47          70          15       31.9
Restructuring charge                               --          --         100          --         --
Other expense:
   Postage and delivery                            73          75          71          (2)      (2.7)
   Distributions on capital securities             65          49           3          16       32.7
   Telecommunications                              53          50          52           3        6.0
   Equity- and gross receipts-based taxes          39          36          35           3        8.3
   FDIC insurance assessments                       6           6          25          --         --
   Real estate disposition charge                  --          50          --         (50)    (100.0)
   Miscellaneous expense                          216         238         266         (22)      (9.2)
------------------------------------------------------------------------------------------------------
   Total other expense                            452         504         452         (52)     (10.3)
------------------------------------------------------------------------------------------------------
   Total noninterest expense                  $ 2,548     $ 2,435     $ 2,464     $   113        4.6%
                                              =======     =======     =======     =======

Full-time equivalent employees at year end     25,862      24,595      27,689
Efficiency ratio(1)                             57.61%      57.50%      60.84%
Overhead ratio(2)                               34.35       39.64       45.46
------------------------------------------------------------------------------------------------------

(1) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains from bank and branch divestitures).

(2) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains from bank and branch divestitures) divided by taxable-equivalent net interest income.

the net increase in Key's noninterest expense for 1998. Additional information pertaining to these transactions is disclosed in Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68.

Personnel expense, the largest category of noninterest expense, accounted for more than half of the total 1998 increase in core noninterest expense relative to the prior year. The $75 million increase reflected higher costs associated with various incentive programs (including those related to investment banking and capital markets activities), the impact of annual merit increases (which take effect in April for the majority of Key's employees), and the impact of the acquisitions, including the resulting increase in the number of full-time equivalent employees. At December 31, 1998, the number of full-time equivalent employees was 25,862, compared with 24,595 and 27,689 at the end of 1997 and 1996, respectively. The slight decline in personnel expense in 1997 reflected reduced staff resulting from Key's restructuring efforts which centered around the formation of a single community bank, as well as the implementation of expense control initiatives (including branch mergers and divestitures).

The increase in computer processing expense in both 1998 and 1997 was primarily the result of a higher level of computer software amortization. The 1998 growth in professional fees was due largely to additional costs incurred in connection with the implementation of strategic initiatives, while the growth in marketing expense reflected the impact of the acquisitions, additional costs incurred in connection with Key's continued efforts to strengthen brand identity and expenses related to the promotion of selected product lines.

The efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses, was 57.61% for 1998, compared with 57.50% in 1997 and 60.84% in 1996. Excluding the impact of the McDonald, Champion and Leasetec acquisitions, the efficiency ratios for 1998 and 1997 were 56.04% and 57.25%, respectively. The substantial improvement from the 1996 ratio of 60.84% reflects the benefits and effectiveness of Key's expense control strategies and growth in revenues. Included in other expense are equity- and gross receipts-based taxes that are assessed in lieu of an income tax in certain states in which Key operates. These taxes, which are shown in Figure 12, represented 90, 89 and 91 basis points of Key's efficiency ratio for 1998, 1997 and 1996, respectively. The extent to which such taxes impact the level of noninterest expense will vary among companies based on the geographic locations in which they conduct their business.

Year 2000

During 1998, Key continued its efforts to prepare its systems to be Year 2000 compliant. The Year 2000 issue refers to the fact that many computer systems were originally programmed using two digits rather than four digits to identify the applicable year. Therefore, when the year 2000 occurs, these systems could interpret the year as 1900 rather than 2000. Unless hardware, system software and applications are corrected to be Year 2000 compliant, computers and the devices they control could generate miscalculations and create operational problems. Various systems could be affected ranging from complex computer systems to telephone systems, ATMs and elevators.

48                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

To address this issue, Key developed an extensive plan, including the formation of a team consisting of internal resources and third-party experts. The plan, originally developed in 1995, has been in implementation since that time and consists of five major phases: awareness-ensuring a common understanding of the issue throughout Key; assessment-identifying and prioritizing the systems and third parties with whom Key has exposure to Year 2000 issues; renovation-enhancing, replacing or retiring hardware, software and systems applications; validation-testing modifications made; and implementation-certifying Year 2000 compliance and user understanding and acceptance. The awareness and assessment phases have been completed. The remaining phases are substantially complete and final testing and refinement will be addressed in 1999. As of December 31, 1998, all of the above phases had been completed for approximately 80% of the core systems identified and compliance efforts for the remaining core systems are expected to be completed by June 30, 1999.

Financial institutions, such as Key, may experience increases in problem loans and credit losses in the event that borrowers fail to properly respond to this issue. In addition, financial institutions may incur higher funding costs if consumers react to publicity about the issue by withdrawing deposits. They also could be impacted if third parties they deal with in conducting their business, such as foreign banks, governmental agencies, clearing houses, telephone companies, and other service providers, fail to properly address this issue. Accordingly, Key has formed a separate internal team charged with the task of identifying critical business interfaces; assessing potential problems relating to credit, liquidity and counterparty risk; and where appropriate, developing contingency plans. This team has been surveying significant credit customers to determine their Year 2000 readiness and to evaluate the level of potential credit risk to Key. Based on the information obtained, specific follow-up programs have been established and the adequacy of the allowance for loan losses will be assessed on an ongoing basis. The results of the assessment will be reflected in the assignment of an appropriate risk rating in Key's loan grading system. On an ongoing basis, Key is also contacting significant third parties with whom it conducts business to determine the status of their Year 2000 compliance efforts. Notwithstanding these actions, there can be no assurance that significant customers or critical third parties will adequately address their Year 2000 issues. Consequently, Key is developing contingency plans to help mitigate the risks associated with potential delays in completing the renovation, validation and implementation phases of its Year 2000 plan; and the failure of external parties to adequately address their Year 2000 issues. These plans were well underway by the 1998 year end and address primarily contingency solutions for Key's core systems and the identification of alternative business partners. Because the Year 2000 issue has never previously occurred, it is not possible to foresee or quantify the overall financial and operational impact and/or to determine whether it will be material to the financial condition or operations of Key.

The cost of the project (currently estimated to be $45 to $50 million) and timing of its implementation are based on management's best estimates, which were derived using numerous assumptions about future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. As of December 31, 1998, Key had recognized approximately $39 million of its total estimated project cost. It is currently expected that the estimated remaining cost of $6 million to $11 million will be recognized in 1999 and the first half of 2000. The total cost of the project is being funded through operating cash flows.

EURO CONVERSION

Effective January 1, 1999, 11 of the 15 member countries of the European Economic and Monetary Union established fixed conversion rates between their existing sovereign currencies and the "euro" and adopted the euro as their common legal currency. The existing sovereign currencies will remain legal tender in the participating countries as denominations of the euro until January 1, 2002, at which time new euro-denominated bills and coins will be introduced. By July 1, 2002, the participating countries will withdraw all bills and coins denominated in sovereign currencies and the euro will become the only currency and the only official legal tender in such countries.

The euro conversion will impact companies that conduct business in or use the currencies of any of the eleven participating countries. In addition, the euro will create more efficient foreign exchange markets and reduce arbitrage opportunities. Key has implemented new processes and controls to accommodate the new currency. The Foreign Exchange department installed a new foreign exchange system that facilitates transactions in the new currency, as well as trading in national currencies throughout the transition period. The business conducted by Key in the participating countries is not material to its earnings. Thus, the introduction of the euro has had little or no impact on Key's operations. Key continues to evaluate the potential loss of revenue and increase in costs associated with the introduction of the euro and to work closely with its customers, counterparties and the regulatory agencies to mitigate its financial risk. Key can not be assured that the euro will not have an adverse effect on the third parties on whom it relies. However, Key currently believes that the risk associated with such third parties will not be material.

INCOME TAXES

The provision for income taxes for 1998 was $483 million compared with $426 million in 1997 and $360 million in 1996. The effective income tax rate (provision for income taxes as a percentage of income before income taxes) was 32.7% in 1998, 31.7% in 1997 and 31.5% in 1996. The effective income tax rate remains below the statutory Federal rate of 35% due primarily to continued investment in tax-advantaged assets (such as tax-exempt securities and corporate owned life insurance) and the recognition of credits associated with investments in low-income housing projects. The increase in the effective tax rate in 1998 resulted from a lower proportion of tax-exempt income and tax credits to pretax earnings relative to both 1997 and 1996.

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        49

FINANCIAL CONDITION

LOANS

As shown in Figure 13, at December 31, 1998, total loans outstanding were $62.0 billion, up from $53.4 billion at December 31, 1997, and $49.2 billion at December 31, 1996.

The $8.6 billion, or 16%, increase in loans outstanding from the December 31, 1997, level was due primarily to internal growth, but also included the net impact of acquisitions, sales and divestitures. During the second quarter of 1998, Key acquired an $805 million marine/recreational vehicle installment loan portfolio. The sales and divestitures which occurred during 1998 and 1997 are summarized in Figure 14 and include the impact of bank and branch divestitures, as well as the securitization and/or sale of education loans, automobile loans, certain non-prime home equity loans and other loans which do not meet Key's return on equity, credit or other internal standards. In addition to bank and branch divestitures, activity since December 31, 1997, included the sales of $475 million of home equity loans (of which $300 million was associated with securitizations), $346 million of education loans and $167 million of commercial real estate loans. Securitizations are considered as an alternative funding source and the extent to which they are used is dependent upon whether conditions in the capital markets make securitizations more attractive as a funding source than on-balance sheet alternatives. Management will continue to explore opportunities for sales and/or other arrangements with respect to certain loan portfolios, consistent with prudent asset/liability management practices.

Excluding the net impact of acquisitions, sales and divestitures, loans (other than one-to-four family mortgages and loans held for sale) increased by $9.1 billion, or 20%, since December 31, 1997. Key's policy regarding new originations of one-to-four family mortgage loans is to originate such loans as a customer and community accommodation, but to retain few of such loans on the balance sheet due to their marginal returns. Over the past year, the largest growth in Key's loan portfolio came from commercial loans which rose by $5.8 billion, due primarily to a $3.1 billion increase in commercial, financial and agricultural loans and increases of $1.2 billion in both the real

                         FIGURE 13 COMPOSITION OF LOANS

DECEMBER 31,                                       1998                   1997                 1996
                                          --------------------    -------------------    -------------------
dollars in millions                       AMOUNT    % OF TOTAL    AMOUNT   % OF TOTAL    AMOUNT   % OF TOTAL
------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural    $17,038       27.5%    $14,023       26.3%     $12,309       25.0%
Real estate-- commercial mortgage           7,309       11.8       6,952       13.0        7,151       14.5
Real estate-- construction                  3,450        5.6       2,231        4.2        1,666        3.4
Commercial lease financing                  5,613        9.0       4,439        8.3        2,671        5.4
------------------------------------------------------------------------------------------------------------

   Total commercial loans                  33,410       53.9      27,645       51.8       23,797       48.3
CONSUMER
Real estate-residential mortgage            5,083        8.2       6,204       11.6        6,229       12.7
Home equity                                 7,301       11.8       5,421       10.2        4,793        9.7
Credit card                                 1,425        2.3       1,521        2.8        1,799        3.7
Consumer-- direct                           2,342        3.8       2,188        4.1        2,245        4.6
Consumer-- indirect                         9,589       15.4       7,540       14.1        8,062       16.4
-----------------------------------------------------------------------------------------------------------

   Total consumer loans                    25,740       41.5      22,874       42.8       23,128       47.1
LOANS HELD FOR SALE                         2,862        4.6       2,861        5.4        2,310        4.6
-----------------------------------------------------------------------------------------------------------
   Total                                  $62,012      100.0%    $53,380      100.0%     $49,235      100.0%
                                          =======      =====     =======      =====      =======      =====
-----------------------------------------------------------------------------------------------------------


                                                        1995                        1994
                                             -------------------------     -----------------------
                                              AMOUNT        % OF TOTAL      AMOUNT      % OF TOTAL
---------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural       $11,655            24.1%      $10,288            22.1%
Real estate-- commercial mortgage              7,254            15.0         6,775            14.5
Real estate-- construction                     1,520             3.1         1,287             2.8
Commercial lease financing                     2,248             4.7         1,742             3.7
---------------------------------------------------------------------------------------------------
   Total commercial loans                     22,677            46.9        20,092            43.1
CONSUMER
Real estate-residential mortgage               8,291            17.2         9,872            21.2
Home equity                                    3,886             8.0         3,695             7.9
Credit card                                    1,564             3.2         1,419             3.0
Consumer-- direct                              1,934             4.0         2,447             5.3
Consumer-- indirect                            7,258            15.1         6,882            14.8
---------------------------------------------------------------------------------------------------
   Total consumer loans                       22,933            47.5        24,315            52.2
LOANS HELD FOR SALE                            2,722             5.6         2,172             4.7
---------------------------------------------------------------------------------------------------
   Total                                     $48,332           100.0%      $46,579           100.0%
                                             =======           =====       =======           =====
---------------------------------------------------------------------------------------------------


50                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES
estate-construction and lease financing portfolios. Additionally, consumer loans rose by $3.3 billion, and included increases of $2.0 billion in home equity loans and $1.4 billion in installment loans. The strong growth in loans during 1998 reflected the continued strength of the economy, targeted efforts to increase commercial and home equity loan volumes, and the relatively low volume of securitizations.

                        FIGURE 14 LOANS SOLD AND DIVESTED

                                                           COMMERCIAL    CREDIT CARD
in millions        EDUCATION   AUTOMOBILE     HOME EQUITY  REAL ESTATE   RECEIVABLES  ALL OTHER   TOTAL
-------------------------------------------------------------------------------------------------------
     1998
--------------
Fourth quarter        $ 29           --          $ 48           --            --          --       $ 77
Third quarter          201           --           374           --            --          --        575
Second quarter          45           --            53         $167            --       $124(1)      389
First quarter           71           --            --           --            --         20(1)       91
-------------------------------------------------------------------------------------------------------
   Total              $346           --          $475         $167            --        $144     $1,132
                      ====                       ====         ====                      ====     ======



     1997
--------------
Fourth quarter      $  879       $1,046          $ 44           --            --       $147(1)   $2,116
Third quarter          100          112           205           --          $324        491(1)    1,232
Second quarter          52          103            --           --            --          --        155
First quarter           31          456            --           --            41          --        528
-------------------------------------------------------------------------------------------------------
   Total            $1,062       $1,717          $249           --          $365        $638     $4,031
                    ======       ======          ====                       ====        ====     ======
-------------------------------------------------------------------------------------------------------


(1) Part of branch divestitures, including the sale of KeyBank Wyoming in the third quarter of 1997.

Shown in Figure 15 are loans which have been securitized/sold and are either administered or serviced by Key, but not recorded on its balance sheet. Income recognized in connection with such transactions is derived from two sources. Noninterest income earned from servicing or administering the loans is recorded as loan securitization income, while

                        FIGURE 15 LOANS SECURITIZED/SOLD
                          AND ADMINISTERED OR SERVICED

DECEMBER 31,
in millions               1998           1997           1996
------------------------------------------------------------
Education loans         $2,312         $2,611         $2,089
Automobile loans           946          1,601            386
Home equity loans          744            735             --
------------------------------------------------------------

   Total                $4,002         $4,947         $2,475
                        ======         ======         ======
------------------------------------------------------------

income earned on assets retained in connection with securitizations and accounted for like investments in interest-only strip securities, is recorded as interest income on securities available for sale. The decline in these balances since the 1997 year end reflected loan repayments and a relatively low level of securitizations completed in 1998.

The maturities and sensitivity of certain loans to changes in interest rates are summarized in Figure 16. Floating and adjustable rates are those which vary in relation to some other interest rate (such as the base lending rate) or some other variable index which may change during the term of the loan. Predetermined interest rates are those which are either fixed or will change during the term of the loan on a pre-established basis. As shown in the figure, at December 31, 1998, approximately 47% of these loans were scheduled to mature within one year, and loans with maturities greater than one year included $8.3 billion with floating or adjustable rates and $9.1 billion with predetermined rates.

             FIGURE 16 MATURITIES AND SENSITIVITY OF CERTAIN LOANS
                          TO CHANGES IN INTEREST RATES

DECEMBER 31, 1998                                   WITHIN      1-5        OVER
in millions                                        1 YEAR      YEARS      5 YEARS     TOTAL
--------------------------------------------------------------------------------------------
Commercial, financial and agricultural             $10,408     $4,157      $2,473    $17,038
Real estate-- construction                           1,737      1,485         228      3,450
Real estate-- residential & commercial mortgage      3,310      2,797       6,285     12,392
--------------------------------------------------------------------------------------------
                                                   $15,455     $8,439      $8,986    $32,880
                                                   =======     ======      ======    =======
Loans with floating or adjustable interest rates               $4,417      $3,932
Loans with predetermined interest rates                         4,022       5,054
--------------------------------------------------------------------------------------------

                                                               $8,439      $8,986
                                                               ======      ======
--------------------------------------------------------------------------------------------

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        51

SECURITIES

At December 31, 1998, the securities portfolio totaled $6.3 billion, consisting of $5.3 billion of securities available for sale and $976 million of investment securities. This compares with a total portfolio of $8.9 billion, comprised of $7.7 billion of securities available for sale and $1.2 billion of investment securities, at December 31, 1997. Certain information pertaining to the composition, yields, and remaining maturities of the securities available for sale and investment securities portfolios is presented in Figures 17 and 18, respectively. Additional information related to the retained interests in securitizations, gross unrealized gains and losses by type of security, and the level of securities pledged, is presented in Note 5, Securities, on page 72.

At December 31, 1998, Key had $4.4 billion invested in collateralized mortgage obligations ("CMO") and other mortgage-backed securities within the available-for-sale portfolio, compared with $7.0 billion at

                     FIGURE 17 SECURITIES AVAILABLE FOR SALE


                       U.S. TREASURY,    STATES AND   COLLATERALIZED
                         AGENCIES AND     POLITICAL       MORTGAGE
dollars in millions      CORPORATIONS  SUBDIVISIONS   OBLIGATIONS(1)
--------------------------------------------------------------------------
DECEMBER 31, 1998
Remaining maturity:
   One year or less              $366           $ 1         $1,386
   After one through
    five years                     19            15            825
   After five through
    ten years                      14            49             --
   After ten years                 23             2             --
--------------------------------------------------------------------------

Fair value                       $422           $67         $2,211
Amortized cost                    420            65          2,191
Weighted average yield           5.81%         6.35%          6.38%
Weighted average
 maturity                   1.5 YEARS     7.2 YEARS      1.1 YEARS
--------------------------------------------------------------------------

DECEMBER 31, 1997
Fair value                       $204           $52         $4,051
Amortized cost                    202            52          4,045
--------------------------------------------------------------------------

DECEMBER 31, 1996
Fair value                       $859           $36         $3,149
Amortized cost                    857            36          3,169
--------------------------------------------------------------------------

   OTHER
  MORTGAGE-          RETAINED                                     WEIGHTED
   BACKED          INTERESTS IN           OTHER                    AVERAGE
 SECURITIES(1)    SECURITIZATIONS(1)   SECURITIES        TOTAL     YIELD(2)
---------------------------------------------------------------------------
      $ 9                --                $21          $1,783      6.09%

    1,792              $156                 12           2,819      6.95

      313               172                  1             549      7.45
       37                --                 65(3)          127      6.09
---------------------------------------------------------------------------

   $2,151              $328                 $99         $5,278      --
    2,123               345                  84          5,228      6.69%
     7.02%             8.35%               4.22%          6.69%     --

3.7 YEARS         2.9 YEARS           8.4 YEARS      2.5 YEARS      --
---------------------------------------------------------------------------


   $2,951              $374                $76          $7,708      --
    2,908               418                 75           7,700      7.19%
---------------------------------------------------------------------------


   $3,579                --               $105          $7,728      --
    3,570                --                104           7,736      6.83%
---------------------------------------------------------------------------

(1) Maturity is based upon expected average lives rather than contractual terms.

(2) Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(3)  Includes equity securities with no stated maturity.

                         FIGURE 18 INVESTMENT SECURITIES

                                         STATES AND                                       WEIGHTED
                                          POLITICAL         OTHER                         AVERAGE
dollars in millions                     SUBDIVISIONS      SECURITIES          TOTAL       YIELD(1)
--------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
   Remaining maturity:
   One year or less                             $181              --           $181         7.99%
   After one through five years                  306            $105            411         8.15
   After five through ten years                  122              --            122         9.71
   After ten years                                22             240(2)         262         3.72
--------------------------------------------------------------------------------------------------

Amortized cost                                  $631            $345           $976         7.13%
Fair value                                       659             345          1,004         --
Weighted average yield                          8.84%           4.00%          7.13%        --
Weighted average maturity                  3.3 YEARS       9.0 YEARS      5.3 YEARS         --
--------------------------------------------------------------------------------------------------

DECEMBER 31, 1997
Amortized cost                                 $ 973            $257         $1,230         7.59%
Fair value                                     1,005             257          1,262         --
--------------------------------------------------------------------------------------------------

DECEMBER 31, 1996
Amortized cost                                $1,401            $200         $1,601         7.76%
Fair value                                     1,437             200          1,637         --
--------------------------------------------------------------------------------------------------

(1) Weighted average yields are calculated on the basis of amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(2)  Includes equity securities with no stated maturity.

52                                      [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

December 31, 1997. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Other mortgage-backed securities depend on the underlying pool of mortgage loans to provide a cash flow "pass-through" of principal and interest, without prioritization in classes. The decrease in CMOs and other mortgage backed securities since the 1997 year end was due primarily to scheduled amortization, as well as prepayments which occurred in connection with refinancings completed in the continued low interest rate environment. The CMO securities held by Key are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates than other longer-term class bonds similarly available. At December 31, 1998, substantially all of the mortgage-backed securities held by Key were issued or backed by Federal agencies.

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

The allocation of Key's Allowance by loan type at December 31 is shown in Figure
19. Management has developed an iterative methodology which is relied upon to estimate the level of the Allowance on a quarterly and at times more frequent basis, as deemed necessary. This methodology is described in detail in the Allowance for Loan Losses section of Note 1, Summary of Significant Accounting Policies, beginning on page 65.

              FIGURE 19 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

DECEMBER 31,                                    1998                      1997                        1996
                                       -----------------------   ----------------------     -----------------------
                                                    PERCENT OF              PERCENT OF                 PERCENT OF
                                                  LOAN TYPE TO            LOAN TYPE TO               LOAN TYPE TO
dollars in millions                    AMOUNT      TOTAL LOANS   AMOUNT    TOTAL LOANS      AMOUNT    TOTAL LOANS
--------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $357            27.5%     $224          26.3%        $177          25.0%
Real estate-- commercial mortgage          32            11.8       104          13.0           97          14.5
Real estate-- construction                 15             5.6        33           4.2           22           3.4
Commercial lease financing                 49             9.0        26           8.3           16           5.4
--------------------------------------------------------------------------------------------------------------------
   Total commercial loans                 453            53.9       387          51.8          312          48.3
Real estate-- residential mortgage          7             8.2         8          11.6           10          12.7
Home equity                                 5            11.8         4          10.2            5           9.7
Credit card                                44             2.3        45           2.8           44           3.7
Other consumer                             97            19.2        81          18.2           93          21.0
--------------------------------------------------------------------------------------------------------------------
   Total consumer loans                   153            41.5       138          42.8          152          47.1
Loans held for sale                         1             4.6         1           5.4            3           4.6
Unallocated                               293            --         374          --            403          --
--------------------------------------------------------------------------------------------------------------------
   Total                                 $900           100.0%     $900         100.0%        $870         100.0%
                                         ====           =====      ====         =====         ====         =====
--------------------------------------------------------------------------------------------------------------------


                                                 1995                       1994
                                       -----------------------    ------------------------
                                                    PERCENT OF                  PERCENT OF
                                                  LOAN TYPE TO                LOAN TYPE TO
                                       AMOUNT      TOTAL LOANS      AMOUNT     TOTAL LOANS
------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $205           24.1%         $119           22.1%
Real estate-- commercial mortgage         100           15.0            75           14.5
Real estate-- construction                 21            3.1            18            2.8
Commercial lease financing                 23            4.7            24            3.7
-----------------------------------------------------------------------------------------
   Total commercial loans                 349           46.9           236           43.1
Real estate-- residential mortgage          9           17.2            14           21.2
Home equity                                 5            8.0             6            7.9
Credit card                                25            3.2            44            3.0
Other consumer                             52           19.1            49           20.1
-----------------------------------------------------------------------------------------
   Total consumer loans                    91           47.5           113           52.2
Loans held for sale                         3            5.6             3            4.7
Unallocated                               433            --            478            --
-----------------------------------------------------------------------------------------
   Total                                 $876          100.0%         $830          100.0%
                                         ====          =====          ====          =====
-----------------------------------------------------------------------------------------

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                      53

As shown in Figure 20, net loan charge-offs in 1998 were $297 million, or .52% of average loans, compared with $293 million, or .57% of average loans, in 1997 and $195 million, or .40% in 1996. The slight increase in the level of net charge-offs in 1998 relative to the prior year resulted from a $24 million rise in commercial loan net charge-offs, reflecting the continuation of strong growth in this particular portfolio. The increase in commercial loan net charge-offs was substantially offset by a $20 million reduction in the level of net charge-offs experienced in the consumer portfolio with the improvement split between the installment and credit card sectors. Improved credit quality, benefits derived from the 1997 fourth quarter securitization and sale of $949 million of prime credit automobile loans, and the sale of $365 million of out-of-franchise credit card receivables during the first and third quarters of 1997 were the principal factors contributing to the 1998 reduction in net charge-offs in the consumer portfolio.

The provision for loan losses was lowered to $297 million in 1998 from $320 million in the prior year, as management covered net charge-offs in 1998 on a dollar-for-dollar basis. This decision was a direct result of the methodology used by management to evaluate the adequacy of Key's Allowance. It should be noted, however, that the level of the unallocated Allowance has been trending downward over the past several quarters. This reflects a number of factors including management's decision to reduce the volume of loan securitizations in 1998 due to capital markets volatility, the impact of recent global economic events on domestic credit exposures, and the impact of changes in the risk profile of certain of Key's loan portfolios over the past several years. This trend will be considered in determining whether additional provisioning above the level of net charge-offs may be necessary in 1999 or beyond.

                    FIGURE 20 SUMMARY OF LOAN LOSS EXPERIENCE

YEAR ENDED DECEMBER 31,
dollars in millions                                       1998         1997          1996          1995           1994
--------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year              $57,422      $51,415       $48,216       $48,012        $43,463
--------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year            $900         $870          $876          $830           $803
Loans charged off:
   Commercial, financial and agricultural                   66           55            71            42             61
   Real estate-- commercial mortgage                        20           16            16            22             19
   Real estate-- construction                                2            3             2             2              7
   Commercial lease financing                               12            9             8             5              3
--------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                               100           83            97            71             90
   Real estate-- residential mortgage                       11           11             9            11             15
   Home equity                                               6            4             2             2              1
   Credit card                                             104          113            83            50             49
   Consumer-- direct                                        44           41            29            21             17
   Consumer-- indirect                                     119          126            83            53             37
--------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                 284          295           206           137            119
--------------------------------------------------------------------------------------------------------------------------
                                                           384          378           303           208            209
Recoveries:
   Commercial, financial and agricultural                   25           28            45            53             48
   Real estate-- commercial mortgage                         6           10             8             5              4
   Real estate-- construction                                2            2             1             3              2
   Commercial lease financing                                1            1             2             2              2
--------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                                34           41            56            63             56
   Real estate-- residential mortgage                        4            3             3             8              6
   Home equity                                               1           --            --             1              1
   Credit card                                              10            9            15            11             13
   Consumer-- direct                                         6            7             7             7              8
   Consumer-- indirect                                      32           25            27            19             16
--------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                  53           44            52            46             44
--------------------------------------------------------------------------------------------------------------------------
                                                            87           85           108           109            100
--------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                     (297)        (293)         (195)          (99)          (109)
Provision for loan losses                                  297          320           197           100            125
Allowance acquired/sold, net                                --            3            (8)           44             11
Transfer of other real estate owned ("OREO") allowance      --           --            --             1             --
--------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                  $900         $900          $870          $876           $830
                                                          ====         ====          ====          ====           ====
--------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                      .52%         .57%          .40%          .21%           .25%
Allowance for loan losses to year end loans               1.45         1.69          1.77          1.81           1.78
Allowance for loan losses to nonperforming loans        246.58       236.22        249.28        263.15         324.27
--------------------------------------------------------------------------------------------------------------------------

54                                      [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

The Allowance at December 31, 1998, was $900 million, or 1.45% of loans, compared with $900 million, or 1.69% of loans, at December 31, 1997. Included in the 1998 Allowance was $42 million specifically allocated for impaired loans compared with $26 million in 1997. For a further discussion of impaired loans see Note 7, Impaired Loans and Other Nonperforming Assets, on page 73. At December 31, 1998, the Allowance was 246.58% of nonperforming loans, compared with 236.22% at December 31, 1997. As indicated in Figure 19, the unallocated portion of the Allowance decreased in 1998, primarily as a result of an increase in the portion of the Allowance allocated to the commercial portfolio.

The composition of nonperforming assets is shown in Figure 21. These assets totaled $404 million at December 31, 1998, and represented .65% of loans, OREO and other nonperforming assets compared with $431 million, or .81%, at December 31, 1997. The $27 million decrease in nonperforming assets since the 1997 year end reflected an $18 million decline in nonperforming commercial loans and a $7 million decrease in OREO. The level of nonperforming assets has remained fairly consistent over the past two years, ranging from a quarterly high of $433 million at June 30, 1997, to a low of $402 million at September 30, 1998.

          FIGURE 21 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

YEAR ENDED DECEMBER 31,
dollars in millions                            1998            1997            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural         $144            $162            $121            $148            $ 93
Real estate-- commercial mortgage                79              88              84              90              82
Real estate-- construction                        6              21              19              10              22
Commercial lease financing                       29               5               8               3               2
Real estate-- residential mortgage               60              58              80              62              45
Consumer                                         47              47              37              20              12
-----------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans(1)                 365             381             349             333             256

OREO                                             56              66              56              56             100
Allowance for OREO losses                       (18)            (21)             (8)            (14)            (21)
-----------------------------------------------------------------------------------------------------------------------
   OREO, net of allowance                        38              45              48              42              79

Other nonperforming assets                        1               5               3               4               5
-----------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                  $404            $431            $400            $379            $340
                                               ====            ====            ====            ====            ====
-----------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more        $178            $132            $103             $97             $50
-----------------------------------------------------------------------------------------------------------------------
Nonperforming loans to year end loans           .59%            .71%            .71%            .69%            .55%
Nonperforming assets to year end loans
   plus OREO and other nonperforming assets     .65             .81             .81             .78             .73
-----------------------------------------------------------------------------------------------------------------------

(1) Effective January 1, 1995, Key adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires separate disclosure of impaired loans. Impaired loans at December 31, 1998, are $193 million, at December 31, 1997, are $196 million, at December 31, 1996, are $209 million, and at December 31, 1995, are $205 million.

DEPOSITS AND OTHER SOURCES OF FUNDS

Core deposits, defined as domestic deposits other than certificates of deposit of $100,000 or more, are Key's primary source of funding. During 1998, these deposits averaged $36.8 billion and represented 55% of Key's funds supporting earning assets, compared with $38.6 billion and 63%, respectively, in 1997 and $40.4 billion and 70%, respectively, in 1996. As shown in Figure 4 on page 40, the decrease in core deposits over the past two years reflected declines in the levels of savings deposits, NOW accounts and time deposits. This resulted primarily from the sale of KeyBank Wyoming in July 1997 and the divestiture of 122 other branch offices since mid-1997. The divested branches (including KeyBank Wyoming) had deposits of approximately $3.0 billion. Also contributing to both the decrease and change in the mix of core deposits were investment alternatives pursued by clients in response to the strength of the stock and bond markets. The increase in money market deposit accounts reflects these client preferences as well as actions taken by management in 1998 to reprice such deposits.

Purchased funds, which are comprised of large certificates of deposit, deposits in foreign offices and short-term borrowings, averaged $19.0 billion during 1998, up $2.1 billion, or 12%, from the comparable prior year period. This followed an increase of $3.4 billion, or 25%, in 1997. As illustrated in Figure 4, these increases were attributable primarily to higher levels of short-term borrowings which rose by $2.9 billion and $2.6 billion in 1998 and 1997, respectively. Purchased funds have been more heavily relied upon to offset declines in the volume of core deposits and to fund earning asset growth.

                FIGURE 22 MATURITY DISTRIBUTION OF TIME DEPOSITS
                               OF $100,000 OR MORE

DECEMBER 31, 1998                    DOMESTIC   FOREIGN
in millions                           OFFICES   OFFICES     TOTAL
-------------------------------------------------------------------

Remaining maturity:
   Three months or less               $1,869    $  952    $2,821
   After three through six months        598        --       598
   After six through twelve months       510        --       510
   After twelve months                   548        --       548
-------------------------------------------------------------------
     Total                            $3,525    $  952    $4,477
                                      ======    ======    ======
-------------------------------------------------------------------

[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                     55

LIQUIDITY

Key actively analyzes and manages its liquidity, which represents the availability of funding to meet the needs of depositors, borrowers and creditors at a reasonable cost on a timely basis and without adverse consequences. Key maintains liquidity in the form of short-term money market investments, securities available for sale, anticipated prepayments and maturities on securities, the maturity structure of its loan portfolios and the ability to securitize and package loans for sale. Liquidity is also enhanced by a sizable concentration of core deposits, previously discussed, which are generated by 968 full-service KeyCenters in 13 states. Key monitors deposit flows and evaluates alternate pricing structures with respect to its deposit base. This process is managed by Key's Funding and Investment Management Group, which monitors the overall mix of funding sources in conjunction with deposit pricing and in response to the structure of the earning assets portfolio. In addition, Key has access to various sources of money market funding (such as Federal funds purchased, securities sold under repurchase agreements and bank notes) and borrowings from the Federal Reserve Bank for short-term liquidity requirements should the need arise. In addition, Key Bank USA National Association ("KeyBank USA") has a line of credit with the Federal Reserve Bank which provides for overnight borrowings of up to $962 million and is secured by $1.4 billion of KeyBank USA's credit card receivables at December 31, 1998. There were no borrowings outstanding under this line of credit as of December 31, 1998.

During 1998, Key's affiliate banks raised $12.9 billion under Key's Bank Note Program. Of the notes issued during 1998, $5.5 billion have original maturities in excess of one year and are included in long-term debt, while $7.4 billion have original maturities of one year or less and are included in short-term borrowings. On October 27, 1998, Key commenced a new Bank Note Program which provides for the issuance of up to $20.0 billion ($19.0 billion by KeyBank N.A. and $1.0 billion by KeyBank USA).

Under Key's Euronote Program, the parent company, KeyBank N.A. and KeyBank USA may issue both long- and short-term debt of up to $5.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in dollars and most European currencies. There were $1.4 billion of borrowings outstanding under this facility as of December 31, 1998, $601 million of which were issued during 1998.

The parent company has a commercial paper program and a four-year revolving credit agreement; each facility provides funding availability of up to $500 million. The proceeds from these facilities may be used for general corporate purposes. As of December 31, 1998, $92 million of borrowings were outstanding under the commercial paper program.

The parent company also has a universal shelf registration statement on file with the Securities and Exchange Commission ("SEC"), which provides for the possible issuance of up to $1.3 billion of debt and equity securities. At December 31, 1998, unused capacity under the shelf registration totaled $1.3 billion, including $750 million reserved for future issuance as medium-term notes. The proceeds from the issuances under the shelf registration, the Bank Note Program and the Euronote Program described above may be used for general corporate purposes, including acquisitions.

The liquidity requirements of the parent company, primarily for dividends to shareholders, servicing of debt and other corporate purposes are principally met through regular dividends from affiliate banks. In 1998, affiliated companies paid a total of $611 million in dividends to the parent company. As of December 31, 1998, an additional $1.0 billion was available in the affiliate banks for the payment of dividends to the parent company without prior regulatory approval. Excess funds are maintained in short-term investments. In addition, the parent company has access to the capital markets as a result of its favorable debt ratings which, at December 31, 1998, were as follows:

                                     SENIOR      SUBORDINATED
                    COMMERCIAL      LONG-TERM     LONG-TERM
                       PAPER          DEBT           DEBT
-------------------------------------------------------------

Duff & Phelps           D-1            A+              A
Standard & Poor's       A-2            A-            BBB+
Moody's                 P-1            A1             A2

Further information pertaining to Key's sources and uses of cash for the years ended December 31, 1998, 1997 and 1996, is presented in the Consolidated Statements of Cash Flow on page 64.

CAPITAL AND DIVIDENDS

Total shareholders' equity at December 31, 1998, was $6.2 billion, up $986 million, or 19%, from the balance at the end of 1997. This followed a 1997 increase of $300 million, or 6%, from the 1996 year end. In 1998, the increase was due primarily to retained net income and the net decrease in treasury stock resulting from the shares issued in the McDonald acquisition discussed below. In 1997, retained net income was also the primary contributor to the increase, offset in part by a net increase in treasury stock resulting from share repurchases. Other factors contributing to the change in shareholders' equity during 1998 and 1997 are shown in the Consolidated Statements of Changes in Shareholders' Equity presented on page 63.

In January 1998, the Board of Directors approved a share repurchase program which authorizes the repurchase from that date of up to 5,000,000 Common Shares (10,000,000 shares after giving effect to the two-for-one split on March 6, 1998), with no expiration date for the authority. Under the program, shares may be repurchased from time to time in the open market or through negotiated transactions. No shares were repurchased under this program in 1998. Separately, Key has Board authorization to repurchase up to 60% of the 19,337,159 shares issued in the October 1998 acquisition of McDonald. During 1998, under this separate authorization Key repurchased 7,999,400 shares at an average price per share of $32.00. The 39,437,183 shares held in treasury at December 31, 1998, are expected to be reissued over time in connection with employee stock purchase, 401(k), stock option and dividend reinvestment plans and for other corporate purposes. During 1998, Key reissued 3,050,008 Treasury Shares for employee benefit and dividend reinvestment plans.

Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong with a ratio of total shareholders' equity to total assets of 8.64 % at December 31, 1998, compared with 7.71% at December 31, 1997. Excluding certain capital securities receiving Tier 1 treatment, these ratios are 7.71% and 7.03%, respectively.

Banking industry regulators define minimum capital ratios for bank holding companies and their banking subsidiaries. Based on risk-adjusted capital rules and definitions prescribed by the banking regulators, Key's Tier 1 and total risk-adjusted capital ratios at December 31, 1998, were 7.21% and 11.69%, respectively, compared with minimum regulatory requirements of 4.0% for Tier 1 and 8.0% for total capital. The regulatory leverage ratio standard prescribes a minimum ratio of 3.0%,

56                                      [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES
although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum. At December 31, 1998, Key's leverage ratio was 6.95%, substantially higher than the minimum requirement. Figure 23 presents the details of Key's regulatory capital position at December 31, 1998 and 1997. Further information pertaining to the implications of failing to meet specific capital requirements imposed by the banking regulators, as well as the FDIC-defined categories relied upon by the regulators for purposes of applying the prompt corrective action framework, is disclosed in Note 11, Shareholders' Equity, beginning on page 75.

McDonald Investments Inc., a subsidiary of KeyCorp, is subject to the Uniform Net Capital Rule (the "Rule") of the SEC and the net capital rules of the New York Stock Exchange, Inc. (the "Exchange"), of which it is a member. McDonald Investments has elected to use the alternative method permitted by the Rule which requires that it maintain minimum net capital, as defined, equal to 2% of aggregate

              FIGURE 23 CAPITAL COMPONENTS AND RISK-ADJUSTED ASSETS

DECEMBER 31,
dollars in millions                               1998          1997
-----------------------------------------------------------------------
TIER 1 CAPITAL
   Common shareholders' equity(1)               $  6,137      $  5,170
   Qualifying capital securities                     747           500
   Less: Goodwill                                 (1,430)       (1,071)
        Other intangible assets(2)                   (71)          (95)
-----------------------------------------------------------------------
      Total Tier 1 capital                         5,383         4,504
-----------------------------------------------------------------------
TIER 2 CAPITAL
   Allowance for loan losses(3)                      900           847
   Net unrealized holding gains(4)                     3            --
   Qualifying long-term debt                       2,445         1,982
-----------------------------------------------------------------------
      Total Tier 2 capital                         3,348         2,829
-----------------------------------------------------------------------
      Total capital                             $  8,731      $  7,333
                                                ========      ========
RISK-ADJUSTED ASSETS
   Risk-adjusted assets on balance sheet        $ 63,721      $ 58,412
   Risk-adjusted off-balance sheet exposure       12,198        10,501
   Less: Goodwill                                 (1,430)       (1,071)
        Other intangible assets(2)                   (71)          (95)
   Plus: Market risk-equivalent assets               242            --
        Net unrealized holding gains(4)                3            --
-----------------------------------------------------------------------
      Gross risk-adjusted assets                  74,663        67,747
   Less: Excess allowance for loan losses(3)          --           (53)
-----------------------------------------------------------------------
      Net risk-adjusted assets                  $ 74,663      $ 67,694
                                                ========      ========
AVERAGE QUARTERLY TOTAL ASSETS                  $ 78,968      $ 71,490
                                                ========      ========
CAPITAL RATIOS
   Tier 1 risk-adjusted capital ratio               7.21%         6.65%
   Total risk-adjusted capital ratio               11.69         10.83
   Leverage ratio(5)                                6.95          6.40
-----------------------------------------------------------------------

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

4 Net unrealized holding gains included in Tier 2 capital are limited to 45% of net unrealized holding gains on available for sale equity securities with readily determinable fair values.

5 Tier 1 capital as a percentage of average quarterly total assets, less goodwill and other non-qualifying intangible assets as defined in 2 above.

debit balances arising from customer transactions, as defined. The
Exchange may require a member firm to reduce its business if its net capital is less than 4% of aggregate debit balances and may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. Net capital and aggregate debit balances change from day to day. As of December 31, 1998, McDonald Investment's net capital under the Rule was $180 million or 51% of aggregate debit balances, and $173 million in excess of the minimum required net capital.

At December 31, 1998, book value per Common Share was $13.63 based on 452,451,597 shares outstanding, compared with $11.83 based on 438,063,830 shares outstanding on the same basis at December 31, 1997. Key's Common Shares are traded on the Exchange under the symbol KEY. The sales price ranges of the Common Shares and per Common Share net income and dividends by quarter for each of the last two years are presented in Figure 24. At year end 1998, the closing sales price of a Key Common Share on the Exchange was $32.00. This price was 235% of year end book value per share, and would result in a dividend yield of 2.94% based on the then- current amount of the dividend. On January 19, 1999, the quarterly dividend on Common Shares was increased by 11% to $.26 per Common Share, up from $.235 per Common Share in 1998. There were 60,058 holders of record of Key Common Shares at December 31, 1998.

FOURTH QUARTER RESULTS

As shown in Figure 24, net income for the fourth quarter of 1998 reached a record high of $260 million, or $.57 per Common Share, up from $248 million, or $.56 per Common Share, for the same period in 1997. This improvement resulted from an $81 million, or 22%, increase in noninterest income, partially offset by increases of $55 million, or 9%, in noninterest expense and $13 million, or 11%, in income taxes. On an annualized basis, the return on average total assets for the fourth quarter of 1998 was 1.31% compared with 1.38% for the fourth quarter of 1997. The annualized return on average equity decreased to 17.12% for the fourth quarter of 1998 from 19.16% for the same period last year as a result of a substantial increase in average equity during the fourth quarter of 1998 relative to the fourth quarter of 1997. The increase in average equity reflected primarily the impact of 1998 retained net income as well as the 19,337,159 Common Shares issued by Key in connection with the October 1998 acquisition of McDonald.

Noninterest income for the fourth quarter of 1998 was $447 million, representing the highest level for any quarter in Key's history and 39 percent of total revenue. Bolstered by the McDonald acquisition, the $81 million increase from the year-ago quarter reflected strong contributions from trust and asset management (up $24 million), insurance and brokerage income (up $19 million), and investment banking and capital markets activities (up $38 million). In total, the McDonald acquisition contributed more than $55 million to Key's noninterest income in the fourth quarter. Noninterest income for the fourth quarter of 1998 also included $27 million of additional revenue due to Key under the agreement entered into with NOVA a year ago, which specifies that Key is entitled to receive additional consideration if certain revenue-related performance targets are met. In the fourth quarter of 1997, noninterest income totaled $366 million and included $62 million of branch divestiture gains and a net securitization loss of $31 million. There were no such branch sales or securitizations completed by Key in the fourth quarter of 1998.


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                       57

Noninterest expense totaled $685 million for the fourth quarter of 1998, compared to $630 million in the year-ago quarter. The increase came largely from higher personnel costs associated with various incentive programs, including those related to investment banking and capital markets activities. In addition, expenses in the fourth quarter of 1998 included $8 million of merger and integration charges recorded in connection with the McDonald acquisition. In total, the McDonald acquisition contributed more than $60 million to Key's noninterest expense in the fourth quarter of 1998.

                   FIGURE 24 SELECTED QUARTERLY FINANCIAL DATA

                                                                             1998
                                                      -----------------------------------------------
dollars in millions, except per share amounts          FOURTH       THIRD        SECOND       FIRST
----------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                       $  1,411     $  1,415     $  1,372     $  1,327
Interest expense                                           706          715          692          663
Net interest income                                        705          700          680          664
Provision for loan losses                                   77           71           72           77
Noninterest income before net securities gains             442          392          378          354
Net securities gains                                         5           --            2            2
Noninterest expense                                        685          647          616          600
Income before income taxes                                 390          374          372          343
Net income                                                 260          252          249          235
Net income applicable to Common Shares                     260          252          249          235
----------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                            $    .58     $    .57     $    .57     $    .53
Net income-- assuming dilution                             .57          .57          .56          .53
Cash dividends                                            .235         .235         .235         .235
Book value at period end                                 13.63        12.73        12.55        12.15
Market price:
   High                                                  34.06        39.50        44.88        39.25
   Low                                                   23.38        24.75        34.44        31.56
   Close                                                 32.00        28.88        35.63        37.81
Weighted average Common Shares (000)                   449,949      438,856      440,092      438,589
Weighted average Common Shares and
   potential Common Shares (000)                       454,527      443,750      446,568      444,836
----------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                                 $ 62,012     $ 59,444     $ 57,769     $ 54,900
Earning assets                                          70,240       68,568       66,941       64,368
Total assets                                            80,020       77,691       75,778       73,198
Deposits                                                42,583       42,597       41,794       41,661
Long-term debt                                          12,967       11,353       10,196        9,041
Shareholders' equity                                     6,167        5,553        5,525        5,338
Full-time equivalent employees                          25,862       24,586       24,711       24,650
Full-service banking offices                               968          961          962        1,006

----------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                            1.31%        1.32%        1.35%        1.32%
Return on average equity                                 17.12        18.14        18.47        18.25
Efficiency(1)                                            57.75        57.09        58.22        57.39
Overhead(2)                                              31.56        33.33        37.30        35.36
Net interest margin (TE)                                  4.10         4.19         4.19         4.23

----------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(3)                                      8.64%        8.11%        8.28%        7.98%
Tangible equity to tangible assets(3)                     6.88         6.76         6.91         6.51
Tier 1 risk-adjusted capital                              7.21         7.01         7.15         6.81
Total risk-adjusted capital                              11.69        11.61        11.86        11.38
Leverage                                                  6.95         6.88         7.04         6.61

----------------------------------------------------------------------------------------------------------

                                                                       1997
                                                  ------------------------------------------------
dollars in millions, except per share amounts      FOURTH       THIRD       SECOND        FIRST
--------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                   $  1,365     $  1,347     $  1,295     $  1,255
Interest expense                                       660          643          599          566
Net interest income                                    705          704          696          689
Provision for loan losses                               76          102           75           67
Noninterest income before net securities gains         365          393          288          259
Net securities gains                                     1           --           --           --
Noninterest expense                                    630          648          582          575
Income before income taxes                             365          347          327          306
Net income                                             248          236          223          212
Net income applicable to Common Shares                 248          236          223          212
--------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                        $    .56     $    .54     $    .51     $    .48
Net income-- assuming dilution                         .56          .53          .51          .47
Cash dividends                                         .21          .21          .21          .21
Book value at period end                             11.83        11.55        11.02        10.64
Market price:
   High                                              36.59        32.72        29.22        28.19
   Low                                               28.50        27.63        23.94        24.32
   Close                                             35.41        31.82        27.94        24.38
Weighted average Common Shares (000)               438,746      436,214      437,946      443,340
Weighted average Common Shares and
   potential Common Shares (000)                   445,152      442,050      442,480      448,558
--------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                             $ 53,380     $ 53,676     $ 51,644     $ 49,724
Earning assets                                      64,246       63,800       61,508       59,825
Total assets                                        73,699       72,077       69,672       67,893
Deposits                                            45,073       43,870       44,626       44,239
Long-term debt                                       7,446        7,567        5,182        4,774
Shareholders' equity                                 5,181        5,076        4,814        4,674
Full-time equivalent employees                      24,595       25,622       25,882       26,603
Full-service banking offices                         1,015        1,088        1,130        1,161

--------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                        1.38%        1.34%        1.32%        1.30%
Return on average equity                             19.16        19.41        18.85        18.07
Efficiency(1)                                        56.81        56.75        57.66        58.92
Overhead(2)                                          36.17        37.76        41.02        43.71
Net interest margin (TE)                              4.50         4.58         4.69         4.75

--------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets(3)                                   7.71%        7.74%        7.63%        7.62%
Tangible equity to tangible assets(3)                 6.21         6.16         6.39         6.32
Tier 1 risk-adjusted capital                          6.65         6.73         7.14         7.47
Total risk-adjusted capital                          10.83        11.10        11.66        12.31
Leverage                                              6.40         6.33         6.65         6.68

--------------------------------------------------------------------------------------------------

The comparability of the information presented above is affected by certain mergers, acquisitions and divestitures completed by Key in the time periods presented. For further information concerning these transactions, refer to Note 3, Mergers, Acquisitions and Divestitures, beginning on page 68.

(1) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains from bank and branch divestitures).

(2) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) less noninterest income (excluding net securities transactions and gains from bank and branch divestitures) divided by taxable-equivalent net interest income.

(3) Excluding capital securities issued in the fourth quarter of 1996 and the second quarter of 1998 and receiving Tier 1 capital treatment, these ratios would be 69 to 99 basis points lower at each quarter end in 1998 and 68 to 74 basis points lower at each quarter end in 1997.

TE = Taxable Equivalent

58                                      [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

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

Management is also responsible for establishing and maintaining a system of internal control designed to provide assurance as to the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses among other things, conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls. Compliance with Key's code of ethics is generally certified annually. In addition, an effective internal audit function periodically tests the system of internal control. Management takes action to correct control deficiencies as they are identified. There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Management believes that the system of internal control provides reasonable assurances that financial transactions are recorded properly to permit the preparation of reliable financial statements.

The Board of Directors discharges its responsibility for Key's financial statements through its Audit Committee. Key's Audit Committee, composed exclusively of outside directors, also has responsibility for recommending the independent auditors. The Audit Committee meets regularly with the independent auditors to review the scope of their audits and audit reports and to discuss action to be taken. Both the independent and internal auditors have direct access to and interaction with the Audit Committee.

Management has made an assessment of Key's internal control and procedures over financial reporting using criteria described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 1998.


/s/ Robert W. Gillespie
-----------------------
Robert W. Gillespie
Chairman and Chief Executive Officer



/s/ K. Brent Somers
-------------------
K. Brent Somers
Senior Executive Vice President and Chief Financial Officer


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                       59

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
---------------------
Cleveland, Ohio
January 14, 1999


60                                      [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
dollars in millions                                                                   1998          1997
----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                             $  3,296      $  3,651
Short-term investments                                                                 1,974         1,928
Securities available for sale                                                          5,278         7,708
Investment securities (fair value: $1,004 and $1,262)                                    976         1,230
Loans, net of unearned income of $1,533 and $1,197                                    62,012        53,380
   Less: Allowance for loan losses                                                       900           900
----------------------------------------------------------------------------------------------------------
   Net loans                                                                          61,112        52,480
Premises and equipment                                                                   902           985
Goodwill                                                                               1,430         1,071
Other intangible assets                                                                   79           105
Corporate owned life insurance                                                         2,008         1,895
Other assets                                                                           2,965         2,646
----------------------------------------------------------------------------------------------------------
   Total assets                                                                     $ 80,020      $ 73,699
                                                                                    ========      ========
LIABILITIES
Deposits in domestic offices:
   Noninterest-bearing                                                              $  9,540      $  9,368
   Interest-bearing                                                                   32,091        32,005
Deposits in foreign offices -- interest-bearing                                          952         3,700
----------------------------------------------------------------------------------------------------------
   Total deposits                                                                     42,583        45,073
Federal funds purchased and securities sold under repurchase agreements                4,468         6,979
Bank notes and other short-term borrowings                                             9,728         5,967
Other liabilities                                                                      3,110         2,303
Long-term debt                                                                        12,967         7,446
----------------------------------------------------------------------------------------------------------
   Total liabilities                                                                  72,856        67,768

Corporation-obligated mandatorily redeemable preferred capital securities of
   subsidiary trusts holding solely debentures of the Corporation (See Note 10)          997           750

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                  --            --
Common Shares, $1 par value; authorized 1,400,000,000 shares;
   issued 491,888,780 shares                                                             492           492
Capital surplus                                                                        1,412         1,283
Retained earnings                                                                      5,192         4,611
Loans to ESOP trustee                                                                    (34)          (42)
Treasury stock, at cost (39,437,183 and 53,824,950 shares)                              (923)       (1,174)
Accumulated other comprehensive income                                                    28            11
----------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                          6,167         5,181
----------------------------------------------------------------------------------------------------------
   Total liabilities, capital securities and shareholders' equity                   $ 80,020      $ 73,699
                                                                                    ========      ========
----------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        61

                        CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                  1998          1997           1996
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                       $   4,935     $   4,618      $   4,339
Taxable investment securities                                                      12            12             14
Tax-exempt investment securities                                                   45            66             76
Securities available for sale                                                     449           526            494
Short-term investments                                                             84            40             28
------------------------------------------------------------------------------------------------------------------
   Total interest income                                                        5,525         5,262          4,951

INTEREST EXPENSE
Deposits                                                                        1,359         1,462          1,469
Federal funds purchased and securities sold under repurchase agreements           342           359            295
Bank notes and other short-term borrowings                                        459           283            197
Long-term debt                                                                    616           364            273
------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                       2,776         2,468          2,234
------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                             2,749         2,794          2,717
Provision for loan losses                                                         297           320            197
------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                             2,452         2,474          2,520

NONINTEREST INCOME
Trust and asset management income                                                 335           266            247
Service charges on deposit accounts                                               306           299            293
Investment banking and capital markets income                                     239           119             73
Insurance and brokerage income                                                    111            88             70
Corporate owned life insurance                                                    104            85             58
Credit card fees                                                                   68            96             93
Net loan securitization income (loss)                                              35           (12)            62
Net securities gains                                                                9             1              1
Gains from sales of branches/subsidiaries                                          89           151              8
Other income                                                                      279           213            182
------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                     1,575         1,306          1,087

NONINTEREST EXPENSE
Personnel                                                                       1,256         1,181          1,190
Net occupancy                                                                     226           222            219
Equipment                                                                         185           177            161
Computer processing                                                               176           131             96
Marketing                                                                         100            86             88
Amortization of intangibles                                                        91            87             88
Professional fees                                                                  62            47             70
Restructuring charge                                                               --            --            100
Other expense                                                                     452           504            452
------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                    2,548         2,435          2,464

INCOME BEFORE INCOME TAXES                                                      1,479         1,345          1,143
Income taxes                                                                      483           426            360
------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $     996     $     919      $     783
                                                                            =========     =========      =========

Net income applicable to Common Shares                                      $     996     $     919      $     775

Per Common Share:
   Net income                                                               $    2.25     $    2.09      $    1.69
   Net income  -- assuming dilution                                              2.23          2.07           1.67
Weighted average Common Shares outstanding (000)                              441,895       439,042        459,810
Weighted average Common Shares and potential Common
   Shares outstanding (000)                                                   447,437       444,544        464,282
------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


62                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                        ACCUMULATED
                                                                                                LOANS TO    TREASURY          OTHER
                                                    PREFERRED    COMMON    CAPITAL   RETAINED       ESOP       STOCK   COMPREHENSIVE
dollars in millions, except per share amounts           STOCK    SHARES    SURPLUS   EARNINGS    TRUSTEE     AT COST          INCOME
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                          $   160   $   246    $ 1,500    $ 3,633    $   (51)    $  (383)       $    48
Net income                                                                                783
Other comprehensive income:
   Net unrealized losses on securities available
      for sale, net of income taxes of $(21)(1)                                                                                 (54)

         Total comprehensive income


Cash dividends:
   Common Shares ($.76 per share)                                                        (349)
   Cumulative Preferred Stock ($6.25 per share)                                            (8)
Redemption of 10% Cumulative Preferred Stock             (160)
Issuance of Common Shares:
   Acquisition -- 270,263 shares                                                 2                                 9
   Employee benefit and dividend reinvestment
      plans -- 4,100,953 net shares                                            (18)                              137
Repurchase of Common Shares --
   14,620,000 shares                                                                                            (617)
ESOP transactions                                                                           1          2
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                               --       246      1,484      4,060        (49)       (854)            (6)
Net income                                                                                919
Other comprehensive income:
   Adjustment related to change in
      accounting for transfers of financial
      assets, net of deferred tax benefit of $(25)                                                                              (43)
   Net unrealized gains on securities available
      for sale, net of income taxes of $24(1)                                                                                    60

         Total comprehensive income


Cash dividends on Common Shares
   ($.84 per share)                                                                      (369)
Issuance of Common Shares:
   Acquisition -- 3,336,118 shares                                              56                               143
   Employee benefit and dividend reinvestment
      plans -- 2,287,478 net shares                                            (11)                              100
Repurchase of Common Shares --
   10,045,718 shares                                                                                            (563)
ESOP transactions                                                                           1          7
Two-for-one stock split effected by means
   of a 100% stock dividend                                         246       (246)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                               --       492      1,283      4,611        (42)     (1,174)            11
Net income                                                                                996
Other comprehensive income:
   Net unrealized gains on securities available
      for sale, net of income taxes of $9(1)                                                                                     17

         Total comprehensive income


Cash dividends on Common Shares
   ($.94 per share)                                                                      (416)
Issuance of Common Shares:
   Acquisition -- 19,337,159 shares                                            129                               440
   Employee benefit and dividend reinvestment
      plans -- 3,050,008 net shares                                                                               67
Repurchase of Common Shares --
   7,999,400 shares                                                                                             (256)
ESOP transactions                                                                           1          8
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                               --   $   492    $ 1,412    $ 5,192    $   (34)    $  (923)       $    28
                                                      =======   =======    =======    =======    =======     =======        =======
------------------------------------------------------------------------------------------------------------------------------------


                                                       COMPREHENSIVE
dollars in millions, except per share amounts                 INCOME
----------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1995
Net income                                                   $   783
Other comprehensive income:
   Net unrealized losses on securities available
      for sale, net of income taxes of $(21)(1)                  (54)
                                                             -------
         Total comprehensive income                          $   729
                                                             =======

Cash dividends:
   Common Shares ($.76 per share)
   Cumulative Preferred Stock ($6.25 per share)
Redemption of 10% Cumulative Preferred Stock
Issuance of Common Shares:
   Acquisition -- 270,263 shares
   Employee benefit and dividend reinvestment
      plans -- 4,100,953 net shares
Repurchase of Common Shares --
   14,620,000 shares
ESOP transactions
----------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1996
Net income                                                   $   919
Other comprehensive income:
   Adjustment related to change in
      accounting for transfers of financial
      assets, net of deferred tax benefit of $(25)               (43)
   Net unrealized gains on securities available
      for sale, net of income taxes of $24(1)                     60
                                                             -------
         Total comprehensive income                          $   936
                                                             =======

Cash dividends on Common Shares
   ($.84 per share)
Issuance of Common Shares:
   Acquisition -- 3,336,118 shares
   Employee benefit and dividend reinvestment
      plans -- 2,287,478 net shares
Repurchase of Common Shares --
   10,045,718 shares
ESOP transactions
Two-for-one stock split effected by means
   of a 100% stock dividend
----------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1997
Net income                                                   $   996
Other comprehensive income:
   Net unrealized gains on securities available
      for sale, net of income taxes of $9(1)                      17
                                                             -------
         Total comprehensive income                          $ 1,013
                                                             =======

Cash dividends on Common Shares
   ($.94 per share)
Issuance of Common Shares:
   Acquisition -- 19,337,159 shares
   Employee benefit and dividend reinvestment
      plans -- 3,050,008 net shares
Repurchase of Common Shares --
   7,999,400 shares
ESOP transactions
----------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1998

----------------------------------------------------   -------------

(1) Net of reclassification adjustments. In 1998, the reclassification adjustment, representing the net unrealized gains as of December 31, 1997, on securities available for sale sold in 1998, was $9 million ($6 million after tax).

See Notes to Consolidated Financial Statements.


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        63

                      CONSOLIDATED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                          1998       1997       1996
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                          $   996    $   919    $   783
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                            297        320        197
   Depreciation expense and software amortization                                       237        197        165
   Amortization of intangibles                                                           91         87         88
   Net gains from sales of branches/subsidiaries                                        (89)      (151)        (8)
   Net securities gains                                                                  (9)        (1)        (1)
   Deferred income taxes                                                                325        139        112
   Net (increase) decrease in mortgage loans held for sale                              156        (54)       573
   Net increase in trading account assets                                               (34)      (498)        (4)
   Increase (decrease) in accrued restructuring charge                                  (22)       (75)       100
   Other operating activities, net                                                     (145)      (638)      (348)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                             1,803        245      1,657
INVESTING ACTIVITIES
Net increase in loans, excluding acquisitions, sales and divestitures                (9,081)    (6,936)    (3,791)
Purchases of loans                                                                     (859)        --         --
Loans sold                                                                              987      3,144      1,351
Purchases of investment securities                                                     (145)      (497)      (782)
Proceeds from sales of investment securities                                             69         12         28
Proceeds from prepayments and maturities of investment securities                       401        823        809
Purchases of securities available for sale                                           (1,837)    (3,378)    (2,868)
Proceeds from sales of securities available for sale                                    215        735        256
Proceeds from prepayments and maturities of securities available for sale             4,013      2,770      2,905
Net (increase) decrease in other short-term investments                                 296       (905)      (383)
Purchases of premises and equipment                                                    (126)      (156)      (279)
Proceeds from sales of premises and equipment                                            50         71         50
Proceeds from sales of other real estate owned                                           11         28         31
Purchases of corporate owned life insurance                                              --       (300)      (345)
Net cash (paid for) received from sales of branches/subsidiaries                       (433)      (918)       140
Cash used in acquisitions, net of cash acquired                                         (34)        (1)       (12)
-----------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                (6,473)    (5,508)    (2,890)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                  (1,832)     2,011       (972)
Net increase in short-term borrowings                                                   984      2,031      2,468
Net proceeds from issuance of long-term debt                                          6,485      3,441      2,093
Payments on long-term debt                                                             (949)    (1,403)    (1,822)
Proceeds from issuance of capital securities                                            247        250        500
Loan payment received from ESOP trustee                                                   8          7          2
Purchases of treasury shares                                                           (256)      (563)      (617)
Redemption of 10% Cumulative Preferred Stock                                             --         --       (160)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                               44         65         98
Cash dividends                                                                         (416)      (369)      (357)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                             4,315      5,470      1,233
-----------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                     (355)       207         --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                          3,651      3,444      3,444
-----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                              $ 3,296    $ 3,651    $ 3,444
                                                                                    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
   Interest paid                                                                    $ 2,679    $ 2,427    $ 2,214
   Income taxes paid                                                                    148        253        191
   Net amount received on portfolio swaps                                                 2         61         77
Noncash items:
   Assets sold                                                                      $   165    $ 1,196    $ 1,225
   Liabilities sold                                                                     660      2,265      1,093
   Assets purchased                                                                     742      1,397         --
   Liabilities assumed                                                                  593      1,301         --
   Transfer of other assets to securities available for sale                             --        280         --
-----------------------------------------------------------------------------------------------------------------



See Notes to Consolidated Financial Statements.


64                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and a bank holding company headquartered in Cleveland, Ohio, is a bank-based financial services company. Its subsidiaries provide a wide range of banking, equipment leasing, fiduciary and other financial services to corporate, individual and institutional customers through four lines of business: Key Corporate Capital, Key Consumer Finance, Key Community Bank and Key Capital Partners. These services are provided across much of the country through subsidiaries operating 968 full-service banking offices, a 24-hour telephone banking call center services group and nearly 2,600 ATMs in 16 states as of December 31, 1998. KeyCorp provides other financial services both in and outside of its primary banking markets through its nonbank subsidiaries.

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

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account assets, reported at fair value ($877 million and $535 million at December 31, 1998 and 1997, respectively) and included in short-term investments on the balance sheet. Realized and unrealized gains and losses on such assets are reported in other income on the income statement.

Debt and equity securities that Key has not classified as investment securities or trading account assets are classified as securities available for sale and, as such, are reported at fair value, with unrealized gains and losses, net of income taxes, reported in shareholders' equity as a component of accumulated other comprehensive income. Gains and losses from sales of securities available for sale are computed using the specific identification method and included in net securities gains (losses) on the income statement.

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

LOAN SECURITIZATIONS

On January 1, 1997, Key adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 requires that certain assets which are subject to prepayment and recorded in connection with a securitization be accounted for like investments in interest-only strip securities which are carried at fair value. Accordingly, Key reclassified approximately $280 million of these assets, which represent uncertificated retained interests in securitizations, to securities available for sale. At the time of the transfer, the carrying amount of these assets exceeded their fair value by approximately $68 million. This difference was recorded as a


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        65

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


reduction to the carrying amount of the transferred assets, and the related after-tax adjustment of $43 million was made to accumulated other comprehensive income in shareholders' equity.

Gains from loan securitizations result from proceeds received in excess of the basis of the loans sold. Key retains interests that are accounted for like interest-only strip securities. These instruments are initially recorded at their allocated carrying amount based on fair value. The fair value of each retained interest is determined by computing the present value of estimated cash flows using a discount rate considered commensurate with the risks associated with the cash flows and the dates that such cash flows are expected to be released to Key. Net gains and losses and income earned from contractual servicing or administration agreements with the various securitization trusts are included in net loan securitization income (loss). Key reviews all securitization-related assets for impairment on a quarterly basis and records any permanent impairment in net loan securitization income (loss) on the income statement.

Prior to adoption of SFAS No. 125, the sale and securitization of loans resulted in retained assets that were classified as other assets. Included in these assets were excess servicing assets that were estimated as the present value of the estimated future cash flows to be received by Key. The interest related to the excess servicing assets was accrued in loan securitization income along with net gains and losses from the sale and securitization of loans and income earned from contractual servicing or administration agreements.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is the amount which, in the opinion of management, is necessary to absorb potential credit losses in the loan portfolio. Key determines and maintains an appropriate allowance for loan losses based on a comprehensive and consistently applied analysis of the loan portfolio. On a quarterly basis and as deemed necessary by circumstances, management estimates the allowance for loan losses using an iterative methodology. First, a specific allowance is determined for each impaired loan. The fair value of any existing collateral or an estimate of the present value of the future cash flows on the loan is used to determine the extent of impairment. When such amounts do not support the carrying amount of the loan, the amount which management deems uncollectible is charged against the allowance for loan losses. In instances where collateral or other sources of repayment are sufficient, yet uncertainty exists regarding the ultimate repayment, an allowance is specifically allocated for in the allowance for loan losses. For all other loans and legally binding commitments, an allowance is determined by applying internal historical loss rates, as adjusted, to loans with similar risk characteristics. While historical loss rates provide a practical starting point for evaluating the adequacy of the allowance, management continually monitors other factors that may skew such rates. These factors include: (i) changes in national and local economic and business conditions; (ii) changes in experience, ability, and depth of lending management and staff, changes in lending policies, and changes in the mix and volume of the loan portfolio; (iii) changes in the trend of the volume of past due, nonaccrual and other loans; and (iv) the effect of external factors such as competition, legal developments and regulatory guidelines. Adjustments are made to historical loss rates based on the analysis of these factors. Management generally maintains an unallocated allowance to recognize the subjectivity inherent in estimating loan losses.

As the Year 2000 approaches, management is cognizant that related issues may adversely impact a customer's credit-worthiness which may require an adjustment to the allowance for loan losses to reflect the increased credit risk. Loan customer surveys are being performed by Key to assess such risk and the results will be reflected in the assignment of an appropriate risk rating in Key's loan grading system. The allocations of the allowance for loan losses will reflect only those Year 2000 related losses which are deemed probable as of the balance sheet date.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of premises and equipment is determined using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $905 million and $849 million at December 31, 1998 and 1997, respectively.

INTANGIBLE ASSETS

Goodwill, representing the excess of the cost of acquisitions over the fair value of net assets acquired, is amortized using the straight-line method over the estimated period to be benefited, not exceeding 25 years. Other intangibles primarily represent the net present value of the future economic benefits related to the use of core deposits purchased. They are amortized on either an accelerated or straight-line basis over periods ranging from 5 to 15 years. Accumulated amortization on goodwill and other intangible assets totaled $467 million and $356 million at December 31, 1998 and 1997, respectively. In the initial years following an acquisition and periodically thereafter, Key reviews its intangible assets for possible impairment.

INTERNALLY DEVELOPED SOFTWARE

Key uses internal resources and contracted assistance to plan, develop, install, customize or enhance systems applications for use in its internal operations. Software development costs, such as those related to coding, testing, configuration, and installation are capitalized and included in other assets on the balance sheet. The resulting asset ($368 million and $313 million at December 31, 1998 and 1997, respectively) is amortized using the straight-line method over its expected useful life (not to exceed five years). Key considers possible impairment of its internally developed software on a quarterly basis and software that is considered impaired is written down to its fair value. Amortization is accelerated to the expected replacement date for any unimpaired, unamortized software that is slated for replacement. Costs incurred during the planning and post-development phase of an internal software project are expensed as incurred.

DERIVATIVES USED FOR ASSET AND LIABILITY
MANAGEMENT PURPOSES

The derivatives used by Key to manage its interest rate risk are comprised primarily of interest rate swaps, caps and floors. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The instruments must be both effective at reducing the risk associated with the exposure being managed and designated as a risk management transaction at the inception of the derivative contract. In addition, to be considered effective, a high degree of interest rate correlation must exist between the derivative and the specified assets or liabilities being managed at inception and over the life of the derivative contract. The changes in the fair value of the derivatives are not included in the financial statements. The net interest income or expense associated with such derivatives is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed. The related interest receivable or payable from such contracts is recorded in other assets or other liabilities on the balance sheet. Premiums paid are amortized as an adjustment to the interest income or expense of the asset or liability being managed. Realized


66                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


gains and losses resulting from the early termination of such contracts are deferred as an adjustment to the carrying amount of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or the underlying asset or liability.

DERIVATIVES USED FOR TRADING PURPOSES

Derivatives that are not used for asset and liability management purposes are considered to be used for trading purposes. Such derivatives are entered into for the purpose of making a market for customers and for proprietary trading purposes. They typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors. All derivatives used for trading purposes are recorded at fair value, and changes in fair value (including applicable payments and receipts) are recorded in investment banking and capital markets income on the income statement. The determination of fair value considers the remaining cost to service the derivative and the credit risk associated with the counterparty to the derivative. These derivatives are included in other assets on the balance sheet, if the derivative's fair value is positive, or in other liabilities if the fair value is negative.

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

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

In October 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities" and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 134 requires an entity engaged in mortgage banking activities to classify mortgage-backed securities or other retained interests resulting from a mortgage loan securitization based on its ability and intent to sell or hold those assets. The statement conforms the accounting for securities and uncertificated interests retained after the securitization of mortgage loans with the accounting for securities and uncertificated interests retained after the securitization of other types of assets by a non-mortgage banking enterprise. To date, Key has retained only uncertificated interests resulting from mortgage loan securitizations. These retained interests are classified as either available-for-sale or trading securities. While SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998, Key is currently in compliance with the standard.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively "derivatives") and for hedging activities. It requires that all derivatives be recognized on the balance sheet at fair value. Changes in the fair value of all derivatives qualifying as hedges will be recognized currently in earnings or comprehensive income. Depending on the nature of the hedge, and the extent to which it is effective, the changes in fair value will be either offset against the change in fair value of the hedged item (which also is recognized in earnings); or recorded in comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is deemed ineffective and all changes in the fair value of derivatives not designated as hedges will be recognized immediately in earnings. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application permitted. Key will adopt the provisions of SFAS No. 133 as of January 1, 2000. Key is currently reviewing SFAS No. 133 to determine the extent to which the statement will alter its use of certain derivatives in the future and the impact on its financial condition and results of operations.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for such costs, including the characteristics to be considered in defining internal-use software and the circumstances under which related costs should be expensed or capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier adoption encouraged on a prospective basis; restatement of financial statements for earlier periods is not permitted. Key will adopt the provisions of SOP 98-1 as of January 1, 1999. The provisions of SOP 98-1 are substantially consistent with Key's current accounting policy for internally developed software as disclosed on page 66. The effect of prospective adoption is not expected to have a material impact on Key's financial condition or results of operations.

As of January 1, 1998, Key adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The new statement requires that Key's unrealized gains or losses on securities available for sale, which prior to adoption were reported as a separate component of shareholders' equity, be included in other comprehensive income. Since SFAS No. 130 requires only the disclosure and presentation in a prescribed format of information customarily presented elsewhere in the financial statements, it had no impact on Key's financial condition or results of operations. Prior year financial statements have been reclassified to conform with the new requirements. Comprehensive income is presented in the Consolidated Statements of Changes in Shareholders' Equity on page 63.

In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," that deferred implementation of certain aspects of SFAS No. 125 until January 1, 1998. SFAS No. 127 applies only to transfers related to securities lending, repurchase agreements, dollar rolls and other similar secured financings. SFAS No. 125 requires that the recognition of transfers be based on the financial components approach which focuses on control. Under this approach the entity that exercises control over transferred assets recognizes those financial assets it controls and the liabilities it has incurred. Additional information on the adoption of SFAS No. 125 is included under the section entitled "Loan Securitizations" beginning on page 65. On January 1, 1998, Key adopted the provisions of SFAS No. 125 that were deferred by SFAS No. 127. The new requirements did not have a material impact on Key's financial condition or results of operations.


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        67

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                          2. EARNINGS PER COMMON SHARE

The computation of Key's basic and diluted earnings per Common Share is as follows:

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts           1998       1997       1996
------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON SHARES
   Net income                                         $    996   $    919   $    783
   Less: Preferred dividend requirements                    --         --          8
------------------------------------------------------------------------------------
   Net income applicable to Common Shares             $    996   $    919   $    775
                                                      ========   ========   ========
------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
   Weighted average Common Shares outstanding (000)    441,895    439,042    459,810
   Potential Common Shares outstanding (000)(1)          5,542      5,502      4,472
------------------------------------------------------------------------------------
   Weighted average Common Shares and potential
   Common Shares outstanding (000)                     447,437    444,544    464,282
                                                      ========   ========   ========
------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   Net income per Common Share                        $   2.25   $   2.09   $   1.69
   Net income per Common Share -- assuming dilution       2.23       2.07       1.67
------------------------------------------------------------------------------------

(1)  Dilutive common stock options.


                    3. MERGERS, ACQUISITIONS AND DIVESTITURES

COMPLETED MERGERS AND ACQUISITIONS

Business combinations completed by Key during the three years ended December 31, 1998, (all of which were accounted for as purchases) are summarized below.

                                                                                            COMMON
dollars in millions                           LOCATION             DATE    ASSETS    SHARES ISSUED
--------------------------------------------------------------------------------------------------
McDonald & Company Investments, Inc.              Ohio     October 1998     $ 776       19,337,159
Champion Mortgage Co., Inc.                 New Jersey      August 1997       317        3,336,118(1)
Leasetec Corporation                          Colorado        July 1997     1,080        See note (2)
Carleton, McCreary, Holmes & Co.(3)               Ohio      August 1996         1        See note (2)
Knight Insurance Agency, Inc.(4)         Massachusetts        June 1996         8               --
--------------------------------------------------------------------------------------------------

(1) The number of Common Shares prior to giving effect to the two-for-one stock split on March 6, 1998.
(2) In accordance with a confidentiality clause in the purchase agreement, the terms, which are not material, have not been publicly disclosed.
(3) Carleton, McCreary, Holmes & Co. is an investment banking firm specializing in mergers and acquisitions and other financial advisory services for mid-sized and large corporations.
(4) Knight Insurance Agency, Inc. is an education financing company doing business under the name "Knight College Research GROUP."

MCDONALD & COMPANY INVESTMENTS, INC.

On October 23, 1998, Key acquired McDonald, a full-service investment banking and securities brokerage company headquartered in Cleveland, Ohio, with assets of approximately $776 million at the time of the transaction. Under the terms of the agreement, 19,337,159 Common Shares, with a value of approximately $581 million, were issued in a transaction structured as a tax-free merger and accounted for as a purchase. Based on the preliminary purchase price allocation, Key recorded goodwill of approximately $420 million, which is being amortized using the straight-line method over a period of 25 years. In addition, Key established a retention program for certain McDonald employees under which stock options for approximately 3.3 million Key Common Shares were granted and will vest over a three-year period, and approximately $30 million in cash may be paid over the three-year period.

CHAMPION MORTGAGE CO., INC.

On August 29, 1997, Key acquired Champion, a home equity finance company headquartered in Parsippany, New Jersey. Under the terms of the agreement, 3,336,118 pre-split Common Shares, with a value of approximately $200 million, were exchanged for all of the outstanding shares of Champion common stock in a transaction structured as a tax-free exchange and accounted for as a purchase. The agreement also provides an opportunity for Champion's shareholders to receive additional consideration in the form of Key Common Shares valued at up to $100 million in the event that certain performance targets related to significant increases in profitability and origination volumes established at the date of closing are achieved over the three-year period following the closing. In connection with the transaction, Key recorded goodwill of approximately $195 million, which is being amortized using the straight-line method over a period of 25 years.


68                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At closing, Champion became a wholly owned subsidiary of KeyBank USA, a wholly owned subsidiary of the parent company.

LEASETEC CORPORATION

On July 1, 1997, Key acquired an 80% interest (with an option to purchase the remaining 20%) in Leasetec, an equipment leasing company headquartered in Boulder, Colorado, with operations in the United States and overseas. In connection with the transaction, which was accounted for as a purchase, Key recorded goodwill of approximately $126 million, which is being amortized using the straight-line method over a period of 25 years. On June 26, 1998, Key acquired the remaining 20% interest in Leasetec. This resulted in additional goodwill of approximately $26 million, which is being amortized over the remainder of the 25-year period which began July 1, 1997.


COMPLETED DIVESTITURES

KEY MERCHANT SERVICES, LLC

On January 21, 1998, Key sold to NOVA a 51% interest in Key Merchant Services, LLC, a wholly owned subsidiary formed to provide merchant credit card processing services to businesses. Key recognized a $23 million gain ($14 million after tax) at the time of closing. Under the terms of the agreement with NOVA, Key is entitled to receive additional consideration if certain revenue-related performance targets are met. Accordingly, Key recognized an additional gain of $27 million in the fourth quarter of 1998. In accordance with a confidentiality clause in the agreement, the terms, which are not material, have not been disclosed.

KEYBANK NATIONAL ASSOCIATION (WYOMING)

On July 14, 1997, Key sold KeyBank National Association (Wyoming) ("KeyBank Wyoming"), its 28-branch Wyoming bank subsidiary. KeyBank Wyoming had assets and deposits of approximately $1.1 billion and $931 million, respectively, at the time of the transaction. A $53 million ($35 million after tax) gain was realized on the KeyBank Wyoming sale and included in gains from sales of branches/subsidiaries on the income statement.

BRANCH DIVESTITURES

During 1998, Key sold 46 branch offices of its subsidiary banks with deposits of approximately $658 million, resulting in aggregate gains of $39 million ($22 million after tax). During 1997, excluding the KeyBank Wyoming transaction, Key sold 76 such branches with deposits of approximately $1.3 billion, resulting in aggregate gains of $98 million ($62 million after tax). Both the 1998 and 1997 gains were recorded in gains from sales of branches/subsidiaries on the income statement.

SOCIETY FIRST FEDERAL SAVINGS BANK

On June 1, 1996, Key sold Society First Federal Savings Bank ("SFF"), its Florida savings association subsidiary. SFF had assets of approximately $1.2 billion at the time of the transaction. Key continues to provide private banking services in Florida through KeyBank N.A. An $8 million ($5 million after tax) gain was realized on the SFF sale and included in gains from sales of branches/subsidiaries on the income statement.


TRANSACTION PENDING AS OF DECEMBER 31, 1998

ELECTRONIC PAYMENT SERVICES, INC.

On February 28, 1999, Electronic Payment Services, Inc. ("EPS"), an electronic funds transfer processor in which Key held a 20% ownership interest, merged with a wholly owned subsidiary of Concord EFS, Inc., a Delaware corporation, with EPS as the surviving corporation. Key received approximately 5.9 million shares of Concord EFS and recorded a gain on the transaction.


                           4. LINE OF BUSINESS RESULTS

On December 31, 1998, Key adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that financial and descriptive information be disclosed for each reportable operating segment based on the management approach. The management approach focuses on financial information that an enterprise's decision-makers use to assess performance and make decisions about resource allocation. The statement also prescribes the enterprise-wide disclosures to be made about products, services, geographic areas and major customers.

Key's four major lines of business as described below are Key Corporate Capital, Key Consumer Finance, Key Community Bank and Key Capital Partners.

KEY CORPORATE CAPITAL

Key offers a complete range of financing, transaction processing and financial advisory services to corporations throughout the country through its Key Corporate Capital unit. It also operates one of the largest bank-affiliated equipment leasing companies with operations conducted both domestically and throughout Europe and Asia. Key Corporate Capital's business units are organized around specialized industry client segments, inclusive of commercial real estate, lease financing, structured finance, healthcare and media/telecommunications. In serving these targeted segments, Key Corporate Capital provides a number of specialized services including international banking, corporate finance advisory services, investment banking and capital markets products through Key Capital Partners, and 401(k) and trust custody products. Based on total transaction volume, Key Corporate Capital is also one of the leading cash management providers in the country.

KEY CONSUMER FINANCE

Key Consumer Finance is responsible for Key's indirect, non-branch-based consumer loan and deposit products. This line of business specializes in automobile loans and leases, home equity loans, education loans, marine and recreational vehicle loans, credit cards and branchless deposit-generating activities. As of December 31, 1998, based on the volume of loans generated, Key Consumer Finance was one of the five largest education lenders in the nation, ranked in the top ten in retail automobile financing and was one of the leading providers of financing for consumer purchases of marine and recreational vehicles.

KEY COMMUNITY BANK

Key Community Bank is responsible for delivering a complete line of branch-based financial products and services to small businesses, consumers, and commercial banking and public sector businesses. The delivery of these products and services is accomplished through 968 KeyCenters, a 24-hour telephone banking call center services group,


[KEY GRAPHIC] KEYCORP AND SUBSIDIARIES                                        69

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


nearly 2,600 ATMs that access 14 different networks and comprise one of the largest ATM networks in the United States, and a core team of relationship management professionals.

KEY CAPITAL PARTNERS

Key Capital Partners provides clients with asset management, investment banking, capital markets, insurance and brokerage expertise, and plays a major role in generating fee income through its broad range of investment choices and customized products. This line of business was strengthened through the October 1998 acquisition of McDonald and subsequently reorganized into two major business groups. One group, operating under the name McDonald Investments, includes retail and institutional brokerage, equity and fixed income trading and underwriting, investment banking, capital markets products, loan syndication and trading, public finance and clearing operations. The second major business group includes asset management, mutual funds, institutional asset services, venture capital, mezzanine finance, alliance funds, wealth management and insurance. Further information pertaining to the terms of the McDonald transaction is included in the preceding Mergers, Acquisitions and Divestitures note. Leveraging Key's corporate and community banking distribution channels and client relationships is and will continue to be an essential factor in ensuring Key Capital Partners' future growth and success.

Selected financial data for each major line of business for the years ended December 31, 1998, 1997 and 1996, is presented in the following table. The financial information was derived from the internal profitability reporting system used by management to monitor and manage the financial performance of Key. The selected financial data are based on internal management accounting policies which have been developed so as to enable the results to be compiled on a consistent basis and to reflect the underlying economics of the businesses. These policies address the methodologies applied in connection with funds transfer pricing as well as the allocation of certain costs and capital. Funds transfer pricing was used in the determination of net interest income by assigning a standard cost for funds used (or a stan-


YEAR ENDED DECEMBER 31,                      KEY CORPORATE CAPITAL          KEY CONSUMER FINANCE            KEY COMMUNITY BANK
                                         ---------------------------    ---------------------------    ---------------------------
dollars in millions                        1998      1997      1996       1998      1997      1996       1998      1997      1996
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                 $   499   $   416   $   372    $   590   $   565   $   488    $ 1,799   $ 1,931   $ 1,975
Noninterest income                            79        72        41        153        88       163        587       527       490
Revenue sharing -- KCP(1)                    114        86        95          4        --        --        257       180       146
----------------------------------------------------------------------------------------------------------------------------------
Total revenue(2)                             692       574       508        747       653       651      2,643     2,638     2,611
Provision for loan losses                     41         6         6        183       207       126         99       108        65
Depreciation and amortization
  expense                                     31        18        11         45        34        28        225       213       201
Other noninterest expense                    119       106       110        281       223       202      1,285     1,306     1,383
Expense sharing -- KCP(1)                     92        77        78          1        --        --        125       103        75
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (TE)              409       367       303        237       189       295        909       908       887
Allocated income taxes and
  TE adjustments                             148       130       109         90        71       107        312       315       312
----------------------------------------------------------------------------------------------------------------------------------
Net income                               $   261   $   237   $   194    $   147   $   118   $   188    $   597   $   593   $   575
                                         =======   =======   =======    =======   =======   =======    =======   =======   =======
Percent of consolidated net income            26%       26%       26%       15%        13%       24%       60%        64%       73%
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                    $12,896   $10,135   $ 9,225    $14,454   $13,020   $11,549    $29,809   $28,074   $27,170
Total assets(2)                           13,560    10,565     9,365     15,747    13,880    12,204     41,453    40,998    40,741
Deposits                                     486       441       443      1,251     1,006       787     39,544    42,089    43,217
----------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to
  long-lived assets(2)                   $    48   $   144       N/A    $    18   $   208       N/A    $    73   $   111       N/A
Efficiency ratio(6)                        32.95%    33.10%    39.17%     41.63%    35.40%    35.33%     60.82%    60.46%    63.54%
----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the assignment of KCP revenue and expense to the lines of business principally responsible for maintaining the corresponding client relationships.

(2) Substantially all revenue generated by Key's primary lines of business is derived from external clients domiciled in the United States and substantially all long-lived assets held by such lines of business are located in the United States. Long-lived assets include premises and equipment, capitalized software and goodwill.

(3) Noninterest income includes gains of $39 million ($22 million after tax) in 1998 and $151 million ($97 million after tax) in 1997 from bank and branch divestitures. Net interest income is primarily comprised of the funding cost related to unallocated nonearning assets of corporate support functions.

(4) Noninterest expense includes a charge of $50 million ($33 million after tax) in 1997 related to the disposal of excess real estate and a restructuring charge of $100 million ($66 million after tax) recorded in 1996 in connection with Key's transformation to a national bank-based financial services company.


70                                        [KEY GRAPHIC] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


dard credit for funds provided) to assets and liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of transfer pricing was allocated to the lines of business based upon their respective contributions to net interest income. Indirect expenses were allocated based on actual volume measurements and other criteria, as appropriate. The provision for loan losses was allocated in an amount based primarily upon the actual net charge-offs of each respective line of business, adjusted for loan growth and changes in risk profile. The level of the consolidated provision for loan losses was based upon the application of a methodology designed by management to assess the adequacy of the consolidated allowance by focusing on a number of specific factors. This methodology and the factors which influence it are more fully discussed in the Allowance for Loan Losses section of Note 1, Summary of Significant Accounting Policies, beginning on page 65.

Income taxes were allocated based on the statutory Federal income tax rate of 35% (adjusted for tax-exempt income from corporate owned life insurance, nondeductible goodwill amortization, and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the Federal income tax benefit) of 1.8% for the periods presented. Capital was assigned to each line of business based on management's assessment of economic risk factors (primarily credit, operating and market risk).

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

       KEY CAPITAL PARTNERS               TOTAL SEGMENTS                 RECONCILING ITEMS                   KEYCORP CONSOLIDATED
  -----------------------------    ---------------------------   ---------------------------------      ---------------------------
    1998       1997       1996       1998      1997      1996      1998         1997         1996         1998      1997      1996
-----------------------------------------------------------------------------------------------------------------------------------
  $   (16)   $    (1)   $    (6)   $ 2,872   $ 2,911   $ 2,829   $   (89)     $   (73)     $   (62)     $ 2,783   $ 2,838   $ 2,767
      709        471        392      1,528     1,158     1,086        47          148            1        1,575     1,306     1,087
     (375)      (266)      (241)        --        --        --        --           --           --           --        --        --
-----------------------------------------------------------------------------------------------------------------------------------
      318        204        145      4,400     4,069     3,915       (42)(3)       75(3)       (61)(3)    4,358     4,144     3,854
       --         --         --        323       321       197       (26)          (1)          --          297       320       197

       19         11          8        320       276       248         8            8            5          328       284       253
      468        328        264      2,153     1,963     1,959        67          188(4)       252(4)     2,220     2,151     2,211
     (218)      (180)      (153)        --        --        --        --           --           --           --        --        --
-----------------------------------------------------------------------------------------------------------------------------------
       49         45         26      1,604     1,509     1,511       (91)        (120)        (318)       1,513     1,389     1,193

       17         15          7        567       531       535       (50)         (61)        (125)         517       470       410
-----------------------------------------------------------------------------------------------------------------------------------
  $    32    $    30    $    19    $ 1,037   $   978   $   976   $   (41)     $   (59)     $  (193)     $   996   $   919   $   783
  =======    =======    =======    =======   =======   =======   =======      =======      =======      =======   =======   =======
        3%         3%         2%       104%      106%      125%       (4)%         (6)%        (25)%        100%      100%      100%
-----------------------------------------------------------------------------------------------------------------------------------

  $    28         --         --    $57,187   $51,229   $47,944   $   235      $   186      $   272      $57,422   $51,415   $48,216
    2,480    $ 1,307    $   604     73,240    66,750    62,914     2,041(5)     2,200(5)     1,905(5)    75,281    68,950    64,819
       10          2          8     41,291    43,538    44,455       (19)         235          268       41,272    43,773    44,723
-----------------------------------------------------------------------------------------------------------------------------------


  $   420    $     1        N/A    $   559   $   464       N/A   $   141      $   171          N/A      $   700   $   635       N/A
    83.96%     77.45%     82.07%     54.84%    53.26%    56.37%      N/M          N/M          N/M        57.61%    57.50%    60.84%
-----------------------------------------------------------------------------------------------------------------------------------

(5) Total assets represent primarily the unallocated portion of nonearning assets of corporate support functions.

(6) Calculated as noninterest expense (excluding certain nonrecurring charges and distributions on capital securities) divided by taxable-equivalent net interest income plus noninterest income (excluding net securities transactions and gains from bank and branch divestitures).

TE = Taxable Equivalent

N/A = Not Available

N/M = Not Meaningful


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        71

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  5. SECURITIES

The amortized cost, unrealized gains and losses and approximate fair value of securities were as follows:


DECEMBER 31,                                                     1998                                        1997
                                             -----------------------------------------   -------------------------------------------
                                                             GROSS       GROSS                           GROSS      GROSS
                                             AMORTIZED  UNREALIZED  UNREALIZED    FAIR   AMORTIZED  UNREALIZED  UNREALIZED     FAIR
in millions                                       COST       GAINS      LOSSES   VALUE        COST       GAINS      LOSSES    VALUE
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury, agencies and corporations     $  420      $    2          --   $  422     $  202      $    2          --   $  204
   States and political subdivisions                65           2          --       67         52          --          --       52
   Collateralized mortgage obligations           2,191          21      $    1    2,211      4,045           9      $    3    4,051
   Other mortgage-backed securities              2,123          34           6    2,151      2,908          53          10    2,951
   Retained interests in securitizations           345          --          17      328        418          --          44      374
   Other securities                                 84          16           1       99         75           1          --       76
------------------------------------------------------------------------------------------------------------------------------------
      Total securities available for sale       $5,228      $   75      $   25   $5,278     $7,700      $   65      $   57   $7,708
                                                ======      ======      ======   ======     ======      ======      ======   ======

 INVESTMENT SECURITIES
   States and political subdivisions            $  631      $   28          --   $  659     $  973      $   32          --   $1,005
   Other securities                                345          --          --      345        257          --          --      257
------------------------------------------------------------------------------------------------------------------------------------
      Total investment securities               $  976      $   28          --   $1,004     $1,230      $   32          --   $1,262
                                                ======      ======      ======   ======     ======      ======      ======   ======
------------------------------------------------------------------------------------------------------------------------------------


Retained interests in securitizations include both certificated and uncertificated interests, are subject to prepayment and collectibility of the related loans and are accounted for like investments in interest-only strip securities.

Gross realized gains and losses related to securities available for sale were $18 million and $9 million, respectively, in 1998; $20 million and $19 million, respectively, in 1997; and $5 million and $4 million, respectively, in 1996.

At December 31, 1998, securities available for sale and investment securities with an aggregate amortized cost of approximately $5.3 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements and for other purposes required or permitted by law.

Securities available for sale and investment securities by remaining contractual maturity were as follows, with collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations included in the maturity schedule based on their expected average lives.

                                          SECURITIES             INVESTMENT
                                     AVAILABLE FOR SALE          SECURITIES
                                   ---------------------   ---------------------
DECEMBER 31, 1998                  AMORTIZED        FAIR   AMORTIZED        FAIR
in millions                             COST       VALUE        COST       VALUE
--------------------------------------------------------------------------------
Due in one year or less               $1,775      $1,783      $  181      $  182
Due after one through five years       2,777       2,819         411         426
Due after five through ten years         562         549         122         133
Due after ten years                      114         127         262         263
--------------------------------------------------------------------------------
   Total                              $5,228      $5,278      $  976      $1,004
                                      ======      ======      ======      ======
--------------------------------------------------------------------------------


                                    6. LOANS

Loans are summarized as follows:

DECEMBER 31,
in millions                                    1998         1997
----------------------------------------------------------------
Commercial, financial and agricultural      $17,038      $14,023
Real estate -- commercial mortgage            7,309        6,952
Real estate -- construction                   3,450        2,231
Commercial lease financing                    5,613        4,439
----------------------------------------------------------------
   Total commercial loans                    33,410       27,645
Real estate -- residential mortgage           5,083        6,204
Home equity                                   7,301        5,421
Credit card                                   1,425        1,521
Consumer -- direct                            2,342        2,188
Consumer -- indirect                          9,589        7,540
----------------------------------------------------------------
   Total consumer loans                      25,740       22,874
Loans held for sale                           2,862        2,861
----------------------------------------------------------------
   Total loans                              $62,012      $53,380
                                            =======      =======
----------------------------------------------------------------


Portfolio interest rate swaps are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain loans. Additional information pertaining to the notional amount, fair value and weighted average rate of such swaps as of December 31, 1998, is presented in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80.

The composition of the net investment in direct financing leases included in loans is as follows:

DECEMBER 31,
in millions                                          1998          1997
-----------------------------------------------------------------------
Direct financing leases                           $ 5,369       $ 3,930
Unearned income                                    (1,020)         (783)
Unguaranteed residual value                         2,085         1,477
-----------------------------------------------------------------------
   Net investment in direct financing leases      $ 6,434       $ 4,624
                                                  =======       =======
-----------------------------------------------------------------------

Changes in the allowance for loan losses are summarized as follows:


YEAR ENDED DECEMBER 31,
in millions                          1998        1997        1996
-----------------------------------------------------------------
Balance at beginning of year        $ 900       $ 870       $ 876
Charge-offs                          (384)       (378)       (303)
Recoveries                             87          85         108
-----------------------------------------------------------------
   Net charge-offs                   (297)       (293)       (195)
Provision for loan losses             297         320         197
Allowance acquired (sold), net         --           3          (8)
-----------------------------------------------------------------
   Balance at end of year           $ 900       $ 900       $ 870
                                    =====       =====       =====
-----------------------------------------------------------------


72                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                7. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS

At December 31, 1998, impaired loans totaled $193 million. Included in this amount are $95 million of impaired loans for which the specifically allocated allowance for loan losses is $42 million, and $98 million of impaired loans which are carried at their estimated fair value without a specifically allocated allowance for loan losses. At the end of the prior year, impaired loans totaled $196 million, of which $91 million had a specifically allocated allowance of $26 million and $105 million were carried at their estimated fair value. The average investment in impaired loans for 1998 and 1997 was $194 million and $190 million, respectively.

Nonperforming assets were as follows:

DECEMBER 31,
in millions                         1998        1997
----------------------------------------------------
Impaired loans                     $ 193       $ 196
Other nonaccrual loans               172         185
----------------------------------------------------
   Total nonperforming loans         365         381
OREO                                  56          66
Allowance for OREO losses            (18)        (21)
----------------------------------------------------
   OREO, net of allowance             38          45
Other nonperforming assets             1           5
----------------------------------------------------
   Total nonperforming assets      $ 404       $ 431
                                   =====       =====
----------------------------------------------------

At December 31, 1998, there were no significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

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

The effect on interest income of loans classified as nonperforming at December 31 was as follows:

YEAR ENDED DECEMBER 31,
in millions                                    1998       1997       1996
-------------------------------------------------------------------------
Interest income receivable under
     original terms                            $ 32       $ 36       $ 32
Less: Interest income recorded during
     the year                                   (12)       (13)       (12)
-------------------------------------------------------------------------
Net reduction to reported interest income      $ 20       $ 23       $ 20
                                               ====       ====       ====
-------------------------------------------------------------------------


                            8. SHORT-TERM BORROWINGS

dollars in millions                               1998         1997         1996
---------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
   Balance at year end                           $1,910       $4,058       $4,000
   Average during the year                        4,022        4,036        3,214
   Maximum month end balance                      5,678        5,079        4,027
   Weighted average rate during the year           5.52%        5.57%        5.41%
   Weighted average rate at December 31            4.99         5.65         5.39
---------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
   Balance at year end                           $2,558       $2,921       $2,925
   Average during the year                        2,613        2,906        2,629
   Maximum month end balance                      2,813        3,191        3,005
   Weighted average rate during the year           4.59%        4.61%        4.60%
   Weighted average rate at December 31            3.76         4.48         4.62
---------------------------------------------------------------------------------
SHORT-TERM BANK NOTES
   Balance at year end                           $7,290       $4,730       $3,325
   Average during the year                        6,705        4,090        2,953
   Maximum month end balance                      7,790        4,730        3,625
   Weighted average rate during the year           5.41%        5.50%        5.45%
   Weighted average rate at December 31            5.17         5.85         5.49
---------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
   Balance at year end                           $2,438       $1,237       $  644
   Average during the year                        1,269          651          326
   Maximum month end balance                      3,105        1,517        1,484
   Weighted average rate during the year           5.99%        6.30%        6.44%
   Weighted average rate at December 31            5.54         5.40         4.76
---------------------------------------------------------------------------------

Portfolio interest rate swaps, caps and floors are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain short-term borrowings. Additional information pertaining to the modification of certain short-term borrowings is presented in Note 18, Financial Instruments with off-Balance Sheet Risk, beginning on page 80.

Key has a bank note program, which allows for the issuance of up to $20.0 billion ($19.0 billion by KeyBank N.A. and $1.0 billion by KeyBank USA) of bank notes with original maturities of 30 days to 30 years. At December 31, 1998, the amount of bank notes available for issuance under the program was $18.5 billion.


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        73

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The parent company has both a commercial paper program and a four-year revolving credit agreement; each facility provides funding availability of up to $500 million. There were $92 million of borrowings outstanding under the commercial paper program as of December 31, 1998. No borrowings were outstanding under either of these facilities as of December 31, 1997. KeyBank USA has a line of credit with the Federal Reserve Bank which provides for overnight borrowings of up to $962 million and is secured by $1.4 billion of KeyBank USA's credit card receivables at December 31, 1998. There were no borrowings outstanding under this line of credit as of December 31, 1998 and 1997.


                                9. LONG-TERM DEBT

The components of long-term debt, presented net of unamortized discount where applicable, were as follows:

DECEMBER 31,
dollars in millions                                         1998       1997
----------------------------------------------------------------------------
Senior medium-term notes due through 2005(1)              $   419    $   493
Subordinated medium-term notes due through 2005(1)            133        183
7.50%  Subordinated notes due 2006(2)                         250        250
6.75%  Subordinated notes due 2006(2)                         200        200
8.125% Subordinated notes due 2002(2)                         199        199
8.00%  Subordinated notes due 2004(2)                         125        125
8.40%  Subordinated capital notes due 1999                     75         75
8.404% Notes due through 2001                                  34         42
All other long-term debt(8)                                     5         14
----------------------------------------------------------------------------
   Total parent company(9)                                  1,440      1,581

Senior medium-term bank notes due through 2003(3)           7,426      3,103
Senior euro medium-term bank notes due through 2007(4)      1,441        840
6.50%  Subordinated remarketable securities due 2027(5)       313         --
6.95%  Subordinated notes due 2028(5)                         300         --
7.25%  Subordinated notes due 2005(5)                         200        200
7.85%  Subordinated notes due 2002(5)                         200        200
6.75%  Subordinated notes due 2003(5)                         200        200
7.50%  Subordinated notes due 2008(5)                         165        165
7.125% Subordinated notes due 2006(5)                         250        250
7.55%  Subordinated notes due 2006(5)                          75         75
7.375% Subordinated notes due 2008(5)                          70         70
Lease financing debt due through 20036                        574        549
Federal Home Loan Bank Advances due through 2028(7)           289        163
All other long-term debt(8)                                    24         50
----------------------------------------------------------------------------
   Total subsidiaries(10)                                  11,527      5,865
----------------------------------------------------------------------------
   Total long-term debt                                   $12,967    $ 7,446
                                                          =======    =======
----------------------------------------------------------------------------

Portfolio interest rate swaps, caps and floors are used to manage interest rate risk by modifying the repricing and maturity characteristics of certain long-term debt. Additional information pertaining to the notional amount, fair value and weighted average rate of such financial instruments as of December 31, 1998, is presented in Note 18, Financial Instruments with Off-Balance Sheet Risk, beginning on page 80.

(1) At December 31, 1998 and 1997, the senior medium-term notes had weighted average interest rates of 6.55% and 6.64%, respectively, and the subordinated medium-term notes had weighted average interest rates of 7.09% and 6.90%, respectively. These notes had a combination of both fixed and floating interest rates.

(2) The 7.50%, 6.75%, 8.125% and 8.00% subordinated notes may not be redeemed or prepaid prior to maturity.

(3) At December 31, 1998 and 1997, senior medium-term bank notes of subsidiaries had weighted average interest rates of 5.30% and 5.51%, respectively. These notes had a combination of both fixed and floating interest rates.

(4) At December 31, 1998 and 1997, the senior euro medium-term bank notes had weighted average interest rates of 5.52% and 5.91%, respectively. These notes are obligations of KeyBank N.A. issued under its $5.0 billion Euronote Program and had fixed and floating interest rates based on the three-month London Interbank Offered Rate ("LIBOR"). As of December 31, 1998, the Euronote Program had an unused capacity of $3.6 billion.

(5) The subordinated notes and securities are all obligations of KeyBank N.A., with the exception of the 7.55% note which is an obligation of KeyBank USA. These notes may not be redeemed prior to their respective maturity dates.

(6) At December 31, 1998 and 1997, lease financing debt had weighted average interest rates of 6.56% and 7.123%, respectively, and represented primarily nonrecourse debt collateralized by lease equipment under operating, direct financing and sales type leases.

(7) At December 31, 1998 and 1997, long-term advances from the Federal Home Loan Bank ("FHLB") had weighted average interest rates of 5.39% and 6.26%, respectively. These advances had a combination of both fixed and floating interest rates. Real estate loans and securities of $409 million and $218 million, at December 31, 1998 and 1997, respectively, collateralize FHLB advances.

(8) Other long-term debt at December 31, 1998 and 1997, consisted of industrial revenue bonds, capital lease obligations and various secured and unsecured obligations of corporate subsidiaries and had weighted average interest rates of 7.17% and 8.06%, respectively.

(9) At December 31, 1998, unused capacity under the parent company's shelf registration totaled $1.3 billion, including $750 million reserved for future issuance as medium-term notes.

(10) As of December 31, 1998, the Bank Note Program had an unused capacity of $18.5 billion.

Scheduled principal payments on long-term debt are as follows:

in millions              PARENT   SUBSIDIARIES         TOTAL
------------------------------------------------------------
1999                       $108         $2,030        $2,138
2000                        288          4,335         4,623
2001                        113          1,336         1,449
2002                        240          1,167         1,407
2003                         45          1,179         1,224
------------------------------------------------------------


                             10. CAPITAL SECURITIES

The corporation-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely debentures of the Corporation ("capital securities") were issued by four business trusts, KeyCorp Institutional Capital A ("Capital A"), KeyCorp Institutional Capital B ("Capital B"), KeyCorp Institutional Capital C ("Capital C") and KeyCorp Capital I ("Capital I"), all of whose common securities are owned by the parent company. Capital A and Capital B were formed in the fourth quarter of 1996, Capital C was formed in the second quarter of 1997 and Capital I was formed in the second quarter of 1998. The proceeds from the issuances of the capital securities and common securities were used to purchase debentures of the parent company. Capital A, Capital B and Capital I hold solely junior subordinated deferrable interest debentures of the parent company. Capital C holds solely coupon adjusted pass-through security debentures of the parent company. Both the debentures and related income statement effects are eliminated in Key's financial statements.

The parent company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the capital securities; (ii) the redemption price with respect to any capital securities called for redemption by the trusts; and (iii) payments due upon a voluntary or involuntary liquidation, winding-up or termination of the trusts.


74                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The capital securities, common securities and related debentures are summarized as follows:

                                                                          INTEREST RATE            MATURITY
                                                           PRINCIPAL         OF CAPITAL          OF CAPITAL
                             CAPITAL          COMMON       AMOUNT OF     SECURITIES AND      SECURITIES AND
dollars in millions      SECURITIES(1)    SECURITIES     DEBENTURES(2)       DEBENTURES(3)       DEBENTURES
-----------------------------------------------------------------------------------------------------------
December 31, 1998
   Capital A                    $350             $11          $  361              7.826%               2026
   Capital B                     150               4             154              8.250                2026
   Capital C                     250               8             258              6.625                2029
   Capital I                     247               8             255              6.053                2028
-----------------------------------------------------------------------------------------------------------
      Total                     $997             $31          $1,028              7.149%                 --
                                ====             ===          ======
-----------------------------------------------------------------------------------------------------------
December 31, 1997               $750             $23          $  773              7.510%                 --
                                ====             ===          ======
-----------------------------------------------------------------------------------------------------------

(1) The capital securities are mandatorily redeemable upon the respective maturity dates of the debentures or upon earlier redemption as provided in the indenture. Each issue of capital securities carries an interest rate identical to that of the respective debenture. The interest rate related to the capital securities issued by Capital C may be adjusted upon the remarketing of the capital securities on the coupon adjustment date (June 1, 1999). The capital securities issued by Capital A, Capital B and Capital I constitute minority interests in the equity accounts of consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board Guidelines.

(2) The parent company has the right to redeem the debentures purchased by Capital A, Capital B, Capital C and Capital I: (i) in whole or in part, on or after December 1, 2006, December 15, 2006, June 1, 2009 and July 1, 2008, respectively, (ii) in whole at any time within 90 days following the occurrence and during the continuation of a tax event or a capital treatment event (as defined in the applicable offering circular); and (iii) for Capital C, in whole or in part on the coupon adjustment date. If the debentures purchased by Capital A, Capital B or Capital C are redeemed prior to maturity, the redemption price will be expressed as a certain percentage of, or factor added to, the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital I are redeemed prior to maturity, the redemption price will be equal to 100% of the principal amount of such debentures, plus any accrued but unpaid interest.

(3) The interest rates for Capital A, Capital B and Capital C are fixed interest rates. The interest rate for Capital I is a floating interest rate equal to three-month LIBOR plus 74 basis points and is repriced quarterly. The rates shown as the total at December 31, 1998 and 1997, are weighted average rates.


                            11. SHAREHOLDERS' EQUITY

COMMON SHARES

At the Annual Meeting of Shareholders held May 7, 1998, shareholders increased the authorized number of Key Common Shares from 900,000,000 to 1,400,000,000 Common Shares. Additionally, on January 15, 1998, Key's Board of Directors voted to cancel and retire all 1,400,000 authorized shares of Key's 10% Cumulative Preferred Stock, Class A, none of which were outstanding.

Key effected a two-for-one stock split on March 6, 1998, by means of a 100% stock dividend. Except where express reference is made to Common Shares on a pre-split basis, all relevant Common Share amounts and per Common Share data in this report have been adjusted to reflect the split.

The Board of Directors adopted a Shareholder Rights Plan in 1989 (and most recently amended it in May 1997) under which each shareholder received one Right for each Common Share of Key. Each Right represents the right to purchase a Common Share of Key at a price of $82.50. The Rights become exercisable after a person or group acquires 15% or more of the outstanding shares. Until the Rights become exercisable, they will trade with the Common Shares, and any transfer of the Common Shares will also constitute a transfer of associated Rights. When the Rights become exercisable, they will begin to trade apart from the Common Shares. After the occurrence of certain "Flip-In Events," each Right will become the right to purchase a Common Share of Key for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void. The parent company may redeem these Rights at its option at $.005 per Right subject to certain limitations. The Rights expire on May 14, 2007.

CAPITAL ADEQUACY

The parent company and its banking subsidiaries must meet specific capital requirements imposed by banking industry regulators under the guidelines and regulatory framework for "prompt corrective action." Failure to meet the applicable capital requirements could result in regulatory enforcement actions such as limitations on the ability to pay dividends, issuance of a regulatory directive to increase capital, termination of Federal Deposit Insurance Corporation ("FDIC") deposit insurance and (in severe cases) the appointment of a conservator or receiver. Management believes that as of December 31, 1998, the parent company and its banking subsidiaries met all necessary capital requirements.

For purposes of applying the prompt corrective action framework, Federal bank regulators group FDIC-insured depository institutions into the following five categories based on certain capital ratios: "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized" and "critically undercapitalized." As of December 31, 1998 and 1997, the most recent regulatory notification categorized each of the parent company's subsidiary banks as "well capitalized," since they exceeded the well-capitalized thresholds. Management believes no changes in condition or events have occurred since the last regulatory notification which would result in changes to the banks' categorizations. Although these provisions are not directly applicable to bank holding companies, Key would qualify as "well capitalized" at December 31, 1998 and 1997, if the same provisions were applied to it. The FDIC-defined capital categories may not constitute an accurate representation of the overall financial condition or prospects of Key or its affiliates.


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        75

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table presents Key and KeyBank N.A.'s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines and capital amounts and ratios required to qualify as well capitalized under the prompt corrective action provisions of the Federal Deposit Insurance Act.

                                                                         TO MEET MINIMUM    TO QUALIFY AS WELL CAPITALIZED
                                                                        CAPITAL ADEQUACY        UNDER PROMPT CORRECTIVE
                                                      ACTUAL              REQUIREMENTS             ACTION PROVISIONS
                                                -----------------       -----------------   ------------------------------
dollars in millions                             AMOUNT      RATIO       AMOUNT      RATIO          AMOUNT      RATIO
--------------------------------------------------------------------------------------------------------------------------
December 31, 1998

TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                          $8,731      11.69%      $5,973       8.00%            N/A        N/A
   KeyBank N.A                                   7,746      11.39        5,439       8.00          $6,799      10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                          $5,383       7.21%      $2,987       4.00%            N/A        N/A
   KeyBank N.A                                   5,291       7.78        2,720       4.00          $4,079       6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS(1)
   Key                                          $5,383       6.95%      $3,099       4.00%            N/A        N/A
   KeyBank N.A                                   5,291       7.22        2,932       4.00          $3,665       5.00%
--------------------------------------------------------------------------------------------------------------------------
December 31, 1997

TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                          $7,333      10.83%      $5,416       8.00%            N/A        N/A
   KeyBank N.A                                   6,854      10.80        5,083       8.00          $6,353      10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
   Key                                          $4,504       6.65%      $2,708       4.00%            N/A        N/A
   KeyBank N.A                                   4,900       7.71        2,541       4.00          $3,812       6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS(1)
   Key                                          $4,504       6.40%      $2,813       4.00%            N/A        N/A
   KeyBank N.A                                   4,900       7.30        2,685       4.00          $3,356       5.00%
--------------------------------------------------------------------------------------------------------------------------

(1) Also referred to as the leverage ratio. The regulatory Tier 1 leverage ratio standard prescribes a minimum ratio of 3%, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the minimum.

N/A = Not Applicable


                                12. STOCK OPTIONS

Key's equity compensation plans provide the ability to grant stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to selected employees and directors. The plans' terms stipulate that an option's exercise price may not be less than Key's Common Share fair value at the grant date. Generally, the options expire no later than ten years from their grant date. At December 31, 1998 and 1997, Common Shares available for future grant totaled 9,049,032 and 8,761,276, respectively. Approximately 3,701,200 of the options outstanding at December 31, 1998, may vest after certain future performance targets are met. Key granted approximately 363,200 performance shares in 1998 and 3,658,000 in 1997. For all options outstanding at December 31, 1998, the option price per share ranged from $4.13 to $40.72, and the weighted average remaining contractual life of the options was 7.2 years.

The following table presents a summary of pertinent information with respect to Key's stock options.

                                                  1998                                1997
                                      -----------------------------      -----------------------------
                                                   WEIGHTED AVERAGE                   WEIGHTED AVERAGE
                                         OPTIONS   PRICE PER OPTION         OPTIONS   PRICE PER OPTION
------------------------------------------------------------------------------------------------------
Outstanding at beginning of year      22,296,568             $18.33      19,577,212             $14.44
Granted                                8,512,716              32.31       7,361,536              26.11
Assumed in acquisition                   416,652              16.61       1,073,404              12.98
Exercised                              3,049,295              14.53       4,988,660              13.11
Lapsed or cancelled                    1,108,629              25.12         726,924              20.38
------------------------------------------------------------------------------------------------------
Outstanding at end of year            27,068,012             $22.84      22,296,568             $18.33
------------------------------------------------------------------------------------------------------
Exercisable at end of year            11,993,163             $15.89      11,821,282             $14.33
------------------------------------------------------------------------------------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies, such as Key, that use the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value method of accounting for stock options. The fair value of options granted was estimated using the Black-Scholes option pricing model, which was originally developed to estimate the fair value of exchange-traded equity options which, unlike employee stock options, have no vesting period or transferability restrictions. Several assumptions were used in the model, including estimates of expected average option life, the future dividends to be paid on Key Common Shares, Key Common Shares' price volatility and the expected risk-free interest rate.


76                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


These assumptions were developed based on historical trends and current market observations. Changes in the assumptions can materially affect the fair value estimate. In its estimates, Key assumed an average option life of 4.3 years in 1998, 5.5 years in 1997 and 4.2 years in 1996; a future dividend yield of 2.9%, 3.2% and 4.4% in 1998, 1997 and 1996, respectively; share price volatility of
 .240 in 1998, .240 in 1997 and .175 in 1996; and a weighted average risk-free interest rate of 5.1%, 6.4% and 5.4% in 1998, 1997 and 1996, respectively.

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

YEAR ENDED DECEMBER 31,
in millions, except per share amounts              1998      1997      1996
----------------------------------------------------------------------------
Net income                                        $  996    $  919    $  783
Net income -- pro forma                              981       913       780
Per Common Share:
   Net income                                     $ 2.25    $ 2.09    $ 1.69
   Net income -- pro forma                          2.22      2.08      1.68
   Net income assuming dilution                     2.23      2.07      1.67
   Net income assuming dilution -- pro forma        2.19      2.05      1.66
----------------------------------------------------------------------------


                            13. RESTRUCTURING CHARGE

During the fourth quarter of 1996, the parent company recorded a $100 million ($66 million after tax, $.14 per basic and diluted Common Share) restructuring charge in connection with strategic actions to be taken over the next year to complete Key's transformation to a national bank-based financial services company. The restructuring charge included accruals for expenses, primarily consisting of severance payments ($54 million), consolidation costs related to 140 banking offices identified for closure ($18 million) and costs related to the write-off of certain obsolete software previously developed for internal use ($28 million).

As of December 31, 1997, Key had completed all of the restructuring actions. As of that date, Key had: (i) consolidated its banking subsidiaries (with the exception of KeyBank USA and the exception of KeyBank New Hampshire, which was merged into KeyBank N.A. on June 30, 1998) into one national banking institution, (ii) consolidated all of the 140 KeyCenters identified for merger into other KeyCenters, and (iii) reduced its employment base by more than the projected target of 10% of the pre-restructuring charge employment base. Cash payments for severance and for consolidation costs totaled $20 million and $2 million, respectively, in 1998 and $29 million and $3 million, respectively in 1997. Remaining restructuring charge accruals at December 31, 1998 and 1997, totaled $3 million and $25 million, respectively.


                              14. EMPLOYEE BENEFITS

On December 31, 1998, Key adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 supersedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement addresses disclosure issues only and does not change the measurement or recognition provisions specified in the above statements. It standardizes disclosure requirements for pensions and other postretirement benefits, eliminates unnecessary disclosures and requires certain additional information.

PENSION PLANS

Net pension cost (income) for all funded and unfunded plans included the following components.

YEAR ENDED DECEMBER 31,
in millions                             1998       1997       1996
------------------------------------------------------------------
Service cost of benefits earned         $ 29       $ 29       $ 29
Interest cost on projected
   benefit obligation                     51         53         49
Expected return on plan assets           (80)       (69)       (60)
Amortization of unrecognized
   net transition assets                  (5)        (5)        (5)
Amortization of prior service cost         2          3          3
Amortization of losses                     2          5          5
------------------------------------------------------------------
   Net pension cost (income)            $ (1)      $ 16       $ 21
                                        ====       ====       ====
------------------------------------------------------------------


Changes in the pension benefit obligation ("PBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                     1998          1997
------------------------------------------------------------------
PBO at beginning of year                       $ 733         $ 715
Service cost                                      29            29
Interest cost                                     51            53
Plan amendments                                   --            (1)
Actuarial losses                                  25             5
Benefit payments                                 (87)          (68)
------------------------------------------------------------------
   PBO at end of year                          $ 751         $ 733
                                               =====         =====
------------------------------------------------------------------


Changes in the fair value of plan assets ("FVA") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                    1998        1997
---------------------------------------------------------------
FVA at beginning of year(1)                   $ 931       $ 785
Actual return on plan assets                     33         189
Employer contributions                           56          25
Benefit payments                                (87)        (68)
---------------------------------------------------------------
   FVA at end of year(1)                      $ 933       $ 931
                                              =====       =====
---------------------------------------------------------------

(1) Consists primarily of listed stock and fixed income securities.

[Key Graphic] KEYCORP AND SUBSIDIARIES                                        77

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The funded status of the plans at the September 30 measurement date reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1998 and 1997, is as follows:

DECEMBER 31,
in millions                                                  1998          1997
--------------------------------------------------------------------------------
Funded status(1)                                            $ 182         $ 198
Unrecognized net (gain) loss                                   32           (39)
Unrecognized prior service (benefit) cost                      (1)            2
Unrecognized net transition asset                             (12)          (16)
Benefits paid subsequent to measurement date                    2             1
--------------------------------------------------------------------------------
   Prepaid pension cost                                     $ 203         $ 146
                                                            =====         =====
--------------------------------------------------------------------------------

(1) The excess of the FVA over the PBO.


Key provides certain non-qualified supplemental executive retirement programs which are unfunded. The PBO and accumulated benefit obligation ("ABO") for these unfunded plans were $116 million and $103 million, respectively, as of December 31, 1998, and $101 million and $89 million, respectively, as of December 31, 1997.

Weighted average rates assumed in determining the actuarial present value of benefit obligations and net pension cost (income) are as follows:

YEAR ENDED DECEMBER 31,                    1998            1997            1996
--------------------------------------------------------------------------------
Discount rate                              6.50%           7.25%           7.75%
Compensation increase rate                 4.22            4.20            4.17
Long-term rate of return                   9.75            9.50            9.50
--------------------------------------------------------------------------------


OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a postretirement healthcare plan which is contributory, with retirees' contributions adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans, covering certain grandfathered employees, which are principally noncontributory.

Net postretirement benefits cost included the following components.

YEAR ENDED DECEMBER 31,
in millions                                        1998         1997        1996
--------------------------------------------------------------------------------
Service cost of benefits earned                    $  3         $  3        $  3
Interest cost on accumulated
   postretirement benefit obligation                  7            8           7
Expected return on plan assets                       (1)          --          --
Amortization of transition obligation                 5            5           5
--------------------------------------------------------------------------------
   Net postretirement benefits cost                $ 14         $ 16        $ 15
                                                   ====         ====        ====
--------------------------------------------------------------------------------

Changes in the accumulated postretirement benefit obligation ("APBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                               1998             1997
--------------------------------------------------------------------------------
APBO at beginning of year                                $ 108            $ 104
Service cost                                                 3                3
Interest cost                                                7                8
Plan participants' contributions                             2                2
Actuarial losses                                             6                9
Plan changes                                                --               (7)
Benefit payments                                           (12)             (11)
--------------------------------------------------------------------------------
   APBO at end of year                                   $ 114            $ 108
                                                         =====            =====
--------------------------------------------------------------------------------


Changes in the FVA are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                                 1998            1997
--------------------------------------------------------------------------------
FVA at beginning of year                                     $10              --
Employer contributions                                         9             $ 9
Actual return on plan assets                                   1               1
--------------------------------------------------------------------------------
   FVA at end of year                                        $20             $10
                                                             ===             ===
--------------------------------------------------------------------------------


The funded status of the plans at the September 30 measurement date reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1998 and 1997, is as follows:

YEAR ENDED DECEMBER 31,
in millions                                                 1998           1997
--------------------------------------------------------------------------------
Funded status(1)                                            $(94)          $(98)
Unrecognized net (gain) loss                                   1             (5)
Unrecognized prior service cost                                1              1
Unrecognized transition obligation                            65             70
Contributions/benefits paid subsequent
   to measurement date                                        13             11
--------------------------------------------------------------------------------
   Net amount recognized                                    $(14)          $(21)
                                                            ====           ====
--------------------------------------------------------------------------------

(1) The excess of the APBO over the FVA.

The assumed 1999 weighted average healthcare cost trend rate was 6.8% for both Medicare-eligible retirees and non-Medicare eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rates by one percentage point each future year would not have a material impact on the net postretirement benefits cost and obligations due to cost-sharing provisions and benefit limitations in the related postretirement plan.

Weighted average rates used in determining the APBO and the net postretirement benefits cost are as follows:

YEAR ENDED DECEMBER 31,                    1998            1997            1996
--------------------------------------------------------------------------------
Discount rate                              6.50%           7.25%           7.75%
Long-term rate of return                   9.50            9.50            9.50
--------------------------------------------------------------------------------


EMPLOYEE 401(K) SAVINGS PLAN

Substantially all of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Under provisions of this plan, employees may contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key Common Shares. The plan also permits a discretionary profit sharing component to be distributed by Key. Total expense associated with the plan was $39 million, $41 million and $40 million in 1998, 1997 and 1996, respectively.


78                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                15. INCOME TAXES

Income taxes included in the consolidated statements of income are presented below and have been provided using the liability method. Key files a consolidated Federal income tax return.

YEAR ENDED DECEMBER 31,
in millions                                       1998         1997         1996
--------------------------------------------------------------------------------
Currently payable:
   Federal                                        $147         $265         $239
   State                                            11           22            9
--------------------------------------------------------------------------------
                                                   158          287          248
Deferred:
   Federal                                         296          122           89
   State                                            29           17           23
--------------------------------------------------------------------------------
                                                   325          139          112
--------------------------------------------------------------------------------
   Total income tax expense(1,2)                  $483         $426         $360
                                                  ====         ====         ====
--------------------------------------------------------------------------------

(1) Income tax expense on securities transactions totaled $3 million, $.4 million and $.3 million in 1998, 1997 and 1996, respectively.

(2) Income tax expense excludes equity- and gross receipts-based taxes which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are included in noninterest expense and totaled $39 million, $36 million and $35 million in 1998, 1997 and 1996, respectively.

Significant components of Key's deferred tax assets and liabilities are as follows:

DECEMBER 31,
in millions                                                   1998          1997
--------------------------------------------------------------------------------
Provision for loan losses                                   $  332        $  327
Restructuring charge                                             5            21
Write-down of OREO                                              20            24
Other                                                           88            74
--------------------------------------------------------------------------------
   Total deferred tax assets                                   445           446

Leasing income reported using the operating
   method for tax purposes                                   1,375         1,031
Net unrealized securities gains                                 19             3
Depreciation                                                    14            20
Other                                                           27            63
--------------------------------------------------------------------------------
   Total deferred tax liabilities                            1,435         1,117
--------------------------------------------------------------------------------
   Net deferred tax liabilities                             $  990        $  671
                                                            ======        ======
--------------------------------------------------------------------------------


The differences between income tax expense and the amount computed by applying the statutory Federal tax rate to income before income taxes are as follows:

YEAR ENDED DECEMBER 31,
in millions                                                           1998        1997        1996
--------------------------------------------------------------------------------------------------
Income before income taxes times 35% statutory Federal tax rate      $ 518       $ 471       $ 400
State income tax, net of Federal tax benefit                            26          25          21
Amortization of non-deductible intangibles                              24          19          16
Tax-exempt interest income                                             (23)        (27)        (30)
Corporate owned life insurance income                                  (38)        (30)        (22)
Tax credits                                                            (22)        (26)        (17)
Other                                                                   (2)         (6)         (8)
--------------------------------------------------------------------------------------------------
   Total income tax expense                                          $ 483       $ 426       $ 360
                                                                     =====       =====       =====
--------------------------------------------------------------------------------------------------


          16. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

LEGAL PROCEEDINGS

In the ordinary course of business, Key is subject to legal actions which involve claims for substantial monetary relief. Based on information presently known to management and Key's counsel, management does not believe that there exists any legal action to which KeyCorp or any of its subsidiaries is a party, or of which their properties are the subject, that, individually or in the aggregate, will have a material adverse effect on the financial condition of Key.

RESTRICTIONS ON CASH, DUE FROM BANKS, SUBSIDIARY
DIVIDENDS AND LENDING ACTIVITIES

Under the provisions of the Federal Reserve Act, depository institutions are required to maintain certain average balances in the form of cash or noninterest-bearing balances with the Federal Reserve Bank. Average reserve balances aggregating $572 million in 1998 were maintained in fulfillment of these requirements.

The principal source of cash flows for the parent company, including cash flows to pay dividends on its Common Shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutory and regulatory provisions limit the amount of dividends that may be paid to the parent company by its banking subsidiaries without regulatory approval. Under the laws, regulations and other restrictions applicable to the parent company's banking subsidiaries, at December 31, 1998, such subsidiaries could have declared dividends estimated to be $1.0 billion in the aggregate, without obtaining prior regulatory approval.

Loans and advances from banking subsidiaries to the parent company are also limited by law and are required to be collateralized.

OBLIGATIONS UNDER NONCANCELABLE LEASES

At December 31, 1998, Key's affiliates were obligated under noncancelable leases for land and buildings and for other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $132 million in 1998, $118 million in 1997 and $126 million in 1996. Minimum future rental payments under noncancelable leases at December 31, 1998, were as follows: 1999 -- $143 million; 2000 -- $122 million; 2001 -- $101 million; 2002
-- $88 million; 2003 -- $79 million; and all subsequent years -- $495 million.


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        79

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


               17. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key's financial instruments are as follows:

DECEMBER 31,                                      1998                      1997
                                        ---------------------     ---------------------
                                        CARRYING         FAIR     CARRYING         FAIR
in millions                               AMOUNT        VALUE       AMOUNT        VALUE
---------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(1)       $ 5,270      $ 5,270      $ 5,579      $ 5,579
Securities available for sale(2)           5,278        5,278        7,708        7,708
Investment securities(2)                     976        1,004        1,230        1,262
Loans, net of allowance(3)                61,112       62,427       52,480       53,322

LIABILITIES
Deposits with no stated maturity(1)      $26,363      $26,363      $25,503      $25,503
Time deposits(4)                          16,220       16,312       19,570       19,692
Short-term borrowings(1)                  14,196       14,196       12,946       12,946
Long-term debt(4)                         12,967       13,447        7,446        7,408

CAPITAL SECURITIES(4)                        997        1,034          750          776
---------------------------------------------------------------------------------------

Valuation Methods and Assumptions
---------------------------------
(1) Fair value equals or approximates carrying amount.

(2) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

(3) Fair values of certain loans were estimated using discounted cash flow models. Certain residential real estate loans and education loans held for sale were valued based on quoted market prices of similar loans offered or sold in recent sales or securitization transactions. Lease financing receivables, although excluded from the scope of SFAS No. 107 "Disclosures About Fair Value of Financial Instruments," and mortgage loans held for sale were included in the estimated fair value of loans at their carrying amounts.

(4) Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

The estimated fair values of credit card receivables, residential real estate mortgage loans and deposits do not take into account the fair values of long-term customer relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered.

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

Interest rate swaps, caps and floors were valued based on discounted cash flow models and had an aggregate fair value of $245 million and $152 million at December 31, 1998 and 1997, respectively. Foreign exchange forward contracts, which were valued based on quoted market prices, had a fair value which approximated their carrying amount at December 31, 1998 and 1997. Off-balance sheet financial instruments, including their fair values, are discussed in greater detail in the following Note 18, Financial Instruments with Off-Balance Sheet Risk.


              18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Key, mainly through its lead bank (KeyBank N.A.), is party to various financial instruments with off-balance sheet risk. It uses these financial instruments in the normal course of business to meet the financing needs of its customers and to manage its exposure to market risk. Market risk includes the possibility that Key's net interest income will be adversely affected as a result of changes in interest rates or other economic factors. The primary financial instruments used include commitments to extend credit, standby and commercial letters of credit, interest rate swaps, caps and floors, futures and foreign exchange forward contracts. All of the interest rate swaps, caps and floors, and foreign exchange forward contracts held are over-the-counter instruments. These financial instruments may be used for lending-related, asset and liability management and trading purposes, as discussed in the remainder of this note. In addition to the market risk inherent in the use of these financial instruments, each contains an element of credit risk. Credit risk is the possibility that Key will incur a loss due to a counterparty's failure to meet its contractual obligations.

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


80                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The credit-worthiness of each customer is evaluated on a case-by-case basis. The estimated fair values of these commitments and standby letters of credit discussed below are not material. Key does not have any significant concentrations of credit risk.

The following is a summary of the contractual amount of each class of lending-related, off-balance sheet financial instrument outstanding wherein Key's maximum possible accounting loss equals the contractual amount of the instruments.

DECEMBER 31,
in millions                                       1998         1997
--------------------------------------------------------------------
Loan commitments:
   Credit card lines                            $ 6,320      $ 8,205
   Home equity                                    4,347        3,977
   Commercial real estate and construction        2,046        1,073
   Commercial and other                          20,995       15,867
--------------------------------------------------------------------
      Total loan commitments                     33,708       29,122

Other commitments:
   Standby letters of credit                      1,834        1,431
   Commercial letters of credit                     138          109
   Loans sold with recourse                          21           27
--------------------------------------------------------------------
      Total loan and other commitments          $35,701      $30,689
                                                =======      =======
--------------------------------------------------------------------

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

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET
AND LIABILITY MANAGEMENT PURPOSES

Key manages its exposure to interest rate risk, in part, by using off-balance sheet financial instruments, commonly referred to as derivatives. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The instruments must be both effective at reducing the risk associated with the exposure being managed, and designated as a risk management transaction at the inception of the derivative contract. In addition, to be considered effective, a high degree of interest rate correlation must exist between the derivative and the specified assets or liabilities being managed at inception and over the life of the derivative contract. Primary among the financial instruments used by Key to manage exposure to interest rate risk are interest rate swaps, caps and floors, otherwise referred to as portfolio swaps, caps and floors. In addition, Key uses treasury-based interest rate locks to manage the risk associated with anticipated loan securitizations.

The following table summarizes the notional amount, fair value, maturity, weighted average rate received and paid, and weighted average strike rate for the various types of portfolio swaps, caps and floors used by Key.

                                                                                 DECEMBER 31, 1998
                                                        ----------------------------------------------------------------
                                                                                              WEIGHTED AVERAGE RATE
                                                        NOTIONAL       FAIR   MATURITY   -------------------------------
dollars in millions                                       AMOUNT      VALUE     (YEARS)  RECEIVE     PAY      STRIKE
--------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Receive fixed/pay variable-indexed amortizing(1)      $   311      $   4         .8      7.16%   5.26%       N/A
   Receive fixed/pay variable -- conventional              4,325        223        4.7      6.38    5.30        N/A
   Pay fixed/receive variable -- conventional              4,872        (68)       4.1      5.60    5.87        N/A
   Pay fixed/receive variable -- forward starting             10         --        9.4      7.18    7.68        N/A
   Basis swaps                                             2,872         19        2.0      5.28    5.25        N/A
--------------------------------------------------------------------------------------------------------------------------
      Total                                               12,390        178         --      5.84%   5.52%        --

Interest rate caps, collars and corridors:
   Caps purchased -- one- to three-month
     LIBOR-based(2)                                        3,175          3        1.1       N/A     N/A        5.84%
   Collar -- one- to three-month LIBOR-based                 250         (1)       2.1       N/A     N/A    4.75 TO 6.50
   Collar -- thirty-year U.S. Treasury-based                 250        (24)        .4       N/A     N/A    5.83 TO 8.02
   1% payout corridor(3)                                     200         --         .9       N/A     N/A    6.00 TO 7.00
--------------------------------------------------------------------------------------------------------------------------
      Total                                                3,875        (22)        --        --      --         --
--------------------------------------------------------------------------------------------------------------------------
      Total                                              $16,265      $ 156         --        --      --         --
                                                         =======      =====
--------------------------------------------------------------------------------------------------------------------------


                                                        DECEMBER 31, 1997
                                                        -----------------

                                                         NOTIONAL   FAIR
dollars in millions                                        AMOUNT  VALUE
------------------------------------------------------------------------
Interest rate swaps:
   Receive fixed/pay variable-indexed amortizing(1)       $ 3,449  $  12
   Receive fixed/pay variable -- conventional               3,626    100
   Pay fixed/receive variable -- conventional               2,990     (7)
   Pay fixed/receive variable -- forward starting              --     --
   Basis swaps                                              1,110     (3)
------------------------------------------------------------------------
      Total                                                11,175    102

Interest rate caps, collars and corridors:
   Caps purchased -- one- to three-month
     LIBOR-based(2)                                         2,845     11
   Collar -- one- to three-month LIBOR-based                  100     --
   Collar -- thirty-year U.S. Treasury-based                  250    (15)
   1% payout corridor(3)                                      200      1
------------------------------------------------------------------------
      Total                                                 3,395     (3)
------------------------------------------------------------------------
      Total                                               $14,570  $  99
                                                          =======  =====
------------------------------------------------------------------------

(1) Maturity is based upon expected average lives rather than contractual terms.

(2) Includes $200 million and $1.0 billion of forward-starting caps as of December 31, 1998 and 1997, respectively.

(3) Payout is indexed to three-month LIBOR.

N/A = Not Applicable

Interest rate swap contracts involve the exchange of interest payments calculated based on an agreed-upon amount (notional amount) and are generally used to mitigate Key's exposure to interest rate risk on certain loans, deposits, short-term borrowings and long-term debt. Interest rate caps and floors involve the payment of a premium by the buyer to the seller for the right to receive an interest differential equal to the difference between the current interest rate and an agreed-upon interest rate ("strike rate") applied to a notional amount. Key generally purchases caps, enters into collars (a combination of simultaneously purchasing a cap and selling a floor), and enters into corridors (a combination of simultaneously purchasing a cap at a specified strike rate and selling a cap at a higher strike rate) to manage the risk of adverse movements in interest rates on specified long-term debt and short-term borrowings. The notional amount associated with the execution of swaps, caps and floors is significantly greater than the amount at risk.


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        81

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Credit risk on swaps, caps and floors results from the possibility that the counterparty will not meet the terms of the contract and is measured as the cost of replacing, at current market rates, contracts in an unrealized gain position. To mitigate this risk, Key deals exclusively with counterparties with high credit ratings. With regard to its swap contracts, Key generally enters into bilateral collateral and master netting arrangements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. In addition, the credit risk exposure to the counterparty on each interest rate swap is monitored by a credit committee. Based upon credit reviews of the counterparties, limits on Key's total credit exposure with each counterparty and the amount of collateral required, if any, are determined. At December 31, 1998, Key had 41 different counterparties to portfolio swaps and swaps entered into to offset the risk of customer swaps. Key had aggregate credit exposure of $149 million to 16 of these counterparties, with the largest credit exposure to an individual counterparty amounting to $44 million. As of the same date, Key's aggregate credit exposure on its interest rate caps and floors totaled $5 million. Based on management's assessment as of December 31, 1998, all counterparties were expected to meet their obligations. Portfolio swaps (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps) and portfolio caps and floors increased net interest income by $23 million in 1998 and $64 million in 1997.

Conventional interest rate swap contracts involve the receipt of amounts based on a fixed or variable rate in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount. Under an indexed amortizing swap contract, the notional amount remains constant for a specified period of time after which, based upon the level of an index at each review date, the swap contract will mature, the notional amount will begin to amortize, or the swap will continue in effect until its contractual maturity. Otherwise, the characteristics of these swaps are similar to those of conventional swap contracts. At December 31, 1998, Key was party to $138 million and $173 million of indexed amortizing swaps that used a LIBOR index and a Constant Maturity Treasuries ("CMT") index, respectively, for the review date measurement. Under basis swap contracts, interest payments based on different floating indices are exchanged.

Based on the weighted average rates in effect at December 31, 1998, the spread on portfolio swaps, excluding the amortization of net deferred gains on terminated swaps, provided a positive impact on net interest income (since the weighted average rate received exceeded the weighted average rate paid by 32 basis points). The aggregate fair value of $178 million at the same date was derived through the use of discounted cash flow models, which contemplate interest rates using the applicable forward yield curve, and represents an estimate of the unrealized gain that would be recognized if the portfolio were to be liquidated at that date.

Interest from portfolio swaps is recognized on an accrual basis over the lives of the respective contracts as an adjustment of the interest income or expense of the asset or liability whose risk is being managed. Gains and losses realized upon the termination of interest rate swaps prior to maturity are deferred as an adjustment to the carrying amount of the asset or liability. The deferred gain or loss is amortized using the straight-line method over the shorter of the projected remaining life of the related contract at its termination or the underlying asset or liability. During 1998, swaps with a notional amount of $642 million were terminated, resulting in a net deferred loss of $1 million. During 1997, swaps with a notional amount of $220 million were terminated, resulting in no deferred gain or loss. At December 31, 1998, Key had a net deferred swap gain of $12 million with a weighted average life of 4.4 years related to the management of debt and a net deferred loss of $1 million with a weighted average life of 7.8 years related to the management of loans.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

Key also uses interest rate swaps, caps and floors, and futures contracts for dealer activities (which are generally limited to the banks' commercial loan customers) and enters into other positions with third parties that are intended to mitigate the interest rate risk of the customer positions. Interest rate swap contracts entered into with customers are typically limited to conventional swaps, as previously described. The customer swaps, caps and floors, and futures, as well as the third-party positions, are recorded at their estimated fair values, and adjustments to fair value are included in investment banking and capital markets income on the income statement.

Foreign exchange forward contracts are used by Key to accommodate the business needs of its customers and for proprietary trading purposes. These contracts provide for the delayed delivery or purchase of foreign currency. The foreign exchange risk associated with such contracts is mitigated by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all such foreign exchange forward contracts are included in investment banking and capital markets income on the income statement.

Key also enters into treasury options and treasury futures options for proprietary trading purposes. Adjustments to the fair value of all such options are included in investment banking and capital markets income on the income statement.

At December 31, 1998, credit exposure from financial instruments held or issued for trading purposes was limited to the aggregate fair value of each contract with a positive fair value, or $495 million. The risk of counterparties defaulting on their obligations is monitored on an ongoing basis. Key contracts with counterparties with high credit ratings and enters into master netting agreements when possible in an effort to manage credit risk.

Trading income recognized on interest rate, foreign exchange forward and treasury-based option contracts totaled $65 million, $22 million and $6 million, respectively, for 1998. In 1997, trading income recognized on these instruments was $32 million, $16 million and zero, respectively.

A summary of the notional amount and the respective fair value of derivative financial instruments held or issued for trading purposes at December 31, 1998, and on average for the year then ended, is presented on page 83. The positive fair values represent assets to Key and are recorded in other assets, while the negative fair values represent liabilities and are recorded in other liabilities on the balance sheet. The $19.2 billion notional amount of interest rate swaps presented in the table includes $9.3 billion of customer swaps that receive a


82                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


fixed rate and pay a variable rate, $6.8 billion of customer swaps that pay a fixed rate and receive a variable rate and $3.1 billion of basis swaps. As of December 31, 1998, the customer swaps had an average expected life of 6.4 years, carried a weighted average rate received of 6.09% and had a weighted average rate paid of 5.99%. Also included in the table is a trading swap with a notional amount of $290 million and a cap purchased and a cap sold, each with a notional amount of $281 million. These instruments were executed in connection with the residual interest retained in the securitization of certain home equity loans. The trading swap pays a fixed rate and receives a variable rate. As of December 31, 1998, this swap had an expected life of 3.2 years, carried a rate received of 5.22% and had a rate paid of 5.06%.

                                         DECEMBER 31, 1998        YEAR ENDED DECEMBER 31, 1998
                                        --------------------     ------------------------------
                                        NOTIONAL        FAIR             AVERAGE        AVERAGE
in millions                               AMOUNT       VALUE     NOTIONAL AMOUNT     FAIR VALUE
-----------------------------------------------------------------------------------------------
Interest rate contracts:
   Swap assets                           $11,534      $   363            $ 9,646        $   248
   Swap liabilities                        7,657         (274)             5,291           (162)
   Caps and floors purchased                 674            4                647              2
   Caps and floors sold                      849           (4)               820             (2)
   Futures purchased                         551           (5)               631              3
   Futures sold                           17,527           (7)            10,411             (9)

Foreign exchange forward contracts:
   Assets                                $ 1,387      $    52            $ 1,122        $    38
   Liabilities                             1,140          (43)             1,038            (34)

Treasury-based option contracts:
   Options purchased                     $ 3,591      $    76            $ 4,421        $    59
   Options sold                            4,475          (67)             4,392            (60)
-----------------------------------------------------------------------------------------------


            19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                                   1998          1997
--------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with KeyBank N.A.                 $  314        $  279
Loans and advances to subsidiaries:
   Banks and bank holding companies                             99            98
   Nonbank subsidiaries                                        324           418
--------------------------------------------------------------------------------
                                                               423           516
Investment in subsidiaries:
   Banks and bank holding companies                          6,982         6,194
   Nonbank subsidiaries                                        889           396
--------------------------------------------------------------------------------
                                                             7,871         6,590
Other assets                                                   437           376
--------------------------------------------------------------------------------
   Total assets                                             $9,045        $7,761
                                                            ======        ======

LIABILITIES
Accrued interest and other liabilities                      $  410        $  226
Long-term debt:
   Subsidiary trusts                                         1,028           773
   Unaffiliated companies                                    1,440         1,581
--------------------------------------------------------------------------------
                                                             2,468         2,354
--------------------------------------------------------------------------------
   Total liabilities                                         2,878         2,580

SHAREHOLDERS' EQUITY(1)                                      6,167         5,181
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity               $9,045        $7,761
                                                            ======        ======
--------------------------------------------------------------------------------

(1) See page 63 for the parent company's Statements of Changes in Shareholders' Equity.


[Key Graphic] KEYCORP AND SUBSIDIARIES                                       83

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31,
in millions                                                   1998         1997         1996
--------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
   Banks and bank holding companies                        $   600      $   180      $ 1,012
   Nonbank subsidiaries                                         11           28           15
Management fees and interest income from subsidiaries           40           51           50
Other income                                                    20           62           16
--------------------------------------------------------------------------------------------
                                                               671          321        1,093

EXPENSES
Interest on long-term debt with subsidiary trusts               67           50            3
Interest on other borrowed funds                                94          100          122
Restructuring charge                                            --           --          100
Personnel and other expenses                                    87           68           63
--------------------------------------------------------------------------------------------
                                                               248          218          288
Income before income tax benefit and equity in
   net income less dividends from subsidiaries                 423          103          805
Income tax benefit                                              83           43           84
--------------------------------------------------------------------------------------------
                                                               506          146          889
Equity in net income less dividends from subsidiaries          490          773         (106)
--------------------------------------------------------------------------------------------
NET INCOME                                                 $   996      $   919      $   783
                                                           =======      =======      =======
--------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31,
in millions                                                                               1998          1997          1996
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                             $   996       $   919       $   783
Adjustments to reconcile net income to net cash provided by operating activities:
   Amortization of intangibles                                                               3             6             9
   Gain on sale of subsidiary                                                               --           (53)           (8)
   Deferred income taxes                                                                   (13)           (2)          (31)
   Equity in net income less dividends from subsidiaries                                  (490)         (773)          106
   Net (increase) decrease in other assets                                                  (2)          (19)            2
   Net increase (decrease) in other liabilities                                             79            25            (5)
   Net increase (decrease) in accrued restructuring charge                                 (22)          (75)          100
   Other operating activities, net                                                          17            14            72
--------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  568            42         1,028
INVESTING ACTIVITIES
Proceeds from prepayments and maturities of investment securities                           --            18             8
Purchases of securities available for sale                                                 (13)           (2)           (4)
Proceeds from prepayments and maturities of securities available for sale                    5             2             4
Net (increase) decrease in interest-bearing deposits                                       (35)          479          (405)
Net increase in loans and advances to subsidiaries                                        (128)          (98)         (138)
Proceeds from sale of subsidiary                                                            --           135           164
(Increase) decrease in investments in subsidiaries                                          14           125           (80)
--------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                       (157)          659          (451)
FINANCING ACTIVITIES
Net increase in short-term borrowings                                                       92            --            --
Net proceeds from issuance of long-term debt                                               255           258         1,062
Payments on long-term debt                                                                (138)          (99)         (605)
Loan payment received from ESOP trustee                                                      8             7             2
Redemption of 10% Cumulative Preferred Stock                                                --            --          (160)
Purchases of treasury shares                                                              (256)         (563)         (617)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                                  44            65            98
Cash dividends                                                                            (416)         (369)         (357)
--------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                     (411)         (701)         (577)
--------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                          --            --            --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                --            --            --
--------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                      --            --            --
                                                                                       =======       =======       =======
--------------------------------------------------------------------------------------------------------------------------

For the years ended December 31, 1998, 1997 and 1996, the parent company paid interest of $161 million, $147 million and $119 million, respectively, on borrowed funds.


84                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                              CORPORATE INFORMATION


                           KEYCORP BOARD OF DIRECTORS

ROBERT W. GILLESPIE
Chairman and Chief Executive Officer
KeyCorp

CECIL D. ANDRUS
Chairman, Andrus Center for Public Policy,
Boise State University

WILLIAM G. BARES
Chairman, President and
Chief Executive Officer,
The Lubrizol Corporation

ALBERT C. BERSTICKER
Chairman,
Ferro Corporation

EDWARD P. CAMPBELL
President and Chief Executive Officer,
Nordson Corporation

DR. CAROL A. CARTWRIGHT
President,
Kent State University

THOMAS A. COMMES
President and Chief Operating Officer,
The Sherwin-Williams Company

KENNETH M. CURTIS
Senior Member,
Curtis, Thaxter, Stevens,
Broder & Micoleau LLC

JOHN C. DIMMER
President,
Firs Management Corporation

STEPHEN R. HARDIS
Chairman and Chief Executive Officer,
Eaton Corporation

HENRY S. HEMINGWAY
President,
Hemingway Enterprises, Inc.

CHARLES R. HOGAN
Co-Owner and Chief Executive Officer,
C.R.H. Investments, Inc.

DOUGLAS J. MCGREGOR
Retired Chairman and Chief Executive Officer,
M.A. Hanna Company

HENRY L. MEYER III
President and Chief Operating Officer,
KeyCorp

STEVEN A. MINTER
Executive Director and President,
The Cleveland Foundation

M. THOMAS MOORE
Retired Chairman and Chief Executive Officer,
Cleveland-Cliffs Inc

RICHARD W. POGUE
Senior Advisor
Dix & Eaton

RONALD B. STAFFORD
Senior Member,
Stafford, Trombley, Purcell,
Owens & Curtin, P.C.
Member, New York State Senate

DENNIS W. SULLIVAN
Executive Vice President
Parker-Hannifin Corporation

PETER G. TEN EYCK, II
President,
Indian Ladder Farms


                          KEYCORP MANAGEMENT COMMITTEE

ROBERT W. GILLESPIE
Chairman and Chief Executive Officer

HENRY L. MEYER III
President and Chief Operating Officer

GARY R. ALLEN
Senior Executive Vice President
and Chief Banking Officer

JAMES E. BENNETT
Senior Executive Vice President,
Strategic and Operational Services

JAMES S. BINGAY
Group Executive Vice President,
Key Corporate Capital

JAMES A. FISHELL
Group Executive Vice President,
Key Consumer Finance

ALLEN J. GULA, JR.
Group Executive Vice President
and Chief Technology Officer

ROBERT B. HEISLER, JR.
President, Key Capital Partners

THOMAS E. HELFRICH
Group Executive Vice President
and Chief Human Resource Officer

ROBERT G. JONES
Group Executive Vice President,
Key Client Services

K. BRENT SOMERS
Senior Executive Vice President
and Chief Financial Officer

THOMAS C. STEVENS
Senior Executive Vice President,
General Counsel and Secretary

WILLIAM B. SUMMERS, JR.
Chairman, Key Capital Partners


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        85

                              CORPORATE INFORMATION


                               KEY COMMUNITY BANK

KEYBANK NATIONAL ASSOCIATION
127 Public Square, Cleveland, OH 44114
(800) 523-7247

GARY R. ALLEN
Chairman and Chief Executive Officer

PATRICK V. AULETTA
President, Community Corporate Banking

JACK L. KOPNISKY
President, Retail Banking

CARL C. HEINTEL, JR.
Vice Chairman, Credit Administration

SANDRA M. MALTBY
Vice Chairman, Small Business

JOHN H. MANCUSO
General Counsel and Secretary

JOHN T. BLAKE
Regional Vice Chairman,
Midwest Region Commercial Banking

LUKE S. HELMS
Regional Vice Chairman,
Western Region Commercial Banking

RALPH K. HOLLIDAY
Regional Vice Chairman,
Retail Bank Sales, Western Region

RUBEN L. HOLLOWAY
Executive Vice President, Retail Bank Sales

JEROME M. MCCLAIN
Executive Vice President,
Community Reinvestment

ROBERT E. SMYTH
Regional Vice Chairman,
Northeast Region Commercial Banking

-----------------------------------
SUPPORT SERVICES

BRUCE D. MURPHY
Executive Vice President,
Human Resources

KEVIN P. RILEY
Executive Vice President
and Chief Financial Officer

CYNTHIA SCHULZE
Executive Vice President, Marketing

--------------------------------------------------------------------------------

ALASKA

ALASKA DISTRICT
MICHAEL J. BURNS, PRESIDENT
907-562-6100

COLORADO

COLORADO DISTRICT
JAMES R. PEOPLES, PRESIDENT
303-320-5090

IDAHO

IDAHO DISTRICT
MICHAEL M. MOONEY, PRESIDENT
208-364-8750

INDIANA

CENTRAL INDIANA DISTRICT
ANTHONY HEYWORTH, PRESIDENT
317-464-8090

NORTHERN INDIANA DISTRICT
MICHAEL J. HAMMES, PRESIDENT
219-237-5344

MAINE

MAINE DISTRICT
MICHAEL W. MCNAMARA, PRESIDENT
207-874-7275

MICHIGAN

MICHIGAN DISTRICT
WILLIAMS S. HANN, PRESIDENT
734-747-7998

NEW HAMPSHIRE

NEW HAMPSHIRE DISTRICT
KENT D. WINTERS, PRESIDENT
603-656-1101

NEW YORK

ALBANY DISTRICT
ROBERT E. SMYTH, PRESIDENT
518-486-8873

HUDSON VALLEY DISTRICT
RICHARD M. KULBIEDA, PRESIDENT
914-563-5190

LONG ISLAND DISTRICT
MICHAEL R. ORSINO, PRESIDENT
516-233-4046

ROCHESTER DISTRICT
DENNIS S. BUCHAN, PRESIDENT
716-238-4121

SYRACUSE DISTRICT
HUGH C. LORDON, PRESIDENT
315-470-5140

WESTERN NEW YORK DISTRICT
MARSHA S. HENDERSON, PRESIDENT
716-847-7778

OHIO

AKRON DISTRICT
LINDA L. GENTILE, PRESIDENT
330-379-1409

CANTON DISTRICT
MICHAEL P. GILL, PRESIDENT
330-489-5344

CINCINNATI DISTRICT
MARTIN D. PIAZZA, PRESIDENT
513-762-8203

CLEVELAND DISTRICT
RUBEN L. HOLLOWAY, PRESIDENT
216-828-9661

COLUMBUS DISTRICT
TODD F. CLOSSIN, PRESIDENT
614-460-3493

DAYTON DISTRICT
MERVYN L. ALPHONSO, PRESIDENT
937-586-8667

TOLEDO DISTRICT
JAMES A. HOFFMAN, PRESIDENT
419-259-8587

OREGON

OREGON DISTRICT
JAMES J. ATKINSON, PRESIDENT
503-790-7506

UTAH

UTAH DISTRICT
CAROL L. DAVENPORT, PRESIDENT
801-535-1105

VERMONT

VERMONT DISTRICT
CHARLES P. SMITH, PRESIDENT
802-660-4471

WASHINGTON

SEATTLE DISTRICT
JAMES R. WASHAM, PRESIDENT
206-689-5999

SOUTH PUGET SOUND DISTRICT
RALPH K. HOLLIDAY, PRESIDENT
253-305-7516

TRANS-MOUNTAIN DISTRICT
PEGGY A. ZORO, PRESIDENT
360-676-6355


86                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                              CORPORATE INFORMATION


                              KEY CAPITAL PARTNERS

WILLIAM B. SUMMERS, JR.
Chairman, Key Capital Partners
800 Superior Ave, Cleveland, OH  44114
(216) 443-2366

ROBERT B. HEISLER, JR.
President, Key Capital Partners
127 Public Square, Cleveland, OH  44114
(216) 689-3233

ROBERT T. CLUTTERBUCK
Vice Chairman, Key Capital Partners
800 Superior Avenue, Cleveland, OH  44114
(216) 443-2650

================================================================================
MCDONALD INVESTMENTS INC.
800 Superior Avenue, Cleveland, OH 44114
(216) 443-2300

WILLIAM B. SUMMERS, JR.
Chairman and Chief Executive Officer

ROBERT T. CLUTTERBUCK
President and Chief Operating Officer

--------------------------------------------------------------------------------

DANIEL F. AUSTIN
Senior Managing Director, Investment Banking,
Equity Capital, and Public Sector

THOMAS G. CLEVIDENCE
Senior Managing Director, Community Affairs

RALPH M. DELLA RATTA, JR.
Senior Managing Director, Investment Banking

RICHARD S. DEMKO
Managing Director, Municipals

LEONARD J. DEROMA
Senior Managing Director,
Taxable Fixed Income Group

DENNIS J. DONNELLY
Senior Managing Director, Operations

GERALD A. FALLON
Senior Managing Director, Capital Markets

KAREN R. KLEINHENZ
Executive Vice President, Public Sector Division

PAUL J. KOMLOSI
Managing Director, Public Finance Group

THOMAS M. MCDONALD
Senior Managing Director, Private Client Group

JAMES C. REDINGER
Senior Managing Director, Equity Capital Markets


================================================================================
ASSET MANAGEMENT GROUP
127 Public Square, Cleveland, OH 44114
(216) 689-3000

ROBERT B. HEISLER, JR.
President

--------------------------------------------------------------------------------

KEY ASSET MANAGEMENT, INC.
127 Public Square, Cleveland, OH  44114
(216) 689-4655

WILLIAM G. SPEARS
Chairman

RICHARD J. BUONCORE
President and Chief Executive Officer

BRADLEY E. TURNER
Chief Operating Officer

ANTHONY AVENI, CFA
Chief Investment Officer
and Senior Managing Director

CHARLES G. CRANE
Chief Market Strategist and
Senior Managing Director

KATHLEEN A. DENNIS
Senior Managing Director, Investment Products
Group and Victory Funds Complex

RONALD JONES
Senior Managing Director,
Marketing Support and Business Development

CYNTHIA G. KOURY
Vice President, Endowments and Foundations

FRANCIS W. MARTIN
Executive Vice President,
Investment Services Group

GARY R. MARTZOLF
Senior Managing Director,
Private Client Portfolio Management

TIMOTHY RINGLER
Senior Managing Director,
Institutional Sales Management

JOHN M. RYAN
Senior Vice President,
Institutional Client Management

KEYCORP INSURANCE MANAGEMENT GROUP
127 Public Square, Cleveland, OH  44114
(216) 689-5429

ROGER E. DUNKER
President and Chief Executive Officer

PRINCIPAL INVESTING GROUP
127 Public Square, Cleveland, OH  44114
(216) 689-3582

JOHN E. KOHL
Executive Vice President

DAVID P. GIVEN
President and Chief Executive Officer,
Key Equity Capital

JOHN SINNENBERG
Managing Partner, Key Mezzanine Capital Fund


KEY PRIVATEBANK
127 Public Square, Cleveland, OH  44114
(216) 689-0530

KENTON A. THOMPSON
Group Executive, Key PrivateBank

BRADLEY E. TURNER
Group Executive, Wealth Management

CAROL L. DAVENPORT
Chief Fiduciary Officer


--------------------------------------------------------------------------------

SUPPORT SERVICES

SUSAN P. BROCKETT
Senior Vice President, Human Resources

RICHARD E. CLARKE
Senior Vice President,
McDonald Investments Marketing

PATRICIA J. JAMIESON
Chief Financial Officer

DAVID K. KONEFAL
Senior Vice President,
Asset Management Group Marketing


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        87

                              CORPORATE INFORMATION


                              KEY CORPORATE CAPITAL

JAMES S. BINGAY
Group Executive Vice President
127 Public Square
Cleveland, OH  44114
(216) 689-3690

--------------------------------------------------------------------------------
KEY CORPORATE CAPITAL, INC.
127 Public Square
Cleveland, OH  44114
(216) 689-3000

JAMES S. BINGAY
Chairman and Chief Executive Officer

LINDA A. GRANDSTAFF
President

AMY K. CARLSON
Senior Vice President, Loan Sales and Syndication

PAUL J. FISSEL
Senior Vice President, Key Structured Finance

R. ROBERTSON HILTON
Senior Vice President,
Global Treasury Management Group

KATHLEEN M. MAYHER
Senior Vice President,
Media and Telecommunications Finance

JOSEPH T. RESOR III
Senior Vice President, Key Healthcare Finance


KEY EQUIPMENT FINANCE GROUP
1000 South McCaslin Boulevard
Superior, CO  80027
(888) 301-6238

PAUL A. LARKINS
President and Chief Executive Officer

KEYCORP LEASING
54 State Street, P.O. Box 1865
Albany, NY  12201-1865
(800) 888-1025

LAWRENCE A. JOHNES
President and Chief Operating Officer

LEASETEC CORPORATION
1000 South McCaslin Boulevard
Superior, CO  80027
(888) 301-6238

DAVID M. BYRNE
President and Chief Operating Officer

KEY GLOBAL FINANCE
30 Federal Street
Boston, MA  02110
(617) 654-2700

CARL R. VERCOLLONE, CFA
President and Senior Managing Director

KEY COMMERCIAL REAL ESTATE
127 Public Square, Cleveland, OH  44114
(216)689-3574

GEORGE E. EMMONS, JR.
Executive Vice President

---------------------------------------
SUPPORT SERVICES
SUSAN P. BROCKETT
Senior Vice President, Human Resources

JOHN E. THOMAS
Senior Vice President, Marketing

NANCY H. WORMAN
Chief Financial Officer



                              KEY CONSUMER FINANCE

JAMES A. FISHELL
Group Executive Vice President
127 Public Square
Cleveland, OH  44114
(216) 689-5425

--------------------------------------------------------------------------------

KEY BANK USA, NATIONAL ASSOCIATION
800 Superior Avenue, Cleveland, OH  44114
(800) USA-5553

JAMES A. FISHELL
Chairman and Chief Executive Officer

RANDALL M. BEHM
Senior Vice President, Key Education Resources

BARBARA GODIN
Executive Vice President, Chief Credit and Risk
Management Officer

KENNETH R. LANDON
Senior Vice President, Key Marine/RV Finance

SCOTT P. SHOPE
Senior Vice President, Credit Card Services

ROBERTA V. WILLIAMS
Senior Vice President,
Client Services, Collection, Recovery

KEYCORP FINANCE INC.
1259 South Cedar Crest Boulevard, Suite 310
Allentown, PA  18103-6206
(610) 782-2551

JAMES H. DOWNING
President and Chief Executive Officer

CHAMPION MORTGAGE CO., INC.
20 Waterview Boulevard
Parsippany, NJ  07054-9671
(800) 242-6746

JOSEPH P. GORYEB
Chairman and Chief Executive Officer

---------------------------------------
SUPPORT SERVICES

MICHAEL W. DVORAK
Chief Financial Officer

ANGELA D. KARGES
Senior Vice President, Human Resources


88                                        [Key Graphic] KEYCORP AND SUBSIDIARIES

                              CORPORATE INFORMATION


                       STRATEGIC AND OPERATIONAL SERVICES

JAMES E. BENNETT
Senior Executive Vice President,
127 Public Square, Cleveland, OH  44114
(216) 689-0480

--------------------------------------------------------------------------------

CLIENT SERVICES GROUP
2025 Ontario Avenue, Cleveland, OH  44115
(216) 689-1776

ROBERT G. JONES
Group Executive Vice President

MICHAEL L. EVANS
President, Operations Services

LISA S. CODISPOTI
Executive Vice President, Client Relations Group

DAVID A. BOWEN
Senior Vice President, Strategic Initiatives

RONALD B. KELLER
Senior Vice President, Corporate Real Estate

RICHARD E. LUCAS
Senior Vice President, Client Support Services

CORPORATE MARKETING
127 Public Square, Cleveland, OH  44114
(216) 689-0364

KAREN R. HAEFLING
Executive Vice President and
Chief Marketing Officer

JANET DYE
Senior Vice President, Key Advertising and Direct

SHARON O'CONNOR-CLARKE
Senior Vice President,
Strategic Analytics and Direct Marketing

STRATEGIC INITIATIVES
127 Public Square, Cleveland, OH  44114
(216) 689-3000

DANIEL E. KLIMAS
Executive Vice President

STRATEGIC SERVICES
127 Public Square, Cleveland, OH  44114
(216) 689-3000

BRUCE H. AKERS
Senior Vice President, Public Affairs

DAVID R. CAMPBELL
Executive Vice President, Strategic Management

W. JOHN FULLER
Senior Vice President, Corporate Communications

-----------------------------------------------
SUPPORT SERVICES

KAREN S. BLUE
Executive Vice President, Human Resources



                             KEY TECHNOLOGY SERVICES

ALLEN J. GULA, JR.
Group Executive Vice President
and Chief Technology Officer
127 Public Square, Cleveland, OH  44114
(216) 689-1345

--------------------------------------------------------------------------------

JO ANN BOYLAN
Executive Vice President,
Information Delivery Services

GARY S. DIDIER
Executive Vice President,
Strategic Consulting Services

JOHN R. MEYER
Executive Vice President,
Enterprise Management Services Group

ANN M. PROCK
Executive Vice President,
Customer Advocate Group

ROBERT RICKERT
Executive Vice President,
Director, Technology Development

PATRICK J. SWANICK
President and Chief Executive Officer,
Key Electronic Services

K. WADE TOLMAN
Executive Vice President,
Enterprise Technology Operations
and STAR Project

MICHELE TROLLI
Executive Vice President,
Deputy Director, Technology Development

SUPPORT SERVICES
WENDY J. WORTHINGTON
Senior Vice President, Human Resources


[Key Graphic] KEYCORP AND SUBSIDIARIES                                        89

                              CORPORATE INFORMATION


                               CORPORATE FUNCTIONS

FINANCE

K. BRENT SOMERS
Senior Executive Vice President
and Chief Financial Officer

CRAIG C. BROOKS
Executive Vice President,
Financial Performance Measurements

LEE IRVING
Executive Vice President
and Chief Accounting Officer

JAMES J. MALERBA
Executive Vice President and Controller

KENNETH T. MAYLAND, PH.D.
Chief Economist

RONALD J. NICOLAS
Chief Financial Officer,
Key Support and Administration Services

VERNON L. PATTERSON
Senior Vice President, Investor Relations

JOSEPH P. VAYDA
Executive Vice President and Treasurer,
Corporate Treasury


HUMAN RESOURCES

THOMAS E. HELFRICH
Group Executive Vice President
and Chief Human Resource Officer

DIANE F. COBLE
Senior Vice President,
Corporate Employment, HR Compliance,
Employee Relations and Diversity

PETER H. FASS, M.D.
Senior Vice President,
Health and Welfare, Employee Services

W. LAWRENCE GILMER
Senior Vice President,
Compensation and Executive Benefits


LEGAL AND RISK MANAGEMENT

THOMAS C. STEVENS
Senior Executive Vice President,
General Counsel and Secretary

KEVIN M. BLAKELY
Group Executive Vice President,
Risk Management Group

PETER R. BRERETON
Senior Vice President, Government Relations

MICHAEL A. BUTLER
Executive Vice President,
Asset Quality and Portfolio Management

JOHN H. MANCUSO
Senior Vice President and
Deputy General Counsel

PETER K. POTCHEN
Executive Vice President and General Auditor

ANDREW R. TYSON
Senior Vice President, Corporate Development












Design by Word Marketing & Design, Albany, NY o Printing by Great Lakes Lithograph, Cleveland, OH Photography by Will Faller, except page 18 by Crystal Palace/BBC R&D and page 22 by Jon Jameson



90                                        [Key Graphic] KEYCORP AND SUBSIDIARIES