Form 10-K, Exhibit 13
period 1999-12-31
KEYCORP /NEW/
filed 2000-03-22
CIK 91576

                                                                      Exhibit 13

FINANCIAL REVIEW

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   Introduction                                           26

   Highlights of Key's 1999 Performance                   26

   Cash Basis Financial Data                              29

   Line of Business Results                               29

   Results of Operations

      Net Interest Income                                 34

      Market Risk Management                              35

      Noninterest Income                                  37

      Noninterest Expense                                 40

      Income Taxes                                        41

   Financial Condition

      Loans                                               42

      Securities                                          44

      Asset Quality                                       45

      Deposits and Other Sources of Funds                 47

      Liquidity                                           48

      Capital and Dividends                               49

   Fourth Quarter Results                                 50

REPORT OF MANAGEMENT                                      52

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS                                      52

CONSOLIDATED FINANCIAL STATEMENTS                         53

CORPORATE INFORMATION                                     77

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

INTRODUCTION

This Management's Discussion and Analysis reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may cover more than three years to comply with Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. When you read this discussion, you should also look at the consolidated financial statements and related notes that appear on pages 53 through 76.

TERMINOLOGY

This annual report contains some shortened names and some industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.

-  KEYCORP refers solely to the parent company.

- KEY refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

- MCDONALD is McDonald & Company Investments, Inc., a full-service investment banking and securities brokerage company that Key acquired in October 1998.

- A KEYCENTER is one of Key's full-service retail banking facilities or branches.

- KEY engages in CAPITAL MARKETS ACTIVITIES, primarily through the Key Capital Partners line of business. These activities encompass a variety of services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients' financing needs and for proprietary trading purposes), invest in new or growing ventures and conduct transactions in foreign currencies (both to accommodate clients' needs and to benefit from fluctuations in exchange rates).

- When we want to draw your attention to a particular item in Key's Notes to Consolidated Financial Statements, we refer to NOTE ____, giving the particular number, name, and starting page number.

- All earnings per share data included in this discussion are presented on a DILUTED basis, which takes into account all common shares outstanding and potential common shares that could result from the exercise of outstanding stock options. Some of the financial information tables also include BASIC earnings per share, which takes into account only common shares outstanding.

- For regulatory purposes, capital is divided into several classes. Federal regulations prescribe that at least half of a bank or bank holding company's TOTAL RISK-ADJUSTED CAPITAL must qualify as TIER 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and performance. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled "Capital and dividends," which begins on page 49.

OUR PROJECTIONS ARE NOT FOOLPROOF

This annual report contains "forward-looking statements" about issues like anticipated improvement in earnings, expected expense reductions and revenue growth, and related objectives (such as the anticipated reduction in Key's employment base). Forward-looking statements by their nature are subject to assumptions, risks and uncertainties. For a variety of reasons, actual results could differ materially from those contained in or implied by the forward-looking statements:

- Interest rates could change more quickly or more significantly than we expect.

- If the economy changes significantly in an unexpected way, the demand for new loans and the ability of borrowers to repay outstanding loans may change in ways that our models do not anticipate.

- The stock and bond markets could suffer a significant disruption, which may have a negative effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.

- It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.

- Acquisitions and dispositions of assets, business units or affiliates could affect us in ways that management has not anticipated.

- We may become subject to new legal obligations or the resolution of existing litigation may have a negative effect on our financial condition.

- We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.

HIGHLIGHTS OF KEY'S 1999 PERFORMANCE

FINANCIAL PERFORMANCE

Key's financial performance in 1999 was strong. Some of the 1999 highlights are discussed below.

- We achieved record earnings for the third consecutive year, breaking the $1.0 billion mark in net income for the first time in our history. Net income was $1.107 billion, or $2.45 per common share, up 11% from $996 million, or $2.23 per common share, in 1998, and $919 million, or $2.07 per common share, in 1997.

- Key's return on average total equity was 17.68%, compared with 17.97% in 1998 and 18.89% in 1997.

- Key's return on average total assets rose to 1.37% from 1.32% in 1998 and 1.33% in 1997.

Figure 2, which appears on page 28, summarizes Key's financial performance for each of the last six years

In each of the past three years, Key's financial results have been affected by various nonrecurring items. The most significant of these items and their impact on both earnings and primary financial ratios are summarized in Figure 1. Each of these items is discussed in greater detail elsewhere in this report.

26                                                              [LOGO-KEYCORP]

                   FIGURE 1 SIGNIFICANT NONRECURRING ITEMS

YEAR ENDED DECEMBER 31,

dollars in millions, except per share amounts                               1999                   1998                   1997
--------------------------------------------------------------------------------------------------------------------------------
Net income as reported                                                    $1,107                   $996                   $919
Nonrecurring items (net of tax):
   Gains from branch divestitures                                           (122)                   (22)                   (97)
   Gain from sale of Electronic Payment Services, Inc.                       (85)                    --                     --
   Gain from sale of Concord EFS, Inc. common shares                          (9)                    --                     --
   Gains from sale of Key Merchant Services, LLC                              (9)                   (31)                    --
   Gain from sale of Compaq Capital Europe LLC and
      Compaq Capital Asia Pacific LLC                                         (8)                    --                     --
   Restructuring and other special charges                                    96                     --                     --
   Merger and integration charges                                             --                      5                     --
   Real estate disposition charge                                             --                     --                     33
   Other nonrecurring charges                                                 81                     --                     --
--------------------------------------------------------------------------------------------------------------------------------

Net income-- core                                                         $1,051                   $948                   $855
                                                                          ======                  =====                  =====
Net income per diluted common share                                        $2.45                  $2.23                  $2.07
Net income per diluted common share-- core                                  2.33                   2.12                   1.92
Return on average total assets                                              1.37%                  1.32%                  1.33%
Return on average total assets-- core                                       1.30                   1.26                   1.24
Return on average total equity                                             17.68                  17.97                  18.89
Return on average total equity-- core                                      16.79                  17.10                  17.57
--------------------------------------------------------------------------------------------------------------------------------



Key's earnings for 1999 reflect increases from our fee-generating businesses, particularly investment banking, dealer trading services, asset management and brokerage. These businesses have contributed greater amounts to Key's financial results since Key acquired McDonald in October 1998. We are also seeing the positive results of recent efforts to increase profitability in the retail banking unit.

Key's fee income is included in "core noninterest income," which is noninterest income excluding certain nonrecurring items. Core noninterest income was up 31% from last year, and accounted for 41% of Key's total core revenue (which is net interest income plus core noninterest income). In comparison, core noninterest income accounted for 36% of Key's total core revenue in 1998. One of management's long-term goals is for Key to derive 50% of its revenue from activities that generate core noninterest income. For detailed information about noninterest income, see the section entitled "Noninterest income," which begins on page 37.

Key's lending activity has also been strong -- particularly in the home equity, consumer lease financing, equipment leasing and other commercial loan portfolios. Excluding the impact of loan sales, home equity loans were up 28% from 1998, while consumer lease financing rose by 24%; commercial loan growth exceeded 10% for the third consecutive year. Although we are continuously extending more loans, both nonperforming loans and net charge-offs experienced only modest increases during 1999.

CORPORATE STRATEGY

Key's corporate strategy for the past several years has focused on an active program of selling portfolios and business units that have low anticipated growth rates or do not have a competitive advantage or significant market share, and acquiring or growing businesses that management believes are capable of achieving double-digit earnings growth rates.

This long-standing strategy was supplemented in the fourth quarter of 1999 by a new three-year initiative to improve profitability by reducing the costs of doing business, sharpening the focus on the most profitable growth businesses and enhancing revenues. The expected pre-tax earnings improvement of more than $370 million per year when fully implemented, when combined with Key's transformation into an integrated, multiline financial services company, should enable us to capitalize on additional opportunities.

PRINCIPAL STRATEGIC ACTIONS DURING 1999

During the first quarter, Key introduced an initiative designed to strengthen the profitability of the retail banking unit within the Key Retail Banking line of business. This initiative and the guiding strategies are discussed in more detail under the heading "Key Retail Banking" on page 30. Management's long-term goal is to increase the annual pre-tax earnings growth rate of the retail banking unit to at least 10%. Our plan to achieve that goal focuses on improving sales-generating capabilities and reducing operating costs. During 1999, the retail banking unit achieved a 9% pre-tax earnings growth rate (exceeding the target for the year of 8%) and contributed to the increase in Key's total revenue.

Key took three significant actions during the fourth quarter of 1999. First, Key sold its Long Island, New York business, including 28 KeyCenters with $1.3 billion of deposits and $505 million of loans. The Long Island business was profitable, but we held a very small share of the market for deposits and loans in the greater New York City-Long Island area. That region has long been dominated by major New York City-based financial institutions and our competitive position was not strong.

The positive effect on capital resulting from the sale of Key's Long Island business should enable Key to allocate more capital to higher growth opportunities and geographic markets. For example, Key intends to open KeyCenters offering a broad range of financial services products in 25 high-growth markets in the western United States. The first two centers opened during 1999 in Sandy, Utah (a suburb of Salt Lake City) and in Vancouver, Washington. Since then, plans have been put in place to open 20 to 30 new sites -- primarily in the markets of Vancouver and Seattle, Washington and in various markets in Utah.

Second, Key reached an agreement to sell its credit card portfolio as part of an overall effort to direct financial resources and free up capital to support faster growing businesses. The relatively small size of the portfolio ($1.4 billion, or 2% of total loans outstanding at December 31, 1999) did not provide the scale necessary to allow Key to compete effectively in credit card lending with other larger credit card issuers. This transaction was completed in January 2000.


[LOGO-KEYCORP]                                                            27

                        FIGURE 2 SELECTED FINANCIAL DATA

                                                                                                                COMPOUND
                                                                                                               ANNUAL RATE
                                                                                                                OF CHANGE
dollars in millions, except per share amounts 1999       1998        1997        1996        1995       1994   (1994-1999)
---------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                            $  5,695    $  5,525    $  5,262    $  4,951    $  5,121    $  4,490     4.9%
Interest expense                              2,908       2,841       2,517       2,237       2,485       1,797    10.1
Net interest income                           2,787       2,684       2,745       2,714       2,636       2,693      .7
Provision for loan losses                       348         297         320         197         100         125    22.7
Noninterest income                            2,294       1,575       1,306       1,087         933         883    21.0
Noninterest expense                           3,049       2,483       2,386       2,461       2,312       2,168     7.1
Income before income taxes
   and extraordinary item                     1,684       1,479       1,345       1,143       1,157       1,283     5.6
Income before extraordinary item              1,107         996         919         783         789         853     5.4
Net income                                    1,107         996         919         783         825         853     5.4
Net income applicable to common shares        1,107         996         919         775         809         837     5.8
---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item           $   2.47    $   2.25    $   2.09    $   1.69    $   1.65    $   1.72     7.5%
Income before extraordinary item
  -- assuming dilution                         2.45        2.23        2.07        1.67        1.63        1.70     7.6
Net income                                     2.47        2.25        2.09        1.69        1.73        1.72     7.5
Net income-- assuming dilution                 2.45        2.23        2.07        1.67        1.71        1.70     7.6
Cash dividends                                 1.04         .94         .84         .76         .72         .64    10.2
Book value at year end                        14.41       13.63       11.83       10.92       10.68        9.44     8.8
Market price at year end                      22.13       32.00       35.41       25.25       18.13       12.50    12.1
Dividend payout ratio                         42.11%      41.78%      40.19%      45.10%      41.74%      37.10%    2.6
Weighted average common shares (000)        448,168     441,895     439,042     459,810     469,574     486,134    (1.6)
Weighted avg. common shares and
   potential common shares (000)            452,363     447,437     444,544     464,282     472,882     490,932    (1.6)
---------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                      $ 64,222    $ 62,012    $ 53,380    $ 49,235    $ 48,332    $ 46,579     6.6%
Earning assets                               73,733      70,240      64,246      59,260      58,762      60,047     4.2
Total assets                                 83,395      80,020      73,699      67,621      66,339      66,801     4.5
Deposits                                     43,233      42,583      45,073      45,317      47,282      48,564    (2.3)
Long-term debt                               15,881      12,967       7,446       4,213       4,003       3,570    34.8
Common shareholders' equity                   6,389       6,167       5,181       4,881       4,993       4,530     7.1
Total shareholders' equity                    6,389       6,167       5,181       4,881       5,153       4,690     6.4
Full-time equivalent employees               24,568      25,862      24,595      27,689      29,563      29,211    (3.4)
Branches                                        936         968       1,015       1,205       1,284       1,272    (6.0)
---------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                 1.37%       1.32%       1.33%       1.21%       1.24%       1.36%    N/A
Return on average common equity               17.68       17.97       18.89       15.73       17.35       18.87     N/A
Return on average total equity                17.68       17.97       18.89       15.64       17.10       18.56     N/A
Efficiency(a)                                 59.43       58.49       58.21       60.88       63.03       59.39     N/A
Overhead(b)                                   31.52       35.17       40.34       45.51       49.66       46.14     N/A
Net interest margin (taxable equivalent)       3.93        4.08        4.54        4.78        4.47        4.83     N/A
---------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                               7.66%       7.71%       7.03%       7.22%       7.77%       7.03%    N/A
Tangible equity to tangible assets             6.03        5.93        5.52        5.88        6.25        6.19     N/A
Tier 1 risk-adjusted capital                   7.68        7.21        6.65        7.98        7.53        8.48     N/A
Total risk-adjusted capital                   11.66       11.69       10.83       13.01       10.85       11.62     N/A
Leverage                                       7.77        6.95        6.40        6.93        6.20        6.63     N/A
---------------------------------------------------------------------------------------------------------------------------

Key has completed several mergers, acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding certain nonrecurring charges) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges).
(b) This ratio is the difference between noninterest expense (excluding certain nonrecurring charges) and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges) divided by taxable-equivalent net interest income.

N/A = Not Applicable

28                                                             [LOGO-KEYCORP]

Third, Key announced strategic actions being taken over the next three years that are expected to result in pre-tax cost reductions. Our goal is to achieve more than $170 million of expense reductions per year upon completion. These actions include outsourcing certain nonstrategic support functions (which resulted in the write-off of selected assets, including certain software), site consolidations in a number of Key's businesses and reducing the number of management layers. The actions are expected to reduce Key's employment base by approximately 3,000 positions, or 11%, by year-end 2000 and to contribute to an improvement in Key's efficiency ratio. In connection with these actions, we recorded $145 million of restructuring and other special charges during the fourth quarter.

The sales of the Long Island business and the credit card portfolio are described in Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60. The section entitled "Noninterest expense," which begins on page 40, and Note 13 ("Restructuring Charges"), on page 69, provide more information about Key's restructuring charges.

CASH BASIS FINANCIAL DATA

The selected financial data presented in Figure 3 highlight Key's performance on a cash basis for each of the past three years. We provide cash basis financial data because we believe it offers a useful tool for evaluating liquidity and measuring a bank holding company's ability to support future growth, pay dividends and repurchase shares.

"Cash basis" accounting can mean different things. When we apply "cash basis" accounting, the only adjustments that we make to get from the information in Figure 2 (which is presented on an accrual basis) to the comparable line items in Figure 3 are to exclude goodwill and other intangibles that do not qualify as Tier 1 capital, and to exclude the amortization of those assets. Figure 3 does not exclude the impact of other noncash items such as depreciation and deferred taxes.

Goodwill and other intangibles that do not qualify as Tier 1 capital are the result of business combinations that Key recorded using the "purchase" method of accounting. Under the purchase method, assets and liabilities of acquired companies are recorded at their fair values and any amount paid in excess of the fair value of the net assets acquired is recorded as goodwill. If the same transactions had qualified for accounting using the "pooling of interests" method, the acquired company's financial statements would simply have been combined with Key's. After a combination using purchase accounting, Key must amortize goodwill and other intangibles by taking periodic charges against income, but those charges are only accounting entries, not actual cash expenses. Thus, from an investor's perspective, the economic effect of a transaction is the same whether we account for it as a purchase or a pooling. For the same reason, the amortization of intangibles does not impact Key's liquidity and funds management activities.

This is the only section of this Financial Review that discusses Key's financial results on a cash basis.

LINE OF BUSINESS RESULTS

Key has four primary lines of business:

KEY RETAIL BANKING offers branch-based financial products and services, and services our small business clients.

KEY SPECIALTY FINANCE offers non-branch-based consumer loan products, such as education loans, home equity loans, automobile loans and leases, and marine and recreational vehicle loans.

KEY CORPORATE CAPITAL offers financing, transaction processing, financial advisory services, equipment leasing and a number of other specialized services.

                  FIGURE 3 CASH BASIS SELECTED FINANCIAL DATA


dollars in millions, except per share amounts           1999         1998       1997
-----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Noninterest expense                                   $  2,947    $  2,397    $  2,309
Income before income taxes                               1,786       1,565       1,422
Net income                                               1,199       1,072         989
-----------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                            $   2.68    $   2.43    $   2.25
Net income-- assuming dilution                            2.65        2.40        2.22
Weighted average common shares (000)                   448,168     441,895     439,042
Weighted average common shares and potential
   common shares (000)                                 452,363     447,437     444,544
-----------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                            1.51%       1.45%       1.46%
Return on average total equity                           25.14       24.71       25.78
Efficiency(a)                                            57.32       56.47       56.28
-----------------------------------------------------------------------------------------
GOODWILL AND NON-QUALIFYING INTANGIBLES
Goodwill average balance                              $  1,424    $  1,113    $    921
Non-qualifying intangibles average balance                  68          91         108
Goodwill amortization (after tax)                           81          65          58
Non-qualifying intangibles amortization (after tax)         11          11          12
-----------------------------------------------------------------------------------------


Key has completed several mergers, acquisitions and divestitures during the three-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding certain nonrecurring charges and the amortization of goodwill and non-qualifying intangibles) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges).



[LOGO-KEYCORP]                                                             29

KEY CAPITAL PARTNERS offers asset management, wealth management, private banking, brokerage, investment banking, capital markets, and insurance products and services.

This section summarizes the financial performance of each line of business and its most recent strategic developments. To better understand the discussion below concerning each line of business, see Note 4 ("Line of Business Results"), which begins on page 61 and describes the activities and financial results of each line of business in greater detail.

Figure 4 shows Key's net income (loss) by line of business for each of the past three years.

                 FIGURE 4 NET INCOME (LOSS) BY LINE OF BUSINESS

                                                                                                            Change 1999 vs 1998
                                                                                                           -----------------------
YEAR ENDED DECEMBER 31,                                        1999            1998          1997           AMOUNT       PERCENT
dollars in millions
----------------------------------------------------------------------------------------------------------------------------------
Key Retail Banking                                            $  344          $319           $374           $ 25             7.8%
Key Specialty Finance                                            165           126             84             39            31.0
Key Corporate Capital                                            434           378            318             56            14.8
Key Capital Partners(a)                                          107           102             55              5             4.9
Treasury and Other                                               (29)           38             53            (67)            N/M
----------------------------------------------------------------------------------------------------------------------------------

   Total segments                                              1,021           963            884             58             6.0
Reconciling items                                                 86            33             35             53           160.6
----------------------------------------------------------------------------------------------------------------------------------

   Total net income                                           $1,107          $996           $919           $111            11.1%
                                                              ======          ====           ====           ====           ======
----------------------------------------------------------------------------------------------------------------------------------

(a) Noninterest income and expense attributable to Key Capital Partners may be assigned to either Key Corporate Capital or Key Retail Banking if one of those lines is principally responsible for maintaining the relationship with the client that used Key Capital Partners' products and services.
    Key Capital Partners had net income of $157 million in 1999, $149 million in 1998, and $88 million in 1997 before it assigned some of its income and expense.

    N/M = Not Meaningful



KEY RETAIL BANKING

Key Retail Banking's primary operating units are retail banking and small business lending. During 1999, strategic efforts focused on strengthening sales-generating capabilities and managing costs by making branch-based services more efficient. In particular, our efforts centered on cross-selling, streamlining deposit product offerings and improving the deposit pricing structure.

Management's long-term goal is to achieve annual pre-tax earnings growth of at least 10% in the retail banking unit. Pre-tax earnings for the unit rose 9% in 1999, exceeding the 8% target set for the year.

Net income for Key Retail Banking as a whole was $344 million in 1999, or approximately 31% of Key's consolidated earnings. In comparison, net income was $319 million in 1998, or approximately 32% of consolidated earnings. The increase in net income reflects growth in net interest income and a decline in noninterest expense. These factors were partially offset by a decrease in noninterest income and a slightly higher provision for loan losses. In 1998, net income increased principally because of higher noninterest income related to various investment banking and capital markets activities and reduced noninterest expense.

Net interest income rose by $25 million from 1998, primarily because of a moderate increase in loans and higher interest rate spreads used in determining the credit for deposits generated by Key Retail Banking. These factors more than offset the impact of a lower deposit base. In particular, core deposits (which are a fairly inexpensive source of funding) have declined, in part because Key continues to divest branch offices such as the Long Island franchise sold in 1999 and the 46 branch offices sold in 1998. Key has compensated for the growing disparity between the demand for loans and the availability of deposits to fund those loans by using funding alternatives such as borrowing in the capital markets or securitizing and selling loans. However, we initiate securitizations selectively since they are more expensive than collecting and maintaining deposits and are dependent on favorable market conditions.

Noninterest expense decreased by $25 million from 1998, primarily due to lower personnel expense. This reflects a decrease in the number of employees and a lower level of incentive compensation.

Noninterest income was down $6 million from 1998. Increases in service charges on deposit accounts, trust and asset management income, and loan fees were more than offset by the reduced amount of income we derived from various investment banking and capital markets products and services provided by the Key Capital Partners line of business in 1999.

The provision for loan losses increased by $1 million in response to a slightly higher level of net charge-offs in the small business lending unit of Key Retail Banking.

KEY SPECIALTY FINANCE

Net income for Key Specialty Finance was $165 million in 1999, or approximately 15% of Key's consolidated earnings. In comparison, net income was $126 million in 1998, or approximately 13% of consolidated earnings. Financial performance improved primarily because net interest income and noninterest income increased while the provision for loan losses was slightly reduced. These positive factors were partially offset by an increase in noninterest expense. Net income in 1998 increased as a result of strong loan growth and higher noninterest income. A primary source of the 1998 increase in revenue was the acquisition of Champion Mortgage Co., Inc. in August 1997. Because the acquisition of Champion was accounted for as a purchase, 1997 results include only four months of Champion's activity, while 1998 results reflect a full year.

Net interest income increased by $61 million in 1999, primarily because average loans outstanding rose 7% from 1998. The increase in loans (which occurred despite the securitizations discussed below) reflects continued strong growth in the home equity and automobile lease financing portfolios. Another factor contributing to loan growth was Key's April 1998 acquisition of an $805 million marine/recreational vehicle installment loan portfolio. Although loans increased, Key was able to make a slight reduction in the provision for loan losses because of improvement in consumer credit quality.

Virtually all of the $52 million increase in noninterest income from 1998 to 1999 is attributable to gains resulting from securitizations. During 1999, Key securitized and sold an aggregate $3.4 billion of education, home equity

30                                                               [LOGO-KEYCORP]
and automobile loans. Starting in 2000, we intend to de-emphasize our practice of securitizing and selling home equity loans originated by Champion Mortgage Co., Inc., our home equity finance affiliate. We may continue to securitize these loans without then selling them. By retaining these loans on the balance sheet, we intend to replace over time the earnings capacity previously provided by the credit card portfolio, which was sold in January 2000. In 1999, net income attributable to the credit card portfolio was approximately $39 million. For more information about the sale of the credit card portfolio, see Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60. We expect that the change in our home equity loan securitization practice will reduce Key's 2000 diluted earnings per common share by approximately $.08. For more information about Key's loan securitization activities, see the section entilted "Loans," which begins on page 42.

Noninterest expense rose $52 million from 1998, due in large part to increases in personnel expense, depreciation and amortization expense associated with loan servicing, and marketing costs incurred to expand the home equity business.

KEY CORPORATE CAPITAL
Net income for Key Corporate Capital was $434 million in 1999, or approximately 39% of Key's consolidated earnings. In comparison, net income was $378 million in 1998, or approximately 38% of consolidated earnings. The 1999 increase in net income derived primarily from two sources. First, total average loans increased by 16%, generating higher net interest income. This includes strong increases in the real estate construction, lease financing, structured finance, healthcare and media portfolios. Second, noninterest income increased by $92 million, primarily due to higher income from loan fees, service charges on deposit accounts, various investment banking and capital markets activities and a $13 million gain from the sale of Key's interest in a joint venture with Compaq Capital Corporation. In 1998, net income increased because of a 24% increase in total average loans and growth in noninterest income, led by various investment banking and capital markets activities, and trust and asset management.

The $182 million increase in total revenue in 1999 was partially offset by a $37 million increase in the provision for loan losses. Revenue was also offset by a $54 million increase in noninterest expense, primarily because of higher personnel expense, depreciation and amortization expense, and costs associated with investment banking and capital markets activities.

KEY CAPITAL PARTNERS
Net income for Key Capital Partners was $107 million in 1999, compared with $102 million in 1998. In each of these years, Key Capital Partners' net income represents approximately 10% of Key's consolidated earnings.

If personnel in another line of business are responsible for maintaining a relationship with a client that uses the products and services offered by Key Capital Partners, that line of business is assigned the income and expense arising from our work for the client. As a result, a significant amount of Key Capital Partners' noninterest income and expense is reported under either Key Corporate Capital or Key Retail Banking. If Key Capital Partners had not assigned income and expense items to other lines of business, net income for this line would have been $157 million in 1999 (representing approximately 14% of Key's consolidated earnings) and $149 million in 1998 (representing approximately 15% of Key's consolidated earnings).

Total revenue for Key Capital Partners rose by $342 million ($352 million prior to revenue sharing) from 1998. The main source of this improvement is the October 1998 acquisition of McDonald. Because McDonald was accounted for as a purchase, 1998 results include only two months of McDonald's activity, while 1999 results reflect a full year. Revenue also increased because we expanded our base of trust and asset management clients, repriced certain services and earned higher fees from existing accounts that grew while the securities markets were particularly strong. In 1998, the largest contributions to the increase in net income came from investment banking and capital markets activities, and trust and asset management. The growth of these revenue components was bolstered by the McDonald acquisition.

Noninterest expense was up $332 million from 1998. The principal components of this increase were increased personnel, depreciation and goodwill amortization expense resulting from the first full-year impact of the McDonald acquisition.

TREASURY AND OTHER
Treasury and Other includes the Treasury, Electronic Commerce and Deposit Marketing business units, as well as the net effect of funds transfer pricing. In 1999, this segment generated a net loss of $29 million, compared with net income of $38 million in 1998. The $67 million decline is primarily due to a $75 million ($47 million after tax) decrease in the net effect of funds transfer pricing. During the latter part of 1998 and continuing through 1999, the cost of maintaining sufficient liquidity was higher than normal. Since this incremental increase in the cost of funds was not indicative of the normal funding costs for Key's major lines of business, it was not allocated to those lines, but instead was retained in the Treasury unit. Net income declined by $15 million from 1997 to 1998 primarily because net interest income fell due to a prolonged period of flatness in the yield curve and greater reliance placed on higher-cost funds.

RECONCILING ITEMS
The "reconciling items" shown in Figure 4 reflect certain nonrecurring items and charges related to unallocated nonearning assets of corporate support functions. These items generally are included in noninterest income or noninterest expense.

In 1999, noninterest income includes a $194 million ($122 million after tax) gain from branch divestitures, a $134 million ($85 million after tax) gain from the sale of Key's 20% interest in Electronic Payment Services, Inc., a $15 million ($9 million after tax) gain from the sale of Key's interest in Concord EFS, Inc. and a final $14 million ($9 million after tax) gain from the sale of Key's 51% interest in Key Merchant Services, LLC. In 1998, noninterest income includes a $50 million ($31 million after tax) gain from the sale of Key's 51% interest in Key Merchant Services and branch divestiture gains of $39 million ($22 million after tax). In 1997, noninterest income includes branch divestiture gains of $151 million ($97 million after tax).

Noninterest expense in 1999 includes restructuring and other special charges of $152 million ($96 million after tax) related to Key's profitability enhancement initiative, special contributions of $23 million ($15 million after tax) made to the charitable foundation that Key sponsors and $42 million ($26 million after tax) of various other nonrecurring charges. In 1997, noninterest expense includes a charge of $50 million ($33 million after tax) related to the disposal of excess real estate.

[LOGO-KEYCORP]                                                              31

              FIGURE 5 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

YEAR ENDED DECEMBER 31,

                                                               1999                                      1998
                                                 ------------------------------         -------------------------------------------
                                                  AVERAGE                 YIELD/         AVERAGE                        YIELD/
dollars in millions                               BALANCE    INTEREST      RATE          BALANCE     INTEREST            RATE
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(a,b)
    Commercial, financial and agricultural       $ 17,695    $  1,350        7.63%        $ 15,413    $  1,251            8.12%
    Real estate - commercial mortgage               6,946         580        8.34            7,080         627            8.86
    Real estate - construction                      4,076         343        8.41            2,866         254            8.86
    Commercial lease financing                      6,092         445        7.31            4,822         359            7.45
-----------------------------------------------------------------------------------------------------------------------------------
        Total commercial loans                     34,809       2,718        7.81           30,181       2,491            8.25
    Real estate - residential                       4,479         338        7.54            5,440         422            7.76
    Home equity                                     7,548         645        8.54            6,353         557            8.77
    Credit card                                       997         152       15.28            1,438         212           14.74
    Consumer - direct                               2,457         238        9.69            2,139         228           10.66
    Consumer - indirect lease financing             2,922         236        8.07            2,024         171            8.45
    Consumer - indirect other                       6,584         608        9.24            6,647         603            9.07
-----------------------------------------------------------------------------------------------------------------------------------
        Total consumer loans                       24,987       2,217        8.87           24,041       2,193            9.12
    Loans held for sale                             2,605         228        8.74            3,200         262            8.19
-----------------------------------------------------------------------------------------------------------------------------------
        Total loans                                62,401       5,163        8.27           57,422       4,946            8.61
Taxable investment securities                         444          15        3.33              282          12            4.26
Tax-exempt investment securities(a)                   535          46        8.60              801          67            8.36
-----------------------------------------------------------------------------------------------------------------------------------
        Total investment securities                   979          61        6.21            1,083          79            7.29
Securities available for sale(a,c)                  6,403         425        6.58            6,610         450            6.85
Short-term investments                              1,873          78        4.19            1,563          84            5.37
-----------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                       71,656       5,727        7.99           66,678       5,559            8.34
Allowance for loan losses                            (911)                                    (888)
Other assets                                       10,201                                    9,491
-----------------------------------------------------------------------------------------------------------------------------------
                                                 $ 80,946                                 $ 75,281
                                                 ========                                 ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                    $ 12,950         390        3.01         $ 11,650         382            3.28
Savings deposits                                    2,716          44        1.63            3,225          59            1.83
NOW accounts                                          791          12        1.45            1,215          20            1.65
Certificates of deposit ($100,000 or more)          4,257         223        5.24            3,520         194            5.51
Other time deposits                                11,969         595        4.97           12,240         654            5.34
Deposits in foreign office                            823          41        5.00              913          50            5.48
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits            33,506       1,305        3.90           32,763       1,359            4.15
Federal funds purchased and securities
    sold under repurchase agreements                4,856         220        4.53            6,635         342            5.15
Bank notes and other short-term borrowings          7,912         426        5.38            7,975         459            5.76
Long-term debt, including capital securities(d)    16,473         957        5.82           11,175         681            6.09
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities         62,747       2,908        4.63           58,548       2,841            4.85
Noninterest-bearing deposits                        8,474                                    8,509
Other liabilities                                   3,464                                    2,681
Preferred stock                                      --                                        --
Common shareholders' equity                         6,261                                    5,543
-----------------------------------------------------------------------------------------------------------------------------------
                                                 $ 80,946                                 $ 75,281
                                                 ========                                 ========

Interest rate spread (TE)                                                    3.36                                         3.49
Net interest income (TE) and net
    interest margin (TE)                                     $  2,819        3.93%                  $    2,718            4.08%
                                                             ========        ====                   ==========            ====

Taxable-equivalent adjustment(a)                             $     32                                 $     34
-----------------------------------------------------------------------------------------------------------------------------------



YEAR ENDED DECEMBER 31,

                                                                       1997
                                                         -----------------------------------
                                                         AVERAGE                      YIELD/
dollars in millions                                      BALANCE       INTEREST        RATE
----------------------------------------------------------------------------------------------
ASSETS
Loans(a,b)
    Commercial, financial and agricultural               $12,911        $1,126           8.72%
    Real estate - commercial mortgage                      7,101           663           9.34
    Real estate - construction                             1,945           188           9.67
    Commercial lease financing                             3,310           228           6.89
----------------------------------------------------------------------------------------------
        Total commercial loans                            25,267         2,205           8.73
    Real estate - residential                              6,192           524           8.46
    Home equity                                            5,180           469           9.05
    Credit card                                            1,710           256          14.97
    Consumer - direct                                      2,238           246          10.99
    Consumer - indirect lease financing                    1,156            99           8.56
    Consumer - indirect other                              7,023           633           9.01
----------------------------------------------------------------------------------------------
        Total consumer loans                              23,499         2,227           9.48
    Loans held for sale                                    2,649           198           7.47
----------------------------------------------------------------------------------------------
        Total loans                                       51,415         4,630           9.02
Taxable investment securities                                247            12           4.83
Tax-exempt investment securities(a)                        1,227            97           7.91
----------------------------------------------------------------------------------------------
        Total investment securities                        1,474           109           7.39
Securities available for sale(a,c)                         7,629           527           6.93
Short-term investments                                       782            40           5.12
----------------------------------------------------------------------------------------------
        Total earning assets                              61,300         5,306           8.66
Allowance for loan losses                                   (875)
Other assets                                               8,525
----------------------------------------------------------------------------------------------
                                                         $68,950
                                                         =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                            $10,897           333           3.06
Savings deposits                                           4,319            94           2.18
NOW accounts                                               1,560            32           2.05
Certificates of deposit ($100,000 or more)                 3,376           190           5.63
Other time deposits                                       13,273           715           5.39
Deposits in foreign office                                 1,812            98           5.41
----------------------------------------------------------------------------------------------
        Total interest-bearing deposits                   35,237         1,462           4.15
Federal funds purchased and securities
    sold under repurchase agreements                       6,942           359           5.17
Bank notes and other short-term borrowings                 4,741           283           5.97
Long-term debt, including capital securities(d)            6,554           413           6.30
----------------------------------------------------------------------------------------------
        Total interest-bearing liabilities                53,474         2,517           4.71
Noninterest-bearing deposits                               8,536
Other liabilities                                          2,074
Preferred stock                                              --
Common shareholders' equity                                4,866
----------------------------------------------------------------------------------------------
                                                         $68,950
                                                         =======

Interest rate spread (TE)                                                               3.95
Net interest income (TE) and net
    interest margin (TE)                                               $2,789           4.54%
                                                                       ======           ====

Taxable-equivalent adjustment(a)                                          $44
----------------------------------------------------------------------------------------------



(a)  Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(b)  For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)  Yield is calculated on the basis of amortized cost.

(d)  Rate calculation excludes ESOP debt.

(e)  For 1994, consumer-direct and consumer-indirect lease financing are included in consumer-indirect other.

TE = Taxable Equivalent

N/M = Not Meaningful

32                                                      KEYCORP AND SUBSIDIARIES





             1996                                       1995                                           1994
------------------------------          -------------------------------------      ---------------------------------------------
 AVERAGE                YIELD/           AVERAGE                      YIELD/        AVERAGE                               YIELD/
 BALANCE    INTEREST      RATE           BALANCE       INTEREST        RATE         BALANCE           INTEREST             RATE
-----------------------------------------------------------------------------------------------------------------------------------
 $11,970      $1,070      8.94%         $11,252        $1,027          9.13%        $ 9,762            $  856              8.77%
   7,039         648      9.21            7,115           678          9.53           6,396               553              8.65
   1,631         166     10.18            1,416           148         10.45           1,207               107              8.86
   2,372         148      6.24            1,876           125          6.66           1,384                94              6.79
-----------------------------------------------------------------------------------------------------------------------------------
  23,012       2,032      8.83           21,659         1,978          9.13          18,749             1,610              8.59
   7,224         593      8.21            9,554           762          7.98           8,699               653              7.51
   4,214         378      8.97            3,600           333          9.25           2,144               170              7.93
   1,665         243     14.59            1,386           210         15.15           1,361               194             14.25
   2,183         246     11.27            2,381           253         10.63        See note(e)       See note(e)       See note(e)
     671          56      8.35              582            44          7.56        See note(e)       See note(e)       See note(e)
   6,819         604      8.86            6,479           567          8.75          10,239               884              8.63
-----------------------------------------------------------------------------------------------------------------------------------
  22,776       2,120      9.31           23,982         2,169          9.04          22,443             1,901              8.47
   2,428         198      8.15            2,371           201          8.48           2,271               160              7.05
-----------------------------------------------------------------------------------------------------------------------------------
  48,216       4,350      9.02           48,012         4,348          9.06          43,463             3,671              8.45
     246          14      5.69            7,807           521          6.67           7,664               507              6.61
   1,425         114      8.00            1,482           126          8.47           1,579               136              8.63
-----------------------------------------------------------------------------------------------------------------------------------
   1,671         128      7.66            9,289           647          6.96           9,243               643              6.96
   7,423         495      6.69            2,103           136          6.40           4,066               228              5.50
     535          28      5.23              799            47          5.91             144                 7              4.53
-----------------------------------------------------------------------------------------------------------------------------------
  57,845       5,001      8.65           60,203         5,178          8.60          56,916             4,549              7.99
    (872)                                  (868)                                       (821)
   7,846                                  7,307                                       6,466
-----------------------------------------------------------------------------------------------------------------------------------
 $64,819                                $66,642                                     $62,561
 =======                                =======                                     =======

 $10,211         311      3.05          $ 7,161           261          3.64         $ 7,197               197              2.74
   5,604         138      2.46            6,506           174          2.68           7,697               205              2.66
   2,438          48      1.97            5,444           110          2.02           5,559               106              1.91
   3,377         199      5.89            3,677           222          6.03           2,992               146              4.88
  13,723         720      5.25           14,466           783          5.41          12,338               544              4.41
     996          53      5.32            2,182           155          7.12           3,015               127              4.21
-----------------------------------------------------------------------------------------------------------------------------------
  36,349       1,469      4.04           39,436         1,705          4.32          38,798             1,325              3.41

   5,843         295      5.05            5,623           315          5.60           5,850               243              4.16
   3,279         197      6.01            3,362           204          6.05           1,930                91              4.71
   4,324         276      6.38            3,895           261          6.84           2,234               138              6.35
-----------------------------------------------------------------------------------------------------------------------------------
  49,795       2,237      4.49           52,316         2,485          4.75          48,812             1,797              3.69
   8,374                                  8,129                                       8,046
   1,644                                  1,373                                       1,104
      79                                    160                                         160
   4,927                                  4,664                                       4,439
-----------------------------------------------------------------------------------------------------------------------------------
 $64,819                                $66,642                                     $62,561
 =======                                =======                                     =======

                          4.16                                         3.85                                                4.30

              $2,764      4.78%                        $2,693          4.47%                          $ 2,752              4.83%
              ======      ====                         ======          ====                            ======              ====

                 $50                                      $57                                             $59
-----------------------------------------------------------------------------------------------------------------------------------


        COMPOUND ANNUAL
         RATE OF CHANGE
          (1994-1999)
---------------------------------
     AVERAGE
     BALANCE       INTEREST
---------------------------------
         12.6%            9.5%
          1.7             1.0
         27.6            26.2
         34.5            36.5
----------------------------------
         13.2            11.0
        (12.4)          (12.3)
         28.6            30.6
         (6.0)           (4.8)
     See note(e)     See note(e)
     See note(e)     See note(e)
          N/M            N/M
---------------------------------
          2.2             3.1
          2.8             7.3
---------------------------------
          7.5             7.1
        (43.4)          (50.5)
        (19.5)          (19.5)
---------------------------------
        (36.2)          (37.6)
          9.5            13.3
         67.0            62.0
---------------------------------
          4.7             4.7
          2.1
          9.5
---------------------------------

          5.3
         12.5            14.6
        (18.8)          (26.5)
        (32.3)          (35.3)
          7.3             8.8
          (.6)            1.8
        (22.9)          (20.2)
---------------------------------
         (2.9)            (.3)

         (3.7)           (2.0)
         32.6            36.2
         49.1            47.3
---------------------------------
          5.2            10.1
          1.0
         25.7
          N/M
          7.1
---------------------------------
          5.3



                            .5%

                         (11.5)%
---------------------------------







KEYCORP AND SUBSIDIARIES                                                     33

RESULTS OF OPERATIONS

NET INTEREST INCOME

Key's principal source of earnings is net interest income, which comprises interest and loan-related fee income less interest expense. There are several factors that affect net interest income:

- the volume, pricing, mix, and maturity of earning assets and interest-bearing liabilities;

- the use of off-balance sheet instruments to manage interest rate risk;

- interest rate fluctuations; and

- asset quality.

To make it easier to compare results from one period to the next, as well as the yields on various types of earning assets, we present all net interest income on a "taxable-equivalent basis." In other words, if we earn $100 of tax-exempt income, we present those earnings at a higher amount (specifically, $154) that -- if taxed at the statutory Federal income tax rate of 35% -- would amount to $100.

Figure 5 shows various components of the balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. In the first quarter of 1999, management reclassified Key's tax-advantaged preferred securities from "mezzanine equity" to "long-term debt." The related distributions were also reclassified from "noninterest expense" to "interest expense." This action was taken in order to allow these instruments to continue to qualify for hedge accounting in accordance with guidelines issued by the Securities and Exchange Commission in December 1998. We restated prior years to conform to that presentation. As a result, the net interest margin (which is net interest income divided by average earning assets) for 1998 is now 10 basis points less than the net interest margin previously reported for that year. The net interest margin for 1997 is 8 basis points less.

Net interest income for 1999 was $2.8 billion, representing a $101 million, or 4% increase, from 1998. This improvement reflected a 7% increase in average earning assets (primarily commercial loans) to $71.7 billion, which more than offset a 15 basis point reduction in the net interest margin to 3.93%. In 1998, net interest income was $2.7 billion, down $71 million, or 3%, from the prior year. Average earning assets increased by 9% in 1998, but this growth did not compensate for a decrease of 46 basis points in the net interest margin.

NET INTEREST MARGIN. There are several reasons that the net interest margin has been declining in recent years:

- increased competition impacts the rates that we can charge for loans and the rates that we must pay for deposits;

- we are relying more on higher-cost funds to support the increased demand for loans;

- core deposit growth has not kept pace with loan growth due in part to branch divestitures and client preferences for other investment alternatives;

- we have intensified our efforts to grow higher-priced deposits, such as money market deposit accounts and time deposits, to maintain our competitive position and to increase our core deposit base; and

- we have increased our trading portfolio assets with relatively low interest rate spreads in connection with various capital markets activities.

In 1998, the effects of these factors were pronounced during an unusually (by historical standards) prolonged period of flatness in the yield curve. In other words, starting in the third quarter of 1997, a graph plotting the yield on various fixed-rate securities against their respective terms to maturity would have generated an almost horizontal line. Typically, the yield curve slopes upward because investors demand higher yields to entice them to buy long-term securities. The yields and rates on many of our earning assets and funding sources are based on the yields on fixed-rate securities with similar terms to maturity. Since most of our earning assets typically have longer maturities than the liabilities that support them, a flat yield curve will result in lower spreads between their respective yields.

INTEREST EARNING ASSETS. Average earning assets for 1999 totaled $71.7 billion, which was $5.0 billion, or 7%, higher than the 1998 level. This increase came principally from a $5.0 billion, or 9%, increase in loans. The largest growth occurred in the commercial loan portfolio. The fourth quarter of 1999 marked the eleventh consecutive quarter in which the commercial loan portfolio has achieved annualized growth exceeding 10%.

During 1999, we securitized and sold loans aggregating $3.4 billion as part of our strategy to diversify Key's funding sources, but that strategy moderated the growth of the consumer loan portfolio. Starting in 2000, less emphasis will be placed on the securitization and sale of the home equity loans generated by our home equity finance affiliate. We may continue to securitize these loans without selling them. By retaining these loans on Key's balance sheet, we intend to replace over time the earnings capacity lost with the divestiture of our $1.4 billion credit card portfolio.

Average earning assets in 1998 totaled $66.7 billion, which was $5.4 billion, or 9%, higher than the prior year. This increase came principally from a $6.0 billion, or 12%, increase in loans. More than 80% of that increase came from the commercial portfolio, but the home equity and indirect consumer loan portfolios also grew. In particular, Key acquired an $805 million marine/recreational vehicle installment loan portfolio in April 1998. The increase in loans relative to the prior year also reflects the fact that, in 1998, we relied less on loan securitizations as a funding option. Total loans securitized and sold in 1998 amounted to $300 million, compared with $2.7 billion in 1997.

INTEREST RATE SWAPS AND CAPS. As discussed in the following section entitled "Market risk management," Key uses portfolio interest rate swaps and caps to help manage its interest rate sensitivity position. Interest rate swaps and caps are complicated instruments, but briefly:

- INTEREST RATE SWAPS are contracts under which two parties agree to exchange interest payment streams that are calculated on agreed-upon amounts (known as "notional amounts"). For example, party A will pay interest at a fixed rate and receive interest at a variable rate from party B. Key generally uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt.

- INTEREST RATE CAPS are contracts that provide for the holder to be compensated based on an agreed-upon notional amount when a benchmark interest rate exceeds a specified level (known as the "strike rate"). Key uses interest rate caps to manage the risk of adverse movements in interest rates on certain of our long-term debt and short-term borrowings. A cap limits Key's exposure to interest rate increases; caps do not have any impact if market rates decline.

The notional amount -- or face value -- of interest rate swaps increased to $18.7 billion at the end of 1999, compared with $12.4 billion at year-end 1998. At the same time, the notional amount of interest rate caps decreased by $1.6 billion to $2.3 billion. Interest rate swaps (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps) and interest rate caps contributed $16 million to net interest income in 1999 and $23 million in 1998.

34                                                              [LOGO-KEYCORP]

For more information about how Key uses interest rate swaps and caps to manage its balance sheet, please see the next section, entitled "Market risk management." Figure 6 shows how changes in yields or rates and average balances in 1999 and 1998 affected net interest income. You can find more discussion of the changes in earning assets and funding sources in the section entitled "Financial Condition," which begins on page 42.


               FIGURE 6 COMPONENTS OF NET INTEREST INCOME CHANGES

                                                             1999 vs 1998                              1998 vs 1997
                                                    -------------------------------          -----------------------------------
                                                    AVERAGE      YIELD/         NET            AVERAGE      YIELD/         NET
IN MILLIONS                                          VOLUME        RATE      CHANGE             VOLUME       RATE       CHANGE
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                  $417       $(200)       $217               $524       $(208)       $316
Taxable investment securities                             6          (3)          3                  2          (2)         --
Tax-exempt investment securities                        (23)          2         (21)               (35)          5         (30)
Securities available for sale                           (14)        (11)        (25)               (69)         (8)        (77)
Short-term investments                                   15         (21)         (6)                42           2          44
--------------------------------------------------------------------------------------------------------------------------------

   Total interest income (taxable equivalent)           401        (233)        168                464        (211)        253

INTEREST EXPENSE
Money market deposit accounts                            41         (33)          8                 24          25          49
Savings deposits                                         (9)         (6)        (15)               (21)        (14)        (35)
NOW accounts                                             (7)         (1)         (8)                (6)         (6)        (12)
Certificates of deposit ($100,000 or more)               39         (10)         29                  8          (4)          4
Other time deposits                                     (14)        (45)        (59)               (55)         (6)        (61)
Deposits in foreign office                               (5)         (4)         (9)               (49)          1         (48)
--------------------------------------------------------------------------------------------------------------------------------

   Total interest-bearing deposits                       45         (99)        (54)               (99)         (4)       (103)
Federal funds purchased and securities sold
   under repurchase agreements                          (84)        (38)       (122)               (16)         (1)        (17)
Bank notes and other short-term borrowings               (4)        (29)        (33)               186         (10)        176
Long-term debt, including capital securities            309         (33)        276                282         (14)        268
--------------------------------------------------------------------------------------------------------------------------------

   Total interest expense                               266        (199)         67                353         (29)        324
--------------------------------------------------------------------------------------------------------------------------------

   Net interest income (taxable equivalent)            $135       $ (34)       $101               $111       $(182)      $ (71)
                                                       ====       =====        ====               ====       =====       =====

--------------------------------------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.



MARKET RISK MANAGEMENT

"Market risk" is the exposure to economic loss that arises when the value of a financial instrument adversely changes due to variations in interest rates, foreign exchange rates, equity prices (the value of equity securities held as assets), or other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase because the bond will become a less attractive investment. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. Key is not affected in any material way by changes in foreign exchange rates or the prices of various equity securities held as assets.

ASSET AND LIABILITY MANAGEMENT

Key's Asset/Liability Management Policy Committee has established guidelines for a program to measure and manage interest rate risk. This committee is also responsible for approving Key's asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key's interest rate sensitivity position.

MEASUREMENT OF SHORT-TERM INTEREST RATE EXPOSURE. The primary tool that management uses to measure and manage interest rate risk is a net interest income simulation model. These simulations estimate the impact that various changes in the overall level of interest rates over one and two-year time horizons would have on net interest income. The results help Key develop strategies for managing exposure to interest rate risk.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates and on- and off-balance sheet management strategies. Management believes that both individually and in the aggregate the assumptions we make are reasonable. Nevertheless, the simulation modeling process only produces a sophisticated estimate, not a precise calculation of exposure.

Key's guidelines for risk management require management to take preventive measures if a gradual 200 basis point increase or decrease in short-term rates over the next twelve months would affect net interest income over the same period by more than 2%. Key has been operating well within these guidelines. As of December 31, 1999, based on the results of our simulation model, Key would expect net interest income to increase by approximately $25 million if short-term interest rates gradually decrease. Conversely, if short-term interest rates gradually increase, net interest income would be expected to decrease by approximately $22 million.

MEASUREMENT OF LONG-TERM INTEREST RATE EXPOSURE. Key uses an economic value of equity model to complement short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames that are longer than two years. The economic value of Key's equity is determined by aggregating the present value of projected future cash flows for asset, liability, and off-balance sheet positions based on the current yield curve.

Economic value analysis has several limitations. For example, the economic values of asset, liability, and off-balance sheet positions do not represent the true fair values of the positions, since economic values do not consider factors such as credit risk and liquidity. In addition, we must estimate cash flow for assets and liabilities with indeterminate maturities. Moreover, the future structure of the balance sheet derived from

[LOGO-KEYCORP]                                                             35
ongoing loan and deposit activity by Key's core businesses is not factored into present value calculations. Finally, the analysis requires assumptions about events that span several years. Despite its limitations, the economic value of equity model does provide management with a relatively sophisticated tool for evaluating the longer-term effect of possible interest rate movements.

Key's guidelines for risk management require management to take preventive measures if an immediate 200 basis point increase or decrease in interest rates would decrease the economic value of equity by more than 20%. Key has been operating well within these guidelines.

OTHER SOURCES OF INTEREST RATE EXPOSURE. Management uses the results of short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both within the bounds of Key's interest rate risk, liquidity, and capital guidelines. We also periodically measure the risk to earnings and economic value arising from various other pro forma changes in the overall level of interest rates. The variety of interest rate scenarios modeled, and their potential impact on earnings and economic value, quantify the level of interest rate exposure arising from option risk, basis risk and gap risk.

- A financial instrument presents "OPTION RISK" when one party can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed rate loans by refinancing at a lower rate. Such a prepayment gives the lender a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return will not be as much as the loan would have generated had payments been received as originally scheduled. Floating rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.

- One approach that Key uses to manage interest rate risk is to offset floating rate liabilities (such as deposits) with floating rate assets (such as loans). That way, as our interest expense increases, so will our interest income. We face "BASIS RISK" when our floating-rate assets and floating-rate liabilities reprice in response to different market factors or indices. Under those circumstances, even if the assets and liabilities are all repricing at the same time, interest expense and interest income may not change by the same amount.

- We often use an interest-bearing liability to provide funding for an interest-earning asset. For example, Key may sell certificates of deposit and use the proceeds to make loans. That strategy presents "GAP RISK" if the related liabilities and assets do not mature or reprice at the same time.

MANAGEMENT OF INTEREST RATE EXPOSURE. Key manages interest rate risk by using portfolio swaps and caps which modify the repricing or maturity characteristics of some of our assets and liabilities. The decision to use these instruments rather than securities, debt, or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements. In addition, management considers interest rate implications when adding to Key's securities portfolio, issuing new debt and packaging loans for securitization.

PORTFOLIO SWAPS AND CAPS. The estimated fair value of Key's portfolio swaps and caps decreased to a negative fair value of $42 million during 1999 from a positive fair value of $156 million at December 31, 1998. Fair value decreased over the past year because of the combined impact of a number of factors: interest rates increased, the implied forward yield curve steepened, and Key's "receive" fixed interest rate swap portfolio has a slightly longer average remaining maturity than the "pay" fixed portfolio.

Key terminated swaps with a notional amount of $4.5 billion during 1999, resulting in a deferred gain of $18 million. Each swap termination was made in response to a unique set of circumstances. Generally speaking, though, the decision to terminate any swap contract is integrated strategically with asset and liability management and takes many factors into account.

During 1999, management also used portfolio rate locks and futures from time to time since Key relied more heavily on variable rate funding to support earning asset growth.

Figure 7 summarizes Key's activity in portfolio swaps and caps for each of the last three years. For more information about these instruments, including the balance and remaining amortization period of Key's deferred swap gains and losses, see Note 18 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 72.

                  FIGURE 7 PORTFOLIO SWAPS AND CAPS ACTIVITY

                                            RECEIVE FIXED               PAY FIXED
                                       -----------------------  ----------------------
                                                                                                       TOTAL
                                          INDEXED                              FORWARD-    BASIS   PORTFOLIO
IN MILLIONS                            AMORTIZING CONVENTIONAL CONVENTIONAL   STARTING     SWAPS       SWAPS      CAPS      TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              $ 5,078      $ 3,505    $ 3,312         --     $   400    $12,295   $    973    $13,268
   Additions                                   --          376      1,578         --       1,110      3,064      2,625      5,689
   Maturities                                  --          255      1,700         --         400      2,355        203      2,558
   Terminations                                20           --        200         --          --        220         --        220
   Amortization                             1,609           --         --         --          --      1,609         --      1,609
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                3,449        3,626      2,990         --       1,110     11,175      3,395     14,570
   Additions                                   --        1,341      3,226    $   616       2,592      7,775      1,050      8,825
   Maturities                                  --          342      1,876         --         830      3,048        570      3,618
   Terminations                               268          300         68          6          --        642         --        642
   Forward-starting becoming effective         --           --        600       (600)         --         --         --         --
   Amortization                             2,870           --         --         --          --      2,870         --      2,870
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                  311        4,325      4,872         10       2,872     12,390      3,875    $16,265
   Additions                                   --        3,821      2,886      1,160       7,337     15,204        115     15,319
   Maturities                                  --        1,289      1,631         24       1,300      4,244      1,725      5,969
   Terminations                                --          895        814        636       2,126      4,471         15      4,486
   Forward-starting becoming effective         --           --        232       (232)         --         --         --         --
   Amortization                               207           --         --         --          --        207         --        207
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999              $   104      $ 5,962    $ 5,545    $   278     $ 6,783    $18,672    $ 2,250    $20,922
                                          =======      =======    =======    =======     =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------------------


36                                                                [LOGO-KEYCORP]

Figure 8 shows the notional amount and fair values of portfolio swaps and caps by interest rate management strategy. The fair value of an instrument at any given date represents the estimated income (if positive) or cost (if negative) that would be recognized if the instrument was sold at that date. However, because these instruments are used to alter the repricing or maturity characteristics of other assets and liabilities, the net unrealized gains and losses are not recognized separately in earnings. Rather, interest from swaps and caps is recognized on an accrual basis as an adjustment of the interest income or expense from the asset or liability being managed.

    FIGURE 8 PORTFOLIO SWAPS AND CAPS BY INTEREST RATE MANAGEMENT STRATEGY

DECEMBER 31,                                                                 1999                                   1998
                                                                   ------------------------            ----------------------------
                                                                   NOTIONAL            FAIR             NOTIONAL           FAIR
in millions                                                         AMOUNT             VALUE              AMOUNT          VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Convert variable-rate loans to fixed                                $ 1,254           $ (24)            $ 1,526           $ 58
Convert fixed-rate loans to variable                                    587              14                 909            (38)
Convert fixed-rate securities to variable                               316              18                  --             --
Convert variable-rate deposits and short-term borrowings to fixed     1,100              14               2,378            (24)
Convert fixed-rate deposits and short-term borrowings to variable       226              (6)                200             --
Convert variable-rate long-term debt to fixed                         3,820              59               1,595             (6)
Convert fixed-rate long-term debt to variable                         4,586            (104)              2,910            169
Basis swaps-- foreign currency denominated debt                         321             (23)                304             19
Basis swaps-- interest rate indices                                   6,462               3               2,568             --
---------------------------------------------------------------------------------------------------------------------------------

   Total portfolio swaps                                             18,672             (49)             12,390            178

Modify characteristics of variable-rate short-term borrowings         2,050               6               3,060              2
Modify characteristics of variable-rate long-term debt                  200               1                 565             --
Modify characteristics of capital securities remarketing                 --              --                 250            (24)
---------------------------------------------------------------------------------------------------------------------------------

   Total portfolio caps, collars and corridors                        2,250               7               3,875            (22)
---------------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps, caps, collars and corridors               $20,922           $ (42)            $16,265           $156
                                                                    =======           =====             =======           ====
---------------------------------------------------------------------------------------------------------------------------------

Figure 9 summarizes the expected average maturities of Key's portfolio swaps and caps at December 31, 1999.


        FIGURE 9 EXPECTED AVERAGE MATURITIES OF PORTFOLIO SWAPS AND CAPS

DECEMBER 31, 1999                           RECEIVE FIXED               PAY FIXED
                                     --------------------------  -------------------------
                                                                                                        TOTAL     CAPS
                                        INDEXED                                 FORWARD-    BASIS   PORTFOLIO      AND
in millions                          AMORTIZING   CONVENTIONAL   CONVENTIONAL   STARTING    SWAPS       SWAPS  COLLARS   TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Mature in one year or less                 $104         $1,990         $  729         --   $3,128     $ 5,951   $1,650 $ 7,601
Mature after one through five years          --          2,390          4,110       $240    3,655      10,395      600  10,995
Mature after five through ten years          --            982            350         --       --       1,332       --   1,332
Mature after ten years                       --            600            356         38       --         994       --     994
---------------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps, caps and collars $104         $5,962         $5,545       $278   $6,783     $18,672   $2,250 $20,922
                                           ====         ======         ======       ====   ======     =======   ====== =======
---------------------------------------------------------------------------------------------------------------------------------

TRADING PORTFOLIO RISK MANAGEMENT

Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of clients, other positions with third parties that are intended to mitigate the interest rate risk of client positions, foreign exchange contracts entered into to accommodate the needs of clients and financial assets and liabilities (trading positions) included in "other assets" and "other liabilities," respectively, on the balance sheet. For more information about off-balance sheet contracts, see Note 18 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 72.

Since the second half of 1997, management has been using a value at risk ("VAR") model to estimate the adverse effect of changes in interest and foreign exchange rates on the fair value of Key's trading portfolio. Using statistical methods, this model estimates the maximum potential one-day loss with 95% certainty. At year end, Key's aggregate daily VAR was $1.4 million compared with $1.6 million at year-end 1998. Aggregate daily VAR averaged less than $1.6 million for 1999, compared with an average of less than $.7 million during 1998. VAR modeling augments other controls that Key uses to mitigate the market risk exposure of the trading portfolio. These controls include loss and portfolio size limits that are based on market liquidity and the level of activity and volatility of trading products.

NONINTEREST INCOME
Noninterest income for 1999 totaled $2.3 billion, up $719 million, or 46%, from 1998. In each of the past three years, noninterest income has been affected by various nonrecurring items. The most significant of these items are shown in Figure 10 and include gains from branch divestitures, gains from other divestitures, net securities gains (including $15 million from the sale of Concord EFS, Inc. securities received in connection with the sale of Electronic Payment Services, Inc.) and certain nonrecurring charges. For more information on the divestitures, see Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60.

[LOGO-KEYCORP]                                                             37

Excluding nonrecurring items, core noninterest income in 1999 increased by $463 million, or 31%, from the prior year. On the same basis, core noninterest income in 1998 rose by $323 million, or 28%. Core noninterest income represented 41% of total core revenue in 1999, up from 36% in 1998, and 29% in 1997. One of management's long-term objectives is to increase core noninterest income as a percentage of total core revenue to 50%.

The primary reason that core noninterest income improved so significantly in 1999 is that we achieved growth in all major fee-based product categories, with the exception of credit card fees. The strongest contributions came from investment banking and capital markets activities (up $115 million), trust and asset management (up $108 million) and brokerage income (up $85 million). These three revenue components grew primarily as a result of the October 1998 acquisition of McDonald, but the overall strength of the securities markets, new business and the repricing of certain services were also instrumental. In addition, 1999 results benefited from net gains of $83 million recognized when Key securitized and sold an aggregate $3.4 billion of education, home equity and automobile loans. Other factors made less substantial contributions to noninterest income, including a $27 million increase in letter of credit and loan fees and a $24 million increase in service charges on deposit accounts. In 1998, the increase in Key's core noninterest income was also bolstered by the McDonald acquisition, as significant contributions came from the same three product categories that showed the strongest growth in 1999.

Figure 10 shows the major components of Key's noninterest income. For some of these components, the discussion that follows provides additional information, such as the composition of the component and the factors that may have caused it to change in 1999 and 1998. For detailed information about investment banking and capital markets income, and trust income and assets, see Figures 11 and 12, respectively.

                          FIGURE 10 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                                                   CHANGE 1999 VS 1998
                                                                                                        --------------------------
dollars in millions                                       1999            1998           1997           AMOUNT         PERCENT
----------------------------------------------------------------------------------------------------------------------------------
Trust and asset management income                       $  443          $  335         $  266             $108              32.2%
Investment banking and capital markets income              354             239            119              115              48.1
Service charges on deposit accounts                        330             306            299               24               7.8
Brokerage income                                           156              71             54               85             119.7
Corporate owned life insurance income                      107             104             85                3               2.9
Credit card fees                                            63              68             96               (5)             (7.4)
Net loan securitization gains (losses)                      83               4            (28)              79           1,975.0
Other income:
   Letter of credit and loan fees                           98              71             48               27              38.0
   Electronic banking fees                                  58              47             38               11              23.4
   Insurance income                                         52              40             34               12              30.0
   Loan securitization servicing fees                       28              31             16               (3)             (9.7)
   Gains from sales of loans                                32              50             23              (18)            (36.0)
   Miscellaneous income                                    136             111            104               25              22.5
----------------------------------------------------------------------------------------------------------------------------------

      Total other income                                   404             350            263               54              15.4
----------------------------------------------------------------------------------------------------------------------------------

      Total core noninterest income                      1,940           1,477          1,154              463              31.3

Gains from branch divestitures                             194              39            151              155             397.4
Gain from sale of Electronic Payment Services, Inc.        134              --             --              134             N/M
Gains from sale of Key Merchant Services, LLC               14              50             --              (36)            (72.0)
Gain from sale of Compaq Capital Europe LLC and Compaq
   Capital Asia Pacific LLC                                 13              --             --               13             N/M
Net securities gains                                        29               9              1               20             222.2
Nonrecurring charges                                       (30)             --             --              (30)            N/M
----------------------------------------------------------------------------------------------------------------------------------

      Total significant nonrecurring items                 354              98            152              256             261.2
----------------------------------------------------------------------------------------------------------------------------------

      Total noninterest income                          $2,294          $1,575         $1,306             $719              45.7%
                                                        ======          ======         ======             ====
----------------------------------------------------------------------------------------------------------------------------------


N/M = Not Meaningful


            FIGURE 11 INVESTMENT BANKING AND CAPITAL MARKETS INCOME

YEAR ENDED DECEMBER 31,                                                                                   CHANGE 1999 VS 1998
                                                                                                        --------------------------
dollars in millions                                       1999            1998           1997           AMOUNT         PERCENT
----------------------------------------------------------------------------------------------------------------------------------
Dealer trading and derivatives income                     $140            $ 93           $ 40             $ 47              50.5%
Investment banking income                                  140              79             43               61              77.2
Equity capital income                                       44              45             19               (1)             (2.2)
Foreign exchange income                                     30              22             17                8              36.4
----------------------------------------------------------------------------------------------------------------------------------

   Total investment banking and capital markets income    $354            $239           $119             $115              48.1%
                                                          ====            ====           ====             ====
----------------------------------------------------------------------------------------------------------------------------------


38                                                   [LOGO-KEYCORP]

                     FIGURE 12 TRUST AND ASSET MANAGEMENT

                                                                                                            CHANGE 1999 VS 1998
                                                                                                         -------------------------
dollars in millions                                       1999            1998              1997          AMOUNT       PERCENT
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Personal asset management and custody fees                $188            $166              $145            $ 22         13.3%
Institutional asset management and custody fees             93              90                75               3          3.3
Bond services                                               26               2                 6              24      1,200.0
All other fees                                             136              77                40              59         76.6
----------------------------------------------------------------------------------------------------------------------------------

   Total trust and asset management income                $443            $335              $266            $108         32.2%
                                                          ====            ====              ====            ====
dollars in billions
----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31,
Discretionary assets                                      $ 72            $ 69              $ 60              $3         4.3%
Non-discretionary assets                                    49              47                48               2         4.3
---------------------------------------------------------------------------------------------------------------------------------

   Total trust assets                                     $121            $116              $108              $5         4.3%
                                                          ====            ====              ====            ====
------------------------------------------------------------------------------------------------------------------------------


TRUST AND ASSET MANAGEMENT. Trust and asset management activities provide Key's largest source of noninterest income. At December 31, 1999, Key's bank, trust, and registered investment advisory subsidiaries had assets under discretionary management (excluding corporate trust assets) of $72 billion, compared with $69 billion at the end of 1998. Fees from investment advisory services accounted for approximately 41% of Key's total trust and asset management income in 1999, and 34% in 1998.

BROKERAGE. Brokerage income was $156 million in 1999, compared with $71 million in 1998, and $54 million in 1997. Substantially all of the increase in 1999 came from commissions related to the trading of stocks and mutual funds.

CORPORATE OWNED LIFE INSURANCE. Income from corporate owned life insurance, representing a tax-deferred increase in cash surrender values and tax-exempt death benefits, increased in 1999 primarily due to claims. In 1998, the increase was principally due to improved investment performance and expanded coverage.

CREDIT CARD FEES. Credit card fees declined by $5 million in 1999, primarily as a result of Key's decision to de-emphasize this source of revenue. As previously mentioned, Key sold its credit card portfolio in January 2000. For more information about this transaction, see the section entitled "Highlights of Key's 1999 Performance," which begins on page 26, and Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60.

In 1998, credit card fees declined by $28 million, primarily because Key sold $365 million of out-of-franchise credit card receivables in 1997. In addition, merchant credit card processing services revenue declined after Key sold 51% of Key Merchant Services, LLC (a credit card processing subsidiary) in the first quarter of 1998.

LOAN SECURITIZATIONS. Key often securitizes and sells loans to generate funds. The extent to which we use securitizations is dependent upon whether conditions in the capital markets make them more attractive than other funding alternatives. Typically we securitize education, home equity, and automobile loans. We decide which loans to securitize based upon a number of specific factors as discussed in the section entitled "Loans," which begins on page 42.

During 1999, we securitized and sold $3.4 billion of consumer loans, resulting in net gains of $83 million. On occasion Key's securitization strategy will cause us to recognize a loss in connection with removing assets (the package of securitized loans) from the balance sheet.

The level of securitizations rose in 1999 because management wanted to diversify Key's funding sources and because we completed a securitization originally planned for the 1998 fourth quarter and then postponed. We securitized fewer loans in 1998 than we had in prior years because of instability in the capital markets in the second half of the year and the fact that other funding alternatives, such as issuing debt, were more cost-effective. For information about the type and volume of securitized loans that are either administered or serviced by Key and not recorded on the balance sheet, see the section entitled "Loans," which begins on page 42.

GAINS FROM BRANCH DIVESTITURES. These gains were the result of the sale of branches in geographic areas where Key either did not hold a large enough market share to be competitive and to grow the business, or determined that growth opportunities were limited despite our good market share. Included are gains of $194 million from the sale of 28 offices in 1999, $39 million from the sale of 46 offices in 1998, and $151 million from the sale of 104 offices (including the Wyoming bank subsidiary) in 1997.

GAINS FROM OTHER DIVESTITURES. In 1999, results include nonrecurring gains of $134 million from the sale of Key's interest in Electronic Payment Services, Inc. and $13 million from the sale of Key's interest in a joint venture with Compaq Capital Corporation. Also included is a final gain of $14 million that was recorded in connection with the 1998 sale of a 51% interest in Key Merchant Services, LLC.

Key's 1998 results include $50 million of gains recognized in connection with the sale of a 51% interest in Key Merchant Services, LLC to NOVA Information Systems, Inc. The gains were recognized in two stages: $23 million was recognized in the first quarter at the time of closing, and $27 million was recognized in the fourth quarter after the transferred business achieved certain revenue-related performance targets. These gains were accompanied by related reductions in both merchant credit card processing services revenue and noninterest expense (primarily personnel).

OTHER INCOME. The increase in other income in both 1999 and 1998 was largely due to higher loan fees resulting from Key's strong growth in loans in each of those years. In 1999, this growth was partially offset by an $18 million decline in gains from loan sales, due in part to the increase in interest rates. Loan sale gains increased by $27 million in 1998.

[LOGO-KEYCORP]                                                           39

NONINTEREST EXPENSE
Noninterest expense for 1999 totaled $3.0 billion, compared with $2.5 billion for 1998. Significant nonrecurring items that affect the comparability of results over the past three years are shown in Figure 13. In 1999, these items include restructuring and other special charges of $152 million recorded in connection with strategic actions that Key is taking to improve operating efficiency and profitability. You can find more information about these charges under the heading "Restructuring and other special charges" on page 41.

Also included in 1999 expense are other nonrecurring charges of $68 million. Among these charges are $23 million of charitable contributions made in light of the gains realized from the sales of Key's interest in Electronic Payment Services, Inc. and the Concord EFS, Inc. securities obtained in connection with that transaction. In 1998, Key recorded merger and integration charges of $8 million related to the acquisition of McDonald.

Excluding nonrecurring charges, core noninterest expense for 1999 grew by $354 million, or 14%, from 1998. The increase in core noninterest expense came largely from personnel expense (up $218 million, due primarily to the October 1998 acquisition of McDonald), higher costs associated with computer processing (up $60 million), equipment (up $13 million) and intangibles amortization (up $13 million). The increase in personnel expense was moderated by a $41 million reduction in stock-based compensation.

In 1997, noninterest expense includes a $50 million charge recorded in connection with actions taken to vacate, or in some cases dispose of, certain properties or to alter leasing arrangements in tandem with the national banking and related centralization efforts Key had in effect at the time.

Excluding nonrecurring charges, core noninterest expense in 1998 rose by $139 million, or 6%, from 1997. The increase in Key's core noninterest expense reflects higher personnel costs (up $75 million) as well as increases in computer processing expense (up $45 million), professional fees (up $15 million) and marketing expense (up $14 million). The higher level of personnel expense was primarily due to the acquisition of McDonald and the acquisitions of Leasetec Corporation and Champion Mortgage Co., Inc. during the third quarter of 1997. For more information about these acquisitions, see Note 3 ("Mergers, Acquisitions and Divestitures") which begins on page 60.

One action that served to reduce noninterest expense for each of the past three years was the recent reclassification of distributions on Key's tax-advantaged preferred securities from "noninterest expense" to "interest expense." Key effected the reclassification in the first quarter of 1999, and restated prior years to conform to the current presentation. Distributions on Key's tax-advantaged preferred securities totaled $85 million in 1999, $65 million in 1998 and $49 million in 1997. The securities are described in Note 10 ("Capital Securities") on page 67. Information pertaining to the basis for the reclassification can be found in the section entitled "Net interest income," which begins on page 34.

Figure 13 shows the components of Key's noninterest expense. The discussion that follows explains the composition of some of these components and the factors that may have caused some components to change in 1999 and 1998.

                         FIGURE 13 NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31,                                                                                  CHANGE 1999 VS 1998
                                                                                                       --------------------------
dollars in millions                                       1999            1998           1997           AMOUNT         PERCENT
----------------------------------------------------------------------------------------------------------------------------------
Personnel                                               $1,474          $1,256         $1,181             $218              17.4%
Net occupancy                                              231             226            222                5               2.2
Computer processing                                        236             176            131               60              34.1
Equipment                                                  198             185            177               13               7.0
Marketing                                                  106             100             86                6               6.0
Amortization of intangibles                                104              91             87               13              14.3
Professional fees                                           70              62             47                8              12.9
Other expense:
   Postage and delivery                                     73              73             75               --              --
   Telecommunications                                       56              53             50                3               5.7
   Equity- and gross receipts-based taxes                   35              39             36               (4)            (10.3)
   OREO expense, net                                        13               6             (1)               7             116.7
   Miscellaneous expense                                   233             208            245               25              12.0
-----------------------------------------------------------------------------------------------------------------------------------

      Total other expense                                  410             379            405               31               8.2
-----------------------------------------------------------------------------------------------------------------------------------

      Total core noninterest expense                     2,829           2,475          2,336              354              14.3

Restructuring and other special charges                    152              --             --              152             N/M
Merger and integration charges                              --               8             --               (8)           (100.0)
Real estate disposition charge                              --              --             50               --              --
Other nonrecurring charges                                  68              --             --               68             N/M
-----------------------------------------------------------------------------------------------------------------------------------

      Total significant nonrecurring items                 220               8             50              212           2,650.0
-----------------------------------------------------------------------------------------------------------------------------------

      Total noninterest expense                         $3,049          $2,483         $2,386             $566              22.8%
                                                        ======          ======         ======             ====
Full-time equivalent employees at year end              24,568          25,862         24,595
Efficiency ratio(a)                                      59.43%          58.49%         58.21%
Overhead ratio(b)                                        31.52           35.17          40.34
-----------------------------------------------------------------------------------------------------------------------------------

(a) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding certain nonrecurring charges) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges).

(b) This ratio is the difference between noninterest expense (excluding certain nonrecurring charges) and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges) divided by taxable-equivalent net interest income.

N/M = Not Meaningful


40                                                    [LOGO KEYCORP]

PERSONNEL. Personnel expense, the largest category of Key's noninterest expense, accounted for more than half of the total increase in core noninterest expense for both 1999 and 1998. The increases are primarily due to higher costs associated with various incentive programs (including those related to investment banking and capital markets activities), the impact of annual merit increases and the impact of acquisitions (which also contributed to the higher number of full-time equivalent employees in 1998). At December 31, 1999, the number of full-time equivalent employees was 24,568, compared with 25,862 at the end of 1998 and 24,595 at the end of 1997. The number of full-time equivalent employees decreased in 1999, primarily because of branch divestitures.

Personnel expense includes costs incurred for technical staff required in connection with efforts to modify Key's computer information systems to be Year 2000 compliant. These costs comprise most of Key's Year 2000 expenses, which totaled $11 million in 1999, $20 million in 1998 and $17 million in 1997. For more information about the Year 2000 issue and Key's efforts to address it, see the following section entitled "Year 2000."

COMPUTER PROCESSING. The increase in computer processing expense in both 1999 and 1998 is primarily due to a higher level of computer software amortization, but also includes increases related to software rental and maintenance.

MARKETING. In 1999, the level of marketing expense rose only slightly from the prior year, and includes additional advertising costs incurred to promote businesses like home equity lending that management has targeted for growth. The increase in marketing expense in 1998 is more substantial due to the impact of acquisitions, additional costs incurred in connection with Key's efforts to strengthen brand identity and expenses related to the promotion of selected product lines.

AMORTIZATION OF INTANGIBLES. The 1999 and 1998 increases in intangibles amortization are primarily due to additional goodwill amortization recorded as a result of acquisitions. These acquisitions include the October 1998 acquisition of McDonald and the acquisitions of Leasetec Corporation and Champion Mortgage Co., Inc. during the third quarter of 1997.

PROFESSIONAL FEES. Professional fees comprise expenses incurred for legal, audit, consulting and certain other business services. In 1999, the level of professional fees was up 13% from the prior year. In comparison, professional fees increased by 32% in 1998, primarily due to additional costs incurred to implement strategic initiatives designed to grow Key's fee-generating businesses.

RESTRUCTURING AND OTHER SPECIAL CHARGES. As stated previously, during 1999 Key recorded nonrecurring charges of $152 million (including restructuring charges of $98 million) in connection with strategic actions that are being taken over the next three years. Our goal is to achieve more than $170 million of expense reductions per year upon completion. These actions include the outsourcing of certain nonstrategic support functions (which resulted in the write-off of selected assets, including certain software), site consolidations in a number of Key's businesses and a reduction in the number of management layers.

Management expects the planned strategic actions to reduce Key's employment base by approximately 3,000 positions, or 11%, by year-end 2000 and to improve Key's efficiency ratio. As these actions are implemented during 2000, we anticipate that additional charges will be recorded. For additional information, including the specific components of the restructuring charges and the related liability for payment remaining as of December 31, 1999, see Note 13 ("Restructuring Charges") on page 69. The severance portion of the restructuring charge liability will be funded by cash generated by Key's operations. None of the charges will have a material impact on Key's liquidity.

EFFICIENCY RATIO. The efficiency ratio, which provides a measure of the extent to which recurring revenues are used to pay operating expenses, was 59.43%, compared with 58.49% for 1998, and 58.21% for 1997. The increase in the ratio over the past year is primarily due to the impact of the McDonald acquisition. This ratio improved during the year, however, as the growth of Key's core revenue was complemented by the more effective management of noninterest expense.

"Other expense" includes equity- and gross receipts-based taxes that are assessed in lieu of an income tax in certain states in which Key operates. These taxes represent 74 basis points of Key's efficiency ratio for 1999, compared with 92 basis points for 1998 and 90 basis points for 1997. The extent to which such taxes impact noninterest expense will vary among companies based on the geographic locations in which they conduct their business.

YEAR 2000

During 1999, we continued to modify Key's computer systems to operate properly in the Year 2000 and beyond. If left unchecked, the so-called Year 2000 problem could have affected anything from complex computer systems to telephone systems, ATMs, and elevators. To address this issue, Key developed an extensive plan in 1995 and formed an implementation team comprising internal personnel and third-party experts.

Key completed all phases of the plan by the end of 1999, and at the turn of the millennium did not experience any operational problems. However, we will continue to monitor our systems to ensure they continue to operate properly. Appropriate modifications will be made, if necessary.

Key has not detected any meaningful credit quality issues arising from client difficulties with Year 2000 conversions. Nonetheless, it is possible that such issues may arise over an extended period of time. Key will continue to monitor its loan portfolio for potential situations in need of special attention.

Further, Key did not experience a significant increase in consumer withdrawals of deposits in anticipation of the millennium. As a result, there was no material impact on Key's funding costs.

Management was prepared for the possibility that some of the third parties that Key deals with (such as foreign banks, governmental agencies, clearing houses, telephone companies, and other service providers) would suffer from Year 2000 computer problems. We have not been advised that any third party that provides material products or services to Key has had significant problems with its systems.

The cumulative cost of implementing Key's Year 2000 plan and mitigating the adverse effects of potential Year 2000 problems was $50 million as of December 31, 1999; no additional costs are anticipated. The total cost of the project was funded through operating cash flows and includes expenses of $11 million in 1999, $20 million in 1998 and $17 million in 1997.

INCOME TAXES
The provision for income taxes is $577 million for 1999, up from $483 million for 1998 and $426 million for 1997. The effective tax rate (which is the provision for income taxes as a percentage of income before income taxes) for 1999 is 34.3%, compared with 32.7% for 1998 and 31.7% for 1997. The effective tax rate increased in 1999 primarily because Key had

[LOGO-KEYCORP]                                                           41
higher state taxes, a higher level of non-deductible goodwill amortization and lower tax-exempt income. In 1998, the increase in the effective tax rate is principally the result of lower tax-exempt income and lower tax credits. The effective income tax rate remains below the statutory Federal rate of 35%, primarily because Key continues to invest in tax-advantaged assets (such as tax-exempt securities and corporate owned life insurance) and to recognize credits associated with investments in low-income housing projects.

FINANCIAL CONDITION
LOANS
At December 31, 1999, total loans outstanding were $64.2 billion, compared with $62.0 billion at the end of 1998 and $53.4 billion at the end of 1997. Key achieved a 4% increase in loans during 1999, primarily as a result of our targeted efforts to increase the commercial and home equity portfolios. These efforts were supported by the overall strength of the economy, improving consumer credit conditions, and additional leverage provided by Key's acquisition of Leasetec Corporation in 1997.

Key's success in generating new loan volume has resulted in loan growth that has outpaced the growth of Key's deposits. As a result, we have used alternative funding sources such as securitizations to continue to capitalize on our lending opportunities. Loans outstanding (excluding loans held for sale) would have grown by $6.4 billion, or 11%, in 1999, if we had not securitized and/or sold $5.2 billion of loans during the year. This includes the divestiture of branches with loan portfolios aggregating $505 million.

Excluding the impact of loan sales, commercial loans rose by $3.9 billion, or 12%, due primarily to strong growth in the structured finance, healthcare and media portfolios, a $1.1 billion increase in real estate-construction loans and a $1.1 billion increase in the lease financing portfolio. On the same basis, consumer loans rose by $2.5 billion, or 10%, including increases of $2.0 billion in the home equity portfolio and $615 million in the lease financing portfolio.

Figure 14 shows the composition of Key's loan portfolio at December 31, for each of the past five years.


                         FIGURE 14 COMPOSITION OF LOANS

DECEMBER 31,                                         1999                         1998                           1997
                                              ------------------------     ------------------------      --------------------
dollars in millions                           AMOUNT        % OF TOTAL      AMOUNT        % OF TOTAL     AMOUNT    % OF TOTAL
-------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural       $18,497            28.8%      $17,038            27.5%      $14,023     26.3%
Real estate-- commercial mortgage              6,836            10.6         7,309            11.8         6,952     13.0
Real estate-- construction                     4,528             7.1         3,450             5.6         2,231      4.2
Commercial lease financing                     6,665            10.4         5,613             9.0         4,439      8.3
---------------------------------------------------------------------------------------------------------------------------

   Total commercial loans                     36,526            56.9        33,410            53.9        27,645     51.8

CONSUMER
Real estate-- residential mortgage             4,333             6.7         5,083             8.2         6,204     11.6
Home equity                                    7,602            11.8         7,301            11.8         5,421     10.2
Credit card                                       --            --           1,425             2.3         1,521      2.8
Consumer-- direct                              2,565             4.0         2,342             3.8         2,188      4.1
Consumer-- indirect lease financing            3,195             5.0         2,580             4.2         1,576      2.9
Consumer-- indirect other                      6,398            10.0         7,009            11.2         5,964     11.2
--------------------------------------------------------------------------------------------------------------------------

   Total consumer loans                       24,093            37.5        25,740            41.5        22,874     42.8
LOANS HELD FOR SALE                            3,603             5.6         2,862             4.6         2,861      5.4
--------------------------------------------------------------------------------------------------------------------------

   Total                                     $64,222           100.0%      $62,012           100.0%      $53,380    100.0%
                                             =======           =====       =======           =====       =======    =====

---------------------------------------------------------------------------------------------------------------------------

                                                     1996                           1995
                                             ------------------------      ----------------------
                                              AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural       $12,309            25.0%      $11,655            24.1%
Real estate-- commercial mortgage              7,151            14.5         7,254            15.0
Real estate-- construction                     1,666             3.4         1,520             3.1
Commercial lease financing                     2,671             5.4         2,248             4.7
---------------------------------------------------------------------------------------------------------------------------

   Total commercial loans                     23,797            48.3        22,677            46.9

CONSUMER
Real estate-- residential mortgage             6,229            12.7         8,291            17.2
Home equity                                    4,793             9.7         3,886             8.0
Credit card                                    1,799             3.7         1,564             3.2
Consumer-- direct                              2,245             4.6         1,934             4.0
Consumer-- indirect lease financing              839             1.7           639             1.4
Consumer-- indirect other                      7,223            14.7         6,619            13.7
---------------------------------------------------------------------------------------------------------------------------

   Total consumer loans                       23,128            47.1        22,933            47.5
LOANS HELD FOR SALE                            2,310             4.6         2,722             5.6
---------------------------------------------------------------------------------------------------------------------------

   Total                                     $49,235           100.0%      $48,332           100.0%
                                             =======           =====       =======           =====
---------------------------------------------------------------------------------------------------------------------------

42                                              [LOGO-KEYCORP]

SALES, SECURITIZATIONS, AND DIVESTITURES. Among the factors that Key considers in determining which loans to securitize are:

- the extent to which the characteristics of a specific loan portfolio make it conducive to securitization;

-  the relative cost of funds;

-  the level of credit risk; and

-  capital requirements.

In addition to balancing the above factors, we may securitize loans when conditions in the capital markets make that strategy more attractive than conventional funding sources like debt.

During 1999, in addition to selling loans in connection with branch divestitures, Key sold $2.0 billion of education loans ($1.7 billion through securitizations), $1.3 billion of home equity loans ($1.1 billion through securitizations), $555 million of automobile loans (all through securitizations), $339 million of commercial real estate loans and $500 million of residential real estate loans. One of the reasons that securitizations increased in 1999 was that we completed a securitization originally planned for the 1998 fourth quarter, but postponed due to market volatility.

Management will continue to explore opportunities to sell certain loan portfolios, consistent with prudent asset/liability management practices. However, we intend to securitize and sell fewer of the home equity loans originated by our home equity finance affiliate. By retaining these loans, we intend to replace over time the revenue generated by our former credit card business.

Figure 15 summarizes Key's loan sales (including securitizations) and branch divestitures for 1999 and 1998.


                       FIGURE 15 LOANS SOLD AND DIVESTED

                                                                      COMMERCIAL        RESIDENTIAL      BRANCH
in millions           EDUCATION       AUTOMOBILE       HOME EQUITY    REAL ESTATE       REAL ESTATE   DIVESTITURES       TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

     1999
--------------------
Fourth quarter           $  299               --             $  32           $ 92                --           $505      $  928
Third quarter               786               --               359            100                --             --       1,245
Second quarter              132               --               442             63              $292             --         929
First quarter               818             $555               428             84               208             --       2,093
-----------------------------------------------------------------------------------------------------------------------------------
   Total                 $2,035             $555            $1,261           $339              $500           $505      $5,195
                         ======             ====            ======           ====              ====           ====      ======


     1998
-------------------
Fourth quarter             $ 29               --              $ 48             --                --             --        $ 77
Third quarter               201               --               374             --                --             --         575
Second quarter               45               --                53           $167                --           $124         389
First quarter                71               --                --             --                --             20          91
-----------------------------------------------------------------------------------------------------------------------------------
   Total                   $346               --              $475           $167                --           $144      $1,132
                           ====                               ====           ====                             ====      ======
-----------------------------------------------------------------------------------------------------------------------------------


Figure 16 shows loans that have been either securitized and sold, or simply sold outright, and are either administered or serviced by Key, but are not recorded on the balance sheet. Key derives income from two sources as a result of such transactions. We earn noninterest income (recorded as "other income") from servicing or administering the loans, and we earn interest income from assets retained in connection with securitizations and accounted for like debt securities that are classified as available for sale or trading account assets. Income from both of these sources increased in 1999 because we completed more securitizations this year than last year and the amount of loans administered or serviced has grown substantially.

Figure 17 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. As indicated, at December 31, 1999, approximately 48% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $9.8 billion with floating or adjustable rates and $8.0 billion with predetermined rates.


           FIGURE 16 LOANS SECURITIZED/SOLD
             AND ADMINISTERED OR SERVICED


DECEMBER 31,
in millions               1999           1998           1997
---------------------------------------------------------------
Education loans         $3,475         $2,312         $2,611
Automobile loans           855            946          1,601
Home equity loans        1,542            744            735
---------------------------------------------------------------
   Total                $5,872         $4,002         $4,947
                        ======         ======         ======
---------------------------------------------------------------



[LOGO: KEYCORP]                                                  43

            FIGURE 17 MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO
                           CHANGES IN INTEREST RATES

DECEMBER 31, 1999
                                                                       WITHIN             1-5          OVER
in millions                                                            1 YEAR            YEARS        5 YEARS            TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                 $11,063          $4,539          $2,895         $18,497
Real estate-- construction                                               2,426           1,982             120           4,528
Real estate-- residential and commercial mortgage                        2,914           2,451           5,804          11,169
--------------------------------------------------------------------------------------------------------------------------------
                                                                       $16,403          $8,972          $8,819         $34,194
                                                                       =======          ======          ======         =======

Loans with floating or adjustable interest rates(a)                                     $5,924          $3,891
Loans with predetermined interest rates(b)                                               3,048           4,928
--------------------------------------------------------------------------------------------------------------------------------

                                                                                        $8,972          $8,819
                                                                                        ======          ======
--------------------------------------------------------------------------------------------------------------------------------

(a) "Floating" and "adjustable" rates vary in relation to some other interest rate (such as the base lending rate) or a variable index that may change during the term of the loan.

(b) "Predetermined" interest rates either are fixed or will change during the term of the loan according to a specific formula or schedule.


SECURITIES

At December 31, 1999, the securities portfolio totaled $7.7 billion and comprised $6.7 billion of securities available for sale and $986 million of investment securities. In comparison, the total portfolio at December 31, 1998, was $6.3 billion, including $5.3 billion of securities available for sale and $976 million of investment securities.

Securities available for sale increased during 1999 because management actively increased Key's investment in collateralized mortgage obligations by reinvesting funds previously held in lower-yielding securities purchased under resale agreements, reclassifying approximately $374 million of collateralized mortgage obligations from the commercial loan portfolio and purchasing additional securities to be held as collateral in connection with client pledging requirements. A collateralized mortgage obligation (sometimes called a "CMO") is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 1999, Key had $5.9 billion invested in collateralized mortgage obligations and other mortgage-backed securities in the available-for-sale portfolio, compared with $4.4 billion at December 31, 1998. Substantially all of these securities were issued or backed by Federal agencies.

Figure 18 shows the composition, yields and remaining maturities of Key's securities available for sale. Figure 19 provides the same information about Key's investment securities. For more information about retained interests in securitizations, gross unrealized gains and losses by type of security and securities pledged, please see Note 5 ("Securities"), which begins on page 63.


                    FIGURE 18 SECURITIES AVAILABLE FOR SALE

                                                                                  OTHER
                               U.S. TREASURY,   STATES AND COLLATERALIZED      MORTGAGE-
                                AGENCIES AND     POLITICAL       MORTGAGE        BACKED
dollars in millions             CORPORATIONS  SUBDIVISIONS  OBLIGATIONS(a) SECURITIES(a)
----------------------------------------------------------------------------------------
DECEMBER 31, 1999
Remaining maturity:
   One year or less                    $   98       $    1         $  659         $    1
   After one through five years             1           19          3,266            998
   After five through ten years             6           33            153            624
   After ten years                         22           --            159             55

----------------------------------------------------------------------------------------
Fair value                             $  127       $   53         $4,237         $1,678
Amortized cost                            128           53          4,426          1,705
Weighted average yield                   5.28%        6.68%          6.53%          7.06%
Weighted average maturity            4.5 YEARS    5.5 YEARS      3.6 YEARS      5.9 YEARS

----------------------------------------------------------------------------------------
DECEMBER 31, 1998
Fair value                             $  422       $   67         $2,211         $2,151
Amortized cost                            420           65          2,191          2,123

----------------------------------------------------------------------------------------
DECEMBER 31, 1997
Fair value                             $  204       $   52         $4,051         $2,951
Amortized cost                            202           52          4,045          2,908
----------------------------------------------------------------------------------------


                                          RETAINED                           WEIGHTED
                                      INTERESTS IN        OTHER               AVERAGE
DOLLARS IN MILLIONS              SECURITIZATIONS(a)  SECURITIES     TOTAL     YIELD(b)
------------------------------------------------------------------------------------
DECEMBER 31, 1999
Remaining maturity:
   One year or less                          --         $   10     $  769      6.56%
   After one through five years          $  119             13      4,416      6.46
   After five through ten years             224              5      1,045      8.05
   After ten years                           --            199(c)     435      7.30
----------------------------------------------------------------------------------------
Fair value                               $  343         $  227     $6,665        --
Amortized cost                              340            223      6,875      6.77%
Weighted average yield                    10.06%          5.29%      6.77%       --
Weighted average maturity              3.4 YEARS      9.7 YEARS  4.4 YEARS       --
----------------------------------------------------------------------------------------
DECEMBER 31, 1998
Fair value                               $  328         $   99     $5,278        --
Amortized cost                              345             84      5,228      6.69%
----------------------------------------------------------------------------------------
DECEMBER 31, 1997
Fair value                               $  374         $   76     $7,708        --
Amortized cost                              418             75      7,700      7.19%
----------------------------------------------------------------------------------------


(a) Maturity is based upon expected average lives rather than contractual terms.
(b) Weighted average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.
(c) Includes equity securities with no stated maturity.


44                                                     [LOGO: KEYCORP]

                        FIGURE 19 INVESTMENT SECURITIES

                                                       STATES AND                                                       WEIGHTED
                                                        POLITICAL               OTHER                                   AVERAGE
dollars in millions                                  SUBDIVISIONS          SECURITIES                TOTAL               YIELD(a)
----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Remaining maturity:
   One year or less                                          $126                 $ 1                 $127                   8.24%
   After one through five years                               213                  --                  213                   9.29
   After five through ten years                                93                  --                   93                   9.46
   After ten years                                             15                  538(b)              553                   3.90
----------------------------------------------------------------------------------------------------------------------------------

Amortized cost                                               $447                $539                 $986                   6.15%
Fair value                                                    459                 539                  998                     --
Weighted average yield                                       7.86%               3.73%                6.15%                    --
Weighted average maturity                               3.2 YEARS          10.0 YEARS            6.9 YEARS                     --
----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1998
Amortized cost                                               $631                $345                 $976                   7.13%
Fair value                                                    659                 345                1,004                     --
----------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1997
Amortized cost                                             $  973                $257               $1,230                   7.59%
Fair value                                                  1,005                 257                1,262                     --
----------------------------------------------------------------------------------------------------------------------------------

(a) Weighted average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.
(b) Includes equity securities with no stated maturity.


ASSET QUALITY

Key maintains asset quality by following procedures that address the issue from many perspectives. Specifically, Key has groups of professionals that:

- evaluate and monitor the level of risk in credit-related assets;

-  formulate underwriting standards and guidelines for line management;

-  develop commercial and consumer credit policies and systems;

-  establish credit-related concentration limits;

-  review loans, leases, and other corporate assets to evaluate credit quality;
   and

-  review the adequacy of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses at December 31, 1999, was $930 million, or 1.45% of loans. This compares with $900 million, or 1.45% of loans, at December 31, 1998. The allowance includes $63 million (for 1999) and $42 million (for 1998) that is specifically allocated for impaired loans. For more information about impaired loans, see Note 7 ("Impaired Loans and Other Nonperforming Assets") on page 65. At December 31, 1999, the allowance for loan losses was 228.50% of nonperforming loans, compared with 246.58% at December 31, 1998.

Management relies on an iterative methodology to estimate the level of the allowance for loan losses on a quarterly (and at times more frequent) basis. This methodology is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses," on page 58. With the advent of enhanced credit scoring capabilities, management continues to review and refine Key's methodology for estimating the allowance for loan losses. As these methodology enhancements are implemented, they may cause us to alter Key's provision for loan losses.

In February 1999, the Federal banking agencies published revised guidelines which, among other things, require that consumer loans be charged off when payments are past due by a prescribed number of days. Management anticipates implementing these new guidelines prior to the required date of December 31, 2000, and perhaps as early as the first quarter of 2000. Based upon current estimates, management expects that the implementation will accelerate up to $60 million of Key's consumer loan charge-offs which might otherwise have occurred at later dates. Key's allowance already includes an allocation for these potential losses.

Figure 20 shows the allocation of Key's allowance for loan losses by loan type at December 31. The amount of allowance allocated to Key's credit card portfolio at December 31, 1999, is included in the held for sale category. This allocation is based on the level of net credit card charge-offs that Key expected to record in the first quarter of 2000. Since the sale of the credit card portfolio closed in January 2000, Key was able to estimate the amount of net credit card charge-offs with a relatively high level of precision.

[LOGO: KEYCORP]                                                  45

             FIGURE 20 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                                 1999                             1998                            1997
                                       -------------------------       -------------------------        ------------------------
                                                      PERCENT OF                      PERCENT OF                      PERCENT OF
    DECEMBER 31,                                    LOAN TYPE TO                    LOAN TYPE TO                    LOAN TYPE TO
dollars in millions                    AMOUNT        TOTAL LOANS       AMOUNT        TOTAL LOANS        AMOUNT       TOTAL LOANS
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $509               28.8%        $357               27.5%         $224              26.3%
Real estate-- commercial mortgage          34               10.6           32               11.8           104              13.0
Real estate-- construction                 16                7.1           15                5.6            33               4.2
Commercial lease financing                 39               10.4           49                9.0            26               8.3
--------------------------------------------------------------------------------------------------------------------------------

   Total commercial loans                 598               56.9          453               53.9           387              51.8
Real estate-- residential mortgage          1                6.7            7                8.2             8              11.6
Home equity                                 7               11.8            5               11.8             4              10.2
Credit card                                --                 --           44                2.3            45               2.8
Consumer-- direct                           8                4.0           15                3.8            15               4.1
Consumer-- indirect lease financing         6                5.0            5                4.2             3               2.9
Consumer-- indirect other                  55               10.0           77               11.2            63              11.2
--------------------------------------------------------------------------------------------------------------------------------

   Total consumer loans                    77               37.5          153               41.5           138              42.8
Loans held for sale                        18                5.6            1                4.6             1               5.4
Unallocated                               237                 --          293                 --           374                --
--------------------------------------------------------------------------------------------------------------------------------

   Total                                 $930              100.0%        $900              100.0%         $900             100.0%
                                         ====              =====         ====              =====          ====             =====

--------------------------------------------------------------------------------------------------------------------------------


                                                1996                            1995
                                      --------------------------       -------------------------
                                                      PERCENT OF                      PERCENT OF
                                                    LOAN TYPE TO                    LOAN TYPE TO
                                       AMOUNT        TOTAL LOANS       AMOUNT        TOTAL LOANS
------------------------------------------------------------------------------------------------
Commercial, financial and agricultural   $177               25.0%        $205               24.1%
Real estate-- commercial mortgage          97               14.5          100               15.0
Real estate-- construction                 22                3.4           21                3.1
Commercial lease financing                 16                5.4           23                4.7
---------------------------------------------------------------------------------------------------
   Total commercial loans                 312               48.3          349               46.9
Real estate-- residential mortgage         10               12.7            9               17.2
Home equity                                 5                9.7            5                8.0
Credit card                                44                3.7           25                3.2
Consumer-- direct                          15                4.6            5                4.1
Consumer-- indirect lease financing         2                1.7            1                1.3
Consumer-- indirect other                  76               14.7           46               13.7
---------------------------------------------------------------------------------------------------

   Total consumer loans                   152               47.1           91               47.5
Loans held for sale                         3                4.6            3                5.6
Unallocated                               403                 --          433                 --
---------------------------------------------------------------------------------------------------

   Total                                 $870              100.0%        $876              100.0%
                                         ====              =====         ====              =====
---------------------------------------------------------------------------------------------------

NET LOAN CHARGE-OFFS. As shown in Figure 21, net loan charge-offs for 1999 were $318 million, or .51% of average loans, compared with $297 million, or .52% of average loans, for 1998, and $293 million, or .57% of average loans, in 1997. In 1999, net charge-offs in the commercial loan portfolio rose by $32 million, including increases of $43 million in the commercial, financial and agricultural sector, and $6 million in the commercial lease financing sector. Charge-offs of commercial loans increased not only due to a modest increase in the proportion of troubled credits within the portfolio, but also because this portfolio has grown significantly. The overall increase in commercial loan net charge-offs was moderated by improved performance in the commercial real estate sector.

The increase in commercial loan net charge-offs was partially offset by an $11 million decline in the level of net charge-offs in the consumer loan portfolio. Net charge-offs in the credit card sector decreased by $19 million because of higher recoveries and a lower volume of credit card receivables. At the same time, net charge-offs in the installment portfolios increased by $7 million as a result of the growth in outstanding balances.

46                                                      [LOGO: KEYCORP]

                   FIGURE 21 SUMMARY OF LOAN LOSS EXPERIENCE

YEAR ENDED DECEMBER 31,
dollars in millions                                               1999         1998          1997          1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year                      $62,401      $57,422       $51,415       $48,216        $48,012
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year                    $900         $900          $870          $876           $830
Loans charged off:
   Commercial, financial and agricultural                          112           66            55            71             42
   Real estate-- commercial mortgage                                 2           20            16            16             22
   Real estate-- construction                                       --            2             3             2              2
   Commercial lease financing                                       20           12             9             8              5
----------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                                       134          100            83            97             71
   Real estate-- residential mortgage                                8           11            11             9             11
   Home equity                                                      10            6             4             2              2
   Credit card                                                      89          104           113            83             50
   Consumer-- direct                                                41           44            41            29             21
   Consumer-- indirect lease financing                              13            8             4             3              2
   Consumer-- indirect other                                       125          111           122            80             51
----------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                         286          284           295           206            137
----------------------------------------------------------------------------------------------------------------------------------
                                                                   420          384           378           303            208
Recoveries:
   Commercial, financial and agricultural                           28           25            28            45             53
   Real estate-- commercial mortgage                                 4            6            10             8              5
   Real estate-- construction                                        1            2             2             1              3
   Commercial lease financing                                        3            1             1             2              2
----------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                                        36           34            41            56             63
----------------------------------------------------------------------------------------------------------------------------------
   Real estate-- residential mortgage                                4            4             3             3              8
   Home equity                                                       1            1            --            --              1
   Credit card                                                      14           10             9            15             11
   Consumer-- direct                                                 8            6             7             7              7
   Consumer-- indirect lease financing                               3            1             1             1              1
   Consumer-- indirect other                                        36           31            24            26             18
----------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                                          66           53            44            52             46
----------------------------------------------------------------------------------------------------------------------------------
                                                                   102           87            85           108            109
----------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                             (318)        (297)         (293)         (195)           (99)
Provision for loan losses                                          348          297           320           197            100
Allowance acquired (sold), net                                      --           --             3            (8)            44
Transfer of other real estate owned ("OREO") allowance              --           --            --            --              1
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year                          $930         $900          $900          $870           $876
                                                                  ====         ====          ====          ====           ====
----------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                              .51%         .52%          .57%          .40%           .21%
Allowance for loan losses to year-end loans                       1.45         1.45          1.69          1.77           1.81
Allowance for loan losses to nonperforming loans                228.50       246.58        236.22        249.28         263.15
----------------------------------------------------------------------------------------------------------------------------------



NONPERFORMING ASSETS. Figure 22 shows the composition of Key's nonperforming assets. These assets totaled $433 million at December 31, 1999, and represented
 .67% of loans, other real estate owned (known as "OREO") and other nonperforming assets, compared with $404 million, or .65%, at December 31, 1998. The $29 million increase in the level of nonperforming assets since the end of 1998 is due primarily to a $42 million increase in nonperforming loans, offset in part by a $14 million decrease in OREO. Over the past two years, Key's nonperforming assets have ranged from a quarterly high of $431 million at December 31, 1997, to a low of $402 million at September 30, 1998.

DEPOSITS AND OTHER SOURCES OF FUNDS
"Core deposits" are Key's primary source of funding. These deposits consist of domestic deposits other than certificates of deposit of $100,000 or more. During 1999, core deposits averaged $36.9 billion, and represented 51% of the funds Key used to support earning assets, compared with $36.8 billion and 55%, respectively, during 1998, and $38.6 billion and 63%, respectively, in 1997. Total core deposits did not change much during 1999, following a decrease of $1.8 billion in 1998. However, as shown in Figure 5 (which spans pages 32 and 33), Key experienced a change in the mix of core deposits in each of the past two years. The levels of savings deposits, NOW accounts and time deposits declined, primarily because, since mid-1997, Key has sold 178 branches with deposits of approximately $4.3 billion. In addition, client preferences for higher returns and the strength of the securities markets have also caused a shift from traditional bank products to nonbank financial investments, such as equity securities. At the same time, Key's money market deposit accounts grew substantially as a result of client preferences for investments that offer higher returns.

Purchased funds, which comprise large certificates of deposit, deposits in the foreign office, and short-term borrowings, averaged $17.8 billion during 1999, compared with $19.0 billion during 1998, and $16.9 billion in 1997. As shown in Figure 5, Key relied more on long-term debt, including capital securities, to fund earning assets in 1999. In addition, Key continues to consider loan securitizations as a funding alternative when market conditions are favorable. During 1999, Key securitized and sold $4.3 billion of consumer loans.

[LOGO: KEYCORP]                                                47

          FIGURE 22 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

YEAR ENDED DECEMBER 31,
dollars in millions                                       1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                    $175            $144            $162            $121            $148
Real estate-- commercial mortgage                          102              79              88              84              90
Real estate-- construction                                   7               6              21              19              10
Commercial lease financing                                  28              29               5               8               3
--------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                                  312             258             276             232             251
Real estate-- residential mortgage                          44              60              58              80              62
Home equity                                                 13              10              11              10               5
Consumer-- direct                                            6               6               8               9               3
Consumer-- indirect other                                   32              31              28              18              12
--------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                                     95             107             105             117              82
--------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans                               407             365             381             349             333

OREO                                                        27              56              66              56              56
Allowance for OREO losses                                   (3)            (18)            (21)             (8)            (14)
--------------------------------------------------------------------------------------------------------------------------------

   OREO, net of allowance                                   24              38              45              48              42
Other nonperforming assets                                   2               1               5               3               4
--------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                             $433            $404            $431            $400            $379
                                                          ====            ====            ====            ====            ====
--------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more                   $259            $178            $132            $103             $97
--------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to year-end loans                      .63%            .59%            .71%            .71%            .69%
Nonperforming assets to year-end loans
   plus OREO and other nonperforming assets                .67             .65             .81             .81             .78
--------------------------------------------------------------------------------------------------------------------------------



At December 31, 1999, Key had $6.5 billion in time deposits of $100,000 or more. Figure 23 shows the maturity distribution of these deposits.

                       FIGURE 23 MATURITY DISTRIBUTION OF
                       TIME DEPOSITS OF $100,000 OR MORE

DECEMBER 31, 1999                DOMESTIC            FOREIGN
in millions                      OFFICES    OFFICE     TOTAL
-----------------------------------------------------------------------
Remaining maturity:
   Three months or less           $3,101    $1,236    $4,337
   After three through
    twelve months                  1,119       --      1,119
   After twelve months             1,001       --      1,001
-----------------------------------------------------------------------
     Total                        $5,221    $1,236    $6,457
                                  ======    ======    ======
-----------------------------------------------------------------------



LIQUIDITY
"Liquidity" measures whether an entity has sufficient cash flow to meet its financial obligations when due. Key has sufficient liquidity when it can meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. KeyCorp, the parent company, has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities, including acquisitions.

LIQUIDITY FOR KEY. Management actively analyzes and manages Key's liquidity. In particular, Key's Funding and Investment Management Group monitors the overall mix of funding sources to ensure that the mix is appropriate in light of the structure of the asset portfolios. We use several tools to maintain sufficient liquidity.

- We maintain portfolios of short-term money market investments and securities available for sale, substantially all of which could be converted to cash quickly at a small expense.

- Key's portfolio of investment securities generates prepayments (often at a premium) and payments at maturity.

- We try to structure the maturities of our loans so we receive a relatively consistent stream of payments from borrowers. We also selectively securitize and package loans for sale.

- Our 936 full-service KeyCenters in 13 states generate a sizable volume of core deposits. Key's Funding and Investment Management Group monitors deposit flows and considers alternate pricing structures to attract deposits when necessary. For more information about core deposits, see the previous section entitled "Deposits and other sources of funds."

- Key has access to various sources of money market funding (such as Federal funds purchased, securities sold under repurchase agreements, and bank notes) and also can borrow from the Federal Reserve Bank to meet short-term liquidity requirements. During 1999, KeyBank National Association, one of KeyCorp's bank affiliates, increased its overnight borrowing capacity at the Federal Reserve Bank discount window from approximately $975 million at December 31, 1998, to approximately $17.2 billion at December 31, 1999, by pledging approximately $23.3 billion of loans (primarily commercial) as additional collateral. This action, which was purely precautionary, was part of Key's Year 2000 contingency plan. Another bank affiliate, KeyBank USA National Association, had overnight borrowing capacity at the Federal Reserve Bank discount window of up to $1.0 billion at December 31, 1999, which was secured by approximately $1.3 billion of credit card receivables. Neither bank had borrowings outstanding under these facilities as of the end of 1999.

LIQUIDITY FOR THE PARENT COMPANY. KeyCorp meets its liquidity requirements principally through regular dividends from affiliate banks. In 1999, affiliates paid KeyCorp a total of $946 million in dividends. As of December 31, 1999, the affiliate banks had an additional $697 million available to pay dividends without prior regulatory approval. These excess funds are generally maintained in short-term investments.

48                                                       KEYCORP AND SUBSIDIARES

ADDITIONAL SOURCES OF LIQUIDITY. Management has implemented several programs that enable Key and KeyCorp to raise money in the public and private markets when necessary. The proceeds from all of these programs can be used for general corporate purposes, including acquisitions.

BANK NOTE PROGRAM. During 1999, Key's affiliate banks raised $10.1 billion under Key's Bank Note Program. Of the notes issued during 1999, $3.7 billion have original maturities in excess of one year and are included in long-term debt; the remaining $6.4 billion have original maturities of one year or less and are included in short-term borrowings. On January 21, 2000, Key commenced a new Bank Note Program which provides for the issuance of both long- and short-term debt of up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association).

EURONOTE PROGRAM. Under Key's Euronote program, KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $7.0 billion in the aggregate. The borrowing capacity under this program was increased from $5.0 billion during the second quarter of 1999. The notes are offered exclusively to non-U.S. investors and can be denominated in dollars and most European currencies. There were $2.4 billion of borrowings outstanding under this facility as of December 31, 1999, $972 million of which were issued during 1999.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp has a commercial paper program and a three-year revolving credit agreement. Each of these facilities provides funding availability of up to $500 million. As of December 31, 1999, $215 million of borrowings were outstanding under the commercial paper program; no amount was outstanding under the revolving credit agreement.

PUBLICLY ISSUED SECURITIES. KeyCorp has a universal shelf registration statement on file with the Securities and Exchange Commission that provides for the possible issuance of up to $1.3 billion of debt and equity securities. At December 31, 1999, unused capacity under the shelf registration totaled $1.0 billion, including $450 million reserved for issuance as medium-term notes. If KeyCorp maintains its favorable debt ratings, shown below as of December 31, 1999, management believes that, under normal conditions in the capital markets, any eventual offering of securities should be well-received by investors.


                                     SENIOR      SUBORDINATED
                    COMMERCIAL      LONG-TERM      LONG-TERM
                       PAPER          DEBT           DEBT
---------------------------------------------------------------------
Duff & Phelps           D-1            A+              A
Standard & Poor's       A-2            A-            BBB+
Moody's                 P-1            A1             A2


For more information about Key's sources and uses of cash for the years ended December 31, 1999, 1998, and 1997, see the Consolidated Statements of Cash Flow on page 56.

CAPITAL AND DIVIDENDS
SHAREHOLDERS' EQUITY. Total shareholders' equity at December 31, 1999, was $6.4 billion, up $222 million from the balance at December 31, 1998. Retained net income increased during the year, but the increase was largely offset by a net increase in treasury stock due to share repurchases, and net unrealized losses on securities available for sale. In contrast, total shareholders' equity increased by $986 million, or 19%, from the end of 1997 to the end of 1998. During 1998, retained net income increased, and treasury stock decreased because KeyCorp issued shares to acquire McDonald. Other factors contributing to the change in shareholders' equity during 1999 and 1998 are shown in the Consolidated Statements of Changes in Shareholders' Equity presented on page 55.

SHARE REPURCHASES. During 1999, Key repurchased 11,906,424 of its common shares at an average price per share of $28.85. Authority to repurchase these shares came from two sources. First, when Key acquired McDonald, the Board of Directors authorized the repurchase of up to 60% of the 19,337,159 shares issued to complete the transaction. With the repurchase of 3,869,761 of these shares in 1999, we have now repurchased all of the shares covered by that authorization. Second, Key had a program that authorized management to repurchase up to 10,000,000 shares in open market or through negotiated transactions. During 1999, 8,036,663 shares were repurchased under this program, leaving a remaining balance of 1,963,337 shares that may be repurchased. In January 2000, the Board authorized the repurchase of up to 20,000,000 shares (including the shares remaining from the prior authority).

At December 31, 1999, Key had 48,462,243 treasury shares. Management expects to reissue those shares over time to support the employee stock purchase, 401(k), stock option, and dividend reinvestment plans, and for other corporate purposes. During 1999, Key reissued 2,249,181 treasury shares for employee benefit and dividend reinvestment plans.

CAPITAL ADEQUACY. Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong: the ratio of total shareholders' equity to total assets was 7.66% at December 31, 1999, and 7.71% at December 31, 1998.

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Risk-based capital guidelines require a minimum level of capital as a percent of "risk-adjusted assets," which is total assets plus certain off-balance sheet items that are adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-adjusted assets of 4.0%, and total capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 1999, Key's Tier 1 capital ratio was 7.68%, and its total capital ratio was 11.66%.

The leverage ratio is Tier 1 capital as a percentage of tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve's risk-adjusted measure for market risk -- as KeyCorp has -- must maintain a minimum leverage ratio of 3.0%. All other bank holding companies must maintain a minimum ratio of 4%. As of December 31, 1999, KeyCorp had a leverage ratio of 7.77%, which is substantially higher than the minimum requirement.

Federal bank regulators group FDIC-insured depository institutions into the following five categories based on certain capital ratios: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Both of Key's affiliate banks qualified as "well capitalized" at December 31, 1999, since each exceeded the prescribed thresholds of 10% for total capital, 6% for Tier 1 capital, and 5% for the leverage ratio. If these provisions applied to bank holding companies, KeyCorp would also qualify as "well capitalized" at December 31, 1999. The FDIC-defined capital categories serve a limited regulatory function. Investors should not treat them as a representation of the overall financial condition or prospects of Key or its affiliates.

[LOGO: KEYCORP]                                                          49

Figure 24 presents the details of Key's regulatory capital position at December 31, 1999 and 1998. Note 11 ("Shareholders' Equity"), which begins on page 67, explains the implications of failing to meet specific capital requirements imposed by the banking regulators.

                          FIGURE 24 CAPITAL COMPONENTS
                            AND RISK-ADJUSTED ASSETS


DECEMBER 31,
dollars in millions                                     1999            1998
--------------------------------------------------------------------------------
TIER 1 CAPITAL
   Common shareholders' equity(a)                     $  6,508        $  6,137
   Qualifying capital securities                         1,243             747
   Less: Goodwill                                       (1,389)         (1,430)
        Other intangible assets(b)                         (56)            (71)
--------------------------------------------------------------------------------
      Total Tier 1 capital                               6,306           5,383
--------------------------------------------------------------------------------
TIER 2 CAPITAL
   Allowance for loan losses(c)                            930             900
   Net unrealized holding gains(d)                           3               3
   Qualifying long-term debt                             2,330           2,445
--------------------------------------------------------------------------------
      Total Tier 2 capital                               3,263           3,348
--------------------------------------------------------------------------------
      Total capital                                   $  9,569        $  8,731
                                                      ========        ========
RISK-ADJUSTED ASSETS
   Risk-adjusted assets on balance sheet              $ 68,619        $ 63,721
   Risk-adjusted off-balance sheet exposure             14,513          12,198
   Less: Goodwill                                       (1,389)         (1,430)
        Other intangible assets(b)                         (56)            (71)
   Plus: Market risk-equivalent assets                     391             242
        Net unrealized holding gains(d)                      3               3
--------------------------------------------------------------------------------

      Gross risk-adjusted assets                        82,081          74,663
   Less: Excess allowance for loan losses(c)                --              --
--------------------------------------------------------------------------------

      Net risk-adjusted assets                        $ 82,081        $ 74,663
                                                      ========        ========

AVERAGE QUARTERLY TOTAL ASSETS                        $ 82,574        $ 78,968
                                                      ========        ========

CAPITAL RATIOS
   Tier 1 risk-adjusted capital ratio                     7.68%           7.21%
   Total risk-adjusted capital ratio                     11.66           11.69
   Leverage ratio(e)                                      7.77            6.95
--------------------------------------------------------------------------------

(a) Common shareholders' equity excludes the impact of net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.
(b) Intangible assets (excluding goodwill) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.
(c) The allowance for loan losses included in Tier 2 capital is limited to 1.25% of gross risk-adjusted assets.
(d) Net unrealized holding gains included in Tier 2 capital are limited to 45% of net unrealized holding gains on available for sale equity securities with readily determinable fair values.
(e) Tier 1 capital as a percentage of average quarterly total assets, less goodwill and other non-qualifying intangible assets as defined in footnote
    (b).


KeyCorp's common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 1999:

- Book value per common share was $14.41, based on 443,426,537 shares outstanding, compared with $13.63 based on 452,451,597 shares outstanding at December 31, 1998. o The closing sales price of a KeyCorp common share on the New York Stock Exchange was $22.13. This price was 154% of year-end book value per share, and would produce a dividend yield of 4.70% based on the amount of the dividend at that time.

- The closing sales price of a KeyCorp common share on the New York Stock Exchange was $22.13. This price was 154% of year-end book value per share, and would produce a dividend yield of 4.70% based on the amount of the dividend at that time.

- In 1999, the quarterly dividend was $.26 per common share, up from $.235 per common share in 1998. On January 19, 2000, the quarterly dividend per common share was increased by 7.7% to $.28.

-  There were 58,600 holders of record of KeyCorp common shares.

Figure 25 shows the sales price ranges of the common shares and per common share net income and dividends by quarter for each of the last two years.

FOURTH QUARTER RESULTS

Key completed 1999 with a strong financial performance in the fourth quarter. Some of the fourth quarter highlights are summarized below. Key's financial performance for each of the past eight quarters is summarized in Figure 25.

NET INCOME. As shown in Figure 25, net income for the fourth quarter of 1999 totaled $264 million, or $.59 per common share, up from $260 million, or $.57, for the same period in 1998. This improvement resulted from a $223 million, or 50%, increase in noninterest income and a moderate $18 million increase in net interest income. The growth of these revenue components more than offset increases of $216 million, or 32%, in noninterest expense and $6 million, or 8%, in the provision for loan losses.

On an annualized basis, the return on average total assets for the fourth quarter of 1999 was 1.27%, compared with 1.31% for the fourth quarter of 1998. The annualized returns on average equity for the fourth quarters of 1999 and 1998 were 16.18% and 17.12%, respectively.

NET INTEREST INCOME. Net interest income rose to $705 million for the fourth quarter of 1999 from $687 million for the fourth quarter of 1998. The improvement resulted from a 5% increase in average earning assets to $73.1 billion, due primarily to continued momentum in commercial and consumer lending. This growth more than compensated for an 11 basis point reduction in the net interest margin to 3.88%.

NONINTEREST INCOME. Noninterest income of $670 million for the fourth quarter of 1999 was significantly higher than the $447 of a year ago, and includes a $194 million gain from the sale of Key's Long Island branches and $30 million of nonrecurring charges. Of the nonrecurring charges, which reduced noninterest income, the most significant was a $19 million charge that resulted from a more conservative valuation of assets related to securitizations completed in prior periods. In 1998, Key's results include a $27 million gain recorded in connection with the sale of a 51% interest in Key Merchant Services, LLC, a merchant credit card processing subsidiary. Excluding nonrecurring items, core noninterest income in the fourth quarter of 1999 increased by $86 million, or 20%, from the prior year.

The strongest contributions to the growth in core noninterest income came from investment banking and capital markets activities (up $31 million), and trust and asset management (up $19 million). These revenue components grew primarily as a result of the October 1998 acquisition of McDonald, but the overall strength of the securities markets, new business and the repricing of certain services were also instrumental.

For more information on the sales of the Long Island branches and the interest in Key Merchant Services, LLC, see Note 3 ("Mergers, Acquisitions and Divestitures") which begins on page 60.

NONINTEREST EXPENSE. Noninterest expense for the fourth quarter of 1999 totaled $883 million, compared with $667 million in the fourth quarter of 1998. In 1999, results include restructuring and other special charges of $145 million recorded in connection with strategic actions that Key is taking to improve operating efficiency and profitability. For more information about these charges, see the section entitled

50                                                            [LOGO: KEYCORP]

"Restructuring and other special charges" on page 41. Also included in 1999 expense are $18 million of other one-time charges, the largest of which was $7 million. Excluding nonrecurring charges in 1999 and $8 million of merger and integration charges recorded a year ago, core noninterest expense increased by $61 million, or 9%, from the fourth quarter of 1998.

The rise in core noninterest expense came largely from personnel expense (up $31 million, due primarily to the October 1998 acquisition of McDonald) and higher costs associated with computer processing (up $14 million). The increase in personnel expense was moderated by a $12 million reduction in stock-based compensation.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $83 million for the fourth quarter of 1999, representing a $6 million increase from the same period a year ago. Net loan charge-offs totaled $83 million and were .52% of average loans outstanding for the quarter, compared with $77 million and .50%, respectively, for the fourth quarter of 1998.


                  FIGURE 25 SELECTED QUARTERLY FINANCIAL DATA


dollars in millions, except per share amounts


                                                             1999                                        1998
                                           ----------------------------------------   -------------------------------------------
                                            FOURTH    THIRD      SECOND     FIRST      FOURTH     THIRD      SECOND     FIRST
---------------------------------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                           $  1,489   $  1,433   $  1,392   $  1,381   $  1,411   $  1,415   $  1,372   $  1,327
Interest expense                               784        733        695        696        724        734        706        677
Net interest income                            705        700        697        685        687        681        666        650
Provision for loan losses                       83         78         76        111         77         71         72         77
Noninterest income before net
  securities gains                             667        487        506        605        442        392        378        354
Net securities gains                             3          2         20          4          5         --          2          2
Noninterest expense                            883        701        717        748        667        628        602        586
Income before income taxes                     409        410        430        435        390        374        372        343
Net income                                     264        270        280        293        260        252        249        235
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                $    .59   $    .60   $    .63   $    .65   $    .58   $    .57   $    .57   $    .53
Net income-- assuming dilution                 .59        .60        .62        .65        .57        .57        .56        .53
Cash dividends                                 .26        .26        .26        .26       .235       .235       .235       .235
Book value at period end                     14.41      14.25      13.90      13.63      13.63      12.73      12.55      12.15
Market price:
   High                                      29.75      33.50      38.13      34.19      34.06      39.50      44.88      39.25
   Low                                       21.00      25.19      29.13      29.69      23.38      24.75      34.44      31.56
   Close                                     22.13      25.81      32.13      30.31      32.00      28.88      35.63      37.81
Weighted average common shares (000)       446,402    448,742    448,037    449,520    449,949    438,856    440,092    438,589
Weighted average common shares and
   potential common shares (000)           449,678    452,886    452,733    454,197    454,527    443,750    446,568    444,836
---------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                     $ 64,222   $ 63,181   $ 61,971   $ 61,045   $ 62,012   $ 59,444   $ 57,769   $ 54,900
Earning assets                              73,733     72,831     71,097     70,458     70,240     68,568     66,941     64,368
Total assets                                83,395     82,577     80,889     79,992     80,020     77,691     75,778     73,198
Deposits                                    43,233     43,466     43,016     41,323     42,583     42,597     41,794     41,661
Long-term debt                              15,881     15,815     15,168     15,457     12,967     11,353     10,196      9,041
Shareholders' equity                         6,389      6,397      6,235      6,105      6,167      5,553      5,525      5,338
Full-time equivalent employees              24,568     25,523     25,758     25,650     25,862     24,586     24,711     24,650
Branches                                       936        963        965        969        968        961        962      1,006
---------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                1.27%      1.32%      1.40%      1.49%      1.31%      1.32%      1.35%      1.32%
Return on average equity                     16.18      17.06      18.16      19.48      17.12      18.14      18.47      18.25
Efficiency(a)                                59.16      58.61      59.26      60.22      58.66      58.09      59.02      58.19
Overhead(b)                                  30.39      30.18      29.97      33.19      32.37      34.25      38.07      36.12
Net interest margin (taxable equivalent)      3.88       3.92       3.97       3.95       3.99       4.08       4.10       4.14
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                              7.66%      7.75%      7.71%      7.63%      7.71%      7.15%      7.29%      7.29%
Tangible equity to tangible assets            6.03       6.06       5.95       5.86       5.93       5.79       5.91       5.81
Tier 1 risk-adjusted capital                  7.68       7.84       7.48       7.44       7.21       7.01       7.15       6.81
Total risk-adjusted capital                  11.66      11.94      11.74      11.92      11.69      11.61      11.86      11.38
Leverage                                      7.77       7.85       7.41       7.21       6.95       6.88       7.04       6.61
---------------------------------------------------------------------------------------------------------------------------------

Key has completed several mergers, acquisitions and divestitures during the two-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Mergers, Acquisitions and Divestitures"), which begins on page 60, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding certain nonrecurring charges) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges).

(b) This ratio is the difference between noninterest expense (excluding certain nonrecurring charges) and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges) divided by taxable-equivalent net interest income.

[LOGO: KEYCORP]                                                            51

                              REPORT OF MANAGEMENT



Key's management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with generally accepted accounting principles and reflect management's best estimates and judgments. Management believes that the financial statements and notes present fairly Key's financial position, results of operations, and cash flows, and that the financial information presented elsewhere in this annual report is consistent with the financial statements.

Management is responsible for establishing and maintaining a system of internal control to ensure the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls, among other things.

We generally certify compliance with Key's code of ethics annually. We have established an effective risk management function to periodically test the other internal controls, and we endeavor to correct control deficiencies as they are identified. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes that Key's system provides reasonable assurances that financial transactions are recorded properly, providing an adequate basis for reliable financial statements.

The Board of Directors discharges its responsibility for Key's financial statements through its Audit and Risk Review Committee. Key's Audit and Risk Review Committee, which draws its members exclusively from the outside directors, also recommends the independent auditors. The Audit and Risk Review Committee meets regularly with the independent auditors to review the scope of their audits and audit reports and to discuss necessary action. Both the independent and internal auditors have direct access to and interaction with the Audit and Risk Review Committee.

Management has assessed Key's internal control and procedures over financial reporting using criteria described in "Internal Control-Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 1999.


/s/ Robert W. Gillespie

Robert W. Gillespie
Chairman and Chief Executive Officer


/s/ K. Brent Somers
K. Brent Somers
Senior Executive Vice President and Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP
Cleveland, Ohio
January 14, 2000




52                                                      KEYCORP AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS




DECEMBER 31,
dollars in millions                                                                                           1999          1998
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                                    $  2,816        $  3,296
Short-term investments                                                                                        1,860           1,974
Securities available for sale                                                                                 6,665           5,278
Investment securities (fair value: $998 and $1,004)                                                             986             976
Loans, net of unearned income of $1,621 and $1,533                                                           64,222          62,012
    Less: Allowance for loan losses                                                                             930             900
-----------------------------------------------------------------------------------------------------------------------------------
   Net loans                                                                                                63,292          61,112
Premises and equipment                                                                                          797             902
Goodwill                                                                                                      1,389           1,430
Other intangible assets                                                                                          60              79
Corporate owned life insurance                                                                                2,110           2,008
Other assets                                                                                                  3,420           2,965
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                               $ 83,395        $ 80,020
                                                                                                           ========        ========


LIABILITIES
Deposits in domestic offices:
    Noninterest-bearing                                                                                    $  8,607        $  9,540
    Interest-bearing                                                                                         33,390          32,091
Deposits in foreign office - interest-bearing                                                                 1,236             952
-----------------------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                                           43,233          42,583
Federal funds purchased and securities sold under repurchase agreements                                       4,177           4,468
Bank notes and other short-term borrowings                                                                    8,439           9,728
Other liabilities                                                                                             4,033           3,110
Long-term debt                                                                                               15,881          12,967
Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary
    trusts holding solely subordinated debentures of the Corporation (See Note 10)                            1,243             997
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                        77,006          73,853

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                                        --              --
Common shares, $1 par value; authorized 1,400,000,000 shares;
    issued 491,888,780 shares                                                                                   492             492
Capital surplus                                                                                               1,412           1,412
Retained earnings                                                                                             5,833           5,192
Loans to ESOP trustee                                                                                           (24)            (34)
Treasury stock, at cost (48,462,243 and 39,437,183 shares)                                                   (1,197)           (923)
Accumulated other comprehensive (loss) income                                                                  (127)             28
-----------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                                                6,389           6,167
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                                             $ 83,395        $ 80,020
                                                                                                           ========        ========
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.



KEYCORP AND SUBSIDIARIES
                                                                             53



                                                  CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                                1999            1998             1997
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Loans                                                                                     $   5,146       $   4,935       $   4,618
Taxable investment securities                                                                    15              12              12
Tax-exempt investment securities                                                                 31              45              66
Securities available for sale                                                                   424             449             526
Short-term investments                                                                           79              84              40
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                                     5,695           5,525           5,262

INTEREST EXPENSE
Deposits                                                                                      1,305           1,359           1,462
Federal funds purchased and securities sold under repurchase agreements                         220             342             359
Bank notes and other short-term borrowings                                                      426             459             283
Long-term debt, including capital securities                                                    957             681             413
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                                    2,908           2,841           2,517
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                           2,787           2,684           2,745
Provision for loan losses                                                                       348             297             320
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                           2,439           2,387           2,425

NONINTEREST INCOME
Trust and asset management income                                                               443             335             266
Investment banking and capital markets income                                                   354             239             119
Service charges on deposit accounts                                                             330             306             299
Brokerage income                                                                                156              71              54
Corporate owned life insurance income                                                           107             104              85
Credit card fees                                                                                 63              68              96
Net loan securitization gains (losses)                                                           64               4             (28)
Net securities gains                                                                             29               9               1
Gains from branch divestitures                                                                  194              39             151
Gains from other divestitures                                                                   161              50            --
Other income                                                                                    393             350             263
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                                  2,294           1,575           1,306

NONINTEREST EXPENSE
Personnel                                                                                     1,482           1,256           1,181
Net occupancy                                                                                   239             226             222
Computer processing                                                                             236             176             131
Equipment                                                                                       203             185             177
Marketing                                                                                       106             100              86
Amortization of intangibles                                                                     104              91              87
Professional fees                                                                                70              62              47
Restructuring charges                                                                            98            --              --
Other expense                                                                                   511             387             455
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                                 3,049           2,483           2,386

INCOME BEFORE INCOME TAXES                                                                    1,684           1,479           1,345
Income taxes                                                                                    577             483             426
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                $   1,107       $     996       $     919
                                                                                          =========       =========       =========

Per common share:
    Net income                                                                            $    2.47       $    2.25       $    2.09
    Net income -- assuming dilution                                                            2.45            2.23            2.07
Weighted average common shares outstanding (000)                                            448,168         441,895         439,042
Weighted average common shares and potential common
    shares outstanding (000)                                                                452,363         447,437         444,544
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

54                                                      KEYCORP AND SUBSIDIARIES


                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY         ACCUMULATED
                                                                                                              OTHER
                                                                                                            COMPRE-
                                                                                   LOANS TO   TREASURY      HENSIVE       COMPRE-
                                                    COMMON    CAPITAL    RETAINED      ESOP     STOCK,       (LOSS)       HENSIVE
dollars in millions, except per share amounts       SHARES    SURPLUS    EARNINGS   TRUSTEE    AT COST       INCOME       INCOME
--------------------------------------------------------------------------------------------------------------------   ------------
BALANCE AT DECEMBER 31, 1996                        $   246    $ 1,484    $ 4,060   $   (49)   $  (854)   $    (6)
Net income                                                                    919                                       $   919
Other comprehensive income:
    Adjustment related to change in
        accounting for transfers of financial
        assets, net of deferred tax benefit of $(25)                                                          (43)          (43)
    Net unrealized gains on securities available
        for sale, net of income taxes of $24(a)                                                                60            60
                                                                                                                        -------
            Total comprehensive income                                                                                  $   936
                                                                                                                        =======

Cash dividends on common shares
    ($.84 per share)                                                         (369)
Issuance of common shares:
    Acquisition - 3,336,118 shares                                  56                             143
    Employee benefit and dividend reinvestment
        plans - 2,287,478 net shares                               (11)                            100
Repurchase of common shares -
    10,045,718 shares                                                                             (563)
ESOP transactions                                                               1         7
Two-for-one stock split effected by means
    of a 100% stock dividend                            246       (246)
--------------------------------------------------------------------------------------------------------------------   ------------
BALANCE AT DECEMBER 31, 1997                             492      1,283      4,611       (42)    (1,174)        11
Net income                                                                    996                                       $   996
Other comprehensive income:
    Net unrealized gains on securities available
        for sale, net of income taxes of $9(a)                                                                  17           17
                                                                                                                        -------
            Total comprehensive income                                                                                  $ 1,013
                                                                                                                        =======

Cash dividends on common shares
    ($.94 per share)                                                         (416)
Issuance of common shares:
    Acquisition - 19,337,159 shares                                129                             440
    Employee benefit and dividend reinvestment
        plans - 3,050,008 net shares                                                                67
Repurchase of common shares -
    7,999,400 shares                                                                              (256)
ESOP transactions                                                               1         8
--------------------------------------------------------------------------------------------------------------------   ------------
BALANCE AT DECEMBER 31, 1998                            492      1,412      5,192       (34)      (923)        28
Net income                                                                  1,107                                       $ 1,107
Other comprehensive losses:
    Net unrealized losses on securities available
        for sale, net of income taxes of $(94)(a)                                                            (148)         (148)
    Foreign currency translation adjustments                                                                   (7)           (7)
                                                                                                                        -------
            Total comprehensive income                                                                                  $   952
                                                                                                                        =======

Cash dividends on common shares
    ($1.04 per share)                                                         (467)
Issuance of common shares:
    Acquisition - 632,183 shares                                     6                              15
    Employee benefit and dividend reinvestment
        plans - 2,249,181 net shares                                (6)                             55
Repurchase of common shares -
    11,906,424 shares                                                                             (344)
ESOP transactions                                                               1        10
--------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                        $   492    $ 1,412    $ 5,833   $   (24)   $(1,197)   $  (127)
                                                    =======    =======    =======   =======    =======    =======
--------------------------------------------------------------------------------------------------------------------

(a)  Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains or losses as of
     December 31 of the prior year on securities available for sale that were sold during the current year. In 1999 and
     1998, the reclassification adjustments were $3 million ($2 million after tax) and $9 million ($6 million after tax), respectively.

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES                                                      55


                                          CONSOLIDATED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                                           1999        1998         1997
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                          $ 1,107     $   996     $   919
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                           348         297         320
    Depreciation expense and software amortization                                                      292         237         197
    Amortization of intangibles                                                                         104          91          87
    Net gains from divestitures                                                                        (355)        (89)       (151)
    Net securities gains                                                                                (29)         (9)         (1)
    Net (gains) losses from loan securitizations and sales                                              (86)        (56)          2
    Deferred income taxes                                                                               466         325         139
    Net (increase) decrease in mortgage loans held for sale                                               3         156         (54)
    Net (increase) decrease in trading account assets                                                   109         (34)       (498)
    Net increase (decrease) in accrued restructuring charges                                             88         (22)        (75)
    Other operating activities, net                                                                    (193)        (89)       (640)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                             1,854       1,803         245
INVESTING ACTIVITIES
Net increase in loans, excluding acquisitions, sales and divestitures                                (8,110)     (9,081)     (6,936)
Purchases of loans                                                                                       (7)       (859)       --
Proceeds from loan securitizations and sales                                                          4,776         987       3,144
Purchases of investment securities                                                                     (294)       (145)       (497)
Proceeds from sales of investment securities                                                             17          69          12
Proceeds from prepayments and maturities of investment securities                                       292         401         823
Purchases of securities available for sale                                                           (4,750)     (1,837)     (3,378)
Proceeds from sales of securities available for sale                                                    419         215         735
Proceeds from prepayments and maturities of securities available for sale                             3,176       4,013       2,770
Net (increase) decrease in other short-term investments                                                   5         296        (905)
Purchases of premises and equipment                                                                     (94)       (126)       (156)
Proceeds from sales of premises and equipment                                                            27          50          71
Proceeds from sales of other real estate owned                                                           10          11          28
Purchases of corporate owned life insurance                                                            --          --          (300)
Net cash paid in connection with divestitures                                                          (576)       (433)       (918)
Cash used in acquisitions, net of cash acquired                                                        --           (34)         (1)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                                (5,109)     (6,473)     (5,508)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                                   1,985      (1,832)      2,011
Net increase (decrease) in short-term borrowings                                                     (1,560)        984       2,031
Net proceeds from issuance of long-term debt, including capital securities                            5,220       6,732       3,691
Payments on long-term debt, including capital securities                                             (2,102)       (949)     (1,403)
Loan payment received from ESOP trustee                                                                  10           8           7
Purchases of treasury shares                                                                           (344)       (256)       (563)
Net proceeds from issuance of common stock                                                               33          44          65
Cash dividends                                                                                         (467)       (416)       (369)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                             2,775       4,315       5,470
-----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                                     (480)       (355)        207
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                          3,296       3,651       3,444
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                              $ 2,816     $ 3,296     $ 3,651
                                                                                                    =======     =======     =======
-----------------------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
    Interest paid                                                                                   $ 2,749     $ 2,679     $ 2,427
    Income taxes paid                                                                                   185         148         253
    Net amount received on portfolio swaps                                                               18           2          61
Noncash items:
    Transfer of credit card receivables to loans held for sale                                      $ 1,299        --          --
    Reclassification of financial instruments from loans to securities available for sale               374        --          --
    Fair value of Concord EFS, Inc. shares received                                                     170        --          --
    Carrying amount of Electronic Payment Services, Inc. shares divested                                 36        --          --
    Assets sold                                                                                         523     $   165     $ 1,196
    Liabilities sold                                                                                  1,335         660       2,265
    Assets purchased                                                                                   --           742       1,397
    Liabilities assumed                                                                                --           593       1,301
    Transfer of other assets to securities available for sale                                          --          --           280
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

56                                                     KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation's largest integrated multiline financial services companies. KeyCorp's subsidiaries provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to corporate, individual and institutional clients through four lines of business: Key Retail Banking, Key Specialty Finance, Key Corporate Capital and Key Capital Partners. As of December 31, 1999, KeyCorp's banking subsidiaries operated 936 full-service branches, a 24-hour telephone banking call center services group and 2,516 ATMs in 15 states.

As used in these Notes, KeyCorp refers solely to the parent company and Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

USE OF ESTIMATES
Key's accounting policies conform to generally accepted accounting principles and prevailing practices within the financial services industry. In order to prepare Key's consolidated financial statements and the related notes, management must make certain estimates and judgments in determining the amounts presented. If these estimates prove to be inaccurate, actual results could differ from those reported.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported results have been reclassified to conform to current reporting practices.

BUSINESS COMBINATIONS
In a business combination accounted for as a pooling of interests, the assets, liabilities and shareholders' equity of Key and the combined company are carried forward at historical amounts. The results of operations are combined and financial statements from prior periods are restated to give effect to the combination.

When Key accounts for a business combination as a purchase, the results of operations of the acquired company are combined with Key's results only from the date of acquisition. The acquired company's net assets are recorded at fair value at the date of acquisition. Purchase premiums and discounts are amortized over the remaining lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

STATEMENT OF CASH FLOW
Cash and due from banks are considered "cash and cash equivalents" for financial reporting purposes.

SECURITIES AND TRADING ACCOUNT ASSETS
Key classifies its securities into three categories: held to maturity, trading account assets and available for sale.

SECURITIES HELD TO MATURITY. Key has the intent and ability to hold these debt securities until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method. Securities held to maturity and equity securities that do not have readily determinable fair values are presented as "investment securities" on the balance sheet.

TRADING ACCOUNT ASSETS. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term. These securities are reported at fair value ($768 million at December 31, 1999, and $877 million at December 31, 1998) and included in "short-term investments" on the balance sheet. Realized and unrealized gains and losses on trading account assets are reported in "other income" on the income statement.

SECURITIES AVAILABLE FOR SALE. These are debt and equity securities that Key has not classified as investment securities or trading account assets. Securities available for sale are reported at fair value; unrealized gains and losses (net of income taxes) are recorded in shareholders' equity as a component of "accumulated other comprehensive (loss) income." Actual gains and losses on the sales of these securities are computed using the specific identification method and included in "net securities gains (losses)" on the income statement.

LOANS
Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 1999, loans held for sale include credit card receivables, as well as mortgage, home equity and education loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prices observed in the market for loans with similar characteristics. When a loan is placed in the held for sale category, the amortization of deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized at the time the loan is sold.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method, which amortizes unearned income to produce a level yield on the lease. Net gains on sales of lease residuals are included in "other income" on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS
Key will generally stop accruing interest on a loan (i.e., designate the loan "nonaccrual") when payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Once a loan is designated as nonaccrual, the interest accrued but not collected is charged against the allowance for loan losses, and payments subsequently received are applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., loans to finance residential mortgages, automobiles, etc.), are designated "impaired." Impaired loans and other nonaccrual loans are returned to accrual status when management determines that the borrower's performance has improved and that both principal and interest are collectible. This generally requires a sustained period (typically six months or more) of timely repayment performance.

[LOGO-KEYCORP]                                                            57

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOAN SECURITIZATIONS
On January 1, 1997, Key adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides that certain assets that are subject to prepayment and retained in connection with a securitization must be accounted for like debt securities that are classified as available for sale or as trading account assets, which are carried at fair value. To satisfy this requirement, Key reclassified approximately $280 million of retained interests in securitizations from "other assets" to "securities available for sale." At the time of the transfer, the carrying amount of these assets exceeded their fair value by approximately $68 million. This difference was recorded as a reduction to the carrying amount of the transferred assets, and a matching reduction of $43 million (after-tax) was made to "accumulated other comprehensive (loss) income" in shareholders' equity.

Key realizes gains from loan securitizations when loans are sold for more than their allocated carrying amount. In some cases, Key retains an interest in securitized loans (also known as an "interest-only strip"). These retained interests are subject to the rules prescribed by SFAS 125. Therefore, they initially are recorded at an allocated carrying amount based on fair value. Fair value is determined by computing the present value of estimated cash flows using a discount rate considered commensurate with the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Key records net gains and losses in "net loan securitization gains (losses)" on the income statement. Income earned under servicing or administration arrangements is recorded in "other income" on the income statement.

Key has a valuation committee that meets quarterly to ensure that all retained interest-only strips are valued appropriately in the financial statements. The committee reviews the historical performance of each strip and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate, and cash flows are recalculated based on the revised assumptions.

The present value of these cash flows is referred to as the "interest-only strip fair value." For strips classified as trading account assets, any increase or decrease in the asset's fair value is recognized immediately in "net loan securitization gains (losses)." For interest-only strips classified as securities available for sale, impairment is indicated if the carrying amount of the interest-only strip exceeds its fair value. A determination is made as to whether this difference represents permanent or temporary impairment. Permanent impairment is recognized in income. Temporary impairment is recorded in equity as a component of "accumulated other comprehensive (loss) income." If the interest-only strip fair value exceeds the carrying amount of the strip, the write-up to fair value is similarly recorded in equity.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents management's estimate of the amount that is necessary to absorb potential credit losses in the loan portfolio. Key determines and maintains an appropriate allowance for loan losses based on a comprehensive and consistently applied analysis of the loan portfolio, which is conducted at least quarterly, and more often, if deemed necessary.

ALLOWANCE FOR IMPAIRED LOANS. When appropriate, an impaired loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the fair value of any existing collateral (for a secured loan) or the estimated present value of future cash flows (for an unsecured loan). When collateral value or expected cash flow does not justify the carrying amount of a loan, the amount that management deems uncollectible (the impaired amount) is charged against the allowance for loan losses. When collateral value or other sources of repayment appear sufficient, but management remains uncertain about whether the loan will be repaid in full, an amount is specifically allocated in the allowance for loan losses.

ALLOWANCE FOR NONIMPAIRED LOANS AND BINDING COMMITMENTS. Management establishes an allowance for nonimpaired loans and legally binding commitments by applying Key's historical loss rates to existing loans with similar risk characteristics. The results of this analysis are then adjusted based on management's review of factors that may skew such rates, including:

- changes in national and local economic and business conditions;
- changes in experience, ability and depth of lending management and staff or in lending policies or in the mix and volume of the loan portfolio;
- the trend of the volume of past due, nonaccrual and other loans; and
- the effect of external factors, such as competition, legal developments and regulatory guidelines.

In addition, management generally maintains an unallocated allowance in light of the subjectivity inherent in estimating potential credit losses.

As of December 31, 1999, Key has not detected any meaningful credit quality issues arising from client difficulties with Year 2000 conversions that would result in an adjustment to the allowance for loan losses. Nonetheless, it is possible that such issues may arise over an extended period of time. Key will continue to monitor its loan portfolio for situations that might require special attention.

PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $922 million at December 31, 1999, and $905 million at December 31, 1998.

INTANGIBLE ASSETS
"Goodwill" represents the amount by which the cost of net assets acquired exceeds their fair value. Goodwill is amortized using the straight-line method over the period (up to 25 years) that management expects the acquired assets to have value.

"Other intangibles" primarily represent the net present value of the future economic benefits to be derived from the purchase of core deposits. Other intangibles are amortized on either an accelerated or straight-line basis over periods ranging from 5 to 15 years.

Accumulated amortization on goodwill and other intangible assets was $566 million at December 31, 1999, and $467 million at December 31, 1998. Key reviews goodwill and other intangibles for impairment when impairment indicators, such as significant changes in market conditions, changes in product mix or management focus, and a potential sale or disposition, arise. In most instances, Key will use the undiscounted cash flow method, but the market value method is used if Key is considering a sale or disposition.

INTERNALLY DEVELOPED SOFTWARE
Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that

58                                                         [LOGO-KEYCORP]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation are capitalized and included in "other assets" on the balance sheet. The resulting asset ($286 million at December 31, 1999, and $368 million at December 31, 1998) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phase of an internal software project are expensed as incurred.

Key's Internally Developed Software Valuation Committee reviews internally developed software for impairment quarterly, and more often if deemed necessary. The committee reviews all significant projects to evaluate software performance and usage relative to expectations. Software that is considered impaired is written down to its fair value. When management decides to replace unimpaired software, amortization of such software is accelerated to the expected replacement date.

DERIVATIVES USED FOR ASSET AND LIABILITY
MANAGEMENT PURPOSES

Key uses derivatives known as interest rate swaps and caps to manage interest rate risk. These instruments modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. For example, an interest rate cap tied to variable rate debt would effectively prevent the interest rate on that debt from rising above a specified point. To qualify for hedge accounting treatment, a derivative must be effective at reducing the risk associated with the exposure being managed and must be designated as a risk management transaction at the inception of the derivative contract. The test for whether an instrument effectively reduces risk is whether there is a high degree of interest rate correlation between the derivative and the asset or liability being managed, both at inception and over the life of the derivative contract.

There are several rules that govern the hedge accounting treatment of derivatives:

- Changes in fair value of a derivative are not included in the financial statements.

- The net interest income or expense associated with a derivative is accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed.

- The interest receivable or payable from a derivative contract is recorded in "other assets" or "other liabilities" on the balance sheet.

- Premiums paid for a derivative are amortized as an adjustment to the interest income or expense of the asset or liability being managed.

- Realized gains and losses resulting from the early termination of a derivative contract are deferred as an adjustment to the carrying amount of the related asset or liability.

- Deferred gains or losses from early terminations are amortized using the straight-line method over the shorter of the projected remaining life of the derivative contract on the date of termination or the projected remaining life of the underlying asset or liability on such date.

DERIVATIVES USED FOR TRADING PURPOSES
Derivatives that are not used for asset and liability management purposes are used for trading purposes. Key enters into contracts for such derivatives either to make a market for clients or for proprietary trading purposes. Derivatives used for trading purposes typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors.

All derivatives used for trading purposes are recorded at fair value. Fair value is determined by estimating the present value of future cash flows. Derivatives with a positive fair value are included in "other assets" on the balance sheet, and derivatives with a negative fair value are included in "other liabilities." Changes in fair value (including payments and receipts) are recorded in "investment banking and capital markets income" on the income statement.

EMPLOYEE STOCK OPTIONS
Key accounts for stock options issued to employees using the intrinsic value method. This method requires that compensation expense be recognized to the extent the fair value of the stock exceeds the exercise price of the option at the grant date. Employee stock options generally have exercise prices that are equal to or greater than the fair value of Key's common shares at the grant date. Therefore, Key does not recognize compensation expense when options are granted. In the case of options with features tied to Key's financial performance, Key recognizes compensation expense after the grant date when the fair value of the stock exceeds the exercise price and it is highly probable that the financial performance measures will be met.

MARKETING COSTS
Key expenses all marketing-related costs, including advertising costs, as incurred.

RESTRUCTURING CHARGES
Restructuring charges may be recorded by Key in connection with certain events or transactions including business combinations, changes in Key's strategic plan, changing business conditions that may result in a decrease or exit from affected businesses, or other factors. Such charges typically result from the consolidation or relocation of operations, or the disposition or abandonment of operations or productive assets. Any of these events could result in a significant downsizing of the workforce.

To qualify as restructuring charges, costs must be incremental and incurred as a direct result of the restructuring event or transaction. Restructuring charges do not include costs that are associated with or incurred to benefit future periods. Among the costs typically included in restructuring charges and often associated with the term "restructuring" are those related to:

- employee severance and termination benefits;
- the consolidation of operations facilities; and
- losses resulting from the impairment or disposal of assets.

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1999
RETAINED INTERESTS FROM SECURITIZATIONS. As of January 1, 1999, Key adopted Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS 134"). SFAS 134 requires Key to classify mortgage-backed securities or other retained interests resulting from mortgage loan securitizations according to Key's ability and intent to sell or hold those assets. The statement conforms the accounting for securities and uncertificated interests retained after the securitization of mortgage loans to the accounting for securities and uncertificated interests retained after the securitization of other types of assets by non-mortgage banking enterprises.

Key has reclassified retained interests from mortgage loan securitizations as either "available for sale" or "trading securities." Because Key was

[LOGO-KEYCORP]                                                         59

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

following the procedures prescribed by SFAS 134 before formally adopting the standard, the accounting change had minimal impact on Key's financial condition and results of operations.

COSTS OF COMPUTER SOFTWARE. As of January 1, 1999, Key adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). This statement provides guidance on matters including the characteristics to be considered in identifying internal-use software and the circumstances under which related costs should be expensed or capitalized. The provisions of SOP 98-1 are substantially consistent with the accounting policy that Key already followed for internally developed software. As a result, adoption did not have a material impact on Key's financial condition or results of operations.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION
DERIVATIVES AND HEDGING ACTIVITIES. In July 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Deferral of the Effective Date of SFAS 133." This new statement delays the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," until fiscal years beginning after June 15, 2000.

SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively called "derivatives") and for hedging activities. SFAS 133 requires that all derivatives be recognized on the balance sheet at fair value. Depending on the nature of the hedge, and the extent to which it is effective, the changes in fair value of the derivative will either be offset against the change in fair value of the hedged item (which also is recognized in earnings) or recorded in comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is deemed ineffective and all changes in the fair value of derivatives not designated as hedges will be recognized immediately in earnings.

Key will adopt the provisions of SFAS 133 as of January 1, 2001. Management is currently reviewing SFAS 133 to determine the extent to which the statement will alter Key's use of certain derivatives in the future and the impact on Key's financial condition and results of operations.

                          2. EARNINGS PER COMMON SHARE

The computation of Key's basic and diluted earnings per common share is as follows:

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                               1999                   1998                   1997
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $1,107                   $996                   $919
                                                                          ======                   ====                   ====
--------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
   Weighted average common shares outstanding (000)                      448,168                441,895                439,042
   Potential addition to common shares (000)(a)                            4,195                  5,542                  5,502
--------------------------------------------------------------------------------------------------------------------------------
   Weighted average common shares and potential
      common shares outstanding (000)                                    452,363                447,437                444,544
                                                                         =======                =======                =======
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   Net income per common share                                             $2.47                  $2.25                  $2.09
   Net income per common share-- assuming dilution                          2.45                   2.23                   2.07
--------------------------------------------------------------------------------------------------------------------------------

(a) Represents the effect of dilutive common stock options.



                   3. MERGERS, ACQUISITIONS AND DIVESTITURES

COMPLETED MERGERS AND ACQUISITIONS

MCDONALD & COMPANY INVESTMENTS, INC.

On October 23, 1998, Key acquired McDonald & Company Investments, Inc., a full-service investment banking and securities brokerage company headquartered in Cleveland, Ohio. McDonald had assets of approximately $776 million at the time of the transaction.

To acquire McDonald, Key issued 19,337,159 common shares, with a value of approximately $581 million. The transaction was structured as a tax-free merger and was accounted for as a purchase. Key recorded goodwill of $444 million, which is being amortized using the straight-line method over a period of 25 years.

Key established a retention program under which certain McDonald employees received stock options for approximately 3.3 million Key common shares. The options will vest over a three-year period. In addition, approximately $30 million in cash may be paid to certain McDonald employees over a three-year period.

CHAMPION MORTGAGE CO., INC.
On August 29, 1997, Key acquired Champion Mortgage Co., Inc., a home equity finance company headquartered in Parsippany, New Jersey. Champion is now a wholly owned subsidiary of Key Bank USA, National Association, which is a wholly owned subsidiary of KeyCorp.

To acquire Champion, Key exchanged 3,336,118 pre-split common shares, with a value of approximately $200 million, for all of the outstanding shares of Champion common stock. If Champion achieves certain volume and profitability performance targets over the three-year period following the acquisition date, Champion's former shareholders may receive up to an additional $100 million in Key common shares.

The transaction was structured as a tax-free exchange and was accounted for as a purchase. Key recorded goodwill of $195 million, which is being amortized using the straight-line method over a period of 25 years.

LEASETEC CORPORATION
On July 1, 1997, Key acquired an 80% interest (with an option to purchase the remaining 20%) in Leasetec Corporation, an equipment leasing company headquartered in Boulder, Colorado. At the time of the transaction,

60                                                            [LOGO-KEYCORP]

                  NOTES TO CONDOLIDATED FINANCIAL STATEMENTS

Leastec had assets of approximately $1.1 billion and maintained operations in the United States and overseas. The transaction was accounted for as a purchase. Key recorded goodwill of $126 million, which is being amortized using the straight-line method over a period of 25 years.

Key acquired the remaining 20% interest in Leasetec on June 26, 1998. This transaction created additional goodwill of $26 million, which is being amortized over the remainder of the 25-year period that began July 1, 1997. Due to a confidentiality clause in the purchase agreement, the terms, which are not material, have not been disclosed publicly.

COMPLETED DIVESTITURES
COMPAQ CAPITAL EUROPE LLC AND COMPAQ CAPITAL ASIA PACIFIC LLC
On July 28, 1999, Key sold its 50% interests in Compaq Capital Europe LLC and Compaq Capital Asia Pacific LLC to Compaq Capital Corporation. Key and Compaq formed these companies in 1998 to provide customized equipment leasing and financing programs to Compaq's clients in the United Kingdom, Europe and Asia. Key recognized a gain of $13 million ($8 million after tax), which is included in "gains from other divestitures" on the income statement.

ELECTRONIC PAYMENT SERVICES, INC.
On February 28, 1999, Electronic Payment Services, Inc., an electronic funds transfer processor in which Key held a 20% interest, merged with a wholly owned subsidiary of Concord EFS, Inc. Key received 5,931,825 shares of Concord EFS in exchange for its Electronic Payment Services stock, and recognized a gain of $134 million ($85 million after tax), which is included in "gains from other divestitures" on the income statement. On June 17, 1999, Key sold the Concord EFS shares and recognized a gain of $15 million ($9 million after tax), which is included in "net securities gains" on the income statement.

KEY MERCHANT SERVICES, LLC
On January 21, 1998, Key sold a 51% interest in Key Merchant Services, LLC, a wholly owned subsidiary formed to provide merchant credit card processing services, to NOVA Information Systems, Inc. Key recognized a $23 million gain ($14 million after tax) at the time of closing.

Under the terms of the agreement with NOVA, Key was entitled to receive additional payments if Key Merchant Services achieved certain revenue-related performance targets. These additional payments created a gain of $27 million ($17 million after tax) in the fourth quarter of 1998 and a final gain of $14 million ($9 million after tax) during the first quarter of 1999. These gains are included in "gains from other divestitures" on the income statement. Due to a confidentiality clause in the agreement, the terms, which are not material, have not been disclosed.

BRANCH DIVESTITURES
On October 18, 1999, Key sold its Long Island franchise, which included 28 KeyCenters with $1.3 billion in deposits and $505 million in loans. This transaction resulted in a gain of $194 million ($122 million after tax). During 1998, Key sold 46 KeyCenters with deposits of $658 million, and recorded aggregate gains of $39 million ($22 million after tax). During 1997, Key sold 76 KeyCenters (not including those involved in the sale of KeyBank Wyoming) with deposits of $1.3 billion, and recorded aggregate gains of $98 million ($62 million after tax). All of the above gains are included in "gains from branch divestitures" on the income statement.

On July 14, 1997, Key sold KeyBank National Association (Wyoming), its Wyoming bank subsidiary, which had 28 branches (also known as KeyCenters). KeyBank Wyoming had assets of $1.1 billion and deposits of $931 million at the time of the transaction. Key recognized a gain of $53 million ($35 million after tax), which is included in "gains from branch divestitures" on the income statement.

TRANSACTION PENDING AT DECEMBER 31, 1999
(UNAUDITED)
On January 31, 2000, Key sold its credit card portfolio of $1.3 billion in receivables and nearly 600,000 active VISA and MasterCard accounts to Associates National Bank (Delaware). Key recognized a gain of $332 million ($209 million after tax).


                          4. LINE OF BUSINESS RESULTS

Key's four major lines of business are Key Retail Banking, Key Specialty Finance, Key Corporate Capital and Key Capital Partners.

KEY RETAIL BANKING
Key Retail Banking delivers a complete line of branch-based financial products and services to small businesses and consumers. These products and services are delivered through 936 KeyCenters, a 24-hour telephone banking call center services group, 2,516 ATMs that access 13 different networks (resulting in one of the largest ATM networks in the United States) and a core team of relationship management professionals.

KEY SPECIALTY FINANCE
Key Specialty Finance provides indirect, non-branch-based consumer loan products, including automobile loans and leases, home equity loans, education loans, and marine and recreational vehicle loans. As of December 31, 1999, based on the volume of loans generated, Key Specialty Finance was one of the nation's leading providers of financing for education loans, automobile loans and leases, and purchases of marine and recreational vehicles.

KEY CORPORATE CAPITAL
Key Corporate Capital offers a complete range of financing, transaction processing and financial advisory services to corporations nationwide, and operates one of the largest bank-affiliated equipment leasing companies in the world, with operations in the United States, Europe and Asia. Based on total transaction volume, Key Corporate Capital is also one of the leading cash management providers in the country.

Key Corporate Capital's business units are organized around six specialized industry client segments: commercial banking, commercial real estate, lease financing, structured finance, healthcare and media/telecommunications. These targeted client segments can receive a number of specialized services, including international banking, cash management and corporate finance advisory services. Key Corporate Capital also offers investment banking, capital markets, 401(k) and trust custody products in cooperation with Key Capital Partners.

KEY CAPITAL PARTNERS
Key Capital Partners provides asset management, wealth management, private banking, brokerage, investment banking, capital markets and insurance expertise. This line of business, which generates a substantial

[LOGO-KEYCORP]                                                            61

                 NOTES TO CONSOLIDATED FINAANCIAL STATEMENTS

YEAR ENDED DECEMBER 31,                    KEY RETAIL BANKING            KEY SPECIALTY FINANCE          KEY CORPORATE CAPITAL
                                        ------------------------     --------------------------      --------------------------
dollars in millions                     1999       1998      1997      1999       1998     1997      1999       1998      1997
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income
  (taxable equivalent)                 $ 1,227   $ 1,202   $ 1,373   $   662   $   601   $   557   $ 1,027   $   937   $   850
Noninterest income                         327       313       310       190       139        87       208       145       113
Revenue sharing(a)                          64        84        51         4         3         4       143       114        80
-------------------------------------------------------------------------------------------------------------------------------
Total revenue(b)                         1,618     1,599     1,734       856       743       648     1,378     1,196     1,043
Provision for loan losses                   61        60        61       182       183       207       112        75        67
Depreciation and amortization expense      140       131       164        62        53        40        64        53        25
Other noninterest expense                  825       848       847       338       295       271       426       399       402
Expense sharing(a)                          46        57        38        --        --        --        80        64        46
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
  (taxable equivalent)                     546       503       624       274       212       130       696       605       503
Allocated income taxes and taxable
  equivalent adjustments                   202       184       250       109        86        46       262       227       185
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                      $   344   $   319   $   374   $   165   $   126   $    84   $   434   $   378   $   318
                                       =======   =======   =======   =======   =======   =======   =======   =======   =======

Percent of consolidated
  net income (loss)                         31%       32%       41%       15%       13%        9%       39%       38%       35%
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                  $10,006   $ 9,771   $10,012   $15,688   $14,605   $13,170   $29,206   $25,224   $20,390
Total assets(b)                         11,310    11,094    11,146    16,774    15,623    13,925    30,576    26,225    21,462
Deposits                                32,046    33,357    35,283       130       123       124     2,866     2,765     2,832
-------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions
  to long-lived assets(b)              $    15   $    71   $   111   $    24   $    18   $   208   $    20   $    51   $   144
Efficiency ratio(f)                      62.48%    64.79%    60.50%    46.73%    46.84%    45.47%    41.76%    43.14%    45.35%
-------------------------------------------------------------------------------------------------------------------------------

(a) Represents the assignment of Key Capital Partners' revenue and expense to the lines of business principally responsible for maintaining the relationships with the clients that used Key Capital Partners' products and services.

(b) Substantially all revenue generated by Key's major lines of business is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill, held by Key's major lines of business are located in the United States.

(c) "Reconciling items" reflect certain nonrecurring items (which are included in noninterest income) and charges related to unallocated nonearning assets of corporate support functions (which are included in net interest income and allocated to the business segments through noninterest expense). Noninterest income includes gains of $357 million ($225 million after tax) in 1999, $89 million ($53 million after tax) in 1998, and $151 million ($97 million after tax) in 1997 from certain divestitures. Noninterest income in 1999 also includes a nonrecurring charge of $11 million ($7 million after tax).

amount of Key's fee income, comprises three major business groups. One group, operating under the name McDonald Investments Inc., includes retail and institutional brokerage, equity and fixed income trading and underwriting, investment banking, capital markets products, loan syndication and trading, public finance and clearing operations. The second group, referred to as Key Asset Management, includes asset management, mutual funds, institutional asset services, wealth management and insurance. The third group, known as Key Principal Partners, includes equity capital, mezzanine finance and alliance funds. The future growth and success of Key Capital Partners depend heavily on its ability to capitalize on the corporate and retail banking distribution channels and client relationships that other Key lines of business have already developed.

The table which spans pages 62 and 63 shows selected financial data for each major line of business for the years ended December 31, 1999, 1998 and 1997. The financial information was derived from the internal profitability reporting system that management uses to monitor and manage Key's financial performance. The selected financial data are based on internal accounting policies designed to ensure that results are compiled on a consistent basis and reflect the underlying economics of Key's four major businesses. In accordance with these policies:

- Funds transfer pricing was used in the determination of net interest income by assigning a standard cost for funds used (or a standard credit for funds provided) to assets and liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of funds transfer pricing is included in the "Treasury and Other" columns of the table.

- Indirect expenses, such as computer servicing costs and corporate overhead, were allocated based on the extent to which each line of business actually used the service.

- The provision for loan losses was allocated among the lines of business based primarily upon their actual net charge-offs, adjusted for loan growth and changes in risk profile. The level of the consolidated provision is based upon the methodology that Key uses to estimate its consolidated allowance for loan losses. This methodology is described in Note 1 ("Summary of significant accounting policies") under the heading "Allowance for loan losses" on page 58.

- Income taxes were allocated based on the statutory Federal income tax rate of 35% (adjusted for tax-exempt income from corporate owned life insurance, nondeductible goodwill amortization and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the Federal income tax benefit) of 2% for the periods presented.

- Capital was assigned to each line of business based on management's assessment of economic risk factors (primarily credit, operating and market risk).

Developing and applying the methodologies that management follows to allocate items among Key's lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular segment of Key's business or changes in Key's structure. In fact, the financial data for all three years presented in the above table reflects revisions in Key's organizational structure and funds transfer pricing methodology that occurred during 1999. Primary among the structural changes were the reclassification of five businesses (public sector, retail brokerage, wealth management, private banking and franchise trust) from Key Retail Banking to Key Capital Partners; the reclassification of commercial banking from Key Retail Banking to Key Corporate Capital; and the reclassification of institutional asset services from Key Corporate Capital to Key Capital Partners. Management also enhanced funds transfer


62                                                         [LOGO-KEYCORP]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                         KEY CAPITAL PARTNERS       TREASURY AND OTHER          TOTAL SEGMENTS
                                       ------------------------   ----------------------    ---------------------
                                          1999    1998    1997     1999    1998     1997     1999    1998    1997
                                      -----------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income
  (taxable equivalent)                  $  202  $  159  $  155    $(123)   $(23)    $ 26   $2,995  $2,876  $2,961
Noninterest income                       1,033     724     493      169     158      161    1,927   1,479   1,164
Revenue sharing(a)                        (211)   (201)   (135)      --      --       --       --      --      --
-------------------------------------------------------------------------------------------------------------------
Total revenue(b)                         1,024     682     513       46     135      187    4,922   4,355   4,125
Provision for loan losses                    4       3       2        5       3        8      364     324     345
Depreciation and amortization expense      100      65      32       24      13       10      390     315     271
Other noninterest expense                  863     561     477      127     121      132    2,579   2,224   2,129
Expense sharing(a)                        (126)   (121)    (84)      --      --       --       --      --      --
-------------------------------------------------------------------------------------------------------------------
Income before income taxes
  (taxable equivalent)                     183     174      86     (110)     (2)      37    1,589   1,492   1,380
Allocated income taxes and taxable
  equivalent adjustments                    76      72      31      (81)    (40)     (16)     568     529     496
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                       $  107  $  102   $  55    $ (29)   $ 38     $ 53   $1,021  $  963  $  884
                                        ======  ======   =====    =====    ====     ====   ======  ======  ======
Percent of consolidated
  net income (loss)                         10%     10%      6%      (3)%     4%       6%      92%     97%     97%
-------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                   $4,449  $3,557  $2,487  $ 2,839 $ 4,010  $ 5,168  $62,188 $57,167 $51,227
Total assets(b)                          8,443   6,376   4,277   11,618  13,520   15,595   78,721  72,838  66,405
Deposits                                 3,222   2,783   2,466    3,748   2,196    2,563   42,012  41,224  43,268
-------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions
  to long-lived assets(b)                  $72    $420      $1      $21      $2       --     $152    $562    $464
Efficiency ratio(f)                      81.74%  74.05%  82.46%     N/M     N/M      N/M    60.65%  58.42%  57.64%
-------------------------------------------------------------------------------------------------------------------


                                                RECONCILING ITEMS         KEYCORP CONSOLIDATED
                                      -------------------------------     --------------------
                                             1999    1998      1997       1999    1998    1997
                                      ---------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income
  (taxable equivalent)                      $(176)  $ (158)     $(172)   $2,819  $ 2,718  $2,789
Noninterest income                            367       96        142     2,294    1,575   1,306
Revenue sharing(a)                             --       --         --       --       --      --
-------------------------------------------------------------------------------------------------
Total revenue(b)                              191(c)    (62)(c)   (30)(c)  5,113   4,293   4,095
Provision for loan losses                     (16)      (27)      (25)       348     297     320
Depreciation and amortization expense           6        13        13        396     328     284
Other noninterest expense                      74(d)    (69)      (27)(d)  2,653   2,155   2,102
Expense sharing(a)                             --        --       --       --        --      --
------------------------------------------------------------------------------------------------
Income before income taxes
  (taxable equivalent)                        127        21         9      1,716   1,513   1,389
Allocated income taxes and taxable
  equivalent adjustments                       41       (12)      (26)       609     517     470
------------------------------------------------------------------------------------------------
Net income (loss)                            $ 86      $ 33     $  35     $1,107  $  996  $  919
                                             ====      ====     =====     ======  ======  ======
Percent of consolidated
  net income (loss)                             8%        3%       3%        100%    100%    100%
---------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                      $  213     $ 255    $  188    $62,401 $57,422 $51,415
Total assets(b)                             2,225(e)  2,443(e)  2,545(e)  80,946  75,281  68,950
Deposits                                      (32)       48       505     41,980  41,272  43,773
--------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions
  to long-lived assets(b)                     $87      $138      $171       $239  $  700    $635
Efficiency ratio(f)                           N/M       N/M       N/M      59.43%  58.49%  58.21%
-----------------------------------------------------------------------------------------------------------


(d) Noninterest expense in 1999 includes $152 million ($96 million after tax) of nonrecurring charges recorded in connection with strategic actions being taken to improve Key's operating efficiency and profitability, including restructuring charges of $98 million ($62 million after tax). Noninterest expense for 1999 also includes special contributions of $23 million ($15 million after tax) made to the charitable foundation that Key sponsors, and $42 million ($26 million after tax) of various other nonrecurring charges. Noninterest expense for 1997 includes a charge of $50 million ($33 million after tax) related to the disposal of excess real estate.

(e) Total assets represents primarily the unallocated portion of nonearning assets of corporate support functions.

(f) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding certain nonrecurring charges) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding net securities transactions, gains from certain divestitures and certain nonrecurring charges).

TE  = Taxable Equivalent
N/M = Not Meaningful




pricing by refining the methodology applied to residential mortgage loans, certain fixed rate commercial loans, leases, certain deposit products with indeterminate maturities and medium-term notes. In addition, charges related to unallocated nonearning assets of corporate support functions are now allocated to the business segments through noninterest expense. Also, the financial impact of the Treasury function is now included under the column entitled, "Treasury and Other," as opposed to being allocated to the major business lines.

There is no authoritative guidance for "management accounting" -- the way that management uses its judgment and experience to guide reporting decisions -- similar to generally accepted accounting principles for financial accounting. Consequently, the results that Key reports cannot necessarily be compared with those presented by other companies.

                                 5. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key's securities were as follows:

DECEMBER 31,                                                       1999
                                              ---------------------------------------------
                                                              Gross        Gross
                                              Amortized  Unrealized   Unrealized        Fair
in millions                                        Cost       Gains       Losses       Value
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury, agencies and corporations      $  128          --       $    1      $  127
   States and political subdivisions                 53          --           --          53
   Collateralized mortgage obligations            4,426          --          189       4,237
   Other mortgage-backed securities               1,705      $    6           33       1,678
   Retained interests in securitizations            340           3           --         343
   Other securities                                 223           4           --         227
--------------------------------------------------------------------------------------------
      Total securities available for sale        $6,875      $   13       $  223      $6,665
                                                 ======      ======       ======      ======

INVESTMENT SECURITIES
   States and political subdivisions             $  447      $   12           --      $  459
   Other securities                                 539          --           --         539
--------------------------------------------------------------------------------------------
      Total investment securities                $  986      $   12           --      $  998
                                                 ======      ======       ======      ======
--------------------------------------------------------------------------------------------


DECEMBER 31,                                                       1998
                                               ---------------------------------------------
                                                              GROSS        GROSS
                                              AMORTIZED  UNREALIZED   UNREALIZED        FAIR
IN MILLIONS                                        COST       GAINS       LOSSES       VALUE
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury, agencies and corporations      $  420      $    2           --      $  422
   States and political subdivisions                 65           2           --          67
   Collateralized mortgage obligations            2,191          21       $    1       2,211
   Other mortgage-backed securities               2,123          34            6       2,151
   Retained interests in securitizations            345          --           17         328
   Other securities                                  84          16            1          99
--------------------------------------------------------------------------------------------
      Total securities available for sale        $5,228      $   75       $   25      $5,278
                                                 ======      ======       ======      ======

INVESTMENT SECURITIES
   States and political subdivisions             $  631      $   28           --      $  659
   Other securities                                 345          --           --         345
--------------------------------------------------------------------------------------------
      Total investment securities                $  976      $   28           --      $1,004
                                                 ======      ======       ======      ======
--------------------------------------------------------------------------------------------





[LOGO-KEYCORP]                                                             63

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

When Key retains an interest in securitized loans, Key bears the risk that the loans will be prepaid (which results in less interest income) or not paid at all. Key's retained interests (which include both certificated and uncertificated interests) are accounted for like debt securities that are classified as available for sale or as trading account assets.

Realized gains and losses related to securities available for sale were as follows:

YEAR ENDED DECEMBER 31,
in millions                                        1999     1998     1997
--------------------------------------------------------------------------
Realized gains                                      $42      $18      $20
Realized losses                                      13        9       19
--------------------------------------------------------------------------
    Net securities gains                            $29      $ 9      $ 1
                                                    ===      ===      ===
--------------------------------------------------------------------------

At December 31, 1999, securities available for sale and investment securities with an aggregate amortized cost of approximately $6 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities available for sale and investment secu-rities by remaining contractual maturity. Collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations are presented based on their expected average lives.


                                             SECURITIES          INVESTMENT
                                         AVAILABLE FOR SALE      SECURITIES
                                         ------------------   ------------------
DECEMBER 31,1999                        AMORTIZED      FAIR   AMORTIZED     FAIR
in millions                                  COST     VALUE        COST    VALUE
--------------------------------------------------------------------------------

Due in one year or less                     $  777    $  769    $  127    $  126
Due after one through five years             4,522     4,416       213       220
Due after five through ten years             1,096     1,045        93        98
Due after ten years                            480       435       553       554
--------------------------------------------------------------------------------
    Total                                   $6,875    $6,665    $  986    $  998
                                            ======    ======    ======    ======
--------------------------------------------------------------------------------

                                    6. LOANS

Key's loans by category are summarized as follows:

DECEMBER 31,
in millions                                                  1999          1998
--------------------------------------------------------------------------------
Commercial, financial and agricultural                     $18,497       $17,038
Real estate - commercial mortgage                            6,836         7,309
Real estate - construction                                   4,528         3,450
Commercial lease financing                                   6,665         5,613
--------------------------------------------------------------------------------
    Total commercial loans                                  36,526        33,410
Real estate - residential mortgage                           4,333         5,083
Home equity                                                  7,602         7,301
Credit card                                                   --           1,425
Consumer - direct                                            2,565         2,342
Consumer - indirect lease financing                          3,195         2,580
Consumer - indirect other                                    6,398         7,009
--------------------------------------------------------------------------------
    Total consumer loans                                    24,093        25,740
Real estate - commercial mortgage                              146            87
Real estate - residential mortgage                              48           110
Home equity                                                    371          --
Credit card                                                  1,362          --
Education                                                    1,676         2,665
--------------------------------------------------------------------------------
    Total loans held for sale                                3,603         2,862
--------------------------------------------------------------------------------
    Total loans                                            $64,222       $62,012
                                                           =======       =======
--------------------------------------------------------------------------------

Key uses portfolio interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about the notional amount, fair value, and weighted average rate of such swaps at December 31, 1999, see Note 18 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 72.

Commercial and consumer lease financing in the preceding table include contracts that represent more than one type of leasing arrangement. The predominant form is direct financing leases. The composition of the net investment in direct financing leases included in loans is as follows:

DECEMBER 31,
in millions                                                   1999         1998
--------------------------------------------------------------------------------
Direct financing lease receivable                          $ 8,025      $ 5,293
Unearned income                                             (1,130)      (1,020)
Unguaranteed residual value                                    776        2,085
Deferred fees and costs                                         83           76
--------------------------------------------------------------------------------
    Net investment in direct financing leases              $ 7,754      $ 6,434
                                                           =======      =======
--------------------------------------------------------------------------------

Minimum future lease payments to be received are as follows: 2000 - $1,718 million; 2001 - $1,833 million; 2002 - $1,741 million; 2003 - $910 million; 2004
- $596 million; and all subsequent years - $1,227 million.

Changes in the allowance for loan losses are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                     1999          1998          1997
--------------------------------------------------------------------------------
Balance at beginning of year                    $ 900        $ 900        $ 870
Charge-offs                                      (420)        (384)        (378)
Recoveries                                        102           87           85
--------------------------------------------------------------------------------
    Net charge-offs                              (318)        (297)        (293)
Provision for loan losses                         348          297          320
Allowance acquired,net                           --           --              3
--------------------------------------------------------------------------------
    Balance at end of year                      $ 930        $ 900        $ 900
                                                =====        =====        =====
--------------------------------------------------------------------------------


64                                                     KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                7. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS


Key's nonperforming assets were as follows:

DECEMBER 31,
in millions                                                1999           1998
-------------------------------------------------------------------------------
Impaired loans                                             $ 246          $ 193
Other nonaccrual loans                                       161            172
-------------------------------------------------------------------------------
    Total nonperforming loans                                407            365
OREO                                                          27             56
Allowance for OREO losses                                     (3)           (18)
-------------------------------------------------------------------------------
    OREO,net of allowance                                     24             38
Other nonperforming assets                                     2              1
-------------------------------------------------------------------------------
    Total nonperforming assets                             $ 433          $ 404
                                                           =====          =====
-------------------------------------------------------------------------------

At December 31, 1999, impaired loans totaled $246 million. This amount includes $153 million of impaired loans with a specifically allocated allowance for loan losses of $63 million and $93 million of impaired loans that are carried at their estimated fair value without a specifically allocated allowance. At the end of 1998, impaired loans totaled $193 million; $95 million of those loans had a specifically allocated allowance of $42 million and $98 million were carried at their estimated fair value. The average investment in impaired loans for 1999 was $216 million, and for 1998 was $194 million.

At December 31, 1999, Key did not have any significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Key evaluates most impaired loans individually using the process described under the heading "Allowance for Loan Losses," on page 58. However, Key does not perform a specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as "Other nonaccrual loans"). Generally, this portfolio includes loans to finance residential mortgages, automobiles, recreational vehicles, boats and mobile homes. Management applies historical loss experience rates to these loans, adjusted based on assessments of emerging credit trends and other factors, and then allocates a portion of the allowance for loan losses to each loan type.

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key's expected interest income.

YEAR ENDED DECEMBER 31,
in millions                                          1999        1998       1997
--------------------------------------------------------------------------------
Interest income receivable under
      original terms                                 $ 38       $ 32       $ 36
Less: Interest income recorded during
      the year                                        (15)       (12)       (13)
--------------------------------------------------------------------------------
Net reduction to interest income                     $ 23       $ 20       $ 23
                                                     ====       ====       ====
--------------------------------------------------------------------------------



                            8. SHORT-TERM BORROWINGS





dollars in millions                                                                   1999                1998                1997
------------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
    Balance at year end                                                              $1,883              $1,910              $4,058
    Average during the year                                                           2,254               4,022               4,036
    Maximum month-end balance                                                         3,712               5,678               5,079
    Weighted average rate during the year                                              5.01%               5.52%               5.57%
    Weighted average rate at December 31                                               5.54                4.99                5.65
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
    Balance at year end                                                              $2,294              $2,558              $2,921
    Average during the year                                                           2,602               2,613               2,906
    Maximum month-end balance                                                         2,969               2,813               3,191
    Weighted average rate during the year                                              4.11%               4.59%               4.61%
    Weighted average rate at December 31                                               4.45                3.76                4.48
------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BANK NOTES
    Balance at year end                                                              $6,379              $7,290              $4,730
    Average during the year                                                           5,633               6,705               4,090
    Maximum month-end balance                                                         7,174               7,790               4,730
    Weighted average rate during the year                                              5.54%               5.41%               5.50%
    Weighted average rate at December 31                                               6.46                5.17                5.85
------------------------------------------------------------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
    Balance at year end                                                              $2,060              $2,438              $1,237
    Average during the year                                                           2,279               1,269                 651
    Maximum month-end balance                                                         3,452               3,105               1,517
    Weighted average rate during the year                                              4.04%               5.99%               6.30%
    Weighted average rate at December 31                                               3.43                5.54                5.40
------------------------------------------------------------------------------------------------------------------------------------

Key uses portfolio interest rate swaps and caps to manage interest rate risk; these instruments modify the repricing and maturity characteristics of certain short-term borrowings. For more information, see Note 18 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 72.

KEYCORP AND SUBSIDIARIES                                                     65

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Key has several programs that support short-term financing needs.

BANK NOTE PROGRAM. This program provides for the issuance of up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association) of bank notes with original maturities of 30 days to 30 years. At December 31, 1999, the amount of bank notes available for issuance under the program was $8.4 billion.

EURONOTE PROGRAM. KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $7.0 billion to non-U.S. investors. This facility had $2.4 billion of long-term borrowings outstanding as of December 31, 1999.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp's commercial paper program and three-year revolving credit agreement each provide funding availability of up to $500 million. Borrowings outstanding under the commercial paper program totaled $215 million at December 31, 1999, and $92 million at December 31, 1998.

LINES OF CREDIT. Key Bank USA, National Association has a line of credit with the Federal Reserve Bank that provides for overnight borrowings of up to $928 million. This line is secured by $1.3 billion of Key Bank USA, National Association's credit card receivables at December 31, 1999. KeyBank National Association has overnight borrowing capacity at the Federal Reserve Bank of approximately $17.2 billion, which is secured by approximately $23.3 billion of primarily commercial loans at December 31, 1999. Neither bank had borrowings outstanding under these facilities at December 31, 1999 and 1998.

                              9. LONG-TERM DEBT

The components of Key's long-term debt, presented net of unamortized discount where applicable, were as follows:

DECEMBER 31,
dollars in millions                                                             1999                1998
--------------------------------------------------------------------------------------------------------
Senior medium-term notes due through 2005(a)                                    $ 396              $ 419
Subordinated medium-term notes due through 2005(a)                                133                133
7.50%     Subordinated notes due 2006(b)                                          250                250
6.75%     Subordinated notes due 2006(b)                                          200                200
8.125%    Subordinated notes due 2002(b)                                          199                199
8.00%     Subordinated notes due 2004(b)                                          125                125
8.404%    Notes due through 2001                                                   24                 34
8.40%     Subordinated capital notes due 1999                                     --                  75
All other long-term debt(h)                                                         4                  5
--------------------------------------------------------------------------------------------------------
          Total parent company(i)                                               1,331              1,440

Senior medium-term bank notes due through 2039(c)                               9,396              7,426
Senior euro medium-term bank notes due through 2007(d)                          2,413              1,441
6.50%     Subordinated remarketable securities due 2027(e)                        312                313
6.95%     Subordinated notes due 2028(e)                                          300                300
7.125%    Subordinated notes due 2006(e)                                          250                250
7.25%     Subordinated notes due 2005(e)                                          200                200
6.75%     Subordinated notes due 2003(e)                                          200                200
7.50%     Subordinated notes due 2008(e)                                          165                165
7.30%     Subordinated notes due 2011(e)                                          107               --
7.85%     Subordinated notes due 2002(e)                                           93                200
7.55%     Subordinated notes due 2006(e)                                           75                 75
7.375%    Subordinated notes due 2008(e)                                           70                 70
Lease financing debt due through 2006(f)                                          613                574
Federal Home Loan Bank advances due through 2029(g)                               242                289
All other long-term debt(h)                                                       114                 24
--------------------------------------------------------------------------------------------------------
          Total subsidiaries                                                   14,550             11,527
--------------------------------------------------------------------------------------------------------
          Total long-term debt                                                $15,881            $12,967
                                                                              =======            =======
--------------------------------------------------------------------------------------------------------

Key uses portfolio interest rate swaps and caps to manage interest rate risk; these instruments modify the repricing and maturity characteristics of certain long-term debt. For more information about the notional amount, fair value and weighted average rate of such financial instruments at December 31, 1999, see
Note 18 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 72.

(a) At December 31, 1999, the senior medium-term notes had a weighted average interest rate of 6.83%, and the subordinated medium-term notes had a weighted average interest rate of 7.09%. At December 31, 1998, the senior medium-term notes had a weighted average interest rate of 6.55%, and the subordinated medium-term notes had a weighted average interest rate of 7.09%. These notes had a combination of fixed and floating interest rates.

(b) The 7.50%, 6.75%, 8.125%, and 8.00% subordinated notes may not be redeemed or prepaid prior to maturity.

(c) Subsidiaries' senior medium-term bank notes had weighted average interest rates of 5.98% at December 31, 1999, and 5.30% at December 31, 1998. These notes had a combination of fixed and floating interest rates.

(d) The senior euro medium-term notes had weighted average interest rates of 6.26% at December 31, 1999, and 5.52% at December 31, 1998. These notes, which are obligations of KeyBank National Association, had fixed and floating interest rates based on the three-month London Interbank Offered Rate (known as "LIBOR").

(e) The subordinated notes and securities are all obligations of KeyBank National Association, with the exception of the 7.55% notes, which are obligations of Key Bank USA, National Association. These notes may not be redeemed prior to their maturity dates. The 7.30% notes were issued in exchange for a portion of the 7.85% notes during the first quarter of 1999.

(f) Lease financing debt had weighted average interest rates of 7.64% at December 31, 1999, and 6.56% at December 31, 1998. This category of debt primarily comprises nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

(g) Long-term advances from the Federal Home Loan Bank had weighted average interest rates of 6.27% at December 31, 1999, and 5.39% at December 31, 1998. These advances, which had a combination of fixed and floating interest rates, were secured by $363 million of real estate loans and securities at December 31, 1999, and $409 million of such loans and securities at December 31, 1998.

(h) Other long-term debt, comprising industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted average interest rates of 6.76% at December 31, 1999, and 7.17% at December 31, 1998.

(i) At December 31, 1999, unused capacity under KeyCorp's shelf registration totaled $1.0 billion, including $450 million reserved for future issuance as medium-term notes.

Scheduled principal payments on long-term debt are as follows:

in millions                        PARENT      SUBSIDIARIES             TOTAL
-------------------------------------------------------------------------------
2000                                $287             $5,842             $6,129
2001                                 113              2,755              2,868
2002                                 240              1,546              1,786
2003                                  45              1,196              1,241
2004                                 125              1,600              1,725
--------------------------------------------------------------------------------



66                                                     KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          10. CAPITAL SECURITIES

KeyCorp guarantees the corporation-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely subordinated debentures of the Corporation ("capital securities"). These securities were issued by five business trusts: KeyCorp Institutional Capital A, KeyCorp Institutional Capital B, KeyCorp Capital I, KeyCorp Capital II and KeyCorp Capital III. As guarantor, KeyCorp unconditionally guarantees payment of:

- accrued and unpaid distributions required to be paid on the capital securities;

- the redemption price when a capital security is called for redemption; and

- amounts due if a trust is liquidated or terminated.

KeyCorp owns all of the outstanding common stock of each of the five trusts. The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts' only assets and the interest payments from the debentures finance the distributions paid on the capital securities. Key's financial statements do not reflect the debentures or the related income statement effects because they are eliminated in consolidation.

The capital securities, common securities and related debentures are summarized as follows:

                                                                               PRINCIPAL
                                                                               AMOUNT OF       INTEREST RATE          MATURITY
                                                 CAPITAL                      DEBENTURES,         OF CAPITAL        OF CAPITAL
                                              SECURITIES,         COMMON          NET OF      SECURITIES AND    SECURITIES AND
dollars in millions                    NET OF DISCOUNT(a)     SECURITIES       DISCOUNT(b)      DEBENTURES(c)       DEBENTURES
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,1999
    KeyCorp Institutional Capital A              $  350          $   11          $  361              7.826%           2026
    KeyCorp Institutional Capital B                 150               4             154              8.250            2026
    KeyCorp Capital I                               247               8             255              6.819            2028
    KeyCorp Capital II                              247               8             255              6.875            2029
    KeyCorp Capital III                             249               8             257              7.750            2029
------------------------------------------------------------------------------------------------------------------------------
        Total                                    $1,243          $   39          $1,282              7.473%           --
                                                 ======          ======          ======              =====
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,1998                                 $  997          $   31          $1,028              7.149%           --
                                                 ======          ======          ======              =====
------------------------------------------------------------------------------------------------------------------------------

(a)  The capital securities are mandatorily redeemable when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. The capital securities constitute minority interests in the equity accounts of KeyCorp's consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board guidelines.

(b)  KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), and July 16, 1999 (for debentures owned by Capital III); and (ii) in whole at any time within 90 days after and during the continuation of a "tax event" or a "capital treatment event" (as defined in the applicable offering circular). If the debentures purchased by
     Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will the greater of:
     (i) the principal amount, plus any accrued but unpaid interest or (ii) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable offering circular), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price is generally slightly more favorable to Key.

(c)  The interest rates for Capital A, Capital B, Capital II, and Capital III are fixed. Capital I has a floating interest rate (which reprices quarterly) equal to three-month LIBOR plus 74 basis points. The rates shown as the total at December 31, 1999 and 1998, are weighted average rates.

                            11. SHAREHOLDERS' EQUITY
SHAREHOLDER RIGHTS PLAN

KeyCorp has a shareholder rights plan which was first adopted in 1989 and has since been amended. Under the plan, each shareholder received one Right - representing the right to purchase a common share for $82.50 - for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 per Right, subject to certain limitations.

Rights will become exercisable if a person or group acquires 15% or more of KeyCorp's outstanding shares. Until that time, the Rights will trade with the common shares; any transfer of a common share will also constitute a transfer of the associated Right. If the Rights become exercisable, they will begin to trade apart from the common shares. If one of a number of "flip-in events" occurs, each Right will entitle the holder to purchase a KeyCorp common share for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void.

CAPITAL ADEQUACY

KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by banking industry regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require increased capital, terminate Federal Deposit Insurance Corporation ("FDIC") deposit insurance, and mandate the appointment of a conservator or receiver, in severe cases. Management believes that as of December 31, 1999, KeyCorp and its banking subsidiaries met all necessary capital requirements.

Federal bank regulators apply certain capital ratios to group FDIC-insured depository institutions into five categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "crit-ically undercapitalized." At December 31, 1999 and 1998, the most recent regulatory notification categorized each of KeyCorp's subsidiary banks as "well capitalized." Management believes there have not been any changes in condition or events since those notifications which would cause the banks' categorizations to change.

Bank holding companies are not categorized by capital adequacy as are their bank subsidiaries. However, Key satisfied the criteria for a "well capitalized" institution at December 31, 1999 and 1998. The FDIC-defined capital categories may not accurately represent the overall financial condition or prospects of Key or its affiliates.







KEYCORP AND SUBSIDIARIES                                                    67

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents Key and KeyBank National Association's actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as "well capitalized" under the Federal Deposit Insurance Act.

                                                                                                                 TO QUALIFY AS
                                                                                   TO MEET MINIMUM              WELL CAPITALIZED
                                                                                  CAPITAL ADEQUACY         UNDER PROMPT CORRECTIVE
                                                                ACTUAL               REQUIREMENTS              ACTION PROVISIONS
                                                       ----------------------    --------------------      -----------------------
dollars in millions                                    AMOUNT          RATIO     AMOUNT         RATIO      AMOUNT          RATIO
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
    Key                                                $9,569          11.66%       $6,567       8.00%          N/A            N/A
    KeyBank National Association                        7,907          10.72         5,902       8.00        $7,377          10.00%
TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
    Key                                                $6,306           7.68%       $3,283       4.00%          N/A            N/A
    KeyBank National Association                        5,458           7.40         2,951       4.00        $4,426           6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS
    Key                                                $6,306           7.77%       $2,434       3.00%          N/A            N/A
    KeyBank National Association                        5,458           7.39         2,954       4.00        $3,692           5.00%
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
    Key                                                $8,731          11.69%       $5,973       8.00%          N/A            N/A
    KeyBank National Association                        7,746          11.39         5,439       8.00        $6,799          10.00%
TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
    Key                                                $5,383           7.21%       $2,987       4.00%          N/A            N/A
    KeyBank National Association                        5,291           7.78         2,720       4.00        $4,079           6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS
    Key                                                $5,383           6.95%       $3,099       4.00%          N/A            N/A
    KeyBank National Association                        5,291           7.22         2,932       4.00        $3,665           5.00%
-----------------------------------------------------------------------------------------------------------------------------------
N/A = Not Applicable

                               12. STOCK OPTIONS

Key's compensation plans allow for the granting of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to eligible employees and directors. Under all of the option plans, exercise prices cannot be less than the fair value of Key's common stock on the grant date. Generally, options expire no later than 10 years from their grant date.

At December 31, 1999, KeyCorp had 8,868,531 common shares available for future grant, compared with 9,049,032 at December 31, 1998. Of the options outstanding at December 31, 1999, 3,211,200 are "performance shares," which will only vest if certain performance targets are met. Key did not grant performance shares in 1999 and granted 363,200 performance shares in 1998.

The following table summarizes activity, pricing and other information about Key's stock options.

                                                               1999                                      1998
                                                  ------------------------------        --------------------------------------
                                                                WEIGHTED AVERAGE                            WEIGHTED AVERAGE
                                                  OPTIONS       PRICE PER OPTION          OPTIONS           PRICE PER OPTION
------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                  27,068,012           $   22.84        22,296,568           $   18.33
Granted                                            6,151,189               30.68         8,512,716               32.31
Assumed in acquisition                                  --               --                416,652               16.61
Exercised                                          2,160,786               15.20         3,049,295               14.53
Lapsed or canceled                                 1,577,118               28.74         1,108,629               25.12
------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                        29,481,297           $   24.72        27,068,012           $   22.84
------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                        13,885,015           $   19.19        11,993,163           $   15.89
------------------------------------------------------------------------------------------------------------------------------

The following table summarizes the range of exercise prices for Key's stock options at December 31, 1999.

                                                    WEIGHTED    WEIGHTED AVERAGE                                 WEIGHTED
      RANGE OF                 OPTIONS          VERAGE PRICE           REMAINING           OPTIONS          AVERAGE PRICE
EXERCISE PRICES            OUTSTANDING            PER OPTION        LIFE (YEARS)       EXERCISABLE             PER OPTION
------------------------------------------------------------------------------------------------------------------------------
$4.13-$14.99                 6,494,147            $   13.63                 3.8           6,199,792            $   13.64
  15.00-19.99                3,834,304                17.15                 5.2           3,834,304                17.15
  20.00-24.99                  286,495                22.31                 7.7             234,095                22.52
  25.00-29.99                6,017,561                26.16                 7.4           1,671,275                26.12
  30.00-34.99               12,047,256                31.43                 8.6           1,603,437                32.66
  35.00-50.00                  801,534                39.90                 8.4             342,112                43.43
------------------------------------------------------------------------------------------------------------------------------
     Total                  29,481,297            $   24.72                 6.9          13,885,015            $   19.19
------------------------------------------------------------------------------------------------------------------------------

68                                                      KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires companies such as Key which use the "intrinsic value method" to account for employee stock options, to provide pro forma disclosures of the net income and earnings per share effect of stock options using the "fair value method." Under the intrinsic value method, the excess of the fair value of the stock over the exercise price is recorded as expense on the date at which both the number of shares the recipient is entitled to receive and the exercise price are known. Management estimated the fair value of options granted using the Black-Scholes option pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. As a result, the Black Scholes model is not a perfect indicator of the value of an option.

The Black-Scholes model requires several assumptions, which management developed based on historical trends and current market observations. These assumptions include:

- an average option life of 4.3 years in 1999, 4.3 years in 1998 and 5.5 years in 1997;

- a future dividend yield of 3.4% in 1999, 2.9% in 1998 and 3.2% in 1997;

- share price volatility of .256 in 1999, .240 in 1998 and .240 in 1997; and

- a weighted average risk-free interest rate of 4.9% in 1999, 5.1% in 1998 and 6.4% in 1997.

If these assumptions are not accurate, the estimated fair values used to derive the information shown in the following table also will be incorrect. Moreover, the model assumes that the estimated fair value of an option is amortized over the option's vesting period and would be included in personnel expense on the income statement. The pro forma impact of applying the fair value method of accounting for the years shown below may not be indicative of the pro forma impact in future years.

YEAR ENDED DECEMBER 31,
in millions,except per share amounts                  1999      1998      1997
-------------------------------------------------------------------------------
Net income                                           $1,107     $996     $919
Net income - pro forma                                1,085      981      913
Per common share:
    Net income                                        $2.47    $2.25    $2.09
    Net income - pro forma                             2.42     2.22     2.08
    Net income assuming dilution                       2.45     2.23     2.07
    Net income assuming dilution - pro forma           2.39     2.19     2.05
-------------------------------------------------------------------------------

                           13. RESTRUCTURING CHARGES

During 1999, KeyCorp recorded restructuring charges of $98 million ($62 million after tax) in connection with strategic actions being taken to improve operating efficiency and profitability. The largest portion of these charges ($91 million pre-tax) was recorded in the fourth quarter.

The primary strategic actions being taken include the outsourcing of certain technology and other corporate support functions, the consolidation of sites in a number of Key's businesses and a reduction in the number of management layers. These actions are expected to reduce Key's workforce by approximately 3,000 positions, or 11%, by the end of 2000. Approximately 25% of the reduction, which will take place throughout the organization, will occur at the management level. As of December 31, 1999, approximately 438 positions had been eliminated.

The components of the restructuring charge include accruals for severance payments ($67 million), costs related to site consolidations ($24 million) and costs related to the acceleration of depreciation/amortization or write-off of equipment and certain other assets ($7 million). During 1999, cash payments of $5 million and a non-cash charge of $2 million were taken against the severance accrual. The liability for restructuring charges remaining at December 31, 1999, was $91 million. Key expects to record additional restructuring charges (primarily for severance) during 2000 in connection with this productivity initiative.

                             14. EMPLOYEE BENEFITS


PENSION PLANS

Net pension cost (income) for all funded and unfunded plans includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                        1999       1998        1997
-------------------------------------------------------------------------------
Service cost of benefits earned                    $ 28       $ 29       $ 29
Interest cost on projected
    benefit obligation                               47         51         53
Expected return on plan assets                      (82)       (80)       (69)
Amortization of unrecognized
    net transition assets                            (5)        (5)        (5)
Amortization of prior service cost                    2          2          3
Amortization of losses                                3          2          5
-------------------------------------------------------------------------------
    Net pension cost (income)                      $ (7)      $ (1)      $ 16
                                                   ====       ====       ====
-------------------------------------------------------------------------------

Changes in the projected benefit obligation ("PBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                              1999             1998
-------------------------------------------------------------------------------

PBO at beginning of year                                 $ 751            $ 733
Service cost                                                28               29
Interest cost                                               47               51
Actuarial (gains) losses                                   (28)              25
Benefit payments                                           (73)             (87)
-------------------------------------------------------------------------------
    PBO at end of year                                   $ 725            $ 751
                                                         =====            =====
-------------------------------------------------------------------------------

Changes in the fair value of plan assets ("FVA") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                              1999             1998
-------------------------------------------------------------------------------

FVA at beginning of year(a)                            $   933          $   931
Actual return on plan assets                               140               33
Employer contributions                                       7               56
Benefit payments                                           (73)             (87)
-------------------------------------------------------------------------------
    FVA at end of year(a)                              $ 1,007          $   933
                                                       =======          =======
-------------------------------------------------------------------------------

(a)  Consists primarily of listed stocks and fixed income securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The funded status of the plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1999 and 1998, is as follows:

DECEMBER 31,
in millions                                                 1999         1998
--------------------------------------------------------------------------------
Funded status(a)                                            $282          $182
Unrecognized net (gain) loss                                 (58)           32
Unrecognized prior service benefit                            (2)           (1)
Unrecognized net transition asset                             (7)          (12)
Benefits paid subsequent to measurement date                   2             2
--------------------------------------------------------------------------------
    Prepaid pension cost                                    $217          $203
                                                            ====          ====
--------------------------------------------------------------------------------

(a) The excess of the fair value of plan assets over the pension benefit obligation.

Key provides certain non-qualified supplemental executive retirement programs that are unfunded. At December 31, 1999, the projected benefit obligation for these unfunded plans was $107 million (compared with $116 million at the end of 1998), and the accumulated benefit obligation was $100 million (compared with $103 million at the end of 1998).

In order to determine the actuarial present value of benefit obligations and net pension cost (income), management assumed the following weighted average rates.


YEAR ENDED DECEMBER 31,                   1999           1998              1997
--------------------------------------------------------------------------------

Discount rate                             7.50%          6.50%             7.25%
Compensation increase rate                4.00            4.22             4.20
Expected return on plan assets            9.75            9.75             9.50
--------------------------------------------------------------------------------

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a postretirement healthcare plan, which is contributory. Retirees' contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory.

Net postretirement benefits cost includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                1999          1998       1997
--------------------------------------------------------------------------

Service cost of benefits earned             $  3        $  3        $  3
Interest cost on accumulated
   postretirement benefit obligation           7           7           8
Expected return on plan assets                (1)         (1)          -
Amortization of transition obligation          5           5           5
--------------------------------------------------------------------------
    Net postretirement benefits cost        $ 14        $ 14        $ 16
                                            ====        ====        ====
--------------------------------------------------------------------------

Changes in the accumulated postretirement benefit obligation ("APBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                        1999          1998
-----------------------------------------------------------------------

APBO at beginning of year                          $114          $108
Service cost                                          3             3
Interest cost                                         7             7
Plan participants' contributions                      3             2
Actuarial (gains) losses                             (8)            6
Benefit payments                                    (13)          (12)
-----------------------------------------------------------------------
    APBO at end of year                            $106          $114
                                                   ====          ====
-----------------------------------------------------------------------


Changes in the fair value of plan assets are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                        1999         1998
-----------------------------------------------------------------------
FVA at beginning of year                            $20           $10
Employer contributions                               14             9
Plan participants' contributions                      3             -
Benefit payments                                     (7)            -
Actual return on plan assets                          1             1
-----------------------------------------------------------------------
    FVA at end of year                              $31           $20
                                                    ===           ===
-----------------------------------------------------------------------

The funded status of the plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 1999 and 1998, is as follows:

YEAR ENDED DECEMBER 31,
in millions                                                1999         1998
--------------------------------------------------------------------------------

Funded status(a)                                           $(75)        $(94)
Unrecognized net (gain) loss                                 (7)           1
Unrecognized prior service cost                               1            1
Unrecognized transition obligation                           61           65
Contributions/benefits paid subsequent
    to measurement date                                      10           13
Impact of curtailment subsequent
    to measurement date                                      (2)           -
--------------------------------------------------------------------------------
    Net amount recognized                                  $(12)        $(14)
                                                           ====         ====
--------------------------------------------------------------------------------

(a) The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

The assumed weighted average healthcare cost trend rate for 2000 is 6.4% for both Medicare-eligible retirees and non-Medicare eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefits cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

To determine the accumulated postretirement benefit obligation and the net postretirement benefits cost, management assumed the following weighted average rates:

YEAR ENDED DECEMBER 31,                   1999            1998            1997
--------------------------------------------------------------------------------

Discount rate                             7.50%           6.50%           7.25%
Expected return on plan assets            5.73            9.50            9.50
--------------------------------------------------------------------------------

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key's plan permits employees to contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit sharing component. Total expense associated with the plan was $46 million in 1999, $39 million in 1998 and $41 million in 1997.


70                                                      KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            15. INCOME TAXES

Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated Federal income tax return.

YEAR ENDED DECEMBER 31,
in millions                                     1999        1998         1997
--------------------------------------------------------------------------------
Currently payable:
    Federal                                     $104        $147        $265
    State                                          7          11          22
--------------------------------------------------------------------------------
                                                 111         158         287
Deferred:
    Federal                                      421         296         122
    State                                         45          29          17
--------------------------------------------------------------------------------
                                                 466         325         139
--------------------------------------------------------------------------------
    Total income tax expense(a)                 $577        $483        $426
                                                ====        ====        ====
--------------------------------------------------------------------------------

(a) Income tax expense on securities transactions totaled $10 million in 1999, $3 million in 1998, and $.4 million in 1997. Income tax expense excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are included in noninterest expense and totaled $35 million in 1999, $39 million in 1998, and $36 million in 1997.

Significant components of Key's deferred tax assets and liabilities are as follows:

DECEMBER 31,
in millions                                                    1999        1998
--------------------------------------------------------------------------------
Provision for loan losses                                    $  352       $  332
Net unrealized securities losses                                 79         --
Restructuring charges                                            37            5
Write-down of OREO                                               11           20
Other                                                           194           88
--------------------------------------------------------------------------------
    Total deferred tax assets                                   673          445

Leasing income reported using the operating
    method for tax purposes                                   1,874        1,375
Net unrealized securities gains                                --             19
Depreciation                                                     44           14
Other                                                            84           27
--------------------------------------------------------------------------------
    Total deferred tax liabilities                            2,002        1,435
--------------------------------------------------------------------------------
    Net deferred tax liabilities                             $1,329       $  990
                                                             ======       ======
--------------------------------------------------------------------------------

The following table shows how Key arrives at total income tax expense.

YEAR ENDED DECEMBER 31,
in millions                                                                      1999             1998          1997
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes times 35% statutory Federal tax rate                  $ 589           $ 518           $ 471
State income tax,net of Federal tax benefit                                         34              26              25
Amortization of non-deductible intangibles                                          27              24              19
Tax-exempt interest income                                                         (20)            (23)            (27)
Corporate owned life insurance income                                              (38)            (38)            (30)
Tax credits                                                                        (28)            (22)            (26)
Other                                                                               13              (2)             (6)
-----------------------------------------------------------------------------------------------------------------------
    Total income tax expense                                                     $ 577           $ 483           $ 426
                                                                                 =====           =====           =====
-----------------------------------------------------------------------------------------------------------------------

                  16. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

LEGAL PROCEEDINGS

In the ordinary course of business, Key is subject to legal actions involving claims for substantial monetary relief. Based on information presently known to management and Key's counsel, management does not believe that there are any legal actions that, individually or in the aggregate, will have a material adverse effect on Key's financial condition.

RESTRICTIONS ON CASH, DUE FROM BANKS,
SUBSIDIARY DIVIDENDS AND LENDING ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyCorp's banking subsidiaries maintained average reserve balances aggregating $449 million in 1999 to fulfill these requirements.

KeyCorp's principal source of cash flow, including the cash needed to pay dividends on its common shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutes and regulations limit the amount of dividends KeyCorp's banking subsidiaries can pay without prior regulatory approval. At December 31, 1999, KeyCorp's banking subsidiaries could have declared dividends of approximately $697 million in the aggregate without obtaining such approval.

Federal law also restricts loans and advances from banking subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $162 million in 1999, $132 million in 1998, and $118 million in 1997. Minimum future rental payments under noncancelable leases at December 31, 1999, are as follows: 2000 - $134 million; 2001 - $118 million; 2002 - $102 million; 2003 - $94 million; 2004 - $81 million; and all subsequent years - $464 million.


KEYCORP AND SUBSIDIARIES                                                     71

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               17. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key's financial instruments are as follows:

December 31,                                       1999                       1998
                                          --------------------       ---------------------
                                          CARRYING       FAIR        CARRYING        FAIR
in millions                                AMOUNT        VALUE        AMOUNT         VALUE
-------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(a)        $ 4,676       $ 4,676       $ 5,270       $ 5,270
Securities available for sale(b)            6,665         6,665         5,278         5,278
Investment securities(b)                      986           998           976         1,004
Loans,net of allowance(c)                  63,292        63,559        61,112        62,427

LIABILITIES
Deposits with no stated maturity(a)       $24,641       $24,641       $26,363       $26,363
Time deposits(d)                           18,592        18,593        16,220        16,312
Short-term borrowings(a)                   12,616        12,616        14,196        14,196
Long-term debt(d)                          15,881        15,533        12,967        13,447

CAPITAL SECURITIES(d)                       1,243         1,139           997         1,034
-------------------------------------------------------------------------------------------

Valuation Methods and Assumptions
---------------------------------

(a)  Fair value equals or approximates carrying amount.

(b) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

(c) Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables and loans held for sale were included in the estimated fair value of loans at their carrying amounts, although lease financing receivables are excluded from the scope of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The fair value of the credit card portfolio is equal to the contracted price at which the portfolio was sold in January 2000.

(d) Fair values of time deposits, long-term debt, and capital securities were estimated based on discounted cash flows.

The estimated fair values of residential real estate mortgage loans (included in the amount shown for "Loans, net of allowance") and deposits do not take into account the fair values of long-term client relationships, which are integral parts of the related financial instruments. The estimated fair values of these instruments would be significantly higher if they included the fair values of these relationships. Such is the case with Key's credit card receivables which were valued at an amount equal to the contracted price at which the portfolio was sold in January 2000.

For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.

If management used different assumptions (on matters such as discount rates and cash flow) and estimation methods, the estimated fair values shown in the table could change significantly. Accordingly, these estimates do not necessarily reflect the amounts Key's financial instruments would command in a current market exchange. Similarly, because Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent Key's underlying value.

Interest rate swaps, caps and floors (which are not included in the preceding table) were valued based on discounted cash flow models and had an aggregate fair value of $50 million at December 31, 1999, and $245 million at December 31, 1998. Foreign exchange forward contracts (also excluded from the table) were valued based on quoted market prices and had a fair value that approximated their carrying amount at December 31, 1999 and 1998. Off-balance sheet financial instruments are discussed in greater detail in Note 18 ("Financial Instruments with Off-Balance Sheet Risk").


             18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Key, mainly through its lead bank (KeyBank National Association), is party to various financial instruments with off-balance sheet risk. These financial instruments may be used for lending-related purposes, asset and liability management or trading purposes. Generally, these instruments help Key meet clients' financing needs and manage its exposure to "market risk" - the possibility that net interest income will be adversely affected due to changes in interest rates or other economic factors. However, like other financial instruments, these contain an element of "credit risk" - the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

The primary financial instruments that Key uses are commitments to extend credit; standby and commercial letters of credit; interest rate swaps, caps and futures; and foreign exchange forward contracts. All of the foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR LENDING-RELATED PURPOSES

These instruments - primarily loan commitments and standby letters of credit - involve credit risk not reflected on Key's balance sheet. Key mitigates its exposure to credit risk with internal controls that guide the way staff reviews and approves applications for credit, establishes credit limits and, when necessary, demands collateral. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis. Key does not have any significant concentrations of credit risk.


72                                                     KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


COMMITMENTS TO EXTEND CREDIT are agreements to provide financing at predetermined terms, as long as the client continues to meet specified criteria. Loan commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to induce Key to issue a loan commitment. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments does not necessarily represent the future cash outlay that Key will make.

STANDBY LETTERS OF CREDIT enhance the credit-worthiness of Key's clients by assuring their financial performance to third parties in connection with particular transactions. Amounts drawn under standby letters of credit are essentially loans: they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan would.

The following table shows the contractual amount of each class of lending-related, off-balance sheet financial instrument outstanding. The table discloses Key's maximum possible accounting loss, which is equal to the contractual amount of the various instruments. The estimated fair values of these commitments and standby letters of credit are not material.

DECEMBER 31,
in millions                                          1999          1998
-------------------------------------------------------------------------
Loan commitments:
    Credit card lines                             $ 7,108       $ 6,320
    Home equity                                     4,560         4,347
    Commercial real estate and construction         1,842         2,046
    Commercial and other                           22,023        20,995
-------------------------------------------------------------------------
        Total loan commitments                     35,533        33,708
Other commitments:
    Standby letters of credit                       1,987         1,834
    Commercial letters of credit                      120           138
    Loans sold with recourse                           16            21
        Total loan and other commitments          $37,656       $35,701
                                                  =======       =======
-------------------------------------------------------------------------


FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key manages exposure to interest rate risk, in part, by using off-balance sheet financial instruments, commonly referred to as derivatives. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The principal financial instruments that Key uses to manage exposure to interest rate risk are interest rate swaps and caps, also referred to as "portfolio" swaps and caps. In addition, Key uses treasury-based interest rate locks to manage the risk associated with anticipated loan securitizations.

To qualify for hedge accounting treatment, a derivative must be effective at reducing the risk associated with the exposure being managed and must be designated as a risk management transaction at the inception of the derivative contract. To be considered effective, there must be a high degree of interest rate correlation between the derivative and the asset or liability being managed, both at inception and over the life of the derivative contract.

Portfolio swaps and caps increased net interest income by $16 million in 1999, $23 million in 1998 and $64 million in 1997 (including the impact of both the spread on the swap portfolio and the amortization of deferred gains and losses resulting from terminated swaps). The weighted average rate received on portfolio swaps as of the end of 1999 exceeded the weighted average rate paid by 32 basis points.

The following table summarizes the features of the various types of portfolio swaps and caps that Key held at the end of 1999.

                                                                           DECEMBER 31, 1999                       DECEMBER 31, 1998

                                                      --------------------------------------------------------    ------------------
                                                                                      WEIGHTED AVERAGE RATE
                                                      NOTIONAL    FAIR   MATURITY  ---------------------------     NOTIONAL    FAIR
dollars in millions                                    AMOUNT     VALUE  (YEARS)   RECEIVE   PAY        STRIKE      AMOUNT     VALUE
------------------------------------------------------------------------------------------------------------------------------------

Interest rate swaps:
    Receive fixed/pay variable-indexed amortizing(a)  $   104     $   1      1.0    7.20%    6.18%        N/A       $   311   $   4
    Receive fixed/pay variable - conventional           5,962      (135)     5.4    6.15     5.83         N/A         4,325     223
    Pay fixed/receive variable - conventional           5,545       105      3.8    6.20     6.12         N/A         4,872     (68)
    Pay fixed/receive variable - forward starting         278         -      3.1    5.90     6.73         N/A            10       -
    Basis swaps                                         6,783       (20)     1.7    6.15     5.59         N/A         2,872      19
------------------------------------------------------------------------------------------------------------------------------------
        Total                                          18,672       (49)       -    6.17%    5.85%         -         12,390     178
Interest rate caps,collars and corridors:
    Caps purchased - one- to three-month
      LIBOR-based(b)                                    2,000         7       .5     N/A      N/A         5.87%       3,175       3
    Collar - one- to three-month LIBOR-based              250         -      1.1     N/A      N/A    4.75 and 6.50      250      (1)
    Collar - thirty-year U.S. Treasury-based                -         -        -     N/A      N/A          -            250     (24)
    1% payout corridor(c)                                   -         -        -     N/A      N/A          -            200       -
------------------------------------------------------------------------------------------------------------------------------------
        Total                                           2,250         7        -       -       -           -          3,875     (22)
------------------------------------------------------------------------------------------------------------------------------------
        Total                                         $20,922     $ (42)       -       -       -           -        $16,265   $ 156
                                                      =======     ======                                            =======   =====
------------------------------------------------------------------------------------------------------------------------------------

(a) Maturity is based upon expected average lives rather than contractual terms.
(b) Includes no forward-starting caps at December 31, 1999, and $200 million at December 31, 1998.
(c)  Payout is indexed to three-month LIBOR.
N/A = Not Applicable




KEYCORP AND SUBSIDIARIES                                                     73

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INTEREST RATE SWAP CONTRACTS involve the exchange of interest payments calculated on an agreed-upon amount (known as the "notional amount"). Swaps are generally used to mitigate Key's exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt. Key generally uses three types of interest rate swap contracts.

CONVENTIONAL INTEREST RATE SWAP CONTRACTS involve the receipt of interest payments based on a fixed or variable rate in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount.

INDEXED AMORTIZING SWAP CONTRACTS differ from conventional swaps because the notional amount of an indexed amortizing swap contract remains constant for a specified period of time. Then, based upon the level of an index at agreed-upon dates, one of three events will occur: the swap contract will mature, the notional amount will begin to amortize or the swap will continue in effect until it matures. At December 31, 1999, Key was party to $66 million of indexed amortizing swaps that used a LIBOR index and $38 million of indexed amortizing swaps that used a Constant Maturity Treasuries index.

BASIS SWAP CONTRACTS involve the exchange of interest payments based on different floating indices.

INTEREST RATE CAPS require the buyer to pay a premium to the seller for the right to receive an amount equal to the difference between the cur- rent interest rate and an agreed-upon interest rate (known as the "strike rate") applied to a notional amount. Key generally purchases caps, enters into collars (which involves simultaneously purchasing a cap and selling a floor) and enters into corridors (which involves simultaneously purchasing a cap at a specified strike rate and selling a cap at a higher strike rate) to manage the risk of adverse movements in interest rates on specified long-term debt and short-term borrowings.

The notional amount of swaps and caps is significantly greater than the amount at risk.

CREDIT RISK. Swaps and caps present credit risk because the counter-party may not meet the terms of the contract. This risk is measured as the cost of replacing contracts - at current market rates - that have generated unrealized gains. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.

Key uses two additional precautions to manage exposure to credit risk on swap contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements include legal rights of setoff that provide for the net settlement of the subject contracts with the same counterparty in the event of default. Second, a credit committee monitors credit risk exposure to the counterparty on each interest rate swap to determine appropriate limits on Key's total credit exposure and the amount of collateral required, if any.

At December 31, 1999, Key had 38 different counterparties to portfolio swaps and swaps entered into to offset the risk of client swaps. Key had aggregate credit exposure of $237 million to 26 of these counterparties, with the largest credit exposure to an individual counterparty amounting to $37 million. As of the same date, Key's aggregate credit exposure on its interest rate caps totaled $76 million. Based on management's assessment as of December 31, 1999, all counterparties were expected to meet their obligations.

ACCOUNTING TREATMENT AND VALUATION. Management estimated the aggregate fair value of interest rate swaps at a negative $49 million at December 31, 1999. Fair value in this case represents an estimate of the unrealized loss that would be recognized if the portfolio were liquidated at that date. Management arrived at this estimate by using discounted cash flow models, which predict interest rates using the applicable forward yield curve.

Interest from a portfolio swap is recognized on an accrual basis over the life of the contract as an adjustment of the interest income or expense of the asset or liability whose risk is being managed. Gains and losses realized upon the termination of interest rate swaps prior to maturity are deferred as an adjustment to the carrying amount of the related asset or liability. The deferred gain or loss is amortized using the straight-line method over the projected remaining life of the swap at its termination or the projected remaining life of the underlying asset or liability, whichever is shorter.

During 1999, swaps with a notional amount of $4.5 billion were terminated, resulting in a net deferred gain of $18 million. During 1998, swaps with a notional amount of $642 million were terminated, resulting in a net deferred loss of $1 million. At December 31, 1999, Key had a net deferred swap gain of $21 million with a weighted average life of 4.8 years related to the management of debt, and a net deferred gain of $3 million with a weighted average life of
8.5 years related to the management of loans.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

FUTURES CONTRACTS AND INTEREST RATE SWAPS, CAPS AND FLOORS. Key uses these instruments for dealer activities (which are generally limited to the banks' commercial loan clients), and enters into other positions with third parties to mitigate the interest rate risk of the client positions. The swaps entered into with clients are generally limited to conventional swaps. All of the above instruments are recorded at their estimated fair values. Adjustments to fair value are included in "investment banking and capital markets income" on the income statement.

FOREIGN EXCHANGE FORWARD CONTRACTS. Key uses these instruments to accommodate the business needs of clients and for proprietary trading purposes. Foreign exchange forward contracts provide for the delayed delivery or purchase of foreign currency. Key mitigates the associated foreign exchange risk by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all foreign exchange forward contracts are included in "investment banking and capital markets income" on the income statement.

TREASURY OPTIONS AND FUTURES. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of all such options are included in "investment banking and capital markets income" on the income statement.

CREDIT RISK. At December 31, 1999, credit exposure from financial instruments held or issued for trading purposes was limited to the aggregate fair value of each contract with a positive fair value, or $525 million. Key manages credit risk by contracting only with counterparties with high credit ratings, continuously monitoring counterparties' performance, and entering into master netting agreements when possible.

The following table shows trading income recognized on interest rate, foreign exchange forward, and treasury-based option contracts.

DECEMBER 31,
in millions                                       1999         1998         1997
--------------------------------------------------------------------------------
Interest rate contracts                          $40          $65           $32
Foreign exchange forward contracts                30           22            16
Treasury-based option contracts                    4            6            -
--------------------------------------------------------------------------------

74                                                      KEYCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the notional amount and fair value of derivative financial instruments held or issued for trading purposes at December 31, 1999, and on average for 1999. The interest rate swaps and caps related to securitization positions were executed in connection with the residual interests retained when Key securitized certain home equity and education loans. The positive fair values represent assets and the negative fair values represent liabilities.

The $24.6 billion notional amount of interest rate swaps presented in the table includes $11.6 billion of client swaps that receive a fixed rate and pay a variable rate, $9.1 billion of client swaps that pay a fixed rate and receive a variable rate, and $3.9 billion of basis swaps. As of December 31, 1999, the client swaps had an average expected life of 5.4 years, carried a weighted average rate received of 6.23%, and had a weighted average rate paid of 6.34%.

                                                             DECEMBER 31, 1999       YEAR ENDED DECEMBER 31, 1999
                                                           ---------------------    ----------------------------
                                                           NOTIONAL        FAIR             AVERAGE      AVERAGE
in millions                                                  AMOUNT       VALUE     NOTIONAL AMOUNT   FAIR VALUE
----------------------------------------------------------------------------------------------------------------
Interest rate contracts -- client positions:
    Swap assets                                            $10,948       $   360        $13,130       $   296
    Swap liabilities                                        13,624          (289)        10,351          (221)
    Caps and floors purchased                                  502             5            426             2
    Caps and floors sold                                       605            (5)           540            (2)
    Futures purchased                                          455            (1)           593            (1)
    Futures sold                                             7,392            15         11,373            16
Interest rate contracts -- securitization positions:
    Swap assets                                            $ 1,193       $    21        $   884       $     7
    Caps purchased                                           1,225            62            890            32
    Caps sold                                                2,225           (62)         1,290           (32)
Foreign exchange forward contracts:
    Assets                                                 $ 1,786       $    54        $ 1,531       $    50
    Liabilities                                              1,613           (49)         1,341           (45)
Treasury-based option contracts:
    Options purchased                                      $   740       $     8        $ 3,086       $    51
    Options sold                                             1,582           (12)         3,884           (38)
----------------------------------------------------------------------------------------------------------------


            19. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                                        1999         1998
----------------------------------------------------------------------------------------

ASSETS
Interest-bearing deposits with KeyBank National Association       $  683       $  314
Loans and advances to subsidiaries:
    Banks                                                             99           99
    Nonbank subsidiaries                                             439          324
----------------------------------------------------------------------------------------
                                                                     538          423
Investment in subsidiaries:
    Banks                                                          7,024        6,982
    Nonbank subsidiaries                                           1,035          889
----------------------------------------------------------------------------------------
                                                                   8,059        7,871
Other assets                                                         676          437
----------------------------------------------------------------------------------------
    Total assets                                                  $9,956       $9,045
                                                                  ======       ======

LIABILITIES
Accrued interest and other liabilities                            $  439       $  318
Short-term borrowings                                                515           92
Long-term debt:
    Subsidiary trusts                                              1,282        1,028
    Unaffiliated companies                                         1,331        1,440
----------------------------------------------------------------------------------------
                                                                   2,613        2,468
----------------------------------------------------------------------------------------
    Total liabilities                                              3,567        2,878

SHAREHOLDERS' EQUITY(a)                                            6,389        6,167
----------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                    $9,956       $9,045
                                                                  ======       ======
----------------------------------------------------------------------------------------

(a) See page 55 for the parent company's Statements of Changes in Shareholders' Equity.


KEYCORP AND SUBSIDIARIES                                                      75

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CONDENSED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31,
in millions                                                                               1999          1998            1997
-------------------------------------------------------------------------------------------------------------------------------

INCOME
Dividends from subsidiaries:
    Banks                                                                               $   900        $   600        $   180
    Nonbank subsidiaries                                                                     46             11             28
Interest income from subsidiaries                                                            47             40             51
Gain from sale of Electronic Payment Services,Inc                                           134             --             --
Other income                                                                                 17             20             62
-------------------------------------------------------------------------------------------------------------------------------
                                                                                          1,144            671            321
EXPENSES
Interest on long-term debt with subsidiary trusts                                            87             67             50
Interest on other borrowed funds                                                             96             94            100
Restructuring charges                                                                        98             --             --
Personnel and other expenses                                                                123             87             68
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            404            248            218
Income before income tax benefit and equity in
    net income less dividends from subsidiaries                                             740            423            103
Income tax benefit                                                                           74             83             43
-------------------------------------------------------------------------------------------------------------------------------
                                                                                            814            506            146
Equity in net income less dividends from subsidiaries                                       293            490            773
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                              $ 1,107        $   996        $   919
                                                                                        =======        =======        =======
-------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31,
in millions                                                                                1999           1998           1997
-------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                                              $ 1,107        $   996        $   919
Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of intangibles                                                              18              3              6
    Net gains from divestitures                                                            (134)            --            (53)
    Net securities gains                                                                    (15)            --             --
    Deferred income taxes                                                                   (27)           (13)            (2)
    Equity in net income less dividends from subsidiaries                                  (293)          (490)          (773)
    Net increase in other assets                                                            (69)            (2)           (19)
    Net increase in other liabilities                                                         4             79             25
    Net increase (decrease) in accrued restructuring charges                                 88            (22)           (75)
    Other operating activities,net                                                          (75)            17             14
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   604            568             42
INVESTING ACTIVITIES
Proceeds from prepayments and maturities of investment securities                            --             --             18
Purchases of securities available for sale                                                  (30)           (13)            (2)
Proceeds from prepayments and maturities of securities available for sale                   154              5              2
Net (increase) decrease in interest-bearing deposits                                       (370)           (35)           479
Net increase in loans and advances to subsidiaries                                         (123)          (128)           (98)
Proceeds from sale of subsidiary                                                             --             --            135
(Increase) decrease in investments in subsidiaries                                          (23)            14            125
-------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                        (392)          (157)           659
FINANCING ACTIVITIES
Net increase in short-term borrowings                                                       411             92             --
Net proceeds from issuance of long-term debt                                                510            255            258
Payments on long-term debt                                                                 (365)          (138)           (99)
Loan payment received from ESOP trustee                                                      10              8              7
Purchases of treasury shares                                                               (344)          (256)          (563)
Proceeds from issuance of common stock pursuant to employee
    benefit and dividend reinvestment plans                                                  33             44             65
Cash dividends                                                                             (467)          (416)          (369)
-------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                      (212)          (411)          (701)
-------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                           --             --             --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                 --             --             --
-------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                       --             --             --
                                                                                        =======        =======        =======
-------------------------------------------------------------------------------------------------------------------------------

KeyCorp paid interest on borrowed funds amounting to $183 million in 1999, $161 million in 1998 and $147 million in 1997.

76                                                      KEYCORP AND SUBSIDIARIES