Form 10-K, Exhibit 13
period 2000-12-31
KEYCORP /NEW/
filed 2001-03-22
CIK 91576

                        [OCEAN WAVES BACKGROUND GRAPHIC]

                                                                      Exhibit 13


Key

2000 KEYCORP ANNUAL REPORT

Key.com(R)

                                                Fulfilling
                                                Our Promise

                                                    The Power of "PEG"

[KEY LOGO]

FINANCIAL HIGHLIGHTS

                          [PHOTO OF BUILDING AND FLAG]

For the second consecutive year, Key, an integrated multiline financial services company, produced more than $1 billion in net income. Equally important, the company launched a comprehensive, corporate-wide competitiveness initiative that is positioning it well for future growth and profitability. In 2000, shareholders pushed up Key's stock price 27 percent.


dollars in millions, except per share amounts     2000        1999        1998
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,

Total revenue                                  $  4,924    $  5,102    $  4,284

Net income                                        1,002       1,107         996
--------------------------------------------------------------------------------
PER COMMON SHARE

Net income                                     $   2.32    $   2.47    $   2.25

Net income - assuming dilution                     2.30        2.45        2.23

Cash dividends                                     1.12        1.04         .94

Book value at year end                            15.65       14.41       13.63

Weighted average common shares (000)            432,617     448,168     441,895

Weighted average common shares
  and potential common shares (000)             435,573     452,363     447,437
--------------------------------------------------------------------------------
AT DECEMBER 31,

Loans                                          $ 66,905    $ 64,222    $ 62,012

Earning assets                                   77,316      73,733      70,240

Total assets                                     87,270      83,395      80,020

Deposits                                         48,649      43,233      42,583

Total shareholders' equity                        6,623       6,389       6,167

Common shares outstanding (000)                 423,254     443,427     452,452
--------------------------------------------------------------------------------
PERFORMANCE RATIOS

Return on average total assets                     1.19%       1.37%       1.32%

Return on average total equity                    15.39       17.68       17.97

Efficiency                                        59.75       59.61       58.74
--------------------------------------------------------------------------------

                           TRACKING KEY'S STOCK PRICE

                                    [CHART]

12/31/99   1/31/00   2/29/00  3/31/00  4/28/00   5/31/00   6/30/00
  22.13     22.00     16.94    19.00    18.50     21.00     17.63


7/31/00   8/31/00   9/29/00   10/31/00  11/30/00  12/29/00
 17.56    20.20      25.31      24.68     24.94     28.00


[KEY LOGO] ACHIEVE ANYTHING

COMMENTS FROM THE CHAIRMAN                        [PHOTO OF ROBERT W. GILLESPIE]



/s/ Bob
BY ROBERT W. GILLESPIE, Chairman of the Board


On February 1, I retired as chief executive officer of KeyCorp as part of a planned transition of responsibilities from me to Henry Meyer. I plan to remain as Board chairman until our Annual Shareholders Meeting on May 17. At that time, the Board will name Henry as chairman, in addition to his current responsibilities.

   I have spent 33 years with Key. I have enjoyed working with the Board to build our company from a regional, bricks-and-mortar bank, with assets of less than $9 billion in 1987, when I first became CEO, into an international, technologically driven, multiline financial services company with assets of $87 billion. Further, during my tenure as CEO, Key produced an annualized total return to shareholders of 13.59 percent, a better return than the S&P's Regional Bank Index for the same period. I feel privileged to have played a part in this significant growth.

   With Key's strategy clearly defined, a simplified organization structure in place and the potential for improved financial performance strengthened as a result of our comprehensive, corporate-wide competitiveness initiative, this was an opportune time to complete the management transition.

   Our 2000 results, capped by a record earnings per share performance in the fourth quarter, bode well for Key's ability to achieve our longer-term financial goals. Investors have begun to recognize the significance of these results as Key's share price rose 27 percent in 2000, surpassing the results of the S&P's Regional Bank Index by 13 percent.

BRIGHT FUTURE

   Looking ahead, I am excited about the future, knowing that we have an outstanding leader in Henry, who, at 51, is clearly capable of driving the company toward our goals of superior financial results and creating value for our shareholders for many years to come.

   I have worked with Henry for nearly 30 years. He has been an important member of the management team that built Key and set its future direction. As chief operating officer for the past five years, he has demonstrated both a keen understanding of the industry and our company and has exercised astute business judgment. Most recently, he led the competitiveness initiative I noted earlier, which we believe will have a dramatic impact on the company's performance. All of this makes him the ideal choice to lead us into the next decade.

   While my decision to retire was made much easier by having such a capable successor available, it was difficult, nevertheless. It means leaving my day-to-day involvement in an organization with which I have been associated for my entire business career. Through it, I have worked with the finest group of professionals imaginable. In good times and bad, I have marveled at the extraordinary dedication of my fellow employees, and I will miss them very much.

   I retire knowing that Key is a strong competitor, dedicated to service and the delivery of high-quality products that are tailored to our clients' increasingly sophisticated needs. Our people are bright, hard-working, ethical and extraordinarily committed to what they do. Key's success is built on their efforts, which leverage our technological and marketing capabilities and sound financial resources.

   I am extremely proud of what we have accomplished to date, and look forward with great enthusiasm to the continued progress Henry, our new vice chairman, Tom Stevens, and their team will make to build on that record of achievement.

   I also would like to acknowledge and personally thank one of our long-term directors, Thomas A. Commes, The Sherwin-Williams Company's retired president and chief operating officer. Tom will retire from the Board after this year's shareholders meeting. Since 1987, he has provided us with valuable counsel, given freely of his time and contributed significantly to Key's development through his thoughtful insight. His involvement in Key will be missed.

   Finally, I would like to take this opportunity to thank our shareholders and a very dedicated and talented Board of Directors for their support over the years. They have stood courageously by the company during its strategic transformation. I know they share my great optimism about Key's future under Henry's guidance and leadership.

                                  [Key Logo]

                                                                   Key 2000 [] 1

                                      KEY

                           2000 KEYCORP ANNUAL REPORT

                                  [Key Logo]

                           KEYCORP BOARD OF DIRECTORS

                     ROBERT W. GILLESPIE: Chairman, KeyCorp

       HENRY L. MEYER III: President and Chief Executive Officer, KeyCorp

           CECIL D. ANDRUS: Chairman, Andrus Center for Public Policy

       WILLIAM G. BARES: Chairman, President and Chief Executive Officer,
                            The Lubrizol Corporation

            ALBERT C. BERSTICKER: Retired Chairman, Ferro Corporation

 EDWARD P. CAMPBELL: President and Chief Executive Officer, Nordson Corporation

            DR. CAROL A. CARTWRIGHT: President, Kent State University

        THOMAS A. COMMES: Retired President and Chief Operating Officer,
                          The Sherwin-Williams Company

  KENNETH M. CURTIS: Principal; Curtis, Thaxter, Stevens, Broder & Micoleau LLC

  ALEXANDER M. CUTLER: Chairman and Chief Executive Officer, Eaton Corporation

           HENRY S. HEMINGWAY: President, Hemingway Enterprises, Inc.

          CHARLES R. HOGAN: President, Citation Management Group, Inc.

           DOUGLAS J. MCGREGOR: President and Chief Operating Officer,
                              Burlington Industries

  STEVEN A. MINTER: President and Executive Director, The Cleveland Foundation

                      BILL R. SANFORD: Chairman, SYMARK LLC

  RONALD B. STAFFORD: Senior Partner; Stafford, Trombley, Owens & Curtin, P.C.;
                          Member New York State Senate

    DENNIS W. SULLIVAN: Executive Vice President, Parker Hannifin Corporation

              PETER G. TEN EYCK, II: President, Indian Ladder Farms



                          KEYCORP MANAGEMENT COMMITTEE

                          ROBERT W. GILLESPIE: Chairman

            HENRY L. MEYER III: President and Chief Executive Officer

  THOMAS C. STEVENS: Vice Chairman, Chief Administrative Officer and Secretary

        PATRICK V. AULETTA: Executive Vice President, Commercial Banking

     JAMES S. BINGAY: Senior Executive Vice President, Key Corporate Finance

        KEVIN M. BLAKELY: Executive Vice President and Chief Risk Officer

              ROBERT T. CLUTTERBUCK: Chairman, Key Capital Partners

     GEORGE E. EMMONS, JR.: Executive Vice President, Commercial Real Estate

  LINDA A. GRANDSTAFF: Executive Vice President, Corporate Electronic Services

     KAREN R. HAEFLING: Executive Vice President and Chief Marketing Officer

             ROBERT B. HEISLER, JR.: Executive Vice President, 1Key

 THOMAS E. HELFRICH: Executive Vice President and Chief Human Resources Officer

                ROBERT G. JONES: President, Key Capital Partners

     JACK L. KOPNISKY: Senior Executive Vice President, Key Consumer Banking

    ROBERT G. RICKERT: Executive Vice President and Chief Technology Officer

  K. BRENT SOMERS: Senior Executive Vice President and Chief Financial Officer


--------------------------------------------------------------------------------
CORPORATE HEADQUARTERS: 127 Public Square, Cleveland, OH 44114-1306; (216) 689-6300. KEYCORP INVESTOR RELATIONS: 127 Public Square, Cleveland, OH 44114-1306; (216) 689-4221. ONLINE: www.key.com for product, corporate and financial information and news releases. TRANSFER AGENT/REGISTRAR AND SHAREHOLDER SERVICES: Computershare Investor Services, Attn: Shareholder Communications, P.O. Box A3504, Chicago, IL 60690-3504; (800) 539-7216.



                                    CONTENTS




[PHOTO OF ROBERT W. GILLESPIE]                             1  COMMENTS FROM
                                                              THE CHAIRMAN

Retiring Key Chairman Robert W. Gillespie reflects on the company's evolution and strategic direction.

4  PERSPECTIVE                                     [PHOTO OF HENRY L. MEYER III]
   FROM THE CEO

Henry L. Meyer III, Gillespie's successor, looks ahead, describing why Key is poised for success in the twenty-first century.

[REMODELING GRAPHIC]                                       6  REMODELED TO
                                                              SERVE YOU BETTER

Ever walk into a store that keeps its doors open while "remodeling to serve you better"? Seems confusing, a bit unsettling. Inevitably, construction work temporarily obscures the substantial benefits of the end result. Key, now completing construction work undertaken during the mid-1990s, is no different. It's taken time, but that's because Key isn't simply changing its facade, it's altering the very way it does its business.

ROCKY MOUNTAIN HIGH  8
GETTING TO WOW!  10

Key's expansion is fueled in part by its emphasis on attractive, high-growth businesses such as equipment leasing and asset management.

IT'S NOT JUST ADVERTISING!  9      [COMPUTER WITH DOLLAR SIGN ON SCREEN GRAPHIC]
HAVE YOU HUGGED YOUR
COMPUTER TODAY?  13

Excellence in branding and information technology is essential to success in today's financial services industry. Key is putting these disciplines to work for its shareholders.


2 [] Key 2000

14  MAKING SIMPLICITY                              [SIMPLICITY GRAPHIC]
    PAY OFF

Through thoughtful adaptation, Key's leaders believe they have created the right operating structure. Their primary goal? To devise an organization that makes it easy for clients to receive integrated financial services. An organization that produces sound financial results for shareholders. An organization that's simple and manageable. Their primary tool? Common sense.

WONDERFULLY SIMPLE  17
PLEASED TO MEET YOU  19

Each of Key's 12 lines of business is a strong competitor in its own right. Collectively, though, they represent the "key" to the company's success.

KEY IN PERSPECTIVE:
OUR LINES OF BUSINESS  20

A quick, easy-to-read guide that describes Key's streamlined organization.

[OCEAN WAVE GRAPHIC]
                                       22
                                   FULFILLING
                                  OUR PROMISE

As its construction dust settles, Key's true colors emerge. Here's how thousands of Key employees enthusiastically took up management's challenge: "Come up with ideas to grow revenues and reduce expenses. Refine them. Value them. Implement them."

"PEGGED" FOR IMPROVEMENT  25

Key describes a few of the many ideas that will not only save its shareholders millions of dollars, but also evidence its ability to take action.

NOW THAT'S CLIENT-FOCUSED!  26

Key focused firmly on clients during 2000, even as employees worked hard to generate thousands of ideas for improving the company's competitiveness.

WAIT A MINUTE                                            [MANUFACTURING GRAPHIC]
MR. POSTMAN  27

Ever wonder how cost-effectively companies produce statements? Key shareholders can rest assured that, for Key at least, the answer is: Very cost-effectively.



                              [YARDSTICK GRAPHIC]

28 TRANSFORMATION YARDSTICK

But is it all working? The strategy. The structure. The focus on taking action. Gauging financial success during a multi-year transformation can be tricky. Investors want managers to squeeze maximum performance out of the old business model, while ushering in the new. Key is measuring up.


FINANCIAL REVIEW


MANAGEMENT'S DISCUSSION &
ANALYSIS OF FINANCIAL CONDITION
& RESULTS OF OPERATIONS

Introduction                                                              32

Highlights of Key's 2000 Performance                                      32

Cash Basis Financial Data                                                 35

Line of Business Results                                                  36

Results of Operations

   Net Interest Income                                                    38

   Market Risk Management                                                 39

   Noninterest Income                                                     44

   Noninterest Expense                                                    46

   Income Taxes                                                           48

Financial Condition

   Loans                                                                  48

   Securities                                                             51

   Asset Quality                                                          52

   Deposits and Other Sources of Funds                                    55

   Liquidity                                                              56

   Capital and Dividends                                                  57

Fourth Quarter Results                                                    58

REPORT OF MANAGEMENT                                                      60

REPORT OF ERNST & YOUNG, LLP,
   INDEPENDENT AUDITORS                                                   60

CONSOLIDATED FINANCIAL STATEMENTS                                         61


Throughout this report, Key discusses its future performance. While management strives to be as accurate as possible, its projections are not foolproof. Please refer to Key's forward-looking statement disclosure on page 32. It identifies factors that could cause actual results to differ materially from those discussed.


                                                                   Key 2000 [] 3

PERSPECTIVE FROM THE CEO                         [PICTURE OF HENRY L. MEYER III]

/s/ Henry
BY HENRY L. MEYER III, President and Chief Executive Officer



The first year of the new millennium was pivotal for Key. We made considerable progress in achieving our longer-term strategic objectives, while continuing to produce solid earnings. These results, along with a shift in investor attitudes towards value stocks such as Key, contributed significantly to improved shareholder returns, our highest and most immediate priority during 2000.

   Key earned $2.32 per diluted common share on core net income of $1.01 billion, compared with $2.33 per share on earnings of $1.05 billion in 1999. If you were to exclude the financial effects of divested businesses and Champion Mortgage loan securitization gains, which would better reflect the underlying strength of our core operations, earnings per diluted common share grew nearly 10 percent, from $2.10 in 1999 to $2.30 in 2000. Key's core return on average equity was 15.49 percent and core return on average total assets was 1.20 percent.

   Key Retail Banking, including our business banking unit, generated 2000 net income of $387 million, nearly 16 percent above its prior-year results. This group provides branch-based deposit, investment and credit services to individuals and small businesses. The group enjoyed double-digit loan growth and solid growth in fee income, while continuing to reduce its expenses. In addition, deposit growth, which was a priority for us, totaled nearly 6 percent. I am pleased that this group is clearly sustaining the performance improvements it began in 1998.

   Key Corporate and Specialty Finance earned $465 million for the year, compared with $514 million for 1999. Within the group, Key Corporate Capital, which offers financing, transaction processing and advisory services to corporations, earned $398 million, up slightly from its performance in 1999. Its solid loan growth was substantially offset by an increased loan loss provision. Key Specialty Finance, which offers non-branch-based financing solutions to consumers, earned $67 million, compared with $123 million in 1999. This change also was driven by a higher loan loss provision and significantly lower securitization activity. Most of the latter was due to our decision to retain Champion home equity loans on our balance sheet to help replenish earnings associated with our divested credit card business and Long Island retail franchise.

   Key Capital Partners, which provides asset management, brokerage, investment banking and capital markets expertise to individuals, businesses and institutions, earned $179 million in 2000. This compares favorably with 1999 earnings of $143 million. The group's performance was the result of strong growth in dealer trading and derivatives income, equity capital gains and higher demand for trust and investment advisory services.

   Reflecting the year's favorable results and management's conviction of continued future success, the Board in January 2001 increased our cash dividend by more than 5 percent, for a compounded annual 10-year growth rate of nearly 10 percent. This action marked the 36th consecutive year we have increased our dividend. In addition, the company repurchased more than 20 million shares of KeyCorp stock in 2000, demonstrating the flexibility made possible by our ability to generate capital.

STRATEGIC INITIATIVES

   During 2000, we acted on several fronts to advance toward our broader strategic goals. The most important of these include increasing the difference between our revenue and expense growth rates; further redeploying resources to our higher-growth, fee-based businesses; and maximizing the earnings potential of lower-growth operations.

   In this regard, we continued to acquire businesses that expand our non-banking, fee-based activities. Our purchase of Kansas City-based National Realty Funding L.C. and Dallas-based Newport Mortgage Company, L.P. supplemented the already broad spectrum of products and services we offer to our commercial real estate clients. Our purchase of The Wallach Company, a regional investment banking firm located in Denver, complements and extends the offering of our McDonald Investments subsidiary.

   We also began implementing the second phase of a comprehensive, corporate-wide competitiveness initiative, called PEG - or Perform, Excel, Grow. PEG is dramatically reducing our expense base and enhancing our ability to generate revenue. The initiative


4 [] Key 2000

             [TWO MEN HOLDING LARGE KEY GRAPHIC IN CENTER OF PAGE]


identified more than $260 million in annual savings, $200 million of which will fall to the bottom line. The remaining $60 million will fund projects that invest in our technology and operations infrastructure so as to develop further our higher-growth businesses and increase revenue generation. As of this report's publication, over half of the projects that will produce these benefits have been implemented.

   In addition, the knowledge we gained from PEG led us to develop a set of internal operating guidelines. Using them, we are moving forward aggressively to cultivate an even more client-focused, relationship-based and service-centered environment through which clients can fully appreciate and take advantage of our diversified array of products and services.

   Many of the activities I've mentioned are described in more detail throughout this report, which sports a new format. Our objective is to convey, through easy-to-read articles, a sense of the dramatic changes at Key and our excitement for the future.

CREDIT QUALITY

   As optimistic as we are, we recognize that the business climate of 2001 is far more challenging than last year's, particularly because of industry-wide credit quality issues triggered by a slowing U.S. economy.

   Key, like virtually every financial services firm, is feeling the impact. In 2000, our ratio of net charge-offs to average loans increased, driven primarily by the economic slowdown. While the ratio is high by Key's standards, our performance is comparable to the industry's.

   Further, we have tightened our underwriting standards. While credit quality is the industry's "wild card" in 2001, we remain confident in our ability to manage effectively this critically important aspect of our business through this new phase of the business cycle.

MANAGEMENT CHANGES

   I would like to acknowledge and personally thank Bob Gillespie, whom I have worked for and with all of my career. During that time, I have been continually impressed by his innovation, leadership and personal energy. Bob has been the driving force behind this company's transformation and growth, all the while demonstrating an extraordinary sensitivity to the needs of our customers and communities. In every sense, today's KeyCorp is a testament to his strategic vision.

   It has been a pleasure, a privilege and a tremendous learning experience to have worked with him, and I am proud that he and the Board of Directors have demonstrated their confidence in my ability to continue to build our organization.

   At the time of Bob's retirement, we also announced the election of Thomas C. Stevens, Key's general counsel and secretary, as vice chairman and chief administrative officer. Tom's demonstrated skill in resolving complex issues and his comprehensive understanding of our staff operations made him the ideal candidate for his new position. Deputy General Counsel John H. Mancuso succeeds Tom as our general counsel. John has a profound knowledge of Key's legal issues and our organization, which has made for a seamless transition.

   During the year, James E. Bennett, senior executive vice president, left Key to pursue an opportunity to run an electronic commerce business. We thank Jim for his strategic insight and business acumen, which have had a significant effect on our company.

OUTLOOK

   Looking ahead, Key expects to do business in a challenging economic environment. How rapid, steep or long the slowdown will be is unknown. Undoubtedly, it will affect everyone in our industry. However, we have a long history of successfully managing our credit quality through all phases of a business cycle. We have a broad array of products and services available to meet our clients' varied needs. We enjoy diversified revenue streams and are not overly dependent on any one business. Our outstanding professionals, using our new internal operating guidelines, will be pulling together as never before to deliver value to clients and, by extension, to our shareholders.

   I thank those shareholders who have stood by us faithfully as we repositioned Key for success in the twenty-first century. It is our objective and commitment to reward that allegiance with superior financial performance in the years to come.

                                  [Key Logo]
                                                                   Key 2000 [] 5

                  [MAN ON LADDER REMODELING BACKGROUND GRAPHIC]

Rocky Mountain High                           8

It's Not Just Advertising                     9

Getting to Wow!                              10

Have You Hugged Your
Computer Today?                              13

[REMODELED GRAPHIC]

REMODELED TO SERVE YOU BETTER


EVER WALK INTO A STORE THAT KEEPS ITS DOORS OPEN WHILE "REMODELING TO SERVE YOU BETTER?" SEEMS CONFUSING, A BIT UNSETTLING. INEVITABLY, CONSTRUCTION WORK TEMPORARILY OBSCURES THE SUBSTANTIAL BENEFITS OF THE END RESULT.


Key, now completing construction work undertaken during the mid-1990s, is no different. It's taken time, but that's because Key isn't simply changing its facade, it's altering the very way it does its business.

   Meaning what? The basic concept is to create a new kind of industry player - one capable of responding to all of a client's financial needs in a distinctive way. It involves bringing together, at the right times, all the products and services required to meet the multiple, and often complex, financial needs of an individual, company or other institution. Key is among a relatively small group of established industry players attempting to unlock the value of the concept: higher-growth and diversified revenue streams that should lead to higher returns to shareholders.

                                                           (Continued on page 8)

                                                                   Key 2000 [] 7

          [GRAPHIC OF MAN STANDING WITH ARMS UP, ON TOP OF A MOUNTAIN]


ROCKY MOUNTAIN HIGH

For the members of Key Equipment Finance (KEF), one of the company's 12 business lines, the notion of scaling mountains to success is as real as the Rockies, which soar majestically above its Boulder, CO, headquarters. This high-growth, high-margin line, which boasts more than $7 billion in assets and originates in excess of $3 billion of leases annually, is one of the world's largest bank-affiliated leasing firms.

   KEF comprises four units. Its Commercial (corporate) and Express (small ticket) Leasing units meet the needs of growing firms that wish to preserve their cash flow, rather than use it to purchase equipment. Think printing presses, machine tools and photocopiers.

   KEF's Municipal and Federal unit does the same for the public sector, e.g., cities, school systems, hospitals and not-for-profit organizations. Think school buses and snow removal equipment.

   Another portion of KEF's double-digit growth in both revenues and profits has come from its Global Vendor Services unit. In 1997, Key acquired Leasetec, which specialized in serving high-tech firms - think networking equipment and computer systems. Specifically, Leasetec, recently renamed Global Vendor Services, provided these clients with well-run vendor leasing programs - a rapidly expanding field. Through such programs, companies can attract clients of their own by making their products available without insisting on an associated commitment of capital. The unit's continued success brought the Key name to more than two dozen countries in the Americas, Europe, Asia and the Pacific Rim.

   KEF's next frontier lies in offering its proven vendor leasing programs to firms outside of the high-tech sector. It's a far larger market segment, representing assets of about $100 billion in the U.S. - and it's been growing at a compounded annual rate of 10 percent over the past few years.

   "We feel we've conquered many summits involving leasing in the high-tech world," says Paul Larkins, KEF's president and chief executive officer. "Now, our experienced team intends to quickly scale a much larger peak." Bet they'll lease their climbing gear.
                                  [Key Logo]
--------------------------------------------------------------------------------


Remodeled

(Continued from page 7)


   Of course, what some people call one-stop shopping isn't for everyone. "But people, in both their personal and professional capacities, often tell us that they're looking for a better way to purchase financial services," explains Henry Meyer, Key's newly appointed chief executive officer. "They find it tough and time-consuming to sort through an ever-expanding and sometimes confusing array of financial options. The marketplace needs a branded, approachable and trustworthy company to help people cut through the clutter, purchase what they need and get on with their lives. This is the void Key intends to fill." In short, Key's strategy is to deliver to clients integrated financial services.

   The void itself is a legacy of Depression-era legislation that separated the activities of banking, securities and insurance firms. While boundaries among such firms have blurred over the years, no company has achieved the complete integration made possible formally in March 2000 when the Gramm-Leach-Bliley law became effective. But far-sighted players, Key among them, have been restructuring, or transforming, in anticipation of this important legislative freedom.

   Remodeling jobs of this sort are complicated affairs that take years. "Years during which the imperfect process of restructuring can obscure the underlying strength of your company," says Meyer. "But a lot of our shareholders recognize that the industry is changing forever. They know there's a void in the marketplace, and that the first few companies to fill it will have a competitive advantage and generate substantial shareholder wealth. It's a race to the finish. Moving too slowly or quickly can be deadly. We think we've pursued the right combination of marathon and sprint."


                                                          (Continued on page 12)

8 [] Key 2000

IT'S NOT JUST ADVERTISING!

[PHOTO OF KAREN HAEFLING]

Karen Haefling is tireless. Good thing too, because, as Key's chief marketing officer, she wages a seemingly endless campaign. Her goal is to help people grasp the power of marketing - especially of branding. "It's not just advertising!" says Haefling.

                                                          (CONTINUED ON PAGE 11)


                                                                   Key 2000 [] 9

                     [GRAPHIC OF MAN TALKING ON TELEPHONE]


                                   GETTING TO
                                      WOW!


   "My goal is to get people to say `Wow!' when they hear about Key Asset Management (KAM)," says the unit's President and Chief Executive Officer Rick Buoncore. "If I can do that, I'll be able to grow the business' contribution to Key's net income substantially from its 2000 level of 10 percent. The market currently places a high premium on asset management companies. We want to expand our asset management business to enhance the value of Key's shares."

   Though "substantial growth" is a tall order, Buoncore is confident that he and his team are up to the challenge. First, earnings of large cap investment management companies are expected to grow at an annual clip of 17 percent over the next five years. Driving that growth are the rise of newly affluent and savvy individual investors, an aging population with a propensity to live longer and an increase in economic productivity, underwritten in large part by the ongoing revolution in technology.

   A second promising development is an emerging preference for value, as opposed to growth, investing. A slowing economy and a retreat from speculative "new economy" stocks have triggered the rediscovery of tried-and-true methods for making sound investments.

   Tony Aveni, KAM partner and chief investment officer, notes, "This new sentiment is showing up loud and clear in market performance data. Two Thousand is the first year since 1993 that value has outperformed growth in a meaningful way. The shift is important because we are a value shop. The market is about to hit our sweet spot."

   A third factor working in Buoncore's favor is KAM's product portfolio. Assets managed in KAM's Large Cap Value style are a good example. He explains, "Two of the most important measures of performance quality are total return and alpha - the latter tells investors how much reward was generated by its manager given the risk assumed. Over the five years ending December 31, 2000, Large Cap Value produced an annualized total return of 20 percent, compared with the S&P 500 Index, which produced 18 percent, and the S&P Barra Value Index, which produced 17


10 [] Key 2000
percent. And our alpha was off the charts - meaning that we delivered outstanding risk-adjusted returns."

   Other KAM investment products sport a similar pedigree. Pointing to a dog-eared chart (pictured at right), Buoncore continues, "Eighty percent of our equity products have outperformed their respective industry benchmarks over the last five years - a fact all the more remarkable because it occurred while investors were passionate about growth stocks."

   Buoncore also believes that Key's streamlined operating structure will help his business grow. Specifically, "The company's simplified organization (see "Making Simplicity Pay Off," page 14) makes it much easier for me to communicate KAM's value," he notes. "I can now have discussions with 11 business heads instead of 21."

   While KAM itself has sales professionals, it both leverages and benefits from those in other lines. Given their own lofty sales goals, they'll want to be certain from the outset that they're offering clients outstanding asset management products. Fortunately, Buoncore's got just what they need. But first? Getting 11 people to say "Wow!"
                                  [Key Logo]

           [KEY-MANAGED FUND PERFORMANCE RELATIVE TO BENCHMARK GRAPH]

Performance relative to zero basis point benchmark, expressed in basis points
(bp)

Style                          1-Year           3-Year               5-Year
--------------------------  ------------   ------------------    -------------
1. SBSF Value               Greater than     0-250 bp             0-250 bp
                            500 bp above     above                below

2. Large Cap Growth         Greater than     Greater than         0-250 bp
                            500 bp above     250-500 bp above     above

3.  Diversified Equity      Greater than     Greater than         0-250 bp
                            500 bp above     250-500 bp above     above

4.  Deep Value              Greater than     0-250 bp above       0-250 bp
                            500 bp above                          above

5.  Mid Cap Value           Greater than     Greater than         Greater than
                            500 bp above     500 bp below         500 bp below

6.  Balanced                Greater than     0-250 bp above       0-250 bp above
                            500 bp above

7.  Convertible Securities  Greater than     0-250 bp below       0-250 bp above
                            250-500 bp
                            above

8.  Large Cap Value         0-250 bp above   Greater than         Greater than
                                             250-500 bp           250-500 bp
                                             above                above

9.  International           Greater than     0-250 bp above       0-250 bp above
                            500 bp below

10. Gradison Small Cap      0-250 bp above    0-250 bp above      0-250 bp above

ADVERTISING

(continued from page 9)


"It's about staking a claim. Great companies use their brands to tell people what they stand for. They also use their brands to establish bonds with their clients that competitors cannot break." Examples of meaningful brands abound. Maytag(R) - dependable. Timex(R) - indestructible. Volvo(R) - safe.

   Moreover, companies that make good on their brand promises do more than just please their clients. They please their shareholders. Numerous studies bear this out. Cap Gemini Ernst & Young, a leading information technology and professional services consulting firm, says that effective branding can increase stock prices in the financial services industry by as much as 7 percent. In other words, brands are golden.

   "Branding has become increasingly important in our industry," Haefling notes. "When you have thousands of firms competing in an industry that has undergone - and continues to experience - tremendous change, brands matter. A strong one can serve as a beacon for bewildered and time-pressed people. It can help them make sound decisions with minimum hassle."

   The challenge for most financial services firms, or for those in any industry that's undergone substantial deregulation, for that matter, is that they have to learn how to market. They have to determine which needs they'll meet and how best to communicate their value. Above all, they must stick with it. Strong brands take years and deep pockets to create, so getting it right the first time is important.

   Key has come a long way since 1996, when it began brand-building in earnest.

   "Key's logo - the red key - is now widely recognized in states where we have a branch-based presence," continues Haefling. "Our focus going forward is to infuse the symbol with meaning. Specifically, we want people to know that Key now is much more than a bank - it's a full-fledged provider of INTEGRATED financial services. Further, we want people to know that when they select Key, they'll find a partner that will unlock the power of their resources, whatever their aspirations. How so? By coordinating the delivery of a broad range of top-notch financial products and services in a timely fashion."

   In January 2001, Key launched its new brand line, "Achieve anything." Several months of testing with clients throughout the company's markets revealed that it captured the essence of Key's promise. (Examples of three print advertisements appear in this report.)

   Says Haefling, "The brand line conveys unlimited possibilities - a `swing for the fence' kind of attitude. It suggests flexibility, creativity and innovation."

   Clients who participated in focus groups had this to say: "`Things out of reach can become reachable.' `When we win, they win.' `Determined to get you what you need.' `Proactive - very progressive'."

   Haefling, understandably pleased, concludes, "In short, there's nothing people can't do when they put their minds to it. The good news is, Key can help them get there."
                                  [Key Logo]

                                                                  Key 2000 [] 11

REMODELED

(Continued from page 8)

   Since 1994, when Key arose out of the combination of Cleveland-based Society Corporation and Albany, NY-based KeyCorp, the company's strategic transformation has been relentless.

   An important thrust has been to emphasize businesses with higher growth potential, such as equipment finance and asset management (see "Rocky Mountain High," page 8, and "Getting to Wow!," page 10).

   To build its presence more rapidly, Key has turned frequently to acquisitions. For example, the company purchased McDonald & Company Investments, Inc. in late 1998. This union allows Key to offer its retail and institutional clients access to a broad array of capital markets and investment expertise.

   At the same time, the company has been divesting less attractive operations. It sold its credit card business in 2000, for example, earning one of the highest premiums ever paid. In doing so, it eliminated its need to feed this scale-intensive business and reduced its exposure to credit risk. It also put itself in a position to be paid by external, best-in-class card suppliers for distributing their product to its clients.

   Additionally, it has formed a large number of strategic alliances with respected vendors. Through them, Key has been able to extend the reach of its distribution channels - its arrangement with Costco, a national membership warehouse club, is a good example. It also has used them to enrich its product and service mix quickly and cost-effectively - witness the alliance with InsLogic, a leader in online insurance services.

   The chart to the left highlights Key's makeover through its strategic acquisitions, divestitures and alliances.

   Key also has been building corporate-wide capabilities to achieve a competitive lead. Specifically, it's been emphasizing the development of superior marketing, technology and sales expertise. "It's Not Just Advertising!," page 9, and "Have You Hugged Your Computer Today?," page 13, illustrate Key's commitment to two of these important disciplines.

   Clearly, Key's strategy will benefit clients and shareholders.

   Key's basic transformation is largely complete. "At this point, we can offer our clients just about any financial product or service they need, anytime they need it," emphasizes Meyer. "Our focus now is on executing our strategy flawlessly."
                                  [Key Logo]

               REPRESENTATIVE MILESTONES IN KEY'S EVOLUTION

   ACQUIRING HIGH-GROWTH BUSINESSES

     [Chart]

      1995 - Spears, Benzak, Salomon & Farrell (asset management)


      1996 - Carleton, McCreary, Holmes & Co. (investment banking)


      1996 - Knight Insurance Agency (education financing programs)


      1997 - Leasetec Corporation (equipment leasing)


      1997 - Champion Mortgage (home equity financing)


      1998 - McDonald & Company Investments (investment banking and brokerage)


      2000 - Newport Mortgage Company (commercial real estate)


      2000 - National Realty Funding (commercial real estate)


      2001 - The Wallach Company (investment banking)


   DIVESTING LOW-GROWTH OR LOW-RETURN
   OPERATIONS OR SELECTED SCALE-DRIVEN BUSINESSES


      1995 - Bond servicing


      1995 - Residential mortgage loan servicing


      1996 - Shareholder services


      1997 and 1998 - 150 branches, including Wyoming franchise


      1999 - Long Island retail banking franchise


      2000 - Credit card


   FORMING STRATEGIC ALLIANCES


      1998 - ARCO (deployment of ATMs at many of this leading gasoline retailer's sites)

      1998 - Costco (sales of banking products to this national membership warehouse club's small business customers)

      2000 - Ariba and Xerox Connect (use of the Internet to help middle market clients buy and sell more effectively)

      2000 - ABN AMRO (provision of enhanced international trade services)

      2000 - InsLogic Corporation (provision of online insurance products and services)


12 [] Key 2000

                      HAVE YOU HUGGED YOUR COMPUTER TODAY?

                           [GRAPHIC OF COMPUTER-MAN]

   "The Internet is a huge vacuum sucking all the friction out of the economy," Michael Dell, chief executive officer of Dell Computer, told a USA TODAY reporter earlier this year. "Companies that use this to their advantage will be the ones that survive and thrive."

   Obviously, the improvement opportunities Dell sees go beyond the marginal variety; they're fundamental, like harnessing electricity. Coupled with abundant evidence that correlates a well-equipped labor force with a lot of high-quality output, it's no wonder that companies intent on creating value for their shareholders want workers who embrace technology.

   Key has a history of applying technology to create value. It was the first - and remains the only - bank-based financial services company to offer clients real-time access to account information across all channels. Make a deposit at an ATM, then pick up the phone immediately to check the account's balance and it will reflect the deposit - even if you made the deposit in Portland, ME, and your spouse placed the call from Portland, OR.

   The foresight that made this possible - creating a single national computing platform - is the same foresight that allowed Key to save its shareholders an estimated $10 million when it prepared for Y2K. Compared with peers that had to process the same Y2K modifications to several platforms, Key's job was relatively easy. In addition, Key's simpler computing environment positions it well to administer clients' privacy preferences cost-effectively.

   Key also offers its clients a terrific business-to-consumer, or B2C, Internet offering through Key.com.

   Recognized repeatedly by external site-evaluation firms, Key.com reflects the company's commitment to be at the forefront of the technology revolution. In addition to attracting new clients to Key - 8 percent of online applicants are new - B2C users, as compared with their off-line counterparts, are four times more loyal to Key, maintain investment balances that are 1.5 times higher and loan balances that are three times higher.

   The company also is actively applying its experience with B2C applications to the business-to-business - or B2B - arena. Companies are managing their cash flows through Key's comprehensive Internet-based Key Total Treasury(SM), controlling their purchase of products for their offices through KeyProcure, an electronic marketplace, and are automating fully their invoicing and receivables process through Key Total Invoice(SM), which delivers electronic bill presentment and payment.

   Beyond serving clients, the next frontier is Key's business-to-employee, or B2E, applications. Many ideas for promoting the further use of technology by employees are scheduled or under way. It should help that every Key employee will have access to a web-enabled computer by mid-2001.

   Ideas focus on eliminating manual operations, such as processing expense reimbursements, and placing online much of the documentation that helps employees do everything from learn how to send e-mails to enroll in benefits programs.

   In all, Key estimates that intranet-based B2E ideas will generate annual savings of $16 million and substantially reduce paper use and manual processing. Makes you want to hug your computer, doesn't it?

                                  [Key Logo]
                                                                  Key 2000 [] 13

                    [LINES OF BUSINESS COLUMN CHART GRAPHIC]


2 Plot Points--22 and 12

MAKING SIMPLICITY PAY OFF

LESS IS MORE: KEY LEVERAGES SIMPLIFIED ORGANIZATIONAL STRUCTURE


Organizational structure. It's a two-edged sword that can either help or hinder employees as they work to implement a company's strategy. Perhaps that's why so many companies tinker with their organizational design. Getting it right can make a big difference in a company's performance. But getting it right is tough. Customer preferences evolve. Managers come and go. Laws and regulations change. Technologies emerge. Strategies shift. Sometimes all at once. And companies are expected to anticipate and adapt to it all at a moment's notice.

   Combining companies makes it even tougher. So Key's leaders knew that they had their work cut out for them after the 1994 union of Society and Key. After all, Society was an organization that emphasized lines of business; Key focused on geographies. In addition, company leaders were actively working to alter Key's business mix. This added a bit of zest to their task as they worked thoughtfully through the structural implications of the company's many acquisitions and divestitures (see page 12 for a partial list).

   Since 1994, they've come a long way toward creating the right structure. Their vision: To devise something simple and manageable. Something that makes it easy for employees to deliver integrated financial services to clients in a manner that also produces superior financial results for shareholders. Their primary tool? Common sense.

   In a nutshell, Key is structured around lines of business. The lines develop business strategy, source top-notch products and services, and sell them to clients. Some lines produce their own products and services; the checking accounts offered by Consumer Banking are a good example. Some lines offer both proprietary and purchased products. For instance, Key Asset Management offers Key's proprietary mutual funds and those from several other leading fund companies. On the other hand, Key's insurance operation sources nearly all of its products externally.

   KEY IN PERSPECTIVE: OUR LINES OF BUSINESS, on the following pages, describes Key's 12 lines, down from 22, thanks to the company's competitiveness initiative (see "Fulfilling Our Promise," page 22). Collectively, the businesses are able to meet the full range of targeted clients' financial needs. Though many of the lines are product-oriented, all are managed with the needs of specific client segments in mind. It's a way of making sure that product sets remain fresh, relevant and profitable. And fewer lines of business make for a simpler management task. It also improves accountability for financial results.

   The company's recent creation of a single Consumer Banking organization (see "Wonderfully Simple," page 17) illustrates how clients and shareholders will benefit from Key's simplified structure.

   While each line of business is a strong performer in its own right, Key recognizes that the company's full power to serve can be unleashed when line talents are combined. Among its most promising efforts to marshal its collective resources and create value for clients and shareholders is its 1Key BusinessLink Rewards program (see "Pleased to Meet You," page 19). Common sense, indeed.

                                  [Key Logo]

14 [] Key 2000

                          [PAY OFF BACKGROUND GRAPHIC]



Wonderfully Simple                        17


Pleased to Meet You                       19


Key in Perspective:
Our Lines of Business                     20


                                                                  Key 2000 [] 15

            [GRAPHIC OF JACK KOPNISKY STANDING AMONG ADVERTISEMENTS]


                                                                           [16]

SOMETIMES, LIFE'S BEST IDEAS ARE THE SIMPLEST.
Think: Ziploc(R) plastic bags, Post-it(R) Notes and keyless remote entry.


                                  WONDERFULLY
                                     SIMPLE


   Key's corporate-wide competitiveness initiative, also known as PEG - or Perform, Excel, Grow - gave employees a chance to offer up some of their best ideas. Obvious to many was an opportunity to simplify Key by combining the company's Retail Banking and Specialty Finance businesses into a single unit called Consumer Banking. Their idea was to apply to Specialty Finance the winning strategy already at work in Retail.

   Retail Banking is Key's largest business, producing 38 percent of the company's earnings in 2000. It currently serves nearly two million households with a wide range of deposit, credit and investment products. Branches, or KeyCenters, located in 13 states, are the most visible of its four major delivery channels - the others being the Internet, ATMs and the telephone. Retail also plays a crucial role in gathering deposits, the company's least expensive form of funding.

   Because of its size and importance, Key decided in 1998 that Retail needed to overcome years of sluggish growth. Enter Jack Kopnisky (pictured at left), under whose leadership Retail's net income, excluding divestitures, grew at a compounded annual rate of 16 percent between 1998 and 2000. Deposits, again excluding divestitures, grew by 6 percent over the same period. Such performance is rare in the industry. His strategy?

- Develop enduring relationships with clients by bringing to them, at the right times, all the products and services needed to meet their financial needs. Lifecycle packages play an important role by supplying a suite of products appropriate for various life stages.

- Always deliver a positive service experience - the "Key Difference" - in a profitable manner. The Key Difference is all about bringing a positive, professional, service-oriented attitude to every relationship and striking the right balance between high-touch and high-tech delivery for each client.

- Adapt marketing approaches to the needs of local communities, or "micro-markets" - after all, neighborhoods with lots of young families have different needs than those with many retirees.

- Make performance expectations clear, measure results and hold people accountable.

   The other piece of Consumer Banking, Specialty Finance, offers clients loan products through dealers, brokers and various Key channels. More than a quarter of the 1.7 million households it serves are located in areas not served by KeyCenters. In 2000, the business delivered 7 percent of Key's earnings.

   Kopnisky, leader of the combined unit, now has two priorities. One, as noted, is to apply Retail's strategy to Key's consumer finance operations. Granted, clients living far from a KeyCenter won't likely use all of the company's products and services. But they, for instance, may enjoy hearing about attractively priced car insurance, sourced by Key, when they're looking for an auto loan. Or, when buying the boat of their dreams, they may be interested in hearing about a home equity line of credit.

   Currently, the typical consumer finance customer uses a single product, while retail banking clients use an average of three. Just getting one in four consumer finance clients to buy an additional product could generate incremental earnings of more than $35 million over five years.

   Kopnisky's other priority is to simplify many behind-the-scenes activities. For instance, he's uniting several underwriting departments. He also is pooling the two businesses' marketing and technology resources and focusing them on where they can have the greatest impact. He expects that the union's benefits will begin to materialize in a year's time. Simply wonderful.

                                  [Key Logo]
                                                                  Key 2000 [] 17

             [ADVERTISEMENT-WOMAN REMODELING BACKGROUND GRAPHIC]


once upon a time

she made up stories sitting on her parents' porch

she was a princess who lived in a castle



now with an investment plan

a bookshelf in every room

a home equity loan

and a porch of her own



she still believes in fairy tales



ACHIEVE INSPIRATION.


[KEY LOGO]    ACHIEVE ANYTHING.

No matter the shape, size or scope of your dreams, Key can help you reach them. By combining our resources with yours, they'll not only work harder, but work smarter. Maybe you're ready to make some home improvements. Or you need financial planning to save for college or your retirement. Whatever your financial goal, Key can help you achieve anything. To find out more about what Key can do for you, call 1-800-KEY2YOU(R) or visit us at Key.com.
FINANCIAL PLANNING. INVESTMENTS. LOANS.



                                                 KeyBank is:
                                                 Member FDIC   [LENDER GRAPHIC]

Securities offered through McDonald Investments Inc., A KeyCorp Company and member NASD/NYSE/SIPC.

       Investments and insurance available through affiliates of KeyBank:


        - NOT FDIC INSURED    - NO BANK GUARANTEE    - MAY LOSE VALUE

                                                                (C) 2001 KeyCorp

                              PLEASED TO MEET YOU

                   [PHOTO OF SUSAN STEINER AND ERNIE VALLORZ]

Joanne Colley never thought she'd grow up to be a matchmaker. But as the director of Key's 1Key BusinessLink Rewards program, she and her crack team find themselves facilitating successful introductions all the time. Getting better acquainted are members of the company's extensive team of sales professionals. The sparks resulting from the introductions generated new revenues of $42 million for Key during 2000, up from $26 million in 1999, the program's inaugural year. Moreover, the program emphasizes fee-based products and services, which helps Key boost the percentage of noninterest income comprising its revenue mix, an important strategic goal.

   The company launched 1Key BusinessLink Rewards as a pilot soon after its acquisition of McDonald & Company Investments in late 1998. The program essentially pays referral fees to people who identify opportunities beyond their normal scope of responsibility that result in new booked business.

   The idea was to ensure that commercial, institutional and affluent clients were exposed to the full range of capabilities made possible by the union. And, while blessed with sales professionals who prided themselves on having deep product and industry expertise, Key wanted to ensure that they were conversant about products and services outside of their immediate professional experience - and were using that knowledge to cross-sell. Key's lines of business are glad to fund the fees, since they are credited with the associated revenues. In 1999, they shelled out $2.3 million for 355 successful referrals; in 2000, $3.7 million for 752.

   Top performers are inducted into the program's Black Turtleneck Club. Typical are folks such as Susan Steiner and Ernie Vallorz (pictured at right). Steiner, a commercial banker, was approached by her long-term client, a rapidly growing consulting firm. Its founder needed advice on taking his firm to the next level
- specifically, to achieve a top position in its market niche. Vallorz, an investment banker, got involved. He listened carefully to the founder's criteria for screening potential merger partners. Vallorz soon returned with a merger candidate list containing a perfect match, which led to a happy marriage. The revenues generated for Key shareholders totaled $750,000. Later, Steiner also introduced her client to the professionals in Key Asset Management, resulting in a $9 million investment management account.

   And the role of Colley's team? In a nutshell, team members screen incoming referrals for eligible opportunities. Promising leads are then supplied to sales professionals with the appropriate expertise. They, in turn, follow up with the referral sources for more detail. After confirming that the right players are involved, clients or prospects are contacted. New booked business that meets certain size and profitability hurdles, as set by the lines of business, triggers a payout.

   Having proved its value to shareholders, clients and employees alike, 1Key BusinessLink Rewards was rolled out corporate-wide in February 2001. Now, every Key employee is eligible to earn referral fees. As before, they can access the program conveniently through the company's intranet or by telephone. As before, they needn't be a product or industry expert to sense an opportunity and take action. And as before, they can, like Colley, add matchmaker to their list of professional qualifications.

                                  [Key Logo]
                                                                  Key 2000 [] 19

                              KEY IN PERSPECTIVE:

                   KEY CORPORATE FINANCE      JAMES S. BINGAY

[Line of Business Graphic]


COMMERCIAL
BANKING

COMMERCIAL
REAL ESTATE

EQUIPMENT
FINANCE

SPECIALIZED
INDUSTRIES

GLOBAL TREASURY
MANAGEMENT


KEY CORPORATE FINANCE offers a complete range of financing, transaction processing and financial advisory services to corporations nationwide. It ranks nationally among the top 10 banks in providing financial services to the media and telecommunications, commercial real estate and healthcare industries. Across Key's 13-state franchise, its commercial banking unit has a dominant market share with middle market and small business segment companies. It operates one of the world's largest bank-affiliated equipment leasing companies, with operations in the Americas, Europe, Asia and the Pacific Rim. Based on total transaction volume, the group is also one of the nation's leading providers of cash management services.

   Companies of all sizes partner with Key to fuel their business success. For instance, small businesses needing funds look to Key for loans. Rapidly growing firms use its leasing products to finance their equipment needs. Companies wanting to establish a presence and transact business on the Internet benefit from Key's electronic commerce services. Privately held firms turn to Key for advice when considering a change in ownership. Both small and large firms make their cash work hard every day using Key's treasury management services.

- COMMERCIAL BANKING provides financing, cash management and advisory services to four principal segments: Micro Business serves new and small companies, including home-based firms. Business Banking serves businesses with revenues between $1 million-$10 million. Middle Market serves companies with revenues between $10 million-$250 million. Large Corporate serves some of America's largest and best-known companies.

- COMMERCIAL REAL ESTATE provides one-stop shopping for developers, mortgage brokers and owner-investors seeking construction and interim lending, permanent debt placements and servicing, and equity and investment banking services.

- EQUIPMENT FINANCE leases equipment to growing businesses across the country and internationally. Through its popular vendor leasing program, Key also helps its corporate clients establish leasing options for their customers.

- SPECIALIZED INDUSTRIES professionals cater to the unique financial needs of firms operating in the media and telecommunications, healthcare and technology industries. They also provide financing and advisory services to private equity buyout groups and asset-specific structured financing on a cross-border basis. Additionally, loan syndications are arranged with other lenders to reduce Key's risk while providing one-stop financing as an Agent bank.

- GLOBAL TREASURY MANAGEMENT helps clients efficiently manage their corporate funds by providing a wide array of cash management products. Complementing these more traditional products, Key has established a leadership position in the rapidly growing electronic commerce market through its KeyNext business-to-business product unit.

                                                                     in millions
REVENUE
   Net interest income (taxable equivalent)                            $ 1,071
   Noninterest income                                                      385
   Total revenue (taxable equivalent)                                    1,456

NET INCOME                                                             $   398

AVERAGE BALANCES
   Loans                                                               $31,564
   Total assets                                                         33,112
   Deposits                                                              3,047


Note: Key Corporate Finance, formerly Key Corporate Capital, now also serves smaller businesses; formerly, they were served by Key Retail Banking. The 2000 financial results displayed here exclude Key's relationships with smaller businesses.


                              KEY'S PRODUCT LINE-UP


- Asset management


- Brokerage


- Cash management


- Checking, savings and CDs


- Credit cards


- Electronic commerce


- Employee benefits


- Equity investments


- Estate planning


- Financial planning


- Insurance and annuities


- International services


- Investment banking


- Leases


- Loans and lines of credit


- Mergers and acquisitions


- Mutual funds


- Online banking and investing


- Payment processing


- Retirement planning


- Safekeeping


- Trust services


20 [] Key 2000

                             OUR LINES OF BUSINESS

                      KEY CONSUMER BANKING JACK L. KOPNISKY

[Line of Business Graphic]


RETAIL
BANKING

HOME
EQUITY

CONSUMER
FINANCE

KEY CONSUMER BANKING is a national organization that offers consumers a full array of deposit, investment, credit and personal finance services. Newly created, it combines the company's retail banking and consumer finance activities. Its focus is on building deep and enduring relationships with clients. Services are delivered through KeyCenters, third-party marketing alliances, call centers and electronic commerce platforms.

   INDIVIDUALS work with relationship managers who help them buy or remodel a home, lease a new car, finance their children's education, plan for retirement, insure property, keep valuables safe and efficiently manage routine financial activities, such as paying bills. AUTO, MARINE AND RECREATION VEHICLE DEALERS benefit from the group's inventory financing capabilities, while COLLEGES AND UNIVERSITIES enjoy financing resources that can help them attract and assist students.

- RETAIL BANKING operates 922 KeyCenters with a team of relationship managers, supported by more than 2,400 ATMs, a state-of-the-art telephone call center and a leading-edge Internet banking service, Key.com. Its comprehensive deposit, investment and credit products and personal finance services; distribution channels; and enhanced sales and relationship management systems are the foundation for continued marketplace and financial growth.

- HOME EQUITY offers prime and less-than-prime mortgage and home equity loan products, refinancings and jumbo mortgages. For individuals who prefer not to refinance with a traditional bank or who cannot qualify for a standard bank loan, Champion Mortgage can refinance a first mortgage or supply a home equity loan. Key Funding works with dealers and home improvement contractors to provide indirect home equity and home improvement loans.

- CONSUMER FINANCE encompasses several business activities. Education Resources provides Federal and private loans and payment plan education guidance to families nationwide for private K-12, undergraduate and continuing education programs. Personal Finance offers consumers secured and unsecured loans, including credit card products through a relationship with The Associates. Recreation Lending serves consumers, brokers and more than 1,440 marine and RV dealers in 48 states with prime retail and inventory financing options. AutoFinance provides lending services to car dealers and their customers.

                                                                 in millions
REVENUE

   Net interest income (taxable equivalent)                        $ 1,737
   Noninterest income                                                  472
   Total revenue (taxable equivalent)                                2,209

NET INCOME                                                         $   454

AVERAGE BALANCES

   Loans                                                           $25,844
   Total assets                                                     28,515
   Deposits                                                         35,117


Note: Key Consumer Banking represents the combination of Key Retail Banking and Key Specialty Finance. Until recently, Key Retail Banking served the needs of smaller businesses; they are now served by Key Corporate Finance. The 2000 financial results displayed here reflect Key's relationships with smaller businesses.



                   KEY CAPITAL PARTNERS ROBERT T. CLUTTERBUCK

[Line of Business Graphic]


ASSET
MANAGEMENT


HIGH
NET WORTH

EQUITY
CAPITAL MARKETS

[Line of Business Graphic]


BANK
CAPITAL MARKETS



KEY CAPITAL PARTNERS provides asset management, investment banking, capital markets, insurance and brokerage expertise to clients throughout the U.S. and internationally. It employs a range of distribution outlets, including those of Key's other lines of business. It strives to engineer custom solutions for clients, so that they can adapt to and benefit from today's fast-moving financial markets.

   COMPANIES AND INSTITUTIONS look to this group's professionals for advice and execution when they wish to raise funds in the stock and bond markets, acquire companies, sell parts or all of their businesses, offer competitive pension plans to attract talented employees and manage interest-rate risk. AFFLUENT INDIVIDUALS AND FAMILIES rely on the group's advisors to help them build and protect accumulated wealth and navigate often complex administrative issues.

- ASSET MANAGEMENT professionals manage almost $70 billion of assets for individuals, companies, not-for-profit organizations and governments, including retirement plans, trusts and foundations. They also manage and sell 31 proprietary mutual funds - the Victory family of funds - ranking Key among the largest of bank-based asset managers.

- HIGH NET WORTH comprises Key's private banking, private client and insurance activities. Its professionals offer banking, estate planning, financial planning, retirement planning, brokerage and insurance advice and services, and charitable giving counsel to high-net-worth clients.

- EQUITY CAPITAL MARKETS provides investment banking advice and access to global equity and bond markets for major corporations, institutions and privately held companies through a growing network of offices in major U.S. cities and in London. Its professionals supply advice on mergers and acquisitions, initial public offerings, private placements of securities, syndications, and sales and research.

- BANK CAPITAL MARKETS provides financial risk-management products in the form of derivatives, fixed income and foreign exchange to companies and institutions. It also offers a full range of financial products and advice to public entities, such as city and state governments and educational institutions.

                                                                   in millions
TOTAL TRUST AND BROKERAGE ASSETS                                    $160,000

REVENUE

   Net interest income (taxable equivalent)                         $    215
   Noninterest income                                                  1,045
   Total revenue (taxable equivalent)                                  1,260

NET INCOME                                                          $    179

AVERAGE BALANCES

   Loans                                                            $  5,316
   Total assets                                                        9,507
   Deposits                                                            3,453


Note: Key Capital Partners' net income represents earnings prior to assigning income and expense to other business lines.


                                                                  Key 2000 [] 21

                         [OCEAN WAVE BACKGROUND GRAPHIC]

FULFILLING

OUR PROMISE TO


A sound strategy is critical to a company's success. But possessing the will and discipline to bring it to life and sustain its momentum is just as important. In the end, in fact, it all comes down to execution. That's what will ultimately distinguish the winners from the losers.

   Enter PEG - or Perform, Excel, Grow. PEG represented phase two of Key's competitiveness improvement initiative, announced in November 1999. The initiative was designed to permanently and significantly improve the company's long-term performance. During phase one, the company consolidated sites, outsourced activities and reduced management positions - typical restructuring activities. These actions have produced $100 million in annual savings.

   PEG, however, was anything but typical, with process designers insisting that it:

   -  Question how work gets done, particularly across units,

   -  involve Key's top executives,

   -  emphasize revenue growth as well as cost reduction,

   -  engage every employee in generating and refining improvement ideas,

   -  hold nothing sacred and

   -  track implementation to ensure accountability.

   To Key's employees - including Bob Gillespie, Key's chairman and, at the time, chief executive officer - the difference was palpable, material and refreshing. Addressing senior managers at a PEG kick-off meeting, Gillespie noted: "As I look back over my many years with this company, two events stand out in my mind. One is Society Corporation's 1979 purchase of Harter Bank in Canton, OH. That transaction marked the beginning of our growth through the acquisition of both bank and non-bank firms.

                                                          (Continued on page 24)

                         [OCEAN WAVE BACKGROUND GRAPHIC]


PERFORM,
EXCEL, GROW.



"Pegged" for Improvement                          25


Now That's Client-Focused!                        26


Wait a Minute Mr. Postman                         27

Fulfilling Our Promise

(Continued from page 22)


   "The other event that stands out is PEG. All of our energies, until now, have focused on carefully piecing together product and delivery capabilities that would position us to provide integrated financial services to our clients. Those building blocks are now in place. Our business transformation is essentially complete. PEG simply asks us whether we want success badly enough? Do we want to pay the price, to do the things that great companies do to ensure their competitiveness?"

   A resounding "yes" was the answer. On September 21, after six months of grueling work, Key announced the results of PEG: More than 2,000 viable ideas representing $260 million in annual savings (see "`Pegged' for Improvement" on the following page). Approximately $200 million of the savings will fall to the bottom line. Managers will reinvest the remaining $60 million to enhance the company's competitive position, fuel higher growth and improve customer service.

   PEG also generated ideas representing millions of dollars in revenue growth - some represent pricing refinements, while others involve new or improved product and service features or innovative cross-selling practices.

   As of this report's publication, over half of the projects that will produce these benefits have been implemented.

   Moreover, Key executives resolved at the initiative's start that they would not let PEG distract from employees' day-to-day efforts to focus on clients and continue driving sales. A review of Key's many non-PEG accomplishments throughout the year indicate that they kept their promise (see "Now That's Client-Focused!," page 26). In addition, the company conducted two successful sales blitzes in May and September. In each, sales professionals paired up in teams and called on clients and prospects, generating millions of dollars in sales.

   As important, Key leaders sought to perpetuate PEG's bias for promoting decisive action among employees. Fortunately, as they sifted through the nearly 8,000 ideas submitted by employees, project team members noted several recurring themes for change.
                               [Quote Graphic]

                "All of our energies, until now, have focused on carefully piecing together product and delivery capabilities that would position us to provide integrated financial services to our clients. Those building blocks are now in place."

Expressed as operating guidelines, the themes, taken together, represent a great playbook.

   Two of the guidelines can be applied by every employee, whether or not they have direct contact with clients. One employee explained them this way:

   PUT CLIENTS FIRST. "This is Key's version of the Golden Rule. Simple. Obvious. Powerful. It asks us to consider matters from the client's perspective. It asks us to be service-oriented. It asks us to build lasting relationships. Employees who provide super service often remark on how good it makes THEM feel."

   DEEPEN CLIENT RELATIONSHIPS. "This is cross-selling, plain and simple - but doing so with the client's needs at the forefront. Cross-selling is our Holy Grail. It asks us to act as if clients of any part of the company are clients of every part of the company. If I'm a relationship manager opening a deposit account, I should assume automatically that my client has other needs that Key can address - and do something about it."

   The remaining guidelines are primarily the responsibility of company managers. A manager explained them this way:

   PAY FOR PERFORMANCE. "Not for tenure. Not for activity. Not for effort. Not for allegiance. But for performance."

   EMBRACE TECHNOLOGY. "Abacus, calculator. Candle, lamp. Horse, car. LP, CD. Town hall, chat room. Technology makes a difference. Always has. Always will. Put it to work for you. Don't be left behind."

   KEEP IT SIMPLE. "How many times should a client provide Key with her Social Security number? Once. So don't ask her for it repeatedly. Get it right. Keep it simple."

   FOCUS ON GROWTH. "Growth ensures continued existence. It makes for happy shareholders, clients, employees and communities. Don't be afraid to redeploy resources, to change. Ask always if you're contributing to the status quo. If you are, stop. Make something happen. Make something better. It's an obligation and a privilege."

   CONSOLIDATE STAFF FUNCTIONS. "Key is one company, not 12 separate businesses. Delivering integrated financial services requires that all businesses draw on common strengths. Like a strong brand. Shared resources. Universal performance measures."

   "Wait a Minute Mr. Postman," page 27, describes how one group of employees is applying several of these guidelines to generate additional value for shareholders.
                                  [Key Logo]

24 [] Key 2000

                            "PEGGED" FOR IMPROVEMENT


   Capturing PEG's annual savings of $260 million is critical to Key's improvement. But unlike some firms that bet the ranch on a few grand slams, Key's approach was to hit a lot of singles. And in fact, 80 percent of all PEG ideas are worth $300,000 or less. Most represent plain common sense.

   For example: People who sign up for Key's online banking service receive a debit card that serves, in part, as a means of identity verification. Used to be that a service disclosure statement accompanied all cards mailed to clients. As the online industry matured, regulations governing disclosures changed and the company may now deliver such information electronically. That means mailing 19,000 fewer pieces of paper per month. Good for clients, good for shareholders
- to the tune of $172,000 each year.

   Another example. Key's Loan Services Group found itself handling more than 5,000 calls per month from commercial lending clients. Although it's a back-office function designed to book and service loans and process payments, the group, by tradition, had made itself available to help clients in need. Now, more than half - and climbing - of those calls are being redirected to the company's Business Resource Center. Its professionals are trained not only to address clients' loan-related questions, but also to cross-sell. Good for clients, and good for $83,000 in annual savings - before cross-selling.

   In addition, PEG inspired Key to examine its use of contract computer programmers. Like most companies, Key has occasionally used contractors for short-term access to specialized skills or to help its own busy staff meet the expanding demands of the information age. Often, though, short-term assignments become drawn out as contractors are asked to stay on and help with other projects - like preparing for Y2K. And in an era where strong technical skills are often in short supply, it can make good sense to keep such staff on board. But it's also expensive. So Key has begun replacing many contractors with permanent staff. Savings to date? More than $130,000.

                                  [Key Logo]

                        ANNUAL REPORT PRODUCTION EXPENSE

     DOLLARS IN THOUSANDS

                          1999            2000
     ACTIVITY         (ACTUAL)      (BUDGETED)        % CHANGE            METHOD
====================================================================================================================================
     DESIGN               $144            $109             (24)           - Competitively bid design firms
                                                                          - Use stock art, Key advertisements and economical
                                                                            approaches to photography
------------------------------------------------------------------------------------------------------------------------------------
     WRITING                31               0            (100)           - Bring in-house
------------------------------------------------------------------------------------------------------------------------------------
     PRINTING              335             255             (24)           - Competitively bid printing firms
                                                                          - Use lighter-weight paper
                                                                          - Reduce quantity printed
------------------------------------------------------------------------------------------------------------------------------------
     DISTRIBUTION          284             164             (42)           - Package with proxy
                                                                          - Use lighter-weight paper
                                                                          - Reduce quantity printed
------------------------------------------------------------------------------------------------------------------------------------
     OTHER                  40              45              13
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL                $834            $573             (31)
====================================================================================================================================

PEG challenged the annual report production team to generate the document more cost-effectively, which it did, shaving expenses by more than 30 percent. Naturally, those same folks wondered if they might not also make it better. More informative. More personal. And fully reflective of the promise inherent in the company's transformation. Is it better? You be the judge. Let them know what you think. Simply go to Key.com and click on "Contact Us." Please reference "Key's 2000 Annual Report" in your comments.


                                                                  Key 2000 [] 25

                       [CLIENT FOCUSED BACKGROUND GRAPHIC]

Key has worked hard to keep its eye on the client, even as it successfully completed its internally focused competitiveness initiative. Contributing to the company's continued growth were a wide range of business activities, examples of which appear below. A quick trip to Key's Investor Relations website at Key.com gives you access to the complete story.

NOW
THAT'S
CLIENT-
FOCUSED!

1Q 2000

Key.com Earns Top-Five Position among Online Banks (SMART MONEY)

Victory National Municipal Bond Fund (Class A) Awarded Certificate for #1 Ranking (Lipper)

Key Introduces Comprehensive Electronic Commerce Program for Middle Market
Clients

Key to Expand and Diversify Principal Investing Capabilities


2Q 2000

Key to Enhance Capabilities of Cash Management Website

Key to Ally with ABN AMRO to Enhance International Trade Services

Key AutoFinance and CarDay Join Forces to Offer Auto Financing on the Web


3Q 2000

Key Selects InsLogic Corporation to Provide Online Insurance Products

Key Partners with MasterCard to Offer Debit Card Processing, Nationwide ATM Network

Key Opens Phoenix Commercial Real Estate Office

Key to Introduce Wireless Retail Banking Services

Key Completes First Real Estate Project Compliant with Islamic Precepts

Key Small Business to Launch Online Solution Center

Key to Acquire Newport Mortgage Company

McDonald Investments among Best for Investment Research by U.S. Fund Managers

Key Asset Management Launches Victory Nasdaq 100 Index(R) Fund

McDonald Investments Ranked among "Best on The Street" for Investment Research

Key Participates in First Securitization of Commercial Mortgage Loans

Key among Top 5 Financial Services Companies on the Internet (Speer &
Associates)


4Q 2000

Key Completes Second Securitization of Commercial Mortgage Loans

Key to Implement e-Marketing Initiative Using MarketSoft

Key to Introduce Aggregation and Notification Services

The Wallach Company Joins Key's McDonald Investments

Key to Offer Customized Retirement Planning in All KeyCenters


1Q 2001

Key Introduces New Equity Product Called "Table Pounders"

Key and TD Waterhouse Create Alliance to Market Home Equity Products Online

Key Introduces "529 Savings" Plans

Key Launches "Achieve Anything" as New Brand Line

Key Asset Management to Manage $800 Million for Two Prudential Mutual Funds

Victory National Municipal Bond Fund (Class A) Ranked #1 for Year 2000 (Lipper)

Key's McDonald Investments Completes Strong Year of Deal-Making

Key to Use DealForce for Merger and Acquisition Services

                                  [Key Logo]

26 [] Key 2000

WAIT A MINUTE
MR. POSTMAN


            [PHOTO OF ALLYN PYTEL WITH STATEMENT-PROCESSING MACHINE]
                                  [CAPTION]

The statement production group's latest acquisition is a machine that can process 24,000 statements per hour. Its predecessor managed just 2,500. In addition, over half of all statements are now printed on both sides - a practice called duplexing. By the end of 2001, all of them will be. That means $2 million in annual savings for shareholders.


In a world awash in paper, few people ever stop to think about what it takes to land any particular piece in their mailbox. Or what it costs. A few of those who do, work in Key's statement production area. Led by Allyn Pytel (pictured at left), a team of 200 produces everything from one-page brokerage confirmations to customized trust statements 2,000 pages long. Like other groups in Key's banking services division, Pytel's used the PEG process to explore lots of options for producing a better product at a lower cost.

   The team works fast and accurately, while complying with a swarm of complicated disclosure regulations. But just as important, its members continually work smarter: their average cost to print and mail an item keeps falling. In 1999, the average was $.3949 - even then, an industry leading performance. In 2000, it was $.3824. In 2001, it's expected to be $.3769.

   While timely, informative statements remain important ways for companies to communicate with clients, just about everything else in the statement production profession is changing. Like regulations. It used to be that companies were required to deliver all information through hard copy. Now these regulations are being relaxed to permit electronic statements. And client preferences. It used to be that the prospect of not receiving a canceled check in physical form was unthinkable. Now, more than 60 percent of Key's consumer banking clients opt for check safekeeping, which allows the company to store check images. And technology. The advent of imaging as a presentation and storage tool - and the Internet as a delivery channel - is making traditional mail-borne statements obsolete for many people.

   Key's assault on statement production efficiency has taken three forms. First, the product itself. As an example, Pytel's team has worked with Key's lines of business to reduce paper stock variety by a factor of 10 in just one year. After all, a statement printed on cream-colored paper says everything that one printed on white paper says. A second advance has been on the people side - namely, on providing incentives for high-throughput and low error rates. Finally, recent upgrades in technology are expected to fuel even greater productivity gains.

   These efforts have saved shareholders more than $3.7 million over the last two years alone - with $1.1 million more scheduled for 2001. Such progress is possible only because excellence in statement production is personal - very personal - to team members. In fact, Pytel has taken to reading regularly Key's Securities and Exchange Commission filing Form 10-Q to examine his team's effect on the company's postage expense. His action reflects the group's bias for thinking of statement production as a business. So much so that the group intends to explore selling printing and mailing services to outside firms as capacity becomes available. Something to think about next time you head for your mailbox.

                                  [Key Logo]
                                                                  Key 2000 [] 27

                                 TRANSFORMATION
                                    YARDSTICK

                              [YARDSTICK GRAPHIC]


                         COMPOUNDED ANNUAL GROWTH RATE


                     1997-2000
EPS GROWTH             10%

PRODUCTIVITY           10%

REVENUE GROWTH          6%

NOTES:

Adjusted core EPS excludes significant nonrecurring items, earnings from divested businesses and Champion mortgage loan securitization gains

Productivity = Revenue/Full-time equivalent employees

Core revenues exclude significant nonrecurring items

A look at some performance measures shows that Key's transformation from a regional bricks-and-mortar bank into an international, technologically driven, multiline firm is working.


DIVIDENDS JUST KEEP ON GROWING!

1990            ($ .44)
1992            ($ .49)
1994            ($ .64)
1996            ($ .76)
1998            ($ .94)
2000            ($1.12)


28 [] Key 2000

TRACKING CHANGES IN KEY'S
REVENUE MIX

[PIE CHART]

                1997
FEE INCOME      30%

[PIE CHART]

                2000
FEE INCOME      41%

   Take Key's earnings growth. Between 1997 and 2000, the company's earnings per diluted common share grew at a compounded annual rate of nearly 10 percent, when you exclude the financial effects of divested businesses and the gains from Champion Mortgage loan securitizations, which Key no longer uses.

   Key employees also have become considerably more productive. In 1997, each Key employee supported approximately $165,000 in revenues. In 2000, that figure had climbed to more than $222,000, a compounded annual increase of more than 10 percent. The improvement was fueled both by revenue growth and a steady decline in headcount, the latter of which has dropped by 10 percent since the end of 1997.

   Of course, Key realizes that it can't save its way to prosperity. It recognizes investors' appropriate focus on revenue growth. Between 1997 and 2000, Key grew core revenues at a compounded annual rate of nearly 6 percent - no small feat in a rapidly changing industry burdened with overcapacity.

   Key also has altered its revenue mix significantly. In 1997, noninterest income comprised only 30 percent of core revenues. By the end of 2000, that figure stood at 41 percent. Management's objective is to continue diversifying Key's earnings stream for shareholders and reducing the company's reliance on income from slower-growth, margin-dependent products.

   And to top it all off, Key has an enviable record of dividend growth. Thirty-six consecutive years of dividend increases - all the while adapting to meet clients' changing needs and the demands of a deregulating marketplace - place Key in an elite group.

                                  [Key Logo]
                                                                  Key 2000 [] 29

               [ADVERTISEMENT-HOLDING HANDS BACKGROUND GRAPHIC]

One day, being together will be your full-time job.

At Key PrivateBank, we can help you build the retirement you want. We offer an objective, comprehensive, customized approach to financial planning, which draws upon the best of investment strategy, trust and estate planning, insurance, and more. Be prepared to enjoy the years when your work seems a lot like play. Call us.


TO LEARN MORE, CONTACT YOUR KEY PRIVATEBANK OFFICE, CALL 1-888-539-7200 OR VISIT KEY.COM/PRIVATEBANK.

Investments   -   Financial & Estate Planning   -   Private Banking

[KEY LOGO]  ACHIEVE ANYTHING.


              Securities offered through McDonald Investments are:


         Not FDIC Insured   -   No Bank Guarantee   -   May Lose Value

McDonald Investments Inc., A KeyCorp Company and member NASD/NYSE/SIPC. Insurance offered through licensed KeyBank subsidiaries and affiliates.

                       [CELLULAR PHONE BACKGROUND GRAPHIC]

KeyConnections


Key is committed to communicating swiftly, accurately and cost-effectively with the investment community and offers a variety of convenient channels to this end.


One of these channels - the Internet - exemplifies how technology is changing the way people live and enhancing value for Key shareholders. Those who choose electronic access help Key reduce printing and postage costs, thereby adding more value to their shares. They also receive information faster.


Key's Investor Relations website at Key.com provides access to an expanding array of useful information and services. Most exciting during 2000 was the initiation of live webcasts, which allow universal access to management's quarterly earnings discussions. The site also provides the slides used during these webcasts and, for several days following the discussion, an audio recording of the proceedings.


In addition, shareholders can now check their accounts online. At www.key.com/IR, clicking on "Computershare" will link Key shareholders to the company's shareholder services provider, which offers share balance and the latest dividend information.


In 2002, shareholders will be able to conduct dividend reinvestment plan (DRIP) transactions, change their addresses and communicate with customer service representatives online. They also will have an opportunity to receive Key's Proxy Statement and Annual Report electronically over the Internet instead of receiving a paper copy. Key again this year encourages shareholders to vote their proxies over the Internet - or by phone - instead of using the paper proxy card.


ONLINE

www.key.com
For product, corporate and financial information and news releases


BY PHONE

Corporate Headquarters         (216) 689-6300
KeyCorp Investor Relations     (216) 689-4221

Annual Report, Form 10-K
and other financial reports    (888) 539-3322

Transfer Agent/Registrar
and Shareholder Services       (800) 539-7216


BY MAIL

CORPORATE HEADQUARTERS
KeyCorp
127 Public Square
Cleveland, OH 44114-1306

KEYCORP INVESTOR RELATIONS
127 Public Square; OH-01-27-1113
Cleveland, OH 44114-1306

TRANSFER AGENT/REGISTRAR
AND SHAREHOLDER SERVICES
Computershare Investor Services
Attn: Shareholder Communications
P.O. Box A3504
Chicago, IL 60690-3504



                                                                          ANNUAL
                                                            SHAREHOLDERS MEETING
                                                        May 17, 2001, 8:30 a.m.,
                                                   Eastern Daylight Savings Time
                                                     The Forum Conference Center
                                                          1375 East Ninth Street
                                                             Cleveland, OH 44114


                                                                   COMMON SHARES
                                                           KeyCorp Common Shares
                                                               are listed on the
                                                         New York Stock Exchange
                                                           under the symbol KEY.
                                                            Anticipated dividend
                                                           payable dates are the
                                                            15th of March, June,
                                                         September and December.

                                                                       QUARTERLY
                                                              FINANCIAL RELEASES
                                                     KeyCorp expects to announce
                                                       quarterly earnings on the
                                                third Tuesday of April, July and
                                                  October 2001 and January 2002.
                                                    Any investor desiring a copy
                                                     of an earnings announcement
                                                   can obtain one by calling the
                                                   Financial Report Request Line
                                                         at (888) 539-3322 or by
                                                        visiting www.key.com/IR.

                                        [OWN YOUR SHARE OF AMERICA - EAGLE LOGO]

KeyCorp supports the National Association of Investors Corporation's (NAIC) "Own Your Share of America" campaign, which encourages individuals to invest in common stock. NAIC is a non-profit organization dedicated to providing individual investors with investment information and education. Please call toll free (877) ASK-NAIC for membership information.

FINANCIAL REVIEW




MANAGEMENT'S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

   Introduction                                           32

   Highlights of Key's 2000 Performance                   32

   Cash Basis Financial Data                              35

   Line of Business Results                               36

   Results of Operations

      Net Interest Income                                 38

      Market Risk Management                              39

      Noninterest Income                                  44

      Noninterest Expense                                 46

      Income Taxes                                        48

   Financial Condition

      Loans                                               48

      Securities                                          51

      Asset Quality                                       52

      Deposits and Other Sources of Funds                 55

      Liquidity                                           56

      Capital and Dividends                               57

   Fourth Quarter Results                                 58

REPORT OF MANAGEMENT                                      60

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS         60

CONSOLIDATED FINANCIAL STATEMENTS                         61

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
OPERATIONS


INTRODUCTION

This Management's Discussion and Analysis reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may cover more than three years to comply with Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. When you read this discussion, you should also look at the consolidated financial statements and related notes that appear on pages 61 through 88.

Terminology

This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.

-    KEYCORP refers solely to the parent company.

- KEY refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

- MCDONALD is McDonald & Company Investments, Inc., a full-service investment banking and securities brokerage company that Key acquired in October 1998.

- A KEYCENTER is one of Key's full-service retail banking facilities or branches.

- Key engages in CAPITAL MARKETS ACTIVITIES, primarily through the Key Capital Partners line of business. These activities encompass a variety of services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients' financing needs and for proprietary trading purposes), invest in privately held companies and conduct transactions in foreign currencies (both to accommodate clients' needs and to benefit from fluctuations in exchange rates).

- CORE FINANCIAL RESULTS exclude the effects of significant nonrecurring items such as gains from divestitures and restructuring charges.

- When we want to draw your attention to a particular item in Key's Notes to Consolidated Financial Statements, we refer to NOTE ___, giving the particular number, name and starting page number.

- All earnings per share data included in this discussion are presented on a DILUTED basis, which takes into account all common shares outstanding and potential common shares that could result from the exercise of outstanding stock options. Some of the financial information tables also include BASIC earnings per share, which takes into account only common shares outstanding.

- For regulatory purposes, capital is divided into several classes. Federal regulations prescribe that at least half of a bank or bank holding company's TOTAL RISK-ADJUSTED CAPITAL must qualify as TIER 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled "Capital and dividends," which begins on page 57.

Our projections are not foolproof

This report contains "forward-looking statements" about issues like anticipated cost savings and revenue growth, and the anticipated reduction in Key's employment base. Forward-looking statements by their nature are subject to assumptions, risks and uncertainties. For a variety of reasons, including the following, actual results could differ materially from those contained in or implied by the forward-looking statements.

- Interest rates could change more quickly or more significantly than we expect.

- If the economy or segments of the economy continue to slow, the demand for new loans and the ability of borrowers to repay outstanding loans may decline.

- The stock and bond markets could suffer a disruption, which may have a negative effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.

- It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses, or we may be unable to implement those initiatives at all.

- Acquisitions and dispositions of assets, business units or affiliates could affect us in ways that management has not anticipated.

- We may become subject to new legal obligations, or the resolution of pending litigation may have a negative effect on our financial condition.

- We may become subject to new and unanticipated accounting, tax, or regulatory practices or requirements.

HIGHLIGHTS OF KEY'S 2000 PERFORMANCE

Financial performance

Some of the highlights of Key's core financial performance for 2000 are discussed below.

- We exceeded $1.0 billion in both core and reported net income for the second year in a row. Core net income was $1.009 billion, or $2.32 per common share, compared with $1.051 billion, or $2.33 per common share, in 1999, and $948 million, or $2.12 per common share, in 1998.

- Key's core return on average equity was 15.49%, compared with 16.79% in 1999 and 17.10% in 1998.

- Key's core return on average total assets was 1.20%, compared with 1.30% in 1999 and 1.26% in 1998.

In each of the past three years, Key's financial results have been affected by various nonrecurring items. The most significant of these items and their impact on both earnings and primary financial ratios are summarized in Figure 1. Each of these items is discussed in greater detail elsewhere in this report.

                    FIGURE 1 SIGNIFICANT NONRECURRING ITEMS

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                  2000        1999        1998
-----------------------------------------------------------------------------------------------

Net income as reported                                       $ 1,002     $ 1,107     $   996
Nonrecurring items (net of tax):
   Gain from sale of credit card portfolio                      (207)         --          --
   Additional provisions for loan losses                         101          19          --
   Restructuring and other special charges                        78          96          --
   Net losses from reconfiguration of securities portfolio        32          --          --
   Gains from branch divestitures                                 --        (122)        (22)
   Gain from sale of Electronic Payment Services, Inc.            --         (85)         --
   Gains from sale of Key Merchant Services, LLC                  --          (9)        (31)
   Other nonrecurring items                                        3          45           5
-----------------------------------------------------------------------------------------------
Net income -- core                                           $ 1,009     $ 1,051     $   948
                                                             =======     =======     =======

Net income per diluted common share                          $  2.30     $  2.45     $  2.23
Net income per diluted common share -- core                     2.32        2.33        2.12
Return on average total assets                                  1.19%       1.37%       1.32%
Return on average total assets -- core                          1.20        1.30        1.26
Return on average equity                                       15.39       17.68       17.97
Return on average equity -- core                               15.49       16.79       17.10
-----------------------------------------------------------------------------------------------


Key's core net income declined from 1999 to 2000, in part because of the October 1999 sale of Key's Long Island district branches and the January 2000 sale of Key's credit card business. Key divested these businesses because management determined we could not generate sufficient growth to be competitive. The decline in core earnings also reflects the impact of our decision to de-emphasize the securitization and sale of home equity loans originated by our home equity finance affiliate. By retaining these loans on the balance sheet, we intend to replace over time the earnings formerly generated by the credit card business.

Management estimates that after excluding earnings from the divested businesses and net gains from the securitization and sale of home equity loans, Key's 2000 core net income rose to $1.001 billion, or $2.30 per common share, from adjusted core earnings of $947 million, or $2.10, in 1999. On a per share basis, this represents an increase of 10%. The primary reasons that Key's revenue and expense components changed over the past two years are reviewed in detail in the remainder of this discussion.

Figure 2 summarizes Key's financial performance on a reported basis for each of the past six years.

Corporate strategy

Key's management reviews Key's business lines on an ongoing basis to identify opportunities to improve earnings by shifting capital from low-growth to high-growth businesses. We continue to focus on acquiring or developing businesses that we believe are capable of achieving double-digit earnings growth rates, and selling portfolios and business units that have low anticipated growth rates or do not have a competitive advantage or significant market share.

This long-standing strategy was supplemented in the fourth quarter of 1999 by a new three-year competitiveness initiative to improve profitability by reducing the costs of doing business, sharpening the focus on the most profitable growth businesses and enhancing revenues. More specific information on the status of this initiative is provided in the section entitled "Status of three-year competitiveness initiative," on page 35.

Key's corporate strategy also reflects the growing importance of the Internet and related information technologies to all daily activities. In particular, the strategy calls for the continual and thoughtful application of such technologies to enhance Key's product and service offerings and to streamline our internal business practices.

Principal strategic actions during 2000

On January 31, we sold our $1.3 billion credit card portfolio as part of an overall effort to redeploy resources to faster growing businesses, such as the home equity lending business. Key's credit card lending business was not large enough to compete with the volume of lending conducted by the major institutions in this business. The sale of the credit card portfolio is described in Note 3 ("Acquisitions and Divestitures") which begins on page 69.

In addition, throughout the year, Key has continued to take actions to increase the potential for additional growth in fee income.

DURING THE FIRST QUARTER, we introduced an electronic commerce program for our middle market corporate clients and launched a retirement services campaign. We also announced the acquisition of certain net assets of National Realty Funding L.C., a commercial finance company headquartered in Kansas City, Missouri. Through this acquisition we expect to expand our capabilities in originating and servicing loans in the commercial real estate market. For example, in 2000 Key participated in two securitizations involving the nonrecourse sale of commercial mortgage loans, including Key loans totaling $850 million. Key continues to generate fee income as the primary servicer for all of its loans sold in these transactions.

                        FIGURE 2 SELECTED FINANCIAL DATA

                                                                                                                   Compound
                                                                                                                Annual Rate
                                                                                                                  of Change
dollars in millions, except per share amounts  2000        1999        1998        1997        1996        1995 (1995-2000)
--------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                            $  6,277    $  5,695    $  5,525    $  5,262    $  4,951    $  5,121       4.2%
Interest expense                              3,547       2,908       2,841       2,517       2,237       2,485       7.4
Net interest income                           2,730       2,787       2,684       2,745       2,714       2,636        .7
Provision for loan losses                       490         348         297         320         197         100      37.4
Noninterest income                            2,194       2,315       1,600       1,315       1,090         936      18.6
Noninterest expense                           2,917       3,070       2,508       2,395       2,464       2,315       4.7
Income before income taxes
  and extraordinary item                      1,517       1,684       1,479       1,345       1,143       1,157       5.6
Income before extraordinary item              1,002       1,107         996         919         783         789       4.9
Net income                                    1,002       1,107         996         919         783         825       4.0
Net income applicable to common shares        1,002       1,107         996         919         775         809       4.4
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary item           $   2.32    $   2.47    $   2.25    $   2.09    $   1.69    $   1.65       7.1%
Income before extraordinary item
  -- assuming dilution                         2.30        2.45        2.23        2.07        1.67        1.63       7.1
Net income                                     2.32        2.47        2.25        2.09        1.69        1.73       6.0
Net income -- assuming dilution                2.30        2.45        2.23        2.07        1.67        1.71       6.1
Cash dividends                                 1.12        1.04         .94         .84         .76         .72       9.2
Book value at year end                        15.65       14.41       13.63       11.83       10.92       10.68       7.9
Market price at year end                      28.00       22.13       32.00       35.41       25.25       18.13       9.1
Dividend payout ratio                         48.28%      42.11%      41.78%      40.19%      45.10%      41.74%      3.0
Weighted average common shares (000)        432,617     448,168     441,895     439,042     459,810     469,574      (1.6)
Weighted average common shares and
   potential common shares (000)            435,573     452,363     447,437     444,544     464,282     472,882      (1.6)
--------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                      $ 66,905    $ 64,222    $ 62,012    $ 53,380    $ 49,235    $ 48,332       6.7%
Earning assets                               77,316      73,733      70,240      64,246      59,260      58,762       5.6
Total assets                                 87,270      83,395      80,020      73,699      67,621      66,339       5.6
Deposits                                     48,649      43,233      42,583      45,073      45,317      47,282        .6
Long-term debt                               14,161      15,881      12,967       7,446       4,213       4,003      28.7
Common shareholders' equity                   6,623       6,389       6,167       5,181       4,881       4,993       5.8
Total shareholders' equity                    6,623       6,389       6,167       5,181       4,881       5,153       5.1
Full-time equivalent employees               22,142      24,568      25,862      24,595      27,689      29,563      (5.6)
Branches                                        922         936         968       1,015       1,205       1,284      (6.4)
--------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                 1.19%       1.37%       1.32%       1.33%       1.21%       1.24%      N/A
Return on average common equity               15.39       17.68       17.97       18.89       15.73       17.35       N/A
Return on average total equity                15.39       17.68       17.97       18.89       15.64       17.10       N/A
Efficiency(a)                                 59.75       59.61       58.74       58.31       60.91       63.06       N/A
Overhead(b)                                   31.74       31.52       35.17       40.34       45.51       49.67       N/A
Net interest margin (taxable equivalent)       3.69        3.93        4.08        4.54        4.78        4.47       N/A
--------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                               7.59%       7.66%       7.71%       7.03%       7.22%       7.77%      N/A
Tangible equity to tangible assets             6.12        6.03        5.93        5.52        5.88        6.25       N/A
Tier 1 risk-adjusted capital                   7.72        7.68        7.21        6.65        7.98        7.53       N/A
Total risk-adjusted capital                   11.48       11.66       11.69       10.83       13.01       10.85       N/A
Leverage                                       7.71        7.77        6.95        6.40        6.93        6.20       N/A
--------------------------------------------------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 69, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio measures the extent to which recurring revenues are absorbed by operating expenses and is calculated as follows: noninterest expense (excluding significant nonrecurring items) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding significant nonrecurring items).

(b) This ratio is the difference between noninterest expense (excluding significant nonrecurring items) and noninterest income (excluding significant nonrecurring items) divided by taxable-equivalent net interest income.

N/A = Not Applicable

DURING THE SECOND QUARTER, we announced our intent to form a strategic alliance that will enhance and expand the trade products and services that Key offers its international clients. Under this alliance, ABN AMRO, the world's sixth-largest bank, will process international trade transactions for Key's clients through a variety of channels, including the Internet. We expect the alliance to begin serving Key's clients by the end of the second quarter of 2001.

DURING THE THIRD QUARTER, we acquired certain net assets of Newport Mortgage Company, L.P., a commercial mortgage company headquartered in Dallas, Texas. We expect this acquisition will expand the breadth of our lending capabilities. We also reached an agreement with InsLogic, a leader in online insurance services, which allowed us to begin offering various insurance products and services on the Key web site during the fourth quarter of 2000. Finally, we entered into an agreement with MasterCard International to provide MasterCard-branded debit card processing services to other financial institutions that have limited or no access to an ATM network.

IN THE FOURTH QUARTER, we announced that our corporate electronic commerce program, which allows our middle market clients to buy and sell products online, moved from its pilot phase to a fully functioning operation. We also reached an agreement to acquire The Wallach Company, Inc., an investment banking firm based in Denver, Colorado. We expect this acquisition to enhance our position in this fast-growth region and to provide additional expertise in the information technology and financial institutions sectors. We completed this transaction at the beginning of 2001.

Status of three-year competitiveness initiative

During the third quarter, we entered the second and final phase of our three-year competitiveness initiative. Management expects that Key will achieve an annual savings rate of approximately $360 million from the overall initiative when actions are fully implemented by the end of 2002. In the initial phase, which began in November 1999, Key reduced its operating expenses by approximately $100 million by outsourcing certain nonstrategic support functions, consolidating sites in a number of our businesses and reducing management layers. The final phase will focus on:

- simplifying Key's business structure by consolidating 22 business lines into 12;

-    streamlining and automating business operations and processes;

-    standardizing product offerings and internal processes;

-    consolidating operating facilities and service centers; and

-    outsourcing additional noncore activities.

Management expects these efforts will reduce Key's workforce by approximately 2,300 positions by the end of 2001. This will bring workforce reductions to approximately 4,000 positions for the entire three-year initiative. In 2000, we recorded $127 million of restructuring and other special charges in connection with the competitiveness initiative, bringing the cumulative charges recorded for this initiative to a net $279 million. The section entitled "Noninterest expense," which begins on page 46, and Note 14 ("Restructuring Charges"), which begins on page 79, provide more information about Key's restructuring charges.

CASH BASIS FINANCIAL DATA

The selected financial data presented in Figure 3 highlight Key's performance on a cash basis for each of the past three years. We provide cash basis financial data because we believe it offers a useful tool for measuring Key's ability to support future growth, evaluating liquidity and assessing Key's ability to pay dividends and repurchase shares.

                  FIGURE 3 CASH BASIS SELECTED FINANCIAL DATA

dollars in millions, except per share amounts           2000         1999       1998
-------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Noninterest expense                                  $  2,817    $  2,968    $  2,422
Income before income taxes                              1,617       1,786       1,565
Net income                                              1,093       1,199       1,072
-------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                           $   2.53    $   2.68    $   2.43
Net income -- assuming dilution                          2.51        2.65        2.40
Weighted average common shares (000)                  432,617     448,168     441,895
Weighted average common shares and potential
   common shares (000)                                435,573     452,363     447,437
-------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                           1.32%       1.51%       1.45%
Return on average total equity                          21.43       25.14       24.71
Efficiency(a)                                           57.61       57.48       55.20
-------------------------------------------------------------------------------------
GOODWILL AND NONQUALIFYING INTANGIBLES
Goodwill average balance                             $  1,359    $  1,424    $  1,113
Nonqualifying intangibles average balance                  52          68          91
Goodwill amortization (after tax)                          82          81          65
Nonqualifying intangibles amortization (after tax)          9          11          11
-------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the three-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 69, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio measures the extent to which recurring revenues are absorbed by operating expenses and is calculated as follows: noninterest expense (excluding significant nonrecurring items and the amortization of goodwill and non-qualifying intangibles) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding significant nonrecurring items).

"Cash basis" accounting can mean different things. When we apply "cash basis" accounting, the only adjustments that we make to get from the information in Figure 2 (which is presented on an accrual basis) to the comparable line items in Figure 3 are to exclude goodwill and other intangibles that do not qualify as Tier 1 capital, and to exclude the amortization of those assets. Figure 3 does not exclude the impact of other noncash items (such as depreciation and deferred taxes) and significant nonrecurring items.

Key's goodwill and other intangibles that do not qualify as Tier 1 capital are the result of business combinations that Key recorded using the "purchase" method of accounting. Under the purchase method, assets and liabilities of acquired companies are recorded at their fair values and any amount paid in excess of the fair value of the net assets acquired is recorded as goodwill. (If the same transactions had qualified for accounting using the "pooling of interests" method, the acquired company's financial statements would simply have been combined with Key's.) After a combination using purchase accounting, Key must amortize goodwill and other intangibles by taking periodic charges against income, but those charges are only accounting entries, not actual cash expenses. Thus, from an investor's perspective, the economic effect of a transaction is the same whether we account for it as a purchase or a pooling. For the same reason, the amortization of intangibles does not impact Key's liquidity and funds management activities.

This is the only section of this Financial Review that discusses Key's financial results on a cash basis.

LINE OF BUSINESS RESULTS

Key has four major lines of business:

KEY RETAIL BANKING offers branch-based financial products and services to small businesses and consumers.

KEY SPECIALTY FINANCE offers non-branch-based consumer loan products, such as education loans, home equity loans, automobile loans and leases, and marine and recreational vehicle loans.

KEY CORPORATE CAPITAL offers financing and specialized services related to, among other things, transaction processing, corporate electronic commerce, financial advice and equipment leasing.

KEY CAPITAL PARTNERS offers asset management, brokerage services, investment banking, capital markets activities, and insurance products and services. It also provides specialized services to high-net-worth clients through the wealth management and private banking businesses.

This section summarizes the financial performance of each line of business and its most recent strategic developments. To better understand this discussion, see Note 4 ("Line of Business Results"), which begins on page 70 and describes the activities and financial results of each line of business in greater detail.

Figure 4 shows Key's net income (loss) by line of business for each of the past three years.

                 FIGURE 4 NET INCOME (LOSS) BY LINE OF BUSINESS


YEAR ENDED DECEMBER 31,                                                                                      Change 2000 vs 1999
                                                                                                           ------------------------
dollars in millions                                             2000          1999           1998          AMOUNT           PERCENT
-----------------------------------------------------------------------------------------------------------------------------------
Key Retail Banking                                            $  387        $  334           $305          $  53            15.9%
Key Specialty Finance                                             67           123             92            (56)          (45.5)
Key Corporate Capital                                            398           391            339              7             1.8
Key Capital Partners(a)                                          139           110             89             29            26.4
Treasury and Other                                               (24)           (4)            54            (20)         (500.0)
-----------------------------------------------------------------------------------------------------------------------------------
   Total segments                                                967           954            879             13             1.4
Reconciling items                                                 35           153            117           (118)          (77.1)
-----------------------------------------------------------------------------------------------------------------------------------
   Total net income                                           $1,002        $1,107           $996          $(105)           (9.5)%
                                                              ======        ======           ====          =====
-----------------------------------------------------------------------------------------------------------------------------------

(a) Noninterest income and expense attributable to Key Capital Partners is assigned to either Key Corporate Capital or Key Retail Banking if one of those lines is principally responsible for maintaining the relationship with the client that used Key Capital Partners' products and services. Key Capital Partners had net income of $179 million in 2000, $143 million in 1999 and $122 million in 1998 before its income and expense were reassigned.

Key Retail Banking

Net income for Key Retail Banking was $387 million in 2000, or approximately 38% of Key's consolidated earnings. In comparison, net income was $334 million in 1999, or approximately 30% of consolidated earnings. The increase in net income is primarily attributable to a $57 million increase in total revenue and a $60 million decline in noninterest expense. These positive factors were partially offset by a $31 million increase in the provision for loan losses that reflects a higher level of net charge-offs. In 1999, net income increased principally because of growth in net interest income and a decline in noninterest expense.

Revenue growth from 1999 includes a $26 million improvement in net interest income, primarily due to higher loan volume. Average loans outstanding rose by 10%, reflecting growth in both the commercial and consumer portfolios. A 6% increase in average deposit balances also contributed to the rise in net interest income. The growth of deposits was moderated by the sale of 28 branches with deposits of $1.3 billion as part of the October 1999 divestiture of the Long Island franchise.

Noninterest income grew by $31 million in 2000, primarily due to an increase in service charges on deposit accounts and higher electronic banking fees. Service charges rose because Key repriced certain services. Electronic banking fees were up due to a higher volume of activity.

The decrease of $60 million in noninterest expense from 1999 is principally the result of lower costs associated with personnel, depreciation and amortization expense, and various indirect charges. Personnel expense declined because Key Retail Banking had fewer employees, primarily as a result of Key's competitiveness initiative.

Key Specialty Finance

Net income for Key Specialty Finance was $67 million in 2000, or approximately 7% of Key's consolidated earnings. In comparison, net income was $123 million in 1999, or approximately 11% of consolidated earnings. Management expected net income generated by Key Specialty Finance to decline in 2000 as a consequence of strategic changes that moderated the increase in net interest income and led to a decrease in noninterest income. The overall decline in revenue was partially offset by a reduction in noninterest expense. In 1999, financial performance improved primarily because net interest income and noninterest income increased, while the provision for loan losses was slightly reduced.

Net interest income was essentially unchanged from 1999, despite a 4% increase in average loans outstanding. Beginning in 2000, we have de-emphasized our practice of securitizing and selling home equity loans originated by Champion Mortgage Co., Inc., our home equity finance affiliate, although we may continue to securitize these loans without then selling them. By retaining these assets, we intend to replace over time the earnings formerly generated by the credit card business, which was sold in January 2000. Results of the credit card and other divested businesses are included in Figure 4 as part of reconciling items for all three years presented.

The $80 million decrease in noninterest income from a year ago is principally attributable to the absence of home equity securitization gains in the current year. We estimate that the change in our home equity loan securitization practice caused Key's 2000 diluted earnings per common share to be approximately $.08 less than it would have been had we continued to securitize and sell home equity loans. For more information about Key's loan securitization activities, see the section entitled "Loans," which begins on page 48.

The provision for loan losses rose by $25 million from 1999, in part because Key accelerated consumer loan charge-offs to comply with new Federal charge-off guidelines applicable to all banking companies. The level of noninterest expense was down 5% from 1999 as a result of actions taken to control expenses under Key's competitiveness initiative.

Key Corporate Capital

Net income for Key Corporate Capital was $398 million in 2000, or approximately 40% of Key's consolidated earnings. In comparison, net income was $391 million in 1999, or approximately 35% of consolidated earnings. The growth in net income is attributable to a $79 million increase in total revenue. Total average loans grew by 9% in 2000, generating an $82 million increase in net interest income. This reflects strong increases in most major business units, including structured finance, lease financing, real estate construction and the middle market portfolios. In 1999, noninterest income included a $13 million gain from the sale of Key's interest in a joint venture with Compaq Capital Corporation. Excluding this nonrecurring item, noninterest income grew by $10 million in 2000, primarily due to higher income from service charges on deposit accounts, loan fees and various investment banking and capital markets activities. In 1999, the increase in net income was due primarily to higher net interest income and noninterest income, including the nonrecurring gain discussed above.

Key Corporate Capital's higher revenue was substantially offset by a $41 million increase in the provision for loan losses and a $22 million increase in noninterest expense. The increase in noninterest expense includes higher personnel expense, depreciation and amortization expense, and costs associated with investment banking and capital markets activities. These latter costs are primarily the result of the income and expense sharing relationship described under the heading "Key Capital Partners" below.

Key acquired certain net assets of National Realty Funding L.C. in the first quarter of 2000 and certain net assets of Newport Mortgage Company, L.P. in the third quarter. We expect these acquisitions, which became part of Key Corporate Capital's commercial real estate operations, to expand our capabilities in originating and servicing loans in the commercial real estate market.

Key Capital Partners

Net income for Key Capital Partners was $139 million in 2000, or approximately 14% of Key's consolidated earnings. In comparison, net income was $110 million in 1999, or approximately 10% of consolidated earnings.

If personnel in another line of business are responsible for maintaining a relationship with a client that uses the products and services offered by Key Capital Partners, that other line of business is assigned the income and expense arising from Key Capital Partners' work for the client. As a result, a significant amount of Key Capital Partners' noninterest income and expense is reported under either Key Corporate Capital or Key Retail Banking. If Key Capital Partners had not assigned income and expense to other lines of business, net income for this line would have been $179 million in 2000 (representing approximately 18% of Key's consolidated earnings) and $143 million in 1999 (representing approximately 13% of Key's consolidated earnings).

Total revenue for Key Capital Partners rose by $58 million ($81 million prior to revenue sharing) from 1999. Primary factors contributing to this improvement were higher net gains from equity capital investments, an increase in dealer trading and derivatives income, and an increase in trust and investment advisory fees. The growth of these revenue components was moderated by a decline in investment banking fees due to lower levels of activity.

Noninterest expense was up $9 million ($17 million prior to expense sharing) from 1999, due primarily to higher personnel related costs.

In 1999, the increase in net income was mainly the result of increases in both net interest income and noninterest income, offset in part by a higher level of noninterest expense. The increase in each of these components was primarily the result of the October 1998 acquisition of McDonald. Because McDonald was accounted for as a purchase, 1998 results include only two months of McDonald's activity, while 1999 results reflect a full year.

Treasury and Other

Treasury and Other includes Treasury and the Electronic Services business units, as well as the net effect of funds transfer pricing. In 2000, this segment generated a net loss of $24 million, compared with a net loss of $4 million in 1999. The net loss increased primarily because we incurred $50 million ($32 million after tax) of net securities losses in connection with the third quarter 2000 reconfiguration of Key's securities portfolio. These losses were partially offset by an increase in the level of net income generated by the Electronic Services unit.

In 1999, this segment generated a net loss of $4 million, compared with net income of $54 million in 1998. The $58 million decline was primarily due to a $63 million ($40 million after tax) decrease in the net effect of funds transfer pricing. During the latter part of 1998 and for much of 1999, the cost of maintaining sufficient liquidity was higher than normal. In 1999, this was due primarily to precautionary measures taken to protect Key's liquidity from potential disruption in the marketplace related to Year 2000 computer systems issues. Since this incremental increase in the cost of funds was not indicative of the normal funding costs for Key's major lines of business, it was not allocated to those lines, but instead, was retained in Treasury.

Reconciling Items

The "reconciling items" shown in Figure 4 reflect certain nonrecurring items, charges related to unallocated nonearning assets of corporate support functions and the results of divested businesses. Prior to restatement in 2000, results of divested businesses were included in the individual lines of business to which they pertained. For more specific information regarding the above items, see notes c, d and e to the table included in Note 4 ("Line of Business Results"), which begins on page 70.


RESULTS OF OPERATIONS

Net interest income

Key's principal source of earnings is net interest income, which comprises interest and loan-related fee income less interest expense. There are several factors that affect net interest income, including:

- the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

-   the use of off-balance sheet instruments to manage interest rate risk;

-   interest rate fluctuations; and

-   asset quality.

To make it easier to compare results among several periods and the yields on various types of earning assets, we present all net interest income on a "taxable-equivalent basis." In other words, if we earn $100 of tax-exempt income, we present those earnings at a higher amount (specifically, $154) that -- if taxed at the statutory Federal income tax rate of 35% -- would yield $100.

Figure 6 shows various components of the balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. Net interest income for 2000 was $2.8 billion, representing a $61 million, or 2%, decrease from 1999. Average earning assets (primarily commercial and home equity loans) increased by 4% to $74.6 billion, but that improvement was more than offset by a decline in the net interest margin from 3.93% in 1999 to 3.69% in 2000. The sales of Key's Long Island branches and credit card business moderated the growth in earning assets and contributed to the reduction in the net interest margin.

Although the net interest margin declined from that reported in 1999, it was stable throughout the first three quarters of the year, due in part to the growth of Key's retail deposits, which enabled us to moderate our dependence on higher cost funds. The net interest margin rose slightly in the fourth quarter despite a challenging interest rate environment because we reconfigured the securities available for sale portfolio at the end of the third quarter.

In 1999, net interest income was $2.8 billion, up $101 million, or 4%, from the previous year. Average earning assets (primarily commercial loans) increased by 7% from 1998, more than compensating for a decrease of 15 basis points in the net interest margin.

NET INTEREST MARGIN. There are several reasons that the net interest margin declined over the past year:

- the October 1999 divestiture of Key's Long Island branches with approximately $1.3 billion in deposits and the January 2000 sale of the $1.3 billion credit card portfolio reduced Key's net interest margin by an estimated 14 basis points in 2000;

- increased competition affected the rates we could charge for loans and the rates we offered for deposits;

- core deposit growth did not keep pace with loan growth, due in part to branch divestitures; and

- we have intensified our efforts to attract deposits such as money market deposit accounts and time deposits, which provide more stable funding than wholesale sources but are more costly than other deposit products.

INTEREST EARNING ASSETS. Average earning assets for 2000 totaled $74.6 billion, which was $2.9 billion, or 4%, higher than the 1999 level. This increase came principally from the loan portfolio, despite the sale of Key's credit card business last January. The largest growth in 2000 occurred in the commercial loan portfolio, but the growth of the home equity portfolio was also strong. In 1999, average earning assets totaled $71.7 billion, representing a $5.0 billion, or 7%, increase from the prior year. Most of this growth was attributable to the commercial loan portfolio.

Over the past two years, Key's loan growth has been affected by several strategic developments. During 2000, we sold $805 million of low interest spread commercial loans to a loan conduit. This arrangement allows us to continue to meet our customers' funding needs and to generate servicing revenue without having to retain these low interest spread assets on the balance sheet. In addition, during 2000, Key sold without recourse $850 million of its commercial mortgage loans. Our business of originating and servicing commercial mortgage loans is expected to grow as a result of Key's recent acquisitions of Newport Mortgage Company, L.P. and National Realty Funding L.C. Finally, during 1999, we securitized and sold loans aggregating $3.4 billion as part of our strategy to diversify Key's funding sources. Although this strategy was prudent and successful, it moderated the growth of the consumer loan portfolio.

Early in 2000, management announced that Key would de-emphasize the securitization and sale of home equity loans generated by our home equity finance affiliate. We did not effect any such transactions during the year. By retaining the assets attributable to this growing business on Key's balance sheet, we intend to replace over time the earnings formerly generated by the divested credit card business. We will continue, however, to consider securitizations of other portfolios as a source of alternative funding when conditions in the capital markets are favorable. During 2000, Key securitized and sold approximately $1.0 billion of its education loans.

INTEREST RATE SWAPS AND CAPS. Key uses portfolio interest rate swaps and caps to help manage its interest rate sensitivity position. Interest rate swaps and caps are complicated instruments, but briefly:

- INTEREST RATE SWAPS are contracts under which two parties agree to exchange interest payment streams that are calculated on agreed-upon amounts (known as "notional amounts"). For example, party A will pay interest at a fixed rate to, and receive interest at a variable rate from, party B. Key generally uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt.

- INTEREST RATE CAPS are contracts that provide for the holder to be compensated based on an agreed-upon notional amount when a benchmark interest rate exceeds a specified level (known as the "strike rate"). Key uses interest rate caps to manage the risk of adverse movements in interest rates on certain of our long-term debt and short-term borrowings. A cap limits Key's exposure to interest rate increases; caps do not have any impact if interest rates decline.

For more information about how Key uses interest rate swaps and caps to manage its balance sheet, see the next section, entitled "Market risk management." Figure 5 shows how changes in yields or rates and average balances in 2000 and 1999 affected net interest income. The section entitled "Financial Condition," which begins on page 48, contains more discussion about changes in earning assets and funding sources.

               FIGURE 5 COMPONENTS OF NET INTEREST INCOME CHANGES

                                                      2000 VS 1999               1999 VS 1998
                                              ---------------------------- ------------------------
                                              AVERAGE    YIELD/       NET  AVERAGE   YIELD/     NET
in millions                                    VOLUME      RATE    CHANGE   VOLUME    RATE   CHANGE
---------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                           $ 246    $ 306    $ 552    $ 417    $(200)   $ 217
Taxable investment securities                      10        1       11        6       (3)       3
Tax-exempt investment securities                  (13)       1      (12)     (23)       2      (21)
Securities available for sale                       2       20       22      (14)     (11)     (25)
Short-term investments                             (7)      12        5       15      (21)      (6)
---------------------------------------------------------------------------------------------------
   Total interest income (taxable equivalent)     238      340      578      401     (233)     168

INTEREST EXPENSE
Money market deposit accounts                     (23)      47       24       41      (33)       8
Savings deposits                                   (8)      (4)     (12)      (9)      (6)     (15)
NOW accounts                                       (3)       1       (2)      (7)      (1)      (8)
Certificates of deposit ($100,000 or more)         73       44      117       39      (10)      29
Other time deposits                               108      102      210      (14)     (45)     (59)
Deposits in foreign office                        111       15      126       (5)      (4)      (9)
---------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                258      205      463       45      (99)     (54)
Federal funds purchased and securities sold
   under repurchase agreements                      3       64       67      (84)     (38)    (122)
Bank notes and other short-term borrowings        (45)      47        2       (4)     (29)     (33)
Long-term debt, including capital securities      (46)     153      107      309      (33)     276
---------------------------------------------------------------------------------------------------
   Total interest expense                         170      469      639      266     (199)      67
---------------------------------------------------------------------------------------------------
   Net interest income (taxable equivalent)     $  68    $(129)   $ (61)   $ 135    $ (34)   $ 101
                                                =====    =====    =====    =====    =====    =====
---------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Market risk management

The values of some financial instruments vary with changes in external interest rates, foreign exchange rates, equity prices (the value of equity securities held as assets), or other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase because the bond will become a less attractive investment. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. (Key is not affected in any material way by changes in foreign exchange rates or the prices of various equity securities held as assets.) The exposure that instruments tied to such external factors presents is called "market risk."

FIGURE 6 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

YEAR ENDED DECEMBER 31,


                                                    2000                         1999                         1998
                                          -----------------------   ---------------------------    ---------------------------
                                          AVERAGE           YIELD/   AVERAGE             YIELD/     AVERAGE             YIELD/
dollars in millions                       BALANCE INTEREST   RATE    BALANCE  INTEREST     RATE     BALANCE  INTEREST    RATE
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(a,b)
   Commercial, financial and agricultural $19,369  $1,669    8.63%   $17,695    $1,350     7.63%    $15,413    $1,251     8.12%
   Real estate -- commercial mortgage       6,911     628    9.10      6,946       580     8.34       7,080       627     8.86
   Real estate -- construction              4,815     464    9.63      4,076       343     8.41       2,866       254     8.86
   Commercial lease financing               6,821     493    7.22      6,092       445     7.31       4,822       359     7.45
--------------------------------------------------------------------------------------------------------------------------------
       Total commercial loans              37,916   3,254    8.59     34,809     2,718     7.81      30,181     2,491     8.25
   Real estate -- residential               4,274     325    7.61      4,479       338     7.54       5,440       422     7.76
   Home equity                              8,857     822    9.29      7,548       645     8.54       6,353       557     8.77
   Credit card                                 --      --      --        997       152    15.28       1,438       212    14.74
   Consumer -- direct                       2,592     265   10.19      2,457       238     9.69       2,139       228    10.66
   Consumer -- indirect lease financing     3,089     249    8.03      2,922       236     8.07       2,024       171     8.45
   Consumer -- indirect other               6,032     570    9.44      6,584       608     9.24       6,647       603     9.07
--------------------------------------------------------------------------------------------------------------------------------
       Total consumer loans                24,844   2,231    8.97     24,987     2,217     8.87      24,041     2,193     9.12
   Loans held for sale                      2,534     230    9.05      2,605       228     8.74       3,200       262     8.19
--------------------------------------------------------------------------------------------------------------------------------
       Total loans                         65,294   5,715    8.75     62,401     5,163     8.27      57,422     4,946     8.61
Taxable investment securities                 734      26    3.52        444        15     3.33         282        12     4.26
Tax-exempt investment securities(a)           391      34    8.76        535        46     8.60         801        67     8.36
--------------------------------------------------------------------------------------------------------------------------------
       Total investment securities          1,125      60    5.34        979        61     6.21       1,083        79     7.29
Securities available for sale(a,c)          6,439     447    6.81      6,403       425     6.58       6,610       450     6.85
Short-term investments                      1,717      83    4.84      1,873        78     4.19       1,563        84     5.37
--------------------------------------------------------------------------------------------------------------------------------
       Total earning assets                74,575   6,305    8.45     71,656     5,727     7.99      66,678     5,559     8.34
Allowance for loan losses                    (959)                      (911)                          (888)
Accrued income and other assets            10,419                     10,201                          9,491
--------------------------------------------------------------------------------------------------------------------------------
                                          $84,035                    $80,946                        $75,281
                                          =======                    =======                        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts             $12,211     414    3.39    $12,950       390     3.01     $11,650       382     3.28
Savings deposits                            2,206      32    1.47      2,716        44     1.63       3,225        59     1.83
NOW accounts                                  612      10    1.59        791        12     1.45       1,215        20     1.65
Certificates of deposit ($100,000 or more)  5,511     340    6.15      4,257       223     5.24       3,520       194     5.51
Other time deposits                        13,974     805    5.76     11,969       595     4.97      12,240       654     5.34
Deposits in foreign office                  2,593     167    6.45        823        41     5.00         913        50     5.48
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits     37,107   1,768    4.76     33,506     1,305     3.90      32,763     1,359     4.15
Federal funds purchased and securities
   sold under repurchase agreements         4,931     287    5.82      4,856       220     4.53       6,635       342     5.15
Bank notes and other short-term borrowings  7,121     428    6.01      7,912       426     5.38       7,975       459     5.76
Long-term debt, including capital
   securities(d)                           15,707   1,064    6.78     16,473       957     5.82      11,175       681     6.09
--------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities  64,866   3,547    5.47     62,747     2,908     4.63      58,548     2,841     4.85
Noninterest-bearing deposits                8,328                      8,474                          8,509
Accrued expense and other liabilities       4,329                      3,464                          2,681
Preferred stock                                --                         --                             --
Common shareholders' equity                 6,512                      6,261                          5,543
--------------------------------------------------------------------------------------------------------------------------------
                                          $84,035                    $80,946                        $75,281
                                          =======                    =======                        =======

Interest rate spread (TE)                                    2.98                          3.36                           3.49
--------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
   interest margin (TE)                            $2,758    3.69%              $2,819     3.93%               $2,718    4.08%
                                                   ======    ====               ======     ====                ======    ====

Capital securities                         $1,243     $95             $1,162       $85                 $879       $65
Taxable-equivalent adjustment(a)                       28                           32                             34
--------------------------------------------------------------------------------------------------------------------------------

(a) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(b) For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)  Yield is calculated on the basis of amortized cost.

(d)  Rate calculation excludes ESOP debt.

TE = Taxable Equivalent

N/M = Not Meaningful

                                                                                                                COMPOUND ANNUAL
                                                                                                                RATE OF CHANGE
              1997                                 1996                               1995                        (1995-2000)
--------------------------------     --------------------------------    --------------------------------      --------------------
 AVERAGE                  YIELD/     AVERAGE                    YIELD/   AVERAGE                    YIELD/     AVERAGE
 BALANCE    INTEREST        RATE     BALANCE     INTEREST        RATE    BALANCE    INTEREST         RATE      BALANCE    INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
$ 12,911    $  1,126        8.72%   $ 11,970     $  1,070        8.94%  $ 11,252    $  1,027         9.13%        11.5%     10.2%
   7,101         663        9.34       7,039          648        9.21      7,115         678         9.53          (.6)     (1.5)
   1,945         188        9.67       1,631          166       10.18      1,416         148        10.45         27.7      25.7
   3,310         228        6.89       2,372          148        6.24      1,876         125         6.66         29.5      31.6
-----------------------------------------------------------------------------------------------------------------------------------
  25,267       2,205        8.73      23,012        2,032        8.83     21,659       1,978         9.13         11.9      10.5
   6,192         524        8.46       7,224          593        8.21      9,554         762         7.98        (14.9)    (15.7)
   5,180         469        9.05       4,214          378        8.97      3,600         333         9.25         19.7      19.8
   1,710         256       14.97       1,665          243       14.59      1,386         210        15.15          N/M       N/M
   2,238         246       10.99       2,183          246       11.27      2,381         253        10.63          1.7        .9
   1,156          99        8.56         671           56        8.35        582          44         7.56         39.6      41.4
   7,023         633        9.01       6,819          604        8.86      6,479         567         8.75         (1.4)       .1
-----------------------------------------------------------------------------------------------------------------------------------
  23,499       2,227        9.48      22,776        2,120        9.31     23,982       2,169         9.04           .7        .6
   2,649         198        7.47       2,428          198        8.15      2,371         201         8.48          1.3       2.7
-----------------------------------------------------------------------------------------------------------------------------------
  51,415       4,630        9.02      48,216        4,350        9.02     48,012       4,348         9.06          6.3       5.6
     247          12        4.83         246           14        5.69      7,807         521         6.67        (37.7)    (45.1)
   1,227          97        7.91       1,425          114        8.00      1,482         126         8.47        (23.4)    (23.0)
-----------------------------------------------------------------------------------------------------------------------------------
   1,474         109        7.39       1,671          128        7.66      9,289         647         6.96        (34.4)    (37.8)
   7,629         527        6.93       7,423          495        6.69      2,103         136         6.40         25.1      26.9
     782          40        5.12         535           28        5.23        799          47         5.91         16.5      12.0
-----------------------------------------------------------------------------------------------------------------------------------
  61,300       5,306        8.66      57,845        5,001        8.65     60,203       5,178         8.60          4.4       4.0
    (875)                               (872)                               (868)                                  2.0
   8,525                               7,846                               7,307                                   7.4
-----------------------------------------------------------------------------------------------------------------------------------
$ 68,950                            $ 64,819                             $66,642                                   4.7
========                            ========                             =======

$ 10,897         333        3.06    $ 10,211          311        3.05   $  7,161         261         3.64         11.3       9.7
   4,319          94        2.18       5,604          138        2.46      6,506         174         2.68        (19.5)    (28.7)
   1,560          32        2.05       2,438           48        1.97      5,444         110         2.02        (35.4)    (38.1)
   3,376         190        5.63       3,377          199        5.89      3,677         222         6.03          8.4       8.9
  13,273         715        5.39      13,723          720        5.25     14,466         783         5.41          (.7)       .6
   1,812          98        5.41         996           53        5.32      2,182         155         7.12          3.5       1.5
-----------------------------------------------------------------------------------------------------------------------------------
  35,237       1,462        4.15      36,349        1,469        4.04     39,436       1,705         4.32         (1.2)       .7

   6,942         359        5.17       5,843          295        5.05      5,623         315         5.60         (2.6)     (1.8)
   4,741         283        5.97       3,279          197        6.01      3,362         204         6.05         16.2      16.0

   6,554         413        6.30       4,324          276        6.38      3,895         261         6.84         32.2      32.5
-----------------------------------------------------------------------------------------------------------------------------------
  53,474       2,517        4.71      49,795        2,237        4.49     52,316       2,485         4.75          4.4       7.4
   8,536                               8,374                               8,129                                    .5
   2,074                               1,644                               1,373                                  25.8
      --                                  79                                 160                                   N/M
   4,866                               4,927                               4,664                                   6.9
-----------------------------------------------------------------------------------------------------------------------------------
$ 68,950                            $ 64,819                             $66,642                                   4.7
========                            ========                             =======

                            3.95                                 4.16                                3.85
-----------------------------------------------------------------------------------------------------------------------------------
            $  2,789        4.54%                 $ 2,764        4.78%                $2,693         4.47%                    .5%
            ========        ====                  =======        ====                 ======         ====
$    648    $     49                $     28      $     3                     --          --                                 N/M
                  44                                   50                             $   57                               (13.3)%
-----------------------------------------------------------------------------------------------------------------------------------


Asset and liability management
------------------------------

Key's Asset/Liability Management Policy Committee has developed a program to measure and manage interest rate risk. This committee is also responsible for approving Key's asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key's interest rate sensitivity position.

MEASUREMENT OF SHORT-TERM INTEREST RATE EXPOSURE. The primary tool that management uses to measure interest rate risk is a net interest income simulation model. These simulations estimate the impact that various changes in the overall level of interest rates over one- and two-year time horizons would have on net interest income. The results help Key develop strategies for managing exposure to interest rate risk.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates, and on- and off-balance sheet management strategies. Management believes that both individually and in the aggregate the assumptions we make are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure.

Key's guidelines for risk management call for preventive measures if a gradual 200 basis point increase or decrease in short-term rates over the next twelve months would affect net interest income over the same period by more than 2%. Key has been operating well within these guidelines. As of December 31, 2000, based on the results of our simulation model, Key would expect net interest income to increase by approximately 1.15% if short-term interest rates gradually decrease by 200 basis points. Conversely, if short-term interest rates gradually increase by 200 basis points, net interest income would be expected to decrease by approximately 1.08%.

MEASUREMENT OF LONG-TERM INTEREST RATE EXPOSURE. Key uses an economic value of equity model to complement short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than two years. The economic value of Key's equity is determined by aggregating the present value of projected future cash flows for asset, liability and off-balance sheet positions based on the current yield curve.

Economic value analysis has several limitations. For example, the economic values of asset, liability and off-balance sheet positions do not represent the true fair values of the positions, since economic values do not consider factors like credit risk and liquidity. In addition, we must estimate cash flow for assets and liabilities with indeterminate maturities. Moreover, our present value calculations do not take into consideration future changes in the balance sheet that will likely result from ongoing loan and deposit activities conducted by Key's core businesses. Finally, the analysis requires assumptions about events that span several years. Despite its limitations, the economic value of equity model is a relatively sophisticated tool for evaluating the longer-term effect of possible interest rate movements.

Key's guidelines for risk management call for preventive measures if an immediate 200 basis point increase or decrease in interest rates would reduce the economic value of equity by more than 15%. Key has been operating well within these guidelines.

OTHER SOURCES OF INTEREST RATE EXPOSURE. Management uses the results of short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both within the bounds of Key's interest rate risk, liquidity and capital guidelines. We also periodically measure the risk to earnings and economic value arising from various other pro forma changes in the overall level of interest rates. The many interest rate scenarios modeled, and their potential impact on earnings and economic value, quantify the level of Key's interest rate exposure arising from option risk, basis risk and gap risk.

- A financial instrument presents "OPTION RISK" when one party can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return will not be as much as the loan would have generated had payments been received as originally scheduled. Floating rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.

- One approach that Key uses to manage interest rate risk is to offset floating-rate liabilities (such as borrowings) with floating-rate assets (such as loans). That way, as our interest expense increases, so will our interest income. We face "BASIS RISK" when our floating-rate assets and floating-rate liabilities reprice in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing at the same time, interest expense and interest income may not change by the same amount.

- We often use an interest-bearing liability to provide funding for an interest-earning asset. For example, Key may sell certificates of deposit and use the proceeds to make loans. That strategy presents "GAP RISK" if the related liabilities and assets do not mature or reprice at the same time.

MANAGEMENT OF INTEREST RATE EXPOSURE. Key manages interest rate risk by using portfolio swaps and caps, which modify the repricing or maturity characteristics of some of our assets and liabilities. The decision to use these instruments rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements. In addition, management considers interest rate implications when adding to Key's securities portfolio, issuing new debt and packaging loans for securitization.

PORTFOLIO SWAPS AND CAPS. The estimated aggregate fair value of Key's portfolio swaps and caps decreased to a negative fair value of $47 million during 2000 from a negative fair value of $42 million at December 31, 1999. Fair value decreased primarily because of a decline in the value of the euro.

Key terminated swaps with a notional amount of $4.5 billion during 2000, resulting in a net deferred loss of $12 million. Generally, the decision to terminate any swap contract is integrated strategically with asset and liability management and takes many factors into account.

Management may rely more heavily on variable rate funding (such as short-term borrowings) to finance growth in earning assets when economic circumstances make it prudent to do so. Under such circumstances, we have used instruments known as rate locks and futures to manage our exposure to risk from unexpected variations in interest rates we have agreed to pay.

Figure 7 shows the notional amount and fair value of portfolio swaps and caps by interest rate management strategy. The fair value of an instrument at any given date represents the estimated income (if positive) or cost (if negative) that would be recognized if the instrument was sold at that date. However, because these instruments are used to alter the repricing or maturity characteristics of assets and liabilities, the net unrealized gains and losses are not recognized separately in earnings. Rather, interest from swaps and caps is recognized on an accrual basis as an adjustment of the interest income or expense from the asset or liability being managed.



     FIGURE 7 PORTFOLIO SWAPS AND CAPS BY INTEREST RATE MANAGEMENT STRATEGY

DECEMBER 31,                                                                              2000                         1999
                                                                               -----------------------       -----------------------
                                                                                NOTIONAL          FAIR       NOTIONAL           FAIR
in millions                                                                       AMOUNT         VALUE         AMOUNT          VALUE
------------------------------------------------------------------------------------------------------------------------------------
Convert variable rate loans to fixed                                             $ 1,283       $    20        $ 1,254       $   (24)
Convert fixed rate loans to variable                                                 849           (19)           587            14
Convert fixed rate securities to variable                                             --            --            316            18
Convert variable rate funding of securities to fixed                                 401            (6)            --            --
Convert variable rate deposits and short-term borrowings to fixed                    650            (1)         1,100            14
Convert fixed rate deposits and short-term borrowings to variable                    545             6            226            (6)
Convert variable rate long-term debt to fixed                                      2,852           (25)         3,820            59
Convert fixed rate long-term debt to variable                                      2,635            53          4,586          (104)
Basis swaps -- foreign currency denominated debt                                   1,123           (71)           321           (23)
Basis swaps -- interest rate indices                                               5,502            (4)         6,462             3
------------------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps                                                          15,840           (47)        18,672           (49)

Modify characteristics of variable rate short-term borrowings                        250            --          2,050             6
Modify characteristics of variable rate long-term debt                                --            --            200             1
------------------------------------------------------------------------------------------------------------------------------------
   Total portfolio caps and collars                                                  250            --          2,250             7
------------------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps, caps and collars                                       $16,090       $   (47)       $20,922       $   (42)
                                                                                 =======       =======        =======       =======
------------------------------------------------------------------------------------------------------------------------------------

Figure 8 summarizes the expected average maturities of Key's portfolio swaps and caps at December 31, 2000.


        FIGURE 8 EXPECTED AVERAGE MATURITIES OF PORTFOLIO SWAPS AND CAPS


DECEMBER 31, 2000                RECEIVE FIXED                    PAY FIXED
                           --------------------------------- ---------------------                TOTAL
                           INDEXED                  FORWARD-              FORWARD-    BASIS   PORTFOLIO
in millions                AMORTIZING  CONVENTIONAL STARTING CONVENTIONAL STARTING    SWAPS       SWAPS       CAPS      TOTAL
-----------------------------------------------------------------------------------------------------------------------------
Mature in one year or less    $    45    $   240         --    $ 1,655         --    $ 3,070    $ 5,010    $   250    $ 5,260
Mature after one through
   five years                      --      2,525         --      2,147         --      3,555      8,227         --      8,227
Mature after five through
   ten years                       --        935         --        499    $    20         --      1,454         --      1,454
Mature after ten years             --        630    $    88        335         96         --      1,149         --      1,149
-----------------------------------------------------------------------------------------------------------------------------
   Total portfolio swaps,
      caps and collars        $    45    $ 4,330    $    88    $ 4,636    $   116    $ 6,625    $15,840    $   250    $16,090
                              =======    =======    =======    =======    =======    =======    =======    =======    =======
-----------------------------------------------------------------------------------------------------------------------------

Trading portfolio risk management
---------------------------------

Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of clients, other positions with third parties that are intended to mitigate the interest rate risk of client positions, foreign exchange contracts entered into to accommodate the needs of clients, and financial assets and liabilities (trading positions) included in "other assets" and "other liabilities," respectively, on the balance sheet. For more information about off-balance sheet contracts, see Note 19 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 84.

Management uses a value at risk ("VAR") model to estimate the potential adverse effect of changes in interest and foreign exchange rates on the fair value of Key's trading portfolio. Using statistical methods, this model estimates the maximum potential one-day loss with 95% certainty. At year end, Key's aggregate daily VAR was $1.1 million compared with $1.4 million at year-end 1999. Aggregate daily VAR averaged $1 million for 2000, compared with an average of just under $1.6 million during 1999. VAR modeling augments other controls that Key uses to mitigate the market risk exposure of the trading portfolio. These controls include loss and portfolio size limits that are based on market liquidity and the level of activity and volatility of trading products.

Noninterest income

Noninterest income for 2000 totaled $2.2 billion, compared with $2.3 billion for 1999 and $1.6 billion for 1998. In each of the past three years, noninterest income has been affected by various nonrecurring items. The most significant of these items are shown in Figure 9 and include gains from divestitures and net losses resulting from the reconfiguration of Key's securities portfolio. For more information on the divestitures, see Note 3 ("Acquisitions and Divestitures"), which begins on page 69.

Core noninterest income, which excludes significant nonrecurring items, was $1.9 billion (41% of total core revenue) in 2000 compared with $2.0 billion (41% of total core revenue) in 1999 and $1.5 billion (36% of total core revenue) in 1998. One of management's long-term objectives is to increase core noninterest income as a percentage of total core revenue to 50%.

The absence of income generated by the divested Long Island branches and the credit card business accounted for $69 million of the decrease in core noninterest income in 2000, while the absence of gains from the securitization and sale of home equity loans accounted for a decrease of $64 million. Excluding revenue from divested businesses and gains from home equity loan securitizations, core noninterest income in 2000 was up $92 million, or 5%, from the prior year and reflected nearly across-the-board growth in traditional sources of fee income. The strongest contributions to this growth came from investment banking and capital markets activities (up $18 million), service charges on deposit accounts (up $17 million) and electronic banking fees and insurance income (each up $10 million). Less substantial contributions to the growth of noninterest income came from trust and investment services, and letter of credit and loan fees (each up $9 million). These revenue components increased because of the overall strength of the securities markets, new business and the repricing of certain services.

Figure 9 shows the major components of Key's noninterest income. The discussion that follows provides additional information, such as the composition of certain components and the factors that caused them to change in 2000 and 1999. For detailed information about investment banking and capital markets income, and trust and investment services, see Figures 10 and 11, respectively.

TRUST AND INVESTMENT SERVICES. Trust and investment services provide Key's largest source of noninterest income. At December 31, 2000, Key's bank, trust and registered investment advisory subsidiaries had assets under discretionary management (excluding corporate trust assets) of $68 billion, compared with $72 billion at the end of 1999. This component of noninterest income was reconfigured in 2000 and, as shown in Figure 11, now includes brokerage commission income, which was previously presented as a separate component. Fees from investment advisory services accounted for approximately 27% of Key's total trust and investment services income in both 2000 and in 1999.

CORPORATE-OWNED LIFE INSURANCE. Income from corporate-owned life insurance, representing a tax-deferred increase in cash surrender values and tax-exempt death benefits, was relatively unchanged in 2000. In 1999, the increase was primarily due to claims.

CREDIT CARD FEES. Credit card fees declined by $52 million in 2000 and by $5 million in 1999. The 1999 decrease reflects Key's decision to de-emphasize credit cards as a source of revenue, which ultimately led to the sale of Key's credit card business in January 2000. For more information about this transaction, see the section entitled "Highlights of Key's 2000 Performance," which begins on page 32, and Note 3 ("Acquisitions and Divestitures"), which begins on page 69.

LOAN SECURITIZATIONS. Key periodically securitizes and sells loans to generate funds when conditions in the capital markets make securitizations more attractive than other financing alternatives. We decide which loans to securitize based upon a number of specific factors as discussed in the section entitled "Loans," which begins on page 48.

During 2000, we securitized and sold $1.0 billion of education loans, resulting in net gains of $18 million. We did not securitize any of our home equity loans due in part to our decision to retain most home equity loans originated by our home equity finance affiliate beginning in 2000. By retaining these assets on the balance sheet, we intend to replace over time the earnings previously generated by the divested credit card portfolio.

In 1999, we securitized and sold $3.4 billion of consumer loans (including $1.1 billion of home equity loans), resulting in net gains of $83 million. These net gains exclude a nonrecurring charge of $19 million (presented in Figure 9 as a part of "Other nonrecurring items") that resulted from the implementation of a more conservative methodology for estimating the fair value of assets retained in securitizations. The level of securitizations was higher in 1999 than in 2000 for two reasons: in 2000 we ceased securitizing Champion Mortgage's home equity loans, and a securitization originally planned for the fourth quarter of 1998 was postponed due to instability in the capital markets and was included in the securitizations completed during the first quarter of 1999. For information about the type and volume of securitized loans that are either administered or serviced by Key and not recorded on the balance sheet, see the section entitled "Loans," which begins on page 48.

                          FIGURE 9 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                                      CHANGE 2000 VS 1999
                                                                                            ---------------------
dollars in millions                                          2000        1999        1998     AMOUNT     PERCENT
-----------------------------------------------------------------------------------------------------------------
Trust and investment services income                      $   608     $   599     $   406    $     9         1.5%
Investment banking and capital markets income                 372         354         239         18         5.1
Service charges on deposit accounts                           341         330         306         11         3.3
Corporate-owned life insurance income                         109         107         104          2         1.9
Letter of credit and loan fees                                107          98          71          9         9.2
Credit card fees                                               11          63          68        (52)      (82.5)
Net loan securitization gains                                  10          83           4        (73)      (88.0)
Net securities gains                                           22          --          --         22        N/M
Other income:
   Electronic banking fees                                     68          58          47         10        17.2
   Insurance income                                            62          52          40         10        19.2
   Loan securitization servicing fees                          24          28          31         (4)      (14.3)
   Gains from sales of loans                                   28          32          50         (4)      (12.5)
   Miscellaneous income                                       157         157         136         --        --
-----------------------------------------------------------------------------------------------------------------
       Total other income                                     339         327         304         12         3.7
-----------------------------------------------------------------------------------------------------------------
       Total core noninterest income                        1,919       1,961       1,502        (42)       (2.1)

Gain from sale of credit card portfolio                       332          --          --        332        N/M
Net losses from reconfiguration of securities portfolio       (50)         --          --        (50)       N/M
Gains from branch divestitures                                 --         194          39       (194)     (100.0)
Gain from sale of Electronic Payment Services, Inc.            --         134          --       (134)     (100.0)
Gain from sale of Concord EFS, Inc. common shares              --          15          --        (15)     (100.0)
Gains from sale of Key Merchant Services, LLC                  --          14          50        (14)     (100.0)
Gain from sale of Compaq Capital Europe LLC and
   Compaq Capital Asia Pacific LLC                             --          13          --        (13)     (100.0)
Other securities gains                                         --          14           9        (14)     (100.0)
Other nonrecurring items                                       (7)        (30)         --         23       (76.7)
-----------------------------------------------------------------------------------------------------------------
       Total significant nonrecurring items                   275         354          98        (79)      (22.3)
-----------------------------------------------------------------------------------------------------------------
       Total noninterest income                           $ 2,194     $ 2,315     $ 1,600    $  (121)       (5.2)%
                                                          =======     =======     =======    =======
-----------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful


            FIGURE 10 INVESTMENT BANKING AND CAPITAL MARKETS INCOME

YEAR ENDED DECEMBER 31,                                                                      CHANGE 2000 VS 1999
                                                                                             --------------------
dollars in millions                                          2000        1999        1998     AMOUNT     PERCENT
-----------------------------------------------------------------------------------------------------------------
Dealer trading and derivatives income                     $   159     $   140     $    93    $    19        13.6%
Investment banking income                                     107         140          79        (33)      (23.6)
Equity capital income                                          71          44          45         27        61.4
Foreign exchange income                                        35          30          22          5        16.7
-----------------------------------------------------------------------------------------------------------------
   Total investment banking and capital markets income    $   372     $   354     $   239    $    18         5.1%
                                                          =======     =======     =======    =======
-----------------------------------------------------------------------------------------------------------------

SECURITIES TRANSACTIONS. During 2000, Key realized $22 million of core net securities gains from the sales of securities held in the available for sale portfolio. Since the sales involved primarily equity securities, management does not expect the sales of these assets to have an adverse affect on Key's future net interest income.

SIGNIFICANT NONRECURRING ITEMS. Noninterest income for 2000 includes a $332 million gain from the sale of Key's credit card business and $50 million of net losses that resulted from the reconfiguration of Key's securities portfolio.

Results for 1999 include gains of $194 million from the sale of Key's Long Island franchise, which included 28 branches. These branches are located in a geographic area where Key held a very small share of the market for deposits and loans. Also included in 1999 results are a $134 million gain from the sale of Key's interest in Electronic Payment Services, Inc.; a $14 million gain recorded in connection with the 1998 sale of a 51% interest in Key Merchant Services, LLC; a $15 million gain from the sale of common shares obtained in the sale of Electronic Payment Services, Inc.; and a $13 million gain from the sale of Key's interest in a joint venture with Compaq Capital Corporation.

                    FIGURE 11 TRUST AND INVESTMENT SERVICES

                                                                         CHANGE 2000 VS 1999
                                                                         -------------------
dollars in millions                                2000    1999    1998   AMOUNT   PERCENT
-------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Personal asset management and custody fees         $189    $188    $166    $  1         .5%
Institutional asset management and custody fees      93      93      90       -          -
Bond services                                        42      26       2      16       61.5
Brokerage commission income                         145     156      71     (11)      (7.1)
All other fees                                      139     136      77       3        2.2
-------------------------------------------------------------------------------------------
   Total trust and investment services income      $608    $599    $406    $  9        1.5%
                                                   ====    ====    ====    ====
dollars in billions
-------------------------------------------------------------------------------------------
DECEMBER 31,
Discretionary trust assets                         $ 68    $ 72    $ 69    $ (4)      (5.6)%
Nondiscretionary trust assets                        52      49      47       3        6.1
-------------------------------------------------------------------------------------------
   Total trust assets                              $120    $121    $116    $ (1)       (.8)%
                                                   ====    ====    ====    ====
-------------------------------------------------------------------------------------------


Key's 1998 results include $50 million of gains recognized in connection with the sale of our 51% interest in Key Merchant Services, LLC. In 1998, the gains were recognized in two stages: $23 million was recognized in the first quarter at the time of closing, and $27 million was recognized in the fourth quarter after the transferred business achieved certain revenue-related performance targets. These gains were accompanied by related reductions in both merchant credit card processing services revenue and noninterest expense (primarily personnel). In addition, 1998 results include gains of $39 million from the sale of 46 branches.

OTHER INCOME. The increase in other income in both 2000 and 1999 was largely due to higher fees stemming from strong loan growth and electronic banking services. The increase in these fees was partially offset by declines in gains from loan sales. The increase in interest rates that occurred over the past two years made it more difficult to sell existing loans with lower interest rates.

Noninterest expense

Noninterest expense for 2000 totaled $2.9 billion, down from $3.1 billion for 1999. Significant nonrecurring items that hinder a direct comparison of results over the past three years are shown in Figure 12. These items include restructuring and other special charges of $127 million recorded in 2000 and $152 million recorded in 1999 in connection with strategic actions that Key is taking to improve operating efficiency and profitability. You can find more information about these charges under the heading "Restructuring and other special charges," on page 48.

Noninterest expense in 1999 also includes other nonrecurring charges of $68 million. These charges include $23 million of charitable contributions made in light of the gains realized from the sales of Key's interest in Electronic Payment Services, Inc. and the Concord EFS, Inc. securities obtained in connection with that transaction. For more information on these divestitures, see Note 3 ("Acquisitions and Divestitures"), which begins on page 69.

Core noninterest expense, which excludes significant nonrecurring items, decreased by $56 million, or 2%, from 1999. The decrease came largely from personnel expense (down $29 million), equipment expense (down $25 million) and net occupancy expense (down $8 million). These improvements were partially offset by higher costs associated with professional fees (up $7 million) and computer processing expense (up $4 million). In addition, miscellaneous expense for 2000 includes a charge of $7 million to reduce the carrying amount of residual values related to leased vehicles.

In 1998, Key recorded merger and acquisition charges of $8 million related to the acquisition of McDonald. Excluding this and other significant nonrecurring charges, noninterest expense in 1999 rose by $350 million, or 14%, from 1998. The increase in Key's core noninterest expense reflects higher personnel costs (up $218 million) as well as higher costs associated with computer processing (up $60 million), equipment (up $13 million) and intangibles amortization (up $13 million). The increase in personnel expense was primarily due to the October 1998 acquisition of McDonald, moderated by a $41 million reduction in stock-based compensation. For more information about the McDonald acquisition, see Note 3 ("Acquisitions and Divestitures"), which begins on page 69.

Figure 12 shows the components of Key's noninterest expense. The discussion that follows explains the composition of certain components and the factors that caused them to change in 2000 and 1999.

PERSONNEL. Personnel expense, the largest category of Key's noninterest expense, declined $29 million from 1999. This improvement is attributable to our competitiveness initiative and to divestitures. Through the competitiveness initiative we have improved efficiency, reduced the level of personnel required to conduct our business, and instilled a greater sense of awareness among all employees of the need to manage costs.

                         FIGURE 12 NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31,                                                                CHANGE 2000 VS 1999
                                                                                      ---------------------
dollars in millions                               2000          1999         1998       AMOUNT     PERCENT
------------------------------------------------------------------------------------------------------------
Personnel                                     $  1,445      $  1,474     $  1,256     $    (29)       (2.0)%
Net occupancy                                      223           231          226           (8)       (3.5)
Computer processing                                240           236          176            4         1.7
Equipment                                          173           198          185          (25)      (12.6)
Marketing                                          110           106          100            4         3.8
Amortization of intangibles                        101           104           91           (3)       (2.9)
Professional fees                                   77            70           62            7        10.0
Other expense:
   Postage and delivery                             65            73           73           (8)      (11.0)
   Telecommunications                               51            56           53           (5)       (8.9)
   Equity- and gross receipts-based taxes           33            35           39           (2)       (5.7)
   OREO expense, net                                 7            13            6           (6)      (46.2)
   Miscellaneous expense                           269           254          233           15         5.9
------------------------------------------------------------------------------------------------------------
       Total other expense                         425           431          404           (6)       (1.4)
------------------------------------------------------------------------------------------------------------
       Total core noninterest expense            2,794         2,850        2,500          (56)       (2.0)

Restructuring and other special charges            125           152           --          (27)      (17.8)
Merger and integration charges                      --            --            8           --        --
Other nonrecurring items                            (2)           68           --          (70)        N/M
------------------------------------------------------------------------------------------------------------
       Total significant nonrecurring items        123           220            8          (97)      (44.1)
------------------------------------------------------------------------------------------------------------
       Total noninterest expense              $  2,917      $  3,070     $  2,508     $   (153)       (5.0)%
                                              ========      ========     ========     ========

Full-time equivalent employees at year end      22,142        24,568       25,862
Efficiency ratio(a)                              59.75%        59.61%       58.74%
Overhead ratio(b)                                31.74         31.52        35.17
------------------------------------------------------------------------------------------------------------

(a) This ratio measures the extent to which recurring revenues are absorbed by operating expenses and is calculated as follows: noninterest expense (excluding significant nonrecurring items) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding significant nonrecurring items).

(b) This ratio is the difference between noninterest expense (excluding significant nonrecurring items) and noninterest income (excluding significant nonrecurring items) divided by taxable-equivalent net interest income.

N/M = Not Meaningful

In 1999, personnel expense accounted for more than half of the increase in core noninterest expense. The 1999 increase was primarily due to higher costs associated with various incentive programs (including those related to investment banking and capital markets activities), the impact of annual merit increases and the impact of acquisitions (which also contributed to the higher number of employees in 1998). Figure 13 shows the major components of Key's core personnel expense.


                        FIGURE 13 CORE PERSONNEL EXPENSE


YEAR ENDED DECEMBER 31,                                                                CHANGE 2000 VS 1999
                                                                                      ---------------------
dollars in millions                               2000          1999         1998       AMOUNT     PERCENT
------------------------------------------------------------------------------------------------------------
Salaries                                      $    875      $    907     $    862     $    (32)       (3.5)%
Employee benefits                                  192           187          165            5         2.7
Incentive compensation                             378           380          229           (2)        (.5)
------------------------------------------------------------------------------------------------------------
   Total core personnel expense               $  1,445      $  1,474     $  1,256     $    (29)       (2.0)%
                                              ========      ========     ========     ========
------------------------------------------------------------------------------------------------------------

At December 31, 2000, the number of full-time equivalent employees was 22,142, compared with 24,568 at the end of 1999 and 25,862 at the end of 1998. The decrease in the number of employees in 2000 is primarily a result of Key's competitiveness initiative, while the decrease in 1999 reflects the effect of branch divestitures.

Personnel expense for 1999 and 1998 includes costs incurred for technical staff required in connection with efforts to modify Key's computer information systems to be Year 2000 compliant. These costs comprise most of Key's Year 2000 expenses, which totaled $11 million in 1999 and $20 million in 1998.

COMPUTER PROCESSING. The increase in computer processing expense in 2000 and 1999 is primarily due to a higher level of computer software amortization, but also includes increases related to software rental and maintenance. In 2000, the increase in these costs was substantially offset by the reduced need for outside services.

EQUIPMENT. The decrease in equipment expense for 2000 was driven by reductions in depreciation and rental expense stemming from cost management efforts and our competitiveness initiative. Rental expense for 1999 includes a $5 million charge for the early termination of a lease.

MARKETING. Marketing expense increased slightly in 2000. This followed a modest increase in 1999, when Key incurred additional advertising costs to promote businesses like home equity lending that management has targeted for growth.

AMORTIZATION OF INTANGIBLES. Amortization associated with intangible assets declined slightly in 2000, but rose substantially in the prior year. The 1999 increase is primarily due to additional goodwill amortization recorded as a result of the October 1998 acquisition of McDonald.

Professional fees. Professional fees comprise expenses incurred for legal, audit, consulting and certain other business services. The level of professional fees was up 10% in 2000 and 13% in 1999. In both years the increase reflects additional costs incurred in connection with Key's competitiveness initiative.

RESTRUCTURING AND OTHER SPECIAL CHARGES. Key recorded net nonrecurring charges of $127 million (including net restructuring charges of $104 million) in 2000 and $152 million (including net restructuring charges of $98 million) in 1999 in connection with strategic actions related to the competitiveness initiative. Of the 2000 charges, $114 million was recorded during the third quarter as Key entered the second and final phase of this initiative. For more information related to the actions taken or to be taken, anticipated cost savings and expected reductions to Key's workforce, see the section entitled "Principal strategic actions during 2000," which begins on page 33. Additional information related to the restructuring charges can be found in Note 14 ("Restructuring Charges"), which begins on page 79. Cash generated by Key's operations will fund the restructuring charge liability; none of the charges will have a material impact on Key's liquidity.

During the first quarter of 2000, Key also recorded a $2 million credit to restructuring charges in connection with actions initiated during the fourth quarter of 1996 to complete Key's transformation to a nationwide bank-based financial services company. The credit was taken to reduce the remaining liability associated with branch consolidations since favorable market conditions enabled Key to consolidate these branches at a lower cost than originally expected.

Income taxes

The provision for income taxes was $515 million for 2000, compared with $577 million for 1999 and $483 million for 1998. The decrease in income taxes in 2000 reflects a lower level of taxable income, as well as a decrease in Key's effective tax rate. The effective tax rate (which is the provision for income taxes as a percentage of income before income taxes) for 2000 was 33.9%, compared with 34.3% for 1999 and 32.7% for 1998. The effective tax rate decreased in 2000 primarily because Key had larger tax credits and more tax-exempt income from corporate-owned life insurance. The effect of these items was offset in part by higher state income taxes and a higher level of amortization related to nondeductible intangible assets. In addition, in 1999 Key recorded a nonrecurring tax benefit associated with a charitable contribution of appreciated stock. In 1999, the increase in the effective tax rate was principally the result of higher state income taxes, a higher level of nondeductible goodwill amortization and lower tax-exempt income, offset in part by the effect of the tax benefit. The effective income tax rate remains below Key's combined statutory Federal and state rate of 37%, primarily because we continue to invest in tax-advantaged assets (such as tax-exempt securities and corporate-owned life insurance) and to recognize credits associated with investments in low-income housing projects.

FINANCIAL CONDITION

Loans

At December 31, 2000, total loans outstanding were $66.9 billion, compared with $64.2 billion at the end of 1999 and $62.0 billion at the end of 1998. Key achieved a 4% increase in loans during 2000, primarily as a result of our targeted efforts to increase the commercial and home equity portfolios. These efforts were supported by the overall strength of the economy.

Because of Key's success in generating new loan volume, loan growth has outpaced deposit growth over the past several years. To mitigate this imbalance, we have used alternative funding sources like securitizations so we can continue to capitalize on our lending opportunities. Management expects the newly acquired Newport Mortgage Company, L.P. and National Realty Funding L.C. to improve Key's ability to generate and securitize new loans, especially in the area of commercial real estate. In addition, during the first quarter of 2000, we began selling loans to a loan conduit. The conduit allows us to continue to meet our corporate customers' funding needs and to generate servicing revenue without having to retain certain low interest spread assets on the balance sheet.

Loans outstanding (excluding loans held for sale) would have grown by $6.2 billion, or 10%, in 2000, if we had not securitized and/or sold $4.6 billion of loans during the year. This includes the January 2000 sale of Key's credit card portfolio of $1.3 billion in receivables.

Excluding the impact of loan sales, commercial loans rose by $4.7 billion, or 13%, in 2000. Four factors contributed to this increase: strong growth in the structured finance and middle market portfolios; a $1.2 billion increase in commercial real estate mortgage loans; a $626 million increase in real estate construction loans and a $499 million increase in the lease financing portfolio. Consumer loans rose (excluding loan sales) by $1.4 billion, or 6%. This growth reflects a $2.4 billion increase in the home equity portfolio, partially because we opted to not securitize these loans starting in 2000. By retaining these assets, we intend to replace over time the revenue generated by our former credit card business. The growth of the home equity portfolio was moderated by declines of $706 million in installment loans and $190 million in lease financing receivables.

Figure 14 shows the composition of Key's loan portfolio at December 31, for each of the past five years.


                         FIGURE 14 COMPOSITION OF LOANS

DECEMBER 31,                                                     2000                 1999                 1998
                                                       -------------------   -------------------   -------------------
dollars in millions                                     AMOUNT  % OF TOTAL    AMOUNT  % OF TOTAL    AMOUNT  % OF TOTAL
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                 $20,100        30.0%  $18,497        28.8%  $17,038        27.5%
Real estate -- commercial mortgage                       6,876        10.3     6,836        10.6     7,309        11.8
Real estate -- construction                              5,154         7.7     4,528         7.1     3,450         5.6
Commercial lease financing                               7,164        10.7     6,665        10.4     5,613         9.0
----------------------------------------------------------------------------------------------------------------------
   Total commercial loans                               39,294        58.7    36,526        56.9    33,410        53.9
CONSUMER
Real estate -- residential mortgage                      4,212         6.3     4,333         6.7     5,083         8.2
Home equity                                              9,908        14.8     7,602        11.8     7,301        11.8
Credit card                                                 --        --          --        --       1,425         2.3
Consumer -- direct                                       2,539         3.8     2,565         4.0     2,342         3.8
Consumer -- indirect lease financing                     3,005         4.5     3,195         5.0     2,580         4.2
Consumer -- indirect other                               5,718         8.6     6,398        10.0     7,009        11.2
----------------------------------------------------------------------------------------------------------------------
   Total consumer loans                                 25,382        38.0    24,093        37.5    25,740        41.5
LOANS HELD FOR SALE                                      2,229         3.3     3,603         5.6     2,862         4.6
----------------------------------------------------------------------------------------------------------------------
   Total                                               $66,905       100.0%  $64,222       100.0%  $62,012       100.0%
                                                       =======       =====   =======       =====   =======       =====
----------------------------------------------------------------------------------------------------------------------

                                                               1997                  1996
                                                       -------------------    ------------------
                                                        AMOUNT  % OF TOTAL    AMOUNT  % OF TOTAL
----------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural                 $14,023        26.3%  $12,309        25.0%
Real estate -- commercial mortgage                       6,952        13.0     7,151        14.5
Real estate -- construction                              2,231         4.2     1,666         3.4
Commercial lease financing                               4,439         8.3     2,671         5.4
----------------------------------------------------------------------------------------------------------------------
   Total commercial loans                               27,645        51.8    23,797        48.3
CONSUMER
Real estate -- residential mortgage                      6,204        11.6     6,229        12.7
Home equity                                              5,421        10.2     4,793         9.7
Credit card                                              1,521         2.8     1,799         3.7
Consumer -- direct                                       2,188         4.1     2,245         4.6
Consumer -- indirect lease financing                     1,576         2.9       839         1.7
Consumer -- indirect other                               5,964        11.2     7,223        14.7
----------------------------------------------------------------------------------------------------------------------
   Total consumer loans                                 22,874        42.8    23,128        47.1
LOANS HELD FOR SALE                                      2,861         5.4     2,310         4.6
----------------------------------------------------------------------------------------------------------------------
   Total                                               $53,380       100.0%  $49,235       100.0%
                                                       =======       =====   =======       =====
----------------------------------------------------------------------------------------------------------------------

SALES, SECURITIZATIONS AND DIVESTITURES. Among the factors that Key considers in determining which loans to securitize are:

- whether the characteristics of a specific loan portfolio make it conducive to securitization;

-   the relative cost of funds;

-   the level of credit risk; and

-   capital requirements.

During 2000, in addition to the sale of the credit card portfolio, Key sold $1.2 billion of education loans ($1.0 billion through securitizations), $1.1 billion of commercial real estate loans, $832 million of commercial loans and $141 million of home equity loans.

Figure 15 summarizes Key's loan sales (including securitizations and loans sold in branch divestitures) for 2000 and 1999.

                       FIGURE 15 LOANS SOLD AND DIVESTED

                             COMMERCIAL  RESIDENTIAL        HOME  CREDIT CARD                               BRANCH
in millions     COMMERCIAL  REAL ESTATE  REAL ESTATE      EQUITY  RECEIVABLES  AUTOMOBILE  EDUCATION  DIVESTITURES       TOTAL
-------------------------------------------------------------------------------------------------------------------------------
   2000
-------------
Fourth quarter          --       $  560           --      $   22           --          --      $   13           --      $  595
Third quarter       $   27           70           --          72           --          --         618           --         787
Second quarter         451          499           --          23           --          --         518           --       1,491
First quarter          354            6           --          24       $1,339          --          29           --       1,752
-------------------------------------------------------------------------------------------------------------------------------
   Total            $  832       $1,135           --      $  141       $1,339          --      $1,178           --      $4,625
                    ======       ======       ======      ======       ======      ======      ======       ======      ======
   1999
-------------

Fourth quarter          --       $   92           --      $   32           --          --      $  299       $  505      $  928
Third quarter           --          100           --         359           --          --         786           --       1,245
Second quarter          --           63       $  292         442           --          --         132           --         929
First quarter           --           84          208         428           --      $  555         818           --       2,093
-------------------------------------------------------------------------------------------------------------------------------

   Total                --       $  339       $  500      $1,261           --      $  555      $2,035       $  505      $5,195
                    ======       ======       ======      ======       ======      ======      ======       ======      ======
-------------------------------------------------------------------------------------------------------------------------------

Figure 16 shows loans that are either administered or serviced by Key, but are not recorded on the balance sheet. This includes loans that have been both securitized and sold, or simply sold outright. The increase in commercial real estate loans serviced is primarily a result of the first quarter 2000 acquisition of National Realty Funding L.C., while the increase in commercial loans serviced reflects sales that occurred through Key's new loan conduit.

Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as "other income") from servicing or administering the loans, and we earn interest income when we retain a portion of the securitized assets because those assets are accounted for like debt securities that are classified as available for sale or trading account assets.


                    FIGURE 16 LOANS ADMINISTERED OR SERVICED

DECEMBER 31,
in millions                          2000         1999         1998
--------------------------------------------------------------------
Education loans                   $ 4,113      $ 3,475      $ 2,312
Automobile loans                      422          855          946
Home equity loans                   1,176        1,542          744
Commercial real estate loans        5,322           --           --
Commercial loans                      973           --           --
--------------------------------------------------------------------
   Total                          $12,006      $ 5,872      $ 4,002
                                  =======      =======      =======
--------------------------------------------------------------------


  FIGURE 17 MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST
                                     RATES

DECEMBER 31, 2000                                         WITHIN          1-5         OVER
in millions                                               1 YEAR        YEARS      5 YEARS        TOTAL
-------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                   $11,993      $ 4,984      $ 3,123      $20,100
Real estate -- construction                                2,920        2,124          110        5,154
Real estate -- residential and commercial mortgage         2,756        2,466        5,866       11,088
-------------------------------------------------------------------------------------------------------
                                                         $17,669      $ 9,574      $ 9,099      $36,342
                                                         =======      =======      =======      =======

Loans with floating or adjustable interest rates(a)                   $ 6,770      $ 4,608
Loans with predetermined interest rates(b)                              2,804        4,491
-------------------------------------------------------------------------------------------------------
                                                                      $ 9,574      $ 9,099
                                                                      =======      =======
-------------------------------------------------------------------------------------------------------

(a) "Floating" and "adjustable" rates vary in relation to some other interest rate (such as the base lending rate) or a variable index that may change during the term of the loan.
(b) "Predetermined" interest rates either are fixed or will change during the term of the loan according to a specific formula or schedule.

Figure 17 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. As indicated, at December 31, 2000, approximately 49% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $11.4 billion with floating or adjustable rates and $7.3 billion with predetermined rates.

Securities

At December 31, 2000, the securities portfolio totaled $8.5 billion and included $7.3 billion of securities available for sale and $1.2 billion of investment securities. In comparison, the total portfolio at December 31, 1999, was $7.7 billion, including $6.7 billion of securities available for sale and $986 million of investment securities.

The majority of Key's securities portfolio consists of collateralized mortgage obligations that provide a source of interest income and serve as collateral in connection with client pledging requirements. A collateralized mortgage obligation (sometimes called a "CMO") is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 2000, Key had $5.7 billion invested in collateralized mortgage obligations and other mortgage-backed securities in the available-for-sale portfolio, compared with $5.9 billion at December 31, 1999. Substantially all of these securities were issued or backed by Federal agencies.

Figure 18 shows the composition, yields and remaining maturities of Key's securities available for sale. Figure 19 provides the same information about Key's investment securities. For more information about retained interests in securitizations, gross unrealized gains and losses by type of security and securities pledged, see Note 5 ("Securities"), which begins on page 72.

                    FIGURE 18 SECURITIES AVAILABLE FOR SALE

                                                                                        OTHER
                                       U.S. TREASURY,  STATES AND  COLLATERALIZED      MORTGAGE-
                                        AGENCIES AND    POLITICAL     MORTGAGE          BACKED
dollars in millions                     CORPORATIONS  SUBDIVISIONS  OBLIGATIONS(a)   SECURITIES(a)
--------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
Remaining maturity:
   One year or less                         $  964       $    2       $   79           $    2
   After one through five years                  6           10        3,806              649
   After five through ten years                  6           21          235              683
   After ten years                               8           --          178               21
--------------------------------------------------------------------------------------------------
Fair value                                  $  984       $   33       $4,298           $1,355
Amortized cost                                 984           33        4,296            1,355
Weighted average yield(b)                     6.50%        4.62%        7.17%            7.18%
Weighted average maturity                 .2 years    5.4 years    4.3 years        5.3 years
--------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Fair value                                  $  127       $   53       $4,237           $1,678
Amortized cost                                 128           53        4,426            1,705
--------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
Fair value                                  $  422       $   67       $2,211           $2,151
Amortized cost                                 420           65        2,191            2,123
--------------------------------------------------------------------------------------------------

                                            RETAINED                       WEIGHTED
                                        INTERESTS IN          OTHER         AVERAGE
dollars in millions                  SECURITIZATIONS(a)  SECURITIES  TOTAL    YIELD(b)
--------------------------------------------------------------------------------------
DECEMBER 31, 2000
Remaining maturity:
   One year or less                     $   53           $   18        $1,118    6.64%
   After one through five years             87                8         4,566    7.05
   After five through ten years            176                6         1,127    7.76
   After ten years                          --              311(c)        518    8.85
--------------------------------------------------------------------------------------
Fair value                              $  316           $  343        $7,329     --
Amortized cost                             334              307         7,309    7.16%
Weighted average yield(b)                 9.32%            6.49%         7.16%    --
Weighted average maturity            4.5 years       10.1 years     4.2 years     --
--------------------------------------------------------------------------------------
DECEMBER 31, 1999
Fair value                              $  343           $  227        $6,665     --
Amortized cost                             340              223         6,875    6.77%
--------------------------------------------------------------------------------------
DECEMBER 31, 1998
Fair value                              $  328           $   99        $5,278     --
Amortized cost                             345               84         5,228    6.69%
--------------------------------------------------------------------------------------

(a) Maturity is based upon expected average lives rather than contractual terms.

(b) Weighted average yields are calculated based on amortized cost and exclude equity securities that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(c)  Includes equity securities with no stated maturity.

                        FIGURE 19 INVESTMENT SECURITIES

                                        STATES AND                                  WEIGHTED
                                         POLITICAL        OTHER                      AVERAGE
dollars in millions                   SUBDIVISIONS   SECURITIES          TOTAL         YIELD(a)
------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
Remaining maturity:
   One year or less                         $  114       $    1         $  115          8.49%
   After one through five years                135           --            135          9.75
   After five through ten years                 66           24             90          8.65
   After ten years                               8          850(b)         858          5.98
------------------------------------------------------------------------------------------------
Amortized cost                              $  323       $  875         $1,198          8.16%
Fair value                                     333          875          1,208            --
Weighted average yield(a)                     9.18%        6.03%          8.16%           --
Weighted average maturity                3.0 years   10.0 years      8.2 years            --
------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Amortized cost                              $  447       $  539         $  986          6.15%
Fair value                                     459          539            998            --
------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
Amortized cost                              $  631       $  345         $  976          7.13%
Fair value                                     659          345          1,004            --
------------------------------------------------------------------------------------------------

(a) Weighted average yields are calculated based on amortized cost and exclude equity securities that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(b)  Includes equity securities with no stated maturity.

Asset quality

Key manages asset quality by following procedures that address the issue from many perspectives. Specifically, Key has professionals that:

-    evaluate and monitor the level of risk in credit-related assets;

-    formulate underwriting standards and guidelines for line management;

-    develop commercial and consumer credit policies and systems;

-    establish credit-related concentration limits;

-    review loans, leases and other corporate assets to evaluate credit quality;
     and

-    review the adequacy of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses at December 31, 2000, was $1.0 billion, or 1.50% of loans. This compares with $930 million, or 1.45% of loans, at December 31, 1999. The allowance includes $102 million (for 2000) and $63 million (for 1999) that is specifically allocated for impaired loans. For more information about impaired loans, see Note 8 ("Impaired Loans and Other Nonperforming Assets") on page 75. At December 31, 2000, the allowance for loan losses was 154.00% of nonperforming loans, compared with 208.05% at December 31, 1999.

Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis using an iterative methodology. The methodology is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses," on page 66. Since the allowance is established through the provision for loan losses, this methodology also has a direct impact on the level of the provision that Key records. In 2000, Key's provision for loan losses totaled $490 million. Since the provision exceeded the $414 million of net loan charge-offs recorded and the allowance for loan losses allocated to loans sold in 2000, Key's allowance for loan losses rose by $71 million during the year.

With enhanced credit scoring and improved technological capabilities, management continues to review and refine Key's methodology for estimating the appropriate level of the allowance for loan losses. During the first quarter of 2000, Key's revised assessment of credit risk resulted in an additional provision for loan losses of $121 million in March. In September, Key recorded an additional provision of $27 million that was driven principally by the impact on specific loans of changing economic conditions. An additional provision of $13 million, which represents an adjustment made in connection with revised Federal consumer loan charge-off guidelines discussed on page 54, was recorded in December. In 1999, results include an additional first quarter provision of $30 million related to an enhancement in Key's allowance methodology pertaining to the credit card portfolio.

At the time loans are made, all of them appear collectible. Nonetheless, experience has shown that at any given time there is a level of loss content inherent in the loan portfolio. Management estimates that level of loss content and adjusts the amount of the allowance for loan losses accordingly.

Estimating the amount and timing of probable loan losses is an imperfect science. Management establishes an allowance for nonimpaired loan losses by using statistical measurement tools and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets.

Management also establishes an allowance for impaired loan losses based on loss characteristics specific to those impaired loans. As shown in Figure 20, these efforts, in combination with the use of continually enhanced modeling techniques, resulted in an allocation of the entire December 31, 2000, allowance to the various segments of Key's loan portfolio. The increase in allocations among the specific segments also reflects continued loan growth (primarily in the commercial and home equity portfolios), loan aging and the use of a higher rate to estimate probable losses inherent in the commercial loan portfolio. Key increased the commercial loss rate during 2000 in consideration of Federal regulatory guidelines. The aggregate balance of the allowance for loan losses at December 31, 2000, represents management's best estimate of the losses inherent in the loan portfolio at that date.

The amount of allowance allocated to Key's credit card portfolio at December 31, 1999, is included in the held for sale category. This allocation was based on the level of net credit card charge-offs that Key expected to record in the first quarter of 2000. Since the sale of the credit card portfolio closed in January 2000, Key was able to estimate the amount of net credit card charge-offs with a high level of precision.

             FIGURE 20 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

DECEMBER 31,                                          2000                      1999                        1998
                                            ----------------------    --------------------------  --------------------------
                                                        PERCENT OF                    PERCENT OF                  PERCENT OF
                                                      LOAN TYPE TO                  LOAN TYPE TO                LOAN TYPE TO
dollars in millions                          AMOUNT    TOTAL LOANS         AMOUNT    TOTAL LOANS       AMOUNT    TOTAL LOANS
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $  742           30.0%        $  509           28.8%      $  357           27.5%
Real estate -- commercial mortgage               35           10.3             34           10.6           32           11.8
Real estate -- construction                      27            7.7             16            7.1           15            5.6
Commercial lease financing                       45           10.7             39           10.4           49            9.0
----------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                       849           58.7            598           56.9          453           53.9
Real estate -- residential mortgage               2            6.3              1            6.7            7            8.2
Home equity                                      20           14.8              7           11.8            5           11.8
Credit card                                      --             --             --             --           44            2.3
Consumer -- direct                               15            3.8              8            4.0           15            3.8
Consumer -- indirect lease financing              9            4.5              6            5.0            5            4.2
Consumer -- indirect other                      104            8.6             55           10.0           77           11.2
----------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                         150           38.0             77           37.5          153           41.5
Loans held for sale                               2            3.3             18            5.6            1            4.6
Unallocated                                      --             --            237             --          293             --
----------------------------------------------------------------------------------------------------------------------------
   Total                                     $1,001          100.0%        $  930          100.0%      $  900          100.0%
                                             ======          =====         ======          =====       ======          =====
----------------------------------------------------------------------------------------------------------------------------



                                                   1997                    1996
                                            --------------------     ---------------------
                                                      PERCENT OF                PERCENT OF
                                                    LOAN TYPE TO              LOAN TYPE TO
                                            AMOUNT   TOTAL LOANS     AMOUNT    TOTAL LOANS
------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $224           26.3%      $177           25.0%
Real estate -- commercial mortgage            104           13.0         97           14.5
Real estate -- construction                    33            4.2         22            3.4
Commercial lease financing                     26            8.3         16            5.4
------------------------------------------------------------------------------------------
   Total commercial loans                     387           51.8        312           48.3
Real estate -- residential mortgage             8           11.6         10           12.7
Home equity                                     4           10.2          5            9.7
Credit card                                    45            2.8         44            3.7
Consumer -- direct                             15            4.1         15            4.6
Consumer -- indirect lease financing            3            2.9          2            1.7
Consumer -- indirect other                     63           11.2         76           14.7
------------------------------------------------------------------------------------------
   Total consumer loans                       138           42.8        152           47.1
Loans held for sale                             1            5.4          3            4.6
Unallocated                                   374             --        403             --
------------------------------------------------------------------------------------------
   Total                                     $900          100.0%      $870          100.0%
                                             ====          =====       ====          =====
------------------------------------------------------------------------------------------

NET LOAN CHARGE-OFFS. As shown in Figure 21, net loan charge-offs for 2000 were $414 million, or .63% of average loans, compared with $318 million, or .51% of average loans, for 1999 and $297 million, or .52% of average loans, for 1998. Included in net charge-offs in 2000 are $15 million of credit card net charge-offs, including holdbacks and putbacks related to the January 2000 sale of the credit card portfolio.

In February 1999, the Federal banking agencies published revised guidelines that, among other things, require that consumer loans be charged off when payments are past due by a prescribed number of days. One of the factors that drove this change is concern that existing guidance is being interpreted differently within the financial services industry, creating a disparity in how financial institutions establish and execute their charge-off practices. Implementation of the guidelines was required by December 31, 2000. Key's implementation of these new guidelines during 2000 resulted in the acceleration of consumer loan charge-offs of $57 million in the first quarter and $13 million in the fourth quarter that might otherwise have occurred at later dates.

In 2000, net charge-offs in the commercial loan portfolio rose by $69 million. This increase reflects a number of factors, including the growth of the overall portfolio, the slowing of the economy, an increase in losses attributable to fraud and $21 million of charge-offs on shared national credits recorded in the third quarter of 2000. These charge-offs were recorded based on the results of the annual regulatory examination of all loans and loan commitments with original face amounts of more than $20 million that are shared by three or more unaffiliated financial institutions. No shared national credit charge-offs were recorded in

                   FIGURE 21 SUMMARY OF LOAN LOSS EXPERIENCE


YEAR ENDED DECEMBER 31,
dollars in millions                                     2000          1999          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year           $ 65,294      $ 62,401      $ 57,422      $ 51,415      $ 48,216
---------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year      $    930      $    900      $    900      $    870      $    876
Loans charged off:
   Commercial, financial and agricultural                175           112            66            55            71
   Real estate -- commercial mortgage                      9             2            20            16            16
   Real estate -- construction                            --            --             2             3             2
   Commercial lease financing                             14            20            12             9             8
---------------------------------------------------------------------------------------------------------------------
       Total commercial loans                            198           134           100            83            97
   Real estate -- residential mortgage                     8             8            11            11             9
   Home equity                                            19            10             6             4             2
   Credit card                                            17            89           104           113            83
   Consumer -- direct                                     57            41            44            41            29
   Consumer -- indirect lease financing                   23            13             8             4             3
   Consumer -- indirect other                            200           125           111           122            80
---------------------------------------------------------------------------------------------------------------------
       Total consumer loans                              324           286           284           295           206
---------------------------------------------------------------------------------------------------------------------
                                                         522           420           384           378           303
Recoveries:
   Commercial, financial and agricultural                 25            28            25            28            45
   Real estate -- commercial mortgage                      4             4             6            10             8
   Real estate -- construction                            --             1             2             2             1
   Commercial lease financing                              2             3             1             1             2
---------------------------------------------------------------------------------------------------------------------
       Total commercial loans                             31            36            34            41            56
   Real estate -- residential mortgage                     4             4             4             3             3
   Home equity                                             2             1             1            --            --
   Credit card                                             5            14            10             9            15
   Consumer -- direct                                      8             8             6             7             7
   Consumer -- indirect lease financing                    6             3             1             1             1
   Consumer -- indirect other                             52            36            31            24            26
---------------------------------------------------------------------------------------------------------------------
       Total consumer loans                               77            66            53            44            52
---------------------------------------------------------------------------------------------------------------------
                                                         108           102            87            85           108
---------------------------------------------------------------------------------------------------------------------
Net loans charged off                                   (414)         (318)         (297)         (293)         (195)
Provision for loan losses                                490           348           297           320           197
Allowance related to loans acquired (sold), net           (5)           --            --             3            (8)
---------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year            $  1,001      $    930      $    900      $    900      $    870
                                                    ========      ========      ========      ========      ========
---------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                    .63%          .51%          .52%          .57%          .40%
Allowance for loan losses to year-end loans             1.50          1.45          1.45          1.69          1.77
Allowance for loan losses to nonperforming loans      154.00        208.05        234.38        233.77        249.28
---------------------------------------------------------------------------------------------------------------------

1999. The level of net charge-offs in the consumer portfolio increased by $27 million in 2000. Net charge-offs of credit card receivables decreased by $63 million because Key sold the credit card portfolio, while net charge-offs in the remainder of the consumer portfolio increased by $90 million due in part to the implementation of the new charge-off guidelines.

NONPERFORMING ASSETS. Figure 22 shows the composition of Key's nonperforming assets. These assets totaled $672 million at December 31, 2000, and represented 1.00% of loans, other real estate owned (known as "OREO") and other nonperforming assets, compared with $473 million, or .74%, at December 31, 1999. The $199 million increase in the level of nonperforming assets since the end of 1999 resulted from a $203 million increase in nonperforming loans, offset in part by a $4 million net decrease in OREO and other nonperforming assets. The increase in nonperforming loans reflects the significant growth of the loan portfolio as a whole as well as the aging of certain segments of the portfolio and the weaker economy. Also, the Federal government's 1998 legislation that reduced Medicare reimbursements to healthcare providers has had an adverse financial impact on certain companies in the healthcare industry that are heavily reliant on such reimbursements. As of December 31, 2000, the five largest healthcare credits in Key's nonperforming loan portfolio totaled $80 million.

Some amounts presented in Figure 22 for years prior to 2000 have been restated because Key reclassified certain loans from "90 days past due and still accruing" to "nonaccrual." The reclassified loans are predominantly home equity loans held by Key Home Equity Services, a division of Key Bank USA, National Association that acts as a third-party purchaser of home equity loans. Although these loans had not been categorized as nonaccrual prior to 2000, no interest had been accrued on the balances. Therefore, the restatement had no impact on Key's earnings.

          FIGURE 22 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

DECEMBER 31,
dollars in millions                             2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------
Commercial, financial and agricultural         $ 301      $ 175      $ 144      $ 162      $ 121
Real estate -- commercial mortgage                90        102         79         88         84
Real estate -- construction                       28          7          6         21         19
Commercial lease financing                        48         28         29          5          8
-------------------------------------------------------------------------------------------------
   Total commercial loans                        467        312        258        276        232
Real estate -- residential mortgage               52         44         60         58         80
Home equity                                       80         50         26         15         10
Consumer -- direct                                 8          6          6          8          9
Consumer -- indirect lease financing               7          3          3         --         --
Consumer -- indirect other                        36         32         31         28         18
-------------------------------------------------------------------------------------------------
   Total consumer loans                          183        135        126        109        117
-------------------------------------------------------------------------------------------------
   Total nonperforming loans                     650        447        384        385        349

OREO                                              23         27         56         66         56
Allowance for OREO losses                         (1)        (3)       (18)       (21)        (8)
-------------------------------------------------------------------------------------------------
   OREO, net of allowance                         22         24         38         45         48

Other nonperforming assets                        --          2          1          5          3
-------------------------------------------------------------------------------------------------
   Total nonperforming assets                  $ 672      $ 473      $ 423      $ 435      $ 400
                                               =====      =====      =====      =====      =====
-------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more        $ 236      $ 219      $ 159      $ 128      $ 103
-------------------------------------------------------------------------------------------------
Nonperforming loans to year-end loans            .97%       .70%       .62%       .72%       .71%
Nonperforming assets to year-end loans
   plus OREO and other nonperforming assets     1.00        .74        .68        .81        .81
-------------------------------------------------------------------------------------------------

Deposits and other sources of funds

"Core deposits" -- domestic deposits other than certificates of deposit of $100,000 or more -- are Key's primary source of funding. During 2000, core deposits averaged $37.3 billion, and represented 50% of the funds Key used to support earning assets, compared with $36.9 billion and 51% during 1999, and $36.8 billion and 55% during 1998. As shown in Figure 6 (which spans pages 40 and 41), the mix of Key's deposits changed during 2000. The levels of money market deposits, savings deposits and NOW accounts declined, primarily because we sold 28 branches with deposits of $1.3 billion as part of the October 1999 divestiture of the Long Island franchise. In addition, client preferences for higher returns fueled by the strength of the securities markets have for several years caused a shift from traditional bank products to nonbank financial investments, such as equity securities. At the same time, Key's time deposits have grown steadily as a result of client preferences for investments that offer higher returns and our marketing efforts. In 2000, the deposits in Key's Retail Banking line of business grew by 7% from the prior year and allowed us to moderate our dependence on higher-cost funds.

Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $20.2 billion during 2000, compared with $17.8 billion during 1999 and $19.0 billion in 1998. As shown in Figure 6, Key relied more heavily on purchased deposits to fund earning assets in 2000. In addition, Key continues to consider loan securitizations as a funding alternative when market conditions are favorable. During 2000, Key securitized and sold $1.0 billion of education loans.

At December 31, 2000, Key had $9.9 billion in time deposits of $100,000 or more. Figure 23 shows the maturity distribution of these deposits.



                       FIGURE 23 MATURITY DISTRIBUTION OF
                       TIME DEPOSITS OF $1000,000 OR MORE

DECEMBER 31, 2000                    DOMESTIC    FOREIGN
in millions                           OFFICES     OFFICE     TOTAL
--------------------------------------------------------------------
Remaining maturity:
   Three months or less                 $2,407    $4,054    $6,461
   After three through twelve months     1,510        --     1,510
   After twelve months                   1,976        --     1,976
--------------------------------------------------------------------
      Total                             $5,893    $4,054    $9,947
                                        ======    ======    ======
--------------------------------------------------------------------

Liquidity

"Liquidity" measures whether an entity has sufficient cash flow to meet its financial obligations when due. Key has sufficient liquidity when it can meet the needs of depositors, borrowers and creditors at a reasonable cost, on a timely basis, and without adverse consequences. KeyCorp, the parent company, has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities, including acquisitions.

LIQUIDITY FOR KEY. Management actively analyzes and manages Key's liquidity. In particular, Key's Funding and Investment Management Group monitors the overall mix of funding sources with the objective of maintaining an appropriate mix in light of the structure of the asset portfolios. We use several tools to maintain sufficient liquidity.

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

- Our 922 full-service KeyCenters in 13 states generate a sizable volume of core deposits. Key's Funding and Investment Management Group monitors deposit flows and considers alternate pricing structures to attract deposits when necessary. (For more information about core deposits, see the previous section entitled "Deposits and other sources of funds.")

- Key has access to various sources of money market funding (such as Federal funds purchased, securities sold under repurchase agreements, and bank notes) and also can borrow from the Federal Reserve Bank to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve outstanding as of December 31, 2000.

LIQUIDITY FOR THE PARENT COMPANY. KeyCorp meets its liquidity requirements principally through regular dividends from affiliate banks. In 2000, affiliate banks paid KeyCorp a total of $1.4 billion in dividends. As of December 31, 2000, the affiliate banks had an additional $806 million available to pay dividends without prior regulatory approval. These excess funds are generally maintained in short-term investments.

ADDITIONAL SOURCES OF LIQUIDITY. Management has implemented several programs that enable Key and KeyCorp to raise money in the public and private markets when necessary. The proceeds from all of these programs can be used for general corporate purposes, including acquisitions.

BANK NOTE PROGRAM. During 2000, Key's affiliate banks raised $6.4 billion under Key's bank note program. Of the notes issued during this period of time, $2.1 billion have original maturities in excess of one year and are included in long-term debt. The remaining $4.3 billion have original maturities of one year or less and are included in short-term borrowings. On January 21, 2000, Key commenced a new bank note program that provides for the issuance of both long- and short-term debt up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association).

EURO NOTE PROGRAM. Under Key's euro note program, KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $7.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and many foreign currencies. There were $4.0 billion of borrowings outstanding under this facility as of December 31, 2000, $1.6 billion of which were issued during 2000.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp has a commercial paper program and a two-year revolving credit agreement that provide funding availability of up to $500 million and $400 million, respectively. As of December 31, 2000, $315 million of borrowings were outstanding under the commercial paper program; no amount was outstanding under the revolving credit agreement.

OTHER PUBLICLY ISSUED SECURITIES. During the fourth quarter of 2000, KeyCorp filed a new universal shelf registration statement with the Securities and Exchange Commission that provides for the possible issuance of up to $1.5 billion of debt and equity securities in addition to the unused capacity under a previous shelf registration. At December 31, 2000, unused capacity under the new shelf registration totaled $1.3 billion, including $822 million reserved for issuance as medium-term notes. If Key maintains its favorable debt ratings, shown on page 57 as of December 31, 2000, management believes that, under normal conditions in the capital markets, any eventual offering of securities would be well-received by investors at a competitive cost.

                        SHORT-     SENIOR   SUBORDINATED
                          TERM  LONG-TERM      LONG-TERM        CAPITAL
                    BORROWINGS       DEBT           DEBT     SECURITIES
--------------------------------------------------------------------------------
KeyCorp
--------------------
Standard & Poor's          A-2         A-           BBB+            BBB
Moody's                    P-1         A1            A2            "a1"

KeyBank National
  Association
--------------------
Standard & Poor's          A-1          A            A-             N/A
Moody's                    P-1        Aa3            A1             N/A
--------------------------------------------------------------------------------
N/A = Not Applicable


For more information about Key's sources and uses of cash for the years ended December 31, 2000, 1999 and 1998, see the Consolidated Statements of Cash Flow on page 64.

Capital and dividends

SHAREHOLDERS' EQUITY. Total shareholders' equity at December 31, 2000, was $6.6 billion, up $234 million from the balance at December 31, 1999. Growth in retained earnings and net unrealized gains on securities available for sale more than offset the effect of a net increase in treasury stock due to share repurchases. In 1999, shareholders' equity increased by $222 million to $6.4 billion at the end of the year. Retained earnings increased, but the increase was largely offset by a net increase in treasury stock stemming from share repurchases, and net unrealized losses on securities available for sale.

SHARE REPURCHASES. In light of Key's earnings outlook and strong capital position, in September 2000 the Board of Directors authorized the repurchase of 25,000,000 common shares, including the 3,647,200 shares remaining at the time from an earlier repurchase program. These shares may be repurchased in the open market or through negotiated transactions. During 2000, Key repurchased a total of 22,652,800 of its common shares under both the current and previous repurchase programs at an average price per share of $20.37. At December 31, 2000, a remaining balance of 18,800,000 shares may be repurchased under the September 2000 authorization.

At December 31, 2000, Key had 68,634,881 treasury shares. Management expects to reissue those shares over time to support the employee stock purchase, 401(k), stock option, and dividend reinvestment plans, and for other corporate purposes. During the year, Key reissued 2,480,161 treasury shares for employee benefit and dividend reinvestment plans.

CAPITAL ADEQUACY. Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong: the ratio of total shareholders' equity to total assets was 7.59% at December 31, 2000, and 7.66% at December 31, 1999.

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Risk-based capital guidelines require a minimum level of capital as a percent of "risk-adjusted assets," which is total assets plus certain off-balance sheet items that are adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-adjusted assets of 4.0%, and total capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 2000, Key's Tier 1 capital ratio was 7.72%, and its total capital ratio was 11.48%.

                         FIGURE 24 CAPITAL COMPONENTS
                           AND RISK-ADJUSTED ASSETS

DECEMBER 31,
dollars in millions                             2000        1999
----------------------------------------------------------------
TIER 1 CAPITAL
Common shareholders' equity(a)               $ 6,609     $ 6,508
Qualifying capital securities                  1,243       1,243
Less: Goodwill                                 1,324       1,389
      Other intangible assets(b)                  44          56
----------------------------------------------------------------
   Total Tier 1 capital                        6,484       6,306
----------------------------------------------------------------
TIER 2 CAPITAL
Allowance for loan losses(c)                   1,001         930
Net unrealized holding gains(d)                   16           3
Qualifying long-term debt                      2,136       2,330
----------------------------------------------------------------
   Total Tier 2 capital                        3,153       3,263
----------------------------------------------------------------
   Total capital                             $ 9,637     $ 9,569
                                               =====       =====
RISK-ADJUSTED ASSETS
Risk-adjusted assets on balance sheet        $71,326     $68,619
Risk-adjusted off-balance sheet exposure      13,776      14,513
Less: Goodwill                                 1,324       1,389
      Other intangible assets(b)                  44          56
Plus: Market risk-equivalent assets              225         391
      Net unrealized holding gains(d)             16           3
----------------------------------------------------------------
   Gross risk-adjusted assets                 83,975      82,081
Less: Excess allowance for loan losses(c)         --          --
----------------------------------------------------------------
   Net risk-adjusted assets                  $83,975     $82,081
                                             =======     =======
AVERAGE QUARTERLY TOTAL ASSETS               $85,427     $82,574
                                             =======     =======

CAPITAL RATIOS
Tier 1 risk-adjusted capital ratio              7.72%       7.68%
Total risk-adjusted capital ratio              11.48       11.66
Leverage ratio(e)                               7.71        7.77
----------------------------------------------------------------



(a) Common shareholders' equity does not include net unrealized gains or losses on securities, except for net unrealized losses on marketable equity securities.

(b) Intangible assets (excluding goodwill) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.

(c) The allowance for loan losses included in Tier 2 capital is limited by regulation to 1.25% of gross risk-adjusted assets.

(d) Net unrealized holding gains included in Tier 2 capital are limited by regulation to 45% of net unrealized holding gains on available for sale equity securities with readily determinable fair values.

(e) Tier 1 capital divided by average quarterly total assets, less goodwill and other nonqualifying intangible assets as defined in footnote (b).

The leverage ratio is Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve's risk-adjusted measure for market risk -- as KeyCorp has -- must maintain a minimum leverage ratio of 3.0%. All other bank holding companies must maintain a minimum ratio of 4%. As of December 31, 2000, KeyCorp had a leverage ratio of 7.71%, which is substantially higher than the minimum requirement.

Federal bank regulators group FDIC-insured depository institutions into the following five categories based on certain capital ratios: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Both of Key's affiliate banks qualified as "well capitalized" at December 31, 2000, since each exceeded the prescribed thresholds of 10% for total capital, 6% for Tier 1 capital and 5% for the leverage ratio. If these provisions applied to bank holding companies, KeyCorp would also qualify as "well capitalized" at December 31, 2000. The FDIC-defined capital categories serve a limited regulatory function. Investors should not treat them as a representation of the overall financial condition or prospects of Key or its affiliates.

Figure 24 presents the details of Key's regulatory capital position at December 31, 2000 and 1999. Note 12 ("Shareholders' Equity"), which begins on page 77, explains the implications of failing to meet specific capital requirements imposed by the banking regulators.

KeyCorp's common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2000:

- Book value per common share was $15.65, based on 423,253,899 shares outstanding, compared with $14.41 based on 443,426,537 shares outstanding at December 31, 1999.

- The closing sales price of a KeyCorp common share on the New York Stock Exchange was $28.00. This price was 179% of year-end book value per share, and would produce a dividend yield of 4.00% based on the amount of the dividend at that time.

- In 2000, the quarterly dividend was $.28 per common share, up from $.26 per common share in 1999. On January 18, 2001, the quarterly dividend per common share was increased by 5.4% to $.295.

-   There were 48,624 holders of record of KeyCorp common shares.

Figure 25 shows the sales price ranges of the common shares and per common share net income and dividends by quarter for each of the last two years.

FOURTH QUARTER RESULTS

Key's quarterly core earnings per diluted common share reached a record high of $.63 for the fourth quarter of 2000. Some of the fourth quarter highlights are summarized below. Key's financial performance for each of the past eight quarters is summarized in Figure 25.

NET INCOME. Core net income for the fourth quarter of 2000 totaled $272 million, or $.63 per common share, up from $264 million, or $.59, for the same period in 1999. Core noninterest expense decreased by $14 million, but this improvement was largely offset by a $12 million increase in the core provision for loan losses. Both core net interest income and noninterest income showed little change from the prior year.

On an annualized basis, Key's core return on average total assets for the fourth quarter of 2000 was 1.27%, unchanged from the fourth quarter of 1999. The annualized core return on average equity was 16.53% for the fourth quarter of 2000 and 16.18% for the fourth quarter of 1999.

The increase in Key's earnings per common share from the year-ago quarter was moderated by the October 1999 sale of Key's Long Island district branches and the January 2000 sale of Key's credit card business. Key divested these businesses because management determined we could not generate sufficient growth to be competitive. Management estimates that after excluding earnings from the divested businesses, Key's core earnings per diluted common share grew 13% from $.56 for the fourth quarter of 1999 to $.63 for the fourth quarter of 2000.

NET INTEREST INCOME. Net interest income was $702 million for the fourth quarter of 2000, down slightly from $705 million for the fourth quarter of 1999. Average earning assets (primarily commercial and home equity loans) increased by 4% to $76.0 billion, but that improvement was more than offset by a 17 basis point reduction in the net interest margin to 3.71%. The sales of Key's Long Island branches and credit card business moderated the growth in earning assets and contributed to the reduction in the net interest margin.

NONINTEREST INCOME. Noninterest income of $508 million for the fourth quarter of 2000 was significantly lower than the $672 million of a year ago. In the fourth quarter of 1999, noninterest income includes a $194 million gain from the sale of Key's Long Island district branches and $30 million of nonrecurring charges. Of the nonrecurring charges, the most significant was $19 million that resulted from a more conservative valuation of assets related to securitizations completed in prior periods. In addition, 1999 noninterest income includes $17 million from the divested Long Island branches and credit card business. Excluding nonrecurring items and earnings from divested businesses, noninterest income in the current year was up $17 million from comparable fourth quarter 1999 results. The largest contributions to this growth came from net gains from sales of securities (up $16 million) and insurance income (up $8 million).

NONINTEREST EXPENSE. Noninterest expense for the fourth quarter of 2000 totaled $705 million, compared with $885 million in the fourth quarter of 1999. In 2000, noninterest expense includes a net credit of $3 million from the reversal of charges previously accrued in connection with Key's competitiveness initiative. In 1999, this initiative added restructuring and other special charges of $145 million to Key's noninterest expense. For more information about these charges, see the section entitled "Restructuring and other special charges," on page 48. Also included in 1999 expense are $18 million of other one-time charges, the largest of which was $7 million. Excluding nonrecurring charges, core noninterest expense for the fourth quarter of 2000 decreased by $14 million from the fourth quarter of 1999. The improvement came largely from lower costs related to personnel (down $14 million) and equipment (down $8 million), and reflects our competitiveness initiative and the divestitures.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $108 million for the fourth quarter of 2000, representing a $25 million increase from the same period a year ago. The fourth quarter 2000 provision includes a $13 million adjustment made in connection with revised Federal consumer loan charge-off guidelines. For more information about these guidelines, see the section entitled "Net loan charge-offs," on page 54. Net loan charge-offs totaled $108 million and were .64% of average loans outstanding for the quarter, compared with $83 million and .52%, respectively, for the fourth quarter of 1999.

                   FIGURE 25 SELECTED QUARTERLY FINANCIAL DATA




                                                                            2000
                                                  ------------------------------------------------------

dollars in millions, except per share amounts        FOURTH         THIRD           SECOND         FIRST
------------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                   $  1,652       $  1,596        $  1,540      $   1,489
Interest expense                                       950            912             867            818
Net interest income                                    702            684             673            671
Provision for loan losses                              108            131              68            183
Noninterest income before net securities
   gains (losses)                                      489            455             473            805
Net securities gains (losses)                           19            (50)              2              1
Noninterest expense                                    705            787             698            727
Income before income taxes                             397            171             382            567
Net income                                             266            121             248            367
Net income -- core                                     272            245             249            243
------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                        $    .63       $    .28        $    .57      $     .83
Net income -- core                                     .64            .57             .57            .55
Net income -- assuming dilution                        .62            .28             .57            .83
Net income -- assuming dilution -- core                .63            .57             .57            .55
Cash dividends                                         .28            .28             .28            .28
Book value at period end                             15.65          15.26           15.09          14.84
Market price:
   High                                              28.50          27.06           23.00          22.25
   Low                                               21.50          17.50           17.00          15.56
   Close                                             28.00          25.31           17.63          19.00
Weighted average Common Shares (000)               425,054        429,584         434,112        441,834
Weighted average Common Shares and
   potential Common Shares (000)                   430,634        431,972         436,022        443,757
------------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                             $ 66,905       $ 66,299        $ 65,612      $  64,064
Earning assets                                      77,316         75,786          74,748         73,953
Total assets                                        87,270         85,500          84,719         83,504
Deposits                                            48,649         47,809          49,076         46,036
Long-term debt                                      14,161         13,800          14,097         14,784
Shareholders' equity                                 6,623          6,520           6,507          6,493
Full-time equivalent employees                      22,142         22,457          23,005         23,474
Branches                                               922            932             938            937
------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                        1.24%           .57%           1.20%          1.77%
Return on average total assets -- core                1.27           1.16            1.20           1.17
Return on average equity                             16.16           7.39           15.40          22.68
Return on average equity -- core                     16.53          14.97           15.46          15.02
Efficiency(a)                                        58.18          58.38           60.26          62.27
Overhead(b)                                          28.21          30.68           32.50          35.75
Net interest margin (taxable equivalent)              3.71           3.68            3.68           3.68
------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                                      7.59%          7.63%           7.68%          7.78%
Tangible equity to tangible assets                    6.12           6.10            6.12           6.16
Tier 1 risk-adjusted capital                          7.72           7.59            7.88           7.98
Total risk-adjusted capital                          11.48          11.34           11.74          12.04
Leverage                                              7.71           7.76            7.90           7.89
------------------------------------------------------------------------------------------------------------



                                                                             1999
                                                   ------------------------------------------------------

dollars in millions, except per share amounts          FOURTH         THIRD          SECOND         FIRST
---------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                    $   1,489       $  1,433      $   1,392      $   1,381
Interest expense                                         784            733            695            696
Net interest income                                      705            700            697            685
Provision for loan losses                                 83             78             76            111
Noninterest income before net securities
   gains (losses)                                        669            494            512            611
Net securities gains (losses)                              3              2             20              4
Noninterest expense                                      885            708            723            754
Income before income taxes                               409            410            430            435
Net income                                               264            270            280            293
Net income -- core                                       264            266            273            248
---------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                         $     .59       $    .60      $     .63      $     .65
Net income -- core                                       .59            .59            .61            .55
Net income -- assuming dilution                          .59            .60            .62            .65
Net income -- assuming dilution -- core                  .59            .59            .60            .55
Cash dividends                                           .26            .26            .26            .26
Book value at period end                               14.41          14.25          13.90          13.63
Market price:
   High                                                29.75          33.50          38.13          34.19
   Low                                                 21.00          25.19          29.13          29.69
   Close                                               22.13          25.81          32.13          30.31
Weighted average Common Shares (000)                 446,402        448,742        448,037        449,520
Weighted average Common Shares and
   potential Common Shares (000)                     449,678        452,886        452,733        454,197
---------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                              $  64,222      $  63,181      $  61,971      $  61,045
Earning assets                                        73,733         72,831         71,097         70,458
Total assets                                          83,395         82,577         80,889         79,992
Deposits                                              43,233         43,466         43,016         41,323
Long-term debt                                        15,881         15,815         15,168         15,457
Shareholders' equity                                   6,389          6,397          6,235          6,105
Full-time equivalent employees                        24,568         25,523         25,758         25,650
Branches                                                 936            963            965            969
---------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                          1.27%          1.32%          1.40%          1.49%
Return on average total assets -- core                  1.27           1.30           1.37           1.26
Return on average equity                               16.18          17.06          18.16          19.48
Return on average equity -- core                       16.18          16.81          17.70          16.49
Efficiency(a)                                          59.23          58.91          59.21          61.16
Overhead(b)                                            30.39          31.03          29.55          35.21
Net interest margin (taxable equivalent)                3.88           3.92           3.97           3.95
---------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                                        7.66%          7.75%          7.71%          7.63%
Tangible equity to tangible assets                      6.03           6.06           5.95           5.86
Tier 1 risk-adjusted capital                            7.68           7.84           7.48           7.44
Total risk-adjusted capital                            11.66          11.94          11.74          11.92
Leverage                                                7.77           7.85           7.41           7.21
---------------------------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the two-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 69, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

(a) This ratio measures the extent to which recurring revenues are absorbed by operating expenses and is calculated as follows: noninterest expense (excluding significant nonrecurring items) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding significant nonrecurring items).

(b) This ratio is the difference between noninterest expense (excluding significant nonrecurring items) and noninterest income (excluding significant nonrecurring items) divided by taxable-equivalent net interest income.

                              REPORT OF MANAGEMENT

Key's management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with generally accepted accounting principles and reflect management's best estimates and judgments. Management believes that the financial statements and notes present fairly Key's financial position, results of operations and cash flows, and that the financial information presented elsewhere in this annual report is consistent with the financial statements.

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

We generally certify compliance with Key's code of ethics annually. We have established an effective risk management function to periodically test the other internal controls, and we endeavor to correct control deficiencies as they are identified. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes Key's system provides reasonable assurances that financial transactions are recorded properly, providing an adequate basis for reliable financial statements.

The Board of Directors discharges its responsibility for Key's financial statements through its Audit and Risk Review Committee. This committee, which draws its members exclusively from the outside directors, also recommends the independent auditors. The Audit and Risk Review Committee meets regularly with the independent auditors to review scope of their audits and audit reports and to discuss necessary action. Both the independent and internal auditors have direct access to and interaction with the Audit and Risk Review Committee.

Management has assessed Key's internal control and procedures over financial reporting using criteria described in "Internal Control Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 2000.



/s/ Robert W. Gillespie

Robert W. Gillespie
Chairman

/s/ K. Brent Somers

K. Brent Somers
Senior Executive Vice President and Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                /s/ Ernst & Young LLP


Cleveland, Ohio
January 12, 2001

                          CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
dollars in millions                                                                              2000          1999
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $ 3,189       $ 2,816
Short-term investments                                                                          1,884         1,860
Securities available for sale                                                                   7,329         6,665
Investment securities (fair value: $1,208 and $998)                                             1,198           986
Loans, net of unearned income of $1,789 and $1,621                                             66,905        64,222
   Less: Allowance for loan losses                                                              1,001           930
-------------------------------------------------------------------------------------------------------------------
   Net loans                                                                                   65,904        63,292
Premises and equipment                                                                            717           797
Goodwill                                                                                        1,324         1,389
Other intangible assets                                                                            44            60
Corporate-owned life insurance                                                                  2,215         2,110
Accrued income and other assets                                                                 3,466         3,420
-------------------------------------------------------------------------------------------------------------------
   Total assets                                                                               $87,270       $83,395
                                                                                              =======       =======

LIABILITIES
   Deposits in domestic offices:
   Noninterest-bearing                                                                        $ 9,076       $ 8,607
   Interest-bearing                                                                            35,519        33,390
Deposits in foreign office -- interest-bearing                                                  4,054         1,236
-------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                              48,649        43,233
Federal funds purchased and securities sold under repurchase agreements                         4,936         4,177
Bank notes and other short-term borrowings                                                      6,957         8,439
Accrued expense and other liabilities                                                           4,701         4,033
Long-term debt                                                                                 14,161        15,881
Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary
   trusts holding solely subordinated debentures of KeyCorp (See Note 11)                       1,243         1,243
-------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                           80,647        77,006

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                           --            --
Common shares, $1 par value; authorized 1,400,000,000 shares;
   issued 491,888,780 shares                                                                      492           492
Capital surplus                                                                                 1,402         1,412
Retained earnings                                                                               6,352         5,833
Loans to ESOP trustee                                                                            (13)          (24)
Treasury stock, at cost (68,634,881 and 48,462,243 shares)                                    (1,600)       (1,197)
Accumulated other comprehensive loss                                                             (10)         (127)
-------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                                   6,623         6,389
-------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                                 $87,270       $83,395
                                                                                              =======       =======
-------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                    2000          1999            1998
-------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                          $5,699        $5,146          $4,935
Taxable investment securities                                                      26            15              12
Tax-exempt investment securities                                                   23            31              45
Securities available for sale                                                     446           424             449
Short-term investments                                                             83            79              84
-------------------------------------------------------------------------------------------------------------------
   Total interest income                                                        6,277         5,695           5,525

INTEREST EXPENSE
Deposits                                                                        1,768         1,305           1,359
Federal funds purchased and securities sold under repurchase agreements           287           220             342
Bank notes and other short-term borrowings                                        428           426             459
Long-term debt, including capital securities                                    1,064           957             681
-------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                       3,547         2,908           2,841
-------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                             2,730         2,787           2,684
Provision for loan losses                                                         490           348             297
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                             2,240         2,439           2,387

NONINTEREST INCOME
Trust and investment services income                                              608           599             406
Investment banking and capital markets income                                     372           354             239
Service charges on deposit accounts                                               341           330             306
Corporate-owned life insurance income                                             109           107             104
Letter of credit and loan fees                                                    107            98              71
Credit card fees                                                                   11            63              68
Net loan securitization gains                                                       8            64               4
Net securities gains (losses)                                                     (28)           29               9
Gains from branch divestitures                                                     --           194              39
Gains from other divestitures                                                     332           161              50
Other income                                                                      334           316             304
-------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                     2,194         2,315           1,600

NONINTEREST EXPENSE
Personnel                                                                       1,445         1,482           1,256
Net occupancy                                                                     223           239             226
Computer processing                                                               240           236             176
Equipment                                                                         173           203             185
Marketing                                                                         110           106             100
Amortization of intangibles                                                       101           104              91
Professional fees                                                                  89            70              62
Restructuring charges                                                             102            98              --
Other expense                                                                     434           532             412
-------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                    2,917         3,070           2,508

INCOME BEFORE INCOME TAXES                                                      1,517         1,684           1,479
Income taxes                                                                      515           577             483
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $1,002        $1,107          $  996
                                                                               ======        ======          ======

Per common share:
   Net income                                                                   $2.32         $2.47           $2.25
   Net income -- assuming dilution                                               2.30          2.45            2.23
Weighted average common shares outstanding (000)                              432,617       448,168         441,895
Weighted average common shares and potential common
   shares outstanding (000)                                                   435,573       452,363         447,437
-------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                    ACCUMULATED
                                                                             LOANS TO    TREASURY     OTHER
                                                 COMMON  CAPITAL  RETAINED       ESOP    STOCK,   COMPREHENSIVE   COMPREHENSIVE
dollars in millions, except per share amounts    SHARES  SURPLUS  EARNINGS    TRUSTEE    AT COST  (LOSS) INCOME          INCOME
---------------------------------------------------------------------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1997                       $492   $1,283    $4,611       $(42)   $(1,174)    $  11
Net income                                                             996                                            $  996
Other comprehensive income:
   Net unrealized gains on securities available
       for sale, net of income taxes of $9(a)                                                           17                17
                                                                                                                      ------
          Total comprehensive income                                                                                  $1,013
                                                                                                                      ======
Cash dividends on common shares
    ($.94 per share)                                                  (416)
Issuance of common shares:
   Acquisition -- 19,337,159 shares                          129                             440
   Employee benefit and dividend reinvestment
       plans -- 3,050,008 net shares                                                          67
Repurchase of common shares --
    7,999,400 shares                                                                        (256)
ESOP transactions                                                        1          8
---------------------------------------------------------------------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1998                        492    1,412     5,192        (34)      (923)       28
Net income                                                           1,107                                            $1,107
Other comprehensive losses:
   Net unrealized losses on securities available
       for sale, net of income taxes of ($94)(a)                                                      (148)             (148)
   Foreign currency translation adjustments                                                             (7)               (7)
                                                                                                                      ------
          Total comprehensive income                                                                                  $  952
                                                                                                                      ======
Cash dividends on common shares
    ($1.04 per share)                                                 (467)
Issuance of common shares:
   Acquisition -- 632,183 shares                               6                              15
   Employee benefit and dividend reinvestment
       plans -- 2,249,181 net shares                          (6)                             55
Repurchase of common shares --
    11,906,424 shares                                                                       (344)
ESOP transactions                                                        1         10
---------------------------------------------------------------------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1999                        492    1,412     5,833        (24)    (1,197)     (127)
Net income                                                           1,002                                            $1,002
Other comprehensive income:
   Net unrealized gains on securities available
       for sale, net of income taxes of $80(a)                                                         132               132
   Foreign currency translation adjustments                                                            (15)              (15)
                                                                                                                      ------
          Total comprehensive income                                                                                  $1,119
                                                                                                                      ======

Cash dividends on common shares
    ($1.12 per share)                                                 (484)
Issuance of common shares:
   Employee benefit and dividend reinvestment
       plans -- 2,480,161 net shares                         (10)                             59
Repurchase of common shares --
    22,652,800 shares                                                                       (462)
ESOP transactions                                                        1         11
---------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                       $492   $1,402    $6,352       $(13)   $(1,600)    $ (10)
                                                   ====   ======    ======       ====    =======     =====
---------------------------------------------------------------------------------------------------------------

(a) Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains or losses as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($11) million [($7) million after tax] in 2000, $3 million ($2 million after tax) in 1999 and $9 million ($6 million after tax) in 1998.

See Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                                2000        1999         1998
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                $ 1,002     $ 1,107     $   996
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                                  490         348         297
   Depreciation expense and software amortization                                             281         292         237
   Amortization of intangibles                                                                101         104          91
   Net gains from divestitures                                                               (332)       (355)        (89)
   Net securities (gains) losses                                                               28         (29)         (9)
   Net gains from venture capital investments                                                 (70)        (38)        (35)
   Net gains from loan securitizations and sales                                              (31)        (86)        (56)
   Deferred income taxes                                                                      335         466         325
   Net (increase) decrease in mortgage loans held for sale                                   (164)          3         156
   Net (increase) decrease in trading account assets                                           26         109         (34)
   Net increase (decrease) in accrued restructuring charges                                    31          88         (22)
   Other operating activities, net                                                           (114)       (155)        (54)
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   1,583       1,854       1,803
INVESTING ACTIVITIES
Net increase in loans, excluding acquisitions, sales and divestitures                      (7,215)     (8,110)     (9,081)
Purchases of loans                                                                             --          (7)       (859)
Proceeds from loan securitizations and sales                                                4,978       4,776         987
Purchases of investment securities                                                           (404)       (294)       (145)
Proceeds from sales of investment securities                                                  129          17          69
Proceeds from prepayments and maturities of investment securities                             211         292         401
Purchases of securities available for sale                                                 (6,855)     (4,750)     (1,837)
Proceeds from sales of securities available for sale                                        2,450         419         215
Proceeds from prepayments and maturities of securities available for sale                   3,859       3,176       4,013
Net (increase) decrease in other short-term investments                                       (49)          5         296
Purchases of premises and equipment                                                          (103)        (94)       (126)
Proceeds from sales of premises and equipment                                                  22          27          50
Proceeds from sales of other real estate owned                                                 28          10          11
Net cash paid in connection with divestitures                                                  --        (576)       (433)
Cash used in acquisitions, net of cash acquired                                              (375)         --         (34)
-------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                      (3,324)     (5,109)     (6,473)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                         5,416       1,985      (1,832)
Net increase (decrease) in short-term borrowings                                             (696)     (1,560)        984
Net proceeds from issuance of long-term debt, including capital securities                  4,286       5,220       6,732
Payments on long-term debt, including capital securities                                   (5,985)     (2,102)       (949)
Loan payment received from ESOP trustee                                                        11          10           8
Purchases of treasury shares                                                                 (462)       (344)       (256)
Net proceeds from issuance of common stock                                                     28          33          44
Cash dividends                                                                               (484)       (467)       (416)
-------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   2,114       2,775       4,315
-------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                            373        (480)       (355)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                2,816       3,296       3,651
-------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                    $ 3,189     $ 2,816     $ 3,296
                                                                                          =======     =======     =======
-------------------------------------------------------------------------------------------------------------------------

Additional disclosures relative to cash flow:
   Interest paid                                                                          $ 3,572     $ 2,749     $ 2,679
   Income taxes paid                                                                           92         185         148
   Net amount received on portfolio swaps                                                      14          18           2
Noncash items:
   Net transfer of premises and equipment to other assets                                 $    17          --          --
   Net transfer of loans to other real estate owned                                            34          --          --
   Transfer of credit card receivables to loans held for sale                                  --     $ 1,299          --
   Reclassification of financial instruments from loans to securities available for sale       --         374          --
   Fair value of Concord EFS, Inc. shares received                                             --         170          --
   Carrying amount of Electronic Payment Services, Inc. shares divested                        --          36          --
   Assets sold                                                                                 --         523     $   165
   Liabilities sold                                                                            --       1,335         660
   Assets purchased                                                                            --          --         742
   Liabilities assumed                                                                         --          --         593
-------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation's largest integrated multiline financial services companies. KeyCorp's subsidiaries provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to corporate, individual and institutional clients through four lines of business: Key Retail Banking, Key Specialty Finance, Key Corporate Capital and Key Capital Partners. As of December 31, 2000, KeyCorp's banking subsidiaries operated 922 full-service branches, a 24-hour telephone banking call center services group and 2,443 ATMs in 18 states.

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

SECURITIES

Key classifies its securities into three categories: trading, investment and available for sale.

TRADING ACCOUNT SECURITIES. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term. These securities are reported at fair value ($743 million at December 31, 2000 and $768 million at December 31, 1999) and included in "short-term investments" on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in "other income" on the income statement.

INVESTMENT SECURITIES. These include debt securities that Key has the intent and ability to hold until maturity and equity securities that do not have readily determinable fair values. The debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the basis of the adjusted carrying amount.

SECURITIES AVAILABLE FOR SALE. These are debt and equity securities that Key has not classified as trading account securities or investment securities. Securities available for sale are reported at fair value with unrealized gains and losses (net of income taxes) recorded in shareholders' equity as a component of "accumulated other comprehensive (loss) income." Actual gains and losses on the sales of these securities are computed for each specific security sold and included in "net securities gains (losses)" on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 2000, loans held for sale include mortgage and education loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. When a loan is placed in the held for sale category, the amortization of deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized at the time the loan is sold.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method, which amortizes unearned income to produce a constant rate of return on the lease. Net gains on sales of lease residuals are included in "other income" on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS

Key will generally stop accruing interest on a loan (i.e., designate the loan "nonaccrual") when payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Once a loan is designated as nonaccrual, the interest accrued but not collected is generally charged against the allowance for loan losses, and payments subsequently received are generally applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., loans to finance residential mortgages, automobiles, etc.), are designated "impaired." Impaired loans and other nonaccrual loans are returned to accrual status when management determines that the borrower's performance has improved and that both principal and interest are collectible. This generally requires a sustained period of timely repayment performance.

LOAN SECURITIZATIONS

Key sells education and other types of loans through securitizations. Securitized loans are removed from the balance sheet and a net gain or loss is recorded when the net sales proceeds and residual interests differ from the loan's allocated carrying amount. Net gains and losses resulting from securitizations are recorded in "net loan securitization gains" on the income statement. A servicing asset may also be recorded if Key either purchases or retains the right to service these loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in "other income" on the income statement.

In some cases, Key retains a residual interest in securitized loans which may take the form of an interest only strip, a residual asset, a servicing asset and/or a security. These retained interests are subject to the rules prescribed by Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). Therefore, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by computing the present value of estimated cash flows, using a discount rate considered commensurate with the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Other assumptions used in the determination of fair value are disclosed in Note 7 ("Loan Securitizations") on page 74. The retained interests are accounted for like debt securities that are classified as available for sale or as trading account assets.

Key has a valuation committee that meets quarterly to ensure that all retained interests are valued appropriately in the financial statements. The committee reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate, and cash flows are recalculated based on the revised assumptions.

The present value of these cash flows is referred to as the retained interest fair value. For retained interests classified as trading account assets, any increase or decrease in the asset's fair value is recognized immediately in "net loan securitization gains." If the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated. Management determines whether this difference represents permanent or temporary impairment. Permanent impairment is recognized in income. Temporary impairment is recorded in equity as a component of "accumulated other comprehensive (loss) income." If the retained interest fair value exceeds the carrying amount of the retained interest, the write-up to fair value is similarly recorded in equity.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Key determines and maintains an appropriate allowance for loan losses based on an analysis of the loan portfolio, which is conducted at least quarterly and more often if deemed necessary.

ALLOWANCE FOR IMPAIRED LOANS. When appropriate, an impaired loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the estimated present value of future cash flows and the fair value of any existing collateral. When expected cash flow and/or collateral value does not justify the carrying amount of a loan, the amount that management deems uncollectible (the impaired amount) is charged against the allowance for loan losses. When collateral value or other sources of repayment appear sufficient, but management remains uncertain about whether the loan will be repaid in full, an amount is specifically allocated in the allowance for loan losses.

ALLOWANCE FOR NONIMPAIRED LOANS AND BINDING COMMITMENTS. Management establishes an allowance for nonimpaired loans and legally binding commitments by applying historical loss rates to existing loans with similar risk characteristics. The loss rates used to establish the allowance may be adjusted to reflect management's current assessment of the following factors:

-    changes in national and local economic and business conditions;

- changes in experience, ability and depth of lending management and staff, or in lending policies or in the mix and volume of the loan portfolio;

-    the trend of the volume of past due, nonaccrual and other loans; and

- the effect of external factors, such as competition, legal developments and regulatory guidelines.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $980 million at December 31, 2000, and $922 million at December 31, 1999.

SERVICING ASSETS

Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at fair value ($49 million at December 31, 2000, and $9 million at December 31, 1999) and included in "accrued income and other assets" on the balance sheet. Fair value is initially measured by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with the serviced loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in "other income" on the income statement.

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

Accumulated amortization on goodwill and other intangible assets was $666 million at December 31, 2000, and $566 million at December 31, 1999. Key reviews goodwill and other intangibles for impairment when impairment indicators, such as significant changes in market conditions, changes in product mix or management focus, and a potential sale or disposition arise. In most instances, Key will use the undiscounted cash flow method, but the fair value method is used if Key is considering a sale or disposition.

INTERNALLY DEVELOPED SOFTWARE

Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in "other assets" on the balance sheet. The resulting asset ($208 million at December 31, 2000, and $286 million at December 31, 1999) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phase of an internal software project are expensed as incurred.

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

DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key uses derivatives known as interest rate swaps and caps to manage interest rate risk. These instruments modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. For example, an interest rate cap tied to variable rate debt would effectively prevent the interest rate on that debt from rising above a specified point. To qualify for hedge accounting treatment, a derivative must be effective at reducing the risk associated with the exposure being managed and must be designated as a risk management transaction at the inception of the derivative contract. An instrument effectively reduces risk if there is a high degree of interest rate correlation between the derivative and the asset or liability being managed, both at inception and over the life of the derivative contract.

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

- Realized gains and losses resulting from the early termination of a derivative contract are deferred as an adjustment to the carrying amount of the related asset or liability. Such gains or losses are amortized using the straight-line method over the shorter of the projected remaining life of the derivative contract on the date of termination or the projected remaining life of the underlying asset or liability on that date.

Some of the above rules have been superseded by the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for Key as of January 1, 2001. Additional information pertaining to this new accounting standard is summarized under the heading "Accounting Pronouncements Pending Adoption," on page 68.

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

EMPLOYEE STOCK OPTIONS

Key accounts for stock options issued to employees using the intrinsic value method. This method requires that compensation expense be recognized to the extent the fair value of the stock exceeds the exercise price of the option at the grant date. Key's employee stock options generally have fixed terms and exercise prices that are equal to or greater than the fair value of Key's common shares at the grant date, so Key generally does not recognize compensation expense related to stock options.

MARKETING COSTS

Key expenses all marketing-related costs, including advertising costs, as incurred.

RESTRUCTURING CHARGES

Key may record restructuring charges in connection with certain events or transactions, including business combinations, changes in Key's strategic plan, changes in business conditions that may result in a decrease in or exit from affected businesses, or other factors. Such charges typically result from consolidating or relocating operations, or disposing of or abandoning operations or productive assets. Any of these events could result in a significant downsizing of the workforce.

To qualify as restructuring charges, costs must be incremental and incurred as a direct result of a restructuring event or transaction. Restructuring charges do not include costs that are associated with or incurred to benefit future periods. Among the costs typically included in restructuring charges and often associated with the term "restructuring" are those related to:

-    employee severance and termination benefits;

-    the consolidation of operations facilities; and

-    losses resulting from the impairment or disposal of assets.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140), which replaces SFAS 125. SFAS 140 retains most of the SFAS 125 provisions related to controlling interests and adds three significant new rules. These new rules:

- prescribe the test that determines whether a special purpose entity ("SPE") is a "qualifying" SPE, and prescribe the amount and type of derivative instruments a qualifying SPE can hold and the activities it may pursue;

- provide more restrictive guidance regarding the circumstances under which a company that transfers assets to a qualifying SPE will be deemed to have relinquished control of such assets and may account for the transaction as a sale; and

- require extensive disclosures about collateral, assets securitized and accounted for as a sale, and retained interests in securitized assets.

SFAS 140 is effective for transactions entered into after March 31, 2001. However, the statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Key has included the disclosures required by SFAS 140 in its December 31, 2000, financial statements. Management is currently reviewing the accounting implications of SFAS 140 and has not yet determined the extent to which it will impact Key's financial condition and results of operations.

RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON CERTAIN INVESTMENTS. In July 2000, the Emerging Issues Task Force ("EITF"), a standard-setting group under the auspices of the Financial Accounting Standards Board, reached a consensus in EITF 99-20 that provides guidance on how to record interest income and measure impairment on beneficial interests retained in a securitization transaction accounted for as a sale under SFAS 140, and purchased beneficial interests in securitized financial assets. This accounting guidance is effective for fiscal quarters beginning after March 15, 2001. Key will adopt this guidance on April 1, 2001, and management is currently evaluating the extent to which it will impact Key's financial condition and results of operations.

DERIVATIVES AND HEDGING ACTIVITIES. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133." This new statement addresses a limited number of issues related to the implementation of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133).

SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively called "derivatives"), and for hedging activities. SFAS 133 requires that all derivatives be recognized on the balance sheet at fair value. Depending on the nature and effectiveness of derivatives qualified and designated as hedges, their changes in fair value will either be offset against the changes in fair value of the hedged items (which also are recognized in earnings) or recorded in comprehensive income and subsequently recognized in earnings in the periods they affect earnings. The portion of a hedge that is deemed ineffective and all changes in the fair value of derivatives not designated as hedges will be recognized immediately in earnings.

The provisions of SFAS 133 became effective for Key as of January 1, 2001. As a result, during the first quarter of 2001, Key recorded a cumulative reduction of $1 million in net income and a cumulative reduction of $22 million in other comprehensive income.

                          2. EARNINGS PER COMMON SHARE

The computation of Key's basic and diluted earnings per common share is as follows:


YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts            2000       1999        1998
------------------------------------------------------------------------------------
NET INCOME                                            $  1,002   $  1,107   $    996
                                                      ========   ========   ========
------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
   Weighted average common shares outstanding (000)    432,617    448,168    441,895
   Effect of dilutive common stock options (000)         2,956      4,195      5,542
------------------------------------------------------------------------------------
   Weighted average common shares and potential
      common shares outstanding (000)                  435,573    452,363    447,437
                                                      ========   ========   ========
------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   Net income per common share                        $   2.32   $   2.47   $   2.25
   Net income per common share -- assuming dilution       2.30       2.45       2.23
------------------------------------------------------------------------------------


                        3. ACQUISITIONS AND DIVESTITURES


ACQUISITIONS

Newport Mortgage Company, L.P.

On September 30, 2000, Key purchased certain net assets of Newport Mortgage Company, L.P., a commercial mortgage company headquartered in Dallas, Texas. Goodwill of approximately $10 million was recorded and is being amortized using the straight-line method over a period of 10 years.

National Realty Funding L.C.

On January 31, 2000, Key purchased certain net assets of National Realty Funding L.C., a commercial finance company headquartered in Kansas City, Missouri. Goodwill of approximately $10 million was recorded and is being amortized using the straight-line method over a period of 15 years.

McDonald & Company Investments, Inc.

On October 23, 1998, Key acquired McDonald & Company Investments, Inc., a full-service investment banking and securities brokerage company headquartered in Cleveland, Ohio. McDonald had assets of approximately $776 million at the time of the transaction.

To acquire McDonald, Key issued 19,337,159 common shares, with a value of approximately $581 million. The transaction was structured as a tax-free merger and was accounted for as a purchase. Key recorded goodwill of $444 million, which is being amortized using the straight- line method over a period of 25 years.

Key established a retention program under which certain McDonald employees received stock options for approximately 3.3 million Key common shares. The options will vest over a three-year period. In addition, approximately $30 million in cash may be paid to certain McDonald employees over a three-year period.

DIVESTITURES

Credit card portfolio

On January 31, 2000, Key sold its credit card portfolio of $1.3 billion in receivables and nearly 600,000 active VISA and MasterCard accounts to Associates National Bank (Delaware). Key recognized a gain of $332 million ($207 million after tax), which is included in "gains from other divestitures" on the income statement.

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

Compaq Capital Europe LLC and
Compaq Capital Asia Pacific LLC

On July 28, 1999, Key sold its 50% interests in Compaq Capital Europe LLC and Compaq Capital Asia Pacific LLC to Compaq Capital Corporation. Key and Compaq formed these limited liability companies in 1998 to provide customized equipment leasing and financing programs to Compaq's clients in the United Kingdom, Europe and Asia. Key recognized a gain of $13 million ($8 million after tax), which is included in "gains from other divestitures" on the income statement.

Electronic Payment Services, Inc.

On February 28, 1999, Electronic Payment Services, Inc., an electronic funds transfer processor in which Key held a 20% interest accounted for using the equity method, merged with a wholly owned subsidiary of Concord EFS, Inc. Key received 5,931,825 shares of Concord EFS in exchange for its Electronic Payment Services stock, and recognized a gain of $134 million ($85 million after tax). The gain is included in "gains from other divestitures" on the income statement to distinguish it from "gains from branch divestitures." On June 17, 1999, Key sold the Concord EFS shares, accounted for as securities available for sale, and recognized a gain of $15 million ($9 million after tax), which is included in "net securities gains (losses)" on the income statement.

Key Merchant Services, LLC

On January 21, 1998, Key sold a 51% interest in Key Merchant Services, LLC, a wholly owned subsidiary formed to provide merchant credit card processing services, to NOVA Information Systems, Inc. Key recognized a $23 million gain ($14 million after tax) at the time of closing.

Under the terms of the agreement with NOVA, Key was entitled to receive additional payments if Key Merchant Services achieved certain revenue-related performance targets. These additional payments created a gain of $27 million ($17 million after tax) in the fourth quarter of 1998 and a final gain of $14 million ($9 million after tax) during the first quarter of 1999. These gains are included in "gains from other divestitures" on the income statement. The agreement between Key and NOVA contains a confidentiality clause that prevents Key from disclosing the specific terms of this transaction, but those terms are not material.

TRANSACTION PENDING AT DECEMBER 31, 2000

On January 2, 2001, Key purchased The Wallach Company, Inc., an investment banking firm headquartered in Denver, Colorado. The purchase price of approximately $11 million was paid partly in cash and partly in the form of 370,830 Key common shares. Goodwill of approximately $9 million was recorded and is being amortized using the straight-line method over a period of 10 years.

                          4. LINE OF BUSINESS RESULTS


YEAR ENDED DECEMBER 31,                                            KEY RETAIL BANKING             KEY SPECIALTY FINANCE
                                                            ----------------------------     -----------------------------
dollars in millions                                            2000       1999       1998       2000       1999       1998
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (taxable equivalent)                    $ 1,215    $ 1,189    $ 1,168    $   522    $   521    $   463
Noninterest income                                              348        321        303         49        129         80
Revenue sharing(a)                                               73         69         87          2          2          2
---------------------------------------------------------------------------------------------------------------------------
Total revenue(b)                                              1,636      1,579      1,558        573        652        545
Provision for loan losses                                        92         61         59        131        106         93
Depreciation and amortization expense                           142        151        142         51         59         50
Other noninterest expense                                       716        764        793        273        281        244
Expense sharing(a)                                               55         58         65       --         --            1
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes (taxable equivalent)                 631        545        499        118        206        157
Allocated income taxes and taxable equivalent adjustments       244        211        194         51         83         65
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                           $   387    $   334    $   305    $    67    $   123    $    92
                                                            =======    =======    =======    =======    =======    =======
Percent of consolidated net income                               38%        30%        31%         7%        11%         9%
Percent of total segments' net income                            40         35         35          7         13         10
---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                                       $10,873    $ 9,867    $ 9,578    $14,971    $14,363    $13,164
Total assets(b)                                              12,375     11,415     11,131     16,140     15,519     14,241
Deposits                                                     34,974     33,147     33,110        143        129        121
---------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets(b)          $    33    $    15    $    71    $     8    $    24    $    18
Efficiency ratio(g)                                           55.81%     61.62%     63.67%     56.97%     50.15%     54.13%
---------------------------------------------------------------------------------------------------------------------------



YEAR ENDED DECEMBER 31,                                          KEY CORPORATE CAPITAL
                                                            ------------------------------
dollars in millions                                           2000        1999       1998
------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (taxable equivalent)                    $ 1,071    $   989    $   906
Noninterest income                                              255        277        215
Revenue sharing(a)                                              130        111         95
------------------------------------------------------------------------------------------
Total revenue(b)                                              1,456      1,377      1,216
Provision for loan losses                                       153        112         76
Depreciation and amortization expense                            65         61         50
Other noninterest expense                                       512        505        479
Expense sharing(a)                                               82         71         66
------------------------------------------------------------------------------------------
Income before income taxes (taxable equivalent)                 644        628        545
Allocated income taxes and taxable equivalent adjustments       246        237        206
------------------------------------------------------------------------------------------
Net income (loss)                                           $   398    $   391    $   339
                                                            =======    =======    =======
Percent of consolidated net income                               40%        35%        34%
Percent of total segments' net income                            41         41         39
------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                                       $31,564    $28,993    $25,007
Total assets(b)                                              33,112     30,424     26,032
Deposits                                                      3,047      2,815      2,697
------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets(b)          $    24    $    20    $    51
Efficiency ratio(g)                                           45.20%     46.70%     48.93%
------------------------------------------------------------------------------------------

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

(c) "Reconciling items" reflect certain nonrecurring items, the results of divested businesses and charges related to unallocated nonearning assets of corporate support functions. These latter charges are part of net interest income and are allocated to the business segments through noninterest expense. Noninterest income includes gains of $332 million ($207 million after tax) in 2000, $357 million ($225 million after tax) in 1999, and $89 million ($53 million after tax) in 1998 from certain divestitures. In 1999, noninterest income includes a nonrecurring charge of $11 million ($7 million after tax). Noninterest income also includes $5 million ($3 million after tax) in 2000, $74 million ($47 million after tax) in 1999 and $76 million ($48 million after tax) in 1998 earned by divested businesses. These businesses also added $13 million ($8 million after tax) in 2000, $175 million ($110 million after tax) in 1999 and $183 million ($115 million after tax) in 1998 to net interest income.

(d) The provision for loan losses for 2000 includes additional provisions of $121 million ($76 million after tax) related to the implementation of an enhanced methodology for assessing credit risk (particularly in the commercial loan portfolio) and $27 million ($17 million after tax) that was driven principally by changes in economic conditions. In 1999, the provision includes an additional provision of $30 million ($19 million after tax) related to an enhancement of the allowance methodology pertaining to the credit card portfolio.

Key's four major lines of business are Key Retail Banking, Key Specialty Finance, Key Corporate Capital and Key Capital Partners.

KEY RETAIL BANKING

Key Retail Banking delivers a complete line of branch-based financial products and services to small businesses and consumers. These products and services are delivered through 922 KeyCenters (retail banking branches), a 24-hour telephone banking call center services group, 2,443 ATMs that access 15 different networks (resulting in one of the largest ATM networks in the United States) and a core team of relationship management professionals.

KEY SPECIALTY FINANCE

Key Specialty Finance provides indirect, non-branch-based consumer loan products, including automobile loans and leases, home equity loans, education loans, and marine and recreational vehicle loans. As of December 31, 2000, based on the volume of loans generated, Key Specialty Finance was one of the foremost lenders for education, for automobile purchases and leases, and for purchases of marine and recreational vehicles in the United States.

KEY CORPORATE CAPITAL

Key Corporate Capital offers a complete range of financing, transaction processing, electronic commerce and financial advisory services to corporations nationwide, and operates one of the largest bank-affiliated equipment leasing companies in the world, with operations in the United States, Europe and Asia. Based on total transaction volume, Key Corporate Capital is also one of the leading cash management providers in the United States.

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

KEY CAPITAL PARTNERS

Key Capital Partners provides asset management, employee benefits services, brokerage, investment banking, capital markets and insurance


         KEY CAPITAL PARTNERS                    TREASURY AND OTHER                     TOTAL SEGMENTS
----------------------------------     ---------------------------------     --------------------------------
    2000         1999         1998         2000         1999        1998         2000        1999        1998
--------------------------------------------------------------------------------------------------------------
$    215     $    197     $    158     $   (120)    $    (91)   $     (6)    $  2,903    $  2,805    $  2,689
   1,045          982          676          148          168         158        1,845       1,877       1,432
    (205)        (182)        (184)          --           --          --           --          --          --
--------------------------------------------------------------------------------------------------------------
   1,055          997          650           28           77         152        4,748       4,682       4,121
       5            4            3            3            4           3          384         287         234
      94           94           60           28           27          15          380         392         317
     859          842          569          103          116         110        2,463       2,508       2,195
    (137)        (129)        (132)          --           --          --           --          --          --
--------------------------------------------------------------------------------------------------------------
     234          186          150         (106)         (70)         24        1,521       1,495       1,375
      95           76           61          (82)         (66)        (30)         554         541         496
--------------------------------------------------------------------------------------------------------------
$    139     $    110     $     89     $    (24)    $     (4)   $     54     $    967    $    954    $    879
========     ========     ========     ========     ========    ========     ========    ========    ========
      14%          10%           9%          (2)%         --           5%          97%         86%         88%
      14           11           10           (2)          --           6          100         100         100
--------------------------------------------------------------------------------------------------------------
$  5,316     $  4,440     $  3,520     $  2,287     $  2,839    $  4,010     $ 65,011    $ 60,502    $ 55,279
   9,507        8,308        6,287       11,114       11,621      13,519       82,248      77,287      71,210
   3,453        3,181        2,775        3,843        1,710       1,011       45,460      40,982      39,714
--------------------------------------------------------------------------------------------------------------
$     21     $     72     $    420     $     17     $     21    $      2     $    103    $    152    $    562
   77.35%       80.94%       74.46%         N/M          N/M         N/M        59.88%      61.94%      60.96%
--------------------------------------------------------------------------------------------------------------



          RECONCILING ITEMS                         KEYCORP CONSOLIDATED
------------------------------------        --------------------------------
    2000          1999          1998            2000        1999        1998
-----------------------------------------------------------------------------
$   (145)      $     14      $     29       $  2,758    $  2,819    $  2,718
     349            438           168          2,194       2,315       1,600
      --             --            --             --          --          --
-----------------------------------------------------------------------------
     204(c)         452(c)        197(c)       4,952       5,134       4,318
     106(d)          61(d)         63            490         348         297
       2              4            11            382         396         328
      72(e)         166(e)        (15)(e)      2,535       2,674       2,180
      --             --            --             --          --          --
-----------------------------------------------------------------------------
      24            221           138          1,545       1,716       1,513
     (11)            68            21            543         609         517
-----------------------------------------------------------------------------
$     35       $    153      $    117       $  1,002    $  1,107    $    996
========       ========      ========       ========    ========    ========
       3%            14%           12%           100%        100%        100%
     N/A            N/A           N/A            N/A         N/A         N/A
-----------------------------------------------------------------------------
$    283       $  1,899      $  2,143       $ 65,294    $ 62,401    $ 57,422
   1,787(f)       3,659(f)      4,071(f)      84,035      80,946      75,281
     (25)           998         1,558         45,435      41,980      41,272
-----------------------------------------------------------------------------
$     97       $     87      $    138       $    200    $    239    $    700
     N/M            N/M           N/M          59.75%      59.61%      58.74%
-----------------------------------------------------------------------------


(e) Noninterest expense in 2000 includes $127 million ($80 million after tax) of nonrecurring charges recorded in connection with strategic actions taken to improve Key's operating efficiency and profitability, including restructuring charges of $104 million ($66 million after tax). Noninterest expense for 2000 also includes $5 million ($3 million after tax) incurred by divested businesses. Noninterest expense in 1999 includes $152 million ($96 million after tax) of nonrecurring charges recorded in connection with strategic actions taken to improve Key's operating efficiency and profitability, including restructuring charges of $98 million ($62 million after tax). Noninterest expense for 1999 also includes special contributions of $23 million ($15 million after tax) made to the charitable foundation that Key sponsors, $42 million ($26 million after tax) of various other nonrecurring charges and $74 million ($46 million after tax) incurred by divested businesses. Noninterest expense in 1998 includes $61 million ($38 million after tax) incurred by divested businesses.

(f) Total assets represents primarily the unallocated portion of nonearning assets of corporate support functions.

(g) This ratio, which measures the extent to which recurring revenues are absorbed by operating expenses, is calculated as follows: noninterest expense (excluding significant nonrecurring items) divided by the sum of taxable-equivalent net interest income and noninterest income (excluding significant nonrecurring items).

N/A = Not Applicable

N/M = Not Meaningful
expertise. It also offers specialized services to high-net-worth clients through the wealth management and private banking businesses. This line of business generates a substantial amount of Key's fee income.

The table that spans pages 70 and 71 shows selected financial data for each major line of business for the years ended December 31, 2000, 1999 and 1998. The financial information was derived from the internal profitability reporting system that management uses to monitor and manage Key's financial performance. The selected financial data are based on internal accounting policies designed to ensure that results are compiled on a consistent basis and reflect the underlying economics of Key's four major businesses. In accordance with these policies:

- Net interest income for each line of business was determined by assigning a standard cost for funds used (or a standard credit for funds provided) to assets and liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is included in the "Treasury and Other" columns of the table.

- Indirect expenses, such as computer servicing costs and corporate overhead, were allocated based on the extent to which each line of business actually used the service.

- The provision for loan losses was allocated among the lines of business based primarily upon their actual net charge-offs, adjusted for loan growth and changes in risk profile. The level of the consolidated provision is based upon the methodology that Key uses to estimate its consolidated allowance for loan losses. This methodology is described in Note 1 ("Summary of significant accounting policies") under the heading "Allowance for loan losses" on page 66.

- Income taxes were allocated based on the statutory Federal income tax rate of 35% (adjusted for tax-exempt income from corporate-owned life insurance, nondeductible goodwill amortization and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the Federal income tax benefit) of 2% for the periods presented.

- Capital was assigned to each line of business based on management's assessment of economic risk factors (primarily credit, operating and market risk).

Developing and applying the methodologies that management follows to allocate items among Key's lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular segment of Key's business or changes in Key's structure. The financial data for all three years presented in the following table reflect the following changes that occurred during 2000:

- The results of divested businesses are now included under the "Reconciling Items" columns. In the past, those amounts were included in the major business lines.

- A number of businesses have been reclassified. The Deposit Marketing unit moved from Treasury and Other to Key Retail Banking; the Key Client Relations unit moved from Reconciling Items to Key Retail Banking; and Key Housing Capital moved from Key Capital Partners to Key Corporate Capital.

- The methodologies used to apply funds transfer pricing to commercial real estate loans, commercial loans and commercial leases were refined.

- The methodology used to assign Key Capital Partners' expense to the lines of business responsible for maintaining the relationships with the clients that used Key Capital Partners' products and services was revised, resulting in an increase in the allocated amount of expense.

- As a result of the above changes, the allocation of overhead costs among the business units differs from that previously reported.

Generally accepted accounting principles guide financial accounting, but there is no authoritative guidance for "management accounting" -- the way management uses its judgment and experience to guide reporting decisions. Consequently, the results Key reports cannot necessarily be compared with results presented by other companies.

                                 5. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key's securities were as follows:


DECEMBER 31,                                                    2000                                         1999
                                           ------------------------------------------   -------------------------------------------
                                                          GROSS        GROSS                             GROSS       GROSS
                                           AMORTIZED UNREALIZED   UNREALIZED     FAIR   AMORTIZED   UNREALIZED  UNREALIZED    FAIR
in millions                                     COST      GAINS       LOSSES    VALUE        COST        GAINS      LOSSES   VALUE
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
   States and political subdivisions          $  323     $   10           --    $   333   $  447       $   12           --   $  459
   Other securities                              875         --           --        875      539           --           --      539
-----------------------------------------------------------------------------------------------------------------------------------
       Total investment securities            $1,198     $   10           --    $ 1,208   $  986       $   12           --   $  998
                                              ======     ======       ======    =======   ======       ======       ======   ======
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
   U.S.Treasury, agencies and corporations    $  984         --           --    $   984   $  128           --       $    1   $  127
   States and political subdivisions              33         --           --         33       53           --           --       53
   Collateralized mortgage obligations         4,296     $   63       $   61      4,298    4,426           --          189    4,237
   Other mortgage-backed securities            1,355         12           12      1,355    1,705       $    6           33    1,678
   Retained interests in securitizations         334         --           18        316      340            3           --      343
   Other securities                              307         42            6        343      223            4           --      227
-----------------------------------------------------------------------------------------------------------------------------------
       Total securities available for sale    $7,309     $  117       $   97    $ 7,329   $6,875       $   13       $  223   $6,665
                                              ======     ======       ======    =======   ======       ======       ======   ======
-----------------------------------------------------------------------------------------------------------------------------------

When Key retains an interest in securitized loans, Key bears the risk that the loans will be prepaid (which results in less interest income) or not paid at all. Key's retained interests (which include both certificated and uncertificated interests) are accounted for like debt securities that are classified as available for sale or as trading account assets.

Realized gains and losses related to securities available for sale were as follows:

YEAR ENDED DECEMBER 31,
in millions                          2000      1999      1998
--------------------------------------------------------------
Realized gains                      $ 59        $42       $18
Realized losses                       87         13         9
--------------------------------------------------------------
   Net securities gains (losses)    $(28)       $29       $ 9
                                    ====        ===       ===
--------------------------------------------------------------

At December 31, 2000, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.5 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities available for sale and investment securities by remaining contractual maturity. Collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations are presented based on their expected average lives.

                                     SECURITIES             INVESTMENT
                                 AVAILABLE FOR SALE         SECURITIES
                                -------------------   -------------------
DECEMBER 31, 2000               AMORTIZED      FAIR   AMORTIZED      FAIR
in millions                          COST     VALUE        COST     VALUE
-------------------------------------------------------------------------
Due in one year or less            $1,103    $1,118      $  115    $  116
Due after one through five years    4,525     4,566         135       141
Due after five through ten years    1,163     1,127          90        93
Due after ten years                   518       518         858       858
-------------------------------------------------------------------------
   Total                           $7,309    $7,329      $1,198    $1,208
                                   ======    ======      ======    ======
-------------------------------------------------------------------------


                                    6. LOANS


Key's loans by category are summarized as follows:

DECEMBER 31,
in millions                                     2000          1999
--------------------------------------------------------------------
Commercial, financial and agricultural        $20,100       $18,497
Real estate -- commercial mortgage              6,876         6,836
Real estate -- construction                     5,154         4,528
Commercial lease financing                      7,164         6,665
--------------------------------------------------------------------
   Total commercial loans                      39,294        36,526
Real estate -- residential mortgage             4,212         4,333
Home equity                                     9,908         7,602
Consumer -- direct                              2,539         2,565
Consumer -- indirect lease financing            3,005         3,195
Consumer -- indirect other                      5,718         6,398
--------------------------------------------------------------------
   Total consumer loans                        25,382        24,093
Real estate -- commercial mortgage                316           146
Real estate -- residential mortgage                42            48
Home equity                                        --           371
Credit card                                        --         1,362
Education                                       1,871         1,676
--------------------------------------------------------------------
   Total loans held for sale                    2,229         3,603
--------------------------------------------------------------------
   Total loans                                $66,905       $64,222
                                              =======       =======
--------------------------------------------------------------------
Key uses portfolio interest rate swaps, which modify the repricing and maturity characteristics of certain loans, to manage interest rate risk. For more information about the notional amount, fair value, and weighted average rate of such swaps at December 31, 2000, see Note 19 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 84.

Commercial and consumer lease financing receivables in the above table include contracts that represent direct financing leases, leveraged leases and operating leases. The composition of the net investment in the predominant form, direct financing leases, is as follows:

DECEMBER 31,
in millions                                       2000        1999
--------------------------------------------------------------------
Direct financing lease receivable               $ 8,027     $ 8,025
Unearned income                                  (1,097)     (1,130)
Unguaranteed residual value                         648         776
Deferred fees and costs                             100          83
--------------------------------------------------------------------
   Net investment in direct financing leases    $ 7,678     $ 7,754
                                                =======     =======
--------------------------------------------------------------------
Minimum future lease payments to be received at December 31, 2000, are as follows: 2001 -- $1,537 million; 2002 -- $1,815 million; 2003 -- $1,711 million;
2004 -- $732 million; 2005 -- $816 million; and all subsequent years -- $1,416 million.

Changes in the allowance for loan losses are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                         2000       1999        1998
--------------------------------------------------------------------
Balance at beginning of year      $  930      $ 900       $ 900
Charge-offs                         (522)      (420)       (384)
Recoveries                           108        102          87
--------------------------------------------------------------------
   Net charge-offs                  (414)      (318)       (297)
Allowance related to loans sold       (5)        --          --
Provision for loan losses            490        348         297
--------------------------------------------------------------------
   Balance at end of year         $1,001      $ 930       $ 900
                                  ======      =====       =====
--------------------------------------------------------------------

                            7. LOAN SECURITIZATIONS

Key sells certain types of loans through securitizations, and in some cases retains an interest in the securitized loans. Certain assumptions and estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates, projected charge-offs and discount rates commensurate with the risks involved. Additional information pertaining to Key's residual interests is disclosed in Note 1 ("Summary of Significant Accounting Policies"), under the heading "Loan Securitizations" on page 66.

During 2000, Key securitized and sold $1.1 billion of education loans (including accrued interest), resulting in an aggregate gain of $18 million.

In these transactions, Key retained residual interests in the form of servicing assets ($7 million) and interest-only strips ($48 million). The primary assumptions and rates used to measure the fair value of these retained interests are essentially the same as those disclosed in the following table. In 2000, gross cash proceeds of $1.1 billion from new securitizations were received from the education lending securitization trusts.

Primary economic assumptions used to measure the fair value of Key's retained interests and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:


DECEMBER 31, 2000                                                EDUCATION         HOME EQUITY         AUTOMOBILE
dollars in millions                                                  LOANS               LOANS              LOANS
--------------------------------------------------------------------------------------------------------------------
Carrying amount (fair value) of retained interests                   $ 254               $  96               $  53
Weighted-average life (years)                                      2.3-6.2             2.2-3.1              .5-1.3
--------------------------------------------------------------------------------------------------------------------
PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)                    8.15%--10.87%      22.92%--31.17%        1.55%--1.81%
Impact on fair value of 1% CPR (education and home equity)
   and .10% ABS (automobile) adverse change                          $  (4)              $  (3)              $  (1)
Impact on fair value of 2% CPR (education and home equity)
   and .20% ABS (automobile) adverse change                             (8)                 (5)                 (2)
--------------------------------------------------------------------------------------------------------------------
EXPECTED CREDIT LOSSES (STATIC RATE)                            .01%--1.65%         .83%--1.97%       3.30%--16.25%
Impact on fair value of .10% (education)
   and .25% (home equity and automobile) adverse change              $  (4)              $  (5)              $  (5)
Impact on fair value of .20% (education)
   and .50% (home equity and automobile) adverse change                 (8)                 (9)                (11)
--------------------------------------------------------------------------------------------------------------------
RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)                8.50%--12.00%      7.50%--12.00%       9.00%--10.50%
Impact on fair value of 1% adverse change                            $  (5)              $  (3)              $  (1)
Impact on fair value of 2% adverse change                              (10)                 (6)                 (1)
--------------------------------------------------------------------------------------------------------------------
EXPECTED STATIC DEFAULT (STATIC RATE)                        10.47%--15.72%                N/A                 N/A
Impact on fair value of 1% (education loans) adverse change          $  (4)                N/A                 N/A
Impact on fair value of 2% (education loans) adverse change             (8)                N/A                 N/A
--------------------------------------------------------------------------------------------------------------------
VARIABLE RETURNS TO TRANSFEREES                                         (a)                 (b)                 (c)
--------------------------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should be used with caution. Sensitivity analysis for each asset type is based on the nature of the asset, the seasoning of the portfolio and the results experienced.Changes in fair value based on a 1% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

(a) Forward Libor plus contractual spread over Libor ranging from .12% to .75%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00% or fixed rate yield.

(b) Forward Libor plus contractual spread over Libor ranging from .23% to .40%, or Treasury plus contractual spread over Treasury ranging from 2.40% to 2.95% or fixed rate yield.

(c)  Fixed rate yield

CPR = Constant Prepayment Rate

ABS = Absolute Prepayment Speed

N/A = Not Applicable

Information about Key's managed loans, delinquencies and net credit losses is as follows:


                                                       DECEMBER 31, 2000
                                               --------------------------------
                                                    LOAN         LOANS PAST DUE       NET CREDIT LOSSES
in millions                                    PRINCIPAL        60 DAYS OR MORE             DURING 2000
--------------------------------------------------------------------------------------------------------
Education loans                                  $ 5,984                $   155                 $     6
Home equity loans                                 11,084                    202                      24
Automobile loans                                   3,166                     72                      92
--------------------------------------------------------------------------------------------------------
   Total loans managed and securitized            20,234                    429                     122

Less:
Loans securitized                                  5,711                    204                      25
Loans held for sale or securitization              1,871                   --                      --
--------------------------------------------------------------------------------------------------------
   Loans held in portfolio                       $12,652                $   225                 $    97
                                                 =======                =======                 =======
--------------------------------------------------------------------------------------------------------

                8. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS

At December 31, 2000, impaired loans totaled $364 million. This amount includes $213 million of impaired loans with a specifically allocated allowance for loan losses of $102 million, and $151 million of impaired loans that are carried at their estimated fair value without a specifically allocated allowance. At the end of 1999, impaired loans totaled $246 million, including $153 million of loans with a specifically allocated allowance of $63 million, and $93 million that were carried at their estimated fair value. The average investment in impaired loans for 2000 was $306 million, and for 1999 was $216 million.

Key's nonperforming assets were as follows:

DECEMBER 31,
in millions                                      2000       1999
----------------------------------------------------------------
Impaired loans                                  $ 364      $ 246
Other nonaccrual loans                            283        201
----------------------------------------------------------------
   Total nonaccrual loans                         647        447
Restructured loans(a)                               3         --
----------------------------------------------------------------
   Total nonperforming loans                      650        447
OREO                                               23         27
Allowance for OREO losses                          (1)        (3)
----------------------------------------------------------------
   OREO, net of allowance                          22         24
Other nonperforming assets                         --          2
----------------------------------------------------------------
   Total nonperforming assets                   $ 672      $ 473
                                                =====      =====
----------------------------------------------------------------
(a)  Excludes restructured loans on nonaccrual status.

At December 31, 2000, Key did not have any significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Key evaluates most impaired loans individually using the process described under the heading "Allowance for Loan Losses," on page 66. However, Key does not perform a specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as "Other nonaccrual loans"). Generally, this portfolio includes loans to finance residential mortgages, automobiles, recreational vehicles, boats and mobile homes. Management applies historical loss experience rates to these loans, adjusted based on assessments of emerging credit trends and other factors, and then allocates a portion of the allowance for loan losses to each loan type.

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key's expected interest income.

YEAR ENDED DECEMBER 31,
in millions                                 2000    1999     1998
-----------------------------------------------------------------
Interest income receivable under
     original terms                          $62     $38      $32
Less: Interest income recorded
     during the year                          25      15       12
-----------------------------------------------------------------
Net reduction to interest income             $37     $23      $20
                                             ===     ===      ===
-----------------------------------------------------------------


                            9. SHORT-TERM BORROWINGS


dollars in millions                                    2000      1999      1998
-------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
Balance at year end                                  $3,267    $1,883    $1,910
Average during the year                               2,991     2,254     4,022
Maximum month-end balance                             4,693     3,712     5,678
Weighted average rate during the year                  6.42%     5.01%     5.52%
Weighted average rate at December 31                   6.68      5.54      4.99
-------------------------------------------------------------------------------
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end                                  $1,669    $2,294    $2,558
Average during the year                               1,940     2,602     2,613
Maximum month-end balance                             2,447     2,969     2,813
Weighted average rate during the year                  4.90%     4.11%     4.59%
Weighted average rate at December 31                   6.01      4.45      3.76
-------------------------------------------------------------------------------
SHORT-TERM BANK NOTES
Balance at year end                                  $4,345    $6,379    $7,290
Average during the year                               5,021     5,633     6,705
Maximum month-end balance                             6,834     7,174     7,790
Weighted average rate during the year                  7.35%     5.54%     5.41%
Weighted average rate at December 31                   8.28      6.46      5.17
-------------------------------------------------------------------------------
OTHER SHORT-TERM BORROWINGS
Balance at year end                                  $2,612    $2,060    $2,438
Average during the year                               2,100     2,279     1,269
Maximum month-end balance                             2,326     3,452     3,105
Weighted average rate during the year                  3.10%     4.04%     5.99%
Weighted average rate at December 31                   3.31      3.43      5.54
-------------------------------------------------------------------------------
Key uses portfolio interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings, to manage interest rate risk.

For more information, see Note 19 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 84.

Key has several programs that support short-term financing needs.

BANK NOTE PROGRAM. This program provides for the issuance of up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association) of bank notes with original maturities of 30 days to 30 years. At December 31, 2000, the amount of bank notes available for issuance under the program was $13.6 billion.

EURONOTE PROGRAM. KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $7.0 billion to non-U.S. investors. This facility had $4.0 billion of long-term borrowings outstanding as of December 31, 2000, and $2.4 billion outstanding as of December 31, 1999.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp's commercial paper program and a two-year revolving credit agreement provide funding availability of up to $500 million and $400 million, respectively. Borrowings outstanding under the commercial paper program totaled $315 million at December 31, 2000, and $215 million at December 31, 1999. There were no borrowings outstanding under the revolving credit agreement at December 31, 2000 and 1999.

LINE OF CREDIT. KeyBank National Association has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2000, this capacity was approximately $17.8 billion and was secured by approximately $27.0 billion of primarily commercial loans. There were no borrowings outstanding under this facility at December 31, 2000 and 1999.


                               10. LONG-TERM DEBT

The components of Key's long-term debt, presented net of unamortized discount where applicable, were as follows:

DECEMBER 31,
dollars in millions                                  2000      1999
-------------------------------------------------------------------
Senior medium-term notes due through 2005(a)       $  393    $  396
Subordinated medium-term notes
   due through 2005(a)                                103       133
7.50%   Subordinated notes due 2006(b)                250       250
6.75%   Subordinated notes due 2006(b)                200       200
8.125%  Subordinated notes due 2002(b)                199       199
8.00%   Subordinated notes due 2004(b)                125       125
8.404%  Notes due through 2001                         13        24
All other long-term debt(h)                            --         4
-------------------------------------------------------------------
   Total parent company(i)                          1,283     1,331

Senior medium-term bank notes
   due through 2039(c)                              5,979     9,396
Senior euro medium-term bank notes
   due through 2007(d)                              3,955     2,413
6.50%   Subordinated remarketable securities
   due 2027(e)                                        312       312
6.95%   Subordinated notes due 2028(e)                300       300
7.125%  Subordinated notes due 2006(e)                250       250
7.25%   Subordinated notes due 2005(e)                200       200
6.75%   Subordinated notes due 2003(e)                200       200
7.50%   Subordinated notes due 2008(e)                165       165
7.30%   Subordinated notes due 2011(e)                107       107
7.85%   Subordinated notes due 2002(e)                 93        93
7.55%   Subordinated notes due 2006(e)                 75        75
7.375%  Subordinated notes due 2008(e)                 70        70
Lease financing debt due through 2006(f)              581       613
Federal Home Loan Bank advances
   due through 2030(g)                                452       242
All other long-term debt(h)                           139       114
-------------------------------------------------------------------
   Total subsidiaries                              12,878    14,550
-------------------------------------------------------------------
   Total long-term debt                           $14,161   $15,881
                                                  =======   =======
-------------------------------------------------------------------
Key uses portfolio interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about the notional amount, fair value and weighted average rate of such financial instruments at December 31, 2000, see Note 19 ("Financial Instruments with Off-Balance Sheet Risk"), which begins on page 84.

(a) At December 31, 2000, the senior medium-term notes had a weighted average interest rate of 6.81%, and the subordinated medium-term notes had a weighted average interest rate of 7.32%. At December 31, 1999, the senior medium-term notes had a weighted average interest rate of 6.83%, and the subordinated medium-term notes had a weighted average interest rate of 7.09%. These notes had a combination of fixed and floating interest rates.

(b)  The notes may not be redeemed or prepaid prior to maturity.

(c) Subsidiaries' senior medium-term bank notes had weighted average interest rates of 6.72% at December 31, 2000, and 5.98% at December 31, 1999. These notes had a combination of fixed and floating interest rates.

(d) The senior euro medium-term notes had weighted average interest rates of 6.89% at December 31, 2000, and 6.26% at December 31, 1999. These notes, which are obligations of KeyBank National Association, had fixed and floating interest rates based on the three-month London Interbank Offered Rate (known as "LIBOR").

(e) These notes and securities are all obligations of KeyBank National Association, with the exception of the 7.55% notes, which are obligations of Key Bank USA, National Association. None of the subordinated notes may be redeemed prior to their maturity dates.

(f) Lease financing debt had weighted average interest rates of 7.80% at December 31, 2000, and 7.64% at December 31, 1999. This category of debt primarily comprises nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

(g) Long-term advances from the Federal Home Loan Bank had weighted average interest rates of 6.66% at December 31, 2000, and 6.27% at December 31, 1999. These advances, which had a combination of fixed and floating interest rates, were secured by $678 million of real estate loans and securities at December 31, 2000, and $363 million of such loans and securities at December 31, 1999.

(h) Other long-term debt, comprising industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted average interest rates of 7.91% at December 31, 2000, and 6.76% at December 31, 1999.

(i) At December 31, 2000, unused capacity under KeyCorp's shelf registration totaled $1.3 billion, including $822 million reserved for future issuance as medium-term notes.

Scheduled principal payments on long-term debt over the next five years are as follows:

In millions                  PARENT     SUBSIDIARIES        TOTAL
-----------------------------------------------------------------
2001                         $213         $3,003          $3,216
2002                          430          3,773           4,203
2003                           45          2,182           2,227
2004                          125          1,621           1,746
2005                           21            888             909
-----------------------------------------------------------------

                             11. CAPITAL SECURITIES

Five subsidiary business trusts of KeyCorp (KeyCorp Institutional Capital A, KeyCorp Institutional Capital B, KeyCorp Capital I, KeyCorp Capital II and KeyCorp Capital III) have issued corporation-obligated mandatorily redeemable preferred capital securities ("capital securities"). As guarantor, KeyCorp unconditionally guarantees payment of:

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

The capital securities, common securities and related debentures are summarized as follows:

                                                                                     PRINCIPAL     INTEREST RATE           MATURITY
                                                 CAPITAL                             AMOUNT OF         OF CAPITAL        OF CAPITAL
                                             SECURITIES,        COMMON             DEBENTURES,     SECURITIES AND    SECURITIES AND
dollars in millions                   NET OF DISCOUNT(a)      SECURITIES    NET OF DISCOUNT(b)      DEBENTURES(c)        DEBENTURES
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
   KeyCorp Institutional Capital A              $  350          $   11                 $  361             7.826%              2026
   KeyCorp Institutional Capital B                 150               4                    154             8.250               2026
   KeyCorp Capital I                               247               8                    255             7.555               2028
   KeyCorp Capital II                              247               8                    255             6.875               2029
   KeyCorp Capital III                             249               8                    257             7.750               2029
-----------------------------------------------------------------------------------------------------------------------------------
       Total                                    $1,243          $   39                 $1,282             7.619%                --
                                                ======          ======                 ======
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999                               $1,243          $   39                 $1,282             7.473%                --
                                                ======          ======                 ======
-----------------------------------------------------------------------------------------------------------------------------------

(a) The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. The capital securities constitute minority interests in the equity accounts of KeyCorp's consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board guidelines.

(b) KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), and July 16, 1999 (for debentures owned by Capital III); and (ii) in whole at any time within 90 days after and during the continuation of a "tax event" or a "capital treatment event" (as defined in the applicable offering circular). If the debentures purchased by Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of:
     (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable offering circular), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price is generally slightly more favorable to Key.

(c) The interest rates for Capital A, Capital B, Capital II and Capital III are fixed. Capital I has a floating interest rate (which reprices quarterly) equal to three-month LIBOR plus 74 basis points. The rates shown as the total at December 31, 2000 and 1999, are weighted average rates.


                            12. SHAREHOLDERS' EQUITY

SHAREHOLDER RIGHTS PLAN

KeyCorp has a shareholder rights plan which was first adopted in 1989 and has since been amended. Under the plan, each shareholder received one Right -- representing the right to purchase a common share for $82.50 -- for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 apiece, subject to certain limitations.

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

CAPITAL ADEQUACY

KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by banking industry regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require increased capital, terminate Federal Deposit Insurance Corporation ("FDIC") deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. As of December 31, 2000, KeyCorp and its banking subsidiaries met all necessary capital requirements.

Federal bank regulators apply certain capital ratios to group FDIC-insured depository institutions into five categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." At December 31, 2000 and 1999, the most recent regulatory notification categorized each of KeyCorp's subsidiary banks as "well capitalized." Management believes there have not been any changes in condition or events since those notifications that would cause the banks' categorizations to change.

Unlike bank subsidiaries, bank holding companies are not categorized by capital adequacy. However, Key satisfied the criteria for a "well capitalized" institution at December 31, 2000 and 1999. The FDIC-defined capital categories serve a limited regulatory function, and may not accurately represent the overall financial condition or prospects of Key or its affiliates.

The following table presents Key and KeyBank National Association's actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as "well capitalized" under the Federal Deposit Insurance Act.

                                                                                                               TO QUALIFY AS WELL
                                                                                     TO MEET MINIMUM           CAPITALIZED UNDER
                                                                                     CAPITAL ADEQUACY           FEDERAL DEPOSIT
                                                              ACTUAL                  REQUIREMENTS               INSURANCE ACT
                                                       -------------------          -------------------       ------------------
dollars in millions                                    AMOUNT        RATIO          AMOUNT        RATIO       AMOUNT       RATIO
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
Key                                                    $9,637        11.48%          $6,718        8.00%         N/A         N/A
KeyBank National Association                            8,491        11.03            6,158        8.00       $7,697       10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
Key                                                    $6,484         7.72%          $3,359        4.00%         N/A         N/A
KeyBank National Association                            6,030         7.83            3,079        4.00       $4,618        6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                                    $6,484         7.71%          $2,522        3.00%         N/A         N/A
KeyBank National Association                            6,030         7.98            3,022        4.00       $3,778        5.00%
--------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
TOTAL CAPITAL TO NET RISK-ADJUSTED ASSETS
Key                                                    $9,569        11.66%          $6,567        8.00%         N/A         N/A
KeyBank National Association                            7,907        10.72            5,902        8.00       $7,377       10.00%

TIER 1 CAPITAL TO NET RISK-ADJUSTED ASSETS
Key                                                    $6,306         7.68%          $3,283        4.00%         N/A         N/A
KeyBank National Association                            5,458         7.40            2,951        4.00       $4,426        6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                                    $6,306         7.77%          $2,434        3.00%         N/A         N/A
KeyBank National Association                            5,458         7.39            2,954        4.00       $3,692        5.00%
--------------------------------------------------------------------------------------------------------------------------------

N/A = Not Applicable


                               13. STOCK OPTIONS

Key's compensation plans allow for the granting of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to eligible employees and directors. Under all of the option plans, exercise prices cannot be less than the fair value of Key's common stock on the grant date. Generally, options become excercisable to the extent of 33% per year beginning one year from their grant date and expire no later than 10 years from their grant date.

At December 31, 2000, KeyCorp had 8,465,078 common shares available for future grant, compared with 8,868,531 at December 31, 1999.

The following table summarizes activity, pricing and other information about Key's stock options.


                                                                            2000                              1999
                                                                 -----------------------------     ---------------------------
                                                                              WEIGHTED AVERAGE                WEIGHTED AVERAGE
                                                                  OPTIONS     PRICE PER OPTION     OPTIONS    PRICE PER OPTION
------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                 29,481,297         $24.72        27,068,012        $22.84
Granted                                                           9,345,858          19.53         6,151,189         30.68
Exercised                                                         1,931,652          14.50         2,160,786         15.20
Lapsed or canceled                                                2,604,350          26.82         1,577,118         28.74
------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                                       34,291,153         $23.72        29,481,297        $24.72
------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                                       20,662,121         $19.74        13,885,015        $19.19
------------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options granted during the year        $3.49                            $5.72
------------------------------------------------------------------------------------------------------------------------------

The following table summarizes the range of exercise prices for Key's stock options at December 31, 2000.

                                             WEIGHTED           WEIGHTED AVERAGE                        WEIGHTED
   RANGE OF              OPTIONS           AVERAGE PRICE            REMAINING           OPTIONS       AVERAGE PRICE
EXERCISE PRICES        OUTSTANDING          PER OPTION             LIFE (YEARS)       EXERCISABLE      PER OPTION
-------------------------------------------------------------------------------------------------------------------
$4.13-$14.99             5,315,027            $13.87                  2.9              5,142,402          $13.89
 15.00-19.99             7,447,995             17.44                  7.2              7,447,995           17.44
 20.00-24.99             4,521,000             21.55                  9.0              4,496,400           21.56
 25.00-29.99             5,395,994             26.15                  6.4              1,635,275           26.11
 30.00-34.99            10,875,103             31.41                  7.6              1,603,437           32.66
 35.00-50.00               736,034             40.11                  7.5                336,612           43.47
-------------------------------------------------------------------------------------------------------------------
   Total                34,291,153            $23.72                  6.8             20,662,121          $19.74
-------------------------------------------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires companies like Key, which use the "intrinsic value method" to account for employee stock options, to provide pro forma disclosures of the net income and earnings per share effect of stock options using the "fair value method." Under the intrinsic value method, the excess of the fair value of the stock over the exercise price is recorded as expense on the date at which both the number of shares the recipient is entitled to receive and the exercise price are known.

Management estimated the fair value of options granted using the Black- Scholes option pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. As a result, the Black-Scholes model is not a perfect indicator of the value of an option.

The Black-Scholes model requires several assumptions, which management developed based on historical trends and current market observations. These assumptions include:

- an average option life of 4.7 years in 2000, 4.3 years in 1999 and 4.3 years in 1998;

-    a future dividend yield of 5.83% in 2000, 3.4% in 1999 and 2.9% in 1998;

-    share price volatility of .267 in 2000, .256 in 1999 and .240 in 1998; and

- a weighted average risk-free interest rate of 6.6% in 2000, 4.9% in 1999 and 5.1% in 1998.

If these assumptions are not accurate, the estimated fair values used to derive the information shown in the following table also will be inaccurate. Moreover, the model assumes that the estimated fair value of an option is amortized over the option's vesting period and would be included in personnel expense on the income statement. The pro forma impact of applying the fair value method of accounting for the years shown below may not be indicative of the pro forma impact in future years.

YEAR ENDED DECEMBER 31,
in millions, except per share amounts          2000        1999       1998
---------------------------------------------------------------------------
Net income                                   $ 1,002     $ 1,107     $  996
Net income -- pro forma                          985       1,085        981
Per Common Share:
   Net income                                $  2.32     $  2.47     $ 2.25
   Net income -- pro forma                      2.28        2.42       2.22
   Net income assuming dilution                 2.30        2.45       2.23
   Net income assuming dilution --
      pro forma                                 2.24        2.39       2.19
---------------------------------------------------------------------------

                           14. RESTRUCTURING CHARGES

KeyCorp recorded net restructuring charges of $104 million ($66 million after tax) in 2000 and $98 million ($62 million after tax) in 1999 in connection with a three-year "competitiveness initiative" instituted in November 1999 to improve Key's operating efficiency and profitability.

In the first phase of the initiative, Key's primary strategic actions were outsourcing certain technology and other corporate support functions, consolidating sites in a number of Key's businesses and reducing the number of management layers.

In 2000, restructuring charges include $102 million ($64 million after tax) recorded during the third quarter in connection with the second and final phase of this initiative. This phase will focus on:

- simplifying Key's business structure by consolidating 22 business lines into 12;

-    streamlining and automating business operations and processes;

-    standardizing product offerings and internal processes;

-    consolidating operating facilities and service centers; and

-    outsourcing certain noncore activities.

As a result of the competitiveness initiative, Key's workforce will be reduced by approximately 4,000 positions. Those reductions will occur at all levels throughout the organization. At December 31, 2000, nearly 2,400 positions had been eliminated. Key's management expects the remaining reductions to occur by the end of 2001.

Changes in the restructuring charge liability associated with the above actions are as follows:


                        DECEMBER 31,      RESTRUCTURING           CASH    DECEMBER 31,
in millions                    1999             CHARGES       PAYMENTS            2000
------------------------------------------------------------------------------------------
Severance                     $ 60                $ 49            $ 47            $ 62
Site consolidations             24                  54              18              60
Equipment and other              7                   1               6               2
------------------------------------------------------------------------------------------
   Total                      $ 91                $104            $ 71            $124
                              ====                ====            ====            ====
------------------------------------------------------------------------------------------

During the first quarter of 2000, KeyCorp also recorded a $2 million ($1 million after tax) credit to restructuring charges in connection with separate actions initiated during the fourth quarter of 1996 to complete Key's transformation to a nationwide bank-based financial services company. The credit was taken to reduce the remaining liability associated with branch consolidations, since favorable market conditions enabled Key to consolidate these branches at a lower cost than originally expected. At December 31, 2000, the remaining liability associated with this initiative was approximately $1 million.


                                       15. EMPLOYEE BENEFITS

PENSION PLANS

Net periodic and total pension income for all funded and unfunded plans includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                 2000       1999       1998
------------------------------------------------------------------------
Service cost of benefits earned             $ 37       $ 28       $ 29
Interest cost on projected
   benefit obligation                         53         47         51
Expected return on plan assets               (90)       (82)       (80)
Amortization of unrecognized
   net transition assets                      (5)        (5)        (5)
Amortization of prior service cost             2          2          2
Amortization of losses                         1          3          2
------------------------------------------------------------------------
   Net periodic pension income                (2)        (7)        (1)
Curtailment gain                              (2)        --         --
------------------------------------------------------------------------
   Total pension income                     $ (4)      $ (7)      $ (1)
                                            ====       ====       ====
------------------------------------------------------------------------

The curtailment gain in the above table resulted from Key's competitiveness initiative and related reduction in workforce.

Changes in the projected benefit obligation ("PBO") related to Key's pension plans are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                     2000       1999
------------------------------------------------------------------
PBO at beginning of year                        $ 725      $ 751
Service cost                                       37         28
Interest cost                                      53         47
Actuarial gains                                   (21)       (28)
Curtailment                                        (1)        --
Benefit payments                                  (78)       (73)
------------------------------------------------------------------
   PBO at end of year                           $ 715      $ 725
                                                =====      =====
------------------------------------------------------------------

Changes in the fair value of pension plan assets ("FVA") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                       2000       1999
-------------------------------------------------------------------
FVA at beginning of year                        $ 1,007    $   933
Actual return on plan assets                        125        140
Employer contributions                                8          7
Benefit payments                                    (78)       (73)
-------------------------------------------------------------------
   FVA at end of year                           $ 1,062    $ 1,007
                                                =======    =======
------------------------------------------------------------------

The funded status of the pension plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2000 and 1999, is as follows:

DECEMBER 31,
in millions                                       2000      1999
------------------------------------------------------------------
Funded status(a)                                  $ 346     $ 282
Unrecognized net gain                              (114)      (58)
Unrecognized prior service benefit                   (3)       (2)
Unrecognized net transition asset                    (3)       (7)
Benefits paid subsequent to measurement date          2         2
------------------------------------------------------------------
   Net prepaid pension cost                       $ 228     $ 217
                                                  =====     =====
------------------------------------------------------------------
(a) The excess of the fair value of plan assets over the projected benefit obligation.

Key provides certain nonqualified supplemental executive retirement programs that are unfunded and reflected in the above table. At December 31, 2000, the projected benefit obligation for these unfunded plans was $109 million (compared with $107 million at the end of 1999), and the accumulated benefit obligation was $103 million (compared with $100 million at the end of 1999). The amount of accrued pension cost for these plans was $85 million at December 31, 2000, and $78 million at December 31, 1999.

In order to determine the actuarial present value of benefit obligations and net pension income, management assumed the following weighted average rates.

YEAR ENDED DECEMBER 31,           2000       1999       1998
-------------------------------------------------------------
Discount rate                     7.75%      7.50%      6.50%
Compensation increase rate        4.00       4.00       4.22
Expected return on plan assets    9.75       9.75       9.75
-------------------------------------------------------------

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a postretirement healthcare plan which is contributory. Retirees' contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory.

Net periodic and total postretirement benefits cost includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                2000       1999       1998
----------------------------------------------------------------------
Service cost of benefits earned             $ 3        $ 3        $ 3
Interest cost on accumulated
   postretirement benefit obligation          7          7          7
Expected return on plan assets               (2)        (1)        (1)
Amortization of transition obligation         5          5          5
----------------------------------------------------------------------
   Net postretirement benefits cost          13         14         14
Curtailment loss                              5          2         --
----------------------------------------------------------------------
   Total postretirement benefits cost       $18        $16        $14
                                            ===        ===        ===
----------------------------------------------------------------------

The 2000 and 1999 curtailment losses in the above table resulted from the previously mentioned competitiveness initiative and workforce reduction.

Changes in the accumulated postretirement benefit obligation ("APBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                       2000      1999
-----------------------------------------------------------------
APBO at beginning of year                         $106      $114
Service cost                                         3         3
Interest cost                                        7         7
Plan participants' contributions                     4         3
Actuarial (gains) losses                             1        (8)
Plan amendments                                      2        --
Curtailments                                        (3)       --
Benefit payments                                   (14)      (13)
-----------------------------------------------------------------
   APBO at end of year                            $106      $106
                                                  ====      ====
-----------------------------------------------------------------

Changes in the fair value of postretirement plan assets are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                        2000      1999
-----------------------------------------------------------------
FVA at beginning of year                           $31       $20
Employer contributions                              15        14
Plan participants' contributions                     3         3
Benefit payments                                   (12)       (7)
Actual return on plan assets                         1         1
-----------------------------------------------------------------
   FVA at end of year                              $38       $31
                                                   ===       ===
-----------------------------------------------------------------

The funded status of the postretirement plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2000 and 1999, is as follows:

YEAR ENDED DECEMBER 31,
in millions                                       2000          1999
---------------------------------------------------------------------
Funded status(a)                                  $(69)         $(75)
Unrecognized net gain                               (5)           (7)
Unrecognized prior service cost                      3             1
Unrecognized transition obligation                  46            61
Contributions/benefits paid subsequent
   to measurement date                              10            10
Impact of curtailment subsequent
   to measurement date                             --             (2)
---------------------------------------------------------------------
   Accrued postretirement benefit cost            $(15)         $(12)
                                                  ====          ====
---------------------------------------------------------------------
(a) The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

The assumed weighted average healthcare cost trend rate for 2001 is 6.1% for both Medicare-eligible retirees and non-Medicare eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefits cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

To determine the accumulated postretirement benefit obligation and the net postretirement benefits cost, management assumed the following weighted average rates:

YEAR ENDED DECEMBER 31,                 2000       1999       1998
-------------------------------------------------------------------
Discount rate                           7.75%      7.50%      6.50%
Expected return on plan assets          5.71       5.73       9.50
-------------------------------------------------------------------

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key's plan permits employees to contribute 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Total expense associated with the plan was $51 million in 2000, $46 million in 1999 and $39 million in 1998.

                                16. INCOME TAXES

Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated Federal income tax return.

YEAR ENDED DECEMBER 31,
in millions                           2000     1999     1998
-------------------------------------------------------------
Currently payable:
   Federal                            $147     $104     $147
   State                                33        7       11
-------------------------------------------------------------
                                       180      111      158
Deferred:
   Federal                             307      421      296
   State                                28       45       29
-------------------------------------------------------------
                                       335      466      325
-------------------------------------------------------------
   Total income tax expense(a)        $515     $577     $483
                                      ====     ====     ====
-------------------------------------------------------------
(a) Income tax expense (benefit) on securities transactions totaled ($10) million in 2000, $10 million in 1999 and $3 million in 1998. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled $33 million in 2000, $35 million in 1999 and $39 million in 1998.

Significant components of Key's deferred tax assets and liabilities are as follows:

DECEMBER 31,
in millions                                       2000     1999
----------------------------------------------------------------
Provision for loan losses                       $  372    $  352
Net unrealized securities losses                    --        79
Restructuring charges                               48        37
Write-down of OREO                                   3        11
Other                                              212       194
----------------------------------------------------------------
   Total deferred tax assets                       635       673
Leasing income reported using the operating
   method for tax purposes                       2,245     1,874
Net unrealized securities gains                      8        --
Depreciation                                         6        44
Other                                               73        84
----------------------------------------------------------------
   Total deferred tax liabilities                2,332     2,002
----------------------------------------------------------------
   Net deferred tax liabilities                 $1,697    $1,329
                                                =======   ======
----------------------------------------------------------------

The following table shows how Key arrives at total income tax expense.


YEAR ENDED DECEMBER 31,
in millions                                                                2000       1999       1998
------------------------------------------------------------------------------------------------------
Income before income taxes times 35% statutory Federal tax rate            $531       $589       $518
State income tax, net of Federal tax benefit                                 40         34         26
Amortization of nondeductible intangibles                                    27         27         24
Tax-exempt interest income                                                  (18)       (20)       (23)
Corporate-owned life insurance income                                       (40)       (38)       (38)
Tax credits                                                                 (36)       (28)       (22)
Other                                                                        11         13         (2)
------------------------------------------------------------------------------------------------------
   Total income tax expense                                                $515       $577       $483
                                                                           ====       ====       ====
------------------------------------------------------------------------------------------------------

17. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

LEGAL PROCEEDINGS

In March 1998, McDonald Investments Inc. ("McDonald"), now a subsidiary of KeyCorp, participated in an offering to institutional investors of certain securities of Nakornthai Strip Mill Public Company Ltd. ("NSM"), a Thailand public company, and certain NSM affiliates. The offering was part of the financing of an NSM steel mini-mill located in Chonburi, Thailand. McDonald served as a financial advisor to NSM and was an initial purchaser in connection with the offering (under Rule 144A of the Securities and Exchange Commission) of the approximately $452 million in NSM debt securities and related warrants. On December 24, 1998, holders of NSM securities gave a Notice of Default alleging a number of defaults under the terms of the securities. NSM is currently working to restructure its obligations, including obligations to holders of the securities and other creditors.

Certain purchasers of the NSM securities have commenced litigation against McDonald and several other parties, claiming that McDonald, the other initial purchasers and certain other of NSM's third-party service providers violated certain state and Federal securities and other laws. The lawsuits are based on alleged misstatements and omissions in the Offering Memorandum for the securities, and on certain other information allegedly provided and oral statements allegedly made to potential investors. In each lawsuit the plaintiffs allege misrepresentations relating to (among other things) the physical facilities at the mill, the management of the mill, the supply of inputs to the mill and the use of the proceeds of the offering.

McDonald and others are currently defending eight separate lawsuits brought by purchasers of the NSM securities: one in Federal District
Court in Minnesota; two in Federal District Court in New York; two in California; and one in each of Connecticut, Illinois and New Jersey. The aggregate amount of securities alleged to have been purchased by the plaintiffs in these eight lawsuits is at least $257 million. While the relief claimed in the lawsuits varies, generally the plaintiffs seek rescission of the sale of the securities, compensatory damages, punitive damages, pre- and post judgment interest, legal fees and expenses, and in the New Jersey action (in which plaintiffs allege damages of approximately $54 million), treble damages consistent with applicable law.

McDonald is vigorously defending these actions and has filed, or will file, responses to each complaint denying liability.

In the ordinary course of business, Key is subject to legal actions that involve claims for substantial monetary relief. Based on information presently known to management and Key's counsel, management does not believe there is any legal action (including the actions against McDonald) to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, will have a material adverse effect on Key's financial condition.

RESTRICTIONS ON CASH, DUE FROM BANKS, SUBSIDIARY DIVIDENDS AND LENDING
ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyCorp's banking subsidiaries maintained average reserve balances aggregating $366 million in 2000 to fulfill these requirements.

KeyCorp's principal source of cash flow, including the cash needed to pay dividends on its common shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutes and regulations limit the amount of dividends KeyCorp's banking subsidiaries can pay without prior regulatory approval. At December 31, 2000, KeyCorp's banking subsidiaries could have declared dividends of approximately $806 million in the aggregate without obtaining such approval.

Federal law also restricts loans and advances from banking subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured. At December 31, 2000, KeyCorp and its subsidiaries were in compliance with these legal restrictions.

OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $136 million in 2000, $162 million in 1999 and $132 million in 1998. Minimum future rental payments under noncancelable leases at December 31, 2000, are as follows: 2001 -- $131 million; 2002 -- $123 million; 2003 -- $114 million; 2004 -- $100 million; 2005 -- $88 million; and all subsequent years -- $478 million.


              18. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key's financial instruments are as follows:


DECEMBER 31,                                     2000                         1999
                                          ------------------            -----------------
                                          CARRYING     FAIR             CARRYING    FAIR
in millions                                AMOUNT      VALUE             AMOUNT     VALUE
------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(a)         $ 5,073   $ 5,073            $ 4,676   $ 4,676
Securities available for sale(b)             7,329     7,329              6,665     6,665
Investment securities(b)                     1,198     1,208                986       998
Loans, net of allowance(c)                  65,904    67,495             63,292    63,559
Servicing assets                                49        49                  9         9

LIABILITIES
Deposits with no stated maturity(a)        $23,680   $23,680            $24,641   $24,641
Time deposits(d)                            24,969    25,317             18,592    18,593
Short-term borrowings(a)                    11,893    11,893             12,616    12,616
Long-term debt(d)                           14,161    14,342             15,881    15,533

CAPITAL SECURITIES(d)                        1,243     1,056              1,243     1,139
------------------------------------------------------------------------------------------

Valuation Methods and Assumptions
---------------------------------

(a)  Fair value equals or approximates carrying amount.

(b) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

(c) Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables and loans held for sale were included in the estimated fair value of loans at their carrying amounts, although lease financing receivables are excluded from the scope of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The December 31, 1999, fair value of the credit card portfolio is equal to the price at which the portfolio was sold in January 2000.

(d) Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

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

If management used different assumptions (on matters such as discount rates and cash flow) and estimation methods, the estimated fair values shown in the table could change significantly. Accordingly, these estimates do not necessarily reflect the amounts Key's financial instruments would command in a current market exchange. Similarly, because Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent the underlying value of Key itself.

Interest rate swaps and caps (which are not included in the preceding table) were valued based on discounted cash flow models and had an aggregate fair value of $159 million at December 31, 2000, and $50 million at December 31, 1999. Foreign exchange forward contracts (also excluded from the table) were valued based on quoted market prices and had a fair value that approximated their carrying amount at December 31, 2000 and 1999. Off-balance sheet financial instruments are discussed in greater detail in Note 19 ("Financial Instruments with Off-Balance Sheet Risk").


             19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Key, mainly through its lead bank (KeyBank National Association), is party to various financial instruments with off-balance sheet risk. These financial instruments may be used for lending-related purposes, asset and liability management, or trading purposes. Generally, these instruments help Key meet clients' financing needs and manage exposure to "market risk"-- the possibility that net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments, these contain an element of "credit risk" -- the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

The primary financial instruments that Key uses are commitments to extend credit; standby and commercial letters of credit; interest rate swaps, caps and futures; and foreign exchange forward contracts. All of the foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR LENDING-RELATED PURPOSES

These instruments -- primarily loan commitments and standby letters of credit -- involve credit risk not reflected on Key's balance sheet. Key mitigates its exposure to credit risk with internal controls that guide the way staff reviews and approves applications for credit, establishes credit limits and, when necessary, demands collateral. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis. Key does not have any significant concentrations of credit risk.

Commitments to extend credit are agreements to provide financing on predetermined terms, as long as the client continues to meet specified criteria. Loan commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to induce Key to issue a loan commitment. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may exceed Key's eventual cash outlay.

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

DECEMBER 31,
in millions                                             2000        1999
--------------------------------------------------------------------------------
Loan commitments:
   Credit card lines                                       --     $ 7,108
   Home equity                                        $ 4,727       4,560
   Commercial real estate and construction              2,211       1,842
   Commercial and other                                25,376      22,023
--------------------------------------------------------------------------------
       Total loan commitments                          32,314      35,533
Other commitments:
   Standby letters of credit                            2,113       1,987
   Commercial letters of credit                           116         120
   Loans sold with recourse                                --          16
--------------------------------------------------------------------------------
       Total loan and other commitments               $34,543     $37,656
                                                      =======     =======
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

One way that Key manages exposure to interest rate risk is by using off-balance sheet financial instruments, commonly referred to as derivatives. Instruments used for this purpose modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. The principal financial instruments that Key uses to manage exposure to interest rate risk are interest rate swaps and caps, also referred to as "portfolio" swaps and caps. In addition, Key uses U.S. Treasury-based rate locks to manage the interest rate risk associated with anticipated loan securitizations.

The following table summarizes the features of the various types of portfolio swaps and caps that Key held at the end of 2000.


                                                          DECEMBER 31, 2000                                    DECEMBER 31, 1999
                                                      ------------------------------------------------------   -----------------
                                                                                   WEIGHTED AVERAGE RATE
                                                                                   -------------------------
                                                      NOTIONAL    FAIR   MATURITY                              NOTIONAL   FAIR
Dollars in millions                                    AMOUNT     VALUE   (YEARS)  RECEIVE    PAY    STRIKE     AMOUNT    VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Receive fixed/pay variable-indexed amortizing(a)   $    45   $     1        .8    7.98%     6.76%   N/A       $   104   $    1
   Receive fixed/pay variable -- conventional           4,330        75       6.6    6.68      6.76    N/A         5,962     (135)
   Receive fixed/pay variable -- forward starting          88         3      10.1    5.62      5.41    N/A            --       --
   Pay fixed/receive variable -- conventional           4,636       (46)      3.7    6.75      6.31    N/A         5,545      105
   Pay fixed/receive variable -- forward starting         116        (5)     10.0    6.18      6.48    N/A           278       --
   Basis swaps                                          6,625       (75)      1.6    6.67      6.78    N/A         6,783      (20)
-----------------------------------------------------------------------------------------------------------------------------------
       Total                                           15,840       (47)       --    6.69%     6.63%    --        18,672      (49)
Interest rate caps and collars:
   Caps purchased -- one- to three-month
      LIBOR-based                                          --        --        --    N/A       N/A      --         2,000        7
   Collar -- one- to three-month LIBOR-based              250        --        .1    N/A       N/A   4.75 and        250       --
                                                                                                     6.50
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                                  250        --        --     --       --       --         2,250        7
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                              $16,090    $  (47)       --     --       --       --       $20,922   $  (42)
-----------------------------------------------------------------------------------------------------------------------------------

(a) Maturity is based upon expected average lives rather than contractual terms.

N/A = Not Applicable

INTEREST RATE SWAP CONTRACTS involve the exchange of interest payments calculated on an agreed-upon amount (known as the "notional amount"). Swaps are generally used to mitigate Key's exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt. Key uses primarily two types of interest rate swap contracts.

- CONVENTIONAL INTEREST RATE SWAP CONTRACTS involve the receipt of interest payments based on a fixed or variable rate in exchange for payments based on variable or fixed rates, without an exchange of the underlying notional amount.

- BASIS SWAP CONTRACTS involve the exchange of interest payments based on different floating indices.

INTEREST RATE CAPS require the buyer to pay a premium to the seller for the right to receive an amount equal to the difference between the current interest rate and an agreed-upon interest rate (known as the "strike rate") applied to a notional amount. Key generally purchases caps and enters into collars (which involves simultaneously purchasing a cap and selling a floor) to manage the risk of adverse movements in interest rates on specified long-term debt and short-term borrowings.

ACCOUNTING TREATMENT AND VALUATION. Effective January 1, 2001, Key adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Additional information pertaining to this new accounting standard is summarized under the heading "Accounting Pronouncements Pending Adoption," on page 68. The information disclosed in this note is based on the accounting rules in effect prior to the adoption of the new standard.

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

Management estimated the aggregate fair value of interest rate swaps at a negative $47 million at December 31, 2000. Fair value in this case represents an estimate of the unrealized net loss that would be recognized if the portfolio were liquidated. Management arrived at this estimate by using discounted cash flow models.

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

During 2000, Key terminated swaps with a notional amount of $4.5 billion, resulting in a net deferred loss of $12 million. During 1999, Key terminated swaps with a notional amount of $4.5 billion, resulting in a net deferred gain of $18 million. At December 31, 2000, Key had a cumulative net deferred swap gain of $9 million with a weighted average life of 4.9 years related to the management of debt, and a cumulative net deferred loss of $2 million with a weighted average life of 4.5 years related to the management of available-for-sale securities.

The notional amount of Key's swaps and caps (shown in the preceding table) is significantly greater than the amount at risk.

CREDIT RISK. Swaps and caps present credit risk because the counterparty may not meet the terms of the contract. This risk is measured as the cost of replacing contracts -- at current market rates -- that have generated unrealized gains. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.

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

At December 31, 2000, Key had 36 different counterparties to portfolio swaps and swaps entered into to offset the risk of client swaps. Key had aggregate credit exposure of $71 million to 17 of these counterparties, with the largest credit exposure to an individual counterparty amounting to $17 million. As of the same date, Key's aggregate credit exposure on its interest rate caps totaled $53 million. Based on management's assessment, as of December 31, 2000, all counterparties were expected to meet their obligations.

FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

FUTURES CONTRACTS AND INTEREST RATE SWAPS, CAPS AND FLOORS. Key uses these instruments for dealer activities (which are generally limited to the banks' commercial loan clients), and enters into other positions with third parties to mitigate the interest rate risk of the client positions. The swaps entered into with clients are generally limited to conventional swaps. All of the futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to fair value are included in "investment banking and capital markets income" on the income statement.

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

OPTIONS AND FUTURES. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of options are included in "investment banking and capital markets income" on the income statement.

CREDIT RISK. At December 31, 2000, credit exposure from financial instruments held or issued for trading purposes was limited to the aggregate fair value of each contract with a positive fair value, or $590 million. Key manages credit risk by contracting only with counterparties with high credit ratings, continuously monitoring counterparties' performance, and entering into master netting agreements when possible.

The following table shows trading income recognized on interest rate, foreign exchange forward, and option and futures contracts.

YEAR ENDED DECEMBER 31,
in millions                              2000      1999     1998
----------------------------------------------------------------
Interest rate contracts                  $32       $40      $65
Foreign exchange forward contracts        35        30       22
Option and futures contracts               3         4        6
----------------------------------------------------------------

The following table summarizes the notional amount and fair value of derivative financial instruments held or issued for trading purposes at year-end 2000, and on average for the entire year. The interest rate swaps and caps related to securitization positions correspond to the residual interests retained when Key securitized certain home equity and education loans. The positive fair values represent assets and the negative fair values represent liabilities.

The $29.3 billion notional amount of interest rate swaps presented in the table includes $13.4 billion of client swaps that receive a fixed rate and pay a variable rate, $10.4 billion of client swaps that pay a fixed rate and receive a variable rate, and $5.5 billion of basis swaps. As of December 31, 2000, the client swaps had an average expected life of 5.3 years, carried a weighted average rate received of 6.68% and had a weighted average rate paid of 6.70%.

                                                              DECEMBER 31, 2000        YEAR ENDED DECEMBER 31, 2000
                                                             ------------------      --------------------------------
                                                             NOTIONAL      FAIR              AVERAGE          AVERAGE
in millions                                                    AMOUNT     VALUE      NOTIONAL AMOUNT       FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------
Interest rate contracts -- client positions:
   Swap assets                                                $16,106   $   399              $13,151          $   391
   Swap liabilities                                            13,159      (213)              13,154             (248)
   Caps and floors purchased                                      825         7                  727                5
   Caps and floors sold                                           875        (7)                 800               (6)
   Futures purchased                                            1,740         2                  577               --
   Futures sold                                                15,000       (24)              10,225               --

Interest rate contracts -- securitization positions:
   Swap assets                                                $ 1,194   $    20              $ 1,106          $    26
   Caps purchased                                               1,034        47                1,061               55
   Caps sold                                                    3,059       (47)               2,342              (55)

Foreign exchange forward contracts:
   Assets                                                     $ 1,746   $    78              $ 1,698          $    70
   Liabilities                                                  1,658       (69)               1,618              (62)

Option contracts:
   Options purchased                                          $ 3,386   $    37              $ 2,089          $    19
   Options sold                                                 3,847       (29)               2,766              (15)
------------------------------------------------------------------------------------------------------------------------

            20. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY



CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                                      2000      1999
---------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with KeyBank National Association   $   547   $   683
Loans and advances to subsidiaries:
   Banks                                                           99        99
   Nonbank subsidiaries                                           575       439
---------------------------------------------------------------------------------
                                                                  674       538
Investment in subsidiaries:
   Banks                                                        6,733     7,024
   Nonbank subsidiaries                                         2,010     1,035
---------------------------------------------------------------------------------
                                                                8,743     8,059
Accrued income and other assets                                   883       676
---------------------------------------------------------------------------------
   Total assets                                               $10,847   $ 9,956
                                                              =======   =======
LIABILITIES
Accrued expense and other liabilities                         $   406   $   439
Short-term borrowings                                           1,206       515
Long-term debt:
   Subsidiary trusts                                            1,282     1,282
   Unaffiliated companies                                       1,330     1,331
---------------------------------------------------------------------------------
                                                                2,612     2,613
---------------------------------------------------------------------------------
   Total liabilities                                            4,224     3,567

SHAREHOLDERS' EQUITY(a)                                         6,623     6,389
---------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                 $10,847   $ 9,956
                                                              =======   =======
---------------------------------------------------------------------------------

(a)  See page 63 for KeyCorp's Statements of Changes in Shareholders' Equity.


CONDENSED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31,
in millions                                                                          2000          1999         1998
---------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
   Banks                                                                           $1,440        $  900         $600
   Nonbank subsidiaries                                                                57            46           11
Interest income from subsidiaries                                                      62            47           40
Gain from sale of Electronic Payment Services, Inc.                                    --           134           --
Other income                                                                           46            17           20
---------------------------------------------------------------------------------------------------------------------
                                                                                    1,605         1,144          671
EXPENSES
Interest on long-term debt with subsidiary trusts                                      98            87           67
Interest on other borrowed funds                                                       35            96           94
Restructuring charges                                                                 102            98           --
Personnel and other expense                                                           157           123           87
---------------------------------------------------------------------------------------------------------------------
                                                                                      392           404          248
Income before income tax benefit and equity in
   net income less dividends from subsidiaries                                      1,213           740          423
Income tax benefit                                                                    103            74           83
---------------------------------------------------------------------------------------------------------------------
                                                                                    1,316           814          506
Equity in net income less dividends from subsidiaries                               (314)           293          490
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                        $1,002         $1,107         $996
                                                                                  ======         ======         ====
---------------------------------------------------------------------------------------------------------------------


CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31,
in millions                                                                    2000       1999       1998
-----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                  $ 1,002    $ 1,107    $   996
Adjustments to reconcile net income to net cash provided by
    operating activities:
   Amortization of intangibles                                                   24         18          3
   Net gains from divestitures                                                   --       (134)        --
   Net securities gains                                                          (7)       (15)        --
   Deferred income taxes                                                         10        (27)       (13)
   Equity in net income less dividends from subsidiaries                        314       (293)      (490)
   Net increase in other assets                                                (213)       (69)        (2)
   Net increase in other liabilities                                            133          4         79
   Net increase (decrease) in accrued restructuring charges                      33         88        (22)
   Other operating activities, net                                              (35)       (75)        17
-----------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     1,261        604        568
INVESTING ACTIVITIES
Purchases of securities available for sale                                     (192)       (30)       (13)
Proceeds from prepayments and maturities of securities available for sale        10        154          5
Net (increase) decrease in interest-bearing deposits                            136       (370)       (35)
Net increase in loans and advances to subsidiaries                              (83)      (123)      (128)
(Increase) decrease in investments in subsidiaries                             (846)       (23)        14
-----------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                          (975)      (392)      (157)
FINANCING ACTIVITIES
Net increase in short-term borrowings                                           665        411         92
Net proceeds from issuance of long-term debt                                    290        510        255
Payments on long-term debt                                                     (334)      (365)      (138)
Loan payment received from ESOP trustee                                          11         10          8
Purchases of treasury shares                                                   (462)      (344)      (256)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                       28         33         44
Cash dividends                                                                 (484)      (467)      (416)
-----------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                          (286)      (212)      (411)
-----------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                               --         --         --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                     --         --         --
-----------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                           --         --         --
                                                                             ======      =====      =====
-----------------------------------------------------------------------------------------------------------

KeyCorp paid interest on borrowed funds amounting to $231 million in 2000, $183 million in 1999 and $161 million in 1998.

                                      1980
                                 Conway Brothers

                                      1990
                                Conway Companies

                                      2001
                              Conway & Webster Inc.

                      [ADVERTISEMENT-LANDSCAPE GRAPHIC]




                             Mergers & Acquisitions

                                Corporate Finance

                          Divestitures & Restructuring


At Key, we offer the investment banking resources necessary for your company to achieve a competitive edge. Whether your needs involve mergers, acquisitions, divestitures, raising capital or financial advisory services, no one helps you achieve your long-term goals quite like we do. To provide the expertise and insight you demand, our investment banking teams even focus on specific industries with every transaction led by one of our senior investment bankers. To learn more, call 1-800-KEY-6070 or visit Key.com.


       COMMERCIAL BANKING      INVESTMENT BANKING      ASSET MANAGEMENT


[KEY LOGO] ACHIEVE ANYTHING.

Investment banking services offered through McDonald Investments Inc., A KeyCorp Company and member NASD/NYSE/SIPC.



                                                               Form #77-7700KC