Form 10-K, Exhibit 13
period 2001-12-31
KEYCORP /NEW/
filed 2002-03-28
CIK 91576

                                                                 Exhibit 13

                                FINANCIAL REVIEW

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATIONS

Introduction                                              22

Highlights of Key's 2001 Performance                      23

Cash Basis Financial Data                                 26

Line of Business Results                                  26

Results of Operations
   Net Interest Income                                    28
   Market Risk Management                                 29
   Noninterest Income                                     33
   Noninterest Expense                                    36
   Income Taxes                                           38

Financial Condition
   Loans                                                  38
   Securities                                             42
   Asset Quality                                          43
   Deposits and Other Sources of Funds                    48
   Liquidity                                              48
   Capital and Dividends                                  50

Fourth Quarter Results                                    51


REPORT OF MANAGEMENT                                      53

REPORT OF ERNST & YOUNG LLP,
   INDEPENDENT AUDITORS                                   53

CONSOLIDATED FINANCIAL STATEMENTS                         54

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

INTRODUCTION

This Management's Discussion and Analysis generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years, although some tables may cover more than three years to comply with Securities and Exchange Commission disclosure requirements or to illustrate trends over a longer period of time. When you read this discussion, you should also look at the consolidated financial statements and related notes that appear on pages 54 through 83.


ACCOUNTING POLICIES

Key's business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying the most appropriate accounting policies and methodologies in many areas. These choices are important; not only are they necessary to ensure compliance with generally accepted accounting principles, they also reflect the exercise of management's judgment in determining the most appropriate manner in which to record and report Key's financial performance. In management's opinion, some of these areas have a more significant impact than others on the financial performance of Key. This is because they apply to areas of relatively greater business importance, and/or require a more subjective decision-making process on the part of management. For Key, these areas include accounting for the allowance for loan losses, loan securitizations, and contingent obligations arising from litigation. Our accounting policies related to the first two of these three areas are disclosed in Note 1 ("Summary of Significant Accounting Policies"), which begins on page 58. A detailed description of contingent obligations arising from litigation is contained in
Note 17 ("Commitments, Contingent Liabilities and Other Disclosures"), which begins on page 76. All accounting policies are important, and all policies contained in Note 1 should be reviewed for a greater understanding of how Key's financial performance is recorded and reported.


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

- Key engages in CAPITAL MARKETS ACTIVITIES, primarily through the Key Capital Partners line of business. These activities encompass a variety of services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients' financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients' needs and to benefit from fluctuations in exchange rates).

- CORE FINANCIAL RESULTS exclude the effects of significant nonrecurring items such as accounting changes, write-downs of certain assets in connection with the implementation of strategic actions, gains from divestitures and restructuring charges. All of these items can distort results, particularly in period-to-period comparisons. Reported results include these items as required under accounting principles generally accepted in the United States.

- All earnings per share data included in this discussion are presented on a DILUTED basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options. Some of the financial information tables also include BASIC earnings per share, which takes into account only common shares outstanding.

- For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company's TOTAL RISK-BASED CAPITAL must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled "Capital and dividends," which begins on page 50.

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

- Interest rates could change more quickly or more significantly than we expect, which may have an adverse effect on our financial results.

- If the economy or segments of the economy fail to rebound or decline further, the demand for new loans and the ability of borrowers to repay outstanding loans may decline.

- The stock and bond markets could suffer additional disruption, which may have an adverse effect on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.

- It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful.

- Acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated.

- We may become subject to new legal obligations, or the resolution of pending litigation may have an adverse effect on our financial condition.

- Terrorist activities or military actions could further disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers.

- We may become subject to new accounting, tax, or regulatory practices or requirements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


HIGHLIGHTS OF KEY'S 2001 PERFORMANCE

FINANCIAL PERFORMANCE

In May and December, we announced actions designed to improve Key's business performance and to better position the company to take advantage of an eventual economic recovery. However, these actions had the effect of reducing Key's financial results for 2001.

MAY 2001 ANNOUNCEMENT
---------------------
On May 17, concurrent with the election of Chief Executive Officer Henry L. Meyer III as Chairman of the Board of Directors, we announced a series of strategic initiatives designed to sharpen our business focus and strengthen our financial performance by returning to our core relationship businesses. Specific actions include exiting the automobile leasing business, de-emphasizing indirect prime automobile lending, and discontinuing nonrelationship lending in the leveraged financing and nationally syndicated lending businesses. These actions are part of a broader business plan discussed under the heading "Corporate strategy," on page 24.

As a result of the above actions, we recorded several significant charges that had an adverse effect on Key's 2001 financial performance. These charges include a noncore $150 million write-down of goodwill, as well as two large charges included in Key's core financial results. The core charges include an additional provision for loan losses of $300 million ($189 million after tax) and $40 million ($25 million after tax) for losses incurred on the residual values of leased vehicles.

DECEMBER 2001 ANNOUNCEMENT
--------------------------
On December 20, we announced several significant core charges recorded in connection with our commitment to restore Key's conservative risk management culture and strengthen the balance sheet. Specifically, we recorded an additional provision for loan losses of $590 million ($372 million after tax), a $45 million ($28 million after tax) write-down of our principal investing portfolio and a $15 million ($10 million after tax) charge to increase our reserve for customer derivative losses. We believe that these actions are critically important in the wake of the events of September 11 and the continued uncertainty surrounding the timing of an economic recovery; they position us to take full advantage of the economic recovery when it occurs. These charges, as well as those recorded in May, are reviewed in greater detail in the remainder of this discussion.

Key's net income for 2001 was $132 million, or $.31 per common share, compared with $1.002 billion or $2.30 per share, in 2000. The primary measures of Key's core financial performance for 2001 are summarized below and reflect the effects of the core charges recorded in both May and December.

- Core net income was $320 million, or $.74 per common share, compared with $1.009 billion, or $2.32 per share in 2000, and $1.051 billion, or $2.33 per share, in 1999.

- Key's core return on average equity was 4.87%, compared with 15.49% in 2000 and 16.79% in 1999.

- Key's core return on average total assets was .38%, compared with 1.20% in 2000 and 1.30% in 1999.

In each of the past three years, Key's financial results have been affected by significant items, including those related to the implementation of strategic actions. Those items that are considered to be nonrecurring (or noncore) and their impact on both earnings and primary financial ratios are summarized in Figure 1.


                       FIGURE 1 SIGNIFICANT NONRECURRING ITEMS

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                   2001           2000          1999
-------------------------------------------------------------------------------------------------
Net income as reported                                          $132         $1,002        $1,107
Nonrecurring items (net of tax):
   Goodwill write-down (automobile finance business)             150             --            --
   Cumulative effect of accounting change -- EITF 99-20           24             --            --
   Additional litigation reserves                                 13             --            --
   Restructuring and other special charges                         1             78            96
   Gain from sale of credit card portfolio                        --           (207)           --
   Additional provisions for loan losses                          --            101            19
   Net losses from reconfiguration of securities portfolio        --             32            --
   Gains from branch divestitures                                 --             --          (122)
   Gain from sale of Electronic Payment Services, Inc.            --             --           (85)
   Gains from sale of Key Merchant Services, LLC                  --             --            (9)
   Other nonrecurring items                                       --              3            45
-------------------------------------------------------------------------------------------------
Net income -- core                                              $320         $1,009        $1,051
                                                                ====         ======        ======
Net income per diluted common share                             $.31          $2.30         $2.45
Net income per diluted common share -- core                      .74           2.32          2.33
Return on average total assets                                   .16%          1.19%         1.37%
Return on average total assets -- core                           .38           1.20          1.30
Return on average equity                                        2.01          15.39         17.68
Return on average equity -- core                                4.87          15.49         16.79
-------------------------------------------------------------------------------------------------

                                                                              23

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Key's core net income declined from 2000 to 2001 due primarily to the adverse effects of a sluggish economy, which weakened further after the events of September 11. We witnessed erosion in credit quality among our borrowers over the past year, particularly during the fourth quarter. The core charges (primarily provisions for loan losses) recorded in connection with the actions announced in May and December contributed significantly to the decline in core net income. The effects of poor economic conditions were also particularly noticeable in our more capital markets-sensitive businesses, such as principal investing (investing in privately held companies) and brokerage.

The decrease in Key's core net income from 1999 to 2000 was due in part to the October 1999 sale of Key's Long Island district branches and the January 2000 sale of Key's credit card business. The decline in core earnings also reflects the impact of a decision made early in 2000 to discontinue securitizing and selling home equity loans originated by our home equity finance affiliate. By retaining these loans on the balance sheet, we intend to replace over time the earnings formerly generated by the credit card business.

The primary reasons that Key's specific revenue and expense components changed over the past two years are reviewed in detail in the remainder of this discussion.

Figure 2 summarizes Key's financial performance on a reported basis for each of the past six years.


CORPORATE STRATEGY

Our objective is to achieve revenue and earnings per share growth that is consistently above the median for stocks that make up the Standard & Poors 500 Banks Index. In order to achieve this, our strategy is comprised of the following four primary elements:

- STAY FOCUSED ON OUR CORE BUSINESSES. To further this objective, we intend to focus on businesses where we can build relationships with our clients. We will primarily focus on a business mix that comprises our "footprint" businesses that serve individuals, particularly the affluent, small businesses and middle market companies. Additionally, we will focus on national businesses such as commercial real estate lending, asset management, home equity lending and equipment leasing.

   Over time, we also intend to diversify our revenue mix by emphasizing the growth of fee income and to invest in higher-growth and higher-return businesses.

- PUT OUR CLIENTS FIRST. To accomplish this, we are focusing on how we can deepen our relationship with each of our clients. We want to build relationships with those clients who have the potential to purchase multiple products and services or repeat business. One way in which we are pursuing this is to emphasize deposit growth across all of our lines of business.

   We also want to ensure that our clients are receiving a distinctive level of service. We are putting considerable effort into enhancing our service quality.

- ENHANCE OUR BUSINESS. To accomplish this objective, we will build on the success of our competitiveness initiative via a continuous improvement process, which will continue to focus on increasing revenues, controlling expenses and better serving our clients. Additionally, we will continue to leverage technology both to reduce costs and enhance the service quality provided to our clients.

- CULTIVATE A WORKFORCE THAT DEMONSTRATES KEY'S VALUES AND WORKS TOGETHER FOR A COMMON PURPOSE. Key intends to achieve this by:

   - paying for performance, but only if achieved in ways that are consistent with Key's values and keep the company's overall performance in mind;

   - attracting, developing and retaining a quality, high-performing and inclusive workforce;

   -  developing leadership at all levels in the company; and

   -  creating a positive, stimulating and entrepreneurial work environment.

STATUS OF COMPETITIVENESS INITIATIVE

Key launched a major initiative in November 1999, the first phase of which was completed in 2000. This initiative is designed to improve Key's profitability by reducing the costs of doing business, focusing on the most profitable growth businesses and enhancing revenues. During the initial phase, we reduced our operating expenses by approximately $100 million by outsourcing certain nonstrategic support functions, consolidating sites in a number of our businesses and reducing management layers.

In the second and final phase of the initiative, referred to as PEG (Perform, Excel, Grow), we are working to:

-  simplify Key's business structure by consolidating 22 business lines into 10;

-  streamline and automate business operations and processes;

-  standardize product offerings and internal processes;

-  consolidate operating facilities and service centers; and

-  outsource additional noncore activities.

By year end, more than 90% of the PEG projects had been completed and we had reduced costs by more than two-thirds of the expected net annual savings rate of $200 million.

Management expects that Key will achieve an annual savings rate of approximately $360 million from the overall initiative when all planned actions are fully implemented before the end of 2002. Approximately $60 million of these savings will be reinvested to fund activities that are designed to enhance Key's strategic competitive position, fuel higher growth and improve customer service.

Management anticipates that the actions taken in the competitiveness initiative will reduce Key's workforce by approximately 4,000 positions (comprising both staffed and vacant positions) by the end of the first quarter of 2002. At December 31, 2001, nearly 3,900 of these positions had been eliminated.

Since the inception of the competitiveness initiative, we have recorded related net charges of $279 million. The section entitled "Noninterest expense," which begins on page 36, and Note 14 ("Restructuring Charges"), which begins on page 73, provide more information about Key's restructuring charges.


             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                                         FIGURE 2 SELECTED FINANCIAL DATA

                                                                                                                     COMPOUND
                                                                                                                    ANNUAL RATE
                                                                                                                     OF CHANGE
dollars in millions, except per share amounts  2001        2000        1999        1998        1997        1996     (1996-2001)
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                             $  5,627    $  6,277    $  5,695    $  5,525    $  5,262    $  4,951       2.6%
Interest expense                               2,802       3,547       2,908       2,841       2,517       2,237       4.6
Net interest income                            2,825       2,730       2,787       2,684       2,745       2,714        .8
Provision for loan losses                      1,350         490         348         297         320         197      47.0
Noninterest income                             1,725       2,194       2,315       1,600       1,315       1,090       9.6
Noninterest expense                            2,941       2,917       3,070       2,508       2,395       2,464       3.6
Income before income taxes and cumulative
   effect of accounting changes                  259       1,517       1,684       1,479       1,345       1,143     (25.7)
Income before cumulative effect
   of accounting changes                         157       1,002       1,107         996         919         783     (27.5)
Net income                                       132       1,002       1,107         996         919         783     (30.0)
-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before cumulative effect
   of accounting changes                    $    .37    $   2.32    $   2.47    $   2.25    $   2.09    $   1.69     (26.2)%
Income before cumulative effect
   of accounting changes --
   assuming dilution                             .37        2.30        2.45        2.23        2.07        1.67     (26.0)
Net income                                       .31        2.32        2.47        2.25        2.09        1.69     (28.8)
Net income -- assuming dilution                  .31        2.30        2.45        2.23        2.07        1.67     (28.6)
Cash dividends paid                             1.18        1.12        1.04         .94         .84         .76       9.2
Book value at year end                         14.52       15.65       14.41       13.63       11.83       10.92       5.9
Market price at year end                       24.34       28.00       22.13       32.00       35.41       25.25       (.7)
Dividend payout ratio                         380.65%      48.28%      42.11%      41.78%      40.19%      45.10%     53.2
Weighted average common shares (000)         424,275     432,617     448,168     441,895     439,042     459,810      (1.6)
Weighted average common shares and
   potential common shares (000)             429,573     435,573     452,363     447,437     444,544     464,282      (1.5)
-------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                       $ 63,309    $ 66,905    $ 64,222    $ 62,012    $ 53,380    $ 49,235       5.2%
Earning assets                                71,672      77,316      73,733      70,240      64,246      59,260       3.9
Total assets                                  80,938      87,270      83,395      80,020      73,699      67,621       3.7
Deposits                                      44,795      48,649      43,233      42,583      45,073      45,317       (.2)
Long-term debt                                14,554      14,161      15,881      12,967       7,446       4,213      28.1
Common shareholders' equity                    6,155       6,623       6,389       6,167       5,181       4,881       4.7
Total shareholders' equity                     6,155       6,623       6,389       6,167       5,181       4,881       4.7

Full-time equivalent employees                21,230      22,142      24,568      25,862      24,595      27,689      (5.2)
Branches                                         911         922         936         968       1,015       1,205      (5.4)
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                   .16%       1.19%       1.37%       1.32%       1.33%       1.21%      N/A
Return on average common equity                 2.01       15.39       17.68       17.97       18.89       15.73       N/A
Return on average total equity                  2.01       15.39       17.68       17.97       18.89       15.64       N/A
Net interest margin (taxable equivalent)        3.81        3.69        3.93        4.08        4.54        4.78       N/A
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                                7.60%       7.59%       7.66%       7.71%       7.03%       7.22%      N/A
Tangible equity to tangible assets              6.29        6.12        6.03        5.93        5.52        5.88       N/A
Tier 1 risk-based capital                       7.43        7.72        7.68        7.21        6.65        7.98       N/A
Total risk-based capital                       11.41       11.48       11.66       11.69       10.83       13.01       N/A
Leverage                                        7.65        7.71        7.77        6.95        6.40        6.93       N/A
-------------------------------------------------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 63, has specific information about the acquisitions and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

N/A = Not Applicable

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

CASH BASIS FINANCIAL DATA

The selected financial data presented in Figure 3 summarize Key's performance on a "cash basis" for each of the past three years. We provide cash basis financial data because we believe it is a useful tool for measuring Key's ability to support future growth, evaluating liquidity and assessing Key's ability to pay dividends and repurchase shares.

When we apply cash basis accounting, we make certain adjustments to get from the information in Figure 2 (which is presented on an accrual basis) to the comparable items in Figure 3. Specifically, we exclude goodwill and other intangibles that do not qualify as Tier 1 capital and exclude the amortization of those assets. The data provided in Figure 3 do not exclude the impact of any other noncash items (such as depreciation and deferred taxes) and significant nonrecurring items.

Key's goodwill and other intangibles that do not qualify as Tier 1 capital are the result of business combinations that Key recorded using the "purchase" method of accounting. Under the purchase method, assets and liabilities of acquired companies are recorded at their fair values and any amount paid in excess of the fair value of the net assets acquired is recorded as goodwill. After combinations using purchase accounting, Key amortized goodwill and other intangibles by taking periodic charges against income, but those charges were only accounting entries, not actual cash expenses. Thus, the amortization of intangibles did not adversely affect Key's cash position or its liquidity. As shown in Figure 3, Key's 2001 goodwill amortization was relatively high since it includes an impairment charge of $150 million that resulted from management's decision to downsize the automobile finance business.

Effective January 1, 2002, a new accounting standard eliminates the amortization of goodwill and other intangible assets deemed to have indefinite lives. The absence of this noncash amortization will essentially eliminate the difference between Key's reported results and those presented on a cash basis. For more information pertaining to the new accounting standard, see the section entitled "Accounting Pronouncements Pending Adoption," included in Note 1 ("Summary of Significant Accounting Policies"), on page 62.

This is the only section of this Financial Review that discusses Key's financial results on a cash basis.

                         FIGURE 3 CASH BASIS SELECTED FINANCIAL DATA

dollars in millions, except per share amounts                                 2001        2000        1999
------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Noninterest expense                                                         $  2,696    $  2,817    $  2,968
Income before income taxes and cumulative effect of accounting changes           504       1,617       1,786
Income before cumulative effect of accounting changes                            393       1,617       1,786
Net income                                                                       368       1,093       1,199
------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before cumulative effect of accounting changes                       $    .93    $   2.53    $   2.68
Income before cumulative effect of accounting changes-- assuming dilution        .91        2.51        2.65
Net income                                                                       .87        2.53        2.68
Net income-- assuming dilution                                                   .86        2.51        2.65
Weighted average common shares (000)                                         424,275     432,617     448,168
Weighted average common shares and potential common shares (000)             429,573     435,573     452,363
------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                                                   .44%       1.32%       1.51%
Return on average equity                                                        6.89       21.43       25.14
------------------------------------------------------------------------------------------------------------
GOODWILL AND NONQUALIFYING INTANGIBLES
Goodwill average balance                                                    $  1,196    $  1,359    $  1,424
Nonqualifying intangibles average balance                                         37          52          68
Goodwill amortization (after tax)                                                228          82          81
Nonqualifying intangibles amortization (after tax)                                 8           9          11
------------------------------------------------------------------------------------------------------------
Key completed several acquisitions and divestitures during the three-year period presented in this table.
One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare them from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 63, has specific information about the acquisitions and divestitures that Key completed during the past three years to help you understand how those transactions impacted Key's financial condition and results of operations.

LINE OF BUSINESS RESULTS

Key has three major lines of business:

KEY CONSUMER BANKING consists of two of Key's primary divisions: RETAIL BANKING and HOME EQUITY AND CONSUMER FINANCE.

- RETAIL BANKING offers branch-based deposit, investment and credit products and personal financial services to consumers.

- HOME EQUITY AND CONSUMER FINANCE offers non-branch-based consumer loan products, such as education loans, home equity loans, automobile loans and marine loans.

KEY CORPORATE FINANCE offers financing, as well as financial advisory services and specialized services related to, among other things, transaction processing, corporate electronic commerce and equipment leasing. It also serves the needs of Key's small business clients.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


KEY CAPITAL PARTNERS offers specialized services to high-net-worth clients through the wealth management and private banking businesses. It also provides asset management, investment banking and capital markets expertise, and various other services, including brokerage, employee benefits and insurance.

This section summarizes the financial performance and related strategic developments of each line of business. To better understand this discussion, see
Note 4 ("Line of Business Results"), which begins on page 64 and presents the activities and financial results of each line of business in greater detail.

Figure 4 summarizes the contribution made by each major line of business to Key's net income for each of the past three years.


                   FIGURE 4 NET INCOME BY LINE OF BUSINESS(a)


YEAR ENDED DECEMBER 31,                                              CHANGE 2001 VS 2000
                                                                     -------------------
dollars in millions                       2001      2000     1999    AMOUNT     PERCENT
----------------------------------------------------------------------------------------
Key Consumer Banking:
   Retail Banking                        $  315    $  281   $  214   $   34      12.1%
   Home Equity and Consumer Finance(b)       68        69      112       (1)     (1.4)
Key Corporate Finance                       515       477      429       38       8.0
Key Capital Partners(c)                      65        82       68      (17)    (20.7)
Other Segments                              (28)       45       66      (73)      N/M
----------------------------------------------------------------------------------------
      Total segments                        935       954      889      (19)     (2.0)
Reconciling items(d)                       (803)       48      218     (851)      N/M
----------------------------------------------------------------------------------------
      Total net income                   $  132    $1,002   $1,107   $ (870)    (86.8)%
                                         ======    ======   ======   ======
----------------------------------------------------------------------------------------

(a) Key's management accounting system utilizes a methodology for loan loss provisioning by line of business that reflects credit quality expectations within each line of business over a normal business cycle. The "normalized provision for loan losses" assigned to each line as a result of this methodology does not necessarily coincide with the level of net loan charge-offs at any given point in the cycle.

(b) Results for 2001 exclude a second quarter cumulative charge of $39 million ($24 million after tax) resulting from a prescribed change, applicable to all companies, in the accounting for retained interests in securitized assets.

(c) Noninterest income and expense attributable to Key Capital Partners is assigned to Retail Banking, Home Equity and Consumer Finance or Key Corporate Finance if one of those businesses is principally responsible for maintaining the relationship with the client that used Key Capital Partners' products and services. Key Capital Partners had net income of $112 million in 2001, $127 million in 2000 and $105 million in 1999 before its income and expense were reassigned.

(d) Reconciling items include certain strategic and nonrecurring items summarized in notes (c), (d) and (e) to the table included in Note 4 ("Line of Business Results"), beginning on page 64. Also included are charges related to unallocated nonearning assets of corporate support functions and the effect of the accounting change described in note (b) above.

N/M= Not Meaningful



KEY CONSUMER BANKING
RETAIL BANKING (A DIVISION OF KEY CONSUMER BANKING)
---------------------------------------------------

Retail Banking's net income was $315 million for 2001, up from $281 million for 2000 and $214 million for 1999. The 2001 increase in net income is attributable primarily to a decrease in noninterest expense, but also reflects an increase in total revenue. In 2000, net income increased principally because of growth in total revenue and a decline in noninterest expense.

Noninterest expense decreased by $45 million, or 5%, from 2000, due largely to lower costs associated with personnel, capital markets activities and a number of other direct expense components, including occupancy and marketing. The decline in costs related to capital markets activities is primarily a result of the income and expense sharing relationship, described under the heading "Key Capital Partners," on page 28. The improvement in noninterest expense is also reflected in the efficiency ratio, which is calculated by dividing operating revenues by operating expenses. That ratio measures the extent to which revenues are used to pay expenses and improved to 59.28% for 2001 from 62.91% for 2000.

Noninterest income rose by $18 million, or 4%, from 2000. This growth was largely the result of higher income from service charges on deposit accounts, which resulted from the implementation of strategies developed under Key's competitiveness initiative. At the same time, net interest income decreased by $11 million, or 1%, primarily because interest rate spreads on deposits were narrower and average deposits decreased slightly.

HOME EQUITY AND CONSUMER FINANCE (A DIVISION OF KEY CONSUMER BANKING)
---------------------------------------------------------------------

The Home Equity and Consumer Finance division had net income of $68 million for 2001. This compares with net income of $69 million for 2000 and $112 million for 1999. Total revenue increased in 2001, as strong growth in net interest income more than offset a significant decrease in noninterest income. The improvement in total revenue was offset, however, by a rise in noninterest expense. In 2000, net income decreased primarily as a result of lower noninterest income stemming from management's decision to discontinue securitizing and selling Key's home equity loans.

Net interest income increased by $68 million, or 13%, from 2000, largely because interest rate spreads on loans improved. The growth in net interest income also reflects a favorable change in the composition of earning assets resulting from Key's decision to retain (rather than securitize and sell) home equity loans starting in 2000. Management believes that these assets have an attractive risk/reward profile. They helped to generate a 4% increase in total average loans outstanding despite a very challenging economic environment. Noninterest income

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

declined by $50 million, or 96%, from 2000 due to unfavorable results related to capital markets activities and losses incurred from reduced residual values of leased vehicles. Noninterest expense rose by $24 million, or 8%, reflecting higher costs associated with collections, professional fees and computer processing.


KEY CORPORATE FINANCE

Key Corporate Finance's net income rose to $515 million for 2001, from $477 million for 2000 and $429 million for 1999. The improvement from 2000 was driven by revenue growth, offset in part by a moderate increase in noninterest expense. In 2000, the increase in net income was due primarily to higher net interest income.

During 2001, net interest income increased by $75 million, or 6%. More favorable interest rate spreads and modest growth in both total average loans and deposits were the primary factors contributing to this improvement. The strongest growth in loans occurred in the commercial real estate, equipment leasing and business banking units. At the same time, noninterest income rose by $27 million, or 6%, due largely to increases in income from service charges on deposit accounts and from letter of credit and non-yield-related loan fees. The increase in service charges on deposit accounts resulted from strategies implemented under Key's competitiveness initiative. The $35 million, or 4%, increase in noninterest expense reflects higher costs associated with computer processing and extensions of credit, offset in part by lower personnel expense.


KEY CAPITAL PARTNERS

Key Capital Partners' net income was $65 million for 2001, compared with $82 million for 2000 and $68 million for 1999. Prior to assigning revenue and expense to other business lines whose clients use products and services offered by Key Capital Partners, net income was $112 million for 2001, $127 million for 2000 and $105 million for 1999.

Total revenue for Key Capital Partners decreased by $7 million, or 1% (a decrease of $25 million, or 2%, prior to revenue sharing), from 2000. Higher revenues were generated by fixed income products, derivatives and foreign exchange, all of which benefited from unstable market interest rates and favorable conditions in the fixed income securities markets. In addition, Key Capital Partners' revenue for 2001 benefited from a net gain from the sale of residential mortgage loans associated with the private banking business. However, weak conditions in the capital markets adversely affected Key Capital Partners' overall financial performance in 2001. As a result, income derived from trust and investment services and from investment banking declined by approximately $64 million, or 9%, from the prior year.

Noninterest expense increased by $20 million, or 2% (a decrease of $2 million, or less than 1%, prior to expense sharing). The rise in noninterest expense was moderated by lower personnel costs and other expense reductions related to a lower volume of business activity.

In 2000, the increase in net income was mainly the result of an increase in total revenue stemming from increases in dealer trading and derivatives income and in trust and investment advisory fees.


OTHER SEGMENTS

Other Segments includes the Treasury unit, the Principal Investing unit and the net effect of funds transfer pricing among certain Key affiliates and business units. Financial results for years prior to 2001 have been restated to reflect the reclassification of two businesses. During 2001, the Principal Investing unit moved from Key Capital Partners to Other Segments and the Key Electronic Services unit moved from Other Segments to the Retail Banking division of Key Consumer Banking.

In 2001, Other Segments generated a net loss of $28 million, compared with net income of $45 million in the prior year. The decrease in results was primarily due to net losses of $79 million ($50 million after tax) recorded by the Principal Investing unit in 2001, compared with net gains of $70 million ($44 million after tax) in 2000. In addition, net interest income declined by $50 million ($32 million after tax), or 50%, due primarily to the net effect of funds transfer pricing. The adverse effects of these factors were partially offset by net securities gains of $31 million ($19 million after tax) recorded by the Treasury unit in 2001, compared with net securities losses of $40 million ($25 million after tax) in 2000.

In 2000, Other Segments generated net income of $45 million, down from $66 million in 1999. The Treasury unit recorded the net securities losses discussed above, compared with net gains of less than $1 million in 1999. The adverse effect of securities transactions was partially offset by a $26 million ($17 million after tax) increase in net gains generated by the Principal Investing unit.


RESULTS OF OPERATIONS

NET INTEREST INCOME

Key's principal source of earnings is net interest income, which is interest and loan-related fee income less interest expense. There are several factors that affect net interest income, including:

- the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

-  the use of derivative instruments to manage interest rate risk;

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

Figure 5 shows the various components of Key's balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. Net interest income for 2001 was $2.9 billion, representing a $112 million, or 4%, increase from 2000. This growth reflected an improved net interest margin, which increased 12 basis points to 3.81%. The net interest margin is an indicator of the profitability of the earning asset portfolio and is calculated by dividing net interest income by average earning assets. Average earning assets increased by 1% to $75.4 billion, as growth in the commercial and home equity portfolios more than offset declines in other portfolios, some of which were due to strategic decisions to exit and/or reduce certain lending activities. These decisions are more fully discussed in the section entitled "Interest earning assets," on page 29.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


In 2000, net interest income was $2.8 billion, down $61 million, or 2%, from the previous year. Average earning assets, primarily commercial and home equity loans, increased by 4% to $74.6 billion. That improvement was more than offset, however, by a decline in the net interest margin from 3.93% in 1999 to 3.69% in 2000. The sales of Key's Long Island branches in the fourth quarter of 1999 and its credit card business in the first quarter of 2000 slowed the growth in earning assets and contributed to the reduction in the net interest margin.

NET INTEREST MARGIN. The net interest margin improved over the past year, primarily because:

-  we benefited from declining short-term interest rates;

- the interest rate spread on our total loan portfolio improved as we continued to focus on those businesses, such as home equity lending, that typically generate higher interest rate spreads;

- we sold loans with interest rate spreads that did not meet Key's internal profitability standards; and

- a greater proportion of Key's earning assets was supported by noninterest-bearing liabilities (such as demand deposits) and shareholders' equity.

INTEREST EARNING ASSETS. Average earning assets for 2001 totaled $75.4 billion, which was $866 million, or 1%, higher than the 2000 level. This increase came principally from the loan portfolio, with the largest growth occurring in the commercial and home equity sectors. However, our decision in May to scale back or exit certain types of lending, and slower demand for loans in a recessionary economy, led to declines in Key's commercial and consumer loans during the second half of the year. The September sale of $1.4 billion of residential mortgage loans also contributed to the decline in consumer loans.

In 2000, average earning assets totaled $74.6 billion, representing a $2.9 billion, or 4%, increase from the prior year. This improvement was driven by the growth of Key's loan portfolio, despite the January 2000 sale of the credit card business. Most of the increase was attributable to the commercial loan portfolio, but the growth of the home equity portfolio was also strong.

Over the past two years, the growth and composition of Key's loan portfolio has been affected by several actions:

- During the third quarter of 2001, we sold approximately $1.4 billion of residential mortgage loans generated by our private banking and community development businesses. These loans are originated as a customer and community accommodation and are sold periodically because they have relatively low interest rate spreads that do not meet Key's internal profitability standards.

- During the second quarter of 2001, management announced that Key would exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain nonrelationship credit-only commercial lending.

- During 2001 and 2000, Key sold commercial mortgage loans aggregating $2.8 billion. Since a portion of these loans was sold with limited recourse, Key established a loss reserve of an amount estimated by management to be appropriate to reflect the recourse risk. More information about the related recourse agreement is provided in Note 19 ("Other Financial Instruments with Off-Balance Sheet Risk") under the section entitled "Recourse agreement with Federal National Mortgage Association," on page 79. Our business of originating and servicing commercial mortgage loans has grown, in part, as a result of acquiring Newport Mortgage Company, L.P. and National Realty Funding L.C. in 2000.

- During 2000, we became a referral agent to an asset-backed commercial paper conduit. This arrangement allows us to generate referral revenue without having to add certain low interest rate spread assets to the balance sheet. During 2001, Key sold $434 million of federally guaranteed education loans to a qualified special purpose entity, which issued beneficial interests that were acquired by the conduit. This followed the sale of $805 million of commercial loans to the conduit in 2000. In each year, the loans sold were performing in accordance with their contractual terms. Note 19 ("Other Financial Instruments with Off-Balance Sheet Risk") on page 79, provides more information about the asset-backed commercial paper conduit.

- Early in 2000, we began to retain, rather than securitize and sell, home equity loans generated by our home equity finance affiliate. Over time, we expect earnings from this growing business to replace the earnings formerly generated by the divested credit card business. We will continue, however, to consider securitizations of other portfolios as a source of funding when conditions in the capital markets are favorable. We securitized and sold education loans of $491 million in 2001 and $1.0 billion in 2000.

Figure 6 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled "Financial Condition," which begins on page 38, contains more discussion about changes in earning assets and funding sources.


MARKET RISK MANAGEMENT

The values of some financial instruments vary not only with changes in external interest rates, but also with changes in foreign exchange rates, the fair value of equity securities held as assets, and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase; the bond will become a less attractive investment. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. The exposure that instruments tied to such external factors presents is called "market risk." Most of Key's market risk is derived from interest rate fluctuations.

INTEREST RATE RISK MANAGEMENT
-----------------------------
Key's Asset/Liability Management Policy Committee has developed a program to measure and manage interest rate risk. This committee is also responsible for approving Key's asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key's interest rate sensitivity position.

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


             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                           FIGURE 5 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

YEAR ENDED DECEMBER 31,

                                                                2001                        2000
                                                  ----------------------------- --------------------------------
                                                    AVERAGE              YIELD/    AVERAGE                 YIELD/
dollars in millions                                 BALANCE    INTEREST   RATE     BALANCE    INTEREST     RATE
----------------------------------------------------------------------------------------------------------------
ASSETS
Loans(a,b)
   Commercial, financial and agricultural          $ 19,459    $  1,362   7.00%   $ 19,369    $  1,669      8.63%
   Real estate-- commercial mortgage                  6,821         511   7.50       6,911         628      9.10
   Real estate-- construction                         5,654         411   7.27       4,815         464      9.63
   Commercial lease financing                         7,049         490   6.95       6,821         493      7.22
----------------------------------------------------------------------------------------------------------------
      Total commercial loans                         38,983       2,774   7.12      37,916       3,254      8.59
   Real estate-- residential                          3,607         275   7.64       4,274         325      7.61
   Home equity                                       10,595         906   8.55       8,857         822      9.29
   Credit card                                           --          --     --          --          --        --
   Consumer-- direct                                  2,427         232   9.55       2,592         265     10.19
   Consumer-- indirect lease financing                2,618         217   8.27       3,089         249      8.03
   Consumer-- indirect other                          5,529         530   9.58       6,032         570      9.44
----------------------------------------------------------------------------------------------------------------
      Total consumer loans                           24,776       2,160   8.72      24,844       2,231      8.97
   Loans held for sale                                2,217         169   7.64       2,534         230      9.05
----------------------------------------------------------------------------------------------------------------
      Total loans                                    65,976       5,103   7.73      65,294       5,715      8.75
Taxable investment securities                           908          27   2.99         734          26      3.52
Tax-exempt investment securities(a)                     277          25   8.76         391          34      8.76
----------------------------------------------------------------------------------------------------------------
      Total investment securities                     1,185          52   4.34       1,125          60      5.34
Securities available for sale(a,c)                    6,568         452   6.91       6,439         447      6.81
Short-term investments                                1,712          65   3.81       1,717          83      4.84
----------------------------------------------------------------------------------------------------------------
      Total earning assets                           75,441       5,672   7.52      74,575       6,305      8.45
Allowance for loan losses                            (1,090)                          (959)
Accrued income and other assets                      10,552                         10,419
----------------------------------------------------------------------------------------------------------------
                                                   $ 84,903                       $ 84,035
                                                   ========                       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                      $ 12,323         254   2.06    $ 12,211         414      3.39
Savings deposits                                      1,952          21   1.05       2,206          32      1.47
NOW accounts                                            619           9   1.43         612          10      1.59
Certificates of deposit ($100,000 or more)(d)         5,284         301   5.71       5,511         340      6.15
Other time deposits                                  14,208         786   5.53      13,974         805      5.76
Deposits in foreign office                            2,715         107   3.94       2,593         167      6.45
----------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits                37,101       1,478   3.98      37,107       1,768      4.76
Federal funds purchased and securities
   sold under repurchase agreements                   5,197         198   3.80       4,931         287      5.82
Bank notes and other short-term borrowings(d)         6,829         302   4.43       7,121         428      6.01
Long-term debt, including capital securities(d,e)    15,911         824   5.20      15,707       1,064      6.78
----------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities             65,038       2,802   4.31      64,866       3,547      5.47
Noninterest-bearing deposits                          8,354                          8,328
Accrued expense and other liabilities                 4,939                          4,329
Preferred stock                                        --                               --
Common shareholders' equity                           6,572                          6,512
----------------------------------------------------------------------------------------------------------------
                                                   $ 84,903                       $ 84,035
                                                   ========                       ========
Interest rate spread (TE)                                                 3.21                              2.98
----------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
   interest margin (TE)                                        $  2,870   3.81%               $  2,758      3.69%
                                                               ========   ====                ========      ====
Capital securities                                 $  1,309    $     89           $  1,243   $      95
Taxable-equivalent adjustment(a)                                     45                             28
----------------------------------------------------------------------------------------------------------------


             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                           FIGURE 5 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

YEAR ENDED DECEMBER 31,

                                                               1999
                                                     ----------------------------
                                                     AVERAGE              YIELD/
dollars in millions                                  BALANCE  INTEREST     RATE
---------------------------------------------------------------------------------
ASSETS
Loans(a,b)
   Commercial, financial and agricultural          $ 17,695   $  1,350     7.63%
   Real estate-- commercial mortgage                  6,946        580     8.35
   Real estate-- construction                         4,076        343     8.42
   Commercial lease financing                         6,092        445     7.30
---------------------------------------------------------------------------------
      Total commercial loans                         34,809      2,718     7.81
   Real estate-- residential                          4,479        338     7.55
   Home equity                                        7,548        645     8.55
   Credit card                                          997        152    15.25
   Consumer-- direct                                  2,457        238     9.69
   Consumer-- indirect lease financing                2,922        236     8.08
   Consumer-- indirect other                          6,584        608     9.23
---------------------------------------------------------------------------------
      Total consumer loans                           24,987      2,217     8.87
   Loans held for sale                                2,605        228     8.75
---------------------------------------------------------------------------------
      Total loans                                    62,401      5,163     8.27
Taxable investment securities                           444         15     3.38
Tax-exempt investment securities(a)                     535         46     8.60
---------------------------------------------------------------------------------
      Total investment securities                       979         61     6.23
Securities available for sale(a,c)                    6,403        425     6.68
Short-term investments                                1,873         78     4.16
---------------------------------------------------------------------------------
      Total earning assets                           71,656      5,727     7.99
Allowance for loan losses                              (911)
Accrued income and other assets                      10,201
---------------------------------------------------------------------------------
                                                  $  80,946
                                                  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                     $  12,950        390     3.01
Savings deposits                                      2,716         44     1.62
NOW accounts                                            791         12     1.52
Certificates of deposit ($100,000 or more)(d)         4,257        223     5.24
Other time deposits                                  11,969        595     4.97
Deposits in foreign office                              823         41     4.98
---------------------------------------------------------------------------------
      Total interest-bearing deposits                33,506      1,305     3.89
Federal funds purchased and securities
   sold under repurchase agreements                   4,856        220     4.53
Bank notes and other short-term borrowings(d)         7,912        426     5.38
Long-term debt, including capital securities(d,e)    16,473        957     6.09
---------------------------------------------------------------------------------
      Total interest-bearing liabilities             62,747      2,908     4.63
Noninterest-bearing deposits                          8,474
Accrued expense and other liabilities                 3,464
Preferred stock                                          --
Common shareholders' equity                           6,261
---------------------------------------------------------------------------------
                                                  $  80,946
                                                  =========
Interest rate spread (TE)                                                  3.36
---------------------------------------------------------------------------------
Net interest income (TE) and net
   interest margin (TE)                                       $  2,819     3.93%
                                                              ========     ====
Capital securities                                $   1,162   $     85
Taxable-equivalent adjustment(a)                                    32
---------------------------------------------------------------------------------

(a) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%
(b) For purposes of these computations, nonaccrual loans are included in average loan balances.
(c) Yield is calculated on the basis of amortized cost.
(d) Rate calculation excludes basis adjustments related to fair value hedges. See Note 20 ("Derivatives and Hedging Activities"), which begins on page 80, for an explanation of fair value hedges.
(e) Rate calculation excludes ESOP debt.
TE  = Taxable Equivalent
N/M = Not Meaningful


             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                                                                                                               COMPOUND ANNUAL
                                                                                                                RATE OF CHANGE
           1998                               1997                                 1996                          (1996-2001)
----------------------------    ----------------------------------    ----------------------------------   ------------------------
 AVERAGE              YIELD/       AVERAGE                  YIELD/        AVERAGE                  YIELD/      AVERAGE
 BALANCE   INTEREST     RATE       BALANCE     INTEREST      RATE        BALANCE     INTEREST       RATE       BALANCE     INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
$15,413   $1,251     8.12%      $12,911      $1,126       8.72%        $11,970      $1,070        8.94%           10.2%       4.9%
  7,080      627     8.86         7,101         663       9.34           7,039         648        9.21             (.6)      (4.6)
  2,866      254     8.86         1,945         188       9.67           1,631         166       10.18            28.2       19.9
  4,822      359     7.45         3,310         228       6.89           2,372         148        6.24            24.3       27.1
-----------------------------------------------------------------------------------------------------------------------------------
 30,181    2,491     8.25        25,267       2,205       8.73          23,012       2,032        8.83            11.1        6.4
  5,440      422     7.76         6,192         524       8.46           7,224         593        8.21           (13.0)     (14.2)
  6,353      557     8.77         5,180         469       9.05           4,214         378        8.97            20.2       19.1
  1,438      212    14.74         1,710         256      14.97           1,665         243       14.59             N/M        N/M
  2,139      228    10.66         2,238         246      10.99           2,183         246       11.27             2.1       (1.2)
  2,024      171     8.45         1,156          99       8.56             671          56        8.35            31.3       31.1
  6,647      603     9.07         7,023         633       9.01           6,819         604        8.86            (4.1)      (2.6)
-----------------------------------------------------------------------------------------------------------------------------------
 24,041    2,193     9.12        23,499       2,227       9.48          22,776       2,120        9.31             1.7         .4
  3,200      262     8.19         2,649         198       7.47           2,428         198        8.15            (1.8)      (3.1)
-----------------------------------------------------------------------------------------------------------------------------------
 57,422    4,946     9.02        51,415       4,630       9.01          48,216       4,350        9.02             6.5        3.2
    282       12     4.83           247          12       4.86             246          14        5.69            29.8       14.0
    801       67     8.36         1,227          97       7.91           1,425         114        8.00           (27.9)     (26.2)
-----------------------------------------------------------------------------------------------------------------------------------
  1,083       79     7.29         1,474         109       7.39           1,671         128        7.66            (6.6)     (16.5)
  6,610      450     6.84         7,629         527       6.69           7,423         495        6.69            (2.4)      (1.8)
  1,563       84     5.37           782          40       5.12             535          28        5.23            26.2       18.3
-----------------------------------------------------------------------------------------------------------------------------------
 66,678    5,559     8.34        61,300       5,306       8.66          57,845       5,001        8.65             5.5        2.6
   (888)                           (875)                                  (872)                                    4.6
  9,491                           8,525                                  7,846                                     6.1
-----------------------------------------------------------------------------------------------------------------------------------
$75,281                         $68,950                                $64,819                                     5.5
======                          =======                                =======

$11,650      382     3.28       $10,897         333       3.06         $10,211         311        3.05             3.8       (4.0)
  3,225       59     1.83         4,319          94       2.18           5,604         138        2.46           (19.0)     (31.4)
  1,215       20     1.65         1,560          32       2.05           2,438          48        1.97           (24.0)     (28.5)
  3,520      194     5.51         3,376         190       5.63           3,377         199        5.89             9.4        8.6
 12,240      654     5.34        13,273         715       5.39          13,723         720        5.25              .7        1.8
    913       50     5.48         1,812          98       5.41             996          53        5.32            22.2       15.1
-----------------------------------------------------------------------------------------------------------------------------------
 32,763    1,359     4.15        35,237       1,462       4.15          36,349       1,469        4.04              .4         .1

  6,635      342     5.15         6,942         359       5.17           5,843         295        5.05            (2.3)      (7.7)
  7,975      459     5.76         4,741         283       5.97           3,279         197        6.01            15.8        8.9
 11,175      681     6.30         6,554         413       6.38           4,324         276        6.38            29.8       24.5
-----------------------------------------------------------------------------------------------------------------------------------
 58,548    2,841     4.85        53,474       2,517       4.71          49,795       2,237        4.49             5.5        4.6
  8,509                           8,536                                  8,374                                     --
  2,681                           2,074                                  1,644                                   24.6
     --                              --                                     79                                    N/M
  5,543                           4,866                                  4,927                                    5.9
-----------------------------------------------------------------------------------------------------------------------------------
$75,281                         $68,950                                $64,819                                    5.5
=======                         =======                                =======
                     3.49                                 3.95                                    4.16
-----------------------------------------------------------------------------------------------------------------------------------
          $2,718     4.08%                   $2,789       4.54%                     $2,764        4.78%                        .8%
          ======     ====                    ======       ====                      ======        ====
   $879      $65                   $648         $49                        $28          $3                                     N/M
              34                                 44                                     50                                   (2.1)%
-----------------------------------------------------------------------------------------------------------------------------------


             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                              FIGURE 6 COMPONENTS OF NET INTEREST INCOME CHANGES

                                                     2001 VS 2000                2000 VS 1999
                                               -------------------------   -------------------------
                                               AVERAGE   YIELD/    NET     AVERAGE  YIELD/     NET
in millions                                     VOLUME    RATE    CHANGE   VOLUME    RATE     CHANGE
----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                           $  59    $(671)   $(612)   $ 246    $ 306    $ 552
Taxable investment securities                       6       (5)       1       10        1       11
Tax-exempt investment securities                  (10)       1       (9)     (13)       1      (12)
Securities available for sale                       9       (4)       5        2       20       22
Short-term investments                             --      (18)     (18)      (7)      12        5
----------------------------------------------------------------------------------------------------
   Total interest income (taxable equivalent)      64     (697)    (633)     238      340      578

INTEREST EXPENSE
Money market deposit accounts                       4     (164)    (160)     (23)      47       24
Savings deposits                                   (3)      (8)     (11)      (8)      (4)     (12)
NOW accounts                                       --       (1)      (1)      (3)       1       (2)
Certificates of deposit ($100,000 or more)        (14)     (25)     (39)      73       44      117
Other time deposits                                13      (32)     (19)     108      102      210
Deposits in foreign office                          8      (68)     (60)     111       15      126
----------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                  8     (298)    (290)     258      205      463
Federal funds purchased and securities sold
   under repurchase agreements                     15     (104)     (89)       3       64       67
Bank notes and other short-term borrowings        (17)    (109)    (126)     (45)      47        2
Long-term debt, including capital securities       14     (254)    (240)     (46)     153      107
----------------------------------------------------------------------------------------------------
   Total interest expense                          20     (765)    (745)     170      469      639
----------------------------------------------------------------------------------------------------
   Net interest income (taxable equivalent)     $  44    $  68    $ 112    $  68    $(129)   $ (61)
                                                =====    =====    =====    =====    =====    =======
----------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions and judgments. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates, and on- and off-balance sheet management strategies. Management believes that, both individually and in the aggregate, the assumptions Key makes are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure.

Key's guidelines for risk management call for preventive measures to be taken if the simulation modeling demonstrates that a gradual 2% increase or decrease in short-term rates over the next twelve months would adversely affect net interest income over the same period by more than 2%. Key is operating within these guidelines. The low level of short-term interest rates at December 31, 2001, necessitated a modification of Key's standard rate scenario of a gradual decrease of 2% over twelve months to a gradual decrease of 1% over six months. As of December 31, 2001, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income to decrease by approximately .86% if short-term interest rates gradually increase by 2%. Conversely, if short-term interest rates gradually decrease by 1% over the next six months, net interest income would be expected to increase by approximately .21%.

MEASUREMENT OF LONG-TERM INTEREST RATE EXPOSURE. Key uses an economic value of equity model to complement short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than two years. The economic value of Key's equity is determined by aggregating the present value of projected future cash flows for asset, liability and derivative positions based on the current yield curve. However, economic value does not represent the true fair values of asset, liability and derivative positions, since it does not consider factors like credit risk and liquidity.

Key's guidelines for risk management call for preventive measures to be taken if an immediate 2% increase or decrease in interest rates is estimated to reduce the economic value of equity by more than 15%. Key is operating within these guidelines.

OTHER SOURCES OF INTEREST RATE EXPOSURE. Management uses the results of short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both, within the bounds of Key's interest rate risk, liquidity and capital guidelines. We also periodically measure the risk to earnings and economic value arising from various other hypothetical changes in the overall level of interest rates. The many interest rate scenarios modeled, and their potential impact on earnings and economic value, quantify the level of Key's interest rate exposure arising from option risk, basis risk and gap risk.

- A financial instrument presents "OPTION RISK" when one party can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return will not be as high as the

   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

   return that would have been generated had payments been received for the duration originally scheduled. Floating-rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.

- One approach that Key follows to manage interest rate risk is to use floating-rate liabilities (such as borrowings) to fund floating-rate assets (such as loans). That way, as our interest expense increases, so will our interest income. We face "basis risk" when our floating-rate assets and floating-rate liabilities reprice in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing at the same time, interest expense and interest income may not change by the same amount.

- We often use an interest-bearing liability to fund an interest-earning asset. For example, Key may sell certificates of deposit and use the proceeds to make loans. That strategy presents "GAP RISK" if the related liabilities and assets do not mature or reprice at the same time.

MANAGEMENT OF INTEREST RATE EXPOSURE. Key manages interest rate risk by using portfolio swaps and caps, which modify the repricing or maturity characteristics of some of our assets and liabilities. The decision to use these instruments rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements, and interest rate implications.

A brief description of interest rate swaps and caps is as follows:

- INTEREST RATE SWAPS are contracts in which two parties agree to exchange interest payment streams that are calculated on agreed-upon amounts (known as "notional amounts"). For example, party A will pay interest at a fixed rate to, and receive interest at a variable rate from, party B. Key generally uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt.

- INTEREST RATE CAPS are contracts that provide for the holder to be compensated based on an agreed-upon notional amount when a benchmark interest rate exceeds a specified level (known as the "strike rate"). Caps limit exposure to interest rate increases, but have no effect if interest rates decline. Key has used interest rate caps to manage the risk of adverse movements in interest rates on some of its debt.

For more information about how Key uses interest rate swaps and caps to manage its balance sheet, see Note 20 ("Derivatives and Hedging Activities"), starting on page 80.

TRADING PORTFOLIO RISK MANAGEMENT
---------------------------------
Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of clients, other positions with third parties that are intended to mitigate the interest rate risk of client positions, foreign exchange contracts entered into to accommodate the needs of clients, and financial assets and liabilities (trading positions) included in "accrued income and other assets" and "accrued expense and other liabilities," respectively, on the balance sheet. For more information about these contracts, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 80.

Management uses a value at risk ("VAR") model to estimate the potential adverse effect of changes in interest and foreign exchange rates on the fair value of Key's trading portfolio. Using statistical methods, this model estimates the maximum potential one-day loss with 95% probability. At December 31, 2001, Key's aggregate daily VAR was $1.4 million, compared with $1.1 million at December 31, 2000. Aggregate daily VAR averaged $1.3 million for 2001, compared with an average of $1.0 million during 2000. VAR modeling augments other controls that Key uses to mitigate the market risk exposure of the trading portfolio. These controls include loss and portfolio size limits that are based on market liquidity and the level of activity and volatility of trading products.


NONINTEREST INCOME

Noninterest income was $1.7 billion for 2001, compared with $2.2 billion for 2000 and $2.3 billion for 1999. In both 2000 and 1999, noninterest income was affected by various nonrecurring items. The most significant of these items, including gains from divestitures and net losses resulting from the reconfiguration of Key's securities portfolio, are shown in Figure 7. For more information on the divestitures, see Note 3 ("Acquisitions and Divestitures"), which begins on page 63.

Core noninterest income, which excludes significant nonrecurring items, was $1.7 billion (38% of total core revenue) in 2001, compared with $1.9 billion (41% of total core revenue) in 2000 and $2.0 billion (41% of total core revenue) in 1999.

Key's core noninterest income for 2001 was reduced by several significant core charges. In the second quarter, Key recorded a $40 million charge (included in miscellaneous income) for losses incurred on the residual values of leased vehicles. This was followed by a $60 million fourth quarter charge (included in investment banking and capital markets income) for principal investing write-downs ($45 million) and to increase our reserve for customer derivative losses ($15 million). The 2001 decrease in core noninterest income was also attributable to the decline in Key's capital markets-sensitive revenues, particularly those generated by the asset management, principal investing and brokerage businesses, which were affected adversely by the recessionary economy. Income from investment banking and capital markets activities decreased by $123 million (excluding the $60 million charge discussed above), while income from trust and investment services declined by $58 million. These reductions were substantially offset by growth in service charges on deposit accounts (up $46 million), letter of credit and non-yield-related loan fees (up $17 million) and net securities gains (up $13 million).

Excluding revenue from divested businesses and gains from home equity loan securitizations, core noninterest income in 2000 was up $92 million, or 5%, from the prior year and reflected nearly across-the-board growth in traditional sources of fee income. In 2000, the absence of revenue from the divested Long Island branches and the credit card business accounted for a $69 million decrease in core noninterest income, while the absence of gains from the securitization and sale of home equity loans (a substantial source of income in 1999) accounted for a $64 million decrease.

Figure 7 shows the major components of Key's noninterest income. The discussion that follows provides additional information, such as the composition of certain components and the factors that caused them to change in 2001 and 2000.


  MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                                       FIGURE 7 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                                   CHANGE 2001 VS 2000
                                                                                         ---------------------
dollars in millions                                        2001      2000       1999      AMOUNT      PERCENT
--------------------------------------------------------------------------------------------------------------
Trust and investment services income                     $   550   $   608    $   599    $   (58)      (9.5)%
Investment banking and capital markets income                189       372        354       (183)     (49.2)
Service charges on deposit accounts                          387       341        330         46       13.5
Corporate-owned life insurance income                        114       109        107          5        4.6
Letter of credit and loan fees                               124       107         98         17       15.9
Net securities gains                                          35        22         --         13       59.1
Other income:
   Electronic banking fees                                    74        68         58          6        8.8
   Insurance income                                           56        62         52         (6)      (9.7)
   Loan securitization servicing fees                         16        24         28         (8)     (33.3)
   Net gains from loan securitizations and sales              49        38        115         11       28.9
   Credit card fees                                            7        11         63         (4)     (36.4)
   Miscellaneous income                                      124       157        157        (33)     (21.0)
--------------------------------------------------------------------------------------------------------------
      Total other income                                     326       360        473        (34)      (9.4)
--------------------------------------------------------------------------------------------------------------
      Total core noninterest income                        1,725     1,919      1,961       (194)     (10.1)

Gain from sale of credit card portfolio                       --       332         --       (332)    (100.0)
Net losses from reconfiguration of securities portfolio       --       (50)        --         50     (100.0)
Gains from branch divestitures                                --        --        194         --         --
Gain from sale of Electronic Payment Services, Inc.           --        --        134         --         --
Gain from sale of Concord EFS, Inc. common shares             --        --         15         --         --
Gains from sale of Key Merchant Services, LLC                 --        --         14         --         --
Gain from sale of Compaq Capital Europe LLC and
   Compaq Capital Asia Pacific LLC                            --        --         13         --         --
Other securities gains                                        --        --         14         --         --
Other nonrecurring items                                      --        (7)       (30)         7     (100.0)
--------------------------------------------------------------------------------------------------------------
      Total significant nonrecurring items                    --       275        354       (275)    (100.0)
--------------------------------------------------------------------------------------------------------------
      Total noninterest income                           $ 1,725   $ 2,194    $ 2,315    $  (469)     (21.4)%
                                                         =======   =======    =======    =======
--------------------------------------------------------------------------------------------------------------


TRUST AND INVESTMENT SERVICES INCOME. Trust and investment services provide Key's largest source of noninterest income. As shown in Figure 8, the 2001 decrease in revenue derived from these services was due largely to the effects of a weakened economy, leading to declines in brokerage commission income and fee income that is based on the value of assets.


                  FIGURE 8 TRUST AND INVESTMENT SERVICES INCOME

YEAR ENDED DECEMBER 31,                                              CHANGE 2001 VS 2000
                                                                     -------------------
dollars in millions                               2001   2000   1999  AMOUNT    PERCENT
----------------------------------------------------------------------------------------
Personal asset management and custody fees        $179   $189   $188   $(10)     (5.3)%
Institutional asset management and custody fees     86     93     93     (7)     (7.5)
Bond services                                       41     42     26     (1)     (2.4)
Brokerage commission income                        101    145    156    (44)    (30.3)
All other fees                                     143    139    136      4       2.9
----------------------------------------------------------------------------------------
   Total trust and investment services income     $550   $608   $599   $(58)     (9.5)%
                                                  ====   ====   ====   ====
----------------------------------------------------------------------------------------

At December 31, 2001, Key's bank, trust and registered investment advisory subsidiaries had assets under management of $73 billion, compared with $74 billion at the end of 2000. These assets are managed on behalf of both institutions and individuals through a variety of equity, fixed income and money market accounts. The composition of Key's assets under management is shown in Figure 9. The value of total assets under management declined by a net 2% in 2001. This modest decline reflects the positive effect of net new asset inflows of approximately $2.7 billion, representing a 145% increase from net new asset inflows in 2000, and an approximate 5% decline in the market value of assets under management at December 31, 2000. This market performance compares favorably with that of the equity markets in general. The Standard & Poors 500 Banks Index decreased by 12%, while the NASDAQ index was down 21% for the year. Key's relatively favorable market results are due primarily to two factors: approximately one-half of

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

the assets Key manages are invested in more stable fixed income or money market funds and the performance of the majority of our equity and fixed income products exceeded the performance of their respective benchmarks.

              FIGURE 9 ASSETS UNDER MANAGEMENT

DECEMBER 31,
in millions                   2001        2000        1999
--------------------------------------------------------------
Assets under management
   by investment type:
      Equity                 $35,798     $37,748     $39,257
      Fixed income            16,919      14,579      14,360
      Money market            20,000      21,688      19,675
--------------------------------------------------------------
         Total               $72,717     $74,015     $73,292
                             =======     =======     =======

Proprietary mutual funds
  included in assets
   under management:
      Equity                 $ 3,973     $ 4,405     $ 4,601
      Fixed income             1,190       1,042       1,124
      Money market            13,801      15,307      13,735
--------------------------------------------------------------
         Total               $18,964     $20,754     $19,460
                             =======     =======     =======
--------------------------------------------------------------

INVESTMENT BANKING AND CAPITAL MARKETS INCOME. The 2001 decrease in this revenue component reflects the $60 million charge taken for principal investing write-downs and to increase our reserve for customer derivative losses, as well as the overall effects of a recessionary economy. As shown in Figure 10, results for 2001 include net losses from principal investing, compared with net gains in 2000. The $150 million decrease in principal investing results is attributable to unrealized mark-to-market adjustments of $114 million recorded in 2001, including the $45 million charge taken in the fourth quarter. Principal investing income is by nature susceptible to volatility since it is derived from investments in small to medium-sized businesses, some of which are in their early stages of economic development and strategy implementation, and thus more susceptible to changes in general economic conditions. Principal investing assets are carried on the balance sheet at fair value. The cost basis, unrealized losses and fair value of direct and indirect investments contained in Key's principal investing portfolio at December 31, 2001, are summarized in Figure 11. Investments in technology-rich companies, which have been particularly hard hit by the effects of the weak economy, accounted for only $38 million, or 6%, of the fair value of Key's portfolio at year end.


                           FIGURE 10 INVESTMENT BANKING AND CAPITAL MARKETS INCOME

YEAR ENDED DECEMBER 31,                                                          CHANGE 2001 VS 2000
                                                                                 -------------------
dollars in millions                                       2001     2000    1999   AMOUNT    PERCENT
----------------------------------------------------------------------------------------------------
Dealer trading and derivatives income                    $ 126    $ 159   $ 140   $ (33)    (20.8)%
Investment banking income                                  102      107     140      (5)     (4.7)
Net gains (losses) from principal investing                (79)      71      44    (150)      N/M
Foreign exchange income                                     40       35      30       5      14.3
----------------------------------------------------------------------------------------------------
   Total investment banking and capital markets income   $ 189    $ 372   $ 354   $(183)    (49.2)%
                                                         =====    =====   =====   =====
----------------------------------------------------------------------------------------------------

N/M = Not Meaningful


       FIGURE 11 PRINCIPAL INVESTING PORTFOLIO


DECEMBER 31, 2001            COST       UNREALIZED       FAIR
in millions                  BASIS        LOSSES        VALUE
----------------------------------------------------------------
Direct investments           $451          $59           $392
Indirect investments          248           20            228
----------------------------------------------------------------
   Total                     $699          $79           $620
                             ====          ===           ====
----------------------------------------------------------------

SERVICE CHARGES ON DEPOSIT ACCOUNTS. Service charges on deposit accounts reached a record high in 2001 and account for the largest increase in fee income. The growth of these fees over the past two years is attributable primarily to strategies implemented in connection with Key's competitiveness initiative.

CORPORATE-OWNED LIFE INSURANCE INCOME. Income from corporate-owned life insurance, representing a tax-deferred increase in cash surrender values and tax-exempt death benefits, increased by 5% in 2001, following a 2% increase in the prior year.

SECURITIES TRANSACTIONS. During 2001, Key realized $35 million of net securities gains from the sales of securities held in the available-for-sale portfolio, compared with core net gains of $22 million a year ago. Since the sales involved primarily equity securities issued by financial service companies, the sales will not have a significant adverse affect on Key's future net interest income.

OTHER INCOME. The decrease in other income in 2001 was due largely to the $40 million charge for losses incurred on the residual values of leased vehicles. This charge was offset in part by an increase in net gains from loan securitizations and sales, and higher fees from electronic banking services. Also, traditional fee income was supplemented in the fourth quarter of 2001 by $10 million of additional revenue, representing the value of shares received as a result of a demutualization of an insurance company in which Key is a policyholder. Key contributed these shares to its charitable foundation, which also increased miscellaneous expense by $10 million.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

In 2000, the decrease in other income was attributable to lower net gains from loan securitizations and sales, and a substantial reduction in credit card fees, partially offset by higher income from electronic banking services and insurance activities. The decrease in net gains from loan securitizations and sales was attributable primarily to the fact that in 2000 we ceased securitizing Champion Mortgage's home equity loans. For information about the type and volume of securitized loans that are either administered or serviced by Key, but not recorded on the balance sheet, see the section entitled "Loans," which begins on page 38. The decline in credit card fees reflects the sale of Key's credit card business in January 2000. For more information about this transaction, see Note 3 ("Acquisitions and Divestitures"), which begins on page 63.

SIGNIFICANT NONRECURRING ITEMS. Noninterest income for 2000 includes a $332 million gain from the sale of Key's credit card business and $50 million of net losses that resulted from the reconfiguration of Key's securities portfolio.

Results for 1999 include gains of $194 million from the sale of Key's Long Island franchise, which included 28 branches. These branches are located in a geographic area where Key held a very small share of the market for deposits and loans, and where management viewed Key's growth potential to be very limited. Also included in 1999 results are a $134 million gain from the sale of Key's interest in Electronic Payment Services, Inc.; a $14 million gain recorded in connection with the 1998 sale of a 51% interest in Key Merchant Services, LLC; a $15 million gain from the sale of Concord EFS, Inc. shares obtained in the sale of Electronic Payment Services, Inc.; and a $13 million gain from the sale of Key's interest in a joint venture with Compaq Capital Corporation.


NONINTEREST EXPENSE

Noninterest expense for 2001 was $2.9 billion, relatively unchanged from 2000 and slightly down from $3.1 billion for 1999. Significant nonrecurring items that hinder a direct comparison of results over the past three years are shown in Figure 12. In the current year, these items include a $150 million write-down of goodwill associated with Key's decision to downsize the automobile finance business and a second quarter increase of $20 million in litigation reserves. In 2000 and 1999, significant nonrecurring items include restructuring and other special charges recorded in connection with strategic actions implemented to improve operating efficiency and profitability. More information about these charges can be found under the heading "Restructuring and other special charges."

Noninterest expense in 1999 also includes other nonrecurring charges of $68 million. These charges include $23 million of charitable contributions made in light of the gains realized from the sales of Key's interests in Electronic Payment Services, Inc. and Concord EFS, Inc. For more information on these divestitures, see Note 3 ("Acquisitions and Divestitures"), which begins on page 63.

Core noninterest expense, which excludes significant nonrecurring items, decreased by $25 million, or 1%, from 2000. The decrease was due primarily to a $67 million improvement in personnel expense and a $21 million decline in equipment expense. These reductions were partially offset by increases in a number of other expense components. Included in miscellaneous expense for 2001 is the $10 million contribution to our charitable foundation discussed previously under the heading "Other income," on page 35.

In 2000, core noninterest expense decreased by $56 million, or 2%. The decrease came largely from personnel expense (down $29 million), equipment expense (down $25 million) and net occupancy expense (down $8 million). These improvements were partially offset by higher costs associated with professional fees (up $7 million) and computer processing expense (up $4 million). In addition, miscellaneous expense for 2000 includes a $7 million charge to reduce the carrying amount of residual values related to leased vehicles.

Figure 12 shows the components of Key's noninterest expense. The discussion that follows explains the composition of certain components and the factors that caused them to change in 2001 and 2000.

PERSONNEL. Personnel expense, the largest category of Key's noninterest expense, decreased in both 2001 and 2000, largely because of our successful competitiveness initiative. Through this initiative we have improved efficiency and reduced the level of personnel required to conduct our business. At December 31, 2001, the number of full-time equivalent employees was 21,230, compared with 22,142 at the end of 2000 and 24,568 at the end of 1999. Moreover, in 2001, weaker economic conditions reduced revenues on which certain incentive compensation programs, including those related to investment banking and capital markets activities, are based. In 2000, the decline in personnel expense was also attributable to the effect of divestitures and the fact that 1999 costs for technical staff were unusually high due to Year 2000 compliance issues. Figure 13 shows the major components of Key's core personnel expense.

COMPUTER PROCESSING. The increases in computer processing expense in 2001 and 2000 were due primarily to a higher level of computer software amortization, but also include increases related to software rental and maintenance. In each year, the increase in these costs was substantially offset by the reduced need for outside services.

EQUIPMENT. The decrease in equipment expense in 2001 and 2000 was driven by reductions in depreciation and rental expense stemming from cost management efforts and our competitiveness initiative. The improvement in 2000 was also attributable to lower maintenance costs. Rental expense for 1999 includes a $5 million charge for the early termination of a lease.

PROFESSIONAL FEES. Professional fees comprise expenses incurred for legal, audit, consulting and certain other business services. The level of professional fees rose by 14% in 2001 and 10% in 2000. In 2001, the increase was due primarily to higher legal expenses associated with litigation. The increase in fees for 2000 reflects additional costs incurred in connection with Key's competitiveness initiative.

RESTRUCTURING AND OTHER SPECIAL CHARGES. Key recorded net nonrecurring charges of $127 million (including net restructuring charges of $104 million) in 2000 and $152 million (including net restructuring charges of $98 million) in 1999 in connection with strategic actions related to the competitiveness initiative. For more information related to the actions taken, anticipated cost savings and reductions to Key's workforce, see the section entitled "Status of competitiveness initiative," on page 24. Additional information related to the restructuring charges can be found in Note 14 ("Restructuring Charges"), which begins on page 73. Cash generated by Key's operations is expected to fund the restructuring charge liability; none of the charges had a material impact on Key's liquidity.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                         FIGURE 12 NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31,                                                                                      CHANGE 2001 VS 2000
                                                                                                        ----------------------------
dollars in millions                                       2001            2000           1999           AMOUNT         PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Personnel                                               $1,378          $1,445         $1,474            $ (67)             (4.6)%
Net occupancy                                              232             223            231                9               4.0
Computer processing                                        252             240            236               12               5.0
Equipment                                                  152             173            198              (21)            (12.1)
Marketing                                                  112             110            106                2               1.8
Amortization of intangibles                                 95             101            104               (6)             (5.9)
Professional fees                                           88              77             70               11              14.3
Other expense:
   Postage and delivery                                     63              65             73               (2)             (3.1)
   Telecommunications                                       44              51             56               (7)            (13.7)
   Equity- and gross receipts-based taxes                   29              33             35               (4)            (12.1)
   OREO expense, net                                         6               7             13               (1)            (14.3)
   Miscellaneous expense                                   318             269            254               49              18.2
------------------------------------------------------------------------------------------------------------------------------------
      Total other expense                                  460             425            431               35               8.2
------------------------------------------------------------------------------------------------------------------------------------
      Total core noninterest expense                     2,769           2,794          2,850              (25)              (.9)

Goodwill write-down (automobile finance business)          150              --             --              150               N/M
Additional litigation reserves                              20              --             --               20               N/M
Restructuring and other special charges                      2             125            152             (123)            (98.4)
Other nonrecurring items                                    --              (2)            68                2            (100.0)
------------------------------------------------------------------------------------------------------------------------------------
      Total significant nonrecurring items                 172             123            220               49              39.8
------------------------------------------------------------------------------------------------------------------------------------
      Total noninterest expense                         $2,941          $2,917         $3,070            $  24                .8%
                                                        ======          ======         ======            =====

Full-time equivalent employees at year end              21,230          22,142         24,568             (912)             (4.1)
------------------------------------------------------------------------------------------------------------------------------------
N/M = Not Meaningful


                                                 FIGURE 13 CORE PERSONNEL EXPENSE

YEAR ENDED DECEMBER 31,                                                                                      CHANGE 2001 VS 2000
                                                                                                        ----------------------------
dollars in millions                                       2001            2000           1999            AMOUNT            PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Salaries                                                $  842          $  875         $  907             $(33)             (3.8)%
Employee benefits                                          188             192            187               (4)             (2.1)
Incentive compensation                                     348             378            380              (30)             (7.9)
------------------------------------------------------------------------------------------------------------------------------------
   Total core personnel expense                         $1,378          $1,445         $1,474             $(67)             (4.6)%
                                                        ======          ======         ======             ====
------------------------------------------------------------------------------------------------------------------------------------

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

Key continues to benefit from the expense management disciplines instituted as part of the competitiveness initiative implemented in November 1999. As illustrated in Figure 14, Key's core noninterest expense, adjusted for the divestiture of the Long Island branches (October 1999) and the sale of the credit card business (January 2000), has been stable over the past three years. One of management's goals is to keep noninterest expense relatively flat from 2001 to 2002, unless the growth can be attributed to incentive compensation related to even greater increases in revenue. This figure also shows that Key's noninterest expense for 2000 and 2001 was significantly lower than it would have been had it simply grown at the rate of inflation as measured by the annual change in the consumer price index. If we are successful in hitting our targeted expense level in 2002, management estimates that the difference between Key's actual expense and that adjusted for inflation (based on an assumed 2% increase in the consumer price index for 2002) will grow to approximately $240 million. The dollar amounts shown for all years in Figure 14 are presented on a consistent basis, including the accounting for goodwill amortization. Information on the change in accounting for goodwill and other intangible assets that became effective as of January 1, 2002, can be found in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Pending Adoption," on page 62.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

               FIGURE 14 COMPETITIVENESS INITIATIVE - COST SAVINGS

                                [LINE/BAR GRAPH]

                                       Noninterest
                                           Expense
                   Noninterest        Adjusted for
In millions         Expense(a)           Inflation
--------------------------------------------------

1999                 $2,776              $2,776(b)
2000                  2,789               2,869(c)
2001                  2,769               2,949(d)
2002T                 2,770               3,010(e)
--------------------------------------------------

(a) Noninterest expense less significant nonrecurring items, adjusted for divested operations

(b) CPI base

(c) CPI + 3.4% (Bureau of Labor Statistics Jan-Dec 2000)

(d) CPI + 2.8% (Bureau of Labor Statistics Jan-Nov 2001)

(e) CPI + 2.0% (Estimate of 2% for 2002)

T = Targeted noninterest expense, assuming a 2% increase in the consumer price index for 2002


INCOME TAXES

The provision for income taxes was $102 million for 2001, compared with $515 million for 2000 and $577 million for 1999. The effective tax rate (which is the provision for income taxes as a percentage of income before income taxes) was 39.4% for 2001, compared with 33.9% for 2000 and 34.3% for 1999. In 2001, the effective tax rate was significantly affected by the $150 million nondeductible write-down of goodwill recorded in connection with Key's decision to downsize the automobile finance business. Excluding this charge, the effective tax rate for 2001 was approximately 25%. This adjusted effective tax rate declined from 2000 because tax-exempt interest income, nontaxable income from corporate-owned life insurance and tax credits accounted for a significantly higher proportion of Key's lower pre-tax income in 2001. A nonrecurring tax benefit resulting from the charitable contribution of appreciated stock also contributed to the lower effective tax rate. In 2001, pre-tax income was substantially lower than previous years due to the effects of a weak economy and significant charges recorded in the second and fourth quarters.

In 2000, the effective tax rate decreased primarily because Key had larger tax credits and more tax-exempt income from corporate-owned life insurance. The effect of these items was offset, in part, by higher state income taxes and a higher level of amortization related to nondeductible intangible assets. In addition, in 1999 Key recorded a nonrecurring tax benefit associated with a charitable contribution of appreciated stock.

We have invested in tax-advantaged assets (such as tax-exempt securities and corporate-owned life insurance) and we continue to recognize credits associated with investments in low-income housing projects in order to reduce Key's effective income tax rate.


FINANCIAL CONDITION

LOANS

At December 31, 2001, total loans outstanding were $63.3 billion, compared with $66.9 billion at the end of 2000 and $64.2 billion at the end of 1999. Among the factors that contributed to the 5% decrease in our loans over the past year are:

-    weaker loan demand stemming from the sluggish economy;

- our decision to exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain nonrelationship, credit-only commercial lending; and

- loan sales completed to improve the profitability of Key's overall portfolio, or to accommodate our funding needs.

Over the past several years, we have used alternative funding sources like loan sales and securitizations to allow us to continue to capitalize on our lending opportunities. Management expects Newport Mortgage Company, L.P. and National Realty Funding L.C., both of which were acquired in 2000, to improve Key's ability to generate and securitize new loans, especially in the area of commercial real estate. In addition, over the past two years, we have sold loans and referred new business to an asset-backed commercial paper conduit. This arrangement allows us to generate referral revenue without having to add certain low interest rate spread assets to the balance sheet. For more information about the conduit, see Note 19 ("Other Financial Instruments with Off-Balance Sheet Risk"), on page 79.

Figure 15 shows the composition of Key's loan portfolio at December 31 for each of the past five years.

The level of Key's loans outstanding (excluding loans held for sale) would have been unchanged from a year ago if we had not securitized and/or sold $3.7 billion of loans during 2001. Assuming no loan sales, commercial loans grew by $488 million, or 1%, during the year. Growth in our commercial real estate and lease financing portfolios was substantially offset by declines in other commercial portfolios, reflecting continued weakness in the economy and our decision to eliminate nonrelationship lending in the leveraged financing and nationally syndicated lending businesses.

At December 31, 2001, Key's commercial real estate portfolio included mortgage loans of $6.7 billion and construction loans of $5.9 billion. The average size of a mortgage loan was $.5 million and the largest mortgage loan had a balance of $32 million. The average size of a construction loan was $8 million for commercial projects and $1 million for residential projects. The largest construction loan was $84 million. Key conducts its commercial real estate lending business through two primary sources: a 12-state banking franchise, which includes 911 retail banking branches, and a national line of business that cultivates relationships both within and beyond the branch system. At December 31, our national line of business accounted for approximately 50% of Key's total commercial real estate loans outstanding. Our commercial real estate business as a whole focuses on larger real estate developers and, as shown in Figure 16, is diversified by both industry type and geography.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                         FIGURE 15 COMPOSITION OF LOANS

DECEMBER 31,                                            2001                        2000                          1999
                                             -----------------------       ------------------------      -----------------------
dollars in millions                           AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural       $18,159            28.7%      $20,100            30.0%      $18,497            28.8%
Commercial real estate(a):
   Commercial mortgage                         6,669            10.5         6,876            10.3         6,836            10.6
   Construction                                5,878             9.3         5,154             7.7         4,528             7.1
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate loans      12,547            19.8        12,030            18.0        11,364            17.7
Commercial lease financing                     7,357            11.6         7,164            10.7         6,665            10.4
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                  38,063            60.1        39,294            58.7        36,526            56.9

CONSUMER
Real estate -- residential mortgage            2,315             3.6         4,212             6.3         3,962             6.1
Home equity                                   11,184            17.7         9,908            14.8         7,973            12.4
Credit card                                       --              --            --              --            --              --
Consumer -- direct                             2,342             3.7         2,539             3.8         2,565             4.0
Consumer -- indirect:
   Lease financing                             2,036             3.2         3,005             4.5         3,195             5.0
   Automobile                                  2,497             4.0         2,809             4.2         3,082             4.8
   Marine                                      1,780             2.8         1,657             2.5         1,716             2.7
   Other                                       1,036             1.6         1,252             1.9         1,600             2.5
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer -- indirect loans         7,349            11.6         8,723            13.1         9,593            15.0
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                    23,190            36.6        25,382            38.0        24,093            37.5
LOANS HELD FOR SALE                            2,056             3.3         2,229             3.3         3,603             5.6
------------------------------------------------------------------------------------------------------------------------------------
      Total                                  $63,309           100.0%      $66,905           100.0%      $64,222           100.0%
                                             =======           =====       =======           =====       =======           =====
------------------------------------------------------------------------------------------------------------------------------------

                                                     1998                           1997
                                              --------------------          --------------------
                                              AMOUNT    % OF TOTAL          AMOUNT    % OF TOTAL
------------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural       $17,038            27.5%      $14,023            26.3%
Commercial real estate(a):
   Commercial mortgage                         7,309            11.8         6,952            13.0
   Construction                                3,450             5.6         2,231             4.2
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate loans      10,759            17.4         9,183            17.2
Commercial lease financing                     5,613             9.0         4,439             8.3
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                  33,410            53.9        27,645            51.8

CONSUMER
Real estate -- residential mortgage            4,394             7.1         5,962            11.2
Home equity                                    7,990            12.9         5,663            10.6
Credit card                                    1,425             2.3         1,521             2.8
Consumer -- direct                             2,342             3.8         2,188             4.1
Consumer -- indirect:
   Lease financing                             2,580             4.2         1,576             2.9
   Automobile                              See note(b)     See note(b)     See note(b)     See note(b)
   Marine                                  See note(b)     See note(b)     See note(b)     See note(b)
   Other                                       7,009            11.2         5,964            11.2
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer -- indirect loans         9,589            15.4         7,540            14.1
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                    25,740            41.5        22,874            42.8
LOANS HELD FOR SALE                            2,862             4.6         2,861             5.4
------------------------------------------------------------------------------------------------------------------------------------
      Total                                  $62,012           100.0%      $53,380           100.0%
                                             =======           =====       =======           =====
------------------------------------------------------------------------------------------------------------------------------------

(a) See Figure 16 for a more detailed breakdown of Key's commercial real estate loan portfolio at December 31, 2001.

(b) For 1998 and 1997, indirect automobile and marine loans are included in other indirect loans.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
& RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


                     FIGURE 16 COMMERCIAL REAL ESTATE LOANS

DECEMBER 31, 2001                                               GEOGRAPHIC REGION
                                                ----------------------------------------------------       TOTAL       PERCENT OF
dollars in millions                              EAST        MIDWEST       CENTRAL           WEST         AMOUNT         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Nonowner-occupied:
   Multi-family properties                     $  359         $  582        $  637         $  599        $ 2,177            17.4%
   Retail properties                              248            915           133            285          1,581            12.6
   Office buildings                               129            323           149            270            871             6.9
   Residential properties                          59            100            97            338            594             4.7
   Warehouses                                      37            104            18             27            186             1.5
   Manufacturing facilities                        28             32             2             10             72              .6
   Hotels/Motels                                   24              4             2             14             44              .3
   Other                                          388            684           224            383          1,679            13.4
------------------------------------------------------------------------------------------------------------------------------------
                                                1,272          2,744         1,262          1,926          7,204            57.4
Owner-occupied                                    668          2,477           605          1,593          5,343            42.6
------------------------------------------------------------------------------------------------------------------------------------
      Total                                    $1,940         $5,221        $1,867         $3,519        $12,547           100.0%
                                               ======         ======        ======         ======        =======           =====
------------------------------------------------------------------------------------------------------------------------------------

As illustrated in Figure 17, our commercial lease financing portfolio has grown in each of the past five years. In the third quarter of 1997, Key increased the size and scope of its leasing business by acquiring Leasetec Corporation, which specializes in the leasing of information technology and telecommunications equipment to large corporate clients. The Leasetec acquisition has been a major reason for the 22% compound annual growth rate in lease financing receivables since 1996. During the same period, Key has consistently achieved net residual gains in connection with the commercial lease financing business. Residual value pricing and management are important elements of lease financing profitability.


                      FIGURE 17 COMMERCIAL LEASE FINANCING

DECEMBER 31,
in millions                                      2001           2000          1999           1998           1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Lease financing receivables                    $7,357         $7,164        $6,665         $5,613         $4,439        $2,671
Net residual gains for the year                    19             22            20             25              5             7
Net charge-offs for the year                       57             12            17             11              8             6
Nonperforming leases                               94             48            28             29              5             8
------------------------------------------------------------------------------------------------------------------------------------

Consumer loans decreased (assuming no loan sales) by $257 million, or 1%. The growth of the home equity portfolio in 2001 was offset by declines of $602 million in installment loans, $969 million in automobile lease financing receivables and $449 million in residential real estate mortgage loans. The declines in installment loans and lease financing receivables reflect our decision to de-emphasize indirect prime automobile lending and exit the automobile leasing business. Our home equity portfolio grew by $1.8 billion, largely as a result of lower interest rates and our decision to stop securitizing and selling these loans starting in 2000. By retaining these assets, we intend to replace over time the revenue generated by our former credit card business, which was sold in January 2000.

Key's home equity portfolio is derived from both our Retail Banking line of business (58% of the home equity portfolio at December 31, 2001), and our National Home Equity line of business.

The National Home Equity line of business has two components: Champion Mortgage Company, a home equity finance company that Key acquired in August 1997; and Key Home Equity Services, which acts as a third-party purchaser of home equity loans. The average loan-to-value ratio at origination for a loan generated by the National Home Equity line of business is 77%. First lien positions comprised 83% of the portfolio for this line of business at December 31, 2001.

Key Home Equity Services purchases loans in two primary ways: on a loan-by-loan basis from an extensive network of correspondents and agents, and in bulk portfolio acquisitions from home equity loan companies. Key intends to discontinue the latter approach in 2002.

Figure 18 summarizes Key's home equity loan portfolio at December 31 for each of the last six years, as well as certain asset quality statistics and the yields achieved on the portfolio as a whole. The portfolio grew by 13% in 2001, and had a 5-year compound annual growth rate of 18%.

SALES, SECURITIZATIONS AND DIVESTITURES. During 2001, Key sold $1.7 billion of commercial real estate loans, $1.4 billion of residential mortgage loans, $1.2 billion of education loans ($491 million through securitizations) and $531 million of other types of loans.

Among the factors that Key considers in determining which loans to securitize are:

- whether the characteristics of a specific loan portfolio make it conducive to securitization;

-    the relative cost of funds;

-    the level of credit risk; and

-    capital requirements.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


                          FIGURE 18 HOME EQUITY LOANS


DECEMBER 31,
dollars in millions                              2001           2000          1999           1998           1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Retail banking branches and other             $ 6,431         $6,136        $5,740         $6,036         $5,210        $4,793
Champion Mortgage Company                       1,886          1,082           371            689            242            --
Key Home Equity Services division               2,867          2,690         1,862          1,265            211            --
------------------------------------------------------------------------------------------------------------------------------------
   Total                                      $11,184         $9,908        $7,973         $7,990         $5,663        $4,793
                                              =======         ======        ======         ======         ======        ======
------------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                               $50            $80           $50            $26            $15           $10
Net charge-offs for the year                       98             17             9              5              4             2
Yield for the year                               8.55%          9.29%         8.54%          8.77%          9.05%         8.97%
------------------------------------------------------------------------------------------------------------------------------------

Figure 19 summarizes Key's loan sales (including securitizations) for 2001 and 2000.


                       FIGURE 19 LOANS SOLD AND DIVESTED


                                          COMMERCIAL     RESIDENTIAL        HOME     CREDIT CARD
IN MILLIONS                  COMMERCIAL   REAL ESTATE    REAL ESTATE        EQUITY    RECEIVABLES      EDUCATION         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
    2001
-------------
Fourth quarter                       --        $  678             --          $145             --          $  23        $  846
Third quarter                        --            93         $1,427           269             --            597         2,386
Second quarter                      $44           577             20            59             --            144           844
First quarter                        --           327              1            14             --            449           791
------------------------------------------------------------------------------------------------------------------------------------
   Total                            $44        $1,675         $1,448          $487             --         $1,213        $4,867
                                   ====        ======         ======          ====         ======         ======        ======

    2000
-------------
Fourth quarter                       --        $  560             --          $ 22             --          $  13        $  595
Third quarter                      $ 27            70             --            72             --            618           787
Second quarter                      451           499             --            23             --            518         1,491
First quarter                       354             6             --            24         $1,339             29         1,752
------------------------------------------------------------------------------------------------------------------------------------

   Total                           $832        $1,135             --          $141         $1,339         $1,178        $4,625
                                   ====        ======         ======          ====         ======         ======        ======
------------------------------------------------------------------------------------------------------------------------------------

Figure 20 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. This includes loans that have been both securitized and sold, or simply sold outright. In the event of default, Key is subject to recourse with respect to approximately $976 million of the $16.7 billion of loans administered or serviced at December 31, 2001. Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as "other income") from servicing or administering the loans, and we earn interest income from the securitized assets retained. The commercial real estate loans shown in Figure 20 are serviced by National Realty Funding L.C., which was acquired by Key in January 2000. Most of these loans were originated by other financial institutions. The $970 million of loans held in the asset-backed commercial paper conduit, for which Key serves as a referral agent, are also included in Figure 20. For more information regarding the conduit, see Note 19 ("Other Financial Instruments with Off-Balance Sheet Risk"), on page 79.


                    FIGURE 20 LOANS ADMINISTERED OR SERVICED


DECEMBER 31,
in millions                     2001        2000        1999
------------------------------------------------------------------

Education loans              $ 4,433     $ 4,113      $3,475
Automobile loans                 131         422         855
Home equity loans                768       1,176       1,542
Commercial real estate loans  10,471       7,108       1,905
Commercial loans                 913         973          --
------------------------------------------------------------------
   Total                     $16,716     $13,792      $7,777
                             =======     =======      ======
------------------------------------------------------------------
Figure 21 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. As indicated, at December 31, 2001, approximately 50% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $11.3 billion with floating or adjustable rates and $5.2 billion with predetermined rates.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                    FIGURE 21 MATURITIES AND SENSITIVITY OF
                   CERTAIN LOANS TO CHANGES IN INTEREST RATES


DECEMBER 31, 2001                                                       WITHIN           1-5             OVER
in millions                                                             1 YEAR           YEARS          5 YEARS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                 $10,625          $4,706          $2,828         $18,159
Real estate -- construction                                              3,734           1,993             151           5,878
Real estate -- residential and commercial mortgage                       2,173           2,544           4,267           8,984
------------------------------------------------------------------------------------------------------------------------------------
                                                                       $16,532          $9,243          $7,246         $33,021
                                                                       =======          ======          ======         =======
Loans with floating or adjustable interest rates(a)                                     $6,737          $4,557
Loans with predetermined interest rates(b)                                               2,506           2,689
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        $9,243          $7,246
                                                                                        ======          ======
------------------------------------------------------------------------------------------------------------------------------------

(a) "Floating" and "adjustable" rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.
(b) "Predetermined" interest rates either are fixed or will change during the term of the loan according to a specific formula or schedule.


SECURITIES

At December 31, 2001, the securities portfolio totaled $6.5 billion and included $5.4 billion of securities available for sale and $1.1 billion of investment securities. In comparison, the total portfolio at December 31, 2000, was $8.5 billion, including $7.3 billion of securities available for sale and $1.2 billion of investment securities.

The size and composition of Key's securities portfolio are dependent largely on our needs for liquidity and the extent to which we are required or elect to hold these assets as collateral to secure public and trust deposits. Although debt securities are generally used for this purpose, other assets, such as securities purchased under resale agreements, may be used temporarily when they provide more favorable yields.

The majority of Key's securities portfolio consists of collateralized mortgage obligations that provide a source of interest income and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation (sometimes called a "CMO") is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 2001, Key had $4.8 billion invested in collateralized mortgage obligations and other mortgage-backed securities in the available-for-sale portfolio, compared with $5.7 billion at December 31, 2000. Substantially all of these securities were issued or backed by Federal agencies.

Figure 22 shows the composition, yields and remaining maturities of Key's securities available for sale. Figure 23 provides the same information about Key's investment securities. For more information about retained interests in securitizations, gross unrealized gains and losses by type of security and securities pledged, see Note 5 ("Securities"), which begins on page 66.



                    FIGURE 22 SECURITIES AVAILABLE FOR SALE

                                                                       OTHER
                       U.S. TREASURY,    STATES AND COLLATERALIZED    MORTGAGE-        RETAINED                            WEIGHTED
                         AGENCIES AND     POLITICAL       MORTGAGE     BACKED        INTERESTS IN       OTHER               AVERAGE
dollars in millions      CORPORATIONS  SUBDIVISIONS   OBLIGATIONS(a) SECURITIES(a) SECURITIZATIONS(a) SECURITIES   TOTAL    YIELD(b)
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
Remaining maturity:
   One year or less               $ 3            --         $1,610        $  1            $ 10             $ 6     $1,630      7.13%
   After one through five years    80           $10          1,833         965             224               7      3,119      7.14
   After five through ten years     6            11            191          39              --               4        251      8.23
   After ten years                 10            --            171          27              --             138(c)     346      8.49
------------------------------------------------------------------------------------------------------------------------------------
Fair value                        $99           $21         $3,805      $1,032            $234            $155     $5,346        --
Amortized cost                     99            21          3,791       1,008             214             170      5,303      7.26%
Weighted average yield(b)        3.85%         4.74%          6.94%       7.30%          14.77%           5.75%      7.26%       --
Weighted average maturity   3.8 years     4.9 years      2.8 years   3.0 years       3.7 years      10.4 years  3.1 years        --
------------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2000
Fair value                       $984           $33         $4,298      $1,355            $316            $343     $7,329        --
Amortized cost                    984            33          4,296       1,355             334             307      7,309      7.16%
------------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1999
Fair value                       $127           $53         $4,237      $1,678            $343            $227     $6,665        --
Amortized cost                    128            53          4,426       1,705             340             223      6,875      6.77%
------------------------------------------------------------------------------------------------------------------------------------

(a) Maturity is based upon expected average lives rather than contractual terms.

(b) Weighted average yields are calculated based on amortized cost and exclude equity securities of $145 million that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.

(c) Includes primarily marketable equity securities (including an internally managed portfolio of bank common stock investments) with no stated maturity.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                        FIGURE 23 INVESTMENT SECURITIES


                                         STATES AND                                                                     WEIGHTED
                                           POLITICAL                    OTHER                                            AVERAGE
dollars in millions                     SUBDIVISIONS               SECURITIES                   TOTAL                     YIELD(a)
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
Remaining maturity:
   One year or less                             $ 89                      $ 5                   $  94                        7.22%
   After one through five years                   96                       --                      96                        9.74
   After five through ten years                   39                       40                      79                        7.03
   After ten years                                 1                      849(b)                  850                        4.78
------------------------------------------------------------------------------------------------------------------------------------
Amortized cost                                  $225                     $894                  $1,119                        7.24%
Fair value                                       234                      894                   1,128                          --
Weighted average yield(a)                       8.71%                    4.79%                   7.24%                         --
Weighted average maturity                  2.6 years                9.9 years               8.4 years                          --
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
Amortized cost                                  $323                     $875                  $1,198                        8.16%
Fair value                                       333                      875                   1,208                          --
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
Amortized cost                                  $447                     $539                    $986                        6.15%
Fair value                                       459                      539                     998                          --
------------------------------------------------------------------------------------------------------------------------------------

(a) Weighted average yields are calculated based on amortized cost and exclude equity securities of $759 million that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory Federal income tax rate of 35%.
(b) Includes equity securities (primarily principal investing assets) with no stated maturity.

ASSET QUALITY

Key has a multi-faceted program to manage asset quality. Our professionals:

-    evaluate and monitor credit quality and risk in credit-related assets;

-    develop commercial and consumer credit policies and systems;

-    monitor compliance with internal underwriting standards;

-    establish credit-related concentration limits; and

-    review the adequacy of the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses at December 31, 2001, was $1.7 billion, or 2.65% of loans. This compares with $1.0 billion, or 1.50% of loans, at December 31, 2000. The allowance includes $180 million (for 2001) and $107 million (for 2000) that is specifically allocated for impaired loans. For more information about impaired loans, see Note 8 ("Impaired Loans and Other Nonperforming Assets") on page 69. At December 31, 2001, the allowance for loan losses was 184.29% of nonperforming loans, compared with 154.00% at December 31, 2000.

Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses," on page 59. The allowance was increased in 2001 because of continued weakness in the economy and the related adverse effects on specific loan portfolios. As discussed in the following section entitled "Run-off Loan Portfolio," the higher allowance was also necessary to implement Key's decision to eliminate certain types of commercial lending.

At the time loans are made, all of them appear collectible. Nonetheless, experience has shown that at any given time there is some risk of loss inherent in the loan portfolio. Management estimates the level of probable losses and adjusts the amount of the allowance for loan losses accordingly.

Estimating the amount and timing of probable loan losses is an imperfect science. Management establishes an allowance for losses arising from nonimpaired loans by using statistical measurement tools and by exercising judgment to assess the impact of factors such as changes in economic conditions, credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets.

Management establishes an allowance for impaired loan losses based on loss characteristics specific to those impaired loans. As shown in Figure 24, these efforts, in combination with the use of continually enhanced modeling techniques, enabled management to allocate the entire allowance to various segments of Key's loan portfolio in each of the past two years rather than leave a portion "unallocated" as we did in previous years. The 2001 increase in allocations among the specific portfolios reflects a number of factors, including the effects of a weak economy, continued loan growth (primarily in the commercial and home equity portfolios) and loan aging. The aggregate balance of the allowance for loan losses at December 31, 2001, represents management's best estimate of the losses inherent in the loan portfolio at that date.

The amount of allowance allocated to Key's credit card portfolio at December 31, 1999, is included in the held-for-sale category. This allocation was based on the level of net credit card charge-offs that Key expected to record in the first quarter of 2000. Since the sale of the credit card portfolio closed in January 2000, Key was able to estimate the amount of net credit card charge-offs with a high level of precision.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


             Figure 24 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,                                  2001                              2000                           1999
                                       -------------------------        -------------------------       ----------------------
                                                    Percent of                      Percent of                      Percent of
                                                  Loan Type to                    Loan Type to                    Loan Type to
dollars in millions                    Amount      Total Loans          Amount     Total Loans          Amount     Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural $1,289               28.7%      $  742               30.0%         $509              28.8%
Real estate-- commercial mortgage          45               10.5           35               10.3            34              10.6
Real estate-- construction                 39                9.3           27                7.7            16               7.1
Commercial lease financing                 89               11.6           45               10.7            39              10.4
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans               1,462               60.1          849               58.7           598              56.9
Real estate-- residential mortgage          4                3.7            2                6.3             1               6.7
Home equity                                59               17.7           20               14.8             7              11.8
Credit card                                --               --             --               --              --              --
Consumer-- direct                          24                3.7           15                3.8             8               4.0
Consumer-- indirect lease financing         8                3.2            9                4.5             6               5.0
Consumer-- indirect other                 117                8.4          104                8.6            55              10.0
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                   212               36.7          150               38.0            77              37.5
Loans held for sale                         3                3.2            2                3.3            18               5.6
Unallocated                                --                --            --               --             237              --
------------------------------------------------------------------------------------------------------------------------------------
   Total                               $1,677              100.0%      $1,001              100.0%         $930             100.0%
                                       ======              =====       ======              =====          ====             =====
------------------------------------------------------------------------------------------------------------------------------------

                                                1998                            1997
                                       -------------------------       -------------------------
                                                    Percent of                        Percent of
                                                  Loan Type to                      Loan Type to
                                       Amount      Total Loans          Amount       Total Loans
------------------------------------------------------------------------------------------------------------------------------------

Commercial, financial and agricultural   $357               27.5%        $224               26.3%
Real estate-- commercial mortgage          32               11.8          104               13.0
Real estate-- construction                 15                5.6           33                4.2
Commercial lease financing                 49                9.0           26                8.3
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                 453               53.9          387               51.8
Real estate-- residential mortgage          7                8.2            8               11.6
Home equity                                 5               11.8            4               10.2
Credit card                                44                2.3           45                2.8
Consumer-- direct                          15                3.8           15                4.1
Consumer-- indirect lease financing         5                4.2            3                2.9
Consumer-- indirect other                  77               11.2           63               11.2
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                   153               41.5          138               42.8
Loans held for sale                         1                4.6            1                5.4
Unallocated                               293               --            374               --
------------------------------------------------------------------------------------------------------------------------------------
   Total                                 $900              100.0%        $900              100.0%
                                         ====              =====         ====              =====
------------------------------------------------------------------------------------------------------------------------------------


RUN-OFF LOAN PORTFOLIO. In May 2001, management segregated $300 million of Key's allowance for loan losses in connection with the decision to eliminate nonrelationship lending in the leveraged financing and nationally syndicated lending businesses. An additional $190 million was added to this allowance in the fourth quarter. The segregated allowance is being used to exit approximately $2.7 billion in related commitments (which were moved to a separate run-off portfolio) and for losses incurred in connection with loan sales. Approximately $1.7 billion of these commitments (including $1.023 billion of loans outstanding) were remaining as of December 31. The majority of the loans are performing in accordance with their contractual terms. As write-downs on the run-off portfolio occur over time, we do not expect to replenish the related allowance.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES



Figure 25 summarizes certain asset quality indicators, segregated between Key's continuing and run-off loan portfolios. Additional information pertaining to the run-off portfolio is presented in Figure 26.

  FIGURE 25 ASSET QUALITY INDICATORS - CONTINUING AND RUN-OFF LOAN PORTFOLIOS

                                                                                                              Year Ended
                                                           December 31, 2001                               December 31, 2001
                                      -----------------------------------------------------------        ----------------------
                                                        Allowance for Loan Losses                         Net Loan Charge-offs
                                        Loans           -------------------------      Nonperforming      --------------------
dollars in millions                   Outstanding        Amount       % of Loans            Loans         Amount    % of Loans
-----------------------------------------------------------------------------------------------------------------------------------
Continuing loan portfolio                 $62,286        $1,402                2.25%         $679           $458          .71%
Run-off loan portfolio                      1,023           275               26.88           231            215           N/M
------------------------------------------------------------------------------------------------------------------------------------
   Total loan portfolio                   $63,309        $1,677                2.65%         $910           $673         1.02%
                                          =======        ======                              ====           ====
------------------------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful


                        FIGURE 26 RUN-OFF LOAN PORTFOLIO

SUMMARY OF CHANGES IN COMMITMENTS AND LOANS OUTSTANDING

                                                                                     Total                              Loans
in millions                                                                        Commitments                        Outstanding
------------------------------------------------------------------------------------------------------------------------------------
Balance at May 17, 2001                                                              $2,648                             $1,611
   Charge-offs                                                                         (215)                              (215)
   Loans sold                                                                          (115)                              (115)
   Payments/expirations                                                                (624)                              (258)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                                                         $1,694                             $1,023
                                                                                     ======                             ======
------------------------------------------------------------------------------------------------------------------------------------

Summary of Changes in Nonperforming Loans and Nonreplenishing Allowance for Loan Losses(a)

                                                                                 Nonperforming                    Nonreplenishing
in millions                                                                           Loans                          Allowance
------------------------------------------------------------------------------------------------------------------------------------
Balance at May 17, 2001                                                               $ 257                              $ 300
   Provision for loan losses                                                            N/A                                190
   Loans placed on nonaccrual status                                                    278                                N/A
   Charge-offs                                                                         (214)                              (215)
   Loans sold                                                                           (90)                               N/A
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001                                                          $ 231                              $ 275
                                                                                     ======                             ======
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes activity related to the run-off loan portfolio and loans sold.

N/A = Not Applicable


NET LOAN CHARGE-OFFS. Net loan charge-offs for 2001 were $673 million, or 1.02% of average loans, compared with $414 million, or .63% of average loans, for 2000 and $318 million, or .51% of average loans, for 1999. The composition of Key's loan charge-offs and recoveries by type of loan is shown in Figure 27. Net charge-offs increased in 2001 because of continued weakness in the economy and Key's aggressive efforts to resolve credits within the commercial loan run-off portfolio. As shown in Figure 26, this portfolio accounted for $215 million of total net charge-offs recorded during 2001. In addition, net charge-offs within the home equity portfolio rose by $81 million, reflecting the growth of this portfolio, the accelerated disposition of certain nonperforming loans and the impact of continued economic weakness.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES


                   FIGURE 27 SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions                                    2001             2000             1999             1998            1997
------------------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year           $65,976          $65,294          $62,401          $57,422         $51,415
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses at beginning of year       $1,001           $  930            $ 900            $ 900           $ 870
Loans charged off:
   Commercial, financial and agricultural               296              152              108               59              55
   Real estate-- commercial mortgage                     35               31                6               27              16
   Real estate-- construction                             8                1               --                2               3
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate loans                 43               32                6               29              19
   Commercial lease financing                            62               14               20               12               9
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                            401              198              134              100              83
   Real estate-- residential mortgage                    17                8                8               11              11
   Home equity                                           99               19               10                6               4
   Credit card                                            1               17               89              104             113
   Consumer-- direct                                     47               57               41               44              41
   Consumer-- indirect lease financing                   27               23               13                8               4
   Consumer-- indirect other                            192              200              125              111             122
------------------------------------------------------------------------------------------------------------------------------------

      Total consumer loans                              383              324              286              284             295
------------------------------------------------------------------------------------------------------------------------------------

                                                        784              522              420              384             378
Recoveries:
   Commercial, financial and agricultural                26               25               28               25              28
   Real estate-- commercial mortgage                      4                4                4                6              10
   Real estate-- construction                            --               --                1                2               2
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate loans                  4                4                5                8              12
   Commercial lease financing                             5                2                3                1               1
------------------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                             35               31               36               34              41
   Real estate-- residential mortgage                     8                4                4                4               3
   Home equity                                            1                2                1                1              --
   Credit card                                            1                5               14               10               9
   Consumer-- direct                                      8                8                8                6               7
   Consumer-- indirect lease financing                    9                6                3                1               1
   Consumer-- indirect other                             49               52               36               31              24
------------------------------------------------------------------------------------------------------------------------------------

      Total consumer loans                               76               77               66               53              44
------------------------------------------------------------------------------------------------------------------------------------

                                                        111              108              102               87              85
------------------------------------------------------------------------------------------------------------------------------------

Net loans charged off                                  (673)            (414)            (318)            (297)           (293)
Provision for loan losses                             1,350              490              348              297             320
Allowance related to loans acquired (sold), net          (1)              (5)              --               --               3
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses at end of year             $1,677           $1,001            $ 930            $ 900           $ 900
                                                     ======           ======            =====            =====           =====

------------------------------------------------------------------------------------------------------------------------------------

Net loan charge-offs to average loans                  1.02%             .63%             .51%             .52%            .57%
Allowance for loan losses to year-end loans            2.65             1.50             1.45             1.45            1.69
Allowance for loan losses to nonperforming loans     184.29           154.00           208.05           234.38          233.77
------------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS. Figure 28 shows the composition of Key's nonperforming assets. These assets totaled $910 million at December 31, 2001, and represented 1.49% of loans, other real estate owned (known as "OREO") and other nonperforming assets, compared with $672 million, or 1.00%, at December 31, 2000.

The economic slowdown can be expected to continue to impact Key's loan portfolio in general, although the erosion in credit quality that we have experienced is concentrated in several distinct commercial portfolios of limited size. At December 31, 2001, two lines of business, Structured Finance and Healthcare, accounted for $164 million and $160 million, respectively, of Key's nonperforming loans. Although these two lines comprised less than 5% of the total loan portfolio, they accounted for 36% of total nonperforming loans. Key's exposure to the three industries most affected by the events of September 11 (commercial airlines, property and casualty insurance carriers, and hotel/motel) is nominal. At December 31, 2001, our 20 largest nonperforming loans totaled $283 million, representing 31% of total loans on nonperforming status. As shown in Figure 26, the run-off loan portfolio (whose nonperforming loans are also included in Figure 28) accounted for $231 million, or 25%, of Key's total nonperforming loans at the end of the year.

             MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                                    FIGURE 28 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

DECEMBER 31,
dollars in millions                                             2001           2000           1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                       $   409        $   301        $   175        $   144        $   162
Real estate -- commercial mortgage                               187             90            102             79             88
Real estate -- construction                                       83             28              7              6             21
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial real estate loans(a)                         270            118            109             85            109
Commercial lease financing                                        94             48             28             29              5
---------------------------------------------------------------------------------------------------------------------------------
   Total commercial loans                                        773            467            312            258            276
Real estate-- residential mortgage                                42             52             44             60             58
Home equity                                                       50             80             50             26             15
Consumer -- direct                                                 9              8              6              6              8
Consumer -- indirect lease financing                              10              7              3              3             --
Consumer -- indirect other                                        26             36             32             31             28
---------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans                                          137            183            135            126            109
---------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans                                     910            650            447            384            385

OREO                                                              38             23             27             56             66
Allowance for OREO losses                                         (1)            (1)            (3)           (18)           (21)
---------------------------------------------------------------------------------------------------------------------------------
   OREO, net of allowance                                         37             22             24             38             45

Other nonperforming assets                                        --             --              2              1              5
---------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                                $   947        $   672        $   473        $   423        $   435
                                                             =======        =======        =======        =======        =======
---------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more                      $   250        $   236        $   219        $   159        $   128
Accruing loans past due 30 through 89 days                     1,096            963            916            753            749
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans to year-end loans                           1.44%           .97%           .70%           .62%           .72%
Nonperforming assets to year-end loans
   plus OREO and other nonperforming assets                     1.49           1.00            .74            .68            .81
---------------------------------------------------------------------------------------------------------------------------------

(a) See Figure 16 on page 40 and the accompanying discussion on page 38 for more information related to Key's commercial real estate portfolio.

Further information pertaining to the credit exposure inherent in the largest sector of Key's loan portfolio, commercial, financial and agricultural loans, is presented in Figure 29. The types of activity that caused the change in Key's nonperforming loans during 2001 are summarized in Figure 30.

             FIGURE 29 COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

DECEMBER 31, 2001                                                                             NONPERFORMING LOANS
                                                                                       --------------------------------
                                                TOTAL               LOANS                                  % OF LOANS
dollars in millions                          COMMITMENTS         OUTSTANDING            AMOUNT             OUTSTANDING
----------------------------------------------------------------------------------------------------------------------
Industry classification:
   Manufacturing                                   $10,455             $ 4,478             $   148                 3.3%
   Services                                          5,787               2,670                  95                 3.6
   Financial services                                5,595               1,007                   3                  .3
   Retail trade                                      4,014               2,190                  40                 1.8
   Wholesale trade                                   3,014               1,416                  26                 1.8
   Property management                               2,567               1,149                   9                  .8
   Public utilities                                  1,307                 262                  12                 4.6
   Communications                                    1,288                 572                   2                  .3
   Agriculture/forestry/fishing                      1,280                 829                  26                 3.1
   Building contractors                              1,274                 558                  22                 3.9
   Public administration                               710                 326                --                  --
   Transportation                                      700                 464                   5                 1.1
   Insurance                                           576                 131                --                  --
   Mining                                              374                 217                   1                  .5
   Individuals                                         217                 131                   1                  .8
   Other                                             2,078               1,759                  19                 1.1
----------------------------------------------------------------------------------------------------------------------
       Total                                       $41,236             $18,159             $   409                 2.3%
                                                   =======             =======             =======
----------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                            FIGURE 30 SUMMARY OF CHANGES IN NONPERFORMING LOANS

                                                                                       2001 QUARTERS
                                                                    ----------------------------------------------------

in millions                                         FULL YEAR        FOURTH          THIRD        SECOND          FIRST
------------------------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                       $   650        $   885        $   797        $   713        $   650
   Loans placed on nonaccrual status                   1,441            407            324            455            255
   Charge-offs                                          (672)          (220)          (173)          (170)          (109)
   Loans sold                                           (260)           (83)           (35)          (137)            (5)
   Payments                                             (208)           (65)           (20)           (61)           (62)
   Transfers to OREO                                     (29)           (12)            (8)            (2)            (7)
   Loans returned to accrual status                      (12)            (2)          --               (1)            (9)
------------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                             $   910        $   910        $   885        $   797        $   713
                                                     =======        =======        =======        =======        =======
------------------------------------------------------------------------------------------------------------------------

DEPOSITS AND OTHER SOURCES OF FUNDS

"Core deposits" -- domestic deposits other than certificates of deposit of $100,000 or more -- are Key's primary source of funding. During 2001, core deposits averaged $37.5 billion, and represented 50% of the funds Key used to support earning assets, compared with $37.3 billion and 50% during 2000, and $36.9 billion and 51% during 1999. The composition of Key's deposits is shown in Figure 5, which spans pages 30 and 31.

During 2001, the level of Key's core deposits was relatively unchanged from the prior year as the growth of time deposits, which slowed considerably, was offset by a decline in the level of savings deposits. Time deposits grew by 2% in 2001, following an increase of 17% in 2000. The growth rate of these deposits declined because, like our competitors, Key reduced the rates paid for them as the Federal Reserve reduced interest rates in general. At the same time, Key's money market deposit accounts increased slightly, since clients view these investments as relatively liquid and stable in a weak economy.

In 2000, money market deposit accounts, savings deposits and NOW accounts declined, primarily because we sold 28 branches with deposits of $1.3 billion as part of the October 1999 divestiture of the Long Island franchise. At the same time, Key's time deposits grew significantly as a result of our marketing efforts and client preferences for investments that offer higher returns. In 2000, the deposits in Key's Retail Banking division grew by 7% from the prior year and allowed us to moderate our dependence on higher-cost funds.

Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $20.0 billion during 2001, compared with $20.2 billion during 2000 and $17.8 billion in 1999. As shown in Figure 5, Key has relied more heavily on certificates of deposit and foreign branch deposits to fund earning assets over the past two years. In addition, Key continues to consider loan securitizations as a funding alternative when market conditions are favorable. Key securitized and sold education loans totaling $491 million in 2001 and $1.0 billion in 2000.

At December 31, 2001, Key had $6.9 billion in time deposits of $100,000 or more. Figure 31 shows the maturity distribution of these deposits.

                       FIGURE 31 MATURITY DISTRIBUTION OF
                       TIME DEPOSITS OF $100,000 OR MORE

DECEMBER 31, 2001                       DOMESTIC    FOREIGN
in millions                              OFFICES     OFFICE       TOTAL
-------------------------------------------------------------------------------
Remaining maturity:
  Three months or less                    $2,136      $1,599      $3,735
  After three through twelve months        1,580        --         1,580
  After twelve months                      1,571        --         1,571
-------------------------------------------------------------------------------
    Total                                 $5,287      $1,599      $6,886
                                          ======      ======      ======
-------------------------------------------------------------------------------

LIQUIDITY

"Liquidity" measures whether an entity has sufficient cash flow to meet its financial obligations when due. Key has sufficient liquidity when it can meet the needs of depositors, borrowers and creditors at a reasonable cost, on a timely basis, and without adverse consequences. KeyCorp has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities, including acquisitions.

LIQUIDITY RISK. Management recognizes that there are circumstances that could adversely affect Key's liquidity or materially affect the cost of funds. One such circumstance involves the occurrence of events that are systemic in nature, such as terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Examples of these events are the September 11 attacks on the World Trade Center and Pentagon, and the Fall, 1998 Russian and Long-term Capital Management defaults. Another circumstance is a significant downgrade in the public credit rating of Key by a rating agency due to a deterioration in asset quality, a large charge to earnings, a significant merger or acquisition or other events. In addition, market speculation or rumors about Key may cause normal funding sources to withdraw credit until further information becomes available.

LIQUIDITY FOR KEY. Key's Funding and Investment Management Group monitors the overall mix of funding sources with the objective of maintaining an appropriate mix in light of the structure of the asset portfolios. We use several tools to maintain sufficient liquidity.

- We maintain portfolios of short-term money market investments and securities available for sale, substantially all of which could be converted to cash quickly at a small expense.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

- Key's portfolio of investment securities generates prepayments (often at a premium) and payments at maturity.

- We try to structure the maturities of our loans so that we receive a relatively consistent stream of payments from borrowers. We also selectively securitize and package loans for sale.

- Our 911 full-service KeyCenters in 12 states generate a sizable volume of core deposits. We monitor deposit flows and use alternative pricing structures to attract deposits when necessary. For more information about core deposits, see the previous section entitled "Deposits and other sources of funds."

- Key has access to various sources of money market funding (such as Federal funds purchased, securities sold under repurchase agreements, and bank notes) and also can borrow from the Federal Reserve Bank to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve outstanding as of December 31, 2001.

LIQUIDITY FOR THE PARENT COMPANY. KeyCorp meets its liquidity requirements principally through regular dividends from affiliate banks. In 2001, affiliate banks paid KeyCorp a total of $500 million in dividends; KeyCorp also received a $700 million distribution of surplus in the form of cash from KeyBank National Association. As of January 1, 2002, the affiliate banks had an additional $449 million available to pay dividends to KeyCorp without prior regulatory approval. KeyCorp generally maintains excess funds in short-term investments.

ADDITIONAL SOURCES OF LIQUIDITY. Management has implemented several programs that enable Key and KeyCorp to raise money in the public and private markets when necessary. The proceeds from all of these programs can be used for general corporate purposes, including acquisitions.

BANK NOTE PROGRAM. During 2001, Key's affiliate banks raised $5.6 billion under Key's bank note program. Of the notes issued during the year, $1.9 billion have original maturities in excess of one year and are included in long-term debt. The remaining notes have original maturities of one year or less and are included in short-term borrowings. Key's current bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association). At December 31, 2001, KeyBank National Association had $11.8 billion of debt outstanding and $8.2 billion available for future issuance under this program.

EURO NOTE PROGRAM. Under Key's euro note program, KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and many foreign currencies. There were $4.0 billion of borrowings outstanding under this facility as of December 31, 2001, $340 million of which were issued during 2001. At the end of the year, $5.7 billion was available for future issuance under this program.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp has a commercial paper program and a revolving credit agreement with an unaffiliated financial institution that provide funding availability of up to $500 million and $400 million, respectively. As of December 31, 2001, $25 million of borrowings were outstanding under the commercial paper program; no amount was outstanding under the revolving credit agreement.

PARENT COMPANY NOTE PROGRAM AND OTHER SECURITIES. KeyCorp has registered with the Securities and Exchange Commission to provide for the issuance of up to $2.2 billion of securities which could include long- or short-term debt, or equity securities. At December 31, 2001, $2.2 billion of this capacity remained unused, including $1.0 billion which is reserved for issuance as medium-term notes. Key has favorable debt ratings as shown in Figure 32 below. As long as those debt ratings are maintained, management believes that, under normal conditions in the capital markets, any eventual offering of securities would be marketable to investors at a competitive cost.

                             FIGURE 32 DEBT RATINGS


                                      SENIOR     SUBORDINATED
                       SHORT-TERM   LONG-TERM     LONG-TERM     CAPITAL
DECEMBER 31, 2001      BORROWINGS      DEBT         DEBT       SECURITIES
------------------------------------------------------------------------------
KEYCORP
------------------
Standard & Poor's           A-2         A-          BBB+           BBB
Moody's                     P-1         A2            A3         "Baal"

KEYBANK NATIONAL
   ASSOCIATION
------------------
Standard & Poor's           A-1        A              A-            N/A
Moody's                     P-1        A1             A2            N/A
------------------------------------------------------------------------------
N/A = Not Applicable

Figure 33 summarizes Key's significant cash obligations and contractual amounts of off-balance sheet lending commitments at December 31, 2001, by the specific time periods in which related payments are due or commitments expire.


                                     FIGURE 33 CASH OBLIGATIONS AND OFF-BALANCE SHEET COMMITMENTS

DECEMBER 31, 2001                                                            AFTER          AFTER
                                                           WITHIN        1 THROUGH      3 THROUGH          AFTER
in millions                                                1 YEAR          3 YEARS        5 YEARS        5 YEARS         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                              $ 4,361        $ 6,665        $ 1,951        $ 1,577        $14,554
Noncancelable leases                                            124            217            167            455            963
--------------------------------------------------------------------------------------------------------------------------------
   Total cash obligations                                   $ 4,485        $ 6,882        $ 2,118        $ 2,032        $15,517
                                                            =======        =======        =======        =======        =======

Commercial, including real estate                           $18,334        $ 5,663        $ 2,786        $   640        $27,423
Home equity                                                      90            131            147          4,597          4,965
Letters of credit                                             1,720          1,004            683            202          3,609
--------------------------------------------------------------------------------------------------------------------------------
   Total lending-related off-balance sheet commitments      $20,144        $ 6,798        $ 3,616        $ 5,439        $35,997
                                                            =======        =======        =======        =======        =======
--------------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

For more information about Key's sources and uses of cash for the years ended December 31, 2001, 2000 and 1999, see the Consolidated Statements of Cash Flow on page 57.

CAPITAL AND DIVIDENDS

SHAREHOLDERS' EQUITY. Total shareholders' equity at December 31, 2001, was $6.2 billion, down $468 million from the balance at December 31, 2000. The decrease was due primarily to a lower level of retained earnings stemming from significant charges recorded in the second and fourth quarters of 2001. These charges were taken in connection with actions designed to improve Key's business performance and to better position the company to take advantage of an eventual economic rebound. The section entitled "Financial Performance," which begins on page 23, provides more information about these charges. Other factors contributing to the change in shareholders' equity during 2001 are shown in the Statement of Changes in Shareholders' Equity, presented on page 56.

SHARE REPURCHASES. In September 2000, the Board of Directors authorized the repurchase of up to 25,000,000 common shares, including the 3,647,200 shares remaining at the time from an earlier repurchase program. These shares may be repurchased in the open market or through negotiated transactions. During 2001, Key repurchased a total of 2,035,600 of its common shares at an average price per share of $24.56. At December 31, 2001, a remaining balance of 16,764,400 shares may be repurchased under the September 2000 authorization.

At December 31, 2001, Key had 67,883,724 treasury shares. Management expects to reissue those shares over time to support the employee stock purchase, 401(k), stock option and dividend reinvestment plans, and for other corporate purposes. During 2001, Key reissued 2,415,914 treasury shares for employee benefit and dividend reinvestment plans.

CAPITAL ADEQUACY. Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong: the ratio of total shareholders' equity to total assets was 7.60% at December 31, 2001, and 7.59% at December 31, 2000.

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 12 ("Shareholders' Equity"), which begins on page 71, explains the implications of failing to meet specific capital requirements imposed by the banking regulators. Risk-based capital guidelines require a minimum level of capital as a percent of "risk-weighted assets," which is total assets plus certain off-balance sheet items that are adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2001, Key's Tier 1 capital ratio was 7.43%, and its total capital ratio was 11.41%.

The leverage ratio is Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve's risk-adjusted measure for market risk -- as KeyCorp has -- must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2001, KeyCorp had a leverage ratio of 7.65%.

Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from "critically undercapitalized" to "well capitalized." Both of Key's affiliate banks qualified as "well capitalized" at December 31, 2001, since each exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, KeyCorp would also qualify as "well capitalized" at December 31, 2001. The FDIC-defined capital categories serve a limited regulatory function. Investors should not treat them as a representation of the overall financial condition or prospects of Key or its affiliates.

Figure 34 presents the details of Key's regulatory capital position at December 31, 2001 and 2000.

                          FIGURE 34 CAPITAL COMPONENTS
                            AND RISK-WEIGHTED ASSETS

DECEMBER 31,
dollars in millions                                2001          2000
-------------------------------------------------------------------------
TIER 1 CAPITAL
Common shareholders' equity(a)                   $ 6,117        $ 6,609
Qualifying capital securities                      1,243          1,243
Less: Goodwill                                     1,101          1,324
      Other assets(b)                                 37             44
-------------------------------------------------------------------------
   Total Tier 1 capital                            6,222          6,484
-------------------------------------------------------------------------
TIER 2 CAPITAL
Allowance for loan losses(c)                       1,040          1,001
Net unrealized holding gains(d)                     --               16
Qualifying long-term debt                          2,286          2,136
-------------------------------------------------------------------------
   Total Tier 2 capital                            3,326          3,153
-------------------------------------------------------------------------
   Total risk-based capital                      $ 9,548        $ 9,637
                                                 =======        =======

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet            $67,783        $71,326
Risk-weighted off-balance sheet exposure          17,480         13,776
Less: Goodwill                                     1,101          1,324
      Other assets(b)                                 37             44
Plus: Market risk-equivalent assets                  217            225
      Net unrealized holding gains(d)               --               16
-------------------------------------------------------------------------
   Gross risk-weighted assets                     84,342         83,975
Less: Excess allowance for loan losses(c)            637           --
-------------------------------------------------------------------------
   Net risk-weighted assets                      $83,705        $83,975
                                                 =======        =======

AVERAGE QUARTERLY TOTAL ASSETS                   $81,329        $85,427
                                                 =======        =======

CAPITAL RATIOS
Tier 1 risk-based capital ratio                     7.43%          7.72%
Total risk-based capital ratio                     11.41          11.48
Leverage ratio(e)                                   7.65           7.71
-------------------------------------------------------------------------

(a) Common shareholders' equity does not include net unrealized gains or losses on securities (except for net unrealized losses on marketable equity securities) and net gains or losses on cash flow hedges.

(b) Intangible assets (excluding goodwill) recorded after February 19, 1992, and deductible portions of purchased mortgage servicing rights.

(c) The allowance for loan losses included in Tier 2 capital is limited by regulation to 1.25% of gross risk-weighted assets, excluding those with low-level recourse.

(d) Net unrealized holding gains included in Tier 2 capital are limited by regulation to 45% of net unrealized holding gains on available-for-sale equity securities with readily determinable fair values.

(e) This ratio is Tier 1 capital divided by average quarterly total assets less goodwill and the nonqualifying intangible assets described in footnote (b).

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

KeyCorp's common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2001:

- Book value per common share was $14.52, based on 424,005,056 shares outstanding, compared with $15.65, based on 423,253,899 shares outstanding at December 31, 2000.

- In 2001, the quarterly dividend was $.295 per common share, up from $.28 per common share in 2000. On December 19, 2001, the quarterly dividend per common share was increased by 1.7% to $.30, effective with the March 2002 dividend payment.

- The closing sales price of a KeyCorp common share on the New York Stock Exchange was $24.34. This price was 168% of year-end book value per share, and would produce a dividend yield of 4.93% based on the quarterly dividend of $.30 per common share.

-   There were 45,340 holders of record of KeyCorp common shares.

Figure 35 shows the sales price ranges of the common shares, per common share net income (loss) and dividends paid by quarter for each of the last two years.

FOURTH QUARTER RESULTS

Some of the highlights of Key's fourth quarter results are summarized below. Key's financial performance for each of the past eight quarters is summarized in Figure 35.

NET INCOME (LOSS). Key had a net loss of $174 million, or $.41 per common share, for the fourth quarter of 2001, compared with net income of $266 million, or $.62 per share, for the same period in 2000. The decline in Key's results reflects the adverse effects of a sluggish economy on Key's credit quality and capital markets-sensitive businesses, such as principal investing. Results for the fourth quarter of 2001 include core charges of approximately $410 million (after tax), or $.96 per share, taken to increase Key's allowance for loan losses and to strengthen the balance sheet. The section entitled "Financial performance," which begins on page 23, provides more information about these charges.

On an annualized basis, Key's return on average total assets for the fourth quarter of 2001 was (.84)%, compared with a return of 1.24% for the fourth quarter of 2000. The annualized return on average equity was (10.57)% for the fourth quarter of 2001, compared with a return of 16.16% for the year-ago quarter.

NET INTEREST INCOME. Net interest income was $700 million for the fourth quarter of 2001, down slightly from $702 million for the fourth quarter of 2000. A 27 basis point rise in Key's net interest margin to 3.98%, the highest level since the fourth quarter of 1998, was more than offset by a 4% decrease in average earning assets to $72.7 billion. The decrease in earning assets was due primarily to Key's May 2001 decision to exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain nonrelationship commercial lending. Key's sale in September of $1.4 billion of residential mortgage loans with low interest rate spreads also contributed to the decrease.

The net interest margin rose by 13 basis points from the third quarter of 2001 and accounted for nearly one-half of the 27 basis point improvement from the fourth quarter of 2000. Almost one-half of the fourth quarter increase, or 6 basis points, is attributable to an increase in the taxable-equivalent adjustment related to income derived from portions of our equipment leasing portfolio. This income is now subject to a lower income tax rate than the one previously used to calculate our tax expense accrual. Although a portion of the fourth quarter increase represents a cumulative catch-up adjustment, the application of the lower tax rate will provide continued future benefits.

NONINTEREST INCOME. Key's noninterest income was $418 million for the fourth quarter of 2001 and includes $60 million of core charges for principal investing write-downs and an increase in our reserve for customer derivative losses. This compares with net income of $508 million a year ago. Lower income from investment banking and capital markets activities (down $28 million), net gains from sales of securities (down $20 million) and trust and investment services (down $13 million) accounted for the decrease. These unfavorable results were offset partially by a $21 million increase in service charges on deposit accounts. Also, traditional fee income in the fourth quarter of 2001 was supplemented by $10 million of additional revenue, representing the value of shares received as a result of the demutualization of an insurance company in which Key is a policyholder. Key contributed these shares to its charitable foundation.

NONINTEREST EXPENSE. Noninterest expense for the fourth quarter of 2001 totaled $702 million, including the $10 million contribution discussed above. This compares with $705 million in the fourth quarter of 2000. Personnel expense decreased by $25 million, primarily because incentive compensation tied to revenue production declined, as did the total number of employees. The decline in personnel expense was partially offset by moderate increases in a number of other expense categories.

PROVISION FOR LOAN LOSSES. Key's provision for loan losses was $723 million for the fourth quarter of 2001, compared with $108 million for the fourth quarter of 2000. Included in the fourth quarter 2001 amount is a provision of $590 million, of which $400 million was used to increase the allowance for loan losses for Key's continuing loan portfolio. The remaining $190 million was added to the portion of the allowance segregated in the second quarter in connection with Key's decision to eliminate certain nonrelationship lending, as discussed on page 44, under the heading "Run-off loan portfolio." The fourth quarter increase in the overall allowance is a result of continued weakness in the economy and the related adverse effects on Key's specific portfolios. Net loan charge-offs totaled $220 million and were 1.37% of average loans outstanding for the quarter, compared with $108 million and .64%, respectively, for the fourth quarter of 2000. For more information about Key's allowance for loan losses, see the section entitled "Allowance for loan losses," which begins on page 43.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                                             FIGURE 35 SELECTED QUARTERLY FINANCIAL DATA

                                                                  2001                                       2000
                                                  ------------------------------------       ------------------------------------

dollars in millions, except per share amounts     FOURTH     THIRD     SECOND    FIRST        FOURTH    THIRD    SECOND     FIRST
-----------------------------------------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                   $1,210    $1,380     $1,467    $1,570       $1,652    $1,596    $1,540    $1,489
Interest expense                                     510       656        754       882          950       912       867       818
Net interest income                                  700       724        713       688          702       684       673       671
Provision for loan losses                            723       116        401       110          108       131        68       183
Noninterest income before net
   securities gains (losses)                         419       452        390       429          489       455       473       805
Net securities gains (losses)                         (1)        2          8        26           19       (50)        2         1
Noninterest expense                                  702       683        858       698          705       787       698       727
Income (loss) before income taxes and
   cumulative effect of accounting changes          (307)      379       (148)      335          397       171       382       567
Income (loss) before cumulative effect
   of accounting changes                            (174)      249       (136)      218          266       121       248       367
Net income (loss)                                   (174)      249       (160)      217          266       121       248       367
Net income (loss) -- core                           (174)      249         28       217          272       245       249       243
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income (loss) before cumulative
   effect of accounting changes                    $(.41)     $.59      $(.32)     $.51         $.63      $.28      $.57      $.83
Income (loss) before cumulative
   effect of accounting changes
   -- assuming dilution                             (.41)      .58       (.32)      .51          .62       .28       .57       .83
Net income (loss)                                   (.41)      .59       (.38)      .51          .63       .28       .57       .83
Net income (loss) -- core                           (.41)      .59        .07       .51          .64       .57       .57       .55
Net income (loss) -- assuming dilution              (.41)      .58       (.38)      .51          .62       .28       .57       .83
Net income (loss) -- assuming dilution -- core      (.41)      .58        .07       .51          .63       .57       .57       .55
Cash dividends paid                                 .295      .295       .295      .295          .28       .28       .28       .28
Book value at period end                           14.52     15.53      15.22     15.79        15.65     15.26     15.09     14.84
Market price:
   High                                            24.52     28.15      26.43     27.58        28.50     27.06     23.00     22.25
   Low                                             20.49     22.20      22.10     22.65        21.50     17.50     17.00     15.56
   Close                                           24.34     24.14      26.05     25.80        28.00     25.31     17.63     19.00
Weighted average common shares (000)             423,596   424,802    424,675   424,024      425,054   429,584   434,112   441,834
Weighted average common shares and
   potential common shares (000)                 423,596   430,346    424,675   429,917      430,634   431,972   436,022   443,757
-----------------------------------------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                            $63,309   $64,506    $66,693   $67,027      $66,905   $66,299   $65,612   $64,064
Earning assets                                    71,672    73,943     76,531    77,027       77,316    75,786    74,748    73,953
Total assets                                      80,938    84,419     85,838    86,457       87,270    85,500    84,719    83,504
Deposits                                          44,795    45,372     45,743    45,965       48,649    47,809    49,076    46,036
Long-term debt                                    14,554    15,114     14,675    14,495       14,161    13,800    14,097    14,784
Shareholders' equity                               6,155     6,575      6,467     6,702        6,623     6,520     6,507     6,493

Full-time equivalent employees                    21,230    21,297     21,742    21,882       22,142    22,457    23,005    23,474
Branches                                             911       911        926       922          922       932       938       937
-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                      (.84)%    1.16%      (.75)%    1.02%        1.24%      .57%     1.20%     1.77%
Return on average total assets -- core              (.84)     1.16        .13      1.02         1.27      1.16      1.20      1.17
Return on average equity                          (10.57)    15.20      (9.67)    13.28        16.16      7.39     15.40     22.68
Return on average equity -- core                  (10.57)    15.20       1.69     13.28        16.53     14.97     15.46     15.02
Net interest margin (taxable equivalent)            3.98      3.85       3.77      3.63         3.71      3.68      3.68      3.68
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                                    7.60%     7.79%      7.53%     7.75%        7.59%     7.63%     7.68%     7.78%
Tangible equity to tangible assets                  6.29      6.51       6.25      6.29         6.12      6.10      6.12      6.16
Tier 1 risk-based capital                           7.43      7.81       7.71      7.99         7.72      7.59      7.88      7.98
Total risk-based capital                           11.41     11.77      11.81     12.32        11.48     11.34     11.74     12.04
Leverage                                            7.65      7.90       7.68      7.79         7.71      7.76      7.90      7.89
-----------------------------------------------------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the two-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures"), which begins on page 63, has specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

                            KEYCORP AND SUBSIDIARIES

                              REPORT OF MANAGEMENT

Key's management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with accounting principles generally accepted in the United States and reflect management's best estimates and judgments. Management believes that the financial statements and notes present fairly Key's financial position, results of operations and cash flows, and that the financial information presented elsewhere in this annual report is consistent with the financial statements.

Management is responsible for establishing and maintaining a system of internal control to ensure the protection of assets and the integrity of the financial statements. This corporate-wide system of controls includes self- monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls, among other things.

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

Management has assessed Key's internal control and procedures over financial reporting using criteria described in "Internal Control -- Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 2001.

/s/ Henry L. Meyer III

Henry L. Meyer III
Chairman and Chief Executive Officer

/s/ K. Brent Somers

K. Brent Somers
Senior Executive Vice President and Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP
Cleveland, Ohio
January 14, 2002

                            KEYCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
dollars in millions                                                                               2001                 2000
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                                          $ 2,891              $ 3,189
Short-term investments                                                                             1,898                1,884
Securities available for sale                                                                      5,346                7,329
Investment securities (fair value: $1,128 and $1,208)                                              1,119                1,198
Loans, net of unearned income of $1,778 and $1,789                                                63,309               66,905
      Less: Allowance for loan losses                                                              1,677                1,001
------------------------------------------------------------------------------------------------------------------------------
      Net loans                                                                                   61,632               65,904
Premises and equipment                                                                               687                  717
Goodwill                                                                                           1,101                1,324
Other intangible assets                                                                               31                   44
Corporate-owned life insurance                                                                     2,313                2,215
Accrued income and other assets                                                                    3,920                3,466
------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                               $80,938              $87,270
                                                                                                 =======              =======

LIABILITIES
Deposits in domestic offices:
   Money market deposit accounts                                                                 $12,845              $12,066
   Savings deposits                                                                                1,918                2,032
   NOW Accounts                                                                                      616                  506
   Certificates of deposit ($100,000 or more)                                                      4,493                5,797
   Other time deposits                                                                            13,657               15,118
------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing                                                                      33,529               35,519
   Noninterest-bearing                                                                             9,667                9,076
Deposits in foreign office-- interest-bearing                                                      1,599                4,054
------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                              44,795               48,649
Federal funds purchased and securities sold under repurchase agreements                            3,735                4,936
Bank notes and other short-term borrowings                                                         5,549                6,957
Accrued expense and other liabilities                                                              4,862                4,701
Long-term debt                                                                                    14,554               14,161
Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary
   trusts holding solely subordinated debentures of KeyCorp (see Note 11)                          1,288                1,243
------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                           74,783               80,647

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                              --                   --
Common shares, $1 par value; authorized 1,400,000,000 shares;
   issued 491,888,780 shares                                                                         492                  492
Capital surplus                                                                                    1,390                1,402
Retained earnings                                                                                  5,856                6,352
Loans to ESOP trustee                                                                               --                    (13)
Treasury stock, at cost (67,883,724 and 68,634,881 shares)                                        (1,585)              (1,600)
Accumulated other comprehensive income (loss)                                                          2                  (10)
------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                                                   6,155                6,623
------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                                 $80,938              $87,270
                                                                                                 =======              =======
==============================================================================================================================

See Notes to Consolidated Financial Statements.

                                                      KEYCORP AND SUBSIDIARIES

                                                  CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                    2001              2000                1999
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                           $ 5,067          $ 5,699              $ 5,146
Taxable investment securities                                                        27               26                   15
Tax-exempt investment securities                                                     17               23                   31
Securities available for sale                                                       451              446                  424
Short-term investments                                                               65               83                   79
-----------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                          5,627            6,277                5,695

INTEREST EXPENSE
Deposits                                                                          1,478            1,768                1,305
Federal funds purchased and securities sold under repurchase agreements             198              287                  220
Bank notes and other short-term borrowings                                          302              428                  426
Long-term debt, including capital securities                                        824            1,064                  957
-----------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                         2,802            3,547                2,908
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                               2,825            2,730                2,787
Provision for loan losses                                                         1,350              490                  348
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                               1,475            2,240                2,439

NONINTEREST INCOME
Trust and investment services income                                                550              608                  599
Investment banking and capital markets income                                       189              372                  354
Service charges on deposit accounts                                                 387              341                  330
Corporate-owned life insurance income                                               114              109                  107
Letter of credit and loan fees                                                      124              107                   98
Net securities gains (losses)                                                        35              (28)                  29
Gains from branch divestitures                                                     --               --                    194
Gains from other divestitures                                                      --                332                  161
Other income                                                                        326              353                  443
-----------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                       1,725            2,194                2,315

NONINTEREST EXPENSE
Personnel                                                                         1,378            1,445                1,482
Net occupancy                                                                       232              223                  239
Computer processing                                                                 252              240                  236
Equipment                                                                           152              173                  203
Marketing                                                                           112              110                  106
Amortization of intangibles                                                         245              101                  104
Professional fees                                                                    88               89                   70
Restructuring charges                                                                (4)             102                   98
Other expense                                                                       486              434                  532
-----------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                      2,941            2,917                3,070

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGES                                                            259            1,517                1,684
Income taxes                                                                        102              515                  577
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES                               157            1,002                1,107
   Cumulative effect of accounting changes, net of tax (see Note 1)                 (25)            --                   --
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $   132          $ 1,002              $ 1,107
                                                                                =======          =======              =======

Per common share:
   Income before cumulative effect of accounting changes                        $   .37          $  2.32              $  2.47
   Net income                                                                       .31             2.32                 2.47
   Income before cumulative effect of accounting changes--
      assuming dilution                                                             .37             2.30                 2.45
   Net income-- assuming dilution                                                   .31             2.30                 2.45
Weighted average common shares outstanding (000)                                424,275          432,617              448,168
Weighted average common shares and potential common
   shares outstanding (000)                                                     429,573          435,573              452,363
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


                                                      KEYCORP AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                            LOANS TO     TREASURY
                                                               COMMON          CAPITAL         RETAINED         ESOP       STOCK,
dollars in millions, except per share amounts                  SHARES          SURPLUS         EARNINGS      TRUSTEE      AT COST
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                  $   492          $ 1,412          $ 5,192     $   (34)      $  (923)
Net income                                                                                        1,107
Other comprehensive losses:
   Net unrealized losses on securities available
      for sale, net of income taxes of ($94)(a)
   Foreign currency translation adjustments

         Total comprehensive income

Cash dividends declared on common shares
   ($1.04 per share)                                                                               (467)
Issuance of common shares:
   Acquisition-- 632,183 shares                                                      6                                         15
   Employee benefit and dividend reinvestment
      plans-- 2,249,181 net shares                                                  (6)                                        55
Repurchase of common shares-- 11,906,424 shares                                                                              (344)
ESOP transactions                                                                                     1          10
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                                      492            1,412            5,833         (24)       (1,197)
Net income                                                                                        1,002
Other comprehensive income (losses):
   Net unrealized gains on securities available
      for sale, net of income taxes of $80(a)
   Foreign currency translation adjustments

         Total comprehensive income

Cash dividends declared on common shares
   ($1.12 per share)                                                                               (484)
Issuance of common shares:
   Employee benefit and dividend reinvestment
      plans-- 2,480,161 net shares                                                 (10)                                        59
Repurchase of common shares-- 22,652,800 shares                                                                              (462)
ESOP transactions                                                                                     1          11
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                                      492            1,402            6,352         (13)       (1,600)
Net income                                                                                          132
Other comprehensive income (losses):
   Net unrealized gains on securities available
      for sale, net of income taxes of $11(a)
   Cumulative effect of change in accounting for
      derivative financial instruments, net of income
      taxes of ($12)
   Net unrealized gains on derivative financial instruments,
      net of income taxes of $12
   Foreign currency translation adjustments

         Total comprehensive income

Cash dividends declared on common shares
   ($1.48 per share)                                                                               (628)
Issuance of common shares:
   Acquisition-- 370,830 shares                                                                                                 9
   Employee benefit and dividend reinvestment
      plans-- 2,415,914 net shares                                                 (12)                                        56
Repurchase of common shares-- 2,035,600 shares                                                                                (50)
ESOP transactions                                                                                                13
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                                  $   492          $ 1,390          $ 5,856        --         $(1,585)
                                                              =======          =======          =======      =======      ========
===================================================================================================================================

                                                           Accumulated
                                                                 Other
                                                         Comprehensive   Comprehensive
dollars in millions, except per share amounts            Income (Loss)          Income
----------------------------------------------------------------------   -------------
BALANCE AT DECEMBER 31, 1998                                  $    28
Net income                                                                     $ 1,107
Other comprehensive losses:
   Net unrealized losses on securities available
      for sale, net of income taxes of ($94)(a)                  (148)            (148)
   Foreign currency translation adjustments                        (7)              (7)
                                                                               -------
         Total comprehensive income                                            $   952
                                                                               =======

Cash dividends declared on common shares
   ($1.04 per share)
Issuance of common shares:
   Acquisition-- 632,183 shares
   Employee benefit and dividend reinvestment
      plans-- 2,249,181 net shares
Repurchase of common shares-- 11,906,424 shares
ESOP transactions
---------------------------------------------------------------------    -------------
BALANCE AT DECEMBER 31, 1999                                     (127)
Net income                                                                     $ 1,002
Other comprehensive income (losses):
   Net unrealized gains on securities available
      for sale, net of income taxes of $80(a)                     132              132
   Foreign currency translation adjustments                       (15)             (15)
                                                                               -------
         Total comprehensive income                                            $ 1,119
                                                                               =======

Cash dividends declared on common shares
   ($1.12 per share)
Issuance of common shares:
   Employee benefit and dividend reinvestment
      plans-- 2,480,161 net shares
Repurchase of common shares-- 22,652,800 shares
ESOP transactions
---------------------------------------------------------------------    -------------
BALANCE AT DECEMBER 31, 2000                                      (10)
Net income                                                                     $   132
Other comprehensive income (losses):
   Net unrealized gains on securities available
      for sale, net of income taxes of $11(a)                      13               13
   Cumulative effect of change in accounting for
      derivative financial instruments, net of income
      taxes of ($12)                                              (22)             (22)
   Net unrealized gains on derivative financial instruments,
      net of income taxes of $12                                   20               20
   Foreign currency translation adjustments                         1                1
                                                                               -------
         Total comprehensive income                                            $   144
                                                                               =======

Cash dividends declared on common shares
   ($1.48 per share)
Issuance of common shares:
   Acquisition-- 370,830 shares
   Employee benefit and dividend reinvestment
      plans-- 2,415,914 net shares
Repurchase of common shares-- 2,035,600 shares
ESOP transactions
---------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                                  $     2
                                                              =======
=====================================================================



(a) Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains or losses as of December 31, of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($5) million [($4) million after tax] in 2001, ($11) million [($7) million after tax] in 2000 and $3 million ($2 million after tax) in 1999.

See Notes to Consolidated Financial Statements.


                                                      KEYCORP AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                              2001             2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                             $   132          $ 1,002            $ 1,107
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                             1,350              490                348
   Cumulative effect of accounting changes, net of tax                                      25             --                 --
   Depreciation expense and software amortization                                          285              281                292
   Amortization of intangibles                                                             245              101                104
   Net gains from divestitures                                                            --               (332)              (355)
   Net securities (gains) losses                                                           (35)              28                (29)
   Net (gains) losses from venture capital investments                                      79              (70)               (38)
   Net gains from loan securitizations and sales                                           (49)             (31)               (86)
   Deferred income taxes                                                                  (139)             335                466
   Net (increase) decrease in mortgage loans held for sale                                 (10)            (164)                 3
   Net decrease in trading account assets                                                  146               26                109
   Net increase (decrease) in accrued restructuring charges                                (64)              31                 88
   Other operating activities, net                                                        (271)            (114)              (155)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                1,694            1,583              1,854
INVESTING ACTIVITIES
Net increase in loans, excluding acquisitions, sales and divestitures                   (1,876)          (7,215)            (8,110)
Purchases of loans                                                                        (107)            --                   (7)
Proceeds from loan securitizations and sales                                             4,916            4,978              4,776
Purchases of investment securities                                                        (271)            (404)              (294)
Proceeds from sales of investment securities                                                56              129                 17
Proceeds from prepayments and maturities of investment securities                          250              211                292
Purchases of securities available for sale                                              (4,290)          (6,855)            (4,750)
Proceeds from sales of securities available for sale                                       349            2,450                419
Proceeds from prepayments and maturities of securities available for sale                5,859            3,859              3,176
Net (increase) decrease in other short-term investments                                   (160)             (49)                 5
Purchases of premises and equipment                                                       (121)            (103)               (94)
Proceeds from sales of premises and equipment                                               15               22                 27
Proceeds from sales of other real estate owned                                              27               28                 10
Net cash paid in connection with divestitures                                             --               --                 (576)
Cash used in acquisitions, net of cash acquired                                             (3)            (375)              --
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                      4,644           (3,324)            (5,109)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                     (3,854)           5,416              1,985
Net decrease in short-term borrowings                                                   (2,609)            (696)            (1,560)
Net proceeds from issuance of long-term debt, including capital securities               3,864            4,286              5,220
Payments on long-term debt, including capital securities                                (3,532)          (5,985)            (2,102)
Loan payments received from ESOP trustee                                                    13               11                 10
Purchases of treasury shares                                                               (50)            (462)              (344)
Net proceeds from issuance of common stock                                                  33               28                 33
Cash dividends paid                                                                       (501)            (484)              (467)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                     (6,636)           2,114              2,775
-----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                        (298)             373               (480)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                             3,189            2,816              3,296
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                 $ 2,891          $ 3,189            $ 2,816
                                                                                       =======          =======            =======
-----------------------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
   Interest paid                                                                       $ 2,626          $ 3,572            $ 2,749
   Income taxes paid                                                                       115               92                185
Noncash items:
   Derivative assets resulting from adoption of new accounting standard                $   120             --                 --
   Derivative liabilities resulting from adoption of new accounting standard               152             --                 --
   Cash dividends declared, but not paid                                                   127             --                 --
   Transfer of credit card receivables to loans held for sale                             --               --              $ 1,299
   Reclassification of financial instruments from loans to securities available for sale  --               --                  374
   Fair value of Concord EFS, Inc. shares received                                        --               --                  170
   Carrying amount of Electronic Payment Services, Inc. shares divested                   --               --                   36
   Assets sold                                                                            --               --                  523
   Liabilities sold                                                                       --               --                1,335
===================================================================================================================================

See Notes to Consolidated Financial Statements.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation's largest bank- based financial services companies. KeyCorp's subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through three major lines of business: Key Consumer Banking, Key Corporate Finance and Key Capital Partners. As of December 31, 2001, KeyCorp's banking subsidiaries operated 911 full-service branches, a telephone banking call center services group and 2,333 ATMs in 20 states.

As used in these Notes, KEYCORP refers solely to the parent company and KEY refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

USE OF ESTIMATES

Key's accounting policies conform to accounting principles generally accepted in the United States and prevailing practices within the financial services industry. Management must make certain estimates and judgments when determining the amounts presented in Key's consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported results have been reclassified to conform to current reporting practices.

BUSINESS COMBINATIONS

In a business combination accounted for as a pooling-of-interests, the assets, liabilities and shareholders' equity of Key and the combined company are carried forward at historical amounts. The results of operations are combined and financial statements from prior periods are restated to give effect to the combination.

When Key accounts for a business combination as a purchase, the acquired company's net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key's results from that date forward. Purchase premiums and discounts, including intangible assets, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

The provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," became effective as of July 1, 2001, superseding the previous accounting for business combinations. Additional information pertaining to this new accounting standard is summarized under the heading "Accounting Pronouncements Adopted in 2001," which begins on page 61.


STATEMENT OF CASH FLOW

Cash and due from banks are considered "cash and cash equivalents" for financial reporting purposes.

SECURITIES

Key classifies its securities into three categories: trading, investment and available for sale.

TRADING ACCOUNT SECURITIES. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term. These securities are reported at fair value ($597 million at December 31, 2001, and $743 million at December 31, 2000) and included in "short-term investments" on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in "other income" on the income statement.

INVESTMENT SECURITIES. These include debt securities that Key has the intent and ability to hold until maturity and equity securities that do not have readily determinable fair values. The debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the basis of the adjusted carrying amount. The equity securities consist mainly of investments held in Key's Principal Investing unit. Principal investments include direct and indirect investments predominantly in privately held companies. These investments are carried at estimated fair value as determined by management. Changes in estimated fair values and actual gains and losses on sales of these investments are included in "investment banking and capital markets income" on the income statement.

SECURITIES AVAILABLE FOR SALE. These are debt and equity securities that Key has not classified as trading account securities or investment securities. Securities available for sale are reported at fair value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders' equity as a component of "accumulated other comprehensive income (loss)." Actual gains and losses on sales of these securities are computed for each specific security sold and included in "net securities gains (losses)" on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 2001, loans held for sale include mortgage and education loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. When a loan is placed in the held for sale category, amortization of the related deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized as part of the cost basis of the related loan at the time it is sold.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Net gains on sales of lease residuals are included in "other income" on the income statement.

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

Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., loans to finance residential mortgages, automobiles, etc.), are designated "impaired." Impaired loans and other nonaccrual loans are returned to accrual status when management determines that the borrower's performance has improved and that both principal and interest are collectible. This generally requires a sustained period of timely principal and interest payments.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Key determines and maintains an appropriate allowance for loan losses based on an analysis of the quality of the loan portfolio. This analysis is conducted at least quarterly and more often if deemed necessary.

ALLOWANCE FOR IMPAIRED LOANS. When appropriate, an impaired loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the estimated present value of future cash flows and the fair value of any existing collateral. When expected cash flows or collateral values do not justify the carrying amount of the loan, the amount that management deems uncollectible (the impaired amount) is charged against the allowance for loan losses. Even when collateral value or other sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full, an amount is specifically allocated in the allowance for loan losses.

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

- changes in experience, ability and depth of lending management and staff, in lending policies or in the mix and volume of the loan portfolio;

-   the trend of the volume of past due, nonaccrual and other loans; and

- external forces, such as competition, legal developments and regulatory guidelines.

LOAN SECURITIZATIONS

Key sells education and other types of loans through securitizations. Securitized loans are removed from the balance sheet and a net gain or loss is recorded when the combined net sales proceeds and, if applicable, residual interests differ from the loans' allocated carrying amount. Net gains and losses resulting from securitizations are recorded in "other income" on the income statement. A servicing asset may also be recorded if Key either purchases or retains the right to service these loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements also is recorded in "other income."

In some cases, Key retains a residual interest in securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset and/or a security. These retained interests are subject to the rules contained in SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under these rules, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by computing the present value of estimated cash flows, using a discount rate considered commensurate with the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Other assumptions used in the determination of fair value are disclosed in Note 7 ("Retained Interests in Loan Securitizations") on page 68. The retained interests are accounted for like debt securities classified as available for sale or as trading account assets.

On a quarterly basis, Key ensures that all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate and the present value of cash flows is recalculated based on the revised assumptions.

The present value of these cash flows is referred to as the retained interest fair value. For retained interests classified as trading account assets, any increase or decrease in the asset's fair value is recognized in "other income." Generally, if the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of "accumulated other comprehensive income (loss)," and the yield on the retained interest is adjusted prospectively. See the section entitled "Recognition of interest income and impairment on certain investments," on page 62 for more information regarding the accounting guidance that governs the determination of impairment on Key's retained interests.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

SERVICING ASSETS

Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($73 million at December 31, 2001, and $49 million at December 31, 2000) and included in "accrued income and other assets" on the balance sheet. Fair value is initially measured by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with the serviced loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in "other income" on the income statement.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2001, and $980 million at December 31, 2000.

INTANGIBLE ASSETS

"Goodwill" represents the amount by which the cost of net assets acquired exceeds their fair value. Goodwill is amortized using the straight-line method over the period (up to 25 years) that management expects the acquired assets to have value.

"Other intangibles" represent primarily the net present value of the future economic benefits to be derived from the purchase of core deposits. Other intangibles are amortized on either an accelerated or straight-line basis over periods ranging from 5 to 15 years.

Accumulated amortization on goodwill and other intangible assets was $908 million at December 31, 2001, and $666 million at December 31, 2000. Key reviews goodwill and other intangibles for impairment when impairment indicators, such as significant changes in market conditions, changes in product mix or management focus, or a potential sale or disposition, arise. In most instances, Key has used the undiscounted cash flow method in testing for impairment. In May 2001, Key recorded a goodwill impairment charge of $150 million as a result of management's decision to downsize the automobile finance business.

The current accounting guidance for goodwill and other intangible assets has been superseded by the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," which became effective for Key as of January 1, 2002. In accordance with this new guidance, Key will cease goodwill amortization and will test goodwill for impairment at least annually using various valuation techniques recommended by the new standard. Additional information pertaining to SFAS No. 142 is summarized under the heading "Accounting Pronouncements Pending Adoption," on page 62.


INTERNALLY DEVELOPED SOFTWARE

Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in "accrued income and other assets" on the balance sheet. The resulting asset ($134 million at December 31, 2001, and $208 million at December 31, 2000) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phase of an internal software project are expensed as incurred.

Software that is considered impaired is written down to its fair value. Software that is no longer used is written off to earnings immediately. When management decides to replace unimpaired software, amortization of such software is accelerated to the expected replacement date.

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

Key's accounting policies related to such derivatives reflect the accounting guidance in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended and interpreted), which became effective for Key as of January 1, 2001. Additional information pertaining to this new accounting standard is summarized under the heading "Accounting Pronouncements Adopted in 2001," on page 61.

Prior to the effective date of the new accounting standard, to qualify for hedge accounting treatment, a derivative had to be effective at reducing the risk associated with the exposure being managed and had to be designated as a risk management transaction at the inception of the derivative contract. An instrument effectively reduced risk if there was a high degree of interest rate correlation between the derivative and the asset or liability being managed, both at inception and over the life of the derivative contract.

There were several rules that governed the hedge accounting treatment of derivatives:

- Changes in fair value of a derivative were not included in the financial statements.

- The net interest income or expense associated with a derivative was accrued and recognized as an adjustment to the interest income or interest expense of the asset or liability being managed.

- The interest receivable or payable from a derivative contract was recorded in "other assets" or "other liabilities" on the balance sheet.

- Premiums paid for a derivative were amortized as an adjustment to the interest income or expense of the asset or liability being managed.

- Realized gains and losses resulting from the early termination of a derivative contract were deferred as an adjustment to the carrying amount of the related asset or liability. Such gains or losses were

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

    amortized using the straight-line method over the shorter of the projected remaining life of the derivative contract on the date of termination or the projected remaining life of the underlying asset or liability on that date.

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

All derivatives used for trading purposes are recorded at fair value. Fair value is determined by estimating the present value of future cash flows. Derivatives with a positive fair value are included in "accrued income and other assets" on the balance sheet, and derivatives with a negative fair value are included in "accrued expense and other liabilities." Changes in fair value (including payments and receipts) are recorded in "investment banking and capital markets income" on the income statement.

EMPLOYEE STOCK OPTIONS

Key accounts for stock options issued to employees using the intrinsic value method. This method requires that compensation expense be recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the grant date. Key's employee stock options generally have fixed terms and exercise prices that are equal to or greater than the fair value of Key's common shares at the grant date, so Key generally does not recognize compensation expense related to stock options.

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

To qualify as restructuring charges, costs must be incremental and incurred as a direct result of a restructuring event or transaction. Restructuring charges do not include costs that are associated with or incurred to benefit future periods. Among the costs typically included in restructuring charges are those related to:

-   employee severance and termination benefits;

-   the consolidation of operations facilities; and

-   losses resulting from the impairment or disposal of assets.

ACCOUNTING PRONOUNCEMENTS
ADOPTED IN 2001

DERIVATIVES AND HEDGING ACTIVITIES. Effective January 1, 2001, Key adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes the appropriate accounting and reporting for derivative instruments ("derivatives") and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of derivatives depends on whether they have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings.

A derivative that is designated and qualifies as a hedging instrument must be designated as either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Key does not have any derivatives that hedge net investments in foreign operations.

A fair value hedge is used to hedge changes in the fair value of existing assets, liabilities and firm commitments against changes in interest rates or other economic factors. Key recognizes the gain or loss on the derivative, as well as the related loss or gain on the hedged item attributable to the hedged risk, in earnings during the period in which the fair value changed. Thus, to the extent that the hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.

A cash flow hedge is used to hedge the variability of future cash flows against changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of "other comprehensive income (loss)" and reclassified into earnings in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in earnings during the current period.

As a result of adopting SFAS No. 133, Key recorded cumulative after-tax losses of $1 million in earnings and $22 million in "other comprehensive income (loss)" as of January 1, 2001. The cumulative loss included in earnings represents the fair value at January 1, 2001, of all derivatives that were then designated as fair value hedges and the unrealized gain or loss on the related hedged assets and liabilities. The cumulative loss included in "other comprehensive income
(loss)" represented the effective portion of the fair value of all derivatives designated as cash flow hedges.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. Key adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which took effect for all transactions entered into after March 31, 2001. SFAS No. 140 added three significant new rules to practices already in effect. These new rules:

- prescribe the test that determines whether a special purpose entity ("SPE") is a "qualifying" SPE, and prescribe the amount and type of derivative instruments a qualifying SPE can hold and the activities it may pursue;

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

- provide more restrictive guidance regarding the circumstances under which a company that transfers assets to a qualifying SPE will be deemed to have relinquished control of such assets and may account for the transaction as a sale; and

- require extensive disclosures about collateral, assets securitized and accounted for as a sale, and retained interests in securitized assets.

RECOGNITION OF INTEREST INCOME AND IMPAIRMENT ON CERTAIN INVESTMENTS. In July 2000, the Emerging Issues Task Force ("EITF"), a standard- setting group working under the auspices of the Financial Accounting Standards Board ("FASB"), reached a consensus in EITF 99-20 that provides guidance on how to record interest income and measure impairment on beneficial interests retained in a securitization transaction accounted for as a sale under SFAS No. 140 and on purchased beneficial interests in securitized financial assets. Assets subject to this accounting guidance are presented on the balance sheet as securities available for sale [see Note 5 ("Securities") starting on page 66] or as trading account assets. This guidance became effective for fiscal quarters beginning after March 15, 2001, causing Key to incur a cumulative after-tax loss of $24 million in earnings for the second quarter of 2001. This loss is presented on Key's income statement as a "cumulative effect of accounting change."

BUSINESS COMBINATIONS. In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which eliminates the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. Since June 30, 2001, Key has not initiated any business combinations that would have qualified for the pooling-of-interests method of accounting under previous accounting standards. The last business combination accounted for by Key as a pooling-of-interests occurred in December 1994.

ACCOUNTING PRONOUNCEMENTS
PENDING ADOPTION

GOODWILL AND OTHER INTANGIBLE ASSETS. In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which takes effect for fiscal years beginning after December 15, 2001. Under SFAS No. 142, companies are no longer permitted to amortize goodwill and intangible assets deemed to have indefinite lives. Management anticipates that implementing this change will reduce noninterest expense and increase net income by approximately $80 million, or $.19 per common share, for 2002.

Under the new accounting standard, goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. The first step in this testing requires Key to determine the fair value of its reporting units by using various valuation techniques recommended by the standard. The fair value of each reporting unit is compared with its carrying amount. If the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and further testing is not required. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated and the second step of this testing is required. Key would assume that the purchase price of the reporting unit is the fair value as determined in the first step and then allocate that purchase price to the fair value of the assets (excluding goodwill) and liabilities of the reporting unit. Any excess purchase price over the fair value of the reporting unit's assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized, as a charge to earnings, to the extent that the carrying amount of the reporting unit's recorded goodwill exceeds the implied fair value of goodwill. All goodwill balances are subject to future annual impairment testing.

Any impairment losses that result from the initial application of SFAS No. 142 would be accounted for as a "cumulative effect of accounting change" on Key's income statement. Transitional impairment tests to determine the amount of any such losses must be completed no later than December 31, 2002, but Key expects to complete this testing before March 31, 2002. Based on preliminary test results, management anticipates that a "transition impairment charge" will not be necessary since the fair values of Key's reporting units are believed to exceed their carrying amounts. Any subsequent impairment losses would be recorded as part of income from operations.

ASSET RETIREMENT OBLIGATIONS. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The new standard takes effect for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses the accounting for obligations associated with the retirement of tangible long-lived assets and requires a liability to be recognized for the fair value of these obligations in the period they are incurred. Related costs are capitalized as part of the carrying amounts of the assets to be retired and amortized over the assets' useful lives. Key will adopt SFAS No. 143 as of January 1, 2003. Management is evaluating the extent to which it may affect Key's financial condition and results of operations.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new standard maintains the previous accounting for the impairment or disposal of long-lived assets, but also establishes more restrictive criteria that have to be met to classify such an asset as "held for sale." SFAS No. 144 also increases the range of dispositions that qualify for reporting as discontinued operations, and changes the manner in which expected future operating losses from such operations are to be reported. Key adopted SFAS No. 144 as of January 1, 2002.

ACCOUNTING GUIDANCE ISSUED DURING 2001

ACCOUNTING AND REPORTING FOR CERTAIN LOANS HELD FOR SALE. The primary Federal banking regulators issued Interagency Guidance in March 2001 that instructs institutions and examiners about the appropriate accounting and reporting treatment for certain loans that are sold directly from the loan portfolio or transferred to a held for sale account. The Securities and Exchange Commission has expressed views that support this guidance. Specifically, once a decision has been made to sell a nonperforming loan, normal credit evaluation procedures should continue until the loan is sold or transferred to a held for sale account.

If the proceeds from the sale of a nonperforming loan held in the portfolio are less than its net carrying amount, the shortfall must be recorded as a loan charge-off unless it can be demonstrated that part or all of the shortfall was attributable to market-driven factors, such as changes in interest rates or foreign exchange rates. Market-driven losses must be reported in earnings, while credit risk related losses

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

must be reported as charge-offs. Nonperforming loans transferred to a held for sale account must be revalued at each subsequent reporting date until sold, and reported at the lower of their amortized cost or fair value. Changes in the carrying amounts of these loans must be reported as a charge to earnings.

This guidance did not have a significant impact on Key during 2001, nor would it have had a significant impact on prior periods had it been issued earlier. Key has applied this guidance in sales of certain nonperforming consumer (primarily home equity) loans.



                          2. EARNINGS PER COMMON SHARE

Key calculates its basic and diluted earnings per common share as follows:

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                            2001           2000           1999
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS
   Income before cumulative effect of accounting changes                              $     157      $   1,002      $   1,107
   Net income                                                                               132          1,002          1,107
-----------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
   Weighted average common shares outstanding (000)                                     424,275        432,617        448,168
   Effect of dilutive common stock options (000)                                          5,298          2,956          4,195
-----------------------------------------------------------------------------------------------------------------------------
   Weighted average common shares and potential
      common shares outstanding (000)                                                   429,573        435,573        452,363
                                                                                      =========      =========      =========
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   Income per common share before cumulative effect of accounting changes             $     .37      $    2.32      $    2.47
   Net income per common share                                                              .31           2.32           2.47
   Income per common share before cumulative effect of accounting changes
     -- assuming dilution                                                                   .37           2.30           2.45
   Net income per common share-- assuming dilution                                          .31           2.30           2.45
=============================================================================================================================



                        3. ACQUISITIONS AND DIVESTITURES

Key completed the following acquisitions and divestitures during the past three years.

ACQUISITIONS

THE WALLACH COMPANY, INC.

On January 2, 2001, Key purchased The Wallach Company, Inc., an investment banking firm headquartered in Denver, Colorado. Key paid the purchase price of approximately $11 million using a combination of cash and 370,830 Key common shares. Goodwill of approximately $9 million was recorded and, through December 31, 2001, was being amortized using the straight-line method over a period of 10 years.

NEWPORT MORTGAGE COMPANY, L.P.

On September 30, 2000, Key purchased certain net assets of Newport Mortgage Company, L.P., a commercial mortgage company headquartered in Dallas, Texas, for $22 million in cash. Goodwill of approximately $10 million was recorded and, through December 31, 2001, was being amortized using the straight-line method over a period of 10 years.

NATIONAL REALTY FUNDING L.C.

On January 31, 2000, Key purchased certain net assets of National Realty Funding L.C., a commercial finance company headquartered in Kansas City, Missouri, for $359 million in cash. Goodwill of approximately $10 million was recorded and, through December 31, 2001, was being amortized using the straight-line method over a period of 15 years.

Effective January 1, 2002, Key ceased amortizing goodwill in accordance with new accounting rules prescribed by SFAS No. 142, "Goodwill and Other Intangible Assets." More information related to this new accounting standard is presented in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Pending Adoption," on page 62.

DIVESTITURES

CREDIT CARD PORTFOLIO

On January 31, 2000, Key sold its credit card portfolio of $1.3 billion in receivables and nearly 600,000 active VISA and MasterCard accounts to Associates National Bank (Delaware). Key recognized a gain of $332 million ($207 million after tax), which is included in "gains from other divestitures" on the income statement.

BRANCH DIVESTITURES

On October 18, 1999, Key sold its Long Island franchise, which included 28 KeyCenters with $1.3 billion in deposits and $505 million in loans. This transaction resulted in a gain of $194 million ($122 million after tax), which is included in "gains from branch divestitures" on the income statement.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


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


ELECTRONIC PAYMENT SERVICES, INC.
On February 28, 1999, Electronic Payment Services, Inc., an electronic funds transfer processor in which Key held a 20% interest (accounted for using the equity method), merged with a wholly owned subsidiary of Concord EFS, Inc. Key received 5,931,825 shares of Concord EFS in exchange for its Electronic Payment Services stock, and recognized a gain of $134 million ($85 million after tax). The gain is included in "gains from other divestitures" on the income statement. On June 17, 1999, Key sold the Concord EFS shares, accounted for as securities available for sale, and recognized an additional gain of $15 million ($9 million after tax), which is included in "net securities gains (losses)" on the income statement.


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

                          4. LINE OF BUSINESS RESULTS


YEAR ENDED DECEMBER 31,                                                    KEY CONSUMER BANKING
                                                -------------------------------------------------------------------
                                                                                             HOME EQUITY AND
                                                          RETAIL BANKING                     CONSUMER FINANCE
                                                --------------------------------     -------------------------------
dollars in millions                                2001        2000        1999       2001        2000          1999
-------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (taxable equivalent)        $    926    $    937    $    931    $    589     $    521    $    521
Noninterest income                                   406         369         333          --           50         132
Revenue sharing(a)                                    51          70          66           2            2           2
-------------------------------------------------------------------------------------------------------------------------
Total revenue(b)                                   1,383       1,376       1,330         591          573         655
Provision for loan losses                             48          50          47         130          131         129
Depreciation and amortization expense                154         159         166          44           48          54
Noninterest expense                                  630         652         708         299          272         282
Expense sharing(a)                                    36          54          57           1           --          --
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes
   (taxable equivalent) and cumulative
    effect of accounting changes                     515         461         352         117          122         190
Allocated income taxes and taxable-equivalent
   adjustments                                       200         180         138          49           53          78
-------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
   accounting changes                                315         281         214          68           69         112
   Cumulative effect of accounting changes            --          --          --         (24)          --          --
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $    315    $    281    $    214    $     44     $     69    $    112
                                                ========    ========    ========    ========     ========    ========

Percent of consolidated net income                   239%         28%         19%         33%           7%         10%
Percent of total segments' net income                 35          29          24           5            7          13
-------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                           $  7,673    $  7,653    $  7,299    $ 15,594     $ 14,974    $ 14,364
Total assets(b)                                    9,025       9,130       8,844      16,609       16,129      15,535
Deposits                                          31,538      31,620      29,908         181          142         129
-------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived
   assets(b)                                    $     36    $     33    $     15    $      8     $      8    $     24
-------------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31,
                                                         KEY CORPORATE FINANCE
                                                ------------------------------------
dollars in millions                                  2001        2000        1999
------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (taxable equivalent)          $  1,404    $  1,329    $  1,222
Noninterest income                                     336         310         325
Revenue sharing(a)                                     133         132         113
------------------------------------------------------------------------------------
Total revenue(b)                                     1,873       1,771       1,660
Provision for loan losses                              206         199         179
Depreciation and amortization expense                   81          80          76
Noninterest expense                                    675         636         643
Expense sharing(a)                                      77          82          71
-----------------------------------------------------------------------------------
Income (loss) before income taxes
   (taxable equivalent) and cumulative
    effect of accounting changes                       834         774         691
Allocated income taxes and taxable-equivalent
   adjustments                                         319         297         262
-----------------------------------------------------------------------------------
Income (loss) before cumulative effect of
   accounting changes                                  515         477         429
   Cumulative effect of accounting changes              --          --          --
-----------------------------------------------------------------------------------
Net income (loss)                                 $    515    $    477    $    429
                                                  ========    ========    ========

Percent of consolidated net income                     390%         48%         39%
Percent of total segments' net income                   56          50          48
-----------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                             $ 35,504    $ 34,654    $ 31,546
Total assets(b)                                     37,312      36,524      33,294
Deposits                                             6,640       6,421       6,077
-----------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived
   assets(b)                                      $     19    $     24    $     20
-----------------------------------------------------------------------------------

(a) Represents revenue and expense generated by Key Capital Partners that gets assigned to the lines of business principally responsible for maintaining the relationships with the clients that used Key Capital Partners' products and services.

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

     Noninterest income for 2001 includes a $40 million ($25 million after tax) loss recorded in connection with declines in leased vehicle residual values and a $15 million ($9 million after tax) increase in the reserve for customer derivative losses. Noninterest income also includes a gain of $332 million ($207 million after tax) in 2000 from the sale of Key's credit card business and $357 million ($225 million after tax) in 1999 from divestitures.

     In addition, noninterest income includes $5 million ($3 million after tax) in 2000 and $74 million ($47 million after tax) in 1999 earned by since-divested businesses. These businesses also added $13 million ($8 million after tax) in 2000 and $175 million ($110 million after tax) in 1999 to net interest income.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


Key's major lines of business are Key Consumer Banking, Key Corporate Finance and Key Capital Partners.

KEY CONSUMER BANKING
RETAIL BANKING (A DIVISION OF KEY CONSUMER BANKING)
--------------------------------------------------
Retail Banking delivers a complete line of branch-based financial products and services to consumers through 911 KeyCenters (retail banking branches). These KeyCenters are operated by relationship managers and supported by a telephone banking call center, 2,333 ATMs that access 12 different networks (comprising one of the largest ATM networks in the United States) and a leading-edge Internet banking service, Key.com.(R)

HOME EQUITY AND CONSUMER FINANCE (A DIVISION OF KEY CONSUMER BANKING)
--------------------------------------------------------------------
Home Equity and Consumer Finance provides indirect, non-branch-based consumer loan products, including home equity loans, education loans, automobile loans and marine loans. As of December 31, 2001, based on the volume of loans generated, Home Equity and Consumer Finance was one of the foremost lenders for education, automobile purchases and purchases of marine vehicles in the United States.

KEY CORPORATE FINANCE
Key Corporate Finance offers a complete range of financing, transaction processing, electronic commerce and financial advisory services to corporations nationwide. It operates one of the largest bank-affiliated equipment leasing companies in the world, with operations in the United States, Canada, Europe, Asia and the Pacific Rim. Key Corporate Finance also offers investment banking, capital markets, 401(k) and trust custody products in cooperation with Key Capital Partners.

Key Corporate Finance is organized around four primary lines of business:
National Commercial Real Estate, National Equipment Finance, Corporate Banking and Small Business. Across Key's 12-state franchise, the Corporate Banking and Small Business lines have a significant market share with clients ranging from small businesses to large corporations. Nationally, Key Corporate Finance provides financial services to the commercial real estate and equipment leasing industries. It also serves the unique needs of firms operating in the media and telecommunications, healthcare and technology industries. Based on total transaction volume, it is one of the nation's leading providers of cash management services.


     KEY CAPITAL PARTNERS                          OTHER SEGMENTS                        TOTAL SEGMENTS
-----------------------------------    -----------------------------------    ---------------------------------
    2001       2000        1999          2001         2000          1999        2001        2000         1999
-----------------------------------------------------------------------------------------------------------------
$    213     $    206     $    198     $   (151)    $   (101)    $    (66)    $  2,981     $  2,892    $  2,806
     941          973          932           66          142          156        1,749        1,844       1,878
    (186)        (204)        (181)        --           --           --           --           --          --
-----------------------------------------------------------------------------------------------------------------
     968          975          949          (85)          41           90        4,730        4,736       4,684
      10           10            8            4            5            7          398          395         370
      98           92           95            1            1            1          378          380         392
     856          864          849           26           32           42        2,486        2,456       2,524
    (114)        (136)        (128)        --           --           --           --           --          --
-----------------------------------------------------------------------------------------------------------------

     118          145          125         (116)           3           40        1,468        1,505       1,398

      53           63           57          (89)         (42)         (26)         532          551         509
-----------------------------------------------------------------------------------------------------------------

      65           82           68          (27)          45           66          936          954         889
      --           --           --           (1)          --           --          (25)          --          --
-----------------------------------------------------------------------------------------------------------------
$     65     $     82     $     68     $    (28)    $     45     $     66     $    911     $    954    $    889
========     ========     ========     ========     ========     ========     ========     ========    ========

      49%           8%           6%         (21)%          4%           6%         690%          95%         80%
       7            9            8           (3)           5            7          100          100         100
-----------------------------------------------------------------------------------------------------------------

$  5,268     $  5,440     $  4,514      $ 1,833      $ 2,280     $  2,834     $ 65,872     $ 65,001    $ 60,557
   9,012        9,048        8,016       11,585       11,511       11,697       83,543       82,342      77,386
   3,706        3,492        3,181        3,446        3,773        1,670       45,511       45,448      40,965
-----------------------------------------------------------------------------------------------------------------

$     17     $     21     $     72     $      8     $     17     $     21     $     88     $    103    $    152
-----------------------------------------------------------------------------------------------------------------



              RECONCILING ITEMS                                KEY
  --------------------------------------     ------------------------------------
     2001           2000         1999           2001           2000        1999
---------------------------------------------------------------------------------
  $   (111)      $   (134)      $     13       $  2,870     $  2,758    $  2,819
       (24)           350            437          1,725        2,194       2,315
        --             --             --             --           --          --
---------------------------------------------------------------------------------
      (135)(c)        216(c)         450(c)       4,595        4,952       5,134
       952(d)          95(d)         (22)(d)      1,350          490         348
       152(e)           2              4            530          382         396
       (75)(e)         79(e)         150(e)       2,411        2,535       2,674
        --             --             --             --           --          --
---------------------------------------------------------------------------------

    (1,164)            40            318            304        1,545       1,716

      (385)            (8)           100            147          543         609
---------------------------------------------------------------------------------

      (779)            48            218            157        1,002       1,107
        --             --             --            (25)          --          --
---------------------------------------------------------------------------------
  $   (779)      $     48       $    218       $    132     $  1,002    $  1,107
===========      ========       ========       ========     ========    =========

      (590)%            5%            20%           100%         100%        100%
       N/A            N/A            N/A            N/A          N/A         N/A
---------------------------------------------------------------------------------

  $    104       $    293       $  1,844       $ 65,976     $ 65,294    $ 62,401
     1,360(f)       1,693(f)      3,560(f)       84,903       84,035      80,946
       (56)           (13)         1,015         45,455       45,435      41,980
---------------------------------------------------------------------------------

  $    101       $     97       $     87       $    189     $    200    $    239
---------------------------------------------------------------------------------


(d) The provision for loan losses for 2001 includes an additional $400 million ($252 million after tax) taken to increase the allowance for loan losses for Key's continuing loan portfolio and an additional $490 million ($309 million after tax) recorded primarily in connection with Key's decision to discontinue certain nonrelationship credit-only commercial lending. In 2000, the provision for loan losses includes an additional $121 million ($76 million after tax) that resulted from the implementation of an enhanced methodology for assessing credit risk, particularly in the commercial loan portfolio. In 1999, the provision includes an additional $30 million ($19 million after tax) related to an enhancement of the allowance methodology pertaining to the credit card portfolio.

(e) Noninterest expense for 2001 includes a goodwill write-down of $150 million associated with Key's decision to downsize its automobile finance business, a $20 million ($13 million after tax) increase in litigation reserves and nonrecurring charges of $2 million ($1 million after tax) recorded in connection with strategic actions being taken to improve Key's operating efficiency and profitability.

     Noninterest expense for 2000 includes $127 million (80 million after tax) of nonrecurring charges recorded in connection with strategic actions being taken to improve Key's operating efficiency and profitability and $5 million ($3 million after tax) incurred by the since-divested credit card business.

     Noninterest expense in 1999 includes $152 million ($96 million after tax) of nonrecurring charges recorded in connection with strategic actions being taken to improve Key's operating efficiency and profitability. Noninterest expense for 1999 also includes special contributions of $23 million ($15 million after tax) made to the charitable foundation that Key sponsors, $42 million ($26 million after tax) of various other nonrecurring charges and $74 million ($46 million after tax) incurred by since-divested businesses.

(f) Total assets represent primarily the unallocated portion of nonearning assets of corporate support functions.

     N/A = Not Applicable

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

KEY CAPITAL PARTNERS
Key Capital Partners offers specialized services to high-net-worth clients through the wealth management and private banking businesses. It also provides asset management, investment banking and capital markets expertise, and various other services, including brokerage, employee benefits and insurance.

Key Capital Partners employs a range of distribution outlets, including Key's existing retail banking branches and commercial offices.

The table that spans pages 64 and 65 shows selected financial data for each major line of business for the years ended December 31, 2001, 2000 and 1999. The financial information was derived from the internal profitability reporting system that management uses to monitor and manage Key's financial performance. The selected financial data are based on internal accounting policies designed to ensure that results are compiled on a consistent basis and reflect the underlying economics of the businesses. As such:

- Net interest income is determined by assigning a standard cost for funds used (or a standard credit for funds provided) to assets and liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is included in the "Other Segments" columns.

- Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on the extent to which each line actually uses the service.

- The provision for loan losses reflects credit quality expectations over a normal business cycle. This "normalized provision for loan losses" does not necessarily coincide with actual net loan charge-offs at any given point in the cycle. The level of the consolidated provision is based upon the methodology that management uses to estimate Key's consolidated allowance for loan losses. This methodology is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses," on page 59.

- Income taxes are allocated based on the statutory Federal income tax rate of 35% (adjusted for tax-exempt income from corporate-owned life insurance, nondeductible goodwill amortization and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the Federal income tax benefit) of 2%.

- Capital is assigned based on management's assessment of economic risk factors (primarily credit, operating and market risk).

Developing and applying the methodologies that management uses to allocate items among Key's lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key's structure. The financial data presented in the accompanying table reflects the following changes that occurred during 2001:

- A number of businesses have been reclassified. The Key Electronic Services unit moved from Other Segments to Retail Banking; the Small Business unit moved from Retail Banking to Key Corporate Finance; the Community Development unit moved from Key Corporate Finance to Retail Banking; and the Principal Investing unit moved from Key Capital Partners to Other Segments.

- The methodology used to assign a provision for loan losses to each line of business was changed from one based primarily upon actual net charge-offs to a methodology based on the credit quality expectations within each line over a normal business cycle.

- The methodologies used to apply funds transfer pricing and to allocate certain balance sheet items and overhead costs were refined.

Accounting principles generally accepted in the United States guide financial accounting, but there is no authoritative guidance for "management accounting" -- the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with results presented by other companies.


                                 5. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key's securities were as follows:



DECEMBER 31,                                            2001                                            2000
                                   --------------------------------------------    ------------------------------------------------
                                                   GROSS      GROSS                                GROSS        GROSS
                                      AMORTIZED  UNREALIZED  UNREALIZED    FAIR     AMORTIZED   UNREALIZED   UNREALIZED   FAIR
in millions                               COST      GAINS      LOSSES      VALUE         COST      GAINS        LOSSES    VALUE
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
   States and political
     subdivisions                       $  225     $    9       --        $  234      $  323     $   10            --   $  333
   Other securities                        894       --         --           894         875       --              --      875
-----------------------------------------------------------------------------------------------------------------------------------
      Total investment securities       $1,119     $    9       --        $1,128      $1,198     $   10            --   $1,208
                                        ======     ======     ====        ======      ======     ======        ======   ======
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
   U.S. Treasury, agencies and
     corporations                       $   99         --         --      $   99      $  984         --            --   $  984
   States and political subdivisions        21         --         --          21          33         --            --       33
   Collateralized mortgage obligations   3,791     $   86     $   72       3,805       4,296     $   63        $   61    4,298
   Other mortgage-backed securities      1,008         24         --       1,032       1,355         12            12    1,355
   Retained interests in
     securitizations                       214         20         --         234         334         --            18      316
   Other securities                        170          1         16         155         307         42             6      343
-----------------------------------------------------------------------------------------------------------------------------------
      Total securities available
        for sale                        $5,303     $  131     $   88      $5,346      $7,309     $  117        $   97   $7,329
                                        ======     ======     ======      ======      ======     ======        ======   ======
-----------------------------------------------------------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


"Other securities" held in the investment securities portfolio are primarily principal investing assets, which are carried on the balance sheet at fair value.

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce interest income) or not paid at all. Key accounts for these retained interests (which include both certificated and uncertificated interests) as debt securities, classifying them as available for sale or as trading account assets.

"Other securities" held in the available for sale portfolio are primarily marketable equity securities, including an internally managed portfolio of bank common stock investments.

Realized gains and losses related to securities available for sale were as follows:

YEAR ENDED DECEMBER 31,
in millions                             2001            2000            1999
--------------------------------------------------------------------------------
Realized gains                          $40            $ 59             $42
Realized losses                           5              87              13
--------------------------------------------------------------------------------
   Net securities gains (losses)        $35            $(28)            $29
                                        ===             ===             ===
--------------------------------------------------------------------------------

At December 31, 2001, securities available for sale and investment securities with an aggregate amortized cost of approximately $4.7 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities available for sale and investment securities by remaining contractual maturity. Included in securities available for sale are collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations. All of these securities are presented based on their expected average lives.

                                        SECURITIES              INVESTMENT
                                     AVAILABLE FOR SALE         SECURITIES
                                  ----------------------    ------------------
DECEMBER 31, 2001                  AMORTIZED     FAIR       AMORTIZED    FAIR
in millions                             COST     VALUE           COST    VALUE
--------------------------------------------------------------------------------
Due in one year or less               $1,584    $1,630       $   94    $   95
Due after one through five years       3,044     3,119           96       103
Due after five through ten years         269       251           79        81
Due after ten years                      406       346          850       849
--------------------------------------------------------------------------------
   Total                              $5,303    $5,346       $1,119    $1,128
                                      ======    ======       ======    ======
--------------------------------------------------------------------------------


                                    6. LOANS


Key's loans by category are summarized as follows:

DECEMBER 31,
in millions                                             2001      2000
--------------------------------------------------------------------------------

Commercial, financial and agricultural               $18,159   $20,100
Commercial real estate:
   Commercial mortgage                                 6,669     6,876
   Construction                                        5,878     5,154
--------------------------------------------------------------------------------
      Total commercial real estate loans              12,547    12,030
Commercial lease financing                             7,357     7,164
--------------------------------------------------------------------------------
      Total commercial loans                          38,063    39,294
Real estate-- residential mortgage                     2,315     4,212
Home equity                                           11,184     9,908
Consumer-- direct                                      2,342     2,539
Consumer-- indirect:
   Lease financing                                     2,036     3,005
   Automobile                                          2,497     2,809
   Marine                                              1,780     1,657
   Other                                               1,036     1,252
--------------------------------------------------------------------------------
      Total consumer--indirect loans                   7,349     8,723
--------------------------------------------------------------------------------
      Total consumer loans                            23,190    25,382
Loans held for sale:
   Real estate-- commercial mortgage                     252       316
   Real estate-- residential mortgage                    116        42
   Education                                           1,688     1,871
--------------------------------------------------------------------------------
      Total loans held for sale                        2,056     2,229
--------------------------------------------------------------------------------
   Total loans                                       $63,309   $66,905
                                                     =======   =======
--------------------------------------------------------------------------------

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about such swaps at December 31, 2001, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 80.


Commercial and consumer lease financing receivables in the preceding table include contracts that represent direct financing leases, leveraged leases and operating leases. The composition of the net investment in the predominant form, direct financing leases, is as follows:


DECEMBER 31,
in millions                                     2001            2000
--------------------------------------------------------------------------------

Direct financing lease receivable              $ 6,899         $ 8,027
Unearned income                                   (897)         (1,097)
Unguaranteed residual value                        597             648
Deferred fees and costs                            120             100
--------------------------------------------------------------------------------
   Net investment in direct financing leases   $ 6,719         $ 7,678
                                               =======         ========
--------------------------------------------------------------------------------

Minimum future lease payments to be received at December 31, 2001, are as follows: 2002-- $1,496 million; 2003-- $1,413 million; 2004 -- $1,115 million;
2005 -- $873 million; 2006 -- $771 million; and all subsequent years -- $1,231 million.

Changes in the allowance for loan losses are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                             2001          2000          1999
--------------------------------------------------------------------------------
Balance at beginning of year          $ 1,001       $   930       $   900
Charge-offs                              (784)         (522)         (420)
Recoveries                                111           108           102
--------------------------------------------------------------------------------
   Net charge-offs                       (673)         (414)         (318)
Allowance related to loans sold            (1)           (5)           --
Provision for loan losses               1,350           490           348
--------------------------------------------------------------------------------
   Balance at end of year             $ 1,677       $ 1,001       $   930
                                      =======       =======       =======
--------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                 7. RETAINED INTERESTS IN LOAN SECURITIZATIONS

Key sells certain types of loans through securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In some cases, Key retains an interest in the securitized loans. Certain assumptions and estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates, projected charge-offs and discount rates commensurate with the risks involved. Additional information pertaining to Key's residual interests is disclosed in
Note 1 ("Summary of Significant Accounting Policies") under the heading "Loan Securitizations" on page 59.

During 2001 and 2000, Key securitized and sold $523 million and $1.1 billion, respectively, of education loans (including accrued interest).

The securitizations resulted in an aggregate gain of $11 million in 2001 and $18 million in 2000. In these transactions, Key retained residual interests in the form of servicing assets and interest-only strips. During 2001, Key retained a servicing asset of $4 million and an interest-only strip of $16 million. During 2000, Key retained servicing assets of $7 million and interest-only strips of $48 million. The primary assumptions and rates used to measure the fair value of these retained interests are essentially the same as those disclosed in the following table. In 2001 and 2000, Key received gross cash proceeds of $534 million and $1.1 billion, respectively, from new securitizations from the education lending securitization trusts.

Primary economic assumptions used to measure the fair value of Key's retained interests and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:


DECEMBER 31, 2001                               EDUCATION         HOME EQUITY        AUTOMOBILE
dollars in millions                                 LOANS               LOANS             LOANS
---------------------------------------------------------------------------------------------------
Carrying amount (fair value) of
   retained interests                                $223                $106            $10
Weighted-average life (years)                     1.6-5.1             2.3-2.9             .8
---------------------------------------------------------------------------------------------------
PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)  7.99%-- 16.32%     23.83%-- 27.69%          1.59%
Impact on fair value of 1% CPR
   (education and home equity)
   and .10% ABS (automobile)
   adverse change                                     $(4)                $(1)           --
Impact on fair value of 2% CPR
   (education and home equity)
   and .20% ABS (automobile)
   adverse change                                      (9)                 (3)           --
---------------------------------------------------------------------------------------------------
EXPECTED CREDIT LOSSES (STATIC RATE)          .01%-- 1.58%       1.26%-- 2.27%          5.51%
Impact on fair value of .10% (education)
   and .25% (home equity and automobile)
   adverse change                                     $(5)                $(5)           $(1)
Impact on fair value of .20% (education)
   and .50% (home equity and automobile)
   adverse change                                     (11)                 (9)            (2)
---------------------------------------------------------------------------------------------------
RESIDUAL CASH FLOWS DISCOUNT RATE
  (ANNUAL RATE)                             8.50%-- 12.00%      7.50%-- 12.00%          9.00%
Impact on fair value of 1%
   adverse change                                     $(5)                $(2)           --
Impact on fair value of 2%
   adverse change                                     (10)                 (4)           --
---------------------------------------------------------------------------------------------------
EXPECTED STATIC DEFAULT (STATIC RATE)     10.46%-- 16.04%                 N/A             N/A
Impact on fair value of 1% (education
   loans) adverse change                             $(5)                 N/A             N/A
Impact on fair value of 2% (education
   loans) adverse change                              (9)                 N/A             N/A
---------------------------------------------------------------------------------------------------
VARIABLE RETURNS TO TRANSFEREES                       (a)                 (b)             (c)
---------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis for each asset type is based on the nature of the asset, the seasoning of the portfolio and the results experienced. Changes in fair value based on a 1% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

(a) Forward Libor plus contractual spread over Libor ranging from .07% to .75%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00% or fixed rate yield.

(b) Forward Libor plus contractual spread over Libor ranging from .23% to .40%, or Treasury plus contractual spread over Treasury ranging from 2.40% to 2.95% or fixed rate yield.

(c)  Fixed rate yield.

CPR = Constant Prepayment Rate
ABS = Absolute Prepayment Speed
N/A = Not Applicable

Information about Key's managed loans, delinquencies and net credit losses is as follows:


                                                        DECEMBER 31, 2001
                                                --------------------------------
                                                      LOAN        LOANS PAST DUE         NET CREDIT LOSSES
in millions                                      PRINCIPAL       60 DAYS OR MORE               DURING 2001
------------------------------------------------------------------------------------------------------------
Education loans                                  $ 6,121               $   163                 $    13
Home equity loans                                 11,952                   200                     104
Automobile loans                                   2,628                    41                     106
------------------------------------------------------------------------------------------------------------
   Total loans managed and securitized            20,701                   404                     223

Less:
Loans securitized                                  5,332                   238                      20
Loans held for sale or securitization              1,688                  --                      --
------------------------------------------------------------------------------------------------------------

   Loans held in portfolio                       $13,681               $   166                 $   203
                                                 =======               =======                 =======
------------------------------------------------------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                8. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS


At December 31, 2001, impaired loans totaled $661 million. This amount includes $417 million of impaired loans with a specifically allocated allowance for loan losses of $180 million, and $244 million of impaired loans that are carried at their estimated fair value without a specifically allocated allowance. At the end of 2000, impaired loans totaled $396 million, including $236 million of loans with a specifically allocated allowance of $107 million, and $160 million that were carried at their estimated fair value. Impaired loans averaged $535 million for 2001, and $337 million for 2000.

Key's nonperforming assets were as follows:

DECEMBER 31,
in millions                                 2001        2000
----------------------------------------------------------------
Impaired loans                              $661        $396
Other nonaccrual loans                       249         251
----------------------------------------------------------------
   Total nonaccrual loans                    910         647
Restructured loans(a)                         --           3
----------------------------------------------------------------
   Total nonperforming loans                 910         650
OREO                                          38          23
Allowance for OREO losses                     (1)         (1)
----------------------------------------------------------------
   OREO, net of allowance                     37          22
Other nonperforming assets                    --          --
----------------------------------------------------------------
   Total nonperforming assets               $947        $672
                                            ====        ====
----------------------------------------------------------------

(a) Excludes restructured loans on nonaccrual status.

At December 31, 2001, Key did not have any significant commitments to lend additional funds to borrowers with restructured loans or loans on nonaccrual status.

Key evaluates most impaired loans individually using the process described under the heading "Allowance for Loan Losses," on page 59. However, Key does not perform a specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as "Other nonaccrual loans"). Generally, these include residential mortgages and automobile and marine loans. Instead, management applies historical loss experience rates to these loans, adjusted to reflect emerging credit trends and other factors, and then allocates a portion of the allowance for loan losses to each loan type.

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key's expected interest income.

Year ended December 31,
in millions                         2001      2000      1999
-----------------------------------------------------------------
Interest income receivable under
     original terms                  $52       $62       $38
Less: Interest income recorded
     during the year                  21        25        15
-----------------------------------------------------------------

Net reduction to interest income     $31       $37       $23
                                     ===       ===       ===
-----------------------------------------------------------------


                            9. SHORT-TERM BORROWINGS

Selected financial information pertaining to the components of Key's short-term borrowings is as follows:


dollars in millions                                                        2001                   2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
Balance at year end                                                       $2,591                 $3,267                 $1,883
Average during the year                                                    3,575                  2,991                  2,254
Maximum month-end balance                                                  5,034                  4,693                  3,712
Weighted average rate during the year                                       4.00%                  6.42%                  5.01%
Weighted average rate at December 31                                        1.72                   6.68                   5.54
-----------------------------------------------------------------------------------------------------------------------------------

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end                                                       $1,144                 $1,669                 $2,294
Average during the year                                                    1,622                  1,940                  2,602
Maximum month-end balance                                                  1,807                  2,447                  2,969
Weighted average rate during the year                                       3.39%                  4.90%                  4.11%
Weighted average rate at December 31                                        1.80                   6.01                   4.45
-----------------------------------------------------------------------------------------------------------------------------------

SHORT-TERM BANK NOTES
Balance at year end                                                       $3,748                 $4,345                 $6,379
Average during the year                                                    4,649                  5,021                  5,633
Maximum month-end balance                                                  6,098                  6,834                  7,174
Weighted average rate during the year                                       5.01%                  7.35%                  5.54%
Weighted average rate at December 31                                        2.16                   8.28                   6.46
-----------------------------------------------------------------------------------------------------------------------------------

OTHER SHORT-TERM BORROWINGS
Balance at year end                                                       $1,801                 $2,612                 $2,060
Average during the year                                                    2,179                  2,100                  2,279
Maximum month-end balance                                                  2,841                  2,326                  3,452
Weighted average rate during the year                                       2.39%                  3.10%                  4.04%
Weighted average rate at December 31                                        2.18                   3.31                   3.43
-----------------------------------------------------------------------------------------------------------------------------------


Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings, to manage interest rate risk. For more information about such financial instruments at December 31, 2001, see
Note 20 ("Derivatives and Hedging Activities"),which begins on page 80.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Key has several programs that support short-term financing needs.

BANK NOTE PROGRAM. This program provides for the issuance of up to $20.0 billion ($19.0 billion by KeyBank National Association and $1.0 billion by Key Bank USA, National Association) of bank notes with original maturities of 30 days to 30 years. At December 31, 2001, the amount of bank notes available for issuance by KeyBank National Association under the program was $8.2 billion.

EURO NOTE PROGRAM. KeyCorp, KeyBank National Association and Key Bank USA, National Association may issue both long- and short-term debt of up to $10.0 billion to non-U.S. investors. This facility had $4.0 billion of long-term borrowings outstanding and $5.7 billion available for future issuance as of December 31, 2001.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp's commercial paper program and revolving credit agreement provide funding availability of up to $500 million and $400 million, respectively. Borrowings outstanding under the commercial paper program totaled $25 million at December 31, 2001, and $315 million at December 31, 2000. There were no borrowings outstanding under the revolving credit agreement at December 31, 2001 and 2000. This agreement serves as a back-up facility for the commercial paper program.

LINE OF CREDIT. KeyBank National Association has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2001, this capacity was approximately $16.5 billion and was secured by approximately $25.0 billion of primarily commercial loans. There were no borrowings outstanding under this facility at December 31, 2001 and 2000.

PARENT COMPANY NOTE PROGRAM. This program provides for the issuance of up to $1.0 billion of notes with original maturities of 30 days to 30 years. At December 31, 2001, the amount of notes available for issuance under the program was $1.0 billion.

                               10. LONG-TERM DEBT

The components of Key's long-term debt, presented net of unamortized discount where applicable, were as follows:

DECEMBER 31,
dollars in millions                            2001     2000
-----------------------------------------------------------------
Senior medium-term notes due through 2005(a)  $ 1,286   $  393
Subordinated medium-term notes
   due through 2005(a)                             85      103
Senior euro medium-term notes
   due through 2003(b)                             50       --
7.50%    Subordinated notes due 2006(c)           250      250
6.75%    Subordinated notes due 2006(c)           200      200
8.125%   Subordinated notes due 2002(c)           200      199
8.00%    Subordinated notes due 2004(c)           125      125
8.404%   Notes due through 2001                    --       13
All other long-term debt(i)                        16       --
-----------------------------------------------------------------

   Total parent company(j)                      2,212    1,283

Senior medium-term bank notes
   due through 2039(d)                          4,525    5,979
Senior euro medium-term bank notes
   due through 2007(e)                          3,989    3,955
6.50%    Subordinated remarketable securities
   due 2027(f)                                    311      312
6.95%    Subordinated notes due 2028(f)           300      300
7.125%   Subordinated notes due 2006(f)           250      250
7.25%    Subordinated notes due 2005(f)           200      200
6.75%    Subordinated notes due 2003(f)           200      200
7.50%    Subordinated notes due 2008(f)           165      165
7.00%    Subordinated notes due 2011(f)           506       --
7.30%    Subordinated notes due 2011(f)           107      107
7.85%    Subordinated notes due 2002(f)            93       93
7.55%    Subordinated notes due 2006(f)            75       75
7.375%   Subordinated notes due 2008(f)            70       70
Lease financing debt due through 2006(g)          519      581
Federal Home Loan Bank advances
   due through 2030(h)                            762      452
All other long-term debt(i)                       270      139
-----------------------------------------------------------------
   Total subsidiaries                          12,342   12,878
-----------------------------------------------------------------
      Total long-term debt                    $14,554  $14,161
                                              =======  =======
-----------------------------------------------------------------

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments at December 31, 2001, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 80.

(a) At December 31, 2001, the senior medium-term notes had a weighted average interest rate of 2.51%, and the subordinated medium-term notes had a weighted average interest rate of 7.42%. At December 31, 2000, the senior medium-term notes had a weighted average interest rate of 6.81%, and the subordinated medium-term notes had a weighted average interest rate of 7.32%. These notes had a combination of fixed and floating interest rates.

(b) Senior euro medium-term notes had a weighted average interest rate of 2.33% at December 31, 2001. These notes had a floating interest rate based on the three-month London Interbank Offered Rate (known as "LIBOR").

(c)  The notes may not be redeemed or prepaid prior to maturity.

(d) Senior medium-term bank notes of subsidiaries had weighted average interest rates of 2.45% at December 31, 2001, and 6.72% at December 31, 2000. These notes had a combination of fixed and floating interest rates.

(e) The senior euro medium-term notes had weighted average interest rates of 2.58% at December 31, 2001, and 6.89% at December 31, 2000. These notes, which are obligations of KeyBank National Association, had fixed and floating interest rates based on LIBOR.

(f) These notes and securities are obligations of KeyBank National Association, with the exception of the 7.55% notes, which are obligations of Key Bank USA, National Association. None of the subordinated notes may be redeemed prior to their maturity dates.

(g) Lease financing debt had weighted average interest rates of 7.41% at December 31, 2001, and 7.80% at December 31, 2000. This category comprises primarily nonrecourse debt for which equipment held under operating, direct financing or sales type leases serves as collateral.

(h) Long-term advances from the Federal Home Loan Bank had weighted average interest rates of 2.19% at December 31, 2001, and 6.66% at December 31, 2000. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $1.1 billion at December 31, 2001, and $678 million at December 31, 2000.

(i) Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted average interest rates of 6.72% at December 31, 2001, and 7.91% at December 31, 2000.

(j) At December 31, 2001, unused capacity under KeyCorp's shelf registration totaled $2.2 billion, including $1.0 billion reserved for issuance as medium-term notes.

Scheduled principal payments on long-term debt over the next five years are as follows:


in millions               PARENT    SUBSIDIARIES       TOTAL
------------------------------------------------------------
2002                       $500         $3,861        $4,361
2003                        773          3,381         4,154
2004                        490          2,021         2,511
2005                          3            836           839
2006                        450            662         1,112
------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                            11. CAPITAL SECURITIES

KeyCorp has five subsidiary business trusts that have issued corporation-obligated mandatorily redeemable preferred capital securities ("capital securities"), which are carried as liabilities on Key's balance sheet. These securities provide an attractive source of funds since they are given Tier I capital treatment for financial reporting purposes, but have the same tax advantages as debt for Federal income tax purposes. As guarantor, KeyCorp unconditionally guarantees payment of:

- required distributions -- both accrued and unpaid -- on the capital securities;

-    the redemption price when a capital security is redeemed; and

-    amounts due if a trust is liquidated or terminated.

KeyCorp owns the outstanding common stock of each of the trusts. The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts' only assets and the interest payments from the debentures finance the distributions paid on the capital securities. Key's financial statements do not reflect the debentures or the related effects on the income statement because they are eliminated in consolidation.

The capital securities, common stock and related debentures are summarized as follows:


                                                                              Principal          Interest Rate          Maturity
                                          Capital                             Amount of             of Capital        of Capital
                                       Securities,            Common         Debentures,        Securities and    Securities and
dollars in millions               Net of Discount(a)           Stock    Net of Discount(b)          Debentures(c)     Debentures
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
   KeyCorp Institutional Capital A          $  372             $11              $  361                   7.826%           2026
   KeyCorp Institutional Capital B             160               4                 154                   8.250            2026
   KeyCorp Capital I                           247               8                 255                   3.340            2028
   KeyCorp Capital II                          242               8                 255                   6.875            2029
   KeyCorp Capital III                         267               8                 257                   7.750            2029
---------------------------------------------------------------------------------------------------------------------------------
      Total                                 $1,288             $39              $1,282                   6.824%             --
                                            ======             ===              ======
---------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                           $1,243             $39              $1,282                   7.619%             --
                                            ======             ===              ======
---------------------------------------------------------------------------------------------------------------------------------

(a) The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. The capital securities constitute minority interests in the equity accounts of KeyCorp's consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board guidelines. Included in certain capital securities at December 31, 2001, are basis adjustments of $45 million related to fair value hedges.

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

(c) The interest rates for Capital A, Capital B, Capital II and Capital III are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The rates shown as the total at December 31, 2001 and 2000, are weighted average rates.


                            12. SHAREHOLDERS' EQUITY


SHAREHOLDER RIGHTS PLAN

KeyCorp has a shareholder rights plan, which was first adopted in 1989 and has since been amended. Under the plan, each shareholder received one Right -- representing the right to purchase a common share for $82.50 -- for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 apiece, subject to certain limitations.

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

CAPITAL ADEQUACY

KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by banking industry regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require increased capital, terminate Federal Deposit Insurance Corporation ("FDIC") deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. As of December 31, 2001, KeyCorp and its banking subsidiaries met all necessary capital requirements.

Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." At December 31, 2001 and 2000, the most recent regulatory notification categorized each of KeyCorp's subsidiary banks as "well capitalized." Management

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

believes that there have not been any changes in condition or events since those notifications that would cause the banks' categorizations to change.

Unlike bank subsidiaries, bank holding companies are not categorized by capital adequacy. However, Key satisfied the criteria for a "well capitalized" institution at December 31, 2001 and 2000. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of Key or its affiliates.

The following table presents Key and KeyBank National Association's actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as "well capitalized" under the Federal Deposit Insurance Act.

                                                                                                          To Qualify as Well
                                                                                 To Meet Minimum              Capitalized
                                                                                Capital Adequacy          Under Federal Deposit
                                                           Actual                 Requirements                Insurance Act
                                                 ------------------------   ------------------------    -------------------------

dollars in millions                               Amount           Ratio     Amount           Ratio       Amount       Ratio
---------------------------------------------------------------------------------------------------------------------------------

December 31, 2001
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                               $9,548           11.41%    $6,696            8.00%        N/A         N/A
KeyBank National Association                       7,970           10.63      5,993            8.00      $7,492        10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                               $6,222            7.43%    $3,348            4.00%        N/A         N/A
KeyBank National Association                       5,170            6.90      2,997            4.00      $4,495         6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                               $6,222            7.65%    $2,440            3.00%        N/A         N/A
KeyBank National Association                       5,170            7.13      2,897            4.00      $3,622         5.00%
---------------------------------------------------------------------------------------------------------------------------------

December 31, 2000
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                               $9,637           11.48%    $6,718            8.00%        N/A         N/A
KeyBank National Association                       8,491           11.03      6,158            8.00      $7,697        10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                               $6,484            7.72%    $3,359            4.00%        N/A         N/A
KeyBank National Association                       6,030            7.83      3,079            4.00      $4,618         6.00%

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                               $6,484            7.71%    $2,522            3.00%        N/A         N/A
KeyBank National Association                       6,030            7.98      3,022            4.00      $3,778         5.00%
---------------------------------------------------------------------------------------------------------------------------------

N/A = Not Applicable

                               13. STOCK OPTIONS

Key's compensation plans allow for the granting of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and performance shares to eligible employees and directors. Under all of the option plans, exercise prices cannot be less than the fair value of Key's common stock on the grant date. Generally, options become exercisable at the rate of 33% per year beginning one year from their grant date and expire no later than 10 years from their grant date.

At December 31, 2001, KeyCorp had 8,480,101 common shares available for future grant, compared with 8,465,078 at December 31, 2000.

The following table summarizes activity, pricing and other information about Key's stock options.

                                                                       2001                                   2000
                                                           ------------------------------       --------------------------------
                                                                        Weighted Average                      Weighted Average
                                                              Options   Price Per Option            Options   Price Per Option
--------------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of year                           34,291,153             $23.72         29,481,297             $24.72
Granted                                                     7,377,680              28.02          9,345,858              19.53
Exercised                                                   2,212,746              14.96          1,931,652              14.50
Lapsed or canceled                                          5,209,764              27.27          2,604,350              26.82
--------------------------------------------------------------------------------------------------------------------------------

Outstanding at end of year                                 34,246,323             $24.66         34,291,153             $23.72
--------------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                                 19,501,856             $24.80         20,662,121             $19.74
--------------------------------------------------------------------------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table summarizes the range of exercise prices and other related information pertaining to Key's stock options at December 31, 2001.

                                                  Weighted        Weighted Average                                    Weighted
       Range of              Options         Average Price               Remaining                 Options       Average Price
Exercise Prices          Outstanding            Per Option            Life (Years)             Exercisable          Per Option
---------------------------------------------------------------------------------------------------------------------------------

$4.13-$14.99               3,892,959                 $14.15                    2.1               3,832,037              $14.16
 15.00-19.99               6,480,166                  17.50                    6.3               2,777,670               17.31
 20.00-24.99               4,410,234                  21.70                    8.1               1,802,625               21.74
 25.00-29.99               9,257,245                  27.68                    8.2               2,166,690               26.51
 30.00-34.99               9,882,719                  31.38                    6.6               8,599,834               31.48
 35.00-50.00                 323,000                  43.44                    6.8                 323,000               43.44
---------------------------------------------------------------------------------------------------------------------------------
   Total                  34,246,323                 $24.66                    6.7              19,501,856              $24.80
=================================================================================================================================


SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies like Key that use the "intrinsic value method" to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of stock options using the "fair value method." Under the intrinsic value method, the excess of the fair value of the stock over the exercise price is recorded as expense on the date at which both the number of shares the recipient is entitled to receive and the exercise price are known.

Management estimated the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. As a result, the Black-Scholes model is not a perfect indicator of the value of an option, but it is commonly used for this purpose.

The Black-Scholes model requires several assumptions, which management developed based on historical trends and current market observations. These assumptions include:

- an average option life of 3.9 years in 2001, 4.7 years in 2000 and 4.3 years in 1999;

-   a future dividend yield of 4.22% in 2001, 5.83% in 2000 and 3.4% in 1999;

-   share price volatility of .330 in 2001, .267 in 2000 and .256 in 1999; and

- a weighted average risk-free interest rate of 5.0% in 2001, 6.6% in 2000 and 4.9% in 1999.

If these assumptions are not accurate, the estimated fair values used to derive the information presented in the following table also will be inaccurate. Moreover, the model assumes that the estimated fair value of an option is amortized over the option's vesting period and would be included in personnel expense on the income statement. The pro forma impact of applying the fair value method of accounting for the years shown below may not be indicative of the pro forma impact in future years.

YEAR ENDED DECEMBER 31,
in millions, except per share amounts          2001      2000      1999
-----------------------------------------------------------------------
Net income                                     $132    $1,002    $1,107
Net income -- pro forma                         107       985     1,085
Per common share:
   Net income                                  $.31     $2.32     $2.47
   Net income -- pro forma                      .25      2.28      2.42
   Net income assuming dilution                 .31      2.30      2.45
   Net income assuming dilution --
      pro forma                                 .25      2.24      2.39
-----------------------------------------------------------------------

                           14. RESTRUCTURING CHARGES

During 2001, KeyCorp recorded a restructuring charge credit of $4 million ($2 million after tax) in connection with a competitiveness initiative instituted in November 1999 to improve Key's operating efficiency and profitability. Restructuring charges previously recorded under this initiative totaled $104 million ($66 million after tax) in 2000 and $98 million ($62 million after tax) in 1999.


In the first phase of the initiative, Key outsourced certain technology and corporate support functions, consolidated sites in a number of Key's businesses and reduced the number of management layers. This phase was completed last year. The second and final phase, which started during the second half of 2000, is focusing on:

- simplifying Key's business structure by consolidating 22 business lines into 10;

-   streamlining and automating business operations and processes;

-   standardizing product offerings and internal processes;

-   consolidating operating facilities and service centers; and

-   outsourcing certain noncore activities.

As a result of the initiative, Key estimated that it would reduce its workforce by approximately 4,000 positions. Those reductions were to occur at all levels throughout the organization. At December 31, 2001, nearly 3,900 positions had been eliminated. Management expects to eliminate the remaining positions -- both staffed and vacant -- by the end of the first quarter of 2002.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Changes in the components of the restructuring charge liability associated with the actions discussed on page 73 are as follows:


                                 December 31,           Restructuring                   Cash           December 31,
in millions                              2000       Charges (Credits)               Payments                   2001
--------------------------------------------------------------------------------------------------------------------

Severance                                $ 62                     $(7)                   $28                    $27
Site consolidations                        60                       4                     31                     33
Equipment and other                         2                      (1)                    --                      1
--------------------------------------------------------------------------------------------------------------------

   Total                                 $124                     $(4)                   $59                    $61
                                         ====                     ===                    ===                    ===
====================================================================================================================

                              15. EMPLOYEE BENEFITS



PENSION PLANS

Net periodic and total pension income for all funded and unfunded plans includes the following components.

YEAR ENDED DECEMBER 31,
in millions                          2001     2000      1999
--------------------------------------------------------------------------------
Service cost of benefits earned      $ 37     $ 37      $ 28
Interest cost on projected
   benefit obligation                  53       53        47
Expected return on plan assets        (95)     (90)      (82)
Amortization of unrecognized
   net transition asset                (2)      (5)       (5)
Amortization of prior service cost      1        2         2
Amortization of losses                  1        1         3
--------------------------------------------------------------------------------

   Net periodic pension income         (5)      (2)       (7)
Curtailment gain                       --       (2)       --
--------------------------------------------------------------------------------

   Total pension income              $ (5)    $ (4)     $ (7)
                                     ====     ====      ====
===============================================================================

The curtailment gain in the above table resulted from Key's competitiveness initiative and related reduction in workforce.

Changes in the projected benefit obligation ("PBO") related to Key's pension plans are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                2001         2000
-------------------------------------------------------------------------------
PBO at beginning of year                   $715         $725
Service cost                                 37           37
Interest cost                                53           53
Actuarial (gains) losses                     57          (21)
Curtailments                                 --           (1)
Benefit payments                            (75)         (78)
--------------------------------------------------------------------------------

   PBO at end of year                      $787         $715
                                           ====         ====
--------------------------------------------------------------------------------


Changes in the fair value of pension plan assets ("FVA") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                              2001         2000
--------------------------------------------------------------------------------
FVA at beginning of year                              $ 1,062        $ 1,007
Actual return (loss) on plan assets                      (121)           125
Employer contributions                                      9              8
Benefit payments                                          (75)           (78)
--------------------------------------------------------------------------------
   FVA at end of year                                 $   875        $ 1,062
                                                      =======        =======
--------------------------------------------------------------------------------

The funded status of the pension plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2001 and 2000, is as follows:

DECEMBER 31,
in millions                                             2001           2000
--------------------------------------------------------------------------------
Funded status(a)                                      $    88        $   346
Unrecognized net (gain) loss                              156           (114)
Unrecognized prior service benefit                         (4)            (3)
Unrecognized net transition asset                        --               (3)
Benefits paid subsequent to measurement date                3              2
--------------------------------------------------------------------------------
   Net prepaid pension cost                           $   243        $   228
                                                      =======        =======
--------------------------------------------------------------------------------

(a) The excess of the fair value of plan assets over the projected benefit obligation.

Key provides certain nonqualified supplemental executive retirement programs that are unfunded and reflected in the above table. At December 31, 2001, the projected benefit obligation for these unfunded plans was $132 million (compared with $109 million at the end of 2000), and the accumulated benefit obligation was $128 million (compared with $103 million at the end of 2000). The amount of accrued pension cost for these plans was $89 million at December 31, 2001, and $85 million at December 31, 2000.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

In order to determine the actuarial present value of benefit obligations and net pension income, management assumed the following weighted average rates.

YEAR ENDED DECEMBER 31,             2001         2000        1999
-----------------------------------------------------------------
Discount rate                       7.25%        7.75%       7.50%
Compensation increase rate          4.00         4.00        4.00
Expected return on plan assets      9.75         9.75        9.75
-----------------------------------------------------------------

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a contributory postretirement healthcare plan. Retirees' contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory.

Net periodic and total postretirement benefits cost includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                       2001     2000     1999
------------------------------------------------------------------------

Service cost of benefits earned                  $  3      $  3    $  3
Interest cost on accumulated
  postretirement benefit obligation                 8         7       7
Expected return on plan assets                     (2)       (2)     (1)
Amortization of transition obligation               4         5       5
-----------------------------------------------------------------------
   Net postretirement benefits cost                13        13      14
Curtailment (gain) loss                            (1)        5       2
-----------------------------------------------------------------------
   Total postretirement benefits cost            $ 12      $ 18    $ 16
                                                 ====      ====    ====
-----------------------------------------------------------------------

The curtailment activity in the above table resulted from the previously mentioned competitiveness initiative and workforce reduction.

Changes in the accumulated postretirement benefit obligation ("APBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                    2001           2000
--------------------------------------------------------------------------------
APBO at beginning of year                   $   106        $   106
Service cost                                      3              3
Interest cost                                     8              7
Plan participants' contributions                  4              4
Actuarial losses                                  9              1
Plan amendments                                --                2
Curtailments                                   --               (3)
Benefit payments                                (16)           (14)
--------------------------------------------------------------------------------
   APBO at end of year                      $   114        $   106
                                            =======        =======
--------------------------------------------------------------------------------

Changes in the fair value of postretirement plan assets are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                  2001             2000
--------------------------------------------------------------------------------

FVA at beginning of year                    $    38        $    31
Employer contributions                           19             15
Plan participants' contributions                  4              3
Benefit payments                                (16)           (12)
Actual return (loss) on plan assets              (6)             1
--------------------------------------------------------------------------------
   FVA at end of year                       $    39        $    38
                                            =======        =======
--------------------------------------------------------------------------------

The funded status of the postretirement plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2001 and 2000, is as follows:

YEAR ENDED DECEMBER 31,
in millions                                  2001             2000
-------------------------------------------------------------------------------

Funded status(a)                            $   (76)       $   (69)
Unrecognized net (gain) loss                     12             (5)
Unrecognized prior service cost                   3              3
Unrecognized transition obligation               44             46
Contributions/benefits paid subsequent
   to measurement date                            9             10
-------------------------------------------------------------------------------
   Accrued postretirement benefit cost      $    (8)       $   (15)
                                            =======        =======
-------------------------------------------------------------------------------

(a) The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.


The assumed weighted average healthcare cost trend rate for 2002 is 5.9% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.5% by the year 2003 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefits cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

To determine the accumulated postretirement benefit obligation and the net postretirement benefits cost, management assumed the following weighted average rates:

YEAR ENDED DECEMBER 31,             2001         2000        1999
--------------------------------------------------------------------------------
Discount rate                       7.25%        7.75%       7.50%
Expected return on plan assets      5.71         5.71        5.73
--------------------------------------------------------------------------------

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key's plan permits employees to contribute from 1% to 10% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Total expense associated with the plan was $42 million in 2001, $51 million in 2000 and $46 million in 1999.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


                                16. INCOME TAXES


Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated Federal income tax return.

YEAR ENDED DECEMBER 31,
in millions                           2001      2000     1999
--------------------------------------------------------------------------------
Currently payable:
   Federal                            $222      $147      $104
   State                                19        33         7
--------------------------------------------------------------------------------
                                       241       180       111
Deferred:
   Federal                            (133)      307       421
   State                                (6)       28        45
--------------------------------------------------------------------------------
                                      (139)      335       466
--------------------------------------------------------------------------------
   Total income tax expense(a)        $102      $515      $577
                                      ====      ====      ====
--------------------------------------------------------------------------------

(a) Income tax expense (benefit) on securities transactions totaled $14 million in 2001, ($10) million in 2000 and $10 million in 1999. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled $29 million in 2001, $33 million in 2000 and $35 million in 1999.

Significant components of Key's deferred tax assets and liabilities are as follows:

DECEMBER 31,
in millions                                         2001          2000
--------------------------------------------------------------------------------

Provision for loan losses                        $   604        $   372
Restructuring charges                                 22             48
Write-down of OREO                                     5              3
Other                                                294            212
--------------------------------------------------------------------------------
   Total deferred tax assets                         925            635

Leasing income reported using the operating
   method for tax purposes                         1,853          2,245
Net unrealized securities gains                       18              8
Depreciation                                        --                6
Other                                                606             73
--------------------------------------------------------------------------------
   Total deferred tax liabilities                  2,477          2,332
--------------------------------------------------------------------------------
   Net deferred tax liabilities                  $ 1,552        $ 1,697
                                                 =======        =======

--------------------------------------------------------------------------------

The following table shows how Key arrived at total income tax expense and the effective tax rate.

YEAR ENDED DECEMBER 31,                                                    2001                2000                1999
                                                                    -----------------   ------------------  -----------------
dollars in millions                                                 Amount      Rate     Amount     Rate     Amount     Rate
-----------------------------------------------------------------------------------------------------------------------------

Income before income taxes times 35% statutory Federal tax rate      $  90      35.0%    $ 531      35.0%    $ 589      35.0%
State income tax, net of Federal tax benefit                             9       3.4        40       2.6        34       2.0
Amortization of nondeductible intangibles                               78      30.1        27       1.8        27       1.6
Tax-exempt interest income                                             (15)     (5.9)      (18)     (1.2)      (20)     (1.2)
Corporate-owned life insurance income                                  (42)    (16.3)      (40)     (2.7)      (38)     (2.3)
Tax credits                                                            (42)    (16.1)      (36)     (2.4)      (28)     (1.6)
Other                                                                   24       9.2        11        .8        13        .8
-----------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                             $ 102      39.4%    $ 515      33.9%    $ 577      34.3%
                                                                     =====     =====     =====     =====     =====     =====
-----------------------------------------------------------------------------------------------------------------------------

         17. COMMITMENTS, CONTINGENT LIABILITIES AND OTHER DISCLOSURES

LEGAL PROCEEDINGS

RESIDUAL VALUE INSURANCE LITIGATION. Key Bank USA, National Association ("KeyBank") obtained two insurance policies from Reliance Insurance Company ("Reliance") insuring the residual value of certain automobiles leased through KeyBank. The two policies ("the Policies"), the "4011 Policy" and the "4019 Policy," together covered leases entered into during the period January 1, 1997 to January 1, 2001.

The 4019 Policy contains an endorsement stating that Swiss Reinsurance America Corporation ("Swiss Re") will assume and reinsure 100% of Reliance's obligations under the 4019 Policy in the event that Reliance Group Holdings' ("Reliance's parent") so-called "claims-paying ability" were to fall below investment grade. KeyBank also entered into an agreement with Swiss Re and Reliance whereby Swiss Re agreed to issue to KeyBank an insurance policy on the same terms and conditions as the 4011 Policy in the event that the financial condition of Reliance Group Holdings fell below a certain level. Around May 2000, the conditions under both the 4019 Policy and the Swiss Re agreement were triggered.

The 4011 Policy was canceled and replaced as of May 1, 2000, by a policy issued by North American Specialty Insurance Company (a subsidiary or affiliate of Swiss Re) ("the NAS Policy"). Tri-Arc Financial Services, Inc. ("Tri-Arc") acted as agent for Reliance, Swiss Re and NAS. Since February 2000, KeyBank has been filing claims under the Policies, but none of these claims have been paid.

In July 2000, KeyBank filed a claim for arbitration against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, a declaration of the scope of coverage under the Policies and for damages. On January 8, 2001, Reliance filed an action (litigation) against KeyBank in Federal District Court in Ohio seeking rescission or reformation of the Policies claiming that they do not reflect the intent of the parties with respect to the scope of coverage and how and when claims were to be paid. Key filed an answer and counterclaim against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, declaratory relief as to the scope of coverage under the Policies, damages for breach of contract, failure to act in good faith, and punitive damages. The parties have agreed to proceed with this court action and to dismiss the arbitration without prejudice.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order placing Reliance in a court supervised "rehabilitation" and purporting to stay all litigation against Reliance. On July 23, 2001, the Federal District Court in Ohio stayed the litigation to allow the Rehabilitator to complete her task. On October 3, 2001, the Court in Pennsylvania entered an order placing Reliance into liquidation and canceling all Reliance insurance policies as of November 2, 2001. On November 20, 2001, the Federal District Court in Ohio entered an order which, among other things, required Reliance to report to the Court on the progress of the liquidation. On January 15, 2002, Reliance filed a status report requesting the continuance of the stay for an indefinite period.

Management believes that KeyBank has valid insurance coverage or claims for damages relating to the residual value of automobiles leased through KeyBank during the four-year period ending January 1, 2001. With respect to each individual lease, however, it is not until the lease expires and the vehicle is sold that KeyBank can determine the existence and amount of any actual loss on the lease -- i.e., the difference between the residual value provided for in the lease agreement and the vehicle's actual market value at lease expiration. KeyBank's actual total losses for which it will file claims will depend to a large measure upon the viability of, and pricing within, the market for used cars throughout the lease runoff period, which extends through 2006. Accordingly, the total expected loss on the portfolio cannot be determined with certainty at this time. Claims filed by KeyBank through December 31, 2001, total approximately $89 million, and management currently estimates that approximately $225 million of additional claims may be filed through year-end 2006. During this time frame, a number of factors will affect KeyBank's actual loss experience, which may be higher or lower than management's current estimates.

Key is recording as a receivable the amount of the claims as and when filed, less an amount Key has estimated to be an appropriate reserve to reflect the collectibility risk associated with the insurance litigation.

NSM LITIGATION. In March 1998, McDonald Investments Inc. ("McDonald"), now a subsidiary of KeyCorp, participated in an offering to institutional investors of approximately $452 million of debt securities and related warrants of Nakornthai Strip Mill Public Company Ltd. ("NSM"), a Thailand public company, and certain NSM affiliates. The offering was part of the financing of NSM's steel mini-mill located in Chonburi, Thailand. McDonald served as a financial advisor to NSM and was an initial purchaser in the offering. On December 24, 1998, holders of NSM securities gave a Notice of Default alleging a number of defaults under the terms of the securities.

In 1999, certain purchasers of the NSM securities commenced litigation against McDonald and several other parties, claiming that McDonald, the other initial purchasers and certain other of NSM's third party service providers violated certain state and federal securities and other laws. The complaints in those lawsuits were based on alleged misstatements and omissions in the Offering Memorandum for the securities, and on certain other information allegedly provided and oral statements allegedly made to potential investors. In each lawsuit the plaintiffs allege misrepresentations relating to (among other things) the physical facilities at the mill, the management of the mill, the supply of inputs to the mill and the use of the proceeds of the offering.

Nine separate lawsuits were brought against McDonald and others by purchasers of the NSM securities: two in Federal court in Minnesota; two in Federal court in New York; two in California; and one in each of Connecticut, Illinois and New Jersey. The aggregate amount of securities alleged to have been purchased by the plaintiffs in these nine lawsuits was approximately $260 million. While the relief claimed in the lawsuits has varied, generally the plaintiffs have sought rescission of the sale of the securities, compensatory damages, punitive damages, pre- and post-judgment interest, legal fees and expenses.

McDonald filed responses to each complaint denying liability and has been vigorously defending these actions. McDonald has entered into settlement agreements with the plaintiffs in seven of the nine lawsuits, pursuant to which those plaintiffs' claims against McDonald were dismissed. The terms of those settlement agreements, including the consideration paid by McDonald, are confidential.

Key sought coverage from its insurance carriers for certain liabilities and expenses related to the settled claims (above certain self-insurance layers that were exhausted and expensed), which coverage was subsequently denied by the carriers. As a result, Key and the insurance carriers filed declaratory judgment actions against each other. In January 2002, the insurance carriers and Key agreed to a monetary settlement of their dispute, which would have (when aggregated with litigation reserves previously established for these lawsuits) provided coverage for amounts paid by Key in settlement of the seven settled NSM lawsuits. However, in the course of finalizing the settlement documentation, the insurance carriers informed Key that in their view a settlement of all material terms was not reached and, accordingly, the settlement agreement is not valid. Management believes that the settlement agreement is valid.

In the ordinary course of business, Key is subject to legal actions that involve claims for substantial monetary relief. Based on information presently known to management and Key's counsel, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, will have a material adverse effect on Key's financial condition.


RESTRICTIONS ON CASH, DUE FROM BANKS,
SUBSIDIARY DIVIDENDS AND LENDING ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyCorp's banking subsidiaries maintained average reserve balances aggregating $330 million in 2001 to fulfill these requirements.

KeyCorp's principal source of cash flow, including the cash needed to pay dividends on its common shares and to service its debt, is dividends from its banking and other subsidiaries. Various Federal and state statutes and regulations limit the amount of dividends KeyCorp's banking subsidiaries can pay without prior regulatory approval. At January 1, 2002, KeyCorp's banking subsidiaries could have declared dividends of approximately $449 million in the aggregate without obtaining such approval.

Federal law also restricts loans and advances from banking subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured. At December 31, 2001, KeyCorp and its subsidiaries were in compliance with these legal restrictions.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $132 million in 2001, $136 million in 2000 and $162 million in 1999. Minimum future rental payments under noncancelable leases at December 31, 2001, are as follows: 2002 -- $124 million; 2003 -- $116 million; 2004 -- $101 million; 2005 -- $87 million; 2006 -- $80 million; all subsequent years -- $455 million.

              18. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key's financial instruments are shown below in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments."

DECEMBER 31,                                              2001                                2000
                                              --------------------------         ----------------------------
                                              Carrying            Fair            Carrying             Fair
in millions                                     Amount           Value              Amount            Value
--------------------------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(a)             $ 4,789           $ 4,789           $ 5,073           $ 5,073
Securities available for sale(b)                 5,346             5,346             7,329             7,329
Investment securities(b)                         1,119             1,128             1,198             1,208
Loans, net of allowance(c)                      61,632            62,938            65,904            67,495
Servicing assets(a)                                 73                73                49                49

LIABILITIES
Deposits with no stated maturity(a)            $25,047           $25,047           $23,680           $23,680
Time deposits(d)                                19,748            20,067            24,969            25,317
Short-term borrowings(a)                         9,284             9,284            11,893            11,893
Long-term debt(d)                               14,554            14,268            14,161            14,342

CAPITAL SECURITIES(d)                            1,288             1,157             1,243             1,056
---------------------------------------------------------------------------------------------------------------


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

The estimated fair values of residential real estate mortgage loans (carrying amount of $2.3 billion at December 31, 2001, and $4.2 billion at December 31, 2000, and included in the amount shown for "Loans, net of allowance") and deposits do not take into account the fair values of long-term client relationships, which are integral parts of the related financial instruments. The estimated fair values of these instruments would be significantly higher if they included the fair values of these relationships.

For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.

If management used different assumptions (on matters such as discount rates and cash flow) and estimation methods, the estimated fair values shown in the table could change significantly. Accordingly, these estimates do not necessarily reflect the amounts Key's financial instruments would command in a current market exchange. Similarly, because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent the underlying value of Key itself.

Interest rate swaps and caps were valued based on discounted cash flow models. The aggregate fair values of assets and liabilities at December 31, 2001, were $1.1 billion and $899 million, respectively, compared with $473 million and $314 million, respectively, as of December 31, 2000. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount at December 31, 2001 and 2000. These instruments are discussed in greater detail in Note 20 ("Derivatives and Hedging Activities"), beginning on page 80.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

          19. OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Key, mainly through its lead bank, KeyBank National Association, is party to various financial instruments with off-balance sheet risk. Many financial instruments with such risk to which Key is a party are discussed in other notes to these financial statements. Notes 7, 17 and 20 address such matters. The other major types of financial instruments with off-balance sheet risk are primarily loan commitments and standby letters of credit. These financial instruments generally help Key meet clients' financing needs. However, they also involve credit risk not reflected on Key's balance sheet. Key mitigates its exposure to credit risk with internal controls that guide the way staff reviews and approves applications for credit, establishes credit limits and, when necessary, demands collateral. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis. Key does not have any significant concentrations of credit risk.

COMMITMENTS TO EXTEND CREDIT. These are agreements to provide financing on predetermined terms, as long as the client continues to meet specified criteria. Loan commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to induce Key to issue a loan commitment. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may exceed Key's eventual cash outlay.

STANDBY LETTERS OF CREDIT. These instruments obligate Key to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Amounts drawn under standby letters of credit are essentially loans: they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan would.

ASSET-BACKED COMMERCIAL PAPER CONDUIT. Key serves as a referral agent to an asset-backed commercial paper conduit ("conduit"), which is owned by a third party and administered by an unaffiliated financial institution. In connection with this arrangement, Key receives fees for the referral of high-grade loans and structured assets, and for making commitments to provide liquidity and credit enhancement. Key provides liquidity and credit enhancement to the conduit in the form of a committed liquidity facility and credit agreement. The commitment to provide credit enhancement specifies that in the event of default, Key will provide financial relief to the conduit in an amount that is based on defined criteria that consider the level of credit risk involved and other factors. During 2001, Key sold $434 million of federally guaranteed education loans to a qualified special purpose entity, which issued beneficial interests that were acquired by the conduit.

At December 31, 2001, Key's commitments to provide liquidity and credit enhancement totaled $994 million and $456 million, respectively. There were no balances outstanding under either of the commitment facilities at the end of the year. Management periodically evaluates Key's potential exposure related to these commitments.

The balance of assets outstanding in the conduit was $1.1 billion at December 31, 2001. Of this amount, $157 million represents the balance of the beneficial interests in the federally guaranteed education loans acquired by the conduit in 2001. All of the assets in the conduit were performing in accordance with their contractual terms at December 31, 2001.

RECOURSE AGREEMENT WITH FEDERAL NATIONAL MORTGAGE ASSOCIATION. KeyBank National Association ("KeyBank") participates as a lender in the Federal National Mortgage Association ("FNMA") Delegated Underwriting and Servicing ("DUS") program. As a condition to FNMA's delegation of responsibility for originating, underwriting and servicing mortgages, KeyBank has agreed to assume a limited portion of the risk of loss on each mortgage loan sold. Accordingly, a reserve for such potential losses has been established and is maintained in an amount estimated by management to be appropriate in light of the recourse risk. As of December 31, 2001, KeyBank had sold approximately $1.1 billion of loans as a participant in this program.

RETURN GUARANTY AGREEMENT WITH LOW-INCOME HOUSING TAX CREDIT ("LIHTC") INVESTORS. Key Affordable Housing Corporation ("KAHC"), a subsidiary of KeyBank, offers limited partnership interests to qualified investors. Partnerships formed by KAHC invest in low-income residential rental properties that qualify for Federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return. The guaranteed return is incumbent on the financial performance of the property and the property's ability to maintain its LIHTC status throughout the fifteen-year compliance period. Key meets its obligations pertaining to the guaranteed returns generally through the distribution of tax credits and deductions associated with the specific properties. At December 31, 2001, Key guaranteed equity of $696 million plus a specified return on that equity. KAHC has established a reserve in an amount estimated by management to be sufficient to cover its obligations under the guarantees in the event that the properties do not perform as expected.

The following table shows the contractual amount of each class of lending-related, off-balance sheet financial instrument outstanding. The table discloses Key's maximum possible accounting loss, which is equal to the contractual amount of the various instruments. The estimated fair values of these instruments are not material; observable liquid markets do not exist for the majority of these instruments.

DECEMBER 31,
in millions                                        2001           2000
-------------------------------------------------------------------------------

Loan commitments:
   Home equity                                   $ 4,965        $ 4,727
   Commercial real estate and construction         2,487          2,211
   Commercial and other                           24,936         25,376
-------------------------------------------------------------------------------
      Total loan commitments                      32,388         32,314

Other commitments:
   Standby letters of credit                       3,503          3,555
   Commercial letters of credit                      106            116
-------------------------------------------------------------------------------
      Total loan and other commitments           $35,997        $35,985
                                                 =======        =======
-------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES



                     20. DERIVATIVES AND HEDGING ACTIVITIES

Key, mainly through its lead bank, KeyBank National Association, is party to various derivative instruments. These instruments are used for asset and liability management and trading purposes. Generally, these instruments help Key meet clients' financing needs and manage exposure to "market risk" -- the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments, these derivatives contain an element of "credit risk" -- the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. All foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments.


ACCOUNTING TREATMENT AND VALUATION

Effective January 1, 2001, Key adopted SFAS No. 133, which establishes accounting and reporting standards for derivatives and hedging activities. The new standards are summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Adopted in 2001," on page 61.

As a result of adopting SFAS No. 133, Key recorded cumulative after-tax losses of $1 million in earnings and $22 million in "other comprehensive income (loss)" as of January 1, 2001. Of the $22 million loss, an estimated $13 million was reclassified to earnings during 2001.

At December 31, 2001, Key had $233 million of derivative assets recorded in "accrued income and other assets" and $231 million of derivative liabilities recorded in "accrued expense and other liabilities" on the balance sheet. These balances compare with $120 million and $152 million, respectively, recorded upon adoption of SFAS No. 133.

The following section includes information pertaining to derivatives and hedging activities for 2001 (subsequent to adopting SFAS No. 133) and 2000 (prior to adopting SFAS No. 133).


ASSET AND LIABILITY MANAGEMENT
FAIR VALUE HEDGING STRATEGIES. Key uses interest rate swap contracts known as "receive fixed/pay variable" swaps to modify its exposure to interest rate risk. These contracts convert specific fixed-rate deposits, short-term borrowings and long-term debt to variable rate obligations. As a result, Key receives fixed-rate interest payments in exchange for variable rate payments over the lives of the contracts without exchanges of the underlying notional amounts.

During 2001, Key recognized a net loss of approximately $1 million related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in "other income" on the income statement.

CASH FLOW HEDGING STRATEGIES. Key also enters into "pay fixed/receive variable" interest rate swap contracts that effectively convert a portion of its floating-rate debt to fixed-rate to reduce the potential adverse impact of interest rate increases on future interest expense. These contracts allow Key to exchange variable-rate interest payments for fixed-rate payments over the lives of the contracts without exchanges of the underlying notional amounts. Similarly, Key has converted certain floating-rate commercial loans to fixed-rate loans by entering into interest rate swap contracts.

Key also uses "pay fixed/receive variable" interest rate swaps to manage the interest rate risk associated with anticipated sales or securitizations of certain commercial real estate loans. These swaps protect against a possible short-term decline in the value of the loans between the time they are originated and the time they are securitized or sold. Key's general policy is to sell or securitize these loans within one year of their origination.

As a result of actions announced in May, Key revised its projections of future debt needs. Consequently, during the second quarter of 2001, Key reclassified a $3 million gain from "accumulated other comprehensive income (loss)" to "other income" on the income statement. This reclassification relates to a cash flow hedge of a previously forecasted debt issuance that Key will not make.

During 2001, Key did not recognize any significant net loss in connection with the ineffective portion of its cash flow hedging instruments. There was no impact on earnings during 2001 related to the exclusion of portions of hedging instruments from the assessment of hedge effectiveness. Any loss resulting from hedge ineffectiveness was recorded in "other income" on the income statement.

The change in "accumulated other comprehensive income (loss)" resulting from cash flow hedges is as follows:

                                                       CUMULATIVE EFFECT
                                         DECEMBER 31,        OF ADOPTING               2001     RECLASSIFICATION     DECEMBER 31,
in millions                                     2000            SFAS 133   HEDGING ACTIVITY          TO EARNINGS            2001
---------------------------------------------------------------------------------------------------------------------------------

Accumulated other comprehensive income
   (loss) resulting from cash flow hedges         --               $(22)              $(13)               $33             $(2)
---------------------------------------------------------------------------------------------------------------------------------

Key expects to reclassify approximately $22 million of net gains on derivative instruments from "accumulated other comprehensive income (loss)" to earnings during the next twelve months. Reclassifications will coincide with the income statement impact of the hedged item through the payment of variable-rate interest on debt, the receipt of variable-rate interest on commercial loans and the sale or securitization of commercial real estate loans.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES


The following table summarizes the features of the various types of portfolio swaps and caps that Key held at the end of 2000 prior to the adoption of SFAS No. 133.


                                                                                 DECEMBER 31, 2000
                                                           ------------------------------------------------------------------
                                                                                                WEIGHTED AVERAGE RATE
                                                                                             --------------------------------
                                                           NOTIONAL       FAIR   MATURITY
dollars in millions                                          AMOUNT      VALUE    (YEARS)    RECEIVE    PAY         STRIKE
-----------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
   Receive fixed/pay variable-- indexed amortizing(a)       $    45    $     1         .8      7.98%    6.76%         N/A
   Receive fixed/pay variable-- conventional                  4,330         75        6.6      6.68     6.76          N/A
   Receive fixed/pay variable-- forward starting                 88          3       10.1      5.62     5.41          N/A
   Pay fixed/receive variable-- conventional                  4,636        (46)       3.7      6.75     6.31          N/A
   Pay fixed/receive variable-- forward starting                116         (5)      10.0      6.18     6.48          N/A
   Basis swaps                                                6,625        (75)       1.6      6.67     6.78          N/A
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                  15,840        (47)      --        6.69%    6.63%          --

Interest rate caps and collars:
   Caps purchased-- one- to three-month
     LIBOR-based                                               --         --         --         N/A      N/A           --
   Collar-- one- to three-month LIBOR-based                     250       --           .1       N/A      N/A     4.75 and 6.50
-----------------------------------------------------------------------------------------------------------------------------

      Total                                                     250       --         --        --       --             --
-----------------------------------------------------------------------------------------------------------------------------

      Total                                                 $16,090    $   (47)      --        --       --             --
                                                            =======    ========
-----------------------------------------------------------------------------------------------------------------------------

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

TRADING PORTFOLIO

FUTURES CONTRACTS AND INTEREST RATE SWAPS, CAPS AND FLOORS. Key uses these instruments for dealer activities, which are generally limited to the banks' commercial loan clients, and enters into other positions with third parties to mitigate the interest rate risk of the client positions. The swaps entered into with clients are generally limited to conventional swaps. All futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to fair value are included in "investment banking and capital markets income" on the income statement.

FOREIGN EXCHANGE FORWARD CONTRACTS. Key uses these instruments to accommodate the business needs of clients and for proprietary trading purposes. Foreign exchange forward contracts provide for the delayed delivery or purchase of foreign currency. Key mitigates the associated risk by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all foreign exchange forward contracts are included in "investment banking and capital markets income" on the income statement.

OPTIONS AND FUTURES. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of options are included in "investment banking and capital markets income" on the income statement.

The following table shows trading income recognized on interest rate swap, foreign exchange forward, and option and futures contracts.

YEAR ENDED DECEMBER 31,
in millions                          2001       2000      1999
------------------------------------------------------------------------------

Interest rate contracts               $17        $32       $40
Foreign exchange forward contracts     40         35        30
Option and futures contracts           --          3         4
--------------------------------------------------------------------------------

CREDIT RISK

Swaps and caps present credit risk because the counterparty may not meet the terms of the contract. This risk is measured as the cost of replacing contracts -- at current market rates -- that have generated unrealized gains. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.

Key uses two additional precautions to manage exposure to credit risk on swap contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements include legal rights of setoff that provide for the net settlement of the related contracts with the same counterparty in the event of default. Second, a credit committee monitors credit risk exposure to the counterparty on each interest rate swap to determine appropriate limits on Key's total credit exposure and whether any collateral may be required.

At December 31, 2001, Key was party to swaps with 38 different counterparties. Among these were swaps entered into to offset the risk of client swaps. Key had aggregate credit exposure of $542 million to 27 of these counterparties, with the largest credit exposure to an individual counterparty amounting to $150 million. As of the same date, Key's aggregate credit exposure on its interest rate caps totaled $31 million. Based on management's assessment, as of December 31, 2001, all counterparties were expected to meet their obligations.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

           21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY


CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                                                                    2001                 2000
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with KeyBank National Association                                  $ 1,054              $   547
Loans and advances to subsidiaries:
   Banks                                                                                          99                   99
   Nonbank subsidiaries                                                                          669                  575
--------------------------------------------------------------------------------------------------------------------------
                                                                                                 768                  674
Investment in subsidiaries:
   Banks                                                                                       5,744                6,733
   Nonbank subsidiaries                                                                        2,004                2,010
--------------------------------------------------------------------------------------------------------------------------
                                                                                               7,748                8,743
Accrued income and other assets                                                                  780                  883
--------------------------------------------------------------------------------------------------------------------------

   Total assets                                                                              $10,350              $10,847
                                                                                             =======              =======


LIABILITIES
Accrued expense and other liabilities                                                        $   580              $   453
Short-term borrowings                                                                            121                1,206
Long-term debt:
   Subsidiary trusts                                                                           1,282                1,282
   Unaffiliated companies                                                                      2,212                1,283
--------------------------------------------------------------------------------------------------------------------------
                                                                                               3,494                2,565
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                           4,195                4,224

SHAREHOLDERS' EQUITY(a)                                                                        6,155                6,623
--------------------------------------------------------------------------------------------------------------------------

   Total liabilities and shareholders' equity                                                $10,350              $10,847
                                                                                             =======              =======
--------------------------------------------------------------------------------------------------------------------------

(a) See page 56 for KeyCorp's Statements of Changes in Shareholders' Equity.



CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions                                                                    2001             2000                 1999
--------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
   Banks                                                                    $   500          $ 1,440              $   900
   Nonbank subsidiaries                                                         107               57                   46
Interest income from subsidiaries                                                77               62                   47
Gain from sale of Electronic Payment Services, Inc.                            --               --                    134
Other income                                                                     49               46                   17
--------------------------------------------------------------------------------------------------------------------------
                                                                                733            1,605                1,144
EXPENSES
Interest on long-term debt with subsidiary trusts                                92               98                   87
Interest on other borrowed funds                                                132              133                   96
Restructuring charges                                                            (4)             102                   98
Personnel and other expense                                                      56               59                  123
--------------------------------------------------------------------------------------------------------------------------
                                                                                276              392                  404
Income before income tax benefit and equity in
   net income less dividends from subsidiaries                                  457            1,213                  740
Income tax benefit                                                               28              103                   74
--------------------------------------------------------------------------------------------------------------------------
                                                                                485            1,316                  814
Equity in net income less dividends from subsidiaries                          (353)            (314)                 293
--------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $   132          $ 1,002              $ 1,107
                                                                            =======          =======              =======
--------------------------------------------------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31,
in millions                                                                             2001            2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $   132          $ 1,002              $ 1,107
Adjustments to reconcile net income to net cash provided by operating activities:
   Amortization of intangibles                                                            20               24                   18
   Net gains from divestitures                                                          --               --                   (134)
   Net securities gains                                                                  (28)              (7)                 (15)
   Deferred income taxes                                                                 (20)              10                  (27)
   Equity in net income less dividends from subsidiaries                                 353              314                 (293)
   Net increase in other assets                                                          (69)            (213)                 (69)
   Net increase in other liabilities                                                     125              133                    4
   Net increase (decrease) in accrued restructuring charges                              (68)              33                   88
   Other operating activities, net                                                        39              (35)                 (75)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                484            1,261                  604
INVESTING ACTIVITIES
Purchases of securities available for sale                                               (50)            (192)                 (30)
Proceeds from prepayments and maturities of securities available for sale                195               10                  154
Net (increase) decrease in interest-bearing deposits                                    (507)             136                 (370)
Net increase in loans and advances to subsidiaries                                      (136)             (83)                (123)
(Increase) decrease in investments in subsidiaries                                       670             (846)                 (23)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                      172             (975)                (392)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings                                      (1,063)             665                  411
Net proceeds from issuance of long-term debt                                           1,142              290                  510
Payments on long-term debt                                                              (230)            (334)                (365)
Loan payment received from ESOP trustee                                                   13               11                   10
Purchases of treasury shares                                                             (50)            (462)                (344)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                                33               28                   33
Cash dividends paid                                                                     (501)            (484)                (467)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                   (656)            (286)                (212)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                      --               --                   --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                            --               --                   --
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                  --               --                   --

                                                                                     ======          ======               ======
-----------------------------------------------------------------------------------------------------------------------------------

KeyCorp paid interest on borrowed funds amounting to $224 million in 2001, $231 million in 2000 and $183 million in 1999.