Form 10-K, Exhibit 13
period 2002-12-31
KEYCORP /NEW/
filed 2003-03-21
CIK 91576

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

FINANCIAL REVIEW

MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION & RESULTS OF OPERATIONS

Introduction                                                 20

Highlights of Key's 2002 Performance                         21

Line of Business Results                                     24

Results of Operations

  Net Interest Income                                        27
  Market Risk Management                                     30
  Noninterest Income                                         32
  Noninterest Expense                                        34
  Income Taxes                                               36

Financial Condition

  Loans                                                      36
  Securities                                                 40
  Asset Quality                                              40
  Deposits and Other Sources of Funds                        46
  Liquidity                                                  46
  Capital                                                    48

Fourth Quarter Results                                       50

REPORT OF MANAGEMENT                                         52

REPORT OF ERNST & YOUNG LLP,
  INDEPENDENT AUDITORS                                       52

CONSOLIDATED FINANCIAL STATEMENTS                            53

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

INTRODUCTION

This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may cover a longer period to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 53 through 88.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Key's business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are important; not only are they necessary to comply with accounting principles generally accepted in the United States, they also reflect management's view of the most appropriate manner in which to record and report Key's overall financial performance. All accounting policies are important, and all policies described in Note 1 ("Summary of Significant Accounting Policies"), which begins on page 57, should be reviewed for a greater understanding of how Key's financial performance is recorded and reported.

In management's opinion, some accounting policies are more likely than others to have a significant effect on Key's financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance or require management to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate based on actual experience. For Key, the areas that rely most heavily on the use of assumptions and estimates include accounting for the allowance for loan losses, loan securitizations, contingent obligations arising from litigation and tax exposures, principal investments, goodwill, and pension and other postretirement obligations. A brief discussion of each of these areas appears below.

ALLOWANCE FOR LOAN LOSSES. Management determines probable losses inherent in Key's loan portfolio (which represents by far the largest category of assets on Key's balance sheet) and establishes an allowance that is sufficient to absorb those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, management benefits from a lengthy organizational history and experience with credit decisions and related outcomes. Nonetheless, if management's underlying assumptions prove to be inaccurate, the allowance for loan losses would have to be adjusted. Our accounting policy related to the allowance is disclosed in Note 1 under the heading "Allowance for Loan Losses" on page 58.

LOAN SECURITIZATIONS. Key securitizes certain types of loans and accounts for such transactions as sales when the criteria set forth in Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" are met. If future events were to preclude accounting for such transactions as sales, the loans would have to be placed back on Key's balance sheet. This could have a potentially adverse effect on Key's capital ratios and other unfavorable financial implications. In addition, determining the gain or loss resulting from securitization transactions and the subsequent carrying amount of retained interests is dependent on underlying assumptions made by management, the most significant of which are described in Note 8 ("Loan Securitizations and Variable Interest Entities"), which begins on page 70. The use of alternative ranges of possible outcomes for these assumptions would change the amount of the initial gain or loss recognized. It could also result in changes in the carrying amount of retained interests, with related effects on results of operations. Our accounting policy related to loan securitizations is disclosed in Note 1 under the heading "Loan Securitizations" on page 59.

CONTINGENT OBLIGATIONS. A detailed description of contingent obligations arising from litigation and their potential effects on Key's results of operations is contained in Note 19 ("Commitments, Contingent Liabilities and Guarantees"), which begins on page 81.

In the normal course of business, Key is routinely subject to examinations and challenges from tax authorities regarding the amount of taxes due in connection with investments and business activities. Currently, the Internal Revenue Service is challenging Key's tax treatment of certain leveraged lease investments. This and other challenges by tax authorities may result in adjustments to the timing or amount of Key's taxable income or deductions or the allocation of income among tax jurisdictions. Management believes these challenges will be resolved without having any material effect on Key's financial condition or results of operations.

VALUATION METHODOLOGIES. Valuation methodologies employed by management often involve a significant degree of judgment, particularly when there are no observable liquid markets for the items being valued. The outcome of valuations performed by management have a direct bearing on the carrying amounts of certain assets and liabilities, such as principal investments, goodwill, and pension and other postretirement benefit obligations. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, repayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could have material positive or negative effects on Key's results of operations.

The valuation methodology management uses for principal investments is summarized in Note 21 ("Fair Value Disclosures of Financial Instruments") on page 86 and the methodology used in the testing for goodwill impairment is summarized in Note 1 under the heading "Goodwill and Other Intangible Assets" on page 59. The primary assumptions used in determining Key's pension and other postretirement benefit obligations and related expenses are presented in Note 16 ("Employee Benefits"), which begins on page 78.

When a potential asset impairment is identified through testing, observable changes in liquid markets or other means, management must also exercise judgment in determining the nature of the potential impairment (i.e., whether the impairment is temporary or other than temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders' equity, whereas those deemed "other than temporary" are recorded in earnings.

REVENUE RECOGNITION

In recent months, corporate improprieties related to revenue recognition have received a great deal of attention by regulatory authorities and the news media. Although all companies face the risk of intentional or unintentional misstatements, such misstatements are less likely in the

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

financial services industry because most of the revenue (i.e., interest accruals) recorded is driven by nondiscretionary formulas based on written contracts, such as loan agreements.

TERMINOLOGY

This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.

-   KEYCORP refers solely to the parent holding company.

-   KBNA refers to Key's lead bank, KeyBank National Association.

- KEY refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

- A KEYCENTER is one of Key's full-service retail banking facilities or branches.

- Key engages in CAPITAL MARKETS ACTIVITIES. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients' financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients' needs and to benefit from fluctuations in exchange rates).

- All earnings per share data included in this discussion are presented on a DILUTED basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options. Some of the financial information tables also include BASIC earnings per share, which takes into account only common shares outstanding.

- For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company's TOTAL RISK-BASED CAPITAL must qualify as TIER 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled "Capital," which begins on page 48.

- When we want to draw your attention to a particular item in Key's Notes to Consolidated Financial Statements, we refer to NOTE ___, giving the particular number, name and starting page number.

FORWARD-LOOKING STATEMENTS

This report may contain "forward-looking statements" about issues like anticipated earnings, anticipated levels of net loan charge-offs and nonperforming assets and anticipated improvement in profitability and competitiveness. These statements usually can be identified by the use of forward-looking language such as "our goal," "our objective," "our plan," "will likely result," "will be," "are expected to," "as planned," "is anticipated," "intends to," "is projected," or similar words. Forward-looking statements by their nature are subject to assumptions, risks and uncertainties. For a variety of reasons, including the following, actual results could differ materially from those contained in or implied by the forward-looking statements.

- Interest rates could change more quickly or more significantly than we expect, which may have an adverse effect on our financial results.

- If the economy or segments of the economy fail to recover or, decline further, the demand for new loans and the ability of borrowers to repay outstanding loans may decline.

- The stock and bond markets could suffer additional declines or disruptions, which may have adverse effects on our financial condition and that of our borrowers, and on our ability to raise money by issuing new securities.

- It could take us longer than we anticipate to implement strategic initiatives designed to increase revenues or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful.

- Acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated.

- We may become subject to new legal obligations, or the resolution of pending litigation may have an adverse effect on our financial results.

- Terrorist activities or military actions could further disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers.

- We may become subject to new accounting, tax, or regulatory practices or requirements.

HIGHLIGHTS OF KEY'S 2002 PERFORMANCE

FINANCIAL PERFORMANCE

The primary measures of Key's financial performance for 2002, 2001 and 2000 are summarized below.

- Net income for 2002 was $976 million, or $2.27 per common share, compared with $132 million, or $.31 per share for 2001, and $1.0 billion, or $2.30 per share, for 2000.

- Key's return on average equity was 14.96% for 2002. This result compares with a return of 2.01% for 2001 and a return of 15.39% for 2000.

- Key's 2002 return on average total assets was 1.19%. This result compares with a return of .16% for 2001 and a return of 1.19% for 2000.

In the second and fourth quarters of 2001, we announced a series of strategic initiatives designed to sharpen our business focus and strengthen Key's financial performance. These included:

- Accelerating Key's revenue growth by delivering our products and services to customers through a seamless, integrated sales process called 1Key.

- Achieving 100% of the savings from our competitiveness initiative discussed on page 22.

- Re-emphasizing our commitment to our relationship-based activities, and committing to re-establish a conservative credit culture while de-emphasizing high-risk, low-return businesses.

Specific actions related to these initiatives included exiting the automobile leasing business, de-emphasizing indirect prime automobile lending, discontinuing many credit-only relationships in the leveraged financing and nationally syndicated lending businesses, and increasing the allowance for loan losses.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

As a result of these actions, Key recorded 2001 charges aggregating $1.1 billion ($774 million after tax) that hinder a direct comparison of financial results over the past three years. Specifically, in the second quarter of 2001, we recorded a $150 million write-down of goodwill associated with Key's 1995 acquisition of AutoFinance Group, Inc. This charge reflects our intention to significantly downsize the automobile finance business. We also increased the provision for loan losses by $300 million ($189 million after tax) to facilitate the exiting of credits in the leveraged financing and nationally syndicated lending businesses. Finally, we recorded a $40 million ($25 million after tax) charge to establish a reserve for losses incurred on the residual values of leased vehicles.

In the fourth quarter of 2001, we recorded an additional provision for loan losses of $590 million ($372 million after tax) as a result of both the rapid downturn in the economy and further erosion in credit quality experienced after the events of September 11. In the same quarter, we recorded a $45 million ($28 million after tax) write-down of our principal investing portfolio and a $15 million ($9 million after tax) charge to increase our reserve for customer derivative losses.

Results for 2001 also were adversely affected by a $39 million ($24 million after tax) charge resulting from a prescribed change in accounting principles generally accepted in the United States applicable to retained interests in securitized assets and a $20 million ($13 million after tax) increase in litigation reserves.

The charges summarized above and the primary reasons that Key's specific revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of this discussion.

Figure 1 summarizes Key's financial performance for each of the past six years.

CORPORATE STRATEGY

Our goal is to achieve revenue and earnings per share growth that is consistently above the median for stocks that make up the Standard & Poor's 500 Banks Index. Our strategy for achieving this goal comprises the following four primary elements:

- FOCUS ON OUR CORE BUSINESSES. We intend to focus on businesses that enable us to build relationships with our clients. We will focus on our "footprint" businesses that serve individuals, small businesses and middle market companies. In addition, we intend to focus nationwide on our commercial real estate lending, asset management, home equity lending and equipment leasing businesses. These are businesses in which we believe we possess resources of the scale necessary to compete nationally.

- PUT OUR CLIENTS FIRST. We will work to deepen our relationship with our existing clients, and to build relationships with new clients who have the potential to purchase multiple products and services or to generate repeat business. One way in which we are pursuing this goal is by emphasizing deposit growth across all of our lines of business. We also want to ensure that our clients are receiving a distinctive level of service, so we are putting considerable effort into enhancing our service quality.

- ENHANCE OUR BUSINESS. We intend to build on the success of our competitiveness initiative by pursuing a continuous improvement process. We will continue to focus on increasing revenues, controlling expenses and better serving our clients, and we will also continue to leverage technology -- both to reduce costs and to enhance service quality. Over time, we also intend to diversify our revenue mix by emphasizing the growth of fee income while investing in higher-growth and higher-return businesses.

- CULTIVATE A WORKFORCE THAT DEMONSTRATES KEY'S VALUES AND WORKS TOGETHER FOR A COMMON PURPOSE. Key intends to achieve this by:

    -- paying for performance, but only if achieved in ways that are consistent with Key's values;

    -- attracting, developing and retaining a quality, high-performing and inclusive workforce;

    -- developing leadership at all levels in the company; and

    -- creating a positive, stimulating and entrepreneurial work environment.

STATUS OF COMPETITIVENESS INITIATIVE

Key launched a major initiative in November 1999, the first phase of which was completed in 2000. This initiative was designed to improve Key's profitability by reducing the costs of doing business, focusing on the most profitable growth businesses and enhancing revenues. During the initial phase, we reduced our annual operating expenses by approximately $100 million by outsourcing certain nonstrategic support functions, consolidating sites in a number of our businesses and reducing management layers.

During 2002, we completed the implementation of all projects related to the second and final phase of the initiative, referred to as PEG (Perform, Excel,
Grow). In this phase, we reduced our annual operating expenses by an additional $200 million by:

- consolidating 22 business lines into 10 to simplify Key's business structure;

-   streamlining and automating business operations and processes;

-   standardizing product offerings and internal processes;

-   consolidating operating facilities and service centers; and

-   outsourcing additional noncore activities.

Due primarily to the success of the overall initiative, noninterest expense for 2002 was lower than it has been for any year since 1998.

Management expected the competitiveness initiative to reduce Key's workforce by approximately 4,000 positions (comprising both staffed and vacant positions). During 2002, Key completed its workforce reduction bringing the total number of positions eliminated in the initiative to nearly 4,100.

Since the inception of the competitiveness initiative, we have recorded related net charges of $270 million. The section entitled "Noninterest expense," which begins on page 34, and Note 18 ("Restructuring Charges") on page 81 provide more information about Key's restructuring charges.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

                        FIGURE 1 SELECTED FINANCIAL DATA

                                                                                                                         COMPOUND
                                                                                                                        ANNUAL RATE
                                                                                                                         OF CHANGE
dollars in millions, except per share amounts    2002        2001        2000        1999        1998        1997       (1997-2002)
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,
Interest income                                $  4,366    $  5,627    $  6,277    $  5,695    $  5,525    $  5,262       (3.7)%
Interest expense                                  1,617       2,802       3,547       2,908       2,841       2,517       (8.5)
Net interest income                               2,749       2,825       2,730       2,787       2,684       2,745         --
Provision for loan losses                           553       1,350         490         348         297         320       11.6
Noninterest income                                1,769       1,725       2,194       2,315       1,600       1,315        6.1
Noninterest expense                               2,653       2,941       2,917       3,070       2,508       2,395        2.1
Income before income taxes and cumulative
   effect of accounting changes                   1,312         259       1,517       1,684       1,479       1,345        (.5)
Income before cumulative effect
   of accounting changes                            976         157       1,002       1,107         996         919        1.2
Net income                                          976         132       1,002       1,107         996         919        1.2
-----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before cumulative effect
   of accounting changes                       $   2.29    $    .37    $   2.32    $   2.47    $   2.25    $   2.09        1.8%
Income before cumulative effect
   of accounting changes--
   assuming dilution                               2.27         .37        2.30        2.45        2.23        2.07        1.9
Net income                                         2.29         .31        2.32        2.47        2.25        2.09        1.8
Net income--assuming dilution                      2.27         .31        2.30        2.45        2.23        2.07        1.9
Cash dividends paid                                1.20        1.18        1.12        1.04         .94         .84        7.4
Book value at year end                            16.12       14.52       15.65       14.41       13.63       11.83        6.4
Market price at year end                          25.14       24.34       28.00       22.13       32.00       35.41       (6.6)
Dividend payout ratio                             52.40%     380.65%      48.28%      42.11%      41.78%      40.19%       5.4
Weighted average common shares (000)            425,451     424,275     432,617     448,168     441,895     439,042        (.6)
Weighted average common shares and
   potential common shares (000)                430,703     429,573     435,573     452,363     447,437     444,544        (.6)
-----------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31,
Loans                                          $ 62,457    $ 63,309    $ 66,905    $ 64,222    $ 62,012    $ 53,380        3.2%
Earning assets                                   73,635      71,672      77,316      73,733      70,240      64,246        2.8
Total assets                                     85,202      80,938      87,270      83,395      80,020      73,699        2.9
Deposits                                         49,346      44,795      48,649      43,233      42,583      45,073        1.8
Long-term debt                                   15,605      14,554      14,161      15,881      12,967       7,446       15.9
Shareholders' equity                              6,835       6,155       6,623       6,389       6,167       5,181        5.7

Full-time equivalent employees                   20,437      21,230      22,142      24,568      25,862      24,595       (3.6)
KeyCenters                                          910         911         922         936         968       1,015       (2.2)
-----------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                     1.19%        .16%       1.19%       1.37%       1.32%       1.33%       N/A
Return on average equity                          14.96        2.01       15.39       17.68       17.97       18.89        N/A
Net interest margin (taxable equivalent)           3.97        3.81        3.69        3.93        4.08        4.54        N/A
-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT DECEMBER 31,
Equity to assets                                   8.02%       7.60%       7.59%       7.66%       7.71%       7.03%       N/A
Tangible equity to tangible assets                 6.73        6.29        6.12        6.03        5.93        5.52        N/A
Tier 1 risk-based capital                          8.09        7.43        7.72        7.68        7.21        6.65        N/A
Total risk-based capital                          12.51       11.41       11.48       11.66       11.69       10.83        N/A
Leverage                                           8.15        7.65        7.71        7.77        6.95        6.40        N/A
-----------------------------------------------------------------------------------------------------------------------------------

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key's results, making it difficult to compare results from one year to the next. Note 3 ("Acquisitions and Divestitures") on page 64 contains specific information about the acquisitions and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

N/A = Not Applicable

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

LINE OF BUSINESS RESULTS

This section summarizes the financial performance and related strategic developments of each of Key's three major business groups: Key Consumer Banking, Key Corporate Finance and Key Capital Partners. To better understand this discussion, see Note 4 ("Line of Business Results"), which begins on page 65.
Note 4 includes a brief description of the products and services offered by each of the three major business groups, more detailed financial information pertaining to the groups and their respective lines of business and brief descriptions of "Other Segments" and "Reconciling Items" included in Figure 2.

Figure 2 summarizes the contribution made by each major business group to Key's taxable-equivalent revenue and net income for each of the past three years.

   FIGURE 2 MAJOR BUSINESS GROUPS--TAXABLE-EQUIVALENT REVENUE AND NET INCOME

YEAR ENDED DECEMBER 31,                                                    CHANGE 2002 VS 2001
                                                                           --------------------
dollars in millions               2002         2001           2000        AMOUNT         PERCENT
------------------------------------------------------------------------------------------------
REVENUE (TAXABLE EQUIVALENT)
Key Consumer Banking             $ 2,302      $ 2,300       $  2,232      $     2           .1%
Key Corporate Finance              1,361        1,351          1,264           10           .7
Key Capital Partners               1,109        1,159          1,188          (50)        (4.3)
Other Segments                       (76)         (73)            57           (3)        (4.1)
------------------------------------------------------------------------------------------------
   Total segments                  4,696        4,737          4,741          (41)         (.9)
Reconciling Items                    (58)        (142)(b)        211(b)        84         59.2
------------------------------------------------------------------------------------------------
   Total                         $ 4,638      $ 4,595       $  4,952      $    43           .9%
                                 =======      =======       ========      =======

NET INCOME (LOSS)
Key Consumer Banking             $   422      $   358(a)    $    356      $    64         17.9%
Key Corporate Finance                394          429            396          (35)        (8.2)
Key Capital Partners                 156          129            142           27         20.9
Other Segments                       (20)         (20)            58           --           --
------------------------------------------------------------------------------------------------
  Total segments                     952          896            952           56          6.3
Reconciling Items                     24         (764)(b)         50(b)       788          N/M
------------------------------------------------------------------------------------------------
   Total                         $   976      $   132       $  1,002      $   844        639.4%
                                 =======      =======       ========      =======
------------------------------------------------------------------------------------------------

(a) Results for 2001 include a one-time cumulative charge of $39 million ($24 million after tax) resulting from a prescribed change, applicable to all companies, in the accounting for retained interests in securitized assets.

(b) Significant items included in Reconciling Items are as follows:

    Year ended December 31, 2001:

  - Noninterest income includes a $40 million ($25 million after tax) charge taken to establish a reserve for losses incurred on the residual values of leased vehicles and a $15 million ($9 million after tax) increase in the reserve for customer derivative losses.

  - The provision for loan losses includes an additional $400 million ($252 million after tax) taken to increase the allowance for loan losses for Key's continuing loan portfolio and an additional $490 million ($309 million after tax) recorded primarily in connection with Key's decision to discontinue certain credit-only commercial relationships.

  - Noninterest expense includes a goodwill write-down of $150 million associated with the downsizing of the automobile finance business and charges of $20 million ($13 million after tax) taken to establish additional litigation reserves.

    Year ended December 31, 2000:

  - Noninterest income includes a gain of $332 million ($207 million after tax) from the sale of Key's credit card portfolio.

  - The provision for loan losses includes an additional $121 million ($76 million after tax) recorded in connection with the implementation of an enhanced methodology for assessing credit risk, particularly in the commercial loan portfolio.

  - Noninterest expense includes $127 million ($80 million after tax), primarily restructuring charges, recorded in connection with strategic actions taken to improve Key's operating efficiency and profitability.

N/M = Not Meaningful

KEY CONSUMER BANKING

As shown in Figure 3, net income for Key Consumer Banking was $422 million for 2002, up from $358 million for 2001 and $356 million for 2000. The improvement in 2002 reflects the cumulative effect of the 2001 accounting change presented in the figure, as well as an increase in noninterest income and a reduction in noninterest expense. These positive results were partially offset by a decrease in taxable-equivalent net interest income. The provision for loan losses was essentially unchanged.

Taxable-equivalent net interest income decreased by $13 million, or 1%, from 2001 as a more favorable interest rate spread on average earning assets and a 21% increase in average home equity loans were more than offset by the adverse effects of a narrower spread on deposits and a decline in average deposits outstanding. The decrease in deposits reflected declines in time deposits resulting from reduced rates paid for those deposits, as well as consumer preferences for alternative investments that provide higher levels of liquidity. At the same time, savings deposits rose in response to more aggressive pricing implemented in mid-2002, while noninterest-bearing deposits grew significantly as a result of intensified cross-sell efforts and the introduction of new products, including free checking.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

                         FIGURE 3 KEY CONSUMER BANKING

YEAR ENDED DECEMBER 31,                                                                 CHANGE 2002 VS 2001
                                                                                        -------------------
dollars in millions                            2002         2001           2000        AMOUNT        PERCENT
------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                      $ 1,805      $ 1,818        $ 1,757      $   (13)       (.7)%
Noninterest income                                497          482            475           15        3.1
------------------------------------------------------------------------------------------------------------
Total revenue (TE)                              2,302        2,300          2,232            2         .1
Provision for loan losses                         303          300            281            3        1.0
Noninterest expense                             1,324        1,366          1,356          (42)      (3.1)
------------------------------------------------------------------------------------------------------------
Income before income taxes (TE) and
   cumulative effect of accounting change         675          634            595           41        6.5
Allocated income taxes and TE adjustments         253          252            239            1         .4
------------------------------------------------------------------------------------------------------------
Income before cumulative effect
   of accounting change                           422          382            356           40       10.5
Cumulative effect of accounting change             --          (24)(a)         --           24      100.0
------------------------------------------------------------------------------------------------------------
Net income                                    $   422      $   358        $   356      $    64       17.9%
                                              =======      =======        =======      =======

Percent of consolidated net income                 43%         271%            36%         N/A        N/A

AVERAGE BALANCES
Loans                                         $27,806      $27,673        $26,690      $   133         .5%
Total assets                                   29,970       30,398         29,637         (428)      (1.4)
Deposits                                       33,942       35,221         35,370       (1,279)      (3.6)
------------------------------------------------------------------------------------------------------------

(a) Results for 2001 include a one-time cumulative charge of $39 million ($24 million after tax) resulting from a prescribed change, applicable to all companies, in the accounting for retained interests in securitized assets.

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL KEY CONSUMER BANKING DATA

YEAR ENDED DECEMBER 31,                                                                           CHANGE 2002 VS 2001
                                                                                                  -------------------
dollars in millions                                   2002          2001          2000            AMOUNT       PERCENT
----------------------------------------------------------------------------------------------------------------------
AVERAGE DEPOSITS OUTSTANDING
Noninterest-bearing deposits                         $ 5,136       $ 4,802       $ 4,935          $   334         7.0%
MMDA and other savings deposits                       13,054        12,832        13,154              222         1.7
Time deposits                                         15,752        17,587        17,281           (1,835)      (10.4)
----------------------------------------------------------------------------------------------------------------------
   Total deposits                                    $33,942       $35,221       $35,370          $(1,279)       (3.6)%
                                                     =======       =======       =======          =======
----------------------------------------------------------------------------------------------------------------------

                                            RETAIL            NATIONAL                                                KEY CONSUMER
                                            BANKING         HOME EQUITY                                                  BANKING
----------------------------------------------------------------------------------------------------------------------------------
HOME EQUITY LOANS (2002)                                                       OTHER DATA (2002)
Average balance / % change from 2001      $6,619 / 28%      $4,906 / 11%       On-line clients / % penetration      575,894 / 32%
Average loan-to-value ratio                        71                80        KeyCenters                                    910
Percent first lien positions                       51                79        Automated teller machines                   2,165
----------------------------------------------------------------------------------------------------------------------------------

Noninterest income grew by $15 million, or 3%, due primarily to a $15 million decrease in net losses from derivatives in the National Home Equity line of business, an aggregate $7 million increase in service charges on deposit accounts contributed by the Retail Banking and Small Business lines and higher fees from mortgage lending and electronic banking services. The growth in deposit service charges resulted from new pricing implemented in mid-2001 in connection with Key's competitiveness improvement initiative, but was moderated by the introduction of free checking products in the third quarter of 2002. These favorable results more than offset a $19 million increase in losses incurred on the residual values of leased vehicles in the Indirect Lending line of business.

Noninterest expense decreased by $42 million, or 3%, from 2001. The improvement reflects an approximate $38 million reduction in goodwill amortization, which resulted from the adoption of new accounting guidance, and lower costs for software amortization. These reductions were partially offset by higher personnel expense and an increase in marketing costs associated with the growth in the National Home Equity line of business.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

In 2001, the increase in net income reflected a $61 million, or 3%, increase in net interest income due to an improved interest rate spread on earning assets and a favorable change in the composition of earning assets resulting from Key's decision to retain (rather than securitize and sell) home equity loans starting in 2000. The growth in net interest income was substantially offset by the effect of the 2001 accounting change mentioned on page 25.

KEY CORPORATE FINANCE

As shown in Figure 4, net income for Key Corporate Finance was $394 million for 2002, compared with $429 million for 2001 and $396 million for 2000. The decrease from 2001 resulted from a significantly higher provision for loan losses and lower noninterest income. These adverse results were offset in part by moderate growth in net interest income and improvement in noninterest expense.

                         FIGURE 4 KEY CORPORATE FINANCE

YEAR ENDED DECEMBER 31,                                                               CHANGE 2002 VS 2001
                                                                                      -------------------
dollars in millions                            2002         2001         2000        AMOUNT        PERCENT
----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                      $ 1,123      $ 1,092      $ 1,011      $    31         2.8%
Noninterest income                                238          259          253          (21)       (8.1)
----------------------------------------------------------------------------------------------------------
Total revenue (TE)                              1,361        1,351        1,264           10          .7
Provision for loan losses                         236          140          125           96        68.6
Noninterest expense                               495          517          497          (22)       (4.3)
----------------------------------------------------------------------------------------------------------
Income before income taxes (TE)                   630          694          642          (64)       (9.2)
Allocated income taxes and TE adjustments         236          265          246          (29)      (10.9)
----------------------------------------------------------------------------------------------------------
Net income                                    $   394      $   429      $   396      $   (35)       (8.2)%
                                              =======      =======      =======      =======
Percent of consolidated net income                 41%         325%          39%         N/A         N/A

AVERAGE BALANCES
Loans                                         $29,278      $31,098      $30,592      $(1,820)       (5.9)%
Total assets                                   30,568       32,593       32,086       (2,025)       (6.2)
Deposits                                        3,384        3,093        2,815          291         9.4
----------------------------------------------------------------------------------------------------------

TE = Taxable Equivalent, N/A = Not Applicable

During 2002, taxable-equivalent net interest income increased by $31 million, or 3%. The increase was due primarily to a higher taxable-equivalent adjustment related to portions of the equipment leasing portfolio, which became subject to a lower income tax rate in the latter half of 2001. A more favorable interest rate spread on earning assets and the growth in average deposits also contributed to the improvement. These positive results were partially offset by the adverse effect of a decline in average loans outstanding.

During the same time, noninterest income decreased by $21 million, or 8%. The decrease was due principally to losses from residual values of leased equipment in the National Equipment Finance line of business in 2002, compared with gains in the prior year. Lower fees generated by Corporate Banking also contributed to the decline. These adverse results more than offset increases in nonyield-related loan fees and loan sale gains in the National Commercial Real Estate line and growth in service charges on deposit accounts in the Corporate Banking line.

Noninterest expense improved by $22 million, or 4%, reflecting a $16 million reduction in goodwill amortization following the adoption of a new accounting standard. The provision for loan losses rose by $96 million, or 69%, due largely to higher levels of net charge-offs in the Corporate Banking and National Equipment Finance lines.

In 2001, an $81 million, or 8%, improvement in net interest income drove the increase in net income relative to the prior year. This growth was attributable largely to a more favorable interest rate spread on earning assets, as well as loan growth in both the National Commercial Real Estate and National Equipment Finance lines of business.

KEY CAPITAL PARTNERS

As shown in Figure 5, Key Capital Partners' net income was $156 million for 2002, compared with $129 million for 2001 and $142 million for 2000. The improvement in 2002 was attributable to a substantial decrease in noninterest expense and growth in taxable-equivalent net interest income. These positive results more than offset a decline in noninterest income, while the provision for loan losses was essentially unchanged.

Taxable-equivalent net interest income increased by $19 million, or 9%, from 2001. The growth was due primarily to a more favorable interest rate spread on earning assets.

Noninterest income decreased by $69 million, or 7%, as market-sensitive businesses were adversely affected by the weak economy. The reduction was attributable mainly to an aggregate decline of $51 million in trust and investment services income in the High Net Worth and Victory Capital Management lines and lower income from trading activities and derivatives in the Capital Markets line. In addition, revenue for 2001 benefited from a net gain from the sale of residential mortgage loans associated with the private banking business. These factors more than offset an $18 million increase in investment banking income.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

                         FIGURE 5 KEY CAPITAL PARTNERS

YEAR ENDED DECEMBER 31,                                                           CHANGE 2002 VS 2001
                                                                                  -------------------
dollars in millions                            2002        2001        2000       AMOUNT       PERCENT
------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                      $  235      $  216      $  214      $   19         8.8%
Noninterest income                               874         943         974         (69)       (7.3)
-----------------------------------------------------------------------------------------------------
Total revenue (TE)                             1,109       1,159       1,188         (50)       (4.3)
Provision for loan losses                         14          13           4           1         7.7
Noninterest expense                              846         926         944         (80)       (8.6)
-----------------------------------------------------------------------------------------------------
Income before income taxes (TE)                  249         220         240          29        13.2
Allocated income taxes and TE adjustments         93          91          98           2         2.2
-----------------------------------------------------------------------------------------------------
Net income                                    $  156      $  129      $  142      $   27        20.9%
                                              ======      ======      ======      ======

Percent of consolidated net income                16%         98%         14%        N/A         N/A

AVERAGE BALANCES
Loans                                         $4,904      $5,266      $5,439      $ (362)       (6.9)%
Total assets                                   8,382       8,965       8,994        (583)       (6.5)
Deposits                                       3,924       3,679       3,480         245         6.7
-----------------------------------------------------------------------------------------------------

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL KEY CAPITAL PARTNERS DATA

DECEMBER 31, 2002
dollars in millions
--------------------------------------------------------------
Assets under management                                $61,694
Nonmanaged and brokerage assets                         64,968
High Net Worth sales personnel                             807
--------------------------------------------------------------

Noninterest expense decreased by $80 million, or 9%, in 2002, due primarily to an approximate $25 million reduction in amortization expense following the prescribed change in accounting for goodwill, lower variable compensation expense associated with revenue generation and reduced software amortization.

In 2001, net income decreased primarily as a result of a $31 million, or 3%, reduction in noninterest income. Weak conditions in the capital markets led to a $39 million, or 6%, decline in income from trust and investment services.

OTHER SEGMENTS

Other Segments, which consists primarily of Treasury, Principal Investing and the net effect of funds transfer pricing, generated net losses of $20 million in both 2002 and 2001. In 2002, net losses from principal investing activities decreased by $64 million ($40 million after tax), or 81%. This improvement was offset by a $55 million ($34 million after tax), or 40%, decline in net interest income, due primarily to the change in the net effect of funds transfer pricing, and a $23 million ($14 million after tax), or 75%, reduction in net securities gains recorded by Treasury.

In 2001, Other Segments generated a $20 million net loss, compared with net income of $58 million for the prior year. The decrease in results was due primarily to net losses of $79 million ($50 million after tax) from principal investing in 2001, compared with net gains of $70 million ($44 million after tax) in 2000. In addition, net interest income declined by $54 million ($34 million after tax), or 64%, due largely to the change in the net effect of funds transfer pricing. The adverse effects of these factors were partially offset by net securities gains of $31 million ($19 million after tax) recorded by Treasury in 2001, compared with net securities losses of $40 million ($25 million after tax) in 2000.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Key's principal source of earnings is net interest income, which includes interest paid to Key on earning assets such as loans and securities, as well as loan-related fee income; less interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:

- the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

-   the use of derivative instruments to manage interest rate risk;

-   market interest rate fluctuations; and

-   asset quality.

To make it easier to compare results among several periods and the yields on various types of earning assets, we present all net interest income on a "taxable-equivalent basis." In other words, if we earn $100 of tax-exempt income, we present those earnings at a higher amount (specifically, $154) that -- if taxed at the statutory federal income tax rate of 35% --would yield $100.

Figure 6 shows the various components of Key's balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. Net interest income for 2002 was $2.9 billion, essentially unchanged from the prior year as the positive effect of an improved net interest margin was offset by the effect of a decrease in average earning assets. Key's net interest margin rose 16 basis points to 3.97%. The net interest margin is an indicator of the profitability of the earning asset portfolio and is calculated by dividing net interest income by average earning assets.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

     FIGURE 6 AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

                                                           2002                          2001                       2000
YEAR ENDED DECEMBER 31,                        ----------------------------  ---------------------------- --------------------------
                                               AVERAGE               YIELD/  AVERAGE              YIELD/  AVERAGE             YIELD/
dollars in millions                            BALANCE   INTEREST    RATE    BALANCE    INTEREST  RATE    BALANCE   INTEREST  RATE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(a,b)
   Commercial, financial and agricultural      $ 17,767   $  907     5.10%   $ 19,459  $  1,362   7.00%   $19,369  $  1,669   8.63%
   Real estate-- commercial mortgage              6,345      373     5.87       6,821       511   7.50      6,911       628   9.10
   Real estate-- construction                     5,851      315     5.38       5,654       411   7.27      4,815       464   9.63
   Commercial lease financing                     7,263      491     6.76       7,049       490   6.95      6,821       493   7.22
------------------------------------------------------------------------------------------------------------------------------------
     Total commercial loans                      37,226    2,086     5.60      38,983     2,774   7.12     37,916     3,254   8.59
   Real estate-- residential                      2,126      149     7.00       3,607       275   7.64      4,274       325   7.61
   Home equity                                   13,028      889     6.82      10,595       906   8.55      8,857       822   9.29
   Credit card                                       --       --       --          --        --     --         --        --     --
   Consumer-- direct                              2,206      183     8.29       2,427       232   9.55      2,592       265  10.19
   Consumer-- indirect lease financing            1,405      126     8.96       2,618       217   8.27      3,089       249   8.03
   Consumer-- indirect other                      5,155      471     9.15       5,529       530   9.58      6,032       570   9.44
------------------------------------------------------------------------------------------------------------------------------------
     Total consumer loans                        23,920    1,818     7.60      24,776     2,160   8.72     24,844     2,231   8.97
   Loans held for sale                            2,247      123     5.52       2,217       169   7.64      2,534       230   9.05
------------------------------------------------------------------------------------------------------------------------------------
     Total loans                                 63,393    4,027     6.35      65,976     5,103   7.73     65,294     5,715   8.75
Taxable investment securities                         1       --     8.59           2        --   8.60          2        --   8.42
Tax-exempt investment securities(a)                 180       16     8.67         277        25   8.76        391        34   8.76
------------------------------------------------------------------------------------------------------------------------------------
     Total investment securities                    181       16     8.67         279        25   8.76        393        34   8.75
Securities available for sale(a,c)                6,359      389     6.14       6,625       455   6.89      6,470       448   6.80
Short-term investments                            1,496       30     1.99       1,712        65   3.81      1,717        83   4.84
Other investments(c)                                871       24     2.57         849        24   2.86        701        25   3.74
------------------------------------------------------------------------------------------------------------------------------------
     Total earning assets                        72,300    4,486     6.20      75,441     5,672   7.52     74,575     6,305   8.45
Allowance for loan losses                        (1,553)                       (1,090)                       (959)
Accrued income and other assets                  11,034                        10,552                      10,419
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 81,781                      $ 84,903                     $84,035
                                               ========                      ========                     =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Money market deposit accounts                  $ 13,197      125      .94    $ 12,323       254   2.06    $12,211       414   3.39
Savings deposits                                  1,986       13      .67       1,952        21   1.05      2,206        32   1.47
NOW accounts                                        564        6     1.02         619         9   1.43        612        10   1.59
Certificates of deposit ($100,000 or more)(d)     4,741      218     4.63       5,284       301   5.71      5,511       340   6.15
Other time deposits                              12,859      496     3.86      14,208       786   5.53     13,974       805   5.76
Deposits in foreign office                        2,336       39     1.67       2,715       107   3.94      2,593       167   6.45
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing deposits             35,683      897     2.52      37,101     1,478   3.98     37,107     1,768   4.76
Federal funds purchased and securities
   sold under repurchase agreements               5,527       90     1.63       5,197       198   3.80      4,931       287   5.82
Bank notes and other short-term borrowings(d)     2,943       79     2.67       6,829       302   4.43      7,121       428   6.01
Long-term debt, including capital
 securities(d,e)                                 16,961      551     3.29      15,911       824   5.20     15,707     1,064   6.78
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities          61,114    1,617     2.66      65,038     2,802   4.31     64,866     3,547   5.47
Noninterest-bearing deposits                      9,098                         8,354                       8,328
Accrued expense and other liabilities             5,045                         4,939                       4,329
Shareholders' equity                              6,524                         6,572                       6,512
------------------------------------------------------------------------------------------------------------------------------------
                                               $ 81,781                      $ 84,903                     $84,035
                                               ========                      ========                     =======
Interest rate spread (TE)                                            3.54%                        3.21%                      2.98%
------------------------------------------------------------------------------------------------------------------------------------
Net interest income (TE) and net
     interest margin (TE)                                 $2,869     3.97%             $  2,870   3.81%            $  2,758  3.69%
                                                          ======     ====              ========   ====             ========  ====

Capital securities                             $  1,254   $   78             $  1,309  $     89           $ 1,243  $     95
TE adjustment(a)                                             120                             45                          28
------------------------------------------------------------------------------------------------------------------------------------

(a) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b) For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)  Yield is calculated on the basis of amortized cost.

(d) Rate calculation excludes basis adjustments related to fair value hedges. See Note 20 ("Derivatives and Hedging Activities"), which begins on page 84, for an explanation of fair value hedges.

(e)  Rate calculation excludes ESOP debt.

TE = Taxable Equivalent, N/M = Not Meaningful

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

                                                                                                                  COMPOUND
                                                                                                                   ANNUAL
                                                                                                               RATE OF CHANGE
                1999                                 1998                              1997                      (1997-2002)
------------------------------------  ----------------------------------   ------------------------------    -------------------
AVERAGE                       YIELD/  AVERAGE                     YIELD/    AVERAGE                YIELD/    AVERAGE
BALANCE      INTEREST         RATE    BALANCE     INTEREST        RATE      BALANCE     INTEREST   RATE      BALANCE   INTEREST
--------------------------------------------------------------------------------------------------------------------------------
$ 17,695     $  1,350          7.63%  $ 15,413    $  1,251         8.12%   $  12,911    $  1,126    8.72%      6.6%      (4.2)%
   6,946          580          8.35      7,080         627         8.86        7,101         663    9.34      (2.2)     (10.9)
   4,076          343          8.42      2,866         254         8.86        1,945         188    9.67      24.6       10.9
   6,092          445          7.30      4,822         359         7.45        3,310         228    6.89      17.0       16.6
--------------------------------------------------------------------------------------------------------------------------------
  34,809        2,718          7.81     30,181       2,491         8.25       25,267       2,205    8.73       8.1       (1.1)
   4,479          338          7.55      5,440         422         7.76        6,192         524    8.46     (19.2)     (22.2)
   7,548          645          8.55      6,353         557         8.77        5,180         469    9.05      20.3       13.6
     997          152         15.25      1,438         212        14.74        1,710         256   14.97       N/M        N/M
   2,457          238          9.69      2,139         228        10.66        2,238         246   10.99       (.3)      (5.7)
   2,922          236          8.08      2,024         171         8.45        1,156          99    8.56       4.0        4.9
   6,584          608          9.23      6,647         603         9.07        7,023         633    9.01      (6.0)      (5.7)
--------------------------------------------------------------------------------------------------------------------------------
  24,987        2,217          8.87     24,041       2,193         9.12       23,499       2,227    9.48        .4       (4.0)
   2,605          228          8.75      3,200         262         8.19        2,649         198    7.47      (3.2)      (9.1)
--------------------------------------------------------------------------------------------------------------------------------
  62,401        5,163          8.27     57,422       4,946         9.02       51,415       4,630    9.01       4.3       (2.8)
       2           --         12.73          3          --         7.61            4          --    7.86     (24.2)       N/M
     535           46          8.60        801          67         8.36        1,227          97    7.91     (31.9)     (30.3)
--------------------------------------------------------------------------------------------------------------------------------
     537           46          8.57        804          67         8.33        1,231          97    7.87     (31.8)     (30.3)
   6,403          425          6.68      6,610         450         6.84        7,629         527    6.69      (3.6)      (5.9)
   1,873           78          4.16      1,563          84         5.37          782          40    5.12      13.9       (5.6)
     442           15          3.46        279          12         4.36          243          12    4.55      29.1       14.9
--------------------------------------------------------------------------------------------------------------------------------
  71,656        5,727          7.99     66,678       5,559         8.34       61,300       5,306    8.66       3.4       (3.3)
    (911)                                 (888)                                 (875)                         12.2
  10,201                                 9,491                                 8,525                           5.3
--------------------------------------------------------------------------------------------------------------------------------
$ 80,946                               $75,281                               $68,950                           3.5
========                               =======                               =======

$ 12,950          390          3.01    $11,650         382         3.28    $  10,897         333    3.06       3.9      (17.8)
   2,716           44          1.62      3,225          59         1.83        4,319          94    2.18     (14.4)     (32.7)
     791           12          1.52      1,215          20         1.65        1,560          32    2.05     (18.4)     (28.5)
   4,257          223          5.24      3,520         194         5.51        3,376         190    5.63       7.0        2.8
  11,969          595          4.97     12,240         654         5.34       13,273         715    5.39       (.6)      (7.1)
     823           41          4.98        913          50         5.48        1,812          98    5.41       5.2      (16.8)
--------------------------------------------------------------------------------------------------------------------------------
  33,506        1,305          3.89     32,763       1,359         4.15       35,237       1,462    4.15        .3       (9.3)

   4,856          220          4.53      6,635         342         5.15        6,942         359    5.17      (4.5)     (24.2)
   7,912          426          5.38      7,975         459         5.76        4,741         283    5.97      (9.1)     (22.5)
  16,473          957          6.09     11,175         681         6.30        6,554         413    6.38      20.9        5.9
--------------------------------------------------------------------------------------------------------------------------------
  62,747        2,908          4.63     58,548       2,841         4.85       53,474       2,517    4.71       2.7       (8.5)
   8,474                                 8,509                                 8,536                           1.3
   3,464                                 2,681                                 2,074                          19.5
   6,261                                 5,543                                 4,866                           6.0
--------------------------------------------------------------------------------------------------------------------------------
$ 80,946                              $ 75,281                             $  68,950                           3.5
========                              ========                             =========

                               3.36%                               3.49%                            3.95%
--------------------------------------------------------------------------------------------------------------------------------

             $  2,819          3.93%              $  2,718         4.08%                $  2,789    4.54%                  .6%
               ======          ====               ========         ====                 ========    ====

$  1,162     $     85                 $    879    $     65                 $     648    $     49              14.1%       9.7%
                   32                                   34                                    44                         22.2
--------------------------------------------------------------------------------------------------------------------------------

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

Average earning assets decreased by 4% to $72.3 billion, due primarily to declines in both commercial and consumer loans (other than home equity loans). These declines reflected weak loan demand in a challenging economic environment, as well as the effect of management's decision to exit and/or reduce certain lending activities. This decision is more fully discussed below in the section entitled "Interest earning assets."

In 2001, net interest income was $2.9 billion, representing a $112 million, or 4%, increase from 2000. This growth reflected an improved net interest margin, which increased 12 basis points to 3.81%. Average earning assets increased by 1% to $75.4 billion, as growth in the commercial and home equity portfolios more than offset declines in other portfolios (some of which declined due to the strategic decision mentioned above).

NET INTEREST MARGIN. Key's net interest margin improved over the past two years, primarily because:

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

INTEREST EARNING ASSETS. Average earning assets for 2002 totaled $72.3 billion, which was $3.1 billion, or 4%, lower than the 2001 level. This decrease came principally from the loan portfolio and was attributable to a number of factors, including Key's decision in May 2001 to exit or scale back certain types of lending. Another factor was loan sales, including the September 2001 sale of $1.4 billion of residential mortgage loans. Weak loan demand resulting from the general economic slowdown has also contributed to the net decline in loans.

In 2001, average earning assets totaled $75.4 billion, representing an $866 million, or 1%, increase from the prior year. This improvement was driven by the growth of Key's loan portfolio, with the largest increases occurring in the commercial and home equity sectors. However, our decision to scale back or exit certain types of lending, and slower demand for loans in a weak economy, led to declines in Key's commercial and consumer loans during the second half of 2001. The September sale of $1.4 billion of residential mortgage loans also contributed to the decline in consumer loans.

Over the past two years, the growth and composition of Key's loan portfolio has been affected by several actions:

- During the third quarter of 2001, we sold $1.4 billion of residential mortgage loans, which were generated by our private banking and community development businesses. These loans are originated as a customer and community accommodation and are sold periodically because they have relatively low interest rate spreads that do not meet Key's internal profitability standards.

- During the second quarter of 2001, management announced that Key would exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain credit-only commercial relationships. These portfolios, in the aggregate, have declined by approximately $3.3 billion since the date of the announcement through December 31, 2002.

- We sold commercial mortgage loans of $1.4 billion during 2002 and $1.7 billion during 2001. Since some of these loans have been sold with limited recourse, Key established a loss reserve of an amount estimated by management to be appropriate to reflect the recourse risk. More information about the related recourse agreement is provided in Note 19 ("Commitments, Contingent Liabilities and Guarantees") under the section entitled "Recourse agreement with Federal National Mortgage Association" on page 83. Our business of originating and servicing commercial mortgage loans has grown, in part as a result of acquiring Conning Asset Management in the second quarter of 2002 and both Newport Mortgage Company, L.P. and National Realty Funding L.C. in 2000.

- We sold education loans of $1.1 billion ($750 million through securitizations) during 2002 and $1.2 billion ($491 million through securitizations) during 2001.

Figure 7 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled "Financial Condition," which begins on page 36, contains more discussion about changes in earning assets and funding sources.

MARKET RISK MANAGEMENT

The values of some financial instruments vary not only with changes in market interest rates, but also with changes in foreign exchange rates, factors influencing valuations in the equity securities markets, and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase; the bond will become a less attractive investment to the holder. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. The exposure that instruments tied to such external factors present is called "market risk." Most of Key's market risk is derived from interest rate fluctuations.

Interest rate risk management

Key's Asset/Liability Management Policy Committee has developed a program to measure and manage interest rate risk. This committee is also responsible for approving Key's asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key's interest rate sensitivity exposure.

FACTORS CONTRIBUTING TO INTEREST RATE EXPOSURE. Key uses interest rate exposure models to quantify the potential impact on earnings and economic value of equity arising from a variety of possible future interest rate scenarios. The many interest rate scenarios modeled estimate the level of Key's interest rate exposure arising from option risk, basis risk and gap risk.

- A financial instrument presents "OPTION RISK" when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

               FIGURE 7 COMPONENTS OF NET INTEREST INCOME CHANGES

                                                           2002 VS 2001                           2001 VS 2000
                                                 ---------------------------------      ---------------------------------
                                                 AVERAGE       YIELD/       NET         AVERAGE       YIELD/      NET
in millions                                      VOLUME        RATE        CHANGE       VOLUME        RATE        CHANGE
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                            $  (193)     $  (883)     $(1,076)     $    59      $  (671)     $  (612)
Tax-exempt investment securities                      (9)          --           (9)         (10)           1           (9)
Securities available for sale                        (18)         (48)         (66)          10           (3)           7
Short-term investments                                (7)         (28)         (35)          --          (18)         (18)
Other investments                                      1           (1)          --            5           (6)          (1)
-------------------------------------------------------------------------------------------------------------------------
   Total interest income (taxable equivalent)       (226)        (960)      (1,186)          64         (697)        (633)

INTEREST EXPENSE
Money market deposit accounts                         17         (146)        (129)           4         (164)        (160)
Savings deposits                                      --           (8)          (8)          (3)          (8)         (11)
NOW accounts                                          (1)          (2)          (3)          --           (1)          (1)
Certificates of deposit ($100,000 or more)           (29)         (54)         (83)         (14)         (25)         (39)
Other time deposits                                  (69)        (221)        (290)          13          (32)         (19)
Deposits in foreign office                           (13)         (55)         (68)           8          (68)         (60)
-------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                   (95)        (486)        (581)           8         (298)        (290)
Federal funds purchased and securities sold
  under repurchase agreements                         12         (120)        (108)          15         (104)         (89)
Bank notes and other short-term borrowings          (132)         (91)        (223)         (17)        (109)        (126)
Long-term debt, including capital securities          51         (324)        (273)          14         (254)        (240)
-------------------------------------------------------------------------------------------------------------------------
   Total interest expense                           (164)      (1,021)      (1,185)          20         (765)        (745)
-------------------------------------------------------------------------------------------------------------------------
   Net interest income (taxable equivalent)      $   (62)     $    61      $    (1)     $    44      $    68      $   112
                                                 =======      =======      =======      =======      =======      =======
-------------------------------------------------------------------------------------------------------------------------

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.


    Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received for the duration originally scheduled. Floating-rate loans that are capped against potential interest rate increases, and deposits that can be withdrawn on demand also present option risk.

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

MEASUREMENT OF SHORT-TERM INTEREST RATE EXPOSURE. Key uses a net interest income simulation model to measure interest rate risk over a short time frame. These simulations estimate the impact that various changes in the overall level of interest rates over one- and two-year time horizons would have on net interest income. The results help Key develop strategies for managing exposure to interest rate risk.

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

Key's guidelines for risk management call for preventive measures to be taken if the simulation modeling demonstrates that a gradual 200 basis point increase or decrease in short-term rates over the next twelve months would adversely affect net interest income over the same period by more than 2%. Key is operating within these guidelines. Since short-term interest rates were relatively low at December 31, 2002, management modified Key's standard rate scenario of a gradual decrease of 200 basis points over twelve months to a gradual decrease of 50 basis points over three months and no change over the following nine months. As of December 31, 2002, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income to decrease by approximately .43% if short-term interest rates gradually increase by 200 basis points. Conversely, if short-term interest rates gradually decrease by 50 basis points over the next three months, net interest income would be expected to decrease by approximately .51% over the next twelve months.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

The decline in net interest income under both of the preceding scenarios reflects the fact that Key is currently in a liability sensitive position when interest rates increase and an asset sensitive position when rates decrease. Key's asset sensitive position to a decrease in interest rates stems from the fact that short-term rates are at historically low levels. Consequently, the results of the simulation model reflect management's assumption that deposit rates will not decline from current levels, while interest rates on earning assets will continue to do so. To mitigate the risk of a potentially adverse effect on earnings, management is using interest rate contracts while maintaining the flexibility to lower rates on deposits, if necessary.

Key has historically been in a liability sensitive position when interest rates are rising. Management actively monitors the risk to higher rates and would endeavor to take preventive actions to ensure that net interest income at risk does not exceed guidelines established by the Asset/Liability Management Policy Committee. Also, Key's lines of business have the ability to mitigate the negative effect on net interest income from rising interest rates by growing loans and deposits with profitable interest rate spreads.

MEASUREMENT OF LONG-TERM INTEREST RATE EXPOSURE. Key uses an economic value of equity model to complement short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than two years. The economic value of Key's equity is determined by aggregating the present value of projected future cash flows for asset, liability and derivative positions based on the current yield curve. However, economic value does not represent the fair values of asset, liability and derivative positions since it does not consider factors like credit risk and liquidity.

Key's guidelines for risk management call for preventive measures to be taken if an immediate 200 basis point increase or decrease in interest rates is estimated to reduce the economic value of equity by more than 15%. Key is operating within these guidelines. Certain short-term interest rates were limited to reductions of less than 200 basis points since interest rates cannot decrease below zero in Key's economic value of equity model.

MANAGEMENT OF INTEREST RATE EXPOSURE. Management uses the results of short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both, within the bounds of Key's interest rate risk, liquidity and capital guidelines. We manage interest rate risk by using portfolio swaps and caps, which modify the repricing or maturity characteristics of some of our assets and liabilities. The decision to use these instruments rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements, and interest rate implications.

A brief description of interest rate swaps and caps follows.

- INTEREST RATE SWAPS are contracts in which two parties agree to exchange interest payment streams that are calculated based on agreed-upon amounts (known as "notional amounts"). For example, party A will pay interest at a fixed rate to, and receive interest at a variable rate from, party B. Key generally uses interest rate swaps to mitigate its exposure to interest rate risk on certain loans, securities, deposits, short-term borrowings and long-term debt.

- INTEREST RATE CAPS are contracts under which the holder is compensated based on an agreed-upon notional amount when a benchmark interest rate exceeds a specified level (known as the "strike rate"). Caps limit exposure to interest rate increases, but have no effect if interest rates decline. Key has used interest rate caps to manage the risk of adverse movements in interest rates on some of its debt.

For more information about how Key uses interest rate swaps and caps to manage its balance sheet, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 84.

Trading portfolio risk management

Key's trading portfolio includes interest rate swap contracts entered into to accommodate the needs of clients, positions with third parties that are intended to offset or mitigate the interest rate risk of client positions, foreign exchange contracts entered into to accommodate the needs of clients, and proprietary trading positions in financial assets and liabilities. The fair values of these trading portfolio items are included in "accrued income and other assets" or "accrued expense and other liabilities" on the balance sheet. For more information about these items, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 84.

Management uses a value at risk ("VAR") model to estimate the potential adverse effect of changes in interest and foreign exchange rates, and equity prices on the fair value of Key's trading portfolio. Using statistical methods, this model estimates the maximum potential one-day loss with 95% probability. At December 31, 2002, Key's aggregate daily VAR was $.9 million, compared with $1.4 million at December 31, 2001. Aggregate daily VAR averaged $1.4 million for 2002, compared with an average of $1.3 million during 2001. VAR modeling augments other controls that Key uses to mitigate the market risk exposure of the trading portfolio. These controls include loss and portfolio size limits that are based on market liquidity and the level of activity and volatility of trading products.

NONINTEREST INCOME

Noninterest income for 2002 was $1.8 billion, representing a $44 million, or 3%, increase from the prior year. In 2001, noninterest income of $1.7 billion was down $469 million, or 21%, from 2000.

The 2002 improvement in noninterest income was due primarily to an $84 million increase in income from investment banking and capital markets activities. This increase was attributable to strong growth in investment banking fees, but also reflected two significant charges recorded during the fourth quarter of 2001. These charges included a $45 million write-down of the principal investing portfolio and a $15 million increase to the reserve for customer derivative losses. Also contributing to the 2002 improvement was an $18 million increase in service charges on deposit accounts and a $10 million rise in letter of credit and nonyield-related loan fees. These positive results were offset in part by a $42 million reduction in income from trust and investment services and a $29 million decrease in net securities gains.

In 2001, Key's noninterest income decreased principally because noninterest income in 2000 included a $332 million gain from the sale of Key's credit card portfolio in January 2000. For more information on this transaction, see Note 3 ("Acquisitions and Divestitures") on page 64. In addition,

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

capital markets-sensitive revenues, particularly those generated by the asset management, principal investing and brokerage businesses, were affected adversely by the recessionary economy. Income from investment banking and capital markets activities decreased by $205 million (including the $60 million of 2001 charges discussed on page 32), while income from trust and investment services declined by $36 million. These reductions were substantially offset by increases in net securities gains (up $63 million), service charges on deposit accounts (up $46 million) and letter of credit and nonyield-related loan fees (up $17 million).

Figure 8 shows the major components of Key's noninterest income. The discussion that follows provides additional information, such as the composition of certain components and the factors that caused them to change in 2002 and 2001.

                          FIGURE 8 NONINTEREST INCOME

YEAR ENDED DECEMBER 31,                                                                   CHANGE 2002 VS 2001
                                                                                         ---------------------
dollars in millions                                  2002        2001        2000        AMOUNT        PERCENT
--------------------------------------------------------------------------------------------------------------
Trust and investment services income                $   609     $   651     $   687      $   (42)       (6.5)%
Service charges on deposit accounts                     405         387         341           18         4.7
Investment banking and capital markets income           172          88         293           84        95.5
Letter of credit and loan fees                          134         124         107           10         8.1
Corporate-owned life insurance income                   108         114         109           (6)       (5.3)
Electronic banking fees                                  79          74          68            5         6.8
Net securities gains (losses)                             6          35         (28)         (29)      (82.9)
Gain from sale of credit card portfolio                  --          --         332           --          --
Other income:
  Insurance income                                       57          56          62            1         1.8
  Net gains from loan securitizations and sales          56          49          31            7        14.3
  Loan securitization servicing fees                      9          16          24           (7)      (43.8)
  Credit card fees                                        9           7          11            2        28.6
  Miscellaneous income                                  125         124         157            1          .8
------------------------------------------------------------------------------------------------------------
    Total other income                                  256         252         285            4         1.6
------------------------------------------------------------------------------------------------------------
    Total noninterest income                        $ 1,769     $ 1,725     $ 2,194      $    44         2.6%
                                                    =======     =======     =======      =======
------------------------------------------------------------------------------------------------------------

TRUST AND INVESTMENT SERVICES INCOME. Trust and investment services provide Key's largest source of noninterest income. Its primary components are shown in Figure 9. A significant portion of this income is based on the value of assets under management. Thus, over the past two years, the level of revenue derived from these services has been adversely affected by continued declines in the equity and fixed income markets.

                 FIGURE 9 TRUST AND INVESTMENT SERVICES INCOME

YEAR ENDED DECEMBER 31,                                                                                  CHANGE 2002 VS 2001
                                                                                                       -----------------------
dollars in millions                                     2002             2001            2000          AMOUNT          PERCENT
-------------------------------------------------------------------------------------------------------------------------------
Personal asset management and custody fees              $162             $179            $189           $(17)            (9.5)%
Institutional asset management and custody fees           77               86              93             (9)           (10.5)
Bond services                                             36               41              42             (5)           (12.2)
Brokerage commission income                              198              202             224             (4)            (2.0)
All other fees                                           136              143             139             (7)            (4.9)
------------------------------------------------------------------------------------------------------------------------------
    Total trust and investment services income          $609             $651            $687           $(42)            (6.5)%
                                                        ====             ====            ====           ====
------------------------------------------------------------------------------------------------------------------------------

At December 31, 2002, Key's bank, trust and registered investment advisory subsidiaries had assets under management of $61.7 billion, compared with $72.7 billion at the end of 2001. These assets are managed on behalf of both institutions and individuals through a variety of equity, fixed income and money market accounts. The composition of Key's assets under management is shown in Figure 10. In 2002, the value of total assets under management decreased by a net 15%. This decrease reflects a decline in the market value of assets under management, as well as net asset outflows of approximately $4.1 billion during the year.

Approximately 60% of the outflows represent funds that have been transferred to an outside vendor in connection with Key's decision in 2002 to sell the 401(k) recordkeeping business. Another 20% of the outflows are attributable to funds which clients have elected to move from money market funds under management to an FDIC insured deposit account with Key. As shown in Figure 10, 56% of the assets Key manages are invested in more stable fixed income or money market funds. The performance of the majority of Key's investment products exceeded the performance of their respective benchmarks.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

                       FIGURE 10 ASSETS UNDER MANAGEMENT

DECEMBER 31,
in millions                      2002        2001         2000
----------------------------------------------------------------
Assets under management
  by investment type:
     Equity                     $27,224     $35,798      $37,748
     Fixed income                16,133      16,919       14,579
     Money market                18,337      20,000       21,688
----------------------------------------------------------------
        Total                   $61,694     $72,717      $74,015
                                =======     =======      =======

Proprietary mutual funds
  included in assets
  under management:
     Equity                     $ 2,878     $ 3,973      $ 4,405
     Fixed income                 1,215       1,190        1,042
     Money market                11,457      13,801       15,307
----------------------------------------------------------------
        Total                   $15,550     $18,964      $20,754
                                =======     =======      =======
----------------------------------------------------------------

INVESTMENT BANKING AND CAPITAL MARKETS INCOME. As shown in Figure 11, the 2002 increase in investment banking and capital markets income was driven by improved results from investment banking activities and from principal investing. The improvement in principal investing reflects the $45 million charge taken for write-downs in the fourth quarter of 2001.

Key's principal investing income is susceptible to volatility since it is derived from investments in small to medium-sized businesses in various stages of economic development and strategy implementation. While most of Key's principal investments are in their mid to late stages, those that are in their early stages are more vulnerable to changes in general economic conditions. Principal investments consist of direct and indirect investments in predominantly privately-held companies and are carried on the balance sheet at fair value ($677 million at December 31, 2002, and $621 million at December 31, 2001). Thus, the net gains and losses presented in Figure 11 stem from changes in estimated fair values, as well as actual gains and losses on sales of principal investments. If the current weakness in the economy continues, management anticipates there may be a further decline in the fair value of the principal investing portfolio.

            FIGURE 11 INVESTMENT BANKING AND CAPITAL MARKETS INCOME

YEAR ENDED DECEMBER 31,                                                                                 CHANGE 2002 VS 2001
                                                                                                       ---------------------
dollars in millions                                        2002           2001           2000          AMOUNT       PERCENT
---------------------------------------------------------------------------------------------------------------------------
Dealer trading and derivatives income                      $ 32           $ 25           $ 80           $ 7           28.0%
Investment banking income                                   121            102            107            19           18.6
Net gains (losses) from principal investing                 (14)           (79)            71            65           82.3
Foreign exchange income                                      33             40             35            (7)         (17.5)
--------------------------------------------------------------------------------------------------------------------------
    Total investment banking and capital markets income    $172           $ 88           $293           $84           95.5%
                                                           ====           ====           ====           ===
--------------------------------------------------------------------------------------------------------------------------

SERVICE CHARGES ON DEPOSIT ACCOUNTS. In 2002, service charges on deposit accounts rose for the second consecutive year. These fees increased over the past two years primarily because of strategies implemented in connection with Key's competitiveness initiative and higher levels of noninterest-bearing deposits. The growth in these fees slowed during the second half of 2002 as free checking products were introduced in the third quarter and rolled out to all of Key's markets by the end of the year.

CORPORATE-OWNED LIFE INSURANCE INCOME. Income from corporate-owned life insurance, representing a tax-deferred increase in cash surrender values and tax-exempt death benefits, decreased by 5% in 2002, following a 5% increase in the prior year.

SECURITIES TRANSACTIONS. During 2002, Key realized net securities gains of $6 million, compared with net gains of $35 million in 2001 and net losses of $28 million in 2000. Since the 2001 sales involved primarily equity securities, the sales did not have a significant adverse affect on Key's net interest income in subsequent periods. In 2000, Key's securities transactions included $50 million of net losses that resulted from the reconfiguration of the fixed income securities portfolio.

OTHER INCOME. Other income for 2002 increased by $4 million, or 2%, from 2001. The $33 million decrease in 2001 compared with the prior year was due largely to a $40 million charge (included in miscellaneous income) taken in the second quarter to establish a reserve for losses incurred on the residual values of leased vehicles. This charge was offset in part by an increase in net gains from loan securitizations and sales, and higher fees from electronic banking services. Also, traditional fee income was supplemented in the fourth quarter of 2001 by $10 million of additional revenue, representing the value of shares received as a result of the demutualization of an insurance company in which Key is a policyholder. Key contributed these shares to its charitable foundation, which also increased miscellaneous expense by $10 million.

NONINTEREST EXPENSE

Noninterest expense for 2002 was $2.7 billion, representing a $288 million, or 10%, decrease from the prior year and Key's lowest level of expense for any year since 1998. In 2001, noninterest expense of $2.9 billion was essentially unchanged from 2000.

The 2002 reduction in noninterest expense reflected a $234 million decrease in amortization expense related to intangibles, which resulted from two significant events. In the second quarter of 2001, we recorded a $150 million write-down of goodwill associated with Key's decision to downsize its automobile finance business. In addition, a 2002 prescribed change in accounting for goodwill reduced amortization expense by approximately $79 million. For more information pertaining to the accounting change, see the section entitled "Amortization of intangibles" on page 36. Other factors that contributed to the 2002 improvement in

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

noninterest expense were a $60 million reduction in computer processing expense, a $16 million decrease in equipment expense and a $20 million charge (included in miscellaneous expense) taken in the second quarter of 2001 to increase litigation reserves. These positive results were partially offset by a $58 million rise in personnel expense.

Noninterest expense for both 2001 and 2000 included significant items that hinder a comparison of results between those years. In 2001, these items included the write-down of goodwill and the additional litigation reserves mentioned above. In 2000, these items included $127 million of restructuring and other special charges recorded in connection with strategic actions implemented to improve operating efficiency and profitability. More information about these charges can be found under the heading "Restructuring and other special charges" on page 36. Excluding these items, noninterest expense for 2001 decreased by $19 million, or 1%, from 2000. The decrease was due primarily to a $67 million improvement in personnel expense and a $21 million decline in equipment expense. These reductions were partially offset by increases in a number of other expense components. Included in miscellaneous expense for 2001 is the $10 million contribution to our charitable foundation discussed under the heading "Other income" on page 34.

Figure 12 shows the components of Key's noninterest expense. The discussion that follows explains the composition of certain components and the factors that caused them to change in 2002 and 2001.

                         FIGURE 12 NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31,                                                                  CHANGE 2002 VS 2001
                                                                                        --------------------
dollars in millions                              2002         2001          2000        AMOUNT        PERCENT
-------------------------------------------------------------------------------------------------------------
Personnel                                      $  1,436     $  1,378      $  1,445     $     58          4.2%
Net occupancy                                       226          232           223           (6)        (2.6)
Computer processing                                 192          252           240          (60)       (23.8)
Equipment                                           136          152           173          (16)       (10.5)
Marketing                                           122          112           110           10          8.9
Professional fees                                    92           88            89            4          4.5
Amortization of intangibles                          11          245           101         (234)       (95.5)
Restructuring charges (credits)                      --           (4)          102            4        100.0
Other expense:
  Postage and delivery                               59           63            65           (4)        (6.3)
  Telecommunications                                 35           44            51           (9)       (20.5)
  Equity- and gross receipts-based taxes             26           29            33           (3)       (10.3)
  OREO expense, net                                   7            6             7            1         16.7
  Miscellaneous expense                             311          344           278          (33)        (9.6)
------------------------------------------------------------------------------------------------------------
    Total other expense                             438          486           434          (48)        (9.9)
------------------------------------------------------------------------------------------------------------
    Total noninterest expense                  $  2,653     $  2,941      $  2,917     $   (288)        (9.8)%
                                               ========     ========      ========     ========

Full-time equivalent employees at year end       20,437       21,230        22,142         (793)        (3.7)%
------------------------------------------------------------------------------------------------------------

PERSONNEL. Personnel expense, the largest category of Key's noninterest expense, rose by $58 million, or 4%, in 2002 following decreases in each of the previous two years. The 2002 increase was due primarily to a rise in the cost of benefits and the effect of annual merit increases, most of which generally take effect during the second quarter. The level of Key's personnel expense continues to reflect the benefits derived from our successful competitiveness initiative. Through this initiative we have improved efficiency and reduced the level of personnel required to conduct our business. At December 31, 2002, the number of full-time equivalent employees was 20,437, compared with 21,230 at the end of 2001 and 22,142 at the end of 2000. Figure 13 shows the major components of Key's personnel expense.

                          FIGURE 13 PERSONNEL EXPENSE

YEAR ENDED DECEMBER 31,                                      CHANGE 2002 VS 2001
                                                             -------------------
dollars in millions          2002       2001       2000      AMOUNT      PERCENT
--------------------------------------------------------------------------------
Salaries                    $  867     $  842     $  875     $   25        3.0%
Employee benefits              218        188        192         30       16.0
Incentive compensation         351        348        378          3         .9
--------------------------------------------------------------------------------
   Total personnel expense  $1,436     $1,378     $1,445     $   58        4.2%
                            ======     ======     ======     ======
--------------------------------------------------------------------------------

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

In September 2002, the Board of Directors approved management's recommendation to change Key's method of accounting for stock options granted to eligible employees and directors. Effective January 1, 2003, Key will adopt the fair value method of accounting as outlined in SFAS No. 123, "Accounting for Stock-Based Compensation." Additional information pertaining to this accounting change is included in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Pending Adoption" on page 62.

COMPUTER PROCESSING. The decrease in computer processing expense in 2002 was due primarily to a lower level of computer software amortization. This reduction is attributable to a decline in the number of capitalized software projects. Higher software amortization and expenses related to software rental and maintenance accounted for the increase in 2001.

EQUIPMENT. The decrease in equipment expense in 2002 and 2001 was driven by reductions in depreciation and rental expense stemming from cost management efforts and our competitiveness initiative.

AMORTIZATION OF INTANGIBLES. On January 1, 2002, Key stopped amortizing goodwill, consistent with the industry-wide adoption of new accounting guidance. This change reduced the company's noninterest expense by approximately $79 million for 2002. In accordance with the new guidance, Key completed its transitional goodwill impairment testing during the first quarter of 2002, and determined that no impairment existed as of January 1, 2002. Key performed its annual goodwill impairment testing as of October 1, 2002, and determined that no impairment existed at that date as well. Additional information pertaining to the new accounting guidance is included in Note 1 ("Summary of Significant Accounting Policies") under the heading "Goodwill and Other Intangible Assets" on page 59.

RESTRUCTURING AND OTHER SPECIAL CHARGES. Key recorded net charges of $127 million (including net restructuring charges of $104 million) in 2000 in connection with strategic actions related to the competitiveness initiative. For more information related to the actions taken, associated cost savings and reductions to Key's workforce, see the section entitled "Status of competitiveness initiative" on page 22. Additional information related to the restructuring charges can be found in Note 18 ("Restructuring Charges") on page
81. Cash generated by Key's operations is expected to fund the restructuring charge liability; none of the charges had a material impact on Key's liquidity.

INCOME TAXES

The provision for income taxes was $336 million for 2002, compared with $102 million for 2001 and $515 million for 2000. The effective tax rate, which is the provision for income taxes as a percentage of income before income taxes, was 25.6% for 2002, compared with 39.4% for 2001 and 33.9% for 2000. In 2001, the effective tax rate was significantly distorted by the $150 million nondeductible write-down of goodwill recorded in the second quarter in connection with Key's decision to downsize its automobile finance business. Excluding this charge, the effective tax rate for 2001 was 24.9%.

The effective tax rate for 2002 and the effective tax rate for 2001 (excluding the goodwill charge) are substantially below Key's combined statutory federal and state rate of 37% primarily because portions of our equipment leasing portfolio became subject to a lower income tax rate in the latter half of 2001. Responsibility for the management of portions of Key's leasing portfolio was transferred to a subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this subsidiary, no deferred income taxes have been recorded on those earnings in accordance with SFAS No. 109, "Accounting for Income Taxes." Other factors that account for the difference between the effective and statutory tax rates in each year include tax deductions associated with dividends paid to Key's 401(k) savings plan, income from investments in tax-advantaged assets (such as tax-exempt securities and corporate-owned life insurance) and credits associated with investments in low-income housing projects.

In 2002, Key attained a higher level of pre-tax income, but proportionately less income was derived from tax-advantaged assets. This resulted in an increase from Key's 2001 effective tax rate (excluding the goodwill charge). However, the increase was moderated by the full-year effect of a lower tax rate on our equipment leasing portfolio, as well as legislative changes in 2002 that resulted in a higher tax deduction for dividends paid on Key stock held in Key's 401(k) savings plan. In addition, Key ceased amortizing goodwill effective January 1, 2002, in accordance with new accounting guidance specified by SFAS No. 142, "Goodwill and Other Intangible Assets."

In 2001, the effective tax rate (excluding the goodwill charge) decreased significantly because tax-exempt interest income, nontaxable income from corporate-owned life insurance and tax credits accounted for a significantly higher portion of Key's pre-tax income. Pre-tax income was substantially lower in 2001 due to the effects of a weak economy and significant charges recorded in the second and fourth quarters. In addition, the charitable contribution of appreciated stock resulted in a tax benefit.

FINANCIAL CONDITION

LOANS

At December 31, 2002, total loans outstanding were $62.5 billion, compared with $63.3 billion at the end of 2001 and $66.9 billion at the end of 2000. Among the factors that contributed to the decrease in our loans over the past two years are:

- loan sales completed to improve the profitability of the overall portfolio, or to accommodate our funding needs;

-   weakening loan demand due to the sluggish economy; and

- our efforts to exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain credit-only commercial relationships.

Over the past several years, we have used alternative funding sources like loan sales and securitizations to allow us to continue to capitalize on our loan origination capabilities. In addition, Key has completed acquisitions that have improved our ability to generate and securitize new loans, especially in the area of commercial real estate. These acquisitions include the purchase of Conning Asset Management in June 2002, and both Newport Mortgage Company, L.P. and National Realty Funding L.C. in 2000. Over the past two years, we have also sold loans and referred new business to an asset-backed commercial paper conduit. These sales and referrals were curtailed in 2002 to keep the loans on Key's balance sheet. For more information about the conduit,

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

see Note 19 ("Commitments, Contingent Liabilities and Guarantees") under the heading "Guarantees" on page 83.

Figure 14 shows the composition of Key's loan portfolio at December 31 for each of the past five years.

                         FIGURE 14 COMPOSITION OF LOANS


DECEMBER 31,                                           2002                         2001                         2000
                                            --------------------------    ------------------------     -------------------------
dollars in millions                          AMOUNT        % OF TOTAL      AMOUNT      % OF TOTAL       AMOUNT       % OF TOTAL
--------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural      $  17,425         27.9%       $ 18,159        28.7%        $ 20,100         30.0%
Commercial real estate (a):
   Commercial mortgage                          6,015          9.6           6,669        10.5            6,876         10.3
   Construction                                 5,659          9.1           5,878         9.3            5,154          7.7
----------------------------------------------------------------------------------------------------------------------------
      Total commercial real estate loans       11,674         18.7          12,547        19.8           12,030         18.0
Commercial lease financing                      7,513         12.0           7,357        11.6            7,164         10.7
----------------------------------------------------------------------------------------------------------------------------
      Total commercial loans                   36,612         58.6          38,063        60.1           39,294         58.7

CONSUMER
Real estate -- residential mortgage             1,968          3.1           2,315         3.6            4,212          6.3
Home equity                                    13,804         22.1          11,184        17.7            9,908         14.8
Credit card                                        --           --              --          --               --           --
Consumer -- direct                              2,161          3.5           2,342         3.7            2,539          3.8
Consumer -- indirect:
   Automobile lease financing                     873          1.4           2,036         3.2            3,005          4.5
   Automobile loans                             2,181          3.5           2,497         4.0            2,809          4.2
   Marine                                       2,088          3.3           1,780         2.8            1,657          2.5
   Other                                          667          1.1           1,036         1.6            1,252          1.9
----------------------------------------------------------------------------------------------------------------------------
      Total consumer -- indirect loans          5,809          9.3           7,349        11.6            8,723         13.1
----------------------------------------------------------------------------------------------------------------------------
      Total consumer loans                     23,742         38.0          23,190        36.6           25,382         38.0
LOANS HELD FOR SALE                             2,103          3.4           2,056         3.3            2,229          3.3
----------------------------------------------------------------------------------------------------------------------------
      Total                                 $  62,457        100.0%       $ 63,309       100.0%        $ 66,905        100.0%
                                            =========        =====        ========       =====         ========        =====
----------------------------------------------------------------------------------------------------------------------------

                                                       1999                       1998
                                            --------------------------  ----------------------------
                                             AMOUNT        % OF TOTAL    AMOUNT          % OF TOTAL
----------------------------------------------------------------------------------------------------
COMMERCIAL
Commercial, financial and agricultural      $   18,497         28.8%    $   17,038             27.5%
Commercial real estate(a):
   Commercial mortgage                           6,836         10.6          7,309             11.8
   Construction                                  4,528          7.1          3,450              5.6
---------------------------------------------------------------------------------------------------
      Total commercial real estate loans        11,364         17.7         10,759             17.4
Commercial lease financing                       6,665         10.4          5,613              9.0
---------------------------------------------------------------------------------------------------
      Total commercial loans                    36,526         56.9         33,410             53.9

CONSUMER
Real estate-- residential mortgage               3,962          6.1          4,394              7.1
Home equity                                      7,973         12.4          7,990             12.9
Credit card                                         --           --          1,425              2.3
Consumer-- direct                                2,565          4.0          2,342              3.8
Consumer-- indirect:
   Automobile lease financing                    3,195          5.0          2,580              4.2
   Automobile loans                              3,082          4.8       See note(b)      See note(b)
   Marine                                        1,716          2.7       See note(b)      See note(b)
   Other                                         1,600          2.5          7,009             11.2
---------------------------------------------------------------------------------------------------
      Total consumer-- indirect loans            9,593         15.0          9,589             15.4
---------------------------------------------------------------------------------------------------
      Total consumer loans                      24,093         37.5         25,740             41.5
LOANS HELD FOR SALE                              3,603          5.6          2,862              4.6
---------------------------------------------------------------------------------------------------
      Total                                 $   64,222        100.0%    $   62,012            100.0%
                                            ==========        =====     ==========            =====
---------------------------------------------------------------------------------------------------

(a) See Figure 15 for a more detailed breakdown of Key's commercial real estate loan portfolio at December 31, 2002.

(b) For 1998, indirect automobile and marine loans are included in other indirect loans.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

The level of Key's total loans outstanding (excluding loans held for sale) would have decreased by $402 million, or less than 1%, over the past twelve months if we had not sold $741 million of loans and acquired $244 million of loans during 2002. In the commercial loan portfolio, growth in lease financing receivables was offset by a net decline in all other commercial portfolios, reflecting continued weakness in the economy and our decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses.

At December 31, 2002, Key's commercial real estate portfolio included mortgage loans of $6.0 billion and construction loans of $5.7 billion. The average size of a mortgage loan was $.5 million and the largest mortgage loan had a balance of $68 million. The average size of a construction loan was $7 million. The largest construction loan commitment was $57 million; that loan had an outstanding balance of $31 million.

Key conducts its commercial real estate lending business through two primary sources: a 12-state banking franchise and National Commercial Real Estate (a national line of business that cultivates relationships both within and beyond the branch system). This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises) and accounted for approximately 54% of Key's total average commercial real estate loans during 2002. At December 31, less than 1% of Key's nonowner-occupied portfolio was either nonperforming or delinquent in payments. Our commercial real estate business as a whole focuses on larger real estate developers and, as shown in Figure 15, is diversified by both industry type and geography.

                     FIGURE 15 COMMERCIAL REAL ESTATE LOANS

DECEMBER 31, 2002                                             GEOGRAPHIC REGION
                                                 -------------------------------------------
                                                                                                 TOTAL       PERCENT OF
dollars in millions                                EAST      MIDWEST     CENTRAL      WEST       AMOUNT        TOTAL
-----------------------------------------------------------------------------------------------------------------------
Nonowner-occupied:
  Multi-family properties                        $   594     $   561     $   629     $   787     $ 2,571        22.0%
  Retail properties                                  324         565         150         226       1,265        10.8
  Office buildings                                   171         151         154         213         689         5.9
  Residential properties                              46         108         135         425         714         6.1
  Warehouses                                          51         217          98         105         471         4.0
  Manufacturing facilities                            36          28           6           6          76          .7
  Hotels/Motels                                        7           9          --          10          26          .2
  Other                                              247         404          79         261         991         8.5
--------------------------------------------------------------------------------------------------------------------
                                                   1,476       2,043       1,251       2,033       6,803        58.2
Owner-occupied                                       551       2,329         574       1,417       4,871        41.8
--------------------------------------------------------------------------------------------------------------------
    Total                                        $ 2,027     $ 4,372     $ 1,825     $ 3,450     $11,674       100.0%
                                                 =======     =======     =======     =======     =======       =====
--------------------------------------------------------------------------------------------------------------------
Nonowner-occupied:
  Nonperforming loans                            $     6     $    12     $     2     $    12     $    32         N/M
  Accruing loans past due 90 days or more              6           1          --          --           7         N/M
  Accruing loans past due 30 through 89 days           1           9          --           6          16         N/M
--------------------------------------------------------------------------------------------------------------------

N/M = Not Meaningful

Consumer loans would have increased (assuming no loan sales or acquisitions) by $1.1 billion, or 5%, during 2002. Our home equity portfolio grew by $3.0 billion, largely as a result of our focused efforts to grow this business, facilitated by a period of lower interest rates. The growth of the home equity portfolio more than offset declines of $418 million in installment loans, $1.2 billion in automobile lease financing receivables and $347 million in residential real estate mortgage loans. The declines in installment loans and automobile lease financing receivables reflect our decision to de-emphasize indirect prime automobile lending and exit the automobile leasing business.

Key's home equity portfolio is derived from both our Retail Banking line of business (64% of the home equity portfolio at December 31, 2002) and our National Home Equity line of business.

The National Home Equity line of business has two components: Champion Mortgage Company, a home equity finance company that Key acquired in August 1997, and Key Home Equity Services, which acts as a third-party purchaser of home equity loans. The average loan-to-value ratio at origination for a loan generated by the National Home Equity line of business is 80%. First lien positions comprised 79% of the portfolio for this line of business at December 31, 2002.

Key Home Equity Services purchases individual loans from an extensive network of correspondents and agents. Prior to the third quarter of 2002, loans were also purchased through bulk portfolio acquisitions from home equity loan companies.

Figure 16 summarizes Key's home equity loan portfolio at December 31 for each of the last six years, as well as certain asset quality statistics and the yields achieved on the portfolio as a whole.

SALES, SECURITIZATIONS AND DIVESTITURES. During 2002, Key sold $1.4 billion of commercial real estate loans, $1.1 billion of education loans ($750 million through a securitization) and $835 million of other types of loans. Since 1999, Key has securitized only education loans.

Among the factors that Key considers in determining which loans to securitize are:

- whether the characteristics of a specific loan portfolio make it conducive to securitization;

-   the relative cost of funds;

-   the level of credit risk; and

-   capital requirements.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

                           FIGURE 16 HOME EQUITY LOANS

DECEMBER 31,
dollars in millions                           2002         2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------------------------------------
SOURCES OF LOANS OUTSTANDING
AT PERIOD END
Retail KeyCenters and other sources        $    8,867   $    6,431   $    6,136   $    5,740   $    6,036   $    5,210

Champion Mortgage Company                       2,210        1,886        1,082          371          689          242
Key Home Equity Services division               2,727        2,867        2,690        1,862        1,265          211
----------------------------------------------------------------------------------------------------------------------
   National Home Equity line of business        4,937        4,753        3,772        2,233        1,954          453
----------------------------------------------------------------------------------------------------------------------
      Total                                $   13,804   $   11,184   $    9,908   $    7,973   $    7,990   $    5,663
                                           ==========   ==========   ==========   ==========   ==========   ==========
----------------------------------------------------------------------------------------------------------------------
Nonperforming loans at year end            $      146   $       60   $       80   $       50   $       26   $       15
Net charge-offs for the year                       52           98           17            9            5            4
Yield for the year                               6.82%        8.55%        9.29%        8.54%        8.77%        9.05%
----------------------------------------------------------------------------------------------------------------------

Figure 17 summarizes Key's loan sales (including securitizations) for 2002 and 2001.

                        FIGURE 17 LOANS SOLD AND DIVESTED

                             COMMERCIAL      COMMERCIAL       RESIDENTIAL    HOME     CONSUMER
in millions     COMMERCIAL   REAL ESTATE   LEASE FINANCING    REAL ESTATE   EQUITY   -- INDIRECT  EDUCATION       TOTAL
-------------------------------------------------------------------------------------------------------------------------
    2002
--------------
Fourth quarter    $  93      $    603            --            $     65      $ 110      $ 177      $    100      $  1,148
Third quarter        18           352            --                  25        242          3           784         1,424
Second quarter       31           159         $  18                  20         24         --            70           322
First quarter        --           319            --                  --          9         --           116           444
-------------------------------------------------------------------------------------------------------------------------
   Total          $ 142      $  1,433         $  18            $    110      $ 385      $ 180      $  1,070      $  3,338
                  =====      ========         =====            ========      =====      =====      ========      ========
    2001
--------------
Fourth quarter       --      $    678            --                  --      $ 145         --      $     23      $    846
Third quarter        --            93            --            $  1,427        269         --           597         2,386
Second quarter    $  44           577            --                  20         59         --           144           844
First quarter        --           327            --                   1         14         --           449           791
-------------------------------------------------------------------------------------------------------------------------
   Total          $  44      $  1,675            --            $  1,448      $ 487         --      $  1,213      $  4,867
                  =====      ========         =====            ========      =====      =====      ========      ========
-------------------------------------------------------------------------------------------------------------------------

Figure 18 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. Included are loans that have been both securitized and sold, or simply sold outright. In the event of default, Key is subject to recourse with respect to approximately $227 million of the $24.8 billion of loans administered or serviced at December 31, 2002.

Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as "other income") from servicing or administering the loans, and we earn interest income from any securitized assets retained. Conning Asset Management and National Realty Funding L.C. service the commercial real estate loans shown in Figure 18, however, other financial institutions originated most of these loans. Approximately $81 million of the assets held in the asset-backed commercial paper conduit, for which Key serves as a referral agent, are also included in Figure 18. For more information regarding the conduit, see Note 19 ("Commitments, Contingent Liabilities and Guarantees") under the heading "Guarantees" on page 83.

                    FIGURE 18 LOANS ADMINISTERED OR SERVICED

DECEMBER 31,
in millions               2002            2001         2000
==============================================================
Education loans        $    4,605      $    4,433   $    4,113
Automobile loans               54             131          422
Home equity loans             456             768        1,176
Commercial real
   estate loans            19,508(a)       10,471        7,108
Commercial loans              123             983          973
Commercial lease
   financing                   13              --           --
--------------------------------------------------------------
   Total               $   24,759      $   16,786   $   13,792
                       ==========      ==========   ==========
--------------------------------------------------------------

(a) Includes $4.1 billion of serviced loans purchased in the June 28, 2002, acquisition of Conning Asset Management.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                      OPERATIONS KEYCORP AND SUBSIDIARIES

Figure 19 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. As indicated, at December 31, 2002, approximately 50% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $12.2 billion with floating or adjustable rates and $3.2 billion with predetermined rates.


                  FIGURE 19 MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES

DECEMBER 31, 2002                                             WITHIN                   1-5             OVER
in millions                                                   1 YEAR                  YEARS           5 YEARS            TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                        $10,007                 $4,982          $2,436            $17,425
Real estate -- construction                                     3,515                  2,025             119              5,659
Real estate -- residential and commercial mortgage              2,131                  2,139           3,713              7,983
--------------------------------------------------------------------------------------------------------------------------------
                                                              $15,653                 $9,146          $6,268            $31,067
                                                              =======                 ======          ======            =======

Loans with floating or adjustable interest rates(a)                                   $7,833          $4,348
Loans with predetermined interest rates(b)                                             1,313           1,920
--------------------------------------------------------------------------------------------------------------------------------
                                                                                      $9,146          $6,268
                                                                                      ======          ======
--------------------------------------------------------------------------------------------------------------------------------

(a) "Floating" and "adjustable" rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

(b) "Predetermined" interest rates either are fixed or will change during the term of the loan according to a specific formula or schedule.

SECURITIES

At December 31, 2002, the securities portfolio totaled $9.5 billion and included $8.5 billion of securities available for sale, $120 million of investment securities and $919 million of other investments (primarily principal investments). In comparison, the total portfolio at December 31, 2001, was $6.5 billion, including $5.4 billion of securities available for sale, $225 million of investment securities and $832 million of other investments.

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

SECURITIES AVAILABLE FOR SALE. The majority of Key's securities available for sale portfolio consists of collateralized mortgage obligations that provide a source of interest income and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation (sometimes called a "CMO") is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 2002, Key had $8.1 billion invested in collateralized mortgage obligations and other mortgage-backed securities in the available-for-sale portfolio, compared with $4.8 billion at December 31, 2001. Key invested more heavily in these securities during 2002 as opportunities to originate loans (Key's preferred earning assets) have been adversely affected by the weak economy. Substantially all of these securities were issued or backed by federal agencies.

Figure 20 shows the composition, yields and remaining maturities of Key's securities available for sale. For more information about retained interests in securitizations, gross unrealized gains and losses by type of security and securities pledged, see Note 6 ("Securities"), which begins on page 68.

INVESTMENT SECURITIES. Securities issued by states and political subdivisions account for all of Key's investment securities. Figure 21 shows the composition, yields and remaining maturities of these securities.

OTHER INVESTMENTS. Principal investments -- investments in equity and mezzanine instruments made by Key's Principal Investing unit -- are carried at fair value, which aggregated $677 million at December 31, 2002. They represent approximately 75% of other investments and include direct and indirect investments predominately in privately-held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors.

In addition to principal investments, other investments include securities that do not have readily determinable fair values. These securities include certain real estate-related investments. Neither these securities nor principal investments have stated maturities.

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

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses at December 31, 2002, was $1.5 billion, or 2.32% of loans. This compares with $1.7 billion, or 2.65% of loans, at December 31, 2001. The allowance includes $179 million that was specifically allocated for impaired loans of $377 million at December 31, 2002, compared with $180 million that was allocated for impaired loans of $417 million a year ago. For more information about impaired loans, see Note 9 ("Impaired Loans and Other Nonperforming Assets") on page 72. At December 31, 2002, the allowance for loan losses was 153.98% of nonperforming loans, compared with 184.29% at December 31, 2001.

                     MANAGEMENT'S DISCUSSION & ANALYSIS OF
      FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

                    FIGURE 20 SECURITIES AVAILABLE FOR SALE

                                                                                       OTHER
                                  U.S. TREASURY,    STATES AND    COLLATERALIZED    MORTGAGE-        RETAINED
                                  AGENCIES AND      POLITICAL        MORTGAGE        BACKED        INTERESTS IN          OTHER
dollars in millions               CORPORATIONS     SUBDIVISIONS    OBLIGATIONS(a)  SECURITIES(a)  SECURITIZATIONS(a)  SECURITIES
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002
  Remaining maturity:
  One year or less                   $    3        $        1       $       852    $        9        $         8       $       1
  After one through five years            8                 6             6,018           644                201              12
  After five through ten years            5                11               185            12                 --               5
  After ten years                         7                17               152           187                 --             163(c)
---------------------------------------------------------------------------------------------------------------------------------
Fair value                           $   23        $       35       $     7,207    $      852        $       209       $     181
Amortized cost                           22                35             7,143           815                166             208
Weighted average yield                 5.29%             6.47%             5.26%         6.78%             22.16%           5.33%(b)
Weighted average maturity         8.4 YEARS        10.9 YEARS         2.8 YEARS     2.3 YEARS          3.6 YEARS       9.7 YEARS
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
Fair value                           $   99        $       21       $     3,805    $    1,032        $       234       $     217
Amortized cost                           99                21             3,791         1,008                214             232
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
Fair value                           $  984        $       33       $     4,298    $    1,355        $       316       $     398
Amortized cost                          984                33             4,296         1,355                334             362
---------------------------------------------------------------------------------------------------------------------------------

                                                         WEIGHTED
                                                          AVERAGE
dollars in millions                  TOTAL                YIELD(b)
------------------------------------------------------------------
DECEMBER 31, 2002
Remaining maturity:
   One year or less                $       874             5.65%
   After one through five years          6,889             5.56
   After five through ten years            218             8.53
   After ten years                         526             9.21
---------------------------------------------------------------
Fair value                         $     8,507                -
Amortized cost                           8,389             5.76%
Weighted average yield                    5.76%              --
Weighted average maturity            3.0 YEARS               --
---------------------------------------------------------------
DECEMBER 31, 2001
Fair value                         $     5,408              --
Amortized cost                           5,365            7.26%
---------------------------------------------------------------
DECEMBER 31, 2000
Fair value                         $     7,384              --
Amortized cost                           7,364            7.16%
---------------------------------------------------------------

(a) Maturity is based upon expected average lives rather than contractual terms.

(b) Weighted average yields are calculated based on amortized cost and exclude equity securities of $188 million that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c) Includes primarily marketable equity securities (including an internally managed portfolio of bank common stock investments) with no stated maturity.

                        FIGURE 21 INVESTMENT SECURITIES

                                            STATES AND       WEIGHTED
                                            POLITICAL        AVERAGE
dollars in millions                        SUBDIVISIONS      YIELD(a)
---------------------------------------------------------------------
DECEMBER 31, 2002
Remaining maturity:
   One year or less                        $       32          9.79%
   After one through five years                    69          9.54
   After five through ten years                    18          8.32
   After ten years                                  1         11.22
-------------------------------------------------------------------
Amortized cost                             $      120          9.43%
Fair value                                        129            --
Weighted average maturity                   2.8 YEARS            --
-------------------------------------------------------------------
DECEMBER 31, 2001
Amortized cost                             $      225          8.71%
Fair value                                        234            --
-------------------------------------------------------------------
DECEMBER 31, 2000
Amortized cost                             $      323          9.18%
Fair value                                        333            --
-------------------------------------------------------------------

(a) Weighted average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses" on page 58. Briefly, management assigns a specific allowance to an impaired loan when the carrying amount of the loan exceeds the estimated present value of related future cash flows and the fair value of any existing collateral.

The allowance for loan losses arising from nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets. The aggregate balance of the allowance for loan losses at December 31, 2002, represents management's best estimate of the losses inherent in the loan portfolio at that date.

The allowance allocated for Key's impaired loans was essentially unchanged from the prior year, reflecting Key's continued efforts to resolve problem credits, combined with stabilizing credit quality trends in certain portfolios. During the same period, the allowance allocated for nonimpaired loans decreased by $224 million, or 15%, due largely to slow loan growth and stabilizing credit quality trends in certain portfolios.

Management has determined that the level of watch credits in several commercial portfolios decreased from year-ago levels. Watch credits are loans with the potential for further deterioration in quality based on the debtor's current financial condition and related ability to perform in accordance with the terms of the loan. The decline in watch credits in specific commercial portfolios was due primarily to more conservative underwriting and slower loan growth in a sluggish economy. The loan portfolios with the most significant decreases in watch credits were large corporate and healthcare. Other portfolios, including middle market, showed signs of stability or modest improvement. At the same time, the media and commercial real estate portfolios experienced higher levels of watch credits. These changes reflect the fluctuations that occur in loan portfolios from quarter to quarter. Management does not believe that such changes require any adjustment to the allowance at this time.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

As shown in Figure 22, most of the 2002 decrease in Key's allowance for loan losses was attributable to developments in the commercial loan portfolio. This decrease reflects net charge-offs recorded in the nonreplenished allowance discussed in the following section, stabilizing credit quality trends in certain portfolios and slow loan growth in a weak economy.

             FIGURE 22 ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

DECEMBER 31,                                        2002                        2001                      2000
                                           -----------------------     ----------------------    ------------------------
                                                      PERCENT OF                  PERCENT OF                  PERCENT OF
                                                     LOAN TYPE TO                LOAN TYPE TO                LOAN TYPE TO
dollars in millions                        AMOUNT     TOTAL LOANS      AMOUNT     TOTAL LOANS    AMOUNT      TOTAL LOANS
-------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural     $1,092        27.9%         $1,289        28.7%       $  742          30.0%
Real estate -- commercial mortgage             48         9.6              45        10.5            35          10.3
Real estate -- construction                    45         9.1              39         9.3            27           7.7
Commercial lease financing                     74        12.0              89        11.6            45          10.7
---------------------------------------------------------------------------------------------------------------------
   Total commercial loans                   1,259        58.6           1,462        60.1           849          58.7
Real estate -- residential mortgage             2         3.1               4         3.7             2           6.3
Home equity                                    65        22.1              59        17.7            20          14.8
Credit card                                    --          --              --          --            --            --
Consumer -- direct                             16         3.5              24         3.7            15           3.8
Consumer -- indirect lease financing            5         1.4               8         3.2             9           4.5
Consumer -- indirect other                    103         7.9             117         8.4           104           8.6
---------------------------------------------------------------------------------------------------------------------
   Total consumer loans                       191        38.0             212        36.7           150          38.0
Loans held for sale                             2         3.4               3         3.2             2           3.3
Unallocated                                    --          --              --          --            --            --
---------------------------------------------------------------------------------------------------------------------
   Total                                   $1,452       100.0%         $1,677       100.0%       $1,001         100.0%
                                           ======       =====          ======       =====        ======         =====
---------------------------------------------------------------------------------------------------------------------

                                                     1999                        1998
                                           -----------------------      ---------------------
                                                       PERCENT OF                  PERCENT OF
                                                      LOAN TYPE TO                LOAN TYPE TO
                                           AMOUNT      TOTAL LOANS      AMOUNT    TOTAL LOANS
---------------------------------------------------------------------------------------------
Commercial, financial and agricultural       $509         28.8%          $357        27.5%
Real estate -- commercial mortgage             34         10.6             32        11.8
Real estate -- construction                    16          7.1             15         5.6
Commercial lease financing                     39         10.4             49         9.0
-----------------------------------------------------------------------------------------
   Total commercial loans                     598         56.9            453        53.9
Real estate -- residential mortgage             1          6.7              7         8.2
Home equity                                     7         11.8              5        11.8
Credit card                                    --           --             44         2.3
Consumer -- direct                              8          4.0             15         3.8
Consumer -- indirect lease financing            6          5.0              5         4.2
Consumer -- indirect other                     55         10.0             77        11.2
-----------------------------------------------------------------------------------------
   Total consumer loans                        77         37.5            153        41.5
Loans held for sale                            18          5.6              1         4.6
Unallocated                                   237           --            293          --
-----------------------------------------------------------------------------------------
   Total                                     $930        100.0%          $900       100.0%
                                             ====        =====           ====       =====
-----------------------------------------------------------------------------------------

RUN-OFF LOAN PORTFOLIO. In May 2001, management set apart $300 million of Key's allowance for loan losses as part of its decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses and to facilitate sales of distressed loans in other portfolios. An additional $190 million was added to this allowance in the fourth quarter of 2001. The resulting segregated allowance is being used to exit what initially amounted to approximately $2.7 billion in related commitments (including $1.6 billion of loans outstanding), which were moved to a separate run-off portfolio, and to absorb losses incurred in connection with sales of distressed loans in the continuing portfolio. As losses are charged to this segregated allowance over time, we do not intend to replenish it. Within the run-off portfolio, approximately $940 million of commitments (including $599 million of loans outstanding) remained as of December 31, 2002. Only $85 million of these loans were nonperforming.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

Figure 23 summarizes certain asset quality indicators, segregated between Key's continuing and run-off loan portfolios. Additional information pertaining to the run-off portfolio is presented in Figure 24.

FIGURE 23 ASSET QUALITY INDICATORS -- CONTINUING AND RUN-OFF LOAN PORTFOLIOS

DECEMBER 31,                                                           RUN-OFF LOAN PORTFOLIO AND
                                       CONTINUING LOAN PORTFOLIO       NONREPLENISHED ALLOWANCE        TOTAL LOAN PORTFOLIO
                                       -------------------------       --------------------------      --------------------
in millions                               2002         2001                2002        2001               2002       2001
----------------------------------------------------------------------------------------------------------------------------
Loans outstanding                        $61,858     $62,286             $   599     $ 1,023            $62,457     $63,309
Nonperforming loans                          858         679                  85         231                943         910
Net loan charge-offs for the year            553         458                 227(a)      215(a)             780         673
Allowance for loan losses                  1,404       1,402                  48         275              1,452       1,677
----------------------------------------------------------------------------------------------------------------------------

(a) Includes activity related to the run-off loan portfolio and to sales of distressed loans in the continuing portfolio.

                        FIGURE 24 RUN-OFF LOAN PORTFOLIO

SUMMARY OF CHANGES IN COMMITMENTS AND LOANS OUTSTANDING

                                                            TOTAL                     LOANS
in millions                                              COMMITMENTS               OUTSTANDING
----------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                               $1,694                    $1,023
  Charge-offs                                                (139)                     (139)
  Payments, expirations and other changes, net               (615)                     (285)
----------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                               $  940                    $  599
                                                           ======                    ======
----------------------------------------------------------------------------------------------

SUMMARY OF CHANGES IN NONPERFORMING LOANS
AND NONREPLENISHED ALLOWANCE FOR LOAN LOSSES(a)

                                                          NONPERFORMING      NONREPLENISHED
in millions                                                   LOANS            ALLOWANCE
-------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                                 $   231             $275
  Loans placed on nonaccrual status                               75              N/A
  Charge-offs                                                   (139)            (227)
  Payments and other changes, net                                (82)             N/A
-------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                                 $    85             $ 48
                                                             =======             ====
-------------------------------------------------------------------------------------------

(a) Includes activity related to the run-off loan portfolio and to sales of distressed loans in the continuing portfolio.

N/A = Not Applicable

NET LOAN CHARGE-OFFS. Net loan charge-offs for 2002 were $780 million, or 1.23% of average loans, compared with $673 million, or 1.02% of average loans, for 2001 and $414 million, or .63% of average loans, for 2000. The composition of Key's loan charge-offs and recoveries by type of loan is shown in Figure 25. The increase in net charge-offs for 2002 occurred in the commercial loan portfolio, reflecting continued weakness in the economy and Key's continuing efforts to resolve distressed credits. As shown in Figure 24, we used $227 million of Key's nonreplenished allowance during 2002 to absorb losses arising from the run-off loan portfolio and from sales of distressed loans in the continuing portfolio.

Structured finance refers to a type of lending characterized by a high degree of leverage in the borrower's financial condition and a relatively low level of tangible loan collateral. Key has used it in extensions of credit to borrowers in the commercial, financial and agricultural portfolio represented in Figure
25. The structured finance portfolio accounted for 23% of commercial net charge-offs for 2002, but represented only 3% of Key's commercial loans at the end of the year.

As shown in Figure 25, the increase in commercial loan net charge-offs was offset in part by a decrease in the level of net charge-offs in the consumer loan portfolio, primarily in the home equity and consumer installment segments. The reduction in net charge-offs on installment loans reflected actions taken by Key since May 2001 to exit the automobile leasing business and to de-emphasize indirect prime automobile lending.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

                     FIGURE 25 SUMMARY OF LOAN LOSS EXPERIENCE

YEAR ENDED DECEMBER 31,
dollars in millions                                    2002           2001           2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------
Average loans outstanding during the year            $ 63,393       $ 65,976       $ 65,294       $ 62,401       $ 57,422
-------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of year       $  1,677       $  1,001       $    930       $    900       $    900
Loans charged off:
  Commercial, financial and agricultural                  407            313            175            112             66

  Real estate -- commercial mortgage                       78             18              9              2             20
  Real estate -- construction                              22              8             --             --              2
-------------------------------------------------------------------------------------------------------------------------
     Total commercial real estate loans(a)                100             26              9              2             22
  Commercial lease financing                               94             62             14             20             12
-------------------------------------------------------------------------------------------------------------------------
     Total commercial loans                               601            401            198            134            100
  Real estate -- residential mortgage                       6             17              8              8             11
  Home equity                                              56             99             19             10              6
  Credit card                                              --              1             17             89            104
  Consumer -- direct                                       51             47             57             41             44
  Consumer -- indirect lease financing                     25             27             23             13              8
  Consumer -- indirect other                              166            192            200            125            111
-------------------------------------------------------------------------------------------------------------------------
     Total consumer loans                                 304            383            324            286            284
-------------------------------------------------------------------------------------------------------------------------
                                                          905            784            522            420            384
Recoveries:
  Commercial, financial and agricultural                   44             26             25             28             25

  Real estate -- commercial mortgage                        6              4              4              4              6
  Real estate -- construction                               2             --             --              1              2
-------------------------------------------------------------------------------------------------------------------------
     Total commercial real estate loans(a)                  8              4              4              5              8
  Commercial lease financing                                9              5              2              3              1
-------------------------------------------------------------------------------------------------------------------------
     Total commercial loans                                61             35             31             36             34
  Real estate -- residential mortgage                       1              8              4              4              4
  Home equity                                               4              1              2              1              1
  Credit card                                               -              1              5             14             10
  Consumer -- direct                                        8              8              8              8              6
  Consumer -- indirect lease financing                      8              9              6              3              1
  Consumer -- indirect other                               43             49             52             36             31
-------------------------------------------------------------------------------------------------------------------------
     Total consumer loans                                  64             76             77             66             53
-------------------------------------------------------------------------------------------------------------------------
                                                          125            111            108            102             87
-------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                    (780)          (673)          (414)          (318)          (297)
Provision for loan losses                                 553          1,350            490            348            297
Allowance related to loans acquired (sold), net             2             (1)            (5)            --             --
-------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of year             $  1,452       $  1,677       $  1,001       $    930       $    900
                                                     ========       ========       ========       ========       ========
-------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans                    1.23%          1.02%           .63%           .51%           .52%
Allowance for loan losses to year-end loans              2.32           2.65           1.50           1.45           1.45
Allowance for loan losses to nonperforming loans       153.98         184.29         154.00         208.05         234.38
-------------------------------------------------------------------------------------------------------------------------

(a) See Figure 15 on page 38 and the accompanying discussion for more information related to Key's commercial real estate portfolio.

NONPERFORMING ASSETS. Figure 26 shows the composition of Key's nonperforming assets. These assets totaled $993 million at December 31, 2002, and represented 1.59% of loans, other real estate owned (known as "OREO") and other nonperforming assets, compared with $947 million, or 1.49%, at December 31, 2001.

The economic slowdown can be expected to continue to impact Key's loan portfolio in general, although the erosion in credit quality that we have experienced is disproportionately concentrated. At December 31, 2002, two segments of the commercial, financial and agricultural portfolio (loans to middle market clients and loans underwritten as structured finance credits) accounted for $219 million and $164 million, respectively, of Key's nonperforming loans. Although these two segments comprised only 16% of Key's total loans, they accounted for 41% of total nonperforming loans.

At December 31, 2002, our 20 largest nonperforming loans totaled $258 million, representing 27% of total loans on nonperforming status. At December 31, 2002, the run-off loan portfolio accounted for $85 million, or 9%, of Key's total nonperforming loans presented in Figure 26.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

        FIGURE 26 SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

DECEMBER 31,
dollars in millions                              2002          2001          2000          1999         1998
--------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural         $   448       $   409       $   301       $   175       $   144

Real estate -- commercial mortgage                 157           187            90           102            79
Real estate -- construction                         50            83            28             7             6
--------------------------------------------------------------------------------------------------------------
     Total commercial real estate loans(a)         207           270           118           109            85
Commercial lease financing                          69            94            48            28            29
--------------------------------------------------------------------------------------------------------------
     Total commercial loans                        724           773           467           312           258
Real estate - residential mortgage                  36            42            52            44            60
Home equity                                        146            50            80            50            26
Consumer - direct                                   13             9             8             6             6
Consumer - indirect lease financing                  5            10             7             3             3
Consumer - indirect other                           19            26            36            32            31
--------------------------------------------------------------------------------------------------------------
     Total consumer loans                          219           137           183           135           126
--------------------------------------------------------------------------------------------------------------
     Total nonperforming loans                     943           910           650           447           384

OREO                                                48            38            23            27            56
Allowance for OREO losses                           (3)           (1)           (1)           (3)          (18)
--------------------------------------------------------------------------------------------------------------
     OREO, net of allowance                         45            37            22            24            38

Other nonperforming assets                           5            --            --             2             1
--------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                $   993       $   947       $   672       $   473       $   423
                                               =======       =======       =======       =======       =======
--------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more        $   198       $   250       $   236       $   219       $   159
Accruing loans past due 30 through 89 days         790         1,096           963           916           753
--------------------------------------------------------------------------------------------------------------
Nonperforming loans to year-end loans             1.51%         1.44%          .97%          .70%          .62%
Nonperforming assets to year-end loans
  plus OREO and other nonperforming assets        1.59          1.49          1.00           .74           .68
--------------------------------------------------------------------------------------------------------------

(a) See Figure 15 on page 38 and the accompanying discussion for more information related to Key's commercial real estate portfolio.

Information pertaining to the credit exposure by industry classification inherent in the largest sector of Key's loan portfolio, commercial, financial and agricultural loans, is presented in Figure 27. Within the transportation category, Key had approximately $270 million of exposure to the commercial passenger airline industry at December 31, 2002. The types of activity that caused the change in Key's nonperforming loans during 2002 are summarized in Figure 28.

             FIGURE 27 COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

DECEMBER 31, 2002                                                        NONPERFORMING LOANS
                                                                        ----------------------
                                            TOTAL         LOANS                     % OF LOANS
dollars in millions                      COMMITMENTS   OUTSTANDING        AMOUNT   OUTSTANDING
----------------------------------------------------------------------------------------------
Industry classification:
  Manufacturing                            $10,034       $ 3,931         $   155       3.9%
  Services                                   6,198         2,506              90       3.6
  Financial services                         4,061           979               5        .5
  Retail trade                               4,250         2,518              43       1.7
  Wholesale trade                            2,763         1,313              44       3.4
  Property management                        2,900         1,098               8        .7
  Public utilities                           1,728           461               1        .2
  Communications                             1,178           494              23       4.7
  Agriculture/forestry/fishing               1,085           666              17       2.6
  Building contractors                       1,217           547              26       4.8
  Public administration                        739           245               -         -
  Transportation                               819           440              11       2.5
  Insurance                                    732           216               6       2.8
  Mining                                       379           169               -         -
  Individuals                                  187           121               1        .8
  Other                                      1,904         1,721              18       1.0
----------------------------------------------------------------------------------------------
  Total                                    $40,174       $17,425         $   448       2.6%
                                           =======       =======         =======
----------------------------------------------------------------------------------------------

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

              FIGURE 28 SUMMARY OF CHANGES IN NONPERFORMING LOANS

                                                                            2002 QUARTERS
                                                           ----------------------------------------------
in millions                                  FULL YEAR      FOURTH       THIRD        SECOND       FIRST
---------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                $   910      $   987      $   957      $   973      $   910
  Loans placed on nonaccrual status             1,168          339          281          254          294
  Charge-offs                                    (780)        (186)        (185)        (203)        (206)
  Loans sold                                      (79)         (36)         (25)         (18)           -
  Payments                                       (261)        (149)         (41)         (49)         (22)
  Transfers to OREO                                (3)           -            -            -           (3)
  Loans returned to accrual status                (13)         (13)           -            -            -
  Acquisition                                       1            1            -            -            -
---------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                      $   943      $   943      $   987      $   957      $   973
                                              =======      =======      =======      =======      =======
---------------------------------------------------------------------------------------------------------

DEPOSITS AND OTHER SOURCES OF FUNDS

"Core deposits" -- domestic deposits other than certificates of deposit of $100,000 or more -- are Key's primary source of funding. During 2002, core deposits averaged $37.7 billion, and represented 52% of the funds Key used to support earning assets, compared with $37.5 billion and 50% during 2001, and $37.3 billion and 50% during 2000. The composition of Key's deposits is shown in Figure 6, which spans pages 28 and 29.

The increase in the level of Key's core deposits during 2002 was due primarily to higher levels of noninterest-bearing deposits and money market deposit accounts. The growth of these deposits reflected client preferences for investments that provide high levels of liquidity in a low interest rate environment. Also contributing to the significant growth in noninterest-bearing deposits were our intensified cross-sell efforts and the introduction of new products, including free checking. A more aggressive pricing structure implemented in mid-2002 supported the growth in savings deposits. During 2002, time deposits decreased by 9% in part because, like our competitors, Key reduced the rates paid for them as the Federal Reserve reduced interest rates in general.

In 2001, the level of Key's core deposits rose from the prior year as moderate growth of time deposits more than offset a decline in the level of savings deposits. Time deposits grew by 2% in 2001, following an increase of 17% in 2000. The growth rate of these deposits declined largely as a result of a lower interest rate environment.

Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $15.5 billion during 2002, compared with $20.0 billion during 2001 and $20.2 billion in 2000. As shown in Figure 6, both certificates of deposit and short-term borrowings have declined as funding sources. This is attributable in part to reduced funding needs resulting from loan sales, slow demand for loans and from our decision to scale back or discontinue certain types of lending. In addition, Key continues to consider loan sales and securitizations as a funding alternative when market conditions are favorable.

Since late 1995, Key has had a program in place under which deposit balances (above a defined threshold) in certain negotiable order of withdrawal ("NOW") accounts and noninterest-bearing checking accounts are transferred to money market accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2002 include NOW accounts of $4.4 billion and demand deposits of $4.9 billion that are classified as money market deposit accounts. In Figure 6, the NOW accounts transferred are included in the money market deposit account category, while the demand deposits continue to be reported as noninterest-bearing checking accounts.

At December 31, 2002, Key had $8.5 billion in time deposits of $100,000 or more. Figure 29 shows the maturity distribution of these deposits.

      FIGURE 29 MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

DECEMBER 31, 2002                DOMESTIC    FOREIGN
in millions                      OFFICES      OFFICE     TOTAL
--------------------------------------------------------------
Remaining maturity:
  Three months or less            $1,732     $3,743     $5,475
  After three through
     twelve months                   836          -        836
  After twelve months              2,181          -      2,181
--------------------------------------------------------------
     Total                        $4,749     $3,743     $8,492
                                  ======     ======     ======
--------------------------------------------------------------

LIQUIDITY

"Liquidity" measures whether an entity has sufficient cash flow to meet its financial obligations when due. Key has sufficient liquidity when it can meet its obligations to depositors, borrowers and creditors at a reasonable cost, on a timely basis, and without adverse consequences. KeyCorp has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities, including acquisitions, at a reasonable cost, in a timely manner and without adverse consequences.

LIQUIDITY RISK. There are both direct and indirect circumstances that could adversely affect Key's liquidity or materially affect the cost of funds. For example, events unrelated to Key, such as terrorism or war, natural disasters, political events, or the default or bankruptcy of

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

a major corporation, mutual fund or hedge fund, can have market-wide consequences. A direct (but hypothetical) event would be a significant downgrade in Key's public credit rating by a rating agency due to a deterioration in asset quality, a large charge to earnings, a significant merger or acquisition or other events. Similarly, market speculation or rumors about Key or the banking industry in general may cause normal funding sources to withdraw credit until further information becomes available.

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

- We have a proven ability to access the securitization markets for a variety of loan types.

- Our 910 full-service KeyCenters in 12 states generate a sizable volume of core deposits. We monitor deposit flows and use alternative pricing structures to attract deposits when necessary. For more information about core deposits, see the previous section entitled "Deposits and other sources of funds."

- Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, and bank notes) and also can borrow from the Federal Reserve Bank to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve outstanding at December 31, 2002.

The Consolidated Statements of Cash Flow on page 56 summarize Key's sources and uses of cash by type of activity for the years ended December 31, 2002, 2001 and 2000. As shown in these statements, Key's largest cash flows relate to both investing and financing activities. Over the past three years, the primary sources of cash from investing activities have been loan securitizations and sales and the sales, prepayments and maturities of securities available for sale. Investing activities that have required the greatest use of cash include lending and the purchases of new securities.

Over the past three years, the primary source of cash from financing activities has been the issuance of long-term debt. However, in both 2002 and 2000, deposits were also a significant source of cash. In each of the past three years, cash has been used to repay debt issued in prior periods and to reduce the levels of short-term borrowings.

LIQUIDITY FOR KEYCORP. KeyCorp meets its liquidity requirements principally through regular dividends from affiliate banks. In 2002, affiliate banks paid KeyCorp a total of $900 million in dividends. Federal banking law limits the amount of capital distributions that banks can make to their holding companies without obtaining prior regulatory approval. A national bank's dividend paying capacity is affected by several factors, including the amount of its net profits (as defined by statute) for the two previous calendar years, and net profits for the current year up to the date of dividend declaration. Due to this constraint, and the restructuring charges taken by KBNA and Key Bank USA in 2001, as of January 1, 2003, neither bank could pay dividends or make other capital distributions to KeyCorp without prior regulatory approval.

In February 2003, KBNA obtained regulatory approval to make capital distributions to KeyCorp of up to $365 million in the aggregate in the first and second quarters. If KBNA were to distribute such amount, it would not have any further dividend paying capacity until it accumulates at least $300 million of additional net profits in 2003. Management expects this will occur during the second quarter. Management also expects Key Bank USA to have restored dividend paying capacity during the first quarter.

Assuming KBNA had distributed the $365 million to KeyCorp as of February 15, 2003, as of that date, KeyCorp would have had approximately $1.5 billion of cash or short-term investments available to pay dividends on its common shares, to service its debt and to finance its corporate operations. Management does not expect current constraints on the subsidiary banks to pay dividends to KeyCorp to have any material effect on the ability of KeyCorp to pay dividends to its shareholders, to service its debt or to meet its other obligations.

ADDITIONAL SOURCES OF LIQUIDITY. Management has implemented several programs that enable Key and KeyCorp to raise money in the public and private markets when necessary. The proceeds from all of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or extended from time to time as needed.

BANK NOTE PROGRAM. During 2002, Key's affiliate banks raised $2.9 billion under Key's bank note program. Of the notes issued during the year, $2.2 billion have original maturities in excess of one year and are included in long-term debt. The remaining notes have original maturities of one year or less and are included in short-term borrowings. Key's current bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion ($19.0 billion by KBNA and $1.0 billion by Key Bank USA). At December 31, 2002, $18.1 billion was available for future issuance under this program.

EURO NOTE PROGRAM. Under Key's euro note program, KeyCorp, KBNA and Key Bank USA may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and many foreign currencies. There were $1.5 billion of borrowings issued under this program during 2002. At the end of the year, $4.2 billion was available for future issuance.

KEYCORP MEDIUM-TERM NOTE PROGRAM AND OTHER SECURITIES. KeyCorp has registered with the Securities and Exchange Commission to provide for the issuance of up to $2.2 billion of securities, which could include long- or short-term debt, or equity securities. Of the amount registered, $1.0 billion has been allocated for the issuance of medium-term notes. At December 31, 2002, unused capacity under KeyCorp's universal shelf

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

registration statement totaled $1.8 billion, including $575 million allocated for the issuance of medium-term notes.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp has a commercial paper program and a revolving credit agreement with an unaffiliated financial institution that provide funding availability of up to $500 million and $400 million, respectively. As of December 31, 2002, there were no borrowings outstanding under either the commercial paper program or the revolving credit agreement.

Key has favorable debt ratings as shown in Figure 30. As long as those debt ratings are maintained, management believes that, under normal conditions in the capital markets, future offerings of securities by KeyCorp or its affiliate banks would be marketable to investors at a competitive cost.

                             FIGURE 30 DEBT RATINGS

                                      SENIOR     SUBORDINATED
                        SHORT-TERM   LONG-TERM    LONG-TERM      CAPITAL
DECEMBER 31, 2002       BORROWINGS     DEBT         DEBT        SECURITIES
--------------------------------------------------------------------------
KEYCORP
Standard & Poor's          A-2         A-           BBB+            BBB
Moody's                    P-1         A2            A3            "Baal"
Fitch                      F1          A             A-              A

KBNA
Standard & Poor's          A-1         A             A-             N/A
Moody's                    P-1         A1            A2             N/A
Fitch                      F1          A             A-             N/A
--------------------------------------------------------------------------

N/A = Not Applicable

Figure 31 summarizes Key's significant cash obligations and contractual amounts of off-balance sheet lending commitments at December 31, 2002, by the specific time periods in which related payments are due or commitments expire.

          FIGURE 31 CASH OBLIGATIONS AND OFF-BALANCE SHEET COMMITMENTS

DECEMBER 31, 2002                                                         AFTER       AFTER
                                                              WITHIN    1 THROUGH   3 THROUGH     AFTER
in millions                                                   1 YEAR     3 YEARS     5 YEARS     5 YEARS      TOTAL
----------------------------------------------------------------------------------------------------------------------
Cash obligations:
  Long-term debt                                               $ 4,430     $ 5,914     $ 2,676     $ 2,585     $15,605
  Noncancelable leases                                             125         212         170         395         902
----------------------------------------------------------------------------------------------------------------------
     Total                                                     $ 4,555     $ 6,126     $ 2,846     $ 2,980     $16,507
                                                               =======     =======     =======     =======     =======
Lending-related and other off-balance sheet commitments:
  Commercial, including real estate                            $16,350     $ 6,970     $ 2,343     $ 1,384     $27,047
  Home equity                                                       54         127          55       5,295       5,531
  Federal funds purchased and securities sold
     under repurchase agreements                                 3,862           -           -           -       3,862
  Principal investing                                                1           -           8         213         222
  Commercial letters of credit                                      82          49           4           -         135
----------------------------------------------------------------------------------------------------------------------
     Total                                                     $20,349     $ 7,146     $ 2,410     $ 6,892     $36,797
                                                               =======     =======     =======     =======     =======
----------------------------------------------------------------------------------------------------------------------

CAPITAL

SHAREHOLDERS' EQUITY. Total shareholders' equity at December 31, 2002, was $6.8 billion, up $680 million from the balance at December 31, 2001. Growth in retained earnings, net unrealized gains on securities available for sale and the issuance of common shares out of the treasury stock account in connection with employee stock purchase, 401(k), dividend reinvestment and stock option programs contributed to the increase. Other factors contributing to the change in shareholders' equity during 2002 are shown in the Consolidated Statements of Changes in Shareholders' Equity presented on page 55.

SHARE REPURCHASES. In September 2000, the Board of Directors authorized the repurchase of up to 25,000,000 common shares, including 3,647,200 shares remaining at the time from an earlier repurchase program. These shares may be repurchased in the open market or through negotiated transactions. During 2002, Key repurchased a total of 3,000,000 of its common shares at an average price per share of $25.58. At December 31, 2002, a remaining balance of 13,764,400 shares may be repurchased under the September 2000 authorization.

At December 31, 2002, Key had 67,945,135 treasury shares. Management expects to reissue those shares over time to support the employee stock purchase, 401(k), stock option and dividend reinvestment plans, and for other corporate purposes. During 2002, Key reissued 2,938,589 treasury shares for employee benefit and dividend reinvestment plans.

CAPITAL ADEQUACY. Capital adequacy is an important indicator of financial stability and performance. Overall, Key's capital position remains strong: the ratio of total shareholders' equity to total assets was 8.02% at December 31, 2002, and 7.60% at December 31, 2001.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 ("Shareholders' Equity"), which begins on page 76, explains the implications of failing to meet specific capital requirements imposed by the banking regulators. Risk-based capital guidelines require a minimum level of capital as a percent of "risk-weighted assets," which is total assets plus certain off-balance sheet items, both adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2002, Key's Tier 1 capital ratio was 8.09%, and its total capital ratio was 12.51%.

Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve's risk-adjusted measure for market risk -- as KeyCorp has -- must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2002, Key had a leverage ratio of 8.15%.

Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from "critically undercapitalized" to "well capitalized." Both of Key's affiliate banks qualified as "well capitalized" at December 31, 2002, since each exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key would also qualify as "well capitalized" at December 31, 2002. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of Key or its affiliate banks.

Figure 32 presents the details of Key's regulatory capital position at December 31, 2002 and 2001.

KeyCorp's common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2002:

- Book value per common share was $16.12, based on 423,943,645 shares outstanding, compared with $14.52, based on 424,005,056 shares outstanding, at December 31, 2001.

- The closing sales price of a KeyCorp common share on the New York Stock Exchange was $25.14. This price was 156% of year-end book value per share, and would produce a dividend yield of 4.77%.

-   There were 40,166 holders of record of KeyCorp common shares.

In 2002, the quarterly dividend was $.30 per common share, up from $.295 per common share in 2001. On January 16, 2003, the quarterly dividend per common share was increased by 1.7% to $.305, effective with the March 2003 dividend payment.

Figure 33 on page 51 shows the sales price ranges of the common shares, per common share net income (loss) and dividends paid by quarter for each of the last two years.

FIGURE 32 CAPITAL COMPONENTS AND RISK-WEIGHTED ASSETS

DECEMBER 31,
dollars in millions                            2002         2001
-----------------------------------------------------------------
TIER 1 CAPITAL
Common shareholders' equity(a)               $ 6,738      $ 6,117
Qualifying capital securities                  1,096        1,243
Less: Goodwill                                 1,142        1,101
      Other assets(b)                             60           37
-----------------------------------------------------------------
  Total Tier 1 capital                         6,632        6,222
-----------------------------------------------------------------
TIER 2 CAPITAL
Allowance for loan losses(c)                     986        1,040
Qualifying long-term debt                      2,639        2,286
-----------------------------------------------------------------
  Total Tier 2 capital                         3,625        3,326
-----------------------------------------------------------------
  Total risk-based capital                   $10,257      $ 9,548
                                             =======      =======
RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet        $67,051      $67,783
Risk-weighted off-balance sheet exposure      16,595       17,480
Less: Goodwill                                 1,142        1,101
      Other assets(b)                            251           37
Plus: Market risk-equivalent assets              192          217
-----------------------------------------------------------------
  Gross risk-weighted assets                  82,445       84,342
Less: Excess allowance for loan losses(c)        466          637
-----------------------------------------------------------------
  Net risk-weighted assets                   $81,979      $83,705
                                             =======      =======
AVERAGE QUARTERLY
TOTAL ASSETS                                 $82,735      $82,467
                                             =======      =======
CAPITAL RATIOS
Tier 1 risk-based capital ratio                 8.09%        7.43%
Total risk-based capital ratio                 12.51        11.41
Leverage ratio(d)                               8.15         7.65
-----------------------------------------------------------------

(a) Common shareholders' equity does not include net unrealized gains or losses on securities (except for net unrealized losses on marketable equity securities) nor net gains or losses on cash flow hedges.

(b) "Other assets" deducted from Tier 1 capital consists of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

     "Other assets" deducted from risk-weighted assets consists of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and nonfinancial equity investments.

(c) The allowance for loan losses included in Tier 2 capital is limited by regulation to 1.25% of gross risk-weighted assets, excluding those with low-level recourse.

(d) This ratio is Tier 1 capital divided by average quarterly total assets less goodwill and the nonqualifying intangible assets described in footnote (b).

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

FOURTH QUARTER RESULTS

Some of the highlights of Key's fourth quarter results are summarized below. Key's financial performance for each of the past eight quarters is summarized in Figure 33.

NET INCOME (LOSS). Key had net income of $245 million, or $.57 per common share, for the fourth quarter of 2002, compared with a net loss of $174 million, or $.41 per share, for the same period in 2001. The improvement resulted from growth in both net interest income and noninterest income, along with a decrease in noninterest expense and a substantial reduction in the provision for loan losses. Results for the fourth quarter of 2001 included charges of approximately $410 million (after tax), or $.96 per share, taken to increase Key's allowance for loan losses and to strengthen the balance sheet. The section entitled "Financial performance," which begins on page 21, provides more information about these charges.

On an annualized basis, Key's return on average total assets for the fourth quarter of 2002 was 1.17%, compared with a return of (.84)% for the fourth quarter of 2001. The annualized return on average equity was 14.46% for the fourth quarter of 2002, compared with a return of (10.57)% for the year-ago quarter.

NET INTEREST INCOME. Net interest income was $712 million for the fourth quarter of 2002, up from $700 million for the fourth quarter of 2001. Key's net interest margin of 3.98% for the fourth quarter of 2002 was unchanged from the fourth quarter of 2001, while average earning assets declined by $152 million or less than one percent. The decrease in earning assets was due primarily to Key's May 2001 decision to exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain credit-only commercial relationships. Key's sale in September 2001 of $1.4 billion of residential mortgage loans with low interest rate spreads also contributed to the decrease.

NONINTEREST INCOME. Key's noninterest income was $446 million for the fourth quarter of 2002 compared with $418 million for the year-ago quarter. The increase was due primarily to a $33 million decrease in losses from principal investing. Noninterest income also benefited from a $6 million increase in net gains from sales of securities. These positive results were offset in part by an $18 million decline in income from trust and investment services and a $7 million reduction in service charges on deposit accounts.

NONINTEREST EXPENSE. Noninterest expense for the fourth quarter of 2002 totaled $668 million, compared with $702 million for the fourth quarter of 2001. The largest declines occurred in software amortization and the amortization of goodwill. The January 1, 2002, adoption of new accounting guidance for goodwill resulted in an expense reduction of approximately $20 million for each quarter of 2002.

PROVISION FOR LOAN LOSSES. Key's provision for loan losses was $147 million for the fourth quarter of 2002, compared with $723 million for the fourth quarter of 2001. Included in the fourth quarter 2001 amount is $400 million, which was used to increase the allowance for loan losses for Key's continuing loan portfolio. Another $190 million provision was added last year to the portion of the allowance segregated in the second quarter of 2001 in connection with Key's decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses and to facilitate sales of distressed loans in other portfolios as discussed on page 42 under the heading "Run-off loan portfolio." Net loan charge-offs totaled $186 million and were 1.18% of average loans outstanding for the quarter, compared with $220 million and 1.37%, respectively, for the fourth quarter of 2001. For more information about Key's allowance for loan losses, see the section entitled "Allowance for loan losses," which begins on page 40.

     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF
                       OPERATIONS KEYCORP AND SUBSIDIARIES

                  FIGURE 33 SELECTED QUARTERLY FINANCIAL DATA

                                                                      2002
                                                 ---------------------------------------------------
dollars in millions, except per share amounts      FOURTH      THIRD          SECOND         FIRST
----------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                  $   1,077   $   1,095      $   1,102      $   1,092
Interest expense                                       365         395            419            438
Net interest income                                    712         700            683            654
Provision for loan losses                              147         135            135            136
Noninterest income before net securities
  gains (losses)                                       441         432            447            443
Net securities gains (losses)                            5          --              1             --
Noninterest expense                                    668         659            665            661
Income (loss) before income taxes and
  cumulative effect of accounting changes              343         338            331            300
Income (loss) before cumulative effect
  of accounting changes                                245         245            246            240
Net income (loss)                                      245         245            246            240
----------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income (loss) before cumulative effect
  of accounting changes                          $     .58   $     .57      $     .58      $     .56
Income (loss) before cumulative effect
  of accounting changes-- assuming dilution            .57         .57            .57            .56
Net income (loss)                                      .58         .57            .58            .56
Net income (loss)-- assuming dilution                  .57         .57            .57            .56
Cash dividends paid                                    .30         .30            .30            .30
Book value at period end                             16.12       15.66          15.46          15.05
Market price:
  High                                               26.75       27.35          29.40          27.26
  Low                                                21.25       20.96          25.95          22.92
  Close                                              25.14       24.97          27.30          26.65
Weighted average common shares (000)               424,578     426,274        426,092        424,855
Weighted average common shares and
  potential common shares (000)                    429,531     431,326        431,935        430,019
----------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                            $  62,457   $  62,951      $  63,881      $  63,956
Earning assets                                      73,635      72,548         72,820         72,382
Total assets                                        85,202      83,518         82,778         81,359
Deposits                                            49,346      44,610         44,805         43,233
Long-term debt                                      15,605      16,276         16,895         15,256
Shareholders' equity                                 6,835       6,654          6,592          6,402

Full-time equivalent employees                      20,437      20,522         20,929         21,076
Branches                                               910         903            905            911
----------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                        1.17%       1.19%          1.21%          1.20%
Return on average equity                             14.46       14.74          15.16          15.53
Net interest margin (taxable equivalent)              3.98        3.99           3.98           3.93
----------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                                      8.02%       7.97%          7.96%          7.87%
Tangible equity to tangible assets                    6.73        6.71           6.69           6.57
Tier 1 risk-based capital                             8.09        8.34           8.23           7.92
Total risk-based capital                             12.51       12.69          12.29          12.02
Leverage                                              8.15        8.15           8.14           8.13
----------------------------------------------------------------------------------------------------

                                                                      2001
                                                 ---------------------------------------------------
dollars in millions, except per share amounts      FOURTH      THIRD         SECOND         FIRST
----------------------------------------------------------------------------------------------------
FOR THE QUARTER
Interest income                                  $   1,210   $   1,380     $   1,467       $   1,570
Interest expense                                       510         656           754             882
Net interest income                                    700         724           713             688
Provision for loan losses                              723         116           401             110
Noninterest income before net securities
  gains (losses)                                       419         452           390             429
Net securities gains (losses)                           (1)          2             8              26
Noninterest expense                                    702         683           858             698
Income (loss) before income taxes and
  cumulative effect of accounting changes             (307)        379          (148)            335
Income (loss) before cumulative effect
  of accounting changes                               (174)        249          (136)            218
Net income (loss)                                     (174)        249          (160)            217
----------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income (loss) before cumulative effect
  of accounting changes                          $    (.41)  $     .59     $    (.32)      $     .51
Income (loss) before cumulative effect
  of accounting changes-- assuming dilution           (.41)        .58          (.32)            .51
Net income (loss)                                     (.41)        .59          (.38)            .51
Net income (loss)-- assuming dilution                 (.41)        .58          (.38)            .51
Cash dividends paid                                   .295        .295          .295            .295
Book value at period end                             14.52       15.53         15.22           15.79
Market price:
  High                                               24.52       28.15         26.43           27.58
  Low                                                20.49       22.20         22.10           22.65
  Close                                              24.34       24.14         26.05           25.80
Weighted average common shares (000)               423,596     424,802       424,675         424,024
Weighted average common shares and
  potential common shares (000)                    428,280     430,346       429,760         429,917
----------------------------------------------------------------------------------------------------
AT PERIOD END
Loans                                            $  63,309   $  64,506     $  66,693       $  67,027
Earning assets                                      71,672      73,943        76,531          77,027
Total assets                                        80,938      84,419        85,838          86,457
Deposits                                            44,795      45,372        45,743          45,965
Long-term debt                                      14,554      15,114        14,675          14,495
Shareholders' equity                                 6,155       6,575         6,467           6,702

Full-time equivalent employees                      21,230      21,297        21,742          21,882
Branches                                               911         911           926             922
----------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Return on average total assets                        (.84)%      1.16%         (.75)%          1.02%
Return on average equity                            (10.57)      15.20         (9.67)          13.28
Net interest margin (taxable equivalent)              3.98        3.85          3.77            3.63
----------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT PERIOD END
Equity to assets                                      7.60%       7.79%         7.53%           7.75%
Tangible equity to tangible assets                    6.29        6.51          6.25            6.29
Tier 1 risk-based capital                             7.43        7.81          7.71            7.99
Total risk-based capital                             11.41       11.77         11.81           12.32
Leverage                                              7.65        7.90          7.68            7.79
----------------------------------------------------------------------------------------------------

Note 3 ("Acquisitions and Divestitures") on page 64 contains specific information about the business combinations and divestitures that Key completed in the past three years to help you understand how those transactions may have impacted Key's financial condition and results of operations.

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

Management is responsible for establishing and maintaining a system of internal control that is intended to protect Key's assets and the integrity of its financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls, among other things.

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

The Board of Directors discharges its responsibility for Key's financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent auditors. The Audit Committee meets regularly with the independent auditors to review the scope of their audits and audit reports and to discuss necessary action. Both the independent and internal auditors have direct access to and interaction with the Audit Committee.

Management has assessed Key's internal control and procedures over financial reporting using criteria described in "Internal Control --Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 2002.

/s/Henry L. Meyer III

Henry L. Meyer III
Chairman and Chief Executive Officer

/s/Jeffrey B. Weeden

Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries ("Key") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Key's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in 2002 Key changed its method of accounting for goodwill.

                                                          /s/ ERNST & YOUNG LLP

Cleveland, Ohio
January 13, 2003

                            KEYCORP AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,
dollars in millions                                                                                  2002         2001
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                           $    3,364   $    2,891
Short-term investments                                                                                 1,632        1,898
Securities available for sale                                                                          8,507        5,408
Investment securities (fair value: $129 and $234)                                                        120          225
Other investments                                                                                        919          832
Loans, net of unearned income of $1,776 and $1,778                                                    62,457       63,309
   Less: Allowance for loan losses                                                                     1,452        1,677
-------------------------------------------------------------------------------------------------------------------------
   Net loans                                                                                          61,005       61,632
Premises and equipment                                                                                   644          687
Goodwill                                                                                               1,142        1,103
Other intangible assets                                                                                   35           31
Corporate-owned life insurance                                                                         2,414        2,313
Accrued income and other assets                                                                        5,420        3,918
-------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                   $   85,202   $   80,938
                                                                                                  ==========   ==========
LIABILITIES
Deposits in domestic offices:
   NOW and money market deposit accounts                                                          $   16,249   $   13,461
   Savings deposits                                                                                    2,029        1,918
   Certificates of deposit ($100,000 or more)                                                          4,749        4,493
   Other time deposits                                                                                11,946       13,657
-------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing                                                                           34,973       33,529
   Noninterest-bearing                                                                                10,630        9,667
Deposits in foreign office--interest-bearing                                                           3,743        1,599
-------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                                   49,346       44,795
Federal funds purchased and securities sold under repurchase agreements                                3,862        3,735
Bank notes and other short-term borrowings                                                             2,823        5,549
Accrued expense and other liabilities                                                                  5,471        4,862
Long-term debt                                                                                        15,605       14,554
Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary
   trusts holding solely subordinated debentures of KeyCorp (see Note 13)                              1,260        1,288
-------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                78,367       74,783

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued                                  --           --
Common shares, $1 par value; authorized 1,400,000,000 shares;
   issued 491,888,780 shares                                                                             492          492
Capital surplus                                                                                        1,449        1,390
Retained earnings                                                                                      6,448        5,856
Treasury stock, at cost (67,945,135 and 67,883,724 shares)                                            (1,593)      (1,585)
Accumulated other comprehensive income                                                                    39            2
-------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                        6,835        6,155
-------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                                   $   85,202   $   80,938
                                                                                                  ==========   ==========
-------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                            KEYCORP AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                              2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                                                   $    3,913   $    5,067   $    5,699
Tax-exempt investment securities                                                                10           17           23
Securities available for sale                                                                  389          454          447
Short-term investments                                                                          30           65           83
Other investments                                                                               24           24           25
----------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                                     4,366        5,627        6,277

INTEREST EXPENSE
Deposits                                                                                       897        1,478        1,768
Federal funds purchased and securities sold under repurchase agreements                         90          198          287
Bank notes and other short-term borrowings                                                      79          302          428
Long-term debt, including capital securities                                                   551          824        1,064
----------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                                    1,617        2,802        3,547
----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                                          2,749        2,825        2,730
Provision for loan losses                                                                      553        1,350          490
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                          2,196        1,475        2,240

NONINTEREST INCOME
Trust and investment services income                                                           609          651          687
Service charges on deposit accounts                                                            405          387          341
Investment banking and capital markets income                                                  172           88          293
Letter of credit and loan fees                                                                 134          124          107
Corporate-owned life insurance income                                                          108          114          109
Electronic banking fees                                                                         79           74           68
Net securities gains (losses)                                                                    6           35          (28)
Gain from sale of credit card portfolio                                                         --           --          332
Other income                                                                                   256          252          285
----------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                                  1,769        1,725        2,194

NONINTEREST EXPENSE
Personnel                                                                                    1,436        1,378        1,445
Net occupancy                                                                                  226          232          223
Computer processing                                                                            192          252          240
Equipment                                                                                      136          152          173
Marketing                                                                                      122          112          110
Professional fees                                                                               92           88           89
Amortization of intangibles                                                                     11          245          101
Restructuring charges (credits)                                                                 --           (4)         102
Other expense                                                                                  438          486          434
----------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                                 2,653        2,941        2,917

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGES                                                                     1,312          259        1,517
Income taxes                                                                                   336          102          515
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES                                          976          157        1,002
Cumulative effect of accounting changes, net of tax (see Note 1)                                --          (25)          --
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                              $      976   $      132   $    1,002
                                                                                        ==========   ==========   ==========
Per common share:
   Income before cumulative effect of accounting changes                                $     2.29   $      .37   $     2.32
   Net income                                                                                 2.29          .31         2.32
   Income before cumulative effect of accounting changes--assuming dilution                   2.27          .37         2.30
Net income--assuming dilution                                                                 2.27          .31         2.30
Weighted average common shares outstanding (000)                                           425,451      424,275      432,617
Weighted average common shares and potential common
   shares outstanding (000)                                                                430,703      429,573      435,573
----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                            KEYCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                       ACCUMULATED
                                                                                 LOANS TO   TREASURY      OTHER
                                                    COMMON  CAPITAL   RETAINED     ESOP      STOCK,   COMPREHENSIVE    COMPREHENSIVE
dollars in millions, except per share amounts       SHARES  SURPLUS   EARNINGS   TRUSTEE    AT COST   INCOME (LOSS)        INCOME
---------------------------------------------------------------------------------------------------------------------  -------------
BALANCE AT DECEMBER 31, 1999                        $  492  $ 1,412   $  5,833   $    (24)  $(1,197)       $   (127)
Net income                                                               1,002                                          $     1,002
Other comprehensive income (losses):
   Net unrealized gains on securities available
     for sale, net of income taxes of $80(a)                                                                    132             132
   Foreign currency translation adjustments                                                                     (15)            (15)
                                                                                                                        ------------
       Total comprehensive income                                                                                       $     1,119
                                                                                                                        ===========
Cash dividends declared on common shares
   ($1.12 per share)                                                      (484)
Issuance of common shares:
   Employee benefit and dividend reinvestment
     plans-- 2,480,161 net shares                               (10)                             59
Repurchase of common shares-- 22,652,800 shares                                                (462)
ESOP transactions                                                            1         11
---------------------------------------------------------------------------------------------------------------------  -------------
BALANCE AT DECEMBER 31, 2000                           492    1,402      6,352        (13)   (1,600)            (10)
Net income                                                                 132                                          $       132
Other comprehensive income (losses):
   Net unrealized gains on securities available
     for sale, net of income taxes of $11(a)                                                                     13              13
   Cumulative effect of change in accounting
     for derivative financial instruments,
     net of income taxes of ($12)                                                                               (22)            (22)
   Net unrealized gains on derivative financial
     instruments, net of income taxes of $12                                                                     20              20
   Foreign currency translation adjustments                                                                       1               1
                                                                                                                        ------------
       Total comprehensive income                                                                                       $       144
                                                                                                                        ===========
Cash dividends declared on common shares
   ($1.48 per share)                                                      (628)
Issuance of common shares:
   Acquisition-- 370,830 shares                                                                   9
   Employee benefit and dividend reinvestment
     plans-- 2,415,914 net shares                               (12)                             56
Repurchase of common shares--2,035,600 shares                                                   (50)
ESOP transactions                                                                      13
---------------------------------------------------------------------------------------------------------------------  -------------
BALANCE AT DECEMBER 31, 2001                           492    1,390      5,856         --    (1,585)              2
Net income                                                                 976                                          $       976
Other comprehensive income (losses):
   Net unrealized gains on securities available
     for sale, net of income taxes of $27(a)                                                                     47              47
   Net unrealized gains on derivative financial
     instruments, net of income taxes of $5                                                                       8               8
   Foreign currency translation adjustments                                                                       7               7
   Minimum pension liability adjustment,
     net of income taxes of ($14)                                                                               (25)            (25)
                                                                                                                        ------------
       Total comprehensive income                                                                                       $     1,013
                                                                                                                        ===========
Deferred compensation obligation                                 68
Cash dividends declared on common shares
   ($.90 per share)                                                       (384)
Issuance of common shares:
   Employee benefit and dividend reinvestment
     plans--2,938,589 net shares                                 (9)                             69
Repurchase of common shares-- 3,000,000 shares                                                  (77)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                        $  492  $ 1,449   $  6,448        --    $(1,593)       $     39
                                                    ======  =======   ========       ===    =======        ========
---------------------------------------------------------------------------------------------------------------------

(a) Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were $35 million ($22 million after tax) in 2002, ($5) million [($4) million after tax] in 2001 and ($11) million [($7) million after tax] in 2000.

See Notes to Consolidated Financial Statements.

                            KEYCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                                2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                              $      976   $      132   $    1,002
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                                    553        1,350          490
  Cumulative effect of accounting changes, net of tax                                           --           25           --
  Depreciation expense and software amortization                                               215          285          281
  Amortization of intangibles                                                                   11          245          101
  Net gain from sale of credit card portfolio                                                   --           --         (332)
  Net securities (gains) losses                                                                 (6)         (35)          28
  Net (gains) losses from principal investing                                                   14           79          (71)
  Net gains from loan securitizations and sales                                                (56)         (49)         (31)
  Deferred income taxes                                                                        155         (139)         335
  Net (increase) decrease in mortgage loans held for sale                                      118          (10)        (164)
  Net (increase) decrease in trading account assets                                           (204)         146           26
  Net increase (decrease) in accrued restructuring charges                                     (35)         (64)          31
  Other operating activities, net                                                             (282)        (271)        (113)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                    1,459        1,694        1,583
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired                                                (63)          (3)        (375)
Net (increase) decrease in other short-term investments                                        485         (160)         (49)
Purchases of securities available for sale                                                  (6,744)      (4,290)      (6,855)
Proceeds from sales of securities available for sale                                         1,552          349        2,450
Proceeds from prepayments and maturities of securities available for sale                    2,317        5,859        3,859
Purchases of investment securities                                                             (18)         (46)         (30)
Proceeds from prepayments and maturities of investment securities                               95          144          155
Purchases of other investments                                                                (167)        (225)        (374)
Proceeds from sales of other investments                                                        45           56          129
Proceeds from prepayments and maturities of other investments                                   57          106           56
Net increase in loans, excluding acquisitions, sales and divestitures                       (3,184)      (1,876)      (7,215)
Purchases of loans                                                                              --         (107)          --
Proceeds from loan securitizations and sales                                                 3,393        4,916        4,978
Purchases of premises and equipment                                                            (90)        (121)        (103)
Proceeds from sales of premises and equipment                                                    9           15           22
Proceeds from sales of other real estate owned                                                  40           27           28
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                         (2,273)       4,644       (3,324)
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                                          4,128       (3,854)       5,416
Net decrease in short-term borrowings                                                       (2,611)      (2,609)        (696)
Net proceeds from issuance of long-term debt, including capital securities                   4,739        3,864        4,286
Payments on long-term debt, including capital securities                                    (4,418)      (3,532)      (5,985)
Loan payments received from ESOP trustee                                                        --           13           11
Purchases of treasury shares                                                                   (77)         (50)        (462)
Net proceeds from issuance of common stock                                                      37           33           28
Cash dividends paid                                                                           (511)        (501)        (484)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                          1,287       (6,636)       2,114
----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                             473         (298)         373
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                 2,891        3,189        2,816
----------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                  $    3,364   $    2,891   $    3,189
                                                                                        ==========   ==========   ==========
----------------------------------------------------------------------------------------------------------------------------
Additional disclosures relative to cash flow:
  Interest paid                                                                         $    1,549   $    2,626   $    3,572
  Income taxes paid                                                                            173          115           92
Noncash items:
  Derivative assets resulting from adoption of new accounting standard                          --   $      120           --
  Derivative liabilities resulting from adoption of new accounting standard                     --          152           --
  Cash dividends declared, but not paid                                                         --          127           --
  Transfer of investment securities to other investments                                $      847          832   $      820
  Transfer of investment securities to securities available for sale                            62           62           55
  Assets acquired                                                                              475           --           --
  Liabilities assumed                                                                          450           --           --
----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation's largest bank-based financial services companies. KeyCorp's subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through three major business groups: Key Consumer Banking, Key Corporate
Finance and Key Capital Partners. As of December 31, 2002, KeyCorp's banking subsidiaries operated 910 full-service branches, a telephone banking call center services group and 2,165 ATMs in 17 states.

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

KeyCorp evaluates whether to consolidate entities in which it has invested based on the nature and amount of equity contributed by third parties, the decision-making power granted to those parties and the extent of their control over the entity's operating and financial policies. Entities that KeyCorp controls, generally through majority ownership, are consolidated and are considered subsidiaries.

Unconsolidated investments in entities in which KeyCorp has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20 to 50%) are accounted for by the equity method. Unconsolidated investments in entities in which KeyCorp has a voting or economic interest of less than 20% are generally carried at cost. Investments held by KeyCorp's broker/dealer and investment company subsidiaries (principal investments) are carried at estimated fair value.

KeyCorp uses special purpose entities ("SPEs"), including securitization trusts, in the normal course of business for funding purposes. SPEs established by KeyCorp as qualifying special purpose entities under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,"are not consolidated. Nonqualifying SPEs are evaluated for consolidation by KeyCorp based on the nature and amount of equity contributed by third parties, the risks and rewards the parties assume and the control the respective parties exercise over the SPE's activities. Securitization trusts sponsored by KeyCorp are not consolidated since they are qualifying SPEs.

KeyCorp also does not consolidate an asset-backed commercial paper conduit for which it is a referral agent. The conduit is owned by a third party and administered by an unaffiliated financial institution. KeyCorp shares the risks and rewards of the conduit's activities with multiple third parties.

Additional information on SFAS No. 140 is summarized in this note under the heading "Loan Securitizations" on page 59. Additional information on the conduit is summarized in Note 19 ("Commitments, Contingent Liabilities and Guarantees"),which begins on page 81. The "Accounting Pronouncements Pending Adoption" section of this note, which begins on page 62, and Note 8 ("Loan Securitizations and Variable Interest Entities"), which begins on page 70, summarize guidance issued by the Financial Accounting Standards Board ("FASB") in January 2003 that changes the methods for evaluating when to consolidate entities and may affect Key's decision as to which entities to consolidate in the future.

BUSINESS COMBINATIONS

Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company's net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key's results from that date forward. Purchase premiums and discounts, including intangible assets, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill. Key's accounting policy for intangible assets is summarized in this note under the heading "Goodwill and Other Intangible Assets"on page 59.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which eliminated the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. Since that date, Key has not initiated any business combinations that would have qualified for the pooling-of-interests method of accounting under previous accounting standards. The last business combination that Key accounted for using the pooling-of-interests method occurred in December 1994.

STATEMENTS OF CASH FLOW

Cash and due from banks are considered "cash and cash equivalents" for financial reporting purposes.

SECURITIES

Key classifies its securities into four categories: trading, available for sale, investment and other investments.

TRADING ACCOUNT SECURITIES. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term, and certain interests retained in loan securitizations. All of these assets are reported at fair value ($801 million at December 31, 2002, and $597 million at December 31, 2001) and are included in "short-term investments" on the balance sheet. Realized and unrealized gains and

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

losses on trading account securities are reported in "investment banking and capital markets income" on the income statement.

SECURITIES AVAILABLE FOR SALE. These include securities that Key intends to hold for an indefinite period of time and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value and include debt and marketable equity securities with readily determinable fair values. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders' equity as a component of "accumulated other comprehensive income (loss)." Unrealized gains and losses on specific securities deemed to be "other than temporary" are included in "net securities gains (losses)" on the income statement. Also included in "net securities gains (losses)" are actual gains and losses resulting from sales of specific securities.

INVESTMENT SECURITIES. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the basis of the adjusted carrying amount.

OTHER INVESTMENTS. Principal investments -- investments in equity and mezzanine instruments made by Key's Principal Investing unit -- represent the majority of other investments and are carried at fair value. They include direct and indirect investments predominately in privately-held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors. Changes in estimated fair values and actual gains and losses on sales of Principal Investments are included in "investment banking and capital markets income" on the income statement.

In addition to principal investments, other investments include securities that do not have readily determinable fair values. These securities include certain real estate-related investments that are carried at estimated fair value, as well as other types of securities that are generally carried at cost. The carrying amount of the securities carried at cost is adjusted for declines in value that are considered to be "other than temporary." These adjustments are included in "net securities gains (losses)" on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 2002, loans held for sale include commercial, mortgage and education loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. When a loan is placed in the held for sale category, amortization of the related deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Net gains or losses on sales of lease residuals are included in "other income" on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS

Key will generally stop accruing interest on a loan (i.e., designate the loan "nonaccrual") when payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Loans are also placed on nonaccrual status when payment is not past due but management has serious doubts as to the ability of the borrower to comply with existing loan repayment terms. Once a loan is designated as nonaccrual, the interest accrued but not collected is generally charged against the allowance for loan losses, and payments subsequently received are generally applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Key determines and maintains an appropriate allowance for loan losses based on an analysis of the quality of the loan portfolio. This analysis is conducted at least quarterly, and more often if deemed necessary.

ALLOWANCE FOR IMPAIRED LOANS. When expected cash flows or collateral values do not justify the carrying amount of an impaired loan, the loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the estimated present value of future cash flows and the fair value of any existing collateral. The amount that management deems uncollectible (the impaired amount) is charged against the allowance for loan losses. Even when collateral value or other sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full, an amount is specifically allocated in the allowance for loan losses.

ALLOWANCE FOR NONIMPAIRED LOANS AND BINDING COMMITMENTS.

Management establishes an allowance for nonimpaired loans and legally binding commitments by applying historical loss rates to existing loans with similar risk characteristics. The portion of this allowance that was related to legally binding commitments was $72 million at December 31, 2002, compared with $71 million at December 31, 2001. The loss rates used to establish the allowance may be adjusted to reflect management's current assessment of the following factors:

-   changes in national and local economic and business conditions;

- changes in experience, ability and depth of lending management and staff, in lending policies or in the mix and volume of the loan portfolio;

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

-   the trend of the volume of past due, nonaccrual and other loans; and

- external forces, such as competition, legal developments and regulatory guidelines.

LOAN SECURITIZATIONS

Key sells education and certain other types of loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a SPE) of asset-backed securities. Securitized loans are removed from the balance sheet and a net gain or loss is recorded when the combined net sales proceeds and, if applicable, residual interests differ from the loans' allocated carrying amount. Net gains and losses resulting from securitizations are recorded in "other income" on the income statement. A servicing asset may also be recorded if Key either purchases or retains the right to service these loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements also is recorded in "other income."

Key adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which took effect for all transactions entered into after March 31, 2001. SFAS No. 140 added three significant rules to practices already in effect. These rules:

- prescribe the test that determines whether a SPE is a "qualifying" SPE, and prescribe the amount and type of derivative instruments a qualifying SPE can hold and the activities it may pursue;

- provide more restrictive guidance regarding the circumstances under which a company that transfers assets to a qualifying SPE will be deemed to have relinquished control of such assets and may account for the transaction as a sale; and

- require extensive disclosures about collateral, assets securitized and accounted for as a sale, and retained interests in securitized assets.

In some cases, Key retains a residual interest in securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset and/or a security. The accounting for these retained interests is subject to the rules contained in SFAS No. 140. Under these rules, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by computing the present value of estimated cash flows, using a discount rate that reflects the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Other assumptions used in the determination of fair value are disclosed in Note 8 ("Loan Securitizations and Variable Interest Entities"), which begins on page 70.

In July 2000, the Emerging Issues Task Force ("EITF"), a standard-setting group working under the auspices of the FASB, issued EITF 99-20. This guidance specifies how to record interest income and measure impairment on beneficial interests retained in a securitization transaction accounted for as a sale under SFAS No. 140, and on purchased beneficial interests in securitized financial assets. Assets subject to this accounting guidance are presented on the balance sheet as securities available for sale [see Note 6 ("Securities"), which begins on page 68] or as trading account assets. This guidance became effective for fiscal quarters beginning after March 15, 2001, causing Key to record a cumulative after-tax loss of $24 million in earnings for the second quarter of 2001. This loss is presented on Key's income statement as a "cumulative effect of accounting change."

Key conducts a review to determine whether all retained interests are valued appropriately in the financial statements on a quarterly basis. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows. Assumptions are revised if past performance and future expectations dictate, and the present values of cash flows are recalculated based on the revised assumptions.

The present value of these cash flows is referred to as the "retained interest fair value." For retained interests classified as trading account assets, any increase or decrease in the asset's fair value is recognized in "other income" on the income statement. Generally, if the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of "accumulated other comprehensive income (loss)," and the yield on the retained interest is adjusted prospectively.

SERVICING ASSETS

Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($99 million at December 31, 2002, and $73 million at December 31, 2001) and included in "accrued income and other assets" on the balance sheet. Fair value is initially measured by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with the serviced loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in "other income" on the income statement.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2002 and 2001.

GOODWILL AND OTHER INTANGIBLE ASSETS

"Goodwill" represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. "Other intangibles" represent primarily the net present value of the future economic benefits to be derived from the purchase of core deposits. Other intangibles are amortized on either an accelerated or straight-line basis over periods ranging from 7 to 30 years.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Effective January 1, 2002, Key adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which replaced Accounting Principles Board Opinion No. 17,"Intangible Assets." Under the new accounting standard, companies are no longer permitted to amortize goodwill and other intangible assets deemed to have indefinite lives. This change reduced Key's noninterest expense and increased net income by approximately $79 million, or $.18 per common share, for 2002.

Under SFAS No. 142, goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key has determined that its reporting units for purposes of this testing are its major business groups: Key Consumer Banking, Key Corporate Finance and Key Capital Partners.

The first step in this testing requires that the fair value of each reporting unit be determined. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated and a second step of impairment testing is required. If such were the case, Key would assume that the purchase price of the reporting unit is equal to its fair value as determined in the first step and then allocate that purchase price to the fair value of the unit's assets (excluding goodwill) and liabilities. Any excess of the assumed purchase price over the fair value of the reporting unit's assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized, as a charge to earnings, to the extent the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill. Any impairment losses resulting from the initial application of SFAS No. 142 must be reported as a "cumulative effect of accounting change" on the income statement.

Key was required to perform a transitional impairment test of goodwill as of January 1, 2002. In conducting this testing, Key used a discounted cash flow methodology to determine the fair value of its reporting units and a relative valuation methodology to review the fair values for reasonableness. Then, Key compared the fair value of each reporting unit with its carrying amount. Under SFAS No. 142, if the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and further testing is not required. Key completed its transitional goodwill impairment testing during the first quarter of 2002, and determined that no impairment existed as of January 1, 2002.

The annual goodwill impairment testing required by SFAS No. 142 will be performed by Key in the fourth quarter of each year beginning in 2002. Any future impairment losses would be charged against income from operations. Key's annual goodwill impairment testing was performed as of October 1, 2002, and it was determined that no impairment existed at that date.

Prior to the adoption of SFAS No. 142, goodwill was amortized using the straight-line method over the period (up to 40 years) that management expected the acquired assets to have value. Accumulated amortization on goodwill and other intangible assets was $919 million at December 31, 2002, and $908 million at December 31, 2001. Before January 1, 2002, Key reviewed goodwill and other intangibles for impairment when impairment indicators, such as significant changes in market conditions, changes in product mix or management focus, or a potential sale or disposition, arose. In most instances, Key used the undiscounted cash flow method in testing for impairment. In May 2001, Key recorded a goodwill impairment charge of $150 million as a result of management's decision to downsize the automobile finance business.

INTERNALLY DEVELOPED SOFTWARE

Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in "accrued income and other assets" on the balance sheet. The resulting asset ($105 million at December 31, 2002, and $134 million at December 31, 2001) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during both the planning and the post-development phases of an internal software project are expensed as incurred.

Software that is considered impaired is written down to its fair value. Software that is no longer used is written off to earnings immediately. When management decides to replace unimpaired software, amortization of such software is accelerated to the expected replacement date.

DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key uses derivatives known as interest rate swaps and caps to hedge interest rate risk. These instruments modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities. For example, an interest rate cap tied to variable rate debt would effectively prevent the interest rate on that debt from rising above a specified point.

Key's accounting policies related to such derivatives reflect the accounting guidance in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which became effective for Key as of January 1, 2001. This standard established the appropriate accounting and reporting for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of derivatives depends on whether they have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings.

A derivative that is designated and qualifies as a hedging instrument must be designated either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Key does not have any derivatives that hedge net investments in foreign operations.

A fair value hedge is used to hedge changes in the fair value of existing assets, liabilities and firm commitments against changes in interest rates or other economic factors. Key recognizes the gain or loss on the derivative, as well as the related gain or loss on the hedged item underlying the hedged risk, in earnings during the period in which the fair value changes. Thus, if a hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

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

As a result of adopting SFAS No. 133, Key recorded cumulative after-tax losses of $1 million in earnings and $22 million in "other comprehensive income (loss)" as of January 1, 2001. The cumulative loss included in earnings represented the fair value at January 1, 2001, of all derivatives that were then designated as fair value hedges and the unrealized gain or loss on the related hedged assets and liabilities. The cumulative loss included in "other comprehensive income
(loss)" represented the effective portion of the fair value of all derivatives designated as cash flow hedges.

Prior to the effective date of SFAS No. 133, to qualify for hedge accounting treatment, a derivative had to be effective at reducing the risk associated with the exposure being managed and had to be designated as a risk management transaction at the inception of the derivative contract. An instrument effectively reduced risk if there was a high degree of interest rate correlation between the derivative and the asset or liability being managed, both at inception and over the life of the derivative contract.

There were several rules that governed the hedge accounting treatment of derivatives prior to SFAS No. 133:

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

- Realized gains and losses resulting from the early termination of a derivative contract were deferred as an adjustment to the carrying amount of the related asset or liability. Such gains or losses were amortized using the straight-line method over the shorter of the projected remaining life of the derivative contract on the date of termination or the projected remaining life of the underlying asset or liability on that date.

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

EMPLOYEE STOCK OPTIONS

Through December 31, 2002, Key accounted for stock options issued to employees using the intrinsic value method. This method requires that compensation expense be recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the grant date. Key's employee stock options generally have fixed terms and exercise prices that are equal to or greater than the fair value of Key's common shares at the grant date, so Key generally does not recognize compensation expense related to stock options.

In September 2002, KeyCorp's Board of Directors approved management's recommendation to change Key's method of accounting for stock options granted to eligible employees and directors. Effective January 1, 2003, Key will adopt the fair value method of accounting as outlined in SFAS No. 123, "Accounting for Stock-Based Compensation." Additional information pertaining to this accounting change is summarized under the heading "Accounting Pronouncements Pending Adoption" on page 62.

SFAS No. 123 requires companies like Key that use the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of stock options using the fair value method. Management estimates the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. As a result, the Black-Scholes model is not a perfect indicator of the value of an option, but it is commonly used for this purpose.

The Black-Scholes model requires several assumptions, which management developed based on historical trends and current market observations. These assumptions include:

- an average option life of 4.1 years in 2002, 3.9 years in 2001 and 4.7 years in 2000;

-   a future dividend yield of 4.84% in 2002, 4.22% in 2001 and 5.83% in 2000;

-   share price volatility of .264 in 2002, .330 in 2001 and .267 in 2000; and

- a weighted average risk-free interest rate of 3.9% in 2002, 5.0% in 2001 and 6.6% in 2000.

The level of accuracy achieved in deriving the estimated fair values is directly related to the accuracy of the underlying assumptions.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The model assumes that the estimated fair value of an option is amortized over the option's vesting period and would be included in personnel expense on the income statement. The pro forma effect of applying the fair value method of accounting for the years shown in the following table may not be indicative of the effect in future years.

YEAR ENDED DECEMBER 31,
in millions, except per share amounts                                                      2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------
Net income                                                                              $      976   $      132   $    1,002
Less: Stock-based employee compensation expense determined
      under fair value method, net of tax                                                       20           25           17
----------------------------------------------------------------------------------------------------------------------------
Net income-- pro forma                                                                  $      956   $      107   $      985
                                                                                        ==========   ==========   ==========
Per common share:
   Net income                                                                           $     2.29   $      .31   $     2.32
   Net income--pro forma                                                                      2.25          .25         2.28
   Net income assuming dilution                                                               2.27          .31         2.30
   Net income assuming dilution--pro forma                                                    2.23          .25         2.24
----------------------------------------------------------------------------------------------------------------------------

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

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Additional information pertaining to this new accounting guidance is summarized under the heading "Accounting Pronouncements Pending Adoption."

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2002

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS. Effective October 1, 2002, Key adopted SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 addresses the financial accounting and reporting for the acquisition of all or part of a financial institution and also provides guidance on the accounting for the impairment or disposal of acquired long-term customer relationship intangible assets. The adoption of this standard did not have any effect on Key's financial condition or results of operations.

EXTINGUISHMENT OF DEBT. Effective April 1, 2002, Key adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." Under this new standard, gains and losses on the extinguishment of debt must be recognized as income or loss from continuing operations rather than extraordinary items. The adoption of this standard did not have any effect on Key's financial condition or results of operations.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Effective January 1, 2002, Key adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This new standard maintains the previous accounting for the impairment or disposal of long-lived assets, but imposes more conditions on the classification of such an asset as "held for sale." SFAS No. 144 also increases the range of dispositions that qualify for reporting as discontinued operations and changes the manner in which expected future operating losses from such operations are to be reported. The adoption of this standard did not have any effect on Key's financial condition or results of operations.

GOODWILL AND OTHER INTANGIBLE ASSETS. Effective January 1, 2002, Key adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Additional information pertaining to this new accounting guidance is summarized under the heading "Goodwill and Other Intangible Assets" on page 59.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION

CONSOLIDATION OF VARIABLE INTEREST ENTITIES. In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which significantly changes how Key and other companies determine when to consolidate other entities. Under this guidance, entities are classified as either voting interest entities or variable interest entities ("VIEs"). A voting interest entity is evaluated for consolidation under existing accounting standards, which focus on the equity owner with voting control, while a VIE is consolidated by its primary beneficiary. The primary beneficiary is the party that holds variable interests that expose it to a majority of the entity's expected losses and/or residual returns. Variable interests include equity interests, subordinated debt, derivative

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments and other instruments.

Interpretation No. 46 was effective immediately for entities created or obtained after January 31, 2003, and applies to previously existing entities in quarters beginning after June 15, 2003. It requires additional disclosures by primary beneficiaries and other significant variable interest holders. Management is currently evaluating Key's involvement with entities created before February 1, 2003, to identify those that must be consolidated or only disclosed in accordance with this guidance. The most significant impact of this new guidance will be on Key's balance sheet since consolidating additional entities will increase assets and liabilities and change leverage and capital ratios, as well as asset concentrations. Additional information is summarized in Note 8 ("Loan Securitizations and Variable Interest Entities"), which begins on page 70 and in
Note 19 ("Commitments, Contingent Liabilities and Guarantees"), which begins on page 81.

ACCOUNTING FOR AND DISCLOSURE OF GUARANTEES. In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of obligations undertaken. The liability that must be recognized is specifically related to the obligation to stand ready to perform over the term of the guarantee. The initial recognition and measurement provisions of this guidance are effective on a prospective basis for guarantees issued or modified on or after January 1, 2003.

This new accounting guidance also expands the disclosures that a guarantor must make about its obligations under certain guarantees. These disclosure requirements are effective for financial statements of interim or annual periods ending after October 15, 2002. The required disclosures for Key are provided in
Note 19 ("Commitments, Contingent Liabilities and Guarantees"), which begins on page 81.

Management expects that the adoption of Interpretation No. 45 will not have any material effect on Key's financial condition or results of operations.

COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This new standard is effective for exit or disposal activities (e.g., activities related to ceasing a line of business, relocating operations, etc.) initiated after December 31, 2002. SFAS No. 146 substantially changes the rules for recognizing costs, such as lease or other contract termination costs and one-time employee termination benefits associated with exit or disposal activities arising from corporate restructurings. Generally, these costs must be recognized when incurred. Previously, those costs could be recognized earlier, for example, when a company committed to an exit or disposal plan. Key will adopt SFAS No. 146 for restructuring activities initiated on or after January 1, 2003. Management expects that the adoption of SFAS No. 146 will not significantly affect Key's financial condition or results of operations.

ASSET RETIREMENT OBLIGATIONS. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The new standard takes effect for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses the accounting for legal obligations associated with the retirement of tangible long-lived assets and requires a liability to be recognized for the fair value of these obligations in the period they are incurred. Related costs are capitalized as part of the carrying amounts of the assets to be retired and are amortized over the assets' useful lives. Key will adopt SFAS No. 143 as of January 1, 2003. Management has determined that the adoption of this accounting guidance will not affect Key's financial condition or results of operations.

ACCOUNTING FOR STOCK COMPENSATION. Under SFAS No. 123, "Accounting for Stock-Based Compensation," companies may either recognize the compensation cost associated with stock options as expense over the respective vesting periods or disclose the pro forma impact on earnings in their audited financial statements. Key has historically followed the latter approach, but in September 2002, KeyCorp's Board of Directors approved management's recommendation to recognize the compensation cost for stock options. Effective January 1, 2003, Key will adopt the fair value method of accounting as outlined in SFAS No. 123. Management intends to apply the change in accounting prospectively (prospective method) to all awards as permitted under the transition provisions in SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure," which was issued in December 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock compensation. These alternative methods include the: (i) prospective method; (ii) modified prospective method; and, (iii) retroactive restatement method. This accounting guidance also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock compensation and the effect of the method used on reported financial results. The required disclosures for Key are provided under the heading "Employee Stock Options" on page 61 and in Note 15 ("Stock Options"), which begins on page 77.

Based on the valuation and timing of options granted in 2002 and projected to be granted in 2003, management estimates that the accounting change will reduce Key's diluted earnings per common share by up to $.04 in 2003. The effect on Key's earnings per common share in subsequent years will depend on the number and timing of options granted and the assumptions used to estimate their fair value.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                          2. EARNINGS PER COMMON SHARE

Key calculates its basic and diluted earnings per common share as follows:

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                                              2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before cumulative effect of accounting changes                                   $      976   $      157   $    1,002
Net income                                                                                     976          132        1,002
----------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding (000)                                           425,451      424,275      432,617
Effect of dilutive common stock options (000)                                                5,252        5,298        2,956
----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares and potential
   common shares outstanding (000)                                                         430,703      429,573      435,573
                                                                                        ==========   ==========   ==========
----------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
Income per common share before cumulative effect of accounting changes                  $     2.29   $      .37   $     2.32
Net income per common share                                                                   2.29          .31         2.32
Income per common share before cumulative effect of accounting changes--
   assuming dilution                                                                          2.27          .37         2.30
Net income per common share-- assuming dilution                                               2.27          .31         2.30
----------------------------------------------------------------------------------------------------------------------------

                        3. ACQUISITIONS AND DIVESTITURES

Key completed the following acquisitions and divestitures during the past three years.

ACQUISITIONS

UNION BANKSHARES, LTD.

On December 12, 2002, Key purchased Union Bankshares, Ltd., the holding company for Union Bank & Trust, a seven-branch bank headquartered in Denver, Colorado. Key paid $22.63 per Union Bankshares common share for a total cash consideration of $66 million. Goodwill of approximately $34 million and core deposit intangibles of $13 million were recorded. Union Bankshares, Ltd. had assets of $475 million at the date of acquisition. On January 17, 2003, Union Bank & Trust was merged into KBNA.

CONNING ASSET MANAGEMENT

On June 28, 2002, Key purchased substantially all of the mortgage loan and real estate business of Conning Asset Management, headquartered in Hartford, Connecticut. Conning's mortgage loan and real estate business originates, securitizes and services multi-family, retail, industrial and office property mortgage loans on behalf of pension fund and life insurance company investors. At the date of acquisition, Conning had net assets of $17 million and serviced approximately $4 billion in commercial mortgage loans. In accordance with a confidentiality clause in the purchase agreement, the terms, which are not material, have not been disclosed.

THE WALLACH COMPANY, INC.

On January 2, 2001, Key purchased The Wallach Company, Inc., an investment banking firm headquartered in Denver, Colorado. Key paid the purchase price of approximately $11 million using a combination of cash and 370,830 Key common shares. Goodwill of approximately $9 million was recorded and, prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, was being amortized using the straight-line method over a period of 10 years.

NEWPORT MORTGAGE COMPANY, L.P.

On September 30, 2000, Key purchased certain net assets of Newport Mortgage Company, L.P., a commercial mortgage company headquartered in Dallas, Texas, for $22 million in cash. Goodwill of approximately $10 million was recorded and, prior to the adoption of SFAS No. 142, was being amortized using the straight-line method over a period of 10 years.

NATIONAL REALTY FUNDING L.C.

On January 31, 2000, Key purchased certain net assets of National Realty Funding L.C., a commercial finance company headquartered in Kansas City, Missouri, for $359 million in cash. Goodwill of approximately $10 million was recorded and, prior to the adoption of SFAS No. 142, was being amortized using the straight-line method over a period of 15 years.

DIVESTITURES

401(K) RECORDKEEPING BUSINESS

On June 12, 2002, Key sold its 401(k) recordkeeping business. Key recognized a gain of $3 million ($2 million after tax), which is included in "other income" on the income statement.

CREDIT CARD PORTFOLIO

On January 31, 2000, Key sold its credit card portfolio of $1.3 billion in receivables and nearly 600,000 active VISA and MasterCard accounts to Associates National Bank (Delaware). Key recognized a gain of $332 million ($207 million after tax), which is included in "gain from sale of credit card portfolio" on the income statement.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                           4. LINE OF BUSINESS RESULTS

Key has three major business groups that consist of 10 lines of business:

KEY CONSUMER BANKING

RETAIL BANKING provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans.

SMALL BUSINESS provides businesses that have annual sales revenues of $10 million or less with deposit, investment and credit products, and business advisory services.

INDIRECT LENDING offers automobile, marine and recreational vehicle (RV) loans to consumers through dealers, and finances inventory for automobile, marine and RV dealers. This line of business also provides education loans, insurance and interest-free payment plans for students and their parents.

NATIONAL HOME EQUITY provides primarily nonprime mortgage and home equity loan products to individuals. These products originate outside of Key's retail branch system. This line of business also works with mortgage brokers and home improvement contractors to provide home equity and home improvement solutions.

KEY CORPORATE FINANCE

CORPORATE BANKING provides financing, cash and investment management and business advisory services to middle-market companies and large corporations.

NATIONAL COMMERCIAL REAL ESTATE provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).

NATIONAL EQUIPMENT FINANCE meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to Corporate Banking or National Commercial Real Estate if one of those businesses is principally responsible for maintaining the relationship with the client.

KEY CAPITAL PARTNERS

VICTORY CAPITAL MANAGEMENT manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, commingled funds or the Victory family of mutual funds. This line of business also provides administrative services for retirement plans.

HIGH NET WORTH offers financial, estate and retirement planning and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.

CAPITAL MARKETS offers investment banking, capital raising, hedging strategies, trading and financial strategies to public and privately-held companies, institutions and government organizations.

OTHER SEGMENTS

Other segments consists primarily of Treasury, Principal Investing and the net effect of funds transfer pricing.

RECONCILING ITEMS

Total assets included under "Reconciling Items" represent primarily the unallocated portion of nonearning assets of corporate support functions. Charges related to the funding of these assets are part of net interest income and are allocated to the business segments through noninterest expense. Reconciling Items also include significant items (see note b to the table on pages 66 and 67). These items are not allocated to the business segments because they are not reflective of their normal operations.

The table that spans pages 66 and 67 shows selected financial data for each major business group for the years ended December 31, 2002, 2001 and 2000. This table is accompanied by additional supplementary information for each of the lines of business that comprise these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key's financial performance. Accounting principles generally accepted in the United States guide financial accounting, but there is no authoritative guidance for "management accounting" -- the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with results presented by other companies.

The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. As such:

- Net interest income is determined by assigning a standard cost for funds used to assets or a standard credit for funds provided to liabilities based on their maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is included in the "Other Segments" columns.

- Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions of the extent to which each line actually uses the services.

- Key's consolidated provision for loan losses is allocated among the lines of business based primarily on their actual net charge-offs (excluding those in the run-off portfolio discussed on page 43), adjusted for loan growth and changes in risk profile. The level of the consolidated provision is based on the methodology that management uses to estimate Key's consolidated allowance for loan losses. This methodology is described in Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses" on page 58.

- Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

YEAR ENDED DECEMBER 31,                                   KEY CONSUMER BANKING                      KEY CORPORATE FINANCE
                                                ---------------------------------------    --------------------------------------
dollars in millions                                2002          2001           2000          2002          2001          2000
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                        $    1,805    $    1,818     $    1,757    $    1,123    $    1,092    $    1,011
Noninterest income                                     497           482            475           238           259           253
---------------------------------------------------------------------------------------------------------------------------------
Total revenue (TE)(a)                                2,302         2,300          2,232         1,361         1,351         1,264
Provision for loan losses                              303           300            281           236           140           125
Depreciation and amortization expense                  137           216            224            39            64            62
Other noninterest expense                            1,187         1,150          1,132           456           453           435
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (TE)and
   cumulative effect of accounting changes             675           634            595           630           694           642
Allocated income taxes and TE adjustments              253           252            239           236           265           246
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect
   of accounting changes                               422           382            356           394           429           396
   Cumulative effect of accounting changes              --           (24)            --            --            --            --
---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $      422    $      358     $      356    $      394    $      429    $      396
                                                ==========    ==========     ==========    ==========    ==========    ==========
Percent of consolidated net income                      43%          271%            36%           41%          325%           39%
Percent of total segments net income                    44            40             37            41            48            42
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                           $   27,806    $   27,673     $   26,690    $   29,278    $   31,098    $   30,592
Total assets(a)                                     29,970        30,398         29,637        30,568        32,593        32,086
Deposits                                            33,942        35,221         35,370         3,384         3,093         2,815
---------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived
   assets(a)                                    $       74    $       51     $       48    $       14    $       19    $       24
Net loan charge-offs                                   303           350            281           462           305           126
Return on average allocated equity                   21.14%        16.13%         14.64%        14.12%        15.42%        15.06%
Full-time equivalent employees                       8,299         8,523          8,769         1,789         1,770         2,034
---------------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                   KEY CAPITAL PARTNERS
                                                --------------------------------------
dollars in millions                                2002          2001          2000
--------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net interest income (TE)                        $      235    $      216    $      214
Noninterest income                                     874           943           974
--------------------------------------------------------------------------------------
Total revenue (TE)(a)                                1,109         1,159         1,188
Provision for loan losses                               14            13             4
Depreciation and amortization expense                   53            97            93
Other noninterest expense                              793           829           851
--------------------------------------------------------------------------------------
Income (loss) before income taxes (TE)and
   cumulative effect of accounting changes             249           220           240
Allocated income taxes and TE adjustments               93            91            98
--------------------------------------------------------------------------------------
Income (loss) before cumulative effect
   of accounting changes                               156           129           142
   Cumulative effect of accounting changes              --            --            --
--------------------------------------------------------------------------------------
Net income (loss)                               $      156    $      129    $      142
                                                ==========    ==========    ==========
Percent of consolidated net income                      16%           98%           14%
Percent of total segments net income                    16            14            15
--------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                           $    4,904    $    5,266    $    5,439
Total assets(a)                                      8,382         8,965         8,994
Deposits                                             3,924         3,679         3,480
--------------------------------------------------------------------------------------
OTHER FINANCIAL DATA
Expenditures for additions to long-lived
   assets(a)                                    $       11    $       18    $       21
Net loan charge-offs                                    14            13             4
Return on average allocated equity                   16.25%        12.33%        12.49%
Full-time equivalent employees                       3,474         3,749         3,916
--------------------------------------------------------------------------------------

(a) Substantially all revenue generated by Key's major business groups is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill, held by Key's major business groups are located in the United States.

(b) Significant items included under Reconciling Items are as follows:

    Year ended December 31, 2001:

    - Noninterest income includes a $40 million ($25 million after tax) charge taken to establish a reserve for losses incurred on the residual values of leased vehicles and a $15 million ($9 million after tax) increase in the reserve for customer derivative losses.

    - The provision for loan losses includes an additional $400 million ($252 million after tax) taken to increase the allowance for loan losses for Key's continuing loan portfolio and an additional $490 million ($309 million after tax) recorded primarily in connection with Key's decision to discontinue certain credit-only commercial relationships.

    - Depreciation and amortization expense includes a goodwill write-down of $150 million associated with the downsizing of the automobile finance business, and other noninterest expense includes charges of $20 million ($13 million after tax) taken to establish additional litigation reserves.

    Year ended December 31, 2000:

    - Noninterest income includes a gain of $332 million ($207 million after tax) from the sale of Key's credit card portfolio.

    - The provision for loan losses includes an additional $121 million ($76 million after tax) recorded in connection with the implementation of an enhanced methodology for assessing credit risk, particularly in the commercial loan portfolio.

    - Noninterest expense includes $127 million ($80 million after tax), primarily restructuring charges, recorded in connection with strategic actions taken to improve Key's operating efficiency and profitability.

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful

- Capital is assigned based on management's assessment of economic risk factors (primarily credit, operating and market risk).

Developing and applying the methodologies that management uses to allocate items among Key's lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key's organization structure. The financial data reported for all periods presented in the tables reflect a number of changes, which occurred during 2002:

- The Small Business line of business moved from Key Corporate Finance to Key Consumer Banking.

- Methodologies used to allocate certain overhead costs, management fees and funding costs were refined.

- In previous years, noninterest income and expense attributable to Key Capital Partners was assigned to the other business groups if one of those groups was principally responsible for maintaining the relationship with the client that used Key Capital Partners' products and services. That revenue and expense sharing has been discontinued.

- The methodology used to assign a provision for loan losses to each line of business was changed from one based on the credit quality expectations within each line over a normal business cycle to one based primarily upon actual net charge-offs (excluding those in the run-off portfolio), adjusted for loan growth and changes in risk profile.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

             OTHER SEGMENTS                              TOTAL SEGMENTS
-----------------------------------------  -----------------------------------------
   2002           2001           2000           2002          2001           2000
------------------------------------------------------------------------------------
$     (194)    $     (139)    $      (85)    $    2,969    $    2,987     $    2,897
       118             66            142          1,727         1,750          1,844
------------------------------------------------------------------------------------
       (76)           (73)            57          4,696         4,737          4,741
         1              5              3            554           458            413
        --              1              1            229           378            380
        24             23             30          2,460         2,455          2,448
------------------------------------------------------------------------------------
      (101)          (102)            23          1,453         1,446          1,500
       (81)           (83)           (35)           501           525            548
------------------------------------------------------------------------------------
       (20)           (19)            58            952           921            952
        --             (1)            --             --           (25)            --
------------------------------------------------------------------------------------
$      (20)    $      (20)    $       58     $      952    $      896     $      952
==========     ==========     ==========     ==========    ==========     ==========
        (2)%          (15)%            6%            98%          679%            95%
        (1)            (2)             6            100           100            100
------------------------------------------------------------------------------------
$    1,262     $    1,833     $    2,280     $   63,250    $   65,870     $   65,001
    11,210         11,585         11,511         80,130        83,541         82,228
     3,606          3,492          3,773         44,856        45,485         45,438
------------------------------------------------------------------------------------
        --             --             --     $       99    $       88     $       93
$        1     $        5     $        3            780           673            414
       N/M            N/M            N/M          15.52%        13.72%         14.44%
        35             31             36         13,597        14,073         14,755
------------------------------------------------------------------------------------

            RECONCILING ITEMS(B)                              KEY
-----------------------------------------  -----------------------------------------
   2002           2001           2000           2002          2001           2000
------------------------------------------------------------------------------------
$     (100)    $     (117)    $     (139)    $    2,869    $    2,870     $    2,758
        42            (25)           350          1,769         1,725          2,194
------------------------------------------------------------------------------------
       (58)          (142)           211          4,638         4,595          4,952
        (1)           892             77            553         1,350            490
         1            152              2            230           530            382
       (37)           (44)            87          2,423         2,411          2,535
------------------------------------------------------------------------------------
       (21)        (1,142)            45          1,432           304          1,545
       (45)          (378)            (5)           456           147            543
------------------------------------------------------------------------------------
        24           (764)            50            976           157          1,002
        --             --             --             --           (25)            --
------------------------------------------------------------------------------------
$       24     $     (764)    $       50     $      976    $      132     $    1,002
==========     ==========     ==========     ==========    ==========     ==========
         2%          (579)%            5%           100%          100%           100%
       N/A            N/A            N/A            N/A           N/A            N/A
------------------------------------------------------------------------------------
$      143     $      106     $      293     $   63,393    $   65,976     $   65,294
     1,651          1,362          1,807         81,781        84,903         84,035
       (75)           (30)            (3)        44,781        45,455         45,435
------------------------------------------------------------------------------------
$       95     $      111     $      107     $      194    $      199     $      200
        --             --             --            780           673            414
       N/M            N/M            N/M          14.96%         2.01%         15.39%
     6,840          7,157          7,387         20,437        21,230         22,142
------------------------------------------------------------------------------------

SUPPLEMENTARY INFORMATION (KEY CONSUMER BANKING LINES OF BUSINESS)

YEAR ENDED DECEMBER 31,                                 RETAIL BANKING                          SMALL BUSINESS
                                           -------------------------------------     --------------------------------------
dollars in millions                           2002          2001          2000          2002          2001          2000
----------------------------------------------------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $    1,301    $    1,324    $    1,304    $      398    $      391    $      367
Provision for loan losses                          71            62           124            60            44            33
Noninterest expense                               814           855           872           170           179           170
Net income                                        260           247           185           105           104           101
Average loans                                   8,784         7,675         7,654         4,272         4,409         4,065
Average deposits                               29,890        31,486        31,615         3,723         3,555         3,613
Net loan charge-offs                               71            62           124            60            44            33
Return on average allocated equity              46.93%        42.15%        27.13%        32.92%        30.59%        31.08%
Full-time equivalent employees                  6,053         6,191         6,606           295           258           253
---------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                INDIRECT LENDING                       NATIONAL HOME EQUITY
                                           --------------------------------------    ---------------------------------------
dollars in millions                           2002          2001          2000          2002          2001           2000
----------------------------------------------------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $      355    $      401    $      425    $      248    $      184     $      136
Provision for loan losses                         132           158           115            40            36              9
Noninterest expense                               175           187           182           165           145            132
Net income                                         30            10            76            27            (3)            (6)
Average loans                                   9,630        10,949        11,895         5,120         4,640          3,076
Average deposits                                  317           171           138            12             9              4
Net loan charge-offs                              132           158           115            40            86              9
Return on average allocated equity               4.52%         1.17%         7.60%         5.87%         (.68)%        (1.42)%
Full-time equivalent employees                    747           776           829         1,204         1,298          1,081
---------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTARY INFORMATION (KEY CORPORATE FINANCE LINES OF BUSINESS)

YEAR ENDED DECEMBER 31,                               CORPORATE BANKING                  NATIONAL COMMERCIAL REAL ESTATE
                                           -------------------------------------     --------------------------------------
dollars in millions                            2002         2001           2000         2002          2001          2000
---------------------------------------------------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $      738    $      787    $      773    $      390    $      377    $      316
Provision for loan losses                         167            98           112             7            10             2
Noninterest expense                               283           313           327           131           118            98
Net income                                        179           233           207           158           155           135
Average loans                                  15,687        17,945        18,454         7,782         7,931         7,227
Average deposits                                2,776         2,561         2,478           599           525           328
Net loan charge-offs                              393           239           113             7            10             2
Return on average allocated equity              10.86%        14.26%        12.71%        21.88%        21.15%        24.19%
Full-time equivalent employees                    569           650           866           614           499           493
---------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                            NATIONAL EQUIPMENT FINANCE
                                           -------------------------------------
dollars in millions                           2002          2001          2000
---------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $      233    $      187    $      175
Provision for loan losses                          62            32            11
Noninterest expense                                81            86            72
Net income                                         57            41            54
Average loans                                   5,809         5,222         4,911
Average deposits                                    9             7             9
Net loan charge-offs                               62            56            11
Return on average allocated equity              13.57%         9.86%        12.22%
Full-time equivalent employees                    606           621           675
---------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (KEY CAPITAL PARTNERS LINES OF BUSINESS)

YEAR ENDED DECEMBER 31,                          VICTORY CAPITAL MANAGEMENT                    HIGH NET WORTH
                                           --------------------------------------    -------------------------------------
dollars in millions                            2002          2001          2000         2002         2001          2000
--------------------------------------------------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $      205    $      227    $      235    $      583   $      619    $      652
Provision for loan losses                          --            --            --            14           13             4
Noninterest expense                               146           164           169           473          521           533
Net income                                         36            38            40            61           50            69
Average loans                                      13            26            29         4,204        4,633         4,825
Average deposits                                   59            75            85         2,246        2,067         1,896
Net loan charge-offs                               --            --            --            14           13             4
Return on average allocated equity              30.51%        28.57%        27.03%        13.47%        9.84%        12.34%
Full-time equivalent employees                    429           579           623         2,347        2,483         2,586
--------------------------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                CAPITAL MARKETS
                                           -------------------------------------
dollars in millions                           2002         2001          2000
--------------------------------------------------------------------------------
Total revenue (taxable equivalent)         $      321   $      313    $      301
Provision for loan losses                          --           --            --
Noninterest expense                               227          241           242
Net income                                         59           41            33
Average loans                                     687          607           585
Average deposits                                1,619        1,537         1,499
Net loan charge-offs                               --           --            --
Return on average allocated equity              15.17%       10.12%         7.67%
Full-time equivalent employees                    698          687           707
--------------------------------------------------------------------------------

           5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyCorp's bank subsidiaries maintained average reserve balances aggregating $336 million in 2002 to fulfill these requirements.

KeyCorp's principal source of cash flow to pay dividends on its common shares, to service its debt and to finance its corporate operations is capital distributions from KBNA and its other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without obtaining prior regulatory approval. A national bank's dividend paying capacity is affected by several factors, including the amount of its net profits (as defined by statute) for the two previous calendar years, and net profits for the current year up to the date of dividend declaration. Due to this constraint, and the restructuring charges taken by KBNA and Key Bank USA in 2001, as of January 1, 2003, neither bank could pay dividends or make other capital distributions to KeyCorp without prior regulatory approval.

In February 2003, KBNA obtained regulatory approval to make capital distributions to KeyCorp of up to $365 million in the aggregate in the first and second quarters. If KBNA were to distribute such amount, it would not have any further dividend paying capacity until it accumulates at least $300 million of additional net profits in 2003. Management expects this will occur during the second quarter. Management also expects Key Bank USA to have restored dividend paying capacity during the first quarter.

Assuming KBNA had distributed the $365 million to KeyCorp as of February 15, 2003, as of that date, KeyCorp would have had approximately $1.5 billion of cash or short-term investments available to pay dividends on its common shares, to service its debt and to finance its corporate operations. Management does not expect current constraints on the subsidiary banks to pay dividends to KeyCorp to have any material effect on the ability of KeyCorp to pay dividends to its shareholders, to service its debt or to meet its other obligations.

Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

                                 6. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key's investment securities, securities available for sale and other investments were as follows:

DECEMBER 31,                                                      2002
                                           -------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED    UNREALIZED   UNREALIZED    FAIR
in millions                                   COST         GAINS        LOSSES      VALUE
--------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
States and political subdivisions          $      120   $        9           --   $      129
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations   $       22   $        1           --   $       23
States and political subdivisions                  35           --           --           35
Collateralized mortgage obligations             7,143          129   $       65        7,207
Other mortgage-backed securities                  815           37           --          852
Retained interests in securitizations             166           43           --          209
Other securities                                  208           --           27          181
--------------------------------------------------------------------------------------------
   Total securities available for sale     $    8,389   $      210   $       92   $    8,507
                                           ==========   ==========   ==========   ==========
--------------------------------------------------------------------------------------------
OTHER INVESTMENTS
Principal investments                      $      702   $       36   $       61   $      677
Other securities                                  242           --           --          242
--------------------------------------------------------------------------------------------
   Total other investments                 $      944   $       36   $       61   $      919
                                           ==========   ==========   ==========   ==========
--------------------------------------------------------------------------------------------

DECEMBER 31,                                                      2001
                                           -------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED      FAIR
in millions                                    COST       GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
States and political subdivisions          $      225   $        9           --   $      234
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations   $       99           --           --   $       99
States and political subdivisions                  21           --           --           21
Collateralized mortgage obligations             3,791   $       86   $       72        3,805
Other mortgage-backed securities                1,008           24           --        1,032
Retained interests in securitizations             214           20           --          234
Other securities                                  232            1           16          217
--------------------------------------------------------------------------------------------
   Total securities available for sale     $    5,365   $      131   $       88   $    5,408
                                           ==========   ==========   ==========   ==========
--------------------------------------------------------------------------------------------
OTHER INVESTMENTS
Principal investments                      $      699           --   $       78   $      621
Other securities                                  211           --           --          211
--------------------------------------------------------------------------------------------
   Total other investments                 $      910           --   $       78   $      832
                                           ==========   ==========   ==========   ==========
--------------------------------------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests (which include both certificated and uncertificated interests) as debt securities, classifying them as available for sale or as trading account assets.

"Other securities" held in the available for sale portfolio primarily are marketable equity securities, including an internally managed portfolio of bank common stock investments. "Other securities" held in the other investments portfolio are equity securities that do not have readily determinable fair values.

Realized gains and losses related to securities available for sale were as follows:

YEAR ENDED DECEMBER 31,
in millions                          2002        2001        2000
------------------------------------------------------------------
Realized gains                       $ 34        $ 40        $ 59
Realized losses                        28           5          87
------------------------------------------------------------------
  Net securities gains (losses)      $  6        $ 35        $(28)
                                     ====        ====        ====
------------------------------------------------------------------

At December 31, 2002, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.0 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities available for sale and investment securities by remaining contractual maturity. Included in securities available for sale are collateralized mortgage obligations, other mortgage- backed securities and retained interests in securitizations. All of these securities are presented based on their expected average lives. Other investments do not have stated maturities and are not included in the table.

                                         SECURITIES               INVESTMENT
                                     AVAILABLE FOR SALE           SECURITIES
                                     -------------------     -------------------
DECEMBER 31, 2002                    AMORTIZED     FAIR      AMORTIZED     FAIR
in millions                            COST        VALUE       COST        VALUE
--------------------------------------------------------------------------------
Due in one year or less               $  861      $  874      $   32      $   32
Due after one through five years       6,718       6,889          69          76
Due after five through ten years         234         218          18          20
Due after ten years                      576         526           1           1
--------------------------------------------------------------------------------
    Total                             $8,389      $8,507      $  120      $  129
                                      ======      ======      ======      ======
-------------------------------------------------------------------------------=

                                    7. LOANS

Key's loans by category are summarized as follows:

DECEMBER 31,
in millions                                     2002            2001
----------------------------------------------------------------------
Commercial, financial and agricultural       $  17,425       $  18,159
Commercial real estate:
  Commercial mortgage                            6,015           6,669
  Construction                                   5,659           5,878
----------------------------------------------------------------------
    Total commercial real estate loans          11,674          12,547
Commercial lease financing                       7,513           7,357
----------------------------------------------------------------------
    Total commercial loans                      36,612          38,063
Real estate--residential mortgage                1,968           2,315
Home equity                                     13,804          11,184
Consumer--direct                                 2,161           2,342
Consumer--indirect:
  Automobile lease financing                       873           2,036
  Automobile loans                               2,181           2,497
  Marine                                         2,088           1,780
  Other                                            667           1,036
----------------------------------------------------------------------
    Total consumer--indirect loans               5,809           7,349
----------------------------------------------------------------------
    Total consumer loans                        23,742          23,190
Loans held for sale:
  Commercial, financial and agricultural            41              --
  Real estate--commercial mortgage                 193             252
  Real estate--residential mortgage                 57             116
  Education                                      1,812           1,688
----------------------------------------------------------------------
    Total loans held for sale                    2,103           2,056
----------------------------------------------------------------------
    Total loans                              $  62,457       $  63,309
                                             =========       =========
----------------------------------------------------------------------

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about such swaps at December 31, 2002, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 84.

Commercial and consumer lease financing receivables in the preceding table primarily are direct financing leases, but also include leveraged leases and operating leases. The composition of the net investment in direct financing leases is as follows:

DECEMBER 31,
in millions                                           2002          2001
--------------------------------------------------------------------------
Direct financing lease receivable                   $ 5,384        $ 6,785
Unearned income                                        (639)          (888)
Unguaranteed residual value                             637            716
Deferred fees and costs                                  38             38
--------------------------------------------------------------------------
    Net investment in direct financing leases       $ 5,420        $ 6,651
                                                    =======        =======
--------------------------------------------------------------------------

Minimum future lease payments to be received at December 31, 2002, are as follows: 2003--$1.0 billion; 2004--$980 million; 2005--$1.1 billion;
2006--$793 million; 2007--$749 million; and all subsequent years--$807 million.

Changes in the allowance for loan losses are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                 2002           2001           2000
-------------------------------------------------------------------------------
Balance at beginning of year              $ 1,677        $ 1,001        $   930
Charge-offs                                  (905)          (784)          (522)
Recoveries                                    125            111            108
-------------------------------------------------------------------------------
  Net charge-offs                            (780)          (673)          (414)
Provision for loan losses                     553          1,350            490
Allowance related to loans
  acquired (sold), net                          2             (1)            (5)
-------------------------------------------------------------------------------
  Balance at end of year                  $ 1,452        $ 1,677        $ 1,001
                                          =======        =======        =======
-------------------------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

             8. LOAN SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

RETAINED INTERESTS IN LOAN SECURITIZATIONS

Key sells certain types of loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In some cases, Key retains an interest in the securitized loans. Certain assumptions and estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates, projected charge-offs and discount rates commensurate with the risks involved. Additional information pertaining to Key's residual interests is disclosed in
Note 1 ("Summary of Significant Accounting Policies") under the heading "Loan Securitizations" on page 59.

Key securitized and sold $792 million of education loans (including accrued interest) in 2002 and $523 million in 2001. The securitizations resulted in an aggregate gain of $7 million in 2002 (from gross cash proceeds of $799 million) and $11 million in 2001 (from gross cash proceeds of $534 million). In these transactions, Key retained residual interests in the form of servicing assets and interest-only strips. During 2002, Key retained servicing assets of $6 million and interest-only strips of $26 million. During 2001, Key retained servicing assets of $4 million and interest-only strips of $16 million.

Primary economic assumptions used to measure the fair value of Key's retained interests and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:

DECEMBER 31, 2002                                                    EDUCATION               HOME EQUITY           AUTOMOBILE
dollars in millions                                                    LOANS                    LOANS                 LOANS
-----------------------------------------------------------------------------------------------------------------------------
Carrying amount (fair value) of retained interests                           $209                     $76               $ 8
Weighted-average life (years)                                          1.1 -- 5.3              1.9 -- 2.8                .5
-----------------------------------------------------------------------------------------------------------------------------

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)                         7.99% -- 16.32%        23.89% -- 27.10%             1.59%
Impact on fair value of 1% CPR (education and home equity)
  and .10% ABS (automobile) adverse change                                   $ (6)                    $(1)               --
Impact on fair value of 2% CPR (education and home equity)
  and .20% ABS (automobile) adverse change                                    (11)                     (2)               --
-----------------------------------------------------------------------------------------------------------------------------
EXPECTED CREDIT LOSSES (STATIC RATE)                                 .01% -- 1.58%          1.27% -- 2.59%             5.51%
Impact on fair value of .10% (education)
  and .25% (home equity and automobile) adverse change                       $ (7)                    $(5)              $(1)
Impact on fair value of .20% (education)
  and .50% (home equity and automobile) adverse change                        (14)                     (9)               (2)
-----------------------------------------------------------------------------------------------------------------------------
RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)                    8.50% -- 12.00%         7.50% -- 10.75%             9.00%
Impact on fair value of 1% adverse change                                    $ (6)                    $(1)               --
Impact on fair value of 2% adverse change                                     (12)                     (2)               --
-----------------------------------------------------------------------------------------------------------------------------
EXPECTED STATIC DEFAULT (STATIC RATE)                             10.46% -- 16.04%                    N/A               N/A
Impact on fair value of 1% (education loans) adverse change                  $ (8)                    N/A               N/A
Impact on fair value of 2% (education loans) adverse change                   (16)                    N/A               N/A
-----------------------------------------------------------------------------------------------------------------------------
VARIABLE RETURNS TO TRANSFEREES                                                (a)                     (b)               (c)
-----------------------------------------------------------------------------------------------------------------------------

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis for each asset type is based on the nature of the asset, the seasoning (i.e., age and payment history) of the portfolio and the results experienced. Changes in fair value based on a 1% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

(a) Forward London Interbank Offered Rate (known as "LIBOR") plus contractual spread over LIBOR ranging from .06% to .75%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00% or fixed rate yield.

(b) Forward LIBOR plus contractual spread over LIBOR ranging from .23% to .40%, or Treasury plus contractual spread over Treasury ranging from 2.40% to 2.95% or fixed rate yield.

(c)  Fixed rate yield.

CPR = Constant Prepayment Rate, ABS = Absolute Prepayment Speed, N/A = Not
      Applicable

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Information about the components of Key's managed loans (i.e., loans held in portfolio and securitized loans), as well as related delinquencies and net credit losses is as follows:

                                                        DECEMBER 31,
                                             --------------------------------------
                                                                    LOANS PAST DUE    NET CREDIT LOSSES
                                               LOAN PRINCIPAL       60 DAYS OR MORE    DURING THE YEAR
                                             -------------------    ---------------   ------------------
in millions                                    2002        2001     2002       2001    2002        2001
--------------------------------------------------------------------------------------------------------
Education loans                              $ 6,336     $ 5,964    $166       $161   $   19        $ 13
Home equity loans                             14,242      11,925     237        200       58         104
Automobile loans                               2,235       2,628      24         41       84         106
--------------------------------------------------------------------------------------------------------
   Total loans managed                        22,813      20,517     427        402      161         223

Less:
Loans securitized                              5,016       5,148     209        238       16          20
Loans held for sale or securitization          1,812       1,688      --         --       --          --
--------------------------------------------------------------------------------------------------------
   Loans held in portfolio                   $15,985     $13,681    $218       $164   $  145        $203
                                             =======     =======    ====       ====   ======        ====
--------------------------------------------------------------------------------------------------------

VARIABLE INTEREST ENTITIES

A variable interest entity ("VIE") is a partnership, limited liability company, trust or other legal entity that is not controlled through a voting equity interest and/or does not have enough equity at risk invested to finance its activities without subordinated financial support from another party. FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," addresses the consolidation of VIEs. This interpretation is summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Pending Adoption" on page 62. Under Interpretation No. 46, VIEs are consolidated by the party (the primary beneficiary) who is exposed to the majority of the VIE's expected losses and/or residual returns.

The securitization trusts referred to in the "Retained Interests in Loan Securitizations" section of this note are VIEs; however, as qualifying special purpose entities under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," they are exempt from consolidation under Interpretation No. 46.

As required by Interpretation No. 46, Key is assessing its relationships and arrangements with legal entities formed prior to February 1, 2003, to identify VIEs in which Key holds a significant variable interest and to determine if Key is the primary beneficiary of these entities and should therefore consolidate them.

Based on the review performed to date, it is reasonably possible that Key will have to consolidate (if primary beneficiary) or only disclose significant variable interests in the following entities, as currently structured, when Interpretation No. 46 becomes effective on July 1, 2003.

COMMERCIAL PAPER CONDUITS. Key, among others, refers third party assets and borrowers and provides liquidity and credit enhancement to an unconsolidated asset-backed commercial paper conduit. The conduit had assets of $423 million at December 31, 2002.

In addition, Key holds a subordinated note in and provides referral services and liquidity to one program, also unconsolidated, within another asset-backed commercial paper conduit. This program had assets of $79 million at December 31, 2002. These assets are expected to decrease over time since this conduit program is in the process of being liquidated.

At December 31, 2002, Key's maximum exposure to loss from its interests in these conduits totaled $79 million, which represents a $68 million committed credit enhancement facility and an $11 million subordinated note.

Additional information pertaining to Key's involvement with conduits is summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Basis of Presentation" on page 57 and in Note 19 ("Commitments, Contingent Liabilities and Guarantees") under the heading "Guarantees" on page 83 and the heading "Other Off-Balance Sheet Risk" on page 84.

LOW-INCOME HOUSING TAX CREDIT ("LIHTC") GUARANTEED FUNDS. Key Affordable Housing Corporation ("KAHC") forms unconsolidated limited partnerships (funds) which invest in LIHTC projects. Interests in these funds are offered to qualified investors, who pay a fee to KAHC for a guaranteed return. Key also earns syndication and asset management fees from these funds. At December 31, 2002, the guaranteed funds had unamortized equity of $676 million. Additional information on the return guaranty agreement with LIHTC investors is summarized in Note 19 ("Commitments, Contingent Liabilities and Guarantees") under the heading "Guarantees" on page 83.

Key's maximum exposure to loss from its relationships with the above entities was $851 million at December 31, 2002, which represents undiscounted future payments due to investors for the return on and of their investments. KAHC has established a reserve in the amount of $35 million at December 31, 2002, which management believes will be sufficient to absorb future estimated losses under the guarantees.

LIHTC INVESTMENTS. Key makes investments directly in LIHTC projects through the Retail Banking line of business. As a limited partner in these unconsolidated projects, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2002, Key's investments in these projects totaled $298 million. Key has not yet completed its analysis of these entities under Interpretation No. 46.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

COMMERCIAL REAL ESTATE INVESTMENTS. Through the National Commercial Real Estate line of business, Key provides real estate financing for new construction, acquisition and rehabilitation projects. In certain of these unconsolidated projects, Key has provided or committed funds through limited partnership interests, mezzanine investments or standby letters of credit. At December 31, 2002, these investments and facilities totaled $131 million. Key has not yet completed its analysis of these investments under Interpretation No. 46.

Key is continuing to evaluate its relationships with, and investments in, these entities as well as others to assess whether it is reasonably possible that consolidation or disclosure of significant interests in such entities will be necessary when the guidance provided under Interpretation No. 46 becomes effective for existing VIEs on July 1, 2003.

                9. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS

Impaired loans, which account for the largest portion of Key's nonperforming assets, totaled $610 million at December 31, 2002, compared with $661 million at December 31, 2001. Impaired loans averaged $653 million for 2002 and $535 million for 2001.

Key's nonperforming assets were as follows:

DECEMBER 31,
in millions                              2002             2001
--------------------------------------------------------------
Impaired loans                           $610             $661
Other nonaccrual loans                    333              249
--------------------------------------------------------------
   Total nonperforming loans              943              910
Other real estate owned (OREO)             48               38
Allowance for OREO losses                  (3)              (1)
--------------------------------------------------------------
   OREO, net of allowance                  45               37
Other nonperforming assets                  5               --
--------------------------------------------------------------
   Total nonperforming assets            $993             $947
                                         ====             ====
--------------------------------------------------------------

At December 31, 2002, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.

Key evaluates most impaired loans individually using the process described in
Note 1 ("Summary of Significant Accounting Policies") under the heading "Allowance for Loan Losses" on page 58. At December 31, 2002, Key had $377 million of impaired loans with a specifically allocated allowance for loan losses of $179 million, and $233 million of impaired loans that were carried at their estimated fair value without a specifically allocated allowance. At December 31, 2001, impaired loans included $417 million of loans with a specifically allocated allowance of $180 million, and $244 million that were carried at their estimated fair value.

Key does not perform a specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as "Other nonaccrual loans"). These typically are consumer loans, including residential mortgages, home equity loans and various types of installment loans. Management applies historical loss experience rates to these loans, adjusted to reflect emerging credit trends and other factors, and then allocates a portion of the allowance for loan losses to each loan type.

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key's expected interest income.

YEAR ENDED DECEMBER 31,
in millions                           2002      2001      2000
--------------------------------------------------------------
Interest income receivable under
      original terms                   $50       $52       $62
Less: Interest income recorded
      during the year                   20        21        25
--------------------------------------------------------------
Net reduction to interest income       $30       $31       $37
                                       ===       ===       ===
--------------------------------------------------------------

                    10. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, Key adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and intangible assets deemed to have indefinite lives. Key's total amortization expense was $11 million for 2002, $245 million for 2001 and $101 million for 2000. Estimated amortization expense for intangible assets subject to amortization for each of the next five years is as follows: 2003 -- $12 million; 2004 -- $8 million; 2005 -- $3 million; 2006 -- $3 million; and 2007 -- $3 million.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The calculation of Key's net income and earnings per common share, excluding goodwill amortization, is presented below.

YEAR ENDED DECEMBER 31,
dollars in millions, except per share amounts                  2002         2001           2000
-------------------------------------------------------------------------------------------------
EARNINGS
Net income                                                   $    976     $    132       $  1,002
Add: Goodwill amortization                                         --           82(a)          86
-------------------------------------------------------------------------------------------------
    Adjusted net income                                      $    976     $    214       $  1,088
                                                             ========     ========       ========
-------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE COMMON SHARES
Weighted average common shares outstanding (000)              425,451      424,275        432,617
Weighted average common shares and potential
   common shares outstanding (000)                            430,703      429,573        435,573
-------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE
Net income per common share                                  $   2.29     $    .31       $   2.32
Add: Goodwill amortization                                         --          .19(a)         .20
-------------------------------------------------------------------------------------------------
   Adjusted net income per common share                      $   2.29     $    .50       $   2.52
                                                             ========     ========       ========
   Adjusted net income per common share--assuming dilution   $   2.27     $    .50       $   2.50
                                                             ========     ========       ========
-------------------------------------------------------------------------------------------------


(a) Goodwill amortization for 2001 excludes a $150 million write-down (equivalent to $.35 per both basic and diluted common share) associated with Key's decision to downsize the automobile finance business.

The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

DECEMBER 31,                                             2002                                2001
                                              --------------------------------   -------------------------------
                                              GROSS CARRYING      ACCUMULATED    GROSS CARRYING     ACCUMULATED
in millions                                       AMOUNT          AMORTIZATION       AMOUNT         AMORTIZATION
----------------------------------------------------------------------------------------------------------------
Intangible assets subject to amortization:
      Core deposit intangibles                     $227               $197            $215              $187
      Other intangible assets                        11                  6               9                 6
----------------------------------------------------------------------------------------------------------------
           Total                                   $238               $203            $224              $193
                                                   ====               ====            ====              ====
----------------------------------------------------------------------------------------------------------------

During 2002, core deposit intangibles with a fair value of $13 million were acquired in conjunction with the purchase of Union Bankshares and are being amortized using the straight-line method over seven years. Additional information pertaining to this acquisition is discussed in Note 3 ("Acquisitions and Divestitures") on page 64.

During 2002, Key performed transitional impairment testing of goodwill at January 1, 2002, that was completed during the first quarter and annual impairment testing of goodwill at October 1, 2002, that was completed during the fourth quarter. Both tests determined that no impairment of Key's goodwill existed at either of those dates.

Additional information pertaining to the new accounting guidance is included in
Note 1 ("Summary of Significant Accounting Policies") under the heading "Goodwill and Other Intangible Assets" on page 59.

Changes in the carrying amount of goodwill by major business group are as follows:

                                              KEY CONSUMER   KEY CORPORATE   KEY CAPITAL
in millions                                      BANKING        FINANCE       PARTNERS     TOTAL
-------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                      $446           $202           $455       $1,103
Additional goodwill:
  Union Bankshares acquisition                      34             --             --           34
  Conning Asset Management acquisition              --              5             --            5
-------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                      $480           $207           $455       $1,142
                                                  ====           ====           ====       ======
-------------------------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                            11. SHORT-TERM BORROWINGS

Selected financial information pertaining to the components of Key's short-term borrowings is as follows:

dollars in millions                               2002       2001       2000
------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
Balance at year end                              $2,147     $2,591      $3,267
Average during the year                           3,984      3,575       2,991
Maximum month-end balance                         5,983      5,034       4,693
Weighted average rate during the year              1.71%      4.00%       6.42%
Weighted average rate at December 31               1.19       1.72        6.68
------------------------------------------------------------------------------

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end                              $1,715     $1,144      $1,669
Average during the year                           1,543      1,622       1,940
Maximum month-end balance                         2,313      1,807       2,447
Weighted average rate during the year              1.49%      3.39%       4.90%
Weighted average rate at December 31               1.26       1.80        6.01
------------------------------------------------------------------------------

SHORT-TERM BANK NOTES
Balance at year end                              $  575     $3,748      $4,345
Average during the year                           1,700      4,649       5,021
Maximum month-end balance                         3,048      6,098       6,834
Weighted average rate during the year              1.94%      5.01%       7.35%
Weighted average rate at December 31               2.05       2.16        8.28
------------------------------------------------------------------------------

OTHER SHORT-TERM BORROWINGS
Balance at year end                              $2,248     $1,801      $2,612
Average during the year                           1,243      2,179       2,100
Maximum month-end balance                         2,248      2,841       2,326
Weighted average rate during the year              1.29%      2.39%       3.10%
Weighted average rate at December 31                .83       2.18        3.31
------------------------------------------------------------------------------

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings, to manage interest rate risk. For more information about such financial instruments at December 31, 2002, see
Note 20 ("Derivatives and Hedging Activities"),which begins on page 84.

Key has several programs that support short-term financing needs.

BANK NOTE PROGRAM. This program provides for the issuance of up to $20.0 billion [$19.0 billion by KeyBank National Association ("KBNA") and $1.0 billion by Key Bank USA, National Association ("Key Bank USA")] of bank notes with original maturities ranging from 30 days to 30 years. At December 31, 2002, $18.1 billion was available for future issuance under this program.

EURO NOTE PROGRAM. KeyCorp, KBNA and Key Bank USA may issue both long- and short-term debt of up to $10.0 billion to non-U.S. investors. This facility had $4.2 billion available for future issuance as of December 31, 2002.

KEYCORP MEDIUM-TERM NOTE PROGRAM AND OTHER SECURITIES. KeyCorp has registered with the Securities and Exchange Commission to provide for the issuance of up to $2.2 billion of securities, which could include long- or short-term debt, or equity securities. Of the amount registered, $1.0 billion has been allocated for the issuance of medium-term notes. At December 31, 2002, unused capacity under KeyCorp's universal shelf registration statement totaled $1.8 billion, including $575 million allocated for the issuance of medium-term notes.

COMMERCIAL PAPER AND REVOLVING CREDIT. KeyCorp's commercial paper program and a revolving credit agreement provide funding availability of up to $500 million and $400 million, respectively. There were no borrowings outstanding under the commercial paper program at December 31, 2002. Borrowings outstanding under the commercial paper program totaled $25 million at December 31, 2001. There were no borrowings outstanding under the revolving credit agreement at December 31, 2002 and 2001. The revolving credit agreement serves as a back-up facility for the commercial paper program.

LINE OF CREDIT. KBNA has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2002, this capacity was approximately $17.5 billion and was secured by approximately $22.5 billion of loans, primarily those in the commercial portfolio. There were no borrowings outstanding under this facility at December 31, 2002 or 2001.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

                               12. LONG-TERM DEBT

The components of Key's long-term debt, presented net of unamortized discount where applicable, were as follows:

DECEMBER 31,
dollars in millions                                 2002          2001
-----------------------------------------------------------------------
Senior medium-term notes due through 2005(a)      $ 1,445       $ 1,286
Subordinated medium-term notes
  due through 2003(a)                                  45            85
Senior euro medium-term notes
  due through 2003(b)                                  50            50
7.50% Subordinated notes due 2006(c)                  250           250
6.75% Subordinated notes due 2006(c)                  200           200
8.125% Subordinated notes due 2002(c)                  --           200
8.00% Subordinated notes due 2004(c)                  125           125
6.625% Subordinated notes due 2017(c)                  24            --
All other long-term debt(i)                            36            16
-----------------------------------------------------------------------
  Total parent company(j)                           2,175         2,212

Senior medium-term bank notes
  due through 2039(d)                               3,854         4,525
Senior euro medium-term bank notes
  due through 2007(e)                               4,792         3,989
6.50% Subordinated remarketable notes
  due 2027(f)                                         311           311
6.95% Subordinated notes due 2028(f)                  300           300
7.125% Subordinated notes due 2006(f)                 250           250
7.25% Subordinated notes due 2005(f)                  200           200
6.75% Subordinated notes due 2003(f)                  200           200
7.50% Subordinated notes due 2008(f)                  165           165
7.00% Subordinated notes due 2011(f)                  607           506
7.30% Subordinated notes due 2011(f)                  107           107
7.85% Subordinated notes due 2002(f)                   --            93
7.55% Subordinated notes due 2006(f)                   75            75
7.375% Subordinated notes due 2008(f)                  70            70
5.70% Subordinated notes due 2012(f)                  300            --
5.70% Subordinated notes due 2017(f)                  200            --
Lease financing debt due through 2006(g)              435           519
Federal Home Loan Bank advances
  due through 2033(h)                               1,018           762
All other long-term debt(i)                           546           270
-----------------------------------------------------------------------
  Total subsidiaries                               13,430        12,342
-----------------------------------------------------------------------
    Total long-term debt                          $15,605       $14,554
                                                  =======       =======
-----------------------------------------------------------------------

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments at December 31, 2002, see Note 20 ("Derivatives and Hedging Activities"), which begins on page 84.

(a) At December 31, 2002, the senior medium-term notes had a weighted average interest rate of 2.54%, and the subordinated medium-term notes had a weighted average interest rate of 7.30%. At December 31, 2001, the senior medium-term notes had a weighted average interest rate of 2.51%, and the subordinated medium-term notes had a weighted average interest rate of 7.42%. These notes had a combination of fixed and floating interest rates.

(b) Senior euro medium-term notes had a weighted average interest rate of 1.62% at December 31, 2002, and 2.33% at December 31, 2001. These notes had a floating interest rate based on the three-month LIBOR.

(c)  These notes may not be redeemed or prepaid prior to maturity.

(d) Senior medium-term bank notes of subsidiaries had weighted average interest rates of 2.59% at December 31, 2002, and 2.45% at December 31, 2001. These notes had a combination of fixed and floating interest rates.

(e) Senior euro medium-term notes had weighted average interest rates of 1.79% at December 31, 2002, and 2.58% at December 31, 2001. These notes, which are obligations of KBNA, had a combination of fixed interest rates and floating interest rates based on LIBOR.

(f) These notes are all obligations of KBNA, with the exception of the 7.55% notes, which are obligations of Key Bank USA. None of the subordinated notes may be redeemed prior to their maturity dates.

(g) Lease financing debt had weighted average interest rates of 7.14% at December 31, 2002, and 7.41% at December 31, 2001. This category of debt consists of primarily nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

(h) Long-term advances from the Federal Home Loan Bank had weighted average interest rates of 1.71% at December 31, 2002, and 2.19% at December 31, 2001. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $1.4 billion at December 31, 2002, and $1.1 billion at December 31, 2001.

(i) Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted average interest rates of 6.29% at December 31, 2002, and 6.72% at December 31, 2001.

(j) At December 31, 2002, unused capacity under KeyCorp's universal shelf registration statement filed with the Securities and Exchange Commission totaled $1.8 billion, including $575 million which was allocated for the issuance of medium-term notes.

Scheduled principal payments on long-term debt over the next five years are as follows:

in millions         PARENT  SUBSIDIARIES   TOTAL
-------------------------------------------------
2003                 $773      $3,657      $4,430
2004                  490       3,112       3,602
2005                  403       1,909       2,312
2006                  450         785       1,235
2007                   --       1,441       1,441
-------------------------------------------------

                             13. CAPITAL SECURITIES

KeyCorp has six fully-consolidated subsidiary business trusts that have issued corporation-obligated mandatorily redeemable preferred capital securities ("capital securities"). These securities are carried as liabilities on Key's balance sheet. They provide an attractive source of funds since they constitute Tier I capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. As guarantor, KeyCorp unconditionally guarantees payment of:

-    required distributions on the capital securities;

-    the redemption price when a capital security is redeemed; and

-    amounts due if a trust is liquidated or terminated.

KeyCorp owns the outstanding common stock of each of the trusts. The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by their respective parent company: KeyCorp in the case of the Key trusts, and Union Bankshares, Ltd. in the case of the Union trust. These debentures are the trusts' only assets; the interest payments from the debentures finance the distributions paid on the capital securities. Key's financial statements do not reflect the debentures or the related effects on the income statement because they are eliminated in consolidation.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The capital securities, common stock and related debentures are summarized as follows:

                                                                              PRINCIPAL         INTEREST RATE           MATURITY
                                          CAPITAL                             AMOUNT OF           OF CAPITAL           OF CAPITAL
                                         SECURITIES,         COMMON           DEBENTURES,       SECURITIES AND       SECURITIES AND
dollars in millions                   NET OF DISCOUNT(a)     STOCK         NET OF DISCOUNT(b)    DEBENTURES(c)         DEBENTURES
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002
KeyCorp Institutional Capital A          $  413                 $11             $  361               7.826%               2026
KeyCorp Institutional Capital B             177                   4                154               8.250                2026
KeyCorp Capital I                           230                   8                237               2.546                2028
KeyCorp Capital II                          182                   8                165               6.875                2029
KeyCorp Capital III                         248                   8                208               7.750                2029
Union Bankshares Capital Trust I(d)          10                   1                 11               9.000                2028
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                 $1,260                 $40             $1,136               6.779%                 --
                                         ======                 ===             ======
-----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001                        $1,288                 $39             $1,282               6.824%                 --
                                         ======                 ===             ======
-----------------------------------------------------------------------------------------------------------------------------------

(a) The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. The capital securities constitute minority interests in the equity accounts of KeyCorp's consolidated subsidiaries and, therefore, qualify as Tier 1 capital under Federal Reserve Board guidelines. Included in certain capital securities at December 31, 2002 and 2001, are basis adjustments of $164 million and $45 million, respectively, related to fair value hedges. See Note 20 ("Derivatives and Hedging Activities"), which begins on page 84, for an explanation of fair value hedges.

(b) KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), July 16, 1999 (for debentures owned by Capital III), and December 17, 2003 (for debentures owned by Union Bankshares Capital Trust I); and (ii) in whole at any time within 90 days after and during the continuation of a "tax event" or a "capital treatment event" (as defined in the applicable offering circular). If the debentures purchased by Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I or Union Bankshares Capital Trust I are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable offering circular), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to Key.

(c) The interest rates for Capital A, Capital B, Capital II, Capital III and Union Bankshares Capital Trust I are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The rates shown as the total at December 31, 2002 and 2001, are weighted average rates.

(d) On December 12, 2002, KeyCorp acquired Union Bankshares, Ltd., the owner of all the common stock of Union Bankshares Capital Trust I and the guarantor of all the trust's obligations under its capital securities. On January 16, 2003, Union Bankshares, Ltd. merged into KeyCorp. As a result of this merger, KeyCorp became the owner of the common stock of the trust and the guarantor of all the trust's obligations under its capital securities.

During 2002, the subsidiary business trusts repurchased an aggregate $159 million of their outstanding capital securities and KeyCorp repurchased a like amount of the related debentures. Management intends to replace the capital securities at some future date with capital securities that will yield a lower cost.

                            14. SHAREHOLDERS' EQUITY

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

CAPITAL ADEQUACY

KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate Federal Deposit Insurance Corporation ("FDIC") deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. As of December 31, 2002, KeyCorp and its bank subsidiaries met all capital requirements.

Federal bank regulators apply certain capital ratios to assign FDIC- insured depository institutions to one of five categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." At December 31, 2002 and 2001, the most recent regulatory notification classified each of KeyCorp's subsidiary banks as "well capitalized." Management does not believe there have been any changes in condition or events since those notifications that would cause the banks' classifications to change.

Unlike bank subsidiaries, bank holding companies are not classified by capital adequacy. However, Key satisfied the criteria for a "well capitalized" institution at December 31, 2002 and 2001. The FDIC- defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of Key or its affiliates.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table presents Key's, KBNA's and Key Bank USA's actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as "well capitalized" under the Federal Deposit Insurance Act.

                                                                                                          TO QUALIFY AS
                                                                               TO MEET MINIMUM           WELL CAPITALIZED
                                                                               CAPITAL ADEQUACY       UNDER FEDERAL DEPOSIT
                                                          ACTUAL                 REQUIREMENTS             INSURANCE ACT
                                                 ----------------------     ---------------------    -----------------------
dollars in millions                              AMOUNT           RATIO      AMOUNT         RATIO     AMOUNT          RATIO
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                              $10,257          12.51%     $6,558          8.00%        N/A            N/A
KBNA                                               8,248          11.19       5,899          8.00      $7,374          10.00%
Key Bank USA                                         837          12.04         556          8.00         695          10.00

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                              $ 6,632           8.09%     $3,279          4.00%        N/A            N/A
KBNA                                               5,054           6.85       2,949          4.00      $4,424           6.00%
Key Bank USA                                         713          10.25         278          4.00         417           6.00

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                              $ 6,632           8.15%     $2,440          3.00%        N/A            N/A
KBNA                                               5,054           6.93       2,915          4.00      $3,644           5.00%
Key Bank USA                                         713           8.50         335          4.00         419           5.00
----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                              $ 9,548          11.41%     $6,696          8.00%        N/A            N/A
KBNA                                               7,970          10.63       5,993          8.00      $7,492          10.00%
Key Bank USA                                         746          11.48         520          8.00         650          10.00

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key                                              $ 6,222           7.43%     $3,348          4.00%        N/A            N/A
KBNA                                               5,170           6.90       2,997          4.00      $4,495           6.00%
Key Bank USA                                         618           9.51         260          4.00         390           6.00

TIER 1 CAPITAL TO AVERAGE ASSETS
Key                                              $ 6,222           7.65%     $2,440          3.00%        N/A            N/A
KBNA                                               5,170           7.13       2,897          4.00      $3,622           5.00%
Key Bank USA                                         618           8.53         290          4.00         362           5.00
----------------------------------------------------------------------------------------------------------------------------

N/A = Not Applicable

DEFERRED COMPENSATION OBLIGATION

Key maintains various deferred compensation plans, under which employees and directors can defer a portion of their compensation for future distribution. All or a portion of such deferrals will be distributed in the form of KeyCorp common shares. Effective December 31, 2002, Key reclassified its $68 million obligation relating to the portion of deferred compensation payable in KeyCorp common shares from "other liabilities" to "capital surplus" in accordance with EITF 97-14,"Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." Among other things, EITF 97-14, which became effective March 19, 1998, for deferrals after that date, requires that the deferred compensation obligation to be settled by the delivery of shares be classified in equity without any subsequent expense recognition for changes in the market value of the underlying shares. Key did not reclassify its obligation in prior years because it was not material.

                               15. STOCK OPTIONS

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

At December 31, 2002, KeyCorp had 1,680,959 common shares available for future grant, compared with 3,569,750 at December 31, 2001.

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table summarizes activity, pricing and other information about Key's stock options.

                                                          2002                                        2001
                                             --------------------------------          ----------------------------------
                                                             WEIGHTED AVERAGE                            WEIGHTED AVERAGE
                                              OPTIONS        PRICE PER OPTION           OPTIONS          PRICE PER OPTION
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year             34,246,323          $   24.66             34,291,153             $   23.72
Granted                                       7,918,780              24.85              7,377,680                 28.02
Exercised                                     2,346,983              16.08              2,212,746                 14.96
Lapsed or canceled                            2,142,189              26.54              5,209,764                 27.27
-------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                   37,675,931          $   25.14             34,246,323             $   24.66
-------------------------------------------------------------------------------------------------------------------------
Exercisable at end of year                   16,368,542          $   26.45             19,501,856             $   24.80
-------------------------------------------------------------------------------------------------------------------------
Weighted average fair value of options
   granted during the year                  $      3.95                               $      6.26
-------------------------------------------------------------------------------------------------------------------------

The following table summarizes the range of exercise prices and other related information pertaining to Key's stock options at December 31, 2002.

                             OPTIONS OUTSTANDING                                                OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------      --------------------------------
  RANGE OF                                       WEIGHTED          WEIGHTED AVERAGE                             WEIGHTED
  EXERCISE               NUMBER OF             AVERAGE PRICE          REMAINING            OPTIONS              AVERAGE
   PRICES                 OPTIONS               PER OPTION           LIFE (YEARS)        EXERCISABLE             PRICE
-------------------------------------------------------------------------------------------------------------------------
$8.94-$14.99              2,350,269             $   14.14               1.7               2,350,269             $   14.14
 15.00-19.99              5,655,710                 17.55               5.5               2,175,367                 17.26
 20.00-24.99             10,463,784                 23.50               8.3                 194,475                 22.44
 25.00-29.99              9,760,542                 27.52               7.5               2,202,805                 26.15
 30.00-34.99              9,128,126                 31.37               5.6               9,128,126                 31.37
 35.00-50.00                317,500                 43.48               5.8                 317,500                 43.48
-------------------------------------------------------------------------------------------------------------------------
   Total                 37,675,931             $   25.14               6.6              16,368,542             $   26.45
-------------------------------------------------------------------------------------------------------------------------

Information pertaining to Key's method of accounting for employee stock options, including pro forma disclosures of the net income and earnings per share effect of stock options using the "fair value method," are included in Note 1 ("Summary of Significant Accounting Policies") under the heading "Employee Stock Options" on page 61.

                             16. EMPLOYEE BENEFITS

PENSION PLANS

Net periodic and total net pension cost (income) for all funded and unfunded plans include the following components.

YEAR ENDED DECEMBER 31,
in millions                              2002             2001       2000
-------------------------------------------------------------------------
Service cost of benefits earned          $ 40            $ 37        $ 37
Interest cost on projected
  benefit obligation                       54              53          53
Expected return on plan assets            (91)            (95)        (90)
Amortization of unrecognized
  net transition asset                     --              (2)         (5)
Amortization of prior service cost         --               1           2
Amortization of losses                      3               1           1
-------------------------------------------------------------------------
   Net periodic pension cost (income)       6              (5)         (2)
Curtailment gain                           --              --          (2)
-------------------------------------------------------------------------
   Total net pension cost (income)       $  6            $ (5)       $ (4)
                                         ====            ====        ====
-------------------------------------------------------------------------

The curtailment gain in the above table resulted from Key's competitiveness initiative and related reduction in workforce.

Changes in the projected benefit obligation ("PBO") related to Key's pension plans are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                     2002         2001
-------------------------------------------------
PBO at beginning of year       $ 787        $ 715
Service cost                      40           37
Interest cost                     54           53
Actuarial losses                  31           57
Plan amendments                    3           --
Benefit payments                 (69)         (75)
-------------------------------------------------
   PBO at end of year          $ 846        $ 787
                               =====        =====
-------------------------------------------------

Changes in the fair value of pension plan assets ("FVA") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                        2002          2001
-------------------------------------------------------
FVA at beginning of year         $   875        $ 1,062
Actual loss on plan assets          (101)          (121)
Employer contributions                12              9
Benefit payments                     (69)           (75)
-------------------------------------------------------
   FVA at end of year            $   717        $   875
                                 =======        =======
-------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The funded status of the pension plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2002 and 2001, is as follows:

DECEMBER 31,
in millions                                     2002            2001
--------------------------------------------------------------------
Funded status(a)                               $(129)          $  88
Unrecognized net loss                            375             156
Unrecognized prior service benefit                (1)             (4)
Benefits paid subsequent to
   measurement date                                3               3
--------------------------------------------------------------------
       Net prepaid pension cost                $ 248           $ 243
                                               =====           =====
--------------------------------------------------------------------
Net prepaid pension cost consists of:
   Prepaid benefit cost                        $ 342           $ 332
   Accrued benefit liability                    (136)            (89)
   Deferred tax asset                             14              --
   Intangible asset                                3              --
   Accumulated other comprehensive loss           25              --
--------------------------------------------------------------------
      Net prepaid pension cost                 $ 248           $ 243
                                               =====           =====
--------------------------------------------------------------------

(a) The excess (shortfall) of the fair value of plan assets over the projected benefit obligation.

Included in the above table are the effects of certain nonqualified supplemental executive retirement programs ("SERPs") that are unfunded. At December 31, 2002, the projected benefit obligation for these unfunded plans was $148 million (compared with $132 million at the end of 2001), and the accumulated benefit obligation ("ABO") was $139 million (compared with $128 million at the end of 2001). The amount of accrued benefit liability for these plans was $136 million at December 31, 2002, and $89 million at December 31, 2001.

Effective December 31, 2002, Key recorded an additional minimum liability ("AML") of $42 million for its SERPs. SFAS No. 87, "Employers' Accounting for Pensions,"requires the recognition of an AML to the extent of any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. The after-tax effect of recording of the AML was a $25 million reduction to "comprehensive income" in 2002. Key did not record an AML in prior years because it was not material.

In order to determine the actuarial present value of benefit obligations and net pension cost (income), management assumed the following weighted average rates:

YEAR ENDED DECEMBER 31,              2002         2001      2000
----------------------------------------------------------------
Discount rate                        6.50%        7.25%     7.75%
Compensation increase rate           4.00         4.00      4.00
Expected return on plan assets       9.75         9.75      9.75
----------------------------------------------------------------

Management estimates that Key's net pension cost will be $38 million for 2003, compared with cost of $6 million for 2002 and income of $5 million for 2001. The substantial increase in cost for 2003 is due primarily to a decline in the fair value of plan assets, reflecting continued weakness in the capital markets. The higher cost also reflects an expected return of 9.00% on plan assets, compared with expected returns of 9.75% in 2002 and 2001.

Management determines Key's expected return on plan assets by considering a number of factors. Primary among these are:

-    Historical returns on Key's plan assets.

- Historical returns that a portfolio with an investment mix similar to Key's would have earned.

- Management's expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. In accordance with Key's current investment policy, plan assets include equity securities, which comprise 65% to 85% of the portfolio; fixed income securities, which comprise 15% to 30% of the portfolio; and convertible securities, which comprise up to 15% of the portfolio.

Management estimates that a 25 basis point decrease (increase) in the expected return on plan assets would increase (decrease) Key's net pension cost for 2003 by approximately $2 million.

Additionally, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2003 by less than $1 million.

Despite the 2002 decline in the fair value of plan assets, at December 31, Key's qualified plan was sufficiently funded under the Employee Retirement Income Security Act of 1974, which outlines pension-funding laws. Consequently, no minimum contributions to the plan were required at that time.

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a contributory postretirement healthcare plan. Retirees' contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory.

Net periodic and total net postretirement benefit cost includes the following components.

YEAR ENDED DECEMBER 31,
in millions                                    2002           2001           2000
---------------------------------------------------------------------------------
Service cost of benefits earned                $  3           $  3           $  3
Interest cost on accumulated
   postretirement benefit obligation              8              8              7
Expected return on plan assets                   (2)            (2)            (2)
Amortization of transition obligation             1              4              5
---------------------------------------------------------------------------------
   Net postretirement benefit cost               10             13             13
Curtailment (gain) loss                          --             (1)             5
---------------------------------------------------------------------------------
   Total net postretirement
     benefit cost                              $ 10           $ 12           $ 18
                                               ====           ====           ====
---------------------------------------------------------------------------------

The curtailment activity in the above table resulted from the previously mentioned competitiveness initiative and workforce reduction.

Changes in the accumulated postretirement benefit obligation ("APBO") are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                                2002            2001
---------------------------------------------------------------
APBO at beginning of year                 $ 114           $ 106
Service cost                                  3               3
Interest cost                                 8               8
Plan participants' contributions              5               4
Actuarial losses                             17               9
Benefit payments                            (19)            (16)
---------------------------------------------------------------
  APBO at end of year                     $ 128           $ 114
                                          =====           =====
---------------------------------------------------------------

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Changes in the fair value of postretirement plan assets are summarized as follows:

YEAR ENDED DECEMBER 31,
in millions                               2002           2001
-------------------------------------------------------------
FVA at beginning of year                  $ 39           $ 38
Employer contributions                      18             19
Plan participants' contributions             5              4
Benefit payments                           (19)           (16)
Actual loss on plan assets                  (4)            (6)
-------------------------------------------------------------
    FVA at end of year                    $ 39           $ 39
                                          ====           ====
-------------------------------------------------------------

The funded status of the postretirement plans at September 30 (the actuarial measurement date), reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2002 and 2001, is as follows:

YEAR ENDED DECEMBER 31,
in millions                                     2002           2001
-------------------------------------------------------------------
Funded status(a)                                $(89)          $(76)
Unrecognized net loss                             35             12
Unrecognized prior service cost                    2              3
Unrecognized transition obligation                40             44
Contributions/benefits paid subsequent
   to measurement date                            10              9
-------------------------------------------------------------------
   Accrued postretirement benefit cost          $ (2)          $ (8)
                                                ====           ====
-------------------------------------------------------------------

(a) The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

The assumed weighted average healthcare cost trend rate for 2003 is 10.0% for both Medicare-eligible retirees and non-Medicare-eligible retirees. The rate is assumed to decrease gradually to 5.0% by the year 2013 and remain constant thereafter. Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

To determine the accumulated postretirement benefit obligation and the net postretirement benefit cost, management assumed the following weighted average rates:

YEAR ENDED DECEMBER 31,              2002         2001      2000
----------------------------------------------------------------
Discount rate                        6.50%        7.25%     7.75%
Expected return on plan assets       5.73         5.71      5.71
----------------------------------------------------------------

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key's employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key's plan permits employees to contribute from 1% to 16% (1% to 10% prior to January 1, 2002) of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Total expense associated with the plan was $54 million in 2002, $42 million in 2001 and $51 million in 2000.

                                17. INCOME TAXES

Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

YEAR ENDED DECEMBER 31,
in millions                         2002            2001            2000
------------------------------------------------------------------------
Currently payable:
    Federal                        $ 150           $ 222           $ 147
    State                             31              19              33
------------------------------------------------------------------------
                                     181             241             180
Deferred:
    Federal                          150            (133)            307
    State                              5              (6)             28
------------------------------------------------------------------------
                                     155            (139)            335
------------------------------------------------------------------------
    Total income tax expense(a)    $ 336           $ 102           $ 515
                                   =====           =====           =====
------------------------------------------------------------------------

(a) Income tax expense (benefit) on securities transactions totaled $2 million in 2002, $14 million in 2001 and ($10) million in 2000. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled $26 million in 2002, $29 million in 2001 and $33 million in 2000.

Significant components of Key's deferred tax assets and liabilities are as follows:

DECEMBER 31,
in millions                                           2002            2001
---------------------------------------------------------------------------
Provision for loan losses                            $  477          $  604
Restructuring charges                                    10              22
Write-down of OREO                                        4               5
Other                                                   268             294
---------------------------------------------------------------------------
    Total deferred tax assets                           759             925

Leasing income reported using the operating
  method for tax purposes                             2,104           1,853
Net unrealized securities gains                          57              18
Depreciation                                             12              --
Other                                                   388             606
---------------------------------------------------------------------------
    Total deferred tax liabilities                    2,561           2,477
---------------------------------------------------------------------------
    Net deferred tax liabilities                     $1,802          $1,552
                                                     ======          ======
---------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table shows how Key arrived at total income tax expense and the effective tax rate.

YEAR ENDED DECEMBER 31,                                                  2002                2001                   2000
                                                                   --------------     -----------------     ------------------
dollars in millions                                                AMOUNT    RATE      AMOUNT      RATE       AMOUNT      RATE
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes times 35% statutory federal tax rate     $459     35.0%    $  90        35.0%      $ 531       35.0%
State income tax, net of federal tax benefit                          23      1.8         9         3.4          40        2.6
Amortization of nondeductible intangibles                             --       --        78        30.1          27        1.8
Tax-exempt interest income                                           (13)    (1.0)      (15)       (5.9)        (18)      (1.2)
Corporate-owned life insurance income                                (39)    (3.0)      (42)      (16.3)        (40)      (2.7)
Tax credits                                                          (37)    (2.8)      (42)      (16.1)        (36)      (2.4)
Reduced tax rate on lease income                                     (61)    (4.7)      (13)       (5.1)         --         --
Other                                                                  4       .3        37        14.3          11         .8
------------------------------------------------------------------------------------------------------------------------------
    Total income tax expense                                        $336     25.6%    $ 102        39.4%      $ 515       33.9%
                                                                    ====     ====     =====        ====       =====       ====
------------------------------------------------------------------------------------------------------------------------------

                           18. RESTRUCTURING CHARGES

In November 1999, KeyCorp instituted a competitiveness initiative to improve Key's operating efficiency and profitability.

In the first phase of the initiative, Key outsourced certain technology and corporate support functions, consolidated sites in a number of businesses and reduced the number of management layers. This phase was completed in 2000. During 2002, Key completed the implementation of all projects related to the second and final phase, which started during the second half of 2000. This phase focused on:

- consolidating 22 business lines into 10 to simplify Key's business structure;

-    streamlining and automating business operations and processes;

-    standardizing product offerings and internal processes;

-    consolidating operating facilities and service centers; and

-    outsourcing certain noncore activities.

Management expected the initiative to reduce Key's workforce by approximately 4,000 positions. Those reductions were to occur at all levels throughout the organization. During 2002, Key completed its workforce reduction, bringing the total number of positions eliminated in the initiative to nearly 4,100.

Changes in the components of the restructuring charge liability associated with the actions taken are as follows:

                            DECEMBER 31,     RESTRUCTURING       CASH        DECEMBER 31,
in millions                    2001        CHARGES (CREDITS)   PAYMENTS         2002
-----------------------------------------------------------------------------------------
Severance                      $ 27            $(11)            $ 13            $  3
Site consolidations              33               3                9              27
Equipment and other               1              (1)              --              --
-----------------------------------------------------------------------------------------
    Total                      $ 61            $ (9)            $ 22            $ 30
                               ====            ====             ====            ====
-----------------------------------------------------------------------------------------

             19. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES

OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $132 million in 2002, $132 million in 2001 and $136 million in 2000. Minimum future rental payments under noncancelable leases at December 31, 2002, are as follows: 2003 -- $125 million; 2004 -- $113 million; 2005 -- $99 million; 2006 -- $91 million; 2007 -- $79 million; all subsequent years -- $395 million.

COMMITMENTS TO EXTEND CREDIT OR FUNDING

Loan commitments generally help Key meet clients' financing needs. However, they also involve credit risk not reflected on Key's balance sheet. Key mitigates its exposure to credit risk with internal controls that guide the way applications for credit are reviewed and approved, credit limits are established and, when necessary, demands for collateral are made. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis. Key does not have any significant concentrations of credit risk related to commitments to extend credit.

Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key's eventual cash outlay.

The table on page 82 shows the remaining contractual amount of each class of commitments to extend credit or funding as of the date indicated.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

This amount also represents Key's maximum possible accounting loss. The estimated fair values of these instruments are not material; there are no observable liquid markets for the majority of these instruments.

DECEMBER 31,
in millions                                      2002           2001
---------------------------------------------------------------------
Loan commitments:
    Home equity                                $ 5,531        $ 4,965
    Commercial real estate and construction      2,042          2,487
    Commercial and other                        25,005         24,936
---------------------------------------------------------------------
    Total loan commitments                      32,578         32,388

Principal investing commitments                    222            191
Commercial letters of credit                       135            106
---------------------------------------------------------------------
    Total loan and other commitments           $32,935        $32,685
                                               =======        =======
---------------------------------------------------------------------

LEGAL PROCEEDINGS

RESIDUAL VALUE INSURANCE LITIGATION. Key Bank USA obtained two insurance policies from Reliance Insurance Company ("Reliance") insuring the residual value of certain automobiles leased through Key Bank USA. The two policies ("the Policies"), the "4011 Policy" and the "4019 Policy," together covered leases entered into during the period from January 1, 1997 to January 1, 2001.

The 4019 Policy contains an endorsement stating that Swiss Reinsurance America Corporation ("Swiss Re") will assume and reinsure 100% of Reliance's obligations under the 4019 Policy in the event Reliance Group Holdings' ("Reliance's parent") so-called "claims-paying ability" were to fall below investment grade. Key Bank USA also entered into an agreement with Swiss Re and Reliance whereby Swiss Re agreed to issue to Key Bank USA an insurance policy on the same terms and conditions as the 4011 Policy in the event the financial condition of Reliance Group Holdings fell below a certain level. Around May 2000, the conditions under both the 4019 Policy and the Swiss Re agreement were triggered.

The 4011 Policy was canceled and replaced as of May 1, 2000, by a policy issued by North American Specialty Insurance Company (a subsidiary or affiliate of Swiss Re) ("the NAS Policy"). Tri-Arc Financial Services, Inc. ("Tri-Arc") acted as agent for Reliance, Swiss Re and NAS. Since February 2000, Key Bank USA has been filing claims under the Policies, but none of these claims has been paid.

In July 2000, Key Bank USA filed a claim for arbitration against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, a declaration of the scope of coverage under the Policies and for damages. On January 8, 2001, Reliance filed an action (litigation) against Key Bank USA in Federal District Court in Ohio seeking rescission or reformation of the Policies because they allegedly do not reflect the intent of the parties with respect to the scope of coverage and how and when claims were to be paid. Key filed an answer and counterclaim against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, declaratory relief as to the scope of coverage under the Policies, damages for breach of contract and failure to act in good faith, and punitive damages. The parties agreed to proceed with this court action and to dismiss the arbitration without prejudice.

On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order placing Reliance in a court supervised "rehabilitation" and purporting to stay all litigation against Reliance. On July 23, 2001, the Federal District Court in Ohio stayed the litigation to allow the rehabilitator to complete her task. On October 3, 2001, the Court in Pennsylvania entered an order placing Reliance into liquidation and canceling all Reliance insurance policies as of November 2, 2001. On November 20, 2001, the Federal District Court in Ohio entered an order that, among other things, required Reliance to report to the Court on the progress of the liquidation. On January 15, 2002, Reliance filed a status report requesting the continuance of the stay for an indefinite period. On February 20, 2002, Key Bank USA filed a Motion for Partial Lifting of the July 23, 2001, Stay in which it asked the Court to allow the case to proceed against the parties other than Reliance. The Court granted Key Bank USA's motion on May 17, 2002.

Management believes that Key Bank USA has valid insurance coverage or claims for damages relating to the residual value of automobiles leased through Key Bank USA during the four-year period ending January 1, 2001. With respect to each individual lease, however, it is not until the lease expires and the vehicle is sold that Key Bank USA can determine the existence and amount of any actual loss (i.e., the difference between the residual value provided for in the lease agreement and the vehicle's actual market value at lease expiration). Key Bank USA's actual total losses for which it will file claims will depend to a large measure upon the viability of, and pricing within, the market for used cars throughout the lease run- off period, which extends through 2006. The market for used cars varies.

Accordingly, the total expected loss on the portfolio for which Key Bank USA will file claims cannot be determined with certainty at this time. Claims filed by Key Bank USA through December 31, 2002, total approximately $259 million, and management currently estimates that approximately $102 million of additional claims may be filed through year-end 2006. As discussed above, a number of factors could affect Key Bank USA's actual loss experience, which may be higher or lower than management's current estimates.

Key is filing insurance claims for the entire amount of its losses and is recording as a receivable on its balance sheet a portion of the amount of the insurance claims as and when they are filed. Management believes the amount being recorded as a receivable due from the insurance carriers is appropriate to reflect the collectibility risk associated with the insurance litigation; however, litigation is inherently not without risk, and any actual recovery from the litigation may be more or less than the receivable. While management does not expect an adverse decision, if a court were to make an adverse final determination, such result would cause Key to record a material one-time expense during the period when such determination is made. An adverse determination would not have a material effect on Key's financial condition, but could have a material adverse effect on Key's results of operations in the quarter it occurs.

OTHER LITIGATION. In the ordinary course of business, Key is subject to legal actions that involve claims for substantial monetary relief. Based on information presently known to management, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Key's financial condition or annual results of operations.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

GUARANTEES

Key is a guarantor in various agreements with third parties. In accordance with FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,"certain guarantees issued or modified on or after January 1, 2003, will require the recognition of a liability on Key's balance sheet for the "stand ready" obligation associated with such guarantees. The accounting for guarantees existing at December 31, 2002, was not revised. Thus, the stand ready obligation related to the majority of Key's guarantees was not recorded on the balance sheet at December 31, 2002. Additional information pertaining to Interpretation No. 45 is summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Accounting Pronouncements Pending Adoption" on page 62. The following table shows the types of guarantees (as defined by Interpretation No.
45) that Key had outstanding at December 31, 2002.

                                        MAXIMUM POTENTIAL
                                           UNDISCOUNTED           LIABILITY
in millions                              FUTURE PAYMENTS          RECORDED
----------------------------------------------------------------------------
Financial guarantees:
    Standby letters of credit                $4,325                      --
    Credit enhancement for
      asset-backed commercial
      paper conduit                              68                  $    1
    Recourse agreement with FNMA                227                       4
    Return guaranty agreement
      with LIHTC investors                      851                      35
    Default guarantees                          140                       2
    Written interest rate caps(a)                43                      24
----------------------------------------------------------------------------
      Total                                  $5,654                  $   66
                                             ======                  ======
----------------------------------------------------------------------------


(a) As of December 31, 2002, the weighted average interest rate of written interest rate caps was 1.5%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.

STANDBY LETTERS OF CREDIT. These instruments obligate Key to pay a third- party beneficiary when a customer fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Standby letters of credit are issued by many of Key's lines of business to address clients' financing needs. If amounts are drawn under standby letters of credit, such amounts are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan would. At December 31, 2002, Key's standby letters of credit had a remaining weighted average life of approximately 2 years, with remaining actual lives ranging from less than 1 to 16 years.

CREDIT ENHANCEMENT FOR ASSET-BACKED COMMERCIAL PAPER CONDUIT. Key provides credit enhancement in the form of a committed facility to ensure the continuing operations of an asset-backed commercial paper conduit, which is owned by a third party and administered by an unaffiliated financial institution. The commitment to provide credit enhancement extends until September 26, 2003, and specifies that in the event of default by certain borrowers whose loans are held by the conduit, Key will provide financial relief to the conduit in an amount that is based on defined criteria that consider the level of credit risk involved and other factors.

At December 31, 2002, Key's funding requirement under the credit enhancement facility totaled $59 million. However, there were no drawdowns under the facility during or at the end of the year. Key has no recourse or other collateral available to offset any amounts that may be funded under this credit enhancement facility. Key's commitments to provide increased credit enhancement to the conduit are periodically evaluated by management.

RECOURSE AGREEMENT WITH FEDERAL NATIONAL MORTGAGE ASSOCIATION. KBNA participates as a lender in the Federal National Mortgage Association ("FNMA") Delegated Underwriting and Servicing ("DUS") program. As a condition to FNMA's delegation of responsibility for originating, underwriting and servicing mortgages, KBNA has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan sold. Accordingly, a reserve for such potential losses has been established and is maintained in an amount estimated by management to approximate the fair value of the liability undertaken by KBNA. The outstanding commercial mortgage loans in this program had a weighted average remaining term of 10 years at December 31, 2002. At December 31, 2002, the unpaid principal balance outstanding of loans sold by KBNA as a participant in this program was approximately $1.1 billion. The maximum potential amount of undiscounted future payments that may be required under this program is equal to 20% of the principal balance of loans outstanding at December 31, 2002. If payment is required under this program, Key would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.

RETURN GUARANTEE AGREEMENT WITH LOW-INCOME HOUSING TAX CREDIT ("LIHTC") INVESTORS. Key Affordable Housing Corporation ("KAHC"), a subsidiary of KBNA, offers limited partnership interests to qualified investors. Unconsolidated partnerships formed by KAHC invest in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return that is dependent on the financial performance of the property and the property's ability to maintain its LIHTC status throughout the fifteen-year compliance period. If these two conditions are not achieved, Key is obligated to make any necessary payments to investors to provide the guaranteed return. KAHC has the ability to affect changes in the management of the properties to improve performance. However, other than the underlying income stream from the properties, no recourse or collateral would be available to offset the guarantee obligation. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally through the distribution of tax credits and deductions associated with the specific properties.

As shown in the preceding table, KAHC had established a reserve in the amount of $35 million at December 31, 2002, which management believes will be sufficient to cover estimated future obligations under the guarantees. However, in accordance with Interpretation No. 45, for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, all fees received in consideration for the guarantee will be established as the fair value liability.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

VARIOUS TYPES OF DEFAULT GUARANTEES. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to pay all or a portion of the subject indebtedness and/or related interest. These guarantees are generally undertaken when Key is supporting or protecting its underlying investment or where the risk profile of the debtor should provide an investment return. The terms of these default guarantees range from 1 year to as many as 19 years. Although no collateral is held, Key would have recourse against the debtors for any payments made under these default guarantees.

WRITTEN INTEREST RATE CAPS. In the ordinary course of business, Key writes interest rate caps for commercial loan clients that have variable rate loans with Key. These caps are purchased by clients to limit their exposure to interest rate increases.

Key is obligated to pay the interest rate counterparty if the applicable benchmark interest rate exceeds a specified level (known as the "strike rate") over a weighted average life of approximately 8.3 years. These instruments are accounted for as derivatives with the fair market value liability recorded in "other liabilities" on the balance sheet. Key's potential amount of future payments under these obligations is mitigated by the fact that the company enters into offsetting positions with third parties.

OTHER OFF-BALANCE SHEET RISK

Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45 and from other relationships.

LIQUIDITY FACILITIES THAT SUPPORT ASSET-BACKED COMMERCIAL PAPER CONDUITS. Key provides liquidity to all or a portion of two separate asset- backed commercial paper conduits that are owned by third parties and administered by unaffiliated financial institutions. These liquidity facilities obligate Key through February 15, 2005, to provide funding if such is required as a result of a disruption in the markets or other factors. Additional information about these asset-backed commercial paper conduits is summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Basis of Presentation" on page 57 and in Note 8 ("Loan Securitizations and Variable Interest Entities") under the heading "Variable Interest Entities" on page 71.

Key provides liquidity to the conduits in the form of committed facilities of $1.7 billion. The amount available to be drawn on these facilities was $712 million at December 31, 2002. However, there were no drawdowns under either of the committed facilities at that time. Of the $1.7 billion of liquidity facility commitments, $108 million is associated with a conduit program that is in the process of being liquidated. Therefore, Key's commitment will decrease as the assets in this conduit program decrease. Key's commitments to provide liquidity are periodically evaluated by management.

INDEMNIFICATIONS PROVIDED IN THE ORDINARY COURSE OF BUSINESS. Key provides certain indemnifications primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with purchases and sales of businesses, loan sales and other ongoing activities. Management's past experience with these indemnifications has been that the amounts paid, if any, have not had a significant effect on Key's financial condition or results of operations.

INTERCOMPANY GUARANTEES. KeyCorp and primarily KBNA are parties to various guarantees that are undertaken to facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, investments and securities, and certain leasing transactions involving clients.

RELATIONSHIP WITH MASTERCARD INTERNATIONAL INC. AND VISA U.S.A. INC. KBNA and Key Bank USA are members of MasterCard International Inc. and Visa U.S.A. Inc. MasterCard's charter documents and bylaws state that MasterCard may assess members for certain liabilities, including litigation liabilities. Visa's charter documents state that Visa may fix fees payable by members in connection with Visa's operations. Descriptions of pending lawsuits and MasterCard's and Visa's positions regarding the potential impact of those lawsuits on members are set forth on MasterCard's and Visa's respective websites and in MasterCard's public filings with the Securities and Exchange Commission. Key is not a party to any significant litigation by third parties against MasterCard or Visa.

                     20. DERIVATIVES AND HEDGING ACTIVITIES

Key, mainly through its lead bank, KBNA, is party to various derivative instruments. These instruments are used for asset and liability management and trading purposes. Generally, these instruments help Key meet clients' financing needs and manage exposure to "market risk" -- the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments, these derivatives contain an element of "credit risk" -- the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. All foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments.

ACCOUNTING TREATMENT AND VALUATION

Effective January 1, 2001, Key adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivatives and hedging activities. The new standards are summarized in Note 1 ("Summary of Significant Accounting Policies") under the heading "Derivatives Used for Asset and Liability Management Purposes" on page 60.

As a result of adopting SFAS No. 133, Key recorded cumulative after- tax losses of $1 million in earnings and $22 million in "other comprehensive income (loss)" as of January 1, 2001. Of the $22 million loss, an estimated $13 million was reclassified as a charge to earnings during 2001.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

At December 31, 2002, Key had $849 million of derivative assets and $151 million of derivative liabilities on its balance sheet that were being used in connection with hedging activities. As of the same date, the fair value of derivative assets and liabilities classified as trading derivatives totaled $1.6 billion and $1.5 billion, respectively. Derivative assets and liabilities are recorded in "accrued income and other assets" and "accrued expense and other liabilities," respectively, on the balance sheet.

ASSET AND LIABILITY MANAGEMENT

FAIR VALUE HEDGING STRATEGIES. Key uses interest rate swap contracts known as "receive fixed/pay variable" swaps to modify its exposure to interest rate risk. These contracts convert specific fixed-rate deposits, short-term borrowings and long-term debt into variable-rate obligations. As a result, Key receives fixed-rate interest payments in exchange for variable-rate payments over the lives of the contracts without exchanges of the underlying notional amounts.

During 2002, Key recognized a net gain of approximately $3 million related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in "other income" on the income statement.

CASH FLOW HEDGING STRATEGIES. Key also enters into "pay fixed/receive variable" interest rate swap contracts that effectively convert a portion of its floating-rate debt into fixed-rate debt to reduce the potential adverse impact of interest rate increases on future interest expense.

These contracts allow Key to exchange variable-rate interest payments for fixed-rate payments over the lives of the contracts without exchanges of the underlying notional amounts. Similarly, Key has converted certain floating-rate commercial loans to fixed-rate loans by entering into interest rate swap contracts.

Key also uses "pay fixed/receive variable" interest rate swaps to manage the interest rate risk associated with anticipated sales or securitizations of certain commercial real estate loans. These swaps protect against a possible short-term decline in the value of the loans that could result from changes in interest rates between the time they are originated and the time they are securitized or sold. Key's general policy is to sell or securitize these loans within one year of their origination.

In May 2001, Key revised its projections of future debt needs. Consequently, during the second quarter of 2001, Key reclassified a $3 million gain from "accumulated other comprehensive income (loss)" to "other income" on the consolidated income statement. This reclassification relates to a cash flow hedge of a previously forecasted debt issuance that Key did not make.

During 2002, the net gain recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant. The exclusion of portions of hedging instruments from the assessment of hedge effectiveness had no effect on earnings during 2002.

The change in "accumulated other comprehensive income (loss)" resulting from cash flow hedges is as follows:

                                                                                              RECLASSIFICATION
                                                 DECEMBER 31,                 2002               OF LOSSES            DECEMBER 31,
in millions                                         2001                HEDGING ACTIVITY       TO NET INCOME              2002
----------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income
   (loss) resulting from cash flow hedges           $(2)                      $(29)                  $37                  $6
----------------------------------------------------------------------------------------------------------------------------------

Key expects to reclassify an estimated $47 million of net gains on derivative instruments from "accumulated other comprehensive income (loss)" to earnings during the next twelve months. Reclassifications will coincide with the income statement impact of the hedged item through the payment of variable-rate interest on debt, the receipt of variable-rate interest on commercial loans and the sale or securitization of commercial real estate loans.

TRADING PORTFOLIO

FUTURES CONTRACTS AND INTEREST RATE SWAPS, CAPS AND FLOORS. Key uses these instruments for dealer activities, which are generally limited to Key's commercial loan clients, and enters into positions with third parties that are intended to offset or mitigate the interest rate risk of the client positions. The transactions entered into with clients are generally limited to conventional interest rate swaps. All futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to fair value are included in "investment banking and capital markets income" on the income statement.

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

OPTIONS AND FUTURES. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of options and futures are included in "investment banking and capital markets income" on the income statement.

The following table shows trading income recognized on interest rate swap, foreign exchange forward, and option and futures contracts.

YEAR ENDED DECEMBER 31,
in millions                               2002       2001      2000
-------------------------------------------------------------------
Interest rate contracts                   $10        $17        $32
Foreign exchange forward contracts         33         40         35
Option and futures contracts               --         --          3
-------------------------------------------------------------------

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

COUNTERPARTY CREDIT RISK

Swaps and caps present credit risk because the counterparty may not meet the terms of the contract. This risk is measured as the expected positive replacement value of contracts. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.

Key uses two additional precautions to manage exposure to credit risk on swap contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements include legal rights of setoff that provide for the net settlement of the related contracts with the same counterparty in the event of default. Second, Credit Administration monitors credit risk exposure to the counterparty on each interest rate swap to determine appropriate limits on Key's total credit exposure and whether it is advisable to demand collateral.

At December 31, 2002, Key was party to interest rate swaps and caps with 51 different counterparties. Among these were swaps and caps entered into to offset the risk of client exposure. Key had aggregate credit exposure of $631 million to 31 of these counterparties, with the largest credit exposure to an individual counterparty amounting to approximately $277 million.

              21. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key's financial instruments are shown below in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments."

DECEMBER 31,                                      2002                        2001
                                         ----------------------       -----------------------
                                         CARRYING        FAIR         CARRYING        FAIR
in millions                               AMOUNT         VALUE         AMOUNT         VALUE
---------------------------------------------------------------------------------------------
ASSETS
Cash and short-term investments(a)       $ 4,996        $ 4,996        $ 4,789        $ 4,789
Securities available for sale(b)           8,507          8,507          5,408          5,408
Investment securities(b)                     120            129            225            234
Other investments(c)                         919            919            832            832
Loans, net of allowance(d)                61,005         62,703         61,632         62,938
Servicing assets(a)                           99             99             73             73
Derivative assets(f)                       2,477          2,477          1,107          1,107

LIABILITIES
Deposits with no stated maturity(a)      $28,908        $28,908        $25,047        $25,047
Time deposits(e)                          20,438         21,021         19,748         20,067
Short-term borrowings(a)                   6,685          6,685          9,284          9,284
Long-term debt(e)                         15,605         15,712         14,554         14,268
Derivative liabilities(f)                  1,628          1,628            899            899

CAPITAL SECURITIES(c)                      1,260          1,129          1,288          1,157
---------------------------------------------------------------------------------------------

Valuation Methods and Assumptions:

(a)  Fair value equals or approximates carrying amount.

(b) Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

(c) Fair values of most other investments were estimated based on the issuer's financial condition and results of operations, prospects, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Where fair values were not readily determinable, they were based on fair values of similar instruments, or the investments were included at their carrying amounts.

(d) Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables and loans held for sale were included at their carrying amounts in the estimated fair value of loans.

(e) Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

(f) Fair values of interest rate swaps and caps were based on discounted cash flow models. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount.

Residential real estate mortgage loans with carrying amounts of $2.0 billion at December 31, 2002, and $2.3 billion at December 31, 2001, are included in the amount shown for "Loans, net of allowance." The estimated fair values of residential real estate mortgage loans and deposits do not take into account the fair values of long-term client relationships, which are integral parts of the related financial instruments. The estimated fair values of these instruments would be significantly higher if they included the fair values of these relationships.

For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.

If management used different assumptions (related to discount rates and cash flow) and estimation methods, the estimated fair values shown in the table could change significantly. Accordingly, these estimates do not necessarily reflect the amounts Key's financial instruments would command in a current market exchange. Similarly, because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent the underlying value of Key as a whole.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

           22. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
DECEMBER 31,
in millions                                         2002          2001
------------------------------------------------------------------------
ASSETS
Interest-bearing deposits with KBNA               $ 1,406        $ 1,054
Loans and advances to subsidiaries:
   Banks                                               77             99
   Nonbank subsidiaries                               693            669
------------------------------------------------------------------------
                                                      770            768
Investment in subsidiaries:
   Banks                                            5,884          5,744
   Nonbank subsidiaries                             1,993          2,004
------------------------------------------------------------------------
                                                    7,877          7,748
Accrued income and other assets                       881            780
------------------------------------------------------------------------
   Total assets                                   $10,934        $10,350
                                                  =======        =======

LIABILITIES
Accrued expense and other liabilities             $   595        $   580
Short-term borrowings                                 187            121
Long-term debt:
   Subsidiary trusts                                1,142          1,282
   Unaffiliated companies                           2,175          2,212
------------------------------------------------------------------------
                                                    3,317          3,494
------------------------------------------------------------------------
   Total liabilities                                4,099          4,195

SHAREHOLDERS' EQUITY(a)                             6,835          6,155
------------------------------------------------------------------------
Total liabilities and shareholders' equity        $10,934        $10,350
                                                  =======        =======
------------------------------------------------------------------------

(a) See page 55 for KeyCorp's Consolidated Statements of Changes in Shareholders' Equity.

CONDENSED STATEMENTS OF INCOME
YEAR ENDED DECEMBER 31,
in millions                                                    2002            2001           2000
----------------------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
   Banks                                                     $   900         $   500         $ 1,440
   Nonbank subsidiaries                                          200             107              57
Interest income from subsidiaries                                 54              77              62
Other income                                                       3              49              46
----------------------------------------------------------------------------------------------------
                                                               1,157             733           1,605
EXPENSES
Interest on long-term debt with subsidiary trusts                 80              92              98
Interest on other borrowed funds                                  33             132             133
Restructuring charges (credits)                                   --              (4)            102
Personnel and other expense                                       58              56              59
----------------------------------------------------------------------------------------------------
                                                                 171             276             392
Income before income tax benefit and equity in
   net income less dividends from subsidiaries                   986             457           1,213
Income tax benefit                                                53              28             103
----------------------------------------------------------------------------------------------------
                                                               1,039             485           1,316
Equity in net income less dividends from subsidiaries            (63)           (353)           (314)
----------------------------------------------------------------------------------------------------
NET INCOME                                                   $   976         $   132         $ 1,002
                                                             =======         =======         =======
----------------------------------------------------------------------------------------------------

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOW

YEAR ENDED DECEMBER 31,
in millions                                                                        2002           2001            2000
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $   976         $   132         $ 1,002
Adjustments to reconcile net income to net cash provided by operating activities:
   Amortization of intangibles                                                        --              20              24
   Net securities gains (losses)                                                      16             (28)             (7)
   Deferred income taxes                                                             (21)            (20)             10
   Equity in net income less dividends from subsidiaries                              63             353             314
   Net increase in other assets                                                     (113)            (69)           (213)
   Net increase in other liabilities                                                 244             125             133
   Net increase (decrease) in accrued restructuring charges                          (32)            (68)             33
   Other operating activities, net                                                    11              39             (35)
------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          1,144             484           1,261
INVESTING ACTIVITIES
Cash used in acquisition, net of cash acquired                                       (66)             --              --
Net (increase) decrease in interest-bearing deposits                                (352)           (507)            136
Purchases of securities available for sale                                            (8)            (50)           (192)
Proceeds from prepayments and maturities of securities available for sale             25             195              10
Net increase in loans and advances to subsidiaries                                (1,648)           (136)            (83)
(Increase) decrease in investments in subsidiaries                                 1,604             670            (846)
------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                 (445)            172            (975)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings                                      66          (1,063)            665
Net proceeds from issuance of long-term debt                                         423           1,142             290
Payments on long-term debt                                                          (637)           (230)           (334)
Loan payment received from ESOP trustee                                               --              13              11
Purchases of treasury shares                                                         (77)            (50)           (462)
Proceeds from issuance of common stock pursuant to employee
   benefit and dividend reinvestment plans                                            37              33              28
Cash dividends paid                                                                 (511)           (501)           (484)
------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                               (699)           (656)           (286)
------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS                                    --              --              --
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                          --              --              --
------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                --              --              --
                                                                                 =======         =======         =======
------------------------------------------------------------------------------------------------------------------------

KeyCorp paid interest on borrowed funds amounting to $113 million in 2002, $224 million in 2001 and $231 million in 2000.

88