Form 10-K, Exhibit 13
period 2003-12-31
KEYCORP /NEW/
filed 2004-03-12
CIK 91576

EXHIBIT 13

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

INTRODUCTION

This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may cover a longer period to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 46 through 84.

Terminology

This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.

•	KeyCorp refers solely to the parent holding company.

•	KBNA refers to Key’s lead bank, KeyBank National Association.

•	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

•	A KeyCenter is one of Key’s full-service retail banking facilities or branches.

•	Key engages in capital markets activities. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).

•	All earnings per share data included in this discussion are presented on a diluted basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options. Some of the financial information tables also include basic earnings per share, which takes into account only common shares outstanding.

•	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 30.

Description of business

At December 31, 2003, KeyCorp was one of the nation’s largest bank-based financial services companies with consolidated total assets of $84.5 billion. KeyCorp’s subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through three major business groups: Consumer Banking, Corporate and Investment Banking and Investment Management Services. As of December 31, 2003, these services were provided across much of the country through subsidiaries operating 906 KeyCenters, a telephone banking call center services group and 2,167 ATMs in 17 states. Additional information pertaining to KeyCorp’s three business groups appears in the “Line of Business Results” section beginning on page 13 and in Note 4 (“Line of Business Results”), beginning on page 58.

In addition to the customary banking services of accepting deposits and making loans, KeyCorp’s bank and trust company subsidiaries provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary banks, trust company and registered investment adviser subsidiaries, KeyCorp provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation or other benefits to employees).

KeyCorp provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident and health insurance on loans made by subsidiary banks, principal investing, community development financing, securities underwriting and brokerage, merchant services and other financial services.

Long-term goals and related factors

Key’s long-term goals are to achieve an annual return on average equity in the range of 16% to 18% and to grow earnings per common share at an annual rate of 7% to 8%.

In addition to our long-term goals, this report may contain “forward-looking statements” about other issues like anticipated earnings, anticipated levels of net loan charge-offs and nonperforming assets, and anticipated improvement in profitability and competitiveness. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “will be,” “are expected to,” “as planned,” “is anticipated,” “intends to,” “is projected,” or similar words.

Forward-looking statements pertaining to our goals and other matters are subject to assumptions, risks and uncertainties. For a variety of reasons, including the following factors, Key’s actual results could differ materially from those contained in or implied by forward-looking statements.

Economic conditions. If the economy or segments of the economy fail to continue to recover, or decline, the demand for new loans and the ability of borrowers to repay outstanding loans may be affected adversely.

Interest rates. The extent to which market interest rates change, the direction in which they move and the composition of Key’s interest-earning assets and interest-bearing liabilities could affect its net interest income.

Market dynamics. Key’s revenue is susceptible to changes in the markets Key serves, including those resulting from: mergers, acquisitions and consolidations among major clients and competitors; regional and global economic conditions; outsourcing decisions; changes in laws and regulations; and corporate improprieties involving other large companies.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

International operations. Key meets the equipment leasing needs of companies worldwide. Economic and political uncertainties resulting from terrorist attacks, related military actions or other events that affect the countries in which we operate may have an adverse effect on Key’s results of operations.

Business mix and development. The extent to which existing clients use Key’s new products and services and our level of success in attracting new clients may have a significant effect on Key’s future revenue. In addition, Key’s results of operations could be affected by changes (including those resulting from acquisitions and divestitures) in the composition of its business and in the geographic locations in which we operate.

Pricing and competition. The prices we charge for Key’s products and services and, hence, their profitability could change depending on demand, actions taken by our competitors (including mergers that enhance their pricing flexibility) and the introduction of new products and services.

Liquidity. Key’s liquidity could be adversely affected by both direct and indirect circumstances. An example of a direct (but hypothetical) event would be a significant downgrade in Key’s public credit rating by a rating agency. Examples of indirect (but hypothetical) events unrelated to Key that could have market-wide consequences would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, speculation about Key or the banking industry in general may cause normal funding sources to tighten or withdraw for a period of time.

Regulatory capital. KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors.

Business continuity. Although Key has disaster recovery plans in place, events such as terrorist activities or military actions could damage our facilities or otherwise disrupt our operations. Such events could have an adverse affect on Key’s results of operations.

Technological change. Key’s financial performance depends in part on its ability to develop, market and deliver new and innovative products and services. This is often accomplished through technological change. Developing and implementing such changes may require significant financial investments and staff time, and there is no guarantee that the end result will be attractive to our clients. In addition, technological advances may quickly become obsolete.

Accounting principles. Changes in accounting principles generally accepted in the United States could have a significant adverse affect on Key’s reported financial results. Although these changes may not have an economic impact on our business, they could affect our ability to attain targeted levels for certain performance measures.

Legal obligations. We may become subject to new legal obligations, or the resolution of pending litigation may have an adverse effect on our financial results.

Corporate strategy

Our strategy for achieving Key’s long-term goals is comprised of the following five primary elements:

•	Focus on our core businesses. We focus on businesses that enable us to build relationships with our clients. We focus on our “footprint” operations (i.e., those businesses conducted primarily within the 12 states in which we have KeyCenters) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate lending, investment management, home equity lending and equipment leasing, in which we believe we possess resources of the scale necessary to compete nationally.

•	Put our clients first. We work to deepen our relationships with existing clients, and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. One way that we pursue this goal is by emphasizing deposit growth across all our lines of business.

To ensure that our clients receive a distinctive level of service, we are putting considerable effort into enhancing our service quality.

•	Enhance our business. We strive for continuous improvement in our businesses. We continue to focus on increasing revenues, controlling expenses, improving the credit quality of our loan portfolios and better serving our clients. We will continue to leverage technology to reduce costs and to achieve these objectives.

•	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. Key intends to achieve this by:

—paying for performance if achieved in ways that are consistent with Key’s values;

—attracting, developing and retaining a quality, high-performing and inclusive workforce;

—developing leadership at all levels in Key; and

—creating a positive, stimulating and entrepreneurial work environment.

•	Enhance performance measurement. We will continue to refine and to rely upon performance measurement mechanisms that help us ensure that we are maximizing returns for our shareholders, that those returns are appropriate considering the inherent levels of risk involved and that our incentive compensation plans are commensurate with the contributions employees make to profitability.

Significant accounting policies and estimates

Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are important: not only are they necessary to comply with accounting principles generally accepted

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

in the United States, they also reflect management’s view of the most appropriate methods to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 50, should be reviewed for a greater understanding of how Key’s financial performance is recorded and reported.

In management’s opinion, some accounting policies are more likely than others to have a significant effect on Key’s financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance or require management to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate. Key relies heavily on the use of assumptions and estimates in several areas, including accounting for the allowance for loan losses, loan securitizations, contingent liabilities and guarantees, principal investments, goodwill, and pension and other postretirement obligations. A brief discussion of each of these areas appears below.

Allowance for loan losses. The loan portfolio is the largest category of assets on Key’s balance sheet. Management determines probable losses inherent in Key’s loan portfolio and establishes an allowance that is sufficient to absorb those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, management benefits from a lengthy organizational history and experience with credit decisions and related outcomes. Nonetheless, if management’s underlying assumptions later prove to be inaccurate, the allowance for loan losses would have to be adjusted.

Management estimates the appropriate level of Key’s allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that management’s assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

Adjustments to the allowance for loan losses can materially affect net income. Such adjustments may result from events that cause actual losses to vary abruptly from expected losses by tens or even hundreds of millions of dollars. For example, class action lawsuits brought against an industry segment (e.g., one that utilized asbestos in its product) can bring about a precipitous deterioration in the risk profile of that segment. Conversely, the dismissal of such lawsuits can bring about a precipitous improvement in the risk profile. In either case, historical loss rates for that industry segment would not have provided a precise basis for determining the appropriate level of allowance for the segment.

Because Key’s loan portfolio is large, even minor changes in estimated loss rates can significantly affect management’s determination of the appropriate level of allowance. For example, a one-tenth of one percent change in the loss rate assumed for Key’s December 31, 2003, consumer loan portfolio would result in a $24 million change in the level of allowance deemed appropriate. The same percentage change in the loss rate assumed for the commercial loan portfolio would result in a $36 million change.

Management estimates the appropriate level of Key’s allowance by conducting a detailed review of a significant number of much smaller portfolio segments that comprise the consumer and commercial loan portfolios. It should be noted that Key’s total loan portfolio is well diversified in many respects, and a change in the level of the allowance for any one segment of the portfolio does not necessarily mean that a change is appropriate for any other segment. Also, the risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset. Thus, the difference between actual and expected losses in any particular segment does not necessarily require a change in the level of the total allowance.

Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 51.

Loan securitizations. Key securitizes certain types of loans, and accounts for those transactions as sales when the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” are met. If future events were to preclude accounting for such transactions as sales, the loans would have to be placed back on Key’s balance sheet, which could have an adverse effect on Key’s capital ratios and other unfavorable financial implications.

In addition, management must make assumptions to determine the gain or loss resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations and Variable Interest Entities”), which begins on page 63. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Our accounting policy related to loan securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 52.

Contingent liabilities and guarantees. Contingent liabilities arising from litigation, guarantees in various agreements with third parties in which Key is a guarantor, and the potential effects of all of these items on

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Key’s results of operations are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 77.

Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by a third party could exceed the liability recorded on Key’s balance sheet. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2003.

In the normal course of business, Key is routinely subject to examinations and challenges from tax authorities regarding the amount of taxes due in connection with investments and business activities. Currently, the Internal Revenue Service is challenging Key’s tax treatment of certain leveraged lease investments. This and other challenges by tax authorities may result in adjustments to the timing or amount of Key’s taxable income or deductions or the allocation of income among tax jurisdictions. Management believes these challenges will be resolved without having any material effect on Key’s financial condition or results of operations.

Valuation methodologies. Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable liquid markets for the items being valued. The outcomes of valuations performed by management have a direct bearing on the carrying amounts of assets and liabilities, including principal investments, goodwill, and pension and other postretirement benefit obligations. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, repayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect Key’s results of operations.

Key’s principal investments include direct and indirect investments, predominantly in privately held companies. The fair values of these investments are estimated by considering a number of factors, including the investee’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting Key’s financial condition and results of operations. The fair value of principal investments was $732 million at December 31, 2003; a 10% positive or negative variance in the fair value would increase or decrease Key’s earnings by $73 million ($46 million after tax), or $.11 per share.

The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 53. The first step in testing for impairment is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated and a second step would be required. Two primary assumptions are used in determining these fair values: Key’s revenue growth rate and the future weighted average cost of capital (“WACC”). Key’s goodwill impairment testing for 2003 assumed a revenue growth rate of 6% and a WACC of 11.5%. Assuming that only one of these two factors changes at a time, the second step of the impairment testing would be necessary if the revenue growth rate approximated negative 10% or the WACC was in the range of 17.5% to 26.5%, depending on the particular reporting unit. These sensitivities are hypothetical and not completely realistic since a change in one of these assumptions is evaluated without changing the other. In reality, a change in one assumption could affect the other.

The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analysis of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 73.

When a potential asset impairment is identified through testing, observable changes in liquid markets or other means, management also must exercise judgment in determining the nature of the potential impairment (i.e., whether the impairment is temporary or other than temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity, whereas those deemed “other than temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment at December 31, 2003, is provided in Note 6 (“Securities”), which begins on page 61.

Revenue recognition

Corporate improprieties related to revenue recognition have received a great deal of attention by regulatory authorities and the news media. Although all companies face the risk of intentional or unintentional misstatements, Key’s management believes that such misstatements are less likely in the financial services industry because most of the revenue (i.e., interest accruals) recorded is driven by nondiscretionary formulas based on written contracts, such as loan agreements.

HIGHLIGHTS OF KEY’S 2003 PERFORMANCE

The primary measures of Key’s financial performance for 2003, 2002 and 2001 are summarized below. Figure 1 on page 12 summarizes Key’s financial performance for each of the past six years.

•	Net income for 2003 was $903 million, or $2.12 per common share, compared with $976 million, or $2.27 per common share for 2002, and $132 million, or $.31 per share for 2001.

•	Key’s return on average equity was 13.08% for 2003, compared with a return of 14.96% for 2002 and 2.01% for 2001.

•	Key’s 2003 return on average total assets was 1.07%, compared with a return of 1.19% for 2002 and .16% for 2001.

Key’s 2003 results reflect several improved performance trends:

•	Asset quality has continued to improve; the level of Key’s nonperforming loans has been on a downward trend since mid-2002. At December 31, 2003, nonperforming loans were at their lowest level since March 31, 2001. Additionally, net loan charge-offs for the fourth quarter of 2003 were at their lowest level since the first quarter of 2001.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 1. SELECTED FINANCIAL DATA

							Compound
							Annual Rate
							of Change
dollars in millions, except per share amounts	2003	2002	2001	2000	1999	1998	(1998-2003)

YEAR ENDED DECEMBER 31,
Interest income	$3,970	$4,366	$5,627	$6,277	$5,695	$5,525	(6.4)%
Interest expense	1,245	1,617	2,802	3,547	2,908	2,841	(15.2)
Net interest income	2,725	2,749	2,825	2,730	2,787	2,684	.3
Provision for loan losses	501	553	1,350	490	348	297	11.0
Noninterest income	1,760	1,769	1,725	2,194	2,315	1,600	1.9
Noninterest expense	2,742	2,653	2,941	2,917	3,070	2,508	1.8
Income before income taxes and cumulative effect of accounting changes	1,242	1,312	259	1,517	1,684	1,479	(3.4)
Income before cumulative effect of accounting changes	903	976	157	1,002	1,107	996	(1.9)
Net income	903	976	132	1,002	1,107	996	(1.9)

PER COMMON SHARE
Income before cumulative effect of accounting changes	$2.13	$2.29	$.37	$2.32	$2.47	$2.25	(1.1)%
Income before cumulative effect of accounting changes — assuming dilution	2.12	2.27	.37	2.30	2.45	2.23	(1.0)
Net income	2.13	2.29	.31	2.32	2.47	2.25	(1.1)
Net income — assuming dilution	2.12	2.27	.31	2.30	2.45	2.23	(1.0)
Cash dividends paid	1.22	1.20	1.18	1.12	1.04	.94	5.4
Book value at year end	16.73	16.12	14.52	15.65	14.41	13.63	4.2
Market price at year end	29.32	25.14	24.34	28.00	22.13	32.00	(1.7)
Dividend payout ratio	57.28%	52.40%	380.65%	48.28%	42.11%	41.78%	6.5
Weighted-average common shares (000)	422,776	425,451	424,275	432,617	448,168	441,895	(.9)
Weighted-average common shares and potential common shares (000)	426,157	430,703	429,573	435,573	452,363	447,437	(1.0)

AT DECEMBER 31,
Loans	$62,711	$62,457	$63,309	$66,905	$64,222	$62,012	.2%
Earning assets	73,143	73,635	71,672	77,316	73,733	70,240	.8
Total assets	84,487	85,202	80,938	87,270	83,395	80,020	1.1
Deposits	50,858	49,346	44,795	48,649	43,233	42,583	3.6
Long-term debt	15,294	15,605	14,554	14,161	15,881	12,967	3.4
Shareholders’ equity	6,969	6,835	6,155	6,623	6,389	6,167	2.5

PERFORMANCE RATIOS
Return on average total assets	1.07%	1.19%	.16%	1.19%	1.37%	1.32%	N/A
Return on average equity	13.08	14.96	2.01	15.39	17.68	17.97	N/A
Net interest margin (taxable equivalent)	3.80	3.97	3.81	3.69	3.93	4.08	N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	8.25%	8.02%	7.60%	7.59%	7.66%	7.71%	N/A
Tangible equity to tangible assets	6.94	6.73	6.29	6.12	6.03	5.93	N/A
Tier 1 risk-based capital	8.35	7.74	7.17	7.72	7.68	7.21	N/A
Total risk-based capital	12.57	12.11	11.07	11.48	11.66	11.69	N/A
Leverage	8.55	8.16	7.66	7.71	7.77	6.95	N/A

OTHER DATA
Average full-time equivalent employees	20,034	20,816	21,555	22,939	25,469	24,858	(4.2)%
KeyCenters	906	910	911	922	936	968	(1.3)

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions and Divestiture”) on page 57 contains specific information about the acquisitions and divestiture that Key completed in the past three years to help you understand how those transactions may have impacted Key’s financial condition and results of operations.

N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

•	Average core deposits have grown for six consecutive quarters and increased by 10% during 2003.

•	We have maintained a strong capital position, which provides the flexibility to pay dividends, take advantage of investment opportunities and repurchase shares when appropriate. In addition, in January 2004, Key’s Board of Directors increased the dividend on Key’s common shares for the thirty-ninth consecutive year.

•	We have continued to manage our expenses effectively. Expenses grew by 3% during 2003, compared with a peer group average of approximately 8%.

Despite these favorable trends and signs of an improving economy, most of 2003 presented a difficult environment for growing revenue. The combination of weak demand for commercial loans and the Federal Reserve’s further reduction in interest rates in June 2003 contributed to a $24 million decline in Key’s net interest income. During the same period, Key’s noninterest income was essentially unchanged, reflecting the effects of a soft economy on our market-sensitive businesses. In the coming year, profitably growing revenue will remain a top priority, along with managing expenses and continuing to improve asset quality.

Based on our current business mix and the actions we have taken to control costs and sharpen our business focus, we believe Key is well positioned to reap benefits as economic activity improves. We expect that smaller and medium-size businesses, a segment in which Key holds a position of strength in the marketplace, will be among the first to seek additional funding as the economy strengthens.

Results for 2001 were significantly affected by a series of strategic initiatives announced during 2001 that were designed to sharpen our business focus and strengthen Key’s financial performance. These included:

•	Accelerating Key’s revenue growth by delivering products and services to customers through a seamless, integrated sales process called 1Key.

•	Achieving 100% of the savings from a competitiveness initiative, which was designed to improve Key’s profitability by reducing the costs of doing business, focusing on the most profitable growth businesses and enhancing revenues.

•	Re-emphasizing our commitment to relationship-based activities and committing to re-establish a conservative credit culture by de-emphasizing high-risk, low-return businesses.

Specific actions related to these initiatives included exiting the automobile leasing business, de-emphasizing indirect prime automobile lending, discontinuing many credit-only relationships in the leveraged financing and nationally syndicated lending businesses, and increasing the allowance for loan losses.

As a result of these actions, Key recorded 2001 charges aggregating $1.1 billion ($774 million after tax) that hinder a direct comparison of financial results over the past three years. Specifically, in the second quarter of 2001, we recorded a $150 million write-down of goodwill associated with Key’s 1995 acquisition of AutoFinance Group, Inc. This charge reflected our intention to significantly downsize Key’s automobile finance business. We also increased the provision for loan losses by $300 million ($189 million after tax) to facilitate the exiting of credits in the leveraged financing and nationally syndicated lending businesses. Finally, in the same quarter, we recorded a $40 million ($25 million after tax) charge to establish a reserve for losses incurred on the residual values of leased vehicles.

In the fourth quarter of 2001, we recorded an additional provision for loan losses of $590 million ($372 million after tax) as a result of both the rapid downturn in the economy and further erosion in credit quality experienced after the events of September 11. In the same quarter, we recorded a $45 million ($28 million after tax) write-down of Key’s principal investing portfolio and a $15 million ($9 million after tax) charge to increase Key’s reserve for customer derivative losses.

Results for 2001 also were adversely affected by a $39 million ($24 million after tax) charge resulting from a prescribed change in accounting principles generally accepted in the United States applicable to retained interests in securitized assets and a $20 million ($13 million after tax) increase in litigation reserves.

The primary reasons that Key’s revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of the Management’s Discussion & Analysis section.

LINE OF BUSINESS RESULTS

This section summarizes the financial performance and related strategic developments of each of Key’s three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 58. Note 4 includes a brief description of the products and services offered by each of the three major business groups, more detailed financial information pertaining to the groups and their respective lines of business, and explanations of “Other Segments” and “Reconciling Items” presented in Figure 2.

Figure 2 summarizes the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for each of the past three years.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 2. MAJOR BUSINESS GROUPS — TAXABLE-EQUIVALENT REVENUE AND NET INCOME

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

REVENUE (TAXABLE EQUIVALENT)
Consumer Banking	$2,351	$2,279	$2,310	$72	3.2%
Corporate and Investment Banking	1,554	1,559	1,590	(5)	(.3)
Investment Management Services	806	850	901	(44)	(5.2)
Other Segments	(38)	12	(64)	(50)	N/M

Total segments	4,673	4,700	4,737	(27)	(.6)
Reconciling Items	(117)	(62)	(142)[b]	(55)	(88.7)

Total	$4,556	$4,638	$4,595	$(82)	(1.8)%

NET INCOME (LOSS)
Consumer Banking	$425	$399	$351 [a]	$26	6.5%
Corporate and Investment Banking	394	396	452	(2)	(.5)
Investment Management Services	97	111	98	(14)	(12.6)
Other Segments	(1)	34	(12)	(35)	N/M

Total segments	915	940	889	(25)	(2.7)
Reconciling Items	(12)	36	(757)[b]	(48)	N/M

Total	$903	$976	$132	$(73)	(7.5)%

[a]	Results for 2001 include a one-time cumulative charge of $39 million ($24 million after tax) resulting from a prescribed change, applicable to all companies, in the accounting for retained interests in securitized assets.

[b]	Significant items in Reconciling Items for the year ended December 31, 2001, include:

•	A $40 million ($25 million after tax) charge taken to establish a reserve for losses incurred on the residual values of leased vehicles and a $15 million ($9 million after tax) increase in the reserve for customer derivative losses. Both of these items reduced revenue.

•	An additional $400 million ($252 million after tax) taken to increase the allowance for loan losses for Key’s continuing loan portfolio and an additional $490 million ($309 million after tax) recorded primarily in connection with Key’s decision to discontinue certain credit-only commercial relationships.

•	A goodwill write-down of $150 million associated with the downsizing of the automobile finance business and charges of $20 million ($13 million after tax) taken to establish additional litigation reserves.

N/M = Not Meaningful

Consumer Banking

As shown in Figure 3, net income for Consumer Banking was $425 million for 2003, up from $399 million for 2002 and $351 million for 2001. The increase in 2003 was attributable to growth in taxable-equivalent net interest income and a lower provision for loan losses. These positive results were offset in part by an increase in noninterest expense and a slight reduction in noninterest income.

Taxable-equivalent net interest income increased by $74 million, or 4%, from 2002, due to a more favorable interest rate spread on average earning assets, an 11% increase in average home equity loans and a rise in average core deposits. A less favorable interest rate spread on deposits moderated these positive results. The increase in deposits was due primarily to higher levels of money market deposit accounts, negotiable order of withdrawal (“NOW”) accounts and noninterest-bearing deposits. These deposits grew because clients showed a preference for investments that provide high levels of liquidity in a low interest rate environment. Additionally, a more aggressive pricing structure implemented in mid-2002 supported the growth in money market deposits. Noninterest-bearing deposits also increased as a result of our intensified cross-selling efforts and the introduction of new products, such as free checking.

Noninterest income decreased by $2 million due largely to a $36 million reduction in service charges on deposit accounts (primarily those generated by the Retail Banking line of business). In addition, higher than anticipated prepayments on home equity loans contributed to a $10 million reduction in the carrying amount of retained interests in securitized loans in the Consumer Finance line. The decrease in deposit service charges resulted from lower overdraft and maintenance fees. Maintenance fees were lower because Key introduced free checking products in the third quarter of 2002 and made them available to all of Key’s markets by the end of that year. These adverse changes were offset by a $17 million decrease in net losses incurred on the residual values of leased vehicles in the Indirect Lending unit and a $30 million increase in net gains from loan securitizations and sales.

Noninterest expense rose by $49 million, or 4%, from 2002, due largely to a $22 million rise in personnel expense, higher costs associated with other real estate owned and an increase in professional fees.

The provision for loan losses decreased by $20 million, or 7%, as a result of improved asset quality in the Indirect Lending unit and Retail Banking line of business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 3. CONSUMER BANKING

Year ended December 31,					Change 2003 vs 2002

dollars in millions	2003	2002	2001		Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,856	$1,782	$1,827		$74	4.2%
Noninterest income	495	497	483		(2)	(.4)

Total revenue (TE)	2,351	2,279	2,310		72	3.2
Provision for loan losses	280	300	302		(20)	(6.7)
Noninterest expense	1,391	1,342	1,385		49	3.7

Income before income taxes (TE) and cumulative effect of accounting change	680	637	623		43	6.8
Allocated income taxes and TE adjustments	255	238	248		17	7.1

Income before cumulative effect of accounting change	425	399	375		26	6.5
Cumulative effect of accounting change	—	—	(24)	[a]	—	—

Net income	$425	$399	$351		$26	6.5%

Percent of consolidated net income	47%	41%	266%		N/A	N/A
AVERAGE BALANCES
Loans	$28,905	$27,882	$27,751		$1,023	3.7%
Total assets	31,309	30,218	30,368		1,091	3.6
Deposits	34,773	33,940	35,210		833	2.5

[a]	Results for 2001 include a one-time cumulative charge of $39 million ($24 million after tax) resulting from a prescribed change, applicable to all companies, in the accounting for retained interests in securitized assets.

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL CONSUMER BANKING DATA

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
Noninterest-bearing	$5,528	$5,137	$4,797	$391	7.6%
Money market and other savings	15,242	13,052	12,827	2,190	16.8
Time	14,003	15,751	17,586	(1,748)	(11.1)

Total deposits	$34,773	$33,940	$35,210	$833	2.5%

HOME EQUITY LOANS
Retail Banking and Small Business:
Average balance	$8,058	$6,921
Average loan-to-value ratio	72%	72%
Percent first lien positions	59	51
National Home Equity:
Average balance	$5,113	$4,906
Average loan-to-value ratio	74%	80%
Percent first lien positions	82	79

OTHER DATA
On-line clients / household penetration	768,106/39%	575,894/32%
KeyCenters	906	910
Automated teller machines	2,167	2,165

In 2002, the increase in net income reflected the $24 million cumulative after-tax effect of the 2001 change in accounting for retained interests in securitized assets. Also contributing to the improvement was a $14 million, or 3%, increase in noninterest income, a $43 million, or 3%, reduction in noninterest expense and a $2 million decrease in the provision for loan losses. Most of the reduction in noninterest expense came from a decrease in goodwill amortization following the adoption in 2002 of a new accounting standard. These positive results were offset in part by a $45 million, or 2%, decline in taxable-equivalent net interest income.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Corporate and Investment Banking

As shown in Figure 4, net income for Corporate and Investment Banking was $394 million for 2003, compared with $396 million for 2002 and $452 million for 2001. The slight decrease from 2002 resulted from an increase in noninterest expense and a lower level of taxable-equivalent net interest income. These adverse results were nearly offset by a significant reduction in the provision for loan losses and moderate growth in noninterest income.

FIGURE 4. CORPORATE AND INVESTMENT BANKING

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,048	$1,070	$1,066	$(22)	(2.1)%
Noninterest income	506	489	524	17	3.5

Total revenue (TE)	1,554	1,559	1,590	(5)	(.3)
Provision for loan losses	204	238	139	(34)	(14.3)
Noninterest expense	719	687	715	32	4.7

Income before income taxes (TE)	631	634	736	(3)	(.5)
Allocated income taxes and TE adjustments	237	238	284	(1)	(.4)

Net income	$394	$396	$452	$(2)	(.5)%

Percent of consolidated net income	43%	41%	342%	N/A	N/A
AVERAGE BALANCES
Loans	$27,871	$29,279	$31,109	$(1,408)	(4.8)%
Total assets	32,255	32,798	35,034	(543)	(1.7)
Deposits	4,414	3,395	3,116	1,019	30.0

TE = Taxable Equivalent, N/A = Not Applicable

During 2003, taxable-equivalent net interest income decreased by $22 million, or 2%. The decrease was due primarily to a less favorable interest rate spread on deposits and other funding sources, as well as decreases in both yield-related loan fees and average loans outstanding. The adverse effects of these factors were offset in part by significant growth in average deposits and a more favorable interest rate spread on earning assets. Although the overall demand for commercial loans continues to be soft, commercial lease financing receivables have increased for ten consecutive quarters.

During the same period, noninterest income rose by $17 million, or 3%, due largely to a $23 million increase in non-yield-related loan fees in the KeyBank Real Estate Capital line of business. In addition, the Key Equipment Finance line recorded net gains from the residual values of leased equipment sold in 2003, compared with net losses a year ago. These positive results were offset partially by a $29 million decrease in investment banking and capital markets income.

Noninterest expense increased by $32 million, or 5%, reflecting a $13 million increase in personnel expense, a $7 million rise in franchise and business taxes, and increases in professional fees and various indirect charges.

The provision for loan losses decreased by $34 million, or 14%, as a result of improved asset quality in both the Key Equipment Finance and Corporate Banking lines.

In 2002, the decrease in net income was due largely to a $99 million, or 71%, increase in the provision for loan losses stemming from an increase in net charge-offs in the Corporate Banking line. In addition, noninterest income declined by $35 million, or 7%, mostly due to lower income from investment banking and capital markets activities. These adverse results were offset in part by a $28 million, or 4%, reduction in noninterest expense, reflecting a significant reduction in goodwill amortization following the adoption of new accounting guidance in 2002.

Investment Management Services

As shown in Figure 5, Investment Management Services’ net income was $97 million for 2003, compared with $111 million for 2002 and $98 million for 2001. The decrease in 2003 was attributable to a substantial reduction in noninterest income offset in part by growth in taxable-equivalent net interest income and a decrease in noninterest expense.

Taxable-equivalent net interest income rose by $23 million, or 10%, from 2002, due primarily to strong growth in average core deposits. The positive effect of this growth was moderated, however, by a less favorable interest rate spread on deposits and other funding sources.

Noninterest income decreased by $67 million, or 11%. In particular, income from trust and investment services declined by $57 million, due primarily to lower brokerage commissions and the June 2002 sale of Key’s 401(k) plan recordkeeping business. The divestiture of this business accounted for approximately $36 million, or 63%, of the total decrease in income from trust and investment services. The negative effects of these factors were offset in part by a rise in the market value of assets under management and the implementation of various pricing initiatives. In addition, results for 2003 received a modest boost from the July 2003 acquisition of NewBridge Partners. For information relating to this acquisition, see Note 3 (“Acquisitions and Divestiture”) on page 57.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 5. INVESTMENT MANAGEMENT SERVICES

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$250	$227	$224	$23	10.1%
Noninterest income	556	623	677	(67)	(10.8)

Total revenue (TE)	806	850	901	(44)	(5.2)
Provision for loan losses	16	14	13	2	14.3
Noninterest expense	635	658	723	(23)	(3.5)

Income before income taxes (TE)	155	178	165	(23)	(12.9)
Allocated income taxes and TE adjustments	58	67	67	(9)	(13.4)

Net income	$97	$111	$98	$(14)	(12.6)%

Percent of consolidated net income	11%	11%	74%	N/A	N/A
AVERAGE BALANCES
Loans	$5,060	$4,827	$5,179	$233	4.8%
Total assets	6,121	5,840	6,390	281	4.8
Deposits	6,084	3,920	3,675	2,164	55.2

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL INVESTMENT MANAGEMENT SERVICES DATA

December 31,
in billions	2003	2002

Assets under management	$68.7	$61.7
Nonmanaged and brokerage assets	66.4	65.0

Noninterest expense decreased by $23 million, or 3%, in 2003, due primarily to a $19 million reduction in personnel expense and decreases in various indirect charges. Personnel expense declined as a result of intentional staff reductions, lower variable incentive compensation associated with revenue generation and the sale of the 401(k) plan recordkeeping business.

In 2002, net income increased primarily as a result of a $65 million, or 9%, reduction in noninterest expense, offset in part by a $54 million, or 8%, decrease in noninterest income. Lower personnel expense and a reduction in goodwill amortization following the 2002 adoption of a new accounting standard drove the improvement in noninterest expense. The decrease in noninterest income reflected weak conditions in the financial markets, which led to a decline in income from trust and investment services. The sale of the 401(k) plan recordkeeping business also reduced both noninterest income and noninterest expense.

Other Segments

Other Segments consist primarily of Treasury, principal investing and the net effect of funds transfer pricing. These segments generated a net loss of $1 million for 2003, compared with net income of $34 million for 2002. The unfavorable change was due primarily to the net effect of funds transfer pricing. Internal funds transfer pricing rates used to assign credit for new deposits generated by the lines of business were higher than the yields available on various investment opportunities at the time. The decrease in earnings attributable to funds transfer pricing was offset in part by net principal investing gains of $40 million ($25 million after tax), compared with net losses of $14 million ($9 million after tax) for 2002.

In 2002, Other Segments generated net income of $34 million, compared with a net loss of $12 million for the prior year. In 2002, net losses from principal investing activities decreased by $65 million ($41 million after tax), or 82%. This improvement was offset in part by a decrease in earnings attributable to funds transfer pricing.

RESULTS OF OPERATIONS

Net interest income

Key’s principal source of earnings is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:

•	the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

•	the use of derivative instruments to manage interest rate risk;

•	market interest rate fluctuations; and

•	asset quality.

To make it easier to compare results among several periods and the yields on various types of earning assets, some of which are taxable and others which are not, we present net interest income in this discussion on a “taxable-equivalent basis” (i.e., as if it were all taxable and at the same rate). For example, $100 of tax-exempt income would be presented as $154, an amount that — if taxed at the statutory federal income tax rate of 35% — would yield $100.

Figure 6, which spans pages 18 and 19, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with accounting principles generally accepted in the United States (“GAAP”).

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 6. AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

Year ended December 31,	2003			2002			2001

	Average		Yield/	Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans[a,b]
Commercial, financial and agricultural	$17,161	$824	4.80%	$17,767	$907	5.10%	$19,459	$1,362	7.00%
Real estate — commercial mortgage	5,909	315	5.32	6,345	373	5.87	6,821	511	7.50
Real estate — construction	5,335	274	5.14	5,851	315	5.38	5,654	411	7.27
Commercial lease financing	7,961	482	6.05	7,263	491	6.76	7,049	490	6.95

Total commercial loans	36,366	1,895	5.21	37,226	2,086	5.60	38,983	2,774	7.12
Real estate — residential	1,762	115	6.50	2,126	149	7.00	3,607	275	7.64
Home equity	14,578	863	5.92	13,028	889	6.82	10,595	906	8.55
Credit card	—	—	—	—	—	—	—	—	—
Consumer — direct	2,141	157	7.35	2,206	183	8.29	2,427	232	9.55
Consumer — indirect lease financing	545	52	9.51	1,405	126	8.96	2,618	217	8.27
Consumer — indirect other	5,040	423	8.38	5,155	471	9.15	5,529	530	9.58

Total consumer loans	24,066	1,610	6.69	23,920	1,818	7.60	24,776	2,160	8.72
Loans held for sale	2,447	112	4.60	2,247	123	5.52	2,217	169	7.64

Total loans	62,879	3,617	5.75	63,393	4,027	6.35	65,976	5,103	7.73
Taxable investment securities	9	1	4.75	1	—	8.59	2	—	8.60
Tax-exempt investment securities[a]	103	10	9.43	180	16	8.67	277	25	8.76

Total investment securities	112	11	9.03	181	16	8.67	279	25	8.76
Securities available for sale[a,c]	7,865	356	4.55	6,359	389	6.14	6,625	455	6.89
Short-term investments	1,650	30	1.84	1,496	30	1.99	1,712	65	3.81
Other investments[c]	1,023	27	2.62	871	24	2.57	849	24	2.86

Total earning assets	73,529	4,041	5.49	72,300	4,486	6.20	75,441	5,672	7.52
Allowance for loan losses	(1,410)			(1,553)			(1,090)
Accrued income and other assets	12,229			11,034			10,552

	$84,348			$81,781			$84,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$17,913	149	.83	$13,761	131	.95	$12,942	263	2.03
Savings deposits	2,072	10	.50	1,986	13	.67	1,952	21	1.05
Certificates of deposit ($100,000 or more)[d]	4,796	186	3.93	4,741	218	4.63	5,284	301	5.71
Other time deposits	11,330	336	2.96	12,859	496	3.86	14,208	786	5.53
Deposits in foreign office	1,885	22	1.13	2,336	39	1.67	2,715	107	3.94

Total interest-bearing deposits	37,996	703	1.85	35,683	897	2.52	37,101	1,478	3.98
Federal funds purchased and securities sold under repurchase agreements	4,739	50	1.06	5,527	90	1.63	5,197	198	3.80
Bank notes and other short-term borrowings	2,612	60	2.29	2,943	79	2.67	6,829	302	4.43
Long-term debt, including capital securities[d,e]	16,049	432	2.79	16,961	551	3.29	15,911	824	5.20

Total interest-bearing liabilities	61,396	1,245	2.05	61,114	1,617	2.66	65,038	2,802	4.31
Noninterest-bearing deposits	10,347			9,098			8,354
Accrued expense and other liabilities	5,702			5,045			4,939
Common shareholders’ equity	6,903			6,524			6,572

	$84,348			$81,781			$84,903

Interest rate spread (TE)			3.44%			3.54%			3.21%

Net interest income (TE) and net interest margin (TE)		2,796	3.80%		2,869	3.97%		2,870	3.81%

TE adjustment[a]		71			120			45

Net interest income, GAAP basis		$2,725			$2,749			$2,825

Capital securities	$629	$36		$1,254	$78		$1,309	$89

[a]	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[b]	For purposes of these computations, nonaccrual loans are included in average loan balances.

[c]	Yield is calculated on the basis of amortized cost.

[d]	Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 80, for an explanation of fair value hedges.

[e]	Rate calculation excludes ESOP debt.

TE = Taxable Equivalent, N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2000			1999			1998			(1998-2003)

Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$19,369	$1,669	8.63%	$17,695	$1,350	7.63%	$15,413	$1,251	8.12%	2.2%	(8.0)%
6,911	628	9.10	6,946	580	8.35	7,080	627	8.86	(3.6)	(12.9)
4,815	464	9.63	4,076	343	8.42	2,866	254	8.86	13.2	1.5
6,821	493	7.22	6,092	445	7.30	4,822	359	7.45	10.5	6.1

37,916	3,254	8.59	34,809	2,718	7.81	30,181	2,491	8.25	3.8	(5.3)
4,274	325	7.61	4,479	338	7.55	5,440	422	7.76	(20.2)	(22.9)
8,857	822	9.29	7,548	645	8.55	6,353	557	8.77	18.1	9.2
—	—	—	997	152	15.25	1,438	212	14.74	N/M	N/M
2,592	265	10.19	2,457	238	9.69	2,139	228	10.66	—	(7.2)
3,089	249	8.03	2,922	236	8.08	2,024	171	8.45	(23.1)	(21.2)
6,032	570	9.44	6,584	608	9.23	6,647	603	9.07	(5.4)	(6.8)

24,844	2,231	8.97	24,987	2,217	8.87	24,041	2,193	9.12	—	(6.0)
2,534	230	9.05	2,605	228	8.75	3,200	262	8.19	(5.2)	(15.6)

65,294	5,715	8.75	62,401	5,163	8.27	57,422	4,946	9.02	1.8	(6.1)
2	—	8.42	2	—	12.73	3	—	7.61	24.6	N/M
391	34	8.76	535	46	8.60	801	67	8.36	(33.6)	(31.6)

393	34	8.75	537	46	8.57	804	67	8.33	(32.6)	(30.3)
6,470	448	6.80	6,403	425	6.68	6,610	450	6.84	3.5	(4.6)
1,717	83	4.84	1,873	78	4.16	1,563	84	5.37	1.1	(18.6)
701	25	3.74	442	15	3.46	279	12	4.36	29.7	17.6

74,575	6,305	8.45	71,656	5,727	7.99	66,678	5,559	8.34	2.0	(6.2)
(959)			(911)			(888)			9.7
10,419			10,201			9,491			5.2

$84,035			$80,946			$75,281			2.3

$12,823	424	3.31	$13,741	402	2.93	$12,865	402	3.12	6.8	(18.0)
2,206	32	1.47	2,716	44	1.62	3,225	59	1.83	(8.5)	(29.9)
5,511	340	6.15	4,257	223	5.24	3,520	194	5.51	6.4	(.8)
13,974	805	5.76	11,969	595	4.97	12,240	654	5.34	(1.5)	(12.5)
2,593	167	6.45	823	41	4.98	913	50	5.48	15.6	(15.1)

37,107	1,768	4.76	33,506	1,305	3.89	32,763	1,359	4.15	3.0	(12.4)

4,931	287	5.82	4,856	220	4.53	6,635	342	5.15	(6.5)	(31.9)
7,121	428	6.01	7,912	426	5.38	7,975	459	5.76	(20.0)	(33.4)
15,707	1,064	6.78	16,473	957	6.09	11,175	681	6.30	7.5	(8.7)

64,866	3,547	5.47	62,747	2,908	4.63	58,548	2,841	4.85	1.0	(15.2)
8,328			8,474			8,509			4.0
4,329			3,464			2,681			16.3
6,512			6,261			5,543			4.5

$84,035			$80,946			$75,281			2.3

		2.98%			3.36%			3.49%

	2,758	3.69%		2,819	3.93%		2,718	4.08%		.6%

	28			32			34			15.9

	$2,730			$2,787			$2,684			.3%

$1,243	$95		$1,162	$85		$879	$65			(11.1)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Taxable-equivalent net interest income for 2003 was $2.8 billion, representing a $73 million, or 3%, decrease from the prior year. This decrease resulted from a lower net interest margin, which contracted 17 basis points to 3.80%. A basis point is equal to one one-hundredth of a percentage point (e.g., 17 basis points equals .17%). The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets. During 2003, average earning assets grew by 2% to $73.5 billion.

The combination of a soft economy and significant growth in core deposits have affected the net interest margin, as well as the size and composition of Key’s earning assets portfolio. Over the past twelve months, average core deposits have grown by more than 10%, while average earning assets increased slightly. Due to generally weak loan demand, the excess funds have been either invested in securities or used to reduce wholesale funding. These actions improved Key’s liquidity; however, combined with the Federal Reserve Board’s reduction in interest rates in June 2003, they have placed downward pressure on net interest income.

Key’s net interest margin decreased over the past year, primarily because:

•	higher-yielding securities matured and we experienced exceptionally high levels of prepayments on our investment and consumer loan portfolios as a result of the low interest rate environment;

•	we invested more heavily in securities available for sale since opportunities to originate commercial loans, which typically have higher interest rate spreads, had been adversely affected by the soft economy; and

•	competitive market conditions precluded us from reducing interest rates on deposit accounts to compensate for the full amount of the Federal Reserve Board’s reductions in interest rates.

Average earning assets for 2003 totaled $73.5 billion, which was $1.2 billion, or 2%, higher than the 2002 level. Steady growth in our home equity lending (driven by the low interest rate environment) and commercial lease financing, and an increase in the securities available-for-sale portfolio drove the increase. During the same period, the general economic slowdown contributed to a decline in average commercial loans outstanding. Average consumer loans, other than home equity loans, also declined during 2003. The largest reduction occurred in the indirect automobile financing portfolio, primarily as a direct result of management’s May 2001 decision to scale back automobile lending and exit automobile lease financing.

In 2002, net interest income was $2.9 billion, essentially unchanged from the prior year as the positive effect of an improved net interest margin was offset by a decrease in average earning assets. Key’s net interest margin rose by 16 basis points in 2002 to 3.97%, while average earning assets decreased by $3.1 billion, or 4%, to $72.3 million. This decrease came principally from the loan portfolio and was attributable to a number of factors, including Key’s strategic decision to scale back or exit certain types of lending. Another factor was loan sales, including the September 2001 sale of $1.4 billion of residential mortgage loans.

Weak loan demand resulting from the general economic conditions at the time also contributed to the net decline in loans.

Over the past two years, the growth and composition of Key’s loan portfolio has been affected by several actions:

•	During the third quarter of 2003, Key consolidated an asset-backed commercial paper conduit as a result of an accounting change. This consolidation added approximately $200 million to Key’s commercial loan portfolio. More information about this change, required by Interpretation No. 46, “Consolidation of Variable Interest Entities,” is provided in Note 8 (“Loan Securitizations and Variable Interest Entities”), which begins on page 63.

•	During the first quarter of 2003, Key acquired a $311 million commercial lease financing portfolio and a $71 million commercial loan portfolio from a Canadian financial institution. The acquisition of these portfolios further diversified our asset base and has generated additional equipment financing opportunities.

•	Key sold commercial mortgage loans of $1.7 billion during 2003 and $1.4 billion during 2002. Since some of these loans have been sold with limited recourse (i.e., the risk that Key will be held accountable for certain events or representations made), Key established a loss reserve of an amount estimated by management to be appropriate to reflect the recourse risk. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the section entitled “Recourse agreement with Federal National Mortgage Association” on page 79. Our business of originating and servicing commercial mortgage loans has grown in part as a result of acquiring Conning Asset Management in the second quarter of 2002 and both Newport Mortgage Company, L.P. and National Realty Funding L.C. in 2000.

•	Key sold education loans of $1.2 billion ($998 million through securitizations) during 2003 and $1.1 billion ($750 million through securitizations) during 2002. Key has used the securitization market for education loans as a cost effective means of diversifying its funding sources.

•	Key sold other loans (primarily home equity and residential mortgage loans) totaling $1.8 billion during 2003 and $835 million during 2002.

•	During the second quarter of 2001, management announced that Key would exit the automobile leasing business, de-emphasize indirect prime automobile lending outside of Key’s primary geographic markets and discontinue certain credit-only commercial relationships. As of December 31, 2003, the affected portfolios, in the aggregate, have declined by approximately $4.6 billion since the date of the announcement.

Figure 7 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 25, contains more discussion about changes in earning assets and funding sources.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 7. COMPONENTS OF NET INTEREST INCOME CHANGES

	2003 vs 2002			2002 vs 2001

	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$(32)	$(378)	$(410)	$(193)	$(883)	$(1,076)
Taxable investment securities	—	1	1	—	—	—
Tax-exempt investment securities	(7)	1	(6)	(9)	—	(9)
Securities available for sale	81	(114)	(33)	(18)	(48)	(66)
Short-term investments	3	(3)	—	(7)	(28)	(35)
Other investments	4	(1)	3	1	(1)	—

Total interest income (taxable equivalent)	49	(494)	(445)	(226)	(960)	(1,186)
INTEREST EXPENSE
NOW and money market deposit accounts	36	(18)	18	16	(148)	(132)
Savings deposits	1	(4)	(3)	—	(8)	(8)
Certificates of deposit ($100,000 or more)	3	(35)	(32)	(29)	(54)	(83)
Other time deposits	(54)	(106)	(160)	(69)	(221)	(290)
Deposits in foreign office	(7)	(10)	(17)	(13)	(55)	(68)

Total interest-bearing deposits	(21)	(173)	(194)	(95)	(486)	(581)
Federal funds purchased and securities sold under repurchase agreements	(12)	(28)	(40)	12	(120)	(108)
Bank notes and other short-term borrowings	(8)	(11)	(19)	(132)	(91)	(223)
Long-term debt, including capital securities	(28)	(91)	(119)	51	(324)	(273)

Total interest expense	(69)	(303)	(372)	(164)	(1,021)	(1,185)

Net interest income (taxable equivalent)	$118	$(191)	$(73)	$(62)	$61	$(1)

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Noninterest income

Noninterest income for 2003 was $1.8 billion, essentially unchanged from the prior year. In 2002, noninterest income rose by $44 million, or 3%.

As shown in Figure 8, noninterest income for 2003 benefited from a $34 million increase in net gains from loan securitizations and sales, and a $28 million rise in letter of credit and non-yield-related loan fees.

In addition, income from investment banking and capital markets activities grew by $18 million, as Key had net principal investing gains in 2003, compared with net losses in 2002. These positive results were offset by a $60 million decrease in income from trust and investment services and a $41 million decline in service charges on deposit accounts. Each of these revenue components is further discussed later in this section.

FIGURE 8. NONINTEREST INCOME

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

Trust and investment services income	$549	$609	$651	$(60)	(9.9)%
Service charges on deposit accounts	364	405	387	(41)	(10.1)
Investment banking and capital markets income	190	172	88	18	10.5
Letter of credit and loan fees	162	134	124	28	20.9
Corporate-owned life insurance income	114	108	114	6	5.6
Net gains from loan securitizations and sales	90	56	49	34	60.7
Electronic banking fees	80	79	74	1	1.3
Net securities gains	11	6	35	5	83.3
Other income:
Insurance income	50	57	56	(7)	(12.3)
Loan securitization servicing fees	7	9	16	(2)	(22.2)
Credit card fees	11	9	7	2	22.2
Miscellaneous income	132	125	124	7	5.6

Total other income	200	200	203	—	—

Total noninterest income	$1,760	$1,769	$1,725	$(9)	(.5)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

The 2002 improvement in noninterest income was due primarily to an $84 million increase in income from investment banking and capital markets activities, an $18 million increase in service charges on deposit accounts and a $10 million rise in letter of credit and non-yield-related loan fees. In addition, noninterest income was unusually low in 2001 because of two significant charges recorded during the fourth quarter: a $45 million write-down of the principal investing portfolio and a $15 million increase to the reserve for customer derivative losses mentioned earlier in the discussion of strategic actions taken in 2001. Positive results in 2002 were offset in part by a $42 million reduction in income from trust and investment services and a $29 million decrease in net securities gains.

The following discussion explains the composition of certain components of Key’s noninterest income and the factors that caused those components to change.

Trust and investment services income. Trust and investment services are Key’s largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 9. The June 2002 sale of Key’s 401(k) plan recordkeeping business accounted for approximately $36 million of the decrease in income from institutional asset management and custody fees — a large part of the overall decline in this segment. In addition, trust and investment services income was adversely affected by weak activity and lower market values in the equity and fixed income markets during the first half of 2003. The adverse effects of these factors were offset in part by improvement in the financial markets during the latter half of the year. A significant portion of trust and investment services income is based on the market value of assets under management. In addition, results for 2003 received a modest boost from the July 2003 acquisition of NewBridge Partners. In 2002, the level of revenue derived from trust and investment services was adversely affected by declines in the financial markets.

FIGURE 9. TRUST AND INVESTMENT SERVICES INCOME

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

Brokerage commission income	$192	$198	$202	$(6)	(3.0)%
Personal asset management and custody fees	155	156	174	(1)	(.6)
Institutional asset management and custody fees	39	77	87	(38)	(49.4)
Bond services	38	36	40	2	5.6
All other fees	125	142	148	(17)	(12.0)

Total trust and investment services income	$549	$609	$651	$(60)	(9.9)%

At December 31, 2003, KeyCorp’s bank, trust and registered investment advisory subsidiaries had assets under management of $68.7 billion, representing an 11% increase from $61.7 billion at the end of 2002. An increase in the market value of assets under management and net asset inflows of approximately $2.6 billion during the year drove the improvement. Approximately 47% of the inflows were attributable to the acquisition of NewBridge Partners. The composition of Key’s assets under management is shown in Figure 10.

FIGURE 10. ASSETS UNDER MANAGEMENT

December 31,
in millions	2003	2002	2001

Assets under management by investment type:
Equity	$31,768	$27,224	$35,798
Fixed income	17,355	16,133	16,919
Money market	19,580	18,337	20,000

Total	$68,703	$61,694	$72,717

Proprietary mutual funds included in assets under management:
Equity	$3,165	$2,878	$3,973
Fixed income	1,015	1,215	1,190
Money market	10,188	11,457	13,801

Total	$14,368	$15,550	$18,964

Service charges on deposit accounts. In 2003, the decrease in service charges on deposit accounts was due primarily to a reduction in the level of overdraft and maintenance fees charged to clients. Maintenance fees were lower because Key introduced free checking products in the third quarter of 2002 and made them available in all of Key’s markets by the end of that year. In 2002, service charges rose primarily because of strategies implemented in connection with a competitiveness initiative and an increase in noninterest-bearing deposits.

Investment banking and capital markets income. As shown in Figure 11, investment banking and capital markets income for both 2003 and 2002 increased because of improved results from principal investing activities. The 2002 improvement reflects the $45 million charge taken for write-downs in the fourth quarter of 2001.

Key’s principal investing income is susceptible to volatility since it is derived from investments in small to medium-sized businesses, some of which are in relatively early stages of economic development and strategy implementation. Principal investments consist of direct and indirect investments in predominantly privately-held companies and are carried on the balance sheet at fair value ($732 million at December 31, 2003, and $677 million at December 31, 2002). Thus, the net gains and losses presented in Figure 11 stem from changes in estimated fair values, as well as actual gains and losses on sales of principal investments.

The level of dealer trading and derivatives income varies in part with the demand for commercial loans. Accordingly, the weak commercial loan demand in 2003 contributed to the $24 million decline in dealer trading

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

and derivatives income from the prior year. The increase in 2002 resulted from the $15 million charge taken in 2001 to increase the reserve for customer derivative losses.

FIGURE 11. INVESTMENT BANKING AND CAPITAL MARKETS INCOME

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

Investment banking income	$106	$121	$102	$(15)	(12.4)%
Net gains (losses) from principal investing	40	(14)	(79)	54	N/M
Foreign exchange income	36	33	40	3	9.1
Dealer trading and derivatives income	8	32	25	(24)	(75.0)

Total investment banking and capital markets income	$190	$172	$88	$18	10.5%

N/M = Not Meaningful

Letter of credit and loan fees. The 2003 increase in letter of credit and non-yield-related loan fees was due primarily to higher agency origination, servicing and syndication fees generated by the KeyBank Real Estate Capital line of business. These improved results were due in part to the acquisition of Conning Asset Management in June 2002. Higher fees from letter of credit activities also contributed to the increase.

Net gains from loan securitizations and sales. In 2003, almost half of the $34 million increase in net gains from loan securitizations and sales resulted from securitizations and sales of education loans. The remainder of the increase was attributable largely to the sales of home equity loans.

Securities transactions. During 2003, Key realized net securities gains of $11 million, compared with net gains of $6 million in 2002 and $35 million in 2001. Since the 2001 sales involved primarily equity securities rather than debt securities, the sales did not have a significant adverse affect on Key’s net interest income in subsequent periods.

Noninterest expense

Noninterest expense for 2003 was $2.7 billion, representing an $89 million, or 3%, increase from the prior year. In 2002, noninterest expense decreased by $288 million, or 10%.

As shown in Figure 12, Key experienced an increase of $57 million in personnel expense and $27 million in professional fees in 2003. The aggregate increase in these expense components was partially offset by a $14 million reduction in computer processing expense.

FIGURE 12. NONINTEREST EXPENSE

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

Personnel	$1,493	$1,436	$1,378	$57	4.0%
Net occupancy	228	226	232	2	.9
Computer processing	178	192	252	(14)	(7.3)
Equipment	133	136	152	(3)	(2.2)
Marketing	120	122	112	(2)	(1.6)
Professional fees	119	92	88	27	29.3
Amortization of intangibles	13	11	245	2	18.2
Other expense:
Postage and delivery	57	59	63	(2)	(3.4)
Telecommunications	32	35	44	(3)	(8.6)
Equity- and gross receipts-based taxes	20	26	29	(6)	(23.1)
OREO expense, net	16	7	6	9	128.6
Miscellaneous expense	333	311	340	22	7.1

Total other expense	458	438	482	20	4.6

Total noninterest expense	$2,742	$2,653	$2,941	$89	3.4%

Average full-time equivalent employees	20,034	20,816	21,555	(782)	(3.8)%

The 2002 reduction in noninterest expense reflected a $234 million decrease in amortization expense related to intangibles, which resulted from two significant events. In the second quarter of 2001, Key recorded a $150 million write-down of goodwill associated with management’s decision to downsize the automobile finance business. In addition, a 2002 prescribed change in accounting for goodwill reduced amortization expense by approximately $79 million. For more information pertaining to the accounting change, see the section entitled “Amortization of intangibles” on page 24. Other factors that contributed to the 2002 improvement were a $60 million reduction in computer processing expense, a $16 million decrease in equipment expense and a $20 million charge (included in miscellaneous expense) taken in the second quarter of 2001 to increase litigation reserves. These positive results were moderated by a $58 million rise in personnel expense.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

The following discussion explains the composition of certain components of Key’s noninterest expense and the factors that caused those components to change.

Personnel. As shown in Figure 13, personnel expense, the largest category of Key’s noninterest expense, rose by $57 million, or 4%, in 2003 and $58 million, or 4%, in 2002. The 2003 increase resulted from a rise in employee benefit (primarily pension) costs, a higher level of stock-based compensation expense and an increase in severance expense, offset in part by lower incentive compensation accruals. In 2002, the increase was due primarily to a rise in the cost of employee benefits and the effect of annual merit increases, most of which generally take effect during the second quarter.

FIGURE 13. PERSONNEL EXPENSE

Year ended December 31,				Change 2003 vs 2002

dollars in millions	2003	2002	2001	Amount	Percent

Salaries	$858	$858	$836	—	—
Incentive compensation	338	349	348	$(11)	(3.2)%
Employee benefits	255	217	188	38	17.5
Stock-based compensation	23	7	6	16	228.6
Severance	19	5	—	14	280.0

Total personnel expense	$1,493	$1,436	$1,378	$57	4.0%

Effective January 1, 2003, Key adopted the fair value method of accounting as outlined in SFAS No. 123, “Accounting for Stock-Based Compensation.” Additional information pertaining to this accounting change is included in Note 1 (“Summary of Significant Accounting Policies”) under the headings “Stock-Based Compensation” on page 54 and “Accounting Pronouncements Adopted in 2003” on page 55.

The level of Key’s personnel expense continues to reflect the benefits derived from a competitiveness initiative completed in 2002, as well as the continuous improvement efforts that have evolved from it. Management will continue to evaluate staffing levels and make appropriate changes when they can be accomplished without damaging either customer service or our ability to develop higher return businesses. For 2003, the average number of full-time equivalent employees was 20,034, compared with 20,816 for 2002 and 21,555 for 2001. At December 31, 1999, the end of the quarter in which the competitiveness initiative was launched, the number of full-time equivalent employees was 24,568.

Computer processing. The decrease in computer processing expense in both 2003 and 2002 was due primarily to a lower level of computer software amortization. These reductions were attributable to declines in the number of capitalized software projects.

Equipment. The decrease in equipment expense in 2002 was driven by reductions in depreciation and rental expense stemming from cost management efforts and a competitiveness initiative.

Professional fees. The 2003 increase in professional fees reflects additional costs incurred to enhance Key’s sales management systems.

Amortization of intangibles. On January 1, 2002, Key stopped amortizing goodwill, consistent with the adoption of new accounting guidance applicable to all companies. This change reduced noninterest expense by approximately $79 million for 2002. In accordance with the new guidance, Key completed its transitional goodwill impairment testing during the first quarter of 2002, and determined that no impairment existed as of January 1, 2002. Key performed annual goodwill impairment testing as of October 1, 2003 and 2002, and determined that no impairment existed at those dates as well. Additional information pertaining to the new accounting guidance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets” on page 53.

Income taxes

The provision for income taxes was $339 million for 2003, compared with $336 million for 2002 and $102 million for 2001. The effective tax rate, which is the provision for income taxes as a percentage of income before income taxes, was 27.3% for 2003, compared with 25.6% for 2002 and 39.4% for 2001. In 2001, the effective tax rate was significantly distorted by the $150 million nondeductible write-down of goodwill recorded in the second quarter in connection with management’s decision to downsize Key’s automobile finance business. Excluding this charge, the effective tax rate for 2001 was 24.9%.

As discussed below, Key has transferred the management of residual values of certain equipment leases to a foreign subsidiary in a lower tax jurisdiction. A smaller number of such leases were transferred in 2003 than in 2002, which contributed to the increase in the effective tax rate. The rate increase was moderated, however, by tax-exempt income from corporate-owned life insurance and credits associated with investments in low-income housing projects, both of which represented a higher percentage of income before income taxes in 2003 than in 2002.

The effective tax rates for both 2003 and 2002 are substantially below Key’s combined statutory federal and state rate of 37.5% (37% in 2002), primarily because portions of the equipment leasing portfolio became subject to a lower income tax rate in the latter half of 2001 when Key transferred responsibility for the management of portions of that portfolio to a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this subsidiary, no deferred income taxes have been recorded on those earnings in accordance with SFAS No. 109, “Accounting for Income Taxes.” Other factors that account for the difference between the effective and statutory tax rates in the current and prior year include tax deductions associated

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

with dividends paid on common shares held in Key’s 401(k) savings plan, income from investments in tax-advantaged assets (such as tax-exempt securities and corporate-owned life insurance) and credits associated with investments in low-income housing projects.

FINANCIAL CONDITION

Loans

Figure 14 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.

FIGURE 14. COMPOSITION OF LOANS

December 31,	2003		2002		2001

dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$17,012	27.1%	$17,425	27.9%	$18,159	28.7%
Commercial real estate[a]:
Commercial mortgage	5,677	9.1	6,015	9.6	6,669	10.5
Construction	4,978	7.9	5,659	9.1	5,878	9.3

Total commercial real estate loans	10,655	17.0	11,674	18.7	12,547	19.8
Commercial lease financing	8,522	13.6	7,513	12.0	7,357	11.6

Total commercial loans	36,189	57.7	36,612	58.6	38,063	60.1
CONSUMER
Real estate — residential mortgage	1,613	2.5	1,968	3.1	2,315	3.7
Home equity	15,038	24.0	13,804	22.1	11,184	17.7
Consumer — direct	2,119	3.4	2,161	3.5	2,342	3.7
Consumer — indirect:
Automobile lease financing	305	.5	873	1.4	2,036	3.2
Automobile loans	2,025	3.2	2,181	3.5	2,497	4.0
Marine	2,506	4.0	2,088	3.3	1,780	2.8
Other	542	.9	667	1.1	1,036	1.6

Total consumer — indirect loans	5,378	8.6	5,809	9.3	7,349	11.6

Total consumer loans	24,148	38.5	23,742	38.0	23,190	36.7
LOANS HELD FOR SALE	2,374	3.8	2,103	3.4	2,056	3.2

Total	$62,711	100.0%	$62,457	100.0%	$63,309	100.0%

	2000		1999

	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$20,100	30.0%	$18,497	28.8%
Commercial real estate[a]:
Commercial mortgage	6,876	10.3	6,836	10.6
Construction	5,154	7.7	4,528	7.1

Total commercial real estate loans	12,030	18.0	11,364	17.7
Commercial lease financing	7,164	10.7	6,665	10.4

Total commercial loans	39,294	58.7	36,526	56.9
CONSUMER
Real estate — residential mortgage	4,212	6.3	3,962	6.1
Home equity	9,908	14.8	7,973	12.4
Consumer — direct	2,539	3.8	2,565	4.0
Consumer — indirect:
Automobile lease financing	3,005	4.5	3,195	5.0
Automobile loans	2,809	4.2	3,082	4.8
Marine	1,657	2.5	1,716	2.7
Other	1,252	1.9	1,600	2.5

Total consumer — indirect loans	8,723	13.1	9,593	15.0

Total consumer loans	25,382	38.0	24,093	37.5
LOANS HELD FOR SALE	2,229	3.3	3,603	5.6

Total	$66,905	100.0%	$64,222	100.0%

a See Figure 15 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2003.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

At December 31, 2003, total loans outstanding were $62.7 billion, compared with $62.5 billion at the end of 2002 and $63.3 billion at the end of 2001. Among the factors that contributed to the decrease in our loans since 2001 are:

•	Loan sales completed to improve the profitability of the overall portfolio, or to accommodate our asset/liability management needs;

•	Weak commercial loan demand due to the soft economy; and

•	Our decision to exit the automobile leasing business, de-emphasize indirect prime automobile lending and discontinue certain credit-only commercial relationships.

Over the past several years, we have used alternative funding sources like loan sales and securitizations to support our loan origination capabilities. In addition, several acquisitions have improved our ability to generate and securitize new loans, especially in the area of commercial real estate. These acquisitions include the purchase of Conning Asset Management in June 2002, and both Newport Mortgage Company, L.P. and National Realty Funding L.C. in 2000.

Commercial loan portfolio. Commercial loans outstanding decreased by $423 million, or 1%, from one year ago. Over the past year, growth in equipment lease financing receivables was more than offset by declines in all other commercial portfolios, reflecting softness in the economy and our decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses. The aggregate decline in these other commercial portfolios was moderated by Key’s consolidation of an asset-backed commercial paper conduit, which resulted from an accounting change and added approximately $200 million to Key’s commercial loans outstanding.

Equipment lease financing is a specialty business in which Key believes it has both the scale and array of products to compete on a world-wide basis. Despite the soft economy, this business continued to grow during 2003 due in part to the success of our “Lead with leasing” campaign designed to improve the penetration of Key’s middle-market customer base. In addition, Key acquired a $311 million commercial lease financing portfolio and a $71 million commercial loan portfolio from a Canadian financial institution. The acquisition of these portfolios further diversified our asset base and has generated additional equipment financing opportunities.

Commercial real estate loans, related to both owner and nonowner-occupied properties, constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2003, Key’s commercial real estate portfolio included mortgage loans of $5.7 billion and construction loans of $5.0 billion. The average size of a mortgage loan was $.5 million and the largest mortgage loan had a balance of $29 million. The average size of a construction loan was $8 million. The largest construction loan commitment was $65 million, none of which was outstanding.

Key conducts its commercial real estate lending business through two primary sources: a 12-state banking franchise and KeyBank Real Estate Capital, a national line of business that cultivates relationships both within and beyond the branch system. The KeyBank Real Estate Capital line of business deals exclusively with nonowner-occupied properties (generally properties in which the owner occupies less than 60% of the premises) and accounted for approximately 54% of Key’s total average commercial real estate loans during 2003. Our commercial real estate business as a whole focuses on larger real estate developers and, as shown in Figure 15, is diversified by both industry type and geography.

FIGURE 15. COMMERCIAL REAL ESTATE LOANS

December 31, 2003	Geographic Region
					Total	Percent of
dollars in millions	East	Midwest	Central	West	Amount	Total

Nonowner-occupied:
Multi-family properties	$576	$508	$631	$567	$2,282	21.4%
Retail properties	203	488	103	242	1,036	9.7
Office buildings	138	88	169	190	585	5.5
Residential properties	160	49	152	490	851	8.0
Warehouses	15	104	92	108	319	3.0
Manufacturing facilities	1	16	8	10	35	.3
Hotels/Motels	6	6	1	8	21	.2
Other	126	295	53	161	635	6.0

	1,225	1,554	1,209	1,776	5,764	54.1
Owner-occupied	662	2,112	604	1,513	4,891	45.9

Total	$1,887	$3,666	$1,813	$3,289	$10,655	100.0%

Nonowner-occupied:
Nonperforming loans	—	$4	$1	$5	$10	N/M
Accruing loans past due 90 days or more	—	5	—	4	9	N/M
Accruing loans past due 30 through 89 days	—	7	5	3	15	N/M

N/M = Not Meaningful

Consumer loan portfolio. Consumer loans outstanding increased by $406 million, or 2%, from one year ago. Our home equity portfolio increased by $1.2 billion, largely as a result of our focused efforts to grow this business, facilitated by a period of lower interest rates. The growth of the home equity portfolio was substantially offset by declines of $568 million in automobile lease financing receivables and $355 million in residential real estate mortgage loans. The decline in automobile lease financing receivables reflects our decision to exit the automobile leasing business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Residential real estate loans declined because most of the new loans originated by Key over the past twelve months were originated for sale. Additionally, low interest rates led to an increase in mortgage prepayment activity.

Excluding loan sales and acquisitions, consumer loans would have increased by $1.2 billion, or 5%, during the past twelve months.

The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. Key’s home equity portfolio is derived primarily from our Retail Banking line of business (53% of the home equity portfolio at December 31, 2003) and the National Home Equity unit within our Consumer Finance line of business.

The National Home Equity unit has two components: Champion Mortgage Company, a home equity finance company, and Key Home Equity Services, which purchases individual loans from an extensive network of correspondents and brokers. Prior to the third quarter of 2002, Key Home Equity Services also purchased loans through bulk portfolio acquisitions from home equity loan companies.

Figure 16 summarizes Key’s home equity loan portfolio at December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.

Sales and securitizations. During 2003, Key sold $1.7 billion of commercial real estate loans, $1.2 billion of education loans ($998 million through securitizations), $815 million of home equity loans, $671 million of residential real estate loans and $312 million of commercial loans.

Among the factors that Key considers in determining which loans to securitize are:

•	whether the characteristics of a specific loan portfolio make it conducive to securitization;

•	the relative cost of funds;

•	the level of credit risk; and

•	capital requirements.

FIGURE 16. HOME EQUITY LOANS

December 31,
dollars in millions	2003	2002	2001	2000	1999

SOURCES OF LOANS OUTSTANDING
Retail Banking (KeyCenters) and Small Business	$8,370	$7,549	$5,570	$5,358	$5,066
McDonald Financial Group and other sources	1,483	1,318	861	778	674

Champion Mortgage Company	2,857	2,210	1,886	1,082	371
Key Home Equity Services division	2,328	2,727	2,867	2,690	1,862

National Home Equity line of business	5,185	4,937	4,753	3,772	2,233

Total	$15,038	$13,804	$11,184	$9,908	$7,973

Nonperforming loans	$153	$146	$60	$80	$50
Net charge-offs for the year	55	52	98	17	9
Yield for the year	5.92%	6.82%	8.55%	9.29%	8.54%

Figure 17 summarizes Key’s loan sales (including securitizations) for 2003 and 2002.

FIGURE 17. LOANS SOLD

		Commercial	Commercial	Residential	Home	Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	— Indirect	Education	Total

2003

Fourth quarter	$73	$599	—	$129	$96	—	$96	$993
Third quarter	120	423	—	211	473	—	895	2,122
Second quarter	67	408	—	184	134	—	85	878
First quarter	52	253	—	147	112	—	109	673

Total	$312	$1,683	—	$671	$815	—	$1,185	$4,666

2002

Fourth quarter	$93	$603	—	$65	$110	$177	$100	$1,148
Third quarter	18	352	—	25	242	3	784	1,424
Second quarter	31	159	$18	20	24	—	70	322
First quarter	—	319	—	—	9	—	116	444

Total	$142	$1,433	$18	$110	$385	$180	$1,070	$3,338

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Figure 18 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. Included are loans that have been both securitized and sold, or simply sold outright. In the event of default, Key is subject to recourse with respect to approximately $581 million of the $30.4 billion of loans administered or serviced at December 31, 2003.

FIGURE 18. LOANS ADMINISTERED OR SERVICED

December 31,
in millions	2003	2002		2001

Education loans	$4,610	$4,605		$4,433
Automobile loans	—	54		131
Home equity loans	215	456		768
Commercial real estate loans	25,376	19,508	[a]	10,471
Commercial loans	167	123		983

Total	$30,368	$24,746		$16,786

a Includes $4.1 billion of serviced loans purchased in the June 28, 2002, acquisition of Conning Asset Management.

Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as “other income”) from servicing or administering the loans, and we earn interest income from any securitized assets retained. Conning Asset Management and National Realty Funding L.C. service the commercial real estate loans shown in Figure 18; other financial institutions originated most of these loans.

Figure 19 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2003, approximately 51% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $11.9 billion with floating or adjustable rates and $2.5 billion with predetermined rates.

FIGURE 19. MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES

December 31, 2003	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$10,289	$4,571	$2,152	$17,012
Real estate — construction	2,740	2,097	141	4,978
Real estate — residential and commercial mortgage	1,813	2,193	3,284	7,290

	$14,842	$8,861	$5,577	$29,280

Loans with floating or adjustable interest rates[a]		$7,808	$4,057
Loans with predetermined interest rates[b]		1,053	1,520

		$8,861	$5,577

a “Floating” and “adjustable” rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

b “Predetermined” interest rates either are fixed or will change during the term of the loan according to a specific formula or schedule.

Securities

At December 31, 2003, the securities portfolio totaled $8.8 billion and included $7.6 billion of securities available for sale, $98 million of investment securities and $1.1 billion of other investments (primarily principal investments). In comparison, the total portfolio at December 31, 2002, was $9.5 billion, including $8.5 billion of securities available for sale, $120 million of investment securities and $919 million of other investments. The weighted-average maturity of the portfolio was 3.1 years at December 31, 2003, compared with 3.0 years at December 31, 2002.

The size and composition of Key’s securities portfolio are dependent largely on our needs for liquidity and the extent to which we are required or elect to hold these assets as collateral to secure public and trust deposits. Although debt securities are generally used for this purpose, other assets, such as securities purchased under resale agreements, may be used temporarily when they provide more favorable yields.

Securities available for sale. The majority of Key’s securities available-for-sale portfolio consist of collateralized mortgage obligations that provide a source of interest income and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation (“CMO”) is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 2003, Key had $7.1 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared with $8.1 billion at December 31, 2002. Key invested more heavily in these securities during 2002 as opportunities to originate loans (Key’s preferred earning asset) declined in the soft economy. However, during the second quarter of 2003, Key reduced the level of its CMOs by approximately $750 million, primarily through sales undertaken to manage prepayment risk. The securities sold were backed by higher coupon mortgages and had very short expected average lives. Substantially all Key’s mortgage-backed securities are issued or backed by federal agencies. The CMO securities Key holds are shorter-maturity class bonds that are structured to have more predictable cash flows than other longer-term class bonds during periods of rising interest rates.

Figure 20 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about retained interests in securitizations, gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 61.

Investment securities. Securities issued by states and political subdivisions constitute most of Key’s investment securities. Figure 21 shows the composition, yields and remaining maturities of these securities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 20. SECURITIES AVAILABLE FOR SALE

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-	Retained			Weighted
	Agencies and	Political	Mortgage	Backed	Interests in	Other		Average
dollars in millions	Corporations	Subdivisions	Obligations[a]	Securities[a]	Securitizations[a]	Securities	Total	Yield[b]

DECEMBER 31, 2003
Remaining maturity:
One year or less	$30	—	$149	$99	$13	$116	$407	5.13%
After one through five years	29	$4	6,201	297	115	61	6,707	4.22
After five through ten years	2	8	208	63	47	1	329	8.59
After ten years	3	11	48	10	—	123[c]	195	9.08

Fair value	$64	$23	$6,606	$469	$175	$301	$7,638	—
Amortized cost	63	23	6,696	453	105	288	7,628	4.54%
Weighted-average yield	1.84%	7.64%	4.14%	5.54%	29.14%	2.12%[b]	4.54%	—
Weighted-average maturity	1.6 years	11.0 years	3.2 years	2.0 years	4.6 years	3.4 years	3.1 years	—

DECEMBER 31, 2002
Fair value	$23	$35	$7,207	$852	$209	$181	$8,507	—
Amortized cost	22	35	7,143	815	166	208	8,389	5.76%

DECEMBER 31, 2001
Fair value	$99	$21	$3,805	$1,032	$234	$217	$5,408	—
Amortized cost	99	21	3,791	1,008	214	232	5,365	7.26%

[a] Maturity is based upon expected average lives rather than contractual terms.

[b] Weighted-average yields are calculated based on amortized cost and exclude equity securities of $168 million that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[c] Includes primarily marketable equity securities.

FIGURE 21. INVESTMENT SECURITIES

	States and			Weighted
	Political	Other		Average
dollars in millions	Subdivisions	Securities	Total	Yield[a]

DECEMBER 31, 2003
Remaining maturity:
One year or less	$23	$2	$25	9.94%
After one through five years	52	8	60	8.47
After five through ten years	7	5	12	5.68
After ten years	1	—	1	11.30

Amortized cost	$83	$15	$98	8.50%
Fair value	89	15	104	—
Weighted-average maturity	2.5 years	3.8 years	2.7 years	—

DECEMBER 31, 2002
Amortized cost	$120	—	$120	9.43%
Fair value	129	—	129	—

DECEMBER 31, 2001
Amortized cost	$225	—	$225	8.71%
Fair value	234	—	234	—

a Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — are carried at fair value, which aggregated $732 million at December 31, 2003, and $677 million at December 31, 2002. They represent approximately 67% of other investments at December 31, 2003, and include direct and indirect investments predominately in privately-held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors.

In addition to principal investments, other investments include securities that do not have readily determinable fair values. These securities include certain real estate-related investments. Neither these securities nor principal investments have stated maturities.

Deposits and other sources of funds

“Core deposits” — domestic deposits other than certificates of deposit of $100,000 or more — are Key’s primary source of funding. During 2003,

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

core deposits averaged $41.7 billion, and represented 57% of the funds Key used to support earning assets, compared with $37.7 billion and 52% during 2002, and $37.5 billion and 50% during 2001. The composition of Key’s deposits is shown in Figure 6, which spans pages 18 and 19.

The increase in the level of Key’s core deposits during both 2003 and 2002 was due primarily to higher levels of NOW accounts, money market deposit accounts and noninterest-bearing deposits. These deposits grew because clients showed a preference for investments that provide high levels of liquidity in a low interest rate environment. Additionally, a more aggressive pricing structure implemented in mid-2002 supported the growth in money market deposits. Noninterest-bearing deposits also increased because we intensified our cross-selling efforts, introduced new products, such as free checking, and collected more escrow deposits associated with the servicing of commercial real estate loans. Time deposits decreased by 12% in 2003 and 9% in 2002 in part because, like our competitors, Key reduced the rates paid for them as the Federal Reserve reduced interest rates in general.

Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $14.0 billion during 2003, compared with $15.5 billion during 2002 and $20.0 billion in 2001. Although the volume of large certificates of deposit has remained relatively unchanged from a year ago, deposits in the foreign branch and short-term borrowings both declined. This is attributable in part to reduced funding needs due to core deposit growth, loan sales, slow demand for loans and our decision to scale back or discontinue certain types of lending.

We continue to consider loan sales and securitizations as a funding alternative when market conditions are favorable. Key securitized and sold $998 million of education loans in 2003 and $750 million in 2002.

Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2003 include demand deposits of $7.3 billion that are classified as money market deposit accounts. In Figure 6, demand deposits continue to be reported as noninterest-bearing checking accounts.

At December 31, 2003, Key had $7.6 billion in time deposits of $100,000 or more. Figure 22 shows the maturity distribution of these deposits.

FIGURE 22. MATURITY DISTRIBUTION OF
TIME DEPOSITS OF $100,000 OR MORE

December 31, 2003	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$1,329	$2,754	$4,083
After three through twelve months	1,212	—	1,212
After twelve months	2,350	—	2,350

Total	$4,891	$2,754	$7,645

Capital

Shareholders’ equity. Total shareholders’ equity at December 31, 2003, was $7.0 billion, up $134 million from the balance at December 31, 2002. Growth in retained earnings and the issuance of common shares out of the treasury stock account in connection with employee stock purchase, dividend reinvestment and stock option programs contributed to the increase. Other factors contributing to the change in shareholders’ equity during 2003 are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 48.

Share repurchases. In September 2003, the Board of Directors authorized the repurchase of up to 25,000,000 common shares, including 6,264,400 shares authorized (but not repurchased) under an earlier repurchase program. These shares may be repurchased in the open market or through negotiated transactions. During 2003, Key repurchased a total of 11,500,000 of its common shares at an average price per share of $26.33. At December 31, 2003, a remaining balance of 21,000,000 shares may be repurchased under the September 2003 authorization.

At December 31, 2003, Key had 75,394,536 treasury shares. Management expects to reissue those shares from time-to-time to support the employee stock purchase, stock option and dividend reinvestment plans, and for other corporate purposes. During 2003, Key reissued 4,050,599 treasury shares for employee benefit and dividend reinvestment plans.

Capital adequacy. Capital adequacy is an important indicator of financial stability and performance. Overall, Key’s capital position remains strong: the ratio of total shareholders’ equity to total assets was 8.25% at December 31, 2003, and 8.02% at December 31, 2002. Key’s ratio of tangible equity to tangible assets was 6.94% at December 31, 2003, and exceeded management’s targeted range of 6.25% to 6.75%. Management believes that Key’s strong capital position provides the flexibility to take advantage of investment opportunities and to repurchase shares when appropriate.

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 (“Shareholders’ Equity”), which begins on page 70, explains the implications of failing to meet specific capital requirements imposed by the banking regulators. Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets,” which is total assets plus certain off-balance sheet items, both adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2003, Key’s Tier 1 capital ratio was 8.35%, and its total capital ratio was 12.57%.

Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk—as KeyCorp has—must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2003, Key had a leverage ratio of 8.55%.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Both of Key’s affiliate banks qualified as “well capitalized” at December 31, 2003, since each exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key would also qualify as “well capitalized” at December 31, 2003. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or its affiliate banks.

Figure 23 presents the details of Key’s regulatory capital position at December 31, 2003 and 2002.

FIGURE 23. CAPITAL COMPONENTS
AND RISK-WEIGHTED ASSETS

December 31,
dollars in millions	2003	2002

TIER 1 CAPITAL
Common shareholders’ equity[a]	$6,961	$6,738
Qualifying capital securities	1,306	1,096
Less: Goodwill	1,150	1,142
Other assets[b]	61	53

Total Tier 1 capital	7,056	6,639

TIER 2 CAPITAL
Allowance for loan losses	1,079	1,100
Net unrealized gains on equity securities available for sale	5	—
Qualifying long-term debt	2,475	2,639

Total Tier 2 capital	3,559	3,739

Total risk-based capital	$10,615	$10,378

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$67,675	$67,886
Risk-weighted off-balance sheet exposure	18,343	19,384
Less: Goodwill	1,150	1,142
Other assets[b]	336	244
Plus: Market risk-equivalent assets	244	192

Gross risk-weighted assets	84,776	86,076
Less: Excess allowance for loan losses	327	352

Net risk-weighted assets	$84,449	$85,724

AVERAGE QUARTERLY TOTAL ASSETS	$84,000	$82,735

CAPITAL RATIOS
Tier 1 risk-based capital ratio	8.35%	7.74%
Total risk-based capital ratio	12.57	12.11
Leverage ratio[c]	8.55	8.16

a Common shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities) nor net gains or losses on cash flow hedges.

b Other assets deducted from Tier 1 capital consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

Other assets deducted from risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

c This ratio is Tier 1 capital divided by average quarterly total assets less goodwill, the nonqualifying intangible assets described in footnote (b) and deductible portions of nonfinancial equity investments.

KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2003:

•	Book value per common share was $16.73, based on 416,494,244 shares outstanding, compared with $16.12, based on 423,943,645 shares outstanding, at December 31, 2002.

•	The closing market price of a KeyCorp common share was $29.32. This price was 175% of year-end book value per share, and would produce a dividend yield of 4.16%.

•	There were 46,814 holders of record of KeyCorp common shares.

In 2003, the quarterly dividend was $.305 per common share, up from $.30 per common share in 2002. On January 16, 2004, the quarterly dividend per common share was increased by 1.6% to $.31, effective with the March 2004 dividend payment.

Figure 35 on page 44 shows the market price ranges of Key’s common shares, per common share net income and dividends paid by quarter for each of the last two years.

OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS

Off-Balance Sheet Arrangements

Key is party to various types of off-balance sheet arrangements, which could expose Key to contingent liabilities or risks of loss that are not reflected on its balance sheet.

Variable Interest Entities. A variable interest entity (“VIE”) is a partnership, limited liability company, trust or other legal entity that does not have sufficient equity to permit it to finance its activities without additional subordinated financial support from other parties, or whose investors lack one of three characteristics associated with owning a controlling financial interest. Interpretation No. 46, “Consolidation of Variable Interest Entities,” addresses how companies determine whether they must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the headings “Basis of Presentation” on page 50 and “Accounting Pronouncements Adopted in 2003” on page 55.

Key is involved with certain VIEs in which it holds a significant interest, but for which it is not the primary beneficiary. As a result, these entities are not consolidated under Interpretation No. 46. Key defines a “significant interest” in a VIE as a subordinated interest that exposes it to a significant portion of the VIE’s expected losses or residual returns, if any. Key’s involvement with VIEs in which it holds a significant interest but for which it is not the primary beneficiary is described in Note 8 (“Loan Securitizations and Variable Interest Entities”) under the heading “Unconsolidated VIEs” on page 65.

Loan Securitizations. Key securitizes and sells primarily education loans. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a special purpose entity (“SPE”)) of asset-backed securities. Securitized loans are typically removed from the balance sheet and transferred to a trust that sells interests in the form of certificates of ownership. These transactions provide an alternative source of funding for Key and reduce its credit exposure to borrowers. Under Interpretation No. 46, qualifying SPEs, including securitization trusts established by Key under SFAS No. 140, are exempt from consolidation.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

In some cases, Key retains a residual interest in securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset and/or a security. Key accounts for these retained interests as debt securities and classifies them as either available for sale or trading account assets on the balance sheet. The retained interests represent Key’s maximum exposure to loss if they were to decline in value. In the event that cash flows generated by the securitized assets become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key. Additional information pertaining to Key’s retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations” on page 52, Note 6 (“Securities”), which begins on page 61, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 63.

Commitments to extend credit or funding. Loan commitments generally help Key meet clients’ financing needs. Such commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Because a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay. Further information about Key’s loan commitments at December 31, 2003, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 77. Figure 24 shows the remaining contractual amount of each class of commitments to extend credit or funding, which represents Key’s maximum possible accounting loss at December 31, 2003.

Other off-balance sheet arrangements. Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other,” and other relationships, such as liquidity support provided to an asset-backed commercial paper conduit, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 18 under the heading “Other Off-Balance Sheet Risk” on page 79.

Contractual Obligations

Figure 24 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2003, by the specific time periods in which related payments are due or commitments expire.

FIGURE 24. CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET COMMITMENTS

		After	After
December 31, 2003	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total
Contractual obligations[a]:
Deposits with no stated maturity	$32,205	—	—	—	$32,205
Time deposits of $100,000 or more	5,295	$1,257	$657	$436	7,645
Other time deposits	6,063	3,003	1,460	482	11,008
Federal funds purchased and securities sold under repurchase agreements	2,667	—	—	—	2,667
Bank notes and other short-term borrowings	2,947	—	—	—	2,947
Long-term debt	5,518	4,660	1,720	3,396	15,294
Noncancelable operating leases	120	212	170	356	858
Purchase obligations:
Banking and financial data services	56	39	—	—	95
Telecommunications	33	34	1	—	68
Professional services	35	17	7	—	59
Technology equipment and software	30	20	3	—	53
Other	8	12	9	7	36

Total purchase obligations	162	122	20	7	311

Total	$54,977	$9,254	$4,027	$4,677	$72,935

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$14,379	$8,322	$2,207	$1,194	$26,102
Home equity	62	46	86	5,971	6,165
Principal investing	—	13	6	189	208
Commercial letters of credit	352	33	—	—	385

Total	$14,793	$8,414	$2,299	$7,354	$32,860

a Deposits and borrowings exclude interest.

Guarantees

Key is a guarantor in various agreements with third parties. As guarantor, Key may be contingently liable to make payments to the guaranteed party based on changes in an underlying that is related to an asset or liability or another entity’s failure to perform under an obligating agreement.

An underlying is a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). Additional information regarding these types of arrangements is presented in Note 18 under the heading “Guarantees” on page 78.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

RISK MANAGEMENT

Overview

Certain risks are inherent in the business activities conducted by financial services companies. As such, the ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining a company’s safety and soundness and to maximizing its profitability. Management believes that the most significant risks to which Key is exposed are market risk, credit risk, liquidity risk and operational risk. Each of these types of risk is defined and discussed in greater detail in the remainder of this section.

Key’s Board of Directors (“Board”) has established and follows a corporate governance program that serves as the foundation for managing and mitigating risk. In accordance with this program, the Board focuses on the interests of shareholders, encourages strong internal controls, demands management accountability, advocates adherence to Key’s code of ethics and administers an annual self-assessment process. The Board has established two committees whose appointed members play an integral role in helping the Board meet its risk oversight responsibilities.

Audit Committee

The Audit Committee provides review and oversight of the integrity of Key’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Key’s internal audit function and independent auditors.

Finance Committee

The Finance Committee assists the Board in its review and oversight of Key’s policies, strategies and activities related to risk management that fall outside the scope of responsibility of the Audit Committee described above. This committee also assists in the review and oversight of policies, strategies and activities related to capital management, asset and liability management, capital expenditures and various other financing and investing activities.

Key’s Board and its committees meet bi-monthly. However, it is not uncommon for more frequent contact to occur. In addition to regularly scheduled meetings, the Audit Committee will convene to discuss the content of Key’s financial disclosures and press releases related to quarterly earnings. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss events that have transpired since the preceding meeting. Also, during interim months, all members of the Board receive a formal report designed to keep them abreast of significant developments.

Market risk management

The values of some financial instruments vary not only with changes in market interest rates, but also with changes in foreign exchange rates, factors influencing valuations in the equity securities markets and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. When the value of an instrument is tied to such external factors, the holder faces “market risk.” Most of Key’s market risk is derived from interest rate fluctuations.

Interest rate risk management

Key’s Asset/Liability Management Policy Committee (“ALCO”) has developed a program to measure and manage interest rate risk. This senior management committee is also responsible for approving Key’s asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key’s interest rate sensitivity exposure.

Factors contributing to interest rate exposure. Key uses interest rate exposure models to quantify the potential impact that a variety of possible interest rate scenarios may have on earnings and the economic value of equity. The various scenarios estimate the level of Key’s interest rate exposure arising from option risk, basis risk and gap risk.

•	A financial instrument presents “option risk” when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received over the original term of the loan. Floating-rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.

•	One approach that Key follows to manage interest rate risk is to use floating-rate liabilities (such as borrowings) to fund floating-rate assets (such as loans). That way, as our interest expense increases, so will our interest income. We face “basis risk” when our floating-rate assets and floating-rate liabilities reprice in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing at the same time, interest expense and interest income may not change by the same amount.

•	Key often uses interest-bearing liabilities to fund interest-earning assets. For example, Key may sell certificates of deposit and use the proceeds to make loans. That strategy presents “gap risk” if the related liabilities and assets do not mature or reprice at the same time.

Measurement of short-term interest rate exposure. Key uses a simulation model to measure interest rate risk. The model estimates the impact that various changes in the overall level of market interest rates would have on net interest income over one and two-year time periods. The results help Key develop strategies for managing exposure to interest rate risk.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions and judgments, related primarily to loan and deposit growth, asset and liability prepayments, interest rate variations, product pricing, and on- and off-balance sheet management strategies. Management believes that the assumptions used are reasonable. Nevertheless, simulation modeling produces only a sophisticated estimate, not a precise calculation of exposure.

Key’s risk management guidelines call for preventive measures to be taken if simulation modeling demonstrates that a gradual 200 basis point increase or decrease in short-term rates over the next twelve months, defined as a stressed interest rate scenario, would adversely affect net interest income over the same period by more than 2%. Key is operating within these guidelines.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

When an increase in short-term interest rates is expected to generate lower net interest income, the balance sheet is said to be “liability-sensitive,” meaning that rates paid on deposits and other liabilities respond more quickly to market forces than yields on loans and other assets. Conversely, when an increase in short-term interest rates is expected to generate greater net interest income, the balance sheet is said to be “asset-sensitive,” meaning that yields on loans and other assets respond more quickly to market forces than rates paid on deposits and other liabilities. Key has historically maintained a modest liability-sensitive position to increasing interest rates under our “standard” risk assessment. Management actively monitors the risk of rising interest rates and takes preventive actions, when deemed necessary, with the objective of assuring that net interest income at risk does not exceed internal guidelines. In addition, since rising rates typically reflect an improving economy, management expects that Key’s lines of business could increase their portfolios of market-rate loans and deposits, which would further mitigate the effect of rising rates on Key’s interest expense.

For purposes of simulation modeling, we estimate net interest income starting with current market interest rates, and assume that those rates will not change in future periods. Then we measure the amount of net interest income at risk by gradually increasing or decreasing the Federal Funds target rate by 200 basis points over the next twelve months. At the same time, we adjust other market interest rates, such as U.S. Treasury, LIBOR, and interest rate swap rates, but not as dramatically. These market interest rate assumptions form the basis for our “standard” risk assessment in a stressed period for interest rate changes. We also assess rate risk assuming that market interest rates move faster or slower, and that the magnitude of change results in “steeper” or “flatter” yield curves.

Short-term interest rates were relatively low at December 31, 2003. To make the working model more realistic in these circumstances, management modified Key’s standard rate scenario of a gradual decrease of 200 basis points over twelve months to a gradual decrease of 25 basis points over two months and no change over the following ten months.

In addition to modeling interest rates as described above, Key models the balance sheet in three distinct ways to forecast changes over different periods and under different conditions. Our initial simulation of net interest income assumes that the composition of the balance sheet will not change over the next year. In other words, current levels of loans, deposits, investments, and other related assets and liabilities are held constant, and loans, deposits and investments that are assumed to mature or prepay are replaced with like amounts. Interest rate swaps and investments used for asset/liability management purposes, and term debt used for liquidity management purposes are allowed to mature without replacement. Unlike subsequent simulations of net interest income discussed below, this initial simulation assumes that all market interest rates increase or decrease at the same rate of change as the Federal Funds target rate, thereby producing a “parallel” change in the yield curve. In this simulation, we are simplistically capturing the impact of hypothetical changes in interest rates on future net interest income volatility. Additionally, growth in floating-rate loans and fixed-rate deposits, which naturally reduce the amount of net interest income at risk when interest rates are rising, are not captured in this simulation.

Another simulation, using Key’s “most likely balance sheet,” assumes that the balance sheet will grow at levels consistent with consensus economic forecasts. Investments used for asset/liability management purposes will be allowed to mature without replacement, and term debt used for liquidity management purposes will be incorporated to ensure a prudent level of liquidity. Forecasted loan, security, and deposit growth in the simulation model produces incremental risks, such as option risk, basis risk, and gap risk, that may increase interest rate risk. To mitigate some of these risks, management makes assumptions about future on- and off-balance sheet management strategies. In this simulation, we are testing the sensitivity of net interest income to future balance sheet volume changes while simultaneously capturing the impact of hypothetical changes in interest rates on future net interest income volatility. As of December 31, 2003, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income to decrease by approximately .96% if short-term interest rates gradually increase by 200 basis points over the next twelve months. Conversely, if short-term interest rates gradually decrease by 25 basis points over the next two months, net interest income would be expected to increase by approximately .07% over the next year.

The results of the “most likely balance sheet” simulation form the basis for our “standard” risk assessment that is performed monthly and reported to Key’s risk governance committees in accordance with ALCO policy. There are a variety of factors that can influence the results of the simulation. Assumptions we make about loan and deposit growth strongly influence funding, liquidity, and interest rate sensitivity. Figure 25 illustrates the variability of the simulation results that can arise from changing certain major assumptions. It is important to note that net interest income volatility is the result of business flow assumptions that may, or may not, influence the interest rate risk profile.

Finally, we simulate the impact of increasing market interest rates in the second year of a two-year time horizon. The first year of this simulation is identical to the “most likely balance sheet” simulation noted above except that we assume market interest rates do not change. In the second year, we assume that the balance sheet will continue to grow at levels consistent with consensus economic forecasts, interest rate swaps and investments used for asset/liability management purposes will be allowed to mature without replacement, and term debt will be used for liquidity management purposes. Increases in short-term borrowings remain constrained and incremental funding needs are met through term debt issuance. Forecasted loan, security and deposit growth in the second year of the simulation model produces incremental risks, such as option risk, basis risk and gap risk, that may increase interest rate risk, but unlike the first year of the simulation, management does not make any assumptions about future on- and off-balance sheet management strategies. As of December 31, 2003, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income in the second year to increase by approximately .84% if short-term interest rates gradually increase by 200 basis points during that year. Conversely, if short-term interest rates gradually decrease by 25 basis points over the first two months of the second year, net interest income would be expected to decrease by approximately .77% during that year.

As described above, Key would be in an asset-sensitive position in the second year of the “most likely balance sheet” simulation because many of the interest rate swaps used for asset/liability management purposes mature during that year, and our natural business flows are biased towards more rate sensitive loans compared with deposits.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 25. NET INTEREST INCOME VOLATILITY

Per $100 Million of New Business	Net Interest Income Volatility	Interest Rate Risk Profile
Floating-rate commercial loans at 3.0% funded short-term.	Increases annual net interest income $2.0 million.	No change.

Two-year fixed-rate CDs at 2.0% that reduce short-term funding.	Rates unchanged: Decreases annual net interest income $1.0 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .04%.

Rates up 200 basis points over 12 months:
No change to net interest income.

Five-year fixed-rate home equity loans at 6.0% funded short-term.	Rates unchanged: Increases annual net interest income $4.3 million.	Increases the “standard” simulated net interest income at risk to rising rates by .03%.

Rates up 200 basis points over 12 months:
Increases annual net interest income $3.5 million.

Premium money market deposits at 1.0% that reduce short-term funding.	Rates unchanged: No change to net interest income.	Reduces the “standard” simulated net interest income at risk to rising rates by .02%.

Rates up 200 basis points over 12 months:
Increases annual net interest income $.5 million.

Information presented in the above figure assumes a short-term funding rate of 1.0%.

It is important to note that the results of the simulation model can be different for different changes in market interest rates and over different time frames, even if the various business flow assumptions remain static. Figure 26 demonstrates Key’s net interest income exposure to various changes in the overall level of interest rates over various time frames. For purposes of demonstrating Key’s net interest income exposure, it is assumed that semi-annual base net interest income is $1.5 billion for the next two years assuming that interest rates will not change. Key’s assumed base net interest income benefits from a current liability-sensitive position, depending on the assumed slope of the yield curve and how fast and how far interest rates are assumed to move up. Accordingly, the modeled changes to net interest income in the table depict our risk to a current liability-sensitive position.

FIGURE 26. NET INTEREST INCOME EXPOSURE OVER A TWO-YEAR TIME FRAME

	First Year		Second Year
in millions	First Six Months	Twelve Months	First Six Months	Twelve Months
Assumed Base Net Interest Income	$1,500	$3,000	$1,500	$3,000

POTENTIAL RATE CHANGES	SIMULATED NET INTEREST INCOME CHANGE FROM BASE
Short-term rates increasing .5 % per quarter	-$14	-$29	+$17	+$81
in the first year, then no change afterwards.	(liability sensitive)	(liability sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates decreasing .3% in the first	+$5	+$2	-$10	-$29
quarter, then no change afterwards.	(liability sensitive)	(liability sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates unchanged in the first year,	—	—	-$2	+$25
then increasing .5% per quarter afterwards.			(liability sensitive)	(asset sensitive)

Short-term rates increasing .5% per quarter	-$14	-$30	+$8	+$87
in the first and second year.	(liability sensitive)	(liability sensitive)	(asset sensitive)	(asset sensitive)

Measurement of long-term interest rate exposure. Key uses an economic value of equity model to complement short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than two years. The economic value of Key’s equity is determined by aggregating the present value of projected future cash flows for asset, liability and derivative positions based on the current yield curve. However, economic value does not represent the fair values of asset, liability and derivative positions since it does not consider factors like credit risk and liquidity.

Key’s guidelines for risk management call for preventive measures to be taken if an immediate 200 basis point increase or decrease in interest rates is estimated to reduce the economic value of equity by more than 15%. Key is operating within these guidelines. Certain short-term interest rates were limited to reductions of less than 200 basis points because they were already unusually low.

Management of interest rate exposure. Management uses the results of short-term and long-term interest rate exposure models to formulate strategies to improve balance sheet positioning, earnings, or both, within the bounds of Key’s interest rate risk, liquidity and capital guidelines.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

We actively manage our interest rate sensitivity through investment securities, debt issuance and derivatives. Interest rate swaps are the primary tool we use to modify our interest rate sensitivity and our asset and liability durations. During the past year, management has focused on interest rate swap maturities of two years or less to preserve the flexibility of changing from “liability sensitive” to “asset sensitive” in a relatively short period of time. The decision to use these instruments rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements, and interest rate implications. Figure 27 shows the maturity structure for all swap positions held for asset/liability management purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to floating rate through a “receive fixed, pay variable” interest rate swap. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 80.

FIGURE 27. PORTFOLIO SWAPS BY INTEREST RATE RISK MANAGEMENT STRATEGY

	December 31, 2003					December 31, 2002
				Weighted-Average Rate
	Notional	Fair	Maturity			Notional	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value
Receive fixed/pay variable — conventional A/LMa	$12,275	$87	1.3	2.6%	1.2%	$5,750	$170
Receive fixed/pay variable — conventional debt	5,443	321	7.0	5.5	1.2	4,843	486
Receive fixed/pay variable — forward starting	—	—	—	—	—	50	—
Pay fixed/receive variable — conventional debt	1,496	(90)	5.2	1.9	5.7	1,833	(148)
Pay fixed/receive variable — forward starting	14	—	2.1	3.2	4.2	16	—
Foreign currency — conventional debt	1,538	304	1.7	2.4	1.4	2,061	195
Basis swaps[b]	10,095	(2)	.8	1.2	1.2	6,645	(3)
Basis — forward starting[b]	2,500	—	2.0	1.2	1.3	—	—

Total portfolio swaps	$33,361	$620	2.3	2.5%	1.4%	$21,198	$700

a Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.

b These portfolio swaps are not designated as hedging instruments under SFAS No. 133.

Key’s investment and term debt portfolios are also used to manage interest rate risk. Details regarding these portfolios can be found in the discussion of securities, beginning on page 28, in Note 6 (“Securities”), which begins on page 61, and in Note 12 (“Long-Term Debt”) on page 69. Over the past two years, we have invested more heavily in collateralized mortgage obligations as opportunities to originate loans have been adversely affected by the soft economy, while our core deposits have grown significantly. These securities, the majority of which have relatively short average lives, have been used in conjunction with swaps to manage our interest rate risk position.

One measure of our success in managing Key’s interest rate exposure is the performance of Key’s net interest margin relative to that of its peers. Figure 28 shows Key’s net interest margin for each of the last eight quarters compared with the peer median net interest margin represented by the Standard & Poor’s Regional and Diversified Bank indices. Each financial institution included in the peer group has a different business mix and product pricing structure that influences the level of its net interest margin. However, the volatility of the net interest margin over time is influenced by the level and direction of interest rate risk. As indicated in Figure 28, over the past eight quarters Key’s net interest margin has been more stable than the median net interest margin of the peer group. Since the first quarter of 2002, Key’s net interest margin decreased by 15 basis points to 3.78%, compared with a decrease of 45 basis points to 3.70% for our peers.

FIGURE 28. NET INTEREST MARGIN (TAXABLE EQUIVALENT)

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Trading portfolio risk management

Key’s trading portfolio is described in Note 19.

Management uses a value at risk (“VAR”) model to estimate the potential adverse effect of changes in interest and foreign exchange rates and equity prices on the fair value of Key’s trading portfolio. Using statistical methods, this model estimates the maximum potential one-day loss with 95% probability. At December 31, 2003, Key’s aggregate daily VAR was $1.4 million, compared with $.9 million at December 31, 2002. Aggregate daily VAR averaged $1.2 million for 2003, compared with an average of $1.4 million during 2002. VAR modeling augments other controls that Key uses to mitigate the market risk exposure of the trading portfolio. These controls include loss and portfolio size limits that are based on market liquidity and the level of activity and volatility of trading products.

Credit risk management

Credit risk represents the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. It is inherent in the financial services industry and results from extending credit to clients, purchasing securities and entering into financial derivative contracts.

Credit policy, approval and evaluation. Key manages its credit risk exposure through a multi-faceted program. Both retail and commercial credit policies are approved by independent committees, which are chaired by Key’s Chief Risk Officer. Once approved, these policies are communicated throughout Key to ensure consistency in our approach to granting credit.

Exceptions to established policies are normal when mitigating circumstances dictate. Most major lending units have been assigned specific thresholds designed to keep exception levels within reason. Key has a well-established process in place to monitor compliance with credit policies known as the Underwriting Standards Analysis (“USA”). The quarterly USA report provides data on all commercial loans over $1 million at the time of their approval. Each quarter, the data is analyzed to determine if lines of business have adhered to established exception limits. Further, the USA report identifies grading trends of new business, hurdle rate exceptions, transactions with higher risk and other pertinent lending information. This process allows Key to take timely action to modify its lending practices when necessary.

Credit approval is performed by the Credit Administration department. Credit Administration is independent of Key’s lines of business and is comprised of senior officers who have extensive experience in structuring and approving loans. Only Credit Administration officers are authorized to grant exceptions to credit policies. Credit Administration is also responsible for ensuring the accuracy of loan grading at the time of origination and as the loans season.

Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology is a blended process of expert judgment and quantitative modeling. On the commercial side, loans are generally assigned two internal risk ratings. The first rating reflects the probability of the borrower defaulting on an obligation; the second reflects expected loss on a particular credit facility. Both ratings work from a twenty grade rating scale. The assessment of default probability is based, among other factors, on the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and an assessment of industry risk within the context of the general economic outlook. Types of exposure and transaction structure, including credit risk mitigants, are additional factors that affect the expected loss assessment.

Externally and internally developed risk models are used to evaluate consumer loans. These models (“scorecards”) forecast probability of serious delinquency and default for an applicant. The scorecards are embedded in our application processing system, which allows for real time scoring and automated decisions for many of Key’s products. Key’s Risk Management group periodically validates the loan grading and scoring processes.

Key maintains an active concentration management program to help diversify its credit portfolios. On exposures to individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the underlying borrower. The higher the quality of credit, the higher the internal hold limit established. Key’s legal lending limit is well in excess of $1 billion. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2003, Key had 10 client relationships with loan commitments of more than $200 million. In general, Key’s philosophy is to maintain a very granular portfolio with regard to credit exposures.

Key manages industry concentrations using several methods. On smaller portfolios, we sometimes set limits according to a percentage of the overall loan portfolio. On larger, or higher risk portfolios, Key often establishes a specific dollar commitment level or a level of economic capital that is not to be exceeded. For example, Key has allocated a specific level of economic capital for its nonowner-occupied commercial real estate portfolio. This approach allows the commercial real estate line of business to actively manage the content of its portfolio: higher risk exposures consume more of the economic capital allocation; lower risk exposures consume less. This concentration methodology serves as a flexible constraint; availability expands as asset quality improves and contracts as asset quality deteriorates.

In addition, Key recently established a senior management committee named Credco. Although still in its early stages, Credco’s mission is to take an active role in managing the overall loan portfolio in a manner consistent with Key’s asset quality objectives. Actions taken by Credco to manage the loan portfolio could entail the use of derivatives to buy or sell credit protection, loan securitizations, portfolio swaps or bulk purchases and sales. The overarching goal of Credco is to continually manage the loan portfolio within a range of comfort.

Allowance for loan losses. The allowance for loan losses at December 31, 2003, was $1.4 billion, or 2.24% of loans. This compares with $1.5 billion, or 2.32% of loans, at December 31, 2002. The allowance includes $73 million that was specifically allocated for impaired loans of $183 million at December 31, 2003, compared with $179 million that was allocated for impaired loans of $377 million a year ago. For more information about impaired loans, see Note 9 (“Impaired Loans and Other Nonperforming Assets”) on page 66. At December 31, 2003, the allowance for loan losses was 202.59% of nonperforming loans, compared with 153.98% at December 31, 2002.

Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 51.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Briefly, management assigns a specific allowance to an impaired loan when the carrying amount of the loan exceeds the estimated present value of related future cash flows and the fair value of any existing collateral. The allowance for loan losses arising from nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets. The aggregate balance of the allowance for loan losses at December 31, 2003, represents management’s best estimate of the losses inherent in the loan portfolio at that date.

The allowance allocated for Key’s impaired loans decreased by $106 million, or 59%, over the past twelve months. This improvement reflects a significant reduction in impaired loans stemming from Key’s continued efforts to resolve problem credits, as well as stabilizing credit quality trends in certain portfolios.

The level of watch credits in the commercial portfolio has been progressively decreasing since the end of 2002. Watch credits are loans with the potential for further deterioration in quality due to the debtor’s current financial condition and related inability to perform in accordance with the terms of the loan. The commercial loan portfolios with the most significant decreases in watch credits were commercial real estate, large corporate and media. These changes reflect the fluctuations that occur in loan portfolios from time to time, underscoring the benefits of Key’s strategy to limit the concentration of credit risk in any single portfolio.

As shown in Figure 29, most of the 2003 decrease in Key’s allowance for loan losses was attributable to developments in the commercial loan portfolio. This decrease reflects stabilizing credit quality trends in certain portfolios, as well as weak demand for commercial loans in a soft economy.

FIGURE 29. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,	2003		2002		2001
		Percent of		Percent of		Percent of
		Loan Type to		Loan Type to		Loan Type to
dollars in millions	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
Commercial, financial and agricultural	$943	27.1%	$1,042	27.9%	$1,184	28.7%
Real estate — commercial mortgage	42	9.1	48	9.6	45	10.5
Real estate — construction	68	7.9	95	9.1	144	9.3
Commercial lease financing	88	13.6	74	12.0	89	11.6

Total commercial loans	1,141	57.7	1,259	58.6	1,462	60.1
Real estate — residential mortgage	3	2.5	2	3.1	4	3.7
Home equity	77	24.0	65	22.1	59	17.7
Consumer — direct	47	3.4	16	3.5	24	3.7
Consumer — indirect lease financing	8	.5	5	1.4	8	3.2
Consumer — indirect other	118	8.1	103	7.9	117	8.4

Total consumer loans	253	38.5	191	38.0	212	36.7
Loans held for sale	12	3.8	2	3.4	3	3.2
Unallocated	—	—	—	—	—	—

Total	$1,406	100.0%	$1,452	100.0%	$1,677	100.0%

	2000		1999
		Percent of		Percent of
		Loan Type to		Loan Type to
	Amount	Total Loans	Amount	Total Loans
Commercial, financial and agricultural	$698	30.0%	$469	28.8%
Real estate — commercial mortgage	35	10.3	34	10.6
Real estate — construction	71	7.7	56	7.1
Commercial lease financing	45	10.7	39	10.4

Total commercial loans	849	58.7	598	56.9
Real estate — residential mortgage	2	6.3	1	6.1
Home equity	20	14.8	7	12.4
Consumer — direct	15	3.8	8	4.0
Consumer — indirect lease financing	9	4.5	6	5.0
Consumer — indirect other	104	8.6	55	10.0

Total consumer loans	150	38.0	77	37.5
Loans held for sale	2	3.3	18	5.6
Unallocated	—	—	237	—

Total	$1,001	100.0%	$930	100.0%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Net loan charge-offs. Net loan charge-offs for 2003 were $548 million, or .87% of average loans, representing the lowest level of net charge-offs since 2000. These results compare with net charge-offs of $780 million, or 1.23% of average loans, for 2002, and $673 million, or 1.02% of average loans, for 2001. The composition of Key’s loan charge-offs and recoveries by type of loan is shown in Figure 30. The decrease in net charge-offs for 2003 occurred primarily in the healthcare, structured finance and large corporate segments of the commercial loan portfolio. Structured finance refers to a type of lending characterized by a high degree of leverage in the borrower’s financial condition and a relatively low level of tangible loan collateral.

Included in net charge-offs for 2003, 2002 and 2001 are $47 million, $227 million and $215 million, respectively, of losses charged to the now depleted portion of Key’s allowance for loan losses that had been segregated in connection with management’s decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses and to facilitate sales of distressed loans in other portfolios. Considering the progress that has been made in exiting the commitments related to these two portfolios, management believes that it is no longer necessary to segregate the run-off portfolio for reporting purposes.

FIGURE 30. SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions	2003	2002	2001	2000	1999
Average loans outstanding during the year	$62,879	$63,393	$65,976	$65,294	$62,401

Allowance for loan losses at beginning of year	$1,452	$1,677	$1,001	$930	$900
Loans charged off:
Commercial, financial and agricultural	284	407	313	175	112

Real estate — commercial mortgage	39	78	18	9	2
Real estate — construction	7	22	8	—	—

Total commercial real estate loans[a]	46	100	26	9	2
Commercial lease financing	60	94	62	14	20

Total commercial loans	390	601	401	198	134
Real estate — residential mortgage	10	6	17	8	8
Home equity	60	56	99	19	10
Credit card	—	—	1	17	89
Consumer — direct	47	51	47	57	41
Consumer — indirect lease financing	15	25	27	23	13
Consumer — indirect other	156	166	192	200	125

Total consumer loans	288	304	383	324	286

	678	905	784	522	420
Recoveries:
Commercial, financial and agricultural	36	44	26	25	28

Real estate — commercial mortgage	11	6	4	4	4
Real estate — construction	3	2	—	—	1

Total commercial real estate loans[a]	14	8	4	4	5
Commercial lease financing	13	9	5	2	3

Total commercial loans	63	61	35	31	36
Real estate — residential mortgage	1	1	8	4	4
Home equity	5	4	1	2	1
Credit card	—	—	1	5	14
Consumer — direct	9	8	8	8	8
Consumer — indirect lease financing	6	8	9	6	3
Consumer — indirect other	46	43	49	52	36

Total consumer loans	67	64	76	77	66

	130	125	111	108	102

Net loans charged off	(548)	(780)	(673)	(414)	(318)
Provision for loan losses	501	553	1,350	490	348
Allowance related to loans acquired (sold), net	—	2	(1)	(5)	—
Foreign currency translation adjustment	1	—	—	—	—

Allowance for loan losses at end of year	$1,406	$1,452	$1,677	$1,001	$930

Net loan charge-offs to average loans	.87%	1.23%	1.02%	.63%	.51%
Allowance for loan losses to year-end loans	2.24	2.32	2.65	1.50	1.45
Allowance for loan losses to nonperforming loans	202.59	153.98	184.29	154.00	208.05

a See Figure 15 and the accompanying discussion on page 26 for more information related to Key’s commercial real estate portfolio.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

As shown in Figure 30, the decrease in commercial loan net charge-offs was accompanied by a decrease in the level of net charge-offs in the consumer loan portfolio, primarily in the indirect lending segments. The reduction in these segments reflects actions taken by Key since May 2001 to exit the automobile leasing business and to de-emphasize indirect prime automobile lending.

Nonperforming assets. Figure 31 shows the composition of Key’s nonperforming assets. These assets totaled $753 million at December 31, 2003, and represented 1.20% of loans, other real estate owned (known as “OREO”) and other nonperforming assets, compared with $993 million, or 1.59%, at December 31, 2002. See Note 1 (“Summary of Significant Accounting Policies”) under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on page 51 for a summary of Key’s nonaccrual and charge-off policies.

FIGURE 31. SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31,
dollars in millions	2003	2002	2001	2000	1999
Commercial, financial and agricultural	$252	$448	$409	$301	$175

Real estate — commercial mortgage	85	157	187	90	102
Real estate — construction	25	50	83	28	7

Total commercial real estate loans[a]	110	207	270	118	109
Commercial lease financing	103	69	94	48	28

Total commercial loans	465	724	773	467	312
Real estate — residential mortgage	39	36	42	52	44
Home equity	153	146	50	80	50
Consumer — direct	14	13	9	8	6
Consumer — indirect lease financing	3	5	10	7	3
Consumer — indirect other	20	19	26	36	32

Total consumer loans	229	219	137	183	135

Total nonperforming loans	694	943	910	650	447

OREO	61	48	38	23	27
Allowance for OREO losses	(4)	(3)	(1)	(1)	(3)

OREO, net of allowance	57	45	37	22	24
Other nonperforming assets	2	5	—	—	2

Total nonperforming assets	$753	$993	$947	$672	$473

Accruing loans past due 90 days or more	$152	$198	$250	$236	$219
Accruing loans past due 30 through 89 days	613	790	1,096	963	916

Nonperforming loans to year-end loans	1.11%	1.51%	1.44%	.97%	.70%
Nonperforming assets to year-end loans plus OREO and other nonperforming assets	1.20	1.59	1.49	1.00	.74

a See Figure 15 and the accompanying discussion on page 26 for more information related to Key’s commercial real estate portfolio.

The substantial reduction in nonperforming loans during 2003 was attributable largely to decreases in the structured finance, healthcare, middle-market and commercial real estate portfolios. These reductions were offset in part by an increase in the level of commercial lease financing receivables placed on nonaccrual status; this portfolio has experienced considerable growth since mid-2002. At December 31, 2003, our 20 largest nonperforming loans totaled $219 million, representing 32% of total loans on nonperforming status.

Information pertaining to the credit exposure by industry classification inherent in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans,” is presented in Figure 32. The types of activity that caused the change in Key’s nonperforming loans during 2003 are summarized in Figure 33.

Liquidity risk management

“Liquidity” measures whether an entity has sufficient cash flow to meet its financial obligations when due. Key has sufficient liquidity when it can meet its obligations to depositors, borrowers and creditors at a reasonable cost, on a timely basis, and without adverse consequences. KeyCorp has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities, including acquisitions, at a reasonable cost, in a timely manner and without adverse consequences.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 32. COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

			Nonperforming Loans
December 31, 2003	Total	Loans		% of Loans
dollars in millions	Commitments	Outstanding	Amount	Outstanding
Industry classification:
Manufacturing	$9,769	$3,191	$97	3.0%
Services	6,820	2,485	52	2.1
Retail trade	4,752	2,816	10	.4
Financial services	4,438	918	1	.1
Property management	3,231	1,159	4	.3
Wholesale trade	2,780	1,224	12	1.0
Public utilities	2,493	420	2	.5
Building contractors	1,462	618	27	4.4
Insurance	1,331	120	—	—
Communications	1,289	414	13	3.1
Agriculture/forestry/fishing	1,047	671	11	1.6
Transportation	841	404	9	2.2
Public administration	662	223	—	—
Mining	385	135	2	1.5
Individuals	152	110	—	—
Other	2,437	2,104	12	.6

Total	$43,889	$17,012	$252	1.5%

FIGURE 33. SUMMARY OF CHANGES IN NONPERFORMING LOANS

		2003 Quarters
in millions	2003	Fourth	Third	Second	First	2002
BALANCE AT BEGINNING OF PERIOD	$943	$795	$837	$904	$943	$910
Loans placed on nonaccrual status	756	111	240	168	237	1,168
Charge-offs	(548)	(123)	(123)	(141)	(161)	(780)
Loans sold	(178)	(40)	(73)	(42)	(23)	(79)
Payments	(203)	(46)	(73)	(26)	(58)	(261)
Transfers to OREO	(26)	—	(6)	(1)	(19)	(3)
Loans returned to accrual status	(50)	(3)	(7)	(25)	(15)	(13)
Acquisition	—	—	—	—	—	1

BALANCE AT END OF PERIOD	$694	$694	$795	$837	$904	$943

Liquidity

Key’s liquidity could be adversely affected by both direct and indirect circumstances. An example of a direct (but hypothetical) event would be a significant downgrade in Key’s public credit rating by a rating agency due to deterioration in asset quality, a large charge to earnings, or a significant merger or acquisition. Examples of indirect (but hypothetical) events unrelated to Key that could have market-wide consequences would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation or rumors about Key or the banking industry in general may cause normal funding sources to tighten or withdraw for a period of time.

Liquidity for Key

Key’s Funding and Investment Management Group monitors the overall mix of funding sources with the objective of maintaining an appropriate mix in light of the structure of the asset portfolios. We use several tools to maintain sufficient liquidity.

•	We maintain portfolios of short-term money market investments and securities available for sale, substantially all of which could be converted to cash quickly at a small expense.

•	Key’s portfolio of investment securities generates prepayments (often at a premium) and payments at maturity.

•	We try to structure the maturities of our loans so we receive a relatively consistent stream of payments from borrowers.

•	We have the ability to access the securitization markets for a variety of loan types.

•	Our 906 KeyCenters in 12 states generate a sizable volume of core deposits. We monitor deposit flows and use alternative pricing structures to attract deposits when necessary. For more information about core deposits, see the section entitled “Deposits and other sources of funds,” which begins on page 29.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

•	Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements and bank notes) and also can borrow from the Federal Reserve Bank to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve Bank outstanding at December 31, 2003.

The Consolidated Statements of Cash Flow on page 49 summarize Key’s sources and uses of cash by type of activity for the years ended December 31, 2003, 2002 and 2001. As shown in these statements, Key’s largest cash flows relate to both investing and financing activities. Over the past three years, the primary sources of cash from investing activities have been loan securitizations and sales and the sales, prepayments and maturities of securities available for sale. Investing activities that have required the greatest use of cash include lending and the purchases of new securities.

Over the past three years, the primary source of cash from financing activities has been the issuance of long-term debt. However, in 2003 and 2002, deposits were also a significant source of cash. In each of the past three years, major outlays of cash have been made to repay debt issued in prior periods and to reduce the level of short-term borrowings.

Liquidity for KeyCorp

KeyCorp meets its liquidity requirements principally through regular dividends from affiliate banks. Federal banking law limits the amount of capital distributions that banks can make to their holding companies without obtaining prior regulatory approval. A national bank’s dividend paying capacity is affected by several factors, including the amount of its net profits (as defined by statute) for the two previous calendar years, and net profits for the current year up to the date of dividend declaration.

During 2003, affiliate banks paid KeyCorp a total of $245 million in dividends and nonbank subsidiaries paid a total of $73 million in dividends. KeyCorp also received a $365 million distribution of surplus in the form of cash from KeyBank National Association (“KBNA”). As of January 1, 2004, the affiliate banks had an additional $512 million available to pay dividends to KeyCorp without prior regulatory approval and remain well-capitalized under the FDIC-defined capital categories. KeyCorp generally maintains excess funds in short-term investments in an amount sufficient to meet projected debt maturities over the next twelve months.

Additional sources of liquidity

Management has implemented several programs that enable Key and KeyCorp to raise money in the public and private markets when necessary. The proceeds from all of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or extended from time to time as needed.

Bank note program. During 2003, Key’s affiliate banks raised $1.5 billion under Key’s bank note program. Of the notes issued during the year, $1.1 billion have original maturities in excess of one year and are included in long-term debt. The remaining notes have original maturities of one year or less and are included in short-term borrowings. Key’s current bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion ($19.0 billion by KBNA and $1.0 billion by Key Bank USA, National Association (“Key Bank USA”)). At December 31, 2003, $16.6 billion was available for future issuance under this program.

Euro note program. Under Key’s euro note program, KeyCorp, KBNA and Key Bank USA may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and many foreign currencies. There were $197 million of borrowings issued under this program during 2003. At December 31, 2003, $4.0 billion was available for future issuance.

KeyCorp medium-term note program. In November 2001, KeyCorp registered, under a universal shelf registration statement filed with the Securities and Exchange Commission, $2.2 billion of securities. At December 31, 2003, the entire amount registered had been allocated for the issuance of medium-term notes and the unused capacity totaled $1.4 billion.

Commercial paper and revolving credit. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. As of December 31, 2003, there were no borrowings outstanding under the commercial paper program. A revolving credit agreement that provided funding availability of up to $400 million expired on October 2, 2003, and was not renewed.

Key has a separate commercial paper program that provides funding availability of up to $1.0 billion in Canadian currency or the equivalent in U.S. currency. As of December 31, 2003, borrowings outstanding under this commercial paper program totaled $787 million in Canadian currency and $27 million in U.S. currency (equivalent to $35 million in Canadian currency).

Key’s debt ratings are shown in Figure 34 below. Management believes that these debt ratings, under normal conditions in the capital markets, allow for future offerings of securities by KeyCorp or its affiliate banks that would be marketable to investors at a competitive cost.

FIGURE 34. DEBT RATINGS

		Senior	Subordinated
	Short-term	Long-Term	Long-Term	Capital
December 31, 2003	Borrowings	Debt	Debt	Securities
KEYCORP
Standard & Poor’s	A-2	A-	BBB+	BBB
Moody’s	P-1	A2	A3	A3
Fitch	F1	A	A-	A

KBNA
Standard & Poor’s	A-1	A	A-	N/A
Moody’s	P-1	A1	A2	N/A
Fitch	F1	A	A-	N/A

KEY NOVA SCOTIA FUNDING COMPANY (“KNSF”)
Dominion Bond Rating Service[a]	R-1 (middle)	N/A	N/A	N/A

a Reflects the guarantee by KBNA of KNSF’s issuance of Canadian commercial paper.

N/A = Not Applicable

Figure 24 on page 32 summarizes Key’s significant contractual cash obligations at December 31, 2003, by specific time periods in which related payments are due or commitments expire.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Operational risk management

Key, like all businesses, is subject to operational risk, which represents the risk of loss resulting from inadequate or failed internal processes, people and systems, and external events, including legal proceedings. Resulting losses could take the form of explicit charges, increased operational costs, harm to Key’s reputation or forgone opportunities. Key seeks to mitigate operational risk through a system of internal controls that are designed to keep operational risks at appropriate levels.

We continuously look for opportunities to improve our oversight of Key’s operational risk. For example, we recently implemented a loss-event database to track the amounts and sources of operational losses. This tracking mechanism, when fully developed, gives us another resource to promptly identify weaknesses in Key and the need to take corrective action.

In addition, we continuously strive to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations. Primary responsibility for managing internal control mechanisms lies with the managers of Key’s various lines of business. The lines of business and the Risk Management group monitor and assess the overall effectiveness of our system of internal controls on an ongoing basis. Risk Management reports the results of reviews on internal controls and systems to management and the Audit Committee and independently supports the Audit Committee’s oversight process in this regard.

We recently invested in sophisticated software programs designed to assist in monitoring our control processes. We believe this technology will enhance timely reporting of the effectiveness of our controls to our management and Board.

Also, we have established a senior management committee designed to oversee Key’s level of operational risk and to respond accordingly. The Operational Risk Committee (“ORCO”) is responsible for directing and supporting Key’s operational infrastructure and related activities. Specific responsibilities include: establishing operational risk policies; defining elements of operational risk; overseeing the effectiveness of internal controls and taking actions to improve weaknesses; monitoring and approving significant risk mitigation techniques, and ensuring Key’s preparedness for Basel II expectations regarding operational risk.

FOURTH QUARTER RESULTS

Some of the highlights of Key’s fourth quarter results are summarized below. Key’s financial performance for each of the past eight quarters is summarized in Figure 35.

Net income. Key had net income of $234 million, or $.55 per common share, for the fourth quarter of 2003, compared with net income of $245 million, or $.57 per share, for the same period in 2002. The decline in earnings resulted from a decrease in net interest income and a higher level of noninterest expense. These adverse changes were offset in part by growth in noninterest income and a reduction in the provision for loan losses.

On an annualized basis, Key’s return on average total assets for the fourth quarter of 2003 was 1.11%, compared with a return of 1.17% for the fourth quarter of 2002. The annualized return on average equity was 13.37% for the fourth quarter of 2003, compared with a return of 14.46% for the year-ago quarter.

Net interest income. Net interest income was $671 million for the fourth quarter of 2003, down from $712 million for the fourth quarter of 2002. Key’s net interest margin decreased by 20 basis points to 3.78%, while average earning assets grew by $559 million. Growth in our home equity lending and commercial lease financing businesses, and an increase in short-term investments more than offset declines in the commercial and indirect lease financing portfolios. The decrease in indirect lease financing is a result of Key’s May 2001 decision to scale back or exit certain types of lending.

Noninterest income. Key’s noninterest income was $466 million for the fourth quarter of 2003, compared with $446 million for the year-ago quarter. The increase reflects a $12 million decrease in net losses incurred on the residual values of leased vehicles and equipment. In addition, Key had $8 million of net gains from principal investing in the fourth quarter of 2003, compared with $13 million of net losses in the fourth quarter of 2002. These improvements were partially offset by lower income from service charges on deposit accounts.

Noninterest expense. Noninterest expense for the fourth quarter of 2003 totaled $698 million, compared with $668 million for the fourth quarter of 2002. A $25 million rise in personnel expense accounted for most of the growth from the year-ago quarter with the largest increases occurring in pension costs (up $7 million), stock-based compensation (up $6 million) and severance expense (up $5 million).

Provision for loan losses. Key’s provision for loan losses was $123 million for the fourth quarter of 2003, compared with $147 million for the fourth quarter of 2002. Net loan charge-offs for the quarter totaled $123 million, or .78% of average loans, compared with $186 million, or 1.18%, for the year-ago quarter. Included in fourth quarter 2002 net charge-offs are $39 million of losses charged to the now depleted portion of Key’s allowance for loan losses that had been segregated in connection with management’s decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses and to facilitate sales of distressed loans in other portfolios. For more information about Key’s allowance for loan losses, see the section entitled “Allowance for loan losses,” which begins on page 37.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 35. SELECTED QUARTERLY FINANCIAL DATA

	2003 Quarters				2002 Quarters
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First
FOR THE QUARTER
Interest income	$956	$971	$1,022	$1,021	$1,077	$1,095	$1,102	$1,092
Interest expense	285	294	326	340	365	395	419	438
Net interest income	671	677	696	681	712	700	683	654
Provision for loan losses	123	123	125	130	147	135	135	136
Noninterest income	466	463	434	397	446	432	448	443
Noninterest expense	698	699	688	657	668	659	665	661
Income before taxes	316	318	317	291	343	338	331	300
Net income	234	227	225	217	245	245	246	240

PER COMMON SHARE
Net income	$.56	$.54	$.53	$.51	$.58	$.57	$.58	$.56
Net income — assuming dilution	.55	.53	.53	.51	.57	.57	.57	.56
Cash dividends paid	.305	.305	.305	.305	.30	.30	.30	.30
Book value at period end	16.73	16.64	16.60	16.32	16.12	15.66	15.46	15.05
Market price:
High	29.41	27.88	27.42	27.11	26.75	27.35	29.40	27.26
Low	25.55	24.86	22.56	22.31	21.25	20.96	25.95	22.92
Close	29.32	25.57	25.27	22.56	25.14	24.97	27.30	26.65
Weighted-average common shares (000)	420,043	421,971	423,882	425,275	424,578	426,274	426,092	424,855
Weighted-average common shares and potential common shares (000)	423,752	425,669	427,170	428,090	429,531	431,326	431,935	430,019

AT PERIOD END
Loans	$62,711	$62,723	$63,214	$62,719	$62,457	$62,951	$63,881	$63,956
Earning assets	73,143	73,258	73,716	75,113	73,635	72,546	72,820	72,382
Total assets	84,487	84,460	85,479	86,490	85,202	83,516	82,778	81,359
Deposits	50,858	48,739	49,869	50,455	49,346	44,610	44,805	43,233
Long-term debt	15,294	15,342	14,434	16,269	15,605	16,276	16,895	15,256
Shareholders’ equity	6,969	6,977	6,989	6,898	6,835	6,652	6,592	6,402

PERFORMANCE RATIOS
Return on average total assets	1.11%	1.06%	1.07%	1.05%	1.17%	1.19%	1.21%	1.20%
Return on average equity	13.37	13.06	12.98	12.91	14.46	14.74	15.16	15.53
Net interest margin (taxable equivalent)	3.78	3.73	3.85	3.86	3.98	3.99	3.98	3.93

CAPITAL RATIOS AT PERIOD END
Equity to assets	8.25%	8.26%	8.18%	7.98%	8.02%	7.97%	7.96%	7.87%
Tangible equity to tangible assets	6.94	6.94	6.90	6.71	6.73	6.71	6.69	6.57
Tier 1 risk-based capital	8.35	8.23	7.94	7.86	7.74	8.34	8.23	7.92
Total risk-based capital	12.57	12.48	12.15	12.18	12.11	12.69	12.29	12.02
Leverage	8.55	8.37	8.13	8.13	8.16	8.15	8.14	8.13

OTHER DATA
Average full-time equivalent employees	19,618	20,059	19,999	20,447	20,485	20,802	20,903	21,079
KeyCenters	906	900	903	911	910	903	905	911

Note 3 (“Acquisitions and Divestiture”) on page 57 contains specific information about the business combinations and divestiture that Key completed in the past three years to help you understand how those transactions may have impacted Key’s financial condition and results of operations.

KEYCORP AND SUBSIDIARIES

REPORT OF MANAGEMENT

Key’s management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with accounting principles generally accepted in the United States and reflect management’s best estimates and judgments. Management believes that the financial statements and notes present fairly Key’s financial position, results of operations and cash flows, and that the financial information presented elsewhere in this annual report is consistent with the financial statements.

Management is responsible for establishing and maintaining a system of internal control that is intended to protect Key’s assets and the integrity of its financial statements. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the careful selection and training of qualified personnel. Management also maintains a code of ethics that addresses conflicts of interest, compliance with laws and regulations, and prompt reporting of any failure or circumvention of controls, among other things.

We certify compliance with Key’s code of ethics annually. We have established an effective risk management function to periodically test the other internal controls, and we endeavor to correct control deficiencies as they are identified. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes Key’s system provides reasonable assurances that financial transactions are recorded properly, providing an adequate basis for reliable financial statements.

The Board of Directors discharges its responsibility for Key’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent auditors. The Audit Committee meets regularly with the independent auditors to review the scope of their audits and audit reports and to discuss necessary action. Both the independent and internal auditors have direct access to and interaction with the Audit Committee.

Management has assessed Key’s internal control and procedures over financial reporting using criteria described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control for financial reporting as of December 31, 2003.

Henry L. Meyer III
Chairman and Chief Executive Officer

Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries (“Key”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of Key’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, in 2003, Key changed its method of accounting for stock-based compensation and changed its method of accounting for certain investments. Also, as discussed in Note 1, in 2002 Key changed its method of accounting for goodwill.

Cleveland, Ohio
January 16, 2004

KEYCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,
dollars in millions	2003	2002
ASSETS
Cash and due from banks	$2,712	$3,364
Short-term investments	1,604	1,632
Securities available for sale	7,638	8,507
Investment securities (fair value: $104 and $129)	98	120
Other investments	1,092	919
Loans, net of unearned income of $1,958 and $1,776	62,711	62,457
Less: Allowance for loan losses	1,406	1,452

Net loans	61,305	61,005
Premises and equipment	606	644
Goodwill	1,150	1,142
Other intangible assets	37	35
Corporate-owned life insurance	2,512	2,414
Accrued income and other assets	5,733	5,420

Total assets	$84,487	$85,202

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$18,947	$16,249
Savings deposits	2,083	2,029
Certificates of deposit ($100,000 or more)	4,891	4,749
Other time deposits	11,008	11,946

Total interest-bearing	36,929	34,973
Noninterest-bearing	11,175	10,630
Deposits in foreign office — interest-bearing	2,754	3,743

Total deposits	50,858	49,346
Federal funds purchased and securities sold under repurchase agreements	2,667	3,862
Bank notes and other short-term borrowings	2,947	2,823
Accrued expense and other liabilities	5,752	5,471
Long-term debt	15,294	15,605
Corporation-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely subordinated debentures of KeyCorp (see Note 13)	—	1,260

Total liabilities	77,518	78,367
SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued	—	—
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 491,888,780 shares	492	492
Capital surplus	1,448	1,449
Retained earnings	6,838	6,448
Treasury stock, at cost (75,394,536 and 67,945,135 shares)	(1,801)	(1,593)
Accumulated other comprehensive income (loss)	(8)	39

Total shareholders’ equity	6,969	6,835

Total liabilities and shareholders’ equity	$84,487	$85,202

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31,
dollars in millions, except per share amounts	2003	2002	2001
INTEREST INCOME
Loans	$3,550	$3,913	$5,067
Investment securities	7	10	17
Securities available for sale	356	389	454
Short-term investments	30	30	65
Other investments	27	24	24

Total interest income	3,970	4,366	5,627
INTEREST EXPENSE
Deposits	703	897	1,478
Federal funds purchased and securities sold under repurchase agreements	50	90	198
Bank notes and other short-term borrowings	60	79	302
Long-term debt, including capital securities	432	551	824

Total interest expense	1,245	1,617	2,802

NET INTEREST INCOME	2,725	2,749	2,825
Provision for loan losses	501	553	1,350

Net interest income after provision for loan losses	2,224	2,196	1,475
NONINTEREST INCOME
Trust and investment services income	549	609	651
Service charges on deposit accounts	364	405	387
Investment banking and capital markets income	190	172	88
Letter of credit and loan fees	162	134	124
Corporate-owned life insurance income	114	108	114
Net gains from loan securitizations and sales	90	56	49
Electronic banking fees	80	79	74
Net securities gains	11	6	35
Other income	200	200	203

Total noninterest income	1,760	1,769	1,725
NONINTEREST EXPENSE
Personnel	1,493	1,436	1,378
Net occupancy	228	226	232
Computer processing	178	192	252
Equipment	133	136	152
Marketing	120	122	112
Professional fees	119	92	88
Amortization of intangibles	13	11	245
Other expense	458	438	482

Total noninterest expense	2,742	2,653	2,941
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	1,242	1,312	259
Income taxes	339	336	102

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES	903	976	157
Cumulative effect of accounting changes, net of tax (see Note 1)	—	—	(25)

NET INCOME	$903	$976	$132

Per common share:
Income before cumulative effect of accounting changes	$2.13	$2.29	$.37
Net income	2.13	2.29	.31
Income before cumulative effect of accounting changes — assuming dilution	2.12	2.27	.37
Net income — assuming dilution	2.12	2.27	.31
Weighted-average common shares outstanding (000)	422,776	425,451	424,275
Weighted-average common shares and potential common shares outstanding (000)	426,157	430,703	429,573

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common						Accumulated
	Shares				Loans to	Treasury	Other
dollars in millions,	Outstanding	Common	Capital	Retained	ESOP	Stock,	Comprehensive	Comprehensive
except per share amounts	(000)	Shares	Surplus	Earnings	Trustee	at Cost	Income (Loss)	Income
BALANCE AT DECEMBER 31, 2000	423,254	$492	$1,402	$6,352	$(13)	$(1,600)	$(10)
Net income				132				$132
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $11[a]							13	13
Cumulative effect of change in accounting for derivative financial instruments, net of income taxes of ($12)							(22)	(22)
Net unrealized gains on derivative financial instruments, net of income taxes of $12							20	20
Foreign currency translation adjustments							1	1

Total comprehensive income								$144

Cash dividends declared on common shares ($1.48 per share)				(628)
Issuance of common shares:
Acquisition of The Wallach Company, Inc.	371					9
Employee benefit and dividend reinvestment plans	2,416		(12)			56
Repurchase of common shares	(2,036)					(50)
ESOP transactions					13

BALANCE AT DECEMBER 31, 2001	424,005	$492	$1,390	$5,856	—	$(1,585)	$2
Net income				976				$976
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $27[a]							47	47
Net unrealized gains on derivative financial instruments, net of income taxes of $5							8	8
Foreign currency translation adjustments							7	7
Minimum pension liability adjustment, net of income taxes of ($14)							(25)	(25)

Total comprehensive income								$1,013

Deferred compensation			68
Cash dividends declared on common shares ($.90 per share)				(384)
Issuance of common shares under employee benefit and dividend reinvestment plans	2,939		(9)			69
Repurchase of common shares	(3,000)					(77)

BALANCE AT DECEMBER 31, 2002	423,944	$492	$1,449	$6,448	—	$(1,593)	$39
Net income				903				$903
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($42)[a]							(66)	(66)
Net unrealized losses on derivative financial instruments, net of income taxes of ($3)							(6)	(6)
Foreign currency translation adjustments							29	29
Minimum pension liability adjustment, net of income taxes of ($2)							(4)	(4)

Total comprehensive income								$856

Deferred compensation			11
Cash dividends declared on common shares ($1.22 per share)				(513)
Issuance of common shares under employee benefit and dividend reinvestment plans	4,050		(12)			95
Repurchase of common shares	(11,500)					(303)

BALANCE AT DECEMBER 31, 2003	416,494	$492	$1,448	$6,838	—	$(1,801)	$(8)

a Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year, on securities available for sale that were sold during the current year. The reclassification adjustments were $57 million ($37 million after tax) in 2003, $35 million ($22 million after tax) in 2002 and ($5) million [($4) million after tax] in 2001.

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

Year ended December 31,
in millions	2003	2002	2001
OPERATING ACTIVITIES
Net income	$903	$976	$132
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	501	553	1,350
Cumulative effect of accounting changes, net of tax	—	—	25
Depreciation expense and software amortization	197	215	285
Amortization of intangibles	13	11	245
Net securities gains	(11)	(6)	(35)
Net (gains) losses from principal investing	(40)	14	79
Net gains from loan securitizations and sales	(90)	(56)	(49)
Deferred income taxes	72	155	(139)
Net (increase) decrease in mortgage loans held for sale	78	118	(10)
Net (increase) decrease in trading account assets	(232)	(204)	146
Net decrease in accrued restructuring charges	(11)	(35)	(64)
Other operating activities, net	(124)	(282)	(271)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,256	1,459	1,694
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired	(17)	(63)	(3)
Net (increase) decrease in other short-term investments	260	485	(160)
Purchases of securities available for sale	(6,186)	(6,744)	(4,290)
Proceeds from sales of securities available for sale	3,333	1,552	349
Proceeds from prepayments and maturities of securities available for sale	3,435	2,317	5,859
Purchases of investment securities	(19)	(18)	(46)
Proceeds from prepayments and maturities of investment securities	53	95	144
Purchases of other investments	(366)	(167)	(225)
Proceeds from sales of other investments	80	45	56
Proceeds from prepayments and maturities of other investments	217	57	106
Net increase in loans, excluding acquisitions, sales and divestitures	(5,100)	(3,184)	(1,876)
Purchases of loans	(453)	—	(107)
Proceeds from loan securitizations and sales	4,748	3,393	4,916
Purchases of premises and equipment	(95)	(90)	(121)
Proceeds from sales of premises and equipment	12	9	15
Proceeds from sales of other real estate owned	74	40	27

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(24)	(2,273)	4,644
FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,532	4,128	(3,854)
Net decrease in short-term borrowings	(1,071)	(2,611)	(2,609)
Net proceeds from issuance of long-term debt, including capital securities	2,932	4,739	3,864
Payments on long-term debt, including capital securities	(4,520)	(4,418)	(3,532)
Loan payments received from ESOP trustee	—	—	13
Purchases of treasury shares	(303)	(77)	(50)
Net proceeds from issuance of common stock	59	37	33
Cash dividends paid	(513)	(511)	(501)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,884)	1,287	(6,636)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(652)	473	(298)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	3,364	2,891	3,189

CASH AND DUE FROM BANKS AT END OF YEAR	$2,712	$3,364	$2,891

Additional disclosures relative to cash flow:
Interest paid	$1,258	$1,549	$2,626
Income taxes paid	285	173	115
Noncash items:
Derivative assets resulting from adoption of new accounting standard	—	—	$120
Derivative liabilities resulting from adoption of new accounting standard	—	—	152
Cash dividends declared, but not paid	—	—	127
Transfer of investment securities to other investments	—	$847	832
Transfer of investment securities to securities available for sale	—	62	62
Net transfer of loans to other real estate owned	$98	52	46
Assets acquired	—	475	—
Liabilities assumed	—	450	—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation’s largest bank-based financial services companies. KeyCorp’s subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. As of December 31, 2003, KeyCorp’s banking subsidiaries operated 906 KeyCenters, a telephone banking call center services group and 2,167 ATMs in 17 states.

As used in these Notes, KeyCorp refers solely to the parent company and Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

USE OF ESTIMATES

Key’s accounting policies conform to accounting principles generally accepted in the United States and prevailing practices within the financial services industry. Management must make certain estimates and judgments when determining the amounts presented in Key’s consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported results have been reclassified to conform to current reporting practices.

The Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” in January 2003. This accounting guidance significantly changes how companies determine whether they must consolidate an entity depending on whether the entity is a voting rights entity or a variable interest entity (“VIE”). Interpretation No. 46 was effective immediately for entities created after January 31, 2003. Initially, Interpretation No. 46 was to be effective for previously existing entities in the first interim or annual period beginning after June 15, 2003, but in October 2003, the FASB issued final guidance that deferred the effective date for entities created before February 1, 2003, to no later than the first interim or annual period ending after December 15, 2003. As permitted, Key elected to adopt Interpretation No. 46 effective July 1, 2003. The “Accounting Pronouncements Adopted in 2003” section of this note, which begins on page 55, and Note 8 (“Loan Securitizations and Variable Interest Entities”), which begins on page 63, provide further information on Interpretation No. 46.

Key consolidates a voting rights entity if Key has a controlling financial interest in the entity. In accordance with Interpretation No. 46, VIEs are consolidated if Key is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments and other instruments.

Unconsolidated investments in voting rights entities or VIEs in which Key has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not a controlling interest) are accounted for using the equity method. Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% are generally carried at cost. Investments held by KeyCorp’s broker/dealer and investment company subsidiaries (primarily principal investments) are carried at estimated fair value.

Prior to the adoption of Interpretation No. 46, KeyCorp generally determined whether consolidation of an entity was appropriate based on the nature and amount of equity contributed by third parties, the decision-making power granted to those parties and the extent of third-party control over the entity’s operating and financial policies. Entities controlled, generally through majority ownership, were consolidated and considered subsidiaries.

Qualifying SPEs, including securitization trusts, established by Key under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Additional information on SFAS No. 140 is included in this note under the heading “Loan Securitizations” on page 52.

BUSINESS COMBINATIONS

Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 53.

STATEMENTS OF CASH FLOW

Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.

SECURITIES

Key classifies each security held into one of four categories: trading, available for sale, investment and other investments.

Trading account securities. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term, and certain interests retained in loan securitizations. All of these

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

assets are reported at fair value ($1.0 billion at December 31, 2003, and $801 million at December 31, 2002) and are included in “short-term investments” on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in “investment banking and capital markets income” on the income statement.

Securities available for sale. These are securities that Key intends to hold for an indefinite period of time and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value and include debt and marketable equity securities with readily determinable fair values. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive income (loss).” Unrealized losses on specific securities deemed to be “other-than-temporary” are included in “net securities gains” on the income statement. Additional information regarding unrealized gains and losses on debt and marketable equity securities with readily determinable fair values is included in Note 6 (“Securities”), which begins on page 61. Also included in “net securities gains” are actual gains and losses resulting from sales of specific securities.

Investment securities. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the basis of the adjusted carrying amount.

Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — represent the majority of other investments and are carried at fair value ($732 million at December 31, 2003, and $677 million at December 31, 2002). They include direct and indirect investments predominately in privately held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors. Changes in estimated fair values and actual gains and losses on sales of principal investments are included in “investment banking and capital markets income” on the income statement.

In addition to principal investments, other investments include equity and mezzanine instruments that do not have readily determinable fair values. These securities include certain real estate-related investments that are carried at estimated fair value, as well as other types of securities that are generally carried at cost. The carrying amount of the securities carried at cost is adjusted for declines in value that are considered to be “other than temporary.” These adjustments are included in “net securities gains” on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 2003, loans held for sale include mortgage and education loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. When a loan is placed in the held for sale category, amortization of the related deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Net gains or losses on sales of lease residuals are included in “other income” on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS

Key will generally stop accruing interest on a loan (i.e., designate the loan “nonaccrual”) when the borrower’s payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Loans are also placed on nonaccrual status when payment is not past due but management has serious doubts as to the ability of the borrower to comply with existing loan repayment terms. Once a loan is designated as nonaccrual, the interest accrued but not collected is generally charged against the allowance for loan losses, and payments subsequently received are generally applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., loans to finance residential mortgages, automobiles, etc.), are designated “impaired.” Impaired loans and other nonaccrual loans are returned to accrual status when management determines that the borrower’s performance has improved and that both principal and interest are collectible. This generally requires a sustained period of timely principal and interest payments.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Key determines and maintains an appropriate allowance for loan losses based on an analysis of the quality of the loan portfolio. This analysis is conducted at least quarterly, and more often if deemed necessary.

Allowance for impaired loans. When expected cash flows or collateral values do not justify the carrying amount of an impaired loan, the loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the estimated present value of future cash flows and the fair value of any existing collateral. The amount that management deems uncollectible (the impaired amount) is charged against the allowance for loan losses. Even when collateral value or other sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full, an appropriate amount is specifically allocated in the allowance for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Allowance for nonimpaired loans and binding commitments. Management establishes an allowance for nonimpaired loans and legally binding commitments by applying historical loss rates to existing loans with similar risk characteristics. The portion of this allowance that was related to legally binding commitments was $70 million at December 31, 2003, compared with $72 million at December 31, 2002. The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of the following factors:

•	changes in national and local economic and business conditions;

•	changes in experience, ability and depth of lending management and staff, in lending policies or in the mix and volume of the loan portfolio;

•	the trend of the volume of past due, nonaccrual and other loans; and

•	external forces, such as competition, legal developments and regulatory guidelines.

LOAN SECURITIZATIONS

Key sells education loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a SPE) of asset-backed securities. Securitized loans are removed from the balance sheet and a net gain or loss is recorded when the combined net sales proceeds and, if applicable, residual interests differ from the loans’ allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net gains from loan securitizations and sales” on the income statement. A servicing asset may also be recorded if Key either purchases or retains the right to service these loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”

Key adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which took effect for all transactions entered into after March 31, 2001. SFAS No. 140 added three significant rules to practices already in effect. These rules:

•	prescribe the test that determines whether a SPE is a “qualifying” SPE, and prescribe the amount and type of derivative instruments a qualifying SPE can hold and the activities it may pursue;

•	provide more restrictive guidance regarding the circumstances under which a company that transfers assets to a qualifying SPE will be deemed to have relinquished control of such assets and may account for the transaction as a sale; and

•	require extensive disclosures about collateral, assets securitized and accounted for as a sale, and retained interests in securitized assets.

Under Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140, are exempt from consolidation. Additional information on Interpretation No. 46 is summarized in this note under the headings “Basis of Presentation” on page 50 and “Accounting Pronouncements Adopted in 2003,” on page 55.

In some cases, Key retains a residual interest in securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset and/or a security. The accounting for these retained interests is subject to the rules contained in SFAS No. 140. Under these rules, the previous carrying amount of the assets sold is allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by computing the present value of estimated cash flows, using a discount rate that reflects the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Other assumptions used in the determination of fair value are disclosed in Note 8.

In July 2000, the Emerging Issues Task Force (“EITF”), a standard-setting group working under the auspices of the FASB, issued EITF 99-20. This guidance specifies how to record interest income and measure impairment on beneficial interests retained in a securitization transaction accounted for as a sale under SFAS No. 140, and on purchased beneficial interests in securitized financial assets. Assets subject to this accounting guidance are presented on the balance sheet as “securities available for sale” or as “trading account assets.” This guidance became effective for fiscal quarters beginning after March 15, 2001, causing Key to record a cumulative after-tax loss of $24 million in earnings for the second quarter of 2001. This loss is presented on Key’s income statement as a “cumulative effect of accounting change.”

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

The present value of these cash flows is referred to as the “retained interest fair value.” For retained interests classified as trading account assets, any increase or decrease in the asset’s fair value is recognized in “other income” on the income statement. Generally, if the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of “accumulated other comprehensive income (loss),” and the yield on the retained interest is adjusted prospectively.

SERVICING ASSETS

Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($117 million at December 31, 2003, and $99 million at December 31, 2002) and included in “accrued income and other assets” on the balance sheet. Fair value is initially measured by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with the serviced loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2003 and 2002.

GOODWILL AND OTHER INTANGIBLE ASSETS

“Goodwill” represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. “Other intangibles” represent primarily the net present value of the future economic benefits to be derived from the purchase of core deposits. Other intangibles are amortized on either an accelerated or straight-line basis over periods ranging from 3 to 30 years.

Effective January 1, 2002, Key adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which replaced Accounting Principles Board Opinion No. 17, “Intangible Assets.” Under the new accounting standard, companies are no longer permitted to amortize goodwill and other intangible assets deemed to have indefinite lives. This change reduced Key’s noninterest expense and increased net income by approximately $79 million, or $.18 per common share, for 2002.

Under SFAS No. 142, goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key has determined that its reporting units for purposes of this testing are its major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services.

The first step in this testing requires that the fair value of each reporting unit be determined. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated and a second step of impairment testing is required. If such were the case, Key would assume that the purchase price of the reporting unit is equal to its fair value as determined in the first step and then allocate that purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the assumed purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill. SFAS No. 142 required that any impairment losses resulting from its initial application be reported as a “cumulative effect of accounting change” on the income statement.

Key was required to perform a transitional impairment test of goodwill as of January 1, 2002. In conducting this testing, Key used a discounted cash flow methodology to determine the fair value of its reporting units and a relative valuation methodology to review the fair values for reasonableness. Then, Key compared the fair value of each reporting unit with its carrying amount. Under SFAS No. 142, if the fair value of a particular reporting unit exceeds its carrying amount, no impairment is indicated and further testing is not required. Key completed its transitional goodwill impairment testing during the first quarter of 2002 and determined that no impairment existed as of January 1, 2002.

Key performs the annual goodwill impairment testing required by SFAS No. 142 in the fourth quarter of each year. Any impairment losses would be charged against income from operations. Key’s annual goodwill impairment testing was performed as of October 1, 2003, and it was determined that no impairment existed at that date.

Prior to the adoption of SFAS No. 142, goodwill was amortized using the straight-line method over the period (up to 40 years) that management expected the acquired assets to have value. Key reviewed goodwill and other intangibles for impairment when impairment indicators, such as significant changes in market conditions, changes in product mix or management focus, or a potential sale or disposition, arose. In most instances, Key used the undiscounted cash flow method in testing for impairment. In May 2001, Key recorded a goodwill impairment charge of $150 million as a result of management’s decision to downsize the automobile finance business.

INTERNALLY DEVELOPED SOFTWARE

Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($106 million at December 31, 2003, and $105 million at December 31, 2002) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during both the planning and the post-development phases of an internal software project are expensed as incurred.

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

Key’s accounting policies related to such derivatives reflect the accounting guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which became effective for Key as of January 1, 2001. This standard established the appropriate accounting and reporting for derivative instruments and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of derivatives depends on whether they have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

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

A cash flow hedge is used to hedge the variability of future cash flows against changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of “accumulated other comprehensive income (loss)” and reclassified into earnings in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in earnings during the current period.

As a result of adopting SFAS No. 133, Key recorded cumulative after-tax losses of $1 million in earnings and $22 million in “accumulated other comprehensive income (loss)” as of January 1, 2001. The cumulative loss included in earnings represented the fair value at January 1, 2001, of all derivatives that were then designated as fair value hedges and the unrealized gain or loss on the related hedged assets and liabilities. The cumulative loss included in “accumulated other comprehensive income (loss)” represented the effective portion of the fair value of all derivatives designated as cash flow hedges.

DERIVATIVES USED FOR TRADING PURPOSES

Key also uses derivatives for trading purposes. Key enters into contracts for such derivatives either to make a market for clients or for proprietary trading purposes. Derivatives used for trading purposes typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors.

All derivatives used for trading purposes are recorded at fair value. Fair value is determined by estimating the present value of future cash flows. Derivatives with a positive fair value are included in “accrued income and other assets” on the balance sheet, and derivatives with a negative fair value are included in “accrued expense and other liabilities.” Changes in fair value (including payments and receipts) are recorded in “investment banking and capital markets income” on the income statement.

STOCK-BASED COMPENSATION

Through December 31, 2002, Key accounted for stock options issued to employees using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” This method requires that compensation expense be recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the grant date. Key’s employee stock options generally have fixed terms and exercise prices that are equal to or greater than the fair value of Key’s common shares at the grant date. As a result, Key generally had not recognized compensation expense related to stock options.

Effective January 1, 2003, Key adopted the fair value method of accounting as outlined in SFAS No. 123, “Accounting for Stock-Based Compensation.” Additional information pertaining to this accounting change is summarized under the heading “Accounting Pronouncements Adopted in 2003” on page 55.

SFAS No. 123 requires companies like Key that have used the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of accounting for stock options using the fair value method. Management estimates the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. As a result, the Black-Scholes model is not a perfect indicator of the value of an employee stock option, but it is commonly used for this purpose.

The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. The level of accuracy achieved in deriving the estimated fair value of options is directly related to the accuracy of the underlying assumptions. The assumptions pertaining to options issued during 2003, 2002 and 2001, are shown in the following table.

Year ended December 31,	2003	2002	2001
Average option life	5.0 years	4.1 years	3.9 years
Future dividend yield	4.76%	4.84%	4.22%
Share price volatility	.280	.264	.330
Weighted-average risk-free interest rate	2.9%	3.9%	5.0%

The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period. The pro forma effect of applying the fair value method of accounting to all forms of stock-based compensation (primarily stock options, restricted stock, discounted stock purchase plans and certain deferred compensation related awards) for the years ended December 31, 2003, 2002 and 2001, is shown in the following table and would, if recorded, have been included in “personnel expense” on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

As shown in the table, the pro forma effect is calculated by adjusting for stock-based compensation expense, such as that related to stock options granted in 2003, that is included in each year’s net income in accordance with the fair value method of accounting. The information presented may not be indicative of the effect in future periods.

Year ended December 31,
in millions, except per share amounts		2003	2002	2001
Net income, as reported		$903	$976	$132
Add:	Stock-based employee compensation expense included in
	reported net income, net of related tax effects	15	5	4
Deduct:	Stock-based employee compensation expense determined under
	the fair value-based method for all awards, net of related tax effects	26	28	32

Net income — pro forma		$892	$953	$104

Per common share:
Net income		$2.13	$2.29	$.31
Net income — pro forma		2.11	2.24	.25
Net income assuming dilution		2.12	2.27	.31
Net income assuming dilution — pro forma		2.10	2.22	.24

MARKETING COSTS

Key expenses all marketing-related costs, including advertising costs, as incurred.

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2003

Disclosures about pension and other postretirement benefit plans. In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This revised standard requires the disclosure of additional information related to plan assets, obligations and net benefit cost of defined benefit pension and other postretirement benefit plans. The required disclosure for Key is presented in Note 16 (“Employee Benefits”), which begins on page 73.

Medicare prescription law. In December 2003, the FASB issued guidance that requires disclosure that acknowledges the issuance of this new law and the fact that it may affect a company’s accumulated postretirement benefit obligation and net postretirement benefit cost. The required disclosure for Key is presented in Note 16.

Other-than-temporary impairment. In November 2003, the EITF finalized EITF No. 03-01, “The Meaning of Other than Temporary Impairment and its Application to Certain Investments,” which requires certain disclosures for impaired securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” for which an other-than-temporary impairment has not been recognized. The required disclosure for Key is presented in Note 6.

Accounting for certain financial instruments with characteristics of both liabilities and equity. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for issuers to classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires certain financial instruments that would previously have been classified as equity to be classified as liabilities (or as assets in some circumstances). Specifically, SFAS No. 150 defines as liabilities financial instruments issued in the form of shares that are mandatorily redeemable; financial instruments that embody an obligation to repurchase the issuer’s equity shares or are indexed to such an obligation; and financial instruments that embody an unconditional obligation or a conditional obligation that can be settled in certain ways. This accounting guidance was effective for financial instruments entered into or modified after May 31, 2003, and otherwise became effective for Key on July 1, 2003. In November 2003, the FASB indefinitely deferred the effective date of the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Additional information on this deferral is included in Note 8 under the heading “Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds.” The application of SFAS No. 150 to all other financial instruments did not have any material effect on Key’s financial condition or results of operations.

Amendment of Statement 133 on derivative instruments and hedging activities. In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities addressed under SFAS No. 133. SFAS No. 149 generally became effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this accounting guidance did not have any material effect on Key’s financial condition or results of operations.

Consolidation of variable interest entities. As disclosed under the heading “Basis of Presentation” on page 50 of this note, in January 2003, the FASB issued Interpretation No. 46, which significantly changes how Key and other companies determine whether they must consolidate an entity.

Key’s July 1, 2003, adoption of the new guidance primarily affected Key’s balance sheet; consolidating previously unconsolidated VIEs increased, and in some cases changed the classification of, assets and liabilities. Interpretation No. 46 resulted in increases of approximately $847 million to Key’s assets and liabilities at the date of adoption, with no material effect on Key’s results of operations. While consolidating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

previously unconsolidated entities or de-consolidating previously consolidated entities under Interpretation No. 46 represents an accounting change, it does not affect Key’s legal rights or obligations. Interpretation No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. See Note 8 for more detailed information pertaining to Key’s adoption of Interpretation No. 46 and involvement with VIEs. Additional information pertaining to VIEs is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 77.

In December 2003, the FASB issued an interpretation that supersedes Interpretation No. 46 (Revised Interpretation No. 46). Revised Interpretation No. 46 will be adopted by Key in the first quarter of 2004 and is summarized in the “Accounting Pronouncements Pending Adoption” section of this note.

Accounting for and disclosure of guarantees. In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of obligations undertaken. The initial recognition and measurement provisions of this guidance became effective on a prospective basis for guarantees issued or modified on or after January 1, 2003.

If Key receives a fee for a guarantee subject to these liability recognition provisions, the initial fair value “stand ready” obligation is recognized at an amount equal to the fee. If Key does not receive a fee, the fair value of the “stand ready” obligation is determined using expected present value measurement techniques, unless observable transactions for identical or similar guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. Key accounts for its release from risk for a particular guarantee either upon expiration or settlement, or by a systematic and rational amortization method depending on the risk profile of the particular guarantee.

This new accounting guidance also expands the disclosures that a guarantor must make about its obligations under certain guarantees. These disclosure requirements took effect for financial statements of interim or annual periods ending after October 15, 2002. The required disclosures for Key are provided in Note 18 under the heading “Guarantees” on page 78. The adoption of Interpretation No. 45 did not have any material effect on Key’s financial condition or results of operations.

Accounting for stock-based compensation. As discussed under the heading “Stock-Based Compensation” on page 54, effective January 1, 2003, Key adopted the fair value method of accounting as outlined in SFAS No. 123. Management is applying the change in accounting prospectively to all awards as permitted under the transition provisions in SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123 to provide three alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock compensation: (i) the prospective method chosen by Key; (ii) the modified prospective method; and, (iii) the retroactive restatement method. This accounting guidance also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock compensation and the effect of the method used on reported financial results. The required disclosures for Key are provided under the aforementioned “Stock-Based Compensation” heading.

The accounting change reduced Key’s diluted earnings per common share by less than $.02 in 2003. The effect on Key’s earnings per common share in future years will depend on the number and timing of options granted and the assumptions used to estimate their fair value. Management currently anticipates that the negative effect on Key’s earnings per common share in 2004 will be approximately $.04.

Costs associated with exit or disposal activities. In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Effective December 31, 2002, SFAS No. 146 substantially changed the rules for recognizing costs, such as lease or other contract termination costs and one-time employee termination benefits, associated with exit or disposal activities arising from corporate restructurings. Generally, these costs must be recognized when incurred. Previously, those costs could be recognized earlier, such as when a company committed to cease a line of business or relocate operations. The adoption of SFAS No. 146 did not have any material effect on Key’s financial condition or results of operations.

Asset retirement obligations. In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires a liability to be recognized for the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period they are incurred. Related costs are capitalized as part of the carrying amounts of the assets to be retired and are amortized over the assets’ useful lives. Key adopted SFAS No. 143 as of January 1, 2003. The adoption of this accounting guidance did not have any material effect on Key’s financial condition or results of operations.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION

Consolidation of variable interest entities. In December 2003, the FASB issued modifications to Interpretation No. 46 (Revised Interpretation No. 46) to provide additional scope exceptions, address certain implementation issues and promote a more consistent application of the Interpretation No. 46 provisions. Revised Interpretation No. 46 supersedes Interpretation No. 46 and will be adopted by Key in the first quarter of 2004. Management is evaluating the effect on Key’s financial condition and results of operations of adopting this guidance, but currently expects that any effect will not be material.

Accounting for certain loans or debt securities acquired in a transfer. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued a Statement of Position that addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (structured as loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. As required by this pronouncement, Key will adopt this guidance for loans acquired after December 31, 2004. Adoption of this guidance is not expected to have any material effect on Key’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

2. EARNINGS PER COMMON SHARE

Key calculates its basic and diluted earnings per common share as follows:

Year ended December 31,
dollars in millions, except per share amounts	2003	2002	2001
EARNINGS
Income before cumulative effect of accounting changes	$903	$976	$157
Net income	903	976	132

WEIGHTED AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	422,776	425,451	424,275
Effect of dilutive common stock options (000)	3,381	5,252	5,298

Weighted-average common shares and potential common shares outstanding (000)	426,157	430,703	429,573

EARNINGS PER COMMON SHARE
Income per common share before cumulative effect of accounting changes	$2.13	$2.29	$.37
Net income per common share	2.13	2.29	.31
Income per common share before cumulative effect of accounting changes — assuming dilution	2.12	2.27	.37
Net income per common share — assuming dilution	2.12	2.27	.31

3. ACQUISITIONS AND DIVESTITURE

Key completed the following acquisitions and divestiture during the past three years.

ACQUISITIONS

NewBridge Partners LLC

On July 1, 2003, Key acquired NewBridge Partners LLC, a growth equity investment management firm headquartered in New York City with managed assets of $1.8 billion at the date of acquisition. The terms of the transaction are not material to Key and have not been disclosed.

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

Conning Asset Management

On June 28, 2002, Key purchased substantially all of the mortgage loan and real estate business of Conning Asset Management, headquartered in Hartford, Connecticut. Conning’s mortgage loan and real estate business originates, securitizes and services multi-family, retail, industrial and office property mortgage loans on behalf of pension fund and life insurance company investors. At the date of acquisition, this business had net assets of $17 million and serviced approximately $4 billion in commercial mortgage loans through its St. Louis office. In accordance with a confidentiality clause in the purchase agreement, the terms, which are not material to Key, have not been disclosed.

The Wallach Company, Inc.

On January 2, 2001, Key purchased The Wallach Company, Inc., an investment banking firm headquartered in Denver, Colorado. Key paid the purchase price of approximately $11 million using a combination of cash and 370,830 Key common shares. Goodwill of approximately $9 million was recorded and, prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, was being amortized using the straight-line method over a period of 10 years.

DIVESTITURE

401(k) Recordkeeping Business

On June 12, 2002, Key sold its 401(k) plan record-keeping business. Key recognized a gain of $3 million ($2 million after tax) on the transaction, which is included in “other income” on the income statement.

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

Consumer Finance includes Indirect Lending and National Home Equity.

Indirect Lending offers automobile and marine loans to consumers through dealers and finances inventory for automobile and marine dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans from private schools to parents.

National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. These products originate outside of Key’s retail branch system. This business unit also works with mortgage brokers and home improvement contractors to provide home equity and home improvement solutions.

CORPORATE AND INVESTMENT BANKING

Corporate Banking provides an array of products and services to large corporations, middle-market companies, financial institutions and government organizations. These products and services include financing, treasury management, investment banking, derivatives and foreign exchange, equity and debt trading, and syndicated finance.

KeyBank Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties for which the owner occupies less than 60% of the premises).

Key Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Corporate Banking) if those businesses are principally responsible for maintaining the relationship with the client.

Year ended December 31,	Consumer Banking			Corporate and Investment Banking			Investment Management Services

dollars in millions	2003	2002	2001	2003	2002	2001	2003	2002	2001

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,856	$1,782	$1,827	$1,048	$1,070	$1,066	$250	$227	$224
Noninterest income	495	497	483	506	489	524	556	623	677

Total revenue (TE)[a]	2,351	2,279	2,310	1,554	1,559	1,590	806	850	901
Provision for loan losses	280	300	302	204	238	139	16	14	13
Depreciation and amortization expense	128	137	218	39	43	78	43	49	82
Other noninterest expense	1,263	1,205	1,167	680	644	637	592	609	641

Income (loss) before income taxes (TE) and cumulative effect of accounting changes	680	637	623	631	634	736	155	178	165
Allocated income taxes and TE adjustments	255	238	248	237	238	284	58	67	67

Income (loss) before cumulative effect of accounting changes	425	399	375	394	396	452	97	111	98
Cumulative effect of accounting changes	—	—	(24)	—	—	—	—	—	—

Net income (loss)	$425	$399	$351	$394	$396	$452	$97	$111	$98

Percent of consolidated net income	47%	41%	266%	43%	41%	342%	11%	11%	74%
Percent of total segments net income	46	42	39	43	42	51	11	12	11
AVERAGE BALANCES
Loans	$28,905	$27,882	$27,751	$27,871	$29,279	$31,109	$5,060	$4,827	$5,179
Total assets[a]	31,309	30,218	30,368	32,255	32,798	35,034	6,121	5,840	6,390
Deposits	34,773	33,940	35,210	4,414	3,395	3,116	6,084	3,920	3,675
OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets[a]	$56	$74	$51	$11	$14	$19	$17	$11	$18
Net loan charge-offs	280	299	350	249	466	305	18	14	13
Return on average allocated equity	19.07%	19.08%	15.77%	11.77%	12.08%	14.31%	15.75%	18.56%	14.69%
Average full-time equivalent employees	8,445	8,443	8,668	2,459	2,446	2,550	2,834	3,146	3,369

[a]	Substantially all revenue generated by Key’s major business groups is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill, held by Key’s major business groups are located in the United States.

[b]	Significant items included under Reconciling Items for the year ended December 31, 2001, are as follows:

•	Noninterest income includes a $40 million ($25 million after tax) charge taken to establish a reserve for losses incurred on the residual values of leased vehicles and a $15 million ($9 million after tax) increase in the reserve for customer derivative losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

INVESTMENT MANAGEMENT SERVICES

Investment Management Services includes Victory Capital Management and McDonald Financial Group.

Victory Capital Management manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

McDonald Financial Group offers financial, estate and retirement planning and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.

OTHER SEGMENTS

Other Segments consist primarily of Treasury, principal investing and the net effect of funds transfer pricing.

RECONCILING ITEMS

Total assets included under “Reconciling Items” represent primarily the unallocated portion of nonearning assets of corporate support functions. Charges related to the funding of these assets are part of net interest income and are allocated to the business segments through noninterest expense. Reconciling Items also include certain items that are not allocated to the business segments because they are not reflective of their normal operations.

The table that spans pages 58 and 59 shows selected financial data for each major business group for the years ended December 31, 2003, 2002 and 2001. This table is accompanied by additional supplementary information for each of the lines of business that comprise these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. Accounting principles generally accepted in the United States guide financial accounting, but there is no authoritative guidance for “management accounting” — the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.

Other Segments			Total Segments			Reconciling Items[b]			Key

2003	2002	2001	2003	2002	2001	2003	2002	2001	2003	2002	2001

$(230)	$(106)	$(130)	$2,924	$2,973	$2,987	$(128)	$(104)	$(117)	$2,796	$2,869	$2,870
192	118	66	1,749	1,727	1,750	11	42	(25)	1,760	1,769	1,725

(38)	12	(64)	4,673	4,700	4,737	(117)	(62)	(142)	4,556	4,638	4,595
1	1	3	501	553	457	—	—	893	501	553	1,350
—	1	1	210	230	379	—	—	151	210	230	530
34	25	23	2,569	2,483	2,468	(37)	(60)	(57)	2,532	2,423	2,411

(73)	(15)	(91)	1,393	1,434	1,433	(80)	(2)	(1,129)	1,313	1,432	304
(72)	(49)	(80)	478	494	519	(68)	(38)	(372)	410	456	147

(1)	34	(11)	915	940	914	(12)	36	(757)	903	976	157
—	—	(1)	—	—	(25)	—	—	—	—	—	(25)

$(1)	$34	$(12)	$915	$940	$889	$(12)	$36	$(757)	$903	$976	$132

—%	3%	(9)%	101%	96%	673%	(1)%	4%	(573)%	100%	100%	100%
—	4	(1)	100	100	100	N/A	N/A	N/A	N/A	N/A	N/A

$918	$1,262	$1,833	$62,754	$63,250	$65,872	$125	$143	$104	$62,879	$63,393	$65,976
12,771	11,218	11,584	82,456	80,074	83,376	1,892	1,707	1,527	84,348	81,781	84,903
3,166	3,606	3,492	48,437	44,861	45,493	(94)	(80)	(38)	48,343	44,781	45,455

—	—	—	$84	$99	$88	$98	$95	$111	$182	$194	$199
$1	$1	$5	548	780	673	—	—	—	548	780	673
N/M	N/M	N/M	13.91%	14.75%	13.61%	N/M	N/M	N/M	13.08%	14.96%	2.01%
35	33	26	13,773	14,068	14,613	6,261	6,748	6,942	20,034	20,816	21,555

•	The provision for loan losses includes an additional $400 million ($252 million after tax) taken to increase the allowance for loan losses for Key’s continuing loan portfolio and an additional $490 million ($309 million after tax) recorded primarily in connection with Key’s decision to discontinue certain credit-only commercial relationships.

•	Depreciation and amortization expense includes a goodwill write-down of $150 million associated with the downsizing of the automobile finance business, and other noninterest expense includes charges of $20 million ($13 million after tax) taken to establish additional litigation reserves.

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. As such:

•	Net interest income is determined by assigning a standard cost for funds used to assets or a standard credit for funds provided to equity and to liabilities based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is included in the “Other Segments” columns.

•	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions of the extent to which each line actually uses the services.

•	Key’s consolidated provision for loan losses is allocated among the lines of business based primarily on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The level of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 51.

•	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.

•	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk).

Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organization structure. The financial data reported for all periods presented in the tables reflect a number of changes that occurred during 2003:

•	Key reorganized and renamed some of its business groups and lines of business. Key’s Capital Markets line of business moved from the Investment Management Services group (formerly Key Capital Partners) to the Corporate Banking line within the Corporate and Investment Banking group (formerly Key Corporate Finance). Also within Corporate and Investment Banking, Key changed the name of its National Commercial Real Estate line of business to KeyBank Real Estate Capital, and changed the name of its National Equipment Finance line of business to Key Equipment Finance. In addition, Key consolidated the reporting of its National Home Equity and Indirect Lending lines of business into one line of business named Consumer Finance.

•	Methodologies used to allocate certain overhead and funding costs were refined.

SUPPLEMENTARY INFORMATION (CONSUMER BANKING LINES OF BUSINESS)

Year ended December 31,	Retail Banking			Small Business			Consumer Finance

dollars in millions	2003	2002	2001	2003	2002	2001	2003	2002	2001

Total revenue (taxable equivalent)	$1,337	$1,317	$1,335	$397	$382	$380	$617	$580	$595
Provision for loan losses	60	67	58	67	59	44	153	174	200
Noninterest expense	835	817	858	190	181	186	366	344	341
Net income	276	271	254	88	89	92	61	39	5
Average loans	9,973	8,784	7,675	4,403	4,349	4,487	14,529	14,749	15,589
Average deposits	30,014	29,887	31,480	4,396	3,723	3,549	363	330	181
Net loan charge-offs	60	67	60	67	59	44	153	173	246
Return on average allocated equity	43.33%	47.63%	43.34%	21.52%	23.80%	26.59%	5.16%	3.40%	.39%
Average full-time equivalent employees	6,134	6,124	6,378	397	326	320	1,914	1,993	1,970

SUPPLEMENTARY INFORMATION (CORPORATE AND INVESTMENT BANKING LINES OF BUSINESS)

Year ended December 31,	Corporate Banking			KeyBank Real Estate Capital			Key Equipment Finance

dollars in millions	2003	2002	2001	2003	2002	2001	2003	2002	2001

Total revenue (taxable equivalent)	$889	$944	$1,015	$383	$381	$373	$282	$234	$202
Provision for loan losses	167	169	96	7	7	10	30	62	33
Noninterest expense	474	465	498	144	134	122	101	88	95
Net income	155	193	259	145	150	150	94	53	43
Average loans	13,732	15,626	17,880	7,337	7,775	7,930	6,802	5,878	5,299
Average deposits	3,605	2,787	2,584	796	599	525	13	9	7
Net loan charge-offs	212	397	238	7	7	10	30	62	57
Return on average allocated equity	7.86%	9.31%	13.03%	16.63%	19.56%	20.03%	18.61%	12.13%	10.19%
Average full-time equivalent employees	1,191	1,267	1,355	655	561	488	613	618	707

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyCorp’s bank subsidiaries maintained average reserve balances aggregating $178 million in 2003 to fulfill these requirements.

KeyCorp’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance its corporate operations is capital distributions from KBNA and its other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without obtaining prior regulatory approval. A national bank’s dividend paying capacity is affected by several factors, including the amount of its net profits (as defined by statute) for the two previous calendar years, and net profits for the current year up to the date of dividend declaration.

During 2003, affiliate banks paid KeyCorp a total of $245 million in dividends and nonbank subsidiaries paid a total of $73 million. KeyCorp also received a $365 million distribution of surplus in the form of cash from KBNA. At January 1, 2004, the affiliate banks had an additional $512 million available to pay dividends to KeyCorp without prior regulatory approval and remain well-capitalized under the FDIC-defined capital categories.

Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

6. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key’s investment securities and securities available for sale were as follows:

December 31,	2003				2002

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

INVESTMENT SECURITIES
States and political subdivisions	$83	$6	—	$89	$120	$9	—	$129
Other securities	15	—	—	15	—	—	—	—

Total investment securities	$98	$6	—	$104	$120	$9	—	$129

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$63	$1	—	64	$22	$1	—	$23
States and political subdivisions	23	—	—	23	35	—	—	35
Collateralized mortgage obligations	6,696	33	$123	6,606	7,143	129	$65	7,207
Other mortgage-backed securities	453	18	2	469	815	37	—	852
Retained interests in securitizations	105	70	—	175	166	43	—	209
Other securities	288	13	—	301	208	—	27	181

Total securities available for sale	$7,628	$135	$125	$7,638	$8,389	$210	$92	$8,507

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities, classifying them as available for sale or as trading account assets.

“Other securities” held in the available for sale portfolio primarily are marketable equity securities. “Other securities” held in the investment securities portfolio are foreign bonds.

Realized gains and losses related to securities available for sale were as follows:

Year ended December 31, in millions	2003	2002	2001

Realized gains	$48	$34	$40
Realized losses	37	28	5

Net securities gains	$11	$6	$35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table summarizes Key’s securities that were in an unrealized loss position.

	Duration of Unrealized Loss Position

	Less Than 12 Months		12 Months or Longer		Total

		Gross		Gross		Gross
December 31, 2003	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

SECURITIES AVAILABLE FOR SALE
Collateralized mortgage obligations:
Commercial mortgage-backed securities	$1	—	$227	$62	$228	$62
Agency collateralized mortgage obligations	3,953	$61	49	—	4,002	61
Other mortgage-backed securities	79	2	—	—	79	2

Total temporarily impaired securities	$4,033	$63	$276	$62	$4,309	$125

Of the $125 million in total gross unrealized losses, $62 million relates to commercial mortgage-backed securities (“CMBS”). These CMBS are beneficial interests in securitizations of commercial mortgages that are held in the form of bonds and managed by the KeyBank Real Estate Capital line of business. This line of business is an active participant in the commercial real estate securitization market. Principal on these bonds is typically payable at the end of the bond term and interest is paid monthly at a fixed coupon rate. The fair value of these investments is sensitive to changes in the market yield on CMBS. During the time Key has held the bonds, CMBS market yields have increased, resulting in a reduction in their fair value. In accordance with EITF 99-20, Key reviews these securities on a quarterly basis for other-than-temporary impairment. Management believes the losses are temporary and will recognize any losses on bonds that are considered impaired under EITF 99-20.

Of the remaining $63 million of gross unrealized losses at December 31, 2003, $61 million relates to fixed-rate agency collateralized mortgage obligations, which Key invests in as part of its overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During the second half of 2003, there was a general increase in mortgage interest rates. As a result, the fair value of these 63 instruments, which had a weighted- average maturity of 2.95 years at December 31, 2003, decreased below their carrying amount.

Other mortgage-backed securities are comprised of fixed-rate mortgage-backed securities issued by the Government National Mortgage Association (“GNMA”) and had gross unrealized losses of $2 million at December 31, 2003. Similar to the fixed-rate securities discussed above, these instruments are sensitive to movements in interest rates.

During 2003, there was a general increase in interest rates that affected the valuation of these investments. As a result, the fair value of these 26 instruments, which had a weighted-average maturity of 4.67 years at December 31, 2003, decreased.

The unrealized losses on the securities discussed above are considered temporary since Key has the ability and intent to hold them until they mature without impacting its liquidity position. Accordingly, the carrying amount of these investments has not been reduced to their fair value.

At December 31, 2003, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.9 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities available for sale and investment securities by remaining contractual maturity. Included in securities available for sale are collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations. All of these securities are presented based on their expected average lives.

	Securities		Investment
	Available for Sale		Securities

December 31, 2003	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$399	$407	$25	$25
Due after one through five years	6,671	6,707	60	65
Due after five through ten years	348	329	12	13
Due after ten years	210	195	1	1

Total	$7,628	$7,638	$98	$104

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

7. LOANS

Key’s loans by category are summarized as follows:

December 31,
in millions	2003	2002

Commercial, financial and agricultural	$17,012	$17,425
Commercial real estate:
Commercial mortgage	5,677	6,015
Construction	4,978	5,659

Total commercial real estate loans	10,655	11,674
Commercial lease financing	8,522	7,513

Total commercial loans	36,189	36,612
Real estate — residential mortgage	1,613	1,968
Home equity	15,038	13,804
Consumer — direct	2,119	2,161
Consumer — indirect:
Automobile lease financing	305	873
Automobile loans	2,025	2,181
Marine	2,506	2,088
Other	542	667

Total consumer — indirect loans	5,378	5,809

Total consumer loans	24,148	23,742
Loans held for sale:
Commercial, financial and agricultural	—	41
Real estate — commercial mortgage	154	193
Real estate — residential mortgage	18	57
Education	2,202	1,812

Total loans held for sale	2,374	2,103

Total loans	$62,711	$62,457

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 80.

Commercial and consumer lease financing receivables in the preceding table are primarily direct financing leases, but also include leveraged leases and operating leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2003	2002

Direct financing lease receivable	$5,370	$5,384
Unearned income	(550)	(639)
Unguaranteed residual value	513	637
Deferred fees and costs	44	38

Net investment in direct financing leases	$5,377	$5,420

Minimum future lease payments to be received at December 31, 2003, are as follows: 2004 — $2.0 billion; 2005 — $1.3 billion; 2006 — $850 million; 2007 — $525 million; 2008 — $414 million; and all subsequent years — $274 million.

Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2003	2002	2001

Balance at beginning of year	$1,452	$1,677	$1,001
Charge-offs	(678)	(905)	(784)
Recoveries	130	125	111

Net charge-offs	(548)	(780)	(673)
Provision for loan losses	501	553	1,350
Allowance related to loans acquired (sold), net	—	2	(1)
Foreign currency translation adjustment	1	—	—

Balance at end of year	$1,406	$1,452	$1,677

8. LOAN SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

RETAINED INTERESTS IN LOAN SECURITIZATIONS

Key sells certain types of loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In some cases, Key retains an interest in the securitized loans. Certain assumptions and estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates, projected charge-offs and discount rates commensurate with the risks involved. Additional information pertaining to Key’s residual interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 52.

In accordance with Interpretation No. 46, “Consolidation of Variable Interest Entities,” Key’s securitization trusts are exempt from consolidation.

For more information on Interpretation No. 46, see the following section entitled “Variable Interest Entities,” which begins on page 64, and Note 1 under the headings “Basis of Presentation” on page 50 and “Accounting Pronouncements Adopted in 2003” on page 55.

Key securitized and sold $1.0 billion of education loans (including accrued interest) in 2003 and $792 million in 2002. The securitizations resulted in an aggregate gain of $12 million in 2003 (from gross cash proceeds of $1.0 billion) and $7 million in 2002 (from gross cash proceeds of $799 million). In these transactions, Key retained residual interests in the form of servicing assets and interest-only strips. During 2003, Key retained servicing assets of $6 million and interest-only strips of $17 million. During 2002, Key retained servicing assets of $6 million and interest-only strips of $26 million. Additionally, in 2003, Key repurchased the remaining loans outstanding in the automobile trust for an immaterial amount.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Primary economic assumptions used to measure the fair value of Key’s retained interests and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:

December 31, 2003	Education	Home Equity
dollars in millions	Loans	Loans

Carrying amount (fair value) of retained interests	$189	$46
Weighted-average life (years)	1.0 — 5.2	1.8 — 2.6

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% — 27.00%	23.89% — 28.54%
Impact on fair value of 1% CPR adverse change	$(5)	—
Impact on fair value of 2% CPR adverse change	(10)	$(1)

EXPECTED CREDIT LOSSES (STATIC RATE)	0.00% — 15.20%	1.27% — 1.48%
Impact on fair value of .25% adverse change	$(8)	$(3)
Impact on fair value of .50% adverse change	(15)	(6)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% — 12.00%	7.50% — 10.25%
Impact on fair value of 1% adverse change	$(5)	—
Impact on fair value of 2% adverse change	(11)	$(1)

EXPECTED STATIC DEFAULT (STATIC RATE)	8.00% — 22.50%	N/A
Impact on fair value of 1% (education loans) adverse change	$(10)	N/A
Impact on fair value of 2% (education loans) adverse change	(21)	N/A

VARIABLE RETURNS TO TRANSFEREES	(a )	(b )

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

[a]	Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .06% to .75%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00%, or fixed rate yield.

[b]	Forward LIBOR plus contractual spread over LIBOR ranging from .23% to .40%, or fixed rate yield.

CPR = Constant Prepayment Rate
N/A = Not Applicable

The table below summarizes Key’s managed loans for those loan portfolios used by Key in consumer loan securitizations. Managed loans are defined as those held in portfolio and those that have been securitized and sold and are thus off-balance sheet, but still serviced by Key. Related delinquencies and net credit losses are also presented.

	December 31,

			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year

in millions	2003	2002	2003	2002	2003	2002

Education loans	$6,812	$6,336	$159	$166	$48	$19
Home equity loans	15,242	14,242	257	237	55	58
Automobile loans	—	2,235	—	24	—	84

Total loans managed	22,054	22,813	416	427	103	161
Less:
Loans securitized	4,814	5,016	174	209	39	16
Loans held for sale or securitization	2,202	1,812	16	—	9	—

Loans held in portfolio	$15,038	$15,985	$226	$218	$55	$145

VARIABLE INTEREST ENTITIES

A VIE is a partnership, limited liability company, trust or other legal entity that cannot finance its activities without additional subordinated financial support from other parties, or whose investors lack one of the following three characteristics associated with owning a controlling financial interest: (i) the direct or indirect ability to make decisions about an entity’s activities through voting rights or similar rights; (ii) the obligation to absorb the expected losses of an entity if they occur; and (iii) the right to receive the expected residual returns of the entity, if they occur.

Interpretation No. 46, “Consolidation of Variable Interest Entities,” addresses the consolidation of VIEs. This interpretation is summarized in Note 1 under the heading “Accounting Pronouncements Adopted in 2003” on page 55. In accordance with Interpretation No. 46, VIEs are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

consolidated by the party who is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary).

Transferors of assets to qualifying special purpose entities meeting the requirements of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are exempt from Interpretation No. 46. As a result, substantially all of Key’s securitization trusts are exempt from consolidation. Interests in securitization trusts formed by Key that do not qualify for this scope exception are insignificant.

Key adopted Interpretation No. 46 effective July 1, 2003. The resulting consolidation or de-consolidation of VIEs increased both Key’s assets and liabilities by approximately $847 million at the date of adoption and $987 million at December 31, 2003, and had no material effect on Key’s results of operations in 2003. As required, assets, liabilities and noncontrolling interests of newly consolidated entities were initially recorded at their carrying amounts.

Key’s involvement with VIEs, including those consolidated and de-consolidated and those in which Key holds a significant interest, is described below. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns, if any.

Consolidated VIEs

Commercial paper conduit. Key, among others, refers third-party assets and borrowers and provides liquidity and credit enhancement to an asset-backed commercial paper conduit. At December 31, 2003, the conduit had assets of $400 million, of which $342 million are recorded in “loans” and $57 million are recorded in “securities available for sale” on the balance sheet. These assets serve as collateral for the conduit’s obligations to commercial paper holders. The commercial paper holders have no recourse to Key’s general credit other than through Key’s committed credit enhancement facility of $60 million.

Additional information pertaining to Key’s involvement with the conduit is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 78 and under the heading “Other Off-Balance Sheet Risk” on page 79.

Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (funds) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets are primarily investments in LIHTC operating partnerships, which totaled $470 million at December 31, 2003. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. In October 2003, management elected to discontinue this program. No new funds or LIHTC investments have been added since that date; however, Key continues to act as asset manager, including providing occasional funding, for existing funds. Additional information on return guaranty agreements with LIHTC investors is summarized in Note 18 under the heading “Guarantees.”

The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. Therefore, in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Assets and Liabilities,” the noncontrolling interests associated with these funds are mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. In November 2003, the FASB indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Key currently accounts for these noncontrolling interests as minority interests, and adjusts the financial statements each period for the investors’ share of fund profits and losses. At December 31, 2003, the settlement value of these noncontrolling interests was estimated to be between $609 million and $756 million, while the recorded value, including reserves, totaled $455 million. Additional information on SFAS No. 150 is included in Note 1 under the heading “Accounting Pronouncements Adopted in 2003.”

LIHTC nonguaranteed multiple investor funds. KAHC also sold investments in certain LIHTC funds without guaranteeing a return to the investors and earned syndication and asset management fees for services provided to these nonguaranteed funds. Key determined that it is the primary beneficiary of those multiple investor nonguaranteed funds that do not have a majority investor. The funds’ assets are primarily investments in LIHTC operating partnerships, which totaled $78 million at December 31, 2003. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. The investors have no recourse to Key’s general credit. In October 2003, management elected to discontinue this program.

Unconsolidated VIEs

Other LIHTC nonguaranteed funds. Key has determined that it is not the primary beneficiary of certain other nonguaranteed funds in which it has invested, although it continues to hold significant interests in those funds. At December 31, 2003, assets of these unconsolidated nonguaranteed funds were estimated to be $255 million. Key’s maximum exposure to loss from its involvement with these funds is minimal. In October 2003, management elected to discontinue this program.

Business trusts issuing mandatorily redeemable preferred capital securities. Key owns the common stock of business trusts that have issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts’ only assets, which totaled $1.4 billion at December 31, 2003, are debentures issued by Key that the trusts acquired using proceeds from the issuance of preferred securities and common stock. When Key adopted Interpretation No. 46 effective July 1, 2003, it de-consolidated the trusts and began recording the debentures in “long-term debt” and its equity interest in the business trusts in “accrued income and other assets” on the balance sheet. Although the trusts have been de-consolidated, the Federal Reserve Board has advised that such preferred securities will continue to constitute Tier 1 capital until further notice. Additional information on the trusts is included in Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”), which begins on page 69.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

LIHTC investments. For more than ten years, Key has also made investments directly in LIHTC operating partnerships through the Retail Banking line of business. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2003, assets of these unconsolidated LIHTC operating partnerships totaled approximately $850 million. Key’s maximum exposure to loss from its involvement with these partnerships is the unamortized investment balance of $153 million at December 31, 2003, plus $48 million of tax credits claimed, but subject to recapture. During the fourth quarter of 2003, Key did not obtain any significant additional direct interests in LIHTC operating partnerships.

Key has additional investments in LIHTC operating partnerships as a result of consolidating the LIHTC guaranteed and nonguaranteed funds discussed above. Total assets of these operating partnerships are estimated at $2.2 billion. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Key’s exposure to loss from its involvement with these funds is discussed above. In October 2003, management elected to discontinue new projects under this program.

Commercial and residential real estate investments and principal investments. Through the KeyBank Real Estate Capital line of business, Key makes mezzanine investments in construction, acquisition and rehabilitation projects that Key has determined to be VIEs. Key receives underwriting and other fees from these VIEs and, for certain projects, may also provide the senior financing.

Key’s principal investing unit makes direct investments in equity and mezzanine instruments offered by individual companies, some of which Key has determined to be VIEs. These investments are held by nonregistered investment companies subject to the provisions of the AICPA Audit and Accounting Guide, “Audits of Investment Companies” (“Audit Guide”). In October 2003, the FASB issued final guidance that defers the effective date of Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide. As a result, Key is not currently applying the accounting or disclosure provisions of Interpretation No. 46 to its real estate mezzanine and principal investments, which remain unconsolidated.

9. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS

Impaired loans totaled $340 million at December 31, 2003, compared with $610 million at December 31, 2002. Impaired loans averaged $492 million for 2003 and $653 million for 2002.

Key’s nonperforming assets were as follows:

December 31,
in millions	2003	2002

Impaired loans	$340	$610
Other nonaccrual loans	354	333

Total nonperforming loans	694	943
Other real estate owned (OREO)	61	48
Allowance for OREO losses	(4)	(3)

OREO, net of allowance	57	45
Other nonperforming assets	2	5

Total nonperforming assets	$753	$993

At December 31, 2003, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.

Key evaluates most impaired loans individually as described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 51. At December 31, 2003, Key had $183 million of impaired loans with a specifically allocated allowance for loan losses of $73 million, and $157 million of impaired loans that were carried at their estimated fair value without a specifically allocated allowance. At December 31, 2002, impaired loans included $377 million of loans with a specifically allocated allowance of $179 million, and $233 million that were carried at their estimated fair value without a specifically allocated allowance.

Key does not perform a loan-specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as “Other nonaccrual loans”). These typically are smaller-balance commercial loans and consumer loans, including residential mortgages, home equity loans and various types of installment loans. Management applies historical loss experience rates to these loans, adjusted to reflect emerging credit trends and other factors, and then allocates a portion of the allowance for loan losses to each loan type.

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2003	2002	2001

Interest income receivable under original terms	$35	$50	$52
Less: Interest income recorded during the year	13	20	21

Net reduction to interest income	$22	$30	$31

10. GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, Key adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which prohibits the amortization of goodwill and intangible assets deemed to have indefinite lives. Key’s total intangible asset amortization expense was $13 million for 2003, $11 million for 2002 and $245 million for 2001. Estimated amortization expense for intangible assets subject to amortization for each of the next five years is as follows: 2004 — $10 million; 2005 — $5 million; 2006 — $5 million; 2007 — $4 million; and 2008 — $4 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

     The calculation of Key’s net income and earnings per common share, excluding goodwill amortization, is presented below.

Year ended December 31,
dollars in millions, except per share amounts	2003	2002	2001

EARNINGS
Net income	$903	$976	$132
Add: Goodwill amortization	—	—	82	[a]

Adjusted net income	$903	$976	$214

WEIGHTED AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	422,776	425,451	424,275
Weighted-average common shares and potential common shares outstanding (000)	426,157	430,703	429,573

EARNINGS PER COMMON SHARE
Net income per common share	$2.13	$2.29	$.31
Add: Goodwill amortization	—	—	.19	[a]

Adjusted net income per common share	$2.13	$2.29	$.50

Adjusted net income per common share — assuming dilution	$2.12	$2.27	$.50

[a]	Goodwill amortization for 2001 excludes a $150 million write-down (equivalent to $.35 per both basic and diluted common share) associated with Key’s decision to downsize the automobile finance business.

The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

December 31,	2003		2002

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$228	$208	$227	$197
Other intangible assets	24	7	11	6

Total	$252	$215	$238	$203

During 2003, other intangible assets with a fair value of $14 million were acquired in conjunction with the purchase of NewBridge Partners and are being amortized using either an accelerated or straight-line method over periods ranging from 3 to 10 years. Additional information pertaining to this acquisition is discussed in Note 3 (“Acquisitions and Divestiture”) on page 57.

Changes in the carrying amount of goodwill by major business group are as follows:

		Corporate and	Investment
	Consumer	Investment	Management
in millions	Banking	Banking	Services	Total

BALANCE AT DECEMBER 31, 2002	$480	$213	$449	$1,142
Changes in goodwill:
Acquisition of NewBridge Partners	—	—	12	12
Adjustment of Union Bankshares, Ltd. goodwill	(4)	—	—	(4)

BALANCE AT DECEMBER 31, 2003	$476	$213	$461	$1,150

Key’s annual impairment testing of goodwill was performed at October 1, 2003, and was completed during the fourth quarter. The test determined that no impairment of Key’s goodwill existed at that date.

Additional information pertaining to the accounting for intangible assets is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets” on page 53.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

11. SHORT-TERM BORROWINGS

Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2003	2002	2001

FEDERAL FUNDS PURCHASED
Balance at year end	$919	$2,147	$2,591
Average during the year	2,798	3,984	3,575
Maximum month-end balance	4,299	5,983	5,034
Weighted-average rate during the year	1.14%	1.71%	4.00%
Weighted-average rate at December 31	1.28	1.19	1.72

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,748	$1,715	$1,144
Average during the year	1,941	1,543	1,622
Maximum month-end balance	2,260	2,313	1,807
Weighted-average rate during the year	.98%	1.49%	3.39%
Weighted-average rate at December 31.64		1.26	1.80

SHORT-TERM BANK NOTES
Balance at year end	$479	$575	$3,748
Average during the year	877	1,700	4,649
Maximum month-end balance	1,628	3,048	6,098
Weighted-average rate during the year	1.94%	1.94%	5.01%
Weighted-average rate at December 31	1.14	2.05	2.16

OTHER SHORT-TERM BORROWINGS
Balance at year end	$2,468	$2,248	$1,801
Average during the year	1,735	1,243	2,179
Maximum month-end balance	2,468	2,248	2,841
Weighted-average rate during the year	1.15%	1.29%	2.39%
Weighted-average rate at December 31	1.03	.83	2.18

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 80.

Key has several programs that support short-term financing needs.

Bank note program. This program provides for the issuance of both long-and short-term debt of up to $20.0 billion ($19.0 billion by KBNA and $1.0 billion by Key Bank USA). At December 31, 2003, $16.6 billion was available for future issuance under this program.

Euro note program. Under Key’s euro note program, KeyCorp, KBNA and Key Bank USA may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and many foreign currencies. During 2003, there were $197 million of borrowings issued under this program. At December 31, 2003, $4.0 billion was available for future issuance.

KeyCorp medium-term note program. In November 2001, KeyCorp registered, under a universal shelf registration statement filed with the Securities and Exchange Commission, $2.2 billion of securities. At December 31, 2003, the entire amount registered had been allocated for the issuance of medium-term notes and the unused capacity totaled $1.4 billion.

Commercial paper program. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2003 and 2002, there were no borrowings outstanding under the commercial paper program.

In 2003, Key established a separate commercial paper program that provides funding availability of up to $1.0 billion in Canadian currency or the equivalent in U.S. currency. As of December 31, 2003, borrowings outstanding under this commercial paper program totaled $787 million in Canadian currency and $27 million in U.S. currency (equivalent to $35 million in Canadian currency).

Line of credit. KBNA has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2003, this capacity was approximately $16.2 billion and was secured by approximately $20.9 billion of loans, primarily those in the commercial portfolio. There were no borrowings outstanding under this facility at December 31, 2003 or 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

12. LONG-TERM DEBT

The components of Key’s long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,
dollars in millions		2003	2002

Senior medium-term notes due through 2006[a]		$1,167	$1,445
Subordinated medium-term notes due through 2003[a]		—	45
Senior euro medium-term notes due through 2003[b]		—	50
8.00%	Subordinated notes due 2004[c]	125	125
7.50%	Subordinated notes due 2006[c]	250	250
6.75%	Subordinated notes due 2006[c]	200	200
6.625%	Subordinated notes due 2017[c]	25	24
7.826%	Subordinated notes due 2026[d]	361	—
8.25%	Subordinated notes due 2026[d]	154	—
1.90%	Subordinated notes due 2028[d]	218	—
6.875%	Subordinated notes due 2029[d]	165	—
7.75%	Subordinated notes due 2029[d]	197	—
5.875%	Subordinated notes due 2033[d]	180	—
6.125%	Subordinated notes due 2033[d]	77	—
All other long-term debt[j]		150	36

Total parent company[k]		3,269	2,175
Senior medium-term bank notes due through 2039[e]		3,141	3,854
Senior euro medium-term bank notes due through 2008[f]		3,754	4,792
6.50%	Subordinated remarketable notes due 2027[g]	311	311
6.75%	Subordinated notes due 2003[g]	—	200
7.25%	Subordinated notes due 2005[g]	200	200
7.125%	Subordinated notes due 2006[g]	250	250
7.55%	Subordinated notes due 2006[g]	75	75
7.375%	Subordinated notes due 2008[g]	70	70
7.50%	Subordinated notes due 2008[g]	165	165
7.00%	Subordinated notes due 2011[g]	504	607
7.30%	Subordinated notes due 2011[g]	106	107
5.70%	Subordinated notes due 2012[g]	300	300
5.70%	Subordinated notes due 2017[g]	200	200
4.625%	Subordinated notes due 2018[g]	100	—
6.95%	Subordinated notes due 2028[g]	300	300
Structured repurchase agreements due 2005[l]		825	—
Lease financing debt due through 2006[h]		380	435
Federal Home Loan Bank advances due through 2033[i]		888	1,018
All other long-term debt[j]		456	546

Total subsidiaries		12,025	13,430

Total long-term debt		$15,294	$15,605

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 80.

[a]	At December 31, 2003, the senior medium-term notes had a weighted-average interest rate of 2.42%. At December 31, 2002, the senior medium-term notes had a weighted-average interest rate of 2.54%, and the subordinated medium-term notes had a weighted-average interest rate of 7.30%. These notes had a combination of fixed and floating interest rates.

[b]	Senior euro medium-term notes had a weighted-average interest rate of 1.62% at December 31, 2002. These notes had a floating interest rate based on the three-month LIBOR.

[c]	These notes may not be redeemed or prepaid prior to maturity.

[d]	These notes had a weighted-average interest rate of 6.44% at December 31, 2003. The interest rates on these notes are fixed with the exception of the 1.90 % note, which has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. See Note 13 (“Capital Securities Issued By Unconsolidated Subsidiaries”) below for a description of these notes.

[e]	Senior medium-term bank notes of subsidiaries had weighted-average interest rates of 2.66% at December 31, 2003, and 2.59% at December 31, 2002. These notes had a combination of fixed and floating interest rates.

[f]	Senior euro medium-term bank notes had weighted-average interest rates of 1.25% at December 31, 2003, and 1.79% at December 31, 2002. These notes, which are obligations of KBNA, had a combination of fixed interest rates and floating interest rates based on LIBOR.

[g]	These notes are all obligations of KBNA, with the exception of the 7.55% notes, which are obligations of Key Bank USA. None of the subordinated notes may be redeemed prior to their maturity dates.

[h]	Lease financing debt had weighted-average interest rates of 6.35% at December 31, 2003, and 7.14% at December 31, 2002. This category of debt consists of primarily nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

[i]	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 1.52% at December 31, 2003, and 1.71% at December 31, 2002. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $1.2 billion at December 31, 2003, and $1.4 billion at December 31, 2002.

[j]	Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted-average interest rates of 4.59% at December 31, 2003, and 6.29% at December 31, 2002.

[k]	At December 31, 2003, the entire amount registered under KeyCorp’s universal shelf registration statement filed with the Securities and Exchange Commission had been allocated for the issuance of medium-term notes and the unused capacity totaled $1.4 billion.

[l]	The structured repurchase agreements had a weighted-average interest rate of 2.02% at December 31, 2003. These borrowings had a floating interest rate based on a formula that incorporates the three-month LIBOR and the five-year constant maturity swap rate. The maximum weighted-average interest rate that can be charged on these borrowings is 3.83%.

Scheduled principal payments on long-term debt over the next five years are as follows:

in millions	Parent	Subsidiaries	Total

2004	$640	$4,878	$5,518
2005	403	2,302	2,705
2006	852	1,103	1,955
2007	—	1,444	1,444
2008	—	276	276

13. CAPITAL SECURITIES ISSUED BY UNCONSOLIDATED SUBSIDIARIES

KeyCorp owns the outstanding common stock of business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities (“capital securities”); the trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts’ only assets; the interest payments from the debentures finance the distributions paid on the capital securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Prior to July 1, 2003, KeyCorp fully consolidated these business trusts. The capital securities were carried as liabilities on Key’s balance sheet; Key’s financial statements did not reflect the debentures or the related effects on the income statement because they were eliminated in consolidation.

In accordance with Interpretation No. 46, Key determined that these business trusts are VIEs for which it is not the primary beneficiary. Therefore, effective July 1, 2003, the trusts were de-consolidated and are accounted for using the equity method. Additional information regarding Interpretation No. 46 and these business trusts is included in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 50, and in Note 8 (“Loan Securitizations and Variable Interest Entities”) under the heading “Business trusts issuing mandatorily redeemable preferred capital securities” on page 65.

The characteristics of the business trusts and capital securities have not changed with the de-consolidation of the trusts. The capital securities provide an attractive source of funds since they constitute Tier 1 capital for regulatory reporting purposes, but have the same advantages as debt for federal income tax purposes. Although the Federal Reserve Board has indicated that it will continue to treat capital securities as Tier 1 capital until further notice, management believes the change in accounting treatment for capital securities (i.e., de-consolidation) may prompt changes in the capital treatment of such securities in the future. Because no specific proposal to this effect has been published, however, management cannot determine how such change would affect Key.

To the extent the trusts have funds available to make payments, as guarantor, KeyCorp continues to unconditionally guarantee payment of:

•	required distributions on the capital securities;

•	the redemption price when a capital security is redeemed; and

•	amounts due if a trust is liquidated or terminated.

During 2003, two new business trusts issued capital securities. The Capital V trust issued $175 million of securities in July 2003, and the Capital VI trust issued $75 million of securities in December 2003. Additionally, the business trusts repurchased $30 million of higher cost capital securities during 2003, and KeyCorp repurchased a like amount of the related debentures.

The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount[a]	Stock	Net of Discount[b]	Debentures[c]	Debentures

DECEMBER 31, 2003
KeyCorp Institutional Capital A	$397	$11	$361	7.826%	2026
KeyCorp Institutional Capital B	170	4	154	8.250	2026
KeyCorp Capital I	210	8	218	1.900	2028
KeyCorp Capital II	175	8	165	6.875	2029
KeyCorp Capital III	225	8	197	7.750	2029
KeyCorp Capital V	174	5	180	5.875	2033
KeyCorp Capital VI	75	2	77	6.125	2033

Total	$1,426	$46	$1,352	6.548%	—

DECEMBER 31, 2002	$1,260	$40	$1,136	6.779%	—

[a]	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Prior to July 1, 2003, the capital securities constituted minority interests in the equity accounts of KeyCorp’s consolidated subsidiaries. Effective July 1, 2003, the business trusts that issued the capital securities were de-consolidated. However, until further notice from the Federal Reserve Board, the capital securities continue to qualify as Tier 1 capital under Federal Reserve Board guidelines. Included in certain capital securities at December 31, 2003 and 2002, are basis adjustments of $120 million and $164 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 80 for an explanation of fair value hedges.

[b]	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), July 16, 1999 (for debentures owned by Capital III), July 21, 2008 (for debentures owned by Capital V), and December 15, 2008 (for debentures owned by Capital VI); and, (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” “investment company event” or a “capital treatment event” (as defined in the applicable offering circular). If the debentures purchased by Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I, Capital V or Capital VI are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable offering circular), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to Key.

[c]	The interest rates for Capital A, Capital B, Capital II, Capital III, Capital V and Capital VI are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The rates shown as the total at December 31, 2003 and 2002, are weighted-average rates.

14. SHAREHOLDERS’ EQUITY

SHAREHOLDER RIGHTS PLAN

KeyCorp has a shareholder rights plan, which was adopted in 1989 and subsequently amended. Under the plan, each shareholder received one Right — representing the right to purchase a common share for $82.50 — for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 apiece, subject to certain limitations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Rights will become exercisable if a person or group acquires 15% or more of KeyCorp’s outstanding shares. Until that time, the Rights will trade with the common shares; any transfer of a common share will also constitute a transfer of the associated Right. If the Rights become exercisable, they will begin to trade apart from the common shares. If one of a number of “flip-in events” occurs, each Right will entitle the holder to purchase a KeyCorp common share for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void.

CAPITAL ADEQUACY

KeyCorp and its banking subsidiaries must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for specific transactions and activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. As of December 31, 2003, KeyCorp and its bank subsidiaries met all capital requirements.

Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2003 and 2002, the most recent regulatory notification classified each of KeyCorp’s subsidiary banks as “well capitalized.” Management does not believe there have been any changes in condition or events since those notifications, including the restatement of the risk-based capital ratios discussed below, that would cause the banks’ classifications to change.

Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if these categories applied to bank holding companies, management believes Key would satisfy the bank criteria for a “well capitalized” institution at December 31, 2003 and 2002. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.

The following table presents Key’s, KBNA’s and Key Bank USA’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act. During the fourth quarter of 2003, KeyCorp and its bank subsidiaries restated risk-based capital ratios for certain periods to correct the risk weighting of certain loans and the measurement and risk weighting of certain unfunded commitments. These restatements are reflected in the following table.

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act

dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2003
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$10,615	12.57%	$6,756	8.00%	N/A	N/A
KBNA	8,412	11.28	5,964	8.00	$7,456	10.00%
Key Bank USA	987	11.75	672	8.00	841	10.00
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$7,056	8.35%	$3,378	4.00%	N/A	N/A
KBNA	5,324	7.14	2,982	4.00	$4,473	6.00%
Key Bank USA	850	10.11	336	4.00	504	6.00
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$7,056	8.55%	$2,475	3.00%	N/A	N/A
KBNA	5,324	7.27	2,930	4.00	$3,663	5.00%
Key Bank USA	850	8.52	399	4.00	499	5.00

December 31, 2002
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$10,378	12.11%	$6,858	8.00%	N/A	N/A
KBNA	8,346	10.91	6,122	8.00	$7,653	10.00%
Key Bank USA	857	11.22	611	8.00	763	10.00
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$6,639	7.74%	$3,429	4.00%	N/A	N/A
KBNA	5,062	6.62	3,061	4.00	$4,592	6.00%
Key Bank USA	713	9.34	305	4.00	458	6.00
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$6,639	8.16%	$2,440	3.00%	N/A	N/A
KBNA	5,062	6.95	2,916	4.00	$3,644	5.00%
Key Bank USA	713	8.50	335	4.00	419	5.00

N/A = Not Applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

DEFERRED COMPENSATION OBLIGATION

Key maintains various deferred compensation plans, under which employees and directors can defer a portion of their compensation for future distribution. All or a portion of such deferrals will be distributed in the form of KeyCorp common shares. Effective December 31, 2002, Key reclassified its $68 million obligation relating to the portion of deferred compensation payable in KeyCorp common shares from “other liabilities” to “capital surplus” in accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.” Among other things, EITF 97-14, which became effective March 19, 1998, for deferrals after that date, requires that the deferred compensation obligation to be settled by the delivery of shares be classified in equity without any subsequent expense recognition for changes in the market value of the underlying shares. Key did not reclassify its obligation in years prior to 2002, because it was not material.

15. STOCK OPTIONS

Key’s compensation plans allow for the granting of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance shares, discounted stock purchases and certain deferred compensation related awards to eligible employees and directors. Under all of the option plans, exercise prices cannot be less than the fair value of Key’s common stock on the grant date. Generally, options become exercisable at the rate of 33% per year beginning one year from their grant date and expire no later than 10 years from their grant date.

At December 31, 2003, KeyCorp had 2,828,605 common shares available for future grant, compared with 1,680,959 at December 31, 2002.

The following table summarizes activity, pricing and other information about Key’s stock options.

	2003		2002

		Weighted-Average		Weighted-Average
	Options	Price Per Option	Options	Price Per Option

Outstanding at beginning of year	37,675,931	$25.14	34,246,323	$24.66
Granted	7,697,048	25.65	7,918,780	24.85
Exercised	3,687,143	17.51	2,346,983	16.08
Lapsed or canceled	1,711,442	26.70	2,142,189	26.54

Outstanding at end of year	39,974,394	$25.87	37,675,931	$25.14

Exercisable at end of year	24,271,664	$26.20	16,368,542	$26.45

Weighted-average fair value of options granted during the year	$4.26		$3.95

The following table summarizes the range of exercise prices and other related information pertaining to Key’s stock options at December 31, 2003.

Options Outstanding				Options Exercisable

Range of		Weighted-	Weighted-Average		Weighted-
Exercise	Number of	Average	Remaining	Number of	Average
Prices	Options	Price	Life (Years)	Options	Price

$10.38-$14.99	884,356	$13.38	1.0	884,356	$13.38
15.00-19.99	4,065,821	17.72	5.1	3,360,071	17.55
20.00-24.99	9,313,577	23.54	7.4	5,166,859	22.75
25.00-29.99	16,857,990	26.66	8.0	6,007,728	27.63
30.00-34.99	8,540,650	31.36	4.6	8,540,650	31.36
35.00-50.00	312,000	43.53	4.8	312,000	43.53

Total	39,974,394	$25.87	6.6	24,271,664	$26.20

Information pertaining to Key’s method of accounting for employee stock options, including pro forma disclosures of the net income and earnings per share effect of stock options using the “fair value method,” is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 54.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

16. EMPLOYEE BENEFITS

PENSION PLANS

Net pension cost (income) for all funded and unfunded plans includes the following components:

Year ended December 31,
in millions	2003	2002	2001

Service cost of benefits earned	$39	$40	$37
Interest cost on projected benefit obligation	54	54	53
Expected return on plan assets	(76)	(91)	(95)
Amortization of unrecognized net transition asset	—	—	(2)
Amortization of prior service cost	—	—	1
Amortization of losses	20	3	1

Net pension cost (income)	$37	$6	$(5)

Key uses a September 30 measurement date for its pension plans. Changes in the projected benefit obligation (“PBO”) related to Key’s pension plans are summarized as follows:

Year ended December 31,
in millions	2003	2002

PBO at beginning of year	$846	$787
Service cost	39	40
Interest cost	54	54
Actuarial losses	45	31
Plan amendments	1	3
Benefit payments	(67)	(69)
Plan acquisition	56	—

PBO at end of year	$974	$846

Changes in the fair value of pension plan assets (“FVA”) are summarized as follows:

Year ended December 31,
in millions	2003	2002

FVA at beginning of year	$717	$875
Actual return (loss) on plan assets	138	(101)
Employer contributions	132	12
Benefit payments	(67)	(69)
Plan acquisition	46	—

FVA at end of year	$966	$717

The funded status of the pension plans at the September 30 measurement date, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002, is as follows:

December 31,
in millions	2003	2002

Funded status[a]	$(8)	$(129)
Unrecognized net loss	338	375
Unrecognized prior service benefit	—	(1)
Benefits paid subsequent to measurement date	3	3

Net prepaid pension cost recognized	$333	$248

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	$442	$342
Accrued benefit liability	(157)	(136)
Deferred tax asset	16	14
Intangible asset	3	3
Accumulated other comprehensive loss	29	25

Net prepaid pension cost recognized	$333	$248

a The excess of the projected benefit obligation over the fair value of plan assets.

At December 31, 2003, Key’s qualified plans were sufficiently funded under the Employee Retirement Income Security Act of 1974, which outlines pension-funding requirements. Consequently, no minimum contributions to the plans are required in 2004. Discretionary permissible contributions for 2004 are not expected to be significant; Key has not yet determined whether any discretionary contributions will be made.

The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $965 million at December 31, 2003, and $836 million at December 31, 2002. Related information for those pension plans that had an ABO in excess of plan assets at the September 30 measurement date is as follows:

December 31,
in millions	2003	2002

Projected benefit obligation	$215	$148
Accumulated benefit obligation	207	139
Fair value of plan assets	47	—

Effective December 31, 2002, Key recorded an additional minimum liability (“AML”) of $42 million for its supplemental executive retirement programs. SFAS No. 87, “Employers’ Accounting for Pensions,” requires the recognition of an AML to the extent of any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. The after-tax effect of recording the AML was a $25 million reduction to “accumulated other comprehensive income (loss)” in 2002. Key did not record an AML in years prior to 2002 because it was not material. During 2003, the AML increased by $6 million to $48 million. The portion of the increase included in “accumulated other comprehensive income (loss)” was $4 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The preceding tables also reflect Key Equity Capital Corporation’s (“KECC”), a subsidiary of KBNA, assumption of a defined benefit pension plan that had been sponsored by a company in which KECC had maintained an equity capital investment. The company entered into bankruptcy in December 2002 and was subsequently liquidated by Bankruptcy Court order. By request of KECC and under the review of the Pension Benefit Guaranty Corporation, the Bankruptcy Court authorized KECC to assume the role of Plan Sponsor and Plan Administrator of the Plan effective June 13, 2003. The acquired PBO and FVA at that date were $56 million and $46 million, respectively. KECC recognized pension income of less than $1 million for this plan during 2003.

In order to determine the actuarial present value of benefit obligations at the September 30 measurement date, management assumed the following weighted-average rates:

December 31,	2003	2002	2001

Discount rate	6.00%	6.50%	7.25%
Compensation increase rate	4.00	4.00	4.00

To determine net pension cost (income) management assumed the following weighted-average rates:

Year ended December 31,	2003	2002	2001

Discount rate	6.50%	7.25%	7.75%
Compensation increase rate	4.00	4.00	4.00
Expected return on plan assets	9.00	9.75	9.75

Management estimates that Key’s net pension cost will be $21 million for 2004, compared with $37 million for 2003 and $6 million for 2002. The estimated reduction in cost in 2004 is due primarily to asset growth attributable to strong investment returns coupled with the effect of a $121 million voluntary contribution made in 2003. The increase in cost for 2003 compared with 2002 was due primarily to a decline in the fair value of plan assets, reflecting continued weakness in the capital markets at the September 30, 2002, measurement date. The higher 2003 cost also reflects an expected return of 9.00% on plan assets, compared with an expected return of 9.75% in 2002.

Management estimates that a 25 basis point decrease (increase) in the expected return on plan assets would increase (decrease) Key’s net pension cost for 2004 by approximately $3 million. Additionally, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2004 by less than $1 million.

Management determines Key’s expected return on plan assets by considering a number of factors. Primary among these are:

•	Historical returns on Key’s plan assets. Management’s assumed rate of return on plan assets for 2004 is 9%. This assumed rate is consistent with actual rates of return since 1991.

•	Management’s expectations for returns on plan assets over the long-term, weighted for the investment mix of the assets.

The investment objectives of the pension funds are developed to reflect the characteristics of the plans, which include but are not limited to the plans’ pension formulas and cash lump sum distribution features, and the membership/liability profiles of the plans’ participants. The pension funds’ investment allocation policies specify that fund assets are to be invested within the following ranges:

Asset Class	Investment Range

Equity securities	65% — 85%
Fixed income securities	15 — 30
Convertible securities	0 — 15
Cash equivalents and other assets	0 — 5

Key’s asset allocations for its pension funds at the September 30 measurement date are summarized as follows:

December 31,	2003	2002

Equity securities	73%	71%
Fixed income securities	15	17
Convertible securities	10	11
Cash equivalents and other assets	2	1

Total	100%	100%

Although the investment policies permit the use of derivative contracts subject to certain limitations and restrictions, no such contracts have been entered into. There are no foreseeable plans to employ such contracts in the future.

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a contributory postretirement healthcare plan. Retirees’ contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory. Separate Voluntary Employee Beneficiary Association (“VEBA”) trusts are used to fund the healthcare plan and one of the life insurance plans.

Net periodic and total net postretirement benefit cost includes the following components:

Year ended December 31,
in millions	2003	2002	2001

Service cost of benefits earned	$3	$3	$3
Interest cost on accumulated postretirement benefit obligation	8	8	8
Expected return on plan assets	(3)	(2)	(2)
Amortization of unrecognized transition obligation	4	4	4
Amortization of losses	2	—	—

Net postretirement benefit cost	14	13	13
Curtailment gain	—	—	(1)

Total net postretirement benefit cost	$14	$13	$12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Key uses a September 30 measurement date for its postretirement benefit plans. Changes in the accumulated postretirement benefit obligation (“APBO”) are summarized as follows:

Year ended December 31,
in millions	2003	2002

APBO at beginning of year	$128	$114
Service cost	3	3
Interest cost	8	8
Plan participants’ contributions	6	5
Actuarial losses (gains)	(4)	17
Benefit payments	(19)	(19)

APBO at end of year	$122	$128

Changes in the fair value of postretirement plan assets are summarized as follows:

Year ended December 31,
in millions	2003	2002

FVA at beginning of year	$39	$39
Employer contributions	18	18
Plan participants’ contributions	6	5
Benefit payments	(19)	(19)
Actual return (loss) on plan assets	9	(4)

FVA at end of year	$53	$39

The funded status of the postretirement plans at the September 30 measurement date, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2003 and 2002, is as follows:

December 31,
in millions	2003	2002

Funded status[a]	$(69)	$(89)
Unrecognized net loss	22	35
Unrecognized prior service cost	2	2
Unrecognized transition obligation	36	40
Contributions/benefits paid subsequent to measurement date	8	10

Accrued postretirement benefit cost recognized	$(1)	$(2)

[a] The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

To determine the accumulated postretirement benefit obligation at the September 30 measurement date, management assumed weighted-average discount rates of 6.00% at December 31, 2003, 6.50% at December 31, 2002, and 7.25% at December 31, 2001.

To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2003	2002	2001

Discount rate	6.50%	7.25%	7.75%
Expected return on plan assets	5.73	5.71	5.71

The realized net investment income for the postretirement healthcare plan VEBA is subject to federal income taxes. Consequently, the weighted-average expected return on plan assets shown in the preceding table reflects the effect of income taxes. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2003	2002

Healthcare cost trend rate assumed for next year	9.50%	10.00%
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2013	2013

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

Key’s weighted-average asset allocations for its postretirement VEBAs at the September 30 measurement date are summarized as follows:

December 31,	2003	2002

Equity securities	82%	56%
Cash equivalents	18	44

Total	100%	100%

Management’s determination of expected returns on plan assets in the VEBAs is similar to the method Key employs for its pension funds. The primary investment objectives of the VEBAs are also similar.

In accordance with Key’s current investment policies, weighted-average target allocation ranges for the VEBAs’ assets are as follows:

Asset Class	Investment Range

Equity securities	70% — 90%
Fixed income securities	0 — 10
Convertible securities	0 — 10
Cash equivalents and other assets	10 — 30

Although the investment policy permits the use of derivative contracts subject to certain limitations and restrictions, no such contracts have been entered into. There are no foreseeable plans to employ such contracts in the future.

There are no regulatory provisions that require contributions to the VEBAs. Consequently, there is no minimum funding requirement. Discretionary contributions to the VEBAs are permitted, subject to certain IRS restrictions and limitations. Key anticipates making discretionary contributions into the VEBA trusts of approximately $10 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

On December 8, 2003, the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Act”) was signed into law. The Act, which becomes effective in 2006, introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree healthcare benefit plans that offer “qualified” prescription drug coverage to retirees. Authoritative guidance on the accounting for the federal subsidy is currently pending, and that guidance, when issued, could require plan sponsors, such as Key, to change previously reported information. Management is currently evaluating the impact of the Act on Key’s postretirement healthcare plan. The APBO and net periodic postretirement benefit cost disclosed in this note do not reflect the impact of the Act.

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 16% (1% to 10% prior to January 1, 2002) of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Total expense associated with the plan was $54 million in 2003, $54 million in 2002 and $42 million in 2001.

17. INCOME TAXES

Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2003	2002	2001

Currently payable:
Federal	$239	$150	$222
State	28	31	19

	267	181	241
Deferred:
Federal	71	150	(133)
State	1	5	(6)

	72	155	(139)

Total income tax expense[a]	$339	$336	$102

[a]	Income tax expense on securities transactions totaled $3 million in 2003, $2 million in 2002 and $14 million in 2001. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled $20 million in 2003, $26 million in 2002 and $29 million in 2001.

Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2003	2002

Provision for loan losses	$436	$477
Restructuring charges	7	10
Write-down of OREO	4	4
Other	190	268

Total deferred tax assets	637	759
Leasing income reported using the operating method for tax purposes	2,331	2,104
Net unrealized securities gains	2	57
Depreciation	13	12
Other	152	388

Total deferred tax liabilities	2,498	2,561

Net deferred tax liabilities	$1,861	$1,802

The following table shows how Key arrived at total income tax expense and the resulting effective tax rate.

	2003		2002		2001
Year ended December 31,
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income before income taxes times 35% statutory federal tax rate	$435	35.0%	$459	35.0%	$90	35.0%
State income tax, net of federal tax benefit	18	1.5	23	1.8	9	3.4
Amortization of nondeductible intangibles	—	—	—	—	78	30.1
Tax-exempt interest income	(12)	(1.0)	(13)	(1.0)	(15)	(5.9)
Corporate-owned life insurance income	(42)	(3.4)	(39)	(3.0)	(42)	(16.3)
Tax credits	(43)	(3.4)	(37)	(2.8)	(42)	(16.1)
Reduced tax rate on lease income	(23)	(1.9)	(61)	(4.7)	(13)	(5.1)
Other	6	.5	4	.3	37	14.3

Total income tax expense	$339	27.3%	$336	25.6%	$102	39.4%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

18. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES

OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $140 million in 2003 and $132 million in 2002 and 2001. Minimum future rental payments under noncancelable leases at December 31, 2003, are as follows: 2004 —$120 million; 2005 — $110 million; 2006 — $102 million; 2007 — $90 million; 2008 — $80 million; all subsequent years — $356 million.

COMMITMENTS TO EXTEND CREDIT OR FUNDING

Loan commitments generally help Key meet clients’ financing needs. However, they also involve credit risk not reflected on Key’s balance sheet. Key mitigates its exposure to credit risk with internal controls that guide the way applications for credit are reviewed and approved, credit limits are established and, when necessary, demands for collateral are made. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis and, when appropriate, allocates a portion of its allowance for loan losses to legally binding loan commitments.

Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay.

The following table shows the remaining contractual amount of each class of commitments to extend credit or funding as of the date indicated. This amount represents Key’s maximum possible accounting loss. The estimated fair values of these instruments are not material; there are no observable liquid markets for the majority of these instruments. During the fourth quarter of 2003, Key restated its commitments to extend credit or funding as of December 31, 2002, to correct the measurement and risk weighting of certain unfunded commitments.

December 31,
in millions	2003	2002

Loan commitments:
Home equity	$6,165	$5,550
Commercial real estate and construction	4,281	4,463
Commercial and other	21,821	19,057

Total loan commitments	32,267	29,070
Principal investing commitments	208	222
Commercial letters of credit	385	444

Total loan and other commitments	$32,860	$29,736

LEGAL PROCEEDINGS

Residual value insurance litigation. Key Bank USA obtained two insurance policies from Reliance Insurance Company (“Reliance”) insuring the residual value of certain automobiles leased through Key Bank USA. The two policies (“the Policies”), the “4011 Policy” and the “4019 Policy,” together covered leases entered into during the period from January 1, 1997 to January 1, 2001.

The 4019 Policy contains an endorsement stating that Swiss Reinsurance America Corporation (“Swiss Re”) will assume and reinsure 100% of Reliance’s obligations under the 4019 Policy in the event Reliance Group Holdings’ (“Reliance’s parent”) so-called “claims-paying ability” were to fall below investment grade. Key Bank USA also entered into an agreement with Swiss Re and Reliance whereby Swiss Re agreed to issue to Key Bank USA an insurance policy on the same terms and conditions as the 4011 Policy in the event the financial condition of Reliance Group Holdings fell below a certain level. Around May 2000, the conditions under both the 4019 Policy and the Swiss Re agreement were triggered.

The 4011 Policy was canceled and replaced as of May 1, 2000, by a policy issued by North American Specialty Insurance Company (a subsidiary or affiliate of Swiss Re) (“the NAS Policy”). Tri-Arc Financial Services, Inc. (“Tri-Arc”) acted as agent for Reliance, Swiss Re and NAS. Since February 2000, Key Bank USA has been filing claims under the Policies, but none of these claims has been paid.

In July 2000, Key Bank USA filed a claim for arbitration against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, damages and a declaration of the scope of coverage under the Policies. On January 8, 2001, Reliance filed an action (litigation) against Key Bank USA in Federal District Court in Ohio seeking rescission or reformation of the Policies because they allegedly do not reflect the intent of the parties with respect to the scope of coverage and how and when claims were to be paid. Key filed an answer and counterclaim against Reliance, Swiss Re, NAS and Tri-Arc seeking, among other things, declaratory relief as to the scope of coverage under the Policies, damages for breach of contract and failure to act in good faith, and punitive damages. The parties agreed to proceed with this court action and to dismiss the arbitration without prejudice.

On May 29, 2001, the Commonwealth Court of Pennsylvania entered an order placing Reliance in a court supervised “rehabilitation” and purporting to stay all litigation against Reliance. On July 23, 2001, the Federal District Court in Ohio stayed the litigation to allow the rehabilitator to complete her task. On October 3, 2001, the Court in Pennsylvania entered an order placing Reliance in liquidation and canceling all Reliance insurance policies as of November 2, 2001. On November 20, 2001, the Federal District Court in Ohio entered an order that, among other things, required Reliance to report to the Court on the progress of the liquidation. On January 15, 2002, Reliance filed a status report requesting the continuance of the stay for an indefinite period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

On February 20, 2002, Key Bank USA asked the Court to allow the case to proceed against the parties other than Reliance, and the Court granted that motion on May 17, 2002. As of February 19, 2003, all claims against Tri-Arc were dismissed through a combination of court action and voluntary dismissal by Key Bank USA.

Management believes that Key Bank USA has valid insurance coverage or claims for damages relating to the residual value of automobiles leased through Key Bank USA during the four-year period ending January 1, 2001. With respect to each individual lease, however, it is not until the lease expires and the vehicle is sold that Key Bank USA can determine the existence and amount of any actual loss (i.e., the difference between the residual value provided for in the lease agreement and the vehicle’s actual market value at lease expiration). The actual total losses for which Key Bank USA will file claims will depend to a large measure upon the viability of, and pricing within, the market for used cars throughout the lease run-off period, which extends through 2006. The market for used cars varies.

Accordingly, the total expected loss on the portfolio for which Key Bank USA will file claims cannot be determined with certainty at this time. Claims filed by Key Bank USA through December 31, 2003, total approximately $361 million, and management currently estimates that approximately $36 million of additional claims may be filed through year-end 2006 bringing the total aggregate amount of actual and potential claims to $397 million. As discussed previously, a number of factors could affect Key Bank USA’s actual loss experience, which may be higher or lower than management’s current estimates.

Key is filing insurance claims for its losses and is recording as a receivable on its balance sheet a portion of the amount of the insurance claims as and when they are filed. Management believes the amount being recorded as a receivable due from the insurance carriers is appropriate to reflect the collectibility risk associated with the insurance litigation; however, litigation is inherently not without risk, and any actual recovery from the litigation may be more or less than the receivable. While management does not expect an adverse decision, if a court were to make an adverse final determination, such result would cause Key to record a material one-time expense during the period when such determination is made. An adverse determination would not have a material effect on Key’s financial condition, but could have a material adverse effect on Key’s results of operations in the quarter it occurs.

Other litigation. In the ordinary course of business, Key is subject to legal actions that involve claims for substantial monetary relief. Based on information presently known to management, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Key’s financial condition or results of operations.

GUARANTEES

Key is a guarantor in various agreements with third parties. In accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” Key must recognize a liability on its balance sheet for the “stand ready” obligation associated with certain guarantees issued or modified on or after January 1, 2003. The accounting for guarantees existing at December 31, 2002, was not revised. Additional information pertaining to Interpretation No. 45 is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Accounting Pronouncements Adopted in 2003” on page 55. The following table shows the types of guarantees (as defined by Interpretation No. 45) that Key had outstanding at December 31, 2003.

	Maximum Potential
	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$7,270	$28
Credit enhancement for asset-backed commercial paper conduit	60	—
Recourse agreement with FNMA	581	5
Return guaranty agreement with LIHTC investors	756	34
Default guarantees	11	—
Written interest rate caps[a]	76	20

Total	$8,754	$87

[a]	As of December 31, 2003, the weighted-average interest rate of written interest rate caps was 1.2% and the weighted-average strike rate was 5.3%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.

Standby letters of credit. These instruments obligate Key to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Standby letters of credit are issued by many of Key’s lines of business to address clients’ financing needs. If amounts are drawn under standby letters of credit, such amounts are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2003, Key’s standby letters of credit had a remaining weighted-average life of approximately 2 years, with remaining actual lives ranging from less than 1 year to as many as 16 years.

Credit enhancement for asset-backed commercial paper conduit. Key provides credit enhancement in the form of a committed facility to ensure the continuing operations of an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. The commitment to provide credit enhancement extends until September 25, 2004, and specifies that in the event of default by certain borrowers whose loans are held by the conduit, Key will provide financial relief to the conduit in an amount that is based on defined criteria that consider the level of credit risk involved and other factors. Key consolidated the conduit upon adoption of Interpretation No. 46 on July 1, 2003.

At December 31, 2003, Key’s funding requirement under the credit enhancement facility totaled $60 million. However, there were no drawdowns under the facility during the year ended December 31, 2003. Key has no recourse or other collateral available to offset any amounts that may be funded under this credit enhancement facility. Management periodically evaluates Key’s commitments to provide credit enhancement to the conduit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Recourse agreement with Federal National Mortgage Association. KBNA participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing (“DUS”) program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KBNA has agreed to assume a limited portion of the risk of loss on each commercial mortgage loan sold to FNMA. Accordingly, KBNA established and maintains a reserve for such potential losses in an amount management estimates will approximate the fair value of the liability undertaken by KBNA. At December 31, 2003, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 9 years and the unpaid principal balance outstanding of loans sold by KBNA as a participant in this program was approximately $1.7 billion. The maximum potential amount of undiscounted future payments that may be required under this program is equal to one-third of the principal balance of loans outstanding. If payment is required under this program, Key would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.

Return guarantee agreement with Low-Income Housing Tax Credit (“LIHTC”) investors. KAHC, a subsidiary of KBNA, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return that is dependent on the financial performance of the property and the property’s ability to maintain its LIHTC status throughout a fifteen-year compliance period. If these two conditions are not met, Key is obligated to make any necessary payments to investors to provide the guaranteed return. Key consolidated these partnerships upon adoption of Interpretation No. 46 on July 1, 2003. In October 2003, management elected to discontinue new projects under this program. Additional information regarding Interpretation No. 46 and these partnerships is included in Note 1 and Note 8 (“Loan Securitizations and Variable Interest Entities”), which begins on page 63.

KAHC can effect changes in the management of the properties to improve performance. However, other than the underlying income stream from the properties, no recourse or collateral is available to offset the guarantee obligation. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally through the distribution of tax credits and deductions associated with the specific properties.

As shown in the preceding table, KAHC maintained a reserve in the amount of $34 million at December 31, 2003, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the preceding table represents undiscounted future payments due to investors for the return on and of their investments. In accordance with Interpretation No. 45, the amount of all fees received in consideration for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, has been recognized in the stand ready obligation.

Various types of default guarantees. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to pay all or a portion of the subject indebtedness and/or related interest.

These guarantees are generally undertaken when Key is supporting or protecting its underlying investment or where the risk profile of the debtor is stable. The terms of these default guarantees range from less than 1 year to as many as 19 years. Although no collateral is held, Key would have recourse against the debtor for any payments made under a default guarantee.

Written interest rate caps. In the ordinary course of business, Key writes interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2003, these caps had a weighted average life of approximately 5 years.

Key is obligated to pay the client if the applicable benchmark interest rate exceeds a specified level (known as the “strike rate”). These instruments are accounted for as derivatives with the fair value liability recorded in “accrued expense and other liabilities” on the balance sheet. Key’s potential amount of future payments under these obligations is mitigated by offsetting positions with third parties.

OTHER OFF-BALANCE SHEET RISK

Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45 and from other relationships.

Liquidity facility that supports asset-backed commercial paper conduit. Key provides liquidity to an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. See further discussion of the conduit in Note 8. This liquidity facility obligates Key through November 4, 2006, to provide funding of up to $1.3 billion if required as a result of a disruption in credit markets or other factors. The amount available to be drawn, which is based on the amount of current commitments to borrowers in the conduit, was $607 million at December 31, 2003. However, there were no drawdowns under this committed facility at that time. Key’s commitment to provide liquidity is periodically evaluated by management.

Indemnifications provided in the ordinary course of business. Key provides certain indemnifications primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with loan sales and other ongoing activities, but also in connection with purchases and sales of businesses. Management’s past experience with these indemnifications has been that the amounts paid, if any, have not had a significant effect on Key’s financial condition or results of operations.

Intercompany guarantees. KeyCorp and primarily KBNA are parties to various guarantees that are undertaken to facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, investments and securities, and certain leasing transactions involving clients.

Relationship with MasterCard International Inc. and Visa U.S.A. Inc. KBNA and Key Bank USA are members of MasterCard International Incorporated (“MasterCard”) and Visa U.S.A. Inc. (“Visa”). MasterCard’s charter documents and bylaws state that MasterCard may assess its members for certain liabilities that it incurs, including litigation liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Visa’s charter documents state that Visa may fix fees payable by members in connection with Visa’s operations. We understand that descriptions of significant pending lawsuits and MasterCard’s and Visa’s positions regarding the potential impact of those lawsuits on members are set forth on MasterCard’s and Visa’s respective websites, as well as in MasterCard’s public filings with the Securities and Exchange Commission. Key is not a party to any significant litigation by third parties against MasterCard or Visa.

In June 2003, MasterCard and Visa agreed, independently, to settle a class-action lawsuit against them by Wal-Mart Stores Inc. and many other retailers. The lawsuit alleged that MasterCard and Visa violated federal antitrust laws by conspiring to monopolize the debit card services market and by requiring merchants that accept certain of their debit and credit card services to also accept their higher priced “off-line,” signature-verified debit card services. Under the terms of the settlements, which the court approved in December 2003, MasterCard and Visa have agreed to pay a total of approximately $3 billion beginning August 1, 2003, over a 10-year period, to merchants who claim to have been harmed by their actions and to lower the fees they charge merchants for their “off-line” signature-verified debit card services. Also, as of January 1, 2004, such merchants are not required to accept MasterCard or Visa debit card services when they accept MasterCard or Visa credit card services. Accordingly, management believes that the settlements will reduce fees earned by KBNA and Key Bank USA from off-line debit card transactions. Management estimates that the impact of the settlement on Key will be a reduction to pre-tax net income of less than $25 million in 2004. This estimate is subject to change once management completes its evaluation of alternative actions it may take in response to the settlements and has had an opportunity to observe any post-settlement changes in the marketplace for card services. It is management’s understanding that certain retailers have opted-out of the class-action settlement and that additional suits have been filed against MasterCard and Visa seeking additional damage recovery. Management is unable at this time to estimate the possible impact on Key of any such actions.

Involvement in the Mutual Fund, Brokerage and Annuity Industry. As previously publicly reported in the media, McDonald Investments Inc. (“McDonald”), a registered broker-dealer subsidiary of KeyCorp, has received subpoenas from the Securities and Exchange Commission and inquiries from the National Association of Securities Dealers and the State of New York Attorney General, seeking documents and information as part of their investigations into trading activity involving the mutual fund, brokerage and annuity businesses. McDonald has responded to the various regulatory authorities and is cooperating fully with their inquiries and investigation. It is not known whether, and then to what extent, McDonald could receive further requests or be required to take action related to this matter in the future.

19. DERIVATIVES AND HEDGING ACTIVITIES

Key, mainly through its lead bank, KBNA, is party to various derivative instruments. These instruments are used for asset and liability management and for trading purposes. Generally, these instruments help Key meet clients’ financing needs and manage exposure to “market risk” — the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments, these derivatives contain an element of “credit risk” — the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. All foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments.

At December 31, 2003, Key had $735 million of derivative assets and $117 million of derivative liabilities on its balance sheet that arose from derivatives that were being used for hedging purposes. As of the same date, derivative assets and liabilities classified as trading derivatives totaled $1.2 billion and $1.1 billion, respectively. Derivative assets and liabilities are recorded at fair value in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet.

ASSET AND LIABILITY MANAGEMENT

Fair value hedging strategies. Key uses interest rate swap contracts known as “receive fixed/pay variable” swaps to modify its exposure to interest rate risk. These contracts convert specific fixed-rate deposits, short-term borrowings and long-term debt into variable-rate obligations. As a result, Key receives fixed-rate interest payments in exchange for variable-rate payments over the lives of the contracts without exchanges of the underlying notional amounts.

Key recognized net gains of approximately $3 million in 2003 and 2002 and a net loss of $1 million in 2001 related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in “other income” on the income statement.

Cash flow hedging strategies. Key also enters into “pay fixed/receive variable” interest rate swap contracts that effectively convert a portion of its floating-rate debt into fixed-rate debt to reduce the potential adverse impact of interest rate increases on future interest expense. These contracts allow Key to exchange variable-rate interest payments for fixed-rate payments over the lives of the contracts without exchanges of the underlying notional amounts. Similarly, Key has converted certain floating-rate commercial loans to fixed-rate loans by entering into interest rate swap contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Key also uses “pay fixed/receive variable” interest rate swaps to manage the interest rate risk associated with anticipated sales or securitizations of certain commercial real estate loans. These swaps protect against a possible short-term decline in the value of the loans that could result from changes in interest rates between the time they are originated and the time they are securitized or sold. Key’s general policy is to sell or securitize these loans within one year of their origination.

During 2003, 2002 and 2001, the net gain recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.

The change in “accumulated other comprehensive income (loss)” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2003	of Gains to	December 31,
in millions	2002	Hedging Activity	Net Income	2003

Accumulated other comprehensive income (loss) resulting from cash flow hedges	$6	$20	$(26)	—

Reclassifications of gains and losses from “accumulated other comprehensive income (loss)” to earnings coincide with the income statement impact of the hedged item through the payment of variable-rate interest on debt, the receipt of variable-rate interest on commercial loans and the sale or securitization of commercial real estate loans.

TRADING PORTFOLIO

Futures contracts and interest rate swaps, caps and floors. Key uses these instruments for dealer activities, which are generally limited to Key’s commercial loan clients, and enters into positions with third parties that are intended to offset or mitigate the interest rate risk of the client positions. The transactions entered into with clients are generally limited to conventional interest rate swaps. All futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to fair value are included in “investment banking and capital markets income” on the income statement.

Foreign exchange forward contracts. Key uses these instruments to accommodate the business needs of clients and for proprietary trading purposes. Foreign exchange forward contracts provide for the delayed delivery or purchase of foreign currency. Key mitigates the associated risk by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all foreign exchange forward contracts are included in “investment banking and capital markets income” on the income statement.

Options and futures. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of options and futures are included in “investment banking and capital markets income” on the income statement.

Key has established a reserve in the amount of $16 million at December 31, 2003, which management believes will be sufficient to cover estimated future losses on the trading portfolio in the event of default.

COUNTERPARTY CREDIT RISK

Swaps and caps present credit risk because the counterparty, which may be a bank or a broker/dealer, may not meet the terms of the contract. This risk is measured as the expected positive replacement value of contracts. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.

Key uses two additional means to manage exposure to credit risk on swap contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Second, Key’s Credit Administration department monitors credit risk exposure to the counterparty on each interest rate swap to determine appropriate limits on Key’s total credit exposure and decide whether to demand collateral. If Key determines that collateral is required, it is generally collected at the time this determination is made. Key generally holds collateral in the form of cash and highly rated treasury and agency-issued securities.

At December 31, 2003, Key was party to interest rate swaps and caps with 59 different counterparties. Among these were swaps and caps entered into to offset the risk of client exposure. Key had aggregate exposure of $659 million on these instruments to 30 of the counterparties. However, at December 31, Key held approximately $490 million in collateral to mitigate its credit exposure, resulting in net exposure of $169 million. The largest exposure to an individual counterparty was approximately $254 million, of which Key secured approximately $200 million in collateral.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

December 31,	2003		2002

	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments[a]	$4,316	$4,316	$4,996	$4,996
Securities available for sale[b]	7,638	7,638	8,507	8,507
Investment securities[b]	98	104	120	129
Other investments[c]	1,092	1,092	919	919
Loans, net of allowance[d]	61,305	62,545	61,005	62,703
Servicing assets	117	157	99	132
Derivative assets[f]	1,896	1,896	2,477	2,477
LIABILITIES
Deposits with no stated maturity[a]	$32,205	$32,205	$28,908	$28,908
Time deposits[e]	18,653	19,028	20,438	21,021
Short-term borrowings[a]	5,614	5,614	6,685	6,685
Long-term debt[e]	15,294	14,934	15,605	15,712
Derivative liabilities[f]	1,208	1,208	1,628	1,628
CAPITAL SECURITIES[e]	—	—	1,260	1,129

Valuation Methods and Assumptions

[a]	Fair value equals or approximates carrying amount.

[b]	Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

[c]	Fair values of most other investments were estimated based on the issuer’s financial condition and results of operations, prospects, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Where fair values were not readily determinable, they were based on fair values of similar instruments, or the investments were included at their carrying amounts.

[d]	Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables and loans held for sale were included at their carrying amounts in the estimated fair value of loans.

[e]	Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

[f]	Fair values of interest rate swaps and caps were based on discounted cash flow models. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount.

Residential real estate mortgage loans with carrying amounts of $1.6 billion at December 31, 2003, and $2.0 billion at December 31, 2002, are included in the amount shown for “Loans, net of allowance.” The estimated fair values of residential real estate mortgage loans and deposits do not take into account the fair values of related long-term client relationships, which are integral parts of the related financial instruments. The estimated fair values of these instruments would be significantly higher if they included the fair values of these relationships.

For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.

If management used different assumptions (related to discount rates and cash flow) and estimation methods, the estimated fair values shown in the table could change significantly. Accordingly, these estimates do not necessarily reflect the amounts Key’s financial instruments would command in a current market exchange. Similarly, because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent the underlying value of Key as a whole.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS

December 31,
in millions	2003	2002

ASSETS
Interest-bearing deposits	$999	$1,406
Loans and advances to subsidiaries:
Banks	77	77
Nonbank subsidiaries	1,041	693

	1,118	770
Investment in subsidiaries:
Banks	6,155	5,884
Nonbank subsidiaries	1,732	1,993

	7,887	7,877
Accrued income and other assets	912	881

Total assets	$10,916	$10,934

LIABILITIES
Accrued expense and other liabilities	$535	$595
Short-term borrowings	141	187
Long-term debt:
Subsidiaries	2	1,142
Unaffiliated companies	3,269	2,175

	3,271	3,317

Total liabilities	3,947	4,099
SHAREHOLDERS’ EQUITY[a]	6,969	6,835

Total liabilities and shareholders’ equity	$10,916	$10,934

[a]	See page 48 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

CONDENSED STATEMENTS OF INCOME

Year ended December 31,
in millions	2003	2002	2001

INCOME
Dividends from subsidiaries:
Banks	$245	$900	$500
Nonbank subsidiaries	73	200	107
Interest income from subsidiaries	41	54	77
Other income	16	3	49

	375	1,157	733
EXPENSES
Interest on long-term debt with subsidiary trusts	38	80	92
Interest on other borrowed funds	48	33	132
Personnel and other expense	115	58	52

	201	171	276
Income before income tax benefit and equity in net income less dividends from subsidiaries	174	986	457
Income tax benefit	45	53	28

	219	1,039	485
Equity in net income less dividends from subsidiaries	684	(63)	(353)

NET INCOME	$903	$976	$132

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOW

Year ended December 31,
in millions	2003	2002	2001

OPERATING ACTIVITIES
Net income	$903	$976	$132
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	—	—	20
Net securities (gains) losses	3	16	(28)
Deferred income taxes	38	(21)	(20)
Equity in net income less dividends from subsidiaries	(684)	63	353
Net decrease in other assets	(84)	(113)	(69)
Net increase in other liabilities	52	244	125
Net decrease in accrued restructuring charges	(10)	(32)	(68)
Other operating activities, net	29	11	39

NET CASH PROVIDED BY OPERATING ACTIVITIES	247	1,144	484
INVESTING ACTIVITIES
Cash used in acquisition, net of cash acquired	—	(66)	—
Net (increase) decrease in interest-bearing deposits	407	(352)	(507)
Purchases of securities available for sale	—	(8)	(50)
Proceeds from prepayments and maturities of securities available for sale	56	25	195
Net increase in loans and advances to subsidiaries	(331)	(1,648)	(136)
Decrease in investments in subsidiaries	577	1,604	670

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	709	(445)	172
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	(46)	66	(1,063)
Net proceeds from issuance of long-term debt	662	423	1,142
Payments on long-term debt	(815)	(637)	(230)
Loan payment received from ESOP trustee	—	—	13
Purchases of treasury shares	(303)	(77)	(50)
Net proceeds from issuance of common stock	59	37	33
Cash dividends paid	(513)	(511)	(501)

NET CASH USED IN FINANCING ACTIVITIES	(956)	(699)	(656)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

KeyCorp paid $86 million in interest on borrowed funds in 2003, $113 million in 2002 and $224 million in 2001.