Form 10-K, Exhibit 13
period 2004-12-31
KEYCORP /NEW/
filed 2005-02-28
CIK 91576

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

INTRODUCTION

This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 51 through 88.

Terminology

This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.

•	KeyCorp refers solely to the parent holding company.

•	KBNA refers to Key’s subsidiary bank, KeyBank National Association.

•	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

•	A KeyCenter is one of Key’s full-service retail banking facilities or branches.

•	Key engages in capital markets activities. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).

•	All earnings per share data included in this discussion are presented on a diluted basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options and other stock awards. Some of the financial information tables also include basic earnings per share, which takes into account only common shares outstanding.

•	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 32.

Description of business

KeyCorp is one of the nation’s largest bank-based financial services companies with consolidated total assets of $90.7 billion at December 31, 2004. KeyCorp’s subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. As of December 31, 2004, these services were provided across much of the country through subsidiaries operating 935 KeyCenters, a telephone banking call center services group and 2,194 ATMs in seventeen states. Additional information pertaining to KeyCorp’s three business groups appears in the “Line of Business Results” section, which begins on page 15, and in Note 4 (“Line of Business Results”), which begins on page 62.

In addition to the customary banking services of accepting deposits and making loans, KeyCorp’s bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary bank, trust company and registered investment adviser subsidiaries, KeyCorp provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation or other benefits to employees).

KeyCorp provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident, health and credit-life insurance on loans made by KeyCorp’s subsidiary bank, principal investing, community development financing, securities underwriting and brokerage, merchant services and other financial services.

Long-term goals

Key’s long-term goals are to achieve an annual return on average equity in the range of 16% to 18% and to grow earnings per common share at an annual rate of 8% to 10%. Our strategy for achieving these goals is described under the heading “Corporate strategy” on page 11.

Forward-looking statements

In addition to our long-term goals, this report may contain “forward-looking statements” about other issues like anticipated earnings, anticipated levels of net loan charge-offs and nonperforming assets, forecasted interest rate exposure, and anticipated improvement in profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “will be,” “are expected to,” “as planned,” “is anticipated,” “intends to,” “is projected,” or similar words.

Forward-looking statements pertaining to our goals and other matters are subject to assumptions, risks and uncertainties. For a variety of reasons, including the following factors, Key’s actual results could differ materially from those contained in or implied by forward-looking statements.

Economic conditions. If the economy or segments of the economy do not continue to improve, the demand for new loans and the ability of borrowers to repay outstanding loans may decline.

Interest rates. The extent to which market interest rates change, the direction in which they move and the composition of Key’s interest-earning assets and interest-bearing liabilities could affect net interest income.

Market dynamics. Key’s revenue is susceptible to changes in the markets Key serves, including changes resulting from mergers, acquisitions and consolidations among major clients and competitors; regional and global economic conditions and changes in laws and regulations.

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

Pricing and competition. The prices we charge for Key’s products and services and, hence, their profitability could change depending on demand, actions taken by our competitors and the introduction of new products and services.

Financial modeling. Assumptions made in connection with our financial and risk management modeling techniques and programs may prove to be inaccurate or erroneous.

Liquidity. Key’s liquidity could be adversely affected by both direct and indirect circumstances. An example of a direct (but hypothetical) event would be a significant downgrade in Key’s public credit rating by a rating agency. Examples of indirect (but hypothetical) events unrelated to Key that could have market-wide consequences would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.

Regulatory capital. KeyCorp and KBNA must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for certain dealings, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors.

Business continuity. Although Key has disaster recovery plans in place, events such as terrorist activities or military actions could damage our facilities or otherwise disrupt our operations. Such events could have an adverse effect on Key’s results of operations.

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

Accounting principles. Changes in U.S. generally accepted accounting principles (“GAAP”) could have a significant adverse effect on Key’s reported financial results. Although these changes may not have an economic impact on our business, they could affect our ability to attain targeted levels for certain performance measures.

Legal obligations and regulatory compliance. We may become subject to new legal obligations, or the resolution of pending litigation may have an adverse effect on our financial results. Also, KeyCorp and its subsidiaries are subject to voluminous and complex rules, regulations, and guidelines imposed by several government authorities. Monitoring compliance with these is a significant task and failure to comply may result in penalties that could have an adverse effect on Key’s results of operations.

Corporate strategy

Our strategy for achieving Key’s long-term goals is comprised of the following five primary elements:

•	Focus on our core businesses. We concentrate on businesses that enable us to build relationships with our clients. We focus on our “footprint” operations (i.e., those businesses conducted primarily within the thirteen states in which we have KeyCenters) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate lending, investment management and equipment leasing, in which we believe we possess resources of the scale necessary to compete nationally.

•	Build relationships. We work to deepen our relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. To that end, we emphasize deposit growth across all our lines of business. We also are putting considerable effort into enhancing our service quality.

•	Enhance our business. We strive for continuous improvement in our businesses. We continue to focus on increasing revenues, controlling expenses and improving the credit quality of our loan portfolios. We will continue to leverage technology to reduce costs and to achieve these objectives.

•	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. Key intends to achieve this by:

–	paying for performance if achieved in ways that are consistent with Key’s values;

–	attracting, developing and retaining a quality, high-performing and inclusive workforce;

–	developing leadership at all staff and management levels; and

–	creating a positive, stimulating and entrepreneurial work environment.

•	Enhance performance measurement. We will continue to refine and to rely upon performance measurement mechanisms that help us ensure that we are maximizing returns for our shareholders, that those returns are appropriate considering the inherent levels of risk involved and that our incentive compensation plans are commensurate with the contributions employees make to profitability.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Critical accounting policies and estimates

Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are important: not only are they necessary to comply with GAAP, they also reflect management’s view of the most appropriate manner in which to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 55, should be reviewed for a greater understanding of how Key’s financial performance is recorded and reported.

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

Management estimates the appropriate level of Key’s allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral cast doubt on the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on a particular borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, it is still possible for management’s assessment to be significantly incorrect, requiring an immediate adjustment to the allowance for loan losses.

Adjustments to the allowance for loan losses can materially affect net income. Such adjustments may result from events that cause actual losses to vary abruptly and significantly from expected losses. For example, class action lawsuits brought against an industry segment (e.g., one that utilized asbestos in its product) can cause a precipitous deterioration in the risk profile of borrowers doing business in that segment. Conversely, the dismissal of such lawsuits can cause a significant improvement in the risk profile. In either case, historical loss rates for that industry segment would not have provided a precise basis for determining the appropriate level of allowance.

Because Key’s loan portfolio is large, even minor changes in estimated loss rates can significantly affect management’s determination of the appropriate level of allowance. For example, a one-tenth of one percent change in the loss rate assumed for Key’s December 31, 2004, consumer loan portfolio would result in a $21 million change in the level of allowance deemed appropriate. The same percentage change in the loss rate assumed for the commercial loan portfolio would result in a $43 million change in the allowance.

Management estimates the appropriate level of Key’s allowance by conducting a detailed review of a significant number of much smaller portfolio segments that make up the consumer and commercial loan portfolios. It should be noted that Key’s total loan portfolio is well diversified in many respects, and a change in the level of the allowance for any one segment of the portfolio does not necessarily mean that a change is appropriate for any other segment. Also, the risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset each other. Thus, a change in the difference between actual and expected losses in any particular segment does not necessarily require a change in the level of the total allowance.

Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 56.

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

In addition, management must make assumptions to determine the gain or loss resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 67. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Our accounting policy related to loan securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 57.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Contingent liabilities, guarantees and income taxes. Contingent liabilities arising from litigation, guarantees in various agreements with third parties under which Key is a guarantor, and the potential effects of all of these items on Key’s results of operations are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 81. In addition, the applicability of the Internal Revenue Code and various state tax laws to transactions undertaken by Key is not always clear-cut. In the normal course of business, Key may record tax benefits related to transactions that may be contested by the Internal Revenue Service and/or state tax authorities. Key has provided tax reserves that management believes are currently adequate to absorb potential adjustments that may result from such contested tax benefits. For further information on Key’s accounting for income taxes, see Note 17 (“Income Taxes”), which begins on page 80.

Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by a third party could exceed the liability recorded on Key’s balance sheet. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2004.

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

Key’s principal investments include direct and indirect investments, predominantly in privately held companies. The fair values of these investments are estimated by considering a number of factors, including the investee’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting Key’s financial condition and results of operations. The fair value of principal investments was $816 million at December 31, 2004; a 10% positive or negative variance in the fair value would increase or decrease Key’s earnings by $82 million ($51 million after tax), or $.12 per share.

The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 58. The first step in testing for impairment is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated, and a second step would be required. Two primary assumptions are used in determining these fair values: Key’s revenue growth rate and the future weighted-average cost of capital (“WACC”). Key’s goodwill impairment testing for 2004 assumed a revenue growth rate of 6.00% and a WACC of 11.50%. Assuming that only one of these two factors changes at a time, the second step of the impairment testing would be necessary if the revenue growth rate or WACC were as follows for each of Key’s reporting units:

Consumer Banking — negative 15.25% rate of revenue growth or 28.00% WACC

Corporate and Investment Banking — negative 6.50% rate of revenue growth or 19.50% WACC

Investment Management Services — negative 13.25% rate of revenue growth or 25.00% WACC

These sensitivities are hypothetical and not completely realistic since a change in one of these assumptions is evaluated without changing the other. In reality, a change in one assumption could affect the other.

The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analyses of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 76.

When a potential asset impairment is identified through testing, observable changes in liquid markets or other means, management also must exercise judgment in determining the nature of the potential impairment (i.e., whether the impairment is temporary or other-than-temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment at December 31, 2004, is provided in Note 6 (“Securities”), which begins on page 66.

Revenue recognition

Improprieties committed by various publicly-traded companies related to revenue recognition have received a great deal of attention. Although all companies face the risk of intentional or unintentional misstatements, Key’s management believes that such misstatements are less likely in the financial services industry because most of the revenue (i.e., interest accruals) recorded is driven by nondiscretionary formulas based on written contracts, such as loan agreements.

HIGHLIGHTS OF KEY’S 2004 PERFORMANCE

The primary measures of Key’s financial performance for 2004, 2003 and 2002 are summarized below. Figure 1 on page 14 summarizes Key’s financial performance for each of the past six years.

•	Net income for 2004 was $954 million, or $2.30 per common share, compared with $903 million, or $2.12 per share, for 2003 and $976 million, or $2.27 per share, for 2002.

•	Key’s return on average equity was 13.75% for 2004, compared with 13.08% for 2003 and 14.96% for 2002.

•	Key’s 2004 return on average total assets was 1.10%, compared with a return of 1.07% for 2003 and 1.19% for 2002.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 1. SELECTED FINANCIAL DATA

							Compound
							Annual Rate
							of Change
dollars in millions, except per share amounts	2004	2003	2002	2001	2000	1999	(1999-2004)

YEAR ENDED DECEMBER 31,
Interest income	$3,818	$3,970	$4,366	$5,627	$6,277	$5,695	(7.7)%
Interest expense	1,181	1,245	1,617	2,802	3,547	2,908	(16.5)
Net interest income	2,637	2,725	2,749	2,825	2,730	2,787	(1.1)
Provision for loan losses	185	501	553	1,350	490	348	(11.9)
Noninterest income	1,746	1,760	1,769	1,725	2,194	2,315	(5.5)
Noninterest expense	2,810	2,742	2,653	2,941	2,917	3,070	(1.8)
Income before income taxes and cumulative effect of accounting changes	1,388	1,242	1,312	259	1,517	1,684	(3.8)
Income before cumulative effect of accounting changes	954	903	976	157	1,002	1,107	(2.9)
Net income	954	903	976	132	1,002	1,107	(2.9)

PER COMMON SHARE
Income before cumulative effect of accounting changes	$2.32	$2.13	$2.29	$.37	$2.32	$2.47	(1.2)%
Income before cumulative effect of accounting changes — assuming dilution	2.30	2.12	2.27	.37	2.30	2.45	(1.3)
Net income	2.32	2.13	2.29	.31	2.32	2.47	(1.2)
Net income — assuming dilution	2.30	2.12	2.27	.31	2.30	2.45	(1.3)
Cash dividends paid	1.24	1.22	1.20	1.18	1.12	1.04	3.6
Book value at year end	17.46	16.73	16.12	14.52	15.65	14.41	3.9
Market price at year end	33.90	29.32	25.14	24.34	28.00	22.13	8.9
Dividend payout ratio	53.45%	57.28%	52.40%	380.65%	48.28%	42.11%	4.9
Weighted-average common shares (000)	410,585	422,776	425,451	424,275	432,617	448,168	(1.7)
Weighted-average common shares and potential common shares (000)	415,430	426,157	430,703	429,573	435,573	452,363	(1.7)

AT DECEMBER 31,
Loans	$68,464	$62,711	$62,457	$63,309	$66,905	$64,222	1.3%
Earning assets	78,879	73,143	73,635	71,672	77,316	73,733	1.4
Total assets	90,739	84,487	85,202	80,938	87,270	83,395	1.7
Deposits	57,842	50,858	49,346	44,795	48,649	43,233	6.0
Long-term debt	14,846	15,294	15,605	14,554	14,161	15,881	(1.3)
Shareholders’ equity	7,117	6,969	6,835	6,155	6,623	6,389	2.2

PERFORMANCE RATIOS
Return on average total assets	1.10%	1.07%	1.19%	.16%	1.19%	1.37%	N/A
Return on average equity	13.75	13.08	14.96	2.01	15.39	17.68	N/A
Net interest margin (taxable equivalent)	3.64	3.80	3.97	3.81	3.69	3.93	N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	7.84%	8.25%	8.02%	7.60%	7.59%	7.66%	N/A
Tangible equity to tangible assets	6.35	6.94	6.73	6.29	6.12	6.03	N/A
Tier 1 risk-based capital	7.22	8.35	7.74	7.17	7.72	7.68	N/A
Total risk-based capital	11.47	12.57	12.11	11.07	11.48	11.66	N/A
Leverage	7.96	8.55	8.16	7.66	7.71	7.77	N/A

OTHER DATA
Average full-time equivalent employees	19,576	20,064	20,816	21,555	22,939	25,469	(5.1)%
KeyCenters	935	906	910	911	922	936	—

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions and Divestiture”) on page 62 contains specific information about the acquisitions and divestiture that Key completed in the past three years to help you understand how those transactions may have impacted Key’s financial condition and results of operations.

N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Key’s top three priorities for 2004 were to profitably grow revenue, improve asset quality and maintain expense discipline. During 2004:

•	Key’s noninterest income rose by $32 million, excluding a $46 million net loss incurred during the fourth quarter of 2004 from the sale of the broker-originated home equity loan portfolio and the reclassification of the indirect automobile loan portfolio to held-for-sale status. This increase was due primarily to improved performance of Key’s market-sensitive businesses, including investment banking and capital markets, and trust and investment services. These businesses benefited from stronger equity markets as well as the integration of our banking, investment and trust businesses, and our focus on targeted client segments. Significant growth in letter of credit and loan fees also contributed to the increase.

Despite strong commercial loan growth that contributed to a $1.5 billion increase in the level of Key’s average earning assets, Key’s net interest income decreased by $88 million from 2003, reflecting a 16 basis point reduction in Key’s net interest margin. The growth of our commercial loan portfolio was broad-based and spread across a number of industry sectors.

•	Asset quality continued to improve as Key’s nonperforming loans have declined for nine consecutive quarters. At December 31, 2004, nonperforming loans were at their lowest level since September 30, 1995. In addition, net loan charge-offs on Key’s continuing loan portfolio for the fourth quarter were at their lowest level since the second quarter of 2000. The continuing loan portfolio excludes the broker- originated home equity and indirect automobile loan portfolios that were either sold or moved to held-for-sale status in December 2004.

•	We continued to manage expenses effectively. Excluding a $55 million write-off of goodwill recorded during the fourth quarter of 2004 in connection with our decision to sell the nonprime indirect automobile loan business, the level of Key’s total noninterest expense was essentially unchanged from 2003.

Further, we continue to effectively manage our capital through share repurchases, dividends paid to shareholders and investing in our higher-growth businesses. During 2004, Key repurchased 16.5 million of its common shares. Key’s tangible equity to tangible assets ratio was 6.35% at December 31, 2004, and is within our targeted range of 6.25% to 6.75%.

The primary reasons that Key’s revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of the Management’s Discussion & Analysis section.

Looking ahead, we believe Key is positioned to benefit from an improving economy. We have strengthened our management team, repositioned our balance sheet in anticipation of rising interest rates, improved our risk profile and maintained a disciplined approach to managing expenses. In addition, we completed a number of specific transactions during 2004 that strengthened our market share positions and supported our strategy of focusing on businesses that enable us to build relationships with our clients.

•	During the fourth quarter of 2004, we sold our broker-originated home equity loan portfolio and reclassified our indirect automobile loan portfolio to held-for-sale status because these businesses did not meet our performance standards or fit with our relationship banking strategy. These actions reduced Key’s 2004 results by $78 million ($77 million after tax), or $.19 per common share.

•	Effective December 1, 2004, we acquired American Express Business Finance Corporation (“AEBF”), the equipment leasing unit of American Express’ small business division headquartered in Parsippany, New Jersey. This company provides capital for small and middle market businesses, mostly in the healthcare, information technology, office products, and commercial vehicle/construction industries, and has a leasing portfolio of approximately $1.5 billion.

•	Effective October 15, 2004, we acquired EverTrust Financial Group, Inc. (“EverTrust”), the holding company for EverTrust Bank, a state- chartered bank headquartered in Everett, Washington with twelve branch offices. EverTrust had assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition.

•	Effective August 11, 2004, we acquired certain net assets of American Capital Resource, Inc., based in Atlanta, Georgia. This is the fourth commercial real estate acquisition we have made in the last five years as part of our ongoing strategy to expand Key’s commercial mortgage finance and servicing capabilities.

•	Effective July 22, 2004, we acquired ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB in suburban Detroit, Michigan.

LINE OF BUSINESS RESULTS

This section summarizes the financial performance and related strategic developments of each of Key’s three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 62. Note 4 includes a brief description of the products and services offered by each of the three major business groups, more detailed financial information pertaining to the groups and their respective lines of business, and explanations of “Other Segments” and “Reconciling Items” presented in Figure 2.

Figure 2 shows the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for each of the past three years.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 2. MAJOR BUSINESS GROUPS — TAXABLE-EQUIVALENT REVENUE AND NET INCOME

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

REVENUE (TAXABLE EQUIVALENT)
Consumer Banking	$2,257	$2,331	$2,360	$(74)	(3.2)%
Corporate and Investment Banking	1,511	1,467	1,486	44	3.0
Investment Management Services	808	783	822	25	3.2
Other Segments	15	56	2	(41)	(73.2)

Total segments	4,591	4,637	4,670	(46)	(1.0)
Reconciling Items	(114)	(81)	(32)	(33)	(40.7)

Total	$4,477	$4,556	$4,638	$(79)	(1.7)%

NET INCOME (LOSS)
Consumer Banking	$375	$412	$445	$(37)	(9.0)%
Corporate and Investment Banking	486	358	369	128	35.8
Investment Management Services	112	81	96	31	38.3
Other Segments	31	56	26	(25)	(44.6)

Total segments	1,004	907	936	97	10.7
Reconciling Items	(50)	(4)	40	(46)	N/M

Total	$954	$903	$976	$51	5.6%

N/M = Not Meaningful

Consumer Banking

As shown in Figure 3, net income for Consumer Banking was $375 million for 2004, down from $412 million for 2003 and $445 million for 2002. Two principal causes of the decline were the fourth quarter 2004 sale of the broker-originated home equity loan portfolio, and the reclassification of the indirect automobile loan portfolio to held-for-sale status. These actions resulted in significant decreases in noninterest income and in the provision for loan losses, and a substantial increase in noninterest expense. Excluding the effects of the above actions, net income for Consumer Banking was $452 million for 2004.

Taxable-equivalent net interest income decreased by $34 million, or 2%, from 2003, due to a less favorable interest rate spread on deposits. The adverse effect of the lower deposit spread was partially offset by a more favorable spread on average earning assets, a 9% increase in average commercial loans and growth in average core deposits. Increased deposits were primarily in the form of money market deposit accounts, negotiable order of withdrawal (“NOW”) accounts and noninterest-bearing deposits, reflecting client preferences for investments that provide high levels of liquidity in a low interest rate environment. Noninterest-bearing deposits also increased because we intensified our cross-selling efforts, and focused sales and marketing efforts on our free checking products.

Noninterest income decreased by $40 million, or 8%, due largely to a $46 million loss recorded in connection with management’s decision to sell the loan portfolios mentioned above and a $24 million reduction in service charges on deposit accounts — primarily in Retail Banking. The decrease in deposit service charges resulted from lower overdraft and maintenance fees. These adverse changes were offset in part by a $32 million decrease in net losses incurred on the residual values of leased vehicles in the Indirect Lending unit and a $6 million increase in income from electronic banking activities.

The provision for loan losses decreased by $114 million, or 41%, because of improved asset quality in each of the major lines of businesses and a $21 million credit to the provision recorded in the fourth quarter of 2004. The credit resulted from the reversal of provision recorded in prior periods and was taken in connection with management’s decision to sell the indirect automobile loan portfolio.

Noninterest expense rose by $68 million, or 5%, from 2003, due largely to a $55 million write-off of goodwill recorded in connection with management’s decision to sell Key’s nonprime indirect automobile loan business and a $17 million rise in personnel expense.

During the second half of 2004, we improved our market share position by acquiring EverTrust, headquartered in Everett, Washington with assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition. We also acquired ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB in suburban Detroit, Michigan.

In 2003, the decrease in net income was attributable to a $19 million, or 1%, reduction in taxable-equivalent net interest income, a $10 million, or 2%, reduction in noninterest income and a $43 million, or 3%, increase in noninterest expense. The adverse effects of these changes were partially offset by a $20 million, or 7%, decrease in the provision for loan losses, due to improved asset quality in the Indirect Lending unit and the Retail Banking line of business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 3. CONSUMER BANKING

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,788	$1,822	$1,841	$(34)	(1.9)%
Noninterest income	469	509	519	(40)	(7.9)

Total revenue (TE)	2,257	2,331	2,360	(74)	(3.2)
Provision for loan losses	166	280	300	(114)	(40.7)
Noninterest expense	1,459	1,391	1,348	68	4.9

Income before income taxes (TE)	632	660	712	(28)	(4.2)
Allocated income taxes and TE adjustments	257	248	267	9	3.6

Net income	$375	$412	$445	$(37)	(9.0)%

Percent of consolidated net income	39%	45%	46%	N/A	N/A

AVERAGE BALANCES
Loans	$29,493	$28,993	$27,987	$500	1.7%
Total assets	32,202	31,500	30,428	702	2.2
Deposits	35,385	34,828	33,978	557	1.6

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL CONSUMER BANKING DATA

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
Noninterest-bearing	$5,702	$5,568	$5,169	$134	2.4%
Money market and other savings	16,565	15,251	13,057	1,314	8.6
Time	13,118	14,009	15,752	(891)	(6.4)

Total deposits	$35,385	$34,828	$33,978	$557	1.6%

HOME EQUITY LOANS
Retail Banking and Small Business:
Average balance	$8,709	$8,058
Average loan-to-value ratio	72%	72%
Percent first lien positions	61	59
National Home Equity:
Average balance	$4,555	$5,113
Average loan-to-value ratio	67%	74%
Percent first lien positions	70	82

OTHER DATA
On-line households / household penetration	571,051 / 45%	471,206 / 39%
KeyCenters	935	906
Automated teller machines	2,194	2,167

Corporate and Investment Banking

As shown in Figure 4, net income for Corporate and Investment Banking was $486 million for 2004, compared with $358 million for 2003 and $369 million for 2002. The increase in 2004 was attributable to a significant reduction in the provision for loan losses and growth in noninterest income, offset in part by an increase in noninterest expense.

During 2004, the provision for loan losses decreased by $189 million, or 93%, due to improved asset quality across all lines of business.

During the same period, noninterest income rose by $51 million, or 10%, due largely to a $35 million increase in letter of credit and loan fees in the Corporate Banking and KeyBank Real Estate Capital lines of business, and a $31 million increase in income from investment banking and capital markets activities. In addition, Key Equipment Finance recorded a $15 million increase in net gains from the residual values of leased equipment. These positive results were partially offset by an $8 million decrease in income from trust and investment services, an $8 million decline in service charges on deposit accounts, and a $6 million reduction in net gains from loan sales.

Noninterest expense increased by $30 million, or 4%, reflecting a $22 million increase in personnel expense and increases in various indirect charges. The increase in personnel expense was attributable to higher incentive compensation and additional expenses incurred to expand the business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 4. CORPORATE AND INVESTMENT BANKING

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$956	$963	$996	$(7)	(.7)%
Noninterest income	555	504	490	51	10.1

Total revenue (TE)	1,511	1,467	1,486	44	3.0
Provision for loan losses	15	204	239	(189)	(92.6)
Noninterest expense	719	689	656	30	4.4

Income before income taxes (TE)	777	574	591	203	35.4
Allocated income taxes and TE adjustments	291	216	222	75	34.7

Net income	$486	$358	$369	$128	35.8%

Percent of consolidated net income	51%	40%	38%	N/A	N/A

AVERAGE BALANCES
Loans	$28,844	$27,892	$29,146	$952	3.4%
Total assets	33,571	32,289	32,652	1,282	4.0
Deposits	5,121	4,363	3,358	758	17.4

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL CORPORATE AND INVESTMENT BANKING DATA

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

AVERAGE LEASE FINANCING RECEIVABLES MANAGED BY KEY EQUIPMENT FINANCE [a]
Receivables held in Key Equipment Finance portfolio	$6,831	$6,027	$5,322	$804	13.3%
Receivables assigned to other lines of business	2,071	1,934	1,941	137	7.1

Total lease financing receivables managed	$8,902	$7,961	$7,263	$941	11.8%

[a]	Includes lease financing receivables held in portfolio and those assigned to other lines of business (primarily Corporate Banking) if those businesses are principally responsible for maintaining the relationship with the client.

Taxable-equivalent net interest income was essentially unchanged. Average earning assets rose by $1.5 billion, or 5%, due primarily to growth in the Key Equipment Finance line of business. This growth was attributable in part to the acquisition of AEBF discussed below. In addition, net interest income benefited from a 17% increase in average deposits. The positive effects of the growth in earning assets and deposits were offset by a less favorable interest rate spread on deposits and other funding sources.

In 2004, we expanded our market share positions and strengthened our business by completing two acquisitions. In the fourth quarter, we acquired AEBF, the equipment leasing unit of American Express’ small business division headquartered in Parsippany, New Jersey. This company provides capital for small and middle market businesses, mostly in the healthcare, information technology, office products, and commercial vehicle/construction industries, and has a leasing portfolio of approximately $1.5 billion.

We also acquired certain net assets of American Capital Resource, Inc., based in Atlanta, Georgia, in the third quarter. This is the fourth commercial real estate acquisition that we have made in the last five years as part of our ongoing strategy to expand Key’s commercial mortgage finance and servicing capabilities.

In 2003, the decrease in net income reflected a $33 million, or 3%, decline in taxable-equivalent net interest income, due primarily to a less favorable interest rate spread on deposits and other funding sources, and a decrease in average loans outstanding. In addition, noninterest expense increased by $33 million, or 5%. The adverse effects of these changes were offset in part by a $35 million, or 15%, decrease in the provision for loan losses and a $14 million, or 3%, increase in noninterest income.

Investment Management Services

As shown in Figure 5, Investment Management Services’ net income was $112 million for 2004, compared with $81 million for 2003 and $96 million for 2002. The increase in 2004 was due primarily to growth in noninterest income, a reduction in the provision for loan losses and lower noninterest expense.

Noninterest income grew by $22 million, or 4%, because of a $27 million increase in trust and investment services income. Trust revenue rose by $19 million, due primarily to a rise in the market value of assets under management. However, results also benefited from the full year effect of repricing initiatives implemented in 2003. In addition, income from brokerage activities increased by $8 million. These positive results

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 5. INVESTMENT MANAGEMENT SERVICES

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$242	$239	$223	$3	1.3%
Noninterest income	566	544	599	22	4.0

Total revenue (TE)	808	783	822	25	3.2
Provision for loan losses	4	17	14	(13)	(76.5)
Noninterest expense	625	638	655	(13)	(2.0)

Income before income taxes (TE)	179	128	153	51	39.8
Allocated income taxes and TE adjustments	67	47	57	20	42.6

Net income	$112	$81	$96	$31	38.3%

Percent of consolidated net income	12%	9%	10%	N/A	N/A

AVERAGE BALANCES
Loans	$5,245	$5,060	$4,827	$185	3.7%
Total assets	6,505	6,052	5,754	453	7.5
Deposits	7,281	6,084	3,919	1,197	19.7

TE = Taxable Equivalent, N/A = Not Applicable

ADDITIONAL INVESTMENT MANAGEMENT SERVICES DATA

December 31,
in billions	2004	2003

Assets under management	$74.2	$68.7
Nonmanaged and brokerage assets	72.7	66.4

were partially offset by decreases in service charges on deposit accounts and in net gains from loan sales.

The provision for loan losses decreased by $13 million, or 76%, because of improved asset quality in the McDonald Financial Group.

Noninterest expense decreased by $13 million, or 2%, in 2004. Personnel expense rose by $12 million, or 4%, due largely to higher incentive compensation expense related to improved profitability in the McDonald Financial Group. However, the rise in personnel expense was more than offset by an aggregate decrease of $25 million in all other expenses, reflecting reductions in various indirect charges.

In 2003, the decrease in net income was due to a $55 million, or 9%, reduction in noninterest income, offset in part by a $16 million, or 7%, increase in taxable-equivalent net interest income and a $17 million, or 3%, decline in noninterest expense. The substantial reduction in noninterest income was caused by a $57 million decrease in income from trust and investment services. The June 2002 sale of Key’s 401(k) plan recordkeeping business accounted for $36 million, or 63%, of the decrease in that revenue component.

Other Segments

Other Segments consist primarily of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $31 million for 2004, compared with $56 million for 2003. A $14 million decrease in net gains from sales of securities in Corporate Treasury and an aggregate $24 million reduction in a number of other components of noninterest income drove the decline.

In 2003, Other Segments generated net income of $56 million, compared with net income of $26 million for 2002. The increase was due primarily to a $55 million improvement in principal investing results and a $14 million increase in net gains from sales of securities in Corporate Treasury.

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

To make it easier to compare results among several periods and the yields on various types of earning assets (some of which are taxable and others which are not), we present net interest income in this discussion on a “taxable-equivalent basis” (i.e., as if it were all taxable and at the same rate). For example, $100 of tax-exempt income would be presented as $154, an amount that — if taxed at the statutory federal income tax rate of 35% — would yield $100.

Figure 6, which spans pages 20 and 21, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with GAAP.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 6. AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

Year ended December 31,	2004			2003			2002
	Average		Yield/	Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans [a,b]
Commercial, financial and agricultural	$17,763	$791	4.45%	$17,161	$824	4.80%	$17,767	$907	5.10%
Real estate — commercial mortgage	6,411	326	5.09	5,909	315	5.32	6,345	373	5.87
Real estate — construction	4,922	250	5.08	5,335	274	5.14	5,851	315	5.38
Commercial lease financing	8,902	519	5.83	7,961	482	6.05	7,263	491	6.76

Total commercial loans	37,998	1,886	4.96	36,366	1,895	5.21	37,226	2,086	5.60
Real estate — residential	1,540	93	6.01	1,762	115	6.50	2,126	149	7.00
Home equity	14,784	842	5.70	14,578	863	5.92	13,028	889	6.82
Consumer — direct	2,052	154	7.52	2,141	157	7.35	2,206	183	8.29
Consumer — indirect lease financing	178	18	9.86	545	52	9.51	1,405	126	8.96
Consumer — indirect other	5,188	393	7.58	5,040	423	8.38	5,155	471	9.15

Total consumer loans	23,742	1,500	6.32	24,066	1,610	6.69	23,920	1,818	7.60
Loans held for sale	2,510	114	4.55	2,447	112	4.60	2,247	123	5.52

Total loans	64,250	3,500	5.45	62,879	3,617	5.75	63,393	4,027	6.35
Investment securities[a]	85	8	8.69	112	11	9.03	181	16	8.67
Securities available for sale[a,c]	7,215	331	4.60	7,865	356	4.55	6,359	389	6.14
Short-term investments	2,218	38	1.70	1,650	30	1.84	1,496	30	1.99
Other investments[c]	1,257	35	2.77	1,023	27	2.62	871	24	2.57

Total earning assets	75,025	3,912	5.21	73,529	4,041	5.49	72,300	4,486	6.20
Allowance for loan losses	(1,284)			(1,410)			(1,553)
Accrued income and other assets	12,668			12,229			11,034

	$86,409			$84,348			$81,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$20,175	147	.73	$17,913	149	.83	$13,761	131	.95
Savings deposits	2,007	5	.23	2,072	10	.50	1,986	13	.67
Certificates of deposit ($100,000 or more) [d]	4,834	178	3.71	4,796	186	3.93	4,741	218	4.63
Other time deposits	10,564	304	2.88	11,330	336	2.96	12,859	496	3.86
Deposits in foreign office	2,978	43	1.43	1,885	22	1.13	2,336	39	1.67

Total interest-bearing deposits	40,558	677	1.67	37,996	703	1.85	35,683	897	2.52
Federal funds purchased and securities sold under repurchase agreements	4,669	60	1.29	4,739	50	1.06	5,527	90	1.63
Bank notes and other short-term borrowings	2,631	42	1.59	2,612	60	2.29	2,943	79	2.67
Long-term debt, including capital securities[d,e]	14,304	402	2.93	16,049	432	2.79	16,961	551	3.29

Total interest-bearing liabilities	62,162	1,181	1.92	61,396	1,245	2.05	61,114	1,617	2.66
Noninterest-bearing deposits	11,192			10,347			9,098
Accrued expense and other liabilities	6,118			5,702			5,045
Shareholders’ equity	6,937			6,903			6,524

	$86,409			$84,348			$81,781

Interest rate spread (TE)			3.29%			3.44%			3.54%

Net interest income (TE) and net interest margin (TE)		2,731	3.64%		2,796	3.80%		2,869	3.97%

TE adjustment[a]		94			71			120

Net interest income, GAAP basis		$2,637			$2,725			$2,749

Capital securities	—	—		$629	$36		$1,254	$78

[a]Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[b] For purposes of these computations, nonaccrual loans are included in average loan balances.

[c] Yield is calculated on the basis of amortized cost.

[d] Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 84, for an explanation of fair value hedges.

[e] Rate calculation excludes ESOP debt for the years ended December 31, 2001, 2000 and 1999.

TE = Taxable Equivalent, N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2001			2000			1999			(1999-2004)
Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$19,459	$1,362	7.00%	$19,369	$1,669	8.63%	$17,695	$1,350	7.63%	.1%	(10.1)%
6,821	511	7.50	6,911	628	9.10	6,946	580	8.35	(1.6)	(10.9)
5,654	411	7.27	4,815	464	9.63	4,076	343	8.42	3.8	(6.1)
7,049	490	6.95	6,821	493	7.22	6,092	445	7.30	7.9	3.1

38,983	2,774	7.12	37,916	3,254	8.59	34,809	2,718	7.81	1.8	(7.0)
3,607	275	7.64	4,274	325	7.61	4,479	338	7.55	(19.2)	(22.7)
10,595	906	8.55	8,857	822	9.29	7,548	645	8.55	14.4	5.5
2,427	232	9.55	2,592	265	10.19	3,454	390	11.29	(9.9)	(17.0)

2,618	217	8.27	3,089	249	8.03	2,922	236	8.08	(42.9)	(40.2)
5,529	530	9.58	6,032	570	9.44	6,584	608	9.23	(4.7)	(8.4)

24,776	2,160	8.72	24,844	2,231	8.97	24,987	2,217	8.87	(1.0)	(7.5)
2,217	169	7.64	2,534	230	9.05	2,605	228	8.75	(.7)	(12.9)

65,976	5,103	7.73	65,294	5,715	8.75	62,401	5,163	8.27	.6	(7.5)
279	25	8.76	393	34	8.75	537	46	8.57	(30.8)	(29.5)
6,625	455	6.89	6,470	448	6.80	6,403	425	6.68	2.4	(4.9)
1,712	65	3.81	1,717	83	4.84	1,873	78	4.16	3.4	(13.4)
849	24	2.86	701	25	3.74	442	15	3.46	23.2	18.5

75,441	5,672	7.52	74,575	6,305	8.45	71,656	5,727	7.99	.9	(7.3)
(1,090)			(959)			(911)			7.1
10,552			10,419			10,201			4.4

$84,903			$84,035			$80,946			1.3

$12,942	263	2.03	$12,823	424	3.31	$13,741	402	2.93	8.0	(18.2)
1,952	21	1.05	2,206	32	1.47	2,716	44	1.62	(5.9)	(35.3)

5,284	301	5.71	5,511	340	6.15	4,257	223	5.24	2.6	(4.4)
14,208	786	5.53	13,974	805	5.76	11,969	595	4.97	(2.5)	(12.6)
2,715	107	3.94	2,593	167	6.45	823	41	4.98	29.3	1.0

37,101	1,478	3.98	37,107	1,768	4.76	33,506	1,305	3.89	3.9	(12.3)

5,197	198	3.80	4,931	287	5.82	4,856	220	4.53	(.8)	(22.9)

6,829	302	4.43	7,121	428	6.01	7,912	426	5.38	(19.8)	(37.1)

15,911	824	5.20	15,707	1,064	6.78	16,473	957	6.09	(2.8)	(15.9)

65,038	2,802	4.31	64,866	3,547	5.47	62,747	2,908	4.63	(.2)	(16.5)
8,354			8,328			8,474			5.7
4,939			4,329			3,464			12.0
6,572			6,512			6,261			2.1

$84,903			$84,035			$80,946			1.3

		3.21%			2.98%			3.36%

	2,870	3.81%		2,758	3.69%		2,819	3.93%		(.6)%

	45			28			32			24.0

	$2,825			$2,730			$2,787			(1.1)%

$1,309	$89		$1,243	$95		$1,162	$85			N/M

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Taxable-equivalent net interest income for 2004 was $2.7 billion, representing a $65 million, or 2%, decrease from the prior year. This reduction reflects the adverse effect of a lower net interest margin, which decreased 16 basis points to 3.64%. A basis point is equal to one one-hundredth of a percentage point, meaning 16 basis points equals .16%. The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets.

The combination of a soft economy and growth in core deposits have affected the net interest margin, as well as the size and composition of Key’s earning assets portfolio. Over the past twelve months, average core deposits grew by $2.3 billion, or 5%, while average earning assets increased by $1.5 billion, or 2%. Due to generally weak loan demand during the first half of 2004, the excess funds from core deposits were used primarily to reduce short-term borrowings or long-term debt. The stronger demand for loans during the second half of the year has helped to stabilize the net interest margin.

Specific factors that led to the decrease in Key’s net interest margin over the past year are:

•	During the first half of 2004, we repositioned our balance sheet in anticipation of interest rate increases. We also allowed interest rate swaps to mature without replacing them.

•	During the third quarter of 2003, we experienced exceptionally high levels of prepayments on our investment and consumer loan portfolios as a result of the low interest rate environment.

•	During 2003 and the first half of 2004, we did not reduce interest rates on deposit accounts because of competitive market conditions and the low interest rate environment.

•	Although the demand for commercial loans strengthened during the last half of 2004, the demand for commercial credit was weak during the preceding eighteen-month period.

Average earning assets for 2004 totaled $75.0 billion, which was $1.5 billion, or 2%, higher than the 2003 level. Growth in commercial lending and short-term investments more than offset declines in consumer loans and securities available for sale. The decline in consumer loans was due to loan sales and management’s efforts to exit certain credit-only relationship portfolios.

In 2003, net interest income was $2.8 billion, representing a $73 million, or 3%, decrease from the prior year as the negative effect of a lower net interest margin more than offset an increase in average earning assets. Key’s net interest margin contracted 17 basis points to 3.80%, while average earning assets grew by $1.2 billion, or 2%, to $73.5 million. Steady growth in our home equity lending (driven by the low interest rate environment) and commercial lease financing, and an increase in the securities available-for-sale portfolio drove the increase. During the same period, the general economic slowdown contributed to a decline in average commercial loans outstanding. Average consumer loans, other than home equity loans, also declined during 2003. The largest reduction occurred in the indirect automobile financing portfolio, primarily because, since 2001, Key has been scaling back automobile lending and has allowed the automobile lease financing portfolio to run off.

Over the past two years, the growth and composition of Key’s loan portfolio has been affected by the following actions:

•	During the fourth quarter of 2004, Key acquired EverTrust, in Everett, Washington with a loan portfolio (primarily commercial real estate loans) of approximately $685 million at the date of acquisition. In the same quarter, Key acquired AEBF with a commercial lease financing portfolio of approximately $1.5 billion, thereby adding 75 offices to our network for small-ticket lease solutions. During the first quarter of 2003, Key acquired a $311 million commercial lease financing portfolio and a $71 million commercial loan portfolio from a Canadian financial institution. The acquisition of these portfolios further diversified our asset base and has generated additional equipment financing opportunities.

•	Key sold commercial mortgage loans of $2.1 billion during 2004 and $1.7 billion during 2003. Since some of these loans have been sold with limited recourse (i.e., there is a risk that Key will be held accountable for certain events or representations made in the sales), Key established and has maintained a loss reserve of an amount estimated by management to be appropriate. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 83.

•	Key sold education loans of $1.3 billion ($1.1 billion through securitizations) during 2004 and $1.2 billion ($998 million through securitizations) during 2003. Key has used the securitization market for education loans as a cost effective means of diversifying its funding sources.

•	Key sold other loans (primarily home equity, residential real estate and commercial loans) totaling $2.9 billion during 2004 and $1.8 billion during 2003. In 2004, these transactions included the fourth quarter sale of $978 million of broker-originated home equity loans. During the same quarter, Key reclassified $1.7 billion of indirect automobile loans to held-for-sale status in anticipation of their sale. The sales and plans to sell these long-term, fixed-rate loans were driven by management’s strategies for improving Key’s returns and achieving desired interest rate and credit risk profiles.

•	During the third quarter of 2003, Key consolidated an asset-backed commercial paper conduit as a result of an accounting change. This consolidation added approximately $200 million to Key’s commercial loan portfolio. More information about this change, required by Interpretation No. 46, “Consolidation of Variable Interest Entities,” is provided in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 67.

•	During the second quarter of 2001, management announced that Key would exit the automobile leasing business, de-emphasize indirect prime automobile lending outside of Key’s primary geographic markets and discontinue certain credit-only commercial relationships. As of December 31, 2004, the affected portfolios, in the aggregate, have declined by approximately $459 million since December 31, 2003, and $5.1 billion since the date of the announcement.

Figure 7 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 26, contains more discussion about changes in earning assets and funding sources.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 7. COMPONENTS OF NET INTEREST INCOME CHANGES

	2004 vs 2003			2003 vs 2002
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$78	$(195)	$(117)	$(32)	$(378)	$(410)
Investment securities	(2)	(1)	(3)	(7)	2	(5)
Securities available for sale	(30)	5	(25)	81	(114)	(33)
Short-term investments	10	(2)	8	3	(3)	—
Other investments	6	2	8	4	(1)	3

Total interest income (taxable equivalent)	62	(191)	(129)	49	(494)	(445)

INTEREST EXPENSE
NOW and money market deposit accounts	18	(20)	(2)	36	(18)	18
Savings deposits	—	(5)	(5)	1	(4)	(3)
Certificates of deposit ($100,000 or more)	1	(9)	(8)	3	(35)	(32)
Other time deposits	(22)	(10)	(32)	(54)	(106)	(160)
Deposits in foreign office	15	6	21	(7)	(10)	(17)

Total interest-bearing deposits	12	(38)	(26)	(21)	(173)	(194)
Federal funds purchased and securities sold under repurchase agreements	(1)	11	10	(12)	(28)	(40)
Bank notes and other short-term borrowings	—	(18)	(18)	(8)	(11)	(19)
Long-term debt, including capital securities	(48)	18	(30)	(28)	(91)	(119)

Total interest expense	(37)	(27)	(64)	(69)	(303)	(372)

Net interest income (taxable equivalent)	$99	$(164)	$(65)	$118	$(191)	$(73)

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

Noninterest income

Noninterest income for 2004 was $1.7 billion, representing a $14 million, or less than 1%, decrease from the prior year. In 2003, noninterest income was essentially unchanged from 2002.

Excluding the $46 million loss (included in “net gains from loan securitizations and sales”) recorded during the fourth quarter of 2004 in connection with management’s decision to sell Key’s broker-originated home equity and indirect automobile loan portfolios, Key’s noninterest income grew by $32 million, or 2%, in 2004. This improvement was attributable largely to stronger financial markets. As shown in Figure 8, income from investment banking and capital markets activities grew by $39 million, while income from trust and investment services rose by $19 million. In addition, Key benefited from a $33 million increase in income from letter of credit and loan fees. These favorable results were partially offset by a $33 million reduction in service charges on deposit accounts and a $26 million decrease in net gains from loan sales and securitizations, exclusive of the loss mentioned previously.

FIGURE 8. NONINTEREST INCOME

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

Trust and investment services income	$564	$545	$605	$19	3.5%
Service charges on deposit accounts	331	364	405	(33)	(9.1)
Investment banking and capital markets income	233	194	176	39	20.1
Letter of credit and loan fees	175	142	120	33	23.2
Corporate-owned life insurance income	110	114	108	(4)	(3.5)
Electronic banking fees	85	80	79	5	6.3
Net gains from loan securitizations and sales	18	90	56	(72)	(80.0)
Net securities gains	4	11	6	(7)	(63.6)
Other income:
Insurance income	46	50	57	(4)	(8.0)
Credit card fees	13	11	9	2	18.2
Loan securitization servicing fees	5	7	9	(2)	(28.6)
Miscellaneous income	162	152	139	10	6.6

Total other income	226	220	214	6	2.7

Total noninterest income	$1,746	$1,760	$1,769	$(14)	(.8)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Noninterest income for 2003 benefited from a $34 million increase in net gains from loan securitizations and sales, and a $22 million rise in letter of credit and non-yield-related loan fees. In addition, income from investment banking and capital markets activities grew by $18 million, as Key had net principal investing gains in 2003, compared with net losses in 2002. As shown in Figure 8, smaller increases were also experienced in a number of other revenue components. These positive results were offset by a $60 million decrease in income from trust and investment services and a $41 million decline in service charges on deposit accounts.

The following discussion explains the composition of certain components of Key’s noninterest income and the factors that caused those components to change.

Trust and investment services income. Trust and investment services is Key’s largest source of noninterest income. The primary sources of trust and investment services revenue are shown in Figure 9.

FIGURE 9. TRUST AND INVESTMENT SERVICES INCOME

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

Brokerage commissions and fee income	$265	$266	$272	$(1)	(.4)%
Personal asset management and custody fees	166	155	156	11	7.1
Institutional asset management and custody fees	37	39	77	(2)	(5.1)
All other fees	96	85	100	11	12.9

Total trust and investment services income	$564	$545	$605	$19	3.5%

A significant portion of Key’s trust and investment services income depends on the value of assets under management. At December 31, 2004, Key’s bank, trust and registered investment advisory subsidiaries had assets under management of $74.6 billion, representing a 9% increase from $68.7 billion at December 31, 2003. The increase in the market value of these assets was the primary cause of the growth in this revenue component during 2004. However, results also benefited from the full year effect of repricing initiatives implemented in 2003. The composition of Key’s assets under management is shown in Figure 10.

FIGURE 10. ASSETS UNDER MANAGEMENT

December 31,
in millions	2004	2003	2002

Assets under management by investment type:
Equity	$34,788	$31,768	$27,224
Fixed income	20,313	17,355	16,133
Money market	19,456	19,580	18,337

Total	$74,557	$68,703	$61,694

Proprietary mutual funds included in assets under management:
Equity	$3,651	$3,165	$2,878
Fixed income	827	1,015	1,215
Money market	9,103	10,188	11,457

Total	$13,581	$14,368	$15,550

The 2003 reduction in income from trust and investment services reflected the effects of the June 2002 sale of Key’s 401(k) plan recordkeeping business. That sale accounted for approximately $36 million of the decrease in income from institutional asset management and custody fees — nearly all of the overall decline in this segment. In addition, trust and investment services income was adversely affected by weak activity and lower market values in the equity and fixed income markets during the first half of 2003.

Service charges on deposit accounts. In both 2004 and 2003, the decrease in service charges on deposit accounts was due primarily to a reduction in the level of overdraft and maintenance fees charged to clients. Maintenance fees were lower because a higher proportion of Key’s clients have elected to use Key’s free checking products or pay for services with compensating balances.

Investment banking and capital markets income. As shown in Figure 11, stronger financial markets contributed to increases in all components of investment banking and capital markets income during 2004, with the largest growth coming from investment banking activities. In 2003, investment banking and capital markets income increased because of improved results from principal investing.

Key’s principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses; these businesses generally are in relatively early stages of economic development and strategy implementation. Principal investments consist of direct and indirect investments in predominantly privately held companies and are carried on the balance sheet at fair value ($816 million at December 31, 2004, and $732 million at December 31, 2003). Thus, the net gains presented in Figure 11 stem from changes in estimated fair values as well as actual gains and losses on sales of principal investments.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 11. INVESTMENT BANKING AND CAPITAL MARKETS INCOME

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

Investment banking income	$133	$110	$125	$23	20.9%
Net gains (losses) from principal investing	44	40	(14)	4	10.0
Foreign exchange income	41	36	33	5	13.9
Dealer trading and derivatives income	9	8	32	1	12.5
Income from other investments	6	—	—	6	N/M

Total investment banking and capital markets income	$233	$194	$176	$39	20.1%

N/M = Not Meaningful

The decline in dealer trading and derivatives income from 2002 to 2003 was due primarily to two factors. Higher than anticipated prepayments on home equity loans resulted in a $10 million reduction in the carrying amount of retained interests in securitized loans. In addition, in 2003 we added $12 million to our reserve for potential losses on client derivatives in the event of default by the client.

Letter of credit and loan fees. The increase in non-yield-related loan fees in both 2004 and 2003 was due primarily to higher syndication, origination and commitment fees generated by the KeyBank Real Estate Capital and Corporate Banking lines of business. These improved results were due in part to a more disciplined approach to pricing in 2004, which considers overall customer relationships, and the June 2002 acquisition of Conning Asset Management. Higher fees from letter of credit activities also contributed to the increase in each year.

Net gains from loan securitizations and sales. Key sells or securitizes loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio, or to diversify funding sources. During 2004, the decrease in net gains from these transactions was due primarily to the previously mentioned $46 million loss recorded in connection with management’s decision to sell loans in credit-only relationship businesses. In 2003, almost half of the $34 million increase in net gains from loan securitizations and sales derived from securitizations and sales of education loans. The remainder of the increase was attributable largely to the sales of home equity loans. The types of loans sold during 2004 and 2003 are shown in Figure 17 on page 29.

Noninterest expense

Noninterest expense for 2004 was $2.8 billion, representing a $68 million, or 2%, increase from the prior year. In 2003, noninterest expense rose by $89 million, or 3%.

Excluding the $55 million write-off of goodwill (included in “miscellaneous expense”) recorded during the fourth quarter of 2004 in connection with management’s decision to sell Key’s nonprime indirect automobile loan business, the level of noninterest expense for 2004 was essentially unchanged from the prior year. As shown in Figure 12, personnel expense rose by $56 million and computer processing expense was up $13 million from 2003. These increases were substantially offset by a $29 million reduction in franchise and business taxes, a $14 million decrease in equipment expense and smaller declines in a variety of other expense components.

FIGURE 12. NONINTEREST EXPENSE

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

Personnel	$1,549	$1,493	$1,436	$56	3.8%
Net occupancy	236	228	226	8	3.5
Computer processing	191	178	192	13	7.3
Equipment	119	133	136	(14)	(10.5)
Professional fees	113	119	92	(6)	(5.0)
Marketing	111	120	122	(9)	(7.5)
Other expense:
Postage and delivery	52	57	59	(5)	(8.8)
Telecommunications	29	32	35	(3)	(9.4)
Franchise and business taxes	16	45	36	(29)	(64.4)
OREO expense, net	17	16	7	1	6.3
Miscellaneous expense	377	321	312	56	17.4

Total other expense	491	471	449	20	4.2

Total noninterest expense	$2,810	$2,742	$2,653	$68	2.5%

Average full-time equivalent employees	19,576	20,064	20,816	(488)	(2.4)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

In 2003, the growth in noninterest expense was attributable largely to increases of $57 million in personnel expense and $27 million in professional fees, offset in part by a $14 million reduction in computer processing expense.

The following discussion explains the composition of certain components of Key’s noninterest expense and the factors that caused those components to change.

Personnel. As shown in Figure 13, personnel expense, the largest category of Key’s noninterest expense, rose by $56 million, or 4%, in 2004 and $57 million, or 4%, in 2003. The 2004 increase resulted from higher incentive compensation accruals and an increase in stock-based compensation expense. In 2003, the increase was due primarily to growth in employee benefit (primarily pension) costs, a higher level of stock-based compensation expense and an increase in severance expense, offset in part by lower incentive compensation accruals.

FIGURE 13. PERSONNEL EXPENSE

Year ended December 31,				Change 2004 vs 2003
dollars in millions	2004	2003	2002	Amount	Percent

Salaries	$848	$858	$858	$(10)	(1.2)%
Incentive compensation	393	338	349	55	16.3
Employee benefits	258	255	217	3	1.2
Stock-based compensation	40	23	7	17	73.9
Severance	10	19	5	(9)	(47.4)

Total personnel expense	$1,549	$1,493	$1,436	$56	3.8%

One of management’s top three priorities for 2004 was to manage Key’s expenses effectively. The level of Key’s personnel expense reflects the disciplined approach we have taken to control Key’s expenses over the past several years. We will continue to evaluate staffing levels and make cost-saving changes when they can be accomplished without damaging either client service or our ability to develop higher return businesses. For 2004, the average number of full-time equivalent employees was 19,576, compared with 20,064 for 2003 and 20,816 for 2002. The average number of Key’s full-time equivalent employees has declined for six consecutive years.

Professional fees. In 2003, the $27 million, or 29%, increase in professional fees was due largely to additional costs incurred to enhance Key’s sales management systems.

Franchise and business taxes. The $29 million, or 64%, decrease in business and franchise taxes in 2004 includes a $7 million reduction stemming from the reversal of an overaccrual of certain businesses taxes in the first quarter and a $9 million reclassification of expense to “income taxes” in the fourth quarter.

Miscellaneous expense. In 2004, the increase in “miscellaneous expense” was driven by the previously-mentioned $55 million write-off of goodwill recorded during the fourth quarter in connection with management’s decision to sell Key’s nonprime indirect automobile loan business.

Income taxes
The provision for income taxes was $434 million for 2004, compared with $339 million for 2003 and $336 million for 2002. The effective tax rate, which is the provision for income taxes as a percentage of income before income taxes, was 31.3% for 2004, compared with 27.3% for 2003 and 25.6% for 2002.

The increase in effective tax rate from 2003 to 2004 was due primarily to the $55 million nondeductible write-off of goodwill discussed above, and a $43 million reduction in deferred tax assets that resulted from a comprehensive analysis of Key’s deferred tax accounts. Excluding these charges, the effective tax rate for 2004 was 27.6%.

The effective tax rates for 2004 (excluding the charges mentioned previously) and 2003 are substantially below Key’s combined federal and state tax rate of 37.5%, due primarily to income from investments in tax-advantaged assets such as corporate-owned life insurance, and credits associated with investments in low-income housing projects. In addition, a lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, no deferred income taxes are recorded on those earnings in accordance with SFAS No 109, “Accounting for Income Taxes.”

FINANCIAL CONDITION

Loans

Figure 14 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.

At December 31, 2004, total loans outstanding were $68.5 billion, compared with $62.7 billion at the end of 2003 and $62.5 billion at the end of 2002. The growth in our loans during 2004 was attributable largely to the stronger demand for commercial loans in an improving economy. In addition, commercial loan growth was bolstered by the acquisitions of EverTrust and AEBF during the fourth quarter of 2004. The growth of the total loan portfolio was moderated by several factors:

•	Loan sales completed to improve the profitability or risk profile of the overall portfolio, or to accommodate our asset/liability management needs. These transactions included the fourth quarter 2004 sale of Key’s broker-originated home equity loan portfolio as a result of our decision to exit this business;

•	Weak commercial loan demand during 2003 and the first half of 2004; and

•	The runoff of automobile lease financing receivables resulting from our May 2001 decision to exit this business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

FIGURE 14. COMPOSITION OF LOANS

December 31,	2004		2003		2002
dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$19,343	28.3%	$17,012	27.1%	$17,425	27.9%
Commercial real estate[a]:
Commercial mortgage	7,534	11.0	5,677	9.1	6,015	9.6
Construction	5,505	8.0	4,978	7.9	5,659	9.1

Total commercial real estate loans	13,039	19.0	10,655	17.0	11,674	18.7
Commercial lease financing	10,894	15.9	8,522	13.6	7,513	12.0

Total commercial loans	43,276	63.2	36,189	57.7	36,612	58.6
CONSUMER
Real estate — residential mortgage	1,456	2.1	1,613	2.5	1,968	3.1
Home equity	14,062	20.5	15,038	24.0	13,804	22.1
Consumer — direct	1,987	2.9	2,119	3.4	2,161	3.5
Consumer — indirect:
Automobile lease financing	89	.1	305	.5	873	1.4
Automobile loans	—	—	2,025	3.2	2,181	3.5
Marine	2,624	3.9	2,506	4.0	2,088	3.3
Other	617	.9	542	.9	667	1.1

Total consumer — indirect loans	3,330	4.9	5,378	8.6	5,809	9.3

Total consumer loans	20,835	30.4	24,148	38.5	23,742	38.0
LOANS HELD FOR SALE	4,353	6.4	2,374	3.8	2,103	3.4

Total	$68,464	100.0%	$62,711	100.0%	$62,457	100.0%

	2001		2000
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$18,159	28.7%	$20,100	30.0%
Commercial real estate[a]:
Commercial mortgage	6,669	10.5	6,876	10.3
Construction	5,878	9.3	5,154	7.7

Total commercial real estate loans	12,547	19.8	12,030	18.0
Commercial lease financing	7,357	11.6	7,164	10.7

Total commercial loans	38,063	60.1	39,294	58.7
CONSUMER
Real estate — residential mortgage	2,315	3.7	4,212	6.3
Home equity	11,184	17.7	9,908	14.8
Consumer — direct	2,342	3.7	2,539	3.8
Consumer — indirect:
Automobile lease financing	2,036	3.2	3,005	4.5
Automobile loans	2,497	4.0	2,809	4.2
Marine	1,780	2.8	1,657	2.5
Other	1,036	1.6	1,252	1.9

Total consumer — indirect loans	7,349	11.6	8,723	13.1

Total consumer loans	23,190	36.7	25,382	38.0
LOANS HELD FOR SALE	2,056	3.2	2,229	3.3

Total	$63,309	100.0%	$66,905	100.0%

a  See Figure 15 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2004.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Over the past several years, we have used alternative funding sources like loan sales and securitizations to support our loan origination capabilities. In addition, several acquisitions have improved our ability to originate and sell new loans, and to securitize and service loans generated by others, especially in the area of commercial real estate.

Commercial loan portfolio. Commercial loans outstanding increased by $7.1 billion, or 20%, from one year ago. Over the past year, all major segments of the commercial loan portfolio experienced growth, reflecting improvement in the economy. In addition, acquisitions added an aggregate $2.2 billion to outstanding balances, primarily in the commercial mortgage and lease financing portfolios. The growth in the commercial loan portfolio was broad-based and spread among a number of industry sectors.

Equipment lease financing is a specialty business in which Key believes it has both the scale and array of products to compete on a world-wide basis. This business showed strong growth during the past twelve months and during the fourth quarter of 2004 we expanded it by acquiring AEBF, the equipment leasing unit of American Express’ small business division. This acquisition added approximately $1.5 billion of receivables to Key’s commercial lease financing portfolio.

Commercial real estate loans related to both owner and nonowner-occupied properties constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2004, Key’s commercial real estate portfolio included mortgage loans of $7.5 billion and construction loans of $5.5 billion. The average size of a mortgage loan was $.6 million and the largest mortgage loan had a balance of $95 million. The average size of a construction loan commitment was $7 million. The largest construction loan commitment was $91 million, of which $15 million was outstanding.

Key conducts its commercial real estate lending business through two primary sources: a thirteen-state banking franchise and KeyBank Real Estate Capital, a national line of business that cultivates relationships both within and beyond the branch system. The KeyBank Real Estate Capital line of business deals exclusively with nonowner-occupied properties (generally properties in which the owner occupies less than 60% of the premises) and accounted for approximately 53% of Key’s total average commercial real estate loans during 2004. Our commercial real estate business as a whole focuses on larger real estate developers and, as shown in Figure 15, is diversified by both industry type and geography.

FIGURE 15. COMMERCIAL REAL ESTATE LOANS

December 31, 2004	Geographic Region
					Total	Percent of
dollars in millions	East	Midwest	Central	West	Amount	Total

Nonowner-occupied:
Multi-family properties	$478	$562	$453	$810	$2,303	17.7%
Retail properties	99	632	148	178	1,057	8.1
Office buildings	70	58	199	210	537	4.1
Residential properties	205	81	219	580	1,085	8.3
Warehouses	89	57	58	147	351	2.7
Health facility	—	1	34	22	57	.4
Manufacturing facilities	1	23	6	16	46	.4
Hotels/Motels	11	1	1	8	21	.2
Other	577	327	65	309	1,278	9.8

	1,530	1,742	1,183	2,280	6,735	51.7
Owner-occupied	1,495	2,167	666	1,976	6,304	48.3

Total	$3,025	$3,909	$1,849	$4,256	$13,039	100.0%

Nonowner-occupied:
Nonperforming loans	$16	$5	—	—	$21	N/M
Accruing loans past due 90 days or more	3	6	—	—	9	N/M
Accruing loans past due 30 through 89 days	39	13	$2	$7	61	N/M

N/M = Not Meaningful

Consumer loan portfolio. Consumer loans outstanding decreased by $3.3 billion, or 14%, from one year ago. The decline was due primarily to two factors. During 2004, we sold $1.7 billion of broker-originated home equity loans within the Key Home Equity Services division. The majority of these loans were sold during the fourth quarter as a result of our decision to exit this business. In addition, in December we reclassified $1.7 billion of indirect automobile loans to held-for-sale status in anticipation of their sale. The actions taken with regard to these long-term, fixed-rate loans are part of our strategy for improving Key’s returns and achieving desired interest rate and credit risk profiles.

During 2004, residential real estate loans decreased because most of the new loans originated by Key over the past twelve months were originated for sale. In addition, during the second half of 2003, we experienced exceptionally high levels of prepayments as a result of the low interest rate environment. The overall decline in consumer loans was offset in part by growth in home equity loans generated by the Retail Banking line of business discussed below.

Excluding loan sales, acquisitions and the reclassification of the indirect automobile loan portfolio to held-for-sale status, consumer loans would have increased by $542 million, or 2%, during the past twelve months.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. Key’s home equity portfolio is derived primarily from our Retail Banking line of business (62% of the home equity portfolio at December 31, 2004) and the National Home Equity unit within our Consumer Finance line of business.

The National Home Equity unit has two components: Champion Mortgage Company, a home equity finance company, and Key Home Equity Services, which purchases individual loans from an extensive network of correspondents and agents. As discussed above, in the fourth quarter of 2004, we sold $978 million of broker-originated loans within the Key Home Equity Services division as a result of our decision to exit this business.

Figure 16 summarizes Key’s home equity loan portfolio at December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.

Sales and securitizations. During 2004, Key sold $2.1 billion of commercial real estate loans, $1.9 billion of home equity loans, $1.3 billion of education loans ($1.1 billion through securitizations), $360 million of residential real estate loans, $345 million of commercial loans and leases, and $283 million of indirect consumer loans.

Among the factors that Key considers in determining which loans to sell or securitize are:

•	whether particular lending businesses meet our performance standards or fit with our relationship banking strategy;

•	whether the characteristics of a specific loan portfolio make it conducive to securitization;

•	the relative cost of funds;

•	the level of credit risk; and

•	capital requirements.

FIGURE 16. HOME EQUITY LOANS

December 31,
dollars in millions	2004	2003	2002	2001	2000

SOURCES OF LOANS OUTSTANDING
Retail Banking (KeyCenters) and Small Business	$9,011	$8,370	$7,549	$5,570	$5,358
McDonald Financial Group and other sources	1,543	1,483	1,318	861	778

Champion Mortgage Company	2,866	2,857	2,210	1,886	1,082
Key Home Equity Services division	642	2,328	2,727	2,867	2,690

National Home Equity unit	3,508	5,185	4,937	4,753	3,772

Total	$14,062	$15,038	$13,804	$11,184	$9,908

Nonperforming loans at year end	$80	$153	$146	$60	$80
Net charge-offs for the year	57	55	52	98	17
Yield for the year	5.70%	5.92%	6.82%	8.55%	9.29%

Figure 17 summarizes Key’s loan sales (including securitizations) for 2004 and 2003.

FIGURE 17. LOANS SOLD

		Commercial	Commercial	Residential	Home	Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	— Indirect	Education	Total

2004
Fourth quarter	$43	$760	—	$99	$1,058	—	$118	$2,078
Third quarter	80	508	—	79	85	—	976	1,728
Second quarter	87	652	$5	121	70	$283	104	1,322
First quarter	130	198	—	61	664	—	138	1,191

Total	$340	$2,118	$5	$360	$1,877	$283	$1,336	$6,319

2003
Fourth quarter	$73	$599	—	$129	$96	—	$96	$993
Third quarter	120	423	—	211	473	—	895	2,122
Second quarter	67	408	—	184	134	—	85	878
First quarter	52	253	—	147	112	—	109	673

Total	$312	$1,683	—	$671	$815	—	$1,185	$4,666

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

Figure 18 shows loans that are either administered or serviced by Key, but not recorded on its balance sheet. Included are loans that have been both securitized and sold, or simply sold outright. In the event of default, Key is subject to recourse with respect to approximately $633 million of the $38.6 billion of loans administered or serviced at December 31, 2004. Additional information about this recourse arrangement is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 83.

FIGURE 18. LOANS ADMINISTERED OR SERVICED

December 31,
in millions	2004	2003	2002

Education loans	$4,916	$4,610	$4,605
Automobile loans	—	—	54
Home equity loans	130	215	456
Commercial real estate loans	33,252	25,376	19,508
Commercial loans	210	167	123
Commercial lease financing	45	—	—

Total	$38,553	$30,368	$24,746

Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as “other income”) from servicing or administering the loans, and we earn interest income from any securitized assets retained. In addition, escrow deposits collected in connection with the servicing of commercial real estate loans have contributed to the growth in Key’s average noninterest-bearing deposits over the past twelve months.

Figure 19 shows the maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2004, approximately 41% of these outstanding loans were scheduled to mature within one year. Loans with maturities greater than one year include $17.6 billion with floating or adjustable rates and $2.3 billion with predetermined rates.

FIGURE 19. MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES

December 31, 2004	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$9,542	$7,530	$2,271	$19,343
Real estate — construction	2,451	2,829	225	5,505
Real estate — residential and commercial mortgage	1,944	3,987	3,059	8,990

	$13,937	$14,346	$5,555	$33,838

Loans with floating or adjustable interest rates[a]		$12,834	$4,788
Loans with predetermined interest rates[b]		1,512	767

		$14,346	$5,555

a “Floating” and “adjustable” rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change    during the term of the loan.
b “Predetermined” interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.

Securities
At December 31, 2004, the securities portfolio totaled $8.9 billion and included $7.5 billion of securities available for sale, $71 million of investment securities and $1.4 billion of other investments (primarily principal investments). In comparison, the total portfolio at December 31, 2003, was $8.8 billion, including $7.6 billion of securities available for sale, $98 million of investment securities and $1.1 billion of other investments. The weighted-average maturity of the portfolio was 2.3 years at December 31, 2004, compared with 3.1 years at December 31, 2003.

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

Securities available for sale. The majority of Key’s securities available-for-sale portfolio consists of collateralized mortgage obligations that provide a source of interest income and serve as collateral in connection with pledging requirements. A collateralized mortgage obligation (“CMO”) is a debt security that is secured by a pool of mortgages, mortgage-backed securities, U.S. government securities, corporate debt obligations or other bonds. At December 31, 2004, Key had $6.7 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared with $7.1 billion at December 31, 2003. Substantially all Key’s mortgage-backed securities are issued or backed by federal agencies. The CMO securities held by Key are shorter-maturity class bonds that are structured to have more predictable cash flows than other longer-term class bonds during periods of rising interest rates.

Figure 20 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 66.

Investment securities. Securities issued by states and political subdivisions constitute most of Key’s investment securities. Figure 21 shows the composition, yields and remaining maturities of these securities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

FIGURE 20. SECURITIES AVAILABLE FOR SALE

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-	Retained			Weighted
	Agencies and	Political	Mortgage	Backed	Interests in	Other		Average
dollars in millions	Corporations	Subdivisions	Obligations[a]	Securities[a]	Securitizations[a]	Securities[c]	Total	Yield[b]

DECEMBER 31, 2004
Remaining maturity:
One year or less	$202	$1	$46	$5	$19	$206	$479	4.80%
After one through five years	22	4	6,296	258	108	96	6,784	4.09
After five through ten years	1	7	20	56	66	3	153	9.11
After ten years	2	10	8	11	—	4	35	6.61

Fair value	$227	$22	$6,370	$330	$193	$309	$7,451	—
Amortized cost	227	21	6,460	322	103	298	7,431	4.26%
Weighted-average yield	2.41%	7.25%	3.73%	5.54%	38.39%	3.00%[b]	4.26%	—
Weighted-average maturity	.5 years	10.8 years	2.3 years	3.6 years	5.1 years	1.8 years	2.3 years	—

DECEMBER 31, 2003
Fair value	$64	$23	$6,606	$469	$175	$301	$7,638	—
Amortized cost	63	23	6,696	453	105	288	7,628	4.54%

DECEMBER 31, 2002
Fair value	$23	$35	$7,207	$852	$209	$181	$8,507	—
Amortized cost	22	35	7,143	815	166	208	8,389	5.76%

[a]	Maturity is based upon expected average lives rather than contractual terms.
[b]	Weighted-average yields are calculated based on amortized cost and exclude equity securities of $185 million at December 31, 2004, that have no stated yield. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
[c]	Includes primarily marketable equity securities.

FIGURE 21. INVESTMENT SECURITIES

	States and			Weighted
	Political	Other		Average
dollars in millions	Subdivisions	Securities	Total	Yield[a]

DECEMBER 31, 2004
Remaining maturity:
One year or less	$20	—	$20	9.59%
After one through five years	33	$13	46	7.21
After five through ten years	5	—	5	8.84
After ten years	—	—	—	9.23

Amortized cost	$58	$13	$71	8.01%
Fair value	61	13	74	—
Weighted-average maturity	2.2 years	3.3 years	2.4 years	—

DECEMBER 31, 2003
Amortized cost	$83	$15	$98	8.50%
Fair value	89	15	104	—

DECEMBER 31, 2002
Amortized cost	$120	—	$120	9.43%
Fair value	129	—	129	—

[a]	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — are carried at fair value, which aggregated $816 million at December 31, 2004, and $732 million at December 31, 2003. They represent approximately 57% of other investments at December 31, 2004, and include direct and indirect investments predominantly in privately held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors.

In addition to principal investments, other investments include equity and mezzanine instruments that do not have readily determinable fair values. These securities include certain real estate-related investments. Neither these securities nor principal investments have stated maturities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

Deposits and other sources of funds
“Core deposits” — domestic deposits other than certificates of deposit of $100,000 or more — are Key’s primary source of funding. During 2004, core deposits averaged $43.9 billion, and represented 59% of the funds Key used to support earning assets, compared with $41.7 billion and 57% during 2003, and $37.7 billion and 52% during 2002. The composition of Key’s deposits is shown in Figure 6, which spans pages 20 and 21.

The increase in the level of Key’s average core deposits during both 2004 and 2003 was due primarily to higher levels of NOW accounts, money market deposit accounts and noninterest-bearing deposits. This growth was slightly offset by decreases in time deposits of 7% in 2004 and 12% in 2003. These results reflect client preferences for investments that provide high levels of liquidity in a low interest rate environment. Average noninterest-bearing deposits also increased because we intensified our cross-selling efforts, focused sales and marketing efforts on our free checking products, and collected more escrow deposits associated with the servicing of commercial real estate loans.

Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $15.1 billion during 2004, compared with $14.0 billion during 2003 and $15.5 billion in 2002. The increase from 2003 to 2004 was attributable primarily to a higher level of foreign branch deposits. These purchased funds have grown due in part to increased funding needs stemming from stronger demand for commercial loans.

We continue to consider loan sales and securitizations as a funding alternative when market conditions are favorable. Key securitized and sold $1.1 billion of education loans in 2004 and $998 million in 2003.

Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2004 include demand deposits of $7.7 billion that are classified as money market deposit accounts. In Figure 6, demand deposits continue to be reported as noninterest-bearing checking accounts.

At December 31, 2004, Key had $12.1 billion in time deposits of $100,000 or more. Figure 22 shows the maturity distribution of these deposits.

FIGURE 22. MATURITY DISTRIBUTION OF
TIME DEPOSITS OF $100,000 OR MORE

December 31, 2004	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$1,364	$7,411	$8,775
After three through twelve months	812	—	812
After twelve months	2,521	—	2,521

Total	$4,697	$7,411	$12,108

Capital
Shareholders’ equity. Total shareholders’ equity at December 31, 2004, was $7.1 billion, up $148 million from December 31, 2003. Growth in retained earnings and the issuance of common shares out of the treasury stock account in connection with employee stock purchase, dividend reinvestment and stock option programs contributed to the increase. Other factors contributing to the change in shareholders’ equity during 2004 are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 53.

Changes in common shares outstanding. Share repurchases and other activities that caused the change in Key’s outstanding common shares over the past two years are shown in Figure 23 below.

FIGURE 23. CHANGES IN COMMON SHARES OUTSTANDING

		2004 Quarters
in thousands	2004	Fourth	Third	Second	First	2003

SHARES OUTSTANDING AT
BEGINNING OF PERIOD	416,494	405,723	407,243	412,153	416,494	423,944
Issuance of shares under employee benefit
and dividend reinvestment plans	7,614	1,847	980	1,128	3,659	4,050
Repurchase of common shares	(16,538)	—	(2,500)	(6,038)	(8,000)	(11,500)

SHARES OUTSTANDING AT
END OF PERIOD	407,570	407,570	405,723	407,243	412,153	416,494

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

In July 2004, the Board of Directors authorized the repurchase of 25,000,000 common shares, in addition to the shares remaining from a repurchase program authorized in September 2003. This action brought the total repurchase authorization to 31,961,248 shares. These shares may be repurchased in the open market or through negotiated transactions. The program does not have an expiration date. Key did not repurchase any shares during the three months ended December 31, 2004, leaving 29,461,248 shares remaining that may be purchased as of December 31, 2004.

At December 31, 2004, Key had 84,319,111 treasury shares. Management expects to reissue those shares from time-to-time to support the employee stock purchase, stock option and dividend reinvestment plans, and for other corporate purposes. During 2004, Key reissued 7,614,177 treasury shares.

Capital adequacy. Capital adequacy is an important indicator of financial stability and performance. Overall, Key’s capital position remains strong: the ratio of total shareholders’ equity to total assets was 7.84% at December 31, 2004, and 8.25% at December 31, 2003. Key’s ratio of tangible equity to tangible assets was 6.35% at December 31, 2004, and is within our targeted range of 6.25% to 6.75% Management believes that Key’s capital position provides the flexibility to take advantage of investment opportunities, to repurchase shares when appropriate and to pay dividends.

Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 (“Shareholders’ Equity”), which begins on page 74, explains the implications of failing to meet specific capital requirements imposed by the banking regulators. Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets,” which is total assets plus certain off-balance sheet items, both adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2004, Key’s Tier 1 capital ratio was 7.22%, and its total capital ratio was 11.47%.

Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk — as KeyCorp has — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2004, Key had a leverage ratio of 7.96%.

Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Key’s affiliate bank qualified as “well capitalized” at December 31, 2004, since it exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key would also qualify as “well capitalized” at December 31, 2004. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or its affiliate bank.

Figure 24 presents the details of Key’s regulatory capital position at December 31, 2004 and 2003.

FIGURE 24. CAPITAL COMPONENTS
AND RISK-WEIGHTED ASSETS

December 31,
dollars in millions	2004	2003

TIER 1 CAPITAL
Common shareholders’ equity[a]	$7,143	$6,961
Qualifying capital securities	1,292	1,306
Less: Goodwill	1,359	1,150
Other assets[b]	132	61

Total Tier 1 capital	6,944	7,056

TIER 2 CAPITAL
Allowance for losses on loans and lending-related commitments	1,205	1,079
Net unrealized gains on equity securities available for sale	3	5
Qualifying long-term debt	2,880	2,475

Total Tier 2 capital	4,088	3,559

Total risk-based capital	$11,032	$10,615

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$73,911	$67,675
Risk-weighted off-balance sheet exposure	23,519	18,343
Less: Goodwill	1,359	1,150
Other assets[b]	649	336
Plus: Market risk-equivalent assets	733	244

Gross risk-weighted assets	96,155	84,776
Less: Excess allowance for losses on loans and lending-related commitments	—	327

Net risk-weighted assets	$96,155	$84,449

AVERAGE QUARTERLY TOTAL ASSETS	$89,241	$84,000

CAPITAL RATIOS
Tier 1 risk-based capital ratio	7.22%	8.35%
Total risk-based capital ratio	11.47	12.57
Leverage ratio[c]	7.96	8.55

[a] Common shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities) or net gains or losses on cash flow hedges.

[b] Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

[c] This ratio is Tier 1 capital divided by average quarterly total assets less goodwill, the nonqualifying intangible assets described in footnote (b) and deductible portions of nonfinancial equity investments.

KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2004:

•	Book value per common share was $17.46, based on 407,569,669 shares outstanding, compared with $16.73, based on 416,494,244 shares outstanding, at December 31, 2003.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES

•	The closing market price of a KeyCorp common share was $33.90. This price was 194% of year-end book value per share, and would produce a dividend yield of 3.66%.

•	There were 42,378 holders of record of KeyCorp common shares.

In 2004, the quarterly dividend was $.31 per common share, up from $.305 per common share in 2003. On January 20, 2005, the quarterly dividend per common share was increased by 4.8% to $.325, effective with the March 2005 dividend payment.

Figure 36 on page 48 shows the market price ranges of Key’s common shares, per common share net income and dividends paid by quarter for each of the last two years.

OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS

Off-balance sheet arrangements
Key is party to various types of off-balance sheet arrangements, which could expose Key to contingent liabilities or risks of loss that are not reflected on its balance sheet.

Variable Interest Entities. A variable interest entity (“VIE”) is a partnership, limited liability company, trust or other legal entity that does not have sufficient equity to permit it to finance its activities without additional subordinated financial support from other parties, or whose investors lack one of three characteristics (as described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”) under the heading “Variable Interest Entities” on page 69) associated with owning a controlling financial interest, or for which the voting rights of some investors are not proportional to their economic interest in the entity. Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” addresses how companies determine whether they must consolidate an entity depending on whether the entity is a voting rights entity or a VIE. This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the headings “Basis of Presentation” on page 55 and “Accounting Pronouncements Adopted in 2004” on page 60.

Key is involved with certain VIEs in which it holds a significant interest, but for which it is not the primary beneficiary. In accordance with Revised Interpretation No. 46, these entities are not consolidated. Key defines a “significant interest” in a VIE as a subordinated interest that exposes it to a significant portion, but not the majority of the VIE’s expected losses or residual returns. Key’s involvement with these VIEs is described in Note 8 under the heading “Unconsolidated VIEs” on page 70.

Loan Securitizations. Key originates, securitizes and sells primarily education loans. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying special purpose entity (“SPE”)) of asset-backed securities. Generally, the loans are transferred to a trust that sells interests in the form of certificates of ownership. These transactions provide an alternative source of funding for Key. In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts established by Key under SFAS No. 140, are exempt from consolidation.

In some cases, Key retains a residual interest in self-originated, securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset or a security. Key accounts for these retained interests as debt securities and classifies them as either available-for-sale securities or trading account assets. The retained interests represent Key’s exposure to loss if they were to decline in value. In the event that cash flows generated by the securitized assets become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key. Additional information pertaining to Key’s retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations” on page 57, Note 6 (“Securities”), which begins on page 66, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 67.

Commitments to extend credit or funding. Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay. Further information about Key’s loan commitments at December 31, 2004, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 81. Figure 25 shows the remaining contractual amount of each class of commitments to extend credit or funding, which represents Key’s maximum possible loss at December 31, 2004.

Other off-balance sheet arrangements. Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and other relationships, such as liquidity support provided to an asset-backed commercial paper conduit, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 18 under the heading “Other Off-Balance Sheet Risk” on page 84.

Contractual obligations
Figure 25 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2004, by the specific time periods in which related payments are due or commitments expire.

Guarantees
Key is a guarantor in various agreements with third parties. As guarantor, Key may be contingently liable to make payments to the guaranteed party based on changes in an underlying that is related to an asset or liability or another entity’s failure to perform under an obligating agreement. An underlying is a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). Additional information regarding these types of arrangements is presented in Note 18 under the heading “Guarantees” on page 83.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 25. CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET COMMITMENTS

		After	After
December 31, 2004	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total

Contractual obligations[a]:
Deposits with no stated maturity	$35,299	—	—	—	$35,299
Time deposits of $100,000 or more	9,587	$1,531	$400	$590	12,108
Other time deposits	4,222	4,455	678	1,080	10,435
Federal funds purchased and securities sold under repurchase agreements	2,145	—	—	—	2,145
Bank notes and other short-term borrowings	2,515	—	—	—	2,515
Long-term debt	4,111	4,708	1,828	4,199	14,846
Noncancelable operating leases	127	228	169	336	860
Purchase obligations:
Banking and financial data services	86	58	28	14	186
Telecommunications	37	28	2	—	67
Professional services	49	48	10	—	107
Technology equipment and software	47	45	6	1	99
Other	12	13	8	4	37

Total purchase obligations	231	192	54	19	496

Total	$58,237	$11,114	$3,129	$6,224	$78,704

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$12,725	$8,675	$6,118	$1,887	$29,405
Home equity	—	43	129	6,617	6,789
Principal investing	1	17	60	169	247
Commercial letters of credit	159	39	43	—	241

Total	$12,885	$8,774	$6,350	$8,673	$36,682

[a]	Deposits and borrowings exclude interest.

RISK MANAGEMENT

Overview

Certain risks are inherent in the business activities conducted by financial services companies. As such, the ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining a company’s safety and soundness and to maximizing its profitability. Management believes that the most significant risks to which Key is exposed are market risk, credit risk, liquidity risk and operational risk. Each type of risk is defined and discussed in greater detail in the remainder of this section.

Key’s Board of Directors (“Board”) has established and follows a corporate governance program that serves as the foundation for managing and mitigating risk. In accordance with this program, the Board focuses on the interests of shareholders, encourages strong internal controls, demands management accountability, mandates adherence to Key’s code of ethics and administers an annual self-assessment process. The Board has established Audit and Finance committees whose appointed members play an integral role in helping the Board meet its risk oversight responsibilities. Those committees meet jointly, as appropriate, to discuss matters that relate to each committee’s responsibilities.

Audit Committee

The Audit Committee provides review and oversight of the integrity of Key’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Key’s internal audit function and independent auditors.

Finance Committee

The Finance Committee assists the Board in its review and oversight of Key’s policies, strategies and activities related to risk management that fall outside the scope of responsibility of the Audit Committee. This committee also assists in the review and oversight of policies, strategies and activities related to capital management, asset and liability management, capital expenditures and various other financing and investing activities.

Key’s Board and its committees meet bi-monthly. However, it is not uncommon for more frequent contact to occur. In addition to regularly scheduled meetings, the Audit Committee convenes to discuss the content of Key’s financial disclosures and press releases related to quarterly earnings. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss events that have transpired since the preceding meeting. Also, during interim months, all members of the Board receive a formal report designed to keep them abreast of significant developments.

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

Interest rate risk management

Key’s Asset/Liability Management Policy Committee (“ALCO”) has developed a program to measure and manage interest rate risk. This senior management committee is also responsible for approving Key’s asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key’s sensitivity to changes in interest rates.

Factors contributing to interest rate exposure. Key uses interest rate exposure models to quantify the potential impact that a variety of possible interest rate scenarios may have on earnings and the economic value of equity. The various scenarios estimate the level of Key’s interest rate exposure arising from gap risk, option risk and basis risk.

•	Key often uses interest-bearing liabilities to fund interest-earning assets. For example, Key may sell certificates of deposit and use the proceeds to make loans. That strategy presents “gap risk” if the related liabilities and assets do not mature or reprice at the same time.

•	A financial instrument presents “option risk” when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received over the original term of the loan. Floating-rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.

•	One approach that Key follows to manage interest rate risk is to use floating-rate liabilities (such as borrowings) to fund floating-rate assets (such as loans). That way, as our interest expense increases so will our interest income. We face “basis risk” when our floating-rate assets and floating-rate liabilities reprice in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing at the same time, interest expense and interest income may not change by the same amount.

Measurement of short-term interest rate exposure. Key uses a simulation model to measure interest rate risk. The model estimates the impact that various changes in the overall level of market interest rates would have on net interest income over one-and two-year time periods. The results help Key develop strategies for managing exposure to interest rate risk.

Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions and judgments. Primary among these for Key are those related to loan and deposit growth, asset and liability prepayments, interest rate variations, product pricing, and on- and off-balance sheet management strategies. Management believes that the assumptions used are reasonable. Nevertheless, simulation modeling produces only a sophisticated estimate, not a precise calculation of exposure.

Key’s risk management guidelines call for preventive measures to be taken if simulation modeling demonstrates that a gradual 200 basis point increase or decrease in short-term rates over the next twelve months, defined as a stressed interest rate scenario, would adversely affect net interest income over the same period by more than 2%. Key is operating within these guidelines.

When an increase in short-term interest rates is expected to generate lower net interest income, the balance sheet is said to be “liability-sensitive,” meaning that rates paid on deposits and other liabilities respond more quickly to market forces than yields on loans and other assets. Conversely, when an increase in short-term interest rates is expected to generate greater net interest income, the balance sheet is said to be “asset-sensitive,” meaning that yields on loans and other assets respond more quickly to market forces than rates paid on deposits and other liabilities. Key has historically maintained a modest liability-sensitive position to increasing interest rates under our “standard” risk assessment. However, since mid-2004, Key has been operating with a slight asset-sensitive position. This change resulted from management’s decision in the fourth quarter of 2003 to move Key to an asset-sensitive position by gradually lowering its liability-sensitivity over a nine to twelve-month period. Management actively monitors the risk of changes in interest rates and takes preventive actions, when deemed necessary, with the objective of assuring that net interest income at risk does not exceed internal guidelines. In addition, since rising rates typically reflect an improving economy, management expects that Key’s lines of business could increase their portfolios of market-rate loans and deposits, which would mitigate the effect of rising rates on Key’s interest expense.

For purposes of simulation modeling, we estimate net interest income starting with current market interest rates, and assume that those rates will not change in future periods. Then we measure the amount of net interest income at risk by gradually increasing or decreasing the Federal Funds target rate by 200 basis points over the next twelve months. At the same time, we adjust other market interest rates, such as U.S. Treasury, LIBOR, and interest rate swap rates, but not as dramatically. These market interest rate assumptions form the basis for our “standard” risk assessment in a stressed period for interest rate changes. We also assess rate risk assuming that market interest rates move faster or slower, and that the magnitude of change results in “steeper” or “flatter” yield curves. The yield curve depicts the relationship between the yield on a particular type of security and its term to maturity.

Short-term interest rates were relatively low at December 31, 2004. To make the working model more realistic in these circumstances, management modified Key’s standard rate scenario of a gradual decrease of 200 basis points over twelve months to a gradual decrease of 150 basis points over nine months and no change over the following three months.

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

mature or prepay are replaced with like amounts. Interest rate swaps and investments used for asset/liability management purposes, and term debt used for liquidity management purposes are allowed to mature without replacement. Unlike subsequent simulations of net interest income discussed below, this initial simulation assumes that all market interest rates increase or decrease at the same rate of change as the Federal Funds target rate, thereby producing a “parallel” change in the yield curve. In this simulation, we are simplistically capturing the effect of hypothetical changes in interest rates on future net interest income volatility. Additionally, growth in floating-rate loans and fixed-rate deposits, which naturally reduce the amount of net interest income at risk when interest rates are rising, are not captured in this simulation.

Another simulation, using Key’s “most likely balance sheet,” assumes that the balance sheet will grow at levels consistent with consensus economic forecasts. Investments used for asset/liability management purposes will be allowed to mature without replacement, and term debt used for liquidity management purposes will be incorporated to ensure a prudent level of liquidity. Forecasted loan, security, and deposit growth in the simulation model produces incremental risks, such as gap risk, option risk and basis risk, that may increase interest rate risk. To mitigate these risks, management makes assumptions about future on-and off-balance sheet management strategies. In this simulation, we are testing the sensitivity of net interest income to future balance sheet volume changes while simultaneously capturing the effect of hypothetical changes in interest rates on future net interest income volatility. As of December 31, 2004, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income to increase by approximately .73% if short-term interest rates gradually increase by 200 basis points over the next twelve months. Conversely, if short-term interest rates gradually decrease by 150 basis points over the next nine months, net interest income would be expected to decrease by approximately 1.49% over the next year.

The results of the above scenarios reflect the fact that Key’s balance sheet is currently asset-sensitive to changes in short-term interest rates. Key’s asset sensitive position to a decrease in interest rates stems from the fact that short-term rates were relatively low at December 31, 2004. Consequently, the results of the simulation model reflect management’s assumption that yields on earning assets will decline faster than rates paid on deposits and borrowings. This is particularly true for collateralized mortgage obligations held in the securities available for sale portfolio. When interest rates decrease, prepayments on collateralized mortgage obligations are generally more rapid, resulting in lower reinvestment yields and a higher level of premium amortization. To mitigate the risk of a potentially adverse effect on earnings, management is using interest rate contracts while maintaining the flexibility to lower rates on deposits, if necessary.

The results of the “most likely balance sheet” simulation form the basis for our “standard” risk assessment that is performed monthly and reported to Key’s risk governance committees in accordance with ALCO policy. There are a variety of factors that can influence the results of the simulation. Assumptions we make about loan and deposit growth strongly influence funding, liquidity, and interest rate sensitivity. Figure 26 illustrates the variability of the simulation results that can arise from changing certain major assumptions. It is important to note that net interest income volatility is the result of business flow assumptions that may, or may not, influence the interest rate risk profile.

FIGURE 26. NET INTEREST INCOME VOLATILITY

Per $100 Million of New Business	Net Interest Income Volatility	Interest Rate Risk Profile

Floating-rate commercial loans at 4.25% funded short-term.	Increases annual net interest income $2.0 million.	No change.

Two-year fixed-rate CDs at 3.25% that reduce short-term funding.	Rates unchanged: Decreases annual net interest income $1.0 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .03%.

Rates up 200 basis points over 12 months:
No change to net interest income.

Five-year fixed-rate home equity loans at 6.75% funded short-term.	Rates unchanged: Increases annual net interest income $3.9 million.	Increases the “standard” simulated net interest income at risk to rising rates by .03%.

Rates up 200 basis points over 12 months:
Increases annual net interest income $3.0 million.

Premium money market deposits at 2.25% that reduce short-term funding.	Rates unchanged: No change to net interest income.	No change.

Rates up 200 basis points over 12 months:
Increases annual net interest income $.1 million.

Information presented in the above figure assumes a short-term funding rate of 2.25%.

Finally, we simulate the effect of increasing market interest rates in the second year of a two-year time horizon. The first year of this simulation is identical to the “most likely balance sheet” simulation discussed above except that we assume market interest rates do not change. In the second year, we assume that the balance sheet will continue to grow at levels consistent with consensus economic forecasts, interest rate swaps and

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

investments used for asset/liability management purposes will be allowed to mature without replacement, and term debt will be used for liquidity management purposes. Increases in short-term borrowings remain constrained and incremental funding needs are met through term debt issuance. Forecasted loan, security and deposit growth in the second year of the simulation model produces incremental risks, such as gap risk, option risk and basis risk, that may increase interest rate risk. In the second year of the simulation, management does not make any additional assumptions about future on- and off-balance sheet management strategies. As of December 31, 2004, based on the results of our model in which we simulate the effect of increasing market interest rates in the second year of a two-year time horizon using the “most likely balance sheet,” and assuming that management does not take action to alter the outcome, Key would expect net interest income in the second year to decrease by approximately .14% if short-term interest rates gradually increase by 200 basis points during that year. Conversely, if short-term interest rates gradually decrease by 150 basis points over the first nine months of the second year, net interest income would be expected to decrease by approximately .50% during that year.

Key would be slightly liability-sensitive to an increase in short-term interest rates in the second year of the “most likely balance sheet” simulation because the simulation assumes an increase in fixed-rate assets in the first year. Without this assumption, our natural business flows are biased towards more rate sensitive loans than deposits.

It is important to note that the results of the simulation model can be different for different changes in market interest rates and over different time frames, even if the various business flow assumptions remain static. Figure 27 demonstrates Key’s net interest income exposure to various changes in the overall level of interest rates over various time frames. For purposes of demonstrating Key’s net interest income exposure, it is assumed that semi-annual base net interest income is $1.5 billion for the next two years assuming that interest rates will not change. Key’s assumed base net interest income benefits from a current asset-sensitive position, depending on the assumed slope of the yield curve and how fast and how far interest rates are assumed to move up. Accordingly, the modeled changes to net interest income in the table depict our risk to a current asset-sensitive position.

FIGURE 27. NET INTEREST INCOME EXPOSURE OVER A TWO-YEAR TIME FRAME

	First Year		Second Year
in millions	First Six Months	Twelve Months	First Six Months	Twelve Months

Assumed Base Net Interest Income	$1,500	$3,000	$1,500	$3,000

POTENTIAL RATE CHANGES	SIMULATED NET INTEREST INCOME CHANGE FROM BASE

Short-term rates increasing .5% per quarter	+ $8	+ $22	+ $11	+ $37
in the first year, then no change afterwards.	(asset sensitive)	(asset sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates increasing .5% per quarter	+ $8	+ $22	+ $10	+ $29
in the first and second year.	(asset sensitive)	(asset sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates unchanged in the first year,	—	—	—	– $4
then increasing .5% per quarter afterwards.				(liability sensitive)

Short-term rates decreasing 1.5% in the first	– $9	– $45	– $33	– $75
three quarters, then no change afterwards.	(asset sensitive)	(asset sensitive)	(asset sensitive)	(asset sensitive)

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

We actively manage our interest rate sensitivity through securities, debt issuance and derivatives. Key’s three major business groups conduct activities that generally result in an asset-sensitive position. To compensate, we typically issue floating-rate debt, or fixed-rate debt swapped to floating, so that the rate paid on deposits and borrowings in the aggregate will respond more quickly to market forces. Interest rate swaps are the primary tool we use to modify our interest rate sensitivity and our asset and liability durations. During 2003, management focused on interest rate swap maturities of two years or less to preserve the flexibility of changing from “liability sensitive” to “asset sensitive” in a relatively short period of time. Since September 30, 2003, management has moved toward, then maintained, an “asset sensitive” interest rate risk profile. During 2004, the shift to asset sensitivity reflected maturities,

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

early terminations and a lower volume of new interest rate swaps related to conventional asset/liability management. During the fourth quarter of 2004, we terminated receive fixed interest rate swaps with a notional amount of $3.2 billion in advance of their maturity dates to achieve our desired interest rate sensitivity position. These terminations were completed because the growth of our fixed-rate loans and leases, which was bolstered by the acquisition of AEBF, exceeded the growth in fixed-rate liabilities.

The decision to use interest rate swaps rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements, and interest rate implications. Figure 28 shows the maturity structure for all swap positions held for asset/liability management purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to floating rate through a “receive fixed, pay variable” interest rate swap. During 2004, Key issued $2.6 billion of fixed-rate debt and debt issued in foreign denominated currencies. Conventional debt receive fixed swaps and foreign currency swaps were executed as hedges that are highly correlated to the underlying exposures. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 84.

Key’s securities and term debt portfolios are also used to manage interest rate risk. Details regarding these portfolios can be found in the discussion of securities, beginning on page 30, in Note 6 (“Securities”), which begins on page 66, and in Note 12 (“Long-Term Debt”) on page 73. Collateralized mortgage obligations, the majority of which have relatively short average lives, have been used in conjunction with swaps to manage our interest rate risk position.

FIGURE 28. PORTFOLIO SWAPS BY INTEREST RATE RISK MANAGEMENT STRATEGY

	December 31, 2004					December 31, 2003
				Weighted-Average Rate
	Notional	Fair	Maturity			Notional	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value

Receive fixed/pay variable — conventional A/LMa	$3,400	$10	1.0	3.0%	2.3%	$12,275	$87
Receive fixed/pay variable — conventional debt	5,814	247	7.1	5.3	2.3	5,443	321
Pay fixed/receive variable — conventional debt	1,173	(33)	4.3	2.6	4.8	1,496	(90)
Pay fixed/receive variable — forward starting	—	—	—	—	—	14	—
Foreign currency — conventional debt	2,559	478	2.5	2.8	2.6	1,538	304
Basis swaps[b]	9,500	(6)	1.1	2.1	2.0	10,095	(2)
Basis — forward starting [b]	—	—	—	—	—	2,500	—

Total portfolio swaps	$22,446	$696	3.0	3.2%	2.4%	$33,361	$620

[a]	Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.

[b]	These portfolio swaps are not designated as hedging instruments under SFAS No. 133.

Trading portfolio risk management

Key’s trading portfolio is described in Note 19.

Management uses a value at risk (“VAR”) simulation model to measure the potential adverse effect of changes in interest rates, foreign exchange rates, equity prices and credit spreads on the fair value of Key’s trading portfolio. Using historical information, the model estimates the maximum potential one-day loss with 95% probability by comparing the relative change in rates to the current day’s rates and prices. During 2004, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.6 million, $.8 million and $4.1 million, respectively. During 2003, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.2 million, $.7 million and $2.1 million, respectively.

VAR modeling is supplemented with other controls that Key uses to mitigate the market risk exposure of the trading portfolio. For example, we adhere to trading limits established by Key’s Financial Markets Committee. At December 31, 2004, the aggregate one-day trading limit set by the committee was $4.4 million. In addition, we have established loss limits and we rely on certain sensitivity measures and stress testing.

Credit risk management

Credit risk represents the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. It is inherent in the financial services industry and results from extending credit to clients, purchasing securities and entering into financial derivative contracts.

Credit policy, approval and evaluation. Key manages its credit risk exposure through a multi-faceted program. Independent committees approve both retail and commercial credit policies. Once approved, these policies are communicated throughout Key to ensure consistency in our approach to granting credit.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Exceptions to established policies are normal when mitigating circumstances dictate. Most major lending units have been assigned specific thresholds designed to keep exception levels within reason. Key has a well-established process in place to monitor compliance with credit policies known as the Underwriting Standards Analysis (“USA”). The quarterly USA report provides data on all commercial loans over $2 million at the time of their approval. Each quarter, the data is analyzed to determine if lines of business have adhered to established exception limits. Further, the USA report identifies grading trends of new business, hurdle rate exceptions, transactions with higher risk and other pertinent lending information. This process allows Key to take timely action to modify its lending practices when necessary.

The Credit Administration department performs credit approval. Credit Administration is independent of Key’s lines of business and is comprised of senior officers who have extensive experience in structuring and approving loans. Only Credit Administration officers are authorized to grant exceptions to credit policies. Credit Administration is also responsible for ensuring the accuracy of loan grading at the time of origination and as the loans season.

Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology is a blended process of management’s judgment and quantitative modeling. On the commercial side, loans are generally assigned two internal risk ratings. The first rating reflects the probability of the borrower defaulting on an obligation; the second reflects expected loss, given default, on a particular credit facility. Both ratings work from a twenty grade rating scale. The assessment of default probability is based, among other factors, on the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and an assessment of industry risk within the context of the general economic outlook. Types of exposure and transaction structure, including credit risk mitigants, are additional factors that affect the expected loss assessment.

Externally and internally developed risk models are used to evaluate consumer loans. These models (“scorecards”) forecast probability of serious delinquency and default for an applicant. The scorecards are embedded in our application processing system, which allows for real time scoring and automated decisions for many of Key’s products. Key periodically validates the loan grading and scoring processes.

Key maintains an active concentration management program to help diversify its credit portfolios. On exposures to individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the underlying borrower. The higher the quality of credit, the higher the internal hold limit established. Key’s legal lending limit is well in excess of $1 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2004, Key had seventeen client relationships with loan commitments of more than $200 million. In general, Key’s philosophy is to maintain a very granular portfolio with regard to credit exposures.

Key manages industry concentrations using several methods. On smaller portfolios, we sometimes set limits according to a percentage of the overall loan portfolio. On larger, or higher risk portfolios, Key may establish a specific dollar commitment level or a level of economic capital that is not to be exceeded.

In addition, Key takes an active role in managing the overall loan portfolio in a manner consistent with its asset quality objectives. Actions taken to manage the loan portfolio could entail the use of derivatives to buy or sell credit protection, loan securitizations, portfolio swaps or bulk purchases and sales. The overarching goal is to continually manage the loan portfolio within a range of asset quality comfort.

Allowance for loan losses. The allowance for loan losses at December 31, 2004, was $1.138 billion, or 1.66% of loans. This compares with $1.406 billion, or 2.24% of loans, at December 31, 2003. The allowance includes $12 million that was specifically allocated for impaired loans of $38 million at December 31, 2004, compared with $73 million that was allocated for impaired loans of $183 million a year ago. For more information about impaired loans, see Note 9 (“Impaired Loans and Other Nonperforming Assets”), which begins on page 70. At December 31, 2004, the allowance for loan losses was 360.13% of nonperforming loans, compared with 202.59% at December 31, 2003.

During the first quarter of 2004, Key reclassified $70 million of its allowance for loan losses to a separate allowance for probable credit losses inherent in lending-related commitments. First quarter earnings and prior period balances were not affected by this reclassification. The separate allowance is included in “accrued expense and other liabilities” on the balance sheet.

Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 56. Briefly, management assigns a specific allowance to an impaired loan when the carrying amount of the loan exceeds the estimated present value of related future cash flows and the fair value of any existing collateral. The allowance for loan losses arising from nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets. The aggregate balance of the allowance for loan losses at December 31, 2004, represents management’s best estimate of the losses inherent in the loan portfolio at that date.

The level of watch credits in the commercial portfolio has been progressively decreasing since the end of 2002. Watch credits are loans with the potential for further deterioration in quality due to the debtor’s current financial condition and related inability to perform in accordance with the terms of the loan. The commercial loan portfolios with the most significant decreases in watch credits during 2004 were commercial real estate and healthcare. These changes reflect the fluctuations that occur in loan portfolios from time to time, underscoring the benefits of Key’s strategy to limit the concentration of credit risk in any single portfolio.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

As shown in Figure 29, the 2004 decrease in Key’s allowance for loan losses was attributable to developments in both the commercial and consumer loan portfolios.

•	Credit quality trends in certain commercial loan portfolios have been improving.

•	During the fourth quarter of 2004, we sold Key’s broker-originated home equity loan portfolio and reclassified the indirect automobile loan portfolio to held-for-sale status in anticipation of its sale.

•	During the second quarter of 2004, we sold the indirect recreational vehicle loan portfolio.

•	During the first quarter of 2004, we reclassified $70 million of Key’s allowance for loan losses to the separate allowance mentioned above.

During the second quarter of 2004, the portion of the allowance for loan losses allocated to Key’s commercial loan portfolio at December 31 for each of the four preceding years was reallocated among the various segments of that portfolio to more accurately reflect the inherent risk embedded in those segments. The reallocation did not change the total allowance previously allocated to either commercial loans or the loan portfolio as a whole.

FIGURE 29. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,	2004			2003			2002
		Percent of	Percent of		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$589	51.8%	28.3%	$799	56.8%	27.1%	$961	66.2%	27.9%
Real estate — commercial mortgage	39	3.4	11.0	42	3.0	9.1	48	3.3	9.6
Real estate — construction	165	14.5	8.0	148	10.5	7.9	145	10.0	9.1
Commercial lease financing	217	19.1	15.9	152	10.8	13.6	105	7.2	12.0

Total commercial loans	1,010	88.8	63.2	1,141	81.1	57.7	1,259	86.7	58.6
Real estate — residential mortgage	6	.5	2.1	3	.2	2.5	2	.1	3.1
Home equity	45	4.0	20.5	77	5.5	24.0	65	4.5	22.1
Consumer — direct	41	3.6	2.9	47	3.3	3.4	16	1.1	3.5
Consumer — indirect lease financing	3	.2	.1	8	.6	.5	5	.4	1.4
Consumer — indirect other	18	1.6	4.8	118	8.4	8.1	103	7.1	7.9

Total consumer loans	113	9.9	30.4	253	18.0	38.5	191	13.2	38.0
Loans held for sale	15	1.3	6.4	12	.9	3.8	2	.1	3.4

Total	$1,138	100.0%	100.0%	$1,406	100.0%	100.0%	$1,452	100.0%	100.0%

	2001			2000
		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$1,182	70.5%	28.7%	$698	69.7%	30.0%
Real estate — commercial mortgage	45	2.7	10.5	34	3.4	10.3
Real estate — construction	145	8.6	9.3	70	7.0	7.7
Commercial lease financing	90	5.4	11.6	47	4.7	10.7

Total commercial loans	1,462	87.2	60.1	849	84.8	58.7
Real estate — residential mortgage	4	.2	3.7	2	.2	6.3
Home equity	63	3.8	17.7	29	2.9	14.8
Consumer — direct	24	1.4	3.7	14	1.4	3.8
Consumer — indirect lease financing	7	.4	3.2	10	1.0	4.5
Consumer — indirect other	114	6.8	8.4	95	9.5	8.6

Total consumer loans	212	12.6	36.7	150	15.0	38.0
Loans held for sale	3	.2	3.2	2	.2	3.3

Total	$1,677	100.0%	100.0%	$1,001	100.0%	100.0%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Net loan charge-offs. Net loan charge-offs for 2004 were $431 million, or .67% of average loans, representing the lowest level of net charge-offs for Key since 2000. These results compare with net charge-offs of $548 million, or .87% of average loans, for 2003, and $780 million, or 1.23% of average loans, for 2002. The composition of Key’s loan charge-offs and recoveries by type of loan is shown in Figure 30. The decrease in net charge-offs for 2004 occurred primarily in the middle market, institutional (formerly known as “large corporate”) and financial sponsors (formerly known as “structured finance”) segments of the commercial, financial and agricultural loan portfolio. Financial sponsors refers to a type of lending characterized by a high degree of leverage in the borrower’s financial condition and a relatively low level of tangible loan collateral. These reductions were offset in part by an increase in net charge-offs in the indirect consumer loan portfolio, due largely to the reclassification of the indirect automobile loan portfolio to held-for-sale status in the fourth quarter. The effect of this reclassification and the sale of the broker-originated home equity loan portfolio on Key’s asset quality statistics and results for the fourth quarter of 2004 are discussed in the section entitled “Fourth Quarter Results,” which begins on page 47.

FIGURE 30. SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions	2004	2003	2002	2001	2000

Average loans outstanding during the year	$64,250	$62,879	$63,393	$65,976	$65,294

Allowance for loan losses at beginning of year	$1,406	$1,452	$1,677	$1,001	$930
Loans charged off:
Commercial, financial and agricultural	150	284	407	313	175

Real estate — commercial mortgage	33	39	78	18	9
Real estate — construction	5	7	22	8	—

Total commercial real estate loans[a]	38	46	100	26	9
Commercial lease financing	52	60	94	62	14

Total commercial loans	240	390	601	401	198
Real estate — residential mortgage	14	10	6	17	8
Home equity	63	60	56	99	19
Consumer — direct	42	47	51	48	74
Consumer — indirect lease financing	8	15	25	27	23
Consumer — indirect other	216	156	166	192	200

Total consumer loans	343	288	304	383	324

	583	678	905	784	522

Recoveries:
Commercial, financial and agricultural	42	36	44	26	25

Real estate — commercial mortgage	7	11	6	4	4
Real estate — construction	4	3	2	—	—

Total commercial real estate loans[a]	11	14	8	4	4
Commercial lease financing	14	13	9	5	2

Total commercial loans	67	63	61	35	31
Real estate — residential mortgage	1	1	1	8	4
Home equity	6	5	4	1	2
Consumer — direct	9	9	8	9	13
Consumer — indirect lease financing	3	6	8	9	6
Consumer — indirect other	66	46	43	49	52

Total consumer loans	85	67	64	76	77

	152	130	125	111	108

Net loans charged off	(431)	(548)	(780)	(673)	(414)
Provision for loan losses	185	501	553	1,350	490
Reclassification of allowance for credit losses on lending-related commitments[b]	(70)	—	—	—	—
Allowance related to loans acquired (sold), net	48	—	2	(1)	(5)
Foreign currency translation adjustment	—	1	—	—	—

Allowance for loan losses at end of year	$1,138	$1,406	$1,452	$1,677	$1,001

Net loan charge-offs to average loans	.67%	.87%	1.23%	1.02%	.63%
Allowance for loan losses to year-end loans	1.66	2.24	2.32	2.65	1.50
Allowance for loan losses to nonperforming loans	360.13	202.59	153.98	184.29	154.00

[a]	See Figure 15 and the accompanying discussion on page 28 for more information related to Key’s commercial real estate portfolio.

[b]	Included in “accrued expenses and other liabilities” on the consolidated balance sheet.

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

Nonperforming assets. Figure 31 shows the composition of Key’s nonperforming assets, which have declined for nine consecutive quarters. These assets totaled $379 million at December 31, 2004, and represented .55% of loans, other real estate owned (known as “OREO”) and other nonperforming assets, compared with $753 million, or 1.20%, at December 31, 2003. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on page 56 for a summary of Key’s nonaccrual and charge-off policies.

FIGURE 31. SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31,
dollars in millions	2004	2003	2002	2001	2000

Commercial, financial and agricultural	$43	$252	$448	$409	$301

Real estate — commercial mortgage	31	85	157	187	90
Real estate — construction	20	25	50	83	28

Total commercial real estate loans[a]	51	110	207	270	118
Commercial lease financing	84	103	69	94	48

Total commercial loans	178	465	724	773	467
Real estate — residential mortgage	39	39	36	32	52
Home equity	80	153	146	60	80
Consumer — direct	3	14	13	9	8
Consumer — indirect lease financing	1	3	5	10	7
Consumer — indirect other	15	20	19	26	36

Total consumer loans	138	229	219	137	183

Total nonperforming loans	316	694	943	910	650

OREO	53	61	48	38	23
Allowance for OREO losses	(4)	(4)	(3)	(1)	(1)

OREO, net of allowance	49	57	45	37	22

Other nonperforming assets	14	2	5	—	—

Total nonperforming assets	$379	$753	$993	$947	$672

Accruing loans past due 90 days or more	$122	$152	$198	$250	$236
Accruing loans past due 30 through 89 days	491	613	790	1,096	963

Nonperforming loans to year-end loans	.46%	1.11%	1.51%	1.44%	.97%
Nonperforming assets to year-end loans plus OREO and other nonperforming assets	.55	1.20	1.59	1.49	1.00

[a]	See Figure 15 and the accompanying discussion on page 28 for more information related to Key’s commercial real estate portfolio.

The substantial reduction in nonperforming loans during 2004 was attributable to improvements in all segments of the commercial loan portfolio, with the largest decrease occurring in the middle market segment. As of December 31, 2004, the level of nonperforming loans was relatively low in each of the major segments of Key’s commercial loan portfolio. As mentioned above, the middle market segment improved substantially during 2004. The small business segment, which is comprised of relatively small credits compared with those in Key’s other commercial segments, gradually improved throughout 2004 and the downward trend in this segment’s nonperforming loans is expected to continue into 2005. Conversely, management anticipates that the level of nonperforming loans within the commercial lease financing segment may rise during 2005. More than half of the nonperforming loans in this segment are centered in the commercial airline sector, which continues to experience financial stress.

At December 31, 2004, our 20 largest nonperforming loans totaled $110 million, representing 35% of total loans on nonperforming status.

The level of Key’s delinquent loans also experienced a downward trend during 2004, due largely to a strengthening economy and changes in the composition of Key’s consumer loan portfolio that resulted from the fourth quarter 2004 sale of the broker-originated home equity loan portfolio. The improvement also reflects a greater emphasis placed on lending secured by real estate. Management expects the level of Key’s asset quality in 2005 to be relatively stable, compared with that in 2004.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Credit exposure by industry classification inherent in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans,” is presented in Figure 32. The types of activity that caused the change in Key’s nonperforming loans during 2004 are summarized in Figure 33.

FIGURE 32. COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

			Nonperforming Loans
December 31, 2004	Total	Loans		% of Loans
dollars in millions	Commitments [a]	Outstanding	Amount	Outstanding

Industry classification:
Manufacturing	$10,148	$3,162	$6	.2%
Services	9,201	3,383	8	.2
Retail trade	5,084	2,944	4	.1
Financial services	4,706	1,452	—	—
Property management	3,964	1,319	2	.2
Public utilities	3,325	409	—	—
Wholesale trade	3,048	1,275	4	.3
Insurance	2,190	119	—	—
Building contractors	1,711	673	4	.6
Communications	1,095	327	—	—
Public administration	1,084	256	—	—
Agriculture/forestry/fishing	946	628	2	.3
Transportation	882	382	6	1.6
Mining	545	143	—	—
Individuals	106	72	—	—
Other	3,410	2,799	7	.3

Total	$51,445	$19,343	$43	.2%

[a]	Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.

FIGURE 33. SUMMARY OF CHANGES IN NONPERFORMING LOANS

		2004 Quarters
in millions	2004	Fourth	Third	Second	First	2003

BALANCE AT BEGINNING OF PERIOD	$694	$390	$454	$587	$694	$943
Loans placed on nonaccrual status	402	95	94	68	145	756
Charge-offs	(382)	(91)	(76)	(104)	(111)	(548)
Loans sold, net	(192)	(66)	(35)	(33)	(58)	(178)
Payments	(161)	(11)	(32)	(62)	(56)	(203)
Transfers to OREO	(11)	—	—	—	(11)	(26)
Loans returned to accrual status	(34)	(1)	(15)	(2)	(16)	(50)

BALANCE AT END OF PERIOD	$316	$316	$390	$454	$587	$694

Liquidity risk management

Key defines “liquidity” as the ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Liquidity management involves maintaining sufficient and diverse sources of funding to accommodate planned as well as unanticipated changes in assets and liabilities under both normal and adverse conditions.

Key manages liquidity for all of its affiliates on an integrated basis. This approach considers the unique funding sources available to each entity and the differences in their capabilities to manage through adverse conditions. It also recognizes that the access of all affiliates to money market funding would be similarly affected by adverse market conditions or other events that could negatively affect the level or cost of liquidity. As part of the management process, we have established guidelines or target ranges that relate to the maturities of various types of wholesale borrowings, such as money market funding and term debt. In addition, we assess our needs for future reliance on wholesale borrowings, and then develop strategies to address those needs.

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

events unrelated to Key that could have market-wide consequences would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation or rumors about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.

Corporate Treasury performs stress tests to consider the effect that a potential downgrade in our debt ratings could have on our liquidity over various time periods. These debt ratings, which are presented in Figure 34 on page 46, have a direct impact on our cost of funds and our ability to raise funds under normal and adverse conditions. The stress test scenarios also include major disruptions to our funding markets and consider the potential adverse effect of core client activity on cash flows. To compensate for the effect of these activities, alternative sources of liquidity are incorporated into the analysis over different time periods to project how we would manage fluctuations on the balance sheet. Several alternatives for enhancing Key’s liquidity are actively managed on a regular basis. These include emphasizing client deposit generation, securitization market alternatives, extending the maturity of wholesale borrowings, loan sales, purchasing deposits from other banks, and meeting periodically to develop relationships with our debt investors. Key also measures its capacity to borrow using various debt instruments and funding markets. On occasion, Key will guarantee a subsidiary’s obligations in transactions with third parties. Management closely monitors the extension of such guarantees to ensure that Key will retain ample liquidity in the event it must step in to provide financial support. The results of our stress tests indicate that Key can continue to meet its financial obligations and to fund its operations for at least one year following the occurrence of an adverse event.

Key also maintains a liquidity contingency plan that outlines the process for addressing a liquidity crisis. The plan provides for an evaluation of funding sources under various market conditions. It also addresses the assignment of specific roles and responsibilities for effectively managing liquidity through a problem period. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, eurodollars and commercial paper) and also can borrow from the Federal Reserve Bank’s discount window to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve Bank outstanding at December 31, 2004.

Key monitors its funding sources and measures its capacity to obtain funds in a variety of wholesale funding markets. This is done with the objective of maintaining an appropriate mix of funds considering both cost and availability. We use several tools to actively manage and maintain sufficient liquidity on an ongoing basis.

•	Key maintains a portfolio of securities that generates monthly cash flows and payments at maturity.

•	We have the ability to access the whole loan sale and securitization markets for a variety of loan types.

•	Our 935 KeyCenters in thirteen states generate a sizable volume of core deposits. We monitor deposit flows and use alternative pricing structures to attract deposits as appropriate considering our circumstances. For more information about core deposits, see the section entitled “Deposits and other sources of funds” on page 32.

•	Key has access to the term debt markets through various programs described in the section entitled “Additional sources of liquidity” on page 46.

Key’s largest cash flows relate to both investing and financing activities. Over the past three years, the primary sources of cash from investing activities have been loan sales, and the sales, prepayments and maturities of securities available for sale. Investing activities that have required the greatest use of cash include lending, purchases of new securities, and acquisitions completed in 2004.

Over the past three years, the primary sources of cash from financing activities have been the growth in deposits (including eurodollar deposits) and the issuance of long-term debt. During the same period, outlays of cash have been made to repay debt issued in prior periods and to reduce the level of short-term borrowings.

The Consolidated Statements of Cash Flow on page 54 summarize Key’s sources and uses of cash by type of activity for each of the past three years.

Figure 25 on page 35 summarizes Key’s significant contractual cash obligations at December 31, 2004, by specific time periods in which related payments are due or commitments expire.

Liquidity for KeyCorp (the “parent company”)

The parent company has sufficient liquidity when it can pay dividends to shareholders, service its debt, and support customary corporate operations and activities (including acquisitions), at a reasonable cost, in a timely manner and without adverse consequences.

A primary tool used by management to assess our parent company liquidity is its net short-term cash position, which measures our ability to fund debt maturing in twelve months or less with existing liquid assets. Another key measure of parent company liquidity is the “liquidity gap,” which represents the difference between projected liquid assets and anticipated financial obligations over specified time horizons. We generally rely upon the issuance of term debt to manage the liquidity gap within targeted ranges assigned to various time periods.

The parent has met its liquidity requirements principally through regular dividends from subsidiary banks. Federal banking law limits the amount of capital distributions that banks can make to their holding companies without prior regulatory approval. A national bank’s dividend paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.

During 2004, subsidiary banks paid the parent a total of $786 million in dividends and nonbank subsidiaries paid a total of $75 million in dividends. As of the close of business on December 31, 2004, KBNA had an additional $604 million available to pay dividends to the parent without prior regulatory approval and without affecting its status as “well-capitalized” under the FDIC-defined capital categories. The parent generally maintains excess funds in short-term investments in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2004, the parent company held $1.3 billion in short-term investments, which we projected to be sufficient to meet the parent’s debt repayment obligations over a period of approximately 22 months.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

Effective October 1, 2004, the parent company merged Key Bank USA, National Association (“Key Bank USA”) into KBNA, forming a single bank subsidiary. Although this internal merger had no effect on Key’s third-party obligations or the programs discussed in the following section, it had an immediate positive effect on KBNA’s dividend paying capacity.

Additional sources of liquidity

Management has implemented several programs that enable the parent company and KBNA to raise money in the public and private markets when necessary. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or renewed as needed. There are no restrictive financial covenants in any of these programs.

Bank note program. Key’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion by KBNA. During 2004, there were $1.2 billion of notes issued under this program. These notes have original maturities in excess of one year and are included in “long-term debt.” At December 31, 2004, $15.0 billion was available for future issuance.

Euro note program. Under Key’s euro note program, the parent company and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and foreign currencies. There were $1.4 billion of notes issued under this program during 2004. At December 31, 2004, $6.3 billion was available for future issuance.

KeyCorp medium-term note program. In November 2001, the parent company registered $2.2 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission. At December 31, 2004, the entire amount registered had been allocated for issuance of medium-term notes, and the unused capacity totaled $429 million. During 2004, there were $925 million of notes issued under this program. In January 2005, a new shelf registration statement filed by the parent company to register up to $2.9 billion of securities became effective. Of this amount, $1.9 billion has been allocated for issuance of medium-term notes.

Commercial paper and revolving credit. The parent company has a commercial paper program that provides funding availability of up to $500 million. As of December 31, 2004, there were no borrowings outstanding under the commercial paper program.

Key has a separate commercial paper program that provides funding availability of up to $1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2004, borrowings outstanding under this commercial paper program totaled $757 million in Canadian currency and $55 million in U.S. currency (equivalent to $66 million in Canadian currency).

Key is not currently operating under any material financial constraints related to debt covenants. Key’s debt ratings are shown in Figure 34 below. Management believes that these debt ratings, under normal conditions in the capital markets, allow for future offerings of securities by the parent company or KBNA that would be marketable to investors at a competitive cost.

FIGURE 34. DEBT RATINGS

		Senior	Subordinated
	Short-term	Long-Term	Long-Term	Capital
December 31, 2004	Borrowings	Debt	Debt	Securities
KEYCORP (THE PARENT COMPANY)
Standard & Poor’s	A-2	A–	BBB+	BBB
Moody’s	P-1	A2	A3	A3
Fitch	F1	A	A–	A–

KBNA
Standard & Poor’s	A-1	A	A–	N/A
Moody’s	P-1	A1	A2	N/A
Fitch	F1	A	A–	N/A

KEY NOVA SCOTIA FUNDING COMPANY (“KNSF”)
Dominion Bond Rating Service[a]	R-1 (middle)	N/A	N/A	N/A

a Reflects the guarantee by KBNA of KNSF’s issuance of Canadian commercial paper.

N/A = Not Applicable

Operational risk management

Key, like all businesses, is subject to operational risk, which represents the risk of loss resulting from human error, inadequate or failed internal processes and systems, and external events, including legal proceedings. Resulting losses could take the form of explicit charges, increased operational costs, harm to Key’s reputation or forgone opportunities. Key seeks to mitigate operational risk through a system of internal controls that are designed to keep operational risks at appropriate levels.

We continuously look for opportunities to improve our oversight of Key’s operational risk. For example, we implemented a loss-event database to track the amounts and sources of operational losses. This tracking mechanism gives us another resource to identify weaknesses in Key and the need to take corrective action.

In addition, we continuously strive to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations. Primary responsibility for managing internal control mechanisms lies with the managers of Key’s various lines of business. Key’s risk management function monitors and assesses the overall effectiveness of our system of internal controls on an ongoing basis. Risk Management reports the results of reviews on internal controls and systems to management and the Audit Committee, and independently supports the Audit Committee’s oversight process in this regard.

We recently implemented sophisticated software programs designed to assist in monitoring our control processes. This technology has enhanced the timely reporting of the effectiveness of our controls to our management and Board.

Also, we have established a senior management committee designed to oversee Key’s level of operational risk and to respond accordingly. The Operational Risk Committee is responsible for directing and supporting Key’s operational infrastructure and related activities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FOURTH QUARTER RESULTS

Some of the highlights of Key’s fourth quarter results are summarized below. Key’s financial performance for each of the past eight quarters is summarized in Figure 36.

Net income. Key had net income of $213 million, or $.51 per common share, for the fourth quarter of 2004. Excluding the effects of the sale of the broker-originated home equity loan portfolio and the reclassification of the indirect automobile loan portfolio to held-for-sale status, adjusted net income for the quarter was $290 million, or $.70 per share. These results compare with net income of $234 million, or $.55 per share, for the fourth quarter of 2003. The growth in adjusted earnings resulted from increases in both net interest income and noninterest income (excluding the losses incurred as a result of the above actions) and a significant reduction in the provision for loan losses. These positive changes were offset in part by a rise in noninterest expense.

On an annualized basis and unadjusted for the actions described in the above paragraph, Key’s return on average total assets for the fourth quarter of 2004 was ..95%, compared with a return of 1.11% for the fourth quarter of 2003. The annualized return on average equity was 11.99% for the fourth quarter of 2004, compared with a return of 13.37% for the year-ago quarter.

Net interest income. Net interest income rose to $682 million for the fourth quarter of 2004 from $671 million for the fourth quarter of 2003. The adverse effect of a 14 basis point reduction in Key’s net interest margin to 3.64% was more than offset by a $4.4 billion, or 6%, increase in average earning assets, due primarily to increases in all major components of the commercial loan portfolio.

Noninterest income. Excluding the $46 million loss associated with the previously-mentioned decision to sell the broker-originated home equity and indirect automobile loan portfolios, Key’s noninterest income was $479 million for the fourth quarter of 2004, compared with $466 million for the year-ago quarter. This growth was attributable primarily to increases of $16 million in income from dealer trading and derivatives, and $13 million in letter of credit and loan fees, offset in part by an $11 million decline in service charges on deposit accounts.

Noninterest expense. Excluding the $55 million write-off of goodwill recorded in connection with management’s decision to sell Key’s nonprime indirect automobile loan business, Key’s noninterest expense for the fourth quarter of 2004 totaled $727 million, compared with $698 million for the fourth quarter of 2003. Substantially all of the $29 million rise was attributable to higher personnel expense, with the largest increases occurring in incentive compensation and the cost of employee benefits. In addition, comparisons to results for the year-ago quarter were affected by a fourth quarter 2004 reclassification of $9 million of expense from “Franchise and business taxes” to “Income taxes.”

Provision for loan losses. Key’s provision for loan losses was a credit of $21 million for the fourth quarter of 2004, compared with expense of $123 million for the year-ago quarter. The significant decrease was due to two factors. The credit of $21 million resulted from the reversal of provision recorded in prior periods and was done in connection with management’s decision to sell Key’s indirect automobile loan portfolio. The amount reversed was equal to the remaining allowance allocated to this portfolio after it was marked to fair value and reclassified to held-for-sale status. In addition, as a result of continued improvement in asset quality, Key did not record any provision for loan losses during the fourth quarter of 2004.

Net loan charge-offs for the quarter totaled $140 million, or .83% of average loans, compared with $123 million, or .78%, for the same period last year. As shown in Figure 35, net loan charge-offs, excluding those recorded on the credit-only relationship consumer loan portfolios that Key is exiting, were $56 million, or .35% of adjusted average loans, for the fourth quarter of 2004.

FIGURE 35. NET LOAN CHARGE-OFFS

	Average	Net Loan Charge-offs
	Loans
dollars in millions	Outstanding	Amount	% of Loans

FOURTH QUARTER 2004 RESULTS AS REPORTED	$66,717	$140	.83%
Less: Broker-originated home equity loan portfolio	649	20	N/M
Indirect automobile loan portfolio	1,821	64	N/M

CONTINUING LOAN PORTFOLIO [a]	$64,247	$56	.35%

[a]	Excludes the above loan portfolios sold or moved to held-for-sale status during the fourth quarter in anticipation of their sale, and the net loan charge-offs recorded on those portfolios in the fourth quarter.

N/M = Not Meaningful

Income taxes. The provision for income taxes was $141 million for the fourth quarter of 2004, compared with $82 million for the fourth quarter of 2003. The effective tax rate for the fourth quarter was 39.8% compared with 25.9% for the year-ago quarter. The increase in the effective tax rate was due primarily to the $55 million nondeductible write-off of goodwill discussed above, and a fourth quarter 2004 reduction of $43 million in deferred tax assets that was offset in part by a reduction in tax reserves. The reduction in deferred tax assets resulted from a comprehensive analysis of Key’s tax accounts. Excluding the above items, the effective tax rate for the fourth quarter of 2004 was 26.9%.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

FIGURE 36. SELECTED QUARTERLY FINANCIAL DATA

	2004 Quarters				2003 Quarters
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First

FOR THE QUARTER
Interest income	$1,015	$952	$912	$939	$956	$971	$1,022	$1,021
Interest expense	333	294	276	278	285	294	326	340
Net interest income	682	658	636	661	671	677	696	681
Provision for loan losses	(21)	51	74	81	123	123	125	130
Noninterest income	433	436	446	431	466	463	434	397
Noninterest expense	782	690	679	659	698	699	688	657
Income before income taxes	354	353	329	352	316	318	317	291
Net income	213	252	239	250	234	227	225	217

PER COMMON SHARE
Net income	$.52	$.62	$.58	$.60	$.56	$.54	$.53	$.51
Net income — assuming dilution	.51	.61	.58	.59	.55	.53	.53	.51
Cash dividends paid	.31	.31	.31	.31	.305	.305	.305	.305
Book value at period end	17.46	17.12	16.77	16.98	16.73	16.64	16.60	16.32
Market price:
High	34.50	32.02	32.27	33.23	29.41	27.88	27.42	27.11
Low	31.35	29.00	28.23	28.63	25.55	24.86	22.56	22.31
Close	33.90	31.60	29.89	30.29	29.32	25.57	25.27	22.56
Weighted-average common shares (000)	408,243	407,187	410,292	416,680	420,043	421,971	423,882	425,275
Weighted-average common shares and potential common shares (000)	413,727	411,575	414,908	421,572	423,752	425,669	427,170	428,090

AT PERIOD END
Loans	$68,464	$64,981	$64,016	$62,513	$62,711	$62,723	$63,214	$62,719
Earning assets	78,879	76,335	74,990	73,269	73,143	73,258	73,716	75,113
Total assets	90,739	88,455	86,221	84,448	84,487	84,460	85,479	86,490
Deposits	57,842	55,843	52,423	49,931	50,858	48,739	49,869	50,455
Long-term debt	14,846	13,444	14,608	15,333	15,294	15,342	14,434	16,269
Shareholders’ equity	7,117	6,946	6,829	6,999	6,969	6,977	6,989	6,898

PERFORMANCE RATIOS
Return on average total assets	.95%	1.16%	1.13%	1.19%	1.11%	1.06%	1.07%	1.05%
Return on average equity	11.99	14.62	13.97	14.47	13.37	13.06	12.98	12.91
Net interest margin (taxable equivalent)	3.64	3.61	3.57	3.74	3.78	3.73	3.85	3.86

CAPITAL RATIOS AT PERIOD END
Equity to assets	7.84%	7.85%	7.92%	8.29%	8.25%	8.26%	8.18%	7.98%
Tangible equity to tangible assets	6.35	6.57	6.64	6.98	6.94	6.94	6.90	6.71
Tier 1 risk-based capital	7.22	7.72	7.93	8.10	8.35	8.23	7.94	7.86
Total risk-based capital	11.47	11.67	12.07	12.22	12.57	12.48	12.15	12.18
Leverage	7.96	8.27	8.34	8.45	8.55	8.37	8.13	8.13

OTHER DATA
Average full-time equivalent employees	19,575	19,635	19,514	19,585	19,745	20,059	19,999	20,447
KeyCenters	935	921	902	903	906	900	903	911

Note 3 (“Acquisitions and Divestiture”) on page 62 contains specific information about the business combinations and divestiture that Key completed in the past three years to help you understand how those transactions may have impacted Key’s financial condition and results of operations.

CERTIFICATIONS

KeyCorp has filed, as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2004, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

On June 1, 2004, KeyCorp submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

KEYCORP AND SUBSIDIARIES

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Key’s management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with U.S. generally accepted accounting principles and reflect management’s best estimates and judgments. Management believes that the financial statements and notes present fairly Key’s financial position, results of operations and cash flows in all material respects.

Management is responsible for establishing and maintaining a system of internal control that is intended to protect Key’s assets and the integrity of its financial reporting. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and organizational division of responsibility, and the selection and training of qualified personnel.

An annual code of ethics certification process is conducted, and compliance with the code of ethics is required of all Key employees. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes Key’s system provides reasonable assurances that financial transactions are recorded and reported properly, providing an adequate basis for reliable financial statements.

The Board of Directors discharges its responsibility for Key’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent auditors.

Management’s Assessment of Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for Key. Management has assessed the effectiveness of Key’s internal control and procedures over financial reporting using criteria described in “Internal Control —Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control over financial reporting as of December 31, 2004. Key’s independent auditors have issued an attestation report, dated February 25, 2005, on management’s assessment of Key’s internal control over financial reporting, which is included in this annual report.

Henry L. Meyer III
Chairman and Chief Executive Officer

Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

KEYCORP AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Shareholders and Board of Directors
KeyCorp

We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting appearing under Management’s Annual Report on Internal Control Over Financial Reporting, that KeyCorp and subsidiaries (“Key”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control —Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Key’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Key maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Key maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Key as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the three years in the period ended December 31, 2004 and our report dated February 25, 2005, expressed an unqualified opinion thereon.

Cleveland, Ohio
February 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
KeyCorp

We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries (“Key”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Key’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2003, Key changed its method of accounting for stock-based compensation and changed its method of accounting for certain investments.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Key’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2005, expressed an unqualified opinion thereon.

Cleveland, Ohio
February 25, 2005

KEYCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,
dollars in millions	2004	2003

ASSETS
Cash and due from banks	$2,454	$2,712
Short-term investments	1,472	1,604
Securities available for sale	7,451	7,638
Investment securities (fair value: $74 and $104)	71	98
Other investments	1,421	1,092
Loans, net of unearned income of $2,235 and $1,958	68,464	62,711
Less: Allowance for loan losses	1,138	1,406

Net loans	67,326	61,305
Premises and equipment	603	606
Goodwill	1,359	1,150
Other intangible assets	87	37
Corporate-owned life insurance	2,608	2,512
Accrued income and other assets	5,887	5,733

Total assets	$90,739	$84,487

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$21,748	$18,947
Savings deposits	1,970	2,083
Certificates of deposit ($100,000 or more)	4,697	4,891
Other time deposits	10,435	11,008

Total interest-bearing	38,850	36,929
Noninterest-bearing	11,581	11,175
Deposits in foreign office — interest-bearing	7,411	2,754

Total deposits	57,842	50,858
Federal funds purchased and securities sold under repurchase agreements	2,145	2,667
Bank notes and other short-term borrowings	2,515	2,947
Accrued expense and other liabilities	6,274	5,752
Long-term debt	14,846	15,294

Total liabilities	83,622	77,518

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued	—	—
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 491,888,780 shares	492	492
Capital surplus	1,491	1,448
Retained earnings	7,284	6,838
Treasury stock, at cost (84,319,111 and 75,394,536 shares)	(2,128)	(1,801)
Accumulated other comprehensive loss	(22)	(8)

Total shareholders’ equity	7,117	6,969

Total liabilities and shareholders’ equity	$90,739	$84,487

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31,
dollars in millions, except per share amounts	2004	2003	2002

INTEREST INCOME
Loans	$3,409	$3,550	$3,913
Investment securities	5	7	10
Securities available for sale	331	356	389
Short-term investments	38	30	30
Other investments	35	27	24

Total interest income	3,818	3,970	4,366

INTEREST EXPENSE
Deposits	677	703	897
Federal funds purchased and securities sold under repurchase agreements	60	50	90
Bank notes and other short-term borrowings	42	60	79
Long-term debt, including capital securities	402	432	551

Total interest expense	1,181	1,245	1,617

NET INTEREST INCOME	2,637	2,725	2,749
Provision for loan losses	185	501	553

Net interest income after provision for loan losses	2,452	2,224	2,196

NONINTEREST INCOME
Trust and investment services income	564	545	605
Service charges on deposit accounts	331	364	405
Investment banking and capital markets income	233	194	176
Letter of credit and loan fees	175	142	120
Corporate-owned life insurance income	110	114	108
Electronic banking fees	85	80	79
Net gains from loan securitizations and sales	18	90	56
Net securities gains	4	11	6
Other income	226	220	214

Total noninterest income	1,746	1,760	1,769

NONINTEREST EXPENSE
Personnel	1,549	1,493	1,436
Net occupancy	236	228	226
Computer processing	191	178	192
Equipment	119	133	136
Professional fees	113	119	92
Marketing	111	120	122
Other expense	491	471	449

Total noninterest expense	2,810	2,742	2,653

INCOME BEFORE INCOME TAXES	1,388	1,242	1,312

Income taxes	434	339	336
NET INCOME	$954	$903	$976

Per common share:
Net income	$2.32	$2.13	$2.29
Net income — assuming dilution	2.30	2.12	2.27
Weighted-average common shares outstanding (000)	410,585	422,776	425,451
Weighted-average common shares and potential common shares outstanding (000)	415,430	426,157	430,703

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common					Accumulated
	Shares				Treasury	Other
	Outstanding	Common	Capital	Retained	Stock,	Comprehensive	Comprehensive
dollars in millions, except per share amounts	(000)	Shares	Surplus	Earnings	at Cost	Income (Loss)	Income

BALANCE AT DECEMBER 31, 2001	424,005	$492	$1,390	$5,856	$(1,585)	$2
Net income				976			$976
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $27[a]						47	47
Net unrealized gains on derivative financial instruments, net of income taxes of $5						8	8
Foreign currency translation adjustments						7	7
Minimum pension liability adjustment, net of income taxes of ($14)						(25)	(25)

Total comprehensive income							$1,013

Deferred compensation			68
Cash dividends declared on common shares ($.90 per share)				(384)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	2,939		(9)		69
Repurchase of common shares	(3,000)				(77)

BALANCE AT DECEMBER 31, 2002	423,944	$492	$1,449	$6,448	$(1,593)	$39
Net income				903			$903
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($42)[a]						(66)	(66)
Net unrealized losses on derivative financial instruments, net of income taxes of ($3)						(6)	(6)
Foreign currency translation adjustments						29	29
Minimum pension liability adjustment, net of income taxes of ($2)						(4)	(4)

Total comprehensive income							$856

Deferred compensation			11
Cash dividends declared on common shares ($1.22 per share)				(513)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	4,050		(12)		95
Repurchase of common shares	(11,500)				(303)

BALANCE AT DECEMBER 31, 2003	416,494	$492	$1,448	$6,838	$(1,801)	$(8)
Net income				954			$954
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $3[a]						7	7
Net unrealized losses on derivative financial instruments, net of income taxes of ($23)						(40)	(40)
Foreign currency translation adjustments						23	23
Minimum pension liability adjustment, net of income taxes of ($2)						(4)	(4)

Total comprehensive income							$940

Deferred compensation			17
Cash dividends declared on common shares ($1.24 per share)				(508)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	7,614		26		185
Repurchase of common shares	(16,538)				(512)

BALANCE AT DECEMBER 31, 2004	407,570	$492	$1,491	$7,284	$(2,128)	$(22)

[a] Net of reclassification adjustments. Reclassification adjustments represent net unrealized losses as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($34) million (($22) million after tax) in 2004, $57 million ($37 million after tax) in 2003 and $35 million ($22 million after tax) in 2002.

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

Year ended December 31,
in millions	2004	2003	2002

OPERATING ACTIVITIES
Net income	$954	$903	$976
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	185	501	553
Depreciation and amortization expense	248	210	226
Net securities gains	(4)	(11)	(6)
Net (gains) losses from principal investing	(44)	(40)	14
Net gains from loan securitizations and sales	(18)	(90)	(56)
Deferred income taxes	417	72	155
Net (increase) decrease in mortgage loans held for sale	(136)	78	118
Net (increase) decrease in trading account assets	170	(232)	(204)
Other operating activities, net	(145)	(135)	(317)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,627	1,256	1,459
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired	(1,733)	(17)	(63)
Net (increase) decrease in other short-term investments	(38)	260	485
Purchases of securities available for sale	(2,110)	(6,186)	(6,744)
Proceeds from sales of securities available for sale	448	3,333	1,552
Proceeds from prepayments and maturities of securities available for sale	1,839	3,435	2,317
Purchases of investment securities	—	(19)	(18)
Proceeds from prepayments and maturities of investment securities	26	53	95
Purchases of other investments	(621)	(366)	(167)
Proceeds from sales of other investments	301	80	45
Proceeds from prepayments and maturities of other investments	88	217	57
Net increase in loans, excluding acquisitions, sales and divestitures	(10,196)	(5,100)	(3,184)
Purchases of loans	(55)	(453)	—
Proceeds from loan securitizations and sales	6,267	4,748	3,393
Purchases of premises and equipment	(102)	(95)	(90)
Proceeds from sales of premises and equipment	7	12	9
Proceeds from sales of other real estate owned	75	74	40

NET CASH USED IN INVESTING ACTIVITIES	(5,804)	(24)	(2,273)
FINANCING ACTIVITIES
Net increase in deposits	6,429	1,532	4,128
Net decrease in short-term borrowings	(1,060)	(1,071)	(2,611)
Net proceeds from issuance of long-term debt, including capital securities	3,687	2,932	4,739
Payments on long-term debt, including capital securities	(4,277)	(4,520)	(4,418)
Purchases of treasury shares	(512)	(303)	(77)
Net proceeds from issuance of common stock	160	59	37
Cash dividends paid	(508)	(513)	(511)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	3,919	(1,884)	1,287

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(258)	(652)	473
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	2,712	3,364	2,891

CASH AND DUE FROM BANKS AT END OF YEAR	$2,454	$2,712	$3,364

Additional disclosures relative to cash flow:
Interest paid	$1,143	$1,258	$1,549
Income taxes paid	102	285	173
Noncash items:
Loans transferred from portfolio to held for sale	$1,737	—	—
Loans transferred to other real estate owned	81	$98	$52
Transfer of investment securities to other investments	—	—	847
Transfer of investment securities to securities available for sale	—	—	62
Assets acquired	2,413	27	475
Liabilities assumed	1,109	10	450

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation’s largest bank-based financial services companies. KeyCorp’s subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through three major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services. As of December 31, 2004, KeyCorp’s banking subsidiaries operated 935 KeyCenters, a telephone banking call center services group and 2,194 ATMs in seventeen states.

As used in these Notes, KeyCorp refers solely to the parent company and Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

USE OF ESTIMATES

Key’s accounting policies conform to U.S. generally accepted accounting principles and prevailing practices within the financial services industry. Management must make certain estimates and judgments when determining the amounts presented in Key’s consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported results have been reclassified to conform to current reporting practices.

The Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” in January 2003. This accounting guidance significantly changed how companies determine whether they must consolidate an entity depending on whether the entity is a voting rights entity or a variable interest entity (“VIE”). Interpretation No. 46 was effective immediately for entities created after January 31, 2003. As permitted, Key elected to adopt Interpretation No. 46 effective July 1, 2003, for entities created before February 1, 2003. In December 2003, the FASB issued modifications to Interpretation No. 46 (Revised Interpretation No. 46) as described under the heading “Accounting Pronouncements Adopted in 2004” on page 60.

Key consolidates any voting rights entity in which it has a controlling financial interest. In accordance with Revised Interpretation No. 46, a VIE is consolidated if Key is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments.

Key uses the equity method to account for unconsolidated investments in voting rights entities or VIEs in which it has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not a controlling interest). Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% are generally carried at cost. Investments held by KeyCorp’s broker/dealer and investment company subsidiaries (primarily principal investments) are carried at estimated fair value.

Before Interpretation No. 46 was adopted, KeyCorp generally determined whether to consolidate an entity based on the nature and amount of equity contributed by third parties, the decision-making power granted to those parties and the extent of third-party control over the entity’s operating and financial policies. Entities controlled, generally through majority ownership, were consolidated and considered subsidiaries.

Qualifying special purpose entities (“SPEs”), including securitization trusts, established by Key under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Information on SFAS No. 140 is included under the heading “Loan Securitizations” on page 57.

BUSINESS COMBINATIONS

Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets with finite lives, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 58.

STATEMENTS OF CASH FLOW

Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.

SECURITIES

Key classifies each security held into one of four categories: trading, available for sale, investment or other investments.

Trading account securities. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term, and certain interests retained in loan securitizations. All of these assets are reported at fair value ($863 million at December 31, 2004, and $1.0 billion at December 31, 2003) and are included in “short-term investments” on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in “investment banking and capital markets income” on the income statement.

\

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Securities available for sale. These are securities that Key intends to hold for an indefinite period of time and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value and include debt and marketable equity securities with readily determinable fair values. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive income (loss).” Unrealized losses on specific securities deemed to be “other-than-temporary” are included in “net securities gains” on the income statement. Additional information regarding unrealized gains and losses on debt and marketable equity securities with readily determinable fair values is included in Note 6 (“Securities”), which begins on page 66. Also included in “net securities gains” are actual gains and losses resulting from sales of specific securities.

Investment securities. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount.

Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit —represent the majority of other investments and are carried at fair value ($816 million at December 31, 2004, and $732 million at December 31, 2003). These include direct and indirect investments —predominantly in privately held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors. Changes in estimated fair values and actual gains and losses on sales of principal investments are included in “investment banking and capital markets income” on the income statement.

In addition to principal investments, other investments include equity and mezzanine instruments that do not have readily determinable fair values. These securities include certain real estate-related investments that are carried at estimated fair value, as well as other types of securities that generally are carried at cost. The carrying amount of the securities carried at cost is adjusted for declines in value that are considered to be other-than-temporary. These adjustments are included in “net securities gains” on the income statement.

LOANS

Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.

At December 31, 2004, loans held for sale included education, automobile, mortgage and home equity loans. These loans are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. When a loan is placed in the held for sale category, amortization of the related deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.

Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis which produces a constant rate of return on the outstanding investment in the lease, net of related deferred tax liabilities, in the years in which the net investment is positive. Leveraged lease revenue is impacted by assumptions related to estimated residual values, income tax rates and cash flows. Net gains or losses on sales of lease residuals are included in “other income” on the income statement.

IMPAIRED AND OTHER NONACCRUAL LOANS

Key generally will stop accruing interest on a loan (i.e., designate the loan “nonaccrual”) when the borrower’s payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Loans also are placed on nonaccrual status when payment is not past due but management has serious doubts about the borrower’s ability to comply with existing loan repayment terms. Once a loan is designated nonaccrual, the interest accrued but not collected generally is charged against the allowance for loan losses, and payments subsequently received generally are applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., home equity loans, loans to finance automobiles, etc.), are designated “impaired.” Impaired loans and other nonaccrual loans are returned to accrual status if management determines that both principal and interest are collectible. This generally requires a sustained period of timely principal and interest payments.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Key establishes the amount of the allowance for loan losses by analyzing the quality of the loan portfolio at least quarterly, and more often if deemed necessary.

Allowance for impaired loans. When expected cash flows or collateral values cast doubt on the carrying amount of an impaired loan, the loan is assigned a specific allowance. Management calculates the extent of the impairment, which is the carrying amount of the loan less the estimated present value of future cash flows and the fair value of any existing collateral. That amount — effectively the amount that management deems uncollectible — is charged against the allowance for loan losses. Even when collateral value or other sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full, an appropriate amount is specifically allocated in the allowance for loan losses.

Allowances for nonimpaired loans and legally binding commitments. Management establishes an allowance for nonimpaired loans by applying historical loss rates to existing loans with similar risk characteristics.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of:

•	changes in national and local economic and business conditions;

•	changes in experience, ability and depth of Key’s lending management and staff, in lending policies, or in the mix and volume of the loan portfolio;

•	trends in past due, nonaccrual and other loans; and

•	external forces, such as competition, legal developments and regulatory guidelines.

At December 31, 2003, $70 million of Key’s allowance for loan losses was related to legally binding commitments to extend credit. During the first quarter of 2004, management reclassified a like amount of the allowance for loan losses to a separate allowance for probable credit losses inherent in such commitments. Management considers both historical trends and current market conditions in determining the appropriate level of this allowance, which is included in “accrued expense and other liabilities” on the balance sheet. At December 31, 2004, the allowance for probable credit losses inherent in legally binding commitments was $66 million.

LOAN SECURITIZATIONS

Key sells education loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Securitized loans are removed from the balance sheet and a net gain or loss is recorded when the combined net sales proceeds and, if applicable, residual interests differ from the loans’ allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net gains from loan securitizations and sales” on the income statement. A servicing asset also may be recorded if Key either purchases or retains the right to service securitized loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”

In some cases, Key retains a residual interest in securitized loans that may take the form of an interest-only strip, a residual asset, a servicing asset or a security. These retained interests are accounted for under SFAS No. 140, which requires the carrying amount of the assets sold to be allocated between the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by computing the present value of estimated cash flows, using a discount rate that reflects the risks associated with the cash flows and the dates that Key expects to receive such cash flows. Other assumptions used in the determination of fair value are disclosed in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 67.

In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140, are exempt from consolidation. Information on Revised Interpretation No. 46 appears in this note under the headings “Basis of Presentation” on page 55 and “Accounting Pronouncements Adopted in 2004” on page 60.

Key conducts a quarterly review to determine whether all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows, and revises assumptions, and recalculates the present values of cash flows as appropriate.

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

SERVICING ASSETS

Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($138 million at December 31, 2004, and $117 million at December 31, 2003) and included in “accrued income and other assets” on the balance sheet. Fair value is initially measured by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with servicing the loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.

Servicing assets are evaluated quarterly for possible impairment by stratifying the assets based on the types of loans serviced and their associated interest rates. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, a valuation allowance would be established through a charge to income in the amount of any such excess. No such valuation allowance was required at December 31, 2004.

PREMISES AND EQUIPMENT

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Other intangible assets consist of primarily customer relationships and the net present value of future economic benefits to be derived from the purchase of core deposits. Other intangibles are amortized on either an accelerated or straight-line basis over periods ranging from three to thirty years. Goodwill and other intangible assets deemed to have indefinite lives are not amortized.

Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key has determined that its reporting units for purposes of this testing are its major business groups: Consumer Banking, Corporate and Investment Banking, and Investment Management Services.

The first step in this testing is to determine the fair value of each reporting unit. If the carrying amount of any reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, Key would estimate a purchase price for the reporting unit, representing the unit’s fair value, and then allocate that hypothetical purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the assumed purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.

Key performs the goodwill impairment testing required by SFAS No. 142 in the fourth quarter of each year. Key’s annual goodwill impairment testing was performed as of October 1, 2004, and it was determined that no impairment existed at that date. Subsequent to the impairment testing date, management made the decision to exit the indirect automobile lending business. As a result, $55 million of the goodwill related to that business was written off.

INTERNALLY DEVELOPED SOFTWARE

Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($144 million at December 31, 2004, and $106 million at December 31, 2003) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.

Software that is no longer used is written off to earnings immediately. When management decides to replace software, amortization of such software is accelerated to the expected replacement date.

DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES

Key uses derivatives known as interest rate swaps and caps to hedge interest rate risk. These instruments modify the repricing or maturity characteristics of specified on-balance sheet assets and liabilities.

Key’s accounting policies related to derivatives reflect the accounting guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as revised and further interpreted by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and other related accounting guidance. In accordance with this accounting guidance, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of derivatives depends on whether they have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings.

A derivative that is designated and qualifies as a hedging instrument must be designated either a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Key does not have any derivatives that hedge net investments in foreign operations.

“Effectiveness” measures the extent to which changes in the fair value of a derivative instrument offset changes in the fair value of the hedged item. If the relationship between the change in the fair value of the derivative instrument and the hedged item falls within a range considered to be the industry norm, the hedge is considered “highly effective” and qualifies for hedge accounting. “Ineffectiveness” exists to the extent that the offsetting difference between the fair values falls outside the acceptable range.

A fair value hedge is used to hedge changes in the fair value of existing assets, liabilities and firm commitments against changes in interest rates or other economic factors. Key recognizes the gain or loss on these derivatives, as well as the related gain or loss on the hedged item underlying the hedged risk, in earnings during the period in which the fair value changes. Thus, if a hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.

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

DERIVATIVES USED FOR TRADING PURPOSES

Key also enters into contracts for derivatives to make a market for clients and for proprietary trading purposes. Derivatives used for trading purposes typically include financial futures, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

All derivatives used for trading purposes are recorded at fair value. Fair value is determined by estimating the present value of future cash flows. Derivatives with a positive fair value are included in “accrued income and other assets” on the balance sheet; derivatives with a negative fair value are included in “accrued expense and other liabilities.” Changes in fair value (including payments and receipts) are recorded in “investment banking and capital markets income” on the income statement.

GUARANTEES

Key’s accounting policies related to certain guarantees reflect the guidance in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Accordingly, for certain guarantees issued or modified on or after January 1, 2003, Key has recognized a liability for the fair value of the obligation undertaken. That liability is included in “accrued expense and other liabilities” on the balance sheet.

If Key receives a fee for a guarantee requiring liability recognition, the initial fair value of the “stand ready” obligation is recognized at an amount equal to the fee. If a fee is not received, the fair value of the “stand ready” obligation is determined using expected present value measurement techniques, unless observable transactions for identical or similar guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. Key accounts for its release from risk for a particular guarantee either upon expiration or settlement, or by a systematic and rational amortization method depending on the risk profile of the guarantee.

Additional information regarding guarantees is included in Note 18 (“Commitments, Contingent Liabilities, and Guarantees”) under the heading “Guarantees” on page 83. No such liability has been recognized for guarantee obligations undertaken prior to December 31, 2002.

REVENUE RECOGNITION

Key recognizes revenues as they are earned based on contractual terms, as transactions occur, or as services are provided and collectibility is reasonably assured. The principal source of revenue for Key is interest income. This revenue is recognized on an accrual basis according to nondiscretionary formulas in written contracts such as loan agreements or securities contracts.

STOCK-BASED COMPENSATION

Through December 31, 2002, Key accounted for stock options issued to employees using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” This method requires that compensation expense be recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the grant date. Key’s employee stock options generally have fixed terms and exercise prices that are equal to or greater than the fair value of Key’s common shares at the grant date. As a result, Key generally did not recognize compensation expense related to stock options.

Effective January 1, 2003, Key adopted the fair value method of accounting as outlined in SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” amended SFAS No. 123 to provide three alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock compensation: (i) the prospective method; (ii) the modified prospective method; and (iii) the retroactive restatement method. Key opted to apply the new accounting rules prospectively to all awards in accordance with the transition provisions of SFAS No. 148. In December 2004, the FASB replaced SFAS No. 123 with SFAS No. 123R, “Share-Based Payment,” which is described under the heading “Accounting Pronouncements Pending Adoption” on page 60.

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

The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. The accuracy of these assumptions is critical to management’s ability to accurately estimate the fair value of options. The assumptions pertaining to options issued during 2004, 2003 and 2002, are shown in the following table.

Year ended December 31,	2004	2003	2002

Average option life	5.1 years	5.0 years	4.1 years
Future dividend yield	4.21%	4.76%	4.84%
Share price volatility	.279	.280	.264
Weighted-average risk-free interest rate	3.8%	2.9%	3.9%

The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period. The pro forma effect of applying the fair value method of accounting to all forms of stock-based compensation (primarily stock options, restricted stock, performance shares, discounted stock purchase plans and certain deferred compensation-related awards) for the years ended December 31, 2004, 2003 and 2002, is shown in the following table and would, if recorded, have been included in “personnel expense” on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

As shown in the table, the pro forma effect is calculated as the after-tax difference between: (i) compensation expense included in each year’s reported net income in accordance with the prospective application transition provisions of SFAS No. 148, and (ii) compensation expense that would have been recorded had all existing forms of stock-based compensation been accounted for under the fair value method of accounting. The information presented may not be indicative of the effect in future periods.

Year ended December 31,
in millions, except per share amounts	2004	2003	2002

Net income, as reported	$954	$903	$976
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects:
Stock options expense	15	6	—
All other stock-based employee compensation expense	11	9	5

	26	15	5
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects:
Stock options expense	21	17	23
All other stock-based employee compensation expense	11	9	5

	32	26	28

Net income — pro forma	$948	$892	$953

Per common share:
Net income	$2.32	$2.13	$2.29
Net income — pro forma	2.31	2.11	2.24
Net income assuming dilution	2.30	2.12	2.27
Net income assuming dilution — pro forma	2.28	2.10	2.22

MARKETING COSTS

Key expenses all marketing-related costs, including advertising costs, as incurred.

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2004

Repatriation of foreign earnings. In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The Jobs Creation Act provides for a special one-time tax deduction equal to 85 percent of certain foreign earnings that are “repatriated.” The FASB issued Staff Position No. 109-2 to clarify an entity’s accounting and disclosure requirements depending on the effects of the repatriation provision. At December 31, 2004, Key had not finished evaluating the effect of the repatriation provision for purposes of applying SFAS No. 109, “Accounting for Income Taxes.” Key has provided the disclosures required by this accounting guidance in Note 17 (“Income Taxes”), which begins on page 80.

Consolidation of variable interest entities. In December 2003, the FASB issued modifications to Interpretation No. 46 (Revised Interpretation No. 46) to provide additional scope exceptions, address certain implementation issues and promote a more consistent application. Key adopted Revised Interpretation No. 46, which supersedes Interpretation No. 46, in the first quarter of 2004. See Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 67, for information on Key’s adoption of Revised Interpretation No. 46 and involvement with VIEs. The adoption of Revised Interpretation No. 46 did not have any material effect on Key’s financial condition or results of operations.

Disclosures about pension and other postretirement benefit plans. In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This revised standard requires employers to disclose additional information related to plan assets, obligations, and net benefit cost of defined benefit pension and other postretirement benefit plans. Some of these disclosure requirements became effective for fiscal periods ending after June 15, 2004. The required disclosures for Key are presented in Note 16 (“Employee Benefits”), which begins on page 76.

ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION

Share-based payments. In December 2004, the FASB issued SFAS No. 123R, which requires companies to recognize in the income statement the fair value of stock options and other equity-based compensation issued to employees. As discussed under the heading “Stock-Based Compensation” on page 59, Key adopted the fair value method of accounting as outlined in SFAS No. 123 effective January 1, 2003, using the prospective method. SFAS No. 123R replaces SFAS No. 123 and changes certain aspects of this accounting guidance for recognizing the fair value of stock compensation. For public companies, SFAS No. 123R is effective for interim or annual periods beginning after June 15, 2005. Management is currently evaluating its potential impact, which is not expected to be material to Key’s financial condition or results of operations.

Medicare prescription law. In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The Medicare Modernization Act, which was enacted in December 2003 and takes effect in 2006, introduces a prescription

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

drug benefit under Medicare. It also provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer prescription drug coverage to retirees that is at least actuarially equivalent to the Medicare benefit. In accordance with Staff Position No. 106-2, sponsoring companies must recognize the subsidy in the measurement of their plan’s accumulated postretirement benefit obligation (“APBO”) and net postretirement benefit cost. If actuarial equivalence cannot be determined, the sponsor must disclose the existence of the Medicare Modernization Act and the fact that the APBO and net postretirement benefit cost do not reflect any amount associated with the subsidy because the sponsor is unable to conclude whether the benefits provided by the plan are actuarially equivalent.

In July 2004, the centers for Medicare and Medicaid Services issued proposed regulations necessary to fully implement the Act, including the manner in which actuarial equivalence must be determined. Since these regulations did not become final until late January 2005, Key’s APBO and net postretirement cost presented in Note 16 (“Employee Benefits”) do not reflect any amount associated with the subsidy. Adoption of this guidance is not expected to have any material effect on Key’s financial condition or results of operations.

Other-than-temporary impairment. In March 2004, the Emerging Issues Task Force (“EITF”), a standard-setting body working under the auspices of the FASB, revised EITF No. 03-01, “The Meaning of Other than Temporary Impairment and its Application to Certain Investments.” In the revised guidance, the EITF reached a consensus regarding the model to be used in determining whether an investment is other-than-temporarily impaired. In September 2004, the FASB deferred the effective date of this guidance. Management will continue to evaluate as additional clarifying guidance is issued by the FASB. The adoption of EITF 03-01 is not expected to have any material effect on Key’s financial condition or results of operations.

Accounting for certain loans or debt securities acquired in a transfer. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued a Statement of Position that addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (structured as loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. As required by this pronouncement, Key will adopt this guidance for qualifying loans acquired after December 31, 2004. Adoption of this guidance is not expected to have any material effect on Key’s financial condition or results of operations.

2. EARNINGS PER COMMON SHARE

Key calculates its basic and diluted earnings per common share as follows:

Year ended December 31,
dollars in millions, except per share amounts	2004	2003	2002

NET INCOME	$954	$903	$976

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	410,585	422,776	425,451
Effect of dilutive common stock options and other stock awards (000)	4,845	3,381	5,252

Weighted-average common shares and potential common shares outstanding (000)	415,430	426,157	430,703

EARNINGS PER COMMON SHARE
Net income per common share	$2.32	$2.13	$2.29
Net income per common share — assuming dilution	2.30	2.12	2.27

During the years ended December 31, 2004, 2003 and 2002, certain weighted-average options to purchase common shares were outstanding but not included in the calculation of net income per common share - assuming dilution during any quarter in which the exercise prices of the options were greater than the average market price of the common shares. Including the options in the calculations would have been antidilutive. The calculations for the full years shown in the following table were made by averaging the results of the four quarterly calculations for each year.

Year ended December 31,	2004	2003	2002

Weighted-average options excluded from the calculation of net income per common share — assuming dilution	4,451,498	17,712,630	18,434,976
Exercise prices for weighted-average options excluded	$30.33 to $50.00	$24.38 to $50.00	$24.98 to $50.00

In addition, during the year ended December 31, 2004, weighted-average contingently issuable performance-based awards for 430,647 common shares were outstanding, but not included in the calculation of net income per common share — assuming dilution. These awards vest contingently upon Key’s achievement of certain cumulative three-year (2004-2006) financial performance targets and were not included in the calculation because the performance targets had not been attained.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

3. ACQUISITIONS AND DIVESTITURE

Key completed the following acquisitions and divestiture during the past three years. In the case of each acquisition, the terms of the transaction are not material.

ACQUISITIONS

American Express Business Finance Corporation

On December 1, 2004, Key acquired American Express Business Finance Corporation (“AEBF”), the equipment leasing unit of American Express’ small business division headquartered in Parsippany, New Jersey. AEBF had lease financing receivables of approximately $1.5 billion at the date of acquisition.

EverTrust Financial Group, Inc.

On October 15, 2004, Key acquired EverTrust Financial Group, Inc. (“EverTrust”), the holding company for EverTrust Bank, a state-chartered bank headquartered in Everett, Washington. EverTrust had assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition. On November 12, 2004, EverTrust Bank was merged into Key Bank National Association (“KBNA”).

Sterling Bank & Trust FSB

Effective July 22, 2004, Key purchased ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB, a federally-chartered savings bank headquartered in Southfield, Michigan.

NewBridge Partners LLC

On July 1, 2003, Key acquired NewBridge Partners LLC, an investment management firm headquartered in New York City with managed assets of approximately $1.8 billion at the date of acquisition.

Union Bankshares, Ltd.

On December 12, 2002, Key purchased Union Bankshares, Ltd., the holding company for Union Bank & Trust, a seven-branch bank headquartered in Denver, Colorado. Union Bankshares, Ltd. had assets of approximately $475 million at the date of acquisition. On January 17, 2003, Union Bank & Trust was merged into KBNA.

Conning Asset Management

On June 28, 2002, Key purchased substantially all of the mortgage loan and real estate business of Conning Asset Management, headquartered in Hartford, Connecticut. The acquired business originates, securitizes and services multi-family, retail, industrial and office property mortgage loans on behalf of pension fund and life insurance company investors. At the date of acquisition, this business had net assets of approximately $17 million and serviced approximately $4 billion in commercial mortgage loans.

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

Small Business provides businesses that typically have annual sales revenues of $10 million or less with deposit, investment and credit products, and business advisory services.

Consumer Finance includes Indirect Lending and National Home Equity.

Indirect Lending offers loans to consumers through dealers and finances inventory for automobile and marine dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans that private schools make to parents.

National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. These products originate outside of Key’s retail branch system. This business unit also works with home improvement contractors to provide home equity and home improvement solutions.

CORPORATE AND INVESTMENT BANKING

Corporate Banking provides products and services to large corporations, middle-market companies, financial institutions and government organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.

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

McDonald Financial Group offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.

OTHER SEGMENTS

Other segments consist primarily of Corporate Treasury and Key’s Principal Investing unit.

RECONCILING ITEMS

Total assets included under “Reconciling Items” represent primarily the unallocated portion of nonearning assets of corporate support functions. Charges related to the funding of these assets are part of net interest income and are allocated to the business segments through noninterest expense. Reconciling Items also includes certain items that are not allocated to the business segments because they are not reflective of their normal operations.

The table that spans pages 64 and 65 shows selected financial data for each major business group for the years ended December 31, 2004, 2003 and 2002. This table is accompanied by supplementary information for each of the lines of business that comprise these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. U.S. generally accepted accounting principles guide financial accounting, but there is no authoritative guidance for “management accounting” — the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.

The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. According to our policies:

•	Net interest income is determined by assigning a standard cost for funds used to assets or a standard credit for funds provided to liabilities based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.

•	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.

•	Key’s consolidated provision for loan losses is allocated among the lines of business based primarily on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The level of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 56.

•	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.

•	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.

Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organizational structure. The financial data reported for all periods presented in the tables reflect a number of changes that occurred during 2004:

•	Key implemented a process of revenue sharing based on the type of transaction involved that allocates revenues between the line of business servicing the client and the line that made the business referral.

•	Key began to charge the net consolidated effect of funds transfer pricing to the lines of business based on the total loan and deposit balances of each line. In the past, the net consolidated effect of funds transfer pricing was included in “Other Segments.”

•	Key changed the methodology used to estimate the deferred tax benefits associated with lease financing.

•	The methodology used to assign capital to the lines of business was revised to reflect only the risk directly attributable to each line.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Year ended December 31,	Consumer Banking			Corporate and Investment Banking			Investment Management Services
dollars in millions	2004	2003	2002	2004	2003	2002	2004	2003	2002

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,788	$1,822	$1,841	$956	$963	$996	$242	$239	$223
Noninterest income	469	509	519	555	504	490	566	544	599

Total revenue (TE) [a]	2,257	2,331	2,360	1,511	1,467	1,486	808	783	822
Provision for loan losses	166	280	300	15	204	239	4	17	14
Depreciation and amortization expense	171	131	142	37	35	39	38	43	47
Other noninterest expense	1,288	1,260	1,206	682	654	617	587	595	608

Income (loss) before income taxes (TE)	632	660	712	777	574	591	179	128	153
Allocated income taxes and TE adjustments	257	248	267	291	216	222	67	47	57

Net income (loss)	$375	$412	$445	$486	$358	$369	$112	$81	$96

Percent of consolidated net income	39%	45%	46%	51%	40%	38%	12%	9%	10%
Percent of total segments net income	37	45	48	49	40	39	11	9	10

AVERAGE BALANCES
Loans	$29,493	$28,993	$27,987	$28,844	$27,892	$29,146	$5,245	$5,060	$4,827
Total assets[a]	32,202	31,500	30,428	33,571	32,289	32,652	6,505	6,052	5,754
Deposits	35,385	34,828	33,978	5,121	4,363	3,358	7,281	6,084	3,919

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets[a]	$189	$56	$74	$150	$11	$14	$6	$17	$11
Net loan charge-offs	300	280	300	124	250	466	7	18	14
Return on average allocated equity	18.14%	19.99%	22.13%	16.17%	11.70%	12.00%	18.79%	14.06%	16.67%
Average full-time equivalent employees	8,150	8,178	8,127	2,500	2,412	2,387	2,619	2,824	3,135

a Substantially all revenue generated by Key’s major business groups is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill, held by Key’s major business groups are located in the United States.

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful

SUPPLEMENTARY INFORMATION (CONSUMER BANKING LINES OF BUSINESS)

Year ended December 31,	Retail Banking			Small Business			Consumer Finance
dollars in millions	2004	2003	2002	2004	2003	2002	2004	2003	2002

Total revenue (taxable equivalent)	$1,279	$1,317	$1,371	$385	$386	$389	$593	$628	$600
Provision for loan losses	54	59	69	45	67	59	67	154	172
Noninterest expense	840	829	814	215	204	196	404	358	338
Net income	241	268	306	78	72	84	56	72	55
Average loans	10,720	9,958	8,771	4,440	4,506	4,466	14,333	14,529	14,750
Average deposits	30,061	30,014	29,887	4,937	4,447	3,759	387	367	332
Net loan charge-offs	53	59	69	50	67	59	197	154	172
Return on average allocated equity	38.19%	44.97%	55.54%	20.10%	18.70%	22.76%	5.34%	6.67%	5.04%
Average full-time equivalent employees	6,126	6,160	6,131	421	375	301	1,603	1,643	1,695

SUPPLEMENTARY INFORMATION (CORPORATE AND INVESTMENT BANKING LINES OF BUSINESS)

Year ended December 31,	Corporate Banking			KeyBank Real Estate Capital			Key Equipment Finance
dollars in millions	2004	2003	2002	2004	2003	2002	2004	2003	2002

Total revenue (taxable equivalent)	$787	$795	$845	$418	$414	$416	$306	$258	$225
Provision for loan losses	2	171	126	(8)	3	51	21	30	62
Noninterest expense	436	429	420	175	159	149	108	101	87
Net income	219	122	187	157	157	135	110	79	47
Average loans	12,790	12,783	14,289	8,311	8,312	8,979	7,743	6,797	5,878
Average deposits	3,805	3,411	2,627	1,304	939	722	12	13	9
Net loan charge-offs	91	217	353	7	3	51	26	30	62
Return on average allocated equity	14.05%	7.27%	10.48%	16.61%	17.10%	15.48%	21.91%	17.03%	11.22%
Average full-time equivalent employees	1,156	1,122	1,181	680	677	588	664	613	618

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Other Segments			Total Segments			Reconciling Items			Key
2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002

$(136)	$(134)	$(115)	$2,850	$2,890	$2,945	$(119)	$(94)	$(76)	$2,731	$2,796	$2,869
151	190	117	1,741	1,747	1,725	5	13	44	1,746	1,760	1,769

15	56	2	4,591	4,637	4,670	(114)	(81)	(32)	4,477	4,556	4,638
—	—	—	185	501	553	—	—	—	185	501	553

2	1	(2)	248	210	226	—	—	—	248	210	226
32	36	30	2,589	2,545	2,461	(27)	(13)	(34)	2,562	2,532	2,427

(19)	19	(26)	1,569	1,381	1,430	(87)	(68)	2	1,482	1,313	1,432

(50)	(37)	(52)	565	474	494	(37)	(64)	(38)	528	410	456

$31	$56	$26	$1,004	$907	$936	$(50)	$(4)	$40	$954	$903	$976

3%	6%	2%	105%	100%	96%	(5)%	—	4%	100%	100%	100%

3	6	3	100	100	100	N/A	N/A	N/A	N/A	N/A	N/A

$522	$802	$1,262	$64,104	$62,747	$63,222	$146	$132	$171	$64,250	$62,879	$63,393
11,782	12,618	11,220	84,060	82,459	80,054	2,349	1,889	1,727	86,409	84,348	81,781
4,131	3,166	3,606	51,918	48,441	44,861	(168)	(98)	(80)	51,750	48,343	44,781

—	—	—	$345	$84	$99	$141	$98	$95	$486	$182	$194
—	—	—	431	548	780	—	—	—	431	548	780

N/M	N/M	N/M	16.69%	15.03%	15.49%	N/M	N/M	N/M	13.75%	13.08%	14.96

37	35	33	13,306	13,449	13,682	6,270	6,615	7,134	19,576	20,064	20,816

5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES

Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KBNA, KeyCorp’s bank subsidiary, maintained average reserve balances aggregating $163 million in 2004 to fulfill these requirements.

KeyCorp’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance its corporate operations is capital distributions from KBNA and its other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.

During 2004, affiliate banks paid KeyCorp a total of $786 million in dividends and nonbank subsidiaries paid a total of $75 million. As of the close of business on December 31, 2004, KBNA had an additional $604 million available to pay dividends to KeyCorp without prior regulatory approval and without affecting its status as “well-capitalized” under the FDIC-defined capital categories.

Effective October 1, 2004, KeyCorp merged Key Bank USA, National Association (“Key Bank USA”) into KBNA forming a single bank affiliate. Although this internal merger had no effect on Key’s third-party obligations or the programs discussed under the heading “Additional sources of liquidity” on page 46, it had an immediate positive effect on KBNA’s dividend paying capacity.

Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

6. SECURITIES

The amortized cost, unrealized gains and losses, and approximate fair value of Key’s investment securities and securities available for sale were as follows:

December 31,	2004				2003
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$227	—	—	$227	$63	$1	—	$64
States and political subdivisions	21	$1	—	22	23	—	—	23
Collateralized mortgage obligations	6,460	5	$95	6,370	6,696	33	$123	6,606
Other mortgage-backed securities	322	10	2	330	453	18	2	469
Retained interests in securitizations	103	90	—	193	105	70	—	175
Other securities	298	11	—	309	288	13	—	301

Total securities available for sale	$7,431	$117	$97	$7,451	$7,628	$135	$125	$7,638

INVESTMENT SECURITIES
States and political subdivisions	$58	$3	—	$61	$83	$6	—	$89
Other securities	13	—	—	13	15	—	—	15

Total investment securities	$71	$3	—	$74	$98	$6	—	$104

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities, classifying them as available for sale or as trading account assets.

“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities. “Other securities” held in the investment securities portfolio are foreign bonds.

Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,

in millions	2004	2003	2002

Realized gains	$43	$48	$34
Realized losses	39	37	28

Net securities gains	$4	$11	$6

The following table summarizes Key’s securities that were in an unrealized loss position.

		Duration of Unrealized Loss Position
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
December 31, 2004	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

SECURITIES AVAILABLE FOR SALE
Collateralized mortgage obligations:
Commercial mortgage-backed securities	$4	$5	$16	$19	$20	$24
Agency collateralized mortgage obligations	4,502	48	999	23	5,501	71
Other mortgage-backed securities	63	1	49	1	112	2

Total temporarily impaired securities	$4,569	$54	$1,064	$43	$5,633	$97

Of the $97 million in total gross unrealized losses, $24 million relates to commercial mortgage-backed securities (“CMBS”). These CMBS are beneficial interests in securitizations of commercial mortgages that are held in the form of bonds and managed by the KeyBank Real Estate Capital line of business. Principal on these bonds typically is payable at the end of the bond term and interest is paid monthly at a fixed coupon rate. The fair value of these investments is sensitive to changes in the market yield on CMBS. During the time Key has held the bonds, CMBS market yields have increased, which reduced the bonds’ fair value.

Of the remaining $73 million of gross unrealized losses at December 31, 2004, $71 million relates to fixed-rate agency collateralized mortgage obligations, which Key invests in as part of its overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During 2004, there was a general increase in interest rates and as a result, the fair value of these 93 instruments, which had a weighted-average maturity of 2.26 years at December 31, 2004, decreased below their carrying amount.

Other mortgage-backed securities consist of fixed-rate mortgage-backed securities issued primarily by the Government National Mortgage Association (“GNMA”), with gross unrealized losses of $2 million at December 31, 2004. Similar to the fixed-rate securities discussed above, these instruments are sensitive to movements in interest rates. During 2004, there was a general increase in interest rates, which caused the fair value of these 57 instruments, which had a weighted-average maturity of 4.18 years at December 31, 2004, to decrease below their carrying amount.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The unrealized losses discussed above are considered temporary since Key has the ability and intent to hold the securities until they mature or recover in value. Accordingly, the carrying amount of these investments has not been reduced to their fair value through the income statement.

At December 31, 2004, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.4 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.

The following table shows securities by remaining maturity. Collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations, all of which are included in the securities available for sale portfolio, are presented based on their expected average lives. The remaining securities, including all of those in the investment securities portfolio, are presented based on their remaining contractual maturity.

	Securities		Investment
	Available for Sale		Securities
December 31, 2004	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$467	$479	$20	$20
Due after one through five years	6,767	6,784	46	48
Due after five through ten years	162	153	5	6
Due after ten years	35	35	—	—

Total	$7,431	$7,451	$71	$74

7. LOANS

Key’s loans by category are summarized as follows:

December 31,
in millions	2004	2003

Commercial, financial and agricultural	$19,343	$17,012
Commercial real estate:
Commercial mortgage	7,534	5,677
Construction	5,505	4,978

Total commercial real estate loans	13,039	10,655
Commercial lease financing	10,894	8,522

Total commercial loans	43,276	36,189
Real estate — residential mortgage	1,456	1,613
Home equity	14,062	15,038
Consumer — direct	1,987	2,119
Consumer — indirect:
Automobile lease financing	89	305
Automobile loans	—	2,025
Marine	2,624	2,506
Other	617	542

Total consumer — indirect loans	3,330	5,378

Total consumer loans	20,835	24,148
Loans held for sale:
Real estate — commercial mortgage	283	154
Real estate — residential mortgage	26	18
Home equity	29	—
Education	2,278	2,202
Automobile	1,737	—

Total loans held for sale	4,353	2,374

Total loans	$68,464	$62,711

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 84.

Commercial and consumer lease financing receivables in the preceding table are primarily direct financing leases, but also include leveraged leases and operating leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2004	2003

Direct financing lease receivable	$7,161	$5,370
Unearned income	(752)	(550)
Unguaranteed residual value	547	513
Deferred fees and costs	50	44

Net investment in direct financing leases	$7,006	$5,377

Minimum future lease payments to be received at December 31, 2004, are as follows:

2005 — $2.6 billion; 2006 — $1.8 billion; 2007 — $1.3 billion; 2008 — $800 million; 2009 — $371 million; and all subsequent years — $313 million.

Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2004	2003	2002

Balance at beginning of year	$1,406	$1,452	$1,677
Charge-offs	(583)	(678)	(905)
Recoveries	152	130	125

Net loans charged off	(431)	(548)	(780)
Provision for loan losses	185	501	553
Reclassification of allowance for credit losses on lending-related commitments[a]	(70)	—	—
Allowance related to loans acquired, net	48	—	2
Foreign currency translation adjustment	—	1	—

Balance at end of year	$1,138	$1,406	$1,452

a Included in “accrued expense and other liabilities” on the consolidated balance sheet.

8. LOAN SECURITIZATIONS, SERVICING AND VARIABLE INTEREST ENTITIES

RETAINED INTERESTS IN LOAN SECURITIZATIONS

Key sells certain types of loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In some cases, Key retains an interest in the securitized loans. Certain assumptions and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates, projected charge-offs and discount rates commensurate with the risks involved. Additional information pertaining to Key’s residual interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 57.

In accordance with Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” Key’s securitization trusts are exempt from consolidation. For more information on Revised Interpretation No. 46, see the following section entitled “Variable Interest Entities” and Note 1 under the headings “Basis of Presentation” on page 55 and “Accounting Pronouncements Adopted in 2004” on page 60.

Key securitized and sold $1.1 billion of education loans (including accrued interest) in 2004 and $1.0 billion in 2003. The securitizations resulted in an aggregate gain of $17 million in 2004 (from gross cash proceeds of $1.1 billion) and $12 million in 2003 (from gross cash proceeds of $1.0 billion). In these transactions, Key retained residual interests in the form of servicing assets and interest-only strips. During 2004, Key retained servicing assets of $8 million and interest-only strips of $19 million. During 2003, Key retained servicing assets of $6 million and interest-only strips of $17 million.

Primary economic assumptions used to measure the fair value of Key’s retained interests and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:

December 31, 2004	Education	Home Equity
dollars in millions	Loans	Loans

Fair value of retained interests	$216	$33
Weighted-average life (years)	.5 - 6.4	.6 - 1.1

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% - 26.00%	40.00%
Impact on fair value of 1% CPR adverse change	$(4)	—
Impact on fair value of 2% CPR adverse change	(8)	—

EXPECTED CREDIT LOSSES (STATIC RATE)	.10% - 20.00%	1.27% - 1.48%
Impact on fair value of .25% adverse change	$(2)	$(2)
Impact on fair value of .50% adverse change	(4)	(4)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% - 12.00%	7.50% - 10.25%
Impact on fair value of 1% adverse change	$(6)	—
Impact on fair value of 2% adverse change	(11)	—

EXPECTED STATIC DEFAULT (STATIC RATE)	5.00% - 25.00%	N/A
Impact on fair value of 1% adverse change	$(13)	N/A
Impact on fair value of 2% adverse change	(24)	N/A

VARIABLE RETURNS TO TRANSFEREES	(a )	(b )

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

[a]	Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .04% to .75%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00%, or fixed rate yield.

[b]	Forward LIBOR plus contractual spread over LIBOR ranging from .23% to .40%, or fixed rate yield.

CPR = Constant Prepayment Rate

N/A = Not Applicable

The table below shows Key’s managed loans related to those loan portfolios used by Key in consumer loan securitizations. Managed loans include those held in portfolio and those securitized and sold, but still serviced by Key. Related delinquencies and net credit losses are also presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2004	2003	2004	2003	2004	2003

Education loans	$7,585	$6,812	$145	$159	$78	$48
Home equity loans	14,215	15,242	106	257	57	55

Total loans managed	21,800	22,054	251	416	135	103
Less:
Loans securitized	5,040	4,814	148	174	60	39
Loans held for sale or securitization	2,307	2,202	14	16	10	9

Loans held in portfolio	$14,453	$15,038	$89	$226	$65	$55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

MORTGAGE SERVICING ASSETS

Key originates and periodically sells commercial real estate loans that it continues to service for the buyers. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year Ended December 31,
in millions	2004	2003

Balance at beginning of year	$99	$83
Servicing retained from loan sales	13	14
Purchases	21	19
Amortization	(20)	(17)

Balance at end of year	$113	$99

Fair value at end of year	$157	$141

The fair value of mortgage servicing assets is estimated by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of Key’s mortgage servicing assets at December 31, 2004 and 2003, are as follows:

Prepayment speed at an annual rate of 0.00% to 100.00%
Expected credit losses at a static rate of 1.00% to 2.00%
Residual cash flows discount rate of 8.50% to 15.00%

Additional information pertaining to the accounting for mortgage servicing assets is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Servicing Assets” on page 57.

VARIABLE INTEREST ENTITIES

A VIE is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:

•	The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.

•	The entity’s investors lack the ability to make decisions about the activities of the entity through voting rights or similar rights, the obligation to absorb the entity’s expected losses, or the right to receive the entity’s expected residual returns.

•	The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.

Revised Interpretation No. 46 requires VIEs to be consolidated by the party who is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). This interpretation is summarized in Note 1 under the headings “Basis of Presentation” on page 55 and “Accounting Pronouncements Adopted in 2004” on page 60.

Those who transfer assets to qualifying special purpose entities meeting the requirements of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are exempt from Revised Interpretation No. 46. As a result, substantially all of Key’s securitization trusts are exempt from consolidation. Interests in securitization trusts formed by Key that do not qualify for this exception are insignificant.

Key adopted Revised Interpretation No. 46 effective March 31, 2004. The adoption had no material effect on Key’s balance sheet or results of operations.

Key’s involvement with VIEs, including those consolidated and de-consolidated and those in which Key holds a significant interest, is described below. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns.

Consolidated VIEs

Commercial paper conduit. Key, among others, refers third-party assets and borrowers and provides liquidity and credit enhancement to an asset-backed commercial paper conduit. At December 31, 2004, the conduit had assets of $571 million, of which $550 million are recorded in “loans” and $20 million are recorded in “securities available for sale” on the balance sheet. These assets serve as collateral for the conduit’s obligations to commercial paper holders. The commercial paper holders have no recourse to Key’s general credit other than through Key’s committed credit enhancement facility of $73 million.

Additional information pertaining to Key’s involvement with the conduit is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 83 and under the heading “Other Off-Balance Sheet Risk” on page 84.

Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (funds) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets are primarily investments in LIHTC operating partnerships, which totaled $419 million at December 31, 2004. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. In October 2003, management elected to discontinue this program. No new funds or LIHTC investments have been added since that date; however, Key continues to act as asset manager and provides occasional funding for existing funds. Additional information on return guarantee agreements with LIHTC investors is summarized in Note 18 under the heading “Guarantees.”

The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. Therefore, in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” the noncontrolling interests associated with these funds are mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. In November 2003, the FASB indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Key currently accounts for these noncontrolling interests as minority interests and adjusts the financial statements each period for the investors’ share of fund profits and losses. At December 31, 2004, the settlement value of these noncontrolling interests was estimated to be between $525 million and $640 million, while the recorded value, including reserves, totaled $415 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Unconsolidated VIEs

LIHTC nonguaranteed funds. Key has determined that it is not the primary beneficiary of certain nonguaranteed funds it has formed and in which it has invested, although it continues to hold significant interests in those funds. At December 31, 2004, assets of these unconsolidated nonguaranteed funds were estimated to be $343 million. Key’s maximum exposure to loss from its involvement with these funds is minimal. In October 2003, management elected to discontinue this program.

Business trusts issuing mandatorily redeemable preferred capital securities. Key owns the common stock of business trusts that have issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts’ only assets, which totaled $1.3 billion at December 31, 2004, are debentures issued by Key that the trusts acquired using proceeds from the issuance of preferred securities and common stock. The debentures are recorded in “long-term debt” and Key’s equity interest in the business trusts is recorded in “accrued income and other assets” on the balance sheet. Additional information on the trusts is included in Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”), which begins on page 73.

LIHTC investments. Through the Retail Banking line of business, Key has made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2004, assets of these unconsolidated LIHTC operating partnerships totaled approximately $828 million. Key’s maximum exposure to loss from its involvement with these partnerships is the unamortized investment balance of $164 million at December 31, 2004, plus $54 million of tax credits claimed, but subject to recapture. Direct interests in LIHTC operating partnerships obtained by Key during 2004 were not significant individually or in the aggregate.

Key has additional investments in LIHTC operating partnerships as a result of consolidating the LIHTC guaranteed funds discussed above. Total assets of these operating partnerships are approximately $1.8 billion at December 31, 2004. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Key’s exposure to loss from its involvement with these funds is discussed above. In October 2003, management elected to discontinue this program.

Commercial and residential real estate investments and principal investments. Through the KeyBank Real Estate Capital line of business, Key makes mezzanine investments in construction, acquisition and rehabilitation projects that Key has determined to be VIEs. Key receives underwriting and other fees from these VIEs and, for certain projects, also may provide the senior financing.

Key’s principal investing unit makes direct investments in equity and mezzanine instruments offered by individual companies, some of which Key has determined to be VIEs. These investments are held by nonregistered investment companies subject to the provisions of the AICPA Audit and Accounting Guide, “Audits of Investment Companies.” The FASB deferred the effective date of Revised Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide. As a result, Key is not currently applying the accounting or disclosure provisions of Revised Interpretation No. 46 to its real estate mezzanine and principal investments, which remain unconsolidated.

9. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS

Impaired loans totaled $91 million at December 31, 2004, compared with $340 million at December 31, 2003. Impaired loans averaged $189 million for 2004 and $492 million for 2003.

Key’s nonperforming assets were as follows:

December 31,
in millions	2004	2003

Impaired loans	$91	$340
Other nonaccrual loans	225	354

Total nonperforming loans	316	694
Other real estate owned (OREO)	53	61
Allowance for OREO losses	(4)	(4)

OREO, net of allowance	49	57
Other nonperforming assets	14	2

Total nonperforming assets	$379	$753

At December 31, 2004, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.

Key evaluates most impaired loans individually as described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 56. At December 31, 2004, Key had $38 million of impaired loans with a specifically allocated allowance for loan losses of $12 million, and $53 million of impaired loans that were carried at their estimated fair value without a specifically allocated allowance. At December 31, 2003, impaired loans included $183 million of loans with a specifically allocated allowance of $73 million, and $157 million that were carried at their estimated fair value without a specifically allocated allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

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

The following table shows the amount by which loans classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2004	2003	2002

Interest income receivable under original terms	$20	$35	$50
Less: Interest income recorded during the year	9	13	20

Net reduction to interest income	$11	$22	$30

10. GOODWILL AND OTHER INTANGIBLE ASSETS

Key’s total intangible asset amortization expense was $12 million for 2004, $13 million for 2003 and $11 million for 2002. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2005 — $14 million; 2006 — $14 million; 2007 — $13 million; 2008 — $12 million; and 2009 — $12 million.

The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

December 31,	2004		2003
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$241	$216	$228	$208
Other intangible assets	73	11	24	7

Total	$314	$227	$252	$215

During 2004, other intangible assets with a fair value of $50 million, $9 million and $4 million were acquired in conjunction with the purchase of AEBF, EverTrust and the ten branch offices of Sterling Bank & Trust FSB, respectively. These assets are being amortized using either an accelerated or straight-line method over periods ranging from five to thirteen years. Additional information pertaining to these acquisitions is included in Note 3 (“Acquisitions and Divestiture”) on page 62.

Changes in the carrying amount of goodwill by major business group are as follows:

		Corporate and	Investment
	Consumer	Investment	Management
in millions	Banking	Banking	Services	Total

BALANCE AT DECEMBER 31, 2003	$476	$213	$461	$1,150
Changes in goodwill:
Acquisition of AEBF	—	138	—	138
Acquisition of EverTrust	98	—	—	98
Acquisition of Sterling Bank & Trust FSB branch offices	29	—	—	29
Write-off of goodwill related to nonprime indirect automobile loan business	(55)	—	—	(55)
Adjustment to NewBridge Partners goodwill	—	—	(1)	(1)

BALANCE AT DECEMBER 31, 2004	$548	$351	$460	$1,359

Key’s annual goodwill impairment testing was performed as of October 1, 2004, and it was determined that no impairment existed at that date. Subsequent to the impairment testing date, management made the decision to exit the indirect automobile lending business. As a result, $55 million of the goodwill related to that business was written off.

Additional information pertaining to the accounting for intangible assets is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets” on page 58.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

11. SHORT-TERM BORROWINGS

Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2004	2003	2002

FEDERAL FUNDS PURCHASED
Balance at year end	$421	$919	$2,147
Average during the year	2,688	2,798	3,984
Maximum month-end balance	4,222	4,299	5,983
Weighted-average rate during the year	1.41%	1.14%	1.71%
Weighted-average rate at December 31	2.01	1.28	1.19

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,724	$1,748	$1,715
Average during the year	1,981	1,941	1,543
Maximum month-end balance	2,300	2,260	2,313
Weighted-average rate during the year	1.11%	.98%	1.49%
Weighted-average rate at December 31	1.97	.64	1.26

SHORT-TERM BANK NOTES
Balance at year end	—	$479	$575
Average during the year	$36	877	1,700
Maximum month-end balance	100	1,628	3,048
Weighted-average rate during the year	1.05%	1.94%	1.94%
Weighted-average rate at December 31	—	1.14	2.05

OTHER SHORT-TERM BORROWINGS
Balance at year end	$2,515	$2,468	$2,248
Average during the year	2,595	1,735	1,243
Maximum month-end balance	2,853	2,468	2,248
Weighted-average rate during the year	1.16%	1.15%	1.29%
Weighted-average rate at December 31	1.63	1.03	.83

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 84.

Key has several programs through KeyCorp and KBNA that support short-term financing needs.

Bank note program. This program provides for the issuance of both long-and short-term debt of up to $20.0 billion by KBNA. During 2004, there were $1.2 billion of notes issued under this program. At December 31, 2004, $15.0 billion was available for future issuance.

Euro note program. Under Key’s euro note program, KeyCorp and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate. The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and foreign currencies. During 2004, there were $1.4 billion of notes issued under this program. At December 31, 2004, $6.3 billion was available for future issuance.

KeyCorp medium-term note program. In November 2001, KeyCorp registered $2.2 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission. At December 31, 2004, the entire amount registered had been allocated for issuance of medium-term notes, and the unused capacity totaled $429 million. During 2004, there were $925 million of notes issued under this program. In January 2005, a new shelf registration statement filed by KeyCorp to register up to $2.9 billion of securities became effective. Of this amount, $1.9 billion has been allocated for issuance of medium-term notes.

Commercial paper program. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2004, there were no borrowings outstanding under the commercial paper program.

In 2003, Key established a separate commercial paper program that provides funding availability of up to $1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2004, borrowings outstanding under this commercial paper program totaled $757 million in Canadian currency and $55 million in U.S. currency (equivalent to $66 million in Canadian currency).

Federal Reserve Bank discount window. KBNA has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2004, this capacity was approximately $17.9 billion and was secured by approximately $23.2 billion of loans, primarily those in the commercial portfolio. There were no borrowings outstanding under this facility at December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

12. LONG-TERM DEBT

The components of Key’s long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,
dollars in millions	2004	2003

Senior medium-term notes due through 2009[a]	$1,726	$1,167
Subordinated medium-term notes due through 2006[a]	450	450
Senior euro medium-term notes due through 2011[b]	405	—
8.00% Subordinated notes due 2004[c]	—	125
6.625% Subordinated notes due 2017[c]	25	25
7.826% Subordinated notes due 2026[d]	361	361
8.25% Subordinated notes due 2026[d]	154	154
2.746% Subordinated notes due 2028[d]	205	218
6.875% Subordinated notes due 2029[d]	165	165
7.75% Subordinated notes due 2029[d]	197	197
5.875% Subordinated notes due 2033[d]	180	180
6.125% Subordinated notes due 2033[d]	77	77
All other long-term debt[j]	154	150

Total parent company	4,099	3,269

Senior medium-term bank notes due through 2039[e]	1,652	3,141
Senior euro medium-term bank notes due through 2009[f]	3,741	3,754
6.50% Subordinated remarketable notes due 2027[g]	310	311
7.25% Subordinated notes due 2005[g]	200	200
7.125% Subordinated notes due 2006[g]	250	250
7.55% Subordinated notes due 2006[g]	75	75
7.375% Subordinated notes due 2008[g]	70	70
7.50% Subordinated notes due 2008[g]	165	165
7.00% Subordinated notes due 2011[g]	504	504
7.30% Subordinated notes due 2011[g]	106	106
5.70% Subordinated notes due 2012[g]	300	300
5.70% Subordinated notes due 2017[g]	200	200
5.80% Subordinated notes due 2014[g]	773	—
4.625% Subordinated notes due 2018[g]	100	100
6.95% Subordinated notes due 2028[g]	300	300
Structured repurchase agreements due 2005[k]	400	825
Lease financing debt due through 2009[h]	346	380
Federal Home Loan Bank advances due through 2034[i]	971	888
All other long-term debt[j]	284	456

Total subsidiaries	10,747	12,025

Total long-term debt	$14,846	$15,294

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 84.

[a]	At December 31, 2004 and 2003, the senior medium-term notes had weighted-average interest rates of 3.26% and 2.42%, respectively. The subordinated medium-term notes had a weighted-average interest rate of 7.17% at December 31, 2004 and 2003. These notes had a combination of fixed and floating interest rates.

[b]	Senior euro medium-term notes had a weighted-average interest rate of 2.80% at December 31, 2004. These notes had a floating interest rate based on the three-month LIBOR.

[c]	These notes could not be redeemed or prepaid prior to maturity.

[d]	These notes had a weighted-average interest rate of 6.63% at December 31, 2004, and 6.44% at December 31, 2003. The interest rates on these notes are fixed with the exception of the 2.746% note, which has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. See Note 13 (“Capital Securities Issued By Unconsolidated Subsidiaries”) below for a description of these notes.

[e]	Senior medium-term bank notes of subsidiaries had weighted-average interest rates of 3.38% at December 31, 2004, and 2.66% at December 31, 2003. These notes had a combination of fixed and floating interest rates.

[f]	Senior euro medium-term bank notes had weighted-average interest rates of 2.31% at December 31, 2004, and 1.25% at December 31, 2003. These notes, which are obligations of KBNA, had a combination of fixed interest rates and floating interest rates based on LIBOR.

[g]	These notes are all obligations of KBNA. The 7.55% notes were originated by Key Bank USA and assumed by KBNA when the two banks merged on October 1, 2004. None of the subordinated notes may be redeemed prior to their maturity dates.

[h]	Lease financing debt had weighted-average interest rates of 7.03% at December 31, 2004, and 6.35% at December 31, 2003. This category of debt consists of primarily nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

[i]	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 2.87% at December 31, 2004, and 1.52% at December 31, 2003. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $1.3 billion at December 31, 2004, and $1.2 billion at December 31, 2003.

[j]	Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted-average interest rates of 5.82% at December 31, 2004, and 4.59% at December 31, 2003.

[k]	The structured repurchase agreements had a weighted-average interest rate of 2.02% at December 31, 2004. These borrowings had a floating interest rate based on a formula that incorporates the three-month LIBOR and the five-year constant maturity swap rate. The maximum weighted-average interest rate that can be charged on these borrowings is 3.85%.

Scheduled principal payments on long-term debt over the next five years are as follows:

in millions	Parent	Subsidiaries	Total

2005	$557	$3,554	$4,111
2006	852	1,155	2,007
2007	1,040	1,661	2,701
2008	—	302	302
2009	246	1,280	1,526

13. CAPITAL SECURITIES ISSUED BY UNCONSOLIDATED SUBSIDIARIES

KeyCorp owns the outstanding common stock of business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities (“capital securities”). The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts’ only assets; the interest payments from the debentures finance the distributions paid on the capital securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Prior to July 1, 2003, KeyCorp fully consolidated these business trusts. The capital securities were carried as liabilities on Key’s balance sheet; Key’s financial statements did not reflect the debentures or the related effects on the income statement because they were eliminated in consolidation.

In accordance with Revised Interpretation No. 46, Key determined that these business trusts are VIEs for which it is not the primary beneficiary. Therefore, effective July 1, 2003, the trusts were de-consolidated and are accounted for using the equity method. Additional information regarding Revised Interpretation No. 46 and these business trusts is included in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 55, and in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”) under the heading “Business trusts issuing mandatorily redeemable preferred capital securities” on page 70.

The characteristics of the business trusts and capital securities have not changed with the de-consolidation of the trusts. The capital securities provide an attractive source of funds since they constitute Tier 1 capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. The Federal Reserve Board has proposed a rule that would allow bank holding companies to continue to treat capital securities as Tier 1 capital, but with stricter quantitative limits. Management believes that the new rule, if adopted as proposed, would not have any material effect on Key’s financial condition.

To the extent the trusts have funds available to make payments, as guarantor, KeyCorp continues to unconditionally guarantee payment of:

•	required distributions on the capital securities;

•	the redemption price when a capital security is redeemed; and

•	amounts due if a trust is liquidated or terminated.

During 2004, the business trusts repurchased $13 million of higher cost capital securities and KeyCorp repurchased a like amount of the related debentures.

The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount [a]	Stock	Net of Discount [b]	Debentures [c]	Debentures

DECEMBER 31, 2004
KeyCorp Institutional Capital A	$387	$11	$361	7.826%	2026
KeyCorp Institutional Capital B	166	4	154	8.250	2026
KeyCorp Capital I	197	8	205	2.746	2028
KeyCorp Capital II	177	8	165	6.875	2029
KeyCorp Capital III	230	8	197	7.750	2029
KeyCorp Capital V	167	5	180	5.875	2033
KeyCorp Capital VI	75	2	77	6.125	2033

Total	$1,399	$46	$1,339	6.704%	—

DECEMBER 31, 2003	$1,426	$46	$1,352	6.548%	—

[a]	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Prior to July 1, 2003, the capital securities constituted minority interests in the equity accounts of KeyCorp’s consolidated subsidiaries. Effective July 1, 2003, the business trusts that issued the capital securities were de-consolidated. Under a temporary ruling from the Federal Reserve Board, the capital securities will continue to qualify as Tier 1 capital under Federal Reserve Board guidelines subject to certain restrictions and limitations. Included in certain capital securities at December 31, 2004 and 2003, are basis adjustments of $106 million and $120 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 84, for an explanation of fair value hedges.

[b]	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), July 16, 1999 (for debentures owned by Capital III), July 21, 2008 (for debentures owned by Capital V), and December 15, 2008 (for debentures owned by Capital VI); and, (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” “investment company event” or a “capital treatment event” (as defined in the applicable offering circular). If the debentures purchased by Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I, Capital V or Capital VI are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable offering circular), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to Key.

[c]	Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The interest rates for all other trusts’ securities are fixed. The rates shown as the total at December 31, 2004 and 2003, are weighted-average rates.

14. SHAREHOLDERS’ EQUITY

SHAREHOLDER RIGHTS PLAN

KeyCorp has a shareholder rights plan, which was adopted in 1989 and subsequently amended. Under the plan, each shareholder received one Right — initially representing the right to purchase a common share for $82.50 — for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 apiece, subject to certain limitations.

Rights will become exercisable if a person or group acquires 15% or more of KeyCorp’s outstanding shares. Until that time, the Rights will trade with the common shares; any transfer of a common share will also transfer the associated Right. If the Rights become exercisable, they will begin to trade apart from the common shares. If one of a number of “flip-in events” occurs, each Right will entitle the holder to purchase a KeyCorp common share for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CAPITAL ADEQUACY

KeyCorp and KBNA must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for certain dealings, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could affect the confidence of our clients and potential investors. As of December 31, 2004, KeyCorp and KBNA met all regulatory capital requirements.

Federal bank regulators apply certain capital ratios to assign FDIC- insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2004 and 2003, the most recent regulatory notification classified KBNA as “well capitalized.” Management believes there have not been any changes in condition or events since that notification that would cause KBNA’s classification to change.

Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if these categories applied to bank holding companies, management believes Key would satisfy the criteria for a “well capitalized” institution at December 31, 2004 and 2003. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.

The following table presents Key’s, KBNA’s and Key Bank USA’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act. The October 1, 2004, merger of Key Bank USA into KBNA did not affect KBNA’s ability to remain “well-capitalized.”

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,032	11.47%	$7,692	8.00%	N/A	N/A
KBNA	10,244	10.96	7,467	8.00	$9,334	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$6,944	7.22%	$3,846	4.00%	N/A	N/A
KBNA	6,294	6.74	3,734	4.00	$5,600	6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$6,944	7.96%	$2,617	3.00%	N/A	N/A
KBNA	6,294	7.56	3,327	4.00	$4,158	5.00%

December 31, 2003
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$10,615	12.57%	$6,756	8.00%	N/A	N/A
KBNA	8,412	11.28	5,964	8.00	$7,456	10.00%
Key Bank USA	987	11.75	672	8.00	841	10.00
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$7,056	8.35%	$3,378	4.00%	N/A	N/A
KBNA	5,324	7.14	2,982	4.00	$4,473	6.00%
Key Bank USA	850	10.11	336	4.00	504	6.00
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$7,056	8.55%	$2,475	3.00%	N/A	N/A
KBNA	5,324	7.27	2,930	4.00	$3,663	5.00%
Key Bank USA	850	8.52	399	4.00	499	5.00

N/A = Not Applicable

DEFERRED COMPENSATION OBLIGATION

Effective December 31, 2002, Key reclassified a $68 million obligation relating to the portion of deferred compensation payable in KeyCorp common shares from “other liabilities” to “capital surplus” in accordance with EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested.” Key did not reclassify its obligation in years prior to 2002 because it was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

15. STOCK-BASED COMPENSATION

Key’s total stock-based compensation expense was $40 million for 2004, $23 million for 2003 and $7 million for 2002. Included in these amounts is stock option expense of $23 million for 2004 and $10 million for 2003. There was no stock option expense recorded for 2002.

Key’s compensation plans allow for the granting of primarily stock options, restricted stock, performance shares, discounted stock purchases and certain deferred compensation-related awards to eligible employees and directors. At December 31, 2004, KeyCorp had 81,588,502 common shares available for future grant under its compensation plans. In accordance with a resolution adopted by the Compensation Committee of Key’s Board of Directors, KeyCorp may not grant options to purchase common shares, restricted stock or other share grants under its long-term compensation plans in an amount that exceeds 6% of KeyCorp’s outstanding common shares in any rolling three-year period.

Under Key’s stock option plans, exercise prices cannot be less than the fair value of Key’s common stock on the grant date. Generally, options become exercisable at the rate of 33% per year beginning one year from their grant date and expire no later than ten years from their grant date. The following table summarizes activity, pricing and other information about Key’s stock options.

	2004		2003
		Weighted-Average		Weighted-Average
	Options	Price Per Option	Options	Price Per Option

Outstanding at beginning of year	39,974,394	$25.87	37,675,931	$25.14
Granted	6,469,326	29.46	7,697,048	25.65
Exercised	7,085,371	23.26	3,687,143	17.51
Lapsed or canceled	1,763,625	26.70	1,711,442	26.70

Outstanding at end of year	37,594,724	$26.93	39,974,394	$25.87

Exercisable at end of year	22,734,573	$26.96	24,271,664	$26.20

Weighted-average fair value of options granted during the year	$5.67		$4.26

The following table summarizes the range of exercise prices and other related information pertaining to Key’s stock options at December 31, 2004.

Options Outstanding				Options Exercisable
Range of		Weighted-	Weighted-Average		Weighted-
Exercise	Number of	Average	Remaining	Number of	Average
Prices	Options	Price	Life (Years)	Options	Price

$13.05-$14.99	141,144	$13.30	.1	141,144	$13.30
15.00-19.99	2,452,892	17.75	4.3	1,847,142	17.49
20.00-24.99	7,171,722	23.65	6.5	5,341,079	23.34
25.00-29.99	20,027,666	27.40	7.8	8,020,594	27.25
30.00-34.99	7,500,300	31.40	4.0	7,083,614	31.39
35.00-50.00	301,000	43.63	3.9	301,000	43.63

Total	37,594,724	$26.93	6.5	22,734,573	$26.96

Information pertaining to Key’s method of accounting for employee stock options and the pro forma effect on net income and earnings per share of applying the “fair value method” of accounting to all forms of stock-based compensation are included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 59.

16. EMPLOYEE BENEFITS

PENSION PLANS

Net pension cost for all funded and unfunded plans includes the following components:

Year ended December 31,
in millions	2004	2003	2002

Service cost of benefits earned	$46	$39	$40
Interest cost on projected benefit obligation	56	54	54
Expected return on plan assets	(92)	(76)	(91)
Amortization of losses	22	20	3

Net pension cost	$32	$37	$6

Key uses a September 30 measurement date for its pension plans. Changes in the projected benefit obligation (“PBO”) related to Key’s pension plans are summarized as follows:

Year ended December 31,
in millions	2004	2003

PBO at beginning of year	$974	$846
Service cost	46	39
Interest cost	56	54
Actuarial losses	41	45
Plan amendments	(1)	1
Benefit payments	(79)	(67)
Plan acquisition	—	56

PBO at end of year	$1,037	$974

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Changes in the fair value of pension plan assets (“FVA”) are summarized as follows:

Year ended December 31,
in millions	2004	2003

FVA at beginning of year	$966	$717
Actual return on plan assets	124	138
Employer contributions	16	132
Benefit payments	(79)	(67)
Plan acquisition	—	46

FVA at end of year	$1,027	$966

The funded status of the pension plans at the September 30 measurement date, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003, is as follows:

December 31,
in millions	2004	2003

Funded status[a]	$(10)	$(8)
Unrecognized net loss	325	338
Unrecognized prior service benefit	(1)	—
Benefits paid subsequent to measurement date	3	3

Net prepaid pension cost recognized	$317	$333

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	$433	$442
Accrued benefit liability	(168)	(157)
Deferred tax asset	17	16
Intangible asset	2	3
Accumulated other comprehensive loss	33	29

Net prepaid pension cost recognized	$317	$333

[a]	The excess of the projected benefit obligation over the fair value of plan assets.

At December 31, 2004, Key’s qualified plans were sufficiently funded under the Employee Retirement Income Security Act of 1974, which outlines pension-funding requirements. Consequently, no minimum contributions to the plans are required in 2005. Discretionary permissible contributions for 2005 are not expected to be significant; Key has not yet determined whether any discretionary contributions will be made.

The benefit payments for all funded and unfunded pension plans at December 31, 2004, are expected to be paid as follows: 2005 — $88 million; 2006 — $91 million; 2007 — $94 million; 2008 — $98 million; 2009 — $96 million; and $508 million in the aggregate for the next five years.

The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $1.0 billion at December 31, 2004, and $965 million at December 31, 2003. Related information for those pension plans that had an ABO in excess of plan assets at the September 30 measurement date is as follows:

December 31,
in millions	2004	2003

Projected benefit obligation	$227	$215
Accumulated benefit obligation	221	207
Fair value of plan assets	49	47

Key’s primary qualified funded Cash Balance Pension Plan is excluded from the preceding table because that plan was overfunded (i.e., the fair value of plan assets exceeded the projected benefit obligation) by $168 million and $160 million at December 31, 2004 and 2003, respectively.

SFAS No. 87, “Employers’ Accounting for Pensions,” requires the recognition of an additional minimum liability (“AML”) to the extent of any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. The AML, which excludes the overfunded Cash Balance Pension Plan mentioned above, increased to $52 million at December 31, 2004, from $48 million at December 31, 2003. The after-tax increase in AML included in “accumulated other comprehensive income (loss)” for 2004, 2003, and 2002 is shown in the Statements of Changes in Shareholders’ Equity on page 53.

In order to determine the actuarial present value of benefit obligations at the September 30 measurement date, management assumed the following weighted-average rates:

December 31,	2004	2003	2002

Discount rate	5.75%	6.00%	6.50%
Compensation increase rate	4.00	4.00	4.00

To determine net pension cost, management assumed the following weighted-average rates:

Year ended December 31,	2004	2003	2002

Discount rate	6.00%	6.50%	7.25%
Compensation increase rate	4.00	4.00	4.00
Expected return on plan assets	9.00	9.00	9.75

Management estimates that Key’s net pension cost will be $33 million for 2005, compared with $32 million for 2004 and $37 million for 2003. The reduction in cost in 2004 was due primarily to asset growth attributable to strong investment returns coupled with the effect of a $121 million voluntary contribution made in 2003.

Management estimates that a 25 basis point decrease in the expected return on plan assets would increase Key’s net pension cost for 2005 by approximately $3 million. Conversely, management estimates that a 25 basis point increase in the expected return on plan assets would decrease Key’s net pension cost for 2005 by the same amount. In addition, pension cost is affected by an assumed discount rate (based on Moody’s Aa-rated corporate bond yield) and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2005 by less than $1 million.

Management determines Key’s expected return on plan assets by considering a number of factors, but the most significant factors are:

•	Management’s expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity and fixed income securities and forecasted returns that are modeled under various economic scenarios.

•	Historical returns on Key’s plan assets. Management’s assumed rate of return on plan assets for 2005 is 9%. This assumed rate is consistent with actual rates of return since 1991.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The investment objectives of the pension funds are developed to reflect the characteristics of the plans, which include but are not limited to the plans’ pension formulas and cash lump sum distribution features, and the liability profiles created by the plans’ participants. The plans’ investment performance, which is reviewed periodically by an executive oversight committee, is compared against market indices deemed most applicable to the plans’ assets. The pension funds’ investment allocation policies specify that fund assets are to be invested within the following ranges:

Asset Class	Investment Range

Equity securities	65%	—	85%
Fixed income securities	15	—	30
Convertible securities	0	—	15
Cash equivalents and other assets	0	—	5

Key’s asset allocations for its pension funds at the September 30 measurement date are summarized as follows:

December 31,	2004	2003

Equity securities	72%	73%
Fixed income securities	16	15
Convertible securities	10	10
Cash equivalents and other assets	2	2

Total	100%	100%

Although the investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not foresee employing such contracts in the future.

OTHER POSTRETIREMENT BENEFIT PLANS

Key sponsors a contributory postretirement healthcare plan that covers substantially all active and retired employees hired before 2001, who meet certain eligibility criteria. Retirees’ contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory. Separate Voluntary Employee Beneficiary Association (“VEBA”) trusts are used to fund the healthcare plan and one of the life insurance plans.

Net postretirement benefit cost includes the following components:

Year ended December 31,
in millions	2004	2003	2002

Service cost of benefits earned	$4	$3	$3
Interest cost on accumulated postretirement benefit obligation	7	8	8
Expected return on plan assets	(3)	(3)	(2)
Amortization of unrecognized transition obligation	4	4	4
Amortization of losses	1	2	—

Net postretirement benefit cost	$13	$14	$13

Key uses a September 30 measurement date for its postretirement benefit plans. Changes in the accumulated postretirement benefit obligation (“APBO”) are summarized as follows:

Year ended December 31,
in millions	2004	2003

APBO at beginning of year	$122	$128
Service cost	4	3
Interest cost	7	8
Plan participants’ contributions	7	6
Actuarial losses (gains)	19	(4)
Benefit payments	(18)	(19)

APBO at end of year	$141	$122

Changes in the fair value of postretirement plan assets are summarized as follows:

Year ended December 31,
in millions	2004	2003

FVA at beginning of year	$53	$39
Employer contributions	14	18
Plan participants’ contributions	7	6
Benefit payments	(18)	(19)
Actual return on plan assets	8	9

FVA at end of year	$64	$53

The funded status of the postretirement plans at the September 30 measurement date, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003, is as follows:

December 31,
in millions	2004	2003

Funded status[a]	$(77)	$(69)
Unrecognized net loss	36	22
Unrecognized prior service cost	2	2
Unrecognized transition obligation	32	36
Contributions/benefits paid subsequent to measurement date	5	8

Accrued postretirement benefit cost recognized	$(2)	$(1)

[a]	The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

There are no regulatory provisions that require contributions to the VEBAs. Consequently, there is no minimum funding requirement. Discretionary contributions to the VEBAs are permitted, subject to certain IRS restrictions and limitations. Key anticipates making discretionary contributions into the VEBA trusts of approximately $10 million in 2005.

The benefit payments for all funded and unfunded other postretirement plans at December 31, 2004, are expected to be paid as follows: 2005 —$12 million; 2006 — $12 million; 2007 — $13 million; 2008 — $13 million; 2009 — $13 million; and $67 million in the aggregate for the next five years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

To determine the accumulated postretirement benefit obligation at the September 30 measurement date, management assumed weighted-average discount rates of 5.75% at December 31, 2004, 6.00% at December 31, 2003, and 6.50% at December 31, 2002.

To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2004	2003	2002

Discount rate	6.00%	6.50%	7.25%
Expected return on plan assets	5.78	5.73	5.71

The realized net investment income for the postretirement healthcare plan VEBA is subject to federal income taxes. Consequently, the weighted-average expected return on plan assets shown above reflects the effect of income taxes. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2004	2003

Healthcare cost trend rate assumed for next year	10.00%	9.50%
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2015	2013

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.

Key’s weighted-average asset allocations for its postretirement VEBAs at the September 30 measurement date are summarized as follows:

December 31,	2004	2003

Equity securities	78%	82%
Cash equivalents	22	18

Total	100%	100%

Management’s determination of expected returns on plan assets in the VEBAs is similar to the method Key employs for its pension funds. The primary investment objectives of the VEBAs also are similar. In accordance with Key’s current investment policies, weighted-average target allocation ranges for the VEBAs’ assets are as follows:

Asset Class	Investment Range

Equity securities	70% — 90%
Fixed income securities	0 — 10
Convertible securities	0 — 10
Cash equivalents and other assets	10 — 30

Although the investment policy conditionally permits the use of derivative contracts, no such contracts have been entered into, and management does not foresee employing such contracts in the future.

On December 8, 2003, the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” was signed into law. The Medicare Modernization Act, which becomes effective in 2006, introduces a prescription drug benefit under Medicare. It also provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer prescription drug coverage to retirees that is at least actuarially equivalent to the Medicare benefit. In July 2004, the centers for Medicare and Medicaid Services issued proposed regulations necessary to fully implement the Act, including the manner in which actuarial equivalence must be determined. Since these regulations did not become final until late January 2005, Key’s APBO and net postretirement cost presented in this note do not reflect any amount associated with the subsidy. Adoption of this guidance is not expected to have any material effect on Key’s financial condition or results of operations. Additional information pertaining to the Act is summarized in Note 1 under the heading “Accounting Pronouncements Pending Adoption” on page 60.

EMPLOYEE 401(K) SAVINGS PLAN

A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 16% (1% to 10% prior to January 1, 2002) of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Key also maintains a nonqualified excess 401(k) savings plan that provides certain employees with a benefit that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the IRS. Total expense associated with both plans was $60 million in 2004 and $54 million in both 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

17. INCOME TAXES

Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2004	2003	2002

Currently payable (receivable):
Federal	$14	$239	$150
State	3	28	31

	17	267	181

Deferred:
Federal	377	71	150
State	40	1	5

	417	72	155

Total income tax expense[a]	$434	$339	$336

a	Income tax expense on securities transactions totaled $2 million in 2004, $3 million in 2003 and $2 million in 2002. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled ($9) million in 2004, $20 million in 2003 and $26 million in 2002.

The American Jobs Creation Act of 2004 provides for a special one-time tax deduction equal to 85 percent of certain foreign earnings that are “repatriated.” Management is in the process of reviewing Key’s foreign operations to determine the potential amount of the deduction and, therefore, is currently unable to provide a reasonable estimate of the amount of unremitted earnings that may be repatriated or the related effect on Key’s income taxes. Management anticipates that the special one-time deduction will not have any material effect on Key’s financial condition or results of operations.

In the normal course of business, Key enters into various types of lease financing transactions. The Internal Revenue Service (“IRS”) has completed an audit of Key’s income tax returns for the 1995 through 1997 tax years and has proposed to disallow all deductions taken in those years that relate to certain leveraged lease financing transactions commonly referred to as Lease-In, Lease-Out (“LILO”) transactions. In addition, the IRS is currently examining Key’s returns for the 1998 through 2000 tax years and has similarly proposed to disallow deductions for LILO transactions. The preliminary outcome of the IRS audit of Key’s returns for the 1995 through 1997 tax years is on appeal within the IRS, and settlement discussions are ongoing. Although the ultimate resolution of this matter is unknown, Key has provided tax reserves that management currently believes are adequate based on its assessment of Key’s tax position.

Key has also entered into other types of leveraged lease financing transactions that are being examined by the IRS and has been informed that the IRS intends to disallow all deductions related to such transactions. Management believes that the deductions taken by Key are appropriate based on the relevant statutory, regulatory and judicial authority in effect at the time the lease financing transactions were entered into and the tax returns were filed. However, if the IRS were to be successful in disallowing the deductions, Key would potentially owe additional taxes, interest and penalties that could have a material effect on its results of operations in the period in which incurred.

The FASB is currently considering the issuance of additional guidance regarding the application of SFAS No. 13, “Accounting for Leases,” that would affect the timing under which earnings would be recognized when settlements of tax matters, including those related to leveraged lease financing transactions, are reached. The guidance being considered could result in an initial one-time charge to earnings stemming from the change in the timing of cash flows that might result from such a settlement. However, future earnings would be expected to increase over the remaining term of the lease by approximately the same amount as the one-time charge. It is unclear at this time whether the FASB will issue this guidance and if it does, when it would do so.

Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2004	2003

Provision for loan losses	$465	$436
Net unrealized securities losses	17	—
Other	190	201

Total deferred tax assets	672	637

Leasing income reported using the operating method for tax purposes	2,661	2,164
Net unrealized securities gains	—	2
Depreciation	21	13
Other	100	152

Total deferred tax liabilities	2,782	2,331

Net deferred tax liabilities	$2,110	$1,694

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The following table shows how Key arrived at total income tax expense and the resulting effective tax rate.

Year ended December 31,	2004		2003		2002
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income before income taxes times 35% statutory federal tax rate	$486	35.0%	$435	35.0%	$459	35.0%
State income tax, net of federal tax benefit	28	2.0	18	1.5	23	1.8
Write-off of nondeductible goodwill	19	1.4	—	—	—	—
Tax-exempt interest income	(13)	(.9)	(12)	(1.0)	(13)	(1.0)
Corporate-owned life insurance income	(41)	(2.9)	(42)	(3.4)	(39)	(3.0)
Tax credits	(51)	(3.7)	(43)	(3.4)	(37)	(2.8)
Reduced tax rate on lease income	(44)	(3.2)	(23)	(1.9)	(61)	(4.7)
Reduction of deferred tax asset	43	3.1	—	—	—	—
Other	7	.5	6	.5	4	.3

Total income tax expense	$434	31.3%	$339	27.3%	$336	25.6%

18. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES

OBLIGATIONS UNDER NONCANCELABLE LEASES

Key is obligated under various noncancelable operating leases for land, buildings and other property consisting principally of data processing equipment. Rental expense under all operating leases totaled $138 million in 2004, $140 million in 2003 and $132 million in 2002. Minimum future rental payments under noncancelable operating leases at December 31, 2004, are as follows: 2005 — $127 million; 2006 — $121 million; 2007 — $107 million; 2008 — $93 million; 2009 — $76 million; all subsequent years — $336 million.

COMMITMENTS TO EXTEND CREDIT OR FUNDING

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

Loan commitments involve credit risk not reflected on Key’s balance sheet. Key mitigates its exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, credit limits are established and, when necessary, demands for collateral are made. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts its allowance for probable credit losses inherent in legally binding loan commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 56.

The following table shows the remaining contractual amount of each class of commitments related to extensions of credit or the funding of principal investments as of the date indicated. This amount represents Key’s maximum possible accounting loss. The estimated fair values of these instruments are not material; there are no observable liquid markets for the majority of these instruments.

December 31,
in millions	2004	2003

Loan commitments:
Home equity	$6,789	$6,165
Commercial real estate and construction	4,680	3,488
Commercial and other	24,725	22,614

Total loan commitments	36,194	32,267
Principal investing commitments	247	208
Commercial letters of credit	241	385

Total loan and other commitments	$36,682	$32,860

LEGAL PROCEEDINGS

Residual value insurance litigation. Key Bank USA obtained two insurance policies from Reliance Insurance Company (“Reliance”) insuring the residual value of certain automobiles leased through Key Bank USA. The two policies (the “Policies”), the “4011 Policy” and the “4019 Policy,” together covered leases entered into during the period from January 1, 1997 to January 1, 2001.

The 4019 Policy contains an endorsement (“REINS-1 Endorsement”) stating that Swiss Reinsurance America Corporation (“Swiss Re”) will assume and reinsure 100% of Reliance’s obligations under the 4019 Policy in the event Reliance Group Holdings’ (“Reliance’s parent”) so-called “claims-paying ability” were to fall below investment grade. Key Bank USA also entered into an agreement (“Letter Agreement”) with Swiss Re and Reliance whereby Swiss Re agreed to issue to Key Bank USA an insurance policy on the same terms and conditions as the 4011 Policy in the event the financial condition of Reliance Group Holdings fell below a certain level. Around May 2000, the conditions under both the 4019 Policy and the Letter Agreement were triggered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

The 4011 Policy was canceled and replaced as of May 1, 2000, by a policy issued by North American Specialty Insurance Company (a subsidiary or affiliate of Swiss Re) (“the NAS Policy”). Tri-Arc Financial Services, Inc. (“Tri-Arc”) acted as agent for Reliance, Swiss Re and NAS. From February 2000 through September 2004, Key Bank USA filed claims, and since October 2004, KBNA (successor to Key Bank USA) has been filing claims under the Policies, but none of these claims has been paid.

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

On August 4, 2004, the Court ruled on Key’s and Swiss Re’s motions for summary judgment on issues related to liability. In its written decision, which is publicly available, the Court held as a matter of law that Swiss Re breached its Letter Agreement with Key by not issuing a replacement policy covering the leases insured under Key’s 4011 Policy that were booked between October 1, 1998, and April 30, 2000. With respect to Key’s claims under the 4019 Policy, the Court held that Swiss Re is not entitled to judgment as a matter of law on Key’s claim that Swiss Re authorized Tri-Arc to issue the REINS-1 Endorsement. The Court also held that Swiss Re is not entitled to judgment as a matter of law on Key’s claim that Swiss Re acted in bad faith. On January 20, 2005, the Court granted the parties’ joint motion for an extension of the damages discovery deadline, which will likely result in an extension of the previously reported May 13, 2005 deadline for submitting summary judgment motions on issues related to damages to July or August 2005.

Management believes that KBNA (successor to Key Bank USA) has valid insurance coverage or claims for damages relating to the residual value of automobiles leased through Key Bank USA during the four-year period ending January 1, 2001. With respect to each individual lease, however, it is not until the lease expires and the vehicle is sold that the existence and amount of any actual loss (i.e., the difference between the residual value provided for in the lease agreement and the vehicle’s actual market value at lease expiration) can be determined.

Accordingly, the total expected loss on the portfolio for which KBNA (and Key Bank USA) will have filed claims cannot be determined with certainty at this time. Claims filed through December 31, 2004, totaled approximately $379 million, and management currently estimates that approximately $9 million of additional claims may be filed through year-end 2006, bringing the total aggregate amount of actual and potential claims to $388 million.

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

Investigations and inquiries involving the mutual fund, brokerage and annuity industry. As previously reported, McDonald Investments Inc. (“McDonald”), a registered broker-dealer subsidiary of KeyCorp, has received subpoenas from the Securities and Exchange Commission and inquiries from the National Association of Securities Dealers (“NASD”) and the State of New York Attorney General, seeking documents and information as part of their investigations into trading activity involving the mutual fund, brokerage and annuity businesses. McDonald has responded to the various regulatory authorities and has been cooperating fully with their inquiries and investigation. McDonald has also conducted an internal review of its procedures and processes for executing customer orders for mutual fund share transactions. That review revealed no systemic late trading arrangements, although it did reveal four isolated instances of late trading from among the mutual fund transactions made during the relevant review period. None of those late trading transactions involved Key’s Victory Funds. In October 2004, the NASD notified McDonald that it had preliminarily determined to recommend unspecified disciplinary action against McDonald for its alleged failure to establish and maintain supervisory procedures reasonably designed to achieve compliance with regulations governing late trading and market timing of mutual funds. The NASD also cited McDonald’s alleged failure to appropriately supervise the market timing activities of certain former registered representatives at McDonald’s Chicago retail office, which McDonald closed in December 2003. McDonald has responded to the NASD’s preliminary determination and presented its views to the NASD. It is not known whether, and then to what extent, McDonald could receive further requests or be required to take action related to this matter in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Other litigation. In the ordinary course of business, Key is subject to legal actions that involve claims for substantial monetary relief. Based on information presently known to management, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Key’s financial condition.

GUARANTEES

Key is a guarantor in various agreements with third parties. In accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” Key must recognize a liability on its balance sheet for the “stand ready” obligation associated with certain guarantees issued or modified on or after January 1, 2003. The accounting for guarantees existing prior to that date was not revised. Additional information pertaining to Interpretation No. 45 is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Guarantees” on page 59.

The following table shows the types of guarantees (as defined by Interpretation No. 45) that Key had outstanding at December 31, 2004.

	Maximum Potential
	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$11,481	$38
Credit enhancement for asset-backed commercial paper conduit	73	—
Recourse agreement with FNMA	633	7
Return guaranty agreement with LIHTC investors	640	37
Default guarantees	33	1
Written interest rate caps[a]	67	14

Total	$12,927	$97

[a]	As of December 31, 2004, the weighted-average interest rate of written interest rate caps was 2.5% and the weighted-average strike rate was 5.2%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.

Standby letters of credit. These instruments obligate Key to pay a third-party beneficiary when a customer fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Standby letters of credit are issued by many of Key’s lines of business to address clients’ financing needs. If amounts are drawn under standby letters of credit, such amounts are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2004, Key’s standby letters of credit had a remaining weighted-average life of approximately two years, with remaining actual lives ranging from less than one year to as many as fourteen years.

Credit enhancement for asset-backed commercial paper conduit. Key provides credit enhancement in the form of a committed facility to ensure the continuing operations of an asset-backed commercial paper conduit, which is owned by a third party and administered by an unaffiliated financial institution. The commitment to provide credit enhancement extends until September 23, 2005, and specifies that in the event of default by certain borrowers whose loans are held by the conduit, Key will provide financial relief to the conduit in an amount that is based on defined criteria.

At December 31, 2004, Key’s maximum potential funding requirement under the credit enhancement facility totaled $73 million. However, there were no drawdowns under the facility during the year ended December 31, 2004. Key has no recourse or other collateral available to offset any amounts that may be funded under this credit enhancement facility. Management periodically evaluates Key’s commitments to provide credit enhancement to the conduit.

Recourse agreement with Federal National Mortgage Association. KBNA participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing (“DUS”) program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KBNA has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan sold to FNMA. Accordingly, a reserve for such potential losses has been established and is maintained in an amount estimated by management to approximate the fair value of the liability undertaken by KBNA. At December 31, 2004, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of nine years and the unpaid principal balance outstanding of loans sold by KBNA as a participant in this program was approximately $1.9 billion. The maximum potential amount of undiscounted future payments that may be required under this program is equal to one-third of the principal balance of loans outstanding at December 31, 2004. If payment is required under this program, Key would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.

Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KBNA, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return dependent on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. If these two conditions are not met, Key is obligated to make any necessary payments to investors to provide the guaranteed return. In October 2003, management elected to discontinue new projects under this program. Additional information regarding these partnerships is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 67.

No recourse or collateral is available to offset the guarantee obligation other than the underlying income stream from the properties. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally through the distribution of tax credits and deductions associated with the specific properties.

As shown in the preceding table, KAHC maintained a reserve in the amount of $37 million at December 31, 2004, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the preceding table represents undiscounted future payments due to investors for the return on and of their investments. In accordance with Interpretation No. 45,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

the amount of all fees received in consideration for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, has been recognized in the stand ready obligation.

Various types of default guarantees. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to satisfy all of its payment obligations to third parties. These guarantees are generally undertaken when Key is supporting or protecting its underlying investment or where the risk profile of the debtor should provide an investment return. The terms of these default guarantees range from approximately one year to as many as eighteen years. Although no collateral is held, Key would have recourse against the debtor for any payments made under a default guarantee.

Written interest rate caps. In the ordinary course of business, Key writes interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2004, these caps had a weighted-average life of approximately four years.

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

Liquidity facility that supports asset-backed commercial paper conduit. Key provides liquidity to an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. See further discussion of the conduit in Note 8. This liquidity facility obligates Key through November 4, 2006, to provide funding of up to $1.8 billion if required as a result of a disruption in credit markets or other factors that preclude the issuance of commercial paper by the conduit. The amount available to be drawn, which is based on the amount of current commitments to borrowers in the conduit, was $1.0 billion at December 31, 2004, but there were no drawdowns under this committed facility at that time. Key’s commitment to provide liquidity is periodically evaluated by management.

Indemnifications provided in the ordinary course of business. Key provides certain indemnifications primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with loan sales and other ongoing activities, as well as in connection with purchases and sales of businesses. Management’s past experience with these indemnifications has been that the amounts paid, if any, have not had a significant effect on Key’s financial condition or results of operations.

Intercompany guarantees. KeyCorp and certain other Key affiliates are parties to various guarantees that facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, investments and securities, and certain leasing transactions involving clients.

Relationship with MasterCard International Inc. and Visa U.S.A. Inc. KBNA is, and until its merger into KBNA, Key Bank USA was, a member of MasterCard International Incorporated (“MasterCard”) and Visa U.S.A. Inc. (“Visa”). MasterCard’s charter documents and bylaws state that MasterCard may assess its members for certain liabilities that it incurs, including litigation liabilities. Visa’s charter documents state that Visa may fix fees payable by members in connection with Visa’s operations. We understand that descriptions of significant pending lawsuits and MasterCard’s and Visa’s positions regarding the potential impact of those lawsuits on members are set forth on MasterCard’s and Visa’s respective websites, as well as in MasterCard’s public filings with the Securities and Exchange Commission. Key is not a party to any significant litigation by third parties against MasterCard or Visa.

In June 2003, MasterCard and Visa agreed, independently, to settle a class-action lawsuit against them by Wal-Mart Stores Inc. and many other retailers. The lawsuit alleged that MasterCard and Visa violated federal antitrust laws by conspiring to monopolize the debit card services market and by requiring merchants that accept certain of their debit and credit card services to also accept their higher priced “off-line,” signature-verified debit card services. Under the terms of the settlements, MasterCard and Visa have agreed to pay a total of approximately $3.0 billion, beginning August 1, 2003, over a ten-year period, to merchants who claim to have been harmed by their actions and to reduce the fees they charge merchants for their “off-line” signature-verified debit card services. Also, as of January 1, 2004, such merchants are not required to accept MasterCard or Visa debit card services when they accept MasterCard or Visa credit card services. These settlements reduced fees earned by KBNA from off-line debit card transactions. During 2004, the impact of the settlement reduced Key’s pre-tax net income by approximately $12 million. It is management’s understanding that certain retailers have opted out of the class-action settlement and that additional suits have been filed against MasterCard and Visa seeking additional damage recovery. Management is unable at this time to estimate the possible impact on Key of any such actions.

19. DERIVATIVES AND HEDGING ACTIVITIES

Key, mainly through its subsidiary bank, KBNA, is party to various derivative instruments, which are used for asset and liability management and trading purposes. The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. All foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments. Generally, these instruments help Key meet clients’ financing needs and manage exposure to “market risk” — the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

these derivatives contain an element of “credit risk” — the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.

At December 31, 2004, Key had $771 million of derivative assets and $73 million of derivative liabilities on its balance sheet that arose from derivatives that were being used for hedging purposes. As of the same date, derivative assets and liabilities classified as trading derivatives totaled $1.2 billion and $1.1 billion, respectively. Derivative assets and liabilities are recorded at fair value in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet.

COUNTERPARTY CREDIT RISK

Swaps and caps present credit risk because the counterparty, which may be a bank or a broker/dealer, may not meet the terms of the contract. This risk is measured as the expected positive replacement value of contracts. To mitigate credit risk when managing its asset, liability and trading positions, Key deals exclusively with counterparties that have high credit ratings.

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

At December 31, 2004, Key was party to interest rate swaps and caps with 58 different counterparties. Among these were swaps and caps entered into to offset the risk of client exposure. Key had aggregate exposure of $724 million on these instruments to 39 of the counterparties. However, at December 31, Key held approximately $592 million in collateral to mitigate its credit exposure, resulting in net exposure of $132 million. The largest exposure to an individual counterparty was approximately $351 million, of which approximately $333 million was secured.

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

The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no net effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in earnings with no corresponding offset. Key recognized a net loss of approximately $1 million in 2004 and net gains of $3 million in both 2003 and 2002 related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in “other income” on the income statement.

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

During 2004, 2003 and 2002, the net amount recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.

The change in “accumulated other comprehensive income (loss)” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2004	of Losses to	December 31,
in millions	2003	Hedging Activity	Net Income	2004

Accumulated other comprehensive income (loss) resulting from cash flow hedges	—	$(43)	$3	$(40)

Reclassifications of gains and losses from “accumulated other comprehensive income (loss)” to earnings coincide with the income statement impact of the hedged item through the payment of variable-rate interest on debt, the receipt of variable-rate interest on commercial loans and the sale or securitization of commercial real estate loans. Key expects to reclassify an estimated $1 million of net losses on derivative instruments from “accumulated other comprehensive income (loss)” to earnings during the next twelve months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

TRADING PORTFOLIO

Futures contracts and interest rate swaps, caps and floors. Key uses these instruments for dealer activities, which generally are limited to Key’s commercial loan clients, and enters into positions with third parties that are intended to offset or mitigate the interest rate risk of the client positions. The transactions entered into with clients generally are limited to conventional interest rate swaps. All futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to fair value are included in “investment banking and capital markets income” on the income statement.

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

Key has established a reserve in the amount of $16 million at December 31, 2004, which management estimates will be sufficient to cover future losses on the trading portfolio in the event of default.

20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

December 31,	2004		2003
	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments[a]	$3,926	$3,926	$4,316	$4,316
Securities available for sale[b]	7,451	7,451	7,638	7,638
Investment securities[b]	71	74	98	104
Other investments[c]	1,421	1,421	1,092	1,092
Loans, net of allowance[d]	67,326	68,184	61,305	62,545
Servicing assets	138	174	117	157
Derivative assets[f]	1,949	1,949	2,165	2,165

LIABILITIES
Deposits with no stated maturity[a]	$35,299	$35,299	$32,205	$32,205
Time deposits[e]	22,543	22,777	18,653	19,028
Short-term borrowings [a]	4,660	4,660	5,614	5,614
Long-term debt[e]	14,846	14,689	15,294	14,934
Derivative liabilities [f]	1,196	1,196	1,471	1,471

Valuation Methods and Assumptions

[a]	Fair value equals or approximates carrying amount.

[b]	Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

[c]	Fair values of most other investments were estimated based on the issuer’s financial condition and results of operations, prospects, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Where fair values were not readily determinable, they were based on fair values of similar instruments, or the investments were included at their carrying amounts.

[d]	Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables and loans held for sale were included at their carrying amounts in the estimated fair value of loans.

[e]	Fair values of time deposits, long-term debt and capital securities were estimated based on discounted cash flows.

[f]	Fair values of interest rate swaps and caps were based on discounted cash flow models. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount.

Residential real estate mortgage loans with carrying amounts of $1.5 billion at December 31, 2004, and $1.6 billion at December 31, 2003, are included in the amount shown for “Loans, net of allowance.” The estimated fair values of residential real estate mortgage loans and deposits do not take into account the fair values of related long-term client relationships.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
December 31,
in millions	2004	2003

ASSETS
Interest-bearing deposits	$1,293	$999
Loans and advances to subsidiaries:
Banks	32	77
Nonbank subsidiaries	1,193	1,041

	1,225	1,118

Investment in subsidiaries:
Banks	6,499	6,155
Nonbank subsidiaries	1,906	1,732

	8,405	7,887

Accrued income and other assets	954	912

Total assets	$11,877	$10,916

LIABILITIES
Accrued expense and other liabilities	$509	$537
Short-term borrowings	152	141
Long-term debt:
Subsidiaries	1,339	1,352
Unaffiliated companies	2,760	1,917

	4,099	3,269

Total liabilities	4,760	3,947
SHAREHOLDERS’ EQUITY[a]	7,117	6,969

Total liabilities and shareholders’ equity	$11,877	$10,916

a  See page 53 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions	2004	2003	2002

INCOME
Dividends from subsidiaries:
Banks	$786	$245	$900
Nonbank subsidiaries	75	73	200
Interest income from subsidiaries	56	41	54
Other income	105	16	3

	1,022	375	1,157

EXPENSES
Interest on long-term debt with subsidiary trusts	36	38	80
Interest on other borrowed funds	64	48	33
Personnel and other expense	223	115	58

	323	201	171

Income before income tax benefit and equity in net income less dividends from subsidiaries	699	174	986
Income tax benefit	26	45	53

	725	219	1,039

Equity in net income less dividends from subsidiaries	229	684	(63)

NET INCOME	$954	$903	$976

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOW
Year ended December 31,
in millions	2004	2003	2002

OPERATING ACTIVITIES
Net income	$954	$903	$976
Adjustments to reconcile net income to net cash provided by operating activities:
Net securities (gains) losses	(10)	3	16
Deferred income taxes	—	38	(21)
Equity in net income less dividends from subsidiaries	(229)	(684)	63
Net (increase) decrease in other assets	43	(84)	(113)
Net increase (decrease) in other liabilities	(4)	52	244
Net decrease in accrued restructuring charges	(6)	(10)	(32)
Other operating activities, net	(27)	29	11

NET CASH PROVIDED BY OPERATING ACTIVITIES	721	247	1,144
INVESTING ACTIVITIES
Cash used in acquisition, net of cash acquired	(195)	—	(66)
Net (increase) decrease in interest-bearing deposits	(294)	407	(352)
Purchases of securities available for sale	(4)	—	(8)
Proceeds from prepayments and maturities of securities available for sale	16	56	25
Net increase in loans and advances to subsidiaries	(119)	(331)	(1,648)
(Increase) decrease in investments in subsidiaries	(101)	577	1,604

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(697)	709	(445)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	11	(46)	66
Net proceeds from issuance of long-term debt	1,330	662	423
Payments on long-term debt	(505)	(815)	(637)
Purchases of treasury shares	(512)	(303)	(77)
Net proceeds from issuance of common stock	160	59	37
Cash dividends paid	(508)	(513)	(511)

NET CASH USED IN FINANCING ACTIVITIES	(24)	(956)	(699)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

KeyCorp paid $100 million in interest on borrowed funds in 2004, $86 million in 2003 and $113 million in 2002.