Form 10-K, Exhibit 13
period 2005-12-31
KEYCORP /NEW/
filed 2006-02-28
CIK 91576

FINANCIAL REVIEW	2005 KeyCorp Annual Report

12	Management’s Discussion & Analysis of Financial Condition & Results of Operations

12	Introduction

12	Terminology

12	Description of business

12	Long term goals

12	Forward-looking statements

14	Corporate Strategy

14	Economic overview

14	Critical accounting policies and estimates

16	Revenue recognition

16	Highlights of Key’s 2005 Performance

16	Financial Performance

18	Strategic Developments

18	Line of Business Results

19	Consumer Banking

20	Corporate and Investment Banking

21	Other Segments

21	Result of Operations

21	Net interest income

25	Noninterest income

27	Noninterest expense

28	Income taxes

29	Financial Condition

29	Loans and loans held for sale

32	Securities

34	Deposits and other sources of funds

34	Capital

36	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

36	Off-balance sheet arrangements

37	Contractual obligations

37	Guarantees

37	Risk Management

37	Overview

38	Market risk management

42	Credit risk Management

46	Liquidity risk management

48	Operational risk management

49	Fourth Quarter Results

50	Certifications

51	Management’s Annual Report on Internal Control Over Financial Reporting

52	Reports of Independent Registered Public Accounting Firm

53	Consolidated Financial Statements and Related Notes

53	Consolidated Balance Sheets

54	Consolidated Statements of Income

55	Consolidated Statements of Changes in Shareholder’s Equity

56	Consolidated Statement of Cash Flow

57	Summary of Significant Accounting Policies

63	Earnings Per Common Share

64	Acquisitions

64	Line of Business Results

67	Restrictions on Cash, Dividends and Lending Activities

68	Securities

69	Loans and Loans Held for Sale

70	Loan Securitizations, Servicing and Variable Interest Entities

73	Impaired Loans and Other Nonperforming Assets

73	Goodwill and Other Intangible Assets

74	Short-Term Borrowings

75	Long-Term Debt

76	Capital Securities Issued by Unconsolidated Subsidiaries

76	Shareholders’ Equity

77	Stock-Based Compensation

78	Employee Benefits

82	Income Taxes

83	Commitments, Contingent Liabilities and Guarantees

87	Derivatives and Hedging Activities

88	Fair Value Disclosures of Financial Instruments

89	Condensed Financial Information of the Parent Company

Key 2005     11

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
INTRODUCTION
This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 53 through 90.
Terminology
This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.
•	KeyCorp refers solely to the parent holding company.

•	KBNA refers to KeyCorp’s subsidiary bank, KeyBank National Association.

•	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

•	A KeyCenter is one of Key’s full-service retail banking facilities or branches.

•	Key engages in capital markets activities. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).

•	All earnings per share data included in this discussion are presented on a diluted basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options and other stock awards. Some of the financial information tables also include basic earnings per share, which takes into account only common shares outstanding.

•	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 34.
Description of business
KeyCorp is one of the nation’s largest bank-based financial services companies with consolidated total assets of $93.1 billion at December 31, 2005. KeyCorp’s subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Consumer Banking, and Corporate and Investment Banking. As of December 31, 2005, these services were provided across much of the country through subsidiaries operating 947 KeyCenters, a telephone banking call center services group and 2,180 ATMs, in sixteen states. Additional information pertaining to KeyCorp’s two business groups appears in the “Line of Business Results” section, which begins on page 18, and in Note 4 (“Line of Business Results”), which begins on page 64.
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
KeyCorp provides other financial services both inside and outside of its primary banking markets through its nonbank subsidiaries. These services include accident, health and credit-life insurance on loans made by KBNA, principal investing, community development financing, securities underwriting and brokerage, and other financial services. KeyCorp also is an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.
Long-term goals
Key’s long-term financial goals are to achieve an annual return on average equity in the range of 16% to 18% and to grow earnings per common share at an annual rate of 8% to 10%. Our strategy for achieving these goals is described under the heading “Corporate strategy” on page 14.
During 2005, Key’s earnings per common share grew by 19%. This improvement was accomplished by growing revenue faster than expenses, and also reflected a lower provision for loan losses. In addition, capital that exceeds internal guidelines and minimum requirements prescribed by the regulators can be used to repurchase common shares in the open market. As a result of such repurchases, Key’s weighted-average fully-diluted common shares decreased to 414,014,032 shares for 2005 from 415,430,345 shares for 2004. A lower share count also can contribute to both earnings per share growth and improved returns on average equity. Net share repurchase activity in 2005 did not have a material effect on either of these profitability measures.
Forward-looking statements
This report may contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words or expressions or conditional verbs such as “will,” “would,” “could” and “should.”

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors.
Interest rates. The extent to which market interest rates change, the direction in which they move and the composition of Key’s interest-earning assets and interest-bearing liabilities could affect net interest income.
Trade, monetary or fiscal policy. The trade, monetary and fiscal policies implemented by various governmental bodies, such as the Board of Governors of the Federal Reserve System (“FRB”) and other areas of the executive and legislative branches of the federal government, may affect the economic environment in which we operate and, therefore, impact our financial condition and results of operations.
Economic conditions. Changes in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans.
Credit risk. The ability of borrowers to repay outstanding loans or the value of the collateral securing those loans may be adversely affected by increases in interest rates and/or weakening economic conditions. Additionally, our allowance for loan losses may be insufficient if the estimates and judgments we used to establish that allowance prove to be inaccurate.
Market dynamics and competition. Key’s revenue is susceptible to changes in the markets Key serves, including changes resulting from mergers, acquisitions and consolidations among major clients and competitors. The prices we charge for Key’s products and services and, hence, their profitability, could change depending on market demand, actions taken by our competitors and the introduction of new products and services.
Strategic initiatives. Key’s results of operations could be affected by the success of our initiatives to grow revenues and manage expenses or by changes, including those resulting from acquisitions and divestitures, in the composition of our business and in the geographic locations in which we operate.
Technological change. Key’s financial performance depends in part on our ability to efficiently utilize technology to develop, market and deliver new and innovative products and services.
Operational risk. We may experience operational or risk management failures due to technological or other factors.
Regulatory compliance. KeyCorp and its subsidiaries are subject to voluminous and complex rules, regulations, and guidelines imposed by a number of government authorities. Monitoring compliance with these is a significant task and failure to comply may result in penalties that could have an adverse effect on Key’s results of operations. In addition, we may continue to become subject to heightened regulatory practices, requirements or expectations.
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
Capital markets conditions. Changes in the stock markets, public debt markets and other capital markets could affect Key’s stock price, Key’s ability to raise necessary capital or other funding, or Key’s ability to securitize and sell loans. In addition, Key’s capital markets activities, such as underwriting and brokerage activities, investment and wealth management advisory businesses, and private equity investment activities, could be adversely affected by changes in the capital markets. Key’s access to the capital markets and liquidity could be adversely affected by direct circumstances, such as a credit downgrade, or indirect circumstances that would have market-wide consequences, such as terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
Business continuity. Although Key has disaster recovery plans in place, events such as natural disasters, terrorist activities or military actions could damage our facilities or otherwise disrupt our operations. Such events could have an adverse effect on Key’s results of operations.
International operations. Key meets the equipment leasing needs of companies worldwide. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect the countries in which we operate may have an adverse effect on Key’s results of operations.
Accounting principles and taxation. Changes in U.S. generally accepted accounting principles (“GAAP”) could have a significant adverse effect on Key’s reported financial results. Although these changes may not have an economic impact on our business, they could affect our ability to attain targeted levels for certain performance measures. In addition, changes in domestic tax laws, rules and regulations, including the interpretation thereof by the Internal Revenue Service or other governmental bodies, could adversely affect our financial condition or results of operations.
Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
Corporate strategy
Our strategy for achieving Key’s long-term goals includes the following five primary elements:
•	Focus on our core businesses. We concentrate on businesses that enable us to build relationships with our clients. We focus on our “footprint” operations (i.e., those businesses conducted primarily within the states in which we have KeyCenters) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate lending, investment management and equipment leasing. We believe we possess resources of the scale necessary to compete nationally in the market for these services.
•	Build relationships. We work to deepen our relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. To that end, we emphasize deposit growth across all our lines of business. We also are putting considerable effort into enhancing our service quality.
•	Enhance our business. We strive for continuous improvement in our businesses. We continue to focus on increasing revenues, controlling expenses and maintaining the credit quality of our loan portfolios. We will continue to leverage technology to reduce costs and to achieve these objectives.
•	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. Key intends to achieve this by:
— paying for performance if achieved in ways that are consistent with Key’s values;

— attracting, developing and retaining a quality, high-performing and inclusive workforce;

— developing leadership at all staff and management levels; and

— creating a positive, stimulating and entrepreneurial work environment.
•	Enhance performance measurement. We will continue to refine and to rely upon performance measurement mechanisms that help us ensure that we are maximizing returns for our shareholders, that those returns are appropriate considering the inherent levels of risk involved and that our incentive compensation plans are commensurate with the contributions employees make to profitability.
Economic overview
In 2005, U.S. economic growth was very healthy as measured by the Gross Domestic Product (“GDP”). GDP growth remained above 3.3% during the first three quarters of 2005, marking ten straight quarters above that level. The nation’s unemployment rate averaged 5% during the year, while the economy created an average of 165,000 new jobs per month. New and existing home sales reached record levels in mid-2005, but showed signs of slowing toward the end of the year. Rising energy prices, which were exacerbated by hurricanes Rita and Katrina, served to at least temporarily increase a variety of inflation measures to the upper end of the FRB’s expected range. Crude oil prices rose approximately 45% during 2005. Despite higher energy costs, personal spending remained robust as consumers continued to borrow against rising real estate values. In an effort to keep inflation from escalating, the Federal Reserve raised the federal funds target rate from 2.25% to 4.25%, gradually over the course of the year. Core consumer inflation rose at a 2.2% rate, matching the 2004 level. In addition, continued domestic and foreign investor demand for high quality Treasury bonds served to keep long-term interest rates low, resulting in a relatively flat yield curve. The benchmark 10-year Treasury yield began 2005 trading at 4.21% and finished the year at 4.39%. The 2-year Treasury yield began 2005 at 3.10%, but closed the year at 4.41%. During 2005, the banking sector, including Key, experienced modest commercial and mortgage loan growth.
Critical accounting policies and estimates
Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are important: not only are they necessary to comply with GAAP, they also reflect management’s view of the most appropriate manner in which to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 57, should be reviewed for a greater understanding of how Key’s financial performance is recorded and reported.
In management’s opinion, some accounting policies are more likely than others to have a significant effect on Key’s financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance or require management to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate. Key relies heavily on the use of assumptions and estimates in a number of important areas, including accounting for the allowance for loan losses; loan securitizations; contingent liabilities, guarantees and income taxes; principal investments; goodwill; and pension and other postretirement obligations. A brief discussion of each of these areas appears below.
Allowance for loan losses. The loan portfolio is the largest category of assets on Key’s balance sheet. Management determines probable losses inherent in Key’s loan portfolio and establishes an allowance that is sufficient to absorb those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, management benefits from a lengthy organizational history and experience with credit decisions and related outcomes. Nonetheless, if management’s underlying assumptions later prove to be inaccurate, the allowance for loan losses would have to be adjusted, possibly having an adverse effect on Key’s results of operations.
Management estimates the appropriate level of Key’s allowance for loan losses by separately evaluating impaired and nonimpaired loans. An impaired loan is allocated an allowance by applying an assumed rate of loss to the outstanding balance based on the credit rating assigned to the loan. If the outstanding balance is greater than $2.5 million, and the resulting allocation is deemed insufficient to cover the extent of the impairment, a specific allowance is assigned to the loan. A specific allowance may also be assigned even when sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full. The methodology used to assign an allowance to a nonimpaired loan is much more subjective. Generally,

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
the allowance assigned to nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on a particular borrower, are difficult to gauge and can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, it is still possible for management’s assessment to be significantly incorrect, requiring an immediate adjustment to the allowance for loan losses.
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
Because Key’s loan portfolio is large, even minor changes in estimated loss rates can significantly affect management’s determination of the appropriate level of allowance. For example, a one-tenth of one percent change in the loss rate assumed for Key’s December 31, 2005, consumer loan portfolio would result in a $20 million change in the level of allowance deemed appropriate. The same percentage change in the loss rate assumed for the commercial loan portfolio would result in a $46 million change in the allowance. If these changes had actually occurred in 2005, they could have reduced Key’s net income by approximately $13 million, or $.03 per share, and $29 million, or $.07 per share, respectively.
Management estimates the appropriate level of Key’s allowance by conducting a detailed review of a significant number of much smaller portfolio segments that make up the consumer and commercial loan portfolios. Since Key’s total loan portfolio is well diversified in many respects, a change in the level of the allowance for one segment of the portfolio does not necessarily mean that a change is appropriate for any other segment. Also, the risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset each other.
Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 59.
Loan securitizations. Key securitizes certain types of loans, and accounts for those transactions as sales when the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. If future events were to preclude accounting for such transactions as sales, the loans would have to be brought back onto Key’s balance sheet, which could have an adverse effect on Key’s capital ratios and other unfavorable financial implications.
In addition, management must make assumptions to determine the gain or loss resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 70. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Our accounting policy related to loan Securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 59.
Contingent liabilities, guarantees and income taxes. Contingent liabilities arising from litigation, guarantees in various agreements with third parties under which Key is a guarantor, and the potential effects of these items on Key’s results of operations are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 83. In addition, it is not always clear how the Internal Revenue Code and various state tax laws apply to transactions undertaken by Key. In the normal course of business, Key may record tax benefits related to transactions, and then find those benefits contested by the Internal Revenue Service and/or state tax authorities. Key has provided tax reserves that management believes are adequate to absorb potential adjustments that such challenges may necessitate. For further information on Key’s accounting for income taxes, see Note 17 (“Income Taxes”), which begins on page 82.
Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by a third party could exceed the liability recorded on Key’s balance sheet. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2005.
Valuation methodologies. Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable liquid markets for the items being valued. The outcomes of valuations performed by management have a direct bearing on the carrying amounts of assets and liabilities, including principal investments, goodwill, and pension and other postretirement benefit obligations. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect Key’s results of operations.
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
SUBSIDIARIES
Key’s financial condition and results of operations. The fair value of principal investments was $800 million at December 31, 2005; a 10% positive or negative variance in that fair value would have increased or decreased Key’s 2005 earnings by $80 million ($50 million after tax), or $.12 per share.
The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 60. The first step in testing for impairment is to determine the fair value of each reporting unit. Key has determined that its reporting units for purposes of this testing are its major business groups: Consumer Banking, and Corporate and Investment Banking. If the carrying amount of either reporting unit exceeds its fair value, goodwill impairment may be indicated, and a second step would be required. Two primary assumptions are used in determining these fair values: Key’s revenue growth rate and the future weighted-average cost of capital (“WACC”). Key’s goodwill impairment testing for 2005 assumed a revenue growth rate of 6.00% and a WACC of 11.16%. Assuming that only one of these two factors changes at a time, the second step of the impairment testing would be necessary if the revenue growth rate or WACC were as follows for each of Key’s reporting units:
Consumer Banking — negative 15.00% rate of revenue growth or 27.00% WACC
Corporate and Investment Banking — negative 9.50% rate of revenue growth or 21.75% WACC
These sensitivities are hypothetical and not completely realistic since a change in one of these assumptions is evaluated without changing the other. In reality, a change in one assumption could affect the other.
The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analyses of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 78.
When a potential asset impairment is identified through testing, observable changes in liquid markets or other means, management also must exercise judgment in determining the nature of the potential impairment (i.e., whether the impairment is temporary or other-than-temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment at December 31, 2005, is provided in Note 6 (“Securities”), which begins on page 68.
Revenue recognition
Improprieties committed by various publicly traded companies related to revenue recognition have received a great deal of attention. Although all companies face the risk of intentional or unintentional misstatements, Key’s management believes that such misstatements are less likely in the financial services industry because most of the revenue (i.e., interest accruals) recorded is driven by nondiscretionary formulas based on written contracts, such as loan agreements.
HIGHLIGHTS OF KEY’S 2005 PERFORMANCE
Financial performance
The primary measures of Key’s financial performance for 2005, 2004 and 2003 are summarized below. Figure 1 summarizes Key’s financial performance for each of the past six years.
•	Key’s 2005 net income of $1.129 billion, or $2.73 per common share, was the highest in the company’s history. These results compare with net income of $954 million, or $2.30 per share, for 2004 and $903 million, or $2.12 per share, for 2003.

•	Key’s return on average equity was 15.42% for 2005, compared with 13.75% for 2004 and 13.08% for 2003.

•	Key’s 2005 return on average total assets was 1.24%, compared with a return of 1.10% for 2004 and 1.07% for 2003.
Key’s top four priorities for 2005 were to profitably grow revenue, institutionalize a culture of compliance and accountability, maintain asset quality and maintain a disciplined approach to managing expenses.
Our financial performance for 2005 reflected the positive effects of our longer-term strategic activities. During 2005:
•	Total revenue rose by $334 million, or 7%, as a result of growth in net interest income, stronger performance from our fee-based businesses and higher net gains from loan sales. The increase in net interest income was driven by a higher volume of average earning assets resulting from 19% growth in average commercial loans, and a 6 basis point improvement in the net interest margin to 3.69%. The increase in the net interest margin reflected the strong commercial loan growth, an 8% increase in average core deposits and a 9% rise in average noninterest-bearing funds, along with a slight asset-sensitive interest rate risk position in a rising interest rate environment. The 5% improvement in fee income was due primarily to increases in loan fees and income from capital markets activities. Contributing to the increase in net loan sale gains was the absence in 2005 of the $46 million loss incurred during the fourth quarter of 2004 from the sale of the broker-originated home equity loan portfolio and the reclassification of the indirect automobile loan portfolio to held-for-sale status.
•	We believe we have made considerable progress in strengthening our compliance and operations infrastructure designed, pursuant to the Bank Secrecy Act, to detect and prevent money laundering, and will continue with our improvement efforts into 2006.

•	Asset quality continued to improve as Key’s nonperforming loans and nonperforming assets each decreased to their lowest level in eleven years. These reductions reflected a favorable economic environment and our efforts to improve Key’s credit-risk profile by focusing on higher-return, relationship-oriented businesses. During the year, we charged off $135 million of commercial passenger airline leases, reducing our exposure to that industry to its lowest level in many years. At December 31, 2005, our exposure stood at $86 million, with less than $1 million categorized as nonperforming.

•	We continued to manage expenses effectively. During 2005, the level of Key’s total noninterest expense grew by 6%, reflecting the effects of expanded business activity, higher costs associated with Key’s efforts to strengthen compliance controls, contributions made during 2005 to our charitable trust, the Key Foundation, and a change in the accounting for rental expense associated with operating leases.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
FIGURE 1. SELECTED FINANCIAL DATA

							Compound
							Annual Rate
							of Change
dollars in millions, except per share amounts	2005	2004	2003	2002	2001	2000	(2000-2005)

YEAR ENDED DECEMBER 31,
Interest income	$4,617	$3,786	$3,934	$4,322	$5,569	$6,217	(5.8)%
Interest expense	1,827	1,181	1,245	1,617	2,802	3,547	(12.4)
Net interest income	2,790	2,605	2,689	2,705	2,767	2,670	.9
Provision for loan losses	143	185	501	553	1,350	490	(21.8)
Noninterest income	2,078	1,929	1,953	2,009	2,013	2,517	(3.8)
Noninterest expense	3,137	2,961	2,899	2,849	3,171	3,180	(.3)
Income before income taxes and cumulative effect of accounting changes	1,588	1,388	1,242	1,312	259	1,517	.9
Income before cumulative effect of accounting changes	1,129	954	903	976	157	1,002	2.4
Net income	1,129	954	903	976	132	1,002	2.4

PER COMMON SHARE
Income before cumulative effect of accounting changes	$2.76	$2.32	$2.13	$2.29	$.37	$2.32	3.5%
Income before cumulative effect of accounting changes — assuming dilution	2.73	2.30	2.12	2.27	.37	2.30	3.5
Net income	2.76	2.32	2.13	2.29	.31	2.32	3.5
Net income — assuming dilution	2.73	2.30	2.12	2.27	.31	2.30	3.5
Cash dividends paid	1.30	1.24	1.22	1.20	1.18	1.12	3.0
Book value at year end	18.69	17.46	16.73	16.12	14.52	15.65	3.6
Market price at year end	32.93	33.90	29.32	25.14	24.34	28.00	3.3
Dividend payout ratio	47.10%	53.45%	57.28%	52.40%	380.65%	48.28%	(.5)
Weighted-average common shares (000)	408,981	410,585	422,776	425,451	424,275	432,617	(1.1)
Weighted-average common shares and potential common shares (000)	414,014	415,430	426,157	430,703	429,573	435,573	(1.0)

AT DECEMBER 31,
Loans	$66,478	$63,372	$59,754	$59,813	$60,640	$63,939	.8%
Earning assets	80,143	78,140	72,560	73,094	71,059	76,579	.9
Total assets	93,126	90,747	84,498	85,214	80,947	87,282	1.3
Deposits	58,765	57,842	50,858	49,346	44,795	48,649	3.9
Long-term debt	13,939	14,846	15,294	15,605	14,554	14,161	(.3)
Shareholders’ equity	7,598	7,117	6,969	6,835	6,155	6,623	2.8

PERFORMANCE RATIOS
Return on average total assets	1.24%	1.10%	1.07%	1.19%	.16%	1.19%	N/A
Return on average equity	15.42	13.75	13.08	14.96	2.01	15.39	N/A
Net interest margin (taxable equivalent)	3.69	3.63	3.78	3.94	3.76	3.64	N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	8.16%	7.84%	8.25%	8.02%	7.60%	7.59%	N/A
Tangible equity to tangible assets	6.68	6.35	6.94	6.73	6.29	6.12	N/A
Tier 1 risk-based capital	7.59	7.22	8.35	7.74	7.17	7.72	N/A
Total risk-based capital	11.47	11.47	12.57	12.11	11.07	11.48	N/A
Leverage	8.53	7.96	8.55	8.16	7.66	7.71	N/A

OTHER DATA
Average full-time equivalent employees	19,485	19,576	20,064	20,816	21,555	22,939	(3.2)%
KeyCenters	947	935	906	910	911	922	.5

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions”) on page 64 contains specific information about the acquisitions that Key completed during the past three years to help in understanding how those transactions may have impacted Key’s financial condition and results of operations.

N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
Further, we continued to effectively manage our capital through dividends paid to shareholders, share repurchases, and investing in our businesses. During 2005, Key repurchased 7,000,000 of its common shares. At December 31, 2005, Key’s tangible equity to tangible assets ratio was 6.68%, which is within our targeted range of 6.25% to 6.75%.
The primary reasons that Key’s revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of the Management’s Discussion & Analysis section.
Looking ahead, we believe Key is well positioned as we head into 2006. Over the past several years, we have continued to improve our risk profile, strengthen our management team, address our asset quality issues and focus on higher-return, relationship-oriented businesses.
Strategic developments
Our financial performance improved in 2005, due in part to a number of specific actions taken during 2005 and 2004 to strengthen our market share positions and support our corporate strategy.
•	Effective December 8, 2005, we acquired the commercial mortgage-backed servicing business of ORIX Capital Markets, LLC (“ORIX”), headquartered in Dallas, Texas. The acquisition increased our commercial mortgage servicing portfolio from $44 billion at September 30, 2005, to more than $70 billion. This is the sixth commercial real estate acquisition we have made since January 31, 2000, as part of our ongoing strategy to expand Key’s commercial mortgage finance and servicing capabilities.
•	Effective July 1, 2005, we expanded our Federal Housing Administration (“FHA”) financing and servicing capabilities by acquiring Malone Mortgage Company, based in Dallas, Texas.

•	During the fourth quarter of 2004, we sold our broker-originated home equity loan portfolio and reclassified our indirect automobile loan portfolio to held-for-sale status. Management decided Key should withdraw from these businesses because they did not meet our performance standards or fit with our relationship banking strategy. We completed the sale of the prime segment of the indirect automobile loan portfolio during the first quarter of 2005 and the sale of the nonprime segment in the second quarter. We will, however, continue to build our commercial floor plan financing business with automobile dealers.

•	Effective December 1, 2004, we acquired American Express Business Finance Corporation (“AEBF”), the equipment leasing unit of American Express’ small business division. This company provides capital for small and middle market businesses, mostly in the healthcare, information technology, office products, and commercial vehicle/construction industries, and had a commercial loan and leasing portfolio of approximately $1.5 billion at date of acquisition.

•	Effective October 15, 2004, we acquired EverTrust Financial Group, Inc. (“EverTrust”), the holding company for EverTrust Bank, a state- chartered bank headquartered in Everett, Washington with twelve branch offices. EverTrust had assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition.

•	Effective August 11, 2004, we expanded our commercial mortgage finance and servicing capabilities by acquiring certain net assets of American Capital Resource, Inc., based in Atlanta, Georgia.

•	Effective July 22, 2004, we acquired ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB in suburban Detroit, Michigan.
LINE OF BUSINESS RESULTS
This section summarizes the financial performance and related strategic developments of each of Key’s two major business groups, Consumer Banking, and Corporate and Investment Banking. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 64. Note 4 includes a brief description of the products and services offered by each of the two major business groups, more detailed financial information pertaining to the groups and their respective lines of business, and explanations of “Other Segments” and “Reconciling Items.”
Figure 2 shows the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for each of the past three years.
FIGURE 2. MAJOR BUSINESS GROUPS — TAXABLE-EQUIVALENT REVENUE AND NET INCOME

Year ended December 31 ,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

REVENUE (TAXABLE EQUIVALENT)
Consumer Banking	$2,880	$2,822	$2,892	$58	2.1%
Corporate and Investment Banking	2,131	1,866	1,820	265	14.2
Other Segments	62	15	55	47	313.3

Total segments	5,073	4,703	4,767	370	7.9
Reconciling items	(84)	(75)	(54)	(9)	(12.0)

Total	$4,989	$4,628	$4,713	$361	7.8%

NET INCOME (LOSS)
Consumer Banking	$483	$412	$422	$71	17.2%
Corporate and Investment Banking	615	532	397	83	15.6
Other Segments	63	36	62	27	75.0

Total segments	1,161	980	881	181	18.5
Reconciling items	(32)	(26)	22	(6)	(23.1)

Total	$1,129	$954	$903	$175	18.3%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
Consumer Banking
As shown in Figure 3, net income for Consumer Banking was $483 million for 2005, up from $412 million for 2004 and $422 million for 2003. Net income increased in 2005 primarily because of two actions that effectively depressed earnings in 2004: the fourth quarter 2004 sale of the broker-originated home equity loan portfolio, and the reclassification of the indirect automobile loan portfolio to held-for-sale status. These actions significantly reduced noninterest income and the provision for loan losses, and substantially increased noninterest expense in 2004. Excluding the effects of the above actions, 2004 net income for Consumer Banking was $489 million.
FIGURE 3. CONSUMER BANKING

Year ended December 31 ,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,943	$1,952	$1,993	$(9)	(.5)%
Noninterest income	937	870	899	67	7.7

Total revenue (TE)	2,880	2,822	2,892	58	2.1
Provision for loan losses	127	171	297	(44)	(25.7)
Noninterest expense	1,980	1,959	1,920	21	1.1

Income before income taxes (TE)	773	692	675	81	11.7
Allocated income taxes and TE adjustments	290	280	253	10	3.6

Net income	$483	$412	$422	$71	17.2%

Percent of consolidated net income	43%	43%	47%	N/A	N/A

Net loan charge-offs	$139	$308	$299	$(169)	(54.9)%

AVERAGE BALANCES
Loans	$29,274	$31,811	$31,624	$(2,537)	(8.0)%
Total assets	35,870	37,452	36,493	(1,582)	(4.2)
Deposits	42,043	39,802	38,631	2,241	5.6

TE = Taxable Equivalent, N/A = Not Applicable
ADDITIONAL CONSUMER BANKING DATA

Year ended December 31 ,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
Noninterest-bearing	$6,921	$6,482	$6,302	$439	6.8%
Money market and other savings	20,680	19,313	17,653	1,367	7.1
Time	14,442	14,007	14,676	435	3.1

Total deposits	$42,043	$39,802	$38,631	$2,241	5.6%

HOME EQUITY LOANS
Community Banking:
Average balance	$10,381	$10,212
Average loan-to-value ratio	71%	72%
Percent first lien positions	61	61
National Home Equity:
Average balance	$3,497	$4,555
Average loan-to-value ratio	64%	67%
Percent first lien positions	63	70

OTHER DATA
On-line households / household penetration	622,957/50%	571,051/45%
KeyCenters	947	935
Automated teller machines	2,180	2,194

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
Taxable-equivalent net interest income decreased by $9 million, or less than 1%, from 2004, due to a less favorable interest rate spread on average earning assets and a reduction in loans due to the sale of the higher-yielding broker-originated home equity and indirect automobile loan portfolios. The adverse effects of these factors were offset by a 6% increase in average deposits and a more favorable interest rate spread on deposits. Increased deposits were primarily in the form of money market deposit accounts, certificates of deposit and noninterest-bearing deposits. The increase in money market deposit accounts was attributable largely to the introduction of new money market deposit account products. The growth in noninterest-bearing deposits reflected the success of marketing campaigns that focused on checking accounts.
Noninterest income increased by $67 million, or 8%, due primarily to net gains from loan securitizations and sales of $48 million in 2005, compared with net losses of $8 million in 2004. Current year results included a $19 million gain from the sale of the prime segment of the indirect automobile loan portfolio, while last year’s results included a $46 million loss associated with management’s decision to sell the broker-originated home equity and indirect automobile loan portfolios. Noninterest income also benefited from a $14 million increase in income from loan securitization servicing, a $10 million increase in electronic banking fees, and a $7 million decrease in net losses incurred on the residual values of leased vehicles sold. The positive effects of these factors were partially offset by a $21 million reduction in service charges on deposit accounts due to lower overdraft and maintenance fees (primarily in Retail Banking) and lower income from brokerage activities.
Noninterest expense rose by $21 million, or 1%, from 2004, due to higher costs associated with loan servicing, computer processing, marketing and various indirect charges. These increases were offset in part by reductions in both personnel expense and professional fees. In addition, 2004 results included a $55 million write-off of goodwill recorded in connection with management’s decision to sell Key’s nonprime indirect automobile loan business.
The provision for loan losses decreased by $44 million, or 26%, as a result of an improved risk profile resulting from the sales of the loan portfolios mentioned above. Net loan charge-offs declined to $139 million in 2005 from $308 million in the prior year.
In 2004, the decrease in net income was attributable to a $41 million, or 2%, reduction in taxable-equivalent net interest income, a $29 million, or 3%, decrease in noninterest income and a $39 million, or 2%, increase in noninterest expense, due to the goodwill write-off mentioned above. The adverse effects of these changes were partially offset by a $126 million, or 42%, decrease in the provision for loan losses as a result of improved asset quality in each of the major lines of businesses and a $21 million credit to the provision recorded in the fourth quarter of 2004 in connection with management’s decision to sell the indirect automobile loan portfolio.
During the second half of 2004, we improved our market share position by acquiring Ever Trust, which is headquartered in Everett, Washington and had assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition. We also acquired ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB in suburban Detroit, Michigan.
Corporate and Investment Banking
As shown in Figure 4, net income for Corporate and Investment Banking rose to $615 million for 2005, from $532 million for 2004 and $397 million for 2003. The increase in 2005 was the result of significant growth in net interest income and higher noninterest income, offset in part by an increase in noninterest expense. The provision for loan losses was essentially unchanged from 2004.
Taxable-equivalent net interest income increased by $215 million, or 22%, due primarily to strong growth in average loans and leases, as well as deposits. Average loans and leases rose by $6.4 billion, or 22%, reflecting improvements in each of the primary lines of business. The increase in lease financing receivables in the Key Equipment Finance line was bolstered by the acquisition of AEBF during the fourth quarter of 2004.
Noninterest income rose by $50 million, or 6%, due largely to a $27 million increase in letter of credit and loan fees in the Corporate Banking and KeyBank Real Estate Capital lines of business. Also contributing to the growth was a $10 million increase in net gains from the residual values of leased equipment sold, and an $8 million increase in income from operating leases.
Noninterest expense increased by $131 million, or 13%, as business expansion, including the acquisition of AEBF in the fourth quarter of 2004, and improved profitability led to increases in personnel and various other expense categories.
In 2004, a $190 million, or 93%, reduction in the provision for loan losses resulting from improved asset quality drove growth in net income. In addition, net income benefited from a $52 million, or 6%, increase in noninterest income. The positive effects of these changes were offset in part by a $21 million, or 2%, increase in noninterest expense.
Over the past two years, we completed several acquisitions that served to expand our market share positions and strengthen our business. In the fourth quarter of 2005, we continued the expansion of our commercial mortgage servicing business by acquiring the commercial mortgage-backed servicing business of ORIX, headquartered in Dallas, Texas. This acquisition increased our commercial mortgage servicing portfolio from $44 billion at September 30, 2005, to more than $70 billion. In the third quarter of 2005, we also expanded our FHA financing and servicing capabilities by acquiring Malone Mortgage Company, also based in Dallas.
In the fourth quarter of 2004, we acquired AEBF, the equipment leasing unit of American Express’ small business division. This company provides capital for small and middle market businesses, mostly in the healthcare, information technology, office products, and commercial vehicle/construction industries. At the date of acquisition, AEBF had a commercial loan and lease financing portfolio of approximately $1.5 billion. In the third quarter of 2004, we also expanded our commercial mortgage financing and servicing capabilities by acquiring certain net assets of American Capital Resource, Inc., based in Atlanta, Georgia.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 4. CORPORATE AND INVESTMENT BANKING

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,177	$962	$968	$215	22.3%
Noninterest income	954	904	852	50	5.5

Total revenue (TE)	2,131	1,866	1,820	265	14.2
Provision for loan losses	16	14	204	2	14.3
Noninterest expense	1,132	1,001	980	131	13.1

Income before income taxes (TE)	983	851	636	132	15.5
Allocated income taxes and TE adjustments	368	319	239	49	15.4

Net income	$615	$532	$397	$83	15.6%

Percent of consolidated net income	54%	56%	44%	N/A	N/A

Net loan charge-offs	$176	$123	$249	$53	43.1%

AVERAGE BALANCES
Loans	$34,981	$28,628	$27,729	$6,353	22.2%
Total assets	41,241	34,835	33,366	6,406	18.4
Deposits	9,948	7,986	6,642	1,962	24.6

TE = Taxable Equivalent, N/A = Not Applicable
ADDITIONAL CORPORATE AND INVESTMENT BANKING DATA

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

AVERAGE LEASE FINANCING RECEIVABLES MANAGED BY KEY EQUIPMENT FINANCE[a]
Receivables held in Key Equipment Finance portfolio	$8,110	$6,378	$5,659	$1,732	27.2%
Receivables assigned to other lines of business	2,012	1,891	1,798	121	6.4

Total lease financing receivables managed	$10,122	$8,269	$7,457	$1,853	22.4%

[a]	Includes lease financing receivables held in portfolio and those assigned to other lines of business (primarily Corporate Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Other Segments
Other Segments consist of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $63 million for 2005, compared with $36 million for 2004. Increases in net gains from principal investing and net interest income drove the improvement.
In 2004, Other Segments generated net income of $36 million, compared with $62 million for 2003. A $14 million decrease in net gains from sales of securities in Corporate Treasury and an aggregate $25 million reduction in a number of other components of noninterest income drove the decline.
RESULTS OF OPERATIONS
Net interest income
One of Key’s principal sources of earnings is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:
•	the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

•	the volume of net free funds, such as noninterest-bearing deposits and capital;

•	the use of derivative instruments to manage interest rate risk;

•	market interest rate fluctuations; and

•	asset quality.
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
Figure 5, which spans pages 22 and 23, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with GAAP.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 5. AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES

Year ended December 31,	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans[a,b]
Commercial, financial and agricultural	$19,480	$1,083	5.56%	$17,119	$762	4.45%	$16,467	$794	4.82%
Real estate — commercial mortgage	8,403	531	6.32	7,032	354	5.03	6,571	343	5.22
Real estate — construction	6,263	418	6.67	4,926	250	5.08	5,333	274	5.14
Commercial lease financing	10,122	628	6.21	8,269	487	5.90	7,457	446	5.99

Total commercial loans	44,268	2,660	6.01	37,346	1,853	4.96	35,828	1,857	5.18
Real estate — residential	1,468	90	6.10	1,563	94	6.01	1,802	117	6.47
Home equity	13,886	916	6.60	14,784	842	5.70	14,578	863	5.92
Consumer — direct	1,834	158	8.60	2,048	154	7.52	2,135	157	7.36
Consumer — indirect lease financing	47	5	10.72	178	18	9.86	545	52	9.51
Consumer — indirect other	3,286	212	6.45	5,188	393	7.58	5,040	423	8.38

Total consumer loans	20,521	1,381	6.73	23,761	1,501	6.32	24,100	1,612	6.69

Total loans	64,789	4,041	6.24	61,107	3,354	5.49	59,928	3,469	5.79
Loans held for sale	3,638	254	6.99	2,510	114	4.55	2,447	112	4.60
Investment securities[a]	76	5	7.30	85	8	8.69	112	11	9.03
Securities available for sale[c]	7,118	328	4.60	7,215	331	4.60	7,865	356	4.55
Short-term investments	1,887	56	2.96	2,218	38	1.70	1,650	30	1.84
Other investments[c]	1,379	54	3.79	1,257	35	2.77	1,023	27	2.62

Total earning assets	78,887	4,738	6.00	74,392	3,880	5.22	73,025	4,005	5.48
Allowance for loan losses	(1,109)			(1,284)			(1,410)
Accrued income and other assets	13,150			13,309			12,743

	$90,928			$86,417			$84,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$22,696	360	1.59	$20,175	147	.73	$17,913	149	.83
Savings deposits	1,941	5	.26	2,007	5	.23	2,072	10	.50
Certificates of deposit ($100,000 or more)[d]	4,957	189	3.82	4,834	178	3.71	4,796	186	3.93
Other time deposits	10,789	341	3.16	10,564	304	2.88	11,330	336	2.96
Deposits in foreign office	4,155	131	3.15	2,978	43	1.43	1,885	22	1.13

Total interest-bearing deposits	44,538	1,026	2.30	40,558	677	1.67	37,996	703	1.85
Federal funds purchased and securities sold under repurchase agreements	4,070	121	2.97	4,669	60	1.29	4,739	50	1.06
Bank notes and other short-term borrowings	2,796	82	2.94	2,631	42	1.59	2,612	60	2.29
Long-term debt[d,e,f]	14,094	598	4.32	14,304	402	2.93	16,049	432	2.79

Total interest-bearing liabilities	65,498	1,827	2.80	62,162	1,181	1.92	61,396	1,245	2.05
Noninterest-bearing deposits	12,019			11,192			10,347
Accrued expense and other liabilities	6,088			6,126			5,712
Shareholders’ equity	7,323			6,937			6,903

	$90,928			$86,417			$84,358

Interest rate spread (TE)			3.20%			3.30%			3.43%

Net interest income (TE) and net interest margin (TE)		2,911	3.69%		2,699	3.63%		2,760	3.78%

TE adjustment[a]		121			94			71

Net interest income, GAAP basis		$2,790			$2,605			$2,689

Capital securities	—	—	—	—	—		$629	$36

[a]	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[b]	For purposes of these computations, nonaccrual loans are included in average loan balances.

[c]	Yield is calculated on the basis of amortized cost.

[d]	Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 87, for an explanation of fair value hedges.

[e]	Rate calculation excludes ESOP debt for the years ended December 31, 2001 and 2000.

[f]	Long-term debt includes capital securities prior to July 1, 2003. Effective July 1,2003, the business trusts that issued the capital securities were de-consolidated in accordance with FASB Revised Interpretation No. 46.

TE = Taxable Equivalent, N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2002			2001			2000			(2000-2005)
Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$17,126	$875	5.11%	$18,875	$1,321	7.00%	$18,912	$1,632	8.65%	.6%	(7.9)%

6,956	403	5.79	7,382	550	7.46	7,351	663	9.03	2.7	(4.3)

5,849	315	5.38	5,651	411	7.27	4,813	464	9.63	5.4	(2.1)

6,695	447	6.68	6,430	432	6.73	6,132	433	7.06	10.5	7.7

36,626	2,040	5.57	38,338	2,714	7.08	37,208	3,192	8.59	3.5	(3.6)

2,165	151	6.98	3,640	278	7.64	4,301	327	7.61	(19.3)	(22.7)
13,028	889	6.82	10,595	906	8.55	8,857	822	9.29	9.4	2.2
2,199	183	8.30	2,420	231	9.55	2,584	265	10.20	(6.6)	(9.8)

1,405	126	8.96	2,618	217	8.27	3,089	249	8.03	(56.7)	(54.2)

5,155	471	9.15	5,529	530	9.58	6,032	570	9.44	(11.4)	(17.9)

23,952	1,820	7.60	24,802	2,162	8.72	24,863	2,233	8.97	(3.8)	(9.2)

60,578	3,860	6.37	63,140	4,876	7.72	62,071	5,425	8.74	.9	(5.7)
2,247	123	5.52	2,217	169	7.64	2,534	230	9.05	7.5	2.0
181	16	8.67	279	25	8.76	393	34	8.75	(28.0)	(31.8)

6,359	389	6.14	6,625	455	6.89	6,470	448	6.80	1.9	(6.0)
1,496	30	1.99	1,712	65	3.81	1,717	83	4.84	1.9	(7.6)
871	24	2.57	849	24	2.86	701	25	3.74	14.5	16.7

71,732	4,442	6.19	74,822	5,614	7.50	73,886	6,245	8.45	1.3	(5.4)
(1,553)			(1 ,090)			(959)			2.9

11,611			11,182			11,120			3.4

$81,790			$84,914			$84,047			1.6

$13,761	131	.95	$12,942	263	2.03	$12,823	424	3.31	12.1	(3.2)
1,986	13	.67	1,952	21	1.05	2,206	32	1.47	(2.5)	(31.0)

4,741	218	4.63	5,284	301	5.71	5,511	340	6.15	(2.1)	(11.1)
12,859	496	3.86	14,208	786	5.53	13,974	805	5.76	(5.0)	(15.8)
2,336	39	1.67	2,715	107	3.94	2,593	167	6.45	9.9	(4.7)

35,683	897	2.52	37,101	1,478	3.98	37,107	1,768	4.76	3.7	(10.3)

5,527	90	1.63	5,197	198	3.80	4,931	287	5.82	(3.8)	(15.9)

2,943	79	2.67	6,829	302	4.43	7,121	428	6.01	(17.1)	(28.1)
16,961	551	3.29	15,911	824	5.20	15,707	1,064	6.78	(2.1)	(10.9)

61,114	1,617	2.66	65,038	2,802	4.31	64,866	3,547	5.47	.2	(12.4)

9,098			8,354			8,328			7.6

5,054			4,950			4,341			7.0
6,524			6,572			6,512			2.4

$81,790			$84,914			$84,047			1.6
		3.53%			3.19%			2.98%

	2,825	3.94%		2,812	3.76%		2,698	3.64%		1.5%
	120			45			28			34.0

	$2,705			$2,767			$2,670			.9%
$1,254	$78		$1,309	$89		$1,243	$95			N/M

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Taxable-equivalent net interest income for 2005 was $2.9 billion, representing a $212 million, or 8%, increase from the prior year. There were two principal causes of this growth: an increase in average earning assets due to strong growth in all major components of the commercial loan portfolio; and a higher net interest margin, which increased 6 basis points to 3.69%. (A basis point is equal to one one-hundredth of a percentage point, meaning 6 basis points equals .06%.)
The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets. The improvement in the net interest margin reflected 19% growth in average commercial loans, an 8% increase in average core deposits and a 9% rise in average noninterest-bearing funds, along with a slight asset-sensitive interest rate risk position in a rising interest rate environment. The increase in the net interest margin was offset in part by the effects of actions taken by Key to exit certain assets that had higher yields and credit costs, which did not fit our relationship banking strategy. In addition, Key’s interest rate spread, representing the difference between the yield on average earning assets and the rate paid for interest-bearing funds, contracted from 2004 as a result of competitive pressure on loan and deposit pricing caused by rising interest rates.
Average earning assets for 2005 totaled $78.9 billion, which was $4.5 billion, or 6%, higher than the 2004 level. Growth in commercial lending, which was bolstered by the acquisitions of EverTrust and AEBF during the fourth quarter of 2004, and an increase in loans held for sale more than offset declines in consumer loans and short-term investments. The decline in consumer loans was due primarily to loan sales.
In 2004, net interest income was $2.7 billion, representing a $61 million, or 2%, decrease from 2003 as the negative effect of a lower net interest margin more than offset an increase in average earning assets. Key’s net interest margin contracted 15 basis points to 3.63%, while average earning assets grew by $1.4 billion, or 2%, to $74.4 million. Growth in our commercial lending and lease financing, and an increase in short-term investments drove the increase, but these improvements were partially offset by declines in consumer loans and securities available for sale. The decline in consumer loans was due to loan sales and management’s efforts to exit certain credit-only relationship portfolios.
Over the past two years, the growth and composition of Key’s loan portfolio has been affected by the following actions:
•	During the fourth quarter of 2004, Key acquired EverTrust, in Everett, Washington, with a loan portfolio (primarily commercial real estate loans) of approximately $685 million at the date of acquisition. In the same quarter, Key acquired AEBF, with a commercial loan and lease financing portfolio of approximately $1.5 billion.

•	Key sold commercial mortgage loans of $2.2 billion during 2005 and $2.1 billion during 2004. Since some of these loans have been sold with limited recourse (i.e., there is a risk that Key will be held accountable for certain events or representations made in the sales), Key established and has maintained a loss reserve in an amount estimated by management to be appropriate. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 85.

•	Key sold education loans of $1.2 billion ($937 million through securitizations) during 2005 and $1.3 billion ($1.1 billion through securitizations) during 2004. Key has used the securitization market for education loans as a means of diversifying our funding sources.

•	Key sold other loans (primarily home equity and indirect consumer loans) totaling $2.7 billion during 2005 and $2.9 billion during 2004. During the first quarter of 2005, Key completed the sale of $992 million of indirect automobile loans, representing the prime segment of that portfolio. In April 2005, Key completed the sale of $635 million of loans, representing the nonprime segment. During the fourth quarter of 2004, Key sold $978 million of broker-originated home equity loans. The decision to sell these loans was driven by management’s strategies for improving Key’s returns and achieving desired interest rate and credit risk profiles.
Figure 6 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 29, contains more discussion about changes in earning assets and funding sources.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 6. COMPONENTS OF NET INTEREST INCOME CHANGES

	2005 vs 2004			2004 vs 2003
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$211	$476	$687	$67	$(182)	$(115)
Loans held for sale	64	76	140	3	(1)	2
Investment securities	(1)	(2)	(3)	(2)	(1)	(3)
Securities available for sale	(4)	1	(3)	(30)	5	(25)
Short-term investments	(6)	24	18	10	(2)	8
Other investments	4	15	19	6	2	8

Total interest income (taxable equivalent)	268	590	858	54	(179)	(125)

INTEREST EXPENSE
NOW and money market deposit accounts	20	193	213	18	(20)	(2)
Savings deposits	—	—	—	—	(5)	(5)
Certificates of deposit ($100,000 or more)	5	6	11	1	(9)	(8)
Other time deposits	7	30	37	(22)	(10)	(32)
Deposits in foreign office	22	66	88	15	6	21

Total interest-bearing deposits	54	295	349	12	(38)	(26)
Federal funds purchased and securities sold under repurchase agreements	(9)	70	61	(1)	11	10
Bank notes and other short-term borrowings	3	37	40	—	(18)	(18)
Long-term debt	(6)	202	196	(48)	18	(30)

Total interest expense	42	604	646	(37)	(27)	(64)

Net interest income (taxable equivalent)	$226	$(14)	$212	$91	$(152)	$(61)

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
Noninterest income
Noninterest income for 2005 was $2.1 billion, representing a $149 million, or 8%, increase from 2004. In 2004, noninterest income was down $24 million, or 1%, from 2003.
The 2005 growth in noninterest income benefited from increases of $39 million in income from investment banking and capital markets activities, $59 million in net gains from loan securitizations and sales, and $24 million from letter of credit and loan fees. In addition, “miscellaneous income” rose by $41 million, due largely to higher net gains on the residual values of leased vehicles and equipment sold, and growth in various service charges. These positive results were moderated by decreases in a number of other revenue components, including a $27 million decline in service charges on deposit accounts and a $22 million decrease in income from trust and investment services.
In 2004, a $74 million decrease in net gains from loan securitizations and sales, and a $33 million reduction in service charges on deposit accounts drove the decline in noninterest income. These decreases were substantially offset, however, by increases in a number of other revenue components that resulted from stronger financial markets. As shown in Figure 7, income from investment banking and capital markets activities grew by $45 million, while income from trust and investment services rose by $19 million. In addition, Key benefited from a $25 million increase in income from letter of credit and loan fees.
FIGURE 7. NONINTEREST INCOME

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

Trust and investment services income	$542	$564	$545	$(22)	(3.9)%
Service charges on deposit accounts	304	331	364	(27)	(8.2)
Investment banking and capital markets income	294	255	210	39	15.3
Operating lease income	191	183	193	8	4.4
Letter of credit and loan fees	182	158	133	24	15.2
Corporate-owned life insurance income	109	110	114	(1)	(.9)
Electronic banking fees	96	85	80	11	12.9
Net gains from loan securitizations and sales	75	16	90	59	368.8
Net securities gains	1	4	11	(3)	(75.0)
Other income:
Insurance income	52	48	54	4	8.3
Loan securitization servicing fees	20	5	7	15	300.0
Credit card fees	14	13	11	1	7.7
Miscellaneous income	198	157	141	41	26.1

Total other income	284	223	213	61	27.4

Total noninterest income	$2,078	$1,929	$1,953	$149	7.7%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The following discussion explains the composition of certain components of Key’s noninterest income and the factors that caused those components to change.
Trust and investment services income. Trust and investment services is Key’s largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 8.
FIGURE 8. TRUST AND INVESTMENT SERVICES INCOME

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

Brokerage commissions and fee income	$247	$265	$265	$(18)	(6.8)%
Personal asset management and custody fees	153	156	147	(3)	(1.9)
Institutional asset management and custody fees	142	143	133	(1)	(.7)

Total trust and investment services income	$542	$564	$545	$(22)	(3.9)%

A significant portion of Key’s trust and investment services income depends on the value of assets under management. At December 31, 2005, assets under management at Key totaled $77.1 billion, representing a 3% increase from $74.6 billion at December 31, 2004. As shown in Figure 9, most of the increase was attributable to Key’s securities lending business. When clients’ securities are lent to a borrower, the borrower must provide Key with cash collateral, which is invested during the term of the loan. The difference between the revenue generated from the invested funds and the cost of the collateral is then shared with the client. This business, although profitable, generates significantly lower fees (commensurate with the lower level of risk inherent in the business) than other types of assets under management.
FIGURE 9. ASSETS UNDER MANAGEMENT

December 31,
in millions	2005	2004	2003

Assets under management by investment type:
Equity	$35,370	$34,788	$31,768
Securities lending	20,938	16,082	13,640
Fixed income	11,264	12,885	11,133
Money market	9,572	10,802	12,162

Total	$77,144	$74,557	$68,703

Proprietary mutual funds included in assets under management:
Money market	$7,884	$9,103	$10,188
Equity	4,594	3,651	3,165
Fixed income	722	827	1,015

Total	$13,200	$13,581	$14,368

The 2004 increase in income from trust and investment services was caused primarily by an increase in the market value of trust assets under management. However, results also benefited from the full year effect of repricing initiatives implemented in 2003.
Service charges on deposit accounts. In both 2005 and 2004, service charges on deposit accounts declined due primarily to a reduction in the level of overdraft, maintenance and account analysis fees charged to clients. The decline in overdraft fees reflects enhanced capabilities, such as “real time” posting, that allow clients to better manage their accounts. Maintenance fees were lower because a higher proportion of Key’s clients have elected to use Key’s free checking products. The decrease in account analysis fees was attributable to the rising interest rate environment in which clients have elected to pay for services with compensating balances.
Investment banking and capital markets income. As shown in Figure 10, during 2005 the growth in investment banking and capital markets income was due largely to improved results from dealer trading and derivatives, and higher net gains from principal investing. Of the $47 million improvement in income from dealer trading and derivatives, $11 million represented derivative income recorded during the first quarter of 2005 in connection with the anticipated sale of the indirect automobile loan portfolios completed in March and April 2005. The 2005 increase in total investment banking and capital markets income was moderated by a decrease in investment banking income caused by a slowdown in activity within the client segments served by Key. During 2004, increases occurred in all but one component of investment banking and capital markets income, with the largest growth coming from investment banking activities.
Key’s principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses. Principal investments consist of direct and indirect investments in predominantly privately held companies. These investments are carried on the balance sheet at fair value ($800 million at December 31, 2005, and $816 million at December 31, 2004). Thus, the net gains presented in Figure 10 stem from changes in estimated fair values as well as actual gains and losses on sales of principal investments. During the second quarter of 2005, Key received a $15 million distribution in the form of dividends and interest from principal investing activities. This revenue was recorded in net interest income. Had it been recorded in noninterest income, principal investing income for 2005 would have been significantly higher, and net interest income would have been correspondingly lower.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 10. INVESTMENT BANKING AND CAPITAL MARKETS INCOME

Year ended December 31 ,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

Investment banking income	$87	$122	$95	$(35)	(28.7)%
Net gains from principal investing	64	44	40	20	45.5
Dealer trading and derivatives income	55	8	9	47	587.5
Income from other investments	48	40	32	8	20.0
Foreign exchange income	40	41	34	(1)	(2.4)

Total investment banking and capital markets income	$294	$255	$210	$39	15.3%

Letter of credit and loan fees. The increase in non-yield-related loan fees in both 2005 and 2004 was attributable primarily to higher syndication and origination fees generated by the KeyBank Real Estate Capital and Corporate Banking lines of business. These improved results reflect stronger demand for commercial loans and a more disciplined approach to pricing, which considers overall client relationships.
Net gains from loan securitizations and sales.Key sells or securitizes loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio or to diversify funding sources. In both 2005 and 2004, net gains from loan securitizations and sales reflect the results of management’s decision to exit certain credit-only relationship businesses that did not meet Key’s performance standards or fit with our relationship banking strategy. During the first quarter of 2005, Key completed the sale of the prime segment of the indirect automobile loan portfolio, resulting in a gain of $19 million. In the prior quarter, Key recorded a $46 million loss associated with management’s decision to sell the broker-originated home equity and indirect automobile loan portfolios. The types of loans sold during 2005 and 2004 are presented in Figure 16 on page 31.
Noninterest expense
Noninterest expense for 2005 was $3.1 billion, representing a $176 million, or 6%, increase from 2004. In 2004, noninterest expense rose by $62 million, or 2%.
In 2005, personnel expense grew by $57 million and nonpersonnel expense was up $119 million. As shown in Figure 11, the increase in nonpersonnel expense was due primarily to higher costs associated with net occupancy, computer processing, professional fees, franchise and business taxes, and “miscellaneous expense.”
Excluding a $55 million write-off of goodwill (included in “miscellaneous expense”) recorded during the fourth quarter of 2004 in connection with management’s decision to sell Key’s nonprime indirect automobile loan business, the level of noninterest expense for 2004 was essentially unchanged from 2003. As shown in Figure 11, personnel expense rose by $56 million and computer processing expense was up $13 million from 2003. These increases were substantially offset by a $29 million reduction in franchise and business taxes, a $14 million decrease in equipment expense and smaller declines in a variety of other expense components.
FIGURE 11. NONINTEREST EXPENSE

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

Personnel	$1,606	$1,549	$1,493	$57	3.7%
Net occupancy	280	236	228	44	18.6
Computer processing	212	191	178	21	11.0
Operating lease expense	158	151	157	7	4.6
Professional fees	129	113	119	16	14.2
Marketing	118	111	120	7	6.3
Equipment	111	119	133	(8)	(6.7)
Other expense:
Postage and delivery	51	52	57	(1)	(1.9)
Franchise and business taxes	34	16	45	18	112.5
Telecommunications	30	29	32	1	3.4
OREO expense, net	8	17	16	(9)	(52.9)
Provision for losses on lending-related commitments	(7)	(4)	—	(3)	(75.0)
Miscellaneous expense	407	381	321	26	6.8

Total other expense	523	491	471	32	6.5

Total noninterest expense	$3,137	$2,961	$2,899	$176	5.9%

Average full-time equivalent employees	19,485	19,576	20,064	(91)	(.5)%

     MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND
SUBSIDIARIES
The following discussion explains the composition of certain components of Key’s noninterest expense and the factors that caused those components to change.
Personnel. As shown in Figure 12, personnel expense, the largest category of Key’s noninterest expense, rose by $57 million, or 4%, in 2005 and $56 million, or 4%, in 2004. The 2005 increase resulted from growth in all personnel expense components, due in part to the impact of normal salary increases, increased business activity, and expansion through acquisitions such as AEBF in December 2004. In 2004, the increase resulted from higher incentive compensation accruals and an increase in stock-based compensation expense. Most of Key’s stock options are granted in July and have a three-year vesting period. Each year since the 2003 adoption of the fair value method of accounting for stock options under SFAS No. 123, stock option expense recognized by Key has grown as new options granted in July begin to vest with other post-2002 grants. This expense growth is illustrated in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 61.
FIGURE 12. PERSONNEL EXPENSE

Year ended December 31,				Change 2005 vs 2004
dollars in millions	2005	2004	2003	Amount	Percent

Salaries	$878	$848	$858	$30	3.5%
Incentive compensation	396	393	338	3	.8
Employee benefits	263	258	255	5	1.9
Stock-based compensation[a]	54	40	23	14	35.0
Severance	15	10	19	5	50.0

Total personnel expense	$1,606	$1,549	$1,493	$57	3.7%

[a]	Excludes directors’ stock-based compensation of $2 million in 2005, $1 million in 2004 and $1 million in 2003 reported as “miscellaneous expense” in Figure 11.
One of management’s top four priorities has been to maintain a disciplined approach to managing expenses. We will continue to evaluate staffing levels and make cost-saving changes when they can be accomplished without damaging either client service or our ability to develop higher-return businesses. For 2005, the average number of full-time equivalent employees was 19,485, compared with 19,576 for 2004 and 20,064 for 2003. The average number of Key’s full-time equivalent employees has declined for seven consecutive years.
Net occupancy. During the first quarter of 2005, the Securities and Exchange Commission (“SEC”) issued interpretive guidance, applicable to all publicly held companies, related to the accounting for operating leases. As a result of this guidance, Key recorded a net occupancy charge of $30 million to adjust the accounting for rental expense associated with such leases from an escalating to a straight-line basis. This adjustment accounted for almost 70% of the $44 million, or 19%, increase in net occupancy expense in 2005.
Professional fees. In 2005, the $16 million, or 14%, increase in professional fees was due in part to higher costs associated with Key’s efforts to strengthen its compliance controls.
Franchise and business taxes. Franchise and business taxes rose by $18 million in 2005, in part because the 2004 amount was unusually low. In the first quarter of 2004, we recorded a $7 million adjustment to reverse certain business taxes that had been overaccrued. In 2004, the $29 million, or 64%, decrease also included a $9 million reclassification of expense to “income taxes” in the fourth quarter.
Miscellaneous expense. In 2005, the $26 million, or 7%, growth in “miscellaneous expense” included a $15 million increase in loan servicing expense. In addition, miscellaneous expense for 2005 included contributions of $35 million to our charitable trust, the Key Foundation, and a $16 million reserve established in connection with Key’s education lending business. This reserve was established to absorb noncredit-related losses expected to result from Key’s decision to discontinue the funding of new student loans for certain schools. The amount of the reserve was based on Key’s evaluation of the likelihood that the schools will close, and the dollar amount of unfunded loan commitments to students of those schools through the end of 2005. At December 31, 2005, the balance remaining in the reserve was $14 million.
The previously mentioned $55 million write-off of goodwill recorded during the fourth quarter of 2004 in connection with management’s decision to sell Key’s nonprime indirect automobile loan business substantially offset the overall increase in “miscellaneous expense” for 2005 and was the primary driver of the increase in 2004.
Income taxes
The provision for income taxes was $459 million for 2005, compared with $434 million for 2004 and $339 million for 2003. The effective tax rate, which is the provision for income taxes as a percentage of income before income taxes, was 28.9% for 2005, compared with 31.3% for 2004 and 27.3% for 2003.
The higher effective tax rate for 2004 was due primarily to the $55 million nondeductible write-off of goodwill discussed above, and a $43 million reduction in deferred tax assets that resulted from a comprehensive analysis of Key’s deferred tax accounts. Excluding these charges, the effective tax rate for 2004 was 27.6%.
The effective tax rates for the past three years (excluding the charges mentioned above) are substantially below Key’s combined federal and state tax rate of 37.5%, due primarily to income from investments in tax-advantaged assets such as corporate-owned life insurance, credits associated with investments in low-income housing projects and tax deductions associated with dividends paid on Key common shares held in Key’s 401(k) savings plan. In addition, a lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, no deferred income taxes are recorded on those earnings in accordance with SFAS No. 109 “ Accounting for Income Taxes.”

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FINANCIAL CONDITION
Loans and loans held for sale
Figure 13 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.
At December 31, 2005, total loans outstanding were $66.5 billion, compared with $63.4 billion at the end of 2004 and $59.8 billion at the end of 2003. The growth in our loans during 2005 was attributable largely to stronger demand for commercial loans in an improving economy. Commercial loan growth in 2004 was bolstered by the acquisitions of EverTrust and AEBF during the fourth quarter of 2004.
We have continued to use alternative funding sources like loan sales and securitizations to support our loan origination capabilities. In addition, over the past several years, we completed several acquisitions that have improved our ability to originate and sell new loans, and to
FIGURE 13. COMPOSITION OF LOANS

December 31,	2005		2004		2003
dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$20,579	31.0%	$18,730	29.6%	$16,336	27.3%
Commercial real estate[a]:
Commercial mortgage	8,360	12.6	8,131	12.8	6,329	10.6
Construction	7,109	10.7	5,508	8.7	4,977	8.3

Total commercial real estate loans	15,469	23.3	13,639	21.5	11,306	18.9
Commercial lease financing	10,352	15.5	10,155	16.0	7,939	13.3

Total commercial loans	46,400	69.8	42,524	67.1	35,581	59.5
CONSUMER
Real estate — residential mortgage	1,458	2.2	1,473	2.3	1,643	2.8
Home equity	13,488	20.3	14,062	22.2	15,038	25.2
Consumer — direct	1,794	2.7	1,983	3.1	2,114	3.5
Consumer — indirect:
Automobile lease financing	19	—	89	.1	305	.5
Automobile loans	—	—	—	—	2,025	3.4
Marine	2,715	4.1	2,624	4.2	2,506	4.2
Other	604	.9	617	1.0	542	.9

Total consumer — indirect loans	3,338	5.0	3,330	5.3	5,378	9.0

Total consumer loans	20,078	30.2	20,848	32.9	24,173	40.5

Total	$66,478	100.0%	$63,372	100.0%	$59,754	100.0%

	2002		2001
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$16,748	28.0%	$17,524	28.9%
Commercial real estate[a]:
Commercial mortgage	6,662	11.1	7,280	12.0
Construction	5,657	9.5	5,875	9.7

Total commercial real estate loans	12,319	20.6	13,155	21.7
Commercial lease financing	6,972	11.7	6,744	11.1

Total commercial loans	36,039	60.3	37,423	61.7

CONSUMER
Real estate — residential mortgage	2,006	3.3	2,350	3.9
Home equity	13,804	23.1	11,184	18.4
Consumer — direct	2,155	3.6	2,334	3.9
Consumer — indirect:
Automobile lease financing	873	1.5	2,036	3.4
Automobile loans	2,181	3.6	2,497	4.1
Marine	2,088	3.5	1,780	2.9
Other	667	1.1	1,036	1.7

Total consumer — indirect loans	5,809	9.7	7,349	12.1

Total consumer loans	23,774	39.7	23,217	38.3

Total	$59,813	100.0%	$60,640	100.0%

[a]	See Figure 14 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2005.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
securitize and service loans generated by others, especially in the area of commercial real estate.
Commercial loan portfolio. Commercial loans outstanding increased by $3.9 billion, or 9%, from 2004. Over the past year, all major segments of the commercial loan portfolio experienced growth, reflecting improvement in the economy. The growth in the commercial loan portfolio was broad-based and spread among a number of industry sectors.
Commercial real estate loans for both owner- and nonowner-occupied properties constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2005, Key’s commercial real estate portfolio included mortgage loans of $8.4 billion and construction loans of $7.1 billion. The average size of a mortgage loan was $.6 million, and the largest mortgage loan had a balance of $45 million. The average size of a construction loan commitment was $5 million. The largest construction loan commitment was $80 million, of which $56 million was outstanding.
Key conducts its commercial real estate lending business through two primary sources: a thirteen-state banking franchise and KeyBank Real Estate Capital, a national line of business that cultivates relationships both within and beyond the branch system. KeyBank Real Estate Capital deals exclusively with nonowner-occupied properties (generally properties in which the owner occupies less than 60% of the premises), and accounted for approximately 59% of Key’s total average commercial real estate loans during 2005. Our commercial real estate business as a whole focuses on larger real estate developers and, as shown in Figure 14, is diversified by both industry type and geography.
FIGURE 14. COMMERCIAL REAL ESTATE LOANS

December 31, 2005	Geographic Region				Total	Percent of
dollars in millions	East	Midwest	Central	West	Amount	Total

Nonowner-occupied:
Multi-family properties	$579	$520	$434	$617	$2,150	13.9%
Residential properties	555	172	277	828	1,832	11.8
Retail properties	113	581	222	193	1,109	7.2
Warehouses	198	207	78	129	612	4.0
Land and development	304	58	71	175	608	3.9
Office buildings	181	97	81	101	460	3.0
Hotels/Motels	10	41	17	12	80	.5
Manufacturing facilities	8	17	6	20	51	.3
Health facilities	14	—	—	23	37	.2
Other	292	380	29	112	813	5.3

	2,254	2,073	1,215	2,210	7,752	50.1
Owner-occupied	2,295	2,399	825	2,198	7,717	49.9

Total	$4,549	$4,472	$2,040	$4,408	$15,469	100.0%

Nonowner-occupied:
Nonperforming loans	$3	$4	$3	—	$10	N/M
Accruing loans past due 90 days or more	8	—	3	—	11	N/M
Accruing loans past due 30 through 89 days	19	9	—	$7	35	N/M

N/M = Not Meaningful
During 2005, we continued to expand our FHA financing and mortgage servicing capabilities by acquiring Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX, both headquartered in Dallas, Texas. These acquisitions added more than $28 billion to our commercial mortgage servicing portfolio and are just two in a series of acquisitions that we have initiated over the past several years to build upon our success in the commercial mortgage business.
Management believes Key has both the scale and array of products to compete on a world-wide basis in the specialty of equipment lease financing. This business is conducted through the Key Equipment Finance line of business and, over the past five years, has experienced a 10.5% compound annual growth rate in average lease financing receivables. It continues to benefit from the fourth quarter 2004 acquisition of AEBF, the equipment leasing unit of American Express’ small business division. AEBF had commercial loan and lease financing receivables of approximately $1.5 billion at the date of acquisition.
Consumer loan portfolio. Consumer loans outstanding decreased by $770 million, or 4%, from 2004. Key sold $298 million of home equity loans within the National Home Equity unit and experienced a general slowdown in the level of home equity loan originations during 2005. The resulting decline of $574 million in the home equity portfolio accounted for a significant portion of the overall decline in consumer loans. Excluding loan sales and acquisitions, consumer loans would have decreased by $514 million, or 2%, during the past twelve months.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. Key’s home equity portfolio is derived from our Community Banking line of business (responsible for 76% of the home equity portfolio at December 31, 2005) and the National Home Equity unit within our Consumer Finance line of business. The National Home Equity unit has two components: Champion Mortgage Company, a home equity finance company, and Key Home Equity Services, which purchases individual loans from an extensive network of correspondents and agents.
Figure 15 summarizes Key’s home equity loan portfolio at December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.
FIGURE 15. HOME EQUITY LOANS

December 31,
dollars in millions	2005	2004	2003	2002	2001

SOURCES OF LOANS OUTSTANDING
Community Banking	$10,237	$10,554	$9,853	$8,867	$6,431

Champion Mortgage Company	2,460	2,866	2,857	2,210	1,886
Key Home Equity Services division	791	642	2,328	2,727	2,867

National Home Equity unit	3,251	3,508	5,185	4,937	4,753

Total	$13,488	$14,062	$15,038	$13,804	$11,184

Nonperforming loans at year end	$79	$80	$153	$146	$60
Net charge-offs for the year	21	57	55	52	98
Yield for the year	6.60%	5.70%	5.92%	6.82%	8.55%

Loans held for sale. As shown in Note 7 (“Loans and Loans Held for Sale”), which begins on page 69, Key’s loans held for sale declined to $3.4 billion at December 31, 2005, from $4.4 billion at December 31, 2004, due primarily to loan sales, which we initiated to improve the profitability or risk profile of Key’s overall loan portfolio or to accommodate our asset/liability management needs. These transactions included the sales of the prime and nonprime segments of Key’s indirect automobile loan portfolio in the first and second quarters of 2005, respectively, due to management’s decision to exit these businesses.
Sales and securitizations. During 2005, Key sold $2.2 billion of commercial real estate loans, $1.7 billion of indirect consumer loans, $1.2 billion of education loans ($937 million through securitizations), $391 million of residential real estate loans, $298 million of home equity loans and $233 million of commercial loans and leases.
Among the factors that Key considers in determining which loans to sell or securitize are:
•	whether particular lending businesses meet our performance standards or fit with our relationship banking strategy;

•	our asset/liability management needs;

•	whether the characteristics of a specific loan portfolio make it conducive to securitization;

•	the relative cost of funds;

•	the level of credit risk; and

•	capital requirements.
Figure 16 summarizes Key’s loan sales (including securitizations) for 2005 and 2004.
FIGURE 16. LOANS SOLD (INCLUDING LOANS HELD FOR SELE)

		Commercial	Commercial	Residential	Home	Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	— Indirect	Education	Total

2005

Fourth quarter	$44	$792	$110	$95	$264	—	$834	$2,139
Third quarter	40	710	—	99	3	$111	48	1,011
Second quarter	21	336	—	99	—	635	128	1,219
First quarter	18	389	—	98	31	992	208	1,736

Total	$123	$2,227	$110	$391	$298	$1,738	$1,218	$6,105

2004

Fourth quarter	$43	$760	—	$99	$1,058	—	$118	$2,078
Third quarter	80	508	—	79	85	—	976	1,728
Second quarter	87	652	$5	121	70	$283	104	1,322
First quarter	130	198	—	61	664	—	138	1,191

Total	$340	$2,118	$5	$360	$1,877	$283	$1,336	$6,319

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 17 shows loans that are either administered or serviced by Key, but not recorded on its balance sheet. Included are loans that have been both securitized and sold, or simply sold outright. As discussed previously, the acquisitions of Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX added more than $28 billion to our commercial mortgage servicing portfolio during 2005.
FIGURE 17. LOANS ADMINISTERED OR SERVICED

December 31,
in millions	2005	2004	2003	2002	2001

Commercial real estate loans	$72,902	$33,252	$25,376	$19,508	$10,471
Education loans	5,083	4,916	4,610	4,605	4,433
Commercial loans	242	210	167	123	983
Home equity loans	59	130	215	456	768
Commercial lease financing	25	45	—	—	—
Automobile loans	—	—	—	54	131

Total	$78,311	$38,553	$30,368	$24,746	$16,786

In the event of default, Key is subject to recourse with respect to approximately $676 million of the $78.3 billion of loans administered or serviced at December 31, 2005. Additional information about this recourse arrangement is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 85.
Key derives income from two sources when we sell or securitize loans but retain the right to administer or service them. We earn noninterest income (recorded as “other income”) from servicing or administering the loans, and we earn interest income from any securitized assets we retain.
In addition, escrow deposits obtained in acquisitions, and collected in connection with the servicing of commercial real estate loans have contributed to the growth in Key’s average noninterest-bearing deposits over the past twelve months.
Figure 18 shows the remaining final maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2005, approximately 36% of these outstanding loans were scheduled to mature within one year. Loans with remaining final maturities greater than one year include $20.5 billion with floating or adjustable rates and $3.4 billion with predetermined rates.
FIGURE 18. REMAINING FINAL MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES

December 31, 2005	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$9,197	$9,263	$2,119	$20,579
Real estate — construction	2,422	4,434	253	7,109
Real estate — residential and commercial mortgage	2,062	3,785	3,971	9,818

	$13,681	$17,482	$6,343	$37,506

Loans with floating or adjustable interest rates[a]		$15,924	$4,543
Loans with predetermined interest rates[b]		1,558	1,800

		$17,482	$6,343

[a]	“ Floating” and “adjustable” rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

[b]	“Predetermined” interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities

At December 31, 2005, the securities portfolio totaled $8.7 billion and included $7.3 billion of securities available for sale, $91 million of investment securities and $1.3 billion of other investments (primarily principal investments). In comparison, the total portfolio at December 31, 2004, was $8.9 billion, including $7.5 billion of securities available for sale, $71 million of investment securities and $1.4 billion of other investments.
Securities available for sale. The majority of Key’s securities available-for-sale portfolio consists of collateralized mortgage obligations (“CMO”). A CMO is a debt security that is secured by a pool of mortgages or mortgage-backed securities. Key’s CMOs generate interest income and serve as collateral to support certain pledging agreements. At December 31, 2005, Key had $6.5 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared with $6.7 billion at December 31, 2004. Substantially all of Key’s mortgage-backed securities are issued or backed by federal agencies. The CMO securities held by Key are shorter-duration class bonds that are structured to have more predictable cash flows than longer-term class bonds.
The weighted-average maturity of the securities available-for-sale portfolio was 2.4 years at December 31, 2005, compared with 2.3 years at December 31, 2004.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The size and composition of Key’s securities available-for-sale portfolio depend largely on management’s assessment of current economic conditions, including the interest rate environment, and our needs for liquidity, as well as the extent to which we are required (or elect) to hold these assets as collateral to secure public funds and trust deposits. Although debt securities are generally used for this purpose, other assets, such as securities purchased under resale agreements, may be used temporarily when they provide more favorable yields or risks.
Figure 19 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 68.
FIGURE 19. SECURITIES AVAILABLE FOR SALE

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-	Retained			Weighted
	Agencies and	Political	Mortgage	Backed	Interests in	Other		Average
dollars in millions	Corporations	Subdivisions	Obligations[a]	Securities[a]	Securitizations[a]	Securities[b]	Total	Yield[c]

DECEMBER 31, 2005
Remaining maturity:
One year or less	$254	$1	$232	$6	—	$159	$652	3.51%
After one through five years	8	3	6,049	186	$115	99	6,460	4.36
After five through ten years	3	5	15	33	67	3	126	10.84
After ten years	3	9	2	9	—	8	31	7.24

Fair value	$268	$18	$6,298	$234	$182	$269	$7,269	—
Amortized cost	267	17	6,455	233	115	261	7,348	4.42%
Weighted-average yield [c]	4.25%	7.08%	3.99%	5.60%	27.50%	2.89%[d]	4.42%[d]	—
Weighted-average maturity	.4 years	11.1 years	2.4 years	3.8 years	5.4 years	2.5 years	2.4 years	—

DECEMBER 31, 2004
Fair value	$227	$22	$6,370	$330	$193	$309	$7,451	—
Amortized cost	227	21	6,460	322	103	302	7,435	4.26%

DECEMBER 31, 2003
Fair value	$64	$23	$6,606	$469	$175	$301	$7,638	—
Amortized cost	63	23	6,696	453	105	288	7,628	4.54%

[a]	Maturity is based upon expected average lives rather than contractual terms.

[b]	Includes primarily marketable equity securities.

[c]	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[d]	Excludes securities of $139 million at December 31,2005, that have no stated yield.
Investment securities. Commercial paper and securities issued by states and political subdivisions constitute most of Key’s investment securities.
Figure 20 shows the composition, yields and remaining maturities of these securities.
FIGURE 20. INVESTMENT SECURITIES

	States and			Weighted
	Political	Other		Average
dollars in millions	Subdivisions	Securities	Total	Yield[a]

DECEMBER 31, 2005
Remaining maturity:
One year or less	$12	$45	$57	4.21%
After one through five years	21	11	32	6.85
After five through ten years	2	—	2	8.84

Amortized cost	$35	$56	$91	5.25%
Fair value	36	56	92	—
Weighted-average maturity	2.0 years	.6 years	1.1 years	—

DECEMBER 31, 2004
Amortized cost	$58	$13	$71	8.01%
Fair value	61	13	74	—

DECEMBER 31, 2003
Amortized cost	$83	$15	$98	8.50%
Fair value	89	15	104	—

[a]	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — are carried at fair value, which aggregated $800 million at December 31, 2005, and $816 million at December 31, 2004. Principal investments represent approximately 60% of “other investments” at December 31, 2005. Key’s investments include direct and indirect investments — predominantly in privately held companies. Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors.
In addition to principal investments, “other investments” include other equity and mezzanine instruments that do not have readily determinable fair values. These securities include certain real estate-related investments that are carried at estimated fair value, as well as other types of securities that generally are carried at cost. Neither these securities nor principal investments have stated maturities.
Deposits and other sources of funds
“Core deposits” — domestic deposits other than certificates or deposit of $100,000 or more — are Key’s primary source of funding. These deposits generally are stable, have a relatively low cost and typically react more slowly to changes in interest rates than market-based deposits. During 2005, core deposits averaged $47.4 billion, and represented 60% of the funds Key used to support loans and other earning assets, compared with $43.9 billion and 59% during 2004, and $41.7 billion and 57% during 2003. The composition of Key’s deposits is shown in Figure 5, which spans pages 22 and 23.
The increase in the level of Key’s average core deposits during both 2005 and 2004 was due primarily to higher levels of Negotiable Order of Withdrawal (“NOW”) and money market deposit accounts, and noninterest-bearing deposits. In addition, during 2005, the level of time deposits rose slightly, following a 7% decline in 2004. These results reflect client preferences for investments that provide high levels of liquidity when interest rates are relatively low. The growth in money market deposit accounts during 2005 also reflected the introduction of new money market deposit account products. In each of the past two years, average noninterest-bearing deposits also increased because we intensified our cross-selling efforts, focused sales and marketing efforts on our free checking products, and collected more escrow deposits associated with the servicing of commercial real estate loans.
Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $16.0 billion during 2005, compared with $15.1 billion during 2004 and $14.0 billion in 2003.
The increases over the past two years were attributable primarily to higher levels of foreign branch deposits. These purchased funds have grown due in part to increased funding needs stemming from stronger demand for commercial loans. We continue to consider loan sales and securitizations as a funding alternative when market conditions are favorable.
Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves required to be maintained with the FRB. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2005 include demand deposits of $8.1 billion that are classified as money market deposit accounts. In Figure 5, these demand deposits continue to be reported as noninterest-bearing checking accounts.
At December 31, 2005, Key had $8.2 billion in time deposits of $100,000 or more. Figure 21 shows the maturity distribution of these deposits.
FIGURE 21. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

December 31, 2005	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$1,643	$3,023	$4,666
After three through six months	723	—	723
After six through twelve months	854	—	854
After twelve months	1,936	—	1,936

Total	$5,156	$3,023	$8,179

Capital
Shareholders’ equity. Total shareholders’ equity at December 31, 2005, was $7.6 billion, up $481 million from December 31, 2004. Factors contributing to the change in shareholders’ equity during 2005 are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 55.
Changes in common shares outstanding. Figure 22 below shows activities that caused the change in Key’s outstanding common shares over the past two years.
FIGURE 22. CHANGES IN COMMON SHARES OUTSTANDING

		2005 Quarters
in thousands	2005	Fourth	Third	Second	First	2004

SHARES OUTSTANDING AT BEGINNING OF PERIOD	407,570	408,542	408,231	407,297	407,570	416,494
Issuance of shares under employee benefit and dividend reinvestment plans	6,054	1,332	1,561	934	2,227	7,614
Repurchase of common shares	(7,000)	(3,250)	(1,250)	—	(2,500)	(16,538)

SHARES OUTSTANDING AT END OF PERIOD	406,624	406,624	408,542	408,231	407,297	407,570

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Key repurchases its common shares periodically under a repurchase program authorized by Key’s Board of Directors. Key repurchased 7,000,000 shares during 2005, leaving 22,461,248 shares remaining that may be purchased as of December 31, 2005. Key’s repurchase activity for each of the three months ended December 31, 2005, is summarized in Figure 23.
FIGURE 23. SHARE REPURCHASES

			Number of	Remaining Number of
			Shares Purchased	Shares that may
	Number of	Average	under a Publicly	be Purchased Under
	Shares	Price Paid	Announced	the Program as
in thousands, except per share data	Purchased	per Share	Program[a]	of each Month-End[a]

October 1-31, 2005	1,000	$31.70	1,000	24,711
November 1-30, 2005	2,250	32.68	2,250	22,461
December 1-31, 2005	—	—	—	22,461

Total	3,250	$32.38	3,250

[a]	In July 2004, the Board of Directors authorized the repurchase of 25,000,000 common shares, in addition to the shares remaining from a repurchase program authorized in September 2003. This action brought the total repurchase authorization to 31,961,248 shares. These shares may be repurchased in the open market or through negotiated transactions. The program does not have an expiration date.
At December 31, 2005, Key had 85,265,173 treasury shares. Management expects to reissue those shares from time-to-time to support the employee stock purchase, stock option and dividend reinvestment plans, and for other corporate purposes. During 2005, Key reissued 6,053,938 treasury shares.
Capital adequacy. Capital adequacy is an important indicator of financial stability and performance. Overall, Key’s capital position remains strong: the ratio of total shareholders’ equity to total assets was 8.16% at December 31, 2005, and 7.84% at December 31, 2004. Key’s ratio of tangible equity to tangible assets was 6.68% at December 31, 2005 —within our targeted range of 6.25% to 6.75%. Management believes that Key’s capital position provides the flexibility to take advantage of investment opportunities, to repurchase shares when appropriate and to pay dividends.
Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 (“Shareholders’ Equity”), which begins on page 76, explains the implications of failing to meet specific capital requirements. Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets,” which is total assets plus certain off-balance sheet items, both adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2005, Key’s Tier 1 capital ratio was 7.59%, and its total capital ratio was 11.47%.
Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the FRB’s risk-adjusted measure for market risk — as KeyCorp has — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2005, Key had a leverage ratio of 8.53%.
Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Key’s affiliate bank, KBNA, qualified as “well capitalized” at December 31, 2005, since it exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key would also qualify as “well capitalized” at December 31, 2005. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or KBNA.
Figure 24 presents the details of Key’s regulatory capital position at December 31, 2005 and 2004.
KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2005:
•	Book value per common share was $18.69, based on 406,623,607 shares outstanding, compared with $17.46, based on 407,569,669 shares outstanding, at December 31, 2004.

•	The closing market price of a KeyCorp common share was $32.93. This price was 176% of year-end book value per share, and would produce a dividend yield of 3.95%.

•	There were 42,665 holders of record of KeyCorp common shares.
In 2005, the quarterly dividend was $.325 per common share, up from $.31 per common share in 2004. On January 19, 2006, the quarterly dividend per common share was increased by 6.2% to $.345, effective with the March 2006 dividend payment.
Figure 35 on page 50 shows the market price ranges of Key’s common shares, per common share net income and dividends paid by quarter for each of the last two years.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 24. CAPITAL COMPONENTS AND RISK-WEIGHTED ASSETS

December 31,
dollars in millions	2005	2004

TIER 1 CAPITAL
Common shareholders’ equity[a]	$7,678	$7,143
Qualifying capital securities	1,542	1,292
Less: Goodwill	1,355	1,359
Other assets[b]	178	132

Total Tier 1 capital	7,687	6,944

TIER 2 CAPITAL
Allowance for losses on loans and lending-related commitments	1,025	1,205
Net unrealized gains on equity securities available for sale	4	3
Qualifying long-term debt	2,899	2,880

Total Tier 2 capital	3,928	4,088

Total risk-based capital	$11,615	$11,032

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$76,724	$73,911
Risk-weighted off-balance sheet exposure	25,619	23,519
Less: Goodwill	1,355	1,359
Other assets[b]	785	649
Plus: Market risk-equivalent assets	1,064	733

Risk-weighted assets	$101,267	$96,155

AVERAGE QUARTERLY TOTAL ASSETS	$92,206	$89,248

CAPITAL RATIOS
Tier 1 risk-based capital ratio	7.59%	7.22%
Total risk-based capital ratio	11.47	11.47
Leverage ratio[c]	8.53	7.96

[a]	Common shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities) or net gains or losses on cash flow hedges.

[b]	Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

[c]	This ratio is Tier 1 capital divided by average quarterly total assets less goodwill, the nonqualifying intangible assets described in footnote (b) and deductible portions of nonfinancial equity investments.
OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS
Off-balance sheet arrangements

Key is party to various types of off-balance sheet arrangements, which could expose Key to contingent liabilities or risks of loss that are not reflected on the balance sheet.
Variable interest entities. A variable interest entity (“VIE”) is a partnership, limited liability company, trust or other legal entity that does not have sufficient equity to conduct its activities without additional subordinated financial support from another party, or for which the voting rights of some investors are not proportional to their economic interest in the entity, or whose investors lack one of three characteristics associated with owning a controlling financial interest, as described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”) under the heading “Variable Interest Entities” on page 71. Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” requires VIEs to be consolidated by the party that is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation” on page 57 and Note 8.
Key is involved with certain VIEs in which it holds a significant interest, but for which it is not the primary beneficiary. In accordance with Revised Interpretation No. 46, these entities are not consolidated. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns. Key’s involvement with these VIEs is described in Note 8 under the heading “Unconsolidated VIEs” on page 72.
Loan securitizations. Key originates, securitizes and sells education loans. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying special purpose entity (“SPE”)) of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. These transactions provide an alternative source of funding for Key. In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts established by Key under SFAS No. 140, are exempt from consolidation.
In some cases, Key retains a residual interest in self-originated, securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Key reports servicing assets in “accrued income and other assets” on the balance sheet. Key accounts for all other retained interests as debt securities and classifies them as either available-for-sale securities or trading account assets. When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. In the event that cash flows generated by the securitized loans become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key. Additional information pertaining to Key’s retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations” on page 59, Note 6 (“Securities”), which begins on page 68, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 70.
Commitments to extend credit of funding. Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay. Further information about Key’s loan commitments at December 31, 2005, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 83.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 25 includes the remaining contractual amount of each class of commitments to extend credit or funding. For loan commitments and commercial letters of credit, this amount represents Key’s maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and then subsequently default on payment for the total amount of the then outstanding loan.
Other off-balance sheet arrangements. Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and other relationships, such as liquidity support provided to an asset-backed commercial paper conduit, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 18 under the heading “Other Off-Balance Sheet Risk” on page 86.
Contractual obligations
Figure 25 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2005, by the specific time periods in which related payments are due or commitments expire.
FIGURE 25. CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET COMMITMENTS

		After	After
December 31, 2005	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total
Contractual obligations[a]:
Deposits with no stated maturity	$39,416	—	—	—	$39,416
Time deposits of $100,000 or more	6,243	$974	$349	$613	8,179
Other time deposits	7,107	2,597	398	1,068	11,170
Federal funds purchased and securities sold under repurchase agreements	4,835	—	—	—	4,835
Bank notes and other short-term borrowings	1,780	—	—	—	1,780
Long-term debt	2,231	4,483	1,899	5,326	13,939
Noncancelable operating leases	131	227	166	308	832
Purchase obligations:
Banking and financial data services	95	78	28	—	201
Telecommunications	36	20	1	—	57
Professional services	26	16	—	—	42
Technology equipment and software	44	42	15	4	105
Other	14	16	7	1	38

Total purchase obligations	215	172	51	5	443

Total	$61,958	$8,453	$2,863	$7,320	$80,594

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$11,815	$8,530	$9,198	$2,017	$31,560
Home equity	—	—	69	7,262	7,331
Commercial letters of credit	149	144	43	—	336
Principal investing and other commitments	4	15	49	163	231

Total	$11,968	$8,689	$9,359	$9,442	$39,458

[a] Deposits and borrowings exclude interest.
Guarantees
Key is a guarantor in various agreements with third parties. As guarantor, Key may be contingently liable to make payments to the guaranteed party based on changes in a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). These variables, known as underlyings, may be related to an asset or liability, or another entity’s failure to perform under an obligating agreement. Additional information regarding these types of arrangements is presented in Note 18 under the heading “Guarantees” on page 85.
RISK MANAGEMENT
Overview
Certain risks are inherent in the business activities that financial services companies conduct. The ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining safety and soundness and to maximizing profitability. Management believes that the most significant risks to which Key is exposed are market risk, credit risk, liquidity risk and operational risk. Each type of risk is defined and discussed in greater detail in the remainder of this section.

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
Interest rate risk management
Key’s Asset/Liability Management Policy Committee has developed a program to measure and manage interest rate risk. This senior management committee is also responsible for approving Key’s asset/liability management (“A/LM”) policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Key’s sensitivity to changes in interest rates.
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
Measurement of short-term interest rate exposure. Key uses a simulation model to measure interest rate risk. The model estimates the impact that various changes in the overall level of market interest rates would have on net interest income over one- and two-year time periods. The results help Key develop strategies for managing exposure to interest rate risk.
Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions and judgments. Primary among these for Key are those related to loan and deposit growth, asset and liability prepayments, interest rate variations, product pricing, and on- and off-balance sheet management strategies. Management believes its assumptions are reasonable. Nevertheless, simulation modeling produces only a sophisticated estimate, not a precise calculation of exposure.
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
meaning that yields on loans and other assets respond more quickly to market forces than rates paid on deposits and other liabilities. Key has historically maintained a modest liability-sensitive position to increasing interest rates under our “standard” risk assessment. However, since mid-2004, Key has been operating with a slight asset-sensitive position. This change resulted from management’s decision in the fourth quarter of 2003 to move Key to an asset-sensitive position by gradually lowering its liability-sensitivity over a nine- to twelve-month period. Management actively monitors the risk of changes in interest rates and takes preventive actions, when deemed necessary, with the objective of assuring that net interest income at risk does not exceed internal guidelines. In addition, since rising rates typically reflect an improving economy, management expects that Key’s lines of business could increase their portfolios of market-rate loans and deposits, which would mitigate the effect of rising rates on Key’s interest expense.
As discussed above, since mid-2004, Key has been operating with a slight asset-sensitive position. Deposit growth, sales of fixed-rate consumer loans, and the maturity of receive fixed A/LM interest rate swaps have contributed to Key’s efforts to manage net interest income during this period as short-term interest rates have increased. Additionally, management has refined simulation model assumptions to address anticipated changes in deposit pricing on select products in a very competitive marketplace. Considering Key’s current asset-sensitive position, net interest income should benefit from rising interest rates, but could be adversely affected if interest rates were to decline to near year-ago levels. Key manages interest rate risk with a long-term perspective. Although our rate risk guidelines currently call for a slightly asset-sensitive position, our bias is to be modestly liability-sensitive in the long run.
For purposes of simulation modeling, we estimate net interest income starting with current market interest rates, and assume that those rates will not change in future periods. Then we measure the amount of net interest income at risk by assuming a gradual 200 basis point increase or decrease in the Federal Funds target rate over the next twelve months. At the same time, we adjust other market interest rates, such as U.S. Treasury, LIBOR, and interest rate swap rates, but not as dramatically. These market interest rate assumptions form the basis for our “standard” risk assessment in a stressed period for interest rate changes. We also assess rate risk assuming that market interest rates move faster or slower, and that the magnitude of change results in “steeper” or “flatter” yield curves. (The yield curve depicts the relationship between the yield on a particular type of security and its term to maturity.)
In addition to modeling interest rates as described above, Key models the balance sheet in three distinct ways to forecast changes over different periods and under different conditions. Our initial simulation of net interest income assumes that the composition of the balance sheet will not change over the next year. In other words, current levels of loans, deposits, investments, and other related assets and liabilities are held constant, and loans, deposits and investments that are assumed to mature or prepay are replaced with like amounts. Interest rate swaps and investments used for asset/liability management purposes, and term debt used for liquidity management purposes are allowed to mature without replacement. In this simulation, we are simplistically capturing the effect of hypothetical changes in interest rates on future net interest income volatility. Additionally, growth in floating-rate loans and fixed-rate deposits, which naturally reduces the amount of net interest income at risk when interest rates are rising, is not captured in this simulation.
Another simulation, using Key’s “most likely balance sheet,” assumes that the balance sheet will grow at levels consistent with consensus economic forecasts. Investments used for A/LM purposes will be allowed to mature without replacement, and term debt used for liquidity management purposes will be incorporated to ensure a prudent level of liquidity. Forecasted loan, security, and deposit growth in the simulation model produces incremental risks, such as gap risk, option risk and basis risk, that may increase interest rate risk. To mitigate these risks, management makes assumptions about future on- and off-balance sheet management strategies. In this simulation, we are testing the sensitivity of net interest income to future balance sheet volume changes while simultaneously capturing the effect of hypothetical changes in interest rates on future net interest income volatility. As of December 31, 2005, based on the results of our simulation model, and assuming that management does not take action to alter the outcome, Key would expect net interest income to increase by approximately .75% if short-term interest rates gradually increase by 200 basis points over the next twelve months. Conversely, if short-term interest rates gradually decrease by 200 basis points over the next twelve months, net interest income would be expected to increase by approximately .51% over the next year.
The results of the above scenarios indicate that Key’s balance sheet is positioned to benefit if short-term interest rates were to increase or decrease over the next twelve months. This is because management assumes Key will be able to manage the rates paid for interest-bearing core deposits. We also assess rate risk assuming that unexpected competitive forces impact our flexibility to manage deposit rates. To mitigate the risk of a potentially adverse effect on earnings, we use interest rate swaps while maintaining the flexibility to lower rates on deposits, if necessary.
The results of the “most likely balance sheet” simulation form the basis for our “standard” risk assessment that is performed monthly and reported to Key’s risk governance committees. There are a variety of factors that can influence the results of the simulation. Assumptions we make about loan and deposit growth strongly influence funding, liquidity, and interest rate sensitivity. Figure 26 illustrates the variability of the simulation results that can arise from changing certain major assumptions.
Finally, we simulate the effect of increasing market interest rates in the second year of a two-year time horizon. The first year of this simulation is identical to the “most likely balance sheet” simulation discussed above except that we assume market interest rates do not change. In the second year, we assume that the balance sheet will continue to grow at levels consistent with consensus economic forecasts, that interest rate swaps and investments used for asset/liability management purposes will be allowed to mature without replacement, and that term debt will be used for liquidity management purposes. Increases in short-term borrowings remain constrained and incremental funding needs are met through term debt issuance. Forecasted loan, security and deposit growth in the second year of the simulation model produces incremental risks, such as gap, option and basis risk, that may increase interest rate risk. In the second year of the simulation, management does not make any additional assumptions about future on- and off-balance sheet management strategies.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 26. NET INTEREST INCOME VOLATILITY

Per $100 Million of New Business	Net Interest Income Volatility	Interest Rate Risk Profile

Floating-rate commercial loans at 6.25% funded short-term.	Increases annual net interest income $2.0 million.	No change.

Two-year fixed-rate CDs at 4.50% that reduce short-term funding.	Rates unchanged: Decreases annual net interest income $.3 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .03%

Rates up 200 basis points over 12 months: Increases annual net interest income $.8 million.

Five-year fixed-rate home equity loans at 7.00% funded short-term.	Rates unchanged: Increases annual net interest income $2.4 million.	Increases the “standard” simulated net interest income at risk to rising rates by .03%.

Rates up 200 basis points over 12 months: Increases annual net interest income $1.5 million.

Premium money market deposits at 4.00% that reduce short-term funding.	Rates unchanged: Increases annual net interest income $.3 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .01%.

Rates up 200 basis points over 12 months: Increases annual net interest income $.5 million.

Information presented in the above figure assumes a short-term funding rate of 4.25%.
As of December 31, 2005, based on the results of a model in which we simulate the effect of a gradual 200 basis point increase in short-term interest rates only in the second year of a two-year time horizon, using the “most likely balance sheet,” and assuming that management does not take action to alter the outcome, Key would expect net interest income in the second year to increase by approximately .09%. Conversely, if short-term interest rates gradually decrease by 200 basis points in the second year but remain unchanged in the first year, net interest income would be expected to increase by approximately .74% during the second year.
The results of the above second year scenarios reflect management’s intention to gradually reduce Key’s current asset-sensitive position to rising interest rates. In the fourth quarter of 2005, $1.5 billion of receive fixed/pay variable interest rate swaps were executed, most with maturities of one year. Given the current expectations for future increases in short-term interest rates, we currently plan to add moderate amounts of receive fixed/pay variable interest rate swaps during 2006 in support of a gradual reduction in asset sensitivity.
The results of the simulation model can be different for different changes in market interest rates and over different time frames, even if the various business flow assumptions remain static. Figure 27 demonstrates Key’s net interest income exposure to various changes in the overall level of interest rates over various time frames. For purposes of demonstrating Key’s net interest income exposure, it is assumed that semi-annual base net interest income will be $1.5 billion for the next two years, and that interest rates will not change. The extent to which Key’s assumed base net interest income will change from a current asset-sensitive position depends on the assumed slope of the yield curve as well as how fast and far interest rates are assumed to change.
FIGURE 27. NET INTEREST INCOME EXPOSURE OVER A TWO-YEAR TIME FRAME

	First Year		Second Year
in millions	First Six Months	Twelve Months	First Six Months	Twelve Months

Assumed Base Net Interest Income	$1,500	$3,000	$1,500	$3,000

POTENTIAL RATE CHANGES	SIMULATED NET INTEREST INCOME CHANGE FROM BASE

Short-term rates increasing .5% per quarter in the first year, then no change afterwards.	+$9	+$23	+$27	+$73
	(asset sensitive)	(asset sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates increasing .5% per quarter in the first and second year.	+$9	+$23	+$24	+$56
	(asset sensitive)	(asset sensitive)	(asset sensitive)	(asset sensitive)

Short-term rates unchanged in the first year, then increasing .5% per quarter afterwards.	—	—	-$1	+$3
			(liability sensitive)	(asset sensitive)

Short-term rates decreasing .5% per quarter in the first year, then no change afterwards.	+$2	+$15	-$4	-$32
	(liability sensitive)	(liability sensitive)	(asset sensitive)	(asset sensitive)

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
We actively manage our interest rate sensitivity through securities, debt issuance and derivatives. Key’s two major business groups conduct activities that generally result in an asset-sensitive position. To compensate, we typically issue floating-rate debt, or fixed-rate debt swapped to floating, so that the rate paid on deposits and borrowings in the aggregate will respond more quickly to market forces. Interest rate swaps are the primary tool we use to modify our interest rate sensitivity and our asset and liability durations. During 2003, management focused on interest rate swap maturities of two years or less to preserve the flexibility to change from “liability-sensitive” to “asset-sensitive” in a relatively short period of time. Since September 30, 2003, management has moved toward, then maintained, an “asset-sensitive” interest rate risk profile. During 2004, the shift to asset sensitivity reflected maturities, early terminations and a lower volume of new interest rate swaps related to conventional asset/liability management. During the fourth quarter of 2004, we terminated receive fixed interest rate swaps with a notional amount of $3.2 billion in advance of their maturity dates to achieve our desired interest rate sensitivity position. These terminations were completed because the growth of our fixed-rate loans and leases, which was bolstered by the acquisition of AEBF, exceeded the growth in fixed-rate liabilities.
The decision to use interest rate swaps rather than securities, debt or other on-balance sheet alternatives depends on many factors, including the mix and cost of funding sources, liquidity and capital requirements, and interest rate implications. Figure 28 shows the maturity structure for all swap positions held for asset/liability management purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to floating rate through a “receive fixed, pay variable” interest rate swap. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 87.
FIGURE 28. PORTFOLIO SWAPS BY INTEREST RATE RISK MANAGEMENT STRATEGY

	December 31, 2005					December 31, 2004
				Weighted-Average Rate
	National	Fair	Maturity			National	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value

Receive fixed/pay variable — conventional A/LMa	$2,050	$(8)	1.1	4.6%	4.4%	$3,400	$10
Receive fixed/pay variable — conventional debt	5,961	85	7.7	5.3	4.3	5,814	247
Pay fixed/receive variable — forward starting	1,000	—	1.0	4.9	4.6	—	—
Pay fixed/receive variable — conventional debt	911	(20)	5.5	3.5	4.2	1,173	(33)
Foreign currency — conventional debt	2,868	(137)	3.7	3.1	4.5	2,559	478
Basis swaps[b]	13,000	(3)	.9	4.2	4.1	9,500	(6)

Total portfolio swaps	$25,790	$(83)	3.0	4.4%	4.2%	$22,446	$696

[a] Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.

[b]	These portfolio swaps are not designated as hedging instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
Key’s securities and term debt portfolios also are used to manage interest rate risk. Details regarding these portfolios can be found in the discussion of securities, which begins on page 32, in Note 6 (“Securities”), which begins on page 68, and in Note 12 (“Long-Term Debt”), which begins on page 75. Collateralized mortgage obligations, the majority of which have relatively short average lives, have been used in conjunction with swaps to manage our interest rate risk position.
Trading portfolio risk management
Key’s trading portfolio is described in Note 19.
Management uses a value at risk (“VAR”) simulation model to measure the potential adverse effect of changes in interest rates, foreign exchange rates, equity prices and credit spreads on the fair value of Key’s trading portfolio. Using two years of historical information, the model estimates

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
the maximum potential one-day loss with a 95% confidence level. Statistically, this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times each year. Key’s Financial Markets Committee has established VAR limits for our trading units. At December 31, 2005, the aggregate one-day trading limit set by the committee was $4.4 million. In addition to comparing VAR exposure against limits on a daily basis, management monitors loss limits, uses sensitivity measures and conducts stress tests.
Key is operating within the above constraints. During 2005, Key’s aggregate daily average, minimum and maximum VAR amounts were $2.1 million, $.8 million and $5.3 million, respectively. During 2004, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.6 million, $.8 million and $4.1 million, respectively.
As noted in the discussion of investment banking and capital markets income on page 26, Key used interest rate swaps to manage the economic risk associated with its sale of the indirect automobile loan portfolio. Even though these derivatives were not subject to VAR trading limits, Key measured their exposure on a daily basis and the results are included in the VAR amounts indicated above for 2005. The daily average, minimum and maximum VAR exposures for these derivatives were $.8 million, zero and $3.6 million, respectively.
Credit risk management
Credit risk represents the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. It is inherent in the financial services industry and results from extending credit to clients, purchasing securities and entering into financial derivative contracts.
Credit policy, approval and evaluation. Key manages its credit risk exposure through a multi-faceted program. Independent committees approve both retail and commercial credit policies. Once approved, these policies are communicated throughout Key with the objective of having a consistent approach to granting credit.
The Credit Risk Management department performs credit approval. Credit Risk Management is independent of Key’s lines of business and comprises senior officers who have extensive experience in structuring and approving loans. Only Credit Risk Management officers are authorized to grant significant exceptions to credit policies. Exceptions to established policies arc normal when mitigating circumstances dictate. Most major lending units have been assigned specific thresholds designed to keep exceptions within a manageable level. Key has a well-established process in place to monitor compliance with credit policies known as the quarterly Underwriting Standards Review (“USR”). The quarterly USR report provides data on all commercial loans over $2 million at the time of their approval. Each quarter, the data is analyzed to determine if lines of business have adhered to established exception limits. Further, the USR report identifies grading trends of new business, hurdle rate exceptions, transactions with higher risk and other pertinent lending information. This process is intended to allow Key to take timely action to modify lending practices when necessary.
Credit Risk Management is responsible for assigning loan grades at the time of origination and as the loans season. Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology blends management’s judgment and quantitative modeling.
On the commercial side, loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second reflects expected loss, given default, on a particular credit facility. Both ratings work from a twenty grade rating scale. The assessment of default probability is based, among other factors, on the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and an assessment of industry risk within the context of the general economic outlook. Types of exposure and transaction structure, including credit risk mitigants, are additional factors that affect the expected loss assessment.
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
Key maintains an active concentration management program to help diversify its credit portfolios. On exposures to individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the borrower. Internal hold limits are higher for borrowers with higher credit quality. Key’s legal lending limit is well in excess of $1 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2005, Key had fourteen client relationships with loan commitments of more than $200 million. The average amount outstanding on these commitments at December 31 was $78 million. In general, Key’s philosophy is to maintain a diverse portfolio with regard to credit exposures.
Key manages industry concentrations using several methods. On smaller portfolios, we sometimes set limits according to a percentage of Key’s overall loan portfolio. On larger, or higher risk portfolios, Key may establish a specific dollar commitment level or a level of economic capital that is not to be exceeded.
In addition, Key takes an active role in managing the overall loan portfolio in a manner consistent with our asset quality objectives. Actions taken to manage the loan portfolio could entail the use of derivatives to buy or sell credit protection, loan securitizations, portfolio swaps or bulk purchases and sales. The overarching goal is to continually manage the loan portfolio within a desirable range of asset quality.
Allowance for loan losses. The allowance for loan losses at December 31, 2005, stood at $966 million, or 1.45% of loans. This compares with $1.138 billion, or 1.80% of loans, at December 31,2004. The allowance includes $6 million that was specifically allocated for impaired loans of $9 million at December 31, 2005, compared with $12 million that was allocated for impaired loans of $38 million one year ago. For more information about impaired loans, see Note 9 (“Impaired Loans and Other Nonperforming Assets”) on page 73. At December 31, 2005, the allowance for loan losses was 348.74% of nonperforming loans, compared with 369.48% at December 31, 2004.
During the first quarter of 2004, Key reclassified $70 million of its allowance for loan losses to a separate allowance for probable credit losses inherent in lending-related commitments. Earnings for the first quarter of 2004 and prior period balances were not affected by this reclassification.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The separate allowance is included in “accrued expense and other liabilities” on the balance sheet and totaled $59 million at December 31, 2005, compared with $66 million at December 31, 2004. Key establishes the amount of this allowance by analyzing its lending-related commitments quarterly, or more often if deemed necessary.
Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 59. Briefly, management allocates an allowance to an impaired loan by applying an assumed rate of loss to the outstanding balance based on the credit rating assigned to the loan. If the outstanding balance is greater than $2.5 million, and the resulting allocation is deemed insufficient to cover the extent of the impairment, a specific allowance is assigned to the loan. A specific allowance may also be assigned even when sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full. The allowance for loan losses arising from nonimpaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, and by exercising judgment to assess the impact of factors such as changes in economic conditions, credit policies or underwriting standards, and the level of credit risk associated with specific industries and markets. The aggregate balance of the allowance for loan losses at December 31, 2005, represents management’s best estimate of the losses inherent in the loan portfolio at that date.
The level of watch credits in the commercial portfolio has been progressively decreasing for three years. Watch credits are loans that may deteriorate in quality due to the debtor’s current financial condition and related inability to perform in accordance with the terms of the loan. The commercial loan portfolios with the most significant decreases in watch credits during 2005 were institutional, middle market, healthcare and commercial real estate. These changes reflect the fluctuations that occur in loan portfolios from time to time.
As shown in Figure 29, the 2005 decrease in Key’s allowance for loan losses was attributable primarily to improving credit quality trends in certain commercial loan portfolios, as well as 2005 charge-offs of $135 million in the commercial passenger airline lease portfolio, for which we had previously provided reserves.
FIGURE 29. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2005			2004			2003
		Percent of	Percent of		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type		Allowance	Loan Type
December 31,		to Total	to Total		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$524	54.3%	31.0%	$560	49.2%	29.6%	$758	53.9%	27.3%
Real estate — commercial mortgage	38	3.9	12.6	38	3.3	12.8	42	3.0	10.6
Real estate — construction	136	14.1	10.7	147	12.9	8.7	159	11.3	8.3
Commercial lease financing	123	12.7	15.5	224	19.7	16.0	150	10.7	13.3

Total commercial loans	821	85.0	69.8	969	85.1	67.1	1,109	78.9	59.5
Real estate — residential mortgage	9	.9	2.2	9	.8	2.3	4	.3	2.8
Home equity	62	6.4	20.3	65	5.7	22.2	79	5.6	25.2
Consumer — direct	40	4.2	2.7	45	4.0	3.1	57	4.1	3.5
Consumer — indirect lease financing	1	.1	—	4	.4	.1	9	.6	.5
Consumer — indirect other	33	3.4	5.0	46	4.0	5.2	148	10.5	8.5

Total consumer loans	145	15.0	30.2	169	14.9	32.9	297	21.1	40.5

Total	$966	100.0%	100.0%	$1,138	100.0%	100.0%	$1,406	100.0%	100.0%

	2002			2001
		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$938	64.6%	28.0%	$1,154	68.8%	28.9%
Real estate — commercial mortgage	48	3.3	11.1	46	2.7	12.0
Real estate — construction	160	11.0	9.5	168	10.0	9.7
Commercial lease financing	103	7.1	11.7	88	5.3	11.1

Total commercial loans	1,249	86.0	60.3	1,456	86.8	61.7
Real estate — residential mortgage	3	.2	3.3	5	.3	3.9
Home equity	63	4.3	23.1	49	2.9	18.4
Consumer — direct	21	1.5	3.6	30	1.8	3.9
Consumer — indirect lease financing	5	.3	1.5	8	.5	3.4
Consumer — indirect other	111	7.7	8.2	129	7.7	8.7

Total consumer loans	203	14.0	39.7	221	13.2	38.3

Total	$1,452	100.0%	100.0%	$1,677	100.0%	100.0%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
During the first quarter of 2005, Key refined its methodology for allocating the allowance established for nonimpaired loans. The process used by management to establish this portion of the allowance is described in Note 1 under the heading “Allowance for Loan Losses” on page 59. The allowance for loan losses for each of the four preceding years was reallocated among the various segments of Key’s loan portfolio to reflect this refinement.
Net loan charge-offs.    Net loan charge-offs for 2005 were $315 million, or .49% of average loans, representing Key’s lowest level of net charge-offs since 1998. These results compare with net charge-offs of $431 million, or .70% of average loans, for 2004, and $548 million, or .91 % of average loans, for 2003. The composition of Key’s loan charge-offs and recoveries by type of loan is shown in Figure 30.
FIGURE 30. SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions	2005	2004	2003	2002	2001

Average loans outstanding during the year	$64,789	$61,107	$59,928	$60,578	$63,140

Allowance for loan losses at beginning of year	$1,138	$1,406	$1,452	$1,677	$1,001
Loans charged off:
Commercial, financial and agricultural	80	145	280	403	308

Real estate — commercial mortgage	19	35	42	81	23
Real estate — construction	5	5	7	22	8

Total commercial real estate loans[a]	24	40	49	103	31
Commercial lease financing	183	52	60	94	62

Total commercial loans	287	237	389	600	401
Real estate — residential mortgage	7	17	11	7	17
Home equity	26	63	60	56	99
Consumer — direct	38	42	47	51	48
Consumer — indirect lease financing	3	8	15	25	27
Consumer — indirect other	48	216	156	166	192

Total consumer loans	122	346	289	305	383

	409	583	678	905	784
Recoveries:
Commercial, financial and agricultural	21	41	36	44	26

Real estate — commercial mortgage	3	8	11	6	4
Real estate — construction	3	4	3	2	—

Total commercial real estate loans[a]	6	12	14	8	4
Commercial lease financing	35	14	13	9	5

Total commercial loans	62	67	63	61	35
Real estate — residential mortgage	1	1	1	1	8
Home equity	5	6	5	4	1
Consumer — direct	8	9	9	8	9
Consumer — indirect lease financing	2	3	6	8	9
Consumer — indirect other	16	66	46	43	49

Total consumer loans	32	85	67	64	76

	94	152	130	125	111

Net loans charged off	(315)	(431)	(548)	(780)	(673)
Provision for loan losses	143	185	501	553	1,350
Reclassification of allowance for credit losses on lending-related commitments[b]	—	(70)	—	—	—
Allowance related to loans acquired (sold), net	—	48	—	2	(1)
Foreign currency translation adjustment	—	—	1	—	—

Allowance for loan losses at end of year	$966	$1,138	$1,406	$1 ,452	$1 ,677

Net loan charge-offs to average loans	.49%	.70%	.91%	1.29%	1.07%
Allowance for loan losses to year-end loans	1.45	1.80	2.35	2.43	2.77
Allowance for loan losses to nonperforming loans	348.74	369.48	202.59	153.98	184.29

a See Figure 14 and the accompanying discussion on page 30 for more information related to Key’s commercial real estate portfolio.
b Included in “accrued expenses and other liabilities” on the consolidated balance sheet.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The largest decreases in net charge-offs for 2005 occurred primarily in the middle market segment of the commercial, financial and agricultural loan portfolio, and in the home equity and indirect consumer loan portfolios. The latter was due largely to the reclassification of the indirect automobile loan portfolio to held-for-sale status in the fourth quarter of 2004. These reductions were offset in part by an increase in the level of charge-offs taken against the commercial lease financing portfolio. As mentioned above, during 2005, Key charged off $135 million of commercial airline leases, reducing our exposure to that industry to $86 million, with less than $1 million categorized as nonperforming.
Nonperforming assets. Figure 31 shows the composition of Key’s nonperforming assets, which at December 31, 2005, were at their lowest level in eleven years. These assets totaled $307 million at December 31, 2005, and represented .46% of loans, other real estate owned (known as “OREO”) and other nonperforming assets, compared with $379 million, or .60%, at December 31, 2004. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on pages 58 and 59 for a summary of Key’s nonaccrual and charge-off policies.
FIGURE 31. SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31,
dollars in millions	2005	2004	2003	2002	2001

Commercial, financial and agricultural	$63	$37	$252	$448	$409

Real estate — commercial mortgage	43	37	85	157	187
Real estate — construction	2	20	25	50	83

Total commercial real estate loans[a]	45	57	110	207	270
Commercial lease financing	39	84	103	69	94

Total commercial loans	147	178	465	724	773
Real estate — residential mortgage	41	39	39	36	32
Home equity	79	80	153	146	60
Consumer — direct	2	3	14	13	9
Consumer — indirect lease financing	1	1	3	5	10
Consumer — indirect other	7	7	20	19	26

Total consumer loans	130	130	229	219	137

Total nonperforming loans	277	308	694	943	910

Nonperforming loans held for sale	3	8	—	—	—

OREO	25	53	61	48	38
Allowance for OREO losses	(2)	(4)	(4)	(3)	(1)

OREO, net of allowance	23	49	57	45	37

Other nonperforming assets[b]	4	14	2	5	—

Total nonperforming assets	$307	$379	$753	$993	$947

Accruing loans past due 90 days or more	$90	$122	$152	$198	$250
Accruing loans past due 30 through 89 days	491	491	613	790	1,096

Nonperforming loans to year-end loans	.42%	.49%	1.16%	1 .58%	1.50%
Nonperforming assets to year-end loans plus OREO and other nonperforming assets	.46	.60	1.26	1.66	1.56

[a]	See Figure 14 and the accompanying discussion on page 30 for more information related to Key’s commercial real estate portfolio.

[b]	Primarily collateralized mortgage-backed securities.
Most of the 2005 reduction in nonperforming assets occurred during the fourth quarter as a result of the previously mentioned charge-offs taken on several credits within the commercial passenger airline portfolio. The decrease in nonperforming assets also reflected an improvement in the construction portfolio as well as substantial declines in OREO and other nonperforming assets. These reductions were offset in part by an increase in commercial, financial and agricultural loans on nonaccrual status.
At December 31, 2005, our 20 largest nonperforming loans totaled $91 million, representing 33% of total loans on nonperforming status.
The level of Key’s delinquent loans has been trending downward, due largely to a strengthening economy and strategic changes, such as reductions in credit-only client relationships, in the composition of Key’s loan portfolio. Over the course of a normal business cycle, there will be fluctuations in the level of Key’s delinquent loans.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Credit exposure by industry classification in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans,” is presented in Figure 32. The types of activity that caused the change in Key’s nonperforming loans during 2005 are summarized in Figure 33.
FIGURE 32. COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

			Nonperforming Loans
December 31, 2005	Total	Loans		% of Loans
dollars in millions	Commitments[a]	Outstanding	Amount	Outstanding

Industry classification:
Manufacturing	$10,242	$3,246	$22	.7%
Services	9,610	2,906	5	.2
Retail trade	6,297	3,826	3	.1
Financial services	4,901	2,069	2	.1
Property management	3,799	1,498	1	.1
Public utilities	3,592	598	—	—
Wholesale trade	3,352	1,355	9	.7
Insurance	2,422	100	—	—
Building contractors	2,021	816	4	.5
Public administration	1,147	401	—	—
Transportation	1,141	448	10	2.2
Communications	1,001	382	—	—
Agriculture/forestry/fishing	878	533	2	.4
Mining	737	197	—	—
Individuals	73	48	—	—
Other	2,789	2,156	5	.2

Total	$54,002	$20,579	$63	.3%

a Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.
FIGURE 33. SUMMARY OF CHANGES IN NONPERFORMING LOANS

		2005 Quarters
in millions	2005	Fourth	Third	Second	First	2004

BALANCE AT BEGINNING OF PERIOD	$308	$360	$292	$299	$308	$694
Loans placed on nonaccrual status	361	106	126	58	71	394
Charge-offs	(315)	(164)	(49)	(48)	(54)	(382)
Loans sold	(10)	(2)	(3)	—	(5)	(192)
Payments	(41)	(14)	(5)	(13)	(9)	(161)
Transfers to OREO	(16)	—	—	(4)	(12)	(11)
Loans returned to accrual status	(10)	(9)	(1)	—	—	(34)

BALANCE AT END OF PERIOD	$277	$277	$360	$292	$299	$308

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
Key’s liquidity could be adversely affected by both direct and indirect circumstances. An example of a direct (but hypothetical) event would be a downgrade in Key’s public credit rating by a rating agency due to

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
deterioration in asset quality, a large charge to earnings, a decline in profitability or other financial measures, or a significant merger or acquisition. Examples of indirect (but hypothetical) events unrelated to Key that could have an effect on Key’s access to liquidity would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation or rumors about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
In accordance with A/LM policy, Key performs stress tests to consider the effect that a potential downgrade in its debt ratings could have on liquidity over various time periods. These debt ratings, which are presented in Figure 34 on page 48, have a direct impact on our cost of funds and our ability to raise funds under normal as well as adverse conditions. The results of our stress tests indicate that, following the occurrence of an adverse event, Key can continue to meet its financial obligations and to fund its operations for at least one year. The stress test scenarios include major disruptions to our access to funding markets and consider the potential adverse effect of core client activity on cash flows. To compensate for the effect of these activities, alternative sources of liquidity are incorporated into the analysis over different time periods to project how we would manage fluctuations on the balance sheet. Several alternatives for enhancing Key’s liquidity are actively managed on a regular basis. These include emphasizing client deposit generation, securitization market alternatives, loan sales, extending the maturity of wholesale borrowings, purchasing deposits from other banks, and developing relationships with fixed income investors. Key also measures its capacity to borrow using various debt instruments and funding markets. Moreover, Key will, on occasion, guarantee a subsidiary’s obligations in transactions with third parties. Management closely monitors the extension of such guarantees to ensure that Key will retain ample liquidity in the event it must step in to provide financial support.
Key also maintains a liquidity contingency plan that outlines the process for addressing a liquidity crisis. The plan provides for an evaluation of funding sources under various market conditions. It also assigns specific roles and responsibilities for effectively managing liquidity through a problem period. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, eurodollars and commercial paper) and also can borrow from the Federal Reserve Bank’s discount window to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve Bank outstanding at December 31, 2005.
Key monitors its funding sources and measures its capacity to obtain funds in a variety of wholesale funding markets. This is done with the objective of maintaining an appropriate mix of funds considering both cost and availability. We use several tools to actively manage and maintain sufficient liquidity on an ongoing basis.
•	Key maintains a portfolio of securities that generates monthly principal cash flows and payments at maturity.

•	We have the ability to access the whole loan sale and securitization markets for a variety of loan types.

•	Our 947 KeyCenters generate a sizable volume of core deposits. We monitor deposit flows and use alternative pricing structures to attract deposits as appropriate. For more information about core deposits, see the section entitled “Deposits and other sources of funds” on page 34.

•	Key has access to the term debt markets through various programs described in the section entitled “Additional sources of liquidity” on page 48.
In addition to cash flows from operations, Key’s cash flows come from both investing and financing activities. Over the past three years, the primary sources of cash from investing activities have been loan securitizations and sales, and the sales, prepayments and maturities of securities available for sale. Investing activities that have required the greatest use of cash include acquisitions completed during the fourth quarter of 2004, lending and purchases of new securities.
Over the past three years, the primary sources of cash from financing activities have been the growth in deposits (including eurodollar deposits during 2004), the use of short-term borrowings during 2005 and the issuance of long-term debt. Significant outlays of cash over the past three years have been made to repay debt issued in prior periods. In both 2004 and 2003, cash outlays were also made to reduce the level of short-term borrowings.
The Consolidated Statements of Cash Flow on page 56 summarize Key’s sources and uses of cash by type of activity for each of the past three years.
Figure 25 on page 37 summarizes Key’s significant contractual cash obligations at December 31, 2005, by specific time periods in which related payments are due or commitments expire.
Liquidity for KeyCorp (the “parent company”)
The parent company has sufficient liquidity when it can service its debt, support customary corporate operations and activities (including acquisitions), at a reasonable cost, in a timely manner and without adverse consequences, and pay dividends to shareholders.
A primary tool used by management to assess our parent company liquidity is our net short-term cash position, which measures the ability to fund debt maturing in twelve months or less with existing liquid assets. Another key measure of parent company liquidity is the “liquidity gap,” which represents the difference between projected liquid assets and anticipated financial obligations over specified time horizons. We generally rely upon the issuance of term debt to manage the liquidity gap within targeted ranges assigned to various time periods.
The parent has met its liquidity requirements principally through regular dividends from KBNA. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
During 2005, KBNA paid the parent a total of $700 million in dividends, and nonbank subsidiaries paid the parent a total of $929 million in dividends. As of the close of business on December 31, 2005, KBNA had an additional $286 million available to pay dividends to the parent without prior regulatory approval and without affecting its status as “well-capitalized” under FDIC-defined capital categories. These capital categories are summarized in Note 14 (“Shareholders’ Equity”) under the heading “Capital Adequacy” on page 77. The parent company generally maintains excess funds in short-term investments in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2005, the parent company held $1.9 billion in short-term investments, which we projected to be sufficient to meet our debt repayment obligations over a period of approximately twenty months.
Additional sources of liquidity
Management has implemented several programs that enable the parent company and KBNA to raise funding in the public and private markets when necessary. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or renewed as needed. There are no restrictive financial covenants in any of these programs.
Bank note program. KBNA’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2005, there were $1.4 billion of notes issued under this program. These notes have original maturities in excess of one year and are included in “long-term debt.” At December 31, 2005, $14.4 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, the parent company and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KBNA and $1.0 billion by the parent company). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies. During 2005, there were $1.1 billion of notes issued under this program. At December 31, 2005, $6.6 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, the parent company registered $2.9 billion of securities under a shelf registration statement filed with the SEC. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. During 2005, there were $250 million of notes issued under this program. At December 31, 2005, unused capacity under this registration statement totaled $904 million.
Commercial paper. The parent company has a commercial paper program that provides funding availability of up to $500 million. As of December 31, 2005, there were no borrowings outstanding under this program.
KBNA has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2005, borrowings outstanding under this commercial paper program totaled C$730 million in Canadian currency and $78 million in U.S. currency (equivalent to C$91 million in Canadian currency).
Key’s debt ratings are shown in Figure 34 below. Management believes that these debt ratings, under normal conditions in the capital markets, allow for future offerings of securities by the parent company or KBNA that would be marketable to investors at a competitive cost.
FIGURE 34. DEBT RATINGS

		Senior	Subordinated
	Short-term	Long-Term	Long-Term	Capital
December 31, 2005	Borrowings	Debt	Debt	Securities

KEYCORP (THE PARENT COMPANY)
Standard & Poor’s	A-2	A-	BBB+	BBB
Moody’s	P-1	A2	A3	A3
Fitch	F1	A	A-	A-

KBNA
Standard & Poor’s	A-1	A	A-	N/A
Moody’s	P-1	A1	A2	N/A
Fitch	F1	A	A-	N/A

KEY NOVA SCOTIA FUNDING COMPANY (“KNSF”)
Dominion Bond
Rating Service[a]	R-1 (middle)	N/A	N/A	N/A

a Reflects the guarantee by KBNA of KNSF’s issuance of Canadian commercial paper.
N/A = Not Applicable
Operational risk management
Key, like all businesses, is subject to operational risk, which represents the risk of loss resulting from human error, inadequate or failed internal processes and systems, and external events. Operational risk also encompasses compliance (legal) risk, which is the risk of loss from violations of, or noncompliance with, laws, rules, regulations, prescribed practices or ethical standards. Resulting losses could take the form of explicit charges, increased operational costs, harm to Key’s reputation or forgone opportunities. Key seeks to mitigate operational risk through a system of internal controls.
We continuously look for opportunities to improve our oversight of Key’s operational risk. For example, we implemented a loss-event database to track the amounts and sources of operational losses. This tracking mechanism gives us another resource to identify weaknesses and the need to take corrective action. Also, we rely upon sophisticated software programs designed to assist in monitoring our control processes. This technology has enhanced the reporting of the effectiveness of our controls to our management and Board.
In addition, we continuously strive to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations. Primary responsibility for managing internal control mechanisms lies with the managers of Key’s various lines of business. Key’s risk management function monitors and assesses the overall effectiveness of our system of internal controls on an ongoing basis. Risk Management reports the results of reviews on internal controls and systems to management and the Audit Committee, and independently supports the Audit Committee’s oversight of these controls.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Finally, a senior management committee, known as the Operational Risk Committee, oversees Key’s level of operational risk and directs and supports Key’s operational infrastructure and related activities.
Regulatory agreements. On October 17, 2005, KeyCorp entered into a memorandum of understanding with the Federal Reserve Bank of Cleveland (“FRBC”), and KBNA entered into a consent order with the Comptroller of the Currency (“OCC”), concerning compliance-related matters, particularly arising under the Bank Secrecy Act. Management does not expect these actions to have a material effect on Key’s operating results; neither the OCC nor the FRBC imposed a fine or civil money penalty in the matter. As part of the consent order and memorandum of understanding, Key has agreed to continue to strengthen its anti-money laundering and other compliance controls. We believe we have made significant progress in this regard and will continue with our improvement efforts into 2006. Specifically, we will continue to enhance related training for our employees, upgrade our client due diligence procedures and install advanced technologies.
FOURTH QUARTER RESULTS
Some of the highlights of Key’s fourth quarter results are summarized below. Key’s financial performance for each of the past eight quarters is summarized in Figure 35.
Net income. Key had net income of $296 million, or $.72 per diluted common share, compared with $213 million, or $.51 per share, for the fourth quarter of 2004. Adjusted net income for the year-ago quarter was $290 million, or $.70 per share, excluding the effects of the sale of the broker-originated home equity loan portfolio and the reclassification of the indirect automobile loan portfolio to held-for-sale status.
The growth in unadjusted earnings resulted from increases in both net interest income and noninterest income. These positive changes were offset in part by a rise in noninterest expense. In addition, Key’s provision for loan losses was an expense for the fourth quarter of 2005, compared with a credit for the year-ago quarter.
On an annualized basis and unadjusted for the actions described in the above paragraph, Key’s return on average total assets for the fourth quarter of 2005 was 1.27%, compared with .95% for the fourth quarter of 2004. The annualized return on average equity was 15.59% for the fourth quarter of 2005, compared with 11.99% for the year-ago quarter.
Net interest income. Net interest income increased to $718 million for the fourth quarter of 2005 from $672 million for the same period last year. Average earning assets rose by 4%, due primarily to commercial loan growth, while the net interest margin increased 8 basis points to 3.71%. The growth in commercial loans was attributable in part to the acquisition of AEBF during the fourth quarter of 2004.
Noninterest income. Key’s noninterest income was $561 million for the fourth quarter of 2005, compared with $479 million for the year-ago quarter. The increase was attributable primarily to net gains from loan securitizations and sales recorded in the fourth quarter of 2005, compared with net losses recorded in the year-ago quarter. Current year results included a $16 million gain from the annual securitization and sale of education loans, while last year’s results included a $46 million loss associated with the sale of the broker-originated home equity and indirect automobile loan portfolios. Also contributing to the improved performance was a $15 million increase in income from principal investing.
Noninterest expense. Key’s noninterest expense was $834 million for the fourth quarter of 2005, compared with $818 million for the same period last year. Excluding a $55 million write-off of goodwill recorded during the fourth quarter of 2004 in connection with the decision to sell Key’s nonprime indirect automobile loan business, noninterest expense for the fourth quarter of 2005 was up $71 million from the year-ago quarter. Nonpersonnel expense accounted for most of the growth. During the fourth quarter of 2005, “miscellaneous expense” included a $15 million contribution to our charitable trust, the Key Foundation, a $10 million accrual for the settlement of a business dispute and an additional $5 million reserve to absorb potential noncredit-related losses from Key’s education lending business. Also contributing to the increase in noninterest expense were professional fees associated with Key’s efforts to strengthen its compliance controls, higher franchise and business taxes, and an increase in net occupancy expense. Personnel expense rose by $5 million from the fourth quarter of 2004.
Provision for loan losses. Key’s provision for loan losses was an expense of $36 million for the fourth quarter of 2005, compared with a credit of $21 million for the year-ago quarter. The significant increase was due to two factors. The credit of $21 million resulted from the reversal of provision recorded in prior periods and was done in connection with management’s decision to sell Key’s indirect automobile loan portfolio. The amount reversed was equal to the remaining allowance allocated to this portfolio after it was marked to fair value and reclassified to held-for-sale status. In addition, because of continued improvement in asset quality, Key did not record any provision for loan losses during the fourth quarter of 2004.
Net loan charge-offs for the quarter totaled $164 million, or .98% of average loans, compared with $140 million, or .88%, for the fourth quarter of 2004. Included in net charge-offs for the fourth quarter of 2005 were $127 million of commercial passenger airline leases. In the year-ago quarter, net charge-offs included $84 million that related to the broker-originated home equity and indirect automobile loan portfolios that Key decided to exit.
Income taxes. The provision for income taxes was $113 million for the fourth quarter of 2005, compared with $141 million for the fourth quarter of 2004. The effective tax rate for the fourth quarter was 27.6% compared with 39.8% for the year-ago quarter. The decrease in the effective tax rate was due primarily to the $55 million nondeductible write-off of goodwill discussed above, and a fourth quarter 2004 reduction of $43 million in deferred tax assets that was offset in part by a reduction in tax reserves. The reduction in deferred tax assets resulted from a comprehensive analysis of Key’s tax accounts. Excluding the above items, the effective tax rate for the fourth quarter of 2004 was 26.9%.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 35. SELECTED QUARTERLY FINANCIAL DATA

	2005 Quarters				2004 Quarters
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First

FOR THE QUARTER
Interest income	$1,262	$1,174	$1,116	$1,065	$1,005	$945	$905	$931
Interest expense	544	481	423	379	333	294	276	278
Net interest income	718	693	693	686	672	651	629	653
Provision for loan losses	36	43	20	44	(21)	51	74	81
Noninterest income	561	531	486	500	479	482	491	477
Noninterest expense	834	781	753	769	818	729	717	697
Income before income taxes	409	400	406	373	354	353	329	352
Net income	296	278	291	264	213	252	239	250

PER COMMON SHARE
Net income	$.72	$.68	$.71	$.65	$.52	$.62	$.58	$.60
Net income — assuming dilution	.72	.67	.70	.64	.51	.61	.58	.59
Cash dividends paid	.325	.325	.325	.325	.31	.31	.31	.31
Book value at period end	18.69	18.41	18.01	17.58	17.46	17.12	16.77	16.98
Market price:
High	34.05	35.00	33.80	34.07	34.50	32.02	32.27	33.23
Low	30.10	31.65	31.52	31.00	31.35	29.00	28.23	28.63
Close	32.93	32.25	33.15	32.45	33.90	31.60	29.89	30.29
Weighted-average common shares (000)	408,431	410,456	408,754	408,264	408,243	407,187	410,292	416,680
Weighted-average common shares and potential common shares (000)	412,542	415,441	414,309	413,762	413,727	411,575	414,908	421,572

AT PERIOD END
Loans	$66,478	$65,575	$64,690	$64,018	$63,372	$61,968	$60,749	$59,475
Earning assets	80,143	80,096	78,548	77,937	78,140	75,660	74,364	72,664
Total assets	93,126	92,323	91,015	90,276	90,747	88,463	86,231	84,457
Deposits	58,765	58,071	58,063	57,127	57,842	55,843	52,423	49,931
Long-term debt	13,939	14,037	13,588	14,100	14,846	13,444	14,608	15,333
Shareholders’ equity	7,598	7,522	7,352	7,162	7,117	6,946	6,829	6,999

PERFORMANCE RATIOS
Return on average total assets	1.27%	1.22%	1.30%	1.18%	.95%	1.16%	1.13%	1.19%
Return on average equity	15.59	14.84	16.15	15.09	11.99	14.62	13.97	14.47
Net interest margin (taxable equivalent)	3.71	3.67	3.71	3.66	3.63	3.60	3.56	3.73

CAPITAL RATIOS AT PERIOD END
Equity to assets	8.16%	8.15%	8.08%	7.93%	7.84%	7.85%	7.92%	8.29%
Tangible equity to tangible assets	6.68	6.68	6.60	6.43	6.35	6.57	6.64	6.98
Tier 1 risk-based capital	7.59	7.72	7.68	7.34	7.22	7.72	7.93	8.10
Total risk-based capital	11.47	11.83	11.72	11.58	11.47	11.67	12.07	12.22
Leverage	8.53	8.60	8.49	7.91	7.96	8.27	8.34	8.45

OTHER DATA
Average full-time equivalent employees	19,417	19,456	19,429	19,571	19,575	19,635	19,514	19,585
KeyCenters	947	946	945	940	935	921	902	903

Note 3 (“Acquisitions”) on page 64 contains specific information about the acquisitions that Key completed during the past three years to help in understanding how those transactions may have impacted Key’s financial condition and results of operations.
CERTIFICATIONS
KeyCorp has filed, as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2005, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
On May 18, 2005, KeyCorp submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

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
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Key. Management has assessed the effectiveness of Key’s internal control and procedures over financial reporting using criteria described in “Internal Control — Integrated Framework”, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes that Key maintained an effective system of internal control over financial reporting as of December 31, 2005. Key’s independent auditors have issued an attestation report, dated February 24, 2006, on management’s assessment of Key’s internal control over financial reporting, which is included in this annual report.

Henry L. Meyer III
Chairman and Chief Executive Officer

Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

KEYCORP AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Shareholders and Board of Directors
KeyCorp
We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting appearing under Management’s Annual Report on Internal Control Over Financial Reporting, that KeyCorp and subsidiaries (“Key”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Key’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Key maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Key maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Key as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholder’s equity, and cash flow for each of the three years in the period ended December 31, 2005 and our report dated February 24, 2006 expressed an unqualified opinion thereon.
Cleveland, Ohio
February 24, 2006
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
KeyCorp
We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries (“Key”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of Key’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Key’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2006 expressed an unqualified opinion thereon.
Cleveland, Ohio
February 24, 2006

KEYCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,
dollars in millions	2005	2004

ASSETS
Cash and due from banks	$3,108	$2,454
Short-term investments	1,592	1,472
Securities available for sale	7,269	7,451
Investment securities (fair value: $92 and $74)	91	71
Other investments	1,332	1,421
Loans, net of unearned income of $2,153 and $2,225	66,478	63,372
Less: Allowance for loan losses	966	1,138

Net loans	65,512	62,234
Loans held for sale	3,381	4,353
Premises and equipment	656	603
Goodwill	1,355	1,359
Other intangible assets	125	87
Corporate-owned life insurance	2,690	2,608
Derivative assets	1,039	1,949
Accrued income and other assets	4,976	4,685

Total assets	$93,126	$90,747

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$24,241	$21,748
Savings deposits	1,840	1,970
Certificates of deposit ($100,000 or more)	5,156	4,697
Other time deposits	11,170	10,435

Total interest-bearing	42,407	38,850
Noninterest-bearing	13,335	11,581
Deposits in foreign office — interest-bearing	3,023	7,411

Total deposits	58,765	57,842
Federal funds purchased and securities sold under repurchase agreements	4,835	2,145
Bank notes and other short-term borrowings	1,780	2,515
Derivative liabilities	1,060	1,196
Accrued expense and other liabilities	5,149	5,086
Long-term debt	13,939	14,846

Total liabilities	85,528	83,630

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued	—	—
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 491,888,780 shares	492	492
Capital surplus	1,534	1,491
Retained earnings	7,882	7,284
Treasury stock, at cost (85,265,173 and 84,319,111 shares)	(2,204)	(2,128)
Accumulated other comprehensive loss	(106)	(22)

Total shareholders’ equity	7,598	7,117

Total liabilities and shareholders’ equity	$93,126	$90,747

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31,
dollars in millions, except per share amounts	2005	2004	2003

INTEREST INCOME
Loans	$3,922	$3,263	$3,402
Loans held for sale	254	114	112
Investment securities	3	5	7
Securities available for sale	328	331	356
Short-term investments	56	38	30
Other investments	54	35	27

Total interest income	4,617	3,786	3,934

INTEREST EXPENSE
Deposits	1,026	677	703
Federal funds purchased and securities sold under repurchase agreements	121	60	50
Bank notes and other short-term borrowings	82	42	60
Long-term debt	598	402	432

Total interest expense	1,827	1,181	1,245

NET INTEREST INCOME	2,790	2,605	2,689
Provision for loan losses	143	185	501

Net interest income after provision for loan losses	2,647	2,420	2,188

NONINTEREST INCOME
Trust and investment services income	542	564	545
Service charges on deposit accounts	304	331	364
Investment banking and capital markets income	294	255	210
Operating lease income	191	183	193
Letter of credit and loan fees	182	158	133
Corporate-owned life insurance income	109	110	114
Electronic banking fees	96	85	80
Net gains from loan securitizations and sales	75	16	90
Net securities gains	1	4	11
Other income	284	223	213

Total noninterest income	2,078	1,929	1,953

NONINTEREST EXPENSE
Personnel	1,606	1,549	1,493
Net occupancy	280	236	228
Computer processing	212	191	178
Operating lease expense	158	151	157
Professional fees	129	113	119
Marketing	118	111	120
Equipment	111	119	133
Other expense	523	491	471

Total noninterest expense	3,137	2,961	2,899

INCOME BEFORE INCOME TAXES	1,588	1,388	1,242
Income taxes	459	434	339

NET INCOME	$1,129	$954	$903

Per common share:
Net income	$2.76	$2.32	$2.13
Net income — assuming dilution	2.73	2.30	2.12
Cash dividends declared	1.30	1.24	1.22
Weighted-average common shares outstanding (000)	408,981	410,585	422,776
Weighted-average common shares and potential common shares outstanding (000)	414,014	415,430	426,157

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common					Accumulated
	Shares				Treasury	Other
	Outstanding	Common	Capital	Retained	Stock,	Comprehensive	Comprehensive
dollars in millions, except per share amounts	(000)	Shares	Surplus	Earnings	at Cost	Income (Loss)	Income

BALANCE AT DECEMBER 31, 2002	423,944	$492	$1,449	$6,448	$(1,593)	$39
Net income				903			$903
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($43)[a]						(68)	(68)
Net unrealized losses on derivative financial instruments, net of income taxes of ($3)						(6)	(6)
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes of $1						2	2
Foreign currency translation adjustments						29	29
Minimum pension liability adjustment, net of income taxes of ($2)						(4)	(4)

Total comprehensive income							$856

Deferred compensation			11
Cash dividends declared on common shares ($1.22 per share)				(513)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	4,050		(12)		95
Repurchase of common shares	(11,500)				(303)

BALANCE AT DECEMBER 31, 2003	416,494	$492	$1,448	$6,838	$(1,801)	$(8)
Net income				954			$954
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $2[a]						6	6
Net unrealized losses on derivative financial instruments, net of income taxes of ($23)						(40)	(40)
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes of $1						1	1
Foreign currency translation adjustments						23	23
Minimum pension liability adjustment, net of income taxes of ($2)						(4)	(4)

Total comprehensive income							$940

Deferred compensation			17
Cash dividends declared on common shares ($1.24 per share)				(508)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	7,614		26		185
Repurchase of common shares	(16,538)				(512)

BALANCE AT DECEMBER 31, 2004	407,570	$492	$1,491	$7,284	$(2,128)	$(22)
Net income				1,129			$1,129
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($35)[a]						(60)	(60)
Net unrealized gains on derivative financial instruments, net of income taxes of $5						9	9
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes						1	1
Foreign currency translation adjustments						(33)	(33)
Minimum pension liability adjustment, net of income taxes						(1)	(1)

Total comprehensive income							$1,045

Deferred compensation			30
Cash dividends declared on common shares ($1.30 per share)				(531)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	6,054		13		153
Repurchase of common shares	(7,000)				(229)

BALANCE AT DECEMBER 31, 2005	406,624	$492	$1,534	$7,882	$(2,204)	$(106)

*	Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($7) million (($4) million after tax) in 2005, ($34) million (($22) million after tax) in 2004 and $57 million ($37 million after tax) in 2003.
See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

Year ended December 31,
in millions	2005	2004	2003

OPERATING ACTIVITIES
Net income	$1,129	$954	$903
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	143	185	501
Depreciation expense and software amortization	358	400	368
Net securities gains	(1)	(4)	(11)
Net gains from principal investing	(64)	(44)	(40)
Net gains from loan securitizations and sales	(75)	(16)	(90)
Deferred income taxes	105	417	72
Net (increase) decrease in loans held for sale	972	(1,979)	(271)
Net (increase) decrease in trading account assets	13	170	(232)
Other operating activities, net	(412)	(298)	(293)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,168	(215)	907
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired	(219)	(1,733)	(17)
Net (increase) decrease in other short-term investments	(133)	(38)	260
Purchases of securities available for sale	(3,770)	(2,110)	(6,186)
Proceeds from sales of securities available for sale	187	448	3,333
Proceeds from prepayments and maturities of securities available for sale	3,686	1,839	3,435
Purchases of investment securities	(43)	—	(19)
Proceeds from prepayments and maturities of investment securities	23	26	53
Purchases of other investments	(445)	(621)	(366)
Proceeds from sales of other investments	280	301	80
Proceeds from prepayments and maturities of other investments	270	88	217
Net increase in loans, excluding acquisitions, sales and divestitures	(3,964)	(5,876)	(2,414)
Purchases of loans	(42)	(55)	(453)
Proceeds from loan securitizations and sales	604	3,789	2,411
Purchases of premises and equipment	(155)	(102)	(95)
Proceeds from sales of premises and equipment	12	7	12
Proceeds from sales of other real estate owned	67	75	74

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(3,642)	(3,962)	325
FINANCING ACTIVITIES
Net increase in deposits	943	6,429	1,532
Net increase (decrease) in short-term borrowings	1,955	(1,060)	(1,071)
Net proceeds from issuance of long-term debt	3,048	3,687	2,932
Payments on long-term debt	(3,187)	(4,277)	(4,520)
Purchases of treasury shares	(229)	(512)	(303)
Net proceeds from issuance of common stock	129	160	59
Cash dividends paid	(531)	(508)	(513)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,128	3,919	(1,884)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	654	(258)	(652)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	2,454	2,712	3,364

CASH AND DUE FROM BANKS AT END OF YEAR	$3,108	$2,454	$2,712

Additional disclosures relative to cash flow:
Interest paid	$1,737	$1,143	$1,258
Income taxes paid	195	102	285
Noncash items:
Loans transferred from portfolio to held for sale	—	$1,737	—
Loans transferred to other real estate owned	$47	81	$98
Assets acquired	81	2,413	27
Liabilities assumed	7	1,109	10

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION
KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation’s largest bank-based financial services companies. KeyCorp’s subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Consumer Banking, and Corporate and Investment Banking. As of December 31, 2005, KeyCorp’s banking subsidiaries operated 947 KeyCenters, a telephone banking call center services group and 2,180 ATMs in sixteen states.
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
BASIS OF PRESENTATION
Consolidation. The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Key consolidates any voting rights entity in which it has a controlling financial interest. In accordance with Financial Accounting Standards Board (“FASB”) Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” a variable interest entity (“VIE”) is consolidated if Key is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments. See Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 70, for information on Key’s involvement with VIEs.
Key uses the equity method to account for unconsolidated investments in voting rights entities or VIEs in which it has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not a controlling interest). Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% generally are carried at cost. Investments held by KeyCorp’s broker/dealer and investment company subsidiaries (primarily principal investments) are carried at estimated fair value.
Qualifying special purpose entities (“SPEs”), including securitization trusts, established by Key under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Information on SFAS No. 140 is included in this note under the heading “Loan Securitizations” on page 59.
Reclassifications. Some previously reported results have been reclassified to conform to current reporting practices. The most significant of these reclassifications affected the loan portfolio.
During the second quarter of 2005, Key reclassified its operating leases from “loans” to “accrued income and other assets” for all periods presented to reflect changes in industry reporting practice. The rental income and depreciation expense associated with these leases were similarly reclassified from “net interest income” to “other income” and “other expense,” respectively. The reclassification of these leases, which historically have represented less than 1% of Key’s total earning assets, had no effect on net income in any of the periods for which the reclassification was made.
As a result of a detailed review of the classification of loans on the commercial loan accounting subsystem, Key reclassified certain loans from the “commercial, financial and agricultural” loan portfolio to the “real estate — commercial mortgage” portfolio during the third quarter of 2005. These loans, which represented less than 1% of Key’s total loan portfolio, were reclassified because each is secured wholly or substantially by a lien on real property that is central to the extension of the credit (i.e., the borrower would not have been extended credit in the same amount or on terms as favorable without the lien).
BUSINESS COMBINATIONS
Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets with finite lives, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 60.
STATEMENTS OF CASH FLOW
Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.
SECURITIES
Key classifies each security held into one of four categories: trading, available for sale, investment or other investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Trading account securities. These are debt and equity securities that are purchased and held by Key with the intent of selling them in the near term, and certain interests retained in loan securitizations. All of these assets are reported at fair value ($850 million at December 31, 2005, and $863 million at December 31, 2004) and are included in “short-term investments” on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in “investment banking and capital markets income” on the income statement.
Securities available for sale. These are securities that Key intends to hold for an indefinite period of time and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale, which include debt and marketable equity securities with readily determinable fair values, are reported at fair value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive loss” on the balance sheet. Unrealized losses on specific securities deemed to be “other-than-temporary” are included in “net securities gains (losses)” on the income statement, as are actual gains and losses resulting from the sales of specific securities. Additional information regarding unrealized gains and losses on debt and marketable equity securities with readily determinable fair values is included in Note 6 (“Securities”), which begins on page 68.
Investment securities. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount.
Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — represent the majority of other investments. These securities, which include direct and indirect investments — predominantly in privately held companies — are carried at fair value ($800 million at December 31, 2005, and $816 million at December 31, 2004). (Direct investments are those made in a particular company, while indirect investments are made through funds that include other investors.) Changes in estimated fair values and actual gains and losses on sales of principal investments are included in “investment banking and capital markets income” on the income statement.
In addition to principal investments, “other investments” include other equity and mezzanine instruments that do not have readily determinable fair values. These securities include certain real estate-related investments that are carried at estimated fair value, as well as other types of securities that generally are carried at cost. The carrying amount of the securities carried at cost is adjusted for declines in value that are considered to be other-than-temporary. These adjustments are included in “investment banking and capital markets income” on the income statement.
LOANS
Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. Key defers certain nonrefundable loan origination and commitment fees, and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.
Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income and deferred initial direct costs. Unearned income on direct financing leases is amortized over the lease terms using methods that approximate the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Deferred initial direct costs are amortized over the lease term as an adjustment to the yield.
Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis that produces a constant rate of return on the outstanding investment in the lease, net of related deferred tax liabilities, in the years in which the net investment is positive.
The residual value component of a lease represents the estimated fair value of the leased asset at the end of the lease term. Key relies on industry data, historical experience, independent appraisals and the experience of its equipment leasing asset management team to establish residual value estimates. The asset management team is familiar with the life cycle of the equipment and pending product upgrades, and has insight into competing products due to their relationships with a number of equipment vendors. This information is factored into the applicable residual value estimates.
In accordance with SFAS No. 13, “Accounting for Leases,” residual values are reviewed at least annually to determine if there has been an other-than-temporary decline in value. This review is conducted using the same sources of knowledge and techniques as those described above. If a decline occurs and is considered to be other-than-temporary, the residual value is adjusted to its fair value. Impairment charges, as well as net gains or losses on sales of lease residuals, are included in “other income” on the income statement.
LOANS HELD FOR SALE
At December 31, 2005, loans held for sale included education, mortgage, commercial, construction and automobile loans. These loans, which management has a positive intent to sell, are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. If a loan is transferred from the loan portfolio to the held for sale category, any writedown in the carrying amount of the loan at the date of transfer is recorded as a charge-off. Subsequent declines in fair value are recognized either as a charge-off or as noninterest expense, depending on the length of time the loan has been recorded as held for sale. When a loan is placed in the held for sale category, amortization of the related deferred fees and costs is discontinued. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
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
Commercial loans are generally charged off in full or charged down to the fair value of the underlying collateral when the borrower’s payment is 180 days past due. Key’s charge-off policy for consumer loans is similar, but takes effect when the payments on such loans are 120 days past due. Home equity and residential mortgage loans are generally charged down to the fair value of the underlying collateral when payment is 180 days past due.
Allowance for impaired loans. An impaired loan is allocated an allowance by applying an assumed rate of loss to the outstanding balance based on the credit rating assigned to the loan. If the outstanding balance is greater than $2.5 million, and the resulting allocation is deemed insufficient to cover the extent of the impairment, a specific allowance is assigned to the loan. Management estimates the extent of impairment by comparing the carrying amount of the loan with the estimated present value of its future cash flows, including, if applicable, the fair value of any collateral. A specific allowance may also be assigned even when sources of repayment appear sufficient, if management remains uncertain about whether the loan will be repaid in full.
Allowance for nonimpaired loans. Management establishes an allowance for nonimpaired loans by applying historical loss rates to existing loans with similar risk characteristics. The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of many factors, including:
•	changes in national and local economic and business conditions;

•	changes in experience, ability and depth of Key’s lending management and staff, in lending policies, or in the mix and volume of the loan portfolio;

•	trends in past due, nonaccrual and other loans; and

•	external forces, such as competition, legal developments and regulatory guidelines.
ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS
During the first quarter of 2004, management reclassified $70 million of Key’s allowance for loan losses to a separate allowance for credit losses inherent in lending-related commitments, such as letters of credit and unfunded loan commitments. The separate allowance is included in “accrued expense and other liabilities” on the balance sheet and totaled $59 million at December 31, 2005. Management establishes the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
LOAN SECURITIZATIONS
Key sells education loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Securitized loans are removed from the balance sheet, and a net gain or loss is recorded when the combined net sales proceeds and, if applicable, residual interests differ from the loans’ allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net gains from loan securitizations and sales” on the income statement. A servicing asset also may be recorded if Key either purchases or retains the right to service securitized loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”
In some cases, Key retains one or more residual interests in securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Servicing assets are accounted for under SFAS No. 140, as further described below under the heading “Servicing Assets.” All other retained interests are accounted for as debt securities and classified as either securities available for sale or trading account assets. Some of the assumptions used in determining the fair values of Key’s retained interests are disclosed in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 70.
In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140, are exempt from consolidation. Information on Revised Interpretation No. 46 appears in this note under the heading “Basis of Presentation” on page 57.
Key conducts a quarterly review to determine whether all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest and the assumptions used to project future cash flows, and revises assumptions and recalculates the present values of cash flows as appropriate.
The present value of these cash flows is referred to as the “retained interest fair value.” Generally, if the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of “accumulated other comprehensive income (loss),” and the yield on the retained interest is adjusted prospectively. For retained interests classified as trading account assets, any increase or decrease in the asset’s fair value is recognized in “other income” on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
SERVICING ASSETS
Servicing assets purchased or retained by Key in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($275 million at December 31, 2005, and $138 million at December 31, 2004) and included in “accrued income and other assets” on the balance sheet. In accordance with SFAS No. 140, fair value initially is determined by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with servicing the loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.
Servicing assets are evaluated quarterly for possible impairment by grouping the assets based on the types of loans serviced and their associated interest rates and estimating the fair value of each group. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount of the servicing assets would be reduced through a charge to income in the amount of any such excess.
PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.2 billion at December 31, 2005, and $1.1 billion at December 31, 2004.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Other intangible assets primarily are customer relationships and the net present value of future economic benefits to be derived from the purchase of core deposits. Other intangible assets are amortized on either an accelerated or straight-line basis over periods ranging from three to thirty years. Goodwill and other intangible assets deemed to have indefinite lives are not amortized.
Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key has determined that its reporting units for purposes of this testing are its major business groups: Consumer Banking, and Corporate and Investment Banking.
The first step in this testing is to determine the fair value of each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, Key would estimate a purchase price for the reporting unit (representing the unit’s fair value) and then allocate that hypothetical purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the estimated purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
Key performs the goodwill impairment testing required by SFAS No. 142 in the fourth quarter of each year. Key’s annual goodwill impairment testing was performed as of October 1, 2005, and it was determined that no impairment existed at that date. After the impairment testing date in 2004, management made the decision to exit the indirect automobile lending business. As a result, $55 million of goodwill related to that business was written off during the fourth quarter of 2004.
INTERNALLY DEVELOPED SOFTWARE
Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($131 million at December 31, 2005, and $144 million at December 31, 2004) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.
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
“Effectiveness” measures the extent to which changes in the fair value of a derivative instrument offset changes in the fair value of the hedged item. If the relationship between the change in the fair value of the derivative instrument and the fair value of the hedged item falls within

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
a range considered to be the industry norm, the hedge is considered “highly effective” and qualifies for hedge accounting. A hedge is “ineffective” if the offsetting difference between the fair values falls outside the acceptable range.
A fair value hedge is used to limit exposure to changes in the fair value of existing assets, liabilities and firm commitments that are due to changes in interest rates or other economic factors. Key recognizes the gain or loss on these derivatives, as well as the related gain or loss on the hedged item underlying the hedged risk, in earnings during the period in which the fair value changes. If a hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.
A cash flow hedge is used to minimize the variability of future cash flows that are caused by changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of “accumulated other comprehensive income (loss)” and reclassified into earnings in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in earnings during the current period.
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
If Key receives a fee for a guarantee requiring liability recognition, the initial fair value of the “stand ready” obligation is recognized at an amount equal to the fee. If there is no fee, the fair value of the “stand ready” obligation is determined using expected present value measurement techniques, unless observable transactions for identical or similar guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. Key accounts for its release from risk for a particular guarantee either upon expiration or settlement, or by a systematic and rational amortization method, depending on the risk profile of the guarantee.
Additional information regarding guarantees is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 85.
REVENUE RECOGNITION
Key recognizes revenues as they are earned based on contractual terms, as transactions occur, or as services are provided and collectibility is reasonably assured. Key’s principal source of revenue is interest income. This revenue is recognized on an accrual basis primarily according to nondiscretionary formulas in written contracts such as loan agreements or securities contracts.
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
Generally, employee stock options granted by Key become exercisable at the rate of 33% per year beginning one year from their grant date and expire no later than ten years from their grant date. Key recognizes stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.
SFAS No. 123 requires companies like Key that have used the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of accounting for stock options using the fair value method. Management estimates the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to estimate the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. Because of these differences, the Black-Scholes model is not a perfect indicator of the value of an employee stock option, but it is commonly used for this purpose.
The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. The accuracy of these assumptions is critical to management’s ability to estimate the fair value of options accurately. The assumptions pertaining to options issued during 2005, 2004 and 2003 are shown in the following table.

Year ended December 31,	2005	2004	2003

Average option life	5.1 years	5.1 years	5.0 years
Future dividend yield	3.79%	4.21%	4.76%
Share price volatility	.274	.279	.280
Weighted-average risk-free interest rate	4.0%	3.8%	2.9%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period. The pro forma effect of applying the fair value method of accounting to all forms of stock-based compensation (primarily stock options, restricted stock, performance shares, discounted stock purchase plans and certain deferred compensation-related awards) for the years ended December 31, 2005, 2004 and 2003, is shown in the following table and would, if recorded, have been included in “personnel expense” on the income statement.

Year ended December 31,
In millions, except per share amounts	2005	2004	2003

Net income, as reported	$1,129	$954	$903
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects:
Stock options expense	20	15	6
All other stock-based employee compensation expense	15	11	9

	35	26	15
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects:
Stock options expense	21	21	17
All other stock-based employee compensation expense	15	11	9

	36	32	26

Net income — pro forma	$1,128	$948	$892

Per common share:
Net income	$2.76	$2.32	$2.13
Net income — pro forma	2.76	2.31	2.11
Net income assuming dilution	2.73	2.30	2.12
Net income assuming dilution — pro forma	2.73	2.28	2.10

As shown in the preceding table, the pro forma effect is calculated as the after-tax difference between: (i) compensation expense included in each year’s reported net income in accordance with the prospective application transition provisions of SFAS No. 148, and (ii) compensation expense that would have been recorded had all existing forms of stock-based compensation been accounted for under the fair value method of accounting. The information presented may not be indicative of the effect in future periods.
MARKETING COSTS
Key expenses all marketing-related costs, including advertising costs, as incurred.
ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2005
SEC guidance on lease accounting. In February 2005, the Securities and Exchange Commission (“SEC”) issued interpretive guidance related to the accounting for operating leases that focused on three areas: (i) the amortization of leasehold improvements by a lessee where the lease term includes renewal options; (ii) rent recognition when the lease term contains a period where there are free or reduced rents (commonly referred to as “rent holidays”); and (iii) incentives related to leasehold improvements provided by a lessor to a lessee. As a result of this interpretive guidance, Key recorded a $30 million net occupancy charge during the first quarter of 2005 to adjust the accounting for rental expense associated with operating leases from an escalating to a straight-line basis.
Medicare prescription law. In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The Act, which was enacted in December 2003 and takes effect in 2006, introduces a prescription drug benefit under Medicare. It also provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer prescription drug coverage to retirees that is at least actuarially equivalent to the Medicare benefit. In accordance with Staff Position No. 106-2, sponsoring companies must recognize the subsidy in the measurement of their plan’s accumulated postretirement benefit obligation (“APBO”) and net postretirement benefit cost.
In January 2005, the Centers for Medicare and Medicaid Services issued the final regulations necessary to fully implement the Medicare Modernization Act, including the manner in which actuarial equivalence must be determined. Management has determined that the prescription drug coverage offered by Key’s retiree healthcare benefit plan is actuarially equivalent, and that the subsidy will not have a material effect on Key’s APBO and net postretirement benefit cost.
Accounting for certain loans or investment securities acquired in a transfer. In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) No. 03-3, “Accounting for Certain Loans or Investment Securities Acquired in a Transfer.” SOP No. 03-3 prohibits the carryover of the allowance for loan losses on purchased loans and debt securities (structured as loans) when there is evidence that the credit quality of the assets has deteriorated since origination and it is probable, at the purchase date, that the purchaser will not be able to collect all contractually required payments receivable. These assets must be recorded at the present value of amounts expected to be collected. As required by this pronouncement, Key adopted this guidance for qualifying loans acquired after December 31, 2004. Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION
Consolidation of Limited Partnerships. In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners of a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue No. 04-5 is effective for all limited partnerships created or modified after June 29, 2005, and will become effective for all other limited partnerships at the beginning of the first interim period in fiscal years beginning after December 15, 2005 (effective January 1, 2006, for Key). As of December 31, 2005, this guidance had no material effect on Key’s financial condition or results of operations and is not expected to have a material effect on Key’s financial condition or results of operations when it becomes fully effective.
Accounting Changes and Error Corrections. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which addresses the accounting for and reporting of accounting changes and error corrections. This guidance requires retrospective application for the reporting of voluntary changes in accounting principles and changes required by an accounting pronouncement when transition provisions are not specified. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (effective January 1, 2006, for Key). Adoption of this guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Share-based payments. In December 2004, the FASB issued SFAS No. 123R, which requires companies to recognize in the income statement the fair value of stock options and other equity-based compensation issued to employees. As discussed under the heading “Stock-Based Compensation” on page 61, Key adopted the fair value method of accounting as outlined in SFAS No. 123 effective January 1, 2003, using the prospective method. SFAS No. 123R replaces SFAS No. 123 and changes certain aspects of this accounting guidance for recognizing the fair value of stock compensation. SFAS No. 123R was to be effective for public companies for interim or annual periods beginning after June 15, 2005. However, in April 2005, the SEC delayed the effective date to the beginning of the first interim period in fiscal years beginning after June 15, 2005 (effective January 1, 2006, for Key). During 2005, both the SEC and the FASB issued interpretative guidance related to SFAS No. 123R. Adoption of this guidance is not expected to have a material effect on Key’s financial condition or results of operations.
2. EARNINGS PER COMMON SHARE
Key calculates its basic and diluted earnings per common share as follows:

Year ended December 31,
dollars in millions, except per share amounts	2005	2004	2003

NET INCOME	$1,129	$954	$903

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	408,981	410,585	422,776
Effect of dilutive common stock options and other stock awards (000)	5,033	4,845	3,381

Weighted-average common shares and potential common shares outstanding (000)	414,014	415,430	426,157

EARNINGS PER COMMON SHARE
Net income per common share (000)	$2.76	$2.32	$2.13
Net income per common share — assuming dilution	2.73	2.30	2.12

During the years ended December 31, 2005, 2004 and 2003, certain weighted-average options to purchase common shares were outstanding but not included in the calculation of “net income per common share — assuming dilution” during any quarter in which the exercise prices of the options were greater than the average market price of the common shares. Including the options in the calculations would have been antidilutive. The calculations for the full years shown in the following table were made by averaging the results of the four quarterly calculations for each year.

Year ended December 31,	2005	2004	2003

Weighted-average options excluded from the calculation of net income per common share — assuming dilution	4,548,100	4,451,498	17,712,630
Exercise prices for weighted-average options excluded	$32.84 to $50.00	$30.33 to $50.00	$24.38 to $50.00

In addition, during the years ended December 31, 2005 and 2004, weighted-average contingently issuable performance-based awards for 966,287 and 430,647 common shares, respectively, were outstanding, but not included in the calculation of “net income per common share — assuming dilution.” These awards vest contingently upon Key’s achievement of certain cumulative three-year financial performance targets and were not included in the calculation because the measuring time period had not yet expired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
3. ACQUISITIONS
Key completed the following acquisitions during the past three years. In the case of each acquisition, the terms of the transaction were not material.
ORIX Capital Markets, LLC
On December 8, 2005, Key acquired the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC (“ORIX”), headquartered in Dallas, Texas. ORIX had a servicing portfolio of approximately $27 billion at the date of acquisition.
Malone Mortgage Company
On July 1, 2005, Key acquired Malone Mortgage Company, a mortgage company headquartered in Dallas, Texas that serviced approximately $1.3 billion in loans at the date of acquisition.
American Express Business Finance Corporation
On December 1, 2004, Key acquired American Express Business Finance Corporation (“AEBF”), the equipment leasing unit of American Express’ small business division. AEBF had commercial loan and lease financing receivables of approximately $1.5 billion at the date of acquisition.
EverTrust Financial Group, Inc.
On October 15, 2004, Key acquired EverTrust Financial Group, Inc. (“EverTrust”), the holding company for EverTrust Bank, a state-chartered bank headquartered in Everett, Washington. EverTrust had assets of approximately $780 million and deposits of approximately $570 million at the date of acquisition. On November 12, 2004, EverTrust Bank was merged into KeyBank National Association (“KBNA”).
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
ACQUISITION PENDING
Austin Capital Management, Ltd.
On January 13, 2006, Key entered into a definitive agreement to acquire Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at December 31, 2005. The terms of the transaction, which is expected to close in the first quarter of 2006, are not material.
4. LINE OF BUSINESS RESULTS
CONSUMER BANKING
Community Banking includes Retail Banking, Small Business and McDonald Financial Group.
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
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending and National Home Equity.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents and processes payments on loans that private schools make to parents.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
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
Through its Victory Capital Management unit, Corporate Banking also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
KeyBank Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
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
The table that spans pages 66 and 67 shows selected financial data for each major business group for the years ended December 31, 2005, 2004 and 2003. This table is accompanied by supplementary information for each of the lines of business that comprise these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. U.S. generally accepted accounting principles guide financial accounting, but there is no authoritative guidance for “management accounting” — the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.
The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. According to our policies:
•	Net interest income is determined by assigning a standard cost for funds used to assets or a standard credit for funds provided to liabilities based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.

•	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.

•	Key’s consolidated provision for loan losses is allocated among the lines of business based primarily on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The level of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 59.

•	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.

•	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.
Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organizational structure. The financial data reported for all periods presented in the line of business tables reflect a number of changes that occurred during 2005:
•	Key reorganized and renamed some of its business groups and lines of business. The Investment Management Services group, which included McDonald Financial Group and Victory Capital Management, was disbanded. McDonald Financial Group, along with Retail Banking and Small Business, is now included as part of the Community Banking line of business within the Consumer Banking group. Victory Capital Management is included as part of the Corporate Banking line within the Corporate and Investment Banking group.

•	Key began to charge the net consolidated effect of funds transfer pricing related to estimated deferred tax benefits associated with lease financing to the lines of business. In the past, this amount was included in “Other Segments.”

•	Management refined methodologies used to allocate certain overhead costs and a portion of the provision for loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Year ended December 31,

	Consumer Banking			Corporate and Investment Banking
dollars in millions	2005	2004	2003	2005	2004	2003

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,943	$1,952	$1,993	$1,177	$962	$968
Noninterest income	937	870	899	954	904	852

Total revenue (TE)[a]	2,880	2,822	2,892	2,131	1,866	1,820
Provision for loan losses	127	171	297	16	14	204
Depreciation and amortization expense	141	198	161	217	202	207
Other noninterest expense	1,839	1,761	1,759	915	799	773

Income (loss) before income taxes (TE)	773	692	675	983	851	636
Allocated income taxes and TE adjustments	290	280	253	368	319	239

Net income (loss)	$483	$412	$422	$615	$532	$397

Percent of consolidated net income	43%	43%	47%	54%	56%	44%
Percent of total segments net income	42	42	48	53	54	45

AVERAGE BALANCES
Loans	$29,274	$31,811	$31,624	$34,981	$28,628	$27,729
Total assets[a]	35,870	37,452	36,493	41,241	34,835	33,366
Deposits	42,043	39,802	38,631	9,948	7,986	6,642

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets[a]	$60	$194	$60	$21	$151	$25
Net loan charge-offs	139	308	299	176	123	249
Return on average allocated equity	19.76%	16.53%	17.00%	17.91%	17.26%	12.68%
Average full-time equivalent employees	10,015	10,433	10,631	3,321	2,886	2,845

[a]	Substantially all revenue generated by Key’s major business groups is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill, held by Key’s major business groups are located in the United States.

[b]	“Other noninterest expense” includes a $30 million ($19 million after tax) charge recorded during the first quarter of 2005 to adjust the accounting for rental expense associated with operating leases from an escalating to a straight-line basis.

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful
SUPPLEMENTARY INFORMATION (CONSUMER BANKING LINES OF BUSINESS)
Year ended December 31,

	Community Banking			Consumer Finance
dollars in millions	2005	2004	2003	2005	2004	2003

Total revenue (taxable equivalent)	$2,233	$2,190	$2,233	$647	$632	$659
Provision for loan losses	85	102	142	42	69	155
Noninterest expense	1,605	1,546	1,547	375	413	373
Net income	339	339	340	144	73	82
Average loans	19,797	19,607	18,826	9,477	12,204	12,798
Average deposits	41,395	39,272	38,160	648	530	471
Net loan charge-offs	96	109	144	43	199	155
Return on average allocated equity	22.06%	23.56%	24.30%	15.88%	6.93%	7.56%
Average full-time equivalent employees	8,514	8,803	8,970	1,501	1,630	1,661

SUPPLEMENTARY INFORMATION (CORPORATE AND INVESTMENT BANKING LINES OF BUSINESS)
Year ended December 31,

	Corporate Banking			KeyBank Real Estate Capital			Key Equipment Finance
dollars in millions	2005	2004	2003	2005	2004	2003	2005	2004	2003

Total revenue (taxable equivalent)	$1,074	$1,040	$1,030	$554	$414	$411	$503	$412	$379
Provision for loan losses	13	1	171	5	(8)	3	(2)	21	30
Noninterest expense	602	589	579	233	176	163	297	236	238
Net income	287	281	175	198	154	153	130	97	69
Average loans	14,940	13,392	13,318	10,931	7,946	7,978	9,110	7,290	6,433
Average deposits	7,980	6,670	5,690	1,955	1,304	939	13	12	13
Net loan charge-offs	23	90	216	7	7	3	146	26	30
Return on average allocated equity	16.99%	16.20%	9.55%	20.22%	18.31%	18.57%	16.99%	19.13%	14.59%
Average full-time equivalent employees	1,538	1,542	1,555	804	680	677	979	664	613

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Other Segments			Total Segments			Reconciling Items			Key
2005	2004	2003	2005	2004	2003	2005	2004	2003	2005	2004	2003

$(115)	$(136)	$(135)	$3,005	$2,778	$2,826	$(94)	$(79)	$(66)	$2,911	$2,699	$2,760
177	151	190	2,068	1,925	1,941	10	4	12	2,078	1,929	1,953

62	15	55	5,073	4,703	4,767	(84)	(75)	(54)	4,989	4,628	4,713
—	—	—	143	185	501	—	—	—	143	185	501

—	—	—	358	400	368	—	—	—	358	400	368
30	27	27	2,784	2,587	2,559	(5) [b]	(26)	(28)	2,779	2,561	2,531

32	(12)	28	1,788	1,531	1,339	(79)	(49)	(26)	1,709	1,482	1,313

(31)	(48)	(34)	627	551	458	(47)	(23)	(48)	580	528	410

$63	$36	$62	$1,161	$980	$881	$(32)	$(26)	$22	$1,129	$954	$903

6%	4%	7%	103%	103%	98%	(3)%	(3)%	2%	100%	100%	100%
5	4	7	100	100	100	N/A	N/A	N/A	N/A	N/A	N/A

$392	$522	$802	$64,647	$60,961	$60,155	$142	$146	$(227)	$64,789	$61,107	$59,928
11,669	11,781	12,618	88,780	84,068	82,477	2,148	2,349	1,881	90,928	86,417	84,358
4,773	4,131	3,166	56,764	51,919	48,439	(207)	(169)	(96)	56,557	51,750	48,343

—	—	—	$81	$345	$85	$89	$141	$97	$170	$486	$182
—	—	—	315	431	548	—	—	—	315	431	548
N/M	N/M	N/M	18.42%	16.36%	14.65%	N/M	N/M	N/M	15.42%	13.75%	13.08%

39	37	35	13,375	13,356	13,511	6,110	6,220	6,553	19,485	19,576	20,064

5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES
Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KBNA, KeyCorp’s bank subsidiary, maintained average reserve balances aggregating $203 million in 2005 to fulfill these requirements.
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
During 2005, KBNA paid KeyCorp a total of $700 million in dividends, and nonbank subsidiaries paid a total of $929 million. As of the close of business on December 31, 2005, KBNA had an additional $286 million available to pay dividends to KeyCorp without prior regulatory approval and without affecting its status as “well-capitalized” under the FDlC-defined capital categories.
Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
6.  SECURITIES
The amortized cost, unrealized gains and losses, and approximate fair value of Key’s securities available for sale and investment securities were as follows:

December 31,	2005				2004
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$267	$1	—	$268	$227	—	—	$227
States and political subdivisions	17	1	—	18	21	$1	—	22
Collateralized mortgage obligations	6,455	2	$159	6,298	6,460	5	$95	6,370
Other mortgage-backed securities	233	5	4	234	322	10	2	330
Retained interests in securitizations	115	67	—	182	103	90	—	193
Other securities	261	8	—	269	302	7	—	309

Total securities available for sale	$7,348	$84	$163	$7,269	$7,435	$113	$97	$7,451

INVESTMENT SECURITIES
States and political subdivisions	$35	$1	—	$36	$58	$3	—	$61
Other securities	56	—	—	56	13	—	—	13

Total investment securities	$91	$1	—	$92	$71	$3	—	$74

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities, classifying them as available for sale or as trading account assets.
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities. “Other securities” held in the investment securities portfolio are primarily commercial paper.
Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,
in millions	2005	2004	2003

Realized gains	$13	$43	$48
Realized losses	12	39	37

Net securities gains	$1	$4	$11

The following table summarizes Key’s securities that were in an unrealized loss position.

	Duration of Unrealized Loss Position
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

DECEMBER 31, 2005
Securities available for sale:
Collateralized mortgage obligations:
Commercial mortgage-backed securities	—	—	$14	$12	$14	$12
Agency collateralized mortgage obligations	$1,677	$22	4,265	125	5,942	147
Other mortgage-backed securities	32	1	76	3	108	4

Total temporarily impaired securities	$1,709	$23	$4,355	$140	$6,064	$163

DECEMBER 31, 2004
Securities available for sale:
Collateralized mortgage obligations:
Commercial mortgage-backed securities	$4	$5	$16	$19	$20	$24
Agency collateralized mortgage obligations	4,502	48	999	23	5,501	71
Other mortgage-backed securities	63	1	49	1	112	2

Total temporarily impaired securities	$4,569	$54	$1,064	$43	$5,633	$97

Of the $163 million in total gross unrealized losses at December 31, 2005, $12 million relates to commercial mortgage-backed securities (“CMBS”). These CMBS are beneficial interests in securitizations of commercial mortgages that are held in the form of bonds and managed by the KeyBank Real Estate Capital line of business. Principal on these bonds typically is payable at the end of the bond term, and interest is paid monthly at a fixed

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
coupon rate. The fair value of these investments is sensitive to changes in market yield rates. During the time Key has held the bonds, CMBS market rates have increased, which has reduced their fair value.
Of the remaining $151 million of gross unrealized losses at December 31, 2005, $147 million relates to fixed-rate agency collateralized mortgage obligations, which Key invests in as part of its overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During 2005, interest rates generally increased so the fair value of these 137 instruments, which had a weighted-average maturity of 2.3 years at December 31, 2005, remained below their carrying amount.
Other mortgage-backed securities consist of fixed-rate mortgage-backed securities issued primarily by the Government National Mortgage Association (“GNMA”), with gross unrealized losses of $4 million at December 31, 2005. Similar to the fixed-rate securities discussed above, these instruments are sensitive to movements in interest rates. During 2005, there was a general increase in interest rates, which caused the fair value of these 114 instruments, which had a weighted-average maturity of 3.5 years at December 31, 2005, to remain below their carrying amount.
The unrealized losses discussed above are considered temporary since Key has the ability and intent to hold the securities until they mature or recover in value. Accordingly, the carrying amount of these investments has not been reduced to their fair value through the income statement.
At December 31, 2005, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.4 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.
The following table shows securities by remaining maturity. Collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations — all of which are included in the securities available-for-sale portfolio — are presented based on their expected average lives. The remaining securities, including all of those in the investment securities portfolio, are presented based on their remaining contractual maturity. Actual maturities may differ from expected or contractual maturities since borrowers have the right to prepay obligations with or without prepayment penalties.

	Securities		Investment
	Available for Sale		Securities
December 31, 2005	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$656	$652	$57	$57
Due after one through five years	6,528	6,460	32	33
Due after five through ten years	129	126	2	2
Due after ten years	35	31	—	—

Total	$7,348	$7,269	$91	$92

7. LOANS AND LOANS HELD FOR SALE
Key’s loans by category are summarized as follows:

December 31,
in millions	2005	2004

Commercial, financial and agricultural	$20,579	$18,730
Commercial real estate:
Commercial mortgage	8,360	8,131
Construction	7,109	5,508

Total commercial real estate loans	15,469	13,639
Commercial lease financing	10,352	10,155

Total commercial loans	46,400	42,524
Real estate — residential mortgage	1,458	1,473
Home equity	13,488	14,062
Consumer — direct	1,794	1,983
Consumer — indirect:
Automobile lease financing	19	89
Marine	2,715	2,624
Other	604	617

Total consumer — indirect loans	3,338	3,330

Total consumer loans	20,078	20,848

Total loans	$66,478	$63,372

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing and maturity characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 87.
Key’s loans held for sale by category are summarized as follows:

December 31,
in millions	2005	2004

Commercial, financial and agricultural	$85	—
Real estate — commercial mortgage	525	$283
Real estate — residential mortgage	11	26
Real estate — construction	51	—
Home equity	—	29
Education	2,687	2,278
Automobile	22	1,737

Total loans held for sale	$3,381	$4,353

Commercial and consumer lease financing receivables are primarily direct financing leases, but also include leveraged leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2005	2004

Direct financing lease receivable	$7,324	$7,161
Unearned income	(763)	(752)
Unguaranteed residual value	520	547
Deferred fees and costs	54	50

Net investment in direct financing leases	$7,135	$7,006

Minimum future lease payments to be received at December 31, 2005, are as follows: 2006 — $1.9 billion; 2007 — $2.1 billion; 2008 — $1.5 billion; 2009 — $900 million; 2010 — $509 million; and all subsequent years — $401 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2005	2004	2003

Balance at beginning of year	$1,138	$1,406	$1,452
Charge-offs	(409)	(583)	(678)
Recoveries	94	152	130

Net loans charged off	(315)	(431)	(548)
Provision for loan losses	143	185	501
Reclassification of allowance for credit losses on lending-related commitments[a]	—	(70)	—
Allowance related to loans acquired, net	—	48	—
Foreign currency translation adjustment	—	—	1

Balance at end of year	$966	$1,138	$1,406

[a]	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Changes in the allowance for credit losses on lending-related commitments are summarized as follows:

Year ended December 31,
in millions	2005	2004

Balance at beginning of year	$66	—
Reclassification of allowance for credit losses	—	$70
Credit for losses on lending- related commitments	(7)	(4)

Balance at end of year[a]	$59	$66

[a]	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
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
In some cases, Key retains an interest in securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Additional information pertaining to Key’s retained interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 59.
Key securitized and sold $976 million of education loans (including accrued interest) in 2005 and $1.1 billion in 2004. The securitizations resulted in an aggregate gain of $19 million in 2005 (from gross cash proceeds of $1.0 billion) and $17 million in 2004 (from gross cash proceeds of $1.1 billion). In these transactions, Key retained residual interests in the form of servicing assets and interest-only strips. In the 2005 securitization, Key retained servicing assets of $7 million and interest-only strips of $34 million. In the 2004 securitization, Key retained servicing assets of $8 million and interest-only strips of $19 million.
Management uses certain assumptions and estimates to determine the fair value to be allocated to retained interests at the date of transfer and at subsequent measurement dates. Primary economic assumptions used to measure the fair value of Key’s retained interests in education loans and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions at December 31, 2005, are as follows:

Education
dollars in millions	Loans

Fair value of retained interests	$214
Weighted-average life (years)	1.1 — 9.0

PREPAYMENT SPEED
ASSUMPTIONS (ANNUAL RATE)	4.00% — 30.00%
Impact on fair value of 1 % CPR adverse change	$(8)
Impact on fair value of 2% CPR adverse change	(14)

EXPECTED CREDIT
LOSSES (STATIC RATE)	.10% — 20.00%
Impact on fair value of .25% adverse change	$(4)
Impact on fair value of .50% adverse change	(8)

RESIDUAL CASH FLOWS
DISCOUNT RATE (ANNUAL RATE)	8.50% — 12.00%
Impact on fair value of 1 % adverse change	$(7)
Impact on fair value of 2% adverse change	(16)

EXPECTED STATIC
DEFAULT (STATIC RATE)	5.00% — 25.00%
Impact on fair value of 1 % adverse change	$(20)
Impact on fair value of 2% adverse change	(40)

VARIABLE RETURNS TO TRANSFEREES	(a)

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis is based on the nature of the asset, the seasoning {i.e., age and payment history) of the portfolio and the results experienced. Changes in fair value based on a 1 % variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

[a] Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .01% to 1.30%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00%, or fixed-rate yield.

CPR = Constant Prepayment Rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key also has retained interests with a fair value of $10 million at December 31, 2005, resulting from securitizations of home equity loans completed in prior years.
The table below shows Key’s managed loans related to the education loan portfolio. Managed loans include those held in portfolio and those securitized and sold, but still serviced by Key. Related delinquencies and net credit losses also are presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2005	2004	2005	2004	2005	2004

Education loans managed	$8,136	$7,585	$150	$145	$60	$78
Less: Loans securitized	5,083	4,916	125	129	36	60
Loans held for sale or securitization	2,687	2,278	22	14	21	10

Loans held in portfolio	$366	$391	$3	$2	$3	$8

MORTGAGE SERVICING ASSETS
Key originates and periodically sells commercial real estate loans that it continues to service for the buyers. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year Ended December 31,
in millions	2005	2004

Balance at beginning of year	$113	$99
Servicing retained from loan sales	15	13
Purchases	150	21
Amortization	(30)	(20)

Balance at end of year	$248	$113

Fair value at end of year	$301	$157

The fair value of mortgage servicing assets is estimated by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of Key’s mortgage servicing assets at December 31, 2005 and 2004, are as follows:
•	prepayment speed generally at an annual rate of 0.00% to 25.00%;

•	expected credit losses at a static rate of 1.00% to 3.00%; and

•	residual cash flows discount rate of 8.50% to 15.00%.
Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 under the heading “Servicing Assets” on page 59.
VARIABLE INTEREST ENTITIES
A VIE is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:
• The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.
• The entity’s investors lack the authority to make decisions about the activities of the entity through voting rights or similar rights, nor do they have the obligation to absorb the entity’s expected losses, or the right to receive the entity’s expected residual returns.
• The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.
Revised Interpretation No. 46 requires a VIE to be consolidated by the party that is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). Information related to Key’s consolidation of VIEs is included in Note 1 under the heading “Basis of Presentation” on page 57.
Parties that transfer assets to qualifying special purpose entities meeting the requirements of SFAS No. 140 are exempt from Revised Interpretation No. 46. As a result, substantially all of Key’s securitization trusts are exempt from consolidation. Interests in securitization trusts formed by Key that do not qualify for this exception are insignificant.
Key adopted Revised Interpretation No. 46 effective March 31, 2004. The Interpretation did not have a material effect on Key’s financial condition or results of operations.
Key’s involvement with VIEs is described below.
Consolidated VIEs
Commercial paper conduit. Key, among others, refers third-party assets and borrowers and provides liquidity and credit enhancement to an asset-backed commercial paper conduit. At December 31, 2005, the conduit had assets of $348 million, of which $336 million are recorded in “loans;” nearly all the rest are recorded in “securities available for sale” on the balance sheet. These assets serve as collateral for the conduit’s obligations to commercial paper holders. The commercial paper holders have no recourse to Key’s general credit other than through Key’s committed credit enhancement facility of $28 million.
Additional information pertaining to Key’s involvement with the conduit is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 85 and under the heading “Other Off-Balance Sheet Risk” on page 86.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (funds) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets primarily are investments in LIHTC operating partnerships, which totaled $375 million at December 31, 2005. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. In October 2003, Key ceased to add new funds or LIHTC investments. However, Key continues to act as asset manager and provides occasional funding for existing funds. Additional information on return guarantee agreements with LIHTC investors is summarized in Note 18 under the heading “Guarantees.”
The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. Therefore, in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the noncontrolling interests associated with these funds are considered mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. In November 2003, the FASB indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Key currently accounts for these noncontrolling interests as minority interests and adjusts the financial statements each period for the investors’ share of the funds’ profits and losses. At December 31, 2005, the settlement value of these noncontrolling interests was estimated to be between $439 million and $527 million, while the recorded value, including reserves, totaled $383 million.
Unconsolidated VIEs
LIHTC nonguaranteed funds. Key has determined that it is not the primary beneficiary of certain nonguaranteed funds it has formed and in which it has invested, although it continues to hold significant interests in those funds. At December 31, 2005, assets of these unconsolidated nonguaranteed funds were estimated to be $205 million. Key’s maximum exposure to loss from its involvement with these funds is minimal. In October 2003, management elected to discontinue this program.
Business trusts issuing mandatorily redeemable preferred capital securities. Key owns the common stock of business trusts that have issued corporation-obligated mandatorily redeemable preferred capital securities to third-party investors. The trusts’ only assets, which totaled $1.6 billion at December 31, 2005, are debentures issued by Key that the trusts acquired using proceeds from the issuance of preferred securities and common stock. The debentures are recorded in “long-term debt,” and Key’s equity interest in the business trusts is recorded in “accrued income and other assets” on the balance sheet. Additional information on the trusts is included in Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”), which begins on page 76.
LIHTC investments. Through the Community Banking line of business, Key has made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2005, assets of these unconsolidated LIHTC operating partnerships totaled approximately $677 million. Key’s maximum exposure to loss from its involvement with these partnerships is the unamortized investment balance of $155 million at December 31, 2005, plus $62 million of tax credits claimed, but subject to recapture. Direct interests in LIHTC operating partnerships obtained by Key during 2005 were not significant individually or in the aggregate.
Key has additional investments in unconsolidated LIHTC operating partnerships as a result of consolidating the LIHTC guaranteed funds. Total assets of these operating partnerships are approximately $1.8 billion at December 31, 2005. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Information regarding Key’s exposure to loss from its involvement with these guaranteed funds is included in Note 18 under the heading “Return guarantee agreement with LIHTC investors” on page 85. In October 2003, management elected to discontinue this program.
Commercial and residential real estate investments and principal investments. Key’s Principal Investing unit and the KeyBank Real Estate Capital line of business make equity and mezzanine investments in entities, some of which are VIEs. These investments are held by nonregistered investment companies subject to the provisions of the AICPA Audit and Accounting Guide, “Audits of Investment Companies.” The FASB deferred the effective date of Revised Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide. As a result, Key is not currently applying the accounting or disclosure provisions of Revised Interpretation No. 46 to its principal and real estate mezzanine and equity investments, which remain unconsolidated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
9. IMPAIRED LOANS AND OTHER NONPERFORMING ASSETS
Impaired loans totaled $105 million at December 31, 2005, compared with $91 million at December 31, 2004. Impaired loans averaged $95 million for 2005, $189 million for 2004 and $492 million for 2003.
Key’s nonperforming assets were as follows:

December 31,
in millions	2005	2004

Impaired loans	$105	$91
Other nonaccrual loans	172	217

Total nonperforming loans	277	308

Nonperforming loans held for sale	3	8

Other real estate owned (OREO)	25	53
Allowance for OREO losses	(2)	(4)

OREO, net of allowance	23	49
Other nonperforming assets	4	14

Total nonperforming assets	$307	$379

At December 31, 2005, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.
Key evaluates most impaired loans individually as described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 59. At December 31, 2005, Key had $9 million of impaired loans with a specifically allocated allowance for loan losses of $6 million, and $96 million of impaired loans without a specifically allocated allowance. At December 31, 2004, impaired loans included $38 million of loans with a specifically allocated allowance of $12 million, and $53 million without a specifically allocated allowance.
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
The following table shows the amount by which loans and loans held for sale classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2005	2004	2003

Interest income receivable under original terms	$20	$20	$35
Less: Interest income recorded during the year	8	9	13

Net reduction to interest income	$12	$11	$22

10. GOODWILL AND OTHER INTANGIBLE ASSETS
Key’s total intangible asset amortization expense was $16 million for 2005, $12 million for 2004 and $13 million for 2003. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2006 — $19 million; 2007 — $19 million; 2008 — $21 million; 2009 — $14 million; and 2010 — $10 million.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

	2005		2004
December 31,	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$241	$222	$241	$216
Other intangible assets	128	22	74	12

Total	$369	$244	$315	$228

During 2005, other intangible assets with a fair value of $21 million and $12 million were acquired in conjunction with the purchase of ORIX and Malone Mortgage Company, respectively. These assets are being amortized based on expected cash flows over periods ranging from three to five years.
During 2005, other intangible assets acquired from AEBF in December 2004 were adjusted by $22 million. Additional information pertaining to these acquisitions is included in Note 3 (“Acquisitions”) on page 64.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the carrying amount of goodwill by major business group are as follows:

		Corporate and
	Consumer	Investment
in millions	Banking	Banking	Total

BALANCE AT DECEMBER 31, 2003	$895	$255	$1,150
Acquisition of AEBF	—	138	138
Acquisition of EverTrust	98	—	98
Acquisition of Sterling Bank & Trust FSB branch offices	29	—	29
Write-off of goodwill related to nonprime indirect
automobile loan business	(55)	—	(55)
Adjustment to NewBridge Partners goodwill	—	(1)	(1)

BALANCE AT DECEMBER 31, 2004	$967	$392	$1,359
Acquisition of Payroll Online	5	—	5
Adjustment to EverTrust goodwill	(4)	—	(4)
Adjustment to AEBF goodwill	—	(15)	(15)
Acquisition of ORIX	—	9	9
Acquisition of Malone Mortgage Company	—	1	1

BALANCE AT DECEMBER 31, 2005	$968	$387	$1,355

Key’s annual goodwill impairment testing was performed as of October 1, 2005, and it was determined that no impairment existed at that date. In 2004, $55 million of goodwill related to the indirect automobile lending business was written off as a result of management’s decision to exit this business. Additional information pertaining to the accounting for intangible assets is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets” on page 60.
11. SHORT-TERM BORROWINGS
Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2005	2004	2003

FEDERAL FUNDS PURCHASED
Balance at year end	$3,074	$421	$919
Average during the year	2,352	2,688	2,798
Maximum month-end balance	3,109	4,222	4,299
Weighted-average rate during the year	3.19%	1.41%	1.14%
Weighted-average rate at December 31	4.20	2.01	1.28

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,761	$1,724	$1,748
Average during the year	1,718	1,981	1,941
Maximum month-end balance	1,966	2,300	2,260
Weighted-average rate during the year	2.68%	1.11%	.98%
Weighted-average rate at December 31	3.83	1.97	.64

SHORT-TERM BANK NOTES
Balance at year end	$101	—	$479
Average during the year	27	$36	877
Maximum month-end balance	101	100	1,628
Weighted-average rate during the year	4.07%	1.05%	1.94%
Weighted-average rate at December 31	4.24	—	1.14

OTHER SHORT-TERM BORROWINGS
Balance at year end	$1,679	$2,515	$2,468
Average during the year	2,769	2,595	1,735
Maximum month-end balance	3,390	2,853	2,468
Weighted-average rate during the year	2.67%	1.16%	1.15%
Weighted-average rate at December 31	4.41	1.63	1.03

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing and maturity characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 87.
Key has several programs through KeyCorp and KBNA that support short-term financing needs.
Bank note program. KBNA’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2005, there were $1.4 billion of notes issued under this program. At December 31, 2005, $14.4 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, KeyCorp and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KBNA and $1.0 billion by KeyCorp). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
During 2005, there were $1.1 billion of notes issued under this program. At December 31, 2005, $6.6 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, KeyCorp registered $2.9 billion of securities under a shelf registration statement filed with the SEC. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. During 2005, there were $250 million of notes issued under this program. At December 31, 2005, unused capacity under this shelf registration statement totaled $904 million.
Commercial paper. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2005, there were no borrowings outstanding under this program.
KBNA has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2005, borrowings outstanding under this commercial paper program totaled C$730 million in Canadian currency and $78 million in U.S. currency (equivalent to C$91 million in Canadian currency).
Federal Reserve Bank discount window. KBNA has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2005, this capacity was approximately $18.2 billion and was secured by approximately $23.6 billion of loans, primarily those in the commercial portfolio. There were no borrowings outstanding under this facility at December 31, 2005.
12. LONG-TERM DEBT
The components of Key’s long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,
dollars in millions		2005	2004

Senior medium-term notes due through 2009[a]		$1,573	$1,726
Subordinated medium-term notes due through 2006[a]		450	450
Senior euro medium-term notes due through 2011[b]		759	405
6.625%	Subordinated notes due 2017	—	25
7.826%	Subordinated notes due 2026[c]	361	361
8.25%	Subordinated notes due 2026[c]	154	154
4.794%	Subordinated notes due 2028[c]	205	205
6.875%	Subordinated notes due 2029[c]	165	165
7.75%	Subordinated notes due 2029[c]	197	197
5.875%	Subordinated notes due 2033[c]	180	180
6.125%	Subordinated notes due 2033[c]	77	77
5.700%	Subordinated notes due 2035[c]	258	—
All other long-term debt[i]		53	154

Total parent company		4,432	4,099

Senior medium-term notes due through 2039[d]		2,102	1,652
Senior euro medium-term notes due through 2012[e]		2,554	3,741
6.50%	Subordinated remarketable notes due 2027[f]	310	310
7.25%	Subordinated notes due 2005[f]	—	200
7.125%	Subordinated notes due 2006[f]	250	250
7.55%	Subordinated notes due 2006[f]	75	75
7.375%	Subordinated notes due 2008[f]	70	70
7.50%	Subordinated notes due 2008[f]	165	165
7.00%	Subordinated notes due 2011[f]	503	504
7.30%	Subordinated notes due 2011[f]	106	106
5.70%	Subordinated notes due 2012[f]	300	300
5.70%	Subordinated notes due 2017[f]	200	200
5.80%	Subordinated notes due 2014[f]	770	773
4.625%	Subordinated notes due 2018[f]	100	100
6.95%	Subordinated notes due 2028[f]	300	300
4.95%	Subordinated notes due 2015[f]	250	—
Structured repurchase agreements due 2005[j]		—	400
Lease financing debt due through 2009[g]		342	346
Federal Home Loan Bank advances due through 2036[h]		958	971
All other long-term debt[i]		152	284

Total subsidiaries		9,507	10,747

Total long-term debt		$13,939	$14,846

Key uses interest rate swaps and caps, which modify the repricing and maturity characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 87.
[a]	At December 31, 2005 and 2004, the senior medium-term notes had weighted-average interest rates of 4.19% and 3.26%, respectively. These notes had a combination of fixed and floating interest rates. The subordinated medium-term notes had a weighted-average interest rate of 7.17% at December 31, 2005 and 2004. None of the senior or subordinated medium-term notes may be redeemed prior to their maturity dates.

[b]	Senior euro medium-term notes had weighted-average interest rates of 3.62% and 2.80% at December 31, 2005 and 2004, respectively. These notes had a floating interest rate based on the three-month LIBOR and may not be redeemed prior to their maturity dates.

[c]	These notes had weighted-average interest rates of 6.75% at December 31, 2005, and 6.63% at December 31, 2004. The interest rates on these notes are fixed with the exception of the 4.794% note, which has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. See Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”) on page 76 for a description of these notes.

[d]	Senior medium-term notes of KBNA had weighted-average interest rates of 4.53% at December 31, 2005, and 3.38% at December 31, 2004. These notes had a combination of fixed and floating interest rates and may not be redeemed prior to their maturity dates.

[e]	Senior euro medium-term notes had weighted-average interest rates of 4.23% at December 31, 2005, and 2.31% at December 31, 2004. These notes, which are obligations of KBNA, had a combination of fixed interest rates and floating interest rates based on LIBOR and may not be redeemed prior to their maturity dates.

[f]	These notes are all obligations of KBNA. The 7.55% notes were originated by Key Bank USA and assumed by KBNA when the two banks merged on October 1, 2004. None of the subordinated notes, with the exception of the subordinated remarketable notes due 2027, may be redeemed prior to their maturity dates.

[g]	Lease financing debt had weighted-average interest rates of 6.53% at December 31, 2005, and 7.03% at December 31, 2004. This category of debt consists of primarily nonrecourse debt collateralized by leased equipment under operating, direct financing and sales type leases.

[h]	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 4.49% at December 31, 2005, and 2.87% at December 31, 2004. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $1.3 billion at December 31, 2005 and 2004.

[i]	Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted-average interest rates of 5.67% at December 31, 2005, and 5.82% at December 31, 2004.

[j]	The structured repurchase agreements had a weighted-average interest rate of 2.02% at December 31, 2004. These borrowings had a floating interest rate based on a formula that incorporated the three-month LIBOR and the five-year constant maturity swap rate. The maximum weighted-average interest rate that could be charged on these borrowings was 3.85%.
Scheduled principal payments on long-term debt at December 31, 2005, are as follows:

in millions	Parent	Subsidiaries	Total

2006	$906	$1,325	$2,231
2007	1,039	2,508	3,547
2008	250	686	936
2009	250	1,291	1,541
2010	353	5	358
All subsequent years	1,634	3,692	5,326

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
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
The capital securities provide an attractive source of funds since they constitute Tier 1 capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. During the first quarter of 2005, the Federal Reserve Board adopted a rule that allows bank holding companies to continue to treat capital securities as Tier 1 capital, but with stricter quantitative limits that take effect after a five-year transition period ending March 31, 2009. Management believes that the new rule will not have any material effect on Key’s financial condition.
To the extent the trusts have funds available to make payments, KeyCorp continues to unconditionally guarantee payment of:
•	required distributions on the capital securities;

•	the redemption price when a capital security is redeemed; and

•	amounts due if a trust is liquidated or terminated.
In April 2005, KeyCorp and two affiliated business trusts, KeyCorp Capital VII and KeyCorp Capital VIII, filed a registration statement with the SEC for the issuance of up to $501 million of capital securities of KeyCorp Capital VII and KeyCorp Capital VIII. On June 13, 2005, $250 million of securities were issued by the KeyCorp Capital VII trust.
During 2005, the business trusts did not repurchase any capital securities or related debentures.
The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount[a]	Stock	Net of Discount[b]	Debentures[c]	Debentures

DECEMBER 31, 2005
KeyCorp Institutional Capital A	$371	$11	$361	7.826%	2026
KeyCorp Institutional Capital B	160	4	154	8.250	2026
KeyCorp Capital I	197	8	205	4.794	2028
KeyCorp Capital II	182	8	165	6.875	2029
KeyCorp Capital III	232	8	197	7.750	2029
KeyCorp Capital V	168	5	180	5.875	2033
KeyCorp Capital VI	74	2	77	6.125	2033
KeyCorp Capital VII	233	8	258	5.700	2035

Total	$1,617	$54	$1,597	6.794%	—

DECEMBER 31, 2004	$1,399	$46	$1,339	6.704%	—

[a]	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Included in certain capital securities at December 31, 2005 and 2004, are basis adjustments of $74 million and $106 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 87, for an explanation of fair value hedges.

[b]	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after December 1, 2006 (for debentures owned by Capital A), December 15, 2006 (for debentures owned by Capital B), July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), July 16, 1999 (for debentures owned by Capital III), July 21, 2008 (for debentures owned by Capital V), and December 15, 2008 (for debentures owned by Capital VI); and, (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” an “investment company event” or a “capital treatment event” (as defined in the applicable offering circular). If the debentures purchased by Capital A or Capital B are redeemed before they mature, the redemption price will be the principal amount, plus a premium, plus any accrued but unpaid interest. If the debentures purchased by Capital I, Capital V, Capital VI or Capital VII are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable indenture), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to KeyCorp.

[c]	The interest rates for Capital A, Capital B, Capital II, Capital III, Capital V, Capital VI and Capital VII are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The rates shown as the total at December 31, 2005 and 2004, are weighted-average rates.
14. SHAREHOLDERS’ EQUITY
SHAREHOLDER RIGHTS PLAN
KeyCorp has a shareholder rights plan which was adopted in 1989 and subsequently amended. Under the plan, each shareholder received one Right — initially representing the right to purchase a common share for $82.50 — for each KeyCorp common share owned. All of the Rights expire on May 14, 2007, but KeyCorp may redeem Rights earlier for $.005 apiece, subject to certain limitations.
Rights will become exercisable if a person or group acquires 15% or more of KeyCorp’s outstanding shares. Until that time, the Rights will trade with the common shares; any transfer of a common share also will transfer the associated Right. If the Rights become exercisable, they will begin to trade apart from the common shares. If one of a number of “flip-in events” occurs, each Right will entitle the holder to purchase a KeyCorp common share for $1.00 (the par value per share), and the Rights held by a 15% or more shareholder will become void.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
CAPITAL ADEQUACY
KeyCorp and KBNA must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for certain dealings, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could make our clients and potential investors less confident. As of December 31, 2005, KeyCorp and KBNA met all regulatory capital requirements.
Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2005 and 2004, the most recent regulatory notification classified KBNA as “well capitalized.” Management believes there have not been any changes in condition or events since the most recent notification that would cause KBNA’s classification to change.
Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if those categories applied to bank holding companies, management believes Key would satisfy the criteria for a “well capitalized” institution at December 31, 2005 and 2004. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.
The following table presents Key’s and KBNA’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act.

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,615	11.47%	$8,101	8.00%	N/A	N/A
KBNA	10,670	10.77	7,916	8.00	$9,895	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$7,687	7.59%	$4,051	4.00%	N/A	N/A
KBNA	6,742	6.81	3,958	4.00	$5,937	6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$7,687	8.53%	$2,766	3.00%	N/A	N/A
KBNA	6,742	7.74	3,479	4.00	$4,348	5.00%

December 31, 2004
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,032	11.47%	$7,692	8.00%	N/A	N/A
KBNA	10,244	10.96	7,467	8.00	$9,334	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$6,944	7.22%	$3,846	4.00%	N/A	N/A
KBNA	6,294	6.74	3,734	4.00	$5,600	6.00%
TIER 1 CAPITAL TO AVERAGE ASSETS
Key	$6,944	7.96%	$2,617	3.00%	N/A	N/A
KBNA	6,294	7.56	3,327	4.00	$4,158	5.00%

N/A = Not Applicable
15. STOCK-BASED COMPENSATION
Key’s total stock-based compensation expense was $56 million for 2005, $41 million for 2004 and $24 million for 2003. Included in these amounts is stock option expense of $32 million for 2005, $23 million for 2004 and $10 million for 2003.
Key’s compensation plans allow KeyCorp to grant primarily stock options, restricted stock, performance shares, discounted stock purchases and certain deferred compensation-related awards to eligible employees and directors. At December 31, 2005, KeyCorp had 74,972,586 common shares available for future grant under its compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of Key’s Board of Directors, KeyCorp may not grant options to purchase common shares, restricted stock or other share grants under its long-term compensation plans in an amount that exceeds 6% of KeyCorp’s outstanding common shares in any rolling three-year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Under Key’s stock option plans, exercise prices cannot be less than the fair value of Key’s common stock on the grant date. Generally, options become exercisable at the rate of 33% per year beginning one year from their grant date and expire no later than ten years from their grant date. The following table summarizes activity, pricing and other information about Key’s stock options.

Year ended December 31,	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Price		Price		Price
	Options	Per Option	Options	Per Option	Options	Per Option

Outstanding at beginning of year	37,594,724	$26.93	39,974,394	$25.87	37,675,931	$25.14
Granted	6,344,870	34.33	6,469,326	29.46	7,697,048	25.65
Exercised	5,180,584	25.56	7,085,371	23.26	3,687,143	17.51
Lapsed or canceled	1,493,151	27.60	1,763,625	26.70	1,711,442	26.70

Outstanding at end of year	37,265,859	$28.35	37,594,724	$26.93	39,974,394	$25.87

Exercisable at end of year	24,341,758	$27.10	22,734,573	$26.96	24,271,664	$26.20

Weighted-average fair value of options granted during the year	$6.92		$5.67		$4.26

The following table summarizes the range of exercise prices and other related information pertaining to Key’s stock options at December 31, 2005.

Options Outstanding				Options Exercisable
Range of		Weighted-	Weighted-Average		Weighted-
Exercise	Number of	Average	Remaining	Number of	Average
Prices	Options	Price	Life (Years)	Options	Price

$16.90-$19.99	1,634,933	$17.89	4.0	1,160,433	$17.63
20.00-24.99	5,773,115	23.58	5.4	5,710,215	23.58
25.00-29.99	17,204,702	27.44	6.9	11,325,324	27.19
30.00-34.99	12,363,609	32.88	6.3	5,856,286	31.41
35.00-50.00	289,500	43.81	2.9	289,500	43.81

Total	37,265,859	$28.35	6.3	24,341,758	$27.10

Key’s Long-Term Incentive Compensation Program (“Program”) rewards senior executives who are critical to Key’s long-term financial success. The Program covers three-year performance cycles with a new cycle beginning each year. Awards under the Program are primarily in the form of time-lapsed restricted stock, performance-based restricted stock, and performance shares generally payable in stock. The time-lapsed restricted stock generally vests after the end of the three-year cycle. The vesting of the performance-based restricted stock and performance shares is contingent upon the attainment of defined performance levels.
During 2005, 2004, and 2003, Key granted 961,599, 819,456, and 223,980 awards, respectively, under the Program. The weighted-average grant-date fair value of these awards in each of those years was $33.77, $32.09, and $25.54, respectively.
Information pertaining to Key’s method of accounting for employee stock options and the pro forma effect on net income and earnings per share of applying the “fair value method” of accounting to all forms of stock-based compensation are included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 61.
16. EMPLOYEE BENEFITS
PENSION PLANS
Net pension cost for all funded and unfunded plans includes the following components:

Year ended December 31,
in millions	2005	2004	2003

Service cost of benefits earned	$49	$46	$39
Interest cost on projected benefit obligation	57	56	54
Expected return on plan assets	(93)	(92)	(76)
Amortization of prior service benefit	(1)	—	—
Amortization of losses	21	22	20

Net pension cost	$33	$32	$37

The information related to Key’s pension plans presented in the following tables as of or for the years ended December 31, is based on current actuarial reports using a September 30 measurement date.
Changes in the projected benefit obligation (“PBO”) related to Key’s pension plans are summarized as follows:

Year ended December 31,
in millions	2005	2004

PBO at beginning of year	$1,037	$974
Service cost	49	46
Interest cost	57	56
Actuarial losses	35	41
Plan amendments	—	(1)
Benefit payments	(84)	(79)

PBO at end of year	$1,094	$1,037

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the fair value of pension plan assets (“FVA”) are summarized as follows:

Year ended December 31,
in millions	2005	2004

FVA at beginning of year	$1,027	$966
Actual return on plan assets	141	124
Employer contributions	12	16
Benefit payments	(84)	(79)

FVA at end of year	$1,096	$1,027

The funded status of the pension plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2005 and 2004, is as follows:

December 31,
in millions	2005	2004

Funded status[a]	$2	$(10)
Unrecognized net loss	291	325
Unrecognized prior service benefit	—	(1)
Benefits paid subsequent to measurement date	3	3

Net prepaid pension cost recognized	$296	$317

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	$418	$433
Accrued benefit liability	(177)	(168)
Deferred tax asset	20	17
Intangible asset	1	2
Accumulated other comprehensive loss	34	33

Net prepaid pension cost recognized	$296	$317

[a]	The excess/(shortfall) of the fair value of plan assets over the projected benefit obligation.
At December 31, 2005, Key’s qualified plans were sufficiently funded under the Employee Retirement Income Security Act of 1974, which outlines pension-funding requirements. Consequently, no minimum contributions to the plans are required in 2006. If Key makes any discretionary contributions for 2006, those contributions are not expected to be significant.
Benefits from all funded and unfunded pension plans at December 31, 2005, are expected to be paid as follows: 2006 — $92 million; 2007 — $94 million; 2008 — $98 million; 2009 — $98 million; 2010 — $96 million; and $521 million in the aggregate from 2011 through 2015.
The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $1.1 billion at December 31, 2005, and $1.0 billion at December 31, 2004. Information for those pension plans that had an ABO in excess of plan assets is as follows:

December 31,
in millions	2005	2004

Projected benefit obligation	$235	$227
Accumulated benefit obligation	230	221
Fair value of plan assets	52	49

Key’s primary qualified Cash Balance Pension Plan is excluded from the preceding table because that plan was overfunded (i.e., the fair value of plan assets exceeded the projected benefit obligation) by $184 million and $168 million at December 31, 2005 and 2004, respectively.
SFAS No. 87, “Employers’ Accounting for Pensions,” requires employers to recognize an additional minimum liability (“AML”) to the extent of any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. Key’s AML, which excludes the overfunded Cash Balance Pension Plan mentioned above, increased to $55 million at December 31, 2005, from $52 million at December 31, 2004. The after-tax increase in AML included in “accumulated other comprehensive income (loss)” for 2005, 2004, and 2003 is shown in the Statements of Changes in Shareholders’ Equity on page 55.
In order to determine the actuarial present value of benefit obligations, management assumed the following weighted-average rates:

December 31,	2005	2004	2003

Discount rate	5.25%	5.75%	6.00%
Compensation increase rate	4.00	4.00	4.00

To determine net pension cost, management assumed the following weighted-average rates:

Year ended December 31,	2005	2004	2003

Discount rate	5.75%	6.00%	6.50%
Compensation increase rate	4.00	4.00	4.00
Expected return on plan assets	9.00	9.00	9.00

Management estimates that Key’s net pension cost will be $45 million for 2006, compared with $33 million for 2005 and $32 million for 2004. The estimated increase in cost for 2006 is attributable primarily to increased amortization of unrecognized losses and a 25 basis point reduction in the expected rate of return on plan assets discussed below. The unrecognized losses resulted primarily from asset losses, representing the difference between expected and actual returns on plan assets in 2002 and 2001. Asset losses and gains are not immediately recognized in the year that they occur, but rather are combined with any other cumulative asset- and obligation-related unrecognized gains and losses. These unrecognized gains and losses are subject to expense amortization gradually and systematically over future years, subject to certain constraints and recognition rules. Key determines the expected return on plan assets using a calculated market-related value of plan assets which smoothes what otherwise might be significant year-to-year volatility in net pension cost. Asset gains and losses are reflected evenly in the market-related value over the following five years, subject to the market-related value not exceeding plus or minus 10% of the plan’s FVA. As asset gains and losses are reflected in the market-related value, they are included in the cumulative unrecognized gains and losses subject to expense amortization.
Management estimates that a 25 basis point decrease in the expected return on plan assets would increase Key’s net pension cost for 2006 by approximately $3 million. Conversely, management estimates that a 25 basis point increase in the expected return on plan assets would decrease

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key’s net pension cost for 2006 by the same amount. In addition, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2006 by less than $1 million.
Management determines the assumed discount rate based on the rate of return on a hypothetical portfolio of high quality corporate bonds with interest rates and maturities that provide the necessary cash flows to pay benefits when due. The expected return on plan assets is determined by considering a number of factors, but the most significant factors are:
•	Management’s expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity and fixed income securities and forecasted returns that are modeled under various economic scenarios.

•	Historical returns on Key’s plan assets. Management’s expected return on plan assets for 2006 will be reduced to 8.75% from the 9% assumption used in 2005, 2004 and 2003. The 9% assumption is consistent with actual returns since 1991. The reduction to 8.75% for 2006 resulted from an annual reassessment of current and expected future capital market returns, which considered the modeled forecasted returns described above.
The investment objectives of the pension funds are developed to reflect the characteristics of the plans, such as the plans’ pension formulas and cash lump sum distribution features, and the liability profiles created by the plans’ participants. An executive oversight committee reviews the plans’ investment performance at least quarterly, and compares performance against appropriate market indices. The pension funds’ investment allocation policies specify that fund assets are to be invested within the following ranges:

Asset Class	Investment Range

Equity securities	65% — 85%
Fixed income securities	15 — 30
Convertible securities	0 — 15
Cash equivalents and other assets	0 — 5

Key’s weighted-average asset allocations for its pension funds are summarized as follows:

December 31,	2005	2004

Equity securities	72%	72%
Fixed income securities	17	16
Convertible securities	9	10
Cash equivalents and other assets	2	2

Total	100%	100%

Although the investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not foresee employing such contracts in the future.
OTHER POSTRETIREMENT BENEFIT PLANS
Key sponsors a contributory postretirement healthcare plan that covers substantially all active and retired employees hired before 2001 who meet certain eligibility criteria. Retirees’ contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. Key also sponsors life insurance plans covering certain grandfathered employees. These plans are principally noncontributory. Separate Voluntary Employee Beneficiary Association (“VEBA”) trusts are used to fund the healthcare plan and one of the life insurance plans.
Net postretirement benefit cost includes the following components:

Year ended December 31,
in millions	2005	2004	2003

Service cost of benefits earned	$4	$4	$3
Interest cost on accumulated postretirement benefit obligation	8	7	8
Expected return on plan assets	(3)	(3)	(3)
Amortization of unrecognized transition obligation	4	4	4
Amortization of losses	2	1	2

Net postretirement benefit cost	$15	$13	$14

Key determines the expected return on plan assets using the plans’ FVA.
The information related to Key’s postretirement benefit plans presented in the following tables as of or for the years ended December 31, is based on current actuarial reports using a September 30 measurement date.
Changes in the accumulated postretirement benefit obligation (“APBO”) are summarized as follows:

Year ended December 31,
in millions	2005	2004

APBO at beginning of year	$141	$122
Service cost	4	4
Interest cost	8	7
Plan participants’ contributions	8	7
Actuarial losses	4	19
Benefit payments	(17)	(18)

APBO at end of year	$148	$141

Changes in the fair value of postretirement plan assets are summarized as follows:

Year ended December 31,
in millions	2005	2004

FVA at beginning of year	$64	$53
Employer contributions	11	14
Plan participants’ contributions	8	7
Benefit payments	(17)	(18)
Actual return on plan assets	8	8

FVA at end of year	$74	$64

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The funded status of the postretirement plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2005 and 2004, is as follows:

December 31,
in millions	2005	2004

Funded status[a]	$(74)	$(77)
Unrecognized net loss	33	36
Unrecognized prior service cost	2	2
Unrecognized transition obligation	27	32
Contributions/benefits paid subsequent to measurement date	4	5

Accrued postretirement benefit cost recognized	$(8)	$(2)

[a] The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.
There are no regulatory provisions that require contributions to the VEBAs. Consequently, there is no minimum funding requirement. Discretionary contributions to the VEBAs are permitted, subject to certain Internal Revenue Service (“IRS”) restrictions and limitations. Management anticipates that Key will make discretionary contributions into the VEBA trusts of approximately $6 million in 2006.
Benefits from all funded and unfunded other postretirement plans at December 31, 2005, are expected to be paid as follows: 2006 — $9 million; 2007 — $9 million; 2008 — $10 million; 2009 — $10 million; 2010 — $10 million; and $56 million in the aggregate from 2011 through 2015. Federal subsidies related to prescription drug coverage under the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” are expected to be $2 million in 2006 and $3 million in the aggregate from 2007 through 2015.
To determine the accumulated postretirement benefit obligation, management assumed weighted-average discount rates of 5.25% at December 31, 2005, 5.75% at December 31, 2004, and 6.00% at December 31, 2003.
To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2005	2004	2003

Discount rate	5.75%	6.00%	6.50%
Expected return on plan assets	5.79	5.78	5.73

The realized net investment income for the postretirement healthcare plan VEBA is subject to federal income taxes. Consequently, the weighted-average expected return on plan assets shown above reflects the effect of income taxes. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2005	2004

Healthcare cost trend rate assumed for next year	9.50%	10.00%
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2015	2015

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.
Management estimates the expected returns on plan assets for VEBAs much the same way it estimates returns on Key’s pension funds. The primary investment objectives of the VEBAs also are similar. In accordance with Key’s current investment policies, weighted-average target allocation ranges for the VEBAs’ assets are as follows:

Asset Class	Investment Range

Equity securities	70% — 90%
Fixed income securities	0 — 10
Convertible securities	0 — 10
Cash equivalents and other assets	10 — 30

Key’s weighted-average asset allocations for its postretirement VEBAs are summarized as follows:

December 31,	2005	2004

Equity securities	85%	78%
Cash equivalents	15	22

Total	100%	100%

Although the investment policy conditionally permits the use of derivative contracts, no such contracts have been entered into, and management does not foresee employing such contracts in the future.
On December 8, 2003, the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” was signed into law. The Act, which becomes effective in 2006, introduces a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees.
Based on regulations regarding the manner in which actuarial equivalence must be determined, management has determined that the prescription drug coverage related to Key’s retiree healthcare benefit plan is actuarially equivalent, and that the subsidy will not have a material effect on Key’s APBO and net postretirement benefit cost.
EMPLOYEE 401(K) SAVINGS PLAN
     A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 16% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Key also maintains nonqualified excess 401(k) savings plans that provide certain employees with benefits that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the IRS. Total expense associated with all plans was $61 million in 2005, $60 million in 2004 and $54 million in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
17. INCOME TAXES
Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2005	2004	2003

Currently payable:
Federal	$311	$14	$239
State	43	3	28

	354	17	267
Deferred:
Federal	98	377	71
State	7	40	1

	105	417	72

Total income tax expense[a]	$459	$434	$339

[a]	Income tax expense on securities transactions totaled $.2 million in 2005, $2 million in 2004 and $3 million in 2003. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in noninterest expense on the income statement and totaled $18 million in 2005, ($9) million in 2004 and $20 million in 2003.
Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2005	2004

Provision for loan losses	$405	$465
Net unrealized securities losses	48	17
Other	216	190

Total deferred tax assets	669	672

Leasing income reported using the operating method for tax purposes	2,809	2,661
Depreciation	6	21
Other	49	100

Total deferred tax liabilities	2864	2,782

Net deferred tax liabilities	$2,195	$2,110

The following table shows how Key arrived at total income tax expense and the resulting effective tax rate.

Year ended December 31 ,	2005		2004		2003
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income before income taxes times 35% statutory federal tax rate	$556	35.0%	$486	35.0%	$435	35.0%
State income tax, net of federal tax benefit	32	2.0	28	2.0	18	1.5
Write-off of nondeductible goodwill	—	—	19	1.4	—	—
Tax-exempt interest income	(13)	(.8)	(13)	(.9)	(12)	(1.0)
Corporate-owned life insurance income	(40)	(2.5)	(41)	(2.9)	(42)	(3.4)
Tax credits	(64)	(4.0)	(51)	(3.7)	(43)	(3.4)
Reduced tax rate on lease income	(65)	(4.1)	(44)	(3.2)	(23)	(1.9)
Reduction of deferred tax asset	15	.9	43	3.1	—	—
Other	38	2.4	7	.5	6	.5

Total income tax expense	$459	28.9%	$434	31.3%	$339	27.3%

AMERICAN JOBS CREATION ACT OF 2004
The American Jobs Creation Act of 2004 provides for a special one-time tax deduction equal to 85% of certain foreign earnings that are “repatriated.” Management has completed a review of Key’s foreign operations and concluded that this special one-time deduction will not generate significant benefits.
LEASE FINANCING TRANSACTIONS
In the ordinary course of business, Key enters into various types of lease financing transactions. Between 1996 and 2004, Key entered into lease financing transactions which may be characterized in three categories: Lease-In, Lease-Out (“LILO”) transactions; Qualified Technological Equipment Leases (“QTEs”); and Service Contract Leases.
LILO transactions are leveraged leasing transactions in which Key leases property from an unrelated third party and then leases the property back to that party. The transaction is similar to a sale-leaseback, except that the property is leased by Key, rather than purchased. QTE and Service Contract Leases are even more like sale-leaseback transactions as Key is considered to be the purchaser of the equipment for tax purposes. Key executed these three types of leasing transactions with both foreign and domestic customers that are primarily municipal authorities. LILO and Service Contract transactions involve commuter rail equipment, public utility facilities, and commercial aircraft. QTE transactions involve sophisticated high technology hardware and related software, such as telecommunications equipment. The terms of the leases range from ten to fifty years.
Like other forms of leasing transactions, LILO transactions generate income tax deductions for Key from net rental expense associated with the leased property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs. QTE and Service Contract transactions generate rental income from the leasing of the property, as well as deductions from the depreciation of the property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The IRS has completed audits of Key’s income tax returns for the 1995 through 2000 tax years and proposes to disallow all deductions taken in those years that relate to LILOs, QTEs and Service Contract Leases. Key had previously appealed the 1995 through 1997 examination results, which pertained to LILOs only, to the Appeals Division of the IRS. During the fourth quarter of 2005, ongoing discussions with the Appeals Division were discontinued without having reached a resolution regarding the L1LO deductions. Key is anticipating the receipt of a final assessment from the IRS in the first quarter of 2006 and is currently evaluating all of its options, including litigation. In addition, Key has filed an appeal with the Appeals Division of the IRS with regard to the proposed disallowance of leasing transaction deductions taken in the 1998 through 2000 tax years.
Management believes that the deductions taken by Key on the leasing transactions discussed above were appropriate based on the relevant statutory, regulatory, and judicial authority in effect at the time the transactions were entered into and intends to vigorously defend them. Although the ultimate resolution of these matters cannot be known at this time, management believes that Key has provided tax reserves that are adequate based on its assessment of Key’s tax position. However, if the IRS were to be successful in disallowing the deductions, Key would potentially owe additional taxes, interest and penalties that could have a material effect on its results of operations in the period in which incurred.
PROPOSED TAX-RELATED GUIDANCE
In July 2005, the FASB issued two drafts of proposed tax-related guidance for public comment. The first proposal (“Leasing Proposal”) provides additional guidance regarding the application of SFAS No. 13, “Accounting for Leases,” that would affect when earnings from leveraged leasing transactions would be recognized when there are changes or projected changes in the timing of cash flows, including changes due to or expected to be due to settlements of tax matters. The second (“Tax Proposal”) provides guidance on the accounting for “uncertain tax positions” and could impact when a tax position is to be recognized in the financial statements.
The adoption of any final guidance related to these two proposals could result in one-time charges to earnings stemming from changes in the timing or projected timing of the cash flows related to leasing transactions and/or the possibility that uncertain tax positions may not meet the recognition threshold outlined in the final guidance. However, future earnings would be expected to increase over the remaining term of the leases affected by the Leasing Proposal by an amount that represents a substantial portion of the related one-time charge, resulting in a timing difference. The two proposals are currently expected to be effective in the first quarter of 2007.
18. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES
OBLIGATIONS UNDER NONCANCELABLE LEASES
Key is obligated under various noncancelable operating leases for land, buildings and other property consisting principally of data processing equipment. Rental expense under all operating leases totaled $136 million in 2005, $138 million in 2004 and $140 million in 2003. Minimum future rental payments under noncancelable operating leases at December 31, 2005, are as follows: 2006 — $131 million; 2007 — $120 million; 2008 — $107 million; 2009 — $90 million; 2010 — $76 million; all subsequent years — $308 million.
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
Loan commitments involve credit risk not reflected on Key’s balance sheet. Key mitigates its exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts its allowance for probable credit losses inherent in all commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Credit Losses on Lending-Related Commitments” on page 59.
The following table shows the remaining contractual amount of each class of commitments related to extensions of credit or the funding of principal investments as of the date indicated. For loan commitments and commercial letters of credit, this amount represents Key’s maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and then subsequently default on payment for the total amount of the then outstanding loan.

December 31,
in millions	2005	2004

Loan commitments:
Commercial and other	$25,104	$24,725
Home equity	7,331	6,789
Commercial real estate and construction	6,456	4,680

Total loan commitments	38,891	36,194
Commercial letters of credit	336	241
Principal investing and other commitments	231	247

Total loan and other commitments	$39,458	$36,682

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
LEGAL PROCEEDINGS
Residual value insurance litigation. Key Bank USA obtained two insurance policies from Reliance Insurance Company (“Reliance”) insuring the residual value of certain automobiles leased through Key Bank USA. The two policies (the “Policies”), the “4011 Policy” and the “4019 Policy,” together covered leases entered into during the period from January 1, 1997, to January 1, 2001.
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
The 4011 Policy was canceled and replaced as of May 1, 2000, by a policy issued by North American Specialty Insurance Company
(a subsidiary or affiliate of Swiss Re) (“the NAS Policy’’). Tri-Arc Financial Services, Inc. (“Tri-Arc”) acted as agent for Reliance, Swiss Re and NAS. From February 2000 through September 2004, Key Bank USA filed claims, and since October 2004, KBNA (successor to Key Bank USA) has been filing claims under the Policies, but none of these claims has been paid.
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
On August 4, 2004, the Court ruled on Key’s and Swiss Re’s motions for summary judgment on issues related to liability. In its written decision, which is publicly available, the Court held as a matter of law that Swiss Re breached its Letter Agreement with Key by not issuing a replacement policy covering the leases insured under Key’s 4011 Policy that were booked between October 1, 1998, and April 30, 2000. With respect to Key’s claims under the 4019 Policy, the Court held that Swiss Re is not entitled to judgment as a matter of law on Key’s claim that Swiss Re authorized Tri-Arc to issue the REINS-1 Endorsement. The Court also held that Swiss Re is not entitled to judgment as a matter of law on Key’s claim that Swiss Re acted in bad faith. On March 21, 2005, the Court, in response to the parties’ joint motion and related agreement to allow more time for the completion of the damages discovery process, entered an order establishing a new damages discovery schedule, including an extension of the deadline for submitting summary judgment motions on issues related to damages to December 9, 2005. On August 26, 2005, the Court entered an order modifying certain deadlines in the expert discovery phase of the case and extending the December 9, 2005, deadline to February 9, 2006.
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
Accordingly, the total expected loss on the portfolio for which KBNA (and Key Bank USA) will have filed claims cannot be determined with certainty at this time. Claims filed through December 31, 2005, totaled approximately $384 million, and management currently estimates that approximately $1 million of additional claims may be filed through year-end 2006, bringing the total aggregate amount of actual and potential claims to $385 million. During the litigation, Key has carefully analyzed its claims, both internally and with the assistance of outside expert consultants. Based on the analysis completed through April 30, 2005, Key currently expects to seek recovery of insured residual value losses in the range of approximately $342 million to $357 million, in addition to interest and other damages attributable to Swiss Re’s denial of coverage.
Key is filing insurance claims for its losses and has recorded as a receivable on its balance sheet a portion of the amount of the insurance claims. Management believes the amount being recorded as a receivable due from the insurance carriers is appropriate to reflect the collectibility risk associated with the insurance litigation; however, litigation is inherently not without risk, and any actual recovery from the litigation may be more or less than the receivable. While management does not expect an adverse decision, if a court were to make an adverse final determination, such result would cause Key to record a material one-time expense during the period when such determination is made. An adverse determination would not have a material effect on Key’s financial condition, but could have a material adverse effect on Key’s results of operations in the quarter it occurs.

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
TAX CONTINGENCY
In the ordinary course of business, Key enters into certain transactions that have tax consequences. On occasion, the IRS may challenge a particular tax position taken by Key. The IRS has completed its review of Key’s tax returns for the 1995 through 2000 tax years and proposes to disallow all deductions taken in those years that relate to certain lease financing transactions as further described in Note 17 (“Income Taxes”) under the heading “Lease Financing Transactions” on page 82. Management believes that the deductions taken by Key on the leasing transactions discussed above were appropriate based on the relevant statutory, regulatory, and judicial authority in effect at the time the transactions were entered into and intends to vigorously defend them. Although the ultimate resolution of these matters cannot be known at this time, management believes that Key has provided tax reserves that are adequate based on its assessment of Key’s tax position.
GUARANTEES
Key is a guarantor in various agreements with third parties. The following table shows the types of guarantees that Key had outstanding at December 31, 2005. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Guarantees” on page 61.

	Maximum Potential
	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$12,420	$43
Credit enhancement for asset-backed commercial paper conduit	28	—
Recourse agreement with FNMA	676	9
Return guarantee agreement with LIHTC investors	527	44
Default guarantees	33	1
Written interest rate caps[a]	70	9

Total	$13,754	$106

[a]	As of December 31, 2005, the weighted-average interest rate of written interest rate caps was 4.2% and the weighted-average strike rate was 5.1%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.
Standby letters of credit. These instruments, issued on behalf of clients, obligate Key to pay a specified third party when a client fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Standby letters of credit are issued by many of Key’s lines of business to address clients’ financing needs. Any amounts drawn under standby letters of credit are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2005, Key’s standby letters of credit had a remaining weighted-average life of approximately three years, with remaining actual lives ranging from less than one year to as many as thirteen years.
Credit enhancement for asset-backed commercial paper conduit. Key provides credit enhancement in the form of a committed facility to ensure the continuing operations of an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. The commitment to provide credit enhancement extends until September 22, 2006, and specifies that in the event of default by certain borrowers whose loans are held by the conduit, Key will provide financial relief to the conduit in an amount that is based on defined criteria that consider the level of credit risk involved and other factors.
At December 31, 2005, Key’s maximum potential funding requirement under the credit enhancement facility totaled $28 million. However, there were no drawdowns under the facility during the year ended December 31, 2005. Key has no recourse or other collateral available to offset any amounts that may be funded under this credit enhancement facility. Management periodically evaluates Key’s commitment to provide credit enhancement to the conduit.
Recourse agreement with Federal National Mortgage Association. KBNA participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing (“DUS”) program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KBNA has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan sold to FNMA. Accordingly, KBNA maintains a reserve for such potential losses in an amount estimated by management to approximate the fair value of KBNA’s liability. At December 31, 2005, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of eight years, and the unpaid principal balance outstanding of loans sold by KBNA as a participant in this program was approximately $2.0 billion. The maximum potential amount of undiscounted future payments that may be required under this program is equal to one-third of the principal balance of loans outstanding at December 31, 2005. If payment is required under this program, Key would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.
Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KBNA, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return that is based on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. If KAHC defaults on its obligation, Key is obligated to make any necessary payments to investors to provide the guaranteed return. In October 2003, management elected to discontinue new partnerships under this program. Additional information regarding these partnerships is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 70.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
No recourse or collateral is available to offset the guarantee obligation other than the underlying income stream from the properties. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally through the distribution of tax credits and deductions associated with the specific properties.
As shown in the table on page 85, KAHC maintained a reserve in the amount of $44 million at December 31, 2005, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the preceding table represents undiscounted future payments due to investors for the return on and of their investments. In accordance with Interpretation No. 45, the amount of all fees received in consideration for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, has been recognized in the liability recorded.
Various types of default guarantees. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to satisfy all of its payment obligations to third parties. Key generally undertakes these guarantees to support or protect its underlying investment or where the risk profile of the debtor should provide an investment return. The terms of these default guarantees range from less than one year to as many as seventeen years. Although no collateral is held, Key would have recourse against the debtor for any payments made under a default guarantee.
Written interest rate caps. In the ordinary course of business, Key “writes” interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2005, these caps had a weighted-average life of approximately three years.
Key is obligated to pay the client if the applicable benchmark interest rate exceeds a specified level (known as the “strike rate”). These instruments are accounted for as derivatives. Key’s potential amount of future payments under these obligations is mitigated by offsetting positions with third parties.
OTHER OFF-BALANCE SHEET RISK
Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45 and from other relationships.
Liquidity facility that supports asset-backed commercial paper conduit. Key provides liquidity to an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. See further discussion of the conduit in Note 8. This liquidity facility obligates Key through November 5, 2008, to provide funding of up to $1.3 billion if required as a result of a disruption in credit markets or other factors that preclude the issuance of commercial paper by the conduit. The amount available to be drawn, which is based on the amount of current commitments to borrowers in the conduit, was $593 million at December 31, 2005, but there were no drawdowns under this committed facility at that time. Key’s commitment to provide liquidity is periodically evaluated by management.
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
Relationship with MasterCard International Inc. and Visa U.S.A. Inc. KBNA is, and until its merger into KBNA, Key Bank USA was, a member of MasterCard International Incorporated and Visa U.S.A. Inc. MasterCard’s charter documents and bylaws state that MasterCard may assess its members for certain liabilities that it incurs, including litigation liabilities. Visa’s charter documents state that Visa may fix fees payable by members in connection with Visa’s operations. Management understands that descriptions of significant pending lawsuits and MasterCard’s and Visa’s positions regarding the potential impact of those lawsuits on members are set forth on MasterCard’s and Visa’s respective websites, as well as in MasterCard’s public filings with the Securities and Exchange Commission. Key is not a party to any significant litigation by third parties against MasterCard or Visa.
In June 2003, MasterCard and Visa agreed, independently, to settle a class-action lawsuit against them by Wal-Mart Stores Inc. and many other retailers. The lawsuit alleged that MasterCard and Visa violated federal antitrust laws by conspiring to monopolize the debit card services market and by requiring merchants that accept certain of their debit and credit card services to also accept their higher priced “off-line,” signature-verified debit card services. Under the terms of the settlements, MasterCard and Visa have agreed to pay a total of approximately $3.0 billion, beginning August 1, 2003, over a ten-year period, to merchants who claim to have been harmed by their actions and to reduce the fees they charge merchants for certain debit card services. Also, as of January 1, 2004, such merchants are not required to accept MasterCard or Visa debit card services when they accept MasterCard or Visa credit card services. These settlements reduced fees earned by KBNA from off-line debit card transactions. During 2005, the impact of the settlement reduced Key’s pre-tax net income by approximately $12 million. It is management’s understanding that certain retailers have opted out of the class-action settlement and that additional suits have been filed against MasterCard and Visa seeking additional damage recovery. Management is unable at this time to estimate the possible impact on Key of any such actions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
19. DERIVATIVES AND HEDGING ACTIVITIES
Key, mainly through its subsidiary bank, KBNA, is party to various derivative instruments which are used for asset and liability management and trading purposes. The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. All foreign exchange forward contracts and interest rate swaps and caps held are over-the-counter instruments. Generally, these instruments help Key meet clients’ financing needs and manage exposure to “market risk” — the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors. However, like other financial instruments, these derivatives contain an element of “credit risk” — the possibility that Key will incur a loss because a counterparty fails to meet its contractual obligations.
At December 31, 2005, Key had $163 million of derivative assets and $245 million of derivative liabilities on its balance sheet that arose from derivatives that were being used for hedging purposes. As of the same date, derivative assets and liabilities classified as trading derivatives totaled $876 million and $815 million, respectively. Derivative assets and liabilities are recorded at fair value on the balance sheet.
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
Key uses two additional means to manage exposure to credit risk on swap contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Second, Key’s Credit Administration department monitors credit risk exposure to the counterparty on each interest rate swap to determine appropriate limits on Key’s total credit exposure and decide whether to demand collateral. If Key determines that collateral is required, it is generally collected immediately. Key generally holds collateral in the form of cash and highly rated treasury and agency-issued securities.
At December 31, 2005, Key was party to interest rate swaps and caps with 55 different counterparties. Among these were swaps and caps entered into to offset the risk of client exposure. Key had aggregate exposure of $202 million on these instruments to 29 of the 55 counterparties. However, at December 31, 2005, Key held approximately $127 million in collateral to mitigate its credit exposure, resulting in net exposure of $75 million. The largest exposure to an individual counterparty was approximately $79 million, all of which was secured.
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
The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in earnings with no corresponding offset. Key recognized a net gain of approximately $1 million in 2005, a net loss of approximately $1 million in 2004 and a net gain of approximately $3 million in 2003 related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in “other income” on the income statement.
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
During 2005, 2004 and 2003, the net amount recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.
The change in “accumulated other comprehensive income (loss)” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2005	of Losses to	December 31,
in millions	2004	Hedging Activity	Net Income	2005

Accumulated other comprehensive income (loss) resulting from cash flow hedges	$(40)	$1	$8	$(31)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Reclassifications of gains and losses from “accumulated other comprehensive income (loss)” to earnings coincide with the income statement impact of the hedged item through the payment of variable-rate interest on debt, the receipt of variable-rate interest on commercial loans and the sale or securitization of commercial real estate loans. Key expects to reclassify an estimated $2 million of net losses on derivative instruments from “accumulated other comprehensive income (loss)” to earnings during the next twelve months.
TRADING PORTFOLIO
Futures contracts and interest rate swaps, caps and floors. Key uses these instruments for dealer activities, which generally are for the benefit of Key’s commercial loan clients. Specifically, Key enters into positions with third parties that are intended to offset or mitigate the interest rate risk of the client positions. The transactions entered into with clients generally are limited to conventional interest rate swaps. All futures contracts and interest rate swaps, caps and floors are recorded at their estimated fair values. Adjustments to the fair values are included in “investment banking and capital markets income” on the income statement.
Foreign exchange forward contracts. Foreign exchange forward contracts provide for the delayed delivery or purchase of foreign currency. Key uses these instruments to accommodate clients’ business needs and for proprietary trading purposes. Key mitigates the associated risk by entering into other foreign exchange contracts with third parties. Adjustments to the fair value of all foreign exchange forward contracts are included in “investment banking and capital markets income” on the income statement.
Options and futures. Key uses these instruments for proprietary trading purposes. Adjustments to the fair value of options and futures are included in “investment banking and capital markets income” on the income statement.
Key has established a reserve in the amount of $12 million at December 31, 2005, which management believes will be sufficient to cover estimated future losses on the trading portfolio in the event of client default. This reserve is recorded in “accrued income and other assets” on the balance sheet.
20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

December 31,	2005		2004
	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments[a]	$4,700	$4,700	$3,926	$3,926
Securities available for sale[b]	7,348	7,269	7,435	7,451
Investment securities[b]	91	92	71	74
Other investments[c]	1,332	1,332	1,421	1,421
Loans, net of allowance[d]	65,512	66,892	62,234	63,092
Loans held for sale[a]	3,381	3,381	4,353	4,353
Servicing assets[e]	275	346	138	174
Derivative assets[f]	1,039	1,039	1,949	1,949

LIABILITIES
Deposits with no stated maturity[a]	$39,416	$39,416	$35,299	$35,299
Time deposits[e]	19,349	19,428	22,543	22,777
Short-term borrowings[a]	6,615	6,615	4,660	4,660
Long-term debt[e]	13,939	13,804	14,846	14,689
Derivative liabilities[f]	1,060	1,060	1,196	1,196

Valuation Methods and Assumptions

[a]	Fair value equals or approximates carrying amount.

[b]	Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

[c]	Fair values of most other investments were estimated based on the issuer’s financial condition and results of operations, prospects, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Where fair values were not readily determinable, they were based on fair values of similar instruments, or the investments were included at their carrying amounts.

[d]	Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables were included at their carrying amounts in the estimated fair value of loans.

[e]	Fair values of servicing assets, time deposits and long-term debt were estimated based on discounted cash flows.

[f]	Fair values of interest rate swaps and caps were based on discounted cash flow models. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Residential real estate mortgage loans with carrying amounts of $1.5 billion at December 31, 2005 and 2004, are included in the amount shown for “Loans, net of allowance.” The estimated fair values of residential real estate mortgage loans and deposits do not take into account the fair values of related long-term client relationships.
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
21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
CONDENSED BALANCE SHEETS
December 31,

in millions	2005	2004

ASSETS
Interest-bearing deposits	$1,934	$1,293
Loans and advances to subsidiaries:
Banks	32	32
Nonbank subsidiaries	1,654	1,158

	1,686	1,190
Investment in subsidiaries:
Banks	6,936	6,499
Nonbank subsidiaries	1,037	1,906

	7,973	8,405
Accrued income and other assets	1,055	989

Total assets	$12,648	$11,877

LIABILITIES
Accrued expense and other liabilities	$532	$509
Short-term borrowings	86	152
Long-term debt due to:
Subsidiaries	1,597	1,339
Unaffiliated companies	2,835	2,760

	4,432	4,099

Total liabilities	5,050	4,760

SHAREHOLDERS’ EQUITY[a]	7,598	7,117

Total liabilities and shareholders’ equity	$12,648	$11,877

[a]	See page 55 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME
Year ended December 31,

in millions	2005	2004	2003

INCOME
Dividends from subsidiaries:
Banks	$700	$786	$245
Nonbank subsidiaries	929	75	73
Interest income from subsidiaries	87	56	41
Other income	16	105	16

	1,732	1,022	375
EXPENSES
Interest on long-term debt with subsidiary trusts	64	36	38
Interest on other borrowed funds	106	64	48
Personnel and other expense	170	223	115

	340	323	201
Income before income tax benefit and equity in net income less dividends from subsidiaries	1,392	699	174
Income tax benefit	64	26	45

	1,456	725	219
Equity in net income less dividends from subsidiaries	(327)	229	684

NET INCOME	$1,129	$954	$903

CONDENSED STATEMENTS OF CASH FLOW
Year ended December 31,

in millions	2005	2004	2003

OPERATING ACTIVITIES
Net income	$1,129	$954	$903
Adjustments to reconcile net income to net cash provided by operating activities:
Net securities (gains) losses	(1)	(10)	3
Deferred income taxes	23	—	38
Equity in net income less dividends from subsidiaries	327	(229)	(684)
Net (increase) decrease in other assets	(276)	43	(84)
Net increase (decrease) in other liabilities	25	(4)	52
Net decrease in accrued restructuring charges	—	(6)	(10)
Other operating activities, net	71	(27)	29

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,298	721	247
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired	—	(195)	—
Net (increase) decrease in interest-bearing deposits	(641)	(294)	407
Purchases of securities available for sale	(2)	(4)	—
Proceeds from prepayments and maturities of securities available for sale	1	16	56
Net increase in loans and advances to subsidiaries	(496)	(119)	(331)
(Increase) decrease in investments in subsidiaries	105	(101)	577

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,033)	(697)	709
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	(66)	11	(46)
Net proceeds from issuance of long-term debt	861	1,330	662
Payments on long-term debt	(429)	(505)	(815)
Purchases of treasury shares	(229)	(512)	(303)
Net proceeds from issuance of common stock	129	160	59
Cash dividends paid	(531)	(508)	(513)

NET CASH USED IN FINANCING ACTIVITIES	(265)	(24)	(956)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

KeyCorp paid $159 million in interest on borrowed funds in 2005, $96 million in 2004 and $88 million in 2003.