Form 10-K, Exhibit 13
period 2006-12-31
KEYCORP /NEW/
filed 2007-02-28
CIK 91576

Exhibit 13

FINANCIAL REVIEW	2006 KeyCorp Annual Report

18	Management’s Discussion & Analysis of Financial Condition & Results of Operations

18	Introduction
18	Terminology
18	Description of business
18	Long-term goals
19	Forward-looking statements
20	Corporate strategy
20	Economic overview
20	Critical accounting policies and estimates
22	Revenue recognition

23	Highlights of Key’s 2006 Performance
23	Financial performance
25	Strategic developments

25	Line of Business Results
26	Community Banking summary of operations
27	National Banking summary of continuing operations
28	Other Segments

29	Results of Operations
29	Net interest income
32	Noninterest income
34	Noninterest expense
36	Income taxes

36	Financial Condition
36	Loans and loans held for sale
41	Securities
42	Deposits and other sources of funds
43	Capital

45	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
45	Off-balance sheet arrangements
46	Contractual obligations
46	Guarantees

47	Risk Management
47	Overview
47	Market risk management
49	Credit risk management
54	Liquidity risk management
57	Operational risk management

57	Fourth Quarter Results

59	Certifications

60	Management’s Annual Report on Internal Control Over Financial Reporting

61	Reports of Independent Registered Public Accounting Firm

63	Consolidated Financial Statements and Related Notes
63	Consolidated Balance Sheets
64	Consolidated Statements of Income
65	Consolidated Statements of Changes in Shareholders’ Equity
66	Consolidated Statements of Cash Flow
67	Summary of Significant Accounting Policies
74	Earnings Per Common Share
75	Acquisitions and Divestitures
76	Line of Business Results
80	Restrictions on Cash, Dividends and Lending Activities
80	Securities
82	Loans and Loans Held for Sale
83	Loan Securitizations, Servicing and Variable Interest Entities
85	Nonperforming Assets and Past Due Loans
85	Goodwill and Other Intangible Assets
86	Short-Term Borrowings
87	Long-Term Debt
88	Capital Securities Issued by Unconsolidated Subsidiaries
88	Shareholders’ Equity
89	Stock-Based Compensation
92	Employee Benefits
96	Income Taxes
97	Commitments, Contingent Liabilities and Guarantees
100	Derivatives and Hedging Activities
102	Fair Value Disclosures of Financial Instruments
103	Condensed Financial Information of the Parent Company

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
INTRODUCTION
This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 63 through 104.
Terminology
This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.
•	KeyCorp refers solely to the parent holding company.
•	KBNA refers to KeyCorp’s subsidiary bank, KeyBank National Association.
•	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.
•	A KeyCenter is one of KBNA’s full-service retail banking facilities or branches.
•	In November 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business, and announced a separate agreement to sell Champion’s origination platform. As a result of these actions, Key has accounted for this business as a discontinued operation and restated consolidated results of operations, average balances and related performance ratios accordingly for prior periods. We use the phrase continuing operations in this document to mean all of Key’s business other than Champion.
•	Key engages in capital markets activities. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).
•	All earnings per share data included in this discussion are presented on a diluted basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options and other stock awards. Some of the financial information tables also include basic earnings per share, which takes into account only common shares outstanding.
•	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 43.
Description of business
KeyCorp is one of the nation’s largest bank-based financial services companies, with consolidated total assets of $92.3 billion at December 31, 2006. KeyCorp’s subsidiaries provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of December 31, 2006, these services were provided through subsidiaries operating 950 KeyCenters, a telephone banking call center services group and 2,050 automated teller machines (“ATMs”), in sixteen states. Additional information pertaining to KeyCorp’s two business groups appears in the “Line of Business Results” section, which begins on page 25, and in Note 4 (“Line of Business Results”), which begins on page 76.
In addition to the customary banking services of accepting deposits and making loans, KeyCorp’s bank, registered investment advisor and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. These subsidiaries also provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans (i.e., multiemployer trust funds established for providing pension, vacation or other benefits to employees).
KeyCorp provides other financial services — both inside and outside of its primary banking markets — through nonbank subsidiaries. These services include accident, health and credit-life insurance on loans made by KBNA, principal investing, community development financing, securities underwriting and brokerage, and other financial services. KeyCorp also is an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.
Long-term goals
Key’s long-term financial goals are to achieve an annual return on average equity in the range of 16% to 18% and to grow earnings per common share at an annual rate of 8% to 10%. The strategy for achieving these goals is described under the heading “Corporate strategy” on page 20.
During 2006, Key’s earnings per common share from continuing operations grew by 11%. This improvement was accomplished by growing revenue faster than expenses. Key from time-to-time uses capital that exceeds internal guidelines and minimum regulatory requirements to repurchase common shares in the open market or through privately-negotiated transactions. As a result of such repurchases, Key’s weighted-average fully-diluted common shares decreased to 410.2 million shares for 2006 from 414.0 million shares for 2005. Reducing the share count can foster both earnings per share growth and improved returns on average equity, but Key’s share repurchase activity was not significant enough to cause a material effect on either of these profitability measures in 2006 and 2005.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Forward-looking statements
This report may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates,” or other similar words or expressions or conditional verbs such as “will,” “would,” “could” and “should.”
Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially from the forward-looking statements for a variety of reasons, including the following factors.
Interest rates. Net interest income can be affected by changes in market interest rates (higher or lower) and the composition of Key’s interest-earning assets and interest-bearing liabilities.
Trade, monetary or fiscal policy. The trade, monetary and fiscal policies implemented by government and regulatory bodies, such as the Board of Governors of the Federal Reserve System may affect the economic environment in which Key operates and, therefore, impact Key’s financial condition and results of operations.
Economic conditions. Changes in general economic conditions, or in the condition of the local economies or industries in which Key has significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans.
Credit risk. Increases in interest rates and/or weakening economic conditions could diminish the ability of borrowers to repay outstanding loans or the value of the collateral securing those loans. Additionally, the allowance for loan losses may be insufficient if the estimates and judgments management used to establish that allowance prove to be inaccurate.
Market dynamics and competition. Key’s revenue is susceptible to changes in the markets Key serves, including changes resulting from mergers, acquisitions and consolidations among major clients and competitors. The prices charged for Key’s products and services and, hence, their profitability, could change depending on market demand, actions taken by competitors, and the introduction of new products and services.
Strategic initiatives. Results of operations could be affected by the success or lack of success of management’s initiatives to grow revenues and manage expenses or by changes in the composition of Key’s business (including changes from acquisitions and divestitures) and in the geographic locations in which Key operates.
Technological change. Key’s financial performance depends in part on our ability to utilize technology efficiently and effectively to develop, market and deliver new and innovative products and services.
Operational risk. Key may experience operational or risk management failures due to technological or other factors.
Regulatory compliance. KeyCorp and its subsidiaries are subject to voluminous and complex rules, regulations and guidelines imposed by a number of government authorities. Monitoring compliance with these requirements is a significant task, and failure to comply may result in penalties that could have an adverse effect on Key’s results of operations. In addition, regulatory practices, requirements or expectations may continue to expand.
Legal obligations. Key may become subject to new legal obligations, or the resolution of pending litigation may have an adverse effect on financial results.
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
Capital markets conditions. Changes in the stock markets, public debt markets and other capital markets could affect Key’s stock price, Key’s ability to raise necessary capital or other funding, or Key’s ability to securitize and sell loans. In addition, Key’s capital markets activities, such as underwriting and brokerage activities, investment and wealth management advisory businesses, and private equity investment activities, could be adversely affected by changes in the capital markets. Key’s access to the capital markets and liquidity could be adversely affected by direct circumstances, such as a credit downgrade, or indirect circumstances with market-wide consequences, such as terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
Business continuity. Although Key has disaster recovery plans in place, events such as natural disasters, terrorist activities or military actions could damage facilities or otherwise disrupt operations. Such events could have an adverse effect on Key’s results of operations.
International operations. Key meets the equipment leasing needs of companies worldwide. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect the countries in which Key operates may have an adverse effect on results of operations.
Accounting principles and taxation. Changes in U.S. generally accepted accounting principles (“GAAP”) could have a significant adverse effect on Key’s reported financial results. Although these changes may not have an economic impact on Key’s business, they could affect our ability to attain targeted levels for certain performance measures. In addition, changes in domestic tax laws, rules and regulations, including the interpretation thereof by the Internal Revenue Service or other governmental bodies, could adversely affect Key’s financial condition or results of operations.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.
Corporate strategy
The strategy for achieving Key’s long-term goals includes the following six primary elements:
•	Focus on core businesses. We concentrate on businesses that enable Key to build client relationships. We focus on our “footprint” operations (i.e., businesses conducted primarily within the states that have KeyCenters) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate lending, investment management and equipment leasing. We believe Key possesses resources of the scale necessary to compete nationally in the market for these services.
•	Build relationships. We work to deepen relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. To that end, we emphasize deposit growth across all lines of business. We also put considerable effort into enhancing service quality.
•	Enhance our business. We strive for continuous improvement in Key’s businesses. We continue to focus on increasing revenues, controlling expenses and maintaining the credit quality of Key’s loan portfolios. We will continue to leverage technology to reduce costs and to achieve these objectives.
•	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. Key intends to achieve this by:
— attracting, developing and retaining a quality, high-performing and inclusive workforce;
— developing leadership at all staff and management levels;
— creating a positive, stimulating and entrepreneurial work environment; and
— paying for performance if achieved in ways that are consistent with Key’s values.
•	Enhance performance measurement. We will continue to refine and to rely upon performance measurement mechanisms that help ensure that we are maximizing shareholder returns, that those returns are appropriate considering the inherent levels of risk involved and that Key’s incentive compensation plans are commensurate with the contributions employees make to profitability.
•	Manage capital effectively. We will continue to manage Key’s equity capital effectively through dividends paid to shareholders, through the repurchase of Key common shares in the open market or through privately-negotiated transactions, and by investing in our businesses.
Economic overview
In 2006, U.S. economic growth was healthy as measured by the Gross Domestic Product (“GDP”). GDP growth averaged 3.4% during the first three quarters of 2006, exceeding the ten-year average of 3.2%. The nation’s unemployment rate averaged 4.7% during the year, while the economy created an average of 187,000 new jobs per month. New and existing home sales declined from record levels in mid-2005, but showed signs of stabilizing toward the end of the year. Energy prices reached record highs in July, but subsided substantially by the end of the year. Despite higher energy costs, personal spending remained robust as consumers continued to borrow against elevated real estate values. In an effort to keep inflation from escalating, the Federal Reserve raised the federal funds target rate from 4.25% to 5.25% during the first six months of the year. The federal funds target rate has remained at 5.25% since July 2006. Core consumer inflation rose at a 2.5% rate, exceeding the 2005 rate of 2.2%. In addition, continued domestic and foreign investor demand for high quality Treasury bonds served to keep long-term interest rates low, resulting in a relatively flat to inverted yield curve. The benchmark ten-year Treasury yield began 2006 trading at 4.37% and finished the year at 4.71%. The two-year Treasury yield began 2006 at 4.41% and closed the year at 4.81%. During 2006, the banking industry, including Key, continued to experience commercial and industrial loan growth.
Critical accounting policies and estimates
Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are important; not only are they necessary to comply with GAAP, they also reflect management’s view of the most appropriate manner in which to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 67, should be reviewed for a greater understanding of how Key’s financial performance is recorded and reported.
In management’s opinion, some accounting policies are more likely than others to have a significant effect on Key’s financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance, or require management to exercise judgment, and to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate.
Key relies heavily on the use of judgment, assumptions and estimates in a number of important areas, including accounting for the allowance for loan losses; loan securitizations; contingent liabilities, guarantees and income taxes; derivatives and related hedging activities; principal investments; goodwill; and pension and other postretirement obligations. A brief discussion of each of these areas follows.

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
Management estimates the appropriate level of Key’s allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. For an impaired loan, special treatment exists if the outstanding balance is greater than $2.5 million, and the resulting allocation is deemed insufficient to cover the extent of the impairment. In such cases, a specific allowance is assigned to the loan. A specific allowance may be assigned even when sources of repayment appear sufficient if management remains uncertain about whether the loan will be repaid in full.
Because the economic and business climate in any given industry or market, and its impact on a particular borrower, are difficult to gauge and can change rapidly, management continually assesses the risk profile of the loan portfolio and adjusts the allowance for loan losses when appropriate. Notwithstanding these procedures, it is still possible for management’s assessment to be significantly incorrect, requiring an additional adjustment to the allowance for loan losses.
Since Key’s total loan portfolio is well diversified in many respects, a change in the level of the allowance for one segment of the portfolio does not necessarily mean that a change is appropriate for any other segment. Also, the risk profile of certain segments of the loan portfolio may be improving while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset each other.
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
Because Key’s loan portfolio is large, even minor changes in the level of estimated losses can significantly affect management’s determination of the appropriate level of allowance. For example, an increase in estimated losses equal to one-tenth of one percent of Key’s December 31, 2006, consumer loan portfolio would result in an $18 million increase in the level of allowance deemed appropriate. The same level of increase in estimated losses for the commercial loan portfolio would result in a $48 million increase in the allowance. If these changes had actually occurred in 2006, they could have reduced Key’s net income by approximately $11 million, or $.03 per share, and $30 million, or $.07 per share, respectively.
Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 69.
Loan securitizations. Key securitizes education loans and accounts for those transactions as sales when the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. If Key were to subsequently determine that the transactions did not meet the criteria prescribed by SFAS No. 140, the loans would have to be brought back onto the balance sheet, which could have an adverse effect on Key’s capital ratios and other unfavorable financial implications.
Management must make assumptions to determine the gain or loss resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 83. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Our accounting policy related to loan securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 69.
Contingent liabilities, guarantees and income taxes. Contingent liabilities arising from litigation and guarantees in various agreements with third parties under which Key is a guarantor, and the potential effects of these items on Key’s results of operations, are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 97. In addition, it is not always clear how the Internal Revenue Code and various state tax laws apply to transactions undertaken by Key. In the normal course of business, Key may record tax benefits related to transactions, and then find those benefits contested by the Internal Revenue Service and/or state tax authorities. Key has provided tax reserves that management believes are adequate to absorb potential adjustments that such challenges may necessitate. For further information on Key’s accounting for income taxes, see Note 17 (“Income Taxes”), which begins on page 96.
Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by a third party could exceed the liability recorded on Key’s balance sheet. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2006.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Derivatives and related hedging activities. Key uses derivatives known as interest rate swaps and caps to hedge interest rate risk for asset and liability management purposes. These instruments modify the repricing characteristics of specified on-balance sheet assets and liabilities. Key’s accounting policies related to derivatives reflect the accounting guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as revised and further interpreted by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and other related accounting guidance. In accordance with this accounting guidance, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. Accounting for changes in the fair value (i.e., gains or losses) of derivatives differs depending on whether the derivatives have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship.
The application of hedge accounting requires significant judgment in the interpretation of the relevant accounting guidance as well as the assessment of hedge effectiveness, the identification of similar hedged item groupings, and the measurement of changes in the fair value of the hedged items. Management believes that Key’s methods of addressing these judgmental areas and applying the accounting guidance are in accordance with GAAP and consistent with industry practices. However, interpretations of SFAS No. 133 and related guidance continue to change and evolve. In the future, these evolving interpretations could result in material changes to Key’s accounting for derivative financial instruments and related hedging activities. Although such changes may not have a material effect on Key’s financial condition, they could have a material adverse effect on Key’s results of operations in the period they occur. Additional information relating to Key’s use of derivatives is included in Note 1 under the heading “Derivatives Used for Asset and Liability Management Purposes” on page 70 and Note 19, “Derivatives and Hedging Activities,” which begins on page 100.
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
Key’s principal investments include direct and indirect investments, predominantly in privately-held companies. The fair values of these investments are estimated by considering a number of factors, including the investee’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Due to the subjective nature of the valuation process, it is possible the actual fair values of these investments differ from the estimated values, thereby affecting Key’s financial condition and results of operations. The fair value of principal investments was $830 million at December 31, 2006; a 10% positive or negative variance in that fair value would have increased or decreased Key’s 2006 earnings by $83 million ($52 million after tax), or $.13 per share.
The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 70. The first step in testing for impairment is to determine the fair value of each reporting unit. Key’s reporting units for purposes of this testing are its major business groups: Community Banking and National Banking. Two primary assumptions are used in determining these fair values: Key’s revenue growth rate and the future weighted-average cost of capital (“WACC”). Key’s goodwill impairment testing for 2006 assumed a revenue growth rate of 6.00% and a WACC of 11.50%. The second step of impairment testing is necessary only if the carrying amount of either reporting unit exceeds its fair value, suggesting goodwill impairment. Assuming that only one of the primary assumptions (revenue growth rate or WACC) changes at a time, the carrying amount of Key’s reporting units would exceed fair value in the following circumstances:
Community Banking — negative 11.81% rate of revenue growth or 28.34% WACC
National Banking — negative 9.42% rate of revenue growth or 22.11% WACC
These sensitivities are not completely realistic since a change in one of these assumptions is evaluated without changing the other. In reality, a change in one assumption could affect the other.
The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analyses of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 92.
When a potential asset impairment is identified through testing, observable changes in liquid markets or other means, management also must exercise judgment in determining the nature of the potential impairment (i.e., whether the impairment is temporary or other-than-temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment on securities available for sale at December 31, 2006, is provided in Note 6 (“Securities”), which begins on page 80.
Revenue recognition
Improprieties committed by various publicly traded companies related to revenue recognition have received a great deal of attention. Although all companies face the risk of intentional or unintentional misstatements, Key’s management believes that such misstatements are less likely in the financial services industry because most of the revenue (i.e., interest accruals) is driven by nondiscretionary formulas based on written contracts, such as loan agreements.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
HIGHLIGHTS OF KEY’S 2006 PERFORMANCE
Financial performance
Key’s 2006 income from continuing operations, before the cumulative effect of a change in accounting principle, was $1.193 billion, or $2.91 per diluted common share, representing the highest level of earnings in the company’s history. These results compare to $1.090 billion, or $2.63 per share, for 2005, and $907 million, or $2.18 per share, for 2004.
In November 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business, and announced a separate agreement to sell Champion’s origination platform. As a result of these actions, Key has applied discontinued operations accounting to this business for all periods presented in this report. For more detailed information regarding the Champion divestiture, including the gain resulting from the sale, see Note 3 (“Acquisitions and Divestitures”), which begins on page 75.
Key’s net income was $1.055 billion, or $2.57 per diluted common share, for 2006, compared to $1.129 billion, or $2.73 per share, for 2005, and $954 million, or $2.30 per share, for 2004.
Figure 1 summarizes Key’s continuing and discontinued operating results and related performance ratios for 2006, 2005 and 2004. Key’s financial performance for each of the past six years is summarized in Figure 2 on page 24.
FIGURE 1. RESULTS OF OPERATIONS

Year ended December 31,
dollars in millions, except per share amounts	2006	2005	2004

SUMMARY OF OPERATIONS
Income from continuing operations before cumulative effect of accounting change	$1,193	$1,090	$907
Income (loss) from discontinued operations, net of taxes	(143)[a]	39	47
Cumulative effect of accounting change, net of taxes	5	—	—

Net income	$1,055	$1,129	$954

PER COMMON SHARE — ASSUMING DILUTION[b]
Income from continuing operations before cumulative effect of accounting change	$2.91	$2.63	$2.18
Income (loss) from discontinued operations	(.35)[a]	.09	.11
Cumulative effect of accounting change	.01	—	—

Net income	$2.57	$2.73	$2.30

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	1.30%	1.24%	1.09%
Return on average equity	15.43	14.88	13.07
From consolidated operations:
Return on average total assets	1.12%	1.24%	1.10%
Return on average equity	13.64	15.42	13.75

[a]	Includes a net after-tax charge of $165 million, or $.40 per share, consisting of: (1) a $170 million, or $.42 per share, write-off of goodwill associated with Key’s 1997 acquisition of Champion and (2) a net after-tax credit of $5 million, or $.01 per share, from the net gain on sale of the Champion Mortgage loan portfolio and disposal transaction costs.

[b]	Earnings per share may not foot due to rounding.
Key’s top four priorities for 2006 were to profitably grow revenue, institutionalize a culture of compliance and accountability, maintain a strong credit culture and improve operating leverage so that revenue growth would outpace expense growth. During 2006:
•	Total revenue, which includes both net interest income and noninterest income, rose by $219 million, or 5%, due largely to solid commercial loan growth, higher income from fee-based businesses and growth in average core deposits, which increased by 8% from the 2005 level. The growth in Key’s commercial loan portfolio was geographically broad-based and spread among a number of industry sectors. The increase in fee income was attributable to a variety of sources, including trust and investment services, investment banking, operating leases, electronic banking and several other revenue components.
•	Key continued to strengthen its compliance and operations infrastructure, which is designed to detect and prevent money laundering in accordance with the requirements of the Bank Secrecy Act.
•	Asset quality remained solid. Both nonperforming assets and net loan charge-offs were down from the respective amounts reported one year ago. During 2006, net loan charge-offs represented .26% of Key’s average total loans from continuing operations. These favorable results reflected an improved economic environment and efforts to improve Key’s credit-risk profile by focusing on higher-return, relationship-oriented businesses.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 2. SELECTED FINANCIAL DATA

							Compound
							Annual Rate
							of Change
dollars in millions, except per share amounts	2006	2005	2004	2003	2002	2001	(2001-2006)

YEAR ENDED DECEMBER 31,
Interest income	$5,380	$4,383	$3,562	$3,721	$4,115	$5,397	(.1)%
Interest expense	2,565	1,727	1,106	1,165	1,519	2,704	(1.0)
Net interest income	2,815	2,656	2,456	2,556	2,596	2,693	.9
Provision for loan losses	150	143	185	498	548	1,346	(35.5)
Noninterest income	2,127	2,067	1,925	1,950	1,998	2,018	1.1
Noninterest expense	3,149	3,054	2,884	2,816	2,763	3,089	.4
Income from continuing operations before income taxes and cumulative effect of accounting changes	1,643	1,526	1,312	1,192	1,283	276	42.9
Income from continuing operations before cumulative effect of accounting changes	1,193	1,090	907	872	958	168	48.0
Income (loss) from discontinued operations, net of taxes	(143)	39	47	31	18	(11)	(67.0)
Income before cumulative effect of accounting changes	1,050	1,129	954	903	976	157	46.2
Net income	1,055	1,129	954	903	976	132	51.5

PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting changes	$2.95	$2.67	$2.21	$2.06	$2.25	$.40	49.1%
Income (loss) from discontinued operations	(.35)	.10	.11	.07	.04	(.03)	(63.5)
Income before cumulative effect of accounting changes	2.60	2.76	2.32	2.14	2.29	.37	47.7
Net income	2.61	2.76	2.32	2.14	2.29	.31	53.1

Income from continuing operations before cumulative effect of accounting changes — assuming dilution	2.91	2.63	2.18	2.05	2.22	.39	49.5
Income (loss) from discontinued operations — assuming dilution	(.35)	.09	.11	.07	.04	(.03)	(63.5)
Income before cumulative effect of accounting changes — assuming dilution	2.56	2.73	2.30	2.12	2.27	.37	47.2
Net income — assuming dilution	2.57	2.73	2.30	2.12	2.27	.31	52.7

Cash dividends declared	1.38	1.30	1.24	1.22	1.20	1.18	3.2
Book value at year end	19.30	18.69	17.46	16.73	16.12	14.52	5.9
Market price at year end	38.03	32.93	33.90	29.32	25.14	24.34	9.3
Dividend payout ratio	52.87%	47.10%	53.45%	57.01%	52.40%	380.65%	N/A
Weighted-average common shares outstanding (000)	404,490	408,981	410,585	422,776	425,451	424,275	(1.0)
Weighted-average common shares and potential common shares outstanding (000)	410,222	414,014	415,430	426,157	430,703	429,573	(.9)

AT DECEMBER 31,
Loans	$65,826	$66,478	$63,372	$59,754	$59,813	$60,640	1.7%
Earning assets	80,090	80,143	78,140	72,560	73,094	71,059	2.4
Total assets	92,337	93,126	90,747	84,498	85,214	80,947	2.7
Deposits	59,116	58,765	57,842	50,858	49,346	44,795	5.7
Long-term debt	14,533	13,939	14,846	15,294	15,605	14,554	—
Shareholders’ equity	7,703	7,598	7,117	6,969	6,835	6,155	4.6

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	1.30%	1.24%	1.09%	1.07%	1.21%	.17%	N/A
Return on average equity	15.43	14.88	13.07	12.63	14.68	2.21	N/A
Net interest margin (taxable equivalent)	3.67	3.65	3.62	3.73	3.91	3.74	N/A
From consolidated operations:
Return on average total assets	1.12%	1.24%	1.10%	1.07%	1.19%	.16%	N/A
Return on average equity	13.64	15.42	13.75	13.08	14.96	2.01	N/A
Net interest margin (taxable equivalent)	3.69	3.69	3.63	3.78	3.94	3.76	N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	8.34%	8.16%	7.84%	8.25%	8.02%	7.60%	N/A
Tangible equity to tangible assets	7.01	6.68	6.35	6.94	6.73	6.29	N/A
Tier 1 risk-based capital	8.24	7.59	7.22	8.35	7.74	7.17	N/A
Total risk-based capital	12.43	11.47	11.47	12.57	12.11	11.07	N/A
Leverage	8.98	8.53	7.96	8.55	8.16	7.66	N/A

OTHER DATA
Average full-time equivalent employees	20,006	19,485	19,576	20,064	20,816	21,555	(1.5)%
KeyCenters	950	947	935	906	910	911	.8

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions and Divestitures”), which begins on page 75, contains specific information about the transactions Key completed during the past three years to help in understanding how they may have impacted Key’s financial condition and results of operations.
N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
•	We continued to manage expenses effectively. Key’s total noninterest expense grew by 3% during 2006, compared to 6% during 2005. The growth in 2006 was due primarily to higher costs associated with business expansion, employee benefits, variable incentive compensation related to the improvement in Key’s fee-based businesses, and operating leases.
•	Further, we continue to effectively manage our equity capital through dividends paid to shareholders, share repurchases, and investing in our businesses. During 2006, Key repurchased 17.5 million of its common shares. At December 31, 2006, Key’s tangible equity to tangible assets ratio was 7.01%.
The primary reasons that Key’s revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of the Management’s Discussion & Analysis section.
Key’s positive 2006 results reflect strategic actions taken over the past several years to improve the company’s business mix. The decision in 2006 to sell the Champion Mortgage finance business and the McDonald Investments branch network as discussed below exemplify management’s disciplined focus on core relationship-oriented businesses.
Strategic developments
Key’s financial performance continued to improve in 2006, due in part to a number of specific actions taken during 2006 and 2005 to strengthen our market share positions and support our corporate strategy as summarized on page 20.
•	On February 9, 2007, McDonald Investments Inc., a wholly-owned subsidiary of KeyCorp, sold its branch network, which includes approximately 570 financial advisors and field support staff, and certain fixed assets, to UBS Financial Services Inc., a subsidiary of UBS AG. In the transaction, Key received cash proceeds of approximately $219 million which may be subject to further adjustment under the terms of the sales agreement. Key has retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KBNA will continue the Wealth Management, Trust and Private Banking businesses.
•	On November 29, 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business and announced a separate agreement to sell Champion’s origination platform. The platform sale is expected to close in the first quarter of 2007.
•	On April 1, 2006, Key broadened its asset management product line by acquiring Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at the date of acquisition. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base.
•	On December 8, 2005, Key acquired the commercial mortgage-backed servicing business of ORIX Capital Markets, LLC, headquartered in Dallas, Texas. The acquisition increased Key’s commercial mortgage servicing portfolio by approximately $27 billion.
•	On July 1, 2005, Key expanded its Federal Housing Administration (“FHA”) financing and servicing capabilities by acquiring Malone Mortgage Company, based in Dallas, Texas. Key has made six commercial real estate acquisitions since January 31, 2000, as part of an ongoing strategy to expand commercial mortgage finance and servicing capabilities.
•	During the first quarter of 2005, Key completed the sale of $992 million of indirect automobile loans, representing the prime segment of that portfolio. In April 2005, Key completed the sale of $635 million of automobile loans, representing the nonprime segment. The decision to sell these loans was driven by management’s strategies for improving Key’s returns and achieving desired interest rate and credit risk profiles.
LINE OF BUSINESS RESULTS
This section summarizes the financial performance and related strategic developments of Key’s two major business groups: Community Banking and National Banking. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 76. Note 4 describes the products and services offered by each of these business groups, provides more detailed financial information pertaining to the groups and their respective lines of business, and explains “Other Segments” and “Reconciling Items.”

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 3 summarizes the contribution made by each major business group to Key’s taxable-equivalent revenue and income (loss) from continuing operations for each of the past three years.
FIGURE 3. MAJOR BUSINESS GROUPS — TAXABLE-EQUIVALENT REVENUE
AND INCOME (LOSS) FROM CONTINUING OPERATIONS

Year ended December 31,				Change 2006 vs 2005
dollars in millions	2006	2005	2004	Amount	Percent

REVENUE FROM CONTINUING OPERATIONS (TE)
Community Banking	$2,642	$2,589	$2,508	$53	2.0%
National Banking	2,485	2,274	2,017	211	9.3
Other Segments	28	69	26	(41)	(59.4)

Total Segments	5,155	4,932	4,551	223	4.5
Reconciling Items	(110)	(88)	(76)	(22)	(25.0)

Total	$5,045	$4,844	$4,475	$201	4.1%

INCOME (LOSS) FROM CONTINUING OPERATIONS
Community Banking	$427	$420	$412	$7	1.7%
National Banking	701	633	479	68	10.7
Other Segments	41	67	43	(26)	(38.8)

Total Segments	1,169	1,120	934	49	4.4
Reconciling Items	24	(30)	(27)	54	N/M

Total	$1,193	$1,090	$907	$103	9.4%

TE = Taxable Equivalent, N/M = Not Meaningful
Community Banking summary of operations
As shown in Figure 4, net income for Community Banking was $427 million for 2006, up from $420 million for 2005 and $412 million for 2004. The increase in 2006 was the result of growth in net interest income, a modest increase in noninterest income and a lower provision for loan losses, offset in part by an increase in noninterest expense.
Taxable-equivalent net interest income grew by $49 million, or 3%, from 2005. Net interest income benefited from a 5% increase in average deposits, which also experienced a more favorable interest rate spread. Increased deposits were in the form of money market deposit accounts and certificates of deposit. The increase in money market deposits was attributable to the introduction of new products, while the growth in certificates of deposit reflected client preferences for these products in a rising interest rate environment.
Noninterest income rose by $4 million, or less than 1%. Increases of $12 million in annuity fee income, $9 million in electronic banking fees and $3 million in service charges on deposit accounts were substantially offset by decreases of $12 million in trust and investment services income and $8 million in income from investment banking and capital markets activities.
The provision for loan losses decreased by $13 million, or 12%, as a result of a $15 million reduction in net charge-offs, primarily within the Small Business lending unit.
Noninterest expense grew by $55 million, or 3%, from 2005, due primarily to higher personnel, marketing and occupancy expenses. A portion of these additional costs was incurred in connection with the anticipated sale of the McDonald Investments branch network discussed below.
In 2005, the $8 million increase in net income was attributable to a $121 million, or 8%, increase in taxable-equivalent net interest income and a $17 million, or 14%, reduction in the provision for loan losses. The positive effects of these changes were partially offset by a $40 million, or 4%, reduction in noninterest income, due primarily to a decrease in service charges on deposit accounts. In addition, noninterest expense rose by $84 million, or 5%, as a result of higher costs associated with marketing and occupancy, as well as increases in various indirect charges.
On February 9, 2007, McDonald Investments Inc., a wholly-owned subsidiary of KeyCorp, sold its branch network, which includes approximately 570 financial advisors and field support staff, and certain fixed assets, to UBS Financial Services Inc., a subsidiary of UBS AG. In the transaction, Key received cash proceeds of approximately $219 million which may be subject to further adjustment under the terms of the sales agreement. Key has retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KBNA will continue the Wealth Management, Trust and Private Banking businesses.
During the second half of 2004, Key improved market share position by acquiring EverTrust Financial Group, Inc., which is headquartered in Everett, Washington. At the date of acquisition, EverTrust had assets of approximately $780 million and deposits of approximately $570 million. Key also acquired ten branch offices and approximately $380 million of deposits of Sterling Bank & Trust FSB in suburban Detroit, Michigan.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 4. COMMUNITY BANKING

Year ended December 31,				Change 2006 vs 2005
dollars in millions	2006	2005	2004	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,750	$1,701	$1,580	$49	2.9%
Noninterest income	892	888	928	4	.5

Total revenue (TE)	2,642	2,589	2,508	53	2.0
Provision for loan losses	95	108	125	(13)	(12.0)
Noninterest expense	1,864	1,809	1,725	55	3.0

Income before income taxes (TE)	683	672	658	11	1.6
Allocated income taxes and TE adjustments	256	252	246	4	1.6

Net income	$427	$420	$412	$7	1.7%

Percent of consolidated income from continuing operations	36%	39%	45%	N/A	N/A

AVERAGE BALANCES
Loans and leases	$26,728	$27,058	$26,243	$(330)	(1.2)%
Total assets	29,669	29,995	29,185	(326)	(1.1)
Deposits	46,725	44,343	41,721	2,382	5.4

TE = Taxable Equivalent, N/A = Not Applicable
ADDITIONAL COMMUNITY BANKING DATA

Year ended December 31,				Change 2006 vs 2005
dollars in millions	2006	2005	2004	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
Noninterest-bearing	$8,096	$8,226	$7,866	$(130)	(1.6)%
Money market and other savings	22,283	21,322	19,769	961	4.5
Time	16,346	14,795	14,086	1,551	10.5

Total deposits	$46,725	$44,343	$41,721	$2,382	5.4%

HOME EQUITY LOANS
Average balance	$10,046	$10,381
Weighted-average loan-to-value ratio	70%	71%
Percent first lien positions	59	61

OTHER DATA
On-line households/household penetration	682,955 / 53%	622,957 / 50%
KeyCenters	950	947
Automated teller machines	2,050	2,180

National Banking summary of continuing operations
As shown in Figure 5, income from continuing operations for National Banking rose to $701 million for 2006, up from $633 million for 2005 and $479 million for 2004. The increase in 2006 was a result of significant growth in net interest income and higher noninterest income, offset in part by a higher provision for loan losses and an increase in noninterest expense.
Taxable-equivalent net interest income grew by $124 million, or 10%, reflecting strong growth in deposits, average loans and leases. Deposits rose by $3.2 billion, or 43%, from 2005. Average loans and leases grew by $3.4 billion, or 10%, reflecting growth in the Real Estate Capital, Equipment Finance and Consumer Finance lines of business. In addition, the net interest margin for 2006 benefited from a $16 million lease accounting adjustment resulting from a change in effective state tax rates. These positive trends were moderated by tighter interest rate spreads on average earning assets in the Consumer Finance and Equipment Leasing lines of business.
Noninterest income rose by $87 million, or 9%, due to higher income from investment banking and capital markets activities, operating leases, and trust and investment services, and net gains from loan securitizations and sales. Results for 2005 included a $19 million gain recorded from the sale of the prime segment of the indirect automobile loan portfolio.
The provision for loan losses rose by $20 million, with most of the increase recorded in the Real Estate Capital and Equipment Finance lines of business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 5. NATIONAL BANKING

Year ended December 31,				Change 2006 vs 2005
dollars in millions	2006	2005	2004	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,406	$1,282	$1,176	$124	9.7%
Noninterest income	1,079	992	841	87	8.8

Total revenue (TE)	2,485	2,274	2,017	211	9.3
Provision for loan losses	55	35	60	20	57.1
Noninterest expense	1,308	1,225	1,158	83	6.8

Income from continuing operations before income taxes (TE)	1,122	1,014	799	108	10.7
Allocated income taxes and TE adjustments	421	381	320	40	10.5

Income from continuing operations	701	633	479	68	10.7
Income (loss) from discontinued operations, net of taxes	(143)	39	47	(182)	N/M

Net income	$558	$672	$526	$(114)	(17.0)%

Percent of consolidated income from continuing operations	59%	58%	53%	N/A	N/A

AVERAGE BALANCES
Loans and leases	$37,827	$34,403	$31,314	$3,424	10.0%
Loans held for sale	4,161	3,629	2,501	532	14.7
Total assets	48,172	44,008	39,924	4,164	9.5
Deposits	10,874	7,627	6,047	3,247	42.6

TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful
Noninterest expense grew by $83 million, or 7%, reflecting increases in personnel expense and additional costs incurred in connection with operating leases and business expansion. The increase in personnel expense was attributable to higher costs from business expansion, employee benefits and variable incentive compensation associated with the improvement in fee-based businesses.
In 2005, the $154 million increase in income from continuing operations came from three sources: a $106 million, or 9%, increase in net interest income; a $151 million, or 18%, increase in noninterest income, due in part to the $19 million gain on the sale of the indirect automobile loan portfolio discussed above; and a $25 million, or 42%, reduction in the provision for loan losses resulting from an improved credit risk profile. The positive effects of these changes were offset in part by a $67 million, or 6%, increase in noninterest expense. Noninterest expense for 2004 included a $55 million write-off of goodwill related to Key’s nonprime indirect automobile lending business.
During 2006, Key continued to take actions to improve its business mix and to emphasize relationship businesses. These actions included the November 2006 sale of the nonprime mortgage loan portfolio held by the Champion Mortgage finance business and the sale of Champion’s origination platform, which is expected to close in the first quarter of 2007. As a result of these actions, Key has applied discontinued operations accounting to this business. Further information regarding the Champion divestiture is included in Note 3 (“Acquisitions and Divestitures”), which begins on page 75.
Over the past three years, Key also has completed several acquisitions that expanded its market share positions and strengthened its business. In 2006, Key expanded the asset management product line by acquiring Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base.
During 2005, Key completed two acquisitions that have helped to build upon success in commercial mortgage origination and servicing businesses. Key acquired the commercial mortgage-backed servicing business of ORIX Capital Markets, LLC, headquartered in Dallas, Texas, and expanded its FHA financing and servicing capabilities by acquiring Malone Mortgage Company, also based in Dallas.
During 2004, Key acquired American Express Business Finance Corporation, the equipment leasing unit of American Express’ small business division. This company provides capital for small and middle market businesses, mostly in the healthcare, information technology, office products and commercial vehicle/construction industries. Key also expanded its commercial mortgage financing and servicing capabilities by acquiring certain net assets of American Capital Resource, Inc., based in Atlanta, Georgia.
Other Segments
Other Segments consists of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $41 million for 2006, compared to $67 million for 2005. Net income declined because of a decrease in net gains from principal investing and a $24 million charge recorded in the fourth quarter of 2006 in connection with the redemption of certain trust preferred securities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
In 2005, Other Segments generated net income of $67 million, compared to $43 million for 2004, due to increases in net gains from principal investing and net interest income.
RESULTS OF OPERATIONS
Net interest income
One of Key’s principal sources of earnings is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:
•	the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

•	the volume and value of net free funds, such as noninterest-bearing deposits and capital;

•	the use of derivative instruments to manage interest rate risk;

•	interest rate fluctuations and competitive conditions within the marketplace; and

•	asset quality.
To make it easier to compare results among several periods and the yields on various types of earning assets (some taxable, some not), we present net interest income in this discussion on a “taxable-equivalent basis” (i.e., as if it were all taxable and at the same rate). For example, $100 of tax-exempt income would be presented as $154, an amount that — if taxed at the statutory federal income tax rate of 35% — would yield $100.
Figure 6, which spans pages 30 and 31, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with GAAP.
Taxable-equivalent net interest income for 2006 was $2.9 billion, representing a $141 million, or 5%, increase from 2005. The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets. During 2006, Key’s net interest margin increased by 2 basis points to 3.67%. A basis point is equal to one one-hundredth of a percentage point, meaning 2 basis points equals .02%.
The improvement in net interest income and the net interest margin was attributable to 7% growth in average commercial loans and an 8% increase in average core deposits, combined with a 9% rise in the volume of noninterest-bearing funds. As a result of the rising interest rate environment, noninterest-bearing funds were of significantly greater value during 2006 as they added approximately 25 basis points to the net interest margin. Key’s net interest margin also benefited from a slight asset-sensitive interest rate risk position in a rising interest rate environment. The increase in the net interest margin was offset in part by the sale of certain assets that had higher yields and credit costs, but did not fit Key’s relationship banking strategy. In addition, during 2006, Key experienced a tighter interest rate spread, which represents the difference between the yield on average earning assets and the rate paid for interest-bearing funds.
As shown in Figure 6, Key’s interest rate spread narrowed by 23 basis points from 2005 as a result of competitive pressure on loan and deposit pricing, and a change in deposit mix, as consumers shifted funds from money market deposit accounts to time deposits. Management expects these conditions and the continuing flat-to-inverted yield curve to maintain pressure on the net interest margin heading into 2007.
Average earning assets for 2006 totaled $79.5 billion, which was $3.5 billion, or 5%, higher than the 2005 level, due largely to the 7% increase in commercial loans.
In 2005, taxable-equivalent net interest income was $2.8 billion, representing a $227 million, or 9%, increase from 2004. The growth reflected a 6% increase in average earning assets due to strong growth in all major components of the commercial loan portfolio. Growth in commercial lending, which was bolstered by the acquisitions of EverTrust Financial Group, Inc. and American Express Business Finance Corporation during the fourth quarter of 2004, and an increase in loans held for sale more than offset declines in consumer loans and short-term investments. The decline in consumer loans was due primarily to loan sales. Net interest income for 2005 also benefited from a 3 basis point improvement in the net interest margin to 3.65%.
Over the past two years, the growth and composition of Key’s earning assets has been affected by the following loan sales, most of which came from the held-for-sale portfolio:
•	Key sold commercial mortgage loans of $2.6 billion during 2006 and $2.2 billion during 2005. Since some of these loans have been sold with limited recourse (i.e., there is a risk that Key will be held accountable for certain events or representations made in the sales agreements), Key established and has maintained a loss reserve in an amount estimated by management to be appropriate. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 99.
•	Key sold education loans of $1.4 billion ($1.1 billion through a securitization) during 2006 and $1.2 billion ($937 million through a securitization) during 2005. Key has used the securitization market for education loans to diversify funding sources.
•	Key sold other loans totaling $3.2 billion during 2006 and $2.7 billion during 2005. During the fourth quarter of 2006, Key sold the $2.5 billion nonprime mortgage loan portfolio held by the Champion Mortgage finance business. The Champion business no longer fits strategically with Key’s longer-term business goals and continued focus on Community Banking and relationship-oriented businesses.
•	During the first quarter of 2005, Key completed the sale of $992 million of indirect automobile loans, representing the prime segment of that portfolio. In April 2005, Key completed the sale of $635 million of automobile loans, representing the nonprime segment. The decision to sell these loans was driven by management’s strategies for improving Key’s returns and achieving better interest rate and credit risk profiles.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 6. AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES FROM CONTINUING OPERATIONS

Year ended December 31,	2006			2005			2004
	Average		Yield/	Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans[a,b]
Commercial, financial and agricultural[c]	$21,679	$1,547	7.13%	$19,480	$1,083	5.56%	$17,119	$762	4.45%
Real estate — commercial mortgage	8,167	628	7.68	8,403	531	6.32	7,032	354	5.03
Real estate — construction	7,802	635	8.14	6,263	418	6.67	4,926	250	5.08
Commercial lease financing[c]	9,773	595	6.08	10,122	628	6.21	8,269	487	5.90

Total commercial loans	47,421	3,405	7.18	44,268	2,660	6.01	37,346	1,853	4.96
Real estate — residential	1,430	93	6.49	1,468	90	6.10	1,563	94	6.01
Home equity	10,971	775	7.07	11,094	687	6.20	11,903	625	5.25
Consumer — direct	1,639	152	9.26	1,834	158	8.60	2,048	154	7.52
Consumer — indirect	3,535	238	6.73	3,333	217	6.51	5,366	411	7.66

Total consumer loans	17,575	1,258	7.16	17,729	1,152	6.50	20,880	1,284	6.15

Total loans	64,996	4,663	7.17	61,997	3,812	6.15	58,226	3,137	5.39
Loans held for sale	4,168	325	7.80	3,637	254	6.99	2,509	114	4.55
Investment securities[a]	47	3	7.43	76	5	7.30	85	8	8.69
Securities available for sale[d]	7,302	347	4.71	7,118	327	4.58	7,214	327	4.55
Short-term investments	1,648	63	3.82	1,860	52	2.79	2,184	35	1.56
Other investments[d]	1,362	82	5.78	1,379	54	3.79	1,257	35	2.77

Total earning assets	79,523	5,483	6.88	76,067	4,504	5.92	71,475	3,656	5.11
Allowance for loan losses	(952)			(1,103)			(1,276)
Accrued income and other assets	13,131			12,945			13,090

Total assets	$91,702			$87,909			$83,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$25,044	710	2.84	$22,696	360	1.59	$20,175	147	.73
Savings deposits	1,728	4	.23	1,941	5	.26	2,007	5	.23
Certificates of deposit ($100,000 or more)[e]	5,581	261	4.67	4,957	189	3.82	4,834	178	3.71
Other time deposits	11,592	481	4.14	10,789	341	3.16	10,564	304	2.88
Deposits in foreign office[f]	2,305	120	5.22	2,662	81	3.06	1,438	6	.40

Total interest-bearing deposits	46,250	1,576	3.41	43,045	976	2.27	39,018	640	1.64
Federal funds purchased and securities sold under repurchase agreements[f]	2,215	107	4.80	2,577	71	2.74	3,129	22	.71
Bank notes and other short-term borrowings	2,284	94	4.12	2,796	82	2.94	2,631	42	1.59
Long-term debt[e,f,g,h]	13,983	788	5.62	14,094	598	4.32	14,304	402	2.93

Total interest-bearing liabilities	64,732	2,565	3.96	62,512	1,727	2.77	59,082	1,106	1.89
Noninterest-bearing deposits	13,053			12,001			11,172
Accrued expense and other liabilities	6,183			6,073			6,098
Shareholders’ equity	7,734			7,323			6,937

Total liabilities and shareholders’ equity	$91,702			$87,909			$83,289

Interest rate spread (TE)			2.92%			3.15%			3.22%

Net interest income (TE) and net interest margin (TE)		2,918	3.67%		2,777	3.65%		2,550	3.62%

TE adjustment[a]		103			121			94

Net interest income, GAAP basis		$2,815			$2,656			$2,456

Capital securities	—	—		—	—		—	—

[a]	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
[b]	For purposes of these computations, nonaccrual loans are included in average loan balances.
[c]	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing portfolio to the commercial, financial and agricultural portfolio to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.
[d]	Yield is calculated on the basis of amortized cost.
[e]	Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 100, for an explanation of fair value hedges.
[f]	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.
[g]	Rate calculation excludes ESOP debt for the year ended December 31, 2001.
[h]	Long-term debt includes capital securities prior to July 1, 2003. Effective July 1, 2003, the business trusts that issued the capital securities were de-consolidated in accordance with FASB Revised Interpretation No. 46.
TE = Taxable Equivalent, N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2003			2002			2001			(2001-2006)
Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$16,467	$794	4.82%	$17,126	$875	5.11%	$18,875	$1,321	7.00%	2.8%	3.2%
6,571	343	5.22	6,956	403	5.79	7,382	550	7.46	2.0	2.7
5,333	274	5.14	5,849	315	5.38	5,651	411	7.27	6.7	9.1
7,457	446	5.99	6,695	447	6.68	6,430	432	6.73	8.7	6.6

35,828	1,857	5.18	36,626	2,040	5.57	38,338	2,714	7.08	4.3	4.6
1,802	117	6.47	2,165	151	6.98	3,640	278	7.64	(17.0)	(19.7)
12,036	656	5.46	10,927	691	6.32	9,074	747	8.24	3.9	.7
2,135	157	7.36	2,199	183	8.30	2,420	231	9.55	(7.5)	(8.0)
5,585	475	8.50	6,560	597	9.10	8,147	747	9.17	(15.4)	(20.4)

21,558	1,405	6.52	21,851	1,622	7.42	23,281	2,003	8.60	(5.5)	(8.9)

57,386	3,262	5.69	58,477	3,662	6.26	61,619	4,717	7.66	1.1	(.2)
2,447	112	4.60	2,247	123	5.52	2,217	169	7.64	13.5	14.0
112	11	9.03	181	16	8.67	279	25	8.76	(30.0)	(34.6)
7,854	355	4.54	6,341	387	6.13	6,596	451	6.84	2.1	(5.1)
1,595	25	1.57	1,429	23	1.61	1,635	56	3.44	.2	2.4
1,023	27	2.62	871	24	2.57	849	24	2.86	9.9	27.9

70,417	3,792	5.39	69,546	4,235	6.09	73,195	5,442	7.44	1.7	.2
(1,401)			(1,545)			(1,081)			(2.5)
12,517			11,360			10,926			3.7

$81,533			$79,361			$83,040			2.0

$17,913	149	.83	$13,761	131	.95	$12,942	263	2.03	14.1	22.0
2,072	10	.50	1,986	13	.67	1,952	21	1.05	(2.4)	(28.2)
4,796	186	3.93	4,741	218	4.63	5,284	301	5.71	1.1	(2.8)
11,330	336	2.96	12,859	496	3.86	14,208	786	5.53	(4.0)	(9.4)
1,885	22	1.13	2,336	39	1.67	2,715	107	3.94	(3.2)	2.3

37,996	703	1.85	35,683	897	2.52	37,101	1,478	3.98	4.5	1.3

4,739	50	1.06	5,527	90	1.63	5,197	198	3.80	(15.7)	(11.6)
2,612	60	2.29	2,943	79	2.67	6,829	302	4.43	(19.7)	(20.8)
13,287	352	2.76	14,615	453	3.14	14,113	726	5.17	(.2)	1.7

58,634	1,165	2.01	58,768	1,519	2.59	63,240	2,704	4.28	.5	(1.0)
10,347			9,098			8,354			9.3
5,649			4,971			4,874			4.9
6,903			6,524			6,572			3.3

$81,533			$79,361			$83,040			2.0

		3.38%			3.50%			3.16%

	2,627	3.73%		2,716	3.91%		2,738	3.74%		1.3%

	71			120			45			18.0

	$2,556			$2,596			$2,693			.9%

$629	$36		$1,254	$78		$1,309	$89			N/M

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 7 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 36, contains more discussion about changes in earning assets and funding sources.
FIGURE 7. COMPONENTS OF NET INTEREST INCOME CHANGES

	2006 vs 2005			2005 vs 2004
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$191	$660	$851	$212	$463	$675
Loans held for sale	39	32	71	64	76	140
Investment securities	(1)	(1)	(2)	(1)	(2)	(3)
Securities available for sale	9	11	20	(4)	4	—
Short-term investments	(6)	17	11	(6)	23	17
Other investments	(1)	29	28	4	15	19

Total interest income (TE)	231	748	979	269	579	848

INTEREST EXPENSE
NOW and money market deposit accounts	41	309	350	20	193	213
Savings deposits	(1)	—	(1)	—	—	—
Certificates of deposit ($100,000 or more)	26	46	72	5	6	11
Other time deposits	27	113	140	7	30	37
Deposits in foreign office	(12)	51	39	9	66	75

Total interest-bearing deposits	81	519	600	41	295	336
Federal funds purchased and securities sold under repurchase agreements	(11)	47	36	(5)	54	49
Bank notes and other short-term borrowings	(17)	29	12	3	37	40
Long-term debt	(5)	195	190	(6)	202	196

Total interest expense	48	790	838	33	588	621

Net interest income (TE)	$183	$(42)	$141	$236	$(9)	$227

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
TE = Taxable Equivalent
Noninterest income
Noninterest income for 2006 was $2.1 billion, representing a $60 million, or 3%, increase from 2005. In 2005, noninterest income rose by $142 million, or 7%, from 2004.
As shown in Figure 8, the 2006 growth in noninterest income was driven by increases of $38 million in operating lease income, $13 million in insurance income, $11 million in income from trust and investment services, and $9 million in electronic banking fees. These positive results were moderated by a $23 million decrease in “miscellaneous income” caused by a $24 million charge recorded during the fourth quarter of 2006 in connection with the redemption of certain trust preferred securities.
FIGURE 8. NONINTEREST INCOME

Year ended December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Trust and investment services income	$553	$542	$564	$11	2.0%
Service charges on deposit accounts	304	304	331	—	—
Investment banking and capital markets income	230	229	217	1	.4
Operating lease income	229	191	183	38	19.9
Letter of credit and loan fees	188	181	158	7	3.9
Corporate-owned life insurance income	105	109	110	(4)	(3.7)
Electronic banking fees	105	96	85	9	9.4
Net gains from loan securitizations and sales	76	69	9	7	10.1
Net securities gains	1	1	4	—	—
Other income:
Insurance income	64	51	47	13	25.5
Loan securitization servicing fees	20	19	3	1	5.3
Credit card fees	17	14	13	3	21.4
Net gains from principal investing	53	56	44	(3)	(5.4)
Miscellaneous income	182	205	157	(23)	(11.2)

Total other income	336	345	264	(9)	(2.6)

Total noninterest income	$2,127	$2,067	$1,925	$60	2.9%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
In 2005, the growth in noninterest income resulted from increases of $60 million in net gains from loan securitizations and sales, $23 million in letter of credit and loan fees, $16 million in loan securitization servicing fees, $12 million in income from investment banking and capital markets activities, $12 million in net gains from principal investing and $11 million in electronic banking fees. In addition, “miscellaneous income” rose by $48 million, due largely to higher net gains on the residual values of leased vehicles and equipment sold, and growth in various service charges. These increases were offset in part by a $27 million decline in service charges on deposit accounts and a $22 million decrease in income from trust and investment services.
The following discussion explains the composition of certain elements of Key’s noninterest income and the factors that caused those elements to change.
Trust and investment services income. Trust and investment services is Key’s largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 9.
FIGURE 9. TRUST AND INVESTMENT SERVICES INCOME

Year ended December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Brokerage commissions and fee income	$235	$247	$265	$(12)	(4.9)%
Personal asset management and custody fees	156	153	156	3	2.0
Institutional asset management and custody fees	162	142	143	20	14.1

Total trust and investment services income	$553	$542	$564	$11	2.0%

A significant portion of Key’s trust and investment services income depends on the value and mix of assets under management. At December 31, 2006, Key’s bank, trust and registered investment advisory subsidiaries had assets under management of $84.7 billion, representing a 10% increase from $77.1 billion at December 31, 2005. As shown in Figure 10, the increase was due primarily to Key’s equity portfolio, reflecting improvement in the equity markets in general. Key’s securities lending business and the higher-yielding hedge funds obtained in the acquisition of Austin Capital Management, Ltd. on April 1, 2006, also contributed to the increase.
FIGURE 10. ASSETS UNDER MANAGEMENT

December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Assets under management by investment type:
Equity	$41,877	$35,370	$34,788	$6,507	18.4%
Securities lending	21,146	20,938	16,082	208	1.0
Fixed income	11,242	11,264	12,885	(22)	(.2)
Money market	9,402	9,572	10,802	(170)	(1.8)
Hedge funds	1,032	—	—	1,032	N/M

Total	$84,699	$77,144	$74,557	$7,555	9.8%

Proprietary mutual funds included in assets under management:
Money market	$7,579	$7,884	$9,103	$(305)	(3.9)%
Equity	5,713	4,594	3,651	1,119	24.4
Fixed income	629	722	827	(93)	(12.9)

Total	$13,921	$13,200	$13,581	$721	5.5%

N/M = Not Meaningful
When clients’ securities are lent to a borrower, the borrower must provide Key with cash collateral, which is invested during the term of the loan. The difference between the revenue generated from the investment and the cost of the collateral is shared with the lending client. This business, although profitable, generates a significantly lower rate of return (commensurate with the lower level of risk) than other types of assets under management.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Service charges on deposit accounts. In 2005, service charges on deposit accounts decreased, due primarily to reductions in the levels of overdraft and maintenance fees, and fees charged to commercial clients for cash management services. The decline in overdraft fees reflects enhanced capabilities, such as “real time” posting, that allow clients to better manage their accounts. Maintenance fees decreased because a higher proportion of Key’s clients have elected to use Key’s free checking products. In addition, as interest rates increase, commercial clients are able to cover a larger portion of their service charges with credits earned on compensating balances.
Investment banking and capital markets income. As shown in Figure 11, the level of investment banking and capital markets income was essentially unchanged from 2005 as significant growth in investment banking income was offset by reductions in dealer trading and derivatives income, and income from other investments. A significant reason that dealer trading and derivatives income declined was the $11 million of derivative income recorded during the first quarter of 2005 in connection with the sale of Key’s indirect automobile loan portfolio. Income from other investments for 2006 includes a $25 million gain from the initial public offering completed by the New York Stock Exchange in March 2006.
FIGURE 11. INVESTMENT BANKING AND CAPITAL MARKETS INCOME

Year ended December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Investment banking income	$112	$87	$122	$25	28.7%
Dealer trading and derivatives income	33	54	14	(21)	(38.9)
Income from other investments	43	48	40	(5)	(10.4)
Foreign exchange income	42	40	41	2	5.0

Total investment banking and capital markets income	$230	$229	$217	$1	.4%

During 2005, the growth in investment banking and capital markets income was due to improved results from dealer trading and derivatives, and higher income from other investments. These positive results were moderated by a decrease in investment banking income caused by a slowdown in activity within the client segments served by Key.
Operating lease income. The 2006 increase in operating lease income reflected a higher volume of activity in the Equipment Finance line of business. Depreciation expense related to the leased equipment is presented in Figure 12 as “operating lease expense.”
Letter of credit and loan fees. The significant increase in non-yield-related loan fees in 2005 was attributable primarily to higher syndication fees generated by Key’s commercial mortgage lending business. The improvement reflected a stronger demand for commercial real estate loans.
Net gains from loan securitizations and sales. Key sells or securitizes loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio or to diversify funding sources. During the first quarter of 2005, Key completed the sale of the prime segment of the indirect automobile loan portfolio, resulting in a gain of $19 million. This gain was partially offset by a $9 million impairment charge in the education lending business recorded during the same quarter. The types of loans sold during 2006 and 2005 are presented in Figure 17 on page 40.
Net gains from principal investing. Principal investments consist of direct and indirect investments in predominantly privately-held companies. Key’s principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses. These investments are carried on the balance sheet at fair value ($830 million at December 31, 2006, and $800 million at December 31, 2005). The net gains presented in Figure 8 stem from changes in estimated fair values as well as actual gains on sales of principal investments. During the fourth quarter of 2006, Key received an $8 million distribution in the form of a dividend from principal investing activities. During the second quarter of 2005, Key received a similar $15 million distribution in the form of dividends and interest. Both distributions were recorded in “net interest income.”
Noninterest expense
Noninterest expense for 2006 was $3.1 billion, representing a $95 million, or 3%, increase from 2005. In 2005, noninterest expense rose by $170 million, or 6%.
Personnel expense for 2006 grew by $104 million. As shown in Figure 12, total nonpersonnel expense was down $9 million, due largely to decreases of $26 million in net occupancy expense and $12 million in franchise and business tax expense. These reductions were offset in part by a $26 million increase in operating lease expense.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 12. NONINTEREST EXPENSE

Year ended December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Personnel	$1,692	$1,588	$1,533	$104	6.5%
Net occupancy	250	276	232	(26)	(9.4)
Computer processing	212	209	187	3	1.4
Operating lease expense	184	158	151	26	16.5
Professional fees	134	126	110	8	6.3
Equipment	102	110	118	(8)	(7.3)
Marketing	97	88	81	9	10.2
Other expense:
Postage and delivery	50	50	51	—	—
Franchise and business taxes	22	34	16	(12)	(35.3)
Telecommunications	28	30	29	(2)	(6.7)
OREO expense, net	6	8	17	(2)	(25.0)
Credit for losses on lending-related commitments	(6)	(7)	(4)	1	14.3
Miscellaneous expense	378	384	363	(6)	(1.6)

Total other expense	478	499	472	(21)	(4.2)

Total noninterest expense	$3,149	$3,054	$2,884	$95	3.1%

Average full-time equivalent employees[a]	20,006	19,485	19,576	521	2.7%

a The number of average full-time equivalent employees has not been adjusted for discontinued operations.
In 2005, personnel expense grew by $55 million and total nonpersonnel expense was up $115 million. The increase in nonpersonnel expense reflected higher costs associated with net occupancy, computer processing, professional fees, franchise and business taxes, and “miscellaneous expense.”
The following discussion explains the composition of certain elements of Key’s noninterest expense and the factors that caused those elements to change.
Personnel. As shown in Figure 13, personnel expense, the largest category of Key’s noninterest expense, rose by $104 million, or 7%, in 2006 and $55 million, or 4%, in 2005. The 2006 increase was attributable to higher costs from business expansion through acquisitions, variable incentive compensation related to the improvement in Key’s fee-based businesses, and employee benefits. In 2005, the increase resulted from growth in all personnel expense components, due in part to the impact of normal salary increases, increased business activity, and expansion through acquisitions such as American Express Business Finance Corporation in December 2004.
FIGURE 13. PERSONNEL EXPENSE

Year ended December 31,				Change 2006 vs 2005

dollars in millions	2006	2005	2004	Amount	Percent

Salaries	$940	$873	$848	$67	7.7%
Incentive compensation	388	367	366	21	5.7
Employee benefits	287	254	248	33	13.0
Stock-based compensation[a]	64	79	61	(15)	(19.0)
Severance	13	15	10	(2)	(13.3)

Total personnel expense	$1,692	$1,588	$1,533	$104	6.5%

a Excludes directors’ stock-based compensation of $.1 million in 2006, $2 million in 2005 and $1 million in 2004 reported as “miscellaneous expense” in Figure 12.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Effective January 1, 2006, Key adopted SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R changed the manner in which forfeited stock-based awards must be accounted for and reduced Key’s stock-based compensation expense for 2006 by $8 million. Additional information pertaining to this accounting change is presented in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 71.
For 2006, the average number of full-time equivalent employees was 20,006, compared to 19,485 for 2005 and 19,576 for 2004.
Net occupancy. During the first quarter of 2005, the Securities and Exchange Commission (“SEC”) issued interpretive guidance, applicable to all publicly held companies, related to the accounting for operating leases. As a result of this guidance, Key recorded a net occupancy charge of $30 million to correct the accounting for rental expense associated with such leases from an escalating to a straight-line basis. This error correction accounted for almost 70% of the $44 million, or 19%, increase in net occupancy expense in 2005.
Operating lease expense. The 2006 increase in operating lease expense reflected a higher volume of activity in the Equipment Finance line of business. Income related to the rental of leased equipment is presented in Figure 8 as “operating lease income.”
Professional fees. In both 2006 and 2005, the increase in professional fees was due in part to higher costs associated with Key’s efforts to strengthen compliance controls.
Franchise and business taxes. The fluctuation in franchise and business taxes shown in Figure 12 was attributable to several factors. In 2006, the $12 million decrease in these taxes resulted from settlements of disputed amounts. Franchise and business taxes rose by $18 million in 2005, in part because the 2004 amount was unusually low. In the first quarter of 2004, Key recorded a $7 million adjustment to reverse certain business taxes that had been overaccrued.
Miscellaneous expense. In 2005, the $21 million, or 6%, growth in “miscellaneous expense” included a $15 million increase in loan servicing expense. In addition, miscellaneous expense for 2005 included contributions of $35 million to Key’s charitable trust, Key Foundation, and a $16 million reserve established in connection with Key’s education lending business. This reserve was established to absorb noncredit-related losses expected to result from Key’s decision to discontinue the funding of new student loans for certain schools. The amount of the reserve was based on Key’s evaluation of the likelihood that the schools will close, and the dollar amount of unfunded loan commitments to students of those schools through the end of 2005. At December 31, 2006, the balance remaining in the reserve was $9 million. A $55 million write-off of goodwill recorded during the fourth quarter of 2004 in connection with Key’s nonprime indirect automobile lending business substantially offset the overall increase in “miscellaneous expense” for 2005.
Income taxes
The provision for income taxes from continuing operations was $450 million for 2006, compared to $436 million for 2005 and $405 million for 2004. The effective tax rate, which is the provision for income taxes from continuing operations as a percentage of income from continuing operations before income taxes, was 27.4% for 2006, compared to 28.6% for 2005 and 30.9% for 2004.
The lower effective tax rate for 2006 was due primarily to the settlement of various federal and state tax audit disputes, offset in part by an increase in effective state tax rates applied to Key’s lease financing business. Excluding these items, the effective tax rate for 2006 was 28.2%.
The higher effective tax rate for 2004 was due largely to the $55 million nondeductible write-off of goodwill discussed above, and a $43 million reduction in deferred tax assets that resulted from a comprehensive analysis of Key’s deferred tax accounts. Excluding these charges, the effective tax rate for 2004 was 27.6%.
The effective tax rates for the past three years (excluding the items mentioned above) are substantially below Key’s combined federal and state tax rate of 37.5%, primarily because Key generates income from investments in tax-advantaged assets such as corporate-owned life insurance, earns credits associated with investments in low-income housing projects and records tax deductions associated with dividends paid on Key common shares held in Key’s 401(k) savings plan. In addition, a lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, no deferred income taxes are recorded on those earnings in accordance with SFAS No. 109, “Accounting for Income Taxes.”
FINANCIAL CONDITION
Loans and loans held for sale
Figure 14 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.
At December 31, 2006, total loans outstanding were $65.8 billion, compared to $66.5 billion at the end of 2005 and $63.4 billion at the end of 2004. Key’s commercial loan portfolio grew over the past twelve months, but that growth was substantially offset by a third quarter 2006 transfer of home equity loans to loans held for sale in connection with an expected sale of the Champion Mortgage finance business.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 14. COMPOSITION OF LOANS
December 31,
	2006		2005		2004
dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$21,412	32.5%	$20,579	31.0%	$18,730	29.6%
Commercial real estate:[a]
Commercial mortgage	8,426	12.8	8,360	12.6	8,131	12.8
Construction	8,209	12.5	7,109	10.7	5,508	8.7

Total commercial real estate loans	16,635	25.3	15,469	23.3	13,639	21.5
Commercial lease financing	10,259	15.6	10,352	15.5	10,155	16.0

Total commercial loans	48,306	73.4	46,400	69.8	42,524	67.1
CONSUMER
Real estate — residential mortgage	1,442	2.2	1,458	2.2	1,473	2.3
Home equity	10,826	16.4	13,488	20.3	14,062	22.2
Consumer — direct	1,536	2.3	1,794	2.7	1,983	3.1
Consumer — indirect:
Automobile lease financing	—	—	19	—	89	.1
Automobile loans	—	—	—	—	—	—
Marine	3,077	4.7	2,715	4.1	2,624	4.2
Other	639	1.0	604	.9	617	1.0

Total consumer — indirect loans	3,716	5.7	3,338	5.0	3,330	5.3

Total consumer loans	17,520	26.6	20,078	30.2	20,848	32.9

Total	$65,826	100.0%	$66,478	100.0%	$63,372	100.0%

	2003		2002
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$16,336	27.3%	$16,748	28.0%
Commercial real estate:[a]
Commercial mortgage	6,329	10.6	6,662	11.1
Construction	4,977	8.3	5,657	9.5

Total commercial real estate loans	11,306	18.9	12,319	20.6
Commercial lease financing	7,939	13.3	6,972	11.7

Total commercial loans	35,581	59.5	36,039	60.3
CONSUMER
Real estate — residential mortgage	1,643	2.8	2,006	3.3
Home equity	15,038	25.2	13,804	23.1
Consumer — direct	2,114	3.5	2,155	3.6
Consumer — indirect:
Automobile lease financing	305	.5	873	1.5
Automobile loans	2,025	3.4	2,181	3.6
Marine	2,506	4.2	2,088	3.5
Other	542	.9	667	1.1

Total consumer — indirect loans	5,378	9.0	5,809	9.7

Total consumer loans	24,173	40.5	23,774	39.7

Total	$59,754	100.0%	$59,813	100.0%

[a] See Figure 15 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2006.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Commercial loan portfolio. Commercial loans outstanding increased by $1.9 billion, or 4%, from 2005, reflecting improvement in the economy. The overall growth in the commercial loan portfolio was geographically broad-based and spread among a number of industry sectors.
Commercial real estate loans for both owner- and nonowner-occupied properties constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2006, Key’s commercial real estate portfolio included mortgage loans of $8.4 billion and construction loans of $8.2 billion. The average mortgage loan originated during 2006 was $1.0 million, and the largest mortgage loan at year end had a balance of $44 million. At December 31, 2006, the average construction loan commitment was $5 million. The largest construction loan commitment was $125 million, of which $113 million was outstanding.
Key’s commercial real estate lending business is conducted through two primary sources: a thirteen-state banking franchise and Real Estate Capital, a national line of business that cultivates relationships both within and beyond the branch system. Real Estate Capital deals exclusively with nonowner-occupied properties (generally properties in which the owner occupies less than 60% of the premises) and accounted for approximately 61% of Key’s total average commercial real estate loans during 2006. Key’s commercial real estate business generally focuses on larger real estate developers and, as shown in Figure 15, is diversified by both industry type and geographic location of the underlying collateral.
FIGURE 15. COMMERCIAL REAL ESTATE LOANS

December 31, 2006	Geographic Region
							Total	Percent of
dollars in millions	Northeast	Southeast	Southwest	Midwest	Central	West	Amount	Total

Nonowner-occupied:
Residential properties	$273	$1,335	$286	$189	$472	$1,656	$4,211	25.3%
Multi-family properties	251	277	164	226	518	456	1,892	11.4
Retail properties	85	423	85	420	321	258	1,592	9.6
Land and development	48	200	150	104	175	136	813	4.9
Office buildings	112	163	46	97	71	210	699	4.2
Warehouses	72	90	51	126	69	144	552	3.3
Health facilities	47	85	13	58	30	103	336	2.0
Manufacturing facilities	7	1	16	37	4	20	85	.5
Hotels/Motels	1	20	—	1	14	2	38	.2
Other	123	29	2	162	45	147	508	3.1

	1,019	2,623	813	1,420	1,719	3,132	10,726	64.5
Owner-occupied	1,178	199	58	1,817	799	1,858	5,909	35.5

Total	$2,197	$2,822	$871	$3,237	$2,518	$4,990	$16,635	100.0%

Nonowner-occupied:
Nonperforming loans	$1	$12	—	$8	—	—	$21	N/M
Accruing loans past due 90 days or more	—	—	—	3	—	—	3	N/M
Accruing loans past due 30 through 89 days	—	—	$18	3	$32	$25	78	N/M

Northeast — Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont
Southeast — Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington D.C. and West Virginia
Southwest — Arizona, Nevada and New Mexico
Midwest — Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin
Central — Arkansas, Colorado, Oklahoma, Texas and Utah
West — Alaska, California, Hawaii, Montana, Oregon, Washington and Wyoming
N/M = Not Meaningful
During 2005, Key expanded its FHA financing and mortgage servicing capabilities by acquiring Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC, both headquartered in Dallas, Texas. These acquisitions, which added more than $28 billion to Key’s commercial mortgage servicing portfolio, are just two in a series of acquisitions initiated over the past several years to build upon Key’s success in the commercial mortgage business.
Management believes Key has both the scale and array of products to compete on a world-wide basis in the specialty of equipment lease financing. These financing arrangements are conducted through the Equipment Finance line of business and have increased in both volume and number following the fourth quarter 2004 acquisition of American Express Business Finance Corporation (“AEBF”), the equipment leasing unit of American Express’ small business division. AEBF had commercial loan and lease financing receivables of approximately $1.5 billion at the date of acquisition.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
During the first quarter of 2006, Key reclassified $792 million of loans from the commercial lease financing portfolio to the commercial, financial and agricultural portfolio to more accurately reflect the nature of these receivables. Prior period balances were not reclassified as the historical data was not available.
Consumer loan portfolio. Consumer loans outstanding decreased by $2.6 billion, or 13%, from 2005. The decline was largely attributable to the third quarter 2006 transfer of $2.5 billion of home equity loans to loans held for sale in connection with the November 2006 sale of the Champion Mortgage finance business discussed below. The portfolio also was affected by a general slowdown in the level of home equity loan originations during 2006. Excluding loan sales, acquisitions and the transfer to loans held for sale, consumer loans would have decreased by $215 million, or 1%, during the past twelve months.
The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. This portfolio is derived primarily from the Regional Banking line of business (responsible for 91% of home equity loans at December 31, 2006); the remainder originated from the National Home Equity unit within our Consumer Finance line of business. Prior to November 2006, the National Home Equity unit had two components: Champion Mortgage, a home equity finance business, and Key Home Equity Services, which works with home improvement contractors to provide home equity and home improvement financing solutions. In November 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business and announced a separate agreement to sell Champion’s origination platform. This sale is expected to close in the first quarter of 2007.
Figure 16 summarizes Key’s home equity loan portfolio at December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.
FIGURE 16. HOME EQUITY LOANS
December 31,

dollars in millions	2006	2005	2004	2003	2002

SOURCES OF LOANS OUTSTANDING
Regional Banking	$9,805	$10,237	$10,554	$9,853	$8,867

Champion Mortgage[a]	—	2,460	2,866	2,857	2,210
Key Home Equity Services	1,021	791	642	2,328	2,727

National Home Equity unit	1,021	3,251	3,508	5,185	4,937

Total	$10,826	$13,488	$14,062	$15,038	$13,804

Nonperforming loans at year end[a]	$50	$79	$80	$153	$146
Net charge-offs for the year	23	21	57	55	52
Yield for the year[b]	7.07%	6.20%	5.25%	5.46%	6.32%

[a]	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale and approximately $55 million of home equity loans from nonperforming loans to nonperforming loans held for sale in connection with an expected sale of the Champion Mortgage finance business.

[b]	From continuing operations.
Loans held for sale. As shown in Note 7 (“Loans and Loans Held for Sale”), which begins on page 82, Key’s loans held for sale rose to $3.6 billion at December 31, 2006, from $3.4 billion at December 31, 2005, due primarily to originations in the commercial mortgage portfolio.
Sales and securitizations. Key continues to use alternative funding sources like loan sales and securitizations to support its loan origination capabilities. In addition, several acquisitions completed over the past several years have improved Key’s ability to originate and sell new loans, and to securitize and service loans generated by others, especially in the area of commercial real estate.
During 2006, Key sold $2.6 billion of commercial real estate loans, $2.5 billion of home equity loans, $1.4 billion of education loans ($1.1 billion through a securitization), $360 million of residential real estate loans, and $355 million of commercial loans and leases. Most of these sales came from the held-for-sale portfolio.
Among the factors that Key considers in determining which loans to sell or securitize are:
•	whether particular lending businesses meet established performance standards or fit with Key’s relationship banking strategy;

•	Key’s asset/liability management needs;

•	whether the characteristics of a specific loan portfolio make it conducive to securitization;

•	the cost of alternative funding sources;

•	the level of credit risk; and

•	capital requirements.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 17 summarizes Key’s loan sales (including securitizations) for 2006 and 2005.
FIGURE 17. LOANS SOLD (INCLUDING LOANS HELD FOR SALE)

		Commercial	Commercial	Residential	Home	Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	—Indirect	Education	Total

2006
Fourth quarter	$80	$1,070	$13	$100	$2,474	—	$983	$4,720
Third quarter	37	679	16	109	2	—	143	986
Second quarter	64	483	—	97	—	—	110	754
First quarter	40	406	105	54	—	—	172	777

Total	$221	$2,638	$134	$360	$2,476	$—	$1,408	$7,237

2005
Fourth quarter	$44	$792	$110	$95	$264	—	$834	$2,139
Third quarter	40	710	—	99	3	$111	48	1,011
Second quarter	21	336	—	99	—	635	128	1,219
First quarter	18	389	—	98	31	992	208	1,736

Total	$123	$2,227	$110	$391	$298	$1,738	$1,218	$6,105

Figure 18 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. Included are loans that have been both securitized and sold, or simply sold outright. As discussed previously, the acquisitions of Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC added more than $28 billion to our commercial mortgage servicing portfolio during 2005.
FIGURE 18. LOANS ADMINISTERED OR SERVICED

December 31,
in millions	2006		2005	2004	2003	2002

Commercial real estate loans	$93,611	[a]	$72,902	$33,252	$25,376	$19,508
Education loans	5,475		5,083	4,916	4,610	4,605
Home equity loans	2,360	[b]	59	130	215	456
Commercial lease financing	508		354	188	120	105
Commercial loans	268		242	210	167	123
Automobile loans	—		—	—	—	54

Total	$102,222		$78,640	$38,696	$30,488	$24,851

[a]	During 2006, Key acquired the servicing for seven commercial mortgage loan portfolios with an aggregate principal balance of $16.4 billion.

[b]	In November 2006, Key sold the $2.5 billion nonprime mortgage loan portfolio held by the Champion Mortgage finance business but continues to service these loans in accordance with the terms of the sales agreement.
In the event of default by a borrower, Key is subject to recourse with respect to approximately $619 million of the $102.2 billion of loans administered or serviced at December 31, 2006. Additional information about this recourse arrangement is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 99.
Key derives income from several sources when loans are securitized or sold, but Key retains the right to administer or service them. Key earns noninterest income (recorded as “other income”) from fees for servicing or administering loans. In addition, Key earns interest income from securitized assets retained and from investing funds generated by escrow deposits collected in connection with the servicing of commercial real estate loans. These deposits have contributed to the growth in Key’s average noninterest-bearing deposits over the past twelve months.
Figure 19 shows the remaining final maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2006, approximately 37% of these outstanding loans were scheduled to mature within one year. Loans with remaining final maturities greater than one year include $20.2 billion with floating or adjustable rates and $4.7 billion with predetermined rates.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 19. REMAINING FINAL MATURITIES AND SENSITIVITY OF CERTAIN LOANS
TO CHANGES IN INTEREST RATES

December 31, 2006	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$9,024	$10,306	$2,082	$21,412
Real estate — construction	3,473	4,396	340	8,209
Real estate — residential and commercial mortgage	2,033	4,012	3,823	9,868

	$14,530	$18,714	$6,245	$39,489

Loans with floating or adjustable interest rates[a]		$15,880	$4,335
Loans with predetermined interest rates[b]		2,834	1,910

		$18,714	$6,245

[a]	“Floating” and “adjustable” rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

[b]	“Predetermined” interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities
At December 31, 2006, the securities portfolio totaled $9.2 billion and included $7.8 billion of securities available for sale, $41 million of investment securities and $1.4 billion of other investments (primarily principal investments). In comparison, the total portfolio at December 31, 2005, was $8.7 billion, including $7.3 billion of securities available for sale, $91 million of investment securities and $1.3 billion of other investments.
Securities available for sale. The majority of Key’s securities available-for-sale portfolio consists of collateralized mortgage obligations (“CMO”). A CMO is a debt security that is secured by a pool of mortgages or mortgage-backed securities. Key’s CMOs generate interest income and serve as collateral to support certain pledging agreements. At December 31, 2006, Key had $7.3 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared to $6.5 billion at December 31, 2005. Substantially all of Key’s mortgage-backed securities are issued or backed by federal agencies. The CMO securities held by Key are shorter-duration class bonds that are structured to have more predictable cash flows than longer-term class bonds.
The weighted-average maturity of the securities available-for-sale portfolio was 2.6 years at December 31, 2006, compared to 2.4 years at December 31, 2005.
The size and composition of Key’s securities available-for-sale portfolio depend largely on management’s assessment of current economic conditions, including the interest rate environment, but those features also vary with Key’s needs for liquidity, and the extent to which Key is required (or elects) to hold these assets as collateral to secure public funds and trust deposits. Although debt securities are generally used for this purpose, other assets, such as securities purchased under resale agreements, may be used temporarily when they provide more favorable yields or risks.
Figure 20 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 80.
FIGURE 20. SECURITIES AVAILABLE FOR SALE

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-	Retained					Weighted
	Agencies and	Political	Mortgage	Backed	Interests in	Other				Average
dollars in millions	Corporations	Subdivisions	Obligations[a]	Securities[a]	Securitizations[a]	Securities[b]		Total		Yield[c]

DECEMBER 31, 2006
Remaining maturity:
One year or less	$81	$1	$565	$3	$9	$68		$727		3.67%
After one through five years	7	4	6,436	232	113	88		6,880		4.76
After five through ten years	1	4	—	89	86	3		183		8.75
After ten years	5	6	—	10	—	16		37		6.15

Fair value	$94	$15	$7,001	$334	$208	$175		$7,827		—
Amortized cost	94	14	7,098	336	151	165		7,858		4.78%
Weighted-average yield[c]	5.06%	7.87%	4.42%	5.40%	19.60%	5.77	% [d]	4.78	% [d]	—
Weighted-average maturity	.9 years	9.5 years	2.4 years	5.2 years	5.3 years	4.3 years		2.6 years		—

DECEMBER 31, 2005
Fair value	$268	$18	$6,298	$234	$182	$269		$7,269		—
Amortized cost	267	17	6,455	233	115	261		7,348		4.42%

DECEMBER 31, 2004
Fair value	$227	$22	$6,370	$330	$193	$309		$7,451		—
Amortized cost	227	21	6,460	322	103	302		7,435		4.26%

[a]	Maturity is based upon expected average lives rather than contractual terms.

[b]	Includes primarily marketable equity securities.

[c]	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

[d]	Excludes securities of $162 million at December 31, 2006, that have no stated yield.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Investment securities. Commercial paper and securities issued by states and political subdivisions constitute most of Key’s investment securities.
Figure 21 shows the composition, yields and remaining maturities of these securities.
FIGURE 21. INVESTMENT SECURITIES

	States and			Weighted
	Political	Other		Average
dollars in millions	Subdivisions	Securities	Total	Yield

DECEMBER 31, 2006
Remaining maturity:
One year or less	$10	$2	$12	7.74%
After one through five years	10	19	29	6.62
After five through ten years	—	—	—	—

Amortized cost	$20	$21	$41	7.05%
Fair value	21	21	42	—
Weighted-average maturity	1.7 years	2.6 years	2.1 years	—

DECEMBER 31, 2005
Amortized cost	$35	$56	$91	5.25%
Fair value	36	56	92	—

DECEMBER 31, 2004
Amortized cost	$58	$13	$71	8.01%
Fair value	61	13	74	—

[a]	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.
Other investments. Principal investments, which consist of investments in equity and mezzanine instruments, represent approximately 61% of “other investments” at December 31, 2006. Principal investments are carried at fair value, which aggregated $830 million at December 31, 2006, and $800 million at December 31, 2005. Key’s Principal Investing unit invests predominantly in privately-held companies. Some of these investments are “direct,” meaning they are made in a particular company. Others are “indirect,” meaning they are made through funds that include other investors.
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
Deposits and other sources of funds
“Core deposits” — domestic deposits other than certificates of deposit of $100,000 or more — are Key’s primary source of funding. These deposits generally are stable, have a relatively low cost and typically react more slowly to changes in interest rates than market-based deposits. During 2006, core deposits averaged $51.4 billion, and represented 65% of the funds Key used to support loans and other earning assets, compared to $47.4 billion and 62% during 2005, and $43.9 billion and 61% during 2004. The composition of Key’s deposits is shown in Figure 6, which spans pages 30 and 31.
The increase in the level of Key’s average core deposits during 2006 and 2005 was due to growth in money market deposit accounts, time deposits and noninterest-bearing deposits. These results reflect client preferences for investments that provide significant liquidity in a changing interest rate environment. In addition, money market deposit accounts increased because Key introduced new products in 2006 and 2005. Average noninterest-bearing deposits increased because management intensified cross-selling efforts, focused sales and marketing efforts on Key’s free checking products, and collected more escrow deposits associated with the servicing of commercial real estate loans.
Purchased funds, comprising large certificates of deposit, deposits in the foreign branch and short-term borrowings, averaged $12.4 billion during 2006, compared to $13.0 billion during 2005 and $12.0 billion in 2004. The decrease from 2005 to 2006 was attributable to declines in short-term borrowings and foreign branch deposits, offset in part by an increase in large certificates of deposit. The need for purchased funds has diminished due to Key’s strong core deposit growth, higher level of capital and other interest-free funds, and loan sales, including the November 2006 sale of the Champion nonprime mortgage loan portfolio. Management continues to consider loan sales and securitizations as a funding alternative when market conditions are favorable.
Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2006 include demand deposits of $8.7 billion that are classified as money market deposit accounts. In Figure 6, these demand deposits continue to be reported as noninterest-bearing checking accounts.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
At December 31, 2006, Key had $7.6 billion in time deposits of $100,000 or more. Figure 22 shows the maturity distribution of these deposits.
FIGURE 22. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

December 31, 2006	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$2,513	$1,684	$4,197
After three through six months	1,062	—	1,062
After six through twelve months	1,004	—	1,004
After twelve months	1,362	—	1,362

Total	$5,941	$1,684	$7,625

Capital
Shareholders’ equity. Total shareholders’ equity at December 31, 2006, was $7.7 billion, up $105 million from December 31, 2005.
Effective December 31, 2006, Key adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. As a result of adopting this guidance, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive loss component of shareholders’ equity during the fourth quarter. Additional information about this new accounting guidance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Accounting Pronouncements Adopted in 2006” on page 72. Other factors contributing to the change in shareholders’ equity during 2006 are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 65.
Common shares outstanding. KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2006:
•	Book value per common share was $19.30, based on 399.2 million shares outstanding, compared to $18.69, based on 406.6 million shares outstanding, at December 31, 2005.

•	The closing market price of a KeyCorp common share was $38.03. This price was 197% of year-end book value per share, and would produce a dividend yield of 3.63%.

•	There were 40,801 holders of record of KeyCorp common shares.
In 2006, the quarterly dividend was $.345 per common share, up from $.325 per common share in 2005. On January 18, 2007, the quarterly dividend per common share was increased by 5.8% to $.365, effective with the March 2007 dividend payment. Figure 37 on page 58 shows the market price ranges of KeyCorp’s common shares, per common share earnings and dividends paid by quarter for each of the last two years.
Figure 23 compares the price performance of KeyCorp’s common shares (based on an initial investment of $100 on December 31, 2001, and assuming reinvestment of dividends) to that of the Standard & Poor’s 500 Index and a group of other banks that constitute KeyCorp’s peer group. The peer group consists of the banks that make up the Standard & Poor’s 500 Regional Bank Index and the banks that make up the Standard & Poor’s 500 Diversified Bank Index. KeyCorp is included in the Standard & Poor’s 500 Index and the peer group.
FIGURE 23. COMMON SHARE PRICE PERFORMANCE (2001-2006)a

[a]	Share price performance is not necessarily indicative of future price performance.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Figure 24 below shows activities that caused the change in Key’s outstanding common shares over the past two years.
FIGURE 24. CHANGES IN COMMON SHARES OUTSTANDING

		2006 Quarters
in thousands	2006	Fourth	Third	Second	First	2005

SHARES OUTSTANDING AT BEGINNING OF PERIOD	406,624	402,748	402,672	405,273	406,624	407,570
Issuance of shares under employee benefit and dividend reinvestment plans	10,029	1,405	2,576	1,399	4,649	6,054
Repurchase of common shares	(17,500)	(5,000)	(2,500)	(4,000)	(6,000)	(7,000)

SHARES OUTSTANDING AT END OF PERIOD	399,153	399,153	402,748	402,672	405,273	406,624

Key repurchases its common shares periodically under a repurchase program authorized by the Board of Directors. Key repurchased 17.5 million shares during 2006, leaving 5.0 million shares remaining for repurchase as of December 31, 2006. Key’s repurchase activity for each of the three months ended December 31, 2006, is summarized in Figure 25.
FIGURE 25. SHARE REPURCHASES

			Number of	Remaining Number
			Shares Purchased	of Shares that may
	Number of	Average	under a Publicly	be Purchased Under
	Shares	Price Paid	Announced	the Program as
in thousands, except per share data	Purchased	per Share	Program[a]	of each Month-End[a]

October 1-31, 2006	1,725	$37.53	1,725	8,236
November 1-30, 2006	275	37.19	275	7,961
December 1-31, 2006	3,000	37.39	3,000	4,961

Total	5,000	$37.43	5,000

[a]	In January 2007, the Board of Directors authorized the repurchase of 25.0 million common shares, in addition to the shares remaining from a repurchase program authorized in July 2004. This action brought the total repurchase authorization to 30.0 million shares. These shares may be repurchased in the open market or through privately-negotiated transactions. The program does not have an expiration date.
At December 31, 2006, Key had 92.7 million treasury shares. Management expects to reissue those shares as needed in connection with the employee stock purchase and dividend reinvestment plans, stock-based compensation awards and other corporate purposes. During 2006, Key reissued 10.0 million treasury shares.
Capital adequacy. Capital adequacy is an important indicator of financial stability and performance. Overall, Key’s capital position remains strong: the ratio of total shareholders’ equity to total assets was 8.34% at December 31, 2006, compared to 8.16% at December 31, 2005. Key’s ratio of tangible equity to tangible assets was 7.01% at December 31, 2006, compared to 6.68% at December 31, 2005. Management believes that Key’s capital position provides the flexibility to take advantage of investment opportunities, to repurchase shares when appropriate and to pay dividends.
Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 (“Shareholders’ Equity”), which begins on page 88, explains the implications of failing to meet these specific capital requirements.
Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets,” which is total assets plus certain off-balance sheet items, both adjusted for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2006, Key’s Tier 1 capital ratio was 8.24%, and its total capital ratio was 12.43%.
Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk — as KeyCorp has — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2006, Key had a leverage ratio of 8.98%.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Key’s affiliate bank, KBNA, qualified as “well capitalized” at December 31, 2006, since it exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key also would qualify as “well capitalized” at December 31, 2006. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or KBNA.
Figure 26 presents the details of Key’s regulatory capital position at December 31, 2006 and 2005.
FIGURE 26. CAPITAL COMPONENTS AND RISK-WEIGHTED ASSETS

December 31,
dollars in millions	2006	2005

TIER 1 CAPITAL
Common shareholders’ equity[a]	$7,924	$7,678
Qualifying capital securities	1,792	1,542
Less: Goodwill	1,202	1,355
Other assets[b]	176	178

Total Tier 1 capital	8,338	7,687

TIER 2 CAPITAL
Allowance for losses on loans and lending-related commitments	997	1,025
Net unrealized gains on equity securities available for sale	5	4
Qualifying long-term debt	3,227	2,899

Total Tier 2 capital	4,229	3,928

Total risk-based capital	$12,567	$11,615

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$77,490	$76,724
Risk-weighted off-balance sheet exposure	24,968	25,619
Less: Goodwill	1,202	1,355
Other assets[b]	819	785
Plus: Market risk-equivalent assets	698	1,064

Total risk-weighted assets	$101,135	$101,267

AVERAGE QUARTERLY TOTAL ASSETS	$94,896	$92,278

CAPITAL RATIOS
Tier 1 risk-based capital ratio	8.24%	7.59%
Total risk-based capital ratio	12.43	11.47
Leverage ratio[c]	8.98	8.53

[a]	Common shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, or the amount resulting from the adoption of SFAS No. 158.

[b]	Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

[c]	This ratio is Tier 1 capital divided by the difference between average quarterly total assets and (i) goodwill, (ii) the nonqualifying intangible assets described in footnote (b), (iii) deductible portions of nonfinancial equity investments, and (iv) net unrealized gains or losses on securities available for sale.
OFF-BALANCE SHEET ARRANGEMENTS AND AGGREGATE CONTRACTUAL OBLIGATIONS
Off-balance sheet arrangements
Key is party to various types of off-balance sheet arrangements, which could expose it to contingent liabilities or risks of loss that are not reflected on the balance sheet.
Variable interest entities. A variable interest entity (“VIE”) is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:
•	The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.

•	The entity’s investors lack the authority to make decisions about the activities of the entity through voting rights or similar rights, as well as the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns.

•	The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.
Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” requires VIEs to be consolidated by the party that is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation” on page 67 and Note 8.
Key holds a significant interest in several VIEs for which it is not the primary beneficiary. In accordance with Revised Interpretation No. 46, these entities are not consolidated. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns. Key’s involvement with these VIEs is described in Note 8 under the heading “Unconsolidated VIEs” on page 84.
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
In some cases, Key retains a residual interest in self-originated, securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Key reports servicing assets in “accrued income and other assets” on the balance sheet. Key accounts for all other retained interests as debt securities and classifies them as either available-for-sale securities or trading account assets. By retaining an interest in securitized loans, Key bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. In the event that cash flows generated by the securitized loans become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key. Additional information pertaining to Key’s retained interests in loan securitizations is summarized

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
in Note 1 under the heading “Loan Securitizations” on page 69, Note 6 (“Securities”), which begins on page 80, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 83.
Commitments to extend credit or funding. Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may exceed Key’s eventual cash outlay significantly. Further information about Key’s loan commitments at December 31, 2006, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 97. Figure 27 includes the remaining contractual amount of each class of commitments to extend credit or funding. For loan commitments and commercial letters of credit, this amount represents Key’s maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the then outstanding loan.
Other off-balance sheet arrangements. Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and other relationships, such as liquidity support provided to asset-backed commercial paper conduits, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 18 under the heading “Other Off-Balance Sheet Risk” on page 99.
Contractual obligations
Figure 27 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2006, by the specific time periods in which related payments are due or commitments expire.
FIGURE 27. CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET COMMITMENTS

		After	After
December 31, 2006	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total

Contractual obligations:[a]
Deposits with no stated maturity	$39,535	—	—	—	$39,535
Time deposits of $100,000 or more	6,263	$593	$242	$527	7,625
Other time deposits	8,819	1,781	400	956	11,956
Federal funds purchased and securities sold under repurchase agreements	3,643	—	—	—	3,643
Bank notes and other short-term borrowings	1,192	—	—	—	1,192
Long-term debt	3,885	3,543	1,670	5,435	14,533
Noncancelable operating leases	125	209	147	256	737
Purchase obligations:
Banking and financial data services	72	61	14	—	147
Telecommunications	22	9	—	—	31
Professional services	24	6	2	—	32
Technology equipment and software	69	25	14	—	108
Other	15	12	4	1	32

Total purchase obligations	202	113	34	1	350

Total	$63,664	$6,239	$2,493	$7,175	$79,571

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$11,629	$9,802	$8,887	$1,953	$32,271
Home equity	—	—	63	7,625	7,688
When-issued and to be announced securities commitments	—	—	—	671	671
Commercial letters of credit	188	54	2	2	246
Principal investing commitments	1	12	31	200	244
Liabilities of certain limited partnerships and other commitments	2	5	—	133	140

Total	$11,820	$9,873	$8,983	$10,584	$41,260

[a]	Deposits and borrowings exclude interest.
Guarantees
Key is a guarantor in various agreements with third parties. As guarantor, Key may be contingently liable to make payments to the guaranteed party based on changes in a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event).
These variables, known as underlyings, may be related to an asset or liability, or another entity’s failure to perform under a contract. Additional information regarding these types of arrangements is presented in Note 18 under the heading “Guarantees” on page 98.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
RISK MANAGEMENT
Overview
Like other financial services companies, Key engages in business activities with inherent risks. The ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining safety and soundness and to maximizing profitability. Management believes that the most significant risks facing Key are market risk, credit risk, liquidity risk and operational risk. Each type of risk is defined and discussed in greater detail in the remainder of this section.
Key’s Board of Directors has established and follows a corporate governance program that serves as the foundation for managing and mitigating risk. In accordance with this program, the Board focuses on the interests of shareholders, encourages strong internal controls, demands management accountability, mandates adherence to Key’s code of ethics and administers an annual self-assessment process. The Board has established Audit and Risk Management committees whose appointed members help the Board meet its risk oversight responsibilities.
•	The Audit Committee provides review and oversight of the integrity of Key’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Key’s internal audit function and independent auditors.

•	The Risk Management Committee (formerly known as the Finance Committee) assists the Board in its review and oversight of risk management policies, strategies and activities that fall outside the purview of the Audit Committee. This committee also assists in the review and oversight of policies, strategies and activities related to capital management, asset and liability management, capital expenditures and various other financing and investing activities.
The Audit and Risk Management committees meet jointly, as appropriate, to discuss matters that relate to each committee’s responsibilities. Key’s Board and its committees meet bi-monthly. However, more frequent contact is not uncommon. In addition to regularly scheduled meetings, the Audit Committee convenes to discuss the content of Key’s financial disclosures and press releases related to quarterly earnings. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss events that have transpired since the preceding meeting. Also, during interim months, all members of the Board receive a formal report designed to keep them abreast of significant developments.
Market risk management
The values of some financial instruments vary not only with changes in market interest rates, but also with changes in foreign exchange rates. Financial instruments also are susceptible to factors influencing valuations in the equity securities markets and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. When the value of an instrument is tied to such external factors, the holder faces “market risk.” Most of Key’s market risk is derived from interest rate fluctuations.
Interest rate risk management
Interest rate risk, which is inherent in the banking business, is measured by the potential for fluctuations in net interest income. Such fluctuations may result from changes in interest rates and differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. To minimize the volatility of net interest income and the economic value of equity, Key manages exposure to interest rate risk in accordance with guidelines established by the Asset/Liability Management Policy Committee (“ALCO”). This committee, which consists of senior finance and business executives, meets monthly, and periodically reports Key’s interest rate risk positions to the Risk Management Committee of the Board of Directors.
Interest rate risk positions can be influenced by a number of factors other than changes in market interest rates, including economic conditions, the competitive environment within Key’s markets, consumer preferences for specific loan and deposit products, and the level of interest rate exposure arising from basis risk, gap risk, yield curve risk and option risk.
•	Key faces “basis risk” when floating-rate assets and floating-rate liabilities reprice at the same time, but in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing, interest expense and interest income may not change by the same amount.

•	“Gap risk” occurs if interest-bearing liabilities and the interest-earning assets they fund (for example, deposits used to fund loans) do not mature or reprice at the same time.

•	“Yield curve risk” exists when short-term and long-term interest rates change by different amounts. For example, when U.S. Treasury and other term rates decline, the rates on automobile loans also will decline, but the cost of money market deposits and short-term borrowings may remain elevated.

•	A financial instrument presents “option risk” when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received over the original term of the loan. Floating-rate loans that are capped against potential interest rate increases and deposits that can be withdrawn on demand also present option risk.
Net interest income simulation analysis. The primary tool used by management to measure Key’s interest rate risk is a simulation analysis. For purposes of this analysis, management estimates Key’s net interest income based on the composition of its balance sheet and the current interest rate environment. The simulation assumes that growth in the balance sheet will reflect recent product trends, as well as consensus economic forecasts.
The amount of net interest income at risk is measured by simulating the change in the level of net interest income that would occur if the Fed Funds Target rate were to gradually increase or decrease by 200 basis points over the next twelve months, and term rates were to move in a similar fashion, but not as dramatically. The amount of net interest income at risk is

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
compared to the base case of an unchanged interest rate environment. The analysis also considers sensitivity to changes in a number of other variables, including other market interest rates and deposit mix. In addition, management assesses the potential effect of different shapes in the yield curve, including a sustained flat yield curve, an inverted slope yield curve and yield curve twists. (The yield curve depicts the relationship between the yield on a particular type of security and its term to maturity.) Management also performs stress tests to measure the effect on net interest income of an immediate change in market interest rates.
Simulation analysis produces only a sophisticated estimate of interest rate exposure based on assumptions and judgments related to balance sheet growth, customer behavior, new products, new business volume, pricing and anticipated hedging activities. Management tailors the assumptions used in simulation analysis to the specific interest rate environment and yield curve shape being modeled, and validates those assumptions on a periodic basis. Consistent with current practice, simulations are performed with the assumption that interest rate risk positions will be actively managed through the use of on- and off-balance sheet financial instruments to achieve the desired risk profile. Actual results may differ from those derived in simulation analysis due to the timing, magnitude and frequency of interest rate changes, actual hedging strategies employed and changes in balance sheet composition. Figure 28 illustrates the variability of the simulation results that can arise from changes in certain major assumptions.
FIGURE 28. NET INTEREST INCOME VOLATILITY

Per $100 Million of New Business	Net Interest Income Volatility	Interest Rate Risk Profile

Floating-rate commercial loans at 6.50% funded short-term.	Increases annual net interest income $1.3 million.	No change.

Two-year fixed-rate CDs at 4.75% that reduce short-term funding.	Rates unchanged: Increases annual net interest income $.5 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .03%.
Rates up 200 basis points over 12 months:
Increases annual net interest income $1.6 million.

Five-year fixed-rate home equity loans at 7.50% funded short-term.	Rates unchanged: Increases annual net interest income $2.3 million.	Increases the “standard” simulated net interest income at risk to rising rates by .03%.
Rates up 200 basis points over 12 months:
Increases annual net interest income $1.2 million.

Premium money market deposits at 4.75% that reduce short-term funding.	Rates unchanged: Increases annual net interest income $.5 million.	Reduces the “standard” simulated net interest income at risk to rising rates by .01%.
Rates up 200 basis points over 12 months:
Increases annual net interest income $.7 million.

Information presented in the above figure assumes a short-term funding rate of 5.25%.
Figure 29 presents the results of the simulation analysis at December 31, 2006 and 2005. At December 31, 2006, Key’s simulated exposure to a rising interest rate environment was essentially neutral, though exposure to a falling interest rate environment decreased from 2005. ALCO policy guidelines for risk management call for preventive measures if simulation modeling demonstrates that a gradual 200 basis point increase or decrease in short-term rates over the next twelve months would adversely affect net interest income over the same period by more than 2%. As shown in Figure 29, Key is operating within these guidelines.
FIGURE 29. SIMULATED CHANGE IN NET INTEREST INCOME

Basis point change assumption (short-term rates)	-200	+200
ALCO policy guidelines	-2.00%	-2.00%

INTEREST RATE RISK ASSESSMENT
December 31, 2006	+1.29%	-.07%
December 31, 2005	+.51	+.75

During 2005 and the first half of 2006, Key was operating with a slightly asset-sensitive position, which protected net interest income as interest rates increased. Since July 2006, the Federal Reserve has held short-term interest rates constant, and there is uncertainty with regard to the future direction of these rates. Accordingly, management has taken action to move toward a relatively neutral position. Key’s long term bias is to be modestly liability-sensitive, which will help protect net interest income in a declining interest rate environment.
Management also conducts simulations that measure the effect of changes in market interest rates in the second year of a two-year horizon. These simulations are conducted in a manner similar to those based on a twelve-month horizon. To capture longer-term exposures, management simulates changes to the economic value of equity as discussed below.
Economic value of equity modeling. Economic value of equity (“EVE”) measures the extent to which the economic values of assets, liabilities and off-balance sheet instruments may change in response to changes in interest rates. EVE is calculated by subjecting the balance sheet to an immediate 200 basis point increase or decrease in interest rates, and measuring the resulting change in the values of assets and liabilities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
This analysis is highly dependent upon assumptions applied to assets and liabilities with noncontractual maturities. Those assumptions are based on historical behaviors, as well as management’s expectations. EVE complements net interest income simulation analysis since it provides estimates of risk exposure beyond twelve and twenty-four month horizons. Management takes preventative measures to ensure that Key’s EVE will not decrease by more than 15% in response to an immediate 200 basis point increase or decrease in interest rates. Key is operating within these guidelines.
Management of interest rate exposure. Management uses the results of its various simulation analyses to formulate strategies to achieve the desired risk profile within the parameters of Key’s capital and liquidity guidelines. Interest rate risk positions are actively managed through the purchase of investment securities, the issuance of term debt with floating or fixed interest rates, and the use of derivatives — predominantly in the form of interest rate swaps. These swaps modify the interest rate characteristics of certain assets and liabilities by converting them from a fixed rate to a floating rate, from a floating rate to a fixed rate, or from one floating index to another.
Figure 30 shows the maturity structure for all swap positions held for asset/liability management (“A/LM”) purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to a floating rate through a “receive fixed, pay variable” interest rate swap. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.
FIGURE 30. PORTFOLIO SWAPS BY INTEREST RATE RISK MANAGEMENT STRATEGY

	December 31, 2006					December 31, 2005
	Notional	Fair	Maturity	Weighted-Average Rate		Notional	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value

Receive fixed/pay variable — conventional A/LMa	$8,138	$(2)	1.5	5.1%	5.4%	$2,050	$(8)
Receive fixed/pay variable — conventional debt	5,164	(8)	16.5	5.4	5.5	5,961	85
Receive fixed/pay variable — forward starting	250	—	2.7	5.1	5.3	1,000	—
Pay fixed/receive variable — conventional debt	839	(11)	5.0	4.5	4.3	911	(20)
Foreign currency — conventional debt	3,335	149	3.3	4.1	5.5	2,868	(137)
Basis swaps[b]	300	—	1.2	5.4	5.4	13,000	(3)

Total portfolio swaps	$18,026	$128	6.3	5.0%	5.4%	$25,790	$(83)

[a]	Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.

[b]	These portfolio swaps are not designated as hedging instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
Trading portfolio risk management
Key’s trading portfolio is described in Note 19.
Management uses a value at risk (“VAR”) simulation model to measure the potential adverse effect of changes in interest rates, foreign exchange rates, equity prices and credit spreads on the fair value of Key’s trading portfolio. Using two years of historical information, the model estimates the maximum potential one-day loss with a 95% confidence level. Statistically, this means that losses will exceed VAR, on average, five out of 100 trading days, or three to four times each quarter. Key’s Financial Markets Committee has established VAR limits for Key’s trading units. At December 31, 2006, the aggregate one-day trading limit set by the committee was $4.4 million. In addition to comparing VAR exposure against limits on a daily basis, management monitors loss limits, uses sensitivity measures and conducts stress tests.
Key is operating within the above constraints. During 2006, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.1 million, $.7 million and $2.1 million, respectively. During 2005, Key’s aggregate daily average, minimum and maximum VAR amounts were $2.1 million, $.8 million and $5.3 million, respectively.
As noted in the discussion of investment banking and capital markets income on page 34, Key used interest rate swaps to manage the economic risk associated with the sale of the indirect automobile loan portfolio. Even though these derivatives were not subject to VAR trading limits, Key measured their exposure on a daily basis, and the results are included in the VAR amounts indicated above for 2005. The daily average, minimum and maximum VAR exposures for these derivatives were $.8 million, zero and $3.6 million, respectively.
Credit risk management
Credit risk is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. Like other financial service institutions, Key makes loans, extends credit, purchases securities and enters into financial derivative contracts, all of which expose Key to credit risk.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Credit policy, approval and evaluation. Key manages credit risk exposure through a multi-faceted program. Independent committees approve both retail and commercial credit policies. These policies are communicated throughout Key to foster a consistent approach to granting credit.
The Credit Risk Management department performs credit approval. Credit Risk Management is independent of Key’s lines of business and comprises senior officers who have extensive experience in structuring and approving loans. Only Credit Risk Management officers are authorized to grant significant exceptions to credit policies. It is not unusual to make exceptions to established policies when mitigating circumstances dictate, but most major lending units have been assigned specific thresholds to keep exceptions within a manageable level.
Key has a well-established process known as the quarterly Underwriting Standards Review (“USR”) for monitoring compliance with credit policies. The quarterly USR report provides data on all commercial loans over $2 million at the time of their approval. Each quarter, the data is analyzed to determine if lines of business have adhered to established exception limits. Further, the USR report identifies grading trends of new business, exceptions to internally established benchmarks for returns on equity, transactions with higher risk and other pertinent lending information. This process enables management to take timely action to modify lending practices when necessary.
Credit Risk Management is responsible for assigning loan grades at the time of origination and as the loans season. Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology blends management’s judgment and quantitative modeling. On the commercial side, loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second reflects expected recovery rates on the credit facility. The assessment of default probability is based, among other factors, on the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and an assessment of industry risk within the context of the general economic outlook. Types of exposure and transaction structure, including credit risk mitigants, affect the expected recovery assessment.
Credit Risk Management uses externally- and internally-developed risk models to evaluate consumer loans. These models (“scorecards”) forecast probability of serious delinquency and default for an applicant. The scorecards are embedded in Key’s application processing system, which allows for real-time scoring and automated decisions for many of Key’s products. Key periodically validates the loan grading and scoring processes.
Key maintains an active concentration management program to encourage diversification in the credit portfolios. For exposures to individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the borrower. Key’s legal lending limit is well in excess of $1 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2006, Key had eight client relationships with loan commitments of more than $200 million. The average amount outstanding on these commitments at December 31 was $60 million. In general, Key’s philosophy is to maintain a diverse portfolio with regard to credit exposures.
Key manages industry concentrations using several methods. On smaller portfolios, limits may be set according to a percentage of Key’s overall loan portfolio. On larger, or higher risk portfolios, Key may establish a specific dollar commitment level or a level of economic capital that cannot be exceeded.
In addition, Key actively manages the overall loan portfolio in a manner consistent with asset quality objectives. This process entails the use of credit derivatives — primarily credit default swaps — to mitigate Key’s credit risk. Credit default swaps enable Key to transfer a portion of the credit risk associated with the underlying extension of credit to a third party, and to manage portfolio concentration and correlation risks. At December 31, 2006, credit default swaps with a notional amount of $989 million were used to manage the credit risk associated with specific commercial lending obligations. Key also provides credit protection to other lenders through the sale of credit default swaps. These transactions may generate fee income and can diversify overall exposure to credit loss. At December 31, 2006, the notional amount of credit default swaps sold by Key was $25 million.
Credit default swaps are recorded on the balance sheet at fair value. Related gains or losses, as well as the premium paid or received for credit protection, are included in the trading income component of noninterest income. These swaps did not have a significant effect on Key’s operating results for 2006.
Other actions used to manage the loan portfolio include loan securitizations, portfolio swaps, or bulk purchases and sales. The overarching goal is to continually manage the loan portfolio within a desirable range of asset quality.
Watch and criticized credits. Watch credits are troubled loans with the potential for further deterioration in quality due to the client’s current financial condition and possible inability to perform in accordance with the terms of the loan. Criticized credits are troubled loans that show additional signs of weakness that may lead to an interruption in scheduled repayments from primary sources, potentially requiring Key to rely on repayment from secondary sources, such as collateral liquidation.
At December 31, 2006, the level of watch commitments was higher than that experienced a year earlier. This increase was attributable to a number of client segments across a range of loan portfolios; most notably Commercial Floor Plan and Real Estate Capital. During 2006, the level of criticized commitments increased modestly, due to a number of offsetting changes across multiple portfolios. Increases in the Commercial Floor Plan and Real Estate Capital portfolios were substantially offset by decreases in a number of other portfolios. Management continues to closely monitor fluctuations in Key’s watch and criticized commitments.
Allowance for loan losses. The allowance for loan losses at December 31, 2006, was $944 million, or 1.43% of loans, compared to $966 million, or 1.45%, at December 31, 2005. The allowance includes $14 million that was specifically allocated for impaired loans of $34 million at December 31, 2006, compared to $6 million that was allocated for impaired loans of $9 million one year ago. For more information about impaired loans, see Note 9 (“Nonperforming Assets and Past Due Loans”) on page 85. At December 31, 2006, the allowance for loan losses was 439.07% of nonperforming loans, compared to 348.74% at December 31, 2005.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
During the first quarter of 2004, Key reclassified $70 million of its allowance for loan losses to a separate allowance for probable credit losses inherent in lending-related commitments. Earnings for 2004 and prior period balances were not affected by this reclassification. The separate allowance is included in “accrued expense and other liabilities” on the balance sheet and totaled $53 million at December 31, 2006, compared to $59 million at December 31, 2005. Management establishes the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
Management estimates the appropriate level of the allowance for loan losses on a quarterly (and at times more frequent) basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 69. Briefly, management estimates the appropriate level of Key’s allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. For an impaired loan, special treatment exists if the outstanding balance is greater than $2.5 million and the resulting allocation is deemed insufficient to cover the extent of the impairment. In such cases, a specific allowance is assigned to the loan. A specific allowance may be assigned even when sources of repayment appear sufficient if management remains uncertain about whether the loan will be repaid in full. The aggregate balance of the allowance for loan losses at December 31, 2006, represents management’s best estimate of the losses inherent in the loan portfolio at that date.
As shown in Figure 31, Key’s allowance for loan losses decreased by $22 million, or 2%, during 2006. This reduction was attributable to improving credit quality trends, as well as the third quarter 2006 transfer of $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with Key’s expected sale of the Champion Mortgage finance business.
FIGURE 31. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,	2006			2005			2004
		Percent of	Percent of		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$341	36.1%	32.5%	$338	35.0%	31.0%	$385	33.8%	29.6%
Real estate — commercial mortgage	170	18.0	12.8	168	17.4	12.6	178	15.6	12.8
Real estate — construction	132	14.0	12.5	94	9.7	10.7	99	8.7	8.7
Commercial lease financing	139	14.7	15.6	183	19.0	15.5	258	22.7	16.0

Total commercial loans	782	82.8	73.4	783	81.1	69.8	920	80.8	67.1
Real estate — residential mortgage	12	1.3	2.2	13	1.3	2.2	15	1.3	2.3
Home equity	74	7.8	16.4	95	9.8	20.3	101	8.9	22.2
Consumer — direct	29	3.1	2.3	31	3.2	2.7	39	3.4	3.1
Consumer — indirect	47	5.0	5.7	44	4.6	5.0	63	5.6	5.3

Total consumer loans	162	17.2	26.6	183	18.9	30.2	218	19.2	32.9

Total	$944	100.0%	100.0%	$966	100.0%	100.0%	$1,138	100.0%	100.0%

	2003			2002
		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$515	36.6%	27.3%	$577	39.7%	28.0%
Real estate — commercial mortgage	237	16.9	10.6	272	18.7	11.1
Real estate — construction	132	9.4	8.3	152	10.5	9.5
Commercial lease financing	286	20.3	13.3	255	17.6	11.7

Total commercial loans	1,170	83.2	59.5	1,256	86.5	60.3
Real estate — residential mortgage	17	1.2	2.8	15	1.0	3.3
Home equity	110	7.8	25.2	89	6.1	23.1
Consumer — direct	41	2.9	3.5	32	2.3	3.6
Consumer — indirect	68	4.9	9.0	60	4.1	9.7

Total consumer loans	236	16.8	40.5	196	13.5	39.7

Total	$1,406	100.0%	100.0%	$1,452	100.0%	100.0%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
During the third quarter of 2006, Key refined its methodology for allocating the allowance for loan losses. The refinements include a more accurate assignment of the allowance by loan type within each of the specific lines of business. Prior to this refinement, the allowance assigned to a specific line of business was allocated to the predominant loan types within the line. The allowance for loan losses at December 31 for each of the years presented in Figure 31 has been reallocated among the various loan types within Key’s loan portfolio to reflect this refinement. The reduction in the allowance allocated to the home equity loan portfolio from December 31, 2005, to December 31, 2006, was due in part to the transfer of the Champion portfolio to held-for-sale status.
Net loan charge-offs. Net loan charge-offs for 2006 were $170 million, or .26% of average loans from continuing operations, representing Key’s lowest level of net charge-offs since 1995 and the fifth consecutive year in which this asset quality measure has improved. These results compare to net charge-offs of $315 million, or .51%, for 2005, and $431 million, or .74%, for 2004. The composition of Key’s loan charge-offs and recoveries by type of loan is shown in Figure 32. The largest decreases in net charge-offs for 2006 occurred in the commercial lease financing and consumer installment portfolios. During 2005, net charge-offs included $135 million related to commercial passenger airline leases.
FIGURE 32. SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions	2006	2005	2004	2003	2002

Average loans outstanding from continuing operations	$64,996	$61,997	$58,226	$57,386	$58,477

Allowance for loan losses at beginning of year	$966	$1,138	$1,406	$1,452	$1,677
Loans charged off:
Commercial, financial and agricultural	92	80	145	280	403

Real estate — commercial mortgage	24	19	35	42	81
Real estate — construction	4	5	5	7	22

Total commercial real estate loans[a]	28	24	40	49	103
Commercial lease financing	40	183	52	60	94

Total commercial loans	160	287	237	389	600
Real estate — residential mortgage	7	7	17	11	7
Home equity	30	26	63	60	56
Consumer — direct	33	38	42	47	51
Consumer — indirect	38	51	224	171	191

Total consumer loans	108	122	346	289	305

	268	409	583	678	905
Recoveries:
Commercial, financial and agricultural	34	21	41	36	44
Real estate — commercial mortgage	5	3	8	11	6
Real estate — construction	1	3	4	3	2

Total commercial real estate loans[a]	6	6	12	14	8
Commercial lease financing	27	35	14	13	9

Total commercial loans	67	62	67	63	61
Real estate — residential mortgage	1	1	1	1	1
Home equity	7	5	6	5	4
Consumer — direct	7	8	9	9	8
Consumer — indirect	16	18	69	52	51

Total consumer loans	31	32	85	67	64

	98	94	152	130	125

Net loans charged off	(170)	(315)	(431)	(548)	(780)
Provision for loan losses from continuing operations	150	143	185	498	548
Provision for loan losses from discontinued operations	(3)	—	—	3	5
Reclassification of allowance for credit losses on lending-related commitments[b]	—	—	(70)	—	—
Allowance related to loans acquired, net	—	—	48	—	2
Foreign currency translation adjustment	1	—	—	1	—

Allowance for loan losses at end of year	$944	$966	$1,138	$1,406	$1,452

Net loan charge-offs to average loans from continuing operations	.26%	.51%	.74%	.95%	1.33%
Allowance for loan losses to year-end loans	1.43	1.45	1.80	2.35	2.43
Allowance for loan losses to nonperforming loans	439.07	348.74	369.48	202.59	153.98

[a]	See Figure 15 and the accompanying discussion on page 38 for more information related to Key’s commercial real estate portfolio.

[b]	Included in “accrued expenses and other liabilities” on the consolidated balance sheet.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Nonperforming assets. Figure 33 shows the composition of Key’s nonperforming assets, which at December 31, 2006, were at their lowest level in twelve years. These assets totaled $273 million at December 31, 2006, and represented .41% of loans, other real estate owned (known as “OREO”) and other nonperforming assets, compared to $307 million, or .46%, at December 31, 2005. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on pages 68 and 69 for a summary of Key’s nonaccrual and charge-off policies.
FIGURE 33. SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31,
dollars in millions	2006	2005	2004	2003	2002

Commercial, financial and agricultural	$38	$63	$42	$252	$448

Real estate — commercial mortgage	48	38	25	79	146
Real estate — construction	10	2	20	25	50

Total commercial real estate loans[a]	58	40	45	104	196
Commercial lease financing	22	39	84	103	69

Total commercial loans	118	142	171	459	713
Real estate — residential mortgage	34	46	46	45	47
Home equity	50	79	80	153	146
Consumer — direct	2	2	3	14	13
Consumer — indirect	11	8	8	23	24

Total consumer loans	97	135	137	235	230

Total nonperforming loans	215	277	308	694	943

Nonperforming loans held for sale	3	3	8	—	—

OREO	57	25	53	61	48
Allowance for OREO losses	(3)	(2)	(4)	(4)	(3)

OREO, net of allowance	54	23	49	57	45

Other nonperforming assets[b]	1	4	14	2	5

Total nonperforming assets	$273	$307	$379	$753	$993

Accruing loans past due 90 days or more	$120	$90	$122	$152	$198
Accruing loans past due 30 through 89 days	644	491	491	613	790

Nonperforming loans to year-end portfolio loans	.33%	.42%	.49%	1.16%	1.58%
Nonperforming assets to year-end portfolio loans plus OREO and other nonperforming assets	.41	.46	.60	1.26	1.66

[a]	See Figure 15 and the accompanying discussion on page 38 for more information related to Key’s commercial real estate portfolio.

[b]	Primarily collateralized mortgage-backed securities.
Most of the 2006 reduction in nonperforming assets occurred within three loan portfolios: commercial, financial and agricultural; commercial lease financing and home equity. The decreases in the two commercial portfolios was due in part to an improved risk profile, while the decrease in nonperforming home equity loans was attributable to the November 2006 sale of the nonprime mortgage loan portfolio held by the Champion Mortgage finance business. These reductions were partially offset by an increase in OREO.
At December 31, 2006, Key’s 20 largest nonperforming loans totaled $67 million, representing 31% of total loans on nonperforming status.
The level of Key’s delinquent loans rose during 2006, following a downward trend over the past several years. Over the course of a normal business cycle, fluctuations in the level of Key’s delinquent loans are to be expected.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Credit exposure by industry classification in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans,” is presented in Figure 34. The types of activity that caused the change in Key’s nonperforming loans during 2006 are summarized in Figure 35.
FIGURE 34. COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

			Nonperforming Loans
December 31, 2006	Total	Loans		% of Loans
dollars in millions	Commitments[a]	Outstanding	Amount	Outstanding

Industry classification:
Manufacturing	$10,572	$3,769	$2	.1%
Services	9,639	2,992	10	.3
Retail trade	6,033	3,409	3	.1
Public utilities	3,876	575	—	—
Property management	3,482	1,551	—	—
Financial services	3,298	1,258	1	.1
Wholesale trade	3,199	1,395	2	.1
Building contractors	2,428	1,049	3	.3
Insurance	2,331	113	—	—
Transportation	2,195	1,515	5	.3
Public administration	1,088	388	—	—
Agriculture/forestry/fishing	947	597	2	.3
Communications	885	316	—	—
Mining	802	262	—	—
Individuals	38	17	—	—
Other	3,005	2,206	10	.5

Total	$53,818	$21,412	$38	.2%

a	Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.
FIGURE 35. SUMMARY OF CHANGES IN NONPERFORMING LOANS

		2006 Quarters
in millions	2006	Fourth	Third	Second	First	2005

BALANCE AT BEGINNING OF PERIOD	$277	$223	$279	$295	$277	$308
Loans placed on nonaccrual status	447	115	134	98	100	361
Charge-offs	(268)	(74)	(70)	(59)	(65)	(315)
Loans sold	(35)	(5)	(22)	(6)	(2)	(10)
Payments	(126)	(23)	(43)	(45)	(15)	(41)
Transfer to held-for-sale portfolio [a]	(55)	—	(55)	—	—	—
Transfers to OREO	(16)	(12)	—	(4)	—	(16)
Loans returned to accrual status	(9)	(9)	—	—	—	(10)

BALANCE AT END OF PERIOD	$215	$215	$223	$279	$295	$277

[a]	On August 1, 2006, Key transferred approximately $55 million of home equity loans from nonperforming loans to nonperforming loans held for sale in connection with an expected sale of the Champion Mortgage finance business.
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
Key manages liquidity for all of its affiliates on an integrated basis. This approach considers the unique funding sources available to each entity and the differences in their capabilities to manage through adverse conditions. It also recognizes that the access of all affiliates to money market funding would be similarly affected by adverse market conditions or other events that could negatively affect the level or cost of liquidity. As part of the management process, Key’s management has established guidelines or target ranges that relate to the maturities of various types

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
of wholesale borrowings, such as money market funding and term debt. In addition, management assesses Key’s needs for future reliance on wholesale borrowings and then develops strategies to address those needs. Moreover, Key will, on occasion, guarantee a subsidiary’s obligations in transactions with third parties. Management closely monitors the extension of such guarantees to ensure that Key retains ample liquidity in the event it must step in to provide financial support.
Key’s liquidity could be adversely affected by both direct and indirect circumstances. An example of a direct (but hypothetical) event would be a downgrade in Key’s public credit rating by a rating agency due to deterioration in asset quality, a large charge to earnings, a decline in profitability or other financial measures, or a significant merger or acquisition. Examples of indirect (but hypothetical) events unrelated to Key that could have an effect on Key’s access to liquidity would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation or rumors about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
In accordance with A/LM policy, Key performs stress tests to consider the effect that a potential downgrade in its debt ratings could have on liquidity over various time periods. These debt ratings, which are presented in Figure 36 on page 56, have a direct impact on Key’s cost of funds and ability to raise funds under normal as well as adverse conditions. The results of the stress tests indicate that, following the occurrence of an adverse event, Key can continue to meet its financial obligations and to fund its operations for at least one year. The stress test scenarios include major disruptions to Key’s access to funding markets and consider the potential adverse effect of core client activity on cash flows. To compensate for the effect of these activities, alternative sources of liquidity are incorporated into the analysis over different time periods to project how fluctuations on the balance sheet would be managed. Key actively manages several alternatives for enhancing liquidity, including generating client deposits, securitizing or selling loans, extending the maturity of wholesale borrowings, purchasing deposits from other banks, and developing relationships with fixed income investors. Management also measures Key’s capacity to borrow using various debt instruments and funding markets.
Key maintains a liquidity contingency plan that outlines the process for addressing a liquidity crisis. The plan provides for an evaluation of funding sources under various market conditions. It also assigns specific roles and responsibilities for effectively managing liquidity through a problem period. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, eurodollars and commercial paper) and also can borrow from the Federal Reserve Bank’s discount window to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve Bank outstanding at December 31, 2006.
Key monitors its funding sources and measures its capacity to obtain funds in a variety of wholesale funding markets in an effort to maintain an appropriate mix of funds, considering both cost and availability. Key uses several tools to actively manage and maintain sufficient liquidity on an ongoing basis.
•	Key maintains a portfolio of securities that generates monthly principal cash flows and payments at maturity.
•	Key can access the whole loan sale and securitization markets for a variety of loan types.
•	KBNA’s 950 KeyCenters generate a sizable volume of core deposits. Management monitors deposit flows and uses alternative pricing structures to attract deposits as appropriate. For more information about core deposits, see the section entitled “Deposits and other sources of funds,” which begins on page 42.
•	Key has access to the term debt markets through various programs described in the section entitled “Additional sources of liquidity” on page 56.
In addition to cash flows from operations, Key’s cash flows come from both investing and financing activities. Over the past three years, prepayments and maturities of securities available for sale have been primary sources of cash from investing activities. Loan securitizations and sales also provided significant cash inflow during 2004.
Investing activities that have required the greatest use of cash include acquisitions completed during the fourth quarter of 2004, lending and purchases of new securities.
Key utilizes financing activities to meet the cash flow needs generated by operating and investing activities that cannot be met by deposit growth. These cash needs may be addressed by increasing short- and/or long-term borrowings. Conversely, excess cash generated by operating, investing and deposit-gathering activities may be used to repay outstanding debt.
During 2004, Key used the excess cash generated by deposit-gathering activities to pay down both short-and long-term debt. In 2005, borrowings were used to support loan growth in excess of deposit growth. In 2006, cash generated by the sale of discontinued operations was used to pay down short-term borrowings.
The Consolidated Statements of Cash Flow on page 66 summarize Key’s sources and uses of cash by type of activity for each of the past three years.
Figure 27 on page 46 summarizes Key’s significant contractual cash obligations at December 31, 2006, by specific time periods in which related payments are due or commitments expire.
Liquidity for KeyCorp (the “parent company”)
The parent company has sufficient liquidity when it can service its debt, support customary corporate operations and activities (including acquisitions), at a reasonable cost, in a timely manner and without adverse consequences, and pay dividends to shareholders.
Management’s primary tool for assessing parent company liquidity is the net short-term cash position, which measures the ability to fund debt maturing in twelve months or less with existing liquid assets. Another key measure of parent company liquidity is the “liquidity gap,” which represents the difference between projected liquid assets and anticipated financial obligations over specified time horizons. Key generally relies upon the issuance of term debt to manage the liquidity gap within targeted ranges assigned to various time periods.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
The parent has met its liquidity requirements principally through regular dividends from KBNA. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration. During 2006, KBNA paid the parent a total of $1.2 billion in dividends, and nonbank subsidiaries paid the parent a total of $11 million in dividends. As of the close of business on December 31, 2006, KBNA had an additional $68 million available to pay dividends to the parent without prior regulatory approval and without affecting its status as “well-capitalized” under FDIC-defined capital categories. These capital categories are summarized in Note 14 (“Shareholders’ Equity”) under the heading “Capital Adequacy” on page 89.
The parent company generally maintains excess funds in short-term investments in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2006, the parent company held $2.5 billion in short-term investments, which management projected to be sufficient to meet debt repayment obligations over a period of approximately 32 months.
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
Bank note program. KBNA’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2006, there were $500 million of notes issued under this program. These notes have original maturities in excess of one year and are included in “long-term debt.” At December 31, 2006, $18.7 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, the parent company and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KBNA and $1.0 billion by the parent company). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies. During 2006, there were $666 million of notes issued under this program. At December 31, 2006, $6.1 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, the parent company registered $2.9 billion of securities under a shelf registration statement filed with the SEC. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. During 2006, there were $750 million of notes issued under this program. At December 31, 2006, unused capacity under this shelf registration statement totaled $1.9 billion.
Commercial paper. The parent company has a commercial paper program that provides funding availability of up to $500 million. As of December 31, 2006, there were no borrowings outstanding under this program.
KBNA has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2006, borrowings outstanding under this commercial paper program totaled C$387 million in Canadian currency and $119 million in U.S. currency (equivalent to C$139 million in Canadian currency).
Key’s debt ratings are shown in Figure 36 below. Management believes that these debt ratings, under normal conditions in the capital markets, allow for future offerings of securities by the parent company or KBNA that would be marketable to investors at a competitive cost.
FIGURE 36. DEBT RATINGS

Enhanced
			Senior	Subordinated		Trust
	Short-term		Long-Term	Long-Term	Capital	Preferred
December 31, 2006	Borrowings		Debt	Debt	Securities	Securities

KEYCORP (THE PARENT COMPANY)
Standard & Poor’s	A-2		A–	BBB+	BBB	BBB
Moody’s	P-1		A2	A3	A3	Baa1
Fitch	F1		A	A–	A–	A–

KBNA
Standard & Poor’s	A-1		A	A–	N/A	N/A
Moody’s	P-1		A1	A2	N/A	N/A
Fitch	F1		A	A–	N/A	N/A

KEY NOVA SCOTIA FUNDING COMPANY (“KNSF”)
Dominion Bond Rating Service[a]	R-1(middle	)	N/A	N/A	N/A	N/A

[a]	Reflects the guarantee by KBNA of KNSF’s issuance of Canadian commercial paper.

N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Operational risk management
Key, like all businesses, is subject to operational risk, which is the risk of loss resulting from human error, inadequate or failed internal processes and systems, and external events. Operational risk also encompasses compliance (legal) risk, which is the risk of loss from violations of, or noncompliance with, laws, rules, regulations, prescribed practices or ethical standards. Resulting losses could take the form of explicit charges, increased operational costs, harm to Key’s reputation or forgone opportunities. Key seeks to mitigate operational risk through a system of internal controls.
Management continuously strives to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of Key’s operational risk. For example, a loss-event database is used to track the amounts and sources of operational losses. This tracking mechanism serves as another resource to identify weaknesses and the need to take corrective action. Management also relies upon sophisticated software programs designed to assist in monitoring Key’s control processes. This technology has enhanced the reporting of the effectiveness of Key’s controls to senior management and the Board.
Primary responsibility for managing and monitoring internal control mechanisms lies with the managers of Key’s various lines of business. Key’s Risk Review function periodically assesses the overall effectiveness of Key’s system of internal controls. Risk Review reports the results of reviews on internal controls and systems to senior management and the Audit Committee, and independently supports the Audit Committee’s oversight of these controls. Finally, a senior management committee, known as the Operational Risk Committee, oversees Key’s level of operational risk, and directs and supports Key’s operational infrastructure and related activities.
Regulatory agreements. On October 17, 2005, KeyCorp entered into a memorandum of understanding with the Federal Reserve Bank of Cleveland (“FRBC”), and KBNA entered into a consent order with the Comptroller of the Currency (“OCC”), concerning compliance-related matters, particularly arising under the Bank Secrecy Act. Management does not expect these actions to have a material effect on Key’s operating results; neither the OCC nor the FRBC imposed a fine or civil money penalty in the matter. As part of the consent order and memorandum of understanding, Key has agreed to continue to strengthen its anti-money laundering and other compliance controls. Management believes significant progress has been made in this regard and continues to work on making the necessary improvements, including enhanced training for employees, upgraded client due diligence procedures and advanced technologies.
FOURTH QUARTER RESULTS
Key’s financial performance for each of the past eight quarters is summarized in Figure 37. Highlights of Key’s fourth quarter results are summarized below.
Earnings. Key had income from continuing operations of $311 million, or $.76 per diluted common share, compared to $284 million, or $.69 per share, for the fourth quarter of 2005. Earnings per share from continuing operations increased 10% compared to the fourth quarter of 2005.
In November 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business, and announced a separate agreement to sell Champion’s origination platform. As a result of these actions, Key has applied discontinued operations accounting to this business for all periods presented in this report. For more detailed information regarding the Champion divestiture, including the gain resulting from the sale, see Note 3 (“Acquisitions and Divestitures”), which begins on page 75.
Net income totaled $146 million, or $.36 per diluted common share, for the fourth quarter of 2006, compared to net income of $296 million, or $.72 per share, for the fourth quarter of 2005.
The growth in income from continuing operations resulted from increases in both net interest income and noninterest income, along with a slight reduction in noninterest expense. These positive changes were offset in part by a rise in Key’s provision for loan losses.
On an annualized basis, Key’s return on average total assets from continuing operations for the fourth quarter of 2006 was 1.33%, compared to 1.26% for the fourth quarter of 2005. The annualized return on average equity from continuing operations was 15.63% for the fourth quarter of 2006, compared with 14.96% for the year-ago quarter.
Net interest income. Net interest income increased to $712 million for the fourth quarter of 2006 from $686 million for the same period last year. Average earning assets grew by 4%, due primarily to a 5% increase in commercial loans. The net interest margin was 3.66%, compared to 3.68% for the same period one year ago. During the fourth quarter of 2006, Key’s net interest margin benefited from a $16 million lease accounting adjustment resulting from a change in effective state tax rates, and an $8 million principal investing distribution received in the form of a dividend. These two items added approximately 12 basis points to the taxable-equivalent net interest margin.
Noninterest income. Key’s noninterest income was $558 million for the fourth quarter of 2006, compared to $552 million for the year-ago quarter. Increases in income from trust and investment services, investment banking and capital markets activities, operating leases and loan fees drove the improvement. These increases were offset in part by an $11 million reduction in income from principal investing activities. However, as discussed above, during the fourth quarter of 2006, the Principal Investing unit received $8 million in the form of a dividend included in net interest income.
Noninterest expense. Key’s noninterest expense for the fourth quarter of 2006 was $809 million, down from $812 million for the same period last year. Personnel expense rose by $36 million from the year-ago quarter, due to higher costs associated with business expansion, employee benefits and variable compensation associated with the improvement in Key’s fee-based businesses. Nonpersonnel expense was down $39 million. Key experienced a $9 million decrease in professional fees, and franchise and business tax expense declined by $16 million, due to settlements of disputed amounts during the fourth quarter of 2006. In addition, miscellaneous expense for the fourth quarter of 2005 included a $15 million contribution to Key’s charitable trust, Key Foundation.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
FIGURE 37. SELECTED QUARTERLY FINANCIAL DATA

	2006 Quarters				2005 Quarters
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First

FOR THE QUARTER
Interest income	$1,413	$1,389	$1,327	$1,251	$1,202	$1,114	$1,058	$1,009
Interest expense	701	684	623	557	516	455	399	357
Net interest income	712	705	704	694	686	659	659	652
Provision for loan losses	53	35	23	39	35	43	19	46
Noninterest income	558	543	545	481	552	531	485	499
Noninterest expense	809	790	798	752	812	762	730	750
Income from continuing operations before income taxes and cumulative effect of accounting change	408	423	428	384	391	385	395	355
Income from continuing operations before cumulative effect of accounting change	311	305	303	274	284	269	284	253
Income (loss) from discontinued operations, net of taxes	(165)	7	5	10	12	9	7	11
Income before cumulative effect of accounting change	146	312	308	284	296	278	291	264
Net income	146	312	308	289	296	278	291	264

PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting change	$.77	$.76	$.75	$.67	$.70	$.66	$.69	$.62
Income (loss) from discontinued operations	(.41)	.02	.01	.02	.03	.02	.02	.03
Income before cumulative effect of accounting change	.36	.77	.76	.70	.72	.68	.71	.65
Net income	.36	.77	.76	.71	.72	.68	.71	.65

Income from continuing operations before cumulative effect of accounting change — assuming dilution	.76	.74	.74	.66	.69	.65	.69	.61
Income (loss) from discontinued operations — assuming dilution	(.40)	.02	.01	.02	.03	.02	.02	.03
Income before cumulative effect of accounting change — assuming dilution	.36	.76	.75	.69	.72	.67	.70	.64
Net income — assuming dilution	.36	.76	.75	.70	.72	.67	.70	.64

Cash dividends declared	.345	.345	.345	.345	.325	.325	.325	.325
Book value at period end	19.30	19.73	19.21	18.85	18.69	18.41	18.01	17.58
Market price:
High	38.63	38.15	38.31	37.67	34.05	35.00	33.80	34.07
Low	35.73	34.48	34.24	32.68	30.10	31.65	31.52	31.00
Close	38.03	37.44	35.68	36.80	32.93	32.25	33.15	32.45
Weighted-average common shares outstanding (000)	402,329	403,780	404,528	407,386	408,431	410,456	408,754	408,264
Weighted-average common shares and potential common shares outstanding (000)	407,828	409,428	410,559	413,140	412,542	415,441	414,309	413,762

AT PERIOD END
Loans	$65,826	$65,551	$67,408	$66,980	$66,478	$65,575	$64,690	$64,018
Earning assets	80,090	83,132	81,737	81,087	80,143	80,096	78,548	77,937
Total assets	92,337	96,155	94,794	93,391	93,126	92,323	91,015	90,276
Deposits	59,116	61,429	60,838	59,402	58,765	58,071	58,063	57,127
Long-term debt	14,533	13,654	14,050	14,032	13,939	14,037	13,588	14,100
Shareholders’ equity	7,703	7,947	7,737	7,638	7,598	7,522	7,352	7,162

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	1.33%	1.31%	1.33%	1.25%	1.26%	1.22%	1.31%	1.17%
Return on average equity	15.63	15.52	15.85	14.94	14.96	14.36	15.76	14.46
Net interest margin (taxable equivalent)	3.66	3.61	3.68	3.72	3.68	3.63	3.67	3.62
From consolidated operations:
Return of average total assets	.61%	1.30%	1.32%	1.26%	1.27%	1.22%	1.30%	1.18%
Return of average equity	7.34	15.88	16.11	15.48	15.59	14.84	16.15	15.09
Net interest margin (taxable equivalent)	3.69	3.63	3.69	3.77	3.71	3.67	3.71	3.66

CAPITAL RATIOS AT PERIOD END
Equity to assets	8.34%	8.26%	8.16%	8.18%	8.16%	8.15%	8.08%	7.93%
Tangible equity to tangible assets	7.01	6.81	6.68	6.71	6.68	6.68	6.60	6.43
Tier 1 risk-based capital	8.30	8.02	7.90	7.64	7.59	7.72	7.68	7.34
Total risk-based capital	12.53	12.13	12.08	11.91	11.47	11.83	11.72	11.58
Leverage	8.94	8.89	8.82	8.52	8.53	8.60	8.49	7.91

TRUST AND BROKERAGE ASSETS
Assets under management	$84,699	$84,060	$80,349	$79,558	$77,144	$76,341	$76,807	$76,334
Nonmanaged and brokerage assets	56,292	55,221	57,682	56,944	56,509	57,313	57,006	61,375

OTHER DATA
Average full-time equivalent employees	20,006	20,264	19,931	19,694	19,417	19,456	19,429	19,571
KeyCenters	950	949	946	945	947	946	945	940

Note 3 (“Acquisitions and Divestitures”), which begins on page 75, contains specific information about the acquisitions that Key completed during the past three years to help in understanding how those transactions may have impacted Key’s financial condition and results of operations.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS KEYCORP AND SUBSIDIARIES
Provision for loan losses. Key’s provision for loan losses from continuing operations was $53 million for the fourth quarter of 2006, compared to $35 million for the year-ago quarter. Net loan charge-offs for the quarter totaled $54 million, or .33% of average loans from continuing operations, compared to $164 million, or 1.02%, for the fourth quarter of 2005. The fourth quarter of 2005 included net charge-offs of $127 million related to commercial passenger airline leases.
Income taxes. The provision for income taxes from continuing operations was $97 million for the fourth quarter of 2006, compared to $107 million for the fourth quarter of 2005. The effective tax rate for the fourth quarter was 23.8% compared to 27.4% for the year-ago quarter. The lower effective tax rate for the fourth quarter of 2006 was due primarily to the settlement of various federal and state tax audit disputes, offset in part by an increase in effective state tax rates applied to Key’s lease financing business. Excluding these items, the effective tax rate for the fourth quarter of 2006 was 26.7%.
CERTIFICATIONS
KeyCorp has filed, as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2006, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
On May 31, 2006, KeyCorp submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

KEYCORP AND SUBSIDIARIES
MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Key’s management is responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with U.S. generally accepted accounting principles and reflect management’s best estimates and judgments. Management believes the financial statements and notes present fairly Key’s financial position, results of operations and cash flows in all material respects.
Management is responsible for establishing and maintaining a system of internal control that is designed to protect Key’s assets and the integrity of its financial reporting. This corporate-wide system of controls includes self-monitoring mechanisms, written policies and procedures, proper delegation of authority and division of responsibility, and the selection and training of qualified personnel.
All employees are required to comply with Key’s code of ethics. Management conducts an annual certification process to provide assurance that Key’s employees meet this obligation. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes Key’s system provides reasonable assurance that financial transactions are recorded and reported properly, providing an adequate basis for reliable financial statements.
The Board of Directors discharges its responsibility for Key’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent auditors.
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Key. Management has assessed the effectiveness of Key’s internal control and procedures over financial reporting using criteria described in “Internal Control —Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes Key maintained an effective system of internal control over financial reporting as of December 31, 2006. Key’s independent auditors have issued an attestation report, dated February 23, 2007, on management’s assessment of Key’s internal control over financial reporting, which is included in this annual report.
Henry L. Meyer III
Chairman and Chief Executive Officer
Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

KEYCORP AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Shareholders and Board of Directors
KeyCorp
We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting appearing under Management’s Annual Report on Internal Control Over Financial Reporting, that KeyCorp and subsidiaries (“Key”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Key’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that Key maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Key maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Key as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the three years in the period ended December 31, 2006 and our report dated February 23, 2007 expressed an unqualified opinion thereon.
Cleveland, Ohio
February 23, 2007

KEYCORP AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
KeyCorp
We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries (“Key”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of Key’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flow for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, Key changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with the Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and its method of accounting for stock-based compensation as of January 1, 2006, in accordance with Financial Accounting Standards Board Statement No. 123R, Share-Based Payment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Key’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2007 expressed an unqualified opinion thereon.
Cleveland, Ohio
February 23, 2007

KEYCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,
dollars in millions	2006	2005

ASSETS
Cash and due from banks	$2,264	$3,108
Short-term investments	1,407	1,592
Securities available for sale	7,827	7,269
Investment securities (fair value: $42 and $92)	41	91
Other investments	1,352	1,332
Loans, net of unearned income of $2,136 and $2,153	65,826	66,478
Less: Allowance for loan losses	944	966

Net loans	64,882	65,512
Loans held for sale	3,637	3,381
Premises and equipment	595	656
Operating lease assets	1,124	955
Goodwill	1,202	1,355
Other intangible assets	120	125
Corporate-owned life insurance	2,782	2,690
Derivative assets	1,091	1,039
Accrued income and other assets	4,013	4,021

Total assets	$92,337	$93,126

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$24,340	$24,241
Savings deposits	1,642	1,840
Certificates of deposit ($100,000 or more)	5,941	5,156
Other time deposits	11,956	11,170

Total interest-bearing	43,879	42,407
Noninterest-bearing	13,553	13,335
Deposits in foreign office — interest-bearing	1,684	3,023

Total deposits	59,116	58,765
Federal funds purchased and securities sold under repurchase agreements	3,643	4,835
Bank notes and other short-term borrowings	1,192	1,780
Derivative liabilities	922	1,060
Accrued expense and other liabilities	5,228	5,149
Long-term debt	14,533	13,939

Total liabilities	84,634	85,528

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued	—	—
Common shares, $1 parvalue; authorized1,400,000,000 shares; issued 491,888,780 shares	492	492
Capital surplus	1,602	1,534
Retained earnings	8,377	7,882
Treasury stock, at cost (92,735,595 and 85,265,173 shares)	(2,584)	(2,204)
Accumulated other comprehensive loss	(184)	(106)

Total shareholders’ equity	7,703	7,598

Total liabilities and shareholders’ equity	$92,337	$93,126

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31,
dollars in millions, except per share amounts	2006	2005	2004

INTEREST INCOME
Loans	$4,561	$3,693	$3,046
Loans held for sale	325	254	114
Investment securities	2	3	5
Securities available for sale	347	327	327
Short-term investments	63	52	35
Other investments	82	54	35

Total interest income	5,380	4,383	3,562
INTEREST EXPENSE
Deposits	1,576	976	640
Federal funds purchased and securities sold under repurchase agreements	107	71	22
Bank notes and other short-term borrowings	94	82	42
Long-term debt	788	598	402

Total interest expense	2,565	1,727	1,106

NET INTEREST INCOME	2,815	2,656	2,456
Provision for loan losses	150	143	185

Net interest income after provision for loan losses	2,665	2,513	2,271

NONINTEREST INCOME
Trust and investment services income	553	542	564
Service charges on deposit accounts	304	304	331
Investment banking and capital markets income	230	229	217
Operating lease income	229	191	183
Letter of credit and loan fees	188	181	158
Corporate-owned life insurance income	105	109	110
Electronic banking fees	105	96	85
Net gains from loan securitizations and sales	76	69	9
Net securities gains	1	1	4
Other income	336	345	264

Total noninterest income	2,127	2,067	1,925

NONINTEREST EXPENSE
Personnel	1,692	1,588	1,533
Net occupancy	250	276	232
Computer processing	212	209	187
Operating lease expense	184	158	151
Professional fees	134	126	110
Equipment	102	110	118
Marketing	97	88	81
Other expense	478	499	472

Total noninterest expense	3,149	3,054	2,884
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,643	1,526	1,312
Income taxes	450	436	405

INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,193	1,090	907
Income (loss) from discontinued operations, net of taxes of $16, $23 and $29 (see Note 3)	(143)	39	47

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,050	1,129	954
Cumulative effect of accounting change, net of taxes (see Note 1)	5	—	—

NET INCOME	$1,055	$1,129	$954

Per common share:
Income from continuing operations before cumulative effect of accounting change	$2.95	$2.67	$2.21
Income before cumulative effect of accounting change	2.60	2.76	2.32
Net income	2.61	2.76	2.32
Per common share — assuming dilution:
Income from continuing operations before cumulative effect of accounting change	2.91	2.63	2.18
Income before cumulative effect of accounting change	2.56	2.73	2.30
Net income	2.57	2.73	2.30
Cash dividends declared per common share	1.38	1.30	1.24
Weighted-average common shares outstanding (000)	404,490	408,981	410,585
Weighted-average common shares and potential common shares outstanding (000)	410,222	414,014	415,430

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common					Accumulated
	Shares				Treasury	Other
	Outstanding	Common	Capital	Retained	Stock,	Comprehensive	Comprehensive
dollars in millions, except per share amounts	(000)	Shares	Surplus	Earnings	at Cost	Loss	Income

BALANCE AT DECEMBER 31, 2003	416,494	$492	$1,448	$6,838	$(1,801)	$(8)
Net income				954			$954
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $2[a]						6	6
Net unrealized losses on derivative financial instruments, net of income taxes of ($23)						(40)	(40)
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes of $1						1	1
Foreign currency translation adjustments						23	23
Minimum pension liability adjustment, net of income taxes of ($2)						(4)	(4)
Total comprehensive income							$940

Deferred compensation			17
Cash dividends declared on common shares ($1.24 per share)				(508)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	7,614		26		185
Repurchase of common shares	(16,538)				(512)

BALANCE AT DECEMBER 31, 2004	407,570	$492	$1,491	$7,284	$(2,128)	$(22)
Net income				1,129			$1,129
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($35)[a]						(60)	(60)
Net unrealized gains on derivative financial instruments, net of income taxes of $5						9	9
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes						1	1
Foreign currency translation adjustments						(33)	(33)
Minimum pension liability adjustment, net of income taxes						(1)	(1)
Total comprehensive income							$1,045

Deferred compensation			30
Cash dividends declared on common shares ($1.30 per share)				(531)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	6,054		13		153
Repurchase of common shares	(7,000)				(229)

BALANCE AT DECEMBER 31, 2005	406,624	$492	$1,534	$7,882	$(2,204)	$(106)
Net income				1,055			$1,055
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $20[a]						28	28
Net unrealized gains on derivative financial instruments, net of income taxes of $6						12	12
Foreign currency translation adjustments						31	31
Minimum pension liability adjustment, net of income taxes						5	5

Total comprehensive income							$1,131

Adjustment to initially apply SFAS No. 158, net of income taxes of ($92)						(154)

Deferred compensation			20	(3)
Cash dividends declared on common shares ($1.38 per share)				(557)
Issuance of common shares and stock options granted under employee benefit and dividend reinvestment plans	10,029		48		264
Repurchase of common shares	(17,500)				(644)

BALANCE AT DECEMBER 31, 2006	399,153	$492	$1,602	$8,377	$(2,584)	$(184)

[a]	Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($10) million (($6) million after tax) in 2006, ($7) million (($4) million after tax) in 2005 and ($34) million (($22) million after tax) in 2004.
See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

Year ended December 31,
in millions	2006	2005	2004

OPERATING ACTIVITIES
Net income	$1,055	$1,129	$954
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	147	143	185
Depreciation and amortization expense	397	358	345
Write-off of goodwill	170	—	55
Net securities gains	(1)	(1)	(4)
Gain from sale of discontinued operations	(22)	—	—
Net gains from principal investing	(53)	(56)	(44)
Net gains from loan securitizations and sales	(76)	(69)	(9)
Deferred income taxes	27	105	416
Net (increase) decrease in loans held for sale from continuing operations	(280)	972	(1,979)
Net (increase) decrease in trading account assets	(62)	13	170
Other operating activities, net	(297)	(426)	(304)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,005	2,168	(215)
INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	2,520	—	—
Cash used in acquisitions, net of cash acquired	(34)	(219)	(1,733)
Net (increase) decrease in other short-term investments	247	(133)	(38)
Purchases of securities available for sale	(4,640)	(3,770)	(2,110)
Proceeds from sales of securities available for sale	201	187	448
Proceeds from prepayments and maturities of securities available for sale	3,933	3,686	1,839
Purchases of investment securities	(7)	(43)	—
Proceeds from prepayments and maturities of investment securities	60	23	26
Purchases of other investments	(542)	(445)	(621)
Proceeds from sales of other investments	234	280	301
Proceeds from prepayments and maturities of other investments	293	270	88
Net increase in loans, excluding acquisitions, sales and transfers	(2,384)	(3,964)	(5,876)
Purchases of loans	(133)	(42)	(55)
Proceeds from loan securitizations and sales	454	604	3,789
Purchases of premises and equipment	(120)	(155)	(102)
Proceeds from sales of premises and equipment	6	12	7
Proceeds from sales of other real estate owned	33	67	75

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	121	(3,642)	(3,962)
FINANCING ACTIVITIES
Net increase in deposits	361	943	6,429
Net increase (decrease) in short-term borrowings	(1,780)	1,955	(1,060)
Net proceeds from issuance of long-term debt	3,016	3,048	3,687
Payments on long-term debt	(2,638)	(3,187)	(4,277)
Purchases of treasury shares	(644)	(229)	(512)
Net proceeds from issuance of common stock	244	129	160
Tax benefits in excess of recognized compensation cost for stock-based awards	28	—	—
Cash dividends paid	(557)	(531)	(508)

NET CASH PROVIDED BY FINANCING ACTIVITIES	(1,970)	2,128	3,919

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	(844)	654	(258)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	3,108	2,454	2,712

CASH AND DUE FROM BANKS AT END OF YEAR	$2,264	$3,108	$2,454

Additional disclosures relative to cash flow:
Interest paid	$2,704	$1,737	$1,143
Income taxes paid	467	195	102
Noncash items:
Loans transferred from portfolio to held for sale	$2,474	—	$1,737
Loans transferred to other real estate owned	72	$47	81
Assets acquired	—	81	2,413
Liabilities assumed	—	7	1,109

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION
KeyCorp, an Ohio corporation and bank holding company headquartered in Cleveland, Ohio, is one of the nation’s largest bank-based financial services companies. KeyCorp’s subsidiaries provide retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of December 31, 2006, KeyCorp’s banking subsidiaries operated 950 KeyCenters, a telephone banking call center services group and 2,050 ATMs in sixteen states.
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
The consolidated financial statements include any voting rights entity in which Key has a controlling financial interest. In accordance with Financial Accounting Standards Board (“FASB”) Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” a variable interest entity (“VIE”) is consolidated if Key has a variable interest in the entity and is exposed to the majority of its expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests can include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments. See Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 83, for information on Key’s involvement with VIEs.
Management uses the equity method to account for unconsolidated investments in voting rights entities or VIEs in which Key has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not a controlling interest). Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% generally are carried at cost. Investments held by KeyCorp’s broker/dealer and investment company subsidiaries (primarily principal investments) are carried at estimated fair value.
Qualifying special purpose entities (“SPEs”), including securitization trusts, established by Key under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Information on SFAS No. 140 is included in this note under the heading “Loan Securitizations” on page 69.
Reclassifications. Some previously reported results have been reclassified to conform to current reporting practices. The most significant of these reclassifications affected the composition of the loan portfolio. Specifically during the first quarter of 2006, Key reclassified certain loans from the “commercial lease financing” portfolio to the “commercial, financial and agricultural” portfolio to more accurately reflect the nature of these receivables. Prior period balances were not reclassified as the historical data was not available. The reclassification did not have any effect on Key’s total loans or net income.
BUSINESS COMBINATIONS
Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets with finite lives, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 70.
STATEMENTS OF CASH FLOW
Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.
SECURITIES
Key classifies each security held into one of four categories: trading, available for sale, investment or other investments.
Trading account securities. These are debt and equity securities that Key purchases and holds with the intent of selling them in the near term. Trading account securities are reported at fair value ($912 million at December 31, 2006, and $850 million at December 31, 2005) and are included in “short-term investments” on the balance sheet. Realized and unrealized gains and losses on trading account securities are reported in “investment banking and capital markets income” on the income statement.
Securities available for sale. These are securities that Key intends to hold for an indefinite period of time and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale, which include debt and marketable equity securities with readily determinable fair values, are reported at fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive loss” on the balance sheet. Unrealized losses on specific securities deemed to be “other-than-temporary” are included in “net securities gains (losses)” on the income statement, as are actual gains and losses resulting from the sales of specific securities. Additional information regarding unrealized gains and losses on debt and marketable equity securities with readily determinable fair values is included in Note 6 (“Securities”), which begins on page 80.
When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities and classifies them as available for sale.
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities.
Investment securities. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount. “Other securities” held in the investment securities portfolio are foreign bonds.
Other investments. Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit —represent the majority of other investments. These securities include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors). Principal investments are predominantly made in privately-held companies and are carried at fair value ($830 million at December 31, 2006, and $800 million at December 31, 2005). Changes in estimated fair values, and actual gains and losses on sales of principal investments, are included in “other income” on the income statement.
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
Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual values, less unearned income and deferred initial direct costs. Unearned income on direct financing leases is amortized over the lease terms using a method that approximates the interest method. This method amortizes unearned income to produce a constant rate of return on the lease. Deferred initial direct costs are amortized over the lease term as an adjustment to the yield.
Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis that produces a constant rate of return on the outstanding investment in the lease, net of related deferred tax liabilities, in the years in which the net investment is positive.
The residual value component of a lease represents the estimated fair value of the leased asset at the end of the lease term. Key relies on industry data, historical experience, independent appraisals and the experience of its equipment leasing asset management team to estimate residual values. The asset management team is familiar with the life cycle of the leased equipment and pending product upgrades and has insight into competing products due to the team’s relationships with a number of equipment vendors.
In accordance with SFAS No. 13, “Accounting for Leases,” residual values are reviewed at least annually to determine if there has been an other-than-temporary decline in value. This review is conducted using the same sources of knowledge as those described above. If a decline occurs and is considered to be other-than-temporary, the residual value is adjusted to its fair value. Impairment charges, as well as net gains or losses on sales of lease residuals, are included in “other income” on the income statement.
LOANS HELD FOR SALE
Key’s loans held for sale at December 31, 2006 and 2005, are disclosed in Note 7 (“Loans and Loans Held for Sale”), which begins on page 82. These loans, which management intends to sell, are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. If a loan is transferred from the loan portfolio to the held for sale category, any writedown in the carrying amount of the loan at the date of transfer is recorded as a charge-off. Subsequent declines in fair value are recognized either as a charge-off or a charge to noninterest income, depending on the length of time the loan has been recorded as held for sale. When a loan is placed in the held for sale category, Key ceases to amortize the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.
IMPAIRED AND OTHER NONACCRUAL LOANS
Key generally will stop accruing interest on a loan (i.e., designate the loan “nonaccrual”) when the borrower’s payment is 90 days or more past due, unless the loan is well-secured and in the process of collection. Also, loans are placed on nonaccrual status when payment is not past due but management has serious doubts about the borrower’s ability to comply with existing loan repayment terms. Once a loan is designated nonaccrual, the interest accrued but not collected generally is charged against the allowance for loan losses, and payments subsequently received generally are applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., home equity loans, loans to finance automobiles, etc.), are designated “impaired.” Impaired loans and other nonaccrual loans are returned to accrual status if management determines that both principal and interest are collectible. This generally requires a sustained period of timely principal and interest payments.
ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. Management establishes the amount of the allowance for loan losses by analyzing the quality of the loan portfolio at least quarterly, and more often if deemed necessary.
Commercial loans are generally charged off in full or charged down to the fair value of the underlying collateral when the borrower’s payment is 180 days past due. Key’s charge-off policy for consumer loans is similar, but takes effect when the payments are 120 days past due. Home equity and residential mortgage loans generally are charged down to the fair value of the underlying collateral when payment is 180 days past due.
Management estimates the appropriate level of Key’s allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics. The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of many factors, including:
•	changes in national and local economic and business conditions;

•	changes in experience, ability and depth of Key’s lending management and staff, in lending policies, or in the mix and volume of the loan portfolio;

•	trends in past due, nonaccrual and other loans; and

•	external forces, such as competition, legal developments and regulatory guidelines.
For an impaired loan, special treatment exists if the outstanding balance is greater than $2.5 million, and the resulting allocation is deemed insufficient to cover the extent of the impairment. In such cases, a specific allowance is assigned to the loan. Management estimates the extent of impairment by comparing the carrying amount of the loan with the estimated present value of its future cash flows, including, if applicable, the fair value of any collateral. A specific allowance also may be assigned even when sources of repayment appear sufficient if management remains uncertain about whether the loan will be repaid in full.
ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS
During the first quarter of 2004, management reclassified $70 million of Key’s allowance for loan losses to a separate allowance for credit losses inherent in lending-related commitments, such as letters of credit and unfunded loan commitments. The separate allowance is included in “accrued expense and other liabilities” on the balance sheet and totaled $53 million at December 31, 2006, and $59 million at December 31, 2005. Management establishes the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
LOAN SECURITIZATIONS
Key sells education loans in securitizations. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Securitized loans are removed from the balance sheet, and a net gain or loss is recorded when the combined net sales proceeds and (if applicable) residual interests differ from the loans’ allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net gains from loan securitizations and sales” on the income statement. A servicing asset also may be recorded if Key purchases or retains the right to service securitized loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”
In some cases, Key retains one or more residual interests in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Servicing assets are accounted for under SFAS No. 140, as further described below under the heading “Servicing Assets.” All other retained interests are accounted for as debt securities and classified as either securities available for sale or trading account assets. Some of the assumptions used in determining the fair values of Key’s retained interests are disclosed in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 83.
In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140, are exempt from consolidation. Information on Revised Interpretation No. 46 appears in this note under the heading “Basis of Presentation” on page 67.
Key conducts a quarterly review to determine whether all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest as well as the assumptions used to project future cash flows, and revises assumptions and recalculates the present values of cash flows as appropriate.
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
SERVICING ASSETS
Servicing assets that Key purchases or retains in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($282 million at December 31, 2006, and $275 million at December 31, 2005) and included in “accrued income and other assets” on the balance sheet. In accordance with SFAS No. 140, fair value initially is determined by allocating the previous carrying amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. Fair value is determined by estimating the present value of future cash flows associated with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
servicing the loans. The estimate is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.
Servicing assets are evaluated quarterly for possible impairment by grouping the assets based on the types of loans serviced and their associated interest rates and estimating the fair value of each group. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount would be reduced through a charge to income in the amount of such excess.
PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.2 billion at December 31, 2006 and 2005.
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
Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key’s reporting units for purposes of this testing are its major business groups: Community Banking and National Banking.
The first step in impairment testing is to determine the fair value of each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, Key would estimate a purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price to the fair value of the unit’s assets (excluding goodwill) and liabilities. Any excess of the estimated purchase price over the fair value of the reporting unit’s assets and liabilities represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
Key performs the goodwill impairment testing required by SFAS No. 142 in the fourth quarter of each year. Key’s annual goodwill impairment testing was performed as of October 1, 2006, and management determined that no impairment existed at that date. On December 1, Key announced that it sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill related to the Champion Mortgage finance business was written off during the fourth quarter of 2006. During the fourth quarter of 2004, $55 million of goodwill related to Key’s nonprime indirect automobile lending business was written off.
INTERNALLY DEVELOPED SOFTWARE
Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($115 million at December 31, 2006, and $131 million at December 31, 2005) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.
Software that is no longer used is written off to earnings immediately. When management decides to replace software, amortization of such software is accelerated to the expected replacement date.
DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES
Key uses derivatives known as interest rate swaps and caps to hedge interest rate risk. These instruments modify the repricing characteristics of specified on-balance sheet assets and liabilities.
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
Accounting for changes in fair value (i.e., gains or losses) of derivatives differs depending on whether the derivatives have been designated and qualify as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings. A derivative that is designated and qualifies as a hedging instrument must be designated a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Key does not have any derivatives that hedge net investments in foreign operations.
“Effectiveness” measures the extent to which changes in the fair value of a derivative instrument offset changes in the fair value of the hedged item. If the relationship between the change in the fair value of the derivative instrument and the fair value of the hedged item falls within a range considered to be the industry norm, the hedge is considered “highly effective” and qualifies for hedge accounting. A hedge is “ineffective” if the offsetting difference between the fair values falls outside the acceptable range.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
A fair value hedge is used to limit exposure to changes in the fair value of existing assets, liabilities and firm commitments caused by changes in interest rates or other economic factors. Key recognizes the gain or loss on these derivatives, as well as the related gain or loss on the underlying hedged item, in earnings during the period in which the fair value changes. If a hedge is perfectly effective, the change in the fair value of the hedged item will be offset, resulting in no net effect on earnings.
A cash flow hedge is used to minimize the variability of future cash flows that is caused by changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of “accumulated other comprehensive income (loss)” and reclassified into earnings in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in earnings during the current period.
DERIVATIVES USED FOR CREDIT RISK MANAGEMENT PURPOSES
Key uses credit derivatives — primarily credit default swaps — to mitigate credit risk by transferring a portion of the risk associated with the underlying extension of credit to a third party, and to manage portfolio concentration and correlation risks. Key also provides credit protection to other lenders through the sale of credit default swaps.
These derivatives are recorded on the balance sheet at fair value, which is based on the creditworthiness of the borrowers. Similar to derivatives used for trading purposes, changes in fair value (including payments and receipts), as well as the premium paid or received for credit protection, are included in “investment banking and capital markets income” on the income statement.
DERIVATIVES USED FOR TRADING PURPOSES
Key also enters into derivative contracts to make a market for clients and for proprietary trading purposes. Derivatives used for trading purposes typically include financial futures, credit and energy derivatives, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors.
All derivatives used for trading purposes are recorded at fair value. Fair value is determined by estimating the present value of future cash flows. Changes in fair value (including payments and receipts) are recorded in “investment banking and capital markets income” on the income statement.
GUARANTEES
Key’s accounting policies related to certain guarantees reflect the guidance in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Based on this guidance, Key has recognized a liability, which is included in “accrued expense and other liabilities” on the balance sheet, for the fair value of its obligation under certain guarantees issued or modified on or after January 1, 2003.
If Key receives a fee for a guarantee requiring liability recognition, the amount of the fee represents the initial fair value of the “stand ready” obligation. If there is no fee, the fair value of the “stand ready” obligation is determined using expected present value measurement techniques, unless observable transactions for comparable guarantees are available. The subsequent accounting for these “stand ready” obligations depends on the nature of the underlying guarantees. Key accounts for its release from risk under a particular guarantee when the guarantee expires or is settled, or by a systematic and rational amortization method, depending on the risk profile of the guarantee.
Additional information regarding guarantees is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 98.
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
STOCK-BASED COMPENSATION
Prior to January 1, 2006, Key used the fair value method of accounting as outlined in SFAS No. 123, “Accounting for Stock-Based Compensation.” Key voluntarily adopted this method of accounting effective January 1, 2003, when it transitioned from the accounting under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Key opted to apply the new rules of SFAS No. 123 prospectively to all awards as permitted under SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure.”
Effective January 1, 2006, Key adopted SFAS No. 123R, “Share-Based Payment,” using the modified prospective method of transition. SFAS No. 123R, which replaces SFAS No. 123, requires stock-based compensation to be measured using the fair value method of accounting, with the measured cost to be recognized over the period during which the recipient is required to provide service in exchange for the award. As of the effective date, Key did not have any nonvested awards outstanding that had not previously been accounted for using the fair value method. Consequently, the adoption of SFAS No. 123R did not have a significant impact on Key’s financial condition or results of operations. However, the adoption of the new accounting standard did prompt three other changes in Key’s accounting, as discussed below.
First, SFAS No. 123R changes the manner of accounting for forfeited stock-based awards. Under the new standard, companies are no longer permitted to account for forfeitures as they occur. Instead, companies that have been using this alternative method of accounting for forfeitures must now estimate expected forfeitures at the date the awards are granted and record compensation expense only for those that are expected to vest. As of the effective date, companies must estimate expected forfeitures and reduce their related compensation obligation for expense previously recognized in the financial statements. The after-tax amount of this reduction must be presented on the income statement as a cumulative effect of a change in accounting principle. Key’s cumulative after-tax adjustment increased first quarter 2006 earnings by $5 million, or $.01 per diluted common share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Second, prior to the adoption of SFAS No. 123R, Key recognized total compensation cost for stock-based, mandatory deferred incentive compensation awards in the plan year that the performance-related services necessary to earn the awards were rendered. Effective January 1, 2006, Key began recognizing compensation cost for these awards using the accelerated method of amortization over a period of approximately four years (the current year performance period and three-year vesting period, which starts generally in the first quarter following the performance period). The impact of this change on Key’s earnings was not material.
Third, prior to the adoption of SFAS No. 123R, Key presented all tax benefits of deductions resulting from the exercise of stock options or the issuance of shares under other stock-based compensation programs as operating cash flows in the statement of cash flow. SFAS No. 123R requires the cash flows resulting from the tax benefits of deductions in excess of the compensation cost recognized for stock-based awards to be classified as financing cash flows.
Generally, employee stock options granted by Key become exercisable at the rate of 33-1/3% per year beginning one year from their grant date, and expire no later than ten years from their grant date. Key recognizes stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.
Key uses shares repurchased from time-to-time under a repurchase program (treasury shares) for share issuances under all stock-based compensation programs other than the discounted stock purchase plan. Shares issued under the stock purchase plan are purchased on the open market.
SFAS No. 123R requires companies like Key that have used the intrinsic value method to account for employee stock options as outlined in APB No. 25 to provide pro forma disclosures of the net income and earnings per share effect of accounting for stock options using the fair value method. Management estimates the fair value of options granted using the Black-Scholes option-pricing model as further described in Note 15 (“Stock-Based Compensation”), which begins on page 89. The pro forma effect of applying the fair value method of accounting to all forms of stock-based compensation (primarily stock options, restricted stock, performance shares, discounted stock purchase plans and certain deferred compensation-related awards) for the years ended December 31, 2005 and 2004, is shown in the following table and would, if recorded, have been included in “personnel expense” on the income statement.
Year ended December 31,
in millions, except per share amounts	2005	2004

Net income, as reported	$1,129	$954
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects:
Stock options expense	20	15
All other stock-based employee compensation expense	15	11

	35	26

Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects:
Stock options expense	21	21
All other stock-based employee compensation expense	15	11

	36	32

Net income — pro forma	$1,128	$948

Per common share:
Net income	$2.76	$2.32
Net income — pro forma	2.76	2.31
Net income assuming dilution	2.73	2.30
Net income assuming dilution — pro forma	2.73	2.28

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
ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2006
Employers’ accounting for defined benefit pension and other postretirement plans. In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. The overfunded or underfunded status is to be measured solely by the difference between the fair value of plan assets and the projected benefit obligation. In addition, any change in a plan’s funded status must be recognized in comprehensive income in the year in which it occurs. Most requirements of SFAS No. 158 are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
effective for fiscal years ending after December 15, 2006 (effective December 31, 2006, for Key). However, the requirement to measure plan assets and liabilities as of the end of an employer’s fiscal year will not be effective until fiscal years ending after December 15, 2008 (effective December 31, 2008, for Key). As a result of adopting this guidance, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive loss component of shareholders’ equity for the year ended December 31, 2006. For more information about Key’s defined benefit plans, see Note 16 (“Employee Benefits”), which begins on page 92.
Stock-based compensation. As discussed under the heading “Stock-Based Compensation” on page 71, effective January 1, 2006, Key adopted SFAS No. 123R, which replaced SFAS No. 123. This new accounting standard changes the way stock-based compensation is measured and recognized in the financial statements, and the manner of accounting for forfeited stock-based awards. SFAS No. 123R also requires additional disclosures pertaining to stock-based compensation plans. Key’s required disclosures are presented under the heading referred to above and in Note 15 (“Stock-Based Compensation”), which begins on page 89.
Consolidation of limited partnerships. In June 2005, the FASB ratified Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners of a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Issue No. 04-5 initially was effective for all limited partnerships created or modified after June 29, 2005, and became effective for all other limited partnerships on January 1, 2006. Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.
Accounting changes and error corrections. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This guidance requires retrospective application for the reporting of voluntary changes in accounting principles and changes required by an accounting pronouncement when transition provisions are not specified. SFAS No. 154 was effective for accounting changes and corrections of errors made after December 31, 2005. Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.
ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION
Fair value measurements. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). Management is evaluating the potential effect this guidance may have on Key’s financial condition or results of operations.
Accounting for uncertain tax positions. In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the application of SFAS No. 109, “Accounting for Income Taxes,” by defining the minimum threshold that a tax position must meet before any associated benefit may be recognized in a company’s financial statements. This interpretation also provides guidance on measurement and derecognition of tax benefits, and requires expanded disclosures. The interpretation will be effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key). Management has concluded that adoption of this guidance will not have a material impact on Key’s financial condition or results of operations. Additional information relating to this interpretation is included in Note 17 (“Income Taxes”), which begins on page 96.
Accounting for leveraged leases. In July 2006, the FASB issued Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance will affect when earnings from leveraged lease transactions would be recognized when there are changes or projected changes in the timing of cash flows, including changes due to or expected to be due to settlements of tax matters. Previously, leveraged lease transactions were required to be recalculated only when there was an actual change in the total cash flows. This guidance will be effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key). Management has concluded that adoption of this guidance will result in a cumulative after-tax charge of approximately $52 million to Key’s retained earnings. However, future earnings are expected to increase over the remaining term of the affected leases by a similar amount.
Accounting for servicing of financial assets. In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” which requires that servicing assets and liabilities be initially measured at fair value, if practicable. SFAS No. 156 also requires the subsequent remeasurement of servicing assets and liabilities at each reporting date using one of two methods: amortization over the servicing period or measurement at fair value. This guidance will be effective for fiscal years beginning after September 15, 2006 (effective January 1, 2007, for Key). Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.
Accounting for certain hybrid financial instruments. In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” A hybrid financial instrument is one in which a derivative is embedded. SFAS No. 155 will permit fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require the financial instrument and derivative to be separated. This guidance also will eliminate the prohibition on a qualifying SPE from holding certain derivative financial instruments. SFAS No. 155 will be effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006 (effective January 1, 2007, for Key). Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
2. EARNINGS PER COMMON SHARE
Key’s basic and diluted earnings per common share are calculated as follows:

Year ended December 31,
dollars in millions, except per share amounts	2006	2005	2004

EARNINGS
Income from continuing operations before cumulative effect of accounting change	$1,193	$1,090	$907
Income (loss) from discontinued operations, net of taxes	(143)	39	47
Income before cumulative effect of accounting change	1,050	1,129	954
Net income	1,055	1,129	954

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	404,490	408,981	410,585
Effect of dilutive common stock options and other stock awards (000)	5,732	5,033	4,845

Weighted-average common shares and potential common shares outstanding (000)	410,222	414,014	415,430

EARNINGS PER COMMON SHARE
Income per common share from continuing operations before cumulative effect of accounting change	$2.95	$2.67	$2.21
Income (loss) per common share from discontinued operations	(.35)	.10	.11
Income per common share before cumulative effect of accounting change	2.60	2.76	2.32
Net income per common share	2.61	2.76	2.32

Income per common share from continuing operations before cumulative effect of accounting change — assuming dilution	2.91	2.63	2.18
Income (loss) per common share from discontinued operations — assuming dilution	(.35)	.09	.11
Income per common share before cumulative effect of accounting change — assuming dilution	2.56	2.73	2.30
Net income per common share — assuming dilution	2.57	2.73	2.30

During the years ended December 31, 2006, 2005 and 2004, certain weighted-average options to purchase common shares were outstanding but not included in the calculation of “net income per common share —assuming dilution” during any quarter in which the exercise prices of the options were greater than the average market price of the common shares because including the options in the calculations would have been antidilutive. The calculations for the full years shown in the following table were made by averaging the results of the four quarterly calculations for each year.

Year ended December 31,	2006	2005	2004

Weighted-average options excluded from the calculation of net income per common share — assuming dilution	384,907	4,548,100	4,451,498
Exercise prices for weighted-average options excluded	$36.22 to $50.00	$32.84 to $50.00	$30.33 to $50.00

In addition, during the years ended December 31, 2006, 2005 and 2004, weighted-average contingently issuable performance-based awards for 1,700,305, 966,287 and 430,647 common shares, respectively, were outstanding, but not included in the calculation of “net income per common share — assuming dilution.” These awards vest contingently upon Key’s achievement of certain cumulative three-year financial performance targets and were not included in the calculation because the measuring time period had not yet expired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
3. ACQUISITIONS AND DIVESTITURES
Acquisitions completed and divestitures completed or announced by Key during the past three years are summarized below. In the case of each acquisition, the terms of the transaction were not material.
ACQUISITIONS
Austin Capital Management, Ltd.
On April 1, 2006, Key acquired Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at the date of acquisition. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base.
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
DIVESTITURE
Champion Mortgage
On November 29, 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business to a wholly-owned subsidiary of HSBC Finance Corporation for cash proceeds of $2.5 billion. The loan portfolio totaled $2.5 billion at the date of sale. Key also announced that it had entered into a separate agreement to sell Champion’s loan origination platform to an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm. The sale of the platform is expected to close in the first quarter of 2007.
As a result of these actions, Key has applied discontinued operations accounting to this business for all periods presented in this report. The results of the discontinued Champion Mortgage finance business are presented on one line as “income (loss) from discontinued operations, net of taxes” in the Consolidated Statements of Income on page 64. The components of income (loss) from discontinued operations are as follows:

Year ended December 31,
in millions	2006	2005	2004

Income, net of taxes of $13, $23 and $29[a]	$22	$39	$47
Write-off of goodwill	(170)	—	—
Gain on disposal, net of taxes of $8	14	—	—
Disposal transaction costs, net of taxes of ($5)	(9)	—	—

Income (loss) from discontinued operations	$(143)	$39	$47

[a]	Includes after-tax charges of $65 million for 2006, $63 million for 2005 and $47 million for 2004 determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support Champion’s operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The discontinued assets and liabilities of Champion Mortgage included in the Consolidated Balance Sheets on page 63 are as follows:

December 31,
in millions	2006	2005

Cash and due from banks	—	$2
Short-term investments	—	10
Loans	$10	2,461
Loans held for sale	179	—
Accrued income and other assets	22	242

Total assets	$211	$2,715

Deposits	$88	$17
Accrued expense and other liabilities	17	11

Total liabilities	$105	$28

DIVESTITURE PENDING AS OF DECEMBER 31, 2006
McDonald Investments branch network
On February 9, 2007, McDonald Investments Inc., a wholly-owned subsidiary of KeyCorp, sold its branch network, which includes approximately 570 financial advisors and field support staff, and certain fixed assets, to UBS Financial Services Inc., a subsidiary of UBS AG. In the transaction, Key received cash proceeds of approximately $219 million which may be subject to further adjustment under the terms of the sales agreement. Key has retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KBNA will continue the Wealth Management, Trust and Private Banking businesses.
4. LINE OF BUSINESS RESULTS
COMMUNITY BANKING
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
NATIONAL BANKING
Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which the owner occupies less than 60% of the premises).
Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Institutional and Capital Markets, and Commercial Banking) if those businesses are principally responsible for maintaining the relationship with the client.
Institutional and Capital Markets provides products and services to large corporations, middle-market companies, financial institutions, government entities and not-for-profit organizations. These products and services include commercial lending, treasury management, investment banking, derivatives and foreign exchange, equity and debt underwriting and trading, and syndicated finance.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending and National Home Equity.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents, and processes payments on loans that private schools make to parents.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
National Home Equity works with home improvement contractors to provide home equity and home improvement financing solutions. On November 29, 2006, Key sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business, a separate component of National Home Equity, and announced a separate agreement to sell Champion’s loan origination platform to another party. The sale of the origination platform is expected to close in the first quarter of 2007. Additional information related to these transactions is included in Note 3 (“Acquisitions and Divestitures”) under the heading “Divestiture” on page 75.
OTHER SEGMENTS
Other Segments consist of Corporate Treasury and Key’s Principal Investing unit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
RECONCILING ITEMS
Total assets included under “Reconciling Items” primarily represent the unallocated portion of nonearning assets of corporate support functions. Charges related to the funding of these assets are part of net interest income and are allocated to the business segments through noninterest expense. Reconciling Items also includes intercompany eliminations and certain items that are not allocated to the business segments because they do not reflect their normal operations.
The table that spans pages 78 and 79 shows selected financial data for each major business group for the years ended December 31, 2006, 2005 and 2004. This table is accompanied by supplementary information for each of the lines of business that make up these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. U.S. generally accepted accounting principles (“GAAP”) guide financial accounting, but there is no authoritative guidance for “management accounting” — the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.
The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. According to our policies:
•	Net interest income is determined by assigning a standard cost for funds used to assets or a standard credit for funds provided to liabilities based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.
•	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.
•	Key’s consolidated provision for loan losses is allocated among the lines of business primarily based on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The level of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 69.
•	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.
•	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.
Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organizational structure.
Effective January 1, 2006, Key reorganized and renamed its major business groups and some of its lines of business. The Community Banking group now includes Key businesses that operate primarily within our KeyCenter (branch) network. This group’s activities are conducted through two primary lines of business: Regional Banking and Commercial Banking. Key’s other major business group, National Banking, includes those corporate and consumer business units that operate both within and outside of the branch network to serve customers across the country and internationally through four primary lines of business: Real Estate Capital, Equipment Finance, Institutional and Capital Markets, and Consumer Finance. These changes are reflected in the financial data reported for all periods presented in the line of business tables.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Year ended December 31,	Community Banking			National Banking
dollars in millions	2006	2005	2004	2006	2005	2004

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,750	$1,701	$1,580	$1,406	$1,282	$1,176
Noninterest income	892	888	928	1,079	992	841

Total revenue (TE)[a]	2,642	2,589	2,508	2,485	2,274	2,017
Provision for loan losses	95	108	125	55	35	60
Depreciation and amortization expense	148	144	141	246	212	257
Other noninterest expense	1,716	1,665	1,584	1,062	1,013	901

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change (TE)	683	672	658	1,122	1,014	799
Allocated income taxes and TE adjustments	256	252	246	421	381	320

Income (loss) from continuing operations before cumulative effect of accounting change	427	420	412	701	633	479
Income (loss) from discontinued operations, net of taxes	—	—	—	(143)	39	47

Income (loss) before cumulative effect of accounting change	427	420	412	558	672	526
Cumulative effect of accounting change, net of taxes	—	—	—	—	—	—

Net income (loss)	$427	$420	$412	$558	$672	$526

Percent of consolidated income from continuing operations	36%	39%	45%	59%	58%	53%
Percent of total segments income from continuing operations	37	37	44	60	57	51

AVERAGE BALANCES[c]
Loans and leases	$26,728	$27,058	$26,243	$37,827	$34,403	$31,314
Total assets[a]	29,669	29,995	29,185	48,172	44,008	39,924
Deposits	46,725	44,343	41,721	10,874	7,627	6,047

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets[a,c]	$69	$82	$211	$32	$31	$168
Net loan charge-offs	99	114	174	71	201	257
Return on average allocated equity[c]	18.50%	18.22%	18.43%	18.76%	18.03%	14.58%
Return on average allocated equity	18.50	18.22	18.43	14.01	17.76	14.76
Average full-time equivalent employees	8,962	8,704	8,961	4,520	4,477	4,176

[a]	Substantially all revenue generated by Key’s major business groups is derived from clients resident in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill held by Key’s major business groups are located in the United States.

[b]	“Other noninterest expense” includes a $30 million ($19 million after tax) charge recorded during the first quarter of 2005 to correct the accounting for rental expense associated with operating leases from an escalating to a straight-line basis.

[c]	From continuing operations.
TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful
SUPPLEMENTARY INFORMATION (COMMUNITY BANKING LINES OF BUSINESS)

Year ended December 31,	Regional Banking			Commercial Banking
dollars in millions	2006	2005	2004	2006	2005	2004

Total revenue (TE)	$2,246	$2,192	$2,158	$396	$397	$350
Provision for loan losses	80	91	102	15	17	23
Noninterest expense	1,666	1,616	1,550	198	193	175
Net income	313	303	316	114	117	96
Average loans and leases	18,712	19,129	19,103	8,016	7,929	7,140
Average deposits	43,105	40,870	38,811	3,620	3,473	2,910
Net loan charge-offs	81	96	109	18	18	65
Return on average allocated equity	19.71%	19.08%	20.91%	15.83%	16.32%	13.24%
Average full-time equivalent employees	8,642	8,385	8,658	320	319	303

TE = Taxable Equivalent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

Other Segments			Total Segments			Reconciling Items			Key
2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004

$ (113)	$(107)	$(126)	$3,043	$2,876	$2,630	$(125)	$(99)	$(80)	$2,918	$2,777	$2,550
141	176	152	2,112	2,056	1,921	15	11	4	2,127	2,067	1,925

28	69	26	5,155	4,932	4,551	(110)	(88)	(76)	5,045	4,844	4,475
—	—	—	150	143	185	—	—	—	150	143	185
—	—	—	394	356	398	—	—	—	394	356	398
28	30	27	2,806	2,708	2,512	(51)	(10)[b]	(26)	2,755	2,698	2,486

—	39	(1)	1,805	1,725	1,456	(59)	(78)	(50)	1,746	1,647	1,406
(41)	(28)	(44)	636	605	522	(83)	(48)	(23)	553	557	499

41	67	43	1,169	1,120	934	24	(30)	(27)	1,193	1,090	907
—	—	—	(143)	39	47	—	—	—	(143)	39	47

41	67	43	1,026	1,159	981	24	(30)	(27)	1,050	1,129	954
—	—	—	—	—	—	5	—	—	5	—	—

$41	$67	$43	$1,026	$1,159	$981	$29	$(30)	$(27)	$1,055	$1,129	$954

3%	6%	5%	98%	103%	103%	2%	(3)%	(3)%	100%	100%	100%

3	6	5	100	100	100	N/A	N/A	N/A	N/A	N/A	N/A

$298	$392	$522	$64,853	$61,853	$58,079	$143	$144	$147	$64,996	$61,997	$58,226
11,624	11,668	11,781	89,465	85,671	80,890	2,237	2,238	2,399	91,702	87,909	83,289
1,890	3,280	2,591	59,489	55,250	50,359	(186)	(204)	(169)	59,303	55,046	50,190

—	—	—	$101	$113	$379	$104	$58	$106	$205	$171	$485
—	—	—	170	315	431	—	—	—	170	315	431
N/M	N/M	N/M	18.03%	17.94%	15.73%	N/M	N/M	N/M	15.43%	14.88%	13.07%
N/M	N/M	N/M	15.25	17.79	15.78	N/M	N/M	N/M	13.64	15.42	13.75

40	39	37	13,522	13,220	13,174	6,484	6,265	6,402	20,006	19,485	19,576

SUPPLEMENTARY INFORMATION (NATIONAL BANKING LINES OF BUSINESS)

Year ended December 31,	Real Estate Capital			Equipment Finance			Institutional and Capital Markets			Consumer Finance
dollars in millions	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004

Total revenue (TE)	$686	$552	$412	$543	$505	$411	$799	$712	$713	$457	$505	$481
Provision for loan losses	27	3	(8)	23	6	21	(10)	1	(19)	15	25	66
Noninterest expense	273	234	182	317	300	243	466	410	414	252	281	319
Income from continuing operations	241	197	149	127	124	92	214	188	198	119	124	40
Net income (loss)	241	197	149	127	124	92	214	188	198	(24)	163	87
Average loans and leases[a]	12,745	10,931	7,946	9,943	9,110	7,290	7,573	7,677	6,756	7,566	6,685	9,322
Average loans held for sale[a]	856	476	366	20	—	—	275	18	—	3,010	3,135	2,135
Average deposits[a]	3,596	1,955	1,304	16	13	12	6,566	5,032	4,221	696	627	510
Net loan charge-offs (recoveries)	12	7	7	32	146	27	(5)	5	26	32	43	197
Return on average allocated equity[a]	21.35%	19.74%	17.37%	14.96%	15.88%	17.62%	19.45%	17.46%	17.82%	18.06%	18.99%	5.04%
Return on average allocated equity	21.35	19.74	17.37	14.96	15.88	17.62	19.45	17.46	17.82	(2.65)	17.58	8.11
Average full-time equivalent employees	972	804	680	929	979	664	1,272	1,222	1,214	1,347	1,472	1,618

[a]	From continuing operations.

TE = Taxable Equivalent

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES
Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KBNA, KeyCorp’s bank subsidiary, maintained average reserve balances aggregating $319 million in 2006 to fulfill these requirements.
KeyCorp’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance corporate operations is capital distributions from KBNA and other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.
During 2006, KBNA paid KeyCorp a total of $1.2 billion in dividends, and nonbank subsidiaries paid a total of $11 million. As of the close of business on December 31, 2006, KBNA had an additional $68 million available to pay dividends to KeyCorp without prior regulatory approval and without affecting its status as “well-capitalized” under the FDIC-defined capital categories.
Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.
6. SECURITIES
The amortized cost, unrealized gains and losses, and approximate fair value of Key’s securities available for sale and investment securities were as follows:

December 31,	2006				2005
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$94	—	—	$94	$267	$1	—	$268
States and political subdivisions	14	$1	—	15	17	1	—	18
Collateralized mortgage obligations	7,098	13	$110	7,001	6,455	2	$159	6,298
Other mortgage-backed securities	336	2	4	334	233	5	4	234
Retained interests in securitizations	151	57	—	208	115	67	—	182
Other securities	165	10	—	175	261	8	—	269

Total securities available for sale	$7,858	$83	$114	$7,827	$7,348	$84	$163	$7,269

INVESTMENT SECURITIES
States and political subdivisions	$20	$1	—	$21	$35	$1	—	$36
Other securities	21	—	—	21	56	—	—	56

Total investment securities	$41	$1	—	$42	$91	$1	—	$92

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities and classifies them as available for sale.
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities. “Other securities” held in the investment securities portfolio are foreign bonds.
Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,
in millions	2006	2005	2004

Realized gains	$137	$13	$43
Realized losses	136	12	39

Net securities gains	$1	$1	$4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table summarizes Key’s securities that were in an unrealized loss position.

	Duration of Unrealized Loss Position
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

DECEMBER 31, 2006
Securities available for sale:
Agency collateralized mortgage obligations	$766	$1	$4,354	$109	$5,120	$110
Other mortgage-backed securities	138	1	86	3	224	4

Total temporarily impaired securities	$904	$2	$4,440	$112	$5,344	$114

DECEMBER 31, 2005
Securities available for sale:
Collateralized mortgage obligations:
Commercial mortgage-backed securities	—	—	$14	$12	$14	$12
Agency collateralized mortgage obligations	$1,677	$22	4,265	125	5,942	147
Other mortgage-backed securities	32	1	76	3	108	4

Total temporarily impaired securities	$1,709	$23	$4,355	$140	$6,064	$163

Of the $114 million of gross unrealized losses at December 31, 2006, $110 million relates to fixed-rate agency collateralized mortgage obligations, which Key invests in as part of an overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During 2006, interest rates generally increased, so the fair value of these 151 instruments, which had a weighted-average maturity of 2.4 years at December 31, 2006, remained below their amortized cost.
Other mortgage-backed securities consist of fixed-rate mortgage-backed securities issued primarily by the Government National Mortgage Association, with gross unrealized losses of $4 million at December 31, 2006. Similar to the fixed-rate securities discussed above, these instruments are sensitive to movements in interest rates. During 2006, there was a general increase in interest rates, which caused the fair value of these 91 instruments, which had a weighted-average maturity of 5.0 years at December 31, 2006, to remain below their amortized cost.
The unrealized losses discussed above are considered temporary since Key has the ability and intent to hold the securities until they mature or recover in value. Accordingly, these investments have not been reduced to their fair value through the income statement.
At December 31, 2006, securities available for sale and investment securities with an aggregate amortized cost of approximately $6.9 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.
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

	Securities		Investment
	Available for Sale		Securities
December 31, 2006	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$735	$727	$12	$12
Due after one through five years	6,903	6,880	29	29
Due after five through ten years	182	183	—	1
Due after ten years	38	37	—	—

Total	$7,858	$7,827	$41	$42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
7. LOANS AND LOANS HELD FOR SALE
Key’s loans by category are summarized as follows:

December 31,
in millions	2006	2005

Commercial, financial and agricultural[a]	$21,412	$20,579
Commercial real estate:
Commercial mortgage	8,426	8,360
Construction	8,209	7,109

Total commercial real estate loans	16,635	15,469
Commercial lease financing[a]	10,259	10,352

Total commercial loans	48,306	46,400
Real estate — residential mortgage	1,442	1,458
Home equity[b]	10,826	13,488
Consumer — direct	1,536	1,794
Consumer — indirect:
Marine	3,077	2,715
Other	639	623

Total consumer — indirect loans	3,716	3,338

Total consumer loans	17,520	20,078

Total loans	$65,826	$66,478

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.

[a]	On March 31, 2006, Key reclassified $792 million of loans from the commercial lease financing component of the commercial loan portfolio to the commercial, financial and agricultural component to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

[b]	On August 1, 2006, Key transferred $2.5 billion of home equity loans from the loan portfolio to loans held for sale in connection with an expected sale of the Champion Mortgage finance business.
Key’s loans held for sale by category are summarized as follows:

December 31,
in millions	2006	2005

Commercial, financial and agricultural	$47	$85
Real estate — commercial mortgage	946	525
Real estate — construction	36	51
Commercial lease financing	3	—
Real estate — residential mortgage	21	11
Home equity	180	—
Education	2,390	2,687
Automobile	14	22

Total loans held for sale	$3,637	$3,381

Commercial and consumer lease financing receivables primarily are direct financing leases, but also include leveraged leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2006	2005

Direct financing lease receivable	$6,955	$7,324
Unearned income	(738)	(763)
Unguaranteed residual value	549	520
Deferred fees and costs	72	54

Net investment in direct financing leases	$6,838	$7,135

Minimum future lease payments to be received at December 31, 2006, are as follows: 2007 — $2.3 billion; 2008 — $1.9 billion; 2009 — $1.1 billion; 2010 — $677 million; 2011 — $337 million; and all subsequent years — $384 million.
Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2006	2005	2004

Balance at beginning of year	$966	$1,138	$1,406
Charge-offs	(268)	(409)	(583)
Recoveries	98	94	152

Net loans charged off	(170)	(315)	(431)
Provision for loan losses from continuing operations	150	143	185
Provision for loan losses from discontinued operations	(3)	—	—
Reclassification of allowance for credit losses on lending-related commitments[a]	—	—	(70)
Allowance related to loans acquired, net	—	—	48
Foreign currency translation adjustment	1	—	—

Balance at end of year	$944	$966	$1,138

[a]	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
Changes in the allowance for credit losses on lending-related commitments are summarized as follows:

Year ended December 31,
in millions	2006	2005	2004

Balance at beginning of year	$59	$66	—
Reclassification of allowance for credit losses	—	—	$70
Credit for losses on lending- related commitments	(6)	(7)	(4)

Balance at end of year[a]	$53	$59	$66

[a]	Included in “accrued expense and other liabilities” on the consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
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
In some cases, Key retains an interest in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Additional information pertaining to Key’s retained interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 69.
Key securitized and sold $1.1 billion of education loans (including accrued interest) in 2006 and $976 million in 2005. The securitizations resulted in an aggregate gain of $24 million in 2006 (from gross cash proceeds of $1.1 billion) and $19 million in 2005 (from gross cash proceeds of $1.0 billion). In both years, Key retained residual interests. In the 2006 securitization, Key retained servicing assets of $10 million and interest-only strips of $29 million, and in the 2005 securitization, Key retained servicing assets of $7 million and interest-only strips of $34 million.
Management uses certain assumptions and estimates to determine the fair value to be allocated to retained interests at the date of transfer and at subsequent measurement dates. Primary economic assumptions used to measure the fair value of Key’s retained interests in education loans and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions at December 31, 2006, are as follows:

dollars in millions

Fair value of retained interests	$ 243
Weighted-average life (years)	.3 — 8.1

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% — 30.00%
Impact on fair value of 1% CPR adverse change	$ (16)
Impact on fair value of 2% CPR adverse change	(20)

EXPECTED CREDIT LOSSES (STATIC RATE)	.10% — 20.00%
Impact on fair value of .25% adverse change	$ (5)
Impact on fair value of .50% adverse change	(11)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% — 12.00%
Impact on fair value of 1% adverse change	$ (10)
Impact on fair value of 2% adverse change	(20)

EXPECTED STATIC DEFAULT (STATIC RATE)	5.00% — 25.00%
Impact on fair value of 1% adverse change	$ (32)
Impact on fair value of 2% adverse change	(51)

VARIABLE RETURNS TO TRANSFEREES	(a )

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis is based on the nature of the asset, the seasoning (i.e., age and payment history) of the portfolio and the results experienced. Changes in fair value based on a 1% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

[a]	Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .00% to 1.30%, or Treasury plus contractual spread over Treasury ranging from .65% to 1.00%, or fixed-rate yield.
CPR = Constant Prepayment Rate
The table below shows the relationship between the education loans Key manages and those held in the loan portfolio. Managed loans include those held in portfolio and those securitized and sold, but still serviced by Key. Related delinquencies and net credit losses also are presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2006	2005	2006	2005	2006	2005

Education loans managed	$8,211	$8,136	$178	$150	$75	$60
Less: Loans securitized	5,475	5,083	151	125	47	36
Loans held for sale or securitization	2,390	2,687	24	22	23	21

Loans held in portfolio	$346	$366	$3	$3	$5	$3

MORTGAGE SERVICING ASSETS
Key originates and periodically sells commercial real estate loans and continues to service those loans for the buyers. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year ended December 31,
in millions	2006	2005

Balance at beginning of year	$248	$113
Servicing retained from loan sales	15	15
Purchases	50	150
Amortization	(66)	(30)

Balance at end of year	$247	$248

Fair value at end of year	$332	$301

The fair value of mortgage servicing assets is estimated by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of Key’s mortgage servicing assets at December 31, 2006 and 2005, are as follows:
•	prepayment speed generally at an annual rate of 0.00% to 25.00%;

•	expected credit losses at a static rate of 2.00%; and

•	residual cash flows discount rate of 8.50% to 15.00%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 under the heading “Servicing Assets” on page 69.
VARIABLE INTEREST ENTITIES
A VIE is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:
•	The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.

•	The entity’s investors lack the authority to make decisions about the activities of the entity through voting rights or similar rights, as well as the obligation to absorb the entity’s expected losses and the right to receive the entity’s expected residual returns.

•	The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.
Revised Interpretation No. 46 requires a VIE to be consolidated by the party that is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). However, parties that transfer assets to qualifying special purpose entities meeting the requirements of SFAS No. 140 are exempt from Revised Interpretation No. 46. As a result, substantially all of Key’s securitization trusts are exempt from consolidation. Interests in securitization trusts formed by Key that do not qualify for this exception are insignificant. Information related to Key’s consolidation of VIEs is included in Note 1 under the heading “Basis of Presentation” on page 67.
Key adopted Revised Interpretation No. 46 effective March 31, 2004. The Interpretation did not have a material effect on Key’s financial condition or results of operations.
Key’s involvement with VIEs is described below.
Consolidated VIEs
Commercial paper conduit. Key, among others, refers third-party assets and borrowers and provides liquidity and credit enhancement to an asset-backed commercial paper conduit. At December 31, 2006, the conduit had assets of $195 million, of which $188 million are recorded in “loans;” nearly all the rest are recorded in “securities available for sale” on the balance sheet. These assets serve as collateral for the conduit’s obligations to commercial paper holders. The commercial paper holders have no recourse to Key’s general credit other than through Key’s committed credit enhancement facility of $28 million.
Additional information pertaining to Key’s involvement with the conduit is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 98 and the heading “Other Off-Balance Sheet Risk” on page 99.
Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (funds) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets primarily are investments in LIHTC operating partnerships, which totaled $330 million at December 31, 2006. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. In October 2003, Key ceased to form new funds or add LIHTC partnerships. However, Key continues to act as asset manager and provides occasional funding for existing funds under a guarantee obligation. Additional information on return guarantee agreements with LIHTC investors is summarized in Note 18 under the heading “Guarantees.”
The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the noncontrolling interests associated with these funds are considered mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. The FASB has indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries. Key currently accounts for these interests as minority interests and adjusts the financial statements each period for the investors’ share of the funds’ profits and losses. At December 31, 2006, the settlement value of these noncontrolling interests was estimated to be between $355 million and $421 million, while the recorded value, including reserves, totaled $345 million.
Unconsolidated VIEs
LIHTC nonguaranteed funds. Although Key holds significant interests in certain nonguaranteed funds that Key formed and funded, management has determined that Key is not the primary beneficiary of those funds. At December 31, 2006, assets of these unconsolidated nonguaranteed funds were estimated to be $186 million. Key’s maximum exposure to loss in connection with these funds is minimal. In October 2003, management elected to cease forming these funds.
LIHTC investments. Through the Community Banking line of business, Key has made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2006, assets of these unconsolidated LIHTC operating partnerships totaled approximately $748 million. Key’s maximum exposure to loss in connection with these partnerships is the unamortized investment balance of $163 million at December 31, 2006, plus $63 million of tax credits claimed, but subject to recapture. In 2006, Key did not obtain significant direct investments (either individually or in the aggregate) in LIHTC operating partnerships.
Key has additional investments in unconsolidated LIHTC operating partnerships as a result of consolidating the LIHTC guaranteed funds discussed above. Total assets of these operating partnerships are approximately $1.8 billion at December 31, 2006. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Information regarding Key’s exposure to loss in connection with these guaranteed funds is included in Note 18 under the heading “Return guarantee agreement with LIHTC investors” on page 99.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Commercial and residential real estate investments and principal investments. Key’s Principal Investing unit and the KeyBank Real Estate Capital line of business make equity and mezzanine investments in entities, some of which are VIEs. These investments are held by nonregistered investment companies subject to the provisions of the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, “Audits of Investment Companies.” The FASB deferred the effective date of Revised Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide. As a result, Key is not currently applying the accounting or disclosure provisions of Revised Interpretation No. 46 to its principal and real estate mezzanine and equity investments, which remain unconsolidated.
9. NONPERFORMING ASSETS AND PAST DUE LOANS
Impaired loans totaled $95 million at December 31, 2006, compared to $105 million at December 31, 2005. Impaired loans averaged $113 million for 2006, $95 million for 2005 and $189 million for 2004.
Key’s nonperforming assets and past due loans were as follows:

December 31,
in millions	2006	2005

Impaired loans	$95	$105
Other nonaccrual loans[a]	120	172

Total nonperforming loans	215	277

Nonperforming loans held for sale	3	3

Other real estate owned (“OREO”)	57	25
Allowance for OREO losses	(3)	(2)

OREO, net of allowance	54	23
Other nonperforming assets	1	4

Total nonperforming assets	$273	$307

Impaired loans with a specifically allocated allowance	$34	$9
Allowance for loan losses allocated to impaired loans	14	6

Accruing loans past due 90 days or more	$120	$90
Accruing loans past due 30 through 89 days	644	491

[a]	On August 1, 2006, Key transferred approximately $55 million of home equity loans from nonperforming loans to nonperforming loans held for sale in connection with an expected sale of the Champion Mortgage finance business.
At December 31, 2006, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.
Management evaluates the collectibility of Key’s loans by applying historical loss experience rates to loans with similar risk characteristics. These loss rates are adjusted to reflect emerging credit trends and other factors to determine the appropriate level of allowance for loan losses to be allocated to each loan type. As described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 69, special treatment exists for impaired loans with larger balances if the resulting allocation is deemed insufficient to cover the extent of the impairment. Management does not perform a loan-specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as “Other nonaccrual loans”). These typically are smaller-balance commercial loans and consumer loans, including residential mortgages, home equity loans and various types of installment loans.
The following table shows the amount by which loans and loans held for sale classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2006	2005	2004

Interest income receivable under original terms	$20	$20	$20
Less: Interest income recorded during the year	8	8	9

Net reduction to interest income	$12	$12	$11

10. GOODWILL AND OTHER INTANGIBLE ASSETS
Key’s total intangible asset amortization expense was $21 million for 2006, $16 million for 2005 and $12 million for 2004. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2007 — $21 million; 2008 — $23 million; 2009 — $16 million; 2010 — $13 million; and 2011 — $7 million.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

December 31,	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$240	$227	$241	$222
Other intangible assets	145	38	128	22

Total	$385	$265	$369	$244

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
During 2006, Key acquired other intangible assets with a fair value of $18 million in conjunction with the purchase of Austin Capital Management, Ltd. These assets are being amortized using the straight-line method over periods ranging from five to ten years. During 2005, Key acquired other intangible assets with fair values of $21 million and $12 million in conjunction with the purchase of ORIX and Malone Mortgage Company, respectively. These assets are being amortized based on expected cash flows over periods ranging from three to five years. During 2005, other intangible assets acquired from AEBF in December 2004 were adjusted by $22 million. Additional information pertaining to these acquisitions is included in Note 3 (“Acquisitions and Divestitures”), which begins on page 75.
Changes in the carrying amount of goodwill by major business group are as follows:

	Community	National
in millions	Banking	Banking	Total

BALANCE AT DECEMBER 31, 2004	$786	$573	$1,359
Acquisition of Payroll Online	—	5	5
Adjustment to EverTrust goodwill	(4)	—	(4)
Adjustment to AEBF goodwill	—	(15)	(15)
Acquisition of ORIX	—	9	9
Acquisition of Malone Mortgage Company	—	1	1

BALANCE AT DECEMBER 31, 2005	$782	$573	$1,355
Acquisition of Austin Capital Management	—	17	17
Divestiture of Champion Mortgage finance business	—	(170)	(170)

BALANCE AT DECEMBER 31, 2006	$782	$420	$1,202

Key’s annual goodwill impairment testing was performed as of October 1, 2006, and management determined that no impairment existed at that date. On December 1, Key announced that it sold the nonprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill related to the Champion Mortgage finance business was written off during the fourth quarter of 2006. During the fourth quarter of 2004, $55 million of goodwill related to Key’s nonprime indirect automobile lending business was written off.
11. SHORT-TERM BORROWINGS
Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2006	2005	2004

FEDERAL FUNDS PURCHASED
Balance at year end	$1,899	$3,074	$421
Average during the year[a]	1,142	1,489	1,801
Maximum month-end balance	3,147	3,109	4,222
Weighted-average rate during the year[a]	5.43%	3.09%	.89%
Weighted-average rate at December 31	5.45	4.20	2.01

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,744	$1,761	$1,724
Average during the year[a]	1,073	1,088	1,328
Maximum month-end balance	1,932	1,966	2,300
Weighted-average rate during the year[a]	4.19%	2.30%	.45%
Weighted-average rate at December 31	4.86	3.83	1.97

SHORT-TERM BANK NOTES
Balance at year end	—	$101	—
Average during the year	$48	27	$36
Maximum month-end balance	101	101	100
Weighted-average rate during the year	4.26%	4.07%	1.05%
Weighted-average rate at December 31	—	4.24	—

OTHER SHORT-TERM BORROWINGS
Balance at year end	$1,192	$1,679	$2,515
Average during the year	2,236	2,769	2,595
Maximum month-end balance	2,594	3,390	2,853
Weighted-average rate during the year	3.89%	2.67%	1.16%
Weighted-average rate at December 31	3.32	4.41	1.63

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.

[a]	From continuing operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key has several programs through KeyCorp and KBNA that support short-term financing needs.
Bank note program. KBNA’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2006, there were $500 million of notes issued under this program. At December 31, 2006, $18.7 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, KeyCorp and KBNA may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KBNA and $1.0 billion by KeyCorp). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars and foreign currencies. During 2006, there were $666 million of notes issued under this program. At December 31, 2006, $6.1 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, KeyCorp registered $2.9 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. During 2006, there were $750 million of notes issued under this program. At December 31, 2006, unused capacity under this shelf registration statement totaled $1.9 billion.
Commercial paper. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2006, there were no borrowings outstanding under this program.
KBNA has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2006, borrowings outstanding under this commercial paper program totaled C$387 million in Canadian currency and $119 million in U.S. currency (equivalent to C$139 million in Canadian currency).
Federal Reserve Bank discount window. KBNA has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2006, this capacity was approximately $18.6 billion and was secured by approximately $23.9 billion of loans, primarily those in the commercial portfolio. There were no borrowings outstanding under this facility at December 31, 2006.
12. LONG-TERM DEBT
The components of Key’s long-term debt, presented net of unamortized discount where applicable, were as follows:

December 31,
dollars in millions		2006	2005

Senior medium-term notes due through 2009[a]		$1,924	$1,573
Subordinated medium-term notes due through 2006[a]		—	450
Senior euro medium-term notes due through 2011[b]		759	759
7.826%	Subordinated notes due 2026[c]	—	361
8.250%	Subordinated notes due 2026[c]	—	154
6.112%	Subordinated notes due 2028[c]	205	205
6.875%	Subordinated notes due 2029[c]	165	165
7.750%	Subordinated notes due 2029[c]	197	197
5.875%	Subordinated notes due 2033[c]	180	180
6.125%	Subordinated notes due 2033[c]	77	77
5.700%	Subordinated notes due 2035[c]	258	258
7.000%	Subordinated notes due 2066[c]	250	—
6.750%	Subordinated notes due 2066[c]	500	—
All other long-term debt[i]		83	53

Total parent company		4,598	4,432

Senior medium-term notes due through 2039[d]		1,977	2,102
Senior euro medium-term notes due through 2013[e]		3,226	2,554
6.50%	Subordinated remarketable notes due 2027[f]	308	310
7.125%	Subordinated notes due 2006[f]	—	250
7.55%	Subordinated notes due 2006[f]	—	75
7.375%	Subordinated notes due 2008[f]	70	70
7.50%	Subordinated notes due 2008[f]	165	165
7.00%	Subordinated notes due 2011[f]	502	503
7.30%	Subordinated notes due 2011[f]	106	106
5.70%	Subordinated notes due 2012[f]	300	300
5.70%	Subordinated notes due 2017[f]	200	200
5.80%	Subordinated notes due 2014[f]	767	770
4.625%	Subordinated notes due 2018[f]	100	100
6.95%	Subordinated notes due 2028[f]	300	300
4.95%	Subordinated notes due 2015[f]	250	250
5.45%	Subordinated notes due 2016[f]	500	—
Lease financing debt due through 2015[g]		551	342
Federal Home Loan Bank advances due through 2036[h]		547	958
All other long-term debt[i]		66	152

Total subsidiaries		9,935	9,507

Total long-term debt		$14,533	$13,939

Key uses interest rate swaps and caps, which modify the repricing characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”) on page 100.

[a]	The senior medium-term notes had weighted-average interest rates of 5.04% at December 31, 2006, and 4.19% at December 31, 2005. These notes had a combination of fixed and floating interest rates. The subordinated medium-term notes had a weighted-average interest rate of 7.17% at December 31, 2005. None of the senior medium-term notes may be redeemed prior to their maturity dates.

[b]	Senior euro medium-term notes had weighted-average interest rates of 5.58% at December 31, 2006, and 3.62% at December 31, 2005. These notes had a floating interest rate based on the three-month LIBOR and may not be redeemed prior to their maturity dates.

[c]	These notes had weighted-average interest rates of 6.57% at December 31, 2006, and 6.75% at December 31, 2005. With one exception, the interest rates on these notes are fixed. The 6.112% note has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. See Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”) on page 88 for a description of these notes.

[d]	Senior medium-term notes of KBNA had weighted-average interest rates of 5.18% at December 31, 2006, and 4.53% at December 31, 2005. These notes had a combination of fixed and floating interest rates and may not be redeemed prior to their maturity dates.

[e]	Senior euro medium-term notes had weighted-average interest rates of 5.53% at December 31, 2006, and 4.23% at December 31, 2005. These notes, which are obligations of KBNA, had a combination of fixed interest rates and floating interest rates based on LIBOR and may not be redeemed prior to their maturity dates.

[f]	These notes are all obligations of KBNA. None of the subordinated notes, with the exception of the subordinated remarketable notes due 2027, may be redeemed prior to their maturity dates.

[g]	Lease financing debt had weighted-average interest rates of 5.18% at December 31, 2006, and 6.53% at December 31, 2005. This category of debt consists primarily of nonrecourse debt collateralized by leased equipment under operating, direct financing and sales-type leases.

[h]	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 5.35% at December 31, 2006, and 4.49% at December 31, 2005. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $739 million at December 31, 2006, and $1.3 billion at December 31, 2005.

[i]	Other long-term debt, consisting of industrial revenue bonds, capital lease obligations, and various secured and unsecured obligations of corporate subsidiaries, had weighted-average interest rates of 5.82% at December 31, 2006, and 5.67% at December 31, 2005.
Scheduled principal payments on long-term debt at December 31, 2006, are as follows:

in millions	Parent	Subsidiaries	Total

2007	$1,128	$2,757	$3,885
2008	249	732	981
2009	999	1,563	2,562
2010	353	20	373
2011	40	1,257	1,297
All subsequent years	1,829	3,606	5,435

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
13. CAPITAL SECURITIES ISSUED BY UNCONSOLIDATED SUBSIDIARIES
KeyCorp owns the outstanding common stock of business trusts that issued corporation-obligated mandatorily redeemable preferred capital securities. The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts’ only assets; the interest payments from the debentures finance the distributions paid on the capital securities.
The capital securities provide an attractive source of funds; they constitute Tier 1 capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. During the first quarter of 2005, the Federal Reserve Board adopted a rule that allows bank holding companies to continue to treat capital securities as Tier 1 capital, but imposed stricter quantitative limits that take effect after a five-year transition period ending March 31, 2009. Management believes the new rule will not have any material effect on Key’s financial condition.
KeyCorp unconditionally guarantees the following payments or distributions on behalf of the trusts:
•	required distributions on the capital securities;

•	the redemption price when a capital security is redeemed; and

•	amounts due if a trust is liquidated or terminated.
In 2006, the KeyCorp Capital VIII trust issued $250 million of securities, and the KeyCorp Capital IX trust issued $500 million of securities. In 2005, the KeyCorp Capital VII trust issued $250 million of securities.
On December 1, 2006, KeyCorp redeemed the KeyCorp Institutional Capital A debentures with a face value of $350 million, and on December 15, 2006, KeyCorp redeemed the KeyCorp Institutional Capital B debentures with a face value of $150 million. These debentures were redeemable at the option of KeyCorp, at a premium, on or after December 1, 2006, and December 15, 2006, respectively. KeyCorp recorded a $24 million charge to noninterest income in connection with the redemptions. The capital securities were subject to mandatory redemption upon repayment of the debentures.
The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount[a]	Stock	Net of Discount[b]	Debentures[c]	Debentures

DECEMBER 31, 2006
KeyCorp Capital I	$197	$8	$205	6.112%	2028
KeyCorp Capital II	174	8	165	6.875	2029
KeyCorp Capital III	221	8	197	7.750	2029
KeyCorp Capital V	163	5	180	5.875	2033
KeyCorp Capital VI	73	2	77	6.125	2033
KeyCorp Capital VII	228	8	258	5.700	2035
KeyCorp Capital VIII	254	—	250	7.000	2066
KeyCorp Capital IX	494	—	500	6.750	2066

Total	$1,804	$39	$1,832	6.613%	—

DECEMBER 31, 2005	$1,617	$54	$1,597	6.794%	—

[a]	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Included in certain capital securities at December 31, 2006 and 2005, are basis adjustments of $11 million and $74 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 100, for an explanation of fair value hedges.

[b]	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after July 1, 2008 (for debentures owned by Capital I), March 18, 1999 (for debentures owned by Capital II), July 16, 1999 (for debentures owned by Capital III), July 21, 2008 (for debentures owned by Capital V), December 15, 2008 (for debentures owned by Capital VI), June 15, 2011 (for debentures owned by Capital VIII), and December 15, 2011 (for debentures owned by Capital IX); and, (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” an “investment company event” or a “capital treatment event” (as defined in the applicable indenture). If the debentures purchased by Capital I, Capital V, Capital VI, Capital VII, Capital VIII or Capital IX are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable indenture), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to KeyCorp.

[c]	The interest rates for Capital II, Capital III, Capital V, Capital VI, Capital VII, Capital VIII and Capital IX are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. The rates shown as the total at December 31, 2006 and 2005, are weighted-average rates.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
CAPITAL ADEQUACY
KeyCorp and KBNA must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for certain dealings, including acquisitions, continuation and expansion of existing activities, and commencement of new activities, and could make our clients and potential investors less confident. As of December 31, 2006, KeyCorp and KBNA met all regulatory capital requirements.
Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2006 and 2005, the most recent regulatory notification classified KBNA as “well capitalized.” Management believes there have not been any changes in condition or events since the most recent notification that would cause KBNA’s classification to change.
Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if those categories applied to bank holding companies, management believes Key would satisfy the criteria for a “well capitalized” institution at December 31, 2006 and 2005. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.
The following table presents Key’s and KBNA’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act.

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$12,567	12.43%	$8,091	8.00%	N/A	N/A
KBNA	11,046	11.13	7,932	8.00	$9,915	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$8,338	8.24%	$4,045	4.00%	N/A	N/A
KBNA	6,819	6.87	3,966	4.00	$5,949	6.00%
TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$8,338	8.98%	$2,786	3.00%	N/A	N/A
KBNA	6,819	7.56	3,604	4.00	$4,505	5.00%

December 31, 2005
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,615	11.47%	$8,101	8.00%	N/A	N/A
KBNA	10,670	10.77	7,916	8.00	$9,895	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$7,687	7.59%	$4,051	4.00%	N/A	N/A
KBNA	6,742	6.81	3,958	4.00	$5,937	6.00%
TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$7,687	8.53%	$2,766	3.00%	N/A	N/A
KBNA	6,742	7.74	3,479	4.00	$4,348	5.00%

N/A = Not Applicable
15. STOCK-BASED COMPENSATION
Key maintains several stock-based compensation plans, which are described below. Total compensation expense for these plans was $64 million for 2006, $81 million for 2005 and $62 million for 2004. The total income tax benefit recognized in the income statement for these plans was $24 million for 2006, $30 million for 2005 and $23 million for 2004. Stock-based compensation expense related to awards granted to employees is recorded in “personnel expense” on the income statement, whereas compensation expense related to awards granted to directors is recorded in “other expense.”
Key’s compensation plans allow KeyCorp to grant stock options, restricted stock, performance shares, discounted stock purchases, and the right to make certain deferred compensation-related awards to eligible employees and directors. At December 31, 2006, KeyCorp had 68,177,682 common shares available for future grant under its compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of Key’s Board of Directors, KeyCorp may not grant options to purchase common shares, restricted stock or other shares under its long-term compensation plans in an amount that exceeds 6% of KeyCorp’s outstanding common shares in any rolling three-year period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
STOCK OPTION PLANS
Stock options granted to employees generally become exercisable at the rate of 33-1/3% per year beginning one year from their grant date; options expire no later than ten years from their grant date. The exercise price is the average of the high and low price of Key’s common shares on the date of grant, and cannot be less than the fair market value of Key’s common shares on the grant date.
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
The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. The accuracy of these assumptions is critical to the accuracy of management’s estimates of the fair value of options. The assumptions pertaining to options issued during 2006, 2005 and 2004, are shown in the following table.

Year ended December 31,	2006	2005	2004

Average option life	6.0 years	5.1 years	5.1 years
Future dividend yield	3.79%	3.79%	4.21%
Historical share price volatility	.199	.274	.279
Weighted-average risk-free interest rate	5.0%	4.0%	3.8%

Key’s annual stock option grant to executives and certain other employees occurs in July, upon approval by the Compensation and Organization Committee.
The following table summarizes activity, pricing and other information for Key’s stock options for the year ended December 31, 2006:

		Weighted-Average	Weighted-Average	Aggregate
	Number of	Exercise Price	Remaining Life	Intrinsic
dollars in millions, except per share amounts	Options	Per Option	(Years)	Value[a]

OUTSTANDING AT DECEMBER 31, 2005	37,265,859	$28.35
Granted	6,666,614	36.39
Exercised	(9,410,635)	26.89
Lapsed or canceled	(1,129,396)	31.99

OUTSTANDING AT DECEMBER 31, 2006	33,392,442	$30.25	6.4	$260

Expected to vest	20,423,059	$29.99	6.6	$244

Exercisable at December 31, 2006	20,660,608	$27.89	5.6	$209

[a]	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option.
The weighted-average grant-date fair value of options was $6.34 for options granted during 2006, $6.92 for options granted during 2005 and $5.67 for options granted during 2004. The total intrinsic value of exercised options was $91 million for 2006, $41 million for 2005 and $60 million for 2004. As of December 31, 2006, unrecognized compensation cost related to nonvested options expected to vest under the plans totaled $33 million. Management expects to recognize this cost over a weighted-average period of 2.1 years.
Cash received from options exercised was $244 million for 2006, $129 million for 2005 and $160 million for 2004. The actual tax benefit realized for the tax deductions from options exercised totaled $28 million for 2006, $12 million for 2005 and $21 million for 2004.
LONG-TERM INCENTIVE COMPENSATION PROGRAM
Key’s Long-Term Incentive Compensation Program rewards senior executives who are critical to Key’s long-term financial success. The Program covers three-year performance cycles with a new cycle beginning each year. Awards under the Program are primarily in the form of time-lapsed restricted stock, performance-based restricted stock, and performance shares payable primarily in stock. The time-lapsed restricted stock generally vests after the end of the three-year cycle. The vesting of the performance-based restricted stock and performance shares is contingent upon Key’s attainment of defined performance levels.
The following table summarizes activity and pricing information for the nonvested shares in the Program for the year ended December 31, 2006:

			Vesting Contingent on
	Vesting Contingent on		Performance and
	Service Conditions		Service Conditions
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Nonvested	Grant-Date	Nonvested	Grant-Date
	Shares	Fair Value	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2005	476,034	$31.43	1,190,458	$31.05
Granted	222,797	35.42	738,002	33.51
Vested	(2,768)	33.80	(180)	35.42
Forfeited	(54,723)	33.02	(94,515)	31.83

OUTSTANDING AT DECEMBER 31, 2006	641,340	$32.67	1,833,765	$32.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The compensation cost of time-lapsed restricted stock awards granted under the Program is calculated using the average of the high and low trading price of Key’s common shares on the grant date. Unlike the time-lapsed and performance-based restricted stock, the performance shares payable in stock do not pay dividends during the vesting period. Consequently, the fair value of performance shares is calculated by reducing the share price at the date of grant by the present value of estimated future dividends forgone during the vesting period, discounted at an appropriate risk-free interest rate.
The weighted-average grant-date fair value of awards granted under the Program, was $33.95 during 2006, $32.28 during 2005 and $30.65 during 2004. As of December 31, 2006, unrecognized compensation cost related to nonvested shares expected to vest under the Program totaled $19 million. Management expects to recognize this cost over a weighted-average period of 1.7 years. The total fair value of shares vested was $.1 million during 2006, $2 million during 2005 and $6 million during 2004.
OTHER RESTRICTED STOCK AWARDS
Key also may grant, upon approval by the Compensation and Organization Committee, special time-lapsed restricted stock awards to certain executives and employees in recognition of outstanding performance. These awards generally vest after three years of service.
The following table summarizes activity and pricing information for the nonvested shares under these awards for the year ended December 31, 2006:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2005	254,548	$28.77
Granted	13,379	33.22
Vested	(118,801)	27.58
Forfeited	(7,200)	27.77

OUTSTANDING AT DECEMBER 31, 2006	141,926	$30.24

The weighted-average grant-date fair value of awards granted was $33.22 during 2006, $32.05 during 2005 and $29.33 during 2004. As of December 31, 2006, unrecognized compensation cost related to nonvested restricted stock expected to vest under these special awards totaled $1 million. Management expects to recognize this cost over a weighted-average period of 1.7 years. The total fair value of restricted stock vested was $4 million during 2006, $.7 million during 2005 and $.1 million during 2004.
DEFERRED COMPENSATION PLANS
Key’s deferred compensation arrangements include voluntary and mandatory deferral programs that award Key common shares to certain employees and directors. Mandatory deferred incentive awards, together with a 15% employer matching contribution, vest at the rate of 33-1/3% per year beginning one year after the deferral date. Deferrals under the voluntary programs, which include a nonqualified excess 401(k) savings plan, are immediately vested, except for any employer match. Key’s excess 401(k) savings plan permits certain employees to defer up to 6% of their eligible compensation, with the entire deferral eligible for an employer match in the form of Key common shares. All other voluntary deferral programs provide an employer match ranging from 6% to 15% of the deferral. The employer match under all voluntary programs generally vests after three years of service. Effective December 29, 2006, Key discontinued the excess 401(k) savings plan, and balances were merged into a new deferred savings plan that went into effect January 1, 2007.
Several of Key’s deferred compensation arrangements allow for deferrals to be redirected by participants from Key common shares, into other investment elections that provide for distributions payable in cash. Key accounts for these participant-directed deferred compensation arrangements as stock-based liabilities and remeasures the related compensation cost based on the most recent fair value of Key’s common shares. Key paid stock-based liabilities of $1.8 million during 2006, $2.0 million during 2005 and $2.6 million during 2004. The compensation cost of all other nonparticipant-directed deferrals are measured based on the average of the high and low trading price of Key’s common shares on the deferral date.
The following table summarizes activity and pricing information for the nonvested shares in Key’s deferred compensation plans for the year ended December 31, 2006:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2005	809,824	$31.74
Granted	759,302	36.41
Dividend equivalents	126,362	36.85
Vested	(646,317)	33.10
Forfeited	(64,798)	33.56

OUTSTANDING AT DECEMBER 31, 2006	984,373	$34.99

The weighted-average grant-date fair value of awards granted was $36.41 during 2006, $32.77 during 2005 and $29.85 during 2004. As of December 31, 2006, unrecognized compensation cost related to nonvested shares expected to vest under Key’s deferred compensation plans totaled $11 million. Management expects to recognize this cost over a weighted-average period of 2.2 years. The total fair value of shares vested was $24 million during 2006, $23 million during 2005 and $26 million during 2004.
DISCOUNTED STOCK PURCHASE PLAN
Key’s Discounted Stock Purchase Plan provides employees the opportunity to purchase Key’s common shares at a 10% discount through payroll deductions or cash payments. Purchases are limited to $10,000 in any month and $50,000 in any calendar year and are immediately vested. To accommodate employee purchases, Key acquires shares on the open market on or around the fifteenth day of the month following the month of payment. During 2006, Key issued 134,390 shares at a weighted-average cost of $36.24. During 2005, Key issued 143,936 shares at a weighted-average cost of $32.99. During 2004, Key issued 133,262 shares at a weighted-average cost of $31.09.
Information pertaining to Key’s method of accounting for stock-based compensation is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 71.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
16. EMPLOYEE BENEFITS
On December 31, 2006, Key adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. The overfunded or underfunded status is to be measured solely as the difference between the fair value of plan assets and the projected benefit obligation. In addition, any change in a plan’s funded status must be recognized in comprehensive income in the year in which it occurs. Most requirements of SFAS No. 158 were effective for Key for the year ended December 31, 2006. However, the requirement to measure plan assets and liabilities as of the end of the fiscal year will not be effective until the year ending December 31, 2008. As a result of adopting this guidance, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive loss component of shareholders’ equity for the year ended December 31, 2006.
The charge to accumulated other comprehensive loss represents the net unrecognized actuarial losses and unrecognized prior service costs remaining from the initial adoption of SFAS No. 87, “Employers’ Accounting for Pensions,” both of which were previously netted against the plans’ funded status. These amounts will be subsequently recognized as net pension cost. In addition, actuarial gains and losses that arise in subsequent periods that are not recognized as net pension cost in the same period will be recognized as a component of comprehensive income.
The incremental pre-tax effect of adopting SFAS No. 158 on Key’s Consolidated Balance Sheet is shown below:

	Before	Effect of
	Adoption	Adopting
December 31, 2006	of SFAS	SFAS	As
in millions	No. 158	No. 158	Reported

Other intangible assets	$121	$(1)	$120
Accrued income and other assets	4,128	(115)	4,013
Accrued expense and other liabilities	5,190	38	5,228
Accumulated other comprehensive loss	(30)	(154)	(184)

PENSION PLANS
The components of pre-tax accumulated other comprehensive loss not yet recognized as net pension cost are shown below:

December 31,
in millions	2006

Net unrecognized losses	$252
Net unrecognized prior service cost	1

Total unrecognized accumulated other comprehensive loss	$253

During 2007, Key expects to recognize $28 million of pre-tax accumulated other comprehensive loss, relating entirely to net losses, as net pension cost.
Net pension cost for all funded and unfunded plans includes the following components:

Year ended December 31,
in millions	2006	2005	2004

Service cost of benefits earned	$48	$49	$46
Interest cost on projected benefit obligation	55	57	56
Expected return on plan assets	(88)	(93)	(92)
Amortization of prior service benefit	(1)	(1)	—
Amortization of losses	31	21	22

Net pension cost	$45	$33	$32

The information related to Key’s pension plans presented in the following tables as of or for the years ended December 31 is based on current actuarial reports using a September 30 measurement date.
Changes in the projected benefit obligation (“PBO”) related to Key’s pension plans are summarized as follows:

Year ended December 31,
in millions	2006	2005

PBO at beginning of year	$1,094	$1,037
Service cost	48	49
Interest cost	55	57
Actuarial losses	6	35
Benefit payments	(91)	(84)

PBO at end of year	$1,112	$1,094

Changes in the fair value of pension plan assets (“FVA”) are summarized as follows:

Year ended December 31,
in millions	2006	2005

FVA at beginning of year	$1,096	$1,027
Actual return on plan assets	102	141
Employer contributions	12	12
Benefit payments	(91)	(84)

FVA at end of year	$1,119	$1,096

The funded status of the pension plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2006 and 2005, is as follows:

December 31,
in millions	2006	2005

Funded status[a]	$7	$2
Unrecognized net loss	—	291
Benefits paid subsequent to measurement date	3	3

Net prepaid pension cost recognized	$10	$296

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	$$185	$418
Accrued benefit liability	(175)	(177)
Deferred tax asset	—	20
Intangible asset	—	1
Accumulated other comprehensive loss	—	34

Net prepaid pension cost recognized	$10	$296

[a]	The excess of the fair value of plan assets over the projected benefit obligation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
At December 31, 2006, Key’s qualified plans were sufficiently funded under the requirements of the Employee Retirement Income Security Act of 1974. Consequently, Key is not required to make minimum contributions to the plans in 2007. If Key makes any discretionary contributions during 2007, those contributions are not expected to be significant.
Benefits from all funded and unfunded pension plans at December 31, 2006, are expected to be paid as follows: 2007 — $98 million; 2008 — $102 million; 2009 — $105 million; 2010 — $107 million; 2011 — $114 million; and $604 million in the aggregate from 2012 through 2016.
The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $1.1 billion at December 31, 2006 and 2005. Information for those pension plans that had an ABO in excess of plan assets is as follows:

December 31,
in millions	2006	2005

Projected benefit obligation	$230	$234
Accumulated benefit obligation	228	230
Fair value of plan assets	52	52

Key’s primary qualified Cash Balance Pension Plan is excluded from the preceding table because that plan was overfunded (i.e., the fair value of plan assets exceeded the projected benefit obligation) by $185 million at December 31, 2006, and $184 million at December 31, 2005.
Prior to December 31, 2006, SFAS No. 87, “Employers’ Accounting for Pensions,” required employers to recognize an additional minimum liability (“AML”) to the extent of any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. Key’s AML, which excluded the overfunded Cash Balance Pension Plan mentioned above, was $55 million at December 31, 2005. In accordance with SFAS No. 158, this balance and the amount of any subsequent change in the AML were reversed during 2006. The after-tax change in AML included in “accumulated other comprehensive loss” for 2006, 2005 and 2004 is shown in the Consolidated Statements of Changes in Shareholders’ Equity on page 65.
To determine the actuarial present value of benefit obligations, management assumed the following weighted-average rates:

December 31,	2006	2005

Discount rate	5.50%	5.25%
Compensation increase rate	4.00	4.00

To determine net pension cost, management assumed the following weighted-average rates:

Year ended December 31,	2006	2005	2004

Discount rate	5.25%	5.75%	6.00%
Compensation increase rate	4.00	4.00	4.00
Expected return on plan assets	8.75	9.00	9.00

Management estimates that Key’s net pension cost will be $50 million for 2007, compared to $45 million for 2006 and $33 million for 2005. The estimated increase in cost for 2007 is attributable primarily to increased amortization of unrecognized actuarial obligation losses, which represent the difference between expected and actual participant census data experience.
The increase in 2006 cost was attributable primarily to increased amortization of unrecognized losses and a 25 basis point reduction in the expected rate of return on plan assets discussed below. The unrecognized losses amortized in 2006 resulted primarily from asset losses, representing the difference between expected and actual returns on plan assets in 2002 and 2001. Asset and obligation losses and gains are not recognized in the year they occur; rather they are combined with any other cumulative asset- and obligation-related unrecognized gains and losses. These unrecognized gains and losses are subject to expense amortization gradually and systematically over future years, subject to certain constraints and recognition rules. Key determines the expected return on plan assets using a calculated market-related value of plan assets that smoothes what otherwise might be significant year-to-year volatility in net pension cost. Asset gains and losses are reflected evenly in the market-related value over the following five years, so long as the market-related value does not vary more than 10% from the plan’s FVA. As asset gains and losses are reflected in the market-related value, they are included in the cumulative unrecognized gains and losses subject to expense amortization.
Management estimates that a 25 basis point decrease in the expected return on plan assets would increase Key’s net pension cost for 2007 by approximately $3 million. Conversely, management estimates that a 25 basis point increase in the expected return on plan assets would decrease Key’s net pension cost for 2007 by the same amount. In addition, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2007 by less than $1 million.
Management determines the assumed discount rate based on the rate of return on a hypothetical portfolio of high quality corporate bonds with interest rates and maturities that provide the necessary cash flows to pay benefits when due. The expected return on plan assets is determined by considering a number of factors, but the most significant factors are:
•	Management’s expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity and fixed income securities and forecasted returns that are modeled under various economic scenarios.

•	Historical returns on Key’s plan assets. Management’s expected return on plan assets for 2006 was reduced to 8.75% from the 9% assumption used in 2005 and 2004. The 9% assumption is consistent with actual returns since 1991. However, an annual reassessment of current and expected future capital market returns suggested that 8.75% is a more appropriate rate.

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

Asset Class	Investment Range

Equity securities	65%—80%
Fixed income securities	15 —25
Convertible securities	0 —10
Cash equivalents and other assets	0 — 5

Key’s weighted-average asset allocations for its pension funds are summarized as follows:

December 31,	2006	2005

Equity securities	73%	72%
Fixed income securities	17	17
Convertible securities	8	9
Cash equivalents and other assets	2	2

Total	100%	100%

Although the investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not expect to employ such contracts in the future.
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
The components of pre-tax accumulated other comprehensive loss not yet recognized as net postretirement benefit cost are shown below:

December 31,
in millions	2006

Transition obligation	$24
Net unrecognized losses	15
Net unrecognized prior service cost	1

Total unrecognized accumulated other comprehensive loss	$40

During 2007, Key expects to recognize $4 million of pre-tax accumulated other comprehensive loss, relating entirely to amortization of the transition obligation, as net postretirement benefit cost.
Net postretirement benefit cost for all funded and unfunded plans includes the following components:

Year ended December 31,
in millions	2006	2005	2004

Service cost of benefits earned	$6	$4	$4
Interest cost on accumulated postretirement benefit obligation	8	8	7
Expected return on plan assets	(4)	(3)	(3)
Amortization of unrecognized transition obligation	4	4	4
Amortization of losses	2	2	1

Net postretirement benefit cost	$16	$15	$13

Key determines the expected return on plan assets using the plans’ FVA.
The information related to Key’s postretirement benefit plans presented in the following tables as of or for the years ended December 31 is based on current actuarial reports using a September 30 measurement date.
Changes in the accumulated postretirement benefit obligation (“APBO”) are summarized as follows:

Year ended December 31,
in millions	2006	2005

APBO at beginning of year	$148	$141
Service cost	6	4
Interest cost	8	8
Plan participants’ contributions	9	8
Actuarial (gains) losses	(13)	4
Benefit payments	(19)	(17)

APBO at end of year	$139	$148

Changes in the fair value of postretirement plan assets are summarized as follows:

Year ended December 31,
in millions	2006	2005

FVA at beginning of year	$74	$64
Employer contributions	10	11
Plan participants’ contributions	9	8
Benefit payments	(19)	(17)
Actual return on plan assets	8	8

FVA at end of year	$82	$74

The funded status of the postretirement plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2006 and 2005, is as follows:

December 31,
in millions	2006	2005

Funded status[a]	$(57)	$(74)
Unrecognized net loss	—	33
Unrecognized prior service cost	—	2
Unrecognized transition obligation	—	27
Contributions/benefits paid subsequent to measurement date	2	4

Accrued postretirement benefit cost recognized	$(55)	$(8)

[a]	The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
There are no regulatory provisions that require contributions to the VEBA trusts. Consequently, there is no minimum funding requirement. Key is permitted to make discretionary contributions to the VEBAs, subject to certain Internal Revenue Service restrictions and limitations. Management anticipates that Key will make $4 million in such discretionary contributions in 2007.
Benefits from all funded and unfunded other postretirement plans at December 31, 2006, are expected to be paid as follows: 2007 — $8 million; 2008 — $8 million; 2009 — $9 million; 2010 — $9 million; 2011 — $ 9 million; and $45 million in the aggregate from 2012 through 2016. Federal subsidies related to prescription drug coverage under the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” discussed below are expected to be $1 million in 2007 and $2 million in the aggregate from 2008 through 2016.
To determine the APBO, management assumed weighted-average discount rates of 5.50% at December 31, 2006, and 5.25% at December 31, 2005.
To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2006	2005	2004

Discount rate	5.25%	5.75%	6.00%
Expected return on plan assets	5.64	5.79	5.78

The realized net investment income for the postretirement healthcare plan VEBA trust is subject to federal income taxes. Consequently, the weighted-average expected return on plan assets shown above reflects the effect of income taxes. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2006	2005

Healthcare cost trend rate assumed for 2007:
Under age 65	11.00%	9.50%
Age 65 and over	10.50	9.50
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2016	2015

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.
Management estimates the expected returns on plan assets for VEBA trusts much the same way it estimates returns on Key’s pension funds. The primary investment objectives of the VEBA trusts also are similar. In accordance with Key’s current investment policies, weighted-average target allocation ranges for the trust’s assets are as follows:

Asset Class	Investment Range

Equity securities	70%—90%
Fixed income securities	0 —10
Convertible securities	0 —10
Cash equivalents and other assets	10 —30

Key’s weighted-average asset allocations for its postretirement VEBA trusts are summarized as follows:

December 31,	2006	2005

Equity securities	85%	85%
Cash equivalents	15	15

Total	100%	100%

Although the investment policy conditionally permits the use of derivative contracts, no such contracts have been entered into, and management does not expect to employ such contracts in the future.
The “Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which became effective in 2006, introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees. Based on regulations regarding the manner in which actuarial equivalence must be determined, management has determined that the prescription drug coverage related to Key’s retiree healthcare benefit plan is actuarially equivalent. The subsidy did not have a material effect on Key’s APBO and net postretirement benefit cost.
EMPLOYEE 401(K) SAVINGS PLAN
A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 25% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Key also maintains nonqualified excess 401(k) savings plans that provide certain employees with benefits that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the IRS. Effective December 29, 2006, Key discontinued the excess 401(k) savings plan, and balances were merged into a new deferred savings plan that went into effect January 1, 2007. Total expense associated with the above plans was $59 million in 2006, $61 million in 2005 and $60 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
17. INCOME TAXES
Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2006	2005	2004

Currently payable:
Federal	$402	$289	$(12)
State	21	42	1

	423	331	(11)

Deferred:
Federal	13	98	377
State	14	7	39

	27	105	416

Total income tax expense[a]	$450	$436	$405

[a]	Income tax expense on securities transactions totaled $.4 million in 2006, $.2 million in 2005 and $2 million in 2004. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in “noninterest expense” on the income statement and totaled $13 million in 2006, $18 million in 2005 and ($9) million in 2004.
Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2006	2005

Provision for loan losses	$430	$405
Net unrealized securities losses	21	48
Other	395	216

Total deferred tax assets	846	669

Leasing income reported using the operating method for tax purposes	2,762	2,809
Depreciation	—	6
Other	75	49

Total deferred tax liabilities	2,837	2,864

Net deferred tax liabilities	$1,991	$2,195

At December 31, 2006, Key had state net operating loss carryforwards of $319 million (for which it has recorded a $10 million tax benefit) that are subject to various limitations imposed by tax laws and, if not used, will expire in varying amounts from 2007 through 2025.
The following table shows how Key arrived at total income tax expense and the resulting effective tax rate.

Year ended December 31,	2006		2005		2004

dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income before income taxes times 35% statutory federal tax rate	$575	35.0%	$534	35.0%	$459	35.0%
State income tax, net of federal tax benefit	4	.2	31	2.0	26	2.0
Write-off of nondeductible goodwill	—	—	—	—	19	1.5
Tax-exempt interest income	(14)	(.8)	(12)	(.8)	(13)	(1.0)
Corporate-owned life insurance income	(38)	(2.3)	(40)	(2.6)	(41)	(3.1)
Tax credits	(69)	(4.2)	(64)	(4.2)	(51)	(3.9)
Reduced tax rate on lease income	(42)	(2.6)	(65)	(4.3)	(44)	(3.4)
Reduction of deferred tax asset	—	—	8	.6	43	3.3
Other	34	2.1	44	2.9	7	.5

Total income tax expense	$450	27.4%	$436	28.6%	$405	30.9%

A lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, deferred income taxes of $269 million, $219 million and $157 million have not been recorded as of December 31, 2006, 2005 and 2004, respectively, in accordance with SFAS No. 109, “Accounting for Income Taxes.”
LEASE FINANCING TRANSACTIONS
In the ordinary course of business, Key’s equipment finance business unit (“KEF”) enters into various types of lease financing transactions. Between 1996 and 2004, KEF entered into three types of lease financing transactions with both foreign and domestic customers (primarily municipal authorities) for terms ranging from ten to fifty years.
Lease in, Lease out (“LILO”) transactions are leveraged leasing transactions in which KEF leases property from an unrelated third party and then leases the property back to that party. The transaction is similar to a sale-leaseback, except that the property is leased by KEF, rather than purchased. Qualified Technical Equipment Leases (“QTEs”) and Service Contract Leases are even more like sale-leaseback transactions, as KEF is considered to be the purchaser of the equipment for tax purposes. LILO and Service Contract transactions involve commuter rail equipment, public utility facilities, and commercial aircraft. QTE transactions involve sophisticated high technology hardware and related software, such as telecommunications equipment.
Like other forms of leasing transactions, LILO transactions generate income tax deductions for Key from net rental expense associated with the leased property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs. QTE and Service Contract

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
transactions generate rental income, as well as deductions from the depreciation of the property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs.
Prior to 2004, LILO, QTE and Service Contract Leases were prevalent in the financial services industry and in certain other industries. The tax treatment that Key applied was based on applicable statutes, regulations, and judicial authority in effect at the time Key entered into these transactions. Subsequently, the Internal Revenue Service (“IRS”) has challenged the tax treatment of these transactions by a number of bank holding companies and other corporations.
The IRS has completed audits of Key’s income tax returns for the 1995 through 2000 tax years and has disallowed all deductions taken in tax years 1995 through 1997 pertaining to LILOs, and all deductions in tax years 1998 through 2000 that relate to LILOs, QTEs and Service Contract Leases. In addition, the IRS is currently conducting audits of Key’s income tax returns for the 2001 through 2003 tax years, and Key expects that the IRS will disallow all similar deductions taken by Key in those tax years.
Key appealed the examination results for the tax years 1995 through 1997, which pertained to LILOs only, to the Appeals Division of the IRS. During the fourth quarter of 2005, discussions with the Appeals Division were discontinued without a resolution. In April 2006, Key received a final assessment from the IRS disallowing all LILO deductions taken in those tax years. The assessment, which relates principally to the 1997 tax year, consists of federal tax, interest and a penalty. Key paid the assessment and filed a refund claim for the total amount. Key has also filed an appeal with the Appeals Division of the IRS with regard to the proposed disallowance of LILO, QTE and Service Contract Lease deductions taken in the 1998 through 2000 tax years.
The payment of the 1997 tax year assessment did not impact Key’s earnings since the taxes had been included in previously recorded deferred taxes as required under GAAP. The payment of the interest and penalty did not materially impact Key’s earnings, in part due to Key’s tax reserves, and also because Key is recording a receivable on its balance sheet for amounts that are not charged to Key’s tax reserve.
Management believes that these LILO, QTE and Service Contract Lease transactions were entered into in conformity with the tax laws in effect at the time, and Key intends to vigorously pursue the IRS appeals process and litigation alternatives. Key cannot currently estimate the financial outcome of this dispute, but if Key does not prevail or enters into a settlement agreement with the IRS, Key would owe interest and possibly penalties, which could be material in amount, in addition to previously accrued tax amounts. Such an outcome would not have a material effect on Key’s financial condition, but could have a material adverse effect on Key’s results of operations in the period it occurs.
TAX-RELATED ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION
In July 2006, the FASB issued Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance will affect when earnings from leveraged lease transactions may be recognized when there are changes or projected changes in the timing of cash flows, including changes due to or expected to be due to settlements of tax matters. Previously, leveraged lease transactions were required to be recalculated only when a change in the total cash flows occurred. This guidance will be effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key). Management has concluded that adoption of this guidance will result in a cumulative after-tax charge of approximately $52 million to Key’s retained earnings. However, future earnings are expected to increase over the remaining term of the affected leases by a similar amount.
In July 2006, the FASB also issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the application of SFAS No. 109, “Accounting for Income Taxes,” by defining the minimum threshold that a tax position must meet before any associated benefit may be recognized in a company’s financial statements. In accordance with this guidance, a company may recognize a benefit if management concludes that the tax position, based solely on its technical merits, is “more likely than not” to be sustained upon examination. If such a conclusion is reached, the tax benefit is to be measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. This interpretation also provides guidance on measurement and derecognition of tax benefits, and requires expanded disclosures. The interpretation will be effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key). Management has concluded that the adoption of this guidance will not have a material impact on Key’s financial condition or results of operations.
18. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES
OBLIGATIONS UNDER NONCANCELABLE LEASES
Key is obligated under various noncancelable operating leases for land, buildings and other property consisting principally of data processing equipment. Rental expense under all operating leases totaled $136 million in 2006 and 2005 and $138 million in 2004. Minimum future rental payments under noncancelable operating leases at December 31, 2006, are as follows: 2007 — $123 million; 2008 — $112 million; 2009 — $96 million; 2010 — $82 million; 2011 — $65 million; all subsequent years — $256 million.
COMMITMENTS TO EXTEND CREDIT OR FUNDING
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or termination clauses. Generally, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Loan commitments involve credit risk not reflected on Key’s balance sheet. Key mitigates exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. In particular, Key evaluates the credit-worthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts the allowance for probable credit losses inherent in all commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Credit Losses on Lending-Related Commitments” on page 69.
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

December 31,
in millions	2006	2005

Loan commitments:
Commercial and other	$24,747	$25,104
Home equity	7,688	7,331
Commercial real estate and construction	7,524	6,456

Total loan commitments	39,959	38,891
When-issued and to be announced securities commitments	671	2,222
Commercial letters of credit	246	336
Principal investing commitments	244	214
Liabilities of certain limited partnerships and other commitments	140	58

Total loan and other commitments	$41,260	$41,721

LEGAL PROCEEDINGS
Residual value insurance litigation. Key has previously reported on its on-going litigation with Swiss Reinsurance America Corporation (“Swiss Re”) in the United States Federal District Court in Ohio relating to insurance coverage of the residual value of certain automobile leases through Key Bank USA (the “Residual Value Litigation”).
As previously reported, on February 13, 2007, Key and Swiss Re entered into an agreement to settle the Residual Value Litigation, subject to certain conditions. On February 16, 2007, the conditions to settlement were satisfied. Under the settlement agreement, Swiss Re will pay Key $279 million in two installments: $50 million on March 15, 2007, and $229 million on June 29, 2007. As a result of the settlement, Key will record a one-time gain of approximately $26 million ($17 million after tax, or $.04 per diluted common share), representing the difference between the proceeds received and the receivable recorded on Key’s balance sheet.
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
TAX CONTINGENCY
In the ordinary course of business, Key enters into certain transactions that have tax consequences. On occasion, the IRS may challenge a particular tax position taken by Key. The IRS has completed its review of Key’s tax returns for the 1995 through 2000 tax years and has disallowed all LILO deductions taken in the 1995 through 1997 tax years and all deductions taken in the 1998 through 2000 tax years that relate to certain lease financing transactions. In addition, the IRS is currently conducting audits of the 2001 through 2003 tax years. Key expects that the IRS will disallow all similar deductions taken in those years. Further information on Key’s position on these matters and on the potential implications to Key is included in Note 17 (“Income Taxes”) under the heading “Lease Financing Transactions” on page 96.
GUARANTEES
Key is a guarantor in various agreements with third parties. The following table shows the types of guarantees that Key had outstanding at December 31, 2006. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Guarantees” on page 71.

	Maximum Potential
	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$13,294	$34
Credit enhancement for asset-backed commercial paper conduit	28	—
Recourse agreement with FNMA	619	8
Return guarantee agreement with LIHTC investors	421	43
Default guarantees	12	1
Written interest rate caps[a]	80	5

Total	$14,454	$91

[a]	As of December 31, 2006, the weighted-average interest rate of written interest rate caps was 5.1% and the weighted-average strike rate was 5.5%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.
Standby letters of credit. These instruments, issued on behalf of clients, obligate Key to pay a specified third party when a client fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Many of Key’s lines of business issue standby letters of credit to address clients’ financing needs. Any amounts drawn under standby letters of credit are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2006, Key’s standby letters of credit had a remaining weighted-average life of approximately 2.6 years, with remaining actual lives ranging from less than one year to as many as twelve years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Credit enhancement for asset-backed commercial paper conduit. Key provides credit enhancement in the form of a committed facility to ensure the continuing operations of an asset-backed commercial paper conduit that is owned by a third party and administered by an unaffiliated financial institution. The commitment to provide credit enhancement extends until September 21, 2007, and specifies that in the event of default by certain borrowers whose loans are held by the conduit, Key will provide financial relief to the conduit in an amount that is based on defined criteria that consider the level of credit risk involved and other factors.
At December 31, 2006, Key’s maximum potential funding requirement under the credit enhancement facility totaled $28 million but there were no drawdowns under the facility during the year. Key has no recourse or other collateral available to offset any amounts that may be funded under this credit enhancement facility. Management periodically evaluates Key’s commitment to provide credit enhancement to the conduit.
Recourse agreement with Federal National Mortgage Association. KBNA participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing (“DUS”) program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KBNA has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan KBNA sells to FNMA. Accordingly, KBNA maintains a reserve for such potential losses in an amount estimated by management to approximate the fair value of KBNA’s liability. At December 31, 2006, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 8.1 years, and the unpaid principal balance outstanding of loans sold by KBNA as a participant in this program was approximately $1.9 billion. The maximum potential amount of undiscounted future payments that may be required under this program is generally equal to one-third of the principal balance of loans outstanding at December 31, 2006. If payment is required under this program, Key would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.
Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KBNA, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return that is based on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. If KAHC defaults on its obligation to provide the guaranteed return, Key is obligated to make any necessary payments to investors. In October 2003, management elected to discontinue new partnerships under this program. Additional information regarding these partnerships is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 83.
No recourse or collateral is available to offset Key’s guarantee obligation other than the underlying income stream from the properties. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally by distributing tax credits and deductions associated with the specific properties.
As shown in the table on page 98, KAHC maintained a reserve in the amount of $43 million at December 31, 2006, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the preceding table represents undiscounted future payments due to investors for the return on and of their investments. In accordance with Interpretation No. 45, the amount of all fees received in consideration for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, has been recognized in the liability recorded.
Various types of default guarantees. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to satisfy all of its payment obligations to third parties. Key generally undertakes these guarantees to support or protect its underlying investment or where the risk profile of the debtor should provide an investment return. The terms of these default guarantees range from less than one year to as many as sixteen years. Although no collateral is held, Key would have recourse against the debtor for any payments made under a default guarantee.
Written interest rate caps. In the ordinary course of business, Key “writes” interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2006, these caps had a weighted-average life of approximately 2.3 years.
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
Significant liquidity facilities that support asset-backed commercial paper conduits. Key provides liquidity facilities to various asset-backed commercial paper conduits. These facilities obligate Key to provide funding in the event of a disruption in credit markets or other factors that preclude the issuance of commercial paper by the conduits. Key’s commitments to provide liquidity are periodically evaluated by management. One of these liquidity facilities obligates Key through December 8, 2007, to provide funding of up to $948 million to a commercial paper conduit consolidated by Key. The amount available to be drawn, which is based on the amount of current commitments to borrowers, was $201 million at December 31, 2006, but there were no drawdowns under this committed facility at that date. Additional information pertaining to this conduit is included in this note under the heading “Guarantees” on page 98 and in Note 8 under the heading “Consolidated VIEs” on page 84.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key also provides liquidity facilities to several third-party commercial paper conduits. These liquidity facilities, which expire at various dates through October 30, 2009, obligate Key to provide funding of up to $562 million in total, with individual facilities ranging from $10 million to $100 million. The amounts available to be drawn, which are based on the amount of current commitments to borrowers, totaled $561 million at December 31, 2006, but there were no drawdowns under these committed facilities at that date.
Indemnifications provided in the ordinary course of business. Key provides certain indemnifications primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with loan sales and other ongoing activities, as well as in connection with purchases and sales of businesses. Amounts paid, if any, with respect to these indemnifications have not had a significant effect on Key’s financial condition or results of operations in the past.
Intercompany guarantees. KeyCorp and certain other Key affiliates are parties to various guarantees that facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, investments and securities, and certain leasing transactions involving clients.
19. DERIVATIVES AND HEDGING ACTIVITIES
Key, mainly through its subsidiary bank, KBNA, is party to various derivative instruments that are used for asset and liability management, credit risk management and trading purposes. The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. Generally, these instruments help Key manage exposure to market risk, mitigate the credit risk inherent in the loan portfolio and meet client’s financing needs. Market risk represents the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors.
At December 31, 2006, Key had $210 million of derivative assets and $51 million of derivative liabilities on its balance sheet that arose from derivatives that were being used for hedging purposes. As of the same date, derivative assets and liabilities classified as trading derivatives totaled $881 million and $871 million, respectively. Derivative assets and liabilities are recorded at fair value on the balance sheet.
COUNTERPARTY CREDIT RISK
The following table summarizes the fair value of Key’s derivative assets by type. These assets represent Key’s exposure to potential loss, as described below, before taking into account the effects of master netting arrangements and other means used to mitigate risk.

December 31,
in millions	2006	2005

Interest rate	$697	$800
Credit	43	39
Foreign exchange	321	167
Equity	45	42
Energy	29	—

Total	$1,135	$1,048

Like other financial instruments, derivatives contain an element of “credit risk” — the possibility that Key will incur a loss because a counterparty, which may be a bank or a broker/dealer, fails to meet its contractual obligations. This risk is measured as the expected positive replacement value of contracts. To mitigate credit risk when managing asset, liability and trading positions, Key deals exclusively with counterparties that have high credit ratings.
Key uses two additional means to manage exposure to credit risk on derivative contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Second, Key’s Credit Administration department monitors credit risk exposure to the counterparty on each contract to determine appropriate limits on Key’s total credit exposure and decide whether to demand collateral. If Key determines that collateral is required, it is generally collected immediately. Key generally holds collateral in the form of cash and highly rated Treasury and agency-issued securities.
At December 31, 2006, Key was party to derivative contracts with 53 different counterparties. These derivatives include interest rate swaps and caps, credit derivatives, energy derivatives and foreign exchange contracts. Among these were contracts entered into to offset the risk of client exposure. Key had aggregate exposure of $292 million on these instruments to 27 of the 53 counterparties. However, at December 31, 2006, Key held approximately $153 million in pooled collateral to mitigate that exposure, resulting in net exposure of $139 million. The largest exposure to an individual counterparty was approximately $81 million, which Key secured with approximately $69 million in collateral.
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
The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in earnings with no corresponding offset. Key recognized a net gain of approximately $2 million in 2006, a net gain of approximately $1 million in 2005 and a net loss of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
approximately $1 million in 2004 related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of the above years.
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
Key also uses “pay fixed/receive variable” interest rate swaps to manage the interest rate risk associated with anticipated sales or securitizations of certain commercial real estate loans. These swaps protect against a possible short-term decline in the value of the loans that could result from changes in interest rates between the time they are originated and the time they are securitized or sold. Key’s general policy is to sell or securitize these loans within one year of origination.
During 2006, 2005 and 2004, the net amount recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.
The change in “accumulated other comprehensive loss” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2006	of Losses to	December 31,
in millions	2005	Hedging Activity	Net Income	2006

Accumulated other comprehensive loss resulting from cash flow hedges	$(31)	$1	$11	$(19)

Key reclassifies gains and losses from “accumulated other comprehensive loss” to earnings when a hedged item causes Key to pay variable-rate interest on debt, receive variable-rate interest on commercial loans, or sell or securitize commercial real estate loans. Key expects to reclassify an estimated $27 million of net gains on derivative instruments from “accumulated other comprehensive loss” to earnings during the next twelve months.
CREDIT RISK MANAGEMENT
Key uses credit derivatives — primarily credit default swaps — to mitigate credit risk by transferring a portion of the risk associated with the underlying extension of credit to a third party. These instruments are also used to manage portfolio concentration and correlation risks. At December 31, 2006, the notional amount of credit default swaps purchased by Key was $989 million. Key also provides credit protection to other lenders through the sale of credit default swaps. These transactions may generate fee income and can diversify overall exposure to credit loss. At December 31, 2006, the notional amount of credit default swaps sold by Key was $25 million.
These derivatives are recorded on the balance sheet at fair value, which is based on the creditworthiness of the borrowers. Related gains or losses, as well as the premium paid or received for credit protection, are included in the trading income component of noninterest income. Key does not apply hedge accounting to credit derivatives.
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
Key has established a reserve in the amount of $11 million at December 31, 2006, which management believes will be sufficient to cover estimated future losses on the trading portfolio in the event of client default. This reserve is recorded in “accrued income and other assets” on the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

December 31,	2006		2005
	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments[a]	$3,671	$3,671	$4,700	$4,700
Securities available for sale[b]	7,858	7,827	7,348	7,269
Investment securities[b]	41	42	91	92
Other investments[c]	1,352	1,352	1,332	1,332
Loans, net of allowance[d]	64,882	66,788	65,512	66,892
Loans held for sale[a]	3,637	3,637	3,381	3,381
Servicing assets[e]	282	396	275	346
Derivative assets[f]	1,091	1,091	1,039	1,039

LIABILITIES
Deposits with no stated maturity[a]	$39,535	$39,535	$39,416	$39,416
Time deposits[e]	19,581	19,817	19,349	19,428
Short-term borrowings[a]	4,835	4,835	6,615	6,615
Long-term debt[e]	14,533	13,758	13,939	13,804
Derivative liabilities[f]	922	922	1,060	1,060

Valuation Methods and Assumptions

[a]	Fair value equals or approximates carrying amount.

[b]	Fair values of securities available for sale and investment securities generally were based on quoted market prices. Where quoted market prices were not available, fair values were based on quoted market prices of similar instruments.

[c]	Fair values of most other investments were estimated based on the issuer’s financial condition and results of operations, prospects, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. Where fair values were not readily determinable, they were based on fair values of similar instruments, or the investments were included at their carrying amounts.

[d]	Fair values of most loans were estimated using discounted cash flow models. Lease financing receivables were included at their carrying amounts in the estimated fair value of loans.

[e]	Fair values of servicing assets, time deposits and long-term debt were estimated based on discounted cash flows.

[f]	Fair values of interest rate swaps and caps were based on discounted cash flow models. Foreign exchange forward contracts were valued based on quoted market prices and had a fair value that approximated their carrying amount.
Residential real estate mortgage loans with carrying amounts of $1.4 billion at December 31, 2006, and $1.5 billion at December 31, 2005, are included in the amount shown for “Loans, net of allowance.” The estimated fair values of residential real estate mortgage loans and deposits do not take into account the fair values of related long-term client relationships.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
December 31,
in millions	2006	2005

ASSETS
Interest-bearing deposits	$2,469	$1,934
Loans and advances to subsidiaries:
Banks	—	32
Nonbank subsidiaries	1,606	1,654

	1,606	1,686
Investment in subsidiaries:
Banks	6,853	6,936
Nonbank subsidiaries	1,195	1,037

	8,048	7,973
Accrued income and other assets	998	1,055

Total assets	$13,121	$12,648

LIABILITIES
Accrued expense and other liabilities	$737	$532
Short-term borrowings	83	86
Long-term debt due to:
Subsidiaries	1,832	1,597
Unaffiliated companies	2,766	2,835

	4,598	4,432

Total liabilities	5,418	5,050

SHAREHOLDERS’ EQUITY[a]	7,703	7,598

Total liabilities and shareholders’ equity	$13,121	$12,648

[a]	See page 65 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions	2006	2005	2004

INCOME
Dividends from subsidiaries:
Banks	$1,165	$700	$786
Nonbank subsidiaries	11	929	75
Interest income from subsidiaries	163	87	56
Other income	(4)	16	105

	1,335	1,732	1,022

EXPENSES
Interest on long-term debt with subsidiary trusts	103	64	36
Interest on other borrowed funds	149	106	64
Personnel and other expense	129	170	223

	381	340	323

Income before income tax benefit and equity in net income less dividends from subsidiaries	954	1,392	699
Income tax benefit	114	64	26

	1,068	1,456	725

Cumulative effect of accounting change, net of taxes (see Note 1)	5	—	—
Equity in net income less dividends from subsidiaries[a]	(18)	(327)	229

NET INCOME	$1,055	$1,129	$954

[a]	Includes results of discontinued operations (see Note 3 (“Acquisitions and Divestitures”), which begins on page 75).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOW
Year ended December 31,
in millions	2006	2005	2004

OPERATING ACTIVITIES
Net income	$1,055	$1,129	$954
Adjustments to reconcile net income to net cash provided by operating activities:
Net securities gains	—	(1)	(10)
Deferred income taxes	27	23	—
Equity in net income less dividends from subsidiaries[a]	18	327	(229)
Net (increase) decrease in other assets	(281)	(276)	43
Net increase (decrease) in other liabilities	361	25	(4)
Net decrease in accrued restructuring charges	—	—	(6)
Other operating activities, net	113	71	(27)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,293	1,298	721
INVESTING ACTIVITIES
Cash used in acquisitions, net of cash acquired	—	—	(195)
Net increase in interest-bearing deposits	(535)	(641)	(294)
Purchases of securities available for sale	(11)	(2)	(4)
Proceeds from sales, prepayments and maturities of securities available for sale	1	1	16
Net (increase) decrease in loans and advances to subsidiaries	80	(496)	(119)
(Increase) decrease in investments in subsidiaries	(28)	105	(101)

NET CASH USED IN INVESTING ACTIVITIES	(493)	(1,033)	(697)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	(3)	(66)	11
Net proceeds from issuance of long-term debt	1,500	861	1,330
Payments on long-term debt	(1,368)	(429)	(505)
Purchases of treasury shares	(644)	(229)	(512)
Net proceeds from issuance of common stock	244	129	160
Tax benefits in excess of recognized compensation cost for stock-based awards	28	—	—
Cash dividends paid	(557)	(531)	(508)

NET CASH USED IN FINANCING ACTIVITIES	(800)	(265)	(24)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

[a]	Includes results of discontinued operations (see Note 3 (“Acquisitions and Divestitures”), which begins on page 75).
KeyCorp paid $252 million in interest on borrowed funds in 2006, $159 million in 2005 and $96 million in 2004.