Form 10-K, Exhibit 13
period 2007-12-31
KEYCORP /NEW/
filed 2008-02-28
CIK 91576

Exhibit 13

FINANCIAL REVIEW

14	Management’s Discussion & Analysis of Financial Condition & Results of Operations

14	Introduction
14	Terminology
14	Description of business
14	Forward-looking statements
15	Long-term goals
16	Corporate strategy
16	Economic overview
17	Critical accounting policies and estimates

19	Highlights of Key’s 2007 Performance
19	Financial performance
21	Financial outlook
23	Strategic developments

23	Line of Business Results
24	Community Banking summary of operations
25	National Banking summary of continuing operations
27	Other Segments

27	Results of Operations
27	Net interest income
30	Noninterest income
33	Noninterest expense
34	Income taxes

35	Financial Condition
35	Loans and loans held for sale
39	Securities
41	Other investments
41	Deposits and other sources of funds
42	Capital

44	Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
44	Off-balance sheet arrangements
45	Contractual obligations
46	Guarantees

46	Risk Management
46	Overview
46	Market risk management
48	Liquidity risk management
51	Credit risk management
55	Operational risk management

56	Fourth Quarter Results

58	Certifications

59	Management’s Annual Report on Internal Control Over Financial Reporting

60	Reports of Independent Registered Public Accounting Firm

61	Consolidated Financial Statements and Related Notes
61	Consolidated Balance Sheets
62	Consolidated Statements of Income
63	Consolidated Statements of Changes in Shareholders’ Equity
64	Consolidated Statements of Cash Flows
65	Summary of Significant Accounting Policies
73	Earnings Per Common Share
74	Acquisitions and Divestitures
75	Line of Business Results
78	Restrictions on Cash, Dividends and Lending Activities
79	Securities
80	Loans and Loans Held for Sale
81	Loan Securitizations, Servicing and Variable Interest Entities
83	Nonperforming Assets and Past Due Loans
84	Goodwill and Other Intangible Assets
85	Short-Term Borrowings
86	Long-Term Debt
87	Capital Securities Issued by Unconsolidated Subsidiaries
87	Shareholders’ Equity
88	Stock-Based Compensation
91	Employee Benefits
95	Income Taxes
97	Commitments, Contingent Liabilities and Guarantees
100	Derivatives and Hedging Activities
102	Fair Value Disclosures of Financial Instruments
103	Condensed Financial Information of the Parent Company

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
INTRODUCTION
This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 61 through 104.
Terminology
This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.
♦	KeyCorp refers solely to the parent holding company.

♦	KeyBank refers to KeyCorp’s subsidiary bank, KeyBank National Association.

♦	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.

♦	In November 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business and announced a separate agreement to sell Champion’s origination platform. As a result of these actions, Key has accounted for this business as a discontinued operation. We use the phrase continuing operations in this document to mean all of Key’s business other than Champion. Key completed the sale of Champion’s origination platform in February 2007.

♦	Key engages in capital markets activities primarily through business conducted by the National Banking group. These activities encompass a variety of products and services. Among other things, Key trades securities as a dealer, enters into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conducts transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).

♦	All earnings per share data included in this discussion are presented on a diluted basis, which takes into account all common shares outstanding as well as potential common shares that could result from the exercise of outstanding stock options and other stock awards. Some of the financial information tables also include basic earnings per share, which takes into account only common shares outstanding.

♦	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 42.
Description of business
KeyCorp is one of the nation’s largest bank-based financial services companies, with consolidated total assets of $100.0 billion at December 31, 2007. Through KeyBank and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of December 31, 2007, KeyBank operated 955 full service retail banking branches in thirteen states, a telephone banking call center services group and 1,443 automated teller machines in fifteen states. Additional information pertaining to KeyCorp’s two business groups appears in the “Line of Business Results” section, which begins on page 23, and in Note 4 (“Line of Business Results”), which begins on page 75.
In addition to the customary banking services of accepting deposits and making loans, KeyCorp’s bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary bank, trust company and registered investment adviser subsidiaries, KeyCorp provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high net worth individuals and multiemployer trust funds established to provide pension, vacation or other benefits to employees.
KeyCorp provides other financial services — both inside and outside of its primary banking markets — through nonbank subsidiaries. These services include accident, health and credit-life insurance on loans made by KeyBank, principal investing, community development financing, securities underwriting and brokerage, and merchant services. KeyCorp also is an equity participant in a joint venture that provides merchant services to businesses.
Forward-looking statements
This report may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates,” or other similar words, expressions or conditional verbs such as “will,” “would,” “could,” and “should.”
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

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Trade, monetary or fiscal policy. The trade, monetary and fiscal policies implemented by government and regulatory bodies, such as the Board of Governors of the Federal Reserve System, may affect the economic environment in which Key operates.
Economic conditions. Recent problems in the housing market and related conditions in the financial markets have caused and may continue to cause deterioration in general economic conditions, or in the condition of the local economies or industries in which Key has significant operations or assets. Any such deterioration could have a material adverse effect on credit quality in existing portfolios and on Key’s ability to generate loans in the future.
Credit risk. Increasing interest rates or weakening economic conditions could make borrowers less able to repay outstanding loans or diminish the value of the collateral securing those loans. Additionally, the allowance for loan losses may be insufficient if the estimates and judgments management used to establish that allowance prove to be inaccurate.
Market dynamics and competition. Key’s revenue is susceptible to changes in the markets it serves, including changes resulting from mergers, acquisitions and consolidations among major clients and competitors. The prices charged for Key’s products and services and, hence, their profitability, could change depending on market demand, actions taken by competitors, and the introduction of new products and services.
Strategic initiatives. Results of operations could be affected by the outcome of management’s initiatives to grow revenues and manage expenses or by changes in the composition of Key’s business (including changes from acquisitions and divestitures) or in the geographic locations in which it operates.
Technological changes. Key’s financial performance depends in part on its ability to utilize technology efficiently and effectively to develop, market and deliver new and innovative products and services.
Operational risk. Key may experience operational or risk management failures due to technological or other factors.
Regulatory compliance. KeyCorp and its subsidiaries are subject to voluminous and complex rules, regulations and guidelines imposed by a number of government authorities. Monitoring compliance with these requirements is a significant task, and failure to comply may result in penalties or related costs that could have an adverse effect on Key’s results of operations. In addition, regulatory practices, requirements or expectations may continue to expand.
Legal obligations. Key may become subject to new legal obligations, or may sustain an unfavorable resolution of pending litigation. Either scenario could have an adverse effect on financial results or capital.
Regulatory capital. KeyCorp and KeyBank must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, or mandate the appointment of a conservator or receiver in severe cases.
Financial markets conditions. Changes in the stock markets, public debt markets and other financial markets, including the continuation of current disruption in the fixed income markets, could adversely affect Key’s stock price, Key’s ability to raise necessary capital or other funding, or Key’s ability to securitize and sell loans. In addition, such changes could have an adverse effect on Key’s underwriting and brokerage activities, investment and wealth management advisory businesses, and private equity investment activities. Key’s access to the capital markets and liquidity could be adversely affected by direct circumstances, such as a credit downgrade, or indirect circumstances with market-wide consequences, such as terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
Business continuity. Although Key has disaster recovery plans in place, events such as natural disasters, terrorist activities or military actions could damage facilities or otherwise disrupt operations.
International operations. Key meets the equipment leasing needs of companies worldwide. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect the countries in which Key operates may have an adverse effect on those leasing clients and their ability to make timely payments.
Accounting principles and taxation. Changes in U.S. generally accepted accounting principles (“GAAP”) could have a significant adverse effect on Key’s reported financial results. Although these changes may not have an economic impact on Key’s business, they could affect its ability to attain targeted levels for certain performance measures. In addition, changes in domestic tax laws, rules and regulations, including the interpretation thereof by the Internal Revenue Service (“IRS”) or other governmental bodies, could adversely affect Key’s financial condition or results of operations.
Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not assume any obligation to update these forward-looking statements.
Long-term goals
Key’s long-term financial goals are to grow its earnings per common share and achieve a return on average equity, each at or above the respective median of its peer group. The strategy for achieving these goals is described under the heading “Corporate Strategy” on page 16.
Key occasionally uses capital that is not needed to meet internal guidelines and minimum regulatory requirements to repurchase common shares in the open market or through privately-negotiated transactions. As a result of such repurchases, Key’s weighted-average fully-diluted common shares decreased to 395.8 million shares for 2007 from 410.2 million shares for 2006. Reducing the share count can foster both earnings per share growth and improved returns on average equity, but Key’s share repurchase activity has never been significant enough to have a material effect on either of these profitability measures.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Corporate strategy
The strategy for achieving Key’s long-term goals includes the following six primary elements:
♦	Focus on core businesses. We concentrate on businesses that enable Key to build client relationships. We focus on our “footprint” operations (i.e., businesses conducted primarily within the states that have branches) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate activities, investment management and equipment leasing. Management believes Key possesses resources of the scale necessary to compete nationally in the market for these services.

♦	Build relationships. We work to deepen relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. To that end, we emphasize deposit growth across all lines of business. We also put considerable effort into enhancing service quality.

♦	Enhance our business. We strive for continuous improvement in Key’s businesses. We continue to focus on increasing revenues, controlling expenses and maintaining the credit quality of Key’s loan portfolios. We intend to continue to leverage technology to achieve these objectives.

♦	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. We intend to achieve this by:
—	attracting, developing and retaining a talented, high-performing and inclusive workforce;

—	developing leadership at all staff and management levels;

—	creating a positive, stimulating and client-focused work environment; and

—	compensating for performance achieved in ways that are consistent with Key’s values.
♦	Enhance performance measurement. We intend to refine and to enhance our utilization of performance measurement mechanisms that help ensure that Key is maximizing shareholder returns and that those returns are appropriate considering the inherent levels of risk involved. We will strive to craft incentive compensation plans that reward the contributions employees make to profitability.

♦	Manage capital effectively. We intend to continue to manage Key’s equity capital effectively by paying dividends to shareholders, repurchasing Key common shares in the open market or through privately-negotiated transactions, and investing in our businesses.
Economic overview
Economic growth in the United States as measured by the Gross Domestic Product (“GDP”) averaged 3.1% during the first three quarters of 2007. This exceeded the 2006 average of 2.6% and the ten-year average of 2.8%. During 2007, the economy added an average of 111,000 new jobs per month to the nation’s employment levels. The unemployment rate averaged 4.6% during 2007, unchanged from the prior year. Consumer prices rose 4.1%, the largest increase since 1990, reflecting increases in food, energy and medical costs. During the second half of 2007, concerns began to grow that economic pressures caused by the deteriorating housing sector would extend to the broader economy and cause consumer and capital spending to decline, adversely affecting the GDP and job growth in 2008. The benchmark ten-year Treasury yield began 2007 at 4.70% and finished the year at 4.02%. The two-year Treasury yield began 2007 at 4.81% and closed the year at 3.05%. During 2007, the banking industry, including Key, continued to experience commercial and industrial loan growth.
During the second half of 2007, the U.S. economy was adversely affected by continued deterioration in the housing market and extraordinary volatility in the fixed income markets. New home sales declined by 41% nationally, median home prices of existing homes fell by more than 5% and defaults on subprime mortgage loans rose significantly as adjustable-rate mortgages reset higher and housing became less affordable. In addition, the widening of credit spreads in the fixed income markets adversely affected the market values at which loans held for sale, trading portfolios and certain investments are recorded. These problems affected Key’s 2007 results in varying degrees. Certain geographic regions were hit harder than others and this had some influence on the regional business conducted by the Community Banking group and the national commercial real estate lending business conducted by the National Banking group, particularly in Florida and southern California.
Declines in new home sales for 2007 by geographic regions as defined by the U.S. Department of Commerce were as follows: Northeast —27%, Midwest — 56%, West — 43% and South — 36%. This information provides some indication of the extent to which Key’s business may have been affected by the state of the economy in the regions in which the Community and National Banking groups operate. Further information pertaining to Key’s geographic exposure is included in the “Demographics” section on page 17.
Losses caused by disruption in the credit and fixed income markets have put capital levels at many banks under pressure, resulting in a tightening of lending standards and terms. With the news of subprime losses, the London Interbank Offered Rate increased, thereby causing a dramatic rise in the cost of both short and long-term credit. As a result, investors relied more heavily on high quality U.S. Treasury obligations, pushing the yields for these securities down during the second half of 2007. In response, the Federal Reserve lowered the federal funds target rate from 5.25% to 4.25% during the last four months of 2007, and further reduced the rate to 3.00% in January 2008. In addition, the Federal Reserve acted to boost investor confidence by injecting liquidity into the short-term money markets.
For regional banks such as Key, access to the markets for unsecured term debt was severely restricted during the second half of 2007, with investors requiring much wider spreads over risk-free U.S. Treasury obligations to make new investments. Regional and money center banks also experienced reduced liquidity and elevated costs for 30-day money market borrowings between financial institutions. For this and other reasons, in December 2007 the Federal Reserve introduced the Term Auction Facility (“TAF”) program to provide additional funding for financial institutions.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Demographics. Key’s Community Banking group serves consumers and small to mid-sized businesses by offering a variety of deposit, investment, lending and wealth management products and services. These products and services are provided through a 13-state branch network organized into four geographic regions as defined by management: Northwest, Rocky Mountains, Great Lakes and Northeast. Figure 1 shows the geographic diversity of the Community Banking group’s core deposits, commercial loans and home equity loans.
FIGURE 1. COMMUNITY BANKING GEOGRAPHIC DIVERSITY

	Geographic Region
Year ended December 31, 2007		Rocky
dollars in millions	Northwest	Mountains	Great Lakes	Northeast	Nonregion [a]	Total

Average core deposits	$9,639	$3,557	$14,009	$11,846	$1,824	$40,875
Percent of total	23.6%	8.7%	34.3%	29.0%	4.4%	100.0%

Average commercial loans	$4,034	$1,898	$4,778	$2,828	$961	$14,499
Percent of total	27.8%	13.1%	33.0%	19.5%	6.6%	100.0%

Average home equity loans	$2,654	$1,222	$3,022	$2,629	$144	$9,671
Percent of total	27.4%	12.6%	31.3%	27.2%	1.5%	100.0%

a	Represents core deposit, commercial loan and home equity loan products centrally managed outside of the four Community Banking regions.
Key’s National Banking group includes those corporate and consumer business units that operate nationally, within and beyond the 13-state branch network, as well as internationally. The specific products and services offered by the National Banking group are described in Note 4 (“Line of Business Results”), which begins on page 75.
The diversity of Key’s commercial real estate lending business based on industry type and location is shown in Figure 17 on page 36. The homebuilder loan portfolio within the National Banking group has been adversely affected by the downturn in the U.S. housing market. As a result of deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and southern California, and the significant increase in the level of nonperforming loans during the second half of 2007, management determined that the provision for loan losses should be increased. Results for the National Banking group were also influenced by continued volatility in the capital markets, which led to declines in the market values at which certain assets are recorded.
Critical accounting policies and estimates
Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies in many areas. These choices are critical; not only are they necessary to comply with GAAP, they also reflect management’s view of the most appropriate way to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 65, provide a greater understanding of how Key’s financial performance is recorded and reported.
In management’s opinion, some accounting policies are more likely than others to have a significant effect on Key’s financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance, or require management to exercise judgment and to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may change over time or prove to be inaccurate.
Management relies heavily on the use of judgment, assumptions and estimates to make a number of core decisions, including accounting for the allowance for loan losses; loan securitizations; contingent liabilities, guarantees and income taxes; derivatives and related hedging activities; and assets and liabilities that involve valuation methodologies. A brief discussion of each of these areas follows.
Allowance for loan losses. The loan portfolio is the largest category of assets on Key’s balance sheet. Management considers a variety of data to determine probable losses inherent in the loan portfolio and to establish an allowance that is sufficient to absorb those losses. For example, management applies historical loss rates to existing loans with similar risk characteristics and exercises judgment to assess the impact of factors such as changes in economic conditions, credit policies, underwriting standards, and in the level of credit risk associated with specific industries and markets. Other considerations include expected cash flows and estimated collateral values.
If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate considering the results of the analysis and other relevant factors. A specific allowance may be assigned — even when sources of repayment appear sufficient — if management remains uncertain that the loan will be repaid in full.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Management continually assesses the risk profile of the loan portfolio and adjusts the allowance for loan losses when appropriate. The economic and business climate in any given industry or market is difficult to gauge and can change rapidly, and the effects of those changes can vary by borrower. However, since Key’s total loan portfolio is well diversified in many respects, and the risk profile of certain segments of the loan portfolio may be improving while the risk profile of others is deteriorating, management may decide to change the level of the allowance for one segment of the portfolio without changing it for any other segment. As a result, changes in the level of the allowance for different segments may offset each other.
In addition to adjusting the allowance for loan losses to reflect market conditions, management also may adjust the allowance because of unique events that cause actual losses to vary abruptly and significantly from expected losses. For example, class action lawsuits brought against an industry segment (e.g., one that utilized asbestos in its product) can cause a precipitous deterioration in the risk profile of borrowers doing business in that segment. Conversely, the dismissal of such lawsuits can improve the risk profile. In either case, historical loss rates for that industry segment would not have provided a precise basis for determining the appropriate level of allowance.
Even minor changes in the level of estimated losses can significantly affect management’s determination of the appropriate level of allowance because those changes must be applied across a large portfolio. For example, an increase in estimated losses equal to one-tenth of one percent of Key’s December 31, 2007, consumer loan portfolio would result in an $18 million increase in the level of allowance deemed appropriate. The same level of increase in estimated losses for the commercial loan portfolio would result in a $53 million increase in the allowance. Such adjustments to the allowance for loan losses can materially affect net income. Following the above examples, an $18 million increase in the allowance would have reduced Key’s net income by approximately $11 million, or $.03 per share, and a $53 million increase in the allowance would have reduced net income by approximately $33 million, or $.08 per share.
In all of its decision-making regarding the allowance, management benefits from a lengthy organizational history and experience with credit decisions and related outcomes. Nonetheless, if management’s underlying assumptions later prove to be inaccurate, the allowance for loan losses would have to be adjusted, possibly having an adverse effect on Key’s results of operations.
Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 67.
Loan securitizations. Key securitizes education loans and accounts for those transactions as sales when the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. If management were to subsequently determine that the transactions did not meet the criteria prescribed by SFAS No. 140, the loans would have to be brought back onto the balance sheet, which could have an adverse effect on Key’s capital ratios and other unfavorable financial implications.
Management must make assumptions to determine the gains or losses resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 81. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Key’s accounting policy related to loan securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 67.
Contingent liabilities, guarantees and income taxes. Contingent liabilities arising from litigation and from guarantees in various agreements with third parties under which Key is a guarantor, and the potential effects of these items on Key’s results of operations, are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 97. In addition, it is not always clear how the Internal Revenue Code and various state tax laws apply to transactions that we undertake. In the normal course of business, Key may record tax benefits related to transactions, and then find those benefits contested by the IRS or state tax authorities. Key has provided tax reserves that management believes are adequate to absorb potential adjustments that such challenges may necessitate. However, if management’s judgment later proves to be inaccurate, the tax reserves may need to be adjusted, possibly having an adverse effect on Key’s results of operations and capital. For further information on Key’s accounting for income taxes, see Note 17 (“Income Taxes”), which begins on page 95.
Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by a third party could exceed the recorded amount. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2007.
Derivatives and related hedging activities. Key uses derivatives known as interest rate swaps and caps to hedge interest rate risk for asset and liability management purposes. These instruments modify the repricing characteristics of specified on-balance sheet assets and liabilities. Key’s accounting policies related to derivatives reflect the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as revised and further interpreted by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and other related accounting guidance. In accordance with this accounting guidance, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. Accounting for changes in the fair value (i.e., gains or losses) of a particular derivative differs depending on whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The application of hedge accounting requires significant judgment to interpret the relevant accounting guidance, as well as to assess hedge effectiveness, identify similar hedged item groupings, and measure changes in the fair value of the hedged items. Management believes that Key’s methods of addressing these judgmental areas and applying the accounting guidance are in accordance with GAAP and consistent with industry practices. However, interpretations of SFAS No. 133 and related guidance continue to change and evolve. In the future, these evolving interpretations could result in material changes to Key’s accounting for derivative financial instruments and related hedging activities. Although such changes may not have a material effect on Key’s financial condition, they could have a material adverse effect on Key’s results of operations in the period they occur. Additional information relating to Key’s use of derivatives is included in Note 1 under the heading “Derivatives Used for Asset and Liability Management Purposes” on page 68, and Note 19, “Derivatives and Hedging Activities,” which begins on page 100.
Valuation methodologies. Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. The outcomes of valuations performed by management have a direct bearing on the carrying amounts of assets and liabilities, including loans held for sale, principal investments, goodwill, and pension and other postretirement benefit obligations. To determine the values of these assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results, which could affect Key’s results of operations.
A discussion of the valuation methodology applied to Key’s loans held for sale is included in the section entitled “Loans held for sale” on page 37.
Key’s principal investments include direct and indirect investments, predominantly in privately held companies. The fair values of these investments are determined by considering a number of factors, including the target company’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. The fair value of principal investments was $993 million at December 31, 2007; a 10% positive or negative variance in that fair value would have increased or decreased Key’s 2007 earnings by $99 million ($62 million after tax), or $.16 per share.
The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 68. The first step in testing for impairment is to determine the fair value of each reporting unit. Key’s reporting units for purposes of this testing are its major business segments: Community Banking and National Banking. Two primary assumptions are used in determining these fair values: Key’s revenue growth rate and the future weighted-average cost of capital (“WACC”). Key’s goodwill impairment testing for 2007 assumed a revenue growth rate of 6.00% and a WACC of 11.50%. The second step of impairment testing is necessary only if the carrying amount of either reporting unit exceeds its fair value, suggesting goodwill impairment. Assuming that only one of the primary assumptions (revenue growth rate or WACC) changes at a time, the carrying amount of Key’s reporting units would exceed fair value in the following circumstances:
Community Banking — negative 9.50% rate of revenue growth or 22.67% WACC
National Banking — negative 7.30% rate of revenue growth or 20.25% WACC
These sensitivities are not completely realistic since in reality, a change in one assumption could affect the other.
The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analysis of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 91.
When potential asset impairment is identified through testing, observable changes in active markets or other means, management must exercise judgment to determine the nature of the potential impairment (i.e., temporary or other-than-temporary) in order to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment on securities available for sale at December 31, 2007, is provided in Note 6 (“Securities”), which begins on page 79.
During 2007, management did not significantly alter the manner in which Key’s critical accounting policies were applied or in which related assumptions and estimates were developed, and did not adopt any new critical accounting policies.
HIGHLIGHTS OF KEY’S 2007 PERFORMANCE
Financial performance
Key’s 2007 income from continuing operations was $941 million, or $2.38 per diluted common share. These results compare to income from continuing operations — before the cumulative effect of an accounting change — of $1.193 billion, or $2.91 per share, for 2006, and $1.090 billion, or $2.63 per share, for 2005.
Key’s net income was $919 million, or $2.32 per diluted common share, for 2007, compared to $1.055 billion, or $2.57 per share, for 2006, and $1.129 billion, or $2.73 per share, for 2005.
Figure 2 shows Key’s continuing and discontinued operating results and related performance ratios for 2007, 2006 and 2005. Key’s financial performance for each of the past six years is summarized in Figure 4 on page 21.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 2. RESULTS OF OPERATIONS

Year ended December 31,
dollars in millions, except per share amounts	2007	2006		2005

SUMMARY OF OPERATIONS
Income from continuing operations before cumulative effect of accounting change	$941	$1,193		$1,090
(Loss) income from discontinued operations, net of taxes [a]	(22)	(143	) [b]	39
Cumulative effect of accounting change, net of taxes	—	5		—

Net income	$919	$1,055		$1,129

PER COMMON SHARE — ASSUMING DILUTION [c]
Income from continuing operations before cumulative effect of accounting change	$2.38	$2.91		$2.63
(Loss) income from discontinued operations [a]	(.05)	(.35	) [b]	.09
Cumulative effect of accounting change	—	.01		—

Net income	$2.32	$2.57		$2.73

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	.99%	1.30%		1.24%
Return on average equity	12.19	15.43		14.88
From consolidated operations:
Return on average total assets	.97%	1.12%		1.24%
Return on average equity	11.90	13.64		15.42

a	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

b	Includes a net after-tax charge of $165 million, or $.40 per share, consisting of: (1) a $170 million, or $.42 per share, write-off of goodwill associated with Key’s 1997 acquisition of Champion and (2) a net after-tax credit of $5 million, or $.01 per share, from the net gain on sale of the Champion Mortgage loan portfolio and disposal transaction costs.

c	Earnings per share may not foot due to rounding.
As shown in Figure 3, earnings for 2007 were affected by several significant items, some of which were the result of strategic actions taken to pursue Key’s long-term goals.
FIGURE 3. SIGNIFICANT ITEMS AFFECTING 2007 EARNINGS

	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount	Amount	on EPS

McDonald Investments branch network [a]	$142	$89	$.22
Gains related to MasterCard Incorporated shares	67	42	.11
Gain from settlement of automobile residual value insurance litigation	26	17	.04
Provision for loan losses in excess of net charge-offs	(254)	(159)	(.40)
Liability to Visa	(64)	(40)	(.10)
Loss from repositioning of securities portfolio	(49)	(31)	(.08)
Litigation reserve	(42)	(26)	(.07)
Provision for losses on lending-related commitments	(28)	(17)	(.04)
Separation expense	(25)	(16)	(.04)

a	Represents the financial effect of the McDonald Investments branch network, including a gain of $171 million ($107 million after tax) from the February 9, 2007, sale of that network.

EPS = Earnings per diluted common share
During the first quarter of 2007, Key completed the previously announced sales of the McDonald Investments branch network and the Champion Mortgage loan origination platform. Both transactions are consistent with Key’s strategy of focusing on core relationship businesses and exiting those areas in which it does not have either the scale or opportunity to build profitable client relationships.
During the same period, management repositioned Key’s securities portfolio to enhance future financial performance, particularly in the event of a decline in interest rates. For more detailed information regarding the repositioning and composition of the securities portfolio, see the section entitled “Securities,” which begins on page 39.
Events leading up to the recognition of other items presented in Figure 3 are discussed in detail throughout this report.
Key’s top four priorities for 2007 were to profitably grow revenue, institutionalize a culture of compliance and accountability, maintain a strong credit culture and improve operating leverage so that revenue growth outpaces expense growth. During 2007:
♦	Total revenue, which includes both net interest income and noninterest income, rose by $56 million, or 1%, from the prior year. Net interest income decreased by $46 million as interest rate spreads on both loans and deposits remained under pressure due to competitive pricing and heavier reliance on short-term wholesale borrowings to support earning asset growth. The tightening of interest rate spreads more than

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 4. SELECTED FINANCIAL DATA

							Compound
							Annual Rate
							of Change
dollars in millions, except per share amounts	2007	2006	2005	2004	2003	2002	(2002-2007)

YEAR ENDED DECEMBER 31,
Interest income	$5,644	$5,380	$4,383	$3,562	$3,721	$4,115	6.5%
Interest expense	2,875	2,565	1,727	1,106	1,165	1,519	13.6
Net interest income	2,769	2,815	2,656	2,456	2,556	2,596	1.3
Provision for loan losses	529	150	143	185	498	548	(.7)
Noninterest income	2,229	2,127	2,067	1,925	1,950	1,998	2.2
Noninterest expense	3,248	3,149	3,054	2,884	2,816	2,763	3.3
Income from continuing operations before income taxes and cumulative effect of accounting change	1,221	1,643	1,526	1,312	1,192	1,283	(1.0)
Income from continuing operations before cumulative effect of accounting change	941	1,193	1,090	907	872	958	(.4)
(Loss) income from discontinued operations, net of taxes	(22)	(143)	39	47	31	18	(4.1)
Income before cumulative effect of accounting change	919	1,050	1,129	954	903	976	(1.2)
Net income	919	1,055	1,129	954	903	976	(1.2)

PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting change	$2.40	$2.95	$2.67	$2.21	$2.06	$2.25	1.3%
(Loss) income from discontinued operations	(.06)	(.35)	.10	.11	.07	.04	(8.4)
Income before cumulative effect of accounting change	2.35	2.60	2.76	2.32	2.14	2.29	.5
Net income	2.35	2.61	2.76	2.32	2.14	2.29	.5
Income from continuing operations before cumulative effect of accounting change — assuming dilution	2.38	2.91	2.63	2.18	2.05	2.22	1.4
(Loss) income from discontinued operations — assuming dilution	(.05)	(.35)	.09	.11	.07	.04	(4.6)
Income before cumulative effect of accounting change — assuming dilution	2.32	2.56	2.73	2.30	2.12	2.27	.4
Net income — assuming dilution	2.32	2.57	2.73	2.30	2.12	2.27	.4
Cash dividends paid	1.46	1.38	1.30	1.24	1.22	1.20	4.0
Book value at year end	19.92	19.30	18.69	17.46	16.73	16.12	4.3
Market price at year end	23.45	38.03	32.93	33.90	29.32	25.14	(1.4)
Dividend payout ratio	62.13%	52.87%	47.10%	53.45%	57.01%	52.40%	N/A
Weighted-average common shares outstanding (000)	392,013	404,490	408,981	410,585	422,776	425,451	(1.6)
Weighted-average common shares and potential common shares outstanding (000)	395,823	410,222	414,014	415,430	426,157	430,703	(1.7)

AT DECEMBER 31,
Loans	$70,823	$65,826	$66,478	$63,372	$59,754	$59,813	3.4%
Earning assets	86,841	80,090	80,143	78,140	72,560	73,094	3.5
Total assets	99,983	92,337	93,126	90,747	84,498	85,214	3.2
Deposits	63,099	59,116	58,765	57,842	50,858	49,346	5.0
Long-term debt	11,957	14,533	13,939	14,846	15,294	15,605	(5.2)
Shareholders’ equity	7,746	7,703	7,598	7,117	6,969	6,835	2.5

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	.99%	1.30%	1.24%	1.09%	1.07%	1.21%	N/A
Return on average equity	12.19	15.43	14.88	13.07	12.63	14.68	N/A
Net interest margin (taxable equivalent)	3.46	3.67	3.65	3.62	3.73	3.91	N/A
From consolidated operations:
Return on average total assets	.97%	1.12%	1.24%	1.10%	1.07%	1.19%	N/A
Return on average equity	11.90	13.64	15.42	13.75	13.08	14.96	N/A
Net interest margin (taxable equivalent)	3.46	3.69	3.69	3.63	3.78	3.94	N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	7.75%	8.34%	8.16%	7.84%	8.25%	8.02%	N/A
Tangible equity to tangible assets	6.46	7.01	6.68	6.35	6.94	6.73	N/A
Tier 1 risk-based capital	7.44	8.24	7.59	7.22	8.35	7.74	N/A
Total risk-based capital	11.38	12.43	11.47	11.47	12.57	12.11	N/A
Leverage	8.39	8.98	8.53	7.96	8.55	8.16	N/A

OTHER DATA
Average full-time equivalent employees	18,934	20,006	19,485	19,576	20,064	20,816	(1.9)%
Branches	955	950	947	935	906	910	1.0

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions and Divestitures”), which begins on page 74, contains specific information about the transactions Key completed during the past three years to help in understanding how they may have impacted Key’s financial condition and results of operations.

N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
offset the positive effect of a 4% increase in average earning assets, due largely to solid commercial loan growth. Excluding the $25 million increase attributable to the sale of the McDonald Investments branch network, Key’s noninterest income was up $77 million from the 2006 level, reflecting strong performances from several fee-based businesses and higher net gains from principal investing. Additionally, 2007 results benefited from a $58 million increase in gains related to the sale of MasterCard Incorporated shares and a $26 million gain from the settlement of the automobile residual value insurance litigation. The increase in noninterest income was moderated by the impact of continued volatility in the fixed income markets on several of Key’s capital markets-driven businesses, and a $49 million loss recorded in connection with the repositioning of the securities portfolio.

♦	Key continued to strengthen its compliance and operations infrastructure, which is designed to detect and prevent money laundering in accordance with the requirements of the Bank Secrecy Act (“BSA”). As a result of these efforts, during the second quarter, the Office of the Comptroller of the Currency removed the October 2005 consent order concerning KeyBank’s BSA and anti-money laundering compliance. At that same time, the Federal Reserve Bank of Cleveland terminated its memorandum of understanding with KeyCorp concerning BSA and other related matters.

♦	Key’s nonperforming assets rose by $491 million from the level reported one year ago. The increase was attributable to the effect of deteriorating market conditions on the residential properties segment of the commercial real estate construction portfolio, with the majority of the increase coming from nonperforming loans outstanding in Florida and southern California. Outside of this portfolio, Key experienced only modest increases in nonperforming loans during 2007. Net loan charge-offs for 2007 totaled $275 million, or .41% of average total loans.

♦	Key continued to manage expenses effectively. Excluding the $121 million reduction caused by the sale of the McDonald Investments branch network, a $64 million charge recorded in 2007 for the fair value of Key’s potential liability to Visa Inc., a $42 million charge recorded in 2007 for litigation, and 2007 separation expense of $25 million, total noninterest expense was up $89 million, or 3%, from the 2006 level. This growth reflected increases in operating lease expense, personnel expense, and business and franchise taxes. In addition, Key recorded a $28 million provision for losses on lending-related commitments, compared to a $6 million credit in 2006.
Further, Key continued to effectively manage equity capital by paying dividends to shareholders, repurchasing shares and investing in its businesses. During 2007, Key repurchased 16.0 million of its common shares. At December 31, 2007, Key’s tangible equity to tangible assets ratio was 6.46%.
The primary reasons that Key’s revenue and expense components changed over the past three years are reviewed in greater detail throughout the remainder of the Management’s Discussion & Analysis section.
Key’s results for 2007 were adversely affected by the need to record additional loan loss reserves in response to deteriorating conditions in the housing market, losses associated with volatility in the fixed income markets and the strategic decision to exit certain business activities. However, the increase in Key’s loan loss reserves was less extensive than it would have been if management had not already taken action to position Key for a potential downturn in the credit cycle. Management moved two years ago to curtail Key’s Florida condominium exposure, completed the sale of Key’s subprime mortgage lending business during the fourth quarter of 2006, and in December 2007 announced decisions to exit dealer-originated home improvement lending activities, cease conducting business with nonrelationship homebuilders outside of Key’s Community Banking footprint and cease offering Payroll Online services.
Financial outlook
During the fourth quarter of 2007, Key increased its provision for loan losses significantly in response to deteriorating market conditions in the commercial real estate loan portfolio. Also, since July 2007, the fixed income markets have experienced extraordinary volatility, rapidly widening credit spreads and significantly reduced liquidity. Key participates in these markets through business conducted by its National Banking group and through principal investing activities, and Key is also impacted by activity in these markets in other important ways. Changes in market conditions, including most significantly the widening of credit spreads, can adversely affect the market values of Key’s loan and securities portfolios held for sale or trading, resulting in the recognition of both realized and unrealized losses. During 2007, Key recorded net losses of $17 million from loan sales and write-downs, net gains of $17 million from dealer trading and derivatives, and net losses of $34 million from certain real estate-related investments, for a total of $34 million in net losses. This compares to net gains of $152 million from these activities for 2006 and $171 million for 2005. Additionally, the widening of credit spreads and the overall reduction in liquidity have exerted pressure on Key’s net interest margin.
Management expects that in 2008 Key will experience:
♦	a net interest margin of around 3.30%;

♦	a low- to mid-single digit percentage increase in loans, excluding acquired balances;

♦	a low single digit percentage increase in core deposits;

♦	net loan charge-offs in the range of .60% to .70% of average loans;

♦	a low single digit percentage increase in expenses, excluding the 2007 charges for Key’s liability to Visa and for losses on lending-related commitments; and

♦	an effective tax rate of around 32% on a taxable-equivalent basis.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
As of February 13, 2008, Key had approximately $545 million of commercial real estate mortgage loans held for sale that were hedged to protect against interest rate exposure, but not fully hedged to protect against declines in market values that may result from changes in credit spreads and other market-driven factors. The typical means by which Key sells these loans have been through securitization structures known as commercial mortgage-backed securities (“CMBS”), or through whole loan sales. Through mid-February, as in the latter half of 2007, credit spreads on CMBS have continued to widen and remain volatile. The credit spreads over U.S. Treasury securities with similar maturities have recently reached new highs for CMBS. As a result, the value of Key’s loan and securities portfolios held for sale or trading has decreased. As of February 13, 2008, Key held investment grade CMBS with a face value of approximately $340 million, and approximately $115 million of other loans in its trading portfolio, which are subject to fair value adjustments. If market conditions at March 31, 2008, are similar to those experienced as of February 13, Key would expect to record additional adjustments of approximately $65 million after tax, or $.16 per diluted common share, in the first quarter to reflect declines in the market values of these portfolios. Management believes that these adjustments are due to volatile market conditions, illiquidity in the CMBS market and investor concerns about pricing for risk, and that these adjusted market values do not reflect the credit quality of the assets underlying the CMBS or commercial real estate loans held for sale. Management cannot predict changes that may occur in the fixed income markets over the remainder of the first quarter or thereafter, and, consequently, any actual adjustments may differ from the estimated amount described above.
Strategic developments
Management initiated a number of specific actions during 2007 and 2006 to support Key’s corporate strategy summarized on page 16.
♦	On December 20, 2007, Key announced its decision to exit dealer-originated home improvement lending activities, which involve prime loans but are largely out-of-footprint. Key also announced that it will cease offering Payroll Online services, which are not of sufficient size to provide economies of scale to compete profitably. Additionally, Key has moved to cease conducting business with nonrelationship homebuilders outside of its 13-state Community Banking footprint.

♦	On October 1, 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, elementary and secondary educational institutions. The combination of the payment plan systems and technology in place at Tuition Management Systems and the array of payment plan products offered by Key’s Consumer Finance line of business created one of the largest payment plan providers in the nation.

♦	On July 27, 2007, Key entered into an agreement to acquire U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. Key completed this acquisition on January 1, 2008, at which time U.S.B. Holding Co. had assets of $2.8 billion and deposits of $1.8 billion. The acquisition nearly doubled Key’s branch penetration in the attractive Lower Hudson Valley area.

♦	On February 9, 2007, McDonald Investments Inc., a wholly-owned subsidiary of KeyCorp, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets. Key retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KeyBank continues to operate the Wealth Management, Trust and Private Banking businesses. On April 16, 2007, Key renamed the registered broker/dealer through which our corporate and institutional investment banking and securities businesses operate. The new name is KeyBanc Capital Markets Inc.

♦	On November 29, 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business. Key completed the sale of the Champion loan origination platform on February 28, 2007.

♦	On April 1, 2006, Key’s asset management product line was broadened by the acquisition of Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at the date of acquisition. Austin specializes in selecting and managing hedge fund investments for a principally institutional customer base.
LINE OF BUSINESS RESULTS
This section summarizes the financial performance and related strategic developments of Key’s two major business groups: Community Banking and National Banking. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 75. Note 4 describes the products and services offered by each of these business groups, provides more detailed financial information pertaining to the groups and their respective lines of business, and explains “Other Segments” and “Reconciling Items.”
Figure 5 summarizes the contribution made by each major business group to Key’s taxable-equivalent revenue and income from continuing operations for each of the past three years.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 5. MAJOR BUSINESS GROUPS — TAXABLE-EQUIVALENT REVENUE
AND INCOME (LOSS) FROM CONTINUING OPERATIONS

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

REVENUE FROM CONTINUING OPERATIONS (TE)
Community Banking [a]	$2,709	$2,698	$2,643	$11	.4%
National Banking [b]	2,342	2,420	2,213	(78)	(3.2)
Other Segments [c]	112	28	70	84	300.0

Total Segments	5,163	5,146	4,926	17	.3
Reconciling Items [d]	(66)	(101)	(82)	35	34.7

Total	$5,097	$5,045	$4,844	$52	1.0%

INCOME (LOSS) FROM CONTINUING OPERATIONS
Community Banking [a]	$538	$422	$410	$116	27.5%
National Banking [b]	329	705	641	(376)	(53.3)
Other Segments [c]	83	42	68	41	97.6

Total Segments	950	1,169	1,119	(219)	(18.7)
Reconciling Items [d]	(9)	24	(29)	(33)	N/M

Total	$941	$1,193	$1,090	$(252)	(21.1)%

a	Community Banking results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”), which begins on page 74, for more information pertaining to this transaction.

b	National Banking results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

c	Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for litigation recorded during the second quarter. This charge and the litigation charge referred to in note (d) below comprise the $42 million charge recorded in connection with the Honsador litigation disclosed in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 97. Results for 2007 also include a $49 million ($31 million after tax) loss recorded during the first quarter in connection with the repositioning of the securities portfolio.

d	Reconciling Items include gains of $27 million ($17 million after tax) recorded during the third quarter of 2007, $40 million ($25 million after tax) recorded during the second quarter of 2007 and $9 million ($6 million after tax) recorded during the second quarter of 2006, all related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc. recorded during the fourth quarter, and a $16 million ($10 million after tax) charge for litigation recorded during the second quarter.

TE = Taxable Equivalent

N/M = Not Meaningful
Community Banking summary of operations
As shown in Figure 6, Community Banking recorded net income of $538 million for 2007, up from $422 million for 2006 and $410 million for 2005. The improvement in 2007 was the result of significant growth in noninterest income, lower noninterest expense and a reduced provision for loan losses. These positive results were offset in part by a decrease in net interest income.
Taxable-equivalent net interest income decreased by $73 million, or 4%, from 2006, as interest rate spreads on both average earning assets and deposits have remained under pressure due to competitive pricing. The decrease also reflected the effect of the February 2007 sale of the McDonald Investments branch network discussed below, in which Key transferred approximately $1.3 billion of Negotiable Order of Withdrawal (“NOW”) and money market deposit accounts to the buyer. McDonald Investments’ NOW and money market deposit accounts averaged $1.5 billion for 2006.
Excluding the $171 million gain associated with the sale of the McDonald Investments branch network, noninterest income decreased by $87 million, or 9%. A reduction in brokerage commissions caused by the McDonald Investments sale was offset in part by a $36 million increase in deposit service charge income.
The provision for loan losses decreased by $22 million, or 23%, as a result of an improved credit risk profile, primarily within the Middle Market lending unit.
Noninterest expense declined by $153 million, or 8%, from 2006. The sale of the McDonald Investments branch network reduced Key’s costs by $121 million, including an $83 million decrease in personnel expense. The remainder of the decline in total noninterest expense reflected decreases in various charges, due in part to a reduction in the number of average full-time equivalent employees.
In 2006, the $12 million increase in net income was attributable to a $47 million, or 3%, increase in taxable-equivalent net interest income, an $8 million, or 1%, increase in noninterest income, and a $14 million, or 13%, reduction in the provision for loan losses. The positive effects of these changes were offset in part by a $50 million, or 3%, rise in noninterest expense, reflecting increases in personnel, marketing and various other expenses. Some of these additional costs were incurred in connection with the anticipated sale of the McDonald Investments branch network.
On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. U.S.B. Holding Company had assets of $2.8 billion and deposits of $1.8 billion at the date of acquisition. The acquisition nearly doubled Key’s branch penetration in the attractive Lower Hudson Valley area.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 6. COMMUNITY BANKING

Year ended December 31,					Change 2007 vs 2006
dollars in millions	2007		2006	2005	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,672		$1,745	$1,698	$(73)	(4.2)%
Noninterest income	1,037	[a]	953	945	84	8.8

Total revenue (TE)	2,709		2,698	2,643	11	.4
Provision for loan losses	72		94	108	(22)	(23.4)
Noninterest expense	1,776		1,929	1,879	(153)	(7.9)

Income before income taxes (TE)	861		675	656	186	27.6
Allocated income taxes and TE adjustments	323		253	246	70	27.7

Net income	$538		$422	$410	$116	27.5%

Percent of consolidated income from continuing operations	57%		35%	38%	N/A	N/A

AVERAGE BALANCES
Loans and leases	$26,806		$26,776	$27,073	$30	.1%
Total assets	29,569		29,828	30,138	(259)	(.9)
Deposits	46,659		46,683	44,151	(24)	(.1)

a	Community Banking results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”), which begins on page 74, for more information pertaining to this transaction.

TE = Taxable Equivalent

N/A = Not Applicable

ADDITIONAL COMMUNITY BANKING DATA
Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
NOW and money market deposit accounts	$19,842	$20,570	$19,477	$(728)	(3.5)%
Savings deposits	1,580	1,700	1,835	(120)	(7.1)
Certificates of deposits ($100,000 or more)	4,687	4,100	3,647	587	14.3
Other time deposits	11,755	11,583	10,785	172	1.5
Deposits in foreign office	1,097	668	310	429	64.2
Noninterest-bearing deposits	7,698	8,062	8,097	(364)	(4.5)

Total deposits	$46,659	$46,683	$44,151	$(24)	(.1)%

HOME EQUITY LOANS
Average balance	$9,671	$10,046
Weighted-average loan-to-value ratio	70%	70%
Percent first lien positions	57	59

OTHER DATA
On-line households/household penetration	737,393 / 45%	706,928 / 42%
Branches	955	950
Automated teller machines	1,443	2,050

On February 9, 2007, McDonald Investments Inc., a wholly owned subsidiary of KeyCorp, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets. Key retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KeyBank continues to operate the Wealth Management, Trust and Private Banking businesses. On April 16, 2007, Key renamed its registered broker/dealer through which its corporate and institutional investment banking and securities businesses operate. The new name is KeyBanc Capital Markets Inc.
National Banking summary of continuing operations
As shown in Figure 7, income from continuing operations for National Banking was $329 million for 2007, compared to $705 million for 2006 and $641 million for 2005. This decline was the combined result of lower noninterest income and increases in the provision for loan losses and noninterest expense. These changes more than offset an increase in net interest income.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 7. NATIONAL BANKING

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,437	$1,406	$1,279	$31	2.2%
Noninterest income	905 [a]	1,014	934	(109)	(10.7)

Total revenue (TE)	2,342	2,420	2,213	(78)	(3.2)
Provision for loan losses	457	56	35	401	716.1
Noninterest expense	1,356	1,239	1,156	117	9.4

Income from continuing operations before income taxes (TE)	529	1,125	1,022	(596)	(53.0)
Allocated income taxes and TE adjustments	200	420	381	(220)	(52.4)

Income from continuing operations	329	705	641	(376)	(53.3)
(Loss) income from discontinued operations, net of taxes	(22)	(143)	39	121	84.6

Net income	$307	$562	$680	$(255)	(45.4)%

Percent of consolidated income from continuing operations	35%	59%	59%	N/A	N/A

AVERAGE BALANCES
Loans and leases	$40,128	$37,778	$34,389	$2,350	6.2%
Loans held for sale	4,427	4,148	3,616	279	6.7
Total assets	50,583	47,959	43,843	2,624	5.5
Deposits	12,165	10,919	7,823	1,246	11.4

a	National Banking results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

TE = Taxable Equivalent

N/A = Not Applicable
Taxable-equivalent net interest income rose by $31 million, or 2%, from 2006 as a result of increases in average earning assets and deposits, moderated in part by tighter interest rate spreads. Average loans and leases grew by $2.4 billion, or 6%, while average deposits rose by $1.2 billion, or 11%.
Noninterest income declined by $109 million, or 11%, as several capital markets-driven businesses were adversely affected by volatility in the financial markets. Results for 2007 include $33 million in net losses from loan sales and write-downs. The bulk of those losses were from commercial real estate loans held for sale ($70 million) and the write-down of education loans held for sale ($22 million). These net losses were offset in part by $54 million in net gains from the sale of commercial lease financing receivables. This compares to net gains of $60 million for 2006, including $37 million in net gains related to commercial real estate loans and a $25 million gain from the annual securitization and sale of education loans. Income from investment banking and capital markets activities decreased by $118 million for three primary reasons: income from other investments declined by $77 million, reflecting reductions in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business and a $25 million gain recorded during the first quarter of 2006 in connection with the initial public offering completed by the New York Stock Exchange, investment banking income decreased, and results from trading activities conducted in the Debt Capital Markets area were less favorable. The decline in total noninterest income was offset in part by a $45 million increase in trust and investment services income and a $47 million increase in operating lease revenue.
The provision for loan losses rose by $401 million, reflecting deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. In December 2007, Key announced a decision to cease conducting business with nonrelationship homebuilders outside of its 13-state Community Banking footprint. Because of this change and management’s prior decision to curtail condominium development lending activities in Florida, Key has transferred approximately $1.9 billion of homebuilder-related loans and condominium exposure to a special asset management group. The majority of these loans were performing at December 31, 2007, and were expected to continue to perform.
Noninterest expense grew by $117 million, or 9%, from 2006. Contributing to the growth was a $26 million increase in the provision for losses on lending-related commitments, a $44 million rise in costs associated with operating leases and an increase in personnel expense.
In 2006, the $64 million growth in income from continuing operations resulted from a $127 million, or 10%, increase in taxable-equivalent net interest income and an $80 million, or 9%, increase in noninterest income. The positive effects of these improvements were offset in part by an $83 million, or 7%, increase in noninterest expense, due in part to additional costs incurred in connection with business expansion, and a $21 million increase in the provision for loan losses.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Management continues to pursue opportunities to improve Key’s business mix and credit risk profile, and to emphasize relationship businesses. During the fourth quarter of 2007, management made the strategic decision to exit dealer-originated home improvement lending activities, which involve prime loans but are largely out-of-footprint. Key also decided to cease offering Payroll Online services, which were not of sufficient size to provide economies of scale to compete profitably. In 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business, and in the first quarter of 2007 completed the sale of Champion’s origination platform. As a result of these actions, Key has applied discontinued operations accounting to this business. Further information regarding the Champion divestiture is included in Note 3 (“Acquisitions and Divestitures”), which begins on page 74.
Over the past two years, Key also has completed two acquisitions that expanded its market share positions and strengthened its business. During 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing and related technology services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, elementary and secondary educational institutions. The combination of the payment plan systems and technology in place at Tuition Management Systems and the array of payment plan products offered by Key’s Consumer Finance line of business created one of the largest payment plan providers in the nation. In 2006, Key expanded the asset management product line by acquiring Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base.
Other Segments
Other Segments consists of Corporate Treasury and Key’s Principal Investing unit. These segments generated net income of $83 million for 2007, compared to $42 million for 2006. The improvement was attributable to an $81 million increase in net gains from principal investing and a $24 million charge recorded in the fourth quarter of 2006 in connection with the redemption of certain trust preferred securities. The increase resulting from these items was offset in part by the $49 million loss recorded in the first quarter of 2007 in connection with the repositioning of Key’s securities portfolio.
In 2006, Other Segments generated net income of $42 million, compared to $68 million for 2005. Net income declined because of a decrease in net gains from principal investing and the $24 million charge recorded in 2006 in connection with the redemption of trust preferred securities.
RESULTS OF OPERATIONS
Net interest income
One of Key’s principal sources of revenue is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:
♦	the volume, pricing, mix and maturity of earning assets and interest-bearing liabilities;

♦	the volume and value of net free funds, such as noninterest-bearing deposits and equity capital;

♦	the use of derivative instruments to manage interest rate risk;

♦	interest rate fluctuations and competitive conditions within the marketplace; and

♦	asset quality.
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
Taxable-equivalent net interest income for 2007 was $2.9 billion, representing a $50 million, or 2%, decrease from 2006. Figure 8, which spans pages 28 and 29, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with GAAP.
The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets. During 2007, Key’s net interest margin declined by 21 basis points to 3.46%. A basis point is equal to one one-hundredth of a percentage point, meaning 21 basis points equal .21%. The decrease in the net interest margin was moderated by the impact of a 5% rise in the volume of noninterest-bearing funds. The growth in these funds added approximately 15 basis points to the net interest margin.
The decline in net interest income and the reduction in the net interest margin reflected tighter interest rate spreads on both loans and deposits, caused by competitive pricing, client preferences for deposit products with more attractive interest rates, and heavier reliance on short-term wholesale borrowings to support earning asset growth during the second half of 2007. Additionally, as part of the February 2007 sale of the McDonald Investments branch network, Key transferred approximately $1.3 billion of NOW and money market deposit accounts to the buyer. McDonald Investments’ NOW and money market deposit accounts averaged $1.5 billion for 2006.
Heading into 2008, management expects Key’s net interest margin to remain under pressure due to strong competition for loans and deposits, the effects of disruption in the fixed income markets and the significant increase in nonperforming loans that occurred during the second half of 2007.
Average earning assets for 2007 totaled $82.9 billion, which was $3.4 billion, or 4%, higher than the 2006 level, due largely to a 5% increase in commercial loans. This growth was due in part to the higher demand for credit caused by the volatile capital markets environment.
In 2006, taxable-equivalent net interest income was $2.9 billion, representing a $141 million, or 5%, increase from 2005. During 2006, Key’s net interest margin rose by 2 basis points to 3.67%. The improvement in net interest income and the net interest margin was attributable to 7% growth in average commercial loans and an 8% increase in average core deposits, combined with a 9% rise in the volume of noninterest-bearing funds.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 8. AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND YIELDS/RATES FROM CONTINUING OPERATIONS

	2007			2006			2005
Year ended December 31,	Average		Yield/	Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans [a,b]
Commercial, financial and agricultural [c]	$22,415	$1,622	7.23%	$21,679	$1,547	7.13%	$19,480	$1,083	5.56%
Real estate — commercial mortgage	8,802	675	7.67	8,167	628	7.68	8,403	531	6.32
Real estate — construction	8,237	653	7.93	7,802	635	8.14	6,263	418	6.67
Commercial lease financing [c]	10,154	606	5.97	9,773	595	6.08	10,122	628	6.21

Total commercial loans	49,608	3,556	7.17	47,421	3,405	7.18	44,268	2,660	6.01
Real estate — residential	1,525	101	6.64	1,430	93	6.49	1,468	90	6.10
Home equity	10,815	775	7.17	10,971	775	7.07	11,094	687	6.20
Consumer — direct	1,367	144	10.53	1,639	152	9.26	1,834	158	8.60
Consumer — indirect	4,042	274	6.77	3,535	238	6.73	3,333	217	6.51

Total consumer loans	17,749	1,294	7.29	17,575	1,258	7.16	17,729	1,152	6.50

Total loans	67,357	4,850	7.20	64,996	4,663	7.17	61,997	3,812	6.15
Loans held for sale	4,461	337	7.57	4,168	325	7.80	3,637	254	6.99
Securities available for sale [d]	7,757	427	5.52	7,302	347	4.71	7,118	327	4.58
Held-to-maturity securities [a]	36	2	6.68	47	3	7.43	76	5	7.30
Trading account assets	917	38	4.10	857	30	3.51	933	27	2.90
Short-term investments	846	37	4.34	791	33	4.15	927	25	2.68
Other investments [d]	1,524	52	3.33	1,362	82	5.78	1,379	54	3.79

Total earning assets	82,898	5,743	6.84	79,523	5,483	6.88	76,067	4,504	5.92
Allowance for loan losses	(948)			(952)			(1,103)
Accrued income and other assets	12,934			13,131			12,945

Total assets	$94,884			$91,702			$87,909

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$24,070	762	3.17	$25,044	710	2.84	$22,696	360	1.59
Savings deposits	1,591	3	.19	1,728	4	.23	1,941	5	.26
Certificates of deposit ($100,000 or more) [e]	6,389	321	5.02	5,581	261	4.67	4,957	189	3.82
Other time deposits	11,767	550	4.68	11,592	481	4.14	10,789	341	3.16
Deposits in foreign office [f]	4,287	209	4.87	2,305	120	5.22	2,662	81	3.06

Total interest-bearing deposits	48,104	1,845	3.84	46,250	1,576	3.41	43,045	976	2.27
Federal funds purchased and securities sold under repurchase agreements[f]	4,330	208	4.79	2,215	107	4.80	2,577	71	2.74
Bank notes and other short-term borrowings	2,423	104	4.28	2,284	94	4.12	2,796	82	2.94
Long-term debt [e,f,g]	12,537	718	5.84	13,983	788	5.62	14,094	598	4.32

Total interest-bearing liabilities	67,394	2,875	4.28	64,732	2,565	3.96	62,512	1,727	2.77
Noninterest-bearing deposits	13,635			13,053			12,001
Accrued expense and other liabilities	6,133			6,183			6,073
Shareholders’ equity	7,722			7,734			7,323

Total liabilities and shareholders’ equity	$94,884			$91,702			$87,909

Interest rate spread (TE)			2.56%			2.92%			3.15%

Net interest income (TE) and net interest margin (TE)		2,868	3.46%		2,918	3.67%		2,777	3.65%

TE adjustment [a]		99			103			121

Net interest income, GAAP basis		$2,769			$2,815			$2,656

Capital securities	—	—		—	—		—	—

a	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

b	For purposes of these computations, nonaccrual loans are included in average loan balances.

c	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing portfolio to the commercial, financial and agricultural portfolio to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

d	Yield is calculated on the basis of amortized cost.

e	Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 100, for an explanation of fair value hedges.

f	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

g	Long-term debt includes capital securities prior to July 1, 2003. Effective July 1, 2003, the business trusts that issued the capital securities were de-consolidated in accordance with FASB Revised Interpretation No. 46.

TE = Taxable Equivalent

N/M = Not Meaningful

GAAP = U.S. generally accepted accounting principles

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2004			2003			2002			(2002-2007)
Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$17,119	$762	4.45%	$16,467	$794	4.82%	$17,126	$875	5.11%	5.5%	13.1%

7,032	354	5.03	6,571	343	5.22	6,956	403	5.79	4.8	10.9
4,926	250	5.08	5,333	274	5.14	5,849	315	5.38	7.1	15.7
8,269	487	5.90	7,457	446	5.99	6,695	447	6.68	8.7	6.3

37,346	1,853	4.96	35,828	1,857	5.18	36,626	2,040	5.57	6.3	11.8
1,563	94	6.01	1,802	117	6.47	2,165	151	6.98	(6.8)	(7.7)
11,903	625	5.25	12,036	656	5.46	10,927	691	6.32	(.2)	2.3
2,048	154	7.52	2,135	157	7.36	2,199	183	8.30	(9.1)	(4.7)
5,366	411	7.66	5,585	475	8.50	6,560	597	9.10	(9.2)	(14.4)

20,880	1,284	6.15	21,558	1,405	6.52	21,851	1,622	7.42	(4.1)	(4.4)

58,226	3,137	5.39	57,386	3,262	5.69	58,477	3,662	6.26	2.9	5.8
2,509	114	4.55	2,447	112	4.60	2,247	123	5.52	14.7	22.3
7,214	327	4.55	7,854	355	4.54	6,341	387	6.13	4.1	2.0
85	8	8.69	112	11	9.03	181	16	8.67	(27.6)	(34.0)
1,222	22	1.77	926	17	1.80	644	12	1.90	7.3	25.9
962	13	1.29	669	8	1.24	785	11	1.36	1.5	27.5
1,257	35	2.77	1,023	27	2.62	871	24	2.57	11.8	16.7

71,475	3,656	5.11	70,417	3,792	5.39	69,546	4,235	6.09	3.6	6.3
(1,276)			(1,401)			(1,545)			(9.3)
13,090			12,517			11,360			2.6

$83,289			$81,533			$79,361			3.6

$20,175	147	.73	$17,913	149	.83	$13,761	131	.95	11.8	42.2
2,007	5	.23	2,072	10	.50	1,986	13	.67	(4.3)	(25.4)

4,834	178	3.71	4,796	186	3.93	4,741	218	4.63	6.1	8.0
10,564	304	2.88	11,330	336	2.96	12,859	496	3.86	(1.8)	2.1
1,438	6	.40	1,885	22	1.13	2,336	39	1.67	12.9	39.9

39,018	640	1.64	37,996	703	1.85	35,683	897	2.52	6.2	15.5

3,129	22	.71	4,739	50	1.06	5,527	90	1.63	(4.8)	18.2

2,631	42	1.59	2,612	60	2.29	2,943	79	2.67	(3.8)	5.7
14,304	402	2.93	13,287	352	2.76	14,615	453	3.14	(3.0)	9.6

59,082	1,106	1.89	58,634	1,165	2.01	58,768	1,519	2.59	2.8	13.6
11,172			10,347			9,098			8.4

6,098			5,649			4,971			4.3
6,937			6,903			6,524			3.4

$83,289			$81,533			$79,361			3.6

		3.22%			3.38%			3.50%

	2,550	3.62%		2,627	3.73%		2,716	3.91%		1.1%

	94			71			120			(3.8)

	$2,456			$2,556			$2,596			1.3%

—	—		$629	$36		$1,254	$78			N/M

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
As a result of the rising interest rate environment in 2006, noninterest-bearing funds were of significantly greater value as they added approximately 25 basis points to the net interest margin. Key’s net interest margin also benefited from a slight asset-sensitive interest rate risk position. The increase in the net interest margin was offset in part by the sale of certain assets that had higher yields, but did not fit Key’s relationship banking strategy. Additionally, during 2006, Key experienced tighter interest rate spreads as a result of competitive pressure on loan and deposit pricing, and a change in deposit mix, as consumers shifted funds from money market deposit accounts to time deposits.
Average earning assets for 2006 totaled $79.5 billion, which was $3.5 billion, or 5%, higher than the 2005 level, due largely to the growth in commercial loans.
Over the past two years, the growth and composition of Key’s earning assets have been affected by the following loan sales, most of which came from the held-for-sale portfolio:
♦	Key sold commercial mortgage loans of $3.8 billion ($238 million through a securitization) during 2007 and of $2.6 billion during 2006. Since some of these loans have been sold with limited recourse (i.e., there is a risk that Key will be held accountable for certain events or representations made in the sales agreements), Key established and has maintained a loss reserve in an amount estimated by management to be appropriate. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 98.

♦	Key sold education loans of $247 million during 2007 and $1.4 billion ($1.1 billion through a securitization) during 2006. Key uses the securitization market for education loans to diversify funding sources. Due to unfavorable market conditions, Key did not proceed with an education loan securitization during 2007.

♦	Key sold other loans totaling $1.2 billion during 2007 and $3.2 billion during all of 2006. During the fourth quarter of 2006, Key sold the $2.5 billion subprime mortgage loan portfolio held by the Champion Mortgage finance business because the Champion business no longer fit strategically with Key’s long-term business goals.
Figure 9 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 35, contains more discussion about changes in earning assets and funding sources.
FIGURE 9. COMPONENTS OF NET INTEREST INCOME CHANGES

	2007 vs 2006			2006 vs 2005
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$170	$17	$187	$191	$660	$851
Loans held for sale	22	(10)	12	39	32	71
Securities available for sale	23	57	80	9	11	20
Held-to-maturity securities	(1)	—	(1)	(1)	(1)	(2)
Trading account assets	2	6	8	(2)	5	3
Short-term investments	2	2	4	(4)	12	8
Other investments	9	(39)	(30)	(1)	29	28

Total interest income (TE)	227	33	260	231	748	979

INTEREST EXPENSE
NOW and money market deposit accounts	(28)	80	52	41	309	350
Savings deposits	—	(1)	(1)	(1)	—	(1)
Certificates of deposit ($100,000 or more)	40	20	60	26	46	72
Other time deposits	7	62	69	27	113	140
Deposits in foreign office	97	(8)	89	(12)	51	39

Total interest-bearing deposits	116	153	269	81	519	600
Federal funds purchased and securities sold under repurchase agreements	102	(1)	101	(11)	47	36
Bank notes and other short-term borrowings	6	4	10	(17)	29	12
Long-term debt	(83)	13	(70)	(5)	195	190

Total interest expense	141	169	310	48	790	838

Net interest income (TE)	$86	$(136)	$(50)	$183	$(42)	$141

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.

TE = Taxable Equivalent
Noninterest income
Noninterest income for 2007 was $2.2 billion, representing a $102 million, or 5%, increase from 2006. In 2006, noninterest income rose by $60 million, or 3%, from 2005.
The sale of the McDonald Investments branch network accounted for $25 million of the 2007 increase in noninterest income, as the $171 million gain from the sale was substantially offset by a reduction in the level of trust and investment services income generated by the McDonald

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Investments branch network operation. Excluding the increase attributable to the sale of the McDonald Investments branch network, Key’s noninterest income rose by $77 million, or 4%, from the 2006 level. As shown in Figure 10, the improvement reflected growth in net gains from principal investing, income from deposit service charges, and operating lease revenue. Trust and investment services income was up $57 million, excluding the impact of the above sale. Additionally, results for 2007 included $67 million in gains related to the sale of MasterCard Incorporated shares and a $26 million gain from the settlement of the automobile residual value insurance litigation. These positive results were offset in part by the adverse effects of market volatility on several of Key’s capital markets-driven businesses and a $49 million loss recorded in 2007 in connection with the repositioning of the securities portfolio.
FIGURE 10. NONINTEREST INCOME

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Trust and investment services income	$490	$553	$542	$(63)	(11.4)%
Service charges on deposit accounts	337	304	304	33	10.9
Investment banking and capital markets income	117	230	229	(113)	(49.1)
Operating lease income	272	229	191	43	18.8
Letter of credit and loan fees	192	188	181	4	2.1
Corporate-owned life insurance income	121	105	109	16	15.2
Electronic banking fees	99	105	96	(6)	(5.7)
Net (losses) gains from loan securitizations and sales	(17)	76	69	(93)	N/M
Net securities (losses) gains	(35)	1	1	(36)	N/M
Net gains from principal investing	134	53	56	81	152.8
Gain from sale of McDonald Investments branch network	171	—	—	171	N/M
Other income:
Insurance income	55	64	51	(9)	(14.1)
Loan securitization servicing fees	21	20	19	1	5.0
Credit card fees	13	17	14	(4)	(23.5)
Gains related to MasterCard Incorporated shares	67	9	—	58	644.4
Litigation settlement — automobile residual value insurance	26	—	—	26	N/M
Miscellaneous income	166	173	205	(7)	(4.0)

Total other income	348	283	289	65	23.0

Total noninterest income	$2,229	$2,127	$2,067	$102	4.8%

N/M = Not Meaningful
In 2006, the growth in noninterest income was driven by increases of $38 million in operating lease revenue, $13 million in insurance income, $11 million in income from trust and investment services, and $9 million in both electronic banking fees and gains associated with the sale of MasterCard shares. These positive results were moderated by a $32 million decrease in “miscellaneous income,” due largely to a $24 million charge recorded during the fourth quarter of 2006 in connection with the redemption of certain trust preferred securities.
The following discussion explains the composition of certain elements of Key’s noninterest income and the factors that caused those elements to change.
Trust and investment services income. Trust and investment services generally are Key’s largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 11. Income from trust and investment services declined from 2006 because the sale of the McDonald Investments branch network resulted in reduced brokerage commissions. Excluding McDonald Investment’s results of operations, income from brokerage commissions and fees was up $10 million from the 2006 level. As shown in Figure 11, both personal and institutional asset management and custody fees also increased.
FIGURE 11. TRUST AND INVESTMENT SERVICES INCOME

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Brokerage commissions and fee income	$125	$235	$247	$(110)	(46.8)%
Personal asset management and custody fees	165	156	153	9	5.8
Institutional asset management and custody fees	200	162	142	38	23.5

Total trust and investment services income	$490	$553	$542	$(63)	(11.4)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
A significant portion of Key’s trust and investment services income depends on the value and mix of assets under management. At December 31, 2007, Key’s bank, trust and registered investment advisory subsidiaries had assets under management of $85.4 billion, compared to $84.7 billion at December 31, 2006. As shown in Figure 12, the increase was driven by Key’s equity portfolio, reflecting improvement in the equity markets in general. However, the growth of this portfolio was moderated by the transfer of assets in connection with the sale of the McDonald Investments branch network.
FIGURE 12. ASSETS UNDER MANAGEMENT

December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Assets under management by investment type:
Equity	$42,868	$41,877	$35,370	$991	2.4%
Securities lending	20,228	21,146	20,938	(918)	(4.3)
Fixed income	11,357	11,242	11,264	115	1.0
Money market	9,440	9,402	9,572	38	—
Hedge funds	1,549	1,032	—	517	50.1

Total	$85,442	$84,699	$77,144	$743	.9%

Proprietary mutual funds included in assets under management:
Money market	$7,298	$7,579	$7,884	$(281)	(3.7)%
Equity	6,957	5,713	4,594	1,244	21.8
Fixed income	631	629	722	2	—

Total	$14,886	$13,921	$13,200	$965	6.9%

The decrease in the securities lending portfolio was a result of increased volatility in the fixed income markets during 2007. When clients’ securities are lent to a borrower, the borrower must provide Key with cash collateral, which is invested during the term of the loan. The difference between the revenue generated from the investment and the cost of the collateral is shared with the lending client. This business, although profitable, generates a significantly lower rate of return (commensurate with the lower level of risk) than other types of assets under management.
Service charges on deposit accounts. Service charges on deposit accounts were up from 2006, due primarily to an increase in overdraft fees resulting from higher transaction volume, a rate increase instituted during the second quarter of 2007 and growth in the number of transaction accounts within Key’s Community Banking group.
Investment banking and capital markets income. As shown in Figure 13, investment banking and capital markets income declined during 2007. The decline was caused by less favorable results from investment banking activities, from other investments, and from dealer trading and derivatives, all of which reflected extraordinary volatility in the fixed income markets during the latter half of 2007. The loss recorded from other investments in 2007 was due largely to reductions in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business. This revenue component declined from 2006 because of these reductions and a $25 million gain from the initial public offering completed by the New York Stock Exchange during the first quarter of 2006.
The level of investment banking and capital markets income was essentially unchanged from 2005 to 2006, as significant growth in investment banking income was offset by reductions in dealer trading and derivatives income, and in income from other investments. Dealer trading and derivatives income declined in part because Key recorded $11 million of nonrecurring derivative income during the first quarter of 2005 in connection with the sale of its indirect automobile loan portfolio.
FIGURE 13. INVESTMENT BANKING AND CAPITAL MARKETS INCOME

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Investment banking income	$86	$112	$87	$(26)	(23.2)%
(Loss) income from other investments	(34)	43	48	(77)	N/M
Dealer trading and derivatives income	17	33	54	(16)	(48.5)
Foreign exchange income	48	42	40	6	14.3

Total investment banking and capital markets income	$117	$230	$229	$(113)	(49.1)%

N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Operating lease income. The increases in operating lease income in 2007 and 2006 were attributable to higher volumes of activity in the Equipment Finance line of business. Depreciation expense related to the leased equipment is presented in Figure 14 as “operating lease expense.”
Net gains from loan securitizations and sales. Key sells or securitizes loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio or to diversify funding sources. During 2007, Key recorded $17 million of net losses from loan sales and write-downs, including $70 million in net losses pertaining to commercial real estate loans held for sale, primarily due to volatility in the fixed income markets and the related housing correction. These losses were offset in part by $54 million in net gains from the sales of commercial lease financing receivables. This compares to net gains of $76 million for 2006, including $37 million in net gains related to commercial real estate loans, and a $25 million gain from the annual securitization and sale of education loans. The types of loans sold during 2007 and 2006 are presented in Figure 19 on page 38. Due to unfavorable market conditions, Key did not proceed with an education loan securitization during 2007.
Net gains from principal investing. Principal investments consist of direct and indirect investments in predominantly privately held companies. Key’s principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses. These investments are carried on the balance sheet at fair value ($993 million at December 31, 2007, and $830 million at December 31, 2006). The net gains presented in Figure 10 derive from changes in fair values as well as gains resulting from the sales of principal investments.
Noninterest expense
Noninterest expense for 2007 was $3.2 billion, representing a $99 million, or 3%, increase from 2006. In 2006, noninterest expense rose by $95 million, or 3%.
Personnel expense for 2007 decreased by $71 million. The sale of the McDonald Investments branch network resulted in an $83 million reduction to Key’s personnel expense. As shown in Figure 14, total nonpersonnel expense rose by $170 million, including a $42 million charge to litigation (included in “miscellaneous expense”) and a $64 million charge, representing the fair value of Key’s potential liability to Visa Inc. (“Visa”). In accordance with Visa Bylaws, each Visa member is obligated to indemnify Visa for a broad range of costs, damages, liabilities and other expenses incurred by Visa. More information about Key’s liability to Visa and other related matters is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Obligation under Visa Inc. By-Laws” on page 99. Also contributing to the increase in nonpersonnel expense was a $28 million provision for losses on lending-related commitments, compared to a $6 million credit for 2006, and a $40 million increase in costs associated with operating leases. The sale of the McDonald Investments branch network resulted in a reduction of $38 million to Key’s total nonpersonnel expense.
In 2006, personnel expense grew by $104 million. As shown in Figure 14, total nonpersonnel expense was down $9 million, due largely to decreases of $26 million in net occupancy expense and $12 million in franchise and business tax expense. These reductions were offset in part by a $26 million increase in operating lease expense.
FIGURE 14. NONINTEREST EXPENSE

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Personnel	$1,621	$1,692	$1,588	$(71)	(4.2)%
Net occupancy	246	250	276	(4)	(1.6)
Computer processing	201	212	209	(11)	(5.2)
Operating lease expense	224	184	158	40	21.7
Professional fees	117	134	126	(17)	(12.7)
Equipment	96	102	110	(6)	(5.9)
Marketing	76	97	88	(21)	(21.6)
Other expense:
Postage and delivery	47	50	50	(3)	(6.0)
Franchise and business taxes	32	22	34	10	45.5
Telecommunications	28	28	30	—	—
Provision (credit) for losses on lending-related commitments	28	(6)	(7)	34	N/M
Liability to Visa	64	—	—	64	N/M
Miscellaneous expense	468	384	392	84	21.9

Total other expense	667	478	499	189	39.5

Total noninterest expense	$3,248	$3,149	$3,054	$99	3.1%

Average full-time equivalent employees [a]	18,934	20,006	19,485	(1,072)	(5.4)%

a	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The following discussion explains the composition of certain elements of Key’s noninterest expense and the factors that caused those elements to change.
Personnel. As shown in Figure 15, personnel expense, the largest category of Key’s noninterest expense, decreased by $71 million, or 4%, in 2007, following a $104 million, or 7%, increase in 2006. The 2007 decrease, which was attributable to the sale of the McDonald Investments branch network, was moderated by normal salary adjustments and an increase in severance expense. The McDonald Investments branch network accounted for $20 million of Key’s personnel expense in 2007, compared to $103 million for the prior year. In 2006, the increase in personnel expense was attributable to higher costs from business expansion through acquisitions, variable incentive compensation related to the improvement in Key’s fee-based businesses, and employee benefits.
FIGURE 15. PERSONNEL EXPENSE

Year ended December 31,				Change 2007 vs 2006
dollars in millions	2007	2006	2005	Amount	Percent

Salaries	$976	$940	$873	$36	3.8%
Incentive compensation	264	388	367	(124)	(32.0)
Employee benefits	287	287	254	—	—
Stock-based compensation [a]	60	64	79	(4)	(6.3)
Severance	34	13	15	21	161.5

Total personnel expense	$1,621	$1,692	$1,588	$(71)	(4.2)%

a	Excludes directors’ stock-based compensation of $2 million in 2007, $.1 million in 2006 and $2 million in 2005 reported as “miscellaneous expense” in Figure 14.
Effective January 1, 2006, Key adopted SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R changed the manner in which forfeited stock-based awards must be accounted for and reduced Key’s stock-based compensation expense for 2006 by $8 million. Additional information pertaining to this accounting change is presented in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 69.
For 2007, the average number of full-time equivalent employees was 18,934, compared to 20,006 for 2006 and 19,485 for 2005.
Net occupancy. During the first quarter of 2005, the Securities and Exchange Commission issued interpretive guidance, applicable to all publicly held companies, related to the accounting for operating leases. As a result of this guidance, in 2005 Key recorded a net occupancy charge of $30 million to correct the accounting for rental expense associated with such leases from an escalating to a straight-line basis.
Operating lease expense. The increases in operating lease expense for both 2007 and 2006 reflect a higher volume of activity in the Equipment Finance line of business. Income related to the rental of leased equipment is presented in Figure 10 as “operating lease income.”
Professional fees. The decrease in professional fees for 2007 was due in part to a reduction in costs associated with Key’s efforts to strengthen compliance controls. Key made a substantial investment in this initiative in prior years.
Marketing expense. Marketing expense fluctuated over the past three years because Key incurred additional costs during 2006 to promote free checking products.
Franchise and business taxes. In 2006, the $12 million decrease in these taxes resulted from settlements of disputed amounts.
Miscellaneous expense. In 2007, the $84 million increase in “miscellaneous expense” was due primarily to the $42 million charge to litigation and a $16 million increase in mortgage escrow expense.
Income taxes
The provision for income taxes from continuing operations was $280 million for 2007, compared to $450 million for 2006 and $436 million for 2005. The effective tax rate, which is the provision for income taxes from continuing operations as a percentage of income from continuing operations before income taxes, was 22.9% for 2007, compared to 27.4% for 2006 and 28.6% for 2005.
Key had a lower effective tax rate for 2007, primarily because it was entitled to a higher level of credits derived from investments in low-income housing projects and because the amount of tax-exempt income from corporate-owned life insurance increased. The lower effective tax rate for 2006, compared to the prior year, reflected the settlement of various federal and state tax audit disputes, offset in part by an increase in effective state tax rates applied to Key’s lease financing business. Excluding these items, the effective tax rate for 2006 was 28.2%.
The effective tax rates for the past three years are substantially below Key’s combined federal and state tax rate of 37.5%, primarily because Key generates income from investments in tax-advantaged assets such as corporate-owned life insurance, earns credits associated with investments in low-income housing projects and records tax deductions associated with dividends paid on Key common shares held in the 401(k) savings plan. In addition, a lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, no deferred income taxes are recorded on those earnings in accordance with SFAS No. 109, “Accounting for Income Taxes.”
In the ordinary course of business, Key enters into certain types of lease financing transactions that result in tax deductions. The IRS has completed audits of Key’s income tax returns for a number of prior years and has disallowed the tax deductions taken in connection with these transactions. Key is contesting the IRS’ position. Additional information related to the specific types of lease financing transactions involved, the

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
status of Key’s response to the IRS ruling, and the potential effect on Key’s results of operations and capital in the event of an adverse outcome is included in Note 17 (“Income Taxes”) under the heading “Lease Financing Transactions” on page 96.
FINANCIAL CONDITION
Loans and loans held for sale
Figure 16 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.
FIGURE 16. COMPOSITION OF LOANS

December 31,	2007		2006		2005
dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$24,797	35.0%	$21,412	32.5%	$20,579	31.0%
Commercial real estate: [a]
Commercial mortgage	9,630	13.6	8,426	12.8	8,360	12.6
Construction	8,102	11.4	8,209	12.5	7,109	10.7

Total commercial real estate loans	17,732	25.0	16,635	25.3	15,469	23.3
Commercial lease financing	10,176	14.4	10,259	15.6	10,352	15.5

Total commercial loans	52,705	74.4	48,306	73.4	46,400	69.8

CONSUMER
Real estate — residential mortgage	1,594	2.3	1,442	2.2	1,458	2.2
Home equity	10,917	15.4	10,826	16.4	13,488	20.3
Consumer — direct	1,298	1.8	1,536	2.3	1,794	2.7
Consumer — indirect:
Automobile lease financing	—	—	—	—	19	—
Automobile loans	—	—	—	—	—	—
Marine	3,637	5.2	3,077	4.7	2,715	4.1
Other	672	.9	639	1.0	604	.9

Total consumer — indirect loans	4,309	6.1	3,716	5.7	3,338	5.0

Total consumer loans	18,118	25.6	17,520	26.6	20,078	30.2

Total	$70,823	100.0%	$65,826	100.0%	$66,478	100.0%

	2004		2003
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$18,730	29.6%	$16,336	27.3%
Commercial real estate: [a]
Commercial mortgage	8,131	12.8	6,329	10.6
Construction	5,508	8.7	4,977	8.3

Total commercial real estate loans	13,639	21.5	11,306	18.9
Commercial lease financing	10,155	16.0	7,939	13.3

Total commercial loans	42,524	67.1	35,581	59.5

CONSUMER
Real estate — residential mortgage	1,473	2.3	1,643	2.8
Home equity	14,062	22.2	15,038	25.2
Consumer — direct	1,983	3.1	2,114	3.5
Consumer — indirect:
Automobile lease financing	89	.1	305	.5
Automobile loans	—	—	2,025	3.4
Marine	2,624	4.2	2,506	4.2
Other	617	1.0	542	.9

Total consumer — indirect loans	3,330	5.3	5,378	9.0

Total consumer loans	20,848	32.9	24,173	40.5

Total	$63,372	100.0%	$59,754	100.0%

a	See Figure 17 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2007.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
At December 31, 2007, total loans outstanding were $70.8 billion, compared to $65.8 billion at the end of 2006 and $66.5 billion at the end of 2005. The increase in Key’s loan portfolio over the past twelve months was primarily attributable to strong growth in the commercial portfolio.
Commercial loan portfolio
Commercial loans outstanding increased by $4.4 billion, or 9%, from 2006, largely due to a higher volume of originations in the commercial mortgage, and the commercial, financial and agricultural portfolios. Greater reliance by borrowers on commercial lines of credit in this volatile capital markets environment also contributed to the increase. The overall growth in the commercial loan portfolio was geographically broad-based and spread among a number of industry sectors.
Commercial real estate loans. Commercial real estate loans for both owner- and nonowner-occupied properties constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2007, Key’s commercial real estate portfolio included mortgage loans of $9.6 billion and construction loans of $8.1 billion. The average mortgage loan originated during 2007 was $2.1 million, and the largest mortgage loan at year end had a balance of $77 million. At December 31, 2007, the average construction loan commitment was $5 million. The largest construction loan commitment was $95 million, of which the entire amount was outstanding and on nonperforming status.
Key’s commercial real estate lending business is conducted through two primary sources: a 13-state banking franchise and Real Estate Capital, a national line of business that cultivates relationships both within and beyond the branch system. Real Estate Capital deals exclusively with nonowner-occupied properties (generally properties for which at least 50% of the debt service is provided by rental income from nonaffiliated third parties) and accounted for approximately 62% of Key’s average commercial real estate loans during 2007. Key’s commercial real estate business generally focuses on larger real estate developers and, as shown in Figure 17, is diversified by both industry type and geographic location of the underlying collateral.
FIGURE 17. COMMERCIAL REAL ESTATE LOANS

December 31, 2007	Geographic Region						Total	Percent of
dollars in millions	Northeast	Southeast	Southwest	Midwest	Central	West	Amount	Total

Nonowner-occupied:
Residential properties	$222	$977	$273	$174	$467	$1,393	$3,506	19.8%
Retail properties	172	717	180	505	350	319	2,243	12.7
Multi-family properties	224	420	339	295	396	470	2,144	12.1
Office buildings	166	232	86	217	167	395	1,263	7.1
Land and development	87	227	201	51	160	167	893	5.0
Health facilities	175	106	25	138	76	130	650	3.7
Warehouses	77	182	27	114	72	175	647	3.6
Hotels/Motels	2	55	—	19	52	56	184	1.0
Manufacturing facilities	3	27	14	20	1	9	74	.4
Other	161	69	4	264	174	189	861	4.9

	1,289	3,012	1,149	1,797	1,915	3,303	12,465	70.3
Owner-occupied	1,033	211	87	1,935	480	1,521	5,267	29.7

Total	$2,322	$3,223	$1,236	$3,732	$2,395	$4,824	$17,732	100.0%

Nonowner-occupied:
Nonperforming loans	$18	$148	$51	$41	$11	$155	$424	N/M
Accruing loans past due 90 days or more	2	8	5	3	2	12	32	N/M
Accruing loans past due 30 through 89 days	1	14	33	8	12	44	112	N/M

Northeast –	Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont
Southeast –	Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington D.C. and West Virginia
Southwest –	Arizona, Nevada and New Mexico
Midwest –	Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin
Central –	Arkansas, Colorado, Oklahoma, Texas and Utah
West –	Alaska, California, Hawaii, Montana, Oregon, Washington and Wyoming

N/M = Not Meaningful
During 2007, nonperforming loans related to Key’s nonowner-occupied properties rose by $403 million, due primarily to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. The majority of the increase in this segment came from loans outstanding in Florida and southern California. In December 2007, Key announced a decision to cease conducting business with nonrelationship homebuilders outside of its 13-state Community Banking footprint. As a result of this change and management’s prior decision to curtail condominium development lending activities in Florida, Key has transferred approximately $1.9 billion of homebuilder-related loans and condominium exposure to a special asset management group. The majority of these loans were performing at December 31, 2007, and were expected to continue to perform.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Commercial lease financing. Management believes Key has both the scale and array of products to compete in the specialty of equipment lease financing. These financing arrangements are conducted through the Equipment Finance line of business. Commercial lease financing receivables represented 19% of commercial loans at December 31, 2007, compared to 21% at December 31, 2006.
Consumer loan portfolio
Consumer loans outstanding increased by $598 million, or 3%, from 2006. The growth was driven by new originations in Key’s indirect marine loan portfolio (loans to support dealer financing of purchases of boats and related equipment), offset in part by a decline in Key’s consumer — direct loan portfolio (conventional loans to individuals).
The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. A significant amount of this portfolio (88% at December 31, 2007) is derived primarily from the Regional Banking line of business; the remainder originated from the Home Equity Services unit within Key’s Consumer Finance line of business. This unit works with home improvement contractors to provide home equity and home improvement financing solutions. Management expects the level of the home equity portfolio to decrease in the future as a result of Key’s December 2007 decision to exit dealer-originated home improvement lending activities, which are largely out-of-footprint.
Figure 18 summarizes Key’s home equity loan portfolio by source as of December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.
FIGURE 18. HOME EQUITY LOANS

December 31,
dollars in millions	2007	2006	2005	2004	2003

SOURCES OF LOANS OUTSTANDING
Regional Banking	$9,655	$9,805	$10,237	$10,554	$9,853
Champion Mortgage [a]	—	—	2,460	2,866	2,857
Home Equity Services unit	1,262	1,021	791	642	2,328

National Home Equity unit	1,262	1,021	3,251	3,508	5,185

Total	$10,917	$10,826	$13,488	$14,062	$15,038

Nonperforming loans at year end [a]	$66	$50	$79	$80	$153
Net loan charge-offs for the year	33	23	21	57	55
Yield for the year [b]	7.17%	7.07%	6.20%	5.25%	5.46%

a	On August 1, 2006, Key transferred $2.5 billion of subprime mortgage loans from the loan portfolio to loans held for sale, and approximately $55 million of subprime mortgage loans from nonperforming loans to nonperforming loans held for sale, in connection with its intention to pursue the sale of the Champion Mortgage finance business.

b	From continuing operations.
Loans held for sale
As shown in Note 7 (“Loans and Loans Held for Sale”), which begins on page 80, Key’s loans held for sale rose to $4.7 billion at December 31, 2007, from $3.6 billion at December 31, 2006. The increase was attributable to originations in the commercial mortgage and education portfolios, and disruptions in the fixed income markets that delayed securitizations of commercial mortgage and education loans.
At December 31, 2007, Key’s loans held for sale included $3.2 billion of education loans and $1.2 billion of commercial mortgage loans. In the absence of quoted market prices, management uses valuation models to measure the fair value of these loans and adjusts the amount recorded on the balance sheet if fair value falls below recorded cost. The models are based on assumptions related to prepayment speeds, default rates, funding cost and discount rates. In light of recent volatility in the financial markets, management has reviewed Key’s assumptions and determined they reflect current market conditions. As a result, no significant adjustments to the assumptions were required during 2007.
During 2007, net losses pertaining to Key’s loans held for sale totaled $105 million, of which $48 million were unrealized. These losses are recorded in “net (losses) gains from loan securitizations and sales” on the income statement. Key has not been significantly impacted by market volatility in the subprime mortgage lending industry because it sold the $2.5 billion subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006. For a summary of management’s outlook for Key’s held-for-sale loan portfolio, see the section entitled “Financial outlook,” which begins on page 22.
Sales and securitizations
Key continues to use alternative funding sources like loan sales and securitizations to support its loan origination capabilities. In addition, certain acquisitions completed over the past several years have improved Key’s ability under favorable market conditions to originate and sell new loans, and to securitize and service loans generated by others, especially in the area of commercial real estate.
During 2007, Key sold $3.8 billion of commercial real estate loans ($238 million through a securitization), $233 million of home equity loans, $247 million of education loans, $463 million of residential real estate loans, $374 million of commercial loans and leases, and $90 million of consumer-direct loans. Most of these sales came from the held-for-sale portfolio. Due to unfavorable market conditions, Key did not proceed with an education loan securitization during 2007.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Among the factors that Key considers in determining which loans to sell or securitize are:
♦	whether particular lending businesses meet established performance standards or fit with Key’s relationship banking strategy;

♦	Key’s asset/liability management needs;

♦	whether the characteristics of a specific loan portfolio make it conducive to securitization;

♦	the cost of alternative funding sources;

♦	the level of credit risk;

♦	capital requirements; and

♦	market conditions and pricing.
Figure 19 summarizes Key’s loan sales (including securitizations) for 2007 and 2006.
FIGURE 19. LOANS SOLD (INCLUDING LOANS HELD FOR SALE)

		Commercial	Commercial	Residential	Home	Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	— Indirect	Education	Total

2007

Fourth quarter	$38	$965	$130	$118	—	—	$24	$1,275
Third quarter	17	1,059	35	127	—	—	44	1,282
Second quarter	36	1,079	98	118	—	—	118	1,449
First quarter	15	688	5	100	$233	$90	61	1,192

Total	$106	$3,791	$268	$463	$233	$90	$247	$5,198

2006

Fourth quarter	$80	$1,070	$13	$100	$2,474	—	$983	$4,720
Third quarter	37	679	16	109	2	—	143	986
Second quarter	64	483	—	97	—	—	110	754
First quarter	40	406	105	54	—	—	172	777

Total	$221	$2,638	$134	$360	$2,476	—	$1,408	$7,237

Figure 20 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. The table includes loans that have been both securitized and sold, or simply sold outright.
FIGURE 20. LOANS ADMINISTERED OR SERVICED

December 31,
in millions	2007	2006	2005	2004	2003

Commercial real estate loans [a]	$134,982	$93,611	$72,902	$33,252	$25,376
Education loans	4,722	5,475	5,083	4,916	4,610
Home equity loans [b]	—	2,360	59	130	215
Commercial lease financing	790	479	354	188	120
Commercial loans	229	268	242	210	167

Total	$140,723	$102,193	$78,640	$38,696	$30,488

a	During 2007 and 2006, Key acquired the servicing for commercial mortgage loan portfolios with aggregate principal balances of $45.5 billion and $16.4 billion, respectively. During 2005, the acquisitions of Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC added more than $28 billion to Key’s commercial mortgage servicing portfolio.

b	In November 2006, Key sold the $2.5 billion subprime mortgage loan portfolio held by the Champion Mortgage finance business but continued to provide servicing through various dates in March 2007.
In the event of default by a borrower, Key is subject to recourse with respect to approximately $575 million of the $140.7 billion of loans administered or serviced at December 31, 2007. Additional information about this recourse arrangement is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 98.
Key derives income from several sources when retaining the right to administer or service loans that are securitized or sold. Key earns noninterest income (recorded as “other income”) from fees for servicing or administering loans. This fee income is reduced by the amortization of related servicing assets. In addition, Key earns interest income from securitized assets retained and from investing funds generated by escrow deposits collected in connection with the servicing of commercial real estate loans. These deposits have contributed to the growth in Key’s average deposits over the past twelve months, thereby moderating Key’s overall cost of funds.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 21 shows the remaining final maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2007, approximately 37% of these outstanding loans were scheduled to mature within one year. Loans with remaining final maturities greater than one year include $22.3 billion with floating or adjustable rates and $5.6 billion with predetermined rates.
FIGURE 21. REMAINING FINAL MATURITIES AND SENSITIVITY OF CERTAIN LOANS TO CHANGES IN INTEREST RATES

December 31, 2007	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$10,277	$12,180	$2,340	$24,797
Real estate — construction	3,476	4,282	344	8,102
Real estate — residential and commercial mortgage	2,419	4,831	3,974	11,224

	$16,172	$21,293	$6,658	$44,123

Loans with floating or adjustable interest rates [a]		$17,868	$4,473
Loans with predetermined interest rates [b]		3,425	2,185

		$21,293	$6,658

a	Floating and adjustable rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

b	Predetermined interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities
At December 31, 2007, the securities portfolio totaled just over $7.9 billion; $28 million of that amount was held-to-maturity securities and the remainder was securities available for sale. In comparison, the total portfolio at December 31, 2006, was $7.9 billion, including $7.8 billion of securities available for sale and $41 million of held-to-maturity securities.
Securities available for sale. The majority of Key’s securities available-for-sale portfolio consists of collateralized mortgage obligations (“CMOs”). A CMO is a debt security that is secured by a pool of mortgages or mortgage-backed securities. Key’s CMOs generate interest income and serve as collateral to support certain pledging agreements. At December 31, 2007, Key had $7.6 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared to $7.3 billion at December 31, 2006.
Management periodically evaluates Key’s securities available-for-sale portfolio in light of established asset/liability management objectives, changing market conditions that could affect the profitability of the portfolio, and the level of interest rate risk to which Key is exposed. These evaluations may cause management to take steps to improve Key’s overall balance sheet positioning.
In March 2007, management completed a comprehensive evaluation of the securities available-for-sale portfolio and determined that a repositioning of the portfolio was appropriate to enhance future financial performance, particularly in the event of a decline in interest rates. As a result, Key sold $2.4 billion of shorter-maturity CMOs and reinvested the proceeds in mortgage-backed securities with higher yields and longer expected average maturities. The weighted-average yield of Key’s available-for-sale portfolio increased from 4.78% at December 31, 2006, to 5.22% at December 31, 2007, and the weighted-average maturity of the portfolio increased from 2.6 years at December 31, 2006, to 3.4 years at December 31, 2007. The repositioning also reduced Key’s exposure to prepayment risk if interest rates decline by replacing the CMOs sold with CMOs whose underlying mortgage loans have shorter maturities and lower coupon rates. Key maintains a modest liability-sensitive exposure to near-term changes in interest rates. Neither funding nor capital levels were affected materially by this portfolio repositioning.
As a result of the sale of CMOs, Key recorded a net realized loss of $49 million ($31 million after tax, or $.08 per diluted common share) during the first quarter of 2007. This net loss was previously recorded in “net unrealized losses on securities available for sale” in the accumulated other comprehensive income (loss) component of shareholders’ equity.
In addition to changing market conditions, the size and composition of Key’s securities available-for-sale portfolio could vary with Key’s needs for liquidity and the extent to which Key is required (or elects) to hold these assets as collateral to secure public funds and trust deposits. Although Key generally uses debt securities for this purpose, other assets, such as securities purchased under resale agreements, are occasionally used when they provide more favorable yields or risk profiles.
As shown in Figure 22, all of Key’s mortgage-backed securities are issued by government sponsored enterprises or the Government National Mortgage Association and are traded in highly liquid secondary markets. For more than 99% of these securities, management employs an outside bond pricing service to determine the fair value at which they should be recorded on the balance sheet. In performing the valuations, the pricing service relies on models that consider security-specific details as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions. Management uses a purchased pricing model, along with inputs similar to those described above to value a small portion (less than $5 million) of Key’s mortgage-backed securities. Management must make additional assumptions, beyond those relied upon by the pricing service for these aged securities.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The valuations derived from the models are reviewed by management for reasonableness to ensure they are consistent with the values placed on similar securities traded in the secondary markets.
FIGURE 22. MORTGAGE-BACKED SECURITIES BY ISSUER

December 31,
in millions	2007	2006	2005

Federal Home Loan Mortgage Corporation	$4,566	$4,938	$4,788
Federal National Mortgage Association	2,748	1,979	1,304
Government National Mortgage Association	256	418	440

Total	$7,570	$7,335	$6,532

During 2007, net gains from Key’s mortgage-backed securities totaled $60 million. These net gains include net unrealized gains of $109 million, caused by the decline in benchmark Treasury yields, offset in part by the widening of interest rate spreads on these securities. The net gains also include the $49 million net realized loss recorded during the first quarter in connection with the repositioning of the securities portfolio. The net unrealized gains were recorded in the “accumulated other comprehensive income (loss)” component of shareholders’ equity, while the net realized loss was recorded in “net securities (losses) gains” on the income statement.
Figure 23 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 79.
FIGURE 23. SECURITIES AVAILABLE FOR SALE

					Other
	U.S. Treasury,	States and	Collateralized		Mortgage-		Retained						Weighted
	Agencies and	Political	Mortgage		Backed		Interests in		Other				Average
dollars in millions	Corporations	Subdivisions	Obligations	[a]	Securities	[a]	Securitizations	[a]	Securities	[b]	Total		Yield [c]

DECEMBER 31, 2007
Remaining maturity:
One year or less	$1	—	$5		$7		—		$15		$28		4.70%
After one through five years	10	$3	6,158		1,207		$90		53		7,521		5.12
After five through ten years	6	4	3		186		95		4		298		7.87
After ten years	2	3	1		3		—		4		13		6.14

Fair value	$19	$10	$6,167		$1,403		$185		$76		$7,860		—
Amortized cost	19	10	6,167		1,393		149		72		7,810		5.22%
Weighted-average yield [c]	4.67%	8.36%	4.88%		5.15%		19.72%		5.63	% d	5.22	% d	—
Weighted-average maturity	5.8 years	8.0 years	3.0 years		4.6 years		5.3 years		5.8 years		3.4 years		—

DECEMBER 31, 2006
Fair value	$94	$15	$7,001		$334		$208		$175		$7,827		—
Amortized cost	94	14	7,098		336		151		165		7,858		4.78%

DECEMBER 31, 2005
Fair value	$268	$18	$6,298		$234		$182		$269		$7,269		—
Amortized cost	267	17	6,455		233		115		261		7,348		4.42%

a	Maturity is based upon expected average lives rather than contractual terms.

b	Includes primarily marketable equity securities.

c	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

d	Excludes securities of $63 million at December 31, 2007, that have no stated yield.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Held-to-maturity securities. Commercial paper and securities issued by states and political subdivisions constitute most of Key’s held-to-maturity securities. Figure 24 shows the composition, yields and remaining maturities of these securities.
FIGURE 24. HELD-TO-MATURITY SECURITIES

	States and					Weighted
	Political	Other				Average
dollars in millions	Subdivisions	Securities		Total		Yield [a]

DECEMBER 31, 2007
Remaining maturity:
One year or less	$5	$6		$11		6.64%
After one through five years	4	13		17		6.97

Amortized cost	$9	$19		$28		6.84%
Fair value	9	19		28		—
Weighted-average yield	8.66%	5.40	% [b]	6.84	% [b]	—
Weighted-average maturity	1.8 years	1.7 years		1.7 years		—

DECEMBER 31, 2006
Amortized cost	$20	$21		$41		7.05%
Fair value	21	21		42		—

DECEMBER 31, 2005
Amortized cost	$35	$56		$91		5.25%
Fair value	36	56		92		—

a	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

b	Excludes securities of $8 million at December 31, 2007, that have no stated yield.
Other investments
Most of Key’s other investments (primarily principal investments) are not traded on a ready market. Management determines the fair value at which these investments should be recorded based on the nature of the specific investment and all available information and relevant facts about the issuer’s performance. Management’s review may encompass such factors as the issuer’s past financial performance and future potential, the values of public companies in comparable businesses, the risks associated with the particular business or investment type, current market conditions, the nature and duration of resale restrictions, the issuer’s payment history, management’s knowledge of the industry and other relevant factors. During 2007, net gains from Key’s principal investing activities totaled $134 million, which included $59 million of net unrealized gains. These net gains are recorded as “net gains from principal investing” on the income statement. Additional information pertaining to Key’s other investments is presented in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Other Investments” on page 66.
Deposits and other sources of funds
“Core deposits” — domestic deposits other than certificates of deposit of $100,000 or more — are Key’s primary source of funding. These deposits generally are stable, have a relatively low cost and typically react more slowly to changes in interest rates than market-based deposits. During 2007, core deposits averaged $51.1 billion, and represented 62% of the funds Key used to support loans and other earning assets, compared to $51.4 billion and 65% during 2006, and $47.4 billion and 62% during 2005. The composition of Key’s deposits is shown in Figure 8, which spans pages 28 and 29.
The slight reduction in the level of Key’s average core deposits during 2007 was due to decreases in NOW and money market deposit accounts, and savings deposits. These decreases were offset in part by growth in time deposits and noninterest-bearing deposits. Average noninterest-bearing deposits increased from 2006 because Key continued to emphasize cross-selling of products, focused sales and marketing efforts on free checking products, and obtained additional escrow deposits in connection with the servicing of commercial real estate loans. The decrease in NOW and money market deposit accounts was due in part to the February 2007 sale of the McDonald Investments branch network, in which Key transferred approximately $1.3 billion of NOW and money market deposit accounts to the buyer. McDonald Investments’ NOW and money market deposit accounts averaged $1.5 billion for 2006. Adjusting for the sale of the McDonald Investments branch network, average core deposits were up approximately $1.2 billion from 2006.
Purchased funds, comprising large certificates of deposit, deposits in the foreign office and short-term borrowings, averaged $17.4 billion during 2007, compared to $12.4 billion during 2006 and $13.0 billion in 2005. The significant increase from 2006 to 2007 was attributable to growth in all components of purchased funds, with the largest increases coming from federal funds purchased and securities sold under repurchase agreements, and foreign office deposits. During 2007, Key used purchased funds more heavily to accommodate borrowers’ increased reliance on commercial lines of credit in the volatile capital markets environment, to compensate for the core deposits transferred in connection with the sale of the McDonald Investments branch network, and to satisfy a temporary need for additional short-term funding to facilitate the repositioning of the securities portfolio. In addition, these funds were used to pay down long-term debt.
Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves required to be maintained with the Federal Reserve. Based on certain limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2007 include demand deposits of $8.3 billion that are classified as money market deposit accounts. In Figure 8, these demand deposits continue to be reported as noninterest-bearing checking accounts. In an effort to further reduce the deposit reserve requirement, Key converted approximately $3.4 billion of noninterest-bearing deposits to NOW and money market deposit accounts late in November 2007.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
At December 31, 2007, Key had $11.3 billion in time deposits of $100,000 or more. Figure 25 shows the maturity distribution of these deposits.
FIGURE 25. MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

December 31, 2007	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$2,439	$4,326	$6,765
After three through six months	1,777	—	1,777
After six through twelve months	1,268	—	1,268
After twelve months	1,498	—	1,498

Total	$6,982	$4,326	$11,308

Capital
Shareholders’ equity. Total shareholders’ equity at December 31, 2007, was $7.7 billion, up $43 million from December 31, 2006.
Effective January 1, 2007, Key adopted FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance affects when earnings from leveraged lease transactions will be recognized, and requires a lessor to recalculate its recognition of lease income when there are changes or projected changes in the timing of cash flows. As a result of adopting this guidance, Key recorded a cumulative after-tax charge of $52 million to retained earnings during the first quarter. Future earnings are expected to increase over the remaining term of the affected leases by a similar amount. Additional information related to this new accounting guidance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Accounting Pronouncements Adopted in 2007” on page 71. See Note 17 (“Income Taxes”) under the heading “Tax-Related Accounting Pronouncements Adopted in 2007” on page 96 for a discussion of the potential impact of Staff Position No. 13-2 on Key in the event of an adverse outcome in Key’s pending tax litigation, certain settlement scenarios and other factors.
Effective December 31, 2006, Key adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. As a result of adopting this guidance, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive income (loss) component of shareholders’ equity during the fourth quarter of 2006. Additional information about this accounting guidance is included in Note 16 (“Employee Benefits”), which begins on page 91.
Other factors contributing to the change in shareholders’ equity over the past three years are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 63.
Common shares outstanding. KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2007:
♦	Book value per common share was $19.92, based on 388.8 million shares outstanding, compared to $19.30, based on 399.2 million shares outstanding, at December 31, 2006.

♦	The closing market price of a KeyCorp common share was $23.45. This price was 118% of year-end book value per share, and would produce a dividend yield of 6.23%.

♦	There were 39,530 holders of record of KeyCorp common shares.
In 2007, the quarterly dividend was $.365 per common share, up from $.345 per common share in 2006. On December 20, 2007, the quarterly dividend per common share was increased by 2.7% to $.375, effective with the March 2008 dividend payment. Figure 38 on page 57 shows the market price ranges of KeyCorp’s common shares, per common share earnings and dividends paid by quarter for each of the last two years.
Figure 26 compares the price performance of KeyCorp’s common shares (based on an initial investment of $100 on December 31, 2002, and assuming reinvestment of dividends) to that of the Standard & Poor’s 500 Index and a group of other banks that constitute KeyCorp’s peer group. The peer group consists of the banks that make up the Standard & Poor’s 500 Regional Bank Index and the banks that make up the Standard & Poor’s 500 Diversified Bank Index. KeyCorp is included in the Standard & Poor’s 500 Index and the peer group.
FIGURE 26. COMMON SHARE PRICE PERFORMANCE (2002-2007) a

a	Share price performance is not necessarily indicative of future price performance.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 27 shows activities that caused the change in Key’s outstanding common shares over the past two years.
FIGURE 27. CHANGES IN COMMON SHARES OUTSTANDING

		2007 Quarters
in thousands	2007	Fourth	Third	Second	First	2006

SHARES OUTSTANDING AT BEGINNING OF PERIOD	399,153	388,708	389,362	394,483	399,153	406,624
Issuance of shares under employee benefit plans	5,640	85	1,346	879	3,330	10,029
Repurchase of common shares	(16,000)	—	(2,000)	(6,000)	(8,000)	(17,500)

SHARES OUTSTANDING AT END OF PERIOD	388,793	388,793	388,708	389,362	394,483	399,153

Key repurchases its common shares periodically in the open market or through privately negotiated transactions under a repurchase program authorized by the Board of Directors. The program does not have an expiration date. Key repurchased 16.0 million shares during the first three quarters of 2007. At December 31, 2007, 14.0 million shares were remaining for repurchase.
At December 31, 2007, Key had 103.1 million treasury shares. Management expects to reissue those shares as needed in connection with stock-based compensation awards and for other corporate purposes. During 2007, Key reissued 5.6 million treasury shares.
Capital availability. As a result of the market disruption that has occurred, the availability of capital (principally to financial services companies) has become significantly restricted. While some companies have been successful in raising additional capital, the cost of that capital has been substantially higher than the prevailing market rate prior to the volatility. Management cannot predict when or if the markets will return to more favorable conditions. However, if the need for additional capital should arise under current market conditions, management anticipates there may be limited accessibility, or accessibility only at substantially higher costs than experienced in recent years.
Capital adequacy. Capital adequacy is an important indicator of financial stability and performance. Key’s ratio of total shareholders’ equity to total assets was 7.75% at December 31, 2007, compared to 8.34% at December 31, 2006. Key’s ratio of tangible equity to tangible assets was 6.46% at December 31, 2007, compared to 7.01% at December 31, 2006. Management believes Key’s capital position provides sufficient flexibility to take advantage of investment opportunities, to repurchase shares when appropriate and to pay dividends.
Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Note 14 (“Shareholders’ Equity”), which begins on page 87, explains the implications of failing to meet these specific capital requirements.
Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets.” Risk-weighted assets consist of total assets plus certain off-balance sheet items, subject to adjustment for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2007, Key’s Tier 1 capital ratio was 7.44%, and its total capital ratio was 11.38%.
Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk — as KeyCorp has — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2007, Key had a leverage ratio of 8.39%.
Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Key’s affiliate bank, KeyBank, qualified as “well capitalized” at December 31, 2007, since it exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key also would qualify as “well capitalized” at December 31, 2007. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or KeyBank.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 28 presents the details of Key’s regulatory capital position at December 31, 2007, and 2006.
FIGURE 28. CAPITAL COMPONENTS AND RISK-WEIGHTED ASSETS

December 31,
dollars in millions	2007	2006

TIER 1 CAPITAL
Common shareholders’ equity [a]	$7,687	$7,924
Qualifying capital securities	1,857	1,792
Less: Goodwill	1,252	1,202
Other assets [b]	197	176

Total Tier 1 capital	8,095	8,338

TIER 2 CAPITAL
Allowance for losses on loans and liability for losses on lending-related commitments	1,280	997
Net unrealized gains on equity securities available for sale	2	5
Qualifying long-term debt	3,003	3,227

Total Tier 2 capital	4,285	4,229

Total risk-based capital	$12,380	$12,567

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$83,758	$77,490
Risk-weighted off-balance sheet exposure	25,676	24,968
Less: Goodwill	1,252	1,202
Other assets [b]	962	819
Plus: Market risk-equivalent assets	1,525	698

Total risk-weighted assets	$108,745	$101,135

AVERAGE QUARTERLY TOTAL ASSETS	$98,728	$94,896

CAPITAL RATIOS
Tier 1 risk-based capital ratio	7.44%	8.24%
Total risk-based capital ratio	11.38	12.43
Leverage ratio [c]	8.39	8.98

a	Common shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, or the amount resulting from the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

b	Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, deductible portions of purchased mortgage servicing rights and deductible portions of nonfinancial equity investments.

c	This ratio is Tier 1 capital divided by average quarterly total assets less: (i) goodwill, (ii) the nonqualifying intangible assets described in footnote (b), (iii) deductible portions of nonfinancial equity investments, and (iv) net unrealized gains or losses on securities available for sale; plus assets derecognized as an offset to accumulated other comprehensive income resulting from the adoption and application of SFAS No. 158.
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
Variable interest entities. A variable interest entity (“VIE”) is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:
♦	The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.

♦	The entity’s investors lack the authority to make decisions about the activities of the entity through voting rights or similar rights, and do not have the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual returns.

♦	The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.
Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” requires VIEs to be consolidated by the party that is exposed to a majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation” on page 65, and Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”) on page 81.
Key holds a significant interest in several VIEs for which it is not the primary beneficiary. In accordance with Revised Interpretation No. 46, these entities are not consolidated. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns. Key’s involvement with these VIEs is described in Note 8 under the heading “Unconsolidated VIEs” on page 83.
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
In some cases, Key retains a residual interest in self-originated, securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Key reports servicing assets in “accrued income and other assets” on the balance sheet. All other retained interests are accounted for as debt securities and classified as securities available for sale. By retaining an interest in securitized loans, Key bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. In the event that cash flows generated by the securitized loans become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Additional information pertaining to Key’s retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations” on page 67, Note 6 (“Securities”), which begins on page 79, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 81.
Commitments to extend credit or funding. Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may exceed Key’s eventual cash outlay significantly. Further information about Key’s loan commitments at December 31, 2007, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 97. Figure 29 includes the remaining contractual amount of each class of commitment to extend credit or funding. For loan commitments and commercial letters of credit, this amount represents Key’s maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the then outstanding loan.
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
Contractual obligations
Figure 29 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2007, by the specific time periods in which related payments are due or commitments expire.
FIGURE 29. CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET COMMITMENTS

		After	After
December 31, 2007	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total

Contractual obligations: [a]
Deposits with no stated maturity	$40,176	—	—	—	$40,176
Time deposits of $100,000 or more	9,810	$648	$398	$452	11,308
Other time deposits	8,718	1,538	474	885	11,615
Federal funds purchased and securities sold under repurchase agreements	3,927	—	—	—	3,927
Bank notes and other short-term borrowings	6,453	—	—	—	6,453
Long-term debt	1,365	3,449	2,849	4,294	11,957
Noncancelable operating leases	117	199	146	273	735
Liability for unrecognized tax benefits	2	19	—	—	21
Purchase obligations:
Banking and financial data services	64	54	19	1	138
Telecommunications	25	15	—	—	40
Professional services	19	4	—	—	23
Technology equipment and software	23	26	7	—	56
Other	12	8	2	—	22

Total purchase obligations	143	107	28	1	279

Total	$70,711	$5,960	$3,895	$5,905	$86,471

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$12,971	$9,799	$7,253	$1,121	$31,144
Home equity	34	146	368	7,673	8,221
When-issued and to be announced securities commitments	—	—	—	665	665
Commercial letters of credit	154	55	8	—	217
Principal investing commitments	11	21	23	224	279
Liabilities of certain limited partnerships and other commitments	3	6	6	69	84

Total	$13,173	$10,027	$7,658	$9,752	$40,610

a	Deposits and borrowings exclude interest.

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
RISK MANAGEMENT
Overview
Like other financial services companies, Key engages in business activities with inherent risks. The ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining safety and soundness and to maximizing profitability. Management believes that the most significant risks facing Key are market risk, liquidity risk, credit risk, and operational risk and that these risks must be managed across the entire enterprise. Key continues to evolve and strengthen its Enterprise Risk Management practices and uses a risk adjusted capital framework to manage these risks. This framework is approved and managed by the Risk Capital Committee, which consists of senior finance, risk management and business executives. Each type of risk is defined and discussed in greater detail in the remainder of this section.
Key’s Board of Directors has established and follows a corporate governance program that serves as the foundation for managing and mitigating risk. In accordance with this program, the Board focuses on the interests of shareholders, encourages strong internal controls, demands management accountability, mandates adherence to Key’s code of ethics and administers an annual self-assessment process. The Audit and Risk Management committees help the Board meet these risk oversight responsibilities.
♦	The Audit Committee reviews and monitors the integrity of Key’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Key’s internal audit function and independent auditors.

♦	The Risk Management Committee assists the Board in its review and oversight of risk management policies, strategies and activities that fall outside the purview of the Audit Committee. This committee also assists in the review and oversight of policies, strategies and activities related to capital management, asset and liability management, capital expenditures and various other financing and investing activities.
The Audit and Risk Management committees meet jointly, as appropriate, to discuss matters that relate to each committee’s responsibilities. Key’s Board and its committees meet bi-monthly. However, more frequent contact is not uncommon. In addition to regularly scheduled meetings, the Audit Committee convenes to discuss the content of Key’s financial disclosures and quarterly earnings releases. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss events that have transpired since the preceding meeting. Also, during interim months, all members of the Board receive a formal report designed to keep them abreast of significant developments.
Market risk management
The values of some financial instruments vary not only with changes in market interest rates but also with changes in foreign exchange rates. Financial instruments also are susceptible to factors influencing valuations in the equity securities markets and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. When the value of an instrument is tied to such external factors, the holder faces “market risk.” Most of Key’s market risk is derived from interest rate fluctuations.
Interest rate risk management
Interest rate risk, which is inherent in the banking industry, is measured by the potential for fluctuations in net interest income and the economic value of equity. Such fluctuations may result from changes in interest rates and differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. To minimize the volatility of net interest income and the economic value of equity, Key manages exposure to interest rate risk in accordance with guidelines established by the Asset/Liability Management Committee (“ALCO”). This committee, which consists of senior finance and business executives, meets monthly and periodically reports Key’s interest rate risk positions to the Risk Management Committee of the Board of Directors.
Interest rate risk positions can be influenced by a number of factors other than changes in market interest rates, including economic conditions, the competitive environment within Key’s markets, consumer preferences for specific loan and deposit products, and the level of interest rate exposure arising from basis risk, gap risk, yield curve risk and option risk.
♦	Key faces “basis risk” when floating-rate assets and floating-rate liabilities reprice at the same time, but in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing, interest expense and interest income may not change by the same amount.

♦	“Gap risk” occurs if interest-bearing liabilities and the interest-earning assets they fund (for example, deposits used to fund loans) do not mature or reprice at the same time.

♦	“Yield curve risk” exists when short-term and long-term interest rates change by different amounts. For example, when U.S. Treasury and other term rates decline, the rates on automobile loans also will decline, but the cost of money market deposits and short-term borrowings may remain elevated.

♦	A financial instrument presents “option risk” when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives Key a return on its investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received over the original term of the loan. Deposits that can be withdrawn on demand also present option risk.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Net interest income simulation analysis. The primary tool management uses to measure Key’s interest rate risk is simulation analysis. For purposes of this analysis, management estimates Key’s net interest income based on the composition of its on- and off-balance sheet positions and the current interest rate environment. The simulation assumes that growth in Key’s on- and off-balance sheet positions will reflect recent product trends, as well as consensus economic forecasts.
The amount of net interest income at risk is measured by simulating the change in the level of net interest income that would occur if the Federal Funds Target rate were to gradually increase or decrease by 200 basis points over the next twelve months, and term rates were to move in a similar fashion, but not as dramatically. Management then compares the amount of net interest income at risk to the base case of an unchanged interest rate environment. The analysis also considers sensitivity to changes in a number of other variables, including other market interest rates and deposit mix. In addition, management assesses the potential effect of different shapes in the yield curve, including a sustained flat yield curve and an inverted slope yield curve. (The yield curve depicts the relationship between the yield on a particular type of security and its term to maturity.) Management also performs stress tests to measure the effect on net interest income of an immediate change in market interest rates, as well as changes in assumptions related to the pricing of deposits without contractual maturities, prepayments on loans and securities, and loan and deposit growth.
Simulation analysis produces only a sophisticated estimate of interest rate exposure based on assumptions and judgments related to balance sheet growth, customer behavior, new products, new business volume, pricing and anticipated hedging activities. Management tailors the assumptions to the specific interest rate environment and yield curve shape being modeled, and validates those assumptions on a periodic basis. Consistent with current practice, simulations are performed with the assumption that interest rate risk positions will be actively managed through the use of on- and off-balance sheet financial instruments to achieve the desired risk profile. Actual results may differ from those derived in simulation analysis due to the timing, magnitude and frequency of interest rate changes, actual hedging strategies employed, changes in balance sheet composition, and the possible effects of unanticipated or unknown events.
Figure 30 presents the results of the simulation analysis at December 31, 2007, and 2006. At December 31, 2007, Key’s simulated exposure to a change in short-term rates was modestly liability-sensitive, and higher than the comparable risk measure at December 31, 2006. ALCO policy guidelines for risk management call for corrective measures if simulation modeling demonstrates that a gradual 200 basis point increase or decrease in short-term rates over the next twelve months would adversely affect net interest income over the same period by more than 2%. As shown in Figure 30, Key is operating within these guidelines.
FIGURE 30. SIMULATED CHANGE IN NET INTEREST INCOME

Basis point change assumption (short-term rates)	–200	+200
ALCO policy guidelines	–2.00%	–2.00%

Interest Rate Risk Assessment
December 31, 2007	+2.71%	–.88%
December 31, 2006	+1.29	–.07

During the first half of 2006, Key’s simulated exposure to rising interest rates changed from modestly asset-sensitive to relatively neutral. From July 2006 through August 2007, the Federal Reserve held short-term interest rates constant. Throughout 2007, Key’s interest rate risk exposure gradually became modestly liability-sensitive, with the potential to fluctuate between higher or lower levels of risk, depending on the assumed change in short-term interest rates (i.e., -200 basis points or +200 basis points) and the accuracy of management’s assumptions related to product pricing and customer behavior. From September 2007 through January 2008, the Federal Reserve reduced the Federal Funds Target rate by 225 basis points. Although the timing and magnitude of further interest rate reductions is uncertain, Key’s current positioning is consistent with its long-term bias to be modestly liability-sensitive, which will help protect net interest income in a declining interest rate environment. Key proactively evaluates the need to revise its interest rate risk profile as changes occur in business flows and the outlook for the economy.
Management also conducts simulations that measure the effect of changes in market interest rates in the second year of a two-year horizon. These simulations are conducted in a manner similar to those based on a twelve-month horizon. To capture longer-term exposures, management simulates changes to the economic value of equity as discussed below.
Economic value of equity modeling. Economic value of equity (“EVE”) complements net interest income simulation analysis since it provides estimates of risk exposure beyond twelve and twenty-four month horizons. EVE measures the extent to which the economic values of assets, liabilities and off-balance sheet instruments may change in response to changes in interest rates. EVE is calculated by subjecting the balance sheet to an immediate 200 basis point increase or decrease in interest rates, and measuring the resulting change in the values of assets and liabilities. This analysis is highly dependent upon assumptions applied to assets and liabilities with noncontractual maturities. Those assumptions are based on historical behaviors, as well as management’s expectations. Management takes corrective measures so that Key’s EVE will not decrease by more than 15% in response to an immediate 200 basis point increase or decrease in interest rates. Key is operating within these guidelines.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Management of interest rate exposure. Management uses the results of its various simulation analyses to formulate strategies to achieve the desired risk profile within the parameters of Key’s capital and liquidity guidelines. Specifically, management actively manages interest rate risk positions by purchasing securities, issuing term debt with floating or fixed interest rates, and using derivatives — predominantly in the form of interest rate swaps, which modify the interest rate characteristics of certain assets and liabilities.
Figure 31 shows all swap positions held by Key for asset/liability management (“A/LM”) purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to a floating rate through a “receive fixed, pay variable” interest rate swap. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.
FIGURE 31. PORTFOLIO SWAPS BY INTEREST RATE RISK MANAGEMENT STRATEGY

	December 31, 2007					December 31, 2006
	Notional	Fair	Maturity	Weighted-Average Rate		Notional	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value

Receive fixed/pay variable — conventional A/LM [a]	$7,138	$87	1.1	5.2%	5.0%	$8,138	$(2)
Receive fixed/pay variable — conventional debt	4,813	161	16.9	5.5	5.2	5,164	(8)
Receive fixed/pay variable — forward starting	4,600	116	2.5	4.9	4.9	250	—
Pay fixed/receive variable — conventional debt	1,065	(18)	3.9	5.2	4.6	839	(11)
Foreign currency — conventional debt	2,660	402	3.0	4.9	5.1	3,335	149
Basis swaps [b]	—	—	—	—	—	300	—

Total portfolio swaps	$20,276	$748	5.6	5.2%	5.0%	$18,026	$128

a	Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.

b	These portfolio swaps are not designated as hedging instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”
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
Key manages exposure to market risk in accordance with VAR limits for trading activity that have been approved by the Risk Capital Committee. At December 31, 2007, the aggregate one-day trading limit set by the committee was $4.4 million. Key is operating within these constraints. During 2007, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.2 million, $.7 million and $2.1 million, respectively. During 2006, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.1 million, $.7 million and $2.1 million, respectively.
In addition to comparing VAR exposure against limits on a daily basis, management monitors loss limits, uses sensitivity measures and conducts stress tests. Risk Management reports Key’s market risk exposure to Key’s Risk Capital Committee and the Risk Management Committee of the Board of Directors.
Liquidity risk management
Key defines “liquidity” as the ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Liquidity management involves maintaining sufficient and diverse sources of funding to accommodate planned as well as unanticipated changes in assets and liabilities under both normal and adverse conditions. In addition, Key occasionally guarantees a subsidiary’s obligations in transactions with third parties. Management closely monitors the extension of such guarantees to ensure that Key retains ample liquidity to satisfy these obligations.
Key manages liquidity for all of its affiliates on an integrated basis. This approach considers the unique funding sources available to each entity, as well as each entity’s capacity to manage through adverse conditions. It also recognizes that adverse market conditions or other events that could negatively affect the availability or cost of liquidity will affect the access of all affiliates to money market funding.
Under ordinary circumstances, management monitors Key’s funding sources and measures its capacity to obtain funds in a variety of situations in an effort to maintain an appropriate mix of available and affordable cash. Management has established guidelines or target ranges for various types of wholesale borrowings, such as money market funding and term debt, at various maturities. In addition, management assesses whether Key will need to rely on wholesale borrowings in the future and develops strategies to address those needs.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Key uses several tools to actively manage and maintain liquidity on an ongoing basis:
♦	Key maintains a portfolio of securities that generates monthly principal and interest cash flows and payments at maturity.

♦	Key can usually access the whole loan sale and securitization markets for a variety of loan types.

♦	KeyBank’s 955 branches generate a sizable volume of core deposits. Management monitors deposit flows and uses alternative pricing structures to attract deposits as appropriate. For more information about core deposits, see the section entitled “Deposits and other sources of funds,” which begins on page 41.

♦	Several KeyCorp subsidiaries have access to funding through credit facilities established with other financial institutions.

♦	Key has access to the term debt markets through the programs described in the section entitled “Additional sources of liquidity” on page 50.
Key generates cash flows from operations and from investing and financing activities. Over the past three years, prepayments and maturities of securities available for sale have been the primary sources of cash from investing activities. Securities sold in connection with the repositioning of the securities portfolio also provided significant cash inflow during the first quarter of 2007. Investing activities such as lending and purchases of new securities have required the greatest use of cash.
Key relies on financing activities, such as increasing short-term or long-term borrowings, to provide the cash flow needed to support operating and investing activities if that need is not satisfied by deposit growth. Conversely, excess cash generated by operating, investing and deposit-gathering activities may be used to repay outstanding debt. For example, in 2005, Key relied on borrowings when loan growth exceeded deposit growth. In 2006, cash generated by the sale of discontinued operations was used to pay down short-term borrowings. During 2007, Key used short-term borrowings to pay down long-term debt, while the net increase in deposits funded the growth in portfolio loans and loans held for sale.
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
Management performs stress tests to determine the effect that a potential downgrade in Key’s debt ratings or other market disruptions could have on liquidity over various time periods. These debt ratings, which are presented in Figure 32 on page 50, have a direct impact on Key’s cost of funds and ability to raise funds under normal as well as adverse conditions. The results of the stress tests indicate that, following the occurrence of an adverse event, Key could continue to meet its financial obligations and to fund its operations for at least one year. The stress test scenarios include major disruptions to Key’s access to funding markets and consider the potential adverse effect of core client activity on cash flows. To compensate for the effect of these assumed liquidity pressures, management considers alternative sources of liquidity over different time periods to project how fluctuations on the balance sheet would be managed. Key actively manages several alternatives for enhancing liquidity, including generating client deposits, securitizing or selling loans, extending the level or maturity of wholesale borrowings, purchasing deposits from other banks, and developing relationships with fixed income investors in a variety of markets. Management also measures Key’s capacity to borrow using various debt instruments and funding markets.
Certain credit markets that Key participates in and relies upon as sources of funding have been significantly disrupted and highly volatile since July 2007. As a means of maintaining adequate liquidity, Key, like many other financial institutions, has relied more heavily on the liquidity and stability present in the short-term and secured credit markets since access to unsecured term debt has been restricted. Short-term funding has been available and cost effective. However, if further market disruption were to also reduce the cost effectiveness and availability of these funds for a prolonged period of time, management may need to secure other funding alternatives.
Key maintains a liquidity contingency plan that outlines the process for addressing a liquidity crisis. The plan provides for an evaluation of funding sources under various market conditions. It also assigns specific roles and responsibilities for effectively managing liquidity through a problem period. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, eurodollars and commercial paper) and also can borrow from the Federal Reserve Bank’s discount window to meet short-term liquidity requirements. Key did not have any borrowings from the Federal Reserve Bank outstanding at December 31, 2007.
The Consolidated Statements of Cash Flows on page 64 summarize Key’s sources and uses of cash by type of activity for each of the past three years.
Figure 29 on page 45 summarizes Key’s significant contractual cash obligations at December 31, 2007, by specific time periods in which related payments are due or commitments expire.
Liquidity for KeyCorp (the “parent company”)
The parent company has sufficient liquidity when it can service its debt; support customary corporate operations and activities (including acquisitions) at a reasonable cost, in a timely manner and without adverse consequences; and pay dividends to shareholders.
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

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The parent has met its liquidity requirements principally through receiving regular dividends from KeyBank. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration. During 2007, KeyBank paid the parent a total of $500 million in dividends, and nonbank subsidiaries paid the parent a total of $488 million in dividends. As of the close of business on December 31, 2007, KeyBank would have been permitted to pay an additional $441 million in dividends to the parent without prior regulatory approval and without affecting its status as “well-capitalized” under FDIC-defined capital categories. These capital categories are summarized in Note 14 (“Shareholders’ Equity”) under the heading “Capital Adequacy” on page 87.
The parent company generally maintains excess funds in interest-bearing deposits in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2007, the parent company held $771 million in short-term investments, which management projected to be sufficient to meet debt repayment obligations over a period of approximately sixteen months.
Additional sources of liquidity
Management has implemented several programs that enable the parent company and KeyBank to raise funding in the public and private markets when necessary. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or renewed as needed. There are no restrictive financial covenants in any of these programs. In addition, certain KeyCorp subsidiaries maintain credit facilities with the parent company or third parties, which provide alternative sources of funding in light of current market conditions. KeyCorp is the guarantor of some of the third-party facilities.
Bank note program. KeyBank’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2007, there were $600 million of notes issued under this program. These notes have original maturities in excess of one year and are included in “long-term debt.” At December 31, 2007, $18.1 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, the parent company and KeyBank may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KeyBank and $1.0 billion by the parent company). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies. Key did not issue any notes under this program in 2007. At December 31, 2007, $7.3 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, the parent company registered $2.9 billion of securities under a shelf registration statement filed with the SEC. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. Key did not issue any notes under this program in 2007. At December 31, 2007, unused capacity under this shelf registration statement totaled $1.9 billion.
Commercial paper. The parent company has a commercial paper program that provides funding availability of up to $500 million. As of December 31, 2007, there were no borrowings outstanding under this program.
KeyBank has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. As of December 31, 2007, borrowings outstanding under this commercial paper program totaled C$389 million in Canadian currency and $131 million in U.S. currency (equivalent to C$131 million in Canadian currency).
Key’s debt ratings are shown in Figure 32. Management believes that these debt ratings, under normal conditions in the capital markets, will enable the parent company or KeyBank to effect future offerings of securities that would be marketable to investors at a competitive cost.
FIGURE 32. DEBT RATINGS

Enhanced
		Senior	Subordinated		Trust
	Short-term	Long-Term	Long-Term	Capital	Preferred
December 31, 2007	Borrowings	Debt	Debt	Securities	Securities

KEYCORP (THE PARENT COMPANY)

Standard & Poor’s	A-2	A–	BBB+	BBB	BBB
Moody’s	P-1	A2	A3	A3	A3
Fitch	F1	A	A–	A–	A–
DBRS	R-1 (low)	A	A (low)	N/A	A (low)

KEYBANK

Standard & Poor’s	A-1	A	A–	N/A	N/A
Moody’s	P-1	A1	A2	N/A	N/A
Fitch	F1	A	A–	N/A	N/A
DBRS	R-1 (middle)	A (high)	A	N/A	N/A

KEY NOVA SCOTIA FUNDING COMPANY (“KNSF”)

DBRS [a]	R-1 (middle)	A (high)	N/A	N/A	N/A

a	Reflects the guarantee by KeyBank of KNSF’s issuance of Canadian commercial paper.
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
Credit policy, approval and evaluation. Key manages credit risk exposure through a multifaceted program. Independent committees approve both retail and commercial credit policies. These policies are communicated throughout Key to foster a consistent approach to granting credit.
Credit Risk Management, which is responsible for credit approval, is independent of Key’s lines of business and consists of senior officers who have extensive experience in structuring and approving loans. Only Credit Risk Management officers are authorized to grant significant exceptions to credit policies. It is not unusual to make exceptions to established policies when mitigating circumstances dictate, but most major lending units have been assigned specific thresholds to keep exceptions at a manageable level.
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
Credit Risk Management is responsible for assigning loan grades at the time of origination and as the loans season. Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology blends management’s judgment and quantitative modeling. Commercial loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second reflects expected recovery rates on the credit facility. The assessment of default probability is based, among other factors, on the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and an assessment of industry risk within the context of the general economic outlook. Types of exposure and transaction structure, including credit risk mitigants, affect the expected recovery assessment.
Credit Risk Management uses externally and internally developed risk models to evaluate consumer loans. These models (“scorecards”) forecast the probability of serious delinquency and default for an applicant. The scorecards are embedded in Key’s application processing system, which allows for real-time scoring and automated decisions for many of Key’s products. Key periodically validates the loan grading and scoring processes.
Key maintains an active concentration management program to encourage diversification in the credit portfolios. For exposures to individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the borrower. KeyBank’s legal lending limit is well in excess of $1 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2007, Key had eight client relationships with loan commitments of more than $200 million. The average amount outstanding on these commitments at December 31, 2007, was $117 million. In general, Key’s philosophy is to maintain a diverse portfolio with regard to credit exposures.
Key manages industry concentrations using several methods. On smaller portfolios, limits may be set according to a percentage of Key’s overall loan portfolio. On larger, or higher risk portfolios, Key may establish a specific dollar commitment level or a maximum level of economic capital.
In addition to these localized precautions, Key actively manages the overall loan portfolio in a manner consistent with asset quality objectives. This process entails the use of credit derivatives — primarily credit default swaps — to mitigate Key’s credit risk. Credit default swaps enable Key to transfer a portion of the credit risk associated with a particular extension of credit to a third party, and to manage portfolio concentration and correlation risks. At December 31, 2007, Key used credit default swaps with a notional amount of $1.1 billion to manage the credit risk associated with specific commercial lending obligations. Occasionally, Key will provide credit protection to other lenders through the sale of credit default swaps. These transactions may generate fee income and can diversify overall exposure to credit loss. At December 31, 2007, the notional amount of credit default swaps sold by Key was $50 million.
Credit default swaps are recorded on the balance sheet at fair value. Related gains or losses, as well as the premium paid or received for credit protection, are included in the trading income component of noninterest income. These swaps did not have a significant effect on Key’s operating results for 2007.
Other actions used to manage the loan portfolio include loan securitizations, portfolio swaps, or bulk purchases and sales. The overarching goal is to continually manage the loan portfolio within a desirable range of asset quality.
Watch and criticized assets. Watch assets are troubled commercial loans with the potential to deteriorate in quality due to the client’s current financial condition and possible inability to perform in accordance with the terms of the underlying contract. Criticized assets are troubled loans and other assets that show additional signs of weakness that may lead, or have led, to an interruption in scheduled repayments from primary sources, potentially requiring Key to rely on repayment from secondary sources, such as collateral liquidation.
At December 31, 2007, the levels of watch assets and criticized assets were higher than they were a year earlier. Both watch and criticized levels increased in most of the National Banking lines of business. The most significant increase occurred in the Real Estate Capital line of business, due principally to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. The increase in criticized commitments was offset in part by the favorable settlement of Key’s automobile residual value insurance litigation, in which the related receivable was eliminated during the first quarter of 2007. Management continues to closely monitor fluctuations in Key’s watch assets and criticized assets.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Allowance for loan losses. The allowance for loan losses at December 31, 2007, was $1.200 billion, or 1.69% of loans, compared to $944 million, or 1.43%, at December 31, 2006. The allowance includes $126 million that was specifically allocated for impaired loans of $426 million at December 31, 2007, compared to $14 million that was allocated for impaired loans of $34 million one year ago. For more information about impaired loans, see Note 9 (“Nonperforming Assets and Past Due Loans”) on page 83. At December 31, 2007, the allowance for loan losses was 174.67% of nonperforming loans, compared to 439.07% at December 31, 2006.
Management estimates the appropriate level of the allowance for loan losses on at least a quarterly basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 67. Briefly, management estimates the appropriate level of Key’s allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics and by exercising judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate considering the results of the analysis and other relevant factors. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if management remains uncertain about whether the loan will be repaid in full. The allowance for loan losses at December 31, 2007, represents management’s best estimate of the losses inherent in the loan portfolio at that date.
As shown in Figure 33, Key’s allowance for loan losses increased by $256 million, or 27%, during 2007. This increase was attributable primarily to deteriorating conditions in the commercial real estate portfolio. In December 2007, Key announced a decision to cease conducting business with nonrelationship homebuilders outside of its 13-state Community Banking footprint. As a result of this change and management’s prior decision to curtail condominium development lending activities in Florida, Key has transferred approximately $1.9 billion of homebuilder-related loans and condominium exposure to a special asset management group. The majority of these loans were performing at December 31, 2007, and were expected to continue to perform.
FIGURE 33. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,	2007			2006			2005
		Percent of	Percent of		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$392	32.6%	35.0%	$341	36.1%	32.5%	$338	35.0%	31.0%
Real estate — commercial mortgage	206	17.2	13.6	170	18.0	12.8	168	17.4	12.6
Real estate — construction	326	27.2	11.4	132	14.0	12.5	94	9.7	10.7
Commercial lease financing	125	10.4	14.4	139	14.7	15.6	183	19.0	15.5

Total commercial loans	1,049	87.4	74.4	782	82.8	73.4	783	81.1	69.8
Real estate — residential mortgage	7	.6	2.3	12	1.3	2.2	13	1.3	2.2
Home equity	72	6.0	15.4	74	7.8	16.4	95	9.8	20.3
Consumer — direct	31	2.6	1.8	29	3.1	2.3	31	3.2	2.7
Consumer — indirect	41	3.4	6.1	47	5.0	5.7	44	4.6	5.0

Total consumer loans	151	12.6	25.6	162	17.2	26.6	183	18.9	30.2

Total	$1,200	100.0%	100.0%	$944	100.0%	100.0%	$966	100.0%	100.0%

	2004			2003
		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$385	33.8%	29.6%	$515	36.6%	27.3%
Real estate — commercial mortgage	178	15.6	12.8	237	16.9	10.6
Real estate — construction	99	8.7	8.7	132	9.4	8.3
Commercial lease financing	258	22.7	16.0	286	20.3	13.3

Total commercial loans	920	80.8	67.1	1,170	83.2	59.5
Real estate — residential mortgage	15	1.3	2.3	17	1.2	2.8
Home equity	101	8.9	22.2	110	7.8	25.2
Consumer — direct	39	3.4	3.1	41	2.9	3.5
Consumer — indirect	63	5.6	5.3	68	4.9	9.0

Total consumer loans	218	19.2	32.9	236	16.8	40.5

Total	$1,138	100.0%	100.0%	$1,406	100.0%	100.0%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Net loan charge-offs. Net loan charge-offs for 2007 were $275 million, or .41% of average loans from continuing operations. These results compare to net charge-offs of $170 million, or .26%, for 2006, and $315 million, or .51%, for 2005. The composition of Key’s loan charge-offs and recoveries by type of loan is shown in Figure 34. In 2007, the largest increases in net charge-offs occurred in the commercial, financial and agricultural portfolio, and in the homebuilder segment of the real estate construction portfolio. These two portfolios accounted for almost 80% of the increase in Key’s total net loan charge-offs for 2007.
FIGURE 34. SUMMARY OF LOAN LOSS EXPERIENCE

Year ended December 31,
dollars in millions	2007	2006	2005	2004	2003

Average loans outstanding from continuing operations	$67,357	$64,996	$61,997	$58,226	$57,386

Allowance for loan losses at beginning of year	$944	$966	$1,138	$1,406	$1,452
Loans charged off:
Commercial, financial and agricultural	128	92	80	145	280

Real estate — commercial mortgage	16	24	19	35	42
Real estate — construction	54	4	5	5	7

Total commercial real estate loans [a]	70	28	24	40	49
Commercial lease financing	51	40	183	52	60

Total commercial loans	249	160	287	237	389
Real estate — residential mortgage	6	7	7	17	11
Home equity	37	30	26	63	60
Consumer — direct	31	33	38	42	47
Consumer — indirect	47	38	51	224	171

Total consumer loans	121	108	122	346	289

	370	268	409	583	678

Recoveries:
Commercial, financial and agricultural	37	34	21	41	36

Real estate — commercial mortgage	6	5	3	8	11
Real estate — construction	1	1	3	4	3

Total commercial real estate loans [a]	7	6	6	12	14
Commercial lease financing	22	27	35	14	13

Total commercial loans	66	67	62	67	63
Real estate — residential mortgage	1	1	1	1	1
Home equity	4	7	5	6	5
Consumer — direct	8	7	8	9	9
Consumer — indirect	16	16	18	69	52

Total consumer loans	29	31	32	85	67

	95	98	94	152	130

Net loans charged off	(275)	(170)	(315)	(431)	(548)
Provision for loan losses from continuing operations	529	150	143	185	498
(Credit) provision for loan losses from discontinued operations	—	(3)	—	—	3
Reclassification of allowance for credit losses on lending-related commitments [b]	—	—	—	(70)	—
Allowance related to loans acquired, net	—	—	—	48	—
Foreign currency translation adjustment	2	1	—	—	1

Allowance for loan losses at end of year	$1,200	$944	$966	$1,138	$1,406

Net loan charge-offs to average loans from continuing operations	.41%	.26%	.51%	.74%	.95%
Allowance for loan losses to year-end loans	1.69	1.43	1.45	1.80	2.35
Allowance for loan losses to nonperforming loans	174.67	439.07	348.74	369.48	202.59

a	See Figure 17 and the accompanying discussion on page 36 for more information related to Key’s commercial real estate portfolio.

b	Included in “accrued expenses and other liabilities” on the consolidated balance sheet.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Nonperforming assets. Figure 35 shows the composition of Key’s nonperforming assets. These assets totaled $764 million at December 31, 2007, and represented 1.08% of loans, other real estate owned (known as “OREO”) and other nonperforming assets, compared to $273 million, or .41%, at December 31, 2006. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on page 67 for a summary of Key’s nonaccrual and charge-off policies.
As shown in Figure 35, the growth in nonperforming assets over the past twelve months reflected increases in both nonperforming loans and other nonperforming assets. Most of the increase in nonperforming loans occurred during the second half of 2007 and was attributable primarily to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. The majority of the increase in this segment relates to loans outstanding in Florida and southern California. The growth in other nonperforming assets was attributable to investments held by the Private Equity unit within Key’s Real Estate Capital line of business. The increase in total nonperforming assets was moderated by a reduction in OREO.
FIGURE 35. SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS

December 31,
dollars in millions	2007	2006	2005	2004	2003

Commercial, financial and agricultural	$84	$38	$63	$42	$252

Real estate — commercial mortgage	41	48	38	25	79
Real estate — construction	415	10	2	20	25

Total commercial real estate loans [a]	456	58	40	45	104
Commercial lease financing	28	22	39	84	103

Total commercial loans	568	118	142	171	459
Real estate — residential mortgage	28	34	46	46	45
Home equity	66	50	79	80	153
Consumer — direct	2	2	2	3	14
Consumer — indirect	23	11	8	8	23

Total consumer loans	119	97	135	137	235

Total nonperforming loans	687	215	277	308	694

Nonperforming loans held for sale	25	3	3	8	—

OREO	21	57	25	53	61
Allowance for OREO losses	(2)	(3)	(2)	(4)	(4)

OREO, net of allowance	19	54	23	49	57

Other nonperforming assets	33 [b]	1	4	14	2

Total nonperforming assets	$764	$273	$307	$379	$753

Accruing loans past due 90 days or more	$231	$120	$90	$122	$152
Accruing loans past due 30 through 89 days	843	644	491	491	613

Nonperforming loans to year-end portfolio loans	.97%	.33%	.42%	.49%	1.16%
Nonperforming assets to year-end portfolio loans plus OREO and other nonperforming assets	1.08	.41	.46	.60	1.26

a	See Figure 17 and the accompanying discussion on page 36 for more information related to Key’s commercial real estate portfolio.

b	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital line of business.
At December 31, 2007, Key’s 20 largest nonperforming loans totaled $383 million, representing 56% of total loans on nonperforming status. The level of Key’s delinquent loans rose during 2007, reflecting the deterioration in the housing market.
Figure 36 shows credit exposure by industry classification in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans.” The types of activity that caused the change in Key’s nonperforming loans during 2007 are summarized in Figure 37.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 36. COMMERCIAL, FINANCIAL AND AGRICULTURAL LOANS

				Nonperforming Loans
December 31, 2007	Total		Loans		% of Loans
dollars in millions	Commitments	[a]	Outstanding	Amount	Outstanding

Industry classification:
Services	$10,918		$3,793	$8	.2%
Manufacturing	10,305		3,875	20	.5
Retail trade	6,698		3,918	3	.1
Public utilities	4,643		919	—	—
Financial services	4,104		1,502	7	.5
Wholesale trade	3,738		1,629	2	.1
Property management	3,301		1,558	3	.2
Insurance	2,653		275	4	1.5
Building contractors	2,439		1,028	8	.8
Transportation	2,159		1,609	19	1.2
Public administration	1,029		503	—	—
Mining	985		526	—	—
Agriculture/forestry/fishing	977		587	1	.2
Communications	714		326	—	—
Individuals	23		14	—	—
Other	3,325		2,735	9	.3

Total	$58,011		$24,797	$84	.3%

a	Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.
FIGURE 37. SUMMARY OF CHANGES IN NONPERFORMING LOANS

		2007 Quarters
in millions	2007	Fourth	Third	Second	First	2006

Balance at beginning of period	$215	$498	$276	$254	$215	$277
Loans placed on nonaccrual status	974	378	337	130	129	447
Charge-offs	(361)	(147)	(81)	(72)	(61)	(268)
Loans sold	(26)	(13)	(6)	(7)	—	(35)
Payments	(58)	(17)	(13)	(21)	(7)	(126)
Transfer to held-for-sale portfolio [a]	—	—	—	—	—	(55)
Transfers to OREO	(26)	(5)	(12)	—	(9)	(16)
Loans returned to accrual status	(31)	(7)	(3)	(8)	(13)	(9)

Balance at end of period	$687	$687	$498	$276	$254	$215

a	On August 1, 2006, Key transferred approximately $55 million of subprime mortgage loans from nonperforming loans to nonperforming loans held for sale in connection with its intention to pursue the sale of the Champion Mortgage finance business.
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
Management continuously strives to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of Key’s operational risk. For example, a loss-event database is used to track the amounts and sources of operational losses. This tracking mechanism helps to identify weaknesses and to highlight the need to take corrective action. Management also relies upon sophisticated software programs designed to assist in monitoring Key’s control processes. This technology has enhanced the reporting of the effectiveness of Key’s controls to senior management and the Board.
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

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Removal of regulatory agreements. In June 2007, the Office of the Comptroller of the Currency removed the October 2005 consent order concerning KeyBank’s BSA and anti-money laundering compliance. At that same time, the Federal Reserve Bank of Cleveland terminated its memorandum of understanding with KeyCorp concerning BSA and other related matters. Management believes all related regulatory requirements have been met.
FOURTH QUARTER RESULTS
Key’s financial performance for each of the past eight quarters is summarized in Figure 38. Highlights of Key’s fourth quarter results are summarized below.
Earnings. Key had fourth quarter income from continuing operations of $22 million, or $.06 per diluted common share, compared to $311 million, or $.76 per share, for the fourth quarter of 2006. Net income totaled $25 million, or $.06 per diluted common share, for the fourth quarter of 2007, compared to $146 million, or $.36 per share, for the same period one year ago.
Income from continuing operations declined because of a decrease in noninterest income, a significantly higher provision for loan losses and an increase in noninterest expense. Net interest income was essentially unchanged from the fourth quarter of 2006.
On an annualized basis, Key’s return on average total assets from continuing operations for the fourth quarter of 2007 was .09%, compared to 1.33% for the fourth quarter of 2006. The annualized return on average equity from continuing operations was 1.11% for the fourth quarter of 2007, compared to 15.63% for the year-ago quarter.
Net interest income. Net interest income was $710 million for the fourth quarter of 2007, compared to $712 million for the year-ago quarter. Average earning assets grew by $5.4 billion, or 7%, due primarily to strong demand for commercial loans in Key’s National Banking operation. The net interest margin declined to 3.48% from 3.66% for the fourth quarter of 2006. The reduction was due largely to tighter loan and deposit spreads, which have been under pressure due to competitive pricing, and heavier reliance on short-term wholesale borrowings to support the growth in earning assets. During the fourth quarter of 2007, Key’s net interest margin benefited from an $18 million lease accounting adjustment, which contributed approximately 9 basis points to the net interest margin. In the year-ago quarter, the net interest margin benefited from a $16 million lease accounting adjustment, as well as an $8 million principal investing distribution received in the form of a dividend. These two items added approximately 12 basis points to Key’s net interest margin for that period.
Noninterest income. Key’s noninterest income was $488 million for the fourth quarter of 2007, compared to $558 million for the year-ago quarter. Noninterest income declined because continued market volatility adversely affected several of Key’s capital markets-driven businesses, and because of the sale of the McDonald Investments branch network completed in the first quarter of 2007.
During the fourth quarter of 2007, Key recorded $6 million in net losses from loan sales and write-downs, including $31 million in net losses pertaining to commercial real estate loans held for sale, primarily due to volatility in the fixed income markets and the related housing correction. These losses were offset in part by $28 million in net gains from the sales of commercial lease financing receivables. This compares to net gains of $42 million for the same period one year ago, including $14 million in net gains related to commercial real estate loans and a $25 million gain from the securitization and sale of education loans.
Income from investment banking and capital markets activities decreased by $57 million, due to a $22 million reduction in investment banking income and declines in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital line of business. Trust and investment services income was down $11 million, since the sale of the McDonald Investments branch network reduced brokerage income. Excluding the impact of the McDonald Investments sale, trust and investment services income increased by $21 million, or 19%, driven by growth in both personal and institutional asset management income. Key also generated higher noninterest income from deposit service charges and operating lease revenue, which grew by $13 million and $9 million, respectively.
Noninterest expense. Key’s noninterest expense was $896 million for the fourth quarter of 2007, compared to $809 million for the same period last year. Personnel expense decreased by $48 million, due primarily to lower incentive compensation accruals, offset in part by higher costs associated with salaries and severance. Approximately $27 million of the reduction in total personnel expense was attributable to the sale of the McDonald Investments branch network. Nonpersonnel expense rose by $135 million from the year-ago quarter, due in part to a $64 million charge, representing the fair value of Key’s potential liability to Visa Inc. Also contributing to the increase in nonpersonnel expense was a $25 million provision for losses on lending-related commitments, compared to a $6 million credit for the fourth quarter of 2006; a $9 million increase in costs associated with operating leases; and franchise and business tax expense of $7 million, compared to a $7 million credit in the year-ago quarter which resulted from settlements of disputed amounts. The sale of the McDonald Investments branch network reduced Key’s total nonpersonnel expense by approximately $16 million.
Provision for loan losses. Key’s provision for loan losses from continuing operations was $363 million for the fourth quarter of 2007, compared to $53 million for the fourth quarter of 2006. During the fourth quarter of 2007, Key’s provision exceeded net loan charge-offs by $244 million. The additional provision was a result of deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. In December 2007, Key announced a decision to cease conducting business with nonrelationship homebuilders outside of its 13-state Community Banking footprint. Because of this change and management’s prior decision to curtail condominium development lending activities in Florida, Key has transferred approximately $1.9 billion of homebuilder-related loans and condominium exposure to a special asset management group. The majority of these loans were performing at December 31, 2007, and were expected to continue to perform.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
FIGURE 38. SELECTED QUARTERLY FINANCIAL DATA

	2007 Quarters				2006 Quarters
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First

FOR THE QUARTER
Interest income	$1,447	$1,434	$1,395	$1,368	$1,413	$1,389	$1,327	$1,251
Interest expense	737	740	709	689	701	684	623	557
Net interest income	710	694	686	679	712	705	704	694
Provision for loan losses	363	69	53	44	53	35	23	39
Noninterest income	488	438	649	654	558	543	545	481
Noninterest expense	896	753	815	784	809	790	798	752
(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(61)	310	467	505	408	423	428	384
Income from continuing operations before cumulative effect of accounting change	22	224	337	358	311	305	303	274
Income (loss) from discontinued operations, net of taxes	3	(14)	(3)	(8)	(165)	7	5	10
Income before cumulative effect of accounting change	25	210	334	350	146	312	308	284
Net income	25	210	334	350	146	312	308	289

PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting change	$.06	$.58	$.86	$.90	$.77	$.76	$.75	$.67
Income (loss) from discontinued operations	.01	(.03)	(.01)	(.02)	(.41)	.02	.01	.02
Income before cumulative effect of accounting change	.06	.54	.85	.88	.36	.77	.76	.70
Net income	.06	.54	.85	.88	.36	.77	.76	.71

Income from continuing operations before cumulative effect of accounting change — assuming dilution	.06	.57	.85	.89	.76	.74	.74	.66
Income (loss) from discontinued operations — assuming dilution	.01	(.03)	(.01)	(.02)	(.40)	.02	.01	.02
Income before cumulative effect of accounting change — assuming dilution	.06	.54	.84	.87	.36	.76	.75	.69
Net income — assuming dilution	.06	.54	.84	.87	.36	.76	.75	.70

Cash dividends paid	.365	.365	.365	.365	.345	.345	.345	.345
Book value at period end	19.92	20.12	19.78	19.57	19.30	19.73	19.21	18.85
Market price:
High	34.05	37.09	38.96	39.90	38.63	38.15	38.31	37.67
Low	21.04	31.38	34.15	35.94	35.73	34.48	34.24	32.68
Close	23.45	32.33	34.33	37.47	38.03	37.44	35.68	36.80
Weighted-average common shares outstanding (000)	388,940	389,319	392,045	397,875	402,329	403,780	404,528	407,386
Weighted-average common shares and potential common shares outstanding (000)	389,911	393,164	396,918	403,478	407,828	409,428	410,559	413,140

AT PERIOD END
Loans	$70,823	$68,999	$66,692	$65,711	$65,826	$65,551	$67,408	$66,980
Earning assets	86,841	84,973	82,328	81,263	80,090	83,132	81,737	81,087
Total assets	99,983	97,366	94,076	93,219	92,337	96,155	94,794	93,391
Deposits	63,099	63,714	60,599	59,773	59,116	61,429	60,838	59,402
Long-term debt	11,957	11,549	12,581	13,061	14,533	13,654	14,050	14,032
Shareholders’ equity	7,746	7,820	7,701	7,719	7,703	7,947	7,737	7,638

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	.09%	.93%	1.45%	1.58%	1.33%	1.31%	1.33%	1.23%
Return on average equity	1.11	11.50	17.66	19.06	15.63	15.52	15.85	14.67
Net interest margin (taxable equivalent)	3.48	3.40	3.46	3.50	3.66	3.61	3.68	3.72
From consolidated operations:
Return on average total assets	.10%	.88%	1.43%	1.54%	.61%	1.30%	1.32%	1.26%
Return on average equity	1.26	10.79	17.50	18.63	7.34	15.88	16.11	15.48
Net interest margin (taxable equivalent)	3.48	3.40	3.46	3.51	3.69	3.63	3.69	3.77

CAPITAL RATIOS AT PERIOD END
Equity to assets	7.75%	8.03%	8.19%	8.28%	8.34%	8.26%	8.16%	8.18%
Tangible equity to tangible assets	6.46	6.78	6.89	6.97	7.01	6.81	6.68	6.71
Tier 1 risk-based capital	7.44	7.94	8.14	8.15	8.24	8.02	7.90	7.64
Total risk-based capital	11.38	11.76	12.15	12.20	12.43	12.13	12.08	11.91
Leverage	8.39	8.96	9.11	9.17	8.98	8.89	8.82	8.52

TRUST AND BROKERAGE ASSETS
Assets under management	$85,442	$88,100	$85,592	$82,388	$84,699	$84,060	$80,349	$79,558
Nonmanaged and brokerage assets	33,918	33,273	33,485	32,838	56,292	55,221	57,682	56,944

OTHER DATA
Average full-time equivalent employees	18,500	18,567	18,888	19,801	20,100	20,264	19,931	19,694
Branches	955	954	954	950	950	949	946	945

Note 3 (“Acquisitions and Divestitures”), which begins on page 74, contains specific information about the acquisitions and divestitures that Key completed during the past three years to help in understanding how those transactions may have impacted Key’s financial condition and results of operations.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Income taxes. For the fourth quarter of 2007, Key recorded a tax benefit of $83 million from continuing operations as a result of a pre-tax loss from continuing operations for that period. For the fourth quarter of 2006, Key recorded a tax provision of $97 million, resulting in an effective tax rate of 23.8%. The effective tax rate for the year-ago quarter was reduced by the settlement of various federal and state tax audit disputes, offset in part by an increase in effective state tax rates applied to Key’s lease financing business. Excluding these items, the effective tax rate for the fourth quarter of 2006 was 26.7%, compared to Key’s combined federal and state tax rate of 37.5%. For a discussion of the factors that account for the difference between Key’s effective tax rate and the combined statutory tax rate, and matters pending resolution with the IRS, see the section entitled “Income taxes” on page 34.
CERTIFICATIONS
KeyCorp has filed, as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
On May 18, 2007, KeyCorp submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to
Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

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
Management is responsible for establishing and maintaining a system of internal control that is designed to protect Key’s assets and the integrity of its financial reporting. This corporate-wide system of controls includes self-monitoring mechanisms and written policies and procedures, prescribes proper delegation of authority and division of responsibility, and facilitates the selection and training of qualified personnel.
All employees are required to comply with Key’s code of ethics. Management conducts an annual certification process to ensure that Key’s employees meet this obligation. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, management believes Key’s system provides reasonable assurance that financial transactions are recorded and reported properly, providing an adequate basis for reliable financial statements.
The Board of Directors discharges its responsibility for Key’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent auditors.
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Key. Management has assessed the effectiveness of Key’s internal control and procedures over financial reporting using criteria described in “Internal Control —Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes Key maintained an effective system of internal control over financial reporting as of December 31, 2007. Key’s independent auditors have issued an attestation report, dated February 22, 2008, on Key’s internal control over financial reporting, which is included in this annual report.
Henry L. Meyer III
Chairman and Chief Executive Officer
Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

KEYCORP AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Shareholders and Board of Directors
KeyCorp
We have audited KeyCorp’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). KeyCorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
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
In our opinion, KeyCorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of KeyCorp as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 and our report dated February 22, 2008 expressed an unqualified opinion thereon.
Cleveland, Ohio
February 22, 2008
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
KeyCorp
We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of KeyCorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeyCorp and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, KeyCorp changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with the Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), KeyCorp’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 22, 2008, expressed an unqualified opinion thereon.
Cleveland, Ohio
February 22, 2008

KEYCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,
dollars in millions	2007	2006

ASSETS
Cash and due from banks	$1,814	$2,264
Short-term investments	800	495
Trading account assets	1,056	912
Securities available for sale	7,860	7,827
Held-to-maturity securities (fair value: $28 and $42)	28	41
Other investments	1,538	1,352
Loans, net of unearned income of $2,202 and $2,136)	70,823	65,826
Less: Allowance for loan losses	1,200	944

Net loans	69,623	64,882
Loans held for sale	4,736	3,637
Premises and equipment	681	595
Operating lease assets	1,128	1,124
Goodwill	1,252	1,202
Other intangible assets	123	120
Corporate-owned life insurance	2,872	2,782
Derivative assets	2,205	1,091
Accrued income and other assets	4,267	4,013

Total assets	$99,983	$92,337

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$27,635	$24,340
Savings deposits	1,513	1,642
Certificates of deposit ($100,000 or more)	6,982	5,941
Other time deposits	11,615	11,956

Total interest-bearing	47,745	43,879
Noninterest-bearing	11,028	13,553
Deposits in foreign office — interest-bearing	4,326	1,684

Total deposits	63,099	59,116
Federal funds purchased and securities sold under repurchase agreements	3,927	3,643
Bank notes and other short-term borrowings	6,453	1,192
Derivative liabilities	1,340	922
Accrued expense and other liabilities	5,461	5,228
Long-term debt	11,957	14,533

Total liabilities	92,237	84,634

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value; authorized 25,000,000 shares, none issued	—	—
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 491,888,780 shares	492	492
Capital surplus	1,623	1,602
Retained earnings	8,522	8,377
Treasury stock, at cost (103,095,907 and 92,735,595 shares)	(3,021)	(2,584)
Accumulated other comprehensive income (loss)	130	(184)

Total shareholders’ equity	7,746	7,703

Total liabilities and shareholders’ equity	$99,983	$92,337

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

Year ended December 31,
dollars in millions, except per share amounts	2007	2006	2005

INTEREST INCOME
Loans	$4,751	$4,561	$3,693
Loans held for sale	337	325	254
Securities available for sale	427	347	327
Held-to-maturity securities	2	2	3
Trading account assets	38	30	27
Short-term investments	37	33	25
Other investments	52	82	54

Total interest income	5,644	5,380	4,383

INTEREST EXPENSE
Deposits	1,845	1,576	976
Federal funds purchased and securities sold under repurchase agreements	208	107	71
Bank notes and other short-term borrowings	104	94	82
Long-term debt	718	788	598

Total interest expense	2,875	2,565	1,727

NET INTEREST INCOME	2,769	2,815	2,656
Provision for loan losses	529	150	143

Net interest income after provision for loan losses	2,240	2,665	2,513

NONINTEREST INCOME
Trust and investment services income	490	553	542
Service charges on deposit accounts	337	304	304
Investment banking and capital markets income	117	230	229
Operating lease income	272	229	191
Letter of credit and loan fees	192	188	181
Corporate-owned life insurance income	121	105	109
Electronic banking fees	99	105	96
Net (losses) gains from loan securitizations and sales	(17)	76	69
Net securities (losses) gains	(35)	1	1
Net gains from principal investing	134	53	56
Gain from sale of McDonald Investments branch network	171	—	—
Other income	348	283	289

Total noninterest income	2,229	2,127	2,067

NONINTEREST EXPENSE
Personnel	1,621	1,692	1,588
Net occupancy	246	250	276
Computer processing	201	212	209
Operating lease expense	224	184	158
Professional fees	117	134	126
Equipment	96	102	110
Marketing	76	97	88
Other expense	667	478	499

Total noninterest expense	3,248	3,149	3,054

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,221	1,643	1,526
Income taxes	280	450	436

INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	941	1,193	1,090
(Loss) income from discontinued operations, net of taxes of $(13), $16 and $23 (see Note 3)	(22)	(143)	39

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	919	1,050	1,129
Cumulative effect of accounting change, net of taxes (see Note 1)	—	5	—

NET INCOME	$919	$1,055	$1,129

Per common share:
Income from continuing operations before cumulative effect of accounting change	$2.40	$2.95	$2.67
Income before cumulative effect of accounting change	2.35	2.60	2.76
Net income	2.35	2.61	2.76
Per common share — assuming dilution:
Income from continuing operations before cumulative effect of accounting change	2.38	2.91	2.63
Income before cumulative effect of accounting change	2.32	2.56	2.73
Net income	2.32	2.57	2.73
Cash dividends declared per common share	1.835	1.38	1.30
Weighted-average common shares outstanding (000)	392,013	404,490	408,981
Weighted-average common shares and potential common shares outstanding (000)	395,823	410,222	414,014

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
					Treasury	Other
	Common Shares	Common	Capital	Retained	Stock,	Comprehensive	Comprehensive
dollars in millions, except per share amounts	Outstanding (000)	Shares	Surplus	Earnings	at Cost	Income (Loss)	Income

BALANCE AT DECEMBER 31, 2004	407,570	$492	$1,491	$7,284	$(2,128)	$(22)
Net income				1,129			$1,129
Other comprehensive income (losses):
Net unrealized losses on securities available for sale, net of income taxes of ($35) [a]						(60)	(60)
Net unrealized gains on derivative financial instruments, net of income taxes of $5						9	9
Net unrealized gains on common investment funds held in employee welfare benefits trust, net of income taxes						1	1
Foreign currency translation adjustments						(33)	(33)
Minimum pension liability adjustment, net of income taxes						(1)	(1)

Total comprehensive income							$1,045

Deferred compensation			30
Cash dividends declared on common shares ($1.30 per share)				(531)
Issuance of common shares for stock options and other employee benefit plans	6,054		13		153
Repurchase of common shares	(7,000)				(229)

BALANCE AT DECEMBER 31, 2005	406,624	$492	$1,534	$7,882	$(2,204)	$(106)
Net income				1,055			$1,055
Other comprehensive income (losses):
Net unrealized gains on securities available for sale, net of income taxes of $20 [a]						28	28
Net unrealized gains on derivative financial instruments, net of income taxes of $6						12	12
Foreign currency translation adjustments						31	31
Minimum pension liability adjustment, net of income taxes						5	5

Total comprehensive income							$1,131

Adjustment to initially apply SFAS No. 158, net of income taxes of ($92)						(154)
Deferred compensation			20	(3)
Cash dividends declared on common shares ($1.38 per share)				(557)
Issuance of common shares for stock options and other employee benefit plans	10,029		48		264
Repurchase of common shares	(17,500)				(644)

BALANCE AT DECEMBER 31, 2006	399,153	$492	$1,602	$8,377	$(2,584)	$(184)
Cumulative effect of adopting FSP 13-2, net of income taxes of ($2) (see Note 1)				(52)
Cumulative effect of adopting FIN 48, net of income taxes of ($1) (see Note 1)				(1)

BALANCE AT JANUARY 1, 2007				8,324
Net income				919			$919
Other comprehensive income:
Net unrealized gains on securities available for sale, net of income taxes of $30 [a]						49	49
Net unrealized gains on derivative financial instruments, net of income taxes of $63						122	122
Foreign currency translation adjustments						34	34
Net pension and postretirement benefit costs, net of income taxes						109	109

Total comprehensive income							$1,233

Deferred compensation			16	(3)
Cash dividends declared on common shares ($1.835 per share)				(718)
Issuance of common shares for stock options and other employee benefit plans	5,640		5		158
Repurchase of common shares	(16,000)				(595)

BALANCE AT DECEMBER 31, 2007	388,793	$492	$1,623	$8,522	$(3,021)	$130

a	Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($51) million (($32) million after tax) in 2007, ($10) million (($6) million after tax) in 2006 and ($7) million (($4) million after tax) in 2005.
See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,
in millions	2007	2006	2005

OPERATING ACTIVITIES
Net income	$919	$1,055	$1,129
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	529	147	143
Depreciation and amortization expense	425	397	358
Liability to Visa	64	—	—
Litigation reserve	42	—	—
Write-off of goodwill	5	170	—
Net securities losses (gains)	35	(1)	(1)
Gain from sale of McDonald Investments branch network	(171)	—	—
Gains related to MasterCard Incorporated shares	(67)	(9)	—
Proceeds from settlement of automobile residual value insurance litigation	279	—	—
Gain from settlement of automobile residual value insurance litigation	(26)	—	—
Loss (gain) from sale of discontinued operations	3	(22)	—
Net gains from principal investing	(134)	(53)	(56)
Net losses (gains) from loan securitizations and sales	17	(76)	(69)
Deferred income taxes	(74)	27	105
Net (increase) decrease in loans held for sale from continuing operations	(1,099)	(280)	972
Net (increase) decrease in trading account assets	(144)	(62)	13
Other operating activities, net	(798)	(288)	(426)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(195)	1,005	2,168
INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	—	2,520	—
Proceeds from sale of McDonald Investments branch network, net of retention payments	199	—	—
Proceeds from sale of MasterCard Incorporated shares	67	—	—
Cash used in acquisitions, net of cash acquired	(80)	(34)	(219)
Net (increase) decrease in short-term investments	(305)	247	(133)
Purchases of securities available for sale	(4,696)	(4,640)	(3,770)
Proceeds from sales of securities available for sale	2,111	201	187
Proceeds from prepayments and maturities of securities available for sale	2,564	3,933	3,686
Purchases of held-to-maturity securities	—	(7)	(43)
Proceeds from prepayments and maturities of held-to-maturity securities	14	60	23
Purchases of other investments	(662)	(542)	(445)
Proceeds from sales of other investments	358	234	280
Proceeds from prepayments and maturities of other investments	191	293	270
Net increase in loans, excluding acquisitions, sales and transfers	(5,865)	(2,384)	(3,964)
Purchases of loans	(64)	(133)	(42)
Proceeds from loan securitizations and sales	480	454	604
Purchases of premises and equipment	(196)	(120)	(155)
Proceeds from sales of premises and equipment	9	6	12
Proceeds from sales of other real estate owned	64	33	67

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(5,811)	121	(3,642)
FINANCING ACTIVITIES
Net increase in deposits	3,980	361	943
Net increase (decrease) in short-term borrowings	5,545	(1,780)	1,955
Net proceeds from issuance of long-term debt	654	3,016	3,048
Payments on long-term debt	(3,583)	(2,638)	(3,187)
Purchases of treasury shares	(595)	(644)	(229)
Net proceeds from issuance of common stock	112	244	129
Tax benefits in excess of recognized compensation cost for stock-based awards	13	28	—
Cash dividends paid	(570)	(557)	(531)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,556	(1,970)	2,128

NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS	(450)	(844)	654
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	2,264	3,108	2,454

CASH AND DUE FROM BANKS AT END OF YEAR	$1,814	$2,264	$3,108

Additional disclosures relative to cash flow:
Interest paid	$2,913	$2,704	$1,737
Income taxes paid	342	467	195
Noncash items:
Cash dividends declared, but not paid	$148	—	—
Assets acquired	129	—	$81
Liabilities assumed	126	—	7
Loans transferred to other real estate owned	35	$72	47
Loans transferred from portfolio to held for sale	—	2,474	—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION
KeyCorp is one of the nation’s largest bank-based financial services companies, with consolidated total assets of $100.0 billion at December 31, 2007. Through KeyBank National Association and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups: Community Banking and National Banking. As of December 31, 2007, KeyBank National Association operated 955 full service retail banking branches in thirteen states, a telephone banking call center services group and 1,443 automated teller machines in fifteen states. Additional information pertaining to KeyCorp’s two business groups appears in Note 4 (“Line of Business Results”), which begins on page 75.
As used in these Notes:
♦	KeyCorp refers solely to the parent holding company;

♦	KeyCorp refers to KeyCorp’s subsidiary bank, KeyBank National Association; and

♦	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.
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
BASIS OF PRESENTATION
Consolidation. The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported amounts have been reclassified to conform to current reporting practices.
The consolidated financial statements include any voting rights entity in which Key has a controlling financial interest. In accordance with Financial Accounting Standards Board (“FASB”) Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” a variable interest entity (“VIE”) is consolidated if Key has a variable interest in the entity and is exposed to the majority of its expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests can include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments. See Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 81, for information on Key’s involvement with VIEs.
Management uses the equity method to account for unconsolidated investments in voting rights entities or VIEs in which Key has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not a controlling interest). Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% generally are carried at cost. Investments held by KeyCorp’s registered broker/dealer and investment company subsidiaries (primarily principal investments) are carried at fair value.
Qualifying special purpose entities (“SPEs”), including securitization trusts, established by Key under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Information on SFAS No. 140 is included in this note under the heading “Loan Securitizations” on page 67.
BUSINESS COMBINATIONS
Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets with finite lives, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 68.
STATEMENTS OF CASH FLOWS
Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.
TRADING ACCOUNT ASSETS
These are debt and equity securities, and commercial loans that Key purchases and holds with the intent of selling them in the near term. Trading account assets are reported at fair value. Realized and unrealized gains and losses on trading account assets are reported in “investment banking and capital markets income” on the income statement.
SECURITIES
Securities available for sale. These are securities that Key intends to hold for an indefinite period of time but that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive income (loss)” on the balance sheet. Unrealized losses on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
specific securities deemed to be “other-than-temporary” are included in “net securities (losses) gains” on the income statement, as are actual gains and losses resulting from the sales of securities. Additional information regarding unrealized gains and losses on securities available for sale is included in Note 6 (“Securities”), which begins on page 79.
When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities and classifies them as available for sale.
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities.
Held-to-maturity securities. These are debt securities that Key has the intent and ability to hold until maturity. Debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount. “Other securities” held in the held-to-maturity portfolio are primarily foreign bonds.
OTHER INVESTMENTS
Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — represent 65% of other investments at December 31, 2007. They include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors). Principal investments are predominantly made in privately held companies and are carried at fair value ($993 million at December 31, 2007, and $830 million at December 31, 2006). Changes in fair values, and actual gains and losses on sales of principal investments are reported as “net gains from principal investments” on the income statement.
In addition to principal investments, “other investments” include other equity and mezzanine instruments, such as certain real estate-related investments that are carried at fair value, as well as other types of investments that generally are carried at cost. The carrying amount of the investments carried at cost is adjusted for declines in value that are considered to be other-than-temporary. These adjustments are included in “investment banking and capital markets income” on the income statement. Neither these securities nor principal investments have stated maturities.
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
Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis that produces a constant rate of return on the outstanding investment in the lease, net of related deferred tax liabilities, during the years in which the net investment is positive.
The residual value component of a lease represents the fair value of the leased asset at the end of the lease term. Key relies on industry data, historical experience, independent appraisals and the experience of its equipment leasing asset management team to value lease residuals. The asset management team is familiar with the life cycle of the leased equipment and pending product upgrades and has insight into competing products due to the team’s relationships with a number of equipment vendors.
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
LOANS HELD FOR SALE
Key’s loans held for sale at December 31, 2007, and 2006, are disclosed in Note 7 (“Loans and Loans Held for Sale”), which begins on page 80. These loans, which Key originated and intends to sell, are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. If a loan is transferred from the loan portfolio to the held-for-sale category, any write-down in the carrying amount of the loan at the date of transfer is recorded as a charge-off. Subsequent declines in fair value are recognized as a charge to noninterest income. When a loan is placed in the held-for-sale category, Key ceases to amortize the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
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
Management estimates the appropriate level of Key’s allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics. The loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of many factors, including:
♦	changes in national and local economic and business conditions;

♦	changes in experience, ability and depth of Key’s lending management and staff, in lending policies, or in the mix and volume of the loan portfolio;

♦	trends in past due, nonaccrual and other loans; and

♦	external forces, such as competition, legal developments and regulatory guidelines.
If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate considering the results of the analysis and other relevant factors. Management estimates the extent of impairment by comparing the carrying amount of the loan with the estimated present value of its future cash flows, including, if applicable, the fair value of any collateral. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if management remains uncertain about whether the loan will be repaid in full.
LIABILITY FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS
The liability for credit losses inherent in lending-related commitments, such as letters of credit and unfunded loan commitments, is included in “accrued expense and other liabilities” on the balance sheet and totaled $80 million at December 31, 2007, and $53 million at December 31, 2006. Management establishes the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
LOAN SECURITIZATIONS
Key typically sells education loans in securitizations when market conditions are favorable. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. A securitized loan is removed from the balance sheet, and a net gain or loss is recorded when the combined net sales proceeds and (if applicable) residual interests differ from the loan’s allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net (losses) gains from loan securitizations and sales” on the income statement. A servicing asset also may be recorded if Key purchases or retains the right to service securitized loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”
In some cases, Key retains one or more residual interests in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Further discussion of Key’s accounting for its servicing assets is included below under the heading “Servicing Assets.” All other retained interests are accounted for as debt securities and classified as securities available for sale. Some of the assumptions used in determining the fair values of Key’s retained interests are disclosed in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 81.
In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140, are exempt from consolidation. Information on Revised Interpretation No. 46 is included in this note under the heading “Basis of Presentation” on page 65.
Key conducts a quarterly review to determine whether all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest as well as the assumptions used to project future cash flows, and revises assumptions and recalculates the present values of cash flows as appropriate.
The present value of these cash flows is referred to as the “retained interest fair value.” If the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of “accumulated other comprehensive income (loss),” and the yield on the retained interest is adjusted prospectively.
SERVICING ASSETS
Effective January 1, 2007, Key adopted SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140,” which requires that newly purchased or retained servicing assets and liabilities be initially measured at fair value, if practicable. SFAS No. 156 also requires the remeasurement of servicing assets and liabilities at each subsequent reporting date using one of two methods: amortization over the servicing period or measurement at fair value.
When no ready market value (such as quoted market prices or prices based on sales or purchases of similar assets) is available to determine the fair value of servicing assets, the fair value is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation is based on a number of assumptions, including the cost of servicing, discount rate, prepayment rate and default rate. Key has elected to subsequently remeasure servicing assets using the amortization method. The amortization of servicing assets is determined

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.
In accordance with SFAS No. 140, the initial value of servicing assets purchased or retained prior to January 1, 2007, was determined by allocating the amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. These servicing assets are reported at the lower of amortized cost or fair value.
Servicing assets that Key purchases or retains in a sale or securitization of loans are reported at the lower of amortized cost or fair value ($342 million at December 31, 2007, and $282 million at December 31, 2006) and included in “accrued income and other assets” on the balance sheet. Key services primarily mortgage and education loans. Servicing assets at December 31, 2007, include $313 million related to mortgage loan servicing and $29 million related to education loan servicing.
Servicing assets are evaluated quarterly for possible impairment. This process involves classifying the assets based on the types of loans serviced and their associated interest rates, and determining the fair value of each class. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount is reduced through a charge to income in the amount of such excess. For the years ended December 31, 2007, 2006 and 2005, no servicing asset impairment occurred. Additional information pertaining to servicing assets is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 81.
PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2007, and $1.2 billion at December 31, 2006.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Other intangible assets primarily are customer relationships and the net present value of future economic benefits to be derived from the purchase of core deposits. Other intangible assets are amortized on either an accelerated or straight-line basis over periods ranging from five to thirty years. Goodwill and other intangible assets deemed to have indefinite lives are not amortized.
Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key’s reporting units for purposes of this testing are its major business segments: Community Banking and National Banking.
The first step in impairment testing is to determine the fair value of each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, Key would estimate a purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price to the fair value of the unit’s net assets (excluding goodwill). Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
Key performs the goodwill impairment testing required by SFAS No. 142 in the fourth quarter of each year. Key’s annual goodwill impairment testing was performed as of October 1, 2007, and management determined that no impairment existed at that date. On December 20, 2007, Key announced its decision to cease offering Payroll Online Services that were not of sufficient size to provide economies of scale to compete profitably. As a result, $5 million of goodwill was written off during the fourth quarter of 2007. On December 1, 2006, Key announced that it sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, 2006, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill was written off during the fourth quarter of 2006. Key sold the Champion Mortgage loan origination platform on February 28, 2007. Additional information related to these transactions is included in Note 3 (“Acquisitions and Divestitures”) under the heading “Divestitures” on page 74.
INTERNALLY DEVELOPED SOFTWARE
Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($118 million at December 31, 2007, and $115 million at December 31, 2006) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.
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
Key’s accounting policies related to derivatives reflect the accounting guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and other related accounting guidance. In accordance with this accounting guidance, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Accounting for changes in fair value (i.e., gains or losses) of derivatives differs depending on whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivatives that are not designated as hedging instruments, the gain or loss is recognized immediately in earnings. A derivative that is designated and qualifies as a hedging instrument must be designated a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Key does not have any derivatives that hedge net investments in foreign operations.
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
DERIVATIVES USED FOR CREDIT RISK MANAGEMENT PURPOSES
Key uses credit derivatives — primarily credit default swaps — to mitigate credit risk by transferring a portion of the risk associated with the underlying extension of credit to a third party. These instruments also are used to manage portfolio concentration and correlation risks. Key also provides credit protection to other lenders through the sale of credit default swaps.
These derivatives are recorded on the balance sheet at fair value, which is based on the creditworthiness of the borrowers. Related gains or losses, as well as the premium paid or received for credit protection, are included in “investment banking and capital markets income” on the income statement.
DERIVATIVES USED FOR TRADING PURPOSES
Key enters into derivative contracts to make a market for clients and for proprietary trading purposes. Derivatives used for trading purposes typically include financial futures, credit and energy derivatives, foreign exchange forward and spot contracts, written and purchased options (including currency options), and interest rate swaps, caps and floors.
All derivatives used for trading purposes are recorded at fair value. Fair value is calculated using applicable market variables such as interest rate volatility and other relevant market inputs. Changes in fair value (including payments and receipts) are recorded in “investment banking and capital markets income” on the income statement.
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
STOCK-BASED COMPENSATION
From January 1, 2003, until January 1, 2006, Key used the fair value method of accounting as outlined in SFAS No. 123, “Accounting for Stock-Based Compensation.” Key opted to apply the new rules of SFAS No. 123 prospectively to all awards as permitted under SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure.”
Effective January 1, 2006, Key adopted SFAS No. 123R, “Share-Based Payment,” which replaced SFAS No. 123. SFAS 123R requires stock-based compensation to be measured using the fair value method of accounting, with the measured cost to be recognized over the period during which the recipient is required to provide service in exchange for the award. SFAS No. 123R also changes the manner of accounting for forfeited stock-based awards. As of the effective date, Key did not have any nonvested awards outstanding that had not previously been accounted for using the fair value method. Consequently, the adoption of SFAS No. 123R did not have a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
significant impact on Key’s financial condition or results of operations. However, the adoption of the new accounting standard did prompt three changes in Key’s accounting, as discussed below.
First, SFAS No. 123R changes the manner of accounting for forfeited stock-based awards. Under the new standard, companies are no longer permitted to account for forfeitures as they occur. Instead, companies must now estimate expected forfeitures at the date the awards are granted and record compensation expense only for those that are expected to vest. As of the effective date, companies had to estimate expected forfeitures and reduce their related compensation obligation for expense previously recognized in the financial statements. The after-tax amount of this reduction is presented on the income statement as a cumulative effect of a change in accounting principle. Key’s cumulative after-tax adjustment increased first quarter 2006 earnings by $5 million, or $.01 per diluted common share.
Second, prior to the adoption of SFAS No. 123R, total compensation cost for stock-based, mandatory deferred incentive compensation awards was recognized in the plan year that the performance-related services necessary to earn the awards were rendered. Effective January 1, 2006, Key began recognizing compensation cost for these awards using the accelerated method of amortization over a period of approximately four years (the current year performance period and three-year vesting period, which starts generally in the first quarter following the performance period). The impact of this change on Key’s earnings was not material.
Third, prior to the adoption of SFAS No. 123R, Key presented all tax benefits of deductions resulting from the exercise of stock options or the issuance of shares under other stock-based compensation programs as operating cash flows in the statement of cash flows. SFAS No. 123R requires the cash flows resulting from the tax benefits of deductions in excess of the compensation cost recognized for stock-based awards to be classified as financing cash flows.
Generally, employee stock options granted by Key become exercisable at the rate of 33-1/3% per year beginning one year from their grant date, and expire no later than ten years from their grant date. Key recognizes stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.
Key uses shares repurchased under a repurchase program (treasury shares) for share issuances under all stock-based compensation programs other than the discounted stock purchase plan. Shares issued under the stock purchase plan are purchased on the open market.
Prior to January 1, 2003, Key used the intrinsic value method to account for employee stock options as outlined in Accounting Principles Board (“APB”) No. 25. SFAS No. 123R requires companies that used that method to provide pro forma disclosures of the net income and earnings per share effect of accounting for stock options using the fair value method. Management estimates the fair value of options granted using the Black-Scholes option-pricing model as further described in Note 15 (“Stock-Based Compensation”), which begins on page 88. The pro forma effect of applying the fair value method of accounting to all forms of stock-based compensation (primarily stock options, restricted stock, performance shares, discounted stock purchase plans and certain deferred compensation-related awards) for the year ended December 31, 2005, is shown in the following table and would, if recorded, have been included in “personnel expense” on the income statement.

Year ended December 31,
in millions, except per share amounts	2005

Net income, as reported	$1,129
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects:
Stock options expense	20
All other stock-based employee compensation expense	15

35

Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects:
Stock options expense	21
All other stock-based employee compensation expense	15

36

Net income — pro forma	$1,128

Per common share:
Net income	$2.76
Net income — pro forma	2.76
Net income assuming dilution	2.73
Net income assuming dilution — pro forma	2.73

As shown in the preceding table, the pro forma effect is calculated as the after-tax difference between: (i) compensation expense included in reported net income in accordance with the prospective application transition provisions of SFAS No. 148, and (ii) compensation expense that would have been recorded had all existing forms of stock-based compensation been accounted for under the fair value method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
MARKETING COSTS
Key expenses all marketing-related costs, including advertising costs, as incurred.
ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2007
Accounting for leveraged leases. In July 2006, the FASB issued Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance affects when earnings from leveraged lease transactions will be recognized, and requires a lessor to recalculate its recognition of lease income when there are changes or projected changes in the timing of cash flows, including changes due to final or expected settlements of tax matters. Previously, leveraged lease transactions were required to be recalculated only when there was a change in the total projected net income from the lease. This guidance became effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key).
Adoption of this guidance resulted in a cumulative after-tax charge of $52 million to Key’s retained earnings. Future earnings are expected to increase over the remaining term of the affected leases by a similar amount. Additional information related to Staff Position No. 13-2 is included in Note 17 (“Income Taxes”) under the heading “Tax-Related Accounting Pronouncements Adopted in 2007” on page 96.
Accounting for uncertain tax positions. In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the application of SFAS No. 109, “Accounting for Income Taxes,” by defining the minimum threshold that a tax position must meet for the associated tax benefit to be recognized in a company’s financial statements. Interpretation No. 48 also provides guidance on measurement and derecognition of tax benefits, and requires expanded disclosures. The interpretation became effective for fiscal years beginning after December 15, 2006 (effective January 1, 2007, for Key). Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations. Additional information related to this interpretation is included in Note 17 under the heading “Tax-Related Accounting Pronouncements Adopted in 2007.”
Accounting for servicing of financial assets. As discussed under the heading “Servicing Assets” on page 67, effective January 1, 2007, Key adopted SFAS No. 156, which requires that servicing assets and liabilities be initially measured at fair value, if practicable. SFAS No. 156 also requires the remeasurement of servicing assets and liabilities at each subsequent reporting date using one of two methods: amortization over the servicing period or measurement at fair value. Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations. Additional information related to SFAS No. 156 is included in Note 8.
Accounting for certain hybrid financial instruments. In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” A hybrid financial instrument is one in which a derivative is embedded in another financial instrument. SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require the financial instrument and derivative to be separated. Prior to SFAS No. 155, a qualifying SPE was prohibited from holding certain derivative financial instruments. SFAS No. 155 became effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006 (effective January 1, 2007, for Key). Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations.
ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION AT DECEMBER 31, 2007
Fair value measurements. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value in any new circumstances. SFAS No. 157 will be effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). In February 2008, the FASB issued Staff Position FAS 157-1, which provides that SFAS No. 157 does not apply under SFAS No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for leases. In February 2008, the FASB also issued Staff Position FAS 157-2, which delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). For items within the scope of Staff Position FAS 157-2, the effective date will be for fiscal years beginning after November 15, 2008. However, early adoption of SFAS No. 157 for nonfinancial assets and liabilities within the scope of the new guidance is permitted. Key’s January 1, 2008, adoption of SFAS 157 for all financial and nonfinancial assets and liabilities did not have a material effect on Key’s financial condition or results of operations.
Fair value option for financial assets and financial liabilities. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This guidance provides an option to selectively report financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 will be effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). Key has elected to not apply this fair value option to any of its existing assets or liabilities. However, Key may adopt this guidance for assets or liabilities in the future as permitted under SFAS No. 159.
Accounting for investment companies. In June 2007, the Accounting Standards Executive Committee, under the auspices of the FASB, issued Statement of Position (“SOP”) No. 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies.” The new pronouncement provides guidance for determining whether an entity is within the scope of the Guide and whether the specialized industry accounting principles of the Guide

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
should be applied by a parent company in accounting for an investment company subsidiary. In February 2008, the FASB issued Staff Position SOP No. 07-1-1 which delays indefinitely the effective date of SOP No. 07-1 and prohibits early adoption by entities such as Key that have not already adopted the guidance.
Investment companies under Revised Interpretation No. 46. In May 2007, the FASB issued Staff Position FIN 46(R)-7, “Application of FASB Interpretation No. 46(R) to Investment Companies.” The new pronouncement provides an exception to the scope of Revised Interpretation No. 46 for investment companies covered by SOP No. 07-1. Staff Position FIN 46(R)-7 will be effective for Key upon the adoption of SOP 07-1 discussed above.
Employers’ accounting for defined benefit pension and other postretirement plans. In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. The overfunded or underfunded status is to be measured solely by the difference between the fair value of plan assets and the projected benefit obligation. In addition, any change in a plan’s funded status must be recognized in comprehensive income in the year in which it occurs. Except for the measurement requirement, Key adopted this accounting guidance as of December 31, 2006, resulting in an after-tax charge of $154 million to the accumulated other comprehensive income (loss) component of shareholders’ equity for the year ended December 31, 2006.
The requirement to measure plan assets and benefit obligations as of the end of an employer’s fiscal year is effective for years ending after December 15, 2008 (December 31, 2008, for Key). Adoption of this guidance is not expected to have a material effect on Key’s financial condition or results of operations. For more information about Key’s defined benefit plans, including changes in the funding status, see Note 16 (“Employee Benefits”), which begins on page 91.
Offsetting of Amounts Related to Certain Contracts. In April 2007, the FASB issued Staff Position FIN 39-1, “Amendment of FASB Interpretation 39,” which supplements Interpretation No. 39 by allowing reporting entities to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash (a payable) arising from derivative instruments with the same counterparty. Interpretation No. 39 allowed reporting entities to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. Key did not previously adopt the provisions of Interpretation No. 39 that were permitted but not required. The accounting guidance in Staff Position FIN 39-1 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008, for Key). Key has elected to adopt the accounting guidance in Staff Position FIN 39-1, and as a result, the provisions of Interpretation No. 39. The adoption of this accounting guidance did not have a material effect on Key’s financial condition or results of operations.
Business Combinations. In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The new pronouncement requires the acquiring entity in a business combination to recognize only the assets acquired and liabilities assumed in a transaction (e.g., acquisition costs must be expensed when incurred), establishes the fair value at the date of acquisition as the initial measurement for all assets acquired and liabilities assumed, and requires expanded disclosures. SFAS No. 141(R) will be effective for fiscal years beginning after December 15, 2008 (January 1, 2009, for Key). Early adoption is prohibited.
Noncontrolling Interests. In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.” The new pronouncement requires all entities to report noncontrolling (minority) interests in subsidiaries as a component of shareholders’ equity. SFAS No. 160 will be effective for fiscal years beginning after December 15, 2008 (January 1, 2009, for Key). Early adoption is prohibited. Management is evaluating the potential effect this guidance may have on Key’s financial condition and results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
2. EARNINGS PER COMMON SHARE
Key’s basic and diluted earnings per common share are calculated as follows:

Year ended December 31,
dollars in millions, except per share amounts	2007	2006	2005

EARNINGS
Income from continuing operations before cumulative effect of accounting change	$941	$1,193	$1,090
(Loss) income from discontinued operations, net of taxes	(22)	(143)	39
Income before cumulative effect of accounting change	919	1,050	1,129
Net income	919	1,055	1,129

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	392,013	404,490	408,981
Effect of dilutive common stock options and other stock awards (000)	3,810	5,732	5,033

Weighted-average common shares and potential common shares outstanding (000)	395,823	410,222	414,014

EARNINGS PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting change	$2.40	$2.95	$2.67
(Loss) income from discontinued operations	(.06)	(.35)	.10
Income before cumulative effect of accounting change	2.35	2.60	2.76
Net income	2.35	2.61	2.76

Income from continuing operations before cumulative effect of accounting change — assuming dilution	2.38	2.91	2.63
(Loss) income from discontinued operations — assuming dilution	(.05)	(.35)	.09
Income before cumulative effect of accounting change — assuming dilution	2.32	2.56	2.73
Net income — assuming dilution	2.32	2.57	2.73

During the years ended December 31, 2007, 2006 and 2005, certain weighted-average options to purchase common shares were outstanding but not included in the calculation of “net income per common share —assuming dilution” during any quarter in which their exercise prices were greater than the average market price of the common shares because including the options in the calculations would have been antidilutive. The calculations for the full years shown in the following table were made by averaging the results of the four quarterly calculations for each year.

Year ended December 31,	2007	2006	2005

Weighted-average options excluded from the calculation of net income per common share — assuming dilution	10,953,063	384,907	4,548,100
Exercise prices for weighted-average options excluded	$27.08 to $50.00	$36.22 to $50.00	$32.84 to $50.00

In addition, during the years ended December 31, 2007, 2006 and 2005, weighted-average contingently issuable performance-based awards for 1,616,054, 1,700,305 and 966,287 common shares, respectively, were outstanding, but not included in the calculation of “net income per common share — assuming dilution.” These awards vest only if Key achieves certain cumulative three-year financial performance targets and were not included in the calculation because the time period for the measurement had not yet expired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
3. ACQUISITIONS AND DIVESTITURES
Acquisitions and divestitures completed by Key during the past three years or pending at December 31, 2007, are summarized below. In the case of each acquisition, the terms of the transaction were not material.
ACQUISITIONS
Tuition Management Systems, Inc.
On October 1, 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, elementary and secondary educational institutions.
Austin Capital Management, Ltd.
On April 1, 2006, Key acquired Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at the date of acquisition. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base.
ORIX Capital Markets, LLC
On December 8, 2005, Key acquired the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC, headquartered in Dallas, Texas. ORIX had a servicing portfolio of approximately $27 billion at the date of acquisition.
Malone Mortgage Company
On July 1, 2005, Key acquired Malone Mortgage Company, a mortgage company headquartered in Dallas, Texas that serviced approximately $1.3 billion in loans at the date of acquisition.
ACQUISITION PENDING AT DECEMBER 31, 2007
U.S.B. Holding Co., Inc.
On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. U.S.B. Holding Co. had assets of $2.8 billion and deposits of $1.8 billion at the date of acquisition. Under the terms of the agreement, 9,895,000 KeyCorp common shares, with a value of $348 million, and $194 million in cash were exchanged for all of the outstanding shares of U.S.B. Holding Co. The acquisition expands Key’s presence in markets both within and contiguous to its current operations in the Hudson Valley.
DIVESTITURES
Champion Mortgage
On February 28, 2007, Key sold the Champion Mortgage loan origination platform to an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm, for cash proceeds of $.5 million.
On November 29, 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business to a wholly owned subsidiary of HSBC Finance Corporation for cash proceeds of $2.5 billion. The loan portfolio totaled $2.5 billion at the date of sale.
Key has applied discontinued operations accounting to the Champion Mortgage finance business for all periods presented in this report. The results of this discontinued business are presented on one line as “(loss) income from discontinued operations, net of taxes” in the Consolidated Statements of Income on page 62. The components of (loss) income from discontinued operations are as follows:

Year ended December 31,
in millions	2007	2006	2005

(Loss) income, net of taxes of ($4), $13 and $23	$(7)	$22	$39
Write-off of goodwill	—	(170)	—
(Loss) gain on disposal, net of taxes of ($1) and $8	(2)	14	—
Disposal transaction costs, net of taxes of ($8) and ($5) [a]	(13)	(9)	—

(Loss) income from discontinued operations	$(22)	$(143)	$39

a	Includes after-tax charges of $.8 million for 2007, $65 million for 2006 and $63 million for 2005, determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support Champion’s operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The discontinued assets and liabilities of Champion Mortgage included in the Consolidated Balance Sheets on page 61 are as follows:

December 31,
in millions	2007	2006

Loans	$8	$10
Loans held for sale	—	179

Accrued income and other assets	—	22

Total assets	$8	$211

Deposits	—	$88
Accrued expense and other liabilities	$10	17

Total liabilities	$10	$105

McDonald Investments branch network
On February 9, 2007, McDonald Investments Inc., a wholly owned subsidiary of KeyCorp, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets to UBS Financial Services Inc., a subsidiary of UBS AG. Key received cash proceeds of $219 million and recorded a gain of $171 million ($107 million after tax, $.26 per diluted common share) in connection with the sale. Key retained McDonald Investments’ corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KeyBank continues to operate the Wealth Management, Trust and Private Banking businesses. On April 16, 2007, Key renamed the registered broker/dealer through which its corporate and institutional investment banking and securities businesses operate. The new name is KeyBanc Capital Markets Inc.
4. LINE OF BUSINESS RESULTS
COMMUNITY BANKING
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
Regional Banking also offers financial, estate and retirement planning, and asset management services to assist high-net-worth clients with their banking, trust, portfolio management, insurance, charitable giving and related needs.
Commercial Banking provides midsize businesses with products and services that include commercial lending, cash management, equipment leasing, investment and employee benefit programs, succession planning, access to capital markets, derivatives and foreign exchange.
NATIONAL BANKING
Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties).
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
Consumer Finance includes Indirect Lending, Commercial Floor Plan Lending, Home Equity Services and Business Services.
Indirect Lending offers loans to consumers through dealers. This business unit also provides federal and private education loans to students and their parents, and processes tuition payments for private schools.
Commercial Floor Plan Lending finances inventory for automobile and marine dealers.
Home Equity Services works with home improvement contractors to provide home equity and home improvement financing solutions.
Business Services provides payroll processing solutions for businesses of all sizes.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The table below shows selected financial data for each major business group for the years ended December 31, 2007, 2006 and 2005. This table is accompanied by supplementary information for each of the lines of business that make up these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. U.S. generally accepted accounting principles (“GAAP”) guide financial accounting, but there is no authoritative guidance for “management accounting”—the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.
The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. According to Key’s policies:
♦	Net interest income is determined by assigning a standard cost for funds used or a standard credit for funds provided based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.

♦	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.

♦	Key’s consolidated provision for loan losses is allocated among the lines of business primarily based on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The amount of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of

Year ended December 31,	Community Banking			National Banking
dollars in millions	2007	2006	2005	2007	2006	2005

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,672	$1,745	$1,698	$1,437	$1,406	$1,279
Noninterest income	1,037 [c]	953	945	905 [d]	1,014	934

Total revenue (TE) [a]	2,709	2,698	2,643	2,342	2,420	2,213
Provision for loan losses	72	94	108	457	56	35
Depreciation and amortization expense	141	151	145	289	243	211
Other noninterest expense	1,635	1,778	1,734	1,067	996	945

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change (TE)	861	675	656	529	1,125	1,022
Allocated income taxes and TE adjustments	323	253	246	200	420	381

Income (loss) from continuing operations before cumulative effect of accounting change	538	422	410	329	705	641
(Loss) income from discontinued operations, net of taxes	—	—	—	(22)	(143)	39

Income (loss) before cumulative effect of accounting change	538	422	410	307	562	680
Cumulative effect of accounting change, net of taxes	—	—	—	—	—	—

Net income (loss)	$538	$422	$410	$307	$562	$680

Percent of consolidated income from continuing operations	57%	35%	38%	35%	59%	59%
Percent of total segments income from continuing operations	57	36	37	35	60	57

AVERAGE BALANCES [b]
Loans and leases	$26,806	$26,776	$27,073	$40,128	$37,778	$34,389
Total assets [a]	29,569	29,828	30,138	50,583	47,959	43,843
Deposits	46,659	46,683	44,151	12,165	10,919	7,823

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets [a,b]	$99	$69	$82	$74	$31	$27
Net loan charge-offs	96	98	114	179	72	201
Return on average allocated equity [b]	21.62%	16.87%	16.49%	7.82%	18.20%	17.89%
Return on average allocated equity	21.62	16.87	16.49	7.30	13.64	17.63
Average full-time equivalent employees	8,897	9,693	9,382	3,965	4,247	4,224

a	Substantially all revenue generated by Key’s major business groups is derived from clients with residency in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill held by Key’s major business groups are located in the United States.

b	From continuing operations.

c	Community Banking results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”), which begins on page 74, for more information pertaining to this transaction.

d	National Banking results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

e	Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for litigation recorded during the second quarter. This charge and the litigation charge referred to in note (f) below comprise the $42 million charge recorded in connection with the Honsador litigation disclosed in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 97. Results for 2007 also include a $49 million ($31 million after tax) loss recorded during the first quarter in connection with the repositioning of the securities portfolio.

f	Reconciling Items include gains of $27 million ($17 million after tax) recorded during the third quarter of 2007, $40 million ($25 million after tax) recorded during the second quarter of 2007 and $9 million ($6 million after tax) recorded during the second quarter of 2006, all related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc., recorded during the fourth quarter, and a $16 million ($10 million after tax) charge for litigation recorded during the second quarter.

TE =	Taxable Equivalent

N/A =	Not Applicable

N/M =	Not Meaningful

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
         Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 67.
♦	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance, and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.

♦	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.
Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organizational structure.
Effective January 1, 2007, Key reorganized the following business units within its lines of business:
♦	The Mortgage Services unit, previously included under the Consumer Finance line of business within the National Banking group, has been moved to the Regional Banking line of business within the Community Banking group.

♦	In light of the Champion divestiture, the National Home Equity unit, previously included under the Consumer Finance line of business within the National Banking group, has been eliminated and replaced by the remaining Home Equity Services unit.

♦	Business Services has been added as a unit under the Consumer Finance line of business within the National Banking group.

Other Segments			Total Segments			Reconciling Items			Key
2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005

$(97)	$(113)	$(107)	$3,012	$3,038	$2,870	$(144)	$(120)	$(93)	$2,868	$2,918	$2,777
209 [e]	141	177	2,151	2,108	2,056	78 [f]	19 [f]	11	2,229	2,127	2,067

112	28	70	5,163	5,146	4,926	(66)	(101)	(82)	5,097	5,045	4,844
—	—	—	529	150	143	—	—	—	529	150	143
—	—	—	430	394	356	—	—	—	430	394	356
55 [e]	27	30	2,757	2,801	2,709	61 [f]	(46)	(11)	2,818	2,755	2,698

57	1	40	1,447	1,801	1,718	(127)	(55)	(71)	1,320	1,746	1,647

(26)	(41)	(28)	497	632	599	(118)	(79)	(42)	379	553	557

83	42	68	950	1,169	1,119	(9)	24	(29)	941	1,193	1,090

—	—	—	(22)	(143)	39	—	—	—	(22)	(143)	39

83	42	68	928	1,026	1,158	(9)	24	(29)	919	1,050	1,129

—	—	—	—	—	—	—	5	—	—	5	—

$83	$42	$68	$928	$1,026	$1,158	$(9)	$29	$(29)	$919	$1,055	$1,129

9%	4%	6%	101%	98%	103%	(1)%	2%	(3)%	100%	100%	100%

8	4	6	100	100	100	N/A	N/A	N/A	N/A	N/A	N/A

$255	$298	$392	$67,189	$64,852	$61,854	$168	$144	$143	$67,357	$64,996	$61,997
12,665	11,624	11,668	92,817	89,411	85,649	2,067	2,291	2,260	94,884	91,702	87,909
3,035	1,890	3,280	61,859	59,492	55,254	(120)	(189)	(208)	61,739	59,303	55,046

—	—	—	$173	$100	$109	$166	$104	$58	$339	$204	$167
—	—	—	275	170	315	—	—	—	275	170	315
N/M	N/M	N/M	13.22%	17.15%	17.21%	N/M	N/M	N/M	12.19%	15.49%	14.88%
N/M	N/M	N/M	12.91	14.53	17.09	N/M	N/M	N/M	11.90	13.64	15.42
43	40	39	12,905	13,980	13,645	6,029	6,026	5,840	18,934	20,006	19,485

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (COMMUNITY BANKING LINES OF BUSINESS)

Year ended December 31,	Regional Banking			Commercial Banking
dollars in millions	2007	2006	2005	2007	2006	2005

Total revenue (TE)	$2,333	$2,309	$2,257	$376	$389	$386
Provision (credit) for loan losses	77	79	91	(5)	15	17
Noninterest expense	1,581	1,729	1,684	195	200	195
Net income	422	312	301	116	110	109
Average loans and leases	18,594	18,814	19,227	8,212	7,962	7,846
Average deposits	43,170	43,195	40,933	3,489	3,488	3,218
Net loan charge-offs	82	81	96	14	17	18
Return on average allocated equity	24.25%	17.60%	17.06%	15.49%	15.11%	15.08%
Average full-time equivalent employees	8,584	9,374	9,063	313	319	319

TE	= Taxable Equivalent
SUPPLEMENTARY INFORMATION (NATIONAL BANKING LINES OF BUSINESS)

Year ended December 31,	Real Estate Capital			Equipment Finance			Institutional and Capital Markets			Consumer Finance
dollars in millions	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005

Total revenue (TE)	$585	$691	$554	$611	$543	$505	$759	$813	$731	$387	$373	$423
Provision (credit) for loan losses	322	27	3	69	23	6	12	(9)	1	54	15	25
Noninterest expense	330	274	236	366	307	288	484	481	421	176	177	211
Income (loss) from continuing operations	(42)	244	197	110	133	132	164	215	195	97	113	117
Net income (loss)	(42)	244	197	110	133	132	164	215	195	75	(30)	156
Average loans and leases [a]	13,157	12,745	10,931	10,625	9,943	9,110	7,744	7,584	7,698	8,602	7,506	6,650
Average loans held for sale [a]	1,308	856	476	9	20	—	344	275	18	2,766	2,997	3,122
Average deposits [a]	5,001	3,591	1,952	15	16	13	6,712	6,890	5,441	437	422	417
Net loan charge-offs (recoveries)	57	12	7	63	32	146	10	(4)	5	49	32	43
Return on average allocated equity [a]	(3.16)%	20.35%	19.43%	12.28%	15.85%	17.19%	14.05%	19.47%	17.92%	11.90%	15.44%	16.39%
Return on average allocated equity	(3.16)	20.35	19.43	12.28	15.85	17.19	14.05	19.47	17.92	9.20	(3.07)	15.81
Average full-time equivalent employees	996	960	804	979	929	979	1,314	1,344	1,276	676	1,014	1,165

a	From continuing operations.

TE =	Taxable Equivalent
5. RESTRICTIONS ON CASH, DIVIDENDS AND LENDING ACTIVITIES
Federal law requires depository institutions to maintain a prescribed amount of cash or noninterest-bearing balances with the Federal Reserve Bank. KeyBank maintained average reserve balances aggregating $489 million in 2007 to fulfill these requirements.
KeyCorp’s principal source of cash flow to pay dividends on its common shares, to service its debt and to finance corporate operations is capital distributions from KeyBank and other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.
During 2007, KeyBank paid KeyCorp a total of $500 million in dividends, and nonbank subsidiaries paid a total of $488 million. As of the close of business on December 31, 2007, KeyBank had an additional $441 million available to pay dividends to KeyCorp without prior regulatory approval and without affecting its status as “well-capitalized” under the FDIC-defined capital categories.
Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
6. SECURITIES
The amortized cost, unrealized gains and losses, and fair value of Key’s securities available for sale and held-to-maturity securities are presented in the following tables. Gross unrealized gains and losses are represented by the difference between the amortized cost and the fair value of securities on the balance sheet as of the dates indicated. Accordingly, the amount of these gains and losses may change in the future as market conditions change.

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$19	—	—	$19
States and political subdivisions	10	—	—	10
Collateralized mortgage obligations	6,167	$33	$33	6,167
Other mortgage-backed securities	1,393	13	3	1,403
Retained interests in securitizations	149	36	—	185
Other securities	72	8	4	76

Total securities available for sale	$7,810	$90	$40	$7,860

HELD-TO-MATURITY SECURITIES
States and political subdivisions	$9	—	—	$9
Other securities	19	—	—	19

Total held-to-maturity securities	$28	—	—	$28

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$94	—	—	$94
States and political subdivisions	14	$1	—	15
Collateralized mortgage obligations	7,098	13	$110	7,001
Other mortgage-backed securities	336	2	4	334
Retained interests in securitizations	151	57	—	208
Other securities	165	10	—	175

Total securities available for sale	$7,858	$83	$114	$7,827

HELD-TO-MATURITY SECURITIES
States and political subdivisions	$20	$1	—	$21
Other securities	21	—	—	21

Total held-to-maturity securities	$41	$1	—	$42

When Key retains an interest in loans it securitizes, it bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. Key accounts for these retained interests as debt securities and classifies them as available for sale.
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities. “Other securities” held in the held-to-maturity portfolio are primarily foreign bonds.
Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,
in millions	2007	2006	2005

Realized gains	$40	$137	$13
Realized losses	75	136	12

Net securities (losses) gains	$(35)	$1	$1

The following table summarizes Key’s securities that were in an unrealized loss position.

	Duration of Unrealized Loss Position
	Less Than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

DECEMBER 31, 2007
Securities available for sale:
Collateralized mortgage obligations	$656	$8	$1,042	$25	$1,698	$33
Other mortgage-backed securities	83	1	67	2	150	3
Other securities	37	4	—	—	37	4

Total temporarily impaired securities	$776	$13	$1,109	$27	$1,885	$40

DECEMBER 31, 2006
Securities available for sale:
Collateralized mortgage obligations	$766	$1	$4,354	$109	$5,120	$110
Other mortgage-backed securities	138	1	86	3	224	4

Total temporarily impaired securities	$904	$2	$4,440	$112	$5,344	$114

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Of the $40 million of gross unrealized losses at December 31, 2007, $33 million relates to fixed-rate collateralized mortgage obligations, which Key invests in as part of an overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During 2007, interest rates generally decreased, so the fair value of these 52 instruments, which had a weighted-average maturity of 2.7 years at December 31, 2007, increased.
Other mortgage-backed securities were issued and are backed by government sponsored enterprises or the Government National Mortgage Association and consist of fixed-rate mortgage backed securities, with gross unrealized losses of $3 million at December 31, 2007. As fixed-rate securities, these instruments are sensitive to movements in interest rates. During 2007, there was a general decrease in interest rates, which caused the fair value of these 78 instruments, which had a weighted-average maturity of 4.6 years at December 31, 2007, to increase. In addition, Key increased its holdings in this portfolio in 2007 compared to 2006.
Key conducts regular assessments of its securities portfolio to determine whether any securities are other-than-temporarily impaired. The assessments are based on the nature of the securities, the financial condition of the issuer, the extent and duration of the loss and the intent and ability of Key to hold these securities either to maturity or through the expected recovery period.
Generally, the unrealized losses within each investment category have occurred due to rising interest rates over the years prior to 2007. The unrealized losses discussed above are considered temporary since Key has the ability and intent to hold the securities until they mature or recover in value. Accordingly, these investments have not been reduced to their fair value through the income statement.
At December 31, 2007, securities available for sale and held-to-maturity securities with an aggregate amortized cost of approximately $7.3 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.
The following table shows securities by remaining maturity. Collateralized mortgage obligations, other mortgage-backed securities and retained interests in securitizations — all of which are included in the securities available-for-sale portfolio — are presented based on their expected average lives. The remaining securities, including all of those in the held-to-maturity portfolio, are presented based on their remaining contractual maturity. Actual maturities may differ from expected or contractual maturities since borrowers have the right to prepay obligations with or without prepayment penalties.

	Securities		Held-to-Maturity
	Available for Sale		Securities
December 31, 2007	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$25	$28	$11	$11
Due after one through five years	7,481	7,521	17	17
Due after five through ten years	290	298	—	—
Due after ten years	14	13	—	—

Total	$7,810	$7,860	$28	$28

7. LOANS AND LOANS HELD FOR SALE
Key’s loans by category are summarized as follows:

December 31,
in millions	2007	2006

Commercial, financial and agricultural	$24,797	$21,412
Commercial real estate:
Commercial mortgage	9,630	8,426
Construction	8,102	8,209

Total commercial real estate loans	17,732	16,635
Commercial lease financing	10,176	10,259

Total commercial loans	52,705	48,306
Real estate — residential mortgage	1,594	1,442
Home equity	10,917	10,826
Consumer — direct	1,298	1,536
Consumer — indirect:
Marine	3,637	3,077
Other	672	639

Total consumer — indirect loans	4,309	3,716

Total consumer loans	18,118	17,520

Total loans	$70,823	$65,826

Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.
Key’s loans held for sale by category are summarized as follows:

December 31,
in millions	2007	2006

Commercial, financial and agricultural	$250	$47
Real estate — commercial mortgage	1,219	946
Real estate — construction	35	36
Commercial lease financing	1	3
Real estate — residential mortgage	47	21
Home equity	1	180
Education	3,176	2,390
Automobile	7	14

Total loans held for sale	$4,736	$3,637

Commercial and consumer lease financing receivables primarily are direct financing leases, but also include leveraged leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2007	2006

Direct financing lease receivable	$6,860	$6,955
Unearned income	(746)	(738)
Unguaranteed residual value	546	549
Deferred fees and costs	72	72

Net investment in direct financing leases	$6,732	$6,838

Minimum future lease payments to be received at December 31, 2007, are as follows: 2008 — $2.4 billion; 2009 — $1.8 billion;
2010 — $1.2 billion; 2011 — $661 million; 2012 — $342 million; and all subsequent years — $375 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2007	2006	2005

Balance at beginning of year	$944	$966	$1,138

Charge-offs	(370)	(268)	(409)
Recoveries	95	98	94

Net loans charged off	(275)	(170)	(315)
Provision for loan losses from continuing operations	529	150	143
Provision for loan losses from discontinued operations	—	(3)	—
Foreign currency translation adjustment	2	1	—

Balance at end of year	$1,200	$944	$966

Changes in the liability for credit losses on lending-related commitments are summarized as follows:

Year ended December 31,
in millions	2007	2006	2005

Balance at beginning of year	$53	$59	$66
Provision (credit) for losses on lending-related commitments	28	(6)	(7)
Charge-offs	(1)	—	—

Balance at end of year [a]	$80	$53	$59

a	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
8. LOAN SECURITIZATIONS, SERVICING AND VARIABLE INTEREST ENTITIES
RETAINED INTERESTS IN LOAN SECURITIZATIONS
A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. Key sells education loans in securitizations.
Key generally retains an interest in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Additional information pertaining to Key’s retained interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 67.
During 2007, Key did not securitize any education loans due to unfavorable market conditions. Key securitized and sold $1.1 billion of education loans (including accrued interest) in 2006, which resulted in an aggregate gain of $24 million (from gross cash proceeds of $1.1 billion). In 2005, Key securitized and sold $976 million of education loans (including accrued interest), which resulted in an aggregate gain of $19 million (from gross cash proceeds of $1.0 billion). In the 2006 securitization, Key retained residual interests in the form of servicing assets of $10 million and interest-only strips of $29 million; in the 2005 securitization, Key retained servicing assets of $7 million and interest-only strips of $34 million.
Management uses certain assumptions and estimates to determine the fair value to be allocated to retained interests at the date of transfer and at subsequent measurement dates. Primary economic assumptions used to measure the fair value of Key’s retained interests in education loans and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions at December 31, 2007, are as follows:

dollars in millions

Fair value of retained interests	$186
Weighted-average life (years)	.7 — 7.8

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% — 30.00%
Impact on fair value of 1% CPR adverse change	$(8)
Impact on fair value of 2% CPR adverse change	(16)

EXPECTED CREDIT LOSSES (STATIC RATE)	.10% — 20.00%
Impact on fair value of .25% adverse change	$(4)
Impact on fair value of .50% adverse change	(7)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% — 12.00%
Impact on fair value of 1% adverse change	$(8)
Impact on fair value of 2% adverse change	(15)

EXPECTED STATIC DEFAULT (STATIC RATE)	3.47% — 25.00%
Impact on fair value of 1% adverse change	$(26)
Impact on fair value of 2% adverse change	(52)

VARIABLE RETURNS TO TRANSFEREES	(a )

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

a	Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .00% to 1.15%.

CPR = Constant Prepayment Rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The table below shows the relationship between the education loans Key manages and those held in the loan portfolio. Managed loans include those held in portfolio and those securitized and sold, but still serviced by Key. Related delinquencies and net credit losses are also presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2007	2006	2007	2006	2007	2006

Education loans managed	$8,229	$8,211	$232	$178	$96	$75
Less: Loans securitized	4,722	5,475	157	151	69	47
Loans held for sale or securitization	3,176	2,390	69	24	23	23

Loans held in portfolio	$331	$346	$6	$3	$4	$5

MORTGAGE SERVICING ASSETS
Key originates and periodically sells commercial mortgage loans but continues to service those loans for the buyers. Key may also purchase the right to service commercial mortgage loans for other lenders. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year ended December 31,
in millions	2007	2006

Balance at beginning of year	$247	$248
Servicing retained from loan sales	21	15
Purchases	135	50
Amortization	(90)	(66)

Balance at end of year	$313	$247

Fair value at end of year	$418	$332

The fair value of mortgage servicing assets is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of Key’s mortgage servicing assets at December 31, 2007, and 2006, are as follows:
♦	prepayment speed generally at an annual rate of 0.00% to 25.00%;

♦	expected credit losses at a static rate of 2.00%; and

♦	residual cash flows discount rate of 8.50% to 15.00%.
Changes in these assumptions could cause the fair value of mortgage servicing assets to change in the future. The volume of loans serviced and expected credit losses are critical to the valuation of servicing assets. A 1.00% increase in the assumed default rate of commercial mortgage loans at December 31, 2007, would cause a $7 million decrease in the fair value of Key’s mortgage servicing assets.
Contractual fee income from servicing commercial mortgage loans totaled $77 million for 2007, $73 million for 2006 and $44 million for 2005. The amortization of servicing assets for each year, as shown in the preceding table, is recorded as a reduction to fee income. Both the contractual fee income and the amortization are recorded in “other income” on the income statement.
Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 under the heading “Servicing Assets” on page 67.
VARIABLE INTEREST ENTITIES
A VIE is a partnership, limited liability company, trust or other legal entity that meets any one of the following criteria:
♦	The entity does not have sufficient equity to conduct its activities without additional subordinated financial support from another party.

♦	The entity’s investors lack the authority to make decisions about the activities of the entity through voting rights or similar rights, and do not have the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual returns.

♦	The voting rights of some investors are not proportional to their economic interest in the entity, and substantially all of the entity’s activities involve or are conducted on behalf of investors with disproportionately few voting rights.
Key’s involvement with VIEs is described below.
Consolidated VIEs
Low-Income Housing Tax Credit (“LIHTC”) guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (“funds”) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets primarily are investments in LIHTC operating partnerships, which totaled $266 million at December 31, 2007. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. In October 2003, Key ceased to form new funds or add LIHTC partnerships. However, Key continues to act as asset manager and provides occasional funding for existing funds under a guarantee obligation. Additional information on return guarantee agreements with LIHTC investors is summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 98.
The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the noncontrolling interests associated with these funds are considered mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. The FASB has indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries, such as Key’s LIHTC guaranteed funds. Key currently accounts for these interests as minority interests and adjusts the financial statements each period for the investors’ share of the funds’ profits and losses. At December 31, 2007, the settlement value of these noncontrolling interests was estimated to be between $272 million and $323 million, while the recorded value, including reserves, totaled $287 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Unconsolidated VIEs
LIHTC nonguaranteed funds. Although Key holds significant interests in certain nonguaranteed funds that Key formed and funded, management has determined that Key is not the primary beneficiary of those funds. At December 31, 2007, assets of these unconsolidated nonguaranteed funds totaled $186 million. Key’s maximum exposure to loss in connection with these funds is minimal. In October 2003, management elected to cease forming these funds.
LIHTC investments. Through the Community Banking line of business, Key has made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. At December 31, 2007, assets of these unconsolidated LIHTC operating partnerships totaled approximately $756 million. Key’s maximum exposure to loss in connection with these partnerships is the unamortized investment balance of $221 million at December 31, 2007, plus $77 million of tax credits claimed but subject to recapture. In 2007, Key did not obtain significant direct investments (either individually or in the aggregate) in LIHTC operating partnerships.
Key has additional investments in unconsolidated LIHTC operating partnerships that are held by the consolidated LIHTC guaranteed funds discussed on page 82. Total assets of these operating partnerships were approximately $1.7 billion at December 31, 2007. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Information regarding Key’s exposure to loss in connection with these guaranteed funds is included in Note 18 under the heading “Return guarantee agreement with LIHTC investors” on page 99.
Commercial and residential real estate investments and principal investments. Key’s Principal Investing unit and the KeyBank Real Estate Capital line of business make equity and mezzanine investments in entities, some of which are VIEs. These investments are held by nonregistered investment companies subject to the provisions of the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, “Audits of Investment Companies.” The FASB deferred the effective date of Revised Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide. As a result, Key is not currently applying the accounting or disclosure provisions of Revised Interpretation No. 46 to its principal and real estate mezzanine and equity investments, which remain unconsolidated. As discussed in Note 1 under the heading “Accounting Pronouncements Pending Adoption at December 31, 2007” on page 71, in May 2007, the FASB issued Staff Position FIN 46(R)-7, which provides an exception to the scope of Revised Interpretation No. 46 for investment companies covered by SOP No. 07-1. Staff Position FIN 46(R)-7 will be effective for Key upon the adoption of SOP 07-1. Additional information regarding the status of SOP 07-1 is included in Note 1 under the heading “Accounting Pronouncements Pending Adoption at December 31, 2007.”
9. NONPERFORMING ASSETS AND PAST DUE LOANS
Impaired loans totaled $519 million at December 31, 2007, compared to $95 million at December 31, 2006. Impaired loans had a weighted-average balance of $241 million for 2007, $113 million for 2006 and $95 million for 2005.
Key’s nonperforming assets and past due loans were as follows:

December 31,
in millions	2007		2006

Impaired loans	$519		$95
Other nonaccrual loans	168		120

Total nonperforming loans	687		215

Nonperforming loans held for sale	25		3

Other real estate owned (“OREO”)	21		57
Allowance for OREO losses	(2)		(3)

OREO, net of allowance	19		54
Other nonperforming assets	33	[a]	1

Total nonperforming assets	$764		$273

Impaired loans with a specifically allocated allowance	$426		$34
Specifically allocated allowance for impaired loans	126		14

Accruing loans past due 90 days or more	$231		$120
Accruing loans past due 30 through 89 days	843		644

a	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital line of business.
At December 31, 2007, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.
Management evaluates the collectibility of Key’s loans by applying historical loss experience rates to loans with similar risk characteristics. These loss rates are adjusted to reflect emerging credit trends and other factors to determine the appropriate level of allowance for loan losses to be allocated to each loan type. As described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 67, management conducts further analysis to determine the probable loss content of impaired loans with larger balances. Management does not perform a loan-specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as “Other nonaccrual loans”). These typically are smaller-balance commercial loans and consumer loans, including residential mortgages, home equity loans and various types of installment loans.
The following table shows the amount by which loans and loans held for sale classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2007	2006	2005

Interest income receivable under original terms	$57	$20	$20
Less: Interest income recorded during the year	42	8	8

Net reduction to interest income	$15	$12	$12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
10. GOODWILL AND OTHER INTANGIBLE ASSETS
Key’s total intangible asset amortization expense was $23 million for 2007, $21 million for 2006 and $16 million for 2005. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2008 — $26 million; 2009 — $20 million; 2010 —$16 million; 2011 — $10 million; and 2012 — $10 million.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

	2007		2006
December 31,	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$32	$23	$240	$227
Other intangible assets	170	56	145	38

Total	$202	$79	$385	$265

The 2007 reductions in the gross carrying amount and accumulated amortization related to core deposit intangibles were attributable to those assets that reached a fully amortized status. During 2007, Key acquired other intangible assets with a fair value of $25 million in conjunction with the purchase of Tuition Management Systems, Inc. In 2006, Key recorded other intangible assets with a fair value of $18 million in conjunction with the purchase of Austin Capital Management, Ltd. The intangible assets acquired in both years are being amortized using the straight-line method over periods ranging from five to ten years. Additional information pertaining to these acquisitions is included in Note 3 (“Acquisitions and Divestitures”), which begins on page 74.
Changes in the carrying amount of goodwill by major business group are as follows:

	Community	National
in millions	Banking	Banking	Total

BALANCE AT DECEMBER 31, 2005	$782	$573	$1,355
Acquisition of Austin Capital Management	—	17	17
Divestiture of Champion Mortgage finance business	—	(170)	(170)

BALANCE AT DECEMBER 31, 2006	$782	$420	$1,202
Acquisition of Tuition Management Systems	—	55	55
Cessation of Payroll Online services	—	(5)	(5)

BALANCE AT DECEMBER 31, 2007	$782	$470	$1,252

As of December 31, 2007, the amount of goodwill expected to be deductible for tax purposes is $166 million.
Key’s annual goodwill impairment testing was performed as of October 1, 2007, and management determined that no impairment existed at that date. On December 20, 2007, Key announced its decision to cease offering Payroll Online services that were not of sufficient size to provide economies of scale to compete profitably. As a result, $5 million of goodwill was written off during the fourth quarter of 2007. On December 1, 2006, Key announced that it sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, 2006, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill was written off during the fourth quarter of 2006. Key sold the Champion Mortgage loan origination platform on February 28, 2007.
On January 1, 2008, Key recorded goodwill of approximately $350 million and core deposit intangibles of approximately $47 million in conjunction with the purchase of U.S.B. Holding Co., Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
11. SHORT-TERM BORROWINGS
Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2007	2006	2005

FEDERAL FUNDS PURCHASED
Balance at year end	$2,355	$1,899	$3,074
Average during the year [a]	2,742	1,142	1,489
Maximum month-end balance	4,246	3,147	3,109
Weighted-average rate during the year [a]	5.11%	5.43%	3.09%
Weighted-average rate at December 31	4.30	5.45	4.20

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,572	$1,744	$1,761
Average during the year [a]	1,588	1,073	1,088
Maximum month-end balance	1,701	1,932	1,966
Weighted-average rate during the year [a]	4.28%	4.19%	2.30%
Weighted-average rate at December 31	3.67	4.86	3.83

SHORT-TERM BANK NOTES
Balance at year end	—	—	$101
Average during the year	—	$48	27
Maximum month-end balance	—	101	101
Weighted-average rate during the year	—	4.26%	4.07%
Weighted-average rate at December 31	—	—	4.24

OTHER SHORT-TERM BORROWINGS
Balance at year end	$6,453	$1,192	$1,679
Average during the year	2,423	2,236	2,769
Maximum month-end balance	6,453	2,594	3,390
Weighted-average rate during the year	4.13%	3.89%	2.67%
Weighted-average rate at December 31	4.10	3.32	4.41

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.

a	From continuing operations.
Key has several programs through KeyCorp and KeyBank that support short-term financing needs. In addition, certain KeyCorp subsidiaries maintain credit facilities with the parent company or third parties, which provide alternative sources of funding in light of current market conditions. KeyCorp is the guarantor of some of the third-party facilities.
Bank note program. KeyBank’s bank note program provides for the issuance of both long- and short-term debt of up to $20.0 billion. During 2007, there were $600 million of notes issued under this program. At December 31, 2007, $18.1 billion was available for future issuance.
Euro medium-term note program. Under Key’s euro medium-term note program, KeyCorp and KeyBank may issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KeyBank and $1.0 billion by KeyCorp). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies. Key did not issue any notes under this program in 2007. At December 31, 2007, $7.3 billion was available for future issuance.
KeyCorp medium-term note program. In January 2005, KeyCorp registered $2.9 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission. Of this amount, $1.9 billion has been allocated for the issuance of both long- and short-term debt in the form of medium-term notes. Key did not issue any notes under this program in 2007. At December 31, 2007, unused capacity under this shelf registration statement totaled $1.9 billion.
Commercial paper. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2007, there were no borrowings outstanding under this program.
KeyBank has a separate commercial paper program through a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. At December 31, 2007, borrowings outstanding under this commercial paper program totaled C$389 million in Canadian currency and $131 million in U.S. currency (equivalent to C$131 million in Canadian currency).
Federal Reserve Bank discount window. KeyBank has overnight borrowing capacity at the Federal Reserve Bank. At December 31, 2007, this capacity was approximately $16.0 billion and was secured by approximately $20.6 billion of commercial and consumer loans. There were no borrowings outstanding under this facility at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
12. LONG-TERM DEBT
The following table presents the components of Key’s long-term debt, net of unamortized discounts and adjustments related to hedging with derivative financial instruments.

December 31,
dollars in millions		2007	2006

Senior medium-term notes due through 2009 [a]		$1,251	$1,925
Senior euro medium-term notes due through 2011 [b]		481	806
5.971%	Subordinated notes due 2028 [c]	201	203
6.875%	Subordinated notes due 2029 [c]	177	172
7.750%	Subordinated notes due 2029 [c]	210	204
5.875%	Subordinated notes due 2033 [c]	189	185
6.125%	Subordinated notes due 2033 [c]	80	79
5.700%	Subordinated notes due 2035 [c]	266	262
7.000%	Subordinated notes due 2066 [c]	267	259
6.750%	Subordinated notes due 2066 [c]	506	503

Total parent company		3,628	4,598

Senior medium-term notes due through 2039 [d]		1,388	1,976
Senior euro medium-term notes due through 2013 [e]		2,653	3,203
6.50%	Subordinated remarketable notes due 2027 [f]	308	308
7.375%	Subordinated notes due 2008 [f]	70	70
7.50%	Subordinated notes due 2008 [f]	164	165
7.00%	Subordinated notes due 2011 [f]	530	500
7.30%	Subordinated notes due 2011 [f]	113	105
5.70%	Subordinated notes due 2012 [f]	310	299
5.80%	Subordinated notes due 2014 [f]	783	766
4.95%	Subordinated notes due 2015 [f]	249	250
5.45%	Subordinated notes due 2016 [f]	514	499
5.70%	Subordinated notes due 2017 [f]	209	199
4.625%	Subordinated notes due 2018 [f]	91	99
6.95%	Subordinated notes due 2028 [f]	301	300
Lease financing debt due through 2015 [g]		515	551
Federal Home Loan Bank advances due through 2036 [h]		131	547
All other long-term debt [i]		—	98

Total subsidiaries		8,329	9,935

Total long-term debt		$11,957	$14,533

Key uses interest rate swaps and caps, which modify the repricing characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 100.

a	The senior medium-term notes had weighted-average interest rates of 5.01% at December 31, 2007, and 5.04% at December 31, 2006. These notes had a combination of fixed and floating interest rates, and may not be redeemed prior to their maturity dates.

b	Senior euro medium-term notes had weighted-average interest rates of 4.89% at December 31, 2007, and 5.58% at December 31, 2006. These notes had a floating interest rate based on the three-month LIBOR and may not be redeemed prior to their maturity dates.

c	These notes had weighted-average interest rates of 6.56% at December 31, 2007, and 6.57% at December 31, 2006. With one exception, the interest rates on these notes are fixed. The 5.971% note has a floating interest rate equal to three-month LIBOR plus 74 basis points; it reprices quarterly. See Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”) on page 87 for a description of these notes.

d	Senior medium-term notes of KeyBank had weighted-average interest rates of 5.05% at December 31, 2007, and 5.18% at December 31, 2006. These notes had a combination of fixed and floating interest rates and may not be redeemed prior to their maturity dates.

e	Senior euro medium-term notes had weighted-average interest rates of 4.79% at December 31, 2007, and 5.53% at December 31, 2006. These notes, which are obligations of KeyBank, had a combination of fixed interest rates and floating interest rates based on LIBOR and may not be redeemed prior to their maturity dates.

f	These notes are all obligations of KeyBank. Only the subordinated remarketable notes due 2027 may be redeemed prior to their maturity dates.

g	Lease financing debt had weighted-average interest rates of 5.06% at December 31, 2007, and 5.18% at December 31, 2006. This category of debt consists primarily of nonrecourse debt collateralized by leased equipment under operating, direct financing and sales-type leases.

h	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 5.40% at December 31, 2007, and 5.35% at December 31, 2006. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $164 million at December 31, 2007, and $739 million at December 31, 2006.

i	At December 31, 2006, other long-term debt consisted of industrial revenue bonds and various secured and unsecured obligations of corporate subsidiaries, and had a weighted-average interest rate of 5.82%.
At December 31, 2007, scheduled principal payments on long-term debt were as follows:

in millions	Parent	Subsidiaries	Total

2008	$250	$1,115	$1,365
2009	1,001	1,978	2,979
2010	441	29	470
2011	40	1,393	1,433
2012	—	1,416	1,416
All subsequent years	1,896	2,398	4,294

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
The capital securities provide an attractive source of funds: they constitute Tier 1 capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. During the first quarter of 2005, the Federal Reserve Board adopted a rule that allows bank holding companies to continue to treat capital securities as Tier 1 capital, but imposed stricter quantitative limits that take effect after a five-year transition period ending March 31, 2009. Management believes the new rule will not have any material effect on Key’s financial condition.
KeyCorp unconditionally guarantees the following payments or distributions on behalf of the trusts:
♦	required distributions on the capital securities;

♦	the redemption price when a capital security is redeemed; and

♦	the amounts due if a trust is liquidated or terminated.
In 2007, the business trusts did not repurchase any capital securities and KeyCorp did not repurchase any of the related debentures.
The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount [a]	Stock	Net of Discount [b]	Debentures [c]	Debentures

DECEMBER 31, 2007
KeyCorp Capital I	$197	$8	$201	5.971%	2028
KeyCorp Capital II	181	8	177	6.875	2029
KeyCorp Capital III	229	8	210	7.750	2029
KeyCorp Capital V	167	5	189	5.875	2033
KeyCorp Capital VI	74	2	80	6.125	2033
KeyCorp Capital VII	237	8	266	5.700	2035
KeyCorp Capital VIII	258	—	267	7.000	2066
KeyCorp Capital IX	505	—	506	6.750	2066

Total	$1,848	$39	$1,896	6.599%	—

DECEMBER 31, 2006	$1,804	$39	$1,867	6.613%	—

a	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Included in certain capital securities at December 31, 2007, and 2006, are basis adjustments of $55 million and $11 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 100, for an explanation of fair value hedges.

b	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after July 1, 2008 (for debentures owned by Capital I); March 18, 1999 (for debentures owned by Capital II); July 16, 1999 (for debentures owned by Capital III); July 21, 2008 (for debentures owned by Capital V); December 15, 2008 (for debentures owned by Capital VI); June 15, 2010 (for debentures owned by Capital VII); June 15, 2011 (for debentures owned by Capital VIII); and December 15, 2011 (for debentures owned by Capital IX); and (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” an “investment company event” or a “capital treatment event” (as defined in the applicable indenture). If the debentures purchased by Capital I, Capital V, Capital VI, Capital VII, Capital VIII or Capital IX are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable indenture), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to KeyCorp. Included in the principal amount of debentures at December 31, 2007, and 2006, are adjustments relating to hedging with financial instruments totaling $64 million and $35 million, respectively.

c	The interest rates for Capital II, Capital III, Capital V, Capital VI, Capital VII, Capital VIII and Capital IX are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points that reprices quarterly. The rates shown as the totals at December 31, 2007, and 2006, are weighted-average rates.
14. SHAREHOLDERS’ EQUITY
SHAREHOLDER RIGHTS PLAN
KeyCorp had a shareholder rights plan that was adopted in 1989 and subsequently amended. Under the plan, each shareholder received one Right — initially representing the right to purchase a common share for $82.50 — for each KeyCorp common share owned. All of the Rights expired on May 14, 2007.
CAPITAL ADEQUACY
KeyCorp and KeyBank must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects the evaluation of regulatory applications for certain activities, including acquisitions,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
continuation and expansion of existing activities, and commencement of new activities, and could make our clients and potential investors less confident. As of December 31, 2007, KeyCorp and KeyBank met all regulatory capital requirements.
Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2007, and 2006, the most recent regulatory notification classified KeyBank as “well capitalized.” Management believes there has not been any change in condition or event since the most recent notification that would cause KeyBank’s capital classification to change.
Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if those categories applied to bank holding companies, management believes Key would satisfy the criteria for a “well capitalized” institution at December 31, 2007, and 2006. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.
The following table presents Key’s and KeyBank’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act.

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2007
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$12,380	11.38%	$8,700	8.00%	N/A	N/A
KeyBank	11,423	10.68	8,551	8.00	$10,689	10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$8,095	7.44%	$4,350	4.00%	N/A	N/A
KeyBank	7,140	6.67	4,275	4.00	$6,413	6.00%

TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$8,095	8.39%	$2,895	3.00%	N/A	N/A
KeyBank	7,140	7.60	3,753	4.00	$4,691	5.00%

December 31, 2006
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$12,567	12.43%	$8,091	8.00%	N/A	N/A
KeyBank	11,046	11.13	7,932	8.00	$9,915	10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$8,338	8.24%	$4,045	4.00%	N/A	N/A
KeyBank	6,819	6.87	3,966	4.00	$5,949	6.00%

TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$8,338	8.98%	$2,786	3.00%	N/A	N/A
KeyBank	6,819	7.56	3,604	4.00	$4,505	5.00%

N/A = Not Applicable
15. STOCK-BASED COMPENSATION
Key maintains several stock-based compensation plans, which are described below. Total compensation expense for these plans was $62 million for 2007, $64 million for 2006 and $81 million for 2005. The total income tax benefit recognized in the income statement for these plans was $23 million for 2007, $24 million for 2006 and $30 million for 2005. Stock-based compensation expense related to awards granted to employees is recorded in “personnel expense” on the income statement; compensation expense related to awards granted to directors is recorded in “other expense.”
Key’s compensation plans allow KeyCorp to grant stock options, restricted stock, performance shares, discounted stock purchases, and the right to make certain deferred compensation-related awards to eligible employees and directors. At December 31, 2007, KeyCorp had 63,443,819 common shares available for future grant under its compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of Key’s Board of Directors, KeyCorp may not grant options to purchase common shares, restricted stock or other shares under any long-term compensation plan in an aggregate amount that exceeds 6% of KeyCorp’s outstanding common shares in any rolling three-year period.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Management determines the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to determine the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. Because of these differences, the Black-Scholes model is not a perfect indicator of the value of an employee stock option, but it is commonly used for this purpose. The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period.
The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. Management’s determination of the fair value of options is only as accurate as the underlying assumptions. The assumptions pertaining to options issued during 2007, 2006 and 2005 are shown in the following table.

Year ended December 31,	2007	2006	2005

Average option life	7.0 years	6.0 years	5.1 years
Future dividend yield	4.04%	3.79%	3.79%
Historical share price volatility	.231	.199	.274
Weighted-average risk-free interest rate	4.9%	5.0%	4.0%

Key’s annual stock option grant to executives and certain other employees occurs in July, upon approval by the Compensation and Organization Committee.
The following table summarizes activity, pricing and other information for Key’s stock options for the year ended December 31, 2007:

		Weighted-Average	Weighted-Average	Aggregate
	Number of	Exercise Price	Remaining Life	Intrinsic
	Options	Per Option	(Years)	Value [a]

OUTSTANDING AT DECEMBER 31, 2006	33,392,442	$30.25
Granted	3,738,228	36.18
Exercised	(4,331,274)	27.57
Lapsed or canceled	(1,659,753)	34.57

OUTSTANDING AT DECEMBER 31, 2007	31,139,643	$31.11	5.9	—

Expected to vest	29,563,934	$30.86	5.8	—

Exercisable at December 31, 2007	21,945,294	$29.12	4.7	—

a	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. At December 31, 2007, the fair value of the underlying stock was less than the weighted-average exercise price per option.
The weighted-average grant-date fair value of options was $7.13 for options granted during 2007, $6.34 for options granted during 2006 and $6.92 for options granted during 2005. The total intrinsic value of exercised options was $44 million for 2007, $91 million for 2006 and $41 million for 2005. As of December 31, 2007, unrecognized compensation cost related to nonvested options expected to vest under the plans totaled $24 million. Management expects to recognize this cost over a weighted-average period of 2.0 years.
Cash received from options exercised was $112 million for 2007, $244 million for 2006 and $129 million for 2005. The actual tax benefit realized for the tax deductions from options exercised totaled $13 million for 2007, $28 million for 2006 and $12 million for 2005.
LONG-TERM INCENTIVE COMPENSATION PROGRAM
Key’s Long-Term Incentive Compensation Program rewards senior executives critical to Key’s long-term financial success. The Program covers three-year performance cycles, with a new cycle beginning each year. Awards under the Program are primarily in the form of time-lapsed restricted stock, performance-based restricted stock, and performance shares payable in stock. However, performance awards are presented to certain executive officers in the form of cash. The time-lapsed restricted stock generally vests after the end of the three-year cycle. Performance-based restricted stock and performance shares will not vest unless Key attains defined performance levels. During 2007, Key paid cash awards of $3 million in connection with vested performance shares. There were no vested performance shares that resulted in cash payments in either 2006 or 2005.
The following table summarizes activity and pricing information for the nonvested shares in the Program for the year ended December 31, 2007:

			Vesting Contingent on
	Vesting Contingent on		Performance and
	Service Conditions		Service Conditions
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Nonvested	Grant-Date	Nonvested	Grant-Date
	Shares	Fair Value	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2006	641,340	$32.67	1,833,765	$32.00
Granted	190,222	39.36	610,802	37.66
Vested	(179,220)	32.29	(346,784)	30.95
Forfeited	(83,539)	33.83	(291,632)	30.62

OUTSTANDING AT DECEMBER 31, 2007	568,803	$34.86	1,806,151	$31.49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Prior to 2007, the compensation cost of time-lapsed restricted stock awards granted under the Program was calculated using the average of the high and low trading price of Key’s common shares on the grant date. Effective January 1, 2007, the cost of these awards is calculated using the closing trading price of Key’s common shares on the grant date. The change did not have a material effect on Key’s financial condition or results of operations.
Unlike the time-lapsed and performance-based restricted stock, the performance shares payable in stock and those payable in cash for over 100% of targeted performance do not pay dividends during the vesting period. Consequently, the fair value of performance shares payable in stock and those payable in cash for over 100% of targeted performance is calculated by reducing the share price at the date of grant by the present value of estimated future dividends forgone during the vesting period, discounted at an appropriate risk-free interest rate.
The weighted-average grant-date fair value of awards granted under the Program was $38.06 during 2007, $33.95 during 2006 and $32.28 during 2005. As of December 31, 2007, unrecognized compensation cost related to nonvested shares expected to vest under the Program totaled $12 million. Management expects to recognize this cost over a weighted-average period of 1.7 years. The total fair value of shares vested was $21 million during 2007, $.1 million during 2006 and $2 million during 2005.
OTHER RESTRICTED STOCK AWARDS
Key also may grant, upon approval by the Compensation and Organization Committee, other time-lapsed restricted stock awards under various programs to certain executives and employees in recognition of outstanding performance. The majority of the nonvested shares at December 31, 2007, shown in the table below relates to a first time grant in July 2007 of time-lapsed restricted stock to qualifying executives and certain other employees identified as high performers. These awards generally vest after three years of service.
The following table summarizes activity and pricing information for the nonvested shares under these awards for the year ended December 31, 2007:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2006	141,926	$30.24
Granted	824,695	36.81
Dividend equivalents	2,246	30.48
Vested	(56,265)	30.31
Forfeited	(22,666)	37.44

OUTSTANDING AT DECEMBER 31, 2007	889,936	$36.25

The weighted-average grant-date fair value of awards granted was $36.81 during 2007, $33.22 during 2006 and $32.05 during 2005. As of December 31, 2007, unrecognized compensation cost related to nonvested restricted stock expected to vest under these special awards totaled $30 million. Management expects to recognize this cost over a weighted-average period of 2.2 years. The total fair value of restricted stock vested was $2 million during 2007, $4 million during 2006 and $.7 million during 2005. Dividend equivalents presented in the preceding table represent the value of dividends accumulated during the vesting period.
DEFERRED COMPENSATION PLANS
Key’s deferred compensation arrangements include voluntary and mandatory deferral programs that award Key common shares to certain employees and directors. Mandatory deferred incentive awards, together with a 15% employer matching contribution, vest at the rate of 33-1/3% per year beginning one year after the deferral date. Deferrals under the voluntary programs, which include a nonqualified excess 401(k) savings plan, are immediately vested, except for any employer match, which generally will vest after three years of service. Key’s excess 401(k) savings plan permits certain employees to defer up to 6% of their eligible compensation, with the entire deferral eligible for an employer match in the form of Key common shares. All other voluntary deferral programs provide an employer match ranging from 6% to 15% of the deferral. Effective December 29, 2006, Key discontinued the excess 401(k) savings plan, and balances were merged into a new deferred savings plan that went into effect January 1, 2007.
Several of Key’s deferred compensation arrangements allow for deferrals to be redirected by participants from Key common shares into other investment elections that provide for distributions payable in cash. Key accounts for these participant-directed deferred compensation arrangements as stock-based liabilities and remeasures the related compensation cost based on the most recent fair value of Key’s common shares. Key paid stock-based liabilities of $.1 million during 2007, $1.8 million during 2006 and $2.0 million during 2005. The compensation cost of all other nonparticipant-directed deferrals is measured based on the average of the high and low trading price of Key’s common shares on the deferral date.
The following table summarizes activity and pricing information for the nonvested shares in Key’s deferred compensation plans for the year ended December 31, 2007:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

OUTSTANDING AT DECEMBER 31, 2006	984,373	$34.99
Granted	710,692	36.13
Dividend equivalents	152,753	30.83
Vested	(694,094)	33.92
Forfeited	(56,015)	35.93

OUTSTANDING AT DECEMBER 31, 2007	1,097,709	$35.78

The weighted-average grant-date fair value of awards granted was $36.13 during 2007, $36.41 during 2006 and $32.77 during 2005. As of December 31, 2007, unrecognized compensation cost related to nonvested shares expected to vest under Key’s deferred compensation plans totaled $12 million. Management expects to recognize this cost over a weighted-average period of 2.0 years. The total fair value of shares vested was $25 million during 2007, $24 million during 2006 and $23 million during 2005. Dividend equivalents presented in the preceding table represent the value of dividends accumulated during the vesting period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
DISCOUNTED STOCK PURCHASE PLAN
Key’s Discounted Stock Purchase Plan provides employees the opportunity to purchase Key’s common shares at a 10% discount through payroll deductions or cash payments. Purchases are limited to $10,000 in any month and $50,000 in any calendar year and are immediately vested. To accommodate employee purchases, Key acquires shares on the open market on or around the fifteenth day of the month following the month of payment. Key issued 165,061 shares at a weighted-average cost of $32.00 during 2007, 134,390 shares at a weighted-average cost of $36.24 during 2006 and 143,936 shares at a weighted-average cost of $32.99 during 2005.
Information pertaining to Key’s method of accounting for stock-based compensation is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 69.
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
As a result of adopting SFAS No. 158, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive income (loss) component of shareholders’ equity for the year ended December 31, 2006. This charge represents the net unrecognized actuarial losses and unrecognized prior service costs remaining from the initial adoption of SFAS No. 87, “Employers’ Accounting for Pensions,” both of which were previously netted against the plans’ funded status. In the future, these amounts will be recognized as net pension cost. In addition, future actuarial gains and losses that are not recognized as net pension cost in the period in which they arise will be recognized as a component of comprehensive income.
The incremental pre-tax effect of adopting SFAS No. 158 on Key’s Consolidated Balance Sheet is shown below:

	Before	Effect of
	Adoption	Adopting
December 31, 2006	of SFAS	SFAS	As
in millions	No. 158	No. 158	Reported

Other intangible assets	$121	$(1)	$120
Accrued income and other assets	4,128	(115)	4,013
Accrued expense and other liabilities	5,190	38	5,228
Accumulated other comprehensive loss	(30)	(154)	(184)

PENSION PLANS
The components of pre-tax accumulated other comprehensive loss not yet recognized as net pension cost are shown below:

December 31,
in millions	2007	2006

Net unrecognized losses	$117	$252
Net unrecognized prior service cost	8	1

Total unrecognized accumulated other comprehensive loss	$125	$253

During 2008, Key expects to recognize $14 million of pre-tax accumulated other comprehensive loss of net pension cost. The charge consists of net unrecognized losses of $13 million and net unrecognized prior service cost of $1 million.
The components of net pension cost and the amount recognized in comprehensive income for all funded and unfunded plans are as follows:

Year ended December 31,
in millions	2007	2006	2005

Service cost of benefits earned	$51	$48	$49
Interest cost on projected benefit obligation	58	55	57
Expected return on plan assets	(88)	(88)	(93)
Amortization of prior service benefit	—	(1)	(1)
Amortization of losses	28	31	21
Curtailment gain	(3)	—	—

Net pension cost	$46	$45	$33

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Minimum pension liability adjustment	—	$8	$(2)
Net gain	$(106)	—	—
Prior service cost	6	—	—
Amortization of losses	(28)	—	—

Total recognized in comprehensive income	$(128)	$8	$(2)

Total recognized in net pension cost and comprehensive income	$(82)	$53	$31

The information related to Key’s pension plans presented in the following tables as of or for the years ended December 31 is based on current actuarial reports using a September 30 measurement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table summarizes changes in the projected benefit obligation (“PBO”) related to Key’s pension plans.

Year ended December 31,
in millions	2007	2006

PBO at beginning of year	$1,112	$1,094
Service cost	51	48
Interest cost	58	55
Plan amendments	6	—
Actuarial losses	6	6
Benefit payments	(115)	(91)
Curtailment gain	(3)	—

PBO at end of year	$1,115	$1,112

The following table summarizes changes in the fair value of pension plan assets (“FVA”).

Year ended December 31,
in millions	2007	2006

FVA at beginning of year	$1,119	$1,096
Actual return on plan assets	201	102
Employer contributions	15	12
Benefit payments	(115)	(91)

FVA at end of year	$1,220	$1,119

The following table summarizes the funded status of the pension plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2007, and 2006.

December 31,
in millions	2007	2006

Funded status [a]	$105	$7
Benefits paid subsequent to measurement date	3	3

Net prepaid pension cost recognized	$108	$10

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	$269	$185
Accrued benefit liability	(161)	(175)

Net prepaid pension cost recognized	$108	$10

a	The excess of the fair value of plan assets over the projected benefit obligation.
At December 31, 2007, Key’s primary qualified cash balance pension plan was sufficiently funded under the requirements of the Employee Retirement Income Security Act of 1974. Consequently, Key is not required to make a minimum contribution to that plan in 2008. Also, Key does not expect to make any significant discretionary contributions during 2008.
Benefits from all funded and unfunded pension plans at December 31, 2007, are expected to be paid as follows: 2008 — $105 million; 2009 — $108 million; 2010 — $106 million; 2011 — $109 million; 2012 — $114 million; and $559 million in the aggregate from 2013 through 2017.
The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $1.1 billion at December 31, 2007, and 2006. Information for those pension plans that had an ABO in excess of plan assets is as follows:

December 31,
in millions	2007	2006

Projected benefit obligation	$164	$230
Accumulated benefit obligation	163	228
Fair value of plan assets	—	52

Key’s primary qualified Cash Balance Pension Plan is excluded from the preceding table because that plan was overfunded (i.e., the fair value of plan assets exceeded the projected benefit obligation) by $266 million at December 31, 2007, and $185 million at December 31, 2006.
Prior to December 31, 2006, SFAS No. 87, “Employers’ Accounting for Pensions,” required employers to recognize an additional minimum liability (“AML”) equal to any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. Key’s AML, which excluded the overfunded Cash Balance Pension Plan mentioned above, was $55 million at December 31, 2005. To comply with changes prescribed by SFAS No. 158, this balance and the amount of any subsequent change in the AML were reversed during 2006. The after-tax change in AML included in “accumulated other comprehensive income (loss)” for 2006 and 2005 is shown in the Consolidated Statements of Changes in Shareholders’ Equity on page 63.
To determine the actuarial present value of benefit obligations, management assumed the following weighted-average rates:

December 31,	2007	2006

Discount rate	6.00%	5.50%
Compensation increase rate	4.56	4.00

To determine net pension cost, management assumed the following weighted-average rates:

Year ended December 31,	2007	2006	2005

Discount rate	5.50%	5.25%	5.75%
Compensation increase rate	4.00	4.00	4.00
Expected return on plan assets	8.75	8.75	9.00

Management estimates that Key’s net pension cost will be $37 million for 2008, compared to $46 million for 2007 and $45 million for 2006. The decrease is due primarily to an anticipated reduction in the amortization of losses, and the favorable effect of asset and liability gains calculated at the last measurement date and used in determining net pension cost for 2008.
The slight increase in 2007 cost was attributable to increases in service and interest costs resulting from a 25 basis point increase in the assumed discount rate, offset in part by a decrease in the amortization of losses and a $3 million curtailment gain recorded in 2007.
Management determines the expected return on plan assets using a calculated market-related value of plan assets that smoothes what might otherwise be significant year-to-year volatility in net pension cost. Asset gains and losses are not recognized in the year they occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Rather, they are combined with any other cumulative unrecognized asset- and obligation-related gains and losses, and are reflected evenly in the market-related value during the five years after they occur so long as the market-related value does not vary more than 10% from the plan’s FVA. Asset gains and losses reflected in the market-related value are amortized gradually and systematically over future years, subject to certain constraints and recognition rules.
Management estimates that a 25 basis point decrease in the expected return on plan assets would increase Key’s net pension cost for 2008 by approximately $3 million. Conversely, management estimates that a 25 basis point increase in the expected return on plan assets would decrease Key’s net pension cost for 2008 by the same amount. In addition, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis point change in either or both of these assumed rates would change net pension cost for 2008 by less than $2 million.
Management determines the assumed discount rate based on the rate of return on a hypothetical portfolio of high quality corporate bonds with interest rates and maturities that provide the necessary cash flows to pay benefits when due. The expected return on plan assets is determined by considering a number of factors, but the most significant of which are:
♦	Management’s expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity and fixed income securities and forecasted returns that are modeled under various economic scenarios.

♦	Historical returns on Key’s plan assets. Management’s expected return on plan assets for 2007 was 8.75%, unchanged from the rate assumed for 2006. The 9.0% assumption used in 2005 was consistent with actual returns since 1991. However, an annual reassessment of current and expected future capital market returns suggested that 8.75% is a more appropriate rate.
The investment objectives of the pension funds are developed to reflect the characteristics of the plans, such as the plans’ pension formulas and cash lump sum distribution features, and the liability profiles created by the plans’ participants. An executive oversight committee reviews the plans’ investment performance at least quarterly, and compares performance against appropriate market indices. The following table shows the asset allocation ranges prescribed by the pension funds’ investment policies, as well as the actual weighted-average asset allocations for Key’s pension funds.

	Investment	Percentage of Plan Assets
	Range	at December 31,
Asset Class	2007	2007	2006

Equity securities	55% — 80%	67%	73%
Fixed income securities	15 — 25	20	17
Convertible securities	0 — 10	9	8
Cash equivalents and other assets	0 — 10	4	2

Total		100%	100%

Although the pension funds’ investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not expect to employ such contracts in the future.
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
The components of pre-tax accumulated other comprehensive loss not yet recognized as net postretirement benefit cost are shown below:

December 31,
in millions	2007	2006

Transition obligation	$20	$24
Net unrecognized (gains) losses	(28)	15
Net unrecognized prior service cost	1	1

Total unrecognized accumulated other comprehensive (gain) loss	$(7)	$40

During 2008, Key expects to recognize $3 million of pre-tax accumulated other comprehensive gain as a reduction of other postretirement benefit cost. The components of this credit consist of amortization of net unrecognized gains of $2 million and unrecognized prior service benefits of $1 million.
The components of net postretirement benefit cost and the amount recognized in comprehensive income for all funded and unfunded plans are as follows:

Year ended December 31,
in millions	2007	2006	2005

Service cost of benefits earned	$8	$6	$4
Interest cost on accumulated postretirement benefit obligation	7	8	8
Expected return on plan assets	(4)	(4)	(3)
Amortization of unrecognized transition obligation	4	4	4
Amortization of losses	—	2	2

Net postretirement benefit cost	$15	$16	$15

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net gain	$(43)	—	—
Amortization of unrecognized transition obligation	(4)	—	—

Total recognized in comprehensive income	$(47)	—	—

Total recognized in net postretirement benefit cost and comprehensive income	$(32)	$16	$15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key determines the expected return on plan assets using the plans’ FVA.
The information related to Key’s postretirement benefit plans presented in the following tables as of or for the years ended December 31 is based on current actuarial reports using a September 30 measurement date.
The following table summarizes changes in the accumulated postretirement benefit obligation (“APBO”).

Year ended December 31,
in millions	2007	2006

APBO at beginning of year	$139	$148
Service cost	8	6
Interest cost	7	8
Plan participants’ contributions	9	9
Actuarial gains	(35)	(13)
Benefit payments	(20)	(19)

APBO at end of year	$108	$139

The following table summarizes changes in the fair value of postretirement plan assets.

Year ended December 31,
in millions	2007	2006

FVA at beginning of year	$82	$74
Employer contributions	7	10
Plan participants’ contributions	9	9
Benefit payments	(20)	(19)
Actual return on plan assets	12	8

FVA at end of year	$90	$82

The following table summarizes the funded status of the postretirement plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2007, and 2006.

December 31,
in millions	2007	2006

Funded status [a]	$(18)	$(57)
Contributions/benefits paid subsequent to measurement date	1	2

Accrued postretirement benefit cost recognized	$(17)	$(55)

a	The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.
There are no regulatory provisions that require contributions to the VEBA trusts that fund some of Key’s benefit plans. Consequently, there is no minimum funding requirement. Key is permitted to make discretionary contributions to the VEBA trusts, subject to certain Internal Revenue Service restrictions and limitations. Management anticipates that Key will make minimal or no discretionary contributions in 2008.
Benefits from all funded and unfunded other postretirement plans at December 31, 2007, are expected to be paid as follows: 2008 — $8 million; 2009 — $9 million; 2010 — $9 million; 2011— $9 million; 2012 — $9 million; and $42 million in the aggregate from 2013 through 2017. Federal subsidies related to prescription drug coverage under the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” discussed below are expected to be $1 million in 2008 and $1 million in the aggregate from 2009 through 2017.
To determine the APBO, management assumed weighted-average discount rates of 6.00% at December 31, 2007, and 5.50% at December 31, 2006.
To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2007	2006	2005

Discount rate	5.50%	5.25%	5.75%
Expected return on plan assets	5.66	5.64	5.79

The realized net investment income for the postretirement healthcare plan VEBA trust is subject to federal income taxes, which are reflected in the weighted-average expected return on plan assets shown above. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2007	2006

Healthcare cost trend rate assumed for the next year:
Under age 65	9.50%	11.00%
Age 65 and over	10.00	10.50
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2017	2016

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.
Management estimates that net postretirement benefit cost for 2008 will amount to a credit of $2 million, compared to expense of $15 million for 2007 and $16 million for 2006. The 2008 credit is attributable to a change that takes effect January 1, 2008, under which inactive employees receiving benefits under Key’s Long-Term Disability Plan will no longer be eligible for health care and life insurance benefits.
Management estimates the expected returns on plan assets for VEBA trusts much the same way it estimates returns on Key’s pension funds. The primary investment objectives of the VEBA trusts also are similar. The following table shows the asset allocation ranges prescribed by the trusts’ investment policies, as well as the actual weighted-average asset allocations for Key’s postretirement VEBA trusts.

	Investment	Percentage of Plan Assets
	Range	at December 31,
Asset Class	2007	2007	2006

Equity securities	70% — 90%	90%	85%
Fixed income securities	0 — 10	—	—
Convertible securities	0 — 10	—	—
Cash equivalents and other assets	10 — 30	10	15

Total		100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Although the VEBA trusts’ investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not expect to employ such contracts in the future.
The “Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which became effective in 2006, introduced a prescription drug benefit under Medicare, and provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees. Applying the relevant regulatory formula, management has determined that the prescription drug coverage related to Key’s retiree healthcare benefit plan is actuarially equivalent to the Medicare benefit. The subsidy did not have a material effect on Key’s APBO and net postretirement benefit cost.
EMPLOYEE 401(K) SAVINGS PLAN
A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 25% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Key formerly maintained nonqualified excess 401(k) savings plans that provided certain employees with benefits that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the Internal Revenue Service (“IRS”). Effective December 29, 2006, Key discontinued the excess 401(k) savings plan, and balances were merged into a new deferred savings plan that went into effect January 1, 2007. Total expense associated with the above plans was $52 million in 2007, $59 million in 2006 and $61 million in 2005.
17. INCOME TAXES
Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2007	2006	2005

Currently payable:
Federal	$336	$402	$289
State	18	21	42

	354	423	331
Deferred:
Federal	(68)	13	98
State	(6)	14	7

	(74)	27	105

Total income tax expense [a]	$280	$450	$436

a	Income tax expense on securities transactions totaled ($13) million in 2007, $.4 million in 2006 and $.2 million in 2005. Income tax expense in the above table excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes are recorded in “noninterest expense” on the income statement and totaled $23 million in 2007, $13 million in 2006 and $18 million in 2005.
Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2007	2006

Provision for loan losses	$538	$430
Net unrealized securities losses	—	21
Other	454	395

Total deferred tax assets	992	846
Leasing income reported using the operating method for tax purposes	2,847	2,762
Net unrealized securities gains	81	—
Other	99	75

Total deferred tax liabilities	3,027	2,837

Net deferred tax liabilities	$2,035	$1,991

At December 31, 2007, Key had state net operating loss carryforwards of $297 million (for which it has recorded a $9 million tax benefit) that are subject to limitations imposed by tax laws and, if not used, will gradually expire from 2008 through 2026.
The following table shows how Key arrived at total income tax expense and the resulting effective tax rate.

Year ended December 31,	2007		2006		2005
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income before income taxes times 35% statutory federal tax rate	$427	35.0%	$575	35.0%	$534	35.0%
State income tax, net of federal tax benefit	12	1.0	4	.2	31	2.0
Tax-exempt interest income	(14)	(1.1)	(14)	(.8)	(12)	(.8)
Corporate-owned life insurance income	(44)	(3.6)	(38)	(2.3)	(40)	(2.6)
Tax credits	(83)	(6.8)	(69)	(4.2)	(64)	(4.2)
Reduced tax rate on lease income	(34)	(2.8)	(42)	(2.6)	(65)	(4.3)
Reduction of deferred tax asset	3	.2	—	—	8	.6
Other	13	1.0	34	2.1	44	2.9

Total income tax expense	$280	22.9%	$450	27.4%	$436	28.6%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
A lower tax rate is applied to portions of the equipment lease portfolio that are managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intends to permanently reinvest the earnings of this foreign subsidiary overseas, Key has not recorded deferred income taxes of $308 million at December 31, 2007, $269 million at December 31, 2006, and $219 million at December 31, 2005, in accordance with SFAS No. 109, “Accounting for Income Taxes.”
LEASE FINANCING TRANSACTIONS
In the ordinary course of business, Key’s equipment finance business unit (“KEF”) enters into various types of lease financing transactions. Between 1996 and 2004, KEF entered into three types of lease financing transactions with both foreign and domestic customers (primarily municipal authorities) for terms ranging from ten to fifty years. Lease in, lease out (“LILO”) transactions are leveraged leasing transactions in which KEF leases property from an unrelated third party and then leases the property back to that party. The transaction is similar to a sale-leaseback, except that KEF leases the property rather than purchasing it. Qualified Technological Equipment Leases (“QTEs”) and Service Contract Leases are even more like sale-leaseback transactions, as KEF is considered to be the purchaser of the equipment for tax purposes. LILO and Service Contract Lease transactions involve commuter rail equipment, public utility facilities and commercial aircraft. QTE transactions involve sophisticated high technology hardware and related software, such as telecommunications equipment.
Like other forms of leasing transactions, LILO transactions generate income tax deductions for Key from net rental expense associated with the leased property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs. QTE and Service Contract Lease transactions generate rental income, as well as deductions from the depreciation of the property, interest expense on nonrecourse debt incurred to fund the transaction, and transaction costs.
Prior to 2004, LILO, QTE and Service Contract Leases were prevalent in the financial services industry and in certain other industries. The tax treatment that Key applied was based on applicable statutes, regulations and judicial authority. However, in subsequent years, the IRS has challenged the tax treatment of these transactions by a number of bank holding companies and other corporations.
The IRS has completed audits of Key’s income tax returns for the 1995 through 2003 tax years and has disallowed all net deductions that relate to LILOs, QTEs and Service Contract Leases. Key appealed the examination results for the tax years 1995 through 1997, which pertained to LILOs only, to the Appeals Division of the IRS. During the fourth quarter of 2005, discussions with the Appeals Division were discontinued without a resolution. In April 2006, Key received a final assessment from the IRS, consisting of taxes, interest and penalties, disallowing all LILO deductions taken in the 1995-1997 tax years. Key paid the final assessment and filed a refund claim for the total amount. Key also has filed appeals with the Appeals Division of the IRS with regard to the proposed disallowance of the LILO, QTE and Service Contract Lease deductions taken in the 1998 through 2003 tax years. Management continues to believe that Key’s treatment of these lease financing transactions is appropriate and in compliance with applicable tax law and regulations. Key intends to vigorously pursue the IRS appeals process and litigation alternatives.
In addition, in connection with one Service Contract Lease transaction entered into by AWG Leasing Trust (“AWG Leasing”), in which Key is a partner, the IRS completed its audit for the 1998 through 2003 tax years, disallowed all deductions related to the transaction for those years and assessed penalties. In March 2007, Key filed a lawsuit in the United States District Court for the Northern District of Ohio (captioned AWG Leasing Trust, KSP Investments, Inc., as Tax Matters Partner v. United States of America, and referred to herein as the “AWG Leasing Litigation”) claiming that the disallowance of the deductions and assessment of penalties were erroneous. The case proceeded to a bench trial on January 21, 2008, and post-trial briefing is scheduled for completion on or before March 26, 2008. A decision would be anticipated sometime thereafter.
Management believes Key’s tax position is correct and well-supported by applicable statutes, regulations and judicial authority, but litigation is inherently uncertain. Consequently, management cannot predict the outcome of the AWG Leasing Litigation or Key’s other disputes with the IRS related to LILO, QTE or Service Contract Lease transactions. If Key were not to prevail in these efforts, in addition to accrued deferred taxes of approximately $1.8 billion reflected on Key’s balance sheet at December 31, 2007, Key would owe interest on any taxes, and possibly penalties. In the event these matters do not come to a favorable resolution, management estimates that, at December 31, 2007, the after-tax interest cost on any taxes due could reach $420 million. This amount would vary based upon the then applicable interest rates, and grow over the period any tax assessments remain outstanding. Management has not established reserves for any such interest or penalties. An adverse outcome in these disputes could have a material adverse effect on Key’s results of operations and a potentially substantial impact on capital, as discussed in the following section.
TAX-RELATED ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2007
Accounting for leveraged leases. In July 2006, the FASB issued Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance affects when earnings from leveraged lease transactions (such as LILOs, QTEs and Service Contract Leases) will be recognized, and requires a lessor to recalculate its recognition of lease income when there are changes or projected changes in the timing of cash flows, including changes due to final or expected settlements of tax matters. Previously, lessors were required to recalculate the recognition of income only when there was a change in the total projected net income from the lease. Key adopted this guidance on January 1, 2007, and recorded a cumulative after-tax charge of $52 million to retained earnings related to the LILO transactions. Future earnings are expected to increase over the remaining term of the affected leases by a similar amount.
An adverse outcome in the AWG Leasing Litigation, certain settlement scenarios or other factors could change management’s current

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
assumptions pertaining to the expected timing of the cash flows related to income taxes for some or all of the leveraged lease transactions previously described. In the event of such a change in management’s assumptions, in accordance with Staff Position No. 13-2, Key would be required to recalculate its lease income from the inception of the affected leases and recognize a reduction in its net investment, with a corresponding charge to earnings in the period in which the recalculation occurs. Management is currently unable to determine the ultimate financial impact, if any, of these events because of the uncertainty of the outcome of the AWG Leasing Litigation, the range of possible settlement opportunities that might be available to Key and other factors. Management believes that under certain outcomes, the required recalculation would result in a charge that could have a material adverse effect on Key’s results of operations and a potentially substantial impact on its capital. However, management would expect future earnings to increase over the remaining term of the affected leases by an amount equal to a substantial portion of the charge.
Accounting for uncertain tax positions. In July 2006, the FASB also issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the application of SFAS No. 109, “Accounting for Income Taxes,” by defining the minimum threshold that a tax position must meet for the associated tax benefit to be recognized in a company’s financial statements. In accordance with this guidance, a company may recognize a benefit if management concludes that the tax position, based solely on its technical merits, is “more likely than not” to be sustained upon examination. If such a conclusion is reached, the tax benefit is measured as the largest amount of such benefit that is greater than 50% likely to be realized upon ultimate settlement with the IRS. This interpretation also provides guidance on measurement and derecognition of tax benefits, and requires expanded disclosures.
Key adopted FASB Interpretation No. 48 on January 1, 2007, which resulted in an immaterial increase in Key’s liability for unrecognized tax benefits and was accounted for as a reduction to retained earnings. The amount of unrecognized tax benefits, if recognized, would impact Key’s effective tax. Additionally, the amount of unrecognized tax benefits could materially increase or decrease over the next twelve months as a result of developments in the AWG Leasing Litigation or any possible settlement of tax matters related to the leveraged lease transactions. However, management cannot currently estimate the range of possible change.
The change in Key’s liability for unrecognized tax benefits is as follows:

		Tax Payments —
	December 31,	Tax Positions	December 31,
in millions	2006	for Prior Years	2007

Liability for unrecognized tax benefits	$27	$(6)	$21

As permitted under FASB Interpretation No. 48, Key continues to recognize interest and penalties related to unrecognized tax benefits in income tax expense. Key recognized interest of $5 million during 2007, $12 million during 2006 and $21 million during 2005. Key’s liability for accrued interest payable was $21 million at December 31, 2007, and $18 million at December 31, 2006.
Key files income tax returns in the United States federal jurisdiction, as well as various state and foreign jurisdictions. With the exception of the California and New York jurisdictions, Key is not subject to income tax examinations by tax authorities for years prior to 2001. Income tax returns filed in California and New York are subject to examination beginning with the years 1995 and 2000, respectively. As previously discussed, the audits of the 1998 through 2003 federal income tax returns are currently on appeal to the Appeals Division of the IRS. The outcomes of these appeals could impact the recognition of benefits related to Key’s tax positions.
18. COMMITMENTS, CONTINGENT LIABILITIES AND GUARANTEES
OBLIGATIONS UNDER NONCANCELABLE LEASES
Key is obligated under various noncancelable operating leases for land, buildings and other property consisting principally of data processing equipment. Rental expense under all operating leases totaled $122 million in 2007 and $136 million in both 2006 and 2005. Minimum future rental payments under noncancelable operating leases at December 31, 2007, are as follows: 2008 — $117 million; 2009 — $105 million; 2010 — $94 million; 2011 — $78 million; 2012 — $68 million; all subsequent years — $273 million.
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
Loan commitments involve credit risk not reflected on Key’s balance sheet. Key mitigates exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. In particular, management evaluates the creditworthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts the allowance for probable credit losses inherent in all commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Liability for Credit Losses on Lending-Related Commitments” on page 67.
The following table shows the remaining contractual amount of each class of commitments related to extensions of credit or the funding of principal investments as of the date indicated. For loan commitments and commercial letters of credit, this amount represents Key’s maximum

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
possible accounting loss if the borrower were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the then outstanding loan.

December 31,
in millions	2007	2006

Loan commitments:
Commercial and other	$24,521	$24,747
Home equity	8,221	7,688
Commercial real estate and construction	6,623	7,524

Total loan commitments	39,365	39,959
When-issued and to be announced securities commitments	665	671
Commercial letters of credit	217	246
Principal investing commitments	279	244
Liabilities of certain limited partnerships and other commitments	84	140

Total loan and other commitments	$40,610	$41,260

LEGAL PROCEEDINGS
Tax disputes. In the ordinary course of business, Key enters into transactions that have tax consequences. On occasion, the IRS may challenge a particular tax position taken by Key. The IRS has completed audits of Key’s income tax returns for the 1995 through 2003 tax years and has disallowed all deductions taken in those tax years that relate to certain lease financing transactions. Further information on these matters and on the potential implications to Key is included in Note 17 (“Income Taxes”) under the heading “Lease Financing Transactions” on page 96.
Honsador litigation. In November 2004, Key Principal Partners, LLC (“KPP”), a Key affiliate, was sued in Hawaii state court in connection with KPP’s investment in a Hawaiian business. On May 23, 2007, in the case of Honsador Holdings LLC v. KPP, the jury returned a verdict in favor of the plaintiffs. On June 13, 2007, the state court entered a final judgment in favor of the plaintiffs in the amount of $38.25 million. During the three months ended June 30, 2007, Key established a $42 million reserve for the verdict, legal costs and other expenses associated with this lawsuit. As previously reported, Key has filed a notice of appeal with the Intermediate Court of Appeals for the State of Hawaii (the “ICA”), and the appeal is currently pending before the ICA.
Residual value insurance litigation. Key has previously reported on litigation with Swiss Reinsurance America Corporation (“Swiss Re”) formerly pending in the United States Federal District Court in Ohio relating to insurance coverage of the residual value of certain automobile leases through Key Bank USA. As a result of the settlement of such litigation, during the first quarter of 2007, Key recorded a one-time gain of $26 million ($17 million after tax, or $.04 per diluted common share), representing the difference between the proceeds received and the receivable recorded on Key’s balance sheet.
Other litigation. In the ordinary course of business, Key is subject to other legal actions that involve claims for substantial monetary relief. Based on information presently known to management, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party, or involving any of their properties, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Key’s financial condition.
GUARANTEES
Key is a guarantor in various agreements with third parties. The following table shows the types of guarantees that Key had outstanding at December 31, 2007. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Guarantees” on page 69.

	Maximum Potential
	Undiscounted		Liability
in millions	Future Payments		Recorded

Financial guarantees:
Standby letters of credit	$14,331		$38
Recourse agreement with FNMA	575		6
Return guarantee agreement with LIHTC investors	323		51
Written interest rate caps [a]	133		17
Default guarantees	17		1
Obligation under Visa Inc. By-Laws	—	[b]	64

Total	$15,379		$177

a	As of December 31, 2007, the weighted-average interest rate of written interest rate caps was 5.0% and the weighted-average strike rate was 5.6%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.

b	As of December 31, 2007, the maximum potential undiscounted future payments to Visa Inc. can not be reasonably estimated. KeyBank is not a party to any of the Visa Covered Litigation, and therefore does not have sufficient information to make such determination.
Standby letters of credit. Many of Key’s lines of business issue standby letters of credit to address clients’ financing needs. These instruments obligate Key to pay a specified third party when a client fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Any amounts drawn under standby letters of credit are treated as loans: they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2007, Key’s standby letters of credit had a remaining weighted-average life of approximately 2.5 years, with remaining actual lives ranging from less than one year to as many as eleven years.
Recourse agreement with Federal National Mortgage Association. KeyBank participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KeyBank has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan KeyBank sells to FNMA. Accordingly, KeyBank maintains a reserve for such potential losses in an amount estimated by management to approximate the fair value of KeyBank’s liability. At December 31, 2007, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 7.6 years, and the unpaid principal balance outstanding of loans sold by KeyBank as a participant in this program was approximately $1.8 billion. The maximum potential amount of undiscounted future payments that KeyBank may be required to make under this program is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
equal to approximately one-third of the principal balance of loans outstanding at December 31, 2007. If KeyBank is required to make a payment it would have an interest in the collateral underlying the commercial mortgage loan on which the loss occurred.
Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KeyBank, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal LIHTCs under Section 42 of the Internal Revenue Code. In certain partnerships, investors pay a fee to KAHC for a guaranteed return that is based on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. If KAHC defaults on its obligation to provide the guaranteed return, Key is obligated to make any necessary payments to investors. In October 2003, management elected to discontinue new partnerships under this program. Additional information regarding these partnerships is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 81.
No recourse or collateral is available to offset Key’s guarantee obligation other than the underlying income stream from the properties. These guarantees have expiration dates that extend through 2018. Key meets its obligations pertaining to the guaranteed returns generally by distributing tax credits and deductions associated with the specific properties.
As shown in the table on page 98, KAHC maintained a reserve in the amount of $51 million at December 31, 2007, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the table represents undiscounted future payments due to investors for the return on and of their investments. In accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the amount of all fees received in consideration for any return guarantee agreements entered into or modified with LIHTC investors on or after January 1, 2003, has been recognized as a component of the recorded liability.
Written interest rate caps. In the ordinary course of business, Key “writes” interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2007, these caps had a weighted-average life of approximately 2.1 years.
Key is obligated to pay the client if the applicable benchmark interest rate exceeds a specified level (known as the “strike rate”). These instruments are accounted for as derivatives. Key mitigates its potential future payments by entering into offsetting positions with third parties.
Default guarantees. Some lines of business provide or participate in guarantees that obligate Key to perform if the debtor fails to satisfy all of its payment obligations to third parties. Key generally undertakes these guarantees to support or protect its underlying investment or where the risk profile of the debtor should provide an investment return. The terms of these default guarantees range from less than one year to as many as fifteen years. Although no collateral is held, Key would have recourse against the debtor for any payments made under a default guarantee.
Obligation under Visa Inc. By-Laws. On October 3, 2007, Visa Inc. (“Visa”) announced it had completed restructuring transactions in preparation for its initial public offering (“IPO”), which management understands Visa expects to occur during the first half of 2008. As part of this restructuring, KeyBank, as a Visa member bank, received approximately 6.5 million Class USA shares of Visa common stock. Management anticipates that some of these shares will be redeemed as part of the IPO, with the remaining shares converted to Class A shares on the third anniversary of the IPO or upon Visa’s settlement of certain litigation matters, whichever is later. Visa is expected to use a portion of the proceeds from the IPO to fund an escrow account to cover the resolution of the following litigation matters that are considered “Covered Litigation” by Visa.
♦	American Express Travel Related Services Co. v. Visa U.S.A. Inc., et al. (American Express);

♦	Discover Financial Services Inc. v. Visa U.S.A. Inc., et al. (Discover);

♦	In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation (and cases consolidated into MDL 1720);

♦	Attridge v. Visa U.S.A. Inc. et al.; and

♦	Kendall v. Visa U.S.A. Inc. et al. (Interchange Litigation)
During the fourth quarter of 2007, Visa announced it had reached a $2.1 billion settlement with American Express and recorded a $650 million reserve related to the Discover litigation.
KeyBank was not a named defendant in this Covered Litigation and, therefore, will not be directly liable for any amount of the settlement. However, in accordance with Visa Bylaws, each Visa member is obligated to indemnify Visa for a broad range of costs, damages, liabilities and other expenses incurred by Visa. As a result, during the fourth quarter of 2007, KeyBank recorded a charge of $64 million, representing the fair value of its potential liability to Visa based on available information and KeyBank’s Visa membership share. In the event the IPO occurs, it is management’s understanding that Visa expects to use the escrow account discussed above to settle these litigation judgments and settlements, and the liability recorded on KeyBank’s books would no longer be required. KeyBank expects that its proceeds from the anticipated share redemption would be sufficient to offset the recorded liability.
OTHER OFF-BALANCE SHEET RISK
Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45 and from other relationships.
Significant liquidity facilities that support asset-backed commercial paper conduits. Key provides liquidity facilities to several unconsolidated third-party commercial paper conduits. These facilities obligate Key to provide funding if there is a disruption in credit markets or other factors exist that preclude the issuance of commercial paper by the conduits. The liquidity facilities, all of which expire by November 10, 2010, obligate Key to provide aggregate funding of up to $873 million, with individual facilities ranging from $10 million to $116 million. The aggregate amount available to be drawn is based on the amount of current commitments to borrowers and totaled $626 million at December 31, 2007. At that date, $12 million had been drawn under these committed facilities. Key’s commitments to provide liquidity are periodically evaluated by management.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Indemnifications provided in the ordinary course of business. Key provides certain indemnifications primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with loan sales and other ongoing activities, as well as in connection with purchases and sales of businesses. Key maintains reserves, when appropriate, with respect to liability it reasonably expects to incur in connection with these indemnities.
Intercompany guarantees. KeyCorp and certain other Key affiliates are parties to various guarantees that facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, investments and securities, and certain leasing transactions involving clients.
19. DERIVATIVES AND HEDGING ACTIVITIES
Key, mainly through its subsidiary bank, KeyBank, is party to various derivative instruments that are used for asset and liability management, credit risk management and trading purposes. Derivatives instruments are contracts between two or more parties. They have a notional amount and underlying variable, require no net investment and allow for the net settlement of positions. The notional amount serves as the basis for the payment provision of the contract and takes the form of units, such as shares or dollars. The underlying variable represents a specified interest rate, index or other component. The interaction between the notional amount and the underlying variable determines the number of units to be exchanged between the parties and drives the market value of the derivative contract.
The primary derivatives that Key uses are interest rate swaps, caps and futures, and foreign exchange forward contracts. Generally, these instruments help Key manage exposure to market risk, mitigate the credit risk inherent in the loan portfolio and meet client financing needs. Market risk represents the possibility that economic value or net interest income will be adversely affected by changes in interest rates or other economic factors.
At December 31, 2007, Key had $795 million of derivative assets and $52 million of derivative liabilities on its balance sheet that arose from derivatives that were being used for hedging purposes. As of the same date, Key had trading derivative assets of $1.4 billion and trading derivative liabilities of $1.3 billion. Derivative assets and liabilities are recorded at fair value on the balance sheet.
COUNTERPARTY CREDIT RISK
The following table summarizes the fair value of Key’s derivative assets by type. These assets represent Key’s exposure to potential loss, as described below, before taking into account the effects of master netting arrangements and other means used to mitigate risk.

December 31,
in millions	2007	2006

Interest rate	$1,295	$697
Foreign exchange	646	321
Energy	161	29
Credit	68	43
Equity	35	45

Total	$2,205	$1,135

Like other financial instruments, derivatives contain an element of “credit risk”— the possibility that Key will incur a loss because a counterparty, which may be a bank or a broker/dealer, fails to meet its contractual obligations. This risk is measured as the expected positive replacement value of contracts. To mitigate credit risk, Key deals exclusively with counterparties that have high credit ratings.
Key uses two additional means to manage exposure to credit risk on derivative contracts. First, Key generally enters into bilateral collateral and master netting arrangements. These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Second, Key’s Credit Administration department monitors credit risk exposure to the counterparty on each contract to determine appropriate limits on Key’s total credit exposure and decide whether to demand collateral. If Key determines that collateral is required, it is generally collected immediately. Key generally holds collateral in the form of cash and highly rated securities issued by the U.S. Treasury, government sponsored enterprises or the Government National Mortgage Association.
At December 31, 2007, Key was party to derivative contracts with 53 different counterparties. These derivatives include interest rate swaps and caps, credit derivatives, foreign exchange contracts, equity derivatives and energy derivatives. Among these were contracts entered into to offset the risk of loss associated with contracts entered into to accommodate clients. Key had aggregate exposure of $768 million on these instruments to 28 of the 53 counterparties. However, at December 31, 2007, Key held approximately $614 million in pooled collateral to mitigate that exposure, resulting in net exposure of $154 million. The largest exposure to an individual counterparty was approximately $342 million, which is secured with approximately $323 million in collateral.
ASSET AND LIABILITY MANAGEMENT
Fair value hedging strategies. Key uses interest rate swap contracts known as “receive fixed/pay variable” swaps to modify its exposure to interest rate risk. These contracts convert specific fixed-rate deposits and long-term debt into variable-rate obligations. As a result, Key receives fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the underlying notional amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in earnings with no corresponding offset. Key recognized a net gain of $2 million in 2007, a net gain of $2 million in 2006 and a net gain of $1 million in 2005 related to the ineffective portion of its fair value hedging instruments. The ineffective portion recognized is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of the above years.
Cash flow hedging strategies. Key enters into “receive fixed/pay variable” interest rate swap contracts that effectively convert certain floating-rate loans into fixed-rate loans to reduce the potential adverse impact of interest rate decreases on future interest income. These contracts allow Key to receive fixed-rate interest payments in exchange for making a variable rate payment over the lives of the contracts without exchanging the underlying notional amounts. Similarly, Key has converted certain floating-rate debt into fixed-rate debt by entering into interest rate swap contracts.
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
During 2007, 2006 and 2005, the net amount recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.
The change in “accumulated other comprehensive income (loss)” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2007	of Gains to	December 31,
in millions	2006	Hedging Activity	Net Income	2007

Accumulated other comprehensive income (loss) resulting from cash flow hedges	$(19)	$123	$(1)	$103

Key reclassifies gains and losses from “accumulated other comprehensive income (loss)” to earnings when a hedged item causes Key to pay variable-rate interest on debt, receive variable-rate interest on commercial loans, or sell or securitize commercial real estate loans. If interest rates, yield curves and notional amounts remain at current levels, management expects to reclassify an estimated $1 million of net gains on derivative instruments from “accumulated other comprehensive income (loss)” to earnings during the next twelve months. The maximum length of time over which forecasted transactions are hedged is 21 years.
CREDIT RISK MANAGEMENT
Key uses credit derivatives — primarily credit default swaps — to mitigate credit risk by transferring a portion of the risk associated with the underlying extension of credit to a third party. These instruments are also used to manage portfolio concentration and correlation risks. At December 31, 2007, the notional amount of credit default swaps purchased by Key was $1.1 billion. Key also provides credit protection to other lenders through the sale of credit default swaps. These transactions may generate fee income and can diversify overall exposure to credit loss. At December 31, 2007, the notional amount of credit default swaps sold by Key was $50 million.
These derivatives are recorded on the balance sheet at fair value, which is based on the creditworthiness of the borrowers. Related gains or losses, as well as the premium paid or received for credit protection, are included in “investment banking and capital markets income” on the income statement. Key does not apply hedge accounting to credit derivatives.
TRADING PORTFOLIO
The trading portfolio items described below are recorded at their fair values and included in “derivative assets” or “derivative liabilities” on the balance sheet. Adjustments to the fair values of these instruments are included in “investment banking and capital markets income” on the income statement. Key has established a reserve in the amount of $13 million at December 31, 2007, which management believes will be sufficient to cover estimated future losses on the trading portfolio in the event of client default. The reserve is recorded in “accrued income and other assets” on the balance sheet.
Futures contracts and interest rate swaps, caps and floors. Key uses these instruments generally to accommodate commercial loan clients. Key also enters into positions with third parties that are intended to offset or mitigate the interest rate risk associated with the client positions. The transactions entered into with clients generally are limited to conventional interest rate swaps.
Foreign exchange forward contracts. Foreign exchange forward contracts provide for the delayed delivery or purchase of foreign currency. Key uses these instruments to accommodate clients’ business needs and for proprietary trading purposes. Key mitigates the associated risk by entering into other foreign exchange contracts with third parties.
Options and futures. Key uses these instruments for hedging and proprietary trading purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
20. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
The carrying amount and fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

	2007		2006
December 31,	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments [a]	$2,614	$2,614	$2,759	$2,759
Trading account assets [a]	1,056	1,056	912	912
Securities available for sale [b]	7,810	7,860	7,858	7,827
Held-to-maturity securities [b]	28	28	41	42
Other investments [c]	1,538	1,538	1,352	1,352
Loans, net of allowance [d]	69,623	71,013	64,882	66,788
Loans held for sale [a]	4,736	4,736	3,637	3,637
Servicing assets [e]	342	474	282	396
Derivative assets [f]	2,205	2,205	1,091	1,091

LIABILITIES
Deposits with no stated maturity [a]	$40,176	$40,176	$39,535	$39,535
Time deposits [e]	22,923	23,472	19,581	19,817
Short-term borrowings [a]	10,380	10,380	4,835	4,835
Long-term debt [e]	11,957	10,671	14,533	13,758
Derivative liabilities [f]	1,340	1,340	922	922

Valuation Methods and Assumptions

a	Fair value equals or approximates carrying amount.

b	Fair values of securities available for sale and held-to-maturity securities are determined through the use of models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions. The valuations derived from the models are reviewed by management for reasonableness to ensure they are consistent with the values placed on similar securities traded in the secondary markets.

c	Fair values of most instruments categorized as other investments are determined by considering the issuer’s recent financial performance and future potential, the values of companies in comparable businesses, the risks associated with the particular business or investment type, current market conditions, the nature and duration of resale restrictions, the issuer’s payment history, management’s knowledge of the industry and other relevant factors.

d	Fair values of most loans are determined using discounted cash flow models utilizing relevant market inputs. Lease financing receivables are included at their carrying amounts in the fair value of loans.

e	Fair values of servicing assets, time deposits and long-term debt are based on discounted cash flows utilizing relevant market inputs.

f	Fair values of interest rate swaps and caps are based on applicable market variables such as interest rate volatility and other relevant market inputs. Foreign exchange forward contracts are valued based on quoted market prices and have a fair value that approximates their carrying amount.
Residential real estate mortgage loans with carrying amounts of $1.6 billion at December 31, 2007, and $1.4 billion at December 31, 2006, are included in the amount shown for “Loans, net of allowance.” The fair values of residential real estate mortgage loans and deposits do not take into account the fair values of related long-term client relationships.
For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.
If management were to use different assumptions (related to discount rates and cash flow) and valuation methods, the fair values shown in the table could change significantly. Also, because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table do not, by themselves, represent the underlying value of Key as a whole.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
21. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

CONDENSED BALANCE SHEETS
December 31,
in millions	2007	2006

ASSETS
Interest-bearing deposits	$771	$2,469
Loans and advances to subsidiaries:
Banks	—	2
Nonbank subsidiaries	1,973	1,714

	1,973	1,716

Investment in subsidiaries:
Banks	7,413	6,853
Nonbank subsidiaries	921	1,195

	8,334	8,048

Accrued income and other assets	1,064	888

Total assets	$12,142	$13,121

LIABILITIES
Accrued expense and other liabilities	$656	$737
Short-term borrowings	112	83
Long-term debt due to:
Subsidiaries	1,896	1,867
Unaffiliated companies	1,732	2,731

	3,628	4,598

Total liabilities	4,396	5,418

SHAREHOLDERS’ EQUITY [a]	7,746	7,703

Total liabilities and shareholders’ equity	$12,142	$13,121

a	See page 63 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions	2007	2006	2005

INCOME
Dividends from subsidiaries:
Banks	$500	$1,165	$700
Nonbank subsidiaries	488	11	929
Interest income from subsidiaries	162	163	87
Other income	15	(4)	16

	1,165	1,335	1,732

EXPENSES
Interest on long-term debt with subsidiary trusts	114	103	64
Interest on other borrowed funds	129	149	106
Personnel and other expense	86	129	170

	329	381	340

Income before income tax benefit and equity in net income less dividends from subsidiaries	836	954	1,392
Income tax benefit	59	114	64

	895	1,068	1,456
Cumulative effect of accounting change, net of taxes (see Note 1)	—	5	—
Equity in net income less dividends from subsidiaries [a]	24	(18)	(327)

NET INCOME	$919	$1,055	$1,129

a	Includes results of discontinued operations described in Note 3 (“Acquisitions and Divestitures”), which begins on page 74.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS
Year ended December 31,
in millions	2007	2006	2005

OPERATING ACTIVITIES
Net income	$919	$1,055	$1,129
Adjustments to reconcile net income to net cash provided by operating activities:
Net securities gains	—	—	(1)
Deferred income taxes	(9)	27	23
Equity in net income less dividends from subsidiaries [a]	(24)	18	327
Net increase in other assets	(148)	(281)	(276)
Net (decrease) increase in other liabilities	(72)	361	25
Other operating activities, net	6	113	71

NET CASH PROVIDED BY OPERATING ACTIVITIES	672	1,293	1,298
INVESTING ACTIVITIES
Net decrease (increase) in interest-bearing deposits	1,698	(535)	(641)
Purchases of securities available for sale	(15)	(11)	(2)
Proceeds from sales, prepayments and maturities of securities available for sale	15	1	1
Net (increase) decrease in loans and advances to subsidiaries	(219)	80	(496)
(Increase) decrease in investments in subsidiaries	(100)	(28)	105

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,379	(493)	(1,033)
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	29	(3)	(66)
Net proceeds from issuance of long-term debt	—	1,500	861
Payments on long-term debt	(1,040)	(1,368)	(429)
Purchases of treasury shares	(595)	(644)	(229)
Net proceeds from issuance of common stock	112	244	129
Tax benefits in excess of recognized compensation cost for stock-based awards	13	28	—
Cash dividends paid	(570)	(557)	(531)

NET CASH USED IN FINANCING ACTIVITIES	(2,051)	(800)	(265)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

a	Includes results of discontinued operations described in Note 3 (“Acquisitions and Divestitures”), which begins on page 74.
KeyCorp paid interest on borrowed funds equal to $255 million in 2007, $252 million in 2006 and $159 million in 2005.