Form 10-K, Exhibit 13
period 2008-12-31
KEYCORP /NEW/
filed 2009-02-27
CIK 91576

Exhibit 13

FINANCIAL REVIEW	2008 KeyCorp Annual Report

Management’s Discussion & Analysis of Financial Condition & Results of Operations	16

Introduction	16
Terminology	16
Description of business	16
Forward-looking statements	16
Long-term goals	18
Corporate strategy	18
Economic overview	18
Critical accounting policies and estimates	20

Highlights of Key’s 2008 Performance	23
Financial performance	23
Strategic developments	28

Line of Business Results	28
Community Banking summary of operations	29
National Banking summary of continuing operations	31
Other Segments	32

Results of Operations	32
Net interest income	32
Noninterest income	36
Noninterest expense	39
Income taxes	40

Financial Condition	41
Loans and loans held for sale	41
Securities	45
Other investments	47
Deposits and other sources of funds	47
Capital	48

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations	52
Off-balance sheet arrangements	52
Contractual obligations	53
Guarantees	54

Risk Management	54
Overview	54
Market risk management	54
Liquidity risk management	56
Credit risk management	60
Operational risk management	67

Fourth Quarter Results	67

Certifications	69

Management’s Annual Report on Internal Control Over Financial Reporting	70

Reports of Independent Registered Public Accounting Firm	71

Consolidated Financial Statements and Related Notes	73

Consolidated Balance Sheets	73
Consolidated Statements of Income	74
Consolidated Statements of Changes in Shareholders’ Equity	75
Consolidated Statements of Cash Flows	76
Summary of Significant Accounting Policies	77
Earnings Per Common Share	86
Acquisitions and Divestitures	87
Line of Business Results	88
Restrictions on Cash, Dividends and Lending Activities	91
Securities	91
Loans and Loans Held for Sale	93
Loan Securitizations, Servicing and Variable Interest Entities	94
Nonperforming Assets and Past Due Loans	97
Goodwill and Other Intangible Assets	97
Short-Term Borrowings	99
Long-Term Debt	100
Capital Securities Issued by Unconsolidated Subsidiaries	101
Shareholders’ Equity	102
Stock-Based Compensation	103
Employee Benefits	106
Income Taxes	110
Commitments, Contingent Liabilities and Guarantees	113
Derivatives and Hedging Activities	115
Fair Value Measurements	118
Condensed Financial Information of the Parent Company	123

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Introduction
This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes that appear on pages 73 through 124.
Terminology
This report contains some shortened names and industry-specific terms. We want to explain some of these terms at the outset so you can better understand the discussion that follows.
♦	KeyCorp refers solely to the parent holding company.
♦	KeyBank refers to KeyCorp’s subsidiary bank, KeyBank National Association.
♦	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.
♦	In November 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business and announced a separate agreement to sell Champion’s origination platform. As a result of these actions, Key has accounted for this business as a discontinued operation. We use the phrase continuing operations in this document to mean all of Key’s business other than Champion. Key completed the sale of Champion’s origination platform in February 2007.
♦	Key engages in capital markets activities primarily through business conducted by the National Banking group. These activities encompass a variety of products and services. Among other things, Key trades securities as a dealer, enters into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conducts transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).
♦	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. You will find a more detailed explanation of total and Tier 1 capital and how they are calculated in the section entitled “Capital,” which begins on page 48.
Description of business
KeyCorp was organized in Ohio in 1958 and is headquartered in Cleveland, Ohio. As of December 31, 2008, KeyCorp was one of the nation’s largest bank-based financial services companies, with consolidated total assets of $104.531 billion. Through KeyBank and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients. As of December 31, 2008, these services were provided across the country through subsidiaries operating 986 full service retail banking branches in fourteen states, additional offices, a telephone banking call center services group and a network of 1,478 automated teller machines in sixteen states. Key had 18,095 average full-time-equivalent employees during 2008. Additional information pertaining to KeyCorp’s two major business groups, Community Banking and National Banking, appears in the “Line of Business Results” section, which begins on page 28, and in Note 4 (“Line of Business Results”), which begins on page 88.
In addition to the customary banking services of accepting deposits and making loans, KeyCorp’s bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through its subsidiary bank, trust company and registered investment adviser subsidiaries, KeyCorp provides investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multi-employer trust funds established to provide pension, vacation or other benefits to employees.
KeyCorp provides other financial services — both within and outside of its primary banking markets — through nonbank subsidiaries. These services include accident, health and credit-life insurance on loans made by KeyBank, principal investing, community development financing, securities underwriting and brokerage, and merchant services. KeyCorp also is an equity participant in a joint venture that provides merchant services to businesses.
Forward-looking statements
This report and other reports filed by Key under the Securities Exchange Act of 1934, as amended, or registration statements filed by Key under the Securities Act of 1933, as amended, contain statements that are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Key’s long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words, expressions or conditional verbs such as “will,” “would,” “could” and “should.”
Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:
♦	Unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets, has affected and could continue to affect Key’s ability to raise capital or other funding for liquidity and business purposes, as well as revenue from client-based underwriting, investment banking and other capital markets-driven businesses.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
♦	Interest rates could change more quickly or more significantly than management expects, which may have an adverse effect on Key’s financial results.
♦	Trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which Key operates, as well as its financial condition and results of operations.
♦	Changes in foreign exchange rates, equity markets, the financial soundness of bond insurers, sureties and even other unrelated financial companies have the potential to affect current market values of financial instruments which, in turn, could have a material adverse effect on Key.
♦	Asset price deterioration has had (and may continue to have) a negative effect on the valuation of many of the asset categories represented on Key’s balance sheet.
♦	The Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009, the Financial Stability Plan announced on February 10, 2009, by the Secretary of the U.S. Treasury, in coordination with other financial institution regulators, and other initiatives undertaken by the U.S. government may not have the intended effect on the financial markets; the current extreme volatility and limited credit availability may persist. If these actions fail to help stabilize the financial markets and the current financial market and economic conditions continue or deteriorate more, Key’s business, financial condition, results of operations, access to credit and the trading price of Key’s common shares could all suffer a material decline.
♦	The terms of the Capital Purchase Program (“CPP”), pursuant to which KeyCorp issued securities to the United States Department of the Treasury (the “U.S. Treasury”), may limit Key’s ability to return capital to shareholders and could be dilutive to Key’s common shares. If Key is unable to redeem such preferred shares within five years, the dividend rate will increase substantially.
♦	Key’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.
♦	The problems in the housing markets, including issues related to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and related conditions in the financial markets, or other issues, such as the price volatility of oil or other commodities, could cause general economic conditions to deteriorate further. In addition, these problems may inflict further damage on the local economies, or industries in which Key has significant operations or assets, and, among other things, may materially impact credit quality in existing portfolios and/or Key’s ability to generate loans in the future.
♦	Increases in interest rates or further weakening economic conditions could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans. Additionally, Key’s allowance for loan losses may be insufficient if the estimates and judgments management used to establish the allowance prove to be inaccurate.
♦	Key may face increased competitive pressure due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies.
♦	Key may become subject to new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect Key’s financial condition, including new regulations imposed in connection with the Troubled Asset Relief Program (“TARP”) provisions of the EESA, such as the Financial Stability Plan and the CPP, being implemented and administered by the U.S. Treasury in coordination with other federal regulatory agencies, further laws enacted by the U.S. Congress in an effort to strengthen the fundamentals of the economy, or other regulations promulgated by federal regulators to mitigate the systemic risk presented by the current financial crisis such as the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).
♦	It could take Key longer than anticipated to implement strategic initiatives, including those designed to grow revenue or manage expenses; Key may be unable to implement certain initiatives; or the initiatives Key employs may be unsuccessful.
♦	Increases in deposit insurance premiums imposed on KeyBank due to the FDIC’s restoration plan for the Deposit Insurance Fund announced on October 7, 2008, and continued difficulties experienced by other financial institutions may have an adverse effect on Key’s results of operations.
♦	Acquisitions and dispositions of assets, business units or affiliates could adversely affect Key in ways that management has not anticipated.
♦	KeyCorp and its subsidiaries are subject to voluminous and complex rules, regulations and guidelines imposed by a number of government authorities; regulatory requirements appear to be expanding in the current environment. Implementing and monitoring compliance with these requirements is a significant task, and failure to effectively do so may result in penalties or related costs that could have an adverse effect on Key’s results of operations.
♦	Key may have difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position.
♦	Key may experience operational or risk management failures due to technological or other factors.
♦	Changes in accounting principles or in tax laws, rules and regulations could have an adverse effect on Key’s financial results or capital.
♦	Key may become subject to new legal obligations or liabilities, or the unfavorable resolution of pending litigation may have an adverse effect on our financial results or capital.
♦	Terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on Key’s financial results or condition and that of its borrowers.
♦	Key has leasing offices and clients throughout the world. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect countries in which Key operates may have an adverse effect on those leasing clients and their ability to make timely payments.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect Key’s business, the financial services industry and financial markets. Though management strives to monitor and mitigate risk, management cannot anticipate all potential economic, operational and financial developments that may have an adverse impact on Key’s operations and financial results. Forward-looking statements speak only as of the date they are made, and Key does not undertake any obligation to revise any forward-looking statement to reflect subsequent events.
Before making an investment decision, you should carefully consider all risks and uncertainties disclosed in Key’s Securities and Exchange Commission (“SEC”) filings, including this and Key’s other reports on Forms 8-K, 10-K and 10-Q and Key’s registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov.
Long-term goals
Key’s long-term financial goals are to grow its earnings per common share and achieve a return on average equity at rates at or above the respective median of our peer group. The strategy for achieving these goals is described under the heading “Corporate strategy” below.
Corporate strategy
The strategy for achieving Key’s long-term goals includes the six primary elements summarized below. These elements reflect Key’s focus on sustaining capital strength, tightly managing risks, growing client relationship businesses with higher risk-adjusted returns and controlling costs.
♦	Focus on core businesses. We concentrate on businesses that enable Key to build client relationships. We focus on our “footprint” operations (i.e., businesses conducted primarily within the states where we have branches) that serve individuals, small businesses and middle market companies. In addition, we focus nationwide on businesses such as commercial real estate activities, investment management and equipment leasing. Management believes Key possesses resources of the scale necessary to compete nationally in the market for these services.
♦	Build relationships. We work to deepen relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. To that end, we emphasize deposit growth across all lines of business. We also put considerable effort into enhancing service quality.
♦	Enhance our business. We strive for continuous improvement in Key’s businesses. We continue to focus on increasing revenues, controlling expenses and maintaining the credit quality of Key’s loan portfolios. We will continue to leverage technology to achieve these objectives.
♦	Cultivate a workforce that demonstrates Key’s values and works together for a common purpose. We intend to achieve this by:
—	attracting, developing and retaining a talented, high-performing and inclusive workforce;

—	developing leadership at all staff and management levels;

—	creating a positive, stimulating and client-focused work environment; and

—	compensating for performance achieved in ways that are consistent with Key’s values.
♦	Enhance performance measurement. We intend to refine and to enhance our use of performance measurement mechanisms that indicate whether Key is maximizing shareholder returns and that those returns are appropriate considering the inherent levels of risk involved. We will strive to craft incentive compensation plans that reward the contributions employees make to long-term profitability, but yet comply with any applicable restrictions.
♦	Manage capital effectively. We intend to continue to manage Key’s equity capital effectively.
Economic overview
According to the National Bureau of Economic Research, the United States entered an economic recession in December 2007. Economic growth in the United States as measured by the Gross Domestic Product averaged 1.1% during the first three quarters of 2008. This fell short of the 2007 average of 2.4% and the ten-year average of 2.6%. Growth for 2008 as a whole remained subdued despite a substantial federal tax rebate granted in the first half of the year to induce spending.
The economy continued to deteriorate throughout 2008, particularly during the second half of the year. During the last six months of 2008, consumer spending declined at an average monthly rate of .6%, compared to an average monthly increase of .4% in the first half of 2008 and .5% for all of 2007. The U.S. consumer was affected by mounting job losses as weakness in the labor market became progressively worse. The economy lost 3.0 million jobs in 2008, with 2.2 million of those losses occurring in the last six months of the year. The average unemployment rate for 2008 rose to 5.8%, compared to the 2007 average of 4.6%. By the end of 2008, consumer relief from inflationary pressures arrived as consumer prices rose .1% from December 2007 to December 2008, down significantly from the 4.1% increase experienced during 2007. Inflationary pressures had initially intensified in 2008 before subsiding. Most of the volatility came from oil prices, which began the year at $96 per barrel, reached an all time high of $145 in July 2008 and closed the year at $45 per barrel.
Home sales and home values continued to decline throughout 2008. Existing home sales fell by 3%, while new home sales decreased by 45%. Homebuilder activity declined as housing starts hit an all time low, falling 45% from December 2007. By December 2008, the median price of new and existing homes had fallen by 9% and 15%, respectively, from the price levels reported for the same month last year. Lower prices were partly a consequence of the elevated levels of foreclosures, which rose by 41% from a year earlier.
Spurred by the deterioration in the housing market, disruptions in the financial markets evolved into a crisis of confidence in the safety and soundness of large banks, brokerage firms and insurance companies, and created extreme liquidity pressures throughout the U.S. financial system.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Risk aversion quickly spread throughout all markets and created extraordinary volatility in the fixed income markets. This in turn reduced the market values at which loans held for sale, trading portfolios and structured investments were recorded on the balance sheets of financial institutions and pressured capital positions. As these losses mounted and liquidity pressures peaked, some financial institutions were forced into liquidation or mergers and many banks tightened lending standards, constraining the ability of businesses and consumers to obtain credit. As anxiety over liquidity and counterparty credit risk grew, banks curbed lending to each other and short-term unsecured lending rates soared.
By the end of 2008, financial markets began to stabilize after a period of heightened turmoil in September and October. A combination of traditional monetary policy and new government programs aimed at alleviating liquidity, capital and other balance sheet pressures of financial institutions seemed to bring some stability to the banking system and the financial markets. During 2008, the Federal Reserve lowered the federal funds target rate from 4.25% to near zero percent by the end of the year. While short-term unsecured lending rates spiked during times of financial market distress and peaked above 4.75%, they ended the year below 1.50%. The benchmark two-year Treasury yield began the year at its high of 3.05% and decreased to .77% at December 31, 2008; the ten-year Treasury yield, which began the year at 4.03%, closed the year at 2.21%.
The Federal Reserve, together with the U.S. Treasury and the FDIC, also took a variety of unprecedented actions in 2008. In September, the Federal Housing Finance Agency, with the support of the U.S. Treasury, placed Fannie Mae and Freddie Mac, two government-sponsored enterprises that play a critical role in the U.S. home mortgage market, in conservatorship, taking full management control. The Federal Reserve seized control of insurance giant American International Group Inc. in September, and provided traditional investment banks the authority to become bank holding companies with access to the Federal Reserve discount window. It also implemented and expanded various programs intended primarily to ease liquidity concerns of depository institutions. Key and other banks used some programs, such as the Term Auction Facility, as a source of short-term funding. Bank capital and funding were further strengthened by the CPP and the FDIC’s TLGP, both of which are described in detail below. In a further effort to relieve balance sheet pressures, the Federal Reserve established facilities, such as the Term Asset-Backed Securities Loan Facility, to purchase certain high-quality assets directly from institutions. They also began purchasing agency debt and agency mortgage-backed securities in an effort to promote liquidity in those markets. In the later part of the year, the Federal Reserve implemented additional programs to aid institutions that rely on commercial paper funding and to promote the continued operations of money market mutual funds.
EESA and the U.S. Treasury’s Capital Purchase Program. After various liquidity programs undertaken by the Federal Reserve failed to restore liquidity to the financial system, Congress and the U.S. Treasury took additional actions. Former President Bush signed the EESA into law in October 2008 in an attempt to restore liquidity and stability to the financial system through the purchase of up to $700 billion of certain financial instruments.
In accordance with the provisions of the EESA, the U.S. Treasury created its CPP and announced its intention to make $250.0 billion of capital available to U.S. financial institutions by purchasing preferred stock issued by such institutions. By February 20, 2009, the U.S. Treasury had invested $196.361 billion in financial institutions under the CPP. On November 14, 2008, KeyCorp raised $2.5 billion of capital as a participant in the U.S. Treasury’s CPP. In conjunction with this program, KeyCorp issued to the U.S. Treasury: (1) 25,000 shares of fixed-rate cumulative perpetual preferred stock, Series B, with a liquidation preference of $100,000 per share (“Series B Preferred Stock”), and (2) a warrant to purchase 35,244,361 KeyCorp common shares at an exercise price of $10.64. The Series B Preferred Stock pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter. All proceeds from KeyCorp’s participation in the CPP qualify as Tier 1 capital.
FDIC’s standard maximum deposit insurance coverage limit increase and Temporary Liquidity Guarantee Program. When the EESA was signed into law, the FDIC raised the FDIC standard maximum deposit insurance coverage limit for all deposit accounts from $100,000 to $250,000, the same amount of coverage previously provided for self-directed retirement accounts, on a temporary basis until December 31, 2009, absent further Congressional action.
On October 14, 2008, the FDIC initially announced its TLGP, which has two key components: a transaction account guarantee for funds held at FDIC-insured depository institutions in noninterest-bearing transaction accounts in excess of the current standard maximum deposit insurance amount of $250,000 (“Transaction Account Guarantee”), and a debt guarantee program for qualifying newly issued senior unsecured debt of insured depository institutions, their holding companies and certain other affiliates of insured depository institutions designated by the FDIC (“Debt Guarantee”). On November 21, 2008, the FDIC announced its final rule for its TLGP under 12 C.F.R. Part 370.
KeyBank has opted in to the Transaction Account Guarantee, and will pay a .10% fee to the FDIC on the amount of deposits insured above $250,000. Because KeyCorp is not an insured depository institution, it is not eligible for the Transaction Account Guarantee.
KeyBank and KeyCorp have each opted in to the Debt Guarantee and have issued an aggregate of $1.5 billion of FDIC-guaranteed debt. The Debt Guarantee provides for the FDIC to guarantee all newly issued senior unsecured debt up to prescribed limits issued by participating entities on or after October 14, 2008, through June 30, 2009. The guarantee does not extend beyond June 30, 2012. KeyCorp has issued $250 million of floating-rate senior notes due December 15, 2010, and $250 million of floating-rate senior notes due December 19, 2011. KeyBank has issued $1.0 billion of fixed-rate senior notes due June 15, 2012.
Demographics. The extent to which Key’s business has been affected by continued volatility and weakness in the housing market is directly related to the state of the economy in the regions in which its two major business groups, Community Banking and National Banking, operate.
Key’s Community Banking group serves consumers and small to mid-sized businesses by offering a variety of deposit, investment, lending and wealth management products and services. These products and services are provided through a 14-state branch network organized into four

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
geographic regions defined by management: Northwest, Rocky Mountains, Great Lakes and Northeast. Key’s National Banking group includes those corporate and consumer business units that operate nationally, within and beyond our 14-state branch network, as well as internationally.
The specific products and services offered by the Community and National Banking groups are described in Note 4.
Figure 1 shows the geographic diversity of the Community Banking group’s average core deposits, commercial loans and home equity loans.
Figure 1. Community Banking Geographic Diversity

	Geographic Region
Year ended December 31, 2008		Rocky
dollars in millions	Northwest	Mountains	Great Lakes	Northeast	Nonregion [a]	Total

Average core deposits	$9,765	$3,505	$14,111	$13,134	$1,592	$42,107
Percent of total	23.2%	8.3%	33.5%	31.2%	3.8%	100.0%

Average commercial loans	$4,322	$2,054	$4,837	$3,237	$1,385	$15,835
Percent of total	27.3%	13.0%	30.5%	20.4%	8.8%	100.0%

Average home equity loans	$2,827	$1,342	$2,912	$2,637	$128	$9,846
Percent of total	28.7%	13.6%	29.6%	26.8%	1.3%	100.0%

(a)	Represents core deposit, commercial loan and home equity loan products centrally managed outside of the four Community Banking regions.
Figure 19 on page 43 shows the diversity of Key’s commercial real estate lending business based on industry type and location. The homebuilder loan portfolio within the National Banking group has been adversely affected by the downturn in the U.S. housing market. The deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, principally in Florida and southern California, have caused Key to experience a significant increase in the levels of nonperforming assets and net charge-offs since mid-2007. Management has taken aggressive steps to reduce Key’s exposure in this segment of the loan portfolio. As previously reported, during the fourth quarter of 2007, Key announced its decision to cease conducting business with nonrelationship homebuilders outside of its 14-state Community Banking footprint. During the second quarter of 2008, Key initiated a process to further reduce exposure through the sale of certain loans. As a result of these actions, Key has reduced the outstanding balances in the residential properties segment of the commercial real estate loan portfolio by $1.264 billion, or 36%, over the past twelve months. Additional information about the loan sales is included in the “Credit risk management” section, which begins on page 60.
Results for the National Banking group have also been affected adversely by increasing credit costs and volatility in the capital markets, leading to declines in the market values at which Key records certain assets (primarily commercial real estate loans and securities held for sale or trading).
During 2008, Key and others in the banking industry continued to experience commercial and industrial loan growth, due in part to increased reliance by borrowers on commercial lines of credit in response to the challenging economic environment.
Critical accounting policies and estimates
Key’s business is dynamic and complex. Consequently, management must exercise judgment in choosing and applying accounting policies and methodologies. These choices are critical; not only are they necessary to comply with U.S. generally accepted accounting principles (“GAAP”), they also reflect management’s view of the appropriate way to record and report Key’s overall financial performance. All accounting policies are important, and all policies described in Note 1 (“Summary of Significant Accounting Policies”), which begins on page 77, should be reviewed for a greater understanding of how Key’s financial performance is recorded and reported.
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
Allowance for loan losses. The loan portfolio is the largest category of assets on Key’s balance sheet. Management considers a variety of data to determine probable losses inherent in the loan portfolio and to establish an allowance that is sufficient to absorb those losses. For example, management applies historical loss rates to existing loans with similar risk characteristics and exercises judgment to assess the impact of factors such as changes in economic conditions, lending policies, underwriting standards, and the level of credit risk associated with specific industries and markets. Other considerations include expected cash flows and estimated collateral values.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate. For example, a specific allowance may be assigned — even when sources of repayment appear sufficient — if management remains uncertain that the loan will be repaid in full.
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
Even minor changes in the level of estimated losses can significantly affect management’s determination of the appropriate level of allowance because those changes must be applied across a large portfolio. To illustrate, an increase in estimated losses equal to one-tenth of one percent of Key’s December 31, 2008, consumer loan portfolio would result in a $22 million increase in the level of allowance deemed appropriate. The same level of increase in estimated losses for the commercial loan portfolio would result in a $55 million increase in the allowance. Such adjustments to the allowance for loan losses can materially affect financial results. Following the above examples, a $22 million increase in the allowance would have reduced Key’s earnings by approximately $14 million, or $.03 per share, and a $55 million increase in the allowance would have reduced earnings by approximately $34 million, or $.08 per share.
As it makes decisions regarding the allowance, management benefits from a lengthy organizational history and experience with credit evaluations and related outcomes. Nonetheless, if management’s underlying assumptions later prove to be inaccurate, the allowance for loan losses would have to be adjusted, possibly having an adverse effect on Key’s results of operations.
Key’s accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses” on page 79.
Loan securitizations. Historically, Key has securitized education loans and accounted for those transactions as sales when the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” were met. If management were to subsequently determine that the transactions did not meet the criteria prescribed by SFAS No. 140, the loans would have to be brought back onto the balance sheet, which could have an adverse effect on Key’s capital ratios and other unfavorable financial implications.
Management must make assumptions to determine the gains or losses resulting from securitization transactions and the subsequent carrying amount of retained interests; the most significant of these are described in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 94. Note 8 also includes information concerning the sensitivity of Key’s pre-tax earnings to immediate adverse changes in important assumptions. The use of alternative assumptions would change the amount of the initial gain or loss recognized and might result in changes in the carrying amount of retained interests, with related effects on results of operations. Key’s accounting policy related to loan securitizations is disclosed in Note 1 under the heading “Loan Securitizations” on page 79.
Contingent liabilities, guarantees and income taxes. Contingent liabilities arising from litigation and from guarantees in various agreements with third parties under which Key is a guarantor, and the potential effects of these items on Key’s results of operations, are summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”), which begins on page 113. In addition, it is not always clear how the Internal Revenue Code and various state tax laws apply to transactions that Key undertakes. In the normal course of business, Key may record tax benefits and then have those benefits contested by the Internal Revenue Service (“IRS”) or state tax authorities. Key has provided tax reserves that management believes are adequate to absorb potential adjustments that such challenges may necessitate. However, if management’s judgment later proves to be inaccurate, the tax reserves may need to be adjusted, possibly having an adverse effect on Key’s results of operations and capital. For further information on Key’s accounting for income taxes, see Note 17 (“Income Taxes”), which begins on page 110.
Key records a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that Key’s actual future payments in the event of a default by the guaranteed party could exceed the recorded amount. See Note 18 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that Key had outstanding at December 31, 2008.
Derivatives and related hedging activities. Key uses interest rate swaps and caps to hedge interest rate risk for asset and liability management purposes. These derivative instruments modify the repricing characteristics of specified on-balance sheet assets and liabilities. Key’s accounting policies related to derivatives reflect the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and other related accounting guidance. In accordance with this guidance, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. Accounting for changes in the fair value (i.e., gains or losses) of a particular derivative differs depending on whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The application of hedge accounting requires significant judgment to interpret the relevant accounting guidance, as well as to assess hedge effectiveness, identify similar hedged item groupings, and measure changes in the fair value of the hedged items. Management believes that Key’s methods of addressing these judgmental areas and applying the accounting guidance are in accordance with GAAP and consistent with industry practices. However, interpretations of SFAS No. 133 and related guidance continue to change and evolve. In the future, these evolving interpretations could result in material changes to Key’s accounting for derivative financial instruments and related hedging activities. Although such changes may not have a material effect on Key’s financial condition, they could have a material adverse effect on Key’s results of operations in the period they occur. Additional information relating to Key’s use of derivatives is included in Note 1 under the heading “Derivatives Used for Asset and Liability Management Purposes” on page 81, and Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.
Valuation methodologies. Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. To determine the values of assets and liabilities, as well as the extent to which related assets may be impaired, management makes assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results. The outcomes of valuations performed by management have a direct bearing on the carrying amounts of assets and liabilities, including loans held for sale, principal investments, goodwill, and pension and other postretirement benefit obligations.
A discussion of the valuation methodology applied to Key’s loans held for sale is included in Note 1 under the heading “Loans held for sale” on page 78.
Key’s principal investments include direct and indirect investments, predominantly in privately held companies. The fair values of these investments are determined by considering a number of factors, including the target company’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. The fair value of principal investments was $990 million at December 31, 2008; a 10% positive or negative variance in that fair value would have increased or decreased Key’s 2008 earnings by $99 million ($62 million after tax, or $.14 per share).
The valuation and testing methodologies used in Key’s analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets” on page 80. The first step in testing for impairment is to determine the fair value of each reporting unit. Key’s reporting units for purposes of this testing are its major business segments, Community Banking and National Banking. Fair values of reporting units are estimated using discounted cash flow models derived from internal earnings forecasts. The primary assumptions management uses include earnings forecasts for five years, terminal values based on future growth rates, and discount rates that reflect the range of Key’s market capitalization and a control premium. Management believes that the estimates and assumptions used in the goodwill impairment analysis for its reporting units are reasonable; however, if actual results and market conditions differ from the assumptions or estimates used, the fair value of each reporting unit could change in the future.
The second step of impairment testing is necessary only if the carrying amount of either reporting unit exceeds its fair value, suggesting goodwill impairment. In such a case, Key would estimate a hypothetical purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price with the fair value of the unit’s net assets (excluding goodwill). Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
During the fourth quarter, Key’s annual testing for goodwill impairment indicated that the estimated fair value of the National Banking unit was less than its carrying amount, reflecting unprecedented weakness in the financial markets. As a result, Key recorded an after-tax noncash accounting charge of $420 million, or $.85 per share. Key’s regulatory and tangible capital ratios were not affected by this adjustment, nor would they be affected by any further goodwill impairment that may occur in the future.
Due to the ongoing uncertainty regarding market conditions, which may continue to negatively impact the performance of Key’s reporting units, management will continue to monitor the goodwill impairment indicators and evaluate the carrying amount of Key’s goodwill, if necessary. Events and circumstances that could trigger the need for interim impairment testing include:
♦	a significant change in legal factors or in the business climate;

♦	an adverse action or assessment by a regulator;

♦	unanticipated competition;

♦	a loss of key personnel;

♦	a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

♦	the testing for recoverability under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” of a significant asset group within a reporting unit; and

♦	recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.
The primary assumptions used in determining Key’s pension and other postretirement benefit obligations and related expenses, including sensitivity analysis of these assumptions, are presented in Note 16 (“Employee Benefits”), which begins on page 106.
When potential asset impairment is identified through testing, observable changes in active markets or other means, management must exercise judgment to determine the nature of the potential impairment (i.e., temporary or other-than-temporary) in order to apply the appropriate

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in earnings. Additional information regarding temporary and other-than-temporary impairment on securities available for sale at December 31, 2008, is provided in Note 6 (“Securities”), which begins on page 91.
Effective January 1, 2008, Key adopted SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In the absence of quoted market prices, management determines the fair value of Key’s assets and liabilities using internally developed models, which are based on management’s judgment, assumptions and estimates regarding credit quality, liquidity, interest rates and other relevant inputs. Key’s adoption of this accounting guidance and the process used to determine fair values are more fully described in Note 1 under the heading “Fair Value Measurements” on page 82 and Note 20 (“Fair Value Measurements”), which begins on page 118.
At December 31, 2008, $12.807 billion, or 12%, of Key’s total assets were measured at fair value on a recurring basis. More than 85% of these assets were classified as Level 1 or Level 2 within the fair value hierarchy. At December 31, 2008, $1.424 billion, or 2%, of Key’s total liabilities were measured at fair value on a recurring basis. Substantially all of these liabilities were classified as Level 1 or Level 2.
At December 31, 2008, $1.809 billion, or 2%, of Key’s total assets were measured at fair value on a nonrecurring basis. Less than 1% of these assets were classified as Level 1 or Level 2. At December 31, 2008, there were no liabilities measured at fair value on a nonrecurring basis.
During 2008, management did not significantly alter the manner in which it applied Key’s critical accounting policies or developed related assumptions and estimates.
Highlights of Key’s 2008 Performance
Financial performance
For 2008, Key recorded a loss from continuing operations of $1.468 billion, or $3.36 per common share. This compares to income from continuing operations of $941 million, or $2.38 per diluted common share, for 2007 and income from continuing operations — before the cumulative effect of an accounting change — of $1.193 billion, or $2.91 per diluted common share, for 2006.
Key had a net loss of $1.468 billion, or $3.36 per common share for 2008, compared to net income of $919 million, or $2.32 per diluted common share, for 2007, and $1.055 billion, or $2.57 per share, for 2006.
Figure 2 shows Key’s continuing and discontinued operating results and related performance ratios for 2008, 2007 and 2006. Key’s financial performance for each of the past six years is summarized in Figure 4 on page 26.
Figure 2. Results of Operations

Year ended December 31,
dollars in millions, except per share amounts	2008	2007	2006

SUMMARY OF OPERATIONS
(Loss) income from continuing operations before cumulative effect of accounting change	$(1,468)	$941	$1,193
Loss from discontinued operations, net of taxes [a]	—	(22)	(143	) [b]
Cumulative effect of accounting change, net of taxes	—	—	5

Net (loss) income	$(1,468)	$919	$1,055

PER COMMON SHARE — ASSUMING DILUTION [c]
(Loss) income from continuing operations before cumulative effect of accounting change	$(3.36)	$2.38	$2.91
Loss from discontinued operations [a]	—	(.05)	(.35	) [b]
Cumulative effect of accounting change	—	—	.01

Net (loss) income	$(3.36)	$2.32	$2.57

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	(1.41)%	.99%	1.30%
Return on average common equity	(18.32)	12.19	15.43
Return on average total equity	(16.45)	12.19	15.43
From consolidated operations:
Return on average total assets	(1.41)%	.97%	1.12%
Return on average common equity	(18.32)	11.90	13.64
Return on average total equity	(16.45)	11.90	13.64

(a)	Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions, Key has accounted for this business as a discontinued operation.

(b)	Includes a net after-tax charge of $165 million, or $.40 per share, consisting of: (1) a $170 million, or $.42 per share, write-off of goodwill associated with Key’s 1997 acquisition of Champion and (2) a net after-tax credit of $5 million, or $.01 per share, from the net gain on sale of the Champion Mortgage loan portfolio and disposal transaction costs.

(c)	Earnings per share may not foot due to rounding.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Three primary factors contributed to the decline in Key’s results for 2008:
♦	We recorded a $1.011 billion after-tax charge during the second quarter because of an adverse federal tax court ruling that impacted the accounting for certain leveraged lease financing transactions.
♦	The provision for loan losses increased by $1.306 billion due to the continued challenging economic environment.
♦	We recorded an after-tax noncash charge of $420 million during the fourth quarter after Key’s annual testing for goodwill impairment indicated that the estimated fair value of the National Banking reporting unit was less than its carrying amount, reflecting unprecedented weakness in the financial markets.
The 2008 provision for loan losses exceeded net loan charge-offs by $575 million and increased Key’s allowance for loan losses to $1.803 billion, or 2.36% of period-end loans at December 31, 2008.
Through this difficult credit cycle, management has maintained their focus on preserving Key’s relationship business model, sustaining Key’s strong capital position and carefully managing expenses to ensure Key’s readiness to respond to business opportunities when conditions improve. During the third quarter of 2008, Key continued to take decisive steps to exit low-return, nonrelationship businesses, consistent with the corporate strategy of focusing capital and resources on Key’s best relationship customers. Key is in the process of exiting retail and floor-plan lending for marine and recreational vehicle products, will limit new education loans to those backed by government guarantee and will cease lending to homebuilders within its 14-state Community Banking footprint. These are the most recent in a series of actions taken over several years that have included exiting subprime mortgage lending, automobile financing and broker-originated home equity lending. Additionally, in mid-2008, Key continued to reduce exposure to risk in the residential properties segment of the commercial real estate construction loan portfolio through the sale of certain loans. As a result of these efforts, Key’s total residential property exposure (including exposure to homebuilders) in commercial real estate, including loans held for sale, was reduced by $1.264 billion, or 36%, during 2008. Additional information pertaining to the status of these loan sales is presented in the section entitled “Credit risk management,” which begins on page 60.
During 2008, Key strengthened its financial position by raising $4.242 billion of additional capital and reducing its quarterly dividend to retain capital. The additional capital consists of $2.5 billion of capital raised during the fourth quarter as a participant in the CPP, and both preferred and common shares issued during the second and third quarters. At December 31, 2008, Key had Tier 1 and total capital ratios of 10.92% and 14.82%, respectively. Both of these ratios significantly exceed the “well-capitalized” standard for banks established by the banking regulators. Additional information pertaining to the capital raised by Key during 2008 is included in Note 14 (“Shareholders’ Equity”), which begins on page 102. During the fourth quarter, Key also issued $1.5 billion of new term debt under the FDIC’s TLGP.
Despite the challenging economic environment, Key’s Community Banking group continues to perform solidly, with loan and deposit growth across all four geographic regions. Management believes that Key’s continued focus on building a relationship-based, customer-focused business model, along with the actions discussed above, will serve Key well as the economy ultimately recovers.
Further, Key elected to reduce uncertainty surrounding a previously disclosed leveraged lease tax issue with the IRS. While management continues to believe Key’s initial tax position was correct, it would take years of effort and expense to resolve this matter through litigation. Accordingly, Key elected to participate in the IRS’ global settlement initiative, which is essentially an offer by the federal tax authorities to resolve all such disputed cases. During the fourth quarter, Key reported it had reached an agreement with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. As a result, Key recorded an after-tax credit for the recovery of $120 million of previously accrued interest on disputed tax balances. Key entered into a closing agreement with the IRS on February 13, 2009, that resolves substantially all outstanding leveraged lease financing tax issues. Key expects the remaining issues to be settled with the IRS in the near future with no additional tax or interest liability to Key. Additional information pertaining to the leveraged lease financing tax issues and Key’s opt-in to the IRS’ global settlement initiative is included in Note 17 (“Income Taxes”), which begins on page 110.
Significant items that affect the comparability of Key’s financial performance over the past three years are shown in Figure 3. Events leading to the recognition of these items, as well as other factors that contributed to the changes in Key’s revenue and expense components, are reviewed in detail throughout the remainder of the Management’s Discussion and Analysis section.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 3. Significant Items Affecting the Comparability of Earnings

	2008					2007			2006
	Pre-tax		After-tax		Impact	Pre-tax	After-tax	Impact	Pre-tax	After-tax	Impact
in millions, except per share amounts	Amount		Amount		on EPS	Amount	Amount	on EPS	Amount	Amount	on EPS

Gain from redemption of Visa Inc. shares	$165		$103		$.23	—	—	—	—	—	—
Credit (provision) for losses on lending-related commitments	26		16		.04	$(28)	$(17)	$(.04)	$6	$4	$.01
Honsador litigation reserve	23		14		.03	(42)	(26)	(.07)	—	—	—
Provision for loan losses in excess of net charge-offs	(575)		(360)		(.80)	(254)	(159)	(.40)	—	—	—
Noncash charge for goodwill impairment	(465)		(420)		(.93)	—	—	—	—	—	—
Charges related to leveraged lease tax litigation	(380)		(959)		(2.13)	—	—	—	—	—	—
Realized and unrealized (losses) gains on loan and securities portfolios held for sale or trading	(178	) [a]	(111	) [a]	(.25)	(34)	(21)	(.05)	152	95	.23
Severance and other exit costs	(65)		(41)		(.09)	(38)	(24)	(.06)	(13)	(8)	(.02)
Net (losses) gains from principal investing	(62)		(39)		(.09)	134	84	.21	53	33	.08
U.S. taxes on accumulated earnings of Canadian leasing operation	—		(68)		(.15)	—	—	—	—	—	—
McDonald Investments branch network	—		—		—	142 [b]	89 [b]	.22 [b]	—	—	—
Gains related to MasterCard Incorporated shares	—		—		—	67	42	.11	—	—	—
Gain from settlement of automobile residual value insurance litigation	—		—		—	26	17	.04	—	—	—
Liability to Visa	—		—		—	(64)	(40)	(.10)	—	—	—
Loss from repositioning of securities portfolio	—		—		—	(49)	(31)	(.08)	—	—	—

(a)	Includes $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers.

(b)	Represents the financial effect of the McDonald Investments branch network, including a gain of $171 million ($107 million after tax) from the February 9, 2007, sale of that network.

EPS = Earnings per common share

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 4. Selected Financial Data

												Compound
												Annual Rate
												of Change
dollars in millions, except per share amounts	2008		2007	2006		2005		2004		2003		(2003-2008)

YEAR ENDED DECEMBER 31,
Interest income	$4,629		$5,644	$5,380		$4,383		$3,562		$3,721		4.5%
Interest expense	2,220		2,875	2,565		1,727		1,106		1,165		13.8
Net interest income	2,409	[a]	2,769	2,815		2,656		2,456		2,556		(1.2)
Provision for loan losses	1,835		529	150		143		185		498		29.8
Noninterest income	1,870		2,229	2,127		2,067		1,925		1,950		(.8)
Noninterest expense	3,578		3,248	3,149		3,054		2,884		2,816		4.9
(Loss) income from continuing operations before income taxes and cumulative effect of accounting change	(1,134)		1,221	1,643		1,526		1,312		1,192		N/M
(Loss) income from continuing operations before cumulative effect of accounting change	(1,468)		941	1,193		1,090		907		872		N/M
(Loss) income from discontinued operations, net of taxes	—		(22)	(143)		39		47		31		(100.0)
(Loss) income before cumulative effect of accounting change	(1,468)		919	1,050		1,129		954		903		N/M
Net (loss) income	(1,468	) [a]	919	1,055		1,129		954		903		N/M
Net (loss) income applicable to common shares	(1,510)		919	1,055		1,129		954		903		N/M

PER COMMON SHARE
(Loss) income from continuing operations before cumulative effect of accounting change	$(3.36)		$2.40	$2.95		$2.67		$2.21		$2.06		N/M
(Loss) income from discontinued operations	—		(.06)	(.35)		.10		.11		.07		(100.0)%
(Loss) income before cumulative effect of accounting change	(3.36)		2.35	2.60		2.76		2.32		2.14		N/M
Net (loss) income	(3.36)		2.35	2.61		2.76		2.32		2.14		N/M

(Loss) income from continuing operations before cumulative effect of accounting change — assuming dilution	(3.36)		2.38	2.91		2.63		2.18		2.05		N/M
(Loss) income from discontinued operations — assuming dilution	—		(.05)	(.35)		.09		.11		.07		(100.0)
(Loss) income before cumulative effect of accounting change — assuming dilution	(3.36)		2.32	2.56		2.73		2.30		2.12		N/M
Net (loss) income — assuming dilution	(3.36	) [a]	2.32	2.57		2.73		2.30		2.12		N/M

Cash dividends paid	1.00		1.46	1.38		1.30		1.24		1.22		(3.9)
Book value at year end	14.97		19.92	19.30		18.69		17.46		16.73		(2.2)
Tangible book value at year end	12.41		16.39	15.99		15.05		13.91		13.88		(2.2)
Market price at year end	8.52		23.45	38.03		32.93		33.90		29.32		(21.9)
Dividend payout ratio	N/M		62.13%	52.87%		47.10%		53.45%		57.01%		N/A
Weighted-average common shares outstanding (000)	450,039		392,013	404,490		408,981		410,585		422,776		1.3
Weighted-average common shares and potential common shares outstanding (000)	450,039		395,823	410,222		414,014		415,430		426,157		1.1

AT DECEMBER 31,
Loans	$76,504		$70,823	$65,826		$66,478		$63,372		$59,754		5.1%
Earning assets	94,020		86,557	80,090	[b]	80,143	[b]	78,140	[b]	72,560	[b]	5.3
Total assets	104,531		98,228	92,337	[b]	93,126	[b]	90,747	[b]	84,498	[b]	4.3
Deposits	65,260		63,099	59,116		58,765		57,842		50,858		5.1
Long-term debt	14,995		11,957	14,533		13,939		14,846		15,294		(.4)
Common shareholders’ equity	7,408		7,746	7,703		7,598		7,117		6,969		1.2
Total shareholders’ equity	10,480		7,746	7,703		7,598		7,117		6,969		8.5

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	(1.41)%		.99%	1.30%		1.24%		1.09%		1.07%		N/A
Return on average common equity	(18.32)		12.19	15.43		14.88		13.07		12.63		N/A
Return on average total equity	(16.45)		12.19	15.43		14.88		13.07		12.63		N/A
Net interest margin (taxable equivalent)	2.16		3.46	3.67		3.65		3.62		3.73		N/A
From consolidated operations:
Return on average total assets	(1.41	)% [a]	.97%	1.12%		1.24%		1.10%		1.07%		N/A
Return on average common equity	(18.32	) [a]	11.90	13.64		15.42		13.75		13.08		N/A
Return on average total equity	(16.45	) [a]	11.90	13.64		15.42		13.75		13.08		N/A
Net interest margin (taxable equivalent)	2.16	[a]	3.46	3.69		3.69		3.63		3.78		N/A

CAPITAL RATIOS AT DECEMBER 31,
Equity to assets	10.03%		7.89%	8.34	% [b]	8.16	% [b]	7.84	% [b]	8.25	% [b]	N/A
Tangible equity to tangible assets	8.92		6.58	7.01	[b]	6.68	[b]	6.35	[b]	6.94	[b]	N/A
Tangible common equity to tangible assets	5.95		6.58	7.01	[b]	6.68	[b]	6.35	[b]	6.94	[b]	N/A
Tier 1 risk-based capital	10.92		7.44	8.24		7.59		7.22		8.35		N/A
Total risk-based capital	14.82		11.38	12.43		11.47		11.47		12.57		N/A
Leverage	11.05		8.39	8.98		8.53		7.96		8.55		N/A

OTHER DATA
Average full-time-equivalent employees	18,095		18,934	20,006		19,485		19,576		20,064		(2.0)%
Branches	986		955	950		947		935		906		1.7

Key completed several acquisitions and divestitures during the six-year period shown in this table. One or more of these transactions may have had a significant effect on Key’s results, making it difficult to compare results from one year to the next. Note 3 (“Acquisitions and Divestitures”) on page 87, contains specific information about the transactions Key completed during the past three years to help in understanding how they may have impacted Key’s financial condition and results of operations.

(a)	See Figure 5, which shows certain earnings data and performance ratios, excluding (credits) charges related to the tax treatment of certain leveraged lease financing transactions disallowed by the IRS, and the charge resulting from Key’s annual goodwill impairment testing completed during the fourth quarter of 2008. Figure 5 reconciles certain GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons.

(b)	Certain financial data for periods prior to 2007 have not been adjusted to reflect the effect of Key’s January 1, 2008, adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and Staff Position No. FIN 39-1, “Amendment of FASB Interpretation 39.”

N/M = Not Meaningful, N/A = Not Applicable

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 5 presents certain 2008 earnings data and performance ratios, excluding (credits) charges related to the leveraged lease tax litigation and goodwill impairment charges summarized below (non-GAAP). Figure 5 also reconciles the GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Non-GAAP financial measures should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.
Figure 5. GAAP to Non-GAAP Reconciliations

					Twelve
					Months
	Three Months Ended				Ended
dollars in millions, except per share amounts	12-31-08	9-30-08	6-30-08	3-31-08	12-31-08

NET (LOSS) INCOME
Net (loss) income (GAAP)	$(524)	$(36)	$(1,126)	$218	$(1,468)
(Credits) charges related to leveraged lease tax litigation, after tax	(120)	30	1,011	38	959
Charges related to goodwill impairment, after tax	420	4	—	—	424

Net (loss) income, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	$(224)	$(2)	$(115)	$256	$(85)

Preferred dividends and amortization of discount on Series B Preferred Stock	$30	$12	—	—	$42

Net (loss) income applicable to common shares (GAAP)	$(554)	$(48)	$(1,126)	$218	$(1,510)
Net (loss) income applicable to common shares, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(254)	(14)	(115)	256	(127)

PER COMMON SHARE
Net (loss) income — assuming dilution (GAAP)	$(1.13)	$(.10)	$(2.70)	$.54	$(3.36)
Net (loss) income, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment — assuming dilution (non-GAAP)	(.52)	(.03)	(.28)	.64	(.28)

PERFORMANCE RATIOS
Return on average total assets: [a]
Average total assets	$107,735	$103,156	$103,290	$103,356	$104,390

Return on average total assets (GAAP)	(1.93)%	(.14)%	(4.38)%	.85%	(1.41)%
Return on average total assets, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(.83)	(.01)	(.45)	1.00	(.08)

Return on average common equity: [a]
Average common equity	$7,971	$8,077	$8,489	$8,445	$8,244

Return on average common equity (GAAP)	(27.65)%	(2.36)%	(53.35)%	10.38%	(18.32)%
Return on average common equity, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(12.68)	(.69)	(5.45)	12.19	(1.54)

Return on average total equity: [a]
Average total equity	$9,888	$8,734	$8,617	$8,445	$8,923

Return on average total equity (GAAP)	(21.08)%	(1.64)%	(52.56)%	10.38%	(16.45)%
Return on average total equity, excluding (credits) charges related to leveraged lease tax litigation and goodwill impairment (non-GAAP)	(9.01)	(.09)	(5.37)	12.19	(.95)

NET INTEREST INCOME AND MARGIN
Net interest income:
Net interest income (GAAP)	$639	$699	$358	$713	$2,409
Charges related to leveraged lease tax litigation, pre-tax	18	—	359	3	380

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$657	$699	$717	$716	$2,789

Net interest income/margin (TE):
Net interest income (loss) (TE) (as reported)	$646	$705	$(100)	$704	$1,955
Charges related to leveraged lease tax litigation, pre-tax (TE)	18	—	838	34	890

Net interest income, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis)	$664	$705	$738	$738	$2,845

Net interest margin (TE) (as reported) [a]	2.76%	3.13%	(.44)%	3.14%	2.16%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) [a]	.08	—	3.76	.15	.98

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis) [a]	2.84%	3.13%	3.32%	3.29%	3.14%

(a)	Income statement amount has been annualized in calculation of percentage.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
As shown in Figure 5, during the fourth quarter of 2008, Key recorded an after-tax credit of $120 million, or $.24 per common share, in connection with its opt-in to the IRS global tax settlement. As a result of an adverse federal court decision regarding Key’s tax treatment of a leveraged sale-leaseback transaction, Key recorded after-tax charges of $30 million, or $.06 per common share, during the third quarter of 2008 and $1.011 billion, or $2.43 per common share, during the second quarter of 2008. During the first quarter of 2008, Key increased its tax reserves for certain lease in, lease out transactions and recalculated its lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $.10 per common share.
Additionally, during the fourth quarter of 2008, Key recorded an after-tax charge of $420 million, or $.85 per common share, as a result of annual goodwill impairment testing. During the third quarter of 2008, Key recorded an after-tax charge of $4 million, or $.01 per common share, as a result of goodwill impairment related to management’s decision to limit new education loans to those backed by government guarantee.
Strategic developments
Management initiated a number of specific actions during 2008 and 2007 to support Key’s corporate strategy, which is summarized on page 18.
♦	During the third quarter of 2008, Key decided to exit retail and floor-plan lending for marine and recreational vehicle products, and to limit new education loans to those backed by government guarantee. Key also determined that it will cease lending to homebuilders within its 14-state Community Banking footprint. This came after Key began to reduce its business with nonrelationship homebuilders outside that footprint in December 2007.
♦	On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. The acquisition doubles Key’s branch presence in the attractive Lower Hudson Valley area.
♦	On December 20, 2007, Key announced its decision to exit dealer-originated home improvement lending activities, which involve prime loans but are largely out-of-footprint. Key also announced that it will cease offering Payroll Online services since they are not of sufficient size to provide economies of scale to compete profitably.
♦	On October 1, 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, and elementary and secondary educational institutions. The combination of the payment plan systems and technology in place at Tuition Management Systems, and the array of payment plan products already offered by Key’s Consumer Finance line of business created one of the largest education payment plan providers in the nation.
♦	On February 9, 2007, McDonald Investments Inc., a wholly owned subsidiary of KeyCorp, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets. Key retained the corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KeyBank continues to operate the Wealth Management, Trust and Private Banking businesses. On April 16, 2007, Key renamed the registered broker-dealer through which its corporate and institutional investment banking and securities businesses operate to KeyBanc Capital Markets Inc.
Line of Business Results
This section summarizes the financial performance and related strategic developments of Key’s two major business groups, Community Banking and National Banking. To better understand this discussion, see Note 4 (“Line of Business Results”), which begins on page 88. Note 4 describes the products and services offered by each of these business groups, provides more detailed financial information pertaining to the groups and their respective lines of business, and explains “Other Segments” and “Reconciling Items.”
Figure 6 summarizes the contribution made by each major business group to Key’s taxable-equivalent revenue and (loss) income from continuing operations for each of the past three years.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 6. Major Business Groups — Taxable-Equivalent Revenue and (Loss) Income from Continuing Operations

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Revenue from continuing operations (TE)
Community Banking [a]	$2,582	$2,718	$2,707	$(136)	(5.0)%
National Banking [b]	1,337	2,329	2,410	(992)	(42.6)
Other Segments [c]	(100)	114	29	(214)	N/M

Total Segments	3,819	5,161	5,146	(1,342)	(26.0)
Reconciling Items [d]	6	(64)	(101)	70	N/M

Total	$3,825	$5,097	$5,045	$(1,272)	(25.0)%

(Loss) Income from continuing operations
Community Banking [a]	$345	$554	$437	$(209)	(37.7)%
National Banking [b]	(1,487)	318	690	(1,805)	N/M
Other Segments [c]	(24)	84	42	(108)	N/M

Total Segments	(1,166)	956	1,169	(2,122)	N/M
Reconciling Items [d]	(302)	(15)	24	(287)	N/M

Total	$(1,468)	$941	$1,193	$(2,409)	N/M

(a)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”) on page 87, for more information about this transaction.

(b)	National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for goodwill impairment during the fourth quarter. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges during the third quarter as a result of market disruption caused by the failure of Lehman Brothers. Also, during 2008, National Banking’s taxable-equivalent net interest income and net income were reduced by $890 million and $557 million, respectively, as a result of its involvement with certain leveraged lease financing transactions that were challenged by the IRS. National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

(c)	Other Segments’ results for 2008 include a $23 million ($14 million after tax) credit, recorded when Key reversed the remaining reserve associated with the Honsador litigation, which was settled in September 2008. Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for the Honsador litigation during the second quarter. Results for 2007 also include a $49 million ($31 million after tax) loss during the first quarter in connection with the repositioning of the securities portfolio.

(d)	Reconciling Items for 2008 include $120 million of previously accrued interest recovered in connection with Key’s opt-in to the IRS global tax settlement during the fourth quarter. Reconciling Items for 2008 also include charges of $30 million to income taxes during the third quarter and $475 million during the second quarter, for the interest cost associated with the leveraged lease tax litigation. Reconciling Items for the current year also include a $165 million ($103 million after tax) gain from the partial redemption of Key’s equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to Key’s tax reserves for certain lease in, lease out (“LILO”) transactions during the first quarter. Reconciling Items for prior periods include gains of $27 million ($17 million after tax) during the third quarter of 2007, $40 million ($25 million after tax) during the second quarter of 2007 and $9 million ($6 million after tax) during the second quarter of 2006, all related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc. during the fourth quarter, and a $16 million ($10 million after tax) charge for the Honsador litigation during the second quarter.

TE = Taxable Equivalent, N/M = Not Meaningful
Community Banking summary of operations
As shown in Figure 7, Community Banking recorded net income of $345 million for 2008, compared to $554 million for 2007 and $437 million for 2006. The decrease in 2008 was the result of increases in the provision for loan losses and noninterest expense, coupled with a decrease in noninterest income. These changes more than offset an increase in net interest income.
Taxable-equivalent net interest income rose by $68 million, or 4%, from 2007 as a result of increases in average earning assets and deposits, moderated in part by tighter interest rate spreads. Average loans and leases grew by $1.848 billion, or 7%, due largely to growth in the commercial loan portfolio, while average deposits grew by $3.627 billion, or 8%. Loans and deposits experienced organic growth of 4% and 5%, respectively, and also benefited from the January 1 acquisition of U.S.B. Holding Co. discussed in Note 3 (“Acquisitions and Divestitures”) on page 87.
Excluding the $171 million gain on the February 2007 sale of the McDonald Investments branch network discussed in Note 3, noninterest income declined by $33 million, or 4%, from 2007. Income from trust and investment services decreased by $25 million, primarily because of reduced brokerage commissions following the McDonald Investments sale, but also due to general weakness in the financial markets. Also contributing to the decrease was a $7 million gain from the sale of securities in the fourth quarter of 2007, as well as declines in various other components of noninterest income. These reductions were offset in part by increases of $18 million in service charges on deposit accounts and $15 million in bank channel investment product sales income.
The provision for loan losses rose by $148 million from 2007, reflecting a $108 million increase in net loan charge-offs. Community Banking’s provision for loan losses exceeded net loan charge-offs by $17 million as Key continued to build reserves in a weak economy.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 7. Community Banking

Year ended December 31,					Change 2008 vs 2007
dollars in millions	2008	2007		2006	Amount	Percent

Summary of operations
Net interest income (TE)	$1,748	$1,680		$1,754	$68	4.0%
Noninterest income	834	1,038	[a]	953	(204)	(19.7)

Total revenue (TE)	2,582	2,718		2,707	(136)	(5.0)
Provision for loan losses	221	73		95	148	202.7
Noninterest expense	1,809	1,758		1,913	51	2.9

Income before income taxes (TE)	552	887		699	(335)	(37.8)
Allocated income taxes and TE adjustments	207	333		262	(126)	(37.8)

Net income	$345	$554		$437	$(209)	(37.7)%

Percent of consolidated income from continuing operations	N/M	59%		37%	N/A	N/A

Average balances
Loans and leases	$28,652	$26,804		$26,774	$1,848	6.9%
Total assets	31,707	29,628		29,855	2,079	7.0
Deposits	50,294	46,667		46,689	3,627	7.8

Assets under management at year end	$15,486	$21,592		$19,772	$(6,106)	(28.3)%

(a)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”) on page 87, for more information about this transaction.

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
Additional Community Banking Data

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Average deposits outstanding
NOW and money market deposit accounts	$19,180	$19,844	$20,572	$(664)	(3.3)%
Savings deposits	1,751	1,580	1,700	171	10.8
Certificates of deposits ($100,000 or more)	7,002	4,687	4,100	2,315	49.4
Other time deposits	13,293	11,755	11,584	1,538	13.1
Deposits in foreign office	1,185	1,101	670	84	7.6
Noninterest-bearing deposits	7,883	7,700	8,063	183	2.4

Total deposits	$50,294	$46,667	$46,689	$3,627	7.8%

Home equity loans
Average balance	$9,846	$9,671
Weighted-average loan-to-value ratio (at date of origination)	70%	70%
Percent first lien positions	54	57

Other data
Branches	986	955
Automated teller machines	1,478	1,443

Noninterest expense grew by $51 million, or 3%, from 2007. Contributing to the growth were increases of $13 million in both marketing and net occupancy expense, a rise in internally allocated overhead and smaller increases in a variety of other expense components. These expenses increased in part because of initiatives undertaken with regard to branch modernization, deposit growth and the acquisition of U.S.B. Holding Co., Inc.
In 2007, the $117 million increase in net income was the result of significant growth in noninterest income, lower noninterest expense and a reduced provision for loan losses. These positive results were offset in part by a decrease in net interest income. Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the February 2007 sale of the McDonald Investments branch network.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
National Banking summary of continuing operations
As shown in Figure 8, National Banking recorded a loss from continuing operations of $1.487 billion for 2008, compared to income from continuing operations of $318 million for 2007 and $690 million for 2006. This decline was the combined result of reductions in net interest income and noninterest income, and increases in the provision for loan losses and noninterest expense.
Taxable-equivalent net interest income declined by $931 million, or 65%, from 2007, due primarily to the $890 million reduction caused by recalculations of income recognized on leveraged leases contested by the IRS. Also contributing to the decrease were tighter loan and deposit spreads, and a higher level of nonperforming assets. Average loans and leases grew by $6.520 billion, or 16%, while average deposits rose by $71 million, or 1%.
Figure 8. National Banking

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Summary of operations
Net interest income (TE)	$491 [a]	$1,422	$1,393	$(931)	(65.5)%
Noninterest income	846 [a]	907 [a]	1,017	(61)	(6.7)

Total revenue (TE)	1,337	2,329	2,410	(992)	(42.6)
Provision for loan losses	1,617	458	56	1,159	253.1
Noninterest expense	1,818 [a]	1,359	1,251	459	33.8

(Loss) income from continuing operations before income taxes (TE)	(2,098)	512	1,103	(2,610)	N/M
Allocated income taxes and TE adjustments	(611)	194	413	(805)	N/M

(Loss) income from continuing operations	(1,487)	318	690	(1,805)	N/M
Loss from discontinued operations, net of taxes	—	(22)	(143)	22	100.0

Net (loss) income	$(1,487)	$296	$547	$(1,783)	N/M

Percent of consolidated income from continuing operations	N/M	34%	58%	N/A	N/A

Average balances
Loans and leases	$46,651	$40,131	$37,781	$6,520	16.2%
Loans held for sale	2,313	4,427	4,148	(2,114)	(47.8)
Total assets	56,440	50,591	47,960	5,849	11.6
Deposits	12,228	12,157	10,912	71	.6

Assets under management at year end	$49,231	$63,850	$64,927	$(14,619)	(22.9)%

(a)	National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for goodwill impairment during the fourth quarter. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges recorded during the third quarter as a result of market disruption caused by the failure of Lehman Brothers. Also, during 2008, National Banking’s taxable-equivalent net interest income and net income were reduced by $890 million and $557 million, respectively, as a result of its involvement with certain leveraged lease financing transactions that were challenged by the IRS. National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

TE = Taxable Equivalent, N/M = Not Meaningful, N/A = Not Applicable
Noninterest income declined by $61 million, or 7%, from 2007 due to the adverse impact of the volatility in the financial markets on several capital markets-driven businesses. Results for 2008 include $109 million in net losses from loan sales and write-downs. The bulk of those losses were from commercial real estate loans held for sale ($112 million) and the write-down of education loans held for sale ($11 million), offset in part by $21 million in net gains from the sale of commercial lease financing receivables. This compares to net losses of $33 million for 2007, including losses of $70 million on commercial real estate loans held for sale and $22 million from the write-down of education loans held for sale. These losses were offset in part by $54 million in net gains from the sale of commercial lease financing receivables. Income from investment banking and capital markets activities decreased by $58 million for two primary reasons: income from dealer trading and derivatives decreased by $68 million, including $54 million of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and income from other investments declined by $9 million, reflecting reductions in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital and Corporate Banking Services line of business. These reductions were offset in part by increases in foreign exchange income and investment banking income. The decline in noninterest income was offset in part by a $67 million increase in trust and investment services income.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The provision for loan losses rose by $1.159 billion from 2007, reflecting deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio, and an additional provision recorded in connection with the transfer of $3.284 billion of education loans from held-for-sale status to the loan portfolio. National Banking’s provision for loan losses exceeded net loan charge-offs by $561 million as Key continued to build reserves in a weak economy.
Noninterest expense grew by $459 million, or 34%, from 2007. During the fourth quarter of 2008, Key’s annual testing for goodwill impairment indicated that the estimated fair value of the National Banking reporting unit was less than its carrying amount, reflecting unprecedented weakness in the financial markets. As a result, National Banking recorded a noncash accounting charge of $465 million. Additionally, personnel costs rose by $18 million from the prior year. These factors were partially offset by a $21 million credit for losses on lending-related commitments in 2008, compared to a $26 million provision in 2007.
In 2007, the $372 million decline in income from continuing operations resulted from a $110 million, or 11%, decrease in noninterest income, a $402 million increase in the provision for loan losses, and a $108 million increase in noninterest expense. The adverse effects of these changes were moderated by a $29 million, or 2%, increase in taxable-equivalent net interest income.
Management continues to pursue opportunities to improve Key’s business mix and credit risk profile, and to emphasize relationship businesses. During the third quarter of 2008, management decided to exit retail and floor-plan lending for marine and recreational vehicle products, and to limit new education loans to those backed by government guarantee. Additionally, management has determined that Key will cease lending to homebuilders.
Other Segments
Other Segments consists of Corporate Treasury and Key’s Principal Investing unit. These segments generated a net loss of $24 million for 2008, compared to net income of $84 million for 2007. These results reflect net losses of $62 million from principal investing in 2008, compared to net gains of $134 million for the prior year. Additionally, during the fourth quarter of 2008, Key recorded net losses of $39 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net gains of $3 million in the year-ago quarter. The majority of the net losses are attributable to the restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings. The adverse effects from the above items were offset in part by the $49 million loss recorded in the first quarter of 2007 in connection with the repositioning of Key’s securities portfolio.
In 2007, Other Segments generated net income of $84 million, up from $42 million for 2006. The improvement was attributable to an $81 million increase in net gains from principal investing and a $24 million charge recorded in the fourth quarter of 2006 in connection with the redemption of certain trust preferred securities. The improvement resulting from these items was offset in part by the $49 million loss on the securities portfolio recorded in 2007 as discussed above.
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
To make it easier to compare results among several periods and the yields on various types of earning assets (some taxable, some not), we present net interest income in this discussion on a “taxable-equivalent basis” (i.e., as if it were all taxable and at the same rate). For example, $100 of tax-exempt income would be presented as $154, an amount that — if taxed at the statutory federal income tax rate of 35% —would yield $100.
Key’s taxable-equivalent net interest income for 2008 was $1.955 billion, compared to $2.868 billion for the prior year. Figure 9, which spans pages 34 and 35, shows the various components of Key’s balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This table also presents a reconciliation of taxable-equivalent net interest income for each of those years to net interest income reported in accordance with GAAP.
The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets. During 2008, Key’s net interest margin declined by 130 basis points to 2.16%. (A basis point is equal to one one-hundredth of a percentage point, meaning 130 basis points equals 1.30%.)
The decline in net interest income and the reduction in the net interest margin were attributable primarily to the 2008 leveraged lease tax litigation charges discussed below. The net interest margin also declined because of increases in the cost of deposits and borrowings caused by wider spreads, a shift in the mix of deposits to higher cost categories, tighter loan spreads caused by competitive pricing, and higher levels of nonperforming assets and net loan charge-offs.
Approximately 98 basis points of the reduction in Key’s net interest margin resulted from $890 million in charges to interest income recorded during 2008 in connection with the leveraged lease tax litigation. As previously reported, most of these charges were recorded during the second quarter following an adverse federal court decision on Key’s tax treatment of a leveraged sale-leaseback transaction. In accordance with the accounting guidance provided under FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” Key recalculated the lease income recognized from inception for all of the leveraged leases contested by the IRS, not just the single leveraged lease that was the subject of the litigation. These actions reduced Key’s taxable-equivalent net interest income for the second quarter of 2008 by $838 million. During the same quarter, Key recorded a $475 million charge to income taxes for the interest cost associated with the contested tax liabilities.
As previously reported, Service Contract Leases, LILO transactions and Qualified Technological Equipment Leases represent a portion of Key’s overall leveraged lease financing portfolio, and the IRS had challenged the tax deductions for some of these transactions. On August 6, 2008, the IRS announced a global initiative for the settlement of all transactions, including the contested leveraged leases entered into by Key, which the IRS has characterized as LILO/SILO transactions (“LILO/SILO Settlement Initiative”). As preconditions to its participation, Key was required to provide written acceptance to the IRS of the terms of the LILO/SILO Settlement Initiative and to dismiss its appeal of the AWG Leasing Trust litigation. Key complied with these preconditions and was accepted into the LILO/SILO Settlement Initiative on October 6, 2008. Subsequently, Key reached an agreement with the IRS on all material aspects related to the IRS global tax settlement; accordingly, Key recorded an after-tax recovery of $120 million for previously accrued interest on disputed tax balances in the fourth quarter. Key entered into a closing agreement with the IRS on February 13, 2009, that resolves substantially all outstanding leveraged lease financing tax issues. Key expects the remaining issues to be settled with the IRS in the near future with no additional tax or interest liability to Key. Additional information related to these lease financing transactions and the related LILO/SILO Settlement Initiative is included in Note 17 (“Income Taxes”), which begins on page 110.
Average earning assets for 2008 totaled $90.805 billion, which was $7.907 billion, or 10%, higher than the 2007 level for two primary reasons: commercial loans increased by $5.091 billion, and on January 1, Key acquired U.S.B. Holding Co., Inc., which added approximately $1.5 billion to Key’s loan portfolio. The growth in commercial loans was due in part to the higher demand for credit caused by the volatile capital markets environment.
In 2007, taxable-equivalent net interest income was $2.868 billion, down $50 million, or 2%, from 2006. During 2007, Key’s net interest margin declined by 21 basis points to 3.46%. The decrease in the net interest margin was moderated by the impact of a 5% rise in the volume of noninterest-bearing funds, which added approximately 15 basis points to the net interest margin.
The 2007 decline in net interest income and the reduction in the net interest margin reflected tighter interest rate spreads on both loans and deposits caused by competitive pricing, client preferences for deposit products with more attractive interest rates, and heavier reliance on short-term wholesale borrowings to support earning asset growth during the second half of the year. Additionally, as part of the February 2007 sale of the McDonald Investments branch network, Key transferred approximately $1.3 billion of NOW and money market deposit accounts to the buyer. McDonald Investments’ Negotiable Order of Withdrawal (“NOW”) and money market deposit accounts averaged $1.450 billion for 2006.
Average earning assets for 2007 totaled $82.898 billion, which was $3.375 billion, or 4%, higher than the 2006 level, due largely to a 5% increase in commercial loans. This growth was due in part to the higher demand for credit caused by the volatile capital markets environment.
Since January 1, 2007, the growth and composition of Key’s earning assets have been affected by the following actions:
♦	During the first quarter of 2008, Key increased its loan portfolio (primarily commercial real estate and consumer loans) through the acquisition of U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York.

♦	Key sold $2.244 billion of commercial real estate loans during 2008 and $3.791 billion ($238 million through a securitization) during 2007. Since some of these loans have been sold with limited recourse (i.e., there is a risk that Key will be held accountable for certain events or representations made in the sales agreements), Key established and has maintained a loss reserve in an amount that management believes is appropriate. More information about the related recourse agreement is provided in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 114. In June 2008, Key transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status as part of a process undertaken to aggressively reduce Key’s exposure in the residential properties segment of the construction loan portfolio through the sale of certain loans. Additional information about the status of this process is included in the section entitled “Loans and loans held for sale” under the heading “Commercial real estate loans” on page 42.

♦	Key sold $121 million of education loans during 2008 and $247 million during 2007. In March 2008, Key transferred $3.284 billion of education loans from held-for-sale status to the held-to-maturity loan portfolio in recognition of the fact that the secondary markets for these loans have been adversely affected by market liquidity issues.

♦	Key sold $932 million of other loans (including $802 million of residential mortgage loans) during 2008 and $1.160 billion during 2007.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 9. Average Balances Sheets, Net Interest Income and Yields/Rates from Continuing Operations

Year ended December 31,	2008				2007			2006
	Average		Yield/		Average		Yield/	Average		Yield/
dollars in millions	Balance	Interest	Rate		Balance	Interest	Rate	Balance	Interest	Rate

ASSETS
Loans [a,b]
Commercial, financial and agricultural [d]	$26,372	$1,446	5.48%		$22,415	$1,622	7.23%	$21,679	$1,547	7.13%
Real estate — commercial mortgage	10,576	640	6.05		8,802	675	7.67	8,167	628	7.68
Real estate — construction	8,109	461	5.68		8,237	653	7.93	7,802	635	8.14
Commercial lease financing [d]	9,642	(425)	(4.41)	[c]	10,154	606	5.97	9,773	595	6.08

Total commercial loans	54,699	2,122	3.88		49,608	3,556	7.17	47,421	3,405	7.18
Real estate — residential	1,909	117	6.11		1,525	101	6.64	1,430	93	6.49
Home equity:
Community Banking	9,846	564	5.73		9,671	686	7.09	10,046	703	7.00
National Banking	1,171	90	7.67		1,144	89	7.84	925	72	7.77

Total home equity loans	11,017	654	5.93		10,815	775	7.17	10,971	775	7.07
Consumer other — Community Banking	1,275	130	10.22		1,367	144	10.53	1,639	152	9.26
Consumer other — National Banking:
Marine	3,586	226	6.30		3,390	214	6.30	2,896	178	6.16
Education	2,818	170	6.05		333	32	9.54	354	33	9.31
Other	315	26	8.25		319	28	8.93	285	27	9.33

Total consumer other — National Banking	6,719	422	6.29		4,042	274	6.77	3,535	238	6.73

Total consumer loans	20,920	1,323	6.33		17,749	1,294	7.29	17,575	1,258	7.16

Total loans	75,619	3,445	4.56		67,357	4,850	7.20	64,996	4,663	7.17
Loans held for sale	2,385	146	6.11		4,461	337	7.57	4,168	325	7.80
Securities available for sale [a,e]	8,317	442	5.36		7,757	427	5.52	7,302	347	4.71
Held-to-maturity securities [a]	27	4	11.73		36	2	6.68	47	3	7.43
Trading account assets	1,279	56	4.38		917	38	4.10	857	30	3.51
Short-term investments	1,615	31	1.96		846	37	4.34	791	33	4.15
Other investments [e]	1,563	51	3.02		1,524	52	3.33	1,362	82	5.78

Total earning assets	90,805	4,175	4.59		82,898	5,743	6.84	79,523	5,483	6.88
Allowance for loan losses	(1,438)				(948)			(952)
Accrued income and other assets	15,023				12,934			13,131

Total assets	$104,390				$94,884			$91,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$26,429	427	1.62		$24,070	762	3.17	$25,044	710	2.84
Savings deposits	1,796	6	.32		1,591	3	.19	1,728	4	.23
Certificates of deposit ($100,000 or more) [f]	9,385	398	4.25		6,389	321	5.02	5,581	261	4.67
Other time deposits	13,300	556	4.18		11,767	550	4.68	11,592	481	4.14
Deposits in foreign office [g]	3,501	81	2.31		4,287	209	4.87	2,305	120	5.22

Total interest-bearing deposits	54,411	1,468	2.70		48,104	1,845	3.84	46,250	1,576	3.41
Federal funds purchased and securities sold under repurchase agreements [g]	2,847	57	2.00		4,330	208	4.79	2,215	107	4.80
Bank notes and other short-term borrowings	5,944	131	2.20		2,423	104	4.28	2,284	94	4.12
Long-term debt [f,g,h]	14,387	564	4.12		12,537	718	5.84	13,983	788	5.62

Total interest-bearing liabilities	77,589	2,220	2.89		67,394	2,875	4.28	64,732	2,565	3.96
Noninterest-bearing deposits	10,744				13,635			13,053
Accrued expense and other liabilities	7,134				6,133			6,183
Shareholders’ equity	8,923				7,722			7,734

Total liabilities and shareholders’ equity	$104,390				$94,884			$91,702

Interest rate spread (TE)			1.70%				2.56%			2.92%

Net interest income (TE) and net interest margin (TE)		1,955 [c]	2.16	% [c]		2,868	3.46%		2,918	3.67%

TE adjustment [a]		(454)				99			103

Net interest income, GAAP basis		$2,409				$2,769			$2,815

Capital securities	—	—			—	—		—	—

Average balances have not been restated to reflect Key’s January 1, 2008, adoption of FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation 39.”

(a)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(c)	During the fourth quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $18 million as a result of an agreement reached with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. During the second quarter of 2008, Key’s taxable-equivalent net interest income was reduced by $838 million following an adverse federal court decision on Key’s tax treatment of a leveraged sale-leaseback transaction. During the first quarter of 2008, Key increased its tax reserves for certain LILO transactions and recalculated its lease income in accordance with prescribed accounting standards. These actions reduced Key’s first quarter 2008 taxable-equivalent net interest income by $34 million. Excluding all of these reductions, the taxable-equivalent yield on Key’s commercial lease financing portfolio would have been 4.82% for 2008, and Key’s taxable-equivalent net interest margin would have been 3.14%.

(d)	During the first quarter of 2006, Key reclassified $760 million of average loans and related interest income from the commercial lease financing portfolio to the commercial, financial and agricultural portfolio to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 115, for an explanation of fair value hedges.

(g)	Results from continuing operations exclude the dollar amount of liabilities assumed necessary to support interest-earning assets held by the discontinued Champion Mortgage finance business. The interest expense related to these liabilities, which also is excluded from continuing operations, was calculated using a matched funds transfer pricing methodology.

(h)	Long-term debt includes capital securities prior to July 1, 2003. Effective July 1, 2003, the business trusts that issued the capital securities were de-consolidated in accordance with FASB Revised Interpretation No. 46. Beginning July 1, 2003, long-term debt includes the junior subordinated debentures issued to the business trusts by the parent company.

TE =	Taxable Equivalent, N/M = Not Meaningful, GAAP = U.S. generally accepted accounting principles

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES

									Compound Annual
									Rate of Change
2005			2004			2003			(2003-2008)
Average		Yield/	Average		Yield/	Average		Yield/	Average
Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest

$19,480	$1,083	5.56%	$17,119	$762	4.45%	$16,467	$794	4.82%	9.9%	12.7%
8,403	531	6.32	7,032	354	5.03	6,571	343	5.22	10.0	13.3
6,263	418	6.67	4,926	250	5.08	5,333	274	5.14	8.7	11.0
10,122	628	6.21	8,269	487	5.90	7,457	446	5.99	5.3	N/M

44,268	2,660	6.01	37,346	1,853	4.96	35,828	1,857	5.18	8.8	2.7
1,468	90	6.10	1,563	94	6.01	1,802	117	6.47	1.2	—

10,381	641	6.18	10,212	506	4.96	9,445	474	5.02	.8	3.5
713	46	6.52	1,691	119	7.00	2,591	182	7.01	(14.7)	(13.1)

11,094	687	6.20	11,903	625	5.25	12,036	656	5.46	(1.8)	(.1)
1,834	158	8.60	2,048	154	7.52	2,135	157	7.36	(9.8)	(3.7)

2,512	152	6.07	2,516	156	6.18	2,157	147	6.81	10.7	9.0
389	27	6.93	376	22	5.72	—	—	—	N/M	N/M
432	38	8.68	2,474	233	9.44	3,428	328	9.56	(38.0)	(39.8)

3,333	217	6.51	5,366	411	7.66	5,585	475	8.50	3.8	(2.3)

17,729	1,152	6.50	20,880	1,284	6.15	21,558	1,405	6.52	(.6)	(1.2)

61,997	3,812	6.15	58,226	3,137	5.39	57,386	3,262	5.69	5.7	1.1
3,637	254	6.99	2,509	114	4.55	2,447	112	4.60	(.5)	5.4
7,118	327	4.58	7,214	327	4.55	7,854	355	4.54	1.2	4.5
76	5	7.30	85	8	8.69	112	11	9.03	(24.8)	(18.3)
933	27	2.90	1,222	22	1.77	926	17	1.80	6.7	26.9
927	25	2.68	962	13	1.29	669	8	1.24	19.3	31.1
1,379	54	3.79	1,257	35	2.77	1,023	27	2.62	8.8	13.6

76,067	4,504	5.92	71,475	3,656	5.11	70,417	3,792	5.39	5.2	1.9
(1,103)			(1,276)			(1,401)			.5

12,945			13,090			12,517			3.7

$87,909			$83,289			$81,533			5.1

$22,696	360	1.59	$20,175	147	.73	$17,913	149.83		8.1	23.4
1,941	5	.26	2,007	5	.23	2,072	10.50		(2.8)	(9.7)
4,957	189	3.82	4,834	178	3.71	4,796	186	3.93	14.4	16.4
10,789	341	3.16	10,564	304	2.88	11,330	336	2.96	3.3	10.6
2,662	81	3.06	1,438	6	.40	1,885	22	1.13	13.2	29.8

43,045	976	2.27	39,018	640	1.64	37,996	703	1.85	7.4	15.9

2,577	71	2.74	3,129	22	.71	4,739	50	1.06	(9.7)	2.7
2,796	82	2.94	2,631	42	1.59	2,612	60	2.29	17.9	16.9
14,094	598	4.32	14,304	402	2.93	13,287	352	2.76	1.6	9.9

62,512	1,727	2.77	59,082	1,106	1.89	58,634	1,165	2.01	5.8	13.8
12,001			11,172			10,347			.8
6,073			6,098			5,649			4.8
7,323			6,937			6,903			5.3

$87,909			$83,289			$81,533			5.1

		3.15%			3.22%			3.38%

	2,777	3.65%		2,550	3.62%		2,627	3.73%		(5.7)%

	121			94			71			N/M

	$2,656			$2,456			$2,556			(1.2)%

—	—		—	—		$629	$36		(100)%	(100)%

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 10 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition,” which begins on page 41, contains more discussion about changes in earning assets and funding sources.
Figure 10. Components of Net Interest Income Changes

	2008 vs 2007			2007 vs 2006
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change

INTEREST INCOME
Loans	$540	$(1,945)	$(1,405)	$170	$17	$187
Loans held for sale	(136)	(55)	(191)	22	(10)	12
Securities available for sale	30	(15)	15	23	57	80
Held-to-maturity securities	(1)	3	2	(1)	—	(1)
Trading account assets	16	2	18	2	6	8
Short-term investments	22	(28)	(6)	2	2	4
Other investments	1	(2)	(1)	9	(39)	(30)

Total interest income (TE)	472	(2,040)	(1,568)	227	33	260

INTEREST EXPENSE
NOW and money market deposit accounts	69	(404)	(335)	(28)	80	52
Savings deposits	—	3	3	—	(1)	(1)
Certificates of deposit ($100,000 or more)	133	(56)	77	40	20	60
Other time deposits	67	(61)	6	7	62	69
Deposits in foreign office	(33)	(95)	(128)	97	(8)	89

Total interest-bearing deposits	236	(613)	(377)	116	153	269
Federal funds purchased and securities sold under repurchase agreements	(56)	(95)	(151)	102	(1)	101
Bank notes and other short-term borrowings	96	(69)	27	6	4	10
Long-term debt	95	(249)	(154)	(83)	13	(70)

Total interest expense	371	(1,026)	(655)	141	169	310

Net interest income (TE)	$101	$(1,014)	$(913)	$86	$(136)	$(50)

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
TE = Taxable Equivalent
Noninterest income
Noninterest income for 2008 was $1.870 billion, down $359 million, or 16%, from 2007. In 2007, noninterest income rose by $102 million, or 5%.
Several significant items affected noninterest income in 2008 and 2007. Key’s noninterest income for 2008 includes a $165 million gain from the partial redemption of Visa Inc. shares. Results for 2007 include a $171 million gain associated with the sale of the McDonald Investments branch network, $67 million in gains related to the sale of MasterCard Incorporated shares, a $26 million gain from the settlement of the automobile residual value insurance litigation and a $49 million loss from the repositioning of the securities portfolio.
Excluding the above items, noninterest income for 2008 decreased by $309 million, or 15%, due to three primary factors. As shown in
Figure 11, Key recorded net losses of $62 million from principal investing in 2008, compared to net gains of $134 million in 2007. In addition, net losses from loan sales rose by $78 million, and income from investment banking and capital markets activities declined by $54 million. The reduction in noninterest income attributable to these factors was offset in part by increases of $48 million in income from trust and investment services, and $28 million in deposit service charges.
Results for 2007 include $16 million of brokerage commissions and fees generated by the McDonald Investments branch network. Adjusting for this revenue, trust and investment services income rose by $64 million, or 14%, in 2008.
In 2007, the sale of the McDonald Investments branch network accounted for $25 million of the increase in noninterest income, as the $171 million gain from the sale was substantially offset by a reduction in the level of trust and investment services income generated by the McDonald Investments branch network operation. Excluding the net increase attributable to the sale of the McDonald Investments branch network, Key’s noninterest income rose by $77 million, or 4%, from the 2006 level. As shown in Figure 11, the improvement reflected growth in net gains from principal investing, income from deposit service charges, and operating lease revenue. Trust and investment services income was up $57 million, excluding the impact of the McDonald Investments sale. Gains derived from the sale of MasterCard Incorporated shares and the settlement of the automobile residual value insurance litigation also contributed to the 2007 increase. These positive results were partially offset by the adverse effects of market volatility on several of Key’s capital markets-driven businesses, and the loss recorded in 2007 in connection with the repositioning of the securities portfolio.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 11. Noninterest Income

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Trust and investment services income	$538	$490	$553	$48	9.8%
Service charges on deposit accounts	365	337	304	28	8.3
Operating lease income	270	272	229	(2)	(.7)
Letter of credit and loan fees	183	192	188	(9)	(4.7)
Corporate-owned life insurance income	117	121	105	(4)	(3.3)
Electronic banking fees	103	99	105	4	4.0
Insurance income	65	55	64	10	18.2
Investment banking and capital markets income	63	117	230	(54)	(46.2)
Net securities (losses) gains	(2)	(35)	1	33	(94.3)
Net (losses) gains from principal investing	(62)	134	53	(196)	N/M
Net (losses) gains from loan securitizations and sales	(95)	(17)	76	(78)	458.8
Gain from redemption of Visa Inc. shares	165	—	—	165	N/M
Gain from sale of McDonald Investments branch network	—	171	—	(171)	(100.0)
Other income:
Loan securitization servicing fees	18	21	20	(3)	(14.3)
Credit card fees	16	13	17	3	23.1
Gains related to MasterCard Incorporated shares	—	67	9	(67)	(100.0)
Litigation settlement — automobile residual value insurance	—	26	—	(26)	(100.0)
Miscellaneous income	126	166	173	(40)	(24.1)

Total other income	160	293	219	(133)	(45.4)

Total noninterest income	$1,870	$2,229	$2,127	$(359)	(16.1)%

N/M = Not Meaningful
The following discussion explains the composition of certain elements of Key’s noninterest income and the factors that caused those elements to change.
Trust and investment services income. Trust and investment services are Key’s largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 12. The 2008 increase was attributable to strong growth in institutional asset management income, and higher income from brokerage commissions and fees. Excluding the results of the McDonald Investments branch network, income from brokerage commissions and fees was up $50 million from the 2007 level.
In 2007, income from trust and investment services declined because the sale of the McDonald Investments branch network resulted in reduced brokerage commissions. Excluding McDonald Investments’ results of operations, income from brokerage commissions and fees was up $10 million from the 2006 level. As shown in Figure 12, both personal and institutional asset management and custody fees also increased from the 2006 level.
Figure 12. Trust and Investment Services Income

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Brokerage commissions and fee income	$159	$125	$235	$34	27.2%
Personal asset management and custody fees	158	165	156	(7)	(4.2)
Institutional asset management and custody fees	221	200	162	21	10.5

Total trust and investment services income	$538	$490	$553	$48	9.8%

A significant portion of Key’s trust and investment services income depends on the value and mix of assets under management. At December 31, 2008, Key’s bank, trust and registered investment advisory subsidiaries had assets under management of $64.717 billion, compared to $85.442 billion at December 31, 2007. As shown in Figure 13, most of the decrease was attributable to the equity and securities lending portfolios. The value of the equity portfolio declined because of weakness in the equity markets. The decline in the securities lending portfolio was due in part to increased volatility in the fixed income markets and actions taken by management to maintain sufficient liquidity within the portfolio. When clients’ securities are lent out, the borrower must provide Key with cash collateral, which is invested during the term of the loan. The difference between the revenue generated from the investment and the cost of the collateral is shared with the lending client. This business, although profitable, generates a significantly lower rate of return (commensurate with the lower level of risk) than other types of assets under management. Key’s portfolio of hedge funds, which has grown significantly, generates a substantially higher rate of return and accounted for much of the improvement in Key’s trust and investment services income during 2008.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 13. Assets Under Management

December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Assets under management by investment type:
Equity	$29,384	$42,868	$41,877	$(13,484)	(31.5)%
Securities lending	12,454	20,228	21,146	(7,774)	(38.4)
Fixed income	9,819	11,357	11,242	(1,538)	(13.5)
Money market	10,520	9,440	9,402	1,080	11.4
Hedge funds	2,540	1,549	1,032	991	64.0

Total	$64,717	$85,442	$84,699	$(20,725)	(24.3)%

Proprietary mutual funds included in assets under management:
Money market	$7,458	$7,298	$7,579	$160	2.2%
Equity	5,572	6,957	5,713	(1,385)	(19.9)
Fixed income	640	631	629	9	1.4

Total	$13,670	$14,886	$13,921	$(1,216)	(8.2)%

Service charges on deposit accounts. The 2008 increase in service charges on deposit accounts is attributable to growth in fee income from cash management services. In 2007, an increase in overdraft fees resulting from higher transaction volume, a rate increase instituted during the second quarter and growth in the number of transaction accounts within Key’s Community Banking group all contributed to the increase in service charges on deposit accounts.
Operating lease income. The level of Key’s operating lease income in 2008 was essentially unchanged from the prior year. In 2007, the increase in operating lease income was attributable to higher volumes of activity in the Equipment Finance line of business. Depreciation expense related to the leased equipment is presented in Figure 15 as “operating lease expense.”
Investment banking and capital markets income. As shown in Figure 14, investment banking and capital markets income declined during 2008 and 2007. The declines were caused by less favorable results from investment banking activities, other investments, and dealer trading and derivatives, all of which reflect extraordinary volatility in the financial markets since the latter half of 2007. In 2008, the loss from dealer trading and derivatives was attributable to $54 million of losses on derivative contracts recorded as a result of market disruption caused by the failure of Lehman Brothers. In both 2008 and 2007, the losses recorded from other investments were due largely to reductions in the fair values of certain real estate-related investments held by the Private Equity unit within the Real Estate Capital and Corporate Banking Services line of business. Also contributing to the 2007 decline was a nonrecurring $25 million gain from the initial public offering completed by the New York Stock Exchange during the first quarter of 2006.
Figure 14. Investment Banking and Capital Markets Income

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Investment banking income	$85	$86	$112	$(1)	(1.2)%
(Loss) income from other investments	(44)	(34)	43	(10)	29.4
Dealer trading and derivatives (loss) income	(39)	17	33	(56)	N/M
Foreign exchange income	61	48	42	13	27.1

Total investment banking and capital markets income	$63	$117	$230	$(54)	(46.2)%

N/M = Not Meaningful
Net (losses) gains from principal investing. Principal investments consist of direct and indirect investments in predominantly privately held companies. Key’s principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses. These investments are carried on the balance sheet at fair value ($990 million at December 31, 2008, and $993 million at December 31, 2007). The net (losses) gains presented in Figure 11 derive from changes in fair values as well as sales of principal investments.
Net (losses) gains from loan securitizations and sales. Key sells or securitizes loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio or to diversify funding sources. During 2008, Key recorded $95 million of net losses from loan sales and write-downs, compared to net losses of $17 million for 2007. Results for 2008 include $31 million of net losses from the third quarter 2008 sales or write-downs of loans within the residential properties segment of the construction loan portfolio, and $101 million of net losses from loan sales and write-downs recorded during the first

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
quarter, due primarily to volatility in the fixed income markets and the related housing correction. Approximately $84 million of these losses pertained to commercial real estate loans held for sale. The types of loans sold during 2008 and 2007 are presented in Figure 20 on page 44. In March 2008, Key transferred $3.284 billion of education loans from held-for-sale status to the loan portfolio. The secondary markets for these loans have been adversely affected by market liquidity issues, making securitizations impractical and prompting the company’s decision to move these loans to a held-to-maturity classification.
During 2007, Key recorded $17 million of net losses from loan sales and write-downs, including $70 million in net losses pertaining to commercial real estate loans held for sale, caused by volatility in the fixed income markets and the related housing correction. These losses were offset in part by $54 million in net gains from the sale of commercial lease financing receivables. This compares to net gains of $76 million for 2006, including $37 million in net gains related to commercial real estate loans, and a $25 million gain from the primary securitization and sale of education loans.
Noninterest expense
Noninterest expense for 2008 was $3.578 billion, up $330 million, or 10%, from 2007. In 2007, noninterest expense rose by $99 million, or 3%.
As shown in Figure 15, the 2008 increase in noninterest expense was the result of changes in many expense items. The most significant changes were as follows:
♦	Personnel expense decreased by $16 million from 2007. As discussed on page 40, this decline was due in part to the February 2007 sale of the McDonald Investments branch network.

♦	Nonpersonnel expense rose by $346 million. In 2008, nonpersonnel expense was adversely affected by a $465 million noncash charge resulting from Key’s annual testing for goodwill impairment, while results for 2007 include a $64 million charge for the estimated fair value of Key’s potential liability to Visa Inc. This liability, which is discussed in greater detail below, was satisfied in 2008. The sale of the McDonald Investments branch network reduced Key’s nonpersonnel expense by approximately $22 million in 2008.

♦	Excluding the two charges to nonpersonnel expense discussed above, noninterest expense for 2008 decreased by $71 million, or 2%, due largely to a $26 million credit for losses on lending-related commitments, compared to a $28 million provision in 2007, and a $14 million reduction in computer processing costs. Additionally, in 2008, Key recorded a $23 million credit (included in “miscellaneous expense”) representing the reversal of the remaining portion of a $42 million reserve recorded in 2007 in connection with the previously reported Honsador litigation settled in September 2008. These favorable results were offset in part by a $25 million increase in professional fees and a $15 million increase in net occupancy expense.
Figure 15. Noninterest Expense

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Personnel	$1,605	$1,621	$1,692	$(16)	(1.0)%
Net occupancy	261	246	250	15	6.1
Operating lease expense	224	224	184	—	—
Computer processing	187	201	212	(14)	(7.0)
Professional fees	142	117	134	25	21.4
Equipment	92	96	102	(4)	(4.2)
Marketing	87	76	97	11	14.5
Goodwill impairment	469	5	—	464	N/M
Other expense:
Postage and delivery	46	47	50	(1)	(2.1)
Franchise and business taxes	30	32	22	(2)	(6.3)
Telecommunications	30	28	28	2	7.1
(Credit) provision for losses on lending-related commitments	(26)	28	(6)	(54)	N/M
Liability to Visa	—	64	—	(64)	(100.0)
Miscellaneous expense	431	463	384	(32)	(6.9)

Total other expense	511	662	478	(151)	(22.8)

Total noninterest expense	$3,578	$3,248	$3,149	$330	10.2%

Average full-time equivalent employees [a]	18,095	18,934	20,006	(839)	(4.4)%

(a)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

N/M =	Not Meaningful
In 2007, personnel expense decreased by $71 million. As discussed on page 40, this decline was due primarily to the sale of the McDonald Investments branch network. As shown in Figure 15, total nonpersonnel expense rose by $170 million, including the $42 million reserve established in connection with the Honsador litigation and the $64 million charge for the estimated fair value of Key’s potential liability to Visa. (In accordance with Visa Bylaws, each Visa member is obligated to indemnify Visa for a broad range of costs, damages, liabilities and other expenses that Visa may incur.) Also contributing to the increase in nonpersonnel expense was a $28 million provision for losses on lending-related commitments, compared to a $6 million credit for 2006, and a

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
$40 million increase in costs associated with operating leases. The sale of the McDonald Investments branch network accounted for $38 million of the 2007 reduction in Key’s nonpersonnel expense.
The following discussion explains the composition of certain elements of Key’s noninterest expense and the factors that caused those elements to change.
Personnel. As shown in Figure 16, personnel expense, the largest category of Key’s noninterest expense, decreased by $16 million, or 1%, in 2008, following a $71 million, or 4%, decrease in 2007. The 2008 decrease was largely attributable to lower costs associated with salaries and employee benefits stemming from a 4% reduction in the number of average full-time equivalent employees, and a decrease in stock-based compensation. The McDonald Investments branch network accounted for $3 million of Key’s personnel expense for 2008, compared to $20 million for 2007. The reductions discussed above were offset in part by higher accruals for incentive compensation and an increase in severance expense, due to management’s decisions to exit certain businesses. The 2007 decrease, which was attributable to the sale of the McDonald Investments branch network, was moderated by normal salary adjustments and an increase in severance expense. The McDonald Investments branch network accounted for $20 million of Key’s personnel expense in 2007, compared to $103 million for 2006.
Figure 16. Personnel Expense

Year ended December 31,				Change 2008 vs 2007
dollars in millions	2008	2007	2006	Amount	Percent

Salaries	$960	$976	$940	$(16)	(1.6)%
Incentive compensation	286	264	388	22	8.3
Employee benefits	258	287	287	(29)	(10.1)
Stock-based compensation [a]	50	60	64	(10)	(16.7)
Severance	51	34	13	17	50.0

Total personnel expense	$1,605	$1,621	$1,692	$(16)	(1.0)%

(a)	Excludes directors’ stock-based compensation of ($.8) million in 2008, $2 million in 2007 and $.1 million in 2006 reported as “miscellaneous expense” in Figure 15.
The average number of full-time-equivalent employees was 18,095 for 2008, compared to 18,934 for 2007 and 20,006 for 2006. The average number of employees has not been adjusted for discontinued operations.
Net occupancy. The 2008 increase in net occupancy expense was caused by additional costs associated with branch modernization and reserves established in connection with dormant properties.
Operating lease expense. The level of Key’s operating lease expense for 2008 was unchanged from 2007. The 2007 increase reflects a higher volume of activity in the Equipment Finance line of business. Income related to the rental of leased equipment is presented in Figure 11 as “operating lease income.”
Computer processing. The decreases in computer processing costs for both 2008 and 2007 were largely attributable to the use of outside services.
Professional fees. The increase in professional fees for 2008 was due in part to increased collection efforts on loans, and the outsourcing of certain services. In 2007, professional fees declined after Key completed a multi-year initiative to strengthen compliance controls.
Marketing expense. Marketing expense fluctuated over the past three years because Key incurred additional costs during 2008 and 2006 to promote deposit products.
Miscellaneous expense. In 2008, the decrease in “miscellaneous expense” includes a $34 million reduction in mortgage escrow expense, as well as the $23 million credit for the reversal of the remaining Honsador litigation reserve. In 2007, the $79 million increase was due primarily to the $42 million charge to establish the initial litigation reserve and a $16 million increase in mortgage escrow expense.
Income taxes
Key’s provision for income taxes from continuing operations was $334 million for 2008, compared to $280 million for 2007 and $450 million for 2006.
Key’s tax provision for 2008 includes additional net charges of $586 million recorded in connection with the leveraged lease tax litigation. These net charges have two components: the interest cost associated with the contested tax liabilities, and an increase to the provision resulting from recalculating lease income recognized from inception for all of the leveraged leases contested by the IRS. On February 13, 2009, Key and the IRS entered into a closing agreement that resolves substantially all outstanding leveraged lease financing tax issues. Key expects the remaining issues to be settled with the IRS in the near future with no additional tax or interest liability to Key. Additional information pertaining to the contested lease financing transactions, the related charges and the settlement is included in Note 17 (“Income Taxes”), which begins on page 110.
Excluding the lease financing charges discussed above, Key’s effective tax rate was 33.5% for 2008, compared to 22.9% for 2007 and 27.4% for 2006. The higher effective tax rate in 2008 reflects the combined effects of the loss recorded for the year and the permanent tax differences described below. There were two primary reasons for the lower effective tax rate for 2007: Key was entitled to a higher level of credits derived from investments in low-income housing projects and the amount of tax-exempt income from corporate-owned life insurance increased. The effective tax rate also changed from 2007 to 2008 because of changes in the tax circumstances pertaining to certain foreign leasing operations described in Note 17.
On an adjusted basis, the effective tax rates for the past three years differ from Key’s combined federal and state statutory tax rate of 37.5%,

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
primarily because Key generates income from investments in tax-advantaged assets such as corporate-owned life insurance, earns credits associated with investments in low-income housing projects, and records tax deductions associated with dividends paid to Key’s common shares held in the 401(k) savings plan.
Financial Condition
Loans and loans held for sale
Figure 17 shows the composition of Key’s loan portfolio at December 31 for each of the past five years.
Figure 17. Composition of Loans

December 31,	2008		2007		2006
dollars in millions	Amount	% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$27,260	35.7%	$24,797	35.0%	$21,412	32.5%
Commercial real estate: [a]
Commercial mortgage	10,819	14.1	9,630	13.6	8,426	12.8
Construction	7,717	10.1	8,102	11.4	8,209	12.5

Total commercial real estate loans	18,536	24.2	17,732	25.0	16,635	25.3
Commercial lease financing	9,039	11.8	10,176	14.4	10,259	15.6

Total commercial loans	54,835	71.7	52,705	74.4	48,306	73.4
CONSUMER
Real estate — residential mortgage	1,908	2.5	1,594	2.3	1,442	2.2
Home equity:
Community Banking	10,124	13.2	9,655	13.6	9,805	14.9
National Banking	1,051	1.4	1,262	1.8	1,021	1.6

Total home equity loans	11,175	14.6	10,917	15.4	10,826	16.5
Consumer other — Community Banking	1,233	1.6	1,298	1.8	1,536	2.2
Consumer other — National Banking:
Marine	3,401	4.4	3,637	5.1	3,077	4.7
Education	3,669	4.8	331	.5	345	.5
Other	283	.4	341	.5	294	.5

Total consumer other — National Banking	7,353	9.6	4,309	6.1	3,716	5.7

Total consumer loans	21,669	28.3	18,118	25.6	17,520	26.6

Total	$76,504	100.0%	$70,823	100.0%	$65,826	100.0%

	2005		2004
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$20,579	31.0%	$18,730	29.6%
Commercial real estate: [a]
Commercial mortgage	8,360	12.6	8,131	12.8
Construction	7,109	10.7	5,508	8.7

Total commercial real estate loans	15,469	23.3	13,639	21.5
Commercial lease financing	10,352	15.5	10,155	16.0

Total commercial loans	46,400	69.8	42,524	67.1
CONSUMER
Real estate — residential mortgage	1,458	2.2	1,473	2.3
Home equity:
Community Banking	10,237	15.4	10,554	16.7
National Banking	3,251	4.9	3,508	5.5

Total home equity loans	13,488	20.3	14,062	22.2
Consumer other — Community Banking	1,794	2.7	1,983	3.1
Consumer other — National Banking:
Marine	2,715	4.1	2,624	4.2
Education	366	.5	391	.6
Other	257	.4	315	.5

Total consumer other — National Banking	3,338	5.0	3,330	5.3

Total consumer loans	20,078	30.2	20,848	32.9

Total	$66,478	100.0%	$63,372	100.0%

(a)	See Figure 18 for a more detailed breakdown of Key’s commercial real estate loan portfolio at December 31, 2008.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
At December 31, 2008, total loans outstanding were $76.504 billion, compared to $70.823 billion at the end of 2007 and $65.826 billion at the end of 2006. The increase in Key’s loan portfolio over the past twelve months was primarily attributable to growth in the commercial portfolio and the March 2008 transfer of $3.284 billion of education loans from held-for-sale status to the loan portfolio.
Commercial loan portfolio
Commercial loans outstanding increased by $2.130 billion, or 4%, from the year ago quarter, due largely to a higher volume of originations in the commercial mortgage portfolio, and the commercial, financial and agricultural portfolio. This growth reflected increased reliance by borrowers on commercial lines of credit in response to the challenging economic environment, as well as the January 1, 2008, acquisition of U.S.B. Holding Co., Inc., which added approximately $900 million to Key’s commercial loan portfolio. The overall growth in the commercial loan portfolio was geographically broad-based and spread among a number of industry sectors.
Commercial real estate loans. Commercial real estate loans for both owner- and nonowner-occupied properties constitute one of the largest segments of Key’s commercial loan portfolio. At December 31, 2008, Key’s commercial real estate portfolio included mortgage loans of $10.819 billion and construction loans of $7.717 billion, respectively. The average mortgage loan originated during 2008 was $2 million, and the largest mortgage loan at December 31, 2008, had a balance of $123 million. At December 31, 2008, the average construction loan commitment was $5 million. The largest construction loan commitment was $65 million, all of which was outstanding.
Key’s commercial real estate lending business is conducted through two primary sources: a 14-state banking franchise, and Real Estate Capital and Corporate Banking Services, a national line of business that cultivates relationships both within and beyond the branch system. This line of business deals exclusively with nonowner-occupied properties (generally properties for which at least 50% of the debt service is provided by rental income from nonaffiliated third parties) and accounted for approximately 62% of Key’s average commercial real estate loans during 2008. Key’s commercial real estate business generally focuses on larger real estate developers and, as shown in Figure 18, is diversified by both industry type and geographic location of the underlying collateral.
Figure 18. Commercial Real Estate Loans

December 31, 2008	Geographic Region						Total	Percent	Commercial
dollars in millions	Northeast	Southeast	Southwest	Midwest	Central	West	Amount	of Total	Mortgage	Construction

Nonowner-occupied:
Retail properties	$213	$841	$226	$741	$385	$473	$2,879	15.5%	$1,264	$1,615
Multifamily properties	262	650	440	318	473	429	2,572	13.9	1,079	1,493
Residential properties	406	623	77	111	253	684	2,154	11.6	128	2,026
Office buildings	321	168	85	188	218	432	1,412	7.6	597	815
Health facilities	244	148	36	234	140	282	1,084	5.9	802	282
Land and development	137	189	224	49	154	178	931	5.0	349	582
Warehouses	144	204	24	89	67	204	732	4.0	371	361
Hotels/Motels	53	106	—	22	25	62	268	1.5	191	77
Manufacturing facilities	19	—	16	40	—	21	96	.5	62	34
Other	231	151	4	187	192	114	879	4.7	782	97

	2,030	3,080	1,132	1,979	1,907	2,879	13,007	70.2	5,625	7,382
Owner-occupied	1,132	199	98	1,541	493	2,066	5,529	29.8	5,194	335

Total	$3,162	$3,279	$1,230	$3,520	$2,400	$4,945	$18,536	100.0%	$10,819	$7,717

Nonowner-occupied:
Nonperforming loans	$45	$206	$14	$27	$12	$179	$483	N/M	$54	$429
Accruing loans past due 90 days or more	28	29	3	—	37	89	186	N/M	29	157
Accruing loans past due 30 through 89 days	51	114	102	6	13	128	414	N/M	70	344

Northeast –	Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont
Southeast –	Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington D.C. and West Virginia
Southwest –	Arizona, Nevada and New Mexico
Midwest –	Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin
Central –	Arkansas, Colorado, Oklahoma, Texas and Utah
West –	Alaska, California, Hawaii, Idaho, Montana, Oregon, Washington and Wyoming
N/M = Not Meaningful

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
During 2008, nonperforming loans related to Key’s nonowner-occupied properties rose by $59 million, due primarily to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. The majority of the increase in this segment came from loans outstanding in Florida and southern California. As previously reported, Key has undertaken a process to reduce its exposure in the residential properties segment of its construction loan portfolio through the sale of certain loans. In conjunction with these efforts, Key transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June 2008. Key’s ability to sell these loans has been hindered by continued disruption in the financial markets which has precluded the ability of certain potential buyers to obtain the necessary funding. The balance of this portfolio has been reduced to $88 million at December 31, 2008, primarily as a result of cash proceeds from loan sales, transfers to OREO, and both realized and unrealized losses. Key will continue to pursue the sale or foreclosure of the remaining loans, all of which are on nonperforming status.
During the last half of 2008, Key ceased lending to homebuilders within its 14-state Community Banking footprint.
Commercial lease financing. Management believes Key has both the scale and array of products to compete in the specialty of equipment lease financing. Key conducts these financing arrangements through the Equipment Finance line of business. Commercial lease financing receivables represented 16% of commercial loans at December 31, 2008, compared to 19% at December 31, 2007.
Consumer loan portfolio
Consumer loans outstanding increased by $3.551 billion, or 20%, from one year ago. As stated previously, in March 2008, Key transferred $3.284 billion of education loans from held-for-sale status to the loan portfolio. The secondary markets for these loans have been adversely affected by market liquidity issues, prompting the company’s decision to move them to a held-to-maturity classification. Adjusting for this transfer, consumer loans were up $267 million, or 1%, from the year-ago quarter, due primarily to the January 1, 2008, acquisition of U.S.B. Holding Co., Inc.
The home equity portfolio is by far the largest segment of Key’s consumer loan portfolio. A significant amount of this portfolio (91% at December 31, 2008) is derived primarily from the Regional Banking line of business within the Community Banking group; the remainder originated from the Consumer Finance line of business within the National Banking group and has been in a runoff mode since the fourth quarter of 2007.
Figure 19 summarizes Key’s home equity loan portfolio by source as of December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.
Figure 19. Home Equity Loans

dollars in millions	2008	2007	2006	2005	2004

Sources of year-end loans
Community Banking	$10,124	$9,655	$9,805	$10,237	$10,554
National Banking [a]	1,051	1,262	1,021	3,251	3,508

Total	$11,175	$10,917	$10,826	$13,488	$14,062

Nonperforming loans at year end	$91	$66	$50	$79	$80
Net loan charge-offs for the year	86	33	23	21	57
Yield for the year [b]	5.93%	7.17%	7.07%	6.20%	5.25%

(a)	On August 1, 2006, Key transferred $2.474 billion of subprime mortgage loans from the loan portfolio to loans held for sale, and approximately $55 million of subprime mortgage loans from nonperforming loans to nonperforming loans held for sale, in connection with its intention to pursue the sale of the Champion Mortgage finance business.

(b)	From continuing operations.
Management expects the level of Key’s consumer loan portfolio to decrease in the future as a result of actions taken to exit low-return, indirect businesses. In December 2007, Key decided to exit dealer-originated home improvement lending activities, which are largely out-of-footprint. During the last half of 2008, Key exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee.
Loans held for sale
As shown in Note 7 (“Loans and Loans Held for Sale”) on page 93, Key’s loans held for sale were $1.027 billion at December 31, 2008, compared to $4.736 billion at December 31, 2007. The decrease was attributable to the transfer of $3.284 billion of education loans from held-for-sale status to the loan portfolio, and sales of commercial real estate loans.
At December 31, 2008, Key’s loans held for sale included $273 million of commercial mortgage loans. In the absence of quoted market prices, management uses valuation models to measure the fair value of these loans and adjusts the amount recorded on the balance sheet if fair value falls below recorded cost. The models are based on assumptions related to prepayment speeds, default rates, funding cost and discount rates. In light of the volatility in the financial markets, management has reviewed Key’s assumptions and determined they reflect current market conditions. As a result, no significant adjustments to the assumptions were required during 2008.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
During 2008, Key recorded net unrealized losses of $52 million and net realized losses of $85 million on its loans held for sale portfolio. Key records these transactions in “net (losses) gains from loan securitizations and sales” on the income statement. Key has not been significantly impacted by market volatility in the subprime mortgage lending industry, having exited this business in the fourth quarter of 2006.
Sales and securitizations
As market conditions allow, Key continues to utilize alternative funding sources like loan sales and securitizations to support its loan origination capabilities. In addition, certain acquisitions completed over the past several years have improved Key’s ability under favorable market conditions to originate and sell new loans, and to securitize and service loans generated by others, especially in the area of commercial real estate.
During 2008, Key sold $2.244 billion of commercial real estate loans, $802 million of residential real estate loans, $121 million of commercial loans and leases, $121 million of education loans and $9 million of marine loans. Most of these sales came from the held-for-sale portfolio.
Due to unfavorable market conditions, Key did not proceed with an education loan securitization during 2008 or 2007, and does not anticipate entering into any securitizations of this type in the foreseeable future.
Among the factors that Key considers in determining which loans to sell or securitize are:
♦	whether particular lending businesses meet established performance standards or fit with Key’s relationship banking strategy;

♦	Key’s asset/liability management needs;

♦	whether the characteristics of a specific loan portfolio make it conducive to securitization;

♦	the cost of alternative funding sources;

♦	the level of credit risk;

♦	capital requirements; and

♦	market conditions and pricing.
Figure 20 summarizes Key’s loan sales (including securitizations) for 2008 and 2007.
Figure 20. Loans Sold (Including Loans Held for Sale)

		Commercial	Commercial	Residential	Home		Consumer
in millions	Commercial	Real Estate	Lease Financing	Real Estate	Equity	Education	— Direct	Total

2008
Fourth quarter	$10	$580	—	$222	—	$1	—	$813
Third quarter	11	699	—	197	—	10	$9	926
Second quarter	19	761	$38	213	—	38	—	1,069
First quarter	14	204	29	170	—	72	—	489

Total	$54	$2,244	$67	$802	—	$121	$9	$3,297

2007
Fourth quarter	$38	$965	$130	$118	—	$24	—	$1,275
Third quarter	17	1,059	35	127	—	44	—	1,282
Second quarter	36	1,079	98	118	—	118	—	1,449
First quarter	15	688	5	100	$233	61	$90	1,192

Total	$106	$3,791	$268	$463	$233	$247	$90	$5,198

Figure 21 shows loans that are either administered or serviced by Key, but not recorded on the balance sheet. The table includes loans that have been both securitized and sold, or simply sold outright.
Figure 21. Loans Administered or Serviced

December 31,
in millions	2008	2007	2006	2005	2004

Commercial real estate loans [a]	$123,256	$134,982	$93,611	$72,902	$33,252
Education loans	4,267	4,722	5,475	5,083	4,916
Home equity loans [b]	—	—	2,360	59	130
Commercial lease financing	713	790	479	354	188
Commercial loans	208	229	268	242	210

Total	$128,444	$140,723	$102,193	$78,640	$38,696

(a)	Key acquired the servicing for commercial mortgage loan portfolios with an aggregate principal balance of $1.038 billion during 2008, $45.472 billion during 2007 and $16.396 billion for 2006. During 2005, the acquisitions of Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC added more than $27.694 billion to Key’s commercial mortgage servicing portfolio.

(b)	In November 2006, Key sold the $2.474 billion subprime mortgage loan portfolio held by the Champion Mortgage finance business but continued to provide servicing through various dates in March 2007.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
In the event of default by a borrower, Key is subject to recourse with respect to approximately $700 million of the $128.444 billion of loans administered or serviced at December 31, 2008. Additional information about this recourse arrangement is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with Federal National Mortgage Association” on page 114.
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
Figure 22 shows the remaining final maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2008, approximately 37% of these outstanding loans were scheduled to mature within one year.
Figure 22. Remaining Final Maturities and Sensitivity of Certain Loans to Changes in Interest Rates

December 31, 2008	Within	1-5	Over
in millions	1 Year	Years	5 Years	Total

Commercial, financial and agricultural	$10,875	$14,377	$2,008	$27,260
Real estate — construction	3,999	3,317	401	7,717
Real estate — residential and commercial mortgage	2,952	5,254	4,521	12,727

	$17,826	$22,948	$6,930	$47,704

Loans with floating or adjustable interest rates [a]		$19,303	$4,420	$23,723
Loans with predetermined interest rates [b]		3,645	2,510	6,155

		$22,948	$6,930	$29,878

(a)	Floating and adjustable rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

(b)	Predetermined interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities
At December 31, 2008, the securities portfolio totaled $8.462 billion; $25 million of that amount was held-to-maturity securities and the remainder was securities available for sale. In comparison, the total portfolio at December 31, 2007, was $7.888 billion, including $28 million of held-to-maturity securities and $7.860 billion of securities available for sale.
Securities available for sale. The majority of Key’s securities available-for-sale portfolio consists of collateralized mortgage obligations (“CMOs”). A CMO is a debt security that is secured by a pool of mortgages or mortgage-backed securities. Key’s CMOs generate interest income and serve as collateral to support certain pledging agreements. At December 31, 2008, Key had $8.090 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared to $7.570 billion at December 31, 2007.
Management periodically evaluates Key’s securities available-for-sale portfolio in light of established asset/liability management objectives, changing market conditions that could affect the profitability of the portfolio, and the level of interest rate risk to which Key is exposed. These evaluations may cause management to take steps to improve Key’s overall balance sheet positioning.
In March 2007, management completed a comprehensive evaluation of the securities available-for-sale portfolio and elected to reposition the portfolio to enhance future financial performance, particularly in the event of a decline in interest rates. As a result, Key sold $2.394 billion of shorter-maturity CMOs and reinvested the proceeds in mortgage-backed securities with higher yields and longer expected average maturities.
The repositioning also reduced Key’s exposure to prepayment risk if interest rates decline by replacing the CMOs sold with CMOs that have underlying mortgage loans with shorter maturities and lower coupon rates. At that time, Key maintained a relatively neutral exposure to near-term changes in interest rates. Neither funding nor capital levels were affected materially by this portfolio repositioning.
As a result of the sale of CMOs, Key recorded a net realized loss of $49 million ($31 million after tax, or $.08 per diluted common share) during the first quarter of 2007. This net loss was previously recorded in “net unrealized losses on securities available for sale” in the accumulated other comprehensive income component of shareholders’ equity.
In addition to changing market conditions, the size and composition of Key’s securities available-for-sale portfolio could vary with Key’s needs for liquidity and the extent to which Key is required (or elects) to hold these assets as collateral to secure public funds and trust deposits. Although Key generally uses debt securities for this purpose, other assets, such as securities purchased under resale agreements, are used occasionally when they provide more favorable yields or risk profiles.
As shown in Figure 23, all of Key’s mortgage-backed securities are issued by government-sponsored enterprises or the Government National Mortgage Association and are traded in highly liquid secondary markets. Management employs an outside bond pricing service to determine the fair value at which they should be recorded on the balance sheet. In performing the valuations, the pricing service relies on models that consider security-specific details as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Management reviews valuations derived from the models to ensure they are consistent with the values placed on similar securities traded in the secondary markets.
Figure 23. Mortgage-Backed Securities by Issuer

December 31,
in millions	2008	2007	2006

Federal Home Loan Mortgage Corporation	$4,719	$4,566	$4,938
Federal National Mortgage Association	3,002	2,748	1,979
Government National Mortgage Association	369	256	418

Total	$8,090	$7,570	$7,335

During 2008, net gains from Key’s mortgage-backed securities totaled $199 million. These net gains include net unrealized gains of $195 million, caused by the decline in benchmark Treasury yields, offset in part by the widening of interest rate spreads on these securities. The net unrealized gains were recorded in the “accumulated other comprehensive income” component of shareholders’ equity, while the net realized gains were recorded in “net securities (losses) gains” on the income statement.
Figure 24 shows the composition, yields and remaining maturities of Key’s securities available for sale. For more information about securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”), which begins on page 91.
Figure 24. Securities Available for Sale

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-	Retained					Weighted
	Agencies and	Political	Mortgage	Backed	Interests in	Other				Average
dollars in millions	Corporations	Subdivisions	Obligations [a]	Securities [a]	Securitizations [a]	Securities [b]		Total		Yield [c]

DECEMBER 31, 2008
Remaining maturity:
One year or less	$3	$1	$747	$2	$3	$8		$764		4.71%
After one through five years	4	6	5,761	1,445	70	45		7,331		5.05
After five through ten years	3	61	15	80	118	1		278		9.12
After ten years	—	23	—	40	—	1		64		5.52

Fair value	$10	$91	$6,523	$1,567	$191	$55		$8,437		—
Amortized cost	9	90	6,380	1,505	162	71		8,217		5.15%
Weighted-average yield [c]	3.78%	5.83%	4.88%	5.04%	16.55%	5.70	% [d]	5.15	% [d]	—
Weighted-average maturity	3.6 years	8.2 years	1.9 years	4.6 years	4.9 years	3.7 years		2.5 years		—

DECEMBER 31, 2007
Fair value	$19	$10	$6,167	$1,403	$185	$76		$7,860		—
Amortized cost	19	10	6,167	1,393	149	72		7,810		5.22%

DECEMBER 31, 2006
Fair value	$94	$15	$7,001	$334	$208	$175		$7,827		—
Amortized cost	94	14	7,098	336	151	165		7,858		4.78%

(a)	Maturity is based upon expected average lives rather than contractual terms.

(b)	Includes primarily marketable equity securities.

(c)	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(d)	Excludes $51 million of securities at December 31, 2008, that have no stated yield.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Held-to-maturity securities. Commercial paper and securities issued by states and political subdivisions constitute most of Key’s held-to-maturity securities. Figure 25 shows the composition, yields and remaining maturities of these securities.
Figure 25. Held-to-Maturity Securities

	States and					Weighted
	Political	Other				Average
dollars in millions	Subdivisions	Securities		Total		Yield[a]

DECEMBER 31, 2008
Remaining maturity:
One year or less	$1	$5		$6		3.54%
After one through five years	3	16		19		4.82

Amortized cost	$4	$21		$25		4.34%
Fair value	4	21		25		—
Weighted-average yield	8.56%	2.95	% [b]	4.34	% [b]	—
Weighted-average maturity	1.9 years	2.1 years		2.1 years		—

DECEMBER 31, 2007
Amortized cost	$9	$19		$28		6.84%
Fair value	9	19		28		—

DECEMBER 31, 2006
Amortized cost	$20	$21		$41		7.05%
Fair value	21	21		42		—

(a)	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	Excludes $8 million of securities at December 31, 2008, that have no stated yield.
Other investments
Most of Key’s other investments are not traded on a ready market. Management determines the fair value at which these investments should be recorded based on the nature of the specific investment and all available relevant information. Among other things, management’s review may encompass such factors as the issuer’s past financial performance and future potential, the values of public companies in comparable businesses, the risks associated with the particular business or investment type, current market conditions, the nature and duration of resale restrictions, the issuer’s payment history and management’s knowledge of the industry. During 2008, net losses from Key’s principal investing activities totaled $62 million, which included $44 million of net unrealized losses. These net losses are recorded as “net (losses) gains from principal investing” on the income statement. Additional information pertaining to Key’s other investments is presented in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Other Investments” on page 78.
Deposits and other sources of funds
Domestic deposits are Key’s primary source of funding. During 2008, these deposits averaged $61.654 billion, and represented 68% of the funds Key used to support loans and other earning assets, compared to $57.452 billion and 69% during 2007, and $56.998 billion and 72% during 2006. The composition of Key’s deposits is shown in Figure 9, which spans pages 34 and 35.
The increase in average domestic deposits during 2008 was due primarily to growth in NOW and money market deposits accounts, certificates of deposit of $100,000 or more, and other time deposits, offset in part by a decline in noninterest-bearing deposits. The change in the composition of domestic deposits was attributable to several factors:
♦	The January 1, 2008, acquisition of U.S.B. Holding Co., Inc. added approximately $1.804 billion to Key’s average domestic deposits for 2008. Adjusting for the acquisition of U.S.B. Holding Co., Inc., average domestic deposits were up approximately $2.398 billion, or 4%, from 2007.

♦	The increase in NOW and money market deposits accounts and the decrease in noninterest-bearing deposits reflect actions taken by Key in November 2007 to reduce its deposit reserve requirement by converting approximately $3.431 billion of noninterest-bearing deposits to NOW and money market deposit accounts.

♦	Competition for deposits in the markets in which Key operates remains strong, and consumer preferences shifted more to certificates of deposit as a result of the declining interest rate environment.
Purchased funds, consisting of deposits in the foreign office and short-term borrowings, averaged $12.292 billion during 2008, compared to $11.040 billion during 2007 and $6.804 billion during 2006. The increase from 2007 to 2008 reflected a $3.521 billion increase in the level of bank notes and other short-term borrowings, offset in part by decreases in federal funds purchased and securities sold under agreements to repurchase, and foreign office deposits. During 2008 and 2007, Key used purchased funds more heavily to accommodate borrowers’ increased reliance on commercial lines of credit in the volatile capital markets environment in which the availability of long-term funding has been restricted. In 2007, these funds were also used to compensate for $1.262 billion of core deposits transferred to the buyer of the McDonald Investments branch network, to satisfy a temporary need for additional short-term funding to facilitate the repositioning of the securities portfolio, and to pay down long-term debt.
Substantially all of KeyBank’s domestic deposits are insured up to applicable limits by the FDIC. Accordingly, KeyBank is subject to deposit insurance premium assessments by the FDIC. Under current law, the FDIC is required to maintain the Deposit Insurance Fund (“DIF”)

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
reserve ratio within the range of 1.15% to 1.50% of estimated insured deposits. Current law also requires the FDIC to implement a restoration plan when it determines that the DIF reserve ratio has fallen, or will fall within six months, below 1.15% of estimated insured deposits. As of June 30, 2008, the DIF reserve ratio was 1.01%. On October 7, 2008, the FDIC announced a restoration plan under which all depository institutions, regardless of risk, will pay a $.07 additional annualized deposit insurance assessment for each $100 of assessable domestic deposits for the first quarter of 2009. On February 27, 2009, the FDIC Board of Directors approved an emergency special assessment of 20 basis points on all insured depository institutions on June 30, 2009, to be collected on September 30, 2009. The interim rule would also allow the FDIC Board to impose an emergency special assessment of 10 basis points if necessary to maintain public confidence. Effective April 1, 2009, under a new risk-based assessment system, which is to be implemented as part of the FDIC’s restoration plan, annualized deposit insurance assessments for all depository institutions will range from $.07 to $.775 for each $100 of assessable domestic deposits based on the institution’s risk category. In addition to the assessment under the restoration plan, an annualized fee of 10 basis points will be assessed on noninterest-bearing transaction account balances in excess of $250,000 in conjunction with the Transaction Account Guarantee part of the FDIC’s TLGP discussed in the “Capital” section under the heading “FDIC Temporary Liquidity Guarantee Program” on page 51. As a result, management anticipates that Key’s total premium assessment on deposits may increase by a substantial amount in 2009. At December 31, 2008, the unused one-time premium assessment credit available to Key under the deposit insurance reform legislation enacted in 2006 was approximately $3.9 million. Key expects to use this remaining credit during the first quarter of 2009.
Key has a program under which deposit balances (above a defined threshold) in certain NOW accounts and noninterest-bearing checking accounts are transferred to money market deposit accounts, thereby reducing the level of deposit reserves that Key must maintain with the Federal Reserve. Based on certain prescribed limitations, funds are periodically transferred back to the checking accounts to cover checks presented for payment or withdrawals. As a result of this program, average deposit balances for 2008 include demand deposits of $8.301 billion that are classified as money market deposit accounts. In Figure 9, these demand deposits continue to be reported as noninterest-bearing checking accounts.
At December 31, 2008, Key had $13.109 billion in time deposits of $100,000 or more. Figure 26 shows the maturity distribution of these deposits.
Figure 26. Maturity Distribution of Time Deposits of $100,000 or More

December 31, 2008	Domestic	Foreign
in millions	Offices	Office	Total

Remaining maturity:
Three months or less	$1,377	$1,118	$2,495
After three through six months	1,042	—	1,042
After six through twelve months	3,219	—	3,219
After twelve months	6,353	—	6,353

Total	$11,991	$1,118	$13,109

Capital
Shareholders’ equity
Total shareholders’ equity at December 31, 2008, was $10.480 billion, up $2.734 billion from December 31, 2007.
During 2008, Key took several actions to further strengthen its capital position in light of charges recorded following the adverse federal court decision in the AWG leasing litigation discussed in Note 17 (“Income Taxes”), which begins on page 110, and the current uncertainty facing the U.S. and global economy. KeyCorp issued $658 million, or 6.6 million shares, of noncumulative perpetual convertible preferred stock, Series A, with a liquidation value of $100 per share, and $1.083 billion, or 92.2 million shares, of additional common shares. Further, Key’s Board of Directors reduced the dividend on Key’s common shares twice during 2008. The dividend was initially reduced from an annualized dividend of $1.50 to $.75 per share, commencing with the dividend payable in the third quarter of 2008. The dividend was further reduced to an annualized dividend of $.25 per share, commencing with the dividend payable in the fourth quarter.
Additionally, during 2008, KeyCorp issued $2.414 billion, or 25,000 shares, of Series B Preferred Stock to the U.S. Treasury in conjunction with Key’s participation in the CPP. KeyCorp also granted a warrant to purchase 35.2 million common shares to the U.S. Treasury at a fair value of $87 million in conjunction with this program. The warrant gives the U.S. Treasury the option to purchase KeyCorp common shares at an exercise price of $10.64 per share.
For further information on the CPP, see the sections entitled “Emergency Economic Stabilization Act of 2008” on page 51 and “Liquidity risk management,” which begins on page 56. See Note 14 (“Shareholders’ Equity”), which begins on page 102, for further information on the Series B Preferred Stock and common stock warrant issued pursuant to the CPP.
The requirement under SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” to measure plan assets and liabilities as of the end of the fiscal year became effective for Key for the year ended December 31, 2008. In years prior to 2008, Key used a September 30 measurement date. As a result of this accounting change, Key recorded an after-tax charge of $7 million to the retained earnings component of shareholders’ equity in the fourth quarter of 2008.
Effective January 1, 2007, Key adopted FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides additional guidance on the application of SFAS No. 13, “Accounting for Leases.” This guidance affects when earnings from leveraged lease financing transactions will be recognized, and requires a lessor to recalculate its recognition of lease income when there are changes or projected changes in the timing of cash flows. As a result of adopting this guidance, Key recorded a cumulative after-tax charge of $52 million to retained earnings during the first quarter of 2007. Future earnings are expected to increase over the remaining term of the affected leases by a similar amount. See Note 17

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
under the heading “Lease Financing Transactions” on page 111 for a discussion of the impact of Staff Position No. 13-2 on Key as it relates to Key’s involvement in certain lease financing transactions challenged by the IRS.
Effective December 31, 2006, Key adopted SFAS No. 158, with the exception of the measurement date provisions mentioned above. This guidance requires an employer to recognize an asset or liability for the overfunded or underfunded status, respectively, of its defined benefit plans. As a result of adopting this guidance, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive income component of shareholders’ equity during the fourth quarter of 2006. Additional information about this accounting guidance is included in Note 16 (“Employee Benefits”), which begins on page 106.
Other factors contributing to the change in shareholders’ equity over the past three years are shown in the Consolidated Statements of Changes in Shareholders’ Equity presented on page 75.
Common shares outstanding
KeyCorp’s common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2008:
♦	Book value per common share was $14.97, based on 495.0 million shares outstanding, compared to $19.92, based on 388.8 million shares outstanding, at December 31, 2007. Tangible book value per common share was $12.41 at December 31, 2008, compared to $16.39 at December 31, 2007.

♦	The closing market price of a KeyCorp common share was $8.52. This price would produce a dividend yield of 2.93%, compared to 6.23% at December 31, 2007.

♦	There were 39,904 holders of record of KeyCorp common shares.
Figure 43 on page 68 shows the market price ranges of KeyCorp’s common shares, per common share earnings and dividends paid by quarter for each of the last two years.
Figure 27 compares the price performance of KeyCorp’s common shares (based on an initial investment of $100 on December 31, 2003, and assuming reinvestment of dividends) with that of the Standard & Poor’s 500 Index and a group of other banks that constitute KeyCorp’s peer group. The peer group consists of the banks that make up the Standard & Poor’s 500 Regional Bank Index and the banks that make up the Standard & Poor’s 500 Diversified Bank Index. KeyCorp is included in the Standard & Poor’s 500 Index and the peer group.
Figure 27. Common Share Price Performance (2003-2008) a

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 28 shows activities that caused the change in Key’s outstanding common shares over the past two years.
Figure 28. Changes in Common Shares Outstanding

		2008 Quarters
in thousands	2008	Fourth	Third	Second	First	2007

Shares outstanding at beginning of period	388,793	494,765	485,662	400,071	388,793	399,153
Common shares issued	92,172	—	7,066	85,106	—	—
Shares reissued to acquire U.S.B. Holding Co., Inc.	9,895	—	—	—	9,895	—
Shares reissued under employee benefit plans	4,142	237	2,037	485	1,383	5,640
Common shares repurchased	—	—	—	—	—	(16,000)

Shares outstanding at end of period	495,002	495,002	494,765	485,662	400,071	388,793

Key repurchases its common shares periodically in the open market or through privately negotiated transactions under a repurchase program authorized by the Board of Directors. The program does not have an expiration date, and Key has outstanding Board authority to repurchase 14.0 million shares. Key did not repurchase any common shares during 2008. Further, in accordance with the provisions of the CPP discussed on page 19, Key will not be permitted to repurchase additional common shares without the approval of the U.S. Treasury as long as the Series B Preferred Stock issued by Key under the program remains outstanding.
At December 31, 2008, Key had 89.1 million treasury shares. Management expects to reissue those shares as needed in connection with stock-based compensation awards and for other corporate purposes. On January 1, 2008, Key reissued 9.9 million of its common shares in connection with the acquisition of U.S.B. Holding Co., Inc. Additionally, during 2008, Key reissued 4.1 million shares under employee benefit plans.
Capital availability and management
As a result of recent market disruptions, the availability of capital (principally to financial services companies) has become significantly restricted. While some companies, such as Key, have been successful in raising additional capital, the cost of that capital has been substantially higher than the prevailing market rates prior to the volatility. Management cannot predict when or if the markets will return to more favorable conditions.
As previously discussed, during 2008, Key raised additional capital of $4.242 billion through the issuance of noncumulative perpetual convertible preferred stock (“Series A Preferred Stock”), Series B Preferred Stock, common shares and a warrant to purchase common shares. These actions and those taken to reduce the dividend on Key’s common shares were taken to further strengthen Key’s capital position and to position Key to respond to future business opportunities when conditions improve.
During 2008, Key senior management formed a Capital Allocation Committee, which consists of senior finance, risk management and business executives. This committee determines how capital is to be strategically allocated among Key’s businesses to maximize returns and strengthen core relationship businesses. The committee will continue to emphasize Key’s relationship strategy and provide capital to the areas that consistently demonstrate the ability to grow and show positive returns above the cost of capital. Key’s 2008 decisions to exit retail and floor-plan lending for marine and recreational vehicle products, to discontinue lending to homebuilders and to limit new education loans to those backed by government guarantee were made in accordance with this strategy.
Capital adequacy
Capital adequacy is an important indicator of financial stability and performance. Key’s ratio of total shareholders’ equity to total assets was 10.03% at December 31, 2008, compared to 7.89% at December 31, 2007. Key’s ratio of tangible equity to tangible assets was 8.92% at December 31, 2008, compared to 6.58% at December 31, 2007.
Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. See Note 14 for an explanation of the implications of failing to meet these specific capital requirements.
Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets.” Risk-weighted assets consist of total assets plus certain off-balance sheet items, subject to adjustment for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00%, and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2008, Key’s Tier 1 capital ratio was 10.92%, and its total capital ratio was 14.82%.
Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk — as KeyCorp has — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2008, Key had a leverage ratio of 11.05%.
Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” Key’s affiliate bank, KeyBank, qualified as “well capitalized” at December 31, 2008, since it exceeded the prescribed thresholds of

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, Key would qualify as “well capitalized” at December 31, 2008. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or KeyBank.
Figure 29 presents the details of Key’s regulatory capital position at December 31, 2008 and 2007.
Figure 29. Capital Components and Risk-Weighted Assets

December 31,
dollars in millions	2008	2007

TIER 1 CAPITAL
Shareholders’ equity [a]	$10,404	$7,687
Qualifying capital securities	2,582	1,857
Less: Goodwill	1,138	1,252
Other assets [b]	203	197

Total Tier 1 capital	11,645	8,095

TIER 2 CAPITAL
Allowance for losses on loans and liability for losses on lending-related commitments [c]	1,352	1,280
Net unrealized gains on equity securities available for sale	—	2
Qualifying long-term debt	2,819	3,003

Total Tier 2 capital	4,171	4,285

Total risk-based capital	$15,816	$12,380

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$84,922	$83,758
Risk-weighted off-balance sheet exposure	22,979	25,676
Less: Goodwill	1,138	1,252
Other assets[b]	1,162	962
Plus: Market risk-equivalent assets	1,589	1,525

Gross risk-weighted assets	107,190	108,745
Less: Excess allowance for loan losses [c]	505	—

Net risk-weighted assets	$106,685	$108,745

AVERAGE QUARTERLY TOTAL ASSETS	$107,639	$98,728

CAPITAL RATIOS
Tier 1 risk-based capital ratio	10.92%	7.44%
Total risk-based capital ratio	14.82	11.38
Leverage ratio [d]	11.05	8.39

(a)	Shareholders’ equity does not include net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from the adoption or subsequent application of the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

(b)	Other assets deducted from Tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill) recorded after February 19, 1992, and deductible portions of nonfinancial equity investments.

(c)	The allowance for loan losses included in Tier 2 capital is limited by regulation to 1.25% of the sum of gross risk-weighted assets plus low level exposures and residual interests calculated under the direct reduction method, as defined by the Federal Reserve.

(d)	This ratio is Tier 1 capital divided by average quarterly total assets as defined by the Federal Reserve less: (i) goodwill, (ii) the nonqualifying intangible assets described in footnote (b), and (iii) deductible portions of nonfinancial equity investments; plus assets derecognized as an offset to accumulated other comprehensive income resulting from the adoption and application of SFAS No. 158.
Emergency Economic Stabilization Act of 2008
On October 3, 2008, former President Bush signed into law the EESA. The TARP provisions of the EESA provide broad authority to the Secretary of the U.S. Treasury to restore liquidity and stability to the United States financial system, including the authority to purchase up to $700.0 billion of “troubled assets” — mortgages, mortgage-backed securities and certain other financial instruments.
While the key feature of TARP provides the Treasury Secretary the authority to purchase and guarantee types of troubled assets, other programs have emerged out of the authority and resources authorized by the EESA, as follows.
The TARP Capital Purchase Program. On October 14, 2008, the U.S. Treasury announced the CPP, which permits the U.S. Treasury to purchase up to $250.0 billion of perpetual preferred stock issued by U.S. banks, savings associations, bank holding companies, and savings and loan holding companies. Specifically, the U.S. Treasury can provide qualifying financial institutions with capital by purchasing their perpetual preferred stock in amounts between 1% and the lesser of 3% of the institution’s risk-weighted assets or $25.0 billion, subject to certain terms and conditions set forth in the Securities Purchase Agreement — Standard Terms, which is available at the U.S. Treasury website (www.ustreas.gov/initiatives/eesa). Qualifying institutions could elect to participate in the CPP until November 14, 2008. As of February 20, 2009, the U.S. Treasury had invested $196.361 billion in financial institutions under the CPP.
In November 2008, after receiving approval to participate in the CPP, KeyCorp issued $2.414 billion of cumulative preferred stock, which was purchased by the U.S. Treasury. KeyCorp also granted a warrant to purchase 35.2 million common shares to the U.S. Treasury at a fair value of $87 million in conjunction with this program. For additional information related to the capital raised by Key under the CPP, see Note 14.
Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue preferred stock to the U.S. Treasury under the CPP are permitted to include such capital instruments in Tier 1 capital for purposes of the Board’s risk-based and leverage capital rules, and guidelines for bank holding companies.
FDIC’s standard maximum deposit insurance coverage limit increase.
The EESA provides for a temporary increase in the FDIC standard maximum deposit insurance coverage limit for all deposit accounts from $100,000 to $250,000. This temporary increase expires on December 31, 2009. The EESA does not permit the FDIC to take this temporary increase in limits into account when setting deposit insurance premium assessments.
FDIC Temporary Liquidity Guarantee Program
On October 14, 2008, the FDIC announced its TLGP to strengthen confidence and encourage liquidity in the banking system. The TLGP has two components: a “Debt Guarantee” and a “Transaction Account Guarantee.”

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The Debt Guarantee provides for the FDIC to guarantee newly issued senior unsecured debt of insured depository institutions, their U.S. holding companies, and certain other affiliates of insured depository institutions designated by the FDIC, on or after October 14, 2008, through June 30, 2009. The maximum amount of debt that an eligible entity can issue under the guarantee is 125% of the par value of the entity’s “qualifying senior unsecured debt,” excluding debt extended to affiliates, outstanding as of September 30, 2008, and scheduled to mature by June 30, 2009. Qualifying senior unsecured debt means an unsecured borrowing that is evidenced by a written agreement or trade confirmation, has a specified and fixed principal amount, is noncontingent, contains no embedded derivatives, is not subordinated to any other liability, and has a stated maturity of more than thirty days. Such senior unsecured debt includes, for example, certain federal funds purchased, promissory notes, commercial paper, unsubordinated unsecured notes, and certificates of deposit and Eurodollars standing to the credit of an insured depository institution or a depository institution regulated by a foreign bank supervisory agency. The Debt Guarantee does not extend beyond June 30, 2012.
KeyBank and KeyCorp each opted in to the Debt Guarantee and issued an aggregate of $l.5 billion of guaranteed debt during 2008. KeyCorp has issued $250 million of floating-rate senior notes due December 15, 2010, and $250 million of floating-rate senior notes due December 19, 2011. KeyBank has issued $1.0 billion of fixed-rate senior notes due June 15, 2012.
Under the Transaction Account Guarantee, the FDIC will temporarily guarantee funds held at FDIC-insured depository institutions in qualifying “noninterest-bearing transaction accounts” in excess of the current standard maximum deposit insurance coverage limit of $250,000. For these purposes, a qualifying noninterest-bearing transaction is one that is maintained at an FDIC-insured depository institution, does not pay or accrue interest and does not reserve the right to require advance notice of an intended withdrawal. Such accounts typically include, but are not limited to, payment-processing accounts such as payroll accounts. If funds are swept from a qualifying noninterest-bearing transaction account to a noninterest-bearing savings deposit account, the FDIC will treat the swept funds as being in a noninterest-bearing transaction account and guaranteed under the TLGP. The Transaction Account Guarantee is effective until January 1, 2010, for institutions that do not opt out. KeyBank has opted in to the Transaction Account Guarantee, but KeyCorp is not eligible to participate because it is not an insured depository institution.
Both KeyBank and KeyCorp are assessed annualized guarantee fees of 1% by the FDIC against debt issued under the program with maturities exceeding one year. KeyBank is also being assessed an annualized nonrefundable .375% fee for the ability to issue long-term non-guaranteed debt; such fees have been credited against KeyBank’s fees under the Debt Guarantee. KeyBank will pay a .10% fee to the FDIC on the amount of deposits guaranteed above $250,000 under the Transaction Account Guarantee. To the extent these initial assessments are insufficient to cover the expenses or losses arising under the TLGP, the FDIC is required to impose an emergency special assessment on all FDIC-insured depository institutions as prescribed by the Federal Deposit Insurance Act.
Off-balance Sheet Arrangements and Aggregate Contractual Obligations
Off-balance sheet arrangements
Key is party to various types of off-balance sheet arrangements, which could lead to contingent liabilities or risks of loss that are not reflected on the balance sheet.
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
Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” requires VIEs to be consolidated by the party that is exposed to the majority of the VIE’s expected losses and/or residual returns (i.e., the primary beneficiary). This interpretation is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation” on page 77, and Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 94.
Key holds a significant interest in several VIEs for which it is not the primary beneficiary. In accordance with Revised Interpretation No. 46, these entities are not consolidated. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or entitles Key to a significant portion of the VIE’s expected residual returns. Key’s involvement with these VIEs is described in Note 8 under the heading “Unconsolidated VIEs” on page 96.
Loan securitizations. Historically, Key has originated, securitized and sold education loans. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying special purpose entity (“SPE”)) of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts established by Key under SFAS No. 140, are exempt from consolidation.
In some cases, Key retains a residual interest in self-originated, securitized loans that may take the form of an interest-only strip, residual asset, servicing asset or security. Key reports servicing assets in “accrued income and other assets” on the balance sheet. All other retained interests are accounted for as debt securities and classified as securities available for sale. By retaining an interest in securitized loans, Key bears risk that the loans will be prepaid (which would reduce expected interest income) or not paid at all. In the event that cash flows generated

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
by the securitized loans become inadequate to service the obligations of the trusts, the investors in the asset-backed securities would have no further recourse against Key. Additional information pertaining to Key’s retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations” on page 79, Note 6 (“Securities”), which begins on page 91, and Note 8 under the heading “Retained Interests in Loan Securitizations” on page 94.
Commitments to extend credit or funding. Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. In many cases, a client must pay a fee to obtain a loan commitment from Key. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may exceed Key’s eventual cash outlay significantly. Further information about Key’s loan commitments at December 31, 2008, is presented in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding” on page 113. Figure 30 includes the remaining contractual amount of each class of commitment to extend credit or funding. For loan commitments and commercial letters of credit, this amount represents Key’s maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and then default on payment for the total amount of the then outstanding loan.
Other off-balance sheet arrangements. Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and other relationships, such as liquidity support provided to asset-backed commercial paper conduits, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 18 under the heading “Other Off-Balance Sheet Risk” on page 115.
Contractual obligations
Figure 30 summarizes Key’s significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2008, by the specific time periods in which related payments are due or commitments expire.
Figure 30. Contractual Obligations and Other Off-Balance Sheet Commitments

		After	After
December 31, 2008	Within	1 Through	3 Through	After
in millions	1 Year	3 Years	5 Years	5 Years	Total

Contractual obligations: [a]
Deposits with no stated maturity	$37,388	—	—	—	$37,388
Time deposits of $100,000 or more	6,756	$4,582	$1,391	$380	13,109
Other time deposits	6,146	6,117	1,937	563	14,763
Federal funds purchased and securities sold under repurchase agreements	1,557	—	—	—	1,557
Bank notes and other short-term borrowings	8,477	—	—	—	8,477
Long-term debt	3,105	5,180	800	5,910	14,995
Noncancelable operating leases	114	298	83	374	869
Liability for unrecognized tax benefits	1,611	21	—	—	1,632
Purchase obligations:
Banking and financial data services	72	41	10	—	123
Telecommunications	21	11	4	—	36
Professional services	18	8	—	—	26
Technology equipment and software	40	30	3	—	73
Other	12	11	2	1	26

Total purchase obligations	163	101	19	1	284

Total	$65,317	$16,299	$4,230	$7,228	$93,074

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$13,025	$8,987	$3,816	$678	$26,506
Home equity	41	264	464	7,659	8,428
When-issued and to-be-announced securities commitments	—	—	—	219	219
Commercial letters of credit	124	47	2	—	173
Principal investing commitments	11	19	16	230	276
Liabilities of certain limited partnerships and other commitments	1	5	1	63	70

Total	$13,202	$9,322	$4,299	$8,849	$35,672

(a)	Deposits and borrowings exclude interest.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Guarantees
Key is a guarantor in various agreements with third parties. As guarantor, Key may be contingently liable to make payments to the guaranteed party based on changes in a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). These variables, known as underlyings, may be related to an asset or liability, or another entity’s failure to perform under a contract. Additional information regarding these types of arrangements is presented in Note 18 under the heading “Guarantees” on page 114.
Risk Management
Overview
Like other financial services companies, Key engages in business activities with inherent risks. The ability to properly and effectively identify, measure, monitor and report such risks is essential to maintaining safety and soundness and maximizing profitability. Management believes that the most significant risks facing Key are market risk, liquidity risk, credit risk and operational risk, and that these risks must be managed across the entire enterprise. Key continues to enhance its Enterprise Risk Management practices and program, and uses a risk-adjusted capital framework to manage these risks. This framework is approved and managed by the Risk Capital Committee, which consists of senior finance, risk management and business executives. Each type of risk is defined and discussed in greater detail in the remainder of this section.
Key’s Board of Directors has established and follows a corporate governance program that serves as the foundation for managing and mitigating risk. In accordance with this program, the Board focuses on the interests of shareholders, encourages strong internal controls, demands management accountability, mandates that employees adhere to Key’s code of ethics and administers an annual self-assessment process. The Audit and Risk Management committees help the Board meet these risk oversight responsibilities.
♦	The Audit Committee reviews and monitors the integrity of Key’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of Key’s internal audit function and independent auditors, operational risk, and information security and fraud risk.

♦	The Risk Management Committee assists the Board in its review and oversight of risk management policies, strategies and activities that fall outside the purview of the Audit Committee, including the management of credit risk, market risk, interest rate risk, liquidity risk and funding risk. This committee also assists in the review and oversight of policies, strategies and activities related to capital management, capital expenditures, and various other financing and investing activities.
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

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Net interest income simulation analysis. The primary tool management uses to measure Key’s interest rate risk is simulation analysis. For purposes of this analysis, management estimates Key’s net interest income based on the composition of its on- and off-balance sheet positions and the current interest rate environment. The simulation assumes that changes in Key’s on- and off-balance sheet positions will reflect recent product trends, goals established by the Capital Allocation Committee and consensus economic forecasts.
Typically, the amount of net interest income at risk is measured by simulating the change in net interest income that would occur if the federal funds target rate were to gradually increase or decrease by 200 basis points over the next twelve months, and term rates were to move in a similar fashion, but not as dramatically. Short-term interest rates were relatively low at December 31, 2008, so management modified the standard rate scenario of a gradual decrease of 200 basis points over twelve months to a gradual decrease of 25 basis points over one month with no change over the following eleven months. After calculating the amount of net interest income at risk, management compares that amount with the base case of an unchanged interest rate environment. The analysis also considers sensitivity to changes in a number of other variables, including other market interest rates and deposit mix. In addition, management assesses the potential effect of different shapes in the yield curve, including a sustained flat yield curve and an inverted slope yield curve. (The yield curve depicts the relationship between the yield on a particular type of security and its term to maturity.) Management also performs stress tests to measure the effect on net interest income of an immediate change in market interest rates, as well as changes in assumptions related to the pricing of deposits without contractual maturities, prepayments on loans and securities, and loan and deposit growth.
Simulation analysis produces only a sophisticated estimate of interest rate exposure based on assumptions and judgments related to balance sheet growth, customer behavior, new products, new business volume, product pricing, the behavior of market interest rates and anticipated hedging activities. Management tailors the assumptions to the specific interest rate environment and yield curve shape being modeled, and validates those assumptions on a regular basis. Key’s simulations are performed with the assumption that interest rate risk positions will be actively managed through the use of on- and off-balance sheet financial instruments to achieve the desired risk profile. Actual results may differ from those derived in simulation analysis due to the timing, magnitude and frequency of interest rate changes, actual hedging strategies employed, changes in balance sheet composition, and repercussions from unanticipated or unknown events.
Figure 31 presents the results of the simulation analysis at December 31, 2008 and 2007. At December 31, 2008, Key’s simulated exposure to a change in short-term rates was asset-sensitive. ALCO policy guidelines for risk management call for corrective measures if simulation modeling demonstrates that a gradual increase or decrease in short-term rates over the next twelve months would adversely affect net interest income over the same period by more than 2%. As shown in Figure 32, Key is operating within these guidelines.
Figure 31. Simulated Change in Net Interest Income

DECEMBER 31, 2008

Basis point change assumption
(short-term rates)	–25	+200
ALCO policy guidelines	–2.00%	–2.00%

INTEREST RATE RISK ASSESSMENT	–.96%	+3.34%

DECEMBER 31, 2007

Basis point change assumption
(short-term rates)	–200	+200
ALCO policy guidelines	–2.00%	–2.00%

INTEREST RATE RISK ASSESSMENT	+2.71%	–.88%

From January 2008 through December 2008, the Federal Reserve reduced the federal funds target rate from 4.25% to near zero. During the first half of 2008, Key’s interest rate risk exposure was modestly liability-sensitive. During the second half of the year, Key’s exposure to rising interest rates shifted to asset-sensitive as Key raised new capital and client preferences resulted in significant growth in fixed-rate certificates of deposit. Key’s current interest rate risk position could fluctuate to higher or lower levels of risk depending on the actual volume, mix and maturity of loan and deposit flows, the relationship between certain money market interest rates, the ability to administer the pricing of certain deposit accounts as projected in the simulation model, and hedging opportunities. The extent of any additional hedging activities will depend on management’s assessment of actual and anticipated changes to loans and deposits, as well as liquidity and credit conditions in the interbank lending market. Key proactively evaluates the need to revise its interest rate risk profile as changes occur to the configuration of the balance sheet and the outlook for the economy.
Management also conducts simulations that measure the effect of changes in market interest rates in the second year of a two-year horizon. These simulations are conducted in a manner similar to those based on a twelve-month horizon. To capture longer-term exposures, management simulates changes to the economic value of equity as discussed in the following section.
Economic value of equity modeling. Economic value of equity (“EVE”) complements net interest income simulation analysis since it estimates risk exposure beyond twelve- and twenty-four month horizons. EVE measures the extent to which the economic values of assets, liabilities and off-balance sheet instruments may change in response to changes in interest rates. EVE is calculated by subjecting the balance sheet to an immediate 200 basis point increase or decrease in interest rates, and measuring the resulting change in the values of assets and liabilities. Under the current level of market interest rates, the calculation of EVE under an immediate 200 basis point decrease in interest rates results in certain interest rates declining to zero percent, and a less than 200 basis point decrease in certain yield curve term points. This analysis is highly dependent upon assumptions applied to assets and liabilities with noncontractual maturities. Those assumptions are based on historical behaviors, as well as management’s expectations. Management takes

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
corrective measures if this analysis indicates that Key’s EVE will decrease by more than 15% in response to an immediate 200 basis point increase or decrease in interest rates. Key is operating within these guidelines.
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
Figure 32 shows all swap positions Key holds for asset/liability management (“A/LM”) purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to a floating rate through a “receive fixed, pay variable” interest rate swap. The volume, maturity and mix of portfolio swaps changes frequently as management changes the balance sheet positions to be hedged, and with changes to broader asset/liability management objectives. For more information about how Key uses interest rate swaps to manage its balance sheet, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.
Figure 32. Portfolio Swaps by Interest Rate Risk Management Strategy

	December 31, 2008					December 31, 2007
	Notional	Fair	Maturity	Weighted-Average Rate		Notional	Fair
dollars in millions	Amount	Value	(Years)	Receive	Pay	Amount	Value

Receive fixed/pay variable — conventional A/LM [a]	$11,728	$408	1.5	3.7%	1.4%	$7,138	$87
Receive fixed/pay variable — conventional debt	5,906	847	19.2	5.4	2.6	4,813	161
Receive fixed/pay variable — forward starting	—	—	—	—	—	4,600	116
Pay fixed/receive variable — conventional debt	751	(84)	4.6	2.9	4.8	1,065	(18)
Foreign currency — conventional debt	2,585	(324)	2.0	4.4	2.5	2,660	402

Total portfolio swaps	$20,970	$847	6.7	4.3%	2.0%	$20,276	$748

(a)	Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.
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
Key manages exposure to market risk in accordance with VAR limits for trading activity that have been approved by the Risk Capital Committee. At December 31, 2008, the aggregate one-day trading limit set by the committee was $6.9 million. Key is operating within these constraints. During 2008, Key’s aggregate daily average, minimum and maximum VAR amounts were $2.8 million, $1.7 million and $4.4 million, respectively. During 2007, Key’s aggregate daily average, minimum and maximum VAR amounts were $1.2 million, $.7 million and $2.1 million, respectively.
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

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Under ordinary circumstances, management monitors Key’s funding sources and measures its capacity to obtain funds in a variety of situations in an effort to maintain an appropriate mix of available and affordable funding. Management has established guidelines or target ranges for various types of wholesale borrowings, such as money market funding and term debt, at various maturities. In addition, management assesses whether Key will need to rely on wholesale borrowings in the future and develops strategies to address those needs.
From time to time, KeyCorp or its principal subsidiary, KeyBank, may seek to retire or repurchase outstanding debt of KeyCorp or KeyBank, and trust preferred securities of KeyCorp through cash purchase, privately negotiated transactions or otherwise. Such transactions, if any, depend on prevailing market conditions, Key’s liquidity and capital requirements, contractual restrictions and other factors. The amounts involved may be material.
Key uses several tools to actively manage and maintain liquidity on an ongoing basis:
♦	Key maintains a portfolio of securities that generates monthly principal and interest cash flows and payments at maturity.

♦	As market conditions allow, Key can access the whole loan sale and securitization markets for a variety of loan types. Since the securitization market was inactive throughout most of 2008, Key did not securitize any assets during the year.

♦	KeyBank’s 986 branches generate a sizable volume of core deposits. Management monitors deposit flows and uses alternative pricing structures to attract deposits, as appropriate. For more information about deposits, see the section entitled “Deposits and other sources of funds,” which begins on page 47.

♦	Several KeyCorp subsidiaries have access to funding through credit facilities established with other financial institutions.

♦	Key’s medium-term note programs may offer access to the term debt markets. For a description of these programs, see Note 11 (“Short-Term Borrowings”) on page 99.
Key generates cash flows from operations, and from investing and financing activities. Over the past three years, prepayments and maturities of securities available for sale have been the primary sources of cash from investing activities. Additionally, sales from the securities available-for-sale portfolio provided significant cash inflow during 2007 and 2008. In 2007, these sales were largely attributable to the repositioning of the securities portfolio. Investing activities, such as lending and purchases of new securities, have required the greatest use of cash over the past three years. Also, in 2008, Key invested more heavily in short-term investments, reflecting actions taken by the Federal Reserve to begin paying interest on depository institutions’ reserve balances effective October 1, 2008.
Key relies on financing activities, such as increasing short-term or long-term borrowings, to provide the cash flow needed to support operating and investing activities if that need is not satisfied by deposit growth. Conversely, excess cash generated by operating, investing and deposit-gathering activities may be used to repay outstanding debt. During 2008, cash generated from the issuance of common shares and preferred stock, and the net issuance of long-term debt was used to fund the growth in portfolio loans. A portion was also deposited in interest-bearing accounts with the Federal Reserve. During 2007, Key used short-term borrowings to pay down long-term debt, while the net increase in deposits funded the growth in portfolio loans and loans held for sale. In 2006, cash generated by the sale of discontinued operations was used to pay down short-term borrowings.
The Consolidated Statements of Cash Flows on page 76 summarize Key’s sources and uses of cash by type of activity for each of the past three years.
Key’s liquidity could be adversely affected by both direct and indirect circumstances. Examples of a direct event would be a downgrade in Key’s public credit rating by a rating agency due to factors such as deterioration in asset quality, a large charge to earnings, a decline in profitability or in other financial measures, or a significant merger or acquisition. Examples of indirect events unrelated to Key that could have an effect on Key’s access to liquidity would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation, or rumors about Key or the banking industry in general may adversely affect the cost and availability of normal funding sources.
In the normal course of business, in order to better manage liquidity risk, management performs stress tests to determine the effect that a potential downgrade in Key’s debt ratings or other market disruptions could have on liquidity over various time periods. These debt ratings, which are presented in Figure 33 on page 59, have a direct impact on Key’s cost of funds and ability to raise funds under normal, as well as adverse, conditions. The results of the stress tests indicate that, following the occurrence of most potential adverse events, Key could continue to meet its financial obligations and to fund its operations for at least one year without reliance on extraordinary government intervention. The stress test scenarios include testing to determine the periodic effects of major interruptions to Key’s access to funding markets and the adverse effect on Key’s ability to fund its normal operations. To compensate for the effect of these assumed liquidity pressures, management considers alternative sources of liquidity over different time periods to project how funding needs would be managed. Key actively manages several alternatives for enhancing liquidity, including generating client deposits, securitizing or selling loans, extending the level or maturity of wholesale borrowings, purchasing deposits from other banks and developing relationships with fixed income investors in a variety of markets. Management also measures Key’s capacity to borrow using various debt instruments and funding markets.
Most credit markets in which Key participates and relies upon as sources of funding have been significantly disrupted and highly volatile since July 2007. Since that time, as a means of maintaining adequate liquidity, Key, like many other financial institutions, has relied more heavily on the liquidity and stability present in the short-term secured credit markets since access to unsecured term debt has been restricted. Short-term secured funding has been available and cost effective. However, if further market disruption were to also reduce the cost effectiveness and availability of these funds for a prolonged period of time, management may need to secure funding alternatives.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Key maintains a liquidity contingency plan that outlines the process for addressing a liquidity crisis. The plan provides for an evaluation of funding sources under various market conditions. It also assigns specific roles and responsibilities for effectively managing liquidity through a problem period. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements, and Eurodollars), and also has secured borrowing facilities established at the Federal Home Loan Bank of Cincinnati, the U.S. Treasury and the Federal Reserve Bank of Cleveland to facilitate short-term liquidity requirements. Key’s unused secured borrowing capacity as of January 1, 2009, was $16.690 billion at the Federal Reserve and $4.292 billion at the Federal Home Loan Bank.
Figure 30 on page 53 summarizes Key’s significant contractual cash obligations at December 31, 2008, by specific time periods in which related payments are due or commitments expire.
Liquidity for KeyCorp (the “parent company” or “parent”)
The parent company has sufficient liquidity when it can service its debt; support customary corporate operations and activities (including acquisitions) at a reasonable cost, in a timely manner and without adverse consequences; and pay dividends to shareholders.
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
The parent company has met its liquidity requirements principally through receiving regular dividends from KeyBank. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year, up to the date of dividend declaration. During 2008, KeyBank did not pay any dividends to the parent, and nonbank subsidiaries paid the parent a total of $.1 million in dividends. As of the close of business on December 31, 2008, KeyBank would not have been permitted to pay dividends to the parent without prior regulatory approval since the bank had a net loss of $1.161 billion for 2008. During 2008, the parent made capital infusions of $1.6 billion to KeyBank in the form of cash.
The parent company generally maintains excess funds in interest-bearing deposits in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2008, the parent company held $4.756 billion in short-term investments, which management projected to be sufficient to meet debt repayment obligations over a period of approximately sixty months.
During 2008, Key took several additional actions to enhance liquidity and to strengthen its capital position:
♦	The parent company issued $658 million of Series A Preferred Stock and $1.083 billion of additional common stock. This capital was raised in light of the charges recorded following the adverse federal court decision in the AWG leasing litigation discussed in Note 17 (“Income Taxes”), which begins on page 110, and the current uncertainty facing the U.S. and global economy.

♦	KeyCorp issued $2.414 billion, or 25,000 shares, of Series B Preferred Stock with a liquidation preference of $100,000 per share, which was purchased by the U.S. Treasury in conjunction with Key’s participation in the CPP. KeyCorp also granted a warrant to purchase 35.2 million common shares to the U.S. Treasury at a fair value of $87 million in conjunction with this program. The warrant gives the U.S. Treasury the option to purchase KeyCorp common shares at an exercise price of $10.64 per share. Additional information related to the CPP is included in the section entitled “Capital” under the heading “Emergency Economic Stabilization Act of 2008” on page 51.

♦	The KeyCorp Capital X trust issued $740 million of capital securities, which also increased Key’s Tier I capital.

♦	KeyCorp and KeyBank also issued an aggregate of $l.5 billion of FDIC-guaranteed notes under the TLGP. KeyCorp issued $250 million of floating-rate senior notes due December 15, 2010, and $250 million of floating-rate senior notes due December 19, 2011. KeyBank issued $1.0 billion of fixed-rate senior notes due June 15, 2012. More specific information regarding this program and Key’s participation is included in the Capital section under the heading “FDIC Temporary Liquidity Guarantee Program” on page 51.

♦	KeyCorp issued $750 million of fixed-rate senior notes due May 14, 2013.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Additional sources of liquidity
Management has several programs that enable the parent company and KeyBank to raise funding in the public and private markets when the capital markets are functioning normally. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or renewed as needed. There are no restrictive financial covenants in any of these programs. For a description of these programs, see Note 11. In addition, certain KeyCorp subsidiaries maintain credit facilities with the parent company and third parties, which provide alternative sources of funding in light of current market conditions. KeyCorp is the guarantor of some of the third-party facilities.
Key’s debt ratings are shown in Figure 33. Management believes that these debt ratings, under normal conditions in the capital markets, will enable the parent company or KeyBank to effect future offerings of securities that would be marketable to investors at a competitive cost. Current conditions in the capital markets are not normal, and for regional banking institutions such as Key, access to the capital markets for unsecured term debt continues to be severely restricted, with investors requiring historically wide spreads over “benchmark” U.S. Treasury obligations.
Figure 33. Debt Ratings

Enhanced
		Senior	Subordinated		Trust
	Short-Term	Long-Term	Long-Term	Capital	Preferred
December 31, 2008	Borrowings	Debt	Debt	Securities	Securities

KeyCorp (the parent company)

Standard & Poor’s	A-2	A–	BBB+	**	BBB
Moody’s	P-1	A2	A3	A3	A3
Fitch	F1	A	A–	A–	A–
DBRS	R-1 (low)	A	A (low)	N/A	A (low)

KEYBANK

Standard & Poor’s	A-1	A	A–	N/A	N/A
Moody’s	P-1	A1	A2	N/A	N/A
Fitch	F1	A	A–	N/A	N/A
DBRS	R-1 (middle)	A (high)	A	N/A	N/A

Key Nova Scotia Funding Company (“KNSF”)

DBRS *	R-1 (middle)	A (high)	N/A	N/A	N/A

*	Reflects the guarantee by KeyBank of KNSF’s issuance of Canadian commercial paper.

**	Rating lowered from BBB at December 31, 2008, to BB+ at February 24, 2009.

N/A = Not Applicable
FDIC Temporary Liquidity Guarantee Program
On October 14, 2008, the FDIC announced its TLGP to strengthen confidence and encourage liquidity in the banking system. The TLGP has two components: (1) a “Debt Guarantee,” whereby newly issued senior unsecured debt of insured depository institutions, their U.S. holding companies and certain other affiliates of insured depository institutions designated by the FDIC are guaranteed by the FDIC on or after October 14, 2008, through June 30, 2009, and (2) a “Transaction Account Guarantee,” whereby the FDIC will temporarily guarantee funds held at FDIC-insured depository institutions in qualifying noninterest-bearing transaction accounts in excess of the current standard maximum deposit insurance coverage limit of $250,000.
More specific information regarding this program and Key’s participation is included in the Capital section under the heading “FDIC Temporary Liquidity Guarantee Program” on page 51.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Credit risk management
Credit risk is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. Like other financial service institutions, Key makes loans, extends credit, purchases securities and enters into financial derivative contracts, all of which have inherent credit risk.
Credit policy, approval and evaluation. Key manages credit risk exposure through a multifaceted program. Independent committees approve both retail and commercial credit policies. These policies are communicated throughout the organization to foster a consistent approach to granting credit.
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
Key has a well-established process known as the quarterly Underwriting Standards Review (“USR”) for monitoring compliance with credit policies. The quarterly USR report provides data on commercial loans of a significant size at the time of their approval. Each quarter, the data is analyzed to determine if lines of business have adhered to established credit policies. Further, the USR report identifies grading trends of new business, exceptions to internally established benchmarks for returns on equity, transactions with higher risk and other pertinent lending information. This process enables management to take timely action to modify lending practices when necessary.
Loan grades are assigned at the time of origination, verified by Credit Risk Management and periodically reevaluated thereafter. Most extensions of credit at Key are subject to loan grading or scoring. This risk rating methodology blends management’s judgment and quantitative modeling. Commercial loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second reflects expected recovery rates on the credit facility. Default probability is determined based on, among other factors, the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and management’s view of industry risk within the context of the general economic outlook. Types of exposure, transaction structure and collateral, including credit risk mitigants, affect the expected recovery assessment.
Credit Risk Management uses risk models to evaluate consumer loans. These models (“scorecards”) forecast the probability of serious delinquency and default for an applicant. The scorecards are embedded in Key’s application processing system, which allows for real-time scoring and automated decisions for many of Key’s products. Key periodically validates the loan grading and scoring processes.
Key maintains an active concentration management program to encourage diversification in the credit portfolios. For individual obligors, Key employs a sliding scale of exposure (“hold limits”), which is dictated by the strength of the borrower. KeyBank’s legal lending limit is well in excess of $1.0 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2008, Key had nine client relationships with loan commitments of more than $200 million. The average amount outstanding on these commitments at December 31, 2008, was $89 million. In general, Key’s philosophy is to maintain a diverse portfolio with regard to credit exposures.
Key manages industry concentrations using several methods. On smaller portfolios, limits may be set according to a percentage of Key’s overall loan portfolio. On larger or higher risk portfolios, Key may establish a specific dollar commitment level or a maximum level of economic capital.
In addition to these localized precautions, Key actively manages the overall loan portfolio in a manner consistent with asset quality objectives. One process entails the use of credit derivatives — primarily credit default swaps — to mitigate Key’s credit risk. Credit default swaps enable Key to transfer a portion of the credit risk associated with a particular extension of credit to a third party. At December 31, 2008, Key used credit default swaps with a notional amount of $1.250 billion to manage the credit risk associated with specific commercial lending obligations. Key also sells credit derivatives — primarily index credit default swaps — to diversify and manage portfolio concentration and correlation risks. At December 31, 2008, the notional amount of credit default swaps sold by Key for the purpose of diversifying Key’s credit exposure was $326 million. Occasionally, Key will provide credit protection to other lenders through the sale of credit default swaps. The transactions with other lenders may generate fee income and can diversify the overall exposure to credit loss.
Credit default swaps are recorded on the balance sheet at fair value. Related gains or losses, as well as the premium paid or received for credit protection, are included in the trading income component of noninterest income. These swaps did not have a significant effect on Key’s operating results for 2008.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Key also manages the loan portfolio using loan securitizations, portfolio swaps, and bulk purchases and sales. The overarching goal is to continually manage the loan portfolio within a desirable range of asset quality.
Selected asset quality statistics for Key for each of the past five years are presented in Figure 34. The factors that drive these statistics are discussed in the remainder of this section.
Figure 34. Selected Asset Quality Statistics

Year ended December 31,
dollars in millions	2008	2007	2006	2005	2004

Net loan charge-offs	$1,260	$275	$170	$315	$431
Net loan charge-offs to average loans from continuing operations	1.67%	.41%	.26%	.51%	.74%
Nonperforming loans at period end	$1,225	$687	$215	$277	$308
Nonperforming loans to period-end portfolio loans	1.60%	.97%	.33%	.42%	.49%
Nonperforming assets at period end	$1,464	$764	$273	$307	$379
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets	1.91%	1.08%	.41%	.46%	.60%
Allowance for loan losses	$1,803	$1,200	$944	$966	$1,138
Allowance for loan losses to period-end loans	2.36%	1.69%	1.43%	1.45%	1.80%
Allowance for loan losses to nonperforming loans	147.18	174.67	439.07	348.74	369.48

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
At December 31, 2008, the levels of watch assets and criticized assets were higher than they were a year earlier. Both watch and criticized levels increased in most of the commercial lines of business. The most significant increase occurred in the Real Estate Capital and Corporate Banking Services line of business, due principally to deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio.
Allowance for loan losses. The allowance for loan losses at December 31, 2008, was $1.803 billion, or 2.36% of loans, and included the impact of $32 million of allowance added in the January 1, 2008, acquisition of U.S.B. Holding Co., Inc. and an additional provision for loan losses recorded in connection with the March 2008 transfer of $3.284 billion of education loans from held-for-sale status to the loan portfolio. This compares to an allowance of $1.200 billion, or 1.69%, at December 31, 2007. The allowance includes $178 million that was specifically allocated for impaired loans of $876 million at December 31, 2008, compared to $126 million that was allocated for impaired loans of $426 million one year ago. For more information about impaired loans, see Note 9 (“Nonperforming Assets and Past Due Loans”) on page 97. At December 31, 2008, the allowance for loan losses was 147.18% of nonperforming loans, compared to 174.67% at December 31, 2007.
Management estimates the appropriate level of the allowance for loan losses on at least a quarterly basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 79. Briefly, management applies historical loss rates to existing loans with similar risk characteristics and exercises judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if management remains uncertain about whether the loan will be repaid in full. The allowance for loan losses at December 31, 2008, represents management’s best estimate of the losses inherent in the loan portfolio at that date.
As shown in Figure 35, Key’s allowance for loan losses increased by $603 million, or 50%, during 2008. This increase was attributable primarily to deteriorating conditions in the commercial real estate portfolio, and in the commercial and financial portfolio within the Real Estate Capital and Corporate Banking Services line of business. The U.S.B. Holding Co., Inc. acquisition, deterioration in the marine lending portfolio (which experienced a higher level of net charge-offs as repossessions continue to rise) and the March 2008 transfer of education loans from held-for-sale status to the loan portfolio also contributed to the increase. During 2008, Key experienced further deterioration in the credit quality of those education loans that are not guaranteed by the federal government. Management determined that Key will limit new education loans to those backed by government guarantee, but continue to honor existing loan commitments.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 35. Allocation of The Allowance For Loan Losses

	2008			2007			2006
		Percent of	Percent of		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type		Allowance	Loan Type
December 31,		to Total	to Total		to Total	to Total		to Total	to Total
dollars in millions	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$572	31.7%	35.6%	$392	32.6%	35.0%	$341	36.1%	32.5%
Real estate — commercial mortgage	228	12.6	14.2	206	17.2	13.6	170	18.0	12.8
Real estate — construction	346	19.2	10.1	326	27.2	11.4	132	14.0	12.5
Commercial lease financing	148	8.3	11.8	125	10.4	14.4	139	14.7	15.6

Total commercial loans	1,294	71.8	71.7	1,049	87.4	74.4	782	82.8	73.4
Real estate — residential mortgage	7	.4	2.5	7	.6	2.3	12	1.3	2.2
Home equity:
Community Banking	61	3.4	13.2	53	4.4	13.6	60	6.3	14.9
National Banking	69	3.8	1.4	19	1.6	1.8	14	1.5	1.6

Total home equity loans	130	7.2	14.6	72	6.0	15.4	74	7.8	16.5
Consumer other — Community Banking	51	2.8	1.6	31	2.6	1.8	29	3.1	2.2
Consumer other — National Banking:
Marine	132	7.3	4.4	28	2.3	5.1	33	3.5	4.7
Education [a]	174	9.7	4.8	5	.4	.5	5	.5	.5
Other	15	.8	.4	8	.7	.5	9	1.0	.5

Total consumer other — National Banking	321	17.8	9.6	41	3.4	6.1	47	5.0	5.7

Total consumer loans	509	28.2	28.3	151	12.6	25.6	162	17.2	26.6

Total	$1,803	100.0%	100.0%	$1,200	100.0%	100.0%	$944	100.0%	100.0%

	2005			2004
		Percent of	Percent of		Percent of	Percent of
		Allowance	Loan Type		Allowance	Loan Type
		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans

Commercial, financial and agricultural	$338	35.0%	31.0%	$385	33.8%	29.6%
Real estate — commercial mortgage	168	17.4	12.6	178	15.6	12.8
Real estate — construction	94	9.7	10.7	99	8.7	8.7
Commercial lease financing	183	19.0	15.5	258	22.7	16.0

Total commercial loans	783	81.1	69.8	920	80.8	67.1
Real estate — residential mortgage	13	1.3	2.2	15	1.3	2.3
Home equity:
Community Banking	83	8.6	15.4	93	8.2	16.7
National Banking	12	1.2	4.9	8	.7	5.5

Total home equity loans	95	9.8	20.3	101	8.9	22.2
Consumer other — Community Banking	31	3.2	2.7	39	3.4	3.1
Consumer other — National Banking:
Marine	33	3.4	4.1	39	3.4	4.2
Education [a]	7	.7	.5	19	1.7	.6
Other	4	.5	.4	5	.5	.5

Total consumer other — National Banking	44	4.6	5.0	63	5.6	5.3

Total consumer loans	183	18.9	30.2	218	19.2	32.9

Total	$966	100.0%	100.0%	$1,138	100.0%	100.0%

(a)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Key’s provision for loan losses from continuing operations was $1.835 billion for 2008, compared to $529 million for 2007. The increase in the provision was attributable to higher levels of net loan charge-offs in all of Key’s major loan portfolios, with the most significant rise experienced in the commercial real estate portfolio. As previously reported, Key has undertaken a process to reduce its exposure in the residential properties segment of its construction loan portfolio through the sale of certain loans. In conjunction with these efforts, Key transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June. Key’s ability to sell these loans has been hindered by continued disruption in the financial markets that has precluded the ability of certain potential buyers to obtain the necessary funding. As shown in Figure 36, the balance of this portfolio has been reduced to $88 million at December 31, 2008, primarily as a result of cash proceeds from loan sales, transfers to other real estate owned (“OREO”), and both realized and unrealized losses. Key will continue to pursue the sale or foreclosure of the remaining loans, all of which are on nonperforming status.
Figure 36. Loans Held for Sale — Residential Properties Segment of Construction Loan Portfolio

in millions

BALANCE AT JUNE 30, 2008	$340
Cash proceeds from loan sales	(145)
Loans transferred to OREO	(49)
Realized and unrealized losses	(45)
Payments	(13)

BALANCE AT DECEMBER 31, 2008	$88

Net loan charge-offs. Net loan charge-offs for 2008 were $1.260 billion, or 1.67% of average loans from continuing operations. These results compare to net charge-offs of $275 million, or .41%, for 2007 and $170 million, or .26%, for 2006. Figure 37 shows the trend in Key’s net loan charge-offs by loan type, while the composition of Key’s loan charge-offs and recoveries by type of loan is presented in Figure 38.
As shown in Figure 37, the level of net charge-offs in each of the loan categories presented exceeded the level reported for 2007. Net charge-offs in the commercial loan portfolio rose by $732 million, with the largest increase coming from the residential properties segment of the real estate construction portfolio. The higher level of net charge-offs in this portfolio reflects the actions taken by Key to sell certain loans. Key also experienced significant increases in net charge-offs related to other commercial real estate loans, lease financing receivables, automobile and marine floor-plan lending, and the media portfolio within the Institutional Banking segment. The largest increase in net charge-offs in the consumer portfolio derived from education loans, reflecting the weakening economic environment and the March 2008 transfer of $3.284 billion of education loans from loans held for sale to the loan portfolio. The net charge-offs in the commercial real estate portfolio reflect continued weakness in the housing market, while those in the other portfolios are attributable to weakness in the economic environment. As shown in Figure 40 on page 66, Key’s exit loan portfolio accounted for $269 million, or 44%, of Key’s total net loan charge-offs for the second half of 2008.
Figure 37. Net Loan Charge-Offs

Year ended December 31,
dollars in millions	2008		2007	2006	2005	2004

Commercial, financial and agricultural	$278		$91	$58	$59	$104
Real estate — commercial mortgage	82		10	19	16	27
Real estate — construction	492	[a]	53	3	2	1
Commercial lease financing	63		29	13	148	38

Total commercial loans	915		183	93	225	170
Home equity — Community Banking	40		18	15	13	18
Home equity — National Banking	46		15	8	8	39
Marine	67		21	12	13	13
Education	129	[b]	4	4	12	13
Other	63		34	38	44	178

Total consumer loans	345		92	77	90	261

Total net loan charge-offs	$1,260		$275	$170	$315	$431

Net loan charge-offs to average loans from continuing operations	1.67%		.41%	.26%	.51%	.74%

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 38. Summary of Loan Loss Experience

Year ended December 31,
dollars in millions	2008	2007	2006	2005	2004

Average loans outstanding from continuing operations	$75,619	$67,357	$64,996	$61,997	$58,226

Allowance for loan losses at beginning of period	$1,200	$944	$966	$1,138	$1,406
Loans charged off:
Commercial, financial and agricultural	332	128	92	80	145

Real estate — commercial mortgage	83	16	24	19	35
Real estate — construction	494	54	4	5	5

Total commercial real estate loans [a,b]	577	70	28	24	40
Commercial lease financing	83	51	40	183	52

Total commercial loans	992	249	160	287	237
Real estate — residential mortgage	15	6	7	7	17
Home equity:
Community Banking	43	21	19	16	21
National Banking	47	16	11	10	42

Total home equity loans	90	37	30	26	63
Consumer other — Community Banking	44	31	33	38	42
Consumer other — National Banking:
Marine	85	33	23	23	23
Education [c]	131	5	6	15	16
Other	14	9	9	13	185

Total consumer other — National Banking	230	47	38	51	224

Total consumer loans	379	121	108	122	346

Total loans	1,371	370	268	409	583

Recoveries:
Commercial, financial and agricultural	54	37	34	21	41

Real estate — commercial mortgage	1	6	5	3	8
Real estate — construction	2	1	1	3	4

Total commercial real estate loans [b]	3	7	6	6	12
Commercial lease financing	20	22	27	35	14

Total commercial loans	77	66	67	62	67
Real estate — residential mortgage	1	1	1	1	1
Home equity:
Community Banking	3	3	4	3	3
National Banking	1	1	3	2	3

Total home equity loans	4	4	7	5	6
Consumer other — Community Banking	6	8	7	8	9
Consumer other — National Banking:
Marine	18	12	11	10	10
Education	2	1	2	3	3
Other	3	3	3	5	56

Total consumer other — National Banking	23	16	16	18	69

Total consumer loans	34	29	31	32	85

Total loans	111	95	98	94	152

Net loans charged off	(1,260)	(275)	(170)	(315)	(431)
Provision for loan losses from continuing operations	1,835	529	150	143	185
Credit for loan losses from discontinued operations	—	—	(3)	—	—
Reclassification of allowance for credit losses on lending-related commitments [d]	—	—	—	—	(70)
Allowance related to loans acquired, net	32	—	—	—	48
Foreign currency translation adjustment	(4)	2	1	—	—

Allowance for loan losses at end of year	$1,803	$1,200	$944	$966	$1,138

Net loan charge-offs to average loans from continuing operations	1.67%	.41%	.26%	.51%	.74%
Allowance for loan losses to year-end loans	2.36	1.69	1.43	1.45	1.80
Allowance for loan losses to nonperforming loans	147.18	174.67	439.07	348.74	369.48

(a)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	See Figure 18 and the accompanying discussion on page 42 for more information related to Key’s commercial real estate portfolio.

(c)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.

(d)	Included in “accrued expenses and other liabilities” on the consolidated balance sheet.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Nonperforming assets. Figure 39 shows the composition of Key’s nonperforming assets. These assets totaled $1.464 billion at December 31, 2008, and represented 1.91% of portfolio loans, OREO and other nonperforming assets, compared to $764 million, or 1.08%, at December 31, 2007, and $273 million, or .41%, at December 31, 2006. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” on pages 78 and 79, respectively, for a summary of Key’s nonaccrual and charge-off policies.
Figure 39. Summary of Nonperforming Assets and Past Due Loans

December 31,
dollars in millions	2008		2007	2006	2005	2004

Commercial, financial and agricultural	$415		$84	$38	$63	$42

Real estate — commercial mortgage	128		41	48	38	25
Real estate — construction	436		415	10	2	20

Total commercial real estate loans [a]	564	[b]	456	58	40	45
Commercial lease financing	81		28	22	39	84

Total commercial loans	1,060		568	118	142	171
Real estate — residential mortgage	39		28	34	46	46
Home equity:
Community Banking	76		54	42	26	27
National Banking	15		12	8	53	53

Total home equity loans	91		66	50	79	80

Consumer other — Community Banking	3		2	2	2	3
Consumer other — National Banking:
Marine	26		20	10	6	5
Education	4		2	—	—	—
Other	2		1	1	2	3

Total consumer other — National Banking	32		23	11	8	8

Total consumer loans	165		119	97	135	137

Total nonperforming loans	1,225		687	215	277	308

Nonperforming loans held for sale	90	[b]	25	3	3	8

OREO	110		21	57	25	53
Allowance for OREO losses	(3)		(2)	(3)	(2)	(4)

OREO, net of allowance	107		19	54	23	49

Other nonperforming assets [c]	42		33	1	4	14

Total nonperforming assets	$1,464		$764	$273	$307	$379

Accruing loans past due 90 days or more	$433		$231	$120	$90	$122
Accruing loans past due 30 through 89 days	1,314		843	644	491	491

Nonperforming loans to year-end portfolio loans	1.60%		.97%	.33%	.42%	.49%
Nonperforming assets to year-end portfolio loans plus OREO and other nonperforming assets	1.91		1.08	.41	.46	.60

(a)	See Figure 18 and the accompanying discussion on page 42 for more information related to Key’s commercial real estate portfolio.

(b)	During the second quarter of 2008, Key transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(c)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.
As shown in Figure 39, the growth in nonperforming assets during 2008 was due primarily to higher levels of nonperforming loans in the commercial and commercial real estate portfolios. The increase in the commercial portfolio reflects the impact of general weakness in the economic environment and was principally attributable to loans to businesses tied to residential construction, and to automobile and marine floor-plan lending. The increase in the commercial real estate portfolio was caused largely by deteriorating market conditions in the residential properties segment of Key’s commercial real estate construction portfolio. As shown in Figure 40, Key’s exit loan portfolio, which includes residential homebuilder loans and residential loans held for sale, accounted for $481 million, or 33%, of Key’s total nonperforming assets at December 31, 2008.
At December 31, 2008, Key’s 20 largest nonperforming loans totaled $488 million, representing 40% of total loans on nonperforming status.
The level of Key’s delinquent loans rose during 2008, reflecting the deterioration in the housing market.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 40. Exit Loan Portfolio

		Net Loan		Balance on
	Balance	Charge-offs		Nonperforming
	Outstanding at	from July 1, 2008 to		Status at
in millions	December 31, 2008	December 31, 2008		December 31, 2008

Residential properties — homebuilder	$883	$105		$254
Residential properties — held for sale	88	—	[a]	88

Total residential properties	971	105		342
Marine and RV floor plan	945	14		91

Total commercial loans	1,916	119		433
Private education	2,871	73		—
Home equity — National Banking	1,051	29		15
Marine	3,401	41		26
RV and other consumer	283	7		7

Total consumer loans	7,606	150		48

Total loans in exit portfolios	$9,522	$269		$481

(a)	Declines in the fair values of loans held for sale are recognized as charges to “net (losses) gains from loan securitizations and sales.” As shown in Figure 36 on page 63, Key recorded realized and unrealized losses of $45 million on loans held for sale in the exit portfolio during the second half of 2008.
Management anticipates that Key’s nonperforming loans will continue to increase in 2009 and that net loan charge-offs will remain elevated. As a result, the allowance for loan losses may be increased in future periods until credit trends level off.
The composition of Key’s exit loan portfolio at December 31, 2008, the net charge-offs recorded on this portfolio for the second half of 2008, and the nonperforming status of these loans at December 31 are shown in Figure 40. This portfolio, which has decreased by $911 million since June 30, 2008, accounted for 44% of Key’s net loan charge-offs for the second half of 2008 and 33% of nonperforming assets outstanding at the end of the year. At December 31, 2008, the exit loan portfolio represented 12% of Key’s total loans and loans held for sale.
Figure 41 shows credit exposure by industry classification in the largest sector of Key’s loan portfolio, “commercial, financial and agricultural loans.” The types of activity that caused the change in Key’s nonperforming loans during 2008 are summarized in Figure 42.
Figure 41. Commercial, Financial and Agricultural Loans

				Nonperforming Loans
December 31, 2008	Total		Loans		% of Loans
dollars in millions	Commitments	[a]	Outstanding	Amount	Outstanding

Industry classification:
Services	$12,323		$4,778	$21	.4%
Manufacturing	9,690		4,067	54	1.3
Public utilities	4,987		1,564	1	.1
Financial services	4,251		1,861	10	.5
Wholesale trade	3,869		1,771	10	.6
Dealer floor plan	3,392		2,418	132	5.5
Property management	3,029		1,827	45	2.5
Retail trade	2,789		1,197	9	.8
Building contractors	2,100		875	69	7.9
Insurance	1,908		346	—	—
Transportation	1,894		1,387	53	3.8
Mining	1,264		677	—	—
Public administration	964		360	1	.3
Agriculture/forestry/fishing	867		524	3	.6
Communications	743		287	—	—
Individuals	16		9	—	—
Other	3,595		3,312	7	.2

Total	$57,681		$27,260	$415	1.5%

(a)	Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 42. Summary of Changes in Nonperforming Loans

		2008 Quarters
in millions	2008	Fourth	Third	Second	First	2007

BALANCE AT BEGINNING OF PERIOD	$687	$967	$814	$1,054	$687	$215
Loans placed on nonaccrual status	2,619	734	530	789	566	974
Charge-offs	(1,360)	(369)	(300)	(547)	(144)	(361)
Loans sold	(54)	(5)	(1)	(48)	—	(26)
Payments	(238)	(77)	(43)	(86)	(32)	(58)
Transfers to OREO	(32)	(22)	—	—	(10)	(26)
Transfers to nonperforming loans held for sale	(380)	—	(30)	(342)	(8)	—
Loans returned to accrual status	(17)	(3)	(3)	(6)	(5)	(31)

BALANCE AT END OF PERIOD	$1,225	$1,225	$967	$814	$1,054	$687

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
Management continuously strives to strengthen Key’s system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of Key’s operational risk. For example, a loss-event database tracks the amounts and sources of operational losses. This tracking mechanism helps to identify weaknesses and to highlight the need to take corrective action. Management also relies upon sophisticated software programs designed to assist in monitoring Key’s control processes. This technology has enhanced the reporting of the effectiveness of Key’s controls to senior management and the Board of Directors.
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
Fourth Quarter Results
Key’s financial performance for each of the past eight quarters is summarized in Figure 43. Highlights of Key’s fourth quarter results are summarized below.
Earnings. Key had a fourth quarter loss from continuing operations of $524 million, or $1.13 per diluted common share, compared to income from continuing operations of $22 million, or $.06 per diluted common share, for the fourth quarter of 2007.
Income from continuing operations declined because of decreases in net interest income and noninterest income, a significantly higher provision for loan losses and an increase in noninterest expense.
On an annualized basis, Key’s return on average total assets from continuing operations for the fourth quarter of 2008 was (1.93)%, compared to .09% for the fourth quarter of 2007. The annualized return on average common equity from continuing operations was (27.65)% for the fourth quarter of 2008, compared to 1.11% for the year-ago quarter.
Net interest income. Key’s taxable-equivalent net interest income was $639 million for the fourth quarter of 2008, compared to $710 million for the year-ago quarter. Average earning assets grew by $7.214 billion, or 8%, due primarily to growth in commercial loans and the January 1 acquisition of U.S.B. Holding Co., Inc., which added approximately $1.5 billion to Key’s loan portfolio. Additionally, Key experienced an increase in short-term investments, reflecting actions taken by the Federal Reserve to begin paying interest on depository institutions’ reserve balances effective October 1, 2008. The net interest margin declined to 2.76% from 3.48% for the fourth quarter of 2007. Approximately 21 basis points of the reduction was attributable to the decrease in net interest income caused by recalculations of income recognized on leveraged leases contested by the IRS. In the year-ago quarter, net interest income benefited from an $18 million lease accounting adjustment that contributed approximately 9 basis points to the net interest margin. The net interest margin also declined because of tighter loan spreads caused by elevated funding costs, the increase in lower-yielding short-term investments and a higher level of nonperforming assets.
Noninterest income. Key’s noninterest income was $399 million for the fourth quarter of 2008, compared to $488 million for the year-ago quarter. The decrease reflects two primary factors. Key recorded net losses of $33 million from principal investing in the fourth quarter of 2008, compared to net gains of $6 million for the same period last year. In addition, Key recorded net losses of $39 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net gains of $3 million in the year-ago quarter.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
Figure 43. Selected Quarterly Financial Data

	2008 Quarters								2007 Quarters
dollars in millions, except per share amounts	Fourth		Third		Second		First		Fourth	Third	Second	First

FOR THE PERIOD
Interest income	$1,163		$1,232		$880		$1,354		$1,447	$1,434	$1,395	$1,368
Interest expense	524		533		522		641		737	740	709	689
Net interest income	639	[a]	699	[a]	358	[a]	713	[a]	710	694	686	679
Provision for loan losses	594		407		647		187		363	69	53	44
Noninterest income	399		388		555		528		488	438	649	654
Noninterest expense	1,303		762		781		732		896	753	815	784
(Loss) income from continuing operations before income taxes	(859)		(82)		(515)		322		(61)	310	467	505
(Loss) income from continuing operations	(524)		(36)		(1,126)		218		22	224	337	358
Income (loss) from discontinued operations, net of taxes	—		—		—		—		3	(14)	(3)	(8)
Net (loss) income	(524	) [a]	(36	) [a]	(1,126	) [a]	218	[a]	25	210	334	350
Net (loss) income applicable to common shares	(554)		(48)		(1,126)		218		25	210	334	350

PER COMMON SHARE
(Loss) income from continuing operations	$(1.13)		$(.10)		$(2.70)		$.55		$.06	$.58	$.86	$.90
Income (loss) from discontinued operations	—		—		—		—		.01	(.03)	(.01)	(.02)
Net (loss) income	(1.13)		(.10)		(2.70)		.55		.06	.54	.85	.88

(Loss) income from continuing operations — assuming dilution	(1.13)		(.10)		(2.70)		.54		.06	.57	.85	.89
Income (loss) from discontinued operations — assuming dilution	—		—		—		—		.01	(.03)	(.01)	(.02)
Net (loss) income — assuming dilution	(1.13	) [a]	(.10	) [a]	(2.70	) [a]	.54	[a]	.06	.54	.84	.87

Cash dividends paid	.0625		.1875		.375		.375		.365	.365	.365	.365
Book value at period end	14.97		16.16		16.59		21.48		19.92	20.12	19.78	19.57
Tangible book value at period end	12.41		12.66		13.00		17.07		16.39	16.76	16.41	16.23
Market price:
High	15.20		15.25		26.12		27.23		34.05	37.09	38.96	39.90
Low	4.99		7.93		10.00		19.00		21.04	31.38	34.15	35.94
Close	8.52		11.94		10.98		21.95		23.45	32.33	34.33	37.47
Weighted-average common shares outstanding (000)	492,311		491,179		416,629		399,121		388,940	389,319	392,045	397,875
Weighted-average common shares and potential common shares outstanding (000)	492,311		491,179		416,629		399,769		389,911	393,164	396,918	403,478

AT PERIOD END
Loans	$76,504		$76,705		$75,855		$76,444		$70,823	$68,999	$66,692	$65,711
Earning assets	94,020		90,257		89,893		89,719		86,557	84,838	82,161	81,163
Total assets	104,531		101,290		101,544		101,492		98,228	96,137	92,967	92,256
Deposits	65,260		64,678		64,396		64,702		63,099	63,714	60,599	59,773
Long-term debt	14,995		15,597		15,106		14,337		11,957	11,549	12,581	13,061
Common shareholders’ equity	7,408		7,993		8,056		8,592		7,746	7,820	7,701	7,719
Total shareholders’ equity	10,480		8,651		8,706		8,592		7,746	7,820	7,701	7,719

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	(1.93)%		(.14)%		(4.38)%		.85%		.09%	.93%	1.45%	1.58%
Return on average common equity	(27.65)		(2.36)		(53.35)		10.38		1.11	11.50	17.66	19.06
Return on average total equity	(21.08)		(1.64)		(52.56)		10.38		1.11	11.50	17.66	19.06
Net interest margin (taxable equivalent)	2.76		3.13		(.44)		3.14		3.48	3.40	3.46	3.50
From consolidated operations:
Return on average total assets	(1.93	)% [a]	(.14	)% [a]	(4.38	)% [a]	.85	% [a]	.10%	.88%	1.43%	1.54%
Return on average common equity	(27.65	) [a]	(2.36	) [a]	(53.35	) [a]	10.38	[a]	1.26	10.79	17.50	18.63
Return on average total equity	(21.08	) [a]	(1.64	) [a]	(52.56	) [a]	10.38	[a]	1.26	10.79	17.50	18.63
Net interest margin (taxable equivalent)	2.76	[a]	3.13	[a]	(.44	) [a]	3.14	[a]	3.48	3.40	3.46	3.51

CAPITAL RATIOS AT PERIOD END
Equity to assets	10.03%		8.54%		8.57%		8.47%		7.89%	8.13%	8.28%	8.37%
Tangible equity to tangible assets	8.92		6.95		6.98		6.85		6.58	6.87	6.97	7.04
Tangible common equity to tangible assets	5.95		6.29		6.98		6.85		6.58	6.87	6.97	7.04
Tier 1 risk-based capital	10.92		8.55		8.53		8.33		7.44	7.94	8.14	8.15
Total risk-based capital	14.82		12.40		12.41		12.34		11.38	11.76	12.15	12.20
Leverage	11.05		9.28		9.34		9.15		8.39	8.96	9.11	9.17

TRUST AND BROKERAGE ASSETS
Assets under management	$64,717		$76,676		$80,998		$80,453		$85,442	$88,100	$85,592	$82,388
Nonmanaged and brokerage assets	22,728		27,187		29,905		30,532		33,918	33,273	33,485	32,838

OTHER DATA
Average full-time-equivalent employees	17,697		18,098		18,164		18,426		18,500	18,567	18,888	19,801
Branches	986		986		985		985		955	954	954	950

Note 3 (“Acquisitions and Divestitures”) on page 87, contains specific information about the acquisitions and divestitures that Key completed during the past three years to help in understanding how those transactions may have impacted Key’s financial condition and results of operations.

(a)	See Figure 5 on page 27, which shows certain earnings data and performance ratios, excluding (credits) charges related to the tax treatment of certain leveraged lease financing transactions disallowed by the IRS, and the charge resulting from Key’s annual goodwill impairment testing completed during the fourth quarter of 2008. Figure 5 reconciles certain GAAP performance measures to the corresponding non-GAAP measures and provides a basis for period-to-period comparisons.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
KEYCORP AND SUBSIDIARIES
The majority of the net losses are attributable to the restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings. Also, net losses attributable to investments made by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business rose by $9 million, and letter of credit and loan fees decreased by $16 million as a result of weakness in the economy. The reduction in noninterest income attributable to these factors was partially offset by a $7 million increase in income from trust and investment services, and net gains of $3 million from loan sales and write-downs, compared to net losses of $6 million for the fourth quarter of 2007.
Noninterest expense. Key’s noninterest expense was $1.303 billion for the fourth quarter of 2008, compared to $896 million for the same period last year.
Personnel expense rose by $12 million, due primarily to higher incentive compensation accruals and an increase in stock-based compensation, offset in part by decreases in both salaries and costs associated with employee benefits. Included in noninterest expense for the fourth quarter of 2008 is $31 million of severance and other exit costs, including $8 million recorded in connection with Key’s previously reported decision to limit new education loans to those backed by government guarantee.
Nonpersonnel expense rose by $395 million. In the fourth quarter of 2008, nonpersonnel expense was adversely affected by a $465 million noncash charge resulting from Key’s annual testing for goodwill impairment, while results for the year-ago quarter include a $64 million charge for the estimated fair value of Key’s potential liability to Visa, which was satisfied in 2008. Excluding the above charges, nonpersonnel expense decreased by $6 million, or less than 1%, due primarily to a $5 million credit for losses on lending-related commitments, compared to a $25 million provision in the fourth quarter of 2007. This favorable result was offset in part by a $13 million increase in professional fees and a $9 million increase in marketing expense.
Provision for loan losses. Key’s provision for loan losses from continuing operations was $594 million for the fourth quarter of 2008, compared to $363 million for the fourth quarter of 2007. During the fourth quarter of 2008, the provision exceeded net loan charge-offs by $252 million as Key continued to build reserves in a weak economy. Key experienced an increase in commercial loan net charge-offs related to automobile and marine floor-plan lending, and the media portfolio within the Institutional Banking segment. Key’s consumer segments, with the exception of education lending, also experienced increases in net charge-offs. The exit loan portfolio accounted for $139 million, or 41%, of Key’s total net loan charge-offs for the fourth quarter of 2008.
Income taxes. For the fourth quarter of 2008, Key recorded a tax benefit of $335 million, primarily as a result of a pre-tax loss from continuing operations. In addition, Key reached an agreement with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. As a result, Key recorded a $120 million reduction to income taxes for the recovery of previously accrued interest on disputed tax balances. On February 13, 2009, Key and the IRS entered into a closing agreement that resolves substantially all outstanding leveraged lease financing tax issues. Key expects the remaining issues to be settled with the IRS in the near future with no additional tax or interest liability to Key. The positive impact of the recovered interest was partially offset by $68 million of additional U.S. taxes recorded on accumulated earnings of the Canadian leasing operation. During the fourth quarter of 2008, management decided that, due to changes in the Canadian leasing operations, Key will no longer permanently reinvest the earnings of the Canadian leasing subsidiaries overseas. For the fourth quarter of 2007, Key recorded a tax benefit of $83 million as a result of a pre-tax loss from continuing operations. For a discussion of the factors that affect the difference between Key’s effective tax rate and the combined statutory tax rate, and the agreement entered into with the IRS, see the section entitled “Income taxes,” which begins on page 40.
Certifications
KeyCorp has filed, as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2008, the certifications of its Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
On May 29, 2008, KeyCorp submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to Section
303A.12(a) of the New York Stock Exchange Listed Company Manual.

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
The Board of Directors discharges its responsibility for Key’s financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent registered public accounting firm.
Management’s Assessment of Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for Key. Management has assessed the effectiveness of Key’s internal control and procedures over financial reporting using criteria described in “Internal Control —Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management believes Key maintained an effective system of internal control over financial reporting as of December 31, 2008. Key’s independent registered public accounting firm has issued an attestation report, dated February 25, 2009, on Key’s internal control over financial reporting, which is included in this annual report.

Henry L. Meyer III
Chairman and Chief Executive Officer

Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

KEYCORP AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
on Internal Control Over Financial Reporting
Shareholders and Board of Directors
KeyCorp
We have audited KeyCorp’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). KeyCorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, KeyCorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of KeyCorp as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 and our report dated February 25, 2009 expressed an unqualified opinion thereon.

Cleveland, Ohio
February 25, 2009
Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
KeyCorp
We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of KeyCorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeyCorp and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), KeyCorp’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2009, expressed an unqualified opinion thereon.
Cleveland, Ohio
February 25, 2009

KEYCORP AND SUBSIDIARIES
Consolidated Balance Sheets

December 31,
in millions, except share data	2008	2007

ASSETS
Cash and due from banks	$1,257	$1,814
Short-term investments	5,221	516
Trading account assets	1,280	1,056
Securities available for sale	8,437	7,860
Held-to-maturity securities (fair value: $25 and $28)	25	28
Other investments	1,526	1,538
Loans, net of unearned income of $2,345 and $2,202	76,504	70,823
Less: Allowance for loan losses	1,803	1,200

Net loans	74,701	69,623
Loans held for sale	1,027	4,736
Premises and equipment	840	681
Operating lease assets	990	1,128
Goodwill	1,138	1,252
Other intangible assets	128	123
Corporate-owned life insurance	2,970	2,872
Derivative assets	1,896	879
Accrued income and other assets	3,095	4,122

Total assets	$104,531	$98,228

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$24,191	$27,635
Savings deposits	1,712	1,513
Certificates of deposit ($100,000 or more)	11,991	6,982
Other time deposits	14,763	11,615

Total interest-bearing	52,657	47,745
Noninterest-bearing	11,485	11,028
Deposits in foreign office — interest-bearing	1,118	4,326

Total deposits	65,260	63,099
Federal funds purchased and securities sold under repurchase agreements	1,557	3,927
Bank notes and other short-term borrowings	8,477	5,861
Derivative liabilities	1,038	252
Accrued expense and other liabilities	2,724	5,386
Long-term debt	14,995	11,957

Total liabilities	94,051	90,482

SHAREHOLDERS’ EQUITY
Preferred stock, $1 par value, authorized 25,000,000 shares:
7.750% Noncumulative Perpetual Convertible Preferred Stock, Series A, $100 liquidation preference; authorized 7,475,000 shares; issued 6,575,000 shares	658	—
Fixed-Rate Cumulative Perpetual Preferred Stock, Series B, $100,000 liquidation preference; authorized and issued 25,000 shares	2,414	—
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 584,061,120 and 491,888,780 shares	584	492
Common stock warrant	87	—
Capital surplus	2,553	1,623
Retained earnings	6,727	8,522
Treasury stock, at cost (89,058,634, and 103,095,907 shares)	(2,608)	(3,021)
Accumulated other comprehensive income	65	130

Total shareholders’ equity	10,480	7,746

Total liabilities and shareholders’ equity	$104,531	$98,228

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
Consolidated Statements of Income

Year ended December 31,
dollars in millions, except per share amounts	2008	2007	2006

INTEREST INCOME
Loans	$3,902	$4,751	$4,561
Loans held for sale	146	337	325
Securities available for sale	440	427	347
Held-to-maturity securities	3	2	2
Trading account assets	56	38	30
Short-term investments	31	37	33
Other investments	51	52	82

Total interest income	4,629	5,644	5,380

INTEREST EXPENSE
Deposits	1,468	1,845	1,576
Federal funds purchased and securities sold under repurchase agreements	57	208	107
Bank notes and other short-term borrowings	131	104	94
Long-term debt	564	718	788

Total interest expense	2,220	2,875	2,565

NET INTEREST INCOME	2,409	2,769	2,815
Provision for loan losses	1,835	529	150

Net interest income after provision for loan losses	574	2,240	2,665

NONINTEREST INCOME
Trust and investment services income	538	490	553
Service charges on deposit accounts	365	337	304
Operating lease income	270	272	229
Letter of credit and loan fees	183	192	188
Corporate-owned life insurance income	117	121	105
Electronic banking fees	103	99	105
Insurance income	65	55	64
Investment banking and capital markets income	63	117	230
Net securities (losses) gains	(2)	(35)	1
Net (losses) gains from principal investing	(62)	134	53
Net (losses) gains from loan securitizations and sales	(95)	(17)	76
Gain from redemption of Visa Inc. shares	165	—	—
Gain from sale of McDonald Investments branch network	—	171	—
Other income	160	293	219

Total noninterest income	1,870	2,229	2,127

NONINTEREST EXPENSE
Personnel	1,605	1,621	1,692
Net occupancy	261	246	250
Operating lease expense	224	224	184
Computer processing	187	201	212
Professional fees	142	117	134
Equipment	92	96	102
Marketing	87	76	97
Goodwill impairment	469	5	—
Other expense	511	662	478

Total noninterest expense	3,578	3,248	3,149

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(1,134)	1,221	1,643
Income taxes	334	280	450

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(1,468)	941	1,193
Loss from discontinued operations, net of taxes of ($13) and $16, respectively (see Note 3)	—	(22)	(143)

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(1,468)	919	1,050
Cumulative effect of accounting change, net of taxes (see Note 1)	—	—	5

NET (LOSS) INCOME	$(1,468)	$919	$1,055

Net (loss) income applicable to common shares	$(1,510)	$919	$1,055
Per common share:
(Loss) income from continuing operations before cumulative effect of accounting change	$(3.36)	$2.40	$2.95
(Loss) income before cumulative effect of accounting change	(3.36)	2.35	2.60
Net (loss) income	(3.36)	2.35	2.61
Per common share — assuming dilution:
(Loss) income from continuing operations before cumulative effect of accounting change	$(3.36)	$2.38	$2.91
(Loss) income before cumulative effect of accounting change	(3.36)	2.32	2.56
Net (loss) income	(3.36)	2.32	2.57
Cash dividends declared per common share	.625	1.835	1.38
Weighted-average common shares outstanding (000)	450,039	392,013	404,490
Weighted-average common shares and potential common shares outstanding (000)	450,039	395,823	410,222

See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity

	Preferred	Common							Accumulated
	Stock	Shares			Common			Treasury	Other
	Outstanding	Outstanding	Preferred	Common	Stock	Capital	Retained	Stock,	Comprehensive	Comprehensive
dollars in millions, except per share amounts	(000)	(000)	Stock	Shares	Warrant	Surplus	Earnings	at Cost	Income (Loss)	Income (Loss)

BALANCE AT DECEMBER 31, 2005	—	406,624	—	$492	—	$1,534	$7,882	$(2,204)	$(106)
Net income							1,055			$1,055
Other comprehensive income:
Net unrealized gains on securities available for sale, net of income taxes of $20 [a]									28	28
Net unrealized gains on derivative financial instruments, net of income taxes of $6									12	12
Foreign currency translation adjustments									31	31
Minimum pension liability adjustment, net of income taxes									5	5

Total comprehensive income										$1,131

Adjustment to initially apply SFAS No. 158, net of income taxes of ($92)									(154)
Deferred compensation						20	(3)
Cash dividends declared on common shares ($1.38 per share)							(557)
Issuance of common shares for stock options and other employee benefit plans		10,029				48		264
Repurchase of common shares		(17,500)						(644)

BALANCE AT DECEMBER 31, 2006	—	399,153	—	$492	—	$1,602	$8,377	$(2,584)	$(184)

Cumulative effect of adopting FSP 13-2, net of income taxes of ($2)							(52)
Cumulative effect of adopting FIN 48, net of income taxes of ($1)							(1)

BALANCE AT JANUARY 1, 2007							8,324
Net income							919			$919
Other comprehensive income:
Net unrealized gains on securities available for sale, net of income taxes of $30 [a]									49	49
Net unrealized gains on derivative financial instruments, net of income taxes of $63									122	122
Foreign currency translation adjustments									34	34
Net pension and postretirement benefit costs, net of income taxes									109	109

Total comprehensive income										$1,233

Deferred compensation						16	(3)
Cash dividends declared on common shares ($1.835 per share)							(718)
Common shares reissued for stock options and other employee benefit plans		5,640				5		158
Common shares repurchased		(16,000)						(595)

BALANCE AT DECEMBER 31, 2007	—	388,793	—	$492	—	$1,623	$8,522	$(3,021)	$130
Net loss							(1,468)			$(1,468)
Other comprehensive income (loss):
Net unrealized gains on securities available for sale, net of income taxes of $64 [a]									106	106
Net unrealized gains on derivative financial instruments, net of income taxes of $94									135	135
Net unrealized losses on common investments held in employee welfare benefits trust, net of income taxes									(4)	(4)
Foreign currency translation adjustments									(68)	(68)
Net pension and postretirement benefit costs, net of income taxes									(234)	(234)

Total comprehensive loss										$(1,533)

Effect of adopting the measurement date provisions of SFAS No. 158, net of income taxes							(7)
Deferred compensation						8	(3)
Cash dividends declared on common shares ($.625 per share)							(273)
Cash dividends on Series A Preferred Stock ($3.8105 per share)							(25)
Cash dividends on Series B Preferred Stock (5% per annum)							(15)
Amortization of discount on Series B Preferred Stock							(2)
Series A Preferred Stock issued	6,575		$658			(20)
Series B Preferred Stock issued	25		2,414				(2)
Common shares issued		92,172		92		967
Common stock warrant					$87
Common shares reissued:
Acquisition of U.S.B. Holding Co., Inc.		9,895				58		290
Stock options and other employee benefit plans		4,142				(83)		123

BALANCE AT DECEMBER 31, 2008	6,600	495,002	$3,072	$584	$87	$2,553	$6,727	$(2,608)	$65

(a)   Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were ($3) million (($2) million after tax) in 2008, ($51) million (($32) million after tax) in 2007 and ($10) million (($6) million after tax) in 2006.

   See Notes to Consolidated Financial Statements.

KEYCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows

Year ended December 31,
in millions	2008	2007	2006

OPERATING ACTIVITIES
Net (loss) income	$(1,468)	$919	$1,055
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for loan losses	1,835	529	147
Depreciation and amortization expense	431	425	397
Goodwill impairment	469	5	170
Honsador litigation reserve	(23)	42	—
Net securities losses (gains)	2	35	(1)
Liability to Visa	(64)	64	—
Gain from redemption of Visa Inc. shares	(165)	—	—
Gain from sale of McDonald Investments branch network	—	(171)	—
Gain related to MasterCard Incorporated shares	—	(67)	(9)
Gain from settlement of automobile residual value insurance litigation	—	(26)	—
Net losses (gains) from principal investing	62	(134)	(53)
Net losses (gains) from loan securitizations and sales	95	17	(76)
Loss (gain) from sale of discontinued operations	—	3	(22)
Proceeds from settlement of automobile residual value insurance litigation	—	279	—
Deferred income taxes	(1,721)	(74)	27
Net decrease (increase) in loans held for sale from continuing operations	473	(1,099)	(280)
Net increase in trading account assets	(224)	(144)	(62)
Other operating activities, net	78	(798)	(288)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(220)	(195)	1,005
INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	—	—	2,520
Proceeds from redemption of Visa Inc. shares	165	—	—
Proceeds from sale of McDonald Investments branch network, net of retention payments	—	199	—
Proceeds from sale of MasterCard Incorporated shares	—	67	—
Cash used in acquisitions, net of cash acquired	(157)	(80)	(34)
Net (increase) decrease in short-term investments	(4,632)	(305)	247
Purchases of securities available for sale	(1,663)	(4,696)	(4,640)
Proceeds from sales of securities available for sale	1,001	2,111	201
Proceeds from prepayments and maturities of securities available for sale	1,464	2,564	3,933
Purchases of held-to-maturity securities	(6)	—	(7)
Proceeds from prepayments and maturities of held-to-maturity securities	8	14	60
Purchases of other investments	(456)	(662)	(542)
Proceeds from sales of other investments	161	358	234
Proceeds from prepayments and maturities of other investments	211	191	293
Net increase in loans, excluding acquisitions, sales and transfers	(2,665)	(5,865)	(2,384)
Purchases of loans	(16)	(64)	(133)
Proceeds from loan securitizations and sales	280	480	454
Purchases of premises and equipment	(202)	(196)	(120)
Proceeds from sales of premises and equipment	8	9	6
Proceeds from sales of other real estate owned	27	64	33

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(6,472)	(5,811)	121
FINANCING ACTIVITIES
Net increase in deposits	350	3,980	361
Net (decrease) increase in short-term borrowings	(543)	5,545	(1,780)
Net proceeds from issuance of long-term debt	6,465	654	3,016
Payments on long-term debt	(3,884)	(3,583)	(2,638)
Purchases of treasury shares	—	(595)	(644)
Net proceeds from issuance of common shares and preferred stock	4,101	—	—
Net proceeds from issuance of common stock warrant	87	—	—
Net proceeds from reissuance of common shares	6	112	244
Tax benefits (under) over recognized compensation cost for stock-based awards	(2)	13	28
Cash dividends paid	(445)	(570)	(557)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	6,135	5,556	(1,970)

NET DECREASE IN CASH AND DUE FROM BANKS	(557)	(450)	(844)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	1,814	2,264	3,108

CASH AND DUE FROM BANKS AT END OF YEAR	$1,257	$1,814	$2,264

Additional disclosures relative to cash flows:
Interest paid	$2,172	$2,913	$2,704
Income taxes paid	2,152	342	467
Noncash items:
Cash dividends declared, but not paid	—	$148	—
Assets acquired	$2,825	129	—
Liabilities assumed	2,653	126	—
Loans transferred to portfolio from held for sale	3,695	—	—
Loans transferred to held for sale from portfolio	459	—	$2,474
Loans transferred to other real estate owned	130	35	72

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
1. Summary of Significant Accounting Policies
ORGANIZATION
KeyCorp is one of the nation’s largest bank-based financial services companies, with consolidated total assets of $104.531 billion at December 31, 2008. Through KeyBank National Association and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients through two major business groups. As of December 31, 2008, KeyBank National Association operated 986 full service retail banking branches in 14 states, a telephone banking call center services group and 1,478 automated teller machines in 16 states. Additional information pertaining to KeyCorp’s two business groups, Community Banking and National Banking appears in Note 4 (“Line of Business Results”), which begins on page 88.
As used in these Notes:
♦	KeyCorp refers solely to the parent holding company;

♦	KeyBank refers to KeyCorp’s subsidiary bank, KeyBank National Association; and

♦	Key refers to the consolidated entity consisting of KeyCorp and its subsidiaries.
USE OF ESTIMATES
Key’s accounting policies conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices within the financial services industry. Management must make certain estimates and judgments when determining the amounts presented in Key’s consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.
BASIS OF PRESENTATION
The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported amounts have been reclassified to conform to current reporting practices.
The consolidated financial statements include any voting rights entity in which Key has a controlling financial interest. In accordance with Financial Accounting Standards Board (“FASB”) Revised Interpretation No. 46, “Consolidation of Variable Interest Entities,” a variable interest entity (“VIE”) is consolidated if Key has a variable interest in the entity and is exposed to the majority of its expected losses and/or residual returns (i.e., Key is considered to be the primary beneficiary). Variable interests can include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments. See Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 94, for information on Key’s involvement with VIEs.
Management uses the equity method to account for unconsolidated investments in voting rights entities or VIEs in which Key has significant influence over operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not controlling). Unconsolidated investments in voting rights entities or VIEs in which Key has a voting or economic interest of less than 20% generally are carried at cost. Investments held by KeyCorp’s registered broker-dealer and investment company subsidiaries (primarily principal investments) are carried at fair value.
Qualifying special purpose entities (“SPEs”), including securitization trusts, established by Key under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are not consolidated. Information on SFAS No. 140 is included in this note under the heading “Loan Securitizations” on page 79.
BUSINESS COMBINATIONS
Key accounts for its business combinations using the purchase method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition and the results of operations of the acquired company are combined with Key’s results from that date forward. Purchase premiums and discounts, including intangible assets with finite lives, are amortized over the remaining useful lives of the related assets or liabilities. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Key’s accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets” on page 80.
STATEMENTS OF CASH FLOWS
Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.
TRADING ACCOUNT ASSETS
These are debt and equity securities, and commercial loans that Key purchases and holds but intends to sell in the near term. Trading account assets are reported at fair value. Realized and unrealized gains and losses on trading account assets are reported in “investment banking and capital markets income” on the income statement.
SECURITIES
Securities available for sale. These are securities that Key intends to hold for an indefinite period of time but that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in shareholders’ equity as a component of “accumulated other comprehensive income” on the balance sheet. Unrealized losses on specific securities deemed to be “other-than-temporary” are included in “net securities (losses) gains” on the income statement, as are actual gains and losses resulting from the sales of securities using the specific indentification method. Additional information regarding unrealized gains and losses on securities available for sale is included in Note 6 (“Securities”), which begins on page 91.

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
“Other securities” held in the held-to-maturity portfolio are foreign bonds and preferred equity securities.
OTHER INVESTMENTS
Principal investments — investments in equity and mezzanine instruments made by Key’s Principal Investing unit — represented 65% of other investments at December 31, 2008 and 2007. They include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors). Principal investments are predominantly made in privately held companies and are carried at fair value ($990 million at December 31, 2008, and $993 million at December 31, 2007). Changes in fair values, and actual gains and losses on sales of principal investments are reported as “net (losses) gains from principal investing” on the income statement.
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
The residual value component of a lease represents the fair value of the leased asset at the end of the lease term. Key relies on industry data, historical experience, independent appraisals and the experience of the equipment leasing asset management team to value lease residuals. Relationships with a number of equipment vendors gives the asset management team insight into the life cycle of the leased equipment, pending product upgrades and competing products.
In accordance with SFAS No. 13, “Accounting for Leases,” residual values are reviewed at least annually to determine if there has been an other-than-temporary decline in value. This review is conducted using the sources of knowledge described above. In the event of an other-than-temporary decline, the residual value is adjusted to its fair value. Impairment charges, as well as net gains or losses on sales of lease residuals, are included in “other income” on the income statement.
LOANS HELD FOR SALE
Key’s loans held for sale at December 31, 2008 and 2007, are disclosed in Note 7 (“Loans and Loans Held for Sale”) on page 93. These loans, which Key originated and intends to sell, are carried at the lower of aggregate cost or fair value. Fair value is determined based on available market data for similar assets, expected cash flows and credit quality of the borrower. If a loan is transferred from the loan portfolio to the held-for-sale category, any write-down in the carrying amount of the loan at the date of transfer is recorded as a charge-off. Subsequent declines in fair value are recognized as a charge to noninterest income. When a loan is placed in the held-for-sale category, Key ceases to amortize the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.
IMPAIRED AND OTHER NONACCRUAL LOANS
Key generally will stop accruing interest on a loan (i.e., designate the loan “nonaccrual”) when the borrower’s payment is 90 days past due for a commercial loan or 120 days past due for a consumer loan, unless the loan is well-secured and in the process of collection. Also, loans are placed on nonaccrual status when payment is not past due but management has serious doubts about the borrower’s ability to comply with existing repayment terms. Once a loan is designated nonaccrual, the interest accrued but not collected generally is charged against the allowance for loan losses, and payments subsequently received generally are applied to principal. However, if management believes that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.
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
A commercial loan generally is charged off in full or charged down to the fair value of the underlying collateral when the borrower’s payment is 180 days past due. Key’s charge-off policy for consumer loans is similar, but takes effect when the payments are 120 days past due. Home equity and residential mortgage loans generally are charged down to the fair value of the underlying collateral when payment is 180 days past due.
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
If an impaired loan has an outstanding balance greater than $2.5 million, management conducts further analysis to determine the probable loss content, and assigns a specific allowance to the loan if deemed appropriate. Management estimates the extent of impairment by comparing the carrying amount of the loan with the estimated present value of its future cash flows, the fair value of its underlying collateral or the loan’s observable market price. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if management remains uncertain about whether the loan will be repaid in full.
LIABILITY FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS
The liability for credit losses inherent in lending-related commitments, such as letters of credit and unfunded loan commitments, is included in “accrued expense and other liabilities” on the balance sheet and totaled $54 million at December 31, 2008, and $80 million at December 31, 2007. Management establishes the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
LOAN SECURITIZATIONS
Historically, Key has securitized education loans when market conditions are favorable. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. A securitized loan is removed from the balance sheet, and a net gain or loss is recorded when the combined net sales proceeds and (if applicable) residual interests differ from the loan’s allocated carrying amount. Net gains and losses resulting from securitizations are recorded as one component of “net (losses) gains from loan securitizations and sales” on the income statement. A servicing asset also may be recorded if Key purchases or retains the right to service securitized loans and receives related fees that exceed the going market rate. Income earned under servicing or administration arrangements is recorded in “other income.”
In some cases, Key has retained one or more residual interests in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Key’s accounting for its servicing assets is discussed below under the heading “Servicing Assets.” All other retained interests are accounted for as debt securities and classified as securities available for sale. Some of the assumptions used in determining the fair values of Key’s retained interests are disclosed in Note 8.
In accordance with Revised Interpretation No. 46, qualifying SPEs, including securitization trusts, established by Key under SFAS No. 140 are exempt from consolidation. Information on Revised Interpretation No. 46 is included in this note under the heading “Basis of Presentation” on page 77.
Key conducts a quarterly review to determine whether all retained interests are valued appropriately in the financial statements. Management reviews the historical performance of each retained interest as well as the assumptions used to project future cash flows, and revises assumptions and recalculates the present values of cash flows as appropriate.
The present value of these cash flows is referred to as the “retained interest fair value.” If the carrying amount of a retained interest classified as securities available for sale exceeds its fair value, impairment is indicated and recognized in earnings if considered to be “other-than-temporary” or is recognized as a component of “accumulated other comprehensive income” if deemed to be temporary. Conversely, if the fair value of the retained interest exceeds its carrying amount, the write-up to fair value is recorded in equity as a component of “accumulated other comprehensive income,” and the yield on the retained interest is adjusted prospectively.
SERVICING ASSETS
Effective January 1, 2007, Key adopted SFAS No. 156, “Accounting for Servicing of Financial Assets – an Amendment of FASB Statement No. 140,” which requires that newly purchased or retained servicing assets and liabilities be measured at fair value initially, if practicable. When no ready market value (such as quoted market prices or prices based on sales or purchases of similar assets) is available to determine the fair value of servicing assets, the fair value is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation is based on a number of assumptions, including the cost of servicing, the discount rate, the prepayment rate and the default rate.
SFAS No. 156 also requires the remeasurement of servicing assets and liabilities at each subsequent reporting date using one of two methods: amortization over the servicing period or measurement at fair value. Key has elected to remeasure servicing assets using the amortization method. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income and is recorded in “other income” on the income statement.

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
Servicing assets that Key purchases or retains in a sale or securitization of loans are reported at the lower of amortized amount or fair value ($265 million at December 31, 2008, and $342 million at December 31, 2007) and included in “accrued income and other assets” on the balance sheet. Key services primarily mortgage and education loans. Servicing assets at December 31, 2008, include $242 million related to commercial mortgage loan servicing and $23 million related to education loan servicing.
Servicing assets are evaluated quarterly for possible impairment. This process involves classifying the assets based on the types of loans serviced and their associated interest rates, and determining the fair value of each class. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount is reduced through a charge to income in the amount of such excess. For the years ended December 31, 2008, 2007 and 2006, no servicing asset impairment occurred. Additional information pertaining to servicing assets is included in Note 8.
PREMISES AND EQUIPMENT
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Management determines depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.161 billion at December 31, 2008, and $1.138 billion at December 31, 2007.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Other intangible assets primarily are customer relationships and the net present value of future economic benefits to be derived from the purchase of core deposits. Other intangible assets are amortized on either an accelerated or straight-line basis over periods ranging from five to thirty years. Goodwill and other types of intangible assets deemed to have indefinite lives are not amortized.
Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and certain intangible assets are subject to impairment testing, which must be conducted at least annually. Key performs the goodwill impairment testing in the fourth quarter of each year. Key’s reporting units for purposes of this testing are its major business segments, Community Banking and National Banking.
The first step in impairment testing is to determine the fair value of each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, Key would estimate a hypothetical purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price with the fair value of the unit’s net assets (excluding goodwill). Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
Key’s results for 2008 were adversely affected by after-tax charges of $1.011 billion recorded during the second quarter as a result of a previously announced adverse federal court decision on the tax treatment of a leveraged sale-leaseback transaction, and a substantial increase in the provision for loan losses throughout 2008. Additionally, 2008 results were adversely affected by severe market disruptions. As a result of these factors, management tested Key’s goodwill for impairment as of June 30, 2008, and determined that no impairment existed at that date. As of September 30, 2008, a review of the goodwill impairment indicators set forth in the accounting guidance was performed. This review indicated that no further impairment testing was required as of that date.
Key’s annual goodwill impairment testing was performed as of October 1, 2008, and management determined that a goodwill impairment charge of $465 million was required for Key’s National Banking reporting unit. The first step in the impairment testing process indicated that the carrying amount of the National Banking reporting unit, which had approximately $679 million in goodwill, exceeded its fair value and therefore the second step of impairment testing set forth in SFAS No. 142 was required. The fair value of the Community Banking reporting unit as determined in the first step of impairment testing exceeded its carrying amount. Therefore, no further impairment testing of Community Banking’s goodwill of approximately $917 million was necessary.
In the second step of goodwill impairment testing for the National Banking reporting unit, Key estimated a purchase price which represented this reporting unit’s fair value and then compared that hypothetical purchase price with the fair value of its net assets (excluding goodwill). The excess of the estimated purchase price over the fair value of the National Banking reporting unit’s net assets represented the implied fair value of goodwill. The implied fair value of goodwill was less than the carrying amount of goodwill. As a result, Key recorded a goodwill impairment charge of $465 million during the fourth quarter of 2008. Also, during the fourth quarter of 2008, as the result of an earn-out target being met, Key increased its goodwill related to the Austin Capital Management, Ltd. acquisition by $7 million. The carrying amount of the National Banking reporting unit’s goodwill after this impairment charge and increase in goodwill related to this earn-out was approximately $221 million.
Management conducted an additional review of Key’s goodwill as of December 31, 2008, and determined that no further impairment had occurred.
In September 2008, Key announced its decision to limit new education loans to those backed by government guarantee. As a result, $4 million of goodwill was written off during the third quarter of 2008. In March 2008, as a result of separately identifying other intangible assets related to the acquisition of Tuition Management Systems, goodwill was reduced by $4 million. In December 2007, Key announced its decision

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
to cease offering Payroll Online services since they were not of sufficient size to provide economies of scale to compete profitably. As a result, $5 million of goodwill was written off during the fourth quarter of 2007. In December 2006, Key announced that it sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, 2006, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill was written off during the fourth quarter of 2006. Key sold the Champion Mortgage loan origination platform on February 28, 2007. Additional information related to the Champion disposition is included in Note 3 (“Acquisitions and Divestitures”) under the heading “Divestitures” on page 87.
INTERNALLY DEVELOPED SOFTWARE
Key relies on both company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($105 million at December 31, 2008, and $118 million at December 31, 2007) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.
Software that is no longer used is written off to earnings immediately. When management decides to replace software, amortization of such software is accelerated to the expected replacement date.
DERIVATIVES USED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES
Key uses interest rate swaps and caps to hedge interest rate risk. These derivative instruments modify the repricing characteristics of specified on-balance sheet assets and liabilities.
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
A cash flow hedge is used to minimize the variability of future cash flows that is caused by changes in interest rates or other economic factors. The effective portion of a gain or loss on any cash flow hedge is reported as a component of “accumulated other comprehensive income” and reclassified into earnings in the same period or periods that the hedged transaction affects earnings. Any ineffective portion of the derivative gain or loss is recognized in earnings during the current period.
DERIVATIVES USED FOR CREDIT RISK MANAGEMENT PURPOSES
Key uses credit derivatives, primarily credit default swaps, to mitigate credit risk by transferring a portion of the underlying instruments’ credit risk to a third party. These instruments also are used to manage portfolio concentration and correlation risks. Key also provides credit protection to other lenders through the sale of credit default swaps.
Credit derivatives are recorded on the balance sheet at fair value, which is based on the creditworthiness of the borrowers. Related gains or losses, as well as the premium paid or received for credit protection, are included in “investment banking and capital markets income” on the income statement. Additional information regarding Key’s use of credit derivatives is provided in Note 19 (“Derivatives and Hedging Activities”) under the heading “Credit Derivatives” on page 117.
DERIVATIVES USED FOR TRADING PURPOSES
Key enters into derivative contracts to accommodate client needs and for trading purposes. Derivatives used for trading purposes typically include interest rate, credit and energy derivatives, foreign exchange forward contracts, written and purchased options (including currency options) and foreign currency derivatives. Additional information regarding Key’s derivatives used for trading purposes is provided in Note 19.
All derivatives used for trading purposes are recorded at fair value. Fair value is calculated using applicable market variables such as interest rate volatility and other relevant market inputs. Changes in fair value (including payments and receipts) are recorded in “investment banking and capital markets income” on the income statement.
OFFSETTING DERIVATIVE POSITIONS
Effective January 1, 2008, Key adopted the accounting guidance in FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation 39,” and, consequently, also adopted the provisions of Interpretation No. 39,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
“Offsetting of Amounts Related to Certain Contracts.” As a result of adopting this guidance, Key changed its accounting policy pertaining to the recognition of derivative assets and liabilities to take into account the impact of master netting agreements that allow Key to settle all derivative contracts held with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral. Additional information regarding Key’s adoption of this accounting guidance is provided in Note 19 and under the heading “Accounting Pronouncements Adopted in 2008” on page 83 of this note.
GUARANTEES
Key’s accounting policies related to certain guarantees reflect the guidance in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Based on this guidance, Key recognizes liabilities, which are included in “accrued expense and other liabilities” on the balance sheet, for the fair value of its obligations under certain guarantees issued or modified on or after January 1, 2003.
If Key receives a fee for a guarantee requiring liability recognition, the amount of the fee represents the initial fair value of the “stand ready” obligation. If there is no fee, the fair value of the stand ready obligation is determined using expected present value measurement techniques, unless observable transactions for comparable guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. Key accounts for its release from risk under a particular guarantee when the guarantee expires or is settled, or by a systematic and rational amortization method, depending on the risk profile of the guarantee.
Additional information regarding guarantees is included in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 114.
FAIR VALUE MEASUREMENTS
Effective January 1, 2008, Key adopted SFAS No. 157, “Fair Value Measurements,” for all applicable financial and nonfinancial assets and liabilities. This accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value to any new circumstances.
As defined in SFAS No. 157, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants. It represents an exit price at the measurement date. Market participants are buyers and sellers, who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.
Key values its assets and liabilities in the principal market where it sells the particular asset or transfers the liability with the greatest volume and level of activity. In the absence of a principal market, the valuation is based on the most advantageous market for the asset or liability (i.e., the market where the asset could be sold at a price that maximizes the amount to be received or the liability transferred at a price that minimizes the amount to be paid).
In measuring the fair value of an asset, Key assumes the highest and best use of the asset by a market participant to maximize the value of the asset, and does not consider the intended use of the asset.
When measuring the fair value of a liability, Key assumes that the nonperformance risk associated with the liability is the same before and after the transfer. Nonperformance risk is the risk that an obligation will not be satisfied and encompasses not only Key’s own credit risk (i.e., the risk that Key will fail to meet its obligation), but also other risks such as settlement risk (i.e., the risk that upon termination or sale, the contract will not settle). Key considers the effect of its own credit risk on the fair value for any period in which fair value is measured.
There are three acceptable techniques that can be used to measure fair value: the market approach, the income approach and the cost approach. Selection of the appropriate technique for valuing a particular asset or liability requires consideration of the exit market, the nature of the asset or liability being valued, and how a market participant would value the same asset or liability. Ultimately, determination of the appropriate valuation method requires significant judgment. Moreover, sufficient knowledge and expertise are required to apply the valuation techniques.
Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability. Inputs can be observable or unobservable. Observable inputs are assumptions that are based on market data and obtained from a source independent of Key. Unobservable inputs are assumptions based on Key’s own information or assessment of assumptions used by other market participants in pricing the asset or liability. Unobservable inputs are based on the best and most current information available on the measurement date.
All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (a) quoted prices for similar assets; (b) observable inputs for the asset or liability, such as interest rates or yield curves; or (c) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Key considers an input to be significant if it drives 10% or more of the total fair value of a particular asset or liability.
Assets and liabilities are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly or quarterly). At a minimum, Key’s valuation occurs quarterly.
Assets and liabilities are considered to be fair valued on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Generally, nonrecurring valuation is the result of applying other accounting pronouncements that require assets or liabilities to be assessed for impairment or recorded at the lower of cost or fair value.
The fair value of assets or liabilities transferred in or out of Level 3 is measured on the transfer date, with any additional changes in fair value subsequent to the transfer considered to be realized or unrealized gains or losses.
Additional information regarding fair value measurements and Key’s adoption of SFAS No. 157 is provided in Note 20 (“Fair Value Measurements”), which begins on page 118, and under the heading “Accounting Pronouncements Adopted in 2008” below.
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
STOCK-BASED COMPENSATION
Effective January 1, 2006, Key adopted SFAS No. 123R, “Share-Based Payment,” which requires stock-based compensation to be measured using the fair value method of accounting and the measured cost to be recognized over the period during which the recipient is required to provide service in exchange for the award. As of the effective date, Key did not have any nonvested awards outstanding that had not previously been accounted for using the fair value method. Consequently, the adoption of SFAS No. 123R did not have a significant impact on Key’s financial condition or results of operations. However, the adoption of the new accounting standard did prompt three changes in Key’s accounting, as discussed below.
First, SFAS No. 123R changes the manner of accounting for forfeited stock-based awards. Under the new standard, companies are no longer permitted to account for forfeitures as they occur. Instead, companies must now estimate expected forfeitures when the awards are granted and record compensation expense only for those that are expected to vest. In addition, the compensation obligation for expense previously recognized in the financial statements was required to be reduced to reflect awards that were not expected to vest. The after-tax amount of this reduction is presented on the income statement as a cumulative effect of a change in accounting principle. Key’s cumulative after-tax adjustment increased first quarter 2006 earnings by $5 million, or $.01 per diluted common share.
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
Third, prior to the adoption of SFAS No. 123R, Key presented all tax benefits of deductions resulting from the exercise of stock options or the issuance of shares under other stock-based compensation programs as operating cash flows in the statement of cash flows. Under SFAS No. 123R, cash flows resulting from the tax benefits of deductions in excess of the compensation cost recognized for stock-based awards must be classified as financing cash flows.
Generally, employee stock options granted by Key become exercisable at the rate of 33-1/3% per year beginning one year after their grant date, and expire no later than ten years after their grant date. Key recognizes stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.
Key uses shares repurchased under a repurchase program (treasury shares) for share issuances under all stock-based compensation programs other than the discounted stock purchase plan. Shares issued under the stock purchase plan are purchased on the open market.
Management estimates the fair value of options granted using the Black-Scholes option-pricing model as further described in Note 15 (“Stock-Based Compensation”), which begins on page 103.
MARKETING COSTS
Key expenses all marketing-related costs, including advertising costs, as incurred.
ACCOUNTING PRONOUNCEMENTS ADOPTED IN 2008
Employers’ accounting for defined benefit pension and other post-retirement plans. In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” Except for the measurement requirement, Key adopted this accounting guidance as of December 31, 2006. The requirement to measure plan assets and benefit obligations as of the end of an employer’s fiscal year is effective for years ending after December 15, 2008 (effective December 31, 2008, for Key). Adoption of this guidance did not have a material effect on Key’s financial condition or results of operations. For more information about Key’s defined benefit plans, including changes in the funding status, see Note 16 (“Employee Benefits”), which begins on page 106.
Fair value measurements. In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value to any new circumstances. SFAS No. 157 became effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). In February 2008, the FASB issued Staff Position No. FAS 157-2, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. However, early adoption of SFAS No. 157 for nonfinancial assets and liabilities within the scope of the new guidance is permitted. Key’s January 1, 2008, adoption of SFAS No. 157 for all financial and nonfinancial assets and liabilities did not have a material effect on Key’s financial condition or results of operations. Additional information regarding fair value measurements and Key’s adoption of this accounting guidance is provided in Note 20 and under the heading “Fair Value Measurements” on page 82 of this note.
Fair value option for financial assets and financial liabilities. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This guidance provides an option to selectively report financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 became effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). Key has elected to not apply this fair value option to any of its existing assets or liabilities. However, Key may apply this guidance to assets or liabilities in the future as permitted under SFAS No. 159.
Offsetting of amounts related to certain contracts. In April 2007, the FASB issued Staff Position No. FIN 39-1, which supplements Interpretation No. 39 by allowing reporting entities to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash (a payable) arising from derivative instruments with the same counterparty. Interpretation No. 39 allowed reporting entities to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. Key did not previously adopt the provisions of Interpretation No. 39 that were permitted but not required. The accounting guidance in Staff Position No. FIN 39-1 became effective for fiscal years beginning after November 15, 2007 (effective January 1, 2008, for Key). Key has elected to adopt the accounting guidance in Staff Position No. FIN 39-1, and as a result, also adopted the provisions of Interpretation No. 39. The adoption of this accounting guidance did not have a material effect on Key’s financial condition or results of operations. Additional information regarding Key’s adoption of this accounting guidance is provided under the heading “Offsetting Derivative Positions” on page 81 of this note.
Disclosures about credit derivatives and certain guarantees. In September 2008, the FASB issued Staff Position No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This Staff Position amends SFAS No. 133 to require additional disclosure about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives, including freestanding derivatives and derivatives embedded in hybrid instruments. This accounting guidance also amends Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34,” to require additional disclosure about the status of the payment/performance risk of guarantees. This Staff Position became effective for fiscal years ending after November 15, 2008 (effective December 31, 2008, for Key). Additional information about credit derivatives and certain guarantees is provided in Note 18 under the heading “Guarantees” on page 114 and Note 19 under the heading “Credit Derivatives” on page 117.
Determining the fair value of a financial asset when the market for that asset is not active. In October 2008, the FASB issued Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This accounting guidance clarifies the application of SFAS No. 157 in determining the fair value of a financial asset when the market for that financial asset is not active. This Staff Position was effective upon issuance and applies to future periods, as well as prior periods for which financial statements had not yet been issued. Therefore, it became effective for Key for the reporting period ended September 30, 2008. The adoption of this accounting guidance did not have a material effect on Key’s financial condition or results of operations. Additional information regarding fair value measurements is provided in Note 20 and under the heading “Fair Value Measurements” on page 82 of this note.
Disclosures about transfers of financial assets and interests in variable interest entities. In December 2008, the FASB issued Staff Position No. FAS 140-4 and FIN 46(R)-8, “Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities.” This Staff Position amends SFAS No. 140 to require additional disclosures about transfers of financial assets and amends Revised Interpretation No. 46 to require additional disclosures about an entity’s involvement with variable interest entities. It also requires additional disclosures about variable interests in qualifying SPEs. These additional disclosures are required for reporting periods ending after December 15, 2008 (effective December 31, 2008, for Key). Additional information regarding Key’s transfers of financial assets and interests in variable interest entities is provided in Note 8.
Impairment and interest income measurement guidance of EITF 99-20. In January 2009, the FASB issued Staff Position No. EITF 99-20-1, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20,” which amends the impairment and related interest income measurement guidance in EITF No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets.” This accounting guidance results in more consistency in the determination of whether other-than-temporary impairment has occurred for debt securities classified as available-for-sale or held-to-maturity. This Staff Position is effective for reporting periods ending after December 15, 2008 (December 31, 2008, for Key) and shall be applied prospectively. The adoption of this accounting guidance did not have a material effect on Key’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
ACCOUNTING PRONOUNCEMENTS PENDING ADOPTION AT DECEMBER 31, 2008
Business combinations. In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” The new pronouncement requires the acquiring entity in a business combination to recognize only the assets acquired and liabilities assumed in a transaction (e.g., acquisition costs must be expensed when incurred), establishes the fair value at the date of acquisition as the initial measurement for all assets acquired and liabilities assumed, and requires expanded disclosures. SFAS No. 141(R) will be effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for Key). Early adoption is prohibited.
Noncontrolling interests. In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.” The new pronouncement requires all entities to report noncontrolling (minority) interests in subsidiaries as a component of shareholders’ equity. SFAS No. 160 will be effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for Key). Early adoption is prohibited. Adoption of this accounting guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Accounting for transfers of financial assets and repurchase financing transactions. In February 2008, the FASB issued Staff Position No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” This Staff Position provides guidance on accounting for a transfer of a financial asset and a repurchase financing, and presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing shall be evaluated separately. Staff Position No. FAS 140-3 will be effective for fiscal years beginning after November 15, 2008 (effective January 1, 2009, for Key). Early adoption is prohibited. Adoption of this accounting guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Disclosures about derivative instruments and hedging activities. In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This accounting guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for fiscal years beginning after November 15, 2008 (effective January 1, 2009, for Key).
Determination of the useful life of intangible assets. In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This accounting guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This Staff Position will be effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for Key). Early adoption is prohibited. Adoption of this accounting guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Hierarchy of generally accepted accounting principles. In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This guidance identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS No. 162 will be effective sixty days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Adoption of this accounting guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Accounting for convertible debt instruments. In May 2008, the FASB issued Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” This guidance requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. This Staff Position will be effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for Key). Early adoption is prohibited. Key has not issued and does not have any convertible debt instruments outstanding that are subject to the accounting guidance in this Staff Position. Therefore, adoption of this accounting guidance is not expected to have a material effect on Key’s financial condition or results of operations.
Employers’ disclosures about postretirement benefit plan assets. In December 2008, the FASB issued Staff Position No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” which amends SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This new accounting guidance will require additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan including fair values of each major asset category and level within the fair value hierarchy as set forth in SFAS No. 157, “Fair Value Measurements.” This Staff Position will be effective for fiscal years ending after December 15, 2009 (December 31, 2009, for Key).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
2. Earnings Per Common Share
Key’s basic and diluted earnings per common share are calculated as follows:

Year ended December 31,
dollars in millions, except per share amounts	2008	2007	2006

EARNINGS
(Loss) income from continuing operations before cumulative effect of accounting change	$(1,468)	$941	$1,193
Loss from discontinued operations, net of taxes	—	(22)	(143)

(Loss) income before cumulative effect of accounting change	(1,468)	919	1,050
Cumulative effect of accounting change, net of taxes	—	—	5

Net (loss) income	(1,468)	919	1,055
Less: Cash dividends on Series A Preferred Stock	25	—	—
Cash dividends on Series B Preferred Stock	15	—	—
Amortization of discount on Series B Preferred Stock	2	—	—

Net (loss) income applicable to common shares	$(1,510)	$919	$1,055

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	450,039	392,013	404,490
Effect of dilutive convertible preferred stock, common stock options and other stock awards (000)	25,987	3,810	5,732

Weighted-average common shares and potential common shares outstanding (000)	476,026	395,823	410,222

EARNINGS PER COMMON SHARE
Income from continuing operations before cumulative effect of accounting change	$(3.36)	$2.40	$2.95
Loss from discontinued operations	—	(.06)	(.35)
(Loss) income before cumulative effect of accounting change	(3.36)	2.35	2.60
Net (loss) income	(3.36)	2.35	2.61

(Loss) income from continuing operations before cumulative effect of accounting change — assuming dilution	$(3.36)	$2.38	$2.91
Loss from discontinued operations — assuming dilution	—	(.05)	(.35)
(Loss) income before cumulative effect of accounting change — assuming dilution	(3.36)	2.32	2.56
Net (loss) income — assuming dilution	(3.36)	2.32	2.57

During the years ended December 31, 2008, 2007 and 2006, certain weighted-average options to purchase common shares were outstanding but not included in the calculation of “net income per common share —assuming dilution” during any quarter in which their exercise prices were greater than the average market price of the common shares because including the options in the calculations would have been antidilutive. The calculations for the full years shown in the following table were made by averaging the results of the four quarterly calculations for each year.

Year ended December 31,	2008	2007	2006

Weighted-average options excluded from the calculation of net income per common share — assuming dilution	29,702,427	10,953,063	384,907
Exercise prices for weighted-average options excluded	$10.88 to $50.00	$27.08 to $50.00	$36.22 to $50.00

In addition, during the years ended December 31, 2008, 2007 and 2006, weighted-average contingently issuable performance-based awards for 1,177,881, 1,616,054 and 1,700,305 common shares, respectively, were outstanding, but not included in the calculation of “net (loss) income per common share — assuming dilution.” These awards vest only if Key achieves certain cumulative three-year financial performance targets and were not included in the calculation because the time period for the measurement had not yet expired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
3. Acquisitions and Divestitures
Acquisitions and divestitures completed by Key during the past three years are summarized below.
ACQUISITIONS
U.S.B. Holding Co., Inc.
On January 1, 2008, Key acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. U.S.B. Holding Co. had assets of $2.840 billion and deposits of $1.804 billion at the date of acquisition. Under the terms of the agreement, Key exchanged 9,895,000 KeyCorp common shares, with a value of $348 million, and $194 million in cash for all of the outstanding shares of U.S.B. Holding Co. In connection with the acquisition, Key recorded goodwill of approximately $350 million. The acquisition expanded Key’s presence in markets both within and contiguous to its current operations in the Hudson Valley.
Tuition Management Systems, Inc.
On October 1, 2007, Key acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, elementary and secondary educational institutions. The terms of the transaction were not material.
Austin Capital Management, Ltd.
On April 1, 2006, Key acquired Austin Capital Management, Ltd., an investment firm headquartered in Austin, Texas with approximately $900 million in assets under management at the date of acquisition. Austin specializes in selecting and managing hedge fund investments for its principally institutional customer base. The terms of the transaction were not material.
DIVESTITURES
Champion Mortgage
On February 28, 2007, Key sold the Champion Mortgage loan origination platform to an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm, for cash proceeds of $.5 million.
On November 29, 2006, Key sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business to a wholly owned subsidiary of HSBC Finance Corporation for cash proceeds of $2.520 billion. The loan portfolio totaled approximately $2.5 billion at the date of sale.
Key has applied discontinued operations accounting to the Champion Mortgage finance business. The results of this discontinued business are presented on one line as “loss from discontinued operations, net of taxes” in the Consolidated Statements of Income on page 74. The components of loss from discontinued operations are as follows:

Year ended December 31,
in millions	2007	2006

(Loss) income, net of taxes of ($4) and $13, respectively [a]	$(7)	$22
Write-off of goodwill	—	(170)
(Loss) gain on disposal, net of taxes of ($1) and $8	(2)	14
Disposal transaction costs, net of taxes of ($8) and ($5), respectively	(13)	(9)

(Loss) income from discontinued operations	$(22)	$(143)

(a)	Includes after-tax charges of $.8 million for 2007 and $65 million for 2006, determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support Champion’s operations.
The discontinued assets and liabilities of Champion Mortgage included in the December 31, 2007, Consolidated Balance Sheet on page 73 are as follows:

December 31, 2007
in millions

Loans	$8
Accrued expense and other liabilities	10

McDonald Investments branch network
On February 9, 2007, McDonald Investments Inc., a wholly owned subsidiary of KeyCorp, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets to UBS Financial Services Inc., a subsidiary of UBS AG. Key received cash proceeds of $219 million and recorded a gain of $171 million ($107 million after tax, or $.26 per diluted common share) in connection with the sale. Key retained McDonald Investments’ corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, KeyBank continues to operate the Wealth Management, Trust and Private Banking businesses. On April 16, 2007, Key changed the name of the registered broker-dealer through which its corporate and institutional investment banking and securities businesses operate to KeyBanc Capital Markets Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
4. Line of Business Results
COMMUNITY BANKING
Regional Banking provides individuals with branch-based deposit and investment products, personal finance services, and loans, including residential mortgages, home equity and various types of installment loans. This line of business also provides small businesses with deposit, investment and credit products, and business advisory services.
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
NATIONAL BANKING
Real Estate Capital and Corporate Banking Services consists of two business units, Real Estate Capital and Corporate Banking Services.
Real Estate Capital is a national business that provides construction and interim lending, permanent debt placements and servicing, equity and investment banking, and other commercial banking products and services to developers, brokers and owner-investors. This unit deals primarily with nonowner-occupied properties (i.e., generally properties in which at least 50% of the debt service is provided by rental income from nonaffiliated third parties). Real Estate Capital emphasizes providing clients with finance solutions through access to the capital markets.
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by both the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities, and to community banks.

Year ended December 31,	Community Banking			National Banking
dollars in millions	2008	2007	2006	2008	2007	2006

SUMMARY OF OPERATIONS
Net interest income loss) (TE)	$1,748	$1,680	$1,754	$491 [d]	$1,422	$1,393
Noninterest income	834	1,038 [c]	953	846 [d]	907 [d]	1,017

Total revenue (TE) [a]	2,582	2,718	2,707	1,337	2,329	2,410
Provision for loan losses	221	73	95	1,617	458	56
Depreciation and amortization expense	138	134	148	762	296	246
Other noninterest expense	1,671	1,624	1,765	1,056	1,063	1,005

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change (TE)	552	887	699	(2,098)	512	1,103
Allocated income taxes and TE adjustments	207	333	262	(611)	194	413

Income (loss) from continuing operations before cumulative effect of accounting change	345	554	437	(1,487)	318	690
(Loss) income from discontinued operations, net of taxes	—	—	—	—	(22)	(143)

Income (loss) before cumulative effect of accounting change	345	554	437	(1,487)	296	547
Cumulative effect of accounting change, net of taxes	—	—	—	—	—	—

Net income (loss)	$345	$554	$437	$(1,487)	$296	$547

Percent of consolidated income from continuing operations	N/M	59%	37%	N/M	34%	58%
Percent of total segments income from continuing operations	N/M	58	37	N/M	33	59

AVERAGE BALANCES [b]
Loans and leases	$28,652	$26,804	$26,774	$46,651	$40,131	$37,781
Total assets [a]	31,707	29,628	29,855	56,440	50,591	47,960
Deposits	50,294	46,667	46,689	12,228	12,157	10,912

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets [a,b]	$489	$99	$69	$26	$74	$32
Net loan charge-offs	204	96	98	1,056	179	72
Return on average allocated equity [b]	11.26%	22.14%	17.44%	(28.86)%	7.53%	17.59%
Return on average allocated equity	11.26	22.14	17.44	(28.86)	7.01	13.13
Average full-time equivalent employees	8,787	8,888	9,671	3,557	4,005	4,364

(a)	Substantially all revenue generated by Key’s major business groups is derived from clients with residency in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill held by Key’s major business groups are located in the United States.

(b)	From continuing operations.

(c)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the February 9, 2007, sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”) on page 87, for more information about this transaction.

(d)	National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for goodwill impairment during the fourth quarter. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges during the third quarter as a result of market disruption caused by the failure of Lehman Brothers. Also, during 2008, National Banking’s taxable-equivalent net interest income and net income were reduced by $890 million and $557 million, respectively, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the Internal Revenue Service (“IRS”). National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation during the first quarter.

(e)	Other Segments’ results for 2008 include a $23 million ($14 million after tax) credit, recorded when Key reversed the remaining reserve associated with the Honsador litigation, which was settled in September 2008. Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for the Honsador litigation during the second quarter. Results for 2007 also include a $49 million ($31 million after tax) loss during the first quarter in connection with the repositioning of the securities portfolio.

(f)	Reconciling Items for 2008 include $120 million of previously accrued interest recovered in connection with Key’s opt-in to the IRS global tax settlement, during the fourth quarter. Reconciling Items for 2008 also include charges of $30 million to income taxes during the third quarter and $475 million during the second quarter for the interest cost associated with the leveraged lease tax litigation. Reconciling Items for the current year also include a $165 million ($103 million after tax) gain from the partial redemption of Key’s equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to Key’s tax reserves for certain lease in, lease out (“LILO”) transactions during the first quarter. Reconciling Items for prior periods include gains of $27 million ($17 million after tax) during the third quarter of 2007, $40 million ($25 million after tax) during the second quarter of 2007 and $9 million ($6 million after tax) during the second quarter of 2006, all related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge, representing the fair value of Key’s potential liability to Visa Inc. during the fourth quarter, and a $16 million ($10 million after tax) charge for the Honsador litigation during the second quarter.

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
Institutional and Capital Markets, through its KeyBanc Capital Markets unit, provides commercial lending, treasury management, investment banking, derivatives, foreign exchange, equity and debt underwriting and trading, and syndicated finance products and services to large corporations and middle-market companies.
Through its Victory Capital Management unit, Institutional and Capital Markets also manages or offers advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.
Consumer Finance provides government-guaranteed education loans to students and their parents, and processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, Consumer Finance exited retail and floor-plan lending for marine and recreational vehicle products and began to limit new education loans to those backed by government guarantee. This line of business continues to service existing loans in these portfolios and to honor existing education loan commitments. These actions are consistent with Key’s strategy of de-emphasizing nonrelationship or out-of-footprint businesses.
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

Other Segments			Total Segments			Reconciling Items				Key
2008	2007	2006	2008	2007	2006	2008		2007	2006	2008	2007	2006

$(134)	$(95)	$(112)	$2,105	$3,007	$3,035	$(150)		$(139)	$(117)	$1,955	$2,868	$2,918
34	209 [e]	141	1,714	2,154	2,111	156	[f]	75 [f]	16 [f]	1,870	2,229	2,127

(100)	114	29	3,819	5,161	5,146	6		(64)	(101)	3,825	5,097	5,045
—	—	—	1,838	531	151	(3)		(2)	(1)	1,835	529	150
—	—	—	900	430	394	—		—	—	900	430	394
11 [e]	55 [e]	27	2,738	2,742	2,797	(60	) [f]	76 [f]	(42)	2,678	2,818	2,755

(111)	59	2	(1,657)	1,458	1,804	69		(138)	(58)	(1,588)	1,320	1,746
(87)	(25)	(40)	(491)	502	635	371		(123)	(82)	(120)	379	553

(24)	84	42	(1,166)	956	1,169	(302)		(15)	24	(1,468)	941	1,193
—	—	—	—	(22)	(143)	—		—	—	—	(22)	(143)

(24)	84	42	(1,166)	934	1,026	(302)		(15)	24	(1,468)	919	1,050
—	—	—	—	—	—	—		—	5	—	—	5

$(24)	$84	$42	$(1,166)	$934	$1,026	$(302)		$(15)	$29	$(1,468)	$919	$1,055

N/M	9%	3%	N/M	102%	98%	N/M		(2)%	2%	N/M	100%	100%
N/M	9	4	N/M	100	100	N/A		N/A	N/A	N/A	N/A	N/A

$209	$255	$298	$75,512	$67,190	$64,853	$107		$167	$143	$75,619	$67,357	$64,996
14,992	12,665	11,624	103,139	92,884	89,439	1,251		2,000	2,263	104,390	94,884	91,702
2,819	3,035	1,890	65,341	61,859	59,491	(186)		(120)	(188)	65,155	61,739	59,303

—	—	—	$515	$173	$101	$156		$166	$104	$671	$339	$205
—	—	—	1,260	275	170	—		—	—	1,260	275	170
N/M	N/M	N/M	(13.35)%	13.24%	17.02%	N/M		N/M	N/M	(16.45)%	12.19%	15.43%
N/M	N/M	N/M	(13.35)	12.94	14.42	N/M		N/M	N/M	(16.45)	11.90	13.64
42	43	40	12,386	12,936	14,075	5,709		5,998	5,931	18,095	18,934	20,006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (COMMUNITY BANKING LINES OF BUSINESS)

Year ended December 31,	Regional Banking			Commercial Banking
dollars in millions	2008	2007	2006	2008	2007	2006

Total revenue (TE)	$2,191	$2,341	$2,321	$391	$377	$386
Provision for loan losses	155	76	79	66	(3)	16
Noninterest expense	1,620	1,562	1,711	189	196	202
Net income	260	439	332	85	115	105
Average loans and leases	19,749	18,608	18,888	8,903	8,196	7,886
Average deposits	46,634	43,201	43,281	3,660	3,466	3,408
Net loan charge-offs	155	82	81	49	14	17
Net loan charge-offs to average loans	.78%	.44%	.43%	.55%	.17%	.22%
Nonperforming assets at year end	$184	$119	$116	$77	$34	$27
Return on average allocated equity	11.87%	25.07%	18.63%	9.74%	15.31%	14.50%
Average full-time equivalent employees	8,443	8,524	9,300	344	364	371

TE = Taxable Equivalent
SUPPLEMENTARY INFORMATION (NATIONAL BANKING LINES OF BUSINESS)

	Real Estate Capital and
Year ended December 31,	Corporate Banking Services			Equipment Finance			Institutional and Capital Markets			Consumer Finance
dollars in millions	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006

Total revenue (TE)	$574	$691	$792	$(400)	$607	$539	$775	$643	$699	$388	$388	$380
Provision for loan losses	662	322	27	156	69	23	122	13	(9)	677	54	15
Noninterest expense	310	381	331	624	367	306	667	422	416	217	189	198
(Loss) income from continuing operations	(249)	(7)	271	(832)	107	131	(88)	130	183	(318)	88	105
Net (loss) income	(249)	(7)	271	(832)	107	131	(88)	130	183	(318)	66	(38)
Average loans and leases [a]	16,658	14,132	13,693	10,119	10,626	9,943	8,314	6,764	6,635	11,560	8,609	7,510
Average loans held for sale [a]	727	1,309	856	40	9	20	561	343	275	985	2,766	2,997
Average deposits [a]	10,271	9,662	7,845	17	15	16	1,442	1,911	2,434	498	569	617
Net loan charge-offs (recoveries)	594	57	12	135	63	32	45	10	(4)	282	49	32
Net loan charge-offs (recoveries) to average loans	3.57%	.40%	.09%	1.33%	.59%	.32%	.54%	.15%	(.06)%	2.44%	.57%	.43%
Nonperforming assets at year end	$763	$475	$55	$158	$58	$28	$55	$15	$3	$214	$63	$44
Return on average allocated equity [a]	(12.19)%	(.49)%	20.64%	(92.04)%	12.06%	15.88%	(6.93)%	11.75%	17.53%	(33.94)%	10.84%	14.19%
Return on average allocated equity	(12.19)	(.49)	20.64	(92.04)	12.06	15.88	(6.93)	11.75	17.53	(33.94)	8.13	(3.86)
Average full-time equivalent employees	1,194	1,297	1,257	825	901	862	942	1,012	1,089	596	795	1,156

(a)	From continuing operations.

TE = Taxable Equivalent
The table that spans pages 88 and 89 shows selected financial data for each major business group for the years ended December 31, 2008, 2007 and 2006. This table is accompanied by supplementary information for each of the lines of business that make up these groups. The information was derived from the internal financial reporting system that management uses to monitor and manage Key’s financial performance. GAAP guides financial accounting, but there is no authoritative guidance for “management accounting”— the way management uses its judgment and experience to make reporting decisions. Consequently, the line of business results Key reports may not be comparable with line of business results presented by other companies.
The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. In accordance with Key’s policies:
♦	Net interest income is determined by assigning a standard cost for funds used or a standard credit for funds provided based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.

♦	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.

♦	Key’s consolidated provision for loan losses is allocated among the lines of business primarily based on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The amount of the consolidated provision is based on the methodology that management uses to estimate Key’s consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 79.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
♦	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance, and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.5%.

♦	Capital is assigned based on management’s assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.
Developing and applying the methodologies that management uses to allocate items among Key’s lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in Key’s organizational structure.
Effective January 1, 2008, Key moved the Public Sector, Bank Capital Markets and Global Treasury Management units from the Institutional and Capital Markets line of business to the Real Estate Capital and Corporate Banking Services (previously known as Real Estate Capital) line of business within the National Banking group.
5. Restrictions on Cash, Dividends and Lending Activities
Federal law requires depository institutions to maintain a prescribed amount of cash or deposit reserve balances with the Federal Reserve Bank. KeyBank maintained average reserve balances aggregating $192 million in 2008 to fulfill these requirements.
KeyCorp’s principal source of cash flow to pay dividends on its common and preferred shares, to service its debt and to finance corporate operations is capital distributions from KeyBank and other subsidiaries. Federal banking law limits the amount of capital distributions that national banks can make to their holding companies without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year up to the date of dividend declaration.
During 2008, KeyBank did not pay any dividends to KeyCorp; nonbank subsidiaries paid KeyCorp a total of $.1 million in dividends. As of the close of business on December 31, 2008, KeyBank would not have been permitted to pay dividends to KeyCorp without prior regulatory approval since the bank had a net loss of $1.161 billion for 2008. For information related to the limitations on KeyCorp’s ability to pay dividends and repurchase common shares as a result of its participation in the U.S. Treasury’s Capital Purchase Program, see Note 14 (“Shareholders’ Equity”), which begins on page 102. During 2008, KeyCorp made capital infusions of $1.6 billion into KeyBank in the form of cash. At December 31, 2008, KeyCorp held $4.756 billion in short-term investments, the funds from which can be used to pay dividends, service debt and finance corporate operations.
Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.
6. Securities
The amortized cost, unrealized gains and losses, and approximate fair value of Key’s securities available for sale and held-to-maturity securities are presented in the following table. Gross unrealized gains and losses represent the difference between the amortized cost and the fair value of securities on the balance sheet as of the dates indicated. Accordingly, the amount of these gains and losses may change in the future as market conditions change.

	2008				2007
		Gross	Gross			Gross	Gross
December 31,	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$9	$1	—	$10	$19	—	—	$19
States and political subdivisions	90	1	—	91	10	—	—	10
Collateralized mortgage obligations	6,380	148	$5	6,523	6,167	$33	$33	6,167
Other mortgage-backed securities	1,505	63	1	1,567	1,393	13	3	1,403
Retained interests in securitizations	162	29	—	191	149	36	—	185
Other securities	71	1	17	55	72	8	4	76

Total securities available for sale	$8,217	$243	$23	$8,437	$7,810	$90	$40	$7,860

HELD-TO-MATURITY SECURITIES
States and political subdivisions	$4	—	—	$4	$9	—	—	$9
Other securities	21	—	—	21	19	—	—	19

Total held-to-maturity securities	$25	—	—	$25	$28	—	—	$28

“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities. “Other securities” held in the held-to-maturity portfolio are foreign bonds and preferred equity securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table summarizes Key’s securities that were in an unrealized loss position.

	Duration of Unrealized Loss Position
	Less Than 12 Months		12 Months or Longer		Total
	Gross		Gross			Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
in millions	Value	Losses	Value	Losses	Value	Losses

DECEMBER 31, 2008
Securities available for sale:
States and political subdivisions	$18	—	$1	—	$19	—
Collateralized mortgage obligations	107	—	360	$5	467	$5
Other mortgage-backed securities	3	—	15	1	18	1
Other securities	40	$13	5	4	45	17

Total temporarily impaired securities	$168	$13	$381	$10	$549	$23

DECEMBER 31, 2007
Securities available for sale:
Collateralized mortgage obligations	$656	$8	$1,042	$25	$1,698	$33
Other mortgage-backed securities	83	1	67	2	150	3
Other securities	37	4	—	—	37	4

Total temporarily impaired securities	$776	$13	$1,109	$27	$1,885	$40

Of the $23 million of gross unrealized losses at December 31, 2008, $5 million relates to fixed-rate collateralized mortgage obligations, which Key invests in as part of an overall asset/liability management strategy. Since these instruments have fixed interest rates, their fair value is sensitive to movements in market interest rates. During 2008, interest rates generally decreased, so the fair value of these 23 instruments, which had a weighted-average maturity of 2.3 years at December 31, 2008, increased.
Other mortgage-backed securities were issued and are backed by government-sponsored enterprises or the Government National Mortgage Association, and consist of fixed-rate mortgage-backed securities, with gross unrealized losses of $1 million at December 31, 2008. As fixed-rate securities, these instruments are sensitive to movements in interest rates. During 2008, interest rates generally decreased, which caused the fair value of these 37 instruments, which had a weighted-average maturity of 5.0 years at December 31, 2008, to increase. In addition, Key decreased its holdings in this portfolio in 2008 compared to 2007.
Management regularly assesses Key’s securities portfolio to determine whether any securities are other-than-temporarily impaired. The assessments are based on the nature of the securities, underlying collateral, the financial condition of the issuer, the extent and duration of the loss and the intent and ability of Key to hold these securities either to maturity or through the expected recovery period.
Generally, the unrealized losses within each investment category occurred due to rising interest rates over the years prior to 2007. These unrealized losses are considered temporary since Key has the ability and intent to hold the securities until they mature or recover in value. Accordingly, these investments have not been reduced to their fair value through the income statement.
Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,
in millions	2008	2007	2006

Realized gains	$37	$40	$137
Realized losses	39	75	136

Net securities (losses) gains	$(2)	$(35)	$1

At December 31, 2008, securities available for sale and held-to-maturity securities with an aggregate amortized cost of approximately $7.746 billion were pledged to secure public and trust deposits, securities sold under repurchase agreements, and for other purposes required or permitted by law.
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
expected or contractual maturities since borrowers have the right to prepay obligations with or without prepayment penalties.

	Securities		Held-to-Maturity
	Available for Sale		Securities
December 31, 2008	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$756	$764	$6	$6
Due after one through five years	7,138	7,331	19	19
Due after five through ten years	260	278	—	—
Due after ten years	63	64	—	—

Total	$8,217	$8,437	$25	$25

7. Loans and Loans Held for Sale
Key’s loans by category are summarized as follows:

December 31,
in millions	2008		2007

Commercial, financial and agricultural	$27,260		$24,797
Commercial real estate:
Commercial mortgage	10,819		9,630
Construction	7,717		8,102

Total commercial real estate loans	18,536		17,732
Commercial lease financing	9,039		10,176

Total commercial loans	54,835		52,705
Real estate — residential mortgage	1,908		1,594
Home equity:
Community Banking	10,124		9,655
National Banking	1,051		1,262

Total home equity loans	11,175		10,917
Consumer other — Community Banking	1,233		1,298
Consumer other — National Banking:
Marine	3,401		3,637
Education	3,669	[a]	331
Other	283		341

Total consumer other — National Banking	7,353		4,309

Total consumer loans	21,669		18,118

Total loans	$76,504		$70,823

(a)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
Key uses interest rate swaps to manage interest rate risk; these swaps modify the repricing characteristics of certain loans. For more information about such swaps, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.
Key’s loans held for sale by category are summarized as follows:

December 31,
in millions	2008		2007

Commercial, financial and agricultural	$102		$250
Real estate — commercial mortgage	273		1,219
Real estate — construction	164		35
Commercial lease financing	7		1
Real estate — residential mortgage	77		47
Home equity	—		1
Education	401	[a]	3,176
Automobile	3		7

Total loans held for sale	$1,027		$4,736

(a)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
Commercial and consumer lease financing receivables primarily are direct financing leases, but also include leveraged leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2008	2007

Direct financing lease receivable	$6,286	$6,860
Unearned income	(678)	(746)
Unguaranteed residual value	529	546
Deferred fees and costs	66	72

Net investment in direct financing leases	$6,203	$6,732

Minimum future lease payments to be received at December 31, 2008, are as follows: 2009 — $2.275 billion; 2010 — $1.641 billion; 2011 — $1.007 billion; 2012 — $570 million; 2013 — $286 million; and all subsequent years — $327 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2008	2007	2006

Balance at beginning of year	$1,200	$944	$966

Charge-offs	(1,371)	(370)	(268)
Recoveries	111	95	98

Net loans charged off	(1,260)	(275)	(170)
Provision for loan losses from continuing operations	1,835	529	150
Credit for loan losses from discontinued operations	—	—	(3)
Allowance related to loans acquired, net	32	—	—
Foreign currency translation adjustment	(4)	2	1

Balance at end of year	$1,803	$1,200	$944

Changes in the liability for credit losses on lending-related commitments are summarized as follows:

Year ended December 31,
in millions	2008	2007	2006

Balance at beginning of year	$80	$53	$59
(Credit) provision for losses on lending-related commitments	(26)	28	(6)
Charge-offs	—	(1)	—

Balance at end of year [a]	$54	$80	$53

(a)	Included in “accrued expense and other liabilities” on the consolidated balance sheet.
8. Loan Securitizations, Servicing and Variable Interest Entities
RETAINED INTERESTS IN LOAN SECURITIZATIONS
A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a qualifying SPE) of asset-backed securities. Generally, the assets are transferred to a trust that sells interests in the form of certificates of ownership. In previous years, Key sold education loans in securitizations, but during 2008 and 2007, Key did not securitize any education loans due to unfavorable market conditions.
Key generally retains an interest in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Additional information pertaining to Key’s retained interests is disclosed in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Loan Securitizations” on page 79.
Key securitized and sold $1.116 billion of education loans (including accrued interest) in 2006, which resulted in an aggregate gain of $24 million (from gross cash proceeds of $1.140 billion). Key retained residual interests in this securitization in the form of servicing assets of $10 million and interest-only strips of $29 million.
Management uses certain assumptions and estimates to determine the fair value to be allocated to retained interests at the date of transfer and at subsequent measurement dates. Primary economic assumptions used to measure the fair value of Key’s retained interests in education loans and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions at December 31, 2008, are as follows:

dollars in millions

Fair value of retained interests	$192
Weighted-average life (years)	.4 – 7.1

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% – 30.00%
Impact on fair value of 1% CPR adverse change	$(6)
Impact on fair value of 2% CPR adverse change	(12)

EXPECTED CREDIT LOSSES (STATIC RATE)	.11% – 21.60%
Impact on fair value of .25% adverse change	$(4)
Impact on fair value of .50% adverse change	(9)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% – 12.00%
Impact on fair value of 1% adverse change	$(7)
Impact on fair value of 2% adverse change	(14)

EXPECTED STATIC DEFAULT (STATIC RATE)	3.75% – 28.00%
Impact on fair value of 1% adverse change	$(35)
Impact on fair value of 2% adverse change	(67)

VARIABLE RETURNS TO TRANSFEREES	(a)

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis is based on the nature of the asset, the seasoning (i.e., age and payment history) of the portfolio and historical results. Changes in fair value based on a 1% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

(a)	Forward London Interbank Offered Rate (known as “LIBOR”) plus contractual spread over LIBOR ranging from .00% to 1.15%.

CPR = Constant Prepayment Rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The table below shows the relationship between the education loans Key manages and those held in the loan portfolio. Managed loans include those held in portfolio and those securitized and sold, but still serviced by Key. Related delinquencies and net credit losses are also presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2008	2007	2008	2007	2008	2007

Education loans managed	$8,337	$8,229	$249	$232	$247	$96
Less: Loans securitized	4,267	4,722	163	157	107	69
Loans held for sale or securitization [a]	401	3,176	2	69	11	23

Loans held in portfolio	$3,669	$331	$84	$6	$129	$4

(a)	On March 31, 2008, Key transferred $3.284 billion of education loans from loans held for sale to the loan portfolio.
MORTGAGE SERVICING ASSETS
Key originates and periodically sells commercial mortgage loans but continues to service those loans for the buyers. Key also may purchase the right to service commercial mortgage loans for other lenders. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year ended December 31,
in millions	2008	2007

Balance at beginning of year	$313	$247
Servicing retained from loan sales	18	21
Purchases	5	135
Amortization	(94)	(90)

Balance at end of year	$242	$313

Fair value at end of year	$406	$418

The fair value of mortgage servicing assets is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of Key’s mortgage servicing assets at December 31, 2008 and 2007, are:
♦	prepayment speed generally at an annual rate of 0.00% to 25.00%;

♦	expected credit losses at a static rate of 2.00%; and

♦	residual cash flows discount rate of 8.50% to 15.00%.
Changes in these assumptions could cause the fair value of mortgage servicing assets to change in the future. The volume of loans serviced and expected credit losses are critical to the valuation of servicing assets. A 1.00% increase in the assumed default rate of commercial mortgage loans at December 31, 2008, would cause an $8 million decrease in the fair value of Key’s mortgage servicing assets.
Contractual fee income from servicing commercial mortgage loans totaled $68 million for 2008, $77 million for 2007 and $73 million for 2006. The amortization of servicing assets for each year, as shown in the preceding table, is recorded as a reduction to fee income. Both the contractual fee income and the amortization are recorded in “other income” on the income statement.
Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 under the heading “Servicing Assets” on page 79.
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
Key’s VIEs, including those consolidated and those in which Key holds a significant interest, are summarized below. Key defines a “significant interest” in a VIE as a subordinated interest that exposes Key to a significant portion, but not the majority, of the VIE’s expected losses or residual returns.

	Consolidated
	VIEs	Unconsolidated VIEs
				Maximum
	Total	Total	Total	Exposure
in millions	Assets	Assets	Liabilities	to Loss

DECEMBER 31, 2008
Low-income housing tax credit (“LIHTC”) funds	$237	$158	—	—
LIHTC investments	N/A	707	—	$344

N/A = Not Applicable
Key’s involvement with VIEs is described below.
Consolidated VIEs
LIHTC guaranteed funds. Key Affordable Housing Corporation (“KAHC”) formed limited partnerships (“funds”) that invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. Key also earned syndication fees from these funds and continues to earn asset management fees. The funds’ assets primarily are investments in LIHTC operating partnerships, which totaled $227

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
million at December 31, 2008. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations. Key has not formed new funds or added LIHTC partnerships since October 2003. However, Key continues to act as asset manager and provides occasional funding for existing funds under a guarantee obligation. As a result of this guarantee obligation, management has determined that Key is the primary beneficiary of these funds. Key recorded expenses of $17 million related to this guarantee obligation during 2008. Additional information on return guarantee agreements with LIHTC investors is summarized in Note 18 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees” on page 114.
The partnership agreement for each guaranteed fund requires the fund to be dissolved by a certain date. In accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” the third-party interests associated with these funds are considered mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. The FASB has indefinitely deferred the measurement and recognition provisions of SFAS No. 150 for mandatorily redeemable third-party interests associated with finite-lived subsidiaries, such as Key’s LIHTC guaranteed funds. Key adjusts the financial statements each period for the third-party investors’ share of the funds’ profits and losses. At December 31, 2008, the settlement value of these third-party interests was estimated to be between $188 million and $198 million, while the recorded value, including reserves, totaled $238 million.
Unconsolidated VIEs
LIHTC nonguaranteed funds. Although Key holds significant interests in certain nonguaranteed funds that Key formed and funded, management has determined that Key is not the primary beneficiary of those funds because Key does not absorb the majority of the expected losses of the funds. At December 31, 2008, assets of these unconsolidated nonguaranteed funds totaled $158 million. Key’s maximum exposure to loss in connection with these funds is minimal, and Key does not have any liability recorded related to the funds. Management elected to cease forming these funds in October 2003.
LIHTC investments. Through the Community Banking line of business, Key has made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, Key is allocated tax credits and deductions associated with the underlying properties. Management has determined that Key is not the primary beneficiary of these investments because the general partners are more closely associated with the business activities of these partnerships. At December 31, 2008, assets of these unconsolidated LIHTC operating partnerships totaled approximately $707 million. Key’s maximum exposure to loss in connection with these partnerships is the unamortized investment balance of $272 million at December 31, 2008, plus $72 million of tax credits claimed but subject to recapture. Key does not have any liability recorded related to these investments because Key believes the likelihood of any loss in connection with these partnerships is remote. In 2008, Key did not obtain significant direct investments (either individually or in the aggregate) in LIHTC operating partnerships.
Key has additional investments in unconsolidated LIHTC operating partnerships that are held by the consolidated LIHTC guaranteed funds. Total assets of these operating partnerships were approximately $1.527 billion at December 31, 2008. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. Management has determined that Key is not the primary beneficiary of these partnerships because the general partners are more closely associated with the business activities of these partnerships. Information regarding Key’s exposure to loss in connection with these guaranteed funds is included in Note 18 under the heading “Return guarantee agreement with LIHTC investors” on page 114.
Commercial and residential real estate investments and principal investments. Key’s Principal Investing unit and the Real Estate Capital and Corporate Banking Services line of business make equity and mezzanine investments, some of which are in VIEs. These investments are held by nonregistered investment companies subject to the provisions of the American Institute of Certified Public Accountants (“AICPA”) Audit and Accounting Guide, “Audits of Investment Companies.” Key is not currently applying the accounting or disclosure provisions of Revised Interpretation No. 46 to these investments, which remain unconsolidated; the FASB deferred the effective date of Revised Interpretation No. 46 for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
9. Nonperforming Assets and Past Due Loans
Impaired loans totaled $985 million at December 31, 2008, compared to $519 million at December 31, 2007. Impaired loans had an average balance of $750 million for 2008, $241 million for 2007 and $113 million for 2006.
Key’s nonperforming assets and past due loans were as follows:

December 31,
in millions	2008	2007

Impaired loans	$985	$519
Other nonaccrual loans	240	168

Total nonperforming loans	1,225	687

Nonperforming loans held for sale	90	25

Other real estate owned (“OREO”)	110	21
Allowance for OREO losses	(3)	(2)

OREO, net of allowance	107	19
Other nonperforming assets [a]	42	33

Total nonperforming assets	$1,464	$764

Impaired loans with a specifically allocated allowance	$876	$426
Specifically allocated allowance for impaired loans	178	126

Accruing loans past due 90 days or more	$433	$231
Accruing loans past due 30 through 89 days	1,314	843

(a)	Primarily investments held by the Private Equity unit within Key’s Real Estate Capital and Corporate Banking Services line of business.
At December 31, 2008, Key did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.
Management evaluates the collectibility of Key’s loans by applying historical loss experience rates to loans with similar risk characteristics. These loss rates are adjusted to reflect emerging credit trends and other factors to determine the appropriate level of allowance for loan losses to be allocated to each loan type. As described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses” on page 79, management conducts further analysis to determine the probable loss content of impaired loans with larger balances. Management does not perform a loan-specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as “Other nonaccrual loans”) such as residential mortgages, home equity loans and various types of installment loans.
The following table shows the amount by which loans and loans held for sale classified as nonperforming at December 31 reduced Key’s expected interest income.

Year ended December 31,
in millions	2008	2007	2006

Interest income receivable under original terms	$52	$57	$20
Less: Interest income recorded during the year	36	42	8

Net reduction to interest income	$16	$15	$12

10. Goodwill and Other Intangible Assets
Key’s total intangible asset amortization expense was $31 million for 2008, $23 million for 2007 and $21 million for 2006. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2009 — $25 million; 2010 — $20 million; 2011 —$13 million; 2012 — $12 million; and 2013 — $12 million.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets that are subject to amortization.

	2008		2007
December 31,	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization

Intangible assets subject to amortization:
Core deposit intangibles	$65	$32	$32	$23
Other intangible assets	173	78	170	56

Total	$238	$110	$202	$79

In 2008, Key recorded core deposit intangibles with a fair value of $33 million in conjunction with the purchase of U.S.B. Holding Co., Inc. These core deposit intangibles are being amortized using the economic depletion method over a period of ten years. During 2007, Key acquired other intangible assets with a fair value of $25 million in conjunction with the purchase of Tuition Management Systems, Inc. These intangible assets are being amortized using the straight-line method over a period of seven years. Additional information pertaining to these acquisitions is included in Note 3 (“Acquisitions and Divestitures”) on page 87.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Changes in the carrying amount of goodwill by reporting unit are presented in the following table. Goodwill of $217 million has been reclassified as of December 31, 2006, from Community Banking to National Banking to more appropriately reflect how management reviews and tracks goodwill.

	Community	National
in millions	Banking	Banking	Total

BALANCE AT DECEMBER 31, 2006	$565	$637	$1,202
Acquisition of Tuition Management Systems	—	55	55
Cessation of Payroll Online services	—	(5)	(5)

BALANCE AT DECEMBER 31, 2007	$565	$687	$1,252
Acquisition of U.S.B. Holding Co., Inc.	352	—	352
Impairment of goodwill resulting from annual impairment testing	—	(465)	(465)
Impairment of goodwill related to cessation of private education lending program	—	(4)	(4)
Adjustment to Austin Capital Management goodwill	—	7	7
Acquisition of Tuition Management Systems goodwill	—	(4)	(4)

BALANCE AT DECEMBER 31, 2008	$917	$221	$1,138

As of December 31, 2008, the amount of goodwill expected to be deductible for tax purposes in future periods was $206 million.
Key’s annual goodwill impairment testing was performed as of October 1, 2008. The testing indicated that the estimated fair value of the National Banking unit was less than its carrying amount, reflecting unprecedented weakness in the financial markets. As a result, management recorded a $465 million impairment charge. In September 2008, Key announced its decision to limit new student loans to those backed by government guarantee. As a result, $4 million of goodwill was written off during the third quarter of 2008.
In December 2007, Key announced its decision to cease offering Payroll Online services since they were not of sufficient size to provide economies of scale to compete profitably. As a result, $5 million of goodwill was written off during the fourth quarter of 2007.
In December 2006, Key announced that it sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business on November 29, 2006, and also announced that it had entered into a separate agreement to sell Champion’s loan origination platform. As a result, $170 million of goodwill was written off during the fourth quarter of 2006. Key sold the Champion Mortgage loan origination platform on February 28, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
11. Short-Term Borrowings
Selected financial information pertaining to the components of Key’s short-term borrowings is as follows:

dollars in millions	2008	2007	2006

FEDERAL FUNDS PURCHASED
Balance at year end	$137	$2,355	$1,899
Average during the year [a]	1,312	2,742	1,142
Maximum month-end balance	3,272	4,246	3,147
Weighted-average rate during the year [a]	2.44%	5.11%	5.43%
Weighted-average rate at December 31.74		4.30	5.45

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,420	$1,572	$1,744
Average during the year [a]	1,535	1,588	1,073
Maximum month-end balance	1,876	1,701	1,932
Weighted-average rate during the year [a]	1.63%	4.28%	4.19%
Weighted-average rate at December 31.83		3.67	4.86

SHORT-TERM BANK NOTES
Balance at year end	—	—	—
Average during the year	—	—	$48
Maximum month-end balance	—	—	101
Weighted-average rate during the year	—	—	4.26%
Weighted-average rate at December 31	—	—	—

OTHER SHORT-TERM BORROWINGS
Balance at year end	$8,477	$5,861	$1,192
Average during the year	5,944	2,423	2,236
Maximum month-end balance	9,747	5,861	2,594
Weighted-average rate during the year	2.15%	4.13%	3.89%
Weighted-average rate at December 31.97		4.10	3.32

Rates presented in the above table exclude the effects of interest rate swaps and caps, which modify the repricing characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.

(a)	From continuing operations.
Key has several programs through KeyCorp and KeyBank that support short-term financing needs. In addition, certain KeyCorp subsidiaries maintain credit facilities with third parties, which provide alternative sources of funding in light of current market conditions. KeyCorp is the guarantor of some of the third-party facilities.
Bank note program. KeyBank’s note program provides for the issuance of up to $20.0 billion of notes. These notes may have original maturities from thirty days up to thirty years. During 2008, KeyBank issued $1.555 billion of notes under this program, including $1.0 billion of FDIC-guaranteed notes issued under the Temporary Liquidity Guarantee Program (“TLGP”). At December 31, 2008, $16.545 billion was available for future issuance.
Euro medium-term note program. Under Key’s Euro medium-term note program, KeyCorp and KeyBank may, subject to the completion of certain filings, issue both long- and short-term debt of up to $10.0 billion in the aggregate ($9.0 billion by KeyBank and $1.0 billion by KeyCorp). The notes are offered exclusively to non-U.S. investors and can be denominated in U.S. dollars or foreign currencies. Key issued $26 million of notes under this program during 2008. At December 31, 2008, $7.350 billion was available for future issuance.
KeyCorp shelf registration, including medium-term note program. In June 2008, KeyCorp filed an updated shelf registration statement with the Securities and Exchange Commission under rules that allow companies to register various types of debt and equity securities without limitations on the aggregate amounts available for issuance. During the same month, KeyCorp filed an updated prospectus supplement, renewing a medium-term note program that permits Key to issue notes with original maturities of nine months or more. KeyCorp issued $1.250 billion of medium-term notes during 2008, including $500 million of FDIC-guaranteed notes under the TLGP. At December 31, 2008, KeyCorp’s Board had authorized the issuance of up to $1.760 billion of additional debt securities, and up to $1.260 billion of preferred stock or capital securities under a pre-existing registration statement.
Commercial paper. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2008, there were no borrowings outstanding under this program.
KeyBank has a separate commercial paper program at a Canadian subsidiary that provides funding availability of up to C$1.0 billion in Canadian currency. The borrowings under this program can be denominated in Canadian or U.S. dollars. At December 31, 2008, there were no borrowings outstanding in either Canadian or U.S. currency.
Other short-term credit facilities. Key has access to various sources of money market funding (such as federal funds purchased, securities sold under repurchase agreements and Eurodollars), and also has secured borrowing facilities established at the Federal Home Loan Bank of Cincinnati, the U.S. Treasury Department and the Federal Reserve Bank of Cleveland to facilitate short-term liquidity requirements. Key’s unused secured borrowing capacity as of December 31, 2008, was $16.690 billion at the Federal Reserve Bank and $4.292 billion at the Federal Home Loan Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
12. Long-Term Debt
The following table presents the components of Key’s long-term debt, net of unamortized discounts and adjustments related to hedging with derivative financial instruments.

December 31,
dollars in millions		2008	2007

Senior medium-term notes due through 2013 [a]		$2,270	$1,251
Senior Euro medium-term notes due through 2011 [b]		459	481
4.623%	Subordinated notes due 2028 [c]	201	201
6.875%	Subordinated notes due 2029 [c]	231	177
7.750%	Subordinated notes due 2029 [c]	271	210
5.875%	Subordinated notes due 2033 [c]	195	189
6.125%	Subordinated notes due 2033 [c]	82	80
5.700%	Subordinated notes due 2035 [c]	295	266
7.000%	Subordinated notes due 2066 [c]	360	267
6.750%	Subordinated notes due 2066 [c]	562	506
8.000%	Subordinated notes due 2068 [c]	836	—
9.580%	Subordinated notes due 2027 [c]	21	—
7.000%	Subordinated notes due 2031 [c]	20	—
7.619%	Subordinated notes due 2034 [c]	10	—

Total parent company		5,813	3,628

Senior medium-term notes due through 2039 [d]		2,671	1,388
Senior Euro medium-term notes due through 2013 [e]		2,362	2,653
7.413%	Subordinated remarketable notes due 2027 [f]	311	308
7.375%	Subordinated notes due 2008 [f]	—	70
7.50%	Subordinated notes due 2008 [f]	—	164
7.00%	Subordinated notes due 2011 [f]	554	530
7.30%	Subordinated notes due 2011 [f]	117	113
5.70%	Subordinated notes due 2012 [f]	332	310
5.80%	Subordinated notes due 2014 [f]	861	783
4.95%	Subordinated notes due 2015 [f]	253	249
5.45%	Subordinated notes due 2016 [f]	578	514
5.70%	Subordinated notes due 2017 [f]	242	209
4.625%	Subordinated notes due 2018 [f]	101	91
6.95%	Subordinated notes due 2028 [f]	248	301
Lease financing debt due through 2015 [g]		365	515
Federal Home Loan Bank advances due through 2036 [h]		132	131
Mortgage financing debt due through 2011 [i]		55	—

Total subsidiaries		9,182	8,329

Total long-term debt		$14,995	$11,957

Key uses interest rate swaps and caps, which modify the repricing characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.

(a)	The senior medium-term notes had weighted-average interest rates of 3.41% at December 31, 2008, and 5.01% at December 31, 2007. These notes had a combination of fixed and floating interest rates, and may not be redeemed prior to their maturity dates.

(b)	Senior Euro medium-term notes had weighted-average interest rates of 2.35% at December 31, 2008, and 4.89% at December 31, 2007. These notes had a floating interest rate based on the three-month LIBOR and may not be redeemed prior to their maturity dates.

(c)	These notes had weighted-average interest rates of 6.93% at December 31, 2008, and 6.56% at December 31, 2007. All of the notes have fixed interest rates except for the 4.623% note, which has a floating interest rate equal to three-month LIBOR plus 74 basis points; the 7.000% note, which has a floating interest rate equal to three-month LIBOR plus 358 basis points; and the 7.619% note, which has a floating interest rate equal to three-month LIBOR plus 280 basis points. Each of these floating rate notes reprices quarterly. See Note 13 (“Capital Securities Issued by Unconsolidated Subsidiaries”) on page 101 for a description of these notes.

(d)	Senior medium-term notes of KeyBank had weighted-average interest rates of 3.95% at December 31, 2008, and 5.05% at December 31, 2007. These notes had a combination of fixed and floating interest rates and may not be redeemed prior to their maturity dates.

(e)	Senior Euro medium-term notes had weighted-average interest rates of 2.55% at December 31, 2008, and 4.79% at December 31, 2007. These notes, which are obligations of KeyBank, had a combination of fixed and floating interest rates based on LIBOR and may not be redeemed prior to their maturity dates.

(f)	These notes are all obligations of KeyBank. Only the subordinated remarketable notes due 2027 may be redeemed prior to their maturity dates.

(g)	Lease financing debt had weighted-average interest rates of 4.66% at December 31, 2008, and 5.06% at December 31, 2007. This category of debt consists primarily of nonrecourse debt collateralized by leased equipment under operating, direct financing and sales-type leases.

(h)	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 5.18% at December 31, 2008, and 5.40% at December 31, 2007. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $179 million at December 31, 2008, and $164 million at December 31, 2007.

(i)	Mortgage financing debt had a weighted-average interest rate of 4.84% at December 31, 2008. This category of debt is collateralized by real estate properties.
At December 31, 2008, scheduled principal payments on long-term debt were as follows:

in millions	Parent	Subsidiaries	Total

2009	$1,252	$1,853	$3,105
2010	668	571	1,239
2011	40	1,473	1,513
2012	—	2,428	2,428
2013	769	31	800
All subsequent years	3,084	2,826	5,910

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
The capital securities provide an attractive source of funds: they constitute Tier 1 capital for regulatory reporting purposes, but have the same tax advantages as debt for federal income tax purposes. During the first quarter of 2005, the Federal Reserve Board adopted a rule that allows bank holding companies to continue to treat capital securities as Tier 1 capital, but imposed stricter quantitative limits that take effect April 1, 2009. Management believes the new rule will not have any material effect on Key’s financial condition.
KeyCorp unconditionally guarantees the following payments or distributions on behalf of the trusts:
♦	required distributions on the capital securities;

♦	the redemption price when a capital security is redeemed; and

♦	the amounts due if a trust is liquidated or terminated.
During the first quarter of 2008, the KeyCorp Capital X trust issued $740 million of securities. Also included in the table below are the capital securities held by the Union State Capital I, Union State Statutory II and Union State Statutory IV business trusts. The outstanding common stock of these trusts was owned by U.S.B. Holding Co., Inc., which Key acquired on January 1, 2008.
The capital securities, common stock and related debentures are summarized as follows:

				Principal		Interest Rate	Maturity
	Capital			Amount of		of Capital	of Capital
	Securities,		Common	Debentures,		Securities and	Securities and
dollars in millions	Net of Discount	[a]	Stock	Net of Discount	[b]	Debentures [c]	Debentures

DECEMBER 31, 2008
KeyCorp Capital I	$197		$8	$201		4.623%	2028
KeyCorp Capital II	235		8	231		6.875	2029
KeyCorp Capital III	295		8	271		7.750	2029
KeyCorp Capital V	175		5	195		5.875	2033
KeyCorp Capital VI	75		2	82		6.125	2033
KeyCorp Capital VII	327		8	295		5.700	2035
KeyCorp Capital VIII	288		—	360		7.000	2066
KeyCorp Capital IX	563		—	562		6.750	2066
KeyCorp Capital X	837		—	836		8.000	2068
Union State Capital I	20		1	21		9.580	2027
Union State Statutory II	20		—	20		7.000	2031
Union State Statutory IV	10		—	10		7.619	2034

Total	$3,042		$40	$3,084		6.931%	—

DECEMBER 31, 2007	$1,848		$39	$1,896		6.599%	—

(a)	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Included in certain capital securities at December 31, 2008 and 2007, are basis adjustments of $459 million and $55 million, respectively, related to fair value hedges. See Note 19 (“Derivatives and Hedging Activities”), which begins on page 115, for an explanation of fair value hedges.

(b)	KeyCorp has the right to redeem its debentures: (i) in whole or in part, on or after July 1, 2008 (for debentures owned by Capital I); March 18, 1999 (for debentures owned by Capital II); July 16, 1999 (for debentures owned by Capital III); July 31, 2006 (for debentures owned by Union State Statutory II); February 1, 2007 (for debentures owned by Union State Capital I); July 21, 2008 (for debentures owned by Capital V); December 15, 2008 (for debentures owned by Capital VI); April 7, 2009 (for debentures owned by Union State Statutory IV); June 15, 2010 (for debentures owned by Capital VII); June 15, 2011 (for debentures owned by Capital VIII); December 15, 2011 (for debentures owned by Capital IX); and March 15, 2013 (for debentures owned by Capital X); and (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” an “investment company event” or a “capital treatment event” (as defined in the applicable indenture). If the debentures purchased by Union State Statutory IV, Capital I, Capital V, Capital VI, Capital VII, Capital VIII, Capital IX or Capital X are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Union State Capital I are redeemed before they mature, the redemption price will be 104.31% of the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Union State Statutory II are redeemed before they mature, the redemption price will be 104.5% of the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Capital II or Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable indenture), plus 20 basis points (25 basis points for Capital III), plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to KeyCorp. Included in the principal amount of debentures at December 31, 2008 and 2007, are adjustments relating to hedging with financial instruments totaling $461 million and $64 million, respectively.

(c)	The interest rates for Capital II, Capital III, Capital V, Capital VI, Capital VII, Capital VIII, Capital IX, Capital X and Union State Capital I are fixed. Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points that reprices quarterly. Union State Statutory II has a floating interest rate equal to three-month LIBOR plus 358 basis points that reprices quarterly. Union State Statutory IV has a floating interest rate equal to three-month LIBOR plus 280 basis points that reprices quarterly. The rates shown as the totals at December 31, 2008 and 2007, are weighted-average rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
14. Shareholders’ Equity
PREFERRED STOCK
Series A. During 2008, KeyCorp issued $658 million, or 6,575,000 shares, of noncumulative perpetual convertible preferred stock, Series A (“Series A Preferred Stock”), with a liquidation preference of $100 per share. This was one of several actions Key took to further strengthen its capital position in light of charges recorded in connection with the leasing litigation described in Note 17 (“Income Taxes”), which begins on page 110, and to position Key to respond to future business opportunities as they emerge. The Series A Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative dividend at the rate of 7.75% per annum at the discretion of Key’s Board of Directors; and (3) is not redeemable at any time. The Series A Preferred Stock ranks senior to KeyCorp common shares and is on parity with the Series B Preferred Stock discussed below in the event of liquidation or dissolution of Key. Each share of Series A Preferred Stock is convertible at any time into 7.0922 KeyCorp common shares (equivalent to an initial conversion price of approximately $14.10 per common share), plus cash in lieu of fractional shares. The conversion rate may change upon the occurrence of a consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 15, 2013, if the closing price of KeyCorp common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, KeyCorp may automatically convert some or all of the outstanding Series A Preferred Stock into KeyCorp common shares at the then prevailing conversion rate.
Series B. During the fourth quarter of 2008, KeyCorp received approval to participate in the U.S. Treasury’s Capital Purchase Program. Accordingly, on November 14, 2008, KeyCorp raised $2.5 billion of capital, including the issuance of $2.414 billion, or 25,000 shares, of fixed-rate cumulative perpetual preferred stock, Series B (“Series B Preferred Stock”), with a liquidation preference of $100,000 per share, which was purchased by the U.S. Treasury.
The Series B Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series B Preferred Stock ranks senior to KeyCorp common shares and is on parity with the Series A Preferred Stock in the event of liquidation or dissolution of Key.
The terms of the transaction with the U.S. Treasury include limitations on KeyCorp’s ability to pay dividends and repurchase common shares. For three years after the issuance or until the U.S. Treasury no longer holds any Series B Preferred Stock, KeyCorp will not be able to increase its dividends above the level paid in the third quarter of 2008, nor will KeyCorp be permitted to repurchase any of its common shares or preferred stock without the approval of the U.S. Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).
Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the U.S. Treasury under the Capital Purchase Program are permitted to include such capital instruments in Tier 1 capital for purposes of the Board’s risk-based and leverage capital rules and guidelines for bank holding companies.
Further information on the Capital Purchase Program is included in the sections entitled “Capital” under the heading “Emergency Economic Stabilization Act of 2008” on page 51, and “Liquidity risk management,” which begins on page 56.
COMMON STOCK WARRANT
On November 14, 2008, in conjunction with KeyCorp’s participation in the Capital Purchase Program discussed above, KeyCorp granted a warrant to purchase 35,244,361 common shares to the U.S. Treasury at a fair value of $87 million. The warrant gives the U.S. Treasury the option to purchase KeyCorp common shares at an exercise price of $10.64 per share. The warrant has a term of ten years, is immediately exercisable, in whole or in part, and is transferable. The U.S. Treasury has agreed not to exercise voting power with respect to any common shares Key issues upon exercise of the warrant.
CAPITAL ADEQUACY
KeyCorp and KeyBank must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects how regulatory applications for certain activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities are evaluated, and could make our clients and potential investors less confident. As of December 31, 2008, KeyCorp and KeyBank met all regulatory capital requirements.
Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2008 and 2007, the most recent regulatory notification classified KeyBank as “well capitalized.” Management believes there has not been any change in condition or event since the most recent notification that would cause KeyBank’s capital classification to change.
Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if those categories applied to bank holding companies, management believes Key would satisfy the criteria for a “well capitalized” institution at December 31, 2008 and 2007. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent the overall financial condition or prospects of KeyCorp or its affiliates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table presents Key’s and KeyBank’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act.

					To Qualify as
			To Meet Minimum		Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$15,816	14.82%	$8,535	8.00%	N/A	N/A
KeyBank	12,124	11.85	8,177	8.00	$10,221	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,645	10.92%	$4,267	4.00%	N/A	N/A
KeyBank	8,012	7.83	4,088	4.00	$6,132	6.00%
TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$11,645	11.05%	$3,160	3.00%	N/A	N/A
KeyBank	8,012	7.81	4,101	4.00	$5,126	5.00%

December 31, 2007
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$12,380	11.38%	$8,700	8.00%	N/A	N/A
KeyBank	11,423	10.68	8,551	8.00	$10,689	10.00%
TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$8,095	7.44%	$4,350	4.00%	N/A	N/A
KeyBank	7,140	6.67	4,275	4.00	$6,413	6.00%
TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$8,095	8.39%	$2,895	3.00%	N/A	N/A
KeyBank	7,140	7.60	3,753	4.00	$4,691	5.00%

N/A = Not Applicable
15. Stock-Based Compensation
Key maintains several stock-based compensation plans, which are described below. Total compensation expense for these plans was $49 million for 2008, $62 million for 2007 and $64 million for 2006. The total income tax benefit recognized in the income statement for these plans was $19 million for 2008, $23 million for 2007 and $24 million for 2006. Stock-based compensation expense related to awards granted to employees is recorded in “personnel expense” on the income statement; compensation expense related to awards granted to directors is recorded in “other expense.”
Key’s compensation plans allow KeyCorp to grant stock options, restricted stock, performance shares, discounted stock purchases, and the right to make certain deferred compensation-related awards to eligible employees and directors. At December 31, 2008, KeyCorp had 56,249,973 common shares available for future grant under its compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of Key’s Board of Directors, KeyCorp may not grant options to purchase common shares, restricted stock or other shares under any long-term compensation plan in an aggregate amount that exceeds 6% of KeyCorp’s outstanding common shares in any rolling three-year period.
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
The Black-Scholes model requires several assumptions, which management developed and updates based on historical trends and current market observations. Management’s determination of the fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
value of options is only as accurate as the underlying assumptions. The assumptions pertaining to options issued during 2008, 2007 and 2006 are shown in the following table.

Year ended December 31,	2008	2007	2006

Average option life	5.9 years	7.0 years	6.0 years
Future dividend yield	5.80%	4.04%	3.79%
Historical share price volatility	.284	.231	.199
Weighted-average risk-free interest rate	3.6%	4.9%	5.0%

Key’s annual stock option grant to executives and certain other employees generally occurs in July, upon approval by the Compensation and Organization Committee.
The following table summarizes activity, pricing and other information for Key’s stock options for the year ended December 31, 2008:

		Weighted-Average	Weighted-Average	Aggregate
	Number of	Exercise Price	Remaining Life	Intrinsic
	Options	Per Option	(Years)	Value	[a]

Outstanding at December 31, 2007	31,139,643	$31.11
Granted	5,134,303	11.29
Acquired	451,137	21.97
Exercised	(300,012)	18.48
Lapsed or canceled	(3,608,677)	31.45

Outstanding at December 31, 2008	32,816,394	$27.96	5.7	—

Expected to vest	31,625,885	$28.10	5.6	—

Exercisable at December 31, 2008	23,772,853	$30.13	4.5	—

(a)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. At December 31, 2008, the fair value of the underlying stock was less than the weighted-average exercise price per option.
The weighted-average grant-date fair value of options was $1.78 for options granted during 2008, $7.13 for options granted during 2007 and $6.34 for options granted during 2006. The total intrinsic value of exercised options was $2 million for 2008, $44 million for 2007 and $91 million for 2006. As of December 31, 2008, unrecognized compensation cost related to nonvested options expected to vest under the plans totaled $11 million. Management expects to recognize this cost over a weighted-average period of 1.7 years.
Cash received from options exercised was $6 million for 2008, $112 million for 2007 and $244 million for 2006. The actual tax benefit realized for the tax deductions from options exercised totaled $.3 million for 2008, $13 million for 2007 and $28 million for 2006.
LONG-TERM INCENTIVE COMPENSATION PROGRAM
Key’s Long-Term Incentive Compensation Program rewards senior executives critical to Key’s long-term financial success. The Program covers three-year performance cycles, with a new cycle beginning each year. Awards primarily are in the form of time-lapsed restricted stock, performance-based restricted stock, and performance shares payable in stock. However, performance awards are presented to certain executive officers in the form of cash.
The time-lapsed restricted stock generally vests after the end of the three-year cycle for which it was granted. Performance-based restricted stock and performance shares will not vest unless Key attains defined performance levels. During 2008 and 2007, Key paid cash awards in connection with vested performance shares of $1 million and $3 million, respectively. There were no vested performance shares that resulted in cash payments in 2006.
The following table summarizes activity and pricing information for the nonvested shares in the Program for the year ended December 31, 2008:

			Vesting Contingent on
	Vesting Contingent on		Performance and
	Service Conditions		Service Conditions
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Nonvested	Grant-Date	Nonvested	Grant-Date
	Shares	Fair Value	Shares	Fair Value

Outstanding at December 31, 2007	568,803	$34.86	1,806,151	$31.49
Granted	449,184	23.03	589,544	22.64
Vested	(157,939)	33.89	(216,138)	33.86
Forfeited	(62,485)	33.34	(405,100)	31.21

Outstanding at December 31, 2008	797,563	$28.52	1,774,457	$31.23

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
Unlike time-lapsed and performance-based restricted stock, performance shares payable in stock and those payable in cash for over 100% of targeted performance do not pay dividends during the vesting period. Consequently, the fair value of performance shares payable in stock and those payable in cash is calculated by reducing the share price at the date of grant by the present value of estimated future dividends forgone during the vesting period, discounted at an appropriate risk-free interest rate.
The weighted-average grant-date fair value of awards granted under the Program was $22.81 during 2008, $38.06 during 2007 and $33.95 during 2006. As of December 31, 2008, unrecognized compensation cost related to nonvested shares expected to vest under the Program totaled $10 million. Management expects to recognize this cost over a weighted-average period of 1.8 years. The total fair value of shares vested was $9 million during 2008, $21 million during 2007 and $.1 million during 2006.
OTHER RESTRICTED STOCK AWARDS
Key also may grant, upon approval by the Compensation and Organization Committee, other time-lapsed restricted stock awards under various programs to certain executives and employees in recognition of outstanding performance. The majority of the nonvested shares at December 31, 2008, shown in the table below related to July 2008 grants of time-lapsed restricted stock to qualifying executives and certain other employees identified as high performers. These awards generally vest after three years of service.
The following table summarizes activity and pricing information for the nonvested shares under these awards for the year ended December 31, 2008:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

Outstanding at December 31, 2007	889,936	$36.25
Granted	2,849,162	13.62
Vested	(100,737)	31.63
Forfeited	(133,962)	24.40

Outstanding at December 31, 2008	3,504,399	$18.36

The weighted-average grant-date fair value of awards granted was $13.62 during 2008, $36.81 during 2007 and $33.22 during 2006. As of December 31, 2008, unrecognized compensation cost related to nonvested restricted stock expected to vest under these special awards totaled $36 million. Management expects to recognize this cost over a weighted-average period of 2.2 years. The total fair value of restricted stock vested was $2 million during 2008 and 2007, and $4 million during 2006.
DEFERRED COMPENSATION PLANS
Key’s deferred compensation arrangements include voluntary and mandatory deferral programs for Key common shares awarded to certain employees and directors. Mandatory deferred incentive awards, together with a 15% employer matching contribution, vest at the rate of 33-1/3% per year beginning one year after the deferral date. Deferrals under the voluntary programs are immediately vested, except for any employer match, which generally will vest after three years of service. The voluntary deferral programs provide an employer match ranging from 6% to 15% of the deferral.
Several of Key’s deferred compensation arrangements allow participants to redirect deferrals from Key common shares into other investments that provide for distributions payable in cash. Key accounts for these participant-directed deferred compensation arrangements as stock-based liabilities and remeasures the related compensation cost based on the most recent fair value of Key’s common shares. Key did not pay any stock-based liabilities during 2008. Key paid stock-based liabilities of $.1 million during 2007 and $1.8 million during 2006. The compensation cost of all other nonparticipant-directed deferrals is measured based on the average of the high and low trading price of Key’s common shares on the deferral date.
The following table summarizes activity and pricing information for the nonvested shares in Key’s deferred compensation plans for the year ended December 31, 2008:

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

Outstanding at December 31, 2007	1,097,709	$35.78
Granted	410,343	12.01
Dividend equivalents	219,132	13.83
Vested	(828,299)	25.71
Forfeited	(14,977)	35.44

Outstanding at December 31, 2008	883,908	$28.74

The weighted-average grant-date fair value of awards granted was $12.01 during 2008, $36.13 during 2007 and $36.41 during 2006. As of December 31, 2008, unrecognized compensation cost related to nonvested shares expected to vest under Key’s deferred compensation plans totaled $7 million. Management expects to recognize this cost over a weighted-average period of 1.7 years. The total fair value of shares vested was $15 million during 2008, $25 million during 2007 and $24 million during 2006. Dividend equivalents presented in the preceding table represent the value of dividends accumulated during the vesting period.
DISCOUNTED STOCK PURCHASE PLAN
Key’s Discounted Stock Purchase Plan provides employees the opportunity to purchase Key’s common shares at a 10% discount through payroll deductions or cash payments. Purchases are limited to $10,000 in any month and $50,000 in any calendar year and are immediately vested. To accommodate employee purchases, Key acquires shares on the open market on or around the fifteenth day of the month following the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
month of payment. Key issued 337,544 shares at a weighted-average cost of $13.77 during 2008, 165,061 shares at a weighted-average cost of $32.00 during 2007 and 134,390 shares at a weighted-average cost of $36.24 during 2006.
Information pertaining to Key’s method of accounting for stock-based compensation is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation” on page 83.
16. Employee Benefits
On December 31, 2006, Key adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires an employer to recognize an asset for the overfunded, or liability for the underfunded, status of its defined benefit plans. The overfunded or underfunded status is to be measured solely as the difference between the fair value of plan assets and the projected benefit obligation. In addition, any change in a plan’s funded status must be recognized in comprehensive income in the year in which it occurs.
As a result of adopting SFAS No. 158, Key recorded an after-tax charge of $154 million to the accumulated other comprehensive income component of shareholders’ equity for the year ended December 31, 2006. This charge represents the net unrecognized actuarial losses and unrecognized prior service costs remaining from the initial adoption of SFAS No. 87, “Employers’ Accounting for Pensions.” These items were previously netted against the plans’ funded status, but now are recognized as net pension cost. In addition, actuarial gains and losses that are not recognized as net pension cost in the period in which they arise have been recognized as a component of comprehensive income.
Most requirements of SFAS No. 158 were effective for Key for the year ended December 31, 2006. However, the requirement to measure plan assets and liabilities as of the end of the fiscal year became effective for Key for the year ended December 31, 2008. In years prior to 2008, Key used a September 30 measurement date. As a result of this accounting change, Key recorded an after-tax charge of $7 million to the retained earnings component of shareholders’ equity in the fourth quarter of 2008.
Pension Plans
The components of pre-tax accumulated other comprehensive loss not yet recognized as net pension cost are shown below:

December 31,
in millions	2008	2007

Net unrecognized losses	$497	$117
Net unrecognized prior service cost	6	8

Total unrecognized accumulated other comprehensive loss	$503	$125

During 2009, Key expects to recognize $42 million of pre-tax accumulated other comprehensive loss as net pension cost. The charge will consist of net unrecognized losses of $41 million and net unrecognized prior service cost of $1 million.
The components of net pension cost and the amount recognized in other comprehensive income for all funded and unfunded plans are as follows:

Year ended December 31,
in millions	2008	2007	2006

Service cost of benefits earned	$52	$51	$48
Interest cost on projected benefit obligation	64	58	55
Expected return on plan assets	(93)	(88)	(88)
Amortization of prior service cost (benefit)	1	—	(1)
Amortization of losses	13	28	31
Curtailment gain	—	(3)	—

Net pension cost	$37	$46	$45

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Minimum pension liability adjustment	—	—	$8
Net loss (gain)	$397	$(106)	—
Prior service (benefit) cost	(1)	6	—
Amortization of losses	(13)	(28)	—

Total recognized in comprehensive income	$383	$(128)	$8

Total recognized in net pension cost and comprehensive income	$420	$(82)	$53

The information related to Key’s pension plans presented in the following tables is based on current actuarial reports using December 31, 2008, and September 30, 2007, measurement dates.
The following table summarizes changes in the projected benefit obligation (“PBO”) related to Key’s pension plans.

Year ended December 31,
in millions	2008	2007

PBO at beginning of year	$1,115	$1,112
Service cost	65	51
Interest cost	79	58
Plan amendments	—	6
Actuarial (gains) losses	(66)	6
Benefit payments	(127)	(115)
Curtailment gain	—	(3)

PBO at end of year	$1,066	$1,115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table summarizes changes in the fair value of pension plan assets (“FVA”).

Year ended December 31,
in millions	2008	2007

FVA at beginning of year	$1,220	$1,119
Actual return on plan assets	(347)	201
Employer contributions	15	15
Benefit payments	(127)	(115)

FVA at end of year	$761	$1,220

The following table summarizes the funded status of the pension plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2008 and 2007.

December 31,
in millions	2008	2007

Funded status [a]	$(305)	$105
Benefits paid subsequent to measurement date	—	3

Net prepaid pension cost recognized	$(305)	$108

Net prepaid pension cost recognized consists of:
Prepaid benefit cost	—	$269
Accrued benefit liability	$(305)	(161)

Net prepaid pension cost recognized	$(305)	$108

(a)	The (shortage) excess of the fair value of plan assets (under) over the projected benefit obligation.
At December 31, 2008, Key’s primary qualified cash balance pension plan was sufficiently funded under the requirements of the Employee Retirement Income Security Act of 1974. Consequently, Key is not required to make a minimum contribution to that plan in 2009. Key also does not expect to make any significant discretionary contributions during 2009.
Benefits from all funded and unfunded pension plans at December 31, 2008, are expected to be paid as follows: 2009 — $122 million; 2010 —$111 million; 2011 — $111 million; 2012 — $113 million; 2013 — $110 million; and $543 million in the aggregate from 2014 through 2018.
The accumulated benefit obligation (“ABO”) for all of Key’s pension plans was $1.064 billion and $1.113 billion at December 31, 2008, and 2007, respectively. Information for those pension plans that had an ABO in excess of plan assets is as follows:

December 31,
in millions	2008	2007

Projected benefit obligation	$1,066	$164
Accumulated benefit obligation	1,064	163
Fair value of plan assets	761	—

Key’s primary qualified Cash Balance Pension Plan is excluded from the preceding table at December 31, 2007, because that plan was overfunded (i.e., the fair value of plan assets exceeded the projected benefit obligation) by $266 million at that time.
Prior to December 31, 2006, SFAS No. 87, “Employers’ Accounting for Pensions,” required employers to recognize an additional minimum liability (“AML”) equal to any excess of the unfunded ABO over the liability already recognized as unfunded accrued pension cost. Key’s AML, which excluded the overfunded Cash Balance Pension Plan mentioned above, was $55 million at December 31, 2005. To comply with changes prescribed by SFAS No. 158, this balance and the amount of any subsequent change in the AML were reversed during 2006. The after-tax change in AML included in “accumulated other comprehensive income” for 2006 is shown in the Consolidated Statements of Changes in Shareholders’ Equity on page 75.
To determine the actuarial present value of benefit obligations, management assumed the following weighted-average rates:

December 31,	2008	2007

Discount rate	5.75%	6.00%
Compensation increase rate	4.00	4.56

To determine net pension cost, management assumed the following weighted-average rates:

Year ended December 31,	2008	2007	2006

Discount rate	6.00%	5.50%	5.25%
Compensation increase rate	4.64	4.00	4.00
Expected return on plan assets	8.75	8.75	8.75

Management estimates that Key’s net pension cost will be $86 million for 2009, compared to $37 million for 2008 and $46 million for 2007. The increase is due primarily to an anticipated rise in the amortization of losses, stemming largely from asset losses in 2008 in conjunction with steep declines in the capital markets, particularly the equity markets, coupled with a 50 basis point decrease in the assumed expected return on assets. The decrease in 2008 cost was attributable to a reduction in the amortization of losses and the favorable effect of asset and liability gains calculated at the 2007 year-end measurement date used to determine net pension cost for 2008.
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
Management estimates that a 25 basis point decrease in the expected return on plan assets would increase Key’s net pension cost for 2009 by approximately $2 million. Conversely, management estimates that a 25 basis point increase in the expected return on plan assets would decrease Key’s net pension cost for 2009 by the same amount. In addition, pension cost is affected by an assumed discount rate and an assumed compensation increase rate. Management estimates that a 25 basis

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
point change in either or both of these assumed rates would change net pension cost for 2009 by less than $2 million.
Management determines the assumed discount rate based on the rate of return on a hypothetical portfolio of high quality corporate bonds with interest rates and maturities that provide the necessary cash flows to pay benefits when due. The expected return on plan assets is determined by considering a number of factors, the most significant of which are:
♦	Management’s expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity and fixed income securities and forecasted returns that are modeled under various economic scenarios.

♦	Historical returns on Key’s plan assets. Management’s expected return on plan assets for 2008 was 8.75%, unchanged from the rate assumed for 2007 and 2006. However, as part of an annual reassessment of current and expected future capital market returns, management deemed a rate of 8.25% to be more appropriate in estimating 2009 pension cost. This change will increase 2009 net pension cost by approximately $4 million.
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

	Investment	Percentage of Plan Assets
	Range	at December 31,
Asset Class	2008	2008	2007

Equity securities	55% – 80%	56%	67%
Fixed income securities	15 – 25	25	20
Convertible securities	0 – 10	9	9
Cash equivalents and other assets	0 – 10	10	4

Total		100%	100%

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
The components of pre-tax accumulated other comprehensive loss not yet recognized as net postretirement benefit cost are shown below:

December 31,
in millions	2008	2007

Transition obligation	—	$20
Net unrecognized losses (gains)	$1	(28)
Net unrecognized prior service (benefit) cost	(14)	1

Total unrecognized accumulated other comprehensive gain	$(13)	$(7)

During 2009, Key expects to recognize $1 million of pre-tax accumulated other comprehensive gain resulting from prior service benefits as a reduction of other postretirement benefit cost.
The components of net postretirement benefit cost and the amount recognized in other comprehensive income for all funded and unfunded plans are as follows:

Year ended December 31,
in millions	2008	2007	2006

Service cost of benefits earned	$1	$8	$6
Interest cost on accumulated postretirement benefit obligation	4	7	8
Expected return on plan assets	(5)	(4)	(4)
Amortization of unrecognized:
Transition obligation	—	4	4
Prior service benefit	(1)	—	—
Cumulative net (gains) losses	(2)	—	2

Net postretirement benefit cost	$(3)	$15	$16

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net loss (gain)	$29	$(43)	—
Prior service benefit	(34)	—	—
Amortization of prior service cost	1	—	—
Amortization of losses	2	—	—
Amortization of unrecognized transition obligation	(1)	(4)	—

Total recognized in comprehensive income	$(3)	$(47)	—

Total recognized in net postretirement benefit cost and comprehensive income	$(6)	$(32)	$16

Key determines the expected return on plan assets using the plans’ FVA.
The information related to Key’s postretirement benefit plans presented in the following tables is based on current actuarial reports using December 31, 2008, and September 30, 2007, measurement dates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table summarizes changes in the accumulated postretirement benefit obligation (“APBO”).

Year ended December 31,
in millions	2008	2007

APBO at beginning of year	$108	$139
Service cost	2	8
Interest cost	6	7
Plan participants’ contributions	11	9
Actuarial gains	(5)	(35)
Benefit payments	(19)	(20)
Plan amendment	(34)	—

APBO at end of year	$69	$108

The following table summarizes changes in the fair value of postretirement plan assets.

Year ended December 31,
in millions	2008	2007

FVA at beginning of year	$90	$82
Employer contributions	1	7
Plan participants’ contributions	3	9
Benefit payments	(21)	(20)
Actual return on plan assets	(28)	12

FVA at end of year	$45	$90

The following table summarizes the funded status of the postretirement plans, reconciled to the amounts recognized in the consolidated balance sheets at December 31, 2008 and 2007.

December 31,
in millions	2008	2007

Funded status [a]	$(21)	$(18)
Contributions/benefits paid subsequent to measurement date	—	1

Accrued postretirement benefit cost recognized	$(21)	$(17)

(a)	The excess of the accumulated postretirement benefit obligation over the fair value of plan assets.
There are no regulatory provisions that require contributions to the VEBA trusts that fund some of Key’s benefit plans. Consequently, there is no minimum funding requirement. Key is permitted to make discretionary contributions to the VEBA trusts, subject to certain IRS restrictions and limitations. Management anticipates that Key’s discretionary contributions in 2009, if any, will be minimal.
Benefits from all funded and unfunded other postretirement plans at December 31, 2008, are expected to be paid as follows: 2009 — $6 million; 2010 — $6 million; 2011 — $6 million; 2012 — $6 million; 2013 — $6 million; and $28 million in the aggregate from 2014 through 2018.
To determine the APBO, management assumed weighted-average discount rates of 5.75% at December 31, 2008, and 6.00% at December 31, 2007.
To determine net postretirement benefit cost, management assumed the following weighted-average rates:

Year ended December 31,	2008	2007	2006

Discount rate	6.00%	5.50%	5.25%
Expected return on plan assets	5.66	5.66	5.64

The realized net investment income for the postretirement healthcare plan VEBA trust is subject to federal income taxes, which are reflected in the weighted-average expected return on plan assets shown above. Management assumptions regarding healthcare cost trend rates are as follows:

December 31,	2008	2007

Healthcare cost trend rate assumed for the next year:
Under age 65	8.50%	9.50%
Age 65 and over	9.00	10.00
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2018	2017

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.
Management estimates that net postretirement benefit cost for 2009 will amount to $1 million, compared to a credit of $3 million for 2008 and an expense of $15 million for 2007. The increase in 2009 cost is primarily due to the previously mentioned asset losses in 2008 along with steep declines in the capital markets, particularly equity markets, together with an 18 basis point decrease in the 2009 assumed weighted-average expected return on plan assets. The 2008 credit was attributable to a change that took effect January 1, 2008, under which inactive employees receiving benefits under Key’s Long-Term Disability Plan will no longer be eligible for health care and life insurance benefits.
Management estimates the expected returns on plan assets for VEBA trusts much the same way it estimates returns on Key’s pension funds. The primary investment objectives of the VEBA trusts also are similar. The following table shows the asset allocation ranges prescribed by the trusts’ investment policies, as well as the actual weighted-average asset allocations.

	Investment	Percentage of Plan Assets
	Range	at December 31,
Asset Class	2008	2008	2007

Equity securities	70% – 90%	80%	90%
Fixed income securities	0 – 10	—	—
Convertible securities	0 – 10	6	—
Cash equivalents and other assets	10 – 30	14	10

Total		100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Although the VEBA trusts’ investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and management does not expect to employ such contracts in the future.
The “Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which became effective in 2006, introduced a prescription drug benefit under Medicare, and provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees. Applying the relevant regulatory formula, management has determined that the prescription drug coverage related to Key’s retiree healthcare benefit plan is no longer expected to be actuarially equivalent to the Medicare benefit for the vast majority of retirees. Subsidies for the years ended December 31, 2008, 2007 and 2006, did not have a material effect on Key’s APBO and net postretirement benefit cost.
Employee 401(K) Savings Plan
A substantial majority of Key’s employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. Key’s plan permits employees to contribute from 1% to 25% of eligible compensation, with up to 6% being eligible for matching contributions in the form of Key common shares. The plan also permits Key to distribute a discretionary profit-sharing component. Until December 29, 2006, Key maintained nonqualified excess 401(k) savings plans that provided certain employees with benefits that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the IRS. Those balances have now been merged into a new deferred savings plan that went into effect January 1, 2007. Total expense associated with the above plans was $51 million in 2008, $52 million in 2007 and $59 million in 2006.
17. Income Taxes
Income taxes included in the consolidated statements of income are summarized below. Key files a consolidated federal income tax return.

Year ended December 31,
in millions	2008	2007	2006

Currently payable:
Federal	$1,878	$336	$402
State	177	18	21

	2,055	354	423
Deferred:
Federal	(1,525)	(68)	13
State	(196)	(6)	14

	(1,721)	(74)	27

Total income tax expense [a]	$334	$280	$450

(a)	Income tax (benefit) expense on securities transactions totaled ($.8) million in 2008, ($13) million in 2007 and $.4 million in 2006. Income tax expense in the above table excludes equity-and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which Key operates. These taxes, which are recorded in “noninterest expense” on the income statement, totaled $21 million in 2008, $23 million in 2007 and $13 million in 2006.
Significant components of Key’s deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2008	2007

Provision for loan losses	$782	$538
Other	346	454

Total deferred tax assets	1,128	992

Leasing income reported using the operating method for tax purposes	1,277	2,847
Net unrealized securities gains	234	81
Other	139	99

Total deferred tax liabilities	1,650	3,027

Net deferred tax liabilities	$522	$2,035

At December 31, 2008, Key had state net operating loss carryforwards of $26 million after considering the estimated impact of amending prior years’ state tax returns to reflect the settlement with the IRS described under the heading “Lease Financing Transactions” on page 111. These carryforwards are subject to limitations imposed by tax laws and, if not utilized, will gradually expire from 2011 through 2025.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table shows how Key’s total income tax expense and the resulting effective tax rate were derived.

Year ended December 31,	2008		2007		2006
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

(Loss) income before income taxes times 35% statutory federal tax rate	$(397)	35.0%	$427	35.0%	$575	35.0%
State income tax, net of federal tax benefit	(12)	1.1	12	1.0	4	.2
Amortization of nondeductible intangibles	121	(10.7)	—	—	—	—
Tax-exempt interest income	(16)	1.4	(14)	(1.1)	(14)	(.8)
Corporate-owned life insurance income	(43)	3.8	(44)	(3.6)	(38)	(2.3)
Tax credits	(102)	9.0	(83)	(6.8)	(69)	(4.2)
Reduced tax rate on lease income	290	(25.5)	(34)	(2.8)	(42)	(2.6)
Reduction of deferred tax asset	—	—	3	.2	—	—
Increase in tax reserves	414	(36.5)	9	.7	6	.4
Other	79	(7.0)	4	.3	28	1.7

Total income tax expense	$334	29.4%	$280	22.9%	$450	27.4%

Prior to 2008, Key applied a lower tax rate to a portion of the equipment leasing portfolio that was managed by a foreign subsidiary in a lower tax jurisdiction. Since Key intended to permanently reinvest the earnings of this foreign subsidiary overseas, Key did not record domestic deferred income taxes of $308 million at December 31, 2007, and $269 million at December 31, 2006, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Following the adverse court decision in the AWG Leasing Litigation and the related accounting implications, and as part of its settlement with the IRS, Key agreed to forgo any tax benefits related to this subsidiary and reversed all previously recorded tax benefits as part of a $536 million after-tax charge recorded in the second quarter of 2008. Additional information pertaining to the court decision and the IRS settlement is included under the heading “Lease Financing Transactions” below.
Prior to 2008, Key intended to permanently reinvest the earnings of its Canadian leasing subsidiaries overseas. Accordingly, Key did not record domestic deferred income taxes on the earnings of these subsidiaries in accordance with SFAS No. 109. However, during the fourth quarter of 2008, management decided that, due to changes in the Canadian leasing operations, Key will no longer permanently reinvest the earnings of the Canadian leasing subsidiaries overseas. As a result, Key recorded $68 million of domestic deferred income taxes that quarter.
Lease Financing Transactions
Between 1996 and 2004, Key’s equipment finance business unit (“KEF”) entered into a number of lease financing transactions with both foreign and domestic customers (primarily municipal authorities) that are commonly referred to as LILO and sale in, sale out (“SILO”) transactions. In subsequent years, the IRS challenged Key’s tax treatment of these transactions and disallowed all deductions associated with them. Key appealed the examination results to the Appeals Division of the IRS.
In addition, in connection with one SILO transaction entered into by AWG Leasing Trust (“AWG Leasing”), in which Key is a partner, the IRS disallowed all deductions related to the transaction for all tax years and assessed penalties. In March 2007, Key challenged those actions in a lawsuit in the United States District Court for the Northern District of Ohio (captioned AWG Leasing Trust, KSP Investments, Inc., as Tax
Matters Partner v. United States of America, and referred to herein as the “AWG Leasing Litigation”). On May 28, 2008, the court rendered a decision that was adverse to Key. Two months later, Key filed a notice of appeal to the United States Court of Appeals for the Sixth Circuit.
On August 6, 2008, the IRS announced an initiative to settle all transactions that the IRS had characterized as LILO/SILO transactions (the “LILO/SILO Settlement Initiative”). As preconditions to its participation, Key was required to accept the terms of the LILO/SILO Settlement Initiative and to dismiss its appeal of the AWG Leasing Litigation. While management continues to believe that the tax treatment applied to Key’s LILO/SILO transactions complied with all tax laws, regulations, and judicial authorities in effect at the time, it would take years of effort and expense to resolve this matter through litigation. Accordingly, Key elected to participate in the LILO/SILO Settlement Initiative and has complied with the preconditions. Key was accepted into the LILO/SILO Settlement Initiative by the IRS on October 6, 2008.
At December 31, 2008, Key and the IRS had reached an agreement on all material aspects related to the tax settlement for Key’s LILO/SILO transactions, but the IRS had not completed its administrative review of the related tax information submitted by Key. On February 13, 2009, Key and the IRS entered into a closing agreement that resolves substantially all outstanding LILO/SILO tax issues between Key and the IRS. In October 2008, Key deposited $1.775 billion with the IRS to cover the anticipated amount of taxes and associated interest cost due to the IRS for all tax years in connection with the LILO/SILO Settlement Initiative, bringing the total amount deposited for such purposes to $2.047 billion. Key expects the remaining LILO/SILO tax issues to be settled with the IRS in the near future with no additional tax or interest liability to Key.
During 2009, Key will amend its state tax returns to reflect the impact of the settlement on prior years’ state tax liabilities. While the settlement with the IRS provides a waiver of federal tax penalties, management anticipates that certain statutory penalties under state tax laws will be imposed on Key. While Key intends to vigorously defend its position against the imposition of any such penalties, management believes that current accounting guidance requires Key to estimate and accrue the penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Each quarter, management reviews the amount of unrecognized tax benefits recorded on Key’s LILO/SILO transactions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Any adjustment to the amount of unrecognized tax benefits to reflect the amount of interest cost associated with the contested leases described above is recorded to the income tax provision. Adjustments to unrecognized tax benefits also require management to recalculate Key’s lease income under FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” Management’s assessments of Key’s tax position on the LILO/SILO transactions resulted in a change to the amount of unrecognized tax benefits during the first, second and fourth quarters of 2008, as described below.
During the first quarter of 2008, Key increased the amount of unrecognized tax benefits associated with its LILO/SILO transactions by $46 million. As a result, first quarter 2008 after-tax earnings were reduced by $38 million, including a $3 million reduction to lease income, an $18 million increase to the provision for income taxes and a $17 million charge to the tax provision for the associated interest charges.
During the second quarter of 2008, management concluded that the court decision in the AWG Leasing Litigation, under applicable accounting guidance, had implications for the timing of the recognition of tax benefits on Key’s entire portfolio of LILO/SILO transactions. As a result, management further increased the amount of unrecognized tax benefits associated with all of the leases under challenge by the IRS by $2.146 billion (exclusive of an existing tax deposit of $200 million). These actions reduced Key’s second quarter after-tax earnings by $1.011 billion, including a $359 million reduction to lease income, a $177 million increase to the provision for income taxes and a $475 million charge to the tax provision for the associated interest charges.
During the fourth quarter, management updated its assessment of the amount of unrecognized tax benefits associated with the LILO/SILO transactions and the related impact on interest, leasing income and potential state tax penalties pursuant to the terms of the LILO/SILO Settlement Initiative. As shown in the following table, the liability for unrecognized tax benefits decreased by $583 million under the LILO/SILO Settlement Initiative. The estimated impact of that reduced liability on interest resulted in a $151 million reduction to the provision for income taxes, which was partially offset by a $31 million increase for potential state tax penalties. The recalculation of lease financing income under FASB Staff Position No. 13-2 that resulted from Key’s participation in the LILO/SILO Settlement Initiative did not materially affect Key’s results of operations.
Liability for Unrecognized Tax Benefits
The change in Key’s liability for unrecognized tax benefits is as follows:

Year ended December 31,
in millions	2008	2007

BALANCE AT BEGINNING OF YEAR	$21	$27
Increase for tax positions of prior years attributable to LILO/SILO transactions	2,192	—
Increase for other tax positions of prior years	2	—
Decrease under the LILO/SILO Settlement Initiative	(583)	—
Decrease related to other settlements with taxing authorities	—	(6)

BALANCE AT END OF YEAR	$1,632	$21

The amount of unrecognized tax benefits that, if recognized, would impact Key’s effective tax rate was $23 million at December 31, 2008, and $21 million at December 31, 2007. Management does not currently anticipate that the amount of unrecognized tax benefits will significantly change in the next twelve months, except as a result of the settlement under the LILO/SILO Settlement Initiative.
During the fourth quarter of 2008, Key recorded a $227 million ($142 million after-tax) recovery of interest and a $31 million charge for state tax penalties to the provision for income taxes. The LILO/SILO Settlement Initiative accounted for a $241 million credit ($151 million after-tax) and the $31 million charge. As permitted under FASB Interpretation No. 48, it is Key’s policy to recognize interest and penalties related to unrecognized tax benefits in income tax expense. Key recognized interest of $602 million in 2008, $5 million in 2007 and $12 million in 2006, as well as penalties of $31 million in 2008. The portion attributable to the total unrecognized tax benefits associated with Key’s LILO/SILO transactions was $598 million in 2008, $2 million in 2007 and $11 million in 2006. Key’s liability for accrued interest payable was $622 million at December 31, 2008, and $21 million at December 31, 2007. Key’s liability for accrued state penalties was $31 million at December 31, 2008.
Key files federal income tax returns, as well as returns in various state and foreign jurisdictions. Currently, the IRS is auditing Key’s income tax returns for the 2004 through 2006 tax years. Key is not subject to income tax examinations by other tax authorities for years prior to 2001, except in California and New York. Income tax returns filed in those jurisdictions are subject to examination beginning with the years 1995 (California) and 2000 (New York). As previously discussed, the LILO/SILO Settlement Initiative will impact Key’s state tax liabilities for prior years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
18. Commitments, Contingent Liabilities and Guarantees
Obligations Under Noncancelable Leases
Key is obligated under various noncancelable operating leases for land, buildings and other property consisting principally of data processing equipment. Rental expense under all operating leases totaled $121 million in 2008, $122 million in 2007 and $136 million in 2006. Minimum future rental payments under noncancelable operating leases at December 31, 2008, are as follows: 2009 — $114 million; 2010 — $112 million; 2011 — $98 million; 2012 — $88 million; 2013 — $83 million; all subsequent years — $374 million.
Commitments to Extend Credit or Funding
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or termination clauses. Key typically charges a fee for its loan commitments. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed Key’s eventual cash outlay.
Loan commitments involve credit risk not reflected on Key’s balance sheet. Key mitigates exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. In particular, management evaluates the creditworthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjusts the allowance for probable credit losses inherent in all commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Liability for Credit Losses on Lending-Related Commitments” on page 79.
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

December 31,
in millions	2008	2007

Loan commitments:
Commercial and other	$22,578	$24,521
Home equity	8,428	8,221
Commercial real estate and construction	3,928	6,623

Total loan commitments	34,934	39,365

When-issued and to be announced securities commitments	219	665
Commercial letters of credit	173	217
Principal investing commitments	276	279
Liabilities of certain limited partnerships and other commitments	70	84

Total loan and other commitments	$35,672	$40,610

Legal Proceedings
Tax disputes. On February 13, 2009, Key entered into a closing agreement that resolves substantially all outstanding leveraged lease financing tax issues between Key and the IRS. Key has deposited $2.047 billion (including $1.775 billion deposited with the IRS in October 2008) to cover the anticipated amount of taxes and associated interest cost due to the IRS for all tax years as a result of the settlement. Key expects the remaining issues to be settled with the IRS in the near future with no additional liability to Key. Further information on these matters is included in Note 17 (“Income Taxes”), which begins on page 110.
Taylor litigation. On August 11, 2008, a purported class action case was filed against KeyCorp, its directors and certain employees (collectively, the “Key parties”), captioned Taylor v. KeyCorp et al., in the United States District Court for the Northern District of Ohio. On September 16, 2008, a second and related case was filed in the same district court, captioned Wildes v. KeyCorp et al. The plaintiffs in these cases seek to represent a class of all participants in Key’s 401(k) Savings Plan and allege that the Key parties breached fiduciary duties owed to them under the Employee Retirement Income Security Act (“ERISA”). On November 25, 2008, the Court consolidated the Taylor and Wildes lawsuits into a single action. Plaintiffs have since filed their consolidated complaint, which continues to name certain employees as defendants but no longer names any outside directors. Key strongly disagrees with the allegations contained in the complaints and the consolidated complaint and intends to vigorously defend against them.
Madoff alleged fraud. In December 2008, Austin Capital Management, Ltd. (“Austin”), an investment firm owned by Key, which selects and manages hedge fund investments for its principally institutional customer base, determined that its funds had suffered investment losses of up to approximately $186 million resulting from the alleged fraud perpetrated by Bernard L. Madoff and entities which he controls. The investment losses borne by Austin’s clients stem from investments that Austin made in other investment or “hedge” funds which, in turn, invested in certain Madoff-advised funds. On February 12, 2009, a purported class action was filed against Austin captioned Pension Fund For Hospital and Healthcare Employees — Philadelphia and Vicinity v. Austin Capital Management Ltd. et al., in the United States District Court for the Eastern District of Pennsylvania. The plaintiffs seek to represent a class of fiduciaries of employee benefit plans that invested in Austin funds that incurred losses as a result of Madoff’s alleged fraud, and restitution for breach of fiduciary duty under ERISA. In the event Key were to incur any liability for this matter, Key believes such liability would be covered under the terms and conditions of its insurance policy, subject to a $25 million self-insurance deductible and usual policy exceptions. Key also anticipates that Austin’s revenue and earnings may be reduced due to investor redemptions.
Honsador litigation. Key has previously disclosed information pertaining to a litigation matter involving its Key Principal Partners, LLC affiliate (“KPP”), in which KPP was sued in Hawaii state court in connection with its investment in a Hawaiian business. On May 23, 2007, in the case of Honsador Holdings LLC v. KPP, the jury returned a verdict in favor of the plaintiffs, and the court entered a final judgment in favor of the plaintiffs in the amount of $38.25 million. During the quarter ended June 30, 2007, Key established a reserve for the verdict, legal costs and other expenses associated with this lawsuit, and as of June 30, 2008,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
that reserve totaled approximately $47 million. Key had filed a notice of appeal with the Intermediate Court of Appeals for the State of Hawaii, but in September 2008, Key entered into a settlement agreement with the plaintiffs and withdrew its appeal in exchange for a complete settlement and release of the case by the plaintiffs. A notice of dismissal was entered into the court record on October 2, 2008. As a result of the settlement, Key reversed the remaining reserve in September 2008 as a reduction to expense.
Other litigation. In the ordinary course of business, Key is subject to other legal actions that involve claims for substantial monetary relief. Based on information presently known to management, management does not believe there is any legal action to which KeyCorp or any of its subsidiaries is a party or involving any of their properties, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Key’s financial condition.
Guarantees
Key is a guarantor in various agreements with third parties. The following table shows the types of guarantees that Key had outstanding at December 31, 2008. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Guarantees” on page 82.

	Maximum Potential
December 31, 2008	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$13,906	$104
Recourse agreement with FNMA	700	6
Return guarantee agreement with LIHTC investors	198	49
Written interest rate caps [a]	185	34
Default guarantees	33	1

Total	$15,022	$194

(a)	As of December 31, 2008, the weighted-average interest rate on written interest rate caps was 1.9%, and the weighted-average strike rate was 5.1%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate.
Management determines the payment/performance risk associated with each type of guarantee described below based on the probability that Key could be required to make the maximum potential undiscounted future payments shown in the preceding table. Management uses a scale of low (0-30% probability of payment), moderate (31-70% probability of payment) or high (71-100% probability of payment) to assess the payment/performance risk, and has determined that the payment/ performance risk associated with each type of guarantee outstanding at December 31, 2008, is low.
Standby letters of credit. Many of Key’s lines of business issue standby letters of credit to address clients’ financing needs. These instruments obligate Key to pay a specified third party when a client fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Any amounts drawn under standby letters of credit are treated as loans; they bear interest (generally at variable rates) and pose the same credit risk to Key as a loan. At December 31, 2008, Key’s standby letters of credit had a remaining weighted-average life of approximately 2.1 years, with remaining actual lives ranging from less than one year to as many as ten years.
Recourse agreement with Federal National Mortgage Association. KeyBank participates as a lender in the Federal National Mortgage Association (“FNMA”) Delegated Underwriting and Servicing program. As a condition to FNMA’s delegation of responsibility for originating, underwriting and servicing mortgages, KeyBank has agreed to assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan KeyBank sells to FNMA. Accordingly, KeyBank maintains a reserve for such potential losses in an amount estimated by management to approximate the fair value of KeyBank’s liability. At December 31, 2008, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 7.0 years, and the unpaid principal balance outstanding of loans sold by KeyBank as a participant in this program was approximately $2.207 billion. As shown in the preceding table, the maximum potential amount of undiscounted future payments that KeyBank could be required to make under this program is equal to approximately one-third of the principal balance of loans outstanding at December 31, 2008. If KeyBank is required to make a payment, it would have an interest in the collateral underlying the related commercial mortgage loan.
Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KeyBank, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal low income housing tax credits under Section 42 of the Internal Revenue Code. In certain partnerships, investors paid a fee to KAHC for a guaranteed return that is based on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. If KAHC defaults on its obligation to provide the guaranteed return, Key is obligated to make any necessary payments to investors. These guarantees have expiration dates that extend through 2019, but there have been no new partnerships under this program since October 2003. Additional information regarding these partnerships is included in Note 8 (“Loan Securitizations, Servicing and Variable Interest Entities”), which begins on page 94.
No recourse or collateral is available to offset Key’s guarantee obligation other than the underlying income stream from the properties. Any guaranteed returns that are not met through distribution of tax credits and deductions associated with the specific properties from the partnerships remain Key’s obligation.
As shown in the preceding table, KAHC maintained a reserve in the amount of $49 million at December 31, 2008, which management believes will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the table represents undiscounted future payments due to investors for the return on and of their investments.
Written interest rate caps. In the ordinary course of business, Key “writes” interest rate caps for commercial loan clients that have variable rate loans with Key and wish to limit their exposure to interest rate increases. At December 31, 2008, outstanding caps had a weighted-average life of approximately 1.7 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Key is obligated to pay the client if the applicable benchmark interest rate exceeds a specified level (known as the “strike rate”). These instruments are accounted for as derivatives. Key typically mitigates its potential future payments by entering into offsetting positions with third parties.
Default guarantees. Some lines of business participate in guarantees that obligate Key to perform if the debtor fails to satisfy all of its payment obligations to third parties. Key generally undertakes these guarantees in instances where the risk profile of the debtor should provide an investment return or to support its underlying investment. The terms of these default guarantees range from less than one year to as many as fourteen years, while some default guarantees do not have a contractual end date. Although no collateral is held, Key would receive a pro rata share should the third party collect some or all of the amounts due from the debtor.
Other Off-balance Sheet Risk
Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in Interpretation No. 45 and from other relationships.
Liquidity facilities that support asset-backed commercial paper conduits. Key provides liquidity facilities to several unconsolidated third-party commercial paper conduits. These facilities obligate Key to provide funding if there is a credit market disruption or there are other factors that would preclude the issuance of commercial paper by the conduits. The liquidity facilities, all of which expire by November 10, 2010, obligate Key to provide aggregate funding of up to $945 million, with individual facilities ranging from $10 million to $125 million. The aggregate amount available to be drawn is based on the amount of current commitments to borrowers and totaled $810 million at December 31, 2008. Management periodically evaluates Key’s commitments to provide liquidity.
Indemnifications provided in the ordinary course of business. Key provides certain indemnifications, primarily through representations and warranties in contracts that are entered into in the ordinary course of business in connection with loan sales and other ongoing activities, as well as in connection with purchases and sales of businesses. Key maintains reserves, when appropriate, with respect to liability that reasonably could arise in connection with these indemnities.
Intercompany guarantees. KeyCorp and certain Key affiliates are parties to various guarantees that facilitate the ongoing business activities of other Key affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, the purchase or issuance of investments and securities, and certain leasing transactions involving clients.
19. Derivatives and Hedging Activities
Key, mainly through its subsidiary bank, KeyBank, is party to various derivative instruments that are used for asset and liability management, credit risk management and trading purposes. Derivative instruments are contracts between two or more parties that have a notional amount and underlying variable, require no net investment and allow for the net settlement of positions. The notional amount serves as the basis for the payment provision of the contract and takes the form of units, such as shares or dollars. The underlying variable represents a specified interest rate, index or other component. The interaction between the notional amount and the underlying variable determines the number of units to be exchanged between the parties and influences the market value of the derivative contract.
The primary derivatives that Key uses are interest rate swaps, caps, floors and futures, foreign exchange contracts, energy derivatives, credit derivatives and equity derivatives. Generally, these instruments help Key manage exposure to market risk, mitigate the credit risk inherent in the loan portfolio, and meet client financing and hedging needs. Market risk represents the possibility that economic value or net interest income will be adversely affected by fluctuations in external factors, such as interest rates, foreign exchange rates, market-driven rates and prices or other economic factors. Credit risk is defined as the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms.
Derivative assets and liabilities are recorded at fair value on the balance sheet, after taking into account the effects of master netting agreements. These agreements allow Key to settle all derivative contracts held with a single counterparty on a net basis, and to offset net derivative positions with related cash collateral, where applicable. As a result, Key could have derivative contracts with negative fair values included in derivative assets on the balance sheet and contracts with positive fair values included in derivative liabilities.
At December 31, 2008, Key had $476 million of derivative assets and $31 million of derivative liabilities that relate to contracts entered into for hedging purposes. As of the same date, Key had trading derivative assets of $1.420 billion and trading derivative liabilities of $1.007 billion.
Counterparty Credit Risk
Like other financial instruments, derivatives contain an element of “credit risk”— the possibility that Key will incur a loss because a counterparty, which may be a bank, a broker-dealer or a client, fails to meet its contractual obligations. This risk is measured as the expected positive replacement value of contracts. During the third quarter of 2008, Key recorded a $54 million pre-tax loss as a result of the failure of Lehman Brothers and the inability of one of Lehman’s subsidiaries to meet its contractual obligations.
Key uses several means to mitigate and manage exposure to credit risk on derivative contracts. Key generally enters into bilateral collateral and master netting agreements using standard forms published by the International Swaps and Derivatives Association (“ISDA”). These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Additionally, management monitors credit risk exposure to the counterparty on each contract to determine appropriate limits on Key’s total credit exposure across all product types.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Management reviews Key’s collateral positions on a daily basis and exchanges collateral with its counterparties in accordance with ISDA and other related agreements. Key generally holds collateral in the form of cash and highly rated securities issued by the U.S. Treasury, government-sponsored enterprises or the Government National Mortgage Association. The cash collateral netted against derivative assets on the balance sheet totaled $974 million at December 31, 2008, and $562 million at December 31, 2007. The cash collateral netted against derivative liabilities totaled $586 million at December 31, 2008, and $254 million at December 31, 2007.
At December 31, 2008, the largest gross exposure to an individual counterparty was $443 million, which was secured with $159 million in collateral. Additionally, Key had a derivative liability of $573 million with this counterparty whereby Key pledged $232 million in collateral. After taking into account the effects of a master netting agreement and collateral, Key had a net exposure of ($57) million.
The following table summarizes the fair value of Key’s derivative assets by type. These assets represent Key’s exposure to potential loss after taking into account the effects of master netting agreements and other means used to mitigate risk.

December 31,
in millions	2008	2007

Interest rate	$2,333	$850
Foreign exchange	279	492
Energy	214	52
Credit	42	13
Equity	2	34

Derivative assets before cash collateral	2,870	1,441
Less: Related cash collateral	974	562

Total derivative assets	$1,896	$879

Key enters into derivative transactions with two primary groups: broker-dealers and banks, and clients. Since these groups have different economic characteristics, Key manages counterparty credit exposure and credit risk in a different manner for each group.
Key enters into transactions with broker-dealers and banks for purposes of asset/liability management, risk management and proprietary trading purposes. These types of transactions generally are high dollar volume. As discussed on the previous page, Key generally enters into bilateral collateral and master netting agreements with these counterparties. At December 31, 2008, Key had gross exposure of $2.312 billion to broker-dealers and banks. However, after taking into account the effects of master netting agreements and cash collateral held, Key had net exposure of $112 million. Key’s net exposure to broker-dealers and banks at December 31, 2008, was reduced to ($76) million by $188 million of additional collateral held in the form of securities.
Additionally, Key enters into transactions with clients to accommodate their business needs. These types of transactions generally are low volume. Key generally enters into master netting agreements with these counterparties as discussed on the previous page. In addition, Key mitigates its overall portfolio exposure and market risk by entering into offsetting positions with other banks. Due to the size and magnitude of the individual contracts with clients, collateral is generally not exchanged on these derivative transactions. In order to address the risk of default associated with the uncollateralized contracts, Key has established a reserve (included in “derivative assets”) in the amount of $35 million at December 31, 2008, which management believes will be sufficient to cover potential future losses on amounts due from client counterparties in the event of default. At December 31, 2008, Key had gross exposure of $1.994 billion to these counterparties. However, after taking into account the effects of master netting agreements, cash collateral and the related reserve, Key had net exposure of $1.784 million on its derivatives with clients.
Asset and Liability Management
Fair value hedging strategies. Key uses interest rate swap contracts to modify its exposure to interest rate risk. For example, Key uses contracts known as “receive fixed/pay variable” swaps to convert specific fixed-rate deposits and long-term debt into variable-rate obligations. As a result, Key receives fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the underlying notional amounts.
The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in earnings with no corresponding offset. Key recognized a net loss of $34 million in 2008, and net gains of $2 million in both 2007 and 2006, related to the ineffective portion of its fair value hedging instruments. In most cases, the hedging relationship remained highly effective and continued to qualify for hedge accounting treatment. During the fourth quarter of 2008, Key recorded net losses of $39 million related to the volatility associated with the hedge accounting applied to debt instruments. The majority of the net losses are attributable to the restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings. The ineffective portion recognized is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of the above years.
Cash flow hedging strategies. Key enters into interest rate swap contracts that effectively convert certain floating-rate assets or liabilities into fixed-rate instruments to manage the potential adverse impact of interest rate movements. For example, Key enters into “receive fixed/pay variable” swaps that effectively convert floating-rate loans into fixed-rate loans to reduce the potential adverse impact from interest rate decreases on future interest income. These contracts allow Key to receive fixed-rate interest payments in exchange for making a variable rate payment over the lives of the contracts without exchanging the underlying notional amounts. Similarly, Key has converted certain floating-rate debt into fixed-rate debt by entering into interest rate swap contracts.

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
During 2008, 2007 and 2006, the net amount recognized by Key in connection with the ineffective portion of its cash flow hedging instruments was not significant and is included in “other income” on the income statement. Key did not exclude any portions of hedging instruments from the assessment of hedge effectiveness in any of these years.
The change in “accumulated other comprehensive income” resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2008	of Gains to	December 31,
in millions	2007	Hedging Activity	Net Income	2008

Accumulated other comprehensive income resulting from cash flow hedges	$103	$258	$(123)	$238

Key reclassifies gains and losses from “accumulated other comprehensive income” to earnings when a hedged item causes Key to pay variable-rate interest on debt, receive variable-rate interest on commercial loans, or sell or securitize commercial real estate loans. If interest rates, yield curves and notional amounts remain at December 31, 2008 levels, management would expect to reclassify an estimated $158 million of net losses on derivative instruments from “accumulated other comprehensive income” to earnings during the next twelve months. The maximum length of time over which forecasted transactions are hedged is twenty years.
Credit Risk Management
Key uses credit derivatives — primarily credit default swaps — to mitigate credit risk by transferring a portion of the credit risk associated with the underlying instrument to a third party. These derivatives are also used to manage portfolio concentration and correlation risks. Key also provides credit protection to other lenders through the sale of credit default swaps. These transactions may generate income, diversify credit risk and reduce overall portfolio volatility.
Credit derivatives are recorded on the balance sheet at fair value. Related gains or losses, as well as the premium paid or received for credit protection, are included in “investment banking and capital markets income” on the income statement. Key does not apply hedge accounting to credit derivatives.
Trading Portfolio
Key’s trading portfolio consists of the following instruments:
♦	interest rate swap, cap, floor and futures contracts entered into generally to accommodate the needs of commercial loan clients;

♦	energy swap and options contracts entered into to accommodate the needs of clients;

♦	foreign exchange forward contracts entered into to accommodate the needs of clients;

♦	positions with third parties that are intended to offset or mitigate the interest rate or market risk related to client positions discussed above; and

♦	interest rate swaps, foreign exchange forward contracts and credit default swaps used for proprietary trading purposes.
The fair values of these trading portfolio instruments are included in “derivative assets” or “derivative liabilities” on the balance sheet. Key does not apply hedge accounting to any of these contracts. Adjustments to the fair values are included in “investment banking and capital markets income” on the income statement.
Credit Derivatives
Key is both buyer and seller of credit protection through the credit derivative market. Key purchases credit derivatives to manage the credit risk associated with specific commercial lending obligations. Key also sells credit derivatives, mainly index credit default swaps, to diversify the concentration risk within its loan portfolio. In addition, Key has entered into derivatives for proprietary trading purposes. The following table summarizes the fair value of Key’s credit derivatives purchased and sold by type as of December 31, 2008. The fair value of credit derivatives presented below does not take into account the effects of bilateral collateral or master netting agreements.

December 31, 2008
in millions	Purchased	Sold	Net

Single name credit default swaps	$155	$(104)	$51
Traded indexes	34	(47)	(13)
Other	—	(8)	(8)

Total credit derivatives	$189	$(159)	$30

Single name credit default swaps are bilateral contracts between a buyer and seller, whereby the seller sells protection against the credit risk of a reference entity. The protected credit risk is related to adverse credit events, such as bankruptcy, failure to make payments, and acceleration or restructuring of obligations specified in the credit derivative contract using standard documentation terms governed by the ISDA. The credit default swap contract will reference a specific debt obligation of the reference entity. As the seller of a single name credit derivative, Key would be required to pay the purchaser the difference between par value and the market price of the debt obligation (cash settlement) or receive the specified referenced asset in exchange for payment of the par value (physical settlement) if the underlying reference entity experiences a certain, predefined credit event. For a single name credit derivative, the notional amount represents the maximum amount

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
that a seller could be required to pay under the credit derivative. In the event that physical settlement occurs and Key receives its portion of the related debt obligation, Key will join other creditors in the liquidation process, which may result in the recovery of a portion of the amount paid under the credit default swap contract. Key also may purchase offsetting credit derivatives for the same reference entity from third parties that will permit Key to recover the amount it pays should a credit event occur.
A credit default swap index represents a position on a basket or portfolio of reference entities. As a seller of protection on a credit default swap index, Key would be required to pay the purchaser if one or more of the entities in the index have a credit event. For a credit default swap index, the notional amount represents the maximum amount that a seller could be required to pay under the credit derivative. Upon a credit event, the amount payable is based on the percentage of the notional amount allocated to the specific defaulting entity.
The following table provides information on the types of credit derivatives sold by Key and held on the balance sheet at December 31, 2008. This table includes derivatives sold to diversify Key’s credit exposure and for proprietary trading purposes. The payment/performance risk assessment is based on the default probabilities for the underlying reference entities’ debt obligations using the credit ratings matrix provided by Moody’s, specifically Moody’s “Idealized” Cumulative Default Rates, except as noted below. The payment/performance risk shown below represents a weighted-average of the default probabilities for all reference entities in the respective portfolios. These default probabilities are directly correlated to the probability of Key having to make a payment under the credit derivative contracts.

		Average	Payment/
December 31, 2008	Notional	Term	Performance
dollars in millions	Amount	(Years)	Risk

Single name credit default swaps	$1,476	2.44	4.75%
Traded indexes	1,759	1.51	4.67
Other	59	1.50	Low	[a]

Total credit derivatives sold	$3,294	—	—

(a)	The other credit derivatives are not referenced to an entity’s debt obligation. Management determined the payment/performance risk based on the probability that Key could be required to pay the maximum amount under the credit derivative. Key has determined that the payment/performance risk associated with the other credit derivatives is low (i.e., less than or equal to 30% probability of payment).
20. Fair Value Measurements
Effective January 1, 2008, Key adopted SFAS No. 157, “Fair Value Measurements,” for all applicable financial and nonfinancial assets and liabilities. This accounting guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value to any new circumstances. Additional information pertaining to Key’s accounting policy for fair value measurements is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Fair Value Measurements” on page 82.
Fair Value Determination
As defined in SFAS No. 157, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants in Key’s principal market. Key has established and documented its process for determining the fair values of its assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, management determines the fair value of Key’s assets and liabilities using valuation models or third-party pricing services. Both of these approaches rely on market-based parameters when available, such as interest rate yield curves, option volatilities and credit spreads, or unobservable inputs. Unobservable inputs may be based on management’s judgment, assumptions and estimates related to credit quality, liquidity, interest rates and other relevant inputs.
Valuation adjustments, such as those pertaining to counterparty and Key’s own credit quality and liquidity, may be necessary to ensure that assets and liabilities are recorded at fair value. Credit valuation adjustments are made when market pricing is not indicative of the counterparty’s credit quality. Most classes of derivative contracts are valued using internally developed models based on market-standard derivative pricing conventions, which rely primarily on observable market inputs, such as interest rate yield curves and volatilities. Market convention implies a credit rating of double-A equivalent in the pricing of derivative contracts, which assumes all counterparties have the same creditworthiness. In determining the fair value of derivatives, management considers the impact of master netting and cash collateral exchange agreements and, when appropriate, establishes a default reserve to reflect the credit quality of the counterparty.
Liquidity valuation adjustments are made when management is unable to observe recent market transactions for identical or similar instruments. Management adjusts the fair value to reflect the uncertainty in the pricing and trading of the instrument. Liquidity valuation adjustments are based on the following factors:
♦	the amount of time since the last relevant valuation;

♦	whether there is an actual trade or relevant external quote available at the measurement date; and

♦	volatility associated with the primary pricing components.
Key has various controls in place to ensure that fair value measurements are accurate and appropriate. These controls include:
♦	an independent review and approval of valuation models;

♦	a detailed review of profit and loss conducted on a regular basis; and

♦	validation of valuation model components against benchmark data and similar products, where possible.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Any changes to valuation methodologies are reviewed by management to ensure they are appropriate and justified. Valuation methodologies are refined as more market-based data becomes available.
Fair Value Hierarchy
SFAS No. 157 establishes a three-level valuation hierarchy for determining fair value that is based on the transparency of the inputs used in the valuation process. The inputs used in determining fair value in each of the three levels of the hierarchy, from highest ranking to lowest, are as follows:
♦	Level 1. Quoted prices in active markets for identical assets or liabilities.

♦	Level 2. Either: (i) quoted market prices for similar assets or liabilities; (ii) observable inputs, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data.

♦	Level 3. Unobservable inputs.
The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the overall fair value measurement.
Qualitative Disclosures of Valuation Techniques
Loans. Loans recorded as trading account assets are valued based on market spreads for identical or similar assets. Generally, these loans are classified as Level 2 since the fair value recorded is based on observable market data. Key corroborates these inputs periodically through a pricing service, which obtains data about actual transactions in the marketplace for identical or similar assets. However, at December 31, 2008, market data was not readily available for these loans, so Key valued the loans using an internal model. Accordingly, these loans were classified as Level 3 at December 31, 2008.
Securities (trading and available for sale). Where quoted prices are available in an active market, securities are classified as Level 1. Level 1 instruments include highly liquid government bonds, securities issued by the U.S. Treasury and exchange-traded equity securities. If quoted prices are not available, management determines fair value using pricing models, quoted prices of similar securities or discounted cash flows. These instruments include assets such as municipal bonds and certain agency collateralized mortgage obligations, and are classified as Level 2. Where there is limited activity in the market for a particular instrument, management must make assumptions to determine fair value. Such instruments include certain mortgage-backed securities, certain commercial paper and restricted stock. These are classified as Level 3.
Private equity and mezzanine investments. Valuations of private equity and mezzanine investments, held primarily within Key’s Real Estate Capital and Corporate Banking Services line of business, are based primarily on management’s judgment because of the lack of readily determinable fair values, inherent illiquidity and the long-term nature of these assets. These investments are initially valued based upon the transaction price. The carrying amount is then adjusted based upon the estimated future cash flows associated with the investments. Factors used in determining future cash flows include, but are not limited to, the cost of build-out, future selling prices, current market outlook and operating performance of the particular investment. Private equity and mezzanine investments are classified as Level 3.
Principal investments. Principal investments made by KPP include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors). These investments include both equity securities and those made in privately held companies. When quoted prices are available in an active market, which is the case for most equity securities, they are used in the valuation process and the related investments are classified as Level 1 assets. However, in most cases, quoted market prices are not available and management must rely upon other sources, such as statements from the investment manager, price/earnings ratios and multiples of earnings before interest, tax, depreciation and amortization to perform the asset valuations. These investments have been classified as Level 3 assets since management’s assumptions impact the overall determination of fair value.
Derivatives. Exchange-traded derivatives are valued using quoted prices and, therefore, are classified as Level 1. However, only a few types of derivatives are exchange-traded, so the majority of Key’s derivative positions are valued using internally developed models based on market convention that uses observable market inputs. These derivative contracts are classified as Level 2 and include interest rate swaps, options and credit default swaps. Market convention implies a credit rating of double-A equivalent in the pricing of derivative contracts, which assumes all counterparties have the same creditworthiness. In order to reflect the actual exposure on Key’s derivative contracts related to both counterparty and Key’s own creditworthiness, management records a fair value adjustment in the form of a reserve. The credit component is valued on a counterparty-by-counterparty basis, and considers master netting agreements and collateral.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets and liabilities are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly or quarterly).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The following table shows Key’s assets and liabilities measured at fair value on a recurring basis.

December 31, 2008				Netting
in millions	Level 1	Level 2	Level 3	Adjustments [a]	Total

ASSETS MEASURED ON A RECURRING BASIS
Short-term investments	—	$165	—	—	$165
Trading account assets	$57	367	$856	—	1,280
Securities available for sale	44	8,201	—	—	8,245
Other investments	—	6	1,134	—	1,140
Derivative assets	614	4,841	25	$(3,584)	1,896
Accrued income and other assets	7	74	—	—	81

Total assets on a recurring basis at fair value	$722	$13,654	$2,015	$(3,584)	$12,807

LIABILITIES MEASURED ON A RECURRING BASIS
Federal funds purchased and securities sold under repurchase agreements	—	$199	—	—	$199
Bank notes and other short-term borrowings	$32	151	—	—	183
Derivative liabilities	572	3,651	$10	$(3,195)	1,038
Accrued expense and other liabilities	4	—	—	—	4

Total liabilities on a recurring basis at fair value	$608	$4,001	$10	$(3,195)	$1,424

(a)	Netting adjustments represent the amounts recorded to convert Key’s derivative assets and liabilities from a gross basis to a net basis in conjunction with Key’s January 1, 2008, adoption of FASB Interpretation No. 39, “Offsetting of Amounts Related to Certain Contracts,” and FASB Staff Position FIN No. 39-1, “Amendment of FASB Interpretation 39.” The net basis takes into account the impact of master netting agreements that allow Key to settle all derivative contracts with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral.
Changes in Level 3 Fair Value Measurements
The following table shows the change in the fair values of Key’s Level 3 financial instruments for the twelve months ended December 31, 2008. An instrument is classified as Level 3 if unobservable inputs are significant relative to the overall fair value measurement of the instrument. In addition to unobservable inputs, Level 3 instruments also may have inputs that are observable within the market. Management mitigates the credit risk, interest rate risk and risk of loss related to many of these Level 3 instruments through the use of securities and derivative positions classified as Level 1 or Level 2. Level 1 or Level 2 instruments are not included in the following table. Therefore, the gains or losses shown do not include the impact of Key’s risk management activities.

	Trading		Securities
	Account		Available	Other		Derivative
in millions	Assets		for Sale	Investments		Instruments [a]

BALANCE AT DECEMBER 31, 2007	$338		$4	$1,161		$6
(Losses) gains:
Included in earnings	(43	) [b]	3 [c]	(51	) [d]	(5	) [b]
Included in other comprehensive income (loss)	—		(2)	—		—
Purchases, sales, issuances and settlements	509		(5)	37		(1)
Net transfers in (out) of Level 3	52		—	(13)		15

BALANCE AT DECEMBER 31, 2008	$856		—	$1,134		$15

Unrealized (losses) gains included in earnings	$(33	) [b]	—	$(23	) [d]	$(6	) [b]

(a)	Amount represents Level 3 derivative assets less Level 3 derivative liabilities.

(b)	Realized and unrealized gains and losses on trading account assets and derivative instruments are reported in “investment banking and capital markets income” on the income statement.

(c)	Unrealized gains and losses on securities available for sale are reported in “net securities (losses) gains” on the income statement.

(d)	Other investments consist of principal investments, and private equity and mezzanine investments. Realized and unrealized gains and losses on principal investments are reported in “net (losses) gains from principal investments” on the income statement. Realized and unrealized gains and losses on private equity and mezzanine investments are reported in “investment banking and capital markets income” on the income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
Assets Measured at Fair Value on a Nonrecurring Basis
Assets and liabilities are considered to be fair valued on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheet.
Generally, nonrecurring valuation is the result of applying other accounting pronouncements that require assets or liabilities to be assessed for impairment, or recorded at the lower of cost or fair value. The following table presents Key’s assets measured at fair value on a nonrecurring basis at December 31, 2008.

December 31, 2008 in millions	Level 1	Level 2	Level 3	Total

ASSETS MEASURED ON A NONRECURRING BASIS
Securities available for sale	—	—	$26	$26
Loans	—	—	285	285
Loans held for sale	—	—	282	282
Goodwill	—	—	1,138	1,138
Accrued income and other assets	—	$4	74	78

Total assets on a nonrecurring basis at fair value	—	$4	$1,805	$1,809

Through a quarterly analysis of Key’s commercial and construction loan portfolios held for sale, management determined that certain adjustments were necessary to record the portfolios at the lower of cost or fair value in accordance with GAAP. After adjustments, these loans totaled $282 million at December 31, 2008. Because the valuation of these loans is performed using an internal model that relies on market data from sales of similar assets, including credit spreads, interest rate curves and risk profiles, as well as management’s own assumptions about the exit market for the loans, Key has classified these loans as Level 3. Key’s loans held for sale, which are measured at fair value on a nonrecurring basis, include the remaining $88 million of commercial real estate loans transferred from the loan portfolio to held-for-sale status in June 2008. The fair value of these loans was measured using letters of intent, where available, or third-party appraisals. Additionally, during the fourth quarter of 2008, Key transferred $285 million of commercial loans from held for sale to the loan portfolio at their current fair value.
Other real estate owned and other repossessed properties are valued based on appraisals and third-party price opinions, less estimated selling costs. Assets that are acquired through, or in lieu of, loan foreclosures are recorded as held for sale initially at the lower of the loan balance or fair value upon the date of foreclosure. Subsequent to foreclosure, valuations are updated periodically, and the assets may be marked down further, reflecting a new cost basis. These adjusted assets, which totaled $70 million at December 31, 2008, are considered to be nonrecurring items in the fair value hierarchy.
Current market conditions, including lower prepayments, interest rates and expected recovery rates have impacted Key’s modeling assumptions pertaining to education lending-related servicing rights and residual interests, and consequently resulted in write-downs of these instruments. These instruments are included in “accrued income and other assets” and “securities available for sale,” respectively, in the preceding table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
The carrying amount and fair value of Key’s financial instruments are shown below in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.”

December 31,	2008		2007
	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value

ASSETS
Cash and short-term investments [a]	$6,478	$6,478	$2,330	$2,330
Trading account assets [b]	1,280	1,280	1,056	1,056
Securities available for sale [b]	8,217	8,437	7,810	7,860
Held-to-maturity securities [c]	25	25	28	28
Other investments [d]	1,526	1,526	1,538	1,538
Loans, net of allowance [e]	74,701	65,860	69,623	71,013
Loans held for sale [e]	1,027	1,027	4,736	4,736
Servicing assets [f]	265	452	342	474
Derivative assets [g]	1,896	1,896	879	879

LIABILITIES
Deposits with no stated maturity [a]	$37,388	$37,388	$40,176	$40,176
Time deposits [f]	27,872	28,528	22,923	23,472
Short-term borrowings [a]	10,034	10,034	9,788	9,788
Long-term debt [f]	14,995	12,859	11,957	10,671
Derivative liabilities [g]	1,038	1,038	252	252

Valuation Methods and Assumptions

(a)	Fair value equals or approximates carrying amount.

(b)	Fair values of trading securities and securities available for sale are determined based on quoted prices when available in an active market. If quoted prices are not available, management determines fair value using pricing models, quoted prices of similar securities or discounted cash flows. Where there is limited activity in the market for a particular instrument, management must make assumptions to determine fair value.

(c)	Fair values of held-to-maturity securities are determined through the use of models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions. The valuations derived from the models are reviewed by management for reasonableness to ensure they are consistent with the values placed on similar securities traded in the secondary markets.

(d)	Fair values of most instruments categorized as other investments are determined by considering the issuer’s recent financial performance and future potential, the values of companies in comparable businesses, the risks associated with the particular business or investment type, current market conditions, the nature and duration of resale restrictions, the issuer’s payment history, management’s knowledge of the industry and other relevant factors.

(e)	The fair value of loans includes lease financing receivables at their aggregate carrying amount, which is equivalent to their fair value.

(f)	Fair values of servicing assets, time deposits and long-term debt are based on discounted cash flows utilizing relevant market inputs.

(g)	Information pertaining to Key’s method of measuring the fair values of derivative assets and liabilities is included in Note 1 (“Summary of Significant Accounting Policies”), under the heading “Fair Value Measurements” on page 82, and in Note 19 (“Derivatives and Hedging Activities”), which begins on page 115.
Residential real estate mortgage loans with carrying amounts of $1.908 billion at December 31, 2008, and $1.594 billion at December 31, 2007, are included in the amount shown for “Loans, net of allowance.”
For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.
Management uses valuation methods based on exit market prices in accordance with SFAS No. 157. In certain instances, management determines fair value based on assumptions pertaining to the factors a market participant would consider in valuing the asset. If management were to use different assumptions, the fair values shown in the table could change significantly. Also, because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table above do not, by themselves, represent the underlying value of Key as a whole.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES
21. Condensed Financial Information of The Parent Company

CONDENSED BALANCE SHEETS
December 31,
in millions	2008	2007

ASSETS
Interest-bearing deposits	$4,756	$771
Loans and advances to nonbank subsidiaries	1,934	1,973
Investment in subsidiaries:
Banks	8,654	7,413
Nonbank subsidiaries	691	921

	9,345	8,334
Accrued income and other assets	1,043	1,064

Total assets	$17,078	$12,142

LIABILITIES
Accrued expense and other liabilities	$786	$656
Short-term borrowings	—	112
Long-term debt due to:
Subsidiaries	3,084	1,896
Unaffiliated companies	2,728	1,732

	5,812	3,628

Total liabilities	6,598	4,396

SHAREHOLDERS’ EQUITY [a]	10,480	7,746

Total liabilities and shareholders’ equity	$17,078	$12,142

(a)	See page 75 for KeyCorp’s Consolidated Statements of Changes in Shareholders’ Equity.

CONDENSED STATEMENTS OF INCOME
Year ended December 31,
in millions	2008	2007	2006

INCOME
Dividends from subsidiaries:
Banks	—	$500	$1,165
Nonbank subsidiaries	—	488	11
Interest income from subsidiaries	$112	162	163
Other income	17	15	(4)

	129	1,165	1,335
EXPENSES
Interest on long-term debt with subsidiary trusts	120	114	103
Interest on other borrowed funds	81	129	149
Personnel and other expense	302	86	129

	503	329	381

Income before income tax benefit and equity in net (loss) income less dividends from subsidiaries	(374)	836	954
Income tax benefit	84	59	114

	(290)	895	1,068
Cumulative effect of accounting change, net of taxes (see Note 1)	—	—	5
Equity in net (loss) income less dividends from subsidiaries [a]	(1,178)	24	(18)

NET (LOSS) INCOME	$(1,468)	$919	$1,055

(a)	Includes results of discontinued operations described in Note 3 (“Acquisitions and Divestitures”), on page 87.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS KEYCORP AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS
Year ended December 31,
in millions	2008	2007	2006

OPERATING ACTIVITIES
Net (loss) income	$(1,468)	$919	$1,055
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	(5)	(9)	27
Equity in net (loss) income less dividends from subsidiaries [a]	1,178	(24)	18
Net increase in other assets	(382)	(148)	(281)
Net increase (decrease) in other liabilities	651	(72)	361
Other operating activities, net	362	6	113

NET CASH PROVIDED BY OPERATING ACTIVITIES	336	672	1,293
INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits	(3,985)	1,698	(535)
Purchases of securities available for sale	(23)	(15)	(11)
Cash used in acquisitions	(194)	—	—
Proceeds from sales, prepayments and maturities of securities available for sale	26	15	1
Net decrease (increase) in loans and advances to subsidiaries	65	(219)	80
Increase in investments in subsidiaries	(1,600)	(100)	(28)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(5,711)	1,379	(493)
FINANCING ACTIVITIES
Net (decrease) increase in short-term borrowings	(112)	29	(3)
Net proceeds from issuance of long-term debt	1,990	—	1,500
Payments on long-term debt	(250)	(1,040)	(1,368)
Purchases of treasury shares	—	(595)	(644)
Net proceeds from the issuance of common shares and preferred stock	4,101	—	—
Net proceeds from the issuance of common stock warrant	87	—	—
Net proceeds from the reissuance of common shares	6	112	244
Tax benefits (under) over recognized compensation cost for stock-based awards	(2)	13	28
Cash dividends paid	(445)	(570)	(557)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,375	(2,051)	(800)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

(a)	Includes results of discontinued operations described in Note 3 (“Acquisitions and Divestitures”), on page 87.
KeyCorp paid interest on borrowed funds equal to $198 million in 2008, $255 million in 2007 and $252 million in 2006.