Form 10-K, Exhibit 13
period 2009-12-31
KEYCORP /NEW/
filed 2010-03-01
CIK 91576

Financial Review
2009 KeyCorp Annual Report

Management’s Discussion & Analysis of Financial Condition & Results of Operations
Introduction
This section generally reviews the financial condition and results of operations of KeyCorp and its subsidiaries for the each of the past three years. Some tables may include additional periods to comply with disclosure requirements or to illustrate trends in greater depth. When you read this discussion, you should also refer to the consolidated financial statements and related notes in this report. The page locations of specific sections and notes that we refer to are presented in the preceding table of contents.
Terminology
Throughout this discussion, references to “Key,” “we,” “our,” “us” and similar terms refer to the consolidated entity consisting of KeyCorp and its subsidiaries. “KeyCorp” refers solely to the parent holding company, and “KeyBank” refers to KeyCorp’s subsidiary bank, KeyBank National Association.
We want to explain some industry-specific terms at the outset so you can better understand the discussion that follows.
♦	In September 2009, we decided to discontinue the education lending business. In April 2009, we decided to wind down the operations of Austin Capital Management, Ltd., a subsidiary that specialized in managing hedge fund investments for institutional customers. As a result of these decisions, we have accounted for these businesses as discontinued operations. We use the phrase continuing operations in this document to mean all of our businesses other than the education lending business and Austin.

♦	Our exit loan portfolios are distinct from our discontinued operations. These portfolios, which are in a run-off mode, stem from product lines we decided to cease because they no longer fit with our corporate strategy. However, these product lines are part of broader ongoing businesses included in our continuing operations.

♦	We engage in capital markets activities primarily through business conducted by our National Banking group. These activities encompass a variety of products and services. Among other things, we trade securities as a dealer, enter into derivative contracts (both to accommodate clients’ financing needs and for proprietary trading purposes), and conduct transactions in foreign currencies (both to accommodate clients’ needs and to benefit from fluctuations in exchange rates).

♦	For regulatory purposes, capital is divided into two classes. Federal regulations prescribe that at least one-half of a bank or bank holding company’s total risk-based capital must qualify as Tier 1 capital. Both total and Tier 1 capital serve as bases for several measures of capital adequacy, which is an important indicator of financial stability and condition. As described in the section entitled “Economic Overview,” in 2009, regulators initiated an additional level of review of capital adequacy for the country’s nineteen largest banking institutions, including KeyCorp. As part of this review, banking regulators reviewed a component of Tier 1 capital, known as Tier 1 common equity, to assess capital adequacy. You will find a more detailed explanation of total capital, Tier 1 capital and Tier 1 common equity, and how they are calculated in the section entitled “Capital.”
Additionally, our discussion contains acronyms and abbreviations. A comprehensive list of the acronyms and abbreviations used throughout this report is included in Note 1 (“Summary of Significant Accounting Policies”), which follows this discussion.

Description of business
KeyCorp was organized under the laws of the State of Ohio in 1958 and is headquartered in Cleveland, Ohio. We are a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 2009, we were one of the nation’s largest bank-based financial services companies, with consolidated total assets of $93.3 billion. KeyCorp is the parent holding company for KeyBank, its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries, we provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients. As of December 31, 2009, these services were provided across the country through KeyBank’s 1,007 full service retail banking branches in fourteen states, additional offices of our subsidiaries, a telephone banking call center services group and a network of 1,495 automated teller machines in sixteen states. We had 16,698 average full-time equivalent employees during 2009. Additional information pertaining to KeyCorp’s two major business groups, Community Banking and National Banking, appears in the “Line of Business Results” section and in Note 4 (“Line of Business Results”).
In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary bank, trust company and registered investment adviser subsidiaries, we provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multi-employer trust funds established to provide pension or other benefits to employees.
We provide other financial services — both within and outside of our primary banking markets — through various nonbank subsidiaries. These services include principal investing, community development financing, securities underwriting and brokerage, and merchant services. We also are an equity participant in a joint venture that provides merchant services to businesses.
Forward-looking Statements
From time to time, we have made or will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “plan,” “expect,” “anticipate,” “intend,” “project,” “believe,” “estimate,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this Annual Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the SEC. In addition, we may make forward-looking statements orally to analysts, investors, representatives of the media and others.
Forward-looking statements are not historical facts and, by their nature, are subject to assumptions, risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ from those described in forward-looking statements include, but are not limited to:
♦	indications of an improving economy may prove to be premature;

♦	changes in local, regional and international business, economic or political conditions in the regions that we operate or have significant assets;

♦	our ability to effectively deal with an economic slowdown or other economic or market difficulty;

♦	adverse changes in credit quality trends;

♦	our ability to determine accurate values of certain assets and liabilities;

♦	credit ratings assigned to KeyCorp and KeyBank;

♦	adverse behaviors in securities, public debt, and capital markets, including changes in market liquidity and volatility;

♦	changes in investor sentiment, consumer spending or saving behavior;

♦	our ability to manage liquidity, including anticipating interest rate changes correctly;

♦	changes in trade, monetary and fiscal policies of various governmental bodies could affect the economic environment in which we operate;

♦	changes in foreign exchange rates;

♦	limitations on our ability to return capital to shareholders and potential dilution of our common shares as a result of the U.S. Treasury’s investment under the terms of the CPP;

♦	adequacy of our risk management program;

♦	increased competitive pressure due to consolidation;

♦	new or heightened legal standards and regulatory requirements, practices or expectations;

♦	our ability to timely and effectively implement our strategic initiatives;

♦	increases in FDIC premiums and fees;

♦	unanticipated adverse affects of acquisitions and dispositions of assets, business units or affiliates;

♦	our ability to attract and/or retain talented executives and employees;

♦	operational or risk management failures due to technological or other factors;

♦	changes in accounting principles or in tax laws, rules and regulations;

♦	adverse judicial proceedings;

♦	occurrence of natural or man-made disasters or conflicts or terrorist attacks disrupting the economy or our ability to operate; and

♦	other risks and uncertainties summarized in Part 1, Item 1A: Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009.
Any forward-looking statements made by or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making an investment decision, you should carefully consider all risks and uncertainties disclosed in our SEC filings, including our reports on Forms 8-K, 10-K and 10-Q and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov.
Long-term goal
Our long-term financial goal is to achieve a return on assets at or above the median of our peer group. The strategy for achieving this goal is described under the heading “Corporate strategy” below.

Corporate strategy
We are committed to enhancing shareholder value by having a strong balance sheet, consistent earnings, and a focus on risk-adjusted returns. We expect to achieve this goal by implementing our client-driven relationship strategy, supported by client insights, a commitment to delivering high quality service and a robust risk management culture. Our strategic priorities for enhancing shareholder value and for creating sustainable long-term value are as follows:
♦	Return to sustainable profitability. We strive for continuous improvement in our business. We continue to focus on increasing revenues, controlling costs, and returning to a moderate risk profile in our loan portfolios. Further, we will continue to leverage technology to achieve these objectives.

♦	Sustain strong reserves, capital and liquidity. We intend to stay focused on sustaining strong reserves and capital, which we believe is important not only in today’s environment, but also to support future growth opportunities. We also remain committed to maintaining strong liquidity and funding positions.

♦	Continue building a robust risk-management culture. We will continue to align our risk tolerances with our corporate strategies and goals, and increase risk awareness throughout the company. Our employees must have a clear understanding of our risk tolerance with regard to factors such as asset quality, operational risk losses and liquidity levels to ensure that we operate within our desired risk appetite.

♦	Expand and acquire client relationships. We will work to deepen relationships with existing clients and to build relationships with new clients, particularly those that have the potential to purchase multiple products and services or to generate repeat business. We aim to better understand our clients and to devise better ways to meet their needs by regularly seeking client feedback and using those insights to improve our products and services. Our relationship strategies serve as the foundation for everything we do.

♦	Attract and retain a capable, diverse and engaged workforce. We are committed to investing in our workforce to optimize the talent in our organization. We will continue to stress the importance of training, retaining, developing and challenging our employees. We believe this is essential to succeeding on all of our priorities.
Economic overview
By the end of 2009, the United States economy appeared to have stabilized and showed signs of improvement. During the first quarter, the GDP contracted by 6.4%, the largest decline in more than 25 years, before rebounding to 2.2% growth in the third quarter. The average GDP for the first three quarters of 2009 declined by an average of 1.6%, an improvement from the 2008 average decline of 1.8%, but significantly below the ten-year average growth of 2.0%. The return to growth in the third quarter of 2009 was spurred by a rebound in consumer consumption driven by federal incentive programs such as the Car Allowance Rebate System, known as “Cash for Clunkers,” and the first-time homebuyer tax credits offered as part of the Worker, Homeownership, and Business Assistance Act of 2009. Consumer spending for all of 2009 increased at an average monthly rate of .3%, compared to an average monthly decline of .1% for all of 2008. Consumer spending in 2009 also was supported by an overall moderation in consumer price increases.
The rebound in consumer spending was tempered by continued weakness in the labor market in 2009. The economy lost 4.8 million jobs, resulting in an unemployment rate that rose above 10% during the fourth quarter, compared to 7.4% at December 31, 2008. The average unemployment rate for 2009 rose to 9.3%, compared to an average rate of 5.8% for 2008. The pace of job losses slowed substantially throughout 2009, with nearly 80% of the job losses occurring in the first six months of the year. Since the recession began in December 2007, the U.S. economy has lost an estimated 8.4 million jobs.

Housing continued to drag on consumer wealth, confidence and spending levels in 2009. However, the housing market showed signs of improvement during the year. After peaking in July 2009, the level of foreclosures began to decline. Foreclosures increased approximately 15% in 2009, compared to a 41% annual increase reported in 2008. With the slowed pace of increases in foreclosures and the first-time homebuyer tax credit, real estate prices began to show some signs of stabilization. The median price of existing homes in December 2009 increased by 1.5% from December 2008, compared to a 15% decline a year earlier. Historically low mortgage rates, homebuyer tax credits and lower prices made houses more affordable and, consequently, increased housing market activity. Sales of existing homes rose by 15% in 2009, compared to a 5% decline in 2008. As homebuyer demand began to increase, home building activity followed suit. New home construction in December 2009 rose by .2% from the same month in 2008, compared to a 46% annual decline from December 2007 to December 2008. New home sales declined 9% in December 2009 from a year earlier, and median prices for new homes declined 4%.
The Federal Reserve held the federal funds target rate near zero during 2009 as the downside risks to the global economy remained elevated. To aid in promoting market liquidity and lower lending rates, the Federal Reserve also increased its purchases of agency debt, agency mortgage-backed securities and Treasury securities. Benchmark term interest rates rose during 2009, due to increased near-term economic optimism and heightened fears of inflation. The benchmark two-year Treasury yield increased to 1.14% at December 31, 2009, from .77% at December 31, 2008, and the ten-year Treasury yield, which began the year at 2.21%, closed the year at 3.84%. As credit concerns continued to ease throughout the year, short-term interbank lending rates declined by more than 100 basis points and credit spreads on banks’ and financial firms’ debt obligations narrowed dramatically.
As the year ended, various Federal Reserve reports stated that although the recession appears to be over, growth will be sluggish into 2010, and interest rates will remain low for an extended period of time. The Federal Reserve also announced in December 2009 that it would begin to unwind some of its liquidity programs.
SCAP
On February 10, 2009, the U.S. Treasury announced its Financial Stability Plan to alleviate uncertainty, restore confidence, and address liquidity and capital constraints. As part of the Financial Stability Plan, the U.S. Treasury, in conjunction with the Federal Reserve, Federal Reserve Banks, the FDIC, and the Office of the Comptroller of the Currency, commenced a review, referred to as SCAP, of the capital of the nineteen largest U.S. banking institutions. As announced on May 7, 2009, the regulators determined that ten of these institutions, including KeyCorp, needed to generate an additional capital buffer of approximately $75 billion, in the aggregate, within six months. These ten institutions generated, in the aggregate, well in excess of the $75 billion of Tier 1 common equity toward the fulfillment of the SCAP requirements through the November 2009 deadline. Approximately $112 billion of such capital was generated through equity offerings and exchange offers. During this same period, the other nine SCAP participants, which were not required to raise any additional capital buffer, raised approximately $24 billion of capital from equity offerings.
Further information on the actions we have taken to strengthen our capital position in connection with the results of the SCAP assessment is included in the “Capital” section under the heading “Supervisory Capital Assessment Program and our capital-generating activities.”
FDIC Developments
On September 1, 2009, the FDIC published a final rule to announce the extension of the transaction account guarantee component of the TLGP for a period of six months until June 30, 2010, for those institutions currently participating in this program. Institutions that elected to participate in the extension would incur an increase in their quarterly annualized fee from 10 basis points to between 15 and 25 basis points, based on their risk rating. On November 2, 2009, we chose to continue our participation in the program.

With liquidity concerns of financial institutions stabilizing, in October 2009, the FDIC adopted a final rule for concluding the debt guarantee component of the TLGP. Under the final rule, qualifying financial institutions were permitted to issue FDIC-guaranteed debt until October 31, 2009, with the FDIC’s guarantee expiring no later than December 31, 2012. However, the FDIC has established a limited emergency guarantee facility that permits certain qualifying financial institutions to apply to the FDIC to issue FDIC-guaranteed debt for an additional six months (i.e., the FDIC will guarantee senior unsecured debt issued on or before April 30, 2010). As previously reported, we have no plans to issue any additional debt under the TLGP.
Further information on the TLGP-related developments is included in the “Capital” section under the heading “Temporary Liquidity Guarantee Program.”
On November 17, 2009, the FDIC published a final rule to announce an amended DIF restoration plan requiring depository institutions, such as KeyBank, to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the third and fourth quarters of 2009 and for all of 2010, 2011 and 2012. For further information on the amended restoration plan, see the section entitled “Deposits and other sources of funds.”
Demographics
We have two major business groups: Community Banking and National Banking. The effect on our business of continued volatility and weakness in the housing market varies with the state of the economy in the regions in which these business groups operate.
The Community Banking group serves consumers and small to mid-sized businesses by offering a variety of deposit, investment, lending and wealth management products and services. These products and services are provided through a 14-state branch network organized into three internally defined geographic regions: Rocky Mountains and Northwest, Great Lakes, and Northeast. The National Banking group includes those corporate and consumer business units that operate nationally, within and beyond our 14-state branch network, as well as internationally. The specific products and services offered by the Community and National Banking groups are described in Note 4.
Figure 1 shows the geographic diversity of our Community Banking group’s average core deposits, commercial loans and home equity loans.
Figure 1. Community Banking Geographic Diversity

	Geographic Region
	Rocky
Year ended December 31, 2009	Mountains and
dollars in millions	Northwest	Great Lakes	Northeast	Nonregion(a)	Total

Average deposits (b)	$13,772	$14,433	$13,420	$1,618	$43,243
Percent of total	31.8%	33.4%	31.0%	3.8%	100.0%

Average commercial loans	$6,271	$4,090	$3,111	$1,304	$14,776
Percent of total	42.4%	27.7%	21.1%	8.8%	100.0%

Average home equity loans	$4,501	$2,916	$2,648	$146	$10,211
Percent of total	44.1%	28.6%	25.9%	1.4%	100.0%

(a)	Represents average deposits, commercial loan and home equity loan products centrally managed outside of our three Community Banking regions.

(b)	Excludes certificates of deposit of $100,000 or more and deposits in the foreign office.
Figure 18, which appears later in this report in the “Loans and loans held for sale” section, shows the diversity of our commercial real estate lending business based on industry type and location. The homebuilder loan portfolio within the National Banking group has been adversely affected by the downturn in the U.S. housing market. Deteriorating market conditions in the residential properties segment of the commercial real estate construction portfolio, principally in Florida and southern

California, have caused nonperforming loans and net charge-offs to increase significantly since mid-2007. We have taken aggressive steps to reduce exposure in this segment of the loan portfolio. As previously reported, during the fourth quarter of 2007, we announced our decision to cease conducting business with nonrelationship homebuilders outside of the 14-state Community Banking footprint; during the last half of 2008, we ceased all lending to homebuilders. During the second quarter of 2008, we initiated a process to further reduce exposure through the sale of certain loans. As a result of these actions, since December 31, 2007, we have reduced outstanding balances in the residential properties segment of the commercial real estate construction loan portfolio by $2.3 billion, or 66%, to $1.2 billion. Additional information about loan sales is included in the “Credit risk management” section.
Deterioration in the commercial real estate portfolio continued during 2009, but was concentrated in the nonowner-occupied properties segment. Rising vacancies, reduced cash flows and reduced real estate values adversely affected commercial real estate on a national basis due to weak economic conditions. Certain markets such as Florida, southern California, Phoenix, Arizona, and Las Vegas, Nevada, experienced more significant deterioration. The delinquencies, nonperforming loans and charge-offs that we have experienced are more heavily weighted to these specific markets.
Results for the National Banking group have also been affected adversely by increasing credit costs and volatility in the capital markets, which have led to declines in the market values of assets under management and the market values at which we record certain assets (primarily commercial real estate loans and securities held for sale or trading).
During the first quarter of 2009, we determined that the estimated fair value of the National Banking reporting unit was less than the carrying amount, reflecting the impact of continued weakness in the financial markets. As a result, we recorded an after-tax noncash accounting charge of $187 million, $23 million of which relates to the discontinued operations of Austin. As a result of this charge and a similar after-tax charge of $420 million recorded during the fourth quarter of 2008, we have now written off all of the goodwill that had been assigned to our National Banking reporting unit.
Critical accounting policies and estimates
Our business is dynamic and complex. Consequently, we must exercise judgment in choosing and applying accounting policies and methodologies. These choices are critical: not only are they necessary to comply with GAAP, they also reflect our view of the appropriate way to record and report our overall financial performance. All accounting policies are important, and all policies described in Note 1 should be reviewed for a greater understanding of how we record and report our financial performance.
In our opinion, some accounting policies are more likely than others to have a critical effect on our financial results and to expose those results to potentially greater volatility. These policies apply to areas of relatively greater business importance, or require us to exercise judgment and to make assumptions and estimates that affect amounts reported in the financial statements. Because these assumptions and estimates are based on current circumstances, they may prove to be inaccurate, or we may find it necessary to change them.
We rely heavily on the use of judgment, assumptions and estimates to make a number of core decisions. A brief discussion of each of these areas follows.
Allowance for loan losses.
The loan portfolio is the largest category of assets on our balance sheet. We consider a variety of data to determine probable losses inherent in the loan portfolio and to establish an allowance that is sufficient to absorb those losses. For example, we apply historical loss rates to existing loans with similar risk characteristics and exercise judgment to assess the impact of factors such as changes in economic conditions, lending policies, underwriting standards, and the level of credit risk associated with specific industries and markets. Other considerations include expected cash flows and estimated collateral values.

If an impaired loan has an outstanding balance greater than $2.5 million, we conduct further analysis to determine the probable loss and assign a specific allowance to the loan if deemed appropriate. For example, a specific allowance may be assigned — even when sources of repayment appear sufficient — if we remain uncertain that the loan will be repaid in full.
We continually assess the risk profile of the loan portfolio and adjust the allowance for loan losses when appropriate. The economic and business climate in any given industry or market is difficult to gauge and can change rapidly, and the effects of those changes can vary by borrower. However, since our total loan portfolio is well diversified in many respects, and the risk profile of certain segments of the loan portfolio may be improving while the risk profile of others is deteriorating, we may decide to change the level of the allowance for one segment of the portfolio without changing it for any other segment.
In addition to adjusting the allowance for loan losses to reflect market conditions, we also may adjust the allowance because of unique events that cause actual losses to vary abruptly and significantly from expected losses. For example, class action lawsuits brought against an industry segment (e.g., one that used asbestos in its product) can cause a precipitous deterioration in the risk profile of borrowers doing business in that segment. Conversely, the dismissal of such lawsuits can improve the risk profile. In either case, historical loss rates for that industry segment would not have provided a precise basis for determining the appropriate level of allowance.
Even minor changes in the level of estimated losses can significantly affect management’s determination of the appropriate level of allowance because those changes must be applied across a large portfolio. To illustrate, an increase in estimated losses equal to one-tenth of one percent of our December 31, 2009, consumer loan portfolio would indicate the need for a $17 million increase in the level of allowance. The same level of increase in estimated losses for the commercial loan portfolio would result in a $42 million increase in the allowance. Such adjustments to the allowance for loan losses can materially affect financial results. Following the above examples, a $17 million increase in the allowance would have reduced our earnings by approximately $11 million, or $.02 per share; a $42 million increase in the allowance would have reduced earnings by approximately $26 million, or $.04 per share.
As we make decisions regarding the allowance, we benefit from a lengthy organizational history and experience with credit evaluations and related outcomes. Nonetheless, if our underlying assumptions later prove to be inaccurate, the allowance for loan losses would have to be adjusted, possibly having an adverse effect on our results of operations.
Our accounting policy related to the allowance is disclosed in Note 1 under the heading “Allowance for Loan Losses.”
Valuation methodologies.
Valuation methodologies often involve a significant degree of judgment, particularly when there are no observable active markets for the items being valued. To determine the values of assets and liabilities, as well as the extent to which related assets may be impaired, we make assumptions and estimates related to discount rates, asset returns, prepayment rates and other factors. The use of different discount rates or other valuation assumptions could produce significantly different results. The outcomes of valuations that we perform have a direct bearing on the carrying amounts of assets and liabilities, including loans held for sale, principal investments, goodwill, and pension and other postretirement benefit obligations.
A discussion of the valuation methodology applied to our loans held for sale is included in Note 1 under the heading “Loans held for sale.”
Our principal investments include direct and indirect investments, predominantly in privately-held companies. The fair values of these investments are determined by considering a number of factors, including the target company’s financial condition and results of operations, values of public companies in comparable businesses, market liquidity, and the nature and duration of resale restrictions. The fair value of principal investments was $1 billion at December 31, 2009; a 10% positive or negative variance in that fair value would have increased or decreased our 2009 earnings by $104 million ($65 million after tax, or $.09 per share).

The valuation and testing methodologies used in our analysis of goodwill impairment are summarized in Note 1 under the heading “Goodwill and Other Intangible Assets.” The first step in testing for impairment is to determine the fair value of each reporting unit. Our reporting units for purposes of this testing are the two major business segments: Community Banking and National Banking. Fair values are estimated using comparable external market data (market approach) and discounted cash flow modeling that incorporates an appropriate risk premium and earnings forecast information (income approach). We perform a sensitivity analysis of the estimated fair value of each reporting unit as appropriate. We believe that the estimates and assumptions used in the goodwill impairment analysis for our reporting units are reasonable. However, if actual results and market conditions differ from the assumptions or estimates used, the fair value of each reporting unit could change in the future.
The second step of impairment testing is necessary only if the carrying amount of either reporting unit exceeds its fair value, suggesting goodwill impairment. In such a case, we would estimate a hypothetical purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price with the fair value of the unit’s net assets (excluding goodwill). Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. An impairment loss would be recognized as a charge to earnings if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill.
During 2009, we recorded noncash charges for intangible assets impairment of $241 million ($151 after tax, or $.22 per common share). See Note 11 (“Goodwill and Other Intangible Assets”) for a summary of the events that resulted in these charges.
We conduct a quarterly review of the applicable goodwill impairment indicators and evaluate the carrying amount of our goodwill, if necessary.
The primary assumptions used in determining our pension and other postretirement benefit obligations and related expenses, including sensitivity analysis of these assumptions, are presented in Note 17 (“Employee Benefits”).
When potential asset impairment is identified, we must exercise judgment to determine the nature of the potential impairment (i.e., temporary or other-than-temporary) to apply the appropriate accounting treatment. For example, unrealized losses on securities available for sale that are deemed temporary are recorded in shareholders’ equity; those deemed “other-than-temporary” are recorded in either earnings or shareholders’ equity based on certain factors. Additional information regarding temporary and other-than-temporary impairment on securities available for sale at December 31, 2009, is provided in Note 6 (“Securities”).
Effective January 1, 2008, we adopted the applicable accounting guidance for fair value measurements and disclosures, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In the absence of quoted market prices, we determine the fair value of our assets and liabilities using internally developed models, which are based on third party data as well as our judgment, assumptions and estimates regarding credit quality, liquidity, interest rates and other relevant market available inputs. We describe our adoption of this accounting guidance, the process used to determine fair values and the fair value hierarchy in Note 1 under the heading “Fair Value Measurements” and in Note 21 (“Fair Value Measurements”).
At December 31, 2009, $20.4 billion, or 22%, of our total assets were measured at fair value on a recurring basis. Approximately 92% of these assets were classified as Level 1 or Level 2 within the fair value hierarchy. At December 31, 2009, $1.8 billion, or 2%, of our total liabilities were measured at fair value on a recurring basis. Substantially all of these liabilities were classified as Level 1 or Level 2.
At December 31, 2009, $930 million, or 1%, of our total assets were measured at fair value on a nonrecurring basis. Approximately 4% of these assets were classified as Level 1 or Level 2. At December 31, 2009, there were no liabilities measured at fair value on a nonrecurring basis.

Derivatives and hedging.
We use primarily interest rate swaps to hedge interest rate risk for asset and liability management purposes. These derivative instruments modify the interest rate characteristics of specified on-balance sheet assets and liabilities. Our accounting policies related to derivatives reflect the current accounting guidance, which provides that all derivatives should be recognized as either assets or liabilities on the balance sheet at fair value, after taking into account the effects of master netting agreements. Accounting for changes in the fair value (i.e., gains or losses) of a particular derivative depends on whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.
The application of hedge accounting requires significant judgment to interpret the relevant accounting guidance, as well as to assess hedge effectiveness, identify similar hedged item groupings, and measure changes in the fair value of the hedged items. We believe our methods of addressing these judgments and applying the accounting guidance are consistent with both the guidance and industry practices. However, interpretations of the applicable accounting guidance continue to change and evolve. In the future, these evolving interpretations could result in material changes to our accounting for derivative financial instruments and related hedging activities. Although such changes may not have a material effect on our financial condition, a change could have a material adverse effect on our results of operations in the period in which it occurs. Additional information relating to our use of derivatives is included in Note 1 under the heading “Derivatives” and Note 20 (“Derivatives and Hedging Activities”).
Contingent liabilities, guarantees and income taxes.
Contingent liabilities arising from litigation and from guarantees in various agreements with third parties under which we are a guarantor, and the potential effects of these items on the results of our operations, are summarized in Note 19 (“Commitments, Contingent Liabilities and Guarantees”). We record a liability for the fair value of the obligation to stand ready to perform over the term of a guarantee, but there is a risk that our actual future payments in the event of a default by the guaranteed party could exceed the recorded amount. See Note 19 for a comparison of the liability recorded and the maximum potential undiscounted future payments for the various types of guarantees that we had outstanding at December 31, 2009.
It is not always clear how the Internal Revenue Code and various state tax laws apply to transactions that we undertake. In the normal course of business, we may record tax benefits and then have those benefits contested by the IRS or state tax authorities. We have provided tax reserves that we believe are adequate to absorb potential adjustments that such challenges may necessitate. However, if our judgment later proves to be inaccurate, the tax reserves may need to be adjusted, possibly having an adverse effect on our results of operations and capital.
Additionally, we conduct quarterly assessments which determine the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded. The available evidence used in connection with these assessments includes taxable income in prior periods, projected future taxable income, potential tax-planning strategies and projected future reversals of deferred tax items. These assessments involve a degree of subjectivity which may undergo significant change. Based on these criteria, and in particular our projections for future taxable income, we currently believe it is more-likely-than-not that we will realize our net deferred tax asset in future periods. However, changes to the evidence used in our assessments could have a material adverse effect on our results of operations in the period in which they occur. For further information on our accounting for income taxes, see Note 18 (“Income Taxes”).
During 2009, we did not significantly alter the manner in which we applied our critical accounting policies or developed related assumptions and estimates.

Highlights of Our 2009 Performance
Financial performance
For 2009, we recorded a loss from continuing operations attributable to Key common shareholders of $1.581 billion, or $2.27 per common share. Per share results for the current year are after preferred stock dividends and discount amortization of $294 million, or $.42 per common share. These dividends include a noncash deemed dividend of $114 million related to the exchange of common shares for Series A Preferred Stock as part of our efforts to raise additional Tier 1 common equity, and cash dividend payments of $125 million made to the U.S. Treasury under the CPP. In comparison, we recorded a loss from continuing operations attributable to Key common shareholders of $1.337 billion, or $2.97 per common share, for 2008, and income from continuing operations attributable to Key common shareholders of $935 million, or $2.36 per diluted common share, for 2007.
Including results from discontinued operations, we had a net loss attributable to Key of $1.335 billion, or $2.34 per common share, for 2009, compared to a net loss attributable to Key of $1.468 billion, or $3.36 per common share, for 2008, and net income attributable to Key of $919 million, or $2.32 per diluted common share, for 2007.
Figure 2 shows our continuing and discontinued operating results for the past three years. Our financial performance for each of the past six years is summarized in Figure 4.
Figure 2. Results of Operations

Year ended December 31,
dollars in millions, except per share amounts	2009	2008	2007

SUMMARY OF OPERATIONS
Income (loss) from continuing operations attributable to Key	$(1,287)	$(1,295)	$935
Loss from discontinued operations, net of taxes (a)	(48)	(173)	(16)

Net income (loss) attributable to Key	$(1,335)	$(1,468)	$919

Income (loss) from continuing operations attributable to Key	$(1,287)	$(1,295)	$935
Less: Dividends on Series A Preferred Stock	39	25	___
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	114	___	___
Cash dividends on Series B Preferred Stock	125	15	___
Amortization of discount on Series B Preferred Stock	16	2	___

Income (loss) from continuing operations attributable to Key common shareholders	(1,581)	(1,337)	935
Loss from discontinued operations, net of taxes (a)	(48)	(173)	(16)

Net income (loss) attributable to Key common shareholders	$(1,629)	$(1,510)	$919

PER COMMON SHARE — ASSUMING DILUTION
Income (loss) from continuing operations attributable to Key common shareholders	$(2.27)	$(2.97)	$2.36
Loss from discontinued operations, net of taxes (a)	(.07)	(.38)	(.04)

Net income (loss) attributable to Key common shareholders (b)	$(2.34)	$(3.36)	$2.32

(a)	In September 2009, we decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank. In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. We sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions and decisions, we have accounted for these businesses as discontinued operations. Included in the loss from discontinued operations for the year ended December 31, 2009, is a $23 million after tax, or $.05 per common share, charge for intangible assets impairment related to Austin recorded during the first quarter.

(b)	Earnings per share may not foot due to rounding.
Three primary factors contributed to the decline in our results for 2009: we increased the provision for loan losses, we wrote off certain intangible assets, and we wrote down certain commercial real estate related investments. The same factors had an adverse effect on results for 2008. In addition, 2008 results were reduced by a $1.011 billion after-tax charge recorded in the second quarter as a result of an adverse federal tax court ruling that impacted our accounting for certain lease financing transactions.
While 2009 was one of the most challenging years in our history, we believe the actions we have taken to address asset quality, to strengthen capital, reserves and liquidity, and to invest in and reshape our businesses position us to emerge from this extraordinary credit cycle as a strong, Competitive company.
Over the past year, we increased our allowance for loan losses by more than $900 million to $2.5 billion. At December 31, 2009, our allowance represented 4.31% of total loans and 116% of nonperforming loans. One of our primary areas of focus has been to reduce our exposure to the higher risk segments of our commercial real estate portfolio through loan sales, re-underwritting and providing interim financing. Since December 31, 2007, we have reduced outstanding balances in the residential properties segment of the commercial real estate construction loan portfolio by $2.3 billion, or 66% to $1.2 billion. In addition, we are continuing to work down the loan portfolios that have been identified for exit to improve our risk-adjusted returns. Further information pertaining to our progress in reducing exposure in the residential properties segment and our exit loan portfolio is presented in the section entitled “Credit risk management.” Although we were encouraged by the improvement in most of our credit metrics in the fourth quarter of 2009, we expect asset quality to remain a challenge in 2010.
We also completed a series of successful transactions that generated approximately $2.4 billion of new Tier I common equity to strengthen our overall capital. At December 31, 2009, our Tier 1 risk-based capital and Tier 1 common equity ratios were 12.75% and 7.50%, respectively. Further information regarding the actions we have taken to generate additional capital is included in the “Capital” section under the heading “Supervisory Capital Assessment Program and our capital-generating activities.”
Additionally, we made significant progress on strengthening our liquidity and funding positions. Our consolidated average loan to deposit ratio was 97% for the fourth quarter of 2009, compared to 121% for the fourth quarter of 2008. This improvement was accomplished by growing deposits, reducing our reliance on wholesale funding, exiting nonrelationship businesses and increasing the portion of our earning assets invested in highly liquid securities. During 2009, we originated approximately $32 billion in new or renewed lending commitments and our average deposits grew by $2 billion, or 3%, compared to 2008.
In Community Banking, we are continuing to invest in our people, infrastructure and technology. In 2009, we opened 38 new branches in eight markets, and we plan to open an additional forty branches in 2010. We have completed 160 branch renovations over the past two years and expect to renovate another 100 branches in 2010. In addition, we created 157 “business intensive” branches last year, which are staffed to serve our small business clients.
Further, we are continuing to strengthen our business mix and to concentrate on the areas in which we believe we can be competitive. Early in October 2009, we announced our decision to exit the government-guaranteed education lending business, following actions taken in the third quarter of 2008 to cease private student lending. Also, within the equipment leasing business, we decided to cease lending in both the commercial vehicle and office leasing markets.
Finally, we continue to improve the efficiency and effectiveness of our organization. Over the past two years, we have reduced our staff by more than 2,200 average full-time equivalent employees and implemented ongoing initiatives that will better align our cost structure with our relationship-focused business strategies. We want to ensure that we have effective business models that are sustainable and flexible.

Significant items that make it difficult to compare our financial performance over the past three years are shown in Figure 3. Events leading to the recognition of these items, as well as other factors that contributed to the changes in our revenue and expense components, are reviewed in detail throughout the remainder of the Management’s Discussion & Analysis section.
Figure 3. Significant Items Affecting the Comparability of Earnings

	2009			2008					2007
	Pre-tax	After-tax	Impact on	Pre-tax		After-tax		Impact on	Pre-tax	After-tax	Impact on
in millions, except per share amounts	Amount	Amount	EPS	Amount		Amount		EPS	Amount	Amount	EPS
Credits (charges) related to IRS audits and leveraged lease tax litigation	—	$106	$.15	$(380)		$(959)		$(2.13)	—	—	—
Net gains (losses) from repositioning of securities portfolio	$125	78	.11	—		—		—	$(49)	$(31)	$(.08)
Gain from redemption of Visa Inc. shares	105	65	.09	165		103		.23	—	—	—
Gain (loss) related to exchange of common shares for capital securities	78	49	.07	—		—		—	—	—	—
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	32	20	.03	—		—		—	—	—	—
Provision for loan losses in excess of net charge-offs	(902)	(566)	(.81)	(406)		(254)		(.56)	(254)	(159)	(.40)
Noncash charge for intangible assets impairment	(241)	(192)	(.28)	(469)		(424)		(.94)	—	—	—
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock (a)	—	—	(.16)	—		—		—	—	—	—
Realized and unrealized losses on loan and securities portfolios held for sale or trading	(174)	(109)	(.16)	(160	) (b)	(100	)(b)	(.22)	(10)	(6)	(.02)
(Provision) credit for losses on lending-related commitments	(67)	(42)	(.06)	26		16		.04	(28)	(17)	(.04)
FDIC special assessment	(44)	(27)	(.04)	—		—		—	—	—	—
Severance and other exit costs	(33)	(21)	(.03)	(62)		(39)		(.09)	(34)	(21)	(.05)
Net gains (losses) from principal investing (c)	(31)	(20)	(.03)	(62)		(39)		(.09)	134	84	.21
Honsador litigation reserve	—	—	—	23		14		.03	(42)	(26)	(.07)
U.S. taxes on accumulated earnings of Canadian leasing operation	—	—	—	—		(68)		(.15)	—	—	—
McDonald Investments branch network (d)	—	—	—	—		—		—	142	89	.22
Gains related to MasterCard Incorporated shares	—	—	—	—		—		—	67	42	.11
Gain from settlement of automobile residual value insurance litigation	—	—	—	—		—		—	26	17	.04
Liability to Visa	—	—	—	—		—		—	(64)	(40)	(.10)

(a)	The deemed dividend related to the exchange of common shares for Series A Preferred Stock is subtracted from earnings to derive the numerator used in the calculation of per share results; it is not recorded as a reduction to equity.

(b)	Includes $54 million ($33 million after tax) of derivative-related charges recorded as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio.

(c)	Excludes principal investing results attributable to noncontrolling interests.

(d)	Represents the financial effect of the McDonald Investments branch network, including a gain of $171 million ($107 million after tax) from the February 9, 2007, sale of that network.

Figure 4. Selected Financial Data

												Compound
												Annual Rate
												of Change
dollars in millions, except per share amounts	2009		2008		2007	2006(c)		2005(c)		2004(c)		(2004-2009)
YEAR ENDED DECEMBER 31,
Interest income	$3,795		$4,353		$5,336	$5,065		$4,122		$3,386		2.3%
Interest expense	1,415		2,037		2,650	2,329		1,562		1,025		6.7
Net interest income	2,380	(a)	2,316	(a)	2,686	2,736		2,560		2,361		.2
Provision for loan losses	3,159		1,537		525	148		143		170		79.4
Noninterest income	2,035		1,847		2,241	2,124		2,058		1,910		1.3
Noninterest expense	3,554		3,476		3,158	3,061		2,962		2,825		4.7
Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(2,298)		(850)		1,244	1,651		1,513		1,276		N/M
Income (loss) from continuing operations attributable to Key before cumulative effect of accounting change	(1,287)		(1,295)		935	1,177		1,076		880		N/M
Income (loss) from discontinued operations, net of taxes (b)	(48)		(173)		(16)	(127)		53		74		N/M
Income (loss) attributable to Key before cumulative effect of accounting change	(1,335)		(1,468)		919	1,050		1,129		954		N/M
Net income (loss) attributable to Key	(1,335)	(a)	(1,468	)(a)	919	1,055		1,129		954		N/M
Income (loss) from continuing operations attributable to Key common shareholders	(1,581)		(1,337)		935	1,182		1,076		880		N/M
Income (loss) from discontinued operations, net of taxes (b)	(48)		(173)		(16)	(127)		53		74		N/M
Net income (loss) attributable to Key common shareholders	(1,629)		(1,510)		919	1,055		1,129		954		N/M

PER COMMON SHARE
Income (loss) from continuing operations attributable to Key common shareholders before cumulative effect of accounting change	$(2.27)		$(2.97)		$2.39	$2.91		$2.63		$2.14		N/M
Income (loss) from discontinued operations (b)	(.07)		(.38)		(.04)	(.31)		.13		.18		N/M
Income (loss) attributable to Key before cumulative effect of accounting change	(2.34)		(3.36)		2.35	2.60		2.76		2.32		N/M
Net income (loss) attributable to Key common shareholders	(2.34)		(3.36)		2.35	2.61		2.76		2.32		N/M
Income (loss) from continuing operations attributable to Key common shareholders before cumulative effect of accounting change — assuming dilution	(2.27)		(2.97)		2.36	2.87		2.60		2.12		N/M
Income (loss) from discontinued operations — assuming dilution (b)	(.07)		(.38)		(.04)	(.31)		.13		.18		N/M
Income (loss) attributable to Key before cumulative effect of accounting change — assuming dilution	(2.34)		(3.36)		2.32	2.56		2.73		2.30		N/M
Net income (loss) attributable to Key common shareholders — assuming dilution	(2.34)	(a)	(3.36	)(a)	2.32	2.57		2.73		2.30		N/M
Cash dividends paid	.0925		1.00		1.46	1.38		1.30		1.24		(40.5)%
Book value at year end	9.04		14.97		19.92	19.30		18.69		17.46		(12.3)
Tangible book value at year end	7.94		12.48		16.47	16.07		15.05		13.94		(10.6)
Market price at year end	5.55		8.52		23.45	38.03		32.93		33.90		(30.4)
Dividend payout ratio	N/M		N/M		62.13%	52.87%		47.10%		53.45%		N/A
Weighted-average common shares outstanding (000)	697,155		450,039		392,013	404,490		408,981		410,585		11.2
Weighted-average common shares and potential common shares outstanding (000)	697,155		450,039		395,823	410,222		414,014		415,430		10.9

AT DECEMBER 31,
Loans	$58,770		$72,835		$70,492	$65,480		$66,112		$62,981		(1.4)%
Earning assets	80,318		89,759		82,865	77,146	(c)	76,908	(c)	75,278	(c)	1.3
Total assets	93,287		104,531		98,228	92,337	(c)	93,126	(c)	90,747	(c)	.6
Deposits	65,571		65,127		62,934	58,901		58,539		57,589		2.6
Long-term debt	11,558		14,995		11,957	14,533		13,939		14,846		(4.9)
Key common shareholders’ equity	7,942		7,408		7,746	7,703		7,598		7,117		2.2
Key shareholders’ equity	10,663		10,480		7,746	7,703		7,598		7,117		8.4

PERFORMANCE RATIOS
From continuing operations:
Return on average total assets	(1.35)%		(1.29)%		1.00%	1.18%		1.32%		1.15%		N/A
Return on average common equity	(19.00)		(16.22)		12.11	15.28		14.69		12.69		N/A
Net interest margin (taxable equivalent)	2.83		2.15		3.50	3.73		3.68		3.56		N/A
From consolidated operations:
Return on average total assets	(1.34	)%(a)	(1.41	)%(a)	.97%	1.12%		1.24%		1.10%		N/A
Return on average common equity	(19.62	)(a)	(18.32	)(a)	11.90	13.64		15.42		13.75		N/A
Net interest margin (taxable equivalent)	2.81	(a)	2.16	(a)	3.46	3.69		3.69		3.63		N/A

CAPITAL RATIOS AT DECEMBER 31,
Key shareholders’ equity to assets	11.43%		10.03%		7.89%	8.34	% (c)	8.16	%(c)	7.84	% (c)	N/A
Tangible Key shareholders’ equity to tangible assets	10.50		8.96		6.61	7.04	(c)	6.68	(c)	6.36	(c)	N/A
Tangible common equity to tangible assets	7.56		5.98		6.61	7.04	(c)	6.68	(c)	6.36	(c)	N/A
Tier 1 risk-based capital	12.75		10.92		7.44	8.24		7.59		7.22		N/A
Total risk-based capital	16.95		14.82		11.38	12.43		11.47		11.47		N/A
Leverage	11.72		11.05		8.39	8.98		8.53		7.96		N/A

OTHER DATA
Average full-time-equivalent employees	16,698		18,095		18,934	20,006		19,485		19,576		(3.1)%
Branches	1,007		986		955	950		947		935		1.5

(a)	See Figure 5, which presents certain earnings data and performance ratios, excluding charges related to goodwill and other intangible assets impairment and the tax treatment of certain leveraged lease financing transactions disallowed by the IRS. Figure 5 reconciles certain GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	In September 2009, we decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank. In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. We sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these actions and decisions, we have accounted for these businesses as discontinued operations.

(c)	Certain financial data for periods prior to 2007 have not been adjusted to reflect the effect of our January 1, 2008, adoption of new accounting guidance regarding the offsetting of amounts related to certain contracts.

Figure 5 presents certain earnings data and performance ratios, excluding (credits) charges related to intangible assets impairment and the tax treatment of certain leveraged lease financing transactions disallowed by the IRS. We believe that eliminating the effects of significant items that are generally nonrecurring assists in analyzing our results by presenting them on a more comparable basis.
During the fourth quarter of 2009, we recorded an after-tax credit of $80 million, or $.09 per common share, representing a final adjustment related to the resolution of certain lease financing tax issues. In the prior quarter, we recorded an after-tax charge of $28 million, or $.03 per common share, to write off intangible assets, other than goodwill, associated with actions taken to cease conducting business in certain equipment leasing markets. In the first quarter of 2009, we recorded an after-tax charge of $164 million, or $.33 per common share, for the impairment of goodwill and other intangible assets related to the National Banking reporting unit. We have now written off all of the goodwill that had been assigned to our National Banking reporting unit.
During the fourth quarter of 2008, we recorded an after-tax credit of $120 million, or $.24 per common share, in connection with our opt-in to the IRS global tax settlement. Following an adverse federal court decision regarding our tax treatment of a leveraged sale-leaseback transaction, we recorded after-tax charges of $30 million, or $.06 per common share, during the third quarter of 2008 and $1.011 billion, or $2.43 per common share, during the second quarter of 2008. During the first quarter of 2008, we increased our tax reserves for certain lease in, lease out transactions and recalculated our lease income in accordance with prescribed accounting standards, resulting in after-tax charges of $38 million, or $.10 per common share.
Additionally, during the fourth quarter of 2008, we recorded an after-tax charge of $420 million, or $.85 per common share, as a result of annual goodwill impairment testing. During the third quarter of 2008, we recorded an after-tax charge of $4 million, or $.01 per common share, as a result of goodwill impairment related to our decision to limit new education loans to those backed by government guarantee.
Figure 5 also shows certain financial measures related to “tangible common equity” and “Tier 1 common equity.” The tangible common equity ratio has become a focus of some investors. We believe this ratio may assist investors in analyzing our capital position without regard to the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and the composition of capital, the calculation of which is prescribed in federal banking regulations. As part of the SCAP, the Federal Reserve focused its assessment of capital adequacy on a component of Tier 1 capital known as Tier 1 common equity. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 capital, this focus on Tier 1 common equity is consistent with existing capital adequacy guidelines.
Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations; this measure is considered to be a non-GAAP financial measure. Since analysts and banking regulators may assess our capital adequacy using tangible common equity and Tier 1 common equity, we believe it is useful to enable investors to assess our capital adequacy on these same bases. Figure 5 also reconciles the GAAP performance measures to the corresponding non-GAAP measures.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Figure 5. GAAP to Non-GAAP Reconciliations

Year ended December 31,
dollars in millions, except per share amounts	2009	2008
NET LOSS
Net loss attributable to Key (GAAP)	$(1,335)	$(1,468)
Charges related to intangible assets impairment, after tax	192	424
(Credits) charges related to leveraged lease tax litigation, after tax	(80)	959

Net loss attributable to Key, excluding (credits) charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	$(1,223)	$(85)

Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	$114	___
Other preferred dividends and amortization of discount on preferred stock	180	$42

Net loss attributable to Key common shareholders (GAAP)	$(1,629)	$(1,510)
Net loss attributable to Key common shareholders, excluding (credits) charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(1,517)	(127)

PER COMMON SHARE
Net loss attributable to Key common shareholders — assuming dilution (GAAP)	$(2.34)	$(3.36)
Net loss attributable to Key common shareholders, excluding (credits) charges related to intangible assets impairment and leveraged lease tax litigation — assuming dilution (non-GAAP)	(2.18)	(.28)

PERFORMANCE RATIOS FROM CONSOLIDATED OPERATIONS
Return on average total assets: (a)
Average total assets	$99,440	$104,390
Return on average total assets (GAAP)	(1.34)%	(1.41)%
Return on average total assets, excluding (credits) charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(1.23)	(.08)

Return on average common equity: (a)
Average common equity	$7,723	$8,244
Return on average common equity (GAAP)	(19.62)%	(18.32)%
Return on average common equity, excluding (credits) charges related to intangible assets impairment and leveraged lease tax litigation (non-GAAP)	(18.17)	(1.54)

NET INTEREST INCOME AND MARGIN
Net interest income:
Net interest income (GAAP)	$2,380	$2,316
Charges related to leveraged lease tax litigation, pre-tax	___	380

Net interest income, excluding charges related to leveraged lease tax litigation (non-GAAP)	$2,380	$2,696

Net interest income/margin (TE):
Net interest income (TE) (as reported)	$2,406	$1,862
Charges related to leveraged lease tax litigation, pre-tax (TE)	___	890

Net interest income, excluding charges related to leveraged lease tax
litigation (TE) (adjusted basis)	$2,406	$2,752

Net interest margin (TE) (as reported) (a)	2.83%	2.15%
Impact of charges related to leveraged lease tax litigation, pre-tax (TE) (a)	___	.98

Net interest margin, excluding charges related to leveraged lease tax litigation (TE) (adjusted basis) (a)	2.83%	3.13%

Figure 5. GAAP to Non-GAAP Reconciliations (Continued)

December 31,
dollars in millions, except per share amounts	2009	2008
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
Key shareholders’ equity (GAAP)	$10,663	$10,480
Less: Intangible assets	967	1,266	(d)
Preferred Stock, Series B	2,430	2,414
Preferred Stock, Series A	291	658

Tangible common equity (non-GAAP)	$6,975	$6,142

Total assets (GAAP)	$93,287	$104,531
Less: Intangible assets	967	1,266	(d)

Tangible assets (non-GAAP)	$92,320	$103,265

Tangible common equity to tangible assets ratio (non-GAAP)	7.56%	5.95%

TIER 1 COMMON EQUITY
Key shareholders’ equity (GAAP)	$10,663	$10,480
Qualifying capital securities	1,791	2,582
Less: Goodwill	917	1,138	(e)
Accumulated other comprehensive income (loss) (b)	(48)	76
Other assets (c)	632	203

Total Tier 1 capital (regulatory)	10,953	11,645
Less: Qualifying capital securities	1,791	2,582
Preferred Stock, Series B	2,430	2,414
Preferred Stock, Series A	291	658

Total Tier 1 common equity (non-GAAP)	$6,441	$5,991

Net risk-weighted assets (regulatory) (c)	$85,881	$106,685

Tier 1 common equity ratio (non-GAAP)	7.50%	5.62%

(a)	Income statement amount has been annualized in calculation of percentage.

(b)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from our December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(c)	Other assets deducted from Tier 1 capital and net risk-weighted assets consist of disallowed deferred tax assets of $514 million at December 31, 2009, disallowed intangible assets (excluding goodwill), and deductible portions of nonfinancial equity investments.

(d)	Includes $25 million of goodwill and $12 million of other intangible assets classified as “discontinued assets” on the balance sheet.

(e)	Includes $25 million of goodwill classified as “discontinued assets” on the balance sheet.

Strategic developments
We initiated the following actions during 2009 and 2008 to support our corporate strategy described in the “Introduction” section under the “Corporate Strategy” heading.
♦	During 2009, we opened 38 new branches in eight markets, and we have completed renovations on 160 branches over the past two years.

♦	During 2009, we settled all outstanding federal income tax issues with the IRS for the tax years 1997-2006, including all outstanding leveraged lease tax issues for all open tax years.

♦	During the third quarter of 2009, we decided to exit the government-guaranteed education lending business, following earlier actions taken in the third quarter of 2008 to cease private student lending. As a result of this decision, we have accounted for the education lending business as a discontinued operation. Additionally, we ceased conducting business in both the commercial vehicle and office equipment leasing markets.

♦	During the second quarter of 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. As a result of this decision, we have accounted for this business as a discontinued operation.

♦	During the fourth quarter of 2008, we initiated a process known as “Keyvolution,” a corporate-wide initiative designed to build an improved experience for clients, simplify processes, improve speed to market and enhance our ability to seize growth and profit opportunities. Through this initiative, we expect to achieve annualized cost savings of $300 million to $375 million by 2012.

♦	During the third quarter of 2008, we decided to exit retail and floor-plan lending for marine and recreational vehicle products. We also decided to cease lending to all homebuilders. This decision came after we began to reduce our business with nonrelationship homebuilders outside our 14-state Community Banking footprint in December 2007.

♦	On January 1, 2008, we acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. The acquisition doubles our branch presence in the attractive Lower Hudson Valley area.

Line of Business Results
This section summarizes the financial performance and related strategic developments of our two major business groups, Community Banking and National Banking. Note 4 (“Line of Business Results”) describes the products and services offered by each of these business groups, provides more detailed financial information pertaining to the groups and their respective lines of business, and explains “Other Segments” and “Reconciling Items.”
Figure 6 summarizes the contribution made by each major business group to our “taxable-equivalent revenue from continuing operations” and “income (loss) from continuing operations attributable to Key” for each of the past three years.
Figure 6. Major Business Groups – Taxable-Equivalent Revenue from Continuing Operations and
Income (Loss) from Continuing Operations Attributable to Key

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent
REVENUE FROM CONTINUING OPERATIONS (TE)
Community Banking (a)	$2,482	$2,576	$2,725	$(94)	(3.6)%
National Banking (b)	1,878	1,219	2,239	659	54.1
Other Segments (c)	123	(96)	141	219	N/M

Total Segments	4,483	3,699	5,105	784	21.2
Reconciling Items (d)	(42)	10	(79)	(52)	N/M

Total	$4,441	$3,709	$5,026	$732	19.7%

INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO KEY
Community Banking (a)	$(62)	$361	$573	$(423)	N/M
National Banking (b)	(1,489)	(1,313)	305	(176)	(13.4)%
Other Segments (c)	66	(26)	82	92	N/M

Total Segments	(1,485)	(978)	960	(507)	(51.8)
Reconciling Items (d)	198	(317)	(25)	515	N/M

Total	$(1,287)	$(1,295)	$935	$8	.6%

(a)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”) for more information about this sale.

(b)	National Banking’s results for 2009 include a $45 million ($28 million after tax) write-off of intangible assets, other than goodwill, resulting from actions taken to cease lending in certain equipment leasing markets, and a $196 million ($164 million after tax) noncash charge for goodwill and other intangible assets impairment. National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for intangible assets impairment. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio. Also, during 2008, National Banking’s taxable-equivalent revenue and loss from continuing operations attributable to Key were reduced by $890 million and $557 million, respectively, as a result of that business group’s involvement with certain leveraged lease financing transactions that were challenged by the IRS. National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation.

(c)	Other Segments’ results for 2009 include a $17 million ($11 million after tax) loss during the third quarter and a $95 million ($59 million after tax) gain during the second quarter related to the exchange of common shares for capital securities. Also, during 2009, Other Segments’ results include net gains of $125 million ($78 million after tax) in connection with the repositioning of the securities portfolio. Other Segments’ results for 2008 include a $23 million ($14 million after tax) credit recorded when we reversed the remaining reserve associated with the Honsador litigation, which was settled in September 2008. Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for the Honsador litigation and a $49 million ($31 million after tax) loss in connection with the repositioning of the securities portfolio.

(d)	Reconciling Items for 2009 include a $106 million credit to income taxes, due primarily to the settlement of IRS audits for the tax years 1997-2006. Results for 2009 also include a $32 million ($20 million after tax) gain from the sale of our claim associated with the Lehman Brothers’ bankruptcy and a $105 million ($65 million after tax) gain from the sale of our remaining equity interest in Visa Inc. Reconciling Items for 2008 include $120 million of previously accrued interest recovered in connection with our opt-in to the IRS global tax settlement and total charges of $505 million to income taxes for the interest cost associated with the leveraged lease tax litigation. Also, during 2008, Reconciling Items include a $165 million ($103 million after tax) gain from the partial redemption of our equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to our tax reserves for certain LILO transactions. Reconciling Items for 2007 include gains of $27 million ($17 million after tax) during the third quarter and $40 million ($25 million after tax) during the second quarter related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge representing the fair value of our potential liability to Visa Inc. and a $16 million ($10 million after tax) charge for the Honsador litigation.

Community Banking summary of operations
As shown in Figure 7, Community Banking recorded a net loss attributable to Key of $62 million for 2009, compared to net income of $361 million for 2008 and $573 million for 2007. The decrease in 2009 was the result of reductions in net interest income and noninterest income, coupled with increases in the provision for loan losses and noninterest expense.
Taxable-equivalent net interest income declined by $41 million, or 2%, from 2008 as a result of a decrease in average earning assets, tighter earning asset spreads and a change in deposit mix, moderated in part by growth in deposits. Average loans and leases declined by $844 million, or 3%, due to reductions in the commercial loan portfolios, while average deposits grew by $2.1 billion, or 4%. The increase in average deposits reflects strong growth in certificates of deposit and noninterest-bearing deposits, which more than offset a decline in money market deposit accounts. During the second half of 2009, higher-costing certificates of deposit originated in the prior year began to mature and repriced to current market rates.
Noninterest income declined by $53 million, or 6%, from 2008, due in part to a $33 million decrease in service charges on deposit accounts, resulting from a change in customer behavior. In addition, market weakness prompted a $19 million reduction in income from trust and investment services, and a $12 million decline in income from investment banking and capital markets activities. The adverse effect of these factors was offset in part by a $15 million increase in mortgage loan sale gains.
The provision for loan losses rose by $418 million from 2008, reflecting a $167 million increase in net loan charge-offs, primarily from the commercial, financial and agricultural, and home equity loan portfolios. Community Banking’s provision for loan losses exceeded net loan charge-offs by $269 million as we continued to increase reserves in light of the challenging credit conditions brought on by a weak economy.
Noninterest expense grew by $164 million, or 9%, from 2008, due largely to a $130 million increase in the FDIC deposit insurance assessment. Also contributing to the growth in noninterest expense was a $17 million provision for lending-related commitments in 2009, compared to a $5 million credit in 2008, and higher costs associated with risk management activities, net occupancy and employee benefits (primarily pension expense). The increase in noninterest expense was also attributable to continued investment in our branch network. As previously disclosed, we have opened or renovated approximately 200 branches over the past two years, and have been working on plans for new branches and renovations in 2010. Additionally, during 2009, we implemented new teller platform technology throughout our branches, and upgraded or replaced various ATMs. The increase in noninterest expense was partially offset by a $33 million decrease in personnel costs, due in part to a decrease of 255 average full-time equivalent employees and lower incentive compensation accruals.
In 2008, the $212 million decrease in net income attributable to Key was the result of increases in the provision for loan losses and noninterest expense, coupled with a decrease in noninterest income. These changes more than offset an increase in net interest income. Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the February 2007 sale of the McDonald Investments branch network.

Figure 7. Community Banking

Year ended December 31,					Change 2009 vs 2008
dollars in millions	2009	2008	2007		Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,701	$1,742	$1,687		$(41)	(2.4)%
Noninterest income	781	834	1,038	(a)	(53)	(6.4)

Total revenue (TE)	2,482	2,576	2,725		(94)	(3.6)
Provision for loan losses	639	221	73		418	189.1
Noninterest expense	1,942	1,778	1,735		164	9.2

Income (loss) before income taxes (TE)	(99)	577	917		(676)	N/M
Allocated income taxes and TE adjustments	(37)	216	344		(253)	N/M

Net income (loss) attributable to Key	$(62)	$361	$573		$(423)	N/M

AVERAGE BALANCES
Loans and leases	$27,806	$28,650	$26,801		$(844)	(2.9)%
Total assets	30,730	31,634	29,463		(904)	(2.9)
Deposits	52,437	50,290	46,667		2,147	4.3

Assets under management at year end	$17,709	$15,486	$21,592		$2,223	14.4%

(a)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the sale of the McDonald Investments branch network. See Note 3 (“Acquisitions and Divestitures”) for more information about this sale.
ADDITIONAL COMMUNITY BANKING DATA

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

AVERAGE DEPOSITS OUTSTANDING
NOW and money market deposit accounts	$17,507	$19,180	$19,844	$(1,673)	(8.7)
Savings deposits	1,767	1,751	1,580	16	.9
Certificates of deposits ($100,000 or more)	8,628	7,002	4,687	1,626	23.2
Other time deposits	14,506	13,293	11,755	1,213	9.1
Deposits in foreign office	566	1,185	1,101	(619)	(52.2)
Noninterest-bearing deposits	9,463	7,879	7,700	1,584	20.1

Total deposits	$52,437	$50,290	$46,667	$2,147	4.3

HOME EQUITY LOANS
Average balance	$10,211	$9,846	$9,671
Weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	53	54	57

OTHER DATA
Branches	1,007	986	955
Automated teller machines	1,495	1,478	1,443

National Banking summary of continuing operations
As shown in Figure 8, National Banking recorded a loss from continuing operations attributable to Key of $1.489 billion for 2009, compared to a loss of $1.313 billion for 2008 and income from continuing operations attributable to Key of $305 million for 2007. The 2009 decline was primarily due to a substantial increase in the provision for loan losses, which was moderated by growth in net interest income and noninterest income, and a decrease in noninterest expense.
Following an adverse federal court decision regarding our tax treatment of certain leveraged lease financing transactions, National Banking reduced its taxable-equivalent net interest income by $890 million during 2008. Excluding this charge, taxable-equivalent net interest income declined by $257 million, or 20%, in 2009 compared to 2008, due primarily to a reduction in average earning assets and a higher level of nonperforming assets, offset in part by an increase in average deposits. Average earning assets fell by $6.4 billion, or 13%, due primarily to reductions in the commercial loan portfolios; average deposits rose by $931 million, or 8%.

Noninterest income increased by $26 million, or 3%, from 2008, due in part to lower net losses from loan sales and write-downs. During 2009, these net losses totaled $29 million. In comparison, net losses totaled $97 million in 2008 and included $112 million of losses from commercial real estate loans held for sale, offset in part by $19 million in net gains from the sale of commercial lease financing receivables. Also contributing to the improvement in noninterest income was a $59 million increase in gains on leased equipment and a $48 million rise in mortgage banking fees. The growth in noninterest income was offset in part by a $59 million increase in losses from other investments, reflecting reductions in the fair values of certain commercial real estate related investments made by the Real Estate Capital and Corporate Banking Services line of business. Noninterest income was also adversely impacted by a $38 million decline in operating lease revenue, a $30 million decrease in trust and investment services income, and reductions in income from investment banking and foreign exchange activities.
The provision for loan losses rose by $1.199 billion from 2008, reflecting higher levels of net loan charge-offs, primarily from the commercial loan portfolio. National Banking’s provision for loan losses exceeded net loan charge-offs by $631 million as we continued to increase reserves due to the weak economy.
During 2009 and 2008, noninterest expense was adversely affected by intangible asset impairment charges totaling $196 million and $465 million, respectively. These charges resulted from reductions in the estimated fair value of the National Banking reporting unit caused by weakness in the financial markets. Additionally, noninterest expense for 2009 was adversely affected by a $45 million write-off of intangible assets, other than goodwill, as a result of our decision to cease conducting business in certain equipment leasing markets. Excluding these intangible asset charges, noninterest expense rose by $137 million, or 11%, from 2008, due primarily to an $80 million increase in costs associated with OREO and a $50 million provision for lending-related commitments recorded during 2009, compared to a $21 million credit recorded in 2008. A higher FDIC deposit insurance assessment and a rise in internally allocated overhead and support costs also contributed to the increase in noninterest expense. These factors were partially offset by a $24 million decline in operating lease expense and an $84 million decrease in personnel costs, reflecting a reduction of 691 average full-time equivalent employees and lower severance costs.
In 2008, results were less favorable than they were in 2007 due to a $929 million, or 70%, reduction in net interest income, a $91 million, or 10%, decrease in noninterest income, an $865 million increase in the provision for loan losses and a $425 million, or 33%, increase in noninterest expense. The reduction in net interest income reflects the $890 million of charges recorded in 2008 as a result of the adverse federal court decision on our tax treatment of certain leveraged lease financing transactions. The increase in noninterest expense was driven by the $465 million charge for intangible asset impairment taken in 2008.
We continue to pursue opportunities to improve our business mix, to return our loan portfolios to a moderate risk profile, and to emphasize relationship businesses. In October 2009, we announced our decision to discontinue the education lending business, and to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. The Consumer Finance line of business will continue to service existing loans in this portfolio. In April 2009, we made the strategic decision to curtail the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. As a result of these decisions, we have applied discontinued operations accounting to these businesses.

Figure 8. National Banking

Year ended December 31,					Change 2009 vs 2008
dollars in millions	2009	2008	2007		Amount	Percent

SUMMARY OF OPERATIONS
Net interest income (TE)	$1,037	$404 (a)	$1,333		$633	156.7%
Noninterest income	841	815 (a)	906	(a)	26	3.2

Total revenue (TE)	1,878	1,219	2,239		659	54.1
Provision for loan losses	2,518	1,319	454		1,199	90.9
Noninterest expense	1,632	1,719 (a)	1,294		(87)	(5.1)

Income (loss) from continuing operations before income taxes (TE)	(2,272)	(1,819)	491		(453)	(24.9)
Allocated income taxes and TE adjustments	(778)	(506)	186		(272)	(53.8)

Income (loss) from continuing operations	(1,494)	(1,313)	305		(181)	(13.8)
Loss from discontinued operations, net of taxes	(48)	(173)	(16)		125	72.3

Net income (loss)	(1,542)	(1,486)	289		(56)	(3.8)
Less: Net loss attributable to noncontrolling interests	(5)	___	___		(5)	N/M

Net income (loss) attributable to Key	$(1,537)	$(1,486)	$289		$(51)	(3.4)

Loss from continuing operations attributable to Key	$(1,489)	$(1,313)	$305		$(176)	(13.4)%

AVERAGE BALANCES
Loans and leases	$38,390	$43,812	$39,771		$(5,422)	(12.4)%
Loans held for sale	503	1,332	1,670		(829)	(62.2)
Total assets	44,270	52,227	46,927		(7,957)	(15.2)
Deposits	13,012	12,081	11,942		931	7.7

Assets under management at year end	$49,230	$49,231	$63,850		$(1)	___

(a)	National Banking’s results for 2009 include a $45 million ($28 million after tax) write-off of intangible assets, other than goodwill, resulting from actions taken to cease lending in certain equipment leasing markets, and a $196 million ($164 million after tax) noncash charge for goodwill and other intangible assets impairment. National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for intangible assets impairment. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio. Also, during 2008, National Banking’s taxable-equivalent revenue and loss from continuing operations attributable to Key were reduced by $890 million and $557 million, respectively, as a result of that business group’s involvement with certain leveraged lease financing transactions that were challenged by the IRS. National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation.
Other Segments
Other Segments consists of Corporate Treasury and our Principal Investing unit. These segments generated net income attributable to Key of $66 million for 2009, compared to a net loss of $26 million for 2008. This improvement was attributable primarily to net gains of $125 million recorded in 2009 in connection with the repositioning of the securities portfolio and net gains of $78 million related to the exchange of common shares for capital securities during 2009. Other Segments also experienced a $31 million decrease in net losses from principal investing attributable to Key and a $26 million reduction in net losses related to the 2008 restructuring of certain cash collateral arrangements for hedges that reduced exposure to counterparty risk and lowered the cost of borrowings. These factors were offset in part by unallocated portions of our funds transfer pricing that had an adverse effect on Corporate Treasury’s 2009 results.
In 2008, Other Segments generated a net loss attributable to Key of $26 million, compared to net income of $82 million for 2007. These results reflect net losses from principal investing attributable to Key of $62 million in 2008, compared to net gains of $134 million for the prior year. Additionally, during 2008, we recorded net losses of $34 million related to the volatility associated with the hedge accounting applied to debt instruments, compared to net gains of $2 million in 2007. The majority of the net losses recorded in 2008 were attributable to the restructuring of the cash collateral arrangements for hedges discussed above. The adverse effects from the above items were offset in part by a $49 million loss recorded in 2007 in connection with the repositioning of the securities portfolio.

Results of Operations
Net interest income
One of our principal sources of revenue is net interest income. Net interest income is the difference between interest income received on earning assets (such as loans and securities) and loan-related fee income, and interest expense paid on deposits and borrowings. There are several factors that affect net interest income, including:
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
Figure 9 shows the various components of our balance sheet that affect interest income and expense, and their respective yields or rates over the past six years. This figure also presents a reconciliation of taxable-equivalent net interest income to net interest income reported in accordance with GAAP for each of those years. The net interest margin, which is an indicator of the profitability of the earning assets portfolio, is calculated by dividing net interest income by average earning assets.
Taxable-equivalent net interest income for 2009 was $2.406 billion, and the net interest margin was 2.83%. These results compare to taxable-equivalent net interest income of $2.752 billion and a net interest margin of 3.13% for the prior year, after adjusting for the effects of charges recorded during 2008 in connection with subsequently resolved tax litigation pertaining to our leveraged lease financing portfolio. These charges decreased our 2008 net interest income by $890 million and reduced the related net interest margin by 98 basis points. The net interest margin has remained under pressure as the federal funds target rate decreased throughout 2008 and remained at low levels throughout 2009. This resulted in a larger decrease in the interest rates on earning assets than that experienced for interest-bearing liabilities. Additionally, during 2009, earning asset yields were compressed as a result of the elevated levels of nonperforming assets. We also terminated certain leveraged lease financing arrangements, which reduced our 2009 net interest income by $51 million and lowered the net interest margin by approximately 6 basis points. During the second half of 2009, we began to benefit from lower funding costs as higher-rate certificates of deposit issued in the prior year began to mature and either reprice at current market rates or move into lower-cost deposit products. In 2010, we expect to realize additional benefits from the repricing of maturing certificates of deposit.
Average earning assets for 2009 totaled $85.1 billion, which was $1.7 billion, or 2%, lower than the 2008 level. This reduction reflects a $6.4 billion decrease in loans caused by soft demand for credit due to the uncertain economic environment, paydowns on our portfolios as commercial clients continue to de-leverage, the run-off in our exit portfolios and net charge-offs. The decline in loans was partially offset by increases of $3 billion in securities available for sale and $2.5 billion in our short-term investments due to our emphasis on building liquidity.
In 2008, taxable-equivalent net interest income as reported was $1.862 billion, down $923 million, or 33%, from 2007. During 2008, our net interest margin declined by 135 basis points to 2.15%. The decline in net interest income and the reduction in the net interest margin were attributable primarily to the leveraged lease tax litigation charges recorded in 2008. The net interest margin also declined because of increases in the cost of deposits and borrowings caused by wider spreads, a shift in the mix of deposits to higher-cost categories, tighter loan spreads caused by competitive pricing, and higher levels of nonperforming assets and net loan charge-offs.
Average earning assets for 2008 totaled $86.8 billion, which was $7.2 billion, or 9%, higher than the 2007 level for two primary reasons: commercial loans increased by $5.1 billion, and on January 1, 2008, we acquired U.S.B. Holding Co., Inc., which added approximately $1.5 billion to our loan portfolio. The growth in commercial loans was due in part to the higher demand for credit caused by the volatile capital markets environment.
Since January 1, 2008, the size and composition of our loan portfolios have been affected by the following actions:
♦	In the fourth quarter of 2009, we transferred loans with a fair value of $82 million from held-for-sale status to the held-to-maturity portfolio as a result of current market conditions and our related plans to restructure the terms of these loans.

♦	In late September 2009, we transferred $193 million of loans ($248 million, net of $55 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in conjunction with additional actions taken to reduce our exposure in the commercial real estate and institutional portfolios through the sale of selected assets. Most of these loans were sold during October 2009.

♦	We sold $1.3 billion of commercial real estate loans during 2009 and $2.2 billion during 2008. Since some of these loans have been sold with limited recourse (i.e., there is a risk that we will be held accountable for certain events or representations made in the sales agreements), we established and have maintained a loss reserve in an amount that we believe is appropriate. More information about the related recourse agreement is provided in Note 19 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with FNMA.” In late March 2009, we transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines for the classification of loans that have reached a completed status. In June 2008, we transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status as part of a process undertaken to aggressively reduce our exposure in the residential properties segment of the construction loan portfolio through the sale of certain loans. Additional information about the status of this process is included in the section entitled “Loans and loans held for sale” under the heading “Commercial real estate loans.”

♦	In late September 2009, we decided to exit the government-guaranteed education lending business, following earlier actions taken in the third quarter of 2008 to cease private student lending. As a result of this decision, we have applied discontinued operations accounting to the education lending business for all periods presented in this report. We sold $474 million of education loans (included in “discontinued assets” on the balance sheet) during 2009 and $121 million during 2008.

♦	In addition to the sales of commercial real estate loans discussed above, we sold other loans totaling $1.8 billion (including $1.5 billion of residential real estate loans) during 2009 and $932 million (including $802 million of residential real estate loans) during 2008.

Figure 9. Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates From
Continuing Operations

Year ended December 31,	2009				2008				2007
	Average			Yield/	Average		Yield/		Average		Yield/
dollars in millions	Balance		Interest(a)	Rate(a)	Balance	Interest(a)	Rate(a)		Balance	Interest(a)	Rate(a)
ASSETS
Loans: (b), (c)
Commercial, financial and agricultural	$23,181		$1,038	4.48%	$26,372	$1,446	5.48%		$22,415	$1,622	7.23%
Real estate — commercial mortgage	11,310	(d)	557	4.93	10,576	640	6.05		8,802	675	7.67

Real estate — construction	6,206	(d)	294	4.74	8,109	461	5.68		8,237	653	7.93
Commercial lease financing	8,220		369	4.48	9,642	(425)	(4.41	)(f)	10,154	606	5.97

Total commercial loans	48,917		2,258	4.61	54,699	2,122	3.88		49,608	3,556	7.17
Real estate — residential	1,764		104	5.91	1,909	117	6.11		1,525	101	6.64
Home equity:
Community Banking	10,220		445	4.36	9,846	564	5.73		9,671	686	7.09
National Banking	939		71	7.55	1,171	90	7.67		1,144	89	7.84

Total home equity loans	11,159		516	4.63	11,017	654	5.93		10,815	775	7.17
Consumer other — Community Banking	1,202		127	10.62	1,275	130	10.22		1,367	144	10.53
Consumer other — National Banking:
Marine	3,097		193	6.22	3,586	226	6.30		3,390	214	6.30
Other	247		20	7.93	315	26	8.25		319	28	8.93

Total consumer other — National Banking	3,344		213	6.35	3,901	252	6.46		3,709	242	6.52

Total consumer loans	17,469		960	5.50	18,102	1,153	6.37		17,416	1,262	7.25

Total loans	66,386		3,218	4.85	72,801	3,275	4.50		67,024	4,818	7.19
Loans held for sale	650		29	4.37	1,404	76	5.43		1,705	108	6.35
Securities available for sale (b), (h)	11,169		462	4.19	8,126	406	5.04		7,560	380	5.04
Held-to-maturity securities (b)	25		2	8.17	27	4	11.73		36	2	6.68
Trading account assets	1,238		47	3.83	1,279	56	4.38		917	38	4.10
Short-term investments	4,149		12	.28	1,615	31	1.96		846	37	4.34
Other investments (h)	1,478		51	3.11	1,563	51	3.02		1,524	52	3.33

Total earning assets	85,095		3,821	4.49	86,815	3,899	4.49		79,612	5,435	6.82
Allowance for loan losses	(2,273)				(1,341)				(944)
Accrued income and other assets	12,349				14,736				12,672
Discontinued assets — education lending business	4,269				4,180				3,544

Total assets	$99,440				$104,390				$94,884

LIABILITIES AND SHAREHOLDERS’ EQUITY
NOW and money market deposit accounts	$24,345		124	.51	$26,429	427	1.62		$24,070	762	3.17
Savings deposits	1,787		2	.07	1,796	6	.32		1,591	3	.19
Certificates of deposit ($100,000 or more) (i)	12,612		462	3.66	9,385	398	4.25		6,389	321	5.02
Other time deposits	14,535		529	3.64	13,300	556	4.18		11,767	550	4.68
Deposits in foreign office	802		2	.27	3,501	81	2.31		4,287	209	4.87

Total interest-bearing deposits	54,081		1,119	2.07	54,411	1,468	2.70		48,104	1,845	3.84
Federal funds purchased and securities sold under repurchase agreements	1,618		5	.31	2,847	57	2.00		4,330	208	4.79
Bank notes and other short-term borrowings	1,907		16	.84	5,931	130	2.20		2,423	104	4.28
Long-term debt (i)	9,455		275	3.16	10,392	382	3.94		9,222	493	5.48

Total interest-bearing liabilities	67,061		1,415	2.13	73,581	2,037	2.80		64,079	2,650	4.15
Noninterest-bearing deposits	12,964				10,596				13,418
Accrued expense and other liabilities	4,340				6,920				5,969
Discontinued liabilities — education lending business (e)	4,269				4,180				3,544

Total liabilities	88,634				95,277				87,010

EQUITY
Key shareholders’ equity	10,592				8,923				7,722
Noncontrolling interests	214				190				152

Total equity	10,806				9,113				7,874

Total liabilities and equity	$99,440				$104,390				$94,884

Interest rate spread (TE)				2.36%			1.69%				2.67%

Net interest income (TE) and net interest margin (TE)			2,406	2.83%		1,862 (f)	2.15	% (f)		2,785	3.50%

TE adjustment (b)			26			(454)				99

Net interest income, GAAP basis			$2,380			$2,316				$2,686%

Prior to the third quarter of 2009, average balances have not been adjusted to reflect our January 1, 2008, adoption of the applicable accounting guidance related to the offsetting of certain derivative contracts on the consolidated balance sheet.

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (e) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)	In late March 2009, we transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines for the classification of loans that have reached a completed status.

(e)	Discontinued liabilities include the liabilities of the education lending business and the dollar amount of any additional liabilities assumed necessary to support the assets associated with this business.

Figure 9. Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates From
Continuing Operations (Continued)

										Compound Annual
										Rate of Change
2006				2005			2004			(2004-2009)
Average			Yield/	Average		Yield/	Average		Yield/	Average
Balance		Interest (a)	Rate (a)	Balance	Interest(a)	Rate(a)	Balance	Interest (a)	Rate(a)	Balance	Interest

$21,679	(g)	$1,547	7.13%	$19,480	$1,083	5.56%	$17,119	$762	4.45%	6.3%	6.4%
8,167		628	7.68	8,403	531	6.32	7,032	354	5.03	10.0	9.5
7,802		635	8.14	6,263	418	6.67	4,926	250	5.08	4.7	3.3
9,773	(g)	595	6.08	10,122	628	6.21	8,269	487	5.90	(.1)	(5.4)

47,421		3,405	7.18	44,268	2,660	6.01	37,346	1,853	4.96	5.5	4.0
1,430		93	6.49	1,468	90	6.10	1,563	94	6.01	2.4	2.0

10,046		703	7.00	10,381	641	6.18	10,212	506	4.96	—	(2.5)

925		72	7.77	713	46	6.52	1,691	119	7.00	(11.1)	(9.8)

10,971		775	7.07	11,094	687	6.20	11,903	625	5.25	(1.3)	(3.8)
1,639		152	9.26	1,834	158	8.60	2,048	154	7.52	(10.1)	(3.8)

2,896		178	6.16	2,512	152	6.07	2,516	156	6.18	4.2	4.3
285		27	9.33	432	38	8.68	2,474	233	9.44	(36.9)	(38.8)

3,181		205	6.44	2,944	190	6.45	4,990	389	7.80	(7.7)	(11.3)

17,221		1,225	7.11	17,340	1,125	6.49	20,504	1,262	6.16	(3.2)	(5.3)

64,642		4,630	7.16	61,608	3,785	6.14	57,850	3,115	5.39	2.8	.7
1,187		83	7.01	939	87	9.22	406	24	5.85	9.9	3.9
7,125		307	4.26	6,934	260	3.74	7,033	263	3.76	9.7	11.9
47		3	7.43	76	5	7.30	85	8	8.69	(21.7)	(24.2)
857		30	3.51	933	27	2.90	1,222	22	1.77	.3	16.4
791		33	4.15	927	25	2.68	962	13	1.29	34.0	(1.6)
1,362		82	5.78	1,379	54	3.79	1,257	35	2.77	3.3	7.8

76,011		5,168	6.79	72,796	4,243	5.82	68,815	3,480	5.06	4.3	1.9
(946)				(1,090)			(1,260)			12.5
12,881				12,781			12,978			(1.0)
3,756				3,422			2,756			9.1

$91,702				$87,909			$83,289			3.6

$25,044		710	2.84	$22,696	360	1.59	$20,175	147	.73	3.8	(3.3)
1,728		4	.23	1,941	5	.26	2,007	5	.23	(2.3)	(16.7)
5,581		261	4.67	4,957	189	3.82	4,834	178	3.71	21.1	21.0
11,592		481	4.14	10,789	341	3.16	10,564	304	2.88	6.6	11.7
2,305		120	5.22	2,662	81	3.06	1,438	6	.40	(11.0)	(19.7)

46,250		1,576	3.41	43,045	976	2.27	39,018	640	1.64	6.7	11.8

2,215		107	4.80	2,577	71	2.74	3,129	22	.71	(12.4)	(25.6)
2,284		94	4.12	2,796	82	2.94	2,631	42	1.59	(6.2)	(17.6)
10,495		552	5.26	10,904	433	4.08	11,758	321	2.87	(4.3)	(3.0)

61,244		2,329	3.80	59,322	1,562	2.65	56,536	1,025	1.83	3.5	6.7
12,803				11,772			10,959			3.4
6,077				5,997			6,016			(6.3)
3,756				3,422			2,756			9.1

83,880				80,513			76,267			3.1

7,734				7,323			6,937			8.8
88				73			85			20.3

7,822				7,396			7,022			9.0

$91,702				$87,909			$83,289			3.6

			2.99%			3.17%			3.23%

		2,839	3.73%		2,681	3.68%		2,455	3.56%		(.4)%

		103			121			94			(22.7)

		$2,736			$2,560			$2,361			.2%

(f)	During the fourth quarter of 2008, our taxable-equivalent net interest income was reduced by $18 million as a result of an agreement reached with the IRS on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. During the second quarter of 2008, our taxable-equivalent net interest income was reduced by $838 million following an adverse federal court decision on our tax treatment of a leveraged sale-leaseback transaction. During the first quarter of 2008, we increased our tax reserves for certain LILO transactions and recalculated our lease income in accordance with prescribed accounting standards. These actions reduced our first quarter 2008 taxable-equivalent net interest income by $34 million. Excluding all of these reductions, the taxable-equivalent yield on our commercial lease financing portfolio would have been 4.82% for 2008, and our taxable-equivalent net interest margin would have been 3.13%.

(g)	During the first quarter of 2006, we reclassified $760 million of average loans and related interest income from the commercial lease financing portfolio to the commercial, financial and agricultural portfolio to more accurately reflect the nature of these receivables. Balances presented for prior periods were not reclassified as the historical data was not available.

(h)	Yield is calculated on the basis of amortized cost

(i)	Rate calculation excludes basis adjustments related to fair value hedges.

Figure 10 shows how the changes in yields or rates and average balances from the prior year affected net interest income. The section entitled “Financial Condition” contains additional discussion about changes in earning assets and funding sources.
Figure 10. Components of Net Interest Income Changes from Continuing Operations

	2009 vs 2008			2008 vs 2007
	Average	Yield/	Net	Average	Yield/	Net
in millions	Volume	Rate	Change	Volume	Rate	Change
INTEREST INCOME
Loans	$(300)	$243	$(57)	$386	$(1,929)	$(1,543)
Loans held for sale	(35)	(12)	(47)	(18)	(14)	(32)
Securities available for sale	134	(78)	56	28	(2)	26
Held-to-maturity securities	—	(2)	(2)	(1)	3	2
Trading account assets	(2)	(7)	(9)	16	2	18
Short-term investments	22	(41)	(19)	22	(28)	(6)
Other investments	(3)	3	—	1	(2)	(1)

Total interest income (TE)	(184)	106	(78)	434	(1,970)	(1,536)

INTEREST EXPENSE
NOW and money market deposit accounts	(31)	(272)	(303)	69	(404)	(335)
Savings deposits	—	(4)	(4)	—	3	3
Certificates of deposit ($100,000 or more)	123	(59)	64	133	(56)	77
Other time deposits	49	(76)	(27)	67	(61)	6
Deposits in foreign office	(37)	(42)	(79)	(33)	(95)	(128)

Total interest-bearing deposits	104	(453)	(349)	236	(613)	(377)
Federal funds purchased and securities sold under repurchase agreements	(18)	(34)	(52)	(56)	(95)	(151)
Bank notes and other short-term borrowings	(60)	(54)	(114)	96	(70)	26
Long-term debt	(32)	(75)	(107)	57	(168)	(111)

Total interest expense	(6)	(616)	(622)	333	(946)	(613)

Net interest income (TE)	$(178)	$722	$544	$101	$(1,024)	$(923)

The change in interest not due solely to volume or rate has been allocated in proportion to the absolute dollar amounts of the change in each.
Noninterest income
Noninterest income for 2009 was $2.035 billion, up $188 million, or 10%, from 2008. In 2008, noninterest income decreased by $394 million, or 18%, compared to 2007.
Several significant items affected noninterest income in 2009 and 2008. In 2009, these items include net gains of $125 million from the repositioning of the securities portfolio, $78 million recorded in connection with the exchange of common shares for capital securities and $32 million from the sale of our claim associated with the Lehman Brothers’ bankruptcy. Additionally, we recorded a $105 million gain from the sale of Visa Inc. shares during 2009, compared to a $165 million gain from the partial redemption of Visa shares during 2008.
Excluding the above items, noninterest income for 2009 increased by $13 million. As shown in Figure 11, we benefited from an $81 million reduction in net losses from loan sales, a $59 million increase in net gains on sales of leased equipment, a $50 million decrease in net losses from principal investing (including results attributable to noncontrolling interests) and an increase in miscellaneous income, due primarily to mortgage banking activities and the volatility associated with the hedge accounting applied to debt instruments. These factors were substantially offset by less favorable results from investment banking and capital markets activities, as well as reductions in trust and investment services income, service charges on deposit accounts and operating lease income.
Significant items also influence a comparison of noninterest income for 2008 with that reported for 2007. The partial redemption of Visa Inc. shares discussed above generated a gain in 2008. Results for 2007 include gains of $171 million associated with the sale of the McDonald Investments branch network, $67 million related to the sale of MasterCard Incorporated shares and $26 million from the settlement of the automobile residual value insurance litigation, as well as a $49 million loss from the repositioning of the securities portfolio.

Excluding the above items, noninterest income for 2008 decreased by $344 million, or 17%, due to three primary factors. As shown in Figure 11, we recorded net losses of $54 million from principal investing (including results attributable to noncontrolling interests) in 2008, compared to net gains of $164 million in 2007. In addition, net losses from loan sales rose by $86 million, and income from investment banking and capital markets activities declined by $52 million. The reduction in noninterest income attributable to these factors was offset in part by increases of $40 million in income from trust and investment services, and $28 million in deposit service charges. Results for 2007 include $16 million of brokerage commissions and fees generated by the McDonald Investments branch network. Adjusting for this revenue, trust and investment services income rose by $56 million, or 12%, in 2008.
Figure 11. Noninterest Income

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent
Trust and investment services income	$459	$509	$469	$(50)	(9.8)%
Service charges on deposit accounts	330	365	337	(35)	(9.6)
Operating lease income	227	270	272	(43)	(15.9)
Letter of credit and loan fees	180	183	192	(3)	(1.6)
Corporate-owned life insurance income	114	117	121	(3)	(2.6)
Net securities gains (losses)	113	(2)	(35)	115	N/M
Electronic banking fees	105	103	99	2	1.9
Gains on leased equipment	99	40	35	59	147.5
Insurance income	68	65	55	3	4.6
Net gains (losses) from loan securitizations and sales	(1)	(82)	4	81	98.8
Net gains (losses) from principal investing	(4)	(54)	164	50	92.6
Investment banking and capital markets income (loss)	(42)	68	120	(110)	N/M
Gain from sale/redemption of Visa Inc. shares	105	165	—	(60)	(36.4)
Gain related to exchange of common shares for capital securities	78	—	—	78	N/M
Gain from sale of McDonald Investments branch network	—	—	171	—	—
Other income:
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	32	—	—	32	N/M
Credit card fees	14	16	13	(2)	(12.5)
Loan securitization servicing fees	—	—	1	—	—
Gains related to MasterCard Incorporated shares	—	—	67	—	—
Litigation settlement — automobile residual value insurance	—	—	26	—	—
Miscellaneous income	158	84	130	74	88.1

Total other income	204	100	237	104	104.0

Total noninterest income	$2,035	$1,847	$2,241	$188	10.2%

The following discussion explains the composition of certain elements of our noninterest income and the factors that caused those elements to change.

Trust and investment services income
Trust and investment services are our largest source of noninterest income. The primary components of revenue generated by these services are shown in Figure 12. The 2009 decrease of $50 million, or 10%, is attributable to reductions in both institutional and personal asset management income, as well as lower income from brokerage commissions and fees.
In 2008, we experienced strong growth in institutional asset management income, and higher income from brokerage commissions and fees. Excluding the results of the McDonald Investments branch network, income from brokerage commissions and fees was up $50 million from the 2007 level.
Figure 12. Trust and Investment Services Income

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

Brokerage commissions and fee income	$151	$159	$125	$(8)	(5.0)%
Personal asset management and custody fees	141	158	165	(17)	(10.8)
Institutional asset management and custody fees	167	192	179	(25)	(13.0)

Total trust and investment services income	$459	$509	$469	$(50)	(9.8)%

A significant portion of our trust and investment services income depends on the value and mix of assets under management. At December 31, 2009, our bank, trust and registered investment advisory subsidiaries had assets under management of $66.9 billion, compared to $64.7 billion at December 31, 2008. As shown in Figure 13, most of the increase was attributable to market appreciation in the equity portfolio, offset in part by decreases in the money market and securities lending portfolios. The value of the money market portfolio declined because of general economic conditions. The decline in the securities lending portfolio was due in part to increased volatility in the fixed income markets and actions taken to maintain sufficient liquidity within the portfolio. When clients’ securities are lent out, the borrower must provide us with cash collateral, which is invested during the term of the loan. The difference between the revenue generated from the investment and the cost of the collateral is shared with the lending client. This business, although profitable, generates a significantly lower rate of return (commensurate with the lower level of risk) than other types of assets under management. The decrease in the value of our portfolio of hedge funds is attributable in part to our second quarter 2009 decision to wind down the operations of Austin.
Figure 13. Assets Under Management

December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

Assets under management by investment type:
Equity	$36,720	$29,384	$42,868	$7,336	25.0%
Securities lending	11,023	12,454	20,228	(1,431)	(11.5)
Fixed income	10,230	9,819	11,357	411	4.2
Money market	7,861	10,520	9,440	(2,659)	(25.3)
Hedge funds (a)	1,105	2,540	1,549	(1,435)	(56.5)

Total	$66,939	$64,717	$85,442	$2,222	3.4%

Proprietary mutual funds included in assets under management:
Money market	$5,778	$7,458	$7,298	$(1,680)	(22.5)%
Equity	7,223	5,572	6,957	1,651	29.6
Fixed income	775	640	631	135	21.1

Total	$13,776	$13,670	$14,886	$106	.8%

(a)	Hedge funds are related to the discontinued operations of Austin.

Service charges on deposit accounts
The 2009 decrease in service charges on deposit accounts is due primarily to lower transaction volume, which generated fewer overdraft fees. Additionally, because of the prevailing low interest rates and unlimited FDIC insurance, our corporate clients have been maintaining larger amounts on deposit, which has the effect of reducing their transaction service charges on their noninterest-bearing deposit accounts. In 2008, the increase in service charges on deposit accounts was attributable to growth in fee income from cash management services.
Operating lease income
The $43 million decrease in our 2009 operating lease income is attributable to lower client demand for operating equipment leases in the Equipment Finance line of business. Accordingly, as shown in Figure 15, depreciation expense associated with operating leases also declined. Operating lease income was essentially unchanged from 2007 to 2008.
Net gains (losses) from loan securitizations and sales
We sell or securitize loans to achieve desired interest rate and credit risk profiles, to improve the profitability of the overall loan portfolio, or to diversify funding sources. During 2009, we recorded $1 million of net losses from loan sales, compared to net losses of $82 million during 2008. Results for 2008 include $31 million of net losses from the third quarter 2008 sales and write-downs of loans within the residential properties segment of the construction loan portfolio, and $101 million of net losses from loan sales and write-downs recorded during the first quarter, due primarily to volatility in the fixed income markets and the related housing correction. Approximately $84 million of these losses pertained to commercial real estate loans held for sale. In March 2008, we transferred $3.3 billion of education loans from held-for-sale status to the held-to-maturity loan portfolio. The secondary markets for these loans have been adversely affected by market liquidity issues, making securitizations impractical. The types of loans sold during 2009 and 2008 are presented in Figure 20.
Net gains (losses) from principal investing
Principal investments consist of direct and indirect investments in predominantly privately-held companies. Our principal investing income is susceptible to volatility since most of it is derived from mezzanine debt and equity investments in small to medium-sized businesses. These investments are carried on the balance sheet at fair value ($1.0 billion at December 31, 2009, and $990 million at December 31, 2008). The net gains (losses) presented in Figure 11 derive from changes in fair values as well as sales of principal investments.
Investment banking and capital markets income (loss)
As shown in Figure 14, income from investment banking and capital markets activities decreased in both 2009 and 2008. The 2009 decline was driven by losses related to certain commercial real estate related investments, primarily due to changes in their fair values. Net losses from investments made by the Real Estate Capital and Corporate Banking Services line of business rose by $68 million from 2008. At December 31, 2009, the remaining investments had a carrying amount of approximately $63 million, representing 51% of our original investment. We also experienced a $36 million increase in losses associated with dealer trading and derivatives, including a $17 million increase in the provision for losses related to customer derivatives and a $6 million increase in losses resulting from changes in the fair values of certain commercial mortgage-backed securities. At December 31, 2009, these securities had a carrying amount of approximately $29 million, representing 33% of their face value.
The 2008 decline was caused by higher losses from other investments and less favorable results from dealer trading and derivatives, each of which reflects the extraordinary volatility in the financial markets since the latter half of 2007. In 2008, the loss from dealer trading and derivatives was attributable to $54 million of losses on derivative contracts as a result of market disruption caused by the failure of Lehman Brothers.

Losses recorded from other investments were due largely to reductions in the fair values of certain commercial real estate related investments held within the Real Estate Capital and Corporate Banking Services line of business.
Figure 14. Investment Banking and Capital Markets Income (Loss)

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

Investment banking income	$83	$85	$86	$(2)	(2.4)%
Loss from other investments	(103)	(44)	(34)	(59)	(134.1)
Dealer trading and derivatives income (loss)	(70)	(34)	20	(36)	(105.9)
Foreign exchange income	48	61	48	(13)	(21.3)

Total investment banking and capital markets income (loss)	$(42)	$68	$120	$(110)	N/M

Noninterest expense
As shown in Figure 15, noninterest expense for 2009 was $3.554 billion, up $78 million, or 2%, from 2008. In 2008, noninterest expense rose by $318 million, or 10%.
In 2009, personnel expense decreased by $67 million. Excluding intangible assets impairment charges, nonpersonnel expense increased by $373 million, due primarily to a $167 million increase in the FDIC deposit insurance assessment, an $81 million increase in costs associated with OREO, a $46 million increase in professional fees and a $67 million provision for losses on lending-related commitments recorded during the current year, compared to a $26 million credit recorded for 2008. Additionally, nonpersonnel expense for 2008 was reduced by a $23 million credit (included in “miscellaneous expense”), representing the reversal of the remaining litigation reserve associated with the previously reported Honsador litigation settled in September 2008. The increase in nonpersonnel expense, compared to 2008, was moderated by decreases of $29 million in operating lease expense and $15 million in marketing expense. More information about the intangible assets impairment charges is provided in this section under the heading “Intangible assets impairment.”
In 2008, personnel expense decreased by $21 million, due in part to the February 2007 sale of the McDonald Investments branch network. As shown in Figure 15, nonpersonnel expense for 2008 was adversely affected by noncash goodwill impairment charges of $469 million, while results for 2007 include a $64 million charge for the estimated fair value of our potential liability to Visa Inc, which was satisfied in 2008. The sale of the McDonald Investments branch network reduced our nonpersonnel expense by approximately $22 million in 2008.
Excluding the charges to nonpersonnel expense discussed above, nonpersonnel expense for 2008 decreased by $66 million, due largely to a $26 million credit for losses on lending-related commitments, compared to a $28 million provision in 2007, a $13 million reduction in computer processing costs and the $23 million credit recorded during 2008 in connection with the Honsador litigation. These favorable results were offset in part by a $24 million increase in professional fees and a $13 million increase in net occupancy expense.

Figure 15. Noninterest Expense

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

Personnel	$1,514	$1,581	$1,602	$(67)	(4.2)%
Net occupancy	259	259	246	—	—
Intangible assets impairment	241	469	6	(228)	(48.6)
Operating lease expense	195	224	224	(29)	(12.9)
Computer processing	192	187	200	5	2.7
Professional fees	184	138	114	46	33.3
FDIC assessment	177	10	9	167	N/M
OREO expense, net	97	16	5	81	506.3
Equipment	96	92	96	4	4.3
Marketing	72	87	76	(15)	(17.2)
Provision (credit) for losses on lending-related commitments	67	(26)	28	93	N/M
Other expense:
Postage and delivery	33	46	47	(13)	(28.3)
Franchise and business taxes	31	30	32	1	3.3
Telecommunications	26	30	28	(4)	(13.3)
Provision for losses on LIHTC guaranteed funds	17	17	12	—	—
Liability to Visa	—	—	64	—	—
Miscellaneous expense	353	316	369	37	11.7

Total other expense	460	439	552	21	4.8

Total noninterest expense	$3,554	$3,476	$3,158	$78	2.2%

Average full-time equivalent employees (a)	16,698	18,095	18,934	(1,397)	(7.7)%

(a)	The number of average full-time-equivalent employees has not been adjusted for discontinued operations.
The following discussion explains the composition of certain elements of our noninterest expense and the factors that caused those elements to change.
Personnel
As shown in Figure 16, personnel expense, the largest category of our noninterest expense, decreased by $67 million, or 4%, in 2009, following a $21 million, or 1%, decline in 2008. The 2009 decrease was due largely to an 8% decrease in the number of average full-time equivalent employees, which contributed to reductions in incentive compensation accruals and salaries expense. We also experienced a substantial increase in pension expense in 2009. The growth is attributable primarily to lower expected returns and an increase in the amortization of losses, resulting from the decrease in the value of pension plan assets following steep declines in the equity markets in 2008.
The 2008 decrease was due primarily to a decline in stock-based compensation and lower costs associated with salaries and employee benefits, resulting from a 4% reduction in the number of average full-time equivalent employees. These reductions were offset in part by higher accruals for incentive compensation and an increase in severance expense due to our decision to exit certain businesses. The McDonald Investments branch network accounted for $3 million of our personnel expense for 2008, compared to $20 million for 2007.
Figure 16. Personnel Expense

Year ended December 31,				Change 2009 vs 2008
dollars in millions	2009	2008	2007	Amount	Percent

Salaries	$905	$949	$963	$(44)	(4.6)%
Incentive compensation	222	279	261	(57)	(20.4)
Employee benefits	303	255	284	48	18.8
Stock-based compensation (a)	51	50	60	1	2.0
Severance	33	48	34	(15)	(31.3)

Total personnel expense	$1,514	$1,581	$1,602	$(67)	(4.2)%

(a)	Excludes directors’ stock-based compensation of $3 million in 2009, ($.8) million in 2008 and $2 million in 2007 reported as “miscellaneous expense” in Figure 15.

Intangible assets impairment
Our charges associated with intangible assets impairment decreased substantially from 2008, when we recorded a $465 million noncash charge resulting from our annual goodwill impairment testing. During the first quarter of 2009, we determined that the estimated fair value of our National Banking reporting unit was less than the carrying amount, reflecting continued weakness in the financial markets. As a result, we recorded a noncash accounting charge of $223 million, $27 million of which relates to the discontinued operations of Austin. With this charge, we have now written off all of the goodwill that had been assigned to our National Banking reporting unit. During the third quarter of 2009, we recorded a $45 million charge to write off intangible assets, other than goodwill, associated with actions taken to cease conducting business in certain equipment leasing markets.
Operating lease expense
The 2009 decrease in operating lease expense corresponds with the lower volume of activity in the Equipment Finance line of business as we de-emphasize operating lease activities. In 2008, operating lease expense was unchanged from 2007. Income related to the rental of leased equipment is presented in Figure 11 as “operating lease income.”
Professional fees
Professional fees grew in 2009 and 2008 in part because of increased collection efforts on loans, higher legal expenses and the outsourcing of certain services.
Marketing expense
Marketing expense fluctuated over the past three years because of additional costs incurred during 2008 to promote deposit products.
Corporate-wide initiative
As previously discussed, in late 2008, we began a corporate-wide initiative designed to build a consistently superior experience for our clients, simplify processes, improve speed to market, and enhance our ability to seize growth and profit opportunities. Through this initiative, we expect to achieve annualized cost savings of $300 million to $375 million by 2012. Over the past two years, we have been exiting certain noncore businesses, such as retail marine and education lending, and in February 2009, we completed the implementation of new teller platform technology throughout our branches. As a result of these and other efforts, over the last two years, we have reduced our workforce by more than 2,200 average full-time equivalent employees.
Income taxes
We recorded a tax benefit from continuing operations of $1.035 billion for 2009, compared to provisions of $437 million for 2008 and $277 million for 2007.
The tax benefit recorded in 2009 is largely attributable to the continuation of a difficult economic environment and the resulting increase in our provision for loan losses, which contributed to the loss recorded for the year. During 2008, we recorded a significant tax provision as a result of several developments related to our tax treatment of certain leveraged lease financing transactions described below.
As previously reported, during the second quarter of 2008, we received an adverse federal court decision on our tax treatment of a service contract lease transaction. As a result, we were required to adjust the amount of unrecognized tax benefits associated with all of the leases under challenge by the IRS. The adjustment in unrecognized tax benefits required us to recalculate our lease income recognized from inception for all of the leveraged leases being contested by the IRS and to increase our tax reserves. These actions reduced our second quarter 2008 after-tax earnings by $1.011 billion, or $2.43 per common share, including a $359 million reduction to lease income, a $177 million increase to the provision for income taxes and a $475 million charge to the tax provision for the interest cost associated with the contested tax liabilities. During the third quarter of 2008, we increased our tax provision by an additional $30 million for the interest cost associated with these tax liabilities. During the fourth quarter of 2008, we reached an agreement with the IRS on all material aspects related to the IRS global tax settlement, which resulted in the reversal of $120 million of the after-tax lease financing charges.
During the first quarter of 2008, we adjusted the amount of unrecognized tax benefits associated with the LILO transactions as a result of an updated internal assessment of our tax position. This adjustment in unrecognized tax benefits required us to recalculate our lease income and increase our tax reserves. These actions reduced our first quarter 2008 after-tax earnings by $38 million, or $.10 per common share, including a $3 million reduction to lease income, an $18 million increase to the provision for income taxes and a $17 million charge to the tax provision for the associated interest charges.
In the ordinary course of business, we enter into certain types of lease financing transactions that result in tax deductions. The IRS has completed audits of our income tax returns for a number of prior years and has disallowed the tax deductions taken in connection with these transactions. We have settled all leveraged lease financing tax issues with the IRS without incurring any additional tax or interest liability. Additional information pertaining to the contested lease financing transactions, the related charges and the settlement is included in Note 18 (“Income Taxes”).
Our federal tax (benefit) expense differs from the amount that would be calculated using the federal statutory tax rate, primarily because we generate income from investments in tax-advantaged assets, such as corporate-owned life insurance, earn credits associated with investments in low-income housing projects and make periodic adjustments to our tax reserves. Additionally, during 2009, we recorded a $106 million credit to income taxes, due primarily to the settlement of IRS audits for the tax years 1997-2006. The credit includes a final adjustment of $80 million related to the resolution of certain lease financing tax issues. For more information on how our total income tax (benefit) expense and the resulting effective tax rates for the past three years were derived, see Note 18.

Financial Condition
Loans and loans held for sale
Figure 17 shows the composition of our loan portfolio at December 31 for each of the past five years.
Figure 17. Composition of Loans

December 31,	2009			2008		2007
dollars in millions	Amount		% of Total	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$19,248		32.7%	$27,260	37.4%	$24,797	35.2%
Commercial real estate: (a)
Commercial mortgage	10,457	(b)	17.8	10,819	14.9	9,630	13.7
Construction	4,739	(b)	8.1	7,717	10.6	8,102	11.5

Total commercial real estate loans	15,196		25.9	18,536	25.4	17,732	25.2
Commercial lease financing	7,460		12.7	9,039	12.4	10,176	14.4

Total commercial loans	41,904		71.3	54,835	75.3	52,705	74.8

CONSUMER
Real estate — residential mortgage	1,796		3.1	1,908	2.6	1,594	2.3
Home equity:
Community Banking	10,052		17.1	10,124	13.9	9,655	13.7
National Banking	834		1.4	1,051	1.4	1,262	1.8

Total home equity loans	10,886		18.5	11,175	15.3	10,917	15.5
Consumer other — Community Banking	1,181		2.0	1,233	1.7	1,298	1.8
Consumer other — National Banking:
Marine	2,787		4.7	3,401	4.7	3,637	5.1
Other	216		.4	283	.4	341	.5

Total consumer other — National Banking	3,003		5.1	3,684	5.1	3,978	5.6

Total consumer loans	16,866		28.7	18,000	24.7	17,787	25.2

Total loans (c)	$58,770		100.0%	$72,835	100.0%	$70,492	100.0%

	2006		2005
	Amount	% of Total	Amount	% of Total

COMMERCIAL
Commercial, financial and agricultural	$21,412	32.7%	$20,579	31.1%
Commercial real estate: (a)
Commercial mortgage	8,426	12.9	8,360	12.6
Construction	8,209	12.5	7,109	10.8

Total commercial real estate loans	16,635	25.4	15,469	23.4
Commercial lease financing	10,259	15.7	10,352	15.7

Total commercial loans	48,306	73.8	46,400	70.2

CONSUMER
Real estate — residential mortgage	1,442	2.2	1,458	2.2
Home equity:
Community Banking	9,805	15.0	10,237	15.5
National Banking	1,021	1.6	3,251	4.9

Total home equity loans	10,826	16.6	13,488	20.4
Consumer other — Community Banking	1,536	2.3	1,794	2.7
Consumer other — National Banking:
Marine	3,077	4.7	2,715	4.1
Other	294	.4	257	.4

Total consumer other — National Banking	3,371	5.1	2,972	4.5

Total consumer loans	17,175	26.2	19,712	29.8

Total loans (c)	$65,481	100.0%	$66,112	100.0%

(a)	See Figure 18 for a more detailed breakdown of our commercial real estate loan portfolio at December 31, 2009.

(b)	In late March 2009, we transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans for projects that have reached a completed status.

(c)	Excludes loans in the amount of $3.5 billion at December 31, 2009, $3.7 billion at December 31, 2008, $331 million at December 31, 2007, $345 million at December 31, 2006, and $366 million at December 31, 2005, related to the discontinued operations of the education lending business.

At December 31, 2009, total loans outstanding were $58.8 billion, compared to $72.8 billion at the end of 2008 and $70.5 billion at the end of 2007. Loans related to the discontinued operations of the education lending business, which are excluded from total loans at December 31, 2009, December 31, 2008, and December 31, 2007, totaled $3.5 billion, $3.7 billion, and $331 million, respectively. Further information regarding our discontinued operations can be found in the section entitled “Consumer loan portfolio” within this discussion. The decrease in our loans from continuing operations over the past twelve months reflects reductions in most of our portfolios, with the largest decline experienced in the commercial portfolio.
Commercial loan portfolio
Commercial loans outstanding decreased by $12.9 billion, or 24%, since December 31, 2008, as a result of soft demand for credit due to the weak economic conditions, paydowns on our portfolios as commercial clients continue to de-leverage, net charge-offs and the run-off in our exit loan portfolio.
Commercial real estate loans. Commercial real estate loans for both our owner- and nonowner-occupied properties constitute one of the largest segments of our commercial loan portfolio. At December 31, 2009, our commercial real estate portfolio included mortgage loans of $10.5 billion and construction loans of $4.7 billion. The average mortgage loan originated during 2009 was $1 million, and our largest mortgage loan at December 31, 2009, had a balance of $123 million. At December 31, 2009, our average construction loan commitment was $5 million. Our largest construction loan commitment was $65 million, $51 million of which was outstanding.
Our commercial real estate lending business is conducted through two primary sources: our 14-state banking franchise, and Real Estate Capital and Corporate Banking Services, a national line of business that cultivates relationships both within and beyond the branch system. This line of business deals exclusively with nonowner-occupied properties (generally properties for which at least 50% of the debt service is provided by rental income from nonaffiliated third parties) and accounted for approximately 62% of our average commercial real estate loans during 2009. Our commercial real estate business generally focuses on larger real estate developers and, as shown in Figure 18, is diversified by both industry type and geographic location of the underlying collateral. Figure 18 includes commercial mortgage and construction loans in both the Community Banking and National Banking groups.
Figure 18. Commercial Real Estate Loans

December 31, 2009				Geographic Region				Percent of	Commercial
dollars in millions	Northeast	Southeast	Southwest	Midwest	Central	West	Total	Total	Mortgage	Construction
Nonowner-occupied:
Multifamily properties	$348	$575	$444	$254	$497	$450	$2,568	16.9%	$1,558	$1,010
Retail properties	257	640	189	690	362	419	2,557	16.8	1,460	1,097
Office buildings	317	127	120	156	228	337	1,285	8.5	805	480
Health facilities	252	135	48	244	219	340	1,238	8.2	1,133	105
Residential properties	227	272	56	92	199	285	1,131	7.4	206	925
Warehouses	118	111	1	62	66	162	520	3.4	397	123
Land and development	107	117	101	46	65	82	518	3.4	171	347
Hotels/Motels	79	117	—	15	48	57	316	2.1	225	91
Manufacturing facilities	—	9	9	—	—	34	52	.3	21	31
Other	140	190	5	72	24	109	540	3.6	453	87

Total nonowner-occupied	1,854	2,284	964	1,640	1,708	2,275	10,725	70.6	6,429	4,296
Owner-occupied	955	178	79	1,009	400	1,850	4,471	29.4	4,028	443

Total	$2,809	$2,462	$1,043	$2,649	$2,108	$4,125	$15,196	100.0%	$10,457	$4,739

Nonowner-occupied:
Nonperforming loans	$161	$416	$108	$92	$142	$169	$1,088	N/M	$460	$628
Accruing loans past due 90 days or more	21	27	37	2	34	32	153	N/M	58	95
Accruing loans past due 30 through 89 days	18	44	32	11	53	124	282	N/M	132	150

Northeast – Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont
Southeast – Alabama, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, Washington, D.C. and West Virginia
Southwest – Arizona, Nevada and New Mexico
Midwest – Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin
Central – Arkansas, Colorado, Oklahoma, Texas and Utah
West – Alaska, California, Hawaii, Idaho, Montana, Oregon, Washington and Wyoming

Since December 31, 2008, nonperforming loans related to our nonowner-occupied properties have increased by $605 million, due in part to the continuation of deteriorating market conditions in both the income properties and residential properties segments of our commercial real estate construction portfolio. As previously reported, we have undertaken a process to reduce our exposure in the residential properties segment of our construction loan portfolio through the sale of certain loans. During the last half of 2008, we ceased lending to homebuilders within our 14-state Community Banking footprint. In conjunction with our efforts to mitigate our exposure in the residential properties segment of our construction loan portfolio, we transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June 2008. Our ability to sell these loans has been hindered by continued disruption in the financial markets which has precluded the ability of certain potential buyers to obtain the necessary funding. The balance of this portfolio has been reduced to $52 million at December 31, 2009, primarily as a result of cash proceeds from loan sales, transfers to OREO, and both realized and unrealized losses. We will continue to pursue the sale or foreclosure of the remaining loans, all of which are on nonperforming status.
The secondary market for commercial real estate loans has been severely constrained throughout 2009 and is expected to remain so for the foreseeable future. In prior years, we have not provided permanent financing for our clients upon the completion of their construction projects; permanent financing had been provided by the commercial mortgage-backed securities market or other lenders. With other sources of permanent commercial mortgage financing constrained, we are currently providing interim financing for our clients upon completion of their commercial real estate construction projects. During 2009, we extended the maturities of existing loans to commercial real estate clients with projects at or near completion. We applied normal customary underwriting standards to these longer-term extensions and generally received market rates of interest and additional fees. In cases where the terms involved less than normal market rates for similar lending arrangements, we have placed the loans on nonperforming status.
As shown in Figure 18, at December 31, 2009, 71% of our commercial real estate loans were for nonowner-occupied properties. Approximately 40% of these loans are construction loans. Typically, these properties are not fully leased at the origination of the loan; the borrower may rely upon additional leasing through the life of the loan to provide the cash flow necessary to support debt service payments. Weak economic conditions generally slow the execution of new leases and may also lead to the turnover of existing leases. As a result of these factors, we expect that vacancy rates for retail, office and industrial space will remain elevated and may continue to rise through 2010. According to Property & Portfolio Research, a third-party forecaster, vacancy rates for office and retail space were 19.7% and 19.2%, respectively, at December 31, 2009, up 300 basis points and 460 basis points, respectively, from December 31, 2008. Current market conditions also indicate a trend toward a reduction in the amount of square footage leased. If the upward trend in vacancies continues, any resulting effect would likely be most noticeable in the nonowner-occupied properties segment of our commercial real estate loan portfolio, particularly in the retail properties and office buildings components, which comprise 25% of our commercial real estate loans.
Commercial real estate values have also fallen as a result of the above factors. Values peaked in the fall of 2007, having experienced increases of approximately 30% since 2005 and 90% since 2001. According to Moody’s Real Estate Analytics, LLC Commercial Property Price Index, at November 30, 2009, commercial real estate values were down 43% from their peak, and the majority of economists believe the overall decline in values may reach approximately 50%. If the factors described above result in further weakening in the fundamentals underlying the commercial real estate market (i.e., vacancy rates, the stability of rental income and asset values), and lead to reduced cash flow to support debt service payments, our ability to collect such payments and the strength of our commercial real estate loan portfolio could be adversely affected.

Commercial lease financing. We conduct financing arrangements through our Equipment Finance line of business and have both the scale and array of products to compete in the equipment lease financing business. Commercial lease financing receivables represented 18% of commercial loans at December 31, 2009, and 17% at December 31, 2008. During the third quarter of 2009, we ceased conducting business in both the commercial vehicle and office equipment leasing markets.
Consumer loan portfolio
Consumer loans outstanding decreased by $1.1 billion, or 6%, from one year ago. As shown in Figure 40 in the “Credit risk management” section, $898 million, or 79%, of the reduction came from our exit loan portfolio. Most of the decrease is attributable to the marine segment.
The home equity portfolio is the largest segment of our consumer loan portfolio. A significant amount of this portfolio (92% at December 31, 2009) is derived primarily from the Regional Banking line of business within our Community Banking group; the remainder originated from the Consumer Finance line of business within our National Banking group and has been in an exit mode since the fourth quarter of 2007. Home equity loans within the Community Banking group decreased by $72 million, or less than 1%, over the past twelve months.
Figure 19 summarizes our home equity loan portfolio by source as of December 31 for each of the last five years, as well as certain asset quality statistics and yields on the portfolio as a whole.
Figure 19. Home Equity Loans

December 31,
dollars in millions	2009	2008	2007	2006	2005
SOURCES OF YEAR-END LOANS
Community Banking	$10,052	$10,124	$9,655	$9,805	$10,237
National Banking (a)	834	1,051	1,262	1,021	3,251

Total	$10,886	$11,175	$10,917	$10,826	$13,488

Nonperforming loans at year end	$128	$91	$66	$50	$79
Net loan charge-offs for the year	165	86	33	23	21
Yield for the year (b)	4.63%	5.93	7.17%	7.07%	6.20%

(a)	On August 1, 2006, we transferred $2.5 billion of subprime mortgage loans from the loan portfolio to loans held for sale, and approximately $55 million of subprime mortgage loans from nonperforming loans to nonperforming loans held for sale, in connection with our intention to sell the Champion Mortgage finance business.

(b)	From continuing operations.
We expect the level of our consumer loan portfolio to decrease in the future as a result of actions taken to exit low-return, indirect businesses. In December 2007, we decided to exit dealer-originated home improvement lending activities, which are largely out-of-footprint. During the last half of 2008, we exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee. In September 2009, we made the decision to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank. We will continue to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. We ceased originating new education loans effective December 5, 2009; however, our Consumer Finance line of business continues to service existing loans in these portfolios.
Loans held for sale
As shown in Note 7 (“Loans and Loans Held for Sale”), our loans held for sale declined to $443 million at December 31, 2009, from $626 million at December 31, 2008, due primarily to normal loan sales. Loans held for sale related to the discontinued operations of the education lending business, which are excluded from total loans held for sale at December 31, 2009 and 2008, totaled $434 million and $401 million, respectively.

At December 31, 2009, loans held for sale included $171 million of commercial mortgage and $139 million of residential mortgage loans. In the absence of quoted market prices, we use valuation models to measure the fair value of these loans and adjust the amount recorded on the balance sheet if fair value falls below recorded cost. The models are based on third party data, as well as assumptions related to prepayment speeds, default rates, funding cost, discount rates and other relevant market available inputs. In light of the volatility in the financial markets, we have reviewed our assumptions and determined that they reflect current market conditions. As a result, no significant adjustments to our assumptions were required during 2009.
During 2009, we recorded net unrealized losses of $39 million and net realized losses of $32 million on our loans held for sale portfolio. These net losses are reported in “net gains (losses) from loan securitizations and sales” on the income statement. We have not been significantly impacted by market volatility in the subprime mortgage lending industry, having exited this business in the fourth quarter of 2006.
Sales and securitizations
As market conditions allow, we continue to utilize alternative funding sources like loan sales to support our loan origination capabilities. In addition, certain acquisitions completed in past years have improved our ability to originate and sell new loans, and to service loans originated by others, especially in the area of commercial real estate.
As shown in Figure 20, during 2009, we sold $1.3 billion of commercial real estate loans, $1.5 billion of residential real estate loans, $303 million of commercial loans and $5 million of credit card loans. Most of these sales came from the held-for-sale portfolio. Additionally, we sold $474 million of education loans (included in “discontinued assets” on the balance sheet), which are excluded from Figure 20. Due to unfavorable market conditions, we have not securitized any education loans since 2006.
Among the factors that we consider in determining which loans to sell or securitize are:
t whether particular lending businesses meet established performance standards or fit with our relationship banking strategy;

t our A/LM needs;

t whether the characteristics of a specific loan portfolio make it conducive to securitization;

t the cost of alternative funding sources;

t the level of credit risk;

t capital requirements; and

t market conditions and pricing.

Figure 20 summarizes our loan sales for 2009 and 2008.
Figure 20. Loans Sold (Including Loans Held for Sale)

			Commercial
		Commercial	Lease	Residential	Consumer
in millions	Commercial	Real Estate	Financing	Real Estate	Other	Total
2009
Fourth quarter	$225	$440	—	$315	$5	$985
Third quarter	47	275	—	514	—	836
Second quarter	22	410	—	410	—	842
First quarter	9	192	—	302	—	503

Total	$303	$1,317	—	$1,541	$5	$3,166	(a)

2008
Fourth quarter	$10	$580	—	$222	—	$812
Third quarter	11	699	—	197	$9	916
Second quarter	19	761	$38	213	—	1,031
First quarter	14	204	29	170	—	417

Total	$54	$2,244	$67	$802	$9	$3,176	(a)

(a)	Excludes education loans of $474 million sold during 2009 and $121 million sold during 2008 that relate to the discontinued operations of the education lending business.
Figure 21 shows loans that are either administered or serviced by us, but not recorded on the balance sheet. The table includes loans that have been both securitized and sold, or simply sold outright.
Figure 21. Loans Administered or Serviced

December 31,
in millions	2009	2008	2007	2006	2005
Commercial real estate loans (a)	$123,599	$123,256	$134,982	$93,611	$72,902
Education loans (b)	3,810	4,267	4,722	5,475	5,083
Home equity loans (c)	___	___	___	2,360	59
Commercial lease financing	649	713	790	479	354
Commercial loans	247	208	229	268	242

Total	$128,305	$128,444	$140,723	$102,193	$78,640

(a)	We acquired the servicing for commercial mortgage loan portfolios with an aggregate principal balance of $7.2 billion during 2009, $1 billion during 2008, $45.5 billion during 2007 and $16.4 billion for 2006. During 2005, the acquisitions of Malone Mortgage Company and the commercial mortgage-backed securities servicing business of ORIX Capital Markets, LLC added more than $27.7 billion to our commercial mortgage servicing portfolio.

(b)	We adopted new accounting guidance on January 1, 2010, which required us to consolidate our education loan securitization trusts and resulted in the addition of approximately $2.8 billion of assets and liabilities to our balance sheet. Of this amount, $890 million of additional risk-weighted assets will be included in our risk-weighted assets under current federal banking regulations. Had this consolidation occurred on December 31, 2009, our Tier 1 risk-based capital ratio would have decreased by 13 basis points to 12.62%, and our Tier 1 common equity ratio would have declined by 8 basis points to 7.42%.

(c)	In November 2006, we sold the $2.5 billion subprime mortgage loan portfolio held by the Champion Mortgage finance business but continued to provide servicing through various dates in March 2007.
In the event of default by a borrower, we are subject to recourse with respect to approximately $729 million of the $128.3 billion of loans administered or serviced at December 31, 2009. Additional information about this recourse arrangement is included in Note 19 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Recourse agreement with FNMA.”

We derive income from several sources when retaining the right to administer or service loans that are securitized or sold. We earn noninterest income (recorded as “other income”) from fees for servicing or administering loans. This fee income is reduced by the amortization of related servicing assets. In addition, we earn interest income from retained interests in securitized assets and from investing funds generated by escrow deposits collected in connection with the servicing of commercial real estate loans.
Maturities and sensitivity of certain loans to changes in interest rates
Figure 22 shows the remaining maturities of certain commercial and real estate loans, and the sensitivity of those loans to changes in interest rates. At December 31, 2009, approximately 41% of these outstanding loans were scheduled to mature within one year.
Figure 22. Remaining Maturities and Sensitivity of Certain Loans to Changes in
Interest Rates

December 31, 2009	Within	One - Five	Over
in millions	One Year	Years	Five Years	Total

Commercial, financial and agricultural	$8,753	$9,327	$1,168	$19,248
Real estate — construction	2,677	1,757	305	4,739
Real estate — residential and commercial mortgage	3,455	4,720	4,078	12,253

	$14,885	$15,804	$5,551	$36,240

Loans with floating or adjustable interest rates (a)		$12,965	$3,424	$16,389
Loans with predetermined interest rates (b)		2,839	2,127	4,966

		$15,804	$5,551	$21,355

(a)	Floating and adjustable rates vary in relation to other interest rates (such as the base lending rate) or a variable index that may change during the term of the loan.

(b)	Predetermined interest rates either are fixed or may change during the term of the loan according to a specific formula or schedule.
Securities
Our securities portfolio totaled $16.7 billion at December 31, 2009, compared to $8.3 billion at December 31, 2008. At each of these dates, most of our securities consisted of securities available for sale, with the remainder consisting of held-to-maturity securities of less than $30 million.
Securities available for sale
The majority of our securities available-for-sale portfolio consists of CMOs, which are debt securities that are secured by a pool of mortgages or mortgage-backed securities. CMOs generate interest income and serve as collateral to support certain pledging agreements. At December 31, 2009, we had $16.4 billion invested in CMOs and other mortgage-backed securities in the available-for-sale portfolio, compared to $8.1 billion at December 31, 2008.
As shown in Figure 23, all of our mortgage-backed securities are issued by government-sponsored enterprises or GNMA, and are traded in highly liquid secondary markets. We employ an outside bond pricing service to determine the fair value at which these securities should be recorded on the balance sheet. In performing the valuations, the pricing service relies on models that consider security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions. We review valuations derived from the models to ensure they are consistent with the values placed on similar securities traded in the secondary markets.

Figure 23. Mortgage-Backed Securities by Issuer

December 31,
in millions	2009	2008	2007

Federal Home Loan Mortgage Corporation	$7,485	$4,719	$4,566
Federal National Mortgage Association	4,433	3,002	2,748
Government National Mortgage Association	4,516	369	256

Total	$16,434	$8,090	$7,570

During 2009, we had realized gains of $127 million and net unrealized losses of $16 million from CMOs and other mortgage-backed securities. Net realized gains include net gains of $125 million recorded in connection with the second quarter 2009 repositioning of our securities portfolio discussed below. The net unrealized losses resulted from an increase in market interest rates and were recorded in the AOCI component of shareholders’ equity.
We periodically evaluate our securities available-for-sale portfolio in light of established A/LM objectives, changing market conditions that could affect the profitability of the portfolio and the level of interest rate risk to which we are exposed. These evaluations may cause us to take steps to improve our overall balance sheet positioning.
In addition, the size and composition of our securities available-for-sale portfolio could vary with our needs for liquidity and the extent to which we are required (or elect) to hold these assets as collateral to secure public funds and trust deposits. Although we generally use debt securities for this purpose, other assets, such as securities purchased under resale agreements or letters of credit, are used occasionally when they provide a lower cost of collateral or more favorable risk profiles.
During May 2009, we sold approximately $2.8 billion of CMOs as part of our overall plan to generate additional capital required under the SCAP, and to reposition the securities available-for-sale portfolio to better support our strategies for managing interest rate and liquidity risk. The proceeds from the sale were reinvested in CMOs issued by government-sponsored entities and GNMA. Additional CMOs were purchased during the second quarter of 2009 to support our strategies for interest rate risk management, and improving overall balance sheet liquidity and access to secured funding sources. The repositioning improved our interest rate risk position by replacing the shorter-maturity CMOs sold with CMOs that have longer expected average maturities. The weighted-average maturity of our available-for-sale portfolio increased from 2.5 years at December 31, 2008, to 3.0 years at December 31, 2009. We continue to maintain a moderate asset-sensitive exposure to near-term changes in interest rates. As a result of the sale of CMOs, we recorded net realized gains of $125 million ($78 million after tax), which added to our Tier 1 common equity. These net gains were previously recorded in the AOCI component of shareholders’ equity.
During the second half of 2009, we purchased an additional $6.9 billion of CMOs issued by government-sponsored entities and GNMA. These purchases, as well as the second quarter 2009 repositioning, reduced our liquidity risk by increasing the amount of unencumbered, highly liquid securities in our portfolio. We are able to pledge these securities to the Federal Reserve or Federal Home Loan Bank for secured borrowing arrangements, sell them or enter into repurchase agreements should liquidity be required in the future.
Figure 24 shows the composition, yields and remaining maturities of our securities available for sale. For more information about these securities, including gross unrealized gains and losses by type of security and securities pledged, see Note 6 (“Securities”).

Figure 24. Securities Available for Sale

				Other
	U.S. Treasury,	States and	Collateralized	Mortgage-					Weighted-	Retained
	Agencies and	Political	Mortgage	Backed	Other				Average	Interests in
dollars in millions	Corporations	Subdivisions	Obligations(a)	Securities(a)	Securities(b)		Total		Yield(c)	Securitizations(a),(e)

DECEMBER 31, 2009
Remaining maturity:
One year or less	$3	$1	$865	$3	$11		$883		4.95%	—
After one through five years	2	10	14,141	1,296	103		15,552		3.71	$56
After five through ten years	3	63	—	116	—		182		5.07	126
After ten years	—	9	—	13	2		24		5.88	—

Fair value	$8	$83	$15,006	$1,428	$116		$16,641		—	$182
Amortized cost	8	81	14,894	1,351	100		16,434		3.79%	173
Weighted-average yield (c)	2.29%	5.85%	3.69%	4.87%	5.37	% (d)	3.79	% (d)	—	14.70%
Weighted-average maturity	3.8 years	7.5 years	3.0 years	3.6 years	2.0 years		3.0 years		—	4.9 years

DECEMBER 31, 2008
Fair value	$10	$91	$6,523	$1,567	$55		$8,246		—	$191
Amortized cost	9	90	6,380	1,505	71		8,055		4.92%	162

DECEMBER 31, 2007
Fair value	$19	$10	$6,167	$1,403	$76		$7,675		—	$185
Amortized cost	19	10	6,167	1,393	72		7,661		4.94%	149

(a)	Maturity is based upon expected average lives rather than contractual terms.

(b)	Includes primarily marketable equity securities.

(c)	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(d)	Excludes $113 million of securities at December 31, 2009, that have no stated yield.

(e)	Included in “discontinued assets” on the balance sheet.
Held-to-maturity securities
Foreign bonds, capital securities and preferred equity securities constitute most of our held-to-maturity securities. Figure 25 shows the composition, yields and remaining maturities of these securities.
Figure 25. Held-to-Maturity Securities

	States and					Weighted
	Political	Other				Average
dollars in millions	Subdivisions	Securities		Total		Yield(a)

DECEMBER 31, 2009
Remaining maturity:
One year or less	$1	$4		$5		3.28%
After one through five years	2	17		19		4.26

Amortized cost	$3	$21		$24		3.97%
Fair value	3	21		24		—
Weighted-average yield	8.59%	2.83	% (b)	3.97	% (b)	—
Weighted-average maturity	1.4 years	2.2 years		2.0 years		—

DECEMBER 31, 2008
Amortized cost	$4	$21		$25		4.34%
Fair value	4	21		25		—

DECEMBER 31, 2007
Amortized cost	$9	$19		$28		6.84%
Fair value	9	19		28		—

(a)	Weighted-average yields are calculated based on amortized cost. Such yields have been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b)	Excludes $8 million of securities at December 31, 2009, that have no stated yield.

Other investments
Most of our other investments are not traded on an active market. We determine the fair value at which these investments should be recorded based on the nature of the specific investment and all available relevant information. Among other things, our review may encompass such factors as the issuer’s past financial performance and future potential, the values of public companies in comparable businesses, the risks associated with the particular business or investment type, current market conditions, the nature and duration of resale restrictions, the issuer’s payment history, our knowledge of the industry and third party data. During 2009, net losses from our principal investing activities totaled $4 million, which includes $14 million of net unrealized gains. These net losses are recorded as “net gains (losses) from principal investing” on the income statement. Additional information pertaining to our other investments is presented in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Other Investments.”
Deposits and other sources of funds
Domestic deposits are our primary source of funding. During 2009, these deposits averaged $66.2 billion, and represented 78% of the funds we used to support loans and other earning assets, compared to $61.5 billion and 71% for 2008, and $57.2 billion and 72% for 2007. The composition of our deposits is shown in Figure 9 in the section entitled “Net interest income.”
The increase in average domestic deposits during 2009 was due to growth in certificates of deposit of $100,000 or more, other time deposits and noninterest-bearing deposits, offset in part by a decline in NOW and money market deposit accounts. This change in the composition of domestic deposits was attributable to two primary factors:
♦	Competition for deposits in the markets in which we operate remained strong, and consumer preferences shifted to higher-yielding certificates of deposit from NOW and money market deposit accounts as a result of the declining interest rate environment. However, during the second half of 2009, we began to benefit from lower funding costs as higher costing certificates of deposit originated in the prior year began to mature and repriced to current market rates. In 2010, we expect to realize additional benefits from the repricing of maturing certificates of deposit.

♦	Our corporate clients focused on reducing their transaction service charges by maintaining higher balances in their noninterest-bearing deposit accounts, especially in light of the low interest rate environment. The higher balances in these accounts also reflect new FDIC rules that temporarily provide for full insurance coverage for qualifying noninterest-bearing deposit accounts in excess of the current standard maximum deposit insurance amount of $250,000. More specific information regarding this extended insurance coverage is included in the “Capital” section under the heading “Temporary Liquidity Guarantee Program.”
Purchased funds, consisting of deposits in our foreign office and short-term borrowings, averaged $4.3 billion during 2009, compared to $12.3 billion during 2008 and $11 billion during 2007. The reduction from 2008 to 2009 is comprised of a $2.7 billion decrease in foreign office deposits, a $4 billion decline in bank notes and other short-term borrowings, and a $1.2 billion reduction in federal funds purchased and securities sold under agreements to repurchase. During 2008, we used purchased funds more heavily to accommodate borrowers’ increased reliance on commercial lines of credit in the volatile capital markets environment in which the availability of long-term funding had been restricted. During 2009, we reduced our reliance on wholesale funding, which was facilitated by improved liquidity for borrowers in the commercial paper market and a reduction in the demand for commercial lines of credit.
Substantially all of our domestic deposits are insured up to applicable limits by the FDIC. Accordingly, we are subject to deposit insurance premium assessments by the FDIC. Under current law, the FDIC is required to maintain the DIF reserve ratio within the range of 1.15% to 1.50% of estimated insured deposits. Current law also requires the FDIC to implement a restoration plan when it determines that the DIF reserve ratio has fallen, or will fall within six months, below 1.15% of estimated insured deposits. As of March 31, 2009, the DIF reserve ratio was .27%. Consequently, the FDIC has established a restoration plan under which all depository institutions, regardless of risk, paid a $.07 additional annualized deposit insurance assessment on June 30, 2009, for each $100 of assessable domestic deposits as of March 31, 2009. Under a final rule approved in May 2009, the FDIC also imposed on all insured depository institutions a special assessment equal to five basis points of total assets less Tier 1 capital as of June 30, 2009, not to exceed ten basis points of assessable domestic deposits as of that date. Our second quarter 2009 special assessment totaled $44 million and was paid on September 30, 2009.
Additionally, effective April 1, 2009, under a revised risk-based assessment system, which is being implemented as part of the FDIC’s restoration plan, annualized deposit insurance assessments for all insured depository institutions will range from $.07 to $.775 for each $100 of assessable domestic deposits as of June 30, 2009, and quarterly thereafter, based on the institution’s risk category, which, under the revised risk-based assessment program is determined and assessed on a quarterly basis by the FDIC. In addition to these assessments, an annualized fee of ten basis points has been assessed on qualifying noninterest-bearing transaction account balances in excess of $250,000 in conjunction with the Transaction Account Guarantee component of the FDIC’s TLGP discussed in the “Capital” section under the heading “Temporary Liquidity Guarantee Program.”
As a result of the above developments, our total FDIC deposit insurance assessment increased by $167 million from 2008 to 2009.
On November 17, 2009, the FDIC published a final rule to announce an amended DIF restoration plan requiring depository institutions, such as KeyBank, to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the third and fourth quarters of 2009 and for all of 2010, 2011 and 2012. On that date, KeyBank paid the FDIC $539 million to cover the insurance assessments for those time periods.
At December 31, 2009, Key had $11.7 billion in time deposits of $100,000 or more. Figure 26 shows the maturity distribution of these deposits.
Figure 26. Maturity Distribution of Time Deposits of $100,000 or More

December 31, 2009	Domestic	Foreign
in millions	Offices	Office	Total
Remaining maturity:
Three months or less	$2,267	$768	$3,035
After three through six months	4,261	—	4,261
After six through twelve months	2,798	—	2,798
After twelve months	1,628	—	1,628

Total	$10,954	$768	$11,722

Capital
At December 31, 2009, our shareholders’ equity was $10.7 billion, up $183 million from December 31, 2008. Certain factors that contributed to the change in our shareholders’ equity over the past three years are discussed below. For other factors that contributed to the change, see the statement of changes in equity.
Supervisory Capital Assessment Program and our capital-generating activities
During 2009, we took several actions to further strengthen our capital position in connection with the results of the SCAP assessment, which required us to generate $1.8 billion of additional Tier 1 common equity. These actions included an “at-the-market” offering of common shares, a Series A Preferred Stock exchange offer for common shares, an institutional capital securities exchange offer for common shares, a retail capital securities exchange offer for common shares, the sale of certain securities, and a reduction of dividend and interest obligations on the exchanged securities. More specific information on the SCAP assessment and the related actions we have taken to raise capital is included in Note 15 (“Shareholders’ Equity”).
We have complied with the requirements of the SCAP assessment, generating total Tier 1 common equity in excess of $2.4 billion. Successful completion of our 2009 capital transactions has strengthened our capital framework, having improved KeyCorp’s Tier 1 common equity ratio, which will benefit us in the event that economic conditions worsen or any recovery of economic conditions is delayed.
Preferred stock private exchanges
During 2009, we entered into agreements with certain institutional shareholders who had contacted us to exchange Series A Preferred Stock held by the institutional shareholders for common shares. More specific information on these preferred stock exchanges is included in Note 15.
Dividends
During 2009, we made four quarterly dividend payments aggregating $125 million to the U.S. Treasury on our Series B Preferred Stock as a participant in the U.S. Treasury’s CPP.
In May 2009, the Board resolved to reduce our quarterly dividend on common shares to $.01 per share ($.04 annualized) from $.0625 per share ($.25 annualized), commencing in the second quarter of 2009.
Common shares outstanding
Our common shares are traded on the New York Stock Exchange under the symbol KEY. At December 31, 2009:
♦	Book value per common share was $9.04, based on 878.5 million shares outstanding, compared to $14.97, based on 495.0 million shares outstanding, at December 31, 2008.

♦	Tangible book value per common share was $7.94, compared to $12.41 at December 31, 2008.

♦	There were 36,057 holders of record of our common shares at December 31, 2009.
Figure 44 in the section entitled “Fourth Quarter Results” shows the market price ranges of our common shares, per common share earnings and dividends paid by quarter for each of the last two years.
Figure 27 compares the price performance of our common shares (based on an initial investment of $100 on December 31, 2004, and assuming reinvestment of dividends) with that of the Standard & Poor’s 500 Index and a group of other banks that constitute our peer group. The peer group consists of the banks that make up the Standard & Poor’s 500 Regional Bank Index and the banks that make up the Standard & Poor’s 500 Diversified Bank Index. We are included in the Standard & Poor’s 500 Index and the peer group.

Figure 27. Common Share Price Performance (2004-2009) (a)

(a)	Share price performance is not necessarily indicative of future price performance.
Figure 28 shows activities that caused the change in outstanding common shares over the past two years.
Figure 28. Changes in Common Shares Outstanding

		2009 Quarters
in thousands	2009	Fourth	Third	Second	First	2008
Shares outstanding at beginning of period	495,002	878,559	797,246	498,573	495,002	388,793
Common shares exchanged for capital securities	127,616	—	81,278	46,338	—	—
Common shares exchanged for Series A Preferred Stock	46,602	—	—	46,602	—	—
Common shares issued	205,439	—	—	205,439	—	92,172
Shares reissued (returned) under employee benefit plans	3,876	(24)	35	294	3,571	4,142
Shares reissued to acquire U.S.B. Holding Co., Inc.	—	—	—	—	—	9,895

Shares outstanding at end of period	878,535	878,535	878,559	797,246	498,573	495,002

As shown above, common shares outstanding increased by 383.5 million shares during 2009, due primarily to the capital-generating activities discussed previously.
At December 31, 2009, we had 67.8 million treasury shares, compared to 89.1 million treasury shares at December 31, 2008. During 2009, we reissued treasury shares in connection with the Series A Preferred Stock private exchanges. We expect to reissue treasury shares as needed in connection with stock-based compensation awards and for other corporate purposes.
We repurchase common shares periodically in the open market or through privately negotiated transactions under a repurchase program authorized by the Board of Directors. The program does not have an expiration date, and we have outstanding Board authority to repurchase 14.0 million shares. We did not repurchase any common shares during 2009. Further, in accordance with the terms of our participation in the CPP, until the earlier of three years after the issuance of, or such time as the U.S. Treasury no longer holds, any Series B Preferred Stock issued by us under that program, we will not be able to repurchase any of our common shares without the approval of the U.S. Treasury, subject to certain limited exceptions (e.g., for purchases in connection with benefit plans).
Adoption of new accounting standards
The requirement under the applicable accounting guidance for defined benefit and other postretirement plans to measure plan assets and liabilities as of the end of the fiscal year became effective for the year ended December 31, 2008. In years prior to 2008, we used a September 30 measurement date. As a result of this accounting change, we recorded an after-tax charge of $7 million to the retained earnings component of our shareholders’ equity during 2008.
Effective January 1, 2007, we adopted the applicable accounting guidance related to a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction.

This guidance affects when earnings from leveraged lease financing transactions will be recognized, and requires a lessor to recalculate its recognition of lease income when there are changes or projected changes in the timing of cash flows. As a result of adopting this guidance, we recorded a cumulative after-tax charge of $52 million to retained earnings during 2007.
Capital availability and management
As a result of market disruptions, the availability of capital (principally to financial services companies) has become severely restricted. While some companies, like ours, have been successful in raising additional capital, lower market prices per share have increased the dilution of our per common share results. We cannot predict when or if the markets will return to more favorable conditions.
We determine how capital is to be strategically allocated among our businesses to maximize returns and strengthen core relationship businesses. In that regard, we will continue to emphasize our relationship strategy.
Capital adequacy
Capital adequacy is an important indicator of financial stability and performance. All of our capital ratios remain strong at December 31, 2009. This, along with our improved liquidity, positions us well to weather the current credit cycle and to continue to serve our clients’ needs. Our Key shareholders’ equity to assets ratio was 11.43% at December 31, 2009, compared to 10.03% at December 31, 2008. Our tangible common equity to tangible assets ratio was 7.56% at December 31, 2009, compared to 5.95% at December 31, 2008.
Banking industry regulators prescribe minimum capital ratios for bank holding companies and their banking subsidiaries. Federal bank regulators group FDIC-insured depository institutions into five categories, ranging from “critically undercapitalized” to “well capitalized.” KeyCorp’s affiliate bank, KeyBank, qualified as “well capitalized” at December 31, 2009, since it exceeded the prescribed thresholds of 10.00% for total capital, 6.00% for Tier 1 capital and 5.00% for the leverage ratio. If these provisions applied to bank holding companies, we would qualify as “well capitalized” at December 31, 2009. The FDIC-defined capital categories serve a limited supervisory function. Investors should not treat them as a representation of the overall financial condition or prospects of KeyCorp or KeyBank. See Note 15 for a summary of the implications of failing to meet the minimum capital requirements.
Risk-based capital guidelines require a minimum level of capital as a percent of “risk-weighted assets.” Risk-weighted assets consist of total assets plus certain off-balance sheet items, subject to adjustment for predefined credit risk factors. Currently, banks and bank holding companies must maintain, at a minimum, Tier 1 capital as a percent of risk-weighted assets of 4.00% and total capital as a percent of risk-weighted assets of 8.00%. As of December 31, 2009, our Tier 1 risk-based capital ratio was 12.75%, and our total risk-based capital ratio was 16.95%.
Another indicator of capital adequacy, the leverage ratio, is defined as Tier 1 capital as a percentage of average quarterly tangible assets. Leverage ratio requirements vary with the condition of the financial institution. Bank holding companies that either have the highest supervisory rating or have implemented the Federal Reserve’s risk-adjusted measure for market risk — as we have — must maintain a minimum leverage ratio of 3.00%. All other bank holding companies must maintain a minimum ratio of 4.00%. As of December 31, 2009, we had a leverage ratio of 11.72%.
Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and composition of capital, the calculation of which is prescribed in federal banking regulations. As a result of the SCAP, the Federal Reserve has intensified its assessment of capital adequacy on a component of Tier 1 capital, known as Tier 1 common equity. Because the Federal Reserve has long indicated that voting common shareholders’ equity (essentially Tier 1 capital less preferred stock, qualifying capital securities and noncontrolling interests in subsidiaries) generally should be the dominant element in Tier 1 capital, such a focus is consistent with existing capital adequacy guidelines and does not imply a new or ongoing capital standard. Because Tier 1 common equity is neither formally defined by GAAP nor prescribed in amount by federal banking regulations, this measure is considered to be a non-GAAP financial measure. Figure 5 in the “Highlights of Our 2009 Performance” section reconciles Key shareholders’ equity, the GAAP performance measure, to Tier 1 common equity, the corresponding non-GAAP measure. Our Tier 1 common equity ratio was 7.50% at December 31, 2009, compared to 5.62% at December 31, 2008.
As discussed in Note 1 (“Summary of Significant Accounting Policies”), we adopted new guidance on January 1, 2010, will require us to consolidated our education loan securitization trusts (which will be classified as discontinued operations), thereby adding approximately $2.8 billion of assets and liabilities to our balance sheet. In accordance with federal banking regulations, the consolidated will add approximately $890 million to our net risk-weighted assets. Had the consolidation taken effect on December 31, 2009, this would have reduced our Tier 1 risk-based capital ratio at that date by 13 basis points to 12.62% and our Tier 1 common equity ratio by 8 basis points to 7.42%.
At December 31, 2009, we had a net deferred tax asset of $577 million; in recent years, we had been in a net deferred tax liability position. Generally, for risk-based capital purposes, deferred tax assets that are dependent upon future taxable income are limited to the lesser of: (i) the amount of deferred tax assets that a financial institution expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for the year, or (ii) 10% of the amount of an institution’s Tier 1 capital. Based on these restrictions, at December 31, 2009, $514 million of our net deferred tax asset was deducted from Tier 1 capital and risk-weighted assets. We anticipate that the amount of our net deferred tax asset disallowed for risk-based capital purposes will increase in coming quarters until we begin to generate taxable income and, as a result, will continue to adversely impact our risk-based capital ratios.

Figure 29 presents the details of our regulatory capital position at December 31, 2009 and 2008:
Figure 29. Capital Components and Risk-Weighted Assets

December 31,
dollars in millions	2009	2008
TIER 1 CAPITAL
Key shareholders’ equity	$10,663	$10,480
Qualifying capital securities	1,791	2,582
Less: Goodwill (a)	917	1,138
Accumulated other comprehensive income (b)	(48)	76
Other assets (c)	632	203

Total Tier 1 capital	10,953	11,645

TIER 2 CAPITAL
Allowance for losses on loans and liability for losses on
lending-related commitments (d)	1,112	1,352
Net unrealized gains on equity securities available for sale	7	—
Qualifying long-term debt	2,486	2,819

Total Tier 2 capital	3,605	4,171

Total risk-based capital	$14,558	$15,816

TIER 1 COMMON EQUITY
Tier 1 capital	$10,953	$11,645
Less: Qualifying capital securities	1,791	2,582
Series B Preferred Stock	2,430	2,414
Series A Preferred Stock	291	658

Total Tier 1 common equity	$6,441	$5,991

RISK-WEIGHTED ASSETS
Risk-weighted assets on balance sheet	$70,485	$84,922
Risk-weighted off-balance sheet exposure	18,118	22,979
Less: Goodwill (a)	917	1,138
Other assets (c)	1,308	1,162
Plus: Market risk-equivalent assets	1,203	1,589

Gross risk-weighted assets	87,581	107,190
Less: Excess allowance for loan losses (d)	1,700	505

Net risk-weighted assets	$85,881	$106,685

AVERAGE QUARTERLY TOTAL ASSETS	$95,697	$107,639

CAPITAL RATIOS
Tier 1 risk-based capital	12.75%	10.92%
Total risk-based capital	16.95	14.82
Leverage (e)	11.72	11.05
Tier 1 common equity	7.50	5.62

(a)	Goodwill includes $25 million at December 31, 2008, classified as “discontinued assets” on the balance sheet.

(b)	Includes net unrealized gains or losses on securities available for sale (except for net unrealized losses on marketable equity securities), net gains or losses on cash flow hedges, and amounts resulting from our December 31, 2006, adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

(c)	Other assets deducted from Tier 1 capital and risk-weighted assets consist of disallowed deferred tax assets of $514 million at December 31, 2009, disallowed intangible assets (excluding goodwill) and deductible portions of nonfinancial equity investments.

(d)	The allowance for loan losses included in Tier 2 capital is limited by regulation to 1.25% of the sum of gross risk-weighted assets plus low level exposures and residual interests calculated under the direct reduction method, as defined by the Federal Reserve. The excess allowance for loan losses includes $157 million and $174 million at December 31, 2009 and 2008, respectively, of allowance classified as “discontinued assets” on the balance sheet.

(e)	This ratio is Tier 1 capital divided by average quarterly total assets as defined by the Federal Reserve less: (i) goodwill, (ii) the disallowed intangible assets described in footnote (c), and (iii) deductible portions of nonfinancial equity investments; plus assets derecognized as an offset to AOCI resulting from the adoption and subsequent application of the applicable accounting guidance for defined benefit and other postretirement plans.

Emergency Economic Stabilization Act of 2008
On October 3, 2008, former President Bush signed into law the EESA. The TARP provisions of the EESA provide broad authority to the Secretary of the U.S. Treasury to restore liquidity and stability to the United States financial system, including the authority to purchase up to $700 billion of “troubled assets” — mortgages, mortgage-backed securities and certain other financial instruments. While the key feature of TARP provides the Treasury Secretary the authority to purchase and guarantee types of troubled assets, other programs have emerged out of the authority and resources authorized by the EESA, as follows:
The TARP Capital Purchase Program. Under the CPP, in November 2008, we raised $2.5 billion of additional capital, including $2.4 billion, or 25,000 shares, of fixed-rate cumulative perpetual preferred stock, Series B (“Series B Preferred Stock”), with a liquidation preference of $100,000 per share, which was purchased by the U.S. Treasury. We also granted a warrant to purchase 35.2 million common shares to the U.S. Treasury at a fair value of $87 million in conjunction with this program. Terms and conditions of the program are available at the U.S. Treasury website, www.ustreas.gov/initiatives/eesa. Currently, bank holding companies that issue preferred stock to the U.S. Treasury under the CPP are permitted to include such capital instruments in Tier 1 capital for purposes of the Federal Reserve’s risk-based and leverage capital rules, and guidelines for bank holding companies.
FDIC’s standard maximum deposit insurance coverage limit increase. The EESA, as amended by the Helping Families Save Their Homes Act of 2009, provides for a temporary increase in the FDIC standard maximum deposit insurance coverage limit for all deposit accounts from $100,000 to $250,000. This temporary increase expires on December 31, 2013.
Temporary Liquidity Guarantee Program
On October 14, 2008, the FDIC announced its TLGP to strengthen confidence and encourage liquidity in the banking system. Under the FDIC’s Final Rule, 12 C.F.R. 370, as amended, the TLGP has two components: (i) a “Transaction Account Guarantee” for funds held at FDIC-insured depository institutions in noninterest-bearing transaction accounts in excess of the current standard maximum deposit insurance amount of $250,000, and (ii) a “Debt Guarantee” for qualifying newly issued senior unsecured debt of insured depository institutions, their holding companies and certain other affiliates of insured depository institutions designated by the FDIC for debt issued until October 31, 2009.
On September 1, 2009, a final rule published in the Federal Register announced the FDIC’s extension of the transaction account guarantee component of the TLGP for a period of six months until June 30, 2010, for those institutions currently participating in this program. Institutions that elect to participate in the extension will experience an increase in their quarterly annualized fee from 10 basis points to between 15 and 25 basis points based on their risk rating. On November 2, 2009, KeyBank chose to continue its participation in the program. We anticipate a certain amount of deposit run-off upon the expiration of the Transaction Account Guarantee. We have established a liquidity buffer in anticipation of the expiration and, as a result, do not expect it to have a significant effect on liquidity.
Under the Debt Guarantee, debt issued prior to April 1, 2009, is guaranteed until the earlier of maturity or June 30, 2012. Pursuant to an Interim Rule effective March 23, 2009, all insured depository institutions and other participating entities that have issued guaranteed debt before April 1, 2009, may issue FDIC-guaranteed debt during the extended issuance period that ends on October 31, 2009. The guarantee on such debt will expire no later than December 31, 2012. On March 16, 2009, KeyCorp issued $438 million of floating-rate senior notes due April 16, 2012, under the Debt Guarantee. This brings the aggregate amount of debt issued by KeyCorp and KeyBank under the TLGP to $1.9 billion.
In October 2009, the FDIC adopted a final rule for concluding the debt guarantee component of the TLGP. Under the final rule, qualifying financial institutions were permitted to issue FDIC-guaranteed debt until October 31, 2009, with the FDIC’s guarantee expiring no later than December 31, 2012. However, the FDIC has established a limited emergency guarantee facility that permits insured depository institutions and certain other participating entities that have issued FDIC-guaranteed debt under the TLGP by September 9, 2009, to apply to the FDIC to issue FDIC-guaranteed debt for an additional six months (i.e., the FDIC will guarantee senior unsecured debt issued on or before April 30, 2010). We have no plans to issue any additional debt under the TLGP.

Financial Stability Plan
On February 10, 2009, the U.S. Treasury announced its FSP to alleviate uncertainty, restore confidence, and address liquidity and capital constraints. The primary components of the FSP are the CAP, including the SCAP, the TALF, the PPIP, the Affordable Housing and Foreclosure Mitigation Efforts Initiative, and the Small Business and Community Lending Initiative designed to increase lending to small businesses.
Capital Assistance Program. As part of the U.S. government’s FSP, on February 25, 2009, the U.S. Treasury announced its CAP, which is designed to: (i) restore confidence throughout the financial system by ensuring that the largest U.S. banking institutions have sufficient capital to absorb higher than anticipated potential future losses that could occur as a result of a more severe economic environment; and (ii) support lending to creditworthy borrowers.
To implement the U.S. Treasury’s CAP, the Federal Reserve, the Federal Reserve Banks, the FDIC, and the Office of the Comptroller of the Currency commenced a review — the SCAP — of the capital of the nineteen largest U.S. banking institutions. The SCAP involved a mandatory forward-looking capital assessment, or “stress test,” of all domestic bank holding companies with risk-weighted assets of more than $100 billion, including KeyCorp, at December 31, 2008. The SCAP was intended to estimate 2009 and 2010 credit losses, revenues and reserve needs for each of these bank holding companies under a macroeconomic scenario that reflects a consensus expectation for the depth and duration of the recession, and a “more adverse than expected” scenario that reflects the possibility of a longer, more severe recession than the so-called “consensus expectation.” Based on the results of the SCAP review, regulators made a determination as to the extent to which a bank holding company would need to augment its capital, by raising additional capital, effecting a change in the composition of its capital, or both. The purpose of the SCAP was to ensure that the institutions reviewed have sufficient capital to absorb higher than anticipated potential future losses and remain sufficiently capitalized over the next two years to facilitate lending to creditworthy borrowers should the “more adverse than expected” macroeconomic scenario become a reality. The CAP also provided eligible U.S. financial institutions with assets of more than $100 billion with access to U.S. Treasury capital to fill any shortfall in capital raised to meet the SCAP requirement. Additional information related to the SCAP is available on the Federal Reserve Board website, www.federalreserve.gov.
As announced on May 7, 2009, under the SCAP assessment, our regulators determined that we needed to generate $1.8 billion in additional Tier 1 common equity or contingent common equity (i.e., mandatorily convertible preferred shares). As required by SCAP, we submitted a comprehensive capital plan to the Federal Reserve Bank of Cleveland on June 1, 2009, describing our action plan for raising the required amount of additional Tier 1 common equity from nongovernmental sources. We have complied with the requirements of the SCAP assessment, generating total Tier 1 common equity in excess of $2.4 billion. The steps outlined in our capital plan include the capital-generating activities summarized earlier in this capital discussion.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
Off-balance sheet arrangements
We are party to various types of off-balance sheet arrangements, which could lead to contingent liabilities or risks of loss that are not reflected on the balance sheet.
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

In accordance with the applicable accounting guidance for consolidations, we consolidate a VIE if we have a variable interest in the entity and are exposed to the majority of its expected losses and/or residual returns (i.e., we are considered to be the primary beneficiary). Additional information regarding the nature of VIEs and our involvement with them is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation” and Note 9 (“Variable Interest Entities”).
We use the equity method to account for unconsolidated investments in voting rights entities or VIEs if we have significant influence over the entity’s operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not controlling). Unconsolidated investments in voting rights entities or VIEs in which we have a voting or economic interest of less than 20% generally are carried at cost. Investments held by our registered broker-dealer and investment company subsidiaries (primarily principal investments) are carried at fair value.
Loan securitizations
A securitization involves the sale of a pool of loan receivables indirectly to investors through either a public or private issuance (generally by a QSPE) of asset-backed securities. Generally, the assets are transferred to a trust which then sells bond and other interests in the form of certificates of ownership. Due to unfavorable market conditions, we have not securitized any education loans since 2006.
Additional information pertaining to our retained interests in loan securitizations is summarized in Note 1 under the heading “Loan Securitizations,” Note 6 (“Securities”) and Note 8 (“Loan Securitizations and Mortgage Servicing Assets”) under the heading “Retained Interests in Loan Securitizations.”

Commitments to extend credit or funding
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These commitments generally carry variable rates of interest and have fixed expiration dates or other termination clauses. We typically charge a fee for our loan commitments. Since a commitment may expire without resulting in a loan or being fully utilized, the total amount of an outstanding commitment may significantly exceed any related cash outlay. Further information about our loan commitments at December 31, 2009, is presented in Note 19 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Commitments to Extend Credit or Funding.” Figure 30 shows the remaining contractual amount of each class of commitment to extend credit or funding. For loan commitments and commercial letters of credit, this amount represents our maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and then default on payment for the total amount of the then outstanding loan.
Other off-balance sheet arrangements
Other off-balance sheet arrangements include financial instruments that do not meet the definition of a guarantee in accordance with the applicable accounting guidance, and other relationships, such as liquidity support provided to asset-backed commercial paper conduits, indemnification agreements and intercompany guarantees. Information about such arrangements is provided in Note 19 under the heading “Other Off-Balance Sheet Risk.”

Contractual obligations
Figure 30 summarizes our significant contractual obligations, and lending-related and other off-balance sheet commitments at December 31, 2009, by the specific time periods in which related payments are due or commitments expire.
Figure 30. Contractual Obligations and Other Off-Balance Sheet Commitments

		After	After
December 31, 2009	Within	1 through	3 through	After
in millions	1 year	3 years	5 years	5 years	Total
Contractual obligations: (a)
Deposits with no stated maturity	$40,563	—	—	—	$40,563
Time deposits of $100,000 or more	8,018	$2,814	$710	$180	11,722
Other time deposits	9,174	2,891	1,038	183	13,286
Federal funds purchased and securities sold under repurchase agreements	1,742	—	—	—	1,742
Bank notes and other short-term borrowings	340	—	—	—	340
Long-term debt	1,506	4,585	1,632	3,835	11,558
Noncancelable operating leases	119	210	182	350	861
Liability for unrecognized tax benefits	21	—	—	—	21
Purchase obligations:
Banking and financial data services	56	55	2	—	113
Telecommunications	44	30	3	—	77
Professional services	33	4	—	—	37
Technology equipment and software	29	26	4	1	59
Other	14	5	—	—	20

Total purchase obligations	176	120	9	1	306

Total	$61,659	$10,620	$3,571	$4,549	$80,399

Lending-related and other off-balance sheet commitments:
Commercial, including real estate	$11,082	$8,309	$1,038	$462	$20,891
Home equity	105	324	585	6,952	7,966
When-issued and to-be-announced securities commitments	—	—	—	190	190
Commercial letters of credit	113	11	—	—	124
Principal investing commitments	15	15	29	189	248
Liabilities of certain limited partnerships and other commitments	18	2	24	145	189

Total	$11,333	$8,661	$1,676	$7,938	$29,608

(a)	Deposits and borrowings exclude interest.
Guarantees
We are a guarantor in various agreements with third parties. As guarantor, we may be contingently liable to make payments to the guaranteed party based on changes in a specified interest rate, foreign exchange rate or other variable (including the occurrence or nonoccurrence of a specified event). These variables, known as underlyings, may be related to an asset or liability, or another entity’s failure to perform under a contract. Additional information regarding these types of arrangements is presented in Note 19 under the heading “Guarantees.”

Risk Management
Overview
Like all financial services companies, we engage in business activities and assume the related risks. The most significant risks we face are credit, liquidity, market, compliance, operational, strategic and reputation risks. We must properly and effectively identify, assess, measure, monitor, control and report such risks across the entire enterprise in order to maintain safety and soundness and maximize profitability. Certain of these risks are defined and discussed in greater detail in the remainder of this section.
During 2009, our management team reevaluated our ERM capabilities, and developed our ERM Program. The ERM Committee, which consists of the Chief Executive Officer and his direct reports, is responsible for managing risk and ensuring that the corporate risk profile is managed in a manner consistent with our risk appetite. The Program encompasses our risk philosophy, policy, framework and governance structure for the management of risks across the entire company. The ERM Committee reports to the Risk Management Committee discussed below. The Board of Directors approves the ERM Program, as well as the risk appetite and corporate risk tolerances for major risk categories. We continue to enhance our ERM Program and related practices and to use a risk-adjusted capital framework to manage risks. This framework is approved and managed by the ERM Committee.
Our Board of Directors serves in an oversight capacity with the objective of managing our enterprise-wide risks in a manner that is effective, balanced and adds value for the shareholders. The Board inquires about risk practices, reviews the portfolio of risks, compares actual risks to the risk appetite and tolerances, and receives regular reports about significant risks — both actual and emerging. To assist in these efforts, the Board has delegated primary oversight responsibility for risk to the Audit Committee and Risk Management Committee.
The Audit Committee has oversight responsibility for internal audit; financial reporting; compliance and legal matters; the implementation, management and evaluation of operational risk and controls; information security and fraud risk; and evaluating the qualifications and independence of the independent auditors. The Audit Committee discusses policies related to risk assessment and risk management and the processes related to risk review and compliance.
The Risk Management Committee has responsibility for overseeing the management of credit risk, market risk, interest rate risk and liquidity risk (including the actions taken to mitigate these risks), as well as reputational risk and strategic risk. The Risk Management Committee also oversees the maintenance of appropriate regulatory and economic capital. The Risk Management Committee reviews the ERM reports and, in conjunction with the Audit Committee, annually reviews reports of material changes to the Operational Risk Committee and Compliance Risk Committee charters, and annually approves any material changes to the charter of the ERM Committee and other subordinate risk committees.
The Audit and Risk Management Committees meet jointly, as appropriate, to discuss matters that relate to each committee’s responsibilities. In addition to regularly scheduled bi-monthly meetings, the Audit Committee convenes to discuss the content of our financial disclosures and quarterly earnings releases. Committee chairpersons routinely meet with management during interim months to plan agendas for upcoming meetings and to discuss emerging trends and events that have transpired since the preceding meeting. All members of the Board receive formal reports designed to keep them abreast of significant developments during the interim months.
Consistent with the SCAP assessment, federal banking regulators are reemphasizing with financial institutions the importance of relating capital management strategy to the level of risk at each institution. We believe our internal risk management processes help us achieve and maintain capital levels that are commensurate with our business activities and risks, and comport with regulatory expectations. To further enhance our risk management and adequacy processes, management, together with our Board of Directors, engaged in a comprehensive review of policies and practices, and is implementing a number of enhancements. Among other things, we are refining appropriate risk tolerances, enhancing early warning risk triggers, and modifying contingency planning pertaining to risk and capital. In addition, we continue to refine corporate risk governance and reporting so that risks are more readily identified, assessed and managed.
Market risk management
The values of some financial instruments vary not only with changes in market interest rates but also with changes in foreign exchange rates. Financial instruments also are susceptible to factors influencing valuations in the equity securities markets and other market-driven rates or prices. For example, the value of a fixed-rate bond will decline if market interest rates increase. Similarly, the value of the U.S. dollar regularly fluctuates in relation to other currencies. The holder of a financial instrument faces “market risk” when the value of the instrument is tied to such external factors. Most of our market risk is derived from interest rate fluctuations.
Interest rate risk management
Interest rate risk, which is inherent in the banking industry, is measured by the potential for fluctuations in net interest income and the economic value of equity. Such fluctuations may result from changes in interest rates, and differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. To minimize the volatility of net interest income and the economic value of equity, we manage exposure to interest rate risk in accordance with policy limits established by the Risk Management Committee of the Board of Directors.
Interest rate risk positions can be influenced by a number of factors other than changes in market interest rates, including economic conditions, the competitive environment within our markets, and balance sheet positioning that arises out of consumer preferences for specific loan and deposit products. The primary components of interest rate risk exposure consist of basis risk, gap risk, yield curve risk and option risk.

♦
We face “basis risk” when floating-rate assets and floating-rate liabilities reprice at the same time, but in response to different market factors or indices. Under those circumstances, even if equal amounts of assets and liabilities are repricing, interest expense and interest income may not change by the same amount.

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

♦
A financial instrument presents “option risk” when one party to the instrument can take advantage of changes in interest rates without penalty. For example, when interest rates decline, borrowers may choose to prepay fixed-rate loans by refinancing at a lower rate. Such a prepayment gives us a return on our investment (the principal plus some interest), but unless there is a prepayment penalty, that return may not be as high as the return that would have been generated had payments been received over the original term of the loan. Deposits that can be withdrawn on demand also present option risk.

Net interest income simulation analysis. The primary tool we use to measure our interest rate risk is simulation analysis. For purposes of this analysis, we estimate our net interest income based on the composition of our on- and off-balance sheet positions, and the current interest rate environment. The simulation assumes that changes in our on- and off-balance sheet positions will reflect recent product trends, targets established by the ALCO Committee, and consensus economic forecasts.
Typically, the amount of net interest income at risk is measured by simulating the change in net interest income that would occur if the federal funds target rate were to gradually increase or decrease by 200 basis points over the next twelve months, and term rates were to move in a similar fashion. In light of the low interest rate environment, beginning in the fourth quarter of 2008, we modified the standard rate scenario of a gradual decrease of 200 basis points over twelve months to a gradual decrease of 25 basis points over two months with no change over the following ten months. After calculating the amount of net interest income at risk, we compare that amount with the base case of an unchanged interest rate environment. The analysis also considers sensitivity to changes in a number of other variables, including other market interest rates and deposit mix. In addition, we assess the potential effect of different shapes in the yield curve (the yield curve depicts the relationship between the yield on a particular type of security and its term to maturity), including a sustained flat yield curve, an inverted slope yield curve and changes in credit spreads. We also perform stress tests to measure the effect on net interest income exposure to an immediate change in market interest rates, as well as changes in assumptions related to the pricing of deposits without contractual maturities, prepayments on loans and securities, other loan and deposit balance changes, and wholesale funding and capital management activities.
Simulation analysis produces only a sophisticated estimate of interest rate exposure based on assumptions and judgments related to balance sheet growth, customer behavior, new products, new business volume, product pricing, market interest rate behavior and anticipated hedging activities. We tailor the assumptions to the specific interest rate environment and yield curve shape being modeled, and validate those assumptions on a regular basis. Our simulations are performed with the assumption that interest rate risk positions will be actively managed through the use of on- and off-balance sheet financial instruments to achieve the desired risk profile. Actual results may differ from those derived in simulation analysis due to the timing, magnitude and frequency of interest rate changes, actual hedging strategies employed, changes in balance sheet composition, and repercussions from unanticipated or unknown events.
Figure 31 presents the results of the simulation analysis at December 31, 2009 and 2008. At December 31, 2009, our simulated exposure to a change in short-term interest rates was moderately asset-sensitive. ALCO policy limits for risk management call for corrective measures if simulation modeling demonstrates that a gradual increase or decrease in short-term interest rates over the next twelve months would adversely affect net interest income over the same period by more than 4%. As shown in Figure 31, we are operating within these limits.
Figure 31. Simulated Change in Net Interest Income

December 31, 2009
Basis point change assumption (short-term rates)	-25	+200
ALCO policy limits	-4.00%	-4.00%

Interest rate risk assessment	-.85%	+3.55%

December 31, 2008
Basis point change assumption (short-term rates)	-25	+200
ALCO policy limits	-2.00%	-2.00%

Interest rate risk assessment	-.96%	+3.34%

As interest rates declined throughout 2008 and remained at low levels throughout 2009, we gradually shifted from a liability-sensitive position to an asset-sensitive position as a result of increased client demand for fixed-rate certificates of deposit and a number of capital-raising transactions. Our current interest rate risk position could fluctuate to higher or lower levels of risk depending on the actual volume, mix and maturity of loan and deposit flows, and the execution of hedges. Our strategies for using excess funds generated from the strong deposit growth and the recent decline in loan balances will also affect our interest rate risk positioning. We proactively evaluate additional hedging activities based on our decisions to adjust the interest rate risk profile as changes occur to the configuration of the balance sheet and the outlook for the economy.
We also conduct simulations that measure the effect of changes in market interest rates in the second year of a two-year horizon. These simulations are conducted in a manner similar to those based on a twelve-month horizon. To capture longer-term exposures, we simulate changes to the EVE as discussed in the following section.

Economic value of equity modeling. EVE complements net interest income simulation analysis since it estimates risk exposure beyond twelve- and twenty-four month horizons. EVE measures the extent to which the economic values of assets, liabilities and off-balance sheet instruments may change in response to fluctuations in interest rates. EVE is calculated by subjecting the balance sheet to an immediate 200 basis point increase or decrease in interest rates, and measuring the resulting change in the values of assets and liabilities. Under the current level of market interest rates, the calculation of EVE under an immediate 200 basis point decrease in interest rates results in certain interest rates declining to zero and a less than 200 basis point decrease in certain yield curve term points. This analysis is highly dependent upon assumptions applied to assets and liabilities with noncontractual maturities. Those assumptions are based on historical behaviors, as well as our expectations. We take corrective measures if this analysis indicates that our EVE will decrease by more than 15% in response to an immediate 200 basis point increase or decrease in interest rates. We are operating within these guidelines.
Management of interest rate exposure. We use the results of our various interest rate risk analyses to formulate A/LM strategies to achieve the desired risk profile within the parameters of our capital and liquidity guidelines. Specifically, we manage interest rate risk positions by purchasing securities, issuing term debt with floating or fixed interest rates, and using derivatives — predominantly in the form of interest rate swaps, which modify the interest rate characteristics of certain assets and liabilities.
Figure 32 shows all swap positions which we hold for A/LM purposes. These positions are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index. For example, fixed-rate debt is converted to a floating rate through a “receive fixed/pay variable” interest rate swap. The volume, maturity and mix of portfolio swaps change frequently as we adjust our broader A/LM objectives and the balance sheet positions to be hedged. For more information about how we use interest rate swaps to manage our balance sheet, see Note 20 (“Derivatives and Hedging Activities”).
Figure 32. Portfolio Swaps by Interest Rate Risk Management Strategy

	December 31, 2009
			Weighted-Average			December 31, 2008
	Notional	Fair	Maturity	Receive	Pay	Notional	Fair
dollars in millions	Amount	Value	(Years)	Rate	Rate	Amount	Value
Receive fixed/pay variable—conventional A/LM (a)	$12,238	$50	.9	1.2	.2%	$11,728	$408
Receive fixed/pay variable—conventional debt	5,220	324	14.9	5.2	.7	5,906	847
Pay fixed/receive variable—conventional debt	613	16	5.8	.6	3.1	751	(84)
Pay fixed/receive variable—forward starting	189	1	3.2	.4	1.3	—	—
Foreign currency—conventional debt	1,888	(113)	1.7	.9	.4	2,585	(324)

Total portfolio swaps	$20,148	$278	4.8	2.2%	.5%	$20,970	$847

(a)	Portfolio swaps designated as A/LM are used to manage interest rate risk tied to both assets and liabilities.
Derivatives not designated in hedge relationships
Our derivatives that are not designated in hedge relationships are described in Note 20. We use a VAR simulation model to measure the potential adverse effect of changes in interest rates, foreign exchange rates, equity prices and credit spreads on the fair value of this portfolio. Using two years of historical information, the model estimates the maximum potential one-day loss with a 95% confidence level. Statistically, this means that losses will exceed VAR, on average, five out of 100 trading days, or three to four times each quarter.
We manage exposure to market risk in accordance with VAR limits for trading activity that have been approved by the Risk Capital Committee. At December 31, 2009, the aggregate one-day trading limit set by the committee was $6.9 million. We are operating within these constraints. During 2009, our aggregate daily average, minimum and maximum VAR amounts were $2.8 million, $2.1 million and $3.7 million, respectively. During 2008, our aggregate daily average, minimum and maximum VAR amounts were $2.8 million, $1.7 million and $4.4 million, respectively.

In addition to comparing VAR exposure against limits on a daily basis, we monitor loss limits, use sensitivity measures and conduct stress tests. We report our market risk exposure to the Risk Management Committee of the Board of Directors.
Liquidity risk management
We define “liquidity” as the ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Liquidity management involves maintaining sufficient and diverse sources of funding to accommodate planned, as well as unanticipated, changes in assets and liabilities under both normal and adverse conditions.
Governance structure
We manage liquidity for all of our affiliates on an integrated basis. This approach considers the unique funding sources available to each entity, as well as each entity’s capacity to manage through adverse conditions. It also recognizes that adverse market conditions or other events that could negatively affect the availability or cost of liquidity will affect the access of all affiliates to money and capital market funding.
Oversight of the liquidity risk management process is governed by the Risk Management Committee of the KeyCorp Board of Directors, the KeyBank Board of Directors, the ERM Committee and the ALCO. These groups regularly review various liquidity reports, including liquidity and funding summaries, liquidity trends, peer comparisons, variance analyses, liquidity projections, hypothetical funding erosion stress tests and goal tracking reports. The reviews generate a discussion of positions, trends and directives on liquidity risk and shape a number of the decisions that we make. Whenever liquidity pressures are elevated, we monitor and manage our position more frequently. We meet with individuals within and outside of the company on a daily basis to discuss emerging issues. In addition, we use a variety of daily liquidity reports to monitor the flow of funds.
Sources of liquidity
Our primary sources of funding include customer deposits, wholesale funding and capital. If the cash flows needed to support operating and investing activities are not satisfied by deposit balances, we rely on wholesale funding or liquid assets. Conversely, excess cash generated by operating, investing and deposit-gathering activities may be used to repay outstanding debt or invest in liquid assets. We actively manage liquidity using a variety of nondeposit sources, including short- and long-term debt, and secured borrowings.
Factors affecting liquidity
Our liquidity could be adversely affected by both direct and indirect events. Examples of a direct event would be a downgrade in our public credit ratings by a rating agency. Examples of indirect events (events unrelated to us) that could impact our access to liquidity would be terrorism or war, natural disasters, political events, or the default or bankruptcy of a major corporation, mutual fund or hedge fund. Similarly, market speculation, or rumors about us or the banking industry in general may adversely affect the cost and availability of normal funding sources.
Managing liquidity risk
We regularly monitor our funding sources and measure our capacity to obtain funds in a variety of scenarios in an effort to maintain an appropriate mix of available and affordable funding. In the normal course of business, we perform a monthly hypothetical funding erosion stress test for both KeyCorp and KeyBank. When in a “heightened monitoring mode,” we conduct the hypothetical funding erosion stress tests more frequently, and revise assumptions so the stress tests are more strenuous and reflect the changed market environment. Erosion stress tests analyze potential liquidity scenarios under various funding constraints and time periods. Ultimately, they determine the periodic effects that major interruptions would have on our access to funding markets and our ability to fund our normal operations. To compensate for the effect of these assumed liquidity pressures, we consider alternative sources of liquidity and maturities over different time periods to project how funding needs would be managed.
Most credit markets in which we participate and rely upon as sources of funding have been significantly disrupted and highly volatile since July 2007. During the third quarter of 2009, our secured borrowings matured and were not replaced, though we retain the capacity to utilize secured borrowings as a contingent funding source. We continue to reposition our balance sheet to reduce future reliance on wholesale funding and increase our liquid asset portfolio.
We maintain a Contingency Funding Plan that outlines the process for addressing a liquidity crisis. The Plan provides for an evaluation of funding sources under various market conditions. It also assigns specific roles and responsibilities for effectively managing liquidity through a problem period. As part of that plan, we continue to maintain a balance in our Federal Reserve account, which has reduced our need to obtain funds through various short-term unsecured money market products. This account and the unpledged securities in our investment portfolio provide a buffer to address unexpected short-term liquidity needs. At December 31, 2009, our liquid asset portfolio totaled $9.8 billion, consisting of a $960 million balance at the Federal Reserve and $8.8 billion in unencumbered, high quality securities. We also have secured borrowing facilities established at the Federal Home Loan Bank of Cincinnati and the Federal Reserve Bank of Cleveland to facilitate short-term liquidity requirements. As of December 31, 2009, our unused secured borrowing capacity was $11 billion at the Federal Reserve Bank of Cleveland and $3.8 billion at the Federal Home Loan Bank. Additionally, at December 31, 2009, we maintained a $960 million balance at the Federal Reserve.
During the third quarter of 2009, we increased the portion of our earning assets invested in highly liquid, unpledged securities. These securities can be sold or serve as collateral for secured borrowings at the Federal Home Loan Bank, the repurchase agreement market, or the Federal Reserve.
Figure 30 in the section entitled “Off-Balance Sheet Arrangements and Aggregate Contractual Obligations” summarizes our significant contractual cash obligations at December 31, 2009, by specific time periods in which related payments are due or commitments expire.
Long-term liquidity strategy
Our long-term liquidity strategy is to reduce our reliance on wholesale funding. Our Community Banking group, supports our client-driven relationship strategy, with the objective of achieving greater reliance on deposit-based funding to reduce our liquidity risk.
Our liquidity position and recent activity
Over the past twelve months, we have increased our liquid asset portfolio, which includes overnight and short-term investments, as well as unencumbered, high quality liquid assets held as insurance against a range of potential liquidity stress scenarios. Liquidity stress scenarios include the loss of access to either unsecured or secured funding sources, as well as draws on unfunded commitments and significant deposit withdrawals.
From time to time, KeyCorp or its principal subsidiary, KeyBank, may seek to retire, repurchase or exchange outstanding debt, capital securities or preferred stock through cash purchase, privately negotiated transactions or other means. Such transactions depend on prevailing market conditions, our liquidity and capital requirements, contractual restrictions and other factors. The amounts involved may be material.
We generate cash flows from operations, and from investing and financing activities. Over the past three years, cash from investing activities has come primarily from sales, prepayments and maturities of securities available for sale. During 2009 and 2007, the sales were largely attributable to repositionings of the securities portfolio. Additionally, paydowns on loans and maturities of short-term investments provided significant cash inflows from investing activities during 2009. Purchases of securities available for sale required the greatest use of cash over the past three years. Also, lending required significant cash outflows during 2008 and 2007. During 2008, we also invested more heavily in short-term investments, reflecting actions taken by the Federal Reserve to begin paying interest on depository institutions’ reserve balances effective October 1, 2008.
During 2009, we used the proceeds from loan paydowns and maturities of short-term investments, along with deposit growth and the issuance of common shares, to fund the paydown of short-term borrowings and long-term debt and to grow our securities available-for-sale portfolio. During 2008, we used cash generated from the issuance of common shares and preferred stock, and the net issuance of long-term debt to fund the growth in portfolio loans. A portion was also deposited in interest-bearing accounts with the Federal Reserve. During 2007, we used short-term borrowings to pay down long-term debt, while the net increase in deposits partially funded the growth in portfolio loans and loans held for sale.
The consolidated statements of cash flows summarize our sources and uses of cash by type of activity for each of the past three years.
Liquidity for KeyCorp
The parent company has sufficient liquidity when it can service its debt; support customary corporate operations and activities (including acquisitions) at a reasonable cost, in a timely manner and without adverse consequences; and pay dividends to shareholders. In addition, we occasionally guarantee a subsidiary’s obligations in transactions with third parties.
Our primary tool for assessing parent company liquidity is the net short-term cash position, which measures the ability to fund debt maturing in twelve months or less with existing liquid assets. Another key measure of parent company liquidity is the “liquidity gap,” which represents the difference between projected liquid assets and anticipated financial obligations over specified time horizons. We generally rely upon the issuance of term debt to manage the liquidity gap within targeted ranges assigned to various time periods.
Typically, the parent company meets its liquidity requirements principally through regular dividends from KeyBank. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year, up to the date of dividend declaration. During 2009, KeyBank did not pay any dividends to the parent, and nonbank subsidiaries paid the parent a total of $.8 million in dividends. As of the close of business on December 31, 2009, KeyBank would not have been permitted to pay dividends to the parent without prior regulatory approval. To compensate for the absence of dividends, the parent company has relied upon the issuance of long-term debt and stock. During 2009, the parent made capital infusions of $1.2 billion to KeyBank.
The parent company generally maintains excess funds in interest-bearing deposits in an amount sufficient to meet projected debt maturities over the next twelve months. At December 31, 2009, the parent company held $3.5 billion in short-term investments, which we projected to be sufficient to repay our maturing debt obligations.
During the first quarter of 2009, KeyCorp issued $438 million of FDIC-guaranteed floating-rate senior notes under the TLGP, which are due April 16, 2012. More specific information regarding this program and our participation is included in the “Capital” section under the heading “Temporary Liquidity Guarantee Program.”

Liquidity programs
We have several liquidity programs, which are described in Note 12 (“Short-Term Borrowings”), that enable the parent company and KeyBank to raise funds in the public and private markets when the capital markets are functioning normally. The proceeds from most of these programs can be used for general corporate purposes, including acquisitions. Each of the programs is replaced or renewed as needed. There are no restrictive financial covenants in any of these programs.
Credit ratings
Our credit ratings at December 31, 2009, are shown in Figure 33. We believe that these credit ratings, under normal conditions in the capital markets, will enable the parent company or KeyBank to effect future offerings of securities that would be marketable to investors. Conditions in the credit markets are improving relative to the disruption experienced between the third quarter of 2007 and the third quarter of 2009; however, the availability of credit and the cost of funds remain tight and more costly than is typical of an economy with a growing gross domestic product.
The credit ratings footnoted in Figure 33 reflect downgrades of the credit ratings of KeyCorp securities that occurred subsequent to December 31, 2009. If our credit ratings fall below investment-grade, that event could have a material adverse effect on us. Such downgrades could adversely affect access to liquidity and could significantly increase our cost of funds, trigger additional collateral or funding requirements, and decrease the number of investors and counterparties willing to lend to us. Ultimately, further downgrades would curtail our business operations and reduce our ability to generate income.
Figure 33. Credit Ratings

			Senior	Subordinated		Series A
	TLGP	Short-Term	Long-Term	Long-Term	Capital	Preferred
December 31, 2009	Debt	Borrowings	Debt	Debt	Securities	Stock
KEYCORP (THE PARENT COMPANY)
Standard & Poor’s	AAA	A-2	BBB+	BBB	BB	BB
Moody’s	Aaa	P-2	Baa1	Baa2	Baa2*	Baa3*
Fitch	AAA	F1	A-	BBB+	BBB	BBB
DBRS	AAA	R-1(low)	A (low)	BBB (high)	BBB (high)	BB (high)

KEYBANK
Standard & Poor’s	AAA	A-2	A-	BBB+	N/A	N/A
Moody’s	Aaa	P-1	A2	A3	N/A	N/A
Fitch	AAA	F1	A-	BBB+	N/A	N/A
DBRS	AAA	R-1(low)	A	A (low)	N/A	N/A

KNSF Amalco (a)
DBRS (b)	N/A	R-1(low)	A	N/A	N/A	N/A

*	RECENT DOWNGRADES IN KEYCORP’S CREDIT RATINGS

Moody’s Credit Ratings
	December 31,	February 17,
	2009	2010
KEYCORP (THE PARENT COMPANY)
Capital securities	Baa2	Baa3
Series A Preferred Stock	Baa3	Ba1

(a)	On March 1, 2009, KNSF merged with Key Canada Funding Ltd., an affiliated company, to form KNSF Amalco under the laws of Nova Scotia, Canada. The KNSF commercial paper program is no longer active or utilized as a source of funding. KNSF Amalco is subject to the obligations of KNSF under the terms of the indenture for KNSF’s medium-term note program.

(b)	Reflects the guarantee by KeyBank of KNSF’s issuance of medium-term notes, which matured in January 2010. We have no plans to reissue these medium-term notes.

FDIC and U.S. Treasury Programs
Temporary Liquidity Guarantee Program. Information regarding the FDIC’s TLGP, and our participation in the Transaction Account Guarantee and the Debt Guarantee components, is included in the “Capital” section under the heading “Temporary Liquidity Guarantee Program.”
Financial Stability Plan. On February 10, 2009, the U.S. Treasury announced its FSP to alleviate uncertainty, restore confidence, and address liquidity and capital constraints. The primary components of the U.S. Treasury’s FSP are the CAP, the TALF, the PPIP, the Affordable Housing and Foreclosure Mitigation Efforts Initiative, and the Small Business and Community Lending Initiative designed to increase lending to small businesses. Information regarding significant aspects of the CAP, including the SCAP, is included in the “Capital” section under the heading “Financial Stability Plan.”
Credit risk management
Credit risk is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms. Like other financial service institutions, we make loans, extend credit, purchase securities and enter into financial derivative contracts, all of which have related credit risk.
Credit policy, approval and evaluation
We manage credit risk exposure through a multifaceted program. Independent committees approve both retail and commercial credit policies. These policies are communicated throughout the organization to foster a consistent approach to granting credit.
Credit risk management, which is responsible for credit approval, is independent of our lines of business, and consists of senior officers who have extensive experience in structuring and approving loans. Only credit risk management is authorized to grant significant exceptions to credit policies. It is not unusual to make exceptions to established policies when mitigating circumstances dictate, but most major lending units have been assigned specific thresholds to keep exceptions at a manageable level.
Loan grades are assigned at the time of origination, verified by credit risk management and periodically reevaluated thereafter. Most extensions of credit are subject to loan grading or scoring. This risk rating methodology blends our judgment with quantitative modeling. Commercial loans generally are assigned two internal risk ratings. The first rating reflects the probability that the borrower will default on an obligation; the second reflects expected recovery rates on the credit facility. Default probability is determined based on, among other factors, the financial strength of the borrower, an assessment of the borrower’s management, the borrower’s competitive position within its industry sector and our view of industry risk within the context of the general economic outlook. Types of exposure, transaction structure and collateral, including credit risk mitigants, affect the expected recovery assessment.
Credit risk management uses risk models to evaluate consumer loans. These models, known as scorecards, forecast the probability of serious delinquency and default for an applicant. The scorecards are embedded in the application processing system, which allows for real-time scoring and automated decisions for many of our products. We periodically validate the loan grading and scoring processes.
We maintain an active concentration management program to encourage diversification in our credit portfolios. For individual obligors, we employ a sliding scale of exposure, known as hold limits, which is dictated by the strength of the borrower. Our legal lending limit is approximately of $2 billion for any individual borrower. However, internal hold limits generally restrict the largest exposures to less than half that amount. As of December 31, 2009, we had three client relationships with loan commitments of more than $200 million. The average amount outstanding on these commitments was $48 million at December 31, 2009. In general, our philosophy is to maintain a diverse portfolio with regard to credit exposures.

We manage industry concentrations using several methods. On smaller portfolios, we may set limits based on a percentage of our total loan portfolio. On larger or higher risk portfolios, we may establish a specific dollar commitment level or a maximum level of economic capital.
In addition to these localized precautions, we manage the overall loan portfolio in a manner consistent with asset quality objectives, including the use of credit derivatives — primarily credit default swaps — to mitigate credit risk. Credit default swaps enable us to transfer a portion of the credit risk associated with a particular extension of credit to a third party. At December 31, 2009, we used credit default swaps with a notional amount of $1.1 billion to manage the credit risk associated with specific commercial lending obligations. We also sell credit derivatives — primarily index credit default swaps — to diversify and manage portfolio concentration and correlation risks. At December 31, 2009, the notional amount of credit default swaps sold by us for the purpose of diversifying our credit exposure was $461 million. Occasionally, we have provided credit protection to other lenders through the sale of credit default swaps. These transactions with other lenders generated fee income.
Credit default swaps are recorded on the balance sheet at fair value. Related gains or losses, as well as the premium paid or received for credit protection, are included in the trading income component of noninterest income. These swaps reduced our operating results by $37 million during 2009.
We also manage the loan portfolio using loan securitizations, portfolio swaps, and bulk purchases and sales. Our overarching goal is to manage the loan portfolio within a specified range of asset quality.
Selected asset quality statistics for each of the past five years are presented in Figure 34. The factors that drive these statistics are discussed in the remainder of this section.
Figure 34. Selected Asset Quality Statistics from Continuing Operations

Year ended December 31,
dollars in millions	2009	2008	2007	2006	2005

Net loan charge-offs	$2,257	$1,131	$271	$166	$303
Net loan charge-offs to average loans	3.40%	1.55%	.41%	.26%	.49%
Allowance for loan losses	$2,534	$1,629	$1,195	$939	$959
Allowance for credit losses (a)	2,655	1,683	1,275	992	1,018
Allowance for loan losses to year-end loans	4.31%	2.24%	1.70%	1.43%	1.45%
Allowance for credit losses to year-end loans	4.52	2.31	1.81	1.51	1.54
Allowance for loan losses to nonperforming loans	115.87	133.42	174.45	436.74	346.21
Allowance for credit losses to nonperforming loans	121.40	137.84	186.13	461.40	367.51
Nonperforming loans at year end	$2,187	$1,221	$685	$215	$277
Nonperforming assets at year end	2,510	1,460	762	273	307
Nonperforming loans to year-end portfolio loans	3.72%	1.68%	.97%	.33%	.42%
Nonperforming assets to year-end portfolio loans plus
OREO and other nonperforming assets	4.25	2.00	1.08	.42	.46

(a)	Includes the allowance for loan losses plus the liability for credit losses on lending-related commitments.

Watch and criticized assets
Watch assets are troubled commercial loans with the potential to deteriorate in quality due to the client’s current financial condition and possible inability to perform in accordance with the terms of the underlying contract. Criticized assets are troubled loans and other assets that show additional signs of weakness that may lead, or have led, to an interruption in scheduled repayments from primary sources, potentially requiring us to rely on repayment from secondary sources, such as collateral liquidation. During 2009, both watch and criticized asset levels increased in most of our commercial lines of business due to general weakness in the economy.
Allowance for loan losses
At December 31, 2009, the allowance for loan losses was $2.5 billion, or 4.31% of loans, compared to $1.6 billion, or 2.24%, at December 31, 2008. The allowance includes $300 million that was specifically allocated for impaired loans of $1.6 billion at December 31, 2009, compared to $178 million that was allocated for impaired loans of $876 million one year ago. For more information about impaired loans, see Note 10 (“Nonperforming Assets and Past Due Loans from Continuing Operations”). At December 31, 2009, the allowance for loan losses was 115.87% of nonperforming loans, compared to 133.42% at December 31, 2008.
We estimate the appropriate level of the allowance for loan losses on at least a quarterly basis. The methodology used is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses.” Briefly, we apply historical loss rates to existing loans with similar risk characteristics and exercise judgment to assess the impact of factors such as changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. If an impaired loan has an outstanding balance greater than $2.5 million, we conduct further analysis to determine the probable loss content and assign a specific allowance to the loan if deemed appropriate. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if we remain uncertain about whether the loan will be repaid in full. The allowance for loan losses at December 31, 2009, represents our best estimate of the losses inherent in the loan portfolio at that date.
As shown in Figure 35, our allowance for loan losses increased by $905 billion, or 56%, during 2009. This increase was attributable primarily to deteriorating conditions in the commercial real estate portfolio, and in various components of the commercial and financial portfolio. Deterioration in the home equity loan portfolio, which experienced a higher level of net charge-offs, also contributed to the increase. In addition, our liability for credit losses on lending-related commitments increased by $67 million to $121 million at December 31, 2009. When combined with our allowance for loan losses, our total allowance for credit losses represented 4.52% of loans at the end of the year.

Figure 35. Allocation of the Allowance for Loan Losses

December 31,	2009				2008				2007
		Percent of		Percent of		Percent of		Percent of		Percent of		Percent of
		Allowance to		Loan Type to		Allowance to		Loan Type to		Allowance to		Loan Type to
dollars in millions	Amount	Total Allowance		Total Loans	Amount	Total Allowance		Total Loans	Amount	Total Allowance		Total Loans

Commercial, financial and agricultural	$796	31.4%		32.7%	$572	35.1%		37.4%	$392	32.8%		35.2%
Real estate — commercial mortgage	578	22.8		17.8	228	14.0		14.9	206	17.2		13.7
Real estate — construction	418	16.5		8.1	346	21.2		10.6	326	27.3		11.5
Commercial lease financing	280	11.1		12.7	148	9.1		12.4	125	10.5		14.4

Total commercial loans	2,072	81.8		71.3	1,294	79.4		75.3	1,049	87.8		74.8
Real estate — residential mortgage	30	1.2		3.1	7	.4		2.6	7	.6		2.3
Home equity:
Community Banking	130	5.1		17.1	61	3.7		13.9	53	4.3		13.7
National Banking	78	3.1		1.4	69	4.3		1.4	19	1.6		1.8

Total home equity loans	208	8.2		18.5	130	8.0		15.3	72	5.9		15.5
Consumer other — Community Banking	73	2.9		2.0	51	3.2		1.7	31	2.7		1.8
Consumer other — National Banking:
Marine	140	5.5		4.7	132	8.1		4.7	28	2.3		5.1
Other	11	.4		.4	15	.9		.4	8	.7		.5

Total consumer other — National Banking	151	5.9		5.1	147	9.0		5.1	36	3.0		5.6

Total consumer loans	462	18.2		28.7	335	20.6		24.7	146	12.2		25.2

Total loans	$2,534	100.0%	(a)	100.0%	$1,629	100.0	%(a)	100.0%	$1,195	100.0	%(a)	100.0%

	2006				2005
		Percent of		Percent of		Percent of		Percent of
		Allowance to		Loan Type to		Allowance to		Loan Type to
	Amount	Total Allowance		Total Loans	Amount	Total Allowance		Total Loans

Commercial, financial and agricultural	$341	36.3%		32.7%	$338	35.2%		31.1%
Real estate — commercial mortgage	170	18.1		12.9	168	17.5		12.6
Real estate — construction	132	14.1		12.5	94	9.8		10.8
Commercial lease financing	139	14.7		15.7	183	19.0		15.7

Total commercial loans	782	83.2		73.8	783	81.5		70.2
Real estate — residential mortgage	12	1.3		2.2	13	1.4		2.2
Home equity:
Community Banking	60	6.4		15.0	83	8.7		15.5
National Banking	14	1.5		1.6	12	1.3		4.9

Total home equity loans	74	7.9		16.6	95	10.0		20.4
Consumer other — Community Banking	29	3.0		2.3	31	3.2		2.7
Consumer other — National Banking:
Marine	33	3.5		4.7	33	3.4		4.1
Other	9	1.1		.4	4	.5		.4

Total consumer other — National Banking	42	4.6		5.1	37	3.9		4.5

Total consumer loans	157	16.8		26.2	176	18.5		29.8

Total loans	$939	100.0	% (a)	100.0%	$959	100.0	% (a)	100.0%

(a)	Excludes allocations of the allowance for loan losses in the amount of $157 million at December 31, 2009, $174 million at December 31, 2008, $5 million at December 31, 2007, $5 million at December 31, 2006, and $7 million at December 31, 2005, related to the discontinued operations of the education lending business.
Our provision for loan losses was $3.159 billion for 2009, compared to $1.537 billion for 2008. Credit migration, particularly in the commercial real estate portfolio, resulted in higher levels of net charge-offs and nonperforming loans, and increased reserves. Our provision for loan losses for 2009 exceeded net loan charge-offs by $902 million. As previously reported, we have undertaken a process to reduce exposure in the residential properties segment of our construction loan portfolio through the sale of certain loans. In conjunction with these efforts, we transferred $384 million of commercial real estate loans ($719 million, net of $335 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status in June 2008. Our ability to sell these loans has been hindered by continued disruption in the financial markets that has precluded the ability of certain potential buyers to obtain the necessary funding. As shown in Figure 36, the balance of this portfolio has been reduced to $52 million at December 31, 2009, primarily as a result of cash proceeds from loan sales, transfers to OREO, and both realized and unrealized losses. We will continue to pursue the sale or foreclosure of the remaining loans, all of which are on nonperforming status.

Figure 36. Loans Held for Sale — Residential
Properties Segment of Construction Loan Portfolio

in millions
BALANCE AT JUNE 30, 2008	$340
Cash proceeds from loan sales	(145)
Loans transferred to OREO	(49)
Realized and unrealized losses	(45)
Payments	(13)

BALANCE AT DECEMBER 31, 2008	$88

Cash proceeds from loan sales	(3)
Loans transferred to OREO	(13)
Realized and unrealized losses	(20)
Payments	—

BALANCE AT DECEMBER 31, 2009	$52

Net loan charge-offs
Net loan charge-offs for 2009 totaled $2.257 billion, or 3.40% of average loans from continuing operations. These results compare to net charge-offs of $1.131 billion, or 1.55%, for 2008 and $271 million, or .41%, for 2007. Figure 37 shows the trend in our net loan charge-offs by loan type, while the composition of loan charge-offs and recoveries by type of loan is presented in Figure 38.
During 2009, net charge-offs in the commercial loan portfolio rose by $965 million, due primarily to commercial real estate related credits within the Real Estate Capital and Corporate Banking Services line of business. Net charge-offs for this line of business rose by $640 million, including $131 million of net charge-offs recorded on two specific customer relationships during the fourth quarter of 2009. The largest increases in net charge-offs in the consumer portfolio derived from the home equity and marine portfolios. As shown in Figure 40, our exit loan portfolio, which was established in mid-2008, accounted for $568 million, or 25%, of total net loan charge-offs for 2009. We expect net charge-offs to remain elevated in 2010; however, we anticipate that the level of net charge-offs will be lower than experienced in 2009.
Figure 37. Net Loan Charge-offs from Continuing Operations

Year ended December 31,
dollars in millions	2009	2008		2007	2006	2005

Commercial, financial and agricultural	$786	$278		$91	$58	$59
Real estate ___ commercial mortgage	354	82		10	19	16
Real estate ___ construction	634	492	(a)	53	3	2
Commercial lease financing	106	63		29	13	148

Total commercial loans	1,880	915		183	93	225
Home equity — Community Banking	93	40		18	15	13
Home equity — National Banking	72	46		15	8	8
Marine	119	67		21	12	13
Other	93	63		34	38	44

Total consumer loans	377	216		88	73	78

Total net loan charge-offs	$2,257	$1,131		$271	$166	$303

Net loan charge-offs to average loans	3.40%	1.55%		.41%	.26%	.49%
Net loan charge-offs from discontinued operations — education lending business	$143	$129		$4	$4	$12

(a)	During the second quarter of 2008, we transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

Figure 38. Summary of Loan Loss Experience from Continuing Operations

Year ended December 31,
dollars in millions	2009	2008	2007	2006	2005

Average loans outstanding	$66,386	$72,801	$67,024	$64,642	$61,608

Allowance for loan losses at beginning of year	$1,629	$1,195	$939	$959	$1,119
Loans charged off:
Commercial, financial and agricultural	838	332	128	92	80

Real estate — commercial mortgage	356	83	16	24	19
Real estate — construction	643	494	54	4	5

Total commercial real estate loans(a),(b)	999	577	70	28	24
Commercial lease financing	128	83	51	40	183

Total commercial loans	1,965	992	249	160	287
Real estate — residential mortgage	20	15	6	7	7
Home equity:
Community Banking	97	43	21	19	16
National Banking	74	47	16	11	10

Total home equity loans	171	90	37	30	26
Consumer other — Community Banking	67	44	31	33	38
Consumer other — National Banking:
Marine	154	85	33	23	23
Other	19	14	9	9	13

Total consumer other — National Banking	173	99	42	32	36

Total consumer loans	431	248	116	102	107

Total loans charged off	2,396	1,240	365	262	394
Recoveries:
Commercial, financial and agricultural	52	54	37	34	21

Real estate — commercial mortgage	2	1	6	5	3
Real estate — construction	9	2	1	1	3

Total commercial real estate loans (b)	11	3	7	6	6
Commercial lease financing	22	20	22	27	35

Total commercial loans	85	77	66	67	62
Real estate — residential mortgage	1	1	1	1	1
Home equity:
Community Banking	4	3	3	4	3
National Banking	2	1	1	3	2

Total home equity loans	6	4	4	7	5
Consumer other — Community Banking	7	6	8	7	8
Consumer other — National Banking:
Marine	35	18	12	11	10
Other	5	3	3	3	5

Total consumer other — National Banking	40	21	15	14	15

Total consumer loans	54	32	28	29	29

Total recoveries	139	109	94	96	91

Net loans charged off	(2,257)	(1,131)	(271)	(166)	(303)
Provision for loan losses	3,159	1,537	525	148	143
Credit for loan losses from discontinued operations	—	—	—	(3)	—
Allowance related to loans acquired, net	—	32	—	—	—
Foreign currency translation adjustment	3	(4)	2	1	—

Allowance for loan losses at end of year	$2,534	$1,629	$1,195	$939	$959

Liability for credit losses on lending-related commitments at beginning of year	$54	$80	$53	$59	$66
Provision (credit) for losses on lending-related commitments	67	(26)	28	(6)	(7)
Charge-offs	—	—	(1)	—	—

Liability for credit losses on lending-related commitments at end of year (c)	$121	$54	$80	$53	$59

Total allowance for credit losses at end of year	$2,655	$1,683	$1,275	$992	$1,018

Net loan charge-offs to average loans	3.40%	1.55%	.41%	.26%	.49%
Allowance for loan losses to year-end loans	4.31	2.24	1.70	1.43	1.45
Allowance for credit losses to year-end loans	4.52	2.31	1.81	1.51	1.54
Allowance for loan losses to nonperforming loans	115.87	133.42	174.45	436.74	346.21
Allowance for credit losses to nonperforming loans	121.40	137.84	186.13	461.40	367.51

Discontinued operations — education lending business:
Loans charged off	$147	$131	$5	$6	$15
Recoveries	4	2	1	2	3

Net loan charge-offs	$(143)	$(129)	$(4)	$(4)	$(12)

(a)	During the second quarter of 2008, we transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.

(b)	See Figure 18 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial real estate portfolio.

(c)	Included in “accrued expense and other liabilities” on the balance sheet.

Nonperforming assets
Figure 39 shows the composition of our nonperforming assets. These assets totaled $2.5 billion at December 31, 2009, and represented 4.25% of portfolio loans, OREO and other nonperforming assets, compared to $1.5 billion, or 2.00%, at December 31, 2008, and $762 million, or 1.08%, at December 31, 2007. See Note 1 under the headings “Impaired and Other Nonaccrual Loans” and “Allowance for Loan Losses” for a summary of our nonaccrual and charge-off policies.
Figure 39. Summary of Nonperforming Assets and Past Due Loans from Continuing Operations

December 31,
dollars in millions	2009	2008		2007	2006	2005

Commercial, financial and agricultural	$580	$415		$84	$38	$63

Real estate — commercial mortgage	473	128		41	48	38
Real estate — construction	566	436		415	10	2

Total commercial real estate loans (a)	1,039	564	(b)	456	58	40
Commercial lease financing	113	81		28	22	39

Total commercial loans	1,732	1,060		568	118	142
Real estate — residential mortgage	73	39		28	34	46
Home equity:
Community Banking	107	76		54	42	26
National Banking	21	15		12	8	53

Total home equity loans	128	91		66	50	79
Consumer other — Community Banking	4	3		2	2	2
Consumer other — National Banking:
Marine	23	26		20	10	6
Other	2	2		1	1	2

Total consumer other — National Banking	25	28		21	11	8

Total consumer loans	230	161		117	97	135

Total nonaccrual loans	1,962	1,221		685	215	277

Restructured loans accruing interest	225	—		—	—	—

Total nonperforming loans	2,187	1,221		685	215	277

Nonperforming loans held for sale	116	90	(b)	25	3	3

OREO	191	110		21	57	25
Allowance for OREO losses	(23)	(3)		(2)	(3)	(2)

OREO, net of allowance	168	107		19	54	23

Other nonperforming assets	39	42		33	1	4

Total nonperforming assets	$2,510	$1,460		$762	$273	$307

Accruing loans past due 90 days or more	$331	$413		$215	$114	$85
Accruing loans past due 30 through 89 days	933	1,230		785	616	470
Restructured loans included in nonaccrual loans	139	—		—	—	—

Nonperforming loans to year-end portfolio loans	3.72%	1.68%		.97%	.33%	.42%
Nonperforming assets to year-end portfolio loans plus OREO and other nonperforming assets	4.25	2.00		1.08	.42	.46

(a)	See Figure 18 and the accompanying discussion in the “Loans and loans held for sale” section for more information related to our commercial real estate portfolio.

(b)	During the second quarter of 2008, we transferred $384 million of commercial real estate loans ($719 million of primarily construction loans, net of $335 million in net charge-offs) from the loan portfolio to held-for-sale status.
As shown in Figure 39, nonperforming assets rose during 2009. Almost half of the increase was attributable to the commercial real estate portfolio and was caused in part by the continuation of deteriorating market conditions in the income properties segment. In addition, at December 31, 2009, we held $225 million of restructured loans accruing interest. We are working with our customers to understand their financial difficulties, identify viable solutions and minimize the potential for loss. In that regard, we have modified the terms of select loans, primarily those in the commercial real estate portfolio. Since these loans have demonstrated sustained payment capability, they continue to accrue interest. The increase in nonperforming loans held for sale reflects the actions we are taking to reduce our exposure in the commercial real estate and institutional portfolios through the sale of selected assets. In conjunction with these efforts, we transferred $193 million of loans ($248 million, net of $55 million in net charge-offs) from the held-to-maturity loan portfolio to held-for-sale status during the third quarter of 2009. As of December 31, 2009, we had completed the sales on $188 million of these loans. As shown in Figure 40, our exit loan portfolio accounted for $599 million, or 24%, of total nonperforming assets at December 31, 2009, compared to $586 million, or 40%, at December 31, 2008.
At December 31, 2009, the carrying amount of our commercial nonperforming loans outstanding represented 74% of their original face value, and total nonperforming loans outstanding represented 76% of their face value. At the same date, OREO represented 63% of its original face value, while loans held for sale and other nonperforming assets in the aggregate represented 45% of their face value. In total, we have recorded approximately $1 billion in charge-offs and write-downs against our nonperforming assets outstanding at December 31, 2009.
At December 31, 2009, our 20 largest nonperforming loans totaled $582 million, representing 26% of total loans on nonperforming status.
While our nonperforming assets rose for the year as a whole, these assets decreased by $289 from the amount reported at September 30, 2009, marking the first quarterly reduction since the fourth quarter of 2006. Additionally, the level of our past due loans declined in each of the last two quarters of 2009. In the aggregate, past due loans decreased by $379 million, or 23%, since December 31, 2008.
Figure 40 shows the composition of our exit loan portfolio at December 31, 2009 and 2008, the net charge-offs recorded on this portfolio for 2009 and the second half of 2008, and the nonperforming status of these loans at December 31, 2009 and 2008. At December 31, 2009, the exit loan portfolio represented 13% of total loans and loans held for sale.
Figure 40. Exit Loan Portfolio

						Net Loan		Balance on
	Balance		Change	Net Loan		Charge-offs		Nonperforming
	Outstanding		12-31-09 vs.	Charge-offs		from July 1, 2008 to		Status
in millions	12-31-09	12-31-08	12-31-08	2009		December 31, 2008		12-31-09		12-31-08

Residential properties ___ homebuilder	$379	$883	$(504)	$192		$105		$211	(c)	$254
Residential properties ___ held for sale	52	88	(36)	—	(b)	—	(b)	52		88

Total residential properties	431	971	(540)	192		105		263		342
Marine and RV floor plan	427	945	(518)	60		14		93		91
Commercial lease financing (a)	2,875	3,848	(973)	111		46		195		105

Total commercial loans	3,733	5,764	(2,031)	363		165		551		538
Home equity ___ National Banking	834	1,051	(217)	72		29		20		15
Marine	2,787	3,401	(614)	119		41		26	(c)	26
RV and other consumer	216	283	(67)	14		7		2		7

Total consumer loans	3,837	4,735	(898)	205		77		48		48

Total exit loans in loan portfolio	$7,570	$10,499	$(2,929)	$568		$242		$599		$586

Discontinued operations — education lending business	$3,957	$4,070	$(113)	$143		$73		$13		$4

(a)	Includes the business aviation, commercial vehicle, office products, construction and industrial, and Canadian lease financing portfolios; and all remaining balances related to LILO, SILO, service contract leases and qualified technological equipment leases.

(b)	Declines in the fair values of loans held for sale are recognized as charges to “net gains (losses) from loan securitizations and sales.” As shown in Figure 36, we recorded realized and unrealized losses of $20 million on loans held for sale in the exit portfolio during 2009, and $45 million during the second half of 2008.

(c)	Includes restructured loans accruing interest in the amount of $11 million for residential properties-homebuilder and $3 million for marine loans.

Figure 41 shows credit exposure by industry classification in the largest sector of our loan portfolio, “commercial, financial and agricultural loans.” Since December 31, 2008, total commitments and loans outstanding in this sector have declined by $13.6 billion and $8 billion, respectively.
The types of activity that caused the change in our nonperforming loans during 2009 and 2008 are summarized in Figure 42. As shown in this figure, loans placed on nonaccrual status decreased in the third and fourth quarters of 2009. Additionally, during the last half of 2009, payments received more than doubled those received during the first two months of the year.
Figure 41. Commercial, Financial and Agricultural Loans

			Nonperforming Loans
December 31, 2009	Total	Loans		Percent of Loans
dollars in millions	Commitments (a)	Outstanding	Amount	Outstanding

Industry classification:
Services	$9,981	$3,924	$113	2.9%
Manufacturing	8,072	2,820	82	2.9
Public utilities	4,607	843	—	—
Wholesale trade	3,106	1,226	9	.7
Financial services	2,765	1,467	44	3.0
Retail trade	2,185	871	73	8.4
Property management	2,064	1,261	75	5.9
Dealer floor plan	1,969	1,267	71	5.6
Building contractors	1,570	679	72	10.6
Transportation	1,403	965	5	.5
Mining	1,284	544	11	2.0
Agriculture/forestry/fishing	896	567	15	2.6
Public administration	684	337	—	—
Insurance	555	59	—	—
Communications	545	198	—	—
Individuals	69	66	4	6.1
Other	2,282	2,154	6	.3

Total	$44,037	$19,248	$580	3.0%

(a)	Total commitments include unfunded loan commitments, unfunded letters of credit (net of amounts conveyed to others) and loans outstanding.
Figure 42. Summary of Changes in Nonperforming Loans from Continuing Operations

		2009 Quarters
in millions	2009	Fourth	Third	Second	First	2008

Balance at beginning of period	$1,221	$2,290	$2,185	$1,735	$1,221	$685
Loans placed on nonaccrual status	4,615	1,082	1,140	1,218	1,175	2,607
Charge-offs	(2,396)	(750)	(619)	(540)	(487)	(1,231)
Loans sold	(101)	(70)	(4)	(12)	(15)	(54)
Payments	(802)	(242)	(300)	(148)	(112)	(357)
Transfers to OREO	(196)	(38)	(94)	(30)	(34)	(32)
Transfers to nonperforming loans held for sale	(58)	(23)	(5)	(30)	___	(380)
Loans returned to accrual status	(96)	(62)	(13)	(8)	(13)	(17)

Balance at end of period	$2,187	$2,187	$2,290	$2,185	$1,735	$1,221

Factors that contributed to the change in our OREO during 2009 and 2008 are summarized in Figure 43. As shown in this figure, the 2009 increase attributable to properties acquired was offset in part by sales and valuation adjustments, primarily during the second half of the year.
Figure 43. Summary of Changes in Other Real Estate Owned, Net of Allowance, from Continuing
Operations

		2009 Quarters
in millions	2009	Fourth	Third	Second	First	2008

Balance at beginning of period	$107	$147	$171	$143	$107	$19
Properties acquired (a)	279	98	91	46	44	130
Valuation adjustments	(60)	(12)	(36)	(9)	(3)	(1)
Properties sold	(158)	(65)	(79)	(9)	(5)	(41)

Balance at end of period	$168	$168	$147	$171	$143	$107

(a)	Properties acquired consist of those related to performing and nonperforming loans.
Operational risk management
Like all businesses, we are subject to operational risk, which is the risk of loss resulting from human error, inadequate or failed internal processes and systems, and external events. Operational risk also encompasses compliance (legal) risk, which is the risk of loss from violations of, or noncompliance with, laws, rules and regulations, prescribed practices or ethical standards. Resulting losses could take the form of explicit charges, increased operational costs, harm to our reputation or forgone opportunities. We seek to mitigate operational risk through a system of internal controls.
We continuously strive to strengthen our system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of our operational risk. For example, a loss-event database tracks the amounts and sources of operational losses. This tracking mechanism helps to identify weaknesses and to highlight the need to take corrective action. We also rely upon software programs designed to assist in monitoring our control processes. This technology has enhanced the reporting of the effectiveness of our controls to senior management and the Board of Directors.
Primary responsibility for managing and monitoring internal control mechanisms lies with the managers of our various lines of business. Our Risk Review function periodically assesses the overall effectiveness of our system of internal controls. Risk Review reports the results of reviews on internal controls and systems to senior management and the Audit Committee, and independently supports the Audit Committee’s oversight of these controls. The Operational Risk Committee, a senior management committee, oversees our level of operational risk, and directs and supports our operational infrastructure and related activities.

Fourth Quarter Results
Our financial performance for each of the past eight quarters is summarized in Figure 44. Highlights of our results for the fourth quarter of 2009 are summarized below.
Earnings
We had a fourth quarter loss from continuing operations attributable to Key common shareholders of $258 million, or $.30 per common share, compared to a net loss from continuing operations attributable to Key common shareholders of $524 million, or $1.07 per common share, for the fourth quarter of 2008.
Our loss from continuing operations declined because of increases in net interest income and noninterest income and a decrease in noninterest expense, offset in part by a significantly higher provision for loan losses.
On an annualized basis, our return on average total assets from continuing operations for the fourth quarter of 2009 was (.94)%, compared to (1.90)% for the fourth quarter of 2008. The annualized return on average common equity from continuing operations was (12.60)% for the fourth quarter of 2009, compared to (26.15)% for the year-ago quarter.
Net interest income
Our taxable-equivalent net interest income was $637 million for the fourth quarter of 2009, and the net interest margin was 3.04%. These results compare to taxable-equivalent net interest income of $624 million and a net interest margin of 2.79% for the fourth quarter of 2008. The net interest margin for the year-ago quarter was reduced by 8 basis points as a result of additional adjustments related to an agreement reached with the IRS in the second half of 2008 on all material aspects related to the IRS global tax settlement pertaining to certain leveraged lease financing transactions. During the first half of 2009, the net interest margin remained under pressure as customers continued to paydown existing loans and new loan demand remained soft given the uncertain economic environment. During the second half of 2009, we began to benefit from lower funding costs as higher costing certificates of deposit originated in the prior year began to mature and repriced to current market rates. In 2010, we expect to realize additional benefits from the repricing of maturing certificates of deposit.
Noninterest income
Our noninterest income was $469 million for the fourth quarter of 2009, compared to $383 million for the fourth quarter of 2008. The increase reflects net gains of $80 million from principal investing (which include results attributable to noncontrolling interests) in the fourth quarter of 2009, compared to net losses of $37 million for the same period last year, and a $22 million increase in investment banking income. Additionally, during the fourth quarter of 2008, we recorded net losses of $39 million related to the volatility associated with the hedge accounting applied to debt instruments. These factors were offset in part by losses related to certain commercial real estate related investments, primarily due to changes in their fair values. Net losses from investments made by the Real Estate Capital and Corporate Banking Services line of business rose by $34 million from the fourth quarter of 2008. At December 31, 2009, the investments remaining in this portfolio had a carrying amount of approximately $63 million, representing 51% of our original investment. We also experienced a $31 million reduction in income from dealer trading and derivatives activities, including a $16 million loss recorded during the current quarter as a result of changes in the fair values of certain commercial mortgage-backed securities. At December 31, 2009, these securities had a carrying amount of approximately $29 million, representing 33% of their face value. The improvement in noninterest income was also moderated by lower income from trust and investment services, service charges on deposit accounts and operating leases.

Noninterest expense
Our noninterest expense was $871 million for the fourth quarter of 2009, compared to $1.264 billion for the same period last year. Noninterest expense for the fourth quarter of 2008 was adversely affected by a goodwill impairment charge of $465 million. Excluding this charge, noninterest expense for the current quarter was up $72 million, or 9%, from the year-ago quarter.
Personnel expense decreased by $5 million and nonpersonnel expense rose by $77 million. The growth in nonpersonnel expense was attributable to increases of $34 million in the FDIC deposit insurance assessment, $32 million in the provision for losses on lending-related commitments and $19 million in costs associated with OREO, including write-downs and losses on sales.
Provision for loan losses
Our provision for loan losses was $756 million for the fourth quarter of 2009, compared to $551 million for the year-ago quarter. During the fourth quarter of 2009, the provision exceeded net loan charge-offs by $48 million. As a result, our allowance for loan losses was $2.5 billion, or 4.31% of total loans, at December 31, 2009, compared to 2.24% at December 31, 2008.
Compared to the fourth quarter of 2008, net loan charge-offs in the commercial loan portfolio increased by $371 million. The increase was attributable to the continuation of elevated net charge-offs on our commercial real estate loans within the Real Estate Capital and Corporate Banking Services line of business. Net loan charge-offs in this line of business rose by $353 million, including $131 million of net charge-offs recorded on two specific customer relationships during the fourth quarter of 2009. The level of net charge-offs in the consumer loan portfolio rose by $28 million with the largest increases coming from the home equity and marine components. Our exit loan portfolio accounted for $141 million, or 20%, of total net loan charge-offs for the fourth quarter of 2009.
Income taxes
For the fourth quarter of 2009, we recorded a tax benefit of $347 million, compared to a benefit of $318 for the fourth quarter of 2008. In both years, the tax benefit was primarily a result of a pre-tax loss from continuing operations and credits recorded in connection with the IRS global tax settlement pertaining to certain leveraged lease financing transactions.
During the fourth quarter of 2009, we recorded a $106 million credit to income taxes, due primarily to the settlement of IRS audits for the tax years 1997-2006. This credit includes a final adjustment of $80 million related to the resolution of certain lease financing tax issues. During the fourth quarter of 2008, we reached an agreement with the IRS on all material aspects related to the IRS global tax settlement, which resulted in a $120 million reduction to income taxes for the recovery of previously accrued interest on disputed tax balances. The positive impact of the recovered interest was partially offset by $68 million of additional U.S. taxes recorded on accumulated earnings of the Canadian leasing operation. During the fourth quarter of 2008, we decided that, due to changes in the Canadian leasing operations, we would no longer permanently reinvest the earnings of the Canadian leasing subsidiaries overseas. For a discussion of the factors that cause the difference between our effective tax rate and the federal statutory tax rate, and the agreement entered into with the IRS, see the section entitled “Income taxes.”

Figure 44. Selected Quarterly Financial Data

	2009				2008
dollars in millions, except per share amounts	Fourth	Third	Second	First	Fourth	Third	Second	First

FOR THE PERIOD
Interest income	$933	$940	$945	$977	$1,094	$1,167	$816	$1,276
Interest expense	303	348	376	388	477	489	481	590
Net interest income	630	592	569	589	617	678	335	686
Provision for loan losses	756	733	823	847	551	336	507	143
Noninterest income	469	382	706	478	383	390	544	530
Noninterest expense	871	901	855	927	1,264	740	760	712
Income (loss) from continuing operations before income taxes	(528)	(660)	(403)	(707)	(815)	(8)	(388)	361
Income (loss) from continuing operations attributable to Key	(217)	(381)	(230)	(459)	(494)	3	(1,046)	242
Income (loss) from discontinued operations, net of taxes (a)	(7)	(16)	4	(29)	(30)	(39)	(80)	(24)
Net income (loss) attributable to Key	(224)	(397)	(226)	(488)	(524)	(36)	(1,126)	218

Income (loss) from continuing operations attributable to Key common shareholders	(258)	(422)	(394)	(507)	(524)	(9)	(1,046)	242
Income (loss) from discontinued operations, net of taxes (a)	(7)	(16)	4	(29)	(30)	(39)	(80)	(24)
Net income (loss) attributable to Key common shareholders	(265)	(438)	(390)	(536)	(554)	(48)	(1,126)	218

PER COMMON SHARE
Income (loss) from continuing operations attributable to Key common shareholders	$(.30)	$(.50)	$(.68)	$(1.03)	$(1.07)	$(.02)	$(2.51)	$.61
Income (loss) from discontinued operations, net of taxes (a)	(.01)	(.02)	.01	(.06)	(.06)	(.08)	(.19)	(.06)
Net income (loss) attributable to Key common shareholders	(.30)	(.52)	(.68)	(1.09)	(1.13)	(.10)	(2.70)	.55

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	(.30)	(.50)	(.68)	(1.03)	(1.07)	(.02)	(2.51)	.60
Income (loss) from discontinued operations, net of taxes — assuming dilution (a)	(.01)	(.02)	.01	(.06)	(.06)	(.08)	(.19)	(.06)
Net income (loss) attributable to Key common shareholders — assuming dilution	(.30)	(.52)	(.68)	(1.09)	(1.13)	(.10)	(2.70)	.54

Cash dividends paid	.01	.01	.01	.0625	.0625	.1875	.375	.375
Book value at period end	9.04	9.39	10.21	13.82	14.97	16.16	16.59	21.48
Tangible book value at period end	7.94	8.29	8.93	11.76	12.48	12.72	13.06	17.15
Market price:
High	6.85	7.07	9.82	9.35	15.20	15.25	26.12	27.23
Low	5.29	4.40	4.40	4.83	4.99	7.93	10.00	19.00
Close	5.55	6.50	5.24	7.87	8.52	11.94	10.98	21.95
Weighted-average common shares outstanding (000)	873,268	839,906	576,883	492,813	492,311	491,179	416,629	399,121
Weighted-average common shares and potential common shares outstanding (000)	873,268	839,906	576,883	492,813	492,311	491,179	416,629	399,769

AT PERIOD END
Loans	$58,770	$62,193	$67,167	$70,003	$72,835	$72,994	$72,271	$72,836
Earning assets	80,318	84,173	85,649	84,722	89,759	86,128	86,019	85,802
Total assets	93,287	96,989	97,792	97,834	104,531	101,290	101,544	101,492
Deposits	65,571	67,259	67,780	65,877	65,127	64,567	64,278	64,544
Long-term debt	11,558	12,865	13,462	14,978	14,995	15,597	15,106	14,337
Key common shareholders’ equity	7,942	8,253	8,138	6,892	7,408	7,993	8,056	8,592
Key shareholders’ equity	10,663	10,970	10,851	9,968	10,480	8,651	8,706	8,592

PERFORMANCE RATIOS — FROM CONTINUING OPERATIONS
Return on average total assets	(.94)%	(1.62)%	(.96)%	(1.87)%	(1.90)%	.01%	(4.24)%	.98%
Return on average common equity	(12.60)	(20.30)	(15.54)	(28.26)	(26.15)	(.44)	(49.56)	11.53
Net interest margin (TE)	3.04	2.80	2.70	2.79	2.79	3.17	(.57)	3.16

PERFORMANCE RATIOS — FROM CONSOLIDATED OPERATIONS
Return on average total assets	(.93)%	(1.62)%	(.90)%	(1.91)%	(1.93)%	(.14)%	(4.38)%	.85%
Return on average common equity	(12.94)	(21.07)	(15.32)	(29.87)	(27.65)	(2.36)	(53.35)	10.38
Net interest margin (TE)	3.00	2.79	2.67	2.77	2.76	3.13	(.44)	3.14

CAPITAL RATIOS AT PERIOD END
Key shareholders’ equity to assets	11.43%	11.31%	11.10%	10.19%	10.03%	8.54%	8.57%	8.47%
Tangible Key shareholders’ equity to tangible assets	10.50	10.41	10.16	9.23	8.96	6.98	7.00	6.88
Tangible common equity to tangible assets	7.56	7.58	7.35	6.06	5.98	6.32	6.35	6.88
Tier 1 common equity	7.50	7.64	7.36	5.62	5.62	5.58	5.60	5.83
Tier 1 risk-based capital	12.75	12.61	12.57	11.22	10.92	8.55	8.53	8.33
Total risk-based capital	16.95	16.65	16.67	15.18	14.82	12.40	12.41	12.34
Leverage	11.72	12.07	12.26	11.19	11.05	9.28	9.34	9.15

TRUST AND BROKERAGE ASSETS
Assets under management	$66,939	$66,145	$63,382	$60,164	$64,717	$76,676	$80,998	$80,453
Nonmanaged and brokerage assets	27,190	25,883	23,261	21,786	22,728	27,187	29,905	30,532

OTHER DATA
Average full-time-equivalent employees	15,973	16,436	16,937	17,468	17,697	18,098	18,164	18,426
Branches	1,007	1,003	993	989	986	986	985	985

(a)	In September 2009, we decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank. In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. As a result of these decisions, we have accounted for these businesses as discontinued operations.

Certifications
We have filed, as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009, the certifications of our Chief Executive Officer and Chief Financial Officer required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
On June 8, 2009, we submitted to the New York Stock Exchange the Annual CEO Certification required pursuant to Section 303A.12(a) of the New York Stock Exchange Listed Company Manual.

Management’s Annual Report on Internal Control Over Financial Reporting
We are responsible for the preparation, content and integrity of the financial statements and other statistical data and analyses compiled for this annual report. The financial statements and related notes have been prepared in conformity with U.S. generally accepted accounting principles and reflect our best estimates and judgments. We believe the financial statements and notes present fairly our financial position, results of operations and cash flows in all material respects.
We are responsible for establishing and maintaining a system of internal control that is designed to protect our assets and the integrity of our financial reporting. This corporate-wide system of controls includes self-monitoring mechanisms and written policies and procedures, prescribes proper delegation of authority and division of responsibility, and facilitates the selection and training of qualified personnel.
All employees are required to comply with our code of ethics. We conduct an annual certification process to ensure that our employees meet this obligation. Although any system of internal control can be compromised by human error or intentional circumvention of required procedures, we believe our system provides reasonable assurance that financial transactions are recorded and reported properly, providing an adequate basis for reliable financial statements.
The Board of Directors discharges its responsibility for our financial statements through its Audit Committee. This committee, which draws its members exclusively from the outside directors, also hires the independent registered public accounting firm.
Management’s Assessment of Internal Control Over Financial Reporting
We are responsible for establishing and maintaining adequate internal control over our financial reporting. We have assessed the effectiveness of our internal control and procedures over financial reporting using criteria described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, we believe we maintained an effective system of internal control over financial reporting as of December 31, 2009. Our independent registered public accounting firm has issued an attestation report, dated March 1, 2010, on our internal control over financial reporting, which is included in this annual report.
Henry L. Meyer III
Chairman and Chief Executive Officer
Jeffrey B. Weeden
Senior Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm
on Internal Control over Financial Reporting
Shareholders and Board of Directors KeyCorp
We have audited KeyCorp’s internal control over financial reporting as of December 31, 2009, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). KeyCorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
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
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, KeyCorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of KeyCorp as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2009, and our report dated March 1, 2010 expressed an unqualified opinion thereon.
Cleveland, Ohio
March 1, 2010

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
KeyCorp
We have audited the accompanying consolidated balance sheets of KeyCorp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of KeyCorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeyCorp and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), KeyCorp’s internal control over financial reporting as of December 31, 2009, based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 1, 2010 expressed an unqualified opinion thereon.
Cleveland, Ohio
March 1, 2010

Consolidated Balance Sheets

December 31,
in millions, except share data	2009	2008

ASSETS
Cash and due from banks	$471	$1,245
Short-term investments	1,743	5,221
Trading account assets	1,209	1,280
Securities available for sale	16,641	8,246
Held-to-maturity securities (fair value: $24 and $25)	24	25
Other investments	1,488	1,526
Loans, net of unearned income of $1,770 and $2,350	58,770	72,835
Less: Allowance for loan losses	2,534	1,629

Net loans	56,236	71,206
Loans held for sale	443	626
Premises and equipment	880	840
Operating lease assets	716	990
Goodwill	917	1,113
Other intangible assets	50	116
Corporate-owned life insurance	3,071	2,970
Derivative assets	1,094	1,896
Accrued income and other assets	4,096	2,818
Discontinued assets (see Note 3)	4,208	4,413

Total assets	$93,287	$104,531

LIABILITIES
Deposits in domestic offices:
NOW and money market deposit accounts	$24,341	$24,191
Savings deposits	1,807	1,712
Certificates of deposit ($100,000 or more)	10,954	11,991
Other time deposits	13,286	14,763

Total interest-bearing	50,388	52,657
Noninterest-bearing	14,415	11,352
Deposits in foreign office — interest-bearing	768	1,118

Total deposits	65,571	65,127
Federal funds purchased and securities sold under repurchase agreements	1,742	1,557
Bank notes and other short-term borrowings	340	8,477
Derivative liabilities	1,012	1,032
Accrued expense and other liabilities	2,007	2,481
Long-term debt	11,558	14,995
Discontinued liabilities (see Note 3)	124	181

Total liabilities	82,354	93,850

EQUITY
Preferred stock, $1 par value, authorized 25,000,000 shares:
7.750% Noncumulative Perpetual Convertible Preferred Stock, Series A, $100 liquidation preference; authorized 7,475,000 shares; issued 2,904,839 and 6,575,000 shares	291	658
Fixed-Rate Cumulative Perpetual Preferred Stock, Series B, $100,000 liquidation preference; authorized and issued 25,000 shares	2,430	2,414
Common shares, $1 par value; authorized 1,400,000,000 shares; issued 946,348,435 and 584,061,120 shares	946	584
Common stock warrant	87	87
Capital surplus	3,734	2,553
Retained earnings	5,158	6,727
Treasury stock, at cost (67,813,492 and 89,058,634 shares)	(1,980)	(2,608)
Accumulated other comprehensive income (loss)	(3)	65

Key shareholders’ equity	10,663	10,480
Noncontrolling interests	270	201

Total equity	10,933	10,681

Total liabilities and equity	$93,287	$104,531

See Notes to Consolidated Financial Statements.

Consolidated Statements of Income

Year ended December 31,
dollars in millions, except per share amounts	2009	2008	2007

INTEREST INCOME
Loans	$3,194	$3,732	$4,719
Loans held for sale	29	76	108
Securities available for sale	460	404	380
Held-to-maturity securities	2	3	2
Trading account assets	47	56	38
Short-term investments	12	31	37
Other investments	51	51	52

Total interest income	3,795	4,353	5,336

INTEREST EXPENSE
Deposits	1,119	1,468	1,845
Federal funds purchased and securities sold under repurchase agreements	5	57	208
Bank notes and other short-term borrowings	16	130	104
Long-term debt	275	382	493

Total interest expense	1,415	2,037	2,650

NET INTEREST INCOME	2,380	2,316	2,686
Provision for loan losses	3,159	1,537	525

Net interest income (expense) after provision for loan losses	(779)	779	2,161

NONINTEREST INCOME
Trust and investment services income	459	509	469
Service charges on deposit accounts	330	365	337
Operating lease income	227	270	272
Letter of credit and loan fees	180	183	192
Corporate-owned life insurance income	114	117	121
Net securities gains (losses) (a)	113	(2)	(35)
Electronic banking fees	105	103	99
Gains on leased equipment	99	40	35
Insurance income	68	65	55
Net gains (losses) from loan securitizations and sales	(1)	(82)	4
Net gains (losses) from principal investing	(4)	(54)	164
Investment banking and capital markets income (loss)	(42)	68	120
Gain from sale/redemption of Visa Inc. shares	105	165	—
Gain related to exchange of common shares for capital securities	78	—	—
Gain from sale of McDonald Investments branch network	—	—	171
Other income	204	100	237

Total noninterest income	2,035	1,847	2,241

NONINTEREST EXPENSE
Personnel	1,514	1,581	1,602
Net occupancy	259	259	246
Operating lease expense	195	224	224
Computer processing	192	187	200
Professional fees	184	138	114
FDIC assessment	177	10	9
OREO expense, net	97	16	5
Equipment	96	92	96
Marketing	72	87	76
Provision (credit) for losses on lending-related commitments	67	(26)	28
Intangible asset impairment	241	469	6
Other expense	460	439	552

Total noninterest expense	3,554	3,476	3,158

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,298)	(850)	1,244
Income taxes	(1,035)	437	277

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,263)	(1,287)	967
Loss from discontinued operations, net of taxes of ($28), ($103) and ($10) (see Note 3)	(48)	(173)	(16)

NET INCOME (LOSS)	(1,311)	(1,460)	951
Less: Net income attributable to noncontrolling interests	24	8	32

NET INCOME (LOSS) ATTRIBUTABLE TO KEY	$(1,335)	$(1,468)	$919

Income (loss) from continuing operations attributable to Key common shareholders	$(1,581)	$(1,337)	$935
Net income (loss) attributable to Key common shareholders	(1,629)	(1,510)	919

Per common share:
Income (loss) from continuing operations attributable to Key common shareholders	$(2.27)	$(2.97)	$2.39
Loss from discontinued operations, net of taxes	(.07)	(.38)	(.04)
Net income (loss) attributable to Key common shareholders	(2.34)	(3.36)	2.35

Per common share — assuming dilution:
Income (loss) from continuing operations attributable to Key common shareholders	$(2.27)	$(2.97)	$2.36
Loss from discontinued operations, net of taxes	(.07)	(.38)	(.04)
Net income (loss) attributable to Key common shareholders	(2.34)	(3.36)	2.32

Cash dividends declared per common share	.0925	.625	1.835

Weighted-average common shares outstanding (000)	697,155	450,039	392,013
Weighted-average common shares and potential common shares outstanding (000)	697,155	450,039	395,823

(a)	For the three months ended December 31, 2009, we did not have impairment losses related to securities. Impairment losses and the portion of those losses recorded in equity as a component of AOCI on the balance sheet totaled $4 million and $2 million, respectively, for the three months ended September 30, 2009, and $7 million and $1 million, respectively, for the three months ended June 30, 2009. (see Note 6)
See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Equity

	Key Shareholders’ Equity
									Accumulated
	Preferred Stock	Common Shares			Common			Treasury	Other
	Outstanding	Outstanding	Preferred	Common	Stock	Capital	Retained	Stock,	Comprehensive	Noncontrolling	Comprehensive
dollars in millions, except per share amounts	(000)	(000)	Stock	Shares	Warrant	Surplus	Earnings	at Cost	Income (Loss)	Interests	Income (Loss)

BALANCE AT DECEMBER 31, 2006	—	399,153	—	$492	—	$1,602	$8,377	$(2,584)	$(184)	$91
Cumulative effect of adopting a new accounting standard regarding income generated by leveraged leases, net of income taxes of ($2) (See Note 18)							(52)
Cumulative effect of adopting a new accounting standard regarding uncertain tax positions, net of income taxes of ($1)							(1)

BALANCE AT JANUARY 1, 2007							8,324
Net income							919			32	$951
Other comprehensive income:
Net unrealized gains on securities available for sale, net of income taxes of $30 (a)									49		49
Net unrealized gains on derivative financial instruments, net of income taxes of $63									122		122
Net contribution from noncontrolling interests										110	110
Foreign currency translation adjustments									34		34
Net pension and postretirement benefit costs, net of income taxes									109		109

Total comprehensive income											$1,375

Deferred compensation						16	(3)
Cash dividends declared on common shares ($1.835 per share)							(718)
Common shares reissued for stock options and other employee benefit plans		5,640				5		158
Common shares repurchased		(16,000)						(595)

BALANCE AT DECEMBER 31, 2007	—	388,793	—	$492	—	$1,623	$8,522	$(3,021)	$130	$233
Net loss							(1,468)			8	$(1,460)
Other comprehensive income (loss):
Net unrealized gains on securities available for sale, net of income taxes of $64 (a)									106		106
Net unrealized gains on derivative financial instruments, net of income taxes of $94									135		135
Net unrealized losses on common investments held in employee welfare benefits trust, net of income taxes									(4)		(4)
Net distribution to noncontrolling interests										(40)	(40)
Foreign currency translation adjustments									(68)		(68)
Net pension and postretirement benefit costs, net of income taxes									(234)		(234)

Total comprehensive loss											$(1,565)

Effect of adopting the measurement date provisions of a new accounting standard regarding defined benefit and other postretirement plans, net of income taxes							(7)
Deferred compensation						8	(3)
Cash dividends declared on common shares ($.625 per share)							(273)
Cash dividends declared on Noncumulative Series A Preferred Stock ($3.8105 per share)							(25)
Cash dividends accrued on Cumulative Series B Preferred Stock (5% per annum)							(15)
Amortization of discount on Series B Preferred Stock							(2)
Series A Preferred Stock issued	6,575		658			(20)
Series B Preferred Stock issued	25		2,414				(2)
Common shares issued		92,172		92		967
Common stock warrant					87
Common shares reissued:
Acquisition of U.S.B. Holding Co., Inc.		9,895				58		290
Stock options and other employee benefit plans		4,142				(83)		123

BALANCE AT DECEMBER 31, 2008	6,600	495,002	$3,072	$584	$87	$2,553	$6,727	$(2,608)	$65	$201
Net loss							(1,335)			24	$(1,311)
Other comprehensive income (loss):
Net unrealized losses on securities available for sale, net of income taxes of $(5) (a)									(1)		(1)
Net unrealized losses on derivative financial instruments, net of income taxes of ($77)									(124)		(124)
Net unrealized gains on common investments held in employee welfare benefits trust, net of income taxes									1		1
Net contribution from noncontrolling interests										45	45
Foreign currency translation adjustments									45		45
Net pension and postretirement benefit costs, net of income taxes									11		11

Total comprehensive loss											$(1,334)

Deferred compensation						15
Cash dividends declared on common shares ($.0925 per share)							(54)
Cash dividends declared on Noncumulative Series A Preferred Stock ($7.75 per share)							(34)
Cash dividends accrued on Cumulative Series B Preferred Stock (5% per annum)							(125)
Amortization of discount on Series B Preferred Stock			16				(16)
Common shares issued		205,439		205		781
Common shares exchanged for Series A Preferred Stock	(3,670)	46,602	(367)	29		(167)	(5)	508
Common shares exchanged for capital securities		127,616		128		634
Common shares reissued for stock options and other employee benefit plans		3,876				(82)		120

BALANCE AT DECEMBER 31, 2009	2,930	878,535	$2,721	$946	$87	$3,734	$5,158	$(1,980)	$(3)	$270

(a)	Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available for sale that were sold during the current year. The reclassification adjustments were $65 million ($41 million after tax) in 2009, ($3) million (($2) million after tax) in 2008 and ($51) million (($32) million after tax) in 2007.
See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Year ended December 31,
in millions	2009	2008	2007

OPERATING ACTIVITIES
Net income (loss)	$(1,311)	$(1,460)	$951
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for loan losses	3,159	1,537	525
Depreciation and amortization expense	382	424	420
Intangible assets impairment	241	469	6
Provision (credit) for losses on lending-related commitments	67	(26)	28
Provision for losses on LIHTC guaranteed funds	17	17	12
Net (gains) losses from principal investing	4	54	(164)
Net (gains) losses from loan securitizations and sales	1	82	(4)
Deferred income taxes	(878)	(1,722)	(74)
Net securities (gains) losses	(113)	2	35
Gain from sale/redemption of Visa Inc. shares	(105)	(165)	—
Gains on leased equipment	(99)	(40)	(35)
Gain related to exchange of common shares for capital securities	(78)	—	—
Gain from sale of Key’s claim associated with the Lehman Brothers’ bankruptcy	(32)	—	—
Liability to Visa	—	(64)	64
Honsador litigation reserve	—	(23)	42
Gain from sale of McDonald Investments branch network	—	—	(171)
Gain related to MasterCard Incorporated shares	—	—	(67)
Gain from settlement of automobile residual value insurance litigation	—	—	(26)
Proceeds from settlement of automobile residual value insurance litigation	—	—	279
Net (increase) decrease in loans held for sale from continuing operations	295	981	(312)
Net (increase) decrease in trading account assets	71	(224)	(144)
Other operating activities, net	699	(402)	(1,409)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	2,320	(560)	(44)
INVESTING ACTIVITIES
Proceeds from sale/redemption of Visa Inc. shares	105	165	—
Proceeds from sale of McDonald Investments branch network, net of retention payments	—	—	199
Proceeds from sale of MasterCard Incorporated shares	—	—	67
Cash used in acquisitions, net of cash acquired	—	(157)	(80)
Net (increase) decrease in short-term investments	3,478	(4,632)	(21)
Purchases of securities available for sale	(15,501)	(1,663)	(4,696)
Proceeds from sales of securities available for sale	2,970	1,001	2,102
Proceeds from prepayments and maturities of securities available for sale	4,275	1,464	2,564
Purchases of held-to-maturity securities	(6)	(6)	—
Proceeds from prepayments and maturities of held-to-maturity securities	7	8	14
Purchases of other investments	(177)	(456)	(662)
Proceeds from sales of other investments	41	161	358
Proceeds from prepayments and maturities of other investments	70	211	191
Net (increase) decrease in loans, excluding acquisitions, sales and transfers	11,066	(2,358)	(5,761)
Purchases of loans	—	(16)	(64)
Proceeds from loan securitizations and sales	380	280	480
Purchases of premises and equipment	(229)	(202)	(196)
Proceeds from sales of premises and equipment	16	8	9
Proceeds from sales of other real estate owned	114	27	64

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	6,609	(6,165)	(5,432)
FINANCING ACTIVITIES
Net increase in deposits	444	382	4,030
Net increase (decrease) in short-term borrowings	(7,952)	(543)	4,954
Net proceeds from issuance of long-term debt	763	6,465	654
Payments on long-term debt	(3,726)	(3,884)	(3,583)
Purchases of treasury shares	—	—	(595)
Net proceeds from issuance of common shares and preferred stock	986	4,101	—
Net proceeds from issuance of common stock warrant	—	87	—
Net proceeds from reissuance of common shares	—	6	112
Tax benefits over (under) recognized compensation cost for stock-based awards	(5)	(2)	13
Cash dividends paid	(213)	(445)	(570)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,703)	6,167	5,015

NET DECREASE IN CASH AND DUE FROM BANKS	(774)	(558)	(461)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	1,245	1,803	2,264

CASH AND DUE FROM BANKS AT END OF YEAR	$471	$1,245	$1,803

Additional disclosures relative to cash flows:
Interest paid	$1,489	$1,989	$2,688
Income taxes paid (refunded)	(121)	2,152	342
Noncash items:
Cash dividends declared, but not paid	—	—	$148
Assets acquired	—	$2,825	129
Liabilities assumed	—	2,653	126
Loans transferred to portfolio from held for sale	$199	411	—
Loans transferred to held for sale from portfolio	311	459	—
Loans transferred to other real estate owned	264	130	35

See Notes to Consolidated Financial Statements.

1. Summary of Significant Accounting Policies
As used in these Notes, references to “Key,” “we,” “our,” “us” and similar terms refer to the consolidated entity consisting of KeyCorp and its subsidiaries. KeyCorp refers solely to the parent holding company, and KeyBank refers to KeyCorp’s subsidiary, KeyBank National Association.
We have provided the following list of acronyms and abbreviations as a useful tool for the reader. The acronyms and abbreviations identified below are used in the Notes to Consolidated Financial Statements as well as Management’s Discussion & Analysis of Financial Condition & Results of Operation.

ABO: Accumulated benefit obligation.
AICPA: American Institute of Certified Public Accountants.
ALCO: Asset/Liability Management Committee.
A/LM: Asset/liability management.
AML: Additional minimum liability.
AOCI: Accumulated other comprehensive income (loss).
APBO: Accumulated postretirement benefit obligation.
Austin: Austin Capital Management, Ltd.
CAP: Capital Assistance Program.
CMO: Collateralized mortgage obligation.
Codification: FASB accounting standards codification.
CPP: Capital Purchase Program.
CPR: Constant prepayment rate.
DGP: Debt Guarantee Program.
DIF: Deposit Insurance Fund.
EESA: Emergency Economic Stabilization Act of 2008.
EPS: Earnings per share.
ERISA: Employee Retirement Income Security Act of 1974.
ERM: Enterprise risk management.
EVE: Economic value of equity.
FASB: Financial Accounting Standards Board.
FDIC: Federal Deposit Insurance Corporation.
Federal Reserve: Board of Governors of the Federal Reserve.
FHLMC: Federal Home Loan Mortgage Corporation.
FNMA: Federal National Mortgage Association.
FSP: Financial Stability Plan.
FVA: Fair value of pension plan assets.
GAAP: U.S. generally accepted accounting principles.
GDP: Gross Domestic Product.
GNMA: Government National Mortgage Association.
Heartland: Heartland Payment Systems, Inc.
IRS: Internal Revenue Service.
ISDA: International Swaps and Derivatives Association.
KAHC: Key Affordable Housing Corporation.
KNSF Amalco: Key Nova Scotia Funding Ltd.
LIBOR: London Interbank Offered Rate.
LIHTC: Low-income housing tax credit.

LILO: Lease in, lease out transaction.
Moody’s: Moody’s Investors Service, Inc.
N/A: Not applicable.
NASDAQ: National Association of Securities Dealers Automated Quotation.
N/M: Not meaningful.
NOW: Negotiable Order of Withdrawal.
NYSE: New York Stock Exchange.
OCC: Office of the Comptroller of the Currency.
OCI: Other comprehensive income (loss).
OREO: Other real estate owned.
OTTI: Other-than-temporary impairment.
PBO: Projected benefit obligation.
PPIP: Public-Private Investment Program.
QSPE: Qualifying special purpose entity.
S&P: Standard and Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.
SCAP: Supervisory Capital Assessment Program administered by the Federal Reserve.
SEC: Securities & Exchange Commission.
Series A Preferred Stock: KeyCorp’s 7.750% Noncumulative Perpetual Convertible Preferred Stock, Series A.
Series B Preferred Stock: KeyCorp’s Fixed-Rate Cumulative Perpetual Preferred Stock, Series B.
SFAS: Statement of financial accounting standards.
SPE: Special purpose entity.
TALF: Term Asset-Backed Securities Loan Facility.
TARP: U.S. Treasury’s Troubled Asset Relief Program.
TE: Taxable equivalent.
TLGP: Temporary Liquidity Guarantee Program of the FDIC.
USR: Underwriting standards review.
U.S. Treasury: United States Department of the Treasury.
VAR: Value at risk.
VEBA: Voluntary Employee Beneficiary Association.
VIE: Variable interest entity.
XBRL: eXtensible Business Reporting Language.

Organization
We are one of the nation’s largest bank-based financial services companies, with consolidated total assets of $93.3 billion at December 31, 2009. Through KeyBank and other subsidiaries, we provide a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance, and investment banking products and services to individual, corporate and institutional clients. As of December 31, 2009, KeyBank operated 1,007 full service retail banking branches in 14 states, a telephone banking call center services group and 1,495 automated teller machines in 16 states. Additional information pertaining to Community Banking and National Banking, our two business groups, is included in Note 4 (“Line of Business Results”).
Use of Estimates
Our accounting policies conform to GAAP and prevailing practices within the financial services industry. We must make certain estimates and judgments when determining the amounts presented in our consolidated financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from those reported.
Basis of Presentation
The consolidated financial statements include the accounts of KeyCorp and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Some previously reported amounts have been reclassified to conform to current reporting practices.
The consolidated financial statements include any voting rights entities in which we have a controlling financial interest. In accordance with the applicable accounting guidance for consolidations, we also consolidate a VIE if we have a variable interest in the entity and are exposed to the majority of its expected losses and/or residual returns (i.e., we are considered to be the primary beneficiary). Variable interests can include equity interests, subordinated debt, derivative contracts, leases, service agreements, guarantees, standby letters of credit, loan commitments, and other contracts, agreements and financial instruments. See Note 9 (“Variable Interest Entities”) for information on our involvement with VIEs.
We use the equity method to account for unconsolidated investments in voting rights entities or VIEs if we have significant influence over the entity’s operating and financing decisions (usually defined as a voting or economic interest of 20% to 50%, but not controlling). Unconsolidated investments in voting rights entities or VIEs in which we have a voting or economic interest of less than 20% generally are carried at cost. Investments held by our registered broker-dealer and investment company subsidiaries (primarily principal investments) are carried at fair value.
QSPEs, including securitization trusts, established under the applicable accounting guidance for transfers of financial assets are not consolidated. In June 2009, the FASB issued new accounting guidance which will change the way entities account for securitizations and SPEs by eliminating the concept of a QSPE, changing the requirements for derecognition of financial assets and requiring additional disclosures. Information related to transfers of financial assets and servicing is included in this note under the heading “Loan Securitizations.” For additional information regarding how this new accounting guidance will affect us, see the section entitled “Accounting Standards Pending Adoption at December 31, 2009” in this note.
In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

Business Combinations
We account for our business combinations using the acquisition method of accounting. Under this method of accounting, the acquired company’s net assets are recorded at fair value at the date of acquisition, and the results of operations of the acquired company are combined with Key’s results from that date forward. Acquisition costs are expensed when incurred. The difference between the purchase price and the fair value of the net assets acquired (including intangible assets with finite lives) is recorded as goodwill. Our accounting policy for intangible assets is summarized in this note under the heading “Goodwill and Other Intangible Assets.”
Statements of Cash Flows
Cash and due from banks are considered “cash and cash equivalents” for financial reporting purposes.
Trading Account Assets
These are debt and equity securities, and commercial loans that we purchase and hold but intend to sell in the near term. Trading account assets are reported at fair value. Realized and unrealized gains and losses on trading account assets are reported in “investment banking and capital markets income (loss)” on the income statement.
Securities
Securities available for sale. These are securities that we intend to hold for an indefinite period of time but that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Securities available for sale are reported at fair value. Unrealized gains and losses (net of income taxes) deemed temporary are recorded in equity as a component of AOCI on the balance sheet. Unrealized losses on equity securities deemed to be “other-than-temporary,” and realized gains and losses resulting from sales of securities using the specific identification method are included in “net securities gains (losses)” on the income statement. Unrealized losses on debt securities deemed to be “other-than-temporary” are included in “net securities gains (losses)” on the income statement or AOCI in accordance with the applicable accounting guidance related to the recognition of OTTI of debt securities, as further described in Note 6 (“Securities”).
“Other securities” held in the available-for-sale portfolio are primarily marketable equity securities that are traded on a public exchange such as the NYSE or NASDAQ.
Held-to-maturity securities. These are debt securities that we have the intent and ability to hold until maturity. Debt securities are carried at cost and adjusted for amortization of premiums and accretion of discounts using the interest method. This method produces a constant rate of return on the adjusted carrying amount.
“Other securities” held in the held-to-maturity portfolio consist of foreign bonds, capital securities and preferred equity securities.
Other-than-Temporary Impairments
During the second quarter of 2009, we adopted new accounting guidance related to the recognition and presentation of OTTI of debt securities. This new guidance also requires additional disclosures for both debt and equity securities that we hold, which are included in Note 6. In accordance with this guidance, if the amortized cost of a debt security is greater than its fair value and we intend to sell it, or more-likely-than-not will be required to sell it, before the expected recovery of the amortized cost, then the entire impairment is recognized in earnings. If we have no intent to sell the security, or it is more-likely-than-not that we will not be required to sell it, before expected recovery, then the credit portion of the impairment is recognized in earnings, while the remaining portion attributable to factors such as liquidity and interest rate changes is recognized in equity as a component of AOCI on the balance sheet. The credit portion is equal to the difference between the cash flows expected to be collected and the amortized cost of the debt security. Additional information regarding this guidance is provided in this note under the heading “Accounting Standards Adopted in 2009” and in Note 6.
Other Investments
Principal investments — investments in equity and mezzanine instruments made by our Principal Investing unit — represented 70% and 65% of other investments at December 31, 2009 and 2008, respectively. They include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors). Principal investments are predominantly made in privately held companies and are carried at fair value ($1.0 billion at December 31, 2009, and $990 million at December 31, 2008). Changes in fair values and realized gains and losses on sales of principal investments are reported as “net gains (losses) from principal investing” on the income statement.
In addition to principal investments, “other investments” include other equity and mezzanine instruments, such as certain real estate-related investments that are carried at fair value, as well as other types of investments that generally are carried at cost. The carrying amounts of the investments carried at cost are adjusted for declines in value if they are considered to be other-than-temporary. These adjustments are included in “investment banking and capital markets income (loss)” on the income statement.
Loans
Loans are carried at the principal amount outstanding, net of unearned income, including net deferred loan fees and costs. We defer certain nonrefundable loan origination and commitment fees, and the direct costs of originating or acquiring loans. The net deferred amount is amortized over the estimated lives of the related loans as an adjustment to the yield.
Direct financing leases are carried at the aggregate of the lease receivable plus estimated unguaranteed residual values, less unearned income and deferred initial direct fees and costs. Unearned income on direct financing leases is amortized over the lease terms using a method that approximates the interest method. This method amortizes unearned income to produce a constant rate of return on the leases. Deferred initial direct fees and costs are amortized over the lease terms as an adjustment to the yield.
Leveraged leases are carried net of nonrecourse debt. Revenue on leveraged leases is recognized on a basis that produces a constant rate of return on the outstanding investment in the leases, net of related deferred tax liabilities, during the years in which the net investment is positive.
The residual value component of a lease represents the fair value of the leased asset at the end of the lease term. We rely on industry data, historical experience, independent appraisals and the experience of the equipment leasing asset management team to value lease residuals. Relationships with a number of equipment vendors give the asset management team insight into the life cycle of the leased equipment, pending product upgrades and competing products.
In accordance with applicable accounting guidance for leases, residual values are reviewed at least annually to determine if an other-than-temporary decline in value has occurred. If such a decline occurs, the residual value is adjusted to its fair value. Impairment charges, as well as net gains or losses on sales of lease residuals, are included in “other income” on the income statement.
Loans Held for Sale
Our loans held for sale at December 31, 2009 and 2008, are disclosed in Note 7 (“Loans and Loans Held for Sale”). These loans, which we originated and intend to sell, are carried at the lower of aggregate cost or fair value. Fair value is determined based on available market data for similar assets, expected cash flows, appraisals of underlying collateral and credit quality of the borrower. If a loan is transferred from the loan portfolio to the held-for-sale category, any write-down in the carrying amount of the loan at the date of transfer is recorded as a charge-off. Subsequent declines in fair value are recognized as a charge to noninterest income. When a loan is placed in the held-for-sale category, we stop amortizing the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold.
Impaired and Other Nonaccrual Loans
We generally will stop accruing interest on a loan (i.e., designate the loan “nonaccrual”) when the borrower’s payment is 90 days past due for a commercial loan or 120 days past due for a consumer loan, unless the loan is well-secured and in the process of collection. Loans also are placed on nonaccrual status when payment is not past due, but we have serious doubts about the borrower’s ability to comply with existing repayment terms. Once a loan is designated nonaccrual, the interest accrued but not collected generally is charged against the allowance for loan losses, and payments subsequently received generally are applied to principal. However, if we believe that all principal and interest on a nonaccrual loan ultimately are collectible, interest income may be recognized as received.
Nonaccrual loans, other than smaller-balance homogeneous loans (i.e., home equity loans, loans to finance automobiles, etc.), are designated “impaired.” Impaired loans and other nonaccrual loans are returned to accrual status if we determine that both principal and interest are collectible. This generally requires a sustained period of timely principal and interest payments.
Allowance for Loan Losses
The allowance for loan losses represents our estimate of probable credit losses inherent in the loan portfolio at the balance sheet date. We establish the amount of the allowance for loan losses by analyzing the quality of the loan portfolio at least quarterly, and more often if deemed necessary.
Commercial loans generally are charged off in full or charged down to the fair value of the underlying collateral when the borrower’s payment is 180 days past due. Our charge-off policy for most consumer loans is similar, but takes effect when payments are 120 days past due. Home equity and residential mortgage loans generally are charged down to the fair value of the underlying collateral when payment is 180 days past due.
We estimate the appropriate level of our allowance for loan losses by applying historical loss rates to existing loans with similar risk characteristics. The loss rates used to establish the allowance may be adjusted to reflect our current assessment of many factors, including:
♦	changes in national and local economic and business conditions;

♦	changes in experience, ability and depth of our lending management and staff, in lending policies, or in the mix and volume of the loan portfolio;

♦	trends in past due, nonaccrual and other loans; and

♦	external forces, such as competition, legal developments and regulatory guidelines.
If an impaired loan has an outstanding balance greater than $2.5 million, we conduct further analysis to determine the probable loss content and assign a specific allowance to the loan, if deemed appropriate. We estimate the extent of impairment by comparing the carrying amount of the loan with the estimated present value of its future cash flows, the fair value of its underlying collateral or the loan’s observable market price. A specific allowance also may be assigned — even when sources of repayment appear sufficient — if we remain uncertain about whether the loan will be repaid in full.

Liability for Credit Losses on Lending-Related Commitments
The liability for credit losses inherent in lending-related commitments, such as letters of credit and unfunded loan commitments, is included in “accrued expense and other liabilities” on the balance sheet and totaled $121 million at December 31, 2009, and $54 million at December 31, 2008. We establish the amount of this allowance by considering both historical trends and current market conditions quarterly, or more often if deemed necessary.
Loan Securitizations
In the past, we securitized education loans when market conditions were favorable. A securitization involves the sale of a pool of loan receivables to investors through either a public or private issuance (generally by a QSPE) of asset-backed securities. The securitized loans are removed from the balance sheet, and a gain or loss is recorded when the combined net sales proceeds and residual interests, if any, differ from the loans’ allocated carrying amounts. Effective December 5, 2009, we ceased originating education loans. Accordingly, gains and losses resulting from previous education loan securitizations are recorded as one component of “loss from discontinued operations, net of taxes” on the income statement. For more information about this discontinued operation, see Note 3 (“Acquisitions and Divestitures”).
We generally retain an interest in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. A servicing asset is recorded if we purchase or retain the right to service securitized loans, and receive servicing fees that exceed the going market rate. Our accounting for servicing assets is discussed below under the heading “Servicing Assets.” All other retained interests from education loan securitizations are accounted for as debt securities and classified as “discontinued assets” on the balance sheet. The primary economic assumptions used in determining the fair values of our retained interests are disclosed in Note 8 (“Loan Securitizations and Mortgage Servicing Assets”).
In accordance with applicable accounting guidance, QSPEs, including securitization trusts, established under the current accounting guidance for transfers of financial assets are exempt from consolidation. Information on the new accounting guidance for transfers of financial assets (effective January 1, 2010, for us), which amends the existing accounting guidance for transfers of financial assets, is included in this note under the heading “Basis of Presentation.”
We conduct a quarterly review of the fair values of our retained interests. This process involves reviewing the historical performance of each retained interest and the assumptions used to project future cash flows, revising assumptions and recalculating present values of cash flows, as appropriate.
The present values of cash flows represent the fair value of the retained interests. If the fair value of a retained interest exceeds its carrying amount, the increase in fair value is recorded in equity as a component of AOCI on the balance sheet. Conversely, if the carrying amount of a retained interest exceeds its fair value, impairment is indicated. If we intend to sell the retained interest, or more-likely-than-not will be required to sell it, before its expected recovery, then the entire impairment is recognized in earnings. If we do not have the intent to sell it, or it is more-likely-than-not that we will not be required to sell it, before expected recovery, then the credit portion of the impairment is recognized in earnings, while the remaining portion is recognized in AOCI.
Servicing Assets
Servicing assets and liabilities purchased or retained after December 31, 2006, are initially measured at fair value, if practical. When no ready market value (such as quoted market prices, or prices based on sales or purchases of similar assets) is available to determine the fair value of servicing assets, fair value is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation is based on a number of assumptions, including the market cost of servicing, the discount rate, the prepayment rate and the default rate.

We have elected to remeasure our servicing assets using the amortization method at each subsequent reporting date. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income, and is recorded in “other income” on the income statement.
Prior to January 1, 2007, the initial value of servicing assets purchased or retained was determined by allocating the amount of the assets sold or securitized to the retained interests and the assets sold based on their relative fair values at the date of transfer. These servicing assets are reported at the lower of amortized cost or fair value.
We service primarily commercial real estate and education loans. Servicing assets related to education loan servicing, which totaled $20 million at December 31, 2009, and $23 million at December 31, 2008, are classified as “discontinued assets” on the balance sheet as a result of our decision to exit the education lending business. Servicing assets related to all commercial real estate loan servicing totaled $221 million at December 31, 2009, and $242 million at December 31, 2008, and are included in “accrued income and other assets” on the balance sheet.
Servicing assets are evaluated quarterly for possible impairment. This process involves classifying the assets based on the types of loans serviced and their associated interest rates, and determining the fair value of each class. If the evaluation indicates that the carrying amount of the servicing assets exceeds their fair value, the carrying amount is reduced through a charge to income in the amount of such excess. For the years ended December 31, 2009, 2008 and 2007, no servicing asset impairment occurred. Additional information pertaining to servicing assets is included in Note 8.
Premises and Equipment
Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. We determine depreciation of premises and equipment using the straight-line method over the estimated useful lives of the particular assets. Leasehold improvements are amortized using the straight-line method over the terms of the leases. Accumulated depreciation and amortization on premises and equipment totaled $1.1 billion at December 31, 2009, and $1.2 billion at December 31, 2008.
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
In accordance with relevant accounting guidance, goodwill and certain other intangible assets are subject to impairment testing, which must be conducted at least annually. We perform goodwill impairment testing in the fourth quarter of each year. Our reporting units for purposes of this testing are our two business groups, Community Banking and National Banking. Due to the ongoing uncertainty regarding market conditions, which may continue to affect the performance of our reporting units, we continue to monitor the impairment indicators for goodwill and other intangible assets, and to evaluate the carrying amount of these assets as necessary.
The first step in goodwill impairment testing is to determine the fair value of each reporting unit. This amount is estimated using comparable external market data (market approach) and discounted cash flow modeling that incorporates an appropriate risk premium and earnings forecast information (income approach). We perform a sensitivity analysis of the estimated fair value of each reporting unit, as appropriate. If the carrying amount of a reporting unit exceeds its fair value, goodwill impairment may be indicated. In such a case, we would estimate a hypothetical purchase price for the reporting unit (representing the unit’s fair value) and then compare that hypothetical purchase price with the fair value of the unit’s net assets (excluding goodwill). Any excess of the estimated purchase price over the fair value of the reporting unit’s net assets represents the implied fair value of goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, the impairment loss represented by this difference is charged to earnings.

Additional information pertaining to goodwill and other intangible assets is included in Note 11 (“Goodwill and Other Intangible Assets”).
Internally Developed Software
We rely on company personnel and independent contractors to plan, develop, install, customize and enhance computer systems applications that support corporate and administrative operations. Software development costs, such as those related to program coding, testing, configuration and installation, are capitalized and included in “accrued income and other assets” on the balance sheet. The resulting asset ($85 million at December 31, 2009, and $105 million at December 31, 2008) is amortized using the straight-line method over its expected useful life (not to exceed five years). Costs incurred during the planning and post-development phases of an internal software project are expensed as incurred.
Software that is no longer used is written off to earnings immediately. When we decide to replace software, amortization of the phased-out software is accelerated to the expected replacement date.
Derivatives
In accordance with applicable accounting guidance for derivatives and hedging, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value.
Accounting for changes in fair value (i.e., gains or losses) of derivatives differs depending on whether the derivative has been designated and qualifies as part of a hedge relationship, and further, on the type of hedge relationship. For derivatives that are not designated as hedging instruments, any gain or loss is recognized immediately in earnings. A derivative that is designated and qualifies as a hedging instrument must be designated as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. We do not have any derivatives that hedge net investments in foreign operations.
A fair value hedge is used to limit exposure to changes in the fair value of existing assets, liabilities and commitments caused by changes in interest rates or other economic factors. The effective portion of a change in the fair value of a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recognized in “other income” on the income statement, with no corresponding offset.
A cash flow hedge is used to minimize the variability of future cash flows that is caused by changes in interest rates or other economic factors. The effective portion of a gain or loss on a cash flow hedge is recorded as a component of AOCI on the balance sheet, and reclassified to earnings in the same period in which the hedged transaction impacts earnings. The ineffective portion of a cash flow hedge is included in “other income” on the income statement.
Hedge “effectiveness” is determined by the extent to which changes in the fair value of a derivative instrument offset changes in the fair value or cash flows attributable to the risk being hedged. If the relationship between the change in the fair value of the derivative instrument and the change in the hedged item falls within a range considered to be the industry norm, the hedge is considered “highly effective” and qualifies for hedge accounting. A hedge is “ineffective” if the relationship between the changes falls outside the acceptable range. In that case, hedge accounting is discontinued on a prospective basis. Hedge effectiveness is tested at least quarterly.
Additional information regarding the accounting for derivatives is provided in Note 20 (“Derivatives and Hedging Activities”).

Offsetting Derivative Positions
In accordance with the applicable accounting guidance related to the offsetting of certain derivative contracts on the balance sheet, we take into account the impact of master netting agreements that allow us to settle all derivative contracts held with a single counterparty on a net basis, and to offset the net derivative position with the related cash collateral when recognizing derivative assets and liabilities. Additional information regarding derivative offsetting is provided in Note 20.
Noncontrolling Interests
Our Principal Investing unit and the Real Estate Capital and Corporate Banking Services line of business have noncontrolling (minority) interests that are accounted for in accordance with the applicable accounting guidance, which allows us to report noncontrolling interests in subsidiaries as a component of equity on the balance sheet. “Net income (loss)” on the income statement includes our revenues, expenses, gains and losses, and those pertaining to the noncontrolling interests. The portion of net results attributable to the noncontrolling interests is disclosed separately on the face of the income statement to arrive at the “net income (loss) attributable to Key.”
Guarantees
In accordance with the applicable accounting guidance for guarantees, we recognize liabilities, which are included in “accrued expense and other liabilities” on the balance sheet, for the fair value of our obligations under certain guarantees issued or modified on or after January 1, 2003.
If we receive a fee for a guarantee requiring liability recognition, the amount of the fee represents the initial fair value of the “stand ready” obligation. If there is no fee, the fair value of the stand ready obligation is determined using expected present value measurement techniques, unless observable transactions for comparable guarantees are available. The subsequent accounting for these stand ready obligations depends on the nature of the underlying guarantees. We account for our release from risk under a particular guarantee when the guarantee expires or is settled, or by a systematic and rational amortization method, depending on the risk profile of the guarantee.
Additional information regarding guarantees is included in Note 19 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees.”
Fair Value Measurements
Effective January 1, 2008, we adopted the applicable accounting guidance for fair value measurements and disclosures for all applicable financial and nonfinancial assets and liabilities. This guidance defines fair value, establishes a framework for measuring fair value, expands disclosures about fair value measurements, and applies only when other guidance requires or permits assets or liabilities to be measured at fair value; it does not expand the use of fair value to any new circumstances.
As defined in this guidance, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants in our principal market. It represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.
We value our assets and liabilities based on the principal market where we would sell the particular asset or transfer the liability. The principal market is that which has the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received or the liability transferred at a price that minimizes the amount to be paid). In the absence of observable market transactions, we consider liquidity valuation adjustments to reflect the uncertainty in pricing the instruments.

In measuring the fair value of an asset, we assume the highest and best use of the asset by a market participant to maximize the value of the asset rather than the intended use. We also consider whether any credit valuation adjustments are necessary based on the counterparty’s credit quality.
When measuring the fair value of a liability, we assume that the nonperformance risk associated with the liability is the same before and after the transfer. Nonperformance risk is the risk that an obligation will not be satisfied, and encompasses not only our own credit risk (i.e., the risk that we will fail to meet our obligation), but also other risks such as settlement risk (i.e., the risk that upon termination or sale, the contract will not settle). We consider the effect of our own credit risk on the fair value for any period in which fair value is measured.
There are three acceptable techniques that can be used to measure fair value: the market approach, the income approach and the cost approach. Selecting the appropriate technique for valuing a particular asset or liability depends on the exit market, the nature of the asset or liability being valued, and how a market participant would value the same asset or liability. Ultimately, determination of the appropriate valuation method requires significant judgment. Moreover, applying the valuation techniques requires sufficient knowledge and expertise.
Valuation inputs refer to the assumptions market participants would use in pricing a given asset or liability. Inputs can be observable or unobservable. Observable inputs are assumptions that are based on market data obtained from an independent source. Unobservable inputs are assumptions based on our own information or assessment of assumptions used by other market participants in pricing the asset or liability. Our unobservable inputs are based on the best and most current information available on the measurement date.
All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets or liabilities classified as Level 2 are based on one or a combination of the following factors: (i) quoted market prices for similar assets or liabilities; (ii) observable inputs, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. We consider an input to be significant if it drives 10% or more of the total fair value of a particular asset or liability. Assets and liabilities may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions.
Typically, assets and liabilities are considered to be fair valued on a recurring basis if fair value is measured regularly. However, assets and liabilities are considered to be fair valued on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the balance sheet. This generally occurs when the entity applies accounting guidance that requires assets and liabilities to be recorded at the lower of cost or fair value, or assessed for impairment.
At a minimum, we conduct our valuations quarterly. Additional information regarding fair value measurements and disclosures is provided in Note 21 (“Fair Value Measurements”).
Revenue Recognition
We recognize revenues as they are earned based on contractual terms, as transactions occur, or as services are provided and collectibility is reasonably assured. Our principal source of revenue is interest income. This revenue is recognized on an accrual basis primarily according to nondiscretionary formulas in written contracts, such as loan agreements or securities contracts.

Stock-Based Compensation
Stock-based compensation is measured using the fair value method of accounting, and the measured cost is recognized over the period during which the recipient is required to provide service in exchange for the award. We estimate expected forfeitures when stock-based awards are granted and record compensation expense only for those that are expected to vest.
We recognize compensation cost for stock-based, mandatory deferred incentive compensation awards using the accelerated method of amortization over a period of approximately four years (the current year performance period and three-year vesting period, which starts generally in the first quarter following the performance period).
Generally, employee stock options become exercisable at the rate of 33-1/3% per year beginning one year after their grant date and expire no later than ten years after their grant date. We recognize stock-based compensation expense for stock options with graded vesting using an accelerated method of amortization.
We use shares repurchased under a repurchase program (treasury shares) for share issuances under all stock-based compensation programs other than the discounted stock purchase plan. Shares issued under the stock purchase plan are purchased on the open market.
We estimate the fair value of options granted using the Black-Scholes option-pricing model, as further described in Note 16 (“Stock-Based Compensation”).
Marketing Costs
We expense all marketing-related costs, including advertising costs, as incurred.
Accounting Standards Adopted in 2009
Business combinations. In December 2007, the FASB issued new accounting guidance regarding business combinations, which requires the acquiring entity in a business combination to recognize only the assets acquired and liabilities assumed in a transaction, establishes the fair value at the date of acquisition as the initial measurement for all assets acquired and liabilities assumed, and requires expanded disclosures. Under this guidance, acquisition costs must be expensed when incurred. The guidance was effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for us). Adoption of this guidance has not impacted us since no acquisitions occurred during 2009.
Noncontrolling interests. In December 2007, the FASB issued new accounting guidance regarding noncontrolling interests, which requires all entities to report noncontrolling interests in subsidiaries as a component of equity and sets forth other presentation and disclosure requirements. This guidance was effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for us). Additional information regarding this guidance is provided in this note under the heading “Noncontrolling Interests.” Adoption of this guidance did not have a material effect on our financial condition or results of operations.
Accounting and reporting for decreases in ownership of a subsidiary. In January 2010, the FASB issued additional guidance related to noncontrolling interests, which addresses implementation issues associated with the existing accounting guidance and amends its scope. The new guidance clarifies the entities to which the noncontrolling interests guidance applies and expands the required disclosures. The new guidance is effective for the first interim or annual reporting period ending on or after December 15, 2009 (effective December 31, 2009, for us), with retrospective application required to the first period that an entity adopted the noncontrolling interests accounting guidance (January 1, 2009, for us). We did not have any transactions during 2009 that would be impacted by this guidance.

Accounting for transfers of financial assets and repurchase financing transactions. In February 2008, the FASB issued new accounting guidance regarding transfers of financial assets and repurchase financing transactions, which presumes that an initial transfer of a financial asset and a repurchase financing are part of the same arrangement (linked transaction). However, if certain criteria are met, the initial transfer and repurchase financing are evaluated separately. This guidance was effective for fiscal years beginning after November 15, 2008 (effective January 1, 2009, for us). Adoption of this guidance did not have a material effect on our financial condition or results of operations.
Disclosures about derivative instruments and hedging activities. In March 2008, the FASB issued new accounting guidance regarding derivative instruments and hedging activities, which amended and expanded the existing disclosure requirements. This new guidance requires qualitative disclosures about objectives and strategies for using derivatives; quantitative disclosures about fair value amounts; gains and losses on derivative instruments; and disclosures about credit risk-contingent features in derivative agreements. These expanded disclosure requirements were effective for fiscal years beginning after November 15, 2008 (effective January 1, 2009, for us). The required disclosures are provided in Note 20.
Determination of the useful life of intangible assets. In April 2008, the FASB issued new accounting guidance regarding how to determine the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the applicable goodwill and other intangibles accounting guidance. This new guidance was effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for us). Adoption of this guidance did not have a material effect on our financial condition or results of operations.
Accounting for convertible debt instruments. In May 2008, the FASB issued new accounting guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). This guidance requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. This guidance was effective for fiscal years beginning after December 15, 2008 (effective January 1, 2009, for us). We have not issued and do not have any convertible debt instruments outstanding that are subject to this guidance.
Employers’ disclosures about postretirement benefit plan assets. In December 2008, the FASB issued new accounting guidance regarding employers’ disclosures about postretirement benefit plan assets. This guidance amends existing accounting guidance and requires additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plans, including fair values of each major asset category and their levels within the fair value hierarchy as set forth in the fair value measurement accounting guidance. The new guidance was effective for fiscal years ending after December 15, 2009 (effective December 31, 2009, for us). The required disclosures are provided in Note 17 (“Employee Benefits”).
Recognition and presentation of other-than-temporary impairments. In April 2009, the FASB issued new accounting guidance regarding the recognition and presentation of OTTI of debt securities, which requires additional disclosures for both debt and equity securities. This guidance was effective for interim and annual periods ending after June 15, 2009 (effective June 30, 2009, for us). Additional information regarding this guidance is provided in this note under the heading “Other-than-Temporary Impairments” and in Note 6.
Interim disclosures about fair value of financial instruments. In April 2009, the FASB issued new accounting guidance regarding interim disclosures about fair value of financial instruments. This guidance amended existing accounting guidance to require disclosures about the fair value of financial instruments in interim financial statements of publicly traded companies. This new guidance was effective for interim and annual periods ending after June 15, 2009 (effective June 30, 2009, for us). The required disclosures are provided in Note 21.

Determining fair value when volume and level of activity have significantly decreased and identifying transactions that are not orderly. In April 2009, the FASB issued new accounting guidance regarding the determination of fair value when the volume and level of activity for an asset or liability have significantly decreased, and transactions are not orderly. Guidance is provided for: (i) estimating fair value in accordance with the accounting guidance on fair value measurements when the volume and level of activity for an asset or liability have significantly decreased; and (ii) identifying circumstances that indicate that a transaction is not orderly. This guidance emphasizes that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e., not a forced liquidation or distressed sale). This guidance was effective for interim and annual periods ending after June 15, 2009 (effective June 30, 2009, for us). Adoption of this accounting guidance did not have a material effect on our financial condition or results of operations.
Subsequent events. In May 2009, the FASB issued new accounting guidance regarding subsequent events. This accounting guidance is similar to the previously existing standard, with some exceptions that do not result in significant changes in practice. This new guidance was effective on a prospective basis for interim or annual financial periods ending after June 15, 2009 (effective June 30, 2009, for us). In preparing these financial statements, we evaluated subsequent events through the time the financial statements were issued.
FASB accounting standards codification. In June 2009, the FASB issued accounting guidance that establishes the Codification as the single source of authoritative nongovernmental GAAP. As of the effective date, all existing accounting standard documents were superseded, and all other accounting literature not included in the Codification will be considered nonauthoritative. The Codification was launched on July 1, 2009, and is effective for interim and annual periods ending after September 15, 2009 (effective September 30, 2009, for us).
Fair value of alternative investments. In September 2009, the FASB issued an update to the Codification, which provides additional guidance related to measuring the fair value of certain alternative investments, such as interests in private equity and venture capital funds. In addition to requiring additional disclosures, this guidance allows companies to use net asset value per share to estimate the fair value of these alternative investments as a practical expedient if certain conditions are met. This guidance is effective for interim and annual periods ending after December 15, 2009 (effective December 31, 2009, for us). As permitted, we elected to early adopt the accounting requirements specified in the guidance as of September 30, 2009, and adopted the disclosure requirements as of December 31, 2009. Adoption of this guidance did not have a material effect on our financial condition or results of operations. The required disclosures are provided in Note 21.
Accounting Standards Pending Adoption at December 31, 2009
Transfers of financial assets. In June 2009, the FASB issued new accounting guidance which will change the way entities account for securitizations and SPEs by eliminating the concept of a QSPE, changing the requirements for derecognition of financial assets and requiring additional disclosures. This guidance will be effective at the start of an entity’s first fiscal year beginning after November 15, 2009 (effective January 1, 2010, for us). We do not expect the adoption of this guidance to have a material effect on our financial condition or results of operations.
Consolidation of variable interest entities. In June 2009, the FASB issued new accounting guidance which, in addition to requiring additional disclosures, will change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar) rights should be consolidated. The determination of whether a company is required to consolidate an entity will be based on, among other things, the entity’s purpose and design, and the company’s ability to direct the activities that most significantly impact the entity’s economic performance. This guidance will be effective at the start of a company’s first fiscal year beginning after November 15, 2009 (effective January 1, 2010, for us).
In February 2010, the FASB deferred the application of this new guidance for certain investment entities and clarified other aspects of the guidance. Entities qualifying for this deferral will continue to apply the previously existing consolidation guidance.

Adoption of this accounting guidance on January 1, 2010, will require us to consolidate our education loan securitization trusts (which will be classified as discontinued operations), thereby adding approximately $2.8 billion in assets and liabilities to our balance sheet. In accordance with federal banking regulations, the consolidation will add approximately $890 million to our net risk-weighted assets. Had the consolidation taken effect on December 31, 2009, this would have reduced our Tier 1 risk-based capital ratio at that date by 13 basis points to 12.62% and our Tier 1 Common equity ratio by 8 basis points to 7.42%.
Improving disclosures about fair value measurements. In January 2010, the FASB issued new accounting guidance which will require new disclosures regarding certain aspects of an entity’s fair value disclosures and clarifies existing fair value disclosure requirements. The new disclosures and clarifications are effective for interim and annual reporting periods beginning after December 15, 2009 (effective January 1, 2010, for us), except for disclosures regarding purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements, which are effective for interim and annual periods beginning after December 15, 2010 (effective January 1, 2011, for us).
2. Earnings Per Common Share
Our basic and diluted earnings per common share are calculated as follows:

Year ended December 31,
dollars in millions, except per share amounts	2009	2008	2007

EARNINGS
Income (loss) from continuing operations	$(1,263)	$(1,287)	$967
Less: Net income attributable to noncontrolling interests	24	8	32

Income (loss) from continuing operations attributable to Key	(1,287)	(1,295)	935
Less: Dividends on Series A Preferred Stock	39	25	—
Noncash deemed dividend — common shares exchanged for Series A Preferred Stock	114	—	—
Cash dividends on Series B Preferred Stock	125	15	—
Amortization of discount on Series B Preferred Stock	16	2	—

Income (loss) from continuing operations attributable to Key common shareholders	(1,581)	(1,337)	935
Loss from discontinued operations, net of taxes (a)	(48)	(173)	(16)

Net income (loss) attributable to Key common shareholders	$(1,629)	$(1,510)	$919

WEIGHTED-AVERAGE COMMON SHARES
Weighted-average common shares outstanding (000)	697,155	450,039	392,013
Effect of dilutive convertible preferred stock, common stock options and other stock awards (000)	—	—	3,810

Weighted-average common shares and potential common shares outstanding (000)	697,155	450,039	395,823

EARNINGS PER COMMON SHARE
Income (loss) from continuing operations attributable to Key common shareholders	$(2.27)	$(2.97)	$2.39
Loss from discontinued operations, net of taxes (a)	(.07)	(.38)	(.04)
Net income (loss) attributable to Key common shareholders	(2.34)	(3.36)	2.35
Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	$(2.27)	$(2.97)	$2.36
Loss from discontinued operations, net of taxes (a)	(.07)	(.38)	(.04)
Net income (loss) attributable to Key common shareholders — assuming dilution	(2.34)	(3.36)	2.32

(a)	In September 2009, we decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank. In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. We sold the subprime loan portfolio held by the Champion Mortgage finance business in November 2006, and completed the sale of Champion’s origination platform in February 2007. As a result of these decisions, we have accounted for these businesses as discontinued operations. Included in the loss from discontinued operations for 2009 is a $23 million after tax, or $.05 per common share, charge for intangible assets impairment related to Austin.
During the year ended December 31, 2007, certain weighted-average options to purchase common shares were not included in the calculation of “net income per common share attributable to Key common shareholders — assuming dilution” during any quarter in which their exercise prices were greater than the average market price of the common shares because including them would have been antidilutive. The number of options excluded from the 2007 calculation, determined by averaging the results of the four quarterly calculations, is shown in the following table. For the years ended December 31, 2009 and 2008, no options were included in the computation of our diluted per share results because we recorded losses for both of those years.

Year ended December 31,	2007
Weighted-average options excluded from the calculation of net income per common share attributable to Key common shareholders — assuming dilution	10,953,063
Exercise prices for weighted-average options excluded	$27.08 to $50.00

In addition, during the years ended December 31, 2009, 2008 and 2007, weighted-average contingently issuable performance-based awards for 4,536,173, 1,177,881 and 1,616,054 common shares, respectively, were outstanding, but not included in the calculations of “net income (loss) per common share attributable to Key common shareholders — assuming dilution.” These awards vest only if we achieve certain cumulative three-year financial performance targets and were not included in the respective calculations because the time period for the measurement had not yet expired.
3. Acquisitions and Divestitures
Acquisitions and divestitures entered into during the past three years are summarized below.
Acquisitions
U.S.B. Holding Co., Inc.
On January 1, 2008, we acquired U.S.B. Holding Co., Inc., the holding company for Union State Bank, a 31-branch state-chartered commercial bank headquartered in Orangeburg, New York. U.S.B. Holding Co. had assets of $2.8 billion and deposits of $1.8 billion at the date of acquisition. Under the terms of the agreement, we exchanged 9,895,000 common shares, with a value of $348 million, and $194 million in cash for all of the outstanding shares of U.S.B. Holding Co. In connection with the acquisition, we recorded goodwill of approximately $350 million in the Community Banking reporting unit. The acquisition expanded our presence in markets both within and contiguous to our current operations in the Hudson Valley.
Tuition Management Systems, Inc.
On October 1, 2007, we acquired Tuition Management Systems, Inc., one of the nation’s largest providers of outsourced tuition planning, billing, counseling and payment services. Headquartered in Warwick, Rhode Island, Tuition Management Systems serves more than 700 colleges, universities, and elementary and secondary educational institutions. The terms of the transaction were not material.
Divestitures
Discontinued operations
Education lending. In September 2009, we decided to exit the government-guaranteed education lending business and to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. This decision exemplifies our disciplined focus on our core relationship businesses. As a result of this decision, we have accounted for this business as a discontinued operation.

The results of this discontinued business are included in “loss from discontinued operations, net of taxes” on the income statement. Included in these results, as a component of noninterest income, is contractual fee income for servicing education loans, which totaled $16 million for 2009, $18 million for 2008 and $20 million for 2007. The components of “income (loss) from discontinued operations, net of taxes” for this business are as follows:

Year ended December 31,
in millions	2009	2008	2007

Net interest income	$95	$93	$83
Provision for loan losses	126	298	4

Net interest income (expense) after provision for loan losses	(31)	(205)	79
Noninterest income	23	2	(3)
Noninterest expense	59	83	73

Income (loss) before income taxes	(67)	(286)	3
Income taxes	(25)	(107)	1

Income (loss) from discontinued operations, net of taxes (a)	$(42)	$(179)	$2

(a)	Includes after-tax charges of $59 million for 2009, $114 million for 2008 and $141 million for 2007, determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support the education lending operations.
The discontinued assets and liabilities of our education lending business included on the balance sheet are as follows:

December 31,
in millions	2009	2008

Securities available for sale	$182	$191
Loans, net of unearned income of $1 and $2	3,523	3,669
Less: Allowance for loan losses	157	174

Net loans	3,366	3,495
Loans held for sale	434	401
Accrued income and other assets	192	270

Total assets	$4,174	$4,357

Noninterest-bearing deposits	$119	$133
Derivative liabilities	—	6
Accrued expense and other liabilities	4	24

Total liabilities	$123	$163

Austin Capital Management, Ltd. In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. As a result of this decision, we have accounted for this business as a discontinued operation.

The results of this discontinued business are included in “loss from discontinued operations, net of taxes” on the income statement. The components of “income (loss) from discontinued operations, net of taxes” for this business are as follows:

Year ended December 31,
in millions	2009	2008	2007

Noninterest income	$26	$29	$21
Intangible assets impairment	27	—	—
Other noninterest expense	8	19	15

Income (loss) before income taxes	(9)	10	6
Income taxes	(3)	4	2

Income (loss) from discontinued operations, net of taxes	$(6)	$6	$4

The discontinued assets and liabilities of Austin included on the balance sheet are as follows:

December 31,
in millions	2009	2008

Cash and due from banks	$23	$12
Goodwill	—	25
Other intangible assets	1	12
Accrued income and other assets	10	7

Total assets	$34	$56

Accrued expense and other liabilities	$1	$18

Total liabilities	$1	$18

Champion Mortgage. On February 28, 2007, we sold the Champion Mortgage loan origination platform to an affiliate of Fortress Investment Group LLC, a global alternative investment and asset management firm, for cash proceeds of $.5 million. In 2006, we sold the subprime mortgage loan portfolio held by the Champion Mortgage finance business to a wholly owned subsidiary of HSBC Finance Corporation.
We have applied discontinued operations accounting to the Champion Mortgage finance business. The results of this discontinued business are included in “loss from discontinued operations, net of taxes” on the income statement for the year ended December 31, 2007. The components of “loss from discontinued operations, net of taxes” for this business are as follows:

Year ended December 31,
in millions	2007

Net interest income	$2
Noninterest income (a)	3
Noninterest expense (b)	40

Loss before income taxes	(35)
Income taxes	(13)

Loss from discontinued operations, net of taxes (c)	$(22)

(a)	Includes loss on disposal of $3 million ($2 million after tax).

(b)	Includes disposal transaction costs of $21 million ($13 million after tax).

(c)	Includes after-tax charges of $.8 million, determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support Champion’s operations.

Combined discontinued operations. The combined results of the discontinued operations are as follows:

Year ended December 31,
in millions	2009	2008	2007

Net interest income	$95	$93	$85
Provision for loan losses	126	298	4

Net interest income (expense) after provision for loan losses	(31)	(205)	81
Noninterest income	49	31	21
Intangible assets impairment	27	—	—
Noninterest expense	67	102	128

Loss before income taxes	(76)	(276)	(26)
Income taxes	(28)	(103)	(10)

Loss from discontinued operations, net of taxes (a)	$(48)	$(173)	$(16)

(a)	Includes after-tax charges of $59 million for 2009, $114 million for 2008 and $142 million for 2007, determined by applying a matched funds transfer pricing methodology to the liabilities assumed necessary to support the discontinued operations.
The combined assets and liabilities of the discontinued operations are as follows:

December 31,
in millions	2009	2008

Cash and due from banks	$23	$12
Securities available for sale	182	191
Loans, net of unearned income of $1 and $2	3,523	3,669
Less: Allowance for loan losses	157	174

Net loans	3,366	3,495
Loans held for sale	434	401
Goodwill	—	25
Other intangible assets	1	12
Accrued income and other assets	202	277

Total assets	$4,208	$4,413

Noninterest-bearing deposits	$119	$133
Derivative liabilities	—	6
Accrued expense and other liabilities	5	42

Total liabilities	$124	$181

McDonald Investments branch network
On February 9, 2007, McDonald Investments Inc., our wholly owned subsidiary, sold its branch network, which included approximately 570 financial advisors and field support staff, and certain fixed assets to UBS Financial Services Inc., a subsidiary of UBS AG. We received cash proceeds of $219 million and recorded a gain of $171 million ($107 million after tax, or $.26 per diluted common share) in connection with the sale. We retained McDonald Investments’ corporate and institutional businesses, including Institutional Equities and Equity Research, Debt Capital Markets and Investment Banking. In addition, we continue to operate our Wealth Management, Trust and Private Banking businesses. On April 16, 2007, we changed the name of the registered broker-dealer through which our corporate and institutional investment banking and securities businesses operate to KeyBanc Capital Markets Inc.

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
Corporate Banking Services provides cash management, interest rate derivatives, and foreign exchange products and services to clients served by the Community Banking and National Banking groups. Through its Public Sector and Financial Institutions businesses, Corporate Banking Services also provides a full array of commercial banking products and services to government and not-for-profit entities and to community banks.
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
Consumer Finance processes tuition payments for private schools. Through its Commercial Floor Plan Lending unit, this line of business also finances inventory for automobile dealers. In October 2008, we exited retail and floor-plan lending for marine and recreational vehicle products, and began to limit new education loans to those backed by government guarantee. In September 2009, we decided to discontinue the education lending business and to focus on the growing demand from schools for integrated, simplified billing, payment and cash management solutions. The Consumer Finance line of business continues to service existing loans in these portfolios. These actions are consistent with our strategy of de-emphasizing nonrelationship or out-of-footprint businesses.
Other Segments
Other Segments consist of Corporate Treasury and our Principal Investing unit.
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
The table on the following pages shows selected financial data for each major business group for the years ended December 31, 2009, 2008 and 2007. This table is accompanied by supplementary information for each of the lines of business that make up these groups. The information was derived from the internal financial reporting system that we use to monitor and manage our financial performance. GAAP guides financial accounting, but there is no authoritative guidance for “management accounting” — the way we use our judgment and experience to make reporting decisions. Consequently, the line of business results we report may not be comparable with line of business results presented by other companies.
The selected financial data are based on internal accounting policies designed to compile results on a consistent basis and in a manner that reflects the underlying economics of the businesses. In accordance with our policies:
♦	Net interest income is determined by assigning a standard cost for funds used or a standard credit for funds provided based on their assumed maturity, prepayment and/or repricing characteristics. The net effect of this funds transfer pricing is charged to the lines of business based on the total loan and deposit balances of each line.

♦	Indirect expenses, such as computer servicing costs and corporate overhead, are allocated based on assumptions regarding the extent to which each line actually uses the services.

♦	The consolidated provision for loan losses is allocated among the lines of business primarily based on their actual net charge-offs, adjusted periodically for loan growth and changes in risk profile. The amount of the consolidated provision is based on the methodology that we use to estimate our consolidated allowance for loan losses. This methodology is described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses.”

♦	Income taxes are allocated based on the statutory federal income tax rate of 35% (adjusted for tax-exempt interest income, income from corporate-owned life insurance and tax credits associated with investments in low-income housing projects) and a blended state income tax rate (net of the federal income tax benefit) of 2.2%.

♦	Capital is assigned based on our assessment of economic risk factors (primarily credit, operating and market risk) directly attributable to each line.
Developing and applying the methodologies that we use to allocate items among our lines of business is a dynamic process. Accordingly, financial results may be revised periodically to reflect accounting enhancements, changes in the risk profile of a particular business or changes in our organizational structure.

Year ended December 31,	Community Banking				National Banking
dollars in millions	2009	2008	2007		2009	2008	2007

SUMMARY OF OPERATIONS

Net interest income (TE)	$1,701	$1,742	$1,687		$1,037	$404 (d)	$1,333
Noninterest income	781	834	1,038	(c)	841	815 (d)	906 (d)

Total revenue (TE) (a)	2,482	2,576	2,725		1,878	1,219	2,239
Provision (credit) for loan losses	639	221	73		2,518	1,319	454
Depreciation and amortization expense	145	146	142		237	278	278
Other noninterest expense	1,797	1,632	1,593		1,395 (d)	1,441	1,016

Income (loss) from continuing operations before income taxes (TE)	(99)	577	917		(2,272)	(1,819)	491
Allocated income taxes and TE adjustments	(37)	216	344		(778)	(506)	186

Income (loss) from continuing operations	(62)	361	573		(1,494)	(1,313)	305

Loss from discontinued operations, net of taxes	—	—	—		(48)	(173)	(16)

Net income (loss)	(62)	361	573		(1,542)	(1,486)	289
Less: Net income (loss) attributable to noncontrolling interests	—	—	—		(5)	—	—

Net income (loss) attributable to Key	$(62)	$361	$573		$(1,537)	$(1,486)	$289

AVERAGE BALANCES (b)
Loans and leases	$27,806	$28,650	$26,801		$38,390	$43,812	$39,771
Total assets (a)	30,730	31,634	29,463		44,270	52,227	46,927
Deposits	52,437	50,290	46,667		13,012	12,081	11,942

OTHER FINANCIAL DATA
Expenditures for additions to long-lived assets (a), (b)	$139	$489	$99		$9	$11	$14
Net loan charge-offs (b)	370	203	95		1,887	928	176
Return on average allocated equity (b)	(1.86)%	11.70%	22.82%		(27.71)%	(25.41)%	7.23%
Return on average allocated equity	(1.86)	11.70	22.82		(28.65)	(28.75)	6.85
Average full-time equivalent employees (g)	8,532	8,787	8,891		2,838	3,529	3,974

(a)	Substantially all revenue generated by our major business groups is derived from clients that reside in the United States. Substantially all long-lived assets, including premises and equipment, capitalized software and goodwill held by our major business groups, are located in the United States.

(b)	From continuing operations.

(c)	Community Banking’s results for 2007 include a $171 million ($107 million after tax) gain from the sale of the McDonald Investments branch network on February 9, 2007. See Note 3 (“Acquisitions and Divestitures”) for more information about this transaction.

(d)	National Banking’s results for 2009 include a $45 million ($28 million after tax) write-off of intangible assets, other than goodwill, resulting from actions taken to cease lending in certain equipment leasing markets, and a $196 million ($164 million after tax) noncash charge for goodwill and other intangible assets impairment. National Banking’s results for 2008 include a $465 million ($420 million after tax) noncash charge for intangible assets impairment. National Banking’s results for 2008 also include $54 million ($33 million after tax) of derivative-related charges as a result of market disruption caused by the failure of Lehman Brothers, and $31 million ($19 million after tax) of realized and unrealized losses from the residential properties segment of the construction loan portfolio. Also, during 2008, National Banking’s taxable-equivalent revenue and loss from continuing operations attributable to Key were reduced by $890 million and $557 million, respectively, as a result of its involvement with certain leveraged lease financing transactions which were challenged by the IRS. National Banking’s results for 2007 include a $26 million ($17 million after tax) gain from the settlement of the residual value insurance litigation.

(e)	Other Segments’ results for 2009 include a $17 million ($11 million after tax) loss during the third quarter and a $95 million ($59 million after tax) gain during the second quarter related to the exchange of common shares for capital securities. Also, during 2009, Other Segments’ results include net gains of $125 million ($78 million after tax) in connection with the repositioning of the securities portfolio. Other Segments’ results for 2008 include a $23 million ($14 million after tax) credit recorded when we reversed the remaining reserve associated with the Honsador litigation, which was settled in September 2008. Other Segments’ results for 2007 include a $26 million ($16 million after tax) charge for the Honsador litigation and a $49 million ($31 million after tax) loss in connection with the repositioning of the securities portfolio.

(f)	Reconciling Items for 2009 include a $106 million credit to income taxes, due primarily to the settlement of IRS audits for the tax years 1997-2006. Results for 2009 also include a $32 million ($20 million after tax) gain from the sale of our claim associated with the Lehman Brothers’ bankruptcy and a $105 million ($65 million after tax) gain from the sale of our remaining equity interest in Visa Inc. Reconciling Items for 2008 include $120 million of previously accrued interest recovered in connection with our opt-in to the IRS global tax settlement and total charges of $505 million to income taxes for the interest cost associated with the leveraged lease tax litigation. Also, during 2008, Reconciling Items include a $165 million ($103 million after tax) gain from the partial redemption of our equity interest in Visa Inc. and a $17 million charge to income taxes for the interest cost associated with the increase to our tax reserves for certain LILO transactions. Reconciling Items for 2007 include gains of $27 million ($17 million after tax) during the third quarter and $40 million ($25 million after tax) during the second quarter related to MasterCard Incorporated shares. Results for 2007 also include a $64 million ($40 million after tax) charge representing the fair value of our potential liability to Visa Inc. and a $16 million ($10 million after tax) charge for the Honsador litigation.

(g)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

Other Segments				Total Segments			Reconciling Items			Key
2009	2008	2007		2009	2008	2007	2009	2008	2007	2009	2008	2007

$(188)	$(137)	$(98)		$2,550	$2,009	$2,922	$(144)	$(147)	$(137)	$2,406	$1,862	$2,785
311 (e)	41	239	(e)	1,933	1,690	2,183	102 (f)	157 (f)	58 (f)	2,035	1,847	2,241

123	(96)	141		4,483	3,699	5,105	(42)	10	(79)	4,441	3,709	5,026
___	___	___		3,157	1,540	527	2	(3)	(2)	3,159	1,537	525
___	___	___		382	424	420	___	___	___	382	424	420
40	10 (e)	53	(e)	3,232	3,083	2,662	(60)	(31)	76 (f)	3,172	3,052	2,738

83	(106)	88		(2,288)	(1,348)	1,496	16	44	(153)	(2,272)	(1,304)	1,343
(12)	(88)	(26)		(827)	(378)	504	(182) (f)	361 (f)	(128)	(1,009)	(17)	376

95	(18)	114		(1,461)	(970)	992	198	(317)	(25)	(1,263)	(1,287)	967

___	___	___		(48)	(173)	(16)	___	___	___	(48)	(173)	(16)

95	(18)	114		(1,509)	(1,143)	976	198	(317)	(25)	(1,311)	(1,460)	951

29	8	32		24	8	32	___	___	___	24	8	32

$66	$(26)	$82		$(1,533)	$(1,151)	$944	$198	$(317)	$(25)	$(1,335)	$(1,468)	$919

$142	$209	$255		$66,338	$72,671	$66,827	$48	$130	$197	$66,386	$72,801	$67,024
19,272	14,992	12,665		94,272	98,853	89,055	899	1,357	2,285	95,171	100,210	91,340
1,809	2,819	3,035		67,258	65,190	61,644	(213)	(183)	(122)	67,045	65,007	61,522

___	___	___		$148	$500	$113	$127	$161	$174	$275	$661	$287
___	___	___		2,257	1,131	271	___	___	___	2,257	1,131	271
N/M	N/M	N/M		(16.23)%	(11.26)%	13.41%	N/M	N/M	N/M	(12.15)%	(14.51)%	12.11%
N/M	N/M	N/M		(16.39)	(13.25)	13.19	N/M	N/M	N/M	(12.60)	(16.45)	11.90
40	42	43		11,410	12,358	12,908	5,288	5,737	6,026	16,698	18,095	18,934

Supplementary information (Community Banking lines of business)

Year ended December 31,	Regional Banking			Commercial Banking
dollars in millions	2009	2008	2007	2009	2008	2007

Total revenue (TE)	$2,093	$2,181	$2,344	$389	$395	$381
Provision for loan losses	472	155	76	167	66	(3)
Noninterest expense	1,723	1,593	1,540	219	185	195
Net income (loss) attributable to Key	(64)	271	455	2	90	118
Average loans and leases	19,541	19,754	18,608	8,265	8,896	8,193
Average loans held for sale	146	63	32	1	9	3
Average deposits	48,156	46,634	43,201	4,281	3,656	3,466
Net loan charge-offs	287	154	81	83	49	14
Net loan charge-offs to average loans	1.47%	.78%	.44%	1.00%	.55%	.17%
Nonperforming assets at year end	$312	$169	$119	$157	$76	$34
Return on average allocated equity	(2.76)%	12.47%	26.01%	.20%	9.88%	15.49%
Average full-time equivalent employees	8,223	8,459	8,542	309	328	349

Supplementary information (National Banking lines of business)

	Real Estate Capital
Year ended December 31,	and Corporate Banking Services			Equipment Finance			Institutional and Capital Markets			Consumer Finance
dollars in millions	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007

Total revenue (TE)	$555	$582	$697	$388	$(404)	$608	$729	$747	$624	$206	$294	$310
Provision for loan losses	1,648	662	322	360	156	69	112	122	12	398	379	51
Noninterest expense	498	319	384	392	621	372	571	647	421	171	132	117
Income (loss) from continuing operations attributable to Key	(1,012)	(249)	(6)	(228)	(833)	105	(1)	(94)	119	(248)	(137)	87
Net income (loss) attributable to Key	(1,012)	(249)	(6)	(228)	(833)	105	(7)	(88)	123	(290)	(316)	67
Average loans and leases (a)	15,265	16,658	14,132	8,508	10,119	10,626	7,708	8,299	6,739	6,909	8,736	8,274
Average loans held for sale (a)	255	727	1,309	44	40	9	203	561	343	1	4	9
Average deposits	10,397	10,271	9,662	16	17	15	2,303	1,441	1,910	296	352	355
Net loan charge-offs (a)	1,234	594	57	187	135	63	116	45	10	350	153	46
Net loan charge-offs to average loans (a)	8.08%	3.57%	.40%	2.20%	1.33%	.59%	1.50%	.54%	.15%	5.07%	1.75%	.56%
Nonperforming assets at year end (a)	$1,076	$543	$475	$313	$158	$58	$102	$53	$15	$209	$209	$40
Return on average allocated equity (a)	(39.56)%	(12.05)%	(.42)%	(34.97)%	(92.15)%	11.89%	(.09)%	(7.46)%	10.81%	(23.96)%	(14.62)%	10.82%
Return on average allocated equity	(39.56)	(12.05)	(.42)	(34.97)	(92.15)	11.89	(.63)	(6.98)	11.17	(28.02)	(33.72)	8.33
Average full-time equivalent employees (b)	981	1,194	1,297	737	903	974	846	943	1,116	274	489	587

(a)	From continuing operations.

(b)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

5. Restrictions on Cash, Dividends and Lending Activities
Federal law requires a depository institution to maintain a prescribed amount of cash or deposit reserve balances with its Federal Reserve Bank. KeyBank maintained average reserve balances aggregating $179 million in 2009 to fulfill these requirements.
Capital distributions from KeyBank and other subsidiaries are our principal source of cash flows for paying dividends on our common and preferred shares, servicing our debt and financing corporate operations. Federal banking law limits the amount of capital distributions that a bank can make to its holding company without prior regulatory approval. A national bank’s dividend-paying capacity is affected by several factors, including net profits (as defined by statute) for the two previous calendar years and for the current year, up to the date of dividend declaration.
During 2009, KeyBank did not pay any dividends to KeyCorp; nonbank subsidiaries paid KeyCorp a total of $.8 million in dividends. As of the close of business on December 31, 2009, KeyBank would not have been permitted to pay dividends to KeyCorp without prior regulatory approval since the bank had a net loss of $1.151 billion for 2009. For information related to the limitations on KeyCorp’s ability to pay dividends and repurchase common shares as a result of its participation in the U.S. Treasury’s CPP, see Note 15 (“Shareholders’ Equity”). During 2009, KeyCorp made capital infusions of $1.2 billion to KeyBank. At December 31, 2009, KeyCorp held $3.5 billion in short-term investments, which can be used to pay dividends, service debt and finance corporate operations.
Federal law also restricts loans and advances from bank subsidiaries to their parent companies (and to nonbank subsidiaries of their parent companies), and requires those transactions to be secured.
6. Securities
The amortized cost, unrealized gains and losses, and approximate fair value of our securities available for sale and held-to-maturity securities are presented in the following table. Gross unrealized gains and losses represent the difference between the amortized cost and the fair value of securities on the balance sheet as of the dates indicated. Accordingly, the amount of these gains and losses may change in the future as market conditions change.

	2009				2008
		Gross	Gross			Gross	Gross
December 31,	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
in millions	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

SECURITIES AVAILABLE FOR SALE
U.S. Treasury, agencies and corporations	$8	—	—	$8	$9	$1	—	$10
States and political subdivisions	81	$2	—	83	90	1	—	91
Collateralized mortgage obligations	14,894	187	$75	15,006	6,380	148	$5	6,523
Other mortgage-backed securities	1,351	77	—	1,428	1,505	63	1	1,567
Other securities	100	17	1	116	71	1	17	55

Total securities available for sale (a)	$16,434	$283	$76	$16,641	$8,055	$214	$23	$8,246

HELD-TO-MATURITY SECURITIES
States and political subdivisions	$3	—	—	$3	$4	—	—	$4
Other securities	21	—	—	21	21	—	—	21

Total held-to-maturity securities	$24	—	—	$24	$25	—	—	$25

(a)	Excludes retained interests in securitizations with a fair value of $182 million and $191 million at December 31, 2009 and 2008, respectively, related to the discontinued operations of the education lending business.

The following table summarizes our securities available for sale that were in an unrealized loss position as of December 31, 2009 and 2008.

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
in millions	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

DECEMBER 31, 2009
Securities available for sale:
Collateralized mortgage obligations	$4,988	$75	—	—	$4,988	$75
Other securities	2	—	$4	$1	6	1

Total temporarily impaired securities	$4,990	$75	$4	$1	$4,994	$76

DECEMBER 31, 2008
Securities available for sale:
Collateralized mortgage obligations	$107	—	$360	$5	$467	$5
Other mortgage-backed securities	3	—	15	1	18	1
Other securities	40	$13	5	4	45	17

Total temporarily impaired securities	$150	$13	$380	$10	$530	$23

Of the $76 million of gross unrealized losses at December 31, 2009, $75 million relates to 21 fixed-rate collateralized mortgage obligations, which we invested in as part of an overall A/LM strategy. Since these securities have fixed interest rates, their fair value is sensitive to movements in market interest rates. These securities have a weighted-average maturity of 3.5 years at December 31, 2009.
The unrealized losses within each investment category are considered temporary since we expect to collect all contractually due amounts from these securities. Accordingly, these investments have been reduced to their fair value through OCI, not earnings.
We regularly assess our securities portfolio for OTTI. The assessments are based on the nature of the securities, underlying collateral, the financial condition of the issuer, the extent and duration of the loss, our intent related to the individual securities, and the likelihood that we will have to sell these securities prior to expected recovery.
Debt securities identified to have OTTI are written down to their current fair value. For those debt securities that we intend to sell, or more-likely-than-not will be required to sell, prior to the expected recovery of the amortized cost, the entire impairment (i.e., difference between amortized cost and the fair value) is recognized in earnings. For those debt securities that we do not intend to sell, or it is more-likely-than-not that we will not be required to sell, prior to expected recovery, the credit portion of OTTI is recognized in earnings, while the remaining OTTI is recognized in equity as a component of AOCI on the balance sheet. For the nine months ended December 31, 2009, impairment losses through earnings and the portion of those loses recorded in equity as a component of AOCI on the balance sheet totaled $11 million and $3 million, respectively.
As shown in the following table, there were no additional credit related impairments on our debt securities during the fourth quarter of 2009. The cumulative credit impairments of $8 million all relate to residual interests associated with our education loan securitizations. These assets are included in “discontinued assets” on the balance sheet as a result of our decision to exit the education lending business. For more information about this discontinued operation, see Note 3 (“Acquisitions and Divestitures”).

Three months ended December 31, 2009
in millions

Balance at September 30, 2009	$8
Impairment recognized in earnings	—

Balance at December 31, 2009	$8

Realized gains and losses related to securities available for sale were as follows:

Year ended December 31,
in millions	2009	2008	2007

Realized gains	$129	$37	$40
Realized losses	16	39	75

Net securities gains (losses)	$113	$(2)	$(35)

At December 31, 2009, securities available for sale and held-to-maturity securities totaling $8.7 billion were pledged to secure public and trust deposits and securities sold under repurchase agreements, to facilitate access to secured funding and for other purposes required or permitted by law.
The following table shows securities by remaining maturity. Collateralized mortgage obligations and other mortgage-backed securities — both of which are included in the securities available-for-sale portfolio — are presented based on their expected average lives. The remaining securities, including all of those in the held-to-maturity portfolio, are presented based on their remaining contractual maturity. Actual maturities may differ from expected or contractual maturities since borrowers have the right to prepay obligations with or without prepayment penalties.

	Securities		Held-to-Maturity
	Available for Sale		Securities
December 31, 2009	Amortized	Fair	Amortized	Fair
in millions	Cost	Value	Cost	Value

Due in one year or less	$854	$883	$5	$5
Due after one through five years	15,381	15,552	19	19
Due after five through ten years	177	182	—	—
Due after ten years	22	24	—	—

Total (a)	$16,434	$16,641	$24	$24

(a)	At December 31, 2009, we have excluded retained interests in securitizations with an amortized cost and fair value of $173 million and $182 million, respectively, related to the discontinued operations of the education lending business. Of these amounts, $52 million ($56 million at fair value) is due after one through five years and the remaining $121 million ($126 million at fair value) is due after five through ten years.

7. Loans and Loans Held for Sale
Our loans by category are summarized as follows:

December 31,
in millions	2009		2008

Commercial, financial and agricultural	$19,248		$27,260
Commercial real estate:
Commercial mortgage	10,457	(a)	10,819
Construction	4,739	(a)	7,717

Total commercial real estate loans	15,196		18,536
Commercial lease financing	7,460		9,039

Total commercial loans	41,904		54,835
Real estate — residential mortgage	1,796		1,908
Home equity:
Community Banking	10,052		10,124
National Banking	834		1,051

Total home equity loans	10,886		11,175
Consumer other — Community Banking	1,181		1,233
Consumer other — National Banking:
Marine	2,787		3,401
Other	216		283

Total consumer other — National Banking	3,003		3,684

Total consumer loans	16,866		18,000

Total loans (b)	$58,770		$72,835

(a)	In late March 2009, we transferred $1.5 billion of loans from the construction portfolio to the commercial mortgage portfolio in accordance with regulatory guidelines pertaining to the classification of loans for projects that have reached a completed status.

(b)	Excludes loans in the amount of $3.5 billion and $3.7 billion at December 31, 2009 and 2008, respectively, related to the discontinued operations of the education lending business.
We use interest rate swaps, which modify the repricing characteristics of certain loans, to manage interest rate risk. For more information about such swaps, see Note 20 (“Derivatives and Hedging Activities”).
Our loans held for sale by category are summarized as follows:

December 31,
in millions	2009	2008

Commercial, financial and agricultural	$14	$102
Real estate — commercial mortgage	171	273
Real estate — construction	92	164
Commercial lease financing	27	7
Real estate — residential mortgage	139	77
Automobile	—	3

Total loans held for sale (a)	$443	$626

(a)	Excludes loans in the amount of $434 million and $401 million at December 31, 2009 and 2008, respectively, related to the discontinued operations of the education lending business.

Commercial and consumer lease financing receivables primarily are direct financing leases, but also include leveraged leases. The composition of the net investment in direct financing leases is as follows:

December 31,
in millions	2009	2008

Direct financing lease receivables	$5,554	$6,286
Unearned income	(573)	(678)
Unguaranteed residual value	453	529
Deferred fees and costs	61	66

Net investment in direct financing leases	$5,495	$6,203

At December 31, 2009, minimum future lease payments to be received are as follows: 2010 — $2 billion; 2011 — $1.5 billion; 2012 — $866 million; 2013 — $489 million; 2014 — $260 million; and all subsequent years — $270 million. The allowance related to lease financing receivables is $280 million at December 31, 2009.
Changes in the allowance for loan losses are summarized as follows:

Year ended December 31,
in millions	2009	2008	2007

Balance at beginning of year	$1,629	$1,195	$939

Charge-offs	(2,396)	(1,240)	(365)
Recoveries	139	109	94

Net loans charged off	(2,257)	(1,131)	(271)
Provision for loan losses from continuing operations	3,159	1,537	525
Allowance related to loans acquired, net	—	32	—
Foreign currency translation adjustment	3	(4)	2

Balance at end of year	$2,534	$1,629	$1,195

Changes in the liability for credit losses on lending-related commitments are summarized as follows:

Year ended December 31,
in millions	2009	2008	2007

Balance at beginning of year	$54	$80	$53
Provision (credit) for losses on lending-related commitments	67	(26)	28
Charge-offs	—	—	(1)

Balance at end of year (a)	$121	$54	$80

(a)	Included in “accrued expense and other liabilities” on the balance sheet.
8. Loan Securitizations and Mortgage Servicing Assets
Retained Interests in Loan Securitizations
A securitization involves the sale of a pool of loan receivables indirectly to investors through either a public or private issuance (generally by a QSPE) of asset-backed securities. Generally, the assets are transferred to a trust, which then sells bond and other interests in the form of certificates of ownership. In previous years, we sold education loans in securitizations, but we have not securitized any education loans since 2006 due to unfavorable market conditions.
A servicing asset is recorded if we purchase or retain the right to service securitized loans and receive servicing fees that exceed the going market rate. We generally retain an interest in securitized loans in the form of an interest-only strip, residual asset, servicing asset or security. Our mortgage servicing assets are discussed in this note under the heading “Mortgage Servicing Assets.” Retained interests from education loan securitizations are accounted for as debt securities and classified as “discontinued assets” on the balance sheet as a result of our decision to exit the education lending business.
In accordance with the relevant accounting guidance, QSPEs, including securitization trusts, established under the accounting guidance related to transfers of financial assets are exempt from consolidation. In June 2009, the FASB issued new guidance which will change the way entities account for securitizations and SPEs. Information related to our consolidation policy is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Basis of Presentation.” For additional information regarding how this new accounting guidance, which is effective January 1, 2010, will affect us, see Note 1 under the heading “Accounting Standards Pending Adoption at December 31, 2009.”
We use certain assumptions and estimates to determine the fair value to be allocated to retained interests at the date of transfer and at subsequent measurement dates. At December 31, 2009, primary economic assumptions used to measure the fair value of our retained interests in education loans and the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions are as follows:

December 31, 2009
dollars in millions

Fair value of retained interests	$182
Weighted-average life (years)	1.0 - 7.0

PREPAYMENT SPEED ASSUMPTIONS (ANNUAL RATE)	4.00% - 26.00%
Impact on fair value of 1% CPR	$(4)
Impact on fair value of 10% CPR	(32)

EXPECTED CREDIT LOSSES	2.00% - 80.00%
Impact on fair value of 5% loss severity increase	$(2)
Impact on fair value of 10% loss severity increase	(11)

RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL RATE)	8.50% - 14.00%
Impact on fair value of 2% increase	$(29)
Impact on fair value of 5% increase	(47)

EXPECTED DEFAULTS (STATIC RATE)	3.75% - 40.00%
Impact on fair value of 1% increase	$(9)
Impact on fair value of 10% increase	(68)

VARIABLE RETURNS TO TRANSFEREES	(a )

These sensitivities are hypothetical and should be relied upon with caution. Sensitivity analysis is based on the nature of the asset, the seasoning (i.e., age and payment history) of the portfolio, and historical results. We generally cannot extrapolate changes in fair value based on a 1% variation in assumptions because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may cause changes in another. For example, increases in market interest rates may result in lower prepayments and increased credit losses, which might magnify or counteract the sensitivities.

(a)	LIBOR plus contractual spread over LIBOR ranging from .00% to 1.30%.
The fair value measurement of our mortgage servicing assets is described in this note under the heading “Mortgage Servicing Assets.” We conduct a quarterly review of the fair values of our other retained interests. In particular, we review the historical performance of each retained interest, revise assumptions used to project future cash flows, and recalculate present values of cash flows, as appropriate.
The present values of cash flows represent the fair value of the retained interests. If the fair value of a retained interest exceeds its carrying amount, the increase in fair value is recorded in equity as a component of AOCI on the balance sheet. Conversely, if the carrying amount of a retained interest exceeds its fair value, impairment is indicated. If we intend to sell the retained interest, or more-likely-than-not will be required to sell it, before its expected recovery, then the entire impairment is recognized in earnings. If we do not have the intent to sell it, or it is more-likely-than-not that we will not be required to sell it, before expected recovery, then the credit portion of the impairment is recognized in earnings, while the remaining impairment is recognized in AOCI.
The table below shows the relationship between the education loans we manage and those held in “discontinued assets” on the balance sheet. Managed loans include those held in discontinued assets, and those securitized and sold, but still serviced by us. Related delinquencies and net credit losses are also presented.

	December 31,
			Loans Past Due		Net Credit Losses
	Loan Principal		60 Days or More		During the Year
in millions	2009	2008	2009	2008	2009	2008

Education loans managed	$7,767	$8,337	$249	$249	$253	$247
Less: Loans securitized	3,810	4,267	149	163	110	107
Loans held for sale	434	401	6	2	—	11

Loans held in discontinued assets	$3,523	$3,669	$94	$84	$143	$129

Mortgage Servicing Assets
We originate and periodically sell commercial mortgage loans but continue to service those loans for the buyers. We also may purchase the right to service commercial mortgage loans for other lenders. A servicing asset is recorded if we purchase or retain the right to service loans in exchange for servicing fees that exceed the going market rate. Changes in the carrying amount of mortgage servicing assets are summarized as follows:

Year ended December 31,
in millions	2009	2008

Balance at beginning of year	$242	$313
Servicing retained from loan sales	10	18
Purchases	18	5
Amortization	(49)	(94)

Balance at end of year	$221	$242

Fair value at end of year	$334	$406

The fair value of mortgage servicing assets is determined by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on current market conditions. Primary economic assumptions used to measure the fair value of our mortgage servicing assets at December 31, 2009 and 2008, are:
♦	prepayment speed generally at an annual rate of 0.00% to 25.00%;

♦	expected credit losses at a static rate of 2.00%; and

♦	residual cash flows discount rate of 8.50% to 15.00%.
Changes in these assumptions could cause the fair value of mortgage servicing assets to change in the future. The volume of loans serviced and expected credit losses are critical to the valuation of servicing assets. At December 31, 2009, a 1.00% increase in the assumed default rate of commercial mortgage loans would cause an $8 million decrease in the fair value of our mortgage servicing assets.
Contractual fee income from servicing commercial mortgage loans totaled $71 million for 2009, $68 million for 2008 and $77 million for 2007. We have elected to remeasure servicing assets using the amortization method. The amortization of servicing assets is determined in proportion to, and over the period of, the estimated net servicing income. The amortization of servicing assets for each period, as shown in the preceding table, is recorded as a reduction to fee income. Both the contractual fee income and the amortization are recorded in “other income” on the income statement.
Additional information pertaining to the accounting for mortgage and other servicing assets is included in Note 1 under the heading “Servicing Assets.”
Note 9. Variable Interest Entities
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
Our VIEs, including those consolidated and those in which we hold a significant interest, are summarized below. We define a “significant interest” in a VIE as a subordinated interest that exposes us to a significant portion, but not the majority, of the VIE’s expected losses or residual returns.

	Consolidated VIEs	Unconsolidated VIEs
	Total	Total	Total	Maximum
in millions	Assets	Assets	Liabilities	Exposure to Loss

December 31, 2009
LIHTC funds	$181	$175	—	—
LIHTC investments	N/A	896	—	$446

Our involvement with VIEs is described below.
Consolidated VIEs
LIHTC guaranteed funds. KAHC formed limited partnerships, known as funds, which invested in LIHTC operating partnerships. Interests in these funds were offered in syndication to qualified investors who paid a fee to KAHC for a guaranteed return. We also earned syndication fees from the funds and continue to earn asset management fees. The funds’ assets primarily are investments in LIHTC operating partnerships, which totaled $160 million at December 31, 2009. These investments are recorded in “accrued income and other assets” on the balance sheet and serve as collateral for the funds’ limited obligations.
We have not formed new funds or added LIHTC partnerships since October 2003. However, we continue to act as asset manager and provide occasional funding for existing funds under a guarantee obligation. As a result of this guarantee obligation, we have determined that we are the primary beneficiary of these funds. We recorded expenses of $18 million related to this guarantee obligation during 2009. Additional information on return guarantee agreements with LIHTC investors is presented in Note 19 (“Commitments, Contingent Liabilities and Guarantees”) under the heading “Guarantees.”
In accordance with the applicable accounting guidance for distinguishing liabilities from equity, third-party interests associated with our LIHTC guaranteed funds are considered mandatorily redeemable instruments and are recorded in “accrued expense and other liabilities” on the balance sheet. However, the FASB has indefinitely deferred the measurement and recognition provisions of this accounting guidance for mandatorily redeemable third-party interests associated with finite-lived subsidiaries, such as our LIHTC guaranteed funds. We adjust our financial statements each period for the third-party investors’ share of the funds’ profits and losses. At December 31, 2009, we estimated the settlement value of these third-party interests to be between $110 million and $122 million, while the recorded value, including reserves, totaled $181 million. The partnership agreement for each of our guaranteed funds requires the fund to be dissolved by a certain date.
Unconsolidated VIEs
LIHTC nonguaranteed funds. Although we hold significant interests in certain nonguaranteed funds that we formed and funded, we have determined that we are not the primary beneficiary of those funds because we do not absorb the majority of the funds’ expected losses. At December 31, 2009, assets of these unconsolidated nonguaranteed funds totaled $175 million. Our maximum exposure to loss in connection with these funds is minimal, and we do not have any liability recorded related to the funds. We have not formed nonguaranteed funds since October 2003.
LIHTC investments. Through the Community Banking business group, we have made investments directly in LIHTC operating partnerships formed by third parties. As a limited partner in these operating partnerships, we are allocated tax credits and deductions associated with the underlying properties. We have determined that we are not the primary beneficiary of these investments because the general partners are more closely associated with the partnerships’ business activities. At December 31, 2009, assets of these unconsolidated LIHTC operating partnerships totaled approximately $896 million. At December 31, 2009, our maximum exposure to loss in connection with these partnerships is the unamortized investment balance of $369 million plus $77 million of tax credits claimed but subject to recapture. We do not have any liability recorded related to these investments because we believe the likelihood of any loss in connection with these partnerships is remote. During 2009, we did not obtain significant direct investments (either individually or in the aggregate) in LIHTC operating partnerships.
We have additional investments in unconsolidated LIHTC operating partnerships that are held by the consolidated LIHTC guaranteed funds. Total assets of these operating partnerships were approximately $1.3 billion at December 31, 2009. The tax credits and deductions associated with these properties are allocated to the funds’ investors based on their ownership percentages. We have determined that we are not the primary beneficiary of these partnerships because the general partners are more closely associated with the partnerships’ business activities. Information regarding our exposure to loss in connection with these guaranteed funds is included in Note 19 under the heading “Return guarantee agreement with LIHTC investors.”
Commercial and residential real estate investments and principal investments. Our Principal Investing unit and the Real Estate Capital and Corporate Banking Services line of business make equity and mezzanine investments, some of which are in VIEs. These investments are held by nonregistered investment companies subject to the provisions of the AICPA Audit and Accounting Guide, “Audits of Investment Companies.” We are not currently applying the accounting or disclosure provisions in the applicable accounting guidance for consolidations to these investments, which remain unconsolidated. The FASB deferred the effective date of this guidance for such nonregistered investment companies until the AICPA clarifies the scope of the Audit Guide.
In June 2009, the FASB issued new accounting guidance which will change how a company determines when an entity that is insufficiently capitalized or not controlled through voting (or similar) rights should be consolidated. Additional information regarding this guidance is provided in Note 1 under the heading “Accounting Standards Pending Adoption at December 31, 2009.”

10. Nonperforming Assets and Past Due Loans from Continuing Operations
Impaired loans totaled $1.9 billion at December 31, 2009, compared to $985 million at December 31, 2008. Impaired loans had an average balance of $1.7 billion for 2009, $750 million for 2008 and $241 million for 2007. Restructured loans totaled $364 million at December 31, 2009, of which $225 million were accruing interest. Restructured loans were nominal at December 31, 2008.
Our nonperforming assets and past due loans were as follows:

December 31,
in millions	2009	2008

Impaired loans	$1,903	$985
Other nonaccrual loans	59	236
Restructured loans accruing interest (a)	225	___

Total nonperforming loans	2,187	1,221

Nonperforming loans held for sale	116	90

Other real estate owned (“OREO”)	191	110
Allowance for OREO losses	(23)	(3)

OREO, net of allowance	168	107
Other nonperforming assets	39	42

Total nonperforming assets	$2,510	$1,460

Impaired loans with a specifically allocated allowance	$1,645	$876
Specifically allocated allowance for impaired loans	300	178

Restructured loans included in nonaccrual loans (a)	$139	___
Restructured loans with a specifically allocated allowance (b)	357	___
Specifically allocated allowance for restructured loans (c)	44	___

Accruing loans past due 90 days or more	$331	$413
Accruing loans past due 30 through 89 days	933	1,230

(a)	Restructured loans (i.e. troubled debt restructurings) are those for which we, for reasons related to a borrower’s financial difficulties, have granted a concession to the borrower that we would not otherwise have considered. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance. Restructured loans in compliance with their modified terms continue to accrue interest.

(b)	Included in impaired loans with a specifically allocated allowance.

(c)	Included in specifically allocated allowance for impaired loans.
At December 31, 2009, we did not have any significant commitments to lend additional funds to borrowers with loans on nonperforming status.
We evaluate the collectibility of our loans by applying historical loss experience rates to loans with similar risk characteristics. These loss rates are adjusted to reflect emerging credit trends and other factors to determine the appropriate level of allowance for loan losses to be allocated to each loan type. As described in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Allowance for Loan Losses,” we conduct further analysis to determine the probable loss content of impaired loans with larger balances. We do not perform a loan-specific impairment valuation for smaller-balance, homogeneous, nonaccrual loans (shown in the preceding table as “Other nonaccrual loans”), such as residential mortgages, home equity loans and various types of installment loans.

The following table shows the amount by which loans and loans held for sale that were classified as nonperforming at December 31 reduced expected interest income.

Year ended December 31,
in millions	2009	2008	2007
Interest income receivable under original terms	$94	$52	$57
Less: Interest income recorded during the year	53	36	42

Net reduction to interest income	$41	$16	$15

11. Goodwill and Other Intangible Assets
Goodwill represents the amount by which the cost of net assets acquired in a business combination exceeds their fair value. Other intangible assets primarily are customer relationships and the net present value of future economic benefits to be derived from the purchase of core deposits. Additional information pertaining to our accounting policy for goodwill and other intangible assets is summarized in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Goodwill and Other Intangible Assets.”
During the first quarter of 2009, our review of impairment indicators prompted additional impairment testing of the carrying amount of the goodwill and other intangible assets assigned to our Community Banking and National Banking units. This review indicated that the estimated fair value of the Community Banking unit was greater than its carrying amount, while the estimated fair value of the National Banking unit was less than its carrying amount, reflecting continued weakness in the financial markets. Based on the results of additional impairment testing, we recorded a $223 million pre-tax impairment charge and have now written off all of the goodwill that had been assigned to the National Banking unit.
In April 2009, we decided to wind down the operations of Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers. Accordingly, we have accounted for this business as a discontinued operation. Of the $223 million impairment charge recorded for the National Banking unit, $27 million is related to the Austin discontinued operation, and has been reclassified to “income (loss) from discontinued operations, net of taxes” on the income statement. See Note 3 (“Acquisitions and Divestitures”) for additional information regarding the Austin discontinued operations.
Based on reviews of impairment indicators during both the second and third quarters of 2009, we determined that further reviews of goodwill recorded in our Community Banking unit were necessary. These further reviews indicated that the estimated fair value of the Community Banking unit continued to exceed its carrying amount at both September 30, 2009, and June 30, 2009. Accordingly, no further impairment testing was required.
Our annual goodwill impairment testing was performed as of October 1, 2009, and we determined that the estimated fair value of the Community Banking unit was 13% greater than its carrying amount. Therefore, no further testing was required. A sensitivity analysis of the estimated fair value of the Community Banking unit was performed, which indicated that the fair value continued to exceed the carrying amount under deteriorating assumptions. If actual results and market and economic conditions were to differ from the related assumptions and data used, the estimated fair value of the Community Banking unit could change in the future.
In 2008, our annual goodwill impairment testing performed as of October 1 indicated that the estimated fair value of the National Banking unit was less than its carrying amount, reflecting unprecedented weakness in the financial markets. As a result, we recorded a $465 million impairment charge. In

September 2008, we decided to limit new student loans to those backed by government guarantee. As a result, we wrote off $4 million of goodwill during the third quarter of 2008.
Changes in the carrying amount of goodwill by reporting unit are presented in the following table.

	Community	National
in millions	Banking	Banking	Total
BALANCE AT DECEMBER 31, 2007	$565	$669 (a)	$1,234
Acquisition of U.S.B. Holding Co., Inc.	352	—	352
Impairment losses based on results of annual impairment testing	—	(465)	(465)
Impairment of goodwill related to cessation of private education lending program	—	(4)	(4)
Adjustment to Tuition Management Systems goodwill	—	(4)	(4)

BALANCE AT DECEMBER 31, 2008	917	196 (a)	1,113
Impairment losses based on results of interim impairment testing	—	(196)	(196)

BALANCE AT DECEMBER 31, 2009	$917	—	$917

(a)	Excludes goodwill in the amount of $25 million and $18 million at December 31, 2008 and 2007, respectively, related to the discontinued operations of Austin.
Accumulated impairment losses related to the National Banking reporting unit totaled $665 million at December 31, 2009, and $469 million at December 31, 2008. There were no accumulated impairment losses related to the Community Banking unit at December 31, 2009 and 2008.
As of December 31, 2009, we expected goodwill in the amount of $197 million to be deductible for tax purposes in future periods.
The following table shows the gross carrying amount and the accumulated amortization of intangible assets subject to amortization.

December 31,	2009		2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
in millions	Amount	Amortization	Amount	Amortization
Intangible assets subject to amortization:
Core deposit intangibles	$65	$40	$65	$32
Other intangible assets (a)	154	129	155	72

Total	$219	$169	$220	$104

(a)	Gross carrying amount and accumulated amortization excludes $18 million and $17 million respectively at December 31, 2009, and $18 million and $6 million, respectively, at December 31, 2008, related to the discontinued operations of Austin.
During 2009, we identified a $45 million intangible asset related to vendor relationships in the equipment leasing business that was impaired as a result of our actions to cease conducting business in the commercial vehicle and office equipment leasing markets. As a result, we recorded a $45 million charge to write off this intangible asset.
During 2008, we recorded core deposit intangibles with a fair value of $33 million in conjunction with the purchase of U.S.B. Holding Co., Inc. These core deposit intangibles are being amortized using the economic depletion method over a period of ten years. Additional information pertaining to this acquisition is included in Note 3.
Intangible asset amortization expense was $76 million for 2009, $29 million for 2008 and $23 million for 2007. Estimated amortization expense for intangible assets for each of the next five years is as follows: 2010 — $14 million; 2011 — $7 million; 2012 — $6 million; 2013 — $5 million; and 2014 — $4 million.

12. Short-Term Borrowings
Selected financial information pertaining to the components of our short-term borrowings is as follows:

dollars in millions	2009	2008	2007
FEDERAL FUNDS PURCHASED
Balance at year end	$160	$137	$2,355
Average during the year	143	1,312	2,742
Maximum month-end balance	214	3,272	4,246
Weighted-average rate during the year	.16%	2.44%	5.11%
Weighted-average rate at December 31.11		.74	4.30

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Balance at year end	$1,582	$1,420	$1,572
Average during the year	1,475	1,535	1,588
Maximum month-end balance	1,582	1,876	1,701
Weighted-average rate during the year	.32%	1.63%	4.28%
Weighted-average rate at December 31.32		.83	3.67

OTHER SHORT-TERM BORROWINGS
Balance at year end	$340	$8,477	$5,861
Average during the year	1,907	5,931	2,423
Maximum month-end balance	5,078	9,747	5,861
Weighted-average rate during the year	.84%	2.20%	4.28%
Weighted-average rate at December 31	3.22	.97	4.10

Rates exclude the effects of interest rate swaps and caps, which modify the repricing characteristics of certain short-term borrowings. For more information about such financial instruments, see Note 20 (“Derivatives and Hedging Activities”).
As described below, KeyCorp and KeyBank have a number of programs and facilities that support our short-term financing needs. In addition, certain subsidiaries maintain credit facilities with third parties, which provide alternative sources of funding in light of current market conditions. KeyCorp is the guarantor of some of the third-party facilities.
Bank note program. KeyBank’s note program allows for the issuance of up to $20 billion of notes. These notes may have original maturities from thirty days up to thirty years. During 2009, KeyBank did not issue any notes under this program. At December 31, 2009, $16.5 billion was available for future issuance. Amounts outstanding under this program are classified as “long-term debt” on the balance sheet.
Euro medium-term note program. Under our Euro medium-term note program, KeyCorp and KeyBank may, subject to the completion of certain filings, issue both long- and short-term debt of up to $10 billion in the aggregate ($9 billion by KeyBank and $1 billion by KeyCorp). The notes are offered exclusively to non-U.S. investors, and can be denominated in U.S. dollars or foreign currencies. We did not issue any notes under this program during 2009. At December 31, 2009, $8.3 billion was available for future issuance. Amounts outstanding under this program are classified as “long-term debt” on the balance sheet.
KeyCorp shelf registration, including medium-term note program. In June 2008, KeyCorp filed an updated shelf registration statement with the SEC under rules that allow companies to register various types of debt and equity securities without limitations on the aggregate amounts available for issuance. During the same month, KeyCorp filed an updated prospectus supplement, renewing a medium-term note program that permits KeyCorp to issue notes with original maturities of nine months or more. KeyCorp issued $438 million of medium-term notes during 2009, all of which were FDIC-guaranteed under the TLGP. At December 31, 2009, KeyCorp had authorized and available for issuance up to $1.5 billion of additional debt securities under the medium-term note program.

KeyCorp’s Board of Directors has also authorized an equity shelf program pursuant to which we conduct “at-the-market” offerings of our common shares. On May 11, 2009, we commenced a public “at-the-market” offering of up to $750 million in aggregate gross proceeds of common shares, and filed a prospectus supplement to KeyCorp’s existing automatic shelf registration statement on file with the SEC in connection with such offering. We increased the aggregate gross sales price of the common shares to be issued to $1 billion on June 2, 2009, and, on the same date, announced that we had successfully issued all $1 billion in additional common shares. In conjunction with the common stock offering, we issued 205,438,975 shares at an average price of $4.87 per share and raised a total of $987 million in net proceeds. KeyCorp’s equity shelf program serves as an available source of liquidity, subject to Board approval for future issuances of common shares and the completion of certain supplemental SEC filings.
KeyCorp also maintains a shelf registration for the issuance of capital securities or preferred stock, which serves as an additional source of liquidity. At December 31, 2009, KeyCorp had authorized and available for issuance up to $1.3 billion of preferred stock or capital securities.
Commercial paper. KeyCorp has a commercial paper program that provides funding availability of up to $500 million. At December 31, 2009, there were no borrowings outstanding under this program.
Other short-term credit facilities. We maintain a large balance in our Federal Reserve account, which has reduced our need to obtain funds through various short-term unsecured money market products. This account and the unpledged securities in our investment portfolio provide a buffer to address unexpected short-term liquidity needs. We also have secured borrowing facilities at the Federal Home Loan Bank of Cincinnati and the Federal Reserve Bank of Cleveland to facilitate short-term liquidity requirements. As of December 31, 2009, our unused secured borrowing capacity was $11 billion at the Federal Reserve Bank of Cleveland and $3.8 billion at the Federal Home Loan Bank. Additionally, at December 31, 2009, we maintained a $960 million balance at the Federal Reserve.

13. Long-Term Debt
The following table presents the components of our long-term debt, net of unamortized discounts and adjustments related to hedging with derivative financial instruments:

December 31,
dollars in millions	2009	2008
Senior medium-term notes due through 2013 (a)	$1,698	$2,270
Senior Euro medium-term notes due through 2011 (b)	470	459
1.030% Subordinated notes due 2028 (c)	158	201
6.875% Subordinated notes due 2029 (c)	96	231
7.750% Subordinated notes due 2029 (c)	122	271
5.875% Subordinated notes due 2033 (c)	128	195
6.125% Subordinated notes due 2033 (c)	60	82
5.700% Subordinated notes due 2035 (c)	177	295
7.000% Subordinated notes due 2066 (c)	192	360
6.750% Subordinated notes due 2066 (c)	342	562
8.000% Subordinated notes due 2068 (c)	580	836
9.580% Subordinated notes due 2027 (c)	21	21
3.861% Subordinated notes due 2031 (c)	20	20
3.084% Subordinated notes due 2034 (c)	10	10

Total parent company	4,074	5,813

Senior medium-term notes due through 2039 (d)	2,065	2,671
Senior Euro medium-term notes due through 2013 (e)	1,483	2,362
7.413% Subordinated remarketable notes due 2027 (f)	260	311
7.00% Subordinated notes due 2011 (f)	536	554
7.30% Subordinated notes due 2011 (f)	113	117
5.70% Subordinated notes due 2012 (f)	324	332
5.80% Subordinated notes due 2014 (f)	824	861
4.95% Subordinated notes due 2015 (f)	253	253
5.45% Subordinated notes due 2016 (f)	542	578
5.70% Subordinated notes due 2017 (f)	221	242
4.625% Subordinated notes due 2018 (f)	90	101
6.95% Subordinated notes due 2028 (f)	301	248
Lease financing debt due through 2015 (g)	44	365
Federal Home Loan Bank advances due through 2036 (h)	428	132
Mortgage financing debt due through 2011 (i)	—	55

Total subsidiaries	7,484	9,182

Total long-term debt	$11,558	$14,995

We use interest rate swaps and caps, which modify the repricing characteristics of certain long-term debt, to manage interest rate risk. For more information about such financial instruments, see Note 20 (“Derivatives and Hedging Activities”).
(a)	The senior medium-term notes had weighted-average interest rates of 3.34% at December 31, 2009, and 3.41% at December 31, 2008. These notes had a combination of fixed and floating interest rates, and may not be redeemed prior to their maturity dates.

(b)	Senior Euro medium-term notes had weighted-average interest rates of .47% at December 31, 2009, and 2.35% at December 31, 2008. These notes had a floating interest rate based on the three-month LIBOR and may not be redeemed prior to their maturity dates.

(c)	See Note 14 (“Capital Securities Issued by Unconsolidated Subsidiaries”) for a description of these notes.

(d)	Senior medium-term notes had weighted-average interest rates of 3.53% at December 31, 2009, and 3.95% at December 31, 2008. These notes had a combination of fixed and floating interest rates, and may not be redeemed prior to their maturity dates.

(e)	Senior Euro medium-term notes had weighted-average interest rates of .43% at December 31, 2009, and 2.55% at December 31, 2008. These notes had a combination of fixed and floating interest rates based on LIBOR, and may not be redeemed prior to their maturity dates.

(f)	Only the subordinated remarketable notes due 2027 may be redeemed prior to their maturity dates.

(g)	Lease financing debt had weighted-average interest rates of 6.10% at December 31, 2009, and 4.66% at December 31, 2008. This category of debt consists primarily of nonrecourse debt collateralized by leased equipment under operating, direct financing and sales-type leases.

(h)	Long-term advances from the Federal Home Loan Bank had weighted-average interest rates of 1.94% at December 31, 2009, and 5.18% at December 31, 2008. These advances, which had a combination of fixed and floating interest rates, were secured by real estate loans and securities totaling $650 million at December 31, 2009, and $179 million at December 31, 2008.

(i)	Mortgage financing debt had a weighted-average interest rate of 4.84% at December 31, 2008. This category of debt was collateralized by real estate properties.
At December 31, 2009, scheduled principal payments on long-term debt were as follows:

in millions	Parent	Subsidiaries	Total
2010	$679	$827	$1,506
2011	290	1,419	1,709
2012	437	2,439	2,876
2013	762	31	793
2014	—	839	839
All subsequent years	1,906	1,929	3,835

14. Capital Securities Issued by Unconsolidated Subsidiaries
We own the outstanding common stock of business trusts formed by us that issued corporation-obligated mandatorily redeemable preferred capital securities. The trusts used the proceeds from the issuance of their capital securities and common stock to buy debentures issued by KeyCorp. These debentures are the trusts’ only assets; the interest payments from the debentures finance the distributions paid on the capital securities.
The capital securities provide an attractive source of funds: they constitute Tier 1 capital for regulatory reporting purposes, but have the same federal tax advantages as debt. In 2005, the Federal Reserve adopted a rule that allows bank holding companies to continue to treat capital securities as Tier 1 capital, but imposed stricter quantitative limits that were to take effect March 31, 2009. On March 17, 2009, in light of continued stress in the financial markets, the Federal Reserve delayed the effective date of these new limits until March 31, 2011. We believe the new rule will not have any material effect on our financial condition.
We unconditionally guarantee the following payments or distributions on behalf of the trusts:
ƫ	required distributions on the capital securities;

ƫ	the redemption price when a capital security is redeemed; and

ƫ	the amounts due if a trust is liquidated or terminated.
On June 3, 2009, we commenced an offer to exchange common shares for any and all institutional capital securities issued by the KeyCorp Capital I, KeyCorp Capital II, KeyCorp Capital III and KeyCorp Capital VII trusts. The institutional exchange offer, which expired on June 30, 2009, is a component of our comprehensive capital plan, which we devised in response to the SCAP, which determined that we needed to increase our Tier 1 common equity. For more information on this exchange offer, see Note 15 (“Shareholders’ Equity”).

In an effort to further enhance our Tier 1 common equity by $1.8 billion, on July 8, 2009, we commenced a separate offer to exchange Key’s common shares for any and all retail capital securities issued by the KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VIII, KeyCorp Capital IX and KeyCorp Capital X trusts. On July 22, 2009, we amended this exchange offer to set the maximum aggregate liquidation preference amount that would be accepted at $500 million. This exchange offer expired on August 4, 2009. For further information related to this exchange offer and other capital-generating activities, see Note 15.
The capital securities, common stock and related debentures are summarized as follows:

			Principal	Interest Rate	Maturity
	Capital		Amount of	of Capital	of Capital
	Securities,	Common	Debentures,	Securities and	Securities and
dollars in millions	Net of Discount (a)	Stock	Net of Discount (b)	Debentures (c)	Debentures

December 31, 2009
KeyCorp Capital I	$156	$6	$158	1.030%	2028
KeyCorp Capital II	97	4	96	6.875	2029
KeyCorp Capital III	130	4	122	7.750	2029
KeyCorp Capital V	115	4	128	5.875	2033
KeyCorp Capital VI	55	2	60	6.125	2033
KeyCorp Capital VII	165	5	177	5.700	2035
KeyCorp Capital VIII	182	—	192	7.000	2066
KeyCorp Capital IX	343	—	342	6.750	2066
KeyCorp Capital X	579	—	580	8.000	2068
Union State Capital I	20	1	21	9.580	2027
Union State Statutory II	20	—	20	3.861	2031
Union State Statutory IV	10	—	10	3.084	2034

Total	$1,872	$26	$1,906	6.577%	—

December 31, 2008	$3,042	$40	$3,084	6.931%	—

(a)	The capital securities must be redeemed when the related debentures mature, or earlier if provided in the governing indenture. Each issue of capital securities carries an interest rate identical to that of the related debenture. Basis adjustments of $81 million at December 31, 2009, and $459 million at December 31, 2008, related to fair value hedges are included in certain capital securities. See Note 20 (“Derivatives and Hedging Activities”) for an explanation of fair value hedges.

(b)	We have the right to redeem our debentures: (i) in whole or in part, on or after July 1, 2008 (for debentures owned by KeyCorp Capital I); March 18, 1999 (for debentures owned by KeyCorp Capital II); July 16, 1999 (for debentures owned by KeyCorp Capital III); July 21, 2008 (for debentures owned by KeyCorp Capital V); December 15, 2008 (for debentures owned by KeyCorp Capital VI); June 15, 2010 (for debentures owned by KeyCorp Capital VII); June 15, 2011 (for debentures owned by KeyCorp Capital VIII); December 15, 2011 (for debentures owned by KeyCorp Capital IX); March 15, 2013 (for debentures owned by KeyCorp Capital X); February 1, 2007 (for debentures owned by Union State Capital I); July 31, 2006 (for debentures owned by Union State Statutory II); and April 7, 2009 (for debentures owned by Union State Statutory IV); and (ii) in whole at any time within 90 days after and during the continuation of a “tax event,” an “investment company event” or a “capital treatment event” (as defined in the applicable indenture). If the debentures purchased by KeyCorp Capital I, KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VII, KeyCorp Capital VIII, KeyCorp Capital IX, KeyCorp Capital X or Union State Statutory IV are redeemed before they mature, the redemption price will be the principal amount, plus any accrued but unpaid interest. If the debentures purchased by KeyCorp Capital II or KeyCorp Capital III are redeemed before they mature, the redemption price will be the greater of: (a) the principal amount, plus any accrued but unpaid interest or (b) the sum of the present values of principal and interest payments discounted at the Treasury Rate (as defined in the applicable indenture), plus 20 basis points (25 basis points for KeyCorp Capital III), plus any accrued but unpaid interest. If the debentures purchased by Union State Capital I are redeemed before they mature, the redemption price will be 104.31% of the principal amount, plus any accrued but unpaid interest. If the debentures purchased by Union State Statutory II are redeemed before they mature, the redemption price will be 104.50% of the principal amount, plus any accrued but unpaid interest. When debentures are redeemed in response to tax or capital treatment events, the redemption price generally is slightly more favorable to us. The principal amount of debentures includes adjustments related to hedging with financial instruments totaling $89 million at December 31, 2009, and $461 million at December 31, 2008.

(c)	The interest rates for KeyCorp Capital II, KeyCorp Capital III, KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VII, KeyCorp Capital VIII, KeyCorp Capital IX, KeyCorp Capital X and Union State Capital I are fixed. KeyCorp Capital I has a floating interest rate equal to three-month LIBOR plus 74 basis points that reprices quarterly. Union State Statutory II has a floating interest rate equal to three-month LIBOR plus 358 basis points that reprices quarterly. Union State Statutory IV has a floating interest rate equal to three-month LIBOR plus 280 basis points that reprices quarterly. The total interest rates are weighted-average rates.

15. Shareholders’ Equity
Preferred Stock
Series A. During 2008, KeyCorp issued $658 million, or 6,575,000 shares, of Series A Preferred Stock, with a liquidation preference of $100 per share. The Series A Preferred Stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a noncumulative dividend at the rate of 7.75% per annum at the discretion of Key’s Board of Directors; and (iii) is not redeemable at any time. The Series A Preferred Stock ranks senior to our common shares and is on parity with the Series B Preferred Stock discussed below in the event of our liquidation or dissolution. Each share of Series A Preferred Stock is convertible by the investor at any time into 7.0922 common shares (equivalent to an initial conversion price of approximately $14.10 per common share), plus cash in lieu of fractional shares. The conversion rate may change upon the consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 15, 2013, if the closing price of our common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, we may automatically convert some or all of the outstanding Series A Preferred Stock into common shares at the then prevailing conversion rate.
Series B. During 2008, we received approval to participate in the U.S. Treasury’s CPP. Accordingly, during 2008, we raised $2.5 billion of capital, including $2.4 billion, or 25,000 shares, of fixed-rate cumulative perpetual preferred stock, Series B (“Series B Preferred Stock”), with a liquidation preference of $100,000 per share, which was purchased by the U.S. Treasury.
The Series B Preferred Stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (iii) is callable at par plus accrued and unpaid dividends at any time. The Series B Preferred Stock ranks senior to our common shares and is on parity with the Series A Preferred Stock in the event of our liquidation or dissolution.
The terms of the transaction with the U.S. Treasury include limitations on our ability to pay dividends on and repurchase common shares. For three years after the issuance or until the U.S. Treasury no longer holds any Series B Preferred Stock, we will not be able to increase dividends on our Common Shares above the level paid in the third quarter of 2008, nor will we be permitted to repurchase any of our common shares or preferred stock without the approval of the U.S. Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).
Common Stock Warrant
During 2008, in conjunction with our participation in the CPP discussed above, we granted a warrant to purchase 35,244,361 common shares to the U.S. Treasury, which we recorded at a fair value of $87 million. The warrant gives the U.S. Treasury the option to purchase common shares at an exercise price of $10.64 per share. The warrant has a term of ten years, is immediately exercisable, in whole or in part, and is transferable. The U.S. Treasury has agreed not to exercise voting power with respect to any common shares we issue upon exercise of the Warrant.
Supervisory Capital Assessment Program and Our Capital-Generating Activities
To implement the CAP, the Federal Reserve, the Federal Reserve Banks, the FDIC and the OCC commenced a review of the capital of all domestic bank holding companies with risk-weighted assets of more than $100 billion at December 31, 2008, of which we were one. This review, referred to as the SCAP, involved a forward-looking capital assessment, or “stress test.” As announced on May 7, 2009, under the SCAP assessment, our regulators determined that we needed to generate $1.8 billion in additional Tier 1 common equity or contingent common equity (i.e., mandatorily convertible preferred shares).

Pursuant to the requirements of the SCAP assessment, we submitted a comprehensive capital plan to the Federal Reserve Bank of Cleveland on June 1, 2009, describing how we would raise the required amount of additional Tier 1 common equity from nongovernmental sources. During the second quarter of 2009, we completed various transactions, as discussed below, to generate the additional capital.
Common stock offering. On May 11, 2009, we launched a public “at-the-market” offering of up to $750 million in aggregate gross proceeds of common shares. On June 2, 2009, we increased the aggregate gross sales price of the common shares to be issued to $1 billion and announced that we had successfully issued all $1 billion in additional common shares. In conjunction with this offering, we issued 205,438,975 common shares at an average price of $4.87 per share.
Series A Preferred Stock public exchange offer. On June 3, 2009, we launched an offer to exchange common shares for any and all outstanding shares of Series A Preferred Stock. In connection with this exchange offer, which expired on June 30, 2009, we issued 29,232,025 common shares, or 3.67% of our issued and outstanding common shares at that date, for 2,130,461 shares of the outstanding Series A Preferred Stock, representing $213 million aggregate liquidation preference. The exchange ratio for this exchange offer was 13.7210 common shares per share of Series A Preferred Stock.
Other Preferred Stock Private Exchanges
During April and May 2009, we entered into agreements with certain institutional shareholders who had contacted us to exchange Series A Preferred Stock held by the institutional shareholders for common shares. In the aggregate, we exchanged 17,369,926 common shares, or 3.25% of our issued and outstanding common shares at May 18, 2009 (the date on which the last of the exchange transactions settled), for 1,539,700 shares of the Series A Preferred Stock. The exchanges were conducted in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange. We utilized treasury shares to complete the transactions.
Institutional capital securities exchange offer. On June 3, 2009, we launched a separate offer to exchange common shares for any and all institutional capital securities issued by the KeyCorp Capital I, KeyCorp Capital II, KeyCorp Capital III and KeyCorp Capital VII trusts. In connection with this exchange offer, which expired on June 30, 2009, we issued 46,338,101 common shares, or 5.81% of our issued and outstanding common shares at that date, for $294 million aggregate liquidation preference of the outstanding capital securities in the aforementioned trusts. The exchange ratios for this exchange offer, which ranged from 132.5732 to 160.9818 common shares per $1,000 liquidation preference of capital securities, were based on the timing of each investor’s tender offer and the trust from which the capital securities were tendered.
In the aggregate, the Series A Preferred Stock and the institutional capital securities exchange offers generated $544 million of additional Tier 1 common equity. Both exchanges were conducted in reliance upon the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended.
We have complied with the requirements of the SCAP assessment, having generated total Tier 1 common equity in excess of $1.8 billion. We raised: (i) $1.5 billion of capital through three of the above transactions, (ii) $149 million of capital through other exchanges of Series A Preferred Stock, (iii) $125 million of capital through the sale of certain securities, and (iv) approximately $70 million of capital by reducing our dividend and interest obligations on the exchanged securities through the SCAP assessment period, which ends on December 31, 2010. Successful completion of our capital transactions has strengthened our capital framework. KeyCorp’s improved Tier 1 common equity ratio will benefit us should economic conditions worsen or any economic recovery be delayed.

Retail Capital Securities Exchange Offer
In an effort to further enhance our Tier 1 common equity, on July 8, 2009, we commenced a separate, SEC-registered offer to exchange common shares for any and all retail capital securities issued by the KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VIII, KeyCorp Capital IX and KeyCorp Capital X trusts. After an enthusiastic response, we announced that we would limit this exchange offer to capital securities with an aggregate liquidation preference of $500 million. Shares tendered exceeded this amount. In connection with this exchange offer, which expired on August 4, 2009, we issued 81,278,214 common shares, or 9.25% of the issued and outstanding common shares at that date. The exchange ratios for this exchange offer, which ranged from 3.8289 to 4.1518 common shares per $25 liquidation preference of capital securities, were based on the timing of each investor’s tender offer and the trust from which the capital securities were tendered. The retail capital securities exchange offer generated approximately $505 million of additional Tier 1 common equity.
Capital Adequacy
KeyCorp and KeyBank must meet specific capital requirements imposed by federal banking regulators. Sanctions for failure to meet applicable capital requirements may include regulatory enforcement actions that restrict dividend payments, require the adoption of remedial measures to increase capital, terminate FDIC deposit insurance, and mandate the appointment of a conservator or receiver in severe cases. In addition, failure to maintain a well-capitalized status affects how regulatory applications for certain activities, including acquisitions, continuation and expansion of existing activities, and commencement of new activities are evaluated, and could make clients and potential investors less confident. As of December 31, 2009, KeyCorp and KeyBank met all regulatory capital requirements.
Federal bank regulators apply certain capital ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” At December 31, 2008, the most recent regulatory notification classified KeyBank as “well capitalized.” We believe there has not been any change in condition or event since the most recent notification that would cause KeyBank’s capital classification to change.
Bank holding companies are not assigned to any of the five capital categories applicable to insured depository institutions. However, if those categories applied to bank holding companies, we believe KeyCorp would satisfy the criteria for a “well capitalized” institution at December 31, 2009 and 2008. The FDIC-defined capital categories serve a limited regulatory function and may not accurately represent our overall financial condition or prospects.

The following table presents Key’s and KeyBank’s actual capital amounts and ratios, minimum capital amounts and ratios prescribed by regulatory guidelines, and capital amounts and ratios required to qualify as “well capitalized” under the Federal Deposit Insurance Act.

			To Meet Minimum		To Qualify as Well Capitalized
			Capital Adequacy		Under Federal Deposit
	Actual		Requirements		Insurance Act
dollars in millions	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2009
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$14,558	16.95%	$6,870	8.00%	N/A	N/A
KeyBank	11,632	14.23	6,533	8.00	$8,166	10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$10,953	12.75%	$3,435	4.00%	N/A	N/A
KeyBank	8,090	9.90	3,266	4.00	$4,900	6.00%

TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$10,953	11.72%	$2,804	3.00%	N/A	N/A
KeyBank	8,090	8.85	3,653	4.00	$4,566	5.00%

December 31, 2008
TOTAL CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$15,816	14.82%	$8,535	8.00%	N/A	N/A
KeyBank	12,124	11.85	8,177	8.00	$10,221	10.00%

TIER 1 CAPITAL TO NET RISK-WEIGHTED ASSETS
Key	$11,645	10.92%	$4,267	4.00%	N/A	N/A
KeyBank	8,012	7.83	4,088	4.00	$6,132	6.00%

TIER 1 CAPITAL TO AVERAGE QUARTERLY TANGIBLE ASSETS
Key	$11,645	11.05%	$3,160	3.00%	N/A	N/A
KeyBank	8,012	7.81	4,101	4.00	$5,126	5.00%

16. Stock-Based Compensation
We maintain several stock-based compensation plans, which are described below. Total compensation expense for these plans was $54 million for 2009, $49 million for 2008 and $62 million for 2007. The total income tax benefit recognized in the income statement for these plans was $20 million for 2009, $19 million for 2008 and $23 million for 2007. Stock-based compensation expense related to awards granted to employees is recorded in “personnel expense” on the income statement; compensation expense related to awards granted to directors is recorded in “other expense.”
Our compensation plans allow us to grant stock options, restricted stock, performance shares, discounted stock purchases and certain deferred compensation-related awards to eligible employees and directors. At December 31, 2009, we had 48,473,793 common shares available for future grant under our compensation plans. In accordance with a resolution adopted by the Compensation and Organization Committee of Key’s Board of Directors, we may not grant options to purchase common shares, restricted stock or other shares under any long-term compensation plan in an aggregate amount that exceeds 6% of our outstanding common shares in any rolling three-year period.
Stock Option Plans
Stock options granted to employees generally become exercisable at the rate of 33-1/3% per year beginning one year from their grant date; options expire no later than ten years from their grant date. The exercise price is the average of the high and low price of our common shares on the date of grant, and cannot be less than the fair market value of our common shares on the grant date.
We determine the fair value of options granted using the Black-Scholes option-pricing model. This model was originally developed to determine the fair value of exchange-traded equity options, which (unlike employee stock options) have no vesting period or transferability restrictions. Because of these differences, the Black-Scholes model does not precisely value an employee stock option, but it is commonly used for this purpose. The model assumes that the estimated fair value of an option is amortized as compensation expense over the option’s vesting period.

The Black-Scholes model requires several assumptions, which we developed and update based on historical trends and current market observations. Our determination of the fair value of options is only as accurate as the underlying assumptions. The assumptions pertaining to options issued during 2009, 2008 and 2007 are shown in the following table.

Year ended December 31,	2009	2008	2007
Average option life	6.0 years	5.9 years	7.0 years
Future dividend yield	.72%	5.80%	4.04%
Historical share price volatility	.460	.284	.231
Weighted-average risk-free interest rate	3.0%	3.6%	4.9%

Our stock option grants occur upon approval by the Compensation and Organization Committee. The following table summarizes activity, pricing and other information for our stock options for the year ended December 31, 2009.

		Weighted-Average	Weighted-Average	Aggregate
	Number of	Exercise Price	Remaining Life	Intrinsic
	Options	Per Option	(Years)	Value(a)
Outstanding at December 31, 2008	32,816,394	$27.96
Granted	5,396,235	5.79
Lapsed or canceled	(4,189,683)	28.99

Outstanding at December 31, 2009	34,022,946	$24.32	5.6	—

Expected to vest	33,072,862	$24.65	5.5	—

Exercisable at December 31, 2009	26,652,931	$27.70	4.7	—

(a)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. At December 31, 2009, the fair value of the underlying stock was less than the weighted-average exercise price per option.
The weighted-average grant-date fair value of options was $2.37 for options granted during 2009, $1.78 for options granted during 2008 and $7.13 for options granted during 2007. No options were exercised during 2009. The total intrinsic value of exercised options for 2008 and 2007 was $2 million and $44 million, respectively. As of December 31, 2009, unrecognized compensation cost related to nonvested options expected to vest under the plans totaled $7 million. We expect to recognize this cost over a weighted-average period of 2.0 years.
Cash received from options exercised was $6 million for 2008 and $112 million for 2007. The actual tax benefit realized for the tax deductions from options exercised totaled $.3 million for 2008 and $13 million for 2007.
Long-Term Incentive Compensation Program
Our Long-Term Incentive Compensation Program rewards senior executives critical to our long-term financial success. The Program covers three-year performance cycles, with a new cycle beginning each year. Awards are primarily in the form of deferred cash payments, time-lapsed restricted stock, performance-based restricted stock and performance shares payable in stock.
The time-lapsed restricted stock generally vests after the end of the three-year cycle for which it was granted. Performance-based restricted stock and performance shares will not vest unless Key attains defined performance levels. During 2009, we did not pay cash awards in connection with vested performance shares. During 2008 and 2007, we paid cash awards in connection with vested performance shares of $1 million and $3 million, respectively.

The following table summarizes activity and pricing information for the nonvested shares in the Program for the year ended December 31, 2009.

			Vesting Contingent on
	Vesting Contingent on		Performance and
	Service Conditions		Service Conditions
		Weighted-		Weighted-
	Number of	Average	Number of	Average
	Nonvested	Grant-Date	Nonvested	Grant-Date
	Shares	Fair Value	Shares	Fair Value

Outstanding at December 31, 2008	797,563	$28.52	1,774,457	$31.23
Granted	47,111	7.96	4,694,172	6.55
Vested	(130,710)	30.89	(78,272)	34.59
Forfeited	(147,163)	31.63	(948,117)	26.06

Outstanding at December 31, 2009	566,801	$25.45	5,442,240	$10.78

The compensation cost of time-lapsed and performance-based restricted stock awards granted under the Program is calculated using the closing trading price of our common shares on the grant date.
Unlike time-lapsed and performance-based restricted stock, performance shares payable in stock and those payable in cash for over 100% of targeted performance do not pay dividends during the vesting period. Consequently, the fair value of these awards is calculated by reducing the share price at the date of grant by the present value of estimated future dividends forgone during the vesting period, discounted at an appropriate risk-free interest rate.
The weighted-average grant-date fair value of awards granted under the Program was $6.56 during 2009, $22.81 during 2008 and $38.06 during 2007. As of December 31, 2009, unrecognized compensation cost related to nonvested shares expected to vest under the Program totaled $8 million. We expect to recognize this cost over a weighted-average period of 1.1 years. The total fair value of shares vested was $2 million during 2009, $9 million during 2008 and $21 million during 2007.
Other Restricted Stock Awards
We also may grant, upon approval by the Compensation and Organization Committee, other time-lapsed restricted stock awards under various programs to recognize outstanding performance. At December 31, 2009, the majority of the nonvested shares shown in the table below relate to July 2008 and March 2009 grants of time-lapsed restricted stock to qualifying executives and certain other employees identified as high performers. These awards generally vest after three years of service.
The following table summarizes activity and pricing information for the nonvested shares granted under these restricted stock awards for the year ended December 31, 2009.

		Weighted-
	Number of	Average
	Nonvested	Grant-Date
	Shares	Fair Value

Outstanding at December 31, 2008	3,504,399	$18.36
Granted	2,469,999	6.44
Vested	(511,561)	17.81
Forfeited	(360,300)	16.55

Outstanding at December 31, 2009	5,102,537	$12.76

The weighted-average grant-date fair value of awards granted was $6.44 during 2009, $13.62 during 2008 and $36.81 during 2007. As of December 31, 2009, unrecognized compensation cost related to nonvested restricted stock expected to vest under these special awards totaled $18 million. We expect to recognize this cost over a weighted-average period of 1.4 years. The total fair value of restricted stock vested was $3 million during 2009, and $2 million during 2008 and 2007.
Deferred Compensation Plans
Our deferred compensation arrangements include voluntary and mandatory deferral programs for common shares awarded to certain employees and directors. Mandatory deferred incentive awards, together with a 15% employer matching contribution, vest at the rate of 33-1/3% per year beginning one year after the deferral date. Deferrals under the voluntary programs are immediately vested, except for any employer match, which generally will vest after three years of service. The voluntary deferral programs provide an employer match ranging from 6% to 15% of the deferral.
Several of our deferred compensation arrangements allow participants to redirect deferrals from common shares into other investments that provide for distributions payable in cash. We account for these participant-directed deferred compensation arrangements as stock-based liabilities and remeasure the related compensation cost based on the most recent fair value of our common shares. The compensation cost of all other nonparticipant-directed deferrals is measured based on the average of the high and low trading price of our common shares on the deferral date. We did not pay any stock-based liabilities during 2009 or 2008. We paid stock-based liabilities of $.1 million during 2007.
The following table summarizes activity and pricing information for the nonvested shares in our deferred compensation plans for the year ended December 31, 2009.

	Number of	Weighted-Average
	Nonvested	Grant-Date
	Shares	Fair Value
Outstanding at December 31, 2008	883,908	$28.74
Granted	686,397	6.83
Dividend equivalents	39,851	7.07
Vested	(885,392)	19.06
Forfeited	(23,098)	27.67

Outstanding at December 31, 2009	701,666	$18.32

The weighted-average grant-date fair value of awards granted was $6.83 during 2009, $12.01 during 2008 and $36.13 during 2007. As of December 31, 2009, unrecognized compensation cost related to nonvested shares expected to vest under our deferred compensation plans totaled $4 million. We expect to recognize this cost over a weighted-average period of 2.3 years. The total fair value of shares vested was $6 million during 2009, $15 million during 2008 and $25 million during 2007. Dividend equivalents presented in the preceding table represent the value of dividends accumulated during the vesting period.
Discounted Stock Purchase Plan
Our Discounted Stock Purchase Plan provides employees the opportunity to purchase our common shares at a 10% discount through payroll deductions or cash payments. Purchases are limited to $10,000 in any month and $50,000 in any calendar year, and are immediately vested. To accommodate employee purchases, we acquire shares on the open market on or around the fifteenth day of the month following the month employee payments are received. We issued 371,417 shares at a weighted-average cost of $6.31 during 2009, 337,544 shares at a weighted-average cost of $13.77 during 2008 and 165,061 shares at a weighted-average cost of $32.00 during 2007.
Information pertaining to our method of accounting for stock-based compensation is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Stock-Based Compensation.”

17. Employee Benefits
In 2008, in accordance with the applicable accounting guidance for defined benefit and other postretirement plans, we began to measure plan assets and liabilities as of the end of the fiscal year. In years prior to 2008, we used a September 30 measurement date. As a result of this accounting change, we recorded an after-tax charge of $7 million to the “retained earnings” component of shareholders’ equity in the fourth quarter of 2008.
Pension Plans
Effective December 31, 2009, we amended our pension plans to freeze all benefit accruals. We will continue to credit participants’ account balances for interest until they receive their plan benefits. The plans were closed to new employees as of December 31, 2009.
The components of pre-tax AOCI not yet recognized as net pension cost are shown below.

December 31,
in millions	2009	2008
Net unrecognized losses	$483	$497
Net unrecognized prior service cost	—	6

Total unrecognized AOCI	$483	$503

During 2010, we expect to recognize $37 million of pre-tax accumulated other comprehensive loss as net pension cost. The charge will consist entirely of net unrecognized losses.
The components of net pension cost and the amount recognized in other comprehensive income for all funded and unfunded plans are as follows:

Year ended December 31,
in millions	2009	2008	2007
Service cost of benefits earned	$50	$52	$51
Interest cost on PBO	58	64	58
Expected return on plan assets	(65)	(93)	(88)
Amortization of prior service cost	1	1	—
Amortization of losses	42	13	28
Curtailment loss (gain)	5	—	(3)

Net pension cost	$91	$37	$46

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Prior service benefit due to curtailment	$(5)	—	—
Net loss (gain)	28	$397	$(106)
Prior service cost (benefit)	(1)	(1)	6
Amortization of losses	(42)	(13)	(28)

Total recognized in comprehensive income	$(20)	$383	$(128)

Total recognized in net pension cost and comprehensive income	$71	$420	$(82)

The information related to our pension plans presented in the following tables is based on current actuarial reports using measurement dates of December 31, 2009 and 2008.

The following table summarizes changes in the PBO related to our pension plans.

Year ended December 31,
in millions	2009	2008
PBO at beginning of year	$1,066	$1,115
Service cost	50	65
Interest cost	58	79
Actuarial losses (gains)	120	(66)
Benefit payments	(92)	(127)

PBO at end of year	$1,202	$1,066

The following table summarizes changes in the FVA.

Year ended December 31,
in millions	2009	2008
FVA at beginning of year	$761	$1,220
Actual return on plan assets	158	(347)
Employer contributions	12	15
Benefit payments	(92)	(127)

FVA at end of year	$839	$761

The following table summarizes the funded status of the pension plans, which equals the amounts recognized in the balance sheets at December 31, 2009 and 2008.

December 31,
in millions	2009	2008
Funded status (a)	$(363)	$(305)

Net prepaid pension cost recognized (b)	(363)	(305)

(a)	The shortage of the FVA under the PBO.

(b)	Represents the accrued benefit liability of the pension plans.
At December 31, 2009, our primary qualified cash balance pension plan was sufficiently funded under the requirements of ERISA. Consequently, we are not required to make a minimum contribution to that plan in 2010. We also do not expect to make any significant discretionary contributions during 2010.
At December 31, 2009, we expect to pay the benefits from all funded and unfunded pension plans as follows: 2010 — $111 million; 2011 — $105 million; 2012 — $104 million; 2013 — $99 million; 2014 — $97 million; and $444 million in the aggregate from 2015 through 2019.

The ABO for all of our pension plans was $1.2 billion at December 31, 2009, and $1.1 billion at December 31, 2008. As indicated in the table below, all of our plans had an ABO in excess of plan assets as follows:

December 31,
in millions	2009	2008
PBO	$1,202	$1,066
ABO	1,200	1,064
Fair value of plan assets	839	761

To determine the actuarial present value of benefit obligations, we assumed the following weighted-average rates.

December 31,	2009	2008
Discount rate	5.25%	5.75%
Compensation increase rate	4.00	4.00

To determine net pension cost, we assumed the following weighted-average rates.

Year ended December 31,	2009	2008	2007
Discount rate	5.75%	6.00%	5.50%
Compensation increase rate	4.00	4.64	4.00
Expected return on plan assets	8.25	8.75	8.75

We estimate that our net pension cost will be $25 million for 2010, compared to $91 million for 2009 and $37 million for 2008. Costs will decline in 2010 primarily because we amended all pension plans to freeze benefits effective December 31, 2009. The increase in 2009 cost was due primarily to a rise in the amortization of losses. Those losses stemmed largely from a decrease in the value of plan assets in 2008 due to steep declines in the capital markets, particularly the equity markets, coupled with a 50 basis point decrease in the assumed expected return on assets.
We determine the expected return on plan assets using a calculated market-related value of plan assets that smoothes what might otherwise be significant year-to-year volatility in net pension cost. Changes in the value of plan assets are not recognized in the year they occur. Rather, they are combined with any other cumulative unrecognized asset- and obligation-related gains and losses, and are reflected evenly in the market-related value during the five years after they occur as long as the market-related value does not vary more than 10% from the plan’s FVA.
We estimate that a 25 basis point increase or decrease in the expected return on plan assets would either decrease or increase, respectively, our net pension cost for 2010 by approximately $2 million. Pension cost is also affected by an assumed discount rate. We estimate that a 25 basis point change in the assumed discount rate would change net pension cost for 2010 by approximately $1 million.
We determine the assumed discount rate based on the rate of return on a hypothetical portfolio of high quality corporate bonds with interest rates and maturities that provide the necessary cash flows to pay benefits when due.
The expected return on plan assets is determined by considering a number of factors, the most significant of which are:
♦	Our expectations for returns on plan assets over the long term, weighted for the investment mix of the assets. These expectations consider, among other factors, historical capital market returns of equity, fixed income, convertible and other securities, and forecasted returns that are modeled under various economic scenarios.

♦	Historical returns on our plan assets. Based on an annual reassessment of current and expected future capital market returns, our expected return on plan assets for 2009 was 8.25%, compared to 8.75% for 2008 and 2007.
The investment objectives of the pension funds are developed to reflect the characteristics of the plans, such as the plans’ pension formulas and cash lump sum distribution features, and the liability profiles created by the plans’ participants. An executive oversight committee reviews the plans’ investment performance at least quarterly, and compares performance against appropriate market indices. The pension funds’ investment objectives are to achieve an annualized rate of return equal to or greater than our expected return on plan assets over ten to twenty-year periods; to realize annual and three- and five-year annualized rates of return consistent with specific market benchmarks at the individual asset class level; and to maximize ten to twenty-year annualized rates of return while maintaining prudent levels of risk, consistent with our asset allocation policy. The following table shows the asset target allocations prescribed by the pension funds’ investment policies.

Target Allocation
Asset Class	2009
Equity securities	55%
Fixed income securities	25
Convertible securities	5
Other assets	15

Total	100%

Equity securities include common stocks of domestic and foreign companies, as well as foreign company stocks traded as American Depositary Shares on U.S. stock exchanges. Fixed income securities include investments in domestic- and foreign-issued corporate bonds, U.S. government and agency bonds, and mutual funds. Convertible securities include investments in convertible preferred stocks and convertible bonds. Other assets include deposits under insurance company contracts and an investment in a multi-manager, multi-strategy investment fund.
Although the pension funds’ investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and we do not expect to employ such contracts in the future.
Descriptions of the valuation methodologies used to measure the fair value of pension plan assets are as follows:
Equity securities. Equity securities traded on securities exchanges are valued at the closing price on the exchange or system where the security is principally traded. These securities are classified as Level 1 since quoted prices for identical securities in active markets are available.
Debt securities. Substantially all debt Securities are investment grade and include domestic and foreign-issued corporate bonds and U.S. government and agency bonds. These securities are valued using evaluated prices provided by Interactive Data, a third-party valuation service. Because the evaluated prices are based on observable inputs, such as dealer quotes, available trade information, spreads, bids and offers, prepayment speeds, U.S. Treasury curves and interest rate movements, securities in this category are classified as Level 2.
Mutual funds. Investments in mutual funds are valued at their closing net asset value. Exchange-traded mutual funds are valued at the closing price on the exchange or system where the security is principally traded. These securities are generally classified as Level 1 since quoted prices for identical securities in active markets are available.

Common trust funds. Investments in common trust funds are valued at their closing net asset value. Because net asset values are based primarily on observable inputs, most notably quoted prices of similar assets, these investments are classified as Level 2.
Insurance company contracts. Deposits under insurance company contracts are valued by the insurance companies. Because these valuations are determined using a significant number of unobservable inputs, these investments are classified as Level 3.
Multi-strategy investment funds. Investments in investment funds are valued by the investment managers of the funds based on the fair value of the fund’s underlying investments. Because this valuation is determined using a significant number of unobservable inputs, this fund is classified as Level 3.
The following table shows the fair values of our pension plan assets by asset category.

December 31, 2009
in millions	Level 1	Level 2	Level 3	Total
ASSET CATEGORY
Equity securities:
U.S.	$374	—	—	$374
International	55	—	—	55
Fixed income securities:
Corporate bonds — U.S.	—	$55	—	55
Corporate bonds — International	—	5	—	5
U.S. government and agency	—	46	—	46
Mutual funds:
U.S. equity	1	—	—	1
International equity	81	1	—	82
U.S. government and agency	50	—	—	50
Common trust funds:
U.S. equity	—	24	—	24
Fixed income securities	—	14	—	14
Convertible securities	—	66	—	66
Short-term investments	—	30	—	30
Insurance company contracts	—	—	$11	11
Multi-strategy investment funds	—	—	26	26

Total net assets at fair value	$561	$241	$37	$839

The following table shows the changes in the fair values of our Level 3 plan assets for the year ended December 31, 2009.

		Multi-
	Insurance	Strategy
	Company	Investment
in millions	Contracts	Funds	Total
Balance at December 31, 2008	$10	$43	$53
Actual return on plan assets:
Relating to assets held at reporting date	1	7	8
Relating to assets sold during the period	—	(2)	(2)
Purchases, sales and settlements	—	(22)	(22)

Balance at December 31, 2009	$11	$26	$37

Other Postretirement Benefit Plans
We sponsor a contributory postretirement healthcare plan that covers substantially all active and retired employees hired before 2001 who meet certain eligibility criteria. Retirees’ contributions are adjusted annually to reflect certain cost-sharing provisions and benefit limitations. We also sponsor life insurance plans covering certain grandfathered employees. These plans are principally noncontributory. Separate VEBA trusts are used to fund the healthcare plan and one of the life insurance plans.
The components of pre-tax AOCI not yet recognized as net postretirement benefit cost are shown below.

December 31,
in millions	2009	2008
Net unrecognized losses (gains)	$(1)	$1
Net unrecognized prior service benefit	(10)	(14)

Total unrecognized AOCI	$(11)	$(13)

During 2010, we expect to recognize $1 million of pre-tax AOCI resulting from prior service benefits as a reduction of other postretirement benefit cost.
The components of net postretirement benefit cost and the amount recognized in other comprehensive income for all funded and unfunded plans are as follows:

December 31,
in millions	2009	2008	2007
Service cost of benefits earned	$1	$1	$8
Interest cost on APBO	4	4	7
Expected return on plan assets	(3)	(5)	(4)
Amortization of unrecognized:
Transition obligation	—	—	4
Prior service benefit	(1)	(1)	—
Cumulative net gains	—	(2)	—

Net postretirement (benefit) cost	$1	$(3)	$15

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net (gain) loss	$(4)	$29	$(43)
Prior service (benefit) cost	2	(34)	—
Amortization of prior service cost	1	1	—
Amortization of losses	—	2	—
Amortization of unrecognized transition obligation	—	(1)	(4)

Total recognized in comprehensive income	$(1)	$(3)	$(47)

Total recognized in net postretirement (benefit) cost and comprehensive income	—	$(6)	$(32)

The information related to our postretirement benefit plans presented in the following tables is based on current actuarial reports using measurement dates of December 31, 2009 and 2008.
The following table summarizes changes in the APBO.

Year ended December 31,
in millions	2009	2008
APBO at beginning of year	$69	$108
Service cost	1	2
Interest cost	4	6
Plan participants’ contributions	8	11
Actuarial losses (gains)	5	(5)
Benefit payments	(17)	(19)
Plan amendment	2	(34)

APBO at end of year	$72	$69

The following table summarizes changes in the FVA.

Year ended December 31,
in millions	2009	2008
FVA at beginning of year	$45	$90
Employer contributions	3	1
Plan participants’contributions	17	3
Benefit payments	(19)	(21)
Actual return on plan assets	12	(28)

FVA at end of year	$58	$45

The following table summarizes the funded status of the postretirement plans, which equals the amounts recognized in the balance sheets at December 31, 2009 and 2008.

December 31,
in millions	2009	2008
Funded status (a)	$(14)	$(21)
Accrued postretirement benefit cost recognized	(14)	(21)

(a)	The shortage of the FVA under the APBO.
There are no regulatory provisions that require contributions to the VEBA trusts that fund some of our benefit plans. Consequently, there is no minimum funding requirement. We are permitted to make discretionary contributions to the VEBA trusts, subject to certain IRS restrictions and limitations. We anticipate that our discretionary contributions in 2010, if any, will be minimal.
At December 31, 2009, we expect to pay the benefits from all funded and unfunded other postretirement plans as follows: 2010 — $6 million; 2011 — $6 million; 2012 — $6 million; 2013— $6 million; 2014 — $6 million; and $28 million in the aggregate from 2015 through 2019.
To determine the APBO, we assumed weighted-average discount rates of 5.25% and 5.75% at December 31, 2009 and 2008, respectively.
To determine net postretirement benefit cost, we assumed the following weighted-average rates.

Year ended December 31,	2009	2008	2007
Discount rate	5.75%	6.00%	5.50%
Expected return on plan assets	5.48	5.66	5.66

The realized net investment income for the postretirement healthcare plan VEBA trust is subject to federal income taxes, which are reflected in the weighted-average expected return on plan assets shown above.
Our assumptions regarding healthcare cost trend rates are as follows:

December 31,	2009	2008
Healthcare cost trend rate assumed for the next year:
Under age 65	8.00%	8.50%
Age 65 and over	8.00	9.00
Rate to which the cost trend rate is assumed to decline	5.00	5.00
Year that the rate reaches the ultimate trend rate	2018	2018

Increasing or decreasing the assumed healthcare cost trend rate by one percentage point each future year would not have a material impact on net postretirement benefit cost or obligations since the postretirement plans have cost-sharing provisions and benefit limitations.
We estimate that our net postretirement benefit cost for 2010 will amount to less than $1 million, compared to a cost of $1 million for 2009, and a credit of $3 million for 2008. The increase in 2009 cost was primarily due to the previously mentioned decrease in the value of plan assets in 2008, as a result of steep declines in the capital markets, particularly the equity markets. Additionally, the 2009 assumed weighted-average expected return on plan assets decreased by 18 basis points from 2008. The 2008 net postretirement benefit credit was attributable to a change that took effect January 1, 2008, under which inactive employees receiving benefits under our Long-Term Disability Plan will no longer be eligible for health care and life insurance benefits.
We estimate the expected returns on plan assets for VEBA trusts much the same way we estimate returns on our pension funds. The primary investment objectives of the VEBA trusts are to obtain a market rate of return and to diversify the portfolios in accordance with the VEBA trusts anticipated liquidity requirements. The following table shows the asset target allocation ranges prescribed by the trusts’ investment policies.

Target Allocation
Range
Asset Class	2009
Equity securities	70% - 90%
Fixed income securities	0-10
Convertible securities	0-10
Cash equivalents and other assets	10-30

Investments consist of common trust funds that invest in underlying assets in accordance with the asset target allocation ranges shown above. These investments are valued at their closing net asset value. Because net asset values are based primarily on observable inputs, most notably quoted prices for similar assets, these investments are classified as Level 2.
Although the VEBA trusts’ investment policies conditionally permit the use of derivative contracts, no such contracts have been entered into, and we do not expect to employ such contracts in the future.

The following table shows the fair values of our postretirement plan assets by asset category.

December 31, 2009
in millions	Level 1	Level 2	Level 3	Total
ASSET CATEGORY
Common trust funds:
U.S. equities	—	$42	—	$42
International equities	—	7	—	7
Convertible securities	—	3	—	3
Short-term investments	—	6	—	6

Total net assets at fair value	—	$58	—	$58

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 introduced a prescription drug benefit under Medicare, and provides a federal subsidy to sponsors of retiree healthcare benefit plans that offer “actuarially equivalent” prescription drug coverage to retirees. Based on our application of the relevant regulatory formula, we expect that the prescription drug coverage related to our retiree healthcare benefit plan will not be actuarially equivalent to the Medicare benefit for the vast majority of retirees. For the years ended December 31, 2009, 2008 and 2007, these subsidies did not have a material effect on our APBO and net postretirement benefit cost.
Employee 401(k) Savings Plan
A substantial number of our employees are covered under a savings plan that is qualified under Section 401(k) of the Internal Revenue Code. The plan permits employees to contribute from 1% to 25% of eligible compensation, with up to 6% being eligible for matching contributions in the form of KeyCorp common shares. We also maintain a deferred savings plan that provides certain employees with benefits that they otherwise would not have been eligible to receive under the qualified plan because of contribution limits imposed by the IRS. Total expense associated with the above plans was $44 million in 2009, $51 million in 2008 and $52 million in 2007. The plan also permits us to distribute a discretionary profit-sharing component. We have committed to a 3% profit-sharing allocation for 2010 for eligible employees as of December 31, 2010.
18. Income Taxes
Income taxes included in the income statement are summarized below. We file a consolidated federal income tax return.

Year ended December 31,
in millions	2009	2008	2007
Currently payable:
Federal	$(97)	$1,975	$333
State	(60)	184	18

	(157)	2,159	351
Deferred:
Federal	(806)	(1,526)	(68)
State	(72)	(196)	(6)

	(878)	(1,722)	(74)

Total income tax (benefit) expense (a)	$(1,035)	$437	$277

(a)	Income tax (benefit) expense on securities transactions totaled $42 million in 2009, ($.8) million in 2008 and ($13) million in 2007. Income tax expense excludes equity- and gross receipts-based taxes, which are assessed in lieu of an income tax in certain states in which we operate. These taxes, which are recorded in “noninterest expense” on the income statement, totaled $24 million in 2009, $21 million in 2008 and $23 million in 2007.

Significant components of our deferred tax assets and liabilities, included in “accrued income and other assets” and “accrued expense and other liabilities,” respectively, on the balance sheet, are as follows:

December 31,
in millions	2009	2008

Provision for loan losses	$1,127	$746
Employee benefits	208	60
Federal credit carryforward	235	—
Net operating loss	53	14
Other	448	272

Total deferred tax assets	2,071	1,092

Leasing income reported using the operating method for tax purposes	1,226	1,277
Net unrealized securities gains	150	234
Other	118	139

Total deferred tax liabilities	1,494	1,650

Net deferred tax assets (liabilities)(a)	$577	$(558)

(a)  From continuing operations.
We conduct quarterly assessments of all available evidence to determine the amount of deferred tax assets that are more-likely-than-not to be realized, and therefore recorded. The available evidence used in connection with these assessments includes taxable income in prior periods, projected future taxable income, potential tax-planning strategies and projected future reversals of deferred tax items. These assessments involve a degree of subjectivity which may undergo significant change. Based on these criteria, and in particular our projections for future taxable income, we currently believe it is more-likely-than-not that we will realize our net deferred tax asset in future periods. However, changes to the evidence used in our assessments could have a material adverse effect on our results of operations in the period in which they occur.
At December 31, 2009, we had a federal net operating loss of $57 million and a credit carryforward of $235 million. Additionally, we had state net operating loss carryforwards of $986 million, after considering the estimated effect of amending prior years’ state tax returns to reflect the IRS settlement described under the heading “Lease Financing Transactions” below. These carryforwards are subject to limitations imposed by tax laws and, if not utilized, will gradually expire through 2029.
The following table shows how our total income tax (benefit) expense and the resulting effective tax rate were derived:

Year ended December 31,	2009		2008		2007
dollars in millions	Amount	Rate	Amount	Rate	Amount	Rate

Income (loss) before income taxes times 35% statutory federal tax rate	$(804)	35.0%	$(297)	35.0%	$436	35.0%
Amortization of tax-advantaged investments	53	(2.3)	40	(4.7)	32	2.6
Amortization of nondeductible intangibles	38	(1.7)	121	(14.2)	___	___
Foreign tax adjustments	9	(.4)	56	(6.6)	(11)	(0.9)
Reduced tax rate on lease financing income	(16)	.7	290	(34.1)	(34)	(2.7)
Tax-exempt interest income	(17)	.8	(16)	1.9	(14)	(1.1)
Corporate-owned life insurance income	(40)	1.7	(43)	5.0	(44)	(3.5)
Increase (decrease) in tax reserves	(53)	2.3	414	(48.7)	9	.7
State income tax, net of federal tax benefit	(86)	3.7	(5)	.6	13	1.0
Tax credits	(106)	4.6	(102)	12.0	(83)	(6.7)
Other	(13)	.6	(21)	2.4	(27)	(2.1)

Total income tax expense (benefit)	$(1,035)	45.0%	$437	(51.4)%	$277	22.3%

Prior to 2008, we applied a lower tax rate to a portion of the equipment leasing portfolio that was managed by a foreign subsidiary in a lower tax jurisdiction. Since we intended to permanently reinvest the earnings of this foreign subsidiary overseas, at December 31, 2007, we did not record domestic deferred income taxes of $308 million in accordance with the applicable accounting guidance for income taxes. As part of the IRS settlement, we agreed to forgo any tax benefits related to this subsidiary and reversed all previously recorded tax benefits as part of a $536 million after-tax charge recorded in the second quarter of 2008.
Prior to 2008, we intended to permanently reinvest the earnings of our Canadian leasing subsidiaries overseas. Accordingly, we did not record domestic deferred income taxes on the earnings of these subsidiaries in accordance with the applicable accounting guidance for income taxes. However, during the fourth quarter of 2008, we decided that, due to changes in the Canadian leasing operations, we will no longer permanently reinvest the earnings of the Canadian leasing subsidiaries overseas. As a result, we recorded domestic deferred income taxes of $68 million for that quarter and $2 million during 2009.
Lease Financing Transactions
During 2009, we resolved all outstanding federal income tax issues with the IRS for tax years 1997-2006, including all outstanding leveraged lease tax issues for all open tax years, through the execution of closing agreements. The closing agreements reflected the agreement reached with the IRS during the fourth quarter of 2008. In collaboration with the IRS, we have completed and agreed upon the final tax calculations for the tax years 1997-2006. We have deposited funds with the IRS, which are sufficient to cover the amount of taxes and associated interest due to the IRS for tax years 1997-2006, including all tax years affected by the leveraged lease tax settlement.
During 2009, we amended our state tax returns and paid all state income taxes and associated interest due in conjunction with the completed IRS income tax audits for the tax years 1997-2006, including the impact of the leveraged lease tax settlement on all prior tax years. We anticipate that certain statutory penalties under state tax laws may be imposed on us. We intend to vigorously defend our position against the imposition of any such penalties; however, current accounting guidance requires us to continue to estimate and accrue for them.
Liability for Unrecognized Tax Benefits
The change in our liability for unrecognized tax benefits is as follows:

Year ended December 31,
in millions	2009	2008

Balance at beginning of year	$1,632	$21
Increase for tax positions of prior years attributable to leveraged lease transactions	___	2,192
Increase for other tax positions of prior years	1	2
Decrease under the leveraged lease Settlement Initiative	(1,610)	(583)
Decrease related to other settlements with taxing authorities	(2)	___

Balance at end of year	$21	$1,632

Each quarter, we review the amount of unrecognized tax benefits recorded on our leveraged lease transactions in accordance with the applicable accounting guidance for income taxes. Any adjustment to unrecognized tax benefits for the interest associated with the leveraged lease tax settlement is recorded in income tax expense. As shown in the above table, during 2009, we decreased the amount of unrecognized tax benefits associated with our leveraged lease transactions by $1.6 billion to reflect the payment of all federal and state income tax liabilities due as a result of the settlement of the leveraged lease issues. Our quarterly review of unrecognized tax benefits also requires us to recalculate our lease income under the applicable accounting guidance for a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction. As a result, we recognized a $10 million ($5 million after tax) increase to earnings during 2009.
The amount of unrecognized tax benefits that, if recognized, would impact our effective tax rate was $21 million and $23 million at December 31, 2009 and 2008, respectively. We do not currently anticipate that the amount of unrecognized tax benefits will significantly change over the next twelve months.

As permitted under the applicable accounting guidance for income taxes, it is our policy to record interest and penalties related to unrecognized tax benefits in income tax expense. We recorded a net interest credit of $99 million in 2009, interest expense of $602 million in 2008 and interest expense of $5 million in 2007. The portion of the respective interest credit or expense attributable to our leveraged lease transactions was $62 million in 2009, $598 million in 2008 and $2 million in 2007. We recovered penalties of $1 million in 2009 and recognized penalties of $31 million in 2008. At December 31, 2009, we have an accrued interest receivable of $62 million, compared to a payable of $622 million at December 31, 2008. Our liability for accrued state tax penalties was $30 million and $31 million at December 31, 2009 and 2008, respectively.
We file federal income tax returns, as well as returns in various state and foreign jurisdictions. Currently, the IRS is auditing our income tax returns for the 2007 and 2008 tax years. We are not subject to income tax examinations by other tax authorities for years prior to 2001, except in California and New York. Income tax returns filed in those jurisdictions are subject to examination as far back as 1995 (California) and 2000 (New York).

19. Commitments, Contingent Liabilities and Guarantees
Obligations under Noncancelable Leases
We are obligated under various noncancelable operating leases for land, buildings and other property, consisting principally of data processing equipment. Rental expense under all operating leases totaled $119 million in 2009, $121 million in 2008 and $122 million in 2007. Minimum future rental payments under noncancelable operating leases at December 31, 2009, are as follows: 2010 — $119 million; 2011 — $110 million; 2012 — $100 million; 2013 — $95 million; 2014 — $87 million; all subsequent years — $350 million.
Commitments to Extend Credit or Funding
Loan commitments provide for financing on predetermined terms as long as the client continues to meet specified criteria. These agreements generally carry variable rates of interest and have fixed expiration dates or termination clauses. We typically charge a fee for our loan commitments. Since a commitment may expire without resulting in a loan, the total amount of outstanding commitments may significantly exceed our eventual cash outlay.
Loan commitments involve credit risk not reflected on our balance sheet. We mitigate exposure to credit risk with internal controls that guide how applications for credit are reviewed and approved, how credit limits are established and, when necessary, how demands for collateral are made. In particular, we evaluate the creditworthiness of each prospective borrower on a case-by-case basis and, when appropriate, adjust the allowance for credit losses on lending-related commitments. Additional information pertaining to this allowance is included in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Liability for Credit Losses on Lending-Related Commitments” and Note 7 (“Loans and Loans Held for Sale”).
The following table shows the remaining contractual amount of each class of commitments related to extending credit or funding principal investments as of December 31, 2009 and 2008. For loan commitments and commercial letters of credit, this amount represents our maximum possible accounting loss if the borrower were to draw upon the full amount of the commitment and subsequently default on payment for the total amount of the outstanding loan.

December 31,
in millions	2009	2008

Loan commitments:
Commercial and other	$19,179	$22,578
Home equity	7,966	8,428
Commercial real estate and construction	1,712	3,928

Total loan commitments	28,857	34,934
When-issued and to be announced securities commitments	190	219
Commercial letters of credit	124	173
Principal investing commitments	248	276
Liabilities of certain limited partnerships and other commitments	189	70

Total loan and other commitments	$29,608	$35,672

Legal Proceedings
Tax disputes. The information pertaining to lease financing transactions presented in Note 18 (“Income Taxes”) is incorporated herein by reference.
Taylor litigation. On August 11, 2008, a purported class action case was filed against KeyCorp, its directors and certain employees, captioned Taylor v. KeyCorp et al., in the United States District Court for the Northern District of Ohio. On September 16, 2008, a second and related case was filed in the same district court, captioned Wildes v. KeyCorp et al. The plaintiffs in these cases seek to represent a class of all participants in our 401(k) Savings Plan and allege that the defendants in the lawsuit breached fiduciary duties owed to them under ERISA. On January 7, 2009, the Court consolidated the Taylor and Wildes lawsuits into a single action. Plaintiffs have since filed their consolidated complaint, which continues to name certain employees as defendants but no longer names any outside directors. We strongly disagree with the allegations contained in the complaints and the consolidated complaint, and intend to vigorously defend against them.
Madoff-related claims. In December 2008, Austin, a subsidiary that specialized in managing hedge fund investments for institutional customers, determined that its funds had suffered investment losses of up to approximately $186 million resulting from the crimes perpetrated by Bernard L. Madoff and entities that he controlled. The investment losses borne by Austin’s clients stem from investments that Austin made indirectly in certain Madoff-advised “hedge” funds. Several lawsuits, including putative class actions and direct actions, and one arbitration proceeding were filed against Austin seeking to recover losses incurred as a result of Madoff’s crimes. The lawsuits and arbitration proceeding allege various claims, including negligence, fraud, breach of fiduciary duties, and violations of federal securities laws and ERISA. In the event we were to incur any liability for this matter, we believe such liability would be covered under the terms and conditions of our insurance policy, subject to a $25 million self-insurance deductible and usual policy exceptions.
In April 2009, we decided to wind down Austin’s operations and have determined that the related exit costs will not be material. Information regarding the Austin discontinued operations is included in Note 3 (“Acquisitions and Divestitures”).
Data Treasury matter. In February 2006, an action styled DataTreasury Corporation v. Wells Fargo & Company, et al., was filed against KeyBank and numerous other financial institutions, as owners and users of Small Value Payments Company, LLC software, in the United States District Court for the Eastern District of Texas. The plaintiff alleges patent infringement and is seeking an unspecified amount of damages and treble damages. In January 2010, the Court entered an order establishing three trial dates due to the number of defendants involved in the action, including an October 2010 trial date for KeyBank and its trial phase codefendants. Two trials involving a total of eight defendants are scheduled to occur in advance of the trial including KeyBank as a defendant. We strongly disagree with the allegations asserted against us, and have been vigorously defending against them. Management believes it has established appropriate reserves for the matter consistent with applicable accounting guidance.
Other litigation. In the ordinary course of business, we are subject to other legal actions that involve claims for substantial monetary relief. Based on information presently known to us, we do not believe there is any legal action to which we are a party, or involving any of our properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on our financial condition.
Guarantees
We are a guarantor in various agreements with third parties. The following table shows the types of guarantees that we had outstanding at December 31, 2009. Information pertaining to the basis for determining the liabilities recorded in connection with these guarantees is included in Note 1 under the heading “Guarantees.”

	Maximum Potential
December 31, 2009	Undiscounted	Liability
in millions	Future Payments	Recorded

Financial guarantees:
Standby letters of credit	$12,026	$86
Recourse agreement with FNMA	729	9
Return guarantee agreement with LIHTC investors	213	62
Written interest rate caps (a)	311	23
Default guarantees	77	2

Total	$13,356	$182

(a)	As of December 31, 2009, the weighted-average interest rate on written interest rate caps was .3%, and the weighted-average strike rate was 3.5%. Maximum potential undiscounted future payments were calculated assuming a 10% interest rate over a period of one year.
We determine the payment/performance risk associated with each type of guarantee described below based on the probability that we could be required to make the maximum potential undiscounted future payments shown in the preceding table. We use a scale of low (0-30% probability of payment), moderate (31-70% probability of payment) or high (71-100% probability of payment) to assess the payment/performance risk, and have determined that the payment/performance risk associated with each type of guarantee outstanding at December 31, 2009, is low.
Standby letters of credit. KeyBank issues standby letters of credit to address clients’ financing needs. These instruments obligate us to pay a specified third party when a client fails to repay an outstanding loan or debt instrument, or fails to perform some contractual nonfinancial obligation. Any amounts drawn under standby letters of credit are treated as loans to the client; they bear interest (generally at variable rates) and pose the same credit risk to us as a loan. At December 31, 2009, our standby letters of credit had a remaining weighted-average life of 1.7 years, with remaining actual lives ranging from less than one year to as many as nine years.
Recourse agreement with FNMA. We participate as a lender in the FNMA Delegated Underwriting and Servicing program. Briefly, FNMA delegates responsibility for originating, underwriting and servicing mortgages, and we assume a limited portion of the risk of loss during the remaining term on each commercial mortgage loan that we sell to FNMA. We maintain a reserve for such potential losses in an amount that we believe approximates the fair value of our liability. At December 31, 2009, the outstanding commercial mortgage loans in this program had a weighted-average remaining term of 6.3 years, and the unpaid principal balance outstanding of loans sold by us as a participant in this program was $2.3 billion. As shown in the above table, the maximum potential amount of undiscounted future payments that we could be required to make under this program is equal to approximately one-third of the principal balance of loans outstanding at December 31, 2009. If we are required to make a payment, we would have an interest in the collateral underlying the related commercial mortgage loan.
Return guarantee agreement with LIHTC investors. KAHC, a subsidiary of KeyBank, offered limited partnership interests to qualified investors. Partnerships formed by KAHC invested in low-income residential rental properties that qualify for federal low income housing tax credits under Section 42 of the Internal Revenue Code. In certain partnerships, investors paid a fee to KAHC for a guaranteed return that is based on the financial performance of the property and the property’s confirmed LIHTC status throughout a fifteen-year compliance period. Typically, KAHC provides these guaranteed returns by distributing tax credits and deductions associated with the specific properties. If KAHC defaults on its obligation to provide the guaranteed return, KeyBank is obligated to make any necessary payments to investors. No recourse or collateral is available to offset our guarantee obligation other than the underlying income stream from the properties and the residual value of the operating partnership interests.

As shown in the previous table, KAHC maintained a reserve in the amount of $62 million at December 31, 2009, which we believe will be sufficient to cover estimated future obligations under the guarantees. The maximum exposure to loss reflected in the table represents undiscounted future payments due to investors for the return on and of their investments.
These guarantees have expiration dates that extend through 2019, but there have been no new partnerships formed under this program since October 2003. Additional information regarding these partnerships is included in Note 9 (“Variable Interest Entities”).
Written interest rate caps. In the ordinary course of business, we “write” interest rate caps for commercial loan clients that have variable rate loans with us and wish to limit their exposure to interest rate increases. At December 31, 2009, outstanding caps had a weighted-average life of 1.5 years.
We are obligated to pay the client if the applicable benchmark interest rate exceeds a specified level (known as the “strike rate”). These instruments are accounted for as derivatives, which are further discussed in Note 20 (“Derivatives and Hedging Activities”). We typically mitigate our potential future payments by entering into offsetting positions with third parties.
Default guarantees. Some lines of business participate in guarantees that obligate us to perform if the debtor (typically a client) fails to satisfy all of its payment obligations to third parties. We generally undertake these guarantees for one of two possible reasons: either the risk profile of the debtor should provide an investment return, or we are supporting our underlying investment. The terms of these default guarantees range from less than one year to as many as nine years; some default guarantees do not have a contractual end date. Although no collateral is held, we would receive a pro rata share should the third party collect some or all of the amounts due from the debtor.
Other Off-Balance Sheet Risk
Other off-balance sheet risk stems from financial instruments that do not meet the definition of a guarantee as specified in the applicable accounting guidance for guarantees, and from other relationships.
Liquidity facilities that support asset-backed commercial paper conduits. We provide liquidity facilities to several unconsolidated third-party commercial paper conduits. These facilities obligate us to provide funding in the event that a credit market disruption or other factors prevent the conduit from issuing commercial paper. The liquidity facilities, all of which expire by November 24, 2010, obligate us to provide aggregate funding of up to $562 million, with individual facilities ranging from $41 million to $88 million. The aggregate amount available to be drawn is based on the amount of current commitments to borrowers and totaled $462 million at December 31, 2009. We periodically evaluate our commitments to provide liquidity.
Indemnifications provided in the ordinary course of business. We provide certain indemnifications, primarily through representations and warranties in contracts that we execute in the ordinary course of business in connection with loan sales and other ongoing activities, as well as in connection with purchases and sales of businesses. We maintain reserves, when appropriate, with respect to liability that reasonably could arise in connection with these indemnities.
Intercompany guarantees. KeyCorp and certain of our affiliates are parties to various guarantees that facilitate the ongoing business activities of other affiliates. These business activities encompass debt issuance, certain lease and insurance obligations, the purchase or issuance of investments and securities, and certain leasing transactions involving clients.
Heartland Payment Systems matter. Under an agreement between KeyBank and Heartland Payment Systems, Inc. (“Heartland”), Heartland utilizes KeyBank’s membership in the Visa and MasterCard networks to provide merchant payment processing services for Visa and MasterCard transactions. On

January 20, 2009, Heartland publicly announced its discovery of an alleged criminal breach of its credit card payment processing systems environment (the “Intrusion”) that reportedly occurred during 2008 and allegedly involved the malicious collection of in-transit, unencrypted payment card data that Heartland was processing. Heartland’s 2008 Form 10-K filed with the SEC on March 16, 2009, reported that Heartland expects the major card brands, including Visa and MasterCard, to assert claims seeking to impose fines, penalties, and/or other assessments against Heartland and/or certain card brand members, such as KeyBank, as a result of the alleged potential breach of the respective card brand rules and regulations, and the alleged criminal breach of its credit card payment processing systems environment.
KeyBank has received letters from both Visa and MasterCard imposing fines, penalties or assessments related to the Intrusion. KeyBank continues to be in the process of pursuing appeals of such charges. Under its agreement with Heartland, KeyBank has certain rights of indemnification from Heartland for costs assessed against it by Visa and MasterCard and other associated costs, and KeyBank has notified Heartland of its indemnification rights. In the event that Heartland is unable to fulfill its indemnification obligations to KeyBank, the charges (net of any indemnification) could be significant, although it is not possible to quantify them at this time. Accordingly, under applicable accounting rules, we have not established any reserve.

In Heartland’s Form 8-K filed with the SEC on January 8, 2010, Heartland reported that on January 7, 2010, Heartland, KeyBank, Heartland Bank (KeyBank and Heartland Bank are collectively referred to as the “Sponsor Banks”), Visa U.S.A. Inc., Visa International Service Association, and Visa Inc. (the Visa entities are collectively referred to as “Visa”) (Visa, the Sponsor Banks and Heartland are collectively referred to as the “Parties”) entered into a settlement agreement (“Settlement Agreement”) to resolve potential claims and other disputes among the Parties with respect to potential rights and claims of Visa and certain issuers of Visa-branded credit and debit cards related to the Intrusion. The maximum potential aggregate amounts payable pursuant to the Settlement Agreement will not exceed $60 million, including Visa’s crediting towards the settlement amounts the $780,000 of fines related to the Intrusion previously collected by Visa from the Sponsor Banks and in turn collected by the Sponsor Banks from Heartland. The Settlement amounts will also be paid by the Sponsor Banks to Visa, and in turn collected by the Sponsor Banks from Heartland. The Settlement Agreement contains mutual releases between Heartland and the Sponsor Banks, on the one hand, and Visa on the other. Consummation of the settlement is subject to several events and a termination period. On February 18, 2010, Heartland announced its total provision for the Intrusion during 2009 was $128.9 million (before adjustment for taxes).
For further information on Heartland and the Intrusion, see Heartland’s 2008 Form 10-K, Heartland’s Form 10-Q filed with the SEC on May 11, 2009, Heartland’s Form 8-K filed with the SEC on August 4, 2009, Heartland’s Form 10-Q filed with the SEC on August 7, 2009, Heartland’s Form 8-Ks filed with the SEC on August 4, 2009, November 3, 2009, January 8, 2010, and February 4, 2010, and February 18, 2010.

20. Derivatives and Hedging Activities
We are a party to various derivative instruments, mainly through our subsidiary, KeyBank. Derivative instruments are contracts between two or more parties that have a notional amount and an underlying, require no net investment and allow for the net settlement of positions. A derivative’s notional amount serves as the basis for the payment provision of the contract, and takes the form of units, such as shares or dollars. A derivative’s underlying is a specified interest rate, security price, commodity price, foreign exchange rate, index or other variable. The interaction between the notional amount and the underlying determines the number of units to be exchanged between the parties and influences the fair value of the derivative contract.
The primary derivatives that we use are interest rate swaps, caps, floors and futures; foreign exchange contracts; energy derivatives; credit derivatives and equity derivatives. Generally, these instruments help us manage exposure to interest rate risk, mitigate the credit risk inherent in the loan portfolio, hedge against changes in foreign currency exchange rates, and meet client financing and hedging needs. Interest rate risk represents the possibility that economic value of equity or net interest income will be adversely affected by fluctuations in interest rates. Credit risk is the risk of loss arising from an obligor’s inability or failure to meet contractual payment or performance terms.
Derivative assets and liabilities are recorded at fair value on the balance sheet, after taking into account the effects of master netting agreements. These master netting agreements allow us to settle all derivative contracts held with a single counterparty on a net basis, and to offset net derivative positions with related cash collateral, where applicable. As a result, we could have derivative contracts with negative fair values included in derivative assets on the balance sheet and contracts with positive fair values included in derivative liabilities.
At December 31, 2009, after taking into account the effects of bilateral collateral and master netting agreements, we had $245 million of derivative assets and $93 million of derivative liabilities that relate to contracts entered into for hedging purposes. As of the same date, after taking into account the effects of bilateral collateral and master netting agreements, and a reserve for potential future losses, we had derivative assets of $849 million and derivative liabilities of $919 million that were not designated as hedging instruments.
Additional information regarding our accounting policies for derivatives is provided in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Derivatives.”
Derivatives Designated in Hedge Relationships
Changes in interest rates and differences in the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities may cause fluctuations in net interest income and the economic value of equity. To minimize the volatility of net interest income and the EVE, we manage exposure to interest rate risk in accordance with policy limits established by the Risk Management Committee of the Board of Directors. We utilize derivatives that have been designated as part of a hedge relationship in accordance with the applicable accounting guidance for derivatives and hedging to minimize interest rate volatility. The primary derivative instruments used to manage interest rate risk are interest rate swaps, which modify the interest rate characteristics of certain assets and liabilities. These instruments are used to convert the contractual interest rate index of agreed-upon amounts of assets and liabilities (i.e., notional amounts) to another interest rate index.
We designate certain “receive fixed/pay variable” interest rate swaps as fair value hedges. These swaps are used primarily to modify our exposure to interest rate risk. These contracts convert certain fixed-rate long-term debt into variable-rate obligations. As a result, we receive fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the notional amounts.
Similarly, we designate certain “receive fixed/pay variable” interest rate swaps as cash flow hedges. These contracts effectively convert certain floating-rate loans into fixed-rate loans to reduce the potential adverse effect of interest rate decreases on future interest income. These contracts allow us to receive fixed-rate interest payments in exchange for making variable-rate payments over the lives of the contracts without exchanging the notional amounts. We also designate certain “pay fixed/receive variable” interest rate swaps as cash flow hedges. These swaps are used to convert certain floating-rate debt into fixed-rate debt.
We also use interest rate swaps to hedge the floating-rate debt that funds fixed-rate leases entered into by our Equipment Finance line of business. These swaps are designated as cash flow hedges to mitigate the interest rate mismatch between the fixed-rate lease cash flows and the floating-rate payments on the debt.
The derivatives used for managing foreign currency exchange risk are cross currency swaps. We have several outstanding issuances of medium-term notes that are denominated in foreign currencies. The notes are subject to translation risk, which represents the possibility that changes in the fair value of the foreign-denominated debt will occur based on movement of the underlying foreign currency spot rate. It is our practice to hedge against potential fair value changes caused by changes in foreign currency exchange rates and interest rates. The hedge converts the notes to a variable-rate functional currency-denominated debt, which is designated as a fair value hedge of foreign currency exchange risk.
We have used “pay fixed/receive variable” interest rate swaps as cash flow hedges to manage the interest rate risk associated with anticipated sales of certain commercial real estate loans. These swaps protected against a possible short-term decline in the value of the loans that could result from changes in interest rates between the time the loans were originated and the time they were sold. During the first quarter of 2009, these hedges were terminated. Therefore, we did not have any of these hedges outstanding at December 31, 2009.
Derivatives Not Designated in Hedge Relationships
On occasion, we enter into interest rate swap contracts to manage economic risks but do not designate the instruments in hedge relationships. We did not have any significant derivatives hedging risks on an economic basis at December 31, 2009.
Like other financial services institutions, we originate loans and extend credit, both of which expose us to credit risk. We actively manage our overall loan portfolio and the associated credit risk in a manner consistent with asset quality objectives. This process entails the use of credit derivatives — primarily credit default swaps — to mitigate our credit risk. Credit default swaps enable us to transfer to a third party a portion of the credit risk associated with a particular extension of credit, and to manage portfolio concentration and correlation risks. Occasionally, we also provide credit protection to other lenders through the sale of credit default swaps. In most instances, this objective is accomplished through the use of an investment-grade diversified dealer-traded basket of credit default swaps. These transactions may generate fee income, and diversify and reduce overall portfolio credit risk volatility. Although we use these instruments for risk management purposes, they are not treated as hedging instruments as defined by the applicable accounting guidance for derivatives and hedging.
We also enter into derivative contracts to meet customer needs and for proprietary purposes that consist of the following instruments:

♦	interest rate swap, cap, floor and futures contracts entered into generally to accommodate the needs of commercial loan clients;

♦	energy swap and options contracts and foreign exchange forward contracts entered into to accommodate the needs of clients;

♦	positions with third parties that are intended to offset or mitigate the interest rate or market risk related to client positions discussed above; and

♦	interest rate swaps and foreign exchange forward contracts used for proprietary trading purposes.
These contracts are not designated as part of hedge relationships.

Fair Values, Volume of Activity and Gain/Loss Information Related to Derivative Instruments
The following table summarizes the fair values of our derivative instruments on a gross basis as of December 31, 2009, and September 30, 2009. The volume of our derivative transaction activity during the fourth quarter of 2009 is represented by the change in the notional amounts of our gross derivatives by type from September 30, 2009, to December 31, 2009. The notional amounts are not affected by bilateral collateral and master netting agreements. Our derivative instruments are included in “derivative assets” or “derivative liabilities” on the balance sheet, as indicated in the following table:

	December 31, 2009			September 30, 2009
		Fair Value			Fair Value
	Notional	Derivative	Derivative	Notional	Derivative	Derivative
in millions	Amount	Assets	Liabilities	Amount	Assets	Liabilities

Derivatives designated as hedging instruments:
Interest rate	$18,259	$489	$9	$20,443	$600	$8
Foreign exchange	1,888	78	189	2,664	87	233

Total	20,147	567	198	23,107	687	241

Derivatives not designated as hedging instruments:
Interest rate	70,017	1,434	1,345	70,985	1,749	1,635
Foreign exchange	6,293	206	184	6,241	229	201
Energy and commodity	1,955	403	427	2,175	445	471
Credit	4,538	55	49	4,847	62	54
Equity	3	1	1	—	—	—

Total	82,806	2,099	2,006	84,248	2,485	2,361

Netting adjustments (a)	N/A	(1,572)	(1,192)	N/A	(1,887)	(1,417)

Total derivatives	$102,953	$1,094	$1,012	$107,355	$1,285	$1,185

(a)	Netting adjustments represent the amounts recorded to convert our derivative assets and liabilities from a gross basis to a net basis in accordance with the applicable accounting guidance related to the offsetting of certain derivative contracts on the balance sheet. The net basis takes into account the impact of master netting agreements that allow us to settle all derivative contracts with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral.
Fair value hedges. Instruments designated as fair value hedges are recorded at fair value and included in “derivative assets” or “derivative liabilities” on the balance sheet. The effective portion of a change in the fair value of a hedging instrument designated as a fair value hedge is recorded in earnings at the same time as a change in fair value of the hedged item, resulting in no effect on net income. The ineffective portion of a change in the fair value of such a hedging instrument is recorded in “other income” on the income statement with no corresponding offset. During 2009, we did not exclude any portion of these hedging instruments from the assessment of hedge effectiveness. While some ineffectiveness is present in our hedging relationships, all of our fair value hedges remained “highly effective” as of December 31, 2009.
The following table summarizes the pre-tax net gains (losses) on our fair value hedges for the year ended December 31, 2009, and where they are recorded on the income statement.

		Net Gains		Income Statement Location	Net Gains
Year ended December 31, 2009	Income Statement Location	(Losses)		of Net Gains (Losses) on Hedged	(Losses)
in millions	of Net Gains (Losses) on Derivative	on Derivative	Hedged Item	Item	on Hedged Item

Interest rate	Other income	$(505)	Long-term debt	Other income	$499	(a)
Interest rate	Interest expense — Long-term debt	228
Foreign exchange	Other income	41	Long-term debt	Other income	(43	) (a)
Foreign exchange	Interest expense — Long-term debt	18	Long-term debt	Interest expense — Long-term debt	(45	) (b)

Total		$(218)			$411

(a)	Net gains (losses) on hedged items represent the change in fair value caused by fluctuations in interest rates.

(b)	Net losses on hedged items represent the change in fair value caused by fluctuations in foreign currency exchange rates.
Cash flow hedges. Instruments designated as cash flow hedges are recorded at fair value and included in “derivative assets” or “derivative liabilities” on the balance sheet. The effective portion of a gain or loss on a cash flow hedge is initially recorded as a component of AOCI on the balance sheet and subsequently reclassified into income when the hedged transaction impacts earnings (e.g. when we pay variable-rate interest on debt, receive variable-rate interest on commercial loans or sell commercial real estate loans).

The ineffective portion of cash flow hedging transactions is included in “other income” on the income statement. During 2009, we did not exclude any portion of these hedging instruments from the assessment of hedge effectiveness. While some ineffectiveness is present in our hedging relationships, all of our cash flow hedges remained “highly effective” as of December 31, 2009.
The following table summarizes the pre-tax net gains (losses) on our cash flow hedges for the year ended December 31, 2009, and where they are recorded on the income statement. The table includes the effective portion of net gains (losses) recognized in OCI during the period, the effective portion of net gains (losses) reclassified from OCI into income during the current period and the portion of net gains (losses) recognized directly in income, representing the amount of hedge ineffectiveness.

Year ended December 31, 2009 in millions	Net Gains (Losses) Recognized in OCI (Effective Portion)	Income Statement Location of Net Gains (Losses) Reclassified From OCI Into Income (Effective Portion)	Net Gains (Losses) Reclassified From OCI Into Income (Effective Portion)	Income Statement Location of Net Gains (Losses) Recognized in Income (Ineffective Portion)	Net Gains (Losses) Recognized in Income (Ineffective Portion)
Interest rate	$180	Interest income — Loans	$426	Other income	$(1)
Interest rate	30	Interest expense — Long-term debt	(20)	Other income	1
Interest rate	4	Net gains (losses) from loan securitizations and sales	5	Other income	—

Total	$214		$411		—

The after-tax change in AOCI resulting from cash flow hedges is as follows:

			Reclassification
	December 31,	2009	of Gains to	December 31,
in millions	2008	Hedging Activity	Net Income	2009
Accumulated other comprehensive income resulting from cash flow hedges	$238	$134	$(258)	$114

Considering the interest rates, yield curves and notional amounts as of December 31, 2009, we would expect to reclassify an estimated $51 million of net losses on derivative instruments from AOCI to income during the next twelve months. The maximum length of time over which forecasted transactions are hedged is nineteen years.
Nonhedging instruments. Our derivatives that are not designated as hedging instruments are recorded at fair value in “derivative assets” and “derivative liabilities” on the balance sheet. Adjustments to the fair values of these instruments, as well as any premium paid or received, are included in “investment banking and capital markets income (loss)” on the income statement.
The following table summarizes the pre-tax net gains (losses) on our derivatives that are not designated as hedging instruments for the year ended December 31, 2009, and where they are recorded on the income statement.

Year ended December 31, 2009	Net Gains
in millions	(Losses) (a)
Interest rate	$22
Foreign exchange	48
Energy and commodity	6
Credit	(34)

Total	$42

(a)	Recorded in “investment banking and capital markets income (loss)” on the income statement.

Counterparty Credit Risk
Like other financial instruments, derivatives contain an element of credit risk. This risk is measured as the expected positive replacement value of the contracts. We use several means to mitigate and manage exposure to credit risk on derivative contracts. We generally enter into bilateral collateral and master netting agreements using standard forms published by ISDA. These agreements provide for the net settlement of all contracts with a single counterparty in the event of default. Additionally, we monitor credit counterparty risk exposure on each contract to determine appropriate limits on our total credit exposure across all product types. We review our collateral positions on a daily basis and exchange collateral with our counterparties in accordance with ISDA and other related agreements. We generally hold collateral in the form of cash and highly rated securities issued by the U.S. Treasury, government-sponsored enterprises or GNMA. The cash collateral netted against derivative assets on the balance sheet totaled $381 million at December 31, 2009, and $974 million at December 31, 2008. The cash collateral netted against derivative liabilities totaled less than $1 million at December 31, 2009, and $586 million at December 31, 2008.
At December 31, 2009, the largest gross exposure to an individual counterparty was $217 million, which was secured with $21 million in collateral. Additionally, we had a derivative liability of $331 million with this counterparty, whereby we pledged $164 million in collateral. After taking into account the effects of a master netting agreement and collateral, we had a net exposure of $29 million.
The following table summarizes the fair value of our derivative assets by type. These assets represent our gross exposure to potential loss after taking into account the effects of master netting agreements and other means used to mitigate risk.

December 31,
in millions	2009	2008

Interest rate	$1,147	$2,333
Foreign exchange	178	279
Energy and commodity	131	214
Credit	19	42
Equity	—	2

Derivative assets before cash collateral	1,475	2,870
Less: Related cash collateral	381	974

Total derivative assets	$1,094	$1,896

We enter into derivative transactions with two primary groups: broker-dealers and banks, and clients. Since these groups have different economic characteristics, we have different methods for managing counterparty credit exposure and credit risk.
We enter into transactions with broker-dealers and banks for various risk management purposes and proprietary trading purposes. These types of transactions generally are high dollar volume. We generally enter into bilateral collateral and master netting agreements with these counterparties. At December 31, 2009, after taking into account the effects of master netting agreements, we had gross exposure of $1 billion to broker-dealers and banks. We had net exposure of $250 million after the application of master netting agreements and cash collateral. Our net exposure to broker-dealers and banks at December 31, 2009, was reduced to $31 million by $219 million of additional collateral held in the form of securities.
We enter into transactions with clients to accommodate their business needs. These types of transactions generally are low dollar volume. We generally enter into master netting agreements with these counterparties. In addition, we mitigate our overall portfolio exposure and market risk by entering into offsetting positions with broker-dealers and other banks. Due to the smaller size and magnitude of the individual contracts with clients, collateral generally is not exchanged in connection with these derivative transactions. In order to address the risk of default associated with the uncollateralized contracts, we have established a default reserve (included in “derivative assets”) in the amount of $59 million at December 31, 2009, which we estimate to be the potential future losses on amounts due from client counterparties in the event of default. At December 31, 2009, after taking into account the effects of master netting agreements, we had gross exposure of $994 million to client counterparties. We had net exposure of $852 million on our derivatives with clients after the application of master netting agreements, cash collateral and the related reserve.
Credit Derivatives
We are both a buyer and seller of credit protection through the credit derivative market. We purchase credit derivatives to manage the credit risk associated with specific commercial lending and swap obligations. We also sell credit derivatives, mainly index credit default swaps, to diversify the concentration risk within our loan portfolio.
The following table summarizes the fair value of our credit derivatives purchased and sold by type as of December 31, 2009 and 2008. The fair value of credit derivatives presented below does not take into account the effects of bilateral collateral or master netting agreements.

December 31,	2009			2008
in millions	Purchased	Sold	Net	Purchased	Sold	Net

Single name credit default swaps	$5	$(3)	$2	$155	$(104)	$51
Traded credit default swap indices	2	—	2	34	(47)	(13)
Other	(1)	4	3	—	(8)	(8)

Total credit derivatives	$6	$1	$7	$189	$(159)	$30

Single name credit default swaps are bilateral contracts, whereby the seller agrees, for a premium, to provide protection against the credit risk of a reference entity in connection with a specific debt obligation. The protected credit risk is related to adverse credit events, such as bankruptcy, failure to make payments, and acceleration or restructuring of obligations specified in the credit derivative contract using standard documentation terms governed by ISDA. As the seller of a single name credit derivative, we would be required to pay the purchaser the difference between par value and the market price of the debt obligation (cash settlement) or receive the specified referenced asset in exchange for payment of the par value (physical settlement) if the underlying reference entity experiences a predefined credit event. For a single name credit derivative, the notional amount represents the maximum amount that a seller could be required to pay. In the event that physical settlement occurs and we receive our portion of the related debt obligation, we will join other creditors in the liquidation process, which may result in the recovery of a portion of the amount paid under the credit default swap contract. We also may purchase offsetting credit derivatives for the same reference entity from third parties that will permit us to recover the amount we pay should a credit event occur.
A traded credit default swap index represents a position on a basket or portfolio of reference entities. As a seller of protection on a credit default swap index, we would be required to pay the purchaser if one or more of the entities in the index had a credit event. For a credit default swap index, the notional amount represents the maximum amount that a seller could be required to pay. Upon a credit event, the amount payable is based on the percentage of the notional amount allocated to the specific defaulting entity.
The majority of transactions represented by the “other” category shown in the above table are risk participation agreements. In these transactions, the lead participant has a swap agreement with a customer. The lead participant (purchaser of protection) then enters into a risk participation agreement with a counterparty (seller of protection), under which the counterparty receives a fee to accept a portion of the lead participant’s credit risk. If the customer defaults on the swap contract, the counterparty to the risk participation agreement must reimburse the lead participant for the counterparty’s percentage of the positive fair value of the customer swap as of the default date. If the customer swap has a negative fair value, the counterparty has no reimbursement requirements. The notional amount represents the maximum amount that the seller could be required to pay. In the case of customer default, the seller is entitled to a pro rata share of the lead participant’s claims against the customer under the terms of the initial swap agreement between the lead participant and the customer.
The following table provides information on the types of credit derivatives sold by us and held on the balance sheet at December 31, 2009 and 2008. The payment/performance risk assessment is based on the default probabilities for the underlying reference entities’ debt obligations using the credit ratings matrix provided by Moody’s, specifically Moody’s “Idealized” Cumulative Default Rates, except as noted. The payment/performance risk shown in the table represents a weighted-average of the default probabilities for all reference entities in the respective portfolios. These default probabilities are directly correlated to the probability that we will have to make a payment under the credit derivative contracts.

December 31,	2009			2008
		Average	Payment /		Average	Payment /
	Notional	Term	Performance	Notional	Term	Performance
dollars in millions	Amount	(Years)	Risk	Amount	(Years)	Risk

Single name credit default swaps	$1,140	2.57	4.88%	$1,476	2.44	4.75%
Traded credit default swap indices	733	2.71	13.29	1,759	1.51	4.67
Other	44	1.94	5.41	59	1.50	Low	(a)

Total credit derivatives sold	$1,917	—	—	$3,294	—	—

(a)	At December 31, 2008, the other credit derivatives were not referenced to an entity’s debt obligation. We determined the payment/performance risk based on the probability that we could be required to pay the maximum amount under the credit derivatives. We have determined that the payment/performance risk associated with the other credit derivatives was low at December 31, 2008 (i.e., less than or equal to 30% probability of payment).
Credit Risk Contingent Features
We have entered into certain derivative contracts that require us to post collateral to the counterparties when these contracts are in a net liability position. The amount of collateral to be posted is based on the amount of the net liability and thresholds generally related to our long-term senior unsecured credit ratings with Moody’s and S&P. Collateral requirements are also based on minimum transfer amounts, which are specific to each Credit Support Annex (a component of the ISDA Master Agreement) that we have signed with the counterparties. In a limited number of instances, counterparties also have the right to terminate their ISDA Master Agreements with us if our ratings fall below a certain level, usually investment-grade level (i.e., “Baa3” for Moody’s and “BBB-” for S&P). At December 31, 2009, KeyBank’s ratings with Moody’s and S&P were “A2” and “A-,” respectively, and KeyCorp’s ratings with Moody’s and S&P were “Baa1” and “BBB+,” respectively. If there were a downgrade of our ratings, we could be required to post additional collateral under those ISDA Master Agreements where we are in a net liability position. As of December 31, 2009, the aggregate fair value of all derivative contracts with credit risk contingent features (i.e., those containing collateral posting or termination provisions based on our ratings) that were in a net liability position totaled $845 million, which includes $639 million in derivative assets and $1.5 billion in derivative liabilities. We had $860 million in cash and securities collateral posted to cover those positions as of December 31, 2009.
The following table summarizes the additional cash and securities collateral that KeyBank would have been required to deliver had the credit risk contingent features been triggered for the derivative contracts in a net liability position as of December 31, 2009. The additional collateral amounts were calculated based on scenarios under which KeyBank’s ratings are downgraded one, two or three ratings as of December 31, 2009, and take into account all collateral already posted. At December 31, 2009, KeyCorp did not have any derivatives in a net liability position that contained credit risk contingent features.

December 31, 2009
in millions	Moody’s	S&P

KeyBank’s long-term senior unsecured credit ratings	A2	A-

One rating downgrade	$34	$22
Two rating downgrades	56	31
Three rating downgrades	65	36

If KeyBank’s ratings had been downgraded below investment grade as of December 31, 2009, payments of up to $74 million would have been required to either terminate the contracts or post additional collateral for those contracts in a net liability position, taking into account all collateral already posted. To be downgraded below investment grade, KeyBank’s long-term senior unsecured credit rating would need to be downgraded five ratings by Moody’s and four ratings by S&P.
On February 17, 2010, Moody’s downgraded its ratings of KeyCorp’s capital securities from Baa2 to Baa3 and on KeyCorp’s Series A Preferred Stock from Baa3 to Ba1. At the time we filed this report on March 1, 2010, no other ratings had changed since December 31, 2009.
21. Fair Value Measurements
Fair Value Determination
As defined in the applicable accounting guidance for fair value measurements and disclosures, fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants in our principal market. We have established and documented our process for determining the fair values of our assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, we determine the fair value of our assets and liabilities using valuation models or third-party pricing services. Both of these approaches rely on market-based parameters when available, such as interest rate yield curves, option volatilities and credit spreads, or unobservable inputs. Unobservable inputs may be based on our judgment, assumptions and estimates related to credit quality, liquidity, interest rates and other relevant inputs.
Valuation adjustments, such as those pertaining to counterparty and our own credit quality and liquidity, may be necessary to ensure that assets and liabilities are recorded at fair value. Credit valuation adjustments are made when market pricing is not indicative of the counterparty’s credit quality.
When we are unable to observe recent market transactions for identical or similar instruments, we make liquidity valuation adjustments to the fair value to reflect the uncertainty in the pricing and trading of the instrument. Liquidity valuation adjustments are based on the following factors:
♦	the amount of time since the last relevant valuation;

♦	whether there is an actual trade or relevant external quote available at the measurement date; and

♦	volatility associated with the primary pricing components.
We ensure that our fair value measurements are accurate and appropriate by relying upon various controls, including:
♦	an independent review and approval of valuation models;

♦	a detailed review of profit and loss conducted on a regular basis; and

♦	a validation of valuation model components against benchmark data and similar products, where possible.
We review any changes to valuation methodologies to ensure they are appropriate and justified, and refine valuation methodologies as more market-based data becomes available.
Additional information regarding our accounting policies for the determination of fair value is provided in Note 1 (“Summary of Significant Accounting Policies”) under the heading “Fair Value Measurements.”
Qualitative Disclosures of Valuation Techniques
Loans. Loans recorded as trading account assets are valued using an internal cash flow model because the market in which these assets typically trade is not active. The most significant inputs to our internal model are actual and projected financial results for the individual borrowers. Accordingly, these loans are classified as Level 3 assets. As of December 31, 2009, there were two loans that were actively traded. The loans were valued based on market spreads for identical assets. These two loans are classified as Level 2 since the fair value recorded is based on observable market data.
Securities (trading and available for sale). Securities are classified as Level 1 when quoted market prices are available in an active market for those identical securities. Level 1 instruments include exchange-traded equity securities. If quoted prices for identical securities are not available, we determine fair value using pricing models or quoted prices of similar securities. These instruments, classified as Level 2 assets, include municipal bonds and other bonds backed by the U.S. government, corporate bonds, certain mortgage-backed securities, securities issued by the U.S. Treasury and certain agency and corporate collateralized mortgage obligations. Inputs to the pricing models include actual trade data (i.e., spreads, credit ratings and interest rates) for comparable assets, spread tables, matrices, high-grade scales, option-adjusted spreads and standard inputs, such as yields, broker/dealer quotes, bids and offers. Where there is limited activity in the market for a particular instrument, we use internal models based on certain assumptions to determine fair value. Such instruments, classified as Level 3 assets, include certain commercial mortgage-backed securities and certain commercial paper. Inputs for the Level 3 internal models include expected cash flows from the underlying loans, which take into account expected default and recovery percentages, market research, and discount rates commensurate with current market conditions.
Private equity and mezzanine investments. Private equity and mezzanine investments consist of investments in debt and equity securities through our Real Estate Capital line of business. They include direct investments made directly in a property, as well as indirect investments made in funds that include other investors for the purpose of investing in properties. There is not an active market in which to value these investments. The direct investments are initially valued based upon the transaction price. The carrying amount is then adjusted based upon the estimated future cash flows associated with the investments. Inputs used in determining future cash flows include the cost of build-out, future selling prices, current market outlook and operating performance of the particular investment. The indirect investments are valued using a methodology that is consistent with the new accounting guidance that allows us to use statements from the investment manager to calculate net asset value per share. A primary input used in estimating fair value is the most recent value of the capital accounts as reported by the general partners of the investee funds. Private equity and mezzanine investments are classified as Level 3 assets since our judgment impacts determination of fair value.
Within the private equity and mezzanine investments, we have investments in real estate private equity funds. The main purpose of these funds is to acquire a portfolio of real estate investments that provides attractive risk adjusted returns and current income for investors. Certain of these investments do not have readily determinable fair values and represent our ownership interest in an entity that follows measurement principles under investment company accounting. The following table presents the fair values of the funds and the unfunded commitments for the funds at December 31, 2009.

December 31, 2009		Unfunded
in millions	Fair Value	Commitments

INVESTMENT TYPE
Passive funds (a)	$15	$7
Co-managed funds (b)	16	22

Total	$31	$29

(a)	We invest in passive funds, which are multi-investor private equity funds. These investments can never be redeemed. Instead, distributions are received through the liquidation of the underlying investments in the funds. Some funds have no restrictions on sale, while others require investors to remain in the fund until maturity. The funds will be liquidated over a period of two to seven years.

(b)	We are a manager or co-manager of these funds. These investments can never be redeemed. Instead, distributions are received through the liquidation of the underlying investments in the funds. In addition, we receive management fees. A sale or transfer of our interest in the funds can only occur through written consent of a majority of the fund’s investors. In one instance, the other co-manager of the fund must consent to the sale or transfer of our interest in the fund. The funds will mature over a period of five to eight years.

Principal investments. Principal investments consist of investments in equity and debt instruments made by our principal investing entities. They include direct investments (investments made in a particular company), as well as indirect investments (investments made through funds that include other investors) in predominantly privately held companies and funds. When quoted prices are available in an active market for the identical investment, the quoted prices are used in the valuation process, and the related investments are classified as Level 1 assets. However, in most cases, quoted market prices are not available for the identical investment, and we must rely upon other sources and inputs, such as market multiples; historical and forecast earnings before interest, taxation, depreciation and amortization; net debt levels; and investment risk ratings to perform the valuations of the direct investments. The indirect investments include primary and secondary investments in private equity funds engaged mainly in venture- and growth-oriented investing and do not have readily determinable fair values. The indirect investments are valued using a methodology that is consistent with new accounting guidance that allows us to estimate fair value using net asset value per share (or its equivalent, such as member units or an ownership interest in partners’ capital to which a proportionate share of net assets is attributed). A primary input used in estimating fair value is the most recent value of the capital accounts as reported by the general partners of the investee funds. These investments are classified as Level 3 assets since our assumptions impact the overall determination of fair value. The following table presents the fair values of the indirect funds and the unfunded commitments for the indirect funds at December 31, 2009.

December 31, 2009		Unfunded
in millions	Fair Value	Commitments

INVESTMENT TYPE
Private equity funds (a)	$481	$245
Hedge funds (b)	11	—

Total	$492	$245

(a)	Consists of buyout, venture capital and fund of funds. These investments can never be redeemed with the investee funds. Instead, distributions are received through the liquidation of the underlying investments of the fund. These investments cannot be sold without the approval of the general partners of the investee funds. We estimate that the underlying investments of the funds will be liquidated over a period of one to ten years.

(b)	Consists of investee funds invested in long and short positions of “stressed and distressed” fixed income-oriented securities with the goal of producing attractive risk-adjusted returns. The investments can be redeemed quarterly with 45 days’ notice. However, the general partners may impose quarterly redemption limits that may delay receipt of requested redemptions.
Derivatives. Exchange-traded derivatives are valued using quoted prices and, therefore, are classified as Level 1 instruments. However, only a few types of derivatives are exchange-traded, so the majority of our derivative positions are valued using internally developed models based on market convention that use observable market inputs, such as interest rate curves, yield curves, the LIBOR discount rates and curves, index pricing curves, foreign currency curves and volatility curves. These derivative contracts, which are classified as Level 2 instruments, include interest rate swaps, certain options, cross currency swaps and credit default swaps. In addition, we have a few customized derivative instruments and risk participations that are classified as Level 3 instruments. These derivative positions are valued using internally developed models. Inputs to the models consist of available market data, such as bond spreads and asset values, as well as our assumptions, such as loss probabilities and proxy prices.
Market convention implies a credit rating of “AA” equivalent in the pricing of derivative contracts, which assumes all counterparties have the same creditworthiness. In order to reflect the actual exposure on our derivative contracts related to both counterparty and our own creditworthiness, we record a fair value adjustment in the form of a default reserve. The credit component is valued on a counterparty-by-counterparty basis based on the probability of default, and considers master netting and cash collateral agreements. The default reserve is considered to be a Level 3 input.

Other assets and liabilities. The value of our repurchase and reverse repurchase agreements, trade date receivables and payables, and short positions is driven by the valuation of the underlying securities. The underlying securities may include equity securities, which are valued using quoted market prices in an active market for identical securities, resulting in a Level 1 classification. If quoted prices for identical securities are not available, fair value is determined by using pricing models or quoted prices of similar securities, resulting in a Level 2 classification. Inputs include spreads, credit ratings and interest rates for the interest rate-driven products. Inputs include actual trade data for comparable assets, and bids and offers for the credit-driven products. Credit-driven securities include corporate bonds and mortgage-backed securities, while interest rate-driven securities include government bonds, U.S. Treasury bonds and other products backed by the U.S. government.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Certain assets and liabilities are measured at fair value on a recurring basis in accordance with GAAP. These assets and liabilities are measured at fair value on a regular basis. The following table presents our assets and liabilities measured at fair value on a recurring basis.

December 31, 2009				Netting
in millions	Level 1	Level 2	Level 3	Adjustments(a)	Total

ASSETS MEASURED ON A RECURRING BASIS
Short term investments	—	$285	—	—	$285
Trading account assets:
U.S. Treasury, agencies and corporations	—	10	—	—	10
Other mortgage-backed securities	—	—	$29	—	29
Other securities	$100	624	423	—	1,147

Total trading account securities	100	634	452	—	1,186
Other trading account assets	—	4	19	—	23

Total trading account assets	100	638	471	—	1,209
Securities available for sale:
U.S. Treasury, agencies and corporations	—	8	—	—	8
States and political subdivisions	—	83	—	—	83
Collateralized mortgage obligations	—	15,006	—	—	15,006
Other mortgage-backed securities	—	1,428	—	—	1,428
Other securities	102	14	—	—	116

Total securities available for sale	102	16,539	—	—	16,641
Other investments	—	—	1,092	—	1,092
Derivative assets	140	2,416	110	$(1,572)	1,094
Accrued income and other assets	8	38	—	—	46

Total assets on a recurring basis at fair value	$350	$19,916	$1,673	$(1,572)	$20,367

LIABILITIES MEASURED ON A RECURRING BASIS
Federal funds purchased and securities sold under repurchase agreements	—	$449	—	—	$449
Bank notes and other short-term borrowings	$1	276	—	—	277
Derivative liabilities	123	2,079	$2	$(1,192)	1,012
Accrued expense and other liabilities	—	21	—	—	21

Total liabilities on a recurring basis at fair value	$124	$2,825	$2	$(1,192)	$1,759

(a)	Netting adjustments represent the amounts recorded to convert our derivative assets and liabilities from a gross basis to a net basis in accordance with the applicable accounting guidance related to the offsetting of certain derivative contracts on the balance sheet. The net basis takes into account the impact of master netting agreements that allow us to settle all derivative contracts with a single counterparty on a net basis and to offset the net derivative position with the related cash collateral.
Changes in Level 3 Fair Value Measurements
The following table shows the change in the fair values of our Level 3 financial instruments for the year ended December 31, 2009. We mitigate the credit risk, interest rate risk and risk of loss related to many of these Level 3 instruments through the use of securities and derivative positions classified as Level 1 or Level 2. Level 1 or Level 2 instruments are not included in the following table. Therefore, the gains or losses shown do not include the impact of our risk management activities.

	Trading Account Assets
	Other				Other
	Mortgage-				Trading
	Backed		Other		Account		Other		Derivative
in millions	Securities		Securities		Assets		Investments		Instruments	(a)
Balance at December 31, 2008	$67		$758		$31		$1,134		$15
Losses included in earnings	(38	) (b)	(2	) (b)	(1	) (b)	(115	) (c)	(12	) (b)
Purchases, sales, issuances and settlements	—		(333)		(7)		73		18
Net transfers in (out) Level 3	—		—		(4)		—		87

Balance at December 31, 2009	$29		$423		$19		$1,092		$108

Unrealized losses included in earnings	$(37	) (b)	$(2	) (b)	$(1	) (b)	$(87	) (c)	$(1	) (b)

(a)	Amount represents Level 3 derivative assets less Level 3 derivative liabilities.

(b)	Realized and unrealized gains and losses on trading account assets and derivative instruments are reported in “investment banking and capital markets income (loss)” on the income statement.

(c)	Other investments consist of principal investments and private equity and mezzanine investments. Realized and unrealized gains and losses on principal investments are reported in “net gains (losses) from principal investments” on the income statement. Realized and unrealized gains and losses on private equity and mezzanine investments are reported in “investment banking and capital markets income (loss)” on the income statement.
Assets Measured at Fair Value on a Nonrecurring Basis
Certain assets and liabilities are measured at fair value on a nonrecurring basis in accordance with GAAP. The adjustments to fair value generally result from the application of accounting guidance that requires assets and liabilities to be recorded at the lower of cost or fair value, or assessed for impairment. The following table presents our assets measured at fair value on a nonrecurring basis at December 31, 2009.

December 31, 2009
in millions	Level 1	Level 2	Level 3	Total
ASSETS MEASURED ON A NONRECURRING BASIS
Impaired loans	—	$3	$679	$682
Loans held for sale (a)	—	—	85	85
Operating lease assets	—	—	9	9
Goodwill and other intangible assets	—	—	—	—
Accrued income and other assets	—	36	118	154

Total assets on a nonrecurring basis at fair value	—	$39	$891	$930

(a)	During the fourth quarter of 2009, we transferred $82 million of commercial and consumer loans from held-for-sale status to the held-to-maturity portfolio at their current fair value.
We typically adjust the carrying amount of our impaired loans when there is evidence of probable loss and the expected fair value of the loan is less than its contractual amount. The amount of the impairment may be determined based on the estimated present value of future cash flows, the fair value of the underlying collateral or the loan’s observable market price. Cash flow analysis considers internally developed inputs, such as discount rates, default rates, costs of foreclosure and changes in real estate values. The fair value of the collateral, which may take the form of real estate or personal property, is based on internal estimates, field observations and assessments provided by third-party appraisers. Impaired loans with a specifically allocated allowance based on cash flow analysis or the underlying collateral are classified as Level 3 assets, while those with a specifically allocated allowance based on an observable market price that reflects recent sale transactions for similar loans and collateral are classified as Level 2. Current market conditions, including credit risk profiles and decreased real estate values, impacted the inputs used in our internal valuation analysis, resulting in write-downs of these assets.
Through a quarterly analysis of our commercial loan and lease portfolios held for sale, we determined that certain adjustments were necessary to record the portfolios at the lower of cost or fair value in accordance with GAAP. After adjustments, these loans and leases totaled $94 million at December 31, 2009. Current market conditions, including credit risk profiles, liquidity and decreased real estate values, impacted the inputs used in our internal models and other valuation methodologies, resulting in write-downs of these assets.

The valuations of performing commercial mortgage and construction loans are conducted using internal models that rely on market data from sales or nonbinding bids on similar assets, including credit spreads, treasury rates, interest rate curves and risk profiles, as well as our own assumptions about the exit market for the loans and details about individual loans within the respective portfolios. Therefore, we have classified these loans as Level 3 assets. The inputs related to our assumptions and other internal loan data include changes in real estate values, costs of foreclosure, prepayment rates, default rates and discount rates.
The valuations of nonperforming commercial mortgage and construction loans are based on current agreements to sell the loans or approved discounted payoffs. If a negotiated value is not available, third party appraisals, adjusted for current market conditions, are used. Since valuations are based on unobservable data, these loans have been classified as Level 3 assets.
The valuation of commercial finance and operating leases is performed using an internal model that relies on market data, such as swap rates and bond ratings, as well as our own assumptions about the exit market for the leases and details about the individual leases in the portfolio. These leases have been classified as Level 3 assets. The inputs related to our assumptions include changes in the value of leased items and internal credit ratings. In addition, commercial leases may be valued using nonbinding bids when they are available and current. The leases valued under this methodology are classified as Level 2 assets.
On a quarterly basis, we review impairment indicators to determine whether we need to evaluate the carrying amount of the goodwill and other intangible assets assigned to our Community Banking and National Banking units. We also perform an annual impairment test for goodwill. Fair value of our reporting units is determined using both an income approach (discounted cash flow method) and a market approach (using publicly traded company and recent transactions data), which are weighted equally. Inputs used include market available data, such as industry, historical and expected growth rates and peer valuations, as well as internally driven inputs, such as forecasted earnings and market participant insights. Since this valuation relies on a significant number of unobservable inputs, we have classified these assets as Level 3. During the first quarter of 2009, we wrote off all of the goodwill that had been assigned to the National Banking unit. For additional information on the results of goodwill impairment testing, see Note 11 (“Goodwill and Other Intangible Assets”).
The fair value of other intangible assets is calculated using a cash flow approach. While the calculation to test for recoverability uses a number of assumptions that are based on current market conditions, the calculation is based primarily on unobservable assumptions; therefore the assets are classified as Level 3. Inputs are dependent on the type of intangible being valued, and include such items as attrition rates, types of customers, revenue streams, prepayment rates, refinancing probabilities and credit defaults. For additional information on the results of other intangible assets impairment testing, see Note 11.
OREO and other repossessed properties are valued based on inputs such as appraisals and third-party price opinions, less estimated selling costs. Therefore, we have classified these assets as Level 3. OREO and other repossessed properties are classified as Level 2 if we receive binding purchase agreements to sell these properties. Returned lease inventory is valued based on market data for similar assets and is classified as Level 2. Assets that are acquired through, or in lieu of, loan foreclosures are recorded as held for sale initially at the lower of the loan balance or fair value upon the date of foreclosure. After foreclosure, valuations are updated periodically, and current market conditions may require the assets to be marked down further to a new cost basis.

Fair Value Disclosures of Financial Instruments
The carrying amount and fair value of our financial instruments at December 31, 2009 and 2008, are shown in the following table.

December 31,	2009		2008
	Carrying	Fair	Carrying	Fair
in millions	Amount	Value	Amount	Value
ASSETS
Cash and short-term investments (a)	$2,214	$2,214	$6,466	$6,466
Trading account assets (e)	1,209	1,209	1,280	1,280
Securities available for sale (e)	16,434	16,641	8,055	8,246
Held-to-maturity securities (b)	24	24	25	25
Other investments (e)	1,488	1,488	1,526	1,526
Loans, net of allowance (c)	56,236	49,136	71,206	63,081
Loans held for sale (e)	443	443	626	626
Mortgage servicing assets (d)	221	334	242	406
Derivative assets (e)	1,094	1,094	1,896	1,896

LIABILITIES
Deposits with no stated maturity (a)	$40,563	$40,563	$37,255	$37,255
Time deposits (d)	25,008	25,908	27,872	28,528
Short-term borrowings (a)	2,082	2,082	10,034	10,034
Long-term debt (d)	11,558	10,761	14,995	12,859
Derivative liabilities (e)	1,012	1,012	1,032	1,032

Valuation Methods and Assumptions

(a)	Fair value equals or approximates carrying amount. The fair value of deposits with no stated maturity does not take into consideration the value ascribed to core deposit intangibles.

(b)	Fair values of held-to-maturity securities are determined through the use of models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, interest rate spreads on relevant benchmark securities and certain prepayment assumptions. We review the valuations derived from the models for reasonableness to ensure they are consistent with the values placed on similar securities traded in the secondary markets.

(c)	The fair value of the loans is based on the present value of the expected cash flows. The projected cash flows are based on the contractual terms of the loans, adjusted for prepayments and use of a discount rate based on the relative risk of the cash flows, taking into account the loan type, maturity of the loan, liquidity risk, servicing costs, and a required return on debt and capital. In addition, an incremental liquidity discount was applied to certain loans using historical sales of loans during periods of similar economic conditions as a benchmark. The fair value of loans includes lease financing receivables at their aggregate carrying amount, which is equivalent to their fair value.

(d)	Fair values of servicing assets, time deposits and long-term debt are based on discounted cash flows utilizing relevant market inputs.

(e)	Information pertaining to our methodology for measuring the fair values of these assets and liabilities is included in the section entitled “Qualitative Disclosures of Valuation Techniques” and “Assets Measured at Fair Value on a Nonrecurring Basis” in this note.
Excluded from the table above are loans, net of allowance, and loans held for sale related to the discontinued operations of the education lending business. Loans, net of allowance, related to the discontinued operations of the education lending business had a carrying amount of $3.4 billion ($2.5 billion fair value) at December 31, 2009, and $3.5 billion ($2.8 billion fair value) at December 31, 2008. At December 31, 2009 and 2008, loans held for sale related to our discontinued education lending business had carrying amounts of $434 million and $401 million, respectively. Their fair values were identical to their carrying amounts.
Residential real estate mortgage loans with carrying amounts of $1.8 billion at December 31, 2009, and $1.9 billion at December 31, 2008, are included in the amount shown for “Loans, net of allowance” in the above table.
For financial instruments with a remaining average life to maturity of less than six months, carrying amounts were used as an approximation of fair values.

We use valuation methods based on exit market prices in accordance with the applicable accounting guidance for fair value measurements. We determine fair value based on assumptions pertaining to the factors a market participant would consider in valuing the asset. If we were to use different assumptions, the fair values shown in the preceding table could change significantly. Also, because the applicable accounting guidance for financial instruments excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, the fair value amounts shown in the table above do not, by themselves, represent the underlying value of our company as a whole.
22. Condensed Financial Information of the Parent Company
Condensed Balance Sheets

December 31,
in millions	2009	2008

ASSETS
Interest-bearing deposits	$3,460	$4,756
Loans and advances to nonbank subsidiaries	1,763	1,934
Investment in subsidiaries:
Banks	8,580	8,654
Nonbank subsidiaries	650	691

Total investment in subsidiaries	9,230	9,345
Accrued income and other assets	897	1,043

Total assets	$15,350	$17,078

LIABILITIES
Accrued expense and other liabilities	$613	$786
Long-term debt due to:
Subsidiaries	1,907	3,084
Unaffiliated companies	2,167	2,728

Total long-term debt	4,074	5,812

Total liabilities	4,687	6,598
SHAREHOLDERS’ EQUITY (a)	10,663	10,480

Total liabilities and shareholders’ equity	$15,350	$17,078

(a)	See Key’s Consolidated Statements of Changes in Equity.

Condensed Statements of Income

Year ended December 31,
in millions	2009	2008	2007

INCOME
Dividends from subsidiaries:
Banks	—	—	$500
Nonbank subsidiaries	$1	—	488
Interest income from subsidiaries	114	$112	162
Other income	89	17	15

Total income	204	129	1,165

EXPENSE
Interest on long-term debt with subsidiary trusts	77	120	114
Interest on other borrowed funds	67	81	129
Personnel and other expense	172	302	86

Total expense	316	503	329

Income (loss) before income taxes and equity in net income (loss) less dividends from subsidiaries	(112)	(374)	836
Income tax benefit	38	84	59

Income (loss) before equity in net income (loss) less dividends from subsidiaries	(74)	(290)	895
Equity in net income (loss) less dividends from subsidiaries (a)	(1,237)	(1,170)	56

NET INCOME (LOSS)	(1,311)	(1,460)	951
Less: Net income attributable to noncontrolling interests	24	8	32

NET INCOME (LOSS) ATTRIBUTABLE TO KEY	$(1,335)	$(1,468)	$919

(a)	Includes results of discontinued operations described in Note 3 (“Acquisitions and Divestitures”).

Condensed Statements of Cash Flows

Year ended December 31,
in millions	2009	2008	2007

OPERATING ACTIVITIES
Net income (loss)	$(1,335)	$(1,468)	$919
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain related to exchange of common shares for capital securities	(78)	—	—
Deferred income taxes	11	(5)	(9)
Equity in net (income) loss less dividends from subsidiaries (a)	1,237	1,170	(56)
Net increase in other assets	(96)	(382)	(148)
Net increase (decrease) in other liabilities	(274)	651	(72)
Other operating activities, net	157	370	38

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(378)	336	672
INVESTING ACTIVITIES
Net (increase) decrease in interest-bearing deposits	1,303	(3,985)	1,698
Purchases of securities available for sale	(18)	(23)	(15)
Cash used in acquisitions	—	(194)	—
Proceeds from sales, prepayments and maturities of securities available for sale	20	26	15
Net (increase) decrease in loans and advances to subsidiaries	69	65	(219)
Increase in investments in subsidiaries	(1,200)	(1,600)	(100)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	174	(5,711)	1,379
FINANCING ACTIVITIES
Net increase (decrease) in short-term borrowings	—	(112)	29
Net proceeds from issuance of long-term debt	436	1,990	—
Payments on long-term debt	(1,000)	(250)	(1,040)
Purchases of treasury shares	—	—	(595)
Net proceeds from the issuance of common shares and preferred stock	986	4,101	—
Net proceeds from the issuance of common stock warrant	—	87	—
Net proceeds from the reissuance of common shares	—	6	112
Tax benefits over (under) recognized compensation cost for stock-based awards	(5)	(2)	13
Cash dividends paid	(213)	(445)	(570)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	204	5,375	(2,051)

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS	—	—	—
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR	—	—	—

CASH AND DUE FROM BANKS AT END OF YEAR	—	—	—

(a)	Includes results of discontinued operations described in Note 3.
KeyCorp paid interest on borrowed funds totaling $167 million in 2009, $198 million in 2008 and $255 million in 2007.